Form 10-K405, Exhibit 13
period 1995-12-31
INDEPENDENT BANK CORP /MI/
filed 1996-03-28
CIK 39311

                                                                    EXHIBIT 13

                      INDEPENDENT BANK CORPORATION - 1995

                                    APPENDIX





            Independent Bank Corporation is a bank holding company with total assets of $590 million and a market capitalization of approximately $72 million. Its four subsidiary banks principally serve rural and suburban communities located across Michigan's lower peninsula.

            The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in the Banks' management while providing financial incentives to align the interests of such managers with those of its shareholders.

            To support the Banks' service and sales efforts, while providing the internal controls that are consistent with its decentralized structure, the Company has centralized common operations and provides administrative and operational services to the Banks.





                CONTENTS

                Management's Discussion and Analysis.........   A-2

                Selected Consolidated Financial Data.........  A-10

                Consolidated Financial Statements............  A-11

                Notes to Consolidated Financial Statements...  A-15

                Independent Auditor's Report.................  A-27

                Quarterly Data...............................  A-28

                Shareholder Information......................  A-29

                Executive Officers & Directors...............  A-29

                      INDEPENDENT BANK CORPORATION - 1995

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

     This section presents additional information to assess the financial condition and results of operations of the Company and the Banks. This section should be read in conjunction with the consolidated financial statements and supplemental financial data contained in this appendix.

                             RESULTS OF OPERATIONS

SUMMARY OF RESULTS

     Net income totaled $6,810,000 in 1995 and represents the Company's twelfth consecutive increase in annual earnings. The 12.9% increase in net income reflects an increase in net interest income that resulted from the successful implementation of the Banks' balance sheet leverage strategy. (See "Capital resources" on page A-8.)

     As a result of the Banks' ability to generate quality loans as well as the continued use of disciplined funding strategies, average earning assets and net interest income increased by 15.1% and 11.3%, respectively. The 21.4% increase in non-interest income also contributed to the increase in net income. The increases in such revenues were, however, partially offset by increases in non-interest expense and the provision for loan losses.

     The Company's net income in 1994 totaled $6,031,000. The 7.6% increase from $5,606,000 in 1993 is the result of a $3,170,000 increase in net interest income that was partially offset by an increase in non-interest expense as well as a decline in non-interest income.

KEY PERFORMANCE RATIOS
                                      YEAR ENDED DECEMBER 31,
                                      1995      1994      1993
------------------------------------------------------------------
             Net income to
               Average equity..........  15.59%    15.22%    15.21%
               Average assets..........   1.25      1.25      1.33
             Income per common share...  $2.50     $2.19     $2.05

     Net income was equal to 15.59% of average shareholders' equity in 1995 compared to 15.22% and 15.21% in 1994 and 1993, respectively. The increase in the Company's return on average equity, relative to its return on average assets reflects Management's efforts to profitably maintain or enhance financial leverage. The Company's leverage ratio, its average assets divided by its average shareholders' equity, increased to 12.44 in 1995 compared to 12.16 and 11.47 in 1994 and 1993, respectively.


NET INTEREST INCOME

     Tax equivalent net interest income increased by 10.7% to $29,008,000 in 1995 and by 14.1% to $26,205,000 in 1994. Such increases reflect the increase in average earning assets. Average earning assets increased by 15.1% to $513.4 million in 1995 and by 13.6% to $446.0 million in 1994.

     The implementation of the Banks' balance sheet leverage strategy accounts for approximately 90% of the $67,406,000 increase in average earning assets during 1995. A year earlier, the acquisitions of American Home Bank and Pioneer Bank, effective September 30, 1993, ("The 1993 Acquisitions") accounted for approximately 70% of the $53,528,000 increase in average earning assets.

     Tax equivalent net interest income was equal to 5.65% of average earning assets in 1995 compared to 5.88% and 5.85% in 1994 and 1993. The 23 basis point decline during 1995 generally reflects the average cost of other borrowings utilized to fund the implementation of the Banks' balance sheet leverage strategy. (See "Asset/liability management" on page A-8.) Management estimates, however, that the use of such non-deposit funds to support the increase in average loans contributed as much as $1,750,000 to tax equivalent net interest income. Accordingly, the Bank's balance sheet leverage strategy is consistent with Management's goal to profitably deploy capital.

                      INDEPENDENT BANK CORPORATION - 1995


                                                     1995                        1994                          1993
AVERAGE                                   ------------------------------------------------------------------------------------
BALANCES AND TAX                          AVERAGE             YIELD/  AVERAGE              YIELD/   AVERAGE             YIELD/
EQUIVALENT RATES                          BALANCE   INTEREST   COST   BALANCE   INTEREST    COST    BALANCE   INTEREST   COST
-------------------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
ASSETS
 Loans-all domestic(1,2)..............    $382,644   $37,654    9.84% $294,968   $28,936      9.81% $259,334   $26,001   10.03%
 Taxable securities...................      93,064     5,919    6.36   108,905     6,537      6.00    88,869     5,976    6.73
 Tax-exempt securities(2)..............     31,516     2,914    9.25    29,763     2,857      9.60    28,881     2,761    9.56
 Other investments.....................      6,153       421    6.84    12,335       460      3.73    15,359       535    3.48
                                          --------   -------         ---------  --------           ---------  --------
    Interest earning assets.............   513,377    46,908    9.14   445,971    38,790      8.70   392,443    35,273    8.99
                                                     -------                    --------                      --------
 Cash and due from banks...............     16,091                      14,359                        13,996
 Other assets, net.....................     14,115                      21,491                        16,226
                                          --------                   ---------                     ---------
    Total assets......................    $543,583                    $481,821                      $422,665
                                          ========                   =========                     =========
LIABILITIES
  Savings and NOW.....................    $217,721     5,515    2.53  $213,590     4,819      2.26  $185,419     4,887    2.64
  Time deposits.......................     141,292     6,955    4.92   150,036     6,273      4.18   150,536     7,140    4.74
  Long-term debt......................                                   2,195       120      5.47       525        28    5.33
  Other borrowings....................      89,048     5,430    6.10    28,481     1,373      4.82     8,010       250    3.12
                                          --------   -------         ---------  --------           ---------  --------
    Interest bearing
     liabilities......................     448,061    17,900    4.00   394,302    12,585      3.19   344,490    12,305    3.57
                                                     -------                    --------                      --------
  Demand deposits.....................      46,539                      41,910                        37,426
  Other liabilities...................       5,296                       5,989                         3,900
  Shareholders' equity................      43,687                      39,620                        36,849
                                          --------                   ---------                     ---------
    Total liabilities and
      shareholders' equity............    $543,583                    $481,821                      $422,665
                                          ========                   =========                     =========

     Net interest income..............               $29,008                     $26,205                       $22,968
                                                     =======                    ========                      ========

     Net interest income
      as a percent of
      earning assets..................                          5.65%                         5.88%                       5.85%
                                                                ====                          ====                        ====


(1) Interest on loans includes net origination fees totaling $2,702,000, $2,590,000 and $2,214,000 in 1995, 1994 and 1993, respectively.

(2) Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 34% for each of the three years. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.


CHANGE IN TAX EQUIVALENT                       1995 COMPARED TO 1994       1994 COMPARED TO 1993
NET INTEREST INCOME                          VOLUME     RATE      NET    VOLUME    RATE      NET
--------------------------------------------------------------------------------------------------
                                                                (in thousands)
Increase (decrease) in interest income(1)
  Loans-all domestic.......................   $8,627       $91   $8,718   $3,506   $(571)   $2,935
  Taxable securities.......................     (991)      373     (618)   1,255    (694)      561
  Tax-exempt securities(2).................      165      (108)      57       85      11        96
  Other investments........................     (303)      264      (39)    (111)     36       (75)
                                              ----------------------------------------------------
    Total interest income..................    7,498       620    8,118    4,735  (1,218)    3,517
                                              ----------------------------------------------------
Increase (decrease) in interest expense(1)
  Savings and NOW..........................       95       601      696      688    (756)      (68)
  Time deposits............................     (382)    1,064      682      (24)   (843)     (867)
  Long-term debt...........................     (120)              (120)      91       1        92
  Other borrowings.........................    3,594       463    4,057      930     193     1,123
                                              ----------------------------------------------------
    Total interest expense.................    3,187     2,128    5,315    1,685  (1,405)      280
                                              ----------------------------------------------------
      Net interest income..................   $4,311   $(1,508)  $2,803   $3,050    $187    $3,237
                                              ====================================================


(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2) Interest on tax exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 34% for each of the three years.

                      INDEPENDENT BANK CORPORATION - 1995

     The increase in loans as a percent of average earning assets had a favorable impact on tax equivalent net interest income as a percent of average earning assets. Loans were equal to approximately 74.5% of average earning assets in 1995, compared to 66.1% during both 1994 and 1993. Management believes that the increase in loans as a percent of average earning assets partially offsets the impact of the funding costs associated with other borrowed funds that have been utilized to fund the Banks' leverage strategy.

COMPOSITION OF AVERAGE EARNING ASSETS          YEAR ENDED DECEMBER 31,
AND INTEREST PAYING LIABILITIES               1995      1994      1993
-----------------------------------------------------------------------------
As a percent of average earning assets
 Loans-all domestic.......................   74.53%    66.14%    66.08%
 Other earning assets.....................   25.47     33.86     33.92
                                            --------------------------
     Average earning assets...............  100.00%   100.00%   100.00%
                                            ==========================

Savings and NOW...........................   42.41%    47.89%    47.25%
Time deposits.............................   27.52     33.64     38.36
Other borrowings and long-term debt.......   17.35      6.88      2.17
                                            --------------------------
    Average interest bearing liabilities..   87.28%    88.41%    87.78%
                                            ==========================
Earning asset ratio.......................   94.44%    92.56%    92.85%
Free-funds ratio..........................   12.72     11.59     12.22



PROVISION FOR LOAN LOSSES

     The provision for loan losses totaled $636,000 in 1995 compared to $473,000 in 1994 and $657,000 in 1993. The $163,000 increase in the provision during 1995 reflects the increase in loan balances excluding loans held for sale ("Portfolio Loans").

     Management's assessment of the allowance for loan losses includes a subjective analysis of economic conditions as well as an objective evaluation of the unallocated portion of the allowance, trends in non-performing loans and the Banks' loan loss history. (See "Loan portfolios" on page A-6.) The provision for loan losses during future periods will be dependent upon the foregoing factors.


NON-INTEREST INCOME

     Non-interest income totaled $3,766,000 in 1995 compared to $3,101,000 and $3,898,000 in 1994 and 1993, respectively. The increase in net gains on real estate mortgage loans accounts for approximately 72% of the $665,000 increase in non-interest income during 1995. A year earlier, a decline in net gains on the sale of real estate mortgage loans and a net loss on the sale of securities available for sale accounted for the $797,000 decrease in non-interest income.

NON-INTEREST INCOME
                                                      YEAR ENDED DECEMBER 31,
                                                   1995        1994        1993
-----------------------------------------------------------------------------------
Service charges on deposit accounts .....        $1,919,000  $1,892,000  $1,589,000
Net gains (losses) on asset sales
  Real estate mortgage loans ............           728,000     249,000     721,000
  Securities ............................          (120,000)   (174,000)    637,000
Real estate mortgage loan servicing .....           371,000     335,000     217,000
Primevest commisssions ..................            73,000     120,000     139,000
Other ...................................           795,000     679,000     595,000
                                                 ----------------------------------
     Total non-interest income ..........        $3,766,000  $3,101,000  $3,898,000
                                                 ==================================


     Service charges on deposit accounts, the largest component of non-interest income, totaled $1,919,000 in 1995, essentially unchanged from $1,892,000 in 1994. A year earlier, the $303,000 increase from $1,589,000 in 1993 principally reflects The 1993 Acquisitions.

     Net gains on the sale of real estate mortgage loans totaled $728,000 in 1995. In addition to an increase in loans sold, the 192% increase in such gains reflects an increase in net gains as a percent of loans sold. A year earlier, net gains on the sale of residential real estate mortgage loans totaled $249,000. The decline from $721,000 in 1993 reflects the combined effects of a decrease in loans sold as well as a decrease in net gains as a percent of loans sold.

                      INDEPENDENT BANK CORPORATION - 1995



NET GAINS ON THE SALE OF REAL ESTATE                                  YEAR ENDED DECEMBER 31,
MORTGAGE LOANS                                                  1995           1994           1993
------------------------------------------------------------------------------------------------------

Real estate mortgage loan originations..................... $163,500,000   $97,800,000    $80,200,000
Real estate mortgage loan sales............................   52,000,000    38,100,000     50,100,000
Net gains on the sale of real estate mortgage loans........      728,000       249,000        721,000
Net gains as a percent of real estate mortgage loan sales..         1.40%         0.65%          1.44%

     Consistent with Management's desire to maintain profitable financial leverage, the Banks continue to retain rate-sensitive real estate mortgage loans and sell the majority of fixed-rate obligations. (See "Asset/liability management" on page A-8.) Accordingly, the volume of loans sold is dependent upon the Banks' ability to sustain or increase the origination of real estate mortgage loans as well as consumer demand for fixed-rate loans. Net gains on the sale of such loans are also dependent upon economic and competitive factors as well as the Banks' ability to effectively manage exposure to changes in interest rates.

     To help maintain customer relationships, the Banks have historically retained servicing on real estate mortgage loans sold. During 1995, however, the Banks sold the related servicing rights on $19.7 million of real estate mortgage loans, principally loans underwritten pursuant to government guarantees and loans that have been originated in markets that are not served by the Banks' branch networks.

     The Banks realized net losses of $120,000 on the sale of securities available for sale during 1995 compared to net losses of $174,000 in 1994. The Banks realized net gains of $637,000 on the sale of such securities in 1993. Future gains and losses will be dependent upon the Banks' asset/liability management needs as well as the slope of the yield curve, the level of interest rates and other pertinent factors. (See "Asset/liability management" on page A-8.)


NON-INTEREST EXPENSE

     Non-interest expense totaled $21,702,000 in 1995 compared to $19,503,000 and $17,535,000 in 1994 and 1993, respectively. Salaries and benefits, including incentive compensation payments as well as commissions and other salaries that relate to the origination of real estate mortgage loans, account for the majority of the $2,199,000 increase during 1995.

     Management estimates that The 1993 Acquisitions and certain non-recurring costs associated with a 1994 acquisition that was accounted for as a pooling of interests, account for approximately 90% of the $1,968,000 increase in total non-interest expense during 1994. Commissions and other costs relating to the origination of real estate mortgage loans also contributed to the increase in non-interest expense during that year.

     Salaries and benefits totaled $12,163,000 in 1995 compared to $10,562,000 and $9,316,000 in 1994 and 1993, respectively. The Company and the Banks maintain compensation policies and practices that are intended to provide incentives for superior performance and align the interests of officers and employees with those of the Company's shareholders. Such "pay-for-performance" compensation plans include annual cash performance awards, the Employee Stock Ownership Plan, the Employee Stock Option Plan and the Incentive Share Grant Plan.


NON-INTEREST EXPENSE                                            YEAR ENDED DECEMBER 31,
                                                      1995              1994                1993
------------------------------------------------------------------------------------------------------
Salaries........................................   $ 8,005,000       $ 7,817,000         $ 6,593,000
Performance-based compensation and benefits.....     2,351,000         1,052,000           1,182,000
Other benefits..................................     1,807,000         1,693,000           1,541,000
                                                   -------------------------------------------------
  Total salaries and benefits...................    12,163,000        10,562,000           9,316,000
Occupancy, net..................................     1,548,000         1,392,000           1,237,000
Furniture and fixtures..........................     1,345,000         1,248,000             968,000
Loan and collection.............................     1,030,000           626,000             724,000
Deposit insurance...............................       499,000           966,000             858,000
Other...........................................     5,117,000         4,709,000           4,432,000
                                                   -------------------------------------------------
      Total non-interest expense................   $21,702,000       $19,503,000         $17,535,000
                                                   =================================================


     Including commissions relating to the origination of real estate mortgage loans, aggregate performance-based compensation accounts for approximately 81% of the $1,601,000 increase in salaries and benefits during 1995. The 1993 Acquisitions accounted for approximately 65% of the increase in salary and benefits during 1994.

                      INDEPENDENT BANK CORPORATION - 1995

     Increases in occupancy, furniture and fixtures and other non-interest expense during 1995 largely reflect the cost of new loan production offices and other costs relating to the origination of real estate mortgage loans. Environmental remediation costs associated with two foreclosed properties also contributed approximately $200,000 to the increase in non-interest expense. Such remediation costs were covered under the Michigan Underground Storage Tank Financial Assurance fund ("MUSTFA"). MUSTFA announced that it was unable to fund all claims, however, and the Bank has provided for all remaining remediation costs as estimated by environmental engineers. A reduction of $467,000 in FDIC deposit insurance premiums partially offset the increases in other components of non-interest expense. FDIC deposit insurance premiums are anticipated to be further reduced during 1996.


                              FINANCIAL CONDITION

FINANCIAL SUMMARY

     To profitably deploy capital in the absence of suitable acquisition opportunities, the Banks have committed significant resources to loan origination efforts, including new loan production offices. Portfolio Loans increased to $418.0 million at December 31, 1995, compared to $336.7 million a year earlier. Increases in rate-sensitive real estate mortgage loans account for more than 70% of the $81.3 million increase in Portfolio Loans. (See "Loan portfolios".)

     Notwithstanding the acquisition of a $14.4 million branch facility in Clio, Michigan, total deposits were largely unchanged from December 31, 1994. In addition to the proceeds from security sales and maturities, the Banks have relied on other borrowings to fund the increase in Portfolio Loans. The use of such non-deposit funds, principally advances from the Federal Home Loan Bank ("FHLB"), complements the Banks' core deposits and may further assist the Banks' efforts to manage interest-rate risk. (See "Asset/liability management" on page A-8.)

LOAN PORTFOLIOS

     The stable and diversified economies of the Banks' principal markets provide attractive lending opportunities. In addition to the communities served by the Banks' branch networks and loan production offices, the principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks may also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators.




LOAN PORTFOLIO COMPOSITION                                    DECEMBER 31,
                                                          1995            1994
---------------------------------------------------------------------------------
Real estate
  Residential first mortgages.......................  $211,690,000  $158,432,000
  Residential home equity and other junior
    mortgages.......................................    19,733,000    17,704,000
  Construction and land development.................    29,328,000    27,289,000
  Other.............................................    56,675,000    44,982,000
Consumer............................................    64,821,000    49,075,000
Commercial..........................................    23,403,000    23,388,000
Agricultural........................................    12,394,000    15,855,000
                                                      --------------------------
      Total loans...................................  $418,044,000  $336,725,000
                                                      ==========================


     The consistent application of appropriate underwriting standards within its decentralized management structure is critical to the Company's continued success. Although Management and the Board of Directors of each of the Banks retain authority and responsibility for all credit decisions, each of the Banks has adopted uniform underwriting standards.

     The Company's loan committee and the centralization of credit services promote compliance with established underwriting standards and provide the requisite internal controls that are consistent with the needs of a decentralized management structure. In addition to certain administration functions, such credit services that include credit analysis and commercial loan review services, also provide economies of scale. The centralization of retail loan services further provides for consistent service quality and enhances compliance with applicable consumer protection laws and regulations.

                      INDEPENDENT BANK CORPORATION - 1995



NON-PERFORMING ASSETS                                                   DECEMBER 31,
                                                               1995          1994         1993
------------------------------------------------------------------------------------------------
Non-accrual loans......................................     $1,886,000    $2,052,000  $1,707,000
Loans 90 days or more past due and
  still accruing interest..............................        427,000       254,000     408,000
Restructured loans.....................................        247,000       528,000   1,098,000
                                                            ------------------------------------
  Total non-performing loans...........................      2,560,000     2,834,000   3,213,000
Other real estate......................................        760,000     1,381,000   2,647,000
                                                            ------------------------------------
      Total non-performing assets......................     $3,320,000    $4,215,000  $5,860,000
                                                            ====================================
As a percent of total loans............................
  Non-performing loans.................................           0.61%         0.84%       1.14%
  Non-performing assets................................           0.79          1.25        2.08

     The decline in non-performing loans and assets during the most recent year largely reflects a decrease in substandard assets acquired in connection with the acquisition of banks in 1993 and 1994. Non-performing assets totaled $3,320,000 at December 31, 1995, compared to $4,215,000 and $5,860,000 at
December 31, 1994 and 1993, respectively. At those same dates, non-performing assets associated with bank acquisitions totaled $1,443,000, $2,288,000 and $2,028,000, respectively.

ALLOWANCE FOR LOAN LOSSES                                           YEAR ENDED DECEMBER 31,
                                                               1995        1994        1993
--------------------------------------------------------------------------------------------------
Balance at beginning of period..........................    $5,054,000  $5,053,000  $4,023,000
  Allowance on loans acquired...........................                               756,000
  Provision charged to operating expense................       636,000     473,000     657,000
  Recoveries credited to allowance......................       265,000     399,000     331,000
  Loans charged against allowance.......................      (712,000)   (871,000)   (714,000)
                                                            ----------------------------------
Balance at end of period................................    $5,243,000  $5,054,000  $5,053,000
                                                            ==================================
Allowance for loan losses as a
  percent of non-performing loans.......................           205%        178%        157%


     The allowance for loan losses is maintained by the associated provision for loan losses at a level that Management considers appropriate based upon its assessment of relevant circumstances. (See "Provision for loan losses" on page A-4.) Although the allowance for loan losses increased to $5,243,000 at December 31, 1995, from $5,054,000 and $5,053,000 at December 31, 1994 and
1993, respectively, the allowance declined as a percent of Portfolio Loans. The allowance was equal to 1.25% of Portfolio Loans at December 31, 1995, compared to 1.50% and 1.79% at December 31, 1994 and 1993, respectively.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                             DECEMBER 31,
                                                               1995        1994          1993
------------------------------------------------------------------------------------------------
Commercial and agricultural.........................        $1,612,000    $1,655,000  $2,222,000
Real estate mortgage................................           162,000       177,000     270,000
Installment.........................................           597,000       474,000     464,000
Unallocated.........................................         2,872,000     2,748,000   2,097,000
                                                            ------------------------------------
      Total.........................................        $5,243,000    $5,054,000  $5,053,000
                                                            ====================================
Allocated allowance as a percent of total allowance               45.2%         45.6%       58.5%



     In addition to its evaluation of general and local economic conditions, Management's assessment of the allowance for loan losses is based upon the composition of Portfolio Loans, a systematic review of specific credits and historical loss experience, as well as the absolute level of non-performing and impaired loans. Based upon the forgoing criteria, Management has allocated approximately 45% of the allowance for loan losses to specific loans and loan portfolios at December 31, 1995. Management's allocation was equal to approximately 46% and 59% of the allowance for loan losses at December 31, 1994 and 1993, respectively.

                      INDEPENDENT BANK CORPORATION - 1995

CAPITAL RESOURCES

     The ability to profitably deploy the capital generated by the Company's results of operations or otherwise maintain financial leverage is critical to Management's mission to create value for the Company's shareholders. Implementation of the Banks' balance sheet leverage strategy, that combines the Banks' loan origination efforts and the use of non-traditional funding sources, is consistent with that mission. (See "Net interest income" on page A-2.)

CAPITAL RATIOS                                                DECEMBER 31,
                                                              1995    1994
------------------------------------------------------------------------------
Equity capital..........................................      7.97%   7.81%
Tier 1 leverage (tangible equity capital)...............      7.58    7.40
Primary capital.........................................      8.78    8.70
Tangible primary capital................................      8.39    8.30
Risk-based capital......................................     12.75   13.03


     During 1995, shareholders' equity increased by $6,714,000 to $47,025,000 at December 31, 1995. Excluding the impact of net unrealized gains and losses on securities available for sale, shareholders' equity was equal to 7.86% and 8.17% of assets at December 31, 1995 and 1994, respectively. In the absence of the Banks' leverage strategy, however, Management estimates that shareholders' equity would have increased to more than 8.75% of assets at December 31, 1995.

     Management believes that its disciplined approach to the acquisition of other financial institutions is also consistent with its goal to maintain or enhance profitable financial leverage. In view of the franchise value that is associated with core deposits and other customer relationships, Management further believes that such acquisitions may provide greater value to the Company's shareholders than the continued reliance on the Banks' leverage strategies. Management continues to pursue the acquisition of insurance agencies which would provide product-line diversification while offering similar cross-sale opportunities.

     The Company's dividend policies and share repurchase plan are also integral components of Management's efforts to maintain profitable financial leverage. Restated for a 5% stock dividend in 1995, cash dividends declared increased to approximately $.93 per share from approximately $.76 in 1994. Cash dividends declared were equal to 36.8% and 34.6% of earnings in 1995 and 1994, respectively. During 1995 and 1994, the Company purchased 35,900 and 40,000 shares of its common stock, respectively.


ASSET/LIABILITY MANAGEMENT

     The asset/liability management ("ALM") efforts of the Company and the Banks are intended to identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Accordingly, Management's evaluations of alternate strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contributions to earnings.

     Management employs simulation analyses to evaluate the potential changes in the Banks' net interest income and market value of portfolio equity that result from changes in interest rates. Such analyses further anticipate the potential changes in the slope of the U.S. Treasury yield curve as well as changes in prepayment rates on certain assets and premature withdrawals of certifcates of deposit that will likely accompany changes in interest rates.

     The Banks' competitive position within many of the markets served by the branch networks may limit the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, the Banks have relied on other borrowings, principally FHLB advances, to fund the increase in Portfolio Loans and continue to employ pricing strategies that are intended to enhance the value of core deposits. The use of such non-deposit funds are structured to complement the Banks' existing interest-rate risk profile and may further reduce the Banks' exposure to depositors' option to withdraw funds prior to maturity.

     Consistent with Management's intent to maintain profitable financial leverage, the marginal cost of non-deposit funds is a principal consideration in the Banks' decision to sell or retain real estate mortgage loans. Marginal funding costs are further an integral component in pricing Portfolio Loans. Based on Management's ongoing evaluations, the Banks continue to retain most adjustable rate and balloon real estate mortgage loans and sell the majority of fixed-rate loans.

                      INDEPENDENT BANK CORPORATION - 1995

     The Banks maintain diversified investment portfolios that include securities issued by the U.S. Treasury and government sponsored agencies as well as obligations of states and political subdivisions and mortgaged-backed securities. The increase in securities available for sale is the result of a transfer of securities with a book value of $52,601,000 that were previously reported as held to maturity. Although there are no current plans to sell securities available for sale, Management intends to further evaluate the Banks' ALM needs and determine an optimum portfolio structure that will enhance the Banks' earnings while providing for contingencies. A portion of the proceeds from the potential sale of any securities available for sale may be used to fund Portfolio Loans.

     Securities available for sale are carried at fair value and unrealized gains and losses, after consideration of applicable taxes, are recognized as a separate component of shareholders' equity. At December 31, 1995, the fair value of securities available for sale totaled $87,553,000 and net unrealized gains were equal to $1,082,000. A year earlier, the fair value of securities available for sale totaled $52,756,000 and net unrealized losses were $3,212,000. The Banks sold securities with an aggregate market value of $14,054,000 and $28,384,000 in 1995 and 1994, respectively. The Banks realized net losses of $120,000 in 1995 and $174,000 in 1994 on such sales.

     Management has the intent and the Banks have the ability to hold other securities to maturity. The amortized cost of securities held to maturity totaled $27,906,000 at December 31, 1995, and excludes consideration of unrealized gains and losses of $1,157,000 and $32,000, respectively. At December 31, 1994, the amortized cost of securities held to maturity was $77,721,000. At that date, unrealized gains totaled $976,000 and unrealized losses totaled $1,247,000.


INTEREST RATE SENSITIVITY                                       DECEMBER 31, 1995
                                                       DAYS                          YEARS
                                       --------------------------------------- -----------------
                                         0 - 30   31 - 90  91 - 180  181 - 365   1 - 5      5+      TOTAL
-----------------------------------------------------------------------------------------------------------
                                                          (dollars in thousands)
ASSETS
 Loans and loans held for sale.......   $68,561  $16,636   $29,891    $68,717  $153,102  $97,184  $434,091
 Taxable securities..................     8,559    2,377     3,432     13,698    39,108   26,563    93,737
 Tax-exempt securities...............        31       47       231      1,536    17,219   10,368    29,432
                                        ------------------------------------------------------------------
   Interest earning assets...........    77,151   19,060    33,554     83,951   209,429  134,115   557,260
                                        --------------------------------------------------------
 Non-interest earning assets.........                                                               32,887
                                                                                                  --------
       Total Assets..................                                                             $590,147
                                                                                                  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Demand, savings and NOW.............    40,425   13,393     9,956     19,339    85,290   93,101  $261,504
 Time deposits.......................    12,118   16,666    24,725     36,307    45,600   14,704   150,120
 Other borrowings....................    21,294   15,000     5,000     33,000    50,000            124,294
                                        ------------------------------------------------------------------
   Total deposits and other
     borrowings......................    73,837   45,059    39,681     88,646   180,890  107,805   535,918
                                        ========================================================

 Shareholders' equity and other
   liabilities.......................                                                               54,229
       Total liabilities and                                                                      --------
         shareholders' equity........                                                             $590,147
                                                                                                  ========
RATE SENSITIVITY GAP AND RATIOS
  Gap for period.....................    $3,314 $(25,999)  $(6,127)   $(4,695)  $28,539  $26,310
                                         =======================================================
  Cumulative gap.....................    $3,314 $(22,685) $(28,812)  $(33,507)  $(4,968) $21,342
                                         =======================================================
  Ratio of rate-sensitive assets to
    rate-sensitive liabilities for
    period...........................     104.5%    42.3%      84.6%      94.7%   115.8%   124.4%
  Cumulative ratio of rate-sensitive
    assets to rate-sensitive
    liabilities......................     104.5     80.9       81.8       86.5     98.8    104.0

                      INDEPENDENT BANK CORPORATION - 1995



SELECTED CONSOLIDATED FINANCIAL DATA                               YEAR ENDED DECEMBER 31,
                                                 1995          1994        1993(1)       1992(1)     1991(1)
-------------------------------------------------------------------------------------------------------------
                                                        (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
 Net interest income..........................    $28,082       $25,235       $22,065       $21,315   $18,637
 Provision for loan losses....................        636           473           657         1,225     1,013
 Non-interest income..........................      3,766         3,101         3,898         2,742     2,421
 Non-interest expense.........................     21,702        19,503        17,535        15,703    14,323
                                                  -----------------------------------------------------------
   Income before federal income tax expense
    and extraordinary items...................      9,510         8,360         7,771         7,129     5,722
 Federal income tax expense...................      2,700         2,329         2,165         2,020     1,619
                                                  -----------------------------------------------------------
   Income before extraordinary items..........      6,810         6,031         5,606         5,109     4,103
 Extraordinary items(2).......................                                                             85
                                                  -----------------------------------------------------------
      Net income..............................     $6,810        $6,031        $5,606        $5,109    $4,018
                                                  ===========================================================
PER COMMON SHARE DATA(3)
 Net income
   Primary....................................      $2.50         $2.19         $2.05         $1.88     $1.60
   Fully diluted..............................       2.50          2.19          2.05          1.88      1.45
 Cash dividends declared......................       0.93          0.76          0.52          0.46      0.41
 Book value...................................      17.39         14.83         14.25         12.68     11.26
SELECTED BALANCES
 Assets.......................................   $590,147      $516,211      $482,027      $403,125  $406,469
 Loans and loans held for sale................    434,091       342,658       288,643       261,634   275,144
 Allowance for loan losses....................      5,243         5,054         5,053         4,023     3,784
 Deposits.....................................    411,624       409,471       423,620       358,874   364,431
 Shareholders' equity.........................     47,025        40,311        39,049        34,467    30,327
 Long-term debt...............................                                  2,750                   1,287
SELECTED RATIOS
 Tax equivalent net interest income
   to average earning assets..................       5.65%         5.88%         5.85%         5.88%     5.20%
 Net income to
   Average common equity(4)...................      15.59         15.22         15.21         15.88     13.56
   Average assets.............................       1.25          1.25          1.33          1.26      1.00
 Dividend payment ratio(5)....................      36.80         34.62         25.54         24.13     26.53
 Average shareholders' equity to average
  assets......................................       8.04          8.22          8.72          7.94      6.82
Tier 1 leverage (tangible equity capital)
  ratio.......................................       7.58          7.40          7.61          8.05      6.88
Non-performing loans to total loans...........       0.61          0.84          1.14          1.24      1.74

(1) Restated to reflect an acquisition accounted for as a pooling of interests. (See note 2 to consolidated financial statements.)

(2) The cost, net of related taxes, associated with the early retirement of debt in 1991 is reported as an extraordinary item.

(3) Per share data has been adjusted to give retroactive effect to a 5% stock dividend in 1995.

(4) For 1991, net income to average common equity has been computed by dividing net income, after deducting dividends on preferred stock, by average common equity.

(5) For 1991, common stock cash dividends as a percentage of net income adjusted for preferred stock dividends.

                      INDEPENDENT BANK CORPORATION - 1995


                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                            DECEMBER 31,
                                                                                                        1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS

 Cash and Cash Equivalent
   Cash and due from banks....................................................................    $ 17,208,000       $ 22,869,000
   Federal funds sold.........................................................................                            850,000
                                                                                                 --------------------------------
     Total Cash and Cash Equivalents..........................................................      17,208,000         23,719,000
                                                                                                 --------------------------------
 Securities available for sale................................................................      87,553,000         52,756,000
 Securities held to maturity (fair value of $29,031,000 at December 31, 1995;
   $77,450,000 at December 31, 1994)..........................................................      27,906,000         77,721,000
 Federal Home Loan Bank stock, at cost........................................................       7,710,000          3,433,000
 Loans held for sale..........................................................................      16,047,000          5,933,000
 Loans
   Commercial and agricultural................................................................     108,879,000        103,984,000
   Real estate mortgage.......................................................................     225,900,000        166,794,000
   Installment................................................................................      83,265,000         65,947,000
                                                                                                 --------------------------------
     Total Loans..............................................................................     418,044,000        336,725,000
   Allowance for loan losses..................................................................      (5,243,000)        (5,054,000)
                                                                                                 --------------------------------
     Net Loans................................................................................     412,801,000        331,671,000
 Property and equipment, net..................................................................       9,931,000          9,493,000
 Accrued income and other assets..............................................................      10,991,000         11,485,000
                                                                                                 --------------------------------
         Total Assets.........................................................................    $590,147,000       $516,211,000
                                                                                                 ================================
LIABILITIES AND SHAREHOLDERS' EQUITY

 Deposits
   Non-interest bearing.......................................................................    $ 46,168,000       $ 48,641,000
   Savings and NOW............................................................................     215,336,000        227,137,000
   Time.......................................................................................     150,120,000        133,693,000
                                                                                                 --------------------------------
     Total Deposits...........................................................................     411,624,000        409,471,000
   Federal funds purchased....................................................................      13,400,000         13,900,000
   Other borrowings...........................................................................     110,894,000         47,741,000
   Accrued expenses and other liabilities.....................................................       7,204,000          4,788,000
                                                                                                 --------------------------------
     Total Liabilities........................................................................     543,122,000        475,900,000
   Commitments and contingent liabilities                                                        --------------------------------
   Shareholders' Equity
     Preferred stock, no par value--200,000 shares authorized; none outstanding
     Common stock, $1.00 par value--14,000,000 shares authorized; issued and outstanding:
       2,704,038 shares at December 31, 1995 and 2,589,163 shares at December 31, 1994........       2,704,000          2,589,000
     Capital surplus..........................................................................      19,924,000         16,932,000
     Retained earnings........................................................................      23,683,000         22,910,000
     Net unrealized gain (loss) on securities available for sale, net of related tax effect...         714,000         (2,120,000)
                                                                                                  ---------------------------------
       Total Shareholders' Equity.............................................................      47,025,000         40,311,000
                                                                                                  ---------------------------------
           Total Liabilities and Shareholders' Equity.........................................    $590,147,000       $516,211,000
                                                                                                  =================================

See notes to consolidated financial statements.

                      INDEPENDENT BANK CORPORATION - 1995
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                           1995         1994          1993
--------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans.............. $37,861,000   $29,107,000   $26,128,000
  Securities available for sale...........   2,692,000     2,853,000     1,232,000
  Securities held to maturity.............
    Taxable...............................   3,227,000     3,684,000     4,744,000
    Tax-exempt............................   1,781,000     1,716,000     1,731,000
  Other investments.......................     421,000       460,000       535,000
                                           ---------------------------------------
    Total Interest Income.................  45,982,000    37,820,000    34,370,000
                                           ---------------------------------------
INTEREST EXPENSE

  Deposits................................  12,470,000    11,092,000    12,027,000
  Other borrowings........................   5,430,000     1,493,000       278,000
                                           ---------------------------------------
    Total Interest Expense................  17,900,000    12,585,000    12,305,000
                                           ---------------------------------------
    Net Interest Income...................  28,082,000    25,235,000    22,065,000
  Provision for loan losses...............     636,000       473,000       657,000
                                           ---------------------------------------
    Net Interest Income After Provision
    for Loan Losses.......................  27,446,000    24,762,000    21,408,000
                                           ---------------------------------------
NON-INTEREST INCOME
  Service charges on deposit accounts.....   1,919,000     1,892,000     1,589,000
  Net gains (losses) on asset sales
    Real estate mortgage loans............     728,000       249,000       721,000
    Securities............................    (120,000)     (174,000)      637,000
  Other income............................   1,239,000     1,134,000       951,000
                                           ---------------------------------------
    Total Non-interest Income.............   3,766,000     3,101,000     3,898,000
                                           ---------------------------------------
NON-INTEREST EXPENSE
  Salaries and employee benefits..........  12,163,000    10,562,000     9,316,000
  Occupancy, net..........................   1,548,000     1,392,000     1,237,000
  Furniture and fixtures..................   1,345,000     1,248,000       968,000
  Other expenses..........................   6,646,000     6,301,000     6,014,000
                                           ---------------------------------------
    Total Non-interest Expense............  21,702,000    19,503,000    17,535,000
                                           ---------------------------------------
    Income Before Federal Income Tax......   9,510,000     8,360,000     7,771,000
  Federal income tax expense..............   2,700,000     2,329,000     2,165,000
                                           ---------------------------------------
    Net Income............................ $ 6,810,000    $6,031,000    $5,606,000
                                           =======================================
 Income per common share.................. $      2.50    $     2.19    $     2.05
                                           =======================================
 Cash dividends declared per
  common share............................ $      0.93    $     0.76    $     0.52
                                           =======================================



See  notes to consolidated financial statements.

                      INDEPENDENT BANK CORPORATION - 1995

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDED DECEMBER 31,
                                                                1995          1994          1993
------------------------------------------------------------------------------------------------------
Net Income                                                       $6,810,000    $6,031,000    $5,606,000
                                                                ---------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
 Proceeds from sales of loans held for sale...................   51,976,000    38,103,000    50,142,000
 Disbursements for loans held for sale........................  (54,262,000)  (37,411,000)  (49,397,000)
 Provision for loan losses....................................      636,000       473,000       657,000
 Deferred federal income tax expense (credit).................   (1,208,000)      474,000       (13,000)
 Deferred loan fees...........................................      109,000      (179,000)       (2,000)
 Depreciation, amortization of intangible assets and premiums
   and accretion of discounts on securities and loans.........    2,247,000     2,494,000     1,875,000
 Net gains on sales of real estate mortgage loans.............     (728,000)     (249,000)     (721,000)
 Net (gains) losses on sales of securities....................      120,000       174,000      (637,000)
 Decrease in accrued income and other assets..............          286,000     1,891,000       499,000
 Increase (decrease) in accrued expenses and other
  liabilities.................................................    2,587,000       373,000      (213,000)
                                                                ---------------------------------------
 Total Adjustments............................................    1,763,000     6,143,000     2,190,000
                                                                ---------------------------------------
Net Cash from Operating Activities............................    8,573,000    12,174,000     7,796,000
                                                                ---------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES

 Proceeds from sales of securities available for sale.........   14,054,000    28,384,000    34,341,000
 Proceeds from maturities of securities held to maturity......   13,920,000    25,094,000     9,589,000
 Principal payments received on securities available
   for sale...................................................    1,347,000       285,000
 Principal payments received on securities held to maturity...    5,116,000     8,866,000    12,868,000
 Purchases of securities available for sale...................     (732,000)  (34,658,000)  (45,589,000)
 Purchases of securities held to maturity.....................  (19,423,000)  (28,299,000)  (30,389,000)
 Portfolio loans made to customers, net of principal
   payments received..........................................  (88,906,000)  (54,751,000)    8,134,000
 Acquisitions of banks, less cash received....................                                3,533,000
 Acquisition of branch office, less cash received.............   13,949,000
 Capital expenditures.........................................   (1,642,000)   (1,283,000)   (2,105,000)
                                                                ---------------------------------------
   Net Cash from Investing Activities.........................  (62,317,000)  (56,362,000)   (9,618,000)
                                                                ---------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES

  Net increase (decrease) in total deposits...................  (12,273,000)  (14,149,000)    4,634,000
  Net increase (decrease) in short-term borrowings............     (347,000)   16,252,000      (297,000)
  Proceeds from Federal Home Loan Bank advances...............  104,000,000    44,000,000     6,000,000
  Payments of Federal Home Loan Bank advances.................  (41,000,000)  (10,000,000)
  Proceeds from issuance of long-term borrowings..............                                3,000,000
  Retirement of debt..........................................                 (2,750,000)     (250,000)
  Dividends paid..............................................   (2,392,000)   (1,926,000)   (1,380,000)
  Proceeds from issuance of common stock......................      138,000        16,000
  Repurchase of common stock..................................     (893,000)     (924,000)
                                                                ---------------------------------------
    Net Cash from Financing Activities........................   47,233,000    30,519,000    11,707,000
                                                                ---------------------------------------
    Net Increase (Decrease) in Cash and Cash Equivalents......   (6,511,000)  (13,669,000)    9,885,000
  Cash and Cash Equivalents at Beginning of Period............   23,719,000    37,388,000    27,503,000
                                                                ---------------------------------------
          Cash and Cash Equivalents at End of Period..........  $17,208,000   $23,719,000   $37,388,000
                                                                =======================================
  Cash paid during the period for
    Interest.................................................. $ 17,604,000  $ 12,696,000  $ 12,572,000
    Income taxes..............................................    3,110,000     2,366,000     2,466,000
  Transfer of loans to other real estate......................      555,000       254,000       556,000
  Transfer of portfolio loans to held for sale................    7,100,000
  Transfer of securities held to maturity to available
    for sale..................................................   52,601,000    19,283,000


See  notes to consolidated financial statements.

                      INDEPENDENT BANK CORPORATION - 1995

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY





                                                                                               NET UNREALIZED
                                                                                               GAIN (LOSS) ON
                                                                                                 SECURITIES             TOTAL
                                                         COMMON      CAPITAL     RETAINED         AVAILABLE         SHAREHOLDERS'
                                                         STOCK       SURPLUS     EARNINGS         FOR SALE             EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1993........................  $2,590,000  $17,084,000  $14,793,000       $            0    $34,467,000
Net Income for 1993................................                             5,606,000                           5,606,000
Cash dividends declared, $.52 per share............                            (1,432,000)                         (1,432,000)
Issuance of 21,477 shares of common stock..........      21,000      387,000                                          408,000
                                                     ------------------------------------------------------------------------
   Balances at December 31, 1993...................   2,611,000   17,471,000   18,967,000                    0     39,049,000
Impact of change in accounting for securities,
   net of $46,000 of related tax effect............                                                     90,000         90,000
Net Income for 1994................................                             6,031,000                           6,031,000
Cash dividends declared, $.76 per share............                            (2,088,000)                         (2,088,000)
Issuance of 18,356 shares of common stock..........      18,000      345,000                                          363,000
Repurchase of 40,000 shares of
   common stock....................................     (40,000)    (884,000)                                        (924,000)
Net change in unrealized gain (loss) on
   securities available for sale, net of
   $1,138,000 of related tax effect................                                                 (2,210,000)    (2,210,000)
                                                     ------------------------------------------------------------------------
   Balances at December 31, 1994...................   2,589,000   16,932,000   22,910,000           (2,120,000)    40,311,000
Net income for 1995................................                             6,810,000                           6,810,000
Cash dividends declared, $.93 per share............                            (2,506,000)                         (2,506,000)
5% stock dividend..................................     129,000    3,386,000   (3,531,000)                            (16,000)
Issuance of 22,430 shares of common stock..........      22,000      463,000                                          485,000
Repurchase of 35,900 shares of
   common stock....................................     (36,000)    (857,000)                                        (893,000)
Transfer of securities held to maturity to
   available for sale, net of $443,000 of
   related tax effect..............................                                                    859,000        859,000
Net change in unrealized gain (loss) on
   securities available for sale, net of
   $1,017,000 of related tax effect................                                                  1,975,000      1,975,000
                                                    -------------------------------------------------------------------------
       Balances at December 31, 1995............... $ 2,704,000  $19,924,000  $23,683,000       $      714,000    $47,025,000
                                                    =========================================================================


See  notes to consolidated financial statements.

                      INDEPENDENT BANK CORPORATION - 1995

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with generally accepted accounting principles and prevailing practices within the banking industry. The following summaries describe the significant accounting and reporting policies that are employed in the preparation of the consolidated financial statements.

        The Banks transact business in the single industry segment of commercial banking. The Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by the Banks' branch networks. Subject to established underwriting criteria, the Banks may also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. The local economies of the communities served by the Banks are relatively stable and reasonably diversified.

     Management is required to make estimates and assumptions in the preparation of the financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near-term relate to the determination of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, future provisions for related losses may be necessary based on changes in economic conditions and customer circumstances.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

     STATEMENTS OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan and deposit transactions.

     LOANS HELD FOR SALE -- Loans designated as held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Company will adopt Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("SFAS #122") on January 1, 1996. SFAS #122 will require the Banks to prospectively recognize rights to service mortgage loans as separate assets. This statement will also require the Banks to assess these mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS #122 on a prospective basis in the first quarter of 1996 is not expected to have a significant effect on the consolidated financial statements.

     SECURITIES -- The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS #115") effective January 1, 1994. Under SFAS #115, the Company is required to classify its securities as trading, held to maturity or available for sale.

     Trading securities are bought and held principally for the purpose of selling them in the near-term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities classified as held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level yield method. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported as a separate component of shareholders' equity. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level yield method.

     The Company adopted Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," ("SFAS #119") effective December 31, 1994. SFAS #119 requires disclosure about off-balance sheet financial instruments.

     LOAN REVENUE RECOGNITION -- Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.

                      INDEPENDENT BANK CORPORATION - 1995

     Certain loan fees, net of direct loan origination costs, are deferred and recognized as an adjustment of yield over the life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for a letter of credit are recognized as fee revenue over its life.

     ALLOWANCE FOR LOAN LOSSES -- Some loans may not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which management has determined to be adequate to absorb inherent losses. Management's assessment of the allowance is based on prior years' loss experience, general economic conditions and trends, as well as the review of specific loans. Increases in the allowance are recorded by a provision for loan losses charged to expense and, although management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any charge-offs which occur. Collection efforts may continue and future recoveries may occur after a loan is charged-off.

     The Company has adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS #114"). SFAS #114, which has been subsequently amended by SFAS #118, requires the Company to measure its investment in certain impaired loans based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. The adoption of this Statement in 1995 did not have a significant effect on the allowance for loan losses.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

     OTHER REAL ESTATE -- Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. Prior to 1995, loan collateral which had been in-substance foreclosed was included in other real estate. A portion of these properties has been sold on land contract or financed at below market terms. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $760,000 and $1,381,000 at December 31, 1995 and 1994, respectively, are included in other assets.

     INTANGIBLE ASSETS -- Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $1,099,000 and $1,188,000 as of December 31, 1995 and 1994, respectively. Other intangible assets are amortized using both straight-line and accelerated methods over 12 to 15 years. Other intangibles amounted to $1,407,000 and $1,096,000 as of December 31, 1995 and 1994,
respectively.

     INCOME TAXES -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS #109") with no material impact on the financial statements. SFAS #109 required that the Company employ the asset and liability method of accounting for income taxes. The objective of this method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under the asset and liability method, the effect of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

     The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

     COMMON STOCK -- At December 31, 1995, 44,178 shares of common stock were reserved for issuance under the Incentive Share Grant Plan, 24,847 shares of common stock were reserved for issuance under the dividend reinvestment plan and 122,167 shares of common stock were reserved for issuance under stock option plans.

     EARNINGS PER SHARE -- Earnings per share is based on 2,725,617 average shares and equivalents outstanding in 1995, 2,755,608 in 1994 and 2,741,320 in 1993.

     RETIREMENT PLANS -- The Company maintains an employee stock ownership plan as well as a 401(k) plan for substantially all full-time employees.

     RECLASSIFICATION -- Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

                      INDEPENDENT BANK CORPORATION - 1995


NOTE 2 -- ACQUISITIONS

     On March 7, 1994, KSB Financial, Inc., ("KSB") merged with the Company. As a result, The Kingston State Bank became a subsidiary of the Company. The Company issued 225,649 shares of common stock in exchange for all of the outstanding common stock of KSB. The merger was accounted for as a pooling of interests and, accordingly, the accompanying financial statements were restated to include the accounts and operations of KSB for all periods prior to the merger.

Separate results of operations of the combining entities as of December 31, follows:

                                                                                      1994         1993
----------------------------------------------------------------------------------------------------------------

Net Interest Income After Provision For Loan Losses
  Independent Bank Corporation....................................................    $24,427,000  $19,606,000
  KSB Financial, Inc..............................................................        335,000    1,802,000
                                                                                      ------------------------
      Total.......................................................................    $24,762,000  $21,408,000
                                                                                      ========================
Net Income
  Independent Bank Corporation....................................................     $6,021,000   $5,376,000
  KSB Financial, Inc..............................................................         10,000      230,000
                                                                                       -----------------------
      Total.......................................................................     $6,031,000   $5,606,000
                                                                                       =======================

     In October 1993, the Company acquired American Home Bank ("American") and Pioneer Bank ("Pioneer"). Cash consideration totaled $2,518,000 and $4,589,000 respectively. The transactions were accounted for as purchases and, accordingly, the assets acquired and the liabilities assumed were recorded at fair value. The Company's results of operations include revenues and expenses relating to American and Pioneer since September 30, 1993.

     The pro-forma information presented in the following table is based on historical results of the Company, American and Pioneer. The information has been combined to present the results of operations as if the acquisitions had occurred at the beginning of the period presented. The following pro-forma results for the year ended December 31 are not necessarily indicative of the results which would have actually been attained if the acquisitions had been consummated in the past or what may be attained in the future.

                                                                                                     1993
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (Unaudited)
                   Total revenue.................................................................  $42,700,000
                   Net income....................................................................    5,700,000
                   Earnings per share............................................................         2.08

NOTE 3 -- PENDING ACQUISITION


     On February 2, 1996, the Company entered into a definitive agreement to merge with North Bank Corporation ("NBC"). As a result, North Bank will become a subsidiary of the Company. Cash consideration is anticipated to approximate $16,300,000. At December 31, 1995, NBC had total assets and loans of $153,600,000 and $91,200,000 (unaudited), respectively. The transaction is subject to approval by NBC shareholders and the Federal Reserve Board and will be accounted for as a purchase. Accordingly, the assets acquired and the liabilities assumed will be recorded at fair value. Goodwill is anticipated to approximate $6,000,000.


NOTE 4 -- RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Banks' legal reserve requirements were satisfied by maintaining non-interest earning vault cash balances of $2,661,000 in 1995 and $2,547,000 in 1994. The Banks do not maintain compensating balances with correspondent banks.

                      INDEPENDENT BANK CORPORATION - 1995


NOTE 5 -- SECURITIES
Securities available for sale consist of the following at December 31:

                                                                       AMORTIZED               UNREALIZED                FAIR
                                                                         COST             GAINS           LOSSES         VALUE
-----------------------------------------------------------------------------------------------------------------------------------
1995
  U.S. Treasury..................................................      $23,189,000      $  188,000      $  105,000      $23,272,000
  U.S. Government agencies.......................................        6,557,000          79,000          13,000        6,623,000
  Mortgage-backed securities.....................................       37,238,000         661,000         177,000       37,722,000
  Obligations of states and political subdivisions...............        8,682,000         608,000                        9,290,000
  Other securities...............................................       10,805,000           2,000         161,000       10,646,000
                                                                       ------------------------------------------------------------
        Total....................................................      $86,471,000      $1,538,000      $  456,000      $87,553,000
                                                                       ============================================================
1994
  U.S. Treasury..................................................      $36,099,000                      $1,375,000      $34,724,000
  Mortgage-backed securities.....................................       12,718,000                       1,034,000       11,684,000
  Other securities...............................................        7,151,000                         803,000        6,348,000
                                                                       ------------------------------------------------------------
        Total....................................................      $55,968,000      $        0      $3,212,000      $52,756,000
                                                                       ============================================================


Securities held to maturity consist of the following at December 31:

                                                                       AMORTIZED               UNREALIZED                FAIR
                                                                         COST             GAINS           LOSSES         VALUE
-----------------------------------------------------------------------------------------------------------------------------------
1995
  U.S. Government agencies.......................................      $ 2,559,000      $   70,000                      $ 2,629,000
  Mortgage-backed securities.....................................        4,487,000          13,000      $   18,000        4,482,000
  Obligations of states and political subdivisions...............       20,142,000       1,074,000          12,000       21,204,000
  Other securities...............................................          718,000                           2,000          716,000
                                                                       ------------------------------------------------------------
        Total....................................................      $27,906,000      $1,157,000      $   32,000      $29,031,000
                                                                       ============================================================
1994
  U.S. Treasury..................................................      $ 5,738,000      $    5,000      $  223,000      $ 5,520,000
  U.S. Government agencies.......................................       11,004,000                         371,000       10,633,000
  Mortgage-backed securities.....................................       26,545,000         136,000         376,000       26,305,000
  Obligations of states and political subdivisions...............       27,240,000         835,000         163,000       27,912,000
  Other securities...............................................        7,194,000                         114,000        7,080,000
                                                                       ------------------------------------------------------------
        Total....................................................      $77,721,000      $  976,000      $1,247,000      $77,450,000
                                                                       ============================================================


     The amortized cost and approximate fair value of securities at December 31, 1995, by contractual maturity, follow. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           AVAILABLE FOR SALE                 HELD TO MATURITY
                                                                       AMORTIZED           FAIR            AMORTIZED       FAIR
                                                                         COST              VALUE             COST          VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Maturing within one year.........................................      $13,004,000      $12,939,000     $ 1,187,000     $ 1,189,000
Maturing after one year but within five years....................       19,399,000       19,695,000       9,028,000       9,399,000
Maturing after five years but within ten years...................        9,922,000       10,446,000      10,607,000      11,229,000
Maturing after ten years.........................................                                         2,591,000       2,726,000
                                                                       ------------------------------------------------------------
                                                                        42,325,000       43,080,000      23,413,000      24,543,000
Mortgage-backed securities.......................................       37,238,000       37,722,000       4,487,000       4,482,000
Other securities.................................................        6,908,000        6,751,000           6,000           6,000
                                                                       ------------------------------------------------------------
        Total....................................................      $86,471,000      $87,553,000     $27,906,000     $29,031,000
                                                                       ============================================================

                      INDEPENDENT BANK CORPORATION - 1995


A summary of proceeds from the sale of securities available for sale and realized gains and losses follows:

                                                                                                 REALIZED         REALIZED
                                                                             PROCEEDS             GAINS            LOSSES
--------------------------------------------------------------------------------------------------------------------------
1995......................................................................   $ 14,054,000        $   8,000        $128,000
1994......................................................................     28,384,000          228,000         402,000
1993......................................................................     34,341,000          658,000          21,000


     Securities with a book value of $20,816,000 and $10,948,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes as required by law.

     There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 1995 or 1994.

     During November 1995, the Financial Accounting Standards Board issued a "Guide to Implementation of Statement #115 on Accounting for Certain Investment in Debt and Equity Securities." This guide allowed for a one-time change in the classification of securities pursuant to SFAS #115 as of the date of the implementation guide, but no later than December 31, 1995. As a result, the Banks made a transfer of $52,601,000 to securities available for sale.

NOTE 6 -- LOANS

An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                                               1995                1994             1993
--------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period............................................   $5,054,000        $5,053,000       $4,023,000
      Allowance on loans acquired.........................................                                         756,000
      Provision charged to operating expense..............................      636,000           473,000          657,000
      Recoveries credited to allowance....................................      265,000           399,000          331,000
      Loans charged against allowance.....................................     (712,000)         (871,000)        (714,000)
                                                                             ---------------------------------------------
Balance at end of period..................................................   $5,243,000        $5,054,000       $5,053,000
                                                                             =============================================


     Loans are presented net of deferred income of $1,434,000 at December 31, 1995, and $1,325,000 at December 31, 1994.

     Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $2,560,000, $2,834,000 and $3,213,000 at December 31, 1995, 1994 and 1993, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $263,000, $259,000, and $261,000 of interest income would have been realized in 1995, 1994 and 1993, respectively. Interest income accrued on these loans was approximately $64,000, $102,000 and $143,000 in 1995, 1994 and 1993,
respectively.

     Impaired loans totaled approximately $3,200,000 at December 31, 1995. In addition to certain non-performing loans, other than homogeneous residential mortgage and installment loans, impaired loans include commercial and agricultural loans totaling $1,800,000 that have been separately identified as impaired. The Banks' average investment in impaired loans approximated $2,300,000 in 1995. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans in 1995 was approximately $70,000. Certain impaired loans with a balance of approximately $700,000 had specific allocations of the allowance for loan losses calculated in accordance with SFAS #114 totaling approximately $250,000 at December 31, 1995. As a result of the implementation of SFAS #114, certain loans that had previously been identified as in-substance foreclosed and classified as other real estate have been transferred to loans at December 31, 1995.

     At December 31, 1995, 1994 and 1993, the Banks serviced loans totaling approximately $124,000,000, $103,500,000 and $78,000,000, respectively, for the benefit of third parties.

                      INDEPENDENT BANK CORPORATION - 1995

NOTE 7 -- PROPERTY AND EQUIPMENT
A summary of property and equipment at December 31 follows:

                                                                                                            1995         1994
--------------------------------------------------------------------------------------------------------------------------------
Land....................................................................................                $ 1,662,000  $ 1,409,000
Buildings...............................................................................                  9,554,000    8,956,000
Equipment...............................................................................                  7,988,000    7,177,000
                                                                                                        ------------------------
                                                                                                         19,204,000   17,542,000
Accumulated depreciation and amortization...............................................                 (9,273,000)  (8,049,000)
                                                                                                        ------------------------
     Property and equipment, net........................................................                $ 9,931,000  $ 9,493,000
                                                                                                        ========================

NOTE 8 -- DEPOSITS

A summary of interest expense on deposits for the years ended December
31 follows:

                                                                                              1995         1994         1993
--------------------------------------------------------------------------------------------------------------------------------
Savings and NOW.........................................................................   $ 5,515,000  $ 4,819,000  $ 4,887,000
Time deposits under $100,000............................................................     6,072,000    5,705,000    6,508,000
Time deposits of $100,000 or more.......................................................       883,000      568,000      632,000
                                                                                           -------------------------------------
      Total.............................................................................   $12,470,000  $11,092,000  $12,027,000
                                                                                           =====================================


        Aggregate time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $19,497,000, $11,231,000, and $14,124,000 at December 31, 1995, 1994 and 1993, respectively.


NOTE 9 -- OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

                                                                                                  1995          1994
--------------------------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank....................................................      $103,000,000  $40,000,000
U.S. Treasury demand notes..............................................................         1,223,000    1,985,000
Repurchase agreements...................................................................         6,666,000    5,752,000
Other...................................................................................             5,000        4,000
                                                                                              -------------------------
      Total.............................................................................      $110,894,000  $47,741,000
                                                                                              =========================


     Advances from the Federal Home Loan Bank ("FHLB") at December 31, 1995 and 1994, are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 170% of outstanding advances. Maturities and weighted average interest rates are as follows:

                                                  1995               1994
                                           AMOUNT     RATE    AMOUNT       RATE
-------------------------------------------------------------------------------
    Fixed rate advances
     1995.............................                      $  3,000,000   6.90%
     1996............................. $ 27,000,000   5.61%
     1997.............................   34,000,000   6.01
     1998.............................   16,000,000   5.94
                                       ----------------------------------------
       Total fixed rate advances......   77,000,000   5.86     3,000,000   6.90
                                       ----------------------------------------

    Variable rate advances
     1995.............................                        37,000,000   6.15
     1996.............................   15,000,000   5.76
     1997.............................    4,000,000   5.86
     2000.............................    7,000,000   6.66
                                       ----------------------------------------
       Total variable rate advances..    26,000,000   6.02    37,000,000   6.15
                                       ----------------------------------------
         Total advances............... $103,000,000   5.90%  $40,000,000   6.21%
                                       ========================================


     Interest expense on advances amounted to $3,836,000, $761,000 and $55,000 for the years ending December 31, 1995, 1994 and 1993, respectively.

                      INDEPENDENT BANK CORPORATION - 1995

     As members of the FHLB system, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of its total assets, or 5.0% of its outstanding advances. At December 31, 1995, the Banks are in compliance with the FHLB stock ownership requirements.

     The Company also has a $3,000,000 revolving credit agreement secured by the capital stock of one of the Banks. At December 31, 1995, no amounts were outstanding on this revolving credit agreement.


NOTE 10 -- FEDERAL INCOME TAX

The composition of federal income tax expense for the years ended December 31 follows:


                                                                                  1995          1994          1993
---------------------------------------------------------------------------------------------------------------------
Current ...................................................................   $ 3,908,000    $1,855,000    $2,178,000
Deferred ..................................................................    (1,208,000)      474,000       (13,000)
                                                                              ---------------------------------------
     Federal income tax expense ...........................................   $ 2,700,000    $2,329,000    $2,165,000
                                                                              =======================================


     A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 34% to income before federal income tax for the years ended December 31 follows:

                                                                                 1995           1994          1993
---------------------------------------------------------------------------------------------------------------------
Statutory rate applied to income before federal income tax ................   $3,233,000     $2,842,000    $2,642,000
Tax-exempt interest income ................................................     (587,000)      (586,000)     (584,000)
Amortization of goodwill ..................................................       54,000         58,000        49,000
Other, net  ...............................................................                      15,000        58,000
                                                                              ---------------------------------------
      Federal income tax expense ..........................................   $2,700,000     $2,329,000    $2,165,000
                                                                              =======================================

     The deferred federal income tax benefit of $1,208,000 in 1995, expense of $474,000 in 1994, and benefit of $13,000 in 1993, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                                                 1995          1994
---------------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for loan losses .............................................................    $  961,000    $  821,000
  Deferred compensation .................................................................       598,000       481,000
  Deferred loan fees ....................................................................       486,000       458,000
  Deferred credit life premiums .........................................................       145,000       136,000
  Mortgage servicing fees ...............................................................       112,000       128,000
  Unrealized loss on securities available for sale ......................................                   1,092,000
  Other .................................................................................       443,000       205,000
                                                                                             ------------------------
    Gross deferred tax assets  ..........................................................     2,745,000     3,321,000
                                                                                             ------------------------
Deferred tax liabilities
  Unrealized gain on securities available for sale ......................................       368,000
  Purchase premiums .....................................................................       134,000       177,000
  Securities and loans marked-to-market for tax purposes ................................                     622,000
  Other .................................................................................                      27,000
                                                                                             ------------------------
    Gross deferred tax liabilities  .....................................................       502,000       826,000
                                                                                             ------------------------
      Net deferred tax assets ...........................................................    $2,243,000    $2,495,000
                                                                                             ========================


     The Company's aggregate income subject to federal income tax for the three years ended December 31, 1995, totaled approximately $25,600,000. Consequently, Management believes that at December 31, 1995, it is more likely than not that the benefit of the gross deferred tax assets of $2,745,000 will be realized and no valuation allowance is deemed necessary as of December 31, 1995.

                      INDEPENDENT BANK CORPORATION - 1995

NOTE 11 -- EMPLOYEE BENEFIT PLANS

     During 1992, the Company's shareholders approved the adoption of stock option plans for certain employees of the Company and the Banks and for non-employee directors of the Company. An aggregate of 131,250 shares of common stock has been authorized for issuance under the plans. Options granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire five years after the date of grant.

The following table summarizes outstanding grants and stock option transactions:

                                                                                   NUMBER    AVERAGE
                                                                                     OF      EXERCISE
                                                                                   SHARES     PRICE
-----------------------------------------------------------------------------------------------------
Outstanding at December 31, 1992 ..............................................    21,000    $14.65
  Granted .....................................................................    21,000     19.23
  Forfeited ...................................................................    (1,050)    15.00
                                                                                   ----------------
Outstanding at December 31, 1993 ..............................................    40,950     16.99
  Granted .....................................................................    22,050     19.05
  Exercised ...................................................................    (1,050)    15.00
                                                                                   ----------------
Outstanding at December 31, 1994 ..............................................    61,950     17.76
  Granted .....................................................................    25,200     23.70
  Exercised ...................................................................    (8,033)    17.04
  Forfeited ...................................................................    (1,050)    23.33
                                                                                   ----------------
Outstanding at December 31, 1995 ..............................................    78,067    $19.67
                                                                                   ================


     The Company has a 401(k) and an employee stock ownership plan covering substantially all full-time employees of the Company and the Banks. The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. For the years ended December 31, 1995, 1994 and 1993, $704,000, $365,000 and $452,000 respectively, was expensed for these retirement plans.

     Officers of the Company and the Banks participate in various performance-based compensation plans. The 1988 Incentive Share Grant Plan provides that the Board of Directors, at its sole discretion, may award restricted shares of common stock to the participants in the Management Incentive Compensation Plan in lieu of cash bonuses. The market value of such incentive shares at the date of grant must equal twice the amount of the cash incentive otherwise payable. Shares of common stock issued pursuant to the Incentive Share Grant Plan vest over four years. For the years ended December 31, 1995, 1994 and 1993, amounts expensed for all incentive plans totaled $876,000, $633,000, and $784,000, respectively.

     The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.

     Effective January 1, 1996, the Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS #123"). SFAS #123 encourages companies to adopt a fair value method of accounting for stock compensation plans. Those companies not adopting a fair value method will be required to make pro-forma disclosures of net income and earnings per share as if they had adopted the fair value accounting method. Management anticipates the Company will elect the pro-forma disclosure method.

NOTE 12 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, standby letters of credit and interest rate swaps. There were no interest rate swaps in 1995, 1994 and 1993. Financial instruments involve varying degrees of credit and interest rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

                      INDEPENDENT BANK CORPORATION - 1995



A summary of financial instruments with off-balance sheet risk at December 31 follows:
                                                                                        1995         1994
----------------------------------------------------------------------------------------------------------------
Financial instruments whose risk is represented by contract amounts
  Commitments to extend credit...............................................           $50,821,000  $34,266,000
  Standby letters of credit..................................................             2,427,000    2,858,000


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

     Standby letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party, primarily public and private borrowing arrangements. Standby letters of credit generally extend for periods of less than one year. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

NOTE 13 -- RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------
     Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 1995 and 1994.

     A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                                                                     1995         1994
----------------------------------------------------------------------------------------------------------------
Balance at beginning of period...............................................      $5,322,000   $4,765,000
  New loans and advances.....................................................       3,265,000    7,145,000
  Repayments.................................................................      (3,900,000)  (6,588,000)
                                                                                   -----------------------
Balance at end of period.....................................................      $4,687,000   $5,322,000
                                                                                   =======================

NOTE 14 -- OTHER OPERATING EXPENSES
----------------------------------------------------------------------------------------------------------------
Other operating expenses for the years ended December 31, follow:
                                                                        1995          1994          1993
----------------------------------------------------------------------------------------------------------------
Loan and collection............................................       $1,030,000   $  626,000     $724,000
Computer processing............................................          818,000      786,000      674,000
Communications.................................................          791,000      728,000      614,000
Supplies.......................................................          561,000      498,000      423,000
State taxes....................................................          537,000      496,000      435,000
Deposit insurance..............................................          499,000      966,000      858,000
Legal and professional.........................................          307,000      406,000      394,000
Other..........................................................        2,103,000    1,795,000    1,892,000
                                                                      ------------------------------------
     Total.....................................................       $6,646,000   $6,301,000   $6,014,000
                                                                      ====================================


NOTE 15 -- UNDISTRIBUTED INCOME AND DIVIDEND LIMITATIONS OF SUBSIDIARIES

        Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 1995, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval is approximately $18,930,000. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by management and in accordance with guidelines of regulatory authorities.

                      INDEPENDENT BANK CORPORATION - 1995

NOTE 16 -- FAIR VALUES OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for its financial instruments. Many of the Company's financial instruments lack an available trading market. Further, it is the Company's general practice and intent to hold the majority of its financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Estimated fair values have been determined using available data and an estimation methodology that is considered suitable for each category of financial instrument. For assets and liabilities with floating interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

     Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and federal funds sold.

     The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest rate risk inherent in the loan.

     Financial instruments with stated maturities, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with similar remaining maturities.

     Financial instrument liabilities with no stated maturities, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

     The estimated fair values and recorded book balances at December 31 follow:

                                                                  1995                             1994
                                                      ESTIMATED            RECORDED      ESTIMATED       RECORDED
                                                        FAIR                BOOK           FAIR            BOOK
                                                        VALUE              BALANCE         VALUE          BALANCE
-------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)
ASSETS
  Cash and due from banks ............................ $ 17,200           $ 17,200       $ 22,900        $ 22,900
  Federal funds sold .................................                                        900             900
  Securities available for sale ......................   87,600             87,600         52,800          52,800
  Securities held to maturity ........................   29,000             27,900         77,500          77,700
  Net loans and loans held for sale ..................  432,000            428,800        330,700         337,600

LIABILITIES
  Deposits with no stated maturities ................. $261,500           $261,500       $275,800        $275,800
  Deposits with stated maturities ....................  150,300            150,100        132,500         133,700
  Other borrowings ...................................  124,400            124,300         61,600          61,600



     The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, the value of future earnings attributable to off-balance sheet activities and the value of assets and liabilities that are not considered financial instruments.

     Fair value estimates for deposit accounts do not include the value of the substantial core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                      INDEPENDENT BANK CORPORATION - 1995


NOTE 17 -- INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION
Presented below are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION                                       DECEMBER 31,
                                                                              1995          1994
---------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks..........................................        $ 2,761,000  $ 1,865,000
  Investment in subsidiaries.......................................         44,212,000   38,058,000
  Other assets.....................................................          1,713,000    1,667,000
                                                                           ------------------------
      Total Assets.................................................        $48,686,000  $41,590,000
                                                                           ========================
LIABILITIES AND SHAREHOLDERS' EQUITY
  Other liabilities................................................        $ 1,661,000  $ 1,279,000
  Shareholders' equity.............................................         47,025,000   40,311,000
                                                                           ------------------------
      Total Liabilities and Shareholders' Equity...................        $48,686,000  $41,590,000
                                                                           ========================



CONDENSED STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED DECEMBER 31,
                                                                        1995        1994        1993
-------------------------------------------------------------------------------------------------------
OPERATING INCOME
 Dividends from subsidiaries......................................   $4,500,000  $5,560,000  $5,426,000
 Management fees from subsidiaries and other income...............    4,248,000   4,028,000   3,362,000
                                                                     ----------------------------------
   Total Operating Income.........................................    8,748,000   9,588,000   8,788,000
                                                                     ----------------------------------
OPERATING EXPENSES
 Interest expense.................................................                  120,000      34,000
 Administrative and other expenses................................    5,226,000   4,849,000   4,387,000
                                                                     ----------------------------------
   Total Operating Expenses.......................................    5,226,000   4,969,000   4,421,000
                                                                     ----------------------------------
   Income Before Federal Income Tax and Undistributed Net Income
     of Subsidiaries..............................................    3,522,000   4,619,000   4,367,000
Federal income tax credit.........................................      320,000     310,000     313,000
                                                                     ----------------------------------
   Income Before Equity in Undistributed Net Income
     of Subsidiaries..............................................    3,842,000   4,929,000   4,680,000
Equity in undistributed net income of subsidiaries................    2,968,000   1,102,000     926,000
                                                                     ----------------------------------
       Net Income.................................................   $6,810,000  $6,031,000  $5,606,000
                                                                     ==================================


                      INDEPENDENT BANK CORPORATION - 1995


CONDENSED STATEMENTS OF CASH FLOWS
                                                                            YEAR ENDED DECEMBER 31,
                                                                          1995         1994         1993
------------------------------------------------------------------------------------------------------------
Net Income ........................................................    $6,810,000   $6,031,000   $5,606,000
                                                                       -------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
  Depreciation, amortization of intangible assets and premiums,
    and accretion of discounts on securities and loans.............       297,000      286,000      215,000
  (Increase) decrease in other assets..............................      (604,000)     547,000     (332,000)
  Increase in other liabilities....................................       599,000      298,000      560,000
  Equity in undistributed net income of subsidiaries...............    (2,968,000)  (1,102,000)    (926,000)
                                                                       -------------------------------------
    Total Adjustments..............................................    (2,676,000)      29,000     (483,000)
                                                                       -------------------------------------
    Net Cash from Operating Activities.............................     4,134,000    6,060,000    5,123,000
                                                                       -------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of securities available for sale........................                   (241,000)    (233,000)
  Capital expenditures.............................................      (127,000)    (142,000)    (594,000)
  Investment in subsidiaries.......................................                              (7,214,000)
  Proceeds from sale of property and equipment.....................        36,000                    13,000
                                                                       -------------------------------------
    Net Cash from Investing Activities.............................       (91,000)    (383,000)  (8,028,000)
                                                                       -------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term borrowings...................                               3,000,000
  Repayment of debt................................................                 (2,750,000)    (250,000)
  Dividends paid...................................................    (2,392,000)  (1,926,000)  (1,380,000)
  Proceeds from issuance of common stock...........................       138,000       16,000
  Repurchase of common stock.......................................      (893,000)    (924,000)
                                                                       -------------------------------------
    Net Cash from Financing Activities.............................    (3,147,000)  (5,584,000)   1,370,000
                                                                       -------------------------------------
    Net Increase (Decrease) in Cash and Cash Equivalents...........       896,000       93,000   (1,535,000)
Cash and Cash Equivalents at Beginning of Period...................     1,865,000    1,772,000    3,307,000
                                                                       -------------------------------------
        Cash and Cash Equivalents at End of Period.................    $2,761,000   $1,865,000   $1,772,000
                                                                       =====================================


                      INDEPENDENT BANK CORPORATION - 1995

INDEPENDENT AUDITOR'S REPORT


BOARD OF DIRECTORS AND SHAREHOLDERS

INDEPENDENT BANK CORPORATION

IONIA, MICHIGAN


     We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." As discussed in note 1, the Company changed its method of accounting for investments to adopt the provisions of Financial Accounting Standards Board's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at January 1, 1994. As discussed in note 1, the Company changed its method of accounting for impaired loans in 1995 to adopt the provisions of Financial Accounting Standards Board's SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures."




/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Lansing, Michigan
February 1, 1996

                      INDEPENDENT BANK CORPORATION - 1995

QUARTERLY SUMMARY

                                           REPORTED SALE PRICES OF COMMON SHARES                     CASH DIVIDENDS
                                          1995                                1994                       DECLARED
                                   ---------------------------------------------------------------------------------
                                    HIGH        LOW        CLOSE       HIGH        LOW       CLOSE     1995    1994
-------------------------------------------------------------------------------------------------------------------
First quarter...............       $23.75      $22.50      $23.75      $19.00      $17.50  $18.50     $.23     $.19
Second quarter..............        25.25       22.75       25.00       22.00       18.00   21.25      .23      .19
Third quarter...............        28.75       24.25       27.50       22.25       20.25   22.00      .23      .19
Fourth quarter..............        28.50       26.50       26.75       23.75       21.50   22.50      .24      .19


     The Company has approximately 1,900 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP". The prices shown above are supplied by Nasdaq and reflect the interdealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

     In addition to the provisions of the Michigan Business Corporations Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See note 15 to the Consolidated Financial Statements.)


QUARTERLY FINANCIAL DATA

A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                THREE MONTHS ENDED
                                                    MARCH        JUNE       SEPTEMBER    DECEMBER
                                                     31,          30,          30,          31,
---------------------------------------------------------------------------------------------------
1995
  Interest income..........................     $10,412,000  $11,181,000  $11,941,000  $12,448,000
  Net interest income......................       6,523,000    6,942,000    7,188,000    7,429,000
  Provision for loan losses................         159,000      159,000      159,000      159,000
  Net income before income tax expense.....       2,161,000    2,266,000    2,508,000    2,575,000
  Net income...............................       1,556,000    1,636,000    1,795,000    1,823,000

 Net income per common share...............             .57          .60          .66          .67

1994
  Interest income..........................     $ 9,018,000  $ 9,233,000  $ 9,540,000  $10,029,000
  Net interest income......................       5,888,000    6,244,000    6,464,000    6,639,000
  Provision for loan losses................         126,000      126,000      108,000      113,000
  Net income before income tax expense.....       1,862,000    2,051,000    2,207,000    2,240,000
  Net income...............................       1,376,000    1,468,000    1,577,000    1,610,000

 Net income per common share...............             .50          .53          .57          .59

                      INDEPENDENT BANK CORPORATION - 1995

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

     Shareholders may obtain, without charge, a copy of Form 10-K, the 1995 Annual Report to the Securities and Exchange Commission, by writing to William
R. Kohls, Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846.

NOTICE OF ANNUAL MEETING

     The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 16, 1996, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

     State Street Bank & Trust Company, (P.O. Box 8200, Boston, Massachusetts 02266-8200, 800/426-5523) serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

     The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders to reinvest cash dividends into the Company's common stock. Optional cash purchases are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.

MARKET MAKERS
Registered market makers at December 31, 1995 follow:

         Burns, Pauli & Co., Inc.               Howe, Barnes Investments, Inc.
         The Chicago Corporation                Robert W. Baird & Co., Inc.
         First of Michigan Corporation          Roney & Company
         Herzog, Heine, Geduld, Inc.

                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

Charles C. Van Loan, President and Chief Executive Officer, Independent
  Bank Corporation
Jeffrey A. Bratsburg, President and Chief Executive Officer, Independent
  Bank West Michigan
Ronald L. Long, President and Chief Executive Officer, Independent Bank
  East Michigan
Michael M. Magee, President and Chief Executive Officer, Independent Bank Edward B. Swanson, President and Chief Executive Officer, Independent Bank
  South Michigan
William R. Kohls, Executive Vice President and Chief Financial Officer

DIRECTORS

William F. Ehinger, President, Grabill Kitchens and Interiors,
  Manufacturers Representative, Rockford
Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc.,
  Manufacturer, Belding
Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding Rex P. O'Connor, Attorney, Ionia
Charles A. Palmer, Professor of Law, Cooley Law School, Lansing
Charles C. Van Loan, President and Chief Executive Officer, Independent
  Bank Corporation, Ionia
Arch V. Wright, Jr., President, Charlevoix Development Company, Real
  Estate Development, Charlevoix