Form 10-K, Exhibit 13
period 1996-12-31
INDEPENDENT BANK CORP /MI/
filed 1997-03-28
CIK 39311

                                                                     EXHIBIT 13

                                    APPENDIX

            Independent Bank Corporation is a bank holding company with total assets of $889 million and a market capitalization of approximately $116 million. Its four subsidiary banks principally serve rural and suburban communities located across Michigan's lower peninsula.

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





      CONTENTS

      Management's Discussion and Analysis...........................  A-2

      Selected Consolidated Financial Data........................... A-11

      Independent Auditor's Report................................... A-12

      Consolidated Financial Statements.............................. A-13

      Notes to Consolidated Financial Statements..................... A-18

      Quarterly Data................................................. A-31

      Shareholder Information........................................ A-32

      Executive Officers & Directors................................. A-32

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     Management's discussion and analysis of financial condition and results of operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in such forward-looking statements.

     The following section presents additional information to assess the financial condition and results of operations of the Company and the Banks. This section should be read in conjunction with the consolidated financial statements and supplemental financial data contained in this appendix.

     ACQUISITIONS AND FINANCING. Consistent with Management's goal to maintain profitable financial leverage, the Company acquired North Bank Corporation ("NBC") effective May 31, 1996, and on December 13, 1996, one of the Banks purchased eight offices from First of America Bank - Michigan N.A. (the "FoA Branches"). These acquisitions (the "1996 Acquisitions") were financed with an unsecured credit facility (the "Credit Facility") and the issuance of cumulative trust preferred securities. The 1996 Acquisitions and related financing will continue to have a material impact on the Company's financial condition and results of operation.

     NBC was acquired in exchange for cash consideration totaling $15.8 million. On the effective date of the transaction (the "NBC Acquisition"), NBC's assets and shareholders' equity totaled $152.0 million and $9.5 million, respectively, and the Company recorded goodwill totaling $7.5 million. NBC's sole banking subsidiary, North Bank, was subsequently consolidated with one of the Banks.

     The FoA Branches are located in communities that are contiguous to markets served by the acquiring Bank. On the date of the transaction (the "FoA Purchase"), the FoA Branches had deposits and loans totaling $121.9 million and $22.1 million, respectively, and the Bank recorded intangible assets of approximately $8.8 million. Real and personal property associated with the FoA Branches was purchased at net book value totaling $1.3 million.

     The Credit Facility consisted of a $10 million term loan that requires quarterly principal payments of $500,000 and a $7 million revolving credit agreement. Unpaid principal balances at December 31, 1996, totaled $9.0 million and $5.0 million, respectively.

     On December 18, 1996, IBC Capital Finance, a trust subsidiary of the Company, issued $17.25 million of 9.25% Cumulative Trust Preferred Securities ("Preferred Securities"). Net proceeds have been used by the Company to fund a capital contribution to one of the Banks in conjunction with the FoA Purchase and for other corporate purposes. In addition, the transaction will assist the Company in maintaining a Tier 1 capital ratio in excess of 5%. (See "Capital resources.")

                             RESULTS OF OPERATIONS

     SUMMARY OF RESULTS. Net income totaled $7,852,000 in 1996. The 15.3% increase from $6,810,000 in 1995 represents the thirteenth consecutive increase in the Company's annual earnings. A year earlier, net income increased by 12.9% from $6,031,000 in 1994.

     These increases in net income principally reflect increases in net interest income that have accompanied the growth in average earning assets. In addition to the NBC Acquisition, the Banks' balance sheet management strategies that combine effective loan origination efforts with disciplined funding strategies have provided an opportunity to profitably deploy capital (See "Deposits and borrowings" and "Asset/liability management.") Net gains on the sale of real estate mortgage loans have also contributed to the increases in net income. Increases in net interest income and net gains on the sale of real estate mortgage loans were, however, partially offset by increases in non-interest expense, the provision for loan losses and federal income taxes.

KEY PERFORMANCE RATIOS                                 YEAR ENDED DECEMBER 31,
                                                       1996      1995     1994
--------------------------------------------------------------------------------
Net income to
  Average equity...................................... 15.74%    15.59%   15.22%
  Average assets......................................  1.11      1.25     1.25
Income per common share............................... $2.72     $2.38    $2.09


     The increase in the Company's return on average equity, relative to its return on average assets, reflects Management's efforts to maintain or enhance financial leverage. As a result of the NBC Acquisition and the Banks' balance sheet management strategies, the Company's leverage ratio (average assets divided by average shareholders' equity) increased to 14.18 during 1996, compared to 12.44 and 12.16 during 1995 and 1994, respectively. The leverage ratio further increased to 17.14 at December 31, 1996, as a result of the FoA Purchase.

     NET INTEREST INCOME. Increases in tax equivalent net interest income are the result of increases in average earning assets. Tax equivalent net interest income increased by 23.3% to $35,779,000 during 1996 and by 10.7% to $29,008,000 in 1995 from $26,205,000 in 1994. Average earning assets increased by 29.5% to $664,718,000 in 1996 and by 15.1% to $513,377,000 in 1995 from
$445,971,000 in 1994.

     The Banks' balance sheet management strategies and the NBC Acquisition each account for approximately 50% of the $151,341,000 increase in average earning assets in 1996. (See "Deposits and borrowings.") The FoA Purchase did not, however, have a material impact on average earning assets. Approximately 90% of the $67,406,000 increase in average earning assets in 1995 can be attributed to the Banks' balance sheet management strategies.

                                              1996                              1995                               1994
AVERAGE                            -----------------------------------------------------------------------------------------------
BALANCES AND TAX                   AVERAGE             YIELD/        AVERAGE             YIELD/         AVERAGE             YIELD/
EQUIVALENT RATES                   BALANCE   INTEREST   COST         BALANCE   INTEREST   COST          BALANCE   INTEREST   COST
----------------------------------------------------------------------------------------------------------------------------------
                                                                       (dollars in thousands)
ASSETS
   Loans-all domestic(1,2).....    $510,434  $49,478     9.69%       $382,644   $37,654    9.84%        $294,968   $28,936    9.81%
   Taxable securities..........     100,945    6,710     6.65          93,064     5,919    6.36          108,905     6,537    6.00
   Tax-exempt securities(2)....      39,393    3,433     8.72          31,516     2,914    9.25           29,763     2,857    9.60
   Other investments...........      13,946      971     6.96           6,153       421    6.84           12,335       460    3.73
                                   --------  -------                 --------  --------                 --------  --------
     Interest earning assets...     664,718   60,592     9.12         513,377    46,908    9.14          445,971    38,790    8.70
                                             -------                           --------                           --------
   Cash and due from banks.....      21,573                            16,091                             14,359
   Other assets, net...........      21,038                            14,115                             21,491
                                   --------                          --------                           --------
       Total assets............    $707,329                          $543,583                           $481,821
                                   ========                          ========                           ========
LIABILITIES
   Savings and NOW.............    $250,977    6,116     2.44        $217,721     5,515    2.53         $213,590     4,819    2.26
   Time deposits...............     187,117   10,022     5.36         141,292     6,955    4.92          150,036     6,273    4.18
   Long-term debt..............       4,875      335     6.87                                              2,195       120    5.47
   Other borrowings............     144,703    8,340     5.76          89,048     5,430    6.10           28,481     1,373    4.82
                                   --------  -------                 --------  --------                 --------  --------
     Interest bearing
       liabilities.............     587,672   24,813     4.22         448,061    17,900    4.00          394,302    12,585    3.19
                                             -------                           --------                           --------
   Demand deposits.............      61,161                            46,539                             41,910
   Other liabilities...........       8,597                             5,296                              5,989
   Shareholders' equity........      49,899                            43,687                             39,620
                                   --------                          --------                           --------
       Total liabilities and
         shareholders' equity      $707,329                          $543,583                           $481,821
                                   ========                          ========                           ========

       Net interest income.....              $35,779                            $29,008                           $ 26,205
                                             =======                            =======                           ========

       Net interest income
         as a percent of
         earning assets........                          5.38%                             5.65%                              5.88%
                                                         ====                              ====                               ====


(1) Interest on loans includes net origination fees totaling $3,331,000, $2,702,000 and $2,590,000 in 1996, 1995 and 1994, respectively.

(2) Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 34%. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.




     Tax equivalent net interest income declined to 5.38% of average earning assets during 1996 from 5.65% and 5.88% in 1995 and 1994, respectively. In addition to the cost of other borrowings utilized to implement the Banks' balance sheet management strategies, the decrease in tax equivalent net interest income as a percent of average earning assets during 1996 reflects the NBC Acquisition and the cost of the Credit Facility.

CHANGE IN TAX EQUIVLENT                                    1996 COMPARED TO 1995                 1995 COMPARED TO 1994
NET INTEREST INCOME                                      VOLUME      RATE       NET         VOLUME       RATE         NET
---------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)
Increase (decrease) in interest income(1)
  Loans-all domestic................................    $12,395     $(571)    $11,824      $ 8,627     $    91     $ 8,718
  Taxable securities................................        516       275         791         (991)        373        (618)
  Tax-exempt securities(2)..........................        695      (176)        519          165        (108)         57
  Other investments.................................        542         8         550         (303)        264         (39)
                                                        -------------------------------------------------------------------
    Total interest income...........................     14,148      (464)     13,684        7,498         620       8,118
                                                        -------------------------------------------------------------------
Increase (decrease) in interest expense(1)
  Savings and NOW...................................        817      (216)        601           95         601         696
  Time deposits.....................................      2,412       655       3,067         (382)      1,064         682
  Long-term debt....................................        335                   335         (120)                   (120)
  Other borrowings..................................      3,223      (313)      2,910        3,594         463       4,057
                                                        -------------------------------------------------------------------
    Total interest expense..........................      6,787       126       6,913        3,187       2,128       5,315
                                                        -------------------------------------------------------------------
       Net interest income..........................    $ 7,361     $(590)    $ 6,771      $ 4,311     $(1,508)    $ 2,803
                                                        ===================================================================


(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2) Interest on tax exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 34%.


     Increases in loans as a percent of average earning assets partially offset the decline in tax equivalent net interest income as a percent of average earning assets. Loans were equal to 76.8% of average earning assets in 1996 compared to 74.5% and 66.1% in 1995 and 1994. Management anticipates that cash proceeds from the FoA Purchase, pending complete deployment into higher yielding loans, as well as distributions paid on the Preferred Securities will depress tax equivalent net interest income as a percent of average earning assets in future accounting periods.

COMPOSITION OF AVERAGE EARNING ASSETS                                                          YEAR ENDED DECEMBER 31,
AND INTEREST PAYING LIABILITIES                                                               1996      1995      1994
-----------------------------------------------------------------------------------------------------------------------
As a percent of average earning assets
  Loans-all domestic......................................................................   76.79%    74.53%    66.14%
  Other earning assets....................................................................   23.21     25.47     33.86
                                                                                            --------------------------
      Average earning assets..............................................................  100.00%   100.00%   100.00%
                                                                                            ==========================
  Savings and NOW.........................................................................   37.76%    42.41%    47.89%
  Time deposits...........................................................................   28.15     27.52     33.64
  Other borrowings and long-term debt.....................................................   22.50     17.35      6.88
                                                                                            --------------------------
      Average interest bearing liabilities................................................   88.41%    87.28%    88.41%
                                                                                            ==========================

Earning asset ratio.......................................................................   93.98%    94.44%    92.56%
Free-funds ratio..........................................................................   11.59     12.72     11.59


     PROVISION FOR LOAN LOSSES. In addition to a subjective analysis of general and local economic conditions, Management's assessment of the allowance for loan losses is based upon the aggregate amount and composition of the Banks' loan portfolios, a systematic review of specific credits, historical loss experience as well as the absolute level of non-performing and impaired loans. (See "Loan portfolios.")

     The provision for loan losses totaled $1,233,000 in 1996 compared to $636,000 in 1995 and $473,000 in 1994. Increases in the provision for loan losses during both years partially reflect increases in the Banks' loan portfolios. The application of Management's allocation methodology to NBC's loan portfolio further contributed to the increase in the provision for loan losses during 1996.

     NON-INTEREST INCOME. Non-interest income totaled $5,552,000 in 1996. The 47% increase from $3,766,000 in 1995 reflects a $1,143,000 increase in net gains on the sale of real estate mortgage loans. Increases in service charges on deposit accounts and other non-interest income that principally relate to the NBC Acquisition also contributed to the increase in non-interest income. A year earlier, an increase in net gains on the sale of real estate mortgage loans accounted for approximately 72% of the $665,000 increase in non-interest income. Management anticipates that the 1996 Acquisitions will contribute to increases in service charges on deposit accounts and other non-interest income during the coming year.

NON-INTEREST INCOME                                                          YEAR ENDED DECEMBER 31,
                                                                          1996        1995          1994
------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts.................................  $2,267,000   $1,919,000    $1,892,000
Net gains (losses) on asset sales
  Real estate mortgage loans........................................   1,871,000      728,000       249,000
  Securities........................................................    (162,000)    (120,000)     (174,000)
Real estate mortgage loan servicing.................................     412,000      371,000       335,000
PrimeVest commissions...............................................     103,000       73,000       120,000
Other...............................................................   1,061,000      795,000       679,000
                                                                      -------------------------------------
     Total non-interest income......................................  $5,552,000   $3,766,000    $3,101,000
                                                                      =====================================


     Net gains on the sale of real estate mortgage loans totaled $1,871,000 in 1996 compared to $728,000 and $249,000 in 1995 and 1994, respectively. Management attributes a substantial portion of the increase in such net gains to favorable economic and competitive conditions as well as increases in aggregate loans sold. Management estimates, however, that approximately 45% of the $1,143,000 increase during 1996 reflects the implementation of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS #122"), as well as an increase in the sale of servicing rights and an increase in the origination and sale of loans underwritten pursuant to government guarantees.




NET GAINS ON THE SALE OF REAL ESTATE                                         YEAR ENDED DECEMBER 31,
MORTGAGE LOANS                                                            1996        1995          1994
------------------------------------------------------------------------------------------------------------
Real estate mortgage loans originated.............................   $227,600,000  $163,500,000  $97,800,000
Real estate mortgage loan sales...................................    108,700,000    52,000,000   38,100,000
Real estate mortgage loan servicing rights sold...................     37,900,000    19,700,000    1,500,000
Net gains on the sale of real estate mortgage loans...............      1,871,000       728,000      249,000
Net gains as a percent of real estate mortgage loan sales.........           1.72%         1.40%        0.65%



     The Banks' balance sheet management strategies are largely dependent upon the ability to fund rate-sensitive loans with non-deposit sources of funds. (See "Asset/liability management.") Accordingly, the Banks continue to retain the majority of such rate-sensitive real estate mortgage loans and sell the majority of fixed-rate obligations. Consequently, the volume of loans sold is dependent upon consumer demand for fixed-rate loans as well as the Banks' ability to sustain or increase the origination of real estate mortgage loans. Net gains are further subject to economic and competitive factors as well as the ability to effectively manage the Banks' exposure to changes in interest rates.

     The Banks have historically retained servicing rights on real estate mortgage loans sold to maintain customer relationships. During 1996, however, the Banks sold the related servicing rights on loans totaling $37,900,000 compared to $19,700,000 and $1,500,000 in 1995 and 1994, respectively. The majority of these loans represent loans underwritten pursuant to government guarantees and loans that have been originated in markets that are not served by the Banks' branch networks. Accordingly, the sale of such servicing rights will depend on the ability of the Banks to generate such loans.

     Net losses on the sale of securities available for sale equaled $162,000 in 1996 compared to $120,000 and $174,000 in 1995 and 1994, respectively. Future gains and losses will be dependent upon the Banks' asset/liability management needs as well as the slope of the yield curve, the level of interest rates and other pertinent factors. (See "Asset/liability management.")

     NON-INTEREST EXPENSE. Non-interest expense totaled $27,861,000 in 1996 compared to $21,702,000 in 1995 and $19,503,000 in 1994. The $6,159,000
increase during 1996 principally reflects the impact of the NBC Acquisition as well as an increase in salaries and benefits, including performance-based compensation. A year earlier, an increase in salaries and benefits accounted for the majority of the $2,199,000 increase in total non-interest expense. Reductions in deposit insurance assessments, however, partially offset the increase in non-interest expense during both 1996 and 1995.

NON-INTEREST EXPENSE                                                               YEAR ENDED DECEMBER 31,
                                                                            1996           1995            1994
----------------------------------------------------------------------------------------------------------------------
Salaries.............................................................  $10,280,000     $ 8,005,000     $ 7,817,000
Performance-based compensation and benefits..........................    3,106,000       2,351,000       1,052,000
Other benefits.......................................................    2,299,000       1,807,000       1,693,000
                                                                       -------------------------------------------
   Salaries and benefits.............................................   15,685,000      12,163,000      10,562,000
Occupancy, net.......................................................    2,042,000       1,548,000       1,392,000
Furniture and fixtures...............................................    1,864,000       1,345,000       1,248,000
Loan and collection..................................................      663,000       1,030,000         626,000
Deposit insurance....................................................       92,000         499,000         966,000
Other................................................................    7,515,000       5,117,000       4,709,000
                                                                       -------------------------------------------
    Total non-interest expense.......................................  $27,861,000     $21,702,000     $19,503,000
                                                                       ===========================================



     The Company and the Banks maintain compensation policies and practices that provide incentives for superior performance and align the interests of its officers and employees with those of the Company's shareholders. In addition to annual cash performance awards and commissions related to the origination of real estate mortgage loans, such incentive compensation plans include equity-based plans such as the Employee Stock Ownership Plan, the Employee Stock Option Plan and the Incentive Share Grant Plan. Increases in performance-based compensation accounted for 21.4% of the $3,522,000 increase in salaries and benefits during 1996. A year earlier, performance-based compensation accounted for 81% of the $1,601,000 increase in total compensation.

     The NBC Acquisition also had a substantial impact on salaries and benefits as well as total non-interest expense. Management estimates that the NBC Acquisition accounts for approximately 35% of the increase in salaries and benefits and approximately 45% of the increase in total non-interest expense. Further, Management anticipates that the 1996 Acquisitions, including the amortization of intangible assets, will contribute to increases in salaries and benefits as well as total non-interest expense during future accounting periods.

     Costs associated with new branch facilities, a write down of other real estate as well as the introduction of the "EZ Money" check card and related ATM conversion have also contributed to the increase in non-interest expense during 1996. Costs associated with new loan production offices contributed to increases in occupancy, furniture and fixtures and other non-interest expense during 1995. A provision for environmental remediation costs, as estimated by environmental engineers, associated with foreclosed properties contributed approximately $200,000 to the increase in non-interest expense during 1995.

                              FINANCIAL CONDITION

     SUMMARY. Total assets increased by 51% to $888.6 million at December 31, 1996, from $590.1 million a year earlier. While the 1996 Acquisitions account for more than 85% of the $298.5 million increase, the Banks' balance sheet management efforts continue to make an important contribution to the Company's growth.

     In addition to proceeds from the sale or maturity of securities, the Banks have relied on other borrowings to fund the increase in Portfolio Loans. The use of such non-deposit funds, principally advances from the Federal Home Loan Bank (the "FHLB"), complements the Banks' relatively stable base of core deposits and may further Management's efforts to limit the Banks' exposure to changes in interest rates. (See "Deposits and borrowings.") FHLB advances totaled $111.0 million and $103.0 million at December 31, 1996 and 1995, respectively.

     SECURITIES. The Banks maintain diversified securities portfolios that include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate notes and mortgage-backed securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow.

     Securities available for sale are carried at fair value and unrealized gains and losses, after consideration of applicable taxes, are recognized as a separate component of shareholders' equity. Management has the intent and the Banks have the ability to hold other securities to maturity. These securities are carried at amortized cost without adjustment for unrealized gains and losses.

SECURITIES                                     AMORTIZED              UNREALIZED              FAIR
                                                 COST            GAINS        LOSSES          VALUE
----------------------------------------------------------------------------------------------------------
Securities Available for Sale
  December 31, 1996......................... $135,290,000     $1,870,000     $308,000     $136,852,000
  December 31, 1995.........................   86,471,000      1,538,000      456,000       87,553,000

Securities Held to Maturity
  December 31, 1996.........................  $26,754,000       $929,000      $38,000      $27,645,000
  December 31, 1995.........................   27,906,000      1,157,000       32,000       29,031,000


     The Banks sold securities available for sale with an aggregate market value of $18,145,000, in 1996 compared to $14,054,000 and $28,384,000 in 1995 and 1994, respectively. The Banks realized net losses of $162,000 in 1996 compared to $120,000 and $174,000 in 1995 and 1994, respectively, on such sales.

     LOAN PORTFOLIOS. Management believes that the stable and diversified economies of the Banks' principal lending markets provide attractive lending opportunities. In addition to the communities served by the Banks' branch networks and loan production offices, the principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators.

LOAN PORTFOLIO COMPOSITION                                                                DECEMBER 31,
                                                                                    1996              1995
----------------------------------------------------------------------------------------------------------------
Real estate
  Residential first mortgages..........................................        $275,660,000       $211,690,000
  Residential home equity and other junior mortgages...................          35,673,000         19,733,000
  Construction and land development....................................          49,017,000         29,328,000
  Other................................................................          92,253,000         56,675,000
Consumer...............................................................          90,284,000         64,821,000
Commercial.............................................................          45,013,000         23,403,000
Agricultural...........................................................          21,804,000         12,394,000
                                                                               -------------------------------
       Total loans.....................................................        $609,704,000       $418,044,000
                                                                               ===============================


     Loans, excluding loans held for sale ("Portfolio Loans"), increased to $609.7 million at December 31, 1996, from $418.0 million a year earlier. Management attributes approximately 55% of the $191.7 million increase in Portfolio Loans to the impact of the 1996 Acquisitions.

     Management believes that the Company's decentralized structure provides the Banks with important advantages in serving the credit needs of its principal lending markets. Although the Management and Board of Directors of each Bank retain authority and responsibility for all credit decisions, each of the Banks has adopted uniform underwriting standards. The Company's loan committee and the centralization of credit services promote compliance with established underwriting standards. The Company's centralized credit services, which include credit analysis and commercial loan review, provide additional internal controls that are consistent with the needs of a decentralized organization. The centralization of retail loan services further provides for consistent service quality and facilitates compliance with applicable consumer protection laws and regulations.

NON-PERFORMING ASSETS                                                                              DECEMBER 31,
                                                                                         1996        1995          1994
------------------------------------------------------------------------------------------------------------------------
Non-accrual loans................................................................   $1,711,000    $1,886,000  $2,052,000
Loans 90 days or more past due and still accruing interest.......................    1,994,000       427,000     254,000
Restructured loans...............................................................      197,000       247,000     528,000
                                                                                    ------------------------------------
  Total non-performing loans.....................................................    3,902,000     2,560,000   2,834,000
Other real estate................................................................      730,000       760,000   1,381,000
                                                                                    ------------------------------------
        Total non-performing assets..............................................   $4,632,000    $3,320,000  $4,215,000
                                                                                    ====================================
As a percent of total loans
  Non-performing loans...........................................................         0.64%         0.61%       0.84%
  Non-performing assets..........................................................         0.76          0.79        1.25

     The 1996 Acquisitions account for the $1,342,000 increase in non-performing loans to $3,902,000 at December 31, 1996. Non-performing loans associated with these transactions totaled approximately $1,485,000 at December 31, 1996. The decline in non-performing assets during 1995, to $3,320,000 at December 31, 1995, from $4,215,000 a year earlier, principally reflects a decrease in substandard assets that had been acquired in connection with the acquisition of a bank in 1994 and two banks in 1993.

ALLOWANCE FOR LOAN LOSSES                                                                YEAR ENDED DECEMBER 31,
                                                                                     1996         1995        1994
-----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period .............................................       $5,243,000  $5,054,000  $5,053,000
  Allowance on loans acquired...............................................        1,180,000
  Provision charged to operating expense....................................        1,233,000     636,000     473,000
  Recoveries credited to allowance..........................................          440,000     265,000     399,000
  Loans charged against allowance...........................................       (1,136,000)   (712,000)   (871,000)
                                                                                   ----------------------------------
Balance at end of period....................................................       $6,960,000  $5,243,000  $5,054,000
                                                                                   ==================================

Allowance for loan losses as a percent of non-performing loans..............              178%        205%        178%


     Loans charged against the allowance, net of recoveries ("Net Losses"), were $696,000 during 1996, compared to $447,000 and $472,000 in 1995 and 1994, respectively. Net Losses on loans that were acquired as a result of the NBC Acquisition totaled approximately $153,000.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                                                    DECEMBER 31,
                                                                                      1996         1995          1994
-----------------------------------------------------------------------------------------------------------------------
Commercial and agricultural...........................................            $2,176,000    $1,612,000  $1,655,000
Real estate mortgage..................................................               257,000       162,000     177,000
Installment...........................................................               834,000       597,000     474,000
Unallocated...........................................................             3,693,000     2,872,000   2,748,000
                                                                                  ------------------------------------
       Total..........................................................            $6,960,000    $5,243,000  $5,054,000
                                                                                  ====================================

Allocated allowance as a percent of total allowance...................                  46.9%         45.2%       45.6%



     The allowance for loan losses is maintained at a level that Management considers appropriate based upon its assessment of relevant circumstances. (See "Provision for loan losses.") In performing its assessment, Management allocates portions of the allowance for loan losses to specific loans and loan portfolios. The allowance for loan losses declined to 1.14% of Portfolio Loans at December 31, 1996, from 1.25% and 1.50% at December 31, 1995 and 1994, respectively. At those same dates, the unallocated portion of the allowance was equal to 53.1% of the total allowance for loan losses compared to 54.8% and 54.4%, respectively.

     DEPOSITS AND BORROWINGS. Deposits totaled $672.5 million at December 31, 1996, compared to $411.6 million at December 31, 1995. The 1996 Acquisitions account for substantially all of the $260.9 million increase in total deposits. Other borrowed funds totaled $135.3 million at December 31, 1996, compared to $110.9 million a year earlier. In addition to FHLB advances, other borrowed funds include the Credit Facility and securities sold under repurchase agreements.

     The Banks' competitive position within many of the markets served by the branch networks limit the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, the use of other borrowed funds, principally advances from the FHLB, is an integral component of the Banks' balance sheet management strategies. Such non-deposit sources of funds are structured to complement the Banks' existing interest rate risk profile and may further reduce the Banks' exposure to depositors' options to withdraw funds prior to maturity. (See "Asset/liability management.")

     CAPITAL RESOURCES. The ability to maintain or enhance financial leverage is critical to Management's mission to create value for the Company's shareholders. Accordingly, the Banks have implemented balance sheet management strategies that combine effective loan origination efforts with disciplined funding strategies to profitably deploy capital within existing markets. Implementation of such strategies have made important contributions to the Company's net income and return on average equity.

     Management believes that its disciplined acquisition strategy is consistent with its goal to create shareholder value. Although the Banks' balance sheet management strategies continue to provide important opportunities to grow, Management believes that the franchise value associated with core deposits and other customer relationships may provide greater value to the Company's shareholders.

     Dividend policies have been an important element of the Company's capital management efforts. Cash dividends declared totaled $2,868,000, equal to 36.5% of net income during 1996. Cash dividends totaled $2,506,000 in 1995 and $2,088,000 in 1994, equal to 36.8% and 34.6% of net income, respectively.

     The Company's cost of capital is also a critical factor in creating shareholder value. On October 21, 1996, the Board of Governors of the Federal Reserve approved the use of certain cumulative preferred stock instruments as Tier 1 capital for bank holding companies. Distributions paid to holders of such preferred stock instruments are a tax deductible expense of the issuer.

     In view of the low cost of such capital, Management elected to fund the FoA Branch Purchase by issuing non-convertible preferred securities. IBC Capital Finance invested the proceeds from the sale of the Preferred Securities into subordinated debentures issued by the Company. The Preferred Securities are presented within the liability section of the consolidated balance sheets as Guaranteed Preferred Beneficial Interests in Company's Subordinated Debentures and are not considered equity under generally accepted accounting principles. The quarterly distributions paid on the Preferred Securities are included in interest expense. In addition to annual tax benefits totaling more than $500,000, the non-convertible structure of the Preferred Securities eliminates potential dilution of the common shareholders' proportionate interest in the Company.

CAPITAL RATIOS                                                   DECEMBER 31,
                                                                1996     1995
-------------------------------------------------------------------------------
Equity capital...............................................   5.83%     7.97%
Average shareholders equity to average assets................   7.05      8.04
Tier 1 leverage (tangible equity capital)....................   5.72      7.47
Tier 1 risk-based capital....................................   9.01     11.49
Total risk-based capital.....................................  10.26     12.75



     Shareholders' equity totaled $51.8 million at December 31, 1996. The $4.8 million increase from $47.0 million at December 31, 1995, reflects earnings retention as well as the issuance of common stock pursuant to the Incentive Share Grant Plan and the Company's various stock option plans.

     Principally as a result of the 1996 Acquisitions, shareholders' equity declined to 5.83% of total assets at December 31, 1996, from 7.97% a year earlier. In the absence of those transactions, Management estimates that shareholders' equity would have increased to approximately 8.17% of total assets. The Company's Tier 1 leverage ratio was equal to 5.72% at December 31, 1996, compared to 7.47% a year earlier.

     ASSET/LIABILITY MANAGEMENT. The asset/liability management efforts of the Company and the Banks are intended to identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Accordingly, Management's evaluation of business opportunities and alternate strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contribution to earnings.

     Management employs simulation analyses to evaluate the potential changes in the Banks' net interest income and market value of portfolio equity that result from changes in interest rates. Such analyses further anticipate the potential change in the slope of the U.S. Treasury yield curve as well as changes in prepayment rates on certain assets and premature withdrawals of certificates of deposits that will accompany changes in interest rates.

     Consistent with Management's intent to maintain profitable leverage, the marginal cost of non-deposit funds is a principal consideration in the implementation of the Banks' balance sheet management strategies. Management's ongoing evaluations have determined that the retention of 15- and 30-year fixed-rate real estate mortgage loans is not consistent with its goal to profitably deploy capital or the Banks' asset/liability management needs. Accordingly, the majority of such loans are sold to mitigate exposure to changes in interest rates. Adjustable-rate and balloon real estate mortgage loans may, however, be profitably funded within established risk parameters and the retention of such loans is a principal focus of the Banks' balance sheet management strategies.

INTEREST RATE SENSITIVITY                                                    DECEMBER 31, 1996
                                                                    DAYS                             YEARS
                                                  ------------------------------------------ -------------------
                                                   0 - 30    31 - 90   91 - 180   181 - 365    1 - 5      5+       TOTAL
----------------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
ASSETS
  Loans and loans held for sale.............      $117,030   $39,979   $ 53,062   $ 86,583   $189,020  $135,613  $621,287
  Federal funds sold........................        10,000                                                         10,000
  Taxable securities........................        11,938     2,717      4,730     13,331     75,264    24,656   132,636
  Tax-exempt securities.....................                     274      1,089      1,840     19,347    19,496    42,046
                                                  -----------------------------------------------------------------------
    Interest earning assets.................       138,968    42,970     58,881    101,754    283,631   179,765   805,969
                                                  -------------------------------------------------------------
  Non-interest earning assets...............                                                                       82,628
                                                                                                                 --------
         Total Assets.......................                                                                     $888,597
                                                                                                                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Demand, savings and NOW...................        54,879    15,452     22,703     38,000    126,612   154,652  $412,298
  Time deposits.............................        23,754    36,062     41,380     54,508     97,833     6,699   260,236
  Other borrowings..........................        30,994    25,000     15,000     22,000     44,000    17,250   154,244
                                                  -----------------------------------------------------------------------
    Total deposits and other borrowings.....       109,627    76,514     79,083    114,508    268,445   178,601   826,778
                                                  -------------------------------------------------------------
  Shareholders' equity and other liabilities                                                                       61,819
                                                                                                                 --------
        Total liabilities and
          shareholders' equity..............                                                                     $888,597
                                                                                                                 ========
RATE SENSITIVITY GAP AND RATIOS
  Gap for period............................      $ 29,341  $(33,544)  $(20,202)  $(12,754)  $ 15,186  $  1,164
                                                  ==============================================================
  Cumulative gap............................      $ 29,341  $ (4,203)  $(24,405)  $(37,159)  $(21,973) $(20,809)
                                                  ==============================================================
  Ratio of rate-sensitive assets to
    rate-sensitive liabilities for period...         126.8%     56.2%      74.5%      88.9%     105.7%    100.7%
 Cumulative ratio of rate-sensitive assets
  to rate-sensitive liabilities.............         126.8      97.7       90.8       90.2       96.6      97.5


SELECTED CONSOLIDATED FINANCIAL DATA                                              YEAR ENDED DECEMBER 31,
                                                          1996               1995             1994          1993(1)       1992(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
  Interest income....................................   $ 59,485          $ 45,982          $ 37,820        $ 34,370      $ 36,465
  Interest expense...................................     24,813            17,900            12,585          12,305        15,150
                                                        ----------------------------------------------------------------------------
    Net interest income..............................     34,672            28,082            25,235          22,065        21,315
  Provision for loan losses..........................      1,233               636               473             657         1,225
  Non-interest income................................      5,552             3,766             3,101           3,898         2,742
  Non-interest expense...............................     27,861            21,702            19,503          17,535        15,703
                                                        ----------------------------------------------------------------------------
    Income before federal income tax expense.........     11,130             9,510             8,360           7,771         7,129
  Federal income tax expense.........................      3,278             2,700             2,329           2,165         2,020
                                                        ----------------------------------------------------------------------------
         Net income..................................   $  7,852          $  6,810          $  6,031        $  5,606      $  5,109
                                                        ============================================================================
PER COMMON SHARE DATA(2)
  Net income.........................................   $   2.72          $   2.38          $   2.09        $   1.95      $   1.78
  Cash dividends declared............................       1.00              0.89              0.72            0.50          0.44
  Book value.........................................      18.11             16.56             14.12           13.57         12.08

SELECTED BALANCES
  Assets............................................    $888,597          $590,147          $516,211        $482,027      $403,125
  Loans and loans held for sale.....................     621,287           434,091           342,658         288,643       261,634
  Allowance for loan losses.........................       6,960             5,243             5,054           5,053         4,023
  Deposits..........................................     672,534           411,624           409,471         423,620       358,874
  Shareholders' equity..............................      51,836            47,025            40,311          39,049        34,467
  Long-term debt....................................       7,000                                               2,750

SELECTED RATIOS
  Tax equivalent net interest income
    to average earning assets.......................        5.38%             5.65%             5.88%           5.85%         5.88%
  Net income to
    Average common equity...........................       15.74             15.59             15.22           15.21         15.88
    Average assets..................................        1.11              1.25              1.25            1.33          1.26
  Dividend payment ratio............................       36.53             36.80             34.62           25.54         24.13
  Average shareholders'equity to average assets.....        7.05              8.04              8.22            8.72          7.94
  Tier 1 leverage (tangible equity capital) ratio...        5.72              7.47              7.76            7.61          8.05
  Non-performing loans to total loans...............        0.64              0.61              0.84            1.14          1.24


(1) Restated to reflect an acquisition accounted for as a pooling of interests. (See note 2 to consolidated financial statements.)

(2) Per share data has been adjusted to give retroactive effect to 5% stock dividends in 1996 and 1995.

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

BOARD OF DIRECTORS AND SHAREHOLDERS
INDEPENDENT BANK CORPORATION
IONIA, MICHIGAN


     We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights." As discussed in note 1, the Company changed its method of accounting for investments to adopt the provisions of Financial Accounting Standards Board's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at January 1, 1994. As discussed in note 1, the Company changed its method of accounting for impaired loans in 1995 to adopt the provisions of Financial Accounting Standards Board's SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures."


     /s/ KPMG Peat Marwick LLP

     KPMG Peat Marwick LLP
     Lansing, Michigan
     February 3, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                           DECEMBER 31,
                                                                                        1996          1995
----------------------------------------------------------------------------------------------------------------
ASSETS
 Cash and Cash Equivalents
   Cash and due from banks..........................................................  $ 40,631,000  $ 17,208,000
   Federal funds sold...............................................................    10,000,000
                                                                                      --------------------------
     Total Cash and Cash Equivalents................................................    50,631,000    17,208,000
                                                                                      --------------------------
 Securities available for sale......................................................   136,852,000    87,553,000
 Securities held to maturity (fair value of $27,645,000 at December 31, 1996;
   $29,031,000 at December 31, 1995)................................................    26,754,000    27,906,000
 Federal Home Loan Bank stock, at cost..............................................    11,076,000     7,710,000
 Loans held for sale................................................................    11,583,000    16,047,000
 Loans
   Commercial and agricultural......................................................   164,304,000   108,879,000
   Real estate mortgage.............................................................   331,150,000   225,900,000
   Installment......................................................................   114,250,000    83,265,000
                                                                                      --------------------------
      Total Loans...................................................................   609,704,000   418,044,000
   Allowance for loan losses........................................................    (6,960,000)   (5,243,000)
                                                                                      --------------------------
      Net Loans.....................................................................   602,744,000   412,801,000
 Property and equipment, net........................................................    18,462,000     9,931,000
 Accrued income and other assets....................................................    30,495,000    10,991,000
                                                                                      --------------------------
         Total Assets...............................................................  $888,597,000  $590,147,000
                                                                                      ==========================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
   Non-interest bearing.............................................................  $ 84,671,000  $ 46,168,000
   Savings and NOW..................................................................   327,627,000   215,336,000
   Time.............................................................................   260,236,000   150,120,000
                                                                                      --------------------------
     Total Deposits.................................................................   672,534,000   411,624,000
 Federal funds purchased............................................................     1,700,000    13,400,000
 Other borrowings...................................................................   135,294,000   110,894,000
 Guaranteed preferred beneficial interests in Company's subordinated debentures.....    17,250,000
 Accrued expenses and other liabilities.............................................     9,983,000     7,204,000
                                                                                      --------------------------
   Total Liabilities................................................................   836,761,000   543,122,000
                                                                                      --------------------------

 Commitments and contingent liabilities

 Shareholders' Equity
   Preferred stock, no par value--200,000 shares authorized; none outstanding
   Common stock, $1.00 par value--14,000,000 shares authorized; issued and outstanding:  2,861,535 shares at December 31, 1996 and 2,704,038 shares
      at December 31, 1995..........................................................     2,862,000     2,704,000
   Capital surplus..................................................................    23,230,000    19,924,000
   Retained earnings................................................................    24,713,000    23,683,000
   Net unrealized gain on securities available for sale, net of related tax effect..     1,031,000       714,000
                                                                                      --------------------------
     Total Shareholders' Equity.....................................................    51,836,000    47,025,000
                                                                                      --------------------------
          Total Liabilities and Shareholders' Equity................................  $888,597,000  $590,147,000
                                                                                      ==========================


See  notes to consolidated financial statements.

                                                                            A-14
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED DECEMBER 31,
                                                                   1996                 1995             1994
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
    Interest and fees on loans  ...........................    $ 49,768,000         $ 37,861,000      $29,107,000
    Securities available for sale .........................       6,337,000            2,692,000        2,853,000
    Securities held to maturity
       Taxable  ...........................................       1,209,000            3,227,000        3,684,000
       Tax-exempt .........................................       1,200,000            1,781,000        1,716,000
    Other investments .....................................         971,000              421,000          460,000
                                                               --------------------------------------------------
       Total Interest Income ..............................      59,485,000           45,982,000       37,820,000
                                                               --------------------------------------------------

  INTEREST EXPENSE
    Deposits  .............................................      16,138,000           12,470,000       11,092,000
    Other borrowings ......................................       8,675,000            5,430,000        1,493,000
                                                               --------------------------------------------------
       Total Interest Expense .............................      24,813,000           17,900,000       12,585,000
                                                               --------------------------------------------------
       Net Interest Income ................................      34,672,000           28,082,000       25,235,000
Provision for loan losses .................................       1,233,000              636,000          473,000
                                                               --------------------------------------------------
       Net Interest Income After Provision for Loan
         Losses ...........................................      33,439,000           27,446,000       24,762,000
                                                               --------------------------------------------------

NON-INTEREST INCOME
    Service charges on deposit accounts ...................       2,267,000            1,919,000        1,892,000
    Net gains (losses) on asset sales
       Real estate mortgage loans .........................       1,871,000              728,000          249,000
       Securities .........................................        (162,000)            (120,000)        (174,000)
    Other income  .........................................       1,576,000            1,239,000        1,134,000
                                                               --------------------------------------------------
       Total Non-interest Income  .........................       5,552,000            3,766,000        3,101,000
                                                               --------------------------------------------------

NON-INTEREST EXPENSE
    Salaries and employee benefits  .......................      15,685,000           12,163,000       10,562,000
    Occupancy, net  .......................................       2,042,000            1,548,000        1,392,000
    Furniture and fixtures ................................       1,864,000            1,345,000        1,248,000
    Other expenses  .......................................       8,270,000            6,646,000        6,301,000
                                                               --------------------------------------------------
       Total Non-interest Expense .........................      27,861,000           21,702,000       19,503,000
                                                               --------------------------------------------------
       Income Before Federal Income Tax ...................      11,130,000            9,510,000        8,360,000
  Federal income tax expense  .............................       3,278,000            2,700,000        2,329,000
                                                               --------------------------------------------------
          Net Income ......................................    $  7,852,000         $  6,810,000      $ 6,031,000
                                                               ==================================================

Income per common share ...................................    $       2.72         $       2.38      $      2.09
                                                               ==================================================

Cash dividends declared per common share  .................    $       1.00         $       0.89      $      0.72
                                                               ==================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          1996             1995             1994
--------------------------------------------------------------------------------------------------------------------
Net Income ....................................................     $   7,852,000    $   6,810,000      $  6,031,000
                                                                    ------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM
OPERATING ACTIVITIES
     Proceeds from sales of loans held for sale ...............       110,593,000       51,976,000        38,103,000
     Disbursements for loans held for sale ....................      (101,786,000)     (54,262,000)      (37,411,000)
     Provision for loan losses ................................         1,233,000          636,000           473,000
     Deferred federal income tax expense (credit) .............          (230,000)      (1,208,000)          474,000
     Deferred loan fees .......................................           334,000          109,000          (179,000)
     Depreciation, amortization of intangible assets
         and premiums and accretion of discounts on
         securities and loans .................................         2,759,000        2,247,000         2,494,000
     Net gains on sales of real estate mortgage loans .........        (1,871,000)        (728,000)         (249,000)
     Net losses on sales of securities  .......................           162,000          120,000           174,000
     (Increase) decrease in accrued income and other assets ...        (7,906,000)         286,000         1,891,000
     Increase in accrued expenses and other liabilities .......           356,000        2,587,000           373,000
                                                                    ------------------------------------------------
         Total Adjustments ....................................         3,644,000        1,763,000         6,143,000
                                                                    ------------------------------------------------
         Net Cash from Operating Activities ...................        11,496,000        8,573,000        12,174,000
                                                                    ------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES

  Proceeds from the sale of securities available for sale .....        18,145,000       14,054,000        28,384,000
  Proceeds from the maturity of securities available
    for sale ..................................................        16,385,000
  Proceeds from the maturity of securities held to maturity ...         3,015,000       13,920,000        25,094,000
  Principal payments received on securities available
    for sale ..................................................         9,601,000        1,347,000           285,000
  Principal payments received on securities held to maturity ..           694,000        5,116,000         8,866,000
  Purchases of securities available for sale ..................       (60,396,000)        (732,000)      (34,658,000)
  Purchases of securities held to maturity ....................          (295,000)     (19,423,000)      (28,299,000)
  Portfolio loans made to customers, net of principal
    payments received .........................................       (85,566,000)     (88,906,000)      (54,751,000)
  Acquisition of bank, less cash received .....................         9,478,000
  Acquisition of branch offices, less cash received ...........        89,864,000       13,949,000
  Capital expenditures ........................................        (3,709,000)      (1,642,000)       (1,283,000)
                                                                    ------------------------------------------------
         Net Cash from Investing Activities ...................        (2,784,000)     (62,317,000)      (56,362,000)
                                                                    ------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
  Net increase (decrease) in total deposits ...................         7,468,000      (12,273,000)      (14,149,000)
  Net increase (decrease) in short-term borrowings ............       (13,300,000)        (347,000)       16,252,000
  Proceeds from Federal Home Loan Bank advances ...............        63,000,000      104,000,000        44,000,000
  Payments of Federal Home Loan Bank advances .................       (55,000,000)     (41,000,000)      (10,000,000)
  Proceeds from long-term debt ................................        10,000,000
  Retirement of long-term debt ................................        (1,000,000)                        (2,750,000)
  Proceeds from issuance of guaranteed preferred beneficial
    interests in Company's subordinated debentures ............        16,220,000
  Dividends paid ..............................................        (2,736,000)      (2,392,000)       (1,926,000)
  Proceeds from issuance of common stock ......................            59,000          138,000            16,000
  Repurchase of common stock ..................................                           (893,000)         (924,000)
                                                                    ------------------------------------------------
         Net Cash from Financing Activities ...................        24,711,000       47,233,000        30,519,000
                                                                    ------------------------------------------------
         Net Increase (Decrease) in Cash and Cash
           Equivalents ........................................        33,423,000       (6,511,000)      (13,669,000)
Cash and Cash Equivalents at Beginning of Period ..............        17,208,000       23,719,000        37,388,000
                                                                    ------------------------------------------------
              Cash and Cash Equivalents at End of Period ......     $  50,631,000    $  17,208,000      $ 23,719,000
                                                                    ================================================
Cash paid during the period for
  Interest ....................................................     $  23,736,000    $  17,604,000      $ 12,696,000
  Income taxes ................................................         3,890,000        3,110,000         2,366,000
Transfer of loans to other real estate ........................           996,000          555,000           254,000
Transfer of portfolio loans to held for sale ..................                          7,100,000
Transfer of securities held to maturity to available for
  sale ........................................................                         52,601,000        19,283,000

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                   NET UNREALIZED
                                                                                                   GAIN (LOSS) ON
                                                                                                      SECURITIES          TOTAL
                                                     COMMON         CAPITAL        RETAINED           AVAILABLE       SHAREHOLDERS'
                                                      STOCK         SURPLUS        EARNINGS           FOR SALE           EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994 ....................     $2,611,000     $17,471,000      $18,967,000    $         0        $39,049,000
Impact of change in accounting for securities,
  net of $46,000 of related tax effect .........                                                         90,000             90,000
Net Income for 1994 ............................                                       6,031,000                         6,031,000
Cash dividends declared, $.72 per share ........                                      (2,088,000)                       (2,088,000)
Issuance of 18,356 shares of common stock ......         18,000         345,000                                            363,000
Repurchase of 40,000 shares of
  common stock .................................        (40,000)       (884,000)                                          (924,000)
Net change in unrealized gain (loss) on
  securities available for sale, net of
  $1,138,000 of related tax effect .............                                                     (2,210,000)        (2,210,000)
                                                     -----------------------------------------------------------------------------
  Balances at December 31, 1994 ................      2,589,000      16,932,000       22,910,000     (2,120,000)        40,311,000
Net income for 1995 ............................                                       6,810,000                         6,810,000
Cash dividends declared, $.89 per share                                               (2,506,000)                       (2,506,000)
5% stock dividend ..............................        129,000       3,386,000       (3,531,000)                          (16,000)
Issuance of 22,430 shares of common stock ......         22,000         463,000                                            485,000
Repurchase of 35,900 shares of
  common stock .................................        (36,000)       (857,000)                                          (893,000)
Transfer of securities held to maturity to
  available for sale, net of $443,000 of
  related tax effect ...........................                                                        859,000            859,000
Net change in unrealized gain (loss) on
  securities available for sale, net of
  $1,017,000 of related tax effect .............                                                      1,975,000          1,975,000
                                                     -----------------------------------------------------------------------------
  Balances at December 31, 1995 ................      2,704,000      19,924,000       23,683,000        714,000         47,025,000
Net income for 1996 ............................                                       7,852,000                         7,852,000
Cash dividends declared, $1.00 per share                                              (2,868,000)                       (2,868,000)
5% stock dividend ..............................        136,000       3,799,000       (3,954,000)                          (19,000)
Issuance of 21,834 shares of common stock.......         22,000         537,000                                            559,000
Net issuance costs .............................                     (1,030,000)                                        (1,030,000)
Net change in unrealized gain (loss) on
  securities available for sale, net of
  $163,000 of related tax effect ...............                                                        317,000            317,000
                                                     -----------------------------------------------------------------------------
    Balances at December 31, 1996...............     $2,862,000     $23,230,000      $24,713,000    $ 1,031,000        $51,836,000
                                                     =============================================================================

See notes to consolidated financial statements.

                     (This page intentionally left blank)

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

    Management is required to make estimates and assumptions in the preparation of the financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near-term relate to the determination of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary in the future based on changes in economic conditions and customer circumstances.

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

    LOANS HELD FOR SALE -- Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," ("SFAS #122") on January 1, 1996. SFAS #122 requires the Banks to recognize as separate assets the rights to service mortgage loans for others that have been acquired by purchase or the origination and subsequent sale of a loan. The fair value of capitalized originated mortgage servicing rights has been determined based upon market value quotes for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. SFAS #122 also requires the Banks to assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the risk characteristics used by the Banks include the underlying loans' interest rates, term of loan and loan types.

    SECURITIES -- The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS #115") effective January 1, 1994. Under SFAS #115, the Company is required to classify its securities as trading, held to maturity or available for sale.

    Trading securities are bought and held principally for the purpose of selling them in the near-term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level yield method. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported as a separate component of shareholders' equity. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level yield method.

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

    ALLOWANCE FOR LOAN LOSSES -- Some loans may not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which management has determined to be adequate to absorb inherent losses. Management's assessment of the allowance is based on historical loss experience, general economic conditions and trends, as well as the review of specific loans. Increases in the allowance are recorded by a provision for loan losses charged to expense and, although Management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any charge-offs which occur. Collection efforts may continue and future recoveries may occur after a loan is charged-off.

    The Company has adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS #114"). SFAS #114, which has been subsequently amended by SFAS #118, requires the Company to measure its investment in certain impaired loans based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. This statement does not apply to homogenous residential mortgage and installment loans. The adoption of this Statement in 1995 did not have a significant effect on the allowance for loan losses.

    PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

    OTHER REAL ESTATE -- Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $730,000 and $760,000 at December 31, 1996 and 1995, respectively, are included in other assets.

    INTANGIBLE ASSETS -- Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $8,289,000 and $1,099,000 as of December 31, 1996 and 1995, respectively. Other intangible assets are amortized using both straight-line and accelerated methods over 12 to 15 years. Other intangibles amounted to $10,056,000 and $1,407,000 as of December 31, 1996 and 1995,
respectively.

    INCOME TAXES -- The Company employs the asset and liability method of accounting for income taxes. The objective of this method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under the asset and liability method, the effect of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

    The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

    COMMON STOCK -- At December 31, 1996, 26,769 shares of common stock were reserved for issuance under the Incentive Share Grant Plan, 26,089 shares of common stock were reserved for issuance under the dividend reinvestment plan and 124,967 shares of common stock were reserved for issuance under stock option plans.

    EARNINGS PER SHARE -- Earnings per share is based on 2,883,995 average shares and equivalents outstanding in 1996, 2,861,898 in 1995 and 2,890,368 in 1994.

    RETIREMENT PLANS -- The Company maintains an employee stock ownership plan as well as a 401(k) plan for substantially all full-time employees.

    RECLASSIFICATION -- Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.

NOTE 2 -- ACQUISITIONS

    In June 1996, the Company acquired North Bank Corporation ("NBC") for cash consideration totaling approximately $15,800,000. At the effective date of the acquisition, NBC's assets totaled $152,000,000 and its loans and deposits totaled $84,000,000 and $131,600,000, respectively. The transaction was accounted for as a purchase and the assets acquired and the liabilities assumed have been recorded at fair value. The Company's results of operations include revenues and expenses relating to NBC since May 31, 1996. Goodwill totaled $7,500,000 and is being amortized over 15 years. NBC's sole banking subsidiary consolidated with an existing subsidiary of the Company during the third quarter of 1996.

    The pro-forma information presented in the following table is based on historical results of the Company and NBC. The information has been combined to present the results of operations as if the acquisition had occurred at the beginning of the periods presented. The following pro-forma results for the years ended December 31 are not necessarily indicative of the results which would have actually been attained if the acquisition had been consummated in the past or what may be attained in the future.

                                                                                         1996            1995
---------------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
Total revenue..................................................................      $ 70,200,000     $62,300,000
Net income.....................................................................         7,600,000       5,800,000
Earnings per share.............................................................              2.64            2.03

    On December 13, 1996, one of the Banks purchased certain loans as well as real and personal property and assumed deposit liabilities associated with eight branch offices from First of America Bank - Michigan, NA ("FoA Purchase"). On that date, loans purchased and deposit liabilities assumed totaled $22,100,000 and $121,900,000, respectively. The transaction was accounted for as a purchase and the assets purchased and the liabilities assumed have been recorded at fair value. The Company's results of operations include revenues and expenses relating to the FoA Purchase since December 13, 1996. An intangible asset of $8,800,000 is being amortized over 12 years.

    On March 7, 1994, KSB Financial, Inc., ("KSB") merged with the Company. As a result, The Kingston State Bank became a subsidiary of the Company. The Company issued 225,649 shares of common stock in exchange for all of the outstanding common stock of KSB. The merger was accounted for as a pooling of interests and, accordingly, the accompanying financial statements were restated to include the accounts and operations of KSB for the two months prior to the merger.

NOTE 3 -- RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Banks' legal reserve requirements were satisfied by maintaining average non-interest earning vault cash balances of $4,316,000 in 1996 and $2,661,000 in 1995. The Banks do not maintain compensating balances with correspondent banks.

NOTE 4 -- SECURITIES

    Securities available for sale consist of the following at December 31:

                                                         AMORTIZED             UNREALIZED                FAIR
                                                           COST           GAINS          LOSSES          VALUE
---------------------------------------------------------------------------------------------------------------------
1996
  U.S. Treasury..............................      $  27,561,000       $    174,000    $  13,000   $  27,722,000
  U.S. Government agencies...................         20,839,000            337,000       17,000      21,159,000
  Mortgage-backed securities.................         57,113,000            671,000      256,000      57,528,000
  Obligations of states and political
     subdivisions............................         21,183,000            688,000       17,000      21,854,000
  Other securities...........................          8,594,000                           5,000       8,589,000
                                                   -------------------------------------------------------------
    Total....................................      $ 135,290,000       $  1,870,000    $ 308,000    $136,852,000
                                                   =============================================================
1995
  U.S. Treasury..............................      $  23,189,000       $    188,000    $ 105,000   $  23,272,000
  U.S. Government agencies...................          6,557,000             79,000       13,000       6,623,000
  Mortgage-backed securities.................         37,238,000            661,000      177,000      37,722,000
  Obligations of states and political
     subdivisions............................          8,682,000            608,000                    9,290,000
  Other securities...........................         10,805,000              2,000      161,000      10,646,000
                                                   -------------------------------------------------------------
    Total....................................      $  86,471,000       $  1,538,000    $ 456,000   $  87,553,000
                                                   =============================================================

Securities held to maturity consist of the following at December 31:

                                                          AMORTIZED             UNREALIZED              FAIR
                                                            COST          GAINS           LOSSES        VALUE
----------------------------------------------------------------------------------------------------------------------
1996
  U.S. Government agencies...........................   $  1,484,000    $   13,000       $  4,000    $  1,493,000
  Mortgage-backed securities.........................      3,688,000        17,000         11,000       3,694,000
  Obligations of states and political subdivisions...     21,192,000       899,000         23,000      22,068,000
  Other securities...................................        390,000                                      390,000
                                                        ---------------------------------------------------------
    Total............................................   $ 26,754,000    $  929,000       $ 38,000    $ 27,645,000
                                                        =========================================================
1995
  U.S. Government agencies...........................   $  2,559,000    $   70,000                   $  2,629,000
  Mortgage-backed securities.........................      4,487,000        13,000       $ 18,000       4,482,000
  Obligations of states and political subdivisions...     20,142,000     1,074,000         12,000      21,204,000
  Other securities...................................        718,000                        2,000         716,000
                                                        ---------------------------------------------------------
    Total............................................   $ 27,906,000    $1,157,000       $ 32,000    $ 29,031,000
                                                        =========================================================

    The amortized cost and approximate fair value of securities at December 31, 1996, by contractual maturity, follow. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             AVAILABLE FOR SALE             HELD TO MATURITY
                                                          AMORTIZED        FAIR       AMORTIZED          FAIR
                                                            COST          VALUE         COST             VALUE
------------------------------------------------------------------------------------------------------------------
Maturing within one year...........................     $  8,453,000   $  8,526,000   $ 1,972,000      $ 1,977,000
Maturing after one year but within five years......       38,338,000     39,165,000    12,428,000       12,900,000
Maturing after five years but within ten years.....       24,042,000     24,181,000     5,945,000        6,290,000
Maturing after ten years...........................        6,842,000      6,950,000     2,721,000        2,784,000
                                                        ----------------------------------------------------------
                                                          77,675,000     78,822,000    23,066,000       23,951,000
Mortgage-backed securities.........................       57,113,000     57,528,000     3,688,000        3,694,000
Other securities...................................          502,000        502,000
                                                        ----------------------------------------------------------
    Total..........................................     $135,290,000   $136,852,000   $26,754,000      $27,645,000
                                                        ==========================================================


    A summary of proceeds from the sale of securities available for sale and realized gains and losses follows:

                                                                                        REALIZED        REALIZED
                                                                        PROCEEDS          GAINS          LOSSES
------------------------------------------------------------------------------------------------------------------
1996.............................................................     $ 18,145,000      $  42,000       $ 204,000
1995.............................................................       14,054,000          8,000         128,000
1994.............................................................       28,384,000        228,000         402,000

    Securities with a book value of $14,882,000 and $20,816,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes as required by law.

    There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 1996 or 1995.

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

NOTE 5 -- LOANS

An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                                           1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period.....................................      $5,243,000     $5,054,000     $5,053,000
  Allowance on loans acquired......................................       1,180,000
  Provision charged to operating expense...........................       1,233,000        636,000        473,000
  Recoveries credited to allowance.................................         440,000        265,000        399,000
  Loans charged against allowance..................................      (1,136,000)      (712,000)      (871,000)
                                                                         ----------------------------------------
Balance at end of period...........................................      $6,960,000     $5,243,000     $5,054,000
                                                                         ========================================

    Loans are presented net of deferred income of $1,768,000 at December 31, 1996, and $1,434,000 at December 31, 1995.

    Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $3,902,000, $2,560,000 and $2,834,000 at December 31, 1996, 1995 and 1994, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $288,000, $263,000, and $259,000 of interest income would have been realized in 1996, 1995 and 1994, respectively. Interest income realized on these loans was approximately $105,000, $64,000 and $102,000 in 1996, 1995 and 1994,
respectively.

    Impaired loans totaled approximately $3,800,000 and $3,200,000 at December 31, 1996 and 1995, respectively. The Banks' average investment in impaired loans approximated $2,500,000 and $2,300,000 in 1996 and 1995, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans in 1996 and 1995 was approximately $130,000 and $70,000, respectively. Certain impaired loans with a balance of approximately $2,300,000 and $700,000 had specific allocations of the allowance for loan losses calculated in accordance with SFAS #114 totaling approximately $500,000 and $250,000 at December 31, 1996 and 1995, respectively.

    The Banks capitalized approximately $370,000 of servicing rights relating to originated loans that were subsequently sold during the year ended December 31, 1996, of which approximately $56,000 has been amortized. The fair value of capitalized servicing rights approximated book value at December 31, 1996, therefore no valuation allowance relating to impairment was considered necessary at that date.
        At December 31, 1996, 1995 and 1994, the Banks serviced loans totaling approximately $181,000,000, $124,000,000 and $103,500,000, respectively, for the benefit of third parties.

NOTE 6 -- PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31 follows:

                                                                                         1996            1995
-------------------------------------------------------------------------------------------------------------------
Land.......................................................................           $ 2,969,000     $ 1,662,000
Buildings..................................................................            15,109,000       9,554,000
Equipment..................................................................            11,511,000       7,988,000
                                                                                      ---------------------------
                                                                                       29,589,000      19,204,000
Accumulated depreciation and amortization..................................           (11,127,000)     (9,273,000)
                                                                                      ---------------------------
  Property and equipment, net..............................................           $18,462,000     $ 9,931,000
                                                                                      ===========================

NOTE 7 -- DEPOSITS
--------------------------------------------------------------------------------
    A summary of interest expense on deposits for the years ended December 31 follows:

                                                                           1996          1995            1994
-------------------------------------------------------------------------------------------------------------------
Savings and NOW....................................................    $  6,116,000   $ 5,515,000    $  4,819,000
Time deposits under $100,000.......................................       8,718,000     6,072,000       5,705,000
Time deposits of $100,000 or more..................................       1,304,000       883,000         568,000
                                                                       ------------------------------------------
  Total............................................................    $ 16,138,000   $12,470,000    $ 11,092,000
                                                                       ==========================================


    Aggregate time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $31,053,000, $19,497,000, and $11,231,000 at December 31, 1996, 1995 and 1994, respectively.

NOTE 8 -- OTHER BORROWINGS

    A summary of other borrowings at December 31 follows:

                                                                                         1996            1995
------------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank...........................................     $ 111,000,000   $ 103,000,000
Notes payable..................................................................        14,000,000
U.S. Treasury demand notes.....................................................         1,858,000       1,223,000
Repurchase agreements..........................................................         8,424,000       6,666,000
Other..........................................................................            12,000           5,000
                                                                                    -----------------------------
  Total........................................................................     $ 135,294,000   $ 110,894,000
                                                                                    =============================

    Advances from the Federal Home Loan Bank ("FHLB") at December 31, 1996 and 1995, are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 160% of outstanding advances. Maturities and weighted average interest rates are as follows:

                                                                     1996                            1995
                                                             AMOUNT         RATE              AMOUNT        RATE
-------------------------------------------------------------------------------------------------------------------
Fixed rate advances
  1996.............................................                                      $  27,000,000      5.61%
  1997.............................................      $  46,000,000      5.92%           34,000,000      6.01
  1998.............................................         36,000,000      5.98            16,000,000      5.94
  1999.............................................          8,000,000      6.07
                                                         -------------------------------------------------------
  Total fixed rate advances........................         90,000,000      5.96            77,000,000      5.86
                                                         -------------------------------------------------------
Variable rate advances
  1996.............................................                                         15,000,000      5.76
  1997.............................................         12,000,000      5.47             4,000,000      5.86
  1998.............................................          9,000,000      5.52
  2000.............................................                                          7,000,000      6.66
                                                         -------------------------------------------------------
  Total variable rate advances ....................         21,000,000      5.49            26,000,000      6.02
                                                         -------------------------------------------------------
     Total advances................................      $ 111,000,000      5.87%        $ 103,000,000      5.90%
                                                         =======================================================

    Interest expense on advances amounted to $6,757,000, $3,836,000 and $761,000 for the years ending December 31, 1996, 1995 and 1994, respectively.

    As members of the FHLB system, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of its total assets, or 5.0% of its outstanding advances. At December 31, 1996, the Banks were in compliance with the FHLB stock ownership requirements.

    The Company has established a $17,000,000 unsecured credit facility comprised of a $10,000,000 five-year term loan, payable in equal quarterly installments and a $7,000,000 revolving credit agreement. At December 31, 1996, the term note had an unpaid principal balance of $9,000,000 and the revolving credit facility had an unpaid principal balance of $5,000,000. The term note and the revolving credit facility accrue interest at LIBOR, plus 1.00% and federal funds, plus .75%, respectively.


Maturities of the notes payable follow:

1997.............................................................................................    $   7,000,000
1998.............................................................................................        2,000,000
1999.............................................................................................        2,000,000
2000.............................................................................................        2,000,000
2001.............................................................................................        1,000,000
                                                                                                     -------------
           Total.................................................................................    $  14,000,000
                                                                                                     =============

NOTE 9 -- GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

    In connection with the FoA Purchase described in Note 2, IBC Capital Finance, a trust subsidiary of the Company, completed the public offering of 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date of December 31, 2026, at the option of the Company on or after December 31, 2001, in whole at any time or in part from time to time, or at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

NOTE 10 -- FEDERAL INCOME TAX

    The composition of federal income tax expense for the years ended December 31 follows:

                                                                            1996           1995          1994
-----------------------------------------------------------------------------------------------------------------
Current .............................................................   $ 3,508,000    $ 3,908,000    $ 1,855,000
Deferred ............................................................      (230,000)    (1,208,000)       474,000
                                                                        -----------------------------------------
  Federal income tax expense ........................................   $ 3,278,000    $ 2,700,000    $ 2,329,000
                                                                        =========================================

    A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 34% to income before federal income tax for the years ended December 31 follows:

                                                                            1996           1995          1994
-----------------------------------------------------------------------------------------------------------------
Statutory rate applied to income before federal income tax ..........   $ 3,784,000    $ 3,233,000    $ 2,842,000
Tax-exempt interest income ..........................................      (698,000)      (587,000)      (586,000)
Amortization of goodwill ............................................       150,000         54,000         58,000
Other, net ..........................................................        42,000                        15,000
                                                                        -----------------------------------------
  Federal income tax expense ........................................   $ 3,278,000    $ 2,700,000    $ 2,329,000
                                                                        =========================================

    The deferred federal income tax benefit of $230,000 in 1996, $1,208,000 in 1995 and expense of $474,000 in 1994, resulted from the tax effect of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                                           1996           1995
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for loan losses .......................................................     $1,534,000    $   961,000
  Deferred compensation ...........................................................        691,000        598,000
  Purchase discounts ..............................................................        427,000
  Deferred loan fees ..............................................................        316,000        486,000
  Deferred credit life premiums ...................................................        145,000        145,000
  Other ...........................................................................        836,000        555,000
                                                                                        -------------------------
    Gross deferred tax assets .....................................................      3,949,000      2,745,000
                                                                                        -------------------------
Deferred tax liabilities
  Unrealized gain on securities available for sale ................................        531,000        368,000
  Fixed assets ....................................................................        483,000
  Purchase premiums ...............................................................                       134,000
                                                                                        -------------------------
    Gross deferred tax liabilities ................................................      1,014,000        502,000
                                                                                        -------------------------
       Net deferred tax assets ....................................................     $2,935,000    $ 2,243,000
                                                                                        =========================

    The Company's aggregate income subject to federal income tax for the three years ended December 31, 1996, totaled approximately $26,500,000. Consequently, Management believes that at December 31, 1996, it is more likely than not that the benefit of the gross deferred tax assets of $3,949,000 will be realized and no valuation allowance is deemed necessary as of December 31, 1996.

NOTE 11 -- EMPLOYEE BENEFIT PLANS

    The Company maintains stock option plans for certain employees of the Company and the Banks and for non-employee directors of the Company. An aggregate of 137,813 shares of common stock has been authorized for issuance under the plans. Options granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire five years after the date of grant.

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS #123"). SFAS #123 encourages companies to adopt a fair value method of accounting for stock compensation plans. Companies that do not adopt a fair value method are required to make pro-forma disclosures of net income and earnings per share as if they had adopted the fair value accounting method. The Company has elected the pro-forma disclosure method.

    The per share weighted average fair value of stock options granted in 1996 and 1995 was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                                                                          1996            1995
----------------------------------------------------------------------------------------------------------------
Expected dividend yield .............................................................       3.64%          3.84%
Risk free interest rate .............................................................       6.53           6.78
Expected life .......................................................................    5 YEARS        5 years
Expected volatility .................................................................     .16262         .15593

Per share weighted average fair value ...............................................      $4.65          $3.85

    The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:

                                                                                           1996            1995
-----------------------------------------------------------------------------------------------------------------
Net income
  As reported .....................................................................     $7,852,000     $6,810,000
  Pro-forma .......................................................................      7,762,000      6,743,000
Net income per share
  As reported .....................................................................           2.72           2.38
  Pro-forma .......................................................................           2.69           2.36

    A summary of outstanding stock option grants and transactions follows:

                                                                                           NUMBER       AVERAGE
                                                                                             OF         EXERCISE
                                                                                           SHARES        PRICE
---------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993  ......................................................    42,997       $16.18
  Granted ..............................................................................    23,153        18.14
  Exercised ............................................................................    (1,103)       14.29
                                                                                           --------------------
Outstanding at December 31, 1994 .......................................................    65,047        16.91
  Granted ..............................................................................    26,460        22.57
  Exercised ............................................................................    (8,435)       16.23
  Forfeited ............................................................................    (1,103)       22.22
                                                                                           --------------------
Outstanding at December 31, 1995 .......................................................    81,969        18.73
  Granted ..............................................................................    29,348        27.21
  Exercised ............................................................................    (3,308)       17.99
  Forfeited ............................................................................    (1,102)       27.14
                                                                                           --------------------
Outstanding at December 31, 1996 .......................................................   106,907       $21.00
                                                                                           ====================

    At December 31, 1996, the range of exercise prices of outstanding options was $13.15 to $27.38.

    The Company has a 401(k) and an employee stock ownership plan covering substantially all full-time employees of the Company and the Banks. The
Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. For the years ended December 31, 1996, 1995 and 1994, $850,000, $704,000 and $365,000 respectively, was expensed for these retirement plans.

    Officers of the Company and the Banks participate in various performance-based compensation plans. The Incentive Share Grant Plan provides that the Board of Directors, at its sole discretion, may award restricted shares of common stock to the participants in the Management Incentive Compensation Plan in lieu of cash bonuses. The market value of such incentive shares at the date of grant must equal twice the amount of the cash incentive otherwise payable. Shares of common stock issued pursuant to the Incentive Share Grant Plan vest over four years. For the years ended December 31, 1996, 1995 and 1994, amounts expensed for all incentive plans totaled $1,026,000, $876,000, and $633,000, respectively.

    The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.

NOTE 12 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, standby letters of credit and interest rate swaps. There were no interest rate swaps in 1996, 1995 and 1994. Financial instruments involve varying degrees of credit and interest rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

    A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                                                         1996            1995
-----------------------------------------------------------------------------------------------------------------
Financial instruments whose risk is represented by contract amounts
  Commitments to extend credit ......................................................    $58,827,000    $50,821,000
  Standby letters of credit .........................................................      2,182,000      2,427,000

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

    Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party, primarily public and private borrowing arrangements. Standby letters of credit generally extend for periods of less than one year. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

NOTE 13 -- RELATED PARTY TRANSACTIONS

    Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 1996 and 1995.

    A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                                                                            1996           1995
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of period  ....................................................    $  4,687,000   $  5,322,000
  New loans and advances ...........................................................       3,413,000      3,265,000
  Repayments .......................................................................      (4,156,000)    (3,900,000)
                                                                                        ---------------------------
Balance at end of period ...........................................................    $  3,944,000   $  4,687,000
                                                                                        ===========================


NOTE 14 -- OTHER OPERATING EXPENSES

    Other operating expenses for the years ended December 31 follow:

                                                                            1996           1995          1994
-----------------------------------------------------------------------------------------------------------------
Computer processing ...............................................      $1,063,000    $   818,000    $   786,000
Communications ....................................................       1,007,000        791,000        728,000
Advertising .......................................................         827,000        344,000        286,000
Supplies ..........................................................         804,000        561,000        498,000
Loan and collection ...............................................         663,000      1,030,000        626,000
State taxes .......................................................         638,000        537,000        496,000
Intangible amortization ...........................................         583,000        273,000        278,000
Legal and professional ............................................         339,000        307,000        406,000
Deposit insurance .................................................          92,000        499,000        966,000
Other .............................................................       2,254,000      1,486,000      1,231,000
                                                                        -----------------------------------------
  Total ...........................................................     $ 8,270,000    $ 6,646,000    $ 6,301,000
                                                                        =========================================

NOTE 15 -- REGULATORY MATTERS

    Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 1996, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval is approximately $27,910,000. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by management and in accordance with guidelines of regulatory authorities.

    The Company and the Banks are also subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on the Company's financial statements. Under capital adequacy guidelines the Company and the Banks must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Actual capital amounts and ratios for the Company and the Banks at December 31 follow:

                                                                               MINIMUM RATIOS        MINIMUM RATIOS FOR
                                                                               FOR ADEQUATELY          WELL-CAPITALIZED
                                                         ACTUAL           CAPITALIZED INSTITUTIONS       INSTITUTIONS
----------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT       RATIO         AMOUNT      RATIO         AMOUNT      RATIO
----------------------------------------------------------------------------------------------------------------------------
1996

  Total capital (to risk-weighted assets)
    Consolidated ...........................     $ 57,094,000   10.26%     $ 44,502,000    8.00%     $ 55,628,000   10.00%
    Independent Bank .......................       24,935,000   11.84        16,847,000    8.00        21,059,000   10.00
    Independent Bank West Michigan .........       15,492,000   11.68        10,607,000    8.00        13,259,000   10.00
    Independent Bank South Michigan ........       10,431,000   11.73         7,115,000    8.00         8,894,000   10.00
    Independent Bank East Michigan  ........       15,567,000   12.38        10,058,000    8.00        12,573,000   10.00

  Tier 1 capital (to risk-weighted assets)
    Consolidated ...........................     $ 50,140,000    9.01%     $ 22,251,000    4.00%     $ 33,377,000    6.00%
    Independent Bank .......................       22,310,000   10.59         8,424,000    4.00        12,635,000    6.00
    Independent Bank West Michigan .........       13,833,000   10.43         5,303,000    4.00         7,955,000    6.00
    Independent Bank South Michigan ........        9,318,000   10.48         3,563,000    4.00         5,336,000    6.00
    Independent Bank East Michigan .........       14,248,000   11.33         5,029,000    4.00         7,544,000    6.00

  Tier 1 capital (to average assets)
    Consolidated ...........................     $ 50,140,000    6.31%     $ 31,774,000    4.00%     $ 39,718,000    5.00%
    Independent Bank .......................       22,310,000    6.71        13,294,000    4.00        16,617,000    5.00
    Independent Bank West Michigan .........       13,833,000    6.83         8,098,000    4.00        10,122,000    5.00
    Independent Bank South Michigan ........        9,318,000    7.07         5,274,000    4.00         6,593,000    5.00
    Independent Bank East Michigan .........       14,248,000   10.42         5,472,000    4.00         6,840,000    5.00

1995

  Total capital (to risk-weighted assets)
    Consolidated ...........................     $ 49,227,000   12.75%     $ 31,124,000    8.00%     $ 38,906,000   10.00%
    Independent Bank .......................       13,296,000   10.58        10,061,000    8.00        12,577,000   10.00
    Independent Bank West Michigan .........       13,228,000   11.81         9,032,000    8.00        11,289,000   10.00
    Independent Bank South Michigan ........        9,466,000   12.25         6,203,000    8.00         7,753,000   10.00
    Independent Bank East Michigan .........        8,539,000   12.51         5,551,000    8.00         6,939,000   10.00

  Tier 1 capital (to risk-weighted assets)
    Consolidated ...........................     $ 44,364,000   11.49%     $ 15,562,000    4.00%     $ 23,343,000    6.00%
    Independent Bank .......................       11,976,000    9.53         5,031,000    4.00         7,546,000    6.00
    Independent Bank West Michigan .........       11,817,000   10.55         4,516,000    4.00         6,774,000    6.00
    Independent Bank South Michigan ........        8,497,000   11.00         3,101,000    4.00         4,652,000    6.00
    Independent Bank East Michigan .........        7,672,000   11.24         2,776,000    4.00         4,163,000    6.00

  Tier 1 capital (to average assets)
    Consolidated ...........................     $ 44,364,000    7.52%     $ 23,598,000    4.00%     $ 29,497,000    5.00%
    Independent Bank .......................       11,976,000    6.86         6,983,000    4.00         8,729,000    5.00
    Independent Bank West Michigan .........       11,817,000    6.52         7,250,000    4.00         9,062,000    5.00
    Independent Bank South Michigan ........        8,497,000    6.68         5,088,000    4.00         6,360,000    5.00
    Independent Bank East Michigan .........        7,672,000    7.37         4,164,000    4.00         5,205,000    5.00


NOTE 16 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

    The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest rate risk inherent in the loans.

    Financial instruments with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

    Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

    The estimated fair values and recorded book balances at December 31 follow:

                                                                   1996                             1995
                                                       ESTIMATED         RECORDED        ESTIMATED         RECORDED
                                                          FAIR             BOOK             FAIR             BOOK
                                                         VALUE           BALANCE           VALUE           BALANCE
-------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
ASSETS
  Cash and due from banks .......................      $  40,600        $  40,600        $  17,200        $  17,200
  Federal funds sold  ...........................         10,000           10,000
  Securities available for sale .................        136,900          136,900           87,600           87,600
  Securities held to maturity ...................         27,600           26,800           29,000           27,900
  Net loans and loans held for sale .............        618,000          614,300          432,000          428,800

LIABILITIES
  Deposits with no stated maturity ..............      $ 412,300        $ 412,300        $ 261,500        $ 261,500
  Deposits with stated maturity .................        262,000          260,200          150,300          150,100
  Other borrowings ..............................        136,600          137,000          124,400          124,300

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

NOTE 17 -- INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)

FINANCIAL INFORMATION

    Presented below are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                             DECEMBER 31,
                                                                                         1996             1995
-----------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks ...................................................         $  2,974,000   $  2,761,000
  Investment in subsidiaries ................................................           81,057,000     44,212,000
  Other assets ..............................................................            2,116,000      1,713,000
                                                                                      ---------------------------
      Total Assets ..........................................................         $ 86,147,000   $ 48,686,000
                                                                                      ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable .............................................................         $ 14,000,000
  Subordinated debentures ...................................................           17,783,000
  Other liabilities .........................................................            2,528,000   $  1,661,000
  Shareholders' equity ......................................................           51,836,000     47,025,000
                                                                                      ---------------------------
      Total Liabilities and Shareholders' Equity ............................         $ 86,147,000   $ 48,686,000
                                                                                      ===========================


CONDENSED STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME
  Dividends from subsidiaries ...................................        $4,425,000     $4,500,000     $5,560,000
  Management fees from subsidiaries and other income ............         5,073,000      4,248,000      4,028,000
                                                                         ----------------------------------------
    Total Operating Income ......................................         9,498,000      8,748,000      9,588,000
                                                                         ----------------------------------------
OPERATING EXPENSES
  Interest expense ..............................................           546,000                       120,000
  Administrative and other expenses .............................         6,348,000      5,226,000      4,849,000
                                                                         ----------------------------------------
    Total Operating Expenses ....................................         6,894,000      5,226,000      4,969,000
                                                                         ----------------------------------------
    Income Before Federal Income Tax and Undistributed Net Income
      of Subsidiaries  ..........................................         2,604,000      3,522,000      4,619,000
Federal income tax credit .......................................           568,000        320,000        310,000
                                                                         ----------------------------------------
    Income Before Equity in Undistributed Net Income of
      Subsidiaries ..............................................         3,172,000      3,842,000      4,929,000
Equity in undistributed net income of subsidiaries ..............         4,680,000      2,968,000      1,102,000
                                                                         ----------------------------------------
      Net Income ................................................        $7,852,000     $6,810,000     $6,031,000
                                                                         ========================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                             1996             1995              1994
-----------------------------------------------------------------------------------------------------------------------
Net Income ........................................................     $  7,852,000      $ 6,810,000      $  6,031,000
                                                                        -----------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
  Depreciation, amortization of intangible assets and premiums,
    and accretion of discounts on securities and loans ............          336,000          297,000           286,000
  (Increase) decrease in other assets .............................          426,000         (604,000)          547,000
  Increase in other liabilities ...................................          688,000          599,000           298,000
  Equity in undistributed net income of subsidiaries ..............       (4,680,000)      (2,968,000)       (1,102,000)
                                                                        -----------------------------------------------
    Total Adjustments .............................................       (3,230,000)      (2,676,000)           29,000
                                                                        -----------------------------------------------
    Net Cash from Operating Activities ............................        4,622,000        4,134,000         6,060,000
                                                                        -----------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of securities available for sale .......................          (23,000)                          (241,000)
  Capital expenditures ............................................       (1,110,000)        (127,000)         (142,000)
  Investment in subsidiaries ......................................      (31,352,000)
  Proceeds from sale of property and equipment ....................                            36,000
                                                                        -----------------------------------------------
    Net Cash from Investing Activities ............................      (32,485,000)         (91,000)         (383,000)
                                                                        -----------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from issuance of short-term borrowings .................        5,000,000
  Proceeds from issuance of long-term debt ........................       10,000,000
  Proceeds from issuance of subordinated debentures ...............       16,753,000
  Repayment of long-term debt .....................................       (1,000,000)                        (2,750,000)
  Dividends paid ..................................................       (2,736,000)      (2,392,000)       (1,926,000)
  Proceeds from issuance of common stock ..........................           59,000          138,000            16,000
  Repurchase of common stock ......................................                          (893,000)         (924,000)
                                                                        -----------------------------------------------
    Net Cash from Financing Activities ............................       28,076,000       (3,147,000)       (5,584,000)
                                                                        -----------------------------------------------
    Net Increase in Cash and Cash Equivalents .....................          213,000          896,000            93,000
Cash and Cash Equivalents at Beginning of Period ..................        2,761,000        1,865,000         1,772,000
                                                                        -----------------------------------------------
      Cash and Cash Equivalents at End of Period ..................     $  2,974,000      $ 2,761,000      $  1,865,000
                                                                        ===============================================

QUARTERLY SUMMARY

                                               REPORTED SALE PRICES OF COMMON SHARES              CASH DIVIDENDS
                                                1996                           1995                  DECLARED
                                     ---------------------------------------------------------------------------
                                      HIGH      LOW     CLOSE         HIGH     LOW     CLOSE       1996   1995
----------------------------------------------------------------------------------------------------------------
First quarter ...................    $27.00    $24.75   $26.75       $22.50   $21.50   $22.50      $.25   $.22
Second quarter ..................     28.00     26.00    27.00        24.00    21.75    23.75       .25    .22
Third quarter ...................     29.00     27.00    27.75        27.50    23.00    26.25       .25    .22
Fourth quarter ..................     35.25     28.00    34.00        27.00    25.25    25.50       .26    .23

    The Company has approximately 1,900 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP". The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

    In addition to the provisions of the Michigan Business Corporations Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See note 15 to the Consolidated Financial Statements.)

QUARTERLY FINANCIAL DATA

A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                            THREE MONTHS ENDED
                                                             MARCH        JUNE         SEPTEMBER       DECEMBER
                                                              31,          30,            30,             31,
-----------------------------------------------------------------------------------------------------------------
1996
  Interest income .................................     $ 12,388,000   $13,909,000   $ 16,301,000    $ 16,887,000
  Net interest income .............................        7,371,000     8,401,000      9,278,000       9,622,000
  Provision for loan losses .......................          207,000       482,000        253,000         291,000
  Net income before income tax expense ............        2,681,000     2,801,000      2,803,000       2,845,000
  Net income ......................................        1,890,000     1,952,000      1,977,000       2,033,000

  Net income per common share .....................              .66           .67            .69             .70

1995
  Interest income .................................     $ 10,412,000   $11,181,000   $ 11,941,000    $ 12,448,000
  Net interest income .............................        6,523,000     6,942,000      7,188,000       7,429,000
  Provision for loan losses .......................          159,000       159,000        159,000         159,000
  Net income before income tax expense ............        2,161,000     2,266,000      2,508,000       2,575,000
  Net income ......................................        1,556,000     1,636,000      1,795,000       1,823,000

  Net income per common share .....................              .54           .57            .63             .64

                            SHAREHOLDER INFORMATION



HOW TO ORDER FORM 10-K

    Shareholders may obtain, without charge, a copy of Form 10-K, the 1996 Annual Report to the Securities and Exchange Commission, by writing to William
R. Kohls, Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846.

PRESS RELEASES

    The Company's press releases, including earnings and dividend announcements, are available via facsimile by calling #800/758-5804 and entering 436425. Press releases are also available on the World Wide Web via PR Newswire's Company News On Call (http://www.prnewswire.com).

NOTICE OF ANNUAL MEETING

    The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 15, 1997, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

    State Street Bank & Trust Company, (P.O. Box 8200, Boston, Massachusetts 02266-8200, 800/426-5523) serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

    The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.

MARKET MAKERS

Registered market makers at December 31, 1996 follow:

  Chicago Capital, Inc.               Howe, Barnes Investments, Inc.
  The Chicago Corporation             Robert W. Baird & Co., Inc.
  First of Michigan Corporation       Roney & Company
  Herzog, Heine, Geduld, Inc.         Stifel Nicolaus & Co.

                       EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

  Charles C. Van Loan, President and Chief Executive Officer, Independent Bank
     Corporation
  Jeffrey A. Bratsburg, President and Chief Executive Officer, Independent Bank
     West Michigan
  Ronald L. Long, President and Chief Executive Officer, Independent Bank East
     Michigan
  Michael M. Magee, Jr., President and Chief Executive Officer, Independent
     Bank
  Edward B. Swanson, President and Chief Executive Officer, Independent Bank
     South Michigan
  William R. Kohls, Executive Vice President and Chief Financial Officer

DIRECTORS

  Keith E. Bazaire, President, Carter's Food Center, Inc., Retail Grocer,
     Charlotte
  Terry L. Haske, Partner, Ricker & Haske, C.P.A.s, P.C., Marlette
  Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc.,
     Manufacturer, Belding
  Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding
  Charles A. Palmer, Professor of Law, Cooley Law School, Lansing
  Charles C. Van Loan, President and Chief Executive Officer, Independent Bank
     Corporation, Ionia
  Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate
     Development, Charlevoix