Form 10-K, Exhibit 13
period 1998-12-31
INDEPENDENT BANK CORP /MI/
filed 1999-03-30
CIK 39311

                                                                      EXHIBIT 13


                                    APPENDIX



    Independent Bank Corporation is a bank holding company with total assets of nearly $1.1 billion and a market capitalization of approximately $170 million. Its four subsidiary banks (the "Banks") principally serve rural and suburban communities located across Michigan's Lower Peninsula.

    The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in the Banks' management while providing financial incentives to align the interests of such managers with those of its shareholders.

    To support the Banks' service and sales efforts, while providing the internal controls that are consistent with its decentralized structure, the Company has consolidated the Banks' operations and provides administrative and operation services to the Banks.



CONTENTS

Management's Discussion and Analysis ............................ A-2

Independent Auditor's Report .................................... A-11

Consolidated Financial Statements ............................... A-12

Notes to Consolidated Financial Statements....................... A-16

Quarterly Data .................................................. A-31

Selected Consolidated Financial Data ............................ A-32

Shareholder Information ......................................... A-33

Executive Officers and Directors ................................ A-33

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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


                              RESULTS OF OPERATION

    SUMMARY OF RESULTS. Net income increased by 14.5% to $10,221,000 in 1998. A year earlier, net income increased by 13.7% to $8,924,000 from $7,852,000 in 1996. The double-digit increases in earnings are principally the result of increases in net interest income and non-interest income. These increases in the Company's revenue were, however, partially offset by increases in non-interest expense, the provision for loan losses and federal income tax expense.



KEY PERFORMANCE RATIOS                                                             YEAR ENDED DECEMBER 31,
                                                                          1998              1997             1996
-------------------------------------------------------------------------------------------------------------------
Net income to

   Average equity.......................................................  15.60%           16.01%            15.74%

   Average assets.......................................................   1.00              .95              1.11

Income per share

   Basic................................................................  $1.39            $1.24             $1.11

   Diluted..............................................................   1.38             1.22              1.10


    The Company's stable return on average equity, relative to the decline in its return on average assets since 1996, principally reflects implementation of the Bank's balance sheet management strategies as well as Management's efforts to maintain an efficient capital structure. (See "Asset/liability management" and "Capital resources.") The decline in the Company's return on assets in 1997 largely reflects the 1996 Acquisitions and related financing activity. (See "Acquisitions.")

    TAX EQUIVALENT NET INTEREST INCOME. Double-digit increases in the Company's tax equivalent net interest income principally reflect increases in average earning assets. Tax equivalent net interest income increased by 15% to $50,784,000 in 1998 and by 23% to $44,047,000 in 1997 from $35,779,000 in 1996.
Average earning assets increased by 9% to $947,387,000 in 1998 and by 31% to $869,496,000 in 1997 from $664,718,000 in 1996. The Banks' balance sheet management strategies account for the majority of the $77,891,000 increase in average earning assets during 1998. Approximately 80% of the $204,778,000 increase in average earning assets one year earlier was a result of the 1996 Acquisitions.

    Tax equivalent net interest income was equal to 5.36% of average earning assets during 1998 compared to 5.07% and 5.38% in 1997 and 1996, respectively. The increase from 1997 was principally the result of an increase in loan origination fees. (See "Non-interest income.") Net loan origination fees totaled $6,312,000 in 1998 compared to $4,001,000 and $3,331,000 in 1997 and 1996, respectively. Excluding the impact of such loan fees during 1998, tax equivalent net interest income as a percent of average earning assets would have been largely unchanged from 1997. Management attributes the majority of the 1997 decline in tax equivalent net interest income as a percent of average earning assets to the 1996 Acquisitions and the cost of the related non-equity financing. (See "Capital resources.")



                                          1998                                 1997                               1996
                                 ------------------------------------------------------------------------------------------------
AVERAGE BALANCES AND TAX         AVERAGE                             AVERAGE                           AVERAGE
EQUIVALENT RATES                 BALANCE      INTEREST    RATE       BALANCE    INTEREST   RATE        BALANCE    INTEREST   RATE
---------------------------------------------------------------------------------------------------------------------------------
                                                                       (dollars in thousands)
ASSETS
   Loans--all domestic(1,2)     $  804,217    $ 76,792    9.55%     $ 689,166   $ 65,478   9.50%      $ 510,434  $  49,478   9.69%
   Taxable securities               75,309       5,136    6.82        115,046      7,922   6.89         100,945      6,710   6.65
   Tax-exempt securities(2)         55,056       4,665    8.47         52,139      4,423   8.48          39,393      3,433   8.72
   Other investments                12,805       1,031    8.05         13,145        999   7.60          13,946        971   6.96
                               -----------    --------              ---------   --------              ---------  ---------
     Interest earning assets       947,387      87,624    9.25        869,496     78,822   9.07         664,718     60,592   9.12
                                              --------                          --------                         ---------
   Cash and due from banks          27,995                             26,251                            21,573
   Other assets, net                44,177                             41,395                            21,038
                               -----------                          ---------                         ---------
       Total assets            $ 1,019,559                          $ 937,142                         $ 707,329
                               ===========                          =========                         =========

LIABILITIES
   Savings and NOW             $   354,690       8,743    2.46      $ 331,959      8,480   2.55       $ 250,977      6,116   2.44
   Time deposits                   303,183      16,354    5.39        263,046     14,134   5.37         187,117     10,022   5.36
   Long-term debt                    6,749         457    6.77          8,245        602   7.30           4,875        335   6.87
   Other borrowings                182,209      11,286    6.19        187,519     11,559   6.16         144,703      8,340   5.76
                               -----------    --------              ---------   --------              ---------  ---------
     Interest bearing
       liabilities                 846,831      36,840    4.35        790,769     34,775   4.40         587,672     24,813   4.22
                                              --------                          --------                         ---------
   Demand deposits                  95,167                             81,191                            61,161
   Other liabilities                12,058                              9,444                             8,597
   Shareholders' equity             65,503                             55,738                            49,899
                               -----------                          ---------                         ---------
       Total liabilities and
         shareholders' equity  $ 1,019,559                          $ 937,142                         $ 707,329
                               ===========                          =========                         =========

       Net interest income                    $ 50,784                          $ 44,047                         $  35,779
                                              ========                          ========                         =========

       Net interest income
         as a percent of
         earning assets                                   5.36%                            5.07%                             5.38%
                                                          ====                             ====                              ====


(1) Interest on loans includes net origination fees totaling $6,312,000, $4,001,000 and $3,331,000 in 1998, 1997 and 1996, respectively.
(2) Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 35% in 1998 and 1997 and 34% in 1996. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.



CHANGE IN TAX EQUIVALENT                              1998 COMPARED TO 1997                     1997 COMPARED TO 1996
NET INTEREST INCOME                            VOLUME          RATE           NET        VOLUME          RATE          NET
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)
Increase (decrease) in interest income(1)
   Loans--all domestic ...................     $ 10,984      $    330      $ 11,314      $ 17,000       $(1,000)    $  16,000
   Taxable securities ....................       (2,711)          (75)       (2,786)          964           248         1,212
   Tax-exempt securities(2) ..............          247            (5)          242         1,083           (93)          990
   Other investments .....................          (26)           58            32           (58)           86            28
                                               ------------------------------------------------------------------------------
     Total interest income ...............        8,494           308         8,802        18,989          (759)       18,230
                                               ------------------------------------------------------------------------------
Increase (decrease) in interest expense(1)
   Savings and NOW .......................          567          (304)          263         2,056           308         2,364
   Time deposits .........................        2,165            55         2,220         4,080            32         4,112
   Long-term debt ........................         (104)          (41)         (145)          245            22           267
   Other borrowings ......................         (329)           56          (273)        2,607           612         3,219
                                               ------------------------------------------------------------------------------
     Total interest expense ..............        2,299          (234)        2,065         8,988           974         9,962
                                               ------------------------------------------------------------------------------
       Net interest income ...............     $  6,195      $    542      $  6,737      $ 10,001      $ (1,733)     $  8,268
                                               ==============================================================================

(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2) Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 35% in 1998 and 1997 and 34% in 1996.

     The marginal cost of funds employed by the Banks to implement the balance sheet management strategies have an adverse impact on tax equivalent net interest income as a percent of average earning assets. (See "Deposits and borrowings.") Increases in loans as a percent of average earning assets have, however, partially offset the impact of the marginal funding costs. Loans comprised 85% of earning assets during 1998 compared to 79% and 77% during 1997 and 1996.




COMPOSITION OF AVERAGE EARNING ASSETS                                 YEAR ENDED DECEMBER 31,
AND INTEREST PAYING LIABILITIES                                    1998         1997        1996
------------------------------------------------------------------------------------------------
As a percent of average earning assets
   Loans--all domestic ........................................    84.89%      79.26%      76.79%
   Other earning assets .......................................    15.11       20.74       23.21
                                                                  ------      ------      ------
       Average earning assets .................................   100.00%     100.00%     100.00%
                                                                  ======      ======      ======
   Savings and NOW ............................................    37.44%      38.18%      37.76%
   Time deposits ..............................................    28.33       29.78       28.15
   Brokered CDs ...............................................     3.67        0.47
   Other borrowings and long-term debt ........................    19.95       22.51       22.50
                                                                  ------      ------      ------
       Average interest bearing liabilities ...................    89.39%      90.94%      88.41%
                                                                  ======      ======      ======
Earning asset ratio ...........................................    92.92%      92.78%      93.98%
Free-funds ratio ..............................................    10.61        9.06       11.59


    PROVISION FOR LOAN LOSSES. Management's assessment of the allowance for loan losses is based on the aggregate amount and composition of total loans, excluding loans held for sale ("Portfolio Loans"), as well as an evaluation of specific commercial and agricultural loans, historical loss experience and the level of non-performing and impaired loans.

    The provision for loan losses totaled $3,043,000 in 1998 compared to $1,750,000 and $1,233,000 in 1997 and 1996, respectively. Increases in the provision for loan losses principally reflect increases in Portfolio Loans. (See "Portfolio Loans.")

    NON-INTEREST INCOME. Non-interest income totaled $13,845,000 in 1998 compared to $8,515,000 and $5,552,000 in 1997 and 1996, respectively. An increase in net gains on the sale of real estate mortgage loans accounts for 48% of the $5,330,000 increase in non-interest income during 1998. Revenues associated with deposit account promotions, the Banks' title insurance agency and First Home Financial, Inc. also contributed to the increase in non-interest income during 1998. (See "Acquisitions.")

    A year earlier, approximately 32% and 28% of the increase in non-interest income related to the 1996 Acquisitions and net gains on asset sales, respectively. Revenues associated with deposit account promotions and the Banks' title insurance agency also contributed to the increase in non-interest income during 1997.



NON-INTEREST INCOME                                                      YEAR ENDED DECEMBER 31,
                                                               1998              1997              1996
-------------------------------------------------------------------------------------------------------
Service charges on deposit accounts ...................     $ 3,959,000     $ 3,128,000     $ 2,267,000
Net gains (losses) on asset sales
   Real estate mortgage loans .........................       4,815,000       2,270,000       1,871,000
   Securities .........................................         267,000         273,000        (162,000)
First Home Financial ..................................       1,304,000
Title insurance fees ..................................         872,000         585,000          40,000
Real estate mortgage loan servicing ...................         515,000         532,000         412,000
PrimeVest commissions .................................         288,000          72,000         103,000
Other .................................................       1,825,000       1,655,000       1,021,000
                                                            -----------     -----------     -----------
       Total non-interest income ......................     $13,845,000     $ 8,515,000     $ 5,552,000
                                                            ===========     ===========     ===========


    The Banks realized net gains totaling $4,815,000 on the sale of real estate mortgage loans during 1998 compared to $2,270,000 and $1,871,000 in 1997 and 1996, respectively. The $2,545,000 increase in such net gains during 1998 reflect the $183,100,000 increase in real estate mortgage loans sold. The decline in net gains as a percent of loans sold during that year is attributed to a decrease in the proportion of loans sold that have been underwritten pursuant to government guarantees. A year earlier, Management attributed the increase in net gains as a percent of loans sold to an increase in the capitalization of the related mortgage servicing rights as well as an increase in government guaranteed loans.



NET GAINS ON THE SALE OF REAL ESTATE                                                           YEAR ENDED DECEMBER 31,
MORTGAGE LOANS                                                                       1998               1997             1996
---------------------------------------------------------------------------------------------------------------------------------
 Real estate mortgage loans originated ...................................      $506,500,000      $272,200,000     $ 227,600,000
 Real estate mortgage loans sold .........................................       297,600,000       114,500,000       108,700,000
 Real estate mortgage loan servicing rights sold .........................        56,200,000        24,200,000        37,900,000
 Net gains on the sale of real estate mortgage loans .....................         4,815,000         2,270,000         1,871,000
 Net gains as a percent of real estate mortgage loans sold ...............              1.62%             1.98%             1.72%

    The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans. Approximately 62% of the $506,500,000 real estate mortgage loans originated during 1998 was the result of refinancing activity and, accordingly, the volume of loans sold may be dependent upon the absolute level of interest rates. Management estimates that refinancing activity accounted for 41% of the $272,200,000 of loans originated during 1997.

    The volume of loans sold is also a function of the relative demand for fixed-rate obligations and other loans that the Banks cannot profitably fund within established interest-rate risk parameters. (See "Asset/liability management.") Net gains on real estate mortgage loans are also contingent upon economic and competitive factors as well as the Banks' ability to effectively manage exposure to changes in interest rates.

    The Banks realized net gains on the sale of securities available for sale totaling $267,000 during 1998 compared to net gains of $273,000 in 1997 and net losses of $162,000 in 1996. Future gains and losses will be dependent upon the Banks' asset/liability needs as well as the slope of the yield curve, the level of interest rates and other pertinent factors. (See "Asset/liability management.")

    NON-INTEREST EXPENSE. Non-interest expense totaled $45,688,000 in 1998 compared to $36,845,000 and $27,861,000 in 1997 and 1996, respectively. Salaries and benefits, the largest component of non-interest expense, totaled $25,974,000 in 1998 compared to $20,280,000 in 1997 and $15,685,000 in 1996.


NON-INTEREST EXPENSE                                                                      YEAR ENDED DECEMBER 31,
                                                                                   1998               1997         1996
---------------------------------------------------------------------------------------------------------------------------
Salaries ...............................................................        $16,699,000     $13,409,000     $10,280,000
Performance-based compensation and benefits ............................          5,507,000       3,877,000       3,106,000
Other benefits .........................................................          3,768,000       2,994,000       2,299,000
                                                                                -----------     -----------      ----------
   Salaries and benefits ...............................................         25,974,000      20,280,000      15,685,000
Occupancy, net .........................................................          3,093,000       2,786,000       2,042,000
Furniture and fixtures .................................................          2,649,000       2,245,000       1,864,000
Computer processing ....................................................          1,853,000       1,340,000       1,063,000
Amortization of intangible assets ......................................          1,692,000       1,523,000         583,000
Communications .........................................................          1,634,000       1,280,000       1,007,000
Advertising ............................................................          1,577,000       1,329,000         827,000
Supplies ...............................................................          1,300,000       1,019,000         804,000
Loan and collection ....................................................          1,244,000         939,000         663,000
Other ..................................................................          4,672,000       4,104,000       3,323,000
                                                                                -----------     -----------     -----------
       Total non-interest expense ......................................        $45,688,000     $36,845,000     $27,861,000
                                                                                ===========     ===========     ===========


    The Company and each of the Banks maintain compensation plans that provide incentives for superior performance. In addition to commissions and cash incentive awards, performance-based compensation plans include the Employee Stock Ownership Plan, the Employee Stock Option Plan and the Incentive Share Grant Plan. Management believes that these equity-based plans help align the interests of the Company's employees with those of its shareholders. Increases in performance-based compensation account for approximately 29% and 17% of the increases in salaries and benefits during 1998 and 1997, respectively.

    Management attributes approximately 27% of the $8,843,000 increase in non-interest expense during 1998 to commissions and other costs associated with the increased volumes of real estate mortgage lending. The operation of the Banks' title insurance agency and First Home Financial, Inc. accounts for approximately 15% of the increase in non-interest expense during 1998.

    A year earlier, Management estimated that the 1996 Acquisitions accounted for approximately 55% of the $4,595,000 increase in salaries and benefits and approximately 60% of the $8,984,000 increase in total non-interest expense during 1997.

                               FINANCIAL CONDITION

    SUMMARY. Assets totaled $1,085.3 million at December 31, 1998. The $101.5 million increase from $983.8 million at December 31, 1997, reflects increases in Portfolio Loans and loans held for sale. (See "Non-interest income.") The increase in total assets was principally funded by increases in deposits and shareholders' equity.

    Portfolio Loans totaled $822.6 million at December 31, 1998. Increases in residential first mortgages as well as construction and land development loans account for the majority of the increase in Portfolio Loans. The increase in construction and land development loans may be partially attributed to customer dislocation associated with the consolidation of competing banks with larger regional banking holding companies.

    Deposits totaled $830.5 million and $700.5 million at December 31, 1998 and 1997, respectively. The increase in deposits principally reflects an increase in brokered certificates of deposit ("Brokered CDs") as well as the purchase of two offices from Great Lakes National Bank during 1998. (See "Deposits and borrowings" and "Acquisitions.")

    SECURITIES. The Banks maintain diversified securities portfolios that include obligations of the U.S. Treasury and government- sponsored agencies as well as securities issued by states and political subdivisions, corporate notes and mortgage-backed securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow. (See "Asset/liability management.")



SECURITIES                                                       AMORTIZED                  UNREALIZED                    FAIR
                                                                   COST               GAINS             LOSSES            VALUE
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale
   December 31, 1998 ....................................      $  96,614,000      $ 2,948,000         $  47,000      $  99,515,000
   December 31, 1997 ....................................        108,231,000        2,775,000           237,000        110,769,000

Securities held to maturity
   December 31, 1998 ....................................      $  18,349,000      $   688,000         $   8,000      $  19,029,000
   December 31, 1997 ....................................         22,525,000          838,000             9,000         23,354,000


    The sale of securities available for sale is dependent upon Management's assessment of reinvestment opportunities and the Banks' asset/liability management needs. As a result of ongoing evaluations, the Banks sold securities with an aggregate market value of approximately $11.3 million during 1998, compared to $59.7 million during 1997. The Banks realized net gains on the sale of such securities totaling $267,000 and $273,000 during 1998 and 1997, respectively. A portion of the proceeds from the sale or maturity of securities has been utilized to fund increases in Portfolio Loans.

    PORTFOLIO LOANS. Management believes that the Company's decentralized structure provides important advantages in serving the credit needs of the Banks' principal lending markets. In addition to the communities served by the Banks' branch networks, principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase residential real estate mortgage loans from third-party originators.


LOAN PORTFOLIO COMPOSITION                                                           DECEMBER 31,
                                                                               1998               1997
--------------------------------------------------------------------------------------------------------
Real estate
   Residential first mortgages ......................................      $376,736,000     $328,968,000
   Residential home equity and other junior mortgages ...............        63,711,000       55,987,000
   Construction and land development ................................        92,639,000       62,721,000
   Other ............................................................       128,314,000      134,058,000
Consumer ............................................................        88,337,000       91,723,000
Commercial ..........................................................        51,274,000       48,576,000
Agricultural ........................................................        21,593,000       22,145,000
                                                                           ------------     ------------
       Total loans ..................................................      $822,604,000     $744,178,000
                                                                           ============     ============


    Although each of the Banks has adopted uniform underwriting standards, Management and the Board of Directors of each Bank retain authority and responsibility for credit decisions. The Company's loan committee and the centralization of commercial loan credit services as well as loan review functions promote compliance with such established underwriting standards. Further, the centralization of retail loan services provides for consistent service quality and facilitates compliance with consumer protection laws and regulations.



NON-PERFORMING ASSETS                                                              DECEMBER 31,
                                                                   1998               1997               1996
--------------------------------------------------------------------------------------------------------------
Non-accrual loans ...............................................  $4,106,000      $3,298,000      $1,711,000
Loans 90 days or more past due and still accruing interest ......   2,240,000       1,904,000       1,994,000
Restructured loans ..............................................     295,000         184,000         197,000
                                                                   ----------      ----------      ----------
   Total non-performing loans ...................................   6,641,000       5,386,000       3,902,000
Other real estate ...............................................     936,000         331,000         730,000
                                                                   ----------      ----------      ----------
       Total non-performing assets ..............................  $7,577,000      $5,717,000      $4,632,000
                                                                   ==========      ==========      ==========

As a percent of Portfolio Loans
   Non-performing loans .........................................         .81%            .72%            .64%
   Non-performing assets ........................................         .92             .77             .76
   Allowance for loan losses ....................................        1.18            1.03            1.14
Allowance for loan losses as a percent of non-performing loans ..         146             142             178

     Non-performing loans totaled $6,641,000 at December 31, 1998, compared to $5,386,000 and $3,902,000 at December 31, 1997 and 1996, respectively.
Residential real estate mortgage loans account for the increase in non-performing loans and Management does not believe that the increase in non-performing loans reflects a significant increase in the credit risk associated with the Portfolio Loans.



ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                               DECEMBER 31,
                                                          1998               1997            1996
---------------------------------------------------------------------------------------------------
Commercial and agricultural .......................     $3,146,000      $2,200,000      $2,176,000
Real estate mortgage ..............................        312,000         322,000         257,000
Installment .......................................        875,000         892,000         834,000
Unallocated .......................................      5,381,000       4,256,000       3,693,000
                                                        ------------------------------------------
       Total ......................................     $9,714,000      $7,670,000      $6,960,000
                                                        ==========================================

Allocated allowance as a percent of total allowance           44.6%           44.5%           46.9%


    The allowance for loan losses in maintained at a level that Management considers appropriate based upon its assessment of relevant circumstances. (See "Provision for loan losses.") In performing its assessment, Management allocates portions of the allowance to specific loans and loan portfolios. At December 31, 1998, the unallocated portion of the allowance for loan losses was equal to 55.4% of the total allowance compared to 55.5% and 53.1% at December 31, 1997 and 1996, respectively.



ALLOWANCE FOR LOAN LOSSES                                                         YEAR ENDED DECEMBER 31,
                                                                         1998               1997            1996
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period ...................................     $ 7,670,000       $ 6,960,000       $ 5,243,000
   Allowance on loans acquired ...................................                                           1,180,000
   Provision charged to operating expense ........................       3,043,000         1,750,000         1,233,000
   Recoveries credited to allowance ..............................         641,000           585,000           440,000
   Loans charged against allowance ...............................      (1,640,000)       (1,625,000)       (1,136,000)
                                                                       -----------------------------------------------
Balance at end of period .........................................     $ 9,714,000       $ 7,670,000       $ 6,960,000
                                                                       ===============================================

Net loans charged against the allowance to average Portfolio Loans             .12%              .15%              .14%


    Loans charged against the allowance for loan losses, net of recoveries, totaled $999,000 during 1998, compared to $1,040,000 and $696,000 during 1997 and 1996, respectively. Net loan losses were equal to .12% of average loans during 1998 compared to .15% and .14% during 1997 and 1996, respectively.

    DEPOSITS AND BORROWINGS. The Banks' competitive position within many of the markets served by the branch networks limits the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, Management employs pricing tactics that are intended to enhance the value of core deposits and the Banks' have implemented funding strategies that incorporate other borrowings and Brokered CDs to fund increases in the Portfolio Loans. The use of such alternate sources of funds complements the Banks' stable base of core deposits and is an integral part of the Banks' asset/liability management efforts.



ALTERNATE SOURCES OF FUNDS                                                              DECEMBER 31,
                                                                    1998                                       1997
                                                   ------------------------------------------------------------------------------
                                                                   AVERAGE                                    AVERAGE
                                                   AMOUNT         MATURITY       RATE          AMOUNT        MATURITY       RATE
---------------------------------------------------------------------------------------------------------------------------------
Brokered CDs ...............................     $54,885,000      4.4 years     5.64%        $14,375,000      .1 years     5.91%
Fixed-rate FHLB advances (1) ...............      50,569,000      3.5           5.75          94,954,000     1.3           5.93
Variable-rate FHLB advances ................      68,500,000       .5           5.21          51,000,000     1.0           5.75


(1) Advances totaling $18 million have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

    Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB"), totaled $131.0 million and $167.2 million at December 31, 1998 and 1997, respectively. On those respective dates, federal funds purchased totaled $22.7 million and $28.0 million. The decline in these funding sources reflects an effort to diversify the Banks' funding sources and the increased reliance on Broker CDs.




INTEREST-RATE DERIVATIVE FINANCIAL INSTRUMENTS                                           DECEMBER 31, 1998
                                                                                                                SWAPS
                                                                                                      ------------------------------
                                                                     CAPS             COLLARS         PAY FIXED      PAY VARIABLE
------------------------------------------------------------------------------------------------------------------------------------
Notional amount .........................................        $ 26,000,000     $ 28,000,000      $ 54,500,000     $  25,000,000
Weighted-average maturity ...............................           1.2 years        1.7 years         2.7 years         9.0 years
Cap strike ..............................................                6.69%            6.42%
Floor strike ............................................                                 5.71
Rate paying .............................................                                                   5.28%             5.10%
Rate receiving ..........................................                                                   5.27              5.89
Premium paid ............................................        $    246,000
Annual cost .............................................                 .26%
Amortized cost ..........................................        $     70,000
Fair value ..............................................              10,000     $   (137,000)     $   (401,000)       $ (118,000)


    Derivative financial instruments are employed to reduce the cost of alternate funding sources while managing the Banks' exposure to changes in interest rates. Pay fixed interest-rate swaps effectively fix the cost of variable-rate debt at 5.28% while pay variable interest-rate swaps effectively convert fixed-rate Brokered CD's to variable rates. Interest-rate caps establish a maximum cost of 6.69% on the associated short-term and variable-rate borrowings, while allowing borrowing costs to decline if market rates decrease. Interest-rate collars establish minimum and maximum costs of 5.71% and 6.42%, respectively, on the associated short-term or variable-rate debt.

    LIQUIDITY AND CAPITAL RESOURCES. An efficient capital structure is a critical element to Management's mission to create value for the Company's shareholders. To maintain financial leverage and profitably deploy capital within existing markets, the Banks have implemented balance sheet management strategies that combine effective loan origination efforts with disciplined funding strategies. (See "Asset/liability management.") The Company's cost of capital is also an important factor in creating shareholder value. Accordingly, the Company's capital structure includes unsecured debt and trust preferred securities, which are presented within the consolidated balance sheets as guaranteed preferred beneficial interests in Company's subordinated debentures.



CAPITALIZATION                                                                           DECEMBER 31,
                                                                                    1998              1997
-------------------------------------------------------------------------------------------------------------
Unsecured debt..........................................................        $ 10,000,000     $  12,000,000
Trust preferred securities .............................................          17,250,000        17,250,000
Shareholders' Equity
   Preferred stock, no par value .......................................
   Common stock, par value $1.00 .......................................           7,383,000         4,587,000
   Capital surplus .....................................................          37,658,000        30,011,000
   Retained earnings ...................................................          22,749,000        23,243,000
   Accumulated other comprehensive income ..............................           1,915,000         1,675,000
                                                                                ------------------------------
       Total shareholders' equity ......................................          69,705,000        59,516,000
                                                                                ------------------------------
       Total capitalization ............................................        $ 96,955,000     $  88,766,000
                                                                                ==============================



    Shareholders' equity totaled $69.7 million at December 31, 1998. In addition to the retention of earnings, the $10.2 million increase from $59.5 million a year earlier reflects the issuance of common stock in conjunction with the purchase of First Home Financial, Inc. as well as various equity-based incentive compensation plans. (See "Acquisitions.")


CAPITAL RATIOS                                                                     DECEMBER 31,
                                                                                 1998       1997
------------------------------------------------------------------------------------------------
Equity capital ...........................................................       6.42%       6.05%
Average shareholders' equity to average assets ...........................       6.42        5.95
Tier 1 leverage (tangible equity capital) ................................       6.23        6.02
Tier 1 risk-based capital ................................................       8.72        8.76
Total risk-based capital .................................................       9.97        9.91


    ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of financial assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

    The asset/liability management efforts of the Company and the Banks identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Management's evaluation of various opportunities and alternate balance sheet strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contribution to earnings. The marginal cost of alternative funds is a principal consideration in the implementation of the Banks' balance sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other relevant factors.

     Simulation analyses are employed to monitor the Banks' interest-rate risk profiles and assess potential changes in net interest income and the net present value of portfolio equity that may result from changes in interest rates. The purpose of the simulations is to identify sources of interest-rate risk inherent in the Banks' balance sheets. The simulations do not anticipate any actions that Management might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results.

     The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in the prepayment rates of certain assets and liabilities. Factors that could cause actual results to vary materially from simulation estimates include non-parallel changes in interest rates, changes in current pricing relationships and deviations in estimated prepayment speeds.

     Each of the Banks has established parameters for interest-rate risk exposure. Management continually monitors the Banks' interest-rate risk profile and reports quarterly to the respective Bank's board of directors. The Banks were in compliance with the interest-rate risk parameters throughout 1998.

     Simulation analyses of changes in the net present value of the Company's assets and liabilities under parallel shifts in interest rates are calculated by discounting estimated future cash flows using a discount rate approximating current market rates. Cash flow estimates incorporate prepayment speeds and other embedded options. Simulation analyses of changes in net interest income under parallel shifts in interest rates cover the next 12 months, are based on a static balance sheet, and do not consider loan fees.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME



                                                                     MARKET VALUE OF       PERCENT       NET INTEREST      PERCENT
CHANGE IN INTEREST RATES                                            PORTFOLIO EQUITY       CHANGE           INCOME         CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
400 basis point rise .........................................       $   83,200,000       (20.84)%       $  43,000,000      (6.32)%
300 basis point rise .........................................           89,300,000       (15.03)           44,400,000      (3.27)
200 basis point rise .........................................           96,200,000        (8.47)           45,500,000       (.87)
100 basis point rise .........................................          102,100,000        (2.85)           45,900,000
Base rate scenario ...........................................          105,100,000                         45,900,000
100 basis point decline ......................................          104,300,000         (.76)           45,600,000       (.65)
200 basis point decline ......................................          101,700,000        (3.24)           45,800,000       (.22)
300 basis point decline ......................................          100,700,000        (4.19)           46,000,000        .22
400 basis point decline ......................................          101,500,000        (3.43)           46,300,000        .87


    Management has determined that the retention of 15- and 30-year fixed-rate mortgages is generally inconsistent with its goal to maintain profitable leverage or the Banks' interest-rate risk profiles. Accordingly, the majority of such loans are sold to mitigate exposure to changing interest rates. Generally, adjustable-rate and balloon real estate mortgage loans may be profitably funded within established risk parameters and retention of such loans has been a principal focus of the Banks' balance sheet management strategies. (See "Non-interest income.")

                                  ACQUISITIONS

    On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc. ("FHF"), an originator of manufactured home loans. Aggregate consideration consisted of 72,000 shares of common stock with an aggregate value of $1.8 million. Goodwill totaled approximately $2.0 million and is being amortized over 15 years. FHF operates as a subsidiary of one the Banks and the majority of the loans originated by FHF are being sold to non-affiliated banks and finance companies.

     On June 12, 1998, one of the Banks purchased two branches from Great Lakes National Bank (the "GLNB Offices"). On that date, the GLNB Offices had deposits totaling $18.3 million and the Bank recorded an intangible asset of $1.3 million. The Bank also purchased certain real and personal property. Net cash proceeds from the transaction totaled $16.2 million.

     During 1996, the Company acquired North Bank Corporation ("NBC") and one of the Banks purchased eight branch offices of First of America Bank -- Michigan, N.A. ("FoA Offices"). These transactions (the "1996 Acquisitions") were financed with an unsecured credit facility and the issuance of non-convertible, cumulative trust preferred securities. (See "Capital resources.")

     NBC was acquired for cash consideration totaling $15.8 million. On the effective date of the transaction, NBC's assets and shareholders' equity totaled $152.0 million and $9.5 million, respectively, and the Company recorded $7.5 million of goodwill. The FoA Offices had deposits totaling $121.9 million, and the acquiring Bank recorded intangible assets of $8.8 million. The Bank purchased loans totaling $22.1 million and other real and personal property in conjunction with the transaction. Net cash proceeds totaled $90.5 million.

                                    YEAR 2000

    The Year 2000 issue refers to computer-based operating systems that were originally designed to recognize calendar years by their last two digits ("Year 2000"). If not corrected, many computer applications may fail or produce erroneous data relating to 2000 and beyond.

    The Company began preparing its computer-based operating systems for 2000 during 1997 and formed a committee to address such issues. The Year 2000 committee has implemented a Year 2000 plan (the "Plan") and reports its progress to the board of directors quarterly. The Plan contains requirements for assessing the impact of the Year 2000 on critical computer-based operating systems and for modifying, replacing and testing such systems so that they will function properly with respect to dates in 2000 and thereafter. Additionally, the Banks have initiated discussion with certain commercial loan customers to determine the extent to which their computer-based operating systems are Year 2000 compliant. Further, the Banks have developed contingency funding strategies to mitigate unforseen liquidity issues.

    A significant portion of the Company's Year 2000 issue relates to its core data processing applications which are provided by a third party service provider, M&I Data Services. The Company has completed its conversion to M&I Data Services Year 2000 compliant application software.

    The Company has not identified any non-compliant systems for which a solution is not available and which would impair the Company's business operations. All material non-compliant operating systems have been identified and are in the process of being replaced. It is anticipated that the replacement and testing of non-compliant operating systems will be completed during the first quarter of 1999. Costs incurred to date have not been material and relate primarily to the replacement of fully depreciated non-compliant personal computer equipment. Furthermore, Management does not anticipate that the costs to make the Company's operating systems Year 2000 compliant will have a material impact on the consolidated financial statements. Management estimates that such costs will not exceed $1.6 million. A significant portion of these costs represent an acceleration of expenditures to replace or upgrade systems that will become obsolete or otherwise inadequate to meet the Company's growing technology needs.

    While the Company is not aware of any Year 2000 problems for which a solution is not available, other unanticipated issues could arise. These unanticipated issues may include the ability to identify and correct all relevant computer code, the availability and cost of trained personnel, the impact of Year 2000 on our customers and other uncertainties.

                   STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

     The Financial Accounting Standards Board adopted Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") in June 1998.

    SFAS #133 requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting for changes in the value of derivatives will depend upon the use of those derivatives and whether they qualify for hedge accounting.

    This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier application allowed and is to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

                          INDEPENDENT AUDITOR'S REPORT


BOARD OF DIRECTORS AND SHAREHOLDERS
INDEPENDENT BANK CORPORATION
IONIA, MICHIGAN


    We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

KPMG LLP
Lansing, Michigan
February 1, 1999

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                   DECEMBER 31,
                                                                                             1998                 1997
--------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks ......................................................     $    42,846,000      $    30,371,000
   Securities available for sale ................................................          99,515,000          110,769,000
   Securities held to maturity (fair value of $19,029,000 at December 31, 1998
     and $23,354,000 at December 31, 1997) ......................................          18,349,000           22,525,000
   Federal Home Loan Bank stock, at cost ........................................          12,589,000           12,489,000
   Loans held for sale ..........................................................          39,741,000           21,754,000
   Loans
     Commercial and agricultural ................................................         238,863,000          199,098,000
     Real estate mortgage .......................................................         449,114,000          416,689,000
     Installment ................................................................         134,627,000          128,391,000
                                                                                      ------------------------------------
       Total Loans ..............................................................         822,604,000          744,178,000
     Allowance for loan losses ..................................................          (9,714,000)          (7,670,000)
                                                                                      ------------------------------------
       Net Loans ................................................................         812,890,000          736,508,000
   Property and equipment, net ..................................................          27,255,000           21,067,000
   Accrued income and other assets ..............................................          32,073,000           28,334,000
                                                                                      ------------------------------------
         Total Assets ...........................................................     $ 1,085,258,000      $   983,817,000
                                                                                      ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits
     Non-interest bearing .......................................................     $   112,930,000      $    88,546,000
     Savings and NOW ............................................................         377,592,000          339,594,000
     Time .......................................................................         339,992,000          272,340,000
                                                                                      ------------------------------------
       Total Deposits ...........................................................         830,514,000          700,480,000
   Federal funds purchased ......................................................          22,650,000           28,000,000
   Other borrowings .............................................................         130,964,000          167,185,000
   Guaranteed preferred beneficial interests in Company's subordinated debentures          17,250,000           17,250,000
   Accrued expenses and other liabilities .......................................          14,175,000           11,386,000
                                                                                      ------------------------------------
       Total Liabilities ........................................................       1,015,553,000          924,301,000
                                                                                      ------------------------------------

   Commitments and contingent liabilities

   Shareholders' Equity
     Preferred stock, no par value-200,000 shares authorized; none issued or outstanding
   Common stock, $1.00 par value-14,000,000 shares authorized;
     issued and outstanding:  7,382,506 shares at December 31, 1998 and
     4,586,733 shares at December 31, 1997 ......................................           7,383,000            4,587,000
     Capital surplus ............................................................          37,658,000           30,011,000
     Retained earnings ..........................................................          22,749,000           23,243,000
     Accumulated other comprehensive income .....................................           1,915,000            1,675,000
                                                                                      ------------------------------------
       Total Shareholders' Equity ...............................................          69,705,000           59,516,000
                                                                                      ------------------------------------
         Total Liabilities and Shareholders' Equity .............................     $ 1,085,258,000      $   983,817,000
                                                                                      ====================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Year Ended December 31,
                                                                 1998              1997             1996
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans ..........................     $ 77,167,000     $ 65,830,000     $ 49,768,000
   Securities available for sale .......................        6,599,000        9,023,000        6,337,000
   Securities held to maturity
     Taxable ...........................................          194,000          356,000        1,209,000
     Tax-exempt ........................................        1,082,000        1,206,000        1,200,000
   Other investments ...................................        1,031,000          999,000          971,000
                                                            -----------------------------------------------
     Total Interest Income .............................       86,073,000       77,414,000       59,485,000
                                                            -----------------------------------------------

INTEREST EXPENSE
   Deposits ............................................       25,097,000       22,614,000       16,138,000
   Other borrowings ....................................       11,743,000       12,161,000        8,675,000
                                                            -----------------------------------------------
     Total Interest Expense ............................       36,840,000       34,775,000       24,813,000
                                                            -----------------------------------------------
     Net Interest Income ...............................       49,233,000       42,639,000       34,672,000
Provision for loan losses ..............................        3,043,000        1,750,000        1,233,000
                                                            -----------------------------------------------
     Net Interest Income After Provision for Loan Losses       46,190,000       40,889,000       33,439,000
                                                            -----------------------------------------------

NON-INTEREST INCOME
   Service charges on deposit accounts .................        3,959,000        3,128,000        2,267,000
   Net gains (losses) on asset sales
     Real estate mortgage loans ........................        4,815,000        2,270,000        1,871,000
     Securities ........................................          267,000          273,000         (162,000)
   Other income ........................................        4,804,000        2,844,000        1,576,000
                                                            -----------------------------------------------
     Total Non-interest Income .........................       13,845,000        8,515,000        5,552,000
                                                            -----------------------------------------------

NON-INTEREST EXPENSE
   Salaries and employee benefits ......................       25,974,000       20,280,000       15,685,000
   Occupancy, net ......................................        3,093,000        2,786,000        2,042,000
   Furniture and fixtures ..............................        2,649,000        2,245,000        1,864,000
   Other expenses ......................................       13,972,000       11,534,000        8,270,000
                                                            -----------------------------------------------
     Total Non-interest Expense ........................       45,688,000       36,845,000       27,861,000
                                                            -----------------------------------------------
     Income Before Federal Income Tax ..................       14,347,000       12,559,000       11,130,000
Federal income tax expense .............................        4,126,000        3,635,000        3,278,000
                                                            -----------------------------------------------
       Net Income ......................................     $ 10,221,000     $  8,924,000     $  7,852,000
                                                             ==============================================


Income per common share
   Basic ...............................................     $       1.39     $       1.24     $       1.11
                                                             ==============================================
   Diluted .............................................     $       1.38     $       1.22     $       1.10
                                                             ==============================================
Cash dividends declared per common share ...............     $        .50     $        .45     $        .41
                                                             ==============================================







See notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                  1998                1997                1996
-----------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                   $   10,221,000      $    8,924,000        $  7,852,000
                                                                             ------------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
   Proceeds from sales of loans held for sale                                   302,424,000         116,803,000         110,593,000
   Disbursements for loans held for sale                                       (315,596,000)       (124,704,000)       (101,786,000)
   Provision for loan losses                                                      3,043,000           1,750,000           1,233,000
   Deferred federal income tax credit                                              (813,000)           (352,000)           (230,000)
   Deferred loan fees                                                               179,000             640,000             334,000
   Depreciation, amortization of intangible assets and premiums and
     accretion of discounts on securities and loans                               4,451,000           4,204,000           2,759,000
   Net gains on sales of real estate mortgage loans                              (4,815,000)         (2,270,000)         (1,871,000)
   Net (gains) losses on sales of securities                                       (267,000)           (273,000)            162,000
   (Increase) decrease in accrued income and other assets                        (2,159,000)            638,000          (7,906,000)
   Increase in accrued expenses and other liabilities                             2,849,000           1,950,000             356,000
                                                                             ------------------------------------------------------
   Total Adjustments                                                            (10,704,000)         (1,614,000)          3,644,000
                                                                             ------------------------------------------------------
   Net Cash from Operating Activities                                              (483,000)          7,310,000          11,496,000
                                                                             ------------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale                       11,271,000          59,727,000          18,145,000
   Proceeds from the maturity of securities available for sale                    7,162,000           4,053,000          16,385,000
   Proceeds from the maturity of securities held to maturity                      2,676,000           4,713,000           3,015,000
   Principal payments on securities available for sale                           20,528,000          11,643,000           9,601,000
   Principal payments on securities held to maturity                              1,723,000             799,000             694,000
   Purchases of securities available for sale                                   (27,590,000)        (51,035,000)        (60,396,000)
   Purchases of securities held to maturity                                                                                (295,000)
   Portfolio loans made to customers, net of principal payments                 (75,355,000)       (108,968,000)        (80,233,000)
   Portfolio loans purchased                                                    (18,916,000)        (29,758,000)         (5,603,000)
   Principal payments on portfolio loans purchased                               14,695,000           2,572,000             270,000
   Acquisition of bank, less cash received                                                                                9,478,000
   Acquisition of branch offices, less cash received                             16,168,000                              89,864,000
   Acquisition of business                                                        1,459,000
   Capital expenditures                                                          (8,333,000)         (5,038,000)         (3,709,000)
                                                                             ------------------------------------------------------
     Net Cash from Investing Activities                                         (54,512,000)       (111,292,000)         (2,784,000)
                                                                             ------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
   Net increase in total deposits                                               111,723,000          27,946,000           7,468,000
   Net increase (decrease) in short-term borrowings                             (12,686,000)         16,237,000         (13,300,000)
   Proceeds from Federal Home Loan Bank advances                                101,715,000         115,954,000          63,000,000
   Payments of Federal Home Loan Bank advances                                 (128,600,000)        (72,000,000)        (55,000,000)
   Proceeds from long-term debt                                                                                          10,000,000
   Retirement of long-term debt                                                  (2,000,000)         (2,000,000)         (1,000,000)
   Proceeds from issuance of guaranteed preferred beneficial interests
     in Company's subordinated debentures                                                                                16,220,000
   Dividends paid                                                                (3,587,000)         (3,186,000)         (2,736,000)
   Proceeds from issuance of common stock                                           905,000             771,000              59,000
                                                                             ------------------------------------------------------
   Net Cash from Financing Activities                                            67,470,000          83,722,000          24,711,000
                                                                             ------------------------------------------------------
     Net Increase (Decrease) in Cash and Cash Equivalents                        12,475,000         (20,260,000)         33,423,000
Cash and Cash Equivalents at Beginning of Period                                 30,371,000          50,631,000          17,208,000
                                                                             ------------------------------------------------------
         Cash and Cash Equivalents at End of Period                          $   42,846,000      $   30,371,000       $  50,631,000
                                                                             ======================================================
Cash paid during the period for
   Interest                                                                  $   36,241,000      $   35,049,000       $  23,736,000
   Income taxes                                                                   5,300,000           3,743,000           3,890,000
Transfer of loans to other real estate                                              498,000             431,000             996,000
Transfer of portfolio loans to held for sale                                                         10,000,000


See notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                                                                         COMPRE-          TOTAL
                                                        COMMON          CAPITAL         RETAINED         HENSIVE      SHAREHOLDERS'
                                                         STOCK          SURPLUS         EARNINGS         INCOME          EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1996                           $ 2,704,000    $  19,924,000    $ 23,683,000     $   714,000    $  47,025,000
Net income for 1996                                                                      7,852,000                        7,852,000
Cash dividends declared, $.41 per share                                                 (2,868,000)                      (2,868,000)
5% stock dividend                                         136,000        3,799,000      (3,954,000)                         (19,000)
Issuance of 21,834 shares of common stock                  22,000          537,000                                          559,000
Net issuance costs                                                      (1,030,000)                                      (1,030,000)
Net change in unrealized gain on
   securities available for sale, net of
    $163,000 of related tax effect                                                                         317,000          317,000
                                                      -----------------------------------------------------------------------------
Balances at December 31, 1996                           2,862,000       23,230,000      24,713,000       1,031,000       51,836,000
Net income for 1997                                                                      8,924,000                        8,924,000
Cash dividends declared, $.45 per share                                                 (3,261,000)                      (3,261,000)
5% stock dividend                                         217,000        6,895,000      (7,133,000)                         (21,000)
Issuance of 62,520 shares of common stock                  62,000        1,340,000                                        1,402,000
Three-for-two stock split                               1,446,000       (1,454,000)                                          (8,000)
Net change in unrealized gain on
   securities available for sale, net of
   $332,000 of related tax effect                                                                          644,000          644,000
                                                      -----------------------------------------------------------------------------
Balances at December 31, 1997                           4,587,000       30,011,000      23,243,000       1,675,000       59,516,000
Net income for 1998                                                                     10,221,000                       10,221,000
Cash dividends declared, $.50 per share                                                 (3,688,000)                      (3,688,000)
5% stock dividend                                         351,000        6,662,000      (7,027,000)                         (14,000)
Issuance of 105,813 shares of common stock                106,000        3,337,000                                        3,443,000
Three-for-two stock split                               2,339,000       (2,352,000)                                         (13,000)
Net change in unrealized gain on
   securities available for sale, net of
   $124,000 of related tax effect                                                                          240,000          240,000
                                                      -----------------------------------------------------------------------------
       Balances at December 31, 1998                  $ 7,383,000    $  37,658,000    $ 22,749,000     $ 1,915,000    $  69,705,000
                                                      =============================================================================

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                          1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Net income ......................................................................     $10,221,000     $ 8,924,000     $ 7,852,000
Other comprehensive income
   Net change in unrealized gain on securities available for sale, net of related
     tax effect .................................................................         240,000         644,000         317,000
                                                                                      -----------     -----------     -----------
       Comprehensive income .....................................................     $10,461,000     $ 9,568,000     $ 8,169,000
                                                                                      ===========     ===========     ===========



See notes to consolidated financial statements

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

    COMPREHENSIVE INCOME - The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS #130) on January 1, 1998. SFAS #130 establishes standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale. The adoption of SFAS #130 did not have a material impact on total shareholders' equity. Prior year amounts have been reclassified in the financial statements.

    The net change in unrealized gain on securities available for sale in 1998 and 1997 reflect net realized gains of $267,000 and $273,000, respectively, and net realized losses of $162,000 in 1996. Such reclassification resulted in federal income tax expense of $93,000 and $95,000 in 1998 and 1997, respectively, and a benefit of $55,000 in 1996.

    LOANS HELD FOR SALE - Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Banks recognize as separate assets the rights to service mortgage loans for others that have been acquired by purchase or the origination and subsequent sale of a loan. The fair value of originated mortgage servicing rights has been determined based upon market value quotes for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used by the Banks include interest rate, term and type.

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

    The Company measures its investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. The Company does not measure impairment on homogenous residential mortgage and installment loans.

    PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

    OTHER REAL ESTATE - Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $936,000 and $331,000 at December 31, 1998 and 1997, respectively, are included in other assets.

    INTANGIBLE ASSETS - Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $9,015,000 and $7,708,000 as of December 31, 1998 and 1997, respectively. Other intangible assets are amortized using both straight-line and accelerated methods over 10 to 15 years. Other intangibles amounted to $9,728,000 and $9,340,000 as of December 31, 1998 and 1997,
respectively.

    INCOME TAXES - The Company employs the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

    The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

    COMMON STOCK - At December 31, 1998, 248,969 shares of common stock were reserved for issuance under the Incentive Share Grant Plan, 298,824 shares of common stock were reserved for issuance under the dividend reinvestment plan and 762,255 shares of common stock were reserved for issuance under stock option plans.

    RETIREMENT PLANS - The Company maintains an employee stock ownership plan as well as a 401(k) plan for substantially all full-time employees.

    RECLASSIFICATION - Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

  NOTE 2-ACQUISITIONS

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


                                                                         1996
                                                                     (unaudited)
--------------------------------------------------------------------------------
Total revenue ..............................................     $   70,200,000
Net income .................................................          7,600,000
Earnings per share
   Basic ...................................................     $         1.07
   Diluted .................................................               1.06


    On December 13, 1996, one of the Banks purchased certain loans as well as real and personal property and assumed deposit liabilities associated with eight branch offices from First of America Bank - Michigan, NA ("FoA Purchase"). On that date, loans purchased and deposit liabilities assumed totaled $22,100,000 and $121,900,000, respectively. An intangible asset of $8,800,000 is being amortized over 12 years. The assets purchased and the liabilities assumed have been recorded at fair value. The Company's results of operations include revenues and expenses relating to the FoA Purchase since December 13, 1996.

    On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc. ("FHF"), an originator of manufactured home loans. Aggregate consideration consisted of 72,000 shares of common stock with an aggregate value of $1,783,000. The assets purchased and liabilities assumed have been recorded at fair value. Goodwill totaled approximately $2,000,000 and is being amortized over 15 years. The Company's results of operations include FHF's revenues and expenses, including the amortization of goodwill, totaling $1,300,000 and $1,100,000, respectively, since April 17, 1998.

    On June 12, 1998, one of the Banks purchased the real and personal property and assumed the deposit liabilities associated with two offices of Great Lakes National Bank. On that date, deposits totaled $18,300,000 and the Bank recorded an intangible asset of $1,300,000 which is being amortized over 10 years. The assets purchased and the liabilities assumed have been recorded at fair value. The Company's results of operations include revenues and expenses relating to the purchase since June 12, 1998.

NOTE 3-RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Banks' legal reserve requirements were satisfied by maintaining average non-interest earning vault cash balances of $7,337,000 and non-interest earning cash balances with the Federal Reserve Bank of $2,740,000 in 1998 and non-interest earning vault cash balances of $5,504,000 in 1997. The Banks do not maintain compensating balances with correspondent banks.

NOTE 4-SECURITIES


    Securities available for sale consist of the following at December 31:

                                                                  AMORTIZED                 UNREALIZED                    FAIR
                                                                    COST              GAINS              LOSSES           VALUE
-----------------------------------------------------------------------------------------------------------------------------------
1998
   U.S. Treasury                                               $    4,301,000      $    27,000                        $  4,328,000
   U.S. Government agencies                                        10,665,000          375,000                          11,040,000
   Mortgage-backed securities                                      30,352,000          864,000         $  22,000        31,194,000
   Obligations of states and political subdivisions                40,826,000        1,525,000            25,000        42,326,000
   Other securities                                                10,470,000          157,000                          10,627,000
                                                               -------------------------------------------------------------------
       Total                                                   $   96,614,000      $ 2,948,000         $  47,000     $  99,515,000
                                                               ===================================================================
1997
   U.S. Treasury                                               $    7,028,000      $    77,000                       $   7,105,000
   U.S. Government agencies                                        14,819,000          673,000                          15,492,000
   Mortgage-backed securities                                      52,581,000          797,000         $ 231,000        53,147,000
   Obligations of states and political subdivisions                25,695,000        1,160,000             6,000        26,849,000
   Other securities                                                 8,108,000           68,000                           8,176,000
                                                               -------------------------------------------------------------------
       Total                                                   $  108,231,000      $ 2,775,000         $ 237,000    $  110,769,000
                                                               ===================================================================



    Securities held to maturity consist of the following at December 31:

                                                                   AMORTIZED                  UNREALIZED                   FAIR
                                                                     COST               GAINS             LOSSES           VALUE
-----------------------------------------------------------------------------------------------------------------------------------
1998
   Mortgage-backed securities                                   $     996,000        $   6,000            $8,000     $     994,000
   Obligations of states and political subdivisions                16,563,000          682,000                          17,245,000
   Other securities                                                   790,000                                              790,000
                                                                ------------------------------------------------------------------
       Total                                                    $  18,349,000        $ 688,000            $8,000     $  19,029,000
                                                                ==================================================================
1997
   U.S. Government agencies                                     $     997,000        $   3,000                       $   1,000,000
   Mortgage-backed securities                                       2,785,000           13,000            $9,000         2,789,000
   Obligations of states and political subdivisions                18,353,000          822,000                          19,175,000
   Other securities                                                   390,000                                              390,000
                                                                ------------------------------------------------------------------
       Total                                                    $  22,525,000        $ 838,000            $9,000     $  23,354,000
                                                                ==================================================================

    The amortized cost and approximate fair value of securities at December 31, 1998, by contractual maturity, follow. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                   AVAILABLE FOR SALE                 HELD TO MATURITY
                                                                 AMORTIZED         FAIR         AMORTIZED           FAIR
                                                                    COST           VALUE           COST            VALUE
----------------------------------------------------------------------------------------------------------------------------------
Maturing within one year ...................................    $10,584,000     $10,779,000     $ 3,202,000     $ 3,233,000
Maturing after one year but within five years ..............     13,320,000      13,796,000      10,854,000      11,280,000
Maturing after five years but within ten years .............     17,307,000      18,268,000       1,897,000       2,053,000
Maturing after ten years ...................................     24,549,000      24,976,000         610,000         679,000
                                                                -----------     -----------     -----------     -----------
                                                                 65,760,000      67,819,000      16,563,000      17,245,000
Mortgage-backed securities .................................     30,352,000      31,194,000         996,000         994,000
Other securities ...........................................        502,000         502,000         790,000         790,000
                                                                -----------     -----------     -----------     -----------
       Total ...............................................    $96,614,000     $99,515,000     $18,349,000     $19,029,000
                                                                ===========     ===========     ===========     ===========


    A summary of proceeds from the sale of securities available for sale and realized gains and losses follows:


                                                              REALIZED         REALIZED
                                          PROCEEDS              GAINS           LOSSES
----------------------------------------------------------------------------------------
1998 .............................      $ 11,271,000         $ 267,000
1997 .............................        59,727,000           354,000         $  81,000
1996 .............................        18,145,000            42,000           204,000


    Securities with a book value of $39,385,000 and $31,660,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required by law.

    There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 1998 or 1997.

NOTE 5-LOANS
    An analysis of the allowance for loan losses for the years ended December 31 follows:


                                                             1998              1997              1996
---------------------------------------------------------------------------------------------------------
Balance at beginning of period .......................   $  7,670,000       $ 6,960,000      $  5,243,000
   Allowance on loans acquired .......................                                          1,180,000
   Provision charged to operating expense ............      3,043,000         1,750,000         1,233,000
   Recoveries credited to allowance ..................        641,000           585,000           440,000
   Loans charged against allowance ...................     (1,640,000)       (1,625,000)       (1,136,000)
                                                         ------------------------------------------------
Balance at end of period .............................   $  9,714,000       $ 7,670,000      $  6,960,000
                                                         ================================================

    Loans are presented net of deferred fees of $2,587,000 at December 31, 1998, and $2,408,000 at December 31, 1997.

    Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $6,641,000, $5,386,000 and $3,902,000 at December 31, 1998, 1997 and 1996, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $571,000, $442,000, and $288,000 of interest income would have been realized in 1998, 1997 and 1996, respectively. Interest income realized on these loans was approximately $175,000, $190,000 and $105,000 in 1998, 1997 and 1996,
respectively.

    Impaired loans totaled approximately $3,500,000, $2,800,000 and $3,800,000 at December 31, 1998, 1997 and 1996, respectively. The Banks' average investment in impaired loans was approximately $3,600,000, $3,300,000 and $2,500,000 in 1998, 1997 and 1996, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans in 1998, 1997 and 1996 was approximately $145,000, $165,000 and $130,000, respectively. Certain impaired loans with a balance of approximately $1,400,000, $1,300,000 and $2,300,000 had specific allocations of the allowance for loan losses calculated in accordance with SFAS #114 totaling approximately $300,000, $200,000 and $500,000 at December 31, 1998, 1997 and 1996, respectively.

    The Banks capitalized approximately $1,800,000, $583,000 and $370,000 of servicing rights relating to loans that were originated and sold during the years ended December 31, 1998, 1997 and 1996, respectively. Amortization of capitalized servicing rights during those years was $335,000, $131,000 and $56,000, respectively. The fair value of capitalized servicing rights approximated the book value of $2,070,000 at December 31, 1998, therefore no valuation allowance relating to impairment was considered necessary. The capitalized servicing rights relate to approximately $326,000,000 of loans sold and serviced at December 31, 1998.

    At December 31, 1998, 1997 and 1996, the Banks serviced loans totaling approximately $387,000,000, $245,000,000 and $181,000,000, respectively, for the benefit of third parties.

NOTE 6-PROPERTY AND EQUIPMENT


    A summary of property and equipment at December 31 follows:
                                                            1998              1997
-------------------------------------------------------------------------------------
Land ...........................................       $  3,500,000      $  3,067,000
Buildings ......................................         21,946,000        18,182,000
Equipment ......................................         17,633,000        13,242,000
                                                       ------------------------------
                                                         43,079,000        34,491,000
Accumulated depreciation and amortization ......        (15,824,000)      (13,424,000)
                                                       ------------------------------
       Property and equipment, net .............       $ 27,255,000      $ 21,067,000
                                                       ==============================


NOTE 7-DEPOSITS



    A summary of interest expense on deposits for the years ended December 31 follows:
                                                     1998              1997            1996
---------------------------------------------------------------------------------------------
Savings and NOW ..........................        $ 8,743,000     $ 8,480,000     $ 6,116,000
Time deposits under $100,000 .............         12,038,000      11,997,000       8,718,000
Time deposits of $100,000 or more ........          4,316,000       2,137,000       1,304,000
                                                  -------------------------------------------
       Total .............................        $25,097,000     $22,614,000     $16,138,000
                                                  ===========================================


    Aggregate time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $106,959,000, $52,605,000, and $31,053,000 at December 31, 1998, 1997 and 1996, respectively.


    A summary of maturities of certificates of deposit at December 31, 1998 follows:
1999 ......................    $210,700,000
2000 ......................      68,953,000
2001 ......................      20,294,000
2002 ......................       6,344,000
2003 ......................       7,638,000
2004 and thereafter .......      26,063,000
                               ------------
     Total ................    $339,992,000
                               ============

NOTE 8-OTHER BORROWINGS

    A summary of other borrowings at December 31 follows:
                                                          1998               1997
-------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank .............     $119,069,000     $145,954,000
Notes payable ....................................       10,000,000       12,000,000
U.S. Treasury demand notes .......................        1,883,000        1,450,000
Repurchase agreements ............................                         7,772,000
Other ............................................           12,000            9,000
                                                       -----------------------------
       Total .....................................     $130,964,000     $167,185,000
                                                       =============================



    Advances from the Federal Home Loan Bank ("FHLB") are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 160% of outstanding advances. Interest expense on advances amounted to $8,158,000, $7,877,000 and $6,757,000 for the years ending December 31, 1998, 1997 and 1996, respectively.

    As members of the FHLB, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans, 0.3% of its total assets, or 5.0% of its outstanding advances. At December 31, 1998, the Banks were in compliance with the FHLB stock ownership requirements.

    Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 1998, advances totaling $9,000,000, with a stated maturity of 2000, are convertible in 1999 and advances totaling $9,000,000, with a stated maturity of 2005, are convertible in 2003.

    Maturities and weighted average interest rates at December 31, follow:


                                                                     1998                     1997
                                                             AMOUNT       RATE        AMOUNT           RATE
------------------------------------------------------------------------------------------------------------
Fixed-rate advances
   1998                                                                          $   42,000,000        5.97%
   1999                                              $    3,059,000        6.07%     26,059,000        5.98
   2000                                                  29,895,000        5.81      26,895,000        5.83
   2001                                                   2,000,000        5.86
   2003                                                   4,515,000        5.70
   2004 and thereafter                                   11,100,000        5.53
                                                     ------------------------------------------------------
     Total fixed-rate advances                           50,569,000        5.75      94,954,000        5.93
                                                     ------------------------------------------------------
Variable-rate advances
   1998                                                                              46,000,000        5.74
   1999                                                  68,500,000        5.21       5,000,000        5.83
                                                     ------------------------------------------------------
     Total variable-rate advances                        68,500,000        5.21      51,000,000        5.75
                                                     ------------------------------------------------------
       Total advances                                $  119,069,000        5.44%  $ 145,954,000        5.87%
                                                     ======================================================



    The Company has established a $20,000,000 unsecured credit facility comprised of a $10,000,000 five-year term loan, payable in equal quarterly installments and a $10,000,000 revolving credit agreement. At December 31, 1998, the term note and the revolving credit facility each had unpaid principal balances of $5,000,000. The term note and the revolving credit facility accrue interest at LIBOR, plus 1.00% and federal funds, plus .75%, respectively.

    Maturities of the notes payable at December 31, 1998 follow:


        1999 ................   $ 7,000,000
        2000 ................     2,000,000
        2001 ................     1,000,000
                                -----------
               Total ........   $10,000,000
                                ===========

NOTE 9-GUARANTEED PREFERRED BENEFICIAL INTERESTS
IN COMPANY'S SUBORDINATED DEBENTURES

    On December 13, 1996, IBC Capital Finance, a trust subsidiary of the Company, completed the public offering of 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

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

NOTE 10-EARNINGS PER SHARE

    The Company adopted Statement of Financial Accounting Standards, No. 128, "Earnings Per Share," ("SFAS #128") effective December 31, 1997. SFAS #128 replaced primary earnings per share ("Primary") and fully diluted earnings per share ("Fully Diluted") with basic earnings per share ("Basic") and diluted earnings per share ("Diluted"). This statement requires a dual presentation and reconciliation of Basic and Diluted. Basic, unlike Primary, excludes any dilution of common stock equivalents, while Diluted, like Fully Diluted, reflects the potential dilution of all common stock equivalents.

    A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:


                                                                   1998             1997             1996
------------------------------------------------------------------------------------------------------------
Net income .................................................     $10,221,000     $ 8,924,000     $ 7,852,000
                                                                 ===========================================

Shares outstanding (Basic) (1) .............................       7,342,000       7,204,000       7,092,000
   Effect of dilutive securities - stock options ...........          84,000          83,000          62,000
                                                                 -------------------------------------------
       Shares outstanding (Diluted) (1) ....................       7,426,000       7,287,000       7,154,000
                                                                 -------------------------------------------
Earning per share
   Basic ...................................................     $      1.39     $      1.24     $      1.11
                                                                 ===========================================
   Diluted .................................................     $      1.38     $      1.22     $      1.10
                                                                 ===========================================

(1) Shares outstanding have been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in 1998, 1997 and 1996.

NOTE 11-FEDERAL INCOME TAX

    The composition of federal income tax expense for the years ended December 31 follows:


                                                          1998             1997             1996
-----------------------------------------------------------------------------------------------------
Current .........................................      $ 4,939,000      $ 3,987,000      $ 3,508,000
Deferred ........................................         (813,000)        (352,000)        (230,000)
                                                       ---------------------------------------------
       Federal income tax expense ...............      $ 4,126,000      $ 3,635,000      $ 3,278,000
                                                       =============================================


    A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 1998 and 1997 and 34% in 1996, to income before federal income tax for the years ended December 31 follows:


                                                                               1998             1997             1996
-------------------------------------------------------------------------------------------------------------------------
Statutory rate applied to income before federal income tax ...........      $ 5,021,000      $ 4,396,000      $ 3,784,000
Tax-exempt interest income ...........................................         (961,000)        (906,000)        (698,000)
Amortization of goodwill .............................................          270,000          226,000          150,000
Other, net ...........................................................         (204,000)         (81,000)          42,000
                                                                            ---------------------------------------------
       Federal income tax expense ....................................      $ 4,126,000      $ 3,635,000      $ 3,278,000
                                                                            =============================================

    The deferred federal income tax benefit of $813,000, $352,000 and $230,000 in 1998, 1997 and 1996, respectively, resulted from the tax effect of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:


                                                                     1998            1997
---------------------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses ..............................      $ 2,852,000    $  1,965,000
   Deferred compensation ..................................          856,000         778,000
   Purchase discounts .....................................          415,000         376,000
   Deferred loan fees .....................................          212,000         218,000
   Deferred credit life premiums ..........................          206,000         125,000
   Other ..................................................          317,000         683,000
                                                                 ---------------------------
     Gross deferred tax assets ............................        4,858,000       4,145,000
                                                                 ---------------------------
Deferred tax liabilities
   Unrealized gain on securities available for sale .......          986,000         863,000
   Fixed assets ...........................................          227,000         327,000
                                                                 ---------------------------
     Gross deferred tax liabilities .......................        1,213,000       1,190,000
                                                                 ---------------------------
       Net deferred tax assets ............................      $ 3,645,000    $  2,955,000
                                                                 ===========================


NOTE 12-EMPLOYEE BENEFIT PLANS

    The Company maintains stock option plans for certain employees of the Company and the Banks and for non-employee directors of the Company. An aggregate of 762,255 shares of common stock has been authorized for issuance under the plans. Options granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire five years after the date of grant.

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

    The per share weighted-average fair value of stock options granted in 1998 and 1997 was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:


                                                                              1998            1997
---------------------------------------------------------------------------------------------------
Expected dividend yield ..........................................             1.98%           2.86%
Risk free interest rate ..........................................             5.65            6.76
Expected life ....................................................          5 years         5 years
Expected volatility ..............................................           .23775          .14414

Per share weighted average fair value ............................            $6.43           $2.95


    The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:


                                                            1998             1997
-------------------------------------------------------------------------------------
Net income
   As reported ..................................       $ 10,221,000    $  8,924,000
   Pro-forma ....................................          9,785,000       8,747,000
Net income per share
   Basic
     As reported ................................       $       1.39    $       1.24
     Pro-forma ..................................               1.33            1.21
   Diluted
     As reported ................................       $       1.38    $       1.22
     Pro-forma ..................................               1.32            1.20

    A summary of outstanding stock option grants and transactions follows:



                                                            NUMBER         AVERAGE
                                                              OF          EXERCISE
                                                            SHARES          PRICE
----------------------------------------------------------------------------------
Outstanding at January 1, 1996 ........................     203,339      $    7.55
   Granted ............................................      72,800          10.97
   Exercised ..........................................      (8,204)          7.25
   Forfeited ..........................................      (2,734)         10.94
                                                            ----------------------
Outstanding at December 31, 1996 ......................     265,201           8.46
   Granted ............................................      90,666          15.62
   Exercised ..........................................     (71,667)          6.74
                                                            ----------------------
Outstanding at December 31, 1997 ......................     284,200          11.18
   Granted ............................................     104,347          25.08
   Exercised ..........................................     (34,215)          7.35
                                                            ----------------------
Outstanding at December 31, 1998 ......................     354,332      $   15.64
                                                            ======================



     At December 31, 1998, the range of exercise prices of outstanding options was $7.31 to $25.08.

     The Company has a 401(k) and an employee stock ownership plan covering substantially all full-time employees of the Company and subsidiaries. The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. For the years ended December 31, 1998, 1997 and 1996, $1,312,000, $1,157,000 and $850,000 respectively, was expensed for these retirement plans.

    Officers of the Company and subsidiaries participate in various performance-based compensation plans. The Incentive Share Grant Plan provides that the Board of Directors, at its sole discretion, may award restricted shares of common stock to the participants in the Management Incentive Compensation Plan in lieu of cash bonuses. The market value of such incentive shares at the date of grant must equal twice the amount of the cash incentive otherwise payable. Shares of common stock issued pursuant to the Incentive Share Grant Plan vest over four years. For the years ended December 31, 1998, 1997 and 1996, amounts expensed for all incentive plans totaled $1,681,000, $1,338,000, and $1,026,000, respectively.

    The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.

NOTE 13-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, standby letters of credit and interest rate derivatives. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

    A summary of financial instruments with off-balance sheet risk at December 31 follows:


                                                                            1998                1997
---------------------------------------------------------------------------------------------------------
Financial instruments whose risk is represented by contract amounts
   Commitments to extend credit ...................................     $ 142,913,000       $  85,738,000
   Standby letters of credit ......................................        32,919,000           2,793,000

Interest-rate derivative financial instruments
   Interest-rate cap agreements
     Notional amount ..............................................     $  26,000,000       $  28,000,000
     Strike .......................................................              6.69%               6.71%
     Weighted-average maturity ....................................         1.2 years           2.3 years
     Amortized cost ...............................................     $      70,000       $     168,000
     Fair value ...................................................            10,000              87,000
   Interest-rate collar agreements
     Notional amount ..............................................     $  28,000,000       $  10,000,000
     Cap strike ...................................................              6.42%               6.42%
     Floor strike .................................................              5.71                5.71
     Weighted-average maturity ....................................         1.7 years           2.7 years
     Fair value ...................................................     $    (137,000)      $     (10,000)
   Interest-rate swap agreements  (pay fixed)
     Notional amount ..............................................     $  54,500,000
     Rate paying ..................................................              5.28%
     Rate receiving ...............................................              5.27
     Weighted-average maturity ....................................         2.7 years
     Fair value ...................................................     $    (401,000)
   Interest-rate swap agreements  (pay variable)
     Notional amount ..............................................     $  25,000,000
     Rate paying ..................................................              5.10%
     Rate receiving ...............................................              5.89
     Weighted-average maturity ....................................         9.0 years
     Fair value ...................................................     $    (118,000)


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

NOTE 14-RELATED PARTY TRANSACTIONS

    Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 1998 and 1997.

    A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:


                                                               1998             1997
----------------------------------------------------------------------------------------
Balance at beginning of period ......................       $ 3,464,000      $ 3,944,000
   New loans and advances ...........................         7,069,000        3,481,000
   Repayments .......................................        (3,479,000)      (3,961,000)
                                                            ----------------------------
Balance at end of period ............................       $ 7,054,000      $ 3,464,000
                                                            ============================


NOTE 15-OTHER OPERATING EXPENSES

    Other operating expenses for the years ended December 31 follow:


                                                           1998              1997             1996
----------------------------------------------------------------------------------------------------
Computer processing ...........................         $ 1,853,000     $ 1,340,000     $ 1,063,000
Amortization of intangible assets .............           1,692,000       1,523,000         583,000
Communications ................................           1,634,000       1,280,000       1,007,000
Advertising ...................................           1,577,000       1,329,000         827,000
Supplies ......................................           1,300,000       1,019,000         804,000
Loan and collection ...........................           1,244,000         939,000         663,000
Other .........................................           4,672,000       4,104,000       3,323,000
                                                        -------------------------------------------
       Total ..................................         $13,972,000     $11,534,000     $ 8,270,000
                                                        ===========================================

NOTE 16-REGULATORY MATTERS

    Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 1998, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval is approximately $28,514,000. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by Management and in accordance with guidelines of regulatory authorities.

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


                                                                                 MINIMUM RATIOS              MINIMUM RATIOS FOR
                                                                                 FOR ADEQUATELY               WELL-CAPITALIZED
                                                        ACTUAL              CAPITALIZED INSTITUTIONS            INSTITUTIONS
                                                 AMOUNT          RATIO         AMOUNT          RATIO         AMOUNT         RATIO
-----------------------------------------------------------------------------------------------------------------------------------
1998
   Total capital to risk-weighted assets
     Consolidated .......................     $76,374,000           9.97%  $61,262,000           8.00%  $76,578,000          10.00%
     Independent Bank ...................      27,051,000          10.57    20,474,000           8.00    25,593,000          10.00
     Independent Bank West Michigan .....      21,214,000          10.86    15,628,000           8.00    19,536,000          10.00
     Independent Bank South Michigan ....      13,297,000          10.75     9,899,000           8.00    12,373,000          10.00
     Independent Bank East Michigan .....      18,446,000          10.21    14,450,000           8.00    18,063,000          10.00

   Tier 1 capital to risk-weighted assets
     Consolidated .......................     $66,800,000           8.72%  $30,631,000           4.00%  $45,947,000           6.00%
     Independent Bank ...................      23,851,000           9.32    10,237,000           4.00    15,356,000           6.00
     Independent Bank West Michigan .....      18,768,000           9.61     7,814,000           4.00    11,721,000           6.00
     Independent Bank South Michigan ....      11,747,000           9.49     4,949,000           4.00     7,424,000           6.00
Independent Bank East Michigan ..........      16,635,000           9.21     7,225,000           4.00    10,838,000           6.00

   Tier 1 capital to average assets
     Consolidated .......................     $66,800,000           6.38%  $41,898,000           4.00%  $52,372,000           5.00%
     Independent Bank ...................      23,851,000           6.85    13,936,000           4.00    17,420,000           5.00
     Independent Bank West Michigan .....      18,768,000           6.82    11,010,000           4.00    13,763,000           5.00
     Independent Bank South Michigan ....      11,747,000           6.92     6,786,000           4.00     8,483,000           5.00
Independent Bank East Michigan ..........      16,635,000           6.70     9,930,000           4.00    12,413,000           5.00

1997
   Total capital to risk-weighted assets
     Consolidated .......................     $66,332,000           9.91%  $53,561,000           8.00%  $66,951,000          10.00%
     Independent Bank ...................      25,409,000          10.76    18,887,000           8.00    23,608,000          10.00
     Independent Bank West Michigan .....      17,122,000          10.56    12,975,000           8.00    16,218,000          10.00
     Independent Bank South Michigan ....      11,815,000          10.97     8,619,000           8.00    10,774,000          10.00
Independent Bank East Michigan ..........      18,129,000          11.41    12,711,000           8.00    15,889,000          10.00

   Tier 1 capital to risk-weighted assets
     Consolidated .......................     $58,662,000           8.76%  $26,781,000           4.00%  $40,171,000           6.00%
     Independent Bank ...................      22,693,000           9.61     9,443,000           4.00    14,165,000           6.00
     Independent Bank West Michigan .....      15,240,000           9.40     6,487,000           4.00     9,731,000           6.00
     Independent Bank South Michigan ....      10,467,000           9.72     4,310,000           4.00     6,464,000           6.00
Independent Bank East Michigan ..........      16,540,000          10.41     6,356,000           4.00     9,533,000           6.00

   Tier 1 capital to average assets
     Consolidated .......................     $58,662,000           6.13%  $38,286,000           4.00%  $47,857,000           5.00%
     Independent Bank ...................      22,693,000           6.75    13,456,000           4.00    16,820,000           5.00
     Independent Bank West Michigan .....      15,240,000           6.77     9,006,000           4.00    11,258,000           5.00
     Independent Bank South Michigan ....      10,467,000           6.87     6,098,000           4.00     7,622,000           5.00
Independent Bank East Michigan ..........      16,540,000           6.91     9,568,000           4.00    11,960,000           5.00

    NOTE 17-FAIR VALUES OF FINANCIAL INSTRUMENTS

    Most of the Company's assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is the Company's general practice and intent to hold the majority of its financial intruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with floating-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

    Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks.

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

    The estimated fair values and recorded book balances at December 31 follow:


                                                          1998                       1997
                                                 ESTIMATED    RECORDED      ESTIMATED    RECORDED
                                                   FAIR         BOOK          FAIR         BOOK
                                                   VALUE       BALANCE        VALUE      BALANCE
-------------------------------------------------------------------------------------------------
                                                                 (in thousands)
Assets
   Cash and due from banks .................      $ 42,800     $ 42,800     $ 30,400     $ 30,400
 Securities available for sale .............        99,500       99,500      110,800      110,800
   Securities held to maturity .............        19,000       18,300       23,400       22,500
   Net loans and loans held for sale               864,800      852,600      767,700      758,300

Liabilities
   Deposits with no stated maturity ........      $490,500     $490,500     $428,100     $428,100
   Deposits with stated maturity ...........       341,700      340,000      274,000      272,300
   Other borrowings ........................       173,300      170,900      214,400      212,400


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


NOTE 18-OPERATING SEGMENTS

    On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS #131"). SFAS #131 establishes standards for the way that public entities report information about operating segments in financial statements.

    The Company's reportable segments are based upon legal entities. The Company has four reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM") and Independent Bank East Michigan ("IBEM"). The accounting policies of the segments are the same as those described in note 1 to the consolidated financial statements. The Company evaluates performance based principally on net income of the respective reportable segments.

A summary of selected financial information for the Company's reportable segments follows:



                                      IB              IBWM             IBSM             IBEM           OTHER(1)           TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

1998
   Total assets ............... $  361,936,000   $  276,385,000    $ 174,396,000    $ 268,559,000    $  3,982,000  $  1,085,258,000
   Interest income ............     28,439,000       24,825,000       13,764,000       19,012,000          33,000        86,073,000
   Net interest income ........     17,022,000       15,107,000        8,010,000       11,428,000      (2,334,000)       49,233,000
   Provision for loan losses ..        940,000        1,050,000          340,000          713,000                         3,043,000
   Income (loss) before
     income tax ...............      6,363,000        5,456,000        3,019,000        3,276,000      (3,767,000)       14,347,000
   Net income (loss)...........      4,401,000        3,814,000        2,205,000        2,397,000      (2,596,000)       10,221,000

1997
   Total assets ............... $  346,765,000   $  231,729,000    $ 152,694,000    $ 246,815,000    $  5,814,000  $    983,817,000
   Interest income ............     27,184,000       20,105,000       12,179,000       17,920,000          26,000        77,414,000
   Net interest income ........     15,740,000       12,286,000        6,835,000       10,294,000      (2,516,000)       42,639,000
   Provision for loan losses ..        820,000          260,000          265,000          405,000                         1,750,000
   Income (loss) before
     income tax ...............      5,988,000        4,588,000        2,652,000        2,907,000      (3,576,000)       12,559,000
   Net income (loss) ..........      4,129,000        3,225,000        1,938,000        2,102,000      (2,470,000)        8,924,000

1996
   Total assets ..............  $  338,133,000   $  196,031,000    $ 136,716,000    $ 211,477,000    $  6,240,000  $    888,597,000
   Interest income ...........      21,991,000       17,792,000       10,702,000        8,916,000          84,000        59,485,000
   Net interest income .......      12,709,000       10,829,000        6,191,000        5,445,000        (502,000)       34,672,000
   Provision for loan losses..         810,000          205,000          108,000          110,000                         1,233,000
   Income (loss) before
     income tax ..............       4,537,000        4,299,000        2,653,000        1,462,000      (1,821,000)       11,130,000
   Net income (loss)..........       3,164,000        3,010,000        1,912,000        1,019,000      (1,253,000)        7,852,000


(1) Includes items relating to the Company and certain insignificant operations.

NOTE 19-INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION

    Presented below are condensed financial statements for the parent company.


CONDENSED STATEMENTS OF FINANCIAL CONDITION                                     DECEMBER 31,
                                                                          1998               1997
---------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks ...................................        $  1,543,000     $  3,394,000
   Investment in subsidiaries ................................          93,608,000       85,080,000
   Other assets ..............................................           5,381,000        3,304,000
                                                                      -----------------------------
       Total Assets ..........................................        $100,532,000     $ 91,778,000
                                                                      =============================


LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable .............................................        $ 10,000,000     $ 12,000,000
   Subordinated debentures ...................................          17,783,000       17,783,000
   Other liabilities .........................................           3,044,000        2,479,000
   Shareholders' equity ......................................          69,705,000       59,516,000
                                                                      -----------------------------
       Total Liabilities and Shareholders' Equity ............        $100,532,000     $ 91,778,000
                                                                      =============================




CONDENSED STATEMENTS OF OPERATIONS                                                     YEAR ENDED DECEMBER 31,
                                                                               1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
   Dividends from subsidiaries ......................................     $  8,175,000      $  7,400,000      $  4,425,000
   Management fees from subsidiaries and other income ...............        8,444,000         6,755,000         5,073,000
                                                                          ------------------------------------------------
     Total Operating Income .........................................       16,619,000        14,155,000         9,498,000
                                                                          ------------------------------------------------
OPERATING EXPENSES
   Interest expense .................................................        2,367,000         2,542,000           546,000
   Administrative and other expenses ................................        9,962,000         7,871,000         6,348,000
                                                                          ------------------------------------------------
     Total Operating Expenses .......................................       12,329,000        10,413,000         6,894,000
                                                                          ------------------------------------------------
     Income Before Federal Income Tax and Undistributed Net Income
       of Subsidiaries ..............................................        4,290,000         3,742,000         2,604,000
Federal income tax credit ...........................................        1,289,000         1,188,000           568,000
                                                                          ------------------------------------------------
     Income Before Equity in Undistributed Net Income of Subsidiaries        5,579,000         4,930,000         3,172,000
Equity in undistributed net income of subsidiaries ..................        4,642,000         3,994,000         4,680,000
                                                                          ------------------------------------------------
       Net Income ...................................................     $ 10,221,000      $  8,924,000      $  7,852,000
                                                                          ================================================



CONDENSED STATEMENTS OF CASH FLOWS                                                     YEAR ENDED DECEMBER 31,
                                                                             1998              1997              1996
--------------------------------------------------------------------------------------------------------------------------
Net Income ..........................................................     $ 10,221,000      $  8,924,000      $  7,852,000
                                                                          ------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
     and accretion of discounts on securities and loans .............          540,000           437,000           336,000
   (Increase) decrease in other assets ..............................         (516,000)         (203,000)          426,000
   Increase in other liabilities ....................................        2,975,000           478,000           688,000
   Equity in undistributed net income of subsidiaries ...............       (4,642,000)       (3,994,000)       (4,680,000)
                                                                         -------------------------------------------------
     Total Adjustments ..............................................       (1,643,000)       (3,282,000)       (3,230,000)
                                                                         -------------------------------------------------
     Net Cash from Operating Activities .............................        8,578,000         5,642,000         4,622,000
                                                                         -------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of securities available for sale ........................         (100,000)                            (23,000)
   Capital expenditures .............................................       (2,264,000)         (807,000)       (1,110,000)
   Investment in subsidiaries .......................................       (3,383,000)                        (31,352,000)
                                                                          ------------------------------------------------
     Net Cash from Investing Activities .............................       (5,747,000)         (807,000)      (32,485,000)
                                                                          ------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings ..............................                                            5,000,000
   Proceeds from long-term debt .....................................                                           10,000,000
   Proceeds from issuance of subordinated debentures ................                                           16,753,000
   Retirement of long-term debt .....................................       (2,000,000)       (2,000,000)       (1,000,000)
   Dividends paid ...................................................       (3,587,000)       (3,186,000)       (2,736,000)
   Proceeds from issuance of common stock ...........................          905,000           771,000            59,000
                                                                          ------------------------------------------------
   Net Cash from Financing Activities ...............................       (4,682,000)       (4,415,000)       28,076,000
                                                                          ------------------------------------------------
     Net Increase (Decrease) in Cash and Cash Equivalents ...........       (1,851,000)          420,000           213,000
Cash and Cash Equivalents at Beginning of Period ....................        3,394,000         2,974,000         2,761,000
                                                                          ------------------------------------------------
       Cash and Cash Equivalents at End of Period ...................     $  1,543,000      $  3,394,000      $  2,974,000
                                                                          ================================================

                               QUARTERLY SUMMARY





                                                         REPORTED SALE PRICES OF COMMON SHARES                     CASH DIVIDENDS
                                                       1998                                1997                        DECLARED
                                           ------------------------------------------------------------------
                                           HIGH         LOW        CLOSE        HIGH         LOW        CLOSE      1998       1997
-----------------------------------------------------------------------------------------------------------------------------------
First quarter ......................      $28.25      $24.00       $24.75      $15.88      $13.50      $15.50      $ .12     $ .11
Second quarter .....................       30.19       15.69        18.63       17.75       15.25       17.25        .12       .11
Third quarter ......................       27.88       19.75        21.00       20.25       17.25       19.75        .12       .11
Fourth quarter .....................       24.50       18.00        20.25       25.75       20.00       25.75        .13       .12


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


                      QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of selected quarterly results of operations for the years ended December 31 follows:




                                                                                         THREE MONTHS ENDED
                                                                      MARCH            JUNE        SEPTEMBER        DECEMBER
                                                                       31,             30,            30,             31,
-----------------------------------------------------------------------------------------------------------------------------------
1998
   Interest income .......................................        $20,718,000     $21,341,000     $21,944,000     $22,070,000
   Net interest income ...................................         11,760,000      12,244,000      12,417,000      12,812,000
   Provision for loan losses..............................            633,000         670,000         915,000         825,000
   Income before income tax expense ......................          3,424,000       3,576,000       3,603,000       3,744,000
   Net income ............................................          2,433,000       2,539,000       2,582,000       2,667,000

   Net income per share
     Basic ...............................................        $       .33     $       .35     $       .35     $       .36
     Diluted .............................................                .33             .34             .35             .36

1997
   Interest income .......................................        $17,846,000     $19,155,000     $20,001,000     $20,412,000
   Net interest income ...................................          9,877,000      10,477,000      11,004,000      11,281,000
   Provision for loan losses .............................            321,000         321,000         461,000         647,000
   Income before income tax expense ......................          3,004,000       3,077,000       3,199,000       3,279,000
   Net income ............................................          2,134,000       2,194,000       2,275,000       2,321,000

   Net income per share
     Basic ...............................................        $       .30     $       .31     $       .32     $       .32
     Diluted .............................................                .29             .30             .31             .32

                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                                    YEAR ENDED DECEMBER 31,
                                                               1998            1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
   Interest income                                          $    86,073     $   77,414     $   59,485     $  45,982      $  37,820
   Interest expense                                              36,840         34,775         24,813        17,900         12,585
                                                            ----------------------------------------------------------------------
     Net interest income                                         49,233         42,639         34,672        28,082         25,235
   Provision for loan losses                                      3,043          1,750          1,233           636            473
   Non-interest income                                           13,845          8,515          5,552         3,766          3,101
   Non-interest expense                                          45,688         36,845         27,861        21,702         19,503
                                                            ----------------------------------------------------------------------
     Income before federal income tax expense                    14,347         12,559         11,130         9,510          8,360
   Federal income tax expense                                     4,126          3,635          3,278         2,700          2,329
                                                            ----------------------------------------------------------------------
       Net income                                           $    10,221     $    8,924     $    7,852     $   6,810      $   6,031
                                                            ======================================================================


PER COMMON SHARE DATA (1)
   Net income (2)
     Basic                                                  $      1.39     $     1.24     $     1.11     $     .96      $     .85
     Diluted                                                       1.38           1.22           1.10           .96            .84
   Cash dividends declared                                          .50            .45            .41           .36            .29
   Book value                                                      9.44           8.24           7.30          6.67           5.69
   Cash basis income per share (3)
     Basic                                                         1.58           1.41           1.18          1.00            .88
     Diluted                                                       1.56           1.39           1.17          1.00            .88

SELECTED BALANCES
   Assets                                                   $ 1,085,258     $  983,817     $  888,597     $ 590,147      $ 516,211
   Loans and loans held for sale                                862,345        765,932        621,287       434,091        342,658
   Allowance for loan losses                                      9,714          7,670          6,960         5,243          5,054
   Deposits                                                     830,514        700,480        672,534       411,624        409,471
   Shareholders' equity                                          69,705         59,516         51,836        47,025         40,311
   Long-term debt                                                 3,000          5,000          7,000

SELECTED RATIOS
   Tax equivalent net interest income
     to average earning assets                                     5.36%          5.07%          5.38%         5.65%         5.88%
   Net income to
     Average equity                                               15.60          16.01          15.74         15.59         15.22
     Average assets                                                1.00            .95           1.11          1.25          1.25
   Cash basis income to (3)
     Average tangible equity                                      24.61          26.69          19.65         17.22         16.96
     Average tangible assets                                       1.16           1.10           1.20          1.31          1.32
   Dividend payment ratio                                         36.08          36.54          36.53         36.80         34.62
   Average shareholders' equity to average assets                  6.42           5.95           7.05          8.04          8.22
   Tier 1 leverage (tangible equity capital) ratio                 6.23           6.02           5.72          7.47          7.76
   Non-performing loans to Portfolio Loans                          .81            .72            .64           .61           .84


(1) Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in 1998, 1997, 1996 and 1995.

(2) Statement of Financial Accounting Standards, No. 128 "Earnings Per Share," adopted during 1997, has been retroactively applied. (See note 10 to consolidated financial statements.)

(3) Cash basis financial data excludes intangible assets and the related amortization expense.

                             SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

    Shareholders may obtain, without charge, a copy of Form 10-K, the 1998 Annual Report to the Securities and Exchange Commission, by writing to William
R. Kohls, Chief Financial Officer, Independent Bank Corporation, P.O.
Box 491, Ionia, Michigan 48846.

PRESS RELEASES

    The Company's press releases, including earnings and dividend announcements, are available via facsimile by calling #800/758-5804 and entering 436425. Press releases and other financial information are also available on the Company's website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

    The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 20, 1999, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

    State Street Bank & Trust Company, (c/o EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200, #800/426-5523) serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

    The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases up to $5,000 per quarter are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.

MARKET MAKERS

Registered market makers at December 31, 1998 follow:
ABN Amro Securities              Howe, Barnes Investments, Inc.   Roney & Company
First of Michigan Corporation    Keefe, Bruyette & Woods, Inc.    Stifel Nicolaus & Co.
Herzog, Heine, Geduld, Inc.      Robert W. Baird & Co., Inc.



                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation
    Jeffrey A. Bratsburg, Chairman of the Board, Independent Bank West Michigan
    Ronald L. Long, President and Chief Executive Officer, Independent Bank East Michigan
    Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank
    David C. Reglin, President and Chief Executive Officer, Independent Bank West Michigan
    Edward B. Swanson, President and Chief Executive Officer, Independent Bank South Michigan
    William R. Kohls, Executive Vice President and Chief Financial Officer, Independent Bank Corporation

DIRECTORS
    Keith E. Bazaire, President, Carter's Food Center, Inc., Retail Grocer, Charlotte
    Terry L. Haske, President, Ricker & Haske, C.P.A.s, P.C., Marlette
    Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc., Manufacturer, Belding
    Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding
    Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation, Ionia
    Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate Development, Charlevoix