Form 10-K, Exhibit 13
period 1999-12-31
INDEPENDENT BANK CORP /MI/
filed 2000-03-30
CIK 39311

                                                                      EXHIBIT 13

                                    APPENDIX
-------------------------------------------------------------------------------

    Independent Bank Corporation is a bank holding company with total assets of $1.7 billion. Its five subsidiary banks (the "Banks") principally serve suburban and rural communities located across Michigan's Lower Peninsula.
    The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in the Banks' management while providing financial incentives to align the interests of such managers with those of its shareholders.
    To support the Banks' service and sales efforts, while providing the internal controls that are consistent with its decentralized structure, the Company has consolidated the Banks' operations and provides administrative and operation services to the Banks.



CONTENTS

Management's Discussion and Analysis.................................   A-2
Selected Consolidated Financial Data.................................  A-12
Independent Auditor's Report.........................................  A-13
Consolidated Financial Statements....................................  A-14
Notes to Consolidated Financial Statements...........................  A-18
Quarterly Data.......................................................  A-34
Shareholder Information..............................................  A-35
Executive Officers and Directors.....................................  A-35

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


                                  ACQUISITIONS

    On September 15, 1999, the Company completed its acquisition of Mutual Savings Bank, f.s.b. ("MSB"). On that date, MSB's assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. The markets served by MSB's 22 offices are located within the Lower Peninsula of Michigan and are generally contiguous to markets that are served by the remaining Banks.
    Consideration consisted of 3,436,000 shares of common stock (3,608,000 shares adjusted for a 5% stock dividend.) The transaction qualifies as a "pooling of interests" and the Company's results of operations for 1999 include MSB's revenues and expenses since January 1, 1999. The Company's results of operations for 1998 and 1997 as well as its statement of financial condition at December 31, 1998, have been restated to include the accounts of MSB. Restructuring and other non-recurring charges totaled approximately $8,000,000 before federal income tax.
    On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc. ("FHF"), an originator of manufactured home loans. Aggregate consideration consisted of 76,000 shares of common stock (adjusted for stock splits and dividends). Goodwill totaled approximately $2.0 million. FHF operates as a subsidiary of one the Banks and substantially all of the loans originated by FHF are sold to non-affiliated banks and finance companies.
    On June 12, 1998, one of the Banks purchased two branches from Great Lakes National Bank (the "GLNB Offices"). On that date, the GLNB Offices had deposits totaling $18.3 million and the Bank recorded an intangible asset of $1.3 million. The Bank also purchased certain real and personal property and net cash proceeds from the transaction totaled $16.2 million.


                              RESULTS OF OPERATIONS

    SUMMARY. Net income totaled $8,669,000 in 1999 compared to $11,949,000 and $1,469,000 in 1998 and 1997, respectively. The Company's results of operation for 1999 reflect certain non-recurring, merger-related charges, which include a net loss on the sale of securities as well as settlement costs relating to a shareholder suit against MSB. Net income for 1997 also reflects a charge to settle a similar lawsuit against MSB. These non-recurring charges, net of federal income taxes, totaled $5,750,000 in 1999 and $8,125,000 in 1997. (See "Non-interest income" and "Non-interest expense.")


NON-RECURRING CHARGES                                   Year Ended December 31,
                                                               1999
-------------------------------------------------------------------------------
Litigation settlement....................................   $  2,025,000
Data processing termination and conversion costs.........      1,677,000
Legal and professional...................................      1,133,000
Severance................................................        683,000
Write-off of fixed assets................................        910,000
Loss on sale of securities...............................        772,000
Other....................................................        800,000
                                                            ------------
  Total non-recurring charges............................      8,000,000
Federal income tax benefit...............................     (2,250,000)
                                                            ------------
    Net non-recurring charges............................   $  5,750,000
                                                            ============

    Excluding consideration of these non-recurring charges, the Company's earnings would have increased by 21% to $14,419,000 in 1999. A year earlier, net income would have increased by 25% to $11,949,000 from $9,594,000 in 1997. These increases principally reflect increases in net interest income. The increase in operating earnings during 1999 also reflects a decline in the provision for loan losses.


OPERATING EARNINGS                                     Year Ended December 31,
                                               1999              1998              1997
------------------------------------------------------------------------------------------

Net income .............................   $ 8,669,000       $11,949,000      $  1,469,000
Non-recurring charges ..................     8,000,000                           9,650,000
Federal income tax benefit .............    (2,250,000)                         (1,525,000)
                                           -----------       -----------      ------------
       Operating earnings ..............   $14,419,000       $11,949,000      $  9,594,000
                                           ===========       ===========      ============


KEY PERFORMANCE RATIOS                                 Year ended December 31,
                                                 1999              1998             1997
------------------------------------------------------------------------------------------
Net income to
   Average equity ..........................     7.26%            10.72%            1.37%
   Average assets ..........................      .52               .72              .09
Net income per share
   Basic ...................................    $ .76           $  1.06           $  .13
   Diluted .................................      .75              1.05              .13
Operating earnings to(1)
   Average equity ..........................    12.08%            10.72%            8.92%
   Average assets ..........................      .87               .72              .60
Operating earnings per share(1)
   Basic ...................................    $1.27           $  1.06           $  .86
   Diluted .................................     1.25              1.05              .86

(1)Operating earnings exclude certain merger-related charges and settlement costs associated with lawsuits against the former Mutual Savings Bank, f.s.b. incurred during 1999 and 1997.

    NET INTEREST INCOME. Tax equivalent net interest income totaled $69,222,000 during 1999, compared to $62,792,000 and $55,301,000 during 1998 and 1997, respectively. Tax equivalent net interest income was equal to 4.47% of average earning assets in 1999 compared to 4.08% and 3.66% in 1998 and 1997. These increases may be attributed to the scheduled maturity of certain low-yield assets and high-cost liabilities at MSB. Increases in loans, excluding loans held for sale ("Portfolio Loans"), as a percent of average earning assets also contributed to the increase in tax equivalent net interest income. Management believes that the implementation of new loan and deposit pricing strategies as well as its efforts to restructure MSB's securities portfolios also had a positive impact on tax equivalent net interest income in 1999.



                                               1999                              1998                              1997
AVERAGE                           ------------------------------------------------------------------------------------------------
BALANCES AND TAX                  Average                          Average                             Average
EQUIVALENT RATES                  Balance    Interest    Rate      Balance      Interest    Rate       Balance    Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
ASSETS
  Loans--all domestic(1,2).... $ 1,222,564   $ 106,233    8.69%  $ 1,124,847   $ 101,852    9.05%   $   975,476   $ 88,322   9.05%
  Taxable securities..........     215,550      12,808    5.94       334,927      19,282    5.76        460,225     26,982   5.86
  Tax-exempt securities(2)....      90,185       7,334    8.13        55,056       4,665    8.47         52,139      4,423   8.48
  Other investments...........      19,627       1,577    8.03        24,557       1,660    6.76         22,865      1,592   6.96
                               -----------   ---------           -----------   ---------            -----------   --------
    Interest earning assets...   1,547,926     127,952    8.27     1,539,387     127,459    8.28      1,510,705    121,319   8.03
                                             ---------                         ---------                          --------
  Cash and due from banks.....      44,910                            37,289                             33,608
  Other assets, net...........      73,660                            72,298                             64,754
                               -----------                       -----------                        -----------
      Total assets............ $ 1,666,496                       $ 1,648,974                        $ 1,609,067
                               ===========                       ===========                        ===========

LIABILITIES
  Savings and NOW............. $   576,194      13,704    2.38   $   525,638      13,912    2.65    $   501,548     13,825   2.76
  Time deposits...............     578,294      30,402    5.26       535,861      29,291    5.47        490,382     26,834   5.47
  Long-term debt..............       4,245         268    6.31         6,749         457    6.77          8,245        602   7.30
  Other borrowings............     243,519      14,356    5.90       329,525      21,007    6.37        387,692     24,757   6.39
                               -----------   ---------           -----------   ---------            -----------   --------
    Interest bearing
      liabilities.............   1,402,252      58,730    4.19     1,397,773      64,667    4.63      1,387,867     66,018   4.76
                                             ---------                         ---------                          --------
  Demand deposits.............     125,936                           107,403                            91,440
  Other liabilities...........      18,937                            32,316                            22,165
  Shareholders' equity........     119,371                           111,482                           107,595
      Total liabilities and    -----------                       -----------                       -----------
       shareholders' equity... $ 1,666,496                       $ 1,648,974                       $ 1,609,067
                               ===========                       ===========                       ===========

      Net interest income.....               $  69,222                         $  62,792                          $ 55,301
                                             =========                         =========                          ========

      Net interest income
       as a percent of
       earning assets.........                            4.47%                             4.08%                            3.66%
                                                          ====                              ====                             ====

(1)Interest on loans includes net origination fees totaling $6,301,000, $6,244,000 and $3,911,000 in 1999, 1998 and 1997, respectively.
(2)Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 35%. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.



CHANGE IN TAX EQUIVALENT                                           1999 compared to 1998             1998 compared to 1997
NET INTEREST INCOME                                            Volume      Rate       Net         Volume     Rate       Net
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Increase (decrease) in interest income(1)
  Loans--all domestic........................................ $  8,604   $(4,223)  $ 4,381       $ 13,525    $   5   $ 13,530
  Taxable securities.........................................   (7,075)      601    (6,474)        (7,222)    (478)    (7,700)
  Tax-exempt securities(2)...................................    2,864      (195)    2,669            247       (5)       242
  Other investments..........................................     (366)      283       (83)           115      (47)        68
                                                              --------   -------   -------       --------    -----   --------
    Total interest income....................................    4,027    (3,534)      493          6,665     (525)     6,140
                                                              --------   -------   -------       --------    -----   --------
Increase (decrease) in interest expense(1)
  Savings and NOW............................................    1,272    (1,480)     (208)           650     (563)        87
  Time deposits..............................................    2,261    (1,150)    1,111          2,485      (28)     2,457
  Long-term debt.............................................     (160)      (29)     (189)          (104)     (41)      (145)
  Other borrowings...........................................   (5,163)   (1,488)   (6,651)        (3,707)     (43)    (3,750)
                                                              --------   -------   -------       --------    -----   --------
    Total interest expense...................................   (1,790)   (4,147)   (5,937)          (676)    (675)    (1,351)
                                                              --------   -------   -------       --------    -----   --------
      Net interest income.................................... $  5,817   $   613   $ 6,430       $  7,341    $ 150   $  7,491
                                                              ========   =======   =======       ========    =====   ========


(1)The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)Interest on tax-exempt securities has been adjusted to reflect preferential taxation. The adjustment assumes a marginal tax rate of 35%.

    Average earning assets totaled $1.55 billion in 1999 compared to $1.54 billion and $1.51 billion in 1998 and 1997, respectively. The moderate increases in average earning assets principally reflect efforts to restructure the balance sheet and manage capital resources at MSB.


 COMPOSITION OF AVERAGE EARNING ASSETS                      Year Ended December 31,
 AND INTEREST PAYING LIABILITIES                      1999               1998             1997
----------------------------------------------------------------------------------------------------
As a percent of average earning assets
   Loans--all domestic..............................    79.0%             73.1%            64.6%
   Other earning assets.............................    21.0              26.9             35.4
                                                       ----------------------------------------
       Average earning assets.......................   100.0%            100.0%           100.0%
                                                       ========================================

   Savings and NOW..................................    37.2%             34.1%            33.2%
   Time deposits....................................    33.0              32.6             32.2
   Brokered CDs.....................................     4.4               2.3              0.3
   Other borrowings and long-term debt..............    16.0              21.8             26.2
                                                       ----------------------------------------
       Average interest bearing liabilities.........    90.6%             90.8%            91.9%
                                                       ========================================

Earning asset ratio ................................    92.9%             93.4%            93.9%
Free-funds ratio ...................................     9.4               9.2              8.1


    PROVISION FOR LOAN LOSSES. The provision for loan losses was $2,661,000 during 1999 compared to $3,628,000 and $1,975,000 during 1998 and 1997, respectively. The decrease in the provision reflects Management's assessment of the allowance for loan losses, which is based upon the composition of the loan portfolio, an evaluation of specific credits, historical loss experience as well as the level of non-performing and impaired loans. (See "Portfolio loans and asset quality.")

    NON-INTEREST INCOME. Non-interest income totaled $17,323,000 during 1999 compared to $19,118,000 and $12,288,000 in 1998 and 1997. The $1,795,000 decline in non-interest income during 1999 principally reflects a decrease in net gains on the sale of real estate mortgage loans. A net loss on the sale of securities, which was principally related to the restructuring of MSB's securities portfolios also contributed to the decline in non-interest income. Increases in service charges on deposit accounts and fees associated with the origination of manufactured home loans partially offset the decline. The $6,830,000 increase in non-interest income during 1998 principally reflects an increase in net gains on the sale of real estate mortgage loans as well as the purchase of FHF.


NON-INTEREST INCOME                                                Year Ended December 31,
                                                           1999              1998              1997
-------------------------------------------------------------------------------------------------------
Service charges on deposit accounts...................  $ 5,696,000       $ 4,554,000      $  3,692,000
Net gains (losses) on asset sales
   Real estate mortgage loans.........................    4,247,000         7,052,000         2,899,000
   Securities.........................................     (912,000)          267,000           273,000
FHF origination fees and commissions..................    2,009,000         1,304,000
Title insurance fees..................................      844,000           872,000           585,000
Mutual fund and annuity commissions...................    1,370,000           941,000           551,000
Real estate mortgage loan servicing fees..............    1,300,000         1,154,000         1,647,000
Other.................................................    2,769,000         2,974,000         2,641,000
                                                        -----------------------------------------------
       Total non-interest income......................  $17,323,000       $19,118,000     $  12,288,000
                                                        ===============================================

    Service charges on deposit accounts increased by 25% to $5,696,000 during 1999 and by 23% to $4,554,000 during 1998. These increases principally reflect the impact of certain deposit account promotions, which include direct mail solicitations, at two of the Banks.
    The Banks realized net gains of $4,247,000 on the sale of real estate mortgage loans totaling $271.1 million during 1999. During 1998 and 1997, the Banks realized net gains of $7,052,000 and $2,899,000 on the sale of loans totaling $500.9 million and $181.0 million, respectively.


NET GAINS ON THE SALE OF REAL ESTATE                                                    Year ended December 31,
MORTGAGE LOANS                                                                   1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans originated................................       $ 508,700,000      $804,000,000    $  401,300,000
Real estate mortgage loans sold......................................         271,100,000       500,900,000       181,000,000
Real estate mortgage loan servicing rights sold......................          20,800,000        56,200,000        24,200,000
Net gains on the sale of real estate mortgage loans..................           4,247,000         7,052,000         2,899,000
Net gains as a percent of real estate mortgage loans sold............                1.57%             1.41%             1.60%

    The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans. The demand for real estate mortgage loans is particularly sensitive to the absolute level of interest rates. In 1998, approximately 60% of the $804.0 million of loans originated was the result of refinancing activity. Management estimates that refinancing activities accounted for approximately 38% and 35% of the real estate mortgage loans originated during 1999 and 1997, respectively.
    The volume of loans sold is further dependent upon the demand for fixed-rate obligations and other loans that the Banks cannot profitably fund within established interest-rate risk parameters. (See "Portfolio loans and asset quality.") Net gains on the sale of real estate mortgage loans are also dependent upon economic and competitive factors as well as the Banks' ability to effectively manage exposure to changes in interest rates. Given a decline in loans held for sale, together with a substantial decline in refinancing activity, net gains on the sale of real estate mortgage loans during subsequent periods may not be commensurate with the amount recorded during 1999.
    The Banks recognized a net loss on the sale of securities totaling $912,000 during 1999, compared to net gains of $267,000 and $273,000 during 1998 and 1997, respectively. Approximately $772,000 of the net losses in 1999 relate to balance sheet restructuring efforts at MSB. (See "Securities.")

    NON-INTEREST EXPENSE. Merger-related restructuring charges and the cost to settle shareholder suits against MSB are included in non-interest expense. Such expenses totaled $7,228,000 and $9,650,000 in 1999 and 1997, respectively. Excluding these non-recurring charges, non-interest expense totaled $62,252,000 in 1999 compared to $59,726,000 in 1998 and $51,152,000 in 1997.


NON-INTEREST EXPENSE                                                                 Year ended December 31,
                                                                            1999              1998               1997
-------------------------------------------------------------------------------------------------------------------------
Salaries............................................................    $23,788,000       $ 21,544,000      $  18,289,000
Performance-based compensation and benefits.........................      5,166,000          5,960,000          4,241,000
Other benefits......................................................      5,335,000          4,845,000          3,985,000
                                                                        -------------------------------------------------
   Salaries and benefits............................................     34,289,000         32,349,000         26,515,000
Occupancy, net......................................................      4,607,000          4,194,000          3,906,000
Furniture and fixtures..............................................      4,230,000          3,659,000          3,354,000
Computer processing.................................................      3,356,000          2,912,000          2,411,000
Advertising.........................................................      2,545,000          2,176,000          1,905,000
Communications......................................................      2,257,000          2,160,000          1,826,000
Amortization of intangible assets...................................      1,742,000          1,692,000          1,523,000
Supplies............................................................      1,661,000          1,431,000          1,185,000
FDIC insurance......................................................      1,392,000          1,410,000          1,536,000
Loan and collection.................................................      1,348,000          1,554,000          1,146,000
Merger-related......................................................      5,203,000
Litigation settlement...............................................      2,025,000                             9,650,000
Other...............................................................      4,825,000          6,189,000          5,845,000
                                                                        -------------------------------------------------
       Total non-interest expense...................................    $69,480,000       $ 59,726,000      $  60,802,000
                                                                        =================================================

    In addition to increases in salaries and benefits, increases in non-interest expense reflect direct-mail and other marketing expenses related to deposit account promotions at two of the Banks. Management is considering the introduction of similar promotions at the remaining Banks. Costs associated with FHF and the operation of the GLNB offices also contributed to the increase in non-interest expense.
    The Company and each of the Banks maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include its employee stock ownership and employee stock option plans and, prior to 1999, the Incentive Share Grant Plan. Management believes that these equity-based plans help align the interests of the Company's officers and employees with those of its shareholders.
    During 1999, the Board of Directors elected to replace the Incentive Share Grant Plan with a combination of cash payments and the grant of incentive stock options. The Board believes that such cash payments and option grants provide the Company's executives with a greater incentive and means of retaining the Company's common stock as compared to the Incentive Share Grant Plan. This action by the Board of Directors during the fourth quarter of 1999, accounts for $350,000 of the $794,000 decline in performance-based compensation. A decline in commissions paid in conjunction with the origination of real estate mortgage loans also contributed to the decline in performance-based compensation.

                               FINANCIAL CONDITION

    SUMMARY. Portfolio Loans increased by 12% to $1.29 billion at December 31, 1999. An increase in residential real estate mortgage loans accounts for 44% of the $138.5 million increase in Portfolio Loans. Commercial and agricultural loans and installment loans accounted for 41% and 15% of the increase, respectively. (See "Portfolio loans and asset quality.")
    An increase in deposits and a decline in loans held for sale principally funded the increase in Portfolio Loans. Proceeds from the sale or maturity of securities also funded a portion of the increase in Portfolio Loans. (See "Securities.")
    Deposits grew by 4% to $1.31 billion at December 31, 1999. Time deposit accounts grew by $35.8 million and account for the majority of the $55.1 million increase in total deposits. The increase in time deposits reflects the Banks' use of brokered certificates of deposits. (See "Deposits and borrowings.")

    SECURITIES. The Banks maintain diversified securities portfolios that include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities and mortgage-backed securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow. (See "Asset/liability management.")


SECURITIES                                                Amortized                    Unrealized                       Fair
                                                            Cost               Gains                 Losses             Value
-----------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale
      December 31, 1999 .........................        $198,764,000        $  1,234,000        $  4,698,000        $195,300,000
      December 31, 1998 .........................         152,622,000           3,131,000             129,000         155,624,000

   Securities held to maturity
      December 31, 1999 .........................        $ 71,115,000        $    237,000        $    866,000        $ 70,486,000
      December 31, 1998 .........................         161,301,000             762,000             119,000         161,944,000

    The purchase or sale of securities is dependent upon Management's assessment of reinvestment opportunities as well as the Banks' asset/liability management needs. The Banks sold securities with an aggregate market value of $112.9 million during the year ended December 31, 1999, compared to $11.3 million during 1998. The increase in the sale of securities principally relates to Management's efforts to restructure MSB's securities portfolios.
    Mortgage pass-thru securities issued by government-sponsored agencies comprise the majority of the securities sold during 1999. Such securities had a weighted-average life of approximately 2 years and have been sold to yield approximately 6.34%. Proceeds have been utilized to fund increases in Portfolio Loans or to purchase higher-yielding securities, including securities issued by states and political subdivisions and corporate securities.

    PORTFOLIO LOANS AND ASSET QUALITY. Management believes that the Company's decentralized structure provides important advantages in serving the credit needs of the Banks' principal lending markets. In addition to the communities served by the Banks' branch networks, principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and may also purchase real estate mortgage loans from third-party originators.


LOAN PORTFOLIO COMPOSITION                                                                               December 31,
                                                                                                 1999                   1998
---------------------------------------------------------------------------------------------------------------------------------
   Real estate
      Residential first mortgages .............................................           $  603,714,000           $  587,246,000
      Residential home equity and other junior mortgages ......................              138,682,000              100,069,000
      Construction and land development .......................................              130,373,000              104,660,000
      Other(1) ................................................................              230,005,000              171,262,000
   Consumer ...................................................................              108,054,000              110,216,000
   Commercial .................................................................               60,637,000               57,093,000
   Agricultural ...............................................................               19,176,000               21,593,000
                                                                                          --------------           --------------
          Total loans .........................................................           $1,290,641,000           $1,152,139,000
                                                                                          ==============           ==============

(1) Includes loans secured by multi-family residential and non-farm, non-residential property.

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

    Management has determined that the retention of certain real estate mortgage loans, generally 15- and 30-year fixed-rate obligations, is inconsistent with its goal to maintain profitable leverage or the Banks' interest-rate risk profiles. Accordingly, the majority of such loans is sold to mitigate exposure to changes in interest rates. Adjustable-rate and balloon real estate mortgage loans may often be profitably funded within established risk parameters. The retention of such loans, together with commercial and agricultural loans, has been a principal focus of the Banks' balance sheet management strategies. (See "Asset/liability management.")



NON-PERFORMING ASSETS                                                                              December 31,
                                                                                   1999                1998                1997
--------------------------------------------------------------------------------------------------------------------------------
   Non-accrual loans .........................................................      $2,980,000       $4,302,000       $3,559,000
   Loans 90 days or more past due and still accruing interest ................       2,029,000        2,240,000        1,904,000
   Restructured loans ........................................................         270,000          295,000          184,000
                                                                                    --------------------------------------------
      Total non-performing loans .............................................       5,279,000        6,837,000        5,647,000
   Other real estate .........................................................       1,315,000        1,265,000          523,000
                                                                                    --------------------------------------------
          Total non-performing assets ........................................      $6,594,000       $8,102,000       $6,170,000
                                                                                    ============================================

   As a percent of Portfolio Loans
      Non-performing loans ...................................................             .41%             .59%             .53%
      Non-performing assets ..................................................             .51              .70              .57
      Allowance for loan losses ..............................................            1.01             1.00              .91
   Allowance for loan losses as a percent of non-performing loans ............             246              169              171

    Residential real estate mortgages and home equity loans comprise a substantial portion of the Banks' lending activities. The increase in residential real estate mortgage loans reflects an increase in the relative demand for adjustable-rate and balloon loans that accompanied the increase in interest rates. A decline in prepayment rates also contributed to the increase in residential real estate mortgage loans. (See "Non-interest income.")



ALLOWANCE FOR LOAN LOSSES                                                               Year ended December 31,
                                                                         1999                   1998                    1997
-------------------------------------------------------------------------------------------------------------------------------

   Balance at beginning of period ..........................         $ 11,557,000           $  9,639,000           $  8,815,000
      Provision charged to operating expense ...............            2,661,000              3,628,000              1,975,000
      Recoveries credited to allowance .....................              746,000                655,000                590,000
      Loans charged against allowance ......................           (1,979,000)            (2,365,000)            (1,741,000)
                                                                     ----------------------------------------------------------
   Balance at end of period ................................         $ 12,985,000           $ 11,557,000           $  9,639,000
                                                                     ==========================================================
   Net loans charged against the allowance
      to average Portfolio Loans ...........................                 0.10%                   .15%                   .12%

    Management's assessment of the allowance for loan losses is based on the composition of the loan portfolio, an evaluation of specific credits, historical loss experience as well as the level of non-performing and impaired loans. Loans charged against the allowance for loan losses, net of recoveries, were equal to
 .10% of average loans during 1999 compared to .15% and .12% during 1998 and 1997, respectively. (See "Provision for loan losses.")

    DEPOSITS AND BORROWINGS. The Banks' competitive position within many of the markets served by the branch networks limits the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, Management employs pricing tactics that are intended to enhance the value of core deposits and the Banks' have implemented funding strategies that incorporate other borrowings and Brokered CDs to finance a portion of the Portfolio Loans. The use of such alternate sources of funds is also an integral part of the Banks' asset/liability management efforts.


AVERAGE CORE DEPOSIT BALANCES                                                              Year ended December 31,
                                                                                 1999                1998               1997
---------------------------------------------------------------------------------------------------------------------------------
   Demand ........................................................       $  125,936,000       $  107,403,000       $   91,440,000
   Savings and Now ...............................................          576,194,000          525,638,000          501,548,000
   Time, excluding brokered certificates of deposits .............          510,034,000          501,225,000          486,303,000
                                                                         --------------------------------------------------------
          Total average Core Deposits ............................       $1,212,164,000       $1,134,266,000       $1,079,291,000
                                                                         ========================================================

    Average deposits, excluding brokered certificates of deposit ("Core Deposits"), grew to $1.21 billion during 1999 from $1.13 billion and $1.08 billion in 1998 and 1997, respectively. Savings and Now increased by 10% to $576.2 million and accounts for 65% of the $77.9 million increase in total average Core Deposits during 1999. During that period, average demand deposits grew by 17% to $125.9 million.


ALTERNATE SOURCES OF FUNDS                                                          December 31,
                                                                    1999                                      1998
                                               ----------------------------------------------------------------------------------
                                                                   Average                                   Average
                                                   Amount         Maturity      Rate        Amount          Maturity        Rate
---------------------------------------------------------------------------------------------------------------------------------
   Brokered CDs ...............................  $101,029,000     6.0 years     6.24%    $ 54,885,000       4.4 years       5.64%
   Fixed-rate FHLB advances(1) ................   131,592,000     3.2 years     5.98      103,854,000       4.3 years       6.04
   Variable-rate FHLB advances(2) .............    59,056,000     0.4 years     4.63       68,500,000        .5 years       5.21

(1)Advances totaling $20 million and $28 million, at December 31, 1999 and 1998, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.
(2)The rate paid on variable-rate advances at December 31, 1999, reflects overnight advances totaling $39 million with an average rate of 4.05%. The rate paid on such advances averaged 5.54% during January of 2000.

    Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB"), totaled $224.6 million at December 31, 1999, compared to $229.2 million a year earlier. The decline in other borrowed funds reflects the competitive cost of Brokered CDs as well as Management's efforts to diversify the Banks' funding sources. Brokered CDs totaled $101.0 million and $54.9 million at December 31, 1999 and 1998, respectively. Derivative financial instruments are employed to reduce the cost of alternate funding sources and to manage the Banks' exposure to changes in interest rates. (See "Asset/liability management.")



INTEREST-RATE DERIVATIVE FINANCIAL INSTRUMENTS                                  December 31, 1999
                                                                                                                   Swaps
                                                                                                   -------------------------------
                                                 Caps               Floors           Collars          Pay Fixed     Pay Variable
----------------------------------------------------------------------------------------------------------------------------------
   Notional amount ...................       $ 29,000,000      $   8,000,000      $  7,000,000     $ 69,500,000     $ 81,000,000
   Weighted-average maturity .........          4.0 years          2.3 years         1.0 years        2.7 years        7.4 years
   Cap strike ........................               6.51%                                6.38%
   Floor strike ......................                                  5.17%             5.75
   Rate paying .......................                                                                     5.51%            5.96%
   Rate receiving ....................                                                                     6.10             6.40
   Premium paid ......................       $    958,000      $      31,000
   Annual cost .......................                .50%               .14%
   Amortized cost ....................       $    792,000      $      27,000
   Fair value ........................            900,000              9,000      $     13,000     $  1,485,000     $ (2,446,000)

    LIQUIDITY AND CAPITAL RESOURCES. Effective management of the Company's capital resources is critical to Management's mission to create value for the Company's shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, the Company's capital structure includes unsecured debt and trust preferred securities. To profitably deploy capital within existing markets, the Banks have implemented balance sheet management strategies that combine efforts to originate Portfolio Loans with disciplined funding strategies.
    On October 21, 1999, the Company announced that its board of directors had adopted a share repurchase plan. The plan authorizes the Company to acquire up to 325,000 shares of its common stock in open market transactions. The Company's authority to purchase shares of its common stock expires on March 15, 2000.


CAPITALIZATION                                                                                         December 31,
                                                                                              1999                      1998
--------------------------------------------------------------------------------------------------------------------------------
   Unsecured debt ...........................................................            $  12,500,000             $  10,000,000
   Trust preferred securities ...............................................               17,250,000                17,250,000
   Shareholders' equity
      Common stock ..........................................................               11,235,000                10,815,000
      Capital surplus .......................................................               71,672,000                66,406,000
      Retained earnings .....................................................               33,921,000                38,639,000
      Accumulated other comprehensive income (loss) .........................               (2,283,000)                1,981,000
      Unearned employee stock ownership plan shares .........................                 (799,000)                 (799,000)
                                                                                         -------------             -------------
        Total shareholders' equity ..........................................              113,746,000               117,042,000
                                                                                         -------------             -------------
          Total capitalization ..............................................            $ 143,496,000             $ 144,292,000
                                                                                         =============             =============

    Shareholders' equity totaled $113.7 million at December 31, 1999, a $3.3 million decrease from $117.0 million at December 31, 1998. Unrealized losses on securities available for sale and the purchase of common stock pursuant to the Company's share repurchase plan account for the decline in shareholders' equity. The retention of earnings and the issuance of common stock pursuant to various equity-based incentive compensation plans limited the decline in shareholders' equity. Shareholders' equity was equal to 6.59% of total assets at December 31, 1999, compared to 7.05% at December 31, 1998.


CAPITAL RATIOS                                                                                        December 31,
                                                                                                1999               1998
-------------------------------------------------------------------------------------------------------------------------
   Equity capital ...................................................................          6.59%                 7.05%
   Average shareholders' equity to average assets ...................................          7.16                  6.76
   Tier 1 leverage (tangible equity capital) ........................................          6.52                  6.65
   Tier 1 risk-based capital ........................................................          9.33                  9.97
   Total risk-based capital .........................................................         10.41                 11.04

    ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of the Banks' assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.
    The asset/liability management efforts of the Company and the Banks identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Management's evaluations of various opportunities and alternate balance sheet strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of the Banks' balance sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors.
    The Banks have established parameters for interest-rate risk. Management continually monitors the Banks' interest-rate risk and reports quarterly to the respective Bank's board of directors.
    Management employs simulation analyses to monitor the Banks' interest-rate risk profiles and evaluate potential changes in the Banks' net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in the Banks' balance sheets. The simulations do not anticipate any actions that Management might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME


                                                     Market Value of           Percent        Net Interest      Percent
Change in Interest Rates                            Portfolio Equity(1)         Change           Income(2)      Change
------------------------------------------------------------------------------------------------------------------------
400 basis point rise ...................           $ 84,700,000                  (45.53)%     $ 52,600,000      (18.58)%
300 basis point rise ...................            101,700,000                  (34.60)        56,400,000      (12.69)
200 basis point rise ...................            120,700,000                  (22.38)        60,200,000       (6.81)
100 basis point rise ...................            140,100,000                   (9.90)        62,700,000       (2.94)
Base-rate scenario .....................            155,500,000                                 64,600,000
100 basis point decline ................            165,600,000                    6.50         66,000,000        2.17
200 basis point decline ................            170,000,000                    9.32         67,600,000        4.64
300 basis point decline ................            171,000,000                    9.97         68,900,000        6.66
400 basis point decline ................            175,000,000                   12.54         70,500,000        9.13

(1)Simulation analyses calculate the change in the net present value of the Company's assets and liabilities under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)Simulation analyses calculate the change in net interest income under parallel shifts in interest rates over the next twelve months, are based upon a static balance sheet and do not consider loan fees.


                   STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

    The Financial Accounting Standards Board adopted Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") in June 1998.
    SFAS #133, which has been subsequently amended by SFAS #137, requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting for increases and decreases in the value of those derivatives will depend upon the use of those derivatives and whether or not they qualify for hedge accounting.
    This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 with earlier application allowed and is to be applied prospectively. Management does not believe that the adoption of the SFAS #133 during 2001 will have a material impact on the Company's consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA




                                                                                    Year Ended December 31,
                                                                 1999         1998(1)         1997(1)      1996(1)        1995(1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
      Interest income .....................................   $  125,510    $  125,908    $  119,911    $  102,350    $   93,558
      Interest expense ....................................       58,730        64,667        66,018        56,984        54,368
                                                              ------------------------------------------------------------------
        Net interest income ...............................       66,780        61,241        53,893        45,366        39,190
      Provision for loan losses ...........................        2,661         3,628         1,975         1,413           805
      Net gains on the sale of real estate
        mortgage loans ....................................        4,247         7,052         2,899         2,480         1,337
      Other non-interest income ...........................       13,848        12,066         9,389         6,950         4,694
      Non-recurring charges ...............................        8,000                       9,650
      Other non-interest expenses .........................       62,252        59,726        51,152        42,365        36,792
                                                              ------------------------------------------------------------------
        Income before federal income tax expense ..........       11,962        17,005         3,404        11,018         7,624
      Federal income tax expense ..........................        3,293         5,056         1,935         3,239         2,040
                                                              ------------------------------------------------------------------
            Net income ....................................   $    8,669    $   11,949    $    1,469    $    7,779    $    5,584
                                                              ==================================================================
PER COMMON SHARE DATA (2)
   Income
     Basic ................................................   $      .76    $     1.06    $      .13    $      .71    $      .51
     Diluted ..............................................          .75          1.05           .13           .71           .51
   Cash dividends declared ................................          .45           .33           .29           .26           .23
   Book value .............................................        10.12         10.31          9.35          9.36          8.92
   Cash basis income (3)
     Basic ................................................          .89          1.18           .24           .76           .54
     Diluted ..............................................          .88          1.17           .24           .75           .53

SELECTED BALANCES
   Assets .................................................   $1,725,205    $1,660,893    $1,640,879    $1,564,307    $1,321,813
   Loans ..................................................    1,290,641     1,152,139     1,061,252       862,207       613,527
   Allowance for loan losses ..............................       12,985        11,557         9,693         8,815         6,966
   Deposits ...............................................    1,310,602     1,255,544     1,121,298     1,082,841       838,747
   Shareholders' equity ...................................      113,746       117,042       104,625       103,367        98,007
   Long-term debt .........................................        1,000         3,000         5,000         7,000

SELECTED RATIOS
   Tax equivalent net interest income
     to average earning assets ............................         4.47%         4.08%         3.66%         3.46%         3.09%
   Net income to
     Average equity .......................................         7.26         10.72          1.37          7.80          6.00
     Average assets .......................................          .52           .72           .09           .55           .41
   Cash basis income to (3)
     Average tangible equity ..............................         9.94         14.31          3.01          8.99          6.49
     Average tangible assets ..............................          .61           .82           .17           .59           .44
   Average shareholders' equity to
     average assets .......................................         7.16          6.76          6.69          7.06          6.87
   Tier 1 leverage (tangible equity capital) ratio ........         6.52          6.65          6.11          6.40          7.04
   Non-performing loans to Portfolio Loans ................          .41           .59           .53           .50           .49



(1)Restated to reflect an acquisition accounted for as a pooling of interests. (See note 2 to consolidated financial statements.)
(2)Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in each of the years presented.
(3)Cash basis financial data excludes intangible assets and the related amortization expense.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan


    We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



    /s/ KPMG LLP

    KPMG LLP
    Detroit, Michigan
    February 4, 2000

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                                         December 31,
                                                                                                   1999               1998
--------------------------------------------------------------------------------------------------------------------------------
   Assets
      Cash and due from banks ...........................................................    $    58,646,000     $    53,943,000
      Securities available for sale .....................................................        195,300,000         155,624,000
      Securities held to maturity (fair value of $70,486,000 at December 31, 1999 and
        $161,944,000 at December 31, 1998) ..............................................         71,115,000         161,301,000
      Federal Home Loan Bank stock, at cost .............................................         19,612,000          19,612,000
      Loans held for sale ...............................................................         12,950,000          45,699,000
      Loans
        Commercial and agricultural .....................................................        334,212,000         277,024,000
        Real estate mortgage ............................................................        757,019,000         695,489,000
        Installment .....................................................................        199,410,000         179,626,000
                                                                                             -----------------------------------
          Total Loans ...................................................................      1,290,641,000       1,152,139,000
        Allowance for loan losses .......................................................        (12,985,000)        (11,557,000)
                                                                                             -----------------------------------
          Net Loans .....................................................................      1,277,656,000       1,140,582,000
      Property and equipment, net .......................................................         37,582,000          35,272,000
      Accrued income and other assets ...................................................         52,344,000          48,860,000
                                                                                             -----------------------------------
            Total Assets ................................................................    $ 1,725,205,000     $ 1,660,893,000
                                                                                             ===================================

   Liabilities and Shareholders' Equity
      Deposits
        Non-interest bearing ............................................................    $   135,868,000     $   127,669,000
        Savings and NOW .................................................................        567,108,000         556,049,000
        Time ............................................................................        607,626,000         571,826,000
                                                                                             -----------------------------------
          Total Deposits ................................................................      1,310,602,000       1,255,544,000
      Federal funds purchased ...........................................................         42,350,000          22,650,000
      Other borrowings ..................................................................        224,570,000         229,249,000
      Guaranteed preferred beneficial interests in Company's subordinated debentures ....         17,250,000          17,250,000
      Accrued expenses and other liabilities ............................................         16,687,000          19,158,000
                                                                                             -----------------------------------
          Total Liabilities .............................................................      1,611,459,000       1,543,851,000
                                                                                             -----------------------------------
      Commitments and contingent liabilities

      Shareholders' Equity
        Preferred stock, no par value-200,000 shares authorized; none issued or outstanding Common stock, $1.00 par value-14,000,000 shares authorized;
        issued and
          outstanding:  11,235,088 shares at December 31, 1999 and 10,814,723 shares
          at December 31, 1998 ..........................................................         11,235,000          10,815,000
        Capital surplus .................................................................         71,672,000          66,406,000
        Retained earnings ...............................................................         33,921,000          38,639,000
        Accumulated other comprehensive income (loss) ...................................         (2,283,000)          1,981,000
        Unearned employee stock ownership plan shares ...................................           (799,000)           (799,000)
                                                                                             -----------------------------------
          Total Shareholders' Equity ....................................................        113,746,000         117,042,000
                                                                                             -----------------------------------
            Total Liabilities and Shareholders' Equity ..................................    $ 1,725,205,000     $ 1,660,893,000
                                                                                             ===================================

See notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                              Year ended December 31,
                                                                                     1999              1998               1997
---------------------------------------------------------------------------------------------------------------------------------
   Interest Income
      Interest and fees on loans ......................................      $ 106,733,000       $ 102,227,000      $  88,674,000
      Securities available for sale ...................................         10,246,000          10,506,000         13,824,000
      Securities held to maturity
        Taxable .......................................................          6,127,000          10,433,000         14,615,000
        Tax-exempt ....................................................            827,000           1,082,000          1,206,000
      Other investments ...............................................          1,577,000           1,660,000          1,592,000
                                                                             ----------------------------------------------------
        Total Interest Income .........................................        125,510,000         125,908,000        119,911,000
                                                                             ----------------------------------------------------
   Interest Expense
      Deposits ........................................................         44,106,000          43,203,000         40,659,000
      Other borrowings ................................................         14,624,000          21,464,000         25,359,000
                                                                             ----------------------------------------------------
        Total Interest Expense ........................................         58,730,000          64,667,000         66,018,000
                                                                             ----------------------------------------------------
        Net Interest Income ...........................................         66,780,000          61,241,000         53,893,000
   Provision for loan losses ..........................................          2,661,000           3,628,000          1,975,000
                                                                             ----------------------------------------------------
        Net Interest Income After Provision for Loan Losses ...........         64,119,000          57,613,000         51,918,000
                                                                             ----------------------------------------------------

   Non-interest Income
      Service charges on deposit accounts .............................          5,696,000           4,554,000          3,692,000
      Net gains (losses) on asset sales
        Real estate mortgage loans ....................................          4,247,000           7,052,000          2,899,000
        Securities ....................................................           (912,000)            267,000            273,000
      Other income ....................................................          8,292,000           7,245,000          5,424,000
                                                                             ----------------------------------------------------
        Total Non-interest Income .....................................         17,323,000          19,118,000         12,288,000
                                                                             ----------------------------------------------------

   Non-interest Expense
      Salaries and employee benefits ..................................         34,289,000          32,349,000         26,515,000
      Occupancy, net ..................................................          4,607,000           4,194,000          3,906,000
      Furniture and fixtures ..........................................          4,230,000           3,659,000          3,354,000
      Merger-related ..................................................          5,203,000
      Settlement of lawsuits ..........................................          2,025,000                              9,650,000
      Other expenses ..................................................         19,126,000          19,524,000         17,377,000
                                                                             ----------------------------------------------------
        Total Non-interest Expense ....................................         69,480,000          59,726,000         60,802,000
                                                                             ----------------------------------------------------
        Income Before Federal Income Tax ..............................         11,962,000          17,005,000          3,404,000
   Federal income tax expense .........................................          3,293,000           5,056,000          1,935,000
                                                                             ----------------------------------------------------
          Net Income ..................................................      $   8,669,000       $  11,949,000      $   1,469,000
                                                                             ====================================================
   Income per common share
      Basic ...........................................................      $         .76       $        1.06      $         .13
                                                                             ====================================================
      Diluted .........................................................      $         .75       $        1.05      $         .13
                                                                             ====================================================

   Cash dividends declared per common share ...........................      $         .45       $         .33      $         .29
                                                                             ====================================================



See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Year Ended December 31,
                                                                                    1999               1998              1997
--------------------------------------------------------------------------------------------------------------------------------
   Net Income .............................................................    $   8,669,000     $  11,949,000     $   1,469,000
                                                                               -------------------------------------------------
   ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
   FROM OPERATING ACTIVITIES
      Proceeds from sales of loans held for sale ..........................      275,364,000       507,944,000       183,943,000
      Disbursements for loans held for sale ...............................     (238,368,000)     (525,202,000)     (191,918,000)
      Provision for loan losses ...........................................        2,661,000         3,628,000         1,975,000
      Deferred federal income tax expense (credit) ........................          913,000          (688,000)         (314,000)
      Deferred loan fees ..................................................          443,000           163,000           472,000
      Depreciation, amortization of intangible assets and premiums and
        accretion of discounts on securities and loans ....................        6,134,000         4,886,000         5,278,000
      Net gains on sales of real estate mortgage loans ....................       (4,247,000)       (7,052,000)       (2,899,000)
      Net (gains) losses on sales of securities ...........................          912,000          (267,000)         (273,000)
      Increase in accrued income and other assets .........................       (6,133,000)       (1,096,000)         (407,000)
      Increase (decrease) in accrued expenses and other liabilities .......         (109,000)       (6,845,000)       10,371,000
                                                                               -------------------------------------------------
         Total Adjustments ................................................       37,570,000       (24,529,000)        6,228,000
                                                                               -------------------------------------------------
         Net Cash from Operating Activities ...............................       46,239,000       (12,580,000)        7,697,000
                                                                               -------------------------------------------------
   CASH FLOW FROM INVESTING ACTIVITIES
      Proceeds from the sale of securities available for sale .............       86,136,000        11,271,000        59,727,000
      Proceeds from the maturity of securities available for sale .........       35,045,000        28,973,000         4,053,000
      Proceeds from the sale of securities held to maturity ...............       26,735,000
      Proceeds from the maturity of securities held to maturity ...........      572,356,000       929,517,000       173,466,000
      Principal payments on securities available for sale .................       16,628,000        20,579,000        11,643,000
      Principal payments on securities held to maturity ...................        5,690,000         1,723,000           799,000
      Purchases of securities available for sale ..........................     (187,255,000)      (31,257,000)      (51,035,000)
      Purchases of securities held to maturity ............................     (512,330,000)     (850,057,000)      (78,750,000)
      Portfolio loans made to customers, net of principal payments ........     (142,250,000)      (86,342,000)     (173,683,000)
      Portfolio loans purchased ...........................................                        (18,916,000)      (29,758,000)
      Principal payments on portfolio loans purchased .....................        2,073,000        14,695,000         2,572,000
      Acquisition of branch offices, less cash received ...................                         16,168,000
      Acquisition of business .............................................                          1,459,000
      Capital expenditures ................................................       (6,542,000)       (8,852,000)       (6,186,000)
                                                                               -------------------------------------------------
        Net Cash from Investing Activities ................................     (103,714,000)       28,961,000       (87,152,000)
                                                                               -------------------------------------------------
   CASH FLOW FROM FINANCING ACTIVITIES
      Net increase in total deposits ......................................       55,058,000       125,308,000        25,675,000
      Net increase (decrease) in other borrowings .........................        8,693,000       (52,686,000)      (27,114,000)
      Proceeds from Federal Home Loan Bank advances .......................      236,751,000       124,463,000       187,079,000
      Payments of Federal Home Loan Bank advances .........................     (228,423,000)     (198,652,000)     (117,529,000)
      Retirement of long-term debt ........................................       (2,000,000)       (2,000,000)       (2,000,000)
      Dividends paid ......................................................       (4,587,000)       (3,587,000)       (3,186,000)
      Repurchase of common stock ..........................................       (4,331,000)
      Proceeds from issuance of common stock ..............................        1,017,000           948,000           806,000
                                                                               -------------------------------------------------
        Net Cash from Financing Activities ................................       62,178,000        (6,206,000)       63,731,000
                                                                               -------------------------------------------------
        Net Increase (Decrease) in Cash and Cash Equivalents ..............        4,703,000        10,175,000       (15,724,000)
   Cash and Cash Equivalents at Beginning of Period .......................       53,943,000        43,768,000        59,492,000
                                                                               -------------------------------------------------
            Cash and Cash Equivalents at End of Period ....................    $  58,646,000     $  53,943,000     $  43,768,000
                                                                               =================================================
   Cash paid during the period for
      Interest ............................................................    $  58,627,000     $  64,445,000     $  66,432,000
      Income taxes ........................................................        2,600,000         5,300,000         3,743,000
   Transfer of loans to other real estate .................................        1,534,000         1,151,000           705,000
   Transfer of portfolio loans to held for sale ...........................                                           10,000,000



See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                           Accumulated
                                                                                              Other
                                                                                             Compre-      Unearned        Total
                                                 Common         Capital       Retained       hensive        ESOP      Shareholders'
                                                  Stock         Surplus       Earnings    Income (Loss)    Shares         Equity
------------------------------------------------------------------------------------------------------------------------------------
   Balances at January 1, 1997 ..............   $ 4,231,000   $47,352,000  $  53,160,000  $   (25,000) $ (1,351,000)   $103,367,000
   Net income for 1997 ......................                                  1,469,000                                  1,469,000
   Cash dividends declared, $.29 per share ..                                 (3,261,000)                                (3,261,000)
   5% stock dividend ........................       326,000    10,356,000    (10,703,000)                                   (21,000)
   Issuance of 68,250 shares of common stock         68,000     1,369,000                                                 1,437,000
   Three-for-two stock split ................     2,134,000    (2,142,000)                                                   (8,000)
   Net change in unrealized loss on
      securities available for sale, net of
      $726,000 of related tax effect ........                                               1,410,000                     1,410,000
   ESOP loan guarantee payment and
      valuation adjustment ..................                    (116,000)                                  348,000         232,000
                                                -----------------------------------------------------------------------------------
   Balances at December 31, 1997 ............     6,759,000    56,819,000     40,665,000    1,385,000    (1,003,000)    104,625,000
   Net income for 1998 ......................                                 11,949,000                                 11,949,000
   Cash dividends declared, $.33 per share ..                                 (3,688,000)                                (3,688,000)
   5% stock dividend ........................       514,000     9,759,000    (10,287,000)                                   (14,000)
   Issuance of 112,613 shares of common stock       113,000     3,373,000                                                 3,486,000
   Three-for-two stock split ................     3,429,000    (3,442,000)                                                  (13,000)
   Net change in unrealized gain on
      securities available for sale, net of
      $307,000 of related tax effect ........                                                 596,000                       596,000
   ESOP loan guarantee payment and
      valuation adjustment ..................                    (103,000)                                  204,000         101,000
                                                -----------------------------------------------------------------------------------
   Balances at December 31, 1998 ............    10,815,000    66,406,000     38,639,000    1,981,000      (799,000)    117,042,000
   Net income for 1999 ......................                                  8,669,000                                  8,669,000
   Cash dividends declared, $.45 per share ..                                 (5,181,000)                                (5,181,000)
   5% stock dividend ........................       546,000     7,651,000     (8,206,000)                                    (9,000)
   Issuance of 142,774 shares of common stock       143,000     1,725,000                                                 1,868,000
   Repurchase of 268,736 shares of
      common stock ..........................      (269,000)   (4,062,000)                                               (4,331,000)
   Net change in unrealized gain on
      securities available for sale, net of
      $2,196,000 of related tax effect ......                                              (4,264,000)                   (4,264,000)
   ESOP loan valuation adjustment ...........                     (48,000)                                                  (48,000)
                                                -----------------------------------------------------------------------------------
          Balances at December 31, 1999 .....   $11,235,000   $71,672,000  $  33,921,000  $(2,283,000)  $  (799,000)   $113,746,000
                                                ===================================================================================



                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------
   Net income ..............................................................   $ 8,669,000    $11,949,000   $ 1,469,000
   Other comprehensive income
      Net change in unrealized gain (loss) on securities available for sale,
        net of related tax effect ..........................................    (4,264,000)       596,000     1,410,000
                                                                               ----------------------------------------
          Comprehensive income .............................................   $ 4,405,000    $12,545,000   $ 2,879,000
                                                                               ========================================

See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES
    The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with generally accepted accounting principles and prevailing practices within the banking industry. The following summaries describe the significant accounting and reporting policies that are employed in the preparation of the consolidated financial statements.
    The Banks transact business in the single industry segment of commercial banking. The Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by the Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 1999, approximately 85% of the Banks' loan portfolios were secured by real estate.
    Management is required to make estimates and assumptions in the preparation of the financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near-term relate to the evaluation of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions and customer circumstances.
    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.
    STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan and deposit transactions.
    COMPREHENSIVE INCOME - The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS #130) on January 1, 1998. SFAS #130 establishes standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale. The net change in unrealized gain or loss on securities available for sale in 1999 reflect net realized losses of $912,000 and net realized gains of $267,000 and $273,000, in 1998 and 1997, respectively. The reclassification of these amounts from comprehensive income resulted in federal income tax benefit of $319,000 in 1999 and federal income tax expense of $93,000 and $95,000 in 1998 and 1997, respectively.
    LOANS HELD FOR SALE - Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Banks recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used by the Banks include interest rate, term and type.
    SECURITIES - The Company classifies its securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near-term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level yield method. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported as a separate component of shareholders' equity. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level yield method.
    LOAN REVENUE RECOGNITION - Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.
    Certain loan fees and direct loan origination costs, are deferred and recognized as an adjustment of yield over the life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for a letter of credit are recognized as revenue over its life.

    ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which management has determined is adequate to absorb inherent losses. Management's assessment of the allowance is based on the aggregate amount and composition of the loan portfolios, as well as an evaluation of specific commercial and agricultural loans, historical loss experience and the level of non-performing and impaired loans. Increases in the allowance are recorded by a provision for loan losses charged to expense and, although Management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses which occur. Collection efforts may continue and future recoveries may occur after a loan is charged against the allowance.
    The Company measures its investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. The Company does not measure impairment on homogenous residential mortgage and installment loans.
    PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.
    OTHER REAL ESTATE - Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $1,315,000 and $1,265,000 at December 31, 1999 and 1998, respectively, are included in other assets.
    INTANGIBLE ASSETS - Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $8,282,000 and $9,015,000 as of December 31, 1999 and 1998, respectively. Other intangible assets, including core deposit intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years. Other intangible assets amounted to $8,719,000 and $9,728,000 as of December 31, 1999 and 1998, respectively.
    INCOME TAXES - The Company employs the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.
    The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.
    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase are treated as debt and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.
    DERIVATIVE FINANCIAL INSTRUMENTS - Derivative financial instruments are employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments include interest-rate swaps, collars, floors and caps. Provided these instruments meet specific criteria they are considered hedges and accounted for using the accrual or deferral methods of accounting. Fees paid on caps and floors are amortized over the life of the derivative financial instrument and included in interest expense.
    COMMON STOCK - At December 31, 1999, 228,028 shares of common stock were reserved for issuance under the Incentive Share Grant Plan, 288,614 shares of common stock were reserved for issuance under the dividend reinvestment plan and 714,663 shares of common stock were reserved for issuance under stock option plans.
    RECLASSIFICATION - Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform with the 1999 presentation.

NOTE 2 - ACQUISITIONS
    On September 15, 1999, the Company acquired Mutual Savings Bank, f.s.b, ("MSB"). On that date MSB's total assets and shareholders' equity approximated $580 million and $44 million, respectively. The Company issued 3,608,000 shares of common stock in exchange for all the outstanding common stock of MSB. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of MSB for all periods prior to the acquisition.
    Separate results of operations of the combining entities as of December 31, follows:


                                                                       1999            1998            1997
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses
   Independent Bank Corporation ...........................        $ 55,212,000   $ 46,190,000    $ 40,889,000
   Mutual Savings Bank, f.s.b.(1) .........................           8,907,000     11,423,000      11,029,000
                                                                   ------------   ------------    ------------
       Total ..............................................        $ 64,119,000   $ 57,613,000    $ 51,918,000
                                                                   ============   ============    ============

Net income
   Independent Bank Corporation ...........................        $  7,035,000   $ 10,221,000    $  8,924,000
   Mutual Savings Bank, f.s.b.(1)(2) ......................           1,634,000      1,728,000      (7,455,000)
                                                                   ------------   ------------    ------------
       Total ..............................................        $  8,669,000   $ 11,949,000    $  1,469,000
                                                                   ============   ============    =============

(1) Amounts are through the acquisition date of September 15, 1999.
(2) Federal income tax expense or benefit has been adjusted to reflect the estimated tax expense or benefit that would have been recognized by Mutual Savings Bank, f.s.b. if no deferred tax asset valuation allowance had been recognized during the periods presented.

    The Company expensed approximately $5.2 million in merger-related costs relating to the acquisition of MSB, which are classified as such in the financial statements. Such costs included data-processing and related costs, legal and professional, severance and write-off of duplicate fixed assets. As of December 31, 1999, substantially all of these costs have been paid.
    On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc., an originator of manufactured home loans. Aggregate consideration consisted of 76,000 shares of common stock with an aggregate value of $1,783,000. The assets purchased and liabilities assumed have been recorded at fair value. Goodwill totaled approximately $2,000,000 and is being amortized over 15 years.
    On June 12, 1998, one of the Banks purchased the real and personal property and assumed the deposit liabilities associated with two offices of Great Lakes National Bank. On that date, deposits totaled $18,300,000 and the Bank recorded an intangible asset of $1,300,000 which is being amortized over 10 years. The assets purchased and the liabilities assumed have been recorded at fair value.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS
    The Banks' legal reserve requirements were satisfied by average vault cash of $10,932,000 during 1999. During 1998, such requirements were satisfied by average vault cash and by maintaining non-interest earning balances with the Federal Reserve Bank of $10,450,000 and $2,745,000, respectively. The Banks do not maintain compensating balances with correspondent banks.


NOTE 4-SECURITIES
    Securities available for sale consist of the following at December 31:


                                                                  Amortized               Unrealized              Fair
                                                                    Cost             Gains          Losses        Value
---------------------------------------------------------------------------------------------------------------------------
1999
   U.S. Treasury ...........................................      $    303,000                  $      2,000   $    301,000
   U.S. Government agencies ................................         1,970,000   $     30,000        126,000      1,874,000
   Mortgage-backed securities ..............................        55,148,000        824,000        326,000     55,646,000
   Obligations of states and political subdivisions ........       118,955,000        320,000      4,155,000    115,120,000
   Other securities ........................................        22,388,000         60,000         89,000     22,359,000
                                                                  ------------   ------------   ------------   ------------
       Total ...............................................      $198,764,000   $  1,234,000   $  4,698,000   $195,300,000
                                                                  ============   ============   ============   ============
1998
   U.S. Treasury ...........................................      $  4,301,000   $     27,000                  $  4,328,000
   U.S. Government agencies ................................        10,665,000        375,000                    11,040,000
   Mortgage-backed securities ..............................        82,526,000      1,047,000   $    104,000     83,469,000
   Obligations of states and political subdivisions ........        40,826,000      1,525,000         25,000     42,326,000
   Other securities ........................................        14,304,000        157,000                    14,461,000
                                                                  ------------   ------------   ------------   ------------
       Total ...............................................      $152,622,000   $  3,131,000   $    129,000   $155,624,000
                                                                  ============   ============   ============   ============

    Securities held to maturity consist of the following at December 31:


                                                                  Amortized               Unrealized              Fair
                                                                    Cost             Gains          Losses        Value
---------------------------------------------------------------------------------------------------------------------------
1999
Mortgage-backed securities .................................     $ 59,467,000   $      1,000    $   865,000    $ 58,603,000
Obligations of states and political subdivisions ...........       11,148,000        236,000          1,000      11,383,000
Other securities ...........................................          500,000                                       500,000
                                                                 ------------   ------------    -----------    ------------
    Total ..................................................     $ 71,115,000   $    237,000    $   866,000    $ 70,486,000
                                                                 ============   ============    ===========    ============

1998
Mortgage-backed securities .................................     $130,060,000   $     80,000    $   119,000    $130,021,000
Obligations of states and political subdivisions ...........       16,563,000        682,000                     17,245,000
Other securities ...........................................       14,678,000                                    14,678,000
                                                                 ------------   ------------    -----------    ------------
    Total ..................................................     $161,301,000   $    762,000    $   119,000    $161,944,000
                                                                 ============   ============    ===========    ============

    The amortized cost and approximate fair value of securities at December 31, 1999, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                     Available For Sale               Held To Maturity
                                                                 Amortized           Fair         Amortized          Fair
                                                                   Cost              Value          Cost             Value
----------------------------------------------------------------------------------------------------------------------------
Maturing within one year ...............................      $  1,350,000       $  1,337,000    $  2,959,000   $  2,978,000
Maturing after one year but within five years ..........        14,757,000         14,822,000       6,652,000      6,798,000
Maturing after five years but within ten years .........        37,801,000         37,380,000       1,168,000      1,212,000
Maturing after ten years ...............................        86,205,000         82,612,000         369,000        395,000
                                                              ------------       ------------    ------------   ------------
                                                               140,113,000        136,151,000      11,148,000     11,383,000
Mortgage-backed securities .............................        55,148,000         55,646,000      59,467,000     58,603,000
Other securities .......................................         3,503,000          3,503,000         500,000        500,000
                                                              ------------       ------------    ------------   ------------
       Total ...........................................      $198,764,000       $195,300,000    $ 71,115,000   $ 70,486,000
                                                              ============       ============    ============   ============


    A summary of proceeds from the sale of securities and realized gains and losses follows:


                                                                             Realized      Realized
                                                              Proceeds         Gains        Losses
---------------------------------------------------------------------------------------------------
1999 .....................................                  $112,871,000     $ 23,000     $ 935,000
1998 .....................................                    11,271,000      267,000
1997 .....................................                    59,727,000      354,000        81,000

    During 1999, proceeds from the sale of securities held to maturity approximated $26,700,000 and are included in the table above. Such sales occurred in conjunction with the acquisition of MSB to address its interest-rate risk position.
    Securities with a book value of $56,388,000 and $86,760,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required by law.
    There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 1999 or 1998.

NOTE 5 - LOANS
    An analysis of the allowance for loan losses for the years ended December 31 follows:


                                                                       1999             1998            1997
---------------------------------------------------------------------------------------------------------------
Balance at beginning of period ................................    $ 11,557,000    $  9,639,000    $  8,815,000
   Provision charged to operating expense .....................       2,661,000       3,628,000       1,975,000
   Recoveries credited to allowance ...........................         746,000         655,000         590,000
   Loans charged against allowance ............................      (1,979,000)     (2,365,000)     (1,741,000)
                                                                   ------------    ------------    ------------
Balance at end of period ......................................    $ 12,985,000    $ 11,557,000    $  9,639,000
                                                                   ============    ============    ============

    Loans are presented net of deferred fees of $1,993,000 at December 31, 1999, and $1,683,000 at December 31, 1998.
    Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $5,279,000, $6,837,000 and $5,647,000 at December 31, 1999, 1998 and 1997, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $571,000, $588,000, and $442,000 of interest income would have been realized in 1999, 1998 and 1997, respectively. Interest income realized on these loans was approximately $280,000, $229,000 and $222,000 in 1999, 1998 and 1997,
respectively.
    Impaired loans totaled approximately $3,400,000, $4,000,000 and $3,200,000 at December 31, 1999, 1998 and 1997, respectively. The Banks' average investment in impaired loans was approximately $3,300,000, $4,300,000 and $3,700,000 in 1999, 1998 and 1997, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans in 1999, 1998 and 1997 was approximately $160,000, $199,000 and $197,000, respectively. Certain impaired loans with a balance of approximately $1,200,000, $1,800,000 and $1,700,000 had specific allocations of the allowance for loan losses calculated in accordance with SFAS #114 totaling approximately $400,000, $300,000 and $500,000 at December 31, 1999, 1998 and 1997, respectively.
    The Banks capitalized approximately $2,009,000, $3,451,000 and $1,057,000 of servicing rights relating to loans that were originated and sold during the years ended December 31, 1999, 1998 and 1997, respectively. Amortization of capitalized servicing rights during those years was $1,243,000, $1,014,000 and $389,000, respectively. The book value of capitalized mortgage servicing rights was $4,712,000 at December 31, 1999. The fair value of capitalized servicing rights at that same date was approximately $8,000,000, and therefore, no valuation allowance was considered necessary. The capitalized servicing rights relate to approximately $760,000,000 of loans sold and serviced at December 31, 1999.
    At December 31, 1999, 1998 and 1997, the Banks serviced loans totaling approximately $995,000,000, $905,000,000 and $749,000,000, respectively, for the benefit of third parties.


NOTE 6 - PROPERTY AND EQUIPMENT
    A summary of property and equipment at December 31 follows:


                                                                                    1999              1998
--------------------------------------------------------------------------------------------------------------
Land .......................................................................    $  5,663,000      $  5,442,000
Buildings ..................................................................      32,152,000        28,982,000
Equipment ..................................................................      24,969,000        21,836,000
                                                                                ------------      ------------
                                                                                  62,784,000        56,260,000
Accumulated depreciation and amortization ..................................     (25,202,000)      (20,988,000)
                                                                                ------------      ------------
       Property and equipment, net .........................................    $ 37,582,000      $ 35,272,000
                                                                                ============      ============


NOTE 7 - DEPOSITS
    A summary of interest expense on deposits for the years ended December 31 follows:


                                                                    1999           1998           1997
----------------------------------------------------------------------------------------------------------
Savings and NOW ............................................     $13,704,000    $13,912,000    $13,825,000
Time deposits under $100,000 ...............................      22,227,000     24,415,000     24,259,000
Time deposits of $100,000 or more ..........................       8,175,000      4,876,000      2,575,000
                                                                 -----------    -----------    -----------
       Total ...............................................     $44,106,000    $43,203,000    $40,659,000
                                                                 ===========    ===========    ===========

    Aggregate certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $182,067,000, $117,286,000, and $61,531,000 at
December 31, 1999, 1998 and 1997, respectively.

    A summary of the maturity of certificates of deposit at December 31, 1999 follows:

2000 ...........................................................................  $378,046,000
2001 ...........................................................................    91,259,000
2002 ...........................................................................    35,400,000
2003 ...........................................................................    11,535,000
2004 ...........................................................................    20,935,000
2005 and thereafter ............................................................    70,451,000
                                                                                  ------------
       Total ...................................................................  $607,626,000
                                                                                  ============


NOTE 8 - OTHER BORROWINGS
    A summary of other borrowings at December 31 follows:


                                                                                     1999           1998
------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank .....................................      $190,648,000    $172,354,000
Repurchase agreements ....................................................        20,000,000      45,000,000
Notes payable ............................................................        12,500,000      10,000,000
U.S. Treasury demand notes ...............................................         1,380,000       1,883,000
Other ....................................................................            42,000          12,000
                                                                                ------------    ------------
       Total .............................................................      $224,570,000    $229,249,000
                                                                                ============    ============

    Advances from the Federal Home Loan Bank ("FHLB") are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 160% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. Interest expense on advances amounted to $9,031,000, $13,953,000 and $13,793,000 for the years ending
December 31, 1999, 1998 and 1997, respectively.
    As members of the FHLB, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans, 0.3% of its total assets, or 5.0% of its outstanding advances. At December 31, 1999, the Banks were in compliance with the FHLB stock ownership requirements.
    Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 1999, advances totaling $10,000,000, with a stated maturity in 2002, are convertible in 2000 and advances totaling $10,000,000, with a stated maturity in 2008, are convertible in 2003.

    The maturity and weighted average interest rates of FHLB advances at December 31 follow:


                                                                      1999                            1998
                                                             Amount           Rate            Amount          Rate
--------------------------------------------------------------------------------------------------------------------
Fixed-rate advances
   1999 ..............................................                                     $  8,059,000        5.97%
   2000 ..............................................    $ 84,580,000        6.11%          59,895,000        6.21
   2001 ..............................................       3,230,000        5.90            2,000,000        5.86
   2002 ..............................................      10,000,000        5.65
   2003 ..............................................       9,515,000        5.36            9,515,000        5.36
   2005 and thereafter ...............................      24,267,000        5.95           24,385,000        5.95
                                                          ------------        ----         ------------        ----
     Total fixed-rate advances .......................     131,592,000        5.98          103,854,000        6.04
                                                          ------------        ----         ------------        ----
Variable-rate advances
   1999 ..............................................                                       68,500,000        5.21
   2000 ..............................................      59,056,000        4.63
                                                          ------------        ----         ------------        ----
     Total variable-rate advances ....................      59,056,000        4.63           68,500,000        5.21
                                                          ------------        ----         ------------        ----
       Total advances ................................    $190,648,000        5.56%        $172,354,000        5.71%
                                                          ============        ====         ============        ====

    Repurchase agreements are secured by mortgage-backed securities with book values of approximately $20.7 million and $47.4 million at December 31, 1999 and 1998, respectively. Such mortgage-backed securities were delivered to the primary dealers, including Merrill Lynch and Lehman Brothers, who arranged or were parties to the transactions.
    Repurchase agreements averaged $40.8 million and $64.5 million during 1999 and 1998. The maximum amounts outstanding at any month end during 1999 and 1998 were $45.0 million and $85.0 million, respectively. Interest expense on repurchase agreements totaled to $2,423,000, $3,925,000 and $7,251,000 for the years ending 1999, 1998 and 1997, respectively.

    The maturity and weighted average interest rates of repurchase agreements at December 31 follow:


                                                                       1999                        1998
                                                              Amount          Rate        Amount          Rate
---------------------------------------------------------------------------------------------------------------
2000 ...................................................                               $10,000,000        5.69%
2001 ...................................................                                15,000,000        5.99
2002 ...................................................   $20,000,000        5.69%     20,000,000        5.69
                                                           -----------        ----     -----------        ----
       Total repurchase agreements .....................   $20,000,000        5.69%    $45,000,000        5.79%
                                                           ===========        ====     ===========        ====

    At December 31, 1999 and 1998, the $20,000,000 repurchase agreement with a stated maturity in 2002 has an initial call by the other party of June 1998, followed by quarterly call options thereafter.
    The Company has established a $20,000,000 unsecured credit facility comprised of a $10,000,000 five-year term loan, payable in equal quarterly installments and a $10,000,000 revolving credit agreement. At December 31, 1999, the term note and the revolving credit facility had unpaid principal balances of $3,000,000 and $9,500,000, respectively. The term note and the revolving credit facility accrue interest at LIBOR, plus 1.00% and federal funds, plus .75%, respectively.

The maturity of the notes payable at December 31, 1999 follow:


--------------------------------------------------------------------
2000 ...........................................       $  11,500,000
2001 ...........................................           1,000,000
                                                       -------------
       Total ...................................       $  12,500,000
                                                       =============


NOTE 9 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES
    IBC Capital Finance, a trust subsidiary of the Company, has issued and outstanding, 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The preferred securities represent an interest in the Company's subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.
    The Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of December 31, 2026, at the option of the Company on or after December 31, 2001, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES
    The Company and the Banks are routinely engaged in legal proceedings and regulatory matters that have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by management to be material to the financial condition of the Company.
    During 1999 and 1997, the Company settled lawsuits against MSB for $2.0 million and $9.7 million, respectively. Such amounts were included in net income in the respective year. These lawsuits represent actions by shareholders of MSB which alleged certain violations of federal and state securities laws.


NOTE 11 - EARNINGS PER SHARE
    A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:


                                                                                        1999           1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Net income ...................................................................     $  8,669,000   $ 11,949,000   $  1,469,000
                                                                                   ============   ============   ============

Shares outstanding(1) ........................................................       11,417,000     11,312,000     11,156,000
   ESOP shares not committed to be released ..................................          (32,000)       (42,000)       (55,000)
                                                                                   ------------   ------------   ------------
     Shares outstanding for calculation of basic earnings per share ..........       11,385,000     11,270,000     11,101,000
   Effect of stock options ...................................................          125,000        157,000         83,000
                                                                                   ------------   ------------   ------------
     Shares outstanding for calculation of diluted earnings per share(1) .....       11,510,000     11,427,000     11,184,000
                                                                                   ============   ============   ============
Earning per share
   Basic .....................................................................     $        .76   $       1.06   $        .13
                                                                                   ============   ============   ============
   Diluted ...................................................................     $        .75   $       1.05   $        .13
                                                                                   ============   ============   ============

(1) Shares outstanding have been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in each year.

NOTE 12 - FEDERAL INCOME TAX
    The composition of federal income tax expense for the years ended December 31 follows:


                                                                     1999           1998          1997
---------------------------------------------------------------------------------------------------------
Current .....................................................    $ 2,380,000    $ 5,744,000   $ 2,249,000
Deferred ....................................................        913,000       (688,000)     (314,000)
                                                                 -----------    -----------   -----------
       Federal income tax expense ...........................    $ 3,293,000    $ 5,056,000   $ 1,935,000
                                                                 ===========    ===========   ===========

    A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 1999, 1998 and 1997 to income before federal income tax for the years ended December 31 follows:



                                                                                     1999          1998            1997
---------------------------------------------------------------------------------------------------------------------------
Statutory rate applied to income before federal income tax .............        $ 4,187,000    $ 5,952,000     $ 1,191,000
Tax-exempt interest income .............................................         (1,506,000)      (961,000)       (906,000)
Amortization of goodwill ...............................................            265,000        270,000         226,000
Non-deductible costs ...................................................            466,000                      1,504,000
Other, net .............................................................           (119,000)      (205,000)        (80,000)
                                                                                -----------    -----------     -----------
       Federal income tax expense ......................................        $ 3,293,000    $ 5,056,000     $ 1,935,000
                                                                                ===========    ===========     ===========

    The deferred federal income tax expense of $913,000 in 1999 and the deferred federal income tax benefit of $688,000 and $314,000 in 1998 and 1997, respectively, resulted from the tax effect of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:


                                                                                       1999             1998
----------------------------------------------------------------------------------------------------------------
Deferred tax assets
   Net operating loss carryforward .............................................   $10,707,000       $11,429,000
   Allowance for loan losses ...................................................     3,967,000         3,479,000
   Unrealized loss on securities available for sale ............................     1,180,000
   Deferred compensation .......................................................       695,000           856,000
   Alternative minimum tax credit carryforwards ................................       617,000           617,000
   Purchase discounts ..........................................................       462,000           415,000
   Deferred credit life premiums ...............................................       117,000           206,000
   Other .......................................................................       736,000           744,000
                                                                                   -----------       -----------
     Gross deferred tax assets .................................................    18,481,000        17,746,000
                                                                                   -----------       -----------
Deferred tax liabilities
   Mortgage servicing rights ...................................................     1,569,000         1,297,000
   Fixed assets ................................................................       402,000           452,000
   Deferred loan fees ..........................................................       342,000            96,000
   Unrealized gain on securities available for sale ............................                       1,020,000
                                                                                                     -----------
     Gross deferred tax liabilities ............................................     2,313,000         2,865,000
                                                                                   -----------       -----------
       Net deferred tax assets .................................................   $16,168,000       $14,881,000
                                                                                   ===========       ===========

    At December 31, 1999, the Company had a net operating loss ("NOL") carryforward of approximately $31,500,000 which, if not used against taxable income, will expire as follows:

2004 ..................................................................       $ 4,429,000
2007 ..................................................................           164,000
2008 ..................................................................        15,260,000
2009 ..................................................................            81,000
2010 ..................................................................         6,779,000
2011 ..................................................................           929,000
2012 ..................................................................           411,000
2018 ..................................................................         3,437,000
                                                                              -----------
       Total ..........................................................       $31,490,000
                                                                              ===========

    The use of the $31,500,000 NOL carryforward, which was acquired from MSB, is limited to $2,900,000 per year. Such limitations are the result of changes in control as defined in the Internal Revenue Code.
    Management believes that the tax benefits associated with the deferred tax assets acquired from MSB will more likely than not be realized, and therefore no valuation allowance is considered necessary. As a result, and in conjunction with pooling of interests accounting, prior period financial statements have been restated as if no valuation allowance had been recognized by MSB.


NOTE 13 - EMPLOYEE BENEFIT PLANS
    The Company maintains stock option plans for its non-employee directors as well as certain officers of the Company and the Banks. An aggregate of 945,000 shares of common stock has been authorized for issuance under the plans. Certain option grants are contingent upon the approval of additional authorized shares by the Company's shareholders. Options that were granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.
    The Company has elected to provide pro forma disclosures for its net income and earnings per share as if it had adopted the fair value accounting method for stock-based compensation.
    The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:


                                                                                       1999         1998       1997
--------------------------------------------------------------------------------------------------------------------
Expected dividend yield ........................................................       3.35%        1.98%      2.86%
Risk-free interest rate ........................................................       5.04         5.65       6.76
Expected life ..................................................................    5 years      5 years    5 years
Expected volatility ............................................................      15.52%       23.78%     14.41%
Per share weighted-average fair value ..........................................      $4.21        $6.12      $2.81

    The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:


                                                                  1999              1998             1997
------------------------------------------------------------------------------------------------------------
Net income
   As reported ................................               $ 8,669,000       $ 11,949,000     $ 1,469,000
   Pro-forma ..................................                 8,353,000         11,424,000       1,255,000
Income per share
   Basic
     As reported ..............................               $       .76       $       1.06     $       .13
     Pro-forma ................................                       .73               1.01             .11
   Diluted
     As reported ..............................               $       .75       $       1.05     $       .13
     Pro-forma ................................                       .73               1.00             .11

    A summary of outstanding stock option grants and transactions follows:


                                                                             Number          Average
                                                                               Of           Exercise
                                                                             Shares           Price
----------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1997 ..........................................    506,837         $ 9.66
   Granted ..............................................................    117,039          15.04
   Exercised ............................................................    (81,768)          6.34
                                                                            --------         ------
Outstanding at December 31, 1997 ........................................    542,108          11.32
   Granted ..............................................................    132,034          21.58
   Exercised ............................................................    (43,066)          6.85
                                                                            --------         ------
Outstanding at December 31, 1998 ........................................    631,076          13.77
   Granted ..............................................................    115,298          15.95
   Exercised ............................................................    (89,883)          6.18
                                                                            --------         ------
Outstanding at December 31, 1999 ........................................    656,491         $15.19
                                                                            ========         ======

    At December 31, 1999, the range of exercise prices of outstanding options was $5.21 to $23.89.

The Company maintains 401(k) and employee stock ownership plans covering substantially all full-time employees of the Company and its subsidiaries.
The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. At December 31, 1999, the Company is in the process of merging the employee stock ownership plan of MSB ("MSB ESOP") with the Company's plan. The merger of these plans is dependent upon the receipt of a favorable determination by the Internal Revenue Service, which is expected to be received during 2000. Upon merger of these plans, the outstanding loan balance of the MSB ESOP, which is shown as a reduction to shareholders' equity at December 31, 1999 and 1998, will be retired. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. During 1999, 1998 and 1997, $1,388,000, $1,564,000
and $1,389,000 respectively, was expensed for these retirement plans.
    Officers of the Company and subsidiaries participate in various performance-based compensation plans. Prior to 1999, the Company maintained the Incentive Share Grant Plan which provided that the Board of Directors, at its sole discretion, may award restricted shares of common stock to the participants in the Management Incentive Compensation Plan in lieu of cash bonuses. The market value of such incentive shares at the date of grant was equal to twice the amount of the cash incentive otherwise payable. The Incentive Share Grant plan was terminated during 1999 in favor of cash incentive payments and stock option grants. Amounts expensed for all incentive plans totaled $1,920,000, $1,943,000, and $1,639,000, in 1999, 1998 and 1997, respectively.
    Substantially all salaried employees of MSB were covered by the multi-employer Financial Institutions Retirement Fund ("FIRF"). Effective January 1, 2000, MSB withdrew as a participant in the FIRF and all employees became 100% vested. As of June 30, 1999, the aggregate market value of the assets held by the FIRF exceeded the value of the vested benefits.
    There was no pension expense or required contribution for 1999, 1998 or 1997. The FIRF does not segregate the assets, liabilities or costs by participating employer. Significant actuarial assumptions include a 5.5% rate of compensation increase for 1999, 1998 and 1997. The return on assets held by the FIRF and the weighted-average discount rate was 8% in 1999, 1998 and 1997.
    The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
         In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, standby letters of credit and interest-rate derivatives. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

    A summary of financial instruments with off-balance sheet risk at December 31 follows:


                                                                                              1999               1998
---------------------------------------------------------------------------------------------------------------------------
Financial instruments whose risk is represented by contract amounts
   Commitments to extend credit ............................................             $ 134,103,000        $ 192,463,000
   Standby letters of credit ...............................................                26,518,000           32,924,000

Interest-rate derivative financial instruments
   Interest-rate cap agreements
     Notional amount .......................................................             $  29,000,000        $  26,000,000
     Strike(1) .............................................................                      6.51%                6.69%
     Weighted-average maturity .............................................                 4.0 years            1.2 years
     Amortized cost ........................................................             $     792,000        $      70,000
     Fair value ............................................................                   900,000               10,000
   Interest-rate floor agreements
     Notional amount .......................................................             $   8,000,000
     Strike(1) .............................................................                      5.17%
     Weighted-average maturity .............................................                 2.3 years
     Amortized cost ........................................................             $      27,000
     Fair value ............................................................                     9,000
   Interest-rate collar agreements
     Notional amount .......................................................             $   7,000,000        $  10,000,000
     Cap strike(1) .........................................................                      6.38%                6.42%
     Floor strike(1) .......................................................                      5.75                 5.71
     Weighted-average maturity .............................................                 1.0 years            1.7 years
     Fair value ............................................................             $      13,000        $    (137,000)
   Interest-rate swap agreements (pay fixed)
     Notional amount .......................................................             $  69,500,000        $  54,500,000
     Rate paying ...........................................................                      5.51%                5.28%
     Rate receiving ........................................................                      6.10                 5.27
     Weighted-average maturity .............................................                 2.7 years            2.7 years
     Fair value ............................................................             $   1,485,000        $    (401,000)
   Interest-rate swap agreements (pay variable)
     Notional amount .......................................................             $  81,000,000        $  25,000,000
     Rate paying ...........................................................                      5.96%                5.10%
     Rate receiving ........................................................                      6.40                 5.89
     Weighted-average maturity .............................................                 7.4 years            9.0 years
     Fair value ............................................................             $  (2,446,000)       $    (118,000)

(1) The index used for the strike price is 3 or 6 month LIBOR.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.
    Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

NOTE 15 - RELATED PARTY TRANSACTIONS
    Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 1999 and 1998.
    A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:


                                                                                     1999             1998
-------------------------------------------------------------------------------------------------------------
Balance at beginning of period .......................................          $ 13,872,000     $  3,754,000
   New loans and advances ............................................            16,099,000       13,859,000
   Repayments ........................................................           (13,142,000)      (3,741,000)
                                                                                ------------     ------------
Balance at end of period .............................................          $ 16,829,000     $ 13,872,000
                                                                                ============     ============


NOTE 16 - OTHER NON-INTEREST EXPENSES
    Other non-interest expenses for the years ended December 31 follow:


                                                                      1999           1998           1997
-----------------------------------------------------------------------------------------------------------
Computer processing ........................................      $ 3,356,000    $ 2,912,000    $ 2,411,000
Advertising ................................................        2,545,000      2,176,000      1,905,000
Communications .............................................        2,257,000      2,160,000      1,826,000
Amortization of intangible assets ..........................        1,742,000      1,692,000      1,523,000
Supplies ...................................................        1,661,000      1,431,000      1,185,000
FDIC insurance .............................................        1,392,000      1,410,000      1,536,000
Loan and collection ........................................        1,348,000      1,554,000      1,146,000
Other ......................................................        4,825,000      6,189,000      5,845,000
                                                                  -----------    -----------    -----------
       Total non-interest expense ..........................      $19,126,000    $19,524,000    $17,377,000
                                                                  ===========    ===========    ===========


NOTE 17 - REGULATORY MATTERS
    Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 1999, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval is approximately $43,800,000. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by Management and in accordance with guidelines of regulatory authorities.
    The Company and the Banks are also subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on the Company's financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets.

    Actual capital amounts and ratios for the Company and the Banks at December 31, 1999 follow:



                                                                                 Minimum Ratios             Minimum Ratios For
                                                                                 For Adequately              Well-Capitalized
                                                          Actual            Capitalized Institutions           Institutions
                                                    Amount       Ratio          Amount       Ratio          Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
Total capital to risk-weighted assets
   Consolidated ...............................  $124,749,000    10.41%   $ 95,853,000        8.00%     $119,817,000      10.00%
   Independent Bank ...........................    30,780,000    10.20      24,124,000        8.00        30,178,000      10.00
   Independent Bank West Michigan .............    24,668,000    10.64      18,552,000        8.00        23,190,000      10.00
   Independent Bank South Michigan ............    14,607,000    10.23      11,424,000        8.00        14,280,000      10.00
   Independent Bank East Michigan .............    22,510,000    10.91      16,506,000        8.00        20,633,000      10.00
   Independent Bank MSB .......................    31,614,000    10.36      24,418,000        8.00        30,522,000      10.00

Tier 1 capital to risk-weighted assets
   Consolidated ...............................  $111,764,000     9.33%   $ 47,927,000        4.00%     $ 71,890,000       6.00%
   Independent Bank ...........................    27,272,000     9.04      12,071,000        4.00        18,107,000       6.00
   Independent Bank West Michigan .............    21,766,000     9.39       9,276,000        4.00        13,914,000       6.00
   Independent Bank South Michigan ............    12,819,000     8.96       5,712,000        4.00         8,568,000       6.00
   Independent Bank East Michigan .............    20,358,000     9.87       8,253,000        4.00        12,380,000       6.00
   Independent Bank MSB .......................    29,403,000     9.63      12,209,000        4.00        18,313,000       6.00

Tier 1 capital to average assets
   Consolidated ...............................  $111,764,000     6.56%   $ 68,162,000        4.00%     $ 85,203,000       5.00%
   Independent Bank ...........................    27,272,000     6.78      16,092,000        4.00        20,115,000       5.00
   Independent Bank West Michigan .............    21,766,000     6.97      12,497,000        4.00        15,622,000       5.00
   Independent Bank South Michigan ............    12,819,000     6.98       7,341,000        4.00         9,176,000       5.00
   Independent Bank East Michigan .............    20,358,000     7.04      11,565,000        4.00        14,457,000       5.00
   Independent Bank MSB .......................    29,403,000     5.64      20,846,000        4.00        26,057,000       5.00



NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS
    Most of the Company's assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is the Company's general practice and intent to hold the majority of its financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
    Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.
    Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks.
    The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.
    Financial instruments with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.
    Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

    The estimated fair values and recorded book balances at December 31 follow:


                                                                          1999                              1998
                                                                Estimated        Recorded         Estimated       Recorded
                                                                  Fair             Book             Fair            Book
                                                                  Value           Balance           Value         Balance
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
ASSETS
   Cash and due from banks .............................   $   58,600         $   58,600         $   53,900     $   53,900
   Securities available for sale .......................      195,300            195,300            155,600        155,600
   Securities held to maturity .........................       70,500             71,100            161,900        161,300
   Net loans and loans held for sale ...................    1,267,000          1,290,600          1,201,500      1,186,300

LIABILITIES
   Deposits with no stated maturity ....................   $  703,000         $  703,000         $  683,700     $  683,700
   Deposits with stated maturity .......................      604,200            607,600            575,800        571,800
   Other borrowings ....................................      281,200            284,200            274,500        269,100

    The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance.
    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.
    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, the value of future earnings attributable to off-balance sheet activities and the value of assets and liabilities that are not considered financial instruments.
    Fair value estimates for deposit accounts do not include the value of the substantial core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

NOTE 19 - OPERATING SEGMENTS
    The Company's reportable segments are based upon legal entities. The Company has five reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM"), Independent Bank East Michigan ("IBEM") and Independent Bank MSB ("IBMSB"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. The Company evaluates performance based principally on net income of the respective reportable segments.
    A summary of selected financial information for the Company's reportable segments follows:


                                    IB         IBWM        IBSM         IBEM         IBMSB     Other(1)       Total
----------------------------------------------------------------------------------------------------------------------
                                                                   (in thousands)
1999
   Total assets ............... $ 410,744    $323,847   $ 196,665    $ 308,733     $ 475,475   $  9,741   $  1,725,205
   Interest income ............    29,039      25,958      13,562       20,470        36,456         25        125,510
   Net interest income ........    17,740      16,182       8,203       12,495        14,311     (2,151)        66,780
   Provision for loan losses ..       600         540         220          615           686                     2,661
   Income (loss) before
     income tax ...............     6,573       6,069       3,074        3,944        (4,104)    (3,594)        11,962
   Net income (loss) ..........     4,640       4,198       2,345        3,040        (2,966)    (2,588)         8,669

1998
   Total assets ............... $ 361,936    $276,385   $ 174,396    $ 268,559     $ 575,635   $  3,982   $  1,660,893
   Interest income ............    28,439      24,825      13,764       19,012        39,835         33        125,908
   Net interest income ........    17,022      15,107       8,010       11,428        12,008     (2,334)        61,241
   Provision for loan losses ..       940       1,050         340          713           585                     3,628
   Income (loss) before
     income tax ...............     6,363       5,456       3,019        3,276         2,658     (3,767)        17,005
   Net income (loss) ..........     4,401       3,814       2,205        2,397         1,728     (2,596)        11,949

1997
   Total assets ............... $ 346,765    $231,729   $ 152,694    $ 246,815     $ 657,062   $  5,814   $  1,640,879
   Interest income ............    27,184      20,105      12,179       17,920        42,497         26        119,911
   Net interest income ........    15,740      12,286       6,835       10,294        11,254     (2,516)        53,893
   Provision for loan losses ..       820         260         265          405           225                     1,975
   Income (loss) before
     income tax ...............     5,988       4,588       2,652        2,907        (9,155)    (3,576)         3,404
   Net income (loss) ..........     4,129       3,225       1,938        2,102        (7,455)    (2,470)         1,469

(1) Includes items relating to the Company and certain insignificant operations.


NOTE 20 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL
INFORMATION
    Presented below are condensed financial statements for the parent company.


CONDENSED STATEMENTS OF FINANCIAL CONDITION                                                  December 31,
                                                                                         1999             1998
------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks .....................................................    $  2,268,000      $  1,543,000
   Investment in subsidiaries ..................................................     137,810,000       140,945,000
   Other assets ................................................................       7,157,000         5,381,000
                                                                                    ------------      ------------
       Total Assets ............................................................    $147,235,000      $147,869,000
                                                                                    ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable ...............................................................    $ 12,500,000      $ 10,000,000
   Subordinated debentures .....................................................      17,783,000        17,783,000
   Other liabilities ...........................................................       3,206,000         3,044,000
   Shareholders' equity ........................................................     113,746,000       117,042,000
                                                                                    ------------      ------------
       Total Liabilities and Shareholders' Equity ..............................    $147,235,000      $147,869,000
                                                                                    ============      ============


CONDENSED STATEMENTS OF OPERATIONS                                                        Year Ended December 31,
                                                                                     1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
   Dividends from subsidiaries ..............................................   $  9,100,000   $  8,175,000   $  7,400,000
   Management fees from subsidiaries and other income .......................     10,242,000      8,444,000      6,755,000
                                                                                ------------   ------------   ------------
     Total Operating Income .................................................     19,342,000     16,619,000     14,155,000
                                                                                ------------   ------------   ------------

OPERATING EXPENSES
   Interest expense .........................................................      2,176,000      2,367,000      2,542,000
   Administrative and other expenses ........................................     12,078,000      9,962,000      7,871,000
                                                                                ------------   ------------   ------------
     Total Operating Expenses ...............................................     14,254,000     12,329,000     10,413,000
                                                                                ------------   ------------   ------------
     Income Before Federal Income Tax and Undistributed Net Income
       of Subsidiaries ......................................................      5,088,000      4,290,000      3,742,000
Federal income tax credit ...................................................      1,209,000      1,289,000      1,188,000
                                                                                ------------   ------------   ------------
     Income Before Equity in Undistributed Net Income of Subsidiaries .......      6,297,000      5,579,000      4,930,000
Equity in undistributed net income of subsidiaries ..........................      2,372,000      6,370,000     (3,461,000)
                                                                                ------------   ------------   ------------
       Net Income ...........................................................   $  8,669,000   $ 11,949,000   $  1,469,000
                                                                                ============   ============   ============



CONDENSED STATEMENTS OF CASH FLOWS                                                          Year Ended December 31,
                                                                                     1999              1998            1997
-------------------------------------------------------------------------------------------------------------------------------
Net Income ................................................................      $  8,669,000     $ 11,949,000     $  1,469,000
                                                                                 ------------     ------------     ------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
     and accretion of discounts on securities and loans ...................           787,000          540,000          437,000
   (Increase) decrease in other assets ....................................           993,000         (559,000)        (238,000)
   Increase in other liabilities ..........................................           213,000        2,975,000          478,000
   Equity in undistributed net income of subsidiaries .....................        (2,372,000)      (6,370,000)       3,461,000
                                                                                 ------------     ------------     ------------
     Total Adjustments ....................................................          (379,000)      (3,414,000)       4,138,000
                                                                                 ------------     ------------     ------------
     Net Cash from Operating Activities ...................................         8,290,000        8,535,000        5,607,000
                                                                                 ------------     ------------     ------------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of securities available for sale ..............................                           (100,000)
   Maturity of securities available for sale ..............................           100,000
   Capital expenditures ...................................................        (2,264,000)      (2,264,000)        (807,000)
   Investment in subsidiaries .............................................                         (3,383,000)
                                                                                 ------------     ------------     ------------
     Net Cash from Investing Activities ...................................        (2,164,000)      (5,747,000)        (807,000)
                                                                                 ------------     ------------     ------------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings ....................................         4,500,000
   Retirement of long-term debt ...........................................        (2,000,000)      (2,000,000)      (2,000,000)
   Dividends paid .........................................................        (4,587,000)      (3,587,000)      (3,186,000)
   Repurchase of common stock .............................................        (4,331,000)
   Proceeds from issuance of common stock .................................         1,017,000          948,000          806,000
                                                                                 ------------     ------------     ------------
     Net Cash from Financing Activities ...................................        (5,401,000)      (4,639,000)      (4,380,000)
                                                                                 ------------     ------------     ------------
     Net Increase (Decrease) in Cash and Cash Equivalents .................           725,000       (1,851,000)         420,000
Cash and Cash Equivalents at Beginning of Period ..........................         1,543,000        3,394,000        2,974,000
                                                                                 ------------     ------------     ------------
       Cash and Cash Equivalents at End of Period .........................      $  2,268,000     $  1,543,000     $  3,394,000
                                                                                 ============     ============     ============

                               QUARTERLY SUMMARY


                                                     Reported Sale Prices of Common Shares                    Cash Dividends
                                                      1999                               1998                     Declared
                                           ----------------------------------------------------------------
                                           High        Low       Close        High        Low        Close      1999     1998
------------------------------------------------------------------------------------------------------------------------------
First quarter ..................      $   20.11   $   14.76   $   15.18   $   26.91   $   22.83   $   23.58   $   .09  $   .08
Second quarter .................          16.61       13.75       16.55       28.73       22.38       26.60       .09      .08
Third quarter ..................          17.14       14.05       14.58       26.53       18.82       20.07       .13      .08
Fourth quarter .................          17.31       12.75       14.63       23.33       17.14       19.29       .14      .09

    The Company has approximately 2,400 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP". The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.
    In addition to the provisions of the Michigan Business Corporations Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See Note 17 to the Consolidated Financial Statements.)



                      QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of selected quarterly results of operations for the years ended December 31 follows:



                                                                                  Three Months Ended
                                                                March           June          September        December
                                                                  31,            30,              30,             31,
-------------------------------------------------------------------------------------------------------------------------
1999
   Interest income ......................................   $ 30,779,000    $ 30,894,000     $ 31,764,000    $ 32,073,000
   Net interest income ..................................     16,176,000      16,552,000       17,139,000      16,913,000
   Non-recurring charges ................................                                       6,743,000       1,257,000
   Provision for loan losses ............................        666,000         655,000          645,000         695,000
   Income (loss) before income tax expense (benefit) ....      4,667,000       4,978,000       (1,564,000)      3,881,000
   Net income (loss) ....................................      3,271,000       3,501,000       (1,179,000)      3,076,000

   Income (loss) per share
     Basic ..............................................   $        .29    $        .30     $       (.10)   $        .27
     Diluted ............................................            .28             .30             (.10)            .27

1998
   Interest income ......................................   $ 31,197,000    $ 31,672,000     $ 31,635,000    $ 31,404,000
   Net interest income ..................................     14,675,000      15,201,000       15,476,000      15,889,000
   Provision for loan losses ............................        743,000         790,000        1,035,000       1,060,000
   Income before income tax expense .....................      3,967,000       4,167,000        4,275,000       4,596,000
   Net income ...........................................      2,786,000       2,923,000        3,019,000       3,221,000

   Income per share
     Basic ..............................................   $        .25    $        .26     $        .27    $        .28
     Diluted ............................................            .25             .26              .26             .28

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K
         Shareholders may obtain, without charge, a copy of Form 10-K, the 1999 Annual Report to the Securities and Exchange Commission, by writing to William
R. Kohls, Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846.


PRESS RELEASES
    The Company's press releases, including earnings and dividend announcements as well as other financial information, are available on the Company's website at www.ibcp.com.


NOTICE OF ANNUAL MEETING
    The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 18, 2000, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.


TRANSFER AGENT AND REGISTRAR
    State Street Bank & Trust Company, (c/o EquiServe Limited Partnership, P.O. Box 8200, Boston, Massachusetts 02266-8200, #800/426-5523, www.equiserve.com) serves as transfer agent and registrar of the Company's common stock.


DIVIDEND REINVESTMENT
    The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases up to $5,000 per quarter are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.



                        EXECUTIVE OFFICERS AND DIRECTORS


EXECUTIVE OFFICERS

    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank
      Corporation
    Jeffrey A. Bratsburg, Chairman of the Board, Independent Bank West Michigan Ronald L. Long, President and Chief Executive Officer, Independent Bank East
      Michigan
    Michael M. Magee, Jr., President and Chief Executive Officer, Independent
      Bank
    David C. Reglin, President and Chief Executive Officer, Independent Bank
      West Michigan
    Robert N. Shuster, President and Chief Executive Officer, Independent Bank
      MSB
    Edward B. Swanson, President and Chief Executive Officer, Independent Bank
      South Michigan
    William R. Kohls, Executive Vice President and Chief Financial Officer,
      Independent Bank Corporation


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