Form 10-K405/A, Exhibit 13
period 1999-12-31
INDEPENDENT BANK CORP /MI/
filed 2000-07-20
CIK 39311

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


                              RESULTS OF OPERATIONS


    SUMMARY. Net income totaled $8,669,000 in 1999 compared to $11,949,000 and $1,469,000 in 1998 and 1997, respectively. The Company's results of operation for 1999 reflect merger-related charges, which include a net loss on the sale of securities as well as settlement costs relating to a shareholder suit against MSB. Net income for 1997 also reflects a charge to settle a similar lawsuit against MSB. These charges, net of federal income taxes, totaled $5,750,000 in 1999 and $8,125,000 in 1997. (See "Non-interest income" and "Non-interest expense.")




MERGER RELATED CHARGES AND LITIGATION SETTLEMENT        Year Ended December 31,
                                                               1999
-------------------------------------------------------------------------------
Litigation settlement....................................   $  2,025,000
Data processing termination costs(1).....................      1,210,000
Legal and professional...................................      1,133,000
Severance................................................        683,000
Write-off of fixed assets................................        910,000
Loss on sale of securities...............................        772,000
Data processing conversion costs(2)......................        467,000
Other....................................................        800,000
                                                            ------------
  Total charges..........................................      8,000,000
Federal income tax benefit...............................     (2,250,000)
                                                            ------------
    Net charges..........................................   $  5,750,000
                                                            ============



(1) Represents costs to terminate MSB's contract with its third party data processor.
(2) Represents costs to convert MSB's data processing system to the Company's data processing system.

    Excluding consideration of these charges, the Company's earnings would have increased by 21% to $14,419,000 in 1999. A year earlier, net income would have increased by 25% to $11,949,000 from $9,594,000 in 1997. These increases principally reflect increases in net interest income. The increase in operating earnings during 1999 also reflects a decline in the provision for loan losses.







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


    NON-INTEREST EXPENSE. Merger-related restructuring charges and the cost to settle shareholder suits against MSB are included in non-interest expense. Such expenses totaled $7,228,000 and $9,650,000 in 1999 and 1997, respectively. Excluding these charges, non-interest expense totaled $62,252,000 in 1999 compared to $59,726,000 in 1998 and $51,152,000 in 1997.



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


    In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Periodically, Management evaluates and refines this methodology to reflect current trends and developments.

    The first element reflects Management's estimate of probable losses based upon its systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

    The second element reflects the application of Management's eight point rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category. The lower the rating assigned to a loan or category, the greater the allocation percentage is applied.

    The third element is determined by assigning loss allocations based principally upon the ten year average of charge-offs experienced for each type of loan. These average charge-offs are weighted to place additional emphasis on the most recent years in the ten year average and may be further adjusted based on the current delinquency rate. Charge-off analyses are conducted annually.

    The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects Management's attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. Management considers a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size and the general terms of the loan portfolios. (See "Provision for loan losses.")

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                       1999         1998       1997
                                                    ---------------------------------
Specific allocations                                   400,000     300,000    500,000
Other adversely rated loans                          2,739,000   2,302,000  1,784,000
Historical loss allocations                          4,063,000   3,576,000  2,897,000
Additional allocations based on subjective factors   5,783,000   5,379,000  4,512,000
                                                    ---------------------------------
                                                    12,985,000  11,557,000  9,693,000
                                                    =================================


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


(1)Simulation analyses calculate the change in the net present value of the Company's assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.



(2)Simulation analyses calculate the change in net interest income under parallel shifts in interest rates over the next twelve months, are based upon a static balance sheet, including debt and related financial derivative instruments, and do not consider loan fees.



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

                      SELECTED CONSOLIDATED FINANCIAL DATA




                                                                                    Year Ended December 31,
                                                                 1999         1998(1)         1997(1)      1996(1)        1995(1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
      Interest income .....................................   $  125,510    $  125,908    $  119,911    $  102,350    $   93,558
      Interest expense ....................................       58,730        64,667        66,018        56,984        54,368
                                                              ------------------------------------------------------------------
        Net interest income ...............................       66,780        61,241        53,893        45,366        39,190
      Provision for loan losses ...........................        2,661         3,628         1,975         1,413           805
      Net gains on the sale of real estate
        mortgage loans ....................................        4,247         7,052         2,899         2,480         1,337
      Other non-interest income ...........................       13,848        12,066         9,389         6,950         4,694
      Merger related charges and litigation settlements....        8,000                       9,650
      Other non-interest expenses .........................       62,252        59,726        51,152        42,365        36,792
                                                              ------------------------------------------------------------------
        Income before federal income tax expense ..........       11,962        17,005         3,404        11,018         7,624
      Federal income tax expense ..........................        3,293         5,056         1,935         3,239         2,040
                                                              ------------------------------------------------------------------
            Net income ....................................   $    8,669    $   11,949    $    1,469    $    7,779    $    5,584
                                                              ==================================================================
PER COMMON SHARE DATA (2)
   Income
     Basic ................................................   $      .76    $     1.06    $      .13    $      .71    $      .51
     Diluted ..............................................          .75          1.05           .13           .71           .51
   Cash dividends declared ................................          .45           .33           .29           .26           .23
   Book value .............................................        10.12         10.31          9.35          9.36          8.92

SELECTED BALANCES
   Assets .................................................   $1,725,205    $1,660,893    $1,640,879    $1,564,307    $1,321,813
   Loans ..................................................    1,290,641     1,152,139     1,061,252       862,207       613,527
   Allowance for loan losses ..............................       12,985        11,557         9,693         8,815         6,966
   Deposits ...............................................    1,310,602     1,255,544     1,121,298     1,082,841       838,747
   Shareholders' equity ...................................      113,746       117,042       104,625       103,367        98,007
   Long-term debt .........................................        1,000         3,000         5,000         7,000

SELECTED RATIOS
   Tax equivalent net interest income
     to average earning assets ............................         4.47%         4.08%         3.66%         3.46%         3.09%
   Net income to
     Average equity .......................................         7.26         10.72          1.37          7.80          6.00
     Average assets .......................................          .52           .72           .09           .55           .41
   Average shareholders' equity to
     average assets .......................................         7.16          6.76          6.69          7.06          6.87
   Tier 1 leverage (tangible equity capital) ratio ........         6.52          6.65          6.11          6.40          7.04
   Non-performing loans to Portfolio Loans ................          .41           .59           .53           .50           .49




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


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                                                                           Accumulated
                                                                                              Other
                                                                                             Compre-      Unearned        Total
                                                 Common         Capital       Retained       hensive        ESOP      Shareholders'
                                                  Stock         Surplus       Earnings    Income (Loss)    Shares         Equity
------------------------------------------------------------------------------------------------------------------------------------
   Balances at January 1, 1997 ..............   $ 9,540,000   $42,043,000  $  53,160,000  $   (25,000) $ (1,351,000)   $103,367,000
   Net income for 1997 ......................                                  1,469,000                                  1,469,000
   Cash dividends declared, $.29 per share ..                                 (3,261,000)                                (3,261,000)
   5% stock dividend ........................       480,000    10,202,000    (10,703,000)                                   (21,000)
   Issuance of 114,718 shares of common stock       115,000     1,322,000                                                 1,437,000
   Cash in lieu of fractional shares for
     three-for-two stock split ..............                      (8,000)                                                   (8,000)
   Net change in unrealized loss on
      securities available for sale, net of
      $726,000 of related tax effect ........                                               1,410,000                     1,410,000
   ESOP loan guarantee payment and
      valuation adjustment ..................                    (116,000)                                  348,000         232,000
                                                -----------------------------------------------------------------------------------
   Balances at December 31, 1997 ............    10,135,000    53,443,000     40,665,000    1,385,000    (1,003,000)    104,625,000
   Net income for 1998 ......................                                 11,949,000                                 11,949,000
   Cash dividends declared, $.33 per share ..                                 (3,688,000)                                (3,688,000)
   5% stock dividend ........................       514,000     9,759,000    (10,287,000)                                   (14,000)
   Issuance of 165,719 shares of common stock       166,000     3,320,000                                                 3,486,000
   Cash in lieu of fractional shares for
     three-for-two stock split ..............                     (13,000)                                                  (13,000)
   Net change in unrealized gain on
      securities available for sale, net of
      $307,000 of related tax effect ........                                                 596,000                       596,000
   ESOP loan guarantee payment and
      valuation adjustment ..................                    (103,000)                                  204,000         101,000
                                                -----------------------------------------------------------------------------------
   Balances at December 31, 1998 ............    10,815,000    66,406,000     38,639,000    1,981,000      (799,000)    117,042,000
   Net income for 1999 ......................                                  8,669,000                                  8,669,000
   Cash dividends declared, $.45 per share ..                                 (5,181,000)                                (5,181,000)
   5% stock dividend ........................       546,000     7,651,000     (8,206,000)                                    (9,000)
   Issuance of 142,774 shares of common stock       143,000     1,725,000                                                 1,868,000
   Repurchase of 268,736 shares of
      common stock ..........................      (269,000)   (4,062,000)                                               (4,331,000)
   Net change in unrealized gain on
      securities available for sale, net of
      $2,196,000 of related tax effect ......                                              (4,264,000)                   (4,264,000)
   ESOP loan valuation adjustment ...........                     (48,000)                                                  (48,000)
                                                -----------------------------------------------------------------------------------
          Balances at December 31, 1999 .....   $11,235,000   $71,672,000  $  33,921,000  $(2,283,000)  $  (799,000)   $113,746,000
                                                ===================================================================================





                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------
   Net income ..............................................................   $ 8,669,000    $11,949,000   $ 1,469,000
   Other comprehensive income
      Net change in unrealized gain (loss) on securities available for sale,
        net of related tax effect ..........................................    (4,264,000)       596,000     1,410,000
                                                                               ----------------------------------------
          Comprehensive income .............................................   $ 4,405,000    $12,545,000   $ 2,879,000
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

    ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents management's best estimate of losses incurred. In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense and, although Management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses which occur. Collection efforts may continue and future recoveries may occur after a loan is charged against the allowance.

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

    DERIVATIVE FINANCIAL INSTRUMENTS - Derivative financial instruments are employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments include interest-rate swaps, collars, floors and caps. These instruments are accounted for on an accrual basis. Any net interest differential, including premiums paid, is recognized as an adjustment to interest expense of the related liability. The Company considers its interest-rate swaps to be synthetic alterations of the related liability as long as (1) a specific liability has been designated; (2) there is a high correlation with the changes in interest expense generated by the liability; and
(3) the notional amount is less than or equal to the principal amount of the designated liability. If these criteria are not met, the swap is no longer considered a synthetic alteration and changes in fair value are included in other income in the financial statements. The criteria for consideration of a collar, floor or cap as a synthetic alteration are similar to those for a swap arrangement. If a synthetic alteration is terminated before maturity, the net proceeds received or paid are deferred and amortized as an adjustment to interest expense over the shorter of the remaining contract life or the maturity of the designated liability. If the designated liability is sold or matures, the synthetic alteration is marked to market and the gain or loss is included with the gain or loss on the sale/maturity of the designated liability.

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

    A summary of outstanding stock option grants and transactions follows:

                                                                             Number          Average
                                                                               Of           Exercise
                                                                             Shares           Price
----------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1997 ..........................................    506,837         $ 9.66
   Granted ..............................................................    117,039          15.04
   Exercised ............................................................    (81,768)          6.34
                                                                            --------         ------
Outstanding at December 31, 1997 ........................................    542,108          11.32
   Granted ..............................................................    132,034          21.58
   Exercised ............................................................    (43,066)          6.85
                                                                            --------         ------
Outstanding at December 31, 1998 ........................................    631,076          13.77
   Granted ..............................................................    115,298          15.95
   Exercised ............................................................    (89,883)          6.18
                                                                            --------         ------
Outstanding at December 31, 1999 ........................................    656,491         $15.19
                                                                            ========         ======

Summary information on stock options outstanding at December 31, 1999 follows:

                                     Options Outstanding                                      Options Exercisable
                       ------------------------------------------------        --------------------------------------------------
                                   Weighted-Average                                          Weighted-Average
                         Number       Remaining           Weighted-               Number         Remaining         Weighted-
Range                      of      Contractual Life        Average                  of        Contractual Life      Average
of Exercise Prices       Shares      (In years)         Exercise Price            Shares         (In years)       Exercise Price
-------------------    ----------  ----------------    ----------------        ------------  ------------------  ----------------
$5.21 to $6.85           103,433        3.70                     $5.96             103,433          3.70                   $5.96
$8.53 to $8.71            51,689        0.33                      8.68              51,689          0.33                    8.68
$10.34 to $10.51          81,187        2.64                     10.42              81,187          2.64                   10.42
$14.88 to $15.95         232,339        3.76                     15.72             117,041          3.20                   15.04
$22.62 to $23.89         187,843        3.18                     23.48             187,843          3.18                   23.48
                       ----------                                              ------------
                         656,491        3.17                     15.19             541,193          2.93                   14.93
                       ==========                                              ============

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



                      QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of selected quarterly results of operations for the years ended December 31 follows:





                                                                                  Three Months Ended
                                                                March           June          September        December
                                                                  31,            30,              30,             31,
-------------------------------------------------------------------------------------------------------------------------
1999
   Interest income ......................................   $ 30,779,000    $ 30,894,000     $ 31,764,000    $ 32,073,000
   Net interest income ..................................     16,176,000      16,552,000       17,139,000      16,913,000
   Merger related charges and litigation settlement......                                       6,743,000       1,257,000
   Provision for loan losses ............................        666,000         655,000          645,000         695,000
   Income (loss) before income tax expense (benefit) ....      4,667,000       4,978,000       (1,564,000)      3,881,000
   Net income (loss) ....................................      3,271,000       3,501,000       (1,179,000)      3,076,000

   Income (loss) per share
     Basic ..............................................   $        .29    $        .30     $       (.10)   $        .27
     Diluted ............................................            .28             .30             (.10)            .27

1998
   Interest income ......................................   $ 31,197,000    $ 31,672,000     $ 31,635,000    $ 31,404,000
   Net interest income ..................................     14,675,000      15,201,000       15,476,000      15,889,000
   Provision for loan losses ............................        743,000         790,000        1,035,000       1,060,000
   Income before income tax expense .....................      3,967,000       4,167,000        4,275,000       4,596,000
   Net income ...........................................      2,786,000       2,923,000        3,019,000       3,221,000

   Income per share
     Basic ..............................................   $        .25    $        .26     $        .27    $        .28
     Diluted ............................................            .25             .26              .26             .28

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