Form 10-K405, Exhibit 13
period 2000-12-31
INDEPENDENT BANK CORP /MI/
filed 2001-03-29
CIK 39311

                                    APPENDIX

   Independent Bank Corporation is a bank holding company with total assets of $1.8 billion. Its five subsidiary banks (the "Banks") principally serve suburban and rural communities located across Michigan's Lower Peninsula.
   The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in the Banks' management while providing financial incentives to align the interests of such managers with those of its shareholders.
   To support the Banks' service and sales efforts, while providing the internal controls that are consistent with its decentralized structure, the Company has consolidated the Banks' operations and provides administrative and operation services to the Banks.

CONTENTS
Management's Discussion and Analysis .....................................  A-2
Selected Consolidated Financial Data ..................................... A-12
Independent Auditor's Report ............................................. A-13
Consolidated Financial Statements ........................................ A-14
Notes to Consolidated Financial Statements ............................... A-18
Quarterly Data ........................................................... A-34
Shareholder Information .................................................. A-35
Executive Officers and Directors ......................................... A-35

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

                              RESULTS OF OPERATIONS

   SUMMARY. Net income totaled $20.0 million in 2000, compared to $8.7 million and $11.9 million in 1999 and 1998, respectively. The Company's results of operation for 1999 reflect certain charges, which relate to the acquisition of Mutual Savings Bank ("MSB"). (See "Acquisitions.") Such charges include a net loss on the sale of securities as well as settlement costs relating to a shareholder suit against MSB. In the absence of such charges, the Company's earnings in 1999 would have totaled $14.4 million.
   Excluding consideration of acquisition-related charges, increases in the Company's net income during 2000 and 1999 principally reflect increases in net interest income. An increase in non-interest income and a decline in non-interest expense also contributed to the increase in net income during 2000. (See "Non-interest income" and "Non-interest expense.")


KEY PERFORMANCE RATIOS                                                   Year ended December 31,
                                                                    2000           1999          1998
------------------------------------------------------------------------------------------------------
Net income to
  Average equity .........................................          16.59%         7.26%        10.72%
  Average assets .........................................           1.15           .52           .72
Net income per share
  Basic ..................................................        $  1.71        $  .73       $  1.01
  Diluted ................................................           1.69           .72          1.00

   NET INTEREST INCOME. Tax equivalent net interest income totaled $74.3 million during 2000, compared to $69.2 million and $62.8 million during 1999 and 1998, respectively. The 7% increase during 2000 principally reflects an increase in average earning assets. An increase in tax equivalent net interest income as a percent of average earning assets ("Net Yield") also contributed to the increase in net interest income. The 10% increase in tax equivalent net interest income during 1999 principally reflects an increase in Net Yield.
   Average earning assets totaled $1.63 billion in 2000 compared to $1.55 billion and $1.54 billion in 1999 and 1998, respectively. The 5% increase during 2000 principally reflects increases in loans, excluding loans held for sale ("Portfolio Loans.") The moderate increase in average earning assets during 1999 principally reflects efforts to restructure the balance sheet and manage capital resources at MSB.


                                                 2000                            1999                          1998
AVERAGE                             ----------------------------------------------------------------------------------------
BALANCES AND TAX                     Average                       Average                        Average
EQUIVALENT RATES                     Balance    Interest   Rate    Balance     Interest   Rate    Balance    Interest  Rate
----------------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
ASSETS
 Loans--all domestic(1,2) ........  $1,341,926  $120,110   8.95%  $1,222,564   $106,233   8.69%  $1,124,847  $101,852   9.05%
 Taxable securities ..............     144,231     9,960   6.91      215,550     12,808   5.94      334,927    19,282   5.76
 Tax-exempt securities(2) ........     127,130    10,468   8.23       90,185      7,334   8.13       55,056     4,665   8.47
 Other investments ...............      19,612     1,620   8.26       19,627      1,577   8.03       24,557     1,660   6.76
                                    ----------  --------          ----------   --------          ----------  --------
   Interest earning assets .......   1,632,899   142,158   8.71    1,547,926    127,952   8.27    1,539,387   127,459   8.28
                                                --------                       --------                      --------
 Cash and due from banks .........      37,288                        44,910                         37,289
 Other assets, net ...............      72,225                        73,660                         72,298
                                    ----------                    ----------                     ----------
    Total assets .................  $1,742,412                    $1,666,496                     $1,648,974
                                    ==========                    ==========                     ==========

LIABILITIES
 Savings and NOW .................  $  574,556    14,800   2.58   $  576,194     13,704   2.38   $  525,638    13,912   2.65
 Time deposits ...................     655,591    36,973   5.64      578,294     30,402   5.26      535,861    29,291   5.47
 Long-term debt ..................       2,247       162   7.21        4,245        268   6.31        6,749       457   6.77
 Other borrowings ................     243,118    15,930   6.55      243,519     14,356   5.90      329,525    21,007   6.37
                                    ----------  --------          ----------   --------          ----------  --------
   Interest bearing
    liabilities ..................   1,475,512    67,865   4.60    1,402,252     58,730   4.19    1,397,773    64,667   4.63
                                                --------                       --------                      --------
 Demand deposits .................     126,596                       125,936                        107,403
 Other liabilities ...............      19,704                        18,937                         32,316
 Shareholders' equity ............     120,600                       119,371                        111,482
                                    ----------                    ----------                     ----------
    Total liabilities and
      shareholders' equity .......  $1,742,412                    $1,666,496                     $1,648,974
                                    ==========                    ==========                     ==========

    Net interest income ..........              $ 74,293                       $ 69,222                      $ 62,792
                                                ========                       ========                      ========

    Net interest income
      as a percent of
      earning assets .............                         4.55%                          4.47%                         4.08%
                                                           ====                           ====                          ====

(1) Interest on loans includes fees totaling $6.6 million, $6.3 million and $6.2 million in 2000, 1999 and 1998, respectively.
(2) Interest on tax-exempt securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.


CHANGE IN TAX EQUIVALENT                                     2000 compared to 1999                 1999 compared to 1998
NET INTEREST INCOME                                    Volume        Rate         Net         Volume        Rate         Net
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  (in thousands)
Increase (decrease) in interest income(1)
 Loans--all domestic(2) ..........................    $ 10,610     $  3,267    $ 13,877     $  8,604     $ (4,223)    $  4,381
 Taxable securities ..............................      (4,699)       1,851      (2,848)      (7,075)         601       (6,474)
 Tax-exempt securities(2) ........................       3,041           93       3,134        2,864         (195)       2,669
 Other investments ...............................          (1)          44          43         (366)         283          (83)
                                                      --------     --------    --------     --------     --------     --------
   Total interest income .........................       8,951        5,255      14,206        4,027       (3,534)         493
                                                      --------     --------    --------     --------     --------     --------
Increase (decrease) in interest expense(1)
 Savings and NOW .................................         (39)       1,135       1,096        1,272       (1,480)        (208)
 Time deposits ...................................       4,255        2,316       6,571        2,261       (1,150)       1,111
 Long-term debt ..................................        (140)          34        (106)        (160)         (29)        (189)
 Other borrowings ................................         (24)       1,598       1,574       (5,163)      (1,488)      (6,651)
                                                      --------     --------    --------     --------     --------     --------
   Total interest expense ........................       4,052        5,083       9,135       (1,790)      (4,147)      (5,937)
                                                      --------     --------    --------     --------     --------     --------
    Net interest income ..........................    $  4,899     $    172    $  5,071     $  5,817     $    613     $  6,430
                                                      --------     --------    --------     --------     --------     --------

(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2) Interest on tax-exempt securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%. For purposes of analysis, tax-exempt loans are included in tax-exempt securities.


COMPOSITION OF AVERAGE EARNING ASSETS                                Year Ended December 31,
AND INTEREST PAYING LIABILITIES                                   2000         1999        1998
------------------------------------------------------------------------------------------------------
As a percent of average earning assets
  Loans--all domestic ....................................        82.2%        79.0%       73.1%
  Other earning assets ...................................        17.8         21.0        26.9
                                                                 -----        -----       -----
     Average earning assets ..............................       100.0%       100.0%      100.0%
                                                                 =====        =====       =====

  Savings and NOW ........................................        35.2%        37.2%       34.1%
  Time deposits ..........................................        29.3         33.0        32.6
  Brokered CDs ...........................................        10.9          4.4         2.3
  Other borrowings and long-term debt ....................        15.0         16.0        21.8
                                                                 -----        -----       -----
     Average interest bearing liabilities ................        90.4%        90.6%       90.8%
                                                                 =====        =====       =====

Earning asset ratio ......................................        93.7%        92.9%       93.4%
Free-funds ratio .........................................         9.6          9.4         9.2

   Net Yield was 4.55% during 2000, compared to 4.47% and 4.08% during 1999 and 1998, respectively. The increase in Net Yield may be attributed to the scheduled maturity of certain low-yield assets and high-cost liabilities at MSB. Increases in Portfolio Loans as a percent of average earning assets also contributed to the increase in Net Yield. The implementation of new loan and deposit pricing strategies at MSB as well as Management's efforts to restructure MSB's balance sheet have also contributed to the increase in Net Yield.
   PROVISION FOR LOAN LOSSES. The provision for loan losses was $3.3 million during 2000 compared to $2.7 million and $3.6 million during 1999 and 1998, respectively. The provision during 2000 reflects Management's assessment of the allowance for loan losses, including losses which relate to a default by a land development company on loans totaling $2.2 million. (See "Asset quality.")
   NON-INTEREST INCOME. Non-interest income totaled $19.0 million during 2000 compared to $17.3 million and $19.1 million during 1999 and 1998, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 20% to $16.7 million during 2000 and by 19% to $14.0 million during 1999 from $11.8 million during 1998. Increases in service charges on deposit accounts and other non-interest income account for the majority of the increase in total non-interest income during 2000 and 1999. Loan servicing fees as well as ATM and debit card fees also contributed to the increase in non-interest income during 2000.


NON-INTEREST INCOME                                                          Year Ended December 31,
                                                                          2000         1999         1998
---------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)
Service charges on deposit accounts ..............................      $ 6,857      $ 5,696      $ 4,554
Net gains (losses) on asset sales
  Real estate mortgage loans .....................................        2,209        4,247        7,052
  Securities .....................................................            9         (912)         267
Manufactured home loan origination fees and commissions ..........        2,144        2,009        1,304
Title insurance fees .............................................          912          844          872
Mutual fund and annuity commissions ..............................        1,199        1,370          941
Real estate mortgage loan servicing fees .........................        1,490        1,300        1,154
Other ............................................................        4,141        2,769        2,974
                                                                        -------      -------      -------
     Total non-interest income ...................................      $18,961      $17,323      $19,118
                                                                        =======      =======      =======

   Service charges on deposit accounts totaled $6.9 million during 2000, compared to $5.7 million and $4.6 million during 1999 and 1998, respectively. The increases in such service charges principally relate to the introduction of High Performance Checking into each of the markets served by the Banks. (See "Deposits and borrowings.")
   Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. The Banks realized net gains of $2.2 million on the sale of such loans during 2000, compared to $4.2 million and $7.1 million during 1999 and 1998, respectively. The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans which is particularly sensitive to the absolute level of interest rates. In 1998, approximately 60% of the $804.0 million of loans originated was the result of refinancing activity. Management estimates that refinancing activities accounted for approximately 58% and 38% of the real estate mortgage loans originated during 2000 and 1999, respectively.


NET GAINS ON THE SALE OF REAL ESTATE                                    Year ended December 31,
MORTGAGE LOANS                                                      2000          1999         1998
-----------------------------------------------------------------------------------------------------
                                                                          (dollars in thousands)
Real estate mortgage loans originated ............................ $345,400     $508,700     $804,000
Real estate mortgage loans sold ..................................  153,800      271,100      500,900
Real estate mortgage loan servicing rights sold ..................   36,000       20,800       56,200
Net gains on the sale of real estate mortgage loans ..............    2,209        4,247        7,052
Net gains as a percent of real estate mortgage loans sold ........     1.44%        1.57%        1.41%


   The volume of loans sold is further dependent upon the demand for fixed-rate obligations and other loans that the Banks cannot profitably fund within established interest-rate risk parameters. (See "Portfolio loans and asset quality.") Net gains on the sale of real estate mortgage loans are also dependent upon economic and competitive factors as well as Management's ability to effectively manage the Banks' exposure to changes in interest rates.
    The purchase or sale of securities is dependent upon Management's assessment of investment and funding opportunities as well as the Banks' asset/liability management needs. The Banks sold securities with an aggregate market value of $22.3 million during 2000 compared to $112.9 million and $11.3 million during 1999 and 1998, respectively. (See "Securities.")



REALIZED GAINS AND LOSSES ON THE SALE OF SECURITIES                 Year ended December 31,
                                                        Proceeds     Gains          Losses      Net
-----------------------------------------------------------------------------------------------------
                                                                      (in thousands)
2000 ..............................................     $ 22,319    $   94          $  85     $    9
1999(A) ...........................................      112,871        23            935       (912)
1998 ..............................................       11,271       267                       267

(A) Approximately $0.8 million of the net losses in 1999 relates to balance sheet restructuring efforts at MSB. (See "Securities.")

    NON-INTEREST EXPENSE. Non-interest expense totaled $58.9 million during 2000, compared to $69.5 million and $59.7 million during 1999 and 1998, respectively. Non-interest expense in 1999 includes certain merger-related charges as well as settlement costs relating to a shareholder suit against MSB, which totaled $7.2 million. Excluding consideration of such charges, non-interest expense would have totaled $62.3 million during 1999.


NON-INTEREST EXPENSE                                                      Year ended December 31,
                                                                  2000            1999             1998
---------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Salaries .............................................          $23,577          $23,788          $21,544
Performance-based compensation and benefits ..........            4,774            5,166            5,960
Other benefits .......................................            5,162            5,335            4,845
                                                                -------          -------          -------
  Salaries and benefits ..............................           33,513           34,289           32,349
Occupancy, net .......................................            4,653            4,607            4,194
Furniture and fixtures ...............................            4,382            4,230            3,659
Data processing ......................................            2,467            3,356            2,912
Advertising ..........................................            2,129            2,545            2,176
Communications .......................................            2,128            2,257            2,160
Amortization of intangible assets ....................            1,728            1,742            1,692
Supplies .............................................            1,530            1,661            1,431
Loan and collection ..................................            1,463            1,348            1,554
FDIC insurance .......................................              285            1,392            1,410
Merger-related .......................................                             5,203
Litigation settlement ................................                             2,025
Other ................................................            4,671            4,825            6,189
                                                                -------          -------          -------
     Total non-interest expense ......................          $58,949          $69,480          $59,726
                                                                =======          =======          =======

    The Company and each of the Banks maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Management believes that these equity-based plans help align the interests of the Company's officers and employees with those of its shareholders.
   FDIC insurance assessments totaled $0.3 million during 2000, compared to $1.4 million in both 1999 and 1998. Costs relating to legal and professional fees and data processing costs also declined during 2000. The decrease in FDIC insurance assessments reflects the elimination of amounts paid by MSB in conjunction with the recapitalization of the Savings Association Insurance Fund in 1995. The decline in data processing costs principally reflects the efficiencies associated with the conversion of MSB's data processing systems.

    In addition to increases in salaries and benefits, increases in non-interest expense during 1999 reflect direct-mail and other marketing expenses related to deposit account promotions at two of the Banks. Costs associated with First Home Financial and the operation of two branch offices acquired in 1998 also contributed to the increase in non-interest expense during 1999. (See "Acquisitions.")

                               FINANCIAL CONDITION

    SUMMARY. Portfolio Loans totaled $1.380 billion at December 31, 2000, compared to $1.291 billion at December 31, 1999. Commercial loans grew by $46.9 million to $381.1 million and account for approximately half of the $89.0 million increase in Portfolio Loans. (See "Portfolio loans and asset quality.") The increase in Portfolio Loans has been principally funded with brokered certificates of deposit ("Brokered CDs") as well as cash proceeds from the sale or maturity of securities. (See "Deposits and borrowings.")
    Deposits totaled $1.390 billion at December 31, 2000. The increase from $1.311 billion a year earlier reflects Brokered CDs, which have been utilized to fund Portfolio Loans. Brokered CDs increased by $111.0 million to $212.0 million at December 31, 2000, from $101.0 million at December 31, 1999. A decline in other borrowings partially offsets the increase in Brokered CDs.
(See "Deposits and borrowings.")

    SECURITIES. The Banks maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities and mortgage-backed securities. The Banks also invest in capital securities, which include preferred stocks and trust preferred securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow. (See "Non-interest income" and "Asset/liability management.")


SECURITIES                                              Amortized             Unrealized               Fair
                                                          Cost            Gains         Losses         Value
--------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)
Securities available for sale
  December 31, 2000 ...............................      $214,526       $  3,486       $    565       $217,447
  December 31, 1999 ...............................       198,764          1,234          4,698        195,300

Securities held to maturity
  December 31, 2000 ...............................      $ 20,098       $    200       $    187       $ 20,111
  December 31, 1999 ...............................        71,115            237            866         70,486

    Securities held to maturity declined to $20.1 million at December 31, 2000, from $71.1 million at December 31, 1999. The $51.0 million decline principally reflects the proceeds from maturing 5- and 7-year balloon, mortgage-backed securities. Such securities were held by MSB. (See "Acquisitions.") Securities available for sale increased by $22.1 million during the year to $217.4 million at December 31, 2000. The increase in securities available for sale largely represents the purchase of capital securities.

    PORTFOLIO LOANS AND ASSET QUALITY. Management believes that the Company's decentralized loan origination structure provides important advantages in serving the credit needs of the Banks' principal lending markets. In addition to the communities served by the Banks' branch networks, principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and may also purchase real estate mortgage loans from third-party originators.


LOAN PORTFOLIO COMPOSITION                                                      December 31,
                                                                           2000               1999
----------------------------------------------------------------------------------------------------
                                                                              (in thousands)
Real estate
  Residential first mortgages .....................................     $  597,472        $  603,714
  Residential home equity and other junior mortgages ..............        177,343           138,682
  Construction and land development ...............................        144,401           130,373
  Other(1) ........................................................        262,246           230,005
Consumer ..........................................................        111,147           108,054
Commercial ........................................................         66,574            60,637
Agricultural ......................................................         20,481            19,176
                                                                        ----------        ----------
     Total loans ..................................................     $1,379,664        $1,290,641
                                                                        ==========        ==========

(1) Includes loans secured by multi-family residential and non-farm, non-residential property.

   Although the Management and Board of Directors of each Bank retain authority and responsibility for credit decisions, the Banks have adopted uniform underwriting standards. Further, the Company's loan committee as well as the centralization of commercial loan credit services and the loan review process provides requisite controls and promote compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations.
   The Banks generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, the Banks may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.")
   The increase in commercial loans principally reflects Management's emphasis on lending opportunities within the Lansing and Grand Rapids metropolitan areas. Loans secured by real estate, including land development and construction projects comprise the majority of new commercial loans. Continued growth within this segment of Portfolio Loans is dependent upon a number of competitive and economic factors.


NON-PERFORMING ASSETS                                                                   December 31,
                                                                            2000            1999           1998
----------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Non-accrual loans ....................................................     $5,200          $2,980         $4,302
Loans 90 days or more past due and still accruing interest ...........      1,571           2,029          2,240
Restructured loans ...................................................        260             270            295
                                                                           ------          ------         ------
  Total non-performing loans .........................................      7,031           5,279          6,837
Other real estate ....................................................      2,174           1,315          1,265
                                                                           ------          ------         ------
     Total non-performing assets .....................................     $9,205          $6,594         $8,102
                                                                           ======          ======         ======
As a percent of Portfolio Loans
  Non-performing loans ...............................................        .51%            .41%           .59%
  Non-performing assets ..............................................        .67             .51            .70
  Allowance for loan losses ..........................................       1.01            1.01           1.00
Allowance for loan losses as a percent of non-performing loans .......        199             246            169

   A default by a land-development company on loans totaling $2.2 million accounts for the majority of the increase in non-performing loans during 2000. Approximately $1.0 million of the principal amount of these loans has been charged against the allowance for loan losses. The remaining balance of $1.2 million, which represents the anticipated liquidation value of the residential real estate developments that secure the loans, has been designated as non-accrual. One to four family residential real estate loans contributed to the increase in both non-performing loans and other real estate during 2000.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                                          December 31,
                                                                       2000              1999               1998
------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)
Specific allocations .............................................   $   100            $   400            $   300
Other adversely rated loans ......................................     3,166              2,739              2,302
Historical loss allocations ......................................     4,717              4,063              3,576
Additional allocations based on subjective factors ...............     5,999              5,783              5,379
                                                                     -------            -------            -------
     Total .......................................................   $13,982            $12,985            $11,557
                                                                     =======            =======            =======

   In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios.
   The first element reflects Management's estimate of probable losses based upon its systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.
   The second element reflects the application of Management's eight point rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category. The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied.

    The third element is determined by assigning allocations based principally upon the ten-year average of loss experience for each type of loan. Average losses are weighted to place additional emphasis on the most recent years in the ten-year average and may be further adjusted based on the current delinquency rate. Loss analyses are conducted annually.
    The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects Management's attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. Management considers a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size and the general terms of the loan portfolios. (See "Provision for loan losses.")


ALLOWANCE FOR LOAN LOSSES                                                    Year ended December 31,
                                                                 2000                   1999                 1998
-------------------------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
Balance at beginning of period .............................   $ 12,985              $ 11,557              $  9,639
  Provision charged to operating expense ...................      3,287                 2,661                 3,628
  Recoveries credited to allowance .........................        678                   746                   655
  Loans charged against allowance ..........................     (2,968)               (1,979)               (2,365)
                                                               --------              --------              --------
Balance at end of period ...................................   $ 13,982              $ 12,985              $ 11,557
                                                               ========              ========              ========
Net loans charged against the allowance
  to average Portfolio Loans ...............................       0.17%                 0.10%                 0.15%

    Loans charged against the allowance for loan losses, net of recoveries, were equal to .17% of average loans during 2000, compared to .10% and .15% during 1999 and 1998, respectively. The increase in net loans charged against the allowance during 2000 relates to the default described above. (See "Provision for loan losses.")

    DEPOSITS AND BORROWINGS. The Banks' competitive position within many of the markets served by the branch networks limits the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, the Banks principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.


AVERAGE CORE DEPOSIT BALANCES                                                   Year ended December 31,
                                                                    2000                1999                  1998
--------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Demand .....................................................    $  126,596           $  125,936           $  107,403
Savings and Now ............................................       574,556              576,194              525,638
Time, excluding brokered certificates of deposits ..........       477,802              510,034              501,225
                                                                ----------           ----------           ----------
     Total average core deposits ...........................    $1,178,954           $1,212,164           $1,134,266
                                                                ==========           ==========           ==========

    To attract new core depositors, the Banks have implemented high-performance checking, which has generated significant increases in relationships as well as service charges. Management believes that the new relationships which result from these marketing efforts provide valuable opportunities to cross sell related financial products and services.


ALTERNATE SOURCES OF FUNDS                                          December 31,
                                                      2000                                 1999
---------------------------------------------------------------------------------------------------------------------
                                                    Average                               Average
                                        Amount      Maturity      Rate        Amount      Maturity        Rate
---------------------------------------------------------------------------------------------------------------------
                                                                (dollars in thousands)
Brokered CDs ......................   $212,010      3.5 years     6.73%      $101,029      6.0 years      6.24%
Fixed-rate FHLB advances(1) .......     68,743      7.9 years     6.33        131,592      3.2 years      5.98
Variable-rate FHLB advances .......    114,345      0.2 years     6.69         59,056      0.4 years      4.63
Federal funds purchased ...........     27,550        1 day       6.85         42,350        1 day        5.42
                                      --------      ---------     ----       --------      ---------      ----
     Total                            $422,648      3.1 years     6.67%      $334,027      3.1 years      5.75%
                                      ========      =========     ====       ========      =========      ====

(1) Advances totaling $10 million and $20 million, at December 31, 2000 and 1999, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

   The Banks have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increase in Portfolio Loans. The use of such alternate sources of funds supplements the Banks' core deposits and is an integral part of the Banks' asset/liability management efforts.
   Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB"), totaled $196.0 million at December 31, 2000, compared to $224.6 million a year earlier. The $28.6 million decline in other borrowed funds principally reflects the competitive cost of Brokered CDs as well as Management's efforts to diversify the Banks' funding sources.


INTEREST-RATE DERIVATIVE FINANCIAL INSTRUMENTS                 December 31, 2000
                                                                                                            Swaps
                                                                                                  -----------------------
                                                         Caps         Floors       Collars        Pay Fixed Pay Variable
-------------------------------------------------------------------------------------------------------------------------
                                                                     (dollars in thousands)
Notional amount ..................................      $48,500       $8,000       $15,000        $170,000       $196,000
Weighted-average maturity (in years) .............          1.4          1.3           2.0             2.4            3.9
Cap strike .......................................         7.23%                      7.11%
Floor strike .....................................                      5.17%         5.92
Rate paying ......................................                                                    6.14%          6.62%
Rate receiving ...................................                                                    6.62           6.82
Premium paid .....................................      $   449       $   31       $    67
Annual cost ......................................          .33%         .16%          .22%
Amortized cost ...................................      $   226       $   17       $    63
Fair value .......................................            8           20          (122)       $   (958)      $ (1,563)

   Derivative financial instruments are employed to manage the Banks' exposure to changes in interest rates. At December 31, 2000, the Banks employed interest-rate caps, floors and collars with an aggregate notional amount of $71.5 million. The Banks also employed interest-rate swaps with an aggregate notional amount of $366.0 million. During 2000, the Banks terminated interest-rate caps with a notional amount of $72.0 million. The realized loss of $0.8 million is amortized as an adjustment to interest expense over the shorter of the expected remaining term of the hedged debt or the terminated cap. (See "Asset/liability management" and "Statements of Financial Accounting Standards.")

   LIQUIDITY AND CAPITAL RESOURCES. Effective management of capital resources is critical to Management's mission to create value for the Company's shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, the Company's capital structure includes unsecured debt and cumulative trust preferred securities.
   Management believes that a diversified portfolio of quality loans will provide superior risk-adjusted returns. Accordingly, the Banks have implemented balance sheet management strategies that combine efforts to originate Portfolio Loans with disciplined funding strategies. Acquisitions are also integral components of Management's capital management strategies.


CAPITALIZATION                                                                   December 31,
                                                                            2000              1999
--------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)
Unsecured debt ....................................................      $  11,500        $  12,500
Trust preferred securities ........................................         17,250           17,250
Shareholders' equity
  Common stock ....................................................         11,610           11,235
  Capital surplus .................................................         77,255           71,672
  Retained earnings ...............................................         37,544           33,921
  Accumulated other comprehensive income (loss) ...................          1,927           (2,283)
  Unearned employee stock ownership plan shares ...................                            (799)
                                                                         ---------        ---------
    Total shareholders' equity ....................................        128,336          113,746
                                                                         ---------        ---------
     Total capitalization .........................................      $ 157,086        $ 143,496
                                                                         =========        =========

   Management has supplemented its balance-sheet management activities with open market purchases of the Company's common stock. On October 21, 1999, the Company adopted a share repurchase plan, which authorized the purchase of 325,000 shares of common stock (341,000 shares as adjusted for stock dividends.) The purchase of such shares was completed during the first quarter of 2000 at an average price of $15.80 per share ($15.05 as adjusted for stock dividends).
   On September 19, 2000, the Company adopted a plan, which authorized the purchase of an additional 500,000 shares of common stock. At December 31, 2000, the Company had purchased 167,000 shares of common stock at an average price of $17.17 per share. Management anticipates that the remaining shares will be acquired prior to September 30, 2001, when its authorization expires.

    Shareholders' equity totaled $128.3 million at December 31, 2000. The increase from $113.7 million at December 31, 1999 reflects the retention of earnings as well as a decline in unrealized losses on securities available for sale. The issuance of common stock pursuant to various equity-based incentive compensation plans also contributed to the increase in shareholders' equity. Shareholders' equity was equal to 7.19% of total assets at December 31, 2000, compared to 6.59% a year earlier.


CAPITAL RATIOS                                                                 December 31,
                                                                           2000            1999
-------------------------------------------------------------------------------------------------
Equity capital ...................................................         7.19%            6.59%
Average shareholders' equity to average assets ...................         6.92             7.16
Tier 1 leverage (tangible equity capital) ........................         7.26             6.52
Tier 1 risk-based capital ........................................         9.68             9.33
Total risk-based capital .........................................        10.74            10.41

    ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of the Banks' assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.
    The asset/liability management efforts of the Company and the Banks identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Management's evaluations of various opportunities and alternate balance-sheet strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of the Banks' balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. The Banks have established parameters for interest-rate risk. Management continually monitors the Banks' interest-rate risk and reports quarterly to the respective Bank's board of directors.
    Management employs simulation analyses to monitor the Banks' interest-rate risk profiles and evaluate potential changes in the Banks' net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in the Banks' balance sheets. The simulations do not anticipate any actions that Management might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.


CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY                               December 31, 2000
AND NET INTEREST INCOME                            Market Value of      Percent       Net Interest       Percent
Change in Interest Rates                           Portfolio Equity(1)  Change          Income(2)        Change
-------------------------------------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
400 basis point rise .............................    $111,200          (41.90)%        $ 62,300         (11.38)%
300 basis point rise .............................     134,500          (29.73)           65,100          (7.40)
200 basis point rise .............................     159,300          (16.77)           67,900          (3.41)
100 basis point rise .............................     177,600           (7.21)           69,400          (1.28)
Base-rate scenario ...............................     191,400                            70,300
100 basis point decline ..........................     201,200            5.12            70,800            .71
200 basis point decline ..........................     202,500            5.80            71,400           1.56
300 basis point decline ..........................     209,000            9.20            72,200           2.70
400 basis point decline ..........................     220,600           15.26            73,700           4.84

(1) Simulation analyses calculate the change in the net present value of the Company's assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2) Simulation analyses calculate the change in net interest income under parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

                                  ACQUISITIONS

   On September 15, 1999, the Company completed its acquisition of Mutual Savings Bank, f.s.b. ("MSB"). On that date, MSB's assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. Consideration consisted of 3.4 million shares of common stock (3.8 million shares adjusted for stock dividends). The transaction was accounted for as a "pooling of interests" and the Company's results of operations for 1999 and 1998 have been restated to include MSB's revenues and expenses. Charges relating to the acquisition incurred during 1999 totaled approximately $8.0 million before federal income tax.
   On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc. ("FHF"), an originator of manufactured home loans. Aggregate consideration consisted of 80,000 shares of common stock (adjusted for stock splits and dividends). Goodwill totaled approximately $2.0 million. FHF operates as a subsidiary of one of the Banks and substantially all of the loans originated by FHF are sold to non-affiliated banks and finance companies.
   On June 12, 1998, one of the Banks purchased two branches from the former Great Lakes National Bank. On that date, these offices had deposits totaling $18.3 million and the Bank recorded an intangible asset of $1.3 million. The Bank also purchased certain real and personal property and net cash proceeds from the transaction totaled $16.2 million.

                  STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

   The Financial Accounting Standards Board adopted Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") in June 1998. SFAS #133, which has been subsequently amended by SFAS #137 and SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting for increases and decreases in the value of derivatives will depend upon the use of derivatives and whether the derivatives will qualify for hedge accounting. Management has evaluated the impact of SFAS #133 at January 1, 2001. As a result of its assessment, the majority of the Banks' interest-rate derivatives will qualify for hedge accounting treatment.


DERIVATIVE FINANCIAL INSTRUMENTS                                                       December 31, 2000
                                                                                  Weighted
                                                                                  Average
                                                                       Notional   Maturity    Book        Fair      Unrealized
                                                                        Amount   (in years)   Value       Value     Gain (Loss)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements ....     $111,000     6.5                 $ (1,800)    $ (1,800)
                                                                       ========   =====     ========    ========     ========
Cash Flow Hedge
  Pay fixed interest-rate swap agreements ........................     $128,000     2.9                 $ (1,031)    $ (1,031)
  Interest-rate collar agreements ................................       10,000     2.9     $     63        (122)        (185)
                                                                       --------   -----     --------    --------     --------
     Total .......................................................     $138,000     2.9     $     63    $ (1,153)    $ (1,216)
                                                                       ========   =====     ========    ========     ========
No hedge designation
  Pay variable interest-rate swap agreements .....................     $ 85,000      .4                 $    237     $    236
  Pay fixed interest-rate swap agreements ........................       42,000      .9                       73           73
  Interest-rate cap agreements ...................................       48,500     1.4     $    226           8         (218)
  Interest-rate floor agreements .................................        8,000     1.3           17          20            3
  Interest-rate collar agreements ................................        5,000      .1
                                                                       --------   -----     --------    --------     --------
     Total .......................................................     $188,500     0.8     $    243    $    338     $     94
                                                                       ========   =====     ========    ========     ========

   The $1.8 million unrealized loss on derivative instruments qualifying as fair-value hedges will be offset by an unrealized gain on the fixed-rate debt being hedged. On January 1, 2001, the Company recorded a transition adjustment of $0.7 million, net of tax, in other comprehensive income for the unrealized loss on $128.0 million of pay-fixed swaps qualifying as a cash-flow hedge. A transition adjustment of $0.1 million, net of tax, was recorded in earnings for the unrealized loss on $10.0 million of collars qualifying as a cash-flow hedge and the $188.5 million of derivative instruments not qualifying as a hedge.
   As permitted by SFAS #133, held to maturity security portfolios, with book values and market values totaling $20.1 million, will be designated as available for sale at January 1, 2001.
   The Financial Accounting Standards Board has adopted Statement of Financial Accounting Standards, No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("SFAS #140"). SFAS #140, which replaces SFAS #125, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities," ("SFAS #125"), revises the standards for accounting for the securitization and other transfers of financial assets and collateral. SFAS #140 also requires certain disclosures, but carries over most of the provisions of SFAS #125. This statement is effective for fiscal years ending after December 15, 2000, with earlier application not allowed and is to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                Year Ended December 31,
                                                            2000           1999           1998           1997           1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
  Interest income ...................................    $  138,415     $  125,510     $  125,908     $  119,911     $  102,350
  Interest expense ..................................        67,865         58,730         64,667         66,018         56,984
                                                         ----------     ----------     ----------     ----------     ----------
    Net interest income .............................        70,550         66,780         61,241         53,893         45,366
  Provision for loan losses .........................         3,287          2,661          3,628          1,975          1,413
  Net gains on the sale of real estate
    mortgage loans ..................................         2,209          4,247          7,052          2,899          2,480
  Other non-interest income .........................        16,752         13,848         12,066          9,389          6,950
  Merger-related charges and litigation
    settlements .....................................                        8,000                         9,650
  Other non-interest expenses .......................        58,949         62,252         59,726         51,152         42,365
                                                         ----------     ----------     ----------     ----------     ----------
    Income before federal income tax expense ........        27,275         11,962         17,005          3,404         11,018
  Federal income tax expense ........................         7,266          3,293          5,056          1,935          3,239
                                                         ----------     ----------     ----------     ----------     ----------
       Net income ...................................    $   20,009     $    8,669     $   11,949     $    1,469     $    7,779
                                                         ==========     ==========     ==========     ==========     ==========

PER COMMON SHARE DATA (1)
  Income
    Basic ...........................................    $     1.71     $      .73     $     1.01     $      .13     $      .68
    Diluted .........................................          1.69            .72           1.00            .13            .67
  Cash dividends declared ...........................           .58            .43            .31            .28            .25
  Book value ........................................         11.05           9.64           9.82           8.90           8.91

SELECTED BALANCES
  Assets ............................................    $1,783,791     $1,725,205     $1,660,893     $1,640,879     $1,564,307
  Loans .............................................     1,379,664      1,290,641      1,152,139      1,061,252        862,207
  Allowance for loan losses .........................        13,982         12,985         11,557          9,693          8,815
  Deposits ..........................................     1,389,900      1,310,602      1,255,544      1,121,298      1,082,841
  Shareholders' equity ..............................       128,336        113,746        117,042        104,625        103,367
  Long-term debt ....................................                        1,000          3,000          5,000          7,000

SELECTED RATIOS
  Tax equivalent net interest income
    to average earning assets .......................          4.55%          4.47%          4.08%          3.66%          3.46%
  Net income to
    Average equity ..................................         16.59           7.26          10.72           1.37           7.80
    Average assets ..................................          1.15            .52            .72            .09            .55
  Average shareholders' equity to
    average assets ..................................          6.92           7.16           6.76           6.69           7.06
  Tier 1 leverage (tangible equity capital) ratio....          7.26           6.52           6.65           6.11           6.40
  Non-performing loans to Portfolio Loans ...........           .51            .41            .59            .53            .50

(1) Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in each of the years presented.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

   We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
KPMG LLP
Detroit, Michigan
February 1, 2001

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                      December 31,
                                                                                                  2000            1999
-------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
ASSETS
  Cash and due from banks ...............................................................     $    58,149     $    58,646
  Securities available for sale .........................................................         217,447         195,300
  Securities held to maturity (fair value of $20.1 million at December 31, 2000 and
    $70.5 million at December 31, 1999) .................................................          20,098          71,115
  Federal Home Loan Bank stock, at cost .................................................          19,612          19,612
  Loans held for sale ...................................................................          20,817          12,950
  Loans
    Commercial ..........................................................................         381,066         334,212
    Real estate mortgage ................................................................         772,223         757,019
    Installment .........................................................................         226,375         199,410
                                                                                              -----------     -----------
     Total Loans ........................................................................       1,379,664       1,290,641
    Allowance for loan losses ...........................................................         (13,982)        (12,985)
                                                                                              -----------     -----------
     Net Loans ..........................................................................       1,365,682       1,277,656
  Property and equipment, net ...........................................................          34,757          37,582
  Accrued income and other assets .......................................................          47,229          52,344
                                                                                              -----------     -----------
       Total Assets .....................................................................     $ 1,783,791     $ 1,725,205
                                                                                              ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Non-interest bearing ................................................................     $   140,945     $   135,868
    Savings and NOW .....................................................................         576,621         567,108
    Time ................................................................................         672,334         607,626
                                                                                              -----------     -----------
     Total Deposits .....................................................................       1,389,900       1,310,602
  Federal funds purchased ...............................................................          27,550          42,350
  Other borrowings ......................................................................         196,032         224,570
  Guaranteed preferred beneficial interests in Company's subordinated debentures ........          17,250          17,250
  Accrued expenses and other liabilities ................................................          24,723          16,687
                                                                                              -----------     -----------
     Total Liabilities ..................................................................       1,655,455       1,611,459
                                                                                              -----------     -----------

  Commitments and contingent liabilities

  Shareholders' Equity
    Preferred stock, no par value-200,000 shares authorized; none issued or outstanding
    Common stock, $1.00 par value-30,000,000 shares authorized;
     issued and outstanding:  11,609,524 shares at December 31, 2000 and 11,235,088 shares
     at December 31, 1999 ...............................................................          11,610          11,235
    Capital surplus .....................................................................          77,255          71,672
    Retained earnings ...................................................................          37,544          33,921
    Accumulated other comprehensive income (loss) .......................................           1,927          (2,283)
    Unearned employee stock ownership plan shares .......................................                            (799)
                                                                                              -----------     -----------
     Total Shareholders' Equity .........................................................         128,336         113,746
                                                                                              -----------     -----------
       Total Liabilities and Shareholders' Equity .......................................     $ 1,783,791     $ 1,725,205
                                                                                              ===========     ===========


See notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                Year ended December 31,
                                                                      2000              1999               1998
-------------------------------------------------------------------------------------------------------------------
                                                                       (in thousands, except per share amounts)
INTEREST INCOME
  Interest and fees on loans ...................................   $ 120,702          $ 106,733           $ 102,227
  Securities available for sale
    Taxable ....................................................       7,625              6,680               8,849
    Tax-exempt .................................................       5,587              3,566               1,657
  Securities held to maturity
    Taxable ....................................................       2,335              6,127              10,433
    Tax-exempt .................................................         546                827               1,082
  Other investments ............................................       1,620              1,577               1,660
                                                                   ---------          ---------           ---------
    Total Interest Income ......................................     138,415            125,510             125,908
                                                                   ---------          ---------           ---------

INTEREST EXPENSE
  Deposits .....................................................      51,773             44,106              43,203
  Other borrowings .............................................      16,092             14,624              21,464
                                                                   ---------          ---------           ---------
    Total Interest Expense .....................................      67,865             58,730              64,667
                                                                   ---------          ---------           ---------
    Net Interest Income ........................................      70,550             66,780              61,241
Provision for loan losses ......................................       3,287              2,661               3,628
                                                                   ---------          ---------           ---------
    Net Interest Income After Provision for Loan Losses ........      67,263             64,119              57,613
                                                                   ---------          ---------           ---------

NON-INTEREST INCOME
  Service charges on deposit accounts ..........................       6,857              5,696               4,554
  Net gains (losses) on asset sales
    Real estate mortgage loans .................................       2,209              4,247               7,052
    Securities .................................................           9               (912)                267
  Other income .................................................       9,886              8,292               7,245
                                                                   ---------          ---------           ---------
    Total Non-interest Income ..................................      18,961             17,323              19,118
                                                                   ---------          ---------           ---------

NON-INTEREST EXPENSE
  Salaries and employee benefits ...............................      33,513             34,289              32,349
  Occupancy, net ...............................................       4,653              4,607               4,194
  Furniture and fixtures .......................................       4,382              4,230               3,659
  Merger-related ...............................................                          5,203
  Settlement of lawsuit ........................................                          2,025
  Other expenses ...............................................      16,401             19,126              19,524
                                                                   ---------          ---------           ---------
    Total Non-interest Expense .................................      58,949             69,480              59,726
                                                                   ---------          ---------           ---------
    Income Before Federal Income Tax ...........................      27,275             11,962              17,005
Federal income tax expense .....................................       7,266              3,293               5,056
                                                                   ---------          ---------           ---------
     Net Income ................................................   $  20,009          $   8,669           $  11,949
                                                                   =========          =========           =========

Income per common share
  Basic ........................................................   $    1.71          $     .73           $    1.01
                                                                   =========          =========           =========
  Diluted ......................................................   $    1.69          $     .72           $    1.00
                                                                   =========          =========           =========

Cash dividends declared per common share .......................   $     .58          $     .43           $     .31
                                                                   =========          =========           =========

See notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                         Year Ended December 31,
                                                                                 2000            1999            1998
------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Net Income                                                                    $  20,009        $   8,669       $   11,949
                                                                              ---------        ---------       ----------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
  Proceeds from sales of loans held for sale ..............................     155,999          275,364          507,944
  Disbursements for loans held for sale ...................................    (161,657)        (238,368)        (525,202)
  Provision for loan losses ...............................................       3,287            2,661            3,628
  Deferred federal income tax expense (credit) ............................         937              913             (688)
  Deferred loan fees ......................................................        (327)             443              163
  Depreciation, amortization of intangible assets and premiums and
    accretion of discounts on securities and loans ........................       6,540            6,134            4,886
  Net gains on sales of real estate mortgage loans ........................      (2,209)          (4,247)          (7,052)
  Net (gains) losses on sales of securities ...............................          (9)             912             (267)
  (Increase) decrease in accrued income and other assets ..................       3,388           (6,133)          (1,096)
  Increase (decrease) in accrued expenses and other liabilities ...........       4,853             (109)          (6,845)
                                                                              ---------        ---------        ---------
    Total Adjustments .....................................................      10,802           37,570          (24,529)
                                                                              ---------        ---------        ---------
    Net Cash from Operating Activities ....................................      30,811           46,239          (12,580)
                                                                              ---------        ---------        ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Proceeds from the sale of securities available for sale .................      22,319           86,136           11,271
  Proceeds from the maturity of securities available for sale .............       2,065           35,045           28,973
  Proceeds from the sale of securities held to maturity ...................                       26,735
  Proceeds from the maturity of securities held to maturity ...............       8,631          572,356          929,517
  Principal payments on securities available for sale .....................       8,991           16,628           20,579
  Principal payments on securities held to maturity .......................      43,318            5,690            1,723
  Purchases of securities available for sale ..............................     (49,903)        (187,255)         (31,257)
  Purchases of securities held to maturity ................................        (500)        (512,330)        (850,057)
  Portfolio loans made to customers, net of principal payments ............     (94,827)        (142,250)         (86,342)
  Portfolio loans purchased ...............................................                                       (18,916)
  Principal payments on portfolio loans purchased .........................       3,840            2,073           14,695
  Acquisition of branch offices, less cash received .......................                                        16,168
  Acquisition of business .................................................                                         1,459
  Capital expenditures ....................................................      (1,645)          (6,542)          (8,852)
                                                                              ---------        ---------        ---------
    Net Cash from Investing Activities ....................................     (57,711)        (103,714)          28,961
                                                                              ---------        ---------        ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Net increase in total deposits ..........................................      79,298           55,058          125,308
  Net increase (decrease) in other borrowings .............................     (33,778)           8,693          (52,686)
  Proceeds from Federal Home Loan Bank advances ...........................     274,211          236,751          124,463
  Payments of Federal Home Loan Bank advances .............................    (281,771)        (228,423)        (198,652)
  Retirement of long-term debt ............................................      (2,000)          (2,000)          (2,000)
  Dividends paid ..........................................................      (6,615)          (4,587)          (3,587)
  Repurchase of common stock ..............................................      (3,674)          (4,331)
  Proceeds from issuance of common stock ..................................         732            1,017              948
                                                                              ---------        ---------        ---------
    Net Cash from Financing Activities ....................................      26,403           62,178           (6,206)
                                                                              ---------        ---------        ---------
    Net Increase (Decrease) in Cash and Cash Equivalents ..................        (497)           4,703           10,175
Cash and Cash Equivalents at Beginning of Year ............................      58,646           53,943           43,768
                                                                              ---------        ---------        ---------
       Cash and Cash Equivalents at End of Year ...........................   $  58,149        $  58,646        $  53,943
                                                                              =========        =========        =========

Cash paid during the year for
  Interest ................................................................   $  64,250        $  58,627        $  64,445
  Income taxes ............................................................       3,000            2,600            5,300
Transfer of loans to other real estate ....................................       3,051            1,534            1,151

See notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                       Accumulated
                                                                                           Other
                                                                                         Compre-       Unearned      Total
                                                   Common       Capital     Retained     hensive         ESOP     Shareholders'
                                                    Stock       Surplus     Earnings   Income (Loss)    Shares       Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)
Balances at January 1, 1998 ....................   $ 10,135     $ 53,443     $ 40,665     $  1,385     $ (1,003)    $104,625
Net income for 1998 ............................                               11,949                                 11,949
Cash dividends declared, $.31 per share ........                               (3,688)                                (3,688)
5% stock dividend ..............................        514        9,759      (10,287)                                   (14)
Issuance of 165,719 shares of common stock .....        166        3,320                                               3,486
Cash in lieu of fractional shares for
  three-for-two stock split ....................                     (13)                                                (13)
Net change in unrealized gain on
  securities available for sale, net of
  $0.3 million of related tax effect ...........                                               596                       596
ESOP loan guarantee payment and
  valuation adjustment .........................                    (103)                                   204          101
                                                   --------     --------     --------     --------     --------     --------
Balances at December 31, 1998 ..................     10,815       66,406       38,639        1,981         (799)     117,042
Net income for 1999 ............................                                8,669                                  8,669
Cash dividends declared, $.43 per share ........                               (5,181)                                (5,181)
5% stock dividend ..............................        546        7,651       (8,206)                                    (9)
Issuance of 142,774 shares of common stock .....        143        1,725                                               1,868
Repurchase of 268,736 shares of
  common stock .................................       (269)      (4,062)                                             (4,331)
Net change in unrealized gain on
  securities available for sale, net of
  $2.2 million of related tax effect ...........                                            (4,264)                   (4,264)
ESOP loan valuation adjustment .................                     (48)                                                (48)
                                                   --------     --------     --------     --------     --------     --------
Balances at December 31, 1999 ..................     11,235       71,672       33,921       (2,283)        (799)     113,746
Net income for 2000 ............................                               20,009                                 20,009
Cash dividends declared, $.58 per share ........                               (6,791)                                (6,791)
5% stock dividend ..............................        557        9,089       (9,659)                                   (13)
Issuance of 107,961 shares of common stock .....        108          677                                                 785
Repurchase of 223,264 shares of
  common stock .................................       (223)      (3,451)                                             (3,674)
Net change in unrealized loss on
  securities available for sale, net of
  $2.2 million of related tax effect ...........                                             4,210                     4,210
Retirement of ESOP shares ......................        (67)        (732)          64                       799           64
                                                   --------     --------     --------     --------     --------     --------
     Balances at December 31, 2000 .............   $ 11,610     $ 77,255     $ 37,544     $  1,927     $      0     $128,336
                                                   ========     ========     ========     ========     ========     ========

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                      2000        1999         1998
---------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Net income ......................................................................   $20,009      $ 8,669      $11,949
Other comprehensive income
  Net change in unrealized gain (loss) on securities available for sale,
    net of related tax effect ...................................................     4,210       (4,264)         596
                                                                                    -------      -------      -------
     Comprehensive Income .......................................................   $24,219      $ 4,405      $12,545
                                                                                    =======      =======      =======

See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summaries describe the significant accounting and reporting policies that are employed in the preparation of the consolidated financial statements.
   The Banks transact business in the single industry of commercial banking. The Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by the Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2000, 86% of the Banks' loan portfolios were secured by real estate.
   Management is required to make estimates and assumptions in the preparation of the financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near term relate to the evaluation of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.
   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.
   STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan and deposit transactions.
   COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale. The net change in unrealized gain or loss on securities available for sale in 2000 and 1998 reflect net realized gains of $9,000 and $0.3 million, respectively, and reflect net realized losses of $0.9 million in 1999. The reclassification of these amounts from comprehensive income resulted in federal income tax expense of $3,000 and $0.1 million in 2000 and 1998, respectively and federal income tax benefit of $0.3 million in 1999.
   LOANS HELD FOR SALE - Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Banks recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used by the Banks include interest rate, term and type.
   SECURITIES - The Company classifies its securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.
   LOAN REVENUE RECOGNITION - Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.
   Certain loan fees and direct loan origination costs, are deferred and recognized as an adjustment of yield over the anticipated life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the anticipated life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for a letter of credit are recognized as revenue over its life.

   ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents Management's best estimate of losses incurred. In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although Management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses which occur. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.
   The Company measures its investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. The Company does not measure impairment on homogenous residential mortgage and installment loans.
   PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.
   OTHER REAL ESTATE - Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $2.2 million and $1.3 million at December 31, 2000 and 1999, respectively, are included in other assets.
   INTANGIBLE ASSETS - Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $7.6 million and $8.3 million as of December 31, 2000 and 1999, respectively. Other intangible assets, including core deposit intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years. Other intangible assets amounted to $7.7 million and $8.7 million as of December 31, 2000 and 1999, respectively.
   INCOME TAXES - The Company employs the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.
   The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.
   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.
   DERIVATIVE FINANCIAL INSTRUMENTS - Derivative financial instruments are employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments include interest-rate swaps, collars, floors and caps. These instruments are accounted for on an accrual basis. Any net interest differential, including premiums paid, is recognized as an adjustment to interest expense of the related liability. The Company considers its interest-rate swaps to be synthetic alterations of the related liability as long as (i) a specific liability has been designated; (ii) there is a high correlation with the changes in interest expense generated by the liability; and
(iii) the notional amount is less than or equal to the principal amount of the designated liability. If these criteria are not met, the swap is no longer considered a synthetic alteration and changes in fair value are included in other income in the financial statements. The criteria for consideration of a collar, floor or cap as a synthetic alteration are similar to those for a swap arrangement.
   If a synthetic alteration is terminated before maturity, the net proceeds received or paid are deferred and amortized as an adjustment to interest expense over the shorter of the remaining contract life or the maturity of the designated liability. If the designated liability is sold or matures, the synthetic alteration is marked to market and the gain or loss is included with the gain or loss on the sale/maturity of the designated liability.
   COMMON STOCK - At December 31, 2000, 303,255 shares of common stock were reserved for issuance under the dividend reinvestment plan and 1,163,043 shares of common stock were reserved for issuance under stock option plans.
   RECLASSIFICATION - Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform with the 2000 presentation.

NOTE 2 - ACQUISITIONS

    On September 15, 1999, the Company acquired Mutual Savings Bank, f.s.b, ("MSB"). On that date MSB's total assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. The Company issued 3.8 million shares of common stock in exchange for all the outstanding common stock of MSB. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of MSB for all periods prior to the acquisition.
    Separate results of operations of the combining entities as of December 31, follow:

                                                                        1999        1998
------------------------------------------------------------------------------------------
                                                                        (in thousands)
Net interest income after provision for loan losses
  Independent Bank Corporation ...................................    $55,212      $46,190
  Mutual Savings Bank, f.s.b.(1) .................................      8,907       11,423
                                                                      -------      -------
     Total .......................................................    $64,119      $57,613
                                                                      =======      =======

Net income
  Independent Bank Corporation ...................................    $ 7,035      $10,221
  Mutual Savings Bank, f.s.b.(1)(2) ..............................      1,634        1,728
                                                                      -------      -------
     Total .......................................................    $ 8,669      $11,949
                                                                      =======      =======

(1) Amounts are through the acquisition date of September 15, 1999.
(2) Federal income tax expense or benefit has been adjusted to reflect the estimated tax expense or benefit that would have been recognized by Mutual Savings Bank, f.s.b. if no deferred tax asset valuation allowance had been recognized during the periods presented.

    The Company recognized approximately $5.2 million in merger-related costs relating to the acquisition of MSB, which are classified as such in the financial statements. Such costs included data-processing and related costs, legal and professional, severance and write-off of duplicate fixed assets. As of December 31, 2000, all of these costs have been paid.
    On April 17, 1998, the Company purchased the outstanding capital stock of First Home Financial, Inc., an originator of manufactured home loans.
Aggregate consideration consisted of 80,000 shares of common stock. The assets purchased and liabilities assumed have been recorded at fair value. Goodwill totaled approximately $2.0 million and is being amortized over 15 years.
    On June 12, 1998, one of the Banks purchased the real and personal property and assumed the deposit liabilities associated with two offices of the former Great Lakes National Bank. On that date, deposits totaled $18.3 million and the Bank recorded an intangible asset of $1.3 million which is being amortized over 10 years. The assets purchased and the liabilities assumed have been recorded at fair value.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

  The Banks' legal reserve requirements were satisfied by average vault cash of $13.9 million and $10.9 million during 2000 and 1999, respectively. The Banks do not maintain compensating balances with correspondent banks.

NOTE 4 - SECURITIES

   Securities available for sale consist of the following at December 31:


                                                                 Amortized               Unrealized                  Fair
                                                                    Cost            Gains           Losses           Value
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
2000
  U.S. Treasury ............................................      $    302         $      1                          $    303
  U.S. Government agencies .................................         2,000                          $     18            1,982
  Mortgage-backed securities ...............................        50,505              949              109           51,345
  Obligations of states and political subdivisions .........       100,560            2,045              354          102,251
  Other securities .........................................        61,159              491               84           61,566
                                                                  --------         --------         --------         --------
     Total .................................................      $214,526         $  3,486         $    565         $217,447
                                                                  ========         ========         ========         ========
1999
  U.S. Treasury ............................................      $    303                          $      2         $    301
  U.S. Government agencies .................................         1,970         $     30              126            1,874
  Mortgage-backed securities ...............................        55,148              824              326           55,646
  Obligations of states and political subdivisions .........       118,955              320            4,155          115,120
  Other securities .........................................        22,388               60               89           22,359
                                                                  --------         --------         --------         --------
     Total .................................................      $198,764         $  1,234         $  4,698         $195,300
                                                                  ========         ========         ========         ========

   Securities held to maturity consist of the following at December 31:


                                                                 Amortized             Unrealized                 Fair
                                                                    Cost          Gains           Losses          Value
-------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
2000
  Mortgage-backed securities ...............................      $11,972         $     1         $   186         $11,787
  Obligations of states and political subdivisions .........        7,626             199               1           7,824
  Other securities .........................................          500                                             500
                                                                  -------         -------         -------         -------
     Total .................................................      $20,098         $   200         $   187         $20,111
                                                                  =======         =======         =======         =======

1999
  Mortgage-backed securities ...............................      $59,467         $     1         $   865         $58,603
  Obligations of states and political subdivisions .........       11,148             236               1          11,383
  Other securities .........................................          500                                             500
                                                                  -------         -------         -------         -------
     Total .................................................      $71,115         $   237         $   866         $70,486
                                                                  =======         =======         =======         =======

   The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                Available for Sale                Held to Maturity
                                                            Amortized           Fair           Amortized          Fair
                                                               Cost             Value            Cost             Value
------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Maturing within one year ................................    $  2,239         $  2,241         $  2,844         $  2,862
Maturing after one year but within five years ...........      11,281           11,457            3,634            3,732
Maturing after five years but within ten years ..........      30,252           31,075              872              927
Maturing after ten years ................................     101,902          103,021              276              303
                                                             --------         --------         --------         --------
                                                              145,674          147,794            7,626            7,824
Mortgage-backed securities ..............................      50,505           51,345           11,972           11,787
Other securities ........................................      18,347           18,308              500              500
                                                             --------         --------         --------         --------
     Total ..............................................    $214,526         $217,447         $ 20,098         $ 20,111
                                                             ========         ========         ========         ========

   A summary of proceeds from the sale of securities and realized gains and losses follows:


                                                       Realized
                                   Proceeds      Gains         Losses
----------------------------------------------------------------------
                                             (in thousands)
2000 ........................      $ 22,319    $     94       $     85
1999 ........................       112,871          23            935
1998 ........................        11,271         267

   During 1999, proceeds from the sale of securities held to maturity totaled approximately $26.7 million and are included in the table above. Such sales occurred in conjunction with the acquisition of MSB to address its interest-rate risk position.
   Securities with a book value of $34.6 million and $56.4 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required by law.
   There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2000 or 1999.

NOTE 5 - LOANS

   An analysis of the allowance for loan losses for the years ended December 31 follows:


                                                          2000              1999              1998
----------------------------------------------------------------------------------------------------
                                                                       (in thousands)
Balance at beginning of period ....................     $ 12,985          $ 11,557          $  9,639
  Provision charged to operating expense ..........        3,287             2,661             3,628
  Recoveries credited to allowance ................          678               746               655
  Loans charged against allowance .................       (2,968)           (1,979)           (2,365)
                                                        --------          --------          --------
Balance at end of period ..........................     $ 13,982          $ 12,985          $ 11,557
                                                        ========          ========          ========

   Loans are presented net of deferred fees of $1.7 million at December 31, 2000, and $2.0 million at December 31, 1999.
   Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $7.0 million, $5.3 million and $6.8 million at December 31, 2000, 1999 and 1998, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.5 million, $0.6 million, and $0.6 million of interest income would have been realized in 2000, 1999 and 1998, respectively. Interest income realized on these loans was approximately $0.2 million, $0.3 million and $0.2 million in 2000, 1999 and 1998, respectively.
   Impaired loans totaled approximately $3.7 million, $3.4 million and $4.0 million at December 31, 2000, 1999 and 1998, respectively. The Banks' average investment in impaired loans was approximately $3.7 million, $3.3 million and $4.3 million in 2000, 1999 and 1998, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.2 million in 2000, 1999 and 1998. Certain impaired loans with a balance of approximately $0.3 million, $1.2 million and $1.8 million had specific allocations of the allowance for loan losses totaling approximately $0.1 million, $0.4 million and $0.3 million at December 31, 2000, 1999 and 1998, respectively.
   The Banks capitalized approximately $1.0 million, $2.0 million and $3.5 million of servicing rights relating to loans that were originated and sold during the years ended December 31, 2000, 1999 and 1998, respectively. Amortization of capitalized servicing rights during those years was $1.1 million, $1.2 million and $1.0 million, respectively. The book value of capitalized mortgage servicing rights was $4.6 million at December 31, 2000.
The fair value of capitalized servicing rights at that same date was approximately $5.3 million, and therefore, no valuation allowance was considered necessary. The capitalized servicing rights relate to approximately $804.1 million of loans sold and serviced at December 31, 2000.
   At December 31, 2000, 1999 and 1998, the Banks serviced loans totaling $995.0 million, $995.3 million and $905.2 million, respectively, for the benefit of third parties.

NOTE 6 - PROPERTY AND EQUIPMENT

   A summary of property and equipment at December 31 follows:


                                                                  2000          1999
-------------------------------------------------------------------------------------
                                                                    (in thousands)
Land ........................................................   $  5,781     $  5,663
Buildings ...................................................     32,972       32,152
Equipment ...................................................     27,840       24,969
                                                                --------     --------
                                                                  66,593       62,784
Accumulated depreciation and amortization ...................    (31,836)     (25,202)
                                                                --------     --------
     Property and equipment, net ............................   $ 34,757     $ 37,582
                                                                ========     ========

NOTE 7 - DEPOSITS

   A summary of interest expense on deposits for the years ended December 31 follows:


                                                                 2000           1999          1998
----------------------------------------------------------------------------------------------------
                                                                           (in thousands)
Savings and NOW ...........................................    $14,800        $13,704        $13,912
Time deposits under $100,000 ..............................     21,444         22,227         24,415
Time deposits of $100,000 or more .........................     15,529          8,175          4,876
                                                               -------        -------        -------
     Total ................................................    $51,773        $44,106        $43,203
                                                               =======        =======        =======

   Aggregate certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $278.0 million, $182.1 million, and $117.3 million at December 31, 2000, 1999 and 1998, respectively.

   A summary of the maturity of certificates of deposit at December 31, 2000 follows:


                                                                  (in thousands)
2001 .............................................................    $403,757
2002 .............................................................     105,807
2003 .............................................................      32,737
2004 .............................................................      21,014
2005 .............................................................      33,041
2006 and thereafter ..............................................      75,978
                                                                      --------
     Total .......................................................    $672,334
                                                                      ========

NOTE 8 - OTHER BORROWINGS

   A summary of other borrowings at December 31 follows:


                                                                      2000                1999
------------------------------------------------------------------------------------------------
                                                                           (in thousands)
Advances from Federal Home Loan Bank .........................      $183,088            $190,648
Repurchase agreements ........................................                            20,000
Notes payable ................................................        11,500              12,500
U.S. Treasury demand notes ...................................         1,414               1,380
Other ........................................................            30                  42
                                                                    --------            --------
     Total ...................................................      $196,032            $224,570
                                                                    ========            ========

   Advances from the Federal Home Loan Bank ("FHLB") are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 145% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. Interest expense on advances amounted to $11.3 million, $9.0 million and $14.0 million for the years ending December 31, 2000, 1999 and 1998, respectively.
   As members of the FHLB, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2000, the Banks were in compliance with the FHLB stock ownership requirements.
   Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2000, advances totaling $10 million, with a stated maturity in 2008, are convertible in 2003.

   The maturity and weighted average interest rates of FHLB advances at December 31 follow:


                                                     2000                        1999
                                              Amount       Rate          Amount         Rate
---------------------------------------------------------------------------------------------------------
                                                          (dollars in thousands)
Fixed-rate advances
  2000 ..................................                               $ 84,580        6.11%
  2001 ..................................   $ 13,230       6.28%           3,230        5.90
  2002 ..................................      2,770       6.87           10,000        5.65
  2003 ..................................      9,515       5.36            9,515        5.36
  2005 ..................................      1,100       5.72
  2006 and thereafter ...................     42,128       6.55           24,267        5.95
                                            --------       ----         --------        ----
    Total fixed-rate advances ...........     68,743       6.33          131,592        5.98
                                            --------       ----         --------        ----
Variable-rate advances
  2000 ..................................                                 59,056        4.63
  2001 ..................................    114,345       6.69
                                            --------       ----         --------        ----
    Total variable-rate advances ........    114,345       6.69           59,056        4.63
                                            --------       ----         --------        ----
     Total advances .....................   $183,088       6.55%        $190,648        5.56%
                                            ========       ====         ========        ====

   Repurchase agreements are secured by mortgage-backed securities with a book value of approximately $20.7 million at December 31, 1999. There were no repurchase agreements outstanding at December 31, 2000.
   Repurchase agreements averaged $3.3 million and $40.8 million during 2000 and 1999, respectively. The maximum amounts outstanding at any month end during 2000 and 1999 were $20.0 million and $45.0 million, respectively. Interest expense on repurchase agreements totaled $0.2 million, $2.4 million and $3.9 million for the years ending 2000, 1999 and 1998, respectively.
   The Company has established a $25.0 million unsecured credit facility comprised of a $10.0 million five-year term loan, payable in equal quarterly installments and a $15.0 million revolving credit agreement. At December 31, 2000, the term note and the revolving credit facility had unpaid principal balances of $1.0 million and $10.5 million, respectively. The term note and the revolving credit facility accrue interest at LIBOR, plus 1.00% and federal funds, plus .75%, respectively. The term note will mature in 2001.

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

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

   The Company and the Banks are routinely engaged in legal proceedings and regulatory matters that have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition of the Company.
   During 1999 the Company settled a lawsuit against MSB for $2.0 million. This amount was charged against net income during 1999. The lawsuit represented actions by shareholders of MSB which alleged certain violations of federal and state securities laws.

NOTE 11 - EARNINGS PER SHARE

   A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:


                                                                                   2000            1999           1998
-------------------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands, except per share amounts)
Net income ...................................................................   $ 20,009        $  8,669        $ 11,949
                                                                                 ========        ========        ========

Shares outstanding(1) ........................................................     11,735          11,988          11,878
  ESOP shares not committed to be released ...................................                        (34)            (44)
                                                                                 --------        --------        --------
    Shares outstanding for calculation of basic earnings per share ...........     11,735          11,954          11,834
  Effect of stock options ....................................................         98             131             165
                                                                                 --------        --------        --------
    Shares outstanding for calculation of diluted earnings per share(1) ......     11,833          12,085          11,999
                                                                                 ========        ========        ========
Earning per share
  Basic ......................................................................   $   1.71        $    .73        $   1.01
                                                                                 ========        ========        ========
  Diluted ....................................................................   $   1.69        $    .72        $   1.00
                                                                                 ========        ========        ========

(1) Shares outstanding have been adjusted for a three-for-two stock split in 1998 and 5% stock dividends in each year.

NOTE 12 - FEDERAL INCOME TAX

   The composition of federal income tax expense for the years ended December 31 follows:


                                                      2000            1999            1998
--------------------------------------------------------------------------------------------
                                                                 (in thousands)
Current .......................................      $ 6,329         $ 2,380         $ 5,744
Deferred ......................................          937             913            (688)
                                                     -------         -------         -------
     Federal income tax expense ...............      $ 7,266         $ 3,293         $ 5,056
                                                     =======         =======         =======

   A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 2000, 1999 and 1998 to income before federal income tax for the years ended December 31 follows:


                                                                         2000         1999            1998
-------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)
Statutory rate applied to income before federal income tax ........    $ 9,546       $ 4,187         $ 5,952
Tax-exempt interest income ........................................     (2,318)       (1,506)           (961)
Amortization of goodwill ..........................................        262           265             270
Non-deductible costs ..............................................                      466
Other, net ........................................................       (224)         (119)           (205)
                                                                       -------       -------         -------
     Federal income tax expense ...................................    $ 7,266       $ 3,293         $ 5,056
                                                                       =======       =======         =======

   The deferred federal income tax expense of $0.9 million in both 2000 and 1999, and the deferred federal income tax benefit of $0.7 million in 1998, resulted from the tax effect of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.
   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December
31 follow:


                                                                                 2000              1999
--------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Deferred tax assets
  Net operating loss carryforward .......................................      $10,219           $10,707
  Allowance for loan losses .............................................        4,893             3,967
  Deferred compensation .................................................          601               695
  Deferred credit life premiums .........................................          388               117
  Purchase discounts ....................................................          225               462
  Unrealized loss on securities available for sale ......................                          1,180
  Alternative minimum tax credit carryforward ...........................                            617
  Other .................................................................          429               736
                                                                               -------           -------
    Gross deferred tax assets ...........................................       16,755            18,481
                                                                               -------           -------
Deferred tax liabilities
  Mortgage servicing rights .............................................        1,606             1,569
  Unrealized gain on securities available for sale ......................          994
  Deferred loan fees ....................................................          854               342
  Fixed assets ..........................................................          244               402
                                                                               -------           -------
    Gross deferred tax liabilities ......................................        3,698             2,313
                                                                               -------           -------
     Net deferred tax assets ............................................      $13,057           $16,168
                                                                               =======           =======

   At December 31, 2000, the Company had a net operating loss ("NOL") carryforward of approximately $29.2 million which, if not used against taxable income, will expire as follows:


                                                                           (in thousands)
2004 ......................................................................   $ 2,136
2007 ......................................................................       164
2008 ......................................................................    15,260
2009 ......................................................................        81
2010 ......................................................................     6,779
2011 ......................................................................       929
2012 ......................................................................       411
2018 ......................................................................     3,437
                                                                              -------
     Total ................................................................   $29,197
                                                                              =======

   The use of the $29.2 million NOL carryforward, which was acquired from MSB, is limited to $2.9 million per year as the result of a change in control as defined in the Internal Revenue Code.
   Management believes that the tax benefits associated with the deferred tax assets will more likely than not be realized, and therefore no valuation allowance is considered necessary.

NOTE 13 - EMPLOYEE BENEFIT PLANS

   The Company maintains stock option plans for its non-employee directors as well as certain officers of the Company and the Banks. An aggregate of 1,461,000 shares of common stock has been authorized for issuance under the plans. Options that were granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.
   The Company has elected to provide pro forma disclosures for its net income and earnings per share as if it had adopted the fair value accounting method for stock-based compensation.
   The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:


                                                                  2000          1999          1998
----------------------------------------------------------------------------------------------------
Expected dividend yield ..................................         4.46%         3.35%         1.98%
Risk-free interest rate ..................................         6.22          5.04          5.65
Expected life (in years) .................................           10             5             5
Expected volatility ......................................        10.48%        15.52%        23.78%
Per share weighted-average fair value ....................       $ 5.98        $ 4.01        $ 5.83

   The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:



                                                              2000         1999           1998
-------------------------------------------------------------------------------------------------
                                                          (in thousands, except per share amounts)
Net income
  As reported ......................................       $ 20,009      $ 8,669        $ 11,949
  Pro-forma ........................................         19,236        8,353          11,424
Income per share
  Basic
    As reported ....................................       $   1.71      $   .73        $   1.01
    Pro-forma ......................................           1.64          .70             .97
  Diluted
    As reported ....................................       $   1.69      $   .72        $   1.00
    Pro-forma ......................................           1.63          .69             .95

   A summary of outstanding stock option grants and transactions follows:


                                                                            Number            Average
                                                                              of              Exercise
                                                                            Shares             Price
------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1998 .......................................     569,213             $10.78
  Granted ............................................................     138,636              20.55
  Exercised ..........................................................     (45,220)              6.52
                                                                          --------             ------
Outstanding at December 31, 1998 .....................................     662,629              13.11
  Granted ............................................................     121,063              15.19
  Exercised ..........................................................     (94,376)              5.89
                                                                          --------             ------
Outstanding at December 31, 1999 .....................................     689,316              14.47
  Granted ............................................................     198,024              12.58
  Exercised ..........................................................    (129,451)              7.08
  Forfeited ..........................................................     (27,949)             20.63
                                                                          --------             ------
Outstanding at December 31, 2000 .....................................     729,940             $14.93
                                                                          ========             ======

   A summary of stock options outstanding at December 31, 2000 follows:


                                                                 Options Outstanding                  Options Exercisable
                                                           --------------------------------      -------------------------------
                                                                        Weighted-Average                   Weighted-Average
                                                           Number   -----------------------      Number    ---------------------
                                                             of      Remaining     Exercise       of       Remaining   Exercise
Range of Exercise Prices                                   Shares   Life (years)      Price      Shares    Life (years)   Price
--------------------------------------------------------------------------------------------------------------------------------
$4.82 to $6.52  ......................................     42,838        3.44        $ 5.61       42,838        3.44      $ 5.61
$9.85 to $10.01 ......................................     78,042        2.24          9.93       78,042        2.24        9.93
$12.38 to $13.04 .....................................    198,024        9.22         12.58
$14.17 to $15.19 .....................................    236,900        3.60         14.75      236,900        3.60       14.75
$21.83 to $22.75 .....................................    174,136        2.87         22.39      174,136        2.87       22.39
                                                          -------        ----         -----      -------        ----       -----
                                                          729,940        4.79        $14.93      531,916        3.15      $15.81
                                                          =======        ====        ======      =======        ====      ======

   The Company maintains 401(k) and employee stock ownership plans covering substantially all full-time employees of the Company and its subsidiaries. The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. At December 31, 2000, the Company is in the process of combining the employee stock ownership plan of MSB ("MSB ESOP") with the Company's plan. The combination of these plans is dependent upon the receipt of a favorable determination by the Internal Revenue Service, which is expected to be received during 2001. During 2000, the outstanding loan balance of the MSB ESOP, which was shown as a reduction to shareholders' equity at December 31, 1999 was retired. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. During 2000, 1999 and 1998, $1.9 million, $1.4 million and $1.6 million respectively, was expensed for these retirement plans.
   Officers of the Company and its subsidiaries participate in various performance-based compensation plans. Prior to 1999, the Company maintained the Incentive Share Grant Plan which provided that the Board of Directors, at its sole discretion, could award restricted shares of common stock to the participants in the Management Incentive Compensation Plan in lieu of cash bonuses. The market value of such incentive shares at the date of grant was equal to twice the amount of the cash incentive otherwise payable. The
Incentive Share Grant plan was terminated during 1999 in favor of cash incentive payments and stock option grants. Amounts expensed for all incentive plans totaled $2.0 million, $1.9 million, and $1.9 million, in 2000, 1999 and 1998, respectively.
   Substantially all salaried employees of MSB were covered by the multi-employer Financial Institutions Retirement Fund ("FIRF"). Effective January 1, 2000, MSB withdrew as a participant in the FIRF and all employees became 100% vested. As of June 30, 1999, the aggregate market value of the assets held by the FIRF exceeded the value of the vested benefits.
   There was no pension expense or required contribution for 1999 or 1998 pursuant to the FIRF. The FIRF does not segregate the assets, liabilities or costs by participating employer. Significant actuarial assumptions include a 5.5% rate of compensation increase for 1999 and 1998. The return on assets held by the FIRF and the weighted-average discount rate was 8% in 1999 and 1998.
   The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.

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

   A summary of financial instruments with off-balance sheet risk at December 31 follows:


                                                                                  2000                            1999
                                                                                ----------------------------------------
                                                                                           (dollars in thousands)
Financial instruments whose risk is represented by contract amounts
  Commitments to extend credit .........................................        $ 141,964                      $ 134,103
  Standby letters of credit ............................................           26,841                         26,518

Interest-rate derivative financial instruments
  Interest-rate cap agreements
    Notional amount ....................................................        $  48,500                      $  29,000
    Strike(1) ..........................................................             7.23%                          6.51%
    Weighted-average maturity (in years) ...............................              1.4                            4.0
    Amortized cost .....................................................        $     226                      $     792
    Fair value .........................................................                8                            900
  Interest-rate floor agreements
    Notional amount ....................................................        $   8,000                      $   8,000
    Strike(1) ..........................................................             5.17%                          5.17%
    Weighted-average maturity (in years) ...............................              1.3                            2.3
    Amortized cost .....................................................        $      17                      $      27
    Fair value .........................................................               20                              9
  Interest-rate collar agreements
    Notional amount ....................................................        $  15,000                      $   7,000
    Cap strike(1) ......................................................             7.11%                          6.38%
    Floor strike(1) ....................................................             5.92                           5.75
    Weighted-average maturity (in years) ...............................              2.0                            1.0
    Amortized cost .....................................................        $      63
    Fair value .........................................................             (122)                     $      13
  Interest-rate swap agreements (pay fixed)
    Notional amount ....................................................        $ 170,000                      $  69,500
    Weighted-average rate paying .......................................             6.14%                          5.51%
    Weighted-average rate receiving.....................................             6.62                           6.10
    Weighted-average maturity (in years) ...............................              2.4                            2.7
    Fair value .........................................................        $    (958)                     $   1,485
  Interest-rate swap agreements (pay variable)
    Notional amount ....................................................        $ 196,000                      $  81,000
    Weighted-average rate paying .......................................             6.62%                          5.96%
    Weighted-average rate receiving ....................................             6.82                           6.40
    Weighted-average maturity (in years) ...............................              3.9                            7.4
    Fair value .........................................................        $  (1,563)                     $  (2,446)

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

NOTE 15 - RELATED PARTY TRANSACTIONS

   Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 2000 and 1999.
   A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:


                                                              2000          1999
                                                            ----------------------
                                                               (in thousands)
Balance at beginning of period ........................     $16,829       $ 13,872
  New loans and advances ..............................       9,823         16,099
  Repayments ..........................................      (9,061)       (13,142)
                                                            -------       --------
Balance at end of period ..............................     $17,591       $ 16,829
                                                            =======       ========

NOTE 16 - OTHER NON-INTEREST EXPENSES

   Other non-interest expenses for the years ended December 31 follow:


                                                              2000          1999          1998
                                                            -------------------------------------
                                                                       (in thousands)
Data processing .....................................       $ 2,467        $ 3,356        $ 2,912
Advertising .........................................         2,129          2,545          2,176
Communications ......................................         2,128          2,257          2,160
Amortization of intangible assets ...................         1,728          1,742          1,692
Supplies ............................................         1,530          1,661          1,431
Loan and collection .................................         1,463          1,348          1,554
FDIC insurance ......................................           285          1,392          1,410
Other ...............................................         4,671          4,825          6,189
                                                            -------        -------        -------
     Total non-interest expense .....................       $16,401        $19,126        $19,524
                                                            =======        =======        =======

NOTE 17 - REGULATORY MATTERS

   Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 2000, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval was $52.0 million. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by Management and in accordance with guidelines of regulatory authorities.
   The Company and the Banks are also subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on the Company's financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital requirements that involve quantita-tive measures as well as qualitative judgments by the regulators.

   Actual capital amounts and ratios for the Company and the Banks at December 31, 2000 follow:

                                                                       Minimum Ratio               Minimum Ratio
                                                     Actual             for Adequately         for Well-Capitalized
                                               Amount    Ratio     Capitalized Institutions        Institutions
                                             ------------------    ------------------------    --------------------
                                                                    (dollars in thousands)

Total capital to risk-weighted assets
  Consolidated ..........................    $141,795    10.74%            8.00%                      10.00%
  Independent Bank ......................      34,614    10.29             8.00                       10.00
  Independent Bank West Michigan ........      27,445    10.24             8.00                       10.00
  Independent Bank South Michigan .......      17,364    10.35             8.00                       10.00
  Independent Bank East Michigan ........      23,227    10.42             8.00                       10.00
  Independent Bank MSB ..................      32,809    10.64             8.00                       10.00

Tier 1 capital to risk-weighted assets
  Consolidated ..........................    $127,813     9.68%            4.00%                       6.00%
  Independent Bank ......................      31,008     9.22             4.00                        6.00
  Independent Bank West Michigan ........      24,093     8.99             4.00                        6.00
  Independent Bank South Michigan .......      15,265     9.10             4.00                        6.00
  Independent Bank East Michigan ........      20,866     9.36             4.00                        6.00
  Independent Bank MSB ..................      30,410     9.86             4.00                        6.00

Tier 1 capital to average assets
  Consolidated ..........................    $127,813     7.31%            4.00%                       5.00%
  Independent Bank ......................      31,008     7.32             4.00                        5.00
  Independent Bank West Michigan ........      24,093     6.96             4.00                        5.00
  Independent Bank South Michigan .......      15,265     7.20             4.00                        5.00
  Independent Bank East Michigan ........      20,866     6.85             4.00                        5.00
  Independent Bank MSB ..................      30,410     6.81             4.00                        5.00


NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

   Most of the Company's assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is the Company's general practice and intent to hold the majority of its financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These esti-mates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
   Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.
   Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks.
   The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.
   Financial instruments with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.
   Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

   The estimated fair values and recorded book balances at December 31 follow:


                                                                  2000                           1999
                                                         Estimated      Recorded        Estimated     Recorded
                                                           Fair          Book              Fair         Book
                                                           Value        Balance           Value       Balance
----------------------------------------------------------------------------------------------------------------
                                                                            (in thousands)
ASSETS
  Cash and due from banks ...........................   $   58,100    $   58,100        $   58,600    $   58,600
  Securities available for sale .....................      217,400       217,400           195,300       195,300
  Securities held to maturity .......................       20,100        20,100            70,500        71,100
  Net loans and loans held for sale .................    1,402,800     1,386,500         1,267,000     1,290,600

LIABILITIES
  Deposits with no stated maturity ..................   $  717,600    $  717,600        $  703,000    $  703,000
  Deposits with stated maturity .....................      673,400       672,300           604,200       607,600
  Other borrowings ..................................      243,000       240,800           281,200       284,200


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


                                           IB           IBWM         IBSM        IBEM        IBMSB       Other(1)        Total
--------------------------------------------------------------------------------------------------------------------------------
                                                             (in thousands)
2000
  Total assets ....................     $446,383      $353,556     $213,014     $313,536     $451,901     $ 5,401     $1,783,791
  Interest income .................       34,607        30,074       17,206       23,369       33,134          25        138,415
  Net interest income .............       19,844        17,542        9,590       13,297       12,758      (2,481)        70,550
  Provision for loan losses .......        1,395           540          380          480          492                      3,287
  Income (loss) before
    income tax ....................        8,786         8,225        4,306        5,036        5,025      (4,103)        27,275
  Net income (loss) ...............        6,252         5,644        3,252        3,930        3,852      (2,921)        20,009

1999
  Total assets ....................     $410,744      $323,847     $196,665     $308,733     $475,475     $ 9,741     $1,725,205
  Interest income .................       29,039        25,958       13,562       20,470       36,456          25        125,510
  Net interest income .............       17,740        16,182        8,203       12,495       14,311      (2,151)        66,780
  Provision for loan losses .......          600           540          220          615          686                      2,661
  Income (loss) before
    income tax ....................        6,573         6,069        3,074        3,944       (4,104)     (3,594)        11,962
  Net income (loss) ...............        4,640         4,198        2,345        3,040       (2,966)     (2,588)         8,669

1998
  Total assets ....................     $361,936      $276,385     $174,396     $268,559     $575,635     $ 3,982     $1,660,893
  Interest income .................       28,439        24,825       13,764       19,012       39,835          33        125,908
  Net interest income .............       17,022        15,107        8,010       11,428       12,008      (2,334)        61,241
  Provision for loan losses .......          940         1,050          340          713          585                      3,628
  Income (loss) before
    income tax ....................        6,363         5,456        3,019        3,276        2,658      (3,767)        17,005
  Net income (loss) ...............        4,401         3,814        2,205        2,397        1,728      (2,596)        11,949


(1) Includes amounts relating to the Company and certain insignificant operations.

NOTE 20 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION

   Presented below are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                                   December 31,
                                                                2000          1999
-----------------------------------------------------------------------------------
                                                                 (in thousands)
ASSETS
  Cash and due from banks ............................      $  7,496       $  2,268
  Investment in subsidiaries .........................       147,210        137,810
  Other assets .......................................         6,771          7,157
                                                            --------       --------
     Total Assets ....................................      $161,477       $147,235
                                                            ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable ......................................      $ 11,500       $ 12,500
  Subordinated debentures ............................        17,783         17,783
  Other liabilities ..................................         3,858          3,206
  Shareholders' equity ...............................       128,336        113,746
                                                            --------       --------
     Total Liabilities and Shareholders' Equity ......      $161,477       $147,235
                                                            ========       ========

CONDENSED STATEMENTS OF OPERATIONS


                                                                                     Year Ended December 31,
                                                                               2000            1999            1998
                                                                             ---------------------------------------
                                                                                          (in thousands)
OPERATING INCOME
  Dividends from subsidiaries ............................................   $15,400         $ 9,100         $ 8,175
  Management fees from subsidiaries and other income .....................    12,905          10,242           8,444
                                                                             -------         -------         -------
    Total Operating Income ...............................................    28,305          19,342          16,619
                                                                             -------         -------         -------

OPERATING EXPENSES
  Interest expense .......................................................     2,506           2,176           2,367
  Administrative and other expenses ......................................    14,281          12,078           9,962
                                                                             -------         -------         -------
    Total Operating Expenses .............................................    16,787          14,254          12,329
                                                                             -------         -------         -------
    Income Before Federal Income Tax and Undistributed Net Income
     of Subsidiaries .....................................................    11,518           5,088           4,290
Federal income tax credit ................................................     1,175           1,209           1,289
                                                                             -------         -------         -------
    Income Before Equity in Undistributed Net Income of Subsidiaries .....    12,693           6,297           5,579
Equity in undistributed net income of subsidiaries .......................     7,316           2,372           6,370
                                                                             -------         -------         -------
     Net Income ..........................................................   $20,009         $ 8,669         $11,949
                                                                             =======         =======         =======


CONDENSED STATEMENTS OF CASH FLOWS


                                                                                     Year Ended December 31,
                                                                                2000            1999            1998
                                                                             -----------------------------------------
                                                                                          (in thousands)
Net Income ...............................................................   $ 20,009         $ 8,669         $11,949
                                                                             --------         -------         -------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
  Depreciation, amortization of intangible assets and premiums,
    and accretion of discounts on securities and loans ...................        977             787             540
  (Increase) decrease in other assets ....................................      2,150             993            (559)
  Increase in other liabilities ..........................................        581             213           2,975
  Equity in undistributed net income of subsidiaries .....................     (7,316)         (2,372)         (6,370)
                                                                             --------         -------         -------
    Total Adjustments ....................................................     (3,608)           (379)         (3,414)
                                                                             --------         -------         -------
    Net Cash from Operating Activities ...................................     16,401           8,290           8,535
                                                                             --------         -------         -------

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of securities available for sale ..............................                                       (100)
  Maturity of securities available for sale ..............................                        100
  Capital expenditures ...................................................       (616)         (2,264)         (2,264)
  Investment in subsidiaries .............................................                                     (3,383)
                                                                             --------         -------         -------
    Net Cash from Investing Activities ...................................       (616)         (2,164)         (5,747)
                                                                             --------         -------         -------

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings ....................................      1,000           4,500
  Retirement of long-term debt ...........................................     (2,000)         (2,000)         (2,000)
  Dividends paid .........................................................     (6,615)         (4,587)         (3,587)
  Repurchase of common stock .............................................     (3,674)         (4,331)
  Proceeds from issuance of common stock .................................        732           1,017             948
                                                                             --------         -------         -------
    Net Cash from Financing Activities ...................................    (10,557)         (5,401)         (4,639)
                                                                             --------         -------         -------
    Net Increase (Decrease) in Cash and Cash Equivalents .................      5,228             725          (1,851)
Cash and Cash Equivalents at Beginning of Year ...........................      2,268           1,543           3,394
                                                                             --------         -------         -------
     Cash and Cash Equivalents at End of Year ............................   $  7,496         $ 2,268         $ 1,543
                                                                             ========         =======         =======

                        QUARTERLY SUMMARY


                                                Reported Sale Prices of Common Shares
                                                 2000                       1999                    Cash Dividends
                                       -------------------------    --------------------------         Declared
                                        High      Low      Close     High       Low      Close      2000      1999
First quarter ....................     $13.81    $9.89    $12.14    $19.16    $14.06    $14.46     $ .14      $ .09
Second quarter ...................      13.81    11.90     12.91     15.82     13.10     15.76       .14        .09
Third quarter ....................      18.29    12.80     16.34     16.32     13.38     13.89       .14        .13
Fourth quarter ...................      19.88    15.75     19.75     16.49     12.14     13.93       .15        .13


   The Company has approximately 2,300 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP". The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.
   In addition to the provisions of the Michigan Business Corporation Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See Note 17 to the Consolidated Financial Statements.)

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

   A summary of selected quarterly results of operations for the years ended December 31 follows:


                                                                              Three Months Ended
                                                              March         June          September      December
                                                               31,           30,             30,            31,
                                                             ----------------------------------------------------
                                                                   (in thousands, except per share amounts)
2000
  Interest income .....................................      $33,005       $34,136         $35,464        $35,810
  Net interest income .................................       17,158        17,556          17,896         17,940
  Provision for loan losses ...........................          557         1,392             657            681
  Income before income tax expense ....................        6,034         6,227           7,508          7,506
  Net income ..........................................        4,486         4,636           5,459          5,428

  Income per share
    Basic .............................................      $   .38       $   .39         $   .46        $   .46
    Diluted ...........................................          .38           .39             .46            .46

1999
  Interest income .....................................      $30,779       $30,894         $31,764        $32,073
  Net interest income .................................       16,176        16,552          17,139         16,913
  Merger-related charges and litigation settlement ....                                      6,743          1,257
  Provision for loan losses ...........................          666           655             645            695
  Income (loss) before income tax expense (benefit) ...        4,667         4,978          (1,564)         3,881
  Net income (loss) ...................................        3,271         3,501          (1,179)         3,076

  Income (loss) per share
    Basic .............................................      $   .27       $   .29         $  (.10)       $   .26
    Diluted ...........................................          .27           .29            (.10)           .26


                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

     Shareholders may obtain, without charge, a copy of Form 10-K, the 2000 Annual Report to the Securities and Exchange Commission, by writing to the Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

     The Company's press releases, including earnings and dividend announcements as well as other financial information, are available on the Company's website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

     The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 17, 2001, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

     State Street Bank & Trust Company (c/o EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200, #800/4265523, www.equiserve.com) serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

     The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases up to $5,000 per quarter are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.

                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

         Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation
         Ronald L. Long, President and Chief Executive Officer, Independent Bank East Michigan
         Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank
         David C. Reglin, President and Chief Executive Officer Independent Bank West Michigan
         Robert N. Shuster, President and Chief Executive Officer, Independent Bank MSB
         Edward B. Swanson, President and Chief Executive Officer Independent Bank South Michigan
         William R. Kohls, Executive Vice President and Chief Financial Officer, Independent Bank Corporation
         Richard E. Butler, Senior Vice President, Independent Bank Corporation Peter R. Graves, Senior Vice President, Independent Bank Corporation

DIRECTORS

         Keith E. Bazaire, Retired, former President, Carter's Food Center, Inc, Retail Grocer, Charlotte
         Jeffrey A. Bratsburg, Retired, former President and Chief Executive Officer, Independent Bank West Michigan
         Terry L. Haske, President, Ricker & Haske, CPA.s, P.C., Marlette
         Robert L. Hetzler, President, Monitor Sugar Company, Food Processor, Bay City
         Thomas F Kohn, Chief Executive Officer Belco Industries, Inc, Manufacturer, Belding
         Robert J. Leppink, President, Leppink's Inc, Retail Grocer, Belding Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing
         Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation, Ionia
         Arch V Wright, Jr., President, Charlevoix Development Company Real Estate Development, Charlevoix