Form 10-K405, Exhibit 13
period 2001-12-31
INDEPENDENT BANK CORP /MI/
filed 2002-03-27
CIK 39311

                                                                      EXHIBIT 13

                                    APPENDIX


         Independent Bank Corporation is an Ionia, Michigan-based bank holding company with assets totaling nearly $2 billion. Its four subsidiary banks (the "Banks") principally serve suburban and rural communities located across Michigan's Lower Peninsula through 92 offices.

         The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in its management while providing financial incentives to align the interests of such management with those of its shareholders.

         To support the Banks' service and sales efforts, while providing the controls that are consistent with its decentralized decision-making structure, the Company has consolidated many operational and administrative functions and provides these services to the Banks on a centralized basis.



CONTENTS

Management's Discussion and Analysis ..............................  A-2
Selected Consolidated Financial Data .............................. A-13
Independent Auditors' Report ...................................... A-14
Consolidated Financial Statements ................................. A-15
Notes to Consolidated Financial Statements ........................ A-19
Quarterly Data .................................................... A-35
Shareholder Information ........................................... A-36
Executive Officers and Directors .................................. A-36

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Management's discussion and analysis of financial condition and results of operations may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes" and "should" which are necessarily statements of belief as to the expected outcomes of future events. Actual results could differ materially from those contained in, or implied by such forward-looking statements. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

         The following section presents additional information to assess the financial condition and results of operations of the Company and its subsidiary banks. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this appendix.


                              RESULTS OF OPERATIONS

         SUMMARY. Net income totaled $24.4 million in 2001 compared to $20.0 million in 2000 and $8.7 million in 1999. The Company's results of operation for 1999 reflect certain charges, which relate to the acquisition of Mutual Savings Bank ("MSB"). (See "Acquisitions.") Such charges include a net loss on the sale of securities as well as settlement costs relating to a shareholder suit against MSB. In the absence of such charges, the Company's earnings in 1999 would have totaled $14.4 million.

         The increase in net income in 2001 is primarily a result of increases in net interest income, service charges on deposit accounts and net gains on the sale of real estate mortgage loans, partially offset by increases in non-interest expense and federal income taxes. The increase in the Company's net income in 2000 principally reflects increases in net interest income and service charges on deposit accounts and a decline in non-interest expense.



KEY PERFORMANCE RATIOS                                                                         Year ended December 31,
                                                                                    2001               2000            1999
-----------------------------------------------------------------------------------------------------------------------------

Net income to
   Average equity ...............................................................  18.52%            16.59%            7.26%
   Average assets ...............................................................   1.35              1.15              .52
Net income per share
   Basic ........................................................................ $ 2.03            $ 1.62           $  .69
   Diluted ......................................................................   2.00              1.61              .68


         NET INTEREST INCOME. Tax equivalent net interest income totaled $82.7 million during 2001, compared to $74.3 million and $69.2 million during 2000 and 1999, respectively. The 11% increase during 2001 reflects an increase in tax equivalent net interest income as a percent of average earning assets ("Net Yield") and a $72.0 million or 4.4% increase in the amount of average earning assets. The increase in Net Yield during 2001 is primarily due to a 47 basis point decline in the cost of interest bearing liabilities, generally the result of falling short-term interest rates. The decline in the cost of interest bearing liabilities was partially offset by a 20 basis point decline in the yield on interest earning assets as falling interest rates in 2001 resulted in the prepayment of higher yielding loans, the repricing of variable rate loans and the origination of new loans at lower relative interest rates. A continued decline in the cost of interest bearing liabilities is dependent, in part, upon external factors that include the slope of the yield curve, availability of credit, and customer preferences that may result in changes in the mix or amount of the Banks' deposits.

         The 7.3% increase in tax equivalent net interest income during 2000 principally reflects an $85.0 million or 5.5% increase in the amount of average earning assets.


                                              2001                              2000                              1999
                               -----------------------------------------------------------------------------------------------------
AVERAGE
BALANCES AND TAX                  Average                          Average                             Average
EQUIVALENT RATES                  Balance    Interest    Rate      Balance      Interest    Rate       Balance    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)

Assets
  Taxable loans(1,2) .......... $1,415,136   $ 123,859    8.75%  $ 1,341,926   $ 120,110    8.95%   $ 1,222,564  $ 106,233   8.69%
  Tax-exempt loans(1,3) .......     13,058       1,127    8.63        10,433         910    8.72          8,793        770   8.76
  Taxable securities ..........    137,085       9,334    6.81       144,231       9,960    6.91        215,550     12,808   5.94
  Tax-exempt securities(3) ....    119,282       9,333    7.82       116,697       9,558    8.19         81,392      6,564   8.06
  Other investments ...........     20,348       1,513    7.44        19,612       1,620    8.26         19,627      1,577   8.03
                                ----------   ---------    8.51   -----------   ---------    8.71    -----------  ---------   8.27
    Interest earning assets ...  1,704,909     145,166             1,632,899     142,158              1,547,926    127,952
  Cash and due from banks .....     38,602   ---------                37,288   ---------                 44,910  ---------
  Other assets, net ...........     66,383                            72,225                             73,660
                                ----------                       -----------                        -----------
      Total assets ............ $1,809,894                       $ 1,742,412                        $ 1,666,496
                               ===========                       ===========                        ===========


LIABILITIES
  Savings and NOW .............  $ 583,817      11,484    1.97   $   574,556      14,800    2.58    $   576,194     13,704   2.38
  Time deposits ...............    623,657      33,127    5.31       655,591      36,973    5.64        578,294     30,402   5.26
  Long-term debt ..............        371          26    7.01         2,247         162    7.21          4,245        268   6.31
  Other borrowings ............    304,973      17,823    5.84       243,118      15,930    6.55        243,519     14,356   5.90
                                ----------   ---------           -----------   ---------            -----------  ---------
    Interest bearing
      liabilities .............  1,512,818      62,460    4.13     1,475,512      67,865    4.60      1,402,252     58,730   4.19
                                             ---------                         ---------                         ---------
  Demand deposits .............    138,200                           126,596                            125,936
  Other liabilities ...........     27,162                            19,704                             18,937
  Shareholders' equity ........    131,714                           120,600                            119,371
                                ----------                       -----------                        -----------
      Total liabilities and
       shareholders' equity ... $1,809,894                       $ 1,742,412                        $ 1,666,496
                                ===========                      ===========                        ===========
      Net interest income .....              $  82,706                         $  74,293                         $  69,222
                                             =========                         =========                         =========
      Net interest income
       as a percent of
       earning assets .........                           4.85%                             4.55%                            4.47%
                                                          ====                              ====                             ====

(1) All domestic
(2) Interest on loans includes fees totaling $7.9 million, $6.6 million and $6.3 million in 2001, 2000 and 1999, respectively.
(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.



CHANGE IN TAX EQUIVALENT                                                 2001 compared to 2000             2000 compared to 1999
NET INTEREST INCOME                                                  Volume     Rate        Net         Volume     Rate       Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)

Increase (decrease) in interest income(1)
  Taxable loans(2) ..............................................   $  6,450   $(2,701)  $ 3,749       $ 10,610   $ 3,267  $ 13,877
  Tax-exempt loans(2,3) .........................................        227       (10)      217            143        (3)      140
  Taxable securities ............................................       (488)     (138)     (626)        (4,699)    1,851    (2,848)
  Tax-exempt securities(3) ......................................        209      (434)     (225)         2,898        96     2,994
  Other investments .............................................         59      (166)     (107)            (1)       44        43
                                                                    ---------------------------------------------------------------
    Total interest income .......................................      6,457    (3,449)    3,008          8,951     5,255    14,206
                                                                    ---------------------------------------------------------------
Increase (decrease) in interest expense(1)
  Savings and NOW ...............................................        235    (3,551)   (3,316)           (39)    1,135     1,096
  Time deposits .................................................     (1,753)   (2,093)   (3,846)         4,255     2,316     6,571
  Long-term debt ................................................       (132)       (4)     (136)          (140)       34      (106)
  Other borrowings ..............................................      3,746    (1,853)    1,893            (24)    1,598     1,574
                                                                    ---------------------------------------------------------------
    Total interest expense ......................................      2,096    (7,501)   (5,405)         4,052     5,083     9,135
                                                                    ---------------------------------------------------------------
      Net interest income .......................................   $  4,361   $ 4,052   $ 8,413       $  4,899   $   172  $  5,071
                                                                    ===============================================================


(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2) All domestic.
(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.


COMPOSITION OF AVERAGE EARNING ASSETS                                                              Year Ended December 31,
AND INTEREST BEARING LIABILITIES                                                          2001              2000             1999
------------------------------------------------------------------------------------------------------------------------------------
As a percent of average earning assets
   Loans--all domestic ..............................................................      83.8%             82.2%            79.0%
   Other earning assets .............................................................      16.2              17.8             21.0
                                                                                          ----------------------------------------
       Average earning assets .......................................................     100.0%            100.0%           100.0%
                                                                                          ========================================
   Savings and NOW ..................................................................      34.2%             35.2%            37.2%
   Time deposits ....................................................................      27.5              29.3             33.0
   Brokered CDs .....................................................................       9.1              10.9              4.4
   Other borrowings and long-term debt ..............................................      17.9              15.0             16.0
                                                                                          ----------------------------------------
       Average interest bearing liabilities .........................................      88.7%             90.4%            90.6%
                                                                                          ========================================

Earning asset ratio .................................................................      94.2%             93.7%            92.9%
Free-funds ratio ....................................................................      11.3               9.6              9.4


         PROVISION FOR LOAN LOSSES. The provision for loan losses was $3.7 million during 2001 compared to $3.3 million and $2.7 million during 2000 and 1999, respectively. The increase in the provision during 2001 reflects Management's assessment of the allowance for loan losses relative to overall growth and change in mix of loans, excluding loans held for sale ("Portfolio Loans"), the internal classification of certain commercial real estate mortgage loans into higher risk categories and subjective factors associated with weakening economic conditions. The increase in the provision during 2000 compared to 1999 again reflects Management's assessment of the allowance for loan losses, including the impact of losses which relate to a default by a land development company on loans totaling $2.2 million. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio loans and asset quality.")

         NON-INTEREST INCOME. Non-interest income totaled $27.1 million during 2001 compared to $19.0 million and $17.3 million during 2000 and 1999, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 21% to $20.3 million during 2001 and by 20% to $16.7 million during 2000 from each comparable prior year. Increases in service charges on deposit accounts, title insurance fees and other non-interest income account for the majority of the increase in total non-interest income during 2001 and 2000. The increases in 2001 were partially offset by declines in mutual fund and annuity commissions and real estate mortgage loan servicing fees.


NON-INTEREST INCOME                                                                             Year Ended December 31,
                                                                                        2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Service charges on deposit accounts ......................................             $ 9,936           $ 6,857          $  5,696
Net gains (losses) on asset sales
   Real estate mortgage loans ............................................               6,306             2,209             4,247
   Securities ............................................................                 522                 9              (912)
Manufactured home loan origination fees and commissions ..................               2,258             2,144             2,009
Title insurance fees .....................................................               1,874               912               844
Mutual fund and annuity commissions ......................................                 798             1,199             1,370
Real estate mortgage loan servicing fees, net ............................                 833             1,490             1,300
Other ....................................................................               4,558             4,141             2,769
                                                                                       -------------------------------------------
       Total non-interest income .........................................             $27,085           $18,961          $ 17,323
                                                                                       ===========================================


         Service charges on deposit accounts totaled $9.9 million during 2001, compared to $6.9 million and $5.7 million during 2000 and 1999, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations and increases in certain fees on retail and commercial checking accounts that were implemented in the second quarter of 2001. The Banks opened 24,000 new checking accounts in 2001 compared to 22,000 in 2000 and 15,000 in 1999. (See "Deposits and borrowings.")

         Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. The Banks realized net gains of $6.3 million on the sale of such loans during 2001, compared to $2.2 million and $4.3 million during 2000 and 1999, respectively. The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans, which is particularly sensitive to the level of interest rates. In 2001, approximately 63% of the $680.7 million of loans originated was the result of refinancing activity. Management estimates that refinancing activities accounted for approximately 58% and 38% of the real estate mortgage loans originated during 2000 and 1999, respectively.


NET GAINS ON THE SALE OF REAL ESTATE                                                             Year ended December 31,
MORTGAGE LOANS                                                                          2001              2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (dollars in thousands)

Real estate mortgage loans originated .....................................          $ 680,702          $345,400         $ 508,700
Real estate mortgage loans sold ...........................................            410,998           153,800           271,100
Real estate mortgage loans sold with servicing rights released ............            282,240            36,000            20,800
Net gains on the sale of real estate mortgage loans .......................              6,306             2,209             4,247
Net gains as a percent of real estate mortgage loans sold .................               1.53%             1.44%            1.57%


         The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that the Banks cannot profitably fund within established interest-rate risk parameters. (See "Portfolio loans and asset quality.") Net gains on the sale of real estate mortgage loans are also dependent upon economic and competitive factors as well as Management's ability to effectively manage the Banks' exposure to changes in interest rates.

         The purchase or sale of securities is dependent upon Management's assessment of investment and funding opportunities as well as the Banks' asset/liability management needs. The Banks sold securities with an aggregate market value of $18.9 million during 2001 compared to $22.3 million and $112.9 million during 2000 and 1999, respectively. (See "Securities.")


REALIZED GAINS AND LOSSES ON THE SALE OF SECURITIES                                       Year ended December 31,
                                                                    Proceeds              Gains            Losses             Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)

2001 ........................................................       $  18,925            $ 524              $  2         $     522
2000 ........................................................          22,319               94                85                 9
1999(A) .....................................................         112,871               23               935              (912)


(A) Approximately $0.8 million of the net losses in 1999 relates to balance sheet restructuring efforts at MSB. (See "Securities.")

         Title insurance fees increased to $1.9 million in 2001 compared to $0.9 million in 2000 and $0.8 million in 1999. The increase in title insurance fees is primarily a function of the increased level of real estate mortgage loans originated as well as the Company's title insurance agency acquiring an increasing share of the Banks' business. Mutual fund and annuity commissions declined in 2001 and 2000 compared to 1999. The decline in these commissions is attributable to lower sales volume, due in part to a more difficult environment for selling equity-based investments over the past two years. Real estate mortgage loan servicing fees, net, declined to $0.8 million in 2001 from $1.5 million in 2000. This decline is due to an increase in the amortization of capitalized originated mortgage servicing rights of $0.5 million in 2001 as a result of a rise in the prepayment of real estate mortgage loans serviced for others as well as an $88 million decline in the average balance of real estate mortgage loans serviced for others during 2001. During the first 10 months of 2001 the Banks sold a majority of real estate mortgage loans on a "service-released basis." As a result, the Banks were retaining less servicing rights, as compared to prior periods, during the first 10 months of 2001. During the last two months of 2001, the Banks began to retain the servicing on real estate mortgage loans sold primarily because of declines in the price being paid for mortgage loan servicing.

         NON-INTEREST EXPENSE. Non-interest expense totaled $68.5 million during 2001, compared to $58.9 million and $69.5 million during 2000 and 1999, respectively. Non-interest expense in 1999 includes certain merger-related charges as well as settlement costs relating to a shareholder suit against MSB, which totaled $7.2 million. Excluding consideration of such charges, non-interest expense would have totaled $62.3 million during 1999.



NON-INTEREST EXPENSE                                                                              Year ended December 31,
                                                                                        2001               2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Salaries ............................................................                  $26,126           $23,577           $23,788
Performance-based compensation and benefits .........................                    5,853             4,774             5,166
Other benefits ......................................................                    5,927             5,162             5,335
                                                                                       -------------------------------------------
   Salaries and benefits ............................................                   37,906            33,513            34,289
Occupancy, net ......................................................                    4,966             4,653             4,607
Furniture and fixtures ..............................................                    4,371             4,382             4,230
Loan and collection .................................................                    2,748             1,463             1,348
Data processing .....................................................                    2,558             2,467             3,356
Advertising .........................................................                    2,490             2,129             2,545
Communications ......................................................                    2,275             2,128             2,257
Supplies ............................................................                    1,938             1,530             1,661
Amortization of intangible assets ...................................                    1,704             1,728             1,742
FDIC insurance ......................................................                      287               285             1,392
Merger-related ......................................................                                                        5,203
Litigation settlement ...............................................                                                        2,025
Other ...............................................................                    7,283             4,671             4,825
                                                                                       -------------------------------------------
       Total non-interest expense ...................................                  $68,526           $58,949           $69,480
                                                                                       ===========================================


         The increase in salaries and benefits during 2001 compared to 2000 is primarily attributable to merit pay increases and staffing level increases associated with the growth and expansion of the organization as well as increases in certain employee benefit costs such as health care insurance. Based on current conditions, Management expects health care insurance costs to continue to rise at levels significantly above the general rate of inflation. Salaries and benefits declined in 2000 compared to 1999 primarily due to staffing reductions associated with the acquisition of MSB.

         The Company and each of the Banks maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2001, 2000 and 1999 did not require the recognition of any expense in the Company's consolidated statements of operations during those periods. Management believes that these equity-based plans help align the interests of the Company's officers and employees with those of its shareholders.

         Loan and collection expense increased to $2.7 million in 2001 compared to $1.5 million in 2000. This is partially attributable to a $0.5 million increase in expenses related to the holding or disposal of other real estate.

         The amortization of intangible assets totaled $1.7 million during 2001, 2000 and 1999. It is expected that the amortization of intangible assets will decline in future periods as the result of implementation of Statement of Financial Accounting Standards #142, "Goodwill and Other Intangible Assets." (See "Statements of Financial Accounting Standards.")

         FDIC insurance assessments totaled $0.3 million during 2001 and 2000, compared to $1.4 million in 1999. The decrease in FDIC insurance assessments reflects the elimination of amounts paid by MSB in conjunction with the recapitalization of the Savings Association Insurance Fund. Future deposit insurance assessments are subject to determination by the FDIC and may not be within the control of Management.

         Other non-interest expense increased to $7.3 million in 2001 compared to $4.7 million in 2000. This increase is partially attributable to a $0.9 million loss related to de-designating certain cash flow hedges and $0.3 million in expense related to the prepayment of FHLB advances (See "Deposits and borrowings"). Expenses relating to title insurance agency operations, checking account losses and the consolidation of two subsidiary banks also contributed to the increase in other expense. In December 2001 the Company terminated the cash flow hedging relationships relating to $26 million of notional value fixed pay interest-rate swaps. Pursuant to Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133"), the Company reclassified a $0.9 million charge from accumulated other comprehensive income to earnings.

                               FINANCIAL CONDITION

         SUMMARY. Portfolio Loans totaled $1.385 billion at December 31, 2001, compared to $1.380 billion at December 31, 2000. Commercial loans grew by $101.0 million to $482.0 million while real estate mortgage loans declined by $110.8 million to $661.5 million. (See "Portfolio loans and asset quality.") Securities increased by $52.8 million and loans held for sale increased by $56.4 million in 2001.

         Deposits totaled $1.387 billion at December 31, 2001. The decrease from $1.390 billion a year earlier reflects a decline in brokered certificates of deposit ("Brokered CDs") that was largely offset by increases in checking, savings and money market deposit accounts. Brokered CDs decreased by $48.7 million to $163.3 million at December 31, 2001, from $212.0 million at December 31, 2000. Other borrowings increased by $92.0 million to $288.0 million at December 31, 2001 from $196.0 million at December 31, 2000. (See "Deposits and borrowings.")

         SECURITIES. The Banks maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities and mortgage-backed securities. The Banks also invest in capital securities, which include preferred stocks and trust preferred securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow. Management believes the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues. Management also believes it has the ability to hold these securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See "Non-interest income" and "Asset/liability management.")


SECURITIES                                                                Amortized              Unrealized                  Fair
                                                                            Cost           Gains            Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)

Securities available for sale
   December 31, 2001 ................................................    $ 286,571       $ 5,789           $ 2,057      $  290,303
   December 31, 2000 ................................................      214,526         3,486               565         217,447

Securities held to maturity
   December 31, 2001 ................................................
   December 31, 2000 ................................................    $  20,098       $   200           $   187      $   20,111


         There were no securities held to maturity at December 31, 2001 compared to $20.1 million at December 31, 2000. As permitted by SFAS #133, securities that were previously designated as held to maturity were reclassified to available for sale as of January 1, 2001. Securities available for sale increased by $72.9 million during 2001 to $290.3 million at December 31, 2001. This increase was primarily the result of the addition of approximately $50.1 million in seasoned 15-year Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed securities ("MBS") with a weighted-average coupon of 6.29% during the third quarter of 2001. These 15-year FHLMC MBS were created from the securitization of existing real estate mortgage loans previously originated by one of the Banks. The balance of the increase in securities available for sale was primarily due to purchases of municipal securities and corporate securities.

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



LOAN PORTFOLIO COMPOSITION                                                                                      December 31,
                                                                                                           2001             2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (in thousands)

Real estate(1)
   Residential first mortgages ....................................................................    $   511,019       $  597,472
   Residential home equity and other junior mortgages .............................................        181,905          177,343
   Construction and land development ..............................................................        185,004          144,401
   Other(2) .......................................................................................        292,548          262,246
Consumer ..........................................................................................        134,367          111,147
Commercial ........................................................................................         65,275           66,574
Agricultural ......................................................................................         14,566           20,481
                                                                                                       ----------------------------
       Total loans ................................................................................    $ 1,384,684       $1,379,664
                                                                                                       ============================


(1) Includes both residential and non-residential commercial loans secured by real estate.
(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

         Although the Management and Board of Directors of each Bank retain authority and responsibility for credit decisions, the Banks have adopted uniform underwriting standards. Further, the Company's loan committee as well as the centralization of commercial loan credit services and the loan review process, provides requisite controls and promote compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations.

         The Banks generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, the Banks may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.")
                                      A-7

         The increase in construction and land development and other real estate loans reflects Management's emphasis on lending opportunities within these categories, particularly within the Grand Rapids and Lansing, Michigan markets. The increase in consumer loans is primarily due to growth in automobile and recreational vehicle indirect lending. The decline in residential first mortgage loans is primarily due to a significant increase in prepayments due to refinance activity associated with lower interest rates and the securitization of approximately $50.1 million of existing seasoned residential mortgage loans into FHLMC MBS. (See "Securities.") Construction and land development loans, other commercial real estate loans and indirect consumer loans are generally thought to expose the Company to a higher risk of loss than residential mortgage lending or direct consumer lending. Continued growth and changes in the mix of Portfolio Loans is dependent upon Management's assessment of risks and opportunities in its future lending activities as well as a variety of competitive and economic factors.


NON-PERFORMING ASSETS                                                                                December 31,
                                                                                     2001                2000              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (dollars in thousands)

Non-accrual loans ............................................................     $ 5,990              $5,200           $2,980
Loans 90 days or more past due and still accruing interest ...................       2,771               1,571            2,029
Restructured loans ...........................................................         285                 260              270
                                                                                   --------------------------------------------
   Total non-performing loans ................................................       9,046               7,031            5,279
Other real estate ............................................................       1,610               2,174            1,315
                                                                                   --------------------------------------------
       Total non-performing assets ...........................................     $10,656              $9,205           $6,594
                                                                                   ============================================

As a percent of Portfolio Loans
   Non-performing loans ......................................................         .65%                .51%             .41%
   Non-performing assets .....................................................         .77                 .67              .51
   Allowance for loan losses .................................................        1.17                1.01             1.01
Allowance for loan losses as a percent of non-performing loans ...............         179                 199              246


         Non-performing loans totaled $9.0 million, or 0.65% of total Portfolio Loans at December 31, 2001, a $2.0 million increase from December 31, 2000. The increase is attributable to an increase in non-performing commercial loans. The increase in non-performing commercial loans in 2001 is primarily the result of one commercial real estate loan totaling $1.3 million at December 31, 2001. This loan is secured by an office building in the Lansing area with an original appraised value of approximately $1.6 million. However, due to the current vacancy level in the building, a specific valuation allowance of approximately $0.5 million has been established on this loan at December 31, 2001. In addition, several other commercial loans with balances generally between $0.2 million and $0.3 million were non-performing as of December 31, 2001. These increases were offset by the liquidation during 2001 of a $1.2 million loan to a land development company discussed below. The $0.6 million decline in other real estate during 2001 is primarily due to the sale of such properties.

         A default by a land-development company on loans totaling $2.2 million accounts for the majority of the increase in non-performing loans during 2000. Approximately $1.0 million of the principal amount of these loans had been charged against the allowance for loan losses during 2000. The remaining balance of $1.2 million, which represented the anticipated liquidation value of the residential real estate developments that secured the loans, had been designated as non-accrual. One to four family residential real estate loans also contributed to the increase in both non-performing loans and other real estate during 2000.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                                                         December 31,
                                                                                    2001                2000                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Specific allocations ...................................................           $   500             $   100            $   400
Other adversely rated loans ............................................             7,284               3,166              2,739
Historical loss allocations ............................................             2,837               4,717              4,063
Additional allocations based on subjective factors .....................             5,546               5,999              5,783
                                                                                   -----------------------------------------------
       Total ...........................................................           $16,167             $13,982            $12,985
                                                                                   ===============================================


         In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

         The first element reflects Management's estimate of probable losses based upon its systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

         The second element reflects the application of Management's eight point rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category which is based upon a historical analysis of losses incurred. The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied.

         The third element is determined by assigning allocations based principally upon the ten-year average of loss experience for each type of loan. Average losses are weighted to place additional emphasis on the most recent years in the ten-year average and may be further adjusted based on the current delinquency rate. Loss analyses are conducted annually.

         The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects Management's attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. Management considers a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for loan losses.")


ALLOWANCE FOR LOAN LOSSES                                                                     Year ended December 31,
                                                                                     2001               2000                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (dollars in thousands)

Balance at beginning of period ..............................................      $13,982            $ 12,985            $11,557
   Provision charged to operating expense ...................................        3,737               3,287              2,661
   Recoveries credited to allowance .........................................          644                 678                746
   Loans charged against allowance ..........................................       (2,196)             (2,968)            (1,979)
                                                                                   ----------------------------------------------
Balance at end of period ....................................................      $16,167            $ 13,982            $12,985
                                                                                   ==============================================

Net loans charged against the allowance
   to average Portfolio Loans ...............................................          .11%                .17%               .10%


         Loans charged against the allowance for loan losses, net of recoveries, were equal to .11% of average loans during 2001, compared to .17% and .10% during 2000 and 1999, respectively. The increase in net loans charged against the allowance during 2000 relates to the default on a land development loan described above. (See "Provision for loan losses.")

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

         To attract new core depositors, the Banks have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to the Banks and branch staff sales training. This program has generated significant increases in customer relationships as well as deposit service charges. Management believes that the new relationships which result from these marketing and sales efforts provide valuable opportunities to cross sell related financial products and services.


ALTERNATE SOURCES OF FUNDS                                                          December 31,
                                                                  2001                                          2000
                                                ------------------------------------------------------------------------------------
                                                                 Average                                       Average
                                                 Amount         Maturity       Rate           Amount          Maturity       Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (dollars in thousands)

Brokered CDs(1) ...........................     $ 163,315       1.7 years       3.83%        $ 212,010       3.5 years       6.73%
Fixed-rate FHLB advances(1,2) .............       129,084       4.1 years       4.08            68,743       7.9 years       6.33
Variable-rate FHLB advances(1) ............        93,000       0.4 years       1.83           114,345       0.2 years       6.69
Securities sold under agreements to
   repurchase(1) ..........................        54,963       0.2 years       1.94
Federal funds purchased ...................        35,100           1 day       1.86            27,550           1 day       6.85
                                                ---------------------------------------------------------------------------------
       Total ..............................     $ 475,462       1.8 years       3.15%        $ 422,648       3.1 years       6.67%
                                                =================================================================================


(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest rate swaps.
(2) Advances totaling $10 million, at December 31, 2001 and 2000, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

         The Banks have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increases in securities available for sale and Portfolio Loans. The use of such alternate sources of funds supplements the Banks' core deposits and is an integral part of the Banks' asset/liability management efforts.

         Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $288.0 million at December 31, 2001, compared to $196.0 million a year earlier. The $92.0 million increase in other borrowed funds principally reflects an increase in FHLB advances used to fund the decline in Brokered CDs as well as Management's efforts to diversify the Banks' funding sources by utilizing additional borrowing sources such as Repurchase Agreements. The increase in other borrowings funded the decline in Brokered CDs. The Banks were generally able to obtain more favorable pricing on FHLB borrowings and Repurchase Agreements during much of 2001 as Brokered CD rates lagged the general decline in market interest rates. The balance of the increase in other borrowings was utilized to fund the increases in securities available for sale and loans held for sale.

         Derivative financial instruments are employed to manage the Banks' exposure to changes in interest rates. At December 31, 2001, the Banks employed interest-rate caps, floors and collars with an aggregate notional amount of $67.0 million. The Banks also employed interest-rate swaps with an aggregate notional amount of $225.0 million. During 2000, the Banks terminated interest-rate caps with a notional amount of $72.0 million. The realized loss of $0.8 million is amortized as an adjustment to interest expense over the shorter of the expected remaining term of the hedged debt or the terminated cap. (See "Asset/liability management.")

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

CAPITALIZATION                                                                                                  December 31,
                                                                                                             2001          2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Unsecured debt .....................................................................................       $ 10,500      $  11,500
                                                                                                           -----------------------
Guaranteed preferred beneficial interests in Company's subordinated debentures .....................         17,250         17,250
                                                                                                           =======================
Shareholders' equity
   Common stock ....................................................................................         11,865         11,610
   Capital surplus .................................................................................         82,512         77,255
   Retained earnings ...............................................................................         39,355         37,544
   Accumulated other comprehensive income (loss) ...................................................         (1,829)         1,927
                                                                                                           -----------------------
     Total shareholders' equity ....................................................................        131,903        128,336
                                                                                                           -----------------------
       Total capitalization ........................................................................       $159,653      $ 157,086
                                                                                                           =======================

         Management has supplemented its balance-sheet management activities with open market purchases of the Company's common stock. The Company repurchased 536,000 shares of its common stock at an average price of $24.55 per share in 2001 compared to 223,000 shares at an average price of $16.46 per share in 2000.

         The Company repurchased shares of common stock under two separate repurchase plans during 2001. The first plan was adopted during 2000, authorizing the repurchase of 500,000 shares of common stock. The purchase of such shares was completed during the third quarter of 2001. On July 17, 2001, the Company adopted a plan authorizing the repurchase of an additional 500,000 shares of common stock. At December 31, 2001, the Company had purchased 203,000 shares of common stock under that plan. Management anticipates that open market purchases of the Company's common stock will continue in the foreseeable future.

         Shareholders' equity totaled $131.9 million at December 31, 2001. The increase from $128.3 million at December 31, 2000 reflects the retention of earnings and the issuance of common stock pursuant to various equity-based incentive compensation plans partially offset by an increase in unrealized losses on derivative financial instruments. Shareholders' equity was equal to 6.98% of total assets at December 31, 2001, compared to 7.19% a year earlier.


CAPITAL RATIOS                                                                                                      December 31,
                                                                                                                  2001       2000
------------------------------------------------------------------------------------------------------------------------------------

Equity capital ..........................................................................................         6.98%       7.19%
Average shareholders' equity to average assets ..........................................................         7.28        6.92
Tier 1 capital to average assets ........................................................................         7.46        7.31
Tier 1 risk-based capital ...............................................................................         9.82        9.68
Total risk-based capital ................................................................................        10.98       10.74

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



CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY                                                       December 31, 2001
AND NET INTEREST INCOME                                                   Market Value of       Percent   Net Interest       Percent
Change In Interest Rates                                                  Portfolio Equity(1)   Change      Income(2)         Change
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (dollars in thousands)

400 basis point rise .............................................              $ 109,200        (32.17)%     $ 79,300      (5.48)%
300 basis point rise .............................................                125,900        (21.80)        81,000      (3.46)
200 basis point rise .............................................                141,800        (11.93)        82,400      (1.79)
100 basis point rise .............................................                154,100         (4.29)        83,100       (.95)
Base-rate scenario ...............................................                161,000                       83,900
100 basis point decline ..........................................                162,400           .87         84,300        .48
200 basis point decline ..........................................                161,100           .06         83,300       (.72)
300 basis point decline ..........................................                162,100           .68         78,600      (6.32)
400 basis point decline ..........................................                168,000          4.35         74,200     (11.56)

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


                                  ACQUISITIONS

         On September 15, 1999, the Company completed its acquisition of Mutual Savings Bank, f.s.b. ("MSB"). On that date, MSB's assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. Consideration consisted of 3.4 million shares of common stock (4.0 million shares adjusted for stock dividends). The transaction was accounted for as a "pooling of interests" and the Company's results of operations for 1999 have been restated to include MSB's revenues and expenses. Charges relating to the acquisition incurred during 1999 totaled approximately $8.0 million before federal income tax.

                  STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

         On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS #141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142"). These two Statements will have a profound effect on how organizations account for business combinations and for the purchased goodwill and intangible assets that arise from those combinations or are acquired otherwise. SFAS #141 is effective for all business combinations initiated after June 30, 2001, and for all purchase method business combinations completed after June 30, 2001, and requires that such combinations be accounted for using the purchase method of accounting. SFAS #142 is effective for fiscal years beginning after December 15, 2001 and requires that the amortization of goodwill cease and that goodwill instead only be reviewed for impairment. The Company is currently amortizing approximately $0.7 million, net of tax, of goodwill annually. It is expected that the amortization of goodwill will cease upon adoption of SFAS #142 on January 1, 2002. Other intangible assets, primarily relating to core deposits, will continue to be amortized. Management is currently evaluating impairment of goodwill which is not expected to have a material impact on the Company's financial condition or results of operations.

         Emerging Issues Task Force ("EITF") 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interest in Securitized Financial Assets," ("EITF 99-20") was effective for the Company's quarter ended June 30, 2001. The adoption of EITF 99-20 did not have a material impact on the Company's financial condition or results of operations.

         On October 3, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS #144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS #144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS #144 is not expected to have a material impact on the Company's financial condition or results of operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                                 Year Ended December 31,
                                                          2001             2000            1999             1998           1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS
   Interest income .................................   $  141,359      $  138,415      $  125,510      $   125,908     $   119,911
   Interest expense ................................       62,460          67,865          58,730           64,667          66,018
                                                       ---------------------------------------------------------------------------
     Net interest income ...........................       78,899          70,550          66,780           61,241          53,893
   Provision for loan losses .......................        3,737           3,287           2,661            3,628           1,975
   Net gains on the sale of real estate
     mortgage loans ................................        6,306           2,209           4,247            7,052           2,899
   Other non-interest income .......................       20,779          16,752          13,848           12,066           9,389
   Merger-related securities losses, charges
     and litigation settlements                                                             8,000                            9,650
   Other non-interest expenses .....................       68,526          58,949          62,252           59,726          51,152
                                                       ---------------------------------------------------------------------------
     Income before federal income tax expense ......       33,721          27,275          11,962           17,005           3,404
   Federal income tax expense ......................        9,288           7,266           3,293            5,056           1,935
                                                       ---------------------------------------------------------------------------
     Net income before cumulative effect
       of change in accounting principle ...........       24,433          20,009           8,669           11,949           1,469
   Cumulative effect of change in accounting
     principle, net of related tax effect(1) .......          (35)
                                                       ---------------------------------------------------------------------------
         Net income ................................   $   24,398      $   20,009      $    8,669      $    11,949     $     1,469
                                                       ===========================================================================


PER COMMON SHARE DATA(2)
   Net income before cumulative effect of
     change in accounting principle
     Basic .........................................   $     2.03      $     1.62      $      .69      $       .96     $       .12
     Diluted .......................................         2.00            1.61             .68              .95             .12
   Net income
     Basic .........................................   $     2.03      $     1.62      $      .69      $       .96     $       .12
     Diluted .......................................         2.00            1.61             .68              .95             .12
   Cash dividends declared .........................          .64             .55             .41              .30             .27
   Book value ......................................        11.12           10.53            9.18             9.35            8.48

SELECTED BALANCES
   Assets ..........................................   $1,888,457     $ 1,783,791      $1,725,205      $ 1,660,893     $ 1,640,879
   Loans ...........................................    1,384,684       1,379,664       1,290,641        1,152,139       1,061,252
   Allowance for loan losses .......................       16,167          13,982          12,985           11,557           9,693
   Deposits ........................................    1,387,367       1,389,900       1,310,602        1,255,544       1,121,298
   Shareholders' equity ............................      131,903         128,336         113,746          117,042         104,625
   Long-term debt ..................................                                        1,000            3,000           5,000

SELECTED RATIOS
   Tax equivalent net interest income
     to average earning assets .....................         4.85%           4.55%           4.47%            4.08%           3.66%
   Net income to
     Average equity ................................        18.52            16.59           7.26            10.72            1.37
     Average assets ................................         1.35             1.15            .52              .72             .09
   Average shareholders' equity to
     average assets ................................         7.28             6.92           7.16             6.76            6.69
   Tier 1 capital to average assets ................         7.46             7.31           6.56             6.38            6.13
   Non-performing loans to Portfolio Loans .........          .65              .51            .41              .59             .53



(1) Effect of the implementation of SFAS #133. (See note #14 to the consolidated financial statements.)
(2) Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in each of the years presented.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan


         We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in notes 1, 4 and 14 to the consolidated financial statements, Independent Bank Corporation changed its method of accounting for derivative financial instruments and hedging activities in 2001.






/s/KPMG LLP
   KPMG LLP
   Detroit, Michigan
   February 1, 2002

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                                December 31,
                                                                                                         2001                2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

ASSETS
   Cash and due from banks ................................................................           $   50,525        $    58,149
   Securities available for sale ..........................................................              290,303            217,447
   Securities held to maturity (fair value of $20.1 million at December 31, 2000) .........                                  20,098
   Federal Home Loan Bank stock, at cost ..................................................               21,266             19,612
   Loans held for sale ....................................................................               77,220             20,817
   Loans
     Commercial ...........................................................................              482,046            381,066
     Real estate mortgage .................................................................              661,462            772,223
     Installment ..........................................................................              241,176            226,375
                                                                                                      -----------------------------
       Total Loans ........................................................................            1,384,684          1,379,664
     Allowance for loan losses ............................................................              (16,167)           (13,982)
                                                                                                      -----------------------------
       Net Loans ..........................................................................            1,368,517          1,365,682
   Property and equipment, net ............................................................               35,944             34,757
   Accrued income and other assets ........................................................               44,682             47,229
                                                                                                      -----------------------------
         Total Assets .....................................................................           $1,888,457        $ 1,783,791
                                                                                                      =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits
     Non-interest bearing .................................................................           $  160,598        $   140,945
     Savings and NOW ......................................................................              601,949            576,621
     Time .................................................................................              624,820            672,334
                                                                                                      -----------------------------
       Total Deposits .....................................................................            1,387,367          1,389,900
   Federal funds purchased ................................................................               35,100             27,550
   Other borrowings .......................................................................              288,010            196,032
   Guaranteed preferred beneficial interests in Company's subordinated debentures .........               17,250             17,250
   Accrued expenses and other liabilities .................................................               28,827             24,723
                                                                                                      -----------------------------
       Total Liabilities ..................................................................            1,756,554          1,655,455
                                                                                                      -----------------------------

   Commitments and contingent liabilities

   Shareholders' Equity
     Preferred stock, no par value-200,000 shares authorized; none issued or outstanding Common stock, $1.00 par value-30,000,000 shares authorized;
     issued and outstanding:  11,864,876 shares at December 31, 2001 and 11,609,524 shares
       at December 31, 2000 ...............................................................               11,865             11,610
     Capital surplus ......................................................................               82,512             77,255
     Retained earnings ....................................................................               39,355             37,544
     Accumulated other comprehensive income (loss) ........................................               (1,829)             1,927
                                                                                                      -----------------------------
       Total Shareholders' Equity .........................................................              131,903            128,336
                                                                                                      -----------------------------
         Total Liabilities and Shareholders' Equity .......................................           $1,888,457        $ 1,783,791
                                                                                                      =============================


         See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                 Year ended December 31,
                                                                                         2001              2000              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands, except per share amounts)

INTEREST INCOME
   Interest and fees on loans .....................................................    $124,592          $ 120,702       $  106,733
   Securities available for sale
     Taxable ......................................................................       9,334              7,625            6,680
     Tax-exempt ...................................................................       5,920              5,587            3,566
   Securities held to maturity
     Taxable ......................................................................                          2,335            6,127
     Tax-exempt ...................................................................                            546              827
   Other investments ..............................................................       1,513              1,620            1,577
                                                                                       --------------------------------------------
     Total Interest Income ........................................................     141,359            138,415          125,510
                                                                                       --------------------------------------------
INTEREST EXPENSE
   Deposits .......................................................................      44,611             51,773           44,106
   Other borrowings ...............................................................      17,849             16,092           14,624
                                                                                       --------------------------------------------
     Total Interest Expense .......................................................      62,460             67,865           58,730
                                                                                       --------------------------------------------
     Net Interest Income ..........................................................      78,899             70,550           66,780
Provision for loan losses .........................................................       3,737              3,287            2,661
                                                                                       --------------------------------------------
     Net Interest Income After Provision for Loan Losses ..........................      75,162             67,263           64,119
                                                                                       --------------------------------------------
NON-INTEREST INCOME
   Service charges on deposit accounts ............................................       9,936              6,857            5,696
   Net gains (losses) on asset sales
     Real estate mortgage loans ...................................................       6,306              2,209            4,247
     Securities ...................................................................         522                  9             (912)
   Other income ...................................................................      10,321              9,886            8,292
                                                                                       --------------------------------------------
     Total Non-interest Income ....................................................      27,085             18,961           17,323
                                                                                       --------------------------------------------

NON-INTEREST EXPENSE
   Salaries and employee benefits .................................................      37,906             33,513           34,289
   Occupancy, net .................................................................       4,966              4,653            4,607
   Furniture and fixtures .........................................................       4,371              4,382            4,230
   Merger-related                                                                                                             5,203
   Settlement of lawsuit                                                                                                      2,025
   Other expenses .................................................................      21,283             16,401           19,126
                                                                                       --------------------------------------------
     Total Non-interest Expense ...................................................      68,526             58,949           69,480
                                                                                       --------------------------------------------
     Income Before Federal Income Tax .............................................      33,721             27,275           11,962
Federal income tax expense ........................................................       9,288              7,266            3,293
                                                                                       --------------------------------------------
     Net income before cumulative effect of change in accounting principle ........      24,433             20,009            8,669
Cumulative effect of change in accounting principle, net of related tax effect ....         (35)
                                                                                       --------------------------------------------
       Net Income .................................................................    $ 24,398          $  20,009         $  8,669
                                                                                       ============================================

Net income per share before cumulative effect of change in accounting principle
   Basic ..........................................................................    $   2.03          $    1.62         $   .69
                                                                                       ============================================
   Diluted ........................................................................    $   2.00          $    1.61         $   .68
                                                                                       ============================================
Net income per share
   Basic ..........................................................................    $   2.03          $    1.62         $   .69
                                                                                       ============================================
   Diluted ........................................................................    $   2.00          $    1.61         $   .68
                                                                                       ============================================
Cash dividends declared per common share ..........................................    $    .64          $     .55         $   .41
                                                                                       ============================================

See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                            Accumulated
                                                                                               Other
                                                                                              Compre-      Unearned         Total
                                                  Common        Capital        Retained       hensive        ESOP      Shareholders'
                                                  Stock         Surplus        Earnings    Income (Loss)    Shares         Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Balances at January 1, 1999 ..................   $ 10,815     $  66,406       $ 38,639       $ 1,981        $ (799)        $117,042
Net income for 1999 ..........................                                   8,669                                        8,669
Cash dividends declared, $.41 per share ......                                  (5,181)                                      (5,181)
5% stock dividend ............................        546         7,651         (8,206)                                          (9)
Issuance of 142,774 shares of common stock ...        143         1,725                                                       1,868
Repurchase and retirement of 268,736 shares
   of common stock ...........................       (269)       (4,062)                                                     (4,331)
Net change in unrealized gain on
   securities available for sale, net of
   $2.2 million of related tax effect ........                                                (4,264)                        (4,264)
ESOP loan valuation adjustment ...............                      (48)                                                        (48)
                                                 ----------------------------------------------------------------------------------
Balances at December 31, 1999 ................     11,235        71,672         33,921        (2,283)         (799)         113,746
Net income for 2000 ..........................                                  20,009                                       20,009
Cash dividends declared, $.55 per share ......                                  (6,791)                                      (6,791)
5% stock dividend ............................        557         9,089         (9,659)                                         (13)
Issuance of 107,961 shares of common stock ...        108           677                                                         785
Repurchase and retirement of 223,264 shares
   of common stock ...........................       (223)       (3,451)                                                     (3,674)
Net change in unrealized loss on
   securities available for sale, net of
   $2.2 million of related tax effect ........                                                 4,210                          4,210
Retirement of ESOP shares ....................        (67)         (732)            64                         799               64
                                                 ----------------------------------------------------------------------------------
Balances at December 31, 2000 ................     11,610        77,255         37,544         1,927             0          128,336
Net income for 2001 ..........................                                  24,398                                       24,398
Cash dividends declared, $.64 per share ......                                  (7,636)                                      (7,636)
5% stock dividend ............................        567        14,365        (14,951)                                         (19)
Issuance of 223,832 shares of common stock ...        224         3,524                                                       3,748
Repurchase and retirement of 536,417 shares
   of common stock ...........................       (536)      (12,632)                                                    (13,168)
Net change in accumulated other
   comprehensive income (loss), net of
   $2.0 million of related tax effect ........                                                (3,756)                        (3,756)
                                                 ----------------------------------------------------------------------------------
       Balances at December 31, 2001 .........   $ 11,865     $  82,512       $ 39,355       $(1,829)       $    0         $131,903
                                                 ==================================================================================

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                               2001          2000           1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)

Net income ..............................................................................    $24,398        $20,009        $  8,669
Other comprehensive income
   Net change in unrealized gain (loss) on securities available for sale,
     net of related tax effect ..........................................................        499          4,210          (4,264)
   Cumulative effect of change in accounting principle, net of related tax effect .......       (720)
   Net change in unrealized loss on derivative instruments, net of related tax effect ...     (3,535)
                                                                                             --------------------------------------
       Comprehensive Income .............................................................    $20,642        $24,219        $  4,405
                                                                                             ======================================

See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                Year Ended December 31,
                                                                                      2001               2000               1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)

Net Income ...................................................................     $   24,398         $   20,009         $    8,669
                                                                                   -------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
   Proceeds from sales of loans held for sale ................................        417,304            155,999            275,364
   Disbursements for loans held for sale .....................................       (467,401)          (161,657)          (238,368)
   Provision for loan losses .................................................          3,737              3,287              2,661
   Deferred federal income tax expense (credit) ..............................         (1,086)               937                913
   Deferred loan fees ........................................................            324               (327)               443
   Depreciation, amortization of intangible assets and premiums and
     accretion of discounts on securities and loans ..........................          6,559              6,540              6,134
   Net gains on sales of real estate mortgage loans ..........................         (6,306)            (2,209)            (4,247)
   Net (gains) losses on sales of securities .................................           (522)                (9)               912
   (Increase) decrease in accrued income and other assets ....................            843              3,388             (6,133)
   Increase (decrease) in accrued expenses and other liabilities .............          1,234              4,853               (109)
                                                                                   -------------------------------------------------
     Total Adjustments .......................................................        (45,314)            10,802             37,570
                                                                                   -------------------------------------------------
     Net Cash Provided by (Used in) Operating Activities .....................        (20,916)            30,811             46,239
                                                                                   -------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale ...................         18,925             22,319             86,136
   Proceeds from the maturity of securities available for sale ...............         21,987              2,065             35,045
   Proceeds from the sale of securities held to maturity .....................                                               26,735
   Proceeds from the maturity of securities held to maturity .................                             8,631            572,356
   Principal received on securities available for sale .......................         25,644              8,991             16,628
   Principal received on securities held to maturity .........................                            43,318              5,690
   Purchases of securities available for sale ................................       (120,037)           (49,903)          (187,255)
   Purchases of securities held to maturity ..................................                              (500)          (512,330)
   Portfolio loans originated, net of principal payments .....................         10,342            (94,827)          (142,250)
   Portfolio loans purchased .................................................        (36,480)
   Principal received on portfolio loans purchased ...........................         19,242              3,840              2,073
   Capital expenditures ......................................................         (5,640)            (1,645)            (6,542)
                                                                                   -------------------------------------------------
     Net Cash Used in Investing Activities ...................................        (66,017)           (57,711)          (103,714)
                                                                                   -------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
   Net increase (decrease) in total deposits .................................         (2,533)            79,298             55,058
   Net increase (decrease) in other borrowings ...............................         61,532            (33,778)             8,693
   Proceeds from Federal Home Loan Bank advances .............................        995,750            274,211            236,751
   Payments of Federal Home Loan Bank advances ...............................       (956,754)          (281,771)          (228,423)
   Retirement of long-term debt ..............................................         (1,000)            (2,000)            (2,000)
   Dividends paid ............................................................         (7,236)            (6,615)            (4,587)
   Repurchase of common stock ................................................        (13,168)            (3,674)            (4,331)
   Proceeds from issuance of common stock ....................................          2,718                732              1,017
                                                                                   -------------------------------------------------
     Net Cash Provided by Financing Activities ...............................         79,309             26,403             62,178
                                                                                   -------------------------------------------------
     Net Increase (Decrease) in Cash and Cash Equivalents ....................         (7,624)              (497)             4,703
Cash and Cash Equivalents at Beginning of Year ...............................         58,149             58,646             53,943
                                                                                   -------------------------------------------------
         Cash and Cash Equivalents at End of Year ............................     $   50,525         $   58,149         $   58,646
                                                                                   ================================================
Cash paid during the year for
   Interest ..................................................................     $   64,255         $   64,250         $   58,627
   Income taxes ..............................................................          9,746              3,000              2,600
Transfer of loans to other real estate .......................................          2,318              3,051              1,534
Transfer of securities held to maturity to available for sale ................         20,098
Real estate loans securitized ................................................         50,100



See accompanying notes to consolidated financial statements

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

         The Banks transact business in the single industry of commercial banking. The Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by the Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2001, 85% of the Banks' loan portfolios were secured by real estate.

         Management is required to make estimates and assumptions in the preparation of the consolidated financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near term relate to the evaluation of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

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

         COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments. The net change in unrealized gain or loss on securities available for sale in 2001 and 2000 reflect net realized gains of $0.5 million and $9,000, respectively, and reflect net realized losses of $0.9 million in 1999. The net change in unrealized loss on derivative instruments in 2001 reflects an expense reclassified into earnings totaling $0.9 million. The reclassification of these amounts from comprehensive income resulted in a federal income tax benefit of $0.1 million and $0.3 million in 2001 and 1999, respectively, and a federal income tax expense of $3,000 in 2000.

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

         SECURITIES - The Company classifies its securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. The Company did not have any securities held to maturity at December 31, 2001. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

         OTHER REAL ESTATE - Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $1.6 million and $2.2 million at December 31, 2001 and 2000, respectively, are included in other assets.

         INTANGIBLE ASSETS - Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $6.8 million and $7.6 million as of December 31, 2001 and 2000, respectively. Other intangible assets, including core deposit intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years. Other intangible assets amounted to $6.8 million and $7.7 million as of December 31, 2001 and 2000, respectively.

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

         DERIVATIVE FINANCIAL INSTRUMENTS - The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") on January 1, 2001. SFAS #133, which was subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

         Upon adoption of SFAS #133, the Company recorded the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued expenses and other liabilities. On an ongoing basis, the Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily fixed-rate debt obligations) affect earnings. It is anticipated that approximately $4.3 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2001, will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at December 31, 2001 is 5.8 years.

         Also upon adoption of SFAS #133, the Company recorded fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued expenses and other liabilities. The hedged items (primarily variable-rate debt obligations) were also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, the Banks adjust their respective balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

         Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on the Company's balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently as interest expense.

         When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, the Company continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in other non-interest expense. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative financial instrument at its fair value on the balance sheet and recognizes any changes in its fair value in interest expense.

         For the year ended December 31, 2000, prior to the adoption of SFAS #133, derivative financial instruments were employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments included interest-rate swaps, collars, floors and caps. These instruments were accounted for on an accrual basis. Any net interest differential, including premiums paid, was recognized as an adjustment to interest expense of the related liability. The Company considered its interest-rate swaps to be synthetic alterations of the related liability as long as (i) a specific liability was designated; (ii) there was a high correlation with the changes in interest expense generated by the liability; and (iii) the notional amount was less than or equal to the principal amount of the designated liability. If these criteria were not met, the swap was no longer considered a synthetic alteration and changes in fair value were included in other income in the consolidated financial statements. The criteria for consideration of a collar, floor or cap as a synthetic alteration were similar to those for a swap arrangement.

         If a synthetic alteration was terminated before maturity, the net proceeds received or paid were deferred and amortized as an adjustment to interest expense over the shorter of the remaining contract life or the maturity of the designated liability. If the designated liability was sold or matured, the synthetic alteration was marked to market and the gain or loss was included with the gain or loss on the sale/maturity of the designated liability.

         COMMON STOCK - At December 31, 2001, 318,418 shares of common stock were reserved for issuance under the dividend reinvestment plan and 947,671 shares of common stock were reserved for issuance under stock option plans.

         RECLASSIFICATION - Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform with the 2001 presentation.


NOTE 2 - ACQUISITIONS

         On September 15, 1999, the Company acquired Mutual Savings Bank, f.s.b, ("MSB"). On that date MSB's total assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. The Company issued 4.0 million shares of common stock in exchange for all the outstanding common stock of MSB. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of MSB for all periods prior to the acquisition.

         Separate results of operations of the combining entities as of December 31, follow:

                                                                                                                    1999
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)
Net interest income after provision for loan losses
   Independent Bank Corporation ...............................................................................   $  55,212
   Mutual Savings Bank, f.s.b.(1) .............................................................................       8,907
                                                                                                                  ---------
       Total ..................................................................................................   $  64,119
                                                                                                                  =========

Net income
   Independent Bank Corporation ...............................................................................   $   7,035
   Mutual Savings Bank, f.s.b.(1)(2) ..........................................................................       1,634
                                                                                                                  ---------
       Total ..................................................................................................   $   8,669
                                                                                                                  =========

(1) Amounts are through the acquisition date of September 15, 1999.
(2) Federal income tax expense has been adjusted to reflect the estimated tax expense that would have been recognized by Mutual Savings Bank, f.s.b., if no deferred tax asset valuation allowance had been recognized during the period presented.

         The Company recognized approximately $5.2 million in merger-related costs relating to the acquisition of MSB, which are classified as such in the consolidated financial statements. Such costs included data-processing and related costs, legal and professional, severance and write-off of duplicate fixed assets.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Banks' legal reserve requirements were satisfied by average vault cash and non-interest earning balances with the Federal Reserve Bank of $13.3 million and $14.3 million during 2001 and 2000, respectively. The Banks do not maintain compensating balances with correspondent banks.

NOTE 4 - SECURITIES

         Securities available for sale consist of the following at December 31:

                                                                    Amortized                 Unrealized                    Fair
                                                                      Cost              Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
2001
   U.S. Treasury ............................................      $  10,282                                              $  10,282
   Mortgage-backed ..........................................         76,503        $   2,509          $       6             79,006
   Obligations of states and political subdivisions .........        131,120            2,345              1,671            131,794
   Trust preferred ..........................................         31,150              723                 66             31,807
   Preferred stock ..........................................         19,669                1                 34             19,636
   Corporate ................................................         17,151              211                280             17,082
   Other ....................................................            696                                                    696
                                                                   ----------------------------------------------------------------
       Total ................................................      $ 286,571        $   5,789          $   2,057          $ 290,303
                                                                   ================================================================

2000
   U.S. Treasury ............................................      $     302        $       1                             $     303
   U.S. Government agencies .................................          2,000                           $      18              1,982
   Mortgage-backed ..........................................         50,505              949                109             51,345
   Obligations of states and political subdivisions .........        100,560            2,045                354            102,251
   Trust preferred ..........................................         31,568              455                 32             31,991
   Preferred stock ..........................................         23,094                                  45             23,049
   Corporate ................................................          5,993               36                  7              6,022
   Other ....................................................            504                                                    504
                                                                   ----------------------------------------------------------------
       Total ................................................      $ 214,526        $   3,486          $     565          $ 217,447
                                                                   ================================================================

         Securities held to maturity consist of the following at December 31, 2000:

                                                                    Amortized                 Unrealized                    Fair
                                                                      Cost              Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
   Mortgage-backed ..........................................      $  11,972          $     1            $   186          $  11,787
   Obligations of states and political subdivisions .........          7,626              199                  1              7,824
   Other ....................................................            500                                                    500
                                                                   ----------------------------------------------------------------
       Total ................................................      $  20,098          $   200            $   187          $  20,111
                                                                   ================================================================

         Securities held to maturity with book values and market values of $20.1 million were transferred to available for sale upon adoption of SFAS #133.

         The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                         Available for Sale
                                                                                                      Amortized            Fair
                                                                                                        Cost               Value
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
Maturing within one year .........................................................................     $  5,768           $  5,853
Maturing after one year but within five years ....................................................       40,413             40,803
Maturing after five years but within ten years ...................................................       39,056             39,926
Maturing after ten years .........................................................................      124,135            124,019
                                                                                                       ---------------------------
                                                                                                        209,372            210,601
Mortgage-backed ..................................................................................       76,503             79,006
Other ............................................................................................          696                696
                                                                                                       ---------------------------
       Total .....................................................................................     $286,571           $290,303
                                                                                                       ===========================

         A summary of proceeds from the sale of securities and realized gains and losses follows:

                                                                                                                 Realized
                                                                                    Proceeds               Gains            Losses
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
2001 ...................................................................            $  18,925          $     524          $       2
2000 ...................................................................               22,319                 94                 85
1999 ...................................................................              112,871                 23                935

         During 1999, proceeds from the sale of securities held to maturity totaled approximately $26.7 million and are included in the table above. Such sales occurred in conjunction with the acquisition of MSB to address its interest-rate risk position.

         Securities with a book value of $123.4 million and $34.6 million at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required by law.

         There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2001 or 2000.


NOTE 5 - LOANS

         An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                                                       2001                2000            1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Balance at beginning of period ..........................................           $  13,982          $  12,985        $  11,557
   Provision charged to operating expense ...............................               3,737              3,287            2,661
   Recoveries credited to allowance .....................................                 644                678              746
   Loans charged against allowance ......................................              (2,196)            (2,968)          (1,979)
                                                                                -------------------------------------------------
Balance at end of period ................................................           $  16,167          $  13,982        $  12,985
                                                                                =================================================

         Loans are presented net of deferred fees of $2.0 million at December 31, 2001, and $1.7 million at December 31, 2000.

         Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $9.0 million, $7.0 million and $5.3 million at December 31, 2001, 2000 and 1999, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.6 million, $0.5 million, and $0.6 million of interest income would have been realized in 2001, 2000 and 1999, respectively. Interest income realized on these loans was approximately $0.2 million, $0.2 million and $0.3 million in 2001, 2000 and 1999, respectively.

         Impaired loans totaled approximately $5.1 million, $3.7 million and $3.4 million at December 31, 2001, 2000 and 1999, respectively. The Banks' average investment in impaired loans was approximately $4.1 million, $3.7 million and $3.3 million in 2001, 2000 and 1999, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.1 million in 2001 and $0.2 million in 2000 and 1999. Certain impaired loans with a balance of approximately $1.4 million, $0.3 million and $1.2 million had specific allocations of the allowance for loan losses totaling approximately $0.5 million, $0.1 million and $0.4 million at December 31, 2001, 2000 and 1999, respectively.

         The Banks capitalized approximately $1.4 million, $1.0 million and $2.0 million of servicing rights relating to loans that were originated and sold during the years ended December 31, 2001, 2000 and 1999, respectively. Amortization of capitalized servicing rights during those years was $1.6 million, $1.1 million and $1.2 million, respectively. The book value of capitalized mortgage servicing rights was $4.3 million at December 31, 2001 and is included on the consolidated statement of financial position in other assets. The fair value of capitalized servicing rights at that same date was approximately $6.2 million, and therefore, no valuation allowance was considered necessary. The capitalized servicing rights relate to approximately $670.8 million of loans sold and serviced at December 31, 2001.

         At December 31, 2001, 2000 and 1999, the Banks serviced loans totaling $845.5 million, $995.0 million and $995.3 million, respectively, for the benefit of third parties.

NOTE 6 - PROPERTY AND EQUIPMENT

         A summary of property and equipment at December 31 follows:

                                                                                   2001               2000
-------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
Land ..................................................................         $   7,255          $   5,781
Buildings .............................................................            33,713             32,972
Equipment .............................................................            30,863             27,840
                                                                                -----------------------------
                                                                                   71,831             66,593
Accumulated depreciation and amortization .............................           (35,887)           (31,836)
                                                                                -----------------------------
       Property and equipment, net ....................................         $  35,944          $  34,757
                                                                                =============================


NOTE 7 - DEPOSITS

         A summary of interest expense on deposits for the years ended December 31 follows:

                                                              2001                2000               1999
-----------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Savings and NOW ........................................    $ 11,484           $ 14,800          $  13,704
Time deposits under $100,000 ...........................      20,705             21,444             22,227
Time deposits of $100,000 or more ......................      12,422             15,529              8,175
                                                            -----------------------------------------------
       Total ...........................................    $ 44,611            $51,773          $  44,106
                                                            ===============================================

         Aggregate certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $239.0 million, $278.0 million, and $182.1 million at December 31, 2001, 2000 and 1999, respectively.

         A summary of the maturity of certificates of deposit at December 31, 2001, follows:

                                                                                               (in thousands)
2002 .........................................................................................    $  434,032
2003 .........................................................................................       112,984
2004 .........................................................................................        28,441
2005 .........................................................................................        14,892
2006 .........................................................................................        13,508
2007 and thereafter ..........................................................................        20,963
                                                                                                  ----------
       Total .................................................................................    $  624,820
                                                                                                  ==========

NOTE 8 - OTHER BORROWINGS

         A summary of other borrowings at December 31 follows:

                                                                                  2001              2000
------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Advances from Federal Home Loan Bank .......................................   $ 222,084         $ 183,088
Repurchase agreements ......................................................      54,963
Notes payable ..............................................................      10,500            11,500
U.S. Treasury demand notes .................................................         438             1,414
Other ......................................................................          25                30
                                                                               ---------------------------
       Total ...............................................................   $ 288,010         $ 196,032
                                                                               ===========================

         Advances from the Federal Home Loan Bank ("FHLB") are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 145% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2001, the banks had unused borrowing capacity with the FHLB of $182.2 million. Interest expense on advances amounted to $11.7 million, $11.3 million and $9.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         As members of the FHLB, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2001, the Banks were in compliance with the FHLB stock ownership requirements.

         Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2001, advances totaling $10 million, with a stated maturity of 2008 are convertible in 2003.

         The maturity and weighted average interest rates of FHLB advances at December 31 follow:

                                                                   2001                                            2000
                                                          Amount          Rate                           Amount               Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Fixed-rate advances
   2001 ...........................................                                                   $  13,230               6.28%
   2002 ...........................................    $  70,270          2.51%                           2,770               6.87
   2003 ...........................................       12,515          4.69                            9,515               5.36
   2004 ...........................................        2,000          3.80
   2005 ...........................................        2,100          5.05                            1,100               5.72
   2007 and thereafter ............................       42,199          6.32                           42,128               6.55
                                                       ---------------------------------------------------------------------------
     Total fixed-rate advances ....................      129,084          4.03                           68,743               6.33
                                                       ---------------------------------------------------------------------------
Variable-rate advances
   2001 ...........................................                                                     114,345               6.69
   2002 ...........................................       93,000          1.83
                                                       ---------------------------------------------------------------------------
     Total variable-rate advances .................       93,000          1.83                          114,345               6.69
                                                       ---------------------------------------------------------------------------
       Total advances .............................    $ 222,084          3.11%                       $ 183,088               6.55%
                                                       ===========================================================================

         Repurchase agreements are secured by U.S. Treasury and mortgage-backed securities with a book value of approximately $59.4 million at December 31, 2001. There were no repurchase agreements outstanding at December 31, 2000.

         Repurchase agreements averaged $13.7 million and $3.3 million during 2001 and 2000, respectively. The maximum amounts outstanding at any month end during 2001 and 2000 were $55.0 million and $20.0 million, respectively. Interest expense on repurchase agreements totaled $0.3 million, $0.2 million and $2.4 million for the years ended 2001, 2000 and 1999, respectively.

         The Company has established an unsecured credit facility comprised of a $15.0 million revolving credit agreement. At December 31, 2001, the revolving credit facility had an unpaid principal balance of $10.5 million. The revolving credit facility accrues interest at federal funds, plus 0.75%. Under the revolving credit agreement, the Company is subject to certain restrictive covenants. As of December 31, 2001, the Company is in compliance with all convenants.


NOTE 9 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

         IBC Capital Finance, a consolidated trust subsidiary of the Company, has issued and outstanding, 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The preferred securities represent an interest in the Company's subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

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


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

         The Company and the Banks are routinely engaged in legal proceedings and regulatory matters that have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition or results of operations of the Company.

         During 1999 the Company settled a lawsuit against MSB for $2.0 million. This amount was charged against net income during 1999. The lawsuit represented actions by shareholders of MSB which alleged certain violations of federal and state securities laws.

         In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

         A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                                                                          2001              2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (dollars in thousands)
Financial instruments whose risk is represented by contract amounts
   Commitments to extend credit ....................................................................    $143,682         $ 141,964
   Standby letters of credit .......................................................................      26,467            26,841

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


NOTE 11 - EARNINGS PER SHARE

         A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands, except per share amounts)
Net income before cumulative effect of change in accounting principle ..........     $ 24,433            $20,009          $  8,669
                                                                                     =============================================
Net income .....................................................................     $ 24,398            $20,009          $  8,669
                                                                                     =============================================

Shares outstanding(1) ..........................................................       12,030             12,321            12,587
   ESOP shares not committed to be released ....................................                                               (36)
                                                                                     ---------------------------------------------
     Shares outstanding for calculation of basic earnings per share ............       12,030             12,321            12,551
   Effect of stock options .....................................................          192                103               138
                                                                                     ---------------------------------------------
     Shares outstanding for calculation of diluted earnings per share(1) .......       12,222             12,424            12,689
                                                                                     =============================================
Net income per share before cumulative effect of change in accounting principle
   Basic .......................................................................     $   2.03            $  1.62          $    .69
                                                                                     =============================================
   Diluted .....................................................................     $   2.00            $  1.61          $    .68
                                                                                     =============================================
Net income per share
   Basic .......................................................................     $   2.03            $  1.62          $    .69
                                                                                     =============================================
   Diluted .....................................................................     $   2.00            $  1.61          $    .68
                                                                                     =============================================

(1) Shares outstanding have been adjusted for 5% stock dividends in each year.

NOTE 12 - FEDERAL INCOME TAX

         The composition of federal income tax expense (benefit) for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Current ........................................................................     $ 10,374             $6,329          $  2,380
Deferred .......................................................................       (1,086)               937               913
                                                                                     ---------------------------------------------
       Federal income tax expense ..............................................     $  9,288             $7,266          $  3,293
                                                                                     =============================================

         A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 2001, 2000 and 1999 to income before federal income tax for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Statutory rate applied to income before federal income tax .....................     $ 11,802            $ 9,546          $  4,187
Tax-exempt interest income .....................................................       (2,387)            (2,318)           (1,506)
Amortization of goodwill .......................................................          256                262               265
Non-deductible litigation settlement costs .....................................                                               466
Other, net .....................................................................         (383)              (224)             (119)
                                                                                     ---------------------------------------------
       Federal income tax expense ..............................................     $  9,288            $ 7,266          $  3,293
                                                                                     =============================================

         The deferred federal income tax benefit of $1.1 million in 2001 and the deferred federal income tax expense of $0.9 million in 2000 and 1999, resulted from the tax effect of temporary differences. Federal income tax expense in 2001 includes a benefit of $0.4 million resulting from an adjustment of net deferred tax assets associated with an increase in the Company's tax rate from 34% to 35%.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                                               2001               2000
------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
Deferred tax assets
   Net operating loss carryforward ...................................................       $ 9,211            $10,219
   Allowance for loan losses .........................................................         5,658              4,893
   Unrealized loss on derivative financial instruments ...............................         2,709
   Deferred compensation .............................................................           511                601
   Loans held for sale ...............................................................           346                 74
   Deferred credit life premiums .....................................................           334                388
   Purchase discounts ................................................................           269                225
   Other .............................................................................           471                355
                                                                                             --------------------------
     Gross deferred tax assets .......................................................        19,509             16,755
                                                                                             --------------------------
Deferred tax liabilities
   Mortgage servicing rights .........................................................         1,421              1,606
   Unrealized gain on securities available for sale ..................................         1,306                994
   Deferred loan fees ................................................................           660                854
   Fixed assets ......................................................................                              244
                                                                                             --------------------------
     Gross deferred tax liabilities ..................................................         3,387              3,698
                                                                                             --------------------------
       Net deferred tax assets .......................................................       $16,122            $13,057
                                                                                             ==========================

         At December 31, 2001, the Company had a net operating loss ("NOL") carryforward of approximately $26.3 million which, if not used against taxable income, will expire as follows:

                                                                                                                    (in thousands)
2008 .................................................................................................................     $14,679
2009 .................................................................................................................          81
2010 .................................................................................................................       6,779
2011 .................................................................................................................         929
2012 .................................................................................................................         411
2018 .................................................................................................................       3,437
                                                                                                                           -------
       Total .........................................................................................................     $26,316
                                                                                                                           =======

         The use of the $26.3 million NOL carryforward, which was acquired from MSB, is limited to $2.9 million per year as the result of a change in control as defined in the Internal Revenue Code.

         Management believes that the tax benefits associated with the deferred tax assets will more likely than not be realized, and therefore no valuation allowance is considered necessary.

NOTE 13 - EMPLOYEE BENEFIT PLANS

         The Company maintains stock option plans for its non-employee directors as well as certain officers of the Company and the Banks. An aggregate of 1.6 million shares of common stock has been authorized for issuance under the plans since 1992. Options that were granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

         The Company has elected to provide pro forma disclosures for its net income and earnings per share as if it had adopted the fair value accounting method for stock-based compensation.

         The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                                                                            2001             2000            1999
------------------------------------------------------------------------------------------------------------------------------------
Expected dividend yield ..............................................................      3.17%             4.46%           3.35%
Risk-free interest rate ..............................................................      5.22              6.22            5.04
Expected life (in years) .............................................................        10                10               5
Expected volatility ..................................................................     41.62%            27.94%          40.83%
Per share weighted-average fair value ................................................    $11.74             $6.53           $6.27

         The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:

                                                                                          2001               2000           1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands, except per share amounts)

Net income
   As reported ....................................................................      $24,398          $20,009          $8,669
   Pro-forma ......................................................................       22,713           19,123           8,151
Income per share
   Basic
     As reported ..................................................................      $  2.03          $  1.62          $  .69
     Pro-forma ....................................................................         1.89             1.55             .65
   Diluted
     As reported ..................................................................      $  2.00          $  1.61          $  .68
     Pro-forma ....................................................................         1.86             1.54             .64

         A summary of outstanding stock option grants and transactions follows:

                                                                                                           Number          Average
                                                                                                             of           Exercise
                                                                                                           Shares           Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1999 ..................................................................         695,760          $12.49
   Granted ......................................................................................         127,116           14.47
   Exercised ....................................................................................         (99,094)           5.61
                                                                                                         ------------------------
Outstanding at December 31, 1999 ................................................................         723,782           13.78
   Granted ......................................................................................         207,925           11.98
   Exercised ....................................................................................        (135,924)           6.74
   Forfeited ....................................................................................         (29,346)          19.65
                                                                                                         ------------------------
Outstanding at December 31, 2000 ................................................................         766,437           14.22
   Granted ......................................................................................         220,778           19.21
   Exercised ....................................................................................        (275,948)          13.01
   Forfeited ....................................................................................          (8,128)          17.76
                                                                                                         ------------------------
Outstanding at December 31, 2001 ................................................................         703,139          $16.25
                                                                                                         ========================

         A summary of stock options outstanding at December 31, 2001 follows:

                                                             Options Outstanding                         Options Exercisable
                                                     -------------------------------------       ----------------------------------
                                                                      Weighted-Average                          Weighted-Average
                                                     Number       ------------------------       Number      ----------------------
                                                       of         Remaining       Exercise         of        Remaining     Exercise
Range of Exercise Prices                             Shares      Life (years)       Price        Shares     Life (years)     Price
-----------------------------------------------------------------------------------------------------------------------------------
$4.59 to $7.39 ................................      20,198          3.03          $ 5.63         20,198         3.03       $ 5.63
$7.40 to $12.32 ...............................     111,685          8.20           11.61        111,685         8.20        11.61
$12.33 to $17.25 ..............................     226,518          3.29           13.72        226,518         3.29        13.72
$17.26 to $19.72 ..............................     207,045          9.20           18.97
$19.73 to $21.67 ..............................     137,693          2.08           21.67        123,960         1.50        21.53
                                                   --------------------------------------------------------------------------------
                                                    703,139          5.56          $16.25        482,361         3.95       $14.90
                                                   ================================================================================

         The Company maintains 401(k) and employee stock ownership plans covering substantially all full-time employees of the Company and its subsidiaries. The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. During 2001, 2000 and 1999, $1.8 million, $1.9 million and $1.4 million respectively, was expensed for these retirement plans.

         Officers of the Company and its subsidiaries participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.2 million, $2.0 million, and $1.9 million, in 2001, 2000 and 1999, respectively.

         The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.


NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

         The Company's derivative financial instruments according to the type of hedge in which they are designated under SFAS #133 follow:

                                                                                                          December 31, 2001
                                                                                                               Average
                                                                                                Notional      Maturity       Fair
                                                                                                 Amount       (years)       Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements .........................        $  24,000          6.4     $   (442)
                                                                                               ===================================
Cash Flow Hedge
   Pay fixed interest-rate swap agreements ............................................        $ 175,000          2.0     $ (6,108)
   Interest-rate collar agreements ....................................................           10,000          1.9         (458)
                                                                                               -----------------------------------
       Total ..........................................................................        $ 185,000          2.0     $ (6,566)
                                                                                               ===================================

No hedge designation
   Pay fixed interest-rate swap agreements ............................................        $  26,000           .8     $   (848)
   Interest-rate cap agreements .......................................................           47,000           .5            0
   Interest-rate floor agreements .....................................................           10,000           .8            0
   Rate-lock real estate mortgage loan commitments ....................................           39,000           .1       (1,625)
   Mandatory commitments to sell real estate mortgage loans ...........................          114,000           .1        2,553
                                                                                               -----------------------------------
       Total ..........................................................................        $ 236,000           .3     $     80
                                                                                               ===================================

         The Banks have established risk management objectives and strategies which include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. Management monitors the Banks' interest rate risk position via simulation modeling reports. The goal of the Banks' asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

         The Banks use variable rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of their balance sheets, which expose the Banks to variability in interest rates. To meet their objectives, the Banks may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate collars.

         Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate collars, the Banks will receive cash if interest rates rise above a predetermined level while the Banks will make cash payments if interest rates fall below a predetermined level. The Banks effectively have variable rate debt with an established maximum and minimum rate.

         The Banks also use long-term, fixed-rate brokered CDs to fund a portion of their balance sheets. These instruments expose the Banks to variability in fair value due to changes in interest rates. To meet their objectives, the Banks may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. Fair Value Hedges currently include pay-variable interest rate swaps.

         Certain financial derivative instruments, discussed in the following paragraphs, have not been designated as hedges.

         Interest rate caps are used to help manage fluctuations in cash flows resulting from interest rate risk on certain short-term debt obligations. Under these agreements, the Banks will receive cash if interest rates rise above a predetermined level. Pay-fixed interest-rate swaps are also used to manage fluctuations in cash flows resulting from changes in interest rates on certain short-term debt obligations.

         In the ordinary course of business, the Banks enter into rate-lock real estate mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose the Banks to interest rate risk. The Banks also enter into mandatory commitments to sell real estate mortgage loans ("Mandatory Commitments") to hedge price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect the Banks' loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. Interest expense and net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of derivative instruments, which are not designated as hedges.

         The impact of adopting SFAS #133 on net income and other comprehensive income is as follows:

                                                                                                          Income (Expense)
                                                                                              -------------------------------------
                                                                                                                Other
                                                                                                            Comprehensive
                                                                                                Net Income     Income       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Cumulative effect of change in accounting principle
   Fair value adjustments of option contracts not designated as hedges ..................       $   (215)                 $   (215)
   Interest rate swap agreements not designated as hedges ...............................            310                       310
   Fair value hedges ....................................................................            (39)                      (39)
   Cash flow hedges .....................................................................           (110)     $(1,107)      (1,217)
                                                                                                ----------------------------------
     Total ..............................................................................            (54)      (1,107)      (1,161)
   Federal income tax ...................................................................            (19)        (387)        (406)
                                                                                                ----------------------------------
       Total, net of federal income tax .................................................       $    (35)     $  (720)    $   (755)
                                                                                                ==================================

Change in fair value during the year
   Option contracts not designated as hedges ............................................       $     26                  $     26
   Interest rate swap agreements not designated as hedges ...............................           (310)                     (310)
   Rate-lock real estate mortgage loan commitments ......................................         (1,625)                   (1,625)
   Mandatory commitments to sell real estate mortgage loans .............................          2,553                     2,553
   Fair value hedges ....................................................................             16                        16
   Ineffectiveness of cash flow hedges ..................................................            (53)                      (53)
   Cash flow hedges .....................................................................             26      $(9,010)      (8,984)
   Reclassification adjustment ..........................................................                       3,571        3,571
                                                                                                ----------------------------------
     Total ..............................................................................            633       (5,439)      (4,806)
   Federal income tax ...................................................................            222       (1,904)      (1,682)
                                                                                                ----------------------------------
       Total, net of federal income tax .................................................       $    411      $(3,535)    $ (3,124)
                                                                                                ==================================


NOTE 15 - RELATED PARTY TRANSACTIONS

         Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 2001 and 2000.

         A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                                                                                               2001         2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (in thousands)
Balance at beginning of year ..........................................................................      $ 17,591     $ 16,829
   New loans and advances .............................................................................        21,411        9,823
   Repayments .........................................................................................       (13,374)      (9,061)
                                                                                                             ---------------------
Balance at end of year ................................................................................      $ 25,628     $ 17,591
                                                                                                             =====================

NOTE 16 - OTHER NON-INTEREST EXPENSES

         Other non-interest expenses for the years ended December 31 follow:

                                                                                          2001              2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Loan and collection ..............................................................       $ 2,748          $ 1,463          $  1,348
Data processing ..................................................................         2,558            2,467             3,356
Advertising ......................................................................         2,490            2,129             2,545
Communications ...................................................................         2,275            2,128             2,257
Supplies .........................................................................         1,938            1,530             1,661
Amortization of intangible assets ................................................         1,704            1,728             1,742
FDIC insurance ...................................................................           287              285             1,392
Other ............................................................................         7,283            4,671             4,825
                                                                                         ------------------------------------------
       Total non-interest expense ................................................       $21,283          $16,401          $ 19,126
                                                                                         ==========================================


NOTE 17 - REGULATORY MATTERS

         Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 2001, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval was $44.0 million. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by Management and in accordance with guidelines of regulatory authorities.

         The Company and the Banks are also subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notification from the FDIC categorized each of the Banks as well capitalized.

         Actual capital amounts and ratios for the Company and the Banks at December 31, 2001 follow:

                                                                                        Minimum Ratio              Minimum Ratio
                                                                 Actual                for Adequately          for Well-Capitalized
                                                          Amount       Ratio      Capitalized Institutions         Institutions
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Total capital to risk-weighted assets
   Consolidated ..................................      $ 153,794      10.98%               8.00%                      10.00%
   Independent Bank ..............................         69,034      10.97                8.00                       10.00
   Independent Bank West Michigan ................         31,959      10.54                8.00                       10.00
   Independent Bank South Michigan ...............         24,110      10.60                8.00                       10.00
   Independent Bank East Michigan ................         25,372      10.77                8.00                       10.00

Tier 1 capital to risk-weighted assets
   Consolidated ..................................      $ 137,627       9.82%               4.00%                       6.00%
   Independent Bank ..............................         62,038       9.86                4.00                        6.00
   Independent Bank West Michigan ................         28,245       9.31                4.00                        6.00
   Independent Bank South Michigan ...............         21,504       9.46                4.00                        6.00
   Independent Bank East Michigan ................         22,521       9.56                4.00                        6.00

Tier 1 capital to average assets
   Consolidated ..................................      $ 137,627       7.46%               4.00%                       5.00%
   Independent Bank ..............................         62,038       7.33                4.00                        5.00
   Independent Bank West Michigan ................         28,245       7.66                4.00                        5.00
   Independent Bank South Michigan ...............         21,504       7.43                4.00                        5.00
   Independent Bank East Michigan ................         22,521       7.01                4.00                        5.00

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

         Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

         The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.

         Financial instrument liabilities with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

         Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

         Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

         The estimated fair values and recorded book balances at December 31 follow:

                                                                                2001                                2000
                                                                      Estimated        Recorded           Estimated       Recorded
                                                                        Fair             Book               Fair            Book
                                                                        Value           Balance             Value          Balance
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
ASSETS
   Cash and due from banks .....................................     $   50,500      $    50,500         $   58,100     $    58,100
   Securities available for sale ...............................        290,300          290,300            217,400         217,400
   Securities held to maturity .................................                                             20,100          20,100
   Net loans and loans held for sale ...........................      1,465,000        1,445,700          1,402,800       1,386,500
   Accrued interest receivable .................................          9,200            9,200              9,100           9,100

LIABILITIES
   Deposits with no stated maturity ............................     $  762,500      $   762,500         $  717,600     $   717,600
   Deposits with stated maturity ...............................        632,000          624,800            673,400         672,300
   Other borrowings ............................................        345,900          340,400            243,000         240,800
   Accrued interest payable ....................................          4,700            4,700              6,000           6,000
   Derivative financial instruments ............................          6,900            6,900              2,600

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

         A summary of selected financial information for the Company's reportable segments follows:

                                                   IB            IBWM           IBSM           IBEM        Other(1)         Total
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  (in thousands)
2001
   Total assets ..........................      $878,664      $ 387,607      $ 295,683       $ 321,628     $  4,875      $1,888,457
   Interest income .......................        67,584         31,411         18,844          23,489           31         141,359
   Net interest income ...................        35,781         20,187         10,957          14,057       (2,083)         78,899
   Provision for loan losses .............         1,547            850            510             830                        3,737
   Income (loss) before
     income tax ..........................        16,581         10,050          5,210           5,561       (3,681)         33,721
   Net income (loss) .....................        11,894          6,804          3,829           4,356       (2,485)         24,398

2000
   Total assets ..........................      $898,284      $ 353,556      $ 213,014       $ 313,536     $  5,401      $1,783,791
   Interest income .......................        67,741         30,074         17,206          23,369           25         138,415
   Net interest income ...................        32,602         17,542          9,590          13,297       (2,481)         70,550
   Provision for loan losses .............         1,887            540            380             480                        3,287
   Income (loss) before
     income tax ..........................        13,811          8,225          4,306           5,036       (4,103)         27,275
   Net income (loss) .....................        10,104          5,644          3,252           3,930       (2,921)         20,009

1999
   Total assets ..........................      $886,219      $ 323,847      $ 196,665       $ 308,733     $  9,741      $1,725,205
   Interest income .......................        65,495         25,958         13,562          20,470           25         125,510
   Net interest income ...................        32,051         16,182          8,203          12,495       (2,151)         66,780
   Provision for loan losses .............         1,286            540            220             615                        2,661
   Income (loss) before
     income tax ..........................         2,469          6,069          3,074           3,944       (3,594)         11,962
   Net income (loss) .....................         1,674          4,198          2,345           3,040       (2,588)          8,669

(1) Includes amounts relating to the Company and certain insignificant operations.


NOTE 20 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION

         Presented below are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION                                                                     December 31,
                                                                                                            2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
ASSETS
   Cash and due from banks .......................................................................        $  10,292        $  7,496
   Investment in subsidiaries ....................................................................          145,857         147,210
   Other assets ..................................................................................            8,075           6,771
                                                                                                          -------------------------
       Total Assets ..............................................................................        $ 164,224        $161,477
                                                                                                          =========================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable .................................................................................        $  10,500        $ 11,500
   Subordinated debentures .......................................................................           17,783          17,783
   Other liabilities .............................................................................            4,038           3,858
   Shareholders' equity ..........................................................................          131,903         128,336
                                                                                                          -------------------------
       Total Liabilities and Shareholders' Equity ................................................        $ 164,224        $161,477
                                                                                                          =========================

CONDENSED STATEMENTS OF OPERATIONS                                                               Year Ended December 31,
                                                                                       2001               2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
OPERATING INCOME
   Dividends from subsidiaries ..............................................        $ 23,100           $ 15,400           $  9,100
   Management fees from subsidiaries and other income .......................          14,944             12,905             10,242
                                                                                     ----------------------------------------------
     Total Operating Income .................................................          38,044             28,305             19,342
                                                                                     ----------------------------------------------

OPERATING EXPENSES
   Interest expense .........................................................           2,114              2,506              2,176
   Administrative and other expenses ........................................          16,764             14,281             12,078
                                                                                     ----------------------------------------------
     Total Operating Expenses ...............................................          18,878             16,787             14,254
                                                                                     ----------------------------------------------
     Income Before Federal Income Tax and Undistributed Net Income
       of Subsidiaries ......................................................          19,166             11,518              5,088
Federal income tax credit ...................................................           1,449              1,175              1,209
                                                                                     ----------------------------------------------
     Income Before Equity in Undistributed Net Income of Subsidiaries .......          20,615             12,693              6,297
Equity in undistributed net income of subsidiaries ..........................           3,783              7,316              2,372
                                                                                     ----------------------------------------------
       Net Income ...........................................................        $ 24,398           $ 20,009           $  8,669
                                                                                     ==============================================

CONDENSED STATEMENTS OF CASH FLOWS                                                               Year Ended December 31,
                                                                                       2001               2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
Net Income ..................................................................        $ 24,398           $ 20,009           $  8,669
                                                                                     ----------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
     and accretion of discounts on securities and loans .....................           1,005                977                787
   (Increase) decrease in other assets ......................................            (529)             2,150                993
   Increase in other liabilities ............................................             819                581                213
   Equity in undistributed net income of subsidiaries .......................          (3,783)            (7,316)            (2,372)
                                                                                     ----------------------------------------------
     Total Adjustments ......................................................          (2,488)            (3,608)              (379)
                                                                                     ----------------------------------------------
     Net Cash from Operating Activities .....................................          21,910             16,401              8,290
                                                                                     ----------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of securities available for sale ................................            (100)
   Maturity of securities available for sale ................................                                                   100
   Capital expenditures .....................................................            (328)              (616)            (2,264)
                                                                                     ----------------------------------------------
     Net Cash Used in Investing Activities ..................................            (428)              (616)            (2,164)
                                                                                     ----------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings ......................................                              1,000              4,500
   Retirement of long-term debt .............................................          (1,000)            (2,000)            (2,000)
   Dividends paid ...........................................................          (7,236)            (6,615)            (4,587)
   Repurchase of common stock ...............................................         (13,168)            (3,674)            (4,331)
   Proceeds from issuance of common stock ...................................           2,718                732              1,017
                                                                                     ----------------------------------------------
     Net Cash Used in Financing Activities ..................................         (18,686)           (10,557)            (5,401)
                                                                                     ----------------------------------------------
     Net Increase in Cash and Cash Equivalents ..............................           2,796              5,228                725
Cash and Cash Equivalents at Beginning of Year ..............................           7,496              2,268              1,543
                                                                                     ----------------------------------------------
       Cash and Cash Equivalents at End of Year .............................        $ 10,292           $  7,496           $  2,268
                                                                                     ==============================================

                                QUARTERLY SUMMARY

                                                            Reported Sale Prices of Common Shares                   Cash Dividends
                                                            2001                             2000                      Declared
                                                --------------------------------------------------------------
                                                 High        Low       Close      High       Low        Close       2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
First quarter .............................     $20.24     $17.31     $19.22     $13.15     $ 9.42     $11.56      $ .15      $ .14
Second quarter ............................      24.86      18.57      23.38      13.15      11.33      12.30        .15        .14
Third quarter .............................      28.10      21.50      24.86      17.42      12.19      15.56        .15        .14
Fourth quarter ............................      29.10      24.31      27.80      18.93      15.00      18.81        .18        .14

         The Company has approximately 2,200 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP." The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

         In addition to the provisions of the Michigan Business Corporation Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See Note 17 to the Consolidated Financial Statements.)


                      QUARTERLY FINANCIAL DATA (UNAUDITED)

         A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                                             Three Months Ended
                                                                         March           June              September      December
                                                                          31,             30,                 30,            31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (in thousands, except per share amounts)
2001
   Interest income ............................................        $ 35,252         $35,405            $35,920         $  34,782
   Net interest income ........................................          18,136          19,189             20,312            21,262
   Provision for loan losses ..................................             633           1,261              1,061               782
   Income before income tax expense ...........................           7,386           8,219              8,731             9,385
   Net income before cumulative effect of change in
     accounting principle .....................................           5,293           6,249              6,245             6,646
   Net income .................................................           5,258           6,249              6,245             6,646

   Income per share before cumulative effect of change in
     accounting principle
     Basic ....................................................        $    .44         $   .52            $   .52         $     .56
     Diluted ..................................................             .43             .51                .51               .55
   Net income
     Basic ....................................................        $    .43         $   .52            $   .52         $     .56
     Diluted ..................................................             .43             .51                .51               .55

2000
   Interest income ............................................        $ 33,005         $34,136            $35,464         $  35,810
   Net interest income ........................................          17,158          17,556             17,896            17,940
   Provision for loan losses ..................................             557           1,392                657               681
   Income before income tax expense ...........................           6,034           6,227              7,508             7,506
   Net income .................................................           4,486           4,636              5,459             5,428

   Income per share
     Basic ....................................................        $    .36         $   .38            $   .44         $     .44
     Diluted ..................................................             .36             .37                .44               .44

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

         Shareholders may obtain, without charge, a copy of Form 10-K, the 2001 Annual Report to the Securities and Exchange Commission, by writing to the Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

         The Company's press releases, including earnings and dividend announcements as well as other financial information, are available on the Company's website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

         The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 16, 2002, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

         EquiServe Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011, 800/426-5523, www.equiserve.com, serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

         The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases up to $5,000 per quarter are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.



                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation
    Ronald L. Long, President and Chief Executive Officer, Independent Bank East Michigan
    Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank
    David C. Reglin, President and Chief Executive Officer, Independent Bank West Michigan
    Edward B. Swanson, President and Chief Executive Officer, Independent Bank South Michigan
    Robert N. Shuster, Executive Vice President and Chief Financial Officer, Independent Bank Corporation
    Richard E. Butler, Senior Vice President, Independent Bank Corporation
    Peter R. Graves, Senior Vice President, Independent Bank Corporation
    James J. Twarozynski, Senior Vice President and Controller, Independent Bank Corporation


DIRECTORS
    Keith E. Bazaire, Retired, former President, Carter's Food Center, Inc., Retail Grocer, Charlotte
    Jeffrey A. Bratsburg, Retired, former President and Chief Executive Officer, Independent Bank West Michigan
    Terry L. Haske, President, Ricker & Haske, C.P.A.s, P.C., Marlette
    Robert L. Hetzler, President, Monitor Sugar Company, Food Processor, Bay City
    Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc., Manufacturer, Belding
    Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding
    Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation, Ionia
    Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate Development, Charlevoix

                     (This page intentionally left blank.)