Form 10-K, Exhibit 13
period 2002-12-31
INDEPENDENT BANK CORP /MI/
filed 2003-02-28
CIK 39311

                                                                      EXHIBIT 13

                                   APPENDIX B

    Independent Bank Corporation is an Ionia, Michigan-based bank holding company with total assets of $2.1 billion. Our four subsidiary banks principally serve suburban and rural communities located across Michigan's Lower Peninsula through 97 offices.

    We emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, our community banking philosophy vests discretion and authority in our management while providing financial incentives to align the interests of such management with those of our shareholders.

    To support our service and sales efforts, while providing the controls that are consistent with our decentralized decision-making structure, we have consolidated many operational and administrative functions and provide these services to our four subsidiary banks on a centralized basis.

CONTENTS
Management's Discussion and Analysis .............................          A-1
Selected Consolidated Financial Data .............................          A-15
Independent Auditors' Report .....................................          A-16
Consolidated Financial Statements ................................          A-17
Notes to Consolidated Financial Statements .......................          A-21
Quarterly Data ...................................................          A-39
Shareholder Information ..........................................          A-40
Executive Officers and Directors .................................          A-40

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     Any statements in this document that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this document and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance; involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts; circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this document, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    The following section presents additional information to assess the financial condition and results of operations of Independent Bank Corporation and its subsidiaries. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this appendix.

                             RESULTS OF OPERATIONS

    SUMMARY. Net income totaled $29.5 million in 2002 compared to $24.4 million in 2001 and $20.0 million in 2000. The increases in net income are primarily a result of increases in net interest income, service charges on deposit accounts and net gains on the sale of real estate mortgage loans, partially offset by increases in non-interest expense and federal income taxes.

KEY PERFORMANCE RATIOS                                                             Year ended December 31,
                                                                         2002              2001                  2000
---------------------------------------------------------------------------------------------------------------------
Net income to
  Average equity ..........................................             21.34%            18.52%                16.59%
  Average assets ..........................................              1.52              1.35                  1.15
Net income per share
  Basic ...................................................            $ 1.61            $ 1.29                $ 1.03
  Diluted .................................................              1.58              1.27                  1.02

    NET INTEREST INCOME. Tax equivalent net interest income totaled $86.2 million during 2002, compared to $75.8 million and $68.7 million during 2001 and 2000, respectively. The increase in 2002 compared to 2001 reflects an increase in average earning assets and an increase in tax equivalent net interest income as a percent of average earning assets ("Net Yield") as well as adjustments related to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133").

    Pursuant to SFAS #133, we recorded adjustments, which increased tax equivalent net interest income by $1.0 million in 2002. This compares to adjustments, which reduced tax equivalent net interest income by approximately $0.3 million in 2001. These adjustments relate principally to certain derivative financial instruments that are not designated as hedges. The changes in the fair value of these derivative financial instruments are recognized currently as adjustments to interest expense. Average earning assets totaled $1.813 billion in 2002 compared to $1.705 billion in 2001, principally reflecting an increase in securities available for sale.

    Net Yield increased by 30 basis points to 4.75% in 2002 compared to 4.45% in 2001. The increase in Net Yield was primarily due to a decline in interest expense as a percent of average earning assets resulting from a lower interest rate environment. The Federal Reserve Bank cut the target federal funds rate by 50 basis points in 2002, in addition to the 475 basis points in 2001, leading to generally lower rates on our deposits and borrowings. Partially offsetting the decline in interest expense was a decline in tax equivalent interest income as a percent of average earning assets ("Yield on Interest Earning Assets"). The decline in Yield on Interest Earning Assets was also generally due to a lower interest rate environment that resulted in the prepayment of higher yielding loans and the origination of new loans and the purchase of securities available for sale at lower relative interest rates. A continued decline in the cost of interest bearing liabilities is dependent, in part, upon external factors that include the slope of the yield curve, availability of credit, and customer preferences that may result in changes in the mix or amount of our deposits. The 10.4% increase in tax equivalent net interest income in 2001 compared to 2000 principally reflects a $72.0 million or 4.4% increase in the amount of average earning assets and a 5.7% increase in Net Yield.

                                                 2002                            2001                            2000
AVERAGE                             ------------------------------------------------------------------------------------------
BALANCES AND TAX                    Average                         Average                        Average
EQUIVALENT RATES                    Balance     Interest   Rate     Balance     Interest   Rate    Balance     Interest   Rate
------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
ASSETS
   Taxable loans(1) ............   $1,426,286   $108,664   7.62%   $1,415,136   $117,002   8.27%  $1,341,923   $114,536   8.54%
   Tax-exempt loans(1,2) .......       11,639        974   8.37        13,058      1,127   8.63       10,433        910   8.72
   Taxable securities ..........      211,777     12,211   5.77       137,085      9,334   6.81      144,231      9,960   6.91
   Tax-exempt securities(2) ....      142,320     11,053   7.77       119,282      9,333   7.82      116,700      9,558   8.19
   Other investments ...........       21,342      1,289   6.04        20,348      1,513   7.44       19,612      1,620   8.26
                                   ----------   --------           ----------   --------          ----------   --------
      Interest earning assets...    1,813,364    134,191   7.40     1,704,909    138,309   8.11    1,632,899    136,584   8.36
                                                --------                        --------                       --------
   Cash and due from banks .....       40,533                          38,602                         37,288
   Other assets, net ...........       79,848                          66,383                         72,225
                                   ----------                      ----------                     ----------
      Total assets .............   $1,933,745                      $1,809,894                     $1,742,412
                                   ==========                      ==========                     ==========

LIABILITIES
   Savings and NOW .............   $  634,357      7,444   1.17    $  583,817     11,484   1.97   $  574,556     14,800   2.58
   Time deposits ...............      688,297     27,690   4.02       623,657     33,127   5.31      655,591     36,973   5.64
   Long-term debt ..............                                          371         26   7.01        2,247        162   7.21
   Other borrowings ............      287,983     12,874   4.47       304,973     17,823   5.84      243,118     15,930   6.55
                                   ----------   --------           ----------   --------          ----------   --------
      Interest bearing
         liabilities ...........    1,610,637     48,008   2.98     1,512,818     62,460   4.13    1,475,512     67,865   4.60
                                                --------                        --------                       --------
   Demand deposits .............      156,294                         138,200                        126,596
   Other liabilities ...........       28,762                          27,162                         19,704
   Shareholders' equity ........      138,052                         131,714                        120,600
                                   ----------                      ----------                     ----------
      Total liabilities and
      shareholders' equity .....   $1,933,745                      $1,809,894                     $1,742,412
                                   ==========                      ==========                     ==========

      Net interest income ......                $ 86,183                        $ 75,849                       $ 68,719
                                                ========                        ========                       ========

      Net interest income
        as a percent of
        earning assets .........                           4.75%                           4.45%                          4.21%
                                                           ====                            ====                           ====

(1) All domestic.
(2) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT                                          2002 compared to 2001                   2001 compared to  2000
NET INTEREST INCOME                                        Volume         Rate          Net       Volume         Rate         Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Increase (decrease) in interest income(1)
   Taxable loans(2) ..................................    $    915     $ (9,253)    $ (8,338)    $  6,149     $ (3,683)    $  2,466
   Tax-exempt loans(2,3) .............................        (120)         (33)        (153)         227          (10)         217
   Taxable securities ................................       4,478       (1,601)       2,877         (488)        (138)        (626)
   Tax-exempt securities(3) ..........................       1,790          (70)       1,720          209         (434)        (225)
   Other investments .................................          71         (295)        (224)          59         (166)        (107)
                                                          --------     --------     --------     --------     --------     --------
      Total interest income ..........................       7,134      (11,252)      (4,118)       6,156       (4,431)       1,725
                                                          --------     --------     --------     --------     --------     --------
Increase (decrease) in interest expense(1)
   Savings and NOW ...................................         923       (4,963)      (4,040)         235       (3,551)      (3,316)
   Time deposits .....................................       3,184       (8,621)      (5,437)      (1,753)      (2,093)      (3,846)
   Long-term debt ....................................         (26)                      (26)        (132)          (4)        (136)
   Other borrowings ..................................        (948)      (4,001)      (4,949)       3,746       (1,853)       1,893
                                                          --------     --------     --------     --------     --------     --------
      Total interest expense .........................       3,133      (17,585)     (14,452)       2,096       (7,501)      (5,405)
                                                          --------     --------     --------     --------     --------     --------
         Net interest income .........................    $  4,001     $  6,333     $ 10,334     $  4,060     $  3,070     $  7,130
                                                          ========     ========     ========     ========     ========     ========

(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2) All domestic.
(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE EARNING ASSETS         Year ended December 31,
AND INTEREST BEARING LIABILITIES              2002     2001      2000
---------------------------------------------------------------------
As a percent of average earning assets
  Loans--all domestic .....................   79.3%    83.8%    82.8%
  Other earning assets ....................   20.7     16.2     17.2
                                             -----    -----    -----
    Average earning assets ................  100.0%   100.0%   100.0%
                                             =====    =====    =====

  Savings and NOW .........................   35.0%    34.2%    35.2%
  Time deposits ...........................   24.5     27.5     29.3
  Brokered CDs ............................   13.4      9.1     10.9
  Other borrowings and long-term debt .....   15.9     17.9     15.0
                                             -----    -----    -----
    Average interest bearing liabilities ..   88.8%    88.7%    90.4%
                                             =====    =====    =====

Earning asset ratio .......................   93.8%    94.2%    93.7%
Free-funds ratio ..........................   11.2     11.3      9.6


     PROVISION FOR LOAN LOSSES. The provision for loan losses was $3.6 million during 2002 compared to $3.7 million and $3.3 million during 2001 and 2000, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions; customer circumstances and other credit risk factors. (See "Portfolio Loans and asset quality.")

     NON-INTEREST INCOME. Non-interest income totaled $30.9 million during 2002 compared to $26.9 million and $19.0 million during 2001 and 2000, respectively. Excluding net gains and losses on assets, non-interest income grew by 13.2% to $22.8 million during 2002 and by 20.1% to $20.1 million during 2001 from each comparable prior year. Increases in service charges on deposit accounts, title insurance fees and other non-interest income account for the majority of the increase in total non-interest income during 2002 and 2001. The overall increases in 2002 and 2001 from each comparable prior year were partially offset by a decline in real estate mortgage loan servicing fees.


                                                                    Year ended December 31,
NON-INTEREST INCOME                                            2002           2001       2000
-----------------------------------------------------------------------------------------------
                                                                        (in thousands)
Service charges on deposit accounts ......................   $  13,049      $ 9,936   $   6,857
Net gains (losses) on assets
  Real estate mortgage loans .............................       8,178        6,306       2,209
  Securities .............................................         (24)         522           9
Title insurance fees .....................................       2,474        1,874         912
Manufactured home loan origination fees and commissions ..       1,949        2,108       2,144
Mutual fund and annuity commissions ......................         979          798       1,199
Real estate mortgage loan servicing fees, net ............        (870)         833       1,490
Other ....................................................       5,176        4,558       4,141
                                                             ---------      -------   ---------
    Total non-interest income ............................   $  30,911      $26,935   $  18,961
                                                             =========      =======   =========

     Service charges on deposit accounts totaled $13.0 million during 2002, compared to $9.9 million and $6.9 million during 2001 and 2000, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations and increases in certain fees on retail and commercial checking accounts that were implemented in the second quarter of 2001. We opened 22,000 new checking accounts in 2002 compared to 24,000 in 2001 and 22,000 in 2000. Partially as a result of a leveling off in our growth rate of new checking accounts, we would expect the growth rate of service charges on deposits to moderate in future periods. (See "Deposits and borrowings.")

     Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $8.2 million on the sale of such loans during 2002, compared to $6.3 million and $2.2 million during 2001 and 2000, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See "Portfolio Loans and asset quality.") Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2002, approximately 69% of the $876.7 million of loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 63% and 58% of the real estate mortgage loans originated during 2001 and 2000, respectively. Based on forecasts by the Mortgage Bankers Association and potential changes in market interest rates we would expect overall mortgage loan refinance activity in 2003 to decline from our 2002 levels.

NET GAINS ON THE SALE OF REAL ESTATE                                     Year ended December 31,
MORTGAGE LOANS                                                         2002        2001        2000
-----------------------------------------------------------------------------------------------------
                                                                          (dollars in thousands)
Real estate mortgage loans originated ............................   $876,667    $680,702    $345,400
Real estate mortgage loans sold ..................................    600,300     410,998     153,800
Real estate mortgage loans sold with servicing rights released ...    165,133     282,240      36,000
Net gains on the sale of real estate mortgage loans ..............      8,178       6,306       2,209
Net gains as a percent of real estate mortgage loans sold ........       1.36%       1.53%       1.44%

     Net gains as a percentage of real estate mortgage loans sold (our "Loan Sales Margin") are impacted by several factors including competition and the manner in which the loan is sold. Because of generally higher prices being paid for mortgage loan servicing in 2001, we began to sell our real estate mortgage loans on a service-released basis. Beginning in the third quarter of 2001, the price being paid for mortgage loan servicing declined and we began to then retain the servicing on the majority of our real estate mortgage loan sales. In mid-2002 mortgage loan servicing values firmed and we once again began to sell real estate mortgage loans on a service-released basis. Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. In addition, gains on the sale of real estate mortgage loans were reduced by approximately $1.0 million in 2002 as a result of recording changes in the fair value of certain derivative instruments pursuant to SFAS #133. This SFAS #133 adjustment in gains on the sale of real estate mortgage loans in 2002 primarily represents a timing difference that is expected to reverse when the applicable commitments to sell real estate mortgage loans in the secondary market are fulfilled. Excluding this SFAS #133 adjustment, the Loan Sales Margin would have been 1.53% in 2002, which is consistent with 2001.

     The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $66.4 million during 2002 compared to $18.9 million and $22.3 million during 2001 and 2000, respectively. (See "Securities."). The net loss on securities in 2002 includes an impairment charge of $0.8 million on a $1.5 million trust preferred security that was purchased in 1999, and which was issued by an unaffiliated bank holding company. This bank holding company is currently experiencing financial difficulties and has suspended the payment of interest on this security. As a result of these circumstances and the current indicated market value of this security, the book value of this asset was written down.

GAINS AND LOSSES ON SECURITIES                 Year ended December 31,
                              Proceeds          Gains            Losses              Net
------------------------------------------------------------------------------------------
                                                   (in thousands)
2002(l)..............          $66,390           $809             $833              $ (24)
2001.................           18,925            524                2                522
2000.................           22,319             94               85                  9

(1) Losses in 2002 include a $0.8 million impairment charge on a trust-preferred security (as described above).

     Title insurance fees increased to $2.5 million in 2002 compared to $1.9 million in 2001 and $0.9 million in 2000. The increase in title insurance fees is primarily a function of the increased level of real estate mortgage loans originated as well as our title insurance agency gaining an increasing share of our mortgage loan origination business. Mutual fund and annuity commissions increased in 2002 compared to 2001, but remain below 2000 levels. The decline in these commissions from the 2000 level is attributable to lower sales volumes, due in part to a more difficult environment for selling equity-based investments over the past two years.

     Real estate mortgage loan servicing fees, net declined to a negative $0.9 million in 2002, compared to $0.8 million in 2001 and $1.5 million in 2000. The decline in 2002 compared to 2001, is due to a $0.8 million increase in the amortization of capitalized mortgage servicing rights and a $1.1 million impairment charge that we recorded in the third quarter of 2002 on our capitalized mortgage servicing rights. There was essentially no change in this impairment reserve at December 31, 2002 from September 30, 2002. Both the increased level of amortization and the impairment reserve reflect the decline in interest rates, which has resulted in an increase in the prepayment of real estate mortgage loans, as well as a dramatic increase in the expected future level of mortgage loan refinancing/prepayment activity. The decline in 2001 compared to 2000 is due to an increase in the amortization of capitalized mortgage servicing rights of $0.5 million in 2001 as a result of a rise in the prepayment of real estate mortgage loans serviced for others as well as an $88 million decline in the average balance of real estate mortgage loans serviced for others during 2001. For much of 2001, we sold a majority of real estate mortgage loans on a "service-released basis." As a result, we were retaining less servicing rights in 2001, as compared to prior periods. At December 31, 2002 we were servicing approximately $794 million in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 6.78% and a weighted average service fee of approximately 26 basis points. Remaining capitalized mortgage servicing rights at December 31, 2002 totaled $4.5 million, representing approximately 56 basis points on the related amount of real estate mortgage loans serviced for others.

     Other non-interest income totaled $5.2 million in 2002, compared to $4.6 million and $4.1 million during 2001 and 2000, respectively. The increases in 2002 and 2001 from their respective previous years was partially attributed to increases in debit card related fees associated with the growth in our checking account base. Income from bank owned life insurance purchased during 2002 also contributed to the increase in other non-interest income from 2001.

     NON-INTEREST EXPENSE. Non-interest expense totaled $68.3 million during 2002, compared to $61.5 million and $53.4 million during 2001 and 2000, respectively.


NON-INTEREST EXPENSE                               Year ended December 31,
                                                  2002       2001      2000
----------------------------------------------------------------------------
                                                        (in thousands)
Compensation .................................   $24,891   $22,226   $20,236
Performance-based compensation and benefits ..     5,247     3,392     2,916
Other benefits ...............................     7,205     5,927     5,162
                                                 -------   -------   -------
  Compensation and benefits ..................    37,343    31,545    28,314
Occupancy, net ...............................     5,424     4,966     4,653
Furniture and fixtures .......................     4,731     4,371     4,382
Data processing ..............................     3,209     2,558     2,467
Loan and collection ..........................     3,028     2,598     1,463
Advertising ..................................     2,813     2,490     2,129
Communications ...............................     2,484     2,275     2,128
Supplies .....................................     1,626     1,442     1,155
Amortization of intangible assets ............     1,014     1,704     1,728
Other ........................................     6,621     7,570     4,956
                                                 -------   -------   -------
    Total non-interest expense ...............   $68,293   $61,519   $53,375
                                                 =======   =======   =======

     The increase in compensation and benefits in 2002 and 2001 compared to each prior year is primarily attributable to merit pay increases and staffing level increases associated with the growth and expansion of the organization as well as increases in certain employee benefit costs such as health care insurance. Based on current conditions, we expect health care insurance costs to continue to rise at levels significantly above the general rate of inflation.

     We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2002 and in prior years did not require the recognition of any expense in our consolidated statements of operations during those periods. Presently, the Financial Accounting Standards Board is reviewing the accounting for stock options and in the future we may be required to recognize the expense of issuing stock options in our consolidated statements of operations. We believe that these equity-based plans help align the interests of our officers and employees with those of our shareholders.

     Occupancy, furniture and fixtures, advertising, communications and supplies expenses all generally increased over the periods presented as a result of the growth of the organization and expansion of our number of offices. In 2002 we opened four new full-service banking offices and added loan production offices related to our purchase of a mortgage brokerage company in March 2002.

     The increase in loan and collection expense in 2002 and 2001 over 2000 reflects costs associated with holding or disposal of other real estate and collection costs associated with increases in the level of non-performing loans.

     The increase in data processing costs in 2002 compared to 2001 and 2000 reflects a new five-year contract that we entered into for core data processing services effective in March 2002, the growth of our organization and additional third-party vendor costs for several special projects such as disaster recovery and upgrades to our network.

     We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142") on January 1, 2002 and as a result, intangible asset amortization declined by approximately $0.7 million in 2002 compared to the prior two years.

     Other non-interest expense decreased to $6.6 million in 2002 compared to $7.6 million in 2001. This decrease is primarily attributable to 2001 including a $0.9 million loss on de-designating certain cash flow hedges. We terminated the cash flow hedging relationships relating to $26 million of notional value fixed pay interest rate swaps in December 2001. As a result, in the fourth quarter of 2001, pursuant to SFAS #133, we reclassified a $0.9 million charge from accumulated other comprehensive income to earnings. This charge was included in other expenses.

     Our federal income tax expense has increased generally commensurate with our increase in pretax earnings. Our actual federal income tax expense is lower than the amount computed by applying our statutory federal income tax rate to our pre-tax earnings primarily due to tax exempt interest income.

                              FINANCIAL CONDITION

     SUMMARY. Our total assets grew to $2.1 billion at December 31, 2002 from $1.9 billion at December 31, 2001. The growth in total assets primarily reflects increases in securities available for sale, loans held for sale and the purchase of $35 million in bank owned life insurance in August 2002. Loans, excluding loans held for sale ("Portfolio Loans"), totaled $1.381 billion at December 31, 2002, and were relatively unchanged since year end 2001. Total deposits increased $148.2 million in 2002 primarily as a result of increases in checking and savings deposits and in brokered certificates of deposit ("Brokered CDs").

     SECURITIES. We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We continually evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues, except for a $0.8 million impairment charge that we recorded on a trust preferred security issued by a bank holding company as discussed in "Results of Operations" above. In this instance, we believe that the decline in value is directly due to the issuer's financial difficulties and is other than temporary in nature. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See "Non-interest income" and "Asset/liability management.")

SECURITIES                     Amortized       Unrealized          Fair
                                  Cost       Gains     Losses      Value
-------------------------------------------------------------------------
                                             (in thousands)
Securities available for sale
  December 31, 2002 .........   $358,149   $ 14,890   $  1,793   $371,246
  December 31, 2001 .........    286,571      5,789      2,057    290,303

     Securities available for sale increased by $80.9 million during 2002 to $371.2 million at December 31, 2002. This increase was due primarily to purchases of municipal, corporate, mortgage-backed and asset-backed securities during the year to offset the lack of growth in Portfolio Loans. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, offsetting slow Portfolio Loan growth with purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets.

     At December 31, 2002 and 2001, we had $42.1 million and $3.2 million of asset-backed securities included in securities available for sale. All of these asset-backed securities are rated AAA or AA by a major rating agency. Approximately 81% of our asset-backed securities at December 31, 2002 are backed by mobile home loans. The majority of the mobile home loans underlying our asset-backed securities are being serviced by Conseco Finance Corporation, who recently declared bankruptcy. Conseco Finance Corporation continues to service these mobile home loans underlying our asset-backed securities. We do not foresee, at the present time, any risk of loss or risk of a credit downgrade below investment quality (by a major rating agency) on our asset-backed securities.

     PORTFOLIO LOANS AND ASSET QUALITY. We believe that our decentralized loan origination structure provides important advantages in serving the credit needs of our principal lending markets. In addition to the communities served by our bank branch networks, principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also participate in commercial lending transactions with certain non-affiliated banks and may also purchase real estate mortgage loans from third-party originators.

LOAN PORTFOLIO COMPOSITION                                          December 31,
                                                                 2002         2001
------------------------------------------------------------------------------------
                                                                  (in thousands)
Real estate(1)
  Residential first mortgages ............................   $  506,652   $  511,019
  Residential home equity and other junior mortgages .....      126,742      181,905
  Construction and land development ......................      185,583      185,004
  Other(2) ...............................................      325,176      292,548
Consumer .................................................      137,631      134,367
Commercial ...............................................       86,413       65,275
Agricultural .............................................       13,245       14,566
                                                             ----------   ----------
    Total loans ..........................................   $1,381,442   $1,384,684
                                                             ==========   ==========

(1) Includes both residential and non-residential commercial loans secured by real estate.
(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

     Although the management and board of directors of each of our banks retain authority and responsibility for credit decisions, we have adopted uniform underwriting standards. Further, our loan committee structure as well as the centralization of commercial loan credit services and the loan review process, provides requisite controls and promotes compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations.

     We generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.")

     The increase in other real estate and commercial loans reflects our emphasis on lending opportunities within these categories, particularly within the Grand Rapids and Lansing, Michigan markets. The decline in residential home equity and other junior mortgages is primarily due to a significant increase in prepayments due to refinance activity associated with lower interest rates. Construction and land development loans, other commercial real estate loans and indirect consumer loans are generally thought to expose us to a higher risk of loss than residential mortgage lending or direct consumer lending. Continued growth and changes in the mix of Portfolio Loans is dependent upon our assessment of risks and opportunities in our future lending activities as well as a variety of competitive and economic factors.

NON-PERFORMING ASSETS                                                         December 31,
                                                                       2002        2001       2000
---------------------------------------------------------------------------------------------------
                                                                          (dollars in thousands)
Non-accrual loans .................................................   $ 5,738    $ 5,990    $ 5,200
Loans 90 days or more past due and still accruing interest ........     3,961      2,771      1,571
Restructured loans ................................................       270        285        260
                                                                      -------    -------    -------
  Total non-performing loans ......................................     9,969      9,046      7,031
Other real estate .................................................     3,908      1,610      2,174
                                                                      -------    -------    -------
    Total non-performing assets ...................................   $13,877    $10,656    $ 9,205
                                                                      =======    =======    =======

As a percent of Portfolio Loans
  Non-performing loans ............................................       .72%       .65%       .51%
  Allowance for loan losses .......................................      1.21       1.17       1.01
Non-performing assets to total assets .............................       .67        .56        .52
Allowance for loan losses as a percent of non-performing loans ....       168        179        199


     Non-performing loans totaled $10.0 million, or 0.72% of total Portfolio Loans at December 31, 2002, a $1.0 million increase from December 31, 2001. The increase is attributable to a $0.3 million increase in non-performing commercial loans and a $0.7 million increase in non-performing mortgage loans. The increase in non-performing loans is generally a result of weaker economic conditions, which have adversely impacted businesses and consumers.

     The increase in non-performing loans in 2001 compared to 2000 is primarily the result of one commercial real estate loan totaling $1.3 million at December 31, 2001 [$1.1 million at December 31, 2002]. This loan is secured by a office building in the Lansing area with an original appraised value of approximately $1.6 million. However, due to the current vacancy level in the building, a specific valuation allowance of approximately $0.4 million has been established on this loan. Although this loan is on non-accrual because of the aforementioned vacancy level and past delinquencies, it is now current with respect to payments. This loan matures in June 2003.

     We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. The increase in the level of loans 90 days or more past due and still accruing interest at December 31, 2002 and 2001 compared to the December 31, 2000 level is primarily due to increases in residential mortgage loans and commercial loans in this category. We believe the collection of the accrued but unpaid interest on these loans is probable.

     The increase in other real estate in 2002 is due primarily to the addition of a hotel property that was foreclosed upon during the year. The hotel property was transferred to other real estate at its estimated fair value (less expected costs to sell) of $1.5 million. The balance of the increase in other real estate is due to an increase in the level of residential properties acquired through foreclosure.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                      December 31,
                                                           2002       2001      2000
-------------------------------------------------------------------------------------
                                                                (in thousands)
Specific allocations ..................................   $ 1,313   $   500   $   100
Other adversely rated loans ...........................     6,067     7,284     3,166
Historical loss allocations ...........................     2,813     2,837     4,717
Additional allocations based on subjective factors ....     6,512     5,546     5,999
                                                          -------   -------   -------
    Total .............................................   $16,705   $16,167   $13,982
                                                          =======   =======   =======

     In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

     The first element reflects our estimate of probable losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

     The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of losses incurred. The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied.

     The third element is determined by assigning allocations based principally upon the ten-year average of loss experience for each type of loan. Average losses may be further adjusted based on the current delinquency rate. Loss analyses are conducted at least annually.

     The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for loan losses.")

ALLOWANCE FOR LOAN LOSSES                         Year ended December 31,
                                              2002         2001        2000
-----------------------------------------------------------------------------
                                                  (dollars in thousands)
Balance at beginning of year .............. $ 16,167     $ 13,982    $ 12,985
  Provision charged to operating expense ..    3,562        3,737       3,287
  Recoveries credited to allowance ........      733          644         678
  Loans charged against allowance .........   (3,757)      (2,196)     (2,968)
                                            --------     --------    --------
Balance at end of year .................... $ 16,705     $ 16,167    $ 13,982
                                            ========     ========    ========

Net loans charged against the allowance
  to average Portfolio Loans ..............      .23%        .11%         .17%

     Loans charged against the allowance for loan losses, net of recoveries, were equal to 0.23% of average Portfolio Loans during 2002, compared to 0.11% and 0.17% during 2001 and 2000, respectively. The increase in net loans charged against the allowance during 2002 relates to a $0.6 million charge-off related to the aforementioned hotel property loan that was transferred to other real estate in the fourth quarter of 2002 and higher levels of charge-offs in both the consumer and mortgage loan portfolios. We believe that the higher level of charge-offs in the consumer and mortgage loan portfolios relate primarily to a weaker economic environment leading to higher unemployment rates, higher overall levels of consumer debt and increased bankruptcy filings. As a result, we believed it was appropriate to increase the portion of the allowance for loan losses allocated due to subjective factors as described above. Our provision for loan losses in 2002 was lower than 2001, despite a higher level of loans charged against the allowance for loan losses, net of recoveries, primarily because of a decline in the level of other adversely rated loans.

     DEPOSITS AND BORROWINGS. Our competitive position within many of the markets served by our branch networks limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, we principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

     To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our banks and branch staff sales training. This program has generated increases in customer relationships as well as deposit service charges. We believe that the new relationships that result from these marketing and sales efforts provide valuable opportunities to cross sell related financial products and services.

                                                                               December 31,
ALTERNATE SOURCES OF FUNDS                                           2002                              2001
                                                   --------------------------------------------------------------------
                                                                    Average                           Average
                                                     Amount         Maturity    Rate     Amount       Maturity    Rate
-----------------------------------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
Brokered CDs(1)............................        $278,012       1.9 years     3.03%   $163,315     1.7 years    3.83%
Fixed-rate FHLB advances(1,2)..............          62,861       7.9 years     5.83     129,084     4.1 years    4.08
Variable-rate FHLB advances(1).............         131,200        .3 years     1.50      93,000     0.4 years    1.83
Securities sold under agreements to
  repurchase(1)............................          98,712        .1 years     1.74      54,963     0.2 years    1.94
Federal funds purchased....................          23,840         1 day       1.38      35,100       1 day      1.86
                                                   --------       ---------     ----    --------     ---------    ----
    Total..................................        $594,625       1.8 years     2.71%   $475,462     1.8 years    3.15%
                                                   ========       =========     ====    ========     =========    ====

(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.
(2) Advances totaling $10 million, at December 31, 2002 and 2001, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

     We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increases in securities available for sale and loans held for sale. The use of such alternate sources of funds supplements our core deposits and is an integral part of our asset/liability management efforts.

     Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $310.4 million at December 31, 2002, compared to $288.0 million a year earlier. The $22.4 million increase in other borrowed funds principally reflects an increase in Repurchase Agreements of $43.7 million, partially offset by a decline in FHLB advances. The increase in Brokered CDs was primarily utilized to fund the increase in loans held for sale and securities available for sale. We were generally able to obtain more favorable pricing on Brokered CDs than FHLB advances during most of 2002.

     We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2002, we employed interest-rate caps, floors and collars with an aggregate notional amount of $10.0 million. We also employed interest-rate swaps with an aggregate notional amount of $261.0 million. During 2000, we terminated interest-rate caps with a notional amount of $72.0 million. The realized loss of $0.8 million is amortized as an adjustment to interest expense over the shorter of the expected remaining term of the hedged debt or the terminated cap. (See "Asset/liability management.")

     LIQUIDITY AND CAPITAL RESOURCES. Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes unsecured debt and cumulative trust preferred securities.

     We believe that a diversified portfolio of quality loans will provide superior risk-adjusted returns. Accordingly, we have implemented balance sheet management strategies that combine efforts to originate Portfolio Loans with disciplined funding strategies. Acquisitions are also an integral component of our capital management strategies.

CAPITALIZATION                                                                         December 31,
                                                                                    2002         2001
------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Unsecured debt ...............................................................    $ 12,600   $  10,500
                                                                                 ---------   ---------
Guaranteed preferred beneficial interests in Company's
  subordinated debentures.....................................................      17,250      17,250
                                                                                 ---------   ---------
Shareholders' equity
  Common stock ...............................................................      17,822      17,797
  Capital surplus ............................................................      75,076      76,580
  Retained earnings ..........................................................      41,785      39,355
  Accumulated other comprehensive income (loss) ..............................       3,364      (1,829)
                                                                                 ---------   ---------
    Total shareholders' equity ...............................................     138,047     131,903
                                                                                 ---------   ---------
    Total capitalization .....................................................   $ 167,897   $ 159,653
                                                                                 =========   =========

     We have supplemented our balance-sheet management activities with purchases of our common stock. We repurchased 1.1 million shares of our common stock at an average price of $20.70 in 2002 compared to 0.8 million shares of our common stock at an average price of $16.37 per share in 2001 and compared to 0.3 million shares at an average price of $10.97 per share in 2000. We anticipate that repurchases of our common stock will continue in the foreseeable future. We have approximately 0.8 million shares remaining to be repurchased on plans expiring through December 31, 2003.

     Shareholders' equity totaled $138.0 million at December 31, 2002. The increase from $131.9 million at December 31, 2001 reflects the retention of earnings (net of cash dividends paid), the issuance of common stock pursuant to various equity-based incentive compensation plans and an increase in accumulated other comprehensive income. Shareholders' equity was equal to 6.71% of total assets at December 31, 2002, compared to 6.98% a year earlier.

CAPITAL RATIOS                                            December 31,
                                                         2002       2001
-------------------------------------------------------------------------
Equity capital .................................         6.71%      6.98%
Average shareholders' equity to average assets .         7.14       7.28
Tier 1 capital to average assets ...............         6.85       7.46
Tier 1 risk-based capital ......................         9.36       9.82
Total risk-based capital .......................        10.49      10.98


     ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

     Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternate balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We continually monitor our interest-rate risk and report quarterly to our respective banks' boards of directors.

     We employ simulation analyses to monitor each Bank's interest-rate risk profiles and evaluate potential changes in our Banks' net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheets. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY                               December 31,2002
AND NET INTEREST INCOME                        Market Value of          Percent    Net Interest         Percent
Change in Interest Rates                     Portfolio Equity(1)        Change       Income(2)          Change
--------------------------------------------------------------------------------------------------------------
                                                                       (dollars in thousands)
200 basis point rise................               $158,100                -  %      $85,900            (1.04)%
100 basis point rise................                161,000               1.83        86,200             (.69)
Base-rate scenario..................                158,100                           86,800
100 basis point decline.............                152,900              (3.29)       86,700             (.12)
200 basis point decline.............                146,400              (7.40)       84,700            (2.42)

(1) Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2) Simulation analyses calculate the change in net interest income under parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

                                  ACQUISITIONS

    In March 2002, we acquired substantially all of the assets of Saginaw Bay Mortgage, a mortgage-broker primarily operating in Bay, Gladwin, Midland and Saginaw counties in Michigan. As a result of this acquisition, we recorded $0.4 million in goodwill. In October 2002, we acquired a bank branch in Rogers City, Michigan. At the time of acquisition, this branch had approximately $13.0 million in deposits and we recorded a core deposit premium of approximately $0.7 million (which is being amortized on an accelerated basis over ten years). The operations of this purchased branch were immediately merged into our already existing branch in this market.

                          CRITICAL ACCOUNTING POLICIES

     Our accounting and reporting policies are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for loan losses, mortgage servicing rights, derivative financial instruments, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

     Our methodology for determining the allowance and related provision for loan losses is described above in "Portfolio Loans and asset quality." In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we have recorded in the past three-year period.

     At December 31,2002 we had approximately $4.5 million of mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We utilize an outside third party (with expertise in the valuation of mortgage loan servicing rights) to assist us in our valuation process. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative or aggressive assumptions. Using more aggressive assumptions (primarily lower estimated rates of prepayments) would have resulted in a higher valuation of approximately $0.7 million at December 31, 2002. Using more conservative assumptions (primarily higher estimated rates of prepayments) would have resulted in a lower valuation of approximately $0.9 million at December 31.2002.

     We use a variety of derivative instruments to manage our interest-rate risk. These derivative instruments include interest-rate swaps, collars, floors and caps and mandatory forward commitments to sell mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. In particular, we use pay-fixed interest-rate swaps to convert the variable-rate cash flows on short-term or variable-rate debt obligations to fixed rates. At December 31, 2002 we had approximately $236.0 million in fixed pay interest-rate swaps being accounted for as cash flow hedges, thus permitting us to report the related unrealized gains or losses in the fair market value of these derivatives in other comprehensive income and subsequently reclassify such gains or losses into earnings as yield adjustments in the same period in which the related interest on the hedged item (primarily short-term or variable-rate debt obligations) affect earnings. Because of the steep decline in interest rates over the past two years, the fair market value of our fixed pay interest-rate swaps being accounted for as cash flow hedges is approximately negative $7.5 million at December 31, 2002. If we could not continue to account for these fixed pay interest-rate swaps as cash flow hedges, because for example, we were unable to continue to renew some or all of the related short-term or variable-rate debt obligations that are being hedged, we could have to recognize same or all of the $7.5 million negative fair market value as an immediate charge against earnings. We expect to continue to be able to qualify for and account for these fixed pay interest-rate swaps as cash flow hedges.

     Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2002 we had recorded a net deferred tax asset of $13.3 million, which included a net operating loss carryforward of $8.2 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.

     At December 31, 2002 we had recorded $7.3 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from the past acquisitions of other banks and a mobile home loan origination company. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable and even utilizing more conservative assumptions on valuation would not presently result in any impairment in the amount of goodwill that we have recorded. However, we may incur impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In October, 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS #144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS #144 was effective for fiscal years beginning after December 15, 2001. The adoption of SFAS #144 did not have a material impact on our financial condition or results of operations.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS #145") which rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS #145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends FASB Statement No. 13, "Accounting for Leases." SFAS #145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS #145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of Statement #4 encouraged. The adoption of SFAS #145 is not expected to have a material impact on our financial condition or results of operations.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS #146") which addresses financial accounting and reporting for costs associated with exit or disposal activities (including restructuring) and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS #146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. Under Issue 94-3 the liability was recognized at the date of an entity's commitment to an exit plan. SFAS #146 is effective for exit or disposal activities (including restructuring) that are initiated after December 31, 2002, with early adoption encouraged. Adoption of SFAS #146 is not expected to have a material impact on our financial condition or results of operations.

     In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions," ("SFAS #147") which requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141, "Business Combinations" and the related intangibles accounted for in accordance with SFAS #142. SFAS #147 removes such acquisitions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and also amends SFAS #144, to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS #147 is generally effective immediately and did not have a material impact on our financial condition or results of operations.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," ("SFAS #148") which amends SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS #123"). SFAS #148 amends the disclosure requirements of SFAS #123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. These disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Effective for fiscal years ending after December 15, 2002, SFAS #148 also provides three alternate transition methods for companies that choose to adopt the fair value measurement provisions of SFAS #123. Adoption of this Statement did not have a significant impact on our financial condition or results of operations. See note #13 to the consolidated financial statements.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN #45") which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The initial recognition and measurement provisions of FIN #45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN #45 are effective for interim and annual periods ending after December 15, 2002 and are included in note #10 to the consolidated financial statements. Adoption of this Interpretation is not expected to have a material impact on our financial condition or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN #46") which addresses consolidation by business enterprises of variable interest entities. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For enterprises with variable interest entities created before February 1, 2003, this Interpretation applies no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. However, certain disclosure requirements are effective for all financial statements issued after January 31, 2003. The adoption of this Interpretation is not expected to have a material impact on our financial condition or results of operations.

                         PAGE INTENTIONALLY LEFT BLANK

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             Year Ended December 31,
                                                       2002            2001           2000           1999            1998
---------------------------------------------------------------------------------------------------------------------------
                                                               (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
  Interest income ..............................   $   129,815     $   134,502    $   132,841    $   120,534    $   120,766
  Interest expense .............................        48,008          62,460         67,865         58,730         64,667
                                                   -----------     -----------    -----------    -----------    -----------
    Net interest income ........................        81,807          72,042         64,976         61,804         56,099
  Provision for loan losses ....................         3,562           3,737          3,287          2,661          3,628
  Net gains on the sale of real estate
    mortgage loans .............................         8,178           6,306          2,209          4,247          7,052
  Other non-interest income ....................        22,733          20,629         16,752         13,848         12,066
  Merger-related securities losses,
    charges and litigation settlement ..........                                                       8,000
  Other non-interest expenses ..................        68,293          61,519         53,375         57,276         54,584
                                                   -----------     -----------    -----------    -----------    -----------
    Income before federal income tax expense ...        40,863          33,721         27,275         11,962         17,005
  Federal income tax expense ...................        11,396           9,288          7,266          3,293          5,056
                                                   -----------     -----------    -----------    -----------    -----------
    Net income before cumulative effect
    of change in accounting principle ..........        29,467          24,433         20,009          8,669         11,949
  Cumulative effect of change in accounting
    principle, net of related tax effect(1) ....                           (35)
                                                   -----------     -----------    -----------    -----------    -----------
        Net income .............................   $    29,467     $    24,398    $    20,009    $     8,669    $    11,949
                                                   ===========     ===========    ===========    ===========    ===========

PER COMMON SHARE DATA(2)
  Net income before cumulative effect of
    change in accounting principle
    Basic ......................................   $      1.61     $      1.29    $      1.03    $       .44    $       .61
    Diluted ....................................   $      1.58     $      1.27    $      1.02    $       .43    $       .60
  Net income
    Basic ......................................          1.61            1.29           1.03            .44            .61
    Diluted ....................................          1.58            1.27           1.02            .43            .60
  Cash dividends declared ......................           .48             .41            .35            .26            .19
  Book value ...................................          7.75            7.06           6.68           5.83           5.94

SELECTED BALANCES
  Assets .......................................   $ 2,057,562     $ 1,888,457    $ 1,783,791    $ 1,725,205    $ 1,660,893
  Loans ........................................     1,381,442       1,384,684      1,379,664      1,290,641      1,152,139
  Allowance for loan losses ....................        16,705          16,167         13,982         12,985         11,557
  Deposits .....................................     1,535,603       1,387,367      1,389,900      1,310,602      1,255,544
  Shareholders' equity .........................       138,047         131,903        128,336        113,746        117,042
  Long-term debt ...............................                                                       1,000          3,000

SELECTED RATIOS
  Tax equivalent net interest income
    to average earning assets ..................          4.75%           4.45%          4.21%          4.15%          3.75%
  Net income to
    Average equity .............................         21.34           18.52          16.59           7.26          10.72
    Average assets .............................          1.52            1.35           1.15            .52            .72
  Average shareholders' equity to
    average assets .............................          7.14            7.28           6.92           7.16           6.76
  Tier 1 capital to average assets .............          6.85            7.46           7.31           6.56           6.12
  Non-performing loans to Portfolio Loans ......           .72             .65            .51            .41            .59

(1) Effect of the implementation of SFAS #133. (See note #14 to the consolidated financial statements.)
(2) Per share data has been adjusted for three-for-two stock splits in 2002 and 1998 and 5% stock dividends in each of the years presented.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

     We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31,2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in notes 1 and 14 to the consolidated financial statements, Independent Bank Corporation changed its method of accounting for derivative financial instruments and hedging activities in 2001.

/s/ KPMG LLP
KPMG LLP
Detroit, Michigan
February 4, 2003

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                     December 31,
                                                                                             2002                    2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands, except share amounts)
ASSETS
  Cash and due from banks ...........................................................     $    60,731           $    50,525
  Securities available for sale .....................................................         371,246               290,303
  Federal Home Loan Bank stock, at cost .............................................           9,704                21,266
  Loans held for sale ...............................................................         129,577                77,220
  Loans
    Commercial ......................................................................         536,715               482,046
    Real estate mortgage ............................................................         601,799               661,462
    Installment .....................................................................         242,928               241,176
                                                                                          -----------           -----------
      Total Loans ...................................................................       1,381,442             1,384,684
    Allowance for loan losses .......................................................         (16,705)              (16,167)
                                                                                          -----------           -----------
      Net Loans .....................................................................       1,364,737             1,368,517
      Property and equipment, net ...................................................          40,735                35,944
  Bank owned life insurance .........................................................          35,415
  Accrued income and other assets ...................................................          45,417                44,682
                                                                                          -----------           -----------
      Total Assets ..................................................................     $ 2,057,562           $ 1,888,457
                                                                                          ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Non-interest bearing ............................................................     $   179,871           $   160,598
    Savings and NOW .................................................................         657,530               601,949
    Time ............................................................................         698,202               624,820
                                                                                          -----------           -----------
      Total Deposits ................................................................       1,535,603             1,387,367
  Federal funds purchased ...........................................................          23,840                35,100
  Other borrowings ..................................................................         310,413               288,010
  Guaranteed preferred beneficial interests in Company's subordinated debentures ....          17,250                17,250
  Accrued expenses and other liabilities ............................................          32,409                28,827
                                                                                          -----------           -----------
      Total Liabilities .............................................................       1,919,515             1,756,554
                                                                                          -----------           -----------

Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, no par value-200,000 shares authorized; none issued or outstanding
  Common stock, $1.00 par value-30,000,000 shares authorized; issued and outstanding: 17,822,090 shares at December 31,2002 and 17,797,314 shares
    at December 31, 2001 ............................................................          17,822                17,797
  Capital surplus ...................................................................          75,076                76,580
  Retained earnings .................................................................          41,785                39,355
  Accumulated other comprehensive income (loss) .....................................           3,364                (1,829)
                                                                                          -----------           -----------
    Total Shareholders' Equity ......................................................         138,047               131,903
                                                                                          -----------           -----------
      Total Liabilities and Shareholders' Equity .....................................    $ 2,057,562           $ 1,888,457
                                                                                          ===========           ===========



See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                               Year ended December 31,
                                                                                       2002           2001         2000
------------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands, except per share amounts)
INTEREST INCOME
  Interest and fees on loans ....................................................     $ 109,297      $117,735    $115,128
  Securities available for sale
    Taxable .....................................................................        12,211         9,334       7,625
    Tax-exempt ..................................................................         7,018         5,920       5,587
  Securities held to maturity
    Taxable .....................................................................                                   2,335
    Tax exempt ...................................................................                                    546
  Other investments .............................................................         1,289         1,513       1,620
                                                                                      ---------      --------    --------
    Total Interest Income .......................................................       129,815       134,502     132,841
                                                                                      ---------      --------    --------

INTEREST EXPENSE
  Deposits ......................................................................        35,134        44,611      51,773
  Other borrowings ..............................................................        12,874        17,849      16,092
                                                                                      ---------      --------    --------
    Total Interest Expense ......................................................        48,008        62,460      67,865
                                                                                      ---------      --------    --------
    Net Interest Income .........................................................        81,807        72,042      64,976
Provision for loan losses .......................................................         3,562         3,737       3,287
                                                                                      ---------      --------    --------
    Net Interest Income After Provision for Loan Losses .........................        78,245        68,305      61,689
                                                                                      ---------      --------    --------

NON-INTEREST INCOME
  Service charges on deposit accounts ...........................................        13,049         9,936       6,857
  Net gains (losses) on assets
    Real estate mortgage loans ..................................................         8,178         6,306       2,209
    Securities ..................................................................           (24)          522           9
  Title insurance fees ..........................................................         2,474         1,874         912
  Manufactured home loan origination fees and commissions .......................         1,949         2,108       2,144
  Other income ..................................................................         5,285         6,189       6,830
                                                                                      ---------      --------    --------
    Total Non-interest Income ...................................................        30,911        26,935      18,961
                                                                                      ---------      --------    --------

NON-INTEREST EXPENSE
  Compensation and employee benefits ............................................        37,343        31,545      28,314
  Occupancy, net ................................................................         5,424         4,966       4,653
  Furniture and fixtures ........................................................         4,731         4,371       4,382
  Other expenses ................................................................        20,795        20,637      16,026
                                                                                      ---------      --------    --------
    Total Non-interest Expense ..................................................        68,293        61,519      53,375
                                                                                      ---------      --------    --------
    Income Before Federal Income Tax ............................................        40,863        33,721      27,275
Federal income tax expense ......................................................        11,396         9,288       7,266
                                                                                      ---------      --------    --------
    Net income before cumulative effect of change in accounting principle .......        29,467        24,433      20,009
Cumulative effect of change in accounting principle, net of related tax effect ..                         (35)
                                                                                      ---------      --------    --------
      Net Income ................................................................     $  29,467      $ 24,398    $ 20,009
                                                                                      =========      ========    ========

Net income per share before cumulative effect of change in accounting principle
  Basic .........................................................................     $    1.61      $   1.29     $  1.03
                                                                                      =========      ========    ========
  Diluted .......................................................................     $    1.58      $   1.27     $  1.02
                                                                                      =========      ========    ========
Net income per share
  Basic .........................................................................     $    1.61      $   1.29     $  1.03
                                                                                      =========      ========    ========
  Diluted .......................................................................     $    1.58      $   1.27     $  1.02
                                                                                      =========      ========    ========

Cash dividends declared per common share ........................................     $     .48      $    .41     $   .35
                                                                                      =========      ========    ========



See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                                 2002           2001           2000
------------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)
Net Income ................................................................   $  29,467      $  24,398      $  20,009
                                                                              ---------      ---------      ---------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
  Proceeds from sales of loans held for sale ..............................     608,478        417,304        155,999
  Disbursements for loans held for sale ...................................    (652,661)      (467,401)      (161,657)
  Provision for loan losses ...............................................       3,562          3,737          3,287
  Deferred federal income tax expense (credit) ............................         974         (1,086)           937
  Deferred loan fees ......................................................         443            324           (327)
  Depreciation, amortization of intangible assets and premiums and
    accretion of discounts on securities and loans ........................       6,511          6,559          6,540

  Net gains on sales of real estate mortgage loans ........................      (8,178)        (6,306)        (2,209)
  Net (gains) losses on securities ........................................          24           (522)            (9)
  (Increase) decrease in accrued income and other assets ..................      (3,438)           843          3,388
  Increase in accrued expenses and other liabilities ......................         225          1,234          4,853
                                                                              ---------      ---------      ---------
    Total Adjustments .....................................................     (44,060)       (45,314)        10,802
                                                                              ---------      ---------      ---------
    Net Cash Provided by (Used in) Operating Activities ...................     (14,593)       (20,916)        30,811
                                                                              ---------      ---------      ---------

CASH FLOW FROM INVESTING ACTIVITIES
  Proceeds from the sale of securities available for sale .................      66,390         18,925         22,319
  Proceeds from the maturity of securities available for sale .............       4,315         21,987          2,065
  Proceeds from the maturity of securities held to maturity ...............                                     8,631
  Principal received on securities available for sale .....................      49,676         25,644          8,991
  Principal received on securities held to maturity .......................                                    43,318
  Purchases of securities available for sale ..............................    (181,228)      (120,037)       (49,903)
  Purchases of securities held to maturity ................................                                      (500)
  Portfolio loans originated, net of principal payments ...................     (24,730)        10,342        (94,827)
  Portfolio loans purchased ...............................................                    (36,480)
  Principal received on portfolio loans purchased .........................      24,509         19,242          3,840
  Purchase of bank owned life insurance ...................................     (35,000)
  Capital expenditures ....................................................      (9,480)        (5,640)        (1,645)
                                                                              ---------      ---------      ---------
     Net Cash Used in Investing Activities ................................    (105,548)       (66,017)       (57,711)
                                                                              ---------      ---------      ---------

CASH FLOW FROM FINANCING ACTIVITIES
  Net increase (decrease) in total deposits ...............................     148,236         (2,533)        79,298
  Net increase (decrease) in other borrowings and federal funds purchased..      39,165         61,532        (33,778)
  Proceeds from Federal Home Loan Bank advances ...........................     485,090        995,750        274,211
  Payments of Federal Home Loan Bank advances .............................    (513,112)      (956,754)      (281,771)
  Retirement of long-term debt ............................................                     (1,000)        (2,000)
  Dividends paid ..........................................................      (8,406)        (7,236)        (6,615)
  Repurchase of common stock ..............................................     (23,191)       (13,168)        (3,674)
  Proceeds from issuance of common stock ..................................       2,565          2,718            732
                                                                              ---------      ---------      ---------
    Net Cash Provided by Financing Activities .............................     130,347         79,309         26,403
                                                                              ---------      ---------      ---------
    Net Increase (Decrease) in Cash and Cash Equivalents ..................      10,206         (7,624)          (497)
Cash and Cash Equivalents at Beginning of Year ............................      50,525         58,149         58,646
                                                                              ---------      ---------      ---------
        Cash and Cash Equivalents at End of Year ..........................   $  60,731      $  50,525      $  58,149
                                                                              =========      =========      =========

Cash paid during the year for
  Interest ................................................................   $  48,052      $  64,255      $  64,250
  Income taxes ............................................................      11,693          9,746          3,000
Transfer of loans to other real estate ....................................       5,399          2,318          3,051
Transfer of securities held to maturity to available for sale .............                     20,098
Real estate loans securitized .............................................                     50,100


See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                     Accumulated
                                                                                        Other         Unearned      Total
                                                   Common      Capital    Retained  Comprehensive       ESOP    Shareholders'
                                                    Stock      Surplus    Earnings    Income(Loss)     Shares      Equity
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Balances at January 1, 2000 ...................   $ 16,853    $ 66,054    $ 33,921      $(2,283)       $(799)      $113,746
  Net income for 2000 .........................                             20,009                                   20,009
  Cash dividends declared, $.35 per share .....                             (6,791)                                  (6,791)
  5% stock dividend ...........................        835       8,811      (9,659)                                     (13)
  Issuance of 161,942 shares of common stock ..        162         623                                                  785
  Repurchase and retirement of 334,896 shares
    of common stock ...........................       (335)     (3,339)                                              (3,674)
  Net change in unrealized loss on
    securities available for sale, net of
    $2.2 million of related tax effect ........                                           4,210                       4,210
  Retirement of ESOP shares ...................       (100)       (699)         64                       799             64
                                                  --------    --------    --------      -------        -----       --------
  Balances at December 31, 2000 ...............     17,415      71,450      37,544        1,927            0        128,336
  Net income for 2001 .........................                             24,398                                   24,398
  Cash dividends declared, $.41 per share .....                             (7,636)                                  (7,636)
  5% stock dividend ...........................        851      14,081     (14,951)                                     (19)
  Issuance of 335,748 shares of common stock ..        336       3,412                                                3,748
  Repurchase and retirement of 804,626 shares
    of common stock ...........................       (805)    (12,363)                                             (13,168)
  Net change in accumulated other
    comprehensive income (loss), net of
    $2.0 million of related tax effect ........                                          (3,756)                     (3,756)
                                                  --------    --------    --------      -------        -----       --------
  Balances at December 31, 2001 ...............     17,797      76,580      39,355       (1,829)           0        131,903
  Net income for 2002 .........................                             29,467                                   29,467
  Cash dividends declared, $.48 per share .....                             (8,756)                                  (8,756)
  5% stock dividend ...........................        853      17,407     (18,281)                                     (21)
  Issuance of 291,891 shares of common stock ..        292       3,168                                                3,460
  Repurchase and retirement of 1,120,070 shares
    of common stock ...........................     (1,120)    (22,071)                                             (23,191)
  Cash in lieu of fractional shares for
    three-for-two stock split .................                     (8)                                                  (8)
  Net change in accumulated other
    comprehensive income (loss), net of
    $2.8 million of related tax effect ........                                           5,193                       5,193
                                                  --------    --------    --------      -------        -----       --------
      Balances at December 31, 2002 ...........   $ 17,822    $ 75,076    $ 41,785      $ 3,364        $   0       $138,047
                                                  ========    ========    ========      =======        =====       ========



                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                          2002         2001         2000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
Net income ...........................................................................   $ 29,467    $ 24,398    $20,009
Other comprehensive income
  Net change in unrealized gain (loss) on securities available for sale,
    net of related tax effect ........................................................      6,087         499      4,210
  Cumulative effect of change in accounting principle, net of related tax effect .....                   (720)
  Net change in unrealized loss on derivative instruments, net of related tax
    effect ...........................................................................       (894)     (3,535)
                                                                                         --------    --------    -------
        Comprehensive Income .........................................................   $ 34,660    $ 20,642    $24,219
                                                                                         ========    ========    =======

See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - CRITICAL ACCOUNTING POLICIES

     The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include accounting for the allowance for loan losses, the valuation of derivative financial instruments, the valuation of originated mortgage servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

     Our Banks' transact business in the single industry of commercial banking. Our Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by our Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Subject to established underwriting criteria, our Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2002, 83% of our Banks' loan portfolios were secured by real estate.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

     STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions.

     COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments. The net change in unrealized gain or loss on securities available for sale in 2002 reflects a net loss reclassified into earnings of $24,000, and reflects net gains reclassified into earnings of $0.5 million and $9,000, in 2001 and 2000, respectively. The net change in unrealized loss on derivative instruments in 2001 reflects expense reclassified into earnings totaling $0.9 million. The reclassification of these amounts from comprehensive income resulted in a federal income tax benefit of $8,000 and $0.1 million in 2002 and 2001, respectively, and a federal income tax expense of $3,000 in 2000.

     LOANS HELD FOR SALE - Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used by the Banks include interest rate, term and type.

     SECURITIES - We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which our Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2002 and 2001. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

     ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio,
(ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses which occur. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

     While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

     We measure our investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. We do not measure impairment on homogenous residential mortgage and installment loans.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

     OTHER REAL ESTATE - Other real estate at the time of foreclosure is recorded at the lower of cost of acquisition or fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets and subsequent write-downs to reflect declines in value are recorded as other expense.

     During 2002 we foreclosed on certain loans secured by real estate and transferred approximately $5.4 million to other real estate. At the time of foreclosure amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair market values, less estimated costs to sell. During 2002, we sold other real estate with a book balance of approximately $2.9 million.

     Other real estate and repossessed assets totaling $3.9 million and $1.6 million at December 31, 2002 and 2001, respectively, are included in accrued income and other assets.

     INTANGIBLE ASSETS - We adopted Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS #141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142"). These two Statements have a profound effect on how organizations account for business combinations and for the purchased goodwill and intangible assets that arise from those combinations or are acquired otherwise. SFAS #141 was effective for all business combinations initiated after June 30, 2001, and for all purchase method business combinations completed after June 30, 2001, and requires that such combinations be accounted for using the purchase method of accounting. SFAS #142 was effective for fiscal years beginning after December 15, 2001 and requires that the amortization of goodwill cease and that goodwill instead only be reviewed for impairment. Prior to 2002, we recognized approximately $0.7 million, net of tax, of goodwill amortization annually. This amortization ceased upon adoption of SFAS #142 on January 1, 2002. Based on our review of goodwill recorded on the Statement of Condition, no impairment existed as of January 1, 2002 or December 31, 2002. Prior to the year ended December 31, 2001 goodwill was being amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years.

     Other intangible assets, including core deposit intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years.

     INCOME TAXES - We employ the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

     We file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.

     DERIVATIVE FINANCIAL INSTRUMENTS - We adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") on January 1, 2001. SFAS #133, which was subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

     Upon adoption of SFAS #133, we recorded the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued expenses and other liabilities. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. It is anticipated that approximately $4.7 million, net of tax, of unrealized losses on

Cash Flow Hedges at December 31, 2002, will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at December 31, 2002 is 4.8 years.

     Also upon adoption of SFAS #133, we recorded fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) were also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, our Banks adjust their respective balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

     Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently as interest expense.

     When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in other non-interest expense. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on the balance sheet and recognize any changes in its fair value in interest expense.

     For the year ended December 31, 2000, prior to the adoption of SFAS #133, derivative financial instruments were employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments included interest-rate swaps, collars, floors and caps. These instruments were accounted for on an accrual basis. Any net interest differential, including premiums paid, was recognized as an adjustment to interest expense of the related liability. We considered our interest-rate swaps to be synthetic alterations of the related liability as long as (i) a specific liability was designated; (ii) there was a high correlation with the changes in interest expense generated by the liability; and (iii) the notional amount was less than or equal to the principal amount of the designated liability. If these criteria were not met, the swap was no longer considered a synthetic alteration and changes in fair value were included in other income in the consolidated financial statements. The criteria for consideration of a collar, floor or cap as a synthetic alteration were similar to those for a swap arrangement.

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

     STOCK BASED COMPENSATION - We apply APB Opinion No. 25 in accounting for our stock based compensation plans and, accordingly, no compensation cost has been recognized for our stock options. We have elected to provide pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation. Our stock based compensation plans are described more fully in Note #13.

     COMMON STOCK - At December 31, 2002, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.8 million shares of common stock were reserved for issuance under stock option plans.

     RECLASSIFICATION - Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the 2002 presentation.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

    Our Banks' legal reserve requirements were satisfied by average vault cash and non-interest earning balances with the Federal Reserve Bank of $15.7 million and $13.3 million during 2002 and 2001, respectively. Our Banks do not maintain compensating balances with correspondent banks.

NOTE 3 - SECURITIES
Securities available for sale consist of the following at December 31:


                                                           Amortized          Unrealized          Fair
                                                             Cost         Gains      Losses        Value
-----------------------------------------------------------------------------------------------------------
                                                                           (in thousands)
2002
  U.S. Treasury ......................................     $    300     $     6                 $    306
  Mortgage-backed ....................................       81,941       2,983     $     1       84,923
  Other asset-backed .................................       42,114         855         831       42,138
  Obligations of and states political subdivisions....      155,076       8,090         249      162,917
  Trust preferred ....................................       32,013       1,743         545       33,211
  Preferred stock ....................................       25,386         911                   26,297
  Corporate ..........................................       20,682         302         167       20,817
  Other ..............................................          637                                  637
                                                           --------     -------     -------     --------
    Total ............................................     $358,149     $14,890     $ 1,793     $371,246
                                                           ========     =======     =======     ========
2001
  U.S. Treasury ......................................     $ 10,282                             $ 10,282
  Mortgage-backed ....................................       73,459     $ 2,353     $     6       75,806
  Other asset-backed .................................        3,044         156                    3,200
  Obligations of states and political subdivisions....      131,120       2,345       1,671      131,794
  Trust preferred ....................................       31,150         723          66       31,807
  Preferred stock ....................................       19,669           1          34       19,636
  Corporate ..........................................       17,151         211         280       17,082
  Other ..............................................          696                                  696
                                                           --------     -------     -------     --------
    Total ............................................     $286,571     $ 5,789     $ 2,057     $290,303
                                                           ========     =======     =======     ========

   The amortized cost and fair value of securities available for sale at December 31, 2002, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.




                                                       Amortized       Fair
                                                         Cost          Value
-----------------------------------------------------------------------------
                                                           (in thousands)
Maturing within one year .........................     $  3,674     $  3,714
Maturing after one year but within five years ....       37,847       39,404
Maturing after five years but within ten years ...       41,969       44,964
Maturing after ten years .........................      124,581      129,169
                                                       --------     --------
                                                        208,071      217,251
Mortgage-backed ..................................       81,941       84,923
Other asset-backed ...............................       42,114       42,138
Preferred stock ..................................       25,386       26,297
Other ............................................          637          637
                                                       --------     --------
    Total ........................................     $358,149     $371,246
                                                       ========     ========


A summary of proceeds from the sale of securities and gains and losses follows:

                                                                Realized
                                            Proceeds       Gains       Losses
--------------------------------------------------------------------------------
                                                       (in thousands)
2002 (1) ................................   $66,390        $809        $833
2001 ....................................    18,925         524           2
2000 ....................................    22,319          94          85




(1) Losses in 2002 include a $0.8 million other than temporary impairment charge on a trust-preferred security.

     Securities with a book value of $136.8 million and $123.4 million at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2002 or 2001.

NOTE 4 - LOANS
    An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                 2002         2001         2000
----------------------------------------------------------------------------------
                                                          (in thousands)
Balance at beginning of year ..............    $ 16,167     $ 13,982     $ 12,985
  Provision charged to operating expense ..       3,562        3,737        3,287
  Recoveries credited to allowance ........         733          644          678
  Loans charged against allowance .........      (3,757)      (2,196)      (2,968)
                                               --------     --------     --------
Balance at end of year ....................    $ 16,705     $ 16,167     $ 13,982
                                               ========     ========     ========

     Loans are presented net of deferred loan fees of $2.4 million at December 31, 2002, and $2.0 million at December 31, 2001.

     Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $10.0 million, $9.0 million and $7.0 million at December 31, 2002, 2001 and 2000, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.9 million, $0.6 million, and $0.5 million of interest income would have been realized in 2002, 2001 and 2000, respectively. Interest income realized on these loans was approximately $0.3 million, $0.2 million and $0.2 million in 2002, 2001 and 2000, respectively.

     Impaired loans totaled approximately $5.4 million, $5.1 million and $3.7 million at December 31, 2002, 2001 and 2000, respectively. Our Banks' average investment in impaired loans was approximately $6.8 million, $4.1 million and $3.7 million in 2002, 2001 and 2000, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.2 million, $0.1 million and $0.2 million in 2002, 2001 and 2000, respectively. Certain impaired loans with a balance of approximately $3.1 million, $1.4 million and $0.3 million had specific allocations of the allowance for loan losses totaling approximately $1.3 million, $0.5 million and $0.1 million at December 31, 2002, 2001 and 2000, respectively.

    Our Banks capitalized approximately $3.6 million, $1.4 million and $1.0 million of servicing rights relating to loans that were originated and sold during the years ended December 31, 2002, 2001 and 2000, respectively. Amortization of capitalized servicing rights during those years was $2.4 million, $1.6 million and $1.1 million, respectively. The book value of capitalized mortgage servicing rights (net of a $1.1 million impairment reserve which was recognized as part of other non-interest income during 2002) was $4.5 million at December 31, 2002 and is included on the consolidated statement of financial position in accrued income and other assets. The fair value of capitalized servicing rights at that same date was approximately $4.7 million. There was no impairment reserve at December 31, 2001. The capitalized servicing rights relate to approximately $793.7 million of loans sold and serviced at December 31, 2002.

     At December 31, 2002, 2001 and 2000, our Banks serviced loans totaling $881.7 million, $845.5 million and $995.0 million, respectively, for the benefit of third parties.

NOTE 5 - PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31 follows:

                                                         2002          2001
--------------------------------------------------------------------------------
                                                            (in thousands)
Land .............................................     $  8,973      $  7,255
Buildings ........................................       37,361        33,713
Equipment ........................................       34,359        30,863
                                                       --------      --------
                                                         80,693        71,831
Accumulated depreciation and amortization ........      (39,958)      (35,887)
                                                       --------      --------
        Property and equipment, net ..............     $ 40,735      $ 35,944
                                                       ========      ========



NOTE 6 - INTANGIBLE ASSETS

    Intangible assets, net of amortization, at December 31 follows:

                                                                               2002                          2001
                                                                   ---------------------------------------------------------
                                                                    Gross                            Gross
                                                                   Carrying      Accumulated        Carrying    Accumulated
                                                                   Amount        Amortization       Amount      Amortization
                                                                   ---------------------------------------------------------
                                                                                          (in thousands)

Amortized intangible assets - Core deposit intangibles .....       $13,386           $6,966         $12,666       $5,952
                                                                   =======           ======         =======       ======
Unamortized intangible assets - Goodwill ...................       $ 7,299                          $ 6,859
                                                                   =======                          =======

     The $0.4 million increase in the gross carrying amount of goodwill is the result of the acquisition of substantially all of the assets of Saginaw Bay Mortgage, a mortgage-broker primarily operating in Bay, Gladwin, Midland and Saginaw counties in Michigan. The $0.7 million increase in the gross carrying amount of core deposit intangibles is the result of the acquisition of a bank branch in Rogers City, Michigan. The $0.7 million is being amortized on an accelerated basis over ten years.

    A summary of estimated intangible amortization, primarily amortization of core deposit intangibles, at December 31, 2002, follows:

                                                                  (in thousands)
    2003 ........................................................     $1,106
    2004 ........................................................      1,093
    2005 ........................................................      1,081
    2006 ........................................................      1,056
    2007 ........................................................      1,021
    2008 and thereafter .........................................      1,063
                                                                      ------
         Total ..................................................     $6,420
                                                                      ======


    Changes in the carrying amount of goodwill and core deposit intangibles by reporting segment for the year ended December 31, 2002 follows:

                                     IB          IBWM       IBSM        IBEM       Other(1)      TOTAL
                                   -------------------------------------------------------------------
                                                            (in thousands)
Goodwill
Balance at beginning of year ...   $ 6,314      $  32                 $   180      $   333      $ 6,859
  Acquired during year .........       440                                                          440
                                   -------      -----      -----      -------      -------      -------
  Balance at end of year .......   $ 6,754      $  32                 $   180      $   333      $ 7,299
                                   =======      =====      =====      =======      =======      =======

Core Deposit Intangible, net
Balance at beginning of year ...   $    30      $ 159      $ 878      $ 5,540      $   105      $ 6,712

  Acquired during year .........       722                                                          722
  Amortization .................       (38)       (35)      (142)        (783)         (16)      (1,014)
                                   -------      -----      -----      -------      -------      -------
  Balance at end of year .......   $   714      $ 124      $ 736      $ 4,757      $    89      $ 6,420
                                   =======      =====      =====      =======      =======      =======


(1) Includes items relating to our parent company and certain insignificant operations.

    A reconciliation of reported net income to net income adjusted to reflect the adoption of SFAS #142 for the years ended December 31 follows:


                                               2002          2001          2000
-----------------------------------------------------------------------------------
                                           (in thousands, except per share amounts)
Net income:
  Reported net income ..................     $ 29,467     $ 24,398     $ 20,009
  Add back - goodwill amortization .....                       712          731
                                             --------     --------     --------
    Adjusted net income ................     $ 29,467     $ 25,110     $ 20,740
                                             ========     ========     ========

Basic earnings per share:
  Reported net income ..................     $   1.61     $   1.29     $   1.03
  Add back - goodwill amortization .....                       .04          .04
                                             --------     --------     --------
    Adjusted net income ................     $   1.61     $   1.33     $   1.07
                                             ========     ========     ========

Diluted earnings per share:
  Reported net income ..................     $   1.58     $   1.27     $   1.02
  Add back - goodwill amortization .....                       .04          .04
                                             --------     --------     --------
    Adjusted net income ................     $   1.58     $   1.31     $   1.06
                                             ========     ========     ========

NOTE 7 - DEPOSITS

    A summary of interest expense on deposits for the years ended December 31 follows:

                                              2002        2001        2000
--------------------------------------------------------------------------------
                                                      (in thousands)
Savings and NOW ........................     $ 7,444     $11,484     $14,800
Time deposits under $100,000 ...........      14,219      20,705      21,444
Time deposits of $100,000 or more ......      13,471      12,422      15,529
                                             -------     -------     -------
      Total ............................     $35,134     $44,611     $51,773
                                             =======     =======     =======

     Aggregate time deposits in denominations of $100,000 or more amounted to $347.5 million, $239.0 million, and $278.0 million at December 31, 2002, 2001 and 2000, respectively.

     A summary of the maturity of time deposits at December 31, 2002, follows:

                                                                  (in thousands)
    2003 ......................................................       $414,047
    2004 ......................................................        119,845
    2005 ......................................................         56,680
    2006 ......................................................         35,449
    2007 ......................................................         32,307
    2008 and thereafter .......................................         39,874
                                                                      --------
         Total ................................................       $698,202
                                                                      ========

NOTE 8 - OTHER BORROWINGS

    A summary of other borrowings at December 31 follows:


                                                  2002        2001
--------------------------------------------------------------------
                                                  (in thousands)
Advances from Federal Home Loan Bank...        $194,061     $222,084
Repurchase agreements .................          98,712       54,963
Notes payable .........................          12,600       10,500
U.S. Treasury demand notes ............           4,840          438
Other .................................             200           25
                                               --------     --------
     Total ............................        $310,413     $288,010
                                               ========     ========

     Advances from the Federal Home Loan Bank ("FHLB") are secured by our Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 160% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2002, the banks had unused borrowing capacity with the FHLB of $188.0 million. Interest expense on advances amounted to $5.2 million, $11.7 million and $11.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     As members of the FHLB, our Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2002, our Banks were in compliance with the FHLB stock ownership requirements.

     Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2002, advances totaling $10 million, with a stated maturity of 2008 are convertible in 2003 and beyond.

     The maturity and weighted average interest rates of FHLB advances at December 31 follow:

                                                      2002                   2001
                                              Amount         Rate    Amount         Rate
-------------------------------------------------------------------------------------------
                                                        (dollars in thousands)
Fixed-rate advances
  2002                                                              $ 70,270        2.51%
  2003                                       $ 10,515        4.39%    12,515        4.69
  2004                                          4,000        3.17      2,000        3.80
  2005                                          2,100        5.05      2,100        5.05
  2007                                          1,000        4.64      1,000        4.64
  2008 and thereafter                          45,246        6.46     41,199        6.36
                                             --------        ----   --------        -----
    Total fixed-rate advances                  62,861        5.83    129,084        4.03
                                             --------        ----   --------        -----
Variable-rate advances
  2002                                                                93,000        1.83
  2003                                        131,200        1.50
                                             --------        ----   --------        -----
    Total variable-rate advances              131,200        1.50     93,000        1.83
                                             --------        ----   --------        -----
      Total advances                         $194,061        2.90%  $222,084        3.11%
                                             ========        ====   ========        =====

     Repurchase agreements are secured by U.S. Treasury and mortgage-backed securities with a book value of approximately $106.0 million and $59.4 million at December 31, 2002 and 2001, respectively which are being held by our safekeeping agent.

     Repurchase agreements averaged $93.1 million, $13.7 million and $3.3 million during 2002, 2001 and 2000, respectively. The maximum amounts outstanding at any month end during 2002, 2001 and 2000 were $109.2 million, $55.0 million and $20.0 million, respectively. Interest expense on repurchase agreements totaled $1.7 million, $0.3 million and $0.2 million for the years ended 2002, 2001 and 2000, respectively.

     We have established an unsecured credit facility comprised of a $20.0 million revolving credit agreement. At December 31, 2002, the revolving credit facility had an unpaid principal balance of $12.6 million. The revolving credit facility accrues interest at federal funds, plus 1.00%. Under the revolving credit agreement, we are subject to certain restrictive covenants. As of December 31, 2002, we were in compliance with all covenants.

NOTE 9 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

     Our consolidated trust subsidiary, IBC Capital Finance, has issued and outstanding, 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The Preferred Securities represent an interest in our Company's subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

     The Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of December 31, 2026, at our option on or after December 31, 2001, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. We have the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

     Interest expense on our Preferred Securities is recorded in interest expense on other borrowings.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

     We and our Banks are routinely engaged in legal proceedings and regulatory matters that have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed to be material to our financial condition or results of operations.

     In the normal course of business, our Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.

     A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                                                    2002         2001
---------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Financial instruments whose risk is represented by contract amounts
  Commitments to extend credit ...............................................    $141,197     $143,682
  Standby letters of credit ..................................................      26,731       26,467

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

     Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2003.

NOTE 11 - EARNINGS PER SHARE

     A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

                                                                             2002         2001        2000
-----------------------------------------------------------------------------------------------------------------
                                                                       (in thousands, except per share amounts)
Net income before cumulative effect of change in accounting principle...    $29,467     $24,433     $20,009
                                                                            =======     =======     =======
Net income .............................................................    $29,467     $24,398     $20,009
                                                                            =======     =======     =======

Shares outstanding(1) ..................................................     18,301      18,947      19,406
  Effect of stock options ..............................................        350         303         162
                                                                            -------     -------     -------
   Shares outstanding for calculation of diluted earnings per share(1)..     18,651      19,250      19,568
                                                                            =======     =======     =======
Net income per share before cumulative effect of change in accounting principle
  Basic ................................................................    $  1.61     $  1.29     $  1.03
  Diluted ..............................................................    $  1.58     $  1.27     $  1.02
Net income per share
  Basic ................................................................    $  1.61     $  1.29     $  1.03
  Diluted ..............................................................    $  1.58     $  1.27     $  1.02


(1) Shares outstanding have been adjusted for a three-for-two stock split in 2002 and 5% stock dividends in each year.


NOTE 12 - FEDERAL INCOME TAX

     The composition of federal income tax expense (benefit) for the years ended December 31 follows:


                                               2002          2001        2000
--------------------------------------------------------------------------------
                                                        (in thousands)
Current ................................     $ 10,422     $ 10,374      $6,329
Deferred ...............................          974       (1,086)        937
                                             --------     --------      ------
     Federal income tax expense ........     $ 11,396     $  9,288      $7,266
                                             ========     ========      ======

     A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 2002, 2001, and 2000 to income before federal income tax for the years ended December 31 follows:



                                                                        2002          2001         2000
-----------------------------------------------------------------------------------------------------------
                                                                                (in thousands)
Statutory rate applied to income before federal income tax ......     $ 14,302      $ 11,802      $ 9,546
Tax-exempt interest income ......................................       (2,848)       (2,387)      (2,318)
Amortization of  goodwill .......................................                        256          262
Other, net ......................................................          (58)         (383)        (224)
                                                                      --------      --------      -------
    Federal income tax expense ..................................     $ 11,396      $  9,288      $ 7,266
                                                                      ========      ========      =======


     The deferred federal income tax expense of $1.0 million and $0.9 million in 2002 and 2000, respectively and the deferred federal income tax benefit of $1.1 million in 2001, resulted from the tax effect of temporary differences. Federal income tax expense in 2001 includes a benefit of $0.4 million resulting from an adjustment of net deferred tax assets associated with an increase in our tax rate from 34% to 35%.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                             2002         2001
--------------------------------------------------------------------------------
                                                                (in thousands)
Deferred tax assets
  Net operating loss carryforward .....................     $ 8,202     $ 9,211
  Allowance for loan losses ...........................       5,847       5,658
  Unrealized loss on derivative financial instruments..       3,190       2,709
  Loans held for sale .................................         670         346
  Deferred compensation ...............................         431         511
  Fixed assets ........................................         339          14
  Purchase discounts ..................................         319         269
  Deferred credit life premiums .......................         287         334
  Other ...............................................         347         457
                                                            -------     -------
    Gross deferred tax assets .........................      19,632      19,509
Deferred tax liabilities
  Unrealized gain on securities available for sale ....       4,584       1,306
  Mortgage servicing rights ...........................       1,559       1,421
  Deferred loan fees ..................................         216         660
                                                            -------     -------
    Gross deferred tax liabilities ....................       6,359       3,387
                                                            -------     -------
      Net deferred tax assets .........................     $13,273     $16,122
                                                            =======     =======



     At December 31, 2002, the Company had a net operating loss ("NOL") carryforward of approximately $23.4 million which, if not used against taxable income, will expire as follows:



                                                            (in thousands)
2008 ....................................................      $11,799
2009 ....................................................           81
2010 ....................................................        6,779
2011 ....................................................          929
2012 ....................................................          411
2018 ....................................................        3,437
                                                               -------
     Total ..............................................      $23,436
                                                               =======


     The use of the $23.4 million NOL carryforward, which was acquired through the acquisition of Mutual Savings Bank, f.s.b., is limited to $2.9 million per year as the result of a change in control as defined in the Internal Revenue Code.

     We believe that the tax benefits associated with the deferred tax assets will more likely than not be realized, and therefore no valuation allowance is considered necessary.

NOTE 13 - EMPLOYEE BENEFIT PLANS

     We maintain stock option plans for our non-employee directors as well as certain of our officers and those of our Banks. Options that were granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

     The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                             2002         2001         2000
--------------------------------------------------------------------------------
Expected dividend yield ................       2.48%       3.17%       4.46%
Risk-free interest rate ................       5.11        5.22        6.22
Expected life (in years) ...............         10          10          10
Expected volatility ....................      35.91%      41.62%      27.94%
Per share weighted-average fair value ..   $  10.41     $  7.45      $ 4.15

     The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

                                                                            2002          2001        2000
------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands, except per share amounts)

Net income - as reported ...........................................      $29,467        $24,398    $20,009
  Stock based compensation expense determined under fair value based
  method, net of related tax effect ................................       (2,318)        (1,685)      (886)
                                                                          -------        -------    -------
    Pro-forma net income ...........................................      $27,149        $22,713    $19,123
                                                                          =======        =======    =======
Income per share
  Basic
    As reported ....................................................      $  1.61        $  1.29    $  1.03
    Pro-forma ......................................................         1.48           1.20        .99
  Diluted
    As reported ....................................................      $  1.58        $  1.27    $  1.02
    Pro-forma ......................................................         1.46           1.18        .98



     A summary of outstanding stock option grants and transactions follows:



                                                   Number        Average
                                                     of         Exercise
                                                   Shares        Price
-------------------------------------------------------------------------
Outstanding at January 1, 2000 ..............    1,139,957    $    8.75
  Granted ...................................      327,482         7.60
  Exercised .................................     (214,080)        4.28
  Forfeited .................................      (46,220)       12.48
                                                 ---------    ---------
Outstanding at December 31, 2000 ............    1,207,139         9.03
  Granted ...................................      347,725        12.20
  Exercised .................................     (434,618)        8.26
  Forfeited .................................      (12,802)       11.28
                                                 ---------    ---------
Outstanding at December 31, 2001 ............    1,107,444        10.32
  Granted ...................................      342,385        18.45
  Exercised .................................     (349,983)        9.86
                                                 ---------    ---------
Outstanding at December 31, 2002 ............    1,099,846    $   13.00
                                                 =========    =========

     A summary of stock options outstanding at December 31, 2002 follows:


                                     Options Outstanding                          Options Exercisable
                             -------------------------------------      -------------------------------------
                                                Weighted-Average                         Weighted-Average
                             Number        -----------------------      Number     --------------------------
                               of            Remaining     Exercise       of       Remaining         Exercise
Range of Exercise Prices     Shares        Life (years)     Price       Shares     Life (years)       Price
-------------------------------------------------------------------------------------------------------------
$3.88 to $8.53 ..........     227,922        7.01            $7.43      227,922        7.01             $7.43
$8.54 to $10.66 .........     117,922        1.48             9.18      117,922        1.48              9.18
$10.67 to $12.79 ........     269,709        8.21            12.03      269,709        8.21             12.03
$12.80 to $17.06 ........     141,908        1.04            13.80      141,908        1.04             13.80
$17.07 to $21.33 ........     342,385        9.13            18.45
                            ---------        ----           ------      -------      ------          --------
                            1,099,846        6.60           $13.00      757,461        5.46            $10.53
                            =========        ====           ======      =======      ======          ========

     We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. During 2002, 2001 and 2000, $2.4 million, $1.8 million and $1.9 million respectively, was expensed for these retirement plans.

     Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.6 million, $2.2 million, and $2.0 million, in 2002, 2001 and 2000, respectively.

     We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $2.8 million, $2.1 million and $1.8 million, in 2002, 2001 and 2000, respectively. These insurance programs are also available to retired employees at their expense.

NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

     Our derivative financial instruments according to the type of hedge in which they are designated under SFAS #133 at December 31 follow:

                                                                                  2002
                                                                                 Average
                                                                    Notional    Maturity    Fair
                                                                     Amount      (years)    Value
-------------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements ...   $ 25,000     7.3     $     28
                                                                    ========     ===     ========

Cash Flow Hedge
  Pay-fixed interest-rate swap agreements .......................   $236,000     1.5     $ (7,494)
  Interest-rate collar agreements ...............................     10,000     0.9         (404)
                                                                    --------     ---     --------
         Total ..................................................   $246,000     1.5     $ (7,898)
                                                                    ========     ===     ========
No hedge designation
  Rate-lock real estate mortgage loan commitments ...............   $ 59,000      .1     $    504
  Mandatory commitments to sell real estate mortgage loans ......    182,000      .1       (1,492)
                                                                    --------     ---     --------
         Total ..................................................   $241,000      .1     $   (988)
                                                                    ========     ===     ========



                                                                                2001
                                                                                Average
                                                                    Notional    Maturity    Fair
                                                                     Amount      (years)    Value
--------------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements ...   $ 24,000     6.4     $   (442)
                                                                    ========     ===     ========
Cash Flow Hedge
  Pay-fixed interest-rate swap agreements .......................   $175,000     2.0     $ (6,108)
  Interest-rate collar agreements ...............................     10,000     1.9         (458)
                                                                    --------     ---     --------
    Total .......................................................   $185,000     2.0     $ (6,566)
                                                                    ========     ===     ========

No hedge designation
  Pay-fixed interest-rate swap agreements .......................   $ 26,000      .8     $   (848)
  Interest-rate cap agreements ..................................     47,000      .5
  Interest-rate floor agreements ................................     10,000      .8
  Rate-lock real estate mortgage loan commitments ...............     39,000      .1       (1,625)
  Mandatory commitments to sell real estate mortgage loans ......    114,000      .1        2,553
                                                                    --------     ---     --------
    Total .......................................................   $236,000      .3     $     80
                                                                    ========     ===     ========

     Our Banks have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our Banks' interest rate risk position via simulation modeling reports. The goal of our Banks' asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

     Our Banks use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of their balance sheets, which expose our Banks to variability in interest rates. To meet their objectives, our Banks may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate collars.

     Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate collars, our Banks will receive cash if interest rates rise above a predetermined level while our Banks will make cash payments if interest rates fall below a predetermined level. As a result, our Banks effectively have variable-rate debt with an established maximum and minimum rate.

     Our Banks also use long-term, fixed-rate brokered CDs to fund a portion of their balance sheets. These instruments expose our Banks to variability in fair value due to changes in interest rates. To meet their objectives, our Banks may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. Fair Value Hedges currently include pay-variable interest-rate swaps.

     Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized as interest expense.

     In the ordinary course of business, our Banks enter into rate-lock real estate mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose our Banks to interest rate risk. Our Banks also enter into mandatory commitments to sell real estate mortgage loans ("Mandatory Commitments") to hedge price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our Banks' loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. Interest expense and net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of derivative instruments, which are not designated as hedges.

     The impact of SFAS #133 on net income and other comprehensive income is as follows:

                                                                                           Other
                                                                                       Comprehensive
                                                                         Net Income       Income           Total
-----------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Change in fair value during the year ended December 31, 2002
  Interest rate swap agreements not designated as hedges .............   $      848                      $   848
  Rate-lock real estate mortgage loan commitments ....................        2,129                        2,129
  Mandatory commitments to sell real estate mortgage loans ...........       (4,045)                      (4,045)
  Fair value hedges ..................................................           22                           22
  Ineffectiveness of cash flow hedges ................................           72                           72

  Cash flow hedges ...................................................           43        $  (8,182)     (8,139)
  Reclassification adjustment ........................................                         6,807       6,807
                                                                         ----------        ---------     -------
    Total ............................................................         (931)          (1,375)     (2,306)
  Federal income tax .................................................         (326)            (481)       (807)
                                                                         ----------        ---------     -------
      Total, net of federal income tax ...............................   $     (605)       $    (894)    $(1,499)
                                                                         ==========        =========     =======

Cumulative effect of change in accounting principle at January 1, 2001
  Fair value adjustments of option contracts not designated as
    hedges ...........................................................   $     (215)                     $  (215)
  Interest rate swap agreements not designated as hedges .............          310                          310
  Fair value hedges ..................................................          (39)                         (39)
  Cash flow hedges ...................................................         (110)       $  (1,107)     (1,217)
                                                                         ----------        ---------     -------
    Total ............................................................          (54)          (1,107)     (1,161)
  Federal income tax .................................................          (19)            (387)       (406)
                                                                         ----------        ---------     -------
      Total, net of federal income tax ...............................   $      (35)       $    (720)    $  (755)
                                                                         ==========        =========     =======
Change in fair value during the year ended December 31, 2001
  Option contracts not designated as hedges ..........................   $       26                      $    26
  Interest rate swap agreements not designated as hedges .............         (310)                        (310)
  Rate-lock real estate mortgage loan commitments ....................       (1,625)                      (1,625)
  Mandatory commitments to sell real estate mortgage loans ...........        2,553                        2,553
  Fair value hedges ..................................................           16                           16
  Ineffectiveness of cash flow hedges ................................          (53)                         (53)
  Cash flow hedges ...................................................           26        $  (9,010)     (8,984)
  Reclassification adjustment ........................................                         3,571       3,571
                                                                         ----------        ---------     -------
    Total ............................................................          633           (5,439)     (4,806)
  Federal income tax .................................................          222           (1,904)     (1,682)
                                                                         ----------        ---------     -------
      Total, net of federal income tax ...............................   $      411        $  (3,535)    $(3,124)
                                                                         ==========        =========     =======

NOTE 15 - RELATED PARTY TRANSACTIONS

     Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers of the Banks during 2002 and 2001.

     A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:


                                                  2002          2001
-------------------------------------------------------------------------
                                                   (in thousands)

Balance at beginning of year ................   $  25,628    $  17,591
New loans and advances ......................      18,668       21,411
Repayments ..................................     (18,296)     (13,374)
                                                ---------    ---------
Balance at end of year ......................   $  26,000    $  25,628
                                                =========    =========

NOTE 16 - OTHER NON-INTEREST EXPENSES

     Other non-interest expenses for the years ended December 31 follow:

                                                 2002      2001      2000
--------------------------------------------------------------------------------
                                                       (in thousands)
Data processing .............................   $ 3,209   $ 2,558   $ 2,467
Loan and collection .........................     3,028     2,598     1,463
Advertising .................................     2,813     2,490     2,129
Communications ..............................     2,484     2,275     2,128
Supplies ....................................     1,626     1,442     1,155
Amortization of intangible assets ...........     1,014     1,704     1,728
Other .......................................     6,621     7,570     4,956
                                                -------   -------   -------
        Total non-interest expense ..........   $20,795   $20,637   $16,026
                                                =======   =======   =======


NOTE 17 - LEASES

     We have non-cancelable operating leases for office facilities that provide for renewal options.

     A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2002, follows:


                                                            (in thousands)
2003 .....................................................      $  445
2004 .....................................................         336
2005 .....................................................         213
2006 .....................................................         163
2007 .....................................................         149
2008 and thereafter ......................................           8
                                                                ------
     Total ...............................................      $1,314
                                                                ======

     Rental expense on operating leases totaled $0.4 in 2002 and 2001, respectively, and $0.3 million in 2000.

NOTE 18 - REGULATORY MATTERS

     Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Banks can pay to us. At December 31, 2002, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that our Banks can pay us without prior approval was $39.3 million. It is not our intent to have dividends paid in amounts which would reduce the capital of our Banks to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

     We are also subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notification from the FDIC categorized each of our Banks as well capitalized.

Our actual capital amounts and ratios at December 31, 2002 follow:

                                                                             Minimum Ratio             Minimum Ratio
                                                          Actual            for Adequately         for Well-Capitalized
                                                 Amount       Ratio    Capitalized Institutions        Institutions
-----------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
Total capital to risk-weighted assets
  Consolidated ..............................   $155,503      10.49%            8.00%                    10.00%
  Independent Bank ..........................     72,863      10.95             8.00                     10.00
  Independent Bank West Michigan ............     33,741      10.38             8.00                     10.00
  Independent Bank South Michigan ...........     26,009      10.74             8.00                     10.00
  Independent Bank East Michigan ............     25,951      10.67             8.00                     10.00

Tier 1 capital to risk-weighted assets
  Consolidated ..............................   $138,798       9.36%            4.00%                     6.00%
  Independent Bank ..........................     65,367       9.82             4.00                      6.00
  Independent Bank West Michigan ............     29,758       9.16             4.00                      6.00
  independent Bank South Michigan ...........     23,219       9.59             4.00                      6.00
  Independent Bank East Michigan ............     23,515       9.67             4.00                      6.00

Tier 1 capital to average assets
  Consolidated ..............................   $138,798       6.85%            4.00%                     5.00%
  Independent Bank ..........................     65,367       6.93             4.00                      5.00
  Independent Bank West Michigan ............     29,758       7.11             4.00                      5.00
  Independent Bank South Michigan ...........     23,219       7.38             4.00                      5.00
  Independent Bank East Michigan ............     23,515       6.94             4.00                      5.00

NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     Most of our assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is our general practice and intent to hold the majority of our financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

     The estimated fair values and recorded book balances at December 31 follow:


                                                        2002                        2001
                                                Estimated     Recorded     Estimated    Recorded
                                                  Fair          Book         Fair         Book
                                                  Value        Balance       Value       Balance
--------------------------------------------------------------------------------------------------
                                                                         (in thousands)
Assets
  Cash and due from banks ...................   $   60,700   $   60,700   $   50,500   $   50,500
  Securities available for sale .............      371,200      371,200      290,300      290,300
  Net loans and loans held for sale .........    1,511,900    1,494,300    1,465,000    1,445,700
  Accrued interest receivable ...............        9,000        9,000        9,200        9,200

Liabilities
  Deposits with no stated maturity ..........   $  837,400   $  837,400   $  762,500   $  762,500
  Deposits with stated maturity .............      706,200      698,200      632,000      624,800
  Other borrowings ..........................      361,200      351,500      345,900      340,400
  Accrued interest payable ..................        4,600        4,600        4,700        4,700
  Derivative financial instruments ..........        8,900        8,900        6,900        6,900


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

NOTE 20 - OPERATING SEGMENTS

    Our reportable segments are based upon legal entities. We have four reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM") and Independent Bank East Michigan ("IBEM"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments.

     A summary of selected financial information for our reportable segments follows:


                                               IB          IBWM         IBSM        IBEM        Other(1)        Total
------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
2002
  Total assets .........................   $  965,167   $  427,465   $  321,980   $  341,931   $    1,019    $2,057,562
  Interest income ......................       61,439       27,644       19,617       21,086           29       129,815
  Net interest income ..................       37,698       19,682       12,511       13,754       (1,838)       81,807
  Provision for loan losses ............        1,657          890          390          625                      3,562
  Income (loss) before income tax ......       19,970       11,716        6,697        5,615       (3,135)       40,863
  Net income (loss) ....................       14,628        8,125        4,849        4,539       (2,674)       29,467

2001
  Total assets .........................   $  878,664   $  387,607   $  295,683   $  321,628   $    4,875    $1,888,457
  Interest income ......................       64,902       28,883       17,973       22,713           31       134,502
  Net interest income ..................       33,099       17,659       10,086       13,281       (2,083)       72,042
  Provision for loan losses ............        1,547          850          510          830                      3,737
  Income (loss) before income tax ......       16,581       10,050        5,210        5,561       (3,681)       33,721
  Net income (loss) ....................       11,894        6,804        3,829        4,356       (2,485)       24,398

2000
  Total assets .........................   $  898,284   $  353,556   $  213,014   $  313,536   $    5,401    $1,783,791
  Interest income ......................       64,995       28,862       16,519       22,440           25       132,841
  Net interest income ..................       30,484       15,368        8,921       12,684       (2,481)       64,976
  Provision for loan losses ............        1,887          540          380          480                      3,287
  Income (loss) before income tax ......       13,811        8,225        4,306        5,036       (4,103)       27,275
  Net income (loss) ....................       10,104        5,644        3,252        3,930       (2,921)       20,009


(1) Includes amounts relating to our parent company and certain insignificant operations.


NOTE 21- INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION


     Presented below are condensed financial statements for our parent company.


CONDENSED STATEMENTS OF FINANCIAL CONDITION



                                                             December 31,

                                                           2002        2001
--------------------------------------------------------------------------------
                                                            (in thousands)
ASSETS
  Cash and due from banks .............................   $  5,128   $ 10,292
  Investment in subsidiaries ..........................    158,676    145,857
  Other assets ........................................      9,606      8,075
                                                          --------   --------
      Total Assets ....................................   $173,410   $164,224
                                                          ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable .......................................   $ 12,600   $ 10,500
  Subordinated debentures .............................     17,783     17,783
  Other liabilities ...................................      4,980      4,038
  Shareholders' equity ................................    138,047    131,903
                                                          --------   --------
      Total Liabilities and Shareholders' Equity ......   $173,410   $164,224
                                                          ========   ========

CONDENSED STATEMENTS OF OPERATIONS

                                                                           Year Ended December 31,
                                                                           2002     2001       2000
----------------------------------------------------------------------------------------------------
                                                                               (in thousands)
OPERATING INCOME
  Dividends from subsidiaries ........................................   $26,450   $23,100   $15,400
  Management fees from subsidiaries and other income .................    17,708    14,944    12,905
                                                                         -------   -------   -------
    Total Operating Income ...........................................    44,158    38,044    28,305
                                                                         -------   -------   -------

OPERATING EXPENSES
  Interest expense ...................................................     1,867     2,114     2,506
  Administrative and other expenses ..................................    19,340    16,764    14,281
                                                                         -------   -------   -------
    Total Operating Expenses .........................................    21,207    18,878    16,787
                                                                         -------   -------   -------
    Income Before Federal Income Tax and Undistributed Net Income
    of Subsidiaries ..................................................    22,951    19,166    11,518
Federal income tax credit ............................................       825     1,449     1,175
                                                                         -------   -------   -------
    Income Before Equity in Undistributed Net Income of Subsidiaries..    23,776    20,615    12,693
Equity in undistributed net income of subsidiaries ...................     5,691     3,783     7,316
                                                                         -------   -------   -------
    Net Income .......................................................   $29,467   $24,398   $20,009
                                                                         =======   =======   =======



CONDENSED STATEMENTS OF CASH FLOWS

                                                                         Year Ended December 31,
                                                                      2002        2001        2000
-----------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Net Income ......................................................   $ 29,467    $ 24,398    $ 20,009
                                                                    --------    --------    --------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
  Depreciation, amortization of intangible assets and premiums,
    and accretion of discounts on securities and loans ..........      1,087       1,005         977
  Gain on sale of securities ....................................       (146)
  (Increase) decrease in other assets ...........................       (886)       (529)      2,150
  Increase in other liabilities .................................      1,388         819         581
  Equity in undistributed net income of subsidiaries ............     (5,691)     (3,783)     (7,316)
                                                                    --------    --------    --------
    Total Adjustments ...........................................     (4,248)     (2,488)     (3,608)
                                                                    --------    --------    --------
    Net Cash from Operating Activities ..........................     25,219      21,910      16,401
                                                                    --------    --------    --------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of securities available for sale .....................                   (100)
  Proceeds from the sale of securities available for sale .......        206
  Investment in subsidiaries ....................................     (1,824)
  Capital expenditures ..........................................     (1,833)       (328)       (616)
                                                                    --------    --------    --------
    Net Cash Used in Investing Activities .......................     (3,451)       (428)       (616)
                                                                    --------    --------    --------
CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings ...........................      2,100                   1,000
  Retirement of long-term debt ..................................                 (1,000)     (2,000)
  Dividends paid ................................................     (8,406)     (7,236)     (6,615)
  Repurchase of common stock ....................................    (23,191)    (13,168)     (3,674)
  Proceeds from issuance of common stock ........................      2,565       2,718         732
                                                                    --------    --------    --------
    Net Cash Used in Financing Activities .......................    (26,932)    (18,686)    (10,557)
                                                                    --------    --------    --------
    Net Increase (Decrease) in Cash and Cash Equivalents ........     (5,164)      2,796       5,228
Cash and Cash Equivalents at Beginning of Year ..................     10,292       7,496       2,268
                                                                    --------    --------    --------
      Cash and Cash Equivalents at End of Year ..................   $  5,128    $ 10,292    $  7,496
                                                                    ========    ========    ========

                                QUARTERLY SUMMARY

                                Reported Sale Prices of Common Shares
                                    2002                      2001               Cash Dividends
                          ---------------------------------------------------       Declared
                           High     Low      Close   High      Low     Close      2002    2001
First quarter ......      $19.05   $16.34   $18.26  $12.85   $10.99   $12.20      $.11   $.10
Second quarter .....       21.59    17.63    20.04   15.78    11.79    14.84       .11    .10
Third quarter ......       21.59    17.21    21.02   17.84    13.65    15.78       .11    .10
Fourth quarter .....       22.67    20.03    20.17   18.48    15.43    17.65       .14    .11

     We have approximately 2,100 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol "IBCP." The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

     In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Banks and by regulatory capital guidelines applicable to us. (See Note 18 to the Consolidated Financial Statements.)

                        QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                    Three Months Ended
                                                          March        June   September   December
                                                            31,         30,       30,        31,
---------------------------------------------------------------------------------------------------
                                                         (in thousands, except per share amounts)
2002
  Interest income ....................................   $ 31,721   $ 32,255   $ 32,955   $ 32,884
  Net interest income ................................     19,467     20,243     21,004     21,093
  Provision for loan losses ..........................        927      1,166        752        717
  Income before income tax expense ...................      9,923     10,158      9,856     10,926
  Net income .........................................      7,109      7,288      7,113      7,957

Income per share
  Basic ..............................................   $    .38   $    .39   $    .39   $    .45
  Diluted ............................................        .38        .39        .38        .44

2001
  Interest income .....................................  $ 34,228   $ 33,326   $ 34,048   $ 32,900
  Net interest income ................................     17,112     17,110     18,440     19,380
  Provision for loan losses ..........................        633      1,261      1,061        782
  Income before income tax expense ...................      7,386      8,219      8,731      9,385
  Net income before cumulative effect of change in
    accounting principle .............................      5,293      6,249      6,245      6,646
  Net income .........................................      5,258      6,249      6,245      6,646

Income per share before cumulative effect of change in
  accounting principle
  Basic ..............................................   $    .28   $    .33   $    .33   $    .35
  Diluted ............................................        .27        .32        .32        .35
Net income
  Basic ..............................................   $    .28   $    .33   $    .33   $    .35
  Diluted ............................................        .27        .32        .32        .35

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

     Shareholders may obtain, without charge, a copy of Form 10-K, the 2002 Annual Report to the Securities and Exchange Commission, through our website at www.ibcp.com or by writing to the Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

     Our press releases, including earnings and dividend announcements as well as other financial information, are available on our website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

     Our Annual Meeting of Shareholders will be held at 3:00 p.m. on April 17, 2003, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011, 800/426-5523, www.equiserve.com, serves as transfer agent and registrar of our common stock.

DIVIDEND REINVESTMENT

     We maintain an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into our common stock. Optional cash purchases up to $10,000 per quarter are also permitted. A prospectus is available by writing to our Chief Financial Officer.

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

DIRECTORS
  Jeffrey A. Bratsburg, Retired, former President and Chief Executive Officer,
     Independent Bank West Michigan
  Terry L. Haske, President, Ricker & Haske, C.P.A.s, P.C., Marlette
  Robert L. Hetzler, President, Monitor Sugar Company, Food Processor, Bay City Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc., Manufacturer,
    Belding(1)
  Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding(1)
  James E. McCarty, President, McCarty Communications, Graphic Design and
    Commercial Printer, Saranac
  Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing Charles C. Van Loan, President and Chief Executive Officer, Independent Bank
    Corporation, Ionia
  Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate
    Development, Charlevoix


(1) Retired at December 31, 2002.