Form 10-K, Exhibit 13
period 2003-12-31
INDEPENDENT BANK CORP /MI/
filed 2004-03-10
CIK 39311

                                   APPENDIX C

     Independent Bank Corporation is an Ionia, Michigan-based bank holding company with total assets of $2.4 billion. Our four subsidiary banks principally serve suburban and rural communities located across Michigan's Lower Peninsula through 97 offices. We also provide financing for insurance premiums and extended automobile warranties across the United States, through our wholly owned subsidiary, Mepco Insurance Premium Financing, Inc.

     We emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, our community banking philosophy vests discretion and authority in local management. To support our service and sales efforts, while providing the controls that are consistent with our decentralized decision-making structure, we have consolidated many operational and administrative functions and provide these services to our four subsidiary banks (and their subsidiaries) on a centralized basis.

CONTENTS

Management's Discussion and Analysis .................................                      A-l
Selected Consolidated Financial Data .................................                     A-16
Independent Auditors' Report .........................................                     A-17
Consolidated Financial Statements ....................................                     A-18
Notes to Consolidated Financial Statements ...........................                     A-22
Quarterly Data .......................................................                     A-42
Shareholder Information ..............................................                     A-43
Executive Officers and Directors .....................................                     A-43

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

                              RESULTS OF OPERATIONS

     SUMMARY. Net income totaled $37.6 million in 2003 compared to $29.5 million in 2002 and $24.4 million in 2001. The increases in net income are primarily a result of increases in net interest income, service charges on deposit accounts and net gains on the sale of real estate mortgage loans, partially offset by increases in non-interest expense and federal income taxes. 2003 results also include the operations of Mepco Insurance Premium Financing, Inc. since our April 15, 2003 date of acquisition.

KEY PERFORMANCE RATIOS                                        Year ended December 31,
                                                           2003         2002        2001
----------------------------------------------------------------------------------------
Net income to
  Average equity ................................         24.89%        21.34%     18.52%
  Average assets ................................          1.69          1.52       1.35
Net income per share
  Basic .........................................        $ 1.91        $ 1.46     $ 1.17
  Diluted .......................................          1.87          1.44       1.15

     NET INTEREST INCOME. Tax equivalent net interest income totaled $100.4 million during 2003, compared to $86.2 million and $75.8 million during 2002 and 2001, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $5.1 million, $4.4 million and $3.8 million in 2003, 2002 and 2001, respectively, and were computed using a 35% tax rate.

     The increase in tax equivalent net interest income in 2003 compared to 2002 reflects a $241.5 million increase in average interest-earning assets and a 13 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets ("Net Yield"). The increase in average interest-earning assets is due to the Mepco acquisition, which added $88.9 million in average loan balances during 2003, as well as growth in commercial loans, real estate mortgage loans and investment securities. Declining interest rates (through the first half of 2003) and increased levels of lower cost core deposits resulted in a 58 basis point decline in our interest expense as a percentage of average interest-bearing liabilities in 2003 compared to 2002. The decline in the cost of funds was partially offset by a 37 basis point decline in the tax equivalent yield on average interest-earning assets which was 7.03% in 2003 compared to 7.40% in 2002. This decline is primarily due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates. Without the Mepco acquisition, the decline in the tax equivalent yield on average interest-earning assets would have been greater (64 basis points instead of 37 basis points), as Mepco added $88.9 million in average loans at a weighted average yield of 12.98% during 2003.

     The 13.6% increase in tax equivalent net interest income in 2002 compared to 2001 principally reflects a $108.5 million or 6.4% increase in the amount of average interest earning assets and a 30 basis point increase in Net Yield.

     Pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133"), we recorded adjustments, which decreased tax equivalent net interest income by $0.1 million in 2003. This compares to adjustments, which increased tax equivalent net interest income by $1.0 million in 2002 and reduced tax equivalent net interest income by approximately $0.3 million in 2001. These adjustments relate principally to certain derivative financial instruments that are not designated as hedges. The changes in the fair value of these derivative financial instruments are recognized currently as adjustments to interest expense.

AVERAGE
BALANCES AND TAX
EQUIVALENT RATES

                                                    2003                           2002                             2001
                                      --------------------------------------------------------------------------------------------
                                        Average                       Average                        Average
                                        Balance   Interest   Rate     Balance    Interest   Rate     Balance      Interest    Rate
                                      --------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
ASSETS
  Taxable loans(1) ................   $1,612,316  $118,277   7.34%   $1,426,286  $108,664   7.62%   $1,415,136    $ 117,002   8.27%
  Tax-exempt loans(1,2) ...........       11,249       898   7.98        11,639       974   8.37        13,058        1,127   8.63
  Taxable securities ..............      239,296    11,687   4.88       211,777    12,211   5.77       137,085        9,334   6.81
  Tax-exempt securities(2) ........      179,668    12,992   7.23       142,320    11,053   7.77       119,282        9,333   7.82
  Other investments ...............       12,341       611   4.95        21,342     1,289   6.04        20,348        1,513   7.44
                                      ----------  --------           ----------  --------           ----------    ---------
     Interest earning assets.......    2,054,870   144,465   7.03     1,813,364   134,191   7.40     1,704,909      138,309   8.11
  Cash and due from banks .........       48,839  --------               40,533                         38,602
  Other assets, net ...............      118,309                         79,848                         66,383
                                      ----------                     ----------                     ----------
     Total assets .................   $2,222,018                     $1,933,745                     $1,809,894
                                      ==========                     ==========                     ==========
LIABILITIES
  Savings and NOW .................   $  688,697     4,879   0.71      $634,357     7,444   1.17    $  583,817       11,484   1.97
  Time deposits ...................      741,731    22,923   3.09       688,297    27,690   4.02       623,657       33,127   5.31
  Long-term debt ..................                                                                        371           26   7.01
  Other borrowings ................      407,264    16,311   4.01       287,983    12,874   4.47       304,973       17,823   5.84
                                      ----------  --------           ----------  --------           ----------    ---------
     Interest bearing
        liabilities ...............    1,837,692    44,113   2.40     1,610,637    48,008   2.98     1,512,818       62,460   4.13
  Demand deposits .................      183,032  --------              156,294  --------              138,200    ---------
  Other liabilities ...............       50,283                         28,762                         27,162
  Shareholders' equity ............      151,011                        138,052                        131,714
                                      ----------                     ----------                     ----------
     Total liabilities and
        shareholders' equity ......   $2,222,018                     $1,933,745                     $1,809,894
                                      ==========                     ==========                     ==========
     Net interest income ..........               $100,352                       $ 86,183                         $  75,849
                                                  ========                       ========                         =========
     Net interest income
        as a percent of
        earning assets ............                          4.88%                          4.75%                             4.45%
                                                             ====                           ====                              ====

(1) All domestic.

(2) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT
NET INTEREST INCOME

                                                                2003 compared to 2002                  2002 compared to 2001
                                                          Volume        Rate         Net            Volume      Rate      Net
                                                          -------     --------     -------          ------    --------  ---------
                                                                                        (in thousands)
Increase (decrease) in interest income(1)
    Taxable loans(2) .................................    $13,763     $ (4,150)    $ 9,613          $  915    $ (9,253) $  (8,338)
    Tax-exempt loans(2,3) ............................        (32)         (44)        (76)           (120)        (33)      (153)
    Taxable securities ...............................      1,475       (1,999)       (524)          4,478      (1,601)     2,877
    Tax-exempt securities(3) .........................      2,742         (803)      1,939           1,790         (70)     1,720
    Other investments ................................       (475)        (203)       (678)             71        (295)      (224)
                                                          -------     --------     -------          ------    --------  ---------
     Total interest income ...........................     17,473       (7,199)     10,274           7,134     (11,252)    (4,118)
                                                          -------     --------     -------          ------    --------  ---------
Increase (decrease) in interest expense(1)
    Savings and NOW ..................................        593       (3,158)     (2,565)            923      (4,963)    (4,040)
    Time deposits ....................................      2,025       (6,792)     (4,767)          3,184      (8,621)    (5,437)
    Long-term debt ...................................                                                 (26)                   (26)
    Other borrowings .................................      4,889       (1,452)      3,437            (948)     (4,001)    (4,949)
                                                          -------     --------     -------          ------    --------  ---------
     Total interest expense ..........................      7,507      (11,402)     (3,895)          3,133     (17,585)   (14,452)
                                                          -------     --------     -------          ------    --------  ---------
        Net interest income ..........................    $ 9,966     $  4,203     $14,169          $4,001    $  6,333  $  10,334
                                                          =======     ========     =======          ======    ========  =========

(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)  All domestic.

(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE EARNING ASSETS
AND INTEREST BEARING LIABILITIES

                                                                       Year ended December 31,
                                                                      2003       2002      2001
                                                                      -----      -----     -----
As a percent of average earning assets
  Loans--all domestic ........................................         79.0%      79.3%     83.8%
  Other earning assets .......................................         21.0       20.7      16.2
                                                                      -----      -----     -----
      Average earning assets .................................        100.0%     100.0%    100.0%
                                                                      =====      =====     =====

  Savings and NOW ............................................         33.5%      35.0%     34.2%
  Time deposits ..............................................         19.8       24.5      27.5
  Brokered CDs ...............................................         16.3       13.4       9.1
  Other borrowings and long-term debt ........................         19.8       15.9      17.9
                                                                      -----      -----     -----
      Average interest bearing liabilities ...................         89.4%      88.8%     88.7%
                                                                      =====      =====     =====

Earning asset ratio ..........................................         92.5%      93.8%     94.2%
Free-funds ratio .............................................         10.6       11.2      11.3

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $4.0 million during 2003 compared to $3.6 million and $3.7 million during 2002 and 2001, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio Loans and asset quality.")

     NON-INTEREST INCOME. Non-interest income totaled $42.6 million during 2003 compared to $30.9 million and $26.9 million during 2002 and 2001, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 19.1% to $27.1 million during 2003 and by 13.2% to $22.8 million during 2002. Increases in service charges on deposit accounts, title insurance fees, income from bank owned life insurance, mutual fund and annuity commissions and other non-interest income account for the majority of the increase in total non-interest income during 2003 and 2002.

NON-INTEREST INCOME

                                                                             Year ended December 31,
                                                                          2003        2002        2001
                                                                         -------     -------     -------
                                                                                 (in thousands)
Service charges on deposit accounts ...............................      $14,668     $13,049     $ 9,936
Net gains (losses) on assets
  Real estate mortgage loans ......................................       16,269       8,178       6,306
  Securities ......................................................         (779)        (24)        522
Title insurance fees ..............................................        3,092       2,474       1,874
Bank owned life insurance .........................................        1,432         403
Manufactured home loan origination fees and commissions ...........        1,769       1,949       2,108
Mutual fund and annuity commissions ...............................        1,227         979         798
Real estate mortgage loan servicing fees, net .....................         (294)       (870)        833
Other .............................................................        5,220       4,773       4,558
                                                                         -------     -------     -------
       Total non-interest income ..................................      $42,604     $30,911     $26,935
                                                                         =======     =======     =======

     Service charges on deposit accounts totaled $14.7 million during 2003, compared to $13.0 million and $9.9 million during 2002 and 2001, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. We opened approximately 23,000 new checking accounts in 2003 compared to 22,000 in 2002 and 24,000 in 2001. Partially as a result of a leveling off in our growth rate of new checking accounts and the maturity of our high performance checking program, we would expect the growth rate of service charges on deposits to moderate in future periods. (See "Deposits and borrowings.")

     Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $16.3 million on the sale of such loans during 2003, compared to $8.2 million and $6.3 million during 2002 and 2001, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See "Portfolio Loans and asset quality.") Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2003, approximately 70% of the $1.12 billion of loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 69% and 63% of the real estate mortgage loans originated during 2002 and 2001, respectively. Based on the rise in real estate mortgage loan interest rates since the second quarter of 2003, our actual real estate mortgage loan origination volume during the fourth quarter of 2003 and forecasts by the Mortgage Bankers Association we would expect overall real estate mortgage loan refinance activity in 2004 to decline substantially from our 2003 levels which would result in significant reductions in real estate mortgage loan sales and gains on such sales.

NET GAINS ON THE SALE OF REAL ESTATE
MORTGAGE LOANS

                                                                            Year ended December 31,
                                                                         2003        2002        2001
                                                                      ----------   --------    --------
                                                                            (dollars in thousands)
Real estate mortgage loans originated ............................    $1,123,249   $876,667    $680,702
Real estate mortgage loans sold ..................................       892,482    600,300     410,998
Real estate mortgage loans sold with servicing rights released ...        51,847    165,133     282,240
Net gains on the sale of real estate mortgage loans ..............        16,269      8,178       6,306
Net gains as a percent of real estate mortgage loans sold ........          1.82%      1.36%       1.53%
SFAS #133 adjustments included in the Loan Sale Margin ...........          0.10      (0.16)

     Net gains as a percentage of real estate mortgage loans sold (our "Loan Sales Margin") are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). The increase in the Loan Sales Margin in 2003 reflects the high demand for real estate mortgage loans due to the strong refinance environment that existed, particularly in the first half of the year. This high demand for real estate mortgage loans in 2003 allowed us to increase our Loan Sales Margin. Based upon our present expectations for real estate mortgage loan demand, we would expect our 2004 Loan Sales Margin to decline substantially from the 2003 level. Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for real estate mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of real estate mortgage loan servicing rights may result in declines in real estate mortgage loan servicing income in future periods. In addition, gains on the sale of real estate mortgage loans were increased by approximately $1.0 million in 2003 as a result of recording changes in the fair value of certain derivative instruments pursuant to SFAS #133 (compared to a decrease in such gains of $1.0 million in 2002). The 2003 SFAS #133 adjustment relating to gains on the sale of real estate mortgage loans primarily represents the turn around of timing differences related to the fulfillment of commitments to sell real estate mortgage loans in the secondary market. Excluding the aforementioned SFAS #133 adjustments, the Loan Sales Margin would have been 1.72% in 2003 and 1.52% in 2002.

     The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $20.4 million during 2003 compared to $66.4 million and $18.9 million during 2002 and 2001, respectively. (See "Securities.") The net loss on securities in 2003 and 2002 includes impairment charges of $0.75 million in each year on a $1.5 million trust preferred security that was purchased in 1999, and which was issued by an unaffiliated bank holding company. This bank holding company has been experiencing ongoing financial difficulties. During 2003 it became a defendant in class action securities litigation and since the fourth quarter of 2002 has suspended the payment of interest on this security. As a result of these circumstances and an ongoing assessment of the market value of this security, the book value of this asset was written off.

GAINS AND LOSSES ON SECURITIES

                                         Year ended December 31,
                                   Proceeds   Gains    Losses    Net
                                   --------   -----    ------   ------
                                            (in thousands)
2003(1) .......................    $20,446    $ 827    1,606    $(779)
2002(1) .......................     66,390      809      833      (24)
2001 ..........................     18,925      524        2      522

(1) Losses in 2003 and 2002 include a $0.75 million impairment charge on a trust-preferred security (as described above).

     Title insurance fees increased to $3.1 million in 2003 compared to $2.5 million in 2002 and $1.9 million in 2001. The increase in title insurance fees is primarily a function of the increased level of real estate mortgage loans originated. We would anticipate a significant decline in title insurance fees in 2004 as a result of our expectation of lower real estate mortgage loan origination volumes as previously mentioned.

     Real estate mortgage loan servicing, net was an expense of $0.3 million in 2003, compared to an expense of $0.9 million in 2002 and revenue of $0.8 million in 2001. These yearly comparative increases or decreases are primarily due to changes in the impairment reserve on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end impairment reserve is based on a third-party valuation of our real estate mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

                                                  2003        2002         2001
                                                -------     --------      -------
                                                          (in thousands)
Balance at January 1, ......................    $ 4,455     $  4,299      $ 4,582
 Originated servicing rights capitalized ...      7,700        3,637        1,353
 Amortization ..............................     (3,655)      (2,386)      (1,636)
 (Increase)/decrease in impairment reserve .        373       (1,095)
                                                -------     --------      -------
Balance at December 31, ....................    $ 8,873     $  4,455      $ 4,299
                                                =======     ========      =======
Impairment reserve at December 31, .........    $   722     $  1,095
                                                =======     ========      =======

     At December 31, 2003 we were servicing approximately $1.14 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.97% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2003 totaled $8.9 million, representing approximately 78 basis points on the related amount of real estate mortgage loans serviced for others.

     In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.4 million and $0.4 million in 2003 and 2002, respectively, as a result of an increase in cash surrender value. Mutual fund and annuity commissions have increased over the past two years due primarily to an improving equities market which has led to increased sales of investment related products.

     Manufactured home loan origination fees and commissions declined in each year since 2001. This industry has faced a challenging environment as several buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. In addition, low interest rates for real estate mortgage loans have made traditional housing more affordable and reduced the demand for manufactured homes. Finally, recent regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. At the present time we do not anticipate any improvement in the circumstances adversely impacting manufactured home lending as outlined above.

     NON-INTEREST EXPENSE. Non-interest expense totaled $82.5 million during 2003, compared to $68.3 million and $61.5 million during 2002 and 2001, respectively. The April 15, 2003 acquisition of Mepco accounted for $6.4 million, or 45.1%, of the $14.2 million increase in non-interest expense between 2003 and 2002.

NON-INTEREST EXPENSE

                                                                      Year ended December 31,
                                                                  2003          2002          2001
                                                                ---------    ---------     ---------
                                                                          (in thousands)
Compensation ............................................       $  27,954    $  24,891     $  22,226
Performance-based compensation and benefits .............           6,872        5,247         3,392
Other benefits ..........................................           8,732        7,205         5,927
                                                                ---------    ---------     ---------
  Compensation and benefits .............................          43,558       37,343        31,545
Occupancy, net ..........................................           6,519        5,424         4,966
Furniture and fixtures ..................................           5,539        4,731         4,371
Advertising .............................................           4,011        2,813         2,490
Data Processing .........................................           3,942        3,209         2,558
Loan and collection .....................................           3,352        3,028         2,598
Communications ..........................................           2,895        2,484         2,275
Supplies ................................................           1,920        1,626         1,442
Amortization of intangible assets .......................           1,721        1,014         1,704
Legal and professional ..................................           1,651        1,238         1,198
Loss on prepayment of borrowings ........................             983           59           240
Other ...................................................           6,415        5,324         6,132
                                                                ---------    ---------     ---------
     Total non-interest expense .........................       $  82,506    $  68,293     $  61,519
                                                                =========    =========     =========

     The increase in compensation and benefits in 2003 and 2002 compared to each prior year is attributable to merit pay increases and staffing level increases associated with the growth and expansion of the organization as well as increases in certain employee benefit costs such as health care insurance. The inclusion of Mepco in 2003 also added $2.8 million. Based on current conditions, we expect health care insurance costs to continue to rise at levels significantly above the general rate of inflation.

     We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2003 and in prior years did not require the recognition of any expense in our consolidated statements of operations during those periods. Presently, the Financial Accounting Standards Board is reviewing the accounting for stock options and in the future we may be required to recognize the expense of issuing stock options in our consolidated statements of operations. We believe that these equity-based plans help align the interests of our officers and employees with those of our shareholders.

     Occupancy, furniture and fixtures, advertising, communications and supplies expenses all generally increased over the periods presented as a result of the growth of the organization and expansion of our number of offices. In early 2003 we opened two new loan production offices. In the second half of 2002 we opened four new full-service banking offices and added loan production offices related to our purchase of a mortgage brokerage company in March 2002. Further, our acquisition of Mepco added $1.1 million of expenses in these categories in 2003.

     The increase in loan and collection expense in 2003 and 2002 over 2001 reflects costs associated with holding or disposal of other real estate and collection costs associated with increases in the level of non-performing loans.

     The increase in data processing costs in 2003 compared to 2002 and 2001 reflects a new five-year contract that we entered into for core data processing services effective in March 2002, the growth of our organization and additional third-party vendor costs for several special projects such as disaster recovery and upgrades to our network. In addition, our acquisition of Mepco added $0.2 million of expense in this category in 2003.

         The increase in amortization of intangible assets in 2003 compared to 2002 is a result of the Mepco acquisition. We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142") on January 1, 2002 and as a result, intangible asset amortization declined by approximately $0.7 million in 2002 compared to 2001 as the amortization of goodwill ceased and this asset is instead periodically tested for impairment.

         From time to time we may prepay borrowings in order to reduce our cost of funds. The prepayment of certain borrowings may result in a loss being incurred due to prepayment penalty or yield maintenance provisions. In determining whether to prepay a borrowing, we principally evaluate the reduction in future borrowing costs compared to the loss we expect to incur on the prepayment as well as our overall asset liability management needs. During 2003 we prepaid $5.0 million in FHLB advances with a weighted average cost of 7.45% and a weighted average remaining maturity of 6.5 years and incurred a loss of $1.0 million and replaced these FHLB advances with $5.0 million in new borrowings with a weighted average cost of 3.65% and weighted average maturity of five years.

         Other non-interest expense increased to $6.4 million in 2003 compared to $5.3 million in 2002. This increase is primarily attributed to the acquisition of Mepco. The decrease in non-interest expense in 2002 from 2001 is primarily attributable to 2001 including a $0.9 million loss on de-designating certain cash flow hedges. We terminated the cash flow hedging relationships relating to $26 million of notional value fixed pay interest rate swaps in December 2001. As a result, in the fourth quarter of 2001, pursuant to SFAS #133, we reclassified a $0.9 million charge from accumulated other comprehensive income to earnings. This charge was included in other expenses.

         Our federal income tax expense has increased generally commensurate with our increase in pre-tax earnings. Our actual federal income tax expense is lower than the amount computed by applying our statutory federal income tax rate to our pre-tax earnings primarily due to tax-exempt interest income. Our effective tax rate was 26.7%, 27.9% and 27.5% in 2003, 2002 and 2001, respectively. The decrease in 2003 from prior years is principally attributed to an increase in tax-exempt interest income and income from bank owned life insurance.

                               FINANCIAL CONDITION

         SUMMARY. Our total assets grew to $2.4 billion at December 31, 2003 from $2.1 billion at December 31, 2002. The growth in total assets primarily reflects increases in securities available for sale and loans. Loans, excluding loans held for sale ("Portfolio Loans") increased $286.0 million in 2003 due primarily to the Mepco acquisition as well as growth in commercial and real estate mortgage loans. Total deposits increased $167.2 million in 2003 primarily as a result of increases in checking and savings deposits and in brokered certificates of deposit ("Brokered CDs").

         SECURITIES. We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues, except for a $1.5 million impairment charge that we recorded (one-half in 2003 and one-half in 2002) on a trust preferred security issued by a bank holding company as discussed in "Results of Operations" above. In this instance, we believe that the decline in value is directly due to the issuer's financial difficulties and is other than temporary in nature. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See "Non-interest income" and "Asset/liability management.")

SECURITIES

                                            Amortized               Unrealized              Fair
                                              Cost             Gains        Losses          Value
                                              ----             -----        ------          -----
                                                                 (in thousands)
Securities available for sale
  December 31, 2003 ...................     $440,060          $15,681       $1,745        $453,996
  December 31, 2002 ...................      358,149           14,890        1,793         371,246

         Securities available for sale increased by $82.8 million during 2003 to $454.0 million at December 31, 2003. This increase was due primarily to purchases of municipal, corporate, mortgage-backed and asset-backed securities during the year. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets.

         At December 31, 2003 and 2002, we had $33.1 million and $42.1 million of asset-backed securities included in securities available for sale. All of these asset-backed securities are rated as investment grade by a major rating agency. Approximately 86% of our asset-backed securities at December 31, 2003 are backed by mobile home loans (compared to 81% at December 31, 2002). We do not foresee, at the present time, any risk of loss (related to credit issues) on our asset-backed securities.

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

LOAN PORTFOLIO COMPOSITION

                                                                         December 31,
                                                                       2003        2002
                                                                    ----------  ----------
                                                                        (in thousands)
Real estate(1)
   Residential first mortgages..................................    $  546,647  $  506,652
   Residential home equity and other junior mortgages...........       150,346     126,742
   Construction and land development............................       194,340     185,583
   Other(2).....................................................       389,617     325,176
Finance receivables.............................................       147,671
Consumer........................................................       139,261     137,631
Commercial......................................................        88,558      86,413
Agricultural....................................................        10,953      13,245
                                                                    ----------  ----------
     Total loans................................................    $1,667,393  $1,381,442
                                                                    ==========  ==========

(1) Includes both residential and non-residential commercial loans secured by real estate.

(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

         Our recent acquisition of Mepco added the financing of insurance premiums and extended automobile warranties to our lending activities. These are new lines of business for us and expose us to new risks. Mepco conducts its lending activities across the United States although its insurance premium financing business is presently concentrated in California and Illinois. Mepco generally does not evaluate the creditworthiness of the individual borrower but instead primarily relies on the loan collateral (the unearned insurance premium or automobile warranty contract) in the event of default. As a result, we have established and monitor insurance carrier concentration limits in order to manage our collateral exposure. The insurance carrier concentration limits are primarily based on the insurance company's AM Best rating and statutory surplus level. Mepco also has established procedures for loan servicing and collections, including the timely cancellation of the insurance policy or automobile warranty contract in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the loan origination activities and initial borrower contact is entirely done through unrelated third parties (primarily insurance agents and automobile warranty administrators or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

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

         We generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.") Although total real estate mortgage loan origination volume increased substantially in 2003 compared to 2002, our balance of real estate mortgage loans increased at a more moderate pace. This reflects an increase in prepayments in the portfolio (caused primarily by refinancing activity resulting from lower interest rates) as well as the majority of new loan origination volume being 15- and 30-year fixed rate obligations, which generally are sold as explained above. If borrowers continue to prefer longer-term fixed rate real estate mortgage loans, we believe it may be difficult to grow our real estate mortgage loan portfolio in the foreseeable future.

         The $66.8 million increase in commercial loans during 2003, principally reflects our emphasis on lending opportunities within this category of loans and an increase in commercial lending staff. Loans secured by real estate comprise the majority of new commercial loans.

         The $147.7 million of finance receivables at December 31, 2003 are comprised principally of loans to businesses to finance insurance premiums and loans to individuals to finance extended automobile warranties. The finance receivables are a result of our acquisition of Mepco.

         Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Declines in Portfolio Loans or competition leading to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with prevailing quality standards as a major short- and long-term challenge.

NON-PERFORMING ASSETS

                                                                                 December 31,
                                                                          2003       2002       2001
                                                                         -------    -------    -------
                                                                             (dollars in thousands)
Non-accrual loans ..................................................     $ 9,122    $ 5,738    $ 5,990
Loans 90 days or more past due and still accruing interest .........       3,284      3,961      2,771
Restructured loans .................................................         335        270        285
                                                                         -------    -------    -------
 Total non-performing loans ........................................      12,741      9,969      9,046
Other real estate ..................................................       3,256      3,908      1,610
                                                                         -------    -------    -------
     Total non-performing assets ...................................     $15,997    $13,877    $10,656
                                                                         =======    =======    =======
As a percent of Portfolio Loans
 Non-performing loans ..............................................         .76%       .72%       .65%
 Allowance for loan losses .........................................        1.06       1.21       1.17
Non-performing assets to total assets ..............................         .68        .67        .56
Allowance for loan losses as a percent of non-performing loans......         139        168        179

         Non-performing loans totaled $12.7 million, or 0.76% of total Portfolio Loans at December 31, 2003, a $2.8 million increase from December 31, 2002. This increase is primarily attributable to $1.9 million of finance receivables added as the result of the Mepco acquisition and a $1.5 million increase in non-performing commercial loans. The increase in non-performing commercial loans is primarily due to the addition of two credits totaling $3.6 million partially offset by the reduction of certain non-performing commercial credits from December 31, 2002. One of the aforementioned commercial credits had a balance of $2.3 million at December 31, 2003. This remaining balance is fully guaranteed under a federal program through the United States Department of Agriculture. We recorded a $0.6 million charge-off on this credit in the fourth quarter of 2003 primarily representing the non-guaranteed portion of the loan. We have made an initial claim of $1.5 million under the federal guarantee program and expect to receive these funds by April 2004. The remaining balance of approximately $0.8 million is expected to be received upon the final liquidation of the collateral, which may not occur during 2004. The other commercial loan relationship referred to above had a balance of approximately $1.3 million at December 31, 2003 and is secured by multi-family properties. This relationship is in the process of collection and at the present time the Company does not expect to incur any significant loss associated with the resolution of this credit.

         The increase in non-performing loans in 2002 compared to 2001 is primarily the result of a $0.3 million increase in non-performing commercial loans and a $0.7 million increase in non-performing real estate mortgage loans.

         We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

         Other real estate and repossessed assets totaled $3.3 million at December 31, 2003 a decline of $0.7 million from December 31, 2002. The decline in other real estate and repossessed assets is due primarily to the sale of a $1.2 million hotel property in June 2003 partially offset by an increase in the level of residential homes acquired through foreclosure.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                 December 31,
                                                                          2003      2002      2001
                                                                         -------   -------   -------
                                                                                 (in thousands)
Specific allocations ...........................................         $ 1,362   $ 1,313   $   500
Other adversely rated loans ....................................           6,487     6,067     7,284
Historical loss allocations ....................................           3,571     2,813     2,837
Additional allocations based on subjective factors..............           6,308     6,512     5,546
                                                                         -------   -------   -------
     Total .....................................................         $17,728   $16,705   $16,167
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

         Mepco's allowance for loan losses is determined in a similar manner as discussed above and takes into account delinquency levels, net charge-offs, unsecured exposure and other subjective factors deemed relevant to their lending activities.

ALLOWANCE FOR LOAN LOSSES

                                                               Year ended December 31,
                                                          2003         2002         2001
                                                        --------     --------     --------
                                                                (dollars in thousands)
Balance at beginning of year..............              $ 16,705     $ 16,167     $ 13,982
 Allowance on loans from business acquired                   517
 Provision charged to operating expense...                 4,032        3,562        3,737
 Recoveries credited to allowance.........                 1,087          733          644
 Loans charged against allowance..........                (4,613)      (3,757)      (2,196)
                                                        --------     --------     --------
Balance at end of year....................              $ 17,728     $ 16,705     $ 16,167
                                                        ========     ========     ========
Net loans charged against the allowance
 to average Portfolio Loans...............                   .23%         .22%         .11%

         Loans charged against the allowance for loan losses, net of recoveries, were equal to 0.23% of average Portfolio Loans during 2003, compared to 0.22% and 0.11% during 2002 and 2001, respectively. The increase in net loans charged against the allowance during 2003 and 2002 compared to 2001 relates primarily to higher levels of charge-offs in the commercial and consumer loan portfolios. In addition 2003 net charge-offs included $0.2 million of finance receivables.

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


ALTERNATE SOURCES OF FUNDS

                                                                         December 31,
                                                             2003                             2002
                                               ------------------------------    ------------------------------
                                                            Average                          Average
                                                 Amount    Maturity     Rate      Amount     Maturity      Rate
                                               --------    ---------    ----     --------    ---------     ----
                                                                    (dollars in thousands)
Brokered CDs(1)                                $416,566    2.3 years    2.43%    $278,012    1.9 years     3.03%
Fixed-rate FHLB advances(1, 2)                   84,638    5.0 years    3.99       62,861    7.9 years     5.83
Variable-rate FHLB advances(1)                  104,150    0.4 years    1.30      131,200    0.3 years     1.50
Securities sold under agreements to
 repurchase(1)                                  140,969    0.3 years    1.22       98,712    0.1 years     1.74
Federal funds purchased                          53,885      1 day      1.16       23,840      1 day       1.38
                                               --------    ---------    ----     --------    ---------     ----
  Total                                        $800,208    1.8 years    2.15%    $594,625    1.8 years     2.71%
                                               ========    =========    ====     ========    =========     ====

(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

(2) Advances totaling $10 million, at December 31, 2003 and 2002, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

         We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increases in securities available for sale and Portfolio Loans. The use of such alternate sources of funds supplements our core deposits and is an integral part of our asset/liability management efforts.

         Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $331.8 million at December 31, 2003, compared to $310.4 million a year earlier. The $21.4 million increase in other borrowed funds principally reflects an increase in Repurchase Agreements of $42.3 million, partially offset by a $5.3 million decline in FHLB advances and a $12.6 million decline in our bank holding company credit facility. The increase in Brokered CDs was primarily utilized to fund finance receivables resulting from our Mepco acquisition. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements.

     We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2003, we employed interest-rate swaps with an aggregate notional amount of $454.7 million.

     LIQUIDITY AND CAPITAL RESOURCES. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus on developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for growing our investment and loan portfolios. At December 31, 2003 we had $429.9 million of time deposits that mature in 2004. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $893.3 million of our deposits at December 31, 2003 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

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

CAPITALIZATION

                                                                                         December 31,
                                                                                      2003          2002
                                                                                    ----------------------
                                                                                        (in thousands)
Unsecured debt ...................................................................                $ 12,600
                                                                                    ----------------------
Guaranteed preferred beneficial interests in Company's subordinated debentures ...  $ 50,600        17,250
                                                                                    ----------------------
Shareholders' equity
  Common stock ...................................................................    19,569        17,822
  Capital surplus ................................................................   119,353        75,076
  Retained earnings ..............................................................    16,953        41,785
  Accumulated other comprehensive income .........................................     6,341         3,364
                                                                                    ----------------------
    Total shareholders' equity ...................................................   162,216       138,047
                                                                                    ----------------------
    Total capitalization .........................................................  $212,816      $167,897
                                                                                    ======================

     On March 19, 2003 we completed the sale of $50.6 million of trust preferred securities issued by IBC Capital Finance II, a Delaware statutory trust (Nasdaq:
IBCPO) that we formed for the offering. Each trust preferred security has a par value of $25 and a distribution rate of 8.25% per year with cumulative quarterly cash distributions. On April 21, 2003 we redeemed all of the $17.25 million 9.25% trust preferred securities issued by IBC Capital Finance in 1996 (Nasdaq:
IBCPP). At December 31, 2003 all of our outstanding trust preferred securities (which are accounted for as debt under generally accepted accounting principles) qualified as Tier 1 capital for regulatory purposes. In July 2003, the Federal Reserve issued a supervisory letter instructing bank holding companies to continue to include trust preferred securities in Tier 1 capital until notice is given to the contrary. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow us to include trust preferred securities in Tier 1 capital.

     We have supplemented our balance-sheet management activities with purchases of our common stock. We repurchased 0.6 million shares of our common stock at an average price of $21.97 in 2003 compared to 1.2 million shares of our common stock at an average price of $18.82 per share in 2002 and compared to 0.9 million shares at an average price of $14.88 per share in 2001. The level of share repurchases in a given year generally reflects changes in our need for capital associated with our balance sheet growth. We have approximately 0.8 million shares remaining to be repurchased on plans expiring through December 31, 2004.

     Shareholders' equity totaled $162.2 million at December 31, 2003. The increase from $138.0 million at December 31, 2002 reflects the retention of earnings (net of cash dividends paid), the issuance of common stock for the Mepco acquisition and pursuant to various equity-based incentive compensation plans and an increase in accumulated other comprehensive income. The decrease in retained earnings from December 31, 2002 reflects the payment of a 10% stock dividend in October of 2003. Shareholders' equity was equal to 6.88% of total assets at December 31, 2003, compared to 6.71% a year earlier.

CAPITAL RATIOS

                                                                     December 31,
                                                                   2003       2002
                                                                   ----------------
Equity capital ................................................     6.88%      6.71%
Average shareholders' equity to average assets ................     6.80       7.14
Tier 1 capital to average assets ..............................     7.91       6.85
Tier 1 risk-based capital .....................................    10.55       9.36
Total risk-based capital ......................................    11.57      10.49

     ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

     Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternative balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report quarterly to our respective banks' boards of directors.

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY
AND NET INTEREST INCOME

                                                                  December 31, 2003
                                                  Market Value of     Percent   Net Interest   Percent
Change in Interest Rates                        Portfolio Equity(1)   Change      Income(2)    Change
---------------------------------------------   ------------------------------------------------------
                                                                (dollars in thousands)
200 basis point rise ........................        $158,100           (3.36)%     $105,800      (.19)%
100 basis point rise ........................         163,800             .12        105,000      (.94)
Base-rate scenario ..........................         163,600                        106,000
100 basis point decline .....................         155,300           (5.07)       105,700      (.28)
200 basis point decline .....................         146,000          (10.76)       103,400     (2.45)

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

                                  ACQUISITIONS

     On April 15, 2003, we completed the acquisition of Mepco Insurance Premium Financing, Inc. with the purpose of adding a high margin business with good growth prospects and to take advantage of our relatively lower cost of funds and greater access to capital. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. As a result of the closing of this transaction we issued 272,439 shares of common stock and paid out $5.0 million in cash on April 15, 2003 as the initial consideration. Under the terms of the agreement and plan of merger additional contingent consideration may be paid in the future pursuant to a five-year earn out. Included in our 2003 results are Mepco's operations subsequent to April 15, 2003. During 2003, Mepco recorded approximately $11.5 million in interest income and fees on loans, $1.1 million in interest expense (which was eliminated in consolidation because it was related to an inter-company borrowing), a $0.4 million provision for credit losses, $0.3 million in other non-interest income, $6.4 million in non-interest expense, $3.9 million in income before income taxes and $2.4 million in net income. At December 31, 2003 Mepco had total assets of $164.7 million, including finance receivables of $147.7 million. We recorded the assets acquired and the liabilities assumed at fair value which resulted in goodwill of $9.4 million, a customer relationship intangible of $2.6 million, a covenant not to compete of $0.2 million and a write-down of fixed assets (software in the process of development) of $2.3 million. The customer relationship intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2003 was $0.6 million for amortization of the customer relationship intangible and the covenant not to compete.

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

         On February 4, 2004 we executed a definitive agreement to acquire Midwest Guaranty Bancorp, Inc. and its wholly-owned subsidiaries ("Midwest"), including Midwest Guaranty Bank. Midwest is a $235 million bank holding company that operates six full-service branches in southeastern Michigan. It is anticipated that the transaction will be completed by June 30, 2004, pending regulatory approvals, the approval of the shareholders of Midwest and completion of other customary closing conditions.

         Under the terms of the agreement, shareholders of Midwest will receive $43.456 per share, 60% of the consideration will be paid in our common stock and 40% of the consideration will be paid in cash. Based on the number of shares of Midwest common stock outstanding (947,754) and stock options outstanding (74,500 with an average exercise price of $19.10 per share) and subject to certain contingent Independent Bank Corporation share price adjustments, the aggregate transaction value is $43 million. The contingency that could impact the aggregate transaction value is limited to circumstances under which the average market value of our stock, at the time of consummation of the transaction, drops below a predetermined level and that drop exceeds the general decline in the market value of NASDAQ bank stocks. Under those circumstances, the Board of Directors of Midwest could elect to terminate the transaction.

         The agreement provides for the merger of Midwest into Independent Bank Corporation, and the subsequent merger of Midwest Guaranty Bank into Independent Bank East Michigan, a wholly-owned subsidiary of ours. The combined bank will operate under the name Independent Bank East Michigan.

                          CRITICAL ACCOUNTING POLICIES

         Our accounting and reporting policies are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for loan losses, real estate mortgage loan servicing rights, derivative financial instruments, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

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

         At December 31, 2003 we had approximately $8.9 million of real estate mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying real estate mortgage loans, the interest rate used to discount the net cash flows from the real estate mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. We utilize an outside third party (with expertise in the valuation of real estate mortgage loan servicing rights) to assist us in our valuation process. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative or aggressive assumptions.

         We use a variety of derivative instruments to manage our interest-rate risk. These derivative instruments include interest- rate swaps, collars, floors and caps and mandatory forward commitments to sell real estate mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. In particular, we use pay-fixed interest-rate swaps to convert the variable-rate cash flows on short-term or variable-rate debt obligations to fixed rates. At December 31, 2003 we had approximately $343.5 million in fixed pay interest-rate swaps being accounted for as cash flow hedges, thus permitting us to report the related unrealized gains or losses in the fair market value of these derivatives in other comprehensive income and subsequently reclassify such gains or losses into earnings as yield adjustments in the same period in which the related interest on the hedged item (primarily short-term or variable-rate debt obligations) affect earnings. Because of the general decline in interest rates over the past few years, the fair market value of our fixed pay interest-rate swaps being accounted for as cash flow hedges is approximately negative $4.2 million at December 31, 2003. If we could not continue to account for these fixed pay interest-rate swaps as cash flow hedges, because for example, we were unable to continue to renew some or all of the related short-term or variable-rate debt obligations that are being hedged, we could have to recognize some or all of the $4.2 million negative fair market value as an immediate charge against earnings. We expect to continue to be able to qualify for and account for these fixed pay interest-rate swaps as cash flow hedges.

         Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2003 we had recorded a net deferred tax asset of $9.0 million, which included a net operating loss carryforward of $7.2 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.

         At December 31, 2003 we had recorded $16.7 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from our 2003 acquisition of Mepco and the past acquisitions of other banks and a mobile home loan origination company. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable and even utilizing more conservative assumptions on valuation would not presently result in any impairment in the amount of goodwill that we have recorded. However, we may incur impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.

                        RECENT ACCOUNTING PRONOUNCEMENTS

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS #145") which rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS #145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends FASB Statement No. 13, "Accounting for Leases." SFAS #145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS #145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of Statement #4 encouraged. The adoption of SFAS #145 did not have a material impact on our financial condition or results of operations.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS #146") which addresses financial accounting and reporting for costs associated with exit or disposal activities (including restructuring) and nullifies Emerging Issues Task Force Issue No. 94- 3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS #146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. Under Issue 94- 3 the liability was recognized at the date of an entity's commitment to an exit plan. SFAS #146 is effective for exit or disposal activities (including restructuring) that are initiated after December 31, 2002, with early adoption encouraged. Adoption of SFAS #146 did not have a material impact on our financial condition or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN #45") which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The initial recognition and measurement provisions of FIN #45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN #45 are effective for interim and annual periods ending after December 15, 2002. Adoption of this Interpretation did not have a material impact on our financial condition or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN #46") which addresses consolidation by business enterprises of variable interest entities. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For enterprises with variable interest entities created before February 1, 2003, this Interpretation applies no later than the beginning of the first interim or annual reporting period ending after December 15, 2003. However, certain disclosure requirements were effective for all financial statements issued after January 31, 2003. The adoption of this Interpretation did not have a material impact on our financial condition or results of operations.

         In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities," ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46 discussed in the previous paragraph. Under the general transition provisions of FIN 46R all public entities are required to fully implement FIN 46R no later than the end of the first reporting period ending after March 15, 2004. The implementation of FIN 46R is not expected to have material impact on our financial condition or results of operations.

         In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," ("SFAS #149") which amends SFAS #133 to clarify the definition of a derivative and expand the nature of exemptions from SFAS #133. SFAS #149 also clarifies the application of hedge accounting when using certain instruments and the application of SFAS #133 to embedded derivative instruments. SFAS #149 also modifies the cash flow presentation of derivative instruments that contain financing elements. This Statement is effective for contracts entered into or modified after June 30, 2003, with early adoption encouraged. Adoption of this Statement did not have a significant impact on our financial condition or results of operations.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial

Instruments with Characteristics of both Liabilities and Equity," ("SFAS #150") which requires issuers of financial instruments to classify as liabilities certain freestanding financial instruments that embody obligations for the issuer. SFAS #150 was effective for all freestanding financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. On October 29, 2003, the FASB voted to defer for an indefinite period the application of the guidance in SFAS #150, to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability on the parent's financial statements. The adoption of the sections of this Statement that have not been deferred did not have a significant impact on our financial condition or results of operations. The section noted above that has been deferred indefinitely is not expected to have a significant impact on our financial condition or results of operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      Year Ended December 31,
                                                2003            2002           2001           2000            1999
                                             -----------     -----------    -----------    -----------    -----------
                                                        (dollars in  thousands, except per share amounts)
SUMMARY OF OPERATIONS
 Interest income .........................   $   139,366     $   129,815    $   134,502    $   132,841    $   120,534
 Interest expense ........................        44,113          48,008         62,460         67,865         58,730
                                             -----------     -----------    -----------    -----------    -----------
   Net interest income ...................        95,253          81,807         72,042         64,976         61,804
 Provision for loan losses ...............         4,032           3,562          3,737          3,287          2,661
 Net gains on the sale of real estate
   mortgage loans ........................        16,269           8,178          6,306          2,209          4,247
 Other non-interest income ...............        26,335          22,733         20,629         16,752         13,848
 Merger-related securities losses,
   charges and litigation settlement .....                                                                      8,000
 Other non-interest expenses .............        82,506          68,293         61,519         53,375         57,276
                                             -----------     -----------    -----------    -----------    -----------
   Income before federal income tax
     expense .............................        51,319          40,863         33,721         27,275         11,962
   Federal income tax expense ............        13,727          11,396          9,288          7,266          3,293
                                             -----------     -----------    -----------    -----------    -----------
   Net income before cumulative effect
     of change in accounting principle ...        37,592          29,467         24,433         20,009          8,669
 Cumulative effect of change in
   accounting principle, net of related
   tax effect(1) .........................                                          (35)
                                             -----------     -----------    -----------    -----------    -----------
       Net income ........................   $    37,592     $    29,467    $    24,398    $    20,009    $     8,669
                                             ===========     ===========    ===========    ===========    ===========
PER COMMON SHARE DATA(2)
 Net income before cumulative effect
   of change in accounting principle
   Basic .................................   $      1.91     $      1.46    $      1.17    $       .94    $       .40
   Diluted ...............................          1.87            1.44           1.15            .93            .39
 Net income
   Basic .................................   $      1.91     $      1.46    $      1.17    $       .94    $       .40
   Diluted ...............................          1.87            1.44           1.15            .93            .39
 Cash dividends declared .................           .59             .44            .37            .32            .24
 Book value ..............................          8.29            7.05           6.42           6.07           5.30

SELECTED BALANCES
 Assets ..................................   $ 2,358,557     $ 2,057,562    $ 1,888,457    $ 1,783,791    $ 1,725,205
 Loans ...................................     1,667,393       1,381,442      1,384,684      1,379,664      1,290,641
 Allowance for loan losses ...............        17,728          16,705         16,167         13,982         12,985
 Deposits ................................     1,702,806       1,535,603      1,387,367      1,389,900      1,310,602
 Shareholders' equity ....................       162,216         138,047        131,903        128,336        113,746
 Long-term debt ..........................                                                                      1,000

SELECTED RATIOS
 Tax equivalent net interest income
   to average earning assets .............          4.88%           4.75%          4.45%          4.21%          4.15%
 Net income to
   Average equity ........................         24.89           21.34          18.52          16.59           7.26
   Average assets ........................          1.69            1.52           1.35           1.15            .52
 Average shareholders' equity to
   average assets ........................          6.80            7.14           7.28           6.92           7.16
 Tier 1 capital to average assets ........          7.90            6.85           7.46           7.31           6.56
 Non-performing loans to Portfolio Loans..           .76             .72            .65            .51            .41

(1) Effect of the implementation of SFAS #133. (See note #15 to the consolidated financial statements.)

(2) Per share data has been adjusted for a 10% stock dividend in 2003, 5% stock dividends in 2002, 2001, 2000 and 1999 and three-for-two stock splits in 2002 and 1998.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

         We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in notes 1 and 15 to the consolidated financial statements, Independent Bank Corporation changed its method of accounting for derivative financial instruments and hedging activities in 2001.

(KPMG LLP)

KPMG LLP
Detroit, Michigan
February 27, 2004

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                              December 31,
                                                                                          2003           2002
                                                                                      -----------    -----------
                                                                                 (in thousands, except share amounts)
ASSETS
  Cash and due from banks .................................................           $    61,741    $    60,731
  Securities available for sale ...........................................               453,996        371,246
  Federal Home Loan Bank stock, at cost ...................................                13,895          9,704
  Loans held for sale .....................................................                32,642        129,577
  Loans
    Commercial ............................................................               603,558        536,715
    Real estate mortgage ..................................................               681,602        601,799
    Installment ...........................................................               234,562        242,928
    Finance receivables ...................................................               147,671
                                                                                      -----------    -----------
      Total Loans .........................................................             1,667,393      1,381,442
    Allowance for loan losses .............................................               (17,728)       (16,705)
                                                                                      -----------    -----------
      Net Loans ...........................................................             1,649,665      1,364,737
  Property and equipment, net .............................................                43,979         40,735
  Bank owned life insurance ...............................................                36,850         35,415
  Goodwill ................................................................                16,696          7,299
  Other intangibles .......................................................                 7,523          6,420
  Accrued income and other assets .........................................                41,570         31,698
                                                                                      -----------    -----------
         Total Assets .....................................................           $ 2,358,557    $ 2,057,562
                                                                                      ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Non-interest bearing ..................................................           $   192,733    $   179,871
    Savings and NOW .......................................................               700,541        657,530
    Time ..................................................................               809,532        698,202
                                                                                      -----------    -----------
      Total Deposits ......................................................             1,702,806      1,535,603
  Federal funds purchased .................................................                53,885         23,840
  Other borrowings ........................................................               331,819        310,413
  Guaranteed preferred beneficial interests in
   Company's subordinated debentures ......................................                50,600         17,250
  Financed premiums payable ...............................................                26,340
  Accrued expenses and other liabilities ..................................                30,891         32,409
                                                                                      -----------    -----------
      Total Liabilities ...................................................             2,196,341      1,919,515
                                                                                      -----------    -----------

  Commitments and contingent liabilities

  Shareholders' Equity
    Preferred stock, no par value-200,000 shares authorized;
      none issued or outstanding
    Common stock, $1.00 par value-30,000,000 shares authorized; issued and outstanding: 19,568,867 shares at December 31, 2003 and
      17,822,090 shares at December 31, 2002 ..............................                19,569         17,822
    Capital surplus .......................................................               119,353         75,076
    Retained earnings .....................................................                16,953         41,785
    Accumulated other comprehensive income ................................                 6,341          3,364
                                                                                      -----------    -----------
      Total Shareholders' Equity ..........................................               162,216        138,047
                                                                                      -----------    -----------
         Total Liabilities and Shareholders' Equity .......................           $ 2,358,557    $ 2,057,562
                                                                                      ===========    ===========

See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       Year ended December 31,
                                                                                    2003         2002         2001
                                                                                 ---------    ---------    ---------
                                                                              (in thousands, except per share amounts)
INTEREST INCOME
 Interest and fees on loans .........................................            $ 118,861    $ 109,297    $ 117,735
 Securities available for sale
    Taxable .........................................................               11,687       12,211        9,334
    Tax-exempt ......................................................                8,207        7,018        5,920
 Other investments ..................................................                  611        1,289        1,513
                                                                                 ---------    ---------    ---------
    Total Interest Income ...........................................              139,366      129,815      134,502
                                                                                 ---------    ---------    ---------
INTEREST EXPENSE
 Deposits ...........................................................               27,802       35,134       44,611
 Other borrowings ...................................................               16,311       12,874       17,849
                                                                                 ---------    ---------    ---------
    Total Interest Expense ..........................................               44,113       48,008       62,460
                                                                                 ---------    ---------    ---------
    Net Interest Income .............................................               95,253       81,807       72,042
Provision for loan losses ...........................................                4,032        3,562        3,737
                                                                                 ---------    ---------    ---------
    Net Interest Income After Provision for Loan Losses .............               91,221       78,245       68,305
                                                                                 ---------    ---------    ---------

NON-INTEREST INCOME
 Service charges on deposit accounts ................................               14,668       13,049        9,936
 Net gains (losses) on assets
    Real estate mortgage loans ......................................               16,269        8,178        6,306
    Securities ......................................................                 (779)         (24)         522
 Title insurance fees ...............................................                3,092        2,474        1,874
 Manufactured home loan origination fees and commissions ............                1,769        1,949        2,108
 Other income .......................................................                7,585        5,285        6,189
                                                                                 ---------    ---------    ---------
    Total Non-interest Income .......................................               42,604       30,911       26,935
                                                                                 ---------    ---------    ---------

NON-INTEREST EXPENSE
 Compensation and employee benefits .................................               43,558       37,343       31,545
 Occupancy, net .....................................................                6,519        5,424        4,966
 Furniture and fixtures .............................................                5,539        4,731        4,371
 Other expenses .....................................................               26,890       20,795       20,637
                                                                                 ---------    ---------    ---------
    Total Non-interest Expense ......................................               82,506       68,293       61,519
                                                                                 ---------    ---------    ---------
    Income Before Federal Income Tax ................................               51,319       40,863       33,721
Federal income tax expense ..........................................               13,727       11,396        9,288
                                                                                 ---------    ---------    ---------
    Net income before cumulative effect of change in accounting
      principle .....................................................               37,592       29,467       24,433
Cumulative effect of change in accounting principle, net of
 related tax effect .................................................                                            (35)
                                                                                 ---------    ---------    ---------
      Net Income ....................................................            $  37,592    $  29,467    $  24,398
                                                                                 =========    =========    =========

Net income per share before cumulative effect of change in accounting principle
 Basic ..............................................................            $    1.91    $    1.46    $    1.17
                                                                                 =========    =========    =========
 Diluted ............................................................            $    1.87    $    1.44    $    1.15
                                                                                 =========    =========    =========
Net income per share
 Basic ..............................................................            $    1.91    $    1.46    $    1.17
                                                                                 =========    =========    =========
 Diluted ............................................................            $    1.87    $    1.44    $    1.15
                                                                                 =========    =========    =========
Cash dividends declared per common share ............................            $     .59    $     .44    $     .37
                                                                                 =========    =========    =========

See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          Accumulated
                                                                                             Other
                                                                                            Compre-           Total
                                                 Common       Capital      Retained         hensive       Shareholders'
                                                  Stock       Surplus      Earnings      Income (Loss)       Equity
                                                ---------    ---------    ---------      -------------    -------------
                                                                        (in thousands)
Balances at January 1, 2001 .................   $  17,415    $  71,450    $  37,544        $   1,927        $ 128,336
Net income for 2001 .........................                                24,398                            24,398
Cash dividends declared, $.37 per share .....                                (7,636)                           (7,636)
5% stock dividend ...........................         851       14,081      (14,951)                              (19)
Issuance of 335,748 shares of common stock ..         336        3,412                                          3,748
Repurchase and retirement of 804,626 shares
  of common stock ...........................        (805)     (12,363)                                       (13,168)
Net change in accumulated other
comprehensive income (loss), net of
  $2.0 million of related tax effect ........                                                 (3,756)          (3,756)
                                                ---------    ---------    ---------        ---------        ---------
Balances at December 31, 2001 ...............      17,797       76,580       39,355           (1,829)         131,903
Net income for 2002 .........................                                29,467                            29,467
Cash dividends declared, $.44 per share .....                                (8,756)                           (8,756)
5% stock dividend ...........................         853       17,407      (18,281)                              (21)
Issuance of 291,891 shares of common stock ..         292        3,168                                          3,460
Repurchase and retirement of 1,120,070
  shares of common stock ....................      (1,120)     (22,071)                                       (23,191)
Cash in lieu of fractional shares for
  three-for-two stock split .................                       (8)                                            (8)
Net change in accumulated other
comprehensive income (loss), net of
  $2.8 million of related tax effect ........                                                  5,193            5,193
                                                ---------    ---------    ---------        ---------        ---------
Balances at December 31, 2002 ...............      17,822       75,076       41,785            3,364          138,047
Net income for 2003 .........................                                37,592                            37,592
Cash dividends declared, $.59 per share .....                               (11,642)                          (11,642)
10% stock dividend ..........................       1,776       48,969      (50,782)                              (37)
Issuance of 491,818 shares of common stock ..         492        7,365                                          7,857
Repurchase and retirement of 520,607
  shares of common stock ....................        (521)     (12,057)                                       (12,578)
Net change in accumulated other
  comprehensive income (loss), net of
  $1.6 million of related tax effect ........                                                  2,977            2,977
                                                ---------    ---------    ---------        ---------        ---------
             Balances at December 31, 2003 ..   $  19,569    $ 119,353    $  16,953        $   6,341        $ 162,216
                                                =========    =========    =========        =========        =========

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                     2003        2002         2001
                                                                   --------    --------    --------
                                                                           (in thousands)
Net income .....................................................   $ 37,592    $ 29,467    $ 24,398
Other comprehensive income
 Net change in unrealized gain (loss) on securities
  available for sale, net of related tax effect ................        545       6,087         499
   Cumulative effect of change in accounting principle, net
   of related tax effect .......................................                               (720)
   Net change in unrealized loss on derivative instruments,
   net of related tax effect ...................................      2,432        (894)     (3,535)
                                                                   --------    --------    --------
              Comprehensive Income .............................   $ 40,569    $ 34,660    $ 20,642
                                                                   ========    ========    ========

See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended December 31,
                                                                                     2003          2002         2001
                                                                                   ---------    ---------    ---------
                                                                                            (in thousands)
Net Income .....................................................................   $  37,592    $  29,467    $  24,398
                                                                                   ---------    ---------    ---------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM (USED IN) OPERATING ACTIVITIES
  Proceeds from sales of loans held for sale ...................................     908,751      608,478      417,304
  Disbursements for loans held for sale ........................................    (795,547)    (652,661)    (467,401)
  Provision for loan losses ....................................................       4,032        3,562        3,737
  Deferred federal income tax expense (credit) .................................       4,428          974       (1,086)
  Deferred loan fees ...........................................................        (620)         443          324
  Depreciation, amortization of intangible assets and premiums and
       accretion of discounts on securities and loans ..........................       7,770        6,511        6,559
  Net gains on sales of real estate mortgage loans .............................     (16,269)      (8,178)      (6,306)
  Net (gains) losses on securities .............................................         779           24         (522)
  (Increase) decrease in accrued income and other assets .......................     (12,077)      (3,438)         843
  Increase in accrued expenses and other liabilities ...........................       1,021          225        1,234
                                                                                   ---------    ---------    ---------
    Total Adjustments ..........................................................     102,268      (44,060)     (45,314)
                                                                                   ---------    ---------    ---------
    Net Cash Provided by (Used in) Operating Activities ........................     139,860      (14,593)     (20,916)
                                                                                   ---------    ---------    ---------
CASH FLOW USED IN INVESTING ACTIVITIES
  Proceeds from the sale of securities available for sale ......................      20,446       66,390       18,925
  Proceeds from the maturity of securities available, for sale .................      22,740        4,315       21,987
  Principal received on securities available for sale ..........................      96,037       49,676       25,644
  Purchases of securities available for sale ...................................    (226,898)    (181,228)    (120,037)
  Portfolio loans originated, net of principal payments ........................    (197,782)     (24,730)      10,342
  Portfolio loans purchased ....................................................                               (36,480)
  Principal received on portfolio loans purchased ..............................       8,598       24,509       19,242
  Acquisition of business, less cash received ..................................      (3,062)
  Purchase of bank owned life insurance ........................................                  (35,000)
  Capital expenditures .........................................................      (7,272)      (9,480)      (5,640)
                                                                                   ---------    ---------    ---------
    Net Cash Used in Investing Activities ......................................    (287,193)    (105,548)     (66,017)
                                                                                   ---------    ---------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Net increase (decrease) in total deposits ....................................     167,203      148,236       (2,533)
  Net increase (decrease) in other borrowings and federal funds
       purchased ...............................................................     (23,168)      39,165       61,532
  Proceeds from Federal Home Loan Bank advances ................................     645,650      485,090      995,750
  Payments of Federal Home Loan Bank advances ..................................    (650,924)    (513,112)    (956,754)
  Retirement of long-term debt .................................................                                (1,000)
  Dividends paid ...............................................................     (11,040)      (8,406)      (7,236)
  Proceeds from issuance of guaranteed preferred beneficial interest in
       Company's subordinated debentures .......................................      48,712
  Redemption of guaranteed preferred beneficial interest in Company's
       subordinated debentures .................................................     (17,250)
  Repurchase of common stock ...................................................     (12,578)     (23,191)     (13,168)
  Proceeds from issuance of common stock .......................................       1,738        2,565        2,718
                                                                                   ---------    ---------    ---------
    Net Cash From Financing Activities .........................................     148,343      130,347       79,309
                                                                                   ---------    ---------    ---------
    Net Increase (Decrease) in Cash and Cash Equivalents .......................       1,010       10,206       (7,624)
Cash and Cash Equivalents at Beginning of Year .................................      60,731       50,525       58,149
                                                                                   ---------    ---------    ---------
       Cash and Cash Equivalents at End of Year ................................   $  61,741    $  60,731    $  50,525
                                                                                   =========    =========    =========
Cash paid during the year for
  Interest .....................................................................   $  37,516    $  48,052    $  64,255
  Income taxes .................................................................      10,738       11,693        9,746
Transfer of loans to other real estate .........................................       4,106        5,399        2,318
Transfer of securities held to maturity to available for sale ..................                                20,098
Real estate loans securitized ..................................................                                50,100

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

         Our Banks transact business in the single industry of commercial banking. Our Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending as well as insurance premium and extended automobile warranty financing. The principal markets are the rural and suburban communities across lower Michigan that are served by our Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Our financing for insurance premiums and extended automobile warranties is provided across the United States through our wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. Subject to established underwriting criteria, our Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2003, 77% of our Banks' loan portfolios were secured by real estate.

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

         COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments. The net change in unrealized gain or loss on securities available for sale in 2003 and 2002 reflects net losses reclassified into earnings of $0.8 million and $24,000, respectively, and reflects a net gain reclassified into earnings of $0.5 million in 2001. The net change in unrealized loss on derivative instruments in 2001 reflects expense reclassified into earnings totaling $0.9 million. The reclassification of these amounts from comprehensive income resulted in a federal income tax benefit of $0.3 million, $8,000 and $0.1 million in 2003, 2002 and 2001, respectively.

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

         SECURITIES - We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which our Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2003 and 2002. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

         Certain loan fees and direct loan origination costs are deferred and recognized as an adjustment of yield over the anticipated life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the anticipated life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for a letter of credit are recognized as revenue over its life.

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

         During 2003 and 2002 we foreclosed on certain loans secured by real estate and transferred approximately $4.1 million and $5.4 million, respectively to other real estate. At the time of foreclosure amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair market values, less estimated costs to sell. During 2003 and 2002, we sold other real estate with book balances of approximately $4.8 million and $2.9 million, respectively. Gains or losses on the sale of other real estate are recorded in other expense on the income statement.

         Other real estate and repossessed assets totaling $3.3 million and $3.9 million at December 31, 2003 and 2002, respectively, are included in accrued income and other assets.

         INTANGIBLE ASSETS - We adopted Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS #141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142"). These two Statements have a profound effect on how organizations account for business combinations and for the purchased goodwill and intangible assets that arise from those combinations or are acquired otherwise. SFAS #141 was effective for all business combinations initiated after June 30, 2001, and for all purchase method business combinations completed after June 30, 2001, and requires that such combinations be accounted for using the purchase method of accounting. SFAS #142 was effective for fiscal years beginning after December 15, 2001 and requires that the amortization of goodwill cease and that goodwill instead only be reviewed for impairment. Prior to 2002, we recognized approximately $0.7 million, net of tax, of goodwill amortization annually. This amortization ceased upon adoption of SFAS #142 on January 1, 2002. Based on our review of goodwill recorded on the Statement of Condition, no impairment existed as of December 31, 2003. Prior to the year ended December 31, 2001 goodwill was being amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years.

         Other intangible assets, including core deposit and customer relationship intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years.

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

         Upon adoption of SFAS #133, we recorded the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued expenses and other liabilities. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. It is anticipated that approximately $2.8 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2003, will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at December 31, 2003 is 5.6 years.

         Also upon adoption of SFAS #133, we recorded fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) were also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

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

         STOCK BASED COMPENSATION - We apply APB Opinion No. 25 in accounting for our stock based compensation plans and, accordingly, no compensation cost has been recognized for our stock options. We have elected to provide pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation. Our stock based compensation plans are described more fully in Note #14.

         COMMON STOCK - At December 31, 2003, 0.6 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.6 million shares of common stock were reserved for issuance under stock option plans.

         RECLASSIFICATION - Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the 2003 presentation.

NOTE 2 - ACQUISITION

         On April 15, 2003, we completed the acquisition of Mepco Insurance Premium Financing, Inc. with the purpose of adding a high margin business with good growth prospects and to take advantage of our relatively lower cost of funds and greater access to capital. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. As a result of the closing of this transaction we issued 272,439 shares of common stock, with a value of $5.0 million, and paid out $5.0 million in cash on April 15, 2003 as the initial consideration. Under the terms of the agreement and plan of merger additional contingent consideration may be paid in the future pursuant to a five-year earn out. Included in our 2003 results are Mepco's operations subsequent to April 15, 2003.

         A condensed balance sheet of Mepco at the date of acquisition follows:

                                         (in thousands)
Cash ..........................            $  2,217
Finance receivables, net ......              99,156
Property and equipment ........               1,233
Intangible assets .............               2,824
Goodwill ......................               9,396
Other assets ..................               3,005
                                           --------
  Total assets acquired .......             117,831
                                           --------
Short-term borrowings .........              79,893
Financed premiums payable .....              24,628
Other liabilities .............               3,028
                                           --------
  Total liabilities assumed....             107,549
                                           --------
  Net assets acquired .........            $ 10,282
                                           ========

         We recorded purchase accounting adjustments related to the Mepco acquisition including recording goodwill of $9.4 million (non-deductible for federal income tax purposes), establishing a customer relationship intangible of $2.6 million, a covenant not to compete of $0.2 million and writing down fixed assets (software in the process of development) by $2.3 million. The customer relationship intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2003 was $0.6 million for amortization of the customer relationship intangible and the covenant not to compete.

         The unaudited pro-forma information presented in the following table has been prepared based on our historical results combined with Mepco. The information has been combined to present the results of operations as if the acquisition had occurred at the beginning of the periods presented. The proforma results are not necessarily indicative of the results which would have actually been attained if the acquisition had been consummated in the past or what may be attained in the future:

                                 Year Ended December 31,
                                    2003       2002
                                  --------   --------
                                   (in thousands)
Total revenue .........           $185,100   $172,700
                                  ========   ========
Net income ............           $ 37,750   $ 30,300
                                  ========   ========
Earnings per share.....           $   1.87   $   1.46
                                  ========   ========

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         Our Banks' legal reserve requirements were satisfied by average vault cash and non-interest earning balances with the Federal Reserve Bank of $18.8 million and $15.7 million during 2003 and 2002, respectively. Our Banks do not maintain compensating balances with correspondent banks.

NOTE 4 - SECURITIES

Securities available for sale consist of the following at December 31:

                                                              Amortized        Unrealized        Fair
                                                                 Cost       Gains     Losses     Value
                                                               --------   --------   --------   --------
                                                                          (in thousands)
2003
  U.S. Treasury ......................................         $    300   $      1              $    301
  Mortgage-backed ....................................          137,839      1,396   $    249    138,986
  Other asset-backed .................................           32,721        648        239     33,130
  Obligations of states and political subdivisions ...          188,076     10,570        855    197,791
  Trust preferred ....................................           29,041      2,186        149     31,078
  Preferred stock ....................................           30,374        142        253     30,263
  Corporate ..........................................           21,171        738                21,909
  Other ..............................................              538                              538
                                                               --------   --------   --------   --------
    Total ............................................         $440,060   $ 15,681   $  1,745   $453,996
                                                               ========   ========   ========   ========

2002
  U.S. Treasury ......................................         $    300   $      6              $    306
  Mortgage-backed ....................................           81,941      2,983   $      1     84,923
  Other asset-backed .................................           42,114        855        831     42,138
  Obligations of states and political subdivisions....          155,076      8,090        249    162,917
  Trust preferred ....................................           32,013      1,743        545     33,211
  Preferred stock ....................................           25,386        911                26,297
  Corporate ..........................................           20,682        302        167     20,817
  Other ..............................................              637                              637
                                                               --------   --------   --------   --------
    Total ............................................         $358,149   $ 14,890   $  1,793   $371,246
                                                               ========   ========   ========   ========

         Our investments' gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been a continuous unrealized loss position, at December 31, 2003 follows:

                                                         Less Than Twelve Months   Twelve Months or More             Total
                                                         ------------------------  -----------------------  -----------------------
                                                                       Unrealized              Unrealized                Unrealized
                                                         Fair Value      Losses    Fair Value    Losses     Fair Value     Losses
                                                         ----------    ----------  ----------  ----------   ----------   ----------
                                                                                      (in thousands)
Mortgage-backed .....................................      $47,894      $   249                               $47,894     $   249
Other asset-backed ..................................                                $ 5,859     $   239        5,859         239
Obligations of states and political subdivisions ....       17,950          805        1,948          50       19,898         855
Trust preferred securities ..........................        7,143          149                                 7,143         149
Preferred stock .....................................        5,244          253                                 5,244         253
                                                           -------      -------      -------     -------      -------     -------
  Total .............................................      $78,231      $ 1,456      $ 7,807     $   289      $86,038     $ 1,745
                                                           =======      =======      =======     =======      =======     =======

         We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse.

         The amortized cost and fair value of securities available for sale at December 31, 2003, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized            Fair
                                                           Cost               Value
                                                           ----               -----
                                                                (in thousands)
Maturing within one year ..........................      $ 10,943           $ 11,162
Maturing after one year but within five years .....        37,848             40,241
Maturing after five years but within ten years ....        46,822             50,375
Maturing after ten years ..........................       142,975            149,301
                                                         --------           --------
                                                          238,588            251,079
Mortgage-backed ...................................       137,839            138,986
Other asset-backed ................................        32,721             33,130
Preferred stock ...................................        30,374             30,263
Other .............................................           538                538
                                                         --------           --------
  Total ...........................................      $440,060           $453,996
                                                         ========           ========

         A summary of proceeds from the sale of securities and gains and losses follows:

                                                                       Realized
                                                Proceeds        Gains           Losses
                                                --------        -----           ------
                                                           (in thousands)
2003 (1) .............................          $20,446         $827            $1,606
2002 (1) .............................           66,390          809               833
2001 .................................           18,925          524                 2

(1) Losses in 2003 and 2002 include a $0.8 million other than temporary impairment charge on a trust-preferred security.

         Securities with a book value of $186.3 million and $136.8 million at December 31, 2003 and 2002, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2003 or 2002.

         NOTE 5 - LOANS

         An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                                  2003            2002            2001
                                                                  ----            ----            ----
                                                                              (in thousands)
Balance at beginning of year.............................       $16,705         $16,167         $13,982
  Allowance on loans from business acquired .............           517
  Provision charged to operating expense.................         4,032           3,562           3,737
  Recoveries credited to allowance.......................         1,087             733             644
  Loans charged against allowance........................        (4,613)         (3,757)         (2,196)
                                                                -------         -------         -------
Balance at end of year...................................       $17,728         $16,705         $16,167
                                                                =======         =======         =======

         Loans are presented net of deferred loan fees of $1.8 million at December 31, 2003, and $2.4 million at December 31, 2002.

         Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $12.7 million, $10.0 million and $9.0 million at December 31, 2003, 2002 and 2001, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.7 million, $0.9 million, and $0.6 million of interest income would have been realized in 2003, 2002 and 2001, respectively. Interest income realized on these loans was approximately $0.3 million, $0.3 million and $0.2 million in 2003, 2002 and 2001, respectively.

         Impaired loans totaled approximately $13.5 million, $5.4 million and $5.1 million at December 31, 2003, 2002 and 2001, respectively. Our Banks' average investment in impaired loans was approximately $10.1 million, $6.8 million and $4.1 million in 2003, 2002 and 2001, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.4 million, $0.2 million and $0.1 million in 2003, 2002 and 2001, respectively. Certain impaired loans with a balance of approximately $9.6 million, $3.1 million and $1.4 million had specific allocations of the allowance for loan losses totaling approximately $1.4 million, $1.3 million and $0.5 million at December 31, 2003, 2002 and 2001, respectively.

         At December 31, 2003, 2002 and 2001, our Banks serviced loans totaling $1.179 billion, $0.882 billion and $0.846 billion, respectively, for the benefit of third parties.

         An analysis of capitalized mortgage servicing rights for the years ended December 31 follows:

                                                                                   2003          2002           2001
                                                                                   ----          ----           ----
                                                                                             (in thousands)
Balance at beginning of year.............................................       $    4,455     $  4,299      $  4,582
  Originated servicing rights capitalized................................            7,700        3,637         1,353
  Amortization ..........................................................           (3,655)      (2,386)       (1,636)
  Change in impairment reserve...........................................              373       (1,095)
                                                                                ----------     --------      --------
Balance at end of year...................................................       $    8,873     $  4,455      $  4,299
                                                                                ==========     ========      ========
Impairment reserve.......................................................       $      722     $  1,095
                                                                                ==========     ========      ========
Loans sold and serviced that have had servicing rights capitalized ......       $1,140,600     $793,700      $670,800
                                                                                ==========     ========      ========

         Capitalized mortgage servicing rights are included on the consolidated statement of financial position in accrued income and other assets.

NOTE 6 - PROPERTY AND EQUIPMENT

         A summary of property and equipment at December 31 follows:

                                                           2003             2002
                                                           ----             ----
                                                                (in thousands)
Land...........................................         $  9,202         $  8,973
Buildings......................................           39,954           37,361
Equipment......................................           39,881           34,359
                                                        --------         --------
                                                          89,037           80,693
Accumulated depreciation and amortization......          (45,058)         (39,958)
                                                        --------         --------
   Property and equipment, net.................         $ 43,979         $ 40,735
                                                        ========         ========

NOTE 7 - INTANGIBLE ASSETS

         Intangible assets, net of amortization, at December 31 follows:

                                                                         2003                             2002
                                                                         ----                             ----
                                                                Gross                           Gross
                                                               Carrying      Accumulated       Carrying      Accumulated
                                                                Amount       Amortization       Amount       Amortization
                                                                ------       ------------       ------       ------------
                                                                                     (in thousands)
Amortized intangible assets
  Core deposit intangibles ................................     $13,386         $8,067          $13,386         $6,966
  Customer relationship ...................................       2,604            589
  Other ...................................................         220             31
                                                                -------         ------          -------         ------
    Total .................................................     $16,210         $8,687          $13,386         $6,966
                                                                =======         ======          =======         ======
Unamortized intangible assets - Goodwill...................     $16,696                         $ 7,299
                                                                =======                         =======

         The $9.4 million increase in the gross carrying amount of goodwill and the addition of the customer relationship intangible and other intangible are the result of the acquisition of Mepco Insurance Premium Financing, Inc. The customer relationship intangible is being amortized on an accelerated basis over ten years while the covenant not to compete is being amortized straight-line over five years.

         A summary of estimated intangible amortization, primarily amortization of core deposit and customer relationship intangibles, at December 31, 2003, follows:

                                                    (in thousands)
2004........................................           $1,794
2005........................................            1,556
2006........................................            1,392
2007........................................            1,278
2008........................................            1,032
2009 and thereafter.........................              471
                                                       ------
    Total...................................           $7,523
                                                       ======

         Changes in the carrying amount of goodwill and amortizing intangibles by reporting segment for the year ended December 31, 2003, follows:

                                                         IB      IBWM      IBSM      IBEM      Mepco      Other(1)    Total
                                                         --      ----      ----      ----      -----      --------    -----
                                                                                 (in thousands)
Goodwill
  Balance at beginning of year ....................    $6,754   $    32             $   180              $     333   $  7,299
    Acquired during year ..........................                                           $  9,397                  9,397
                                                       ------   -------   -------   -------   --------   ---------   --------
  Balance at end of year...........................    $6,754   $    32             $   180   $  9,397   $     333   $ 16,696
                                                       ======   =======   =======   =======   ========   =========   ========

Core Deposit Intangible, net ......................
  Balance at beginning of year ....................    $  714   $   124   $   736   $ 4,757              $      89   $  6,420
    Amortization...................................      (130)      (29)     (142)     (784)                   (16)    (1,101)
                                                       ------   -------   -------   -------   --------   ---------   --------
  Balance at end of year...........................    $  584   $    95   $   594   $ 3,973              $      73   $  5,319
                                                       ======   =======   =======   =======   ========   =========   ========

Customer Relationship Intangible, net..............
  Balance at beginning of year ....................
    Acquired during year ..........................                                           $  2,604               $  2,604
    Amortization...................................                                               (589)                  (589)
                                                       ------   -------   -------   -------   --------   ---------   --------
  Balance at end of year...........................                                           $  2,015               $  2,015
                                                       ======   =======   =======   =======   ========   =========   ========

Other Intangibles, net ............................
  Balance at beginning of year ....................
    Acquired during year ..........................                                           $    220               $    220
    Amortization...................................                                                (31)                   (31)
                                                       ------   -------   -------   -------   --------   ---------   --------
  Balance at end of year...........................                                           $    189               $    189
                                                       ======   =======   =======   =======   ========   =========   ========

(1) Includes items relating to our parent company and certain insignificant operations.

         A reconciliation of reported net income to net income adjusted to reflect the adoption of SFAS #142 for the years ended December 31 follows:

                                                         2003             2002            2001
                                                         ----             ----            ----
                                                        (in thousands, except per share amounts)
Net income:
  Reported net income .............................     $37,592         $29,467         $24,398
  Add back - goodwill amortization ................                                         712
                                                        -------         -------         -------
    Adjusted net income ...........................     $37,592         $29,467         $25,110
                                                        =======         =======         =======

Basic earnings per share:
  Reported net income .............................     $  1.91         $  1.46         $  1.17
  Add back - goodwill amortization ................                                         .03
                                                        -------         -------         -------
    Adjusted net income ...........................     $  1.91         $  1.46         $  1.20
                                                        =======         =======         =======

Diluted earnings per share: .......................
  Reported net income .............................     $  1.87         $  1.44         $  1.15
  Add back - goodwill amortization ................                                         .04
                                                        -------         -------         -------
    Adjusted net income ...........................     $  1.87         $  1.44         $  1.19
                                                        =======         =======         =======

NOTE 8 - DEPOSITS

         A summary of interest expense on deposits for the years ended December 31 follows:

                                                          2003           2002              2001
                                                          ----           ----              ----
                                                                    (in thousands)
Savings and NOW ...................................     $ 4,879        $ 7,444          $ 11,484
Time deposits under $100,000.......................       9,841         14,219            20,705
Time deposits of $100,000 or more .................      13,082         13,471            12,422
                                                        -------        -------          --------
        Total .....................................     $27,802        $35,134          $ 44,611
                                                        =======        =======          ========

         Aggregate time deposits in denominations of $100,000 or more amounted to $496.2 million, $347.5 million, and $239.0 million at December 31, 2003, 2002 and 2001, respectively.

         A summary of the maturity of time deposits at December 31, 2003, follows:

                                      (in thousands)
2004................................    $429,944
2005................................     127,938
2006................................      71,829
2007................................      68,102
2008................................      39,665
2009 and thereafter.................      72,054
                                        --------
      Total.........................    $809,532
                                        ========

NOTE 9 - OTHER BORROWINGS

         A summary of other borrowings at December 31 follows:

                                                          2003             2002
                                                          ----             ----
                                                              (in thousands)
Advances from Federal Home Loan Bank ...........        $188,788        $194,061
Repurchase agreements..........................          140,969          98,712
Notes payable...................................                          12,600
U.S. Treasury demand notes......................           1,858           4,840
Other...........................................             204             200
                                                        --------        --------
        Total...................................        $331,819        $310,413
                                                        ========        ========

         Advances from the Federal Home Loan Bank ("FHLB") are secured by our Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 160% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2003, our Banks had unused borrowing capacity with the FHLB (subject to the FHLB's credit requirements and policies) of $143.0 million. Interest expense on advances amounted to $5.4 million, $5.2 million and $11.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. During 2003, 2002 and 2001 we prepaid $5.0 million, $4.0 million and $20.0 million, respectively, of FHLB advances and incurred losses during those same periods of $1.0 million, $0.1 million and $0.2 million, respectively. These losses were recorded in other expenses.

         As members of the FHLB, our Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2003, our Banks were in compliance with the FHLB stock ownership requirements.

         Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2003, advances totaling $10.0 million, with a stated maturity of 2008 are convertible in 2004 and beyond.

         The maturity and weighted average interest rates of FHLB advances at December 31 follow:

                                                  2003                        2002
                                                 Amount         Rate          Amount          Rate
                                                 ------         ----          ------          ----
                                                                 (dollars in thousands)
Fixed-rate advances
    2003 ..................................                                $   10,515        4.39%
    2004 ..................................     $ 34,000        1.44%           4,000        3.17
    2005 ..................................        3,100        4.10            2,100        5.05
    2006 ..................................        1,500        2.32
    2007 ..................................        5,000        2.83            1,000        4.64
    2008 ..................................       11,000        5.43           10,000        5.51
    2009 and thereafter ...................       30,038        6.61           35,246        6.73
                                                --------        ----       ----------        ----
      Total fixed-rate advances ...........       84,638        3.99           62,861        5.83
                                                --------        ----       ----------        ----
Variable-rate advances
    2003 ..................................                                   131,200        1.50
    2004 ..................................      104,150        1.30
                                                --------        ----       ----------        ----
      Total variable-rate advances ........      104,150        1.30          131,200        1.50
                                                --------        ----       ----------        ----
        Total advances ....................     $188,788        2.51%      $  194,061        2.90%
                                                ========        ====       ==========        ====

         Repurchase agreements are secured by U.S. Treasury, mortgage-backed, asset-backed and corporate securities with a book value of approximately $161.0 million and $106.0 million at December 31, 2003 and 2002, respectively which are being held by the counterparty to the repurchase agreement.

         Repurchase agreements averaged $122.4 million, $93.1 million and $13.7 million during 2003, 2002 and 2001, respectively. The maximum amounts outstanding at any month end during 2003, 2002 and 2001 were $141.0 million, $109.2 million and $55.0 million, respectively. Interest expense on repurchase agreements totaled $1.7 million, for the years ended 2003 and 2002 and $0.3 million for the year ended 2001.

         We have established an unsecured credit facility comprised of a $20.0 million revolving credit agreement. At December 31, 2003, there was no balance outstanding on the revolving credit facility. During 2003 and 2002 the revolving credit facility accrued interest at federal funds, plus 1.00%. We are also charged 28 basis points on the unused balance of the revolving credit facility. Under the revolving credit agreement, we are subject to certain restrictive covenants. As of December 31, 2003, we were in compliance with all covenants.

NOTE 10 - GUARANTEED PREFERRED BENEFICIAL INTERESTS
IN COMPANY'S SUBORDINATED DEBENTURES

         During 2003, our consolidated trust subsidiary, IBC Capital Finance II, completed its public offering of 2,024,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The Preferred Securities represent an interest in our Company's subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 8.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

         The Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of March 31, 2033, at our option after March 31, 2008, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. We have the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

         A portion of the proceeds from the offering referenced above were used to redeem our 9.25% Preferred Securities originally issued in 1996. The 690,000 shares of Preferred Securities outstanding were redeemed at the liquidation preference on April 21, 2003. At December 31, 2002, our consolidated trust subsidiary, IBC Capital Finance, had issued and outstanding, 690,000 shares of Preferred Securities with a liquidation preference of $25 per security. These Preferred Securities represented an interest in our Company's subordinated debentures, which had terms that were similar to the Preferred Securities. Distributions on these securities were payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

         Interest expense on our Preferred Securities is recorded in interest expense on other borrowings.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

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

         A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                                                          2003            2002
                                                                                          ----            ----
                                                                                             (in thousands)
Financial instruments whose risk is represented by contract amounts
  Commitments to extend credit .................................................        $146,265        $141,197
  Standby letters of credit.....................................................          27,850          26,731

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

         Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2004.

NOTE 12 - EARNINGS PER SHARE

         A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

                                                                                        2003        2002             2001
                                                                                        ----        ----             ----
                                                                                    (in thousands, except per share amounts)
Net income before cumulative effect of change in accounting principle.........        $37,592      $29,467         $24,433
                                                                                      =======      =======         =======
Net income ...................................................................        $37,592      $29,467         $24,398
                                                                                      =======      =======         =======

Shares outstanding(1) ........................................................         19,635       20,131          20,842
  Effect of stock options.....................................................            424          385             333
                                                                                      -------      -------         -------
    Shares outstanding for calculation of diluted earnings per share(1) ......         20,059       20,516          21,175
                                                                                      =======      =======         =======
Net income per share before cumulative effect of change in accounting principle ..................................................................
  Basic.......................................................................        $  1.91      $  1.46         $  1.17
                                                                                      =======      =======         =======
  Diluted ....................................................................        $  1.87      $  1.44         $  1.15
                                                                                      =======      =======         =======
Net income per share
  Basic.......................................................................        $  1.91      $  1.46         $  1.17
                                                                                      =======      =======         =======
  Diluted ....................................................................        $  1.87      $  1.44         $  1.15
                                                                                      =======      =======         =======

(1) Shares outstanding have been adjusted for a 10% stock dividend in 2003, 5% stock dividends in 2002 and 2001 and a three-for-two stock split in 2002.

NOTE 13 - FEDERAL INCOME TAX

         The composition of federal income tax expense (benefit) for the years ended December 31 follows:

                                                  2003           2002             2001
                                                  ----           ----             ----
                                                            (in thousands)
Current ...................................     $ 9,299        $ 10,422         $ 10,374
Deferred ..................................       4,428             974           (1,086)
                                                -------        --------         --------
  Federal income tax expense ................   $13,727        $ 11,396         $  9,288
                                                =======        ========         ========

         A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income before federal income tax for the years ended December 31 follows:

                                                                          2003            2002             2001
                                                                          ----            ----             ----
                                                                                      (in thousands)
Statutory rate applied to income before federal income tax..........    $17,962         $14,302         $ 11,802
Tax-exempt interest income..........................................     (3,358)         (2,848)          (2,387)
Bank owned life insurance ..........................................       (501)           (141)
Dividends paid to Employee Savings and Stock Ownership Plan.........       (188)
Amortization of goodwill ...........................................                                         256
Other, net..........................................................       (188)             83             (383)
                                                                        -------         -------         --------
   Federal income tax expense ......................................    $13,727         $11,396         $  9,288
                                                                        =======         =======         ========

         The deferred federal income tax expense of $4.4 million and $1.0 million in 2003 and 2002, respectively and the deferred federal income tax benefit of $1.1 million in 2001, resulted from the tax effect of temporary differences. Federal income tax expense in 2001 includes a benefit of $0.4 million resulting from an adjustment of net deferred tax assets associated with an increase in our tax rate from 34% to 35%.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                          2003             2002
                                                                          ----             ----
                                                                              (in thousands)
Deferred tax assets
  Net operating loss carryforward...............................        $ 7,194         $  8,202
  Allowance for loan losses.....................................          6,264            5,847
  Unrealized loss on derivative financial instruments ..........          1,614            3,190
  Deferred compensation.........................................            634              431
  Fixed assets..................................................            545              339
  Loans held for sale...........................................            171              670
  Deferred loan fees............................................            170
  Deferred insurance premiums...................................            520              287
  Purchase discounts, net.......................................                             319
  Other.........................................................            385              347
                                                                        -------         --------
    Gross deferred tax assets...................................         17,497           19,632
Deferred tax liabilities
  Unrealized gain on securities available for sale .............          4,875            4,584
  Mortgage servicing rights.....................................          3,105            1,559
  Purchase premiums, net........................................            491
  Deferred loan fees............................................                             216
                                                                        -------         --------
    Gross deferred tax liabilities..............................          8,471            6,359
                                                                        -------         --------
      Net deferred tax assets...................................        $ 9,026         $ 13,273
                                                                        =======         ========

         At December 31, 2003, the Company had a net operating loss ("NOL") carryforward of approximately $20.6 million which, if not used against taxable income, will expire as follows:

                                              (in thousands)
2008.......................................     $ 8,918
2009.......................................          81
2010.......................................       6,779
2011.......................................         929
2012.......................................         411
2018.......................................       3,437
                                                -------
        Total..............................     $20,555
                                                =======

         The use of the $20.6 million NOL carryforward, which was acquired through the acquisition of Mutual Savings Bank, f.s.b., is limited to $2.9 million per year as the result of a change in control as defined in the Internal Revenue Code.

         We believe that the tax benefits associated with the deferred tax assets will more likely than not be realized, and therefore no valuation allowance is considered necessary.

NOTE 14 - EMPLOYEE BENEFIT PLANS

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

         The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                                        2003           2002              2001
                                                        ----           ----              ----
Expected dividend yield ........................        2.53%           2.48%            3.17%
Risk-free interest rate ........................        4.04            5.11             5.22
Expected life (in years) .......................        9.4             9.9             10.0
Expected volatility.............................       33.20%          35.91%           41.62%
Per share weighted-average fair value ..........      $ 7.57          $ 6.87           $ 4.50

         The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

                                                                                  2003            2002            2001
                                                                                  ----            ----            ----
                                                                                (in thousands, except per share amounts)
Net income - as reported .................................................      $ 37,592        $29,467         $24,398
  Stock based compensation expense determined under fair value based
  method, net of related tax effect.......................................        (1,355)        (1,572)         (1,007)
                                                                                --------        -------         -------
    Pro-forma net income..................................................      $ 36,237        $27,895         $23,391
                                                                                ========        =======         =======
Income per share
  Basic
    As reported...........................................................      $    1.91       $  1.46         $  1.17
    Pro-forma.............................................................           1.85          1.39            1.12
  Diluted
    As reported...........................................................      $    1.87       $  1.44         $  1.15
    Pro-forma.............................................................           1.81          1.36            1.10

         A summary of outstanding stock option grants and transactions follows:

                                                          Number        Average
                                                            of          Exercise
                                                          Shares         Price
                                                          ------         -----
Outstanding at January 1,2001.................          1,327,852       $ 8.21
  Granted.....................................            382,498        11.09
  Exercised...................................           (478,080)        7.51
  Forfeited...................................            (14,082)       10.25
                                                        ---------         ----
Outstanding at December 31,2001...............          1,218,188         9.38
  Granted.....................................            376,624        16.77
  Exercised...................................           (384,981)        8.96
                                                        ---------         ----
Outstanding at December 31,2002...............          1,209,831        11.82
  Granted.....................................            306,136        21.06
  Exercised...................................           (384,344)       11.75
  Forfeited...................................            (10,992)       18.13
                                                        ---------         ----
Outstanding at December 31,2003...............          1,120,631       $14.30
                                                        =========       ======

         A summary of stock options outstanding at December 31, 2003 follows:

                                         Options Outstanding                   Options Exercisable
                                         -------------------                   -------------------
                                                 Weighted-Average                       Weighted-Average
                                Number       -----------------------     Number     -----------------------
                                  of          Remaining     Exercise       of        Remaining     Exercise
Range of Exercise Prices        Shares       Life (years)    Price       Shares     Life (years)     Price
------------------------        ------       ------------    -----       ------     ------------     -----
$3.52 to $8.35 ...........      292,040         4.20        $ 7.26       292,040       4.20        $ 7.26
$8.36 to $13.12 ..........      215,212         7.23         10.98       215,212       7.23         10.98
$13.13 to $17.03 .........      293,056         8.16         16.53       293,056       8.16         16.53
$17.04 to $19.22 .........      145,033         9.02         19.07        17,766       7.02         18.03
$19.23 to $30.40..........      175,290         8.28         22.43         1,924       6.30         19.39
                              ---------         ----        ------       -------       ----        ------
                              1,120,631         7.08        $14.30       819,998       5.46        $11.81
                              =========         ====        ======       =======       ====        ======

         We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. During 2003, 2002 and 2001, $2.8 million, $2.4 million and $1.8 million respectively, was expensed for these retirement plans.

         Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled

$3.2 million, $2.6 million, and $2.2 million, in 2003, 2002 and 2001, respectively.

         We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $3.5 million, $2.8 million and $2.1 million, in 2003, 2002 and 2001, respectively. These insurance programs are also available to retired employees at their expense.

NOTE 15 - DERIVATIVE FINANCIAL INSTRUMENTS

         Our derivative financial instruments according to the type of hedge in which they are designated under SFAS #133 at December 31 follow:

                                                                                       2003
                                                                                     Average
                                                                        Notional     Maturity             Fair
                                                                         Amount      (years)             Value
                                                                         ------      -------             -----
                                                                                (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements.......    $ 81,159        4.5             $   141
                                                                        ========        ===             =======
Cash Flow Hedge - pay-fixed interest-rate swap agreements...........    $343,500        1.5             $(4,180)
                                                                        ========        ===             =======
No hedge designation
 Pay-fixed interest-rate swap agreements ...........................    $ 30,000        1.0             $   (83)
 Rate-lock real estate mortgage loan commitments....................      15,400         .1                 194
 Mandatory commitments to sell real estate mortgage loans ..........      46,200         .1                (140)
                                                                        --------         --             -------
  Total.............................................................    $ 91,600         .4             $   (29)
                                                                        ========         ==             =======

                                                                                              2002
                                                                                            Average
                                                                                Notional    Maturity          Fair
                                                                                 Amount     (years)           Value
                                                                                 ------     -------           -----
                                                                                        (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements........           $ 25,000       7.3          $     28
                                                                                ========       ===          ========
Cash Flow Hedge
  Pay-fixed interest-rate swap agreements ...........................           $236,000       1.5          $ (7,494)
  Interest-rate collar agreements....................................             10,000       0.9              (404)
                                                                                --------       ---          --------
    Total............................................................           $246,000       1.5          $ (7,898)
                                                                                ========       ===          ========

No hedge designation
  Rate-lock real estate mortgage loan commitments....................           $ 59,000        .1          $    504
  Mandatory commitments to sell real estate mortgage loans ..........            182,000        .1            (1,492)
                                                                                --------        --          --------
    Total............................................................           $241,000        .1          $   (988)
                                                                                ========        ==          ========

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

         Our Banks use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of their balance sheets, which expose our Banks to variability in interest rates. To meet their objectives, our Banks may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps.

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

         The impact of SFAS #133 on net income and other comprehensive income is as follows:

                                                                                                 Other
                                                                                              Comprehensive
                                                                               Net Income        Income          Total
                                                                               ----------        ------          -----
                                                                                              (in thousands)
Change in fair value during the year ended December 31, 2003 ..............
   Interest rate swap agreements not designated as hedges .................     $   (83)                        $   (83)
   Rate-lock real estate mortgage loan commitments.........................        (310)                           (310)
   Mandatory commitments to sell real estate mortgage loans ...............       1,352                           1,352
   Ineffectiveness of cash flow hedges.....................................         (33)                            (33)
   Cash flow hedges .......................................................         (24)        $ (3,178)        (3,202)
   Reclassification adjustment ............................................                        6,920          6,920
                                                                                -------         --------        -------
     Total.................................................................         902            3,742          4,644
   Federal income tax .....................................................         316            1,310          1,626
                                                                                -------         --------        -------
       Total, net of federal income tax....................................     $   586         $  2,432        $ 3,018
                                                                                =======         ========        =======

Change in fair value during the year ended December 31, 2002 ..............
   Interest rate swap agreements not designated as hedges .................     $   848                         $   848
   Rate-lock real estate mortgage loan commitments.........................       2,129                           2,129
   Mandatory commitments to sell real estate mortgage loans ...............      (4,045)                         (4,045)
   Fair value hedges.......................................................          22                              22
   Ineffectiveness of cash flow hedges.....................................          72                              72
   Cash flow hedges .......................................................          43         $ (8,182)        (8,139)
   Reclassification adjustment ............................................                        6,807          6,807
                                                                                -------         --------        -------
     Total.................................................................        (931)          (1,375)        (2,306)
   Federal income tax .....................................................        (326)            (481)          (807)
                                                                                -------         --------        -------
       Total, net of federal income tax....................................     $  (605)        $   (894)       $(1,499)
                                                                                =======         ========        =======

Cumulative effect of change in accounting principle at January 1, 2001
   Fair value adjustments of option contracts not designated as hedges ....     $  (215)                        $  (215)
   Interest rate swap agreements not designated as hedges .................         310                             310
   Fair value hedges.......................................................         (39)                            (39)
   Cash flow hedges .......................................................        (110)        $ (1,107)        (1,217)
                                                                                -------         --------        -------
     Total.................................................................         (54)          (1,107)        (1,161)
   Federal income tax .....................................................         (19)            (387)          (406)
                                                                                -------         --------        -------
       Total, net of federal income tax....................................     $   (35)        $   (720)       $  (755)
                                                                                =======         ========        =======

Change in fair value during the year ended December 31, 2001
   Option contracts not designated as hedges ..............................     $    26                         $    26
   Interest rate swap agreements not designated as hedges .................        (310)                           (310)
   Rate-lock real estate mortgage loan commitments.........................      (1,625)                         (1,625)
   Mandatory commitments to sell real estate mortgage loans ...............       2,553                           2,553
   Fair value hedges.......................................................          16                              16
   Ineffectiveness of cash flow hedges.....................................         (53)                            (53)
   Cash flow hedges .......................................................          26         $ (9,010)        (8,984)
   Reclassification adjustment ............................................                        3,571          3,571
                                                                                -------         --------        -------
     Total.................................................................         633           (5,439)        (4,806)
   Federal income tax .....................................................         222           (1,904)        (1,682)
                                                                                -------         --------        -------
       Total, net of federal income tax....................................     $   411         $ (3,535)       $(3,124)
                                                                                =======         ========        =======

NOTE 16 - RELATED PARTY TRANSACTIONS

         Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers of the Banks during 2003 and 2002.

         A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                                         2003              2002
                                                         ----              ----
                                                             (in thousands)
Balance at beginning of year......................      $ 26,000        $ 25,628
  New loans and advances..........................        23,611          18,668
  Repayments......................................       (22,852)        (18,296)
                                                        --------        --------
Balance at end of year............................      $ 26,759        $ 26,000
                                                        ========        ========

NOTE 17 - OTHER NON-INTEREST EXPENSES

         Other non-interest expenses for the years ended December 31 follow:

                                                                  2003            2002            2001
                                                                  ----            ----            ----
                                                                             (in thousands)
Advertising............................................         $ 4,011         $ 2,813         $ 2,490
Data processing........................................           3,942           3,209           2,558
Loan and collection....................................           3,352           3,028           2,598
Communications.........................................           2,895           2,484           2,275
Supplies...............................................           1,920           1,626           1,442
Amortization of intangible assets .....................           1,721           1,014           1,704
Legal and professional.................................           1,651           1,238           1,198
Other..................................................           7,398           5,383           6,372
                                                                -------         -------         -------
   Total non-interest expense .........................         $26,890         $20,795         $20,637
                                                                =======         =======         =======

NOTE 18 - LEASES

         We have non-cancelable operating leases for office facilities that provide for renewal options.

         A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2003, follows:

                                      (in thousands)
2004..............................     $  728
2005..............................        598
2006..............................        530
2007..............................        509
2008..............................        112
2009 and thereafter...............
                                       ------
  Total...........................     $2,477
                                       ======

         Rental expense on operating leases totaled $0.8 million in 2003 and $0.4 in 2002 and 2001, respectively.

NOTE 19 - REGULATORY MATTERS

         Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Banks can pay to us. At December 31, 2003, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that our Banks can pay us without prior approval was $48.7 million. It is not our intent to have dividends paid in amounts which would reduce the capital of our Banks to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

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

     Our actual capital amounts and ratios at December 31, 2003 follow:


                                                                                         Minimum Ratio             Minimum Ratio
                                                                      Actual             for Adequately        for Well-Capitalized
                                                                Amount     Ratio    Capitalized Institutions       Institutions
                                                               ------------------   ------------------------   ---------------------
                                                                                     (dollars in thousands)
Total capital to risk-weighted assets
        Consolidated ......................................    $  199,823  11.57%             8.00%                    10.00%
        Independent Bank ..................................        93,029  10.76              8.00                     10.00
        Independent Bank West Michigan ....................        38,566  10.83              8.00                     10.00
        Independent Bank South Michigan ...................        27,351  10.78              8.00                     10.00
        Independent Bank East Michigan ....................        26,529  10.81              8.00                     10.00

Tier 1 capital to risk-weighted assets
        Consolidated ......................................    $  182,145  10.55%             4.00%                     6.00%
        Independent Bank ..................................        84,592   9.78              4.00                      6.00
        Independent Bank West Michigan ....................        34,152   9.59              4.00                      6.00
        Independent Bank South Michigan ...................        24,859   9.80              4.00                      6.00
        Independent Bank East Michigan ....................        24,080   9.81              4.00                      6.00

Tier 1 capital to average assets
        Consolidated ......................................    $  182,145   7.91%             4.00%                     5.00%
        Independent Bank ..................................        84,592   7.46              4.00                      5.00
        Independent Bank West Michigan ....................        34,152   7.42              4.00                      5.00
        Independent Bank South Michigan ...................        24,859   7.06              4.00                      5.00
        Independent Bank East Michigan ....................        24,080   6.85              4.00                      5.00

NOTE 20 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

     We have purchased a "stable value wrap" for our bank owned life insurance that permits a surrender of this investment at the greater of its fair market or book value.

     Financial instrument liabilities with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

     Capitalized mortgage servicing rights have been valued based upon a valuation performed by an independent third party.

     Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

     Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

The estimated fair values and recorded book balances at December 31 follow:

                                                                                    2003                     2002
                                                                           Estimated    Recorded     Estimated   Recorded
                                                                             Fair         Book         Fair        Book
                                                                             Value       Balance       Value      Balance
                                                                          ----------   ----------   ----------   ----------
                                                                                           (in thousands)
Assets
        Cash and due from banks ......................................    $   61,700   $   61,700   $   60,700   $   60,700
        Securities available for sale ................................       454,000      454,000      371,200      371,200
        Net loans and loans held for sale ............................     1,689,800    1,682,300    1,511,900    1,494,300
        Bank owned life insurance ....................................        36,900       36,900       35,400       35,400
        Accrued interest receivable ..................................        11,100       11,100        9,000        9,000
        Capitalized mortgage servicing rights ........................        10,100        8,900        4,700        4,500

Liabilities
        Deposits with no stated maturity .............................    $  893,300   $  893,300   $  837,400   $  837,400
        Deposits with stated maturity ................................       816,100      809,500      706,200      698,200
        Other borrowings .............................................       449,500      436,300      361,200      351,500
        Accrued interest payable .....................................         4,100        4,100        4,600        4,600
        Derivative financial instruments .............................         4,100        4,100        8,900        8,900

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

NOTE 21 - OPERATING SEGMENTS

     Our reportable segments are based upon legal entities. We have five reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM"), Independent Bank East Michigan ("IBEM") and Mepco Insurance Premium Financing, Inc. ("Mepco"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments.

     A summary of selected financial information for our reportable segments follows:

                                          IB        IBWM       IBSM        IBEM       Mepco      Other(1)   Elimination      Total
                                     ---------- ---------- ----------   ---------- ----------   ----------  -----------   ----------
                                                                            (in thousands)
2003
   Total assets ...................  $1,007,934 $  464,782 $  359,920   $  352,800 $  164,707   $  223,293   $  214,879   $2,358,557
   Interest income ................      60,821     28,508     18,473       20,073     11,534           35           78      139,366
   Net interest income ............      40,762     21,081     12,454       14,339     10,474       (3,857)                   95,253
   Provision for loan losses ......       2,060      1,056       (118)         630        404                                  4,032
   Income (loss) before
      income tax ..................      23,317     15,249      7,857        6,196      3,942       (4,311)         931       51,319
   Net income (loss) ..............      17,212     10,681      5,816        5,076      2,412       (2,674)         931       37,592

2002
   Total assets ...................  $  965,167 $  427,465 $  321,980   $  341,931              $  176,010   $  174,991   $2,057,562
   Interest income ................      61,450     27,678     19,622       21,112                      29           76      129,815
   Net interest income ............      37,698     19,682     12,511       13,754                  (1,838)                   81,807
   Provision for loan losses ......       1,657        890        390          625                                             3,562
   Income (loss) before
      income tax ..................      19,970     11,716      6,697        5,615                  (2,432)         703       40,863
   Net income (loss) ..............      14,628      8,125      4,849        4,539                  (1,971)         703       29,467

2001
   Total assets ...................  $  878,664 $  387,607 $  295,683   $  327,628              $  166,340   $  167,465   $1,888,457
   Interest income ................      64,969     28,949     17,981       22,730                      31          158      134,502
   Net interest income ............      33,099     17,659     10,086       13,281                  (2,083)                   72,042
   Provision for loan losses ......       1,547        850        510          830                                             3,737
   Income (loss) before
      income tax ..................      16,581     10,050      5,210        5,561                  (3,194)         487       33,721
   Net income (loss) ..............      11,894      6,804      3,829        4,356                  (1,998)         487       24,398

(1) Includes amounts relating to our parent company and certain insignificant operations.

NOTE 22 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

     Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                       December 31,
                                                                   2003           2002
                                                                ----------     ----------
                                                                     (in thousands)
ASSETS
   Cash and due from banks ..................                   $   10,894     $    5,128
   Investment in subsidiaries ...............                      200,070        158,676
   Other assets .............................                        9,900          9,606
                                                                ----------     ----------
      Total Assets ..........................                   $  220,864     $  173,410
                                                                ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable ............................                                  $   12,600
   Subordinated debentures ..................                   $   52,165         17,783
   Other liabilities ........................                        6,483          4,980
   Shareholders' equity .....................                      162,216        138,047
                                                                ----------     ----------
      Total Liabilities and Shareholders' Equity                $  220,864     $  173,410
                                                                ==========     ==========

CONDENSED STATEMENTS OF OPERATIONS

                                                                                       Year Ended December 31,
                                                                                 2003           2002           2001
                                                                              ----------     ----------     ----------
                                                                                           (in thousands)
OPERATING INCOME
   Dividends from subsidiaries ............................................   $   26,775     $   26,450     $   23,100
   Management fees from subsidiaries and other income .....................       19,252         17,708         14,944
                                                                              ----------     ----------     ----------
      Total Operating Income ..............................................       46,027         44,158         38,044
                                                                              ----------     ----------     ----------

OPERATING EXPENSES
   Interest expense .......................................................        3,892          1,867          2,114
   Administrative and other expenses ......................................       21,084         19,340         16,764
                                                                              ----------     ----------     ----------
      Total Operating Expenses ............................................       24,976         21,207         18,878
                                                                              ----------     ----------     ----------
      Income Before Federal Income Tax and Undistributed Net Income
         of Subsidiaries ..................................................       21,051         22,951         19,166
Federal income tax credit .................................................        2,119            825          1,449
                                                                              ----------     ----------     ----------
      Income Before Equity in Undistributed Net Income of Subsidiaries ....       23,170         23,776         20,615
Equity in undistributed net income of subsidiaries ........................       14,422          5,691          3,783
                                                                              ----------     ----------     ----------
         Net Income .......................................................   $   37,592     $   29,467     $   24,398
                                                                              ==========     ==========     ==========

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                                 2003           2002           2001
                                                                              ----------     ----------     ----------
                                        `                                                  (in thousands)
Net Income ................................................................   $   37,592     $   29,467     $   24,398
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
   and accretion of discounts on securities and loans .....................        1,191          1,087          1,005
   Gain on sale of securities .............................................                        (146)
   Increase in other assets ...............................................       (2,125)          (886)          (529)
   Increase in other liabilities ..........................................        1,925          1,388            819
   Equity in undistributed net income of subsidiaries .....................      (14,422)        (5,691)        (3,783)
                                                                              ----------     ----------     ----------
      Total Adjustments ...................................................      (13,431)        (4,248)        (2,488)
                                                                              ----------     ----------     ----------
      Net Cash from Operating Activities ..................................       24,161         25,219         21,910
                                                                              ----------     ----------     ----------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of securities available for sale ..............................                                       (100)
   Proceeds from the sale of securities available for sale ................                         206
   Investment in subsidiaries .............................................      (15,610)        (1,824)
   Capital expenditures ...................................................         (799)        (1,833)          (328)
                                                                              ----------     ----------     ----------
      Net Cash Used in Investing Activities ...............................      (16,409)        (3,451)          (428)
                                                                              ----------     ----------     ----------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings ....................................                       2,100
   Retirement of long-term debt ...........................................                                     (1,000)
   Repayment of other borrowings ..........................................      (12,600)
   Proceeds from issuance of subordinated debentures ......................       50,277
   Redemption of subordinated debentures ..................................      (17,783)
   Dividends paid .........................................................      (11,040)        (8,406)        (7,236)
   Repurchase of common stock .............................................      (12,578)       (23,191)       (13,168)
   Proceeds from issuance of common stock .................................        1,738          2,565          2,718
                                                                              ----------     ----------     ----------
      Net Cash Used in Financing Activities ...............................       (1,986)       (26,932)       (18,686)
                                                                              ----------     ----------     ----------
      Net Increase (Decrease) in Cash and Cash Equivalents ................        5,766         (5,164)         2,796
Cash and Cash Equivalents at Beginning of Year ............................        5,128         10,292          7,496
                                                                              ----------     ----------     ----------
         Cash and Cash Equivalents at End of Year .........................   $   10,894     $    5,128     $   10,292
                                                                              ==========     ==========     ==========

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                                                 Three Months Ended
                                                                                March          June         September      December
                                                                                 31,            30,            30,            31,
                                                                              ----------     ----------     ----------    ----------
                                                                                       (in thousands, except per share amounts)
2003
   Interest income ........................................................   $   31,620     $   35,458     $   35,971    $   36,317
   Net interest income ....................................................       20,807         23,467         25,259        25,720
   Provision for loan losses ..............................................        1,000            785            606         1,641
   Income before income tax expense .......................................       12,167         12,521         14,210        12,421
   Net income .............................................................        8,817          9,131         10,320         9,324

Income per share
   Basic ..................................................................   $      .45     $      .46     $      .53    $      .48
   Diluted ................................................................          .44            .45            .51           .47

2002
   Interest income ........................................................   $   31,721     $   32,255     $   32,955    $   32,884
   Net interest income ....................................................       19,467         20,243         21,004        21,093
   Provision for loan losses ..............................................          927          1,166            752           717
   Income before income tax expense .......................................        9,923         10,158          9,856        10,926
   Net income .............................................................        7,109          7,288          7,113         7,957

Income per share
   Basic ..................................................................   $      .35     $      .36     $      .35    $      .40
   Diluted ................................................................          .34            .35            .35           .40

                                QUARTERLY SUMMARY

                                         Reported Sale Prices of Common Shares
                                         2003                             2002                   Cash Dividends
                            ------------------------------   -----------------------------          Declared
                              High        Low       Close      High        Low      Close        2003      2002
                            --------   --------   --------   --------   --------   --------   --------   --------
First quarter ...........   $  19.55   $  17.41   $  18.27   $  17.32   $  14.85   $  16.60   $    .13   $    .10
Second quarter ..........      25.00      17.96      23.36      19.63      16.03      18.22        .15        .10
Third quarter ...........      27.95      22.96      26.62      19.63      15.65      19.11        .16        .10
Fourth quarter ..........      31.00      26.61      28.36      20.61      18.21      18.34        .16        .13

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

     In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Banks and by regulatory capital guidelines applicable to us. (See Note #19 to the Consolidated Financial Statements.)

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

     Shareholders may obtain, without charge, a copy of Form 10-K, the 2003 Annual Report to the Securities and Exchange Commission, through our website at www.ibcp.com or by writing to the Chief Financial Officer, Independent Bank Corporation, P. O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

     Our press releases, including earnings and dividend announcements as well as other financial information, are available on our website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

     Our Annual Meeting of Shareholders will be held at 3:00 p.m. on April 23, 2004, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, 800/426-5523, www.equiserve.com, serves as transfer agent and registrar of our common stock.

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

     Terry L. Haske, President, Ricker & Haske, C.P. A.s, P.C., Marlette

     Robert L. Hetzler, President, Monitor Sugar Company, Food Processor, Bay
     City

     James E. McCarty, President, McCarty Communications, Graphic Design and Commercial Printing, Saranac

     Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing

     Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation, Ionia

     Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate Development, Charlevoix(1)

     (1) Retired at December 31, 2003.