Form 10-K, Exhibit 13
period 2004-12-31
INDEPENDENT BANK CORP /MI/
filed 2005-03-15
CIK 39311

                                                                 EXHIBIT 13

                                   APPENDIX C

     Independent Bank Corporation is an Ionia, Michigan-based bank holding company with total assets of $3.1 billion. Our four subsidiary banks principally serve suburban and rural communities located across Michigan's Lower Peninsula through over 100 offices. We also provide financing for insurance premiums and vehicle service contracts across the United States, through our wholly owned subsidiary, Mepco Insurance Premium Financing, Inc.

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

CONTENTS
--------
Selected Consolidated Financial Data ....................................    A-2
Management's Discussion and Analysis ....................................    A-3
Management's Annual Report on Internal Control Over Financial Reporting..   A-20
Report of Independent Registered Public Accounting Firm .................   A-21
Report of Independent Registered Public Accounting Firm .................   A-22
Consolidated Financial Statements .......................................   A-23
Notes to Consolidated Financial Statements ..............................   A-27
Quarterly Data ..........................................................   A-51
Shareholder Information .................................................   A-52
Executive Officers and Directors ........................................   A-52

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                           Year Ended December 31,
                                                       --------------------------------------------------------------
                                                          2004         2003         2002         2001         2000
                                                       ----------   ----------   ----------   ----------   ----------
                                                              (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
   Interest income .................................   $  162,547   $  139,366   $  129,815   $  134,502   $  132,841
   Interest expense ................................       45,014       44,113       48,008       62,460       67,865
                                                       ----------   ----------   ----------   ----------   ----------
      Net interest income ..........................      117,533       95,253       81,807       72,042       64,976
   Provision for loan losses .......................        4,309        4,032        3,562        3,737        3,287
   Net gains on the sale of real estate
      mortgage loans ...............................        5,956       16,269        8,178        6,306        2,209
   Other non-interest income .......................       31,842       26,335       22,733       20,629       16,752
   Non-interest expenses ...........................       98,668       82,506       68,293       61,519       53,375
                                                       ----------   ----------   ----------   ----------   ----------
      Income before income tax expense .............       52,354       51,319       40,863       33,721       27,275
   Income tax expense ..............................       13,796       13,727       11,396        9,288        7,266
                                                       ----------   ----------   ----------   ----------   ----------
      Net income before cumulative effect
         of change in accounting principle .........       38,558       37,592       29,467       24,433       20,009
   Cumulative effect of change in accounting
      principle, net of related tax effect(1) ......                                                 (35)
                                                       ----------   ----------   ----------   ----------   ----------
         Net income ................................   $   38,558   $   37,592   $   29,467   $   24,398   $   20,009
                                                       ==========   ==========   ==========   ==========   ==========
PER COMMON SHARE DATA(2)
   Net income before cumulative effect of
      change in accounting principle
      Basic ........................................   $     1.88   $     1.92   $     1.47   $     1.17   $      .94
      Diluted ......................................         1.84         1.87         1.44         1.15          .93
   Net income
      Basic ........................................   $     1.88   $     1.92   $     1.47   $     1.17   $      .94
      Diluted ......................................         1.84         1.87         1.44         1.15          .93
   Cash dividends declared .........................          .66          .59          .44          .37          .32
   Book value ......................................        10.87         8.31         7.06         6.43         6.09
SELECTED BALANCES
   Assets ..........................................   $3,094,027   $2,361,014   $2,058,975   $1,889,876   $1,784,802
   Loans ...........................................    2,225,290    1,667,393    1,381,442    1,384,684    1,379,664
   Allowance for loan losses .......................       24,737       16,836       15,830       15,286       13,509
   Deposits ........................................    2,176,947    1,702,806    1,535,603    1,387,367    1,389,900
   Shareholders' equity  ...........................      230,292      162,216      138,047      131,903      128,336
   Long-term debt ..................................        7,000
SELECTED RATIOS
   Tax equivalent net interest income
      to average earning assets ....................         4.91%        4.88%        4.75%        4.45%        4.21%
   Net income to
      Average equity ...............................        19.42        24.89        21.34        18.52        16.59
      Average assets ...............................         1.42         1.69         1.52         1.35         1.15
   Average shareholders' equity to
      average assets ...............................         7.31         6.80         7.14         7.28         6.92
   Tier 1 capital to average assets ................         7.36         7.91         6.85         7.46         7.31
   Non-performing loans to Portfolio Loans .........          .68          .76          .72          .65          .51

(1) Effect of the implementation of SFAS #133. (See note #15 to the consolidated financial statements.)

(2) Per share data has been adjusted for a 10% stock dividend in 2003, 5% stock dividends in 2002, 2001, and 2000 and a three-for-two stock split in 2002.

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

                              RESULTS OF OPERATIONS

     SUMMARY. Net income totaled $38.6 million in 2004 compared to $37.6 million in 2003 and $29.5 million in 2002. The increases in net income are primarily a result of increases in net interest income and service charges on deposit accounts partially offset by increases in non-interest expenses. Mortgage banking related revenues (net gains on real estate mortgage loan sales, title insurance fees and real estate mortgage loan servicing) were quite volatile during the periods presented due primarily to changes in mortgage loan refinance activity. 2004 results include the operations of Midwest Guaranty Bancorp, Inc. since the May 31, 2004, date of acquisition and include the operations of North Bancorp, Inc. since the July 1, 2004, date of acquisition. 2004 and 2003 results also include the operations of Mepco Insurance Premium Financing, Inc. since the April 15, 2003, date of acquisition.

KEY PERFORMANCE RATIOS

                            Year ended December 31,
                           ------------------------
                            2004     2003     2002
                           ------   ------   ------
Net income to
   Average equity ......    19.42%   24.89%   21.34%
   Average assets ......     1.42     1.69     1.52
Net income per share
   Basic ...............   $ 1.88   $ 1.92   $ 1.47
   Diluted .............     1.84     1.87     1.44

     We believe that our earnings per share growth rate over a long period of time (five years or longer) is the best single measure of our performance. We strive to achieve an average annual long term earnings per share growth rate of approximately 10% to 15%. Accordingly, our focus is our long-term results, taking into consideration certain components of our revenues that are cyclical in nature (such as mortgage-banking) which can cause fluctuations in our earnings per share from year to year. Our primary strategies for achieving long-term growth in earnings per share include: earning asset growth (both organic and through acquisitions), diversification of revenues (within the financial services industry), effective capital management (efficient use of our shareholders' equity) and sound risk management (credit, interest rate, liquidity and regulatory risks). Our discussion and analysis of results of operations and financial condition will focus on these elements.

     NET INTEREST INCOME. Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our tax equivalent net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macro-economic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.

     Tax equivalent net interest income totaled $123.2 million during 2004, compared to $100.4 million and $86.2 million during 2003 and 2002, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $5.7 million, $5.1 million and $4.4 million in 2004, 2003 and 2002, respectively, and were computed using a 35% tax rate.

     The increase in tax equivalent net interest income in 2004 compared to 2003 reflects a $452.7 million increase in average interest-earning assets and a 3 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets ("Net Yield"). The increase in average interest-earning assets is due to our Midwest and North acquisitions as well as growth in commercial loans, finance receivables and investment securities. The Net Yield was equal to 4.91% in 2004 compared to 4.88% in 2003. The tax equivalent yield on average interest-earning assets declined to 6.71% in 2004 from 7.03% in 2003. This decline is due to the pay down of higher yielding loans and investment securities and the addition of new loans and new investment securities at lower interest rates. The decrease in the tax equivalent yield on average interest-earning assets was more than offset by a 35 basis point decline in our interest expense as a percentage of average interest-earning assets (the "cost of funds") to 1.80% in 2004 from 2.15% in 2003. The decline in our cost of funds was primarily due to the maturity of higher costing time deposits and borrowings, as well as increased levels of lower cost core deposits (including those added as a result of the Midwest and North acquisitions).

     The 16.4% increase in tax equivalent net interest income in 2003 compared to 2002 principally reflects a $241.5 million or 13.3% increase in the amount of average interest earning assets and a 13 basis point increase in Net Yield. This increase in the amount of average interest-earning assets primarily reflects growth in commercial loans and finance receivables.

     Pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133"), we recorded adjustments, which increased tax equivalent net interest income by $0.1 million in 2004. This compares to adjustments, which reduced tax equivalent net interest income by $0.1 million in 2003 and increased tax equivalent net interest income by approximately $1.0 million in 2002. These adjustments relate principally to certain derivative financial instruments that are not designated as hedges. The changes in the fair value of these derivative financial instruments are recognized currently as adjustments to interest expense.

                                                     2004                           2003                           2002
AVERAGE                                  ----------------------------   ----------------------------   ----------------------------
BALANCES AND TAX                           Average                        Average                        Average
EQUIVALENT RATES                           Balance    Interest   Rate     Balance    Interest   Rate     Balance    Interest   Rate
-----------------                        ----------   --------   ----   ----------   --------   ----   ----------   --------   ----
                                                                           (dollars in thousands)
ASSETS
   Taxable loans(1) ..................   $2,004,544   $139,517   6.96%  $1,612,316   $118,277   7.34%  $1,426,286   $108,664   7.62%
   Tax-exempt loans(1,2) .............        7,637        507   6.64       11,249        898   7.98       11,639        974   8.37
   Taxable securities ................      266,704     12,497   4.69      239,296     11,687   4.88      211,777     12,211   5.77
   Tax-exempt securities(2) ..........      212,441     14,914   7.02      179,668     12,992   7.23      142,320     11,053   7.77
   Other investments .................       16,283        765   4.70       12,341        611   4.95       21,342      1,289   6.04
                                         ----------   --------          ----------   --------          ----------   --------
      Interest earning assets ........    2,507,609    168,200   6.71    2,054,870    144,465   7.03    1,813,364    134,191   7.40
                                                      --------                       --------                       --------
   Cash and due from banks ...........       55,728                         48,839                         40,533
   Other assets, net .................      153,245                        118,309                         79,848
                                         ----------                     ----------                     ----------
      Total assets ...................   $2,716,582                     $2,222,018                     $1,933,745
                                         ==========                     ==========                     ==========

LIABILITIES
   Savings and NOW ...................   $  805,885      4,543   0.56   $  688,697      4,879   0.71   $  634,357      7,444   1.17
   Time deposits .....................      912,285     23,820   2.61      741,731     22,923   3.09      688,297     27,690   4.02
   Long-term debt ....................        4,549        177   3.89
   Other borrowings ..................      480,956     16,474   3.43      407,264     16,311   4.01      287,983     12,874   4.47
                                         ----------   --------          ----------   --------          ----------   --------
      Interest bearing liabilities ...    2,203,675     45,014   2.04    1,837,692     44,113   2.40    1,610,637     48,008   2.98
                                                      --------                       --------                       --------
   Demand deposits ...................      240,800                        183,032                        156,294
   Other liabilities .................       73,574                         50,283                         28,762
   Shareholders' equity ..............      198,533                        151,011                        138,052
                                         ----------                     ----------                     ----------
      Total liabilities and
         shareholders' equity ........   $2,716,582                     $2,222,018                     $1,933,745
                                         ==========                     ==========                     ==========

      Net interest income ............                $123,186                       $100,352                       $ 86,183
                                                      ========                       ========                       ========

      Net interest income as
         a percent of average
         interest earning assets .....                           4.91%                          4.88%                          4.75%
                                                                 ====                           ====                           ====

(1)  All domestic.

(2) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

                                                    2004 compared to 2003          2003 compared to 2002
CHANGE IN TAX EQUIVALENT                         ---------------------------   ----------------------------
NET INTEREST INCOME                               Volume     Rate      Net      Volume     Rate       Net
------------------------                         -------   -------   -------   -------   --------   -------
                                                                       (in thousands)
Increase (decrease) in interest income(1)
   Taxable loans(2) ..........................   $27,556   $(6,316)  $21,240   $13,763   $ (4,150)  $ 9,613
   Tax-exempt loans(2,3) .....................      (256)     (135)     (391)      (32)       (44)      (76)
   Taxable securities ........................     1,298      (488)      810     1,475     (1,999)     (524)
   Tax-exempt securities(3) ..................     2,310      (388)    1,922     2,742       (803)    1,939
   Other investments .........................       187       (33)      154      (475)      (203)     (678)
                                                 -------   -------   -------   -------   --------   -------
      Total interest income ..................    31,095    (7,360)   23,735    17,473     (7,199)   10,274
                                                 -------   -------   -------   -------   --------   -------

Increase (decrease) in interest expense(1)
   Savings and NOW ...........................       753    (1,089)     (336)      593     (3,158)   (2,565)
   Time deposits .............................     4,783    (3,886)      897     2,025     (6,792)   (4,767)
   Long-term debt ............................       177                 177
   Other borrowings ..........................     2,714    (2,551)      163     4,889     (1,452)    3,437
                                                 -------   -------   -------   -------   --------   -------
      Total interest expense .................     8,427    (7,526)      901     7,507    (11,402)   (3,895)
                                                 -------   -------   -------   -------   --------   -------
         Net interest income .................   $22,668   $   166   $22,834   $ 9,966   $  4,203   $14,169
                                                 =======   =======   =======   =======   ========   =======

(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)  All domestic.

(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS
AND INTEREST BEARING LIABILITIES

                                                      Year ended December 31,
                                                      -----------------------
                                                        2004    2003    2002
                                                       -----   -----   -----
As a percent of average interest earning assets
   Loans--all domestic ............................     80.2%   79.0%   79.3%
   Other interest earning assets ..................     19.8    21.0    20.7
                                                       -----   -----   -----
      Average interest earning assets .............    100.0%  100.0%  100.0%
                                                       =====   =====   =====

   Savings and NOW ................................     32.1%   33.5%   35.0%
   Time deposits ..................................     17.5    19.8    24.5
   Brokered CDs ...................................     18.9    16.3    13.4
   Other borrowings and long-term debt ............     19.4    19.8    15.9
                                                       -----   -----   -----
      Average interest bearing liabilities ........     87.9%   89.4%   88.8%
                                                       =====   =====   =====

Earning asset ratio ...............................     92.3%   92.5%   93.8%
Free-funds ratio ..................................     12.1    10.6    11.2

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $4.3 million during 2004 compared to $4.0 million and $3.6 million during 2003 and 2002, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio Loans and asset quality.")

     NON-INTEREST INCOME. Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on real estate mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a "non-operating" component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (real estate mortgage loans and securities).

     Non-interest income totaled $37.8 million during 2004 compared to $42.6 million and $30.9 million during 2003 and 2002, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 14.3% to $31.0 million during 2004 and by 19.1% to $27.1 million during 2003.

NON-INTEREST INCOME

                                                                Year ended December 31,
                                                              ---------------------------
                                                                2004      2003      2002
                                                              -------   -------   -------
                                                                     (in thousands)
Service charges on deposit accounts .......................   $17,089   $14,668   $13,049
Net gains (losses) on assets
   Real estate mortgage loans .............................     5,956    16,269     8,178
   Securities .............................................       856      (779)      (24)
VISA check card interchange income ........................     2,054     1,564     1,370
Title insurance fees ......................................     2,036     3,092     2,474
Bank owned life insurance .................................     1,486     1,432       403
Manufactured home loan origination fees and commissions ...     1,264     1,769     1,949
Mutual fund and annuity commissions .......................     1,260     1,227       979
Real estate mortgage loan servicing fees, net .............     1,427      (294)     (870)
Other .....................................................     4,370     3,656     3,403
                                                              -------   -------   -------
      Total non-interest income ...........................   $37,798   $42,604   $30,911
                                                              =======   =======   =======

     Service charges on deposit accounts totaled $17.1 million during 2004, compared to $14.7 million and $13.0 million during 2003 and 2002, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. The growth in 2004 also reflects our acquisitions of two banks during the year. We opened approximately 23,000 new checking accounts in 2004 compared to 23,000 in 2003 and 22,000 in 2002. Partially as a result of a leveling off in our growth rate of new checking accounts and the maturity of our high performance checking program, we would expect the growth rate of service charges on deposits to moderate in future periods.

     Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $6.0 million on the sale of such loans during 2004, compared to $16.3 million and $8.2 million during 2003 and 2002, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See "Portfolio Loans and asset quality.") Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2004, approximately 46% of the $687.9 million of loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 70% and 69% of the real estate mortgage loans originated during 2003 and 2002, respectively.

NET GAINS ON THE SALE OF REAL ESTATE
MORTGAGE LOANS

                                                                            Year ended December 31,
                                                                       --------------------------------
                                                                         2004        2003         2002
                                                                       --------   ----------   --------
                                                                             (dollars in thousands)
Real estate mortgage loans originated ..............................   $687,894   $1,123,249   $876,667
Real estate mortgage loans sold ....................................    385,445      892,482    600,300
Real estate mortgage loans sold with servicing rights released .....     53,082       51,847    165,133
Net gains on the sale of real estate mortgage loans ................      5,956       16,269      8,178
Net gains as a percent of real estate mortgage loans sold ..........       1.55%        1.82%      1.36%
SFAS #133 adjustments included in the Loan Sale Margin .............       0.00         0.10      (0.16)

     Net gains as a percentage of real estate mortgage loans sold (our "Loan Sales Margin") are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). The decrease in the Loan Sales Margin in 2004 primarily reflects increased pricing competition among mortgage lenders because of reduced demand for real estate mortgage loans due to a weaker refinance environment. The high demand for real estate mortgage loans by consumers in 2003 allowed us to increase our Loan Sales Margin in that period. Based upon our present expectations for real estate mortgage loan demand, we would expect our 2005 Loan Sales Margin to be similar to our 2004 level. Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for real estate mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of real estate mortgage loan servicing rights may result in declines in real estate mortgage loan servicing income in future periods. Gains on the sale of real estate mortgage loans can be impacted by recording changes in the fair value of certain derivative instruments pursuant to SFAS #133. These changes did not significantly impact the gains recorded in 2004, but did increase gains by $1.0 million in 2003 and decreased gains by $1.0 million in 2002. Excluding the aforementioned SFAS #133 adjustments, the Loan Sales Margin would have been 1.55% in 2004, 1.72% in 2003 and 1.52% in 2002.

     The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $57.4 million during 2004 compared to $20.4 million and $66.4 million during 2003 and 2002, respectively (See "Securities."). The $0.9 million of securities gains in 2004 include $1.6 million in "other than temporary" impairment charges (thus we actually had net gains on securities sales of approximately $2.5 million). Approximately $1.4 million of the other than temporary impairment charges relate to our Fannie Mae and Freddie Mac preferred stock portfolio. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result they are treated like equity securities for purposes of impairment analysis. After the impairment charge our remaining book value in these preferred stocks was approximately $25.9 million at December 31, 2004. We believe that recent events at Fannie Mae and Freddie Mac (including a review by regulators of their accounting practices) as well as the issuance of a large amount of new preferred securities by Fannie Mae in the fourth quarter of 2004 have resulted in a decline in the prices of these securities. Because it is difficult to forecast a recovery of these prices within a reasonable timeframe with any degree of certainty, we believe that recording the aforementioned other than temporary impairment charge is appropriate. In addition, we recorded other than temporary impairment charges of $0.2 million on a mobile home asset backed security (See "Securities"). The net gains on sales of securities in 2004 relate primarily to the sale or call of U.S. Treasury, mortgage-backed, corporate and trust preferred securities. The net loss on securities in 2003 and 2002 includes impairment charges of $0.75 million in each year on a $1.5 million trust preferred security that was purchased in 1999, and which was issued by an unaffiliated bank holding company. This bank holding company had been experiencing ongoing financial difficulties. As a result of these circumstances and an ongoing assessment of the market value of this security, the book value of this asset was written off. In the third quarter of 2004 we were able to sell this trust preferred security for $0.5 million.

GAINS AND LOSSES ON SECURITIES

                  Year ended December 31,
           -------------------------------------
           Proceeds    Gains   Losses(1)    Net
           --------   ------   ---------   -----
                      (in thousands)
2004 ...    $57,441   $2,540     $1,684    $ 856
2003 ...     20,446      827      1,606     (779)
2002 ...     66,390      809        833      (24)

(1) The losses include impairment charges of: $1.6 million in 2004 and $0.75 million in each of 2003 and 2002.

    VISA check card interchange income increased to $2.1 million in 2004 compared to $1.6 million in 2003 and $1.4 million in 2002. These results can be primarily attributed to an increase in the size of our card base due to growth in checking accounts as well as the two acquisitions completed in 2004. In addition, the frequency of use of our VISA check card product by our customer base has increased.

     Title insurance fees decreased to $2.0 million in 2004 compared to $3.1 million in 2003 and $2.5 million in 2002. The fluctuation in title insurance fees is primarily a function of the level of real estate mortgage loans that we originated.

     Real estate mortgage loan servicing generated revenue of $1.4 million in 2004, compared to expense of $0.3 million in 2003 and expense of $0.9 million in 2002. These yearly comparative increases or decreases are primarily due to changes in the impairment reserve on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end impairment reserve is based on a third-party valuation of our real estate mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

                                                     2004      2003      2002
                                                   -------   -------   -------
                                                          (in thousands)
Balance at January 1, ..........................   $ 8,873   $ 4,455   $ 4,299
   Servicing rights acquired ...................     1,138
   Originated servicing rights capitalized .....     3,341     7,700     3,637
   Amortization ................................    (1,948)   (3,655)   (2,386)
   (Increase)/decrease in impairment reserve ...       (44)      373    (1,095)
                                                   -------   -------   -------
Balance at December 31, ........................   $11,360   $ 8,873   $ 4,455
                                                   =======   =======   =======
Impairment reserve at December 31, .............   $   766   $   722   $ 1,095
                                                   =======   =======   =======

     At December 31, 2004 we were servicing approximately $1.4 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.87% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2004 totaled $11.4 million, representing approximately 81 basis points on the related amount of real estate mortgage loans serviced for others.

     In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.5 million in 2004, $1.4 million in 2003 and $0.4 million in 2002, as a result of increases in cash surrender value. Mutual fund and annuity commissions have increased over the past two years due primarily to increased sales of investment related products.

     Manufactured home loan origination fees and commissions declined in each year since 2002. This industry has faced a challenging environment as several buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. In addition, relatively low interest rates for real estate mortgage loans have made traditional housing more affordable and reduced the demand for manufactured homes. Finally, regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. At the present time we do not anticipate any significant improvement in the circumstances adversely impacting manufactured home lending as outlined above. However, we do believe that industry conditions have somewhat stabilized and therefore do not presently anticipate further declines in this category of revenue below our 2004 level.

     Other non-interest income rose to $4.4 million in 2004 from $3.7 million in 2003 and $3.4 million in 2002. Increases in ATM fees, check printing charges and PMI reinsurance revenues have accounted for the majority of this growth. The growth is generally reflective of the overall expansion of the organization in terms of numbers of customers and accounts.

     NON-INTEREST EXPENSE. Non-interest expense is an important component of our results of operations. However, we primarily focus on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses will generally increase from year to year because we are expanding our operations through acquisitions and by opening new branches and loan production offices.

     Non-interest expense totaled $98.7 million during 2004, compared to $82.5 million and $68.3 million during 2003 and 2002, respectively. The aforementioned two bank acquisitions in mid-2004 and the April 2003 acquisition of Mepco as well as growth associated with new branch offices and loan production offices account for much of the increases in non-interest expense. In addition, 2004 and 2003 included certain unusual charges or expenses as further detailed on the next page.

NON-INTEREST EXPENSE

                                                    Year ended December 31,
                                                  ---------------------------
                                                    2004      2003      2002
                                                  -------   -------   -------
                                                         (in thousands)
Compensation ..................................   $35,243   $27,954   $24,891
Performance-based compensation and benefits ...     4,851     6,872     5,247
Other benefits ................................     9,987     8,732     7,205
                                                  -------   -------   -------
   Compensation and benefits ..................    50,081    43,558    37,343
Occupancy, net ................................     7,539     6,519     5,424
Furniture and fixtures ........................     6,122     5,539     4,731
Advertising ...................................     3,787     4,011     2,813
Data Processing ...............................     4,462     3,942     3,209
Loan and collection ...........................     3,556     3,352     3,028
Communications ................................     3,553     2,895     2,484
Supplies ......................................     2,140     1,920     1,626
Amortization of intangible assets .............     2,479     1,721     1,014
Legal and professional ........................     2,718     1,651     1,238
Mepco claims expense ..........................     2,700
Write-off of uncompleted software .............       977
Loss on prepayment of borrowings ..............        18       983        59
Other .........................................     8,536     6,415     5,324
                                                  -------   -------   -------
   Total non-interest expense .................   $98,668   $82,506   $68,293
                                                  =======   =======   =======

     The increases in compensation and benefits in 2004 and 2003 compared to each prior year are primarily attributable to an increased number of employees resulting from acquisitions and the addition of new branch and loan production offices as well as to merit pay increases and increases in certain employee benefit costs such as health care insurance. Performance based compensation and benefits declined in 2004 compared to 2003 due primarily to a reduced funding level for our employee stock ownership plan and lower incentive compensation. These lower levels of performance based compensation are reflective of our flat earnings performance in 2004. In addition, compensation expense in 2004 includes $2.3 million in severance expense related to the termination of employment contracts for three senior managers at Mepco. In general we do not provide employment contracts for our employees and substantially all of our employees are employed on an "at will" basis. The aforementioned employment contracts were executed in April 2003 as part of our acquisition of Mepco.

     We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2004 and in prior years did not require the recognition of any expense in our consolidated statements of operations during those periods. In December 2004 the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("SFAS #123R) (See "Recent Accounting Pronouncement"). In general this accounting pronouncement requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. This requirement will apply to us beginning on July 1, 2005.

     Occupancy, furniture and fixtures, data processing, communications and supplies expenses all generally increased over the periods presented as a result of the growth of the organization through acquisitions and the opening of new branch and loan production offices. The increase in amortization of intangible assets is also a result of acquisitions.

     The increases in loan and collection expense reflects costs associated with holding or disposal of other real estate and collection costs associated with increases in the level of non-performing loans.

     Legal and professional expenses in 2004 include $0.6 million of costs related to the implementation of Section 404 (internal control over financial reporting) of the Sarbanes Oxley Act of 2002 and $0.8 million in costs related to the Mepco investigation.

     In May 2004 we received an unsolicited anonymous letter regarding certain business practices at Mepco, which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. We processed this letter in compliance with our Policy Regarding the Resolution of Reports on the Company's Accounting, Internal Controls and Other Business Practices. Under the direction of our Audit Committee, special legal counsel was engaged to investigate the matters raised in the anonymous letter. This investigation was completed during the first quarter of 2005 and we have determined that any amounts or issues relating to the period after our April 2003 acquisition of Mepco were not significant. The potential amount of liability related to periods prior to our April 2003 acquisition date primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. At this time we believe this potential liability to third parties will not exceed approximately $5 million. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). Further on September 30, 2004, we entered into an escrow agreement with the primary former shareholders of Mepco. This escrow agreement was entered into for the sole purpose of funding any obligations beyond the

$2.7 million amount that we already had accrued. The escrow agreement gives us the right to have all or a portion of the escrow account distributed to us from time to time if the aggregate amount that we (together with any of our affiliates including Mepco) are required to pay to any third parties as a result of the matters being investigated exceeds $2.7 million. At December 31, 2004, the escrow account contained 92,766 shares of Independent Bank Corporation common stock (deposited by the primary former shareholders of Mepco) having an aggregate market value at that date of approximately $2.8 million. The escrow agreement contains provisions that require the addition or distribution of shares of Independent Bank Corporation common stock if the total market value of such stock in the escrow account falls below $2.25 million or rises above $2.75 million. Consistent with these escrow agreement provisions, 2,000 shares of Independent Bank Corporation common stock were released from the escrow account and returned to the former primary shareholders of Mepco in January 2005. As a result of the aforementioned escrow agreement, as well as the $2.7 million accrual established in the second quarter of 2004, we do not expect any future liabilities (other than investigation costs incurred during the first quarter of 2005) related to the Mepco investigation. The terms of the agreement under which we acquired Mepco obligates the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. Accordingly, to the extent that we actually incur any damages or liabilities resulting from these pre-acquisition activities, we believe that we have reasonable grounds to claim and collect full reimbursement. However, there can be no assurance that we will successfully prevail with respect to any of these potential indemnification claims.

     The write-off of uncompleted software of $1.0 million relates to previously capitalized software development costs at Mepco. This software was being developed over the past three years for internal use in connection with Mepco's lending activities. With the assistance of a third-party consultant, during the second quarter of 2004 we determined that this uncompleted internal use software was not expected to provide substantive service potential due primarily to performance, functionality and application server platform issues, and as a result, the capitalized software development costs were written off.

     From time to time we may prepay borrowings in order to reduce our cost of funds. The prepayment of certain borrowings may result in a loss being incurred due to prepayment penalty or yield maintenance provisions. In determining whether to prepay a borrowing, we principally evaluate the reduction in future borrowing costs compared to the loss we expect to incur on the prepayment, as well as our overall asset liability management needs. During 2003, we prepaid $5.0 million in FHLB advances with a weighted average cost of 7.45% and a weighted average remaining maturity of 6.5 years and incurred a loss of $1.0 million. We replaced these FHLB advances with $5.0 million in new borrowings with a weighted average cost of 3.65% and weighted average maturity of five years.

     Other non-interest expense increased to $8.6 million in 2004 compared to $6.4 million in 2003 and $5.3 million in 2002. The increase in 2004 over 2003 is primarily due to increased FDIC deposit insurance costs, an increase in our Michigan Single Business tax expense, a $0.4 million write-off of receivables at our mobile home origination subsidiary, and a $0.8 million increase in merchant (credit card) processing fees at Mepco. The increase in 2003 compared to 2002 is primarily due to our acquisition of Mepco.

     Our federal income tax expense has increased generally commensurate with our increase in pre-tax earnings. Our actual federal income tax expense is lower than the amount computed by applying our statutory federal income tax rate to our pre-tax earnings primarily due to tax-exempt interest income. Our effective tax rate was 26.4%, 26.7% and 27.9% in 2004, 2003 and 2002, respectively. The decrease in the effective tax rate in 2004 and 2003 from 2002 is principally attributed to an increase in tax-exempt interest income and income from bank owned life insurance.

                               FINANCIAL CONDITION

     SUMMARY. Our total assets grew to $3.1 billion at December 31, 2004, from $2.4 billion at December 31, 2003. The growth in total assets primarily reflects increases in securities available for sale and loans. Loans, excluding loans held for sale ("Portfolio Loans") increased $557.9 million in 2004 due primarily to the Midwest and North acquisitions as well as growth in commercial, real estate mortgage and finance receivable loans. Total deposits increased $474.1 million in 2004 primarily as a result of the aforementioned bank acquisitions and increases in checking and savings deposits and in brokered certificates of deposit ("Brokered CDs").

     SECURITIES. We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and are expected to be recovered within a reasonable time period. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. During 2004 we recorded a $1.4 million impairment charge on Fannie Mae and Freddie Mac preferred securities and a $0.2 million impairment charge on a mobile home asset-backed security. We also recorded a $1.5 million impairment charge (one-half in 2003 and one-half in 2002) on a trust preferred security issued by a bank holding company. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates (such as financial difficulties or accounting problems encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See "Non-interest income" and "Asset/liability management.")

SECURITIES

                                                  Unrealized
                                   Amortized   ----------------     Fair
                                      Cost      Gains    Losses     Value
                                   ---------   -------   ------   --------
                                                (in thousands)
Securities available for sale
   December 31, 2004 ...........    $539,162   $13,448   $1,702   $550,908
   December 31, 2003 ...........     440,060    15,681    1,745    453,996

     The increase in securities available for sale was due primarily to purchases of municipal, corporate, mortgage-backed and asset-backed securities during the year as well as our two bank acquisitions. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets.

     At December 31, 2004 and 2003 we had $23.6 million and $33.1 million, respectively, of asset-backed securities included in securities available for sale. Approximately 87% of our asset-backed securities at December 31, 2004 were backed by mobile home loans (compared to 86% at December 31, 2003). All of our asset-backed securities are rated as investment grade (by the major rating agencies) except for one mobile home loan asset-backed security with a balance of $2.7 million at December 31, 2004 that was down graded during 2004 to a below investment grade rating. During 2004 we recorded an impairment charge of $0.2 million on this security due primarily to some further credit related deterioration on the underlying mobile home loan collateral. We continue to closely monitor this particular security as well as our entire mobile home loan asset-backed securities portfolio. We do not foresee, at the present time, any risk of loss (related to credit issues) with respect to any of our other asset-backed securities. Currently the FASB is considering certain changes or clarifications related to the assessment of other than temporary impairment on investment securities as well as other related accounting matters (See Critical Accounting Policies and Recent Accounting Pronouncements).

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

LOAN PORTFOLIO COMPOSITION

                                                                       December 31,
                                                                 -----------------------
                                                                    2004         2003
                                                                 ----------   ----------
                                                                      (in thousands)
Real estate (1)
   Residential first mortgages .........................         $  590,949   $  546,647
   Residential home equity and other junior mortgages               215,261      150,346
   Construction and land development ...................            261,505      194,340
   Other(2) ............................................            546,789      389,617
Finance receivables ....................................            254,388      147,671
Consumer ...............................................            182,374      139,261
Commercial .............................................            165,440       88,558
Agricultural ...........................................              8,584       10,953
                                                                 ----------   ----------
      Total loans ......................................         $2,225,290   $1,667,393
                                                                 ==========   ==========

(1) Includes both residential and non-residential commercial loans secured by real estate.

(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

     Our 2003 acquisition of Mepco added the financing of insurance premiums and extended automobile warranties to our lending activities. These are relatively new lines of business for us and expose us to new risks. Mepco conducts its lending activities across the United States although its insurance premium financing business is presently concentrated in California and Illinois. Mepco generally does not evaluate the creditworthiness of the individual borrower but instead primarily relies on the loan collateral (the unearned insurance premium or automobile warranty contract) in the event of default. As a result, we have established and monitor insurance carrier concentration limits in order to manage our collateral exposure. The insurance carrier concentration limits are primarily based on the insurance company's AM Best rating and statutory surplus level. Mepco also has established procedures for loan servicing and collections, including the timely cancellation of the insurance policy or automobile warranty contract in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the loan origination activities and initial borrower contact is entirely done through unrelated third parties (primarily insurance agents and automobile warranty administrators or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

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

     The increase in commercial loans (including real estate construction and land development and real estate other in the table above) during 2004 principally reflects our acquisitions of Midwest and North as well as emphasis on lending opportunities within this category of loans and an increase in commercial lending staff. Loans secured by real estate comprise the majority of new commercial loans.

     The $254.4 million of finance receivables at December 31, 2004 are comprised principally of loans to businesses to finance insurance premiums and payment plans offered to individuals to finance extended automobile warranties. The finance receivables are a result of our acquisition of Mepco.

     Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Declines in Portfolio Loans or competition leading to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with prevailing quality standards as a major short- and long-term challenge.

NON-PERFORMING ASSETS

                                                                             December 31,
                                                                     ---------------------------
                                                                       2004      2003      2002
                                                                     -------   -------   -------
                                                                        (dollars in thousands)
Non-accrual loans ................................................   $11,804   $ 9,122   $ 5,738
Loans 90 days or more past due and still accruing interest .......     3,123     3,284     3,961
Restructured loans ...............................................       218       335       270
                                                                     -------   -------   -------
   Total non-performing loans ....................................    15,145    12,741     9,969
Other real estate ................................................     2,113     3,256     3,908
                                                                     -------   -------   -------
      Total non-performing assets ................................   $17,258   $15,997   $13,877
                                                                     =======   =======   =======
As a percent of Portfolio Loans
   Non-performing loans ..........................................       .68%      .76%      .72%
   Allowance for loan losses .....................................      1.11      1.01      1.15
Non-performing assets to total assets ............................       .56       .68       .67
Allowance for loan losses as a percent of non-performing loans ...       163       132       159

     Non-performing loans totaled $15.1 million, or 0.68% of total Portfolio Loans at December 31, 2004, a $2.4 million increase from December 31, 2003. This increase is primarily attributable to growth in the loan portfolio and the acquisitions of Midwest and North. Non-performing loans as a percent of Portfolio Loans declined to 0.68% at December 31, 2004 from 0.76% at December 31, 2003.

     The increase in non-performing loans in 2003 compared to 2002 is primarily attributable to $1.9 million of finance receivables added as the result of the Mepco acquisition and a $1.5 million increase in non-performing commercial loans. The increase in non-performing commercial loans is primarily due to the addition of two credits totaling $3.6 million partially offset by the reduction of certain other non-performing commercial credits from December 31, 2002.

     We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

     Other real estate and repossessed assets totaled $2.1 million at December 31, 2004 a decline of $1.1 million from December 31, 2003. The decline in other real estate and repossessed assets is due primarily to a decrease in the level of residential homes acquired through foreclosure.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                 December 31,
                                                         ---------------------------
                                                           2004      2003      2002
                                                         -------   -------   -------
                                                                (in thousands)
Specific allocations .................................   $ 2,874   $ 1,362   $ 1,313
Other adversely rated loans ..........................     9,395     6,487     6,067
Historical loss allocations ..........................     6,092     3,571     2,813
Additional allocations based on subjective factors ...     6,376     6,308     6,512
                                                         -------   -------   -------
   Total .............................................   $24,737   $17,728   $16,705
                                                         =======   =======   =======

     In determining the allowance and the related provision for credit losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

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

     The third element is determined by assigning allocations based principally upon the ten-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on the current delinquency rate. Loss analyses are conducted at least annually.

     The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for credit losses.")

     Mepco's allowance for loan losses is determined in a similar manner as discussed above and takes into account delinquency levels, net charge-offs, unsecured exposure and other subjective factors deemed relevant to their lending activities.

ALLOWANCE FOR CREDIT LOSSES
---------------------------

                                                         2004                    2003                    2002
                                                ---------------------------------------------------------------------
                                                  Loan      Unfunded      Loan      Unfunded      Loan      Unfunded
                                                 Losses   Commitments    Losses   Commitments    Losses   Commitments
                                                ---------------------------------------------------------------------
                                                                            (in thousands)
Balance at beginning of year ................   $16,836      $  892     $15,830       $875      $15,286      $881
   Allowance on loans acquired ..............     8,236                     517
   Provision charged to operating expense ...     3,355         954       4,015         17        3,568        (6)
   Recoveries credited to allowance .........     1,251                   1,087                     733
   Loans charged against the allowance ......    (4,941)                 (4,613)                 (3,757)
                                                ---------------------------------------------------------------------
Balance at end of year ......................   $24,737      $1,846     $16,836       $892      $15,830      $875
                                                =====================================================================

Net loans charged against the allowance
   to average Portfolio Loans ...............       .19%                    .23%                    .22%

     In the second quarter of 2004, we began to record the allowance for unfunded loan commitments in "Accrued expenses and other liabilities." Previously, this portion of the allowance was included in the allowance for loan losses and shown as a contra-asset on the Consolidated Statements of Financial Condition. Prior period amounts have been reclassified. The allowance for losses on unfunded commitments is determined in a similar manner to the allowance for loan losses.

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

ALTERNATE SOURCES OF FUNDS

                                                                 December 31,
                                         -----------------------------------------------------------
                                                      2004                           2003
                                         -----------------------------   ---------------------------
                                                       Average                       Average
                                           Amount      Maturity   Rate    Amount     Maturity   Rate
                                         ----------   ---------   ----   --------   ---------   ----
                                                            (dollars in thousands)
Brokered CDs(1) ......................   $  576,944   1.9 years   2.56%  $416,566   2.3 years   2.43%
Fixed-rate FHLB advances(1,2) ........       59,902   6.4 years   5.55     84,638   5.0 years   3.99
Variable-rate FHLB advances(1) .......      164,000   0.4 years   2.32    104,150   0.4 years   1.30
Securities sold under agreements to
   repurchase(1) .....................      169,810   0.2 years   2.27    140,969   0.3 years   1.22
Federal funds purchased ..............      117,552     1 day     2.44     53,885     1 day     1.16
                                         ----------   ---------   ----   --------   ---------   ----
   Total .............................   $1,088,208   1.4 years   2.63%  $800,208   1.8 years   2.15%
                                         ==========   =========   ====   ========   =========   ====

(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

(2) Advances totaling $10 million at both December 31, 2004 and 2003, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

     We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increases in securities available for sale and Portfolio Loans. The use of such alternate sources of funds supplements our core deposits and is an integral part of our asset/liability management efforts.

     Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $405.4 million at December 31, 2004, compared to $331.8 million a year earlier. The $73.6 million increase in other borrowed funds principally reflects a $28.8 million increase in Repurchase Agreements, a $35.1 million increase in FHLB advances and a $9.0 million increase in our bank holding company credit facility. The increase in the outstanding balance of our bank holding company credit facility principally reflects funds needed for the cash portion of the Midwest acquisition. The increase in Brokered CDs was primarily utilized to fund commercial loan and finance receivables growth. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements (also see "Liquidity and capital resources.").

     We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2004, we employed interest-rate swaps with an aggregate notional amount of $602.7 million.

     LIQUIDITY AND CAPITAL RESOURCES. Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for growing our investment and loan portfolios as well as to be able to respond to unforeseen liquidity needs.

     Our sources of funds include a stable deposit base, secured advances from the Federal Home Loan Bank of Indianapolis, both secured and unsecured federal funds purchased borrowing facilities with other commercial banks, an unsecured holding company credit facility and access to the capital markets (for trust preferred securities and Brokered CD's).

     At December 31, 2004, we had $630.4 million of time deposits that mature in 2005. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CD's that we expect to replace. Additionally $1.137 billion of our deposits at December 31, 2004, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable, and the total balances of these accounts have generally grown over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

     We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event, rapid loan growth or a disaster recovery situation. Our liquidity management also includes periodic monitoring of each bank that segregates assets between liquid and illiquid and classifies liabilities as core and non-core. This analysis compares our total level of illiquid assets to our core funding. It is our goal to have core funding sufficient to finance illiquid assets.

     Over the past several years our Portfolio Loans have grown more rapidly than our core deposits. In addition, much of this growth has been in loan categories that cannot generally be used as collateral for FHLB advances (such as commercial loans and finance receivables). As a result, we have become more dependent on wholesale funding sources (such as brokered CD's and Repurchase Agreements). In order to reduce this greater reliance on wholesale funding we intend to explore the potential securitization of both commercial loans and finance receivables during 2005. It is likely that a securitization facility would have a higher all in cost than our current wholesale funding sources which would adversely impact our future net interest income. However we believe that the benefits from a liquidity risk management standpoint will likely outweigh the adverse impact on our net interest income.

     In the normal course of business, we enter into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2004.

CONTRACTUAL COMMITMENTS

                                                                             December 31, 2004
                                                   1 year or less   1-3 years   3-5 years    After 5 years      Total
                                                   --------------------------------------------------------------------
                                                                          (dollars in thousands)
Time deposit maturities ........................     $  630,387      $217,507    $113,751      $ 78,520      $1,040,165
Federal funds purchased and other borrowings ...        464,154        14,037      15,935        28,812         522,938
Operating lease obligations ....................          1,309         2,259         935                         4,503
Purchase obligations(1) ........................          1,084         1,355                                     2,439
                                                     ------------------------------------------------------------------
   Total .......................................     $1,096,934      $235,158    $130,621      $107,332      $1,570,045
                                                     ==================================================================


(1) Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

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

CAPITALIZATION

                                                      December 31,
                                                    2004       2003
                                                  -------------------
                                                     (in thousands)
Unsecured debt ................................   $  9,000
                                                  -------------------
Subordinated debentures .......................     64,197   $ 52,165
Amount not qualifying as regulatory capital ...     (1,847)    (1,565)
                                                  -------------------
   Amount qualifying as regulatory capital ....     62,350     50,600
                                                  -------------------
Shareholders' equity
   Common stock ...............................     21,195     19,521
   Capital surplus ............................    158,797    119,401
   Retained earnings ..........................     41,795     16,953
   Accumulated other comprehensive income .....      8,505      6,341
                                                  -------------------
      Total shareholders' equity ..............    230,292    162,216
                                                  -------------------
      Total capitalization ....................   $301,642   $212,816
                                                  ===================

     In March 2003, a special purpose entity, IBC Capital Finance II (the "trust") issued $1.6 million of common securities to Independent Bank Corporation and $50.6 million of trust preferred securities to the public. Independent Bank Corporation issued $52.2 million of subordinated debentures to the trust in exchange for the proceeds from the public offering. These subordinated debentures represent the sole asset of the trust.

     Prior to 2004, the trust was consolidated in our financial statements and the common securities and subordinated debentures were eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003 ("FIN 46R"), the trust is no longer consolidated with Independent Bank Corporation. Accordingly, we no longer report the $50.6 million of trust preferred securities issued by the trust as liabilities, but instead report the common securities of $1.6 million held by Independent Bank Corporation in other assets and the $52.2 million of subordinated debentures issued by Independent Bank Corporation in the liability section of our Consolidated Statements of Financial Condition. Amounts reported at December 31, 2003 were reclassified to conform to the current presentation. The effect of no longer consolidating the trust had no material impact on our operating results.

     In connection with our acquisition of Midwest, we assumed all of the duties, warranties and obligations of Midwest as the sponsor and sole holder of the common securities of Midwest Guaranty Trust I ("MGT"). In 2002, MGT, a special purpose entity, issued $0.2 million of common securities to Midwest and $7.5 million of trust preferred securities as part of a pooled offering. Midwest issued $7.7 million of subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of MGT. Both the common securities and subordinated debentures are included in our Consolidated Statement of Financial Condition at December 31, 2004.

     In connection with our acquisition of North, we assumed all of the duties, warranties and obligations of North as the sole general partner of Gaylord Partners, Limited Partnership ("GPLP"), a special purpose entity. In 2002, North contributed an aggregate of $0.1 million to the capital of GPLP and GPLP issued $5.0 million of floating rate cumulative preferred securities as part of a private placement offering. North issued $5.1 million of subordinated debentures to GPLP in exchange for the proceeds of the offering, which debentures represent the sole asset of GPLP. Independent Bank purchased $0.8 million of the GPLP floating rate cumulative preferred securities during the private placement offering. This investment security at Independent Bank and a corresponding amount of subordinated debentures are eliminated in consolidation. The remaining subordinated debentures as well as our capital investment in GPLP are included in our Consolidated Statement of Financial Condition at December 31, 2004.

     In March 2005, the Federal Reserve Board issued a final rule that would retain trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (less any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 25 basis points at December 31, 2004 (this calculation assumes no transition period).

     We have supplemented our balance-sheet management activities with purchases of our common stock. We repurchased 0.1 million shares of our common stock at an average price of $24.53 in 2004 compared to 0.6 million shares of our common stock at an average price of $21.97 per share in 2003 and compared to 1.2 million shares at an average price of $18.82 per share in 2002. The level of share repurchases in a given year generally reflects changes in our need for capital associated with our balance sheet growth. In February 2005 we announced that our board of directors had authorized the repurchase of up to 0.8 million shares. This authorization expires on December 31, 2005.

     Shareholders' equity totaled $230.3 million at December 31, 2004. The increase from $162.2 million at December 31, 2003 primarily reflects the retention of earnings (net of cash dividends paid), the issuance of common stock for the Midwest and North acquisitions and pursuant to various equity-based incentive compensation plans, and an increase in accumulated other comprehensive income. Shareholders' equity was equal to 7.44% of total assets at December 31, 2004, compared to 6.87% a year earlier.

CAPITAL RATIOS

                                                      December 31,
                                                     -------------
                                                      2004    2003
                                                     -------------
Equity capital ...................................    7.44%   6.87%
Average shareholders' equity to average assets ...    7.31    6.80
Tier 1 capital to average assets .................    7.36    7.91
Tier 1 risk-based capital ........................    9.39   10.55
Total risk-based capital .........................   10.53   11.57

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

     We employ simulation analyses to monitor each Bank's interest-rate risk profiles and evaluate potential changes in our Bank's net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheets. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY
AND TAX EQUIVALENT NET INTEREST INCOME
--------------------------------------

                                                                           December 31, 2004
                                                Market Value of     Percent       Tax Equivalent       Percent
Change in Interest Rates                      Portfolio Equity(1)    Change   Net Interest Income(2)    Change
--------------------------------------------------------------------------------------------------------------
                                                                     (dollars in thousands)
200 basis point rise ......................         $210,000        (5.41)%          $139,200             3.03%
100 basis point rise ......................          220,800        (0.54)            137,700             1.92
Base-rate scenario ........................          222,000                          135,100
100 basis point decline ...................          214,400        (3.42)            132,800            (1.70)
200 basis point decline ...................          205,200        (7.57)            133,000            (1.55)

(1) Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2) Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

                                  ACQUISITIONS

     On July 1, 2004, we completed the acquisition of North. We issued 345,391 shares of common stock to the North shareholders. 2004 includes the results of North's operations beginning on July 1, 2004. At the time of acquisition, North had total assets of $155.1 July 1, million, total loans of $103.6 million, total deposits of $123.8 million and total stockholders' equity of $3.3 million. We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.9 million and establishing a core deposit intangible of $2.2 million.

     On May 31, 2004, we completed the acquisition of Midwest. We issued 997,700 shares of common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 includes the results of Midwest's operations subsequent to May 31, 2004. At the time of acquisition, Midwest had total assets of $238.0 million, total loans of $205.0 million, total deposits of $198.9 million and total stockholders' equity of $18.7 million. We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.1 million, establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million.

     On April 15, 2003, we completed the acquisition of Mepco, a 40-year old Chicago-based company, that specializes in financing insurance premiums for businesses and providing payment plans to consumers for the purchase of vehicle service contracts.

                          CRITICAL ACCOUNTING POLICIES

     Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated real estate mortgage loan servicing rights, derivative financial instruments, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

     We are required to assess our investment securities for "other than temporary impairment" on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. Our assessment process during 2004 resulted in recording a $1.6 million impairment charge for other than temporary impairment on various investment securities within our portfolio. Currently the accounting profession
(FASB) is considering the meaning of other than temporary impairment with respect to debt securities and has delayed the effective date of certain portions of a recent accounting pronouncement (see "Recent Accounting Pronouncements"). We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices.

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

     At December 31, 2004 we had approximately $11.4 million of real estate mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying real estate mortgage loans, the interest rate used to discount the net cash flows from the real estate mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. We utilize an outside third party (with expertise in the valuation of real estate mortgage loan servicing rights) to assist us in our valuation process. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative or aggressive assumptions.

     We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell real estate mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. In particular, we use pay fixed interest-rate swaps to convert the variable rate cash flows on short-term or variable rate debt obligations to fixed rates. At December 31, 2004 we had approximately $369.5 million in fixed pay interest rate swaps being accounted for as cash flow hedges, thus permitting us to report the related unrealized gains or losses in the fair market value of these derivatives in other comprehensive income and subsequently reclassify such gains or losses into earnings as yield adjustments in the same period in which the related interest on the hedged item (primarily short-term or variable rate debt obligations) affect earnings. The fair market value of our fixed pay interest-rate swaps being accounted for as cash flow hedges is approximately $1.3 million at December 31, 2004.

     Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2004 we had recorded a net deferred tax asset of $8.7 million, which included a net operating loss carryforward of $6.8 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.

     At December 31, 2004 we had recorded $53.4 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from the 2004 acquisitions of Midwest and North, the 2003 acquisition of Mepco and the past acquisitions of other banks and a mobile home loan origination company. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable and even utilizing more conservative assumptions on valuation would not presently result in any impairment in the amount of goodwill that we have recorded. However, we may incur impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment," ("SFAS #123R") which is a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS #123"). SFAS #123R supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB #25") and amends Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows." Generally the requirements of SFAS #123R are similar to the requirements described in SFAS #123. However, SFAS #123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. Statement #123R is effective at the beginning of the first interim or annual period beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. We expect to adopt SFAS #123R on July 1, 2005.

     SFAS #123R permits companies to adopt its requirements using one of two methods. First, a "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS #123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS #123 for all awards granted to employees prior to the effective date of SFAS #123R that remain unvested on the effective date. Second, a "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS #123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. We plan to adopt SFAS #123R using the modified prospective method described above.

     As permitted by SFAS #123, we currently account for share-based payments to employees using APB #25's intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R's fair value method will have a significant impact on our results overall financial position. The impact of SFAS #123R cannot be predicted at this time because it will depend on the level and type of share-based payments granted in the future. However, had we adopted SFAS #123R in prior periods, the impact of that standard would have approximated the impact of SFAS #123 as described in the disclosure of pro forma net income and earnings per share in Note #14 to our consolidated financial statements.

     In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments," ("SAB #105") which provides guidance about the measurement of loan commitments required to be accounted for as derivative instruments and recognized at fair value under SFAS #133. SAB #105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB #105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. Our current policies are consistent with the guidance issued in SAB #105.

     In 2003, the Emerging Issues Task Force ("EITF") issued Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The recognition and measurement guidance in EITF 03-1 should be applied in other-than-temporary impairment evaluations performed in reporting periods beginning after June 15, 2004. Disclosures were effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under FASB Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations". The disclosure requirements for all other investments are effective in annual financial statements for fiscal years ending after June 15, 2004. Comparative information for periods prior to initial application is not required. On September 15, 2004, the FASB staff proposed two FASB Staff Positions ("FSP"). The first, proposed FSP EITF Issue 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," would provide guidance for the application of paragraph 16 of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. The second, proposed FSP EITF Issue 03-1-b, "Effective Date of Paragraph 16 of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," would delay the effective date of EITF 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. Other investments within the scope of EITF 03-1 remain subject to its recognition and measurement provisions for interim and annual periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 also would not be affected by the two proposed FSPs.

     In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-03, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer". This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations. This SOP does not apply to loans originated by us and is effective for loans acquired in fiscal years beginning after December 15, 2004. This SOP is expected to have a significant impact on our future acquisitions as it will require the allocation of the acquired entity's allowance for loan losses to individual loans.

     In December 2003, the FASB issued Interpretation No. 46 (revised December
2003), "Consolidation of Variable Interest Entities," ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46. Under the general transition provisions of FIN 46R all public entities are required to fully implement FIN 46R no later than the end of the first reporting period ending after March 15, 2004. The adoption of FIN 46R during the quarter ended March 31, 2004 did not have a material impact on our financial condition or results of operations.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS #150") which requires issuers of financial instruments to classify as liabilities certain freestanding financial instruments that embody obligations for the issuer. SFAS #150 was effective for all freestanding financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. On October 29, 2003, the FASB voted to defer for an indefinite period the application of the guidance in SFAS #150, to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability on the parent's financial statements. The adoption of the sections of this Statement that have not been deferred did not have a significant impact on our financial condition or results of operations. The section noted above that has been deferred indefinitely is not expected to have a material impact on our financial condition or results of operations.

                 MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

     The management of Independent Bank Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to us and the board of directors regarding the preparation and fair presentation of published financial statements.

     All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

     We assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2004, the Company's internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

     Our independent auditor's have issued an audit report on our assessment of the Company's internal control over financial reporting. Their report immediately follows our report.

Independent Bank Corporation
March 4, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

     We have audited management's assessment, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting, that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 4, 2005, expressed an unqualified opinion on those consolidated financial statements.


/s/ KPMG LLP

Detroit, Michigan
March 4, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

     We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Independent Bank Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 4, 2005 expressed an unqualified opinion on management's assessment of and the effective operation of internal control over financial reporting.


/s/ KPMG LLP

Detroit, Michigan
March 4, 2005

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                       December 31,
                                                                 -----------------------
                                                                    2004         2003
                                                                 ----------   ----------
                                                                      (in thousands,
                                                                  except share amounts)
ASSETS
   Cash and due from banks ...................................   $   72,815   $   61,741
   Securities available for sale .............................      550,908      453,996
   Federal Home Loan Bank stock, at cost .....................       17,322       13,895
   Loans held for sale .......................................       38,756       32,642
   Loans
      Commercial .............................................      931,251      603,558
      Real estate mortgage ...................................      773,609      681,602
      Installment ............................................      266,042      234,562
      Finance receivables ....................................      254,388      147,671
                                                                 ----------   ----------
         Total loans .........................................    2,225,290    1,667,393
   Allowance for loan losses .................................      (24,737)     (16,836)
                                                                 ----------   ----------
         Net Loans ...........................................    2,200,553    1,650,557
   Property and equipment, net ...............................       56,569       43,979
   Bank owned life insurance .................................       38,337       36,850
   Goodwill ..................................................       53,354       16,696
   Other intangibles .........................................       13,503        7,523
   Accrued income and other assets ...........................       51,910       43,135
                                                                 ----------   ----------
            Total Assets .....................................   $3,094,027   $2,361,014
                                                                 ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits
      Non-interest bearing ...................................   $  287,672   $  192,733
      Savings and NOW ........................................      849,110      700,541
      Time ...................................................    1,040,165      809,532
                                                                 ----------   ----------
         Total Deposits ......................................    2,176,947    1,702,806
   Federal funds purchased ...................................      117,552       53,885
   Other borrowings ..........................................      405,386      331,819
   Subordinated debentures ...................................       64,197       52,165
   Financed premiums payable .................................       48,160       26,340
   Accrued expenses and other liabilities ....................       51,493       31,783
                                                                 ----------   ----------
         Total Liabilities ...................................    2,863,735    2,198,798
                                                                 ----------   ----------
   Commitments and contingent liabilities

   Shareholders' Equity
      Preferred stock, no par value-200,000 shares authorized;
         none issued or outstanding
      Common stock, $1.00 par value-30,000,000 shares
         authorized; issued and outstanding; 21,194,651 shares
         at December 31, 2004 and 19,521,137 shares
         at December 31, 2003 ................................       21,195       19,521
      Capital surplus ........................................      158,797      119,401
      Retained earnings ......................................       41,795       16,953
      Accumulated other comprehensive income .................        8,505        6,341
                                                                 ----------   ----------
         Total Shareholders' Equity ..........................      230,292      162,216
                                                                 ----------   ----------
            Total Liabilities and Shareholders' Equity .......   $3,094,027   $2,361,014
                                                                 ==========   ==========

See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         Year ended December 31,
                                                                ----------------------------------------
                                                                       2004       2003       2002
                                                                     --------   --------   --------
                                                                (in thousands, except per share amounts)
INTEREST INCOME
   Interest and fees on loans ...............................        $139,846   $118,861   $109,297
   Securities available for sale ............................
      Taxable ...............................................          12,497     11,687     12,211
      Tax-exempt ............................................           9,439      8,207      7,018
   Other investments ........................................             765        611      1,289
                                                                     --------   --------   --------
      Total Interest Income .................................         162,547    139,366    129,815
                                                                     --------   --------   --------
INTEREST EXPENSE
   Deposits .................................................          28,363     27,802     35,134
   Other borrowings .........................................          16,651     16,311     12,874
                                                                     --------   --------   --------
      Total Interest Expense ................................          45,014     44,113     48,008
                                                                     --------   --------   --------
      Net Interest Income ...................................         117,533     95,253     81,807
   Provision for loan losses ................................           4,309      4,032      3,562
                                                                     --------   --------   --------
      Net Interest Income After Provision for Loan Losses ...         113,224     91,221     78,245
                                                                     --------   --------   --------
NON-INTEREST INCOME
   Service charges on deposit accounts ......................          17,089     14,668     13,049
   Net gains (losses) on assets
      Real estate mortgage loans ............................           5,956     16,269      8,178
      Securities ............................................             856       (779)       (24)
   VISA check card interchange income .......................           2,054      1,564      1,370
   Title insurance fees .....................................           2,036      3,092      2,474
   Manufactured home loan origination fees and commissions...           1,264      1,769      1,949
   Real estate mortgage loan servicing ......................           1,427       (294)      (870)
   Other income .............................................           7,116      6,315      4,785
                                                                     --------   --------   --------
      Total Non-interest Income .............................          37,798     42,604     30,911
                                                                     --------   --------   --------
NON-INTEREST EXPENSE
   Compensation and employee benefits .......................          50,081     43,558     37,343
   Occupancy, net ...........................................           7,539      6,519      5,424
   Furniture and fixtures ...................................           6,122      5,539      4,731
   Other expenses ...........................................          34,926     26,890     20,795
                                                                     --------   --------   --------
      Total Non-interest Expense ............................          98,668     82,506     68,293
                                                                     --------   --------   --------
      Income Before Income Tax ..............................          52,354     51,319     40,863
   Income tax expense .......................................          13,796     13,727     11,396
                                                                     --------   --------   --------
      Net Income ............................................        $ 38,558   $ 37,592   $ 29,467
                                                                     ========   ========   ========
   Net income per share
      Basic .................................................        $   1.88   $   1.92   $   1.47
                                                                     ========   ========   ========
      Diluted ...............................................        $   1.84   $   1.87   $   1.44
                                                                     ========   ========   ========
   Cash dividends declared per common share .................        $    .66   $    .59   $    .44
                                                                     ========   ========   ========

See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                   Accumulated
                                                                                      Other
                                                                                     Compre-          Total
                                                   Common    Capital   Retained      hensive      Shareholders'
                                                   Stock     Surplus   Earnings   Income (Loss)       Equity
---------------------------------------------------------------------------------------------------------------
                                                                          (in thousands)
Balances at January 1, 2002 ...................   $17,749   $ 76,628   $ 39,355      $(1,829)       $131,903
Net income for 2002 ...........................                          29,467                       29,467
Cash dividends declared, $.44 per share .......                          (8,756)                      (8,756)
5% stock dividend .............................       853     17,407    (18,281)                         (21)
Issuance of 291,891 shares of common stock ....       292      3,168                                   3,460
Repurchase and retirement of 1,120,070
   shares of common stock .....................    (1,120)   (22,071)                                (23,191)
Cash in lieu of fractional shares for
   three-for-two stock split ..................                   (8)                                     (8)
Net change in accumulated other
   comprehensive income, net of
   $2.8 million of related tax effect .........                                        5,193           5,193
                                                  -------------------------------------------------------------
Balances at December 31, 2002 .................    17,774     75,124     41,785        3,364         138,047
Net income for 2003 ...........................                          37,592                       37,592
Cash dividends declared, $.59 per share .......                         (11,642)                     (11,642)
10% stock dividend ............................     1,776     48,969    (50,782)                         (37)
Issuance of 491,818 shares of common stock ....       492      7,365                                   7,857
Repurchase and retirement of 520,607
   shares of common stock .....................      (521)   (12,057)                                (12,578)
Net change in accumulated other
   comprehensive income, net of
   $1.6 million of related tax effect .........                                        2,977           2,977
                                                  -------------------------------------------------------------
Balances at December 31, 2003 .................    19,521    119,401     16,953        6,341         162,216
Net income for 2004 ...........................                          38,558                       38,558
Cash dividends declared, $.66 per share .......                         (13,716)                     (13,716)
Issuance of 1,755,114 shares of common stock ..     1,755     41,317                                  43,072
Repurchase and retirement of 81,600
   shares of common stock .....................       (81)    (1,921)                                 (2,002)
Net change in accumulated other
   comprehensive income, net of
   $1.2 million of related tax effect .........                                        2,164           2,164
                                                  -------------------------------------------------------------
      Balances at December 31, 2004 ...........   $21,195   $158,797   $ 41,795      $ 8,505        $230,292
                                                  =============================================================

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                      2004      2003      2002
---------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
Net income ......................................................................   $38,558   $37,592   $29,467
Other comprehensive income
   Net change in unrealized gain (loss) on securities available for sale, net of
      related tax effect ........................................................    (1,423)      545     6,087
   Net change in unrealized gain (loss) on derivative instruments, net of related
      tax effect ................................................................     3,587     2,432      (894)
                                                                                    ---------------------------
         Comprehensive Income ...................................................   $40,722   $40,569   $34,660
                                                                                    ===========================

See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended December 31,
                                                                             ---------------------------------
                                                                                2004        2003        2002
                                                                             ---------   ---------   ---------
                                                                                       (in thousands)
Net Income ...............................................................   $  38,558   $  37,592   $  29,467
                                                                             ---------   ---------   ---------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM (USED IN) OPERATING ACTIVITIES
   Proceeds from sales of loans held for sale ............................     391,401     908,751     608,478
   Disbursements for loans held for sale .................................    (391,559)   (795,547)   (652,661)
   Provision for loan losses .............................................       4,309       4,032       3,562
   Deferred federal income tax expense ...................................       2,185       4,428         974
   Deferred loan fees ....................................................        (568)       (620)        443
   Depreciation, amortization of intangible assets and premiums and
      accretion of discounts on securities and loans .....................      (3,001)      1,254       6,511
   Net gains on sales of real estate mortgage loans ......................      (5,956)    (16,269)     (8,178)
   Net (gains) losses on securities ......................................        (856)        779          24
   Write-off of uncompleted software .....................................         977
   Increase in accrued income and other assets ...........................     (11,432)    (12,077)     (3,438)
   Increase in accrued expenses and other liabilities ....................      40,366       1,021         225
                                                                             ---------   ---------   ---------
      Total Adjustments ..................................................      25,866      95,752     (44,060)
                                                                             ---------   ---------   ---------
      Net Cash Provided by (Used in) Operating Activities ................      64,424     133,344     (14,593)
                                                                             ---------   ---------   ---------

CASH FLOW USED IN INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale ...............      57,441      20,446      66,390
   Proceeds from the maturity of securities available for sale ...........      24,489      22,740       4,315
   Principal received on securities available for sale ...................      46,672      96,037      49,676
   Purchases of securities available for sale ............................    (132,190)   (226,898)   (181,228)
   Portfolio loans originated, net of principal payments .................    (295,899)   (191,266)    (24,730)
   Principal received on portfolio loans purchased .......................       3,668       8,598      24,509
   Acquisition of businesses, less cash received .........................      12,905      (3,062)
   Purchase of bank owned life insurance .................................                             (35,000)
   Purchases of property and equipment ...................................     (11,720)     (7,272)     (9,480)
                                                                             ---------   ---------   ---------
      Net Cash Used in Investing Activities ..............................    (294,634)   (280,677)   (105,548)
                                                                             ---------   ---------   ---------

CASH FLOW FROM FINANCING ACTIVITIES
   Net increase in total deposits ........................................     150,930     167,203     148,236
   Net increase (decrease) in other borrowings and federal funds purchased      88,306     (23,168)     39,165
   Proceeds from Federal Home Loan Bank advances .........................     509,100     645,650     485,090
   Payments of Federal Home Loan Bank advances ...........................    (503,525)   (650,924)   (513,112)
   Proceeds from issuance of long-term debt ..............................      10,000
   Repayment of long-term debt ...........................................      (1,000)
   Dividends paid ........................................................     (12,500)    (11,040)     (8,406)
   Proceeds from issuance of subordinated debentures net of cash paid for
      common securities ..................................................                  48,712
   Redemption of subordinated debentures net of cash receipt for common
      securities .........................................................                 (17,250)
   Repurchase of common stock ............................................      (2,002)    (12,578)    (23,191)
   Proceeds from issuance of common stock ................................       1,975       1,738       2,565
                                                                             ---------   ---------   ---------
      Net Cash From Financing Activities .................................     241,284     148,343     130,347
                                                                             ---------   ---------   ---------
      Net Increase in Cash and Cash Equivalents ..........................      11,074       1,010      10,206
Cash and Cash Equivalents at Beginning of Year ...........................      61,741      60,731      50,525
                                                                             ---------   ---------   ---------
      Cash and Cash Equivalents at End of Year ...........................   $  72,815   $  61,741   $  60,731
                                                                             =========   =========   =========

Cash paid during the year for
   Interest ..............................................................   $  43,253   $  44,692   $  48,052
   Income taxes ..........................................................       5,666      10,738      11,693
Transfer of loans to other real estate ...................................       2,096       4,106       5,399
Real estate loans securitized ............................................      50,593

See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES
         -------------------

     The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment on investment securities, the determination of the allowance for loan losses, the valuation of derivative financial instruments, the valuation of originated mortgage servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

     Our Banks transact business in the single industry of commercial banking. Our Banks' cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending as well as insurance premium and extended automobile warranty financing. The principal markets are the rural and suburban communities across lower Michigan that are served by our Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Our financing for insurance premiums and extended automobile warranties is provided across the United States through our wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. Subject to established underwriting criteria, our Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2004, 72% of our Banks' loan portfolios were secured by real estate.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include
     ---------------------------
the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

     STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and
     ------------------------
cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions.

     COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No.
     --------------------
130, "Reporting Comprehensive Income," established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments. The net change in unrealized gain or loss on securities available for sale in 2004 reflects a net gain reclassified into earnings of $0.9 million and reflects net losses reclassified into earnings of $0.8 million and $24,000, in 2003 and 2002, respectively. The reclassification of these amounts from comprehensive income resulted in income tax expense of $0.3 million in 2004 and an income tax benefit of $0.3 million and $8,000 in 2003 and 2002, respectively.

     LOANS HELD FOR SALE - Loans held for sale are carried at the lower of
     -------------------
aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used by the Banks include interest rate, term and type.

     SECURITIES - We classify our securities as trading, held to maturity or
     ----------
available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which our Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2004 and 2003. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

     LOAN REVENUE RECOGNITION - Interest on loans is accrued based on the
     ------------------------
principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status is based on contractual terms of the loan agreement.

     Certain loan fees and direct loan origination costs are deferred and recognized as an adjustment of yield generally over the contractual life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized generally over the contractual life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for letters of credit are recognized as revenue over the life of the commitment.

     ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements:
(i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off homogenous residential mortgage, installment and finance receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

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

     The allowance for loan losses on unfunded commitments is determined in a similar manner to the allowance for loan losses and is recorded in accrued expenses and other liabilities.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Buildings are generally depreciated over a period not exceeding 39 years and equipment is generally depreciated over periods not exceeding 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or lease period.

     OTHER REAL ESTATE - Other real estate at the time of acquisition is recorded at the lower of cost of acquisition or fair value, less estimated costs to sell, which becomes the property's new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets and subsequent write-downs to reflect declines in value are recorded as other expense.

     During 2004 and 2003 we foreclosed on certain loans secured by real estate and transferred approximately $2.1 million and $4.1 million, respectively to other real estate. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair market values, less estimated costs to sell. During 2004 and 2003, we sold other real estate with book balances of approximately $4.6 million and $4.8 million, respectively. Gains or losses on the sale of other real estate are recorded in other expense on the income statement.

     Other real estate and repossessed assets totaling $2.1 million and $3.3 million at December 31, 2004 and 2003, respectively, are included in accrued income and other assets.

     INTANGIBLE ASSETS - Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS #141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142") have a profound effect on how organizations account for business combinations and for the purchased goodwill and intangible assets that arise from those combinations or are acquired otherwise. SFAS #141 requires that combinations be accounted for using the purchase method of accounting. SFAS #142 requires goodwill and intangible assets be reviewed for impairment. Based on our review of goodwill and intangible assets recorded on the Statement of Condition, no impairment existed as of December 31, 2004.

     Other intangible assets, including core deposit, customer relationship intangibles, and covenants not to compete are amortized using both straight-line and accelerated methods over 5 to 15 years.

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

     DERIVATIVE FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") which was subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

     We record the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. It is anticipated that no unrealized gains on Cash Flow Hedges at December 31, 2004, will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at December 31, 2004 is 4.6 years.

     We also record fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

     Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

     When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on the balance sheet and recognize any changes in its fair value in earnings.

     STOCK BASED COMPENSATION - We apply APB Opinion No. 25 in accounting for our stock based compensation plans. We provide pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation. For purposes of pro forma disclosures, we recognized compensation cost on stock options with pro rata vesting on a straight-line basis. Our stock based compensation plans are described more fully in Note #14.

     COMMON STOCK - At December 31, 2004, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.3 million shares of common stock were reserved for issuance under stock option plans.

     RECLASSIFICATION - Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the 2004 presentation.

NOTE 2 - ACQUISITIONS

     On July 1, 2004, we completed our acquisition of North Bancorp, Inc. ("North"), with the purpose of expanding our presence in northern Michigan. North was a publicly held bank holding company primarily doing business as a commercial bank. As a result of the closing of this transaction, we issued 345,391 shares of common stock to the North shareholders. 2004 includes the results of North's operations beginning on July 1, 2004.

     A condensed balance sheet of North at the date of acquisition follows:

                                   (in thousands)
                                   --------------
Cash ...........................      $ 21,505
Securities .....................        26,418
Loans, net .....................        97,573
Property and equipment .........         2,318
Intangible assets ..............         2,240
Goodwill .......................         2,948
Other assets ...................         9,299
                                      --------
   Total assets acquired .......       162,301

Deposits .......................       124,088
Borrowings .....................        27,090
Other liabilities ..............         2,350
                                      --------
   Total liabilities assumed ...       153,528
                                      --------
   Net assets acquired .........      $  8,773
                                      ========

     We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.9 million (non-deductible for federal income tax purposes), and establishing a core deposit intangible of $2.2 million. The core deposit intangible is being amortized on an accelerated basis over eight years. Included in 2004 results of operations was $0.2 million for amortization of the core deposit intangible.

     The unaudited pro-forma information presented in the following table has been prepared based on our historical results combined with North. The information has been combined to present the results of operations as if the acquisition had occurred at the beginning of the periods presented. The proforma results are not necessarily indicative of the results which would have actually been attained if the acquisition had been consummated in the past or what may be attained in the future:

                        Year Ended December 31,
                        -----------------------
                            2004       2003
                          --------   --------
                             (in thousands)
Total revenue ........    $205,300   $195,900
                          ========   ========
Net income ...........    $ 38,100   $ 33,800
                          ========   ========
Earnings per share ...    $   1.81   $   1.66
                          ========   ========

     On May 31, 2004, we completed our acquisition of Midwest Guaranty Bancorp, Inc. ("Midwest"), with the purpose of expanding our presence in southeastern Michigan. Midwest was a closely held bank holding company primarily doing business as a commercial bank. As a result of the closing of this transaction, we issued 997,700 shares of common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 results include Midwest's operations subsequent to May 31, 2004.

     A condensed balance sheet of Midwest at the date of acquisition follows:

                                   (in thousands)
                                   --------------
Cash ...........................      $  8,390
Securities .....................        19,557
Loans, net .....................       201,476
Property and equipment .........         5,674
Intangible assets ..............         6,219
Goodwill .......................        23,074
Other assets ...................         1,824
                                      --------
   Total assets acquired .......       266,214
                                      --------

Deposits .......................       199,123
Borrowings .....................        20,046
Other liabilities ..............         2,931
                                      --------
   Total liabilities assumed ...       222,100
                                      --------
   Net assets acquired .........      $ 44,114
                                      ========

     We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.1 million, (non-deductible for federal income tax purposes), establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million. The core deposit intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2004 results of operations was $0.5 million for amortization of the core deposit intangible and the covenant not to compete.

     The unaudited pro-forma information presented in the following table has been prepared based on our historical results combined with Midwest. The information has been combined to present the results of operations as if the acquisition had occurred at the beginning of the periods presented. The proforma results are not necessarily indicative of the results which would have actually been attained if the acquisition had been consummated in the past or what may be attained in the future:

                         Year Ended December 31,
                         -----------------------
                             2004       2003
                           --------   --------
                             (in thousands)
Total revenue ........     $206,400   $196,600
                           ========   ========
Net income ...........     $ 38,900   $ 39,100
                           ========   ========
Earnings per share ...     $   1.83   $   1.86
                           ========   ========

     On April 15, 2003, we completed the acquisition of Mepco Insurance Premium Financing, Inc. with the purpose of adding a high margin business with good growth prospects and to take advantage of our relatively lower cost of funds and greater access to capital. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. As a result of the closing of this transaction we issued 272,439 shares of common stock, and paid out $5.0 million in cash on April 15, 2003 as the initial consideration. Under the terms of the agreement and plan of merger additional contingent consideration may be paid in the future pursuant to an earn-out. During 2004 we issued 43,929 shares of common stock and paid out $1.1 million in cash associated with the first year of the earn-out.

     As a result of the termination of the employment contracts of certain Mepco officers in December 2004, the former shareholders of Mepco have the right, under the terms of our acquistition, to accelerate the earn-out amount payable to those shareholders rather than receive payments in annual installments through April, 2008. The precise earn-out amount of that accelerated payment is dependent upon the time of exercise of the shareholders' option to accelerate. That option expires on March 30, 2006. The payment of the earn-out amount, whether or not accelerated, will be recorded by us as goodwill. At December 31, 2004 we accrued approximately $8.4 million (included in accrued expenses and other liabilities) and recorded a corresponding increase in goodwill for this accelerated earn-out option. Included in our 2003 results are Mepco's operations subsequent to April 15, 2003.

     A condensed balance sheet of Mepco at the date of acquisition follows:

                                   (in thousands)
                                   --------------
Cash ...........................      $  2,217
Finance receivables, net .......        99,156
Property and equipment .........         1,233
Intangible assets ..............         2,824
Goodwill .......................         9,390
Other assets ...................         3,011
                                      --------
   Total assets acquired .......       117,831
                                      --------

Short-term borrowings ..........        79,893
Financed premiums payable ......        24,628
Other liabilities ..............         3,028
                                      --------
   Total liabilities assumed ...       107,549
                                      --------
   Net assets acquired .........      $ 10,282
                                      --------
                                      ========

     We recorded purchase accounting adjustments related to the Mepco acquisition including recording goodwill of $9.4 million (nondeductible for federal income tax purposes), establishing a customer relationship intangible of $2.6 million, a covenant not to compete of $0.2 million and writing down fixed assets (software in the process of development) by $2.3 million. The customer relationship intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2004 and 2003 results of operations were $0.7 million and $0.6 million, respectively, for amortization of the customer relationship intangible and the covenant not to compete.

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

                         Year Ended December 31,
                         -----------------------
                             2003       2002
                           --------   --------
                              (in thousands)
Total revenue ........     $185,100   $172,700
                           ========   ========
Net income ...........     $ 37,800   $ 30,300
                           ========   ========
Earnings per share ...     $   1.87   $   1.46
                           ========   ========

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

     Our Banks' legal reserve requirements were satisfied by average vault cash and non-intrest earning balance with the Federal Reserve Bank of $19.0 million and $18.8 million during 2004 and 2003, respectively. Our Banks do not maintain compensating balances with correspondent banks.

NOTE 4 - SECURITIES
-------------------

     Securities available for sale consist of the following at December 31:

                                                                         Unrealized
                                                          Amortized   ----------------     Fair
                                                             Cost      Gains    Losses     Value
-------------------------------------------------------------------------------------------------
                                                                       (in thousands)
2004
   U.S. Treasury ......................................    $  9,949             $   25   $  9,924
   Mortgage-backed ....................................     221,920   $ 1,209      675    222,454
   Other asset-backed .................................      22,951       903      277     23,577
   Obligations of states and political subdivisions ...     235,559     9,534      605    244,488
   Trust preferred ....................................      18,296     1,623        3     19,916
   Preferred stock ....................................      25,885       141      113     25,913
   Corporate ..........................................       1,966        34               2,000
   Other ..............................................       2,636                         2,636
                                                           --------------------------------------
      Total ...........................................    $539,162   $13,444   $1,698   $550,908
                                                           ======================================

2003
   U.S. Treasury ......................................    $    300   $     1            $    301
   Mortgage-backed ....................................     137,839     1,396   $  249    138,986
   Other asset-backed .................................      32,721       648      239     33,130
   Obligations of states and political subdivisions ...     188,076    10,570      855    197,791
   Trust preferred ....................................      29,041     2,186      149     31,078
   Preferred stock ....................................      30,374       142      253     30,263
   Corporate ..........................................      21,171       738              21,909
   Other ..............................................         538                           538
                                                           --------------------------------------
      Total ...........................................    $440,060   $15,681   $1,745   $453,996
                                                           ======================================

     Our investments' gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31, 2004 follows:

                                          Less Than Twelve Months    Twelve Months or More             Total
                                          ---------------------------------------------------------------------------
                                                       Unrealized                Unrealized                Unrealized
                                          Fair Value     Losses     Fair Value     Losses     Fair Value     Losses
---------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)
U.S. Treasury .........................     $ 9,924       $ 25                                  $ 9,924      $   25
Mortgage-backed .......................      55,082        534        $10,904       $141         65,986         675
Other asset-backed ....................                                 2,668        277          2,668         277
Obligations of states and political
   subdivisions .......................      10,183         93          8,644        512         18,827         605
Trust preferred securities ............                                   606          3            606           3
Preferred stock .......................       1,091        113                                    1,091         113
                                          ---------------------------------------------------------------------------
   Total ..............................     $76,280       $765        $22,822       $933        $99,102      $1,698
                                          ===========================================================================

     We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse.

     The amortized cost and fair value of securities available for sale at December 31, 2004, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized     Fair
                                                        Cost       Value
                                                     ---------   --------
                                                        (in thousands)
Maturing within one year .........................    $ 10,251   $ 10,412
Maturing after one year but within five years ....      50,948     53,082
Maturing after five years but within ten years ...      61,505     65,046
Maturing after ten years .........................     143,066    147,788
                                                      --------   --------
                                                       265,770    276,328
Mortgage-backed ..................................     221,920    222,454
Other asset-backed ...............................      22,951     23,577
Preferred stock ..................................      25,885     25,913
Other ............................................       2,636      2,636
                                                      --------   --------
   Total .........................................    $539,162   $550,908
                                                      ========   ========

     A summary of proceeds from the sale of securities and gains and losses follows:

                           Realized
                      ------------------
           Proceeds    Gains   Losses(1)
           --------   ------   ---------
                   (in thousands)
2004 ...    $57,441   $2,540     $1,684
2003 ...     20,446      827      1,606
2002 ...     66,390      809        833

(1) Losses in 2004 include a $1.6 million other than temporary impairment charge on preferred stock and other asset-backed securities and losses in 2003 and 2002 include a $0.8 million other than temporary impairment charge on a trust-preferred security.

     Securities with a book value of $271.9 million and $186.3 million at December 31, 2004 and 2003, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2004 or 2003.

NOTE 5 - LOANS

     Our loan portfolios at December 31 follow:

                                                               2004         2003
                                                            ----------   ----------
                                                                 (in thousands)
Real estate(1)
   Residential first mortgages ..........................   $  590,949   $  546,647
   Residential home equity and other junior mortgages ...      215,261      150,346
   Construction and land development ....................      261,505      194,340
   Other(2) .............................................      546,789      389,617
Finance receivables .....................................      254,388      147,671
Consumer ................................................      182,374      139,261
Commercial ..............................................      165,440       88,558
Agricultural ............................................        8,584       10,953
                                                            ----------   ----------
   Total loans ..........................................   $2,225,290   $1,667,393
                                                            ==========   ==========

(1) Includes both residential and non-residential commercial loans secured by real estate.

(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

     An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                         2004                    2003                    2002
                                                ---------------------   ---------------------   ---------------------
                                                  Loan      Unfunded      Loan      Unfunded      Loan      Unfunded
                                                 Losses   Commitments    Losses   Commitments    Losses   Commitments
                                                -------   -----------   -------   -----------   -------   -----------
                                                                            (in thousands)
Balance at beginning of year ................   $16,836      $  892     $15,830       $875      $15,286       $881
   Allowance on loans acquired ..............     8,236                     517
   Provision charged to operating expense ...     3,355         954       4,015         17        3,568         (6)
   Recoveries credited to allowance .........     1,251                   1,087                     733
   Loans charged against the allowance ......    (4,941)                 (4,613)                 (3,757)
                                                -------      ------     -------       ----      -------       ----
Balance at end of year ......................   $24,737      $1,846     $16,836       $892      $15,830       $875
                                                =======      ======     =======       ====      =======       ====

     Loans are presented net of deferred loan fees of $1.2 million at December 31, 2004, and $1.8 million at December 31, 2003. Finance receivables totaling $123.4 million and $58.4 million at December 31, 2004 and 2003, respectively, are presented net of purchased discount of $7.0 million and $2.4 million, at December 31, 2004 and 2003, respectively. These finance receivables had effective interest rates at December 31, 2004 and 2003 of 17.0% and 18.7%, respectively. These receivables have various due dates through August, 2007.

     Non-performing loans at December 31 follows:

                                                                   2004      2003     2002
                                                                 -------   -------   ------
                                                                   (dollars in thousands)
Non-accrual loans ............................................   $11,804   $ 9,122   $5,738
Loans 90 days or more past due and still accruing interest ...     3,123     3,284    3,961
Restructured loans ...........................................       218       335      270
                                                                 -------   -------   ------
   Total non-performing loans ................................   $15,145   $12,741   $9,969
                                                                 =======   =======   ======

     If these loans had continued to accrue interest in accordance with their original terms, approximately $1.1 million, $0.7 million, and $0.9 million of interest income would have been recognized in 2004, 2003 and 2002, respectively. Interest income recorded on these loans was approximately $0.3 million, $0.3 million and $0.3 million in 2004, 2003 and 2002, respectively.

     Impaired loans totaled approximately $14.4 million, $13.5 million and $5.4 million at December 31, 2004, 2003 and 2002, respectively. Our Banks' average investment in impaired loans was approximately $14.8 million, $10.1 million and $6.8 million in 2004, 2003 and 2002, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.6 million, $0.4 million and $0.2 million in 2004, 2003 and 2002, respectively. Certain impaired loans with a balance of approximately $10.8 million, $9.6 million and $3.1 million had specific allocations of the allowance for loan losses totaling approximately $2.9 million, $1.4 million and $1.3 million at December 31, 2004, 2003 and 2002, respectively.

     At December 31, 2004, 2003 and 2002, our Banks serviced residential mortgage loans totaling $1.418 billion, $1.179 billion and $0.882 billion, respectively, for the benefit of third parties.

     An analysis of capitalized mortgage servicing rights for the years ended December 31 follows:

                                                                            2004         2003        2002
                                                                         ----------   ----------   --------
                                                                                   (in thousands)
Balance at beginning of year .........................................   $    8,873   $    4,455   $  4,299
   Servicing rights acquired from acquistion of business .............        1,138
   Originated servicing rights capitalized ...........................        3,341        7,700      3,637
   Amortization ......................................................       (1,948)      (3,655)    (2,386)
   Change in impairment reserve ......................................          (44)         373     (1,095)
                                                                         ----------   ----------   --------
Balance at end of year ...............................................   $   11,360   $    8,873   $  4,455
                                                                         ==========   ==========   ========

Impairment reserve ...................................................   $      766   $      722   $  1,095
                                                                         ==========   ==========   ========
Loans sold and serviced that have had servicing rights capitalized ...   $1,392,400   $1,140,600   $793,700
                                                                         ==========   ==========   ========

     Capitalized mortgage servicing rights are included on the consolidated statement of financial position in accrued income and other assets.

NOTE 6 - PROPERTY AND EQUIPMENT

     A summary of property and equipment at December 31 follows:

                                                  2004       2003
                                                --------   --------
                                                   (in thousands)
Land ........................................   $ 12,788   $  9,202
Buildings ...................................     48,040     39,954
Equipment ...................................     46,503     39,881
                                                --------   --------
                                                 107,331     89,037
Accumulated depreciation and amortization ...    (50,762)   (45,058)
                                                --------   --------
   Property and equipment, net ..............   $ 56,569   $ 43,979
                                                ========   ========

     During 2004 we incurred a $1.0 million impairment charge for the write-off of previously capitalized software development costs. This software was being developed by Mepco over the past three years for internal use in connection with its lending activities. With the assistance of a third-party consultant, we determined that this uncompleted internal use software was not expected to provide substantive service potential due primarily to performance, functionality and application server platform issues. This amount is recorded in other non-interest expense.

NOTE 7 - INTANGIBLE ASSETS

     Intangible assets, net of amortization, at December 31 follows:

                                                         2004                     2003
                                               -----------------------   -----------------------
                                                Gross                     Gross
                                               Carrying    Accumulated   Carrying    Accumulated
                                                Amount    Amortization    Amount    Amortization
                                               --------   ------------   --------   ------------
                                                                 (in thousands)
Amortized intangible assets
   Core deposit ............................    $20,545      $ 9,685      $13,386      $ 8,067
   Customer relationship ...................      2,604        1,254        2,604          589
   Covenants not to compete ................      1,520          227          220           31
                                                -------      -------      -------      -------
      Total ................................    $24,669      $11,166      $16,210      $ 8,687
                                                =======      =======      =======      =======
Unamortized intangible assets - Goodwill ...    $53,354                   $16,696
                                                =======                   =======

     The $36.7 million, $7.2 million and $1.3 million increases in the gross carrying amount of goodwill, core deposit intangibles and covenants not to compete, respectively, are the result of the acquisitions of Midwest and North, as well as estimated minimum payments under the earn-out relating to the Mepco acquisition discussed in Note 2. The core deposit intangibles are being amortized on an accelerated basis over eight to ten years and the covenant not to compete is being amortized straight-line over five years.

     A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2004, follows:

                          (in thousands)
                          --------------
2005 ..................       $ 2,774
2006 ..................         2,572
2007 ..................         2,382
2008 ..................         2,061
2009 ..................           966
2010 and thereafter ...         2,748
                              -------
   Total ..............       $13,503
                              =======

     Changes in the carrying amount of goodwill and amortizing intangibles by reporting segment for the year ended December 31, 2004, follows:

                                                 IB       IBWM    IBSM     IBEM       Mepco      Other(1)    Total
                                               ------     ----   -----   -------     -------     --------   -------
                                                                          (in thousands)
Goodwill
   Balance at beginning of year                $6,754     $ 32           $   180     $ 9,397      $333      $16,696
      Acquired during the year .............    2,948(2)                  23,025(3)   10,638(4)     47(3)    36,658
                                               ------     ----           -------     -------      ----      -------
   Balance at end of year ..................   $9,702     $ 32           $23,205     $20,035      $380      $53,354
                                               ======     ====           =======     =======      ====      =======

Core Deposit Intangible, net
   Balance at beginning of year ............   $  584     $ 95   $ 594   $ 3,973                  $ 73      $ 5,319
      Acquired during the year .............    2,240(2)                   4,919(3)                           7,159
      Amortization .........................     (268)     (26)   (143)   (1,165)                  (16)      (1,618)
                                               ------     ----   -----   -------                  ----      -------
   Balance at end of year ..................   $2,556     $ 69   $ 451   $ 7,727                  $ 57      $10,860
                                               ======     ====   =====   =======                  ====      =======

Customer Relationship Intangible, net
   Balance at beginning of year ............                                         $ 2,015                $ 2,015
      Amortization .........................                                            (665)                  (665)
                                                                                     -------                -------
   Balance at end of year ..................                                         $ 1,350                $ 1,350
                                                                                     =======                =======

Covenants Not to Compete Intangible, net
   Balance at beginning of year ............                                         $   189                $   189
      Acquired during year .................                             $ 1,300(3)                           1,300
      Amortization .........................                                (152)        (44)                  (196)
                                                                         -------     -------                -------
   Balance at end of year ..................                             $ 1,148     $   145                $ 1,293
                                                                         =======     =======                =======

(1) Includes items relating to our parent company and certain insignificant operations.

(2) Goodwill and intangible assets associated with the acquisition of North. See note #2.

(3) Goodwill and intangible assets associated with the acquisition of Midwest. See note #2.

(4) Goodwill associated with contingent consideration paid or accrued pursuant to an earn-out. See note #2.

NOTE 8 - DEPOSITS

     A summary of interest expense on deposits for the years ended December 31 follows:

                                          2004      2003      2002
                                        -------   -------   -------
                                               (in thousands)
Savings and NOW .....................   $ 4,543   $ 4,879   $ 7,444
Time deposits under $100,000 ........     7,972     9,841    14,219
Time deposits of $100,000 or more ...    15,848    13,082    13,471
                                        -------   -------   -------
   Total ............................   $28,363   $27,802   $35,134
                                        =======   =======   =======

    Aggregate time deposits in denominations of $100,000 or more amounted to $704.4 million, $496.2 million, and $347.5 million at December 31, 2004, 2003 and 2002, respectively.

     A summary of the maturity of time deposits at December 31, 2004, follows:

                          (in thousands)
                          --------------
2005 ..................     $  630,387
2006 ..................        135,727
2007 ..................         81,780
2008 ..................         35,823
2009 ..................         77,928
2010 and thereafter ...         78,520
                            ----------
   Total ..............     $1,040,165
                            ==========

NOTE 9 - OTHER BORROWINGS

     A summary of other borrowings at December 31 follows:

                                             2004       2003
                                           --------   --------
                                              (in thousands)
Advances from Federal Home Loan Bank ...   $223,902   $188,788
Repurchase agreements ..................    169,810    140,969
Notes payable ..........................      9,000
U.S. Treasury demand notes .............      2,460      1,858
Other ..................................        214        204
                                           --------   --------
   Total ...............................   $405,386   $331,819
                                           ========   ========

     Advances from the Federal Home Loan Bank ("FHLB") are secured by our Banks' unencumbered qualifying mortgage and home equity loans equal to at least 160% and 300%, respectively of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2004, our Banks had unused borrowing capacity with the FHLB (subject to the FHLB's credit requirements and policies) of $172.5 million. Interest expense on advances amounted to $5.2 million, $5.4 million and $5.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. During 2004, 2003 and 2002 we prepaid $11.5 million, $5.0 million and $4.0 million, respectively, of FHLB advances and incurred losses during those same periods of $0.02 million, $1.0 million and $0.1 million, respectively. These losses were recorded in other expenses.

     As members of the FHLB, our Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2004, our Banks were in compliance with the FHLB stock ownership requirements.

     Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2004, advances totaling $10.0 million, with a stated maturity of 2008 are convertible in 2005 and beyond.

     The maturity and weighted average interest rates of FHLB advances at December 31 follow:

                                            2004              2003
                                      ---------------   ---------------
                                       Amount    Rate    Amount    Rate
                                      --------   ----   --------   ----
                                            (dollars in thousands)
Fixed-rate advances
 2004 ..............................                    $ 34,000   1.44%
 2005 ..............................  $  8,118   4.88%     3,100   4.10
 2006 ..............................     3,046   3.94      1,500   2.32
 2007 ..............................     6,991   3.20      5,000   2.83
 2008 ..............................    11,462   5.22     11,000   5.43
 2009 ..............................     1,473   5.93      1,000   7.27
 2010 and thereafter ...............    28,812   6.59     29,038   6.59
                                      --------   ----   --------   ----
   Total fixed-rate advances ......     59,902   5.55     84,638   3.99
                                      --------   ----   --------   ----
Variable-rate advances
 2004 ..............................                     104,150   1.30
 2005 ..............................   164,000   2.32
                                      --------   ----
   Total variable-rate advances ...    164,000   2.32    104,150   1.30
                                      --------   ----   --------   ----
      Total advances ..............   $223,902   3.18%  $188,788   2.51%
                                      ========   ====   ========   ====

     Repurchase agreements are secured by U.S. Treasury, mortgage-backed, asset-backed and corporate securities with a book value of approximately $183.7 million and $161.0 million at December 31, 2004 and 2003, respectively which are being held by the counterparty to the repurchase agreement. The yield on repurchase agreements at December 31, 2004 and 2003 approximated 2.3% and 1.2%, respectively.

     Repurchase agreements averaged $155.6 million, $122.4 million and $93.1 million during 2004, 2003 and 2002, respectively. The maximum amounts outstanding at any month end during 2004, 2003 and 2002 were $173.3 million, $141.0 million and $109.2 million, respectively. Interest expense on repurchase agreements totaled $2.3 for the year ended 2004 and $1.7 million, for the years ended 2003 and 2002.

     Interest expense on Federal funds purchased totaled $1.3 million, $0.6 million and $0.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

     We have established an unsecured credit facility comprised of a $9.0 million term loan and a $10.0 million revolving credit agreement. At December 31, 2004, there was no balance outstanding on the revolving credit facility. The term loan and revolving credit agreement accrue interest at three month libor plus 90 basis points, which was 2.87% at December 31, 2004. We are also charged 28 basis points on the unused balance of the revolving credit facility. Under the credit facility, we are subject to certain restrictive covenants. As of December 31, 2004, we were in compliance with all covenants. Under the term loan we are required to make quarterly installments of $0.5 million through June 30, 2009. Interest expense on the term loan totaled $0.1 million during 2004.

     Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $933.4 million at December 31, 2004.

NOTE 10 - SUBORDINATED DEBENTURES

     In March 2003 a special purpose entity, IBC Capital Finance II (the "trust") issued $1.6 million of common securities to Independent Bank Corporation and $50.6 million of cumulative trust preferred securities ("Preferred Securities") to the public. Independent Bank Corporation issued $52.2 million of subordinated debentures to the trust in exchange for the proceeds from the public offering. These subordinated debentures represent the sole asset of the trust. The Preferred Securities have a liquidation preference of $25 per security and represent an interest in the subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 8.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

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

     Prior to the first quarter of 2004 the trust was consolidated in our financial statements and the common securities and subordinated debentures were eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003 ("FIN 46R"), the trust is no longer consolidated with Independent Bank Corporation. Accordingly, we no longer report the $50.6 million of trust preferred securities issued by the trust as liabilities, but instead report the common securities of $1.6 million held by Independent Bank Corporation in other assets and the $52.2 million of subordinated debentures issued by Independent Bank Corporation in the liability section of our Consolidated Statements of Financial Condition. Amounts reported at December 31, 2003 were reclassified to conform to the current presentation.

     During 2004, we acquired North and its special purpose entity, Gaylord Partners, Limited Partnership (the "Partnership"). The Partnership is a subsidiary of Independent Bank Corporation, but similar to IBC Capital Finance II is not consolidated with Independent Bank Corporation. The Partnership has issued $.1 million of common securities to Independent Bank Corporation and privately placed $5.0 million of cumulative trust preferred securities ("GP Preferred Securities"). Independent Bank Corporation has $5.1 million of subordinated debentures issued to the Partnership. The subordinated debentures are the sole asset of the Partnership. The GP Preferred Securities have a liquidation preference of $25 per security and represent an interest in the subordinated debentures, which have terms that are similar to the GP Preferred Securities. The GP Preferred Securities were sold in two series. Series A totaled $1.2 million and carries a variable interest rate equal to one month LIBOR plus 3.6 percent. Series B totaled $3.9 million and carries a variable interest rate equal to the prime rate, plus 1 percent. For both Series A and Series B, the interest rates reprice quarterly and are not to exceed 12 percent annually. Distributions are payable quarterly and are included in interest expense in the consolidated financial statements.

     The GP Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of May 31, 2032, at our option after May 31, 2007, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. We have the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

     During 2004 we acquired Midwest and its special purpose entity, Midwest Guaranty Trust I (the "MG Trust"). The MG Trust is a subsidiary of Independent Bank Corporation, but similar to IBC Capital Finance II, is not consolidated with Independent Bank Corporation. The MG Trust has issued $.2 million of common securities to Independent Bank Corporation and $7.5 of cumulative trust preferred securities ("MG Preferred Securities") as part of a pooled offering. Independent Bank Corporation has $7.7 million of subordinated debentures issued to the MG Trust. The subordinated debentures are the sole asset of the MG Trust. The MG Preferred Securities have a liquidation preference of $1,000 per security and represent an interest in the subordinated debentures, which have terms that are similar to the MG Preferred Securities. Distributions on the securities are payable quarterly based upon a floating rate equal to three month LIBOR plus 3.45%, not to exceed 12.5% through November 7, 2007 and are included in interest expense in the consolidated financial statements.

     The MG Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of November 7, 2032, at our option after November 7, 2007, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. We have the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

     Issue costs have been capitalized and are being amortized on a straight-line basis over a period not exceeding 30 years and are included in interest expense in the consolidated financial statements.

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

     A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                       2004       2003
                                                     --------   --------
                                                        (in thousands)
Financial instruments whose risk is represented
   by contract amounts
   Commitments to extend credit ..................   $250,607   $146,265
   Standby letters of credit .....................     20,365     27,850

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

     Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2005.

     In May 2004 we received an unsolicited anonymous letter regarding certain business practices at Mepco, which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. We processed this letter in compliance with our Policy Regarding the Resolution of Reports on the Company's Accounting, Internal Controls and Other Business Practices. Under the direction of our Audit Committee, special legal counsel was engaged to investigate the matters raised in the anonymous letter. This investigation was completed during the first quarter of 2005 and we have determined that any amounts or issues relating to the period after our April 2003 acquisition of Mepco were not significant. The potential amount of liability related to periods prior to our April 2003 acquisition date primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. At this time we believe this potential liability to third parties will not exceed approximately $5 million. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account, the application of the law to those facts and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). Further on September 30, 2004 we entered into an escrow agreement with the primary former shareholders of Mepco. This escrow agreement was entered into for the sole purpose of funding any obligations beyond the $2.7 million amount that we already had accrued. The escrow agreement gives us the right to have all or a portion of the escrow account distributed to us from time to time if the aggregate amount that we (together with any of our affiliates including Mepco) are required to pay to any third parties as a result of the matters being investigated exceeds $2.7 million. At December 31, 2004 the escrow account contained 92,766 shares of Independent Bank Corporation common stock (deposited by the primary former shareholders of Mepco) having an aggregate market value at that date of approximately $2.8 million. The escrow agreement contains provisions that require the addition or distribution of shares of Independent Bank Corporation common stock if the total market value of such stock in the escrow account falls below $2.25 million or rises above $2.75 million. Consistent with these escrow agreement provisions 2,000 shares of Independent Bank Corporation common stock were released from the escrow account and returned to the former primary shareholders of Mepco in January 2005. As a result of the aforementioned escrow agreement as well as the $2.7 million accrual established in the second quarter of 2004, we do not expect any future liabilities (other than certain investigation costs incurred during the first quarter of 2005) related to the Mepco investigation. The terms of the agreement under which we acquired Mepco, obligates the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. Accordingly, to the extent that we actually incur any damages or liabilities resulting from these pre-acquisition activities, we believe that we have reasonable grounds to claim and collect full reimbursement. However, there can be no assurance that we will successfully prevail with respect to any of these potential idemnification claims.

NOTE 12 - EARNINGS PER SHARE

     A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

                                                  2004      2003      2002
                                                -------   -------   -------
                                                 (in thousands, except per
                                                       share amounts)
Net income ..................................   $38,558   $37,592   $29,467
                                                =======   =======   =======
Shares outstanding(1) .......................    20,462    19,588    20,089
   Effect of stock options...................       392       424       385
   Stock units for deferred compensation plan
      for non-employee directors ............        46        47        42
                                                -------   -------   -------
   Shares outstanding for calculation of
      diluted earnings per share(1) .........    20,900    20,059    20,516
                                                =======   =======   =======
Net income per share
   Basic ....................................   $  1.88   $  1.92   $  1.47
                                                =======   =======   =======
   Diluted ..................................   $  1.84   $  1.87   $  1.44
                                                =======   =======   =======

(1) Shares outstanding have been adjusted for a 10% stock dividend in 2003 and a 5% stock dividend and three-for-two stock split in 2002.

NOTE 13 - INCOME TAX

     The composition of income tax expense for the years ended December 31 follows:

                              2004      2003      2002
                            -------   -------   -------
                                   (in thousands)
Current .................   $11,611   $ 9,299   $10,422
Deferred ................     2,185     4,428       974
                            -------   -------   -------
   Income tax expense ...   $13,796   $13,727   $11,396
                            =======   =======   =======

     A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income before income tax for the years ended December 31 follows:

                                          2004      2003      2002
                                        -------   -------   -------
                                               (in thousands)
Statutory rate applied to income
   before income tax ................   $18,324   $17,962   $14,302
Tax-exempt interest income ..........    (3,732)   (3,358)   (2,848)
Bank owned life insurance ...........      (520)     (501)     (141)
Dividends paid to Employee Savings
   and Stock Ownership Plan .........      (262)     (188)
Other, net ..........................       (14)     (188)       83
                                        -------   -------   -------
   Income tax expense ...............   $13,796   $13,727   $11,396
                                        =======   =======   =======

     The deferred income tax expense of $2.2 million, $4.4 million and $1.0 million in 2004, 2003 and 2002, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders' equity was $1.5 million, $1.1 million and $0.9 million during 2004, 2003 and 2002, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                   2004      2003
                                                                 -------   -------
                                                                   (in thousands)
Deferred tax assets
   Allowance for loan losses .................................   $ 8,931   $ 6,264
   Net operating loss carryforward ...........................     6,815     7,194
   Mepco claims expense ......................................     1,142
   Severance payable .........................................       970
   Deferred compensation .....................................       927       634
   Other than temporary impairment charge on securities
      available for sale .....................................       580
   Deferred insurance premiums ...............................       268       520
   Loans held for sale .......................................       208       171
   Deferred loan fees ........................................       180       170
   Unrealized loss on derivative financial instruments .......               1,614
   Fixed assets ..............................................                 545
   Other .....................................................       129       385
                                                                 -------   -------
      Gross deferred tax assets ..............................    20,150    17,497
Deferred tax liabilities
   Unrealized gain on securities available for sale ..........     4,111     4,875
   Mortgage servicing rights .................................     3,976     3,105
   Purchase premiums, net ....................................     2,440       491
   Fixed assets ..............................................       560
   Unrealized gain on derivative financial instruments .......       360
                                                                 -------   -------
      Gross deferred tax liabilities .........................    11,447     8,471
                                                                 -------   -------
         Net deferred tax assets .............................   $ 8,703   $ 9,026
                                                                 =======   =======

     At December 31, 2004, the Company had a net operating loss ("NOL") carryforward of approximately $19.5 million which, if not used against taxable income, will expire as follows:

                                   (in thousands)
                                   --------------
2008 ...........................       $ 5,849
2009 ...........................            81
2010 ...........................         6,779
2011 ...........................           929
2012 ...........................           411
2013 ...........................         3,437
2014 ...........................           189
2019 ...........................         1,437
2020 ...........................           359
                                       -------
   Total .......................       $19,471
                                       =======

     The use of the $19.5 million NOL carryforward, which was acquired through the acquisitions of Mutual Savings Bank, f.s.b. and North, is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

     We believe that a valuation reserve is not necessary for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences and to future taxable income. Our conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $90 million in the carry-back period as well as a history of growth in earnings and the prospects for continued earnings growth.

NOTE 14 - EMPLOYEE BENEFIT PLANS

     We maintain stock option plans for our non-employee directors as well as certain of our officers and those of our Banks or other subsidiaries. Options that were granted under these plans were granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

     The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                                      2004     2003     2002
                                                     ------   ------   ------
Expected dividend yield ..........................     2.37%    2.53%    2.48%
Risk-free interest rate ..........................     4.26     4.04     5.11
Expected life (in years) .........................     9.6      9.4      9.9
Expected volatility ..............................    32.53%   33.20%   35.91%
Per share weighted-average fair value ............   $10.56   $ 7.57   $ 6.87

     The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

                                                         2004      2003      2002
                                                       -------   -------   -------
                                                          (in thousands, except
                                                           per share amounts)
Net income - as reported ...........................   $38,558   $37,592   $29,467
   Stock based compensation expense determined under
      fair value based method, net of
      related tax effect ...........................    (2,273)   (1,355)   (1,572)
                                                       -------   -------   -------
   Pro-forma net income ............................   $36,285   $36,237   $27,895
                                                       =======   =======   =======
Income per share
Basic
   As reported .....................................   $  1.88   $  1.92   $  1.47
   Pro-forma .......................................      1.77      1.85      1.39
Diluted
   As reported .....................................   $  1.84   $  1.87   $  1.44
   Pro-forma .......................................      1.74      1.81      1.36

     A summary of outstanding stock option grants and transactions follows:

                                             Number     Average
                                               of      Exercise
                                             Shares      Price
                                           ---------   --------
Outstanding at December 31, 2001 .......   1,218,188    $ 9.38
   Granted .............................     376,624     16.77
   Exercised ...........................    (384,981)     8.96
                                           ---------    ------
Outstanding at December 31, 2002 .......   1,209,831     11.82
   Granted .............................     306,136     21.06
   Exercised ...........................    (384,344)    11.75
   Forfeited ...........................     (10,992)    18.13
                                           ---------    ------
Outstanding at December 31, 2003 .......   1,120,631     14.30
   Granted .............................     391,854     22.28
   Exercised ...........................    (340,364)    11.73
   Forfeited ...........................      (2,500)    26.12
                                           ---------    ------
Outstanding at December 31, 2004 .......   1,169,621    $17.69
                                           =========    ======

     A summary of stock options outstanding at December 31, 2004 follows:

                                    Options Outstanding                   Options Exercisable
                            -----------------------------------   -----------------------------------
                                            Weighted-Average                      Weighted-Average
                              Number    -----------------------     Number    -----------------------
                                of        Remaining    Exercise       of       Remaining     Exercise
Range of Exercise Prices      Shares    Life (years)     Price      Shares    Life (years)     Price
------------------------    ---------   ------------   --------   ---------   ------------   --------
$3.52 to $8.26 ..........     153,859       4.92        $ 6.79      153,859       4.92        $ 6.79
$8.88 to $13.12 .........     216,446       6.03         10.79      216,446       6.03         10.79
$13.19 to $17.03 ........     271,318       7.26         16.50      271,318       7.26         16.50
$17.26 to $19.22 ........     122,247       8.12         19.09      122,247       8.12         19.09
$19.30 to $30.40 ........     405,751       8.25         25.89      336,587       8.42         25.86
                            ---------       ----        ------    ---------       ----        ------
                            1,169,621       7.16        $17.69    1,100,457       7.14        $17.17
                            =========       ====        ======    =========       ====        ======

     We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees' eligible wages. During 2004, 2003 and 2002, $1.5 million, $2.8 million and $2.4 million respectively, and was expensed for these retirement plans.

     Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.2 million, $3.2 million, and $2.6 million, in 2004, 2003 and 2002, respectively.

     We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.2 million, $3.5 million and $2.8 million, in 2004, 2003 and 2002, respectively. These insurance programs are also available to retired employees at their expense.

NOTE 15 - DERIVATIVE FINANCIAL INSTRUMENTS

     Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

                                                                                 2004
                                                                                Average
                                                                    Notional   Maturity    Fair
                                                                     Amount     (years)    Value
                                                                    --------   --------   ------
                                                                       (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements ...   $193,159      3.4     $ (341)
                                                                    ========      ===     ======

Cash Flow Hedge - pay-fixed interest-rate swap agreements .......   $369,500      1.4     $1,339
                                                                    ========      ===     ======

No hedge designation
   Pay-fixed interest-rate swap agreements ......................   $ 15,000       .8     $   86
   Pay-variable interest-rate swap agreements ...................     25,000       .6        (68)
   Rate-lock real estate mortgage loan commitments ..............     17,465       .1         92
   Mandatory commitments to sell real estate mortgage loans .....     54,438       .1        (60)
                                                                    ========      ===     ======
      Total .....................................................   $111,903      0.3     $   50
                                                                    ========      ===     ======

                                                                                 2003
                                                                                Average
                                                                    Notional   Maturity     Fair
                                                                     Amount     (years)    Value
                                                                    --------   --------   -------
                                                                       (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements ...   $ 81,159      4.5     $   141
                                                                    ========      ===     =======

Cash Flow Hedge - pay-fixed interest-rate swap agreements .......   $343,500      1.5     $(4,180)
                                                                    ========      ===     =======

No hedge designation
   Pay-fixed interest-rate swap agreements ......................   $ 30,000      1.0     $   (83)
   Rate-lock real estate mortgage loan commitments ..............     15,400       .1         194
   Mandatory commitments to sell real estate mortgage loans .....     46,200       .1        (140)
                                                                    --------      ---     -------
      Total .....................................................   $ 91,600       .4     $   (29)
                                                                    ========      ===     =======

     Our Banks have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our Bank's interest rate risk position via simulation modeling reports. The goal of our Banks' asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

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

     Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

     In the ordinary course of business, our Banks enter into rate-lock real estate mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose our Banks to interest rate risk. Our Banks also enter into mandatory commitments to sell real estate mortgage loans ("Mandatory Commitments") to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our Bank's loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. We obtain market prices from an outside third party on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

     The impact of SFAS #133 on net income and other comprehensive income is as follows:

                                                                                     Other
                                                                                 Comprehensive
                                                                   Net Income        Income       Total
                                                                   ----------   --------------   -------
                                                                                (in thousands)
Change in fair value during the year ended December 31, 2004
   Interest rate swap agreements not designated as hedges ......    $   101                      $   101
   Rate-lock real estate mortgage loan commitments .............       (102)                        (102)
   Mandatory commitments to sell real estate mortgage loans ....         80                           80
   Ineffectiveness of cash flow hedges .........................         16                           16
   Cash flow hedges ............................................                   $   704           704
   Reclassification adjustment .................................                     4,815         4,815
                                                                    -------        -------       -------
      Total ....................................................         95          5,519         5,614
   Federal income tax ..........................................         33          1,932         1,965
                                                                    -------        -------       -------
      Total, net of federal income tax .........................    $    62        $ 3,587       $ 3,649
                                                                    =======        =======       =======
Change in fair value during the year ended December 31, 2003
   Interest rate swap agreements not designated as hedges ......    $   (83)                     $   (83)
   Rate-lock real estate mortgage loan commitments .............       (310)                        (310)
   Mandatory commitments to sell real estate mortgage loans ....      1,352                        1,352
   Ineffectiveness of cash flow hedges .........................        (33)                         (33)
   Cash flow hedges ............................................        (24)       $(3,178)       (3,202)
   Reclassification adjustment .................................                     6,920         6,920
                                                                    -------        -------       -------
      Total ....................................................        902          3,742         4,644
   Federal income tax ..........................................        316          1,310         1,626
                                                                    -------        -------       -------
      Total, net of federal income tax .........................    $   586        $ 2,432       $ 3,018
                                                                    =======        =======       =======
Change in fair value during the year ended December 31, 2002
   Interest rate swap agreements not designated as hedges ......    $   848                      $   848
   Rate-lock real estate mortgage loan commitments .............      2,129                        2,129
   Mandatory commitments to sell real estate mortgage loans ....     (4,045)                      (4,045)
   Fair value hedges ...........................................         22                           22
   Ineffectiveness of cash flow hedges .........................         72                           72
   Cash flow hedges ............................................         43        $(8,182)       (8,139)
   Reclassification adjustment .................................                     6,807         6,807
                                                                    -------        -------       -------
      Total ....................................................       (931)        (1,375)       (2,306)
   Federal income tax ..........................................       (326)          (481)         (807)
                                                                    -------        -------       -------
      Total, net of federal income tax .........................    $  (605)       $  (894)      $(1,499)
                                                                    =======        =======       =======

NOTE 16 - RELATED PARTY TRANSACTIONS

     Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers of the Banks during 2004 and 2003.

     A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                     2004       2003
                                   --------   --------
                                      (in thousands)
Balance at beginning of year ...   $ 26,759   $ 26,000
   New loans and advances ......      4,263     23,611
   Repayments ..................    (19,265)   (22,852)
                                   --------   --------
Balance at end of year .........   $ 11,757   $ 26,759
                                   ========   ========

     Deposits held by us for directors and executive officers totaled $3.4 million and $4.9 million at December 31, 2004 and 2003, respectively.

     All loans and commitments included in the table above were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectibility or present other unfavorable features.

NOTE 17 - OTHER NON-INTEREST EXPENSES

     Other non-interest expenses for the years ended December 31 follow:

                                          2004      2003      2002
                                        -------   -------   -------
                                               (in thousands)
Data processing .....................   $ 4,462   $ 3,942   $ 3,209
Advertising .........................     3,787     4,011     2,813
Loan and collection .................     3,556     3,352     3,028
Communications ......................     3,553     2,895     2,484
Legal and professional ..............     2,718     1,651     1,238
Mepco claims expense ................     2,700
Amortization of intangible assets ...     2,479     1,721     1,014
Supplies ............................     2,140     1,920     1,626
Other ...............................     9,531     7,398     5,383
                                        -------   -------   -------
   Total non-interest expense .......   $34,926   $26,890   $20,795
                                        =======   =======   =======

NOTE 18 - LEASES

     We have non-cancelable operating leases for office facilities that provide for renewal options.

     A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2004, follows:

                         (in thousands)
                         --------------
2005 .................       $1,309
2006 .................        1,194
2007 .................        1,065
2008 .................          576
2009 .................          359
2010 and thereafter...
                             ------
   Total .............       $4,503
                             ======

     Rental expense on operating leases totaled $1.1 million, $0.8 million and $0.4 million in 2004, 2003 and 2002, respectively.

NOTE 19 - CONCENTRATIONS OF CREDIT RISK

     Credit risk is the risk to earnings and capital arising from an obligor's failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counter-party, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The significant concentrations by collateral type at December 31, 2004 include loans secured by residential real estate which totaled

$806.2 million and construction and development loans which totaled $261.5 million. Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2004: Operators of Nonresidential Buildings; Operators of Apartment Buildings; Construction and General Contractors; and Land Subdividers and Developers. A geographic concentration arises because the Company primarily conducts its lending activities in the State of Michigan.

NOTE 20 - REGULATORY MATTERS

     Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Banks can pay to us. At December 31, 2004, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that our Banks can pay us without prior approval was $66.2 million. It is not our intent to have dividends paid in amounts which would reduce the capital of our Banks to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

     We are also subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notification from the FDIC categorized each of our Banks as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

     Our actual capital amounts and ratios at December 31, 2004 follow:

                                                  Actual              Minimum Ratio            Minimum Ratio
                                             ----------------        for Adequately        for Well-Capitalized
                                              Amount    Ratio   Capitalized Institutions       Institutions
                                             --------   -----   ------------------------   --------------------
                                                                   (dollars in thousands)
2004
Total capital to risk-weighted assets
   Consolidated ..........................   $243,876   10.55%            8.00%                   10.00%
   Independent Bank ......................    115,909   10.68             8.00                    10.00
   Independent Bank West Michigan ........     41,440   10.48             8.00                    10.00
   Independent Bank South Michigan .......     32,365   10.69             8.00                    10.00
   Independent Bank East Michigan ........     55,000   10.67             8.00                    10.00

Tier 1 capital to risk-weighted assets
   Consolidated ..........................   $217,280    9.40%            4.00%                    6.00%
   Independent Bank ......................    102,850    9.48             4.00                     6.00
   Independent Bank West Michigan ........     36,824    9.31             4.00                     6.00
   Independent Bank South Michigan .......     29,719    9.82             4.00                     6.00
   Independent Bank East Michigan ........     48,680    9.44             4.00                     6.00

Tier 1 capital to average assets
   Consolidated ..........................   $217,280    7.36%            4.00%                    5.00%
   Independent Bank ......................    102,850    7.41             4.00                     5.00
   Independent Bank West Michigan ........     36,824    7.44             4.00                     5.00
   Independent Bank South Michigan .......     29,719    7.11             4.00                     5.00
   Independent Bank East Michigan ........     48,680    7.65             4.00                     5.00

                                                   Actual             Minimum Ratio            Minimum Ratio
                                             ----------------        for Adequately        for Well-Capitalized
                                              Amount    Ratio   Capitalized Institutions       Institutions
                                             --------   -----   ------------------------   --------------------
                                                                   (dollars in thousands)
2003
Total capital to risk-weighted assets
   Consolidated ..........................   $199,823   11.57%            8.00%                   10.00%
   Independent Bank ......................     93,029   10.76             8.00                    10.00
   Independent Bank West Michigan ........     38,566   10.83             8.00                    10.00
   Independent Bank South Michigan .......     27,351   10.78             8.00                    10.00
   Independent Bank East Michigan ........     26,529   10.81             8.00                    10.00

Tier 1 capital to risk-weighted assets
   Consolidated ..........................   $182,145   10.55%            4.00%                    6.00%
   Independent Bank ......................     84,592    9.78             4.00                     6.00
   Independent Bank West Michigan ........     34,152    9.59             4.00                     6.00
   Independent Bank South Michigan .......     24,859    9.80             4.00                     6.00
   Independent Bank East Michigan ........     24,080    9.81             4.00                     6.00

Tier 1 capital to average assets
   Consolidated ..........................   $182,145    7.91%            4.00%                    5.00%
   Independent Bank ......................     84,592    7.46             4.00                     5.00
   Independent Bank West Michigan ........     34,152    7.42             4.00                     5.00
   Independent Bank South Michigan .......     24,859    7.06             4.00                     5.00
   Independent Bank East Michigan ........     24,080    6.85             4.00                     5.00

NOTE 21 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated fair values and recorded book balances at December 31 follow:

                                                         2004                      2003
                                               -----------------------   -----------------------
                                                Estimated    Recorded     Estimated    Recorded
                                                  Fair         Book         Fair         Book
                                                  Value       Balance       Value       Balance
                                               ----------   ----------   ----------   ----------
                                                                 (in thousands)
Assets
   Cash and due from banks .................   $   72,800   $   72,800   $   61,700   $   61,700
   Securities available for sale ...........      550,900      550,900      454,000      454,000
   Net loans and loans held for sale .......    2,223,900    2,239,300    1,690,700    1,683,200
   Bank owned life insurance ...............       38,300       38,300       36,900       36,900
   Accrued interest receivable .............       12,600       12,600       11,100       11,100
   Capitalized mortgage servicing rights ...       12,800       11,400       10,100        8,900
   Derivative financial instruments ........        1,000        1,000

Liabilities
   Deposits with no stated maturity ........   $1,136,800   $1,136,800   $  893,300   $  893,300
   Deposits with stated maturity ...........    1,038,100    1,040,200      816,100      809,500
   Other borrowings ........................      595,800      587,100      449,500      436,300
   Accrued interest payable ................        5,800        5,800        4,100        4,100
   Derivative financial instruments ........                                  4,100        4,100

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

NOTE 22 - OPERATING SEGMENTS

     Our reportable segments are based upon legal entities. We have five reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM"), Independent Bank East Michigan ("IBEM") and Mepco Insurance Premium Financing, Inc. ("Mepco"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments. Certain operational and administrative functions have been consolidated at the parent company and the costs of these functions are allocated to each segment.

A summary of selected financial information for our reportable segments follows:

                                    IB         IBWM        IBSM       IBEM      Mepco      Other(1)   Elimination      Total
                                ----------   --------   ---------   --------   --------   ---------   -----------   -----------
                                                                         (in thousands)
2004
Total assets ................   $1,183,924   $507,574    $433,573   $674,799   $282,680    $321,436     $309,959    $3,094,027
Interest income .............       63,317     28,539      20,780     29,063     20,856          61           69       162,547
Net interest income .........       45,223     22,568      14,500     22,685     17,496      (4,939)                   117,533
Provision for loan losses ...        2,095        681         466        644        423                                  4,309
Income (loss) before
   income tax ...............       24,085     14,751       8,858      9,515      3,045      (7,279)         621        52,354
Net income (loss) ...........       17,816     10,480       6,567      7,232      1,999      (4,915)         621        38,558

2003
Total assets ................   $1,008,409   $464,927    $360,059   $352,933   $164,707    $224,858     $214,879    $2,361,014
Interest income .............       60,821     28,508      18,473     20,073     11,534          35           78       139,366
Net interest income .........       40,762     21,081      12,454     14,339     10,474      (3,857)                    95,253
Provision for loan losses ...        2,060      1,056        (118)       630        404                                  4,032
Income (loss) before
   income tax ...............       23,317     15,249       7,857      6,196      3,942      (4,311)         931        51,319
Net income (loss) ...........       17,212     10,681       5,816      5,076      2,412      (2,674)         931        37,592

2002
Total assets ................   $  965,653   $427,578    $322,118   $342,069               $176,548     $174,991    $2,058,975
Interest income .............       61,450     27,678      19,622     21,112                     29           76       129,815
Net interest income .........       37,698     19,682      12,511     13,754                 (1,838)                    81,807
Provision for loan losses ...        1,657        890         390        625                                             3,562
Income (loss) before
   income tax ...............       19,970     11,716       6,697      5,615                 (2,432)         703        40,863
Net income (loss) ...........       14,628      8,125       4,849      4,539                 (1,971)         703        29,467

(1) Includes amounts relating to our parent company and certain insignificant operations.

NOTE 23 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

     Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                 December 31,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
                                                                (in thousands)
ASSETS
   Cash and due from banks ...............................   $ 12,688   $ 10,894
   Investment in subsidiaries ............................    295,585    200,070
   Other assets ..........................................     11,450      9,900
                                                             --------   --------
      Total Assets .......................................   $319,723   $220,864
                                                             ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable .........................................   $  9,000
   Subordinated debentures ...............................     64,947   $ 52,165
   Other liabilities .....................................     15,484      6,483
   Shareholders' equity ..................................    230,292    162,216
                                                             --------   --------
      Total Liabilities and Shareholders' Equity .........   $319,723   $220,864
                                                             ========   ========

CONDENSED STATEMENTS OF OPERATIONS

                                                                               Year ended December 31,
                                                                             ----------------------------
                                                                               2004     2003       2002
                                                                             -------   -------   -------
                                                                                    (in thousands)
OPERATING INCOME
   Dividends from subsidiaries ...........................................   $26,350   $26,775   $26,450
   Management fees from subsidiaries and other income ....................    20,246    19,252    17,708
                                                                             -------   -------   -------
      Total Operating Income .............................................    46,596    46,027    44,158
                                                                             -------   -------   -------

OPERATING EXPENSES
   Interest expense ......................................................     5,000     3,892     1,867
   Administrative and other expenses .....................................    23,467    21,084    19,340
                                                                             -------   -------   -------
      Total Operating Expenses ...........................................    28,467    24,976    21,207
                                                                             -------   -------   -------
      Income Before Income Tax and Undistributed Net Income
         of Subsidiaries .................................................    18,129    21,051    22,951
   Income tax credit .....................................................     2,685     2,119       825
                                                                             -------   -------   -------
      Income Before Equity in Undistributed Net Income of Subsidiaries ...    20,814    23,170    23,776
   Equity in undistibuted net income of subsidiaries .....................    17,744    14,422     5,691
                                                                             -------   -------   -------
            Net Income ...................................................   $38,558   $37,592   $29,467
                                                                             =======   =======   =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                                       Year Ended December 31,
                                                                   ------------------------------
                                                                     2004       2003       2002
                                                                   --------   --------   --------
                                                                           (in thousands)
Net Income .....................................................   $ 38,558   $ 37,592   $ 29,467
                                                                   --------   --------   --------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
      and accretion of discounts on securities and loans .......      1,238      1,191      1,087
   Gain on sale of securities ..................................                             (146)
   Increase in other assets ....................................       (457)    (1,093)      (886)
   Increase in other liabilities ...............................      2,930      1,925      1,388
   Equity in undistributed net income of subsidiaries ..........    (17,744)   (14,422)    (5,691)
                                                                   --------   --------   --------
      Total Adjustments ........................................    (14,033)   (12,399)    (4,248)
                                                                   --------   --------   --------
      Net Cash from Operating Activities .......................     24,525     25,193     25,219
                                                                   --------   --------   --------

CASH FLOW USED IN INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale .....                              206
   Investment in subsidiaries ..................................    (16,889)   (15,610)    (1,824)
   Capital expenditures ........................................     (2,315)      (799)    (1,833)
                                                                   --------   --------   --------
      Net Cash Used in Investing Activities ....................    (19,204)   (16,409)    (3,451)
                                                                   --------   --------   --------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings .........................                            2,100
   Proceeds from long-term debt ................................     10,000
   Repayment of long-term debt .................................     (1,000)
   Repayment of other borrowings ...............................               (12,600)
   Proceeds from issuance of subordinated debentures net of cash
      paid for common securities ...............................                48,712
   Redemption of subordinated debentures net of cash receipt
      for common securities ....................................               (17,250)
   Dividends paid ..............................................    (12,500)   (11,040)    (8,406)
   Repurchase of common stock ..................................     (2,002)   (12,578)   (23,191)
   Proceeds from issuance of common stock ......................      1,975      1,738      2,565
                                                                   --------   --------   --------
      Net Cash Used in Financing Activities ....................     (3,527)    (3,018)   (26,932)
                                                                   --------   --------   --------
      Net Increase (Decrease) in Cash and Cash Equivalents .....      1,794      5,766     (5,164)
Cash and Cash Equivalents at Beginning of Year .................     10,894      5,128     10,292
                                                                   --------   --------   --------
         Cash and Cash Equivalents at End of Year ..............   $ 12,688   $ 10,894   $  5,128
                                                                   ========   ========   ========

                             QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                     Three Months Ended
                                          ----------------------------------------
                                           March      June    September   December
                                            31,       30,        30,         31,
                                          -------   -------   ---------   --------
                                          (in thousands, except per share amounts)
2004
   Interest income ....................   $35,615   $37,732    $43,469     $45,731
   Net interest income ................    25,375    27,748     31,456      32,954
   Provision for loan losses ..........       801       709      2,456         343
   Income before income tax expense ...    11,353    12,080     14,313      14,608
   Net income .........................     8,443     8,983     10,318      10,814

   Income per share
      Basic ...........................   $   .43   $   .45    $   .49     $   .51
      Diluted .........................       .42       .44        .48         .50

2003
   Interest income ....................   $31,620   $35,458    $35,971     $36,317
   Net interest income ................    20,807    23,467     25,259      25,720
   Provision for loan losses ..........     1,000       785        606       1,641
   Income before income tax expense ...    12,167    12,521     14,210      12,421
   Net income .........................     8,817     9,131     10,320       9,324

   Income per share
      Basic ...........................   $   .45   $   .46    $   .53     $   .48
      Diluted .........................       .44       .45        .51         .47

     During the fourth quarter of 2004 we recognized $2.3 million of severance costs as a result of the termination of the employment contracts of certain Mepco officers in December 2004. These costs are included in compensation and benefits in the consolidated statements of operations.

                                QUARTERLY SUMMARY

                            Reported Sale Prices of Common Shares
                     ---------------------------------------------------   Cash Dividends
                               2004                      2003                Declared
                     ------------------------   ------------------------   --------------
                      High      Low     Close    High      Low     Close    2004    2003
                     ------   ------   ------   ------   ------   ------    ----    ----
First quarter ....   $29.50   $26.55   $27.86   $19.55   $17.41   $18.27    $.16    $.13
Second quarter ...    28.37    23.77    25.40    25.00    17.96    23.36     .16     .15
Third quarter ....    27.09    24.41    27.00    27.95    22.96    26.62     .17     .16
Fourth quarter ...    30.85    25.82    29.83    31.00    26.61    28.36     .17     .16

     We have approximately 2,700 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol "IBCP." The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

     In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Banks and by regulatory capital guidelines applicable to us. (See Note #20 to the Consolidated Financial Statements.)

                             SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

     Shareholders may obtain, without charge, a copy of Form 10-K, the 2004 Annual Report to the Securities and Exchange Commission, through our website at www.ibcp.com or by writing to the Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

     Our press releases, including earnings and dividend announcements as well as other financial information, are available on our website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

     Our Annual Meeting of Shareholders will be held at 3:00 p.m. on April 26, 2005, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

     EquiServe, P.O. Box 43010, Providence, RI 02940-3011, 800/426-5523,
www.equiserve.com, serves as transfer agent and registrar of our common stock.

DIVIDEND REINVESTMENT

     We maintain an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into our common stock. Optional cash purchases up to $10,000 per quarter are also permitted. A prospectus is available by writing to our Chief Financial Officer.

                                EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

     Charles C. Van Loan, Chairman of the Board, Independent Bank Corporation

     Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank Corporation

     William B. Kessel, President and Chief Executive Officer, Independent Bank

     Ronald L. Long, President and Chief Executive Officer, Independent Bank East Michigan

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

     Richard E. Butler, Senior Vice President, Independent Bank Corporation Peter R. Graves, Senior Vice President, Independent Bank Corporation

     James J. Twarozynski, Senior Vice President and Controller, Independent Bank Corporation

DIRECTORS

     Jeffrey A. Bratsburg, Retired, former President and Chief Executive Officer, Independent Bank West Michigan

     Stephen L. Gulis, Jr., Excutive Vice President and Chief Financial Officer, Wolverine World Wide, Inc., Rockford

     Terry L. Haske, President, Ricker & Haske, C.P.A.s, P.C., Marlette

     Robert L. Hetzler, Retired, former President, Monitor Sugar Company, Food Processor, Bay City

     Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank Corporation

     James E. McCarty, President, McCarty Communications, Graphic Design and Commercial Printing, Saranac

     Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing

     Charles C. Van Loan, Chairman of the Board, Independent Bank Corporation, Ionia

INDEPENDENT BANK CORPORATION
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-9450