Form 10-K, Exhibit 13
period 2005-12-31
INDEPENDENT BANK CORP /MI/
filed 2006-03-14
CIK 39311

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,

	2005	2004	2003	2002	2001

	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$204,924	$162,547	$139,366	$129,815	$134,502
Interest expense	68,555	45,014	44,113	48,008	62,460

Net interest income	136,369	117,533	95,253	81,807	72,042
Provision for loan losses	8,071	4,309	4,032	3,562	3,737
Net gains on the sale of real estate mortgage loans	5,370	5,956	16,269	8,178	6,306
Other non-interest income	36,875	31,842	26,335	22,733	20,629
Non-interest expenses	105,424	98,668	82,506	68,293	61,519

Income before income tax expense	65,119	52,354	51,319	40,863	33,721
Income tax expense	18,207	13,796	13,727	11,396	9,288

Net income before cumulative effect of change in accounting principle	46,912	38,558	37,592	29,467	24,433
Cumulative effect of change in accounting principle, net of related tax effect(1)					(35)

Net income	$46,912	$38,558	$37,592	$29,467	$24,398

PER COMMON SHARE DATA(2)
Net income before cumulative effect of change in accounting principle
Basic	$2.11	$1.79	$1.83	$1.40	$1.12
Diluted	2.07	1.76	1.78	1.37	1.10
Net income
Basic	$2.11	$1.79	$1.83	$1.40	$1.11
Diluted	2.07	1.76	1.78	1.37	1.10
Cash dividends declared	0.74	0.63	0.56	0.42	0.35
Book value	11.29	10.35	7.91	6.72	6.12
SELECTED BALANCES
Assets	$3,355,848	$3,094,027	$2,361,014	$2,058,975	$1,889,876
Loans	2,555,761	2,225,290	1,667,393	1,381,442	1,384,684
Allowance for loan losses	23,035	24,737	16,836	15,830	15,286
Deposits	2,641,057	2,176,947	1,702,806	1,535,603	1,387,367
Shareholders’ equity	248,259	230,292	162,216	138,047	131,903
Long-term debt	5,000	7,000
SELECTED RATIOS
Tax equivalent net interest income to average interest earning assets	4.80%	4.91%	4.88%	4.75%	4.45%
Net income to
Average equity	19.12	19.42	24.89	21.34	18.52
Average assets	1.45	1.42	1.69	1.52	1.35
Average shareholders’ equity to average assets	7.61	7.31	6.80	7.14	7.28
Tier 1 capital to average assets	7.40	7.36	7.91	6.85	7.46
Non-performing loans to Portfolio Loans	0.70	0.68	0.76	0.72	0.65

(1)	Effect of the implementation of SFAS #133.

(2)	Per share data has been adjusted for 5% stock dividends in 2005, 2002 and 2001, a 10% stock dividend in 2003, and a three-for-two stock split in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Any statements in this document that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this document and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance; involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts; circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this document, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
      The following section presents additional information to assess the financial condition and results of operations of Independent Bank Corporation and its subsidiaries. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this annual report. We also encourage you to read our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. That Report includes a list of risk factors that you should consider in connection with any decision to buy or sell our securities.
RESULTS OF OPERATIONS
      Summary. Net income totaled $46.9 million in 2005 compared to $38.6 million in 2004 and $37.6 million in 2003. The increases in net income are primarily a result of increases in net interest income and service charges on deposit accounts partially offset by increases in non-interest expenses. Mortgage banking related revenues (net gains on real estate mortgage loan sales, title insurance fees and real estate mortgage loan servicing) were volatile during the periods presented due primarily to changes in mortgage loan refinance activity. 2005 and 2004 results include the operations of Midwest Guaranty Bancorp, Inc. since the May 31, 2004, date of acquisition and include the operations of North Bancorp, Inc. since the July 1, 2004, date of acquisition. 2005, 2004 and 2003 results also include the operations of Mepco Insurance Premium Financing, Inc. since the April 15, 2003, date of acquisition.

KEY PERFORMANCE RATIOS

	Year Ended December 31,

	2005	2004	2003

Net income to
Average equity	19.12%	19.42%	24.89%
Average assets	1.45	1.42	1.69
Net income per share
Basic	$2.11	$1.79	$1.83
Diluted	2.07	1.76	1.78
      We believe that our earnings per share growth rate over a long period of time (five years or longer) is the best single measure of our performance. We strive to achieve an average annual long term earnings per share growth rate of approximately 10% to 15%. Accordingly, our focus is on long-term results, taking into consideration certain components of our revenues that are cyclical in nature (such as mortgage banking) which can cause fluctuations in our earnings per share from year to year. Our primary strategies for achieving long-term growth in earnings per share include: earning asset growth (both organic and through acquisitions), diversification of revenues (within the financial services industry), effective capital management (efficient use of our shareholders’ equity) and sound risk management (credit, interest rate, liquidity and regulatory risks). As we have grown in size, and also considering the relatively low economic growth rates in Michigan (our primary market for banking), we believe that achieving a 10% to 15% growth rate in earnings per share will be challenging without future acquisitions. Our discussion and analysis of results of operations and financial condition will focus on these elements.
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
      Tax equivalent net interest income totaled $142.8 million during 2005, compared to $123.2 million and $100.4 million during 2004 and 2003, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $6.4 million, $5.7 million and $5.1 million in 2005, 2004 and 2003, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income in 2005 compared to 2004 reflects a $466.8 million increase in average interest-earning assets that was partially offset by an 11 basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (“Net Yield”). The increase in average interest-earning assets is due to 2005 representing a full year with our Midwest and North acquisitions as well as growth in loans. The Net Yield was equal to 4.80% in 2005 compared to 4.91% in 2004. The tax equivalent yield on average interest-earning assets increased to 7.11% in 2005 from 6.71% in 2004. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 51 basis point rise in our interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 2.31% in 2005 from 1.80% in 2004. The increase in our cost of funds also primarily reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

      Our Net Yield trended downward during 2005 reflecting the adverse impact of the flat yield curve environment. On a sequential quarterly basis in the second half of 2005, this lower Net Yield eliminated the benefit of our growth in interest earning assets and our tax equivalent net interest income moved slightly downward. A continuation of the flat yield curve environment presents a significant challenge to future increases in our tax equivalent net interest income without strong growth in interest earning assets.
      The increase in tax equivalent net interest income in 2004 compared to 2003 reflects a $452.7 million increase in average interest-earning assets and a 3 basis point increase in our Net Yield. The increase in average interest-earning assets is due to our Midwest and North acquisitions as well as growth in commercial loans, finance receivables and investment securities.
AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2005			2004			2003

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
ASSETS
Taxable loans(1)	$2,423,758	$179,440	7.40%	$2,004,544	$139,517	6.96%	$1,612,316	$118,277	7.34%
Tax-exempt loans(1,2)	6,199	454	7.32	7,637	507	6.64	11,249	898	7.98
Taxable securities	271,770	13,588	5.00	266,704	12,497	4.69	239,296	11,687	4.88
Tax-exempt securities(2)	255,333	17,142	6.71	212,441	14,914	7.02	179,668	12,992	7.23
Other investments	17,350	713	4.11	16,283	765	4.70	12,341	611	4.95

Interest earning assets	2,974,410	211,337	7.11	2,507,609	168,200	6.71	2,054,870	144,465	7.03

Cash and due from banks	57,912			55,728			48,839
Other assets, net	192,840			153,245			118,309

Total assets	$3,225,162			$2,716,582			$2,222,018

LIABILITIES
Savings and NOW	$871,599	8,345	0.96	$805,885	4,543	0.56	$688,697	4,879	0.71
Time deposits	1,226,727	39,016	3.18	912,285	23,820	2.61	741,731	22,923	3.09
Long-term debt	6,240	287	4.60	4,549	177	3.89
Other borrowings	501,763	20,907	4.17	480,956	16,474	3.43	407,264	16,311	4.01

Interest bearing liabilities	2,606,329	68,555	2.63	2,203,675	45,014	2.04	1,837,692	44,113	2.40

Demand deposits	283,670			240,800			183,032
Other liabilities	89,781			73,574			50,283
Shareholders’ equity	245,382			198,533			151,011

Total liabilities and shareholders’ equity	$3,225,162			$2,716,582			$2,222,018

Net interest income		$142,782			$123,186			$100,352

Net interest income as a percent of average interest earning assets			4.80%			4.91%			4.88%

(1)	All domestic.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2005 Compared to 2004			2004 Compared to 2003

	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans(2)	$30,602	$9,321	$39,923	$27,556	$(6,316)	$21,240
Tax-exempt loans(2,3)	(102)	49	(53)	(256)	(135)	(391)
Taxable securities	241	850	1,091	1,298	(488)	810
Tax-exempt securities(3)	2,903	(675)	2,228	2,310	(388)	1,922
Other investments	48	(100)	(52)	187	(33)	154

Total interest income	33,692	9,445	43,137	31,095	(7,360)	23,735

Increase (decrease) in interest expense(1)
Savings and NOW	397	3,405	3,802	753	(1,089)	(336)
Time deposits	9,307	5,889	15,196	4,783	(3,886)	897
Long-term debt	74	36	110	177		177
Other borrowings	738	3,695	4,433	2,714	(2,551)	163

Total interest expense	10,516	13,025	23,541	8,427	(7,526)	901

Net interest income	$23,176	$(3,580)	$19,596	$22,668	$166	$22,834

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.
COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,

	2005	2004	2003

As a percent of average interest earning assets
Loans — all domestic	81.7%	80.2%	79.0%
Other interest earning assets	18.3	19.8	21.0

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	29.3%	32.1%	33.5%
Time deposits	15.4	17.5	19.8
Brokered CDs	25.8	18.9	16.3
Other borrowings and long-term debt	17.1	19.4	19.8

Average interest bearing liabilities	87.6%	87.9%	89.4%

Earning asset ratio	92.2%	92.3%	92.5%
Free-funds ratio	12.4	12.1	10.6
      Provision for loan losses. The provision for loan losses was $8.1 million during 2005 compared to $4.3 million and $4.0 million during 2004 and 2003, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The increase in the provision for loan losses in 2005 principally reflects a substantial rise in the level of net loan charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See “Portfolio Loans and asset quality.”)
      In the fourth quarter of 2005 we sold (without recourse) approximately $11.7 million of non-performing and other loans of concern of which $9.3 million were on non-accrual at the time of the sale. The sale of these loans resulted in an additional provision for loan losses of approximately $0.6 million (which represented the difference between the net book value of the loans and the sales proceeds).
      Non-interest income. Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on real estate mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (real estate mortgage loans and securities).
      Non-interest income totaled $42.2 million during 2005 compared to $37.8 million and $42.6 million during 2004 and 2003, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 14.2% to $35.4 million during 2005 and by 14.3% to $31.0 million during 2004.
NON-INTEREST INCOME

	Year Ended December 31,

	2005	2004	2003

	(In thousands)
Service charges on deposit accounts	$18,761	$17,089	$14,668
Net gains (losses) on assets
Real estate mortgage loans	5,370	5,956	16,269
Securities	1,484	856	(779)
VISA check card interchange income	2,778	2,054	1,564
Title insurance fees	1,962	2,036	3,092
Bank owned life insurance	1,554	1,486	1,432
Manufactured home loan origination fees and commissions	1,216	1,264	1,769
Mutual fund and annuity commissions	1,348	1,260	1,227
Real estate mortgage loan servicing fees, net	2,627	1,427	(294)
Other	5,145	4,370	3,656

Total non-interest income	$42,245	$37,798	$42,604

      Service charges on deposit accounts totaled $18.8 million during 2005, compared to $17.1 million and $14.7 million during 2004 and 2003, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. The growth in 2005 and 2004 also reflects our acquisitions of two banks in the middle of 2004. We opened approximately 26,000 new checking accounts in 2005 compared to approximately 23,000 in both 2004 and 2003. Partially as a result of a leveling off in our growth rate of new checking accounts and the maturity of our high performance checking program, we would expect the growth rate of service charges on deposits to moderate in future periods.
      Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $5.4 million on the sale of such loans during 2005, compared to $6.0 million and $16.3 million during 2004 and 2003, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2005, approximately 43% of the $678.4 million of loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 46% and 70% of the real estate mortgage loans originated during 2004 and 2003, respectively.
NET GAINS ON THE SALE OF REAL ESTATE MORTGAGE LOANS

	Year Ended December 31,

	2005	2004	2003

	(Dollars in thousands)
Real estate mortgage loans originated	$678,409	$687,894	$1,123,249
Real estate mortgage loans sold	377,265	385,445	892,482
Real estate mortgage loans sold with servicing rights released	44,274	53,082	51,847
Net gains on the sale of real estate mortgage loans	5,370	5,956	16,269
Net gains as a percent of real estate mortgage loans sold	1.42%	1.55%	1.82%
SFAS #133 adjustments included in the Loan Sale Margin	0.00	0.00	0.10
      Net gains as a percentage of real estate mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). The decrease in the Loan Sales Margin in 2005 and 2004 primarily reflects increased pricing competition among mortgage lenders because of reduced demand for real estate mortgage loans due to a weaker refinance environment. The high demand for real estate mortgage loans by consumers in 2003 allowed us to increase our Loan Sales Margin in that period. Based upon our present expectations for real estate mortgage loan demand, we would expect our 2006 Loan Sales Margin to be similar to our 2005 level. Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for real estate mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of real estate mortgage loan servicing rights may result in declines in real estate mortgage loan servicing income in future periods. Gains on the sale of real estate mortgage loans can be impacted by recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”). These changes did not significantly impact the gains recorded in 2005 or 2004, but did increase gains by $1.0 million in 2003. Excluding the aforementioned SFAS #133 adjustments, the Loan Sales Margin would have been 1.42% in 2005, 1.55% in 2004 and 1.72% in 2003.
      The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $54.6 million during 2005 compared to $57.4 million and $20.4 million during 2004 and 2003, respectively (See “Securities.”). The $1.5 million of net securities gains in 2005 is principally comprised of a gain of $0.3 million on the sale of a trust preferred security and gains of $1.4 million from the liquidation of our portfolio of four different community bank stocks which we owned at the holding company. We also recorded $0.4 million in other than temporary impairment charges in 2005. The $0.9 million of securities gains in 2004 were net of $1.6 million in other than temporary impairment charges (thus we actually had net gains on securities sales of approximately $2.5 million). Approximately $1.4 million of the other than temporary impairment charges related to our Fannie Mae and Freddie Mac preferred stock portfolio. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result they are treated like equity securities for purposes of impairment analysis. In addition, we recorded other than temporary impairment charges of $0.2 million on a mobile home asset backed security (See “Securities”). The net gains on sales of securities in 2004 relate primarily to the sale or call of U.S. Treasury, mortgage-backed, corporate and trust preferred securities. The net loss on securities in 2003 includes an impairment charge of $0.75 million on a $1.5 million trust preferred security that was purchased in 1999, and which was issued by an unaffiliated bank holding company. This bank holding company had been experiencing ongoing financial difficulties. As a result of these circumstances and an ongoing assessment of the market value of this security, the remaining book value of this asset was written off in 2003. In the third quarter of 2004 we were able to sell this trust preferred security for $0.5 million.
GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,

	Proceeds	Gains	Losses(1)	Net

2005	$54,556	$2,102	$618	$1,484
2004	57,441	2,540	1,684	856
2003	20,446	827	1,606	(779)

(1)	The losses include impairment charges of $0.4 million, $1.6 million and $0.75 million in 2005, 2004 and 2003 respectively.
      VISA check card interchange income increased to $2.8 million in 2005 compared to $2.1 million in 2004 and $1.6 million in 2003. These results can be primarily attributed to an increase in the size of our card base due to growth in checking accounts as well as the two bank acquisitions completed in mid-2004. In addition, the frequency of use of our VISA check card product by our customer base has increased.
      Title insurance fees totaled $2.0 million in both 2005 and 2004 and $3.1 million in 2003. The fluctuation in title insurance fees is primarily a function of the level of real estate mortgage loans that we originated.
      Real estate mortgage loan servicing generated revenue of $2.6 million in 2005 compared to revenue of $1.4 million in 2004 and expense of $0.3 million in 2003. These yearly comparative increases or decreases are primarily due to changes in the valuation allowance on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on a third-party valuation of our real estate mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.
CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

	2005	2004	2003

	(In thousands)
Balance at January 1,	$11,360	$8,873	$4,455
Servicing rights acquired		1,138
Originated servicing rights capitalized	3,247	3,341	7,700
Amortization	(1,923)	(1,948)	(3,655)
(Increase)/decrease in valuation allowance	755	(44)	373

Balance at December 31,	$13,439	$11,360	$8,873

Valuation allowance at December 31,	$11	$766	$722

      At December 31, 2005 we were servicing approximately $1.5 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.87% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2005 totaled $13.4 million, representing approximately 90 basis points on the related amount of real estate mortgage loans serviced for others. The capitalized real estate mortgage loan servicing had an estimated fair market value of $19.5 million at December 31, 2005.
      In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.6 million in 2005, $1.5 million in 2004 and $1.4 million in 2003, as a result of increases in cash surrender value. Mutual fund and annuity commissions have increased over the past two years due primarily to increased sales of investment related products.

      Manufactured home loan origination fees and commissions have generally been declining over the past few years. This industry has faced a challenging environment as several buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. In addition, relatively low interest rates for real estate mortgage loans have made traditional housing more affordable and reduced the demand for manufactured homes. Finally, regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. At the present time we do not anticipate any significant improvement in the circumstances adversely impacting manufactured home lending as outlined above. However, we do believe that industry conditions have somewhat stabilized and therefore do not presently anticipate further declines in this category of revenue below our 2005 and 2004 levels.
      Other non-interest income rose to $5.1 million in 2005 from $4.4 million in 2004 and $3.7 million in 2003. Increases in ATM fees, check printing charges and PMI reinsurance revenues have accounted for the majority of this growth. The growth is generally reflective of the overall expansion of the organization in terms of numbers of customers and accounts.
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
      Non-interest expense totaled $105.4 million during 2005, compared to $98.7 million and $82.5 million during 2004 and 2003, respectively. The aforementioned two bank acquisitions in mid-2004 and the April 2003 acquisition of Mepco as well as growth associated with new branch offices and loan production offices account for much of the increases in non-interest expense. In addition, 2004 and 2003 included certain unusual charges or expenses as further detailed below.
NON-INTEREST EXPENSE

	Year Ended December 31,

	2005	2004	2003

	(In thousands)
Compensation	$35,502	$35,243	$27,954
Performance-based compensation and benefits	7,647	4,851	6,872
Other benefits	10,546	9,987	8,732

Compensation and benefits	53,695	50,081	43,558
Occupancy, net	8,863	7,539	6,519
Furniture, fixtures and equipment	6,985	6,122	5,539
Advertising	4,496	3,787	4,011
Data Processing	5,112	4,462	3,942
Loan and collection	4,154	3,556	3,352
Communications	3,970	3,553	2,895
Supplies	2,309	2,140	1,920
Amortization of intangible assets	2,774	2,479	1,721
Legal and professional	2,850	2,718	1,651
Mepco claims expense		2,700
Write-off of uncompleted software		977
Loss on prepayment of borrowings		18	983
Other	10,216	8,536	6,415

Total non-interest expense	$105,424	$98,668	$82,506

      The increases in compensation and benefits in 2005 and 2004 compared to each prior year are primarily attributable to an increased number of employees resulting from acquisitions and the addition of new branch and loan production offices as well as to merit pay increases and increases in certain employee benefit costs such as health care insurance. Performance based compensation and benefits were higher in 2005 and 2003 compared to 2004 due primarily to the funding level for our employee stock ownership plan and lower incentive compensation in 2004 (reflecting a decline in earnings per share that year). In addition, compensation expense in 2004 includes $2.3 million in severance expense related to the termination of employment contracts for three senior managers at Mepco. In general we do not provide employment contracts for our employees, and substantially all of our employees are employed on an “at will” basis. The aforementioned employment contracts were executed in April 2003 as part of our acquisition of Mepco.
      We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2005 and in prior years did not require the recognition of any expense in our consolidated statements of operations during those periods. In December 2004 the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS #123R) (See “Recent Accounting Pronouncement”). In general this accounting pronouncement requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. This requirement applied to us beginning on January 1, 2006. Based upon our past history for equity based compensation we would anticipate that the impact of SFAS #123R would be to reduce our net income by five to eight cents per share. However, the actual impact will depend on the level and type of share-based awards (if any) granted in the future.
      Occupancy, furniture, fixtures and equipment, data processing, advertising communications and supplies expenses all generally increased over the periods presented as a result of the growth of the organization through acquisitions and the opening of new branch and loan production offices. The increase in amortization of intangible assets is also a result of acquisitions.
      The increases in loan and collection expense reflects costs associated with holding or disposal of other real estate and collection costs associated with increases in the level of non-performing loans.
      Legal and professional expenses in 2005 include $0.1 million of professional fees related to on-going compliance with Section 404 (internal control over financial reporting) of the Sarbanes Oxley Act of 2002 (“SOX 404”) and $0.4 million of legal fees related to litigation involving certain of the former owners of Mepco. (See “Litigation Matters.”) This category of expenses in 2004 included $0.6 million of professional fees related to the implementation of SOX 404 and $0.8 million in costs related to the Mepco investigation.
      2004 included a $2.7 million charge to establish a liability related to customer loan overpayments and escheatment obligations at Mepco. (See “Litigation Matters.”)
      The write-off of uncompleted software of $1.0 million in 2004 relates to previously capitalized software development costs at Mepco. This software was being developed over a three year period for internal use in connection with Mepco’s lending activities. With the assistance of a third-party consultant, during the second quarter of 2004 we determined that this uncompleted internal use software was not expected to provide substantive service potential due primarily to performance, functionality and application server platform issues, and as a result, the capitalized software development costs were written off.
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
      Other non-interest expense increased to $10.2 million in 2005 compared to $8.6 million in 2004 and $6.4 million in 2003. The increase in 2005 compared to 2004 is primarily due to bank and credit card fees associated with accepting payments on finance receivables via credit card. The increase in 2004 over 2003 is primarily due to increased FDIC deposit insurance costs, an increase in our Michigan Single Business tax expense, a $0.4 million write-off of receivables at our mobile home origination subsidiary, and a $0.8 million increase in merchant (credit card) processing fees at Mepco.
      Our income tax expense has increased generally commensurate with our increase in pre-tax earnings. Our actual federal income tax expense is lower than the amount computed by applying our statutory federal income tax rate to our pre-tax earnings primarily due to tax-exempt interest income. Our overall effective income tax rate was 28.0%, 26.4% and 26.7% in 2005, 2004 and 2003, respectively. The increase in the overall effective income tax rate in 2005 compared to 2004 and 2003 is principally attributed to increased state income taxes due primarily to higher earnings at Mepco and tax-exempt income being a smaller percentage of total pre-tax income.
FINANCIAL CONDITION
      Summary. Our total assets grew to $3.4 billion at December 31, 2005, from $3.1 billion at December 31, 2004. The growth in total assets primarily reflects an increase in loans. Loans, excluding loans held for sale (“Portfolio Loans”) increased $330.5 million in 2005 due to growth in all lending categories. Total deposits increased $464.1 million in 2005 primarily as a result of an increase in brokered certificates of deposit (“Brokered CDs”).
      Securities. We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and are expected to be recovered within a reasonable time period. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. During 2005 we recorded impairment charges totaling $0.4 million ($0.2 million on Fannie Mae and Freddie Mac preferred securities and $0.2 million on a mobile home asset backed security). During 2004 we recorded a $1.4 million impairment charge on Fannie Mae and Freddie Mac preferred securities and a $0.2 million impairment charge on a mobile home asset-backed security. We also recorded a $1.5 million impairment charge (one-half in 2003 and one-half in 2002) on a trust preferred security issued by a bank holding company. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)
SECURITIES

		Unrealized
	Amortized			Fair
	Cost	Gains	Losses	Value

	(In thousands)
Securities available for sale
December 31, 2005	$479,713	$8,225	$4,491	$483,447
December 31, 2004	539,162	13,444	1,698	550,908
      Securities available for sale declined in 2005 as loan growth supplanted the need for any significant purchases of new investment securities, and the flat yield curve has created a difficult environment for constructing investment security transactions that meet our profitability objectives. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets.

      At December 31, 2005 and 2004 we had $15.3 million and $23.6 million, respectively, of asset-backed securities included in securities available for sale. All of our asset-backed securities at December 31, 2005 were backed by mobile home loans (compared to 87% at December 31, 2004). All of our asset-backed securities are rated as investment grade (by the major rating agencies) except for one mobile home loan asset-backed security with a balance of $1.8 million at December 31, 2005 that was down graded during 2004 to a below investment grade rating. During 2005 and 2004 we recorded impairment charges of $0.2 million and $0.2 million, respectively, on this security due primarily to some credit related deterioration on the underlying mobile home loan collateral. We continue to closely monitor this particular security as well as our entire mobile home loan asset-backed securities portfolio. We do not foresee, at the present time, any risk of loss (related to credit issues) with respect to any of our other asset-backed securities.
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
LOAN PORTFOLIO COMPOSITION

	December 31,

	2005	2004

	(In thousands)
Real estate(1)
Residential first mortgages	$670,127	$590,949
Residential home equity and other junior mortgages	233,057	215,261
Construction and land development	273,811	261,505
Other(2)	635,010	546,789
Finance receivables	368,871	254,388
Consumer	182,902	182,374
Commercial	185,210	165,440
Agricultural	6,773	8,584

Total loans	$2,555,761	$2,225,290

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.
      Our 2003 acquisition of Mepco added financing of insurance premiums for businesses and payment plans to purchase vehicle service contracts for consumers (warranty finance) to our lending activities. These are relatively new lines of business for us and expose us to new risks. Mepco conducts its lending activities across the United States. Mepco generally does not evaluate the creditworthiness of the individual customer but instead primarily relies on the loan collateral (the unearned insurance premium or vehicle service contract) in the event of default. As a result, we have established and monitor counterparty concentration limits in order to manage our collateral exposure. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation and distribution of concentrations for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco’s major counterparties (an insurance company or warranty administrator) could expose us to significant losses.
      Mepco also has established procedures for loan servicing and collections, including the timely cancellation of the insurance policy or vehicle service contract in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the loan origination activities and initial customer contact is entirely done through unrelated third parties (primarily insurance agents and automobile warranty administrators or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment. Although the management and board of directors of each of our banks retain authority and responsibility for credit decisions, we have adopted uniform underwriting standards. Further, our loan committee structure as well as the centralization of commercial loan credit services and the loan review process, provides requisite controls and promotes compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations. There can be no assurance that the aforementioned centralization of certain lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities.
      We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)
      The increase in commercial loans (including real estate construction and land development and real estate other in the table above) during 2005 principally reflects our emphasis on lending opportunities within this category of loans and an increase in commercial lending staff. Loans secured by real estate comprise the majority of new commercial loans. The growth in finance receivables primarily reflects the geographic expansion of Mepco’s lending activities and the addition of sales staff to call on insurance agencies and automobile warranty administrators. The growth in real estate mortgage and installment loans principally reflects the overall growth in our banking operations as we have added new branches and loan production offices over the past few years and this loan growth also reflects somewhat lower prepayment rates in our existing portfolios in 2005.
      Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Declines in Portfolio Loans or competition leading to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with prevailing quality standards as a major short- and long-term challenge.
NON-PERFORMING ASSETS

	December 31,

	2005	2004	2003

	(Dollars in thousands)
Non-accrual loans	$13,057	$11,804	$9,122
Loans 90 days or more past due and still accruing interest	4,862	3,123	3,284
Restructured loans	84	218	335

Total non-performing loans	18,003	15,145	12,741
Other real estate	2,147	2,113	3,256

Total non-performing assets	$20,150	$17,258	$15,997

As a percent of Portfolio Loans
Non-performing loans	0.70%	0.68%	0.76%
Allowance for loan losses	0.90	1.11	1.01
Non-performing assets to total assets	0.60	0.56	0.68
Allowance for loan losses as a percent of non-performing loans	128	163	132
      Non-performing loans totaled $18.0 million at December 31, 2005, a $2.9 million increase from December 31, 2004. This increase is due primarily to increases in non-performing real estate mortgage loans and finance receivables. The increase in non-performing real estate mortgage loans is believed to reflect (to some degree) weaker economic conditions in the State of Michigan which currently has one of the highest unemployment rates in the United States. The increase in non-performing finance receivables primarily reflects growth in this loan portfolio. Non-performing loans as a percent of Portfolio Loans increased slightly to 0.70% at December 31, 2005 from 0.68% at December 31, 2004.
      Beginning in approximately the second quarter of 2005, non-performing loans increased sharply due primarily to certain commercial loans becoming 90 days or more past due. As a result of this rise in non-performing commercial loans, during the fourth quarter of 2005 we sold (without recourse) $9.3 million of non-performing loans and $2.4 million of other loans of concern (which were performing at the time of sale). (See “Provision for loan losses.”) These loan sales returned our overall level of non-performing loans as a percent of Portfolio Loans at December 31, 2005 to a level more consistent with prior years.
      The increase in non-performing loans in 2004 compared to 2003 is primarily attributable to growth in the loan portfolio and the acquisitions of Midwest and North.
      We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,

	2005	2004	2003

	(In thousands)
Specific allocations	$1,418	$2,874	$1,362
Other adversely rated loans	8,466	9,395	6,029
Historical loss allocations	6,693	6,092	3,137
Additional allocations based on subjective factors	6,458	6,376	6,308

Total	$23,035	$24,737	$16,836

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
      The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See “Provision for credit losses.”)

      Mepco’s allowance for loan losses is determined in a similar manner as discussed above and primarily takes into account historical loss experience, unsecured exposure, loan type and other subjective factors deemed relevant to their lending activities.
      The allowance for loan losses declined to 0.90% of total Portfolio Loans at December 31, 2005 from 1.11% at December 31, 2004. This drop is primarily due to declines in the portion of the allowance for specific loans and the portion of the allowance for other adversely rated loans. The allowance for loan losses related to specific loans declined primarily due to the sale of non-performing and other loans of concern described earlier. The allowance for loan losses related to other adversely rated loans declined primarily due to a drop in the balance of these loans. The allowance for loan losses related to historical losses increased due to a rise in net loan charge-offs in 2005. In addition to these factors, the allowance related to finance receivables has declined as a percentage of these loans. Finance receivables are for the most part a homogeneous loan portfolio and as a result, the related allowance computation is based predominantly on historical loss experience. Because of a low and declining level of historical finance receivable net charge-offs this allowance has also declined.
ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2005		2004		2003

	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments

	(In thousands)
Balance at beginning of year	$24,737	$1,846	$16,836	$892	$15,830	$875
Allowance on loans acquired			8,236		517
Provision charged to operating expense	8,097	(26)	3,355	954	4,015	17
Recoveries credited to allowance	1,560		1,251		1,087
Loans charged against the allowance	(11,359)		(4,941)		(4,613)

Balance at end of year	$23,035	$1,820	$24,737	$1,846	$16,836	$892

Net loans charged against the allowance to average Portfolio Loans	0.41%		0.19%		0.23%
      Net loan charge-offs increased to $9.8 million (0.41% of average Portfolio Loans) in 2005 from $3.7 million (0.19% of average Portfolio loans) in 2004. This increase is primarily due to a $4.3 million rise in commercial loan net charge-offs in 2005 compared to 2004. The fourth quarter 2005 sale of non-performing and other loans of concern described earlier resulted in net loan charge-offs of $3.8 million. Net loan charge-offs in the real estate mortgage loan and installment loan portfolios each increased by $0.9 million in 2005 compared to 2004. Over the past ten years (including 2005) our net loan charge-offs have averaged approximately 0.18% of average Portfolio Loans and in the three-year period preceding 2005, such net loan charge-offs averaged 0.21%. We believe that the increased level of net loan charge-offs in 2005 is generally not indicative of a change in our long-term trends. In particular, the increased level of commercial loan net charge-offs in 2005 were primarily concentrated in a few large credits.
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
      To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our banks and branch staff sales training. This program has generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our core deposit growth has not kept pace with the growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loan growth with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See “Liquidity and capital resources.”)
ALTERNATE SOURCES OF FUNDS

	December 31,

	2005			2004

		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate

	(Dollars in thousands)
Brokered CDs(1)	$1,009,804	1.8 years	3.79%	$576,944	1.9 years	2.56%
Fixed-rate FHLB advances(1,2)	51,525	6.2 years	5.65	59,902	6.4 years	5.55
Variable-rate FHLB advances(1)	25,000	0.5 years	4.18	164,000	0.4 years	2.32
Securities sold under agreements to repurchase(1)	137,903	0.1 years	4.41	169,810	0.2 years	2.27
Federal funds purchased	80,299	1 day	4.23	117,552	1 day	2.44

Total	$1,304,531	1.7 years	3.96%	$1,088,208	1.4 years	2.63%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

(2)	Advances totaling $10 million at both December 31, 2005 and 2004, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.
      We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of our purchases of securities available for sale and support the growth of Portfolio Loans. The use of such alternate sources of funds supplements our core deposits and is an integral part of our asset/liability management efforts.
      Other borrowed funds, principally advances from the Federal Home Loan Bank (the “FHLB”) and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $227.0 million at December 31, 2005, compared to $405.4 million a year earlier. This decrease reflects a $31.9 million decrease in Repurchase Agreements and a $147.4 million decrease in FHLB advances. The decline in Repurchase Agreements is principally associated with the decline in certain categories of securities available for sale which serve as collateral on these borrowing arrangements. The decline in FHLB advances is due primarily to the payoff of maturing advances with funds from Brokered CD’s which generally had more favorable pricing characteristics during 2005.
      In addition to the pay down of borrowed funds, the increase in Brokered CDs was also utilized to fund loan growth. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements (also see “Liquidity and capital resources.”).
      We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2005, we employed interest-rate swaps with an aggregate notional amount of $631.7 million and interest rate caps with an aggregate notional amount of $140.0 million.
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
      Our sources of funds include a stable deposit base, secured advances from the Federal Home Loan Bank of Indianapolis, both secured and unsecured federal funds purchased borrowing facilities with other commercial banks, an unsecured holding company credit facility and access to the capital markets (for trust preferred securities and Brokered CD’s).
      At December 31, 2005, we had $846.4 million of time deposits that mature in 2006. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CD’s that we expect to replace. Additionally $1.156 billion of our deposits at December 31, 2005, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable, and the total balances of these accounts have generally grown over time as a result of our marketing and promotional activities and adding new bank branch locations. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.
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
      Over the past several years our Portfolio Loans have grown more rapidly than our core deposits. In addition, much of this growth has been in loan categories that cannot generally be used as collateral for FHLB advances (such as commercial loans and finance receivables). As a result, we have become more dependent on wholesale funding sources (such as brokered CD’s and Repurchase Agreements). In order to reduce this greater reliance on wholesale funding we intend to complete a securitization of finance receivables during the first half of 2006. It is likely that a securitization facility would have a higher all in cost than our current wholesale funding sources which would adversely impact our future net interest income. However we believe that the benefits from a liquidity risk management standpoint will likely outweigh the adverse impact on our net interest income.
      In the normal course of business, we enter into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2005.
CONTRACTUAL COMMITMENTS

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total

	(Dollars in thousands)
Time deposit maturities	$846,384	$274,203	$335,512	$28,530	$1,484,629
Federal funds purchased and other borrowings	253,832	22,467	8,478	22,569	307,346
Operating lease obligations	1,360	1,901	500		3,761
Purchase obligations(1)	1,084	271			1,355

Total	$1,102,660	$298,842	$344,490	$51,099	$1,797,091

(1)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

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
CAPITALIZATION

	December 31,

	2005	2004

	(In thousands)
Unsecured debt	$7,000	$9,000

Subordinated debentures	64,197	64,197
Amount not qualifying as regulatory capital	(1,847)	(1,847)

Amount qualifying as regulatory capital	62,350	62,350

Shareholders’ equity
Common stock	21,991	21,195
Capital surplus	179,913	158,797
Retained earnings	41,486	41,795
Accumulated other comprehensive income	4,869	8,505

Total shareholders’ equity	248,259	230,292

Total capitalization	$317,609	$301,642

      In March 2003, a special purpose entity, IBC Capital Finance II (the “trust”) issued $1.6 million of common securities to Independent Bank Corporation and $50.6 million of trust preferred securities to the public. Independent Bank Corporation issued $52.2 million of subordinated debentures to the trust in exchange for the proceeds from the public offering. These subordinated debentures represent the sole asset of the trust. Both the common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2005 and 2004.
      In connection with our acquisition of Midwest, we assumed all of the duties, warranties and obligations of Midwest as the sponsor and sole holder of the common securities of Midwest Guaranty Trust I (“MGT”). In 2002, MGT, a special purpose entity, issued $0.2 million of common securities to Midwest and $7.5 million of trust preferred securities as part of a pooled offering. Midwest issued $7.7 million of subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of MGT. Both the common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2005 and 2004.
      In connection with our acquisition of North, we assumed all of the duties, warranties and obligations of North as the sole general partner of Gaylord Partners, Limited Partnership (“GPLP”), a special purpose entity. In 2002, North contributed an aggregate of $0.1 million to the capital of GPLP and GPLP issued $5.0 million of floating rate cumulative preferred securities as part of a private placement offering. North issued $5.1 million of subordinated debentures to GPLP in exchange for the proceeds of the offering, which debentures represent the sole asset of GPLP. Independent Bank purchased $0.8 million of the GPLP floating rate cumulative preferred securities during the private placement offering. This investment security at Independent Bank and a corresponding amount of subordinated debentures are eliminated in consolidation. The remaining subordinated debentures as well as our capital investment in GPLP are included in our Consolidated Statements of Financial Condition at December 31, 2005 and 2004.

      In March 2005, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (less any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 11 basis points at December 31, 2005 (this calculation assumes no transition period).
      We have supplemented our balance-sheet management activities with purchases of our common stock. We repurchased 0.5 million shares of our common stock at an average price of $27.31 in 2005 compared to 0.1 million shares of our common stock at an average price of $23.36 per share in 2004 and compared to 0.6 million shares at an average price of $20.92 per share in 2003. The level of share repurchases in a given year generally reflects changes in our need for capital associated with our balance sheet growth. In December 2005 we announced that our board of directors had authorized the repurchase of up to 750,000 shares. This authorization expires on December 31, 2006.
      Shareholders’ equity totaled $248.3 million at December 31, 2005. The increase from $230.3 million at December 31, 2004 primarily reflects the retention of earnings (net of cash dividends paid) and the issuance of common stock pursuant to various equity-based incentive compensation plans partially offset by share repurchases and a decrease in accumulated other comprehensive income. Shareholders’ equity was equal to 7.40% of total assets at December 31, 2005, compared to 7.44% a year earlier.
CAPITAL RATIOS

	December 31,

	2005	2004

Equity capital	7.40%	7.44%
Average shareholders’ equity to average assets	7.61	7.31
Tier 1 capital to average assets	7.40	7.36
Tier 1 risk-based capital	9.31	9.40
Total risk-based capital	10.27	10.55
      Asset/liability management. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers’ rights to prepay fixed-rate loans also create interest-rate risk.
      Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternative balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report quarterly to our respective banks’ boards of directors.
      We employ simulation analyses to monitor each Bank’s interest-rate risk profiles and evaluate potential changes in our Banks’ net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheets. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET INTEREST INCOME

	December 31, 2005

	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change

	(Dollars in thousands)
200 basis point rise	$222,300	(13.64)%	$142,500	(1.32)%
100 basis point rise	237,800	(7.61)	142,700	(1.18)
Base-rate scenario	257,400		144,400
100 basis point decline	260,200	1.09	144,500	0.07
200 basis point decline	259,000	0.62	144,000	(0.28)

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.
ACQUISITIONS
      On July 1, 2004, we completed the acquisition of North. We issued 345,391 shares of common stock to the North shareholders. 2004 includes the results of North’s operations beginning on July 1, 2004. At the time of acquisition, North had total assets of $155.1 million, total loans of $103.6 million, total deposits of $123.8 million and total stockholders’ equity of $3.3 million. We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.8 million and establishing a core deposit intangible of $2.2 million.
      On May 31, 2004, we completed the acquisition of Midwest. We issued 997,700 shares of common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 includes the results of Midwest’s operations subsequent to May 31, 2004. At the time of acquisition, Midwest had total assets of $238.0 million, total loans of $205.0 million, total deposits of $198.9 million and total stockholders’ equity of $18.7 million. We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.0 million, establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million.
      On April 15, 2003, we completed the acquisition of Mepco, a 40-year old Chicago-based company, that specializes in financing insurance premiums for businesses and providing payment plans to consumers for the purchase of vehicle service contracts.
LITIGATION MATTERS
      In May 2004, we received an unsolicited anonymous letter regarding certain business practices at Mepco, which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. We processed this letter in compliance with our Policy Regarding the Resolution of Reports on the Company’s Accounting, Internal Controls and Other Business Practices. Under the direction of our Audit Committee, special legal counsel was engaged to investigate the matters raised in the anonymous letter. This investigation was completed during the first quarter of 2005, and we determined that any amounts or issues relating to the period after our April 2003 acquisition of Mepco were not significant.
      The potential amount of liability related to periods prior to our April 2003 acquisition date has been determined to not exceed approximately $4.5 million. This potential liability primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account, the application of the law to those facts and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). We have been engaged in a process of reviewing individual account records at Mepco to determine the appropriate amount (if any) due to a customer. As of December 31, 2005 we had sent out approximately $1.4 million as a result of this review process.
      On September 30, 2004 we entered into an escrow agreement with the primary former shareholders of Mepco. This escrow agreement was entered into for the sole purpose of funding any obligations beyond the $2.7 million amount that we already had accrued. The escrow agreement gives us the right to have all or a portion of the escrow account distributed to us from time to time if the aggregate amount that we (together with any of our affiliates including Mepco) are required to pay to any third parties as a result of the matters being investigated exceeds $2.7 million. At December 31, 2005, the escrow account contained 90,766 shares of Independent Bank Corporation common stock (deposited by the primary former shareholders of Mepco) having an aggregate market value at that date of approximately $2.5 million. The escrow agreement contains provisions that require the addition or distribution of shares of Independent Bank Corporation common stock if the total market value of such stock in the escrow account falls below $2.25 million or rises above $2.75 million. As a result of the aforementioned escrow agreement as well as the $2.7 million accrual established in the second quarter of 2004, we do not expect any future liabilities (other than ongoing litigation costs) related to the Mepco investigation.
      The terms of the agreement under which we acquired Mepco, obligates the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. On April 12, 2005, we filed a Notice of Indemnification Claims with the former shareholders of Mepco. In the notice, we requested the payment of all accrued and incurred costs, liabilities and damages, and as permitted by the Agreement, reimbursement of all potential contingent claims. Our indemnification claims include approximately $1.0 million in costs that we have incurred to date for the above described investigation.
      On March 23, 2005 Edward M. Walder and Paul M. Walder (collectively the “Walders”) filed suit against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois. In general, the suit alleges various breaches of the merger agreement between Independent Bank Corporation and Mepco, the employment agreements with the Walders and the above mentioned escrow agreement. The suit seeks unspecified damages and rescission of the merger agreement, covenants not to compete and the escrow agreement. We believe that the suit filed by the Walders is without merit and have vigorously defended this matter.
      On May 25, 2005 Independent Bank Corporation and Mepco filed suit against the Walders and their respective trusts in Ionia County Circuit Court. In general the suit seeks to enforce our indemnification rights under the merger agreement and seeks damages as a result of the Walders breach of the merger agreement and misrepresentations.
      We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.
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
      We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. Our assessment process during 2005 resulted in recording a $0.4 million impairment charge for other than temporary impairment on various investment securities within our portfolio (compared to $1.6 million in 2004 and $0.8 million in 2003). We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices.
      Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we have recorded in the past three-year period.
      At December 31, 2005 we had approximately $13.4 million of real estate mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying real estate mortgage loans, the interest rate used to discount the net cash flows from the real estate mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. We utilize an outside third party (with expertise in the valuation of real estate mortgage loan servicing rights) to assist us in our valuation process. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative or aggressive assumptions.
      We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell real estate mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2005 we had approximately $731.7 million in notional amount of derivative financial instruments that qualified for hedge accounting under SFAS #133. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings. The fair value of derivative financial instruments qualifying for hedge accounting was a negative $2.9 million at December 31, 2005.
      Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2005 we had recorded a net deferred tax asset of $7.2 million, which included a net operating loss carryforward of $5.7 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.
      At December 31, 2005 we had recorded $55.9 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from the 2004 acquisitions of Midwest and North, the 2003 acquisition of Mepco and the past acquisitions of other banks and a mobile home loan origination company. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. However, we may incur impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.
RECENT ACCOUNTING PRONOUNCEMENTS
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment,” (“SFAS #123R”) which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS #123”). SFAS #123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,“ (“APB #25”) and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” (“SFAS #95”). Generally the requirements of SFAS #123R are similar to the requirements described in SFAS #123. However, SFAS #123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. Statement #123R originally was to be effective at the beginning of the first interim or annual period beginning after June 15, 2005. However, on April 21, 2005 the Securities and Exchange Commission issued an amendment to Rule 4-01(a) of Regulation S-X that delayed the effective date for SFAS #123R to the first interim or annual reporting period of the registrant’s first fiscal year beginning on or after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. We will adopt SFAS #123R on January 1, 2006.
      SFAS #123R permits companies to adopt its requirements using one of two methods. First, a “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS #123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS #123 for all awards granted to employees prior to the effective date of SFAS #123R that remain unvested on the effective date. Second, a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS #123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. We plan to adopt SFAS #123R using the modified prospective method described above.
      As permitted by SFAS #123, we currently account for share-based payments to employees using APB #25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123R’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. Based on our past history for equity based compensation we would anticipate that the impact of SFAS #123R would be to reduce our net income by five to eight cents per diluted share. However, the actual impact will depend on the level and type of share-based payments granted in the future.
      In 2003, the Emerging Issues Task Force (“EITF”) issued Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The recognition and measurement guidance in EITF 03-1 should be applied in other-than-temporary impairment evaluations performed in reporting periods beginning after June 15, 2004. Disclosures were effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under FASB Statement of Financial Accounting Standards No. 115, “Accounting in Certain Investments in Debt and Equity Securities, and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations”. The disclosure requirements for all other investments were effective in annual financial statements for fiscal years ending after June 15, 2004. Comparative information for periods prior to initial application is not required. On September 15, 2004, the FASB staff proposed two FASB Staff Positions (“FSP”). The first, proposed FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,”’ would provide guidance for the application of paragraph 16 of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. The second, proposed FSP EITF Issue 03-1-b, “Effective Date of Paragraph 16 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,”’ would delay the effective date of EITF 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. Other investments within the scope of EITF 03-1 remain subject to its recognition and measurement provisions for interim and annual periods beginning after June 15, 2004. The disclosure provisions of EITF 03-1 also were not affected by the two proposed FSPs. On June 29, 2005 the FASB staff was directed to issue proposed FSP EITF Issue 03-1-a. The final FSB supercedes EITF Issue No. 03-1 and EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The final FSB (retitled FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”), replaces the impairment guidance set forth in paragraphs 10-18 of EITF Issue 03-1 with references to existing other-than-temporary impairment guidance. FSP 115-1 supercedes EITF Topic D-44 and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell has not been made. FSP FAS 115-1 would be effective for other-than-temporary impairment analyses conducted in periods beginning after December 15, 2005.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL
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
      We assessed the effectiveness of our internal control over financial reporting as of December 31, 2005. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2005, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
      Our independent auditor’s have issued an audit report on our assessment of the Company’s internal control over financial reporting. Their report immediately follows our report.
Independent Bank Corporation
March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan
      We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Independent Bank Corporation and our report dated March 1, 2006 expressed an unqualified opinion on those consolidated financial statements.

Grand Rapids, Michigan
March 1, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan
      We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Independent Bank Corporation as of December 31, 2004 and 2003 were audited by other auditors whose report dated March 4, 2005 expressed an unqualified opinion on those statements.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Independent Bank Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2006 expressed an unqualified opinion thereon.

Grand Rapids, Michigan
March 1, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2005	2004

	(In thousands, except share
	amounts)
ASSETS
Cash and due from banks	$67,586	$72,815
Securities available for sale	483,447	550,908
Federal Home Loan Bank stock, at cost	17,322	17,322
Loans held for sale	28,569	38,756
Loans
Commercial	1,030,095	931,251
Real estate mortgage	852,742	773,609
Installment	304,053	266,042
Finance receivables	368,871	254,388

Total loans	2,555,761	2,225,290
Allowance for loan losses	(23,035)	(24,737)

Net Loans	2,532,726	2,200,553
Property and equipment, net	63,173	56,569
Bank owned life insurance	39,451	38,337
Goodwill	55,946	53,354
Other intangibles	10,729	13,503
Accrued income and other assets	56,899	51,910

Total Assets	$3,355,848	$3,094,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$295,151	$287,672
Savings and NOW	861,277	849,110
Time	1,484,629	1,040,165

Total Deposits	2,641,057	2,176,947
Federal funds purchased	80,299	117,552
Other borrowings	227,047	405,386
Subordinated debentures	64,197	64,197
Financed premiums payable	35,378	48,160
Accrued expenses and other liabilities	59,611	51,493

Total Liabilities	3,107,589	2,863,735

Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value — 200,000 shares authorized; none issued or outstanding
Common stock, $1.00 par value — 30,000,000 shares authorized; issued and outstanding; 21,991,001 shares at December 31, 2005 and 21,194,651 shares at December 31, 2004	21,991	21,195
Capital surplus	179,913	158,797
Retained earnings	41,486	41,795
Accumulated other comprehensive income	4,869	8,505

Total Shareholders’ Equity	248,259	230,292

Total Liabilities and Shareholders’ Equity	$3,355,848	$3,094,027

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2005	2004	2003

	(In thousands, except per share
	amounts)
INTEREST INCOME
Interest and fees on loans	$179,735	$139,846	$118,861
Securities available for sale
Taxable	13,588	12,497	11,687
Tax-exempt	10,888	9,439	8,207
Other investments	713	765	611

Total Interest Income	204,924	162,547	139,366

INTEREST EXPENSE
Deposits	47,361	28,363	27,802
Other borrowings	21,194	16,651	16,311

Total Interest Expense	68,555	45,014	44,113

Net Interest Income	136,369	117,533	95,253
Provision for loan losses	8,071	4,309	4,032

Net Interest Income After Provision for Loan Losses	128,298	113,224	91,221

NON-INTEREST INCOME
Service charges on deposit accounts	18,761	17,089	14,668
Net gains (losses) on assets
Real estate mortgage loans	5,370	5,956	16,269
Securities	1,484	856	(779)
VISA check card interchange income	2,778	2,054	1,564
Title insurance fees	1,962	2,036	3,092
Manufactured home loan origination fees and commissions	1,216	1,264	1,769
Real estate mortgage loan servicing	2,627	1,427	(294)
Other income	8,047	7,116	6,315

Total Non-interest Income	42,245	37,798	42,604

NON-INTEREST EXPENSE
Compensation and employee benefits	53,695	50,081	43,558
Occupancy, net	8,863	7,539	6,519
Furniture, fixtures and equipment	6,985	6,122	5,539
Other expenses	35,881	34,926	26,890

Total Non-interest Expense	105,424	98,668	82,506

Income Before Income Tax	65,119	52,354	51,319
Income tax expense	18,207	13,796	13,727

Net Income	$46,912	$38,558	$37,592

Net income per share
Basic	$2.11	$1.79	$1.83

Diluted	$2.07	$1.76	$1.78

Cash dividends declared per common share	$0.74	$0.63	$0.56

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Shareholders’
	Stock	Surplus	Earnings	Income (Loss)	Equity

	(In thousands)
Balances at January 1, 2003	$17,774	$75,124	$41,785	$3,364	$138,047
Net income for 2003			37,592		37,592
Cash dividends declared, $.56 per share			(11,642)		(11,642)
10% stock dividend	1,776	48,969	(50,782)		(37)
Issuance of 491,818 shares of common stock	492	7,365			7,857
Repurchase and retirement of 520,607 shares of common stock	(521)	(12,057)			(12,578)
Net change in accumulated other comprehensive income, net of $1.6 million of related tax effect				2,977	2,977

Balances at December 31, 2003	19,521	119,401	16,953	6,341	162,216
Net income for 2004			38,558		38,558
Cash dividends declared, $.63 per share			(13,716)		(13,716)
Issuance of 1,755,114 shares of common stock	1,755	41,317			43,072
Repurchase and retirement of 81,600 shares of common stock	(81)	(1,921)			(2,002)
Net change in accumulated other comprehensive income, net of $1.2 million of related tax effect				2,164	2,164

Balances at December 31, 2004	21,195	158,797	41,795	8,505	230,292
Net income for 2005			46,912		46,912
Cash dividends declared, $.74 per share			(16,468)		(16,468)
5% stock dividend	1,058	29,671	(30,753)		(24)
Issuance of 214,327 shares of common stock	214	4,034			4,248
Repurchase and retirement of 475,683 shares of common stock	(476)	(12,589)			(13,065)
Net change in accumulated other comprehensive income, net of $2.0 million of related tax effect				(3,636)	(3,636)

Balances at December 31, 2005	$21,991	$179,913	$41,486	$4,869	$248,259

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2005	2004	2003

	(In thousands)
Net income	$46,912	$38,558	$37,592
Other comprehensive income
Net change in unrealized gain (loss) on securities available for sale, net of related tax effect	(5,208)	(1,423)	545
Net change in unrealized gain (loss) on derivative instruments, net of related tax effect	1,572	3,587	2,432

Comprehensive Income	$43,276	$40,722	$40,569

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

	(In thousands)
Net Income	$46,912	$38,558	$37,592

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	382,635	391,401	908,751
Disbursements for loans held for sale	(367,078)	(391,559)	(795,547)
Provision for loan losses	8,071	4,309	4,032
Deferred federal income tax expense	3,019	2,185	4,428
Deferred loan fees	(383)	(568)	(620)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(12,498)	(3,001)	1,254
Net gains on sales of real estate mortgage loans	(5,370)	(5,956)	(16,269)
Net (gains) losses on securities	(1,484)	(856)	779
Write-off of uncompleted software		977
Increase in accrued income and other assets	(8,234)	(11,432)	(12,077)
Increase (decrease) in accrued expenses and other liabilities	2,757	18,546	(691)

Total Adjustments	1,435	4,046	94,040

Net Cash Provided by Operating Activities	48,347	42,604	131,632

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	54,556	57,441	20,446
Proceeds from the maturity of securities available for sale	20,575	24,489	22,740
Principal payments received on securities available for sale	56,000	46,672	96,037
Purchases of securities available for sale	(70,632)	(132,190)	(226,898)
Proceeds from sale of non-performing and other loans of concern	7,794
Portfolio loans originated, net of principal payments	(326,632)	(295,899)	(191,266)
Principal payments received on portfolio loans purchased	1,976	3,668	8,598
Acquisition of businesses, less cash received		12,905	(3,062)
Capital expenditures	(13,899)	(11,720)	(7,272)

Net Cash Used in Investing Activities	(270,262)	(294,634)	(280,677)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	471,394	150,930	167,203
Net increase (decrease) in other borrowings and federal funds purchased	(66,215)	88,306	(23,168)
Proceeds from Federal Home Loan Bank advances	659,750	509,100	645,650
Payments of Federal Home Loan Bank advances	(807,127)	(503,525)	(650,924)
Proceeds from issuance of long-term debt		10,000
Repayment of long-term debt	(2,000)	(1,000)
Net increase (decrease) in financed premiums payable	(12,782)	21,820	1,712
Dividends paid	(15,320)	(12,500)	(11,040)
Repurchase of common stock	(13,065)	(2,002)	(12,578)
Proceeds from issuance of common stock	2,051	1,975	1,738
Proceeds from issuance of subordinated debentures net of cash paid for common securities			48,712
Redemption of subordinated debentures net of cash receipt for common securities			(17,250)

Net Cash From Financing Activities	216,686	263,104	150,055

Net Increase (Decrease) in Cash and Cash Equivalents	(5,229)	11,074	1,010
Cash and Cash Equivalents at Beginning of Year	72,815	61,741	60,731

Cash and Cash Equivalents at End of Year	$67,586	$72,815	$61,741

Cash paid during the year for
Interest	$63,749	$43,253	$44,692
Income taxes	17,752	5,666	10,738
Transfer of loans to other real estate	4,360	2,096	4,106
Real estate loans securitized		50,593
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ACCOUNTING POLICIES
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
      Our Banks transact business in the single industry of commercial banking. Our Banks’ activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending as well as insurance premium and extended automobile warranty financing. The principal markets are the rural and suburban communities across lower Michigan that are served by our Banks’ branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Our financing for insurance premiums and extended automobile warranties is provided across the United States through our wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. Subject to established underwriting criteria, our Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2005, 71% of our Banks’ loan portfolios were secured by real estate.
      PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.
      STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions and for short-term borrowings.
      COMPREHENSIVE INCOME — Statement of Financial Accounting Standards, No. 130, “Reporting Comprehensive Income,” established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain or loss on securities available for sale in 2005 and 2004 reflects net gains reclassified into earnings of $1.5 million and $0.9 million, respectively and reflects a net loss reclassified into earnings of $0.8 million in 2003. The reclassification of these amounts from comprehensive income resulted in income tax expense of $0.5 million and $0.3 million in 2005 and 2004, respectively and an income tax benefit of $0.3 million in 2003.
      LOANS HELD FOR SALE — Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used by the Banks include interest rate, term and type.
      SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
securities. Securities held to maturity represent those securities for which our Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2005 and 2004. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.
      LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower’s capacity to repay the loan and collateral values appear insufficient. All interest accrued but not received for loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status is based on contractual terms of the loan agreement.
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
      ALLOWANCE FOR LOAN LOSSES — Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off homogenous residential mortgage, installment and finance receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.
      While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.
      A loan is impaired when full payment under the loan terms is not expected. Generally, those commercial loans that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. We do not measure impairment on homogenous residential mortgage, installment and finance receivable loans.
      The allowance for loan losses on unfunded commitments is determined in a similar manner to the allowance for loan losses and is recorded in accrued expenses and other liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      PROPERTY AND EQUIPMENT — Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets. Buildings are generally depreciated over a period not exceeding 39 years and equipment is generally depreciated over periods not exceeding 7 years. Leasehold improvements are depreciated over the shorter of their estimated useful life or lease period.
      BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 270 salaried employees in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.
      OTHER REAL ESTATE — Other real estate at the time of acquisition is recorded at the lower of cost of acquisition or fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets and subsequent write-downs to reflect declines in value are recorded as other expense.
      During 2005 and 2004 we foreclosed on certain loans secured by real estate and transferred approximately $4.4 million and $2.1 million, respectively to other real estate. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair market values, less estimated costs to sell. During 2005 and 2004, we sold other real estate with book balances of approximately $4.5 million and $4.6 million, respectively. Gains or losses on the sale of other real estate are recorded in other expense on the income statement.
      Other real estate and repossessed assets totaling $2.1 million at December 31, 2005 and 2004, are included in accrued income and other assets.
      GOODWILL AND OTHER INTANGIBLE ASSETS — Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
      Other intangible assets consist of core deposit, customer relationship intangible assets and covenants not to compete. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 5 to 15 years.
      INCOME TAXES — We employ the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.
      We file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.
      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE — Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.
      FINANCED PREMIUMS PAYABLE — Financed premiums payable represent amounts owed to insurance companies or other counterparties for premiums financed by us for our customers.
      DERIVATIVE FINANCIAL INSTRUMENTS — Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”) which was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.
      We record the fair value of cash-flow hedging instruments (“Cash Flow Hedges”) in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense.
      We also record fair-value hedging instruments (“Fair Value Hedges”) at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, our Banks adjust their balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.
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
      When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.
      STOCK BASED COMPENSATION — We apply the intrinsic value method in accounting for our stock based compensation plans. No stock based compensation cost is reflected in net income as all stock options granted had a price equal to the fair market value of the common stock on the date of grant. Pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation follow. For purposes of these pro forma disclosures, we recognized compensation cost on stock options with pro rata vesting on a straight-line basis. Our stock based compensation plans are described more fully in Note #14.
      Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” to be adopted by us on January 1, 2006, will require the recognition of compensation expense in our Statements of Operations for stock options granted after January 1, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

	2005	2004	2003

Expected dividend yield	2.63%	2.37%	2.53%
Risk-free interest rate	4.34	4.26	4.04
Expected life (in years)	6.63	9.60	9.40
Expected volatility	30.65%	32.53%	33.20%
Per share weighted-average fair value	$9.04	$10.06	$7.21
      The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

	2005	2004	2003

	(In thousands, except per share
	amounts)
Net income — as reported	$46,912	$38,558	$37,592
Stock based compensation expense determined under fair value based method, net of related tax effect	(3,113)	(2,273)	(1,355)

Pro-forma net income	$43,799	$36,285	$36,237

Income per share
Basic
As reported	$2.11	$1.79	$1.83
Pro-forma	1.97	1.69	1.76
Diluted
As reported	$2.07	$1.76	$1.78
Pro-forma	1.93	1.65	1.72
      COMMON STOCK — At December 31, 2005, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 2.0 million shares of common stock were reserved for issuance under stock option plans.
      RECLASSIFICATION — Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform with the 2005 presentation.
NOTE 2 — ACQUISITIONS
      On July 1, 2004, we completed our acquisition of North Bancorp, Inc. (“North”), with the purpose of expanding our presence in northern Michigan. North was a publicly held bank holding company primarily doing business as a commercial bank. As a result of the closing of this transaction, we issued 345,391 shares of common stock to the North shareholders. 2004 includes the results of North’s operations beginning on July 1, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A condensed balance sheet of North at the date of acquisition follows:

(In thousands)
Cash	$21,505
Securities	26,418
Loans, net	97,573
Property and equipment	2,318
Intangible assets	2,240
Goodwill	2,806
Other assets	9,441

Total assets acquired	162,301
Deposits	124,088
Borrowings	27,090
Other liabilities	2,350

Total liabilities assumed	153,528

Net assets acquired	$8,773

      We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.8 million (non-deductible for federal income tax purposes), and establishing a core deposit intangible of $2.2 million. The core deposit intangible is being amortized on an accelerated basis over eight years. Included in 2005 and 2004 results of operations were $0.4 million and $0.2 million, respectively for amortization of the core deposit intangible.
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

	Year Ended December 31,

	2004	2003

	(In thousands, except per
	share amounts)
Total revenue	$205,300	$195,900

Net income	$38,100	$33,800

Earnings per share	$1.72	$1.58

      On May 31, 2004, we completed our acquisition of Midwest Guaranty Bancorp, Inc. (“Midwest”), with the purpose of expanding our presence in southeastern Michigan. Midwest was a closely held bank holding company primarily doing business as a commercial bank. As a result of the closing of this transaction, we issued 997,700 shares of common stock and paid $16.6 million in cash to the Midwest shareholders. 2004 results include Midwest’s operations subsequent to May 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A condensed balance sheet of Midwest at the date of acquisition follows:

(In thousands)
Cash	$8,390
Securities	19,557
Loans, net	201,476
Property and equipment	5,674
Intangible assets	6,219
Goodwill	23,037
Other assets	1,861

Total assets acquired	266,214

Deposits	199,123
Borrowings	20,046
Other liabilities	2,931

Total liabilities assumed	222,100

Net assets acquired	$44,114

      We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.0 million, (non-deductible for federal income tax purposes), establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million. The core deposit intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2005 and 2004 results of operations were $0.8 million and $0.5 million, respectively for amortization of the core deposit intangible and the covenant not to compete.
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

	Year Ended December 31,

	2004	2003

	(In thousands, except per
	share amounts)
Total revenue	$206,400	$196,600

Net income	$38,900	$39,100

Earnings per share	$1.74	$1.77

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As a result of the termination of the employment contracts of certain Mepco officers in December 2004, the former shareholders of Mepco have the right, under the terms of our acquisition, to accelerate the earn-out amount payable to those shareholders rather than receive payments in annual installments through April, 2008. The precise earn-out amount of that accelerated payment is dependent upon the time of exercise of the shareholders’ option to accelerate. That option expires on April 1, 2006. The payment of the earn-out amount, whether or not accelerated, will be recorded by us as goodwill. At December 31, 2005 we have accrued approximately $8.5 million (included in accrued expenses and other liabilities) and recorded a corresponding increase in goodwill for this accelerated earn-out option. In addition, at December 31, 2005 we have accrued approximately $2.7 million (included in accrued expenses and other liabilities) and recorded a corresponding increase in goodwill for the amount due for the second year earn-out period that ended April 30, 2005. 2003 results include Mepco’s operations subsequent to April 15, 2003.
      A condensed balance sheet of Mepco at the date of acquisition follows:

(In thousands)
Cash	$2,217
Finance receivables, net	99,156
Property and equipment	1,233
Intangible assets	2,824
Goodwill	9,390
Other assets	3,011

Total assets acquired	117,831

Short-term borrowings	79,893
Financed premiums payable	24,628
Other liabilities	3,028

Total liabilities assumed	107,549

Net assets acquired	$10,282

      We recorded purchase accounting adjustments related to the Mepco acquisition including recording initial goodwill of $9.4 million (non-deductible for federal income tax purposes), establishing a customer relationship intangible of $2.6 million, a covenant not to compete of $0.2 million and writing down fixed assets (software in the process of development) by $2.3 million. The customer relationship intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2005 and 2004 results of operations were $0.5 million and $0.7 million, respectively, for amortization of the customer relationship intangible and the covenant not to compete.
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

Year Ended
December 31,
2003

(In thousands)
Total revenue	$185,100

Net income	$37,800

Earnings per share	$1.78

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 3 — RESTRICTIONS ON CASH AND DUE FROM BANKS
      Our Banks’ legal reserve requirements were satisfied by average vault cash and non-interest earning balances with the Federal Reserve Bank of $16.6 million and $19.0 million during 2005 and 2004, respectively. Our Banks do not maintain compensating balances with correspondent banks.
NOTE 4 — SECURITIES
      Securities available for sale consist of the following at December 31:

		Unrealized
	Amortized
	Cost	Gains	Losses	Fair Value

	(In thousands)
2005
U.S. Treasury	$4,992		$119	$4,873
Mortgage-backed	164,644	$1,084	3,267	162,461
Other asset-backed	15,327	278	266	15,339
Obligations of states and political subdivisions	253,198	5,374	732	257,840
Trust preferred	11,182	1,343	27	12,498
Preferred stock	28,271	146	80	28,337
Other	2,099			2,099

Total	$479,713	$8,225	$4,491	$483,447

2004
U.S. Treasury	$9,949		$25	$9,924
Mortgage-backed	221,920	$1,209	675	222,454
Other asset-backed	22,951	903	277	23,577
Obligations of states and political subdivisions	235,559	9,534	605	244,488
Trust preferred	18,296	1,623	3	19,916
Preferred stock	25,885	141	113	25,913
Corporate	1,966	34		2,000
Other	2,636			2,636

Total	$539,162	$13,444	$1,698	$550,908

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(In thousands)
2005
U.S. Treasury			$4,873	$119	$4,873	$119
Mortgage-backed	$73,020	$1,477	51,274	1,790	124,294	3,267
Other asset-backed			2,188	266	2,188	266
Obligations of states and political subdivisions	40,520	359	9,567	373	50,087	732
Trust preferred securities	828	27			828	27
Preferred stock	16,012	80			16,012	80

Total	$130,380	$1,943	$67,902	$2,548	$198,282	$4,491

2004
U.S. Treasury	$9,924	$25			$9,924	$25
Mortgage-backed	55,082	534	$10,904	$141	65,986	675
Other asset-backed			2,668	277	2,668	277
Obligations of states and political subdivisions	10,183	93	8,644	512	18,827	605
Trust preferred securities			606	3	606	3
Preferred stock	1,091	113			1,091	113

Total	$76,280	$765	$22,822	$933	$99,102	$1,698

      We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition of the issuer, including review of recent credit ratings, and our ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery of fair value.
      U.S. Treasury securities — at December 31, 2005, this amount represents one security with an unrealized loss attributed to a rise in interest rates. There are no credit issues with this security and as management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.
      Mortgage-backed and other asset backed securities — at December 31, 2005 these securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to a rise in interest rates. The majority of the issues are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.
      Obligations of states and political subdivisions — at December 31, 2005 we had approximately 190 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a rise in interest rates. The majority of the securities are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.
      Trust preferred securities and preferred stock — at December 31, 2005 there are currently no credit issues relating to these securities. The securities are either rated by major rating agency as AAA or AA or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
have been reviewed according to established procedures to determine impairment. Management has concluded that unrealized losses at year-end are temporary. During 2005 and 2004, we recorded other than temporary impairment charges on certain Fannie Mae and Freddie Mac preferred stocks. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result are treated like equity securities for purposes of impairment analysis.
      We believe that the unrealized losses on securities available for sale at December 31, 2004 were temporary in nature and due primarily to changes in interest rates and not a result of credit related issues. We also believe that we have the ability to hold these securities for the foreseeable future or until such time as the unrealized losses reverse.
      The amortized cost and fair value of securities available for sale at December 31, 2005, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized
	Cost	Fair Value

	(In thousands)
Maturing within one year	$11,205	$11,291
Maturing after one year but within five years	56,926	58,082
Maturing after five years but within ten years	60,883	63,073
Maturing after ten years	140,358	142,765

	269,372	275,211
Mortgage-backed	164,644	162,461
Other asset-backed	15,327	15,339
Preferred stock	28,271	28,337
Other	2,099	2,099

Total	$479,713	$483,447

      A summary of proceeds from the sale of securities and gains and losses follows:

		Realized
	Proceeds	Gains	Losses(1)

	(In thousands)
2005	$54,556	$2,102	$189
2004	57,441	2,540	26
2003	20,446	827	856

(1)	Losses in 2005 and 2004 exclude $0.4 million and $1.6 million, respectively, of other than temporary impairment charges on preferred stock and other asset-backed securities and losses in 2003 exclude a $0.8 million other than temporary impairment charge on a trust-preferred security.
      Securities with a book value of $244.1 million and $271.9 million at December 31, 2005 and 2004, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2005 or 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 5 — LOANS
      Our loan portfolios at December 31 follow:

	2005	2004

	(In thousands)
Real estate(1)
Residential first mortgages	$670,127	$590,949
Residential home equity and other junior mortgages	233,057	215,261
Construction and land development	273,811	261,505
Other(2)	635,010	546,789
Finance receivables	368,871	254,388
Consumer	182,902	182,374
Commercial	185,210	165,440
Agricultural	6,773	8,584

Total loans	$2,555,761	$2,225,290

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.
      Loans are presented net of deferred loan fees of $0.9 million at December 31, 2005, and $1.2 million at December 31, 2004. Finance receivables totaling $194.3 million and $123.4 million at December 31, 2005 and 2004, respectively, are presented net of unamortized discount of $9.6 million and $7.0 million, at December 31, 2005 and 2004, respectively. These finance receivables had effective interest rates at December 31, 2005 and 2004 of 12.3% and 17.0%, respectively. These receivables have various due dates through 2008.
      An analysis of the allowance for loan losses for the years ended December 31 follows:

	2005		2004		2003

	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments

	(In thousands)
Balance at beginning of year	$24,737	$1,846	$16,836	$892	$15,830	$875
Allowance on loans acquired			8,236		517
Provision charged to operating expense	8,097	(26)	3,355	954	4,015	17
Recoveries credited to allowance	1,560		1,251		1,087
Loans charged against the allowance	(11,359)		(4,941)		(4,613)

Balance at end of year	$23,035	$1,820	$24,737	$1,846	$16,836	$892

      Non-performing loans at December 31 follows:

	2005	2004	2003

	(Dollars in thousands)
Non-accrual loans	$13,057	$11,804	$9,122
Loans 90 days or more past due and still accruing interest	4,862	3,123	3,284
Restructured loans	84	218	335

Total non-performing loans	$18,003	$15,145	$12,741

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If these loans had continued to accrue interest in accordance with their original terms, approximately $1.7 million, $1.1 million, and $0.7 million of interest income would have been recognized in 2005, 2004 and 2003, respectively. Interest income recorded on these loans was approximately $0.5 million, $0.3 million and $0.3 million in 2005, 2004 and 2003, respectively.
      Impaired loans totaled approximately $6.7 million, $14.4 million and $13.5 million at December 31, 2005, 2004 and 2003, respectively. Our Banks’ average investment in impaired loans was approximately $15.0 million, $14.8 million and $10.1 million in 2005, 2004 and 2003, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.4 million, $0.6 million and $0.4 million in 2005, 2004 and 2003, respectively of which the majority of these amounts were received in cash. Certain impaired loans with a balance of approximately $3.9 million, $10.8 million and $9.6 million had specific allocations of the allowance for loan losses totaling approximately $1.3 million, $2.9 million and $1.4 million at December 31, 2005, 2004 and 2003, respectively.
      At December 31, 2005, 2004 and 2003, our Banks serviced residential mortgage loans totaling $1.509 billion, $1.418 billion and $1.179 billion, respectively, for the benefit of third parties.
      An analysis of capitalized mortgage servicing rights for the years ended December 31 follows:

	2005	2004	2003

	(In thousands)
Balance at beginning of year	$11,360	$8,873	$4,455
Servicing rights acquired from acquisition of business		1,138
Originated servicing rights capitalized	3,247	3,341	7,700
Amortization	(1,923)	(1,948)	(3,655)
Change in valuation allowance	755	(44)	373

Balance at end of year	$13,439	$11,360	$8,873

Valuation allowance	$11	$766	$722

Loans sold and serviced that have had servicing rights capitalized	$1,492,100	$1,392,400	$1,140,600

      The fair value of capitalized mortgage servicing rights were $19.5 million and $12.8 million at December 31, 2005 and 2004. Fair value was determined using an average coupon rate of 5.87%, average servicing fee of 0.259%, average discount rate of 9.53% and an average prepayment speed of 187 CPR for December 31, 2005. Capitalized mortgage servicing rights are included on the consolidated statement of financial position in accrued income and other assets.
NOTE 6 — PROPERTY AND EQUIPMENT
      A summary of property and equipment at December 31 follows:

	2005	2004

	(In thousands)
Land	$14,990	$12,788
Buildings	52,043	48,040
Equipment	53,748	46,503

	120,781	107,331
Accumulated depreciation and amortization	(57,608)	(50,762)

Property and equipment, net	$63,173	$56,569

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depreciation expense was $7.3 million, $6.1 million and $5.3 million in 2005, 2004 and 2003, respectively.
      During 2004 we incurred a $1.0 million impairment charge for the write-off of previously capitalized software development costs. This software was being developed by Mepco over the prior three years for internal use in connection with its lending activities. With the assistance of a third-party consultant, we determined that this uncompleted internal use software was not expected to provide substantive service potential due primarily to performance, functionality and application server platform issues. This amount is recorded in other non-interest expense. No impairments were incurred during 2005.
NOTE 7 — INTANGIBLE ASSETS
      Intangible assets, net of amortization, at December 31 follows:

	2005		2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands)
Amortized intangible assets
Core deposit	$20,545	$11,709	$20,545	$9,685
Customer relationship	2,604	1,700	2,604	1,254
Covenants not to compete	1,520	531	1,520	227

Total	$24,669	$13,940	$24,669	$11,166

Unamortized intangible assets — Goodwill	$55,946		$53,354

      The $2.6 million increase in the gross carrying amount of goodwill is primarily the result of changes in the estimated amount and timing of payments due under the earn-out relating to the Mepco acquisition discussed in Note 2.
      Intangible amortization expense was $2.8 million, $2.5 million and $1.7 million in 2005, 2004 and 2003, respectively.
      A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2005, follows:

(In thousands)
2006	$2,572
2007	2,382
2008	2,061
2009	966
2010	729
2011 and thereafter	2,019

Total	$10,729

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2005 and 2004, follows:

	IB		IBWM	IBSM	IBEM		Mepco		Other(1)		Total

	(In thousands)
Goodwill
Balance at January 1, 2004	$6,754		$32		$180		$9,397		$333		$16,696
Acquired during the year	2,948	(2)			23,025	(3)	10,638	(4)	47	(3)	36,658

Balance at December 31, 2004	9,702		32		23,205		20,035		380		53,354
Acquired during the year	(142	)(2)					2,771	(4)	(37	)(3)	2,592

Balance at December 31, 2005	$9,560		$32		$23,205		$22,806		$343		$55,946

(1)	Includes items relating to our parent company and certain insignificant operations.

(2)	Goodwill and intangible assets associated with the acquisition of North. See note #2.

(3)	Goodwill and intangible assets associated with the acquisition of Midwest. See note #2.

(4)	Goodwill associated with contingent consideration paid or accrued pursuant to an earn-out. See note #2.
NOTE 8 — DEPOSITS
      A summary of interest expense on deposits for the years ended December 31 follows:

	2005	2004	2003

	(In thousands)
Savings and NOW	$8,345	$4,543	$4,879
Time deposits under $100,000	9,203	7,972	9,841
Time deposits of $100,000 or more	29,813	15,848	13,082

Total	$47,361	$28,363	$27,802

      Aggregate time deposits in denominations of $100,000 or more amounted to $1.142 billion and $0.704 billion at December 31, 2005 and 2004, respectively. Time deposits acquired through broker relationships included in these amounts totaled $1.010 billion and $0.577 billion at December 31, 2005 and 2004, respectively.
      A summary of the contractual maturity of time deposits at December 31, 2005, follows:

(In thousands)
2006	$846,384
2007	147,767
2008	126,436
2009	181,522
2010	153,990
2011 and thereafter	28,530

Total	$1,484,629

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 9 — OTHER BORROWINGS
      A summary of other borrowings at December 31 follows:

	2005	2004

	(In thousands)
Repurchase agreements	$137,903	$169,810
Advances from Federal Home Loan Bank	76,525	223,902
Notes payable	9,000	9,000
U.S. Treasury demand notes	3,613	2,460
Other	6	214

Total	$227,047	$405,386

      Advances from the Federal Home Loan Bank (“FHLB”) are secured by our Banks’ unencumbered qualifying mortgage and home equity loans equal to at least 170% and 250%, respectively of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2005, our Banks had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $220.0 million. Interest expense on advances amounted to $6.2 million, $5.2 million and $5.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. During 2005, 2004 and 2003 we prepaid $1.4 million, $11.5 million and $5.0 million, respectively, of FHLB advances and incurred losses during 2004 and 2003 of $0.02 million and $1.0 million, respectively. These losses were recorded in other expenses. There was no gain or loss incurred during 2005.
      As members of the FHLB, our Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2005, our Banks were in compliance with the FHLB stock ownership requirements.
      Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2005, advances totaling $10 million, with a stated maturity of 2008 are convertible in 2006 and beyond.
      The maturity and weighted average interest rates of FHLB advances at December 31 follow:

	2005		2004

	Amount	Rate	Amount	Rate

	(Dollars in thousands)
Fixed-rate advances
2005			$8,118	4.88%
2006	$3,011	3.92%	3,046	3.94
2007	6,994	3.20	6,991	3.20
2008	11,473	5.22	11,462	5.22
2009	1,478	5.92	1,473	5.93
2010	6,000	7.46	6,000	7.46
2011 and thereafter	22,569	6.36	22,812	6.36

Total fixed-rate advances	51,525	5.65	59,902	5.55

Variable-rate advances
2005			164,000	2.32
2006	25,000	4.18

Total variable-rate advances	25,000	4.18	164,000	2.32

Total advances	$76,525	5.17%	$223,902	3.18%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Repurchase agreements are secured by U.S. Treasury, mortgage-backed, asset-backed and corporate securities with a carrying value of approximately $152.3 million and $183.7 million at December 31, 2005 and 2004, respectively which are being held by the counterparty to the repurchase agreement. The yield on repurchase agreements at December 31, 2005 and 2004 approximated 4.41% and 2.30%, respectively.
      Repurchase agreements averaged $171.2 million, $155.6 million and $122.4 million during 2005, 2004 and 2003, respectively. The maximum amounts outstanding at any month end during 2005, 2004 and 2003 were $204.4 million, $173.3 million and $141.0 million, respectively. Interest expense on repurchase agreements totaled $5.6 million, $2.3 million and $1.7 million, for the years ended 2005, 2004 and 2003, respectively.
      Repurchase agreements mature as follows: 2006 — $111.1 million, 2008 — $6.0 million, 2009 — $10.5 million and 2010 — $10.3 million.
      Interest expense on Federal funds purchased totaled $3.9 million, $1.3 million and $0.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.
      We have established an unsecured credit facility comprised of a $7.0 million term loan and a $10.0 million revolving credit agreement. At December 31, 2005, $2.0 million was outstanding on the revolving credit facility. The term loan accrues interest at three month libor plus 90 basis points, which was 5.43% at December 31, 2005. The revolving credit agreement accrues interest at the federal funds rate plus 90 basis points, which was 5.18% at December 31, 2005. We are also charged 28 basis points on the unused balance of the revolving credit facility. Under the credit facility, we are subject to certain restrictive covenants. As of December 31, 2005, we were in compliance with all covenants. Under the term loan we are required to make quarterly installments of $0.5 million through June 30, 2009. Interest expense on the term loan totaled $0.3 million and $0.1 million during 2005 and 2004 respectively. Interest expense on the revolving credit agreement totaled $11,000 during 2005.
      Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $812.9 million at December 31, 2005.
NOTE 10 — SUBORDINATED DEBENTURES
      In March 2003 a special purpose entity, IBC Capital Finance II (the “trust”) issued $1.6 million of common securities to Independent Bank Corporation and $50.6 million of cumulative trust preferred securities (“Preferred Securities’) to the public. Independent Bank Corporation issued $52.2 million of subordinated debentures to the trust in exchange for the proceeds from the public offering. These subordinated debentures represent the sole asset of the trust. The Preferred Securities have a liquidation preference of $25 per security and represent an interest in the subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 8.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.
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
      In accordance with FASB Interpretation No. 46, as revised in December 2003 (“FIN 46R”), the trust is not consolidated with Independent Bank Corporation. Accordingly, we report the common securities of $1.6 million held by Independent Bank Corporation in other assets and the $52.2 million of subordinated debentures issued by Independent Bank Corporation in the liability section of our Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During 2004, we acquired North and its special purpose entity, Gaylord Partners, Limited Partnership (the “Partnership”). The Partnership is a subsidiary of Independent Bank Corporation, but similar to IBC Capital Finance II is not consolidated with Independent Bank Corporation. The Partnership has issued $.1 million of common securities to Independent Bank Corporation and privately placed $5.0 million of cumulative trust preferred securities (“GP Preferred Securities”). Independent Bank Corporation has $5.1 million of subordinated debentures issued to the Partnership. The subordinated debentures are the sole asset of the Partnership. The GP Preferred Securities have a liquidation preference of $25 per security and represent an interest in the subordinated debentures, which have terms that are similar to the GP Preferred Securities. The GP Preferred Securities were sold in two series. Series A totaled $1.2 million and carries a variable interest rate equal to one month LIBOR plus 3.6 percent. Series B totaled $3.9 million and carries a variable interest rate equal to the prime rate, plus 1 percent. For both Series A and Series B, the interest rates reprice quarterly and are not to exceed 12 percent annually. Distributions are payable quarterly and are included in interest expense in the consolidated financial statements.
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
      During 2004 we acquired Midwest and its special purpose entity, Midwest Guaranty Trust I (the “MG Trust”). The MG Trust is a subsidiary of Independent Bank Corporation, but similar to IBC Capital Finance II, is not consolidated with Independent Bank Corporation. The MG Trust has issued $.2 million of common securities to Independent Bank Corporation and $7.5 of cumulative trust preferred securities (“MG Preferred Securities”) as part of a pooled offering. Independent Bank Corporation has $7.7 million of subordinated debentures issued to the MG Trust. The subordinated debentures are the sole asset of the MG Trust. The MG Preferred Securities have a liquidation preference of $1,000 per security and represent an interest in the subordinated debentures, which have terms that are similar to the MG Preferred Securities. Distributions on the securities are payable quarterly based upon a floating rate equal to three month LIBOR plus 3.45%, not to exceed 12.5% through November 7, 2007 and are included in interest expense in the consolidated financial statements.
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
      At December 31, 2005 preferred securities totalling $62.4 million, qualified as Tier 1 capital.
      Issue costs have been capitalized and are being amortized on a straight-line basis over a period not exceeding 30 years and are included in interest expense in the consolidated financial statements.
NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES
      In the normal course of business, our Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.
      A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2005	2004

	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$265,954	$250,607
Standby letters of credit	19,897	20,365
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
      Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2006.
      In May 2004, we received an unsolicited anonymous letter regarding certain business practices at Mepco, which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. We processed this letter in compliance with our Policy Regarding the Resolution of Reports on the Company’s Accounting, Internal Controls and Other Business Practices. Under the direction of our Audit Committee, special legal counsel was engaged to investigate the matters raised in the anonymous letter. This investigation was completed during the first quarter of 2005 and we have determined that any amounts or issues relating to the period after our April 2003 acquisition of Mepco were not significant.
      The potential amount of liability related to periods prior to our April 2003 acquisition date has been determined to not exceed approximately $4.5 million. This potential liability primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account, the application of the law to those facts and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). We have been engaged in a process of reviewing individual account records at Mepco to determine the appropriate amount (if any) due to a customer. As of December 31, 2005 we had sent out approximately $1.4 million as a result of this review process.
      On September 30, 2004 we entered into an escrow agreement with the primary former shareholders of Mepco. This escrow agreement was entered into for the sole purpose of funding any obligations beyond the $2.7 million amount that we already had accrued. The escrow agreement gives us the right to have all or a portion of the escrow account distributed to us from time to time if the aggregate amount that we (together with any of our affiliates including Mepco) are required to pay to any third parties as a result of the matters being investigated exceeds $2.7 million. At December 31, 2005, the escrow account contained 90,766 shares of Independent Bank Corporation common stock (deposited by the primary former shareholders of Mepco) having an aggregate market value at that date of approximately $2.5 million. The escrow agreement contains

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
provisions that require the addition or distribution of shares of Independent Bank Corporation common stock if the total market value of such stock in the escrow account falls below $2.25 million or rises above $2.75 million. As a result of the aforementioned escrow agreement as well as the $2.7 million accrual established in the second quarter of 2004, we do not expect any future liabilities (other than ongoing litigation costs) related to the Mepco investigation.
      The terms of the agreement under which we acquired Mepco, obligates the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. On April 12, 2005, we filed a Notice of Indemnification Claims with the former shareholders of Mepco. In the notice, we requested the payment of all accrued and incurred costs, liabilities and damages, and as permitted by the Agreement, reimbursement of all potential contingent claims. Our indemnification claims include approximately $1.0 million in costs that we have incurred to date for the above described investigation.
      On March 23, 2005 Edward M. Walder and Paul M. Walder (collectively the “Walders”) filed suit against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois. In general, the suit alleges various breaches of the merger agreement between Independent Bank Corporation and Mepco, the employment agreements with the Walders and the above mentioned escrow agreement. The suit seeks unspecified damages and rescission of the merger agreement, covenants not to compete and the escrow agreement. We believe that the suit filed by the Walders is without merit and have vigorously defended this matter.
      On May 25, 2005 Independent Bank Corporation and Mepco filed suit against the Walders and their respective trusts in Ionia County Circuit Court. In general the suit seeks to enforce our indemnification rights under the merger agreement and seeks damages as a result of the Walders breach of the merger agreement and misrepresentations.
      We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.
NOTE 12 — EARNINGS PER SHARE
      A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2005	2004	2003

	(In thousands, except per share
	amounts)
Net income	$46,912	$38,558	$37,592

Shares outstanding(1)	22,227	21,485	20,568
Effect of stock options	388	412	445
Stock units for deferred compensation plan for non-employee directors	49	48	49

Shares outstanding for calculation of diluted earnings per share(1)	22,664	21,945	21,062

Net income per share
Basic	$2.11	$1.79	$1.83

Diluted	$2.07	$1.76	$1.78

(1)	Shares outstanding have been adjusted for a 5% stock dividend in 2005 and a 10% stock dividend in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Weighted average stock options outstanding that were not considered in computing diluted earnings per share because they were anti-dilutive totaled 0.1 million, 0.2 million and 0.01 million for 2005, 2004 and 2003, respectively.
NOTE 13 — INCOME TAX
      The composition of income tax expense for the years ended December 31 follows:

	2005	2004	2003

	(In thousands)
Current	$15,188	$11,611	$9,299
Deferred	3,019	2,185	4,428

Income tax expense	$18,207	$13,796	$13,727

      A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income before income tax for the years ended December 31 follows:

	2005	2004	2003

	(In thousands)
Statutory rate applied to income before income tax	$22,792	$18,324	$17,962
Tax-exempt interest income	(4,243)	(3,732)	(3,358)
Bank owned life insurance	(544)	(520)	(501)
Dividends paid to Employee Savings and Stock Ownership Plan	(293)	(262)	(188)
Non-deductible meals, entertainment and memberships	147	101	73
Other, net	348	(115)	(261)

Income tax expense	$18,207	$13,796	$13,727

      The deferred income tax expense of $3.0 million, $2.2 million and $4.4 million in 2005, 2004 and 2003, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was $0.7 million, $1.5 million and $1.1 million during 2005, 2004 and 2003, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2005	2004

	(In thousands)
Deferred tax assets
Allowance for loan losses	$8,422	$8,931
Net operating loss carryforward	5,662	6,815
Deferred compensation	967	927
Severance payable	673	970
Other than temporary impairment charge on securities available for sale	617	580
Mepco claims expense	556	1,142
Deferred insurance premiums	173	268
Loans held for sale	93	208
Deferred loan fees		180
Other	201	129

Gross deferred tax assets	17,364	20,150

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004

	(In thousands)
Deferred tax liabilities
Mortgage servicing rights	4,704	3,976
Purchase premiums, net	1,981	2,440
Unrealized gain on securities available for sale	1,564	4,111
Unrealized gain on derivative financial instruments	998	360
Deferred loan fees	674
Fixed assets	269	560

Gross deferred tax liabilities	10,190	11,447

Net deferred tax assets	$7,174	$8,703

      At December 31, 2005, the Company had a net operating loss (“NOL”) carryforward of approximately $16.2 million which, if not used against taxable income, will expire as follows:

(In thousands)
2008	$2,968
2009	81
2010	6,779
2011	929
2012	411
2013	3,437
2014	189
2019	1,023
2020	359

Total	$16,176

      The use of the $16.2 million NOL carryforward, which was acquired through the acquisitions of Mutual Savings Bank, f.s.b. and North, is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.
      We believe that a valuation reserve is not necessary for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences and to reduce future taxable income.
NOTE 14 — EMPLOYEE BENEFIT PLANS
      We maintain stock option plans for our non-employee directors as well as certain of our officers and those of our Banks or other subsidiaries. Options that were granted under these plans were granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of outstanding stock option grants and transactions follows:

		Average
	Number of	Exercise
	Shares	Price

Outstanding at January 1, 2003	1,270,321	$11.26
Granted	321,443	20.06
Exercised	(403,561)	11.19
Forfeited	(11,542)	17.27

Outstanding at December 31, 2003	1,176,661	13.62
Granted	411,447	21.22
Exercised	(357,382)	11.17
Forfeited	(2,625)	24.88

Outstanding at December 31, 2004	1,228,101	16.85
Granted	522,703	27.82
Exercised	(193,572)	15.39
Forfeited	(36,853)	24.26

Outstanding at December 31, 2005	1,520,379	$20.63

      A summary of stock options outstanding at December 31, 2005 follows:

	Options Outstanding			Options Exercisable

		Weighted-Average			Weighted-Average

		Remaining			Remaining
	Number of	Life	Exercise	Number of	Life	Exercise
Range of Exercise Prices	Shares	(Years)	Price	Shares	(Years)	Price

$ 3.36 to $10.47	305,453	4.64	$8.67	305,453	4.64	$8.67
$10.64 to $18.30	347,496	6.47	16.38	347,496	6.47	16.38
$18.38 to $26.27	319,831	8.33	24.14	319,831	8.33	24.14
$26.37 to $28.10	309,386	8.10	27.46	309,386	8.10	27.46
$28.32 to $29.99	238,213	9.30	28.57	238,213	9.30	28.57

	1,520,379	7.27	$20.63	1,520,379	7.27	$20.63

      Options exercisable at December 31, 2004 and 2003, were 1.2 million and 0.9 million, respectively, and had average exercise prices at those same dates of $16.35 per share and $11.25 per share, respectively.
      We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. During 2005, 2004 and 2003, $3.5 million, $1.5 million and $2.8 million respectively, was expensed for these retirement plans.
      Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $3.2 million, $2.2 million, and $3.2 million, in 2005, 2004 and 2003, respectively.
      We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.2 million, $4.2 million and $3.5 million, in 2005, 2004 and 2003, respectively. These insurance programs are also available to retired employees at their expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 15 — DERIVATIVE FINANCIAL INSTRUMENTS
      Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

		2005
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value

	(Dollars in thousands)
Fair Value Hedge — pay variable interest-rate swap agreements	$373,659	3.6	$(7,339)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$228,000	1.4	$3,191
Interest-rate cap agreements	130,000	3.0	1,248

	$358,000	2.0	$4,439

No hedge designation
Pay-fixed interest-rate swap agreements	$5,000	0.1	$8
Pay-variable interest-rate swap agreements	25,000	0.2	(44)
Interest-rate cap agreements	10,000	2.7	81
Rate-lock real estate mortgage loan commitments	39,876	0.1	33
Mandatory commitments to sell real estate mortgage loans	39,156	0.1	(98)

Total	$119,032	0.3	$(20)

		2004
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value

	(Dollars in thousands)
Fair Value Hedge — pay variable interest-rate swap agreements	$193,159	3.4	$(341)

Cash Flow Hedge — pay-fixed interest-rate swap agreements	$369,500	1.4	$1,339

No hedge designation
Pay-fixed interest-rate swap agreements	$15,000	0.8	$86
Pay-variable interest-rate swap agreements	25,000	0.6	(68)
Rate-lock real estate mortgage loan commitments	17,465	0.1	92
Mandatory commitments to sell real estate mortgage loans	54,438	0.1	(60)

Total	$111,903	0.3	$50

      Our Banks have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our Banks’ interest rate risk position via simulation modeling reports. The goal of our Banks’ asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.
      Our Banks use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of their balance sheets, which expose our Banks to variability in interest rates. To meet their objectives, our Banks may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, our Banks will receive cash if interest rates rise above a predetermined level. As a result, our Banks effectively have variable-rate debt with an established maximum rate. Our Banks pay an upfront premium on interest rate caps which are recognized in earnings in the same period in which the hedged item affects earnings.
      It is anticipated that $1.8 million, net of tax, of unrealized gains on Cash Flow Hedges at December 31, 2005, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2005 is 6.4 years.
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
      In the ordinary course of business, our Banks enter into rate-lock real estate mortgage loan commitments with customers (“Rate Lock Commitments”). These commitments expose our Banks to interest rate risk. Our Banks also enter into mandatory commitments to sell real estate mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our Banks’ loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. We obtain market prices from an outside third party on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.
      The impact of SFAS #133 on net income and other comprehensive income is as follows:

		Other
		Comprehensive
	Net Income	Income	Total

	(In thousands)
Change in fair value during the year ended December 31, 2005
Interest rate swap agreements not designated as hedges	$(54)		$(54)
Interest rate cap agreements not designated as hedges	19		19
Rate-lock real estate mortgage loan commitments	(59)		(59)
Mandatory commitments to sell real estate mortgage loans	(38)		(38)
Ineffectiveness of fair value hedges	(57)		(57)
Cash flow hedges		$1,721	1,721
Reclassification adjustment		697	697

Total	(189)	2,418	2,229
Federal income tax	(66)	846	780

Total, net of federal income tax	$(123)	$1,572	$1,449

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Other
		Comprehensive
	Net Income	Income	Total

	(In thousands)
Change in fair value during the year ended December 31, 2004
Interest rate swap agreements not designated as hedges	$101		$101
Rate-lock real estate mortgage loan commitments	(102)		(102)
Mandatory commitments to sell real estate mortgage loans	80		80
Ineffectiveness of fair value hedges	16		16
Cash flow hedges		$704	704
Reclassification adjustment		4,815	4,815

Total	95	5,519	5,614
Federal income tax	33	1,932	1,965

Total, net of federal income tax	$62	$3,587	$3,649

Change in fair value during the year ended December 31, 2003
Interest rate swap agreements not designated as hedges	$(83)		$(83)
Rate-lock real estate mortgage loan commitments	(310)		(310)
Mandatory commitments to sell real estate mortgage loans	1,352		1,352
Ineffectiveness of fair value hedges	(33)		(33)
Cash flow hedges	(24)	$(3,178)	(3,202)
Reclassification adjustment		6,920	6,920

Total	902	3,742	4,644
Federal income tax	316	1,310	1,626

Total, net of federal income tax	$586	$2,432	$3,018

      Accumulated other comprehensive income included derivative gains, net of tax, of $2.4 million and $0.9 million at December 31, 2005 and 2004, respectively and a derivative loss, net of tax, of $2.7 million at December 31, 2003.
NOTE 16 — RELATED PARTY TRANSACTIONS
      Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers of the Banks during 2005 and 2004.
      A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2005	2004

	(In thousands)
Balance at beginning of year	$11,757	$26,759
New loans and advances	16,823	4,263
Repayments	(9,453)	(19,265)

Balance at end of year	$19,127	$11,757

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deposits held by us for directors and executive officers totaled $4.5 million and $3.4 million at December 31, 2005 and 2004, respectively.
NOTE 17 — OTHER NON-INTEREST EXPENSES
      Other non-interest expenses for the years ended December 31 follow:

	2005	2004	2003

	(In thousands)
Data processing	$5,112	$4,462	$3,942
Advertising	4,496	3,787	4,011
Loan and collection	4,154	3,556	3,352
Communications	3,970	3,553	2,895
Credit card and bank service fees	3,136	2,234	1,369
Legal and professional	2,850	2,718	1,651
Amortization of intangible assets	2,774	2,479	1,721
Supplies	2,309	2,140	1,920
Mepco claims expense		2,700
Other	7,080	7,297	6,029

Total non-interest expense	$35,881	$34,926	$26,890

NOTE 18 — LEASES
      We have non-cancelable operating leases for certain office facilities, some of which include renewal options.
      A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2005, follows:

(In thousands)
2006	$1,360
2007	1,219
2008	682
2009	443
2010	57
2011 and thereafter

Total	$3,761

      Rental expense on operating leases totaled $1.3 million, $1.1 million and $0.8 million in 2005, 2004 and 2003, respectively.
NOTE 19 — CONCENTRATIONS OF CREDIT RISK
      Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counter-party, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The significant concentrations by collateral type at December 31, 2005 include loans secured by residential real estate which totaled $903.2 million, construction and development loans which totaled $273.8 million and finance receivables secured by unearned insurance premiums or vehicle service contracts which totaled $368.9 million.
      Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2005: Operators of Nonresidential Buildings; Construction and General Contractors; Operators of Apartment Buildings; and Land Subdividers and Developers. A geographic concentration arises because the Company primarily conducts its lending activities in the State of Michigan.
      Mepco has established and monitors counterparty concentration limits in order to manage our collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation and distribution of concentrations for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco’s major counterparties (an insurance company or warranty administrator) could expose us to significant losses.
      The following represents Mepco’s five largest insurance company concentrations for insurance premium finance as of December 31, 2005:

Company Name	AM Best Rating	Net Counterparty Exposure

		(In thousands)
Gemini Insurance Company	A	$17,517
Lexington Insurance Company	A++	14,456
St. Paul Insurance Co.	A	5,548
Lloyds of London	A-	5,425
Lincoln General	A-	4,497
      The following represents Mepco’s five largest concentrations for warranty finance as of December 31, 2005:

Company Name	AM Best Rating	Net Counterparty Exposure(1)

		(In thousands)
Lyndon Insurance Company(2)	A-	$36,624
Century Warranty/ Courtesy Insurance(3)	A-	33,763
Great American Insurance Co.	A	15,721
Ultimate Warranty Corp.	Not applicable	13,875
Warranty America	Not applicable	11,389

(1)	Receivables are net of unfunded payment plans (financed premiums payable) and any funds held by Mepco in a security and control (collateral) account.

(2)	Lyndon Insurance Company is a subsidiary of Protective Life Corporation.

(3)	Century Warranty and Courtesy Insurance are part of JM Family Enterprise Group.
NOTE 20 — REGULATORY MATTERS
      Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Banks can pay to us. At December 31, 2005, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that our Banks can pay us without prior approval was $78.6 million. It is not our intent to have dividends paid in amounts which would reduce the capital of our

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Banks to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.
      We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2005 and 2004, categorized each of our Banks as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.
      Our actual capital amounts and ratios at December 31, follow:

	Actual		Minimum Ratio for	Minimum Ratio for
			Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions

	(Dollars in thousands)
2005
Total capital to risk-weighted assets
Consolidated	$264,816	10.27%	8.00%	NA
Independent Bank	109,959	10.44	8.00	10.00%
Independent Bank West Michigan	65,213	10.76	8.00	10.00
Independent Bank South Michigan	37,790	10.78	8.00	10.00
Independent Bank East Michigan	59,237	10.61	8.00	10.00
Tier 1 capital to risk-weighted assets
Consolidated	$239,931	9.31%	4.00%	NA
Independent Bank	101,228	9.61	4.00	6.00%
Independent Bank West Michigan	57,979	9.57	4.00	6.00
Independent Bank South Michigan	34,460	9.83	4.00	6.00
Independent Bank East Michigan	53,634	9.61	4.00	6.00
Tier 1 capital to average assets
Consolidated	$239,931	7.40%	4.00%	NA
Independent Bank	101,228	7.46	4.00	5.00%
Independent Bank West Michigan	57,979	8.06	4.00	5.00
Independent Bank South Michigan	34,460	7.23	4.00	5.00
Independent Bank East Michigan	53,634	7.91	4.00	5.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Actual		Minimum Ratio for	Minimum Ratio for
			Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions

	(Dollars in thousands)
2004
Total capital to risk-weighted assets
Consolidated	$243,876	10.55%	8.00%	NA
Independent Bank	115,909	10.68	8.00	10.00%
Independent Bank West Michigan	41,440	10.48	8.00	10.00
Independent Bank South Michigan	32,365	10.69	8.00	10.00
Independent Bank East Michigan	55,000	10.67	8.00	10.00
Tier 1 capital to risk-weighted assets
Consolidated	$217,280	9.40%	4.00%	NA
Independent Bank	102,850	9.48	4.00	6.00%
Independent Bank West Michigan	36,824	9.31	4.00	6.00
Independent Bank South Michigan	29,719	9.82	4.00	6.00
Independent Bank East Michigan	48,680	9.44	4.00	6.00
Tier 1 capital to average assets
Consolidated	$217,280	7.36%	4.00%	NA
Independent Bank	102,850	7.41	4.00	5.00%
Independent Bank West Michigan	36,824	7.44	4.00	5.00
Independent Bank South Michigan	29,719	7.11	4.00	5.00
Independent Bank East Michigan	48,680	7.65	4.00	5.00

NA — Not applicable.
NOTE 21 — FAIR VALUES OF FINANCIAL INSTRUMENTS
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
      We have purchased a “stable value wrap” for our bank owned life insurance that permits a surrender of this investment at the greater of its fair market or book value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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
      The estimated fair values and recorded book balances at December 31 follow:

	2005		2004

		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance

	(In thousands)
Assets
Cash and due from banks	$67,600	$67,600	$72,800	$72,800
Securities available for sale	483,400	483,400	550,900	550,900
Net loans and loans held for sale	2,527,300	2,561,300	2,223,900	2,239,300
Bank owned life insurance	39,500	39,500	38,300	38,300
Accrued interest receivable	16,100	16,100	12,600	12,600
Derivative financial instruments			1,000	1,000
Liabilities
Deposits with no stated maturity	$1,156,400	$1,156,400	$1,136,800	$1,136,800
Deposits with stated maturity	1,477,800	1,484,600	1,038,100	1,040,200
Other borrowings	377,300	371,500	595,800	587,100
Accrued interest payable	10,600	10,600	5,800	5,800
Derivative financial instruments	2,900	2,900
      The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 22 — OPERATING SEGMENTS
      Our reportable segments are based upon legal entities. We have five reportable segments: Independent Bank (“IB”), Independent Bank West Michigan (“IBWM”), Independent Bank South Michigan (“IBSM”), Independent Bank East Michigan (“IBEM”) and Mepco Insurance Premium Financing, Inc. (“Mepco”). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments. Certain operational and administrative functions have been consolidated at the parent company and the costs of these functions are allocated to each segment.
      A summary of selected financial information for our reportable segments follows:

	IB(1)	IBWM(1)	IBSM(1)	IBEM	Mepco	Other(2)	Elimination	Total

	(In thousands)
2005
Total assets	$1,014,008	$737,563	$489,457	$716,525	$398,891	$346,315	$(346,911)	$3,355,848
Interest income	63,081	41,024	26,421	40,556	34,052	22	(232)	204,924
Net interest income	43,160	30,020	16,952	29,112	22,898	(5,710)	(63)	136,369
Provision for loan losses	1,731	2,462	2,291	1,300	287			8,071
Income (loss) before income tax	27,083	16,953	8,699	11,117	13,002	(6,661)	(5,074)	65,119
Net income (loss)	19,828	11,927	6,775	8,326	8,056	(4,466)	(3,534)	46,912
2004
Total assets	$1,183,924	$507,574	$433,573	$674,799	$282,680	$321,436	$(309,959)	$3,094,027
Interest income	63,317	28,539	20,780	29,063	20,856	61	(69)	162,547
Net interest income	45,223	22,568	14,500	22,685	17,496	(4,939)		117,533
Provision for loan losses	2,095	681	466	644	423			4,309
Income (loss) before income tax	24,085	14,751	8,858	9,515	3,045	(7,279)	(621)	52,354
Net income (loss)	17,816	10,480	6,567	7,232	1,999	(4,915)	(621)	38,558
2003
Total assets	$1,008,409	$464,927	$360,059	$352,933	$164,707	$224,858	$(214,879)	$2,361,014
Interest income	60,821	28,508	18,473	20,073	11,534	35	(78)	139,366
Net interest income	40,762	21,081	12,454	14,339	10,474	(3,857)		95,253
Provision for loan losses	2,060	1,056	(118)	630	404			4,032
Income (loss) before income tax	23,317	15,249	7,857	6,196	3,942	(4,311)	(931)	51,319
Net income (loss)	17,212	10,681	5,816	5,076	2,412	(2,674)	(931)	37,592

(1)	During 2005 certain loans, other assets and deposits were sold by IB to IBWM and IBSM as part of a branch realignment.

(2)	Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 23 —	INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
      Presented below are condensed financial statements for our parent company.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2005	2004

	(In thousands)
ASSETS
Cash and due from banks	$10,882	$12,688
Investment in subsidiaries	321,702	295,585
Other assets	11,526	11,450

Total Assets	$344,110	$319,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$9,000	$9,000
Subordinated debentures	64,947	64,947
Other liabilities	21,904	15,484
Shareholders’ equity	248,259	230,292

Total Liabilities and Shareholders’ Equity	$344,110	$319,723

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2005	2004	2003

	(In thousands)
OPERATING INCOME
Dividends from subsidiaries	$42,500	$26,350	$26,775
Management fees from subsidiaries and other income	23,166	20,246	19,252

Total Operating Income	65,666	46,596	46,027

OPERATING EXPENSES
Interest expense	5,732	5,000	3,892
Administrative and other expenses	24,921	23,467	21,084

Total Operating Expenses	30,653	28,467	24,976

Income Before Income Tax and Undistributed Net Income of Subsidiaries	35,013	18,129	21,051
Income tax benefit	2,477	2,685	2,119

Income Before Equity in Undistributed Net Income of Subsidiaries	37,490	20,814	23,170
Equity in undistributed net income of subsidiaries	9,422	17,744	14,422

Net Income	$46,912	$38,558	$37,592

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

	(In thousands)
Net Income	$46,912	$38,558	$37,592

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	1,575	1,238	1,191
Gain on sale of securities	(1,425)
Increase in other assets	(521)	(457)	(1,093)
Increase in other liabilities	4,848	2,930	1,925
Equity in undistributed net income of subsidiaries	(9,422)	(17,744)	(14,422)

Total Adjustments	(4,945)	(14,033)	(12,399)

Net Cash from Operating Activities	41,967	24,525	25,193

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	1,963
Investment in subsidiaries	(17,750)	(16,889)	(15,610)
Capital expenditures	(1,652)	(2,315)	(799)

Net Cash Used in Investing Activities	(17,439)	(19,204)	(16,409)

CASH FLOW USED IN FINANCING ACTIVITIES
Proceeds from short-term borrowings	2,000
Proceeds from long-term debt		10,000
Repayment of long-term debt	(2,000)	(1,000)
Repayment of other borrowings			(12,600)
Proceeds from issuance of subordinated debentures net of cash paid for common securities			48,712
Redemption of subordinated debentures net of cash receipt for common securities			(17,250)
Dividends paid	(15,320)	(12,500)	(11,040)
Repurchase of common stock	(13,065)	(2,002)	(12,578)
Proceeds from issuance of common stock	2,051	1,975	1,738

Net Cash Used in Financing Activities	(26,334)	(3,527)	(3,018)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,806)	1,794	5,766
Cash and Cash Equivalents at Beginning of Year	12,688	10,894	5,128

Cash and Cash Equivalents at End of Year	$10,882	$12,688	$10,894

QUARTERLY FINANCIAL DATA (UNAUDITED)
      A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,

	(In thousands, except per share amounts)
2005
Interest income	$47,657	$50,405	$52,402	$54,460
Net interest income	33,521	34,434	34,276	34,138
Provision for loan losses	1,606	2,528	1,588	2,349
Income before income tax expense	15,614	17,070	16,604	15,831
Net income	11,301	12,126	12,048	11,437
Income per share
Basic	$0.51	$0.54	$0.54	$0.52
Diluted	0.50	0.53	0.53	0.51
2004
Interest income	$35,615	$37,732	$43,469	$45,731
Net interest income	25,375	27,748	31,456	32,954
Provision for loan losses	801	709	2,456	343
Income before income tax expense	11,353	12,080	14,313	14,608
Net income	8,443	8,983	10,318	10,814
Income per share
Basic	$0.41	$0.43	$0.47	$0.49
Diluted	0.40	0.42	0.46	0.48
      During the fourth quarter of 2004 we recognized $2.3 million of severance costs as a result of the termination of the employment contracts of certain Mepco officers in December 2004. These costs are included in compensation and benefits in the consolidated statements of operations.
QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares

							Cash Dividends
	2005			2004			Declared

	High	Low	Close	High	Low	Close	2005	2004

First quarter	$30.11	$27.02	$27.40	$28.10	$25.29	$26.53	$0.18	$0.15
Second quarter	28.57	25.61	27.09	27.02	22.64	24.19	0.18	0.15
Third quarter	29.99	27.13	29.04	25.80	23.25	25.71	0.19	0.16
Fourth quarter	29.80	26.12	27.23	29.38	24.59	28.41	0.19	0.16
      We have approximately 2,400 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.
      In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Banks and by regulatory capital guidelines applicable to us. (See Note #20 to the Consolidated Financial Statements.)

OFFICERS AND DIRECTORS
INDEPENDENT BANK CORPORATION
OFFICERS
      Michael M. Magee Jr. • Robert N. Shuster • Richard E. Butler • Peter R. Graves • Charles F. Schadler • James J. Twarozynski • Julie T. Anderson • Corina R. Cline •
Sandra A. Dine • Robert L. Dood • Dennis D. Gale • Steven L. Germond • Deborah E. Herman • Rita R. Leudesdorff • Cheryl L. McKellar • Dean M. Morse • Laurinda M. Neve •
Scott E. Petersen • Steven R. Pike • James L. Smith • David W. Troyer • Amy L. Anderson • Cynthia L. Blackmer • Toni A. Buys • Deborah A. Campbell • David L. Edwards •
Kathy S. Groulx • Janice E. Gustafson • Philip J. Hamlin • Lynne M. Hunt • Shirley A. Johns • Nancy F. Lohrer • Patrick A. Miller • Victor L. Munn • Earl W. Petrimoulx • Amy G. Robinson • Brent J. Smith • Troy A. Smith • Michael J. Steele • Amie L. Stout • Mary Jo Troost •
Linda K. Winters • Barbara A. Wood
BOARD OF DIRECTORS
      Charles C. Van Loan, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee Jr. • James E. McCarty •
Charles A. Palmer
INDEPENDENT BANK AND SUBSIDIARIES
OFFICERS
      William B. Kessel • Gary C. Dawley • Beth J. Jungel • R. Darren Rhoads • Steven S. Smith • Michael J. Stodolak • Robert J. Thomas • Jerry E. White • Larry L. Arendt • Sharon J. Brown • Steven E. Canole • Lori K. Gogulski • James L. Hill • Daniel P. McEvoy • Thomas A. McKinley • Rona L. Mehl • Denise M. Parkinson • Thomas A. Rinness • Patrick M. Rokosz •
Jerome P. Schmidt • Dennis J. Werner • Christine M. Aldrich • Kay A. Burks • Alycia L. Bye • Teresa L. Conroy • Mary A. Cosbitt • Daniel J. Couveau • Mark F. Delestowicz • Mary S. Doak • Gary E. Ebel • Theresa I. Erickson • Norma K. Flewelling • Kimberly A. Foldie • Lisa M. Foy • Renee L. Gradowski • Denise A. Harkness • Mary M. Holzheuer • Charles T. Manning •
Terri K. Marx-Schnetzler  • Richard S. Michaels • Joseph J. Neering • Ralph W. Putnam •
Linda L. Rasdorf • Cheryl L. Ratynski • James A. Simcox • Katherine L. Taskey
BOARD OF DIRECTORS
      William P. Brennan, Chairman • Robert L. Hetzler • William B. Kessel •
Michael M. Magee Jr. • James E. McCarty • Brenda S. Rowley • Richard A. Spencer •
Charles C. Van Loan • W. Lynn Weimer
DIRECTORS EMERITI
      Loren C. Adgate • A. Ross Huffman • Thomas F. Kohn •
Robert J. Leppink • Rex P. O’Connor • Carleton T. Wilson • Arch V. Wright Jr.
INDEPENDENT BANK EAST MICHIGAN AND SUBSIDIARIES
OFFICERS
      Ronald L. Long • Raymond A. Biggs • David A. Dornbrook • Michael J. Furst • Steven S. Smith • Raymond P. Stecko • Scott L. Whitford • Martin A. Bahr • Donald M. Bolton • Steven G. Broda •

OFFICERS AND DIRECTORS — (continued)
Thomas W. Clarke • Thomas F. Gammon • Romy F. Gingras, CFP®, CLU • Bonnie M. Hanna • Robert B. Mahloy • David A. Verkeyn • Neil R. Warriner • Richard J. Wolff • Kathryn M. Block • Jane M. Fluegel • Patricia A. Gilley • Barbara J. Haranda • Randall L. Howard • Rosalind R. McNorton • Nathan D. Orange • Kenneth A. Przydzial • Susan K. Ross •
Robert E. Smigielski • Patricia A. Sparrow • Claudia J. Tesch • William A. Tomanek •
Christina A. Vroman • Harold J. Zells
BOARD OF DIRECTORS
      Mark H. Gettel, Chairman • Frank A. Borschke • Mike H. Coulter • Kurt K. Ewald •
Terry L. Haske • Ronald L. Long • Clarke B. Maxson • Thomas J. Strobl • Jean T. Talaski •
Gary L. Vollmar • William C. Young
DIRECTORS EMERITI
      Daniel E. Herman • Alan K. Shaw
INDEPENDENT BANK SOUTH MICHIGAN AND SUBSIDIARIES
OFFICERS
      Edward B. Swanson • Denise E. Wheaton • Cheryl A. Bartholic • Ronald J. Eible •
David E. Gillison • Mark K. MacLellan • Deborah S. Stehlik • Rosemary K. Atwood •
Joseph M. Campbell • Pamela J. Cole • Jeremy J. Harnish • Joanne L. Herendeen •
Kathleen M. Hendershot • Daniel W. Klauka • Susan M. Lathrop • Colleen R. Michels •
Renee L. Underwood • Brian W. Vicary • Kelly A. Wolgamott
BOARD OF DIRECTORS
      Fred L. Poston, Chairman • Donna J. Banks • E. James Barrett • Charles A. Palmer •
Stanley A. Smith • Edward B. Swanson
DIRECTORS EMERITI
      Max W. DeCamp • Jonathan E. Maire • Norman M. Mitchell • Paul D. Piepkow •
Larry L. Richardson • Ralph C. Vahs
INDEPENDENT BANK WEST MICHIGAN AND SUBSIDIARIES
OFFICERS
      David C. Reglin • Larry R. Daniel Jr. • Scott D. Raymond • Hank B. Risley •
Tami E. Coates • Russell T. Darter • Daniel B. DeLong • Michael D. Finstrom • Rick J. Goerner •
Stephen R. Hale • Stephen M. Hallead • Mark D. Hofmeyer • Thomas R. Jessmore •
Thomas Edison Lane • Kevin A. Langseth • Jane M. Meyer • Doreen A. Rademacher •
Brian R. Talbot • Trevor N. Tooker • James B. Badgero • Forrest W. Bowman •
Lisa L. Brown • Coni R. Burns • Sheryl A. Conklin • Mark L. Davis II • Kelly J. DeWindt •
Janine A. Erridge • Pamela S. Fortin • Jenny M. Houghton • Beth A. Kaphing •
Cheryl A. Koster • Jennifer M. May • Jennifer L. Meyers • Cathy K. Norkus •
David K. Robach • Lori M. Tooker • Kimberly J. VanderArk • Sandra K. Wagner •
Sueann L. Walz • Katherine C. Weaver

OFFICERS AND DIRECTORS — (continued)
BOARD OF DIRECTORS
      John J. Wheeler, Chairman • Daniel A. Balice • Neil C. Blakeslee • Jeffrey A. Bratsburg •
Elizabeth A. Cherin • Stephen L. Gulis Jr. • Kevin B. Jeffers • David C. Reglin
DIRECTORS EMERITI
      Ralph G. Bergman • William F. Ehinger • Emiel Kempf • A.G. Meyer • Kenneth R. Shaw
INDEPENDENT TITLE SERVICES, INC.
OFFICERS
      Michael J. Cole
MEPCO INSURANCE PREMIUM FINANCING, INC.
OFFICERS
      John E. Swanton • Rebecca M. Howard • Theresa F. Kendziorski • Elissa K. Kopack • Michael A. Rubin • Sandra A. Gordon • Douglas A. Greenwood • Scott A. McMillan • Nelson J. Sanesi
FIRST HOME FINANCIAL, INC.
OFFICERS
      Tony P. Mlejnek