Form 10-K, Exhibit 13
period 2006-12-31
INDEPENDENT BANK CORP /MI/
filed 2007-03-12
CIK 39311

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS
Interest income	$216,895	$193,035	$154,226	$134,361	$129,815
Interest expense	93,698	63,099	42,990	43,481	48,008

Net interest income	123,197	129,936	111,236	90,880	81,807
Provision for loan losses	16,344	7,806	4,016	3,843	3,562
Net gains on the sale of real estate mortgage loans	4,593	5,370	5,956	16,269	8,178
Other non-interest income	40,257	37,456	32,304	26,251	22,733
Non-interest expenses	106,216	101,785	90,455	79,281	68,293

Income from continuing operations before income tax	45,487	63,171	55,025	50,276	40,863
Income tax expense	11,662	17,466	14,713	13,322	11,396

Income from continuing operations	33,825	45,705	40,312	36,954	29,467
Discontinued operations, net of tax	(622)	1,207	(1,754)	638

Net income	$33,203	$46,912	$38,558	$37,592	$29,467

PER COMMON SHARE DATA (1)
Income from continuing operations
Basic	$1.48	$1.96	$1.79	$1.71	$1.33
Diluted	1.45	1.92	1.75	1.67	1.30
Net income
Basic	$1.45	$2.01	$1.71	$1.74	$1.33
Diluted	1.43	1.97	1.67	1.70	1.30
Cash dividends declared	0.78	0.71	0.60	0.53	0.40
Book value	11.29	10.75	9.86	7.53	6.40
SELECTED BALANCES
Assets	$3,429,898	$3,355,848	$3,094,027	$2,361,014	$2,058,975
Loans	2,483,395	2,372,317	2,086,482	1,575,055	1,381,442
Allowance for loan losses	26,879	22,420	24,162	16,455	15,830
Deposits	2,602,791	2,474,239	2,063,707	1,621,086	1,535,603
Shareholders’ equity	258,167	248,259	230,292	162,216	138,047
Long-term debt	3,000	5,000	7,000
SELECTED RATIOS
Tax equivalent net interest income to average interest earning assets	4.41%	4.85%	4.89%	4.80%	4.75%
Income from continuing operations to Average equity	13.06	18.63	20.30	24.47	21.34
Average assets	0.99	1.42	1.48	1.66	1.52
Net income to
Average equity	12.82	19.12	19.42	24.89	21.34
Average assets	0.97	1.45	1.42	1.69	1.52
Average shareholders’ equity to average assets	7.60	7.61	7.31	6.80	7.14
Tier 1 capital to average assets	7.62	7.40	7.36	7.91	6.85
Non-performing loans to Portfolio Loans	1.58	0.70	0.69	0.76	0.72

(1)	Per share data has been adjusted for 5% stock dividends in 2006, 2005 and 2002, a 10% stock dividend in 2003, and a three-for-two stock split in 2002.

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

RESULTS OF OPERATIONS

Summary.  Income from continuing operations totaled $33.8 million in 2006 compared to $45.7 million in 2005 and $40.3 million in 2004. On January 15, 2007, Mepco Insurance Premium Financing, Inc., now known as Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco will continue to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification. The decline in income from continuing operations in 2006 is due primarily to a decline in net interest income and an increase in the provision for loan losses and increases in certain components of non-interest expense.

Net income totaled $33.2 million in 2006 compared to $46.9 million in 2005 and $38.6 million in 2004. 2006, 2005 and 2004 results include the operations of Midwest Guaranty Bancorp, Inc. since the May 31, 2004, date of acquisition and include the operations of North Bancorp, Inc. since the July 1, 2004, date of acquisition.

We expect to complete the acquisition of ten branches with total deposits of approximately $235 million from TCF National Bank in March 2007. These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan. As a result of this acquisition we would expect that our interest expense as a percentage of average interest earning assets (our “Cost of Funds”) will decline in 2007. We anticipate using the proceeds from these deposits to payoff higher costing short term borrowings and brokered certificates of deposit (“Brokered CD’s”). We also anticipate that the acquisition of these branches will result in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income. However, non-interest expenses will also increase in 2007 due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses. We are paying an 11.5% premium of deposit balances or approximately $27.0 million (based upon anticipated deposit levels) to acquire these branches. This will result in an increase in the amount of amortization of intangible assets in 2007. In addition, we are paying $4.25 million for the personal property and real estate associated with these branches. Further, we will incur certain costs during the first quarter of 2007 related to the conversion of the acquired branches onto our data processing system.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2006	2005	2004

Income from continuing operations to
Average equity	13.06%	18.63%	20.30%
Average assets	0.99	1.42	1.48
Net income to
Average equity	12.82%	19.12%	19.42%
Average assets	0.97	1.45	1.42
Income per share from continuing operations
Basic	$1.48	$1.96	$1.79
Diluted	1.45	1.92	1.75
Net income per share
Basic	$1.45	$2.01	$1.71
Diluted	1.43	1.97	1.67

We believe that our earnings per share growth rate over a long period of time (five years or longer) is the best single measure of our performance. We strive to achieve an average annual long term earnings per share growth rate of approximately 10%. Accordingly, our focus is on long-term results, taking into consideration certain components of our revenues that are cyclical in nature (such as mortgage banking) which can cause fluctuations in our earnings per share from year to year. Our primary strategies for achieving long-term growth in earnings per share include: earning asset growth (both organic and through acquisitions), diversification of revenues (within the financial services industry), effective capital management (efficient use of our shareholders’ equity) and sound risk management (credit, interest rate, liquidity and regulatory risks). As we have grown in size, and also considering the relatively low economic growth rates in Michigan (our primary market for banking), we believe that achieving a 10% average annual long term growth rate in earnings per share will be challenging without future acquisitions. Based on these standards, we did not meet our profitability objectives in 2006. Erosion in our net interest margin, slowing growth in interest earning assets and a significant increase in our provision for loan losses were the primary factors contributing to reduced profitability in 2006. Our discussion and analysis of results of operations and financial condition will focus on these elements.

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

Tax equivalent net interest income totaled $129.8 million during 2006, compared to $136.3 million and $116.9 million during 2005 and 2004, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $6.6 million, $6.4 million and $5.7 million in 2006, 2005 and 2004, respectively, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income in 2006 compared to 2005 reflects a 44 basis point decline in our tax equivalent net interest income as a percent of average interest-earning assets (“Net Yield”) that was partially offset by a $131.1 million increase in average interest-earning assets. The decline in our Net Yield during 2006 primarily reflects the adverse impact of higher short term interest rates and the flat yield curve environment. Although our yield on average interest earnings assets rose by 50 basis points in 2006 this did not keep pace with the rise in our cost of funds. The higher short term interest rates pushed our funding costs up and also caused some migration by our deposit customers out of lower cost core deposits (such as checking and savings accounts) into higher costing short term certificates of deposit. In addition, higher levels of non-performing loans in 2006 also adversely impacted our level of tax equivalent net interest income.

A continuation of the flat yield curve environment presents an impediment to future increases in our tax equivalent net interest income without strong growth in interest-earning assets. However, weak economic conditions in Michigan as well as a highly competitive climate that has adversely impacted loan pricing, create a very challenging environment for originating loans that meet our objectives for both credit quality and profit margin.

The increase in tax equivalent net interest income in 2005 compared to 2004 reflects a $424.9 million increase in average interest-earning assets that was partially offset by a 4 basis point decrease in our Net Yield. The increase in average interest-earning assets is due to 2005 representing a full year with our Midwest and North acquisitions as well as growth in loans. The decline in the Net Yield reflects the impact of the rise in short term interest rates and flattening yield curve during 2005.

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2006			2005			2004
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS
Taxable loans (1)	$2,464,798	$193,606	7.85%	$2,262,647	$167,551	7.41%	$1,885,370	$131,196	6.96%
Tax-exempt loans (1,2)	7,293	509	6.98	6,199	454	7.32	7,637	507	6.64
Taxable securities	207,456	11,108	5.35	271,770	13,588	5.00	266,704	12,497	4.69
Tax-exempt securities (2)	248,495	17,484	7.04	255,333	17,142	6.71	212,441	14,914	7.02
Other investments	16,366	802	4.90	17,350	713	4.11	16,283	765	4.70

Interest earning assets — continuing operations	2,944,408	223,509	7.59	2,813,299	199,448	7.09	2,388,435	159,879	6.69

Cash and due from banks	53,844			57,912			55,728
Taxable loans — discontinued operations	198,335			161,111			119,174
Other assets, net	210,190			192,840			153,245

Total assets	$3,406,777			$3,225,162			$2,716,582

LIABILITIES
Savings and NOW	$864,528	13,604	1.57	$871,599	8,345	0.96	$805,885	4,543	0.56
Time deposits	1,405,850	60,686	4.32	1,087,830	33,560	3.09	817,615	21,796	2.67
Long-term debt	4,240	205	4.83	6,240	287	4.60	4,549	177	3.89
Other borrowings	329,175	19,203	5.83	501,763	20,907	4.17	480,956	16,474	3.43

Interest bearing liabilities- continuing operations	2,603,793	93,698	3.60	2,467,432	63,099	2.56	2,109,005	42,990	2.04

Demand deposits	279,279			283,670			240,800
Time deposits — discontinued operations	172,317			138,897			94,670
Other liabilities	92,451			89,781			73,574
Shareholders’ equity	258,937			245,382			198,533

Total liabilities and shareholders’ equity	$3,406,777			$3,225,162			$2,716,582

Net interest income		$129,811			$136,349			$116,889

Net interest income as a percent of average interest earning assets			4.41%			4.85%			4.89%

(1)	All domestic.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2006 Compared to 2005			2005 Compared to 2004
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1)
Taxable loans (2)	$15,511	$10,544	$26,055	$27,529	$8,826	$36,355
Tax-exempt loans (2,3)	77	(22)	55	(102)	49	(53)
Taxable securities	(3,391)	911	(2,480)	241	850	1,091
Tax-exempt securities (3)	(467)	809	342	2,903	(675)	2,228
Other investments	(42)	131	89	48	(100)	(52)

Total interest income	11,688	12,373	24,061	30,619	8,950	39,569

Increase (decrease) in interest expense (1)
Savings and NOW	(68)	5,327	5,259	397	3,405	3,802
Time deposits	11,467	15,659	27,126	7,971	3,793	11,764
Long-term debt	(96)	14	(82)	74	36	110
Other borrowings	(8,521)	6,817	(1,704)	738	3,695	4,433

Total interest expense	2,782	27,817	30,599	9,180	10,929	20,109

Net interest income	$8,906	$(15,444)	$(6,538)	$21,439	$(1,979)	$19,460

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING
LIABILITIES

	Year Ended December 31,
	2006	2005	2004

As a percent of average interest earning assets
Loans — all domestic	84.0%	80.6%	79.3%
Other interest earning assets	16.0	19.4	20.7

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	29.4%	31.0%	33.8%
Time deposits	17.3	16.3	18.4
Brokered CDs	30.4	22.4	15.8
Other borrowings and long-term debt	11.3	18.0	20.3

Average interest bearing liabilities	88.4%	87.7%	88.3%

Earning asset ratio	86.4%	87.2%	87.9%
Free-funds ratio	11.6	12.3	11.7

Provision for loan losses.  The provision for loan losses was $16.3 million during 2006 compared to $7.8 million and $4.0 million during 2005 and 2004, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The increases in the provision for loan losses since 2004 principally reflect a rise in the level of net loan charge-offs and non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See “Portfolio Loans and asset quality.”)

Non-interest income.  Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on real estate mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (real estate mortgage loans and securities). In addition, 2006 included non-recurring income of $2.8 million related to the settlement of litigation with the former owners of Mepco (See “Litigation Matters.”).

Non-interest income totaled $44.9 million during 2006 compared to $42.8 million and $38.3 million during 2005 and 2004, respectively. Excluding net gains and losses on asset sales and the aforementioned income related to the settlement of litigation, non-interest income grew by 3.7% to $37.3 million during 2006 and by 14.4% to $36.0 million during 2005.

NON-INTEREST INCOME

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Service charges on deposit accounts	$19,936	$19,342	$17,551
Net gains on assets
Real estate mortgage loans	4,593	5,370	5,956
Securities	171	1,484	856
VISA check card interchange income	3,432	2,778	2,054
Mepco litigation settlement	2,800
Title insurance fees	1,724	1,962	2,036
Bank owned life insurance	1,628	1,554	1,486
Manufactured home loan origination fees and commissions	884	1,216	1,264
Mutual fund and annuity commissions	1,291	1,348	1,260
Real estate mortgage loan servicing fees, net	2,440	2,627	1,427
Other	5,951	5,145	4,370

Total non-interest income	$44,850	$42,826	$38,260

Service charges on deposit accounts totaled $19.9 million during 2006, compared to $19.3 million and $17.6 million during 2005 and 2004, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. The growth in 2006 and 2005 also reflects our acquisitions of two banks in the middle of 2004. We opened approximately 25,000 new checking accounts in 2006 compared to approximately 26,000 in 2005 and 23,000 in 2004.

Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $4.6 million on the sale of such loans during 2006, compared to $5.4 million and $6.0 million during 2005 and 2004, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2006, approximately 40% of the $525.8 million of real estate mortgage loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 43% and 46% of the real estate mortgage loans originated during 2005 and 2004, respectively.

NET GAINS ON THE SALE OF REAL ESTATE MORTGAGE LOANS

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

Real estate mortgage loans originated	$525,849	$678,409	$687,894
Real estate mortgage loans sold	281,285	377,265	385,445
Real estate mortgage loans sold with servicing rights released	41,494	44,274	53,082
Net gains on the sale of real estate mortgage loans	4,593	5,370	5,956
Net gains as a percent of real estate mortgage loans sold	1.63%	1.42%	1.55%
SFAS #133 adjustments included in the Loan Sale Margin	0.05	0.00	0.00

Net gains as a percentage of real estate mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for real estate mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of real estate mortgage loan servicing rights may result in declines in real estate mortgage loan servicing income in future periods. Gains on the sale of real estate mortgage loans can be impacted by recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”). Excluding the aforementioned SFAS #133 adjustments, the Loan Sales Margin would have been 1.58% in 2006, 1.42% in 2005 and 1.55% in 2004.

The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $1.3 million during 2006 compared to $54.6 million and $57.4 million during 2005 and 2004, respectively (See “Securities.”). The $0.2 million of net securities gains in 2006 is due to the sale of a preferred stock. We recorded no other than temporary impairment charges in 2006. The $1.5 million of net securities gains in 2005 is principally comprised of a gain of $0.3 million on the sale of a trust preferred security and gains of $1.4 million from the liquidation of our portfolio of four different community bank stocks which we owned at the holding company. We also recorded $0.4 million in other than temporary impairment charges in 2005. The $0.9 million of securities gains in 2004 were net of $1.6 million in other than temporary impairment charges (thus we actually had net gains on securities sales of approximately $2.5 million). Approximately $1.4 million of the other than temporary impairment charges related to our Fannie Mae and Freddie Mac preferred stock portfolio. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result they are treated like equity securities for purposes of impairment analysis. In addition, we recorded other than temporary impairment charges of $0.2 million on a mobile home asset backed security (See “Securities”). The net gains on sales of securities in 2004 relate primarily to the sale or call of U.S. Treasury, mortgage-backed, corporate and trust preferred securities.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses (1)	Net

2006	$1,283	$171		$171
2005	54,556	2,102	$618	1,484
2004	57,441	2,540	1,684	856

(1)	The losses include impairment charges of $0.4 million and $1.6 million in 2005 and 2004 respectively.

VISA check card interchange income increased to $3.4 million in 2006 compared to $2.8 million in 2005 and $2.1 million in 2004. These results can be primarily attributed to an increase in the size of our card base due to growth in checking accounts as well as the two bank acquisitions completed in mid-2004. In addition, the frequency of use of our VISA check card product by our customer base has increased. We are introducing a rewards program at all of our banks in 2007 to attempt to further increase the frequency of use of our VISA check card product by our customers.

Title insurance fees totaled $1.7 million in 2006 and $2.0 million in both 2005 and 2004. The fluctuation in title insurance fees is primarily a function of the level of real estate mortgage loans that we originated.

Real estate mortgage loan servicing generated revenue of $2.4 million in 2006 compared to revenue of $2.6 million in 2005 and $1.4 million in 2004. These yearly comparative increases or decreases are primarily due to changes in the valuation allowance on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on a third-party valuation of our real estate mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

	2006	2005	2004
	(In thousands)

Balance at January 1,	$13,439	$11,360	$8,873
Servicing rights acquired			1,138
Originated servicing rights capitalized	2,862	3,247	3,341
Amortization	(1,462)	(1,923)	(1,948)
(Increase)/decrease in valuation allowance	(57)	755	(44)

Balance at December 31,	$14,782	$13,439	$11,360

Valuation allowance at December 31,	$68	$11	$766

At December 31, 2006 we were servicing approximately $1.56 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.99% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2006 totaled $14.8 million, representing approximately 95 basis points on the related amount of real estate mortgage loans serviced for others. The capitalized real estate mortgage loan servicing had an estimated fair market value of $19.5 million at December 31, 2006.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.6 million in 2006, $1.6 million in 2005 and $1.5 million in 2004, as a result of increases in cash surrender value.

Mutual fund and annuity commissions have been relatively flat over the 2004 to 2006 time period. Although our total sales production increased by 23% in 2006 compared to 2005, revenues were down slightly as we are moving to more fee based programs and away from traditional retail investment products that generate higher initial one-time commissions. This transition to fee based programs has had somewhat of an adverse impact on current revenues. However, we believe this transition will produce a more sustainable long-term revenue stream over time and we will therefore be less reliant on new transaction volume.

Manufactured home loan origination fees and commissions have generally been declining over the past few years and declined by 27.3% in 2006 compared to 2005. This industry has faced a challenging environment as several buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. In addition, relatively low interest rates for real estate mortgage loans have made traditional housing more affordable and reduced the demand for manufactured homes. Finally, regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. At the present time we do not anticipate any significant improvement in the circumstances adversely impacting manufactured home lending as outlined above. (See “Non-interest expense” regarding goodwill impairment charges that we recorded in 2006 at our manufactured home loan origination subsidiary.)

Other non-interest income rose to $6.0 million in 2006 from $5.1 million in 2005 and $4.4 million in 2004. Increases in ATM fees, check printing charges and PMI reinsurance revenues have accounted for the majority of this growth. The growth is generally reflective of the overall expansion of the organization in terms of numbers of customers and accounts.

Non-interest expense.  Non-interest expense is an important component of our results of operations. However, we primarily focus on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses will generally increase from year to year because we are expanding our operations through acquisitions and by opening new branches and loan production offices.

Non-interest expense totaled $106.2 million during 2006, compared to $101.8 million and $90.5 million during 2005 and 2004, respectively. 2006 non-interest expense includes $3.6 million of goodwill impairment charges and a $2.4 million loss on the write-off of a receivable from a counter party in Mepco’s warranty payment plan business. Excluding these two unusual items, non-interest expense in 2006 actually declined from 2005 due principally to a reduced level of performance based compensation. The aforementioned two bank acquisitions in mid-2004 as well as growth associated with new branch offices and loan production offices account for much of the increases in non-interest expense in 2005 compared to 2004.

NON-INTEREST EXPENSE

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Compensation	$37,597	$35,229	$33,266
Performance-based compensation and benefits	3,200	6,844	4,363
Other benefits	10,004	10,074	9,537

Compensation and benefits	50,801	52,147	47,166
Occupancy, net	9,626	8,590	7,342
Furniture, fixtures and equipment	7,057	6,812	5,956
Data processing	5,619	4,905	4,324
Advertising	3,997	4,311	3,662
Credit card and bank service fees	3,839	2,952	2,089
Loan and collection	3,610	4,102	3,500
Goodwill impairment	3,575
Communications	3,556	3,724	3,333
Amortization of intangible assets	2,423	2,529	2,123
Supplies	2,113	2,247	2,091
Legal and professional	1,853	2,509	2,597
Loss on receivable from warranty payment plan seller	2,400
Other	5,747	6,957	6,272

Total non-interest expense	$106,216	$101,785	$90,455

The decrease in compensation and employee benefits in 2006 compared to 2005 is due primarily to a $3.6 million decline in performance based compensation. This decline is due to a decrease in incentive (bonus) payments and a reduced employee stock ownership plan contribution. These reductions are directly attributable to our reduced level of earnings in 2006. Salaries increased by $2.4 million or 6.7% in 2006 compared to 2005 due to merit increases effective as of the start of the year and employees added primarily as a result of new branches.

The increase in compensation and benefits in 2005 compared to 2004 is primarily attributable to an increased number of employees resulting from acquisitions and the addition of new branch and loan production offices as well as to merit pay increases and increases in certain employee benefit costs such as health care insurance. Performance based compensation and benefits were higher in 2005 compared to 2004 due primarily to the funding level for our employee stock ownership plan and lower incentive compensation in 2004 (reflecting a decline in earnings per share that year). In addition, compensation expense in 2004 includes $1.0 million in severance expense related to the termination of employment contracts for three executives at Mepco. An additional $1.3 million in severance expense for these executives was allocated to discontinued operations. In general we do not provide employment contracts for our employees, and substantially all of our employees are employed on an “at will” basis. The aforementioned employment contracts were executed in April 2003 as part of our acquisition of Mepco.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2005 and in prior years did not require the recognition of any expense in our consolidated statements of operations during those periods. In December 2004 the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS #123R”). In general this accounting pronouncement requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. This requirement applied to us beginning on January 1, 2006. Since we did not issue any new share based payments in 2006, SFAS #123R did not have any material impact on our results of operations.

Occupancy, furniture, fixtures and equipment, and data processing expenses all generally increased over the periods presented as a result of the growth of the organization through acquisitions and the opening of new branch and loan production offices.

Advertising, communications and supplies expenses declined in 2006 compared to 2005 due primarily to efforts to reduce discretionary expenses as a result of our reduced earnings. These categories of expenses increased in 2005 compared to 2004 due primarily to new branch and loan production offices and the two bank acquisitions completed in mid-2004.

Credit cards and bank service fee expenses increased in each year presented primarily due to growth in the number of warranty payment plans at Mepco.

The changes in loan and collection expense reflects costs associated with holding or disposal of other real estate and collection costs related to non-performing or delinquent loans. Even though non-performing loans increased in 2006, loan and collection costs declined due primarily to efforts to reduce these costs and perform more collection related tasks internally. Because of the higher level of non-performing loans at the end of 2006 we would expect these costs to increase in 2007 over 2006 levels.

During 2006 we recorded $3.6 million of goodwill impairment charges. A $2.4 million goodwill impairment charge was recorded at Mepco as a result of a valuation performed to allocate intangibles between the business Mepco is retaining (providing payment plans to consumers to pay for the purchase of vehicle service contracts or extended warranties over time) and the business that was sold in January 2007 (insurance premium finance business). Approximately $4.4 million of intangibles was allocated to the insurance premium finance business and is included in assets of discontinued operations at December 31, 2006. After this allocation, $19.5 million of intangibles remained at Mepco that were valued at $17.1 million which resulted in the goodwill impairment charge of $2.4 million. In addition, we also recorded a goodwill impairment charge of $1.2 million related to First Home Financial (“FHF”) which was acquired in 1998. FHF is a loan origination company based in Grand Rapids, Michigan that specializes in the financing of manufactured homes located in mobile home parks or communities. Revenues and profits have declined at FHF over the last few years and have continued to decline during 2006. (See “Non-interest income.”) Based on the fair value of FHF the goodwill associated with this entity was reduced from $1.5 million to $0.3 million during 2006. The aforementioned goodwill impairment charges are not tax deductible, so no income tax benefit is associated with the $3.6 million 2006 charge.

In 2006 we recorded a $2.4 million loss related to a receivable due from one of Mepco’s warranty business counterparties which is comprised of $1.6 million in balance due that was charged off and $0.8 million in discount for imputed future interest. Although this counter party has been making periodic payments on the balance owed to Mepco, a long-term agreement for the repayment of all sums due that is satisfactory to Mepco has not yet been reached. As a result of this development along with the potential for future litigation, Mepco recorded the aforementioned loss. Mepco will vigorously pursue collection of the amounts due from this counter-party. (See “Portfolio loans and asset quality.”)

The decline in legal and professional expenses in 2006 compared to the prior two years is primarily due to those prior two years including certain Mepco related litigation or investigation costs. 2005 included $0.4 million of legal fees related to litigation involving certain of the former owners of Mepco and 2004 included $0.8 million in costs related to the Mepco investigation. (See “Litigation Matters.”)

Other non-interest expense decreased to $5.7 million in 2006 compared to $7.0 million in 2005 and was $6.3 million in 2004. The decline in 2006 compared to 2005 was primarily due to a decrease in Michigan Single Business tax. The increase in 2005 compared to 2004 is primarily due to growth of the organization through acquisitions and the opening of new branch and loan production offices as well as certain costs associated with the realignment of several full service branches between our subsidiary banks.

Our income tax expense has changed generally commensurate with the changes in pre-tax income from continuing operations. Our actual federal income tax expense is lower than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income. Our overall effective income tax rate was 25.6%, 27.6% and 26.7% in 2006, 2005 and 2004, respectively. The decrease in the overall effective income tax rate in 2006 compared to 2005 and 2004 is principally attributed to tax exempt interest income representing a much higher percentage of pre-tax income from continuing operations in 2006.

Discontinued operations, net of tax.  On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). We received $176.0 million of cash that was utilized to payoff Brokered CD’s and short-term borrowings at Mepco’s parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business. We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco’s insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations. Likewise, the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition. We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

FINANCIAL CONDITION

Summary.  Our total assets grew to $3.43 billion at December 31, 2006, from $3.36 billion at December 31, 2005. The growth in total assets primarily reflects an increase in loans. Loans, excluding loans held for sale (“Portfolio Loans”) increased $111.1 million in 2006 due to growth in commercial, real estate mortgage and installment loans. Total deposits increased $128.6 million in 2006 primarily as a result of an increase in time deposits. Assets related to discontinued operations totaled $189.4 million and $188.1 million at December 31, 2006 and 2005, respectively.

Securities.  We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and are expected to be recovered within a reasonable time period. We also believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. During 2006 we did not record any impairment charges on securities. During 2005 we recorded a $0.2 million impairment charge on Fannie Mae and Freddie Mac preferred securities and a $0.2 million impairment charge on a mobile home asset-backed security. During 2004 we recorded a $1.4 million impairment charge on Fannie Mae and Freddie Mac preferred securities and a $0.2 million impairment charge on a mobile home asset-backed security. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)

Securities available for sale
December 31, 2006	$430,262	$7,367	$2,844	$434,785
December 31, 2005	479,713	8,225	4,491	483,447

Securities available for sale declined in 2006 because the flat yield curve has created a difficult environment for constructing investment security transactions that meet our profitability objectives. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets. We would expect securities available for sale to decline further in 2007 if the flat yield curve environment persists.

At December 31, 2006 and 2005 we had $12.5 million and $15.3 million, respectively, of asset-backed securities included in securities available for sale. All of our asset-backed securities at December 31, 2006 and 2005 were backed by mobile home loans and these were all rated as investment grade (by the major rating agencies) except for one mobile home loan asset-backed security with a balance of $1.5 million and $1.8 million at December 31, 2006 and 2005, respectively, that was down graded during 2004 to a below investment grade rating. During 2005 we recorded impairment charges of $0.2 million on this security due primarily to some credit related deterioration on the underlying mobile home loan collateral (we recorded no impairment charges in 2006). We continue to closely monitor this particular security as well as our entire mobile home loan asset-backed securities portfolio. We do not foresee, at the present time, any risk of loss (related to credit issues) with respect to any of our other asset-backed securities.

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

LOAN PORTFOLIO COMPOSITION

	December 31,
	2006	2005
	(In thousands)

Real estate(1)
Residential first mortgages	$722,495	$670,127
Residential home equity and other junior mortgages	239,609	233,057
Construction and land development	254,570	273,811
Other(2)	699,812	635,010
Finance receivables	183,679	185,427
Consumer	178,826	182,902
Commercial	196,541	185,210
Agricultural	7,863	6,773

Total loans	$2,483,395	$2,372,317

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Our 2003 acquisition of Mepco added financing of insurance premiums for businesses and payment plans to purchase vehicle service contracts for consumers (warranty finance) to our lending activities. These are relatively new lines of business for us and expose us to new risks. Mepco conducts its lending activities across the United States. Mepco generally does not evaluate the creditworthiness of the individual customer but instead primarily relies on the loan collateral (the unearned insurance premium or vehicle service contract) in the event of default. As a result, we have established and monitor counterparty concentration limits in order to manage our collateral exposure. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation and distribution of concentrations for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco’s major counterparties (an insurance company or warranty administrator) could expose us to significant losses. In January 2007 we sold Mepco’s insurance premium finance business and as a result the assets, liabilities, revenues and expenses related to this line of business have been reclassified as discontinued operations.

Mepco also has established procedures for loan servicing and collections, including the timely cancellation of the insurance policy or vehicle service contract in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the loan origination activities and initial customer contact is entirely done through unrelated third parties (primarily insurance agents and automobile warranty administrators or direct marketers). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

Although the management and board of directors of each of our banks retain authority and responsibility for credit decisions, we have adopted uniform underwriting standards. Further, our loan committee structure as well as the centralization of commercial loan credit services and the loan review process, provides requisite controls and promotes compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations. There can be no assurance that the aforementioned centralization of certain lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and in fact the provision for loan losses increased significantly in 2006.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

The increase in commercial loans (including real estate other in the table above) during 2006 principally reflects our emphasis on lending opportunities within this category of loans and an increase in commercial lending staff. Loans secured by real estate comprise the majority of new commercial loans. The growth in real estate mortgage and installment loans principally reflects the overall growth in our banking operations as we have added new branches and loan production offices over the past few years. Loan growth slowed in 2006 compared to the prior few years due principally to weakness in the Michigan economy and intense price competition in our banking markets.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Declines in Portfolio Loans or competition leading to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with prevailing quality standards as a major short- and long-term challenge.

NON-PERFORMING ASSETS

	December 31,
	2006	2005	2004
	(Dollars in thousands)

Non-accrual loans	$35,683	$11,546	$11,119
Loans 90 days or more past due and still accruing interest	3,479	4,862	3,123
Restructured loans	60	84	218

Total non-performing loans	39,222	16,492	14,460
Other real estate	3,153	2,147	2,113

Total non-performing assets	$42,375	$18,639	$16,573

As a percent of Portfolio Loans
Non-performing loans	1.58%	0.70%	0.69%
Allowance for loan losses	1.08	0.95	1.16
Non-performing assets to total assets	1.24	0.56	0.54
Allowance for loan losses as a percent of non-performing loans	69	136	167

Non-performing loans totaled $39.2 million at December 31, 2006, a $22.7 million increase from December 31, 2005. The rise in non-performing loans in 2006 was primarily concentrated in the commercial loan and real estate mortgage loan portfolios. Non-performing commercial loans rose by $16.4 million in 2006. This is principally due to 19 commercial loans with balances totaling $18.1 million at December 31, 2006 becoming non-performing during the year. The five largest non-performing commercial loans have balances of $3.7 million, $3.4 million, $2.7 million, $1.2 million and $1.1 million, respectively, at December 31, 2006. Charge-offs or specific allowances have been recorded on these loans based on a current assessment of collateral values, taking into account disposal costs. The substantive majority of these 19 aforementioned commercial loans are collateralized by real estate and several are development loans. The inability of many of these borrowers to perform under the terms of the loan agreement is often associated with slowing sales of real estate in the State of Michigan. The amount of allowance for loan losses allocated to non-performing commercial loans at December 31, 2006 was $2.6 million.

The growth in consumer and real estate mortgage non-performing loans primarily reflects weak economic conditions in Michigan which have resulted in increased delinquencies, bankruptcies and foreclosures. Other real estate and repossessed assets totaled $3.2 million at December 31, 2006 compared to $2.1 million at December 31, 2005.

Non-performing loans do not include $3.2 million (net of charge-off and discount) that is due from a counter party in Mepco’s warranty payment plan business (See “Non-interest expense.” regarding the charge off recorded on this receivable during 2006).

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

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2006	2005	2004
	(In thousands)

Specific allocations	$2,631	$1,418	$2,874
Other adversely rated loans	9,303	8,466	9,395
Historical loss allocations	7,482	6,135	5,522
Additional allocations based on subjective factors	7,463	6,401	6,371

Total	$26,879	$22,420	$24,162

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

The allowance for loan losses increased to 1.08% of total Portfolio Loans at December 31, 2006 from 0.95% at December 31, 2005. This increase reflects increases in each of the four components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to the rise in non-performing loans described earlier. The allowance for loan losses related to other adversely rated loans increased primarily due to a rise in the balance of these loans. The allowance for loan losses related to historical losses increased due to a rise in net loan charge-offs particularly in the past two years. The allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to higher levels of non-performing loans and net loan charge-offs.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2006		2005		2004
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$22,420	$1,820	$24,162	$1,846	$16,455	$892
Allowance on loans acquired					8,236
Provision charged to operating expense	16,283	61	7,832	(26)	3,062	954
Recoveries credited to allowance	2,237		1,518		1,241
Loans charged against the allowance	(14,061)		(11,092)		(4,832)

Balance at end of year	$26,879	$1,881	$22,420	$1,820	$24,162	$1,846

Net loans charged against the allowance to average
Portfolio Loans	0.48%		0.43%		0.19%

Net loan charge-offs increased to $11.8 million (0.48% of average Portfolio Loans) in 2006 from $9.6 million (0.43% of average Portfolio Loans) in 2005. This increase is primarily due to a $0.8 million rise in commercial loan and $0.9 million rise in real estate mortgage loan net charge-offs in 2006 compared to 2005. The majority of these loans were secured by real estate and the increased levels of net loan charge-offs primarily reflects weaker real estate values in Michigan in 2006. In addition, 2006 net loan charge-offs include a $2.1 million charge-off on a $3.5 million commercial lending relationship collateralized with accounts receivables, inventory, equipment and real estate and was originated in June 2004. We have determined that this borrower transferred, diverted or misrepresented the amount of assets collateralizing this loan in contravention of the loan documents. As a result, based on an assessment of the existing collateral, $2.1 million of this loan was charged off in the third quarter of 2006 leaving a remaining balance in non-performing loans of $1.4 million. We are in the process of liquidating the collateral securing this loan. At the present time, no additional loss is expected on this credit. Net loan charge-offs in the installment loan portfolio increased by $0.3 million in 2006 compared to 2005.

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

ALTERNATE SOURCES OF FUNDS

	December 31,
	2006			2005
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
	(Dollars in thousands)

Brokered CDs (1, 2)	$1,055,010	1.9 years	4.72%	$1,009,804	1.8 years	3.79%
Fixed-rate FHLB advances (1,3)	58,272	4.6 years	5.66	51,525	6.2 years	5.65
Variable-rate FHLB advances (1)	2,000	0.5 years	5.31	25,000	0.5 years	4.18
Securities sold under agreements to repurchase (1)	83,431	0.1 years	5.34	137,903	0.1 years	4.41
Federal funds purchased	84,081	1 day	5.40	80,299	1 day	4.23

Total	$1,282,794	1.8 years	4.85%	$1,304,531	1.7 years	3.96%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

(2)	Includes brokered CD’s related to discontinued operations of $165,496 and $166,818, at December 31, 2006 and 2005, respectively.

(3)	Advances totaling $10 million at both December 31, 2006 and 2005, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of our purchases of securities available for sale and support the growth of Portfolio Loans. The use of such alternate sources of funds supplements our core deposits and is an integral part of our asset/liability management efforts.

Other borrowed funds, principally advances from the Federal Home Loan Bank (the “FHLB”) and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $163.7 million at December 31, 2006, compared to $227.0 million a year earlier. This decrease reflects a $54.5 million decrease in Repurchase Agreements and a $16.3 million decrease in FHLB advances. The decline in Repurchase Agreements is principally associated with the decline in certain categories of securities available for sale which serve as collateral on these borrowing arrangements. The decline in FHLB advances is due primarily to the payoff of maturing advances with funds from Brokered CD’s which generally had more favorable pricing characteristics during 2006.

In addition to the pay down of borrowed funds, the increase in Brokered CDs was also utilized to fund loan growth. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements. (also see “Liquidity and capital resources.”)

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2006, we employed interest-rate swaps with an aggregate notional amount of $613.4 million and interest rate caps with an aggregate notional amount of $290.5 million.

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

At December 31, 2006, we had $749.7 million of time deposits that mature in 2007. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CD’s that we expect to replace. Additionally $1.158 billion of our deposits at December 31, 2006, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable, and the total balances of these accounts have generally grown over time as a result of our marketing and promotional activities and adding new bank branch locations. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

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

Over the past several years our Portfolio Loans have grown more rapidly than our core deposits. In addition, much of this growth has been in loan categories that cannot generally be used as collateral for FHLB advances (such as commercial loans and finance receivables). As a result, we have become more dependent on wholesale funding sources (such as brokered CD’s and Repurchase Agreements). The proceeds from the sale of our insurance premium finance business in January 2007 were utilized to pay off maturing Brokered CD’s or short-term borrowings. In addition, the proceeds from the assumption of deposits in the pending acquisition of ten branches (which is expected to close in March 2007) are also expected to be utilized to pay off maturing Brokered CD’s or short-term borrowings. These two transactions are expected to improve our liquidity by reducing wholesale funding sources.

In the normal course of business, we enter into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2006.

CONTRACTUAL COMMITMENTS

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total
	(Dollars in thousands)

Time deposit maturities	$749,723	$390,301	$239,638	$64,956	$1,444,618
Federal funds purchased and other borrowings	201,487	16,969	9,250	20,056	247,762
Subordinated debentures				64,197	64,197
Operating lease obligations	1,274	1,274	965	4,551	8,064
Purchase obligations (1)	1,220	2,440	2,440	407	6,507

Total	$953,704	$410,984	$252,293	$154,167	$1,771,148

(1)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

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

CAPITALIZATION

	December 31,
	2006	2005
	(In thousands)

Unsecured debt	$5,000	$7,000

Subordinated debentures	64,197	64,197
Amount not qualifying as regulatory capital	(1,847)	(1,847)

Amount qualifying as regulatory capital	62,350	62,350

Shareholders’ equity
Common stock	22,865	21,991
Capital surplus	200,241	179,913
Retained earnings	31,420	41,486
Accumulated other comprehensive income	3,641	4,869

Total shareholders’ equity	258,167	248,259

Total capitalization	$325,517	$317,609

In March 2003, a special purpose entity, IBC Capital Finance II (the “trust”) issued $1.6 million of common securities to Independent Bank Corporation and $50.6 million of trust preferred securities to the public. Independent Bank Corporation issued $52.2 million of subordinated debentures to the trust in exchange for the proceeds from the public offering. These subordinated debentures represent the sole asset of the trust. Both the common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2006 and 2005.

In connection with our acquisition of Midwest, we assumed all of the duties, warranties and obligations of Midwest as the sponsor and sole holder of the common securities of Midwest Guaranty Trust I (“MGT”). In 2002, MGT, a special purpose entity, issued $0.2 million of common securities to Midwest and $7.5 million of trust preferred securities as part of a pooled offering. Midwest issued $7.7 million of subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of MGT. Both the common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2006 and 2005.

In connection with our acquisition of North, we assumed all of the duties, warranties and obligations of North as the sole general partner of Gaylord Partners, Limited Partnership (“GPLP”), a special purpose entity. In 2002, North contributed an aggregate of $0.1 million to the capital of GPLP and GPLP issued $5.0 million of floating rate cumulative preferred securities as part of a private placement offering. North issued $5.1 million of subordinated debentures to GPLP in exchange for the proceeds of the offering, which debentures represent the sole asset of GPLP. Independent Bank purchased $0.8 million of the GPLP floating rate cumulative preferred securities during the private placement offering. This investment security at Independent Bank and a corresponding amount of subordinated debentures are eliminated in consolidation. The remaining subordinated debentures as well as our capital investment in GPLP are included in our Consolidated Statements of Financial Condition at December 31, 2006 and 2005.

In March 2005, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (less any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would not have impacted our Tier 1 capital to average assets ratio at December 31, 2006.

We have supplemented our balance-sheet management activities with purchases of our common stock. We repurchased 0.5 million shares of our common stock at an average price of $25.36 per share in 2006. The level of share repurchases in a given year generally reflects changes in our need for capital associated with our balance sheet growth. In January 2007 our board of directors authorized the repurchase of up to 750,000 shares. This authorization expires on December 31, 2007.

Shareholders’ equity totaled $258.2 million at December 31, 2006. The increase from $248.3 million at December 31, 2005 primarily reflects the retention of earnings (net of cash dividends paid), the issuance of common stock pursuant to various equity-based incentive compensation plans and the $2.1 million adjustment described below, partially offset by share repurchases and a decrease in accumulated other comprehensive income. Shareholders’ equity was equal to 7.53% of total assets at December 31, 2006, compared to 7.40% a year earlier.

In the fourth quarter of 2006 we implemented the provisions of Staff Accounting Bulletin No. 108 (“SAB 108”). This bulletin requires companies to assess the materiality of identified errors in financial statements using both an income statement (“rollover”) and a balance sheet (“iron curtain”) approach. Over the course of many years, accrual differences that we considered immaterial to any particular year’s operations or financial condition accumulated to a total approximate net credit of $2.1 million. Under the balance sheet approach to assessing materiality, we concluded that these accrual differences should be corrected. As allowed by SAB 108, we elected to not restate prior years, but instead reduced the beginning of the year balance of accrued expenses and other liabilities and increased the opening balance of retained earnings by $2.1 million.

CAPITAL RATIOS

	December 31,
	2006	2005

Equity capital	7.53%	7.40%
Average shareholders’ equity to average assets	7.60	7.61
Tier 1 capital to average assets	7.62	7.40
Tier 1 risk-based capital	9.62	9.31
Total risk-based capital	10.75	10.27

Asset/liability management.  Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable- rate loans as well as borrowers’ rights to prepay fixed-rate loans also create interest-rate risk.

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

The following table illustrates the results of the simulation analyses at December 31, 2006:

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET INTEREST INCOME

	December 31, 2006
	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change
	(Dollars in thousands)

200 basis point rise	$233,400	(13.68)%	$123,100	(2.92)%
100 basis point rise	250,700	(7.29)	125,300	(1.18)
Base-rate scenario	270,400		126,800
100 basis point decline	275,700	1.96	128,800	1.58
200 basis point decline	271,000	0.22	130,000	2.52

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

The percent change from the base rate scenarios in the table above are largely unchanged from the simulation analyses employed at December 31, 2005.

LITIGATION MATTERS

On March 16, 2006, we entered into a settlement agreement with the former shareholders of Mepco, (the “Former Shareholders”) and Edward, Paul, and Howard Walder (collectively referred to as the “Walders”) for purposes of resolving and dismissing all pending litigation between the parties. Under the terms of the settlement, on April 3, 2006, the Former Shareholders paid us a sum of $2.8 million, half of which was paid in the form of cash and half of which was paid in shares of our common stock. In return, we released 90,766 shares of Independent Bank Corporation common stock held pursuant to an escrow agreement among the parties that was previously entered into for the purpose of funding certain contingent liabilities that were, in part, the subject of the pending litigation. As a result of settlement of the litigation, we recorded other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006.

The settlement covers both the claim filed by the Walders against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois, as well as the litigation filed by Independent Bank Corporation and Mepco against the Walders in the Ionia County Circuit Court of Michigan.

As permitted under the terms of the merger agreement under which we acquired Mepco, on April 3, 2006, we paid the accelerated earn-out payments for the last three years of the performance period ending April 30, 2008. Those payments totaled approximately $8.9 million. Also, under the terms of the merger agreement, the second year of the earn out for the year ended April 30, 2005, in the amount of $2.7 million was paid on March 21, 2006. As a result of the settlement and these payments, no future payments are due under the terms of the merger agreement under which we acquired Mepco.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. Our assessment process during 2006 resulted in recording no impairment charges for other than temporary impairment on various investment securities within our portfolio (compared to $0.4 million in 2005 and $1.6 million in 2004). We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices.

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

At December 31, 2006 we had approximately $14.8 million of real estate mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying real estate mortgage loans, the interest rate used to discount the net cash flows from the real estate mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. We utilize an outside third party (with expertise in the valuation of real estate mortgage loan servicing rights) to assist us in our valuation process. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage servicing rights and represent neither the most conservative or aggressive assumptions.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell real estate mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2006 we had approximately $834.9 million in notional amount of derivative financial instruments that qualified for hedge accounting under SFAS #133. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings. The fair value of derivative financial instruments qualifying for hedge accounting was a negative $1.4 million at December 31, 2006.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2006 we had recorded a net deferred tax asset of $10.6 million, which included a net operating loss carryforward of $4.5 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.

At December 31, 2006 we had recorded $48.7 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from the 2004 acquisitions of Midwest and North, the 2003 acquisition of Mepco and the past acquisitions of other banks and a mobile home loan origination company. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. During 2006 we recorded goodwill impairment charges of $3.6 million as described above under “Non-interest expense.” (no such charges were recorded in 2005 or 2004). We also allocated $4.1 million of goodwill to discontinued operations related to Mepco’s insurance premium finance business that was sold in January 2007. We may incur additional impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140,” (“SFAS #156”). This statement amends SFAS #140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, to permit entities to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation. In addition, this statement (1) clarifies when a servicer should separately recognize servicing assets and liabilities, (2) requires all separately recognized servicing assets and liabilities to be initially measured at fair value, (3) permits at the date of adoption, a one-time reclassification of available for sale (“AFS”) securities to trading securities without calling into question the treatment of other AFS securities under SFAS #115, “Accounting for Certain Investments in Debt and Equity Securities” and (4) requires additional disclosures for all separately recognized servicing assets and liabilities. This statement is effective as of the beginning of an entities first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entities fiscal year, provided the entity has not yet issued financial statements for any interim period of that fiscal year. We adopted SFAS #156 on January 1, 2007 and it did not have a material impact on our consolidated financial statements. We chose to amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” (“FIN #48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS #109, “Accounting for Income Taxes”. FIN #48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN #48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN #48 is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of FIN #48 to have a material impact on our consolidated financial statements.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2006. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2006, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our independent auditors have issued an audit report on our assessment of the Company’s internal control over financial reporting. Their report immediately follows our report.

Michael M. Magee, Jr.	Robert N. Shuster
President and Chief	Executive Vice President
Executive Officer	and Chief Financial Officer

Independent Bank Corporation
March 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Independent Bank Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Independent Bank Corporation and our report dated March 1, 2007 expressed an unqualified opinion on those consolidated financial statements.

Signature

Grand Rapids, Michigan
March 1, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Independent Bank Corporation for the year ended December 31, 2004 were audited by other auditors whose report dated March 4, 2005, except for notes 1, 5, 6, 7, 8, 12, 13, 14, 17, 18, 22, 23 and 24 as to which the date is March 1, 2007, expressed an unqualified opinion on those statements.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Independent Bank Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2007 expressed an unqualified opinion thereon.

As discussed in note 1, the Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and accordingly adjusted assets and liabilities at the beginning of 2006 with an offsetting adjustment to the opening balance of retained earnings.

Signature

Grand Rapids, Michigan
March 1, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
	(In thousands, except share amounts)

ASSETS
Cash and due from banks	$73,142	$67,522
Securities available for sale	434,785	483,447
Federal Home Loan Bank stock, at cost	14,325	17,322
Loans held for sale	31,846	28,569
Loans
Commercial	1,083,921	1,030,095
Real estate mortgage	865,522	852,742
Installment	350,273	304,053
Finance receivables	183,679	185,427

Total loans	2,483,395	2,372,317
Allowance for loan losses	(26,879)	(22,420)

Net Loans	2,456,516	2,349,897
Property and equipment, net	67,992	63,081
Bank owned life insurance	41,109	39,451
Goodwill	48,709	51,813
Other intangibles	7,854	10,277
Assets of discontinued operations	189,432	188,108
Accrued income and other assets	64,188	56,361

Total Assets	$3,429,898	$3,355,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$282,632	$295,151
Savings and NOW	875,541	861,277
Time	1,444,618	1,317,811

Total Deposits	2,602,791	2,474,239
Federal funds purchased	84,081	80,299
Other borrowings	163,681	227,047
Subordinated debentures	64,197	64,197
Financed premiums payable	32,767	24,760
Liabilities of discontinued operations	183,676	178,680
Accrued expenses and other liabilities	40,538	58,367

Total Liabilities	3,171,731	3,107,589

Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value — 200,000 shares authorized; none issued or outstanding
Common stock, $1.00 par value — 30,000,000 shares authorized; issued and outstanding; 22,864,587 shares at December 31, 2006 and 21,991,001 shares at December 31, 2005	22,865	21,991
Capital surplus	200,241	179,913
Retained earnings	31,420	41,486
Accumulated other comprehensive income	3,641	4,869

Total Shareholders’ Equity	258,167	248,259

Total Liabilities and Shareholders’ Equity	$3,429,898	$3,355,848

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

INTEREST INCOME
Interest and fees on loans	$193,937	$167,846	$131,525
Securities available for sale
Taxable	11,108	13,588	12,497
Tax-exempt	11,048	10,888	9,439
Other investments	802	713	765

Total Interest Income	216,895	193,035	154,226

INTEREST EXPENSE
Deposits	74,290	41,905	26,339
Other borrowings	19,408	21,194	16,651

Total Interest Expense	93,698	63,099	42,990

Net Interest Income	123,197	129,936	111,236
Provision for loan losses	16,344	7,806	4,016

Net Interest Income After Provision for Loan Losses	106,853	122,130	107,220

NON-INTEREST INCOME
Service charges on deposit accounts	19,936	19,342	17,551
Net gains on assets
Real estate mortgage loans	4,593	5,370	5,956
Securities	171	1,484	856
VISA check card interchange income	3,432	2,778	2,054
Mepco litigation settlement	2,800
Title insurance fees	1,724	1,962	2,036
Manufactured home loan origination fees and commissions	884	1,216	1,264
Real estate mortgage loan servicing	2,440	2,627	1,427
Other income	8,870	8,047	7,116

Total Non-interest Income	44,850	42,826	38,260

NON-INTEREST EXPENSE
Compensation and employee benefits	50,801	52,147	47,166
Occupancy, net	9,626	8,590	7,342
Furniture, fixtures and equipment	7,057	6,812	5,956
Goodwill impairment	3,575
Other expenses	35,157	34,236	29,991

Total Non-interest Expense	106,216	101,785	90,455

Income From Continuing Operations Before Income Tax	45,487	63,171	55,025
Income tax expense	11,662	17,466	14,713

Income From Continuing Operations	33,825	45,705	40,312
Discontinued operations, net of tax	(622)	1,207	(1,754)

Net Income	$33,203	$46,912	$38,558

Income per share from continuing operations
Basic	$1.48	$1.96	$1.79

Diluted	$1.45	$1.92	$1.75

Net income per share
Basic	$1.45	$2.01	$1.71

Diluted	$1.43	$1.97	$1.67

Cash dividends declared per common share	$0.78	$0.71	$0.60

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Shareholders’
	Stock	Surplus	Earnings	Income (Loss)	Equity
	(In thousands)

Balances at January 1, 2004	$19,521	$119,401	$16,953	$6,341	$162,216
Net income for 2004			38,558		38,558
Cash dividends declared, $.60 per share			(13,716)		(13,716)
Issuance of 1,755,114 shares of common stock	1,755	41,317			43,072
Repurchase and retirement of 81,600 shares of common stock	(81)	(1,921)			(2,002)
Net change in accumulated other comprehensive income, net of $1.2 million of related tax effect				2,164	2,164

Balances at December 31, 2004	21,195	158,797	41,795	8,505	230,292
Net income for 2005			46,912		46,912
Cash dividends declared, $.71 per share			(16,468)		(16,468)
5% stock dividend (1,057,706 shares)	1,058	29,671	(30,753)		(24)
Issuance of 214,327 shares of common stock	214	4,034			4,248
Repurchase and retirement of 475,683 shares of common stock	(476)	(12,589)			(13,065)
Net change in accumulated other comprehensive income, net of $2.0 million of related tax effect				(3,636)	(3,636)

Balances at December 31, 2005	21,991	179,913	41,486	4,869	248,259
Adjustment to beginning retained earnings pursuant to SAB 108 (Note 1)			2,071		2,071

Adjusted balances, January 1, 2006	21,991	179,913	43,557	4,869	250,330
Net income for 2006			33,203		33,203
Cash dividends declared, $.78 per share			(17,884)		(17,884)
5% stock dividend (1,087,048 shares)	1,087	26,351	(27,456)		(18)
Issuance of 245,627 shares of common stock	246	5,507			5,753
Repurchase and retirement of 459,089 shares of common stock	(459)	(11,530)			(11,989)
Net change in accumulated other comprehensive income, net of $.7 million of related tax effect				(1,228)	(1,228)

Balances at December 31, 2006	$22,865	$200,241	$31,420	$3,641	$258,167

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2006	2005	2004
	(In thousands)

Net income	$33,203	$46,912	$38,558
Other comprehensive income
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments and net of related tax effect	513	(5,208)	(1,423)
Net change in unrealized gain (loss) on derivative instruments, net of related tax effect	(1,409)	1,572	3,587
Reclassification adjustment for accretion on settled derivative instruments, net of related tax effect	(332)

Comprehensive Income	$31,975	$43,276	$40,722

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Net Income	$33,203	$46,912	$38,558

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	285,815	382,635	391,401
Disbursements for loans held for sale	(284,499)	(367,078)	(391,559)
Provision for loan losses	17,412	8,071	4,309
Deferred federal income tax expense	(2,328)	3,019	2,185
Deferred loan fees	309	(383)	(568)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(9,839)	(12,498)	(3,001)
Net gains on sales of real estate mortgage loans	(4,593)	(5,370)	(5,956)
Net gains on securities	(171)	(1,484)	(856)
Goodwill impairment	3,575
Write-off of uncompleted software			977
Increase in accrued income and other assets	(9,595)	(8,234)	(11,432)
Increase (decrease) in accrued expenses and other liabilities	(6,954)	2,757	18,546

Total Adjustments	(10,868)	1,435	4,046

Net Cash From Operating Activities	22,335	48,347	42,604

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	1,283	54,556	57,441
Proceeds from the maturity of securities available for sale	20,007	20,575	24,489
Principal payments received on securities available for sale	35,813	56,000	46,672
Purchases of securities available for sale	(5,267)	(70,632)	(132,190)
Proceeds from sale of non-performing and other loans of concern		7,794
Portfolio loans originated, net of principal payments	(104,454)	(324,656)	(292,231)
Acquisition of businesses, less cash received			12,905
Capital expenditures	(13,316)	(13,899)	(11,720)

Net Cash Used in Investing Activities	(65,934)	(270,262)	(294,634)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	124,352	471,394	150,930
Net increase (decrease) in other borrowings and federal funds purchased	(41,331)	(66,215)	88,306
Proceeds from Federal Home Loan Bank advances	223,200	659,750	509,100
Payments of Federal Home Loan Bank advances	(239,453)	(807,127)	(503,525)
Proceeds from issuance of long-term debt			10,000
Repayment of long-term debt	(2,000)	(2,000)	(1,000)
Net increase (decrease) in financed premiums payable	13,044	(12,782)	21,820
Dividends paid	(17,547)	(15,320)	(12,500)
Repurchase of common stock	(11,989)	(13,065)	(2,002)
Proceeds from issuance of common stock	1,046	2,051	1,975

Net Cash From Financing Activities	49,322	216,686	263,104

Net Increase (Decrease) in Cash and Cash Equivalents	5,723	(5,229)	11,074
Change in cash and cash equivalents of discontinued operations	(103)	(64)
Cash and Cash Equivalents at Beginning of Year	67,522	72,815	61,741

Cash and Cash Equivalents at End of Year	$73,142	$67,522	$72,815

Cash paid during the year for
Interest	$98,177	$63,749	$43,253
Income taxes	13,415	17,752	5,666
Transfer of loans to other real estate	4,381	4,360	2,096
Real estate loans securitized			50,593

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment on investment securities, the determination of the allowance for loan losses, the valuation of derivative financial instruments, the valuation of originated mortgage loan servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our Banks transact business in the single industry of commercial banking. Our Banks’ activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. The principal markets are the rural and suburban communities across lower Michigan that are served by our Banks’ branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. We also provide payment plans to consumers to purchase extended automobile warranties through our wholly owned subsidiary, Mepco Finance Corporation. Subject to established underwriting criteria, our Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2006, 77% of our Banks’ loan portfolios were secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. See note #24.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions, for short-term borrowings and for financed premiums payable.

COMPREHENSIVE INCOME — Statement of Financial Accounting Standards, No. 130, “Reporting Comprehensive Income,” established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain on securities available for sale in 2006, 2005 and 2004 reflects net gains reclassified into earnings of $0.2 million, $1.5 million and $0.9 million, respectively. The reclassification of these amounts from comprehensive income resulted in income tax expense of $0.1 million, $0.5 million and $0.3 million in 2006, 2005 and 2004, respectively.

LOANS HELD FOR SALE — Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used by the Banks include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in real estate mortgage loan servicing in the consolidated statements of operations.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which our Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2006 and 2005. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

During 2006 and 2005 we foreclosed on certain loans secured by real estate and transferred approximately $4.4 million to other real estate in each of those years. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair market values, less estimated costs to sell. During 2006 and 2005 we sold other real estate with book balances of approximately $3.4 million and $4.5 million, respectively. Gains or losses on the sale of other real estate are recorded in other expense on the income statement.

Other real estate and repossessed assets totaling $3.2 million and $2.1 million at December 31, 2006 and 2005, respectively are included in accrued income and other assets.

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

FINANCED PREMIUMS PAYABLE — Financed premiums payable represent amounts owed to insurance companies or other counterparties for warranty payment plans provided by us for our customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS — Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”) which was subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

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

STOCK BASED COMPENSATION — Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-based Payment,” (“SFAS #123R”) using the modified prospective transition method. For 2006, adopting this standard had no impact on net income and earnings per share as no share based payments were made during 2006 and share based payments in prior years were fully vested at December 31, 2005. Our stock based compensation plans are described more fully in Note #14.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

Pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation in 2005 and 2004 follow. For purposes of these pro forma disclosures, we recognized compensation cost on stock options with pro rata vesting on a straight-line basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the weighted-average assumptions used for grants made during 2005 and 2004 and values obtained follows:

	2005	2004

Expected dividend yield	2.63%	2.37%
Risk-free interest rate	4.34	4.26
Expected life (in years)	6.63	9.60
Expected volatility	30.65%	32.53%
Per share weighted-average fair value	$8.61	$9.58

The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

	2005	2004

Net income — as reported	$46,912	$38,558
Stock based compensation expense determined under fair value based method, net of related tax effect	(3,113)	(2,273)

Pro-forma net income	$43,799	$36,285

Net income per share
Basic
As reported	$2.01	$1.71
Pro-forma	1.88	1.61
Diluted
As reported	$1.97	$1.67
Pro-forma	1.84	1.57

COMMON STOCK — At December 31, 2006, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 2.0 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform with the 2006 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — Effective January 1, 2006, we adopted SFAS #123R. See “Stock Based Compensation” above for further discussion of the effect of adopting this standard.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and is recorded in opening retained earnings as of January 1, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The cumulative effect adjustment primarily reflects an over accrual of non-interest expense relating to years prior to 1999. Over the course of many years, accrual differences that were considered immaterial to any particular year’s statement of operations accumulated to a total of a net credit of $2.1 million. This over accrual has been unchanged since December 31, 1999 and has remained in accrued expenses and other liabilities since that time. Since December 31, 1999, we had continued to evaluate this cumulative accrual difference using the roll over method of quantifying misstatements.

The impact of the over accrual noted above on the 2006 opening consolidated shareholders’ equity and retained earnings was $2.1 million. The impact on selected balance sheet accounts as of January 1, 2006 is as follows:

	January 1, 2006
	Previously		Opening
	Reported	Adjustment	Balance
	(In thousands)

Accrued income and other assets — deferred taxes	$56,361	$(188)	$56,173

Accrued expenses and other liabilities	$58,367	$(2,259)	$56,108

Total shareholders’ equity	$248,259	$2,071	$250,330

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

We recorded purchase accounting adjustments related to the North acquisition including recording goodwill of $2.8 million (non-deductible for federal income tax purposes), and establishing a core deposit intangible of $2.2 million. The core deposit intangible is being amortized on an accelerated basis over eight years. Included in 2006, 2005 and 2004 results of operations were $0.4 million, $0.4 million and $0.2 million, respectively for amortization of the core deposit intangible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Year Ended
December 31,
2004
(In thousands,
except per
share amount)

Total revenue	$205,300

Net income	$38,100

Earnings per share	$1.64

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

We recorded purchase accounting adjustments related to the Midwest acquisition including recording goodwill of $23.0 million, (non-deductible for federal income tax purposes), establishing a core deposit intangible of $4.9 million, and a covenant not to compete of $1.3 million. The core deposit intangible is being amortized on an accelerated basis over ten years and the covenant not to compete on a straight-line basis over five years. Included in 2006, 2005 and 2004 results of operations were $0.8 million, $0.8 million and $0.5 million, respectively for amortization of the core deposit intangible and the covenant not to compete.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Year Ended
December 31,
2004
(In thousands,
except per
share amount)

Total revenue	$206,400

Net income	$38,900

Earnings per share	$1.66

NOTE 3 — RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Banks’ are required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2006 and 2005 were $7.6 million and $14.9 million, respectively. Our Banks do not maintain compensating balances with correspondent banks.

NOTE 4 — SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2006
U.S. Treasury	$4,997		$83	$4,914
Mortgage-backed	131,584	$974	2,363	130,195
Other asset-backed	12,465	294	251	12,508
Obligations of states and political subdivisions	239,945	4,486	147	244,284
Trust preferred	10,283	976		11,259
Preferred stock	28,988	637		29,625
Other	2,000			2,000

Total	$430,262	$7,367	$2,844	$434,785

2005
U.S. Treasury	$4,992		$119	$4,873
Mortgage-backed	164,644	$1,084	3,267	162,461
Other asset-backed	15,327	278	266	15,339
Obligations of states and political subdivisions	253,198	5,374	732	257,840
Trust preferred	11,182	1,343	27	12,498
Preferred stock	28,271	146	80	28,337
Other	2,099			2,099

Total	$479,713	$8,225	$4,491	$483,447

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31, follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2006
U.S. Treasury			$4,914	$83	$4,914	$83
Mortgage-backed	$4,337	$25	93,406	2,338	97,743	2,363
Other asset-backed			1,845	251	1,845	251
Obligations of states and political subdivisions	14,634	54	15,012	93	29,646	147

Total	$18,971	$79	$115,177	$2,765	$134,148	$2,844

2005
U.S. Treasury			$4,873	$119	$4,873	$119
Mortgage-backed	$73,020	$1,477	51,274	1,790	124,294	3,267
Other asset-backed			2,188	266	2,188	266
Obligations of states and political subdivisions	40,520	359	9,567	373	50,087	732
Trust preferred	828	27			828	27
Preferred stock	16,012	80			16,012	80

Total	$130,380	$1,943	$67,902	$2,548	$198,282	$4,491

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

U.S. Treasury securities — at December 31, 2006 and 2005, this amount represents one security with an unrealized loss attributed to a rise in interest rates. There are no credit issues with this security and as management has the ability and intent to hold this security for the foreseeable future, no declines are deemed to be other than temporary.

Mortgage-backed and other asset backed securities — at December 31, 2006 and 2005 these securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to a rise in interest rates. The majority of the issues are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2006 we had approximately 119 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a rise in interest rates. The majority of the securities are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary. At December 31, 2005 we had approximately 190 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a rise in interest rates. The majority of the securities are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trust preferred securities and preferred stock — at December 31, 2005 there were no credit issues relating to these securities. The securities are either rated by major rating agency as AAA or AA or have been reviewed according to established procedures to determine impairment. Management has concluded that unrealized losses at year-end are temporary. During 2005 and 2004, we recorded other than temporary impairment charges on certain Fannie Mae and Freddie Mac preferred stocks. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result are treated like equity securities for purposes of impairment analysis.

The amortized cost and fair value of securities available for sale at December 31, 2006, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$19,450	$19,457
Maturing after one year but within five years	57,538	58,708
Maturing after five years but within ten years	63,600	65,646
Maturing after ten years	114,637	116,646

	255,225	260,457
Mortgage-backed	131,584	130,195
Other asset-backed	12,465	12,508
Preferred stock	28,988	29,625
Other	2,000	2,000

Total	$430,262	$434,785

A summary of proceeds from the sale of securities and gains and losses follows:

		Realized
	Proceeds	Gains	Losses(1)
	(In thousands)

2006	$1,283	$171
2005	54,556	2,102	$189
2004	57,441	2,540	26

(1)	Losses in 2005 and 2004 exclude $0.4 million and $1.6 million, respectively, of other than temporary impairment charges on preferred stock and other asset-backed securities.

Securities with a book value of $177.1 million and $244.1 million at December 31, 2006 and 2005, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2006 or 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 — LOANS

Our loan portfolios at December 31 follow:

	2006	2005
	(In thousands)

Real estate (1)
Residential first mortgages	$722,495	$670,127
Residential home equity and other junior mortgages	239,609	233,057
Construction and land development	254,570	273,811
Other (2)	699,812	635,010
Finance receivables	183,679	185,427
Consumer	178,826	182,902
Commercial	196,541	185,210
Agricultural	7,863	6,773

Total loans	$2,483,395	$2,372,317

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $2.3 million at December 31, 2006, and $1.9 million at December 31, 2005. Finance receivables totaling $194.8 million and $194.3 million at December 31, 2006 and 2005, respectively, are presented net of unamortized discount of $11.7 million and $9.6 million, at December 31, 2006 and 2005, respectively. These finance receivables had effective interest rates at December 31, 2006 and 2005 of 10.6% and 12.3%, respectively. These receivables have various due dates through 2008.

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2006		2005		2004
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$22,420	$1,820	$24,162	$1,846	$16,455	$892
Allowance on loans acquired					8,236
Provision charged to operating expense	16,283	61	7,832	(26)	3,062	954
Recoveries credited to allowance	2,237		1,518		1,241
Loans charged against the allowance	(14,061)		(11,092)		(4,832)

Balance at end of year	$26,879	$1,881	$22,420	$1,820	$24,162	$1,846

Non-performing loans at December 31 follows:

	2006	2005	2004
	(Dollars in thousands)

Non-accrual loans	$35,683	$11,546	$11,119
Loans 90 days or more past due and still accruing interest	3,479	4,862	3,123
Restructured loans	60	84	218

Total non-performing loans	$39,222	$16,492	$14,460

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $1.9 million, $1.5 million, and $1.0 million of interest income would have been recognized in 2006, 2005 and 2004, respectively. Interest income recorded on these loans was approximately $0.4 million, $0.4 million and $0.3 million in 2006, 2005 and 2004, respectively.

Impaired loans totaled approximately $23.2 million, $6.7 million and $14.4 million at December 31, 2006, 2005 and 2004, respectively. Our Banks’ average investment in impaired loans was approximately $13.1 million, $15.0 million and $14.8 million in 2006, 2005 and 2004, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.2 million, $0.4 million and $0.6 million in 2006, 2005 and 2004, respectively of which the majority of these amounts were received in cash. Certain impaired loans with a balance of approximately $14.0 million, $3.9 million and $10.8 million had specific allocations of the allowance for loan losses totaling approximately $2.6 million, $1.3 million and $2.9 million at December 31, 2006, 2005 and 2004, respectively.

Residential mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2006	2005	2004
	(In thousands)

Real estate mortgage loans serviced for :
FNMA	$919,373	$903,962	$882,198
FHLMC	651,809	603,866	534,243
Other	620	835	1,190

Total	$1,571,802	$1,508,663	$1,417,631

An analysis of capitalized mortgage servicing rights for the years ended December 31 follows:

	2006	2005	2004
	(In thousands)

Balance at beginning of year	$13,439	$11,360	$8,873
Servicing rights acquired from acquisition of business			1,138
Originated servicing rights capitalized	2,862	3,247	3,341
Amortization	(1,462)	(1,923)	(1,948)
Change in valuation allowance	(57)	755	(44)

Balance at end of year	$14,782	$13,439	$11,360

Valuation allowance	$68	$11	$766

Loans sold and serviced that have had servicing rights capitalized	$1,562,107	$1,492,100	$1,392,400

The fair value of capitalized mortgage servicing rights was $19.5 million at December 31, 2006 and 2005. Fair value was determined using an average coupon rate of 5.99%, average servicing fee of 0.259%, average discount rate of 9.54% and an average PSA rate of 218 for December 31, 2006 and average coupon rate of 5.87%, average servicing fee of 0.259%, average discount rate of 9.53% and an average PSA rate of 187 for December 31, 2005. Capitalized mortgage servicing rights are included on the consolidated statement of financial position in accrued income and other assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 — PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2006	2005
	(In thousands)

Land	$16,646	$14,990
Buildings	60,085	52,019
Equipment	55,488	53,668

	132,219	120,677
Accumulated depreciation and amortization	(64,227)	(57,596)

Property and equipment, net	$67,992	$63,081

Depreciation expense was $8.1 million, $7.1 million and $6.0 million in 2006, 2005 and 2004, respectively.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets
Core deposit	$20,545	$13,679	$20,545	$11,709
Customer relationship	1,302	999	1,302	850
Covenants not to compete	1,520	835	1,520	531

Total	$23,367	$15,513	$23,367	$13,090

Unamortized intangible assets — Goodwill	$48,709		$51,813

Intangible amortization expense was $2.4 million, $2.5 million and $2.1 million in 2006, 2005 and 2004, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2006, follows:

(In thousands)

2007	$2,282
2008	1,994
2009	921
2010	699
2011	786
2012 and thereafter	1,172

Total	$7,854

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2006 and 2005, follows:

	IB		IBWM	IBSM	IBEM	Mepco(1)		Other(2)		Total
	(In thousands)

Goodwill
Balance at January 1, 2005	$9,702		$32		$23,205	$15,902		$380		$49,221
Acquired during the year	(142	)(3)				2,771	(4)	(37	)(5)	2,592

Balance at December 31, 2005	9,560		32		23,205	18,673		343		51,813
Acquired during the year						471	(4)			471
Impairment	(1,166)					(2,409)				(3,575)

Balance at December 31, 2006	$8,394		$32	$0	$23,205	$16,735		$343		$48,709

(1)	Approximately $4.1 million of goodwill was allocated to discontinued operations and excluded from this table. See note #24.

(2)	Includes items relating to our parent company and certain insignificant operations.

(3)	Goodwill and intangible assets associated with the acquisition of North. See note #2.

(4)	Goodwill associated with contingent consideration paid or accrued pursuant to an earn-out.

(5)	Goodwill and intangible assets associated with the acquisition of Midwest. See note #2.

During 2006 we recorded a goodwill impairment charge of $1.2 million at First Home Financial (FHF) which was acquired in 1998. FHF is a loan origination company based in Grand Rapids, Michigan that specializes in the financing of manufactured homes located in mobile home parks or communities and is a subsidiary of our IB segment above. Revenues and profits have declined at FHF over the last few years and have continued to decline in 2006. We test goodwill for impairment and based on the fair value of FHF (as determined by a valuation completed by a third party) the goodwill associated with FHF was reduced from $1.5 million to $0.3 million. This amount is included in Goodwill Impairment in the Consolidated Statements of Operations.

Also during 2006 we recorded a goodwill impairment charge of $2.4 million at Mepco which was acquired during 2003. Mepco provides payment plans to consumers to finance the purchase of vehicle service contracts (warranty business). During 2006 we executed a definitive agreement to sell the insurance premium financing line of business at Mepco (see note #24). The fair value of the remaining line of business at Mepco was estimated by a third party valuation. Goodwill was then allocated between the warranty business and the insurance premium finance business based on the respective fair values of each line of business. The fair value of the insurance premium finance business was based on the price at which this business was sold on January 15, 2007. As a result of this analysis, it was determined that the goodwill allocated to the warranty business at Mepco was impaired. This amount is included in Goodwill Impairment in the Consolidated Statements of Operations.

NOTE 8 — DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2006	2005	2004
	(In thousands)

Savings and NOW	$13,604	$8,345	$4,543
Time deposits under $100,000	14,020	9,203	7,972
Time deposits of $100,000 or more	46,666	24,357	13,824

Total	$74,290	$41,905	$26,339

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate time deposits in denominations of $100,000 or more amounted to $1.053 billion and $0.975 billion at December 31, 2006 and 2005, respectively. Time deposits acquired through broker relationships included in these amounts totaled $0.890 billion and $0.843 billion at December 31, 2006 and 2005, respectively.

A summary of the maturity of time deposits at December 31, 2006, follows:

(In thousands)

2007	$749,723
2008	160,904
2009	229,397
2010	174,749
2011	64,889
2012 and thereafter	64,956

Total	$1,444,618

NOTE 9 — OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2006	2005
	(In thousands)

Repurchase agreements	$83,431	$137,903
Advances from Federal Home Loan Bank	60,272	76,525
Notes payable	12,500	9,000
U.S. Treasury demand notes	7,475	3,613
Other	3	6

Total	$163,681	$227,047

Advances from the Federal Home Loan Bank (“FHLB”) are secured by our Banks’ unencumbered qualifying mortgage and home equity loans equal to at least 170% and 200%, respectively of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2006, our Banks had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $269.0 million. Interest expense on advances amounted to $4.2 million, $6.2 million and $5.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. During 2005 and 2004 we prepaid $1.4 million and $11.5 million, respectively, of FHLB advances and incurred losses during 2004 of $0.02 million. These losses were recorded in other expenses. There was no gain or loss incurred during 2005.

As members of the FHLB, our Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2006, our Banks were in compliance with the FHLB stock ownership requirements.

Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. If the FHLB exercises its conversion option, we may pay off that advance without penalty. At December 31, 2006, advances totaling $10 million, with a stated maturity of 2008 are convertible in 2007 and beyond.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity and weighted average interest rates of FHLB advances at December 31 follow:

	2006		2005
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2006			$3,011	3.92%
2007	$16,997	4.39%	6,994	3.20
2008	11,485	5.22	11,473	5.22
2009	1,484	5.91	1,478	5.92
2010	6,000	7.46	6,000	7.46
2011	2,250	5.89	2,250	5.89
2012 and thereafter	20,056	6.41	20,319	6.41

Total fixed-rate advances	58,272	5.66	51,525	5.65

Variable-rate advances
2006			25,000	4.18
2007	2,000	5.31

Total variable-rate advances	2,000	5.31	25,000	4.18

Total advances	$60,272	5.65%	$76,525	5.17%

Repurchase agreements are secured by U.S. Treasury, mortgage-backed, asset-backed and corporate securities with a carrying value of approximately $87.4 million and $152.3 million at December 31, 2006 and 2005, respectively which are being held by the counterparty to the repurchase agreement. The yield on repurchase agreements at December 31, 2006 and 2005 approximated 5.34% and 4.41%, respectively.

Repurchase agreements averaged $91.9 million, $171.2 million and $155.6 million during 2006, 2005 and 2004, respectively. The maximum amounts outstanding at any month end during 2006, 2005 and 2004 were $122.7 million, $204.4 million and $173.3 million, respectively. Interest expense on repurchase agreements totaled $4.6 million, $5.6 million and $2.3 million, for the years ended 2006, 2005 and 2004, respectively. The $83.4 million of repurchase agreements all mature in 2007. During 2006 we prepaid $26.8 million of repurchase agreements and incurred a loss of $0.03 million. These losses were recorded in other expenses.

Interest expense on Federal funds purchased totaled $4.5 million, $3.9 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

We have established an unsecured credit facility comprised of a $5.0 million term loan and a $15.0 million revolving credit agreement. At December 31, 2006, $7.5 million was outstanding on the revolving credit facility. The term loan accrues interest at three month libor plus 90 basis points, which was 6.26% at December 31, 2006. The revolving credit agreement accrues interest at the federal funds rate plus 90 basis points, which was 6.25% at December 31, 2006. We are also charged 28 basis points on the unused balance of the revolving credit facility. Under the credit facility, we are subject to certain restrictive covenants. As of December 31, 2006, we were in compliance with all covenants except for a requirement to maintain our allowance for loan losses equal to or greater than our non-performing loans. We have obtained a waiver of non compliance with this covenant. Under the term loan we are required to make quarterly installments of $0.5 million through June 30, 2009. Interest expense on the term loan totaled $0.4 million, $0.3 million and $0.1 million during 2006, 2005 and 2004 respectively. Interest expense on the revolving credit agreement totaled $0.5 million and $0.01 million during 2006 and 2005, respectively.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $758.9 million at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

At December 31, 2006 preferred securities totaling $62.4 million, qualified as Tier 1 capital.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2006	2005
	(In thousands)

Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$250,704	$265,954
Standby letters of credit	19,244	19,897

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2007.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The potential amount of liability related to periods prior to our April 2003 acquisition date has been determined to not exceed approximately $4.0 million. This potential liability primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account, the application of the law to those facts and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). We have been engaged in a process of reviewing individual account records at Mepco to determine the appropriate amount (if any) due to a customer. As of December 31, 2006 we had sent out approximately $2.6 million as a result of this review process and $1.4 million remains accrued at that date.

On September 30, 2004 we entered into an escrow agreement with the primary former shareholders of Mepco. This escrow agreement was entered into for the sole purpose of funding any obligations beyond the $2.7 million amount that we already had accrued. The escrow agreement gave us the right to have all or a portion of the escrow account distributed to us from time to time if the aggregate amount that we (together with any of our affiliates including Mepco) were required to pay to any third parties as a result of the matters being investigated exceeded $2.7 million.

On March 16, 2006, we entered into a settlement agreement with the former shareholders of Mepco, (the “Former Shareholders”) and Edward, Paul, and Howard Walder (collectively referred to as the “Walders”) for purposes of resolving and dismissing all pending litigation between the parties. Under the terms of the settlement, on April 3, 2006, the Former Shareholders paid us a sum of $2.8 million, half of which was paid in the form of cash and half of which was paid in shares of our common stock. In return, we released 90,766 shares of Independent Bank Corporation common stock held pursuant to the escrow agreement described above. As a result of settlement of the litigation, we recorded other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006.

The settlement covers both the claim filed by the Walders against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois, as well as the litigation filed by Independent Bank Corporation and Mepco against the Walders in the Ionia County Circuit Court of Michigan.

As permitted under the terms of the merger agreement under which we acquired Mepco, on April 3, 2006, we paid the accelerated earn-out payments for the last three years of the performance period ending April 30, 2008. Those payments totaled approximately $8.9 million. Also, under the terms of the merger agreement, the second year of the earn out for the year ended April 30, 2005, in the amount of $2.7 million was paid on March 21, 2006. As a result of the settlement and these payments, no future payments are due under the terms of the merger agreement under which we acquired Mepco.

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 — EARNINGS PER SHARE

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2006	2005	2004
	(In thousands, except per share amounts)

Income from continuing operations	$33,825	$45,705	$40,312

Net income	$33,203	$46,912	$38,558

Shares outstanding(1)	22,906	23,339	22,560
Effect of stock options	313	407	433
Stock units for deferred compensation plan for non-employee directors	53	51	50

Shares outstanding for calculation of diluted earnings per share(1)	23,272	23,797	23,043

Income per share from continuing operations
Basic	$1.48	$1.96	$1.79

Diluted	$1.45	$1.92	$1.75

Net income per share
Basic	$1.45	$2.01	$1.71

Diluted	$1.43	$1.97	$1.67

(1)	Shares outstanding have been adjusted for 5% stock dividends in 2006 and 2005.

Diluted income/loss per share attributed to discontinued operations was a loss of $0.03 and $0.08 in 2006 and 2004, respectively and income of $0.05 in 2005.

Weighted average stock options outstanding that were not considered in computing diluted earnings per share because they were anti-dilutive totaled 0.6 million, 0.1 million and 0.2 million for 2006, 2005 and 2004, respectively.

NOTE 13 — INCOME TAX

The composition of income tax expense from continuing operations for the years ended December 31 follows:

	2006	2005	2004
	(In thousands)

Current	$13,736	$14,436	$12,333
Deferred	(2,074)	3,030	2,380

Income tax expense	$11,662	$17,466	$14,713

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2006	2005	2004
	(In thousands)

Statutory rate applied to income from continuing operations before income tax	$15,920	$22,110	$19,259
Tax-exempt income	(4,028)	(4,243)	(3,732)
Mepco lawsuit settlement	(980)
Bank owned life insurance	(598)	(544)	(520)
Dividends paid to Employee Savings and Stock Ownership Plan	(336)	(293)	(262)
Goodwill impairment	1,251
Non-deductible meals, entertainment and memberships	202	147	101
Other, net	231	289	(133)

Income tax expense	$11,662	$17,466	$14,713

The deferred income tax benefit of $2.1 million in 2006, and deferred income tax expense of $3.0 million and $2.4 million in 2005 and 2004, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was $0.3 million, $0.7 million and $1.5 million during 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2006	2005
	(In thousands)

Deferred tax assets
Allowance for loan losses	$9,891	$8,161
Net operating loss carryforward	4,508	5,662
Deferred compensation	1,057	967
Loss on receivable from warrant payment plan seller	1,015
Mepco claims expense	608	556
Other than temporary impairment charge on securities available for sale	582	617
Fixed assets	541
Non accrual loan interest income	334
Severance payable	321	673
Deferred insurance premiums	111	173
Loans held for sale	102	93
Other		178

Gross deferred tax assets	19,070	17,080
Deferred tax liabilities
Mortgage servicing rights	5,183	4,704
Unrealized gain on securities available for sale	1,585	1,564
Purchase premiums, net	1,277	1,790
Unrealized gain on derivative financial instruments	358	998
Deferred loan fees	25	246
Fixed assets		269
Other	45

Gross deferred tax liabilities	8,473	9,571

Net deferred tax assets	$10,597	$7,509

At December 31, 2005, the Company had a net operating loss (“NOL”) carryforward of approximately $12.9 million which, if not used against taxable income, will expire as follows:

(In thousands)

2008	$87
2009	81
2010	6,779
2011	929
2012	411
2013	3,437
2014	189
2019	608
2020	359

Total	$12,880

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The use of the $12.9 million NOL carryforward, which was acquired through the acquisitions of Mutual Savings Bank, f.s.b. and North, is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

We believe that a valuation reserve is not necessary for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences and to reduce future taxable income.

NOTE 14 — EMPLOYEE BENEFIT PLANS

We maintain a long-term incentive plan for our non-employee directors as well as certain of our officers and those of our banks and other subsidiaries. This plan, which is shareholder-approved, permits the grant of share based payments for up to 0.5 million shares of common stock. We believe that such awards better align the interests of our officers and directors with those of our shareholders. No share based payments were made during 2006. Prior to January 1, 2006 we granted stock options under the plan which were generally granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

A summary of outstanding and exercisable stock option grants and transactions follows:

		Average
	Number of	Exercise
	Shares	Price

Outstanding at January 1, 2006	1,596,399	$19.65
Granted
Exercised	(66,956)	11.04
Forfeited	(48,167)	26.13

Outstanding at December 31, 2006	1,481,276	$19.82

The aggregate intrinsic value and weighted-average remaining contractual term of outstanding and exercisable options at December 31, 2006 were $8.8 million and 6.29 years, respectively.

The following summarizes certain information regarding options exercised during the periods ending December 31, 2006:

	2006	2005	2004
	(In thousands)

Intrinsic value	$972	$2,610	$5,351

Cash proceeds received	$738	$1,962	$1,895

Tax benefit realized	$308	$698	$1,451

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. During 2006, 2005 and 2004, $2.1 million, $3.3 million and $1.5 million respectively, was expensed for these retirement plans.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $0.3 million, $3.0 million, and $2.1 million, in 2006, 2005 and 2004, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.4 million, $4.0 million and $4.0 million, in 2006, 2005 and 2004, respectively. These insurance programs are also available to retired employees at their expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 — DERIVATIVE FINANCIAL INSTRUMENTS

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

		2006
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$489,409	3.1	$(4,457)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$95,000	1.6	$1,318
Interest-rate cap agreements	250,500	2.2	1,714

	$345,500	2.0	$3,032

No hedge designation
Pay-variable interest-rate swap agreements	29,000	0.5	(34)
Interest-rate cap agreements	40,000	1.8	115
Rate-lock real estate mortgage loan commitments	45,104	0.1	(31)
Mandatory commitments to sell real estate mortgage loans	43,163	0.1	99

Total	$157,267	0.6	$149

		2005
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$373,659	3.6	$(7,339)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$228,000	1.4	$3,191
Interest-rate cap agreements	130,000	3.0	1,248

	$358,000	2.0	$4,439

No hedge designation
Pay-fixed interest-rate swap agreements	$5,000	0.1	$8
Pay-variable interest-rate swap agreements	25,000	0.2	(44)
Interest-rate cap agreements	10,000	2.7	81
Rate-lock real estate mortgage loan commitments	39,876	0.1	33
Mandatory commitments to sell real estate mortgage loans	39,156	0.1	(98)

Total	$119,032	0.3	$(20)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, our Banks will receive cash if interest rates rise above a predetermined level. As a result, our Banks effectively have variable-rate debt with an established maximum rate. Our Banks pay an upfront premium on interest rate caps which are recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $2.2 million and $1.5 million at December 31, 2006 and 2005, respectively.

It is anticipated that $0.7 million, net of tax, of unrealized gains on Cash Flow Hedges at December 31, 2006, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2006 is 5.4 years.

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

The impact of SFAS #133 on net income and other comprehensive income is as follows:

		Other
		Comprehensive
	Net Income	Income	Total
	(In thousands)

Change in fair value during the year ended December 31, 2006
Interest rate swap agreements not designated as hedges	$2		$2
Interest rate cap agreements not designated as hedges	34		34
Rate-lock real estate mortgage loan commitments	(64)		(64)
Mandatory commitments to sell real estate mortgage loans	197		197
Ineffectiveness of fair value hedges	4		4
Ineffectiveness of cash flow hedges	2		2
Cash flow hedges		$(5,955)	(5,955)
Reclassification adjustment		3,276	3,276

Total	175	(2,679)	(2,504)
Federal income tax	61	(938)	(877)

Total, net of federal income tax	$114	$(1,741)	$(1,627)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Other
		Comprehensive
	Net Income	Income	Total
	(In thousands)

Change in fair value during the year ended December 31, 2005
Interest rate swap agreements not designated as hedges	$(54)		$(54)
Interest rate cap agreements not designated as hedges	19		19
Rate-lock real estate mortgage loan commitments	(59)		(59)
Mandatory commitments to sell real estate mortgage loans	(38)		(38)
Ineffectiveness of fair value hedges	(57)		(57)
Cash flow hedges		$1,721	1,721
Reclassification adjustment		697	697

Total	(189)	2,418	2,229
Federal income tax	(66)	846	780

Total, net of federal income tax	$(123)	$1,572	$1,449

Change in fair value during the year ended December 31, 2004
Interest rate swap agreements not designated as hedges	$101		$101
Rate-lock real estate mortgage loan commitments	(102)		(102)
Mandatory commitments to sell real estate mortgage loans	80		80
Ineffectiveness of fair value hedges	16		16
Cash flow hedges		$704	704
Reclassification adjustment		4,815	4,815

Total	95	5,519	5,614
Federal income tax	33	1,932	1,965

Total, net of federal income tax	$62	$3,587	$3,649

Accumulated other comprehensive income included derivative gains, net of tax, of $0.5 million, $2.4 million and $0.9 million at December 31, 2006, 2005 and 2004.

NOTE 16 — RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers of the Banks during 2006 and 2005.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2006	2005
	(In thousands)

Balance at beginning of year	$19,127	$11,757
New loans and advances	5,381	16,823
Repayments	(10,625)	(9,453)

Balance at end of year	$13,883	$19,127

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deposits held by us for directors and executive officers totaled $4.0 million and $4.5 million at December 31, 2006 and 2005, respectively.

NOTE 17 — OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2006	2005	2004
	(In thousands)

Data processing	$5,619	$4,905	$4,324
Advertising	3,997	4,311	3,662
Credit card and bank service fees	3,839	2,952	2,089
Loan and collection	3,610	4,102	3,500
Communications	3,556	3,724	3,333
Amortization of intangible assets	2,423	2,529	2,123
Loss on receivable from warranty payment plan seller	2,400
Supplies	2,113	2,247	2,091
Legal and professional	1,853	2,509	2,597
Other	5,747	6,957	6,272

Total other non-interest expense	$35,157	$34,236	$29,991

NOTE 18 — LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2006, follows:

(In thousands)

2007	$1,274
2008	701
2009	573
2010	510
2011	455
2012 and thereafter	4,551

Total	$8,064

Rental expense on operating leases totaled $1.2 million, $1.2 million and $1.0 million in 2006, 2005 and 2004, respectively.

NOTE 19 — CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counter-party, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

significant concentrations by collateral type at December 31, 2006 include loans secured by residential real estate which totaled $962.1 million, construction and development loans which totaled $254.6 million and finance receivables secured by vehicle service contracts which totaled $183.7 million.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2006: Operators of Nonresidential Buildings; Land Subdividers and Developers; Operators of Apartment Buildings and Construction and General Contractors. A geographic concentration arises because the Company primarily conducts its lending activities in the State of Michigan.

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

The following represents Mepco’s five largest concentrations for warranty finance as of December 31, 2006:

Company Name	AM Best Rating	Net Counterparty Exposure(1)
		(In thousands)

Lyndon Property Insurance Company(2)	A—	$43,469
Warrantech Corporation(3)	Not applicable	32,746
Capital Assurance RRG, Inc.	Not applicable	9,340
Warranty America, LLC	Not applicable	7,951
First Warranty Group	Not applicable	7,074

(1)	Receivables are net of unfunded payment plans (financed premiums payable) and any funds held by Mepco in a security and control (collateral) account.

(2)	Lyndon Property Insurance Company is a subsidiary of Protective Life Corporation.

(3)	Warrantech Corporation is a subsidiary of H.I.G. Capital LLC

NOTE 20 — REGULATORY MATTERS

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Banks can pay to us. At December 31, 2006, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that our Banks can pay us without prior regulatory approval was $73.9 million. It is not our intent to have dividends paid in amounts which would reduce the capital of our Banks to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2006 and 2005, categorized each of our Banks as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

			Minimum Ratio for	Minimum Ratio for
	Actual		Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions
	(Dollars in thousands)

2006
Total capital to risk-weighted assets
Consolidated	$286,599	10.75%	8.00%	NA
Independent Bank	112,103	10.48	8.00	10.00%
Independent Bank West Michigan	68,072	10.59	8.00	10.00
Independent Bank South Michigan	40,005	10.83	8.00	10.00
Independent Bank East Michigan	59,643	10.45	8.00	10.00
Tier 1 capital to risk-weighted assets
Consolidated	$256,287	9.62%	4.00%	NA
Independent Bank	102,255	9.56	4.00	6.00%
Independent Bank West Michigan	59,969	9.33	4.00	6.00
Independent Bank South Michigan	35,804	9.70	4.00	6.00
Independent Bank East Michigan	52,459	9.19	4.00	6.00
Tier 1 capital to average assets
Consolidated	$256,287	7.62%	4.00%	NA
Independent Bank	102,255	7.30	4.00	5.00%
Independent Bank West Michigan	59,969	7.92	4.00	5.00
Independent Bank South Michigan	35,804	7.15	4.00	5.00
Independent Bank East Michigan	52,459	7.59	4.00	5.00
2005
Total capital to risk-weighted assets
Consolidated	$264,816	10.27%	8.00%	NA
Independent Bank	109,959	10.44	8.00	10.00%
Independent Bank West Michigan	65,213	10.76	8.00	10.00
Independent Bank South Michigan	37,790	10.78	8.00	10.00
Independent Bank East Michigan	59,237	10.61	8.00	10.00
Tier 1 capital to risk-weighted assets
Consolidated	$239,931	9.31%	4.00%	NA
Independent Bank	101,228	9.61	4.00	6.00%
Independent Bank West Michigan	57,979	9.57	4.00	6.00
Independent Bank South Michigan	34,460	9.83	4.00	6.00
Independent Bank East Michigan	53,634	9.61	4.00	6.00
Tier 1 capital to average assets
Consolidated	$239,931	7.40%	4.00%	NA
Independent Bank	101,228	7.46	4.00	5.00%
Independent Bank West Michigan	57,979	8.06	4.00	5.00
Independent Bank South Michigan	34,460	7.23	4.00	5.00
Independent Bank East Michigan	53,634	7.91	4.00	5.00

NA — Not applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

The estimated fair values and recorded book balances at December 31 follow:

	2006		2005
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
	(In thousands)

Assets
Cash and due from banks	$73,100	$73,100	$67,500	$67,500
Securities available for sale	434,800	434,800	483,400	483,400
Net loans and loans held for sale	2,462,100	2,488,400	2,346,000	2,378,500
Bank owned life insurance	41,100	41,100	39,500	39,500
Accrued interest receivable	18,100	18,100	16,100	16,100

Liabilities
Deposits with no stated maturity	$1,158,200	$1,158,200	$1,156,400	$1,156,400
Deposits with stated maturity	1,442,400	1,444,600	1,311,800	1,317,800
Other borrowings	315,200	312,000	377,300	371,500
Accrued interest payable	14,600	14,600	10,000	10,000
Derivative financial instruments	1,300	1,300	2,900	2,900

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

NOTE 22 — OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have five reportable segments: Independent Bank (“IB”), Independent Bank West Michigan (“IBWM”), Independent Bank South Michigan (“IBSM”), Independent Bank East Michigan (“IBEM”) and Mepco Finance Corporation (“Mepco”). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments. Certain operational and administrative functions have been consolidated at the parent company and the costs of these functions are allocated to each segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of selected financial information for our reportable segments follows:

	IB(1)	IBWM(1)	IBSM(1)	IBEM	Mepco	Other(2)	Elimination	Total
	(In thousands)

2006
Total assets	$1,025,949	$779,388	$503,614	$712,404	$401,267	$347,105	$(339,829)	$3,429,898
Interest income	66,132	52,010	31,781	47,496	20,115	20	(659)	216,895
Net interest income	38,899	33,182	17,752	28,809	11,023	(6,301)	(167)	123,197
Provision for loan losses	3,419	4,710	1,817	6,124	274			16,344
Income (loss) from continuing operations before income tax	17,070	16,814	9,344	7,248	(361)	(4,749)	121	45,487
Discontinued operations, net of tax					(622)			(622)
Net income (loss)	12,844	11,889	7,271	5,708	(1,972)	(2,480)	(57)	33,203
2005
Total assets	$1,014,008	$737,563	$489,457	$716,525	$398,891	$346,315	$(346,911)	$3,355,848
Interest income	63,081	41,024	26,421	40,556	22,163	22	(232)	193,035
Net interest income	43,160	30,020	16,952	29,112	16,465	(5,710)	(63)	129,936
Provision for loan losses	1,731	2,462	2,291	1,300	22			7,806
Income (loss) from continuing operations before income tax	27,083	16,953	8,699	11,117	11,054	(6,661)	(5,074)	63,171
Discontinued operations, net of tax					1,207			1,207
Net income (loss)	19,828	11,927	6,775	8,326	8,056	(4,466)	(3,534)	46,912
2004
Total assets	$1,183,924	$507,574	$433,573	$674,799	$282,680	$321,436	$(309,959)	$3,094,027
Interest income	63,317	28,539	20,780	29,063	12,535	61	(69)	154,226
Net interest income	45,223	22,568	14,500	22,685	11,199	(4,939)		111,236
Provision for loan losses	2,095	681	466	644	130			4,016
Income (loss) from continuing operations before income tax	24,085	14,751	8,858	9,515	5,716	(7,279)	(621)	55,025
Discontinued operations, net of tax					(1,754)			(1,754)
Net income (loss)	17,816	10,480	6,567	7,232	1,999	(4,915)	(621)	38,558

(1)	During 2005 certain loans, other assets and deposits were sold by IB to IBWM and IBSM as part of a branch realignment.

(2)	Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 23 —	INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
	(In thousands)

ASSETS
Cash and due from banks	$14,131	$10,882
Investment in subsidiaries	318,113	321,702
Other assets	12,289	11,526

Total Assets	$344,533	$344,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$12,500	$9,000
Subordinated debentures	64,947	64,947
Other liabilities	8,919	21,904
Shareholders’ equity	258,167	248,259

Total Liabilities and Shareholders’ Equity	$344,533	$344,110

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries	$42,650	$42,500	$26,350
Management fees from subsidiaries and other income	23,570	23,166	20,246

Total Operating Income	66,220	65,666	46,596

OPERATING EXPENSES
Interest expense	6,321	5,732	5,000
Administrative and other expenses	22,611	24,921	23,467

Total Operating Expenses	28,932	30,653	28,467

Income Before Income Tax and (Excess dividends from) Undistributed Net Income of Subsidiaries	37,288	35,013	18,129
Income tax benefit	2,479	2,477	2,685

Income Before (Excess dividends from) Equity in Undistributed Net Income of Subsidiaries Continuing Operations	39,767	37,490	20,814
(Excess dividends from) equity in undistributed net income of subsidiaries continuing operations	(5,942)	8,215	19,498

Income From Continuing operations	33,825	45,705	40,312
Discontinued operations	(622)	1,207	(1,754)

Net Income	$33,203	$46,912	$38,558

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Net Income	$33,203	$46,912	$38,558

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	1,897	1,575	1,238
Gain on sale of securities		(1,425)
Increase in other assets	(1,059)	(521)	(457)
Increase (decrease) in other liabilities	(9,094)	4,848	2,930
Excess dividends (Equity in undistributed net income) of subsidiaries continuing operations	5,942	(8,215)	(19,498)
Excess dividends (Equity in undistributed net income) of subsidiaries discontinued operations	622	(1,207)	1,754

Total Adjustments	(1,692)	(4,945)	(14,033)

Net Cash from Operating Activities	31,511	41,967	24,525

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale		1,963
Investment in subsidiaries	(1,500)	(17,750)	(16,889)
Capital expenditures	(1,772)	(1,652)	(2,315)

Net Cash Used in Investing Activities	(3,272)	(17,439)	(19,204)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	13,500	2,000
Proceeds from long-term debt			10,000
Repayment of long-term debt	(2,000)	(2,000)	(1,000)
Repayment of other borrowings	(8,000)
Dividends paid	(17,547)	(15,320)	(12,500)
Repurchase of common stock	(11,989)	(13,065)	(2,002)
Proceeds from issuance of common stock	1,046	2,051	1,975

Net Cash Used in Financing Activities	(24,990)	(26,334)	(3,527)

Net Increase (Decrease) in Cash and Cash Equivalents	3,249	(1,806)	1,794
Cash and Cash Equivalents at Beginning of Year	10,882	12,688	10,894

Cash and Cash Equivalents at End of Year	$14,131	$10,882	$12,688

NOTE 24 — DISCONTINUED OPERATIONS

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). We received $176.0 million of cash that was utilized to payoff Brokered CD’s and short-term borrowings at Mepco’s parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business. We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenses associated with Mepco’s insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations. Likewise, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition. We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

Funding for Mepco’s insurance premium and warranty businesses is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with brokered certificates of deposit. Liabilities of discontinued operations include amounts allocable to Mepco’s insurance premium financing business that will not be assumed by the purchaser. Mepco is charged interest by its parent company based upon the amount borrowed at an interest rate that approximates the parent company’s borrowing rate. Interest expense recorded by Mepco was allocated to discontinued operations based primarily upon the ratio of insurance premium finance receivables to Mepco’s total finance receivables.

The major classes of assets and liabilities of discontinued operations were as follows:

	December 31,
	2006	2005
	(In thousands)

ASSETS OF DISCONTINUED OPERATIONS
Cash and due from banks	$167	$64
Loans:
Gross insurance premium finance receivables	189,392	186,843
Deferred finance income	(4,715)	(4,400)
Deferred loan origination costs	1,161	1,001

Total loans	185,838	183,444
Allowance for Loan Losses	(1,265)	(615)

Net loans	184,573	182,829
Property and equipment, net	68	92
Goodwill	4,133	4,133
Other intangibles	303	452
Accrued income and other assets	188	538

Total Assets of Discontinued Operations	$189,432	$188,108

LIABILITIES OF DISCONTINUED OPERATIONS
Deposits — Time	$165,496	$166,818
Financed premiums payable	15,655	10,618
Accrued expenses and other liabilities	2,525	1,244

Total Liabilities of Discontinued Operations	$183,676	$178,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of discontinued operations are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Interest income — interest and fees on loans	$16,317	$11,889	$8,321
Interest expense	9,231	5,456	2,024

Net Interest Income	7,086	6,433	6,297
Provision for loan losses	1,068	265	293

Net Interest Income After Provision for Loan Losses	6,018	6,168	6,004

NON-INTEREST EXPENSE
Compensation and employee benefits	1,459	1,548	2,915
Occupancy, net	356	273	197
Furniture, fixtures and equipment	188	173	166
Other expenses	5,127	2,226	5,397

Total Non-interest Expense	7,130	4,220	8,675

Income (Loss) Before Income Taxes	(1,112)	1,948	(2,671)
Income tax expense (benefit)	(490)	741	(917)

Income (loss) from discontinued operations	$(622)	$1,207	$(1,754)

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)

2006
Interest income	$51,986	$54,284	$54,838	$55,787
Net interest income	31,735	31,606	30,004	29,852
Provision for loan losses	1,386	2,511	4,484	7,963
Income from continuing operations before income tax expense	16,649	14,400	12,891	1,547
Discontinued operations	(713)	180	567	(656)
Net income	12,343	10,602	9,951	307
Income per share from continuing operations
Basic	$0.57	$0.45	$0.41	$0.04
Diluted	0.56	0.45	0.40	0.04
Net income per share
Basic	$0.54	$0.46	$0.43	$0.01
Diluted	0.53	0.45	0.43	0.01

2005
Interest income	$45,056	$47,498	$49,290	$51,191
Net interest income	31,909	32,739	32,670	32,618
Provision for loan losses	1,563	2,415	1,431	2,397
Income from continuing operations before income tax expense	15,025	16,415	16,318	15,413
Discontinued operations	351	399	197	260
Net income	11,301	12,126	12,048	11,437
Income per share from continuing operations
Basic	$0.47	$0.50	$0.51	$0.48
Diluted	0.46	0.49	0.50	0.47
Net income per share
Basic	$0.48	$0.52	$0.52	$0.49
Diluted	0.47	0.51	0.51	0.48

During the fourth quarter of 2006 we recognized $3.0 million of goodwill impairment at Mepco and FHF and a $2.4 million expense related to a reserve on a receivable from a warranty payment plan seller at Mepco. These costs are included in goodwill impairment and other expenses, respectively, on the consolidated statements of operations.

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares						Cash Dividends
	2006			2005			Declared
	High	Low	Close	High	Low	Close	2006	2005

First quarter	$27.14	$24.68	$27.10	$28.67	$25.73	$26.10	$0.19	$0.17
Second quarter	27.62	24.38	25.05	27.21	24.39	25.80	0.19	0.17
Third quarter	25.59	23.85	24.28	28.56	25.84	27.66	0.20	0.18
Fourth quarter	25.76	23.00	25.29	28.38	24.88	25.93	0.20	0.18

We have approximately 2,500 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Banks and by regulatory capital guidelines applicable to us.

OFFICERS AND DIRECTORS
INDEPENDENT BANK CORPORATION

OFFICERS

Michael M. Magee Jr. • Robert N. Shuster •  Richard E. Butler • Peter R. Graves • Charles F. Schadler • James J. Twarozynski • Julie T. Anderson • Corina R. Cline • Sandra A. Dine • Robert L. Dood •  Dennis D. Gale • Steven L. Germond • Lori K. Gogulski •  Deborah E. Herman •  Rita R. Leudesdorff •  Cheryl L. McKellar • Patrick A. Miller • Dean M. Morse • Laurinda M. Neve • Scott E. Petersen • Shelby L. Reno • Thomas A. Rinness • James L. Smith • David W. Troyer • Alisa D. Anderson • Amy L. Anderson •  Cynthia L. Blackmer • Toni A. Buys • Deborah A. Campbell • David L. Edwards • Janice E. Gustafson • Philip J. Hamlin • Lynne M. Hunt • Shirley A. Johns • Beth A. Kaphing •  Nancy F. Lohrer • Jeri L. May  • Victor L. Munn • Elizabeth S. Peabody • Earl W. Petrimoulx • Mary K. Prater • Amy G. Robinson • Brent J. Smith • Troy A. Smith • Michael J. Steele •  Amie L. Stout • Mary Jo Troost • Linda K. Winters

BOARD OF DIRECTORS

Charles C. Van Loan, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee Jr. • James E. McCarty • Charles A. Palmer

INDEPENDENT BANK AND SUBSIDIARIES

OFFICERS

William B. Kessel • Gary C. Dawley • Beth J. Jungel • R. Darren Rhoads • Michael J. Stodolak • Robert J. Thomas •  Jerry E. White • Larry L. Arendt • Sharon J. Brown • Steven E. Canole • James L. Hill • Caryl J. Irrer • Daniel P. McEvoy • Thomas A. McKinley • Rona L. Mehl • Denise M. Parkinson • Patrick M. Rokosz •  Jerome P. Schmidt • Dennis J. Werner • Christine M. Aldrich • Kay A. Burks • Alycia L. Bye • Teresa L. Conroy • Mary A. Cosbitt • Daniel J. Couveau  • Mark F. Delestowicz • Mary S. Doak • Gary E. Ebel • Theresa I. Erickson • Norma K. Flewelling • Kimberly A. Foldie • Lisa M. Foy • Renee L. Gradowski • Denise A. Harkness • Mary M. Holzheuer • Charles T. Manning •  Terri K. Marx-Schnetzler •  Richard S. Michaels • Joseph J. Neering •  Ralph W. Putnam • Linda L. Rasdorf • Cheryl L. Ratynski • James A. Simcox •  Katherine L. Taskey

BOARD OF DIRECTORS

W. Lynn Weimer, Chairman • Robert L. Hetzler • William B. Kessel • Michael M. Magee Jr. • James E. McCarty • Brenda S. Rowley • Richard A. Spencer • Charles C. Van Loan

DIRECTORS EMERITI

Loren C. Adgate • A. Ross Huffman • Thomas F. Kohn • Robert J. Leppink • Rex P. O’Connor • Carleton T. Wilson • Arch V. Wright Jr.

INDEPENDENT BANK EAST MICHIGAN AND SUBSIDIARIES

OFFICERS

Ronald L. Long • David A. Dornbrook • Michael J. Furst • Raymond P. Stecko • Martin W. Bahr • Steven G. Broda • Thomas F. Gammon • Romy F. Gingras, CFP® CLU • Bonnie M. Hanna • Robert B. Mahloy • Patricia A. Sparrow • David A. Verkeyn • Neil R. Warriner • Richard J. Wolff • Kathryn M. Block • Daniel P. Dueweke • Amy L. Farnum • Jane M. Fluegel • Patricia A. Gilley • Barbara J. Haranda • Randall L. Howard • Russell J. Kacin • Susan K. Ross • Claudia J. Tesch • Steven F. Valice • Christina A. Vroman • Paul T. Whalen

OFFICERS AND DIRECTORS — Continued

BOARD OF DIRECTORS

Mike H. Coulter, Chairman • Frank A. Borschke • Kurt K. Ewald • Mark H. Gettel • Terry L. Haske • Catharine B. LaMont • Ronald L. Long • Clarke B. Maxson • Thomas J. Strobl • Jean T. Talaski • Gary L. Vollmar • William C. Young

DIRECTORS EMERITI

Daniel E. Herman • Alan K. Shaw

INDEPENDENT BANK SOUTH MICHIGAN AND SUBSIDIARIES

OFFICERS

Edward B. Swanson • Denise E. Wheaton • Cheryl A. Bartholic • Ronald J. Eible • David S. Flower • David E. Gillison • Mark K. MacLellan • Deborah S. Stehlik • Rosemary K. Atwood • Joseph M. Campbell • Pamela J. Cole • Josh J. Goss • Janet M. Green • Joanne L. Herendeen • Kathleen M. Hendershot • Daniel W. Klauka • Susan M. Lathrop • Colleen R. Michels • Raymond E. Pape • Thomas R. Ruis • Renee L. Underwood • Brian W. Vicary • Kelly A. Wolgamott

BOARD OF DIRECTORS

Fred L. Poston, Chairman • Donna J. Banks • E. James Barrett • Charles A. Palmer • Stanley A. Smith • Edward B. Swanson

DIRECTORS EMERITI

Max W. DeCamp • Jonathan E. Maire • Norman M. Mitchell • Paul D. Piepkow • Larry L. Richardson • Ralph C. Vahs

INDEPENDENT BANK WEST MICHIGAN AND SUBSIDIARIES

OFFICERS

David C. Reglin • Larry R. Daniel Jr. • José A. Infante • Scott D. Raymond • Hank B. Risley • Tami E. Coates • Daniel B. DeLong • Michael D. Finstrom • Rick J. Goerner • Stephen R. Hale • Stephen M. Hallead • Mark D. Hofmeyer • Thomas R. Jessmore • Thomas Edison Lane • Kevin A. Langseth • Jane M. Meyer • Guerin T. Pierre • Steven R. Pike • Doreen A. Rademacher • Brian R. Talbot • Trevor N. Tooker • Armando Hernandez • James B. Badgero • Forrest W. Bowman • Lisa L. Brown • Coni R. Burns • Sheryl A. Conklin • Mark L. Davis II • Kelly J. DeWindt • Janine A. Erridge • Pamela S. Fortin • Christopher T. Hebel • Jenny M. Houghton • Cheryl A. Koster • Jennifer M. May  •  Laura J. McDowell • Jennifer L. Meyers • Cathy K. Norkus • David K. Robach • Kimberly J. VanderArk • Sandra K. Wagner • Sueann L. Walz • Katherine C. Weaver

BOARD OF DIRECTORS

John J. Wheeler, Chairman • Daniel A. Balice • Neil C. Blakeslee • Jeffrey A. Bratsburg • Elizabeth A. Cherin • Stephen L. Gulis Jr. • Kevin B. Jeffers • David C. Reglin

DIRECTORS EMERITI

Ralph G. Bergman • William F. Ehinger • Emiel Kempf • A.G. Meyer • Kenneth R. Shaw

OFFICERS AND DIRECTORS — Continued

INDEPENDENT TITLE SERVICES, INC.

OFFICERS

Michael J. Cole

MEPCO FINANCE CORPORATION

OFFICERS

Theresa F. Kendziorski • Scott A. McMillan • Douglas A. Greenwood • Lee G. Tocher

FIRST HOME FINANCIAL, INC.

OFFICERS

Tony P. Mlejnek