Form 10-K, Exhibit 13
period 2007-12-31
INDEPENDENT BANK CORP /MI/
filed 2008-03-12
CIK 39311

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS
Interest income	$223,254	$216,895	$193,035	$154,226	$134,361
Interest expense	102,663	93,698	63,099	42,990	43,481

Net interest income	120,591	123,197	129,936	111,236	90,880
Provision for loan losses	43,160	16,344	7,806	4,016	3,843
Net gains on the sale of real estate mortgage loans	4,317	4,593	5,370	5,956	16,269
Other non-interest income	42,828	40,257	37,456	32,304	26,251
Non-interest expenses	115,724	106,216	101,785	90,455	79,281

Income from continuing operations before income tax	8,852	45,487	63,171	55,025	50,276
Income tax expense (benefit)	(1,103)	11,662	17,466	14,713	13,322

Income from continuing operations	9,955	33,825	45,705	40,312	36,954
Discontinued operations, net of tax	402	(622)	1,207	(1,754)	638

Net income	$10,357	$33,203	$46,912	$38,558	$37,592

PER COMMON SHARE DATA (1)
Income from continuing operations
Basic	$0.44	$1.48	$1.96	$1.79	$1.71
Diluted	0.44	1.45	1.92	1.75	1.67
Net income
Basic	$0.46	$1.45	$2.01	$1.71	$1.74
Diluted	0.45	1.43	1.97	1.67	1.70
Cash dividends declared	0.84	0.78	0.71	0.60	0.53
Book value	10.62	11.29	10.75	9.86	7.53
SELECTED BALANCES
Assets	$3,276,082	$3,429,898	$3,355,848	$3,094,027	$2,361,014
Loans	2,546,896	2,483,395	2,372,317	2,086,482	1,575,055
Allowance for loan losses	45,294	26,879	22,420	24,162	16,455
Deposits	2,505,127	2,602,791	2,474,239	2,063,707	1,621,086
Shareholders’ equity	240,502	258,167	248,259	230,292	162,216
Long-term debt	1,000	3,000	5,000	7,000
SELECTED RATIOS
Tax equivalent net interest income to average interest earning assets	4.26%	4.41%	4.85%	4.89%	4.80%
Income from continuing operations to Average equity	3.96	13.06	18.63	20.30	24.47
Average assets	0.31	0.99	1.42	1.48	1.66
Net income to
Average equity	4.12	12.82	19.12	19.42	24.89
Average assets	0.32	0.97	1.45	1.42	1.69
Average shareholders’ equity to average assets	7.72	7.60	7.61	7.31	6.80
Tier 1 capital to average assets	7.44	7.62	7.40	7.36	7.91
Non-performing loans to Portfolio Loans	3.03	1.58	0.70	0.69	0.76

(1)	Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

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

RESULTS OF OPERATIONS

Summary.  Income from continuing operations totaled $10.0 million in 2007 compared to $33.8 million in 2006 and $45.7 million in 2005. Net income totaled $10.4 million in 2007 compared to $33.2 million in 2006 and $46.9 million in 2005. The decline in income from continuing operations and in net income is due primarily to a decline in net interest income and an increase in the provision for loan losses and increases in certain components of non-interest expense.

On January 15, 2007, Mepco Insurance Premium Financing, Inc., now known as Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

We completed the acquisition of ten branches with total deposits of approximately $241.4 million from TCF National Bank on March 23, 2007 (the “branch acquisition”). These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan. As a result of this transaction, we received $210.1 million of cash. We used the proceeds from this transaction primarily to payoff higher costing short term borrowings and brokered certificates of deposit (“Brokered CD’s). The acquisition of these branches resulted in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income during the last nine months of 2007. However, non-interest expenses also increased due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses. As is customary in branch acquisitions, the purchase price ($28.1 million) was based on acquired deposit balances. We also reimbursed the seller $0.2 million for certain transaction related costs. Approximately $10.8 million of the premium paid was recorded as deposit customer relationship value, including core deposit value and will be amortized over 15 years (the remainder of the premium paid was recorded as goodwill). The branch acquisition has resulted in an increase in the amount of amortization of intangible assets. We also incurred other transaction costs (primarily investment banking fees, legal fees, severance costs and data processing conversion fees) of approximately $0.8 million, of which $0.5 million was capitalized as part of the acquisition price and $0.3 million was expensed. In addition, the transaction included $3.7 million for the personal property and real estate associated with these branches.

In September 2007 we completed the consolidation of our four bank charters into one. The primary reasons for this bank consolidation were:

•	To better streamline our operations and corporate governance structure;

•	To enhance our risk management processes, particularly credit risk management through more centralized credit management functions;

•	To allow for more rapid development and deployment of new products and services; and

•	To improve productivity and resource utilization leading to lower non-interest expenses.

During the last half of 2007 we incurred approximately $0.8 million of one-time expenses (primarily related to the data processing conversion and severance costs for employee positions that were eliminated) associated with this consolidation. Other than an estimated $4 million to $4.5 million (pre-tax) in annual reductions in non-interest expenses, we do not expect the bank consolidation to have a material impact on our financial condition or results of operations. However, to date the benefit of these reductions in non-interest expenses due to the bank consolidation have been largely offset by higher loan and collection costs and increased staffing associated with the management of significantly higher levels of watch credits, non-performing loans and other real estate owned. (See “Portfolio Loans and asset quality.”)

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2007	2006	2005

Income from continuing operations to
Average equity	3.96%	13.06%	18.63%
Average assets	0.31	0.99	1.42
Net income to
Average equity	4.12%	12.82%	19.12%
Average assets	0.32	0.97	1.45
Income per share from continuing operations
Basic	$0.44	$1.48	$1.96
Diluted	0.44	1.45	1.92
Net income per share
Basic	$0.46	$1.45	$2.01
Diluted	0.45	1.43	1.97

Our focus is on long-term results, taking into consideration certain components of our revenues that are cyclical in nature (such as mortgage banking) which can cause fluctuations in our earnings per share from year to year. Historically, we were successful in growing earnings per share. For example, we achieved an average annual compound growth rate in earnings per share of 18% for the five year period from 2000 through 2005. Our primary strategies for achieving long-term growth in earnings per share include: earning asset growth (both organic and through acquisitions), diversification of revenues (within the financial services industry), effective capital management (efficient use of our shareholders’ equity) and sound risk management (credit, interest rate, liquidity and regulatory risks). Based on these standards, we did not achieve our profitability objectives during 2007 or 2006. Erosion in our net interest margin and a significant increase in our provision for loan losses were the primary factors contributing to reduced profitability. Our discussion and analysis of results of operations and financial condition will focus on these elements.

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

Tax equivalent net interest income totaled $126.7 million during 2007, compared to $129.8 million and $136.3 million during 2006 and 2005, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. In this presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $6.1 million, $6.6 million and $6.4 million in 2007, 2006 and 2005, respectively, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income in 2007 compared to 2006 reflects a 15 basis point decline in our tax equivalent net interest income as a percent of average interest-earning assets (“Net Yield”) that was partially offset by a $28.5 million increase in average interest-earning assets. The decrease in tax equivalent net interest income in 2006 compared to 2005 reflects a 44 basis point decline in our Net Yield that was partially offset by a $131.1 million increase in average interest-earning assets. The decline in our Net Yield during 2007 and 2006 primarily reflects the adverse impact of higher short term interest rates and the flat yield curve environment. Although our yield on average interest earnings assets rose in both 2007 and 2006 this did not keep pace with the rise in our cost of funds. Generally higher short term interest rates pushed our funding costs up and also caused some migration by our deposit customers out of lower cost core deposits (such as checking and savings accounts) into higher costing short term certificates of deposit. In addition, higher levels of non-performing loans in 2007 and 2006 also adversely impacted our level of tax equivalent net interest income.

From mid-2004 through mid-2006 the Federal Reserve Bank (“FRB”) pushed the target federal funds rate up from 1% to 5.25%. The target federal funds rate then remained at 5.25% until September 2007. During this time period the yield curve also flattened and in some cases even inverted. This interest rate environment caused an erosion in the Net Yield of many financial institutions, including us. Since September 2007, the FRB has initiated an easing process primarily in response to weakening economic conditions, particularly in the housing sector. From September 2007 to February 2008 the FRB has reduced the target federal funds rate from 5.25% to 3%. In addition, the yield curve has now recently steepened. We would generally expect these recent changes in the interest rate environment to have a favorable impact on our Net Yield. However, weak economic conditions in Michigan as well as a highly competitive climate that has adversely impacted loan pricing, create a very challenging environment for originating loans that meet our objectives for both credit quality and profit margin. Further, our current high level of non-performing loans also creates a drag on our Net Yield and tax equivalent net interest income.

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2007			2006			2005
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS (1)
Taxable loans	$2,531,737	$201,924	7.98%	$2,464,798	$193,606	7.85%	$2,262,647	$167,551	7.41%
Tax-exempt loans (2)	9,568	672	7.02	7,293	509	6.98	6,199	454	7.32
Taxable securities	179,878	9,635	5.36	207,456	11,108	5.35	271,770	13,588	5.00
Tax-exempt securities (2)	225,676	15,773	6.99	248,495	17,484	7.04	255,333	17,142	6.71
Other investments	26,017	1,338	5.14	16,366	802	4.90	17,350	713	4.11

Interest earning assets — continuing operations	2,972,876	229,342	7.71	2,944,408	223,509	7.59	2,813,299	199,448	7.09

Cash and due from banks	57,174			53,844			57,912
Taxable loans — discontinued operations	8,542			198,335			161,111
Other assets, net	218,553			210,190			192,840

Total assets	$3,257,145			$3,406,777			$3,225,162

LIABILITIES
Savings and NOW	$971,807	18,768	1.93	$864,528	13,604	1.57	$871,599	8,345	0.96
Time deposits	1,439,177	70,292	4.88	1,405,850	60,686	4.32	1,087,830	33,560	3.09
Long-term debt	2,240	104	4.64	4,240	205	4.83	6,240	287	4.60
Other borrowings	205,811	13,499	6.56	329,175	19,203	5.83	501,763	20,907	4.17

Interest bearing liabilities — continuing operations	2,619,035	102,663	3.92	2,603,793	93,698	3.60	2,467,432	63,099	2.56

Demand deposits	300,886			279,279			283,670
Time deposits — discontinued operations	6,166			172,317			138,897
Other liabilities	79,750			92,451			89,781
Shareholders’ equity	251,308			258,937			245,382

Total liabilities and shareholders’ equity	$3,257,145			$3,406,777			$3,225,162

Net interest income		$126,679			$129,811			$136,349

Net interest income as a percent of average interest earning assets			4.26%			4.41%			4.85%

(1)	All domestic.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2007 Compared to 2006			2006 Compared to 2005
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1)
Taxable loans (2)	$5,310	$3,008	$8,318	$15,511	$10,544	$26,055
Tax-exempt loans (2,3)	160	3	163	77	(22)	55
Taxable securities (2)	(1,477)	4	(1,473)	(3,391)	911	(2,480)
Tax-exempt securities (2, 3)	(1,596)	(115)	(1,711)	(467)	809	342
Other investments (2)	495	41	536	(42)	131	89

Total interest income	2,892	2,941	5,833	11,688	12,373	24,061

Increase (decrease) in interest expense (1)
Savings and NOW	1,824	3,340	5,164	(68)	5,327	5,259
Time deposits	1,468	8,138	9,606	11,467	15,659	27,126
Long-term debt	(93)	(8)	(101)	(96)	14	(82)
Other borrowings	(7,868)	2,164	(5,704)	(8,521)	6,817	(1,704)

Total interest expense	(4,669)	13,634	8,965	2,782	27,817	30,599

Net interest income	$7,561	$(10,693)	$(3,132)	$8,906	$(15,444)	$(6,538)

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2007	2006	2005

As a percent of average interest earning assets
Loans — all domestic	85.5%	84.0%	80.6%
Other interest earning assets	14.5	16.0	19.4

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	32.7%	29.4%	31.0%
Time deposits	21.9	17.3	16.3
Brokered CDs	26.5	30.4	22.4
Other borrowings and long-term debt	7.0	11.3	18.0

Average interest bearing liabilities	88.1%	88.4%	87.7%

Earning asset ratio	91.3%	86.4%	87.2%
Free-funds ratio	11.9	11.6	12.3

Provision for loan losses.  The provision for loan losses was $43.2 million during 2007 compared to $16.3 million and $7.8 million during 2006 and 2005, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The significant increases in the provision for loan losses since 2005 principally reflect a rise in the level of net loan charge-offs and non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See “Portfolio Loans and asset quality.”)

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

Non-interest income totaled $47.1 million during 2007 compared to $44.9 million and $42.8 million during 2006 and 2005, respectively. Excluding net gains and losses on asset sales and the aforementioned income related to the settlement of litigation, non-interest income grew by 16.8% to $43.5 million during 2007 and by 3.7% to $37.3 million during 2006.

NON-INTEREST INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Service charges on deposit accounts	$24,251	$19,936	$19,342
Net gains on assets
Real estate mortgage loans	4,317	4,593	5,370
Securities	(705)	171	1,484
VISA check card interchange income	4,905	3,432	2,778
Real estate mortgage loan servicing fees, net	2,236	2,440	2,627
Mutual fund and annuity commissions	2,072	1,291	1,348
Bank owned life insurance	1,830	1,628	1,554
Title insurance fees	1,551	1,724	1,962
Manufactured home loan origination fees and commissions	239	884	1,216
Mepco litigation settlement		2,800
Other	6,449	5,951	5,145

Total non-interest income	$47,145	$44,850	$42,826

Service charges on deposit accounts totaled $24.3 million during 2007, compared to $19.9 million and $19.3 million during 2006 and 2005, respectively. The significant increase in 2007 primarily reflects the aforementioned branch acquisition. In addition, increases in such service charges also reflect growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. We opened nearly 28,000 new checking accounts in 2007 compared to approximately 25,000 in 2006 and 26,000 in 2005.

Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. We realized net gains of $4.3 million on the sale of such loans during 2007, compared to $4.6 million and $5.4 million during 2006 and 2005, respectively. The volume of loans sold is dependent upon our ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on real estate mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2007, approximately 39% of the $507.2 million of real estate mortgage loans originated was the result of refinancing activity. We estimate that refinancing activities accounted for approximately 40% and 43% of the real estate mortgage loans originated during 2006 and 2005, respectively.

NET GAINS ON THE SALE OF REAL ESTATE MORTGAGE LOANS

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Real estate mortgage loans originated	$507,211	$525,849	$678,409
Real estate mortgage loans sold	288,826	281,285	377,265
Real estate mortgage loans sold with servicing rights released	47,783	41,494	44,274
Net gains on the sale of real estate mortgage loans	4,317	4,593	5,370
Net gains as a percent of real estate mortgage loans sold	1.49%	1.63%	1.42%
SFAS #133 adjustments included in the Loan Sale Margin	(0.06)	0.05	0.00

Net gains as a percentage of real estate mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for real estate mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of real estate mortgage loan servicing rights may result in declines in real estate mortgage loan servicing income in future periods. Gains on the sale of real estate mortgage loans can be impacted by recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”). Excluding the aforementioned SFAS #133 adjustments, the Loan Sales Margin would have been 1.55% in 2007, 1.58% in 2006 and 1.42% in 2005.

The purchase or sale of securities is dependent upon our assessment of investment and funding opportunities as well as asset/liability management needs. We sold securities with an aggregate market value of $61.5 million during 2007 compared to $1.3 million and $54.6 million during 2006 and 2005, respectively (See “Securities.”). The $0.7 million of net securities losses in 2007 include $1.0 million of other than temporary impairment charges. These charges relate to our Fannie Mae and Freddie Mac preferred stock portfolio. These securities are perpetual (i.e. they have no stated maturity date) and as a result they are treated like equity securities for purposes of impairment analysis. We also recorded net securities gains of approximately $0.3 million in 2007 primarily related to the sale of municipal securities. The $0.2 million of net securities gains in 2006 is due to the sale of a preferred stock. We recorded no other than temporary impairment charges in 2006. The $1.5 million of net securities gains in 2005 is principally comprised of a gain of $0.3 million on the sale of a trust preferred security and gains of $1.4 million from the liquidation of our portfolio of four different community bank stocks which we owned at the holding company. We also recorded $0.4 million in other than temporary impairment charges in 2005.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net

2007	$61,520	$327	$1,032	$(705)
2006	1,283	171		171
2005	54,556	2,102	$618	1,484

(1)	The losses include impairment charges of $1.0 million, and $0.4 million in 2007 and 2005 respectively.

VISA check card interchange income increased to $4.9 million in 2007 compared to $3.4 million in 2006 and $2.8 million in 2005. The significant increase in 2007 is primarily due to the aforementioned branch acquisition. In addition, these results are also due to increases in the size of our card base due to growth in checking accounts as well as increases in the frequency of use of our VISA check card product by our customer base. In 2007 we introduced a rewards program to attempt to further increase the frequency of use of our VISA check card product by our customers.

Real estate mortgage loan servicing generated revenue of $2.2 million in 2007 compared to revenue of $2.4 million and $2.6 million in 2006 and 2005, respectively. These yearly comparative declines are primarily due to changes in the valuation allowance on capitalized real estate mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of our real estate mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

	2007	2006	2005
	(In thousands)

Balance at January 1,	$14,782	$13,439	$11,360
Originated servicing rights capitalized	2,873	2,862	3,247
Amortization	(1,624)	(1,462)	(1,923)
(Increase)/decrease in valuation allowance	(251)	(57)	755

Balance at December 31,	$15,780	$14,782	$13,439

Valuation allowance at December 31,	$319	$68	$11

At December 31, 2007 we were servicing approximately $1.62 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 6.08% and a weighted average service fee of approximately 26 basis points. Remaining capitalized real estate mortgage loan servicing rights at December 31, 2007 totaled $15.8 million, representing approximately 97 basis points on the related amount of real estate mortgage loans serviced for others. The capitalized real estate mortgage loan servicing had an estimated fair market value of $19.2 million at December 31, 2007.

Title insurance fees totaled $1.6 million in 2007, $1.7 million in 2006 and $2.0 in 2005. The fluctuation in title insurance fees is primarily a function of the level of real estate mortgage loans that we originated.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.8 million in 2007 and $1.6 million in both 2006 and 2005, as a result of increases in cash surrender value.

Mutual fund and annuity commissions increased sharply in 2007 from the 2006 and 2005 levels. This increase is due to higher sales of these products as a result of growth in the number of our licensed sales representatives. In addition, in prior years we were moving to more fee based programs and away from traditional retail investment products that generate higher initial one-time commissions. This transition to fee based programs had somewhat of an adverse impact on prior years’ revenues. However, we believe this transition will produce a more sustainable long-term revenue stream over time and we will therefore be somewhat less reliant on new transaction volume.

Manufactured home loan origination fees and commissions have been declining sharply over the past few years. This industry has faced a challenging environment for several years as many buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. Further, regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. Primarily as a result of the continuing adverse environment for mobile home lending, operations at First Home Financial (our former mobile home lending subsidiary) ceased on June 15, 2007 and this entity was dissolved on June 30, 2007. As a result, manufactured home loan origination fees and commissions ended in the second half of 2007. (Also see the discussion below under “Non-interest expense” about goodwill impairment charges associated with First Home Financial).

Other non-interest income rose to $6.4 million in 2007 from $6.0 million in 2006 and $5.1 million in 2005. The increase in 2007 over 2006 is due primarily to $0.3 million in interest rate swap or interest rate cap termination fees. The increase in 2006 over 2005 is due primarily to an increase in other deposit related fees.

Non-interest expense.  Non-interest expense is an important component of our results of operations. However, we primarily focus on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses will generally increase from year to year because we have historically expanded our operations through acquisitions and by opening new branches and loan production offices.

Non-interest expense totaled $115.7 million during 2007, compared to $106.2 million and $101.8 million during 2006 and 2005, respectively. 2007 non-interest expense includes $1.7 million of severance and other

(primarily data processing and legal and professional fees) expenses associated with the aforementioned bank consolidation and staff reductions and $0.3 million of goodwill impairment charges. In addition, the aforementioned branch acquisition resulted in increases in several categories of non-interest expenses in 2007. 2006 non-interest expense includes $3.6 million of goodwill impairment charges and a $2.4 million loss on the write-off of a receivable from a counter party in Mepco’s warranty payment plan business.

NON-INTEREST EXPENSE

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Compensation	$40,373	$37,597	$35,229
Performance-based compensation and benefits	4,979	3,200	6,844
Other benefits	10,459	10,004	10,074

Compensation and benefits	55,811	50,801	52,147
Occupancy, net	10,624	9,626	8,590
Furniture, fixtures and equipment	7,633	7,057	6,812
Data processing	6,957	5,619	4,905
Advertising	5,514	3,997	4,311
Loan and collection	4,949	3,610	4,102
Credit card and bank service fees	3,913	3,839	2,952
Communications	3,809	3,556	3,724
Amortization of intangible assets	3,373	2,423	2,529
Supplies	2,411	2,113	2,247
Legal and professional	1,978	1,853	2,509
Goodwill impairment	343	3,575
Branch acquisition and conversion costs	330
Loss on receivable from warranty payment plan seller		2,400
Other	8,079	5,747	6,957

Total non-interest expense	$115,724	$106,216	$101,785

The increase in compensation and benefits in 2007 compared to 2006 is primarily attributable to an increased number of employees resulting from the branch acquisition and from managing a much higher level of watch credit and non-performing loans. Further, merit pay increases and higher costs for health care insurance contributed to this rise. Salaries in 2007 also include $1.1 million of severance costs from staff reductions associated with the bank consolidation as well as downsizing initiatives. In addition, performance based compensation increased in 2007 compared to 2006 due primarily to a higher funding level for our employee stock ownership plan and a rise in incentive compensation. The decrease in compensation and employee benefits in 2006 compared to 2005 is due primarily to a $3.6 million decline in performance based compensation. This decline is due to a decrease in incentive (bonus) payments and a reduced employee stock ownership plan contribution.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. Stock options granted during 2005 and in prior years did not require the recognition of any expense in our Consolidated Statements of Operations. In December 2004 the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS #123R”). In general this accounting pronouncement requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. This requirement applied to us beginning on January 1, 2006. The amount of expense recognized in 2007 for share-based awards was $0.3 million. Since we did not issue any share based awards in 2006, SFAS #123R did not have any material impact on our results of operations in that year.

Occupancy, furniture, fixtures and equipment, data processing, communications and supplies expenses all generally increased over the periods presented as a result of the growth of the organization from the branch acquisition and the opening of some new branch offices.

Advertising expense increased significantly in 2007 due primarily to a rebranding initiative we began in late 2006, additional marketing and promotion we did in the communities that included our newly acquired branches and a rewards program for our VISA check cards that we began in early 2007.

Credit card and bank service fee expenses increased in each year presented primarily due to growth in the number of warranty payment plans being administered by Mepco.

Loan and collection expenses reflect costs associated with the holding or disposal of other real estate and collection costs related to non-performing or delinquent loans. The sharp rise in these expenses in 2007 reflects the significant increases in non-performing loans and other real estate owned.

During 2007 we recorded a $0.3 million goodwill impairment charge. This charge related to writing off the remaining goodwill associated with our mobile home lending subsidiary, First Home Financial (“FHF”), that was dissolved in June 2007. During 2006 we recorded $3.6 million of goodwill impairment charges. A $2.4 million goodwill impairment charge was recorded at Mepco as a result of a valuation performed to allocate intangibles between the business Mepco retained (administering payment plans for consumers to pay for the purchase of vehicle service contracts or extended warranties over time) and the business that was sold in January 2007 (insurance premium finance business). Approximately $4.4 million of intangibles was allocated to the insurance premium finance business and was included in assets of discontinued operations at December 31, 2006. After this allocation, $19.5 million of intangibles remained at Mepco that were valued at $17.1 million which resulted in the goodwill impairment charge of $2.4 million. In addition, we also recorded a goodwill impairment charge of $1.2 million related to FHF which was acquired in 1998. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities. Revenues and profits had declined at FHF over the last few years (See “Non-interest income.”). Based on the fair value of FHF the goodwill associated with this entity was reduced from $1.5 million to $0.3 million during 2006. The aforementioned goodwill impairment charges are not tax deductible, so no income tax benefit is associated with these charges.

In 2006 we recorded a $2.4 million loss which was comprised of a $1.6 million write-off of a portion of a receivable due from one of Mepco’s counterparties and $0.8 million in discount for imputed future interest. At that time, the loss reflected our evaluation of the portion of the receivable that would not be collected and the likelihood that the portion of the receivable that would be collected would not include any interest. Since the end of 2006, this counterparty has been and continues to make periodic payments on the balance owed to Mepco. Further, a long-term agreement for the repayment of all sums due, that is satisfactory to Mepco, was reached in March 2007, however the repayment does not include any interest on the sums due.

The decline in legal and professional expenses in 2006 compared to 2005 is primarily due to 2005 including $0.4 million of legal fees related to litigation involving certain of the former owners of Mepco. (See “Litigation Matters.”)

Other non-interest expense increased to $8.1 million in 2007 compared to $5.7 million in 2006 and was $7.0 million in 2005. The increase in 2007 compared to 2006 was primarily due to branch and deposit account fraud and criminal related losses, costs related to our charter consolidation, and increases in FDIC insurance premiums and director fees. The decline in 2006 compared to 2005 was primarily due to a decrease in Michigan Single Business tax.

Our income tax expense (benefit) has changed generally commensurate with the changes in pre-tax income from continuing operations. Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance. Our overall effective income tax rate was (12.5)% (benefit), 25.6% and 27.6% in 2007, 2006 and 2005, respectively. The changes in the overall effective income tax rates are principally attributed to tax exempt income representing a much higher percentage of pre-tax income from continuing operations in 2007 and 2006.

Discontinued operations, net of tax.  On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to PFS. We received $176.0 million of cash that was utilized to payoff Brokered CD’s and short-term borrowings at Mepco’s parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business which resulted in a total loss from discontinued operations of $0.6 million in 2006. We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco’s insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations. Likewise, the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition. In 2007 the $0.4 million of income from discontinued operations relates primarily to operations during the first 15 days of January 2007 and the recovery of certain previously charged-off insurance premium finance receivables in 2007.

We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows for discontinued operations. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

FINANCIAL CONDITION

Summary.  Our total assets declined to $3.28 billion at December 31, 2007, from $3.43 billion at December 31, 2006. The decline in total assets primarily reflects the aforementioned sale of our insurance premium finance business in January 2007. Loans, excluding loans held for sale (“Portfolio Loans”) increased $63.5 million in 2007 due to growth in real estate mortgage and installment loans as well as finance receivables, partially offset by a decline in commercial loans. Total deposits decreased by $97.7 million in 2007 as a result of a decrease in Brokered CD’s partially offset by deposits from the aforementioned branch acquisition.

Securities.  We maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates. In addition, pricing in the preferred stock market had suffered from credit spread widening and a significant amount of new issuances during the fourth quarter of 2007. The spread widening was a function of general risk aversion in the marketplace, a lack of liquidity and poor operating results of many of these issuers (which can be attributed to significant sub-prime loan related write downs). We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse.

During 2007 we recorded $1.0 million of impairment charges on Fannie Mae and Freddie Mac preferred securities. During 2006 we did not record any impairment charges on securities. During 2005 we recorded a $0.2 million impairment charge on Fannie Mae and Freddie Mac preferred securities and a $0.2 million impairment charge on a mobile home asset-backed security. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
		(In thousands)

Securities available for sale
December 31, 2007	$363,237	$6,013	$5,056	$364,194
December 31, 2006	430,262	7,367	2,844	434,785

Securities available for sale declined in 2007 because the flat yield curve during most of the year created a difficult environment for constructing investment security transactions that meet our profitability objectives. Generally we cannot earn the same interest-rate spread on securities as we can on Portfolio Loans. As a result, purchases of securities will tend to erode some of our profitability measures such as our Net Yield and our return on assets.

Portfolio Loans and asset quality.  In addition to the communities served by our bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also participate in commercial lending transactions with certain non-affiliated banks and may also purchase real estate mortgage loans from third-party originators.

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process, attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and in fact the provision for loan losses increased significantly in 2007 and 2006 from prior years’ levels.

One of the purposes of the aforementioned bank consolidation is to promote even stronger risk management practices, particularly in the area of credit risk management. We hired a new Chief Lending Officer (CLO) in April 2007. The CLO has implemented several changes in our credit processes, including:

•	Functional alignment of lending and credit across all of our markets;

•	The strategic direction of commercial lending has been focused on the need for more diversification in the commercial loan portfolio to reduce the weighting of commercial real estate in the portfolio; and

•	Expansion of certain functions including implementation of a special assets group to provide stronger management of our most troubled loans.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2007	2006
	(In thousands)

Real estate(1)
Residential first mortgages	$758,500	$722,495
Residential home equity and other junior mortgages	239,965	239,609
Construction and land development	229,638	254,570
Other(2)	691,505	699,812
Finance receivables	238,197	183,679
Commercial	199,659	196,541
Consumer	178,622	178,826
Agricultural	10,810	7,863

Total loans	$2,546,896	$2,483,395

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Our 2003 acquisition of Mepco added financing of insurance premiums for businesses and the administration of payment plans to purchase vehicle service contracts for consumers (warranty finance) to our business activities. In January 2007 we sold Mepco’s insurance premium finance business. Mepco conducts its warranty finance activities across the United States. Mepco generally does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. As a result, we have established and monitor counterparty concentration limits in order to manage our collateral exposure. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors, including financial evaluation and distribution of concentrations, for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco’s major counterparties (an insurance company, warranty administrator, or seller/dealer) could expose us to significant losses.

Mepco also has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (automobile warranty administrators and sellers or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Overall loan growth has slowed during 2007 and 2006 reflecting both weak economic conditions in Michigan as well as a very competitive pricing climate. Finance receivables (warranty payment plans) did grow by nearly 30% in 2007. This growth reflects both increased sales efforts as well as our ability to focus solely on this line of business at Mepco because of the sale of our insurance premium finance business in January 2007. Construction and land development loans declined by nearly 10% in 2007 because we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate. Declines in Portfolio Loans or continuing competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with established quality and profitability standards as a major short and long-term challenge.

NON-PERFORMING ASSETS

	December 31,
	2007	2006	2005
	(Dollars in thousands)

Non-accrual loans	$72,682	$35,683	$11,546
Loans 90 days or more past due and still accruing interest	4,394	3,479	4,862
Restructured loans	173	60	84

Total non-performing loans	77,249	39,222	16,492
Other real estate	9,723	3,153	2,147

Total non-performing assets	$86,972	$42,375	$18,639

As a percent of Portfolio Loans
Non-performing loans	3.03%	1.58%	0.70%
Allowance for loan losses	1.78	1.08	0.95
Non-performing assets to total assets	2.65	1.24	0.56
Allowance for loan losses as a percent of non-performing loans	59	69	136

Non-performing loans totaled $77.2 million at December 31, 2007, a $38.0 million increase from December 31, 2006. The rise in non-performing loans in 2007 was primarily concentrated in the commercial loan and real estate mortgage loan portfolios. Non-performing commercial loans rose by $27.4 million in 2007. The increase in non-performing commercial loans is primarily attributable to the addition of several large credits with real estate developers becoming past due in 2007. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan confronting a significant decline in sales of real estate. The six largest non-performing commercial loans at December 31, 2007 have balances of $7.6 million, $3.4 million, $2.8 million, $2.8 million, $2.5 million and $2.3 million, respectively, and collectively represent 44% of our total non-performing commercial loans. Charge-offs or specific allowances have been recorded on these loans based on a current assessment of collateral values, taking into account disposal costs.

Non-performing real estate mortgage loans rose by $10.1 million in 2007. This increase primarily reflects weak economic conditions in Michigan which have resulted in increased delinquencies, bankruptcies and foreclosures.

Other real estate and repossessed assets totaled $9.7 million at December 31, 2007 compared to $3.2 million at December 31, 2006. This increase reflects significant growth in foreclosures of primarily residential real estate (both held for development and single-family properties). Higher foreclosure rates are evident nationwide, but Michigan has consistently had one of the highest foreclosure rates in the U.S. during 2007. We believe that this higher foreclosure rate is due to both weak economic conditions (Michigan has the highest unemployment rate in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2007, we anticipate that our level of other real estate and repossessed assets will rise significantly in 2008 and will likely remain at elevated levels for some period of time. A high level of non-performing assets would be expected to adversely impact our tax equivalent net interest income.

Non-performing loans do not include $2.5 million (net of charge-off and discount) that is due from a counterparty in Mepco’s warranty payment plan business (See “Non-interest expense.” regarding the charge off recorded on this receivable during 2006). This counterparty has complied with the repayment terms of a promissory note agreement that was executed in March 2007.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2007	2006	2005
	(In thousands)

Specific allocations	$10,713	$2,631	$1,418
Other adversely rated loans	10,804	5,144	4,338
Historical loss allocations	14,668	11,641	10,263
Additional allocations based on subjective factors	9,109	7,463	6,401

Total	$45,294	$26,879	$22,420

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

The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans (“non-watch credit”) we again determine a probability of default and loss given default in order to apply an allocation percentage.

The third element is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually.

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

Mepco’s allowance for loan losses is determined in a similar manner as discussed above and primarily takes into account historical loss experience, unsecured exposure, and other subjective factors deemed relevant to their lending activities.

The allowance for loan losses increased to 1.78% of total Portfolio Loans at December 31, 2007 from 1.08% at December 31, 2006. This increase is primarily due to increases in each of the four components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to the rise in non-performing loans described earlier. The allowance for loan losses related to other adversely rated loans increased primarily due to a rise in the balance of these loans. The allowance for loan losses related to historical losses increased due to a rise in net loan charge-offs particularly in the past two years. The allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to higher levels of non-performing loans and net loan charge-offs.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2007		2006		2005
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$26,879	$1,881	$22,420	$1,820	$24,162	$1,846
Provision charged to operating expense	43,105	55	16,283	61	7,832	(26)
Recoveries credited to allowance	2,346		2,237		1,518
Loans charged against the allowance	(27,036)		(14,061)		(11,092)

Balance at end of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820

Net loans charged against the allowance to average Portfolio Loans	0.98%		0.48%		0.43%

Net loan charge-offs increased to $24.7 million (0.98% of average Portfolio Loans) in 2007 from $11.8 million (0.48% of average Portfolio Loans) in 2006. This increase is primarily due to a $8.2 million rise in commercial loan and $3.8 million rise in real estate mortgage loan net charge-offs in 2007 compared to 2006. The majority of these loans were secured by real estate and the increased levels of net loan charge-offs primarily reflect much weaker real estate values in Michigan in 2007.

We have taken a variety of steps during 2007 to address the credit issues identified above (higher levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

•	An enhanced quarterly watch credit review process to proactively manage higher risk loans.

•	Loan risk ratings are independently assigned and structure recommendations made upfront by our credit officers.

•	A Special Assets Group has been established to provide more effective management of our most troubled loans. A select group of law firms supports this team, providing professional advice and systemic feedback.

•	An independent loan review function provides portfolio/individual loan feedback to evaluate the effectiveness of processes by market.

•	Management (incentive) objectives for each commercial lender and senior commercial lender emphasize credit quality in addition to growth and profitability.

•	Portfolio concentrations are monitored with select loan types encouraged and other loan types (such as residential real estate development) requiring significantly higher approval authorities.

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

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our core deposit growth has not kept pace with the growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loan growth with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See “Liquidity and capital resources.”) In March 2007 we completed the aforementioned branch acquisition, principally to increase our core deposits and market share in certain Michigan markets where we already had a presence.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2007			2006
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
	(Dollars in thousands)

Brokered CDs(1, 2)	$516,077	1.9 years	4.72%	$1,055,010	1.9 years	4.72%
Fixed-rate FHLB advances(1,3)	240,509	1.3 years	4.81	58,272	4.6 years	5.66
Variable-rate FHLB advances(1)	20,000	0.3 years	4.35	2,000	0.5 years	5.31
Securities sold under agreements to repurchase(1)	35,000	2.9 years	4.42	83,431	0.1 years	5.34
Federal funds purchased	54,452	1 day	4.00	84,081	1 day	5.40

Total	$866,038	1.6 years	4.68%	$1,282,794	1.8 years	4.85%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

(2)	Includes Brokered CD’s related to discontinued operations of $165,496 at December 31, 2006.

(3)	Advances totaling $10 million at both December 31, 2007 and 2006, respectively, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

We have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of our increases in interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts. Changes between the various categories of our alternative sources of funds will generally reflect pricing conditions. For example, beginning in the third quarter of 2007 fixed rate FHLB advances have been less expensive than comparable term Brokered CD’s. As a result, this category (fixed rate FHLB advances) of alternative funds has increased during 2007 while Broker CD’s have declined. The decline in Brokered CD’s also reflects our deployment of funds from the branch acquisition.

Other borrowings, principally advances from the Federal Home Loan Bank (the “FHLB”) and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $302.5 million at December 31, 2007, compared to $163.7 million a year earlier. This increase reflects significant growth in FHLB advances, which as mentioned earlier, had more favorable pricing characteristics during the latter half of 2007 when compared to other funding sources. The decline in Repurchase Agreements is principally associated with the decline in certain categories of securities available for sale which serve as collateral on these borrowing arrangements. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements (also see “Liquidity and capital resources.”).

At December 31, 2007, we were out of compliance with one of the financial covenants relating to our $10.0 million unsecured revolving credit agreement. This covenant related to return on assets and our failure to meet it is due to our earnings performance in 2007. On February 29, 2008 we obtained a waiver of our non compliance with this covenant. At of December 31, 2007 we were in compliance with all of the other covenants related to this revolving credit agreement.

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2007, we employed interest-rate swaps with an aggregate notional amount of $393.2 million and interest rate caps with an aggregate notional amount of $300.5 million.

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

Our sources of funds include a stable deposit base, secured advances from the Federal Home Loan Bank of Indianapolis, federal funds purchased borrowing facilities with other commercial banks, an unsecured holding company credit facility and access to the capital markets (for trust preferred securities and Brokered CD’s).

At December 31, 2007, we had $796.0 million of time deposits that mature in 2008. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CD’s that we expect to replace. Additionally $1.282 billion of our deposits at December 31, 2007, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable, and the total balances of these accounts have generally grown over time as a result of our marketing and promotional activities and adding new bank branch locations. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event, rapid loan growth or a disaster recovery situation. Our liquidity management also includes periodic monitoring that segregates assets between liquid and illiquid and classifies liabilities as core and non-core. This analysis compares our total level of illiquid assets to our core funding. It is our goal to have core funding sufficient to finance illiquid assets.

Over the past several years our Portfolio Loans have generally grown more rapidly than our core deposits. In addition, much of this growth has been in loan categories that cannot generally be used as collateral for FHLB advances (such as commercial loans and finance receivables). As a result, we had become more dependent on wholesale funding sources (such as brokered CD’s, FHLB advances, and Repurchase Agreements). The proceeds from the sale of our insurance premium finance business in January 2007 and from our branch acquisition in March

2007 were utilized to pay off maturing Brokered CD’s or short-term borrowings. These two transactions enabled us to reduce our wholesale funding by 32.5% during 2007.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2007.

CONTRACTUAL COMMITMENTS(1)

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total
	(Dollars in thousands)

Time deposit maturities	$796,024	$313,648	$107,446	$6,378	$1,223,496
Federal funds purchased and other borrowings	266,479	68,491	2,642	19,379	356,991
Subordinated debentures				92,888	92,888
Operating lease obligations	1,209	1,960	1,773	6,324	11,266
Purchase obligations(2)	1,179	2,358	1,572		5,109

Total	$1,064,891	$386,457	$113,433	$124,969	$1,689,750

(1)	Excludes approximately $2.4 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes unsecured debt and cumulative trust preferred securities.

We believe that a diversified portfolio of quality loans will generally provide superior risk-adjusted returns. Accordingly, we have implemented balance sheet management strategies that combine efforts to originate Portfolio Loans with disciplined funding strategies. Acquisitions have also historically been an integral component of our capital management strategies.

CAPITALIZATION

	December 31,
	2007	2006
	(In thousands)

Unsecured debt	$3,000	$5,000

Subordinated debentures	92,888	64,197
Amount not qualifying as regulatory capital	(2,788)	(1,847)

Amount qualifying as regulatory capital	90,100	62,350

Shareholders’ equity
Common stock	22,601	22,865
Capital surplus	195,302	200,241
Retained earnings	22,770	31,420
Accumulated other comprehensive income (loss)	(171)	3,641

Total shareholders’ equity	240,502	258,167

Total capitalization	$333,602	$325,517

We have four special purpose entities that have issued $90.1 million of cumulative trust preferred securities outside of Independent Bank Corporation. Currently $80.3 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital. These entities have also issued common securities and capital to Independent Bank Corporation. Independent Bank Corporation, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued. The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2007 and 2006.

We redeemed (at par) $5.0 million of existing trust preferred securities (including $0.75 million owned by our bank) on May 31, 2007. On May 31, 2007 we issued $12.0 million in new trust preferred securities in a pooled offering through a newly formed entity — IBC Capital Finance III. The interest rate on these trust preferred securities is equal to 3-month LIBOR plus 160 basis points (adjusted quarterly).

On September 6, 2007 we issued an additional $20.0 million in new trust preferred securities in a pooled offering through another newly formed entity — IBC Capital Finance IV. The interest rate on these trust preferred securities is equal to 3-month LIBOR plus 285 basis points (adjusted quarterly). However, we also executed a five-year $20 million interest rate swap (on which we receive 3-month LIBOR and pay an effective, taking into account the 285 basis point spread, fixed interest rate of 7.555%) to hedge the variability of the future cash flows on these trust preferred securities.

Both of these above described trust preferred securities are redeemable (at par) in whole or in part at our option beginning approximately five years from the date of issuance.

We have $7.5 million of trust preferred securities (that were issued in a pooled offering) that are redeemable (at par) in whole or in part at our option on any February 7, May 7, August 7 or November 7, beginning on November 7, 2007. We elected not to redeem these securities on November 7, 2007 but will continue to evaluate a potential redemption in the future. We also have $50.6 million of trust preferred securities that were issued to the public in March 2003 and that are redeemable in whole or in part, from time to time, at our option beginning March 31, 2008. Given the existing annual rate on these trust preferred securities (8.25%) compared to current market rates that we would likely incur in a refinancing, it is unlikely that we will redeem these securities under current market conditions.

In March 2006, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 90 basis points at December 31, 2007, (this calculation assumes no transition period).

To supplement our balance sheet and capital management activities, we periodically repurchase our common stock. The level of share repurchases in a given year generally reflects changes in our need for capital associated with our balance sheet growth and level of earnings. We previously disclosed that our board of directors had authorized the repurchase of up to 750,000 shares. This authorization expired on December 31, 2007. We did not repurchase any shares on the open market during the last nine months of 2007, however, during the first quarter of 2007 we repurchased 295,000 shares on the open market at a weighted average price of $20.30 per share. As a result of an increase in intangible assets associated with the above described branch acquisition and our cash dividends exceeding our net income during 2007, our tangible capital ratio (excluding our accumulated other comprehensive loss) declined to 4.97% at December 31, 2007. Our internal Capital Policy generally requires a minimum tangible capital ratio of at least 5% and a targeted tangible capital ratio range of 5.50% to 6.50%. Since we are currently outside of this range, it is unlikely that we will be repurchasing any shares of our common stock over the next several quarters (or until such time as our tangible capital ratio returns to the targeted range). Further, we have not earned our dividend for five consecutive quarters. Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the Federal Reserve Bank (our primary federal regulator) has issued a policy statement on cash dividend payments. The Federal Reserve’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.” Although the Federal Reserve has not sought to restrict or limit the cash dividends that we have been paying, we do believe that by no later than the second quarter of 2008, our net income must exceed our current cash dividend level, or the cash dividend will have to be reduced.

Our bank holding company did generate positive cash flow from operating activities ($16.8 million in 2007) but this did not cover the total of cash dividends paid ($18.9 million in 2007). The cash flow from operating activities also included $5.4 million of dividends (in excess of net income) from our bank holding company’s subsidiaries. Our bank remains “well capitalized” (as defined by banking regulations) at December 31, 2007.

CAPITAL RATIOS

	December 31,
	2007	2006

Equity capital	7.34%	7.53%
Average shareholders’ equity to average assets	7.72	7.60
Tier 1 capital to average assets	7.44	7.62
Tier 1 risk-based capital	9.35	9.62
Total risk-based capital	10.99	10.75

Shareholders’ equity totaled $240.5 million at December 31, 2007. The decrease from $258.2 million at December 31, 2006 primarily reflects cash dividends exceeding net income during 2007, the aforementioned share repurchases in the first quarter of 2007 and a decrease in accumulated other comprehensive income (loss). Shareholders’ equity was equal to 7.34% of total assets at December 31, 2007, compared to 7.53% a year earlier.

Asset/liability management.  Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable- rate loans as well as borrowers’ rights to prepay fixed-rate loans also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternative balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report quarterly to our board of directors.

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our balance sheet. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET
INTEREST INCOME

	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change
	(Dollars in thousands)

December 31, 2007
200 basis point rise	$229,000	(6.87)%	$121,600	(4.25)%
100 basis point rise	241,100	(1.95)	124,100	(2.28)
Base-rate scenario	245,900		127,000
100 basis point decline	234,100	(4.80)	128,900	1.50
200 basis point decline	222,200	(9.64)	130,200	2.52
December 31, 2006
200 basis point rise	$233,400	(13.68)%	$123,100	(2.92)%
100 basis point rise	250,700	(7.29)	125,300	(1.18)
Base-rate scenario	270,400		126,800
100 basis point decline	275,700	1.96	128,800	1.58
200 basis point decline	271,000	0.22	130,000	2.52

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. Our assessment process during 2007 resulted in recording $1.0 million of charges for other than temporary impairment on various investment securities within our portfolio (compared to none in 2006 and $0.4 million in 2005). We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices.

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

At December 31, 2007 we had approximately $15.8 million of real estate mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying real estate mortgage loans, the interest rate used to discount the net cash flows from the real estate mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the real estate mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell real estate mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2007 we had approximately $561.7 million in notional amount of derivative financial instruments that qualified for hedge accounting under SFAS #133. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings. The fair value of derivative financial instruments qualifying for hedge accounting was a negative $0.3 million at December 31, 2007.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2007 we had recorded a net deferred tax asset of $18.6 million, which included a net operating loss carryforward of $3.4 million. We have recorded no valuation allowance on our net deferred tax asset because we believe that the tax benefits associated with this asset will more likely than not, be realized. However, changes in tax laws, changes in tax rates and our future level of earnings can adversely impact the ultimate realization of our net deferred tax asset.

At December 31, 2007 we had recorded $66.8 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. Our goodwill primarily arose from our 2007 branch acquisition, the 2004 acquisitions of two banks, the 2003 acquisition of Mepco and the past acquisitions of other banks. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. We recorded goodwill impairment charges of $0.3 million and $3.6 million in 2007 and 2006, respectively, as described above under “Non-interest expense.” (no such charge was recorded in 2005). We also allocated $4.1 million of goodwill to discontinued operations in 2006 related to Mepco’s insurance premium finance business that was sold in January 2007. We may incur additional impairment charges related to our goodwill in the future due to changes in business prospects or other matters that could affect our valuation assumptions.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2007. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2007, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our independent auditors have issued an audit report on the Company’s internal control over financial reporting. Their report immediately follows our report.

Michael M. Magee, Jr.	Robert N. Shuster
President and Chief	Executive Vice President
Executive Officer	and Chief Financial Officer

Independent Bank Corporation
March 5, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Grand Rapids, Michigan
March 5, 2008

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2007	2006
	(In thousands, except share amounts)

ASSETS
Cash and due from banks	$79,289	$73,142
Securities available for sale	364,194	434,785
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,839	14,325
Loans held for sale	33,960	31,846
Loans
Commercial	1,066,276	1,083,921
Real estate mortgage	873,945	865,522
Installment	368,478	350,273
Finance receivables	238,197	183,679

Total loans	2,546,896	2,483,395
Allowance for loan losses	(45,294)	(26,879)

Net Loans	2,501,602	2,456,516
Property and equipment, net	73,558	67,992
Bank owned life insurance	42,934	41,109
Goodwill	66,754	48,709
Other intangibles	15,262	7,854
Assets of discontinued operations		189,432
Accrued income and other assets	76,690	64,188

Total Assets	$3,276,082	$3,429,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$294,332	$282,632
Savings and NOW	987,299	875,541
Time	1,223,496	1,444,618

Total Deposits	2,505,127	2,602,791
Federal funds purchased	54,452	84,081
Other borrowings	302,539	163,681
Subordinated debentures	92,888	64,197
Financed premiums payable	44,911	32,767
Liabilities of discontinued operations	34	183,676
Accrued expenses and other liabilities	35,629	40,538

Total Liabilities	3,035,580	3,171,731

Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value — 200,000 shares authorized; none issued or outstanding
Common stock, $1.00 par value — 40,000,000 shares authorized; issued and outstanding; 22,647,511 shares at December 31, 2007 and 22,864,587 shares at December 31, 2006	22,601	22,865
Capital surplus	195,302	200,241
Retained earnings	22,770	31,420
Accumulated other comprehensive income (loss)	(171)	3,641

Total Shareholders’ Equity	240,502	258,167

Total Liabilities and Shareholders’ Equity	$3,276,082	$3,429,898

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)

INTEREST INCOME
Interest and fees on loans	$202,361	$193,937	$167,846
Securities available for sale
Taxable	9,635	11,108	13,588
Tax-exempt	9,920	11,048	10,888
Other investments	1,338	802	713

Total Interest Income	223,254	216,895	193,035

INTEREST EXPENSE
Deposits	89,060	74,290	41,905
Other borrowings	13,603	19,408	21,194

Total Interest Expense	102,663	93,698	63,099

Net Interest Income	120,591	123,197	129,936
Provision for loan losses	43,160	16,344	7,806

Net Interest Income After Provision for Loan Losses	77,431	106,853	122,130

NON-INTEREST INCOME
Service charges on deposit accounts	24,251	19,936	19,342
Net gains (losses) on assets
Real estate mortgage loans	4,317	4,593	5,370
Securities	(705)	171	1,484
VISA check card interchange income	4,905	3,432	2,778
Real estate mortgage loan servicing	2,236	2,440	2,627
Title insurance fees	1,551	1,724	1,962
Mepco litigation settlement		2,800
Other income	10,590	9,754	9,263

Total Non-interest Income	47,145	44,850	42,826

NON-INTEREST EXPENSE
Compensation and employee benefits	55,811	50,801	52,147
Occupancy, net	10,624	9,626	8,590
Furniture, fixtures and equipment	7,633	7,057	6,812
Data processing	6,957	5,619	4,905
Advertising	5,514	3,997	4,311
Goodwill impairment	343	3,575
Other expenses	28,842	25,541	25,020

Total Non-interest Expense	115,724	106,216	101,785

Income From Continuing Operations Before Income Tax	8,852	45,487	63,171
Income tax expense (benefit)	(1,103)	11,662	17,466

Income From Continuing Operations	9,955	33,825	45,705
Discontinued operations, net of tax	402	(622)	1,207

Net Income	$10,357	$33,203	$46,912

Income per share from continuing operations
Basic	$0.44	$1.48	$1.96

Diluted	$0.44	$1.45	$1.92

Net income per share
Basic	$0.46	$1.45	$2.01

Diluted	$0.45	$1.43	$1.97

Cash dividends declared per common share	$0.84	$0.78	$0.71

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Common	Capital	Retained	Comprehensive	Shareholders’
	Stock	Surplus	Earnings	Income (Loss)	Equity
	(In thousands)

Balances at January 1, 2005	$21,195	$158,797	$41,795	$8,505	$230,292
Net income for 2005			46,912		46,912
Cash dividends declared, $.71 per share			(16,468)		(16,468)
5% stock dividend (1,057,706 shares)	1,058	29,671	(30,753)		(24)
Issuance of 214,327 shares of common stock	214	4,034			4,248
Repurchase and retirement of 475,683 shares of common stock	(476)	(12,589)			(13,065)
Net change in accumulated other comprehensive income, net of $2.0 million of related tax effect				(3,636)	(3,636)

Balances at December 31, 2005	21,991	179,913	41,486	4,869	248,259
Adjustment to beginning retained earnings pursuant to SAB 108			2,071		2,071

Adjusted balances, January 1, 2006	21,991	179,913	43,557	4,869	250,330
Net income for 2006			33,203		33,203
Cash dividends declared, $.78 per share			(17,884)		(17,884)
5% stock dividend (1,087,048 shares)	1,087	26,351	(27,456)		(18)
Issuance of 245,627 shares of common stock	246	5,507			5,753
Repurchase and retirement of 459,089 shares of common stock	(459)	(11,530)			(11,989)
Net change in accumulated other comprehensive income, net of $.7 million of related tax effect				(1,228)	(1,228)

Balances at December 31, 2006	22,865	200,241	31,420	3,641	258,167
Net income for 2007			10,357		10,357
Cash dividends declared, $.84 per share			(19,007)		(19,007)
Issuance of 46,056 shares of common stock	46	433			479
Share based compensation	4	303			307
Repurchase and retirement of 313,728 shares of common stock	(314)	(5,675)			(5,989)
Net change in accumulated other comprehensive income, net of $2.1 million related tax effect				(3,812)	(3,812)

Balances at December 31, 2007	$22,601	$195,302	$22,770	$(171)	$240,502

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2007	2006	2005
	(In thousands)

Net income	$10,357	$33,203	$46,912
Other comprehensive income
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	(2,318)	513	(5,208)
Net change in unrealized gain (loss) on derivative instruments	(1,332)	(1,409)	1,572
Reclassification adjustment for accretion on settled derivative instruments	(162)	(332)

Comprehensive Income	$6,545	$31,975	$43,276

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Net Income	$10,357	$33,203	$46,912

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	293,143	285,815	382,635
Disbursements for loans held for sale	(290,940)	(284,499)	(367,078)
Provision for loan losses	43,168	17,412	8,071
Deferred federal income tax expense (benefit)	(6,347)	(2,328)	3,019
Deferred loan fees	(1,068)	309	(383)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(12,555)	(9,839)	(12,498)
Net gains on sales of real estate mortgage loans	(4,317)	(4,593)	(5,370)
Net (gains) losses on securities	705	(171)	(1,484)
Goodwill impairment	343	3,575
Share based compensation	307
Increase in accrued income and other assets	(7,859)	(9,125)	(5,463)
Decrease in accrued expenses and other liabilities	(7,290)	(2,982)	(14)

Total Adjustments	7,290	(6,426)	1,435

Net Cash From Operating Activities	17,647	26,777	48,347

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	61,520	1,283	54,556
Proceeds from the maturity of securities available for sale	38,509	20,007	20,575
Principal payments received on securities available for sale	30,752	35,813	56,000
Purchases of securities available for sale	(65,366)	(5,267)	(70,632)
Purchase of Federal Reserve Bank Stock	(7,514)
Proceeds from sale of non-performing and other loans of concern	4,315		7,794
Portfolio loans originated, net of principal payments	(62,107)	(104,454)	(324,656)
Acquisition of business offices, less cash paid	210,053
Proceeds from sale of insurance premium finance business	175,901
Settlement on business acquisition		(4,442)
Capital expenditures	(10,342)	(13,316)	(13,899)

Net Cash From (Used in) Investing Activities	375,721	(70,376)	(270,262)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(508,797)	124,352	471,394
Net decrease in other borrowings and federal funds purchased	(89,008)	(41,331)	(66,215)
Proceeds from Federal Home Loan Bank advances	331,500	223,200	659,750
Payments of Federal Home Loan Bank advances	(131,263)	(239,453)	(807,127)
Repayment of long-term debt	(2,000)	(2,000)	(2,000)
Net increase (decrease) in financed premiums payable	8,196	13,044	(12,782)
Dividends paid	(18,874)	(17,547)	(15,320)
Repurchase of common stock	(5,989)	(11,989)	(13,065)
Proceeds from issuance of subordinated debt	32,991
Redemption of subordinated debt	(4,300)
Proceeds from issuance of common stock	156	1,046	2,051

Net Cash From (Used in) Financing Activities	(387,388)	49,322	216,686

Net Increase (Decrease) in Cash and Cash Equivalents	5,980	5,723	(5,229)
Change in cash and cash equivalents of discontinued operations	167	(103)	(64)
Cash and Cash Equivalents at Beginning of Year	73,142	67,522	72,815

Cash and Cash Equivalents at End of Year	$79,289	$73,142	$67,522

Cash paid during the year for
Interest	$107,797	$98,177	$63,749
Income taxes	7,409	13,415	17,752
Transfer of loans to other real estate	11,244	4,381	4,360
Common stock issued for acquisition of business		4,442

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

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

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank’s branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. We also provide payment plans to consumers to purchase extended automobile warranties through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). Subject to established underwriting criteria, our bank subsidiary also participates in commercial lending transactions with certain non-affiliated banks and purchases real estate mortgage loans from third-party originators. At December 31, 2007, 75% of our bank’s loan portfolio was secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. See note #25.

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

COMPREHENSIVE INCOME — Statement of Financial Accounting Standards, No. 130, “Reporting Comprehensive Income,” established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain on securities available for sale reflects net losses reclassified into earnings of $0.7 million in 2007 and reflects net gains reclassified into earnings of $0.2 million and $1.5 million in 2006 and 2005, respectively. The reclassification of these amounts from comprehensive income resulted in an income tax benefit of $0.2 million in 2007 and income tax expense of $0.1 million and $0.5 million in 2006 and 2005, respectively.

LOANS HELD FOR SALE — Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in real estate mortgage loan servicing in the consolidated statements of operations.

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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We do not have any trading securities. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2007 and 2006. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

During 2007 and 2006 we foreclosed on certain loans secured by real estate and transferred approximately $11.2 million and $4.4 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2007 and 2006 we sold other real estate with book balances of approximately $4.7 million and $3.4 million, respectively. Gains or losses on the sale of other real estate are recorded in other expense on the income statement.

Other real estate and repossessed assets totaling $9.7 million and $3.2 million at December 31, 2007 and 2006, respectively are included in accrued income and other assets.

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

Effective January 1, 2007 we adopted Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” (“FIN #48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS #109, “Accounting for Income Taxes”. FIN #48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of FIN #48 at January 1, 2007 did not have an impact on our financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We recognize interest and/or penalties related to income tax matters in income tax expense.

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

We record the fair value of cash-flow hedging instruments (“Cash Flow Hedges”) in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense.

We also record fair-value hedging instruments (“Fair Value Hedges”) at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments were made during 2006 and share based payments in prior years were fully vested at December 31, 2005. Our stock based compensation plans are described more fully in Note #14.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005 as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

Pro forma disclosures for our net income and earnings per share as if we had adopted the fair value accounting method for stock-based compensation in 2005 follows. For purposes of these pro forma disclosures, we recognized compensation cost on stock options with pro rata vesting on a straight-line basis. The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model.

The following table summarizes the impact on our net income had compensation cost included the fair value of options at the grant date:

2005

Net income — as reported	$46,912
Stock based compensation expense determined under fair value based method, net of related tax effect	(3,113)

Pro-forma net income	$43,799

Net income per share
Basic
As reported	$2.01
Pro-forma	1.88
Diluted
As reported	$1.97
Pro-forma	1.84

COMMON STOCK — At December 31, 2007, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.9 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform with the 2007 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In September 2006, the Financial Accounting Standards Board (“FASB”) issued of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The adoption of this statement on January 1, 2008 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The statement provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. On January 1, 2008 we elected the fair value option for certain securities available for sale. The adoption of this statement has the potential to add additional volatility to our earnings.

In November, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). Previously, Staff Accounting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”) stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of this statement on January 1, 2008 did not have a material impact on our consolidated financial statements.

Effective January 1, 2007 we adopted Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140,” (“SFAS #156”). This statement amended SFAS #140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, to permit entities to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation. In addition, this statement (1) clarified when a servicer should separately recognize servicing assets and liabilities, (2) required all separately recognized servicing assets and liabilities to be initially measured at fair value, (3) permitted at the date of adoption, a one-time reclassification of available for sale (“AFS”) securities to trading securities without calling into question the treatment of other AFS securities under SFAS #115, “Accounting for Certain Investments in Debt and Equity Securities” and (4) required additional disclosures for all separately recognized servicing assets and liabilities. This statement did not have a material impact on our consolidated financial statements. We chose to amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment or the need for an increased obligation.

Effective January 1, 2007 we adopted FIN #48. See “Income Taxes” above for further discussion of the effect of adopting this standard. Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” (“FIN #48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS #109, “Accounting for Income Taxes”. FIN #48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN #48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN #48 at January 1, 2007 did not have an impact on our financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and is recorded in opening retained earnings as of January 1, 2006.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

On March 23, 2007, we completed the acquisition of ten branches with total deposits of $241.4 million from TCF National Bank. In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” and related interpretations, this acquisition was considered a business acquisition, as the acquired assets and assumed liabilities enable us to sustain a revenue stream and provide products and services to these customers without significant disruption or difficulty. We paid a premium of approximately $29.2 million, including capitalizable costs of acquisition, for this business. Approximately $10.8 million of this premium is attributable to the value of deposit customer relationships acquired, including core deposit value. This will be amortized over its expected life of 15 years. The remaining $18.4 million will be recorded as goodwill and represents the intangible value of the work force in place and other attributes. This acquisition provides us with funds to payoff higher cost short term borrowings and brokered certificates of deposit and provides additional branch facilities from which to serve our customers and expand our services. Proforma information with respect to the estimated impact of this acquisition on our results of operations is not presented as it is not material.

NOTE 3 —	RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2007 and 2006 were $10.1 million and $7.6 million, respectively. We do not maintain compensating balances with correspondent banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2007
Mortgage-backed	$109,967	$818	$1,306	$109,479
Other asset-backed	10,136	264		10,400
Obligations of states and political subdivisions	204,093	4,591	552	208,132
Trust preferred	9,687	340	42	9,985
Preferred stock	27,354		3,156	24,198
Other	2,000			2,000

Total	$363,237	$6,013	$5,056	$364,194

2006
U.S. Treasury	$4,997		$83	$4,914
Mortgage-backed	131,584	$974	2,363	130,195
Other asset-backed	12,465	294	251	12,508
Obligations of states and political subdivisions	239,945	4,486	147	244,284
Trust preferred	10,283	976		11,259
Preferred stock	28,988	637		29,625
Other	2,000			2,000

Total	$430,262	$7,367	$2,844	$434,785

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2007
Mortgage-backed	$11,067	$340	$64,838	$966	$75,905	$1,306
Obligations of states and political subdivisions	3,153	410	7,638	142	10,791	552
Trust preferred	1,820	42			1,820	42
Preferred stock	14,198	3,156			14,198	3,156

Total	$30,238	$3,948	$72,476	$1,108	$102,714	$5,056

2006
U.S. Treasury			$4,914	$83	$4,914	$83
Mortgage-backed	$4,337	$25	93,406	2,338	97,743	2,363
Other asset-backed			1,845	251	1,845	251
Obligations of states and political subdivisions	14,634	54	15,012	93	29,646	147

Total	$18,971	$79	$115,177	$2,765	$134,148	$2,844

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Mortgage-backed and other asset backed securities — at December 31, 2007 and 2006 we had 40 and 54 securities, respectively, whose fair market value is less than amortized cost. These securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to a rise in interest rates. All of the issues are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2007 we had approximately 64 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a rise in interest rates. The majority of the securities are rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities for the foreseeable future, no declines are deemed to be other than temporary. At December 31, 2006 we had approximately 119 municipal securities whose fair market value is less than amortized cost. The unrealized losses were largely attributed to a rise in interest rates. The majority of the securities were rated by a major rating agency as AAA or AA. As management has the ability and intent to hold these securities until their forecasted recovery, no declines were deemed to be other than temporary.

Trust preferred securities — at December 31, 2007 we had 2 securities whose fair market value is less than amortized cost. There were no credit issues relating to these securities. The securities are either rated by major rating agency as AA or A. Management has the ability and intent to hold these securities until their forecasted recovery and has concluded that unrealized losses at year-end are temporary.

Preferred stock — at December 31, 2007 we had 3 securities whose fair market value is less than amortized cost. These 3 securities were issued by 2 separate companies. Pricing in the preferred stock market has suffered from credit spread widening and a significant amount of new issuances during the fourth quarter of 2007. The spread widening is a function of general risk aversion in the marketplace, a lack of liquidity and poor operating results of many of these issuers (which can be attributed to significant sub-prime loan related write downs). The issuer of one of these securities reported solid earnings and capital position during 2007. This security is rated by major rating agencies as A2 and A. The issuer of the other two securities has had recent declines in earnings due primarily to previously mentioned sub prime loan related write downs but has a financial condition that is considered satisfactory and has near term prospects for significant improvement in earnings. Management has the ability and intent to hold these securities until their forecasted recovery and has concluded that unrealized losses at year-end are temporary.

During 2007 and 2005, we recorded other than temporary impairment charges on certain Fannie Mae and Freddie Mac preferred stocks. These preferred stocks are perpetual (i.e. they have no stated maturity date) and as a result are treated like equity securities for purposes of impairment analysis. In these instances we believed that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and were therefore other than temporary in nature.

U.S. Treasury securities — at December 31, 2006 this amount represented one security with an unrealized loss attributed to a rise in interest rates. This security matured at par during 2007.

The amortized cost and fair value of securities available for sale at December 31, 2007, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$15,824	$15,935
Maturing after one year but within five years	46,105	47,713
Maturing after five years but within ten years	61,396	62,980
Maturing after ten years	90,455	91,489

	213,780	218,117
Mortgage-backed	109,967	109,479
Other asset-backed	10,136	10,400
Preferred stock	27,354	24,198
Other	2,000	2,000

Total	$363,237	$364,194

A summary of proceeds from the sale of securities and gains and losses follows:

	Realized
	Proceeds	Gains	Losses(1)
	(In thousands)

2007	$61,520	$327	$32
2006	1,283	171
2005	54,556	2,102	189

(1)	Losses in 2007 exclude $1.0 million of other than temporary impairment charges on preferred stock and losses in 2005 exclude $0.4 million of other than temporary impairment charges on preferred stock and other asset-backed securities.

Securities with a book value of $46.2 million and $177.1 million at December 31, 2007 and 2006, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2007 or 2006.

NOTE 5 —	LOANS

Our loan portfolios at December 31 follow:

	2007	2006
	(In thousands)

Real estate (1)
Residential first mortgages	$758,500	$722,495
Residential home equity and other junior mortgages	239,965	239,609
Construction and land development	229,638	254,570
Other (2)	691,505	699,812
Finance receivables	238,197	183,679
Commercial	199,659	196,541
Consumer	178,622	178,826
Agricultural	10,810	7,863

Total loans	$2,546,896	$2,483,395

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans are presented net of deferred loan fees of $1.3 million at December 31, 2007, and $2.3 million at December 31, 2006. Finance receivables totaling $254.6 million and $194.8 million at December 31, 2007 and 2006, respectively, are presented net of unamortized discount of $17.2 million and $11.7 million, at December 31, 2007 and 2006, respectively. These finance receivables had effective interest rates at December 31, 2007 and 2006 of 12.6% and 10.6%, respectively. These receivables have various due dates through 2009.

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2007		2006		2005
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$26,879	$1,881	$22,420	$1,820	$24,162	$1,846
Provision charged to operating expense	43,105	55	16,283	61	7,832	(26)
Recoveries credited to allowance	2,346		2,237		1,518
Loans charged against the allowance	(27,036)		(14,061)		(11,092)

Balance at end of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820

Non-performing loans at December 31 follows:

	2007	2006	2005
	(Dollars in thousands)

Non-accrual loans	$72,682	$35,683	$11,546
Loans 90 days or more past due and still accruing interest	4,394	3,479	4,862
Restructured loans	173	60	84

Total non-performing loans	$77,249	$39,222	$16,492

Non performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $4.7 million, $1.9 million, and $1.5 million of interest income would have been recognized in 2007, 2006 and 2005, respectively. Interest income recorded on these loans was approximately $0.6 million, $0.4 million and $0.4 million in 2007, 2006 and 2005, respectively.

Impaired loans totaled approximately $61.3 million, $23.2 million and $6.7 million at December 31, 2007, 2006 and 2005, respectively. Our average investment in impaired loans was approximately $40.3 million, $13.1 million and $15.0 million in 2007, 2006 and 2005, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.5 million, $0.2 million and $0.4 million in 2007, 2006 and 2005, respectively of which the majority of these amounts were received in cash. Certain impaired loans with a balance of approximately $53.4 million, $14.0 million and $3.9 million had specific allocations of the allowance for loan losses totaling approximately $10.7 million, $2.6 million and $1.3 million at December 31, 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Residential mortage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2007	2006	2005
	(In thousands)

Real estate mortage loans serviced for :
Fannie Mae	$933,353	$919,373	$903,962
Freddie Mac	699,297	651,809	603,866
Other	598	620	835

Total	$1,633,248	$1,571,802	$1,508,663

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2007	2006	2005
	(In thousands)

Balance at beginning of year	$14,782	$13,439	$11,360
Originated servicing rights capitalized	2,873	2,862	3,247
Amortization	(1,624)	(1,462)	(1,923)
Change in valuation allowance	(251)	(57)	755

Balance at end of year	$15,780	$14,782	$13,439

Valuation allowance	$319	$68	$11

Loans sold and serviced that have had servicing rights capitalized	$1,623,797	$1,562,107	$1,492,100

The fair value of capitalized mortgage servicing rights was $19.2 million and $19.5 million at December 31, 2007 and 2006, respectively. Fair value was determined using an average coupon rate of 6.08%, average servicing fee of 0.257%, average discount rate of 9.54% and an average PSA rate of 225 for December 31, 2007; and an average coupon rate of 5.99%, average servicing fee of 0.259%, average discount rate of 9.53% and an average PSA rate of 218 for December 31, 2006. Capitalized mortgage servicing rights are included on the consolidated statement of financial position in accrued income and other assets.

NOTE 6 —	PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2007	2006
	(In thousands)

Land	$18,473	$16,646
Buildings	64,250	60,085
Equipment	63,336	55,488

	146,059	132,219
Accumulated depreciation and amortization	(72,501)	(64,227)

Property and equipment, net	$73,558	$67,992

Depreciation expense was $8.5 million, $8.1 million and $7.1 million in 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets
Core deposit	$31,326	$16,648	$20,545	$13,679
Customer relationship	1,302	1,099	1,302	999
Covenants not to compete	1,520	1,139	1,520	835

Total	$34,148	$18,886	$23,367	$15,513

Unamortized intangible assets — Goodwill	$66,754		$48,709

Intangible amortization expense was $3.4 million, $2.4 million and $2.5 million in 2007, 2006 and 2005, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2007, follows:

(In thousands)

2008	$3,072
2009	1,838
2010	1,310
2011	1,398
2012	1,115
2013 and thereafter	6,529

Total	$15,262

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2007 and 2006, follows:

	IB	Mepco(1)		Other(2)	Total
	(In thousands)

Goodwill
Balance at January 1, 2006	$32,797	$18,673		$343	$51,813
Acquired during the year		471	(3)		471
Impairment	(1,166)	(2,409)			(3,575)

Balance at December 31, 2006	31,631	16,735		343	48,709
Acquired during the year	18,388 (4)				18,388
Impairment	(343)				(343)

Balance at December 31, 2007	$49,676	$16,735		$343	$66,754

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the carrying amount of core deposit intangible by reporting segment for the year ended December 31, 2007 follows:

	IB		Mepco(1)	Other(2)	Total
	(In thousands)

Core deposit
Balance at January 1, 2007	$6,841			$25	$6,866
Acquired during the year	10,781	(4)			10,781
Amortization	(2,953)			(16)	(2,969)

Balance at December 31, 2007	$14,669		$—	$9	$14,678

(1)	Approximately $4.1 million of goodwill was allocated to discontinued operations and excluded from this table. See note #25.

(2)	Includes items relating to our parent company.

(3)	Goodwill associated with contingent consideration paid or accrued pursuant to an earn-out.

(4)	Goodwill and deposit customer relationship value, including core deposit value associated with acquisition of 10 branches from TCF Bank (see note #2). The weighted average amortization period of the deposit customer relationship value, including core deposit value is 6.8 years.

During 2007 and 2006 we recorded goodwill impairment charges of $0.3 million and $1.2 million at First Home Financial (FHF) which was acquired in 1998. We test goodwill for impairment and based on the fair value of FHF the goodwill associated with FHF was reduced from $1.5 million to $0.3 million at December 31, 2006. Due to a continued decline in business in 2007, goodwill was written down to zero. These amounts are included in Goodwill Impairment in the Consolidated Statements of Operations. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities and was a subsidiary of our IB segment above. Revenues and profits had declined at FHF over the last few years and had continued to decline through the second quarter of 2007. As a result of these declines, the operations of FHF ceased effective June 15, 2007 and this entity was dissolved on June 30, 2007.

Also during 2006 we recorded a goodwill impairment charge of $2.4 million at Mepco which was acquired during 2003. Mepco provides payment plans to consumers to finance the purchase of vehicle service contracts (warranty business). During 2006 we executed a definitive agreement to sell the insurance premium financing line of business at Mepco (see note #25). Goodwill was then allocated between the warranty business and the insurance premium finance business based on the respective fair values of each line of business. The fair value of the insurance premium finance business was based on the price at which this business was sold on January 15, 2007. As a result of this analysis, it was determined that the goodwill allocated to the warranty business at Mepco was impaired. This amount is included in Goodwill Impairment in the Consolidated Statements of Operations.

NOTE 8 —	DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2007	2006	2005
	(In thousands)

Savings and NOW	$18,768	$13,604	$8,345
Time deposits under $100,000	61,664	54,241	29,630
Time deposits of $100,000 or more	8,628	6,445	3,930

Total	$89,060	$74,290	$41,905

Aggregate time deposits in denominations of $100,000 or more amounted to $218.6 million and $163.8 million at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the maturity of time deposits at December 31, 2007, follows:

(In thousands)

2008	$796,024
2009	160,895
2010	152,753
2011	48,294
2012	59,152
2013 and thereafter	6,378

Total	$1,223,496

Time deposits acquired through broker relationships totaled $516.1 million and $889.5 million at December 31, 2007 and 2006, respectively.

NOTE 9 —	OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2007	2006
	(In thousands)

Advances from Federal Home Loan Bank	$260,509	$60,272
Repurchase agreements	35,000	83,431
Notes payable	3,000	12,500
U.S. Treasury demand notes	4,025	7,475
Other	5	3

Total	$302,539	$163,681

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans equal to at least 150% and 200%, respectively of outstanding advances. Advances are also secured by FHLB stock that we own. As of December 31, 2007, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $69.5 million. Interest expense on advances amounted to $4.6 million, $4.2 million and $6.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. During 2005 we prepaid $1.4 million of FHLB advances. There was no gain or loss incurred during 2005 on this prepayment. No FHLB advances were prepaid during 2007 or 2006

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2007, we were in compliance with the FHLB stock ownership requirements.

Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. If the FHLB exercises its conversion option, we may pay off that advance without penalty.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity and weighted average interest rates of FHLB advances at December 31 follow:

	2007		2006
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2007			$16,997	4.39%
2008	$185,997	4.66%	11,485	5.22
2009	26,491	4.03	1,484	5.91
2010	6,000	7.46	6,000	7.46
2011	2,250	5.89	2,250	5.89
2012	392	6.90	400	6.90
2013 and thereafter	19,379	6.40	19,656	6.40

Total fixed-rate advances	240,509	4.81	58,272	5.66

Variable-rate advances
2007			2,000	5.31
2008	20,000	4.35

Total variable-rate advances	20,000	4.35	2,000	5.31

Total advances	$260,509	4.77%	$60,272	5.65%

Repurchase agreements are secured by mortgage-backed securities with a carrying value of approximately $38.1 million at December 31, 2007 and by U.S. Treasury and mortgage-backed securities with a carrying value of approximately $87.4 million at December 31, 2006. These securities are being held by the counterparty to the repurchase agreement. The yield on repurchase agreements at December 31, 2007 and 2006 approximated 4.42% and 5.34%, respectively.

Repurchase agreements averaged $11.5 million, $91.9 million and $171.2 million during 2007, 2006 and 2005, respectively. The maximum amounts outstanding at any month end during 2007, 2006 and 2005 were $35.0 million, $122.7 million and $204.4 million, respectively. Interest expense on repurchase agreements totaled $0.6 million, $4.6 million and $5.6 million, for the years ended 2007, 2006 and 2005, respectively. The $35.0 million of repurchase agreements at December 31, 2007 all mature in 2010. During 2006 we prepaid $26.8 million of repurchase agreements and incurred a loss of $0.03 million. These losses were recorded in other expenses. No repurchase agreements were prepaid during 2007 or 2005.

Interest expense on Federal funds purchased totaled $1.4 million, $4.5 million and $3.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

We have established an unsecured credit facility at the parent company (see note #24) comprised of a $3.0 million term loan and a $10.0 million revolving credit agreement. At December 31, 2007, there was no balance outstanding on the revolving credit facility. The term loan accrues interest at three month LIBOR plus 115 basis points, which was 5.98% at December 31, 2007. We are charged 28 basis points on the unused balance of the revolving credit facility. Under the credit facility, we are subject to certain restrictive covenants. As of December 31, 2007, we were in compliance with all covenants except for a requirement to maintain our return on average assets ratio at 0.40%. We have obtained a waiver of our non compliance with this covenant. Under the term loan we are required to make quarterly installments of $0.5 million through June 30, 2009. Interest expense on the term loan totaled $0.3 million, $0.4 million and $0.3 million during 2007, 2006 and 2005 respectively. Interest expense on the revolving credit agreement totaled $0.3 million, $0.5 million and $0.01 million during 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007 we had unused borrowing capacity with the Federal Reserve (subject to the Federal Reserve’s credit requirements and policies) of $633.1 million. There were no amounts outstanding to the Federal Reserve at December 31, 2007 and 2006.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.531 billion at December 31, 2007.

NOTE 10 —	SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $80.3 million and $62.4 million at December 31, 2007 and 2006, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

In accordance with FASB Interpretation No. 46, as revised in December 2003 (“FIN 46R”), these trusts are not consolidated with Independent Bank Corporation. Accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2007
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued

IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232

		$92,888	$90,100	$2,788

		2006
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued

IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
Gaylord Partners Limited Partnership(1)	May 2002	5,050	5,000	50
Elimination(2)		(750)	(750)

		$64,197	$62,350	$1,847

(1)	The Gaylord Partners Limited Partnership trust preferred securities and the associated subordinated debentures were redeemed at par in May 2007.

(2)	Trust preferred securities issued by Gaylord Partners Limited Partnership that were owned by Independent Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other key terms for the subordinated debentures and trust preferred securties that were outstanding at December 31, 2007 follow:

	Maturity		First Permitted
Entity Name	Date	Interest Rate	Redemption Date

IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

Each of the subordinated debentures and trust preferred securities are cumulative but have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the Consolidated Statements of Operations.

NOTE 11 —	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, we enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2007	2006
	(In thousands)

Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$200,226	$250,704
Standby letters of credit	28,195	19,244

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2004, we received an unsolicited anonymous letter regarding certain business practices at Mepco, which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. We processed this letter in compliance with our Policy Regarding the Resolution of Reports on the Company’s Accounting, Internal Controls and Other Business Practices. Under the direction of our Audit Committee, special legal counsel was engaged to investigate the matters raised in the anonymous letter. This investigation was completed during the first quarter of 2005 and we determined that any amounts or issues relating to the period after our April 2003 acquisition of Mepco were not significant. The terms of the agreement under which we acquired Mepco, obligated the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco.

The potential amount of liability related to periods prior to our April 2003 acquisition date was determined to not exceed approximately $4.0 million. This potential liability primarily encompasses funds that may be due to former customers of Mepco related to loan overpayments or unclaimed funds that may be subject to escheatment. Prior to our acquisition, Mepco had erroneously recorded these amounts as revenue over a period of several years. The final liability may, however, be less, depending on the facts related to each loan account, the application of the law to those facts and the applicable state escheatment requirements for unclaimed funds. In the second quarter of 2004 we recorded a liability of $2.7 million with a corresponding charge to earnings (included in non-interest expenses) for potential amounts due to third parties (either former loan customers or to states for the escheatment of unclaimed funds). We have been engaged in a process of reviewing individual account records at Mepco to determine the appropriate amount (if any) due to a customer. As of December 31, 2007 we had sent out approximately $2.6 million as a result of this review process and $1.4 million remains accrued at that date.

On March 16, 2006, we entered into a settlement agreement with the former shareholders of Mepco, (the “Former Shareholders”) and Edward, Paul, and Howard Walder (collectively referred to as the “Walders”) for purposes of resolving and dismissing all pending litigation between the parties. Under the terms of the settlement, on April 3, 2006, the Former Shareholders paid us a sum of $2.8 million, half of which was paid in the form of cash and half of which was paid in shares of our common stock. In return, we released 90,766 shares of Independent Bank Corporation common stock held pursuant to an escrow agreement. As a result of settlement of the litigation, we recorded other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	EARNINGS PER SHARE

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2007	2006	2005
	(In thousands, except per share amounts)

Income from continuing operations	$9,955	$33,825	$45,705

Net income	$10,357	$33,203	$46,912

Shares outstanding(1)	22,649	22,906	23,339
Effect of stock options	118	313	407
Stock units for deferred compensation plan for non-employee directors	62	53	51
Share awards	1

Shares outstanding for calculation of diluted earnings per share(1)	22,830	23,272	23,797

Income per share from continuing operations
Basic	$0.44	$1.48	$1.96

Diluted	$0.44	$1.45	$1.92

Net income per share
Basic	$0.46	$1.45	$2.01

Diluted	$0.45	$1.43	$1.97

(1)	Shares outstanding have been adjusted for a 5% stock dividend in 2006.

Diluted income/loss per share attributed to discontinued operations was income of $0.02 and $0.05 in 2007 and 2005, respectively and a loss of $0.03 in 2006.

Weighted average stock options outstanding that were not considered in computing diluted earnings per share because they were anti-dilutive totaled 1.1 million, 0.6 million and 0.1 million for 2007, 2006 and 2005, respectively.

NOTE 13 —	INCOME TAX

The composition of income tax expense from continuing operations for the years ended December 31 follows:

	2007	2006	2005
	(In thousands)

Current	$5,160	$13,736	$14,436
Deferred	(6,263)	(2,074)	3,030

Income tax expense	$(1,103)	$11,662	$17,466

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2007	2006	2005
	(In thousands)

Statutory rate applied to income from continuing operations before income tax	$3,098	$15,920	$22,110
Tax-exempt income	(4,031)	(4,028)	(4,243)
Bank owned life insurance	(674)	(598)	(544)
Dividends paid to Employee Stock Ownership Plan	(366)	(336)	(293)
Non-deductible meals, entertainment and memberships	157	202	147
Goodwill impairment	120	1,251
Mepco lawsuit settlement		(980)
Other, net	593	231	289

Income tax expense	$(1,103)	$11,662	$17,466

The deferred income tax benefit of $6.3 million and $2.1 million in 2007 and 2006, respectively and the deferred income tax expense of $3.0 million in 2005 can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was $0.03 million, $0.3 million and $0.7 million during 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2007	2006
	(In thousands)

Deferred tax assets
Allowance for loan losses	$16,569	$9,891
Net operating loss carryforward	3,355	4,508
Deferred compensation	1,022	1,057
Loss on receivable from warranty payment plan seller	1,015	1,015
Fixed assets	956	541
Other than temporary impairment charge on securities available for sale	932	582
Mepco claims expense	608	608
Unrealized loss on derivative financial instruments	554
Non accrual loan interest income	505	334
Loans held for sale	149	102
Share based payments	99
Severance payable	68	321
Deferred insurance premiums	65	111
Other	61	18

Gross deferred tax assets	25,958	19,088
Deferred tax liabilities
Mortgage servicing rights	5,523	5,183
Purchase premiums, net	729	1,277
Federal Home Loan Bank stock	480	63
Unrealized gain on securities available for sale	339	1,585
Deferred loan fees	315	25
Unrealized gain on derivative financial instruments		358

Gross deferred tax liabilities	7,386	8,491

Net deferred tax assets	$18,572	$10,597

At December 31, 2007, we had a net operating loss (“NOL”) carryforward of approximately $9.6 million which, if not used against taxable income, will expire as follows:

(In thousands)

2009	4,068
2010	929
2011	411
2012	3,437
2013	189
2019	194
2020	359

Total	$9,587

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The use of the $9.6 million NOL carryforward, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

We believe that a valuation reserve is not necessary for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences and to reduce future taxable income.

Changes in unrecognized tax benefits for the year ended December 31, 2007 follows:

(In thousands)

Balance at January 1, 2007	$2,303
Additions based on tax positions related to the current year	633
Reductions due to the statute of limitations	(39)
Settlements	(76)

Balance at December 31, 2007	$2,821

Approximately $2.6 million of our gross unrecognized tax benefits, if recognized, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The total amount of interest and penalties recorded in the income statement for the year ended December 31, 2007 was $0.03 million, and the amount accrued for interest and penalties at January 1, 2007 and December 31, 2007 was $0.1 million and $0.2 million, respectively. At December 31, 2007, U.S. Federal tax years 2004 through the present date remain open.

NOTE 14 —	SHARE BASED COMPENSATION

We maintain performance-based compensation plans that includes a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder-approved, permits the grant of share based awards for up to 0.3 million shares of common stock. We believe that such awards better align the interests of our officers and directors with those of our shareholders. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. No share based payments were made during 2006. Prior to January 1, 2006 we granted stock options under the plan which were generally granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

Pursuant to our performance-based compensation plans we granted 0.2 million stock options and 0.1 million shares of non-vested common stock to our officers on April, 24, 2007. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. The non-vested common stock cliff vests in five years. We use the Black-Scholes option pricing model to measure compensation cost for stock options and use the market value of the common stock on date of grant to measure compensation cost for non-vested share awards. We also estimate expected forfeitures over the vesting period.

Also during 2007 we modified 0.1 million stock options originally issued in prior years for one former officer. These modified options vested immediately and the expense associated with this modification of $0.1 million was included in compensation and benefits expense. The modification consisted of extending the date of exercise subsequent to resignation of the officer from 3 months to 18 months.

Total compensation expense recognized during 2007 for stock option and non-vested common stock grants was $0.3 million and the corresponding tax benefit relating to this expense was $0.1 million. There was no compensation expense in 2006 and 2005 relating to share based compensation awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of outstanding stock option grants and transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
				(In thousands)

Outstanding at January 1, 2007	1,481,276	$19.82
Granted	227,268	16.69
Exercised	(22,876)	8.17
Forfeited	(26,807)	20.19

Outstanding at December 31, 2007	1,658,861	$19.55	5.65	$338

Vested and expected to vest at December 31, 2007	1,620,502	$19.62	5.56	$338

Exercisable at December 31, 2007	1,431,593	$20.00	5.07	$338

A summary of non-vested common stock and transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2007	0
Granted	50,596	$16.69
Vested
Forfeited

Outstanding at December 31, 2007	50,596	$16.69

As summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2007 follows:

Expected dividend yield	3.76%
Risk-free interest rate	4.55
Expected life (in years)	5.99
Expected volatility	27.64%
Per share weighted-average fair value	$3.74

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using a simplified method that, in general, averaged the vesting term and original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was not available. The expected volatility was based on historical volatility of our common stock.

At December 31, 2007, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.1 million. The weighted-average period over which this amount will be recognized is 2.6 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain information regarding options exercised during the periods ending December 31 follows:

	2007	2006	2005
	(In thousands)

Intrinsic value	$144	$972	$2,610

Cash proceeds received	$156	$738	$1,962

Tax benefit realized	$33	$308	$698

NOTE 15 —	BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. During 2007, 2006 and 2005, $2.1 million, $2.1 million and $3.3 million respectively, was expensed for these retirement plans.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.4 million, $0.3 million, and $3.0 million, in 2007, 2006 and 2005, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.6 million, $4.4 million and $4.0 million, in 2007, 2006 and 2005, respectively. These insurance programs are also available to retired employees at their expense.

NOTE 16 —	DERIVATIVE FINANCIAL INSTRUMENTS

Our derivative financial instruments according to the type of hedge in which they are designated at
December 31 follow:

	2007
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$318,159	2.3	$(184)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$65,000	2.5	$(245)
Interest-rate cap agreeements	178,500	1.5	173

	$243,500	1.8	$(72)

No hedge designation
Pay-fixed interest-rate swap agreements	$5,000	0.3	$13
Pay-variable interest-rate swap agreements	5,000	0.3	(13)
Interest-rate cap agreements	122,000	1.6	116
Rate-lock real estate mortgage loan commitments	48,313	0.1	(48)
Mandatory commitments to sell real estate mortgage loans	47,451	0.1	(63)

Total	$227,764	0.9	$5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$489,409	3.1	$(4,457)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$95,000	1.6	$1,318
Interest-rate cap agreeements	250,500	2.2	1,714

	$345,500	2.0	$3,032

No hedge designation
Pay-variable interest-rate swap agreements	$29,000	0.5	$(34)
Interest-rate cap agreements	40,000	1.8	115
Rate-lock real estate mortgage loan commitments	45,104	0.1	(31)
Mandatory commitments to sell real estate mortgage loans	43,163	0.1	99

Total	$157,267	0.6	$149

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities (see note #10) we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $1.2 million and $2.2 million at December 31, 2007 and 2006, respectively.

It is anticipated that $0.04 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2007, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2007 is 4.7 years.

We also use long-term, fixed-rate brokered CDs to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. Fair Value Hedges currently include pay-variable interest-rate swaps.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

In the ordinary course of business, we enter into rate-lock real estate mortgage loan commitments with customers (“Rate Lock Commitments”). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell real estate mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

The impact of SFAS #133 on net income and other comprehensive income is as follows:

		Other
		Comprehensive
	Net Income	Income	Total
		(In thousands)

Change in fair value during the year ended December 31, 2007
Interest rate swap agreements not designated as hedges	$34		$34
Interest rate cap agreements not designated as hedges	223		223
Rate-lock real estate mortgage loan commitments	(17)		(17)
Mandatory commitments to sell real estate mortgage loans	(162)		(162)
Ineffectiveness of fair value hedges	45		45
Cash flow hedges		$(3,272)	(3,272)
Reclassification adjustment		974	974

Total	123	(2,298)	(2,175)
Federal income tax	43	(804)	(761)

Total, net of federal income tax	$80	$(1,494)	$(1,414)

Change in fair value during the year ended December 31, 2006
Interest rate swap agreements not designated as hedges	$2		$2
Interest rate cap agreements not designated as hedges	34		34
Rate-lock real estate mortgage loan commitments	(64)		(64)
Mandatory commitments to sell real estate mortgage loans	197		197
Ineffectiveness of fair value hedges	4		4
Ineffectiveness of cash flow hedges	2		2
Cash flow hedges		$(5,955)	(5,955)
Reclassification adjustment		3,276	3,276

Total	175	(2,679)	(2,504)
Federal income tax	61	(938)	(877)

Total, net of federal income tax	$114	$(1,741)	$(1,627)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Other
		Comprehensive
	Net Income	Income	Total
		(In thousands)

Change in fair value during the year ended December 31, 2005
Interest rate swap agreements not designated as hedges	$(54)		$(54)
Interest rate cap agreements not designated as hedges	19		19
Rate-lock real estate mortgage loan commitments	(59)		(59)
Mandatory commitments to sell real estate mortgage loans	(38)		(38)
Ineffectiveness of fair value hedges	(57)		(57)
Cash flow hedges		$1,721	1,721
Reclassification adjustment		697	697

Total	(189)	2,418	2,229
Federal income tax	(66)	846	780

Total, net of federal income tax	$(123)	$1,572	$1,449

Accumulated other comprehensive income included derivative losses, net of tax, of $0.8 million at December 31, 2007 and derivative gains, net of tax, of $0.5 million and $2.4 million at December 31, 2006 and 2005, respectively.

NOTE 17 —	RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2007 and 2006.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2007	2006
	(In thousands)

Balance at beginning of year	$13,883	$19,127
New loans and advances	98	5,381
Repayments	(662)	(10,625)
Reduction due to change in related parties	(12,417)

Balance at end of year	$902	$13,883

Deposits held by us for directors and executive officers totaled $0.4 million and $4.0 million at December 31, 2007 and 2006, respectively.

Loan and deposit balances of directors and executive officers declined during 2007 primarily as a result of our bank charter consolidation completed in 2007 (see note #23). This consolidation resulted in a decline in the number of directors and executive officers as compared to the prior year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2007	2006	2005
	(In thousands)

Loan and collection	$4,949	$3,610	$4,102
Credit card and bank service fees	3,913	3,839	2,952
Communications	3,809	3,556	3,724
Amortization of intangible assets	3,373	2,423	2,529
Supplies	2,411	2,113	2,247
Legal and professional	1,978	1,853	2,509
Loss on receivable from warranty payment plan seller		2,400
Other	8,409	5,747	6,957

Total other non-interest expense	$28,842	$25,541	$25,020

NOTE 19 —	LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2007, follows:

(In thousands)

2008	$1,209
2009	986
2010	974
2011	897
2012	876
2013 and thereafter	6,324

Total	$11,266

Rental expense on operating leases totaled $1.4 million, $1.2 million and $1.2 million in 2007, 2006 and 2005, respectively.

NOTE 20 —	CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The significant concentrations by collateral type at December 31, 2007 include loans secured by residential real estate which totaled $998.5 million, construction and development loans which totaled $229.6 million and finance receivables secured by vehicle service contracts which totaled $238.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2007: Lessors of Nonresidential Real Estate ($233.0 million); Construction and General Contractors ($119.0 million); Land Developers ($105.1 million) and Lessors of Residential Real Estate ($103.5 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Mepco has established and monitors counterparty concentration limits in order to manage our collateral exposure on finance receivables. The counterparty concentration limits are primarily based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral or escrow holdbacks and distribution of concentrations for warranty administrators and warranty sellers/dealers. The sudden failure of one of Mepco’s major counterparties (an insurance company, risk retention group or warranty administrator) could expose us to significant losses.

The following represents Mepco’s largest concentrations for its warranty payment plan administration business as of December 31, 2007:

Company Name	Net Counterparty Exposure(1)
(In thousands)

Warrantech Corporation(2)	$74,976
Lyndon Property Insurance Company(3)	54,337
Warranty America, LLC	24,422
Interstate National Dealer Services, Inc.(4)	14,185
Consumer Direct Warranty Services	8,351

(1)	Receivables are net of unfunded payment plans (financed premiums payable).

(2)	Warrantech Corporation is a subsidiary of H.I.G. Capital LLC

(3)	Lyndon Property Insurance Company (that has an AM Best rating of A-) is a subsidiary of Protective Life Corporation

(4)	Interstate National Dealer Services, Inc. is an affiliate of Golden Gate Private Equity, Inc.

NOTE 21 —	REGULATORY MATTERS

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the bank’s current year’s net profits, combined with the retained net profits of the preceding two years. During 2008, our bank could, without prior approval, declare dividends equal to 2008 net profits retained to the date of the dividend declaration. It is not our intent to have dividends paid in amounts which would reduce the capital of our bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2007 and 2006, categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

			Minimum Ratio for	Minimum Ratio for
	Actual		Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions
	(Dollars in thousands)

2007
Total capital to risk-weighted assets
Consolidated	$277,619	10.99%	8.00%	NA
Independent Bank	264,305	10.50	8.00	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$236,065	9.35%	4.00%	NA
Independent Bank	232,656	9.25	4.00	6.00%
Tier 1 capital to average assets
Consolidated	$236,065	7.44%	4.00%	NA
Independent Bank	232,656	7.35	4.00	5.00%
2006
Total capital to risk-weighted assets
Consolidated	$286,599	10.75%	8.00%	NA
Independent Bank	282,992	10.69	8.00	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$256,287	9.62%	4.00%	NA
Independent Bank	254,632	9.62	4.00	6.00%
Tier 1 capital to average assets
Consolidated	$256,287	7.62%	4.00%	NA
Independent Bank	254,632	7.62	4.00	5.00%

NA — Not applicable

Independent Bank’s 2006 capital amounts and ratios have been adjusted to reflect the 2007 consolidation of our four former bank charters into one (see note #23).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 22 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated fair values and recorded book balances at December 31 follow:

	2007		2006
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
	(In thousands)

Assets
Cash and due from banks	$79,300	$79,300	$73,100	$73,100
Securities available for sale	364,200	364,200	434,800	434,800
Net loans and loans held for sale	2,544,400	2,535,600	2,462,100	2,488,400
Bank owned life insurance	42,900	42,900	41,100	41,100
Accrued interest receivable	15,400	15,400	16,700	16,700
Liabilities
Deposits with no stated maturity	$1,281,600	$1,281,600	$1,158,200	$1,158,200
Deposits with stated maturity	1,225,000	1,223,500	1,442,400	1,444,600
Other borrowings	446,300	449,900	315,200	312,000
Accrued interest payable	10,400	10,400	15,400	15,400
Derivative financial instruments	300	300	1,300	1,300

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

NOTE 23 —	OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank (“IB”) and Mepco Finance Corporation (“Mepco”). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. We evaluate performance based principally on net income of the respective reportable segments. During 2007, we consolidated our four former bank charters into one. Prior to this consolidation we reported each of the four banks as separate segments. Prior year information for the four banks has been consolidated under our current IB segment.

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other(1)	Elimination	Total
	(In thousands)

2007
Total assets	$3,002,899	$264,379	$342,664	$(333,860)	$3,276,082
Interest income	199,386	23,868			223,254
Net interest income	111,884	15,603	(6,896)		120,591
Provision for loan losses	42,765	395			43,160
Income (loss) from continuing operations before income tax	8,469	8,118	(8,650)	915	8,852
Discontinued operations, net of tax		402			402
Net income (loss)	9,729	5,472	(5,439)	595	10,357

2006
Total assets	$3,018,883	$401,267	$344,533	$(334,785)	$3,429,898
Interest income	197,419	20,115	20	(659)	216,895
Net interest income	118,642	11,023	(6,301)	(167)	123,197
Provision for loan losses	16,070	274			16,344
Income (loss) from continuing operations before income tax	50,476	(361)	(5,362)	734	45,487
Discontinued operations, net of tax		(622)			(622)
Net income (loss)	37,712	(1,972)	(2,883)	346	33,203

2005
Total assets	$2,955,478	$398,891	$344,110	$(342,631)	$3,355,848
Interest income	171,082	22,163	22	(232)	193,035
Net interest income	119,244	16,465	(5,710)	(63)	129,936
Provision for loan losses	7,784	22			7,806
Income (loss) from continuing operations before income tax	63,852	11,054	(7,487)	(4,248)	63,171
Discontinued operations, net of tax		1,207			1,207
Net income (loss)	46,856	8,056	(5,010)	(2,990)	46,912

(1)	Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 — INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2007	2006
	(In thousands)

ASSETS
Cash and due from banks	$18,615	$14,131
Investment in subsidiaries	319,300	318,113
Other assets	4,749	12,289

Total Assets	$342,664	$344,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$3,000	$12,500
Subordinated debentures	92,888	64,947
Other liabilities	6,869	8,919
Shareholders’ equity	239,907	258,167

Total Liabilities and Shareholders’ Equity	$342,664	$344,533

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries	$20,750	$42,650	$42,500
Management fees from subsidiaries and other income	17,730	23,570	23,166

Total Operating Income	38,480	66,220	65,666

OPERATING EXPENSES
Interest expense	6,896	6,321	5,732
Administrative and other expenses	19,484	22,611	24,921

Total Operating Expenses	26,380	28,932	30,653

Income Before Income Tax and (Excess dividends from) Undistributed
Net Income of Subsidiaries	12,100	37,288	35,013
Income tax benefit	3,211	2,479	2,477

Income Before (Excess dividends from) Equity in Undistributed Net Income of Subsidiaries Continuing Operations	15,311	39,767	37,490
(Excess dividends from) equity in undistibuted net income of subsidiaries continuing operations	(5,356)	(5,942)	8,215

Income from Continuing Operations	9,955	33,825	45,705
Discontinued operations	402	(622)	1,207

Net Income	$10,357	$33,203	$46,912

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Net Income	$10,357	$33,203	$46,912

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH FROM OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	1,347	1,897	1,575
Loss on sale of property and equipment	947
Gain on sale of securities			(1,425)
(Increase) decrease in other assets	883	(1,059)	(521)
Increase (decrease) in other liabilities	(1,691)	(9,094)	4,848
Excess dividends (Equity in undistributed net income) of subsidiaries continuing operations	5,356	5,942	(8,215)
Excess dividends (Equity in undistributed net income) of subsidiaries discontinued operations	(402)	622	(1,207)

Total Adjustments	6,440	(1,692)	(4,945)

Net Cash from Operating Activities	16,797	31,511	41,967

CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale			1,963
Investment in subsidiaries	(9,500)	(1,500)	(17,750)
Proceeds from the sale of property and equipment	5,276
Capital expenditures	(1,823)	(1,772)	(1,652)

Net Cash Used in Investing Activities	(6,047)	(3,272)	(17,439)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	4,000	13,500	2,000
Repayment of long-term debt	(2,000)	(2,000)	(2,000)
Repayment of other borrowings	(11,500)	(8,000)
Dividends paid	(18,874)	(17,547)	(15,320)
Repurchase of common stock	(5,989)	(11,989)	(13,065)
Proceeds from issuance of subordinated debt	32,991
Redemption of subordinated debt	(5,050)
Proceeds from issuance of common stock	156	1,046	2,051

Net Cash Used in Financing Activities	(6,266)	(24,990)	(26,334)

Net Increase (Decrease) in Cash and Cash Equivalents	4,484	3,249	(1,806)
Cash and Cash Equivalents at Beginning of Year	14,131	10,882	12,688

Cash and Cash Equivalents at End of Year	$18,615	$14,131	$10,882

NOTE 25 —	DISCONTINUED OPERATIONS

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). We received $176.0 million of cash that was utilized to payoff

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

The major classes of assets and liabilities of discontinued operations were as follows:

	December 31,
	2007	2006
	(In thousands)

ASSETS OF DISCONTINUED OPERATIONS
Cash and due from banks		$167
Loans:
Gross insurance premium finance receivables	$12	189,392
Deferred finance income		(4,715)
Deferred loan origination costs		1,161

Total loans	12	185,838
Allowance for Loan Losses	(12)	(1,265)

Net loans	—	184,573
Property and equipment, net		68
Goodwill		4,133
Other intangibles		303
Accrued income and other assets		188

Total Assets of Discontinued Operations	$—	$189,432

LIABILITIES OF DISCONTINUED OPERATIONS
Deposits — Time		$165,496
Financed premiums payable		15,655
Accrued expenses and other liabilities	$34	2,525

Total Liabilities of Discontinued Operations	$34	$183,676

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of discontinued operations are as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Interest income — interest and fees on loans	$976	$16,317	$11,889
Interest expense	328	9,231	5,456

Net Interest Income	648	7,086	6,433
Provision for loan losses	8	1,068	265

Net Interest Income After Provision for Loan Losses	640	6,018	6,168

NON-INTEREST EXPENSE
Compensation and employee benefits	229	1,459	1,548
Occupancy, net		356	273
Furniture, fixtures and equipment		188	173
Other expenses	(124)	5,127	2,226

Total Non-interest Expense	105	7,130	4,220

Income (Loss) Before Income Taxes	535	(1,112)	1,948
Income tax expense (benefit)	133	(490)	741

Income (loss) from discontinued operations	$402	$(622)	$1,207

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)

2007
Interest income	$55,344	$56,167	$55,969	$55,774
Net interest income	29,632	30,476	30,415	30,068
Provision for loan losses	8,139	14,893	10,735	9,393
Income from continuing operations before income tax expense	4,197	(1,445)	3,837	2,263
Discontinued operations	351	(151)	48	154
Net income	4,243	(43)	3,725	2,432
Income per share from continuing operations
Basic	$0.17	$0.00	$0.16	$0.10
Diluted	0.17	0.00	0.16	0.10
Income per share
Basic	$0.19	$0.00	$0.16	$0.11
Diluted	0.18	0.00	0.16	0.11

2006
Interest income	$51,986	$54,284	$54,838	$55,787
Net interest income	31,735	31,606	30,004	29,852
Provision for loan losses	1,386	2,511	4,484	7,963
Income from continuing operations before income tax expense	16,649	14,400	12,891	1,547
Discontinued operations	(713)	180	567	(656)
Net income	12,343	10,602	9,951	307
Income per share from continuing operations
Basic	$0.57	$0.45	$0.41	$0.04
Diluted	0.56	0.45	0.40	0.04
Income per share
Basic	$0.54	$0.46	$0.43	$0.01
Diluted	0.53	0.45	0.43	0.01

During the fourth quarter of 2007 we recognized $1.0 million of other than temporary impairment on certain preferred stocks (see note #4) . This impairment is included in net gains (losses) on securities on the consolidated statements of operations.

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares						Cash Dividends
	2007			2006			Declared
	High	Low	Close	High	Low	Close	2007	2006

First quarter	$25.43	$19.94	$20.37	$27.14	$24.68	$27.10	$0.21	$0.19
Second quarter	20.40	16.12	17.21	27.62	24.38	25.05	0.21	0.19
Third quarter	17.19	10.00	11.05	25.59	23.85	24.28	0.21	0.20
Fourth quarter	11.96	8.41	9.50	25.76	23.00	25.29	0.21	0.20

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

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our bank and by regulatory capital guidelines applicable to us.

SENIOR OFFICERS AND DIRECTORS
INDEPENDENT BANK CORPORATION

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • James J. Twarozynski

BOARD OF DIRECTORS

Charles C. Van Loan, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis, Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer

INDEPENDENT BANK

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • William B. Kessel • Stefanie M. Kimball • David C. Reglin • Cheryl A. Bartholic • Richard E. Butler • Larry R. Daniel, Jr. • Gary C. Dawley • Michael J. Furst • Peter R. Graves • Jose A. Infante • Beth J. Jungel • Ann M. Lingle • Dean M. Morse • Laurinda M. Neve • Shelby L. Reno • R. Darren Rhoads • Henry B. Risley • Charles F. Schadler • Raymond P. Stecko • Michael J. Stodolak • Brian R. Talbot • James J. Twarozynski • Denise E. Wheaton

BOARD OF DIRECTORS

Charles C. Van Loan, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis, Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer

MEPCO FINANCE CORPORATION

SENIOR OFFICERS

Robert N. Shuster • Theresa F. Kendziorski • Scott A. McMillan