Form 10-K, Exhibit 13
period 2008-12-31
INDEPENDENT BANK CORP /MI/
filed 2009-03-10
CIK 39311

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$203,736	$223,254	$216,895	$193,035	$154,226
Interest expense	73,587	102,663	93,698	63,099	42,990

Net interest income	130,149	120,591	123,197	129,936	111,236
Provision for loan losses	72,287	43,160	16,344	7,806	4,016
Net gains (losses) on securities	(14,961)	(705)	171	1,484	856
Other non-interest income	44,682	47,850	44,679	41,342	37,404
Non-interest expenses	176,184	115,724	106,216	101,785	90,455

Income (loss) from continuing operations before income tax	(88,601)	8,852	45,487	63,171	55,025
Income tax expense (benefit)	3,063	(1,103)	11,662	17,466	14,713

Income (loss) from continuing operations	(91,664)	9,955	33,825	45,705	40,312
Discontinued operations, net of tax		402	(622)	1,207	(1,754)

Net income (loss)	$(91,664)	$10,357	$33,203	$46,912	$38,558

Preferred dividends	215

Net income (loss) applicable to common stock	$(91,879)	$10,357	$33,203	$46,912	$38,558

PER COMMON SHARE DATA (1)
Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48	$1.96	$1.79
Diluted	(4.04)	0.44	1.45	1.92	1.75
Net income (loss) per common share
Basic	$(4.04)	$0.46	$1.45	$2.01	$1.71
Diluted	(4.04)	0.45	1.43	1.97	1.67
Cash dividends declared	0.14	0.84	0.78	0.71	0.60
Book value	5.49	10.62	11.29	10.75	9.86
SELECTED BALANCES
Assets	$2,956,245	$3,247,516	$3,406,390	$3,348,707	$3,088,179
Loans	2,459,529	2,518,330	2,459,887	2,365,176	2,080,634
Allowance for loan losses	57,900	45,294	26,879	22,420	24,162
Deposits	2,066,479	2,505,127	2,602,791	2,474,239	2,063,707
Shareholders’ equity	194,877	240,502	258,167	248,259	230,292
Long-term debt	0	1,000	3,000	5,000	7,000
SELECTED RATIOS
Tax equivalent net interest income to average interest earning assets	4.63%	4.26%	4.41%	4.85%	4.89%
Income (loss) from continuing operations to (2)
Average common equity	(39.01)	3.96	13.06	18.63	20.30
Average assets	(2.88)	0.31	0.99	1.42	1.48
Net income (loss) to (2)
Average common equity	(39.01)	4.12	12.82	19.12	19.42
Average assets	(2.88)	0.32	0.97	1.45	1.42
Average shareholders’ equity to average assets	7.50	7.72	7.60	7.61	7.31
Tier 1 capital to average assets	8.61	7.44	7.62	7.40	7.36
Non-performing loans to Portfolio Loans	5.09	3.07	1.59	0.70	0.69

(1)	Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

(2)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

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

2008 was an extraordinary year. Numerous events shook the financial services industry such as the conservatorship of Fannie Mae and Freddie Mac as well as the bankruptcy of Lehman Brothers, all of which contributed to a dislocation of credit markets. In addition, our economy fell into recession with unemployment rates moving higher and housing prices declining dramatically in many markets around the country. The combination of sharply lower home values and steep declines in the stock market in 2008 removed trillions of dollars of wealth from the U.S. economy. In particular, the Michigan economy (and the State in which we conduct the majority of our operations) fared even worse than the national economy. Our Federal government instituted several programs in response to these challenging economic conditions including a variety of measures by the Federal Reserve Bank (“FRB”) designed to inject more liquidity into the banking system. Further, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”) under which the Troubled Asset Relief Program (“TARP”) was created. It is against this backdrop that we discuss our results of operations and financial condition in 2008 as compared to earlier periods.

We reported our fourth quarter and full-year 2008 operating results in a press release issued January 26, 2009, a copy of which was filed on a Current Report on Form 8-K on January 26, 2009. Since reporting such results, we have completed our customary year-end review process, which resulted in an additional charge-off of $4.0 million of commercial loans in the fourth quarter of 2008. In addition, we increased the reserve for other real estate and repossessed assets by $0.5 million. These adjustments were due to new appraisals received after the date of our press release on the collateral securing the loans and on the owned real estate. On an after-tax basis, these two items resulted in an increase in our fourth quarter and full-year 2008 loss by $3.7 million.

RESULTS OF OPERATIONS

Summary.  We incurred a loss from continuing operations of $91.7 million in 2008 compared to income from continuing operations of $10.0 million in 2007 and $33.8 million in 2006. The net loss in 2008 also totaled $91.7 million compared to net income of $10.4 million in 2007 and $33.2 million in 2006. The net loss applicable to common stock was $91.9 million in 2008. The significant change in 2008 compared to 2007 is due primarily to an increase in the provision for loan losses, losses on securities, an impairment charge on capitalized mortgage loan servicing rights, an impairment charge on goodwill, increases in loan and collection costs and losses on other real estate and repossessed assets, and a charge to income tax expense to establish a valuation allowance on most of our net deferred tax assets. These adverse changes were partially offset by an increase in net interest income. The decline in income from continuing operations in 2007 compared to 2006 is primarily due to a decline in net interest income and an increase in the provision for loan losses and increases in several components of non-interest expense.

On December 12, 2008 we issued 72,000 shares of preferred stock and 3,461,538 warrants to purchase our common stock (at a strike price of $3.12 per share) to the U.S. Department of the Treasury in return for $72.0 million under the TARP Capital Purchase Program (“CPP”). (See “Liquidity and capital resources.”) As a result, during periods in which this preferred stock remains outstanding, we will also be reporting our net income (loss) applicable to common stock.

On January 15, 2007, Mepco Insurance Premium Financing, Inc., now known as Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of Independent Bank Corporation (“IBC”), sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

We completed the acquisition of ten branches with total deposits of approximately $241.4 million from TCF National Bank on March 23, 2007 (the “branch acquisition”). These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan. As a result of this transaction, we received $210.1 million of cash. We used the proceeds from this transaction primarily to pay-off higher costing short term borrowings and brokered certificates of deposit (“Brokered CD’s”). The acquisition of these branches resulted in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income during the last nine months of 2007 and in 2008 when compared to earlier periods. However, non-interest expenses also increased due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses. As is customary in branch acquisitions, the purchase price ($28.1 million) was based on acquired deposit balances. We also reimbursed the seller $0.2 million for certain transaction related costs. Approximately $10.8 million of the premium paid was recorded as deposit customer relationship value, including core deposit value and will be amortized over 15 years (the remainder of the premium paid was recorded as goodwill). We also incurred other transaction costs (primarily investment banking fees, legal fees, severance costs and data processing conversion fees) of approximately $0.8 million, of which $0.5 million was capitalized as part of the acquisition price and $0.3 million was expensed. In addition, the transaction included $3.7 million for the personal property and real estate associated with these branches. In the last quarter of 2008 we determined that all of the goodwill at our Independent Bank reporting unit, including the goodwill recorded as a part of this branch acquisition, was impaired, and we recorded a $50.0 million goodwill impairment charge. (See “Non-interest expenses.”)

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

During the last half of 2007 we incurred approximately $0.8 million of one-time expenses (primarily related to the data processing conversion and severance costs for employee positions that were eliminated) associated with this consolidation. To date, the benefit of reductions in non-interest expenses due to the bank consolidation have been more than offset by higher loan and collection costs and increased staffing associated with the management of significantly higher levels of watch credits, non-performing loans and other real estate owned. (See “Portfolio Loans and asset quality.”)

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2008	2007	2006

Income (loss) from continuing operations
Average common equity	(39.01)%	3.96%	13.06%
Average assets	(2.88)	0.31	0.99
Net income (loss) to
Average common equity	(39.01)%	4.12%	12.82%
Average assets	(2.88)	0.32	0.97
Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48
Diluted	(4.04)	0.44	1.45
Net income (loss) per share
Basic	$(4.04)	$0.46	$1.45
Diluted	(4.04)	0.45	1.43

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

Tax equivalent net interest income totaled $134.7 million during 2008, compared to $126.7 million and $129.8 million during 2007 and 2006, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. This presentation is not in accordance with generally accepted accounting principles (“GAAP”) but is customary in the banking industry. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $4.6 million, $6.1 million and $6.6 million in 2008, 2007 and 2006, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income in 2008 compared to 2007 reflects a 37 basis point rise in our tax equivalent net interest income as a percent of average interest-earning assets (“net interest margin”) that was partially offset by a $65.7 million decrease in average interest-earning assets. The decrease in tax equivalent net interest income in 2007 compared to 2006 reflects a 15 basis point decline in our net interest margin that was partially offset by a $28.5 million increase in average interest-earning assets.

From mid-2004 through mid-2006 the FRB pushed the target federal funds rate up from 1% to 5.25%. The target federal funds rate then remained at 5.25% until September 2007. During this time period the yield curve also flattened and in some cases even inverted. This interest rate environment caused erosion in the net interest margin of many financial institutions during 2006 and 2007, including us, when compared to earlier periods. Since September 2007, the FRB has engaged in an aggressive easing process primarily in response to weakening economic conditions, particularly in the housing sector. From September 2007 to December 2008 the FRB reduced the target federal funds rate from 5.25% to 0.25%. In addition, the yield curve has steepened considerably. The current interest rate environment (lower short-term interest rates and a steeper yield curve) has had a favorable impact on our net interest margin during 2008. Our balance sheet was generally structured to benefit from lower short-term interest rates. For example, most of our Brokered CD’s were callable which allowed us to call (retire) them and replace them at much lower interest rates. However, some of the benefits of the current interest rate environment are being partially offset by our increased level of non-accrual loans that create a drag on our net interest margin and tax equivalent net interest income. Average non-accrual loans totaled $104.7 million, $53.1 million and $21.1 million in 2008, 2007 and 2006, respectively.

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2008			2007			2006
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS (1)
Taxable loans	$2,558,621	$186,259	7.28%	$2,531,737	$201,924	7.98%	$2,464,798	$193,606	7.85%
Tax-exempt loans (2)	10,747	751	6.99	9,568	672	7.02	7,293	509	6.98
Taxable securities	144,265	8,467	5.87	179,878	9,635	5.36	207,456	11,108	5.35
Tax-exempt securities (2)	162,144	11,534	7.11	225,676	15,773	6.99	248,495	17,484	7.04
Other investments	31,425	1,284	4.09	26,017	1,338	5.14	16,366	802	4.90

Interest earning assets — continuing operations	2,907,202	208,295	7.16	2,972,876	229,342	7.71	2,944,408	223,509	7.59

Cash and due from banks	53,873			57,174			53,844
Taxable loans — discontinued operations				8,542			198,335
Other assets, net	227,969			218,553			210,190

Total assets	$3,189,044			$3,257,145			$3,406,777

LIABILITIES
Savings and NOW	$968,180	10,262	1.06	$971,807	18,768	1.93	$864,528	13,604	1.57
Time deposits	917,403	36,435	3.97	1,439,177	70,292	4.88	1,405,850	60,686	4.32
Long-term debt	247	12	4.86	2,240	104	4.64	4,240	205	4.83
Other borrowings	682,884	26,878	3.94	205,811	13,499	6.56	329,175	19,203	5.83

Interest bearing liabilities — continuing operations	2,568,714	73,587	2.86	2,619,035	102,663	3.92	2,603,793	93,698	3.60

Demand deposits	301,117			300,886			279,279
Time deposits — discontinued operations				6,166			172,317
Other liabilities	79,929			79,750			92,451
Shareholders’ equity	239,284			251,308			258,937

Total liabilities and shareholders’ equity	$3,189,044			$3,257,145			$3,406,777

Net interest income		$134,708			$126,679			$129,811

Net interest income as a percent of average interest earning assets			4.63%			4.26%			4.41%

(1)	All domestic.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2008 Compared to 2007			2007 Compared to 2006
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1)
Taxable loans (2)	$2,124	$(17,789)	$(15,665)	$5,310	$3,008	$8,318
Tax-exempt loans (2,3)	82	(3)	79	160	3	163
Taxable securities (2)	(2,031)	863	(1,168)	(1,477)	4	(1,473)
Tax-exempt securities (2, 3)	(4,515)	276	(4,239)	(1,596)	(115)	(1,711)
Other investments (2)	249	(303)	(54)	495	41	536

Total interest income	(4,091)	(16,956)	(21,047)	2,892	2,941	5,833

Increase (decrease) in interest expense (1)
Savings and NOW	(70)	(8,436)	(8,506)	1,824	3,340	5,164
Time deposits	(22,342)	(11,515)	(33,857)	1,468	8,138	9,606
Long-term debt	(97)	5	(92)	(93)	(8)	(101)
Other borrowings	20,619	(7,240)	13,379	(7,868)	2,164	(5,704)

Total interest expense	(1,890)	(27,186)	(29,076)	(4,669)	13,634	8,965

Net interest income	$(2,201)	$10,230	$8,029	$7,561	$(10,693)	$(3,132)

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2008	2007	2006

As a percent of average interest earning assets
Loans — all domestic	88.4%	85.5%	84.0%
Other interest earning assets	11.6	14.5	16.0

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	33.3%	32.7%	29.4%
Time deposits	23.9	21.9	17.3
Brokered CDs	7.7	26.5	30.4
Other borrowings and long-term debt	23.5	7.0	11.3

Average interest bearing liabilities	88.4%	88.1%	88.4%

Earning asset ratio	91.2%	91.3%	86.4%
Free-funds ratio	11.6	11.9	11.6

Provision for loan losses.  The provision for loan losses was $72.3 million during 2008 compared to $43.2 million and $16.3 million during 2007 and 2006, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The significant increases in the provision for loan losses over the past three years principally reflect a rise in the level of net loan charge-offs and non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See “Portfolio Loans and asset quality.”)

Non-interest income.  Non-interest income is a significant element in assessing our results of operations. On a long-term basis we are attempting to grow non-interest income in order to diversify our revenues within the financial services industry. We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income. As a result, we believe it is best to evaluate our success in growing non-interest income and diversifying our revenues by also comparing non-interest income when excluding net gains (losses) on assets (mortgage loans and securities). In addition, 2006 included non-recurring income of $2.8 million related to the settlement of litigation with the former owners of Mepco (See “Litigation Matters.”).

Non-interest income totaled $29.7 million during 2008 compared to $47.1 million and $44.9 million during 2007 and 2006, respectively. Excluding net gains and losses on mortgage loans and securities and the aforementioned income related to the settlement of litigation, non-interest income declined by 9.3% to $39.5 million during 2008 and grew by 16.8% to $43.5 million during 2007. The decline in 2008 is due primarily to a $4.3 million impairment charge on capitalized mortgage loan servicing rights.

NON-INTEREST INCOME

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Service charges on deposit accounts	$24,223	$24,251	$19,936
Net gains (losses) on assets
Mortgage loans	5,181	4,317	4,593
Securities	(14,961)	(705)	171
VISA check card interchange income	5,728	4,905	3,432
Mortgage loan servicing	(2,071)	2,236	2,440
Mutual fund and annuity commissions	2,207	2,072	1,291
Bank owned life insurance	1,960	1,830	1,628
Title insurance fees	1,388	1,551	1,724
Manufactured home loan origination fees and commissions		239	884
Mepco litigation settlement			2,800
Other	6,066	6,449	5,951

Total non-interest income	$29,721	$47,145	$44,850

Service charges on deposit accounts totaled $24.2 million during 2008, compared to $24.3 million and $19.9 million during 2007 and 2006, respectively. In 2008 service charges on deposit accounts declined slightly as we experienced a decrease in overdraft occurrences and corresponding NSF fees. We believe this change reflects weaker economic conditions that are leading consumers to reduce overdrafts to avoid incurring NSF fees. The significant increase in 2007 compared to 2006 primarily reflects the aforementioned branch acquisition. In addition, increases in such service charges also reflect growth in checking accounts as a result of deposit account promotions, including direct mail solicitations. We opened over 27,000 new checking accounts in 2008 compared to approximately 28,000 in 2007 and 25,000 in 2006.

We realized net gains of $5.2 million on the sale of mortgage loans during 2008, compared to $4.3 million and $4.6 million during 2007 and 2006, respectively. Effective January 1, 2008, we elected fair value accounting pursuant to Statement of Financial Accounting Standards No. 159 — The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS #159”) for mortgage loans held for sale. In addition, on January 1, 2008 we adopted Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings,” (“SAB #109”) on commitments to originate mortgage loans.

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2008 mortgage loan origination and sales volumes were down from 2007 and 2006 reflecting both weak economic conditions and lower home sales volumes in Michigan as well as more stringent underwriting criteria required by the secondary mortgage market, which reduced the number of applicants being approved for mortgage loans.

NET GAINS ON THE SALE OF REAL ESTATE MORTGAGE LOANS

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Mortgage loans originated	$368,517	$507,211	$525,849
Mortgage loans sold	267,216	288,826	281,285
Mortgage loans sold with servicing rights released	51,875	47,783	41,494
Net gains on the sale of mortgage loans	5,181	4,317	4,593
Net gains as a percent of mortgage loans sold	1.94%	1.49%	1.63%
SFAS #133/#159 and SAB #109 adjustments included in the Loan Sales Margin	0.36	(0.06)	0.05

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording accounting adjustments pursuant to SFAS #159 and SAB #109 in 2008 (as described above) as well as pursuant to Statement of Financial Accounting Standards No. 133 — Accounting for Derivative Instruments and Hedging Activities, (“SFAS #133”). Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 1.58% in 2008, 1.55% in 2007 and 1.58% in 2006.

We incurred securities net losses of $15.0 million in 2008. These net losses were comprised of $7.7 million of losses from the sale of securities, $2.8 million of unrealized losses related to declines in the fair value of trading securities that were still being held at year-end, $0.2 million of other than temporary impairment charges and a $6.2 million charge related to the dissolution of a security as described below. These losses were partially offset by $1.9 million of gains on sales of securities (primarily municipal securities sales to reduce total assets in order to improve our capital ratios). 2008 was an unusual year as we historically have not incurred any significant net losses on securities. Pursuant to SFAS #159, we elected, effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. As a result of this election, we recorded an after tax cumulative reduction of $1.5 million to retained earnings associated with the initial adoption of SFAS #159 for these preferred stocks. This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs. During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end. We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. The 2008 securities net losses also include a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock. The conservatorship of Fannie Mae and Freddie Mac in September 2008 resulted in the market values of the preferred stocks issued by these entities plummeting to low single digit prices per share. Prices on other preferred stocks that we owned also declined sharply as the market for these securities came under considerable stress. These were the primary factors leading to the large securities losses that we incurred during 2008.

The $0.7 million of securities net losses in 2007 include $1.0 million of other than temporary impairment charges. These charges related to Fannie Mae and Freddie Mac preferred stocks. We also recorded securities gains of approximately $0.3 million in 2007 primarily related to the sale of municipal securities. The $0.2 million of securities net gains in 2006 is due to the sale of a preferred stock. We recorded no other than temporary impairment charges on investment securities in 2006.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net
	(In thousands)

2008	$80,348	$1,903	$16,864	$(14,961)
2007	61,520	327	$1,032	(705)
2006	1,283	171		171

(1)	Losses in 2008 include a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock, $0.2 million of other than temporary impairment charges and $2.8 million of losses recognized on trading securities still held at December 31, 2008 while losses in 2007 include $1.0 million of other than temporary impairment charges.

VISA check card interchange income increased to $5.7 million in 2008 compared to $4.9 million in 2007 and $3.4 million in 2006. The significant increase in 2008 and 2007 compared to 2006 is primarily due to the aforementioned branch acquisition. In addition, these results are also due to increases in the size of our card base due to growth in checking accounts as well as increases in the frequency of use of our VISA check card product by our customer base. In 2007 we introduced a rewards program to attempt to further increase the frequency of use of our VISA check card product by our customers.

Mortgage loan servicing generated a loss of $2.1 million in 2008 compared to revenue of $2.2 million and $2.4 million in 2007 and 2006, respectively. These yearly comparative declines are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of our mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, mortgage loan interest rates declined significantly in December 2008 resulting in higher estimated future prepayment rates and a significant increase in the valuation allowance.

CAPITALIZED REAL ESTATE MORTGAGE LOAN SERVICING RIGHTS

	2008	2007	2006
	(In thousands)

Balance at January 1,	$15,780	$14,782	$13,439
Originated servicing rights capitalized	2,405	2,873	2,862
Amortization	(1,887)	(1,624)	(1,462)
(Increase)/decrease in valuation allowance	(4,332)	(251)	(57)

Balance at December 31,	$11,966	$15,780	$14,782

Valuation allowance at December 31,	$4,651	$319	$68

At December 31, 2008 we were servicing approximately $1.65 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 6.06% and a weighted average service fee of approximately 26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2008 totaled $12.0 million, representing approximately 73 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $12.2 million at December 31, 2008.

Mutual fund and annuity commissions totaled $2.2 million, $2.1 million and $1.3 million in 2008, 2007 and 2006, respectively. This increase is due to higher sales of these products as a result of growth in the number of our licensed sales representatives. In addition, in 2006 we were moving to more fee-based programs and away from traditional retail investment products that generate higher initial one-time commissions. This transition to fee-based programs had somewhat of an adverse impact on that year’s revenues. Because of current economic conditions and the sharp declines in equity markets during 2008, we believe that maintaining these revenues at 2008 levels in 2009 will be challenging.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $2.0 million, $1.8 million and $1.6 million in 2008, 2007 and 2006, respectively, primarily as a result of increases in cash surrender value.

Title insurance fees totaled $1.4 million in 2008, $1.6 million in 2007 and $1.7 million in 2006. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

We ceased operations at First Home Financial (our former mobile home lending subsidiary) on June 15, 2007 and this entity was dissolved on June 30, 2007. As a result, manufactured home loan origination fees and commissions ended in the second half of 2007. (Also see the discussion below under “Non-interest expense” about goodwill impairment charges associated with First Home Financial.)

Other non-interest income totaled $6.1 million, $6.4 million and $6.0 million in 2008, 2007 and 2006, respectively. 2007 included $0.3 million of income from interest rate swap or interest rate cap termination fees.

Non-interest expense.  Non-interest expense is an important component of our results of operations. Historically, we primarily focused on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses generally increased from year to year because we expanded our operations through acquisitions and by opening new branches and loan production offices. Because of the current challenging economic environment that we are confronting, our expansion through acquisitions or by opening new branches is unlikely in the near term. Further, management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $176.2 million during 2008, compared to $115.7 million and $106.2 million during 2007 and 2006, respectively. 2008 non-interest expense includes a $50.0 million goodwill impairment charge as well as elevated loan and collection costs and losses on other real estate and repossessed assets. 2007 non-interest expense includes $1.7 million of severance and other (primarily data processing and legal and professional fees) expenses associated with the aforementioned bank consolidation and staff reductions and $0.3 million of goodwill impairment charges. In addition, the aforementioned branch acquisition resulted in increases in several categories of non-interest expenses in 2008 and 2007 compared to 2006. 2006 non-interest expense includes $3.6 million of goodwill impairment charges and a $2.4 million loss on the write-off of a receivable from a counter party in Mepco’s warranty payment plan business.

NON-INTEREST EXPENSE

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Compensation	$40,181	$40,373	$37,597
Performance-based compensation and benefits	4,861	4,979	3,200
Other benefits	10,137	10,459	10,004

Compensation and benefits	55,179	55,811	50,801
Occupancy, net	11,852	10,624	9,626
Furniture, fixtures and equipment	7,074	7,633	7,057
Data processing	7,148	6,957	5,619
Advertising	5,534	5,514	3,997
Loan and collection	9,431	4,949	3,610
Credit card and bank service fees	4,818	3,913	3,839
Communications	4,018	3,809	3,556
Loss on other real estate and repossessed assets	4,349	276	146
Amortization of intangible assets	3,072	3,373	2,423
Supplies	2,030	2,411	2,113
Legal and professional	2,032	1,978	1,853
Deposit Insurance	1,988	628	341
Goodwill impairment	50,020	343	3,575
Loss on receivable from warranty payment plan seller			2,400
Other	7,639	7,505	5,260

Total non-interest expense	$176,184	$115,724	$106,216

The increase in compensation and benefits expense in 2008 and 2007 compared to 2006 is primarily due to an increased number of employees resulting from the branch acquisition and from managing a higher level of watch credit and non-performing loans. Further, merit pay increases and higher costs for health care insurance contributed to this rise. Salaries in 2007 include $1.1 million of severance costs from staff reductions associated with the bank consolidation as well as other downsizing initiatives. No executive officer bonuses were paid for 2008 and all executive and senior officer salaries have been frozen at 2008 levels for 2009

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2008 and 2007 for share-based awards under our long-term equity based incentive plan was $0.6 million and $0.3 million, respectively. Since we did not issue any share based awards in 2006, there was no expense in that year.

Occupancy, data processing and communications expenses all generally increased over the periods presented as a result of the growth of the organization from the branch acquisition and the opening of some new branch offices.

Loan and collection expenses primarily reflect collection costs related to non-performing or delinquent loans. The sharp rise in these expenses in 2008 and 2007 reflects the significant increases in non-performing loans.

Loss on other real estate and repossessed assets primarily represents the loss on sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition the real estate or other repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The significant increase in loss on other real estate and repossessed assets in 2008 compared to earlier years is primarily due to declines in the value of these assets subsequent to the acquisition date. These declines in value have been accentuated by the high inventory of foreclosed homes for sale in many of our markets as well as Michigan’s weak economic conditions.

Furniture, fixtures and equipment expense has declined in 2008 due in part to cost reduction initiatives. In addition certain fixed assets became fully depreciated in 2008 and were not replaced. The decline in supplies expense during 2008 was due in part to lower business volume relative to 2007 and the aforementioned cost reduction initiatives. The higher levels of these expenses in 2007 primarily reflect the impact of the branch acquisition.

Advertising expense was higher in 2008 and 2007 compared to 2006 due primarily to a rebranding initiative we began in late 2006, additional marketing and promotion we did in the communities that include the aforementioned acquired branches and a rewards program for our VISA check cards that we began in early 2007.

Credit card and bank service fees increased in each year presented primarily due to growth in the number of warranty payment plans being administered by Mepco.

Deposit insurance expense increased in 2008 compared to earlier periods reflecting higher rates and the full utilization of our assessment credits in 2007. We would expect deposit insurance expense to significantly increase again in 2009 due to the higher assessment rates that have been implemented by the FDIC.

The changes in the amortization of intangible assets are due primarily to the branch acquisition and the amortization of the deposit customer relationship value, including core deposit value, that was acquired in this transaction.

During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. Under Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangible Assets (“SFAS #142”), this necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at year-end of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco’s estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

During 2007 we recorded a $0.3 million goodwill impairment charge. This charge related to writing off the remaining goodwill associated with our mobile home lending subsidiary, First Home Financial (“FHF”), that was dissolved in June 2007. During 2006 we recorded $3.6 million of goodwill impairment charges. A $2.4 million goodwill impairment charge was recorded at Mepco as a result of a valuation performed to allocate intangibles between the business Mepco retained (administering payment plans for consumers to pay for the purchase of vehicle service contracts or extended warranties over time) and the business that was sold in January 2007 (insurance premium finance business). Approximately $4.4 million of intangibles was allocated to the insurance premium finance business and was included in assets of discontinued operations at December 31, 2006. After this allocation, $19.5 million of intangibles remained at Mepco that were valued at $17.1 million which resulted in the goodwill impairment charge of $2.4 million. In addition, we also recorded a goodwill impairment charge of $1.2 million related to FHF which was acquired in 1998. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities. Revenues and profits had declined at FHF over the last few years (See “Non-interest income.”). Based on the fair value of FHF the goodwill associated with this entity was reduced from $1.5 million to $0.3 million during 2006. The 2007 and 2006 goodwill impairment charges were not tax deductible, so no income tax benefit is associated with these charges.

In 2006 we recorded a $2.4 million loss which was comprised of a $1.6 million write-off of a portion of a receivable due from one of Mepco’s counterparties and $0.8 million in discount for imputed future interest. At that time, the loss reflected our evaluation of the portion of the receivable that would not be collected and the likelihood that the portion of the receivable that would be collected would not include any interest. Since the end of 2006, this counterparty had been making periodic payments on the balance owed to Mepco and an agreement for the repayment of all sums due was reached in March 2007. In December 2008 this counterparty ceased making payments and is now in default under the agreement. The original write-off in 2006 along with subsequent payments collected were adequate so that no additional loss had to be recorded upon the default that occurred in December 2008. Mepco is contemplating pursuing legal action against this counterparty.

Other non-interest expense increased to $7.6 million in 2008 compared to $7.5 million in 2007 and was $5.3 million in 2006. The increase in 2008 compared to 2007 was primarily due to costs associated with a deferred compensation plan as well as Michigan Business Tax (see discussion below). These increases were partially offset by a 20.4% decrease in directors fees and an 11.2% decrease in travel and entertainment expenses principally resulting from the bank consolidation and other cost savings initiatives. The increase in 2007 compared to 2006 was primarily due to branch and deposit account fraud and criminal related losses and costs related to our bank consolidation.

In July 2007 the State of Michigan replaced its Single Business Tax (“SBT”) with a new Michigan Business Tax (“MBT”) which became effective in 2008. Financial institutions are subject to an industry-specific tax which is based on net capital. Both the MBT and the SBT are recorded in other non-interest expenses in the Consolidated Statements of Operations. Our MBT expense was $0.2 million in 2008. Our SBT expense was zero in 2007 and a negative $0.1 million in 2006.

Income tax expense (benefit).  Income tax expense for 2008 totaled $3.1 million, an increase of $4.2 million over the same period of 2007. The increase was primarily the result of establishing a valuation allowance of $27.6 million on deferred tax assets, partially offset by the effect of lower pre-tax income.

Statement of Financial Accounting Standards No. 109 — Accounting for Income Taxes (“SFAS #109”), requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with SFAS #109, we reviewed our deferred tax asset and determined that based upon a number of factors including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for the majority of our net deferred tax asset. In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. After the aforementioned valuation allowance, the remaining net deferred tax asset at December 31, 2008 was $6.9 million. This valuation allowance represents our entire net deferred tax asset except for that amount which can be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

Despite the valuation allowance, these deferred tax assets remain available to offset future taxable income. Our deferred tax assets will be analyzed quarterly for changes affecting the valuation allowance, which may be adjusted in future periods accordingly. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance.

Our income tax expense (benefit) was $(1.1) million and $11.7 million in 2007 and 2006, respectively. The changes in the overall levels of income taxes in these two years are principally attributed to tax exempt income representing a much higher percentage of pre-tax income from continuing operations in 2007 compared to 2006. Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance.

Income tax expense in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were $1.0 million, $0.4 million and $0.1 million in 2008, 2007, and 2006, respectively.

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

FINANCIAL CONDITION

Summary.  Our total assets declined to $2.96 billion at December 31, 2008, from $3.25 billion at December 31, 2007. The decline in total assets primarily reflects a $148.8 million decrease in securities available for sale and a $50.0 million decrease in goodwill. Loans, excluding loans held for sale (“Portfolio Loans”) decreased $58.8 million in 2008 as every category of loans declined except for finance receivables. Total deposits decreased by $438.6 million in 2008 principally as a result of a decrease in Brokered CD’s. Other borrowings increased by $239.4 million in 2008 as maturing or callable brokered CD’s were replaced with lower costing borrowings from the FRB or Federal Home Loan Bank (“FHLB”).

Securities.  We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow.

Securities available for sale declined during 2008 because maturities and principal payments in the portfolio were not replaced with new purchases. We also sold municipal securities during 2008 primarily to reduce total assets in order to improve our capital ratios. In addition, on January 1, 2008 we transferred $15.0 million of preferred stock investments from available for sale securities to trading securities.

As discussed earlier, we elected effective January 1, 2008, to measure the majority of our preferred stock investments at fair value pursuant to SFAS #159. During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end. We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. (See “Non-Interest Income”). At year end we had $1.9 million (fair value) of trading securities remaining.

We recorded other than temporary impairment charges on securities of $0.2 million and $1.0 million in 2008 and 2007, respectively. We did not record any such charges in 2006. The 2008 impairment charge relates to a trust preferred security we own that was issued by a small Michigan-based community bank. In 2007, we recorded $1.0 million of impairment charges on Fannie Mae and Freddie Mac preferred securities. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”) In addition, in the fourth quarter of 2008 we recorded a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.

SECURITIES

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)

Securities available for sale
December 31, 2008	$231,746	$3,707	$20,041	$215,412
December 31, 2007	363,237	6,013	5,056	364,194
December 31, 2006	430,262	7,367	2,844	434,785

We evaluate securities for other than temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition of the issuer, including review of recent credit ratings, and our ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery of fair value.

We have 45 mortgage-backed and other asset backed securities whose fair market value is less than amortized cost. These securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to credit spread widening on these securities. We have satisfactory relationships between non-performing assets and subordination levels in each security and continue to receive principal reductions. All of the issues are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

We have 118 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

We have eight trust preferred securities whose fair market value is less than amortized cost. There were no credit issues relating to these securities. Pricing of trust preferred securities has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Six of the eight securities are rated by a major rating agency as investment grade while the other two are non-rated. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Portfolio Loans and asset quality.  In addition to the communities served by our bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also participate in commercial lending transactions with certain non-affiliated banks and may also purchase mortgage loans from third-party originators.

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and, in fact, the provision for loan losses was elevated in 2008 and 2007 from prior historical levels.

One of the purposes of the aforementioned bank consolidation is to promote even stronger risk management practices, particularly in the area of credit risk management. We hired a new Chief Lending Officer (CLO) in April 2007. The CLO has implemented several changes in our credit processes, including:

•	Functional alignment of lending and credit across all of our markets;

•	The strategic direction of commercial lending has been focused on the need for more diversification in the commercial loan portfolio to reduce the weighting of commercial real estate in the portfolio; and

•	Expansion of certain functions including implementation of a special assets group to provide stronger management of our most troubled loans.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2008	2007
	(In thousands)

Real estate(1)
Residential first mortgages	$760,201	$758,500
Residential home equity and other junior mortgages	229,865	239,965
Construction and land development	127,092	229,638
Other(2)	666,876	691,505
Finance receivables	286,836	209,631
Commercial	207,516	199,659
Consumer	171,747	178,622
Agricultural	9,396	10,810

Total loans	$2,459,529	$2,518,330

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

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

Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of default. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (automobile warranty administrators and sellers or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Overall loan growth has slowed during the past two years reflecting both weak economic conditions in Michigan as well as a generally competitive pricing climate. However, finance receivables (warranty payment plans) have been growing. This growth reflects both increased sales efforts as well as our ability to focus solely on this line of business at Mepco because of the sale of our insurance premium finance business in January 2007. Construction and land development loans have been declining because we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate. Further declines in Portfolio Loans or competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results. We continue to view loan growth consistent with established quality and profitability standards as a major short and long-term challenge.

NON-PERFORMING ASSETS

	December 31,
	2008	2007	2006
	(Dollars in thousands)

Non-accrual loans	$122,639	$72,682	$35,683
Loans 90 days or more past due and still accruing interest	2,626	4,394	3,479
Restructured loans		173	60

Total non-performing loans	125,265	77,249	39,222
Other real estate and repossessed assets	19,998	9,723	3,153

Total non-performing assets	$145,263	$86,972	$42,375

As a percent of Portfolio Loans
Non-performing loans	5.09%	3.07%	1.59%
Allowance for loan losses	2.35	1.80	1.09
Non-performing assets to total assets	4.91	2.68	1.24
Allowance for loan losses as a percent of non-performing loans	46	59	69

Non-performing loans totaled $125.3 million at December 31, 2008, a $48.0 million increase from December 31, 2007. The increase in non-performing loans since year-end 2007 is due principally to an increase in non-performing commercial real estate loans and residential mortgage loans. The rise in non-performing commercial real estate loans is primarily the result of several additional credits with real estate developers becoming past due in 2008. These delinquencies largely reflect cash flow difficulties encountered by real estate developers in Michigan as they confront a significant decline in sales of real estate. Since the beginning of 2007 the land, land development, and construction components of our commercial loan portfolio have declined by a total of 43%, and now represent less than 5% of total assets. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies, bankruptcies, and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.

Other real estate and repossessed assets totaled $20.0 million at December 31, 2008 compared to $9.7 million at December 31, 2007. At these same dates, commercial real estate properties comprised $12.0 million and $2.6 million of these amounts, respectively while the balance was comprised primarily of residential real estate. This increase is the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires. Higher foreclosure rates are evident nationwide, but Michigan has consistently had one of the higher foreclosure rates in the U.S. during the past year. We believe that this higher foreclosure rate is due to both weak economic conditions (Michigan has one of the highest unemployment rates in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2008, we anticipate that our level of other real estate and repossessed assets will continue to rise during 2009 and will likely remain at elevated levels for some period of time. A high level of non-performing assets will also adversely impact our tax equivalent net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2008	2007	2006
	(In thousands)

Specific allocations	$16,788	$10,713	$2,631
Other adversely rated loans	9,511	10,804	5,144
Historical loss allocations	20,270	14,668	11,641
Additional allocations based on subjective factors	11,331	9,109	7,463

Total	$57,900	$45,294	$26,879

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

The allowance for loan losses increased to 2.35% of total Portfolio Loans at December 31, 2008 from 1.80% at December 31, 2007. This increase is primarily due to increases in three of the four components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to the rise in non-performing loans described earlier. The allowance for loan losses related to other adversely rated loans decreased primarily due to the migration of certain adversely rated loans into the specific allocations category. The allowance for loan losses related to historical losses increased due primarily to higher loss rates that were partially offset by a decline in loans outstanding. Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to higher levels of non-performing loans and loan net charge-offs.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2008		2007		2006
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(Dollars in thousands)

Balance at beginning of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820
Provision charged to operating expense	72,079	208	43,105	55	16,283	61
Recoveries credited to allowance	3,489		2,346		2,237
Loans charged against the allowance	(62,962)		(27,036)		(14,061)

Balance at end of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

Net loans charged against the allowance to average Portfolio Loans	2.34%		0.98%		0.48%

Net loan charge-offs increased to $59.5 million (2.34% of average Portfolio Loans) in 2007 from $24.7 million (0.98% of average Portfolio Loans) in 2007. This increase is primarily due to a $27.9 million rise in commercial loan and $5.4 million rise in mortgage loan net charge-offs in 2008 compared to 2007. The majority of these loans were secured by real estate and the increased levels of net charge-offs primarily reflect much weaker real estate values in Michigan in 2008.

We took a variety of steps during 2007 (and which continued throughout 2008) to address the credit issues identified above (higher levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

•	An enhanced quarterly watch credit review process to proactively manage higher risk loans.

•	Loan risk ratings are independently assigned and structure recommendations made upfront by our credit officers.

•	A Special Assets Group has been established to provide more effective management of our most troubled loans. A select group of law firms supports this team, providing professional advice and systemic feedback.

•	An independent loan review function provides portfolio/individual loan feedback to evaluate the effectiveness of processes by market.

•	Management (incentive) objectives for each commercial lender and senior commercial lender emphasize credit quality in addition to profitability.

•	Portfolio concentrations are monitored with select loan types encouraged and other loan types (such as residential real estate development) requiring significantly higher approval authorities.

Deposits and borrowings.  Our competitive position within many of the markets served by our branch network limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, we principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our historic core deposit growth has not kept pace with the historic growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loan growth with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See “Liquidity and capital resources.”) In March 2007 we completed the aforementioned branch acquisition, principally to increase our core deposits and market share in certain Michigan markets where we already had a presence.

We have also implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of any increases in interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts. Changes between the various categories of our alternative sources of funds will generally reflect pricing conditions.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2008			2007
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
	(Dollars in thousands)

Brokered CDs(1)	$182,283	1.1 years	3.63%	$516,077	1.9 years	4.72%
Fixed-rate FHLB advances(1)	314,214	2.3 years	3.49	240,509	1.3 years	4.81
Variable-rate FHLB advances(1)				20,000	0.3 years	4.35
Securities sold under agreements to repurchase(1)	35,000	1.9 years	4.42	35,000	2.9 years	4.42
FRB borrowings	189,500	.1 years	0.54
Federal funds purchased	750	1 day	0.25	54,452	1 day	4.00

Total	$721,747	1.4 years	2.80%	$866,038	1.6 years	4.68%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest-rate swaps.

Other borrowed funds, principally advances from the FHLB, borrowings from the FRB and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $542.0 million at December 31, 2008, compared to $302.5 million at December 31, 2007. The $239.5 million increase in other borrowed funds principally reflects higher borrowings from the FRB and FHLB to payoff Brokered CDs that matured or were called. Interest rates on Brokered CDs remained elevated compared to other funding sources throughout most of 2008. At

December 31, 2008 we had unused borrowing capacity at the FRB and FHLB of approximately $610.5 million. In determining our borrowing sources, we primarily evaluate the interest cost, payment terms, facility structure and collateral requirements (also see “Liquidity and capital resources.”).

Prior to April 2008, we had an unsecured revolving credit facility and a term loan (that had a remaining balance of $2.5 million). The lender elected to not renew the $10.0 million unsecured revolving credit facility (which matured in April 2008) and required repayment of the term loan because we were out of compliance with certain financial covenants contained within the loan documents. The $2.5 million term loan was repaid in full in April 2008 (it would have otherwise been repaid in full in accordance with the original terms in May 2009).

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2008, we employed interest-rate swaps with an aggregate notional amount of $168.0 million and interest rate caps with an aggregate notional amount of $278.5 million.

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

Our sources of funds include our deposit base, secured advances from the FHLB, secured borrowings from the FRB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CDs).

At December 31, 2008 we had $624.7 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CDs that we could replace. Additionally $1.215 billion of our deposits at December 31, 2008 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been reasonably stable over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or growth in deposits will continue in the future.

In particular, recent media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the FDIC has announced several programs during 2008 including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2009 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low-interest (an interest rate of 0.50% or less) transaction accounts. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite these moves by the FDIC and our proactive communications efforts, we are still experiencing some outflow of deposits. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

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

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2008.

CONTRACTUAL COMMITMENTS(1)

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total
	(In thousands)

Time deposit maturities	$624,674	$189,154	$33,461	$3,962	$851,251
Federal funds purchased and other borrowings	261,522	261,750	384	19,080	542,736
Subordinated debentures				92,888	92,888
Operating lease obligations	1,015	1,723	1,576	5,177	9,491
Purchase obligations(2)	1,294	2,588	431		4,313

Total	$888,505	$455,215	$35,852	$121,107	$1,500,679

(1)	Excludes approximately $0.7 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

CAPITALIZATION

	December 31,
	2008	2007
	(In thousands)

Unsecured debt		$3,000

Subordinated debentures	$92,888	92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)

Amount qualifying as regulatory capital	90,100	90,100

Shareholders’ equity
Preferred stock	68,456
Common stock	22,791	22,601
Capital surplus	200,687	195,302
Retained earnings (accumulated deficit)	(73,849)	22,770
Accumulated other comprehensive income (loss)	(23,208)	(171)

Total shareholders’ equity	194,877	240,502

Total capitalization	$284,977	$333,602

We have four special purpose entities that have outstanding $90.1 million of cumulative trust preferred securities outside of Independent Bank Corporation. Currently $72.8 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital. These entities have also issued common securities and capital to Independent Bank Corporation. Independent Bank Corporation, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued. The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2008 and 2007.

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

On September 6, 2007 we issued an additional $20.0 million in new trust preferred securities in a pooled offering through another newly formed entity — IBC Capital Finance IV. The interest rate on these trust preferred securities is equal to 3-month LIBOR plus 285 basis points (adjusted quarterly). However, we also executed a five-year $20 million interest rate swap (on which we receive 3 month LIBOR and pay an effective, taking into account the 285 basis point spread, fixed interest rate of 7.555%) to hedge the variability of the future cash flows on these trust preferred securities.

Both of these above described trust preferred securities are redeemable (at par) in whole or in part at our option beginning approximately five years from the date of issuance.

We have $7.5 million of trust preferred securities (that were issued in a pooled offering) that are redeemable (at par) in whole or in part at our option on any February 7, May 7, August 7 or November 7, beginning on November 7, 2007. We also have $50.6 million of trust preferred securities that were issued to the public in March 2003 and that are redeemable in whole or in part, from time to time, at our option beginning March 31, 2008. Given the existing costs of these trust preferred securities compared to current market rates that we would likely incur in a refinancing, it is unlikely that we will redeem these securities under current market conditions.

In March 2006, the Federal Reserve Board issued a final rule that retains trust preferred securities in the Tier 1 capital of bank holding companies. After a transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements will be limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Based upon our existing levels of Tier 1 capital, trust preferred securities and goodwill, this final Federal Reserve Board rule would have reduced our Tier 1 capital to average assets ratio by approximately 29 basis points at December 31, 2008, (this calculation assumes no transition period).

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock (“Preferred Stock”) and a warrant to purchase 3,461,538 warrants to purchase shares of our common stock (“Warrants”) to the U.S. Department of Treasury (“UST”) in return for $72.0 million under the CPP. Of the total proceeds, $68.4 million was allocated to the Preferred Stock and $3.6 million was allocated to the Warrants (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Preferred Stock dividend.

The Preferred Stock will pay a quarterly, a cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither we nor our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock. Additionally, prior to December 12, 2011, even if we are current on the payment of dividends on the Preferred Stock, we may not do either of the following without the prior written consent of the UST: (y) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (z) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practices similar to those described in clause (b) above. These restrictions described in the preceding sentence expire, however, in the event that if we redeem all shares of Preferred Stock or in the event that if the UST transfers all of its shares of Preferred Stock to an unaffiliated transferee. Holders of shares of the Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

The Preferred Stock may be redeemed at any time, in whole or in part, subject to the UST’s prior consultation with the Federal Reserve Board. Prior to the recent enactment of the American Recovery and Reinvestment Act of 2009, there were certain restrictions on our ability to redeem the Preferred Stock. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock. Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the Preferred Stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation (including the limitations described in this paragraph). If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The Warrant is initially exercisable for 3,461,538 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72 million, which is equal to 100% of the aggregate liquidation preference of the Preferred Stock on the date of issuance, the number of shares of common stock underlying the portion of the Warrant then held by the UST will be reduced by 50% to 1,730,769 shares (50% of the number of shares underlying the Warrant on the date of issuance). The initial exercise price applicable to the Warrant is $3.12 per share of common stock for which the Warrant may be exercised. The number of shares of common stock underlying the Warrant and the exercise price applicable to the Warrant are both subject to adjustment for certain dilutive actions we may take, including stock dividends, stock splits, and similar transactions. The Warrant may be exercised at any time on or before December 12, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.

The annual 5% dividend on the Preferred Stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $4.3 million annually. In addition, the exercise price on the Warrant of $3.12 per share is presently below our market, book and tangible book values per share. If our market value per share exceeds the warrant price, our diluted earnings per share will be reduced. Further, the exercise of the warrant would be dilutive to our book and tangible book values per share.

Shareholders’ equity applicable to common stock declined to $126.4 million at December 31, 2008 from $240.5 million at December 31, 2007. Our tangible common equity (“TCE”) totaled $97.5 million and $158.5 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 3.33% at December 31, 2008 compared to 5.01% at December 31, 2007. Although we would like to have a higher ratio of TCE to tangible assets, we believe that in the current environment, it would be extremely difficult to raise additional common equity, at least at an acceptable price. Further, our regulatory capital ratios remain at levels above “well capitalized” standards. Therefore, our capital strategy in the near term is focused on limiting growth in total assets, maintaining our quarterly common stock cash dividend at only a nominal level and returning to profitability as soon as possible in order to increase our ratio of TCE to tangible assets in the future.

We did not repurchase any shares of our common stock on the open market during 2008 or in the last nine months of 2007. However, during the first quarter of 2007 we repurchased 295,000 shares on the open market at a weighted average price of $20.30 per share. We also reduced our quarterly common stock cash dividend to $0.01 per share in the second quarter of 2008. These actions were taken in order to preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the Federal Reserve Bank (our primary federal regulator) has issued a policy statement on cash dividend payments. The Federal Reserve’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.” Although the Federal Reserve has not sought to restrict or limit the cash dividends that we have been paying, our Board of Directors believed that it was in the best long-term interests of our shareholders to reduce our quarterly common stock cash dividend to a nominal level ($0.01 per share). Our bank holding company had cash on hand of approximately $27.5 million at December 31, 2008. This level of cash provides approximately three years of coverage for expected dividends on trust preferred securities, the Preferred Stock and our common stock.

Our bank holding company and our bank subsidiary both remain “well capitalized” (as defined by banking regulations) at December 31, 2008.

CAPITAL RATIOS

	December 31,
	2008	2007

Equity capital	6.59%	7.41%
Average shareholders’ equity to average assets	7.50	7.72
Tier 1 capital to average assets	8.61	7.44
Tier 1 risk-based capital	11.04	9.35
Total risk-based capital	13.05	10.99

Shareholders’ equity totaled $194.9 million at December 31, 2008. The decrease from $240.5 million at December 31, 2007 primarily reflects the loss that we incurred in 2008 and a larger accumulated other comprehensive loss that were partially offset by the aforementioned Preferred Stock issuance. Shareholders’ equity was equal to 6.59% of total assets at December 31, 2008, compared to 7.41% a year earlier.

Asset/liability management.  Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers’ rights to prepay fixed-rate loans also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternative balance-sheet strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report at least quarterly to our board of directors.

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET INTEREST INCOME

	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change
	(Dollars in thousands)

December 31, 2008
200 basis point rise	$202,900	(2.50)%	$129,700	(4.56)%
100 basis point rise	206,500	(0.77)	132,500	(2.50)
Base-rate scenario	208,100		135,900
100 basis point decline	204,600	(1.68)	137,900	1.47
200 basis point decline	192,400	(7.54)	134,400	(1.10)
December 31, 2007
200 basis point rise	$229,000	(6.87)%	$121,600	(4.25)%
100 basis point rise	241,100	(1.95)	124,100	(2.28)
Base-rate scenario	245,900		127,000
100 basis point decline	234,100	(4.80)	128,900	1.50
200 basis point decline	222,200	(9.64)	130,200	2.52

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

FAIR VALUATION OF FINANCIAL INSTRUMENTS

On January 1, 2008, we adopted Statement of Financial Account Standard No. 157 — Fair Value Measurements (“SFAS #157”), which defines fair value as the price that would be received to sell the financial asset or paid to transfer the financial liability in an orderly transaction between market participants at the measurement date.

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. SFAS #157 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Trading securities, securities available-for-sale, loans held for sale, Brokered CD’s and derivatives are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment, capitalized mortgage loan servicing rights and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. Further, the notes to the consolidated financial statements include information about the extent to which fair value is used to measure assets and liabilities and the valuation methodologies used.

SFAS #157 established a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect management’s estimates about market data.

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

For assets and liabilities recorded at fair value, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in SFAS #157. When available, we utilize quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, and option volatilities. Substantially all of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded in our financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. The models we use to determine fair value adjustments are periodically evaluated by management for relevance under current facts and circumstances.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.

At December 31, 2008, $246.0 million, or 8.3% of total assets, consisted of financial instruments recorded at fair value on a recurring basis. All of these financial instruments used valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. At December 31, 2008, 0.2% of total liabilities, or $6.5 million, consisted of financial instruments (all derivative financial instruments) recorded at fair value on a recurring basis.

At December 31, 2008, $69.8 million, or 2.4% of total assets, consisted of financial instruments recorded at fair value on a nonrecurring basis. All of these financial instruments (comprised of impaired loans and capitalized mortgage loan servicing rights) used Level 2 and Level 3 measurement valuation methodologies involving market-based or market-derived information to measure fair value. At December 31, 2008, no liabilities were measured at fair value on a nonrecurring basis.

In addition to SFAS #157, on January 1, 2008 we also adopted SFAS #159 (fair value accounting) for certain financial assets as described earlier. We adopted SFAS #159 for loans held for sale (that prior to January 1, 2008 were recorded at the lower of cost or market) to correspond to the accounting for the related commitments to sell these loans. We also adopted SFAS #159 for certain preferred stock investments and utilize a quoted market price (Level 1) or significant other observable inputs (Level 2).

See Note 23 to the consolidated financial statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

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

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated mortgage loan servicing rights, derivative financial instruments, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment has been at the forefront of discussions within the accounting profession during 2008 because of the dislocation of the credit markets that has occurred. On January 12, 2009 the Financial Accounting Standards Board (“FASB”) issued Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” This new FASB Staff Position (“FSP”) is applicable to our December 31, 2008 financial statements. In particular, this FSP strikes the language that required the use of market participant assumptions about future cash flows from EITF 99-20. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording other than temporary impairment charges of $0.2 million and $1.0 million in 2008 and 2007, respectively (we had no such charges in 2006). Further, as described above, we did elect (effective January 1, 2008) fair value accounting pursuant to SFAS #159 for certain of our preferred stock investments. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. At December 31, 2008 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $16.3 million. This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in 2008.

At December 31, 2008 we had approximately $12.0 million of mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded an increase in the valuation allowance on capitalized mortgage loan servicing rights of $4.3 million in 2008 as mortgage loan interest rates declined significantly at the end of the year resulting in utilizing much higher estimated future prepayment rates in our determination of the value of this asset.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell mortgage loans. Under SFAS #133 the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2008 we had approximately $310.5 million in notional amount of derivative financial instruments that qualified for hedge accounting under SFAS #133. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings. The fair value of derivative financial instruments qualifying for hedge accounting was a negative $5.6 million at December 31, 2008.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2008 we had gross deferred tax assets of $48.3 million, gross deferred tax liabilities of $5.3 million and a valuation allowance of $36.2 million that was established in 2008, resulting in a net deferred tax asset of $6.9 million. SFAS #109 requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with SFAS #109, we reviewed our deferred tax assets and determined that based upon a number of factors including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the bank industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for the majority of our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. We had recorded no valuation allowance on our net deferred tax asset in prior years because we believed that the tax benefits associated with this asset would more likely than not, be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we established in 2008.

At December 31, 2008 we had $16.7 million of goodwill. Under SFAS #142, amortization of goodwill ceased, and instead this asset must be periodically tested for impairment. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS #142. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of

2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. Under SFAS #142 this necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at year-end of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco’s estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value. We also recorded smaller goodwill impairment charges in 2007 and 2006 (See “Results of Operations — Non-interest expense.”). We may incur additional impairment charges related to our remaining goodwill in the future due to changes in business prospects or other matters at Mepco that could affect our valuation assumptions.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2008, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our independent auditors have issued an audit report on the Company’s internal control over financial reporting. Their report immediately follows our report.

Michael M. Magee, Jr. President and Chief Executive Officer	Robert N. Shuster Executive Vice President and Chief Financial Officer

Independent Bank Corporation
March 9, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Grand Rapids, Michigan
March 9, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
	(In thousands, except share amounts)

ASSETS
Cash and due from banks	$57,705	$79,289
Trading securities	1,929
Securities available for sale	215,412	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	21,839
Loans held for sale, carried at fair value at December 31, 2008	27,603	33,960
Loans
Commercial	976,391	1,066,276
Mortgage	839,496	873,945
Installment	356,806	368,478
Finance receivables	286,836	209,631

Total Loans	2,459,529	2,518,330
Allowance for loan losses	(57,900)	(45,294)

Net Loans	2,401,629	2,473,036
Other real estate and repossessed assets	19,998	9,723
Property and equipment, net	73,318	73,558
Bank owned life insurance	44,896	42,934
Goodwill	16,734	66,754
Other intangibles	12,190	15,262
Capitalized mortgage loan servicing rights	11,966	15,780
Accrued income and other assets	44,802	51,187

Total Assets	$2,956,245	$3,247,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$308,041	$294,332
Savings and NOW	907,187	987,299
Retail time	668,968	707,419
Brokered time	182,283	516,077

Total Deposits	2,066,479	2,505,127
Federal funds purchased	750	54,452
Other borrowings	541,986	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	26,636	16,345
Accrued expenses and other liabilities	32,629	35,663

Total Liabilities	2,761,368	3,007,014

Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share — 200,000 shares authorized; 72,000 shares issued and outstanding at December 31, 2008	68,456
Common stock, $1.00 par value — 40,000,000 shares authorized; issued and outstanding; 23,013,980 shares at December 31, 2008 and 22,647,511 shares at December 31, 2007	22,791	22,601
Capital surplus	200,687	195,302
Retained earnings (accumulated deficit)	(73,849)	22,770
Accumulated other comprehensive loss	(23,208)	(171)

Total Shareholders’ Equity	194,877	240,502

Total Liabilities and Shareholders’ Equity	$2,956,245	$3,247,516

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)

INTEREST INCOME
Interest and fees on loans	$186,747	$202,361	$193,937
Securities available for sale
Taxable	8,467	9,635	11,108
Tax-exempt	7,238	9,920	11,048
Other investments	1,284	1,338	802

Total Interest Income	203,736	223,254	216,895

INTEREST EXPENSE
Deposits	46,697	89,060	74,290
Other borrowings	26,890	13,603	19,408

Total Interest Expense	73,587	102,663	93,698

Net Interest Income	130,149	120,591	123,197
Provision for loan losses	72,287	43,160	16,344

Net Interest Income After Provision for Loan Losses	57,862	77,431	106,853

NON-INTEREST INCOME
Service charges on deposit accounts	24,223	24,251	19,936
Net gains (losses) on assets
Mortgage loans	5,181	4,317	4,593
Securities	(14,961)	(705)	171
VISA check card interchange income	5,728	4,905	3,432
Mortgage loan servicing	(2,071)	2,236	2,440
Title insurance fees	1,388	1,551	1,724
Mepco litigation settlement			2,800
Other income	10,233	10,590	9,754

Total Non-interest Income	29,721	47,145	44,850

NON-INTEREST EXPENSE
Compensation and employee benefits	55,179	55,811	50,801
Occupancy, net	11,852	10,624	9,626
Loan and collection	9,431	4,949	3,610
Data processing	7,148	6,957	5,619
Furniture, fixtures and equipment	7,074	7,633	7,057
Advertising	5,534	5,514	3,997
Loss on other real estate and repossessed assets	4,349	276	203
Goodwill impairment	50,020	343	3,575
Other expenses	25,597	23,617	21,728

Total Non-interest Expense	176,184	115,724	106,216

Income (Loss) From Continuing Operations Before Income Tax	(88,601)	8,852	45,487
Income tax expense (benefit)	3,063	(1,103)	11,662

Income (Loss) From Continuing Operations	(91,664)	9,955	33,825
Discontinued operations, net of tax		402	(622)

Net Income (Loss)	$(91,664)	$10,357	$33,203

Preferred dividends	215

Net Income (Loss) Applicable to Common Stock	$(91,879)	$10,357	$33,203

Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48

Diluted	$(4.04)	$0.44	$1.45

Net income (loss) per common share
Basic	$(4.04)	$0.46	$1.45

Diluted	$(4.04)	$0.45	$1.43

Cash dividends declared per common share	$0.14	$0.84	$0.78

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Retained	Accumulated
				Earnings	Other	Total
	Preferred	Common	Capital	(Accumulated	Comprehensive	Shareholders’
	Stock	Stock	Surplus	Deficit)	Income (Loss)	Equity
	(In thousands)

Balances at December 31, 2005	$—	$21,991	$179,913	$41,486	$4,869	$248,259
Adjustment to beginning retained earnings pursuant to SAB 108				2,071		2,071

Adjusted balances, January 1, 2006	—	21,991	179,913	43,557	4,869	250,330
Net income for 2006				33,203		33,203
Cash dividends declared, $.78 per share				(17,884)		(17,884)
5% stock dividend (1,087,048 shares)		1,087	26,351	(27,456)		(18)
Issuance of 245,627 shares of common stock		246	5,507			5,753
Repurchase and retirement of 459,089 shares of common stock		(459)	(11,530)			(11,989)
Net change in accumulated other comprehensive income, net of $.7 million of related tax effect					(1,228)	(1,228)

Balances at December 31, 2006	—	22,865	200,241	31,420	3,641	258,167
Net income for 2007				10,357		10,357
Cash dividends declared, $.84 per share				(19,007)		(19,007)
Issuance of 46,056 shares of common stock		46	433			479
Share based compensation		4	303			307
Repurchase and retirement of 313,728 shares of common stock		(314)	(5,675)			(5,989)
Net change in accumulated other comprehensive income (loss), net of $2.1 million related tax effect					(3,812)	(3,812)

Balances at December 31, 2007	—	22,601	195,302	22,770	(171)	240,502
Net loss for 2008				(91,664)		(91,664)
Cash dividends
Common, declared — $.14 per share				(3,222)		(3,222)
Preferred, 5%				(180)		(180)
Issuance of preferred stock	68,421					68,421
Issuance of common stock warrants			3,579			3,579
Issuance of 171,977 shares of common stock		172	1,236			1,408
Share based compensation		35	553			588
Repurchase and retirement of 17,287 shares of common stock		(17)	17			0
Accretion of preferred stock discount	35			(35)		0
Reclassification adjustment upon adoption of SFAS #159				(1,518)	1,518	0
Net change in accumulated other comprehensive income (loss), net of no related tax effect					(24,555)	(24,555)

Balances at December 31, 2008	$68,456	$22,791	$200,687	$(73,849)	$(23,208)	$194,877

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	2008	2007	2006
	(In thousands)

Net income (loss)	$(91,664)	$10,357	$33,203
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	(19,626)	(2,318)	513
Net change in unrealized gain (loss) on derivative instruments	(4,929)	(1,332)	(1,409)
Reclassification adjustment for accretion on settled derivative instruments		(162)	(332)

Comprehensive Income (Loss)	$(116,219)	$6,545	$31,975

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net Income (Loss)	$(91,664)	$10,357	$33,203

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from the sale of trading securities	2,688
Proceeds from sales of loans held for sale	271,715	293,143	285,815
Disbursements for loans held for sale	(260,177)	(290,940)	(284,499)
Provision for loan losses	72,287	43,168	17,412
Deferred federal income tax expense (benefit)	10,936	(6,347)	(2,328)
Deferred loan fees	(649)	(1,068)	309
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(22,778)	(12,555)	(9,839)
Net gains on sales of mortgage loans	(5,181)	(4,317)	(4,593)
Net (gains) losses on securities	14,961	705	(171)
Goodwill impairment	50,020	343	3,575
Share based compensation	588	307
Increase in accrued income and other assets	(11,870)	(7,859)	(9,125)
Decrease in accrued expenses and other liabilities	(3,162)	(7,290)	(2,982)

Total Adjustments	119,378	7,290	(6,426)

Net Cash From Operating Activities	27,714	17,647	26,777

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	80,348	61,520	1,283
Proceeds from the maturity of securities available for sale	29,979	38,509	20,007
Principal payments received on securities available for sale	21,775	30,752	35,813
Purchases of securities available for sale	(22,826)	(65,366)	(5,267)
Purchase of Federal Home Loan Bank Stock	(6,224)
Purchase of Federal Reserve Bank Stock		(7,514)
Proceeds from sale of non-performing and other loans of concern		4,315
Portfolio loans originated, net of principal payments	34,286	(62,107)	(104,454)
Acquisition of business offices, less cash paid		210,053
Proceeds from sale of insurance premium finance business		175,901
Settlement on business acquisition			(4,442)
Capital expenditures	(8,128)	(10,342)	(13,316)

Net Cash From (Used in) Investing Activities	129,210	375,721	(70,376)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(438,826)	(508,797)	124,352
Net increase (decrease) in other borrowings and federal funds purchased	135,039	(89,008)	(41,331)
Proceeds from Federal Home Loan Bank advances	824,101	331,500	223,200
Payments of Federal Home Loan Bank advances	(770,395)	(131,263)	(239,453)
Repayment of long-term debt	(3,000)	(2,000)	(2,000)
Net increase in financed premiums payable	10,291	8,196	13,044
Dividends paid	(7,769)	(18,874)	(17,547)
Repurchase of common stock		(5,989)	(11,989)
Proceeds from issuance of preferred stock	68,421
Proceeds from issuance of common stock warrants	3,579
Proceeds from issuance of subordinated debt		32,991
Redemption of subordinated debt		(4,300)
Proceeds from issuance of common stock	51	156	1,046

Net Cash From (Used in) Financing Activities	(178,508)	(387,388)	49,322

Net Increase (Decrease) in Cash and Cash Equivalents	(21,584)	5,980	5,723
Change in cash and cash equivalents of discontinued operations		167	(103)
Cash and Cash Equivalents at Beginning of Year	79,289	73,142	67,522

Cash and Cash Equivalents at End of Year	$57,705	$79,289	$73,142

Cash paid during the year for
Interest	$79,714	$107,797	$98,177
Income taxes	877	7,409	13,415
Transfer of loans to other real estate	20,609	11,244	4,381
Common stock issued for acquisition of business			4,442

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

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

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank’s branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. We also provide payment plans to consumers to purchase extended automobile warranties through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). Subject to established underwriting criteria, our bank subsidiary also participates in commercial lending transactions with certain non-affiliated banks and purchases mortgage loans from third-party originators. At December 31, 2008, 73% of our bank’s loan portfolio was secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. See note #27.

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

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2008 and at the lower of aggregate amortized cost or market value at December 31, 2007. Fair value adjustments, lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon fair value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in mortgage loan servicing in the consolidated statements of operations.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

securities held to maturity at December 31, 2008 and 2007. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is recognized as a charge to non-interest income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those commercial loans that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as installment, mortgage, and finance receivable loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets, subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in other expense in the consolidated statements of operations. Non-real estate repossessed assets are treated in a similar manner.

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

Effective January 1, 2007 we adopted Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” (“FIN #48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS #109, “Accounting for Income Taxes.” FIN #48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of FIN #48 at January 1, 2007 did not have an impact on our financial statements.

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

DERIVATIVE FINANCIAL INSTRUMENTS — Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS #133”) which was subsequently amended by Statement of Financial Accounting Standards No. 138 “Accounting for Certain Derivative Instruments and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain Hedging Activities,” requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

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

COMPREHENSIVE INCOME — Statement of Financial Accounting Standards, No. 130, “Reporting Comprehensive Income,” established standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain on securities available for sale reflects net losses reclassified into earnings of $4.6 million in 2008 and reflects net gains reclassified into earnings of $0.7 million and $.2 million in 2007 and 2006, respectively. The reclassification of these amounts from comprehensive income resulted in an income tax benefit of $1.6 million in 2008 and income tax expense of $0.2 million and $0.1 million in 2007 and 2006, respectively.

EARNINGS PER COMMON SHARE — Basic earnings per common share is computed by dividing net income applicable to common stock divided by the weighted average number of common shares outstanding during the period. For diluted earnings per common share net income applicable to common stock is divided by the weighted average number common shares outstanding during the period plus amounts representing the dilutive effect of stock options outstanding, unvested restricted shares and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed exercise of stock options, unvested restricted stock and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STOCK BASED COMPENSATION — Compensation cost is recognized for stock options and non-vested share awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of our common stock at the date of grant is used for non-vested share awards. Compensation cost is recognized over the required service period, generally defined as the vesting period.

COMMON STOCK — At December 31, 2008, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.7 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2007 and 2006 consolidated financial statements have been reclassified to conform with the 2008 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — On January 12, 2009 the Financial Accounting Standards Board (“FASB”) issued Staff Position No. EITF 99-20-1 “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” In particular, this new FASB Staff Position (“FSP”) strikes the language that required the use of market participant assumptions about future cash flows from EITF 99-20. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. This FSP is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of this FSP did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations”. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. This standard is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. We will apply the new disclosure requirements in 2009. The adoption of this standard is not expected to have a material effect on our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. This standard amends and expands the disclosure requirements of SFAS #133 and requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard is not expected to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS #157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS #157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this statement on January 1, 2008 did not have a material impact on our consolidated financial statements. In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset when the Market for that Asset is Not Active”. This FSP clarifies the application of SFAS #157 in a market that is not active. The adoption of this FSP did not have a material impact on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS #159”). The statement provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This standard was effective for us on January 1, 2008. We elected the fair value option for certain securities available for sale that existed at January 1, 2008 and for loans held for sale originated on or after January 1, 2008. The cumulative effect adjustment to retained earnings resulting from the adoption of SFAS #159 was an after tax decrease of $1.5 million. This amount was reclassified from accumulated other comprehensive income.

In November 2007, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). Previously, Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”) stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109, did not have a material impact on our consolidated financial statements.

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

On March 23, 2007, we completed the acquisition of ten branches with total deposits of $241.4 million from TCF National Bank. In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” and related interpretations, this acquisition was considered a business acquisition, as the acquired assets and assumed liabilities enable us to sustain a revenue stream and provide products and services to these customers without significant disruption or difficulty. We paid a premium of approximately $29.2 million, including capitalizable costs of acquisition, for this business. Approximately $10.8 million of this premium is attributable to the value of deposit customer relationships acquired, including core deposit value. This will be amortized over its expected life of 15 years. The remaining $18.4 million was recorded as goodwill and represents the intangible value of the work force in place and other attributes. This acquisition provides us with funds to payoff higher cost short term borrowings and brokered certificates of deposit and provides additional branch facilities from which to serve our customers and expand our services. Proforma information with respect to the estimated impact of this acquisition on our results of operations is not presented as it is not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2008 and 2007 were $16.9 and $10.1 million, respectively. We do not maintain compensating balances with correspondent banks.

Note 4 —	SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2008
Mortgage-backed	$96,297	$715	$12,096	$84,916
Other asset-backed	8,276	338	1,193	7,421
Obligations of states and political subdivisions	105,499	1,638	1,584	105,553
Trust preferred	17,874		5,168	12,706
Preferred stock	3,800	1,016		4,816

Total	$231,746	$3,707	$20,041	$215,412

2007
Mortgage-backed	$109,967	$818	$1,306	$109,479
Other asset-backed	10,136	264		10,400
Obligations of states and political subdivisions	204,093	4,591	552	208,132
Trust preferred	9,687	340	42	9,985
Preferred stock	27,354		3,156	24,198
Other	2,000			2,000

Total	$363,237	$6,013	$5,056	$364,194

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2008
Mortgage-backed	$28,124	$5,286	$13,590	$6,810	$41,714	$12,096
Other asset backed	5,838	1,193			5,838	1,193
Obligations of states and political subdivisions	31,273	1,507	1,258	77	32,531	1,584
Trust preferred	9,490	2,409	3,132	2,759	12,622	5,168

Total	$74,725	$10,395	$17,980	$9,646	$92,705	$20,041

2007
Mortgage-backed	$11,067	$340	$64,838	$966	$75,905	$1,306
Obligations of states and political subdivisions	3,153	410	7,638	142	10,791	552
Trust preferred	1,820	42			1,820	42
Preferred stock	14,198	3,156			14,198	3,156

Total	$30,238	$3,948	$72,476	$1,108	$102,714	$5,056

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

Mortgage-backed and other asset backed securities — at December 31, 2008 we had 45 securities whose fair market value is less than amortized cost. These securities include both agency and private label mortgage-backed securities. The unrealized losses are largely attributed to credit spread widening on these securities. We have satisfactory relationships between non-performing assets and subordination levels in each security and continue to receive principal reductions. All of the issues are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2008 we had 118 municipal securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are rated by a major rating agency as investment grade. As management has the ability and intent to hold these securities until their forecasted recovery, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2008 we had eight securities whose fair market value is less than amortized cost. There were no credit issues relating to these securities. Pricing of trust preferred securities has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Six of the eight securities are rated by a major rating agency as investment grade while the other two are non-rated. As management has the ability and intent to hold these securities until their forecasted recovery no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2008 we recorded an other than temporary impairment charge on a certain trust preferred security in the amount of $0.2 million and in 2007 we recorded other than temporary impairment charges on certain Fannie Mae and Freddie Mac preferred stocks in the amount of $1.0 million. In these instances we believed that the decline in value is directly due to matters other than changes in interest rates (such as underlying collateral deficiencies or financial difficulties or other challenges encountered by the issuer), are not expected to be recovered within a reasonable timeframe based upon available information and were therefore other than temporary in nature.

The amortized cost and fair value of securities available for sale at December 31, 2008, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$3,740	$3,775
Maturing after one year but within five years	20,177	20,617
Maturing after five years but within ten years	30,730	31,349
Maturing after ten years	68,726	62,518

	123,373	118,259
Mortgage-backed	96,297	84,916
Other asset-backed	8,276	7,421
Preferred stock	3,800	4,816

Total	$231,746	$215,412

A summary of proceeds from the sale of securities and gains and losses follows:

	Realized
	Proceeds	Gains	Losses(1)
	(In thousands)

2008	$80,348	$1,903	$112
2007	61,520	327	32
2006	1,283	171

(1)	Losses in 2008 exclude a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock and $0.2 million of other than temporary impairment and losses in 2007 exclude $1.0 million of other than temporary impairment charges on preferred stock

During 2008 our trading securities consisted of various preferred stocks. Net losses on trading securities was $10.4 million during 2008 and is included in net gains (losses) on securities in the consolidated statements of operations. Of this amount, $2.8 million relates to losses recognized on trading securities still held at December 31, 2008.

Securities with a book value of $94.2 million and $46.2 million at December 31, 2008 and 2007, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2008 or 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	LOANS

Our loan portfolios at December 31 follow:

	2008	2007
	(In thousands)

Real estate(1)
Residential first mortgages	$760,201	$758,500
Residential home equity and other junior mortgages	229,865	239,965
Construction and land development	127,092	229,638
Other(2)	666,876	691,505
Finance receivables	286,836	209,631
Commercial	207,516	199,659
Consumer	171,747	178,622
Agricultural	9,396	10,810

Total loans	$2,459,529	$2,518,330

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $.6 million at December 31, 2008 and $1.3 million at December 31, 2007. Finance receivables totaling $307.4 million and $223.5 million at December 31, 2008 and 2007, respectively, are presented net of unamortized discount of $21.2 million and $14.7 million at December 31, 2008 and 2007, respectively. These finance receivables had effective interest rates at December 31, 2008 and 2007 of 14.0% and 12.6%, respectively. These receivables have various due dates through 2010.

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2008		2007		2006
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$45,294	$1,936	$26,879	$1,881	$22,420	$1,820
Provision charged to operating expense	72,079	208	43,105	55	16,283	61
Recoveries credited to allowance	3,489		2,346		2,237
Loans charged against the allowance	(62,962)		(27,036)		(14,061)

Balance at end of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881

Non-performing loans at December 31 follows:

	2008	2007	2006
	(In thousands)

Non-accrual loans	$122,639	$72,682	$35,683
Loans 90 days or more past due and still accruing interest	2,626	4,394	3,479
Restructured loans		173	60

Total non-performing loans	$125,265	$77,249	$39,222

Non performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with their original terms, approximately $7.2 million, $4.7 million, and $1.9 million of interest income would have been recognized in 2008, 2007 and 2006, respectively. Interest income recorded on these loans was approximately $0.4 million, $0.6 million and $0.4 million in 2008, 2007 and 2006, respectively.

Impaired loans at December 31, follow:

	2008	2007
	(In thousands)

Impaired loans with no allocated allowance	$14,228	$7,851
Impaired loans with an allocated allowance	76,960	53,406

Total impaired loans	$91,188	$61,257

Amount of allowance for loan losses allocated	$16,788	$10,713

Our average investment in impaired loans was approximately $84.2 million, $40.3 million and $13.1 million in 2008, 2007 and 2006, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.6 million, $0.5 million and $0.2 million in 2008, 2007 and 2006, respectively of which the majority of these amounts were received in cash.

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2008	2007	2006
	(In thousands)

Mortage loans serviced for:
Fannie Mae	$931,904	$933,353	$919,373
Freddie Mac	721,777	699,297	651,809
Other	433	598	620

Total	$1,654,114	$1,633,248	$1,571,802

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Balance at beginning of year	$15,780	$14,782	$13,439
Originated servicing rights capitalized	2,405	2,873	2,862
Amortization	(1,887)	(1,624)	(1,462)
Change in valuation allowance	(4,332)	(251)	(57)

Balance at end of year	$11,966	$15,780	$14,782

Valuation allowance	$4,651	$319	$68

Loans sold and serviced that have had servicing rights capitalized	$1,647,664	$1,623,797	$1,562,107

The fair value of capitalized mortgage loan servicing rights was $12.2 million and $19.2 million at December 31, 2008 and 2007, respectively. Fair value was determined using an average coupon rate of 6.06%, average servicing fee of 0.258%, average discount rate of 9.82% and an average PSA rate of 360 for December 31, 2008; and an average coupon rate of 6.08%, average servicing fee of 0.257%, average discount rate of 9.54% and an average PSA rate of 225 for December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	OTHER REAL ESTATE OWNED

During 2008 and 2007 we foreclosed on certain loans secured by real estate and transferred approximately $20.6 and $11.2 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2008 and 2007 we sold other real estate with book balances of approximately $7.2 million and $4.7 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the income statement.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

2008
(In thousands)

Balance at beginning of year	$—
Additions charged to expense	3,130
Direct write-downs	767

Balance at end of year	$2,363

We had no valuation allowance at December 31, 2007 and 2006.

Other real estate and repossessed assets totaling $20.0 million and $9.7 million at December 31, 2008 and 2007, respectively are presented net of valuation allowance.

NOTE 7 —	PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2008	2007
	(In thousands)

Land	$19,298	$18,473
Buildings	68,433	64,250
Equipment	66,171	63,336

	153,902	146,059
Accumulated depreciation and amortization	(80,584)	(72,501)

Property and equipment, net	$73,318	$73,558

Depreciation expense was $8.3 million, $8.5 million and $8.1 million in 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2008		2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
		(In thousands)

Amortized intangible assets
Core deposit	$31,326	$19,381	$31,326	$16,648
Customer relationship	1,302	1,165	1,302	1,099
Covenants not to compete	1,520	1,412	1,520	1,139

Total	$34,148	$21,958	$34,148	$18,886

Unamortized intangible assets — Goodwill	$16,734		$66,754

Intangible amortization expense was $3.1 million, $3.4 million and $2.4 million in 2008, 2007 and 2006, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit, customer relationship and covenant not to compete intangibles, at December 31, 2008, follows:

(In thousands)

2009	$1,838
2010	1,310
2011	1,398
2012	1,115
2013	1,086
2014 and thereafter	5,443

Total	$12,190

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2008 and 2007, follows:

	IB	Mepco	Other(1)	Total
	(In thousands)

Goodwill
Balance at January 1, 2007	$31,632	$16,734	$343	$48,709
Acquired during the year	18,388 (2)			18,388
Impairment	(343)			(343)

Balance at December 31, 2007	49,677	16,734	343	66,754
Acquired during the year				0
Impairment	(49,677)		(343)	(50,020)

Balance at December 31, 2008	$0	$16,734	$0	$16,734

(1)	Includes items relating to our parent company.

(2)	Goodwill associated with the acquisition of 10 branches from TCF Bank (see note #2).

During 2008 we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. Under Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangible Assets (“SFAS #142”), this necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at year-end of $16.7 million is at our Mepco reporting unit and the testing performed indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco’s estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

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

Also during 2006 we recorded a goodwill impairment charge of $2.4 million at Mepco which was acquired during 2003. Mepco provides payment plans to consumers to finance the purchase of vehicle service contracts (warranty business). During 2006 we executed a definitive agreement to sell the insurance premium financing line of business at Mepco (see note #27). Goodwill was then allocated between the warranty business and the insurance premium finance business based on the respective fair values of each line of business. The fair value of the insurance premium finance business was based on the price at which this business was sold on January 15, 2007. As a result of this analysis, it was determined that the goodwill allocated to the warranty business at Mepco was impaired. This amount is included in goodwill impairment in the Consolidated Statements of Operations.

NOTE 9 —	DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Savings and NOW	$10,262	$18,768	$13,604
Time deposits under $100,000	28,572	61,664	54,241
Time deposits of $100,000 or more	7,863	8,628	6,445

Total	$46,697	$89,060	$74,290

Aggregate time deposits in denominations of $100,000 or more amounted to $191.2 million and $218.6 million at December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the maturity of time deposits at December 31, 2008, follows:

(In thousands)

2009	$624,674
2010	134,512
2011	54,642
2012	15,234
2013	18,227
2014 and thereafter	3,962

Total	$851,251

Time deposits acquired through broker relationships totaled $182.3 million and $516.1 million at December 31, 2008 and 2007, respectively.

NOTE 10 —	OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2008	2007
	(In thousands)

Advances from Federal Home Loan Bank	$314,214	$260,509
Federal Reserve Bank borrowings	189,500
Repurchase agreements	35,000	35,000
U.S. Treasury demand notes	3,270	4,025
Notes payable	0	3,000
Other	2	5

Total	$541,986	$302,539

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans equal to at least 130% and 250%, respectively of outstanding advances. Advances are also secured by FHLB stock that we own. As of December 31, 2008, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $84.8 million. Interest expense on advances amounted to $12.6 million, $4.6 million and $4.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. $0.5 million of FHLB advances were terminated during 2008 with no realized gain or loss. No FHLB advances were prepaid during 2007 or 2006.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2008, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity and weighted average interest rates of FHLB advances at December 31 follow:

	2008		2007
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2008			$185,997	4.66%
2009	$68,000	2.44%	26,491	4.03
2010	6,000	7.46	6,000	7.46
2011	220,750	3.45	2,250	5.89
2012	384	6.90	392	6.90
2013	0
2014 and thereafter	19,080	6.53	19,379	6.40

Total fixed-rate advances	314,214	3.50	240,509	4.81

Variable-rate advances
2007
2008			20,000	4.35

Total variable-rate advances	0		20,000	4.35

Total advances	$314,214	3.50%	$260,509	4.77%

Borrowings from the Federal Reserve Bank (“FRB”) are secured by qualifying commercial and consumer loans as well as certain securities available for sale. As of December 31, 2008, we had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $525.7 million. All FRB borrowings mature in 2009 and had a weighted average interest rate of 0.54% at December 31, 2008. Interest expense on these borrowings amounted to $3.7 million for the year ended December 31, 2008. No interest expense was incurred on FRB borrowings during 2007 and 2006. FRB borrowings averaged $182.9 million during 2008. The maximum amount outstanding at any month end during 2008 was $331.0 million. We had no FRB borrowings outstanding during 2007 and 2006.

Repurchase agreements are secured by mortgage-backed securities with a carrying value of approximately $39.0 million and $38.1 million at December 31, 2008 and 2007, respectively. These securities are being held by the counterparty to the repurchase agreement. The cost of funds on repurchase agreements at December 31, 2008 and 2007 approximated 4.42%.

Repurchase agreements averaged $35.0 million, $11.5 million and $91.9 million during 2008, 2007 and 2006, respectively. The maximum amounts outstanding at any month end during 2008, 2007 and 2006 were $35.0 million, $35.0 million and $122.7 million, respectively. Interest expense on repurchase agreements totaled $1.6 million, $0.6 million and $4.6 million, for the years ended 2008, 2007 and 2006, respectively. The $35.0 million of repurchase agreements at December 31, 2008 all mature in 2010. During 2006 we prepaid $26.8 million of repurchase agreements and incurred a loss of $0.03 million. These losses were recorded in other expenses. No repurchase agreements were prepaid during 2008 or 2006.

Interest expense on Federal funds purchased totaled $0.3 million, $1.4 million and $4.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

We had established an unsecured credit facility at the parent company (see note #26) comprised of a term loan and a revolving credit agreement. During 2008 the term loan was paid off and the revolving credit agreement was not renewed. Interest expense on the term loan totaled $0.1 million, $0.3 million and $0.4 million during 2008, 2007 and 2006 respectively. Interest expense on the revolving credit agreement totaled $0.3 million and $0.5 million during 2007 and 2006, respectively. No interest expense was incurred on the revolving credit agreement during 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.617 billion at December 31, 2008.

NOTE 11 —	SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $72.8 million and $80.3 million at December 31, 2008 and 2007, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

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

		2008 and 2007
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued
		(In thousands)

IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232

		$92,888	$90,100	$2,788

Other key terms for the subordinated debentures and trust preferred securties that were outstanding at December 31, 2008 follow:

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	COMMITMENTS AND CONTINGENT LIABILITIES

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2008	2007
	(In thousands)

Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$159,883	$200,226
Standby letters of credit	15,900	28,195

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations and mature during 2009.

The terms of the agreement under which we acquired Mepco obligated the former shareholders of Mepco to indemnify us for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. On March 16, 2006, we entered into a settlement agreement with the former shareholders of Mepco, (the “Former Shareholders”) and Edward, Paul, and Howard Walder (collectively referred to as the “Walders”) for purposes of resolving and dismissing all pending litigation between the parties. Under the terms of the settlement, on April 3, 2006, the Former Shareholders paid us a sum of $2.8 million, half of which was paid in the form of cash and half of which was paid in shares of our common stock. In return, we released 90,766 shares of Independent Bank Corporation common stock held pursuant to an escrow agreement. As a result of settlement of the litigation, we recorded other income of $2.8 million and an additional claims expense of approximately $1.7 million (related to the release of the shares held in escrow) in the first quarter of 2006. The settlement covers both the claim filed by the Walders against Independent Bank Corporation and Mepco in the Circuit Court of Cook County, Illinois, as well as the litigation filed by Independent Bank Corporation and Mepco against the Walders in the Ionia County Circuit Court of Michigan.

As permitted under the terms of the merger agreement under which we acquired Mepco, on April 3, 2006 we paid the accelerated earn-out payments for the last three years of the performance period ending April 30, 2008. Those payments totaled approximately $8.9 million. Also, under the terms of the merger agreement, the second year of the earn out for the year ended April 30, 2005, in the amount of $2.7 million was paid on March 21, 2006. As a result of the settlement and these payments, no future payments are due under the terms of the merger agreement under which we acquired Mepco.

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	SHAREHOLDERS’ EQUITY AND EARNINGS PER COMMON SHARE

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock (“Preferred Stock”) and a warrant to purchase 3,461,538 shares of our common stock (“Warrants”) to the U.S. Department of Treasury (“UST”) in return for $72.0 million under the CPP. Of the total proceeds, $68.4 million was allocated to the Preferred Stock and $3.6 million was allocated to the Warrants (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Preferred Stock dividend.

The Preferred Stock will pay quarterly, a cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We accrue dividends based on this rate, liquidation preference and time since last quarterly dividend payment was made. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither we nor our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan, redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock. Additionally, prior to December 12, 2011, even if we are current on the payment of dividends on the Preferred Stock, we may not do either of the following without the prior written consent of the UST: (y) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (z) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice similar to those described in clause (b) above. These restrictions described in the preceding sentence expire, however, in the event that if we redeem all shares of Preferred Stock or in the event that if the UST transfers all of its shares of Preferred Stock to an unaffiliated transferee. Holders of shares of the Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

The Preferred Stock may be redeemed at any time, in whole or in part, subject to the UST’s prior consultation with the Federal Reserve Board. Prior to the recent enactment of the American Recovery and Reinvestment Act of 2009, there were certain restrictions on our ability to redeem the Preferred Stock. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock. Our Board of Directors, or a duly authorized committee of the Board of Directors, has full power and authority to prescribe the terms and conditions upon which the Preferred Stock will be redeemed from time to time, subject to the provisions of the Certificate of Designation (including the limitations described in this

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

paragraph). If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The Warrant is initially exercisable for 3,461,538 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72 million, which is equal to 100% of the aggregate liquidation preference of the Preferred Stock on the date of issuance, the number of shares of common stock underlying the portion of the Warrant then held by the UST will be reduced by 50% to 1,730,769 shares (50% of the number of shares underlying the Warrant on the date of issuance). The initial exercise price applicable to the Warrant is $3.12 per share of common stock for which the Warrant may be exercised. The number of shares of common stock underlying the Warrant and the exercise price applicable to the Warrant are both subject to adjustment for certain dilutive actions we may take, including stock dividends, stock splits, and similar transactions. The Warrant may be exercised at any time on or before December 12, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised.

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2008	2007	2006
	(In thousands, except per share amounts)

Income (loss) from continuing operations	$(91,664)	$9,955	$33,825
Preferred dividends	215

Income (loss) applicable to common shareholders	$(91,879)	$9,955	$33,825

Net income (loss)	$(91,664)	$10,357	$33,203
Preferred dividends	215

Net income (loss) applicable to common stock	$(91,879)	$10,357	$33,203

Shares outstanding(1)	22,743	22,649	22,906
Stock units for deferred compensation plan for non-employee directors	61	62	53
Effect of stock options	3	118	313
Share awards	1	1

Shares outstanding for calculation of diluted earnings per share(1)	22,808	22,830	23,272

Income (loss) per common share from continuing operations
Basic	$(4.04)	$0.44	$1.48

Diluted	$(4.04)	$0.44	$1.45

Net income (loss) per common share
Basic	$(4.04)	$0.46	$1.45

Diluted	$(4.04)	$0.45	$1.43

(1)	Shares outstanding have been adjusted for a 5% stock dividend in 2006. For any period in which a loss is recorded, the assumed exercise of stock options, stock units for deferred compensation plan for non-employee directors and the dilutive effect of share awards would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Diluted income/loss per share attributed to discontinued operations was income of $0.02 in 2007 and a loss of $0.03 in 2006.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 1.5 million, 1.1 million and 0.6 million for 2008, 2007 and 2006, respectively. The Warrant to purchase 3,461,538 shares of our common stock was also not considered in computing the loss per share in 2008 as it was anti-dilutive.

NOTE 14 —	INCOME TAX

The composition of income tax expense from continuing operations for the years ended December 31 follows:

	2008	2007	2006
	(In thousands)

Current	$(7,873)	$5,160	$13,736
Deferred	(16,629)	(6,263)	(2,074)
Change in valuation allowance	27,565

Income tax expense (benefit)	$3,063	$(1,103)	$11,662

The deferred income tax benefit of $16.6 million, $6.3 million and $2.1 million in 2008, 2007 and 2006, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was $0.02 million, $0.03 million and $0.3 million during 2008, 2007 and 2006, respectively.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2008	2007	2006
		(In thousands)

Statutory rate applied to income from continuing operations before income tax	$(31,010)	$3,098	$15,920
Change in valuation allowance	27,565
Goodwill impairment	11,172	120	1,251
Tax-exempt income	(3,047)	(4,031)	(4,028)
Bank owned life insurance	(682)	(674)	(598)
Dividends paid to Employee Stock Ownership Plan	(145)	(366)	(336)
Non-deductible meals, entertainment and memberships	133	157	202
Mepco lawsuit settlement			(980)
Other, net	(923)	593	231

Income tax expense	$3,063	$(1,103)	$11,662

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholder’s equity. The valuation allowance against our deferred tax assets of $36.2 million at December 31, 2008 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for that amount which can be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2008	2007
	(In thousands)

Deferred tax assets
Allowance for loan losses	$21,054	$16,569
Unrealized loss on securities available for sale	5,714
Purchase premiums, net	5,563
Net operating loss carryforward	2,760	3,355
Unrealized loss on derivative financial instruments	2,220	554
Unrealized loss on available for sale security upon dissolution of money market auction rate security	2,170
Unrealized loss on trading securities	1,668
Fixed assets	1,379	956
Alternative minimum tax credit carry forward	1,678
Deferred compensation	790	1,022
Loss on receivable from warranty payment plan seller	768	1,015
Valuation allowance on other real estate owned	827
Mepco claims expense	608	608
Non accrual loan interest income	457	505
Share based payments	303	99
Other than temporary impairment charge on securities available for sale	209	932
Other	177	343

Gross deferred tax assets	48,345	25,958
Valuation allowance	(36,159)

Total net deferred tax assets	12,186	25,958
Deferred tax liabilities
Mortgage servicing rights	4,188	5,523
Federal Home Loan Bank stock	480	480
Deferred loan fees	387	315
Loans held for sale	239
Purchase premiums, net		729
Unrealized gain on securities available for sale		339

Gross deferred tax liabilities	5,294	7,386

Net deferred tax assets	$6,892	$18,572

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, we had a net operating loss (“NOL”) carryforward of approximately $9.6 million which, if not used against taxable income, will expire as follows:

(In thousands)

2009	$4,068
2010	929
2011	411
2012	3,437
2013	189
2019	194
2020	359

Total	$9,587

The use of the $9.6 million NOL carryforward, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

Changes in unrecognized tax benefits for the year ended December 31, follows:

	2008	2007
	(In thousands)

Balance at beginning of year	$2,821	$2,303
Additions based on tax positions related to the current year	483	633
Reductions based on tax position related to prior years	(1,513)
Reductions due to the statute of limitations		(39)
Settlements	(55)	(76)

Balance at end of year	$1,736	$2,821

If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. During 2008 we recognized a benefit in the consolidated statement of operations of $0.2 million resulting from the reversal of an interest accrual relating to a prior year tax position. No amounts were expensed for interest and penalties for the year ended December 31, 2008 while $0.03 million was expensed for the year ended December 31, 2007. No amounts were accrued for interest and penalties at December 31, 2008 while $0.2 million was accrued for at December 31, 2007. At December 31, 2008, U.S. Federal tax years 2005 through the present date remain open.

NOTE 15 —	SHARE BASED COMPENSATION

We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder-approved, permits the grant of share based awards for up to 0.2 million shares of common stock. We believe that such awards better align the interests of our officers and directors with those of our shareholders. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. No share based payments were made during 2006. Prior to January 1, 2006 we granted stock options under the plan which were generally granted with vesting periods of up to one year, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

Pursuant to our performance-based compensation plans we granted 0.2 million and 0.1 million shares of non-vested common stock to our officers in 2008 and 2007. We also granted 0.2 million stock options to these same individuals in 2007. The non-vested common stock cliff vests in five years. The stock options have an exercise price

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the market value of the common stock on date of grant to measure compensation cost for non-vested share awards and use the Black-Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

During 2008 and 2007 we modified 0.1 million stock options originally issued in prior years for two former officers. These modified options vested immediately and the expense associated with these modifications totaled $0.01 million and $0.1 million, in 2008 and 2007, respectively and was included in compensation and benefits expense. The modifications consisted of extending the date of exercise subsequent to resignation of the officers from 3 months to 18 months.

Total compensation expense recognized for stock option and non-vested common stock grants was $0.6 million and $0.3 million, in 2008 and 2007, respectively. The corresponding tax benefit relating to this expense was $0.2 million and $0.1 million, during 2008 and 2007, respectively. There was no compensation expense in 2006 relating to share based compensation awards.

A summary of outstanding stock option grants and transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Outstanding at January 1, 2008	1,658,861	$19.55
Granted
Exercised	(8,228)	6.17
Forfeited	(148,595)	18.45

Outstanding at December 31, 2008	1,502,038	$19.73	4.74	—

Vested and expected to vest at December 31, 2008	1,491,817	$19.75	4.72	—

Exercisable at December 31, 2008	1,361,048	$20.05	4.37	—

A summary of non-vested stock and transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2008	50,596	$16.69
Granted	220,023	7.63
Vested
Forfeited	(8,238)	11.07

Outstanding at December 31, 2008	262,381	$9.27

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2007 follows:

Expected dividend yield	3.76%
Risk-free interest rate	4.55
Expected life (in years)	5.99
Expected volatility	27.64%
Per share weighted-average fair value	$3.74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

At December 31, 2008, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.7 million. The weighted-average period over which this amount will be recognized is 3.0 years.

Certain information regarding options exercised during the periods ending December 31 follows:

	2008	2007	2006
	(In thousands)

Intrinsic value	$61	$144	$972

Cash proceeds received	$51	$156	$738

Tax benefit realized	$21	$33	$308

NOTE 16 —	BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. $2.1 million was expensed for these retirement plans in each year ending December 31, 2008, 2007 and 2006.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.2 million, $2.4 million, and $0.3 million, in 2008, 2007 and 2006, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.6 million, $4.6 million and $4.4 million, in 2008, 2007 and 2006, respectively. These insurance programs are also available to retired employees at their expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 —	DERIVATIVE FINANCIAL INSTRUMENTS

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2008
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$142,000	2.3	$(5,622)
Interest-rate cap agreements	168,500	0.7	(8)

	$310,500	1.4	$(5,630)

No hedge designation
Pay-fixed interest-rate swap agreements	$26,000	1.8	$(241)
Interest-rate cap agreements	110,000	1.5	202
Rate-lock mortgage loan commitments	43,090	0.1	839
Mandatory commitments to sell mortgage loans	67,406	0.1	(663)

Total	$246,496	0.9	$137

	2007
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Fair Value Hedge — pay variable interest-rate swap agreements	$318,159	2.3	$(184)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$65,000	2.5	$(245)
Interest-rate cap agreements	178,500	1.5	173

	$243,500	1.8	$(72)

No hedge designation
Pay-fixed interest-rate swap agreements	$5,000	0.3	$13
Pay-variable interest-rate swap agreements	5,000	0.3	(13)
Interest-rate cap agreements	122,000	1.6	116
Rate-lock mortgage loan commitments	48,313	0.1	(48)
Mandatory commitments to sell mortgage loans	47,451	0.1	(63)

Total	$227,764	0.9	$5

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities (see note #11) we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.5 million and $1.2 million at December 31, 2008 and 2007, respectively.

It is anticipated that $1.7 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2008, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2008 is 6.0 years.

We also use long-term, fixed-rate brokered certificates of deposit (“Brokered CDs”) to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. We did not have any fair value hedges at December 31, 2008. Fair Value Hedges at December 31, 2007 included pay-variable interest-rate swaps.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (“Rate Lock Commitments”). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The impact of SFAS #133 on net income and other comprehensive income is as follows:

		Other
		Comprehensive
	Net Income	Income	Total
	(In thousands)

Change in fair value during the year ended December 31, 2008
Interest rate swap agreements not designated as hedges	$(241)		$(241)
Interest rate cap agreements not designated as hedges	(457)		(457)
Rate-lock mortgage loan commitments	887		887
Mandatory commitments to sell mortgage loans	(600)		(600)
Ineffectiveness of fair value hedges	6		6
Ineffectiveness of cash flow hedges	(9)		(9)
Cash flow hedges		$(3,677)	(3,677)
Reclassification adjustment		(1,252)	(1,252)

Total	(414)	(4,929)	(5,343)
Federal income tax	229		229

Total, net of federal income tax	$(643)	$(4,929)	$(5,572)

Change in fair value during the year ended December 31, 2007
Interest rate swap agreements not designated as hedges	$34		$34
Interest rate cap agreements not designated as hedges	223		223
Rate-lock mortgage loan commitments	(17)		(17)
Mandatory commitments to sell mortgage loans	(162)		(162)
Ineffectiveness of fair value hedges	45		45
Cash flow hedges		$(3,272)	(3,272)
Reclassification adjustment		974	974

Total	123	(2,298)	(2,175)
Federal income tax	43	(804)	(761)

Total, net of federal income tax	$80	$(1,494)	$(1,414)

Change in fair value during the year ended December 31, 2006
Interest rate swap agreements not designated as hedges	$2		$2
Interest rate cap agreements not designated as hedges	34		34
Rate-lock mortgage loan commitments	(64)		(64)
Mandatory commitments to sell mortgage loans	197		197
Ineffectiveness of fair value hedges	4		4
Ineffectiveness of cash flow hedges	2		2
Cash flow hedges		$(5,955)	(5,955)
Reclassification adjustment		3,276	3,276

Total	175	(2,679)	(2,504)
Federal income tax	61	(938)	(877)

Total, net of federal income tax	$114	$(1,741)	$(1,627)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated other comprehensive income included derivative losses of $6.2 million at December 31, 2008, derivative losses, net of tax of $0.8 million at December 31, 2007 and derivative gains, net of tax, of $0.5 million at December 31, 2006.

NOTE 18 —	RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2008 and 2007.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2008	2007
	(In thousands)

Balance at beginning of year	$902	$13,883
New loans and advances	817	98
Repayments	(943)	(662)
Reduction due to change in related parties		(12,417)

Balance at end of year	$776	$902

Deposits held by us for directors and executive officers totaled $0.6 million and $0.4 million at December 31, 2008 and 2007, respectively.

NOTE 19 —	OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2008	2007	2006
	(In thousands)

Credit card and bank service fees	$4,818	$3,913	$3,839
Communications	4,018	3,809	3,556
Amortization of intangible assets	3,072	3,373	2,423
Supplies	2,030	2,411	2,113
Legal and professional	2,032	1,978	1,853
Deposit insurance	1,988	628	341
Loss on receivable from warranty payment plan seller			2,400
Other	7,639	7,505	5,203

Total other non-interest expense	$25,597	$23,617	$21,728

NOTE 20 —	LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2008, follows:

(In thousands)

2009	$1,015
2010	898
2011	825
2012	814
2013	762
2014 and thereafter	5,177

Total	$9,491

Rental expense on operating leases totaled $1.5 million, $1.4 million and $1.2 million in 2008, 2007 and 2006, respectively.

NOTE 21 —	CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type in relation to loans and commitments. The significant concentrations by collateral type at December 31, 2008 include loans secured by residential real estate which totaled $990.1 million, finance receivables secured by vehicle service contracts which totaled $286.8 million and construction and development loans which totaled $127.1 million.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2008: Lessors of Nonresidential Real Estate ($227.9 million); Lessors of Residential Real Estate ($101.4 million); Construction and General Contractors ($87.3 million) and Land Developers ($80.9 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following represents Mepco’s largest concentrations for its warranty payment plan administration business as of December 31, 2008:

Company Name	Net Counterparty Exposure(1)
(In thousands)

Lyndon Property Insurance Company(3)	$59,858
Wesco Insurance Company/Warrantech(2)	59,045
Warranty America, LLC	34,117
Consumer Direct Warranty Services	28,592
Assurant Inc.(4)	22,444
U.S. Fidelis	21,040

(1)	Receivables are net of unfunded payment plans (financed premiums payable).

(2)	Wesco Insurance Company (that has an AM Best rating of A-) is a subsidiary of AmTrust Financial Services, Inc.

(3)	Lyndon Property Insurance Company (that has an AM Best rating of A-) is a subsidiary of Protective Life Corporation

(4)	Assurant, Inc. has an AM Best rating of A

NOTE 22 —	REGULATORY MATTERS

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

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2008 and 2007, categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

			Minimum Ratio for	Minimum Ratio for
	Actual		Adequately Capitalized	Well-Capitalized
	Amount	Ratio	Institutions	Institutions
	(Dollars in thousands)

2008
Total capital to risk-weighted assets Consolidated	$308,649	13.05%	8.00%	NA
Independent Bank	280,971	11.91	8.00	10.00%

Tier 1 capital to risk-weighted assets Consolidated	$261,063	11.04%	4.00%	NA
Independent Bank	250,639	10.62	4.00	6.00%

Tier 1 capital to average assets
Consolidated	$261,063	8.61%	4.00%	NA
Independent Bank	250,639	8.25	4.00	5.00%

2007
Total capital to risk-weighted assets
Consolidated	$277,619	10.99%	8.00%	NA
Independent Bank	264,305	10.50	8.00	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$236,065	9.35%	4.00%	NA
Independent Bank	232,656	9.25	4.00	6.00%

Tier 1 capital to average assets
Consolidated	$236,065	7.44%	4.00%	NA
Independent Bank	232,656	7.35	4.00	5.00%

NA — Not applicable

NOTE 23 —	FAIR VALUE DISCLOSURES

As discussed in Note 1, we adopted SFAS #157 and #159 on January 1, 2008. We elected to adopt the fair value option for certain securities available for sale that existed at January 1, 2008 (these securities are now classified as trading securities). We also elected the fair value option for loans held for sale that were originated on or after January 1, 2008. These elections were made for the following reasons: (1) trading securities — these securities are preferred stocks with no stated maturity. As such, other than temporary impairment analysis is subjective. By electing the fair value option, this subjectivity is eliminated. (2) Loans held for sale — recording these loans at fair value will better match the fair value accounting we have historically used on the mandatory commitments to sell these loans that we enter into to reduce the impact of price fluctuations of the loans held for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact of adopting the fair value option for the available for sale securities on January 1, 2008. The adoption of SFAS #159 for loans held for sale had no impact on equity as this election was made for loans that were originated on or after January 1, 2008. Amounts shown represent the cumulative-effect adjustment to retained earnings resulting from the adoption of SFAS #159. These amounts were reclassified from accumulated other comprehensive income.

January 1,
2008
(In thousands)

Securities available for sale — fair value	$15,018
Securities available for sale — amortized cost	17,353

Retained earnings cummulative effect adjustment, before tax	(2,335)
Tax impact	817

Retained earnings cummulative effect, adjustment, after tax	$(1,518)

SFAS #157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS #157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 instruments include securities traded on active exchange markets, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2:	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 instruments include securities traded in less active dealer or broker markets.

Level 3:	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

We used the following methods and significant assumptions to estimate fair value:

Securities:  Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks, trust preferred securities and mutual funds for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as level 2 of the valuation hierarchy and include mortgage and other asset backed securities, municipal securities, certain trust preferred securities and one preferred stock security. We do not have any securities classified as level 3 at December 31, 2008.

Loans held for sale:  The fair value of loans held for sale is based on mortgage backed security pricing for comparable assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans:  From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS #114”). We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. When the fair value of the collateral is based on an observable market price we record the impaired loan as nonrecurring Level 2. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

Capitalized mortgage loan servicing rights:  The fair value of capitalized mortgage loan servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. The valuation model inputs and results can be compared to widely available published industry data for reasonableness.

Derivatives — The fair value of derivatives, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management.

Assets and liabilities measured at fair value, including financial liabilities for which we have elected the fair value option, are summarized below:

					Changes in Fair Values for the
					Year Ended December 31, 2008
					for Items Measured at
		Fair Value Measurements at			Fair Value Pursuant to Election
		December 31, 2008 Using			of the Fair Value Option
		Quoted					Total
		Prices in					Change in
		Active	Significant				Fair Values
	Fair Value	Markets for	Other	Significant			Included in
	Measurements	Identical	Observable	Un-observable	Net Gains (Losses)		Current
	December 31,	Assets	Inputs	Inputs	on Assets		Period
	2008	(Level 1)	(Level 2)	(Level 3)	Securities	Loans	Earnings
	(In thousands)

Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$1,929	$1,929			$(10,386)		$(10,386)
Securities available for sale	215,412	5,275	$210,137
Loans held for sale	27,603		27,603			$682	682
Derivatives(1)	1,043		1,043
Liabilities
Derivatives(2)	6,536		6,536
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,636		9,636
Impaired loans	60,172			60,172

(1)	Included in accrued income and other assets

(2)	Included in accrued expenses and other liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For those items measured at fair value pursuant to election of the fair value option interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the year ended December 31, 2008 relating to assets measured at fair value on a non-recurring basis:

•	Capitalized mortgage loan servicing rights, whose individual strata are measured at the lower of cost or fair value had a carrying amount of $12.0 million with a valuation allowance of $4.7 million at December 31, 2008. A charge of $4.3 million was included in earnings during 2008.

•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $77.0 million, with a valuation allowance of $16.8 million at December 31, 2008. An additional provision for loan losses of $47.9 million was included in earnings during 2008 relating to impaired loans.

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Securities
Available
for Sale
(In thousands)

Beginning balance, January 1, 2008	$21,497
Total gains (losses) realized and unrealized:
Included in earnings
Included in other comprehensive income
Purchases, issuances, settlements, maturities and calls	(11,469)
Transfers in and/or out of Level 3	(10,028)

Ending balance, December 31, 2008	$—

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2008	$—

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of December 31, 2008, for loans held for sale for which the fair value option has been elected.

	Aggregate		Contractual
	Fair Value	Difference	Principal
	(In thousands)

Loans held for sale	$27,603	$682	$26,921

NOTE 24 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

It is not practicable to determine the fair value of Federal Home Loan Bank and Federal Reserve Bank Stock due to restrictions placed on transferability.

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

The estimated fair values and recorded book balances at December 31 follow:

	2008		2007
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
	(In thousands)

Assets
Cash and due from banks	$57,700	$57,700	$79,300	$79,300
Trading securities	1,900	1,900
Securities available for sale	215,400	215,400	364,200	364,200
Federal Home Loan Bank and Federal Reserve Bank Stock	NA	28,100	NA	21,800
Net loans and loans held for sale	2,280,000	2,429,000	2,515,800	2,507,000
Bank owned life insurance	44,900	44,900	42,900	42,900
Accrued interest receivable	11,300	11,300	15,400	15,400
Derivative financial instruments	1,000	1,000	500	500
Liabilities
Deposits with no stated maturity	$1,215,200	$1,215,200	$1,281,600	$1,281,600
Deposits with stated maturity	865,000	851,300	1,225,000	1,223,500
Other borrowings	614,800	635,600	446,300	449,900
Accrued interest payable	4,425	4,425	10,400	10,400
Derivative financial instruments	6,500	6,500	800	800

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

NOTE 25 —	OPERATING SEGMENTS

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

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other(l)	Elimination	Total
	(In thousands)

2008
Total assets	$2,638,092	$312,710	$290,993	$(285,550)	$2,956,245
Interest income	170,588	33,148			203,736
Net interest income	110,788	26,503	(7,142)		130,149
Provision for loan losses	71,285	1,002			72,287
Income (loss) from continuing operations before income tax	(96,824)	17,274	(8,956)	(95)	(88,601)
Net income (loss)	(92,551)	10,729	(9,780)	(62)	(91,664)

2007
Total assets	$3,002,899	$235,813	$342,664	$(333,860)	$3,247,516
Interest income	199,386	23,868			223,254
Net interest income	111,884	15,603	(6,896)		120,591
Provision for loan losses	42,765	395			43,160
Income (loss) from continuing operations before income tax	8,469	8,118	(8,650)	915	8,852
Discontinued operations, net of tax		402			402
Net income (loss)	9,729	5,472	(5,439)	595	10,357

2006
Total assets	$3,018,883	$377,759	$344,533	$(334,785)	$3,406,390
Interest income	197,419	20,115	20	(659)	216,895
Net interest income	118,642	11,023	(6,301)	(167)	123,197
Provision for loan losses	16,070	274			16,344
Income (loss) from continuing operations before income tax	50,476	(361)	(5,362)	734	45,487
Discontinued operations, net of tax		(622)			(622)
Net income (loss)	37,712	(1,972)	(2,883)	346	33,203

(1)	Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 — INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and due from banks	$27,534	$18,615
Investment in subsidiaries	261,930	319,300
Other assets	1,529	4,749

Total Assets	$290,993	$342,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable		$3,000
Subordinated debentures	$92,888	92,888
Other liabilities	3,762	6,869
Shareholders’ equity	194,343	239,907

Total Liabilities and Shareholders’ Equity	$290,993	$342.664

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries	$6,000	$20,750	$42,650
Management fees from subsidiaries and other income	199	17,730	23,570

Total Operating Income	6,199	38,480	66,220

OPERATING EXPENSES
Interest expense	7,142	6,896	6,321
Administrative and other expenses	2,013	19,484	22,611

Total Operating Expenses	9,155	26,380	28,932

Income (Loss) Before Income Tax and Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(2,956)	12,100	37,288
Income tax (expense) benefit	(824)	3,211	2,479

Income (Loss) Before Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(3,780)	15,311	39,767
Equity in undistributed net income (loss) of subsidiaries continuing operations	(87,884)	(5,356)	(5,942)

Income (Loss) from Continuing Operations	(91,664)	9,955	33,825
Discontinued operations		402	(622)

Net Income (Loss)	$(91,664)	$10,357	$33,203

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net Income (Loss)	$(91,664)	$10,357	$33,203

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
CASH FROM OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	4	1,347	1,897
Goodwill impairment	343
Loss on sale of property and equipment		947
(Increase) decrease in other assets	3,220	883	(1,059)
Increase (decrease) in other liabilities	1,450	(1,691)	(9,094)
Excess dividends of subsidiaries continuing operations	87,884	5,356	5,942
Excess dividends (Equity in undistributed net income) of subsidiaries discontinued operations		(402)	622

Total Adjustments	92,901	6,440	(1,692)

Net Cash From Operating Activities	1,237	16,797	31,511

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	(53,600)	(9,500)	(1,500)
Proceeds from the sale of property and equipment		5,276
Capital expenditures		(1,823)	(1,772)

Net Cash Used in Investing Activities	(53,600)	(6,047)	(3,272)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Repayment of long-term debt	(3,000)	(2,000)	(2,000)
Repayment of other borrowings		(11,500)	(8,000)
Dividends paid	(7,769)	(18,874)	(17,547)
Proceeds from issuance of preferred stock	68,421
Proceeds from issuance of common stock warrants	3,579
Proceeds from issuance of common stock	51	156	1,046
Proceeds from short-term borrowings		4,000	13,500
Proceeds from issuance of subordinated debt		32,991
Redemption of subordinated debt		(5,050)
Repurchase of common stock		(5,989)	(11,989)

Net Cash From (Used in) Financing Activities	61,282	(6,266)	(24,990)

Net Increase in Cash and Cash Equivalents	8,919	4,484	3,249
Cash and Cash Equivalents at Beginning of Year	18,615	14,131	10,882

Cash and Cash Equivalents at End of Year	$27,534	$18,615	$14,131

NOTE 27 —	DISCONTINUED OPERATIONS

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). We received $176.0 million of cash that was utilized to payoff

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Brokered CDs and short-term borrowings at Mepco’s parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. In the fourth quarter of 2006, we recorded a loss of $0.2 million and accrued for approximately $1.1 million of expenses related to the disposal of this business. We also allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco’s insurance premium finance business have been presented as discontinued operations in the Consolidated Statements of Operations. Likewise, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities associated with this business have been reclassified to discontinued operations in the Consolidated Statements of Financial Condition. We have elected to not make any reclassifications in the Consolidated Statements of Cash Flows. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

Funding for Mepco’s insurance premium and warranty businesses is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with Brokered CDs. Mepco is charged interest by its parent company based upon the amount borrowed at an interest rate that approximates the parent company’s borrowing rate. Interest expense recorded by Mepco was allocated to discontinued operations based primarily upon the ratio of insurance premium finance receivables to Mepco’s total finance receivables.

The major classes of assets and liabilities of discontinued operations were as follows:

December 31, 2007
(In thousands)

ASSETS OF DISCONTINUED OPERATIONS
Loans — gross insurance premium finance receivables	$12
Allowance for Loan Losses	(12)

Net loans	—

Total Assets of Discontinued Operations	$—

LIABILITIES OF DISCONTINUED OPERATIONS
Accrued expenses and other liabilities	$34

Total Liabilities of Discontinued Operations(1)	$34

(1)	Included in accrued expenses and other liabilities in consolidated statement of financial condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of discontinued operations are as follows:

	Year Ended December 31,
	2007	2006
	(In thousands)

Interest income — interest and fees on loans	$976	$16,317
Interest expense	328	9,231

Net Interest Income	648	7,086
Provision for loan losses	8	1,068

Net Interest Income After Provision for Loan Losses	640	6,018

NON-INTEREST EXPENSE
Compensation and employee benefits	229	1,459
Occupancy, net		356
Furniture, fixtures and equipment		188
Other expenses	(124)	5,127

Total Non-interest Expense	105	7,130

Income (Loss) Before Income Taxes	535	(1,112)
Income tax expense (benefit)	133	(490)

Income (loss) from discontinued operations	$402	$(622)

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)

2008
Interest income	$53,034	$51,387	$50,623	$48,692
Net interest income	30,385	33,221	33,947	32,596
Provision for loan losses	11,316	12,352	19,788	28,831
Income (loss) before income tax expense	(1,690)	3,815	(11,049)	(79,677)
Net income (loss)	341	3,346	(5,326)	(90,025)
Net income (loss) applicable to common stock	341	3,346	(5,326)	(90,240)
Income (loss) per common share
Basic	$0.02	$0.15	$(0.23)	$(3.96)
Diluted	0.01	0.15	(0.23)	(3.96)

2007
Interest income	$55,344	$56,167	$55,969	$55,774
Net interest income	29,632	30,476	30,415	30,068
Provision for loan losses	8,139	14,893	10,735	9,393
Income (loss) from continuing operations before income tax expense	4,197	(1,445)	3,837	2,263
Discontinued operations	351	(151)	48	154
Net income (loss)	4,243	(43)	3,725	2,432
Income per share from continuing operations
Basic	$0.17	$0.00	$0.16	$0.10
Diluted	0.17	0.00	0.16	0.10
Income per common share
Basic	$0.19	$0.00	$0.16	$0.11
Diluted	0.18	0.00	0.16	0.11

During the fourth quarter of 2008 we recognized $50.0 million of goodwill impairment (see note #8), a deferred tax valuation allowance that increased income tax expense by $27.6 million (see note #14), securities losses of $6.9 million, impairment of our capitalized mortgage loan servicing rights of $4.3 million (see note #5) and losses on other real estate of $2.3 million. During the fourth quarter of 2007 we recognized $1.0 million of other than temporary impairment on certain preferred stocks (see note #4).

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares						Cash Dividends
	2008			2007			Declared
	High	Low	Close	High	Low	Close	2008	2007

First quarter	$14.12	$7.50	$10.38	$25.43	$19.94	$20.37	$0.11	$0.21
Second quarter	10.98	3.66	4.00	20.40	16.12	17.21	0.01	0.21
Third quarter	8.40	2.52	6.19	17.19	10.00	11.05	0.01	0.21
Fourth quarter	6.95	1.48	2.16	11.96	8.41	9.50	0.01	0.21

We have approximately 2,200 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our bank and by regulatory capital guidelines applicable to us.

SENIOR OFFICERS AND DIRECTORS
INDEPENDENT BANK CORPORATION

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • James J. Twarozynski

BOARD OF DIRECTORS

Robert L. Hetzler, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis, Jr. • Terry L. Haske • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer • Charles C. Van Loan

INDEPENDENT BANK

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • William B. Kessel • Stefanie M. Kimball • David C. Reglin • Cheryl A. Bartholic • Richard E. Butler • Mark L. Collins • Larry R. Daniel • Gary C. Dawley Michael J. Furst • Peter R. Graves • Jose A. Infante • Beth J. Jungel • Keith J. Lightbody • Ann M. Lingle Dean M. Morse • Laurinda M. Neve • Shelby L. Reno • R. Darren Rhoads • Henry B. Risley • Charles F. Schadler • Raymond P. Stecko • Michael J. Stodolak - Brian R. Talbot • James J. Twarozynski • Denise E. Wheaton

BOARD OF DIRECTORS

Robert L. Hetzler, Chairman • Donna J. Banks • Jeffrey A. Bratsburg • Stephen L. Gulis, Jr. • Terry L. Haske • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer • Charles C. Van Loan

MEPCO FINANCE CORPORATION

SENIOR OFFICERS

Robert N. Shuster • Theresa F. Kendziorski • Scott A. McMillan