Form 10-K, Exhibit 13
period 2009-12-31
INDEPENDENT BANK CORP /MI/
filed 2010-02-26
CIK 39311

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS
Interest income	$189,056	$203,736	$223,254	$216,895	$193,035
Interest expense	50,533	73,587	102,663	93,698	63,099

Net interest income	138,523	130,149	120,591	123,197	129,936
Provision for loan losses	103,032	71,321	43,160	16,344	7,806
Net gains (losses) on securities	3,744	(14,961)	(705)	171	1,484
Other non-interest income	54,915	44,682	47,850	44,679	41,342
Non-interest expenses	187,587	177,150	115,724	106,216	101,785

Income (loss) from continuing operations before income tax	(93,437)	(88,601)	8,852	45,487	63,171
Income tax expense (benefit)	(3,210)	3,063	(1,103)	11,662	17,466

Income from continuing operations	(90,227)	(91,664)	9,955	33,825	45,705
Discontinued operations, net of tax			402	(622)	1,207

Net income (loss)	$(90,227)	$(91,664)	$10,357	$33,203	$46,912

Preferred dividends	4,301	215

Net income (loss) applicable to common stock	$(94,528)	$(91,879)	$10,357	$33,203	$46,912

PER COMMON SHARE DATA (1)
Income (loss) per common share from
continuing operations
Basic	$(3.96)	$(4.00)	$0.44	$1.48	$1.96
Diluted	(3.96)	(4.00)	0.44	1.45	1.92
Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46	$1.45	$2.01
Diluted	(3.96)	(4.00)	0.45	1.43	1.97
Cash dividends declared	0.03	0.14	0.84	0.78	0.71
Book value	1.69	5.49	10.62	11.29	10.75
SELECTED BALANCES
Assets	$2,965,364	$2,956,245	$3,247,516	$3,406,390	$3,348,707
Loans	2,299,372	2,459,529	2,518,330	2,459,887	2,365,176
Allowance for loan losses	81,717	57,900	45,294	26,879	22,420
Deposits	2,565,768	2,066,479	2,505,127	2,602,791	2,474,239
Shareholders’ equity	109,861	194,877	240,502	258,167	248,259
Long-term debt	0	0	1,000	3,000	5,000
SELECTED RATIOS
Tax equivalent net interest income to
average interest earning assets	5.08%	4.63%	4.26%	4.41%	4.85%
Income (loss) from continuing operations to (2)
Average common equity	(90.72)	(39.01)	3.96	13.06	18.63
Average assets	(3.17)	(2.88)	0.31	0.99	1.42
Net income (loss) to (2)
Average common equity	(90.72)	(39.01)	4.12	12.82	19.12
Average assets	(3.17)	(2.88)	0.32	0.97	1.45
Average shareholders’ equity to average
assets	5.80	7.50	7.72	7.60	7.61
Tier 1 capital to average assets	5.27	8.61	7.44	7.62	7.40
Non-performing loans to Portfolio
Loans	4.78	5.09	3.07	1.59	0.70

(1)	Per share data has been adjusted for 5% stock dividends in 2006 and 2005.

(2)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

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

The following section presents additional information to assess the financial condition and results of operations of Independent Bank Corporation (“IBC”) and its subsidiaries. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this annual report. We also encourage you to read our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). That report includes a list of risk factors that you should consider in connection with any decision to buy or sell our securities.

Introduction.  Our success depends to a great extent upon the economic conditions in Michigan’s lower peninsula. We have in general experienced a slowing economy in Michigan since 2001. In particular, Michigan’s current unemployment rate of nearly 15% is the worst among all states. Unlike larger banks that are more geographically diversified, we provide banking services to customers primarily in Michigan’s lower peninsula. Our loan portfolio, the ability of the borrowers to repay these loans, and the value of the collateral securing these loans will be impacted by local economic conditions. The continued economic difficulties faced in Michigan has had and may continue to have many adverse consequences as described below in “Portfolio Loans and asset quality.”

Dramatic declines in the housing market in recent years, with falling home prices and elevated levels of foreclosures and unemployment have resulted in and may continue to result in significant write-downs of asset values by us and other financial institutions. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Additionally, capital and credit markets have continued to experience elevated levels of volatility and disruption over the past two years. This market turmoil and tightening of credit have led to a lack of general consumer confidence and reduction of business activity.

In response to these difficult market conditions and the significant losses that we have incurred in the past two years that have depleted our capital, we have taken steps or initiated actions designed to restore our capital levels, improve our operations and augment our liquidity as described in more detail below.

On January 29, 2010, we held a special shareholders’ meeting at which our shareholders approved an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million. They also approved the issuance of our common stock in exchange for certain of our trust preferred securities and in exchange for the shares of our preferred stock held by the U.S. Department of Treasury (“UST”). In January 2010, we filed a registration statement with the SEC related to these proposed exchange offers.

As described in more detail below under “Liquidity and capital resources,” we adopted a capital restoration plan that contemplates three primary initiatives that have been or will be undertaken in order to increase our common equity capital, decrease our expenses, and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. Those three initiatives are: (i) an offer to our trust preferred securities holders to convert the securities they hold into our common stock; (ii) an offer to the UST to convert the preferred stock it holds into our common stock, and (iii) a public offering of our common stock for cash. We cannot be sure that we will be able to successfully execute on these identified initiatives in a timely manner or at all. The successful implementation of our capital restoration plan is, in many respects, largely out of our control and depends on factors such as the aggregate amount of trust preferred securities tendered in these exchange offers, the willingness of the UST to exchange the shares of our preferred stock it holds for shares of our common stock, and our ability to sell our common stock or other securities for cash. These factors, in turn, may depend on factors outside of our control such as the stability of the financial markets, other macro economic conditions, and investors’ perception of the ability of the Michigan economy to recover from the current recession.

If we are not soon able to achieve the minimum capital ratios set forth in our capital restoration plan (as described below in “Liquidity and capital resources”), this inability would likely materially and adversely affect our business, our financial condition, and the value of our common stock. An inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our capital restoration plan by or within a reasonable time after an April 30, 2010, deadline imposed by our Board of Directors, and if our financial condition and performance otherwise fail to meaningfully improve, it is likely we will not be able to remain well-capitalized under federal regulatory standards. In that case, we expect our primary bank regulators would also impose additional regulatory restrictions and requirements through a regulatory enforcement action. If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered certificates of deposit (“Brokered CDs”) without the prior consent of the Federal Deposit Insurance Corporation (“FDIC”), which would likely have a materially adverse impact on our business and financial condition. If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

Additional restrictions would make it increasingly difficult for us to withstand the current economic conditions and any continued deterioration in our loan portfolio. We could then be required to engage in a sale or other transaction with a third party or our subsidiary bank could be placed into receivership by bank regulators. Any such event could be expected to result in a loss of the entire value of our outstanding shares of common stock, including any common stock issued in exchange for our preferred stock or trust preferred securities in any proposed exchange offers, and it could also result in a loss of the entire value of our outstanding trust preferred securities and preferred stock.

It is against this backdrop that we discuss our results of operations and financial condition in 2009 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary.  We incurred a loss from continuing operations of $90.2 million in 2009 compared to a loss of $91.7 million in 2008 and compared to income from continuing operations of $10.0 million in 2007. The net loss in 2009 and 2008 also totaled $90.2 million and $91.7 million, respectively, compared to net income of $10.4 million. The net loss applicable to common stock was $94.5 million and $91.9 million in 2009 and 2008, respectively. The significant change in 2009 and 2008 compared to 2007 is due primarily to an increase in the provision for loan losses, impairment charges on goodwill, increases in vehicle service contract counterparty contingencies, loan and collection costs and losses on other real estate and repossessed assets, and a charge to income tax expense for a valuation allowance on most of our net deferred tax assets. These adverse changes were partially offset by an increase in net interest income.

On December 12, 2008 we issued 72,000 shares of preferred stock and 3,461,538 warrants to purchase our common stock (at a strike price of $3.12 per share) to the UST in return for $72.0 million under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”). (See “Liquidity and capital resources.”) As a result, during periods in which this preferred stock remains outstanding, we will also be reporting our net income (loss) applicable to common stock.

On January 15, 2007, Mepco Insurance Premium Financing, Inc., now known as Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of our bank, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco continues to own and operate its vehicle service contract payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business are reported as discontinued operations for 2007.

We completed the acquisition of ten branches with total deposits of approximately $241.4 million from TCF National Bank on March 23, 2007 (the “branch acquisition”). These branches are located in or near Battle Creek, Bay City and Saginaw, Michigan. As a result of this transaction, we received $210.1 million of cash. We used the proceeds from this transaction primarily to payoff higher costing short term borrowings and Brokered CDs. The acquisition of these branches resulted in an increase in non-interest income, particularly service charges on deposit accounts and VISA check card interchange income during the last nine months of 2007 and in 2008 and 2009. However, non-interest expenses also increased due to compensation and benefits for the employees at these branches as well as occupancy, furniture and equipment, data processing, communications, supplies and advertising expenses. As is customary in branch acquisitions, the purchase price ($28.1 million) was based on acquired deposit balances. We also reimbursed the seller $0.2 million for certain transaction related costs. Approximately $10.8 million of the premium paid was recorded as deposit customer relationship value, including core deposit value and will be amortized over 15 years (the remainder of the premium paid was recorded as goodwill). We also incurred other transaction costs (primarily investment banking fees, legal fees, severance costs and data processing conversion fees) of approximately $0.8 million, of which $0.5 million was capitalized as part of the acquisition price and $0.3 million was expensed. In addition, the transaction included $3.7 million for the personal property and real estate associated with these branches. In the last quarter of 2008 we determined that all of the goodwill at our Independent Bank reporting unit, including the goodwill recorded as a part of this branch acquisition, was impaired, and we recorded a $50.0 million goodwill impairment charge. (See “Non-interest expenses.”)

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

During the last half of 2007 we incurred approximately $0.8 million of one-time expenses (primarily related to the data processing conversion and severance costs for employee positions that were eliminated) associated with this consolidation. To date, the benefit of the reductions in non-interest expenses due to the bank consolidation have been more than offset by higher loan and collection costs and increased staffing associated with the management of significantly higher levels of watch credits, non-performing loans and other real estate owned. (See “Portfolio Loans and asset quality.”)

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2009	2008	2007

Income (loss) from continuing operations
Average common equity	(90.72)%	(39.01)%	3.96%
Average assets	(3.17)	(2.88)	0.31
Net income (loss) to
Average common equity	(90.72)%	(39.01)%	4.12%
Average assets	(3.17)	(2.88)	0.32
Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44
Diluted	(3.96)	(4.00)	0.44
Net income (loss) per share
Basic	$(3.96)	$(4.00)	$0.46
Diluted	(3.96)	(4.00)	0.45

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

Tax equivalent net interest income totaled $140.8 million during 2009, compared to $134.7 million and $126.7 million during 2008 and 2007, respectively. We review yields on certain asset categories and our net interest margin on a fully taxable equivalent basis. This presentation is not in accordance with generally accepted accounting principles (“GAAP”) but is customary in the banking industry. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. The adjustments to determine tax equivalent net interest income were $2.3 million, $4.6 million and $6.1 million in 2009, 2008 and 2007, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income in 2009 compared to 2008 reflects a 45 basis point rise in our tax equivalent net interest income as a percent of average interest-earning assets (“net interest margin”) that was partially offset by a $138.2 million decrease in average interest-earning assets. The increase in tax equivalent net interest income in 2008 compared to 2007 reflects a 37 basis point rise in our net interest margin that was partially offset by a $65.7 million decrease in average interest-earning assets. The decline in average interest-earning assets during 2009 and 2008 generally reflects our desire to reduce total assets in order to try to preserve our regulatory capital ratios in light of our recent losses.

From September 2007 to December 2008 the Federal Reserve Bank (“FRB”) reduced the target federal funds rate from 5.25% to 0.25%, where it has since remained. In addition, the yield curve has steepened considerably. The current interest rate environment (lower short-term interest rates and steeper yield curve) has had a favorable impact on our net interest margin during 2008 and 2009 which more than offset the adverse impact of a declining level of average interest earnings assets, as described above. Our balance sheet during 2008 and much of 2009 was generally structured to benefit from lower short-term interest rates. For example, most of our Brokered CD’s were callable which allowed us to call (retire) them and replace them at much lower interest rates. However, some of the benefits of the current interest rate environment are being partially offset by our increased level of non-accrual loans that create a drag on our net interest margin and tax equivalent net interest income. Average non-accrual loans totaled $120.2 million, $104.7 million and $53.1 million in 2009, 2008 and 2007, respectively.

During the last half of 2009, we increased our level of lower-yielding interest bearing cash balances to augment our liquidity in response to our deteriorating financial condition (see “Liquidity and capital resources” below). In addition, due to the challenges facing Mepco (see “Noninterest expense” below), we expect the balance of finance receivables to decline by approximately 40% in 2010. These finance receivables are the highest yielding segment of our loan portfolio, with an average yield of approximately 13%. The combination of these two items (a higher level of lower-yielding interest bearing cash balances and a decline in the level of higher-yielding finance receivables) is expected to have an adverse impact on both our net interest income and net interest margin in 2010.

AVERAGE BALANCES AND TAX EQUIVALENT RATES

	2009			2008			2007
	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

ASSETS (1)
Taxable loans	$2,461,896	$177,557	7.21%	$2,558,621	$186,259	7.28%	$2,531,737	$201,924	7.98%
Tax-exempt loans (2)	8,672	601	6.93	10,747	751	6.99	9,568	672	7.02
Taxable securities	111,558	6,333	5.68	144,265	8,467	5.87	179,878	9,635	5.36
Tax-exempt securities (2)	85,954	5,709	6.64	162,144	11,534	7.11	225,676	15,773	6.99
Cash — interest bearing	72,606	174	0.24
Other investments	28,304	932	3.29	31,425	1,284	4.09	26,017	1,338	5.14

Interest earning assets — continuing operations	2,768,990	191,306	6.91	2,907,202	208,295	7.16	2,972,876	229,342	7.71

Cash and due from banks	55,451			53,873			57,174
Taxable loans — discontinued operations							8,542
Other assets, net	157,762			227,969			218,553

Total assets	$2,982,203			$3,189,044			$3,257,145

LIABILITIES
Savings and NOW	$992,529	5,751	0.58	$968,180	10,262	1.06	$971,807	18,768	1.93
Time deposits	1,019,624	29,654	2.91	917,403	36,435	3.97	1,439,177	70,292	4.88
Long-term debt				247	12	4.86	2,240	104	4.64
Other borrowings	394,975	15,128	3.83	682,884	26,878	3.94	205,811	13,499	6.56

Interest bearing liabilities — continuing operations	2,407,128	50,533	2.10	2,568,714	73,587	2.86	2,619,035	102,663	3.92

Demand deposits	321,802			301,117			300,886
Time deposits — discontinued operations							6,166
Other liabilities	80,281			79,929			79,750
Shareholders’ equity	172,992			239,284			251,308

Total liabilities and shareholders’ equity	$2,982,203			$3,189,044			$3,257,145

Net interest income		$140,773			$134,708			$126,679

Net interest income as a percent of average interest earning assets			5.08%			4.63%			4.26%

(1)	All domestic, except for $5.1 million of finance receivables in 2009 included in taxable loans from customers domiciled in Canada.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN TAX EQUIVALENT NET INTEREST INCOME

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Increase (decrease) in interest income (1, 2)
Taxable loans	$(6,989)	$(1,713)	$(8,702)	$2,124	$(17,789)	$(15,665)
Tax-exempt loans (3)	(144)	(6)	(150)	82	(3)	79
Taxable securities	(1,865)	(269)	(2,134)	(2,031)	863	(1,168)
Tax-exempt securities (3)	(5,105)	(720)	(5,825)	(4,515)	276	(4,239)
Cash — interest bearing	174	0	174
Other investments	(119)	(233)	(352)	249	(303)	(54)

Total interest income	(14,048)	(2,941)	(16,989)	(4,091)	(16,956)	(21,047)

Increase (decrease) in interest expense (1)
Savings and NOW	252	(4,763)	(4,511)	(70)	(8,436)	(8,506)
Time deposits	3,740	(10,521)	(6,781)	(22,342)	(11,515)	(33,857)
Long-term debt	(12)	0	(12)	(97)	5	(92)
Other borrowings	(11,046)	(704)	(11,750)	20,619	(7,240)	13,379

Total interest expense	(7,066)	(15,988)	(23,054)	(1,890)	(27,186)	(29,076)

Net interest income	$(6,982)	$13,047	$6,065	$(2,201)	$10,230	$8,029

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic, except for $0.5 million of interest income in 2009 on finance receivables included in taxable loans from customers domiciled in Canada.

(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2009	2008	2007

As a percent of average interest earning assets
Loans (1)	89.2%	88.4%	85.5%
Other interest earning assets	10.8	11.6	14.5

Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	35.8%	33.3%	32.7%
Time deposits	14.1	23.9	21.9
Brokered CDs	22.7	7.7	26.5
Other borrowings and long-term debt	14.3	23.5	7.0

Average interest bearing liabilities	86.9%	88.4%	88.1%

Earning asset ratio	92.9%	91.2%	91.3%
Free-funds ratio	13.1	11.6	11.9

(1)	All domestic, except for 0.2% of finance receivables in 2009 from customers domiciled in Canada.

Provision for loan losses.  The provision for loan losses was $103.0 million during 2009 compared to $71.3 million and $43.2 million during 2008 and 2007, respectively. Changes in the provision for loan losses reflect our assessment of the allowance for loan losses. The significant increases in the provision for loan losses over the last three years principally reflect a rise in the level of net loan charge-offs and an elevated level of non-performing loans. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See “Portfolio Loans and asset quality.”)

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

Non-interest income totaled $58.7 million during 2009 compared to $29.7 million and $47.1 million during 2008 and 2007, respectively. Excluding net gains and losses on mortgage loans and securities, non-interest income grew by 11.5% to $44.1 million during 2009 and declined by 9.3% to $39.5 million during 2008. These variances are primarily due to changes in the valuation allowance related to capitalized mortgage loan servicing rights.

NON-INTEREST INCOME

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Service charges on deposit accounts	$24,370	$24,223	$24,251
Net gains (losses) on assets
Mortgage loans	10,860	5,181	4,317
Securities	3,826	(14,795)	295
Other than temporary loss on securities available for sale
Total impairment loss	(4,073)	(166)	(1,000)
Loss recognized in other comprehensive loss	3,991

Net impairment loss recognized in earnings	(82)	(166)	(1,000)
VISA check card interchange income	5,922	5,728	4,905
Mortgage loan servicing	2,252	(2,071)	2,236
Mutual fund and annuity commissions	2,017	2,207	2,072
Bank owned life insurance	1,615	1,960	1,830
Title insurance fees	2,272	1,388	1,551
Other	5,607	6,066	6,688

Total non-interest income	$58,659	$29,721	$47,145

Service charges on deposit accounts totaled $24.4 million during 2009, compared to $24.2 million and $24.3 million during 2008 and 2007, respectively. The overall level of service charges on deposits has remained relatively consistent for the past three years. In late 2009 the Federal Reserve Board adopted rules that will require a written opt-in from customers before a bank can assess overdraft fees on ATM or debit card transactions. These rules are effective July 1, 2010. We believe that such legislation will have an adverse impact on our present level of service charges on deposits accounts.

We realized net gains of $10.9 million on the sale of mortgage loans during 2009, compared to $5.2 million and $4.3 million during 2008 and 2007 respectively. Effective January 1, 2008, we implemented fair value accounting for mortgage loans held for sale and on commitments to originate mortgage loans.

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we cannot profitably fund within established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues. In 2009, mortgage loan origination and sales volumes increased from 2008 and 2007 reflecting generally lower interest rates that led to a significant increase in refinance volumes. Additionally, new tax credits for first-time home buyers during 2009 also spurred home sales and hence mortgage loan origination volume. These positive factors were partially offset by weak economic conditions, lower home values and more stringent underwriting criteria required by the secondary mortgage market, which reduced the number of applicants being approved for mortgage loans.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Mortgage loans originated	$576,018	$368,517	$507,211
Mortgage loans sold	540,713	267,216	288,826
Mortgage loans sold with servicing rights released	55,495	51,875	47,783
Net gains on the sale of mortgage loans	10,860	5,181	4,317
Net gains as a percent of mortgage loans sold	2.01%	1.94%	1.49%
Fair value adjustments included in the Loan Sales Margin	0.07	0.36	(0.06)

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 1.94% in 2009, 1.58% in 2008 and 1.55% in 2007. The improved Loan Sales Margin in 2009 was generally due to more favorable competitive conditions in 2009 as many mortgage brokers left the market during 2008.

We generated securities net gains of $3.7 million in 2009. The 2009 securities net gains were primarily due to increases in the fair value and gains on the sale of our Bank of America preferred stock as well as gains on the sale of municipal securities. We sold all of our Bank of America preferred stock in June 2009. The 2009 gains were partially offset by $0.1 million of other than temporary impairment recognized on one private label mortgage-backed security and one trust preferred security.

We incurred securities net losses of $15.0 million in 2008. These net losses were comprised of $7.7 million of losses from the sale of securities, $2.8 million of unrealized losses related to declines in the fair value of trading securities that were still being held at year-end, $0.2 million of other than temporary impairment charges and a $6.2 million charge related to the dissolution of a security as described below. These losses were partially offset by $1.9 million of gains on sales of securities (primarily municipal securities sales). 2008 was an unusual year as we historically have not incurred any significant net losses on securities. We elected, effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. As a result of this election, we recorded an after tax cumulative reduction of $1.5 million to retained earnings associated with the initial adoption of fair value accounting for these preferred stocks. This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs. During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end. We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. The 2008 securities net losses also include a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock. The conservatorship of Fannie Mae and Freddie Mac in September 2008 resulted in the market values of the preferred stocks issued by these entities plummeting to low single digit prices per share. Prices on other preferred stocks that we owned also declined sharply as the market for these securities came under considerable stress. These were the primary factors leading to the large securities losses that we incurred during 2008.

The $0.7 million of securities net losses in 2007 include $1.0 million of other than temporary impairment charges. These charges related to Fannie Mae and Freddie Mac preferred stocks. We also recorded securities gains of approximately $0.3 million in 2007 primarily related to the sale of municipal securities.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net

2009	$43,525	$3,957	$213	$3,744
2008	80,348	1,903	16,864	(14,961)
2007	61,520	327	$1,032	(705)

(1)	Losses in 2009 include $.08 million of other than temporary impairment charges while losses in 2008 include a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock, $0.2 million of other than temporary impairment charges and $2.8 million of losses recognized on trading securities still held at December 31, 2008 while losses in 2007 include $1.0 million of other than temporary impairment charges.

VISA check card interchange income increased to $5.9 million in 2009 compared to $5.7 million in 2008 and $4.9 million in 2007. The significant increase in 2009 and 2008 compared to 2007 is primarily due to the aforementioned branch acquisition (which occurred in March 2007). In addition, these results are also due to increases in the size of our card base due to growth in checking accounts as well as increases in the frequency of use of our VISA check card product by our customer base.

Mortgage loan servicing generated revenue of $2.3 million and $2.2 million in 2009 and 2007, respectively and an expense of $2.1 million in 2008. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, mortgage loan interest rates declined significantly in December 2008 resulting in higher estimated future prepayment rates and a significant increase in the valuation allowance at the end of that year.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2009	2008	2007
	(In thousands)

Balance at January 1,	$11,966	$15,780	$14,782
Originated servicing rights capitalized	5,213	2,405	2,873
Amortization	(4,255)	(1,887)	(1,624)
(Increase)/decrease in valuation allowance	2,349	(4,332)	(251)

Balance at December 31,	$15,273	$11,966	$15,780

Valuation allowance at December 31,	$2,302	$4,651	$319

At December 31, 2009 we were servicing approximately $1.73 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.73% and a weighted average service fee of approximately 26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2009 totaled $15.3 million, representing approximately 89 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $16.3 million at December 31, 2009.

Mutual fund and annuity commissions totaled $2.0 million, $2.2 million and $2.1 million in 2009, 2008 and 2007, respectively. The decline in 2009 generally reflects difficult market conditions and reduced commission payouts on certain annuity products. The increase in 2008 is due to higher sales of these products as a result of growth in the number of our licensed sales representatives.

In August 2002 we acquired $35.0 million in separate account bank owned life insurance on which we earned $1.6 million, $2.0 million and $1.8 million in 2009, 2008 and 2007, respectively, principally as a result of increases in cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities. The reduced crediting rate in 2009 generally reflects lower interest rates on mortgage-backed securities. The total cash surrender value of our bank owned life insurance was $46.5 million and $44.9 million at December 31, 2009 and 2008, respectively.

Title insurance fees totaled $2.3 million in 2009, $1.4 million in 2008 and $1.6 million in 2007. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated. The growth in 2009 reflects a significant increase in mortgage loan refinance volume.

Other non-interest income totaled $5.6 million, $6.1 million and $6.7 million in 2009, 2008 and 2007, respectively. 2009 other non-interest income includes $1.0 million related to foreign currency transaction gains associated with Canadian dollar denominated finance receivables. The Canadian dollar appreciated significantly compared to the U.S. dollar during 2009. Total Canadian dollar denominated finance receivables had declined to $1.7 million at December 31, 2009. As a result, we would expect future foreign currency transaction gains or losses to be relatively minor. These foreign currency transaction gains were substantially offset by the change in the results of our private mortgage reinsurance captive in 2009. Our private mortgage reinsurance captive incurred a loss of $0.6 million in 2009 compared to income of $0.4 million and $0.3 million in 2008 and 2007, respectively. The 2009 loss reflects increased mortgage loan defaults and lower real estate values which lead to higher private mortgage insurance claims. 2008 other non-interest income included revenue of $0.4 million from the redemption of 8,551 shares of Visa, Inc. Class B Common Stock as part of the Visa initial public offering. Other non-interest income also includes zero, $0.1 million and $0.5 million in 2009, 2008 and 2007, respectively, of fee income from our MoneyGram official checks program. This fee income is determined largely by the level of short-term interest rates. The very low short term interest rates have currently eliminated this source of revenue. Finally, 2007 also included $0.3 million of income from interest rate swap or interest rate cap termination fees.

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

Non-interest expense totaled $187.6 million during 2009, compared to $177.2 million and $115.7 million during 2008 and 2007, respectively. 2009 non-interest expense includes $31.2 million for vehicle service contract counterparty contingencies and a $16.7 million goodwill impairment charge. 2008 non-interest expense includes a $50.0 million goodwill impairment charge. 2007 non-interest expense includes $1.7 million of severance and other (primarily data processing and legal and professional fees) expenses associated with the aforementioned bank consolidation and staff reductions and $0.3 million of goodwill impairment charges. In addition, the aforementioned branch acquisition resulted in increases in several categories of non-interest expenses in 2009 and 2008 compared to 2007. Loan and collection costs and losses on other real estate and repossessed assets have also increased reflecting higher levels of non-performing loans and other real estate.

NON-INTEREST EXPENSE

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Compensation	$40,053	$40,181	$40,373
Performance-based compensation and benefits	2,889	4,861	4,979
Other benefits	10,061	10,137	10,459

Compensation and benefits	53,003	55,179	55,811
Vehicle service contract counterparty contingencies	31,234	966
Loan and collection	14,727	9,431	4,949
Occupancy, net	11,092	11,852	10,624
Loss on other real estate and repossessed assets	8,554	4,349	276
Data processing	8,386	7,148	6,957
Deposit Insurance	7,328	1,988	628
Furniture, fixtures and equipment	7,159	7,074	7,633
Credit card and bank service fees	6,608	4,818	3,913
Advertising	5,696	5,534	5,514
Communications	4,424	4,018	3,809
Legal and professional	3,222	2,032	1,978
Amortization of intangible assets	1,930	3,072	3,373
Supplies	1,835	2,030	2,411
Goodwill impairment	16,734	50,020	343
Other	5,655	7,639	7,505

Total non-interest expense	$187,587	$177,150	$115,724

The decline in total compensation and benefits is primarily due to a reduction in performance based compensation. In addition, the deferral (as direct loan origination costs) of compensation and benefits has increased in 2009 as a result of the rise in mortgage loan origination activity. These compensation cost reductions were partially offset by additional staff added during 2009 to manage non-performing assets and loan collections. The reduction in performance based compensation reflects our near-term financial performance. In 2009, no employee stock ownership contribution was made and no bonuses were paid. In addition, executive and senior officer salaries were frozen at 2008 levels for 2009. In 2008, no executive officer bonuses were paid. Salaries in 2007 also include $1.1 million of severance costs from staff reductions associated with the bank consolidation as well as downsizing initiatives.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2009, 2008 and 2007 for share-based awards under our long-term equity based incentive plan was $0.8 million, $0.6 million and $0.3 million, respectively.

For 2010, no salary increases were granted for employees, the employee stock ownership contribution will again be eliminated and the match of employees’ 401(k) plan contributions is also being eliminated.

We recorded an expense of $31.2 million and $1.0 million for vehicle service contract counterparty contingencies in 2009 and 2008, respectively (no such expense was recorded in 2007). This expense relates to Mepco’s business activities.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as finance receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses, included in non-interest expenses, for estimated defaults by these counterparties in their recourse obligations to Mepco.

Over 40% of the payment plans currently held by Mepco were purchased from a single counterparty. Recently, this counterparty has experienced decreased sales (and eventually stopped all new sales efforts in December of 2009) and significantly increased levels of customer cancellations. In addition, this counterparty is subject to a multi-state attorney general investigation and multiple civil lawsuits (including class action lawsuits) regarding certain of its business practices. These events have increased costs for the counterparty, putting further pressure on its cash flow and profitability. In December of 2009, we were advised that this counterparty plans to wind down its business operations and is contemplating a bankruptcy filing in the near future.

Mepco is actively working to reduce its credit exposure to this counterparty. The amount of payment plans (finance receivables) purchased from this counterparty and outstanding at December 31, 2009 totaled approximately $206.1 million. In addition, as of December 31, 2009, this counterparty owes Mepco $16.2 million for previously cancelled payment plans. The wind down of operations by this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor its recourse obligations on payment plans that Mepco has purchased which are cancelled prior to payment in full. In that event, Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors and through the liquidation of certain collateral held by Mepco. However, we are not certain as to the amount of any such recoveries. In 2009, Mepco recorded a $19.0 million expense (as part of vehicle service contract counterparty contingencies that is included in non-interest expense) to establish a reserve for losses related to this counterparty.

In addition, several of these vehicle service contract marketers, including the counterparty described above and other companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has adversely affected and may in the future continue to adversely affect sales and customer cancellations of purchased products throughout the industry, which have already been negatively impacted by the economic recession. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry. In addition to the $19.0 million expense described above, Mepco recorded an additional $12.2 million of expense in 2009 for the default by other counterparties in their recourse obligations to Mepco. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself. Our estimate of probable losses from vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

The above described events have had and may continue to have an adverse impact on Mepco in several ways. First, we face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Second, these events have negatively affected sales and customer cancellations in the industry, which has had and is expected to continue to have a negative impact on the profitability of Mepco’s business. As a result of these events and expected declines in Mepco’s future profitability, in 2009, we wrote down all of the $16.7 million of goodwill associated with Mepco. In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses, in general, in dealing with these industry problems. As of December 31, 2009, the net finance receivables held by Mepco represented approximately 13.7% of our consolidated total assets. We expect that the amount of total payment plans (finance receivables) held by Mepco will decline by approximately 40% in 2010, due to the loss of business from the above described counterparty as well as our desire to reduce finance receivables as a percentage of total assets. This decline in finance receivables is expected to adversely impact our net interest income and net interest margin.

Loan and collection expenses primarily reflect collection costs related to non-performing or delinquent loans. The sharp rise in these expenses in 2009 and 2008, reflects our elevated level of non-performing loans and other real estate.

Occupancy expenses, net, totaled $11.1 million, $11.9 million and $10.6 million in 2009, 2008 and 2007, respectively. A portion of the increase in 2009 and 2008, is due to the above described branch acquisition that occurred in March 2007. In addition, we closed several loan production offices in 2008 and occupancy expenses in that year include $0.2 million of costs associated with such office closings.

Loss on other real estate and repossessed assets primarily represents the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the real estate or other repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The significant increase in loss on other real estate and repossessed assets in 2009 and 2008 compared to earlier years is primarily due to declines in the value of these assets subsequent to the acquisition date. These declines in value have been accentuated by the high inventory of foreclosed homes for sale in many of our markets as well as Michigan’s weak economic conditions.

Data processing and communications expenses all generally increased over the periods presented as a result of the growth of the organization and from the branch acquisition. In addition, 2009 data processing expense includes $0.6 million related to a revenue enhancement project performed by our core data processing company.

Deposit insurance expense increased substantially in 2009, compared to the prior periods reflecting higher rates and an industry-wide special assessment of $1.4 million in the second quarter of 2009. This special assessment was equal to 5 basis points on total assets less Tier 1 capital. In addition, our balance of total deposits increased during 2009. During 2007, we fully utilized the assessment credits that reduced our expense during that year.

As an FDIC insured institution, we are required to pay deposit insurance premium assessments to the FDIC. Under the FDIC’s risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations. Insurance assessments ranged from 0.12% to 0.50% of total deposits for the first quarter 2009 assessment. Effective April 1, 2009, insurance assessments ranged from 0.07% to 0.78%, depending on an institution’s risk classification and other factors.

Furniture, fixtures and equipment expense has generally declined since 2007, due in part to cost reduction initiatives. In addition, certain fixed assets became fully depreciated in 2008 and were not replaced. The decline in supplies expense since 2007, was due in part to somewhat lower business volumes relative to 2007 and the aforementioned cost reduction initiatives.

Advertising expense was relatively comparable across all years and primarily represents direct mail costs for our high performance checking program, costs associated with our VISA debit card rewards program and media advertising.

Credit card and bank service fees increased in each year presented primarily due to growth in the number of vehicle service contract payment plans being administered by Mepco. As described above, we expect payment plans at Mepco to decline in 2010, and would therefore expect these expenses to eventually decline as well.

Legal and professional fees increased substantially in 2009, over 2008 and 2007 levels due primarily to increased legal expenses associated with the issues described above related to Mepco and due to various regulatory matters and increased third-party costs principally associated with external reviews of our loan portfolio.

The amortization of intangible assets primarily relates to the branch acquisition and the amortization of the deposit customer relationship value, including core deposit value, that was acquired in this transaction.

During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. As described above and in the “Business segments” section below, Mepco recorded a substantial loss in the fourth quarter of 2009 (Mepco had been profitable during the first nine months of 2009). Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business, defaulted in its obligations to Mepco and this counterparty is expected to cease its operations in 2010. These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles), we concluded that goodwill was now impaired, resulting in this $16.7 million charge.

During 2008, we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter of 2008 resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at December 31, 2008 of $16.7 million was at our Mepco reporting unit and the testing performed at that time indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco’s estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value at the end of 2008. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

During 2007 we recorded a $0.3 million goodwill impairment charge. This charge related to writing off the remaining goodwill associated with our mobile home lending subsidiary, First Home Financial (“FHF”), that was dissolved in June 2007.

Other non-interest expense decreased to $5.7 million in 2009, compared to $7.6 million in 2008, and $7.5 million in 2007. The decrease in 2009, compared to 2008, was primarily due to a decrease in costs associated with a deferred compensation plan, travel and entertainment expenses and bank courier costs while the decrease from 2007, was primarily attributed to decreases in branch conversion costs, travel and entertainment expenses and bank courier costs.

In July 2007, the State of Michigan replaced its Single Business Tax (“SBT”) with a new Michigan Business Tax (“MBT”) which became effective in 2008. Financial institutions are subject to an industry-specific tax which is based on net capital. Both the MBT and the SBT are recorded in other non-interest expenses in the consolidated statements of operations. Our MBT expense was $0.1 million and $0.2 million in 2009 and 2008, respectively. Our SBT expense was zero in 2007.

Income tax expense (benefit).  Income tax expense (benefit) was $(3.2) million, $3.1 million, and $(1.1) million in 2009, 2008 and 2007, respectively. A valuation allowance of $24.0 million and $27.6 million in 2009 and 2008, respectively, on deferred tax assets, largely offset the effect of pre-tax losses. The 2009 valuation allowance is net of a $4.1 million allocation of deferred taxes on accumulated other comprehensive income.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008, of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings. During 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional net valuation allowance of $24.0 million recognized as income tax expense (which is net of a $4.1 million allocation of deferred taxes on the accumulated other comprehensive loss component of shareholders’ equity). The valuation allowance against our deferred tax assets totaled $60.2 million at December 31, 2009. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

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

The capital initiatives summarized above in “Introduction” and detailed below under “Liquidity and capital resources” may trigger an ownership change that would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2009, we had federal net operating loss carryforwards of approximately $42.8 million. Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 4.16%) and the sum of the values of our common shares and of our outstanding preferred stock, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. At this time, we do not know whether we will be successful in completing the initiatives as proposed and therefore do not know the likelihood of experiencing a change of ownership under these tax rules.

Since we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and other deferred tax assets, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

The income tax (benefit) of $(1.1) million in 2007, and relative effective tax rate is principally attributed to tax exempt income representing a much high percentage of pre-tax income from continuing operations in that year.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance.

Income tax expense in the consolidated statements of operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were zero, $1.0 million and $0.4 million in 2009, 2008, and 2007, respectively.

Discontinued operations, net of tax.  On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to PFS. We received $176.0 million of cash that was utilized to payoff Brokered CDs and short-term borrowings at Mepco’s parent company, Independent Bank. Under the terms of the sale, PFS also assumed approximately $11.7 million in liabilities. We allocated $4.1 million of goodwill and $0.3 million of other intangible assets to this business. Revenues and expenses associated with Mepco’s insurance premium finance business have been presented as discontinued operations in the consolidated statements of operations. Likewise, the assets and liabilities associated with this business have been reclassified to discontinued operations in the consolidated statements of financial condition. In 2007 the $0.4 million of income from discontinued operations relates primarily to operations during the first 15 days of January 2007 and the recovery of certain previously charged-off insurance premium finance receivables.

We have elected to not make any reclassifications in the consolidated statements of cash flows for discontinued operations. Prior to the December 2006 announced sale, our insurance premium finance business was included in the Mepco segment.

Business segments.  Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year Ended December 31,
	2009	2008	2007(1)

Independent Bank	$(71,095)	$(92,551)	$9,729
Mepco	(11,689)	10,729	5,070
Other (2)	(7,636)	(9,780)	(5,439)
Elimination	193	(62)	595

Net income (loss)	$(90,227)	$(91,664)	$9,955

(1)	2007 represents income (loss) from continuing operations after income taxes and excludes $0.4 million of income from discontinued operations, net of income taxes.

(2)	Includes amounts relating to our parent company and certain insignificant operations.

The losses recorded by the Bank in 2009 and 2008 are primarily due to higher provisions for loan losses, loan and collection costs and losses on other real estate. The higher credit related costs reflect elevated levels of non-performing loans and loan net charge-offs. (See “Portfolio Loans and asset quality.”) 2008 Bank results also included a $50.0 million goodwill impairment charge. (See “Non-interest expense.”) In addition, the Bank results included $24.0 million and $27.6 million in 2009 and 2008, respectively, of income tax expense for a valuation allowance against deferred tax assets. (See “Income tax expense (benefit).”)

Mepco’s net income had generally been increasing due to growth in finance receivables and lower short-term interest rates. However, in 2009, Mepco recorded $31.2 million of vehicle service contract counterparty contingencies expense and a goodwill impairment charge of $16.7 million, both as described above. (See “Non-interest expense.”) All of Mepco’s funding is provided by Independent Bank and is priced principally based on Brokered CD rates. It is unlikely that Mepco could obtain such favorable funding costs on its own in the open market.

FINANCIAL CONDITION

Summary.  Our total assets rose slightly to $2.97 billion at December 31, 2009 compared to $2.96 billion at December 31, 2008. The increase in total assets primarily reflects increases in cash and cash equivalents and in prepaid FDIC deposit insurance assessments that were substantially offset by decreases in securities available for sale, loans and goodwill. Loans, excluding loans held for sale (“Portfolio Loans”) decreased $184.0 million in 2009 as every category of loans declined except for finance receivables. Total deposits increased by $499.3 million in 2009 principally as a result of an increase in checking and savings accounts and in Brokered CDs. Other borrowings decreased by $410.8 million in 2009 as maturing borrowings from the FRB or Federal Home Loan Bank (“FHLB”) were replaced with Brokered CDs.

Securities.  We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and asset-backed securities. We also invest in capital securities, which include preferred stocks and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. We believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”)

Securities available for sale declined during 2009 and 2008 because maturities and principal payments in the portfolio were not replaced with new purchases. We also sold municipal securities during 2009 and 2008 primarily because our current tax situation (net operating loss carry forward) negates the benefit of holding tax exempt securities.

As discussed earlier, we elected effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. These investments are classified as trading securities in our consolidated statements of financial condition. During 2009 we recorded unrealized net gains on trading securities of $0.04 million related to an increase in fair value of preferred stocks and recorded realized net gains of $0.9 million on the sale of preferred stocks. During 2008 we recorded unrealized net losses on trading securities of $2.8 million related to a decline in fair value of the preferred stocks. We also recorded realized net losses of $7.6 million in 2008 on the sale of several of these preferred stocks. (See “Non-Interest Income”). At December 31, 2009 we only had $0.1 million of trading securities remaining.

We recorded other than temporary impairment charges on securities of $0.1 million, $0.2 million, and $1.0 million in 2009, 2008, and 2007, respectively. The 2009 impairment charge relates to a private label mortgage-backed security and a trust preferred security issued by a small Michigan-based community bank. The 2008 impairment charge relates to this same trust preferred security. In 2007, we recorded $1.0 million of impairment charges on Fannie Mae and Freddie Mac preferred securities. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”) In addition, in the fourth quarter of 2008 we recorded a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock.

SECURITIES

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
		(In thousands)

Securities available for sale
December 31, 2009	$171,049	$3,149	$10,047	164,151
December 31, 2008	231,746	3,707	20,041	215,412
December 31, 2007	363,237	6,013	5,056	364,194

We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. In performing this review we consider (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the fair value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.

For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

U.S. Agency residential mortgage-backed securities — at December 31, 2009 we had five securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at December 31, 2009 we had 23 securities whose fair value is less than amortized cost. 22 of the issues are rated by a major rating agency as investment grade while one is below investment grade. Pricing conditions in the private label residential mortgage and asset-backed security markets are characterized by sporadic secondary market flow, significant implied liquidity risk premiums, a wide bid / ask spread and an absence of new issuances of similar securities. This market has been “closed” to new issuance since the third quarter of 2007. Investors in this asset class have suffered significant losses and at present, there are few active buyers for this product. During the fourth quarter of 2009, secondary market trading activity increased modestly. Prices for many securities improved. Much of this improvement is due to technical issues; namely negative new supply. One dealer reports that price improvements are generally met with increased selling which serves to mute sustained price recovery.

The unrealized losses are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)

Private label residential mortgage-backed
Jumbo	$21,718	$(5,749)	$26,139	$(9,349)
Alt-A	9,257	(1,807)	10,748	(2,685)
Other asset-backed — Manufactured housing	5,505	(194)	7,421	(855)

All of the private label mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 59% of the collateral pool. Typical exposure levels to California (median exposure is 43%) are consistent with overall market collateral characteristics. Six transactions have modest exposure to Florida, ranging from 5% to 11%, and one transaction has modest exposure to Arizona (5%). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94%. The structure of the mortgage and asset-backed securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (7%), senior (73%), senior support (12%) and mezzanine (8%). The mezzanine classes are from seasoned transactions (65 to 95 months) with significant levels of subordination (8% to 23%). Except for the additional discussion below relating to other than temporary impairment, each private label mortgage and asset-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies.

While the levels of identified payment problems increased modestly during 2009, the amount of subordination protection remains adequate. Nevertheless, the non-performing asset coverage ratio (credit subordination divided by non-performing assets) deteriorated for four structures with five bonds. This deterioration in structure accounts for the majority of the increase in unrealized loss late in 2009. All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The non-receipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including the one security with a rating below investment grade, were reviewed for OTTI utilizing a cash flow projection. The scope of review included securities that account for 97% of the $7.8 million in unrealized losses. In our analysis, recovery was evaluated by discounting the expected cash flows back at the book yield. If the present value of the future cash flows is less than amortized cost, then there would be a credit loss. Our cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and severity. Near term prepayment assumptions were based on recently observed prepayment rates. In many cases, recently observed prepayment rates are depressed due to a sharp decline in new jumbo loan issuance. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projects that prepayment rates gradually revert to historical levels. For seasoned ARM transactions normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral, the analysis considers the spread differential between the collateral and the current market rate for conforming mortgages. Near term default assumptions were based on recent default observations as well as the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our model expects defaults to then decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Current severity assumptions are based on recent observations. Loss severity is expected to decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Except for one below investment grade security discussed in further detail below, our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

The private label mortgage-backed security with a below investment grade credit rating was evaluated for other than temporary impairment (“OTTI”) using the cash flow analysis discussed above. At December 31, 2009 this security had a fair value of $3.9 million and an unrealized loss of $4.1 million (amortized cost of $8.0 million). The underlying loans in this transaction are 30 year fixed rate jumbos with an average origination date FICO of 748 and an average origination date loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that are rated above investment grade. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated an OTTI of $4.1 million at December 31, 2009, $0.065 million of this amount was attributed to credit and was recognized in our consolidated statements of operations while the balance was attributed to other factors and reflected in our consolidated statements of other comprehensive income (loss).

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2009 we had 32 municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are not rated by a major rating agency. Approximately 75% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non-rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2009 we had six securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past two years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Since the end of the first quarter, although still showing signs of weakness, pricing has improved somewhat as some uncertainty has been taken out of the market. Two of the six securities are rated by a major rating agency as investment grade, while two are split rated (these securities are rated as investment grade by one major rating agency and below investment grade by another) and the other two are non-rated. The two non-rated issues are relatively small banks and neither of these issues were ever rated. The issuers on these trust preferred securities, which had a combined book value of $2.8 million and a combined fair value of $1.8 million as of December 31, 2009, continue to make interest payments and have satisfactory credit metrics.

Our OTTI analysis for trust preferred securities is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank’s operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, assets quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues. During the first quarter of 2009 we recorded OTTI on an unrated trust preferred security whose fair value at December 31, 2009 now exceeds its amortized cost. Specifically, this issuer has deferred interest payments on all of its trust preferred securities and is operating under a written agreement with the regulatory agencies that specifically prohibit dividend payments. The issuer is a relatively small bank with operations centered in southeast Michigan. The issuer reported losses in 2009 and 2008 and has a high volume of nonperforming assets relative to tangible capital. This investment’s amortized cost has been written down to a price of 26.75, or $0.07 million, compared to a par value of 100.00, or $0.25 million.

Portfolio Loans and asset quality.  In addition to the communities served by our bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also historically participated in commercial lending transactions with certain non-affiliated banks and also purchased mortgage loans from third-party originators. Currently, we are not engaging in any new commercial loan participations with non-affiliated banks or purchasing any mortgage loans from third party originators.

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process, attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and in fact the provision for loan losses increased during 2009 as well as in 2008 and 2007 from prior historical levels.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio

Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	December 31,
	2009	2008
		(In thousands)

Real estate(1)
Residential first mortgages	$684,567	$760,201
Residential home equity and other junior mortgages	203,222	229,865
Construction and land development	69,496	127,092
Other(2)	585,988	666,876
Finance receivables	406,341	286,836
Commercial	187,110	207,516
Consumer	156,213	171,747
Agricultural	6,435	9,396

Total loans	$2,299,372	$2,459,529

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Overall loan growth has slowed during the past two years reflecting both weak economic conditions in Michigan as well as our desire to reduce certain loan categories. Construction and land development loans have been declining recently because we are seeking to shrink this portion of our Portfolio Loans due to a very poor economic climate for real estate development, particularly residential real estate. Declines in Portfolio Loans or competition that leads to lower relative pricing on new Portfolio Loans could adversely impact our future operating results.

NON-PERFORMING ASSETS

	December 31,
	2009	2008	2007
	(Dollars in thousands)

Non-accrual loans	$105,965	$122,639	$72,682
Loans 90 days or more past due and still accruing interest	3,940	2,626	4,394

Total non-performing loans	109,905	125,265	77,076
Other real estate and repossessed assets	31,534	19,998	9,723

Total non-performing assets	$141,439	$145,263	$86,799

As a percent of Portfolio Loans
Non-performing loans	4.78%	5.09%	3.06%
Allowance for loan losses	3.55	2.35	1.80
Non-performing assets to total assets	4.77	4.91	2.67
Allowance for loan losses as a percent of non-performing loans	74	46	59

Non-performing loans have declined by $15.4 million, or 12.3%, since year-end 2008. An increase in non-performing mortgage loans and consumer loans was more than offset by a decline in non-performing commercial loans. The decline in non-performing commercial loans is primarily due to net charge-offs and the payoff or other disposition of non-performing credits during 2009. Non-performing commercial loans largely reflect real estate-secured credit delinquencies caused primarily by cash flow difficulties encountered by real estate developers in

Michigan as they confront a significant decline in sales. The elevated level of non-performing residential mortgage loans is primarily due to a rise in delinquencies and foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.

Other real estate (“ORE”) and repossessed assets totaled $31.5 million at December 31, 2009, compared to $20.0 million at December 31, 2008. This increase is the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires. High foreclosure rates are evident nationwide, but Michigan has consistently had one of the higher foreclosure rates in the U.S. during the past two years. We believe that this high foreclosure rate is due to both weak economic conditions (Michigan has the highest unemployment rate in the U.S.) and declining residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2009, we anticipate that our level of other real estate and repossessed assets will likely remain at elevated levels for some period of time. A high level of non-performing assets would be expected to adversely impact our tax equivalent net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2009	2008	2007
	(In thousands)

Specific allocations	$29,593	$16,788	$10,713
Other adversely rated loans	14,481	9,511	10,804
Historical loss allocations	22,777	20,270	14,668
Additional allocations based on subjective factors	14,866	11,331	9,109

Total	$81,717	$57,900	$45,294

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

The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See “Provision for credit losses.”)

Mepco’s allowance for loan losses is determined in a similar manner as discussed above and primarily takes into account historical loss experience and other subjective factors deemed relevant to their business as described in greater detail below.

Losses associated with the administration of Mepco’s payment plans are included in the provision for loan losses. Such losses totaled $0.3 million, $0.04 million and $0.4 million in 2009, 2008 and 2007, respectively. Mepco’s allowance for loan losses totaled $0.8 million and $0.5 million at December 31, 2009 and December 31, 2008, respectively. Mepco has established procedures for payment plan servicing/administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our collateral position in the event of payment default or voluntary cancellation by the customer. Mepco also has established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is entirely done through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). There can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

The allowance for loan losses increased to 3.55% of total Portfolio Loans at December 31, 2009 from 2.35% at December 31, 2008. This increase is primarily due to increases in all of the components of the allowance for loan losses outlined above. The allowance for loan losses related to specific loans increased due to some larger reserves on some individual credits even though total non-performing commercial loans have declined since year end 2008. The allowance for loan losses related to other adversely rated loans increased primarily due to changes in the mix of commercial loan ratings. The allowance for loan losses related to historical losses increased due to higher loan net charge-offs (which was largely offset by declines in loan balances). Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan that have contributed to elevated levels of non-performing loans and net loan charge-offs.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2009		2008		2007
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881
Provision charged to operating expense	103,318	(286)	71,113	208	43,105	55
Recoveries credited to allowance	2,795		3,489		2,346
Loans charged against the allowance	(82,296)		(61,996)		(27,036)

Balance at end of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936

Net loans charged against the allowance to average Portfolio Loans	3.28%		2.30%		0.98%

The ratio of loan net charge-offs to average loans was 3.28% in 2009 (or $79.5 million) compared to 2.30% in 2008 (or $58.5 million). The rise in loan net charge-offs primarily reflects increases of $9.3 million for commercial loans and $10.5 million for residential mortgage loans. These increases in loan net charge-offs primarily reflect elevated levels of non-performing loans and lower collateral liquidation values, particularly on residential real estate or real estate held for development. We do not believe that the elevated level of total loan net charge-offs in 2009 is indicative of what we will experience in the future. Loan net charge-offs have moderated during 2009 with $48.4 million in the first six months compared to $31.1 million in the last six months. The majority of the loan net charge-offs in the first part of 2009 related to commercial loans and in particular several land or land development loans (due to significant drops in real estate values) and one large commercial credit (which defaulted in March

2009). Land and land development loans now total just $59.8 million (or 2.0% of total assets) and approximately 56% of these loans are already in non-performing or watch credit status and the entire portfolio has been carefully evaluated and an appropriate allowance or charge-off has been recorded. Further, the commercial loan portfolio is thoroughly analyzed each quarter through our credit review process and an appropriate allowance and provision for loan losses is recorded based on such review and in light of prevailing market conditions.

We took a variety of steps beginning in 2007 (and which continued throughout 2008 and 2009) to address the credit issues identified above (elevated levels of watch credits, non-performing loans and other real estate and repossessed assets), including the following:

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

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships as well as deposit service charges. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. Despite these efforts our historic core deposit growth has not kept pace with the historic growth of our Portfolio Loans. We view long-term core deposit growth as a significant challenge. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, the continued funding of Portfolio Loans with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See “Liquidity and capital resources.”)

During the fourth quarter of 2009 we prepaid estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $22.0 million at December 31, 2009 and will be expensed over the assessment period (through the fourth quarter of 2012). The actual expense over the assessment periods may be different from this prepaid amount due to various factors including variances in actual deposit balances and assessment rates used during each assessment period.

We have also implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of any increases in interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2009			2008
		Average			Average
	Amount	Maturity	Rate	Amount	Maturity	Rate
			(Dollars in thousands)

Brokered CDs(1)	$629,150	2.2 years	2.46%	$182,283	1.1 years	3.63%
Fixed-rate FHLB advances(1)	27,382	5.5 years	6.59	95,714	2.2 years	3.64
Variable-rate FHLB advances(1)	67,000	1.4 years	0.32	218,500	2.3 years	3.43
Securities sold under agreements to repurchase(1)	35,000	.9 years	4.42	35,000	1.9 years	4.42
FRB borrowings				189,500	.1 years	0.54
Federal funds purchased				750	1 day	0.25

Total	$758,532	2.2 years	2.51%	$721,747	1.4 years	2.80%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, such as pay-fixed interest-rate swaps.

Other borrowings, principally advances from the Federal Home Loan Bank (the “FHLB”), borrowings from the Federal Reserve Bank (the “FRB”) and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $131.2 million at December 31, 2009, compared to $542.0 million at December 31, 2008. The $410.8 million decrease in other borrowed funds principally reflects the payoff of borrowings from the FRB and FHLB with funds from new Brokered CDs or from the growth in other deposits. The increase in Brokered CDs and use of these funds to payoff borrowings from the FRB and FHLB is designed to improve our liquidity profile. The Brokered CDs that we are issuing do not require any collateral and have longer maturity dates (generally two to five years). By paying off FRB and FHLB borrowings (which do require collateral), we increase our secured borrowing capacity.

As described above, we rely on wholesale funding, including FRB and FHLB borrowings and Brokered CDs to augment our core deposits to fund our business. As of December 31, 2009, our use of such wholesale funding sources amounted to approximately $760.3 million. Because wholesale funding sources are affected by general market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our financial condition and operations. The continued availability to us of these funding sources is uncertain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

In addition, if we fail to remain “well-capitalized” under federal regulatory standards, which is likely if we are unable to successfully raise additional capital as outlined below, we will be prohibited from accepting or renewing Brokered CDs without the prior consent of the FDIC. As of December 31, 2009, we had Brokered CDs of approximately $629.2 million. Of this amount $185.5 million mature during 2010. As a result, any such restrictions on our ability to access Brokered CDs is likely to have a material adverse impact on our business and financial condition.

Moreover, we cannot be sure that we will be able to maintain our current level of core deposits. Our deposit customers could move their deposits in reaction to media reports about bank failures in general (as discussed in “Liquidity and capital resources” below) or in reaction to negative publicity we may receive as a result of the pursuit of our capital raising initiatives or, particularly, if we are unable to successfully complete such initiatives. In particular, those deposits that are currently uninsured or those deposits in the FDIC Transaction Account Guarantee Program (“TAGP”), which is set to expire on June 30, 2010, may be particularly susceptible to outflow. At December 31, 2009 we had $65.4 million of uninsured deposits and an additional $188.3 million of deposits in the

TAGP. A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations would be adversely affected.

Prior to April 2008, we had an unsecured revolving credit facility and term loan (that had a remaining balance of $2.5 million). The lender elected to not renew the $10.0 million unsecured revolving credit facility (which matured in April 2008) and required repayment of the term loan because we were out of compliance with certain financial covenants contained within the loan documents. The $2.5 million term loan was repaid in full in April 2008 (it would have otherwise been repaid in full in accordance with the original terms in May 2009).

We employ derivative financial instruments to manage our exposure to changes in interest rates. At December 31, 2009, we employed interest-rate swaps with an aggregate notional amount of $160.0 million and interest rate caps with an aggregate notional amount of $95.0 million.

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

At December 31, 2009 we had $512.4 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CDs that we expect to replace. Additionally $1.394 billion of our deposits at December 31, 2009 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

In particular, media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the FDIC announced several programs during 2008 including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2013 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low-interest (an interest rate of 0.50% or less) transaction accounts until June 30, 2010. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite these moves by the FDIC and our proactive communications efforts, the potential outflow of deposits remains as a significant liquidity risk, particularly since our recent losses and our elevated level of non-performing assets have reduced some of the financial ratings of our bank that are followed by our larger deposit customers, such as municipalities. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse credit event or a disaster recovery situation. Our liquidity management also includes periodic monitoring that segregates assets between liquid and illiquid and classifies liabilities as core and non-core. This analysis compares our total level of illiquid assets to our core funding. It is our goal to have core funding sufficient to finance illiquid assets.

As a result of the liquidity risks described above and in “Deposits and borrowings” we have increased our level of overnight cash balances in interest-bearing accounts to $223.5 million at December 31, 2009 from $0.2 million at December 31, 2008. We have also issued longer-term (two to five years) callable Brokered CDs and paid down secured borrowings to increase available funding sources. We believe these actions will assist us in meeting our liquidity needs during 2010.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2009.

CONTRACTUAL COMMITMENTS(1)

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total
	(In thousands)

Time deposit maturities	$512,415	$399,255	$257,483	$2,167	$1,171,320
Other borrowings	109,800	2,634	4,240	14,508	131,182
Subordinated debentures				92,888	92,888
Operating lease obligations	1,179	1,979	1,658	4,813	9,629
Purchase obligations(2)	1,469	1,958			3,427

Total	$624,863	$405,826	$263,381	$114,376	$1,408,446

(1)	Excludes approximately $0.9 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

CAPITALIZATION

	December 31,
	2009	2008
	(In thousands)

Subordinated debentures	$92,888	$92,888
Amount not qualifying as regulatory capital	(2,788)	(2,788)

Amount qualifying as regulatory capital	90,100	90,100

Shareholders’ equity
Preferred stock	69,157	68,456
Common stock	23,863	22,791
Capital surplus	201,618	200,687
Accumulated deficit	(169,098)	(73,849)
Accumulated other comprehensive loss	(15,679)	(23,208)

Total shareholders’ equity	109,861	194,877

Total capitalization	$199,961	$284,977

We have four special purpose entities that have issued $90.1 million of cumulative trust preferred securities outside of IBC. Currently, at IBC, $41.9 million of these securities qualify as Tier 1 capital and the balance qualify as Tier 2 capital. These entities have also issued common securities and capital to IBC, that, in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities, common securities and capital issued. The subordinated debentures represent the sole asset of the special purpose entities. The common securities, capital and subordinated debentures are included in our consolidated statements of financial condition at December 31, 2009 and 2008.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities and certain other capital elements is limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit could be included in the Tier 2 capital, subject to restrictions.

In December 2008, we issued 72,000 shares of Series A, no par value, $1,000 liquidation preference, fixed rate cumulative perpetual preferred stock (“Preferred Stock”) and a warrant to purchase 3,461,538 shares (at $3.12 per share) of our common stock (“Warrant”) to the UST in return for $72.0 million under the TARP CPP. Of the total proceeds, $68.4 million was originally allocated to the Preferred Stock and $3.6 million was allocated to the Warrant (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Preferred Stock is being accreted using an effective yield method over five years. The accretion is being recorded as part of the Preferred Stock dividend.

The Preferred Stock pays a quarterly, cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and at a rate of 9% per annum thereafter. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Prior to December 12, 2011, even if we are current on the payment of dividends on the Preferred Stock, we may not do either of the following without the prior written consent of the UST: (a) pay cash dividends on our common stock to shareholders of more than $0.01 per share per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; or (b) repurchase any of our common stock or redeem any of our trust preferred securities, other than certain excepted redemptions of common stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice. These restrictions described in the preceding sentence expire in the event we redeem all shares of Preferred Stock or in the event the UST transfers all of its shares of Preferred Stock to an unaffiliated transferee. Holders of shares of the Preferred Stock have no right to exchange or convert such shares into any other securities of IBC.

The annual 5% dividend on the Preferred Stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $4.3 million annually. The exercise price on the Warrant of $3.12 per share is presently above both our book value per share and our tangible book value per share. If our market value per share exceeds the Warrant price, our diluted earnings per share will be reduced. However, the exercise of the Warrant would not presently be dilutive to our current book value per share.

In the fourth quarter of 2009, we took certain actions to improve our regulatory capital ratios and preserve capital and liquidity. Beginning in November of 2009, we eliminated the $0.01 per share quarterly cash dividend on our common stock. In addition, we suspended payment of quarterly dividends on our Preferred Stock held by the UST. The cash dividends payable to the UST amount to $3.6 million per year until December of 2013, at which time they will increase to $6.5 million per year. Also beginning in December of 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries. As a result, all quarterly dividends on the related trust preferred securities (which are the trust preferred securities solicited for exchange in the exchange offers described herein) were also deferred. Based on current dividend rates, the cash dividends on all outstanding trust preferred securities amount to approximately $5.4 million per year. These actions will preserve cash at IBC as we do not expect Independent Bank, our bank subsidiary, to be able to pay any cash dividends in the near term. Dividends from the bank are restricted by federal and state law and are further restricted by the Board resolutions adopted in December 2009, and described herein.

We do not have any current plans to resume dividend payments on our outstanding trust preferred securities or the outstanding shares of our Preferred Stock. We do not know if or when any such payments will resume.

The terms of the Debentures and trust indentures (the “Indentures”) allow us to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. We are not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan, redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

During the deferral period on the Debentures and Preferred Stock, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock. Suspension of the common stock dividend will conserve an additional $1.0 million on an annualized basis.

In December 2009, we made a proposal to the UST to exchange all of the shares of the Preferred Stock for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange. The aggregate liquidation value of the Preferred Stock is $72.0 million. As a result, if our proposal is accepted by the UST, it would result in us issuing the UST shares of our common stock with a value of $54.0 million.

We continue to hold discussions with the UST regarding our proposal and continue to provide them with additional information for them to evaluate our proposal. However, we do not know at this time whether the UST will accept our proposal, whether they will make a counterproposal, or, if they agree to any form of an exchange, what conditions might be imposed on their participation. We also do not know the timing of when the UST will make its decision or whether, if the UST agrees to participate in an exchange, what the timing of that exchange may be.

In January 2010, we filed a registration statement with the SEC related to the exchange of our common stock for our outstanding issues of trust preferred securities. We expect to initiate the exchange offer once the registration statement is declared effective by the SEC. Our timetable for initiating this exchange is late first quarter or early second quarter of 2010.

To supplement our balance sheet and capital management activities, we historically would repurchase our common stock. The level of share repurchases in a given time period generally reflected changes in our need for capital associated with our balance sheet growth and our level of earnings. The only share repurchases currently being executed are for our deferred compensation and stock purchase plan for non-employee directors. Such repurchases are funded by the director deferring a portion of his or her fees.

Shareholders’ equity applicable to common stock declined to $40.7 million at December 31, 2009 from $126.4 million at December 31, 2008. Our tangible common equity (“TCE”) totaled $30.4 million and $97.5 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 1.03% at December 31, 2009 compared to 3.33% at December 31, 2008. We are exploring various alternatives in order to increase our TCE and regulatory capital ratios as described below. Although our regulatory capital ratios remain at levels above “well capitalized” standards, because of: (a) the losses that we have incurred in recent quarters; (b) our elevated levels of non-performing loans and other real estate; and (c) the ongoing economic stress in Michigan, we have taken or may take the following actions to improve our regulatory capital ratios and preserve liquidity at our holding company level:

•	Eliminated our cash dividend on our common stock;

•	Deferred the dividends on our Preferred Stock;

•	Deferred the dividends on our Debentures;

•	Seek to convert some or all of our Preferred Stock and/or trust preferred securities into common equity; and

•	Attempt to raise additional capital, including the possibility of a significant and large issuance of common stock, which could be highly dilutive to our existing shareholders.

The actions taken with respect to the payment of dividends on our capital instruments as described above will preserve cash at our bank holding company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Although there are no specific regulations restricting dividend payments by bank holding companies (other than State corporate laws) the FRB (our primary federal regulator) has issued a policy statement on cash dividend payments. The FRB’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.”

In December 2009, the Board of Directors of IBC adopted resolutions that impose the following restrictions:

•	We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

•	We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•	We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•	We will not rescind or materially modify any of these limitations without notice to the FRB and the Michigan OFIR.

In December 2009, the Board of Directors of Independent Bank, our subsidiary bank, adopted resolutions designed to enhance certain aspects of the bank’s performance and, most importantly, to improve the bank’s capital position. These resolutions require the following:

•	The adoption by the bank of a capital restoration plan as described below;

•	The enhancement of the bank’s documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•	The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•	Additional reporting to the bank Board of Directors regarding initiatives and plans pursued by management to improve the bank’s risk management practices;

•	Prior approval of the FRB and OFIR for any dividends or distributions to be paid by the bank to Independent Bank Corporation; and

•	Notice to the FRB and the OFIR of any rescission of or material modification to any of these resolutions.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR in response to the FRB’s most recent examination report of Independent Bank, which was completed in October 2009. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the Bank’s condition and operations that were highlighted in the examination report and that we believe most require our focus at this time. It is very possible that if we had not adopted these resolutions, the FRB and the OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if we are unable to substantially comply with the resolutions set forth above and if our financial condition and performance do not otherwise materially improve, we may face additional regulatory scrutiny and restrictions in the form of a memorandum of understanding or similar undertaking imposed by the regulators.

Subsequent to the adoption of the resolutions described above, the bank adopted the capital restoration plan required by the resolutions. This capital plan is described in more detail below. Other than fully implementing such capital plan and achieving the minimum capital ratios set forth in the resolutions, we believe we have already taken appropriate actions to fully comply with these Board resolutions.

In January 2010, we adopted a Capital Restoration Plan (the “Capital Plan”), as required by the Board resolutions adopted in December 2009, and described above, and submitted such Capital Plan to the FRB and the OFIR.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December 2009. As of December 31, 2009, our bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards. However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards:

	Independent Bank —	Minimum Ratios
	Actual as of	Established by	Required to be
	12/31/09	Our Board	Well-Capitalized

Total Capital to Risk-Weighted Assets	10.36%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.72%	8.0%	5.0%

The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable, but no later than April 30, 2010, and maintaining such capital ratios though at least the end of 2012.

The Capital Plan includes projections prepared by the bank’s management that reflect forecasted financial data through 2012. Those projections anticipate a need for a minimum of $60 million of additional capital in order for us to achieve and maintain the minimum ratios established by our Board. The projections take into account the various risks and uncertainties we face. However, because the projections are based on assumptions regarding such risks and uncertainties, which assumptions may not prove to be true, the Capital Plan contains a target of $100 million to $125 million of additional capital to be raised by IBC.

The Capital Plan sets forth certain initiatives to be pursued in order to raise additional capital and meet the objectives of the Capital Plan. Based on discussions with the investment bankers we have retained to assist us in raising capital, our Capital Plan concludes that our best option for raising additional capital is through the sale of additional shares of our common stock in a public offering. We anticipate that all or substantially all of the proceeds of such an offering would be contributed to the capital of our bank.

In anticipation of the capital raising initiatives described in the Capital Plan, we engaged an independent third party to perform a due diligence review (a “stress test”) on our commercial loan portfolio and a separate independent third party to perform a similar review of our retail loan portfolio. These independent stress tests were concluded in January 2010. Each analysis included different scenarios based on expectations of future economic conditions. We engaged these independent reviews in order to ensure that the similar analyses we had performed internally in 2009, on which we based our projections for future expected loan losses and our need for additional capital, were reasonable and did not materially understate our projected loan losses. Based on the conclusions of these third party reviews, we determined that we did not need to modify our projections used for purposes of the Capital Plan.

In addition to contemplating a public offering of our common stock for cash, the Capital Plan contemplates two other primary capital raising initiatives: (1) an offer to exchange shares of our common stock for any or all of our outstanding trust preferred securities, and (2) an offer to exchange shares of our common stock for any or all of the shares of our preferred stock held by the UST. These two initiatives are designed to do the following:

•	improve our holding company’s ratio of tangible common equity (TCE) to tangible assets;

•	reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock; and

•	improve our ability to successfully raise additional capital through a public offering of our common stock.

Our Capital Plan also outlines various contingency plans in case we do not succeed in raising all additional capital needed. These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or other operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented and those that are currently being considered, and a sale of the bank. Because of current market conditions and based on discussions with our investment bankers and informal discussions we have held in the past with potential buyers for certain of our assets, we believe we are more likely to meet the minimum capital ratios set forth in the Capital Plan through raising new equity capital than we are through pursuing any of these contingency plans. However, the contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to raise sufficient equity capital through the capital raising initiatives described above.

The Capital Plan concludes with a recognition that our strategy and focus for the near term will be to improve our asset quality and pursue the capital raising initiatives described above in order to strengthen our capital position.

Our bank holding company and our bank subsidiary both remain “well capitalized” (as defined by banking regulations) at December 31, 2009.

BANK CAPITAL RATIOS

			Minimum	Minimum
			Ratio for	Ratio for
			Adequately	Well
	December 31,		Capitalized	Capitalized
	2009	2008	Institutions	Institutions

Tier 1 capital to average assets	6.72%	8.25%	4.00%	5.00%
Tier 1 risk-based capital	9.08	10.62	4.00	6.00
Total risk-based capital	10.36	11.91	8.00	10.00

Shareholders’ equity totaled $109.9 million at December 31, 2009. The decrease from $194.9 million at December 31, 2008 primarily reflects the loss that we incurred in 2009 that was partially offset by a decline in the accumulated other comprehensive loss. Shareholders’ equity was equal to 3.70% of total assets at December 31, 2009, compared to 6.59% a year earlier.

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND TAX EQUIVALENT NET INTEREST INCOME

	Market Value of	Percent	Tax Equivalent	Percent
Change in Interest Rates	Portfolio Equity(1)	Change	Net Interest Income(2)	Change
	(Dollars in thousands)

December 31, 2009
200 basis point rise	$160,500	16.14%	$136,900	2.55%
100 basis point rise	150,400	8.83	134,100	0.45
Base-rate scenario	138,200		133,500
100 basis point decline	128,100	(7.31)	132,600	(0.67)
200 basis point decline	126,300	(8.61)	131,500	(1.50)
December 31, 2008
200 basis point rise	$202,900	(2.50)%	$129,700	(4.56)%
100 basis point rise	206,500	(0.77)	132,500	(2.50)
Base-rate scenario	208,100		135,900
100 basis point decline	204,600	(1.68)	137,900	1.47
200 basis point decline	192,400	(7.54)	134,400	(1.10)

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.

Management plans and expectations.  As described earlier, we have adopted the Capital Plan which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. However, based on our current forecasts, even absent additional capital, our bank subsidiary is expected to remain adequately capitalized throughout 2010 and our holding company would have sufficient cash on hand to meet expected obligations during 2010. These forecasts are based upon certain assumptions, including future levels of our provision for loan losses, vehicle service contract counterparty contingencies, the level of our risk based assets and other factors, and differences between our actual results and these assumptions will impact our actual capital levels.

FAIR VALUATION OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 820 — “Fair Value Measurements and Disclosures” (“FASB ASC topic 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Trading securities, securities available-for-sale, loans held for sale, and derivatives are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment, capitalized mortgage loan servicing rights and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. Further, the notes to the consolidated financial statements include information about the extent to which fair value is used to measure assets and liabilities and the valuation methodologies used.

FASB ASC topic 820 established a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect management’s estimates about market data.

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

For assets and liabilities recorded at fair value, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC topic 820. When available, we utilize quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, prepayment speeds, and option volatilities. Substantially all of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded in our financial statements. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. The models we use to determine fair value adjustments are periodically evaluated by management for relevance under current facts and circumstances.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in the secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.

At December 31, 2009 and 2008, $199.4 million (or 6.7% of total assets) and $246.0 million (or 8.3% of total assets), respectively, consisted of financial instruments recorded at fair value on a recurring basis. At December 31, 2009, $36.5 million of financial instruments (all private label residential mortgage-backed or other asset-backed securities) used Level 3 valuation measurements. All of the other financial instruments used valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value. At December 31, 2009 and 2008, $4.3 million (or 0.1% of total liabilities) and $6.5 million (or 0.2% of total liabilities), respectively, consisted of financial instruments (all derivative financial instruments) recorded at fair value on a recurring basis.

At December 31, 2009 and 2008, $88.7 million (or 3.0% of total assets) and $69.8 million (or 2.4% of total assets), respectively, consisted of financial instruments recorded at fair value on a nonrecurring basis. All of these financial instruments (comprised of impaired loans and capitalized mortgage loan servicing rights in both 2009 and 2008 as well as other real estate in 2009) used Level 2 and Level 3 measurement valuation methodologies involving market-based or market-derived information to measure fair value. At December 31, 2009 and 2008, no liabilities were measured at fair value on a nonrecurring basis.

In addition to FASB ASC topic 820, on January 1, 2008 we also adopted FASB ASC topic 825 — “Financial Instruments” (“FASB ASC topic 825”) for certain financial assets. We adopted FASB ASC topic 825 for loans held for sale (that prior to January 1, 2008 were recorded at the lower of cost or market) to correspond to the accounting for the related commitments to sell these loans. We also adopted FASB ASC topic 825 for certain preferred stock investments and utilize a quoted market price (Level 1) or significant other observable inputs (Level 2).

See Note 22 to the consolidated financial statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated mortgage loan servicing rights, derivative financial instruments, vehicle service contract counterparty contingencies, income taxes and goodwill are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment has been at the forefront of discussions within the accounting profession during 2008 and 2009 because of the dislocation of the credit markets that has occurred. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard strikes the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording other than temporary impairment charges of $0.1 million, $0.2 million, and $1.0 million in 2009, 2008, and 2007, respectively, in our consolidated statements of operations. Further, we did elect (effective January 1, 2008) fair value accounting pursuant to FASB ASC topic 825 for certain of our preferred stock investments. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage securities consider: TBA prices, monthly payment information and collateral performance. As of December 31, 2009, the pricing service did not provide fair values for securities with a fair value of $36.5 million. Management estimated the fair value of these securities using similar techniques including: observed prices, benchmark yields, dealer bids and TBA pricing. These estimates are subject to change and the resulting level 3 valued securities may be volatile as a result. At December 31, 2009 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $6.9 million (compared to $16.3 million at December 31, 2008). This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that are probable in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses that are probable in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in 2009.

At December 31, 2009 we had approximately $15.3 million of mortgage loan servicing rights capitalized on our balance sheet. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded a decrease in the valuation allowance on capitalized mortgage loan servicing rights of $2.3 million in 2009 (compared to an increase in such valuation allowance of $4.3 million in 2008). Nearly all of our mortgage loans serviced for others at December 31, 2009 are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our bank were to fall below “well capitalized” (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our financial condition and results of operations.

We use a variety of derivative instruments to manage our interest rate risk. These derivative instruments may include interest rate swaps, collars, floors and caps and mandatory forward commitments to sell mortgage loans. Under FASB ASC topic 815 “Derivatives and Hedging” the accounting for increases or decreases in the value of derivatives depends upon the use of the derivatives and whether the derivatives qualify for hedge accounting. At December 31, 2009 we had approximately $160.0 million in notional amount of derivative financial instruments that qualified for hedge accounting under this standard. As a result, generally, changes in the fair market value of those derivative financial instruments qualifying as cash flow hedges are recorded in other comprehensive income. The changes in the fair value of those derivative financial instruments qualifying as fair value hedges are recorded in earnings and, generally, are offset by the change in the fair value of the hedged item which is also recorded in earnings (we currently do not have any fair value hedges). The fair value of derivative financial instruments qualifying for hedge accounting was a negative $2.3 million at December 31, 2009.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as finance receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not evaluate the creditworthiness of the individual customer but instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses, included in non-interest expenses, for estimated defaults by these counterparties in their recourse obligations to Mepco. These losses (which totaled $31.2 million, $1.0 million, and zero, in 2009, 2008, and 2007, respectively) are titled “vehicle service contract counterparty contingencies” in our consolidated statements of operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2009 we had gross deferred tax assets of $67.3 million, gross deferred tax liabilities of $6.5 million and a valuation allowance of $60.2 million ($24.0 million of such valuation allowance was established in 2009 and $36.2 million of which was established in 2008) resulting in a net deferred tax asset of $0.7 million. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings. We are required to assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with this standard, we reviewed our deferred tax assets and determined that based upon a number of factors including our declining operating performance since 2005 and our net loss in 2009 and 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity and in 2009 we recorded an additional $24.0 million valuation allowance (which is net of a $4.1 million allocation of deferred taxes on the accumulated other comprehensive loss component of shareholders’ equity). We had recorded no valuation allowance on our net deferred tax asset in prior years because we believed that the tax benefits associated with this asset would more likely than not, be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

At December 31, 2009 we had no remaining goodwill. We test our goodwill for impairment utilizing the methodology and guidelines established in this standard. This methodology involves assumptions regarding the valuation of the business segments that contain the acquired entities. We believe that the assumptions we utilize are reasonable. During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. As described above in “Non-interest expense” and in “Business segments”, Mepco recorded a loss in the fourth quarter of 2009. Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business, defaulted in its obligations to Mepco and this counterparty is expected to cease its operations in 2010. These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles), we concluded that goodwill was now impaired, resulting in this $16.7 million charge. During 2008, we recorded a $50.0 million goodwill impairment charge. In the fourth quarter of 2008, we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter of 2008, resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, management has concluded that as of December 31, 2009, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our independent auditors have issued an audit report on the Company’s internal control over financial reporting. Their report immediately follows our report.

Michael M. Magee, Jr. President and Chief Executive Officer	Robert N. Shuster Executive Vice President and Chief Financial Officer

Independent Bank Corporation
February 26, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Grand Rapids, Michigan
February 26, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(In thousands, except share amounts)

ASSETS
Cash and due from banks	$65,214	$57,463
Interest bearing deposits	223,522	242

Cash and cash equivalents	288,736	57,705
Trading securities	54	1,929
Securities available for sale	164,151	215,412
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	27,854	28,063
Loans held for sale, carried at fair value	34,234	27,603
Loans
Commercial	840,367	976,391
Mortgage	749,298	839,496
Installment	303,366	356,806
Finance receivables	406,341	286,836

Total Loans	2,299,372	2,459,529
Allowance for loan losses	(81,717)	(57,900)

Net Loans	2,217,655	2,401,629
Other real estate and repossessed assets	31,534	19,998
Property and equipment, net	72,616	73,318
Bank owned life insurance	46,514	44,896
Goodwill		16,734
Other intangibles	10,260	12,190
Capitalized mortgage loan servicing rights	15,273	11,966
Prepaid FDIC deposit insurance assessment	22,047
Accrued income and other assets	34,436	44,802

Total Assets	$2,965,364	$2,956,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$334,608	$308,041
Savings and NOW	1,059,840	907,187
Retail time	542,170	668,968
Brokered time	629,150	182,283

Total Deposits	2,565,768	2,066,479
Federal funds purchased		750
Other borrowings	131,182	541,986
Subordinated debentures	92,888	92,888
Financed premiums payable	21,309	26,636
Accrued expenses and other liabilities	44,356	32,629

Total Liabilities	2,855,503	2,761,368

Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, Series A, no par value, $1,000 liquidation preference per share — 200,000 shares authorized; 72,000 shares issued and outstanding
at December 31, 2009 and 2008	69,157	68,456
Common stock, $1.00 par value — 60,000,000 shares authorized; issued and outstanding; 24,028,505 shares at December 31, 2009 and 23,013,980 shares at December 31, 2008	23,863	22,791
Capital surplus	201,618	200,687
Accumulated deficit	(169,098)	(73,849)
Accumulated other comprehensive loss	(15,679)	(23,208)

Total Shareholders’ Equity	109,861	194,877

Total Liabilities and Shareholders’ Equity	$2,965,364	$2,956,245

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)

INTEREST INCOME
Interest and fees on loans	$177,948	$186,747	$202,361
Interest on securities
Taxable	6,333	8,467	9,635
Tax-exempt	3,669	7,238	9,920
Other investments	1,106	1,284	1,338

Total Interest Income	189,056	203,736	223,254

INTEREST EXPENSE
Deposits	35,405	46,697	89,060
Other borrowings	15,128	26,890	13,603

Total Interest Expense	50,533	73,587	102,663

Net Interest Income	138,523	130,149	120,591
Provision for loan losses	103,032	71,321	43,160

Net Interest Income After Provision for Loan Losses	35,491	58,828	77,431

NON-INTEREST INCOME
Service charges on deposit accounts	24,370	24,223	24,251
Net gains (losses) on assets
Mortgage loans	10,860	5,181	4,317
Securities	3,826	(14,795)	295
Other than temporary loss on securities available for sale
Total impairment loss	(4,073)	(166)	(1,000)
Loss recognized in other comprehensive loss	3,991

Net impairment loss recognized in earnings	(82)	(166)	(1,000)
VISA check card interchange income	5,922	5,728	4,905
Mortgage loan servicing	2,252	(2,071)	2,236
Title insurance fees	2,272	1,388	1,551
Other income	9,239	10,233	10,590

Total Non-interest Income	58,659	29,721	47,145

NON-INTEREST EXPENSE
Compensation and employee benefits	53,003	55,179	55,811
Vehicle service contract counterparty contingencies	31,234	966
Loan and collection	14,727	9,431	4,949
Occupancy, net	11,092	11,852	10,624
Loss on other real estate and repossessed assets	8,554	4,349	276
Data processing	8,386	7,148	6,957
Deposit insurance	7,328	1,988	628
Furniture, fixtures and equipment	7,159	7,074	7,633
Credit card and bank service fees	6,608	4,818	3,913
Advertising	5,696	5,534	5,514
Goodwill impairment	16,734	50,020	343
Other expenses	17,066	18,791	19,076

Total Non-interest Expense	187,587	177,150	115,724

Income (Loss) From Continuing Operations Before Income Tax	(93,437)	(88,601)	8,852
Income tax expense (benefit)	(3,210)	3,063	(1,103)

Income (Loss) From Continuing Operations	(90,227)	(91,664)	9,955
Discontinued operations, net of tax			402

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

Preferred dividends	4,301	215

Net Income (Loss) Applicable to Common Stock	$(94,528)	$(91,879)	$10,357

Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44

Diluted	$(3.96)	$(4.00)	$0.44

Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46

Diluted	$(3.96)	$(4.00)	$0.45

Cash dividends declared per common share	$0.03	$0.14	$0.84

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Retained	Accumulated
				Earnings	Other	Total
	Preferred	Common	Capital	(Accumulated	Comprehensive	Shareholders’
	Stock	Stock	Surplus	Deficit)	Income (Loss)	Equity
	(In thousands)

Balances at December 31, 2006	$—	$22,865	$200,241	$31,420	$3,641	$258,167
Net income for 2007				10,357		10,357
Cash dividends declared, $.84 per share				(19,007)		(19,007)
Issuance of 46,056 shares of common stock		46	433			479
Share based compensation		4	303			307
Repurchase and retirement of 313,728 shares of common stock		(314)	(5,675)			(5,989)
Net change in accumulated other comprehensive income (loss), net of $2.1 million related tax effect					(3,812)	(3,812)

Balances at December 31, 2007	—	22,601	195,302	22,770	(171)	240,502
Net loss for 2008				(91,664)		(91,664)
Cash dividends
Common, declared — $.14 per share				(3,222)		(3,222)
Preferred, 5%				(180)		(180)
Issuance of preferred stock	68,421					68,421
Issuance of common stock warrants			3,579			3,579
Issuance of 171,977 shares of common stock		172	1,236			1,408
Share based compensation		35	553			588
Repurchase and retirement of 17,287 shares of common stock		(17)	17			0
Accretion of preferred stock discount	35			(35)		0
Reclassification adjustment upon adoption of the fair value option				(1,518)	1,518	0
Net change in accumulated other comprehensive income (loss), net of no related tax effect					(24,555)	(24,555)

Balances at December 31, 2008	68,456	22,791	200,687	(73,849)	(23,208)	194,877
Net loss for 2009				(90,227)		(90,227)
Cash dividends
Common, declared — $.03 per share				(721)		(721)
Preferred, 5%				(3,600)		(3,600)
Issuance of 1,032,105 shares of common stock		1,032	162			1,194
Share based compensation		58	751			809
Repurchase and retirement of 17,586 shares of common stock		(18)	18			0
Accretion of preferred stock discount	701			(701)		0
Net change in accumulated other comprehensive income (loss), net of $4.1 million related tax effect					7,529	7,529

Balances at December 31, 2009	$69,157	$23,863	$201,618	$(169,098)	$(15,679)	$109,861

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	2009	2008	2007
		(In thousands)

Net income (loss)	$(90,227)	$(91,664)	$10,357
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	8,721	(19,626)	(2,318)
Change in unrealized losses on securities available for sale for which a portion of other than temporary impairment has been recognized in earnings	(2,594)
Net change in unrealized gain (loss) on derivative instruments	1,402	(4,929)	(1,332)
Reclassification adjustment for accretion on settled derivative instruments			(162)

Comprehensive Income (Loss)	$(82,698)	$(116,219)	$6,545

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
FROM (USED IN) OPERATING ACTIVITIES
Proceeds from the sale of trading securities	2,827	2,688
Proceeds from sales of loans held for sale	551,977	271,715	293,143
Disbursements for loans held for sale	(545,548)	(260,177)	(290,940)
Provision for loan losses	103,032	71,321	43,168
Deferred federal income tax expense (benefit)	2,146	10,936	(6,347)
Deferred loan fees	(439)	(649)	(1,068)
Depreciation, amortization of intangible assets and premiums and
accretion of discounts on securities and loans	(43,337)	(22,778)	(12,555)
Net gains on sales of mortgage loans	(10,860)	(5,181)	(4,317)
Net (gains) losses on securities	(3,826)	14,795	(295)
Securities impairment recognized in earnings	82	166	1,000
Goodwill impairment	16,734	50,020	343
Share based compensation	809	588	307
Increase in accrued income and other assets	(46,796)	(17,857)	(12,304)
Increase (decrease) in accrued expenses and other liabilities	14,258	(3,162)	(7,290)

Total Adjustments	41,059	112,425	2,845

Net Cash (Used in) From Operating Activities	(49,168)	20,761	13,202

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	43,525	80,348	61,520
Proceeds from the maturity of securities available for sale	8,345	29,979	38,509
Principal payments received on securities available for sale	27,326	21,775	30,752
Purchases of securities available for sale	(15,806)	(22,826)	(65,366)
Purchase of Federal Home Loan Bank Stock		(6,224)
Purchase of Federal Reserve Bank Stock			(7,514)
Redemption of Federal Reserve Bank Stock	209
Proceeds from sale of non-performing and other loans of concern			4,315
Portfolio loans originated, net of principal payments	133,235	35,252	(62,107)
Acquisition of business offices, less cash paid			210,053
Proceeds from sale of insurance premium finance business			175,901
Proceeds from the sale of other real estate	12,336	5,987	4,445
Capital expenditures	(7,995)	(8,128)	(10,342)

Net Cash From Investing Activities	201,175	136,163	380,166

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	499,289	(438,826)	(508,797)
Net increase (decrease) in other borrowings and federal funds purchased	(191,722)	135,039	(89,008)
Proceeds from Federal Home Loan Bank advances	242,524	824,101	331,500
Payments of Federal Home Loan Bank advances	(462,356)	(770,395)	(131,263)
Repayment of long-term debt		(3,000)	(2,000)
Net change in financed premiums payable	(5,327)	10,291	8,196
Dividends paid	(3,384)	(7,769)	(18,874)
Repurchase of common stock			(5,989)
Proceeds from issuance of preferred stock		68,421
Proceeds from issuance of common stock warrants		3,579
Proceeds from issuance of subordinated debt			32,991
Redemption of subordinated debt			(4,300)
Proceeds from issuance of common stock		51	156

Net Cash From (Used in) Financing Activities	79,024	(178,508)	(387,388)

Net Increase (Decrease) in Cash and Cash Equivalents	231,031	(21,584)	5,980
Change in cash and cash equivalents of discontinued operations			167
Cash and Cash Equivalents at Beginning of Year	57,705	79,289	73,142

Cash and Cash Equivalents at End of Year	$288,736	$57,705	$79,289

Cash paid during the year for
Interest	$50,420	$79,714	$107,797
Income taxes	335	877	7,409
Transfer of loans to other real estate	35,252	20,609	11,244
Transfer of loans to held for sale	2,200

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment on investment securities, the determination of the allowance for loan losses, the determination of vehicle service contract counterparty contingencies, the valuation of derivative financial instruments, the valuation of originated mortgage servicing rights, the valuation of deferred tax assets and the valuation of goodwill. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank’s branches and loan production offices. We also purchase payment plans, on a full recourse basis, from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). Subject to established underwriting criteria, our bank subsidiary also used to participate in commercial lending transactions with certain non-affiliated banks and used to purchase real estate mortgage loans from third-party originators. At December 31, 2009, 67% of our bank’s loan portfolio was secured by real estate.

On January 15, 2007 we sold substantially all of the assets of Mepco’s insurance premium finance business to Premium Financing Specialists, Inc. See note #26.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions, for short-term borrowings and for financed premiums payable.

INTEREST BEARING DEPOSITS — Interest bearing deposits consist of overnight deposits with the Federal Reserve Bank.

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2009 and 2008. Fair value adjustments as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the primary characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in mortgage loan servicing in the consolidated statements of operations.

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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2009 and 2008. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. We evaluate securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

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

FINANCE RECEIVABLE REVENUE RECOGNITION — Payment plans (which are classified as finance receivables in our consolidated statements of financial condition) are acquired by our Mepco segment at a discount and reported net of this discount in the consolidated statements of financial condition. This discount is accreted into interest and fees on loans over the life of the receivable computed on a level-yield method.

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those commercial loans that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. Generally, those mortgage loans whose terms have been modified and considered a troubled debt restructuring are also evaluated for impairment. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as installment and mortgage loans and finance receivables are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan.

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

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining assets and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in the consolidated statements of operations. Non-real estate repossessed assets are treated in a similar manner.

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

We adopted guidance issued by the Financial Accounting Standards Board (“FASB”) with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. The adoption of this guidance did not have an impact on our financial statements.

We recognize interest and/or penalties related to income tax matters in income tax expense.

We file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE — Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The securities pledged to secure the repurchase agreements remains in the securities portfolio.

FINANCED PREMIUMS PAYABLE — Financed premiums payable represent amounts owed to insurance companies or other counterparties for vehicle service contract payment plans provided by us for our customers. The financed premiums payable becomes due in accordance with the terms of the specific contract between Mepco and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the counterparty. Typically these terms require payment after Mepco has received one or two payments from the consumer on the payment plan.

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

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

We also record fair-value hedging instruments (“Fair Value Hedges”) at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust the balance sheet to reflect the then current fair value of both the Fair Value Hedges. and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on the balance sheet and recognize any subsequent changes in its fair value in earnings.

When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.

COMPREHENSIVE INCOME — Comprehensive Income consists of unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized loss on securities available for sale reflects net gains reclassified into earnings of $2.8 million and $0.7 million in 2009 and 2007, respectively and reflects net losses reclassified into earnings of $4.6 million in 2008. The reclassification of these amounts from comprehensive income resulted in an income tax expense of $1.0 million and $0.2 million in 2009 and 2007, respectively, and resulted in an income tax benefit of $1.6 million in 2008.

EARNINGS PER COMMON SHARE — Basic earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. For diluted earnings per common share net income applicable to common stock is divided by the weighted average number of common shares outstanding during the period plus amounts representing the dilutive effect of stock options outstanding and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumed exercise of stock options, unvested restricted stock and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

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

COMMON STOCK — At December 31, 2009, 0.5 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 1.6 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform with the 2009 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In July 2009, the FASB issued Accounting Standards Codification (“ASC”) topic 105 “Generally Accepted Accounting Principals” (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have an effect on our consolidated financial statements.

In June 2009, the FASB issued FASB ASC topic 860 “Transfers and Servicing” (formerly SFAS No. 166 “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140”). This standard removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The effective date of this standard is January 1, 2010. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB issued FASB ASC 810-10, “Consolidation” (formerly SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”). The standard amends tests for variable interest entities to determine whether a variable interest entity must be consolidated. FASB ASC 810-10 requires an entity to perform an analysis to determine whether an entity’s variable interest or interests give it a controlling financial interest in a variable interest entity. This standard requires ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and enhanced disclosures that provide more transparent information about an entity’s involvement with a variable interest entity. The effective date of this standard is January 1, 2010. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update “ASU” 2009-5 “Measuring Liabilities at Fair Value”. This ASU provides amendments to ASC 820-10 “Fair Value Measurements and Disclosures” to address concerns regarding the determination of the fair value of liabilities. Because liabilities are often not “traded”, due to restrictions placed on their transferability, there is typically a very limited amount of trades (if any) from which to draw market participant data. As such, many entities have had to determine the fair value of a liability through the use of a hypothetical transaction. This ASU clarifies the valuation techniques that must be used when the liability subject to the fair value determination is not traded as an asset in an active market. The effective date is the first

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reporting period beginning after issuance. The adoption of this ASU did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued ASC 320-10-65-1 (formerly FASB Staff Position (“FSP”) No. 115-2 and No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). This standard amends existing guidance for determining whether impairment is other-than-temporary for debt securities and requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, this standard expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard resulted in $4.0 million of OTTI relating to other factors being recognized in other comprehensive income during 2009.

In April 2009, the FASB issued ASC 820-10-65-4 (formerly FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This standard emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. This standard provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. This standard is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In May 2009, the FASB issued ASC topic 855 “Subsequent Events” (formerly SFAS No. 165, “Subsequent Events”). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard is effective for financial statements issued for interim or annual periods ending after June 15, 2009. We adopted this statement during the second quarter of 2009. We have evaluated subsequent events through February 26, 2010 which represents the date our financial statements included in our December 31, 2009 Form 10-K were filed with the Securities and Exchange Commission (financial statement issue date). We have not evaluated subsequent events relating to these financial statements after that date.

In February 2008, the FASB issued ASC 820-10-65-1 (formerly FSP 157-2, “Effective Date of FASB Statement No. 157”). This standard delays the effective date of SFAS #157, “Fair Value measure for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard on January 1, 2009 did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued ASC 815-10-65-1 (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”). This standard amends and expands the disclosure requirements of FASB ASC topic 815 “Derivatives and Hedging” (previously SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”) and requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted this standard on January 1, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2008, the FASB amended certain provisions of ASC 260-10-45 (formerly FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”). These provisions address whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore need to be included in the earnings allocation in computing earnings per share under the two class method. These provisions are effective for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of these provisions on January 1, 2009 had the effect of treating our unvested share payment awards as participating in the earnings allocation when computing our basic earnings per share. Prior period earnings per share data has been adjusted to treat unvested share awards as participating.

In December 2007, the FASB issued ASC topic 805 “Business Combinations” (formerly SFAS No. 141(R), “Business Combination”). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. This standard is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard on January 1, 2009 did not have a material effect on our consolidated financial statements.

NOTE 2 —	RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the Federal Reserve Bank. The average reserve balances to be maintained during 2009 and 2008 were $25.5 million and $16.9 million respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to our visa debit card operations and merchant payment processing operations. These balances are held at unrelated financial institutions and totaled $7.6 million and $0.5 million at December 31, 2009 and 2008, respectively.

NOTE 3 —	SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2009
U.S. agency residential mortgage-backed	$46,108	$1,500	$86	$47,522
Private label residential mortgage-backed	38,531	97	7,653	30,975
Other asset-backed	5,699		194	5,505
Obligations of states and political subdivisions	66,439	1,096	403	67,132
Trust preferred	14,272	456	1,711	13,017

Total	$171,049	$3,149	$10,047	$164,151

2008
U.S. agency residential mortgage-backed	$47,376	$715	$62	$48,029
Private label residential mortgage-backed	48,921		12,034	36,887
Other asset-backed	8,276	338	1,193	7,421
Obligations of states and political subdivisions	105,499	1,638	1,584	105,553
Trust preferred	17,874		5,168	12,706
Preferred stock	3,800	1,016		4,816

Total	$231,746	$3,707	$20,041	$215,412

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2009
U.S. agency residential mortgage-backed	$7,310	$86			$7,310	$86
Private label residential mortgage-backed	4,343	112	$18,126	$7,541	22,469	7,653
Other asset backed	783	3	4,722	191	5,505	194
Obligations of states and political subdivisions	4,236	124	3,960	279	8,196	403
Trust preferred			7,715	1,711	7,715	1,711

Total	$16,672	$325	$34,523	$9,722	$51,195	$10,047

2008
U.S. agency residential mortgage-backed	$4,827	$62			$4,827	$62
Private label residential mortgage-backed	23,297	5,224	$13,590	$6,810	36,887	12,034
Other asset backed	5,838	1,193			5,838	1,193
Obligations of states and political subdivisions	31,273	1,507	1,258	77	32,531	1,584
Trust preferred	9,490	2,409	3,132	2,759	12,622	5,168

Total	$74,725	$10,395	$17,980	$9,646	$92,705	$20,041

We evaluate securities for other-than-temporary impairment at least quarterly and more frequently when economic or market concerns warrant such evaluation. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the fair value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.

For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

U.S. Agency residential mortgage-backed securities — at December 31, 2009 we had 5 securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at December 31, 2009 we had 23 securities whose fair value is less than amortized cost. 22 of the issues are rated by a major rating agency as investment grade while 1 is below investment grade. Pricing conditions in the private label residential mortgage and asset-backed security markets are characterized by sporadic secondary market flow, significant implied liquidity risk premiums, a wide bid / ask spread and an absence of new issuances of similar securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The unrealized losses are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%).

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)

Private label residential mortgage-backed
Jumbo	$21,718	$(5,749)	$26,139	$(9,349)
Alt-A	9,257	(1,807)	10,748	(2,685)
Other asset-backed — Manufactured housing	5,505	(194)	7,421	(855)

All of the private label mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 59% of the collateral pool. Typical exposure levels to California (median exposure is 43%) are consistent with overall market collateral characteristics. Six transactions have modest exposure to Florida, ranging from 5% to 11%, and one transaction has modest exposure to Arizona (5%). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94%. The structure of the mortgage and asset-backed securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (7%), senior (73%), senior support (12%) and mezzanine (8%). The mezzanine classes are from seasoned transactions (65 to 95 months) with significant levels of subordination (8% to 23%). Except for the additional discussion below relating to other than temporary impairment, each private label mortgage and asset-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies.

All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The non-receipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including the one security with a rating below investment grade, were reviewed for OTTI utilizing a cash flow projection. The scope of review included securities that account for 97% of the $7.8 million in unrealized losses. In our analysis, recovery was evaluated by discounting the expected cash flows back at the book yield. If the present value of the future cash flows is less than amortized cost, then there would be a credit loss. Our cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and severity. Near term prepayment assumptions were based on recently observed prepayment rates. In many cases, recently observed prepayment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rates are depressed due to a sharp decline in new jumbo loan issuance. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projects that prepayment rates gradually revert to historical levels. For seasoned ARM transactions normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral, the analysis considers the spread differential between the collateral and the current market rate for conforming mortgages. Near term default assumptions were based on recent default observations as well as the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our model expects defaults to then decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Current severity assumptions are based on recent observations. Loss severity is expected to decline gradually as the housing market and the economy stabilize, generally after 2 to 3 years. Except for one below investment grade security discussed in further detail below, our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

The private label mortgage-backed security with a below investment grade credit rating was evaluated for OTTI using the cash flow analysis discussed above. At December 31, 2009 this security had a fair value of $3.9 million and an unrealized loss of $4.1 million (amortized cost of $8.0 million). The underlying loans in this transaction are 30 year fixed rate jumbos with an average origination date FICO of 748 and an average origination date loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that are rated above investment grade. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated an OTTI of $4.1 million at December 31, 2009, $0.065 million of this amount was attributed to credit and was recognized in our consolidated statements of operations while the balance was attributed to other factors and reflected in our consolidated statements of other comprehensive income (loss).

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2009 we had 32 municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. The majority of the securities are not rated by a major rating agency. Approximately 75% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2009 we had six securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past two years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. Since the end of the first quarter, although still showing signs of weakness, pricing has improved somewhat as some uncertainty has been taken out of the market. Two of the six securities are rated by a major rating agency as investment grade, while two are split rated (these securities are rated as investment grade by one major rating agency and below investment grade by another) and the other two are non-rated. The two non-rated issues are relatively small banks and neither of these issues were ever rated. The issuers on these trust preferred securities, which had a combined book value of $2.8 million and a combined fair value of $1.8 million as of December 31, 2009, continue to make interest payments and have satisfactory credit metrics.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our OTTI analysis for trust preferred securities is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank’s operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, assets quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues. During the first quarter of 2009 we recorded OTTI on an unrated trust preferred security whose fair value at December 31, 2009 now exceeds its amortized cost. Specifically, this issuer has deferred interest payments on all of its trust preferred securities and is operating under a written agreement with the regulatory agencies that specifically prohibits dividend payments. The issuer is a relatively small bank with operations centered in southeast Michigan. The issuer reported losses in 2008 and 2009 and has a high volume of nonperforming assets relative to tangible capital. This investment’s amortized cost has been written down to a price of 26.75, or $0.07 million, compared to a par value of 100.00, or $0.25 million.

	December 31,
	2009		2008
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
		(In thousands)

Trust preferred securities
Rated issues	$11,188	$(212)	$11,114	$(3,874)
Unrated issues — no OTTI	1,761	(1,044)	1,508	(1,294)
Unrated issues — with OTTI	68	1	84

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2009, 2008 and 2007 we recorded OTTI charges on securities available for sale of $0.1 million, $0.2 million and $1.0 million respectively.

The amortized cost and fair value of securities available for sale at December 31, 2009, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)

Maturing within one year	$2,700	$2,742
Maturing after one year but within five years	12,957	13,320
Maturing after five years but within ten years	25,260	25,478
Maturing after ten years	39,794	38,609

	80,711	80,149
U.S. agency residential mortgage-backed	46,108	47,522
Private label residential mortgage-backed	38,531	30,975
Other asset-backed	5,699	5,505

Total	$171,049	$164,151

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

		Realized
	Proceeds	Gains	Losses(1)
		(In thousands)

2009	$43,525	$3,003	$130
2008	80,348	1,903	112
2007	61,520	327	32

(1)	Losses in 2009 exclude $0.1 million of other than temporary impairment; losses in 2008 exclude a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock and $0.2 million of other than temporary impairment; and losses in 2007 exclude $1.0 million of other than temporary impairment charges on preferred stock.

During 2009 and 2008 our trading securities consisted of various preferred stocks. During 2009 and 2008 we recognized gains (losses) on trading securities of $1.0 million and $(10.4) million, respectively, that are included in net gains (losses) on securities in the consolidated statements of operations. Of these amounts, $0.04 million and $(2.8) million relates to gains (losses) recognized on trading securities still held at December 31, 2009 and 2008, respectively.

Securities with a book value of $82.6 million and $94.2 million at December 31, 2009 and 2008, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2009 or 2008.

NOTE 4 —	LOANS

Our loan portfolios at December 31 follow:

	2009	2008
	(In thousands)

Real estate(1)
Residential first mortgages	$684,567	$760,201
Residential home equity and other junior mortgages	203,222	229,865
Construction and land development	69,496	127,092
Other(2)	585,988	666,876
Finance receivables	406,341	286,836
Commercial	187,110	207,516
Consumer	156,213	171,747
Agricultural	6,435	9,396

Total loans	$2,299,372	$2,459,529

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $0.2 million at December 31, 2009 and $0.6 million at December 31, 2008. Finance receivables totaling $436.4 million and $307.4 million at December 31, 2009 and 2008, respectively, are presented net of unamortized discount of $30.8 million and $21.2 million at December 31, 2009 and 2008, respectively. These finance receivables had effective yields at December 31, 2009 and 2008 of 13.0% and 14.0%, respectively. These receivables have various due dates through January, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2009		2008		2007
	Loan	Unfunded	Loan	Unfunded	Loan	Unfunded
	Losses	Commitments	Losses	Commitments	Losses	Commitments
	(In thousands)

Balance at beginning of year	$57,900	$2,144	$45,294	$1,936	$26,879	$1,881
Provision charged to operating expense	103,318	(286)	71,113	208	43,105	55
Recoveries credited to allowance	2,795		3,489		2,346
Loans charged against the allowance	(82,296)		(61,996)		(27,036)

Balance at end of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936

Non-performing loans at December 31 follows:

	2009	2008	2007
	(Dollars in thousands)

Non-accrual loans	$105,965	$122,639	$72,682
Loans 90 days or more past due and still accruing interest	3,940	2,626	4,394

Total non-performing loans	$109,905	$125,265	$77,076

Non performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $7.3 million, $7.2 million, and $4.7 million of interest income would have been recognized in 2009, 2008 and 2007, respectively. Interest income recorded on these loans was approximately $0.2 million, $0.4 million and $0.6 million in 2009, 2008 and 2007, respectively.

Impaired loans at December 31, follows :

	2009	2008
	(Dollars in thousands)

Impaired loans with no allocated allowance	$12,054	$14,228
Impaired loans with an allocated allowance	145,871	76,960

Total impaired loans	$157,925	$91,188

Amount of allowance for loan losses allocated	$29,593	$16,788

Our average investment in impaired loans was approximately $111.2 million, $84.2 million and $40.3 million in 2009, 2008 and 2007, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $1.6 million, $0.6 million and $0.5 million in 2009, 2008 and 2007, respectively of which the majority of these amounts were received in cash.

The increase in impaired loans relative to the decrease in non-performing loans during 2009 reflects a $62.8 million increase in trouble debt restructured (“TDR”) loans that remain performing at December 31, 2009. The increase in TDR loans is primarily attributed to the restructuring of repayment terms of residential mortgage loans. Restructured loans not already included in non-performing loans above totaled $72.0 million, $9.2 million and $0.2 million at December 31, 2009, 2008 and 2007 respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2009	2008	2007
	(In thousands)

Mortgage loans serviced for :
Fannie Mae	$1,021,982	$931,904	$933,353
Freddie Mac	708,054	721,777	699,297
Other	291	433	598

Total	$1,730,327	$1,654,114	$1,633,248

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$11,966	$15,780	$14,782
Originated servicing rights capitalized	5,213	2,405	2,873
Amortization	(4,255)	(1,887)	(1,624)
Change in valuation allowance	2,349	(4,332)	(251)

Balance at end of year	$15,273	$11,966	$15,780

Valuation allowance	$2,302	$4,651	$319

Loans sold and serviced that have had servicing rights capitalized	$1,725,278	$1,647,664	$1,623,797

The fair value of capitalized mortgage loan servicing rights was $16.3 million and $12.2 million at December 31, 2009 and 2008, respectively. Fair value was determined using an average coupon rate of 5.73%, average servicing fee of 0.257%, average discount rate of 10.08% and an average PSA rate of 210 for December 31, 2009; and an average coupon rate of 6.06%, average servicing fee of 0.258%, average discount rate of 9.82% and an average PSA rate of 360 for December 31, 2008.

NOTE 5 —	OTHER REAL ESTATE OWNED

During 2009 and 2008 we foreclosed on certain loans secured by real estate and transferred approximately $35.3 million and $20.6 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2009 and 2008 we sold other real estate with book balances of approximately $16.7 million and $7.2 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the income statement.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2009	2008
	(In thousands)

Balance at beginning of year	$2,363	$—
Additions charged to expense	7,108	3,130
Direct write-downs	2,973	767

Balance at end of year	$6,498	$2,363

We had no valuation allowance at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other real estate and repossessed assets totaling $31.5 million and $20.0 million at December 31, 2009 and 2008, respectively are presented net of valuation allowance.

NOTE 6 —	PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2009	2008
	(In thousands)

Land	$19,403	$19,298
Buildings	69,286	68,433
Equipment	73,122	66,171

	161,811	153,902
Accumulated depreciation and amortization	(89,195)	(80,584)

Property and equipment, net	$72,616	$73,318

Depreciation expense was $8.7 million, $8.3 million and $8.5 million in 2009, 2008 and 2007, respectively.

NOTE 7 —	INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets
Core deposit	$31,326	$21,066	$31,326	$19,381
Customer relationship	1,302	1,302	1,302	1,165
Covenants not to compete	1,520	1,520	1,520	1,412

Total	$34,148	$23,888	$34,148	$21,958

Unamortized intangible assets — Goodwill			$16,734

Intangible amortization expense was $1.9 million, $3.1 million and $3.4 million in 2009, 2008 and 2007, respectively.

A summary of estimated intangible amortization, primarily amortization of core deposit and customer relationship intangibles, at December 31, 2009, follows:

(In thousands)

2010	1,280
2011	1,371
2012	1,088
2013	1,078
2014	801
2015 and thereafter	4,642

Total	$10,260

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the carrying amount of goodwill by reporting segment for the years ended December 31, 2009 and 2008, follows:

	IB	Mepco	Other(1)	Total
	(In thousands)

Balance at January 1, 2008	$49,677	$16,734	$343	$66,754
Acquired during the year				0
Impairment	(49,677)		(343)	(50,020)

Balance at December 31, 2008	0	16,734	0	16,734
Acquired during the year				0
Impairment		(16,734)		(16,734)

Balance at December 31, 2009	$0	$0	$0	$0

(1)	Includes items relating to our parent company.

During 2009 we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in the prior quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a loss in the fourth quarter of 2009. Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business, defaulted in its obligations to Mepco and this counterparty is expected to cease operations in 2010. These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $16.7 million charge. In addition, we accelerated the amortization of a customer relationship intangible at Mepco in the amount of $0.1 million. This customer relationship intangible had a zero balance at December 31, 2009.

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

During 2007 we recorded a goodwill impairment charge of $0.3 million at First Home Financial (FHF) which was acquired in 1998. Based on the fair value of FHF the goodwill associated with FHF was written down to zero. Goodwill was previously written down in 2006 from $1.5 million to $0.3 million. FHF was a loan origination company based in Grand Rapids, Michigan that specialized in the financing of manufactured homes located in mobile home parks or communities and was a subsidiary of our IB segment above. Revenues and profits had declined at FHF over the last few years and had continued to decline through the second quarter of 2007. As a result of these declines, the operations of FHF ceased effective June 15, 2007 and this entity was dissolved on June 30, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Savings and NOW	$5,751	$10,262	$18,768
Time deposits under $100,000	25,202	28,572	61,664
Time deposits of $100,000 or more	4,452	7,863	8,628

Total	$35,405	$46,697	$89,060

Aggregate time deposits in denominations of $100,000 or more amounted to $167.7 million and $191.2 million at December 31, 2009 and 2008, respectively.

A summary of the maturity of time deposits at December 31, 2009, follows:

(In thousands)

2010	$512,415
2011	243,158
2012	156,097
2013	131,938
2014	125,545
2015 and thereafter	2,167

Total	$1,171,320

Time deposits acquired through broker relationships totaled $629.2 million and $182.3 million at December 31, 2009 and 2008, respectively.

NOTE 9 —	OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2009	2008
	(In thousands)

Advances from the Federal Home Loan Bank	$94,382	$314,214
Repurchase agreements	35,000	35,000
U.S. Treasury demand notes	1,796	3,270
Federal Reserve Bank borrowings	—	189,500
Other	4	2

Total	$131,182	$541,986

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans equal to at least 130% and 200%, respectively of outstanding advances, as well as certain agency and private label mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2009, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $211.9 million. Interest expense on advances amounted to $4.5 million, $12.6 million and $4.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. During 2009 and 2008 FHLB advances totaling $151.5 million and $0.5 million were terminated with no realized gain or loss. No FHLB advances were prepaid during 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2009, we were in compliance with the FHLB stock ownership requirements.

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2009		2008
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Fixed-rate advances
2009			$68,000	2.44%
2010	$6,000	7.46%	6,000	7.46
2011	2,250	5.89	2,250	5.89
2012	384	6.90	384	6.90
2013
2014	4,240	5.73	4,240	5.73
2015 and thereafter	14,508	6.58	14,840	6.58

Total fixed-rate advances	27,382	6.59	95,714	3.64

Variable-rate advances — 2011	67,000	0.32	218,500	3.43

Total advances	$94,382	2.14%	$314,214	3.50%

A summary of repayments of FHLB Advances at December 31, 2009, follows:

(In thousands)

2010	$6,359
2011	2,638
2012	762
2013	441
2014	4,717
2015 and thereafter	12,465

Total	$27,382

Repurchase agreements are secured by mortgage-backed securities with a carrying value of approximately $38.4 million and $39.0 million at December 31, 2009 and 2008 respectively. These securities are being held by the counterparty to the repurchase agreement. The cost of funds on repurchase agreements at December 31, 2009 and 2008 approximated 4.42%.

Repurchase agreements averaged $35.0 million, $35.0 million and $11.5 million during 2009, 2008 and 2007, respectively. The maximum amounts outstanding at any month end during 2009, 2008 and 2007 was $35.0 million in each year, respectively. Interest expense on repurchase agreements totaled $1.6 million, $1.6 million and $0.6 million, for the years ended 2009, 2008 and 2007, respectively. The $35.0 million of repurchase agreements at December 31, 2009 all mature in 2010. No repurchase agreements were prepaid during 2009 or 2008.

We had no borrowings outstanding to the Federal Reserve Bank (“FRB”) at December 31, 2009. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $502.5 million at December 31, 2009. Collateral for FRB borrowings are qualifying commercial, mortgage and consumer loans as well as certain securities available for sale. Interest expense on these borrowings amounted to $0.2 million and $3.7 million for the years ended December 31, 2009 and 2008, respectively. No interest expense was incurred on FRB borrowings during 2007. FRB borrowings averaged $59.8 million and $182.9 million during 2009 and 2008,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. The maximum amount outstanding at any month end during 2009 and 2008 were $206.0 million and $331.0 million, respectively. We had no FRB borrowings outstanding during 2007.

Interest expense on Federal funds purchased was zero, $0.3 million and $1.4 million for the years ended December 31, 2009, 2008 and in 2007, respectively.

We had established an unsecured credit facility at the parent company comprised of a term loan and a revolving credit agreement. During 2008 the term loan was paid off and the revolving credit agreement was not renewed. Interest expense on the term loan totaled $0.1 million and $0.3 million during 2008 and 2007 respectively. Interest expense on the revolving credit agreement totaled $0.3 million 2007. No interest expense was incurred on the revolving credit agreement during 2008.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.489 billion at December 31, 2009.

NOTE 10 —	SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $41.9 million and $72.8 million at December 31, 2009 and 2008, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our consolidated statements of financial condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2009 and 2008
			Trust
			Preferred	Common
	Issue	Subordinated	Securities	Stock
Entity Name	Date	Debentures	Issued	Issued

IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232

		$92,888	$90,100	$2,788

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2009 follow:

	Maturity		First Permitted
Entity Name	Date	Interest Rate	Redemption Date

IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities. The subordinated debentures and trust preferred securities are cumulative

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. At December 31, 2009 we had $1.2 million of accrued and unpaid interest. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the consolidated statements of operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the consolidated statements of operations.

We have announced our intention to pursue an offer to our trust preferred securities holders to convert the securities they hold into shares of our common stock. In January 2009, we filed a preliminary registration statement with the SEC to register the common shares needed for this exchange offer. Additionally, in January 2009, our shareholders approved, at a special meeting, the issuance of common stock in exchange for our trust preferred securities. There is no assurance that our efforts related to the above described exchange offer will be successful.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2009	2008
	(In thousands)

Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$136,862	$159,883
Standby letters of credit	13,824	15,900

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the letters of credit are to corporations, have variable rates that range from 2.5% to 8.5% and mature through 2013.

Our Mepco segment conducts its payment plan business activities across the United States and also entered Canada in early 2009. The payment plans permit a consumer to purchase a vehicle service contract or product warranty by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts or product warranties (one of the “counterparties”). Mepco purchases these payment plans from these counterparties on a recourse basis. Mepco generally does not evaluate the creditworthiness of the individual customer but

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instead primarily relies on the payment plan collateral (the unearned vehicle service contract and unearned sales commission) in the event of default. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is recouped by Mepco from the counterparties that sold the vehicle service contract or product warranty and provided the coverage. The sudden failure of one of Mepco’s major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

Payment defaults and voluntary cancellations have increased significantly during 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco vigorously pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During the third quarter of 2009, we identified a counterparty that is experiencing particularly severe financial difficulties and have accrued for estimated potential losses related to that relationship. 2009 and 2008 non-interest expenses include $31.2 million and $1.0 million, respectively, charge related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

An analysis of our counterparty contingency accrual follows:

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$—	$—	$—
Additions charged to expense	31,234	966
Charge-offs	(18,990)	(966)

Balance at end of year	$12,244	$—	$—

Several marketers and sellers of the vehicle service contracts, including companies from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission (FTC) but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has affected the industry. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our financial condition or results of operation.

NOTE 12 —	SHAREHOLDERS’ EQUITY AND EARNINGS PER COMMON SHARE

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

The Preferred Stock requires a quarterly cumulative cash dividend at a rate of 5% per annum on the $1,000 liquidation preference to, but excluding February 15, 2014 and a rate of 9% per annum thereafter. We accrue dividends based on this rate, liquidation preference and time since last quarterly dividend payment was made. In the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fourth quarter of 2009, we elected, beginning with the payment that was due on November 16, 2009, to defer regularly scheduled quarterly dividend payments on the Preferred Stock. We will continue to accrue for these dividends during the deferral period. At December 31, 2009 we had cumulative Preferred Stock dividends in arrears of $0.9 million.

So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither the Company nor its subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of its common stock or other junior stock unless the Company has paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of the Company’s common stock or other junior stock in connection with the administration of its employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan, redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not the Company or one of its subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

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

In December 2009, we made a proposal to the UST to exchange all of the shares of the Preferred Stock for shares of our common stock with a value (based on market prices at the time of the exchange) equal to 75% of the aggregate liquidation value of the preferred stock surrendered in the exchange. The aggregate liquidation value of the Preferred Stock is $72.0 million. As a result, if our proposal is accepted by the UST, it would result in us issuing the UST shares of our common stock with a value of $54.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We continue to hold discussions with the UST regarding our proposal and continue to provide them with additional information for them to evaluate our proposal. However, we do not know at this time whether the UST will accept our proposal, whether they will make a counterproposal, or, if they agree to any form of an exchange, what conditions might be imposed on their participation. We also do not know the timing of when the UST will make its decision or whether, if the UST agrees to participate in an exchange, what the timing of that exchange may be.

A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

	2009	2008	2007
	(In thousands, except per share amounts)

Income (loss) from continuing operations	$(90,227)	$(91,664)	$9,955
Preferred dividends	4,301	215

Income (loss) from continuing operations applicable to common shareholders	$(94,528)	$(91,879)	$9,955

Net income (loss)	$(90,227)	$(91,664)	$10,357
Preferred dividends	4,301	215

Net income (loss) applicable to common stock	$(94,528)	$(91,879)	$10,357

Shares outstanding(1)	23,866	22,985	22,684
Stock units for deferred compensation plan for non-employee directors	70	61	62
Effect of stock options		3	118

Shares outstanding for calculation of diluted earnings per share(1)	23,936	23,049	22,864

Income (loss) per common share from continuing operations
Basic	$(3.96)	$(4.00)	$0.44

Diluted	$(3.96)	$(4.00)	$0.44

Net income (loss) per common share
Basic	$(3.96)	$(4.00)	$0.46

Diluted	$(3.96)	$(4.00)	$0.45

(1)	For any period in which a loss is recorded, the assumed exercise of stock options and stock units for the deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

Diluted income/loss per share attributed to discontinued operations was income of $0.02 in 2007.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 1.5 million, 1.5 million and 1.1 million for 2009, 2008 and 2007, respectively. The Warrant to purchase 3,461,538 shares of our common stock was also not considered in computing the loss per share in 2009 and 2008 as it was anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	INCOME TAX

The composition of income tax expense (benefit) from continuing operations for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Current	$(5,356)	$(7,873)	$5,160
Deferred	(4,504)	(16,629)	(6,263)
Change in valuation allowance	6,650	27,565

Income tax expense (benefit)	$(3,210)	$3,063	$(1,103)

The deferred income tax benefit of $4.5 million during 2009 is primarily attributed to the affects of pretax other comprehensive income while the deferred income tax benefits of $16.6 million and $6.3 million in 2008 and 2007, respectively can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was none during 2009 and $0.02 million and $0.3 million during 2008 and 2007, respectively.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income from continuing operations before income tax for the years ended December 31 follows:

	2009	2008	2007
	(In thousands)

Statutory rate applied to income (loss) from continuing operations before income tax	$(32,703)	$(31,010)	$3,098
Change in valuation allowance	23,999	27,565
Goodwill impairment	5,857	11,172	120
Tax-exempt income	(1,455)	(3,047)	(4,031)
Bank owned life insurance	(565)	(682)	(674)
Non-deductible meals, entertainment and memberships	86	133	157
Dividends paid to Employee Stock Ownership Plan	(28)	(145)	(366)
Other, net	1,599	(923)	593

Income tax expense	$(3,210)	$3,063	$(1,103)

Generally, the amount of tax expense or benefit allocated to continuing operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when there is a pretax loss from continuing operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations even when a valuation allowance has been established against deferred tax assets. In 2009, pretax other comprehensive income of $11.6 million reduced our current year valuation allowance and resulted in a benefit of $4.1 million being allocated to the current year loss from continuing operations.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings. During 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional valuation allowance of $24.0 million. The valuation allowance against our deferred tax assets of $60.2 million at December 31, 2009 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2009	2008
	(In thousands)

Deferred tax assets
Allowance for loan losses	$29,290	$21,054
Net operating loss carryforward	14,378	2,760
Purchase premiums, net	5,317	5,563
Vehicle service contract counterparty risk reserve	4,867	768
Unrealized loss on securities available for sale	2,414	5,714
Alternative minimum tax credit carry forward	2,577	1,678
Valuation allowance on other real estate owned	2,274	827
Unrealized loss on derivative financial instruments	1,545	2,220
Fixed assets	1,276	1,379
Deferred compensation	779	790
Non accrual loan interest income	774	457
Unrealized loss on trading securities	611	1,668
Share based payments	574	303
Mepco claims expense	571	608
Other than temporary impairment charge on securities available for sale	87	209
Unrealized loss on available for sale security upon dissolution of money
market auction rate security		2,170
Other		177

Gross deferred tax assets	67,334	48,345
Valuation allowance	(60,158)	(36,159)

Total net deferred tax assets	7,176	12,186
Deferred tax liabilities
Mortgage servicing rights	5,345	4,188
Federal Home Loan Bank stock	480	480
Deferred loan fees	477	387
Loans held for sale	97	239
Other	86

Gross deferred tax liabilities	6,485	5,294

Net deferred tax assets	$691	$6,892

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, we had a net operating loss (“NOL”) carryforward of approximately $42.8 million which, if not used against taxable income, will expire as follows:

(In thousands)

2010	929
2011	411
2012	3,437
2013	189
2019	194
2020	359
2029	37,264

Total	$42,783

The use of $5.5 million NOL carryforward in the total above, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

Changes in unrecognized tax benefits for the year ended December 31, follows:

	2009	2008	2007
	(In thousands)

Balance at beginning of year	$1,736	$2,821	$2,303
Additions based on tax positions related to the current year	443	483	633
Reductions due to the statute of limitations	(198)		(39)
Reductions based on tax position related to prior years		(1,513)
Settlements		(55)	(76)

Balance at end of year	$1,981	$1,736	$2,821

If recognized, the entire amount of unrecognized tax benefits, net of $0.5 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2009 and 2008, while $0.03 million was expensed for the year ended December 31, 2007. No amounts were accrued for interest and penalties at December 31, 2009 or 2008. At December 31, 2009, U.S. Federal tax years 2006 through the present remain open.

NOTE 14 —	SHARE BASED COMPENSATION

We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder-approved, permits the grant of share based awards for up to 0.5 million shares of common stock as of December 31, 2009. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

Pursuant to our performance-based compensation plans we granted 0.3 million and 0.2 million stock options to our officers in 2009 and 2007, respectively. We also granted 0.2 million and 0.1 million shares of non-vested common stock to these same individuals in 2008 and 2007, respectively. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. The non-vested common stock cliff vests in five years. We use the Black-Scholes option pricing model to measure compensation cost for stock options and use the market value of the common stock on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date of grant to measure compensation cost for non-vested share awards. We also estimate expected forfeitures over the vesting period.

During 2008 and 2007 we modified 0.1 million stock options in each year originally issued in prior years for two former officers. These modified options vested immediately and the expense associated with these modifications of $0.01 million and $0.1 million, in 2008 and 2007, respectively, was included in compensation and benefits expense. The modification consisted of extending the date of exercise subsequent to resignation of the officers from 3 months to 18 months.

Total compensation expense recognized for stock option and non-vested common stock grants was $0.8 million, $0.6 million and $0.3 million in 2009, 2008 and 2007, respectively. The corresponding tax benefit relating to this expense was $0.3 million, $0.2 million and $0.1 million during 2009, 2008 and 2007, respectively.

A summary of outstanding stock option grants and transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
				(In thousands)

Outstanding at January 1, 2009	1,502,038	$19.73
Granted	299,987	1.59
Exercised
Forfeited	(703,475)	22.21

Outstanding at December 31, 2009	1,098,550	$13.19	5.06

Vested and expected to vest at December 31, 2009	1,090,597	$13.27	5.04

Exercisable at December 31, 2009	762,649	$17.59	3.38

A summary of non-vested stock and transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at January 1, 2009	262,381	$9.27
Granted
Vested
Forfeited

Outstanding at December 31, 2009	262,381	$9.27

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows:

	2009	2007

Expected dividend yield	2.60%	3.76%
Risk-free interest rate	2.59	4.55
Expected life (in years)	6.00	5.99
Expected volatility	58.39%	27.64%
Per share weighted-average fair value	$0.69	$3.74

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

At December 31, 2009, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.6 million. The weighted-average period over which this amount will be recognized is 2.7 years.

Certain information regarding options exercised during the periods ending December 31 follows:

	2009	2008	2007
	(In thousands)

Intrinsic value		$61	$144

Cash proceeds received		$51	$156

Tax benefit realized		$21	$33

NOTE 15 —	BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We match employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was 3% of eligible wages during each of the years 2009, 2008 and 2007. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. The contribution to the employee stock ownership plan was zero, 3% and 3% in 2009, 2008 and 2007, respectively. Amounts expensed for these retirement plans was $1.0 million, $2.1 million and $2.1 million in 2009, 2008 and 2007, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $1.1 million, $2.2 million, and $2.4 million, in 2009, 2008 and 2007, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.6 million in each year ending December 31, 2009, 2008 and 2007. These insurance programs are also available to retired employees at their own expense.

NOTE 16 —	DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2009
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$115,000	1.1	$(2,328)
Interest-rate cap agreements	45,000	0.4	(1)

	$160,000	0.9	$(2,329)

No hedge designation
Pay-fixed interest-rate swap agreements	$45,000	1.7	$(1,930)
Interest-rate cap agreements	50,000	0.7
Rate-lock mortgage loan commitments	28,952	0.1	217
Mandatory commitments to sell mortgage loans	61,140	0.1	715

Total	$185,092	0.7	$(998)

	2008
		Average
	Notional	Maturity	Fair
	Amount	(Years)	Value
	(Dollars in thousands)

Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$142,000	2.3	$(5,622)
Interest-rate cap agreements	168,500	0.7	(8)

	$310,500	1.4	$(5,630)

No hedge designation
Pay-fixed interest-rate swap agreements	$26,000	1.8	$(241)
Interest-rate cap agreements	110,000	1.5	202
Rate-lock mortgage loan commitments	43,090	0.1	839
Mandatory commitments to sell mortgage loans	67,406	0.1	(663)

Total	$246,496	0.9	$137

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

Through certain special purposes entities (see note #10) we issue trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows . To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007. During the fourth quarter of 2009 we elected to defer payment of interest on this variable rate trust preferred security. As a result, this pay-fixed interest rate swap was transferred to a no hedge designation and the $1.6 million unrealized loss which was included as a component of accumulated other comprehensive income at the time of the transfer will be reclassified into earnings over the remaining life of this pay-fixed swap. Any future changes in the fair value of this pay-fixed swap will be recorded in earnings.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.1 million and $0.5 million at December 31, 2009 and 2008 respectively.

It is anticipated that $2.5 million of unrealized losses on Cash Flow Hedges at December 31, 2009, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2009 is 5.0 years.

We also use long-term, callable fixed-rate brokered certificates of deposit (“Brokered CDs”) to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such callable fixed-rate debt instruments. We did not have any fair value hedges at December 31, 2009 or 2008. Fair Value Hedges at December 31, 2007 included pay-variable interest-rate swaps whereby the counterparty had the right to terminate the transaction without paying a fee. During 2008, interest rates declined which caused the counterparties to exercise their right to cancel the pay-variable interest rate swaps. These terminations totaled $318.2 million.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the consolidated statements of financial condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2009		2008		2009		2008
	Balance		Balance		Balance		Balance
	Sheet	Fair	Sheet	Fair	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value	Location	Value	Location	Value
	(in thousands)

Derivatives designated as hedging instruments Pay-fixed interest rate					Other		Other
swap agreements					liabilities	$2,328	liabilities	$5,622
Interest-rate cap			Other		Other		Other
agreements			assets	$2	liabilities	1	liabilities	10

Total				2		2,329		5,632

Derivatives not designated as hedging instruments
Pay-fixed interest rate					Other		Other
swap agreements					liabilities	1,930	liabilities	241
Interest-rate cap			Other
agreements			assets	202
Rate-lock mortgage	Other		Other
loan commitments	assets	$217	assets	839
Mandatory commitments	Other						Other
to sell mortgage loans	assets	715					liabilities	663

Total		932		1,041		1,930		904

Total derivatives		$932		$1,043		$4,259		$6,536

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
				Location of
				Gain (Loss)
				Reclassified
				from
	Gain (Loss)			Accumulated	Gain (Loss)
	Recognized in			Other	Reclassified from
	Other			Comprehensive	Accumulated Other Comprehensive
	Comprehensive			Income into	Income			Location of	Gain (Loss)
	Income			Income	into Income			Gain (Loss)	Recognized
	(Effective Portion)			(Effective	(Effective Portion)			Recognized	in Income(1)
	2009	2008	2007	Portion)	2009	2008	2007	in Income(1)	2009	2008	2007
					(In thousands)

Cash Flow Hedges
Pay-fixed interest rate swap agreements	$4,834	$(4,918)	$(2,767)	Interest expense	$(3,110)	$(478)	$909	Interest expense		$1
Interest-rate cap agreements	871	1,241	(505)	Interest expense	(437)	(774)	65	Interest expense	$8	(10)

Total	$5,705	$(3,677)	$(3,272)		$(3,547)	$(1,252)	$974		$8	$(9)

Fair Value Hedges —
pay-variable interest rate swap agreements								Interest expense		$6	$45

										$6	$45

No hedge designation Pay-fixed interest rate swap agreements								Interest expense	$(120)	$(254)
Pay-variable interest rate swap agreements								Interest expense		13	$34
Interest-rate cap agreements								Interest expense	5	(457)	223
Rate-lock mortgage loan commitments								Mortgage loan gains	(622)	887	(17)
Mandatory commitments to sell mortgage loans								Mortgage loan gains	1,378	(600)	(162)

Total									$641	$(411)	$78

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

Accumulated other comprehensive loss included derivative losses of $4.0 million and $6.2 million at December 31, 2009 and 2008, respectively and derivative losses, net of tax, of $0.8 million at December 31, 2007.

NOTE 17 —	RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2009 and 2008.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2009	2008
	(In thousands)

Balance at beginning of year	$363	$902
New loans and advances	298	817
Repayments	(62)	(1,356)

Balance at end of year	$599	$363

Deposits held by us for directors and executive officers totaled $0.9 million and $0.6 million at December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2009	2008	2007
	(In thousands)

Communications	$4,424	$4,018	$3,809
Legal and professional	3,222	2,032	1,978
Amortization of intangible assets	1,930	3,072	3,373
Supplies	1,835	2,030	2,411
Other	5,655	7,639	7,505

Total other non-interest expense	$17,066	$18,791	$19,076

NOTE 19 —	LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2009, follows:

(In thousands)

2010	$1,179
2011	1,047
2012	932
2013	843
2014	815
2015 and thereafter	4,813

Total	$9,629

Rental expense on operating leases totaled $1.2 million, $1.5 million and $1.4 million in 2009, 2008 and 2007, respectively.

NOTE 20 —	CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2009 include $887.8 million of loans secured by residential real estate and $69.5 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2009, we had $406.3 million of finance receivables. Our recourse for nonpayment of these finance receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2009: Lessors of Nonresidential Real Estate ($211.5 million); Lessors of Residential Real Estate ($91.7 million); Construction General

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contractors and Land Development ($99.2 million); and Health Care and Social Assistance ($62.3 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Mepco purchases payment plans, on a full recourse basis, from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. When a consumer’s payment plan is voluntarily or involuntarily cancelled, Mepco has recourse against certain counterparties involved pursuant to Mepco’s contractual arrangements with the counterparties. Mepco generally has recourse against the seller and the administrator of the vehicle service contract. In addition, the insurance company or risk retention group (RRG) that provides the coverage for the vehicle service contract may also guarantee the full recourse obligation or a portion of the recourse obligation of the administrator to Mepco. The sudden failure of one of Mepco’s major counterparties (an insurance company, RRG, vehicle service contract administrator or seller) could expose us to significant losses. In 2009, we incurred $31.2 million of such losses (compared to $1.0 million in 2008 and none in 2007). The determination of losses related to vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual recourse obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded in 2009.

Mepco monitors counterparty concentrations in order to attempt to manage our exposure for recourse obligations from each of these counterparties. In addition, even where an insurance company or RRG does not have a recourse obligation to Mepco, the failure of the insurance company or RRG could result in a mass cancellation of the vehicle service contracts (and the related payment plans) insured by such insurance company or RRG. Such a mass cancellation would trigger and accelerate the recourse obligations of the counterparties that did have recourse obligations to Mepco. The counterparty concentration levels are managed based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral, funding holdbacks, guarantees, and distribution of concentrations for vehicle service contract administrators and vehicle service contract sellers/dealers.

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 16.6%, 13.7%, 13.2%, 9.8% and 8.9%, respectively, of Mepco’s finance receivables at December 31, 2009.

These companies have provided the insurance coverage for the vehicle service contracts underlying the finance receivables; however, these companies are not all obligated to Mepco for the repayment of the finance receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 45.6%, 12.9%, 4.5%, 4.1% and 4.1%, respectively of Mepco’s finance receivables at December 31, 2009. As described in note 11 “Commitments and Contingent Liabilities” Mepco’s largest counterparty from which it acquired payment plans has defaulted in it obligations to Mepco and is in the process of winding down its operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2009 the Board of Directors of Independent Bank Corporation adopted resolutions that impose the following restrictions:

•	We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

•	We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•	We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•	We will not rescind or materially modify any of these limitations without notice to the FRB and the Michigan OFIR.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the Michigan OFIR in response to the FRB’s most recent examination report of Independent Bank, which was completed in October of 2009. It is very possible that if we had not adopted these resolutions, the FRB and the Michigan OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if our financial condition and performance do not materially improve, we may face additional regulatory scrutiny and restrictions in the form of a memorandum of understanding or similar undertaking imposed by the regulators.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notifications from the FDIC as of December 31, 2009 and 2008, categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

			Minimum for		Minimum for
			Adequately Capitalized		Well-Capitalized
	Actual		Institutions		Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2009
Total capital to risk-weighted assets
Consolidated	$233,166	10.58%	$176,333	8.00%	NA	NA
Independent Bank	228,128	10.36	176,173	8.00	$220,216	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$156,702	7.11%	$88,166	4.00%	NA	NA
Independent Bank	199,909	9.08	88,086	4.00	$132,130	6.00%
Tier 1 capital to average assets
Consolidated	$156,702	5.27%	$119,045	4.00%	NA	NA
Independent Bank	199,909	6.72	118,909	4.00	$148,636	5.00%
2008
Total capital to risk-weighted assets
Consolidated	$308,649	13.05%	$189,207	8.00%	NA	NA
Independent Bank	280,971	11.91	188,784	8.00	$235,980	10.00%
Tier 1 capital to risk-weighted assets
Consolidated	$261,063	11.04%	$94,603	4.00%	NA	NA
Independent Bank	250,639	10.62	94,392	4.00	$141,588	6.00%
Tier 1 capital to average assets
Consolidated	$261,063	8.61%	$121,350	4.00%	NA	NA
Independent Bank	250,639	8.25	121,503	4.00	$151,879	5.00%

NA — Not applicable

As of December 31, 2009, our bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards. However, minimum capital ratios established by the Board of Directors of our bank are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2009, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards:

	Independent Bank -	Minimum Ratios
	Actual as of	Established by Our	Required to be
	12/31/09	Board	Well-Capitalized

Total Capital to Risk-Weighted Assets	10.36%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.72	8.0	5.0

In January of 2010, we adopted a Capital Restoration Plan (the “Capital Plan”), as required by Board resolutions adopted in December of 2009 and submitted such Capital Plan to the FRB and the Michigan OFIR. The Capital Plan sets forth an objective of achieving these minimum capital ratios as soon as practicable, but no later than April 30, 2010, and maintaining such capital ratios though at least the end of 2012.

If we are unable to achieve the minimum capital ratios set forth in our Capital Plan it would likely materially and adversely affect our business and financial condition. An inability to improve our capital position would make it

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our capital restoration plan by or within a reasonable time after the April 30, 2010 deadline imposed by our Board of Directors and if our financial condition and performance otherwise fail to improve significantly, it is likely we will not be able to remain well-capitalized under federal regulatory standards. In that case, we also expect our primary bank regulators would impose additional regulatory restrictions and requirements on us through a regulatory enforcement action. If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered certificates of deposit (“Brokered CDs”) without the prior consent of the Federal Deposit Insurance Corporation (“FDIC”), which would likely have a material adverse impact on our business and financial condition. If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC.

NOTE 22 —	FAIR VALUE DISCLOSURES

FASB ASC topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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

We used the following methods and significant assumptions to estimate fair value:

Securities:  Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks and a trust preferred security for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as level 2 of the valuation hierarchy and include agency mortgage-backed securities, municipal securities and certain trust preferred securities. Level 3 securities at December 31, 2009 consist of certain private label mortgage-backed and asset-backed securities whose fair values are estimated using an internal discounted cash flow analysis. The underlying loans within these securities include Jumbo (60%), Alt A (25%) and manufactured housing (15%). Except for the discount rate, the inputs used in this analysis can generally be verified and do not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

involve judgment by management. The discount rate used (an unobservable input) was established using a multi-factored matrix whose base rate was the yield on agency mortgage-backed securities. The analysis adds a spread to this base rate based on several credit related factors, including vintage, product, payment priority, credit rating and non performing asset coverage ratio. The add-on for vintage ranges from zero for transactions backed by loans originated before 2003 to 0.525% for the 2007 vintage. Product adjustments to the discount rate are: 0.05% to 0.20% for jumbo, 0.35% to 2.575% for Alt-A, and 3.00% for manufactured housing. Adjustments for payment priority are -0.25% for super seniors, zero for seniors, 1.00% for senior supports and 3.00% for mezzanine securities. The add-on for credit rating ranges from zero for AAA securities to 5.00% for ratings below investment grade. The discount rate for subordination coverage of nonperforming loans ranges from zero for structures with a coverage ratio of more than 10 times to 10.00% if the coverage ratio declines to less than 0.5 times. The discount rate calculation has a minimum add on rate of 0.25%. These discount rate adjustments are reviewed quarterly for reasonableness. This review considers trends in mortgage market credit metrics by product and vintage. The discount rates calculated in this manner are intended to differentiate investments by risk characteristics. Using this approach, discount rates range from 4.11% to 16.64%, with a weighted average rate of 8.91% and a median rate of 7.99%.

The assumptions used reflect what we believe market participants would use in pricing these assets. The unrealized losses at December 31, 2009 ($7.8 million and included in accumulated other comprehensive loss) were not considered to be other than temporary as we continue to have sufficient credit enhancement via subordination to assure full realization of amortized cost and continue to receive principal and interest payments (see note 3).

Loans held for sale:  The fair value of mortgage loans held for sale is based on mortgage-backed security pricing for comparable assets (recurring level 2). During the fourth quarter of 2009, we transferred a $2.2 million commercial real estate loan from the commercial loan portfolio to held for sale. The fair value of this loan was based on a bid from a buyer and, therefore, is classified as a recurring level 1. This loan was sold for the recorded amount in January, 2009.

Impaired loans:  From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, all of the total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an observable market price we record the impaired loan as nonrecurring Level 2. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

Other real estate:  At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in other expense in the consolidated statements of operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property (nonrecurring Level 3).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and liabilities measured at fair value, including financial liabilities for which we have elected the fair value option, are summarized below:

		Fair Value Measurements Using
		Quoted
		Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Un-observable
	Fair Value	Assets	Inputs	Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
	(In thousands)

December 31, 2009:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$54	$54
Securities available for sale
U.S. agency residential mortgage-backed	47,522		$47,522
Private label residential mortgage-backed	30,975			$30,975
Other asset-backed	5,505			5,505
Obligations of states and political subdivisions	67,132		67,132
Trust preferred	13,017	612	12,405
Loans held for sale	34,234	2,200	32,034
Derivatives(1)	932		932
Liabilities
Derivatives(2)	4,259		4,259
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,599		9,599
Impaired loans	48,262			48,262
Other real estate	30,821			30,821
December 31, 2008:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$1,929	$1,929
Securities available for sale	215,412	5,275	$210,137
Loans held for sale	27,603		27,603
Derivatives(1)	1,043		1,043
Liabilities
Derivatives(2)	6,536		6,536
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights	9,636		9,636
Impaired loans	60,172			$60,172

(1)	Included in accrued income and other assets

(2)	Included in accrued expenses and other liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in fair values for financial assets which we have elected the fair value option for the periods presented were as follows:

Changes in Fair Values for the Years
Ended December 31 for Items Measured at
Fair Value Pursuant to Election of the Fair Value Option
	2009			2008
			Total			Total
			Change in			Change in
			Fair			Fair
			Values			Values
			Included in			Included in
	Net Gains (Losses)		Current	Net Gains (Losses)		Current
	on Assets		Period	on Assets		Period
	Securities	Loans	Earnings	Securities	Loans	Earnings
(In thousands)

Trading securities	$954		$954	$(10,386)		$(10,386)
Loans held for sale		$(404)	(404)		$(682)	(682)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the consolidated statements of operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2009 and 2008 relating to assets measured at fair value on a non-recurring basis:

•	Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $9.6 million which is net of a valuation allowance of $2.3 million at December 31, 2009 and had a carrying amount of $9.6 million which is net of a valuation allowance of $4.7 million at December 31, 2008. A recovery (charge) of $2.3 million and $(4.3) million was included in our results of operations for the years ending December 31, 2009 and 2008, respectively.

•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $69.5 million, with a valuation allowance of $21.3 million at December 31, 2009 and had a carrying amount of $77.0 million, with a valuation allowance of $16.8 million at December 31, 2008. An additional provision for loan losses relating to impaired loans of $56.7 million and $47.9 million was included in our results of operations for the years ending December 31, 2009 and 2008, respectively.

•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $30.8 million which is net of a valuation allowance of $6.5 million at December 31, 2009. An additional charge of $8.6 million was included in our results of operations during the year ended December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, follows:

	Securities Available for Sale
	2009	2008

Beginning balance	$—	$21,497
Total gains (losses) realized and unrealized:
Included in results of operations	(52)
Included in other comprehensive income	(325)
Purchases, issuances, settlements, maturities and calls	(10,524)	(11,469)
Transfers in and/or out of Level 3	47,381	(10,028)

Ending balance	$36,480	$—

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31	$(65)	$0

As discussed above, the $47.4 million of securities available for sale transferred to a Level 3 valuation technique during the first quarter of 2009 consisted entirely of certain private label mortgage-backed and asset-backed securities. We believe that the market dislocation for these securities began in the last four months of 2008, particularly after the collapse of Lehman Brothers in September 2008. Since the disruption was very recent and historically there exists seasonally poor liquidity conditions at year end, we decided that it was appropriate to retain Level 2 pricing in 2008 and continue to monitor and review market conditions as we moved into 2009. During the first quarter of 2009 market conditions did not improve, in fact we believe market conditions worsened due to continued declines in residential home prices, increased consumer credit delinquencies, high levels of foreclosures, continuing losses at many financial institutions, and further weakness in the U.S. and global economies. This resulted in the market for these securities being extremely dislocated, level 2 pricing not being based on orderly transactions and such pricing possibly being described as based on “distressed sales”. As a result, we determined that it was appropriate to modify the discount rate in the valuation model described above which resulted in these securities being reclassified to Level 3 pricing in the first quarter of 2009.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate		Contractual
	Fair Value	Difference	Principal
	(In thousands)

Loans held for sale
2009	$34,234	$278	$33,956
2008	27,603	682	26,921

NOTE 23 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Financial instrument liabilities with a stated maturity, such as certificates of deposit and other borrowings, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

Subordinated debentures have generally been valued based on a quoted market price of the specific or similar instruments.

Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

The estimated fair values and recorded book balances at December 31 follow:

	2009		2008
		Recorded		Recorded
	Estimated	Book	Estimated	Book
	Fair Value	Balance	Fair Value	Balance
		(In thousands)

Assets
Cash and due from banks	$65,200	$65,200	$57,500	$57,500
Interest bearing deposits	223,500	223,500	200	200
Trading securities	50	50	1,900	1,900
Securities available for sale	164,200	164,200	215,400	215,400
Federal Home Loan Bank and Federal Reserve Bank Stock	NA	27,900	NA	28,100
Net loans and loans held for sale	2,178,000	2,251,900	2,280,000	2,429,200
Accrued interest receivable	8,900	8,900	11,300	11,300
Derivative financial instruments	900	900	1,000	1,000
Liabilities
Deposits with no stated maturity	$1,394,400	$1,394,400	$1,215,200	$1,215,200
Deposits with stated maturity	1,183,200	1,171,300	865,000	851,300
Other borrowings	136,300	131,200	547,500	542,700
Subordinated debentures	46,500	92,900	67,300	92,900
Accrued interest payable	4,500	4,500	4,425	4,425
Derivative financial instruments	4,300	4,300	6,500	6,500

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

Fair value estimates for deposit accounts do not include the value of the core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

NOTE 24 —	OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank (“IB”) and Mepco. The accounting policies of the segments are the same as those described in Note 1 to the consolidated financial statements. We evaluate performance based principally on net income of the respective reportable segments. During 2007, we consolidated our four former bank charters into one. Prior to this consolidation we reported each of the four banks as separate segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced principally based on Brokered CD rates. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

A summary of selected financial information for our reportable segments follows:

	IB	Mepco(1)	Other(2)	Elimination(3)	Total
	(In thousands)

2009
Total assets	$2,539,315	$424,094	$210,634	$(208,679)	$2,965,364
Interest income	136,051	53,005			189,056
Net interest income	95,190	49,953	(6,620)		138,523
Provision for loan losses	102,721	311			103,032
Income (loss) from continuing operations before income tax	(76,888)	(9,106)	(7,349)	(94)	(93,437)
Net income (loss)	(71,095)	(11,689)	(7,636)	193	(90,227)
2008
Total assets	$2,638,092	$312,710	$290,993	$(285,550)	$2,956,245
Interest income	170,588	33,148			203,736
Net interest income	110,788	26,503	(7,142)		130,149
Provision for loan losses	71,285	36			71,321
Income (loss) from continuing operations before income tax	(96,824)	17,274	(8,956)	(95)	(88,601)
Net income (loss)	(92,551)	10,729	(9,780)	(62)	(91,664)
2007
Total assets	$3,002,899	$235,813	$342,664	$(333,860)	$3,247,516
Interest income	199,386	23,868			223,254
Net interest income	111,884	15,603	(6,896)		120,591
Provision for loan losses	42,765	395			43,160
Income (loss) from continuing operations before income tax	8,469	8,118	(8,650)	915	8,852
Discontinued operations, net of tax		402			402
Net income (loss)	9,729	5,472	(5,439)	595	10,357

(1)	Total assets include gross finance receivables of $1.6 million at December 31, 2009 from customers domociled in Canada. This amount represents less than 1% of total finance receivables outstanding. We anticipate this balance to decline in future periods. There were no finance receivables for customers domiciled in Canada in 2008 or 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Includes amounts relating to our parent company and certain insignificant operations.

(3)	Includes parent company’s investment in subsidiaries and cash balances maintained at subsidiary.

NOTE 25 —	INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2009	2008
	(In thousands)

ASSETS
Cash and due from banks	$9,488	$27,534
Investment in subsidiaries	199,207	261,930
Other assets	1,939	1,529

Total Assets	$210,634	$290,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$92,888	$92,888
Other liabilities	8,611	3,762
Shareholders’ equity	109,135	194,343

Total Liabilities and Shareholders’ Equity	$210,634	$290,993

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

OPERATING INCOME
Dividends from subsidiaries		$6,000	$20,750
Management fees from subsidiaries and other income	$175	199	17,730

Total Operating Income	175	6,199	38,480

OPERATING EXPENSES
Interest expense	6,620	7,142	6,896
Administrative and other expenses	904	2,013	19,484

Total Operating Expenses	7,524	9,155	26,380

Income (Loss) Before Income Tax and Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(7,349)	(2,956)	12,100
Income tax (expense) benefit	(287)	(824)	3,211

Income (Loss) Before Equity in Undistributed Net Income (Loss) of Subsidiaries Continuing Operations	(7,636)	(3,780)	15,311
Equity in undistibuted net loss of subsidiaries continuing operations	(82,591)	(87,884)	(5,356)

Income (Loss) from Continuing Operations	(90,227)	(91,664)	9,955
Discontinued operations			402

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Net Income (Loss)	$(90,227)	$(91,664)	$10,357

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
CASH FROM (USED IN) OPERATING ACTIVITIES
Depreciation, amortization of intangible assets and premiums, and
accretion of discounts on securities and loans	2	4	1,347
Goodwill impairment		343
Loss on sale of property and equipment			947
(Increase) decrease in other assets	(411)	3,220	883
Increase (decrease) in other liabilities	4,531	(391)	(1,889)
Equity in undistributed net loss of subsidiaries continuing operations	82,591	87,884	5,356
Equity in undistributed net income of subsidiaries discontinued operations			(402)

Total Adjustments	86,713	91,060	6,242

Net Cash From (Used in) Operating Activities	(3,514)	(604)	16,599

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	(13,000)	(53,600)	(9,500)
Proceeds from the sale of property and equipment			5,276
Capital expenditures			(1,823)

Net Cash Used in Investing Activities	(13,000)	(53,600)	(6,047)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Dividends paid	(3,384)	(7,769)	(18,874)
Proceeds from issuance of common stock	1,852	1,892	354
Repayment of long-term debt		(3,000)	(2,000)
Repayment of other borrowings			(11,500)
Proceeds from issuance of preferred stock		68,421
Proceeds from issuance of common stock warrants		3,579
Proceeds from short-term borrowings			4,000
Proceeds from issuance of subordinated debt			32,991
Redemption of subordinated debt			(5,050)
Repurchase of common stock			(5,989)

Net Cash From (Used in) Financing Activities	(1,532)	63,123	(6,068)

Net Increase (Decrease) in Cash and Cash Equivalents	(18,046)	8,919	4,484
Cash and Cash Equivalents at Beginning of Year	27,534	18,615	14,131

Cash and Cash Equivalents at End of Year	$9,488	$27,534	$18,615

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 —	DISCONTINUED OPERATIONS

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

Funding for Mepco’s insurance premium and vehicle service contract payment plan businesses is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with Brokered CD’s. Mepco is charged interest by its parent company based upon the amount borrowed at an interest rate that approximates the parent company’s borrowing rate. Interest expense recorded by Mepco was allocated to discontinued operations based primarily upon the ratio of insurance premium finance receivables to Mepco’s total finance receivables.

The results of discontinued operations are as follows:

Year Ended
December 31,
2007

Interest income — interest and fees on loans	$976
Interest expense	328

Net Interest Income	648
Provision for loan losses	8

Net Interest Income After Provision for Loan Losses	640

NON-INTEREST EXPENSE
Compensation and employee benefits	229
Other expenses	(124)

Total Non-interest Expense	105

Income Before Income Taxes	535
Income tax expense	133

Income from discontinued operations	$402

NOTE 27 —	MANAGEMENT PLANS

Our operating results since 2007 have been negatively impacted by the difficult economic conditions in Michigan’s Lower Peninsula. Substantial increases in our provision for loan losses and other credit and collection costs, and in 2009, losses related to vehicle service contract counterparty contingencies, have resulted in net operating losses in 2008 and 2009 and reduced our capital. As discussed in note 21, we have adopted a Capital Restoration Plan, which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. These actions include: (i) an offer to our trust preferred securities holders to convert the securities they hold into our common stock; (ii) an offer to the UST to convert the preferred stock it holds into our common stock, and (iii) a public offering of our common stock for cash. We cannot be sure that we will be able to successfully execute on these identified initiatives in a timely manner or at all.

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
		(In thousands, except per share amounts)

2009
Interest income	$47,565	$48,144	$47,905	$45,442
Net interest income	34,347	35,519	35,259	33,398
Provision for loan losses	30,038	25,593	22,285	25,116
Income (loss) before income tax expense	(18,304)	(6,120)	(19,402)	(49,611)
Net income (loss)	(18,597)	(5,161)	(18,314)	(48,155)
Net income (loss) applicable to common stock	(19,672)	(6,236)	(19,389)	(49,231)
Income (loss) per common share
Basic	$(0.84)	$(0.26)	$(0.81)	$(2.05)
Diluted	(0.84)	(0.26)	(0.81)	(2.05)
2008
Interest income	$53,034	$51,387	$50,623	$48,692
Net interest income	30,385	33,221	33,947	32,596
Provision for loan losses	11,316	12,352	19,788	27,865
Income (loss) before income tax expense	(1,690)	3,815	(11,049)	(79,677)
Net income (loss)	341	3,346	(5,326)	(90,025)
Net income (loss) applicable to common stock	341	3,346	(5,326)	(90,240)
Income (loss) per common share
Basic	$0.01	$0.15	$(0.23)	$(3.92)
Diluted	0.01	0.14	(0.23)	(3.92)

During the fourth quarter of 2009 we recognized a $19.5 million expense for vehicle service contract counterparty risk (see notes #11 and #20) and $16.7 million of goodwill impairment (see note #7). During the fourth quarter of 2008 we recognized $50.0 million of goodwill impairment (see note #7), a deferred tax valuation allowance that increased income tax expense by $27.6 million (see note #13), securities losses of $6.9 million, impairment of our capitalized mortgage loan servicing rights of $4.3 million (see note #4) and losses on other real estate of $2.3 million.

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares						Cash Dividends
	2009			2008			Declared
	High	Low	Close	High	Low	Close	2009	2008

First quarter	$3.00	$0.90	$2.34	$14.12	$7.50	$10.38	$0.01	$0.11
Second quarter	2.90	1.11	1.32	10.98	3.66	4.00	0.01	0.01
Third quarter	2.16	1.09	1.90	8.40	2.52	6.19	0.01	0.01
Fourth quarter	1.89	0.59	0.72	6.95	1.48	2.16	0.00	0.01

We have approximately 2,200 holders of record of our common stock. Our common stock trades on the Nasdaq National Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our bank and by regulatory capital guidelines applicable to us (see note #21).

SENIOR OFFICERS AND DIRECTORS
INDEPENDENT BANK CORPORATION

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • James J. Twarozynski

BOARD OF DIRECTORS

Jeffrey A. Bratsburg, Chairman • Donna J. Banks • Stephen L. Gulis, Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer • Charles C. Van Loan

INDEPENDENT BANK

SENIOR OFFICERS

Michael M. Magee, Jr. • Robert N. Shuster • Mark L. Collins • William B. Kessel • Stefanie M. Kimball • David C. Reglin • Cheryl A. Bartholic • Richard E. Butler • Larry R. Daniel • Gary C. Dawley • Michael J. Furst • Peter R. Graves • Jose A. Infante • Beth J. Jungel • Keith J. Lightbody • Ann M. Lingle • Dennis J. Mack • Cheryl L. McKellar • Dean M. Morse • Laurinda M. Neve • Shelby L. Reno • R. Darren Rhoads • Henry B. Risley • Charles F. Schadler • Raymond P. Stecko • Michael J. Stodolak • Brian R. Talbot • James J. Twarozynski • Denise E. Wheaton

BOARD OF DIRECTORS

Jeffrey A. Bratsburg, Chairman • Donna J. Banks • Stephen L. Gulis, Jr. • Terry L. Haske • Robert L. Hetzler • Michael M. Magee, Jr. • Clarke B. Maxson • James E. McCarty • Charles A. Palmer • Charles C. Van Loan

MEPCO FINANCE CORPORATION

SENIOR OFFICERS

Robert N. Shuster • Theresa F. Kendziorski • Scott A. McMillan