Form 10-K, Exhibit 13
period 2010-12-31
INDEPENDENT BANK CORP /MI/
filed 2011-03-10
CIK 39311

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$148,851	$189,056	$203,736	$223,254	$216,895
Interest expense	37,198	50,533	73,587	102,663	93,698
Net interest income	111,653	138,523	130,149	120,591	123,197
Provision for loan losses	46,765	103,318	71,113	43,105	16,283
Net gains (losses) on securities	1,177	3,744	(14,961)	(705)	171
Gain on extinguishment of debt	18,066	-	-	-	-
Other non-interest income	52,570	56,057	45,510	48,944	45,491
Non-interest expenses	155,000	188,443	178,186	116,873	107,089
Income (loss) from continuing operations before income tax	(18,299)	(93,437)	(88,601)	8,852	45,487
Income tax expense (benefit)	(1,590)	(3,210)	3,063	(1,103)	11,662
Income (loss) from continuing operations	(16,709)	(90,227)	(91,664)	9,955	33,825
Discontinued operations, net of tax	-	-	-	402	(622)
Net income (loss)	$(16,709)	$(90,227)	$(91,664)	$10,357	$33,203
Preferred dividends	4,095	4,301	215	-	-
Net income (loss) applicable to common stock	$(20,804)	$(94,528)	$(91,879)	$10,357	$33,203

PER COMMON SHARE DATA(1)
Income (loss) per common share from continuing operations
Basic	$(4.09)	$(39.60)	$(39.98)	$4.39	$14.77
Diluted	(4.09)	(39.60)	(39.98)	4.35	14.53
Net income (loss) per common share
Basic	$(4.09)	$(39.60)	$(39.98)	$4.57	$14.50
Diluted	(4.09)	(39.60)	(39.98)	4.53	14.27
Cash dividends declared	0.00	0.30	1.40	8.40	7.81
Book value	5.52	16.94	54.93	106.19	112.91

SELECTED BALANCES
Assets	$2,535,248	$2,965,364	$2,956,245	$3,247,516	$3,406,390
Loans	1,813,116	2,299,372	2,459,529	2,518,330	2,459,887
Allowance for loan losses	67,915	81,717	57,900	45,294	26,879
Deposits	2,251,838	2,565,768	2,066,479	2,505,127	2,602,791
Shareholders’ equity	119,085	109,861	194,877	240,502	258,167
Long-term debt - FHLB advances	71,022	94,382	314,214	261,509	63,272
Subordinated debentures	50,175	92,888	92,888	92,888	64,197

SELECTED RATIOS
Net interest income to average interest earning assets (2)	4.36%	5.00%	4.48%	4.26%	4.41%
Income (loss) from continuing operations to (3)
Average common equity	(54.38)	(90.72)	(39.01)	3.96	13.06
Average assets	(0.75)	(3.17)	(2.88)	0.31	0.99
Net income (loss) to (3)
Average common equity	(54.38)	(90.72)	(39.01)	4.12	12.82
Average assets	(0.75)	(3.17)	(2.88)	0.32	0.97
Average shareholders’ equity to average assets	3.92	5.80	7.50	7.72	7.60
Tier 1 capital to average assets	6.35	5.27	8.61	7.44	7.62
Non-performing loans to Portfolio Loans	3.73	4.78	5.09	3.07	1.59
__________

(1)	Per share data has been adjusted for a 1 for 10 reverse stock split in 2010 and a 5% stock dividend in 2006.

(2)	2007 and 2006 data is presented on a tax equivalent basis because we had taxable earnings in those years.

(3)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income (loss) applicable to common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Discussions and statements in this document that are not statements of historical fact, including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan,” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; predictions as to our bank’s ability to maintain certain regulatory capital standards; our expectation that we will have sufficient cash on hand to meet expected obligations during 2011; and descriptions of steps we may take to improve our capital position. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties. Although we believe that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including, among others:

•
our ability to successfully raise new equity capital through a public offering of our common stock, effect a conversion of our outstanding preferred stock held by the U.S. Treasury into our common stock, and otherwise implement our capital restoration plan;

•	the failure of assumptions underlying the establishment of and provisions made to our allowance for loan losses;

•	the timing and pace of an economic recovery in Michigan and the United States in general, including regional and local real estate markets;

•	the ability of our bank to remain well-capitalized;

•
the failure of assumptions underlying our estimate of probable incurred losses from vehicle service contract payment plan counterparty contingencies, including our assumptions regarding future cancellations of vehicle service contracts, the value to us of collateral that may be available to recover funds due from our counterparties, and our ability to enforce the contractual obligations of our counterparties to pay amounts owing to us;

•	further adverse developments in the vehicle service contract industry;

•	potential limitations on our ability to access and rely on wholesale funding sources;

•	the continued services of our management team, particularly as we work through our asset quality issues and the implementation of our capital restoration plan; and

•
implementation of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act or other new legislation, which may have significant effects on us and the financial services industry, the exact nature and extent of which cannot be determined at this time.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Introduction. Our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. We have in general experienced a slowing economy in Michigan since 2001, although economic conditions in the state began to show signs of improvement in the last half of 2010 as evidenced, in part, by a decline in the unemployment rate. However, Michigan’s unemployment rate has still been consistently above the national average.

We provide banking services to customers located primarily in Michigan’s Lower Peninsula. Our loan portfolio, the ability of the borrowers to repay these loans and the value of the collateral securing these loans has been and will be impacted by local economic conditions. The weaker economic conditions faced in Michigan have had and may continue to have adverse consequences as described below in “Portfolio Loans and asset quality.” However, since early- to mid-2009, we have generally seen a decline in non-performing loans and a declining level of provision for loan losses.

In response to these difficult market conditions and the significant losses that we incurred over the past three years that reduced our capital, we have taken steps or initiated actions designed to increase our capital ratios, improve our operations and augment our liquidity as described in more detail below.

At the present time, based on our current forecasts and expectations, we believe that our bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of a further reduction in total assets (principally loans). We do anticipate incurring a net loss in 2011, reflecting continued elevated credit costs (in particular the provision for loan losses, losses on other real estate and repossessed assets [“ORE”] and loan and collection costs) and a decline in net interest income (due to a decrease in total interest-earning assets). We expect such credit costs to abate sufficiently so that we can return to profitability in 2012. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco Finance Corporation (“Mepco”) related to the collection of vehicle service contract counterparty receivables (see “Non-interest expense”). Because of such uncertainties, it is possible that our bank may not be able to remain well-capitalized as we work through asset quality issues and seek to return to consistent profitability. As described in more detail under “Liquidity and capital resources” below, we believe failing to remain well-capitalized would have a material adverse effect on our business and financial condition as it would, among other consequences, likely lead to a regulatory enforcement action, a potential loss of our mortgage servicing rights with Fannie Mae and/or Freddie Mac, and limits on our access to certain wholesale funding sources. In addition, any significant deterioration in our ability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In July 2010, Congress passed and the President signed into law the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Dodd-Frank Act”). The Dodd-Frank Act includes the creation of a new Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws; the creation of a Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk; provisions affecting corporate governance and executive compensation of all companies whose securities are registered with the SEC; a provision that would broaden the base for FDIC insurance assessments; a provision under which interchange fees for debit cards would be set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard; a provision that would require bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for financial institutions with less than $15 billion in assets as of December 31, 2009; and new restrictions on how mortgage brokers and loan originators may be compensated. Certain provisions of the Dodd-Frank Act only apply to institutions with more than $10 billion in assets. We expect that the Dodd-Frank Act will have a significant impact on the banking industry, including our organization.

It is against this backdrop that we discuss our results of operations and financial condition in 2010 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We incurred a net loss applicable to common stock of $20.8 million, or $4.09 per share, in 2010 compared to $94.5 million, or $39.60 per share, and $91.9 million, or $39.98 per share, in 2009 and 2008, respectively. The reduced loss in 2010 as compared to 2009 and 2008 is due primarily to a decrease in the provision for loan losses, an $18.1 million gain on the extinguishment of debt realized in 2010, and impairment charges on goodwill that were recorded in both 2009 and 2008. Per share data has been adjusted for a 1-for-10 reverse stock split completed in 2010.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2010	2009	2008
Net loss to
Average common equity	(54.38)%	(90.72)%	(39.01)%
Average assets	(0.75)	(3.17)	(2.88)
Net loss per share
Basic	$(4.09)	$(39.60)	$(39.98)
Diluted	(4.09)	(39.60)	(39.98)

Net interest income. Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macro-economic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.

Net interest income totaled $111.7 million during 2010, compared to $138.5 million and $130.1 million during 2009 and 2008, respectively. The decrease in net interest income in 2010 compared to 2009 reflects declines in our net interest income as a percent of average interest-earning assets (the “net interest margin”) as well as in our average interest-earning assets. The decline in the net interest margin primarily reflects a decrease in the yield on interest earning assets principally due to a change in the mix of interest-earning assets with a declining level of higher yielding loans and an increasing level of lower yielding short-term investments, as described in more detail below. The change in asset mix also reflects our strategy to preserve our regulatory capital levels by reducing loan balances that have higher risk weightings for regulatory capital purposes. The increase in net interest income in 2009 compared to 2008 reflects a 52 basis point rise in our net interest margin that was partially offset by a $138.2 million decrease in average interest-earning assets.

Beginning in the last half of 2009 and continuing throughout 2010, we have maintained a high level of lower-yielding interest bearing cash balances to augment our liquidity in response to our difficult financial condition (see “Liquidity and capital resources”). In addition, due to issues in the vehicle service contract industry that have impacted Mepco (see “Noninterest expense”), we have purposely reduced the balance of payment plan receivables, which declined by $205.1 million, or 50.5%, during 2010. These payment plan receivables are the highest yielding segment of our loan portfolio, with an average yield of approximately 13%. The combination of these two items (an increase in the level of lower-yielding interest bearing cash balances and a decrease in the level of higher-yielding payment plan receivables) had an adverse impact on our net interest income and net interest margin in 2010.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $86.8 million, $120.2 million and $104.7 million in 2010, 2009 and 2008, respectively.

AVERAGE BALANCES AND RATES

	2010			2009			2008
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS(1)
Taxable loans	$2,072,586	$141,876	6.85%	$2,461,896	$177,557	7.21%	$2,558,621	$186,259	7.28%
Tax-exempt loans(2)	9,531	406	4.26	8,672	391	4.51	10,747	488	4.54
Taxable securities	82,127	3,052	3.72	111,558	6,333	5.68	144,265	8,467	5.87
Tax-exempt securities(2)	45,223	1,932	4.27	85,954	3,669	4.27	162,144	7,238	4.46
Cash - interest bearing	324,065	824	0.25	72,606	174	0.24	-	-	-
Other investments	26,526	761	2.87	28,304	932	3.29	31,425	1,284	4.09
Interest earning assets	2,560,058	148,851	5.81	2,768,990	189,056	6.83	2,907,202	203,736	7.01
Cash and due from banks	50,739			55,451			53,873
Other assets, net	167,873			157,762			227,969
Total assets	$2,778,670			$2,982,203			$3,189,044

LIABILITIES
Savings and NOW	$1,089,992	2,829	0.26	$992,529	5,751	0.58	$968,180	10,262	1.06
Time deposits	978,098	25,335	2.59	1,019,624	29,654	2.91	917,403	36,435	3.97
Long-term debt	-	-	-	-	-	-	247	12	4.86
Other borrowings	198,030	9,034	4.56	394,975	15,128	3.83	682,884	26,878	3.94
Interest bearing liabilities	2,266,120	37,198	1.64	2,407,128	50,533	2.10	2,568,714	73,587	2.86
Demand deposits	349,376			321,802			301,117
Other liabilities	54,183			80,281			79,929
Shareholders’ equity	108,991			172,992			239,284
Total liabilities and shareholders’ equity	$2,778,670			$2,982,203			$3,189,044

Net interest income		$111,653			$138,523			$130,149

Net interest income as a percent of average interest earning assets			4.36%			5.00%			4.48%
__________

(1)
All domestic, except for $0.4 million and $5.1 million for the twelve months ended December 31, 2010 and 2009, respectively, of average payment plan receivables included in taxable loans for customers domiciled in Canada.

(2)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

CHANGE IN NET INTEREST INCOME

	2010 compared to 2009			2009 compared to 2008
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1, 2)
Taxable loans	$(26,997)	$(8,684)	$(35,681)	$(6,989)	$(1,713)	$(8,702)
Tax-exempt loans(3)	37	(22)	15	(94)	(3)	(97)
Taxable securities	(1,421)	(1,860)	(3,281)	(1,865)	(269)	(2,134)
Tax-exempt securities(3)	(1,740)	3	(1,737)	(3,265)	(304)	(3,569)
Cash - interest bearing	639	11	650	174	-	174
Other investments	(56)	(115)	(171)	(119)	(233)	(352)
Total interest income	(29,538)	(10,667)	(40,205)	(12,158)	(2,522)	(14,680)
Increase (decrease) in interest expense(1)
Savings and NOW	518	(3,440)	(2,922)	252	(4,763)	(4,511)
Time deposits	(1,172)	(3,147)	(4,319)	3,740	(10,521)	(6,781)
Long-term debt	-	-	-	(12)	-	(12)
Other borrowings	(8,585)	2,491	(6,094)	(11,046)	(704)	(11,750)
Total interest expense	(9,239)	(4,096)	(13,335)	(7,066)	(15,988)	(23,054)
Net interest income	$(20,299)	$(6,571)	$(26,870)	$(5,092)	$13,466	$8,374
__________

(1)
The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic, except for $0.1 million and $0.5 million of interest income in 2010 and 2009 on payment plan receivables included in taxable loans from customers domiciled in Canada.

(3)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2010	2009	2008
As a percent of average interest earning assets
Loans (1)	81.3%	89.2%	88.4%
Other interest earning assets	18.7	10.8	11.6
Average interest earning assets	100.0%	100.0%	100.0%

Savings and NOW	42.6%	35.8%	33.3%
Time deposits	21.1	14.1	23.9
Brokered CDs	17.1	22.7	7.7
Other borrowings and long-term debt	7.7	14.3	23.5
Average interest bearing liabilities	88.5%	86.9%	88.4%

Earning asset ratio	92.1%	92.9%	91.2%
Free-funds ratio (2)	11.5	13.1	11.6
__________

(1)	All domestic, except for 0.2% of payment plan receivables in 2009 from customers domiciled in Canada.

(2)	Average interest earning assets less average interest bearing liabilities divided by interest earning assets.

Provision for loan losses. The provision for loan losses was $46.8 million during 2010 compared to $103.3 million and $71.1 million during 2009 and 2008, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for loan losses in 2010 compared to 2009 primarily reflects reduced levels of non-performing loans, lower total loan balances and a decline in loan net charge-offs. The increase in the provision for loan losses in 2009 compared to 2008 principally reflects a rise in the level of net loan charge-offs, deterioration in the value of collateral (particularly real estate) securing existing or newly defaulted loans and a high level (although down from the end of 2008) of non-performing loans. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income. In addition, certain categories of non-interest income (namely, non-sufficient funds [“NSF”] or overdraft fees and interchange income) have been or are expected to be adversely impacted by recent legislation, as described in greater detail below.

Non-interest income totaled $71.8 million during 2010 compared to $59.8 million and $30.5 million during 2009 and 2008, respectively. 2010 included an $18.1 million gain on the extinguishment of debt and 2008 included $15.0 million in securities losses.

NON-INTEREST INCOME

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Service charges on deposit accounts	$21,511	$24,370	$24,223
Net gains (losses) on assets
Mortgage loans	12,330	10,860	5,181
Securities	1,639	3,826	(14,795)
Other than temporary loss on securities available for sale
Total impairment loss	(462)	(4,073)	(166)
Loss recognized in other comprehensive loss	-	3,991	-
Net impairment loss recognized in earnings	(462)	(82)	(166)
VISA check card interchange income	8,257	7,064	6,556
Mortgage loan servicing	(523)	2,252	(2,071)
Mutual fund and annuity commissions	1,889	2,017	2,207
Bank owned life insurance	1,917	1,615	1,960
Title insurance fees	2,037	2,272	1,388
Gain on extinguishment of debt	18,066	-	-
Other	5,152	5,607	6,066
Total non-interest income	$71,813	$59,801	$30,549

Service charges on deposit accounts totaled $21.5 million during 2010, compared to $24.4 million and $24.2 million during 2009 and 2008, respectively. The decrease in such service charges in 2010 principally relates to a decline in NSF occurrences and related NSF fees. We believe the decline in NSF occurrences is due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees because of the current challenging economic conditions as well as the impact of recent legislation on such fees. In late 2009, the Federal Reserve adopted rules that required a written opt-in from customers before a bank can assess overdraft fees on ATM or debit card transactions. These rules were effective for new customers on July 1, 2010 and for existing customers on August 15, 2010. This legislation has had an adverse impact on our level of service charges on deposit accounts.

We realized net gains of $12.3 million on the sale of mortgage loans during 2010, compared to $10.9 million and $5.2 million during 2009 and 2008 respectively.

The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

Mortgage loan origination and sales volumes in 2010 and 2009 benefitted from higher levels of refinancing activity reflecting generally lower interest rates. Additionally, new tax credits for first-time home buyers during 2009 and early 2010 also spurred home sales and hence mortgage loan origination volume. These positive factors were partially offset by weak economic conditions; lower home values and more stringent underwriting criteria required by the secondary mortgage market, which reduced the number of applicants being approved for mortgage loans. Mortgage loan interest rates rose in the last quarter of 2010 which is expected to reduce future refinancing activity and we would therefore anticipate lower mortgage loans sales volumes and gains on such sales in 2011 as compared to 2010.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Mortgage loans originated	$516,335	$576,018	$368,517
Mortgage loans sold	480,566	540,713	267,216
Mortgage loans sold with servicing rights released	77,080	55,495	51,875
Net gains on the sale of mortgage loans	12,330	10,860	5,181
Net gains as a percent of mortgage loans sold ("Loan Sales Margin")	2.57%	2.01%	1.94%
Fair value adjustments included in the Loan Sales Margin	0.10	0.07	0.36

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain real estate mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 2.47% in 2010, 1.94% in 2009 and 1.58% in 2008. The improved Loan Sales Margins in 2010 and 2009 were generally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads.

We generated securities net gains of $1.6 million and $3.8 million in 2010 and 2009. The 2010 securities net gains were primarily due to the sale of municipal securities and residential mortgage-backed securities. The 2009 securities net gains were primarily due to increases in the fair value and gains on the sale of our Bank of America preferred stock as well as gains on the sale of municipal securities. We sold all of our Bank of America preferred stock in June 2009.

We incurred securities net losses of $14.8 million in 2008. These net losses were comprised of $7.7 million of losses from the sale of securities, $2.8 million of unrealized losses related to declines in the fair value of trading securities that were still being held at year-end, and a $6.2 million charge related to the dissolution of a security as described below. These losses were partially offset by $1.9 million of gains on sales of securities (primarily municipal securities). 2008 was an unusual year as we historically have not incurred any significant net losses on securities. We elected, effective January 1, 2008, to measure the majority of our preferred stock investments at fair value. As a result of this election, we recorded an after tax cumulative reduction of $1.5 million to retained earnings associated with the initial adoption of fair value accounting for these preferred stocks. This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs. During 2008 we recorded unrealized net losses on securities of $2.8 million related to the decline in fair value of the preferred stocks that were still being held at year end. We also recorded realized net losses of $7.6 million on the sale of several of these preferred stocks. The 2008 securities net losses also include a write down of $6.2 million (from a par value of $10.0 million to a fair value of $3.8 million) related to the dissolution of a money-market auction rate security and the distribution of the underlying Bank of America preferred stock. The conservatorship of Fannie Mae and Freddie Mac in September 2008 resulted in the market values of the preferred stocks issued by these entities plummeting to low single digit prices per share. Prices on other preferred stocks that we owned also declined sharply as the market for these securities came under considerable stress. These were the primary factors leading to the large securities losses that we incurred during 2008.

We also recorded net impairment losses of $0.5 million, $0.1 million and $0.2 million in 2010, 2009 and 2008, respectively, related to other than temporary impairment of securities available for sale. These impairment charges primarily related to private label residential mortgage-backed securities and one trust preferred security.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net
	(In thousands)
2010	$96,648	$1,882	$705	$1,177
2009	43,525	3,957	213	3,744
2008	80,348	1,903	16,864	(14,961)
__________

(1)
Losses in 2010 include $0.5 million of other than temporary impairment charges, losses in 2009 include $0.1 million of other than temporary impairment charges and losses in 2008 include a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock, $0.2 million of other than temporary impairment charges and $2.8 million of losses recognized on trading securities still held at December 31, 2008.

Interchange income increased to $8.3 million in 2010 compared to $7.1 million in 2009 and $6.6 million in 2008. The growth in interchange income primarily reflects an increase in debit card transaction volumes and PIN-based interchange fees. As described earlier, the Dodd-Frank Act includes a provision under which interchange fees for debit cards would be set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard. Debit card issuers with less than $10 billion in assets are exempt from this provision. However, because of competitive market factors, actions by the Federal Reserve Bank to restrict interchange fees for debit card issuers with assets above $10 billion are expected to impact all issuers, regardless of size. As a result, our interchange income may be significantly lower in the future.

Mortgage loan servicing generated a net expense of $0.5 million and $2.1 million in 2010 and 2008, respectively, compared to net revenue of $2.3 million in 2009. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, mortgage loan interest rates declined during most of 2010 (although they rose in the last quarter) resulting in higher prepayment rates and an increase in the valuation allowance.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2010	2009	2008
	(In thousands)
Balance at January 1,	$15,273	$11,966	$15,780
Originated servicing rights capitalized	4,158	5,213	2,405
Amortization	(3,862)	(4,255)	(1,887)
Change in valuation allowance	(908)	2,349	(4,332)
Balance at December 31,	$14,661	$15,273	$11,966
Valuation allowance at December 31,	$3,210	$2,302	$4,651

At December 31, 2010 we were servicing approximately $1.76 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.42% and a weighted average service fee of approximately 26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2010 totaled $14.7 million, representing approximately 83 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $15.7 million at December 31, 2010.

Nearly all of our mortgage loans serviced for others at December 31, 2010 are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our bank were to fall below “well capitalized” (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our financial condition and results of operations.

Mutual fund and annuity commissions totaled $1.9 million, $2.0 million and $2.2 million in 2010, 2009 and 2008, respectively. The decline in 2010 is primarily due to the elimination of certain personnel within the wealth management portion of our investment and insurance sales force early in the year. The decline in 2009 generally reflects difficult market conditions resulting in lower sales and reduced commission payouts on certain annuity products.

We earned $1.9 million, $1.6 million and $2.0 million in 2010, 2009 and 2008, respectively, on our separate account bank owned life insurance principally as a result of increases in cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $47.9 million and $46.5 million at December 31, 2010 and 2009, respectively.

Title insurance fees totaled $2.0 million in 2010, $2.3 million in 2009 and $1.4 million in 2008. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated. The revenue levels in 2010 and 2009 reflect relatively high amounts of mortgage loan refinancing. As described earlier, we anticipate that mortgage loan refinance volume will decline in 2011, which is expected to also result in a reduced level of title insurance fees.

In the second quarter of 2010, we recorded an $18.1 million gain on the extinguishment of debt (net of $1.0 million in expenses and $1.2 million to write off previously capitalized issue costs). On June 23, 2010, we exchanged 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities.

Other non-interest income totaled $5.2 million, $5.6 million and $6.1 million in 2010, 2009 and 2008, respectively. The overall variations in other non-interest income are primarily due to the impact of our participation in a private mortgage reinsurance captive. As a result of this participation, we incurred a loss of $0.9 million in 2010 compared to a loss of $0.6 million in 2009 and income of $0.4 million in 2008. The losses in 2010 and 2009 reflect increased mortgage loan defaults and lower real estate values which lead to higher private mortgage insurance claims. Other non-interest income includes $0.1 million and $1.0 million in 2010 and 2009, respectively, related to foreign currency transaction gains associated with Canadian dollar denominated payment plan receivables. The Canadian dollar has appreciated significantly compared to the U.S. dollar. Total Canadian dollar denominated payment plan receivables declined to $0.1 million at December 31, 2010. As a result, we would not expect any significant future foreign currency transaction gains or losses. Two other items impacting other non-interest income in 2010 include: a $0.3 million increase in rental income (due primarily to an increased level of ORE) and a $0.4 million decrease (which increases other non-interest income) in the fair value of the amended warrant issued to the U.S. Department of the Treasury (“UST”). The fair value of this amended warrant is included in accrued expenses and other liabilities. (See “Liquidity and capital resources.”) In 2008 other non-interest income included revenue of $0.4 million from the redemption of 8,551 shares of Visa, Inc. Class B Common Stock as part of the Visa initial public offering.

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

Non-interest expense totaled $155.0 million in 2010, $188.4 million in 2009, and $178.2 million in 2008. In 2009 and 2008 non-interest expense includes $16.7 million and $50.0 million of goodwill impairment charges, respectively. Changes in vehicle service contract counterparty contingencies also impacted overall non-interest expense as described in more detail below. Loan and collection costs and losses on ORE have also been elevated reflecting expenses associated with managing non-performing loans and other problem credits and the holding and disposition of ORE.

NON-INTEREST EXPENSE

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Compensation	$40,827	$40,053	$40,181
Performance-based compensation and benefits	1,803	2,889	4,861
Other benefits	9,081	10,061	10,137
Compensation and employee benefits	51,711	53,003	55,179
Vehicle service contract counterparty contingencies	18,633	31,234	966
Loan and collection	15,323	14,727	9,431
Occupancy, net	11,016	11,092	11,852
Net loss on other real estate and repossessed assets	9,722	8,554	4,349
Data processing	9,554	9,528	7,976
FDIC deposit insurance	6,805	7,328	1,988
Furniture, fixtures and equipment	6,540	7,159	7,074
Credit card and bank service fees	5,790	6,608	4,818
Communications	4,138	4,424	4,018
Legal and professional	4,100	3,222	2,032
Advertising	2,712	5,696	5,534
Supplies	1,630	1,835	2,030
Amortization of intangible assets	1,280	1,930	3,072
Goodwill impairment	-	16,734	50,020
Costs (recoveries) related to unfunded lending commitments	(536)	(286)	208
Other	6,582	5,655	7,639
Total non-interest expense	$155,000	$188,443	$178,186

The decline in total compensation and benefits is primarily due to a reduction in performance based compensation. This decline was partially offset by a reduction in the deferral (as direct loan origination costs) of compensation expense due primarily to a significant reduction in new payment plan receivable origination activity at Mepco. The deferral (as direct loan origination costs) of compensation expense for all loan related origination activity totaled $3.6 million, $5.5 million and $4.7 million in 2010, 2009 and 2008, respectively. Excluding the impact of the changes in the deferral of compensation expense (as direct loan origination costs), salaries declined by $1.1 million, or 2.5%, in 2010 as compared to 2009, and increased by $0.7 million, or 1.5%, in 2009 as compared to 2008. The decline in 2010 reflects our cost reduction initiatives as total full time equivalent employee levels fell by just over 3%. The increase in 2009 over 2008 was primarily due to staff added to manage non-performing assets and loan collections.

The reduction in performance based compensation reflects our near-term financial performance. In 2010 and 2009, no employee stock ownership contribution was made and no bonuses were paid. In addition, executive and senior officer salaries were frozen at 2008 levels for both 2010 and 2009. In 2008, no executive officer bonuses were paid. The reduction in other benefits expense in 2010 is primarily due to the elimination of the match of employees’ 401(k) plan contributions.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2010, 2009 and 2008 for share-based awards under our long-term equity based incentive plan was $0.5 million, $0.8 million and $0.6 million, respectively. There were not any grants of new awards in 2010; the expense in this year relates to the vesting of awards granted in previous years.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plans in our provision for loan losses and establish a related allowance for loan losses. (See "Portfolio Loans and asset quality.") We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our consolidated statements of operations. Such expenses totaled $18.6 million, $31.2 million and $1.0 million in 2010, 2009 and 2008, respectively.

Our estimate of probable incurred losses from vehicle service contract payment plan counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses.

In particular, Mepco had purchased a significant amount of payment plans from a single counterparty that declared bankruptcy on March 1, 2010. The amount of payment plan receivables purchased from this counterparty and outstanding at December 31, 2010 totaled approximately $29.0 million (compared to $206.1 million at December 31, 2009). In addition, as of December 31, 2010, this counterparty owed Mepco $49.2 million for previously cancelled payment plans. The bankruptcy and wind down of operations by this counterparty is likely to lead to substantial potential losses as this entity will not be in a position to honor all of its obligations on payment plans that Mepco had purchased which are cancelled prior to payment in full. Mepco will seek to recover amounts owed by the counterparty from various co-obligors and guarantors, through the liquidation of certain collateral held by Mepco, and through claims against this counterparty’s bankruptcy estate. In the last half of 2009, Mepco established a $19.0 million reserve for losses related to this counterparty. During 2010 this reserve was increased by $3.6 million, to $22.6 million as of December 31, 2010. We currently believe this reserve is adequate given a review of all relevant factors.

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At December 31, 2010 the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $37.3 million (which includes a net balance of $26.6 million from the single counterparty described above). This compares to a balance of $5.4 million at December 31, 2009.

In addition, at December 31, 2010, Mepco had recorded a receivable of $3.4 million for debtor-in-possession financing and associated professional fees related to the above described single counterparty. This receivable is included in “Accrued income and other assets” in our Consolidated Statement of Financial Condition.

We believe our assumptions regarding the collection of vehicle service contract counterparty receivables are reasonable, and we based them on our good faith judgments using data currently available. We also believe the current amount of reserves we have established and the vehicle service contract counterparty contingencies expense that we have recorded are appropriate given our estimate of probable incurred losses at the applicable balance sheet date. However, because of the uncertainty surrounding the numerous and complex assumptions made, actual losses could exceed the charges we have taken to date.

In addition, several of these vehicle service contract marketers, including the counterparty described above and other companies, from which Mepco has purchased payment plans, have been sued or are under investigation for alleged violations of telemarketing laws and other consumer protection laws. The actions have been brought primarily by state attorneys general and the Federal Trade Commission but there have also been class action and other private lawsuits filed. In some cases, the companies have been placed into receivership or have discontinued business. In addition, the allegations, particularly those relating to blatantly abusive telemarketing practices by a relatively small number of marketers, have resulted in a significant amount of negative publicity that has adversely affected and may in the future continue to adversely affect sales and customer cancellations of purchased products throughout the industry, which have already been negatively impacted by the economic recession. It is possible these events could also cause federal or state lawmakers to enact legislation to further regulate the industry.

The above described events have had and may continue to have an adverse impact on Mepco in several ways. First, we face increased risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Second, these events have negatively affected sales and customer cancellations in the industry, which has had and is expected to continue to have a negative impact on the profitability of Mepco’s business. In addition, if any federal or state investigation is expanded to include finance companies such as Mepco, Mepco will face additional legal and other expenses in connection with any such investigation. An increased level of private actions in which Mepco is named as a defendant will also cause Mepco to incur additional legal expenses as well as potential liability. Finally, Mepco has incurred and will likely continue to incur additional legal and other expenses, in general, in dealing with these industry problems. Net payment plan receivables totaled $201.3 million (or approximately 7.9% of total assets) and $406.3 million (or approximately 13.7% of total assets) at December 31, 2010 and 2009, respectively. We expect that the amount of total payment plan receivables will decline at a more moderate pace during 2011. This decline in payment plan receivables has adversely impacted our net interest income and net interest margin.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. The elevated level of these expenses in 2010 and 2009 reflects the overall volume of problem credits (although non-performing loans have declined over the past two years) and complexity of managing such credits. 2010 also includes $0.8 million of collection related costs at Mepco associated with the acquisition and management of collateral securing receivables from vehicle service contract counterparties.

Occupancy expenses, net, totaled $11.0 million, $11.1 million and $11.9 million in 2010, 2009 and 2008, respectively. The decline in such expenses in 2010 and 2009 primarily reflects the closure of loan production offices. We closed several loan production offices in 2008 and occupancy expenses in that year included $0.2 million of costs associated with such office closings.

Loss on ORE primarily represents the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the real estate or other repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The increase in loss on other real estate and repossessed assets in 2010 and 2009 compared to earlier years is primarily due to declines in the value of these assets subsequent to the acquisition date. These declines in value have been accentuated by the high inventory of foreclosed homes for sale in many of our markets as well as Michigan’s weak economic conditions.

Data processing expenses were relatively unchanged in 2010 as compared to 2009 but increased by approximately $1.6 million in each year over the 2008 level. Several categories of data processing expenses increased including costs for disaster recovery, debit card transactions and remote data capture and imaging at our branches. Certain of these costs have correspondingly equivalent or greater related increases in revenues (interchange income) or decreases in expenses (courier costs which are included in other non-interest expenses).

Deposit insurance expense declined in 2010 compared to 2009 due primarily to a decrease in the amount of brokered certificates of deposit (“Brokered CDs”). Deposit insurance expense increased substantially in 2009 compared to 2008, reflecting higher assessment rates and an industry-wide special assessment of $1.4 million in the second quarter of 2009. This special assessment was equal to 5 basis points on total assets less Tier 1 capital. In addition, our balance of total deposits increased during 2009.

As an FDIC insured institution, we are required to pay deposit insurance premium assessments to the Federal Deposit Insurance Corporation (“FDIC”). Under the FDIC’s current risk-based assessment system for deposit insurance premiums, all insured depository institutions are placed into one of four categories and assessed insurance premiums based primarily on their level of capital and supervisory evaluations. Deposit insurance assessments currently range from 0.07% to 0.78% of average domestic deposits, depending on an institution's risk classification and other factors. Effective beginning April 1, 2011, banks will be charged FDIC insurance premiums based on net assets (defined as the quarter to date average daily total assets less the quarter to date average daily Tier 1 capital) rather than based on average domestic deposits. Initial base assessment rates will vary from 0.05% to 0.35% of net assets and may be adjusted between negative 0.025% and positive 0.10% for an unsecured debt adjustment and a brokered deposit adjustment. Assuming that we remain in the same risk category, we expect that this new FDIC assessment system will result in a decline in our deposit insurance premiums.

Furniture, fixtures and equipment expense declined by $0.6 million in 2010 and were relatively unchanged between 2009 and 2008. The decline in 2010 is due primarily to our cost reduction initiatives. We have restricted new capital expenditures and certain fixed assets have become fully depreciated and were not replaced leading to the decrease in this expense category during 2010.

The variations in credit card and bank service fees in each year generally correspond to changes in the number of vehicle service contract payment plans being administered by Mepco (shrinking during 2010 and growing during 2009). As described above, we expect payment plans at Mepco to decline somewhat further in 2011, and would therefore expect these expenses to eventually decline as well.

Communications expense declined by $0.3 million in 2010 after rising by $0.4 million in 2009, each compared to the prior year. These variations are primarily due to changes in mailing costs at Mepco and reflect changes in the volume of payment plan receivables.

Legal and professional fees have increased over the past two years compared to 2008 levels due primarily to increased legal expenses associated with the issues described above related to Mepco and due to various regulatory matters and increased third-party costs principally associated with external reviews of our loan portfolio.

Total advertising expense was substantially lower (reduced by over 50%) in 2010 compared to 2009 and 2008 levels due primarily to a reduction in outdoor advertising (billboards) and the elimination of our debit card rewards program. These decreases are consistent with our cost reduction initiatives.

Supplies expense has declined over the past three years consistent with our cost reduction initiatives.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired. This amortization has been declining based on the amortization schedule for our core deposit premium.

During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a substantial loss in the fourth quarter of 2009 (Mepco had been profitable during the first nine months of 2009). Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business, defaulted in its obligations to Mepco and this counterparty declared bankruptcy in March 2010. These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles), we concluded that goodwill was now impaired, resulting in this $16.7 million charge.

During 2008, we recorded a $50.0 million goodwill impairment charge at our Independent Bank segment. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped further in the fourth quarter of 2008 resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was now impaired, resulting in this $50.0 million charge. The remaining goodwill at December 31, 2008 of $16.7 million was at our Mepco reporting unit and the testing performed at that time indicated that this goodwill was not impaired. Mepco had net income from continuing operations of $10.7 million and $5.1 million in 2008 and 2007, respectively. Based primarily on Mepco’s estimated future earnings, the fair value of this reporting unit (utilizing a discounted cash flow method) was determined to be in excess of its carrying value at the end of 2008. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate portfolio loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

Other non-interest expenses totaled $6.6 million in 2010, compared to $5.7 million in 2009, and $7.6 million in 2008. The increase in 2010 as compared to 2009 is due primarily to a $0.5 million increase in certain insurance costs (primarily directors’ and officers’ liability insurance) and a $0.2 million increase in expense for litigation matters. The decrease in 2009, compared to 2008, was primarily due to a decrease in costs associated with travel and entertainment expenses and bank courier costs.

In July 2007, the State of Michigan replaced its Single Business Tax (“SBT”) with a new Michigan Business Tax (“MBT”) which became effective in 2008. Financial institutions are subject to an industry-specific tax which is based on net capital. The MBT is recorded in other non-interest expenses. Our MBT expense was $0.1 million in both 2010 and 2009 and was $0.2 million in 2008.

Income tax expense (benefit). Income tax expense (benefit) was $(1.6) million, $(3.2) million, and $3.1 million in 2010, 2009 and 2008, respectively. A change in the deferred tax asset valuation allowance of $5.7 million, $24.0 million and $27.6 million in 2010, 2009, and 2008, respectively, largely offset the effect of pre-tax losses. The 2010 and 2009 valuation allowances are net of $1.4 million and $4.1 million, respectively, allocations of deferred taxes on accumulated other comprehensive income (loss).

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that related to state income taxes and that can be recovered based on Mepco’s individual earnings. During 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional valuation allowance of $5.7 million and $24.0 million during 2010 and 2009, respectively. The valuation allowance against our deferred tax assets of $65.8 million at December 31, 2010 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

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

The capital initiatives detailed below under “Liquidity and capital resources” may trigger an ownership change that would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. As a result, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2010, we had federal loss carryforwards of approximately $56.1 million (which includes $0.6 million of federal capital loss carryforwards). Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 3.67%) and the sum of the values of our common shares and of our outstanding preferred stock, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. At this time, the details (including the timing and size of a stock offering) and the likelihood of success of the capital initiatives are not certain; therefore, we do not know the likelihood of experiencing a change of ownership under these tax rules.

Since we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and most other deferred tax assets, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income from continuing operations primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance, as well as the impact of the change in the deferred tax asset valuation allowance.

Income tax expense (benefit) in the consolidated statements of operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were a benefit of $0.1 million in 2010, zero in 2009, and an expense of $1.0 million in 2008.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Independent Bank	$(27,049)	$(71,095)	$(92,551)
Mepco	(1,388)	(11,689)	10,729
Other (1)	11,823	(7,636)	(9,780)
Elimination	(95)	193	(62)
Net loss	$(16,709)	$(90,227)	$(91,664)
__________

(1)	Includes amounts relating to our parent company and certain insignificant operations. 2010 includes parent company's $18.1 million gain on extinguishment of debt.

The losses recorded by the bank over the past three years are primarily due to elevated provisions for loan losses, loan and collection costs and losses on other real estate. These credit related costs primarily reflect our levels of non-performing loans, ORE, other problem credits, and loan net charge-offs. (See “Portfolio Loans and asset quality.”) The reduced loss in 2010 principally reflects a decline in the provision for loan losses that was partially offset by a decrease in net interest income. 2008 bank results included a $50.0 million goodwill impairment charge. (See “Non-interest expense.”) In addition, the bank results included $5.7 million, $24.0 million and $27.6 million in 2010, 2009 and 2008, respectively, of income tax expense for a change in the valuation allowance against deferred tax assets. (See “Income tax expense (benefit).”)

The changes in Mepco’s net income or loss are due primarily to changes in the level of vehicle service counterparty contingencies expense as well as changes in its level of net interest income. In addition, 2009 results included a goodwill impairment charge of $16.7 million. (See “Non-interest expense.”) All of Mepco’s funding is provided by its parent company, Independent Bank, through an intercompany loan (that is eliminated in consolidation). The rate on this intercompany loan was increased to the Prime Rate (currently 3.25%) effective January 1, 2010. Prior to 2010, this intercompany loan was priced principally based on Brokered CD rates. Mepco might not be able to obtain such favorable funding costs on its own in the open market.

The significant change in “Other” in the Business Segments table above for 2010 compared to 2009 and 2008 is due primarily to the $18.1 million gain on the extinguishment of debt that was recorded at the parent company in the second quarter of 2010. In addition, interest expense at the parent company declined in the second half of 2010 due to the exchange of $41.4 million in liquidation amount of trust preferred securities for common stock on June 23, 2010.

FINANCIAL CONDITION

Summary. Our total assets declined to $2.54 billion at December 31, 2010 compared to $2.97 billion at December 31, 2009. The decline in total assets primarily reflects decreases in securities available for sale and loans, excluding loans held for sale (“Portfolio Loans”) that were partially offset by increases in cash and cash equivalents and in vehicle service contract counterparty receivables. Portfolio Loans decreased $486.3 million, or 21.1%, in 2010 as every category of loans declined. The decline in total assets and, in particular, Portfolio Loans, reflects our efforts to preserve regulatory capital ratios despite the adverse impact on capital of net losses over the past three years. Total deposits decreased by $313.9 million in 2010 principally as a result of a planned reduction in Brokered CDs.

Subordinated debentures totaled $50.2 million at December 31, 2010, compared to $92.9 million at December 31, 2009. This $42.7 million decline relates to the exchange of our common stock for certain trust preferred securities completed in June 2010 and the corresponding cancellation of the related subordinated debentures issued by our parent company.

Securities. We maintain diversified securities portfolios, which include obligations of the U.S. Treasury, U.S. government-sponsored agencies, securities issued by states and political subdivisions, corporate securities, mortgage-backed securities and other asset-backed securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed as follows, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”)

Securities available for sale declined during 2010 and 2009 because maturities and principal payments in the portfolio were not replaced with new purchases. Additionally, we sold municipal securities in 2010 and 2009 primarily because our current tax situation (net operating loss carryforward) negates the benefit of holding tax exempt securities. In 2010, we also sold certain agency and private-label residential mortgage-backed securities and bank trust preferred securities to augment our liquidity. (See “Liquidity and capital resources.”)

We recorded net impairment losses related to other than temporary impairment on securities available for sale of $0.5 million, $0.1 million, and $0.2 million in 2010, 2009, and 2008, respectively. The 2010 impairment charge primarily relates to two private label residential mortgage-backed securities. The 2009 impairment charge relates to a private label residential mortgage-backed security and trust preferred security issued by a small Michigan-based community bank. The 2008 impairment charge relates to this same trust preferred security. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2010	$72,312	$771	$5,219	$67,864
December 31, 2009	171,049	3,149	10,047	164,151

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

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

The senior management and board of directors of our bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and, in fact, we recorded a significant provision for loan losses in 2010, 2009 and 2008 as compared to prior historical levels.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	December 31,
	2010	2009
	(In thousands)
Real estate (1)
Residential first mortgages	$601,755	$684,567
Residential home equity and other junior mortgages	171,273	203,222
Construction and land development	68,022	69,496
Other (2)	484,019	585,988
Payment plan receivables	201,263	406,341
Commercial	155,322	187,110
Consumer	126,525	156,213
Agricultural	4,937	6,435
Total loans	$1,813,116	$2,299,372
__________

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Overall loan demand has slowed since 2007, reflecting weak economic conditions in Michigan. Further, it is our desire to reduce certain loan categories in order to preserve our regulatory capital ratios or for risk management reasons. For example, construction and land development loans have been declining because we are seeking to shrink this portion of our Portfolio Loans due to a generally poor economic climate for real estate development, particularly residential real estate. In addition, payment plan receivables declined in 2010 as we seek to reduce Mepco’s vehicle service contract payment plan business. (See “Non-interest expense.”) Further declines in Portfolio Loans may continue to adversely impact our future net interest income.

NON-PERFORMING ASSETS

	December 31,
	2010	2009	2008
	(Dollars in thousands)
Non-accrual loans	$66,652	$105,965	$122,639
Loans 90 days or more past due and still accruing interest	928	3,940	2,626
Total non-performing loans	67,580	109,905	125,265
Other real estate and repossessed assets	39,413	31,534	19,998
Total non-performing assets	$106,993	$141,439	$145,263

As a percent of Portfolio Loans
Non-performing loans	3.73%	4.78%	5.09%
Allowance for loan losses	3.75	3.55	2.35
Non-performing assets to total assets	4.22	4.77	4.91
Allowance for loan losses as a percent of non-performing loans	100.50	74.35	46.22

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2010
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$16,957	$96,855		$113,812
Non-performing TDR's(1)	7,814	16,616	(2)	24,430
Total	$24,771	$113,471		$138,242

	December 31, 2009
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$3,500	$68,461		$71,961
Non-performing TDR's(1)	-	14,937	(2)	14,937
Total	$3,500	$83,398		$86,898
__________

(1)	Included in non-performing loan table above.

(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $42.3 million, or 38.5%, in 2010 and by $15.4 million, or 12.3%, in 2009 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $113.8 million, or 6.28% of total Portfolio Loans, and $72.0 million, or 3.13% of total Portfolio Loans, at December 31, 2010 and 2009, respectively. The increase in performing TDRs in 2010 primarily reflects the modification of residential mortgage loans to assist borrowers experiencing financial difficulty where we believe such difficulty is temporary in nature and that the borrower can still repay the loan on a long-term basis.

ORE and repossessed assets totaled $39.4 million at December 31, 2010, compared to $31.5 million at December 31, 2009. This increase is primarily the result of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires. High foreclosure rates are evident nationwide, but Michigan has consistently had one of the higher foreclosure rates in the U.S. during the past few years. We believe that this high foreclosure rate is due to both weak economic conditions and declines in residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2010, we anticipate that our level of ORE and repossessed assets will likely remain at elevated levels for some period of time. An elevated level of non-performing assets adversely impacts our net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2010	2009	2008
	(In thousands)
Specific allocations	$24,925	$29,593	$16,788
Other adversely rated loans	8,168	14,481	9,511
Historical loss allocations	20,543	22,777	20,270
Additional allocations based on subjective factors	14,279	14,866	11,331
Total	$67,915	$81,717	$57,900

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

The first element reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial and mortgage loans are allocated allowance amounts using this first element. The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans (“non-watch credit”) we again determine a probability of default and loss given default in order to apply an allocation percentage. Commercial loans not falling under the first element are allocated allowance amounts using this second element. The third element is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually. Mortgage loans not falling under the first element as well as installment and payment plan receivables are allocated allowance amounts using this third element. The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios.

Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off commercial, homogenous residential mortgage, installment and payment plan receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded a credit of $0.3 million for its provision for loan losses in 2010 due primarily to a significant decline ($205.1 million, or 50.5%) in the balance of payment plan receivables. This compares to an expense for its provision for loan losses of $0.3 million and $0.04 million in 2009 and 2008, respectively. Mepco’s allowance for loan losses totaled $0.4 million and $0.8 million at December 31, 2010 and 2009, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contact is done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment.

The allowance for loan losses was $67.9 million, or 3.75% of total Portfolio Loans at December 31, 2010 compared to $81.7 million, or 3.55% of total Portfolio Loans at December 31, 2009. All four of the components of the allowance for loan losses outlined above declined in 2010 as compared to 2009. The allowance for loan losses related to specific loans decreased $4.7 million in 2010 due primarily to a decline in loss allocations on individual commercial credits. There was a $9.0 million increase in loss allocations (which totaled $17.5 million at December 31, 2010, compared to $8.6 million at December 31, 2009) for loans classified as TDR. This increase is due in part to a $34.6 million increase in the balance of TDR loans with an allocated allowance during 2010, which totaled $112.5 million at December 31, 2010, compared to $77.8 million at December 31, 2009. The allowance for loan losses related to other adversely rated loans decreased $6.3 million in 2010 primarily due to a decrease in the balance of such loans from $140.4 million at December 31, 2009 to $121.8 million at December 31, 2010, with the most significant decrease occurring in non-impaired substandard commercial loans with balances of over $1 million, which decreased $13.3 million from $19.5 million at December 31, 2009 to $6.2 million at December 31, 2010. The allowance allocation determined on these loans was reduced $4.7 million from $6.0 million at December 31, 2009 to $1.4 million at December 31, 2010. The allowance for loan losses related to historical losses decreased due to declines in loan balances, as total Portfolio Loans declined $486.3 million from $2.299 billion at December 31, 2009 to $1.813 billion at December 31, 2010. Finally, the allowance for loan losses related to subjective factors decreased slightly primarily due to the improvement in certain economic indicators used in computing this portion of the allowance.

During 2009 all four components of the allowance for loan losses increased as compared to 2008. The allowance for loan losses related to specific loans increased due to larger reserves on some individual credits even though total non-performing commercial loans had declined since year end 2008. The allowance for loan losses related to other adversely rated loans increased primarily due to changes in the mix of commercial loan ratings. The allowance for loan losses related to historical losses increased due to higher loan net charge-offs (which was partially offset by declines in loan balances). Finally, the allowance for loan losses related to subjective factors increased primarily due to weaker economic conditions in Michigan.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2010		2009		2008
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936
Additions (deductions)
Provision for loan losses	46,765	-	103,318	-	71,113	-
Recoveries credited to allowance	3,612	-	2,795	-	3,489	-
Loans charged against the allowance	(64,179)	-	(82,296)	-	(61,996)	-
Additions (deductions) included in non-interest expense	-	(536)	-	(286)	-	208
Balance at end of year	$67,915	$1,322	$81,717	$1,858	$57,900	$2,144

Net loans charged against the allowance to average Portfolio Loans	2.97%		3.28%		2.30%

The ratio of loan net charge-offs to average loans was 2.97% in 2010 (or $60.6 million) compared to 3.28% in 2009 (or $79.5 million). The decline in loan net charge-offs primarily reflects decreases of $16.0 million for commercial loans and $3.0 million for residential mortgage loans. These decreases in loan net charge-offs primarily reflect reduced levels of non-performing loans and some stabilization in collateral liquidation values. Loan net charge-off levels began to moderate in the second half of 2009 with $48.4 million in the first six months compared to $31.1 million in the last six months of that year. The majority of the loan net charge-offs in the first part of 2009 related to commercial loans and in particular several land or land development loans (due to significant drops in real estate values) and one large commercial credit (which defaulted in March 2009). Land and land development loans now total just $44.2 million (or 2.4% of total Portfolio Loans) and approximately one-half of these loans are already in non-performing or watch credit status and the entire portfolio has been carefully evaluated and an appropriate allowance or charge-off has been recorded. Further, the commercial loan portfolio is thoroughly analyzed each quarter through our credit review process and an appropriate allowance and provision for loan losses is recorded based on such review and in light of prevailing market conditions.

Deposits and borrowings. Historically, the loyalty of our customer base has allowed us to price deposits competitively, contributing to a net interest margin that compares favorably to our peers. However, we still face a significant amount of competition for deposits within many of the markets served by our branch network, which limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits.

To attract new core deposits, we have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to our bank and branch staff sales training. This program has historically generated increases in customer relationships. Over the past two to three years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. We view long-term core deposit growth as an important objective. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. As a result, funding Portfolio Loans with alternative sources of funds (as opposed to core deposits) may erode certain of our profitability measures, such as return on assets, and may also adversely impact our liquidity. (See “Liquidity and capital resources.”)

During the fourth quarter of 2009 we prepaid our estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $15.9 million and $22.0 million at December 31, 2010 and 2009, respectively, and will be expensed over the assessment period (through the fourth quarter of 2012). The actual expense over the assessment periods may be different from this prepaid amount due to various factors including variances in the estimated compared to the actual deposit balances and assessment rates used during each assessment period.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2010			2009
	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate
	(Dollars in thousands)
Brokered CDs(1)	$273,546	2.4 years	2.89%	$629,150	2.2 years	2.46%
Fixed-rate FHLB advances(1)	21,022	5.9 years	6.34	27,382	5.5 years	6.59
Variable-rate FHLB advances(1)	50,000	0.8 years	0.41	67,000	1.4 years	0.32
Securities sold under agreements to repurchase(1)	-			35,000	.9 years	4.42
Total	$344,568	2.4 years	2.74%	$758,532	2.2 years	2.51%
__________

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, such as pay-fixed interest-rate swaps.

Other borrowings, principally advances from the Federal Home Loan Bank (the “FHLB”) and securities sold under agreements to repurchase (“Repurchase Agreements”), totaled $71.0 million at December 31, 2010, compared to $131.2 million at December 31, 2009. The $60.2 million decrease in other borrowed funds principally reflects the payoff of FHLB borrowings and Repurchase Agreements with funds from the sale or maturity of securities available for sale and from the pay down of Portfolio Loans.

As described above, we rely on wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits to fund our business. As of December 31, 2010, our use of such wholesale funding sources amounted to approximately $344.6 million, or 14.8% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in our financial condition and operations. The continued availability to us of these funding sources is uncertain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity will be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. We may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

In addition, if we fail to remain “well-capitalized” (under federal regulatory standards), we will be prohibited from accepting or renewing Brokered CDs without the prior consent of the FDIC. At December 31, 2010, we had Brokered CDs of approximately $273.5 million, or 12.1% of total deposits. Of this amount $22.2 million mature during the next twelve months. As a result, any such restrictions on our ability to access Brokered CDs may have a material adverse impact on our business and financial condition.

Moreover, we cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are currently uninsured or those deposits that were in the FDIC Transaction Account Guarantee Program (“TAGP”), which expired on December 31, 2010, may be particularly susceptible to outflow, although the Dodd-Frank Act extended protection similar to that provided under the TAGP through December 31, 2012 for only non-interest bearing transaction accounts. At December 31, 2010 we had $156.9 million of uninsured deposits and an additional $139.0 million of deposits that were in non-interest bearing transaction accounts and fully insured through December 31, 2012 under the Dodd-Frank Act. A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations would be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008, in part because we could no longer get unsecured credit from our derivatives counterparties. At December 31, 2010, we had remaining interest-rate swaps with an aggregate notional amount of $20.0 million and interest rate caps with an aggregate notional amount of $5.0 million.

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

Our primary sources of funds include our deposit base, secured advances from the FHLB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CDs).

At December 31, 2010 we had $413.4 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers or are Brokered CDs that we expect to replace. Additionally $1.448 billion of our deposits at December 31, 2010 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. There can be no assurance that historical patterns of renewing time deposits or overall growth in deposits will continue in the future.

In particular, media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the FDIC announced several programs including increasing the deposit insurance limit from $100,000 to $250,000 at least until December 31, 2013 and providing unlimited deposit insurance for balances in non-interest bearing demand deposit and certain low interest rate transaction accounts until December 31, 2010 (see discussion of TAGP above). The Dodd-Frank Act makes the increase in the deposit insurance limit from $100,000 to $250,000 permanent and extends protection similar to that provided under the TAGP for only noninterest bearing transaction accounts through December 31, 2012. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite these moves by the FDIC and our proactive communications efforts, the potential outflow of deposits remains as a significant liquidity risk, particularly since our recent losses and our elevated level of non-performing assets have reduced some of the financial ratings of our bank that are followed by our larger deposit customers, such as municipalities. The outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

We have developed contingency funding plans that stress tests our liquidity needs that may arise from certain events such as an adverse change in our financial metrics (for example, credit quality or regulatory capital ratios). Our liquidity management also includes periodic monitoring that measures quick assets (defined generally as short-term assets with maturities less than 30 days and loans held for sale) to total assets; short-term liability dependence and basic surplus (defined as quick assets compared to short-term liabilities). Policy limits have been established for our various liquidity measurements and are monitored on a monthly basis. In addition, we also prepare cash flow forecasts that include a variety of different scenarios.

As a result of the liquidity risks described above and in “Deposits and borrowings” we have increased our level of overnight cash balances in interest-bearing accounts to $336.4 million at December 31, 2010 from $223.5 million at December 31, 2009. We have also issued longer-term (two to five years) callable Brokered CDs and reduced certain secured borrowings to increase available funding sources. We believe these actions will assist us in meeting our liquidity needs during 2011.

As described in greater detail below, we are deferring interest on our subordinated debentures and are not currently paying any dividends on our preferred or common stock. Interest on the subordinated debentures can continue to be deferred until the fourth quarter of 2014. Thus, the only use of cash at the parent company at the present time is for operating expenses. Because of the losses that our bank subsidiary has experienced and the bank’s regulatory capital requirements, we do not anticipate that the bank will be able to pay any dividends up to the parent company for at least the next two years. As a result, the only substantial near term source of cash to our parent company is under an equity line facility that is described in detail below. We believe that the available cash on hand as well as access to the equity line facility provide sufficient liquidity at the parent company to meet its operating expenses until the fourth quarter of 2014 (at which point the parent company can no longer defer interest on its subordinated debentures).

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2010.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$413,416	$237,238	$152,933	$733	$804,320
Other borrowings	44,260	5,364	7,240	14,168	71,032
Subordinated debentures	-	-	-	50,175	50,175
Operating lease obligations	1,455	2,388	1,964	4,338	10,145
Purchase obligations(2)	1,582	3,164	2,109	-	6,855
Total	$460,713	$248,154	$164,246	$69,414	$942,527
__________

(1)	Excludes approximately $1.2 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.

(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

CAPITALIZATION

	December 31,
	2010	2009
	(In thousands)
Subordinated debentures	$50,175	$92,888
Amount not qualifying as regulatory capital	(1,507)	(2,788)
Amount qualifying as regulatory capital	48,668	90,100
Shareholders’ equity
Preferred stock	75,700	69,157
Common stock	246,407	2,386
Capital surplus	-	223,095
Accumulated deficit	(189,902)	(169,098)
Accumulated other comprehensive loss	(13,120)	(15,679)
Total shareholders’ equity	119,085	109,861
Total capitalization	$167,753	$199,961

We have four special purpose entities that originally issued $90.1 million of cumulative trust preferred securities. On June 23, 2010, we exchanged 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities. As a result, at December 31, 2010, $48.7 million of cumulative trust preferred securities remained outstanding. These special purpose entities issued common securities and provided cash to our parent company that in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition at December 31, 2010 and 2009.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. Currently, at the parent company, $44.1 million of these securities qualify as Tier 1 capital. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits will not apply to our outstanding trust preferred securities.

In December 2008, we issued 72,000 shares of Series A, Fixed Rate Cumulative Perpetual Preferred Stock, with an original liquidation preference of $1,000 per share (“Series A Preferred Stock”), and a warrant to purchase 346,154 shares (at $31.20 per share) of our common stock (“Original Warrant”) to the UST in return for $72.0 million under the TARP CPP. Of the total proceeds, $68.4 million was originally allocated to the Series A Preferred Stock and $3.6 million was allocated to the Original Warrant (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Series A Preferred Stock was being accreted using an effective yield method over five years. The accretion had been recorded as part of the Series A Preferred Stock dividend.

On April 16, 2010, we exchanged the Series A Preferred Stock (including accumulated but unpaid dividends) for 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the exchange agreement, we also agreed to amend and restate the terms of the Original Warrant and issued an Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018. The Series B Preferred Stock and the Amended Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. We did not receive any cash proceeds from the issuance of the Series B Preferred Stock or the Amended Warrant. In general, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was held by the UST, except that the Series B Preferred Stock is convertible into our common stock.

The Series B Preferred Stock qualifies as Tier 1 regulatory capital and pays cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and at a rate of 9% per annum thereafter. The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, our authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid. Assuming we continue to defer dividends on these shares of Series B Preferred Stock, the UST would have the right to appoint two directors to our board in the third quarter of 2011.

Under the terms of the Series B Preferred Stock, the UST (and any subsequent holder of the Series B Preferred Stock) has the right to convert the Series B Preferred Stock into our common stock at any time. In addition, we will have the right to compel a conversion of the Series B Preferred Stock into common stock, subject to the following conditions:

(i) we shall have received all appropriate approvals from the Board of Governors of the Federal Reserve System;

(ii) we shall have issued our common stock in exchange for at least $40.0 million aggregate original liquidation amount of the trust preferred securities issued by our trust subsidiaries, IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (this was accomplished on June 23, 2010);

(iii) we shall have closed one or more transactions (on terms reasonably acceptable to the UST, other than the price per share of common stock) in which investors, other than the UST, have collectively provided a minimum aggregate amount of $100 million in cash proceeds to us in exchange for our common stock; and

(iv) we shall have made the anti-dilution adjustments to the Series B Preferred Stock, if any, required by the terms of the Series B Preferred Stock.

If converted by the holder or by us pursuant to either of the above-described conversion rights, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $7.234, which was the market price of our common stock at the time the exchange agreement was signed (as such market price was determined pursuant to the terms of the Series B Preferred Stock), referred to as the "Conversion Rate," provided that such Conversion Rate is subject to certain anti-dilution adjustments.

Unless earlier converted by the holder or by us as described above, the Series B Preferred Stock will convert into shares of our common stock on a mandatory basis on the seventh anniversary (April 16, 2017) of the issuance of the Series B Preferred Stock. In any such mandatory conversion, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of our common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock).

At the time any shares of Series B Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the Series B Preferred Stock being converted in cash or, at our option, in shares of our common stock, in which case the number of shares to be issued will be equal to the amount of accrued and unpaid dividends to be paid in common stock divided by the market value of our common stock at the time of conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock). Accrued and unpaid dividends on the Series B Preferred Stock totalled $2.7 million at December 31, 2010 (or approximately $36 per share).

The maximum number of shares of our common stock that may be issued upon conversion of all shares of the Series B Preferred Stock and any accrued dividends on Series B Preferred Stock is 14.4 million, unless we receive shareholder approval to issue a greater number of shares.

The Series B Preferred Stock may be redeemed by us, subject to the approval of the Board of Governors of the Federal Reserve System, at any time, in an amount up to the cash proceeds (minimum of approximately $18.6 million) from qualifying equity offerings of common stock (plus any net increase to our retained earnings after the original issue date). If the Series B Preferred Stock is redeemed prior to the first dividend payment date falling on or after the second anniversary of the original issue date, the redemption price will be equal to the $1,000 liquidation amount per share plus any accrued and unpaid dividends. If the Series B Preferred Stock is redeemed on or after such date, the redemption price will be the greater of (a) the $1,000 liquidation amount per share plus any accrued and unpaid dividends and (b) the product of the applicable Conversion Rate (as described above) and the average of the market prices per share of our common stock (as such market price is determined pursuant to the terms of the Series B Preferred Stock) over a 20 trading day period beginning on the trading day immediately after we give notice of redemption to the holder (plus any accrued and unpaid dividends). In any redemption, we must redeem at least 25% of the number of shares of Series B Preferred Stock originally issued to the Treasury, unless fewer of such shares are then outstanding (in which case all of the Series B Preferred Stock must be redeemed).

In connection with the issuance of the Series B Preferred Stock, on April 16, 2010, we amended our Articles of Incorporation to designate the Series B Preferred Stock, and to specify the preferences and rights of that series, including the relevant provisions described above.

The Amended Warrant is exercisable, in whole or in part, by the UST (and any subsequent holder of the Amended Warrant), at any time or from time to time after April 16, 2010, but in no event later than December 12, 2018. The exercise price ($7.234) and the number of shares (346,154) provided for in the Amended Warrant are both subject to anti-dilution adjustments. Because of these anti-dilution features in the Amended Warrant, we concluded that the Amended Warrant was not indexed to our common stock and therefore the Amended Warrant should be accounted for as a derivative and recorded at fair value in accrued expenses and other liabilities. Subsequent changes in the fair value of the Amended Warrant are recorded in other non-interest income.

In the fourth quarter of 2009, we took certain actions to improve our regulatory capital ratios and preserve capital and liquidity. Beginning in November of 2009, we eliminated the $0.10 per share quarterly cash dividend on our common stock. In addition, we suspended payment of quarterly dividends on the preferred stock held by the UST. The cash dividends payable to the UST on the Series B Preferred Stock amount to approximately $3.7 million per year until December of 2013, at which time they would increase to approximately $6.7 million per year. Also beginning in December of 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries. As a result, all quarterly dividends on the related trust preferred securities were also deferred. Based on current dividend rates, the cash dividends on all outstanding trust preferred securities as of December 31, 2010, amount to approximately $2.1 million per year. Accrued and unpaid dividends on trust preferred securities at December 31, 2010 and 2009 were $2.3 million and $1.2 million, respectively. These actions have preserved cash at our parent company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Dividends from the bank are restricted by federal and state law and are further restricted by the board resolutions adopted in December 2009, and described herein.

We do not have any current plans to resume dividend payments on our outstanding trust preferred securities or the outstanding shares of any preferred stock. We do not know if or when any such payments will resume.

The terms of the subordinated debentures and trust indentures (the “Indentures”) related to our trust preferred securities allow us to defer payment of interest at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. We are not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.

So long as any shares of the Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend whatsoever may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B Preferred Stock for all prior dividend periods, other than purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of employee benefit plans in the ordinary course of business and consistent with past practice; pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation; any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan, redemptions or repurchases of rights pursuant to any shareholders’ rights plan; acquisition of record ownership of common stock or other junior stock or parity stock for the beneficial ownership of any other person who is not us or one of our subsidiaries, including as trustee or custodian; and the exchange or conversion of common stock or other junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before April 2, 2010 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

During the deferral period on the Indentures and Series B Preferred Stock, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock.

Shareholders’ equity applicable to common stock increased to $43.4 million at December 31, 2010 from $40.7 million at December 31, 2009. Our tangible common equity (“TCE”) totaled $34.4 million and $30.4 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 1.36% at December 31, 2010 compared to 1.03% at December 31, 2009. We have taken various steps in order to maintain and improve our TCE and regulatory capital ratios as described below. Although our subsidiary bank’s regulatory capital ratios remain at levels above “well capitalized” standards, because of the losses that we have incurred, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we have taken the following actions to maintain and improve our regulatory capital ratios and preserve liquidity at our parent company level:

•	Eliminated our cash dividend on our common stock;

•	Deferred the dividends on our preferred stock;

•	Deferred the dividends on our subordinated debentures;

•	Exchanged the Series A Preferred Stock for Series B Preferred Stock in April 2010; and

•
Completed the exchange of 5.1 million shares of our common stock for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities in June 2010.

The actions taken with respect to the payment of dividends on our capital instruments as described above will preserve cash at our parent company as we do not expect our bank subsidiary to be able to pay any cash dividends in the near term. Although there are no specific regulations restricting dividend payments by bank holding companies (other than state corporate laws) the Federal Reserve Bank (“FRB”), our primary federal regulator, has issued a policy statement on cash dividend payments. The FRB’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.”

In December 2009, the Board of Directors of our parent company adopted resolutions (as subsequently amended) that impose the following restrictions:

•
We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

•	We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•	We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•	We will not rescind or materially modify any of these limitations without notice to the FRB and the OFIR.

In December 2009, the Board of Directors of our subsidiary bank adopted resolutions (as subsequently amended) designed to enhance certain aspects of the bank’s performance and, most importantly, to improve the bank’s capital position. These resolutions require the following:

•	The adoption by the bank of a capital restoration plan as described below;

•
The enhancement of the bank’s documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•	The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•	Additional reporting to the bank’s Board of Directors regarding initiatives and plans pursued by management to improve the bank’s risk management practices;

•	Prior approval of the FRB and the OFIR for any dividends or distributions to be paid by the bank to Independent Bank Corporation; and

•	Notice to the FRB and the OFIR of any rescission of or material modification to any of these resolutions.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the bank’s condition and operations that we believe most require our focus at this time. It is very possible that if we had not adopted these resolutions, the FRB and the OFIR may have imposed similar requirements on us through a memorandum of understanding or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if we are unable to substantially comply with the resolutions set forth above in the near future and if our financial condition and performance do not improve, we may face additional regulatory scrutiny and restrictions in the form of a written agreement or similar undertaking imposed by the regulators.

Subsequent to the adoption of the resolutions described above, the bank adopted the capital restoration plan required by the resolutions (the “Capital Plan”) and submitted such Capital Plan to the FRB and the OFIR. This Capital Plan is described in more detail below. Other than fully implementing such Capital Plan and achieving the minimum capital ratios set forth in the resolutions, we believe we have already taken appropriate actions to fully comply with these board resolutions.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the board resolutions adopted in December 2009 (as subsequently amended). As of December 31, 2010, our bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards. However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2010, the minimum capital ratios imposed by the board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards. As of December 31, 2010, our bank’s Total Capital to Risk-Weighted Assets ratio exceeded the target of 11%.

	Independent Bank Actual as of December 31, 2010	Minimum Ratios Established by Our Board	Required to be Well-Capitalized
Total Capital to Risk-Weighted Assets	11.06%	11.00%	10.00%
Tier 1 Capital to Average Total Assets	6.58%	8.00%	5.00%

The Capital Plan (as modified during 2010) sets forth an objective of achieving these minimum capital ratios as soon as practicable and maintaining such capital ratios through at least the end of 2012.

The Capital Plan includes projections prepared by the bank's management that reflect forecasted financial data through 2013. At the present time, based on these forecasts and our expectations, we believe that our bank can remain above “well-capitalized” for regulatory purposes, even without additional capital, primarily because of a further decline in total assets (principally loans) and in 2012 attain the bank regulatory capital ratios required by the Capital Plan. We do anticipate incurring a net loss in 2011, reflecting continued elevated credit costs (in particular the provision for loan losses, losses on ORE and loan and collection costs) and a decline in net interest income (due to a decrease in total interest-earning assets). We expect such credit costs to abate sufficiently so that we can return to profitability in 2012. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco related to the collection of vehicle service contract counterparty receivables (see "Non-interest expense"). Because of such uncertainties, it is possible that our bank may not be able to remain well-capitalized as we work through asset quality issues and seek to return to consistent profitability. Any significant deterioration in or inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In anticipation of the capital raising initiatives described in the Capital Plan, we engaged an independent third party to perform a due diligence review (a "stress test") on our commercial loan portfolio and a separate independent third party to perform a similar review of our retail loan portfolio. These independent stress tests were concluded in January 2010. Each analysis included different scenarios based on expectations of future economic conditions. We engaged these independent reviews in order to ensure that the similar analyses we had performed internally in 2009, on which we based our original Capital Plan projections for future expected loan losses and our need for additional capital, were reasonable and did not materially understate our projected loan losses. Our actual level of loan losses in 2010 was significantly lower than the stress test projections for the commercial loan portfolio and was in line with the stress test projections for the retail loan portfolio. Our updated Capital Plan projections for 2011, 2012 and 2013 take into account a variety of factors related to our Portfolio Loans, but in general, anticipate declining levels of loan loss provisions, loan and collection costs and losses on ORE. These projections also anticipate a significant decline in vehicle service contract counterparty contingency expenses at Mepco.

Our Capital Plan also outlines various contingency plans in case we do not succeed in meeting the required minimum capital ratios. These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or other operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented, and a sale of the bank. These contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to attain the required minimum capital ratios described above.

In light of our continued improvements in asset quality and other positive indicators, including the above described financial projections, we are reevaluating our alternatives in connection with the above-referenced Capital Plan, including the size and timing of any common stock offering. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the UST.

In addition to the measures outlined in the Capital Plan, on July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price would be at a 5% discount to the market price of our common stock at the time of the draw (as such market price is determined pursuant to the terms of the Investment Agreement). During the fourth quarter of 2010, we sold 345,177 shares of our common stock to Dutchess for net proceeds of $0.5 million. In order to comply with Nasdaq rules, we would need shareholder approval to sell more than approximately 1.2 million more shares to Dutchess pursuant to the Investment Agreement. We intend to seek such shareholder approval at our 2011 annual shareholder meeting so that we have additional flexibility to take advantage of this contingent source of liquidity.

Our bank holding company and our bank subsidiary both remain “well capitalized” (as defined by banking regulations) at December 31, 2010.

Bank Capital Ratios

	December 31,		Minimum Ratio for Adequately Capitalized Institutions	Minimum Ratio for Well Capitalized Institutions
	2010	2009
Tier 1 capital to average assets	6.58%	6.72%	4.00%	5.00%
Tier 1 risk-based capital	9.77	9.08	4.00	6.00
Total risk-based capital	11.06	10.36	8.00	10.00

Total shareholders’ equity at December 31, 2010 increased by $9.2 million from December 31, 2009, due primarily to our exchange of common stock for trust preferred securities as described above, which was partially offset by our net loss of $16.7 million in 2010. Shareholders’ equity totaled $119.1 million, equal to 4.70% of total assets at December 31, 2010. At December 31, 2009, shareholders’ equity was $109.9 million, which was equal to 3.70% of total assets.

Asset/liability management. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers’ rights to prepay fixed-rate loans, also create interest-rate risk.

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2010
200 basis point rise	$170,700	13.57%	$104,400	1.85%
100 basis point rise	159,000	5.79	102,100	(0.39)
Base-rate scenario	150,300	-	102,500	-
100 basis point decline	156,200	3.93	101,900	(0.59)
200 basis point decline	145,100	(3.46)	99,300	(3.12)

December 31, 2009
200 basis point rise	$160,500	16.14%	$134,000	2.52%
100 basis point rise	150,400	8.83	131,300	0.46
Base-rate scenario	138,200	-	130,700	-
100 basis point decline	128,100	(7.31)	129,900	(0.61)
200 basis point decline	126,300	(8.61)	128,900	(1.38)
__________

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

Accounting Standards Update. See note 1 in the accompanying notes to consolidated financial statements included elsewhere in this report for details on recently issued accounting pronouncements and their impact on our financial statements.

Management plans and expectations. Elevated credit costs, including our provision for loan losses, loan and collection costs, and losses on ORE, and in 2009 and 2010, losses related to vehicle service contract counterparty contingencies, have resulted in substantial losses over the past three years and reduced our capital. Management continues to focus on reducing non-performing assets and returning the organization to consistent profitability as soon as possible. Management believes meaningful progress was made on these objectives in 2010. Further, as discussed above, we have adopted a Capital Plan, which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. At the present time, based on our current forecasts and expectations, we believe that our bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of a projected further decline in total assets (principally loans). As a result of these expectations with respect to the bank’s regulatory capital ratios, and in light of our continued improvements in asset quality and other positive indicators, we are reevaluating our alternatives in connection with the timing and size of any common stock offering. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the UST.

FAIR VALUATION OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 820 - “Fair Value Measurements and Disclosures” (“FASB ASC topic 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

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

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our consolidated financial condition or results of operation.

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for other than temporary impairment of investment securities, the allowance for loan losses, originated mortgage loan servicing rights, vehicle service contract payment plan counterparty contingencies, and income taxes are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment was at the forefront of discussions within the accounting profession during 2008 and 2009 because of the dislocation of the credit markets that occurred. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard strikes the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net impairment charges for other than temporary impairment of $0.5 million, $0.1 million, and $0.2 million in 2010, 2009 and 2008, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2010 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $4.4 million (compared to $6.9 million at December 31, 2009). This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of probable incurred losses in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the probable incurred losses in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded over the past three years.

At December 31, 2010 we had approximately $14.7 million of capitalized mortgage loan servicing rights capitalized on our consolidated statement of financial condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded increases in the valuation allowance on capitalized mortgage loan servicing rights of $0.9 million and $4.3 million in 2010 and 2008, respectively, compared to a decrease in such valuation allowance of $2.3 million in 2009. Nearly all of our mortgage loans serviced for others are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our bank were to fall below “well capitalized” (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our consolidated financial condition and results of operations.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our consolidated statements of financial condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $18.6 million, $31.2 million, and $1.0 million in 2010, 2009, and 2008, respectively) are titled “vehicle service contract counterparty contingencies” in our consolidated statements of operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded over the past three years.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2010 we had gross deferred tax assets of $72.8 million, gross deferred tax liabilities of $6.2 million and a valuation allowance of $65.8 million resulting in a net deferred tax asset of $0.8 million. The valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings. We are required to assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with this standard, we reviewed our deferred tax assets and determined that based upon a number of factors including our generally declining operating performance since 2005, our net losses, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million initial valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. In 2010 and 2009, we recorded additional valuation allowances of $5.7 million and $24.0 million, respectively. We had recorded no valuation allowance on our net deferred tax asset prior to 2008 because we believed that the tax benefits associated with this asset would more likely than not, be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

At December 31, 2010 and 2009 we had no remaining goodwill. Prior to January 1, 2010, we tested our goodwill for impairment and our accounting for goodwill was a critical accounting policy.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2010 and 2009, and the related statements of operations, shareholders' equity, comprehensive loss and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
March 10, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2010	2009
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$48,933	$65,214
Interest bearing deposits	336,441	223,522
Cash and Cash Equivalents	385,374	288,736
Trading securities	32	54
Securities available for sale	67,864	164,151
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,630	27,854
Loans held for sale, carried at fair value	50,098	34,234
Loans
Commercial	707,530	840,367
Mortgage	658,679	749,298
Installment	245,644	303,366
Payment plan receivables	201,263	406,341
Total Loans	1,813,116	2,299,372
Allowance for loan losses	(67,915)	(81,717)
Net Loans	1,745,201	2,217,655
Other real estate and repossessed assets	39,413	31,534
Property and equipment, net	68,359	72,616
Bank owned life insurance	47,922	46,514
Other intangibles	8,980	10,260
Capitalized mortgage loan servicing rights	14,661	15,273
Prepaid FDIC deposit insurance assessment	15,899	22,047
Vehicle service contract counterparty receivables, net	37,270	5,419
Accrued income and other assets	30,545	29,017
Total Assets	$2,535,248	$2,965,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$451,856	$334,608
Savings and NOW	995,662	1,059,840
Retail time	530,774	542,170
Brokered time	273,546	629,150
Total Deposits	2,251,838	2,565,768
Other borrowings	71,032	131,182
Subordinated debentures	50,175	92,888
Vehicle service contract counterparty payables	11,739	21,309
Accrued expenses and other liabilities	31,379	44,356
Total Liabilities	2,416,163	2,855,503

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; issued and outstanding:
At December 31, 2010: Series B, 74,426 shares, $1,036 liquidation preference per share	75,700	-
At December 31, 2009: Series A, 72,000 shares, $1,000 liquidation preference per share	-	69,157
Common stock, no par value at December 31, 2010, and $1.00 par value at December 31, 2009--authorized: 500,000,000 shares at December 31, 2010, and 60,000,000 shares at December 31, 2009; issued and outstanding: 7,860,483 shares at December 31, 2010, and 2,402,851 shares at December 31, 2009	246,407	2,386
Capital surplus	-	223,095
Accumulated deficit	(189,902)	(169,098)
Accumulated other comprehensive loss	(13,120)	(15,679)
Total Shareholders’ Equity	119,085	109,861
Total Liabilities and Shareholders’ Equity	$2,535,248	$2,965,364

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$142,282	$177,948	$186,747
Interest on securities
Taxable	3,052	6,333	8,467
Tax-exempt	1,932	3,669	7,238
Other investments	1,585	1,106	1,284
Total Interest Income	148,851	189,056	203,736
INTEREST EXPENSE
Deposits	28,164	35,405	46,697
Other borrowings	9,034	15,128	26,890
Total Interest Expense	37,198	50,533	73,587
Net Interest Income	111,653	138,523	130,149
Provision for loan losses	46,765	103,318	71,113
Net Interest Income After Provision for Loan Losses	64,888	35,205	59,036
NON-INTEREST INCOME
Service charges on deposit accounts	21,511	24,370	24,223
Net gains (losses) on assets
Mortgage loans	12,330	10,860	5,181
Securities	1,639	3,826	(14,795)
Other than temporary loss on securities available for sale
Total impairment loss	(462)	(4,073)	(166)
Loss recognized in other comprehensive loss	-	3,991	-
Net impairment loss recognized in earnings	(462)	(82)	(166)
Interchange income	8,257	7,064	6,556
Mortgage loan servicing	(523)	2,252	(2,071)
Title insurance fees	2,037	2,272	1,388
Gain on extinguishment of debt	18,066	-	-
Other	8,958	9,239	10,233
Total Non-interest Income	71,813	59,801	30,549
NON-INTEREST EXPENSE
Compensation and employee benefits	51,711	53,003	55,179
Vehicle service contract counterparty contingencies	18,633	31,234	966
Loan and collection	15,323	14,727	9,431
Occupancy, net	11,016	11,092	11,852
Net loss on other real estate and repossessed assets	9,722	8,554	4,349
Data processing	9,554	9,528	7,976
FDIC deposit insurance	6,805	7,328	1,988
Furniture, fixtures and equipment	6,540	7,159	7,074
Credit card and bank service fees	5,790	6,608	4,818
Advertising	2,712	5,696	5,534
Goodwill impairment	-	16,734	50,020
Costs (recoveries) related to unfunded lending commitments	(536)	(286)	208
Other	17,730	17,066	18,791
Total Non-interest Expense	155,000	188,443	178,186
Loss Before Income Tax	(18,299)	(93,437)	(88,601)
Income tax expense (benefit)	(1,590)	(3,210)	3,063
Net Loss	$(16,709)	$(90,227)	$(91,664)
Preferred stock dividends and discount accretion	4,095	4,301	215
Net Loss Applicable to Common Stock	$(20,804)	$(94,528)	$(91,879)
Net loss per common share
Basic	$(4.09)	$(39.60)	$(39.98)
Diluted	$(4.09)	$(39.60)	$(39.98)
Cash dividends declared per common share	$-	$0.30	$1.40

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock	Common Stock	Capital Surplus	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands, except share and per share amounts)

Balances at December 31, 2007	$-	$2,260	$215,643	$22,770	$(171)	$240,502
Net loss for 2008	-	-	-	(91,664)	-	(91,664)
Cash dividends
Common, declared - $1.40 per share	-	-	-	(3,222)	-	(3,222)
Preferred, 5%	-	-	-	(180)	-	(180)
Issuance of Series A preferred stock	68,421	-	-	-	-	68,421
Issuance of common stock warrants	-	-	3,579	-	-	3,579
Issuance of 17,198 shares of common stock	-	17	1,391	-	-	1,408
Share based compensation	-	4	584	-	-	588
Repurchase and retirement of 1,729 shares of common stock	-	(2)	2	-	-	-
Accretion of preferred stock discount	35	-	-	(35)	-	-
Reclassification adjustment upon adoption of the fair value option	-	-	-	(1,518)	1,518	-
Net change in accumulated other comprehensive income (loss), net of no related tax effect	-	-	-	-	(24,555)	(24,555)
Balances at December 31, 2008	68,456	2,279	221,199	(73,849)	(23,208)	194,877
Net loss for 2009	-	-	-	(90,227)	-	(90,227)
Cash dividends
Common, declared - $.30 per share	-	-	-	(721)	-	(721)
Preferred, 5%	-	-	-	(3,600)	-	(3,600)
Issuance of 103,211 shares of common stock	-	103	1,091	-	-	1,194
Share based compensation	-	6	803	-	-	809
Repurchase and retirement of 1,759 shares of common stock	-	(2)	2	-	-	-
Accretion of preferred stock discount	701	-	-	(701)	-	-
Net change in accumulated other comprehensive income (loss), net of $4.1 million related tax effect	-	-	-	-	7,529	7,529
Balances at December 31, 2009	69,157	2,386	223,095	(169,098)	(15,679)	109,861
Net loss for 2010	-	-	-	(16,709)	-	(16,709)
Reclassification upon removal of par value on common stock	-	223,095	(223,095)	-	-	-
Dividends on Preferred, 5%	2,658	-	-	(3,734)	-	(1,076)
Retirement of Series A preferred stock	(69,364)	-	-	-	-	(69,364)
Retirement of common stock warrants	-	(3,579)	-	-	-	(3,579)
Issuance of Series B preferred stock	72,888	-	-	-	-	72,888
Issuance of 5,454,669 shares of common stock	-	23,963	-	-	-	23,963
Share based compensation	-	542	-	-	-	542
Accretion of preferred stock discount	361	-	-	(361)	-	-
Net change in accumulated other comprehensive income (loss), net of $1.4 million related tax effect	-	-	-	-	2,559	2,559
Balances at December 31, 2010	$75,700	$246,407	$-	$(189,902)	$(13,120)	$119,085

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	2010	2009	2008
	(In thousands)
Net loss	$(16,709)	$(90,227)	$(91,664)
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	(163)	8,721	(19,626)
Change in unrealized losses on securities available for sale for which a portion of other than temporary impairment has been recognized in earnings	1,755	(2,594)	-
Net change in unrealized gain (loss) on derivative instruments	205	1,402	(4,929)
Reclassification adjustment for accretion on settled derivative instruments	762	-	-
Comprehensive Loss	$(14,150)	$(82,698)	$(116,219)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Net Loss	$(16,709)	$(90,227)	$(91,664)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FROM (USED IN) OPERATING ACTIVITIES
Proceeds from sales of trading securities	-	2,827	2,688
Proceeds from sales of loans held for sale	493,272	551,977	271,715
Disbursements for loans held for sale	(496,806)	(545,548)	(260,177)
Provision for loan losses	46,765	103,318	71,113
Deferred federal income tax expense (benefit)	(1,533)	2,146	10,936
Deferred loan fees	420	(439)	(649)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(27,720)	(43,337)	(22,778)
Net gains on sales of mortgage loans	(12,330)	(10,860)	(5,181)
Net (gains) losses on securities	(1,639)	(3,826)	14,795
Securities impairment recognized in earnings	462	82	166
Net loss on other real estate and repossessed assets	9,722	8,554	4,349
Vehicle service contract counterparty contingencies	18,633	31,234	966
Gain on extinguishment of debt	(18,066)	-	-
Goodwill impairment	-	16,734	50,020
Share based compensation	542	809	588
(Increase) decrease in accrued income and other assets	397	(21,083)	(523)
Increase (decrease) in accrued expenses and other liabilities	1,928	2,014	(3,162)
Total Adjustments	14,047	94,602	134,866
Net Cash From (Used in) Operating Activities	(2,662)	4,375	43,202
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	96,648	43,525	80,348
Proceeds from the maturity of securities available for sale	44,170	8,345	29,979
Principal payments received on securities available for sale	14,137	27,326	21,775
Purchases of securities available for sale	(55,150)	(15,806)	(22,826)
Purchase of Federal Home Loan Bank Stock	-	-	(6,224)
Redemption of Federal Home Loan Bank Stock	2,247	-	-
Redemption of Federal Reserve Bank Stock	1,977	209	-
Net decrease in portfolio loans (loans originated, net of principal payments)	347,574	76,866	12,813
Proceeds from the collection of vehicle service contract counterparty receivables	15,863	-	-
Proceeds from the sale of other real estate	20,455	15,162	5,985
Capital expenditures	(4,429)	(7,995)	(8,128)
Net Cash From Investing Activities	483,492	147,632	113,722
CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(313,930)	499,289	(438,826)
Net increase (decrease) in other borrowings and federal funds purchased	(36,791)	(191,722)	135,039
Proceeds from Federal Home Loan Bank advances	33,000	242,524	824,101
Payments of Federal Home Loan Bank advances	(56,359)	(462,356)	(770,395)
Net increase (decrease) in vehicle service contract counterparty payables	(9,570)	(5,327)	10,291
Extinguishment of debt, net	(1,005)	-	-
Proceeds from issuance of common stock	463	-	51
Dividends paid	-	(3,384)	(7,769)
Proceeds from issuance of preferred stock	-	-	68,421
Proceeds from issuance of common stock warrants	-	-	3,579
Repayment of long-term debt	-	-	(3,000)
Net Cash From (Used in) Financing Activities	(384,192)	79,024	(178,508)
Net Increase (Decrease) in Cash and Cash Equivalents	96,638	231,031	(21,584)
Cash and Cash Equivalents at Beginning of Year	288,736	57,705	79,289
Cash and Cash Equivalents at End of Year	$385,374	$288,736	$57,705
Cash paid during the year for
Interest	$38,095	$50,420	$79,714
Income taxes	513	335	877
Transfer of loans to other real estate	38,056	35,252	20,609
Transfer of payment plan receivables to vehicle service contract counterparty receivables	77,457	20,831	2,038
Issuance of common stock in exchange for subordinated debentures	23,502	-	-
Subordinated debentures exchanged for common stock	42,713	-	-
Retirement of Series A Preferred Stock	69,364	-	-
Retirement of common stock warrants	3,579
Issuance of Series B Preferred Stock	72,888	-	-
Issuance of common stock warrants	1,704
Transfer of loans to held for sale	-	2,200	-

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the assessment for other than temporary impairment (“OTTI”) on investment securities, the determination of the allowance for loan losses, the determination of vehicle service contract counterparty contingencies, the valuation of originated mortgage loan servicing rights and the valuation of deferred tax assets. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our bank subsidiary transacts business in the single industry of commercial banking. Our bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). Subject to established underwriting criteria, our bank subsidiary also used to participate in commercial lending transactions with certain non-affiliated banks and used to purchase real estate mortgage loans from third-party originators. At December 31, 2010, 73.1% of our bank’s loan portfolio was secured by real estate.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions, for short-term borrowings and for vehicle service contract counterparty payables.

INTEREST BEARING DEPOSITS – Interest bearing deposits consist of overnight deposits with the Federal Reserve Bank (“FRB”).

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2010 and 2009. Fair value adjustments as well as realized gains and losses, are recorded in current earnings. We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on servicing rights are included in mortgage loan servicing in the consolidated statements of operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2010 and 2009. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income or loss.

We evaluate securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. In general the accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower’s capacity to repay the loan and collateral values appear insufficient for each loan class. However, loans may be placed on non-accrual status regardless of whether or not such loans are considered past due if, in management’s opinion, the borrower is unable to meet payment obligations as they become due or as required by regulatory provisions. All interest accrued but not received for all loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status for all classes in the commercial and installment loan segments is based on the actual number of days past due as required by the contractual terms of the loan agreement while delinquency status for mortgage loan segment classes is based on the number of payments past due.

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

PAYMENT PLAN RECEIVABLE REVENUE RECOGNITION — Payment plan receivables are acquired by our Mepco segment at a discount and reported net of this discount in the consolidated statements of financial condition. This discount is accreted into interest and fees on loans over the life of the receivable computed on a level-yield method. All classes of payment plan receivables that have canceled and are 90 days or more past due as required by the contractual terms of the payment plan are classified as non-accrual.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The first element reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial and mortgage loans are allocated allowance amounts using this first element. The second element reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans (“non-watch credit”) we again determine a probability of default and loss given default in order to apply an allocation percentage. Commercial loans not falling under the first element are allocated allowance amounts using this second element. The third element is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually. Mortgage loans not falling under the first element as well as installment and payment plan receivables are allocated allowance amounts using this third element. The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the unpredictability necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios.

Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off commercial, homogenous residential mortgage, installment and payment plan receivable loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. Those loans included in each mortgage loan class whose terms have been modified and considered a troubled debt restructuring are also impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructured (“TDR”) loans are generally measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan.

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

OTHER INTANGIBLE ASSETS — Other intangible assets consist of core deposits. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 7 to 15 years.

VEHICLE SERVICE CONTRACT COUNTERPARTY RECEIVABLES, NET — These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected.

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

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE — Securities sold under agreements to repurchase (“repurchase agreements”) are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The securities pledged to secure the repurchase agreements remain in the securities portfolio.

VEHICLE SERVICE CONTRACT COUNTERPARTY PAYABLES — Vehicle service contract counterparty payables represent amounts owed to insurance companies or other counterparties for vehicle service contract payment plans purchased by us. The vehicle service contract counterparty payable becomes due in accordance with the terms of the specific contract between Mepco and the counterparty. Typically these terms require payment after Mepco has received one or two payments from the consumer on the payment plan receivable.

COMMITMENTS TO EXTEND CREDIT AND RELATED FINANCIAL INSTRUMENTS — Financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated statements of financial condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. In general, we use a similar methodology to estimate our liability for these off-balance sheet credit exposures as we do for our allowance for loan losses. For commercial related commitments, we estimate liability using our loan rating system and for mortgage and installment commitments we estimate liability principally upon historical loss experience. Our estimated liability for off balance sheet commitments is included in accrued expenses and other liabilities in our consolidated statements of financial condition and any charge or recovery is recorded in non-interest expenses in our consolidated statements of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on our consolidated statement of financial condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

We record the fair value of cash-flow hedging instruments (“Cash Flow Hedges”) in accrued income and other assets and accrued expenses and other liabilities. On an ongoing basis, we adjust our consolidated statement of financial condition to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income (loss) and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily variable-rate debt obligations) affect earnings. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges is immediately recognized as interest expense.

We also record fair-value hedging instruments (“Fair Value Hedges”) at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust our consolidated statement of financial condition to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on our consolidated statement of financial condition and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently in earnings.

When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on our consolidated statement of financial condition at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on our consolidated statement of financial condition at its fair value, and gains and losses that were included in accumulated other comprehensive loss are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on our consolidated statement of financial condition and recognize any subsequent changes in its fair value in earnings.

When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.

COMPREHENSIVE LOSS – Comprehensive loss consists of net loss, unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized loss on securities available for sale reflects net gains reclassified into earnings of $1.2 million and $2.8 million in 2010 and 2009, respectively and reflects net losses reclassified into earnings of $4.6 million in 2008. The reclassification of these amounts from comprehensive loss resulted in no income tax expense or benefit due to a full valuation allowance against our deferred tax assets.

LOSS PER COMMON SHARE – Basic and diluted loss per common share is computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. The assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation. Loss and dividends per common share have been restated for a 1 for 10 reverse stock split in 2010.

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

COMMON STOCK — At December 31, 2010, 0.05 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.09 million shares of common stock were reserved for issuance under our long-term incentive plans and 1.2 million shares of common stock were reserved for issuance under an equity line agreement. Common stock has been has been adjusted for a 1 for 10 reverse stock split in 2010.

RECLASSIFICATION — Certain amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In June 2009, the FASB issued FASB ASC Topic 860 “Transfers and Servicing” (formerly SFAS No. 166 “Accounting for Transfers of Financial Assets — an Amendment of FASB Statement No. 140”). This standard removes the concept of a qualifying special-purpose entity and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. The adoption of this standard on January 1, 2010 did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued FASB ASC Topic 810-10, “Consolidation” (formerly SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”). The standard amends tests for variable interest entities to determine whether a variable interest entity must be consolidated. This standard requires an entity to perform an analysis to determine whether an entity’s variable interest or interests give it a controlling financial interest in a variable interest entity. This standard requires ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and enhanced disclosures that provide more transparent information about an entity’s involvement with a variable interest entity. The adoption of this standard on January 1, 2010 did not have a material impact on our consolidated financial statements.

NOTE 2 — RESTRICTIONS ON CASH AND DUE FROM BANKS

Our bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2010 and 2009 were $22.6 million and $25.5 million respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to our visa debit card operations and merchant payment processing operations. These balances are held at unrelated financial institutions and totaled $1.6 million and $7.6 million at December 31, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
2010
U.S. agency residential mortgage-backed	$13,103	$249	$21	$13,331
Private label residential mortgage-backed	18,203	31	4,050	14,184
Obligations of states and political subdivisions	31,534	375	650	31,259
Trust preferred	9,472	116	498	9,090
Total	$72,312	$771	$5,219	$67,864

2009
U.S. agency residential mortgage-backed	$46,108	$1,500	$86	$47,522
Private label residential mortgage-backed	38,531	97	7,653	30,975
Other asset-backed	5,699	-	194	5,505
Obligations of states and political subdivisions	66,439	1,096	403	67,132
Trust preferred	14,272	456	1,711	13,017
Total	$171,049	$3,149	$10,047	$164,151

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was $1.0 million and $2.6 million at December 31, 2010 and 2009, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

2010
U.S. agency residential mortgage-backed	$2,733	$21	$-	$-	$2,733	$21
Private label residential mortgage-backed	-	-	12,624	4,050	12,624	4,050
Obligations of states and political subdivisions	8,371	428	1,796	222	10,167	650
Trust preferred	-	-	2,384	498	2,384	498
Total	$11,104	$449	$16,804	$4,770	$27,908	$5,219

2009
U.S. agency residential mortgage-backed	$7,310	$86	$-	$-	$7,310	$86
Private label residential mortgage-backed	4,343	112	18,126	7,541	22,469	7,653
Other asset backed	783	3	4,722	191	5,505	194
Obligations of states and political subdivisions	4,236	124	3,960	279	8,196	403
Trust preferred	-	-	7,715	1,711	7,715	1,711
Total	$16,672	$325	$34,523	$9,722	$51,195	$10,047

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

U.S. Agency residential mortgage-backed securities — at December 31, 2010 we had 2 securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rising interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage and other asset-backed securities — at December 31, 2010 we had 10 securities whose fair value is less than amortized cost. Eight of the issues are rated by a major rating agency as investment grade while two are below investment grade. During 2009 pricing conditions in the private label residential mortgage and other asset-backed security markets were characterized by sporadic secondary market flow, significant implied liquidity risk discounts, a wide bid / ask spread and an absence of new issuances of similar securities. During 2010, while this market was still “closed” to new issuance, secondary market trading activity increased and appeared to be more orderly than compared to 2009. In addition, many bonds are trading at levels near their economic value with fewer distressed valuations relative to 2009. Prices for some securities have been rising, due in part to negative new supply. This improvement in trading activity is supported by sales of 11 securities with an amortized cost of $14.2 million at a $0.2 million gain during the first quarter of 2010 and an additional seven securities (all of our remaining other asset-backed securities) with an amortized cost of $5.3 million at a $0.1 million gain during the second quarter of 2010.

The unrealized losses, while showing improvement in the aggregate during 2010, are largely attributable to credit spread widening on these securities. The underlying loans within these securities include Jumbo (59%) and Alt A (41%) at December 31, 2010.

	December 31,
	2010		2009
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
Private label residential mortgage-backed
Jumbo	$8,429	$(2,600)	$21,718	$(5,749)
Alt-A	5,755	(1,419)	9,257	(1,807)
Other asset-backed - Manufactured housing	-	-	5,505	(194)
All of the private label residential mortgage-backed transactions have geographic concentrations in California, ranging from 29% to 59% (at origination date) of the collateral pool. Typical exposure levels to California (median exposure was 39% at origination date) are consistent with overall market collateral characteristics. Five transactions have modest exposure to Florida, ranging from 5% to 11% (at origination date), and one transaction has modest exposure to Arizona (5% at origination date). The underlying collateral pools do not have meaningful exposure to Nevada, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label residential mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, eight transactions have concentrations in interest only loans ranging from 31% to 94% (at origination date). The structure of the residential mortgage securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (14%), senior (47%), senior support (22%) and mezzanine (17%). The mezzanine classes are from seasoned transactions (77 to 104 months) with significant levels of subordination (8% to 26%). Except for the additional discussion below relating to other than temporary impairment, each private label residential mortgage security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio. Individual security reviews include: external credit ratings, forecasted weighted average life, recent prepayment speeds, underwriting characteristics of the underlying collateral, the structure of the securitization and the credit performance of the underlying collateral. The review of underwriting characteristics considers: average loan size, type of loan (fixed or ARM), vintage, rate, FICO, loan-to-value, scheduled amortization, occupancy, purpose, geographic mix and loan documentation. The review of the securitization structure focuses on the priority of cash flows to the bond, the priority of the bond relative to the realization of credit losses and the level of subordination available to absorb credit losses. The review of credit performance includes: current period as well as cumulative realized losses; the level of severe payment problems, which includes other real estate (ORE), foreclosures, bankruptcy and 90 day delinquencies; and the level of less severe payment problems, which consists of 30 and 60 day delinquencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All of these securities are receiving some principal and interest payments. Most of these transactions are passthrough structures, receiving pro rata principal and interest payments from a dedicated collateral pool for loans that are performing. The nonreceipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

In addition to the review discussed above, certain securities, including two securities with a rating below investment grade, were reviewed for OTTI utilizing a cash flow projection. The scope of review included securities that account for 90% of the $4.1 million in gross unrealized losses. The cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and loss severity. Near term prepayment assumptions were based on recently observed prepayment rates. More weight was given to longer term historic performance (12 months). Recent prepayment experience has increased somewhat due to an increase in nonconforming loans being refinanced into conventional transactions. In some cases, recently observed prepayment rates are lower than historic norms due to the absence of new jumbo loan issuances. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projections anticipate that prepayment rates gradually revert to historical levels. For seasoned ARM transactions, normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral (one transaction), the prepayment speed is projected to remain unchanged based upon current speeds as well as the spread differential between the collateral and the current market rate for conforming mortgages.

Default assumptions are largely based on the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Other considerations include the quality of loan underwriting, recent default experience, realized loss performance and the volume of less severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our projections expect defaults to then decline, generally beginning in year 3. Current loss severity assumptions are based on recent observations when meaningful data is available. Loss severity is expected to remain elevated for the next three years. Severity is expected to decline beginning in year four as conditions in the housing market are expected to improve. While we have seen modest home price increases recently, housing data remains weak. Except for two securities discussed in further detail below (both are currently below investment grade), our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

At December 31, 2010 two below investment grade private label residential mortgage-backed securities with fair values of $4.8 million and $0.4 million, respectively and unrealized losses of $1.6 million and zero, respectively (amortized cost of $6.4 million and $0.4 million, respectively) had losses that were considered other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The underlying loans in the first transaction are 30 year fixed rate jumbos with an average origination date FICO of 748 and an average origination date loan-to-value ratio of 73%. The loans backing this transaction were originated in 2007 and is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that do not have unrealized losses that are considered OTTI. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated $0.262 million of credit related OTTI and was recognized in our consolidated statements of operations ($0.197 million, and $0.065 million during the years ended December 31, 2010 and 2009, respectively). The remaining unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

The underlying loans in the second transaction are 30 year hybrid ARM jumbos with an average origination date FICO of 740 and an average origination date loan-to-value ratio of 65%. The loans backing this transaction were originated in 2005. The bond is a senior support security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated credit related OTTI of $0.198 million and was recognized in our consolidated statements of operations during the year ended December 31, 2010. This represents the entire unrealized loss on this security.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2010 we had 32 municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues. In addition, the significant supply of Build America Bonds and market expectations of increased tax exempt issuance in 2011 prompted some sell off during the fourth quarter of 2010. The majority of the securities are not rated by a major rating agency. Approximately 58% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2010 we had three securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past two years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves. During 2010, although still showing signs of weakness, pricing for all issues improved from the prior year end due to credit spread tightening.

One of the three securities are rated by a major rating agency as investment grade, while one is split rated (this security is rated as investment grade by one major rating agency and below investment grade by another) and the other is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this trust preferred security, which had an amortized cost of $1.0 million and a fair value of $0.9 million as of December 31, 2010, continues to make interest payments and have satisfactory credit metrics.

Our OTTI analysis for trust preferred securities is based on a security level financial analysis of the issuer. This review considers: external credit ratings, maturity date of the instrument, the scope of the bank’s operations, relevant financial metrics and recent issuer specific news. The analysis of relevant financial metrics includes: capital adequacy, asset quality, earnings and liquidity. We use the same OTTI review methodology for both rated and non-rated issues. During 2010 we recorded OTTI on an unrated trust preferred security of $0.067 million (we had recorded OTTI on this security of $0.183 million in prior periods). Specifically, this issuer had deferred interest payments on all of its trust preferred securities and was operating under a written agreement with the regulatory agencies that specifically prohibited dividend payments. The issuer was a relatively small bank with operations centered in southeast Michigan. The issuer reported losses in 2008 and 2009 and was subsequently closed in the fourth quarter of 2010 and the Federal Deposit Insurance Corporation (“FDIC”) was named receiver. This investment’s amortized cost has been written down to zero, compared to a par value of $0.25 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2010		2009
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
Trust preferred securities
Rated issues	$6,290	$(375)	$11,188	$(212)
Unrated issues - no OTTI	2,800	(7)	1,761	(1,044)
Unrated issues - with OTTI			68	1

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

During 2010, 2009 and 2008 we recorded in earnings OTTI charges on securities available for sale of $0.5 million, $0.1 million and $0.2 million respectively.

A rollforward of credit losses recognized in earnings on securities available for sale for the years ending December 31, follow:

	2010	2009
	(In thousands)
Balance at beginning of year	$248	$166
Additions to credit losses on securities for which no previous OTTI was recognized	198	65
Increases to credit losses on securities for which OTTI was previously recognized	264	17
Total	$710	$248

The amortized cost and fair value of securities available for sale at December 31, 2010, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$2,147	$2,182
Maturing after one year but within five years	8,431	8,655
Maturing after five years but within ten years	9,909	9,757
Maturing after ten years	20,519	19,755
	41,006	40,349
U.S. agency residential mortgage-backed	13,103	13,331
Private label residential mortgage-backed	18,203	14,184
Total	$72,312	$67,864

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

	Proceeds	Realized Gains	Losses(1)
	(In thousands)
2010	$96,648	$1,882	$221
2009	43,525	3,003	130
2008	80,348	1,903	112
__________

(1)
Losses in 2010 and 2009 exclude $0.5 million and $0.1 million, respectively of other than temporary impairment; losses in 2008 exclude a $6.2 million write-down related to the dissolution of a money-market auction rate security and the distribution of the underlying preferred stock and $0.2 million of other than temporary impairment.

During 2010, 2009 and 2008 our trading securities consisted of various preferred stocks. During each of those years we recognized gains (losses) on trading securities of $(0.02) million, $1.0 million and $(10.4) million, respectively, that are included in net gains (losses) on securities in the consolidated statements of operations. Of these amounts, $0.02 million and $0.04 million relates to gains (losses) recognized on trading securities still held at December 31, 2010 and 2009, respectively.

Securities with a book value of $19.6 million and $82.6 million at December 31, 2010 and 2009, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2010 or 2009.

NOTE 4 – LOANS

Our loan portfolios at December 31 follow:

	2010	2009
	(In thousands)
Real estate(1)
Residential first mortgages	$601,755	$684,567
Residential home equity and other junior mortgages	171,273	203,222
Construction and land development	68,022	69,496
Other(2)	484,019	585,988
Payment plan receivables	201,263	406,341
Commercial	155,322	187,110
Consumer	126,525	156,213
Agricultural	4,937	6,435
Total loans	$1,813,116	$2,299,372
__________

(1)	Includes both residential and non-residential commercial loans secured by real estate.

(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $0.6 million at December 31, 2010 and $0.2 million at December 31, 2009. Payment plan receivables totaling $213.9 million and $436.4 million at December 31, 2010 and 2009, respectively, are presented net of unamortized discount of $12.9 million and $30.8 million at December 31, 2010 and 2009, respectively. These payment plan receivables had effective yields of 13% at both December 31, 2010 and 2009. These receivables have various due dates through January, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of the allowance for loan losses for the years ended December 31 follows:

	2010		2009		2008
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(In thousands)
Balance at beginning of year	$81,717	$1,858	$57,900	$2,144	$45,294	$1,936
Additions (deductions)
Provision for loan losses	46,765	-	103,318	-	71,113	-
Recoveries credited to allowance	3,612	-	2,795	-	3,489	-
Loans charged against the allowance	(64,179)	-	(82,296)	-	(61,996)	-
Additions (deductions) included in non-interest expense	-	(536)	-	(286)	-	208
Balance at end of year	$67,915	$1,322	$81,717	$1,858	$57,900	$2,144

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31, 2010 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
Allowance for loan losses:
Individually evaluated for impairment	$11,522	$11,567	$1,836	$-	$-	$24,925
Collectively evaluated for impairment	12,314	11,075	4,933	389	14,279	42,990
Total ending allowance balance	$23,836	$22,642	$6,769	$389	$14,279	$67,915

Loans
Individually evaluated for impairment	$53,415	$107,026	$6,904	$-		$167,345
Collectively evaluated for impairment	656,681	554,534	239,835	201,263		1,652,313
Total loans recorded investment	710,096	661,560	246,739	201,263		1,819,658
Accrued interest included in recorded investment	2,566	2,881	1,095	-		6,542
Total Loans	$707,530	$658,679	$245,644	$201,263		$1,813,116

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-performing loans at December 31 follows:

	2010	2009	2008
	(In thousands)
Non-accrual loans	$66,652	$105,965	$122,639
Loans 90 days or more past due and still accruing interest	928	3,940	2,626
Total non-performing loans	$67,580	$109,905	$125,265

Non performing loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $5.0 million, $7.3 million, and $7.2 million of interest income would have been recognized in 2010, 2009 and 2008, respectively. Interest income recorded on these loans was approximately $0.1 million, $0.2 million and $0.4 million in 2010, 2009 and 2008, respectively.

An aging analysis of loans by class as of December 31, 2010 follows:

	Loans Past Due						90+ and		Total Non-
	30-59 days	60-89 days	90+ days	Total	Loans not Past Due	Total Loans	Still Accruing	Non- Accrual	Performing Loans
	(In thousands)
Commercial
Income producing - real estate	$3,269	$914	$8,978	$13,161	$295,948	$309,109	$276	$11,925	$12,201
Land, land development and construction - real estate	1,923	147	4,919	6,989	55,693	62,682	-	9,672	9,672
Commercial and industrial	1,636	2,204	4,665	8,505	329,800	338,305	675	7,016	7,691
Mortgage
1-4 family	4,074	2,349	19,428	25,851	319,361	345,212	-	19,428	19,428
Resort lending	2,667	1,003	9,206	12,876	215,398	228,274	-	9,206	9,206
Home equity line of credit - 1st lien	576	-	1,080	1,656	25,951	27,607	-	1,080	1,080
Home equity line of credit - 2nd lien	723	464	1,153	2,340	58,127	60,467	-	1,153	1,153
Installment
Home equity installment - 1st lien	472	228	1,916	2,616	50,150	52,766	-	1,916	1,916
Home equity installment - 2nd lien	746	529	1,373	2,648	63,345	65,993	-	1,373	1,373
Loans not secured by real estate	1,302	348	923	2,573	122,066	124,639	-	923	923
Other	51	16	34	101	3,240	3,341	-	34	34
Payment plan receivables
Full guarantee	6,475	3,957	2,470	12,902	148,751	161,653	-	2,470	2,470
Partial guarantee	1,134	642	329	2,105	24,170	26,275	-	329	329
Other	583	166	127	876	12,459	13,335	-	127	127
Total recorded investment	$25,631	$12,967	$56,601	$95,199	$1,724,459	$1,819,658	$951	$66,652	$67,603
Accrued interest included in recorded investment	$225	$133	$23	$381	$6,161	$6,542	$23	$-	$23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans and related allocated allowance at December 31 are as follows:

	2010	2009
	(In thousands)
Impaired loans with no allocated allowance
TDR	$25,754	$9,059
Non - TDR	4,495	2,995
Impaired loans with an allocated allowance
TDR - allowance based on collateral	19,418	3,552
TDR - allowance based on present value cash flow	93,070	74,287
Non - TDR - allowance based on collateral	21,623	68,032
Non - TDR - allowance based on present value cash flow	2,351	-
Total impaired loans	$166,711	$157,925

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$5,462	$761
TDR - allowance based on present value cash flow	12,086	7,828
Non - TDR - allowance based on collateral	6,644	21,004
Non - TDR - allowance based on present value cash flow	733	-
Total amount of allowance for losses allocated	$24,925	$29,593

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans by class at December 31, 3010 are as follows (1):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$4,545	$4,763	$-
Land, land development and construction - real estate	1,600	2,810	-
Commercial and industrial	5,830	5,873	-
Mortgage
1-4 family	8,770	10,551	-
Resort lending	5,666	5,670	-
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	93	93	-
Installment
Home equity installment - 1st lien	1,772	1,805	-
Home equity installment - 2nd lien	1,891	1,904	-
Loans not secured by real estate	211	220	-
Other	-	-	-
	30,378	33,689	-
With an allowance recorded:
Commercial
Income producing - real estate	16,206	22,748	4,279
Land, land development - real estate	12,735	21,017	3,922
Commercial and industrial	12,499	13,844	3,321
Mortgage
1-4 family	64,157	66,379	8,223
Resort lending	28,315	28,874	3,319
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	25	97	25
Consumer
Home equity installment - 1st lien	1,361	1,374	620
Home equity installment - 2nd lien	1,413	1,429	1,110
Loans not secured by real estate	256	258	106
Other	-	-	-
	136,967	156,020	24,925
Total
Commercial
Income producing - real estate	20,751	27,511	4,279
Land, land development - real estate	14,335	23,827	3,922
Commercial and industrial	18,329	19,717	3,321
Mortgage
1-4 family	72,927	76,930	8,223
Resort lending	33,981	34,544	3,319
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	118	190	25
Consumer
Home equity installment - 1st lien	3,133	3,179	620
Home equity installment - 2nd lien	3,304	3,333	1,110
Loans not secured by real estate	467	478	106
Other	-	-	-
Total	$167,345	$189,709	$24,925

Accrued interest included in recorded investment	$634

(1)	There were no impaired payment plan receivables at December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our average investment in impaired loans was approximately $168.0 million, $111.2 million and $84.2 million in 2010, 2009 and 2008, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $5.7 million, $2.2 million and $0.6 million in 2010, 2009 and 2008, respectively of which the majority of these amounts were received in cash.

The increase in impaired loans relative to the decrease in non-performing loans during 2010 reflects a $41.8 million increase from December 31, 2009 in TDR loans that remain performing at December 31, 2010. The increase in TDR loans is primarily attributed to the restructuring of repayment terms of residential mortgage and commercial loans.

TDR loans at December 31 follows:

	2010
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$16,957	$96,855		$113,812
Non-performing TDR's(1)	7,814	16,616	(2)	24,430
Total	$24,771	$113,471		$138,242

	2009
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$3,500	$68,461		$71,961
Non-performing TDR's(1)	-	14,937	(2)	14,937
Total	$3,500	$83,398		$86,898

(1)	Included in non-performing loans table above.

(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Credit Quality Indicators – As part of our on on-going monitoring of the credit quality of our loan portfolios, we track certain credit quality indicators including (a) weighted-average risk grade of commercial loans, (b) the level of classified commercial loans (c) credit scores of mortgage and installment loan borrowers (d) investment grade of certain counterparties for payment plan receivables and (e) delinquency history and non-performing loans.

For commercial loans we use a loan rating system that is similar to those employed by state and federal banking regulators. Loans are graded on a scale of 1 to 12. A description of the general characteristics of the ratings follows:

Rating 1 through 6: These loans are generally referred to as our “non-watch” commercial credits that include very high or exceptional credit fundamentals through acceptable credit fundamentals.

Rating 7 and 8: These loans are generally referred to as our “watch” commercial credits. This rating includes loans to borrowers that exhibit potential credit weakness or downward trends. If not checked or cured these trends could weaken our asset or credit position. While potentially weak, no loss of principle or interest is envisioned with these ratings.

Rating 9: These loans are generally referred to as our “substandard accruing” commercial credits. This rating includes loans to borrowers that exhibit a well-defined weakness where payment default is probable and loss is possible if deficiencies are not corrected. Generally, loans with this rating are considered collectible as to both principle and interest primarily due to collateral coverage.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rating 10 and 11: These loans are generally referred to as our “substandard - non-accrual” and “Doubtful” commercial credits. This rating includes loans to borrowers with weaknesses that make collection of debt in full, on the basis of current facts, conditions and values at best questionable and at worst improbable. All of these loans are placed in non-accrual.

Rating 12: These loans are generally referred to as our “Loss” commercial credits. This rating includes loans to borrowers that are deemed incapable of repayment and are charged-off.

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31, 2010:

Primarily credit quality indicators of each of our portfolios, presented by class follows:

	Loan Rating
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
			(In thousands)
Commercial
Income producing - real estate	$225,167	$57,536	$14,482	$11,925	$309,110
Land, land development and construction - real estate	33,356	14,780	4,863	9,682	62,681
Commercial and industrial	273,138	41,738	16,393	7,036	338,305
Total	$531,661	$114,054	$35,738	$28,643	$710,096
Accrued interest included in total	$1,897	$469	$200	$-	$2,566

For each of our mortgage and consumer segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated at least annually. The following table summarizes credit scores by loan class for our mortgage and installment loan segments at December 31, 2010:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
	(In thousands)
Credit score
800 and above	$28,308	$21,385	$4,433	$6,386	$60,512
750-799	66,812	89,695	8,996	17,995	183,498
700-749	66,749	56,425	4,961	14,688	142,823
650-699	57,026	25,911	3,707	8,856	95,500
600-649	41,559	12,832	1,596	3,768	59,755
550-599	31,879	11,647	1,673	4,303	49,502
500-549	30,723	5,040	1,366	2,497	39,626
Under 500	19,005	2,941	742	1,853	24,541
Unknown	3,151	2,398	133	121	5,803
Total	$345,212	$228,274	$27,607	$60,467	$661,560
Accrued interest included in total	$1,413	$1,012	$135	$321	$2,881

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Installment(1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
Credit score
800 and above	$5,626	$5,618	$13,078	$22	$24,344
750-799	14,654	19,668	46,228	554	81,104
700-749	8,994	15,015	26,714	828	51,551
650-699	8,225	10,029	15,968	779	35,001
600-649	5,878	5,677	8,520	417	20,492
550-599	4,120	4,812	5,479	255	14,666
500-549	3,350	3,248	4,398	260	11,256
Under 500	1,809	1,848	2,087	163	5,907
Unknown	110	78	2,167	63	2,418
Total	$52,766	$65,993	$124,639	$3,341	$246,739
Accrued interest included in total	$218	$264	$579	$34	$1,095

(1)	Credit scores have been updated within the last twelve months.

Mepco acquires the payment plans from its counterparties at a discount from the face amount of the payment plan. Each payment plan permits a consumer to purchase a service contract by making monthly payments, generally for a term of 12 to 24 months. Mepco thereafter collects the payments from consumers. If a service contract is cancelled, Mepco typically recovers a portion of the unearned cost of the service contract from the seller and a portion of the unearned cost from the administrator (who, in turn, receives unearned premium from the insurer or risk retention group involved). However, the administrator is generally obligated to refund to Mepco the entire unearned cost of the service contract, including the portion Mepco typically collects from the seller. In addition, as of December 31, 2010, approximately 80% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Guarantee” in the table below. Another approximately 13% of Mepco’s outstanding payment plan receivables as of December 31, 2010, relate to programs in which a third party insurer or risk retention group is obligated to Mepco to pay the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Guarantee” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group guarantee of any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor credit ratings of the counterparties as we evaluate the credit quality of this portfolio. The following table summarizes credit ratings by class of payment plan receivable at December 31, 2010:

	Payment Plan Receivables
	Full Guarantee	Partial Guarantee	Other	Total
	(In thousands)
AM Best rating
A+	$-	$255	$-	$255
A	40,264	497	341	41,102
A-	48,291	25,523	-	73,814
B+	19,694	-	-	19,694
B	-	-	-	-
Not rated	53,404	-	12,994	66,398
Total	$161,653	$26,275	$13,335	$201,263

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2010	2009	2008
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$939,963	$1,021,982	$931,904
Freddie Mac	828,166	708,054	721,777
Other	192	291	433
Total	$1,768,321	$1,730,327	$1,654,114

If we do not remain “Well Capitalized” (see note #21), meet certain minimum capital levels or certain profitability requirements or if we incur a rapid decline in net worth we could lose our ability to sell and/or service loans to these investors. This could impact our ability to generate gains on the sale of loans and generate servicing income. A forced liquidation of our servicing portfolio could also impact the value that could be recovered on this asset. Fannie Mae has the most stringent eligibility requirements covering capital levels, profitability and decline in net worth. Fannie Mae requires seller/servicers to be “Well Capitalized.” For the profitability requirement, we cannot record four or more consecutive quarterly losses and experience a 30% decline in net worth over the same period. Finally, our net worth cannot decline by more than 25% in one quarter or more than 40% over two consecutive quarters. The highest level of capital we are required to maintain is at least $2.5 million plus 0.25% of loans serviced for Freddie Mac.

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2010	2009	2008
	(In thousands)
Balance at beginning of year	$15,273	$11,966	$15,780
Originated servicing rights capitalized	4,158	5,213	2,405
Amortization	(3,862)	(4,255)	(1,887)
Change in valuation allowance	(908)	2,349	(4,332)
Balance at end of year	$14,661	$15,273	$11,966
Valuation allowance	$3,210	$2,302	$4,651
Loans sold and serviced that have had servicing rights capitalized	$1,764,317	$1,725,278	$1,647,664

The fair value of capitalized mortgage loan servicing rights was $15.7 million and $16.3 million at December 31, 2010 and 2009, respectively. Fair value was determined using an average coupon rate of 5.42%, average servicing fee of 0.255%, average discount rate of 10.07% and an average PSA rate of 228 for December 31, 2010; and an average coupon rate of 5.73%, average servicing fee of 0.257%, average discount rate of 10.08% and an average PSA rate of 210 for December 31, 2009.

NOTE 5 – OTHER REAL ESTATE OWNED

During 2010 and 2009 we foreclosed on certain loans secured by real estate and transferred approximately $38.1 million and $35.3 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2010 and 2009 we sold other real estate with book balances of approximately $22.8 million and $16.7 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2010	2009	2008
	(In thousands)
Balance at beginning of year	$6,498	$2,363	$-
Additions charged to expense	6,883	7,108	3,130
Direct write-downs upon sale	(2,484)	(2,973)	(767)
Balance at end of year	$10,897	$6,498	$2,363

Other real estate and repossessed assets totaling $39.4 million and $31.5 million at December 31, 2010 and 2009, respectively are presented net of valuation allowance.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2010	2009
	(In thousands)
Land	$19,367	$19,403
Buildings	70,335	69,286
Equipment	76,038	73,122
	165,740	161,811
Accumulated depreciation and amortization	(97,381)	(89,195)
Property and equipment, net	$68,359	$72,616

Depreciation expense was $8.7 million, $8.7 million and $8.3 million in 2010, 2009 and 2008, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2010		2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$31,326	$22,346	$31,326	$21,066

Intangible amortization expense was $1.3 million, $1.9 million and $3.1 million in 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of estimated core deposit intangible amortization at December 31, 2010, follows:

(In thousands)

2011	$1,371
2012	1,088
2013	1,078
2014	801
2015	613
2016 and thereafter	4,029
Total	$8,980

During 2009 we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009 we updated our goodwill impairment testing (interim tests had also been performed in the prior quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a loss in the fourth quarter of 2009. Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business, defaulted in its obligations to Mepco and this counterparty was expected to cease operations in 2010 (which it did). These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles) we concluded that goodwill was impaired, resulting in the $16.7 million charge. As a result of this charge, goodwill had a zero balance at December 31, 2009. In addition, we accelerated the amortization of a customer relationship intangible at Mepco in the amount of $0.1 million. This customer relationship intangible had a zero balance at December 31, 2009.

During 2008 we recorded a $50.0 million goodwill impairment charge at our IB segment. In the fourth quarter of 2008 we updated our goodwill impairment testing (interim tests had also been performed in the second and third quarters of 2008). Our common stock price dropped even further in the fourth quarter resulting in a wider difference between our market capitalization and book value. The results of the year end goodwill impairment testing showed that the estimated fair value of our bank reporting unit was less than the carrying value of equity. This necessitated a step 2 analysis and valuation. Based on the step 2 analysis (which involved determining the fair value of our bank’s assets, liabilities and identifiable intangibles) we concluded that goodwill was impaired, resulting in the $50.0 million charge. A portion of the $50.0 goodwill impairment charge was tax deductible and a $6.3 million tax benefit was recorded related to this charge.

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2010	2009	2008
	(In thousands)
Savings and NOW	$2,829	$5,751	$10,262
Time deposits under $100,000	22,204	25,202	28,572
Time deposits of $100,000 or more	3,131	4,452	7,863
Total	$28,164	$35,405	$46,697

Aggregate time deposits in denominations of $100,000 or more amounted to $166.1 million and $167.7 million at December 31, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the maturity of time deposits at December 31, 2010, follows:

(In thousands)

2011	$413,416
2012	127,212
2013	110,026
2014	127,413
2015	25,520
2016 and thereafter	733
Total	$804,320

Time deposits acquired through broker relationships totaled $273.5 million and $629.2 million at December 31, 2010 and 2009, respectively.

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2010	2009
	(In thousands)
Advances from the Federal Home Loan Bank	$71,022	$94,382
Repurchase agreements	-	35,000
U.S. Treasury demand notes	-	1,796
Other	10	4
Total	$71,032	$131,182

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans equal to at least 130% and 200%, respectively of outstanding advances, as well as certain agency and private label residential mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2010, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $172.3 million. Interest expense on advances amounted to $1.9 million, $4.5 million and $12.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. During 2010, 2009 and 2008 FHLB advances totaling $25.0 million, $151.5 million and $0.5 million, respectively were terminated with no realized gain or loss.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2010, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2010		2009
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2010			$6,000	7.46%
2011	$2,250	5.89%	2,250	5.89
2012	364	6.90	384	6.90
2013	-		-
2014	4,240	5.73	4,240	5.73
2015	-		-
2016 and thereafter	14,168	6.58	14,508	6.58
Total fixed-rate advances	21,022	6.34	27,382	6.59
Variable-rate advances
2011	42,000	0.33	67,000	0.32
2012	-		-
2013	5,000	0.92	-
2014	-		-
2015	3,000	0.66	-
Total variable-rate advances	50,000	0.41	67,000	0.32
Total advances	$71,022	2.16%	$94,382	2.14%

A summary of repayments of FHLB Advances at December 31, 2010, follows:

(In thousands)

2011	$44,637
2012	762
2013	5,441
2014	4,717
2015	3,000
2016 and thereafter	12,465
Total	$71,022

Repurchase agreements were secured by mortgage-backed securities with a carrying value of approximately $38.4 million at December 31, 2009. All repurchase agreements outstanding at December 31, 2009 matured during 2010. These securities were being held by the counterparty to the repurchase agreement. The cost of funds on repurchase agreements at December 31, 2009 approximated 4.42%.

Repurchase agreements averaged $30.7 million, $35.0 million and $35.0 million during 2010, 2009 and 2008, respectively. The maximum amounts outstanding at any month end during 2010, 2009 and 2008 were $35.0 million in each year, respectively. Interest expense on repurchase agreements totaled $1.4 million, $1.6 million and $1.6 million, for the years ended 2010, 2009 and 2008, respectively. No repurchase agreements were prepaid during 2010, 2009 or 2008.

We had no borrowings outstanding with the FRB at December 31, 2010 or 2009. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $497.0 million at December 31, 2010. Collateral for FRB borrowings are qualifying commercial, mortgage and consumer loans as well as certain securities available for sale. Subsequent to December 31, 2010, the FRB informed us that we will no longer be eligible to pledge collateral via the Borrower in Custody program and will therefore need to physically transfer collateral to the FRB. We do not expect this transfer to occur until later in 2011 and therefore until that transfer takes place our unused borrowing capacity has declined to $0.6 million. Interest expense on these borrowings amounted to zero, $0.2 million and $3.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. FRB borrowings averaged $59.8 million and $182.9 million during 2009 and 2008, respectively. The maximum amount outstanding at any month end during 2009 and 2008 were $206.0 million and $331.0 million, respectively. We had no FRB borrowings outstanding during 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest expense on Federal funds purchased was zero in 2010 and 2009 and $0.3 million in 2008.

We had established an unsecured credit facility at the parent company comprised of a term loan and a revolving credit agreement. During 2008 the term loan was paid off and the revolving credit agreement was not renewed. Interest expense on the term loan totaled $0.1 million during 2008. No interest expense was incurred on the revolving credit agreement during 2008.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $1.2 billion at December 31, 2010.

NOTE 10 — SUBORDINATED DEBENTURES

We have formed various special purpose entities (the "trusts") for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $44.1 million and $41.9 million at December 31, 2010 and 2009, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our consolidated statements of financial condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2010
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance II	March 2003	$9,452	$9,168	$284
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$50,175	$48,668	$1,507

		2009
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance II	March 2003	$52,165	$50,600	$1,565
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$92,888	$90,100	$2,788

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2010 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

In 2010, we commenced an offer to exchange up to 18.0 million newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (the "Exchange Offer"). The Exchange Offer expired at 11:59 p.m., Eastern time, on June 22, 2010. We accepted for exchange 1,657,255 shares ($41.4 million aggregate liquidation amount) of the trust preferred securities issued by IBC Capital Finance II, which were validly tendered and not withdrawn as of the expiration date for the Exchange Offer. No shares of the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I were tendered.

We issued 5,109,125 shares of common stock at a price of $4.60 per share in exchange for the validly tendered trust preferred securities issued by IBC Capital Finance II (including $2.3 million of accrued and unpaid interest) and recorded a gain of $18.1 million which is included in our consolidated statements of operations as “Gain on extinguishment of debt”. This gain was net of expenses paid totaling approximately $1.0 million for dealer-manager fees, legal fees, accounting fees and other related costs as well as the pro rata write off of previously capitalized issue costs of $1.2 million.

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities and continued to defer these distributions through December 31, 2010. The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. At December 31, 2010 and 2009 we had $2.3 million and $1.2 million of accrued and unpaid interest. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight-line basis over a period not exceeding 30 years and are included in interest expense in the consolidated statements of operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the consolidated statements of operations.

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, we enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated statements of financial condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. We do not, however, anticipate material losses as a result of these financial instruments.

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2010	2009
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$126,356	$136,862
Standby letters of credit	11,949	13,824

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 2.5% to 6.5% and mature through 2013.

Our Mepco segment conducts its payment plan business activities across the United States. Mepco acquires the payment plans from its counterparties at a discount from the face amount of the payment plan. Each payment plan permits a consumer to purchase a service contract by making monthly payments, generally for a term of 12 to 24 months. Mepco thereafter collects the payments from consumers. In acquiring the payment plan, Mepco generally funds a portion of the cost to the seller of the service contract and a portion of the cost to the administrator of the service contract. The administrator, in turn, pays the necessary contractual liability insurance policy (“CLIP”) premium to the insurer or risk retention group.

Consumers are allowed to voluntarily cancel the service contract at any time and are generally entitled to receive a refund from the administrator of the unearned portion of the service contract at the time of cancellation. As a result, while Mepco does not owe any refund to the consumer, it also does not have any recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual consumer. If a consumer stops making payments on a payment plan or exercises the right to voluntarily cancel the service contract, the service contract seller and administrator are each obligated to refund to Mepco the amount necessary to make Mepco whole as a result of its funding of the service contract. As described below, the insurer or risk retention group that issued the CLIP for the service contract often guarantees all or a portion of the refund to Mepco.

If a service contract is cancelled, Mepco typically recovers a portion of the unearned cost of the service contract from the seller and a portion of the unearned cost from the administrator (who, in turn, receives unearned premium from the insurer or risk retention group involved). However, the administrator is generally obligated to refund to Mepco the entire unearned cost of the service contract, including the portion Mepco typically collects from the seller. In addition, as of December 31, 2010, approximately 80% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). Another approximately 13% of Mepco’s outstanding payment plan receivables as of December 31, 2010, relate to programs in which a third party insurer or risk retention group is obligated to Mepco to pay the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group guarantee of any portion of the refund amount.

In some cases, Mepco requires collateral or guaranties by the principals of the counterparties to secure these refund obligations; however, this is generally only the case when no rated insurance company is involved to guarantee the repayment obligation of the seller and administrator counterparties. In most cases, there is no collateral to secure the counterparties’ refund obligations to Mepco, but Mepco has the contractual right to offset unpaid refund obligations against amounts Mepco would otherwise be obligated to fund to the counterparties. In addition, even when other collateral is involved, the refund obligations of these counterparties are not fully secured. Mepco incurs losses when it is unable to fully recover funds owing to it by counterparties upon cancellation of the underlying service contracts. The sudden failure of one of Mepco’s major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Payment defaults and voluntary cancellations increased significantly during 2010 and 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. During the third quarter of 2009, we identified a counterparty that was experiencing particularly severe financial difficulties and accrued for estimated potential losses related to that relationship. For 2010, 2009 and 2008 non-interest expenses include $18.6 million, $31.2 million, and $1.0 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

An analysis of our counterparty contingency accrual follows:

	2010	2009	2008
	(In thousands)
Balance at beginning of year	$12,244	$-	$-
Additions charged to expense	18,633	31,234	966
Charge-offs	(29,742)	(18,990)	(966)
Balance at end of year	$1,135	$12,244	$-

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

We are also involved in various other litigation matters in the ordinary course of business and at the present time, we do not believe that any of these matters will have a significant impact on our consolidated financial condition or results of operation.

NOTE 12 – SHAREHOLDERS’ EQUITY AND EARNINGS PER COMMON SHARE

On January 29, 2010, we held a special shareholders’ meeting at which our shareholders approved an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 60 million to 500 million. They also approved the issuance of our common stock in exchange for certain of our trust preferred securities and in exchange for the shares of our preferred stock held by the U.S. Department of the Treasury (“UST”).

On April 2, 2010, we entered into an exchange agreement with the UST pursuant to which the UST agreed to exchange all 72,000 shares of the our Series A Fixed Rate Cumulative Perpetual Preferred Stock, with an original liquidation preference of $1,000 per share (“Series A Preferred Stock”), beneficially owned and held by the UST, plus accrued and unpaid dividends on such Series A Preferred Stock, for shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the exchange agreement, we also agreed to amend and restate the terms of the warrant, dated December 12, 2008, issued to the UST to purchase 346,154 shares of our common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 16, 2010, we closed the transactions described in the exchange agreement and we issued to the UST (1) 74,426 shares of our Series B Preferred Stock and (2) an Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the "Amended Warrant") for all of the 72,000 shares of Series A Preferred Stock and the original warrant that had been issued to the UST in December 2008 pursuant to the TARP Capital Purchase Program, plus approximately $2.4 million in accrued dividends on such Series A Preferred Stock.

With the exception of being convertible into shares of our common stock, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was exchanged. The Series B Preferred Stock qualifies as Tier 1 regulatory capital and pays cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and at a rate of 9% per annum thereafter. The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, our authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid. Assuming we continue to defer dividends on the Series B Preferred Stock, the UST would have the right to appoint two directors to our board in the third quarter of 2011.

Under the terms of the Series B Preferred Stock, UST (and any subsequent holder of the Series B Preferred Stock) will have the right to convert the Series B Preferred Stock into our common stock at any time. In addition, we will have the right to compel a conversion of the Series B Preferred Stock into common stock, subject to the following conditions:

(i)	we shall have received all appropriate approvals from the Board of Governors of the Federal Reserve System;

(ii)
we shall have issued our common stock in exchange for at least $40 million aggregate original liquidation amount of the trust preferred securities issued by the Company's trust subsidiaries, IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I;

(iii)
we shall have closed one or more transactions (on terms reasonably acceptable to the UST, other than the price per share of common stock) in which investors, other than the UST, have collectively provided a minimum aggregate amount of $100 million in cash proceeds to us in exchange for our common stock; and

(iv)	we shall have made the anti-dilution adjustments to the Series B Preferred Stock, if any, required by the terms of the Series B Preferred Stock.

If converted by the holder or by us pursuant to either of the above-described conversion rights, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $7.234, which was the market price of our common stock at the time the exchange agreement was signed (as such market price was determined pursuant to the terms of the Series B Preferred Stock), referred to as the "Conversion Rate." This Conversion Rate is subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the Series B Preferred Stock. If converted by the holder or by us pursuant to either of the above-described conversion rights, as of December 31, 2010, the Series B Preferred Stock and accrued and unpaid dividends would have been convertible into approximately 9.5 million shares of our common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unless earlier converted by the holder or by us as described above, the Series B Preferred Stock will convert into shares of our common stock on a mandatory basis on the seventh anniversary (April 16, 2017) of the issuance of the Series B Preferred Stock. In any such mandatory conversion, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of our common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock).

At the time any Series B Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the Series B Preferred Stock being converted in cash or, at our option, in shares of our common stock, in which case the number of shares to be issued will be equal to the amount of accrued and unpaid dividends to be paid in common stock divided by the market value of our common stock at the time of conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock). Accrued and unpaid dividends on the Series B Preferred Stock totaled $2.7 million at December 31, 2010 or approximately $36 per share.

The maximum number of shares of our common stock that may be issued upon conversion of all shares of the Series B Preferred Stock and any accrued dividends on Series B Preferred Stock is 14.4 million, unless we receive shareholder approval to issue a greater number of shares.

The Series B Preferred Stock may be redeemed by us, subject to the approval of the Board of Governors of the Federal Reserve System, at any time, in an amount up to the cash proceeds (minimum of approximately $18.6 million) from qualifying equity offerings of common stock (plus any net increase to our retained earnings after the original issue date). If the Series B Preferred Stock is redeemed prior to the first dividend payment date falling on or after the second anniversary of the original issue date, the redemption price will be equal to the $1,000 liquidation amount per share plus any accrued and unpaid dividends. If the Series B Preferred Stock is redeemed on or after such date, the redemption price will be the greater of (a) the $1,000 liquidation amount per share plus any accrued and unpaid dividends and (b) the product of the applicable Conversion Rate (as described above) and the average of the market prices per share of our common stock (as such market price is determined pursuant to the terms of the Series B Preferred Stock) over a 20 trading day period beginning on the trading day immediately after we give notice of redemption to the holder (plus any accrued and unpaid dividends). In any redemption, we must redeem at least 25% of the number of Series B Preferred Stock shares originally issued to the UST, unless fewer of such shares are then outstanding (in which case all of the Series B Preferred Stock must be redeemed).

Effective as of April 9, 2010, we amended our articles of incorporation to delete any reference to par value with respect to our common stock, which previously had a par value of $1.00 per share. The amendment was approved by our board on April 6, 2010, pursuant to the authority granted it under Sections 301a and 611(2) of the Michigan Business Corporation Act. As a result, we reclassified all amounts in capital surplus to common stock on our Consolidated Statement of Financial Condition.

On July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of up to 1.5 million shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price would be at a 5% discount to the market price of our common stock at the time of the draw; as such market price is determined pursuant to the terms of the Investment Agreement. During 2010, 0.3 million shares of our common stock were sold to Dutchess pursuant to the Investment Agreement. In order to comply with Nasdaq rules, we would need shareholder approval to sell more than approximately 1.2 million more shares to Dutchess pursuant to the Investment Agreement. We intend to seek such shareholder approval at our 2011 annual shareholder meeting so that we have additional flexibility to take advantage of this contingent source of liquidity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 27, 2010, at our annual meeting of shareholders, our shareholders also approved an amendment to our Articles of Incorporation that allowed us to affect a 1-for-10 reverse stock split. We affected this reverse stock split on August 31, 2010. All common share and per share amounts have been adjusted to reflect the reverse stock split.

A reconciliation of basic and diluted earnings (loss) per share for the years ended December 31 follows:

	2010	2009	2008
	(In thousands, except per share amounts)

Net loss	$(16,709)	$(90,227)	$(91,664)
Preferred dividends	4,095	4,301	215
Net loss applicable to common stock	$(20,804)	$(94,528)	$(91,879)

Weighted average shares outstanding for calculation of basic loss per share (1)	5,090	2,387	2,298
Effect of convertible preferred stock	36,371	-	-
Stock units for deferred compensation plan for non-employee directors	7	7	6
Effect of stock options	-	-	1
Weighted average shares outstanding for calculation of diluted loss per share (2)	41,468	2,394	2,305

Net loss per common share
Basic	$(4.09)	$(39.60)	$(39.98)
Diluted (2)	$(4.09)	$(39.60)	$(39.98)

(1)	Shares outstanding have been adjusted for a 1 for 10 reverse stock split.

(2)
For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 0.1 million, 0.1 million and 0.2 million for 2010, 2009 and 2008, respectively. The original warrant to purchase 346,154 shares of our common stock was also not considered in computing the loss per share in 2010, 2009 and 2008 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2010	2009	2008
	(In thousands)
Current	$(57)	$(5,356)	$(7,873)
Deferred	(1,533)	(4,504)	(16,629)
Establishment of valuation allowance	-	6,650	27,565
Income tax expense (benefit)	$(1,590)	$(3,210)	$3,063

The deferred income tax benefit of $1.5 million and $4.5 million during 2010 and 2009 is primarily attributed to the affects of pretax other comprehensive income (loss) while the deferred income tax benefit of $16.6 million in 2008 can be attributed to tax effects of temporary differences. The tax benefit related to the exercise of stock options recorded in shareholders’ equity was zero during 2010 and 2009 and $0.02 million during 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of income tax expense (benefit) to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to income (loss) before income tax for the years ended December 31 follows:

	2010	2009	2008
	(In thousands)
Statutory rate applied to income (loss) before income tax	$(6,405)	$(32,703)	$(31,010)
Net change in valuation allowance	5,672	23,999	27,565
Tax-exempt income	(800)	(1,455)	(3,047)
Bank owned life insurance	(671)	(565)	(682)
Trust preferred securities exchange costs	352	-	-
Non-deductible meals, entertainment and memberships	36	86	133
Goodwill impairment	-	5,857	11,172
Dividends paid to Employee Stock Ownership Plan	-	(28)	(145)
Other, net	226	1,599	(923)
Income tax expense (benefit)	$(1,590)	$(3,210)	$3,063

Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income (loss). However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. In 2010 and 2009, pretax other comprehensive income of $3.9 million and $11.6 million, respectively, reduced our valuation allowance and resulted in a benefit of $1.4 million and $4.1 million being allocated to the loss from operations.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets (net of the recorded valuation allowance) is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we needed a valuation allowance was based on a number of factors, including our declining operating performance since 2005 and our net operating loss in 2008, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. As a result, we recorded a valuation allowance in 2008 of $36.2 million on our deferred tax assets which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. The valuation allowance against our deferred tax assets at December 31, 2008 of $36.2 million represented our entire net deferred tax asset except for that amount which could be carried back to 2007 and recovered in cash as well as for certain deferred tax assets at Mepco that related to state income taxes and that can be recovered based on Mepco’s individual earnings. During 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors discussed above. As a result we recorded an additional valuation allowance of $5.7 million and $24.0 million during 2010 and 2009, respectively. The valuation allowance against our deferred tax assets of $65.8 million at December 31, 2010 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset except for certain deferred tax assets at Mepco that relate to state income taxes and that can be recovered based on Mepco’s individual earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2010	2009
	(In thousands)
Deferred tax assets
Allowance for loan losses	$24,246	$29,290
Loss carryforwards	19,049	14,378
Vehicle service contract counterparty contingency reserve	9,779	4,867
Purchase premiums, net	4,847	5,317
Valuation allowance on other real estate owned	3,814	2,274
Fixed assets	2,774	1,276
Alternative minimum tax credit carry forward	2,577	2,577
Unrealized loss on securities available for sale	1,584	2,414
Unrealized loss on derivative financial instruments	853	1,545
Deferred compensation	709	779
Share based payments	674	574
Unrealized loss on trading securities	619	611
Mepco claims expense	546	571
Non accrual loan interest income	524	774
Other than temporary impairment charge on securities available for sale	249	87
Gross deferred tax assets	72,844	67,334
Valuation allowance	(65,830)	(60,158)
Total net deferred tax assets	7,014	7,176
Deferred tax liabilities
Mortgage servicing rights	5,131	5,345
Federal Home Loan Bank stock	401	480
Deferred loan fees	283	477
Other	352	183
Gross deferred tax liabilities	6,167	6,485
Net deferred tax assets	$847	$691
At December 31, 2010, we had $0.6 million federal capital loss carryforwards that expire in 2014 and federal net operating loss (“NOL”) carryforwards of approximately $55.6 million which, if not used against taxable income, will expire as follows:

(In thousands)

2011	$411
2012	3,437
2013	189
2019	194
2020	359
2029	25,466
2030	25,519
Total	$55,575

The use of $4.6 million NOL carryforward in the total above, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in unrecognized tax benefits for the year ended December 31, follows:

	2010	2009	2008
	(In thousands)

Balance at beginning of year	$1,981	$1,736	$2,821
Additions based on tax positions related to the current year	445	443	483
Reductions due to the statute of limitations	(33)	(198)	-
Reductions based on tax position related to prior years	-	-	(1,513)
Settlements	-	-	(55)
Balance at end of year	$2,393	$1,981	$1,736

If recognized, the entire amount of unrecognized tax benefits, net of $0.6 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2010, 2009 and 2008. No amounts were accrued for interest and penalties at December 31, 2010, 2009 or 2008. At December 31, 2010, U.S. Federal tax years 2007 through the present remain open to examination.

NOTE 14 — SHARE BASED COMPENSATION

We maintain performance-based compensation plans that include a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. This plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.09 million shares of common stock as of December 31, 2010. Share based compensation awards are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During the first quarter of 2010 we completed a stock option exchange program under which eligible employees were able to exchange certain stock options for a lesser amount of new stock options. Pursuant to this stock option exchange program, 0.05 million stock options were exchanged for 0.01 million new stock options. The new stock options granted have an exercise price equal to the market value on the date of grant, generally vest over a one year period and have the same expiration dates as the options exchanged which ranged from 1.2 years to 7.2 years. The new options had a value substantially equal to the value of the options exchanged.

We also granted, pursuant to our performance-based compensation plans 0.03 million stock options to our officers in 2009. We also granted 0.02 million shares of non-vested common stock to these same individuals in 2008. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. The non-vested common stock cliff vests in five years.

During 2008 we modified 0.01 million stock options originally issued in prior years for one former officer. These modified options vested immediately and the expense associated with these modifications of $0.01 million in 2008 was included in compensation and benefits expense. The modification consisted of extending the date of exercise subsequent to resignation of the officer from 3 months to 18 months.

No non-vested share awards were granted during 2010, 2009 or 2008. All unvested share awards currently outstanding were granted under our long-term incentive plan prior to these dates.

We use the Black-Scholes option pricing model to measure compensation cost for stock options and use the market value of the common stock on the date of grant to measure compensation cost for non-vested share awards. We also estimate expected forfeitures over the vesting period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total compensation expense recognized for stock option and non-vested common stock grants was $0.5 million, $0.8 million and $0.6 million in 2010, 2009 and 2008, respectively. The corresponding tax benefit relating to this expense was zero for each period.

A summary of outstanding stock option grants and transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2010	109,878	$131.89
Granted	9,994	7.00
Exercised	-	-
Exchanged	(54,724)	208.60
Expired	(8,896)	83.38
Outstanding at December 31, 2010	56,252	$42.76	5.17	$-

Vested and expected to vest at December 31, 2010	55,914	$42.93	5.15	$-
Exercisable at December 31, 2010	26,257	$76.82	3.44	$-

A summary of non-vested stock and transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2010	26,251	$92.69
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2010	26,251	$92.69

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2010 follows:

2010
Expected dividend yield	0.33%
Risk-free interest rate	2.10
Expected life (in years)	4.60
Expected volatility	91.77%
Per share weighted-average fair value	$4.97

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using the weighted average original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was not available. The expected volatility was based on historical volatility of our common stock.

At December 31, 2010, the total expected compensation cost related to non vested stock option and restricted stock awards not yet recognized was $1.1 million. The weighted-average period over which this amount will be recognized is 1.8 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain information regarding options exercised during the periods ending December 31 follows:

	2010	2009	2008
	(In thousands)
Intrinsic value	$-	$-	$61
Cash proceeds received	$-	$-	$51
Tax benefit realized	$-	$-	$21

NOTE 15 — BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We have historically matched employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was zero in 2010 and 3% in 2009 and 2008. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. The contribution to the employee stock ownership plan was zero in 2010 and 2009 and 3% in 2008, respectively. Amounts expensed for these retirement plans was zero in 2010 and $1.0 million and $2.1 million in 2009 and 2008, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $0.6 million, $1.1 million, and $2.2 million, in 2010, 2009 and 2008, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.7 million in 2010 and $4.6 million in both 2009 and 2008. These insurance programs are also available to retired employees at their own expense.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our consolidated statements of financial condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2010
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)
Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$20,000	2.7	$(1,405)
Interest-rate cap agreements	5,000	0.5	-
	$25,000	2.3	$(1,405)

No hedge designation
Rate-lock mortgage loan commitments	$40,119	0.1	400
Mandatory commitments to sell mortgage loans	90,400	0.1	1,375
Amended Warrant	2,504	8.0	(1,311)
Total	$133,023	0.2	$464

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)
Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$115,000	1.1	$(2,328)
Interest-rate cap agreements	45,000	0.4	(1)
	$160,000	0.9	$(2,329)

No hedge designation
Pay-fixed interest-rate swap agreements	$45,000	1.7	$(1,930)
Interest-rate cap agreements	50,000	0.7	-
Rate-lock mortgage loan commitments	28,952	0.1	217
Mandatory commitments to sell mortgage loans	61,140	0.1	715
Total	$185,092	0.7	$(998)

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate cap agreements.

Through certain special purposes entities (see note #10) we issued trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows. To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007. During the fourth quarter of 2009 we elected to defer payment of interest on this variable rate trust preferred security. As a result, this pay-fixed interest rate swap was transferred to a no hedge designation and the $1.6 million unrealized loss which was included as a component of accumulated other comprehensive loss at the time of the transfer will be reclassified into earnings over the remaining life of this pay-fixed swap. During the second quarter of 2010 we terminated this pay-fixed swap and the unrealized loss will continue to be reclassified into earnings over the remaining original life of the pay-fixed swap.

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $0.02 million and $0.1 million at December 31, 2010 and 2009 respectively.

It is anticipated that $0.8 million of unrealized losses on Cash Flow Hedges at December 31, 2010, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2010 is 4.0 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We also use long-term, callable fixed-rate brokered certificates of deposit (“Brokered CDs”) to fund a portion of our balance sheet. These instruments expose us to variability in fair value due to changes in interest rates. To meet our objectives, we may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such callable fixed-rate debt instruments. We did not have any fair value hedges at December 31, 2010 or 2009. In 2008, we had Fair Value Hedges that included pay-variable interest-rate swaps whereby the counterparty had the right to terminate the transaction without paying a fee. During 2008, interest rates declined which caused the counterparties to exercise their right to cancel the pay-variable interest rate swaps. These terminations totaled $318.2 million.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments have been recorded on our consolidated statements of financial condition and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

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

During 2010, we entered into an amended and restated warrant with the UST that would allow them to purchase our common stock at a fixed price (see note #12). Because of certain anti-dilution features included in the Amended Warrant, it is not considered to be indexed to our common stock and is therefore accounted for as a derivative instrument and recorded as a liability. Any change in value of the Amended Warrant is recorded in other income in our consolidated statements of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the consolidated statements of financial condition for the periods presented:

Fair Values of Derivative Financial Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2010		2009		2010		2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements		$-		$-	Other liabilities	$1,405	Other liabilities	$2,328
Interest-rate cap agreements		-		-	Other liabilities	-	Other liabilities	1
Total		-		-		1,405		2,329

Derivatives not designated as hedging instruments
Pay-fixed interest rate swap agreements					Other liabilities	-	Other liabilities	1,930
Rate-lock mortgage loan commitments	Other assets	400	Other assets	217
Mandatory commitments to sell mortgage loans	Other assets	1,375	Other assets	715
Amended Warrant		-		-	Other liabilities	1,311	Other liabilities	-
Total		1,775		932		1,311		1,930

Total derivatives		$1,775		$932		$2,716		$4,259

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)				Gain (Loss) Recognized in Income(1)
	2010	2009	2008	Income (Loss) into Income (Effective Portion)	2010	2009	2008	Location of Gain (Loss) Recognized in Income (1)	2010	2009	2008
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$4,024	$4,834	$(4,918)	Interest expense	$(2,627)	$(3,110)	$(478)	Interest expense	$-	$-	$1
Interest-rate cap agreements	180	871	1,241	Interest expense	(90)	(437)	(774)	Interest expense	2	8	(10)
Total	$4,204	$5,705	$(3,677)		$(2,717)	$(3,547)	$(1,252)		$2	$8	$(9)

Fair Value Hedges - pay-variable interest rate swap agreements								Interest expense	$-	$-	$6
									$-	$-	$6

No hedge designation
Pay-fixed interest rate swap agreements								Interest expense	$409	$(120)	$(254)
Pay-variable interest rate swap agreements								Interest expense	-	-	13
Interest-rate cap agreements								Interest expense	-	5	(457)
Rate-lock mortgage loan commitments								Mortgage loan gains	183	(622)	887
Mandatory commitments to sell mortgage loans								Mortgage loan gains	660	1,378	(600)
Amended Warrant								Other income	393	-	-
Total									$1,645	$641	$(411)

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

Accumulated other comprehensive loss included derivative losses of $2.5 million, $4.0 million and $6.2 million at December 31, 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 — RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2010 and 2009.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2010	2009
	(In thousands)

Balance at beginning of year	$599	$363
New loans and advances	41	298
Repayments	(369)	(62)
Balance at end of year	$271	$599

Deposits held by us for directors and executive officers totaled $1.0 million and $0.9 million at December 31, 2010 and 2009, respectively.

NOTE 18 – OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2010	2009	2008
	(In thousands)

Communications	$4,138	$4,424	$4,018
Legal and professional	4,100	3,222	2,032
Supplies	1,630	1,835	2,030
Amortization of intangible assets	1,280	1,930	3,072
Other	6,582	5,655	7,639
Total other non-interest expense	$17,730	$17,066	$18,791

NOTE 19 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2010, follows:

(In thousands)

2011	$1,455
2012	1,248
2013	1,140
2014	1,019
2015	945
2016 and thereafter	4,338
Total	$10,145

Rental expense on operating leases totaled $1.3 million, $1.2 million and $1.5 million in 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 20 — CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2010 include $773.0 million of loans secured by residential real estate and $68.0 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2010, we had $201.3 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2010: Lessors of Nonresidential Real Estate ($219.6 million); Lessors of Residential Real Estate ($85.1 million); Construction General Contractors and Land Development ($67.9 million); and Health Care and Social Assistance ($48.5 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Mepco acquires the payment plans from its counterparties at a discount from the face amount of the payment plan. Each payment plan permits a consumer to purchase a service contract by making monthly payments, generally for a term of 12 to 24 months. Mepco thereafter collects the payments from consumers. If a service contract is cancelled, Mepco typically recovers a portion of the unearned cost of the service contract from the seller and a portion of the unearned cost from the administrator (who, in turn, receives unearned premium from the insurer or risk retention group involved). However, the administrator is generally obligated to refund to Mepco the entire unearned cost of the service contract, including the portion Mepco typically collects from the seller. In addition, as of December 31, 2010, approximately 80% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). Another approximately 13% of Mepco’s outstanding payment plan receivables as of December 31, 2010, relate to programs in which a third party insurer or risk retention group is obligated to Mepco to pay the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group guarantee of any portion of the refund amount. The sudden failure of one of Mepco’s major counterparties (an insurance company, risk retention group, vehicle service contract administrator or seller) could expose us to significant losses. In 2010, we incurred $18.6 million of such losses (compared to $31.2 million in 2009 and $1.0 million in 2008). The determination of losses related to vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon observable contract activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be significantly different than the levels that we recorded over the past three years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mepco monitors counterparty concentrations in order to attempt to manage our exposure for contractual obligations from its counterparties. In addition, even where an insurance company or risk retention group does not have a guarantee obligation to Mepco, the failure of the insurance company or risk retention group could result in a mass cancellation of the vehicle service contracts (and the related payment plans) insured by such entity. Such a mass cancellation would trigger and accelerate the contractual obligations of the counterparties that did have such obligations to Mepco. The counterparty concentration levels are managed based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral, funding holdbacks, guarantees, and distribution of concentrations for vehicle service contract administrators and vehicle service contract sellers/dealers.

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 20.0%, 14.6%, 12.8%, 9.3% and 7.7%, respectively, of Mepco’s payment plan receivables at December 31, 2010.

These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 14.0%, 10.8%, 10.6%, 9.5% and 8.5%, respectively of Mepco’s payment plan receivables at December 31, 2010. As described in note 11 “Commitments and Contingent Liabilities” Mepco’s largest counterparty from which it acquired payment plans has defaulted in its obligations to Mepco and is in the process of winding down its operations.

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

In December 2009, the Board of Directors of Independent Bank Corporation adopted resolutions (as subsequently amended) that impose the following restrictions:

•
We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

•	We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;

•	We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and

•	We will not rescind or materially modify any of these limitations without notice to the FRB and the OFIR.

In December 2009, the Board of Directors of Independent Bank, our subsidiary bank, adopted resolutions (as subsequently amended) designed to enhance certain aspects of the bank’s performance and, most importantly, to improve the bank’s capital position. These resolutions require the following:

•	The adoption by the bank of a capital restoration plan as described below;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•
The enhancement of the bank’s documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as troubled debt restructurings;

•	The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;

•	Additional reporting to the bank’s Board of Directors regarding initiatives and plans pursued by management to improve the bank’s risk management practices;

•	Prior approval of the FRB and the OFIR for any dividends or distributions to be paid by the bank to Independent Bank Corporation; and

•	Notice to the FRB and the OFIR of any rescission of or material modification to any of these resolutions.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the bank’s financial condition and operations that we believe most require our focus at this time. It is very possible that if we had not adopted these resolutions, the FRB and the OFIR may have imposed similar requirements on us through a written agreement or similar undertaking. We are not currently subject to any such regulatory agreement or enforcement action. However, we believe that if we are unable to substantially comply with the resolutions set forth above in the near future and if our financial condition and performance do not otherwise improve, we may face additional regulatory scrutiny and restrictions in the form of a written agreement or similar undertaking imposed by the regulators.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2010 and 2009 categorized our bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31, follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2010
Total capital to risk-weighted assets
Consolidated	$193,199	10.99%	$140,692	8.00%	NA	NA
Independent Bank	194,524	11.06	140,760	8.00	$175,950	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$166,048	9.44%	$70,346	4.00%	NA	NA
Independent Bank	171,947	9.77	70,380	4.00	$105,570	6.00%

Tier 1 capital to average assets
Consolidated	$166,048	6.35%	$104,550	4.00%	NA	NA
Independent Bank	171,947	6.58	104,567	4.00	$130,709	5.00%

2009
Total capital to risk-weighted assets
Consolidated	$233,166	10.58%	$176,333	8.00%	NA	NA
Independent Bank	228,128	10.36	176,173	8.00	$220,216	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$156,702	7.11%	$88,166	4.00%	NA	NA
Independent Bank	199,909	9.08	88,086	4.00	$132,130	6.00%

Tier 1 capital to average assets
Consolidated	$156,702	5.27%	$119,045	4.00%	NA	NA
Independent Bank	199,909	6.72	118,909	4.00	$148,636	5.00%
__________

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Total shareholders' equity	$119,085	$109,861	$169,986	$196,416
Add (deduct)
Qualifying trust preferred securities	44,084	41,880	-	-
Accumulated other comprehensive loss	13,120	15,679	12,201	14,208
Intangible assets	(8,980)	(10,260)	(8,979)	(10,257)
Disallowed capitalized mortgage loan servicing rights	(527)	(559)	(527)	(559)
Disallowed deferred tax assets	(780)	-	(780)	-
Other	46	101	46	101
Tier 1 capital	166,048	156,702	171,947	199,909
Qualifying trust preferred securities	4,584	48,220	-	-
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	22,567	28,244	22,577	28,219
Total risk-based capital	$193,199	$233,166	$194,524	$228,128

In January 2010, we adopted a Capital Restoration Plan (the “Capital Plan”), as required by the Board resolutions adopted in December 2009, and described above, and submitted such Capital Plan to the FRB and the OFIR.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December 2009 (as subsequently amended). The minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. As of December 31, 2010, our bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards and met one of the minimum capital ratio goals established by our board.

Set forth below are the actual capital ratios of our subsidiary bank as of December 31, 2010, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards:

	Independent Bank Actual as of December 31, 2010	Minimum Ratios Established by Our Board	Required to be Well-Capitalized
Total Capital to Risk-Weighted Assets	11.06%	11.0%	10.0%
Tier 1 Capital to Average Total Assets	6.58	8.0	5.0

Our Capital Plan (as modified during 2010) sets forth an objective of achieving these minimum capital ratios as soon as practicable and maintaining such capital ratios through at least the end of 2012.

If we are unable to achieve both minimum capital ratios set forth in our Capital Plan it may adversely affect our business and financial condition. An inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, we believe that if we are unable to achieve the minimum capital ratios set forth in our Capital Plan within a reasonable time period and if our financial condition and performance otherwise fail to improve, we may not be able to remain well-capitalized under federal regulatory standards. In that case, we also expect our primary bank regulators would impose various regulatory restrictions and requirements on us through a regulatory enforcement action. If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered certificates of deposit (“Brokered CDs”) without the prior consent of the Federal Deposit Insurance Corporation (“FDIC”), which would likely have an adverse impact on our business and financial condition. If our regulators take enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC. At the present time, based on our current forecasts and expectations, we believe that our bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of a further decline in total assets (principally loans).

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as Level 1 of the valuation hierarchy. At December 31, 2010, Level 1 securities included certain preferred stocks included in our trading portfolio for which there are quoted prices in active markets. A trust preferred security included in our available for sale portfolio and classified as Level 1 at December 31, 2009 was sold during the first quarter of 2010. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and include agency and private label residential mortgage-backed securities, other asset-backed securities, municipal securities and trust preferred securities. Level 3 securities at December 31, 2009 consisted of certain private label residential mortgage-backed and other asset-backed securities whose fair values were estimated using an internal discounted cash flow analysis. At December 31, 2009, the underlying loans within these securities included Jumbo (60%), Alt A (25%) and manufactured housing (15%). Except for the discount rate, the inputs used in this analysis could generally be verified and did not involve judgment by management. The discount rate used (an unobservable input) was established using a multifactored matrix whose base rate was the yield on agency mortgage-backed securities. The analysis added a spread to this base rate based on several credit related factors, including vintage, product, payment priority, credit rating and non performing asset coverage ratio. The add-on for vintage ranged from zero for transactions backed by loans originated before 2003 to 0.525% for the 2007 vintage. Product adjustments to the discount rate were: 0.05% to 0.20% for jumbo, 0.35% to 2.575% for Alt-A, and 3.00% for manufactured housing. Adjustments for payment priority were -0.25% for super seniors, zero for seniors, 1.00% for senior supports and 3.00% for mezzanine securities. The add-on for credit rating ranged from zero for AAA securities to 5.00% for ratings below investment grade. The discount rate for subordination coverage of nonperforming loans ranged from zero for structures with a coverage ratio of more than 10 times to 10.00% if the coverage ratio declined to less than 0.5 times. The discount rate calculation had a minimum add on rate of 0.25%. These discount rate adjustments were reviewed for reasonableness and considered trends in mortgage market credit metrics by product and vintage. The discount rates calculated in this manner were intended to differentiate investments by risk characteristics. Using this approach, discount rates ranged from 4.11% to 16.64%, with a weighted average rate of 8.91% and a median rate of 7.99%. The assumptions used reflected what we believed market participants would use in pricing these assets. See discussion below regarding transfer of these securities from Level 3 to Level 2 pricing during the first quarter of 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans held for sale: The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2). During the fourth quarter of 2009, we transferred a $2.2 million commercial real estate loan from the commercial loan portfolio to held for sale. The fair value of this loan was based on a bid from a buyer and, therefore, is classified as a recurring Level 1 at December 31, 2009. This loan was sold for the recorded amount in January, 2010.

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

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

Capitalized mortgage loan servicing rights: The fair value of capitalized mortgage loan servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Since the secondary servicing market has not been active since the later part of 2009, model assumptions are generally unobservable and are based upon the best information available including data relating to our own servicing portfolio, reviews of mortgage servicing assumption and valuation surveys and input from various mortgage servicers and, therefore, are recorded as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives – The fair value of interest rate swap agreements and interest rate cap agreements, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management (recurring Level 2). The fair value of the Amended Warrant is determined using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock and incorporates several unobservable inputs (recurring Level 3). These unobservable inputs include probability of a non-permitted capital raise (40%), expected discount to stock price in an equity raise (10%), dollar amount of expected capital raise ($100 million) and expected time of equity raise (May, 2011).

Assets and liabilities measured at fair value, including financial liabilities for which we have elected the fair value option, are summarized below:

		Fair Value Measurements Using
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
December 31, 2010:	(In thousands)
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$32	$32	$-	$-
Securities available for sale
U.S. agency residential mortgage-backed	13,331	-	13,331	-
Private label residential mortgage-backed	14,184	-	14,184	-
Obligations of states and political subdivisions	31,259	-	31,259	-
Trust preferred	9,090	-	9,090	-
Loans held for sale	50,098	-	50,098	-
Derivatives (1)	1,775	-	1,775	-
Liabilities
Derivatives (2)	2,716	-	1,405	1,311
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	9,019	-	-	9,019
Impaired loans (4)	28,935	-	-	28,935
Other real estate (5)	13,095	-	-	13,095

December 31, 2009:
Measured at Fair Value on a Recurring basis:
Assets
Trading securities	$54	$54	$-	$-
Securities available for sale
U.S. agency residential mortgage-backed	47,522	-	47,522	-
Private label residential mortgage-backed	30,975	-	-	30,975
Other asset-backed	5,505	-	-	5,505
Obligations of states and political subdivisions	67,132	-	67,132	-
Trust preferred	13,017	612	12,405	-
Loans held for sale	34,234	2,200	32,034	-
Derivatives (1)	932	-	932	-
Liabilities
Derivatives (2)	4,259	-	4,259	-
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	9,599	-	-	9,599
Impaired loans (4)	49,819	-	-	49,819
Other real estate (5)	10,497	-	-	10,497

(1)	Included in accrued income and other assets

(2)	Included in accrued expenses and other liabilities

(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.

(4)	Only includes impaired loans with specific loss allocations based on collateral value.

(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in fair values for financial assets which we have elected the fair value option for the periods presented were as follows:

	Changes in Fair Values for the Years Ended December 31 for Items Measured at Fair Value Pursuant to Election of the Fair Value Option
	Net Gains (Losses) on Assets		Total Change in Fair Values Included in
	Securities	Loans	Current Period Earnings
	(In thousands)
2010
Trading securities	$(22)	$-	$(22)
Loans held for sale	-	(378)	(378)

2009
Trading securities	$954	$-	$954
Loans held for sale	-	(404)	(404)

2008
Trading securities	$(10,386)	$-	$(10,386)
Loans held for sale	-	682	682

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the consolidated statements of operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2010 and 2009 relating to assets measured at fair value on a non-recurring basis:

•
Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $9.0 million which is net of a valuation allowance of $3.2 million at December 31, 2010 and had a carrying amount of $9.6 million which is net of a valuation allowance of $2.3 million at December 31, 2009. A recovery (charge) of $(0.9) million, $2.3 million and $(4.3) million was included in our results of operations for the years ending December 31, 2010, 2009 and 2008, respectively.

•
Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $41.0 million, with a valuation allowance of $12.1 million at December 31, 2010 and had a carrying amount of $71.6 million, with a valuation allowance of $21.8 million at December 31, 2009. An additional provision for loan losses relating to impaired loans of $12.0 million, $34.3 million and $33.5 million was included in our results of operations for the years ending December 31, 2010, 2009 and 2008, respectively.

•
Other real estate, which is measured using the fair value of the property, had a carrying amount of $13.1 million which is net of a valuation allowance of $10.9 million at December 31, 2010 and a carrying amount of $10.5 million which is net of a valuation allowance of $6.5 million at December 31, 2009. An additional charge relating to ORE measured at fair value of $6.2 million, $5.6 million and $2.4 million was included in our results of operations during the years ended December 31, 2010, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, follows:

	Asset		(Liability)
	Securities Available for Sale		Amended Warrant
	2010	2009	2010	2009
	(In thousands)
Beginning balance	$36,480	$-	$-	$-
Total gains (losses) realized and unrealized:
Included in results of operations	132	(52)	393	-
Included in other comprehensive income	1,713	(325)	-	-
Purchases, issuances, settlements, maturities and calls	(16,940)	(10,524)	(1,704)	-
Transfers in and/or out of Level 3	(21,385)	47,381	-	-
Ending balance	$-	$36,480	$(1,311)	$-

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31	$-	$(65)	$393	$-

During the first quarter of 2009, certain private label residential mortgage- and other asset-backed securities totaling $47.4 million were transferred to a level 3 valuation technique. We believe that market dislocation for these securities began in the last four months of 2008, particularly after the collapse of Lehman Brothers in September 2008. Since the disruption was very recent and historically there exists seasonally poor liquidity conditions at year end, we decided that it was appropriate to retain Level 2 pricing in 2008 and continue to monitor and review market conditions as we moved into 2009. During the first quarter of 2009 market conditions did not improve, in fact we believe market conditions worsened due to continued declines in residential home prices, increased consumer credit delinquencies, high levels of foreclosures, continuing losses at many financial institutions, and further weakness in the U.S. and global economies. This resulted in the market for these securities being extremely dislocated, Level 2 pricing not being based on orderly transactions and such pricing possibly being described as based on “distressed sales”. As a result, we determined that it was appropriate to modify the discount rate in the valuation model described above which resulted in these securities being reclassified to Level 3 pricing in the first quarter of 2009.

During the first quarter of 2010, we transferred these private label residential mortgage- and other asset-backed securities, totaling $21.4 million, to a Level 2 valuation technique. In the first quarter of 2010, while this market was still “closed” to new issuance, secondary market trading activity increased and appeared to be more orderly than compared to 2009. In addition, many bonds were trading at levels near their economic value with fewer distressed valuations relative to 2009. Prices for many securities had been rising, due in part to negative new supply. This improvement in trading activity was supported by sales of 11 securities with a par value of $14.2 million at a $0.2 million gain during the first quarter of 2010 (none of these securities were originally purchased at a discount). The Level 2 valuation technique has also been supported through bids received from dealers on certain private label securities that approximated Level 2 pricing.

During 2010, we entered into an amended and restated warrant with the UST that would allow them to purchase our common stock at a fixed price (see note #12). Because of certain anti-dilution features included in the Amended Warrant, it is not considered to be indexed to our common stock and is therefore accounted for as a derivative instrument (see note #16). Any change in value of this warrant is recorded in other income in our consolidated statements of financial condition. We determined the fair value of the Amended Warrant using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock. The simulation analysis relies on a binomial lattice model, a standard technique usually applied to the valuation of stock options. The binomial lattice maps out possible price paths of our common stock, the underlying asset of the Amended Warrant. The simulation is based on a 500-step lattice covering the term of the Amended Warrant. The binomial lattice requires specification of 14 variables, of which several are unobservable in the market. As a result of these unobservable inputs, the resulting fair value of the Amended Warrant was classified as Level 3 pricing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2010	$50,098	$(100)	$50,198
2009	34,234	278	33,956

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

Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks, interest bearing deposits and accrued interest.

It is not practicable to determine the fair value of FHLB and FRB Stock due to restrictions placed on transferability.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair values and recorded book balances at December 31 follow:

	2010		2009
	Recorded Book Balance	Estimated Fair Value	Recorded Book Balance	Estimated Fair Value
	(In thousands)
Assets
Cash and due from banks	$48,900	$48,900	$65,200	$65,200
Interest bearing deposits	336,400	336,400	223,500	223,500
Trading securities	30	30	50	50
Securities available for sale	67,900	67,900	164,200	164,200
Federal Home Loan Bank and Federal Reserve
Bank Stock	23,600	NA	27,900	NA
Net loans and loans held for sale	1,795,300	1,736,600	2,251,900	2,178,000
Accrued interest receivable	7,100	7,100	8,900	8,900
Derivative financial instruments	1,800	1,800	900	900

Liabilities
Deposits with no stated maturity	$1,447,500	$1,447,500	$1,394,400	$1,394,400
Deposits with stated maturity	804,300	814,900	1,171,300	1,183,200
Other borrowings	71,000	75,000	131,200	136,300
Subordinated debentures	50,200	19,300	92,900	46,500
Accrued interest payable	3,600	3,600	4,500	4,500
Derivative financial instruments	2,700	2,700	4,300	4,300

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

NOTE 24 — OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank (“IB”) and Mepco. The accounting policies of the segments are the same as those described in Note 1 to the consolidated financial statements. We evaluate performance based principally on net income (loss) of the respective reportable segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced at Prime beginning on January 1, 2010 and priced principally based on Brokered certificate of deposit (“CD”) rates prior to that time. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of selected financial information for our reportable segments follows:

	IB	Mepco(1)	Other(2)	Elimination(3)	Total
	(In thousands)
2010
Total assets	$2,270,881	$265,201	$176,740	$(177,574)	$2,535,248
Interest income	111,470	37,381	-	-	148,851
Net interest income	87,521	28,602	(4,470)	-	111,653
Provision for loan losses	47,093	(328)	-	-	46,765
Income (loss) before income tax	(27,763)	(2,264)	11,823	(95)	(18,299)
Net income (loss)	(27,049)	(1,388)	11,823	(95)	(16,709)

2009
Total assets	$2,539,315	$424,094	$210,634	$(208,679)	$2,965,364
Interest income	136,051	53,005	-	-	189,056
Net interest income	95,190	49,953	(6,620)	-	138,523
Provision for loan losses	103,007	311	-	-	103,318
Income (loss) before income tax	(76,888)	(9,106)	(7,349)	(94)	(93,437)
Net income (loss)	(71,095)	(11,689)	(7,636)	193	(90,227)

2008
Total assets	$2,638,092	$312,710	$290,993	$(285,550)	$2,956,245
Interest income	170,588	33,148	-	-	203,736
Net interest income	110,788	26,503	(7,142)	-	130,149
Provision for loan losses	71,077	36	-	-	71,113
Income (loss) before income tax	(96,824)	17,274	(8,956)	(95)	(88,601)
Net income (loss)	(92,551)	10,729	(9,780)	(62)	(91,664)
__________

(1)
Total assets include gross finance receivables of $0.1 million and $1.6 million at December 31, 2010 and 2009 from customers domiciled in Canada. This amount represents less than 1% of total finance receivables outstanding. We anticipate this balance to decline in future periods. There were no finance receivables for customers domiciled in Canada in 2008.

(2)	Includes amounts relating to our parent company and certain insignificant operations. Net income (loss) in 2010 includes parent company's $18.1 million gain on extinguishment of debt.

(3)	Includes parent company's investment in subsidiaries and cash balances maintained at subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 25 — INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2010	2009
	(In thousands)
ASSETS
Cash and due from banks	$4,719	$9,488
Investment in subsidiaries	171,493	199,207
Other assets	528	1,939
Total Assets	$176,740	$210,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$50,175	$92,888
Other liabilities	8,112	8,611
Shareholders’ equity	118,453	109,135
Total Liabilities and Shareholders’ Equity	$176,740	$210,634

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
OPERATING INCOME
Gain on extinguishment of debt	$18,066	$-	$-
Dividends from subsidiaries	-	-	6,000
Other income	500	175	199
Total Operating Income	18,566	175	6,199

OPERATING EXPENSES
Interest expense	4,470	6,620	7,142
Administrative and other expenses	2,273	904	2,013
Total Operating Expenses	6,743	7,524	9,155
Income (Loss) Before Income Tax and Equity in Undistributed Net
Loss of Subsidiaries	11,823	(7,349)	(2,956)
Income tax expense	-	(287)	(824)
Income (Loss) Before Equity in Undistributed Net Loss of Subsidiaries	11,823	(7,636)	(3,780)
Equity in undistributed net loss of subsidiaries	(28,532)	(82,591)	(87,884)
Net Loss	$(16,709)	$(90,227)	$(91,664)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Net Loss	$(16,709)	$(90,227)	$(91,664)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Gain on extinguishment of debt	(18,066)	-	-
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	2	2	4
Goodwill impairment	-	-	343
(Increase) decrease in other assets	(618)	(411)	3,220
Increase (decrease) in other liabilities	1,977	4,531	(391)
Equity in undistributed net loss of subsidiaries operations	28,532	82,591	87,884
Total Adjustments	11,827	86,713	91,060
Net Cash Used in Operating Activities	(4,882)	(3,514)	(604)

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	-	(13,000)	(53,600)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,118	1,852	1,892
Extinguishment of debt, net	(1,005)	-	-
Dividends paid	-	(3,384)	(7,769)
Repayment of long-term debt	-	-	(3,000)
Proceeds from issuance of preferred stock	-	-	68,421
Proceeds from issuance of common stock warrants	-	-	3,579
Net Cash From (Used in) Financing Activities	113	(1,532)	63,123
Net Increase (Decrease) in Cash and Cash Equivalents	(4,769)	(18,046)	8,919
Cash and Cash Equivalents at Beginning of Year	9,488	27,534	18,615
Cash and Cash Equivalents at End of Year	$4,719	$9,488	$27,534

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 – MANAGEMENT PLANS

Our operating results since 2007 have been negatively impacted by the difficult economic conditions in Michigan’s Lower Peninsula. Elevated credit costs, including our provision for loan losses, loan and collection costs, and losses on ORE, and in 2009 and 2010, losses related to vehicle service contract counterparty contingencies, have resulted in substantial losses over the past three years and reduced our capital. As discussed in note 21, we have adopted a Capital Plan, which includes a series of actions designed to increase our common equity capital, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. A primary objective of the Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for the bank. These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets. As of December 31, 2010, the bank’s Total Capital to Risk-Weighted Assets ratio exceeded the target of 11%. Further, we have completed two elements of the Capital Plan including: (a) on April 16, 2010, we closed a transaction with the UST for the exchange of $72 million of Series A Preferred Stock that the UST acquired pursuant to the TARP Capital Purchase Program for new shares of Series B Preferred Stock. A key benefit of this transaction was obtaining the right, under the terms of the new Series B Preferred Stock, to compel the conversion of this stock into shares of our common stock, provided that we meet certain conditions; and (b) on June 23, 2010, we exchanged 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities. These two transactions were intended to improve our ability to successfully raise additional capital through an offering of our common stock, which is the last component of the Capital Plan. At the present time, based on our current forecasts and expectations, we believe that our bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of a projected further decline in total assets (principally loans). As a result of these expectations with respect to the bank’s regulatory capital ratios, and in light of our continued improvements in asset quality and other positive indicators, we are reevaluating our alternatives in connection with any common stock offering. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the UST.

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)

2010
Interest income	$41,244	$38,492	$35,687	$33,428
Net interest income	30,031	28,571	26,985	26,066
Provision for loan losses	17,014	12,680	9,543	7,528
Income (loss) before income tax	(14,101)	8,040	(7,588)	(4,650)
Net income (loss)	(13,837)	7,884	(6,610)	(4,146)
Net income (loss) applicable to common stock	(14,914)	6,771	(7,719)	(4,942)

Income (loss) per common share
Basic	(6.21)	2.37	(1.03)	(0.65)
Diluted	(6.21)	0.44	(1.03)	(0.65)

2009
Interest income	$47,565	$48,144	$47,905	$45,442
Net interest income	34,347	35,519	35,259	33,398
Provision for loan losses	30,124	25,659	22,425	25,110
Loss before income tax	(18,304)	(6,120)	(19,402)	(49,611)
Net loss	(18,597)	(5,161)	(18,314)	(48,155)
Net loss applicable to common stock	(19,672)	(6,236)	(19,389)	(49,231)

Loss per common share
Basic	(8.42)	(2.60)	(8.07)	(20.49)
Diluted	(8.42)	(2.60)	(8.07)	(20.49)
During the fourth quarter of 2010 we recognized losses on other real estate of $4.8 million (see note #5) and recognized a recovery on our capitalized mortgage loan servicing rights of $2.7 million (see note #4). During the second quarter of 2010 we recognized a gain on extinguishment of debt of $18.1 million (see note #10). During the fourth quarter of 2009 we recognized a $19.5 million expense for vehicle service contract counterparty risk (see notes #11 and #20) and $16.7 million of goodwill impairment (see note #7).

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares
	2010			2009			Cash Dividends Declared
	High	Low	Close	High	Low	Close	2010	2009
First quarter	$12.00	$6.43	$7.00	$30.00	$9.00	$23.40	$-	$0.10
Second quarter	20.80	3.40	3.79	29.00	11.10	13.20	-	0.10
Third quarter	4.20	1.38	1.39	21.60	10.90	19.00	-	0.10
Fourth quarter	2.06	1.00	1.30	18.90	5.90	7.20	-	-

We have approximately 2,400 holders of record of our common stock. Our common stock trades on the Nasdaq Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our bank and by regulatory capital guidelines applicable to us (see note #21).