Form 10-K, Exhibit 13
period 2011-12-31
INDEPENDENT BANK CORP /MI/
filed 2012-03-13
CIK 39311

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$114,762	$148,851	$189,056	$203,736	$223,254
Interest expense	20,193	37,198	50,533	73,587	102,663
Net interest income	94,569	111,653	138,523	130,149	120,591
Provision for loan losses	27,946	46,765	103,318	71,113	43,105
Net gains (losses) on securities	(511)	1,177	3,744	(14,961)	(705)
Gain on extinguishment of debt	-	18,066	-	-	-
Other non-interest income	47,424	52,570	56,057	45,510	48,944
Non-interest expenses	133,948	155,000	188,443	178,186	116,873
Income (loss) from continuing operations before income tax	(20,412)	(18,299)	(93,437)	(88,601)	8,852
Income tax expense (benefit)	(212)	(1,590)	(3,210)	3,063	(1,103)
Income (loss) from continuing operations	(20,200)	(16,709)	(90,227)	(91,664)	9,955
Discontinued operations, net of tax	-	-	-	-	402
Net income (loss)	$(20,200)	$(16,709)	$(90,227)	$(91,664)	$10,357
Preferred dividends	4,157	4,095	4,301	215	-
Net income (loss) applicable to common stock	$(24,357)	$(20,804)	$(94,528)	$(91,879)	$10,357

PER COMMON SHARE DATA(1)
Income (loss) per common share from continuing operations
Basic	$(2.94)	$(4.09)	$(39.60)	$(39.98)	$4.39
Diluted	(2.94)	(4.09)	(39.60)	(39.98)	4.35
Net income (loss) per common share
Basic	$(2.94)	$(4.09)	$(39.60)	$(39.98)	$4.57
Diluted	(2.94)	(4.09)	(39.60)	(39.98)	4.53
Cash dividends declared	0.00	0.00	0.30	1.40	8.40
Book value	2.68	5.52	16.94	54.93	106.19

SELECTED BALANCES
Assets	$2,307,406	$2,535,248	$2,965,364	$2,956,245	$3,247,516
Loans	1,576,608	1,813,116	2,299,372	2,459,529	2,518,330
Allowance for loan losses	58,884	67,915	81,717	57,900	45,294
Deposits	2,086,125	2,251,838	2,565,768	2,066,479	2,505,127
Shareholders’ equity	102,627	119,085	109,861	194,877	240,502
Long-term debt - FHLB advances	33,384	71,022	94,382	314,214	261,509
Subordinated debentures	50,175	50,175	92,888	92,888	92,888

SELECTED RATIOS
Net interest income to average interest earning assets (2)	4.42%	4.36%	5.00%	4.48%	4.26%
Income (loss) from continuing operations to (3)
Average common equity	(68.44)	(54.38)	(90.72)	(39.01)	3.96
Average assets	(1.02)	(0.75)	(3.17)	(2.88)	0.31
Net income (loss) to (3)
Average common equity	(68.44)	(54.38)	(90.72)	(39.01)	4.12
Average assets	(1.02)	(0.75)	(3.17)	(2.88)	0.32
Average shareholders’ equity to average assets	4.76	3.92	5.80	7.50	7.72
Tier 1 capital to average assets	6.25	6.35	5.27	8.61	7.44
Non-performing loans to Portfolio Loans	3.80	3.73	4.78	5.09	3.07

(1)	Per share data has been adjusted for a 1 for 10 reverse stock split in 2010.
(2)	2007 data is presented on tax equivalent basis because we had taxable income in that year.
(3)	These amounts are calculated using income (loss) from continuing operations applicable to common stock and net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Discussions and statements in this report that are not statements of historical fact, including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan,” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; predictions as to our Bank’s ability to maintain certain regulatory capital standards; our expectation that we will have sufficient cash on hand to meet expected obligations during 2012; and descriptions of steps we may take to improve our capital position. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties. Although we believe that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including, among others:

●
our ability to successfully raise new equity capital, effect a conversion of our outstanding preferred stock held by the U.S. Treasury into our common stock, and otherwise implement our capital restoration plan;

●	the failure of assumptions underlying the establishment of and provisions made to our allowance for loan losses;
●	the timing and pace of an economic recovery in Michigan and the United States in general, including regional and local real estate markets;
●	the ability of our Bank to remain well-capitalized;
●
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

●	further adverse developments in the vehicle service contract industry;
●	potential limitations on our ability to access and rely on wholesale funding sources;
●	the risk that sales of our common stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes;
●	the continued services of our management team, particularly as we work through our asset quality issues and the implementation of our capital restoration plan;
●
implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other new legislation, which may have significant effects on us and the financial services industry, the exact nature and extent of which cannot be determined at this time; and

●	the risk that our common stock may be delisted from the Nasdaq Global Select Market.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Introduction. Our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. We have in general experienced a difficult economy in Michigan since 2001, although economic conditions in the state began to show signs of improvement during 2010 and generally these improvements continued into 2011, albeit at a slower pace, as evidenced, in part, by an overall decline in the unemployment rate. However, Michigan’s unemployment rate has been consistently above the national average.

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

In response to these difficult market conditions and the significant losses that we incurred over the past four years that reduced our capital, we have taken steps or initiated actions designed to increase our capital ratios, improve our operations and augment our liquidity as described in more detail below.

At the present time, based on our current forecasts and expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of our reduction in total assets (principally loans) and a projected return to profitability during the latter part of 2012. Our expectation for future near term losses reflects continued elevated credit costs (in particular the provision for loan losses, net losses on other real estate [“ORE”] and repossessed assets and loan and collection costs) and a decline in net interest income (due to a decrease in total interest-earning assets as well as a change in asset mix as higher yielding loans have declined and lower yielding interest bearing cash balances at the Federal Reserve Bank [“FRB”] have increased). We expect credit costs to abate sufficiently so that we can return to profitability in the last half of 2012. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to further deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco Finance Corporation (“Mepco”) related to the collection of vehicle service contract counterparty receivables (see “Non-interest expense”). Because of such uncertainties, it is possible that our Bank may not be able to remain well-capitalized as we work through asset quality issues and seek to return to consistent profitability. As described in more detail under “Liquidity and capital resources” below, we believe failing to remain well-capitalized would have a material adverse effect on our business and financial condition as it would, among other consequences, likely lead to further regulatory enforcement actions (see “Regulatory development”), a potential loss of our mortgage servicing rights with Fannie Mae and/or Freddie Mac, and limits on our access to certain wholesale funding sources. In addition, any significant deterioration in our ability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors.

In July 2010, Congress passed and the President signed into law the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Dodd-Frank Act”). The Dodd-Frank Act includes the creation of the new Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws; the creation of the Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk; provisions affecting corporate governance and executive compensation of all companies whose securities are registered with the SEC; a provision that broadens the base for Federal Deposit Insurance Corporation (“FDIC”) insurance assessments; a provision under which interchange fees for debit cards are set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard; a provision that requires bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for financial institutions with less than $15 billion in assets as of December 31, 2009; and new restrictions on how mortgage brokers and loan originators may be compensated. Certain provisions of the Dodd-Frank Act only apply to institutions with more than $10 billion in assets. We expect that the Dodd-Frank Act will have a significant impact on the banking industry, including our organization, although the extent of such impact is difficult to project at this time.

It is against this backdrop that we discuss our results of operations and financial condition in 2011 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We incurred a net loss applicable to common stock of $24.4 million, or $2.94 per share, in 2011 compared to $20.8 million, or $4.09 per share, and $94.5 million, or $39.60 per share, in 2010 and 2009, respectively. The increased loss in 2011 as compared to 2010 is primarily because 2010 included an $18.1 million gain on the extinguishment of debt. Excluding this gain on the extinguishment of debt, 2011 results improved as compared to 2010, which primarily reflects decreases in the provision for loan losses and non-interest expenses that were partially offset by a decrease in net interest income and non-interest income. The reduced loss in 2010 as compared to 2009 is due primarily to a decrease in the provision for loan losses, the aforementioned gain on the extinguishment of debt realized in 2010, a decline in vehicle service contract counterparty contingencies expense and an impairment charge on goodwill that was recorded in 2009. Per share data has been adjusted for a 1-for-10 reverse stock split completed in 2010.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2011	2010	2009

Net loss to
Average common equity	(68.44)%	(54.38)%	(90.72)%
Average assets	(1.02)	(0.75)	(3.17)
Net loss per share
Basic	$(2.94)	$(4.09)	$(39.60)
Diluted	(2.94)	(4.09)	(39.60)

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

Net interest income totaled $94.6 million during 2011, compared to $111.7 million and $138.5 million during 2010 and 2009, respectively. The decrease in 2011 compared to 2010 reflects a significant decline in our average interest-earning assets that was partially offset by an increase in net interest income as a percent of average interest-earning assets (the “net interest margin”). The net interest margin increased to 4.42% in 2011, as compared to 4.36% in 2010. This increase was primarily due to a reduction in funding costs (due principally to a reduction in higher costing brokered certificates of deposit [“Brokered CDs”]) and an increase in non-interest bearing deposits that was partially offset by a decline in the weighted average yield on average interest-earning assets (due principally to a decline in loans).

The decrease in net interest income in 2010 compared to 2009 reflects declines in our net interest margin as well as in our average interest-earning assets. The decline in the net interest margin primarily reflects a decrease in the yield on interest earning assets principally due to a change in the mix of interest-earning assets with a declining level of higher yielding loans and an increasing level of lower yielding short-term investments, as described in more detail below.

The reduction in average interest-earning assets over the past three years reflects our strategy to preserve our regulatory capital levels by reducing loan balances that have higher risk weightings for regulatory capital purposes. In addition, during the past three years, the demand for credit in our markets has been somewhat subdued, reflecting both caution by businesses and consumers and a still relatively weak economy.

Beginning in the last half of 2009 and continuing into 2011, we have maintained (and generally expect to continue to maintain) elevated levels of lower-yielding interest bearing cash balances to augment our liquidity in response to our stressed financial condition (see “Liquidity and capital resources”). In addition, due to the challenges facing Mepco (see “Noninterest expense”), we significantly reduced the balance of payment plan receivables during 2010 and continuing into 2011. These payment plan receivables are the highest yielding segment of our loan portfolio, with an average yield of approximately 13% to 14%. The combination of these two items (an increase in the level of lower-yielding interest bearing cash balances and a decrease in the level of higher-yielding payment plan receivables) has had an adverse impact on our interest income and net interest income over the past two years.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $57.0 million, $86.4 million and $120.2 million in 2011, 2010 and 2009, respectively.

AVERAGE BALANCES AND RATES

	2011			2010			2009
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS(1)
Taxable loans	$1,704,057	$110,242	6.47%	$2,072,586	$141,876	6.85%	$2,461,896	$177,557	7.21%
Tax-exempt loans(2)	7,891	332	4.21	9,531	406	4.26	8,672	391	4.51
Taxable securities	62,315	1,422	2.28	82,127	3,052	3.72	111,558	6,333	5.68
Tax-exempt securities(2)	29,615	1,219	4.12	45,223	1,932	4.27	85,954	3,669	4.27
Cash - interest bearing	312,576	792	0.25	324,065	824	0.25	72,606	174	0.24
Other investments	22,084	755	3.42	26,526	761	2.87	28,304	932	3.29
Interest earning assets	2,138,538	114,762	5.36	2,560,058	148,851	5.81	2,768,990	189,056	6.83
Cash and due from banks	53,098			50,739			55,451
Other assets, net	188,583			167,873			157,762
Total assets	$2,380,219			$2,778,670			$2,982,203

LIABILITIES
Savings and interest-bearing checking	$1,006,305	2,263	0.22	$1,089,992	2,829	0.26	$992,529	5,751	0.58
Time deposits	656,944	12,994	1.98	978,098	25,335	2.59	1,019,624	29,654	2.91
Other borrowings	92,879	4,936	5.31	198,030	9,034	4.56	394,975	15,128	3.83
Interest bearing liabilities	1,756,128	20,193	1.15	2,266,120	37,198	1.64	2,407,128	50,533	2.10
Non-interest bearing deposits	467,305			349,376			321,802
Other liabilities	43,378			54,183			80,281
Shareholders’ equity	113,408			108,991			172,992
Total liabilities and shareholders’ equity	$2,380,219			$2,778,670			$2,982,203

Net interest income		$94,569			$111,653			$138,523

Net interest income as a percent of average interest earning assets			4.42%			4.36%			5.00%

(1)
All domestic, except for $0.01 million, $0.4 million and $5.1 million for the twelve months ended December 31, 2011, 2010 and 2009, respectively, of average payment plan receivables included in taxable loans for customers domiciled in Canada.

(2)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

CHANGE IN NET INTEREST INCOME

	2011 compared to 2010			2010 compared to 2009
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1, 2)
Taxable loans	$(24,169)	$(7,465)	$(31,634)	$(26,997)	$(8,684)	$(35,681)
Tax-exempt loans(3)	(69)	(5)	(74)	37	(22)	15
Taxable securities	(627)	(1,003)	(1,630)	(1,421)	(1,860)	(3,281)
Tax-exempt securities(3)	(645)	(68)	(713)	(1,740)	3	(1,737)
Cash - interest bearing	(32)	-	(32)	639	11	650
Other investments	(139)	133	(6)	(56)	(115)	(171)
Total interest income	(25,681)	(8,408)	(34,089)	(29,538)	(10,667)	(40,205)
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	(207)	(359)	(566)	518	(3,440)	(2,922)
Time deposits	(7,175)	(5,166)	(12,341)	(1,172)	(3,147)	(4,319)
Other borrowings	(5,401)	1,303	(4,098)	(8,585)	2,491	(6,094)
Total interest expense	(12,783)	(4,222)	(17,005)	(9,239)	(4,096)	(13,335)
Net interest income	$(12,898)	$(4,186)	$(17,084)	$(20,299)	$(6,571)	$(26,870)

(1)
The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic, except for $0.1 million and $0.5 million of interest income in 2010 and 2009 on payment plan receivables included in taxable loans from customers domiciled in Canada.
(3)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2011	2010	2009
As a percent of average interest earning assets
Loans (1)	80.1%	81.3%	89.2%
Other interest earning assets	19.9	18.7	10.8
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	47.1%	42.6%	35.8%
Time deposits	24.6	21.1	14.1
Brokered CDs	6.1	17.1	22.7
Other borrowings and long-term debt	4.3	7.7	14.3
Average interest bearing liabilities	82.1%	88.5%	86.9%
Earning asset ratio	89.8%	92.1%	92.9%
Free-funds ratio (2)	17.9	11.5	13.1

(1)	All domestic, except for 0.2% of payment plan receivables in 2009 from customers domiciled in Canada.
(2)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was $27.9 million during 2011 compared to $46.8 million and $103.3 million during 2010 and 2009, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for loan losses over the past two years primarily reflects reduced levels of non-performing loans, lower total loan balances and a decline in loan net charge-offs. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loan sales as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income. In addition, certain categories of non-interest income (namely, non-sufficient funds [“NSF”] or overdraft fees and interchange income) have been or may be adversely impacted by recent legislation, as described in greater detail below.

Non-interest income totaled $46.9 million during 2011 compared to $71.8 million and $59.8 million during 2010 and 2009, respectively. 2010 included an $18.1 million gain on the extinguishment of debt.

NON-INTEREST INCOME

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Service charges on deposit accounts	$18,306	$21,511	$24,370
Interchange income	9,091	8,257	7,064
Net gains (losses) on assets
Mortgage loans	9,262	12,330	10,860
Securities	249	1,639	3,826
Other than temporary impairment loss on securities:
Total impairment loss	(760)	(462)	(4,073)
Loss recognized in other comprehensive loss	-	-	3,991
Net impairment loss recognized in earnings	(760)	(462)	(82)
Mortgage loan servicing	(2,011)	(523)	2,252
Investment and insurance commissions	2,050	1,889	2,017
Bank owned life insurance	1,878	1,917	1,615
Title insurance fees	1,465	2,037	2,272
Decrease in fair value of U.S. Treasury warrant	1,137	393	-
Gain on extinguishment of debt	-	18,066	-
Other	6,246	4,759	5,607
Total non-interest income	$46,913	$71,813	$59,801

Service charges on deposit accounts totaled $18.3 million during 2011, compared to $21.5 million and $24.4 million during 2010 and 2009, respectively. The decrease in such service charges over the past two years principally relates to a decline in NSF occurrences and related NSF fees. We believe the decline in NSF occurrences is due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees because of the current challenging economic conditions as well as the impact of recent legislation on such fees. In late 2009, the Federal Reserve adopted rules that required a written opt-in from customers before a bank can assess overdraft fees on ATM or debit card transactions. These rules were effective for new customers on July 1, 2010 and for existing customers on August 15, 2010. This legislation has had an adverse impact on our level of service charges on deposit accounts.

Interchange income increased to $9.1 million in 2011 compared to $8.3 million in 2010 and $7.1 million in 2009. The growth in interchange income primarily reflects an increase in debit card transaction volumes and PIN-based interchange fees. As described earlier, the Dodd-Frank Act includes a provision under which interchange fees for debit cards are set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011 the Federal Reserve issued final rules (that were effective October 1, 2011) on interchange fees for debit cards. Overall, these final rules established price caps for debit card interchange fees that were approximately 50% lower than previous averages. However, debit card issuers with less than $10 billion in assets (like us) are exempt from this rule. On a long-term basis, it is not clear how competitive market factors may impact debit card issuers who are exempt from the rule. As a result, at the present time, we cannot predict if our interchange income will be lower in the future because of such price caps.

We realized net gains of $9.3 million on the sale of mortgage loans during 2011, compared to $12.3 million and $10.9 million during 2010 and 2009 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

The decrease in net gains in 2011 relates primarily to a decline in mortgage loan sales (and origination) volume. Although mortgage loan interest rates hit record lows during the last half of 2011, refinance activity has been, to date, somewhat moderate as many borrowers already refinanced in earlier periods (and the interest rate differential between the rate at which they refinanced earlier and current interest rates is not that significant). Also, many borrowers are unable to refinance because of negative equity in their homes, more stringent underwriting criteria required by the secondary mortgage market, or other credit-related impediments. Additionally, new tax credits for first-time home buyers during 2009 and early 2010 also spurred home sales and hence mortgage loan origination volume during those periods.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Mortgage loans originated	$399,062	$516,335	$576,018
Mortgage loans sold	383,493	480,566	540,713
Mortgage loans sold with servicing rights released	81,196	77,080	55,495
Net gains on the sale of mortgage loans	9,262	12,330	10,860
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.42%	2.57%	2.01%
Fair value adjustments included in the Loan Sales Margin	(0.01)	0.10	0.07

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on the sale of mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 2.43% in 2011, 2.47% in 2010 and 1.94% in 2009. The improved Loan Sales Margins in 2011 and 2010 (as compared to 2009) were generally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads.

We generated securities net gains of $0.2 million in 2011 and $1.6 million and $3.8 million in 2010 and 2009, respectively. The 2011 securities net gains were primarily due to the sale of a U.S. Treasury security and residential mortgage-backed securities. The 2010 securities net gains were primarily due to the sale of municipal securities and residential mortgage-backed securities. The 2009 securities net gains were primarily due to increases in the fair value and gains on the sale of our Bank of America preferred stock as well as gains on the sale of municipal securities. We sold all of our Bank of America preferred stock in June 2009.

We also recorded net impairment losses of $0.8 million, $0.5 million and $0.1 million in 2011, 2010 and 2009, respectively, related to other than temporary impairment of securities available for sale. These impairment charges primarily related to private label residential mortgage-backed securities and one trust preferred security.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net
	(In thousands)
2011	$70,322	$324	$835	$(511)
2010	96,648	1,882	705	1,177
2009	43,525	3,957	213	3,744

(1)	Losses in 2011, 2010 and 2009 include $0.8 million, $0.5 million and $0.1 million, respectively of other than temporary impairment charges.

Mortgage loan servicing generated a net expense of $2.0 million and $0.5 million in 2011 and 2010, respectively, compared to net revenue of $2.3 million in 2009. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, mortgage loan interest rates generally declined during 2011 and 2010 resulting in higher prepayment rates and an increase in the valuation allowance.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2011	2010	2009
	(In thousands)
Balance at January 1,	$14,661	$15,273	$11,966
Originated servicing rights capitalized	2,967	4,158	5,213
Amortization	(3,065)	(3,862)	(4,255)
Change in valuation allowance	(3,334)	(908)	2,349
Balance at December 31,	$11,229	$14,661	$15,273
Valuation allowance at December 31,	$6,544	$3,210	$2,302

At December 31, 2011, we were servicing approximately $1.77 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 5.20% and a weighted average service fee of approximately 25.6 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2011 totaled $11.2 million, representing approximately 63 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $11.5 million at December 31, 2011.

Nearly all of our mortgage loans serviced for others at December 31, 2011 are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our Bank were to fall below “well capitalized” (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our financial condition and results of operations.

Investment and insurance commissions totaled $2.1 million, $1.9 million and $2.0 million in 2011, 2010 and 2009, respectively. The increase in 2011 as compared to 2010 is primarily due to a higher volume of sales of these products. These higher sales principally reflect our efforts to expand this business. The decline in 2010 compared to 2009 is primarily due to the elimination of certain personnel within the wealth management portion of our investment and insurance sales force early in the year.

We earned $1.9 million, $1.9 million and $1.6 million in 2011, 2010 and 2009, respectively, on our separate account bank owned life insurance principally as a result of increases in cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $49.3 million and $47.9 million at December 31, 2011 and 2010, respectively.

Title insurance fees totaled $1.5 million in 2011, $2.0 million in 2010 and $2.3 million in 2009. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

Changes in the fair value of the amended warrant issued to the U.S. Department of the Treasury (“UST”) in April 2010 are recorded as a component of non-interest income. The fair value of this amended warrant is included in accrued expenses and other liabilities. (See “Liquidity and capital resources.”) Two significant inputs in our valuation model for the amended warrant are our common stock price and the probability percentage of triggering anti-dilution provisions in this instrument related to certain equity transactions. The fair value of the amended warrant declined in 2011 and 2010 due primarily to decreases in these two inputs.

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

Other non-interest income totaled $6.2 million, $4.8 million and $5.6 million in 2011, 2010 and 2009, respectively. The overall variations in other non-interest income are primarily due to the impact of our participation in a private mortgage reinsurance captive, changes in rental income and changes in foreign currency transaction gains. We incurred losses of $0.2 million, $0.9 million, and $0.6 million in 2011, 2010 and 2009, respectively related to our private mortgage reinsurance captive participation. These losses reflect mortgage loan defaults and depressed real estate values which led to higher private mortgage insurance claims. Rental income totaled $1.1 million, $0.5 million and $0.1 million in 2011, 2010 and 2009 respectively. The increases in 2011 and 2010 over 2009 primarily reflect rental income generated on ORE properties. Other non-interest income included $0.1 million and $1.0 million in 2010 and 2009, respectively, related to foreign currency transaction gains associated with Canadian dollar denominated payment plan receivables (there were no such gains in 2011). The Canadian dollar appreciated significantly compared to the U.S. dollar during 2009. At December 31, 2011 there were no Canadian dollar denominated payment plan receivables remaining.

Non-interest expense. Non-interest expense is an important component of our results of operations. Historically, we primarily focused on revenue growth, and while we strive to efficiently manage our cost structure, our non-interest expenses generally increased from year to year because we expanded our operations through acquisitions and by opening new branches and loan production offices. Because of the current challenging economic environment, our expansion through acquisitions or by opening new branches is unlikely in the near term. Management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $133.9 million in 2011, $155.0 million in 2010, and $188.4 million in 2009. In 2009, non-interest expense included a $16.7 million goodwill impairment charge. Changes in vehicle service contract counterparty contingencies also impacted overall non-interest expense as described in more detail below. Loan and collection costs and net losses on ORE have also been elevated reflecting expenses associated with managing non-performing loans and other problem credits and the holding and disposition of ORE.

NON-INTEREST EXPENSE

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Compensation	$39,835	$40,827	$40,053
Performance-based compensation and benefits	1,449	1,803	2,889
Other benefits	9,200	9,081	10,061
Compensation and employee benefits	50,484	51,711	53,003
Loan and collection	12,414	15,323	14,727
Occupancy, net	11,183	11,016	11,092
Vehicle service contract counterparty contingencies	11,048	18,633	31,234
Data processing	9,751	9,554	9,528
Net losses on other real estate and repossessed assets	5,824	9,722	8,554
Furniture, fixtures and equipment	5,535	6,540	7,159
Legal and professional	3,941	4,100	3,222
Credit card and bank service fees	3,656	5,790	6,608
Communications	3,552	4,138	4,424
FDIC deposit insurance	3,507	6,805	7,328
Advertising	2,503	2,712	5,696
Provision for loss reimbursement on sold loans	1,993	215	-
Supplies	1,571	1,630	1,835
Amortization of intangible assets	1,371	1,280	1,930
Goodwill impairment	-	-	16,734
Costs (recoveries) related to unfunded lending commitments	(36)	(536)	(286)
Other	5,651	6,367	5,655
Total non-interest expense	$133,948	$155,000	$188,443

The decline in total compensation and benefits is primarily due to a reduction in staffing levels as well as a decrease in performance based compensation. This decline was partially offset by a reduction in the deferral (as direct loan origination costs) of compensation expense due primarily to a significant reduction in new payment plan receivable origination activity at Mepco. The deferral (as direct loan origination costs) of compensation expense for all loan related origination activity totaled $3.4 million, $3.6 million and $5.5 million in 2011, 2010 and 2009, respectively. Excluding the impact of the changes in the deferral of compensation expense (as direct loan origination costs), salaries declined by $1.2 million, or 2.7%, in 2011 as compared to 2010, and by $1.1 million, or 2.5%, in 2010 as compared to 2009. The decline in salaries reflects our cost reduction initiatives as 2011 average total full time equivalent employee levels fell by 5.8% compared to 2010 and by 8.9% compared to 2009.

The reduction in performance based compensation reflects our near-term financial performance. In each of the past three years, no employee stock ownership contribution was made and no bonuses were paid. In addition, during 2011and 2010, we also eliminated the match of employees’ 401(k) plan contributions.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2011, 2010 and 2009 for share-based awards under our long-term equity based incentive plan was $0.9 million, $0.5 million and $0.8 million, respectively. In 2011, there were new grants of restricted stock units, stock options and salary stock. There were not any grants of new awards in 2010. In 2009, there were new grants of stock options.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. The elevated level of these expenses over the past three years reflects the overall volume of problem credits (although non-performing loans have declined over the past two years) and complexity of managing such credits. 2011 and 2010 also included $1.3 million and $0.8 million, respectively, of collection related costs at Mepco primarily associated with the acquisition and management of collateral securing receivables from vehicle service contract counterparties. Excluding these aforementioned Mepco expenses, loan and collection expenses at the Bank have declined during the past two years primarily due to decreases in non-performing loans, new loan defaults and commercial watch credits.

Occupancy expenses, net, were relatively stable during the past three years and totaled $11.2 million, $11.0 million and $11.1 million in 2011, 2010 and 2009, respectively. The slight increase in 2011 is primarily due to higher snow removal and utilities expenses.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plans in our provision for loan losses and establish a related allowance for loan losses. (See “Portfolio Loans and asset quality.”) We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our Consolidated Statements of Operations. Such expenses totaled $11.0 million, $18.6 million and $31.2 million in 2011, 2010 and 2009, respectively.

Our estimate of probable incurred losses from vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses.

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At December 31, 2011, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $29.3 million. This compares to a balance of $37.3 million at December 31, 2010.

In particular, Mepco had purchased a significant amount of payment plans from a single counterparty that declared bankruptcy on March 1, 2010. As of December 31, 2011, there were no remaining payment plan receivable balances related to this counterparty (compared to $29.0 million and $206.1 million at December 31, 2010 and 2009, respectively). However, as of December 31, 2011, this counterparty owed Mepco $47.4 million for previously cancelled payment plans. The bankruptcy and wind down of operations by this counterparty has led to substantial losses as this entity is not in a position to honor all of its obligations on payment plans that Mepco had purchased and which cancelled prior to payment in full. Mepco has been pursuing and will continue to pursue recovery of amounts owed by this counterparty from various co-obligors and guarantors, through the liquidation of certain collateral held by Mepco, and through claims against this counterparty’s bankruptcy estate. The fourth quarter of 2011 included approximately $5.4 million of additional vehicle service contract counterparty contingencies expense and $0.5 million of legal and professional fees principally related to a tentative settlement (reached in December 2011) of the bankruptcy estate of this counterparty. The $5.4 million additional charge primarily represents receivables that we no longer expect to recover from the distribution of the bankruptcy estate assets.

Previously, Mepco had recorded a receivable (which totaled $3.4 million at December 31, 2010 and peaked at $3.6 million during 2011) for debtor-in-possession financing and associated professional fees related to the above described counterparty. This receivable was included in “Accrued income and other assets” in our Consolidated Statements of Financial Condition. In December 2011, Mepco received $3.1 million from the bankruptcy estate of this counterparty in full satisfaction of our debtor-in-possession financing. The $0.5 million difference between the $3.6 million receivable and $3.1 million actual receipt of funds primarily represents legal and professional fees that Mepco ultimately will not recover in the proposed settlement. The $0.5 million was recorded in legal and professional fees in the fourth quarter of 2011.

We believe our assumptions regarding the collection of vehicle service contract counterparty receivables are reasonable, and we based them on our good faith judgments using data currently available. We also believe the current amount of reserves we have established and the vehicle service contract counterparty contingencies expense that we have recorded are appropriate given our estimate of probable incurred losses at the applicable Statement of Financial Condition date. However, because of the uncertainty surrounding the numerous and complex assumptions made, actual losses could exceed the charges we have taken to date.

The above described events have had and may continue to have an adverse impact on Mepco. We face continued risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Further, Mepco has incurred and will likely continue to incur elevated legal and collection expenses, in general, in dealing with these matters. Net payment plan receivables declined to $115.0 million (or approximately 5.0% of total assets) at December 31, 2011 from $201.3 million (or approximately 7.9% of total assets) at December 31, 2010 due primarily to a planned reduction in such balances. We expect that the amount of total payment plan receivables will decline at a more moderate pace during 2012. This decline in payment plan receivables has adversely impacted our net interest income.

Mepco has had to initiate litigation against certain counterparties to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations to Mepco. In addition, see note #11 to the Consolidated Financial Statements for more information about Mepco’s business, certain risks and difficulties we currently face with respect to that business, and reserves we have established (through vehicle service contract counterparty contingencies expense) for losses related to the business.

Data processing expenses were relatively stable in 2010 and 2009 and increased by $0.2 million, or 2.1%, in 2011. The 2011 increase was due to higher software amortization costs primarily related to a new core processing system that was implemented at Mepco in April 2011.

Net losses on ORE and repossessed assets primarily represent the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. During 2011, net losses on ORE and repossessed assets declined significantly compared to 2010 and 2009. This reduced net loss primarily reflects some stability of real estate prices during 2011, with some markets even experiencing modest price increases. However, foreclosed properties generally continue to have distressed valuations. The elevated levels of net loss on ORE and repossessed assets in 2010 and 2009 were primarily due to declines in the value of these assets subsequent to the acquisition date. These declines in value were accentuated by the high inventory of foreclosed homes and vacant land for sale in many of our markets as well as Michigan’s weaker economic conditions.

Furniture, fixtures and equipment expense declined by $1.0 million in 2011 and declined by $0.6 million in 2010 from the prior year. These declines are due primarily to our cost reduction initiatives. We have restricted new capital expenditures and certain fixed assets have become fully depreciated and were not replaced leading to the decreases in this expense category.

Legal and professional fees have been elevated over the past two years compared to 2009 levels due primarily to increased legal expenses associated with the issues described above related to Mepco and due to various regulatory matters.

The variations in credit card and bank service fees in each year generally correspond to changes in the number of vehicle service contract payment plans being administered by Mepco (shrinking in 2011 and 2010 as compared to 2009). As described above, we expect payment plans at Mepco to decline moderately in 2012, and would therefore expect these expenses to decline as well.

Communications expense declined by $0.6 million and by $0.3 million in 2011 and 2010, respectively, from each prior year. These declines are primarily due to changes in mailing costs at Mepco that reflect a reduction in the volume of payment plan receivables and a decrease in telephone and data line expenses due to the renegotiation of some supplier contracts in mid-2010.

FDIC deposit insurance expense declined in 2011 and 2010 as compared to 2009, principally reflecting a decrease in deposit balances (primarily Brokered CDs) and (for 2011) a new rate structure implemented by the FDIC and effective beginning in the second quarter of 2011. The new rate structure has a lower assessment rate but is based on total assets as compared to the prior structure that was based primarily on total deposits but had a higher assessment rate. 2009 FDIC deposit insurance expense also included an industry-wide special assessment of $1.4 million in the second quarter of 2009. This special assessment was equal to 5 basis points on total assets less Tier 1 capital.

Total advertising expense was substantially lower (reduced by over 50%) in 2011 and 2010 compared to the 2009 level due primarily to a reduction in outdoor advertising (billboards) and the elimination of our debit card rewards program. These decreases are consistent with our cost reduction initiatives.

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were very rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased to $0.2 million in 2010 and to $0.5 million in 2011, as over the past two years Fannie Mae and Freddie Mac, in particular, have been doing more reviews of mortgage loans where they have incurred or expect to incur a loss and have been more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. Although we are successful in the vast majority of cases where file reviews are conducted on mortgage loans that we have sold to investors and actual loss reimbursements remain relatively modest, the levels of such file reviews and loss reimbursement requests have increased, particularly during 2011. As a result, we have established a reserve (which totaled $1.5 million at December 31, 2011) for loss reimbursements on sold mortgage loans. This reserve is included in accrued expenses and other liabilities in our Consolidated Statement of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. While we believe that the amounts we have accrued for incurred losses on sold loans are appropriate given these analyses, future losses could exceed our current estimate.

Supplies expense has declined over the past three years consistent with our cost reduction initiatives.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $7.6 million and $9.0 million at December 31, 2011 and 2010, respectively. See Note 7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

During 2009, we recorded a $16.7 million goodwill impairment charge at our Mepco segment. In the fourth quarter of 2009, we updated our goodwill impairment testing (interim tests had also been performed in each of the first three quarters of 2009). The results of the year end goodwill impairment testing showed that the estimated fair value of our Mepco reporting unit was now less than the carrying value of equity. The fair value of Mepco is principally based on estimated future earnings utilizing a discounted cash flow methodology. Mepco recorded a substantial loss in the fourth quarter of 2009 (after being profitable during the first nine months of 2009). Further, Mepco’s largest business counterparty, who accounted for nearly one-half of Mepco’s payment plan business at that time, defaulted in its obligations to Mepco and declared bankruptcy in March 2010. These factors adversely impacted the level of Mepco’s expected future earnings and hence its fair value. A step 2 analysis and valuation was performed. Based on the step 2 analysis (which involved determining the fair value of Mepco’s assets, liabilities and identifiable intangibles), we concluded that goodwill was impaired, resulting in this $16.7 million charge.

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate portfolio loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

Other non-interest expenses totaled $5.7 million in 2011, compared to $6.4 million in 2010, and $5.7 million in 2009. The higher level of these expenses in 2010 as compared to 2011 and 2009 is due primarily to 2010 including a $0.5 million charge for certain litigation matters.

In July 2007, the State of Michigan replaced its Single Business Tax (“SBT”) with a new Michigan Business Tax (“MBT”) which became effective in 2008. Financial institutions are subject to an industry-specific tax which is based on net capital. The MBT is recorded in other non-interest expenses. Our MBT expense was $0.1 million in each of 2011, 2010 and 2009.

Income tax benefit. We recorded an income tax benefit of $0.2 million, $1.6 million, and $3.2 million in 2011, 2010 and 2009, respectively. A change in the deferred tax asset valuation allowance of $9.4 million, $5.7 million and $24.0 million in 2011, 2010, and 2009, respectively, largely offset the effect of pre-tax losses. The 2011, 2010 and 2009 valuation allowances are net of $0.6 million, $1.4 million and $4.1 million, respectively, of allocations of deferred taxes on accumulated other comprehensive income (loss).

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, we established a valuation allowance against the majority of our net deferred tax assets due to a number of factors, including our declining operating performance, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment. During 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. As a result, we recorded an additional valuation allowance of $9.4 million, $5.7 million and $24.0 million during 2011, 2010 and 2009, respectively. This resulted in a valuation allowance against our entire net deferred tax asset except for, in 2010 and 2009, certain state deferred tax assets at Mepco that were expected to be recovered based on Mepco’s individual earnings. However, at December 31, 2011, due to a second year of losses at Mepco and remaining uncertainty regarding certain vehicle service contract counterparty receivables, we concluded that a valuation allowance against $0.8 million of Mepco’s deferred state tax assets was also needed. The valuation allowance against our deferred tax assets of $75.2 million at December 31, 2011 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax asset.

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

The capital initiatives detailed below under “Liquidity and capital resources” may trigger an ownership change that would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2011, we had federal loss carryforwards of approximately $75.1 million (which includes $0.5 million of federal capital loss carryforwards). Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 3.55%) and the sum of the values of our common shares and of our outstanding preferred stock, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. At this time, the details (including the timing and size of a stock offering) and the likelihood of success of the capital initiatives are not certain; therefore, we do not know the likelihood of experiencing a change of ownership under these tax rules. However, we are presently seeking to limit the size of any future equity offering in order to avoid triggering any Section 382 limitations.

Since we currently have a valuation allowance intended to fully offset these net operating loss carryforwards and most other deferred tax assets, we do not expect these tax rules to cause a material impact to our net income or loss in the near term.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income (loss) primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance, as well as the impact of the change in the deferred tax asset valuation allowance.

Income tax expense (benefit) in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were expense (benefit) of $0.7 million and ($0.1) million in 2011 and 2010, respectively, and zero in 2009.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Independent Bank	$(12,768)	$(27,049)	$(71,095)
Mepco	(4,849)	(1,388)	(11,689)
Other (1)	(2,488)	11,823	(7,636)
Elimination	(95)	(95)	193
Net loss	$(20,200)	$(16,709)	$(90,227)

(1)	Includes amounts relating to our parent company and certain insignificant operations. 2010 includes parent company’s $18.1 million gain on extinguishment of debt.

The losses recorded by the Bank over the past three years are primarily due to elevated provisions for loan losses, loan and collection costs and net losses on ORE. These credit related costs primarily reflect our levels of non-performing loans, ORE, other problem credits, and loan net charge-offs. The improvement in the results recorded by the Bank in 2011 and 2010 as compared to 2009 is primarily due to a lower provision for loan losses and a decrease in non-interest expenses that were partially offset by a decline in net interest income and non-interest income. (See “Net interest income.” “Provision for loan losses,” “Portfolio Loans and asset quality,” “Non-interest income,” and “Non-interest expense.”) In addition, the Bank results included $9.4 million, $5.7 million and $24.0 million in 2011, 2010 and 2009, respectively, of income tax expense for a change in the valuation allowance against deferred tax assets. (See “Income tax benefit.”)

The changes in Mepco’s net loss are due primarily to changes in the level of vehicle service counterparty contingencies expense as well as changes in its level of net interest income. In addition, 2009 results included a goodwill impairment charge of $16.7 million. (See “Non-interest expense.”) All of Mepco’s funding is provided by its parent company, Independent Bank, through an intercompany loan (that is eliminated in consolidation). The rate on this intercompany loan was increased to the Prime Rate (currently 3.25%) effective January 1, 2010. Prior to 2010, this intercompany loan was priced principally based on Brokered CD rates. Mepco might not be able to obtain such favorable funding costs on its own in the open market.

The significant change in “Other” in the Business Segments table above for 2010 as compared to 2011 and 2009 is due primarily to the $18.1 million gain on the extinguishment of debt that was recorded at the parent company in the second quarter of 2010. In addition, interest expense at the parent company declined in 2011 and in the second half of 2010 due to the exchange of $41.4 million in liquidation amount of trust preferred securities for common stock on June 23, 2010.

FINANCIAL CONDITION

Summary. Our total assets declined to $2.31 billion at December 31, 2011 compared to $2.54 billion at December 31, 2010. The decline in total assets primarily reflects decreases in cash and cash equivalents and loans that were partially offset by an increase in securities available for sale. Loans, excluding loans held for sale (“Portfolio Loans”) decreased $236.5 million, or 13.0%, in 2011 as every category of loans declined. The decline in total assets and, in particular, Portfolio Loans, reflects our efforts to preserve regulatory capital ratios despite the adverse impact on capital of net losses over the past four years. Total deposits decreased by $165.7 million in 2011 due to a planned reduction in Brokered CDs.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, residential mortgage-backed securities and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”)

Securities available for sale increased during 2011 (compared to a decline in 2010) due primarily to the purchase of U.S. government-sponsored agency residential mortgage-backed securities and U.S. government-sponsored agency term notes. The securities were purchased to utilize some of the funds generated from the continued decline in Portfolio Loans. (See “Liquidity and capital resources.”)

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

We recorded net impairment losses related to other than temporary impairment on securities available for sale of $0.8 million, $0.5 million, and $0.1 million in 2011, 2010, and 2009, respectively. The 2011 and 2010 impairment charges primarily relate to private label residential mortgage-backed securities. The 2009 impairment charge relates to a private label residential mortgage-backed security and trust preferred security issued by a small Michigan-based community bank. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2011	$161,023	$1,575	$5,154	$157,444
December 31, 2010	72,312	771	5,219	67,864

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

The senior management and board of directors of our Bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process attempt to provide requisite controls and promote compliance with such established underwriting standards. There can be no assurance that the aforementioned lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities and, in fact, we recorded a significant provision for loan losses over the past four years as compared to prior historical levels.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate and balloon mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	December 31,
	2011	2010
	(In thousands)
Real estate (1)
Residential first mortgages	$530,969	$601,755
Residential home equity and other junior mortgages	150,127	171,273
Construction and land development	59,136	68,022
Other (2)	446,980	484,019
Payment plan receivables	115,018	201,263
Commercial	150,633	155,322
Consumer	119,106	126,525
Agricultural	4,639	4,937
Total loans	$1,576,608	$1,813,116

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Although economic conditions have generally improved in Michigan in 2011 and 2010, overall loan demand has remained subdued, reflecting still somewhat weak economic conditions in the State. Further, it is our desire to reduce certain loan categories in order to preserve our regulatory capital ratios or for risk management reasons. For example, construction and land development loans have been declining because we are seeking to shrink this portion of our Portfolio Loans due to a generally poor economic climate for real estate development, particularly residential real estate. In addition, payment plan receivables have declined as we seek to reduce Mepco’s vehicle service contract payment plan business. Further declines in Portfolio Loans may continue to adversely impact our future net interest income.

NON-PERFORMING ASSETS

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Non-accrual loans	$59,309	$66,652	$105,965
Loans 90 days or more past due and still accruing interest	574	928	3,940
Total non-performing loans	59,883	67,580	109,905
Other real estate and repossessed assets	34,042	39,413	31,534
Total non-performing assets	$93,925	$106,993	$141,439

As a percent of Portfolio Loans
Non-performing loans	3.80%	3.73%	4.78%
Allowance for loan losses	3.73	3.75	3.55
Non-performing assets to total assets	4.07	4.22	4.77
Allowance for loan losses as a percent of non-performing loans	98.33	100.50	74.35

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2011
	Commercial	Retail		Total
	(Dollars in thousands)

Performing TDR’s	$29,799	$86,770		$116,569
Non-performing TDR’s(1)	14,567	14,081	(2)	28,648
Total	$44,366	$100,851		$145,217

	December 31, 2010
	Commercial	Retail		Total
	(Dollars in thousands)

Performing TDR’s	$16,957	$96,855		$113,812
Non-performing TDR’s(1)	7,814	16,616	(2)	24,430
Total	$24,771	$113,471		$138,242

(1)	Included in non-performing assets table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $7.7 million, or 11.4%, in 2011 and by $42.3 million, or 38.5%, in 2010 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft real estate values in many parts of Michigan and in certain markets where we have mortgage loans secured by resort properties (see note #4 to the Consolidated Financial Statements). Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $116.6 million, or 7.39% of total Portfolio Loans, and $113.8 million, or 6.28% of total Portfolio Loans, at December 31, 2011 and 2010, respectively. The increase in the amount of performing TDRs in 2011 primarily reflects an increase in commercial loan TDR’s.

ORE and repossessed assets totaled $34.0 million at December 31, 2011, compared to $39.4 million at December 31, 2010. This decrease is primarily the result of sales and write-downs of ORE being in excess of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires. High foreclosure rates are evident nationwide, but Michigan has consistently had one of the highest foreclosure rates in the U.S. during the past few years. We believe that this high foreclosure rate is due to both weak economic conditions and declines in residential real estate values (which has eroded or eliminated the equity that many mortgagors had in their home). Because the redemption period on foreclosures is relatively long in Michigan (six months to one year) and we have many non-performing loans that were in the process of foreclosure at December 31, 2011, we anticipate that our level of ORE and repossessed assets will likely remain at elevated levels for some period of time. An elevated level of non-performing assets adversely impacts our net interest income.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2011	2010	2009
	(In thousands)
Specific allocations	$22,299	$24,925	$29,593
Other adversely rated loans	4,430	8,168	14,481
Historical loss allocations	20,682	20,543	22,777
Additional allocations based on subjective factors	11,473	14,279	14,866
Total	$58,884	$67,915	$81,717

Some loans will not be repaid in full. Therefore, an allowance for loan losses (“AFLL”) is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios.

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial and mortgage loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated loans) reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans (“non-watch credit”) we again determine a probability of default and loss given default in order to apply an allocation percentage. Commercial loans not falling under the first AFLL element are allocated allowance amounts using this second AFLL element. The third AFLL element (historical loss allocations) is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually. Mortgage loans not falling under the first AFLL element as well as installment and payment plan receivables are allocated allowance amounts using this third AFLL element. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio. This fourth AFLL element declined by $2.8 million, or 19.7% during 2011 and is 19.5% of the total AFLL at December 31, 2011 compared to 21.0% at December 31, 2010. The fourth AFLL element was reduced in part to general improvement in local and more broad based economic trends as well as a $236.5 million or 13.0% decline in Portfolio Loans.

Increases in the allowance are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the allowance to specific loans and loan portfolios, the entire allowance is available for incurred losses. We generally charge-off commercial, homogenous residential mortgage, and installment loans and payment plan receivables when they are deemed uncollectible or reach a predetermined number of days past due based on product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s outstanding vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded credits of $0.03 million and $0.3 million for its provision for loan losses in 2011 and 2010, respectively, due primarily to significant declines ($86.2 million, or 42.9%, and $205.1 million, or 50.5%, in 2011 and 2010, respectively) in the balance of payment plan receivables. This compares to an expense for its provision for loan losses of $0.3 million in 2009. Mepco’s allowance for loan losses totaled $0.2 million and $0.4 million at December 31, 2011 and 2010, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contacts are done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment. The estimated incurred losses described in this paragraph should be distinguished from the possible losses we may incur from counterparties failing to pay their obligations to Mepco. See note #11 to the Consolidated Financial Statements included within this report.

The allowance for loan losses was $58.9 million, or 3.73% of total Portfolio Loans at December 31, 2011 compared to $67.9 million, or 3.75% of total Portfolio Loans at December 31, 2010. Three of the four components of the allowance for loan losses outlined above declined in 2011 as compared to 2010. The allowance for loan losses related to specific loans decreased $2.6 million in 2011 due primarily to a decline in loss allocations on individual commercial and mortgage credits. There was a $0.5 million increase in loss allocations (which totaled $18.1 million at December 31, 2011, compared to $17.5 million at December 31, 2010) for loans classified as TDR. This increase is due in part to a $5.8 million increase in the balance of TDR loans with an allocated allowance during 2011, which totaled $118.3 million at December 31, 2011, compared to $112.5 million at December 31, 2010. The allowance for loan losses related to other adversely rated loans decreased $3.7 million in 2011 primarily due to a decrease in the balance of such loans included in this component to $83.0 million at December 31, 2011 from $121.8 million at December 31, 2010. The allowance for loan losses related to subjective factors decreased $2.8 million during 2011 primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans. The allowance for loan losses related to historical losses increased slightly (by $0.1 million) during 2011 due to an increase in the historical loss rates used in this calculation, which was largely offset by a decline in loan balances, as total Portfolio Loans decreased $236.5 million to $1.58 billion at December 31, 2011 from $1.81 billion at December 31, 2010.

During 2010 all four components of the allowance for loan losses decreased as compared to 2009. The allowance for loan losses related to specific loans decreased due primarily to a decline in loss allocations on individual commercial credits. The allowance for loan losses related to other adversely rated loans decreased due to a decrease in the balance of such loans. The allowance for loan losses related to historical losses decreased due to declines in loan balances. Finally, the allowance for loan losses related to subjective factors decreased slightly primarily due to the improvement in certain economic indicators used in computing this portion of the allowance.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2011		2010		2009
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(In thousands)
Balance at beginning of year	$67,915	$1,322	$81,717	$1,858	$57,900	$2,144
Additions (deductions)
Provision for loan losses	27,946	-	46,765	-	103,318	-
Recoveries credited to allowance	4,747	-	3,612	-	2,795	-
Loans charged against the allowance	(41,724)	-	(64,179)	-	(82,296)	-
Additions (deductions) included in non-interest expense	-	(36)	-	(536)	-	(286)
Balance at end of year	$58,884	$1,286	$67,915	$1,322	$81,717	$1,858

Net loans charged against the allowance to average Portfolio Loans	2.20%		2.97%		3.28%

The ratio of loan net charge-offs to average loans was 2.20% in 2011 (or $37.0 million) compared to 2.97% in 2010 (or $60.6 million). The decline in loan net charge-offs primarily reflects decreases of $16.5 million for commercial loans and $4.9 million for residential mortgage loans. These decreases in loan net charge-offs primarily reflect reduced levels of non-performing loans and some stabilization in collateral liquidation values.

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

To attract new core deposits, we have implemented a direct mail account acquisition program as well as branch staff sales training. Our new account acquisition initiatives have historically generated increases in customer relationships. Over the past three to four years we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. We view long-term core deposit growth as an important objective. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. (See “Liquidity and capital resources.”)

During the fourth quarter of 2009 we prepaid our estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $12.6 million and $15.9 million at December 31, 2011 and December 31, 2010, respectively. The actual expense over the assessment periods may be different from this prepaid amount due to various factors including variances in the estimated compared to the actual assessment base and rates used during each assessment period.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2011			2010
	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate
	(Dollars in thousands)
Brokered CDs	$42,279	1.0 years	1.59%	$273,546	2.4 years	2.89%
Fixed-rate FHLB advances	30,384	3.3 years	3.99	21,022	5.9 years	6.34
Variable-rate FHLB advances(1)	3,000	2.3 years	0.51	50,000	0.8 years	0.41
Total	$75,663	2.0 years	2.51%	$344,568	2.4 years	2.74%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, such as pay-fixed interest-rate swaps.

Other borrowings, comprised primarily of advances from the Federal Home Loan Bank (the “FHLB”), totaled $33.4 million at December 31, 2011, compared to $71.0 million at December 31, 2010. The $37.6 million decrease in other borrowed funds reflects reduced borrowings from the FHLB.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2011, our use of such wholesale funding sources amounted to approximately $75.7 million, or 3.6% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is uncertain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Additionally, we may not have sufficient liquidity to continue to fund new loans, and we may need to liquidate loans or other assets unexpectedly, in order to repay obligations as they mature.

If we fail to remain “well-capitalized” (under federal regulatory standards) we will be prohibited from accepting or renewing Brokered CDs, without the prior consent of the FDIC. At December 31, 2011, we had Brokered CDs of approximately $42.3 million, or 2.0% of total deposits. Of this amount $30.6 million mature during the next twelve months. We currently have ample liquidity in the form of interest-bearing deposits at the FRB or other short-term investments to retire maturing Brokered CDs. As a result, any potential future restrictions on our ability to access Brokered CDs are not expected to adversely impact our business or financial condition.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are currently uninsured or those deposits that are in non-interest bearing transaction accounts and have unlimited deposit insurance only through December 31, 2012 (in accordance with provisions in the Dodd-Frank Act), may be particularly susceptible to outflow. At December 31, 2011 we had $123.1 million of uninsured deposits and an additional $170.9 million of deposits that were in non-interest bearing transaction accounts and fully insured only through December 31, 2012 under the Dodd-Frank Act. A reduction in core deposits would increase our need to rely on wholesale funding sources, at a time when our ability to do so may be more restricted, as described above.

Our financial performance will be materially affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations would be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008, in part, because we could no longer get unsecured credit from our derivatives counterparties. At December 31, 2011, we had remaining interest-rate swaps with an aggregate notional amount of $20.0 million (of which $10.0 million, or one-half, mature in the first six months of 2012).

Liquidity and capital resources. Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on maintaining adequate levels of liquid assets (primarily funds on deposit with the FRB and certain investment securities) as well as developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for purchasing investment securities or originating Portfolio Loans as well as to be able to respond to unforeseen liquidity needs.

Our primary sources of funds include our deposit base, secured advances from the FHLB, a federal funds purchased borrowing facility with another commercial bank, and access to the capital markets (for Brokered CDs).

At December 31, 2011 we had $357.4 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally $1.517 billion of our deposits at December 31, 2011 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

In particular, media reports about bank failures have created concerns among depositors at banks throughout the country, including certain of our customers, particularly those with deposit balances in excess of deposit insurance limits. In response, the deposit insurance limit was permanently increased from $100,000 to $250,000 and unlimited deposit insurance is currently provided (only through December 31, 2012) for balances in non-interest bearing demand deposit accounts under provisions in the Dodd-Frank Act. We have proactively sought to provide appropriate information to our deposit customers about our organization in order to retain our business and deposit relationships. Despite the increases in deposit insurance limits and our proactive communications efforts, the potential outflow of deposits remains as a significant liquidity risk, particularly since our recent losses and our elevated level of non-performing assets have reduced some of the financial ratings of our Bank that are followed by our larger deposit customers, such as municipalities. The potential outflow of significant amounts of deposits could have an adverse impact on our liquidity and results of operations.

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

As a result of the liquidity risks described above and in “Deposits and borrowings” we have generally maintained elevated levels of overnight cash balances in interest-bearing deposits, which totaled $278.3 million and $336.4 million at December 31, 2011 and 2010, respectively. The decline in such cash balances during 2011 is due primarily to the use of these funds to payoff (through calls and maturities) Brokered CDs. Because of our continued expectation of some future decline in Portfolio Loans, we are comfortable with using a portion of our overnight cash balances to reduce wholesale funding or for the purchase of certain investment securities.

As described in greater detail below, we are deferring interest on our subordinated debentures and are not currently paying any dividends on our preferred or common stock. Interest on the subordinated debentures can continue to be deferred until the fourth quarter of 2014. Thus, the only use of cash at the parent company at the present time is for operating expenses. Because of the losses that our Bank has experienced and the Bank’s regulatory capital requirements, we do not anticipate that the Bank will be able to pay any dividends up to the parent company for at least through the end of 2012. As a result, the only substantial near term source of cash to our parent company is under an equity line facility that is described below. We believe that the available cash and cash equivalents on hand as well as access to the equity line facility provide sufficient liquidity at the parent company to meet its operating expenses until the fourth quarter of 2014 (at which point the parent company can no longer defer interest on its subordinated debentures).

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2011.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$357,403	$154,337	$56,283	$781	$568,804
Other borrowings	12,357	7,240	2,505	11,285	33,387
Subordinated debentures	-	-	-	50,175	50,175
Operating lease obligations	1,310	2,203	1,876	3,419	8,808
Purchase obligations(2)	3,710	3,272	545	-	7,527
Total	$374,780	$167,052	$61,209	$65,660	$668,701

(1)	Excludes approximately $1.0 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, our capital structure includes cumulative trust preferred securities and cumulative preferred stock.

CAPITALIZATION

	December 31,
	2011	2010
	(In thousands)
Subordinated debentures	$50,175	$50,175
Amount not qualifying as regulatory capital	(1,507)	(1,507)
Amount qualifying as regulatory capital	48,668	48,668
Shareholders’ equity
Preferred stock	79,857	75,700
Common stock	248,950	246,407
Accumulated deficit	(214,259)	(189,902)
Accumulated other comprehensive loss	(11,921)	(13,120)
Total shareholders’ equity	102,627	119,085
Total capitalization	$151,295	$167,753

We have four special purpose entities that originally issued $90.1 million of cumulative trust preferred securities. On June 23, 2010, we issued 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) in exchange for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities. As a result, at December 31, 2011 and 2010, $48.7 million of cumulative trust preferred securities remained outstanding. These special purpose entities issued common securities and provided cash to our parent company that in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, $38.2 million of these securities qualified as Tier 1 capital at December 31, 2011. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits will not apply to our outstanding trust preferred securities.

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

On April 16, 2010, we exchanged the Series A Preferred Stock (including accumulated but unpaid dividends) for 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the exchange agreement, we also agreed to amend and restate the terms of the Original Warrant and issued an Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018. The Series B Preferred Stock and the Amended Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. We did not receive any cash proceeds from the issuance of the Series B Preferred Stock or the Amended Warrant. In general, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was held by the UST, except that the Series B Preferred Stock is convertible into our common stock. See note #12 to the Consolidated Financial Statements included within this report for information about the terms of the Series B Preferred Stock and the Amended and Restated Warrant.

Shareholders’ equity applicable to common stock decreased to $22.8 million at December 31, 2011 from $43.4 million at December 31, 2010 due primarily to our 2011 year-to-date net loss. Our tangible common equity (“TCE”) totaled $15.2 million and $34.4 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 0.66% at December 31, 2011 compared to 1.36% at December 31, 2010. Although our Bank’s regulatory capital ratios remain at levels above “well capitalized” standards, because of the losses that we have incurred, our elevated levels of non-performing loans and other real estate, and the ongoing economic stress in Michigan, we have taken the following actions to maintain and improve our regulatory capital ratios and preserve liquidity at our parent company level:

•	Eliminated cash dividend on our common stock: Beginning in November of 2009, we eliminated the $0.10 per share quarterly cash dividend on our common stock.

•
Deferred dividends on our preferred stock: Beginning in December of 2009, we suspended payment of quarterly dividends on the preferred stock held by the UST. The cash dividends payable to the UST on the Series B Preferred Stock amount to approximately $4.1 million per year until December of 2013, at which time they would increase to approximately $7.3 million per year. Accrued and unpaid dividends were $6.6 million at December 31, 2011.

•
Deferred payments on our subordinated debentures: Beginning in December of 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries. As a result, all quarterly dividends on the related trust preferred securities were also deferred. Based on current dividend rates, the cash dividends on all outstanding trust preferred securities as of December 31, 2011, amount to approximately $2.3 million per year. Accrued and unpaid dividends on trust preferred securities at December 31, 2011 and 2010 were $4.4 million and $2.3 million, respectively.

•
Exchanged the Series A Preferred Stock held by the UST for Series B Preferred Stock: In April 2010, we completed the exchange of Series A Preferred Stock held by the UST (plus accrued and unpaid dividends on such stock) for new shares of convertible Series B Preferred Stock, as described above.

•
Exchanged certain trust preferred securities for our common stock: In June 2010, we completed the issuance of 5.1 million shares of our common stock in exchange for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities.

These actions have preserved cash at our parent company as we do not expect our Bank to be able to pay any cash dividends in the near term. Dividends from the Bank are restricted by federal and state law and are further restricted by the board resolutions adopted in December 2009 (as subsequently amended) and by the Memorandum of Understanding (“MOU”) described in note #21 to the Consolidated Financial Statements included within this report. In particular, those resolutions and MOU prohibit the Bank from paying any dividends to the parent company without the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”). Also see “Regulatory development.”

Our parent company is also currently prohibited from paying any dividends on our common stock or the preferred stock held by the UST or any distributions on our trust preferred securities. Although there are no specific regulations restricting dividend payments by bank holding companies (other than state corporate laws) the FRB, our primary federal regulator, has issued a policy statement on cash dividend payments. The FRB’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.” Moreover, the resolutions adopted by our Board in 2009 and the MOU referenced above specifically prohibit the parent company from paying any dividends on our common stock or the preferred stock held by the UST or any distributions on our trust preferred securities without, in each case, the prior written approval of the FRB and the OFIR.

Payment of dividends and distributions on the outstanding common stock, preferred stock, and trust preferred securities is also restricted and governed by the terms of those instruments, as follows:

The terms of the subordinated debentures and trust indentures (the “Indentures”) related to our trust preferred securities allow us to defer payment of interest at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing. We are not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. During the deferral period on the Indentures, we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock.

So long as any shares of the Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, (a) no dividend may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock and other than certain dividends or distributions of rights in connection with a shareholders’ rights plan; and (b) with limited exceptions, neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B Preferred Stock for all prior dividend periods.

We do not have any current plans to resume interest payments on our outstanding trust preferred securities or dividend payments on the outstanding shares of any preferred stock or common stock. We do not know if or when any such payments will resume. However, as described in note #21 to the Consolidated Financial Statements included within this report, our Board adopted a Joint Revised Capital Plan (the “Capital Plan”) in November 2011 (as subsequently amended). The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the December 2009 board resolutions referenced above (as subsequently amended).

As of December 31, 2011, our Bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards. However, the minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our Bank as of December 31, 2011, the minimum capital ratios imposed by the board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards. As of December 31, 2011, our Bank’s Total Capital to Risk-Weighted Assets ratio exceeded the target of 11%.

Regulatory Capital Ratios	Independent Bank Actual at December 31, 2011	Minimum Ratios Established by our Board	Required to be Well- Capitalized

Tier 1 capital to average total assets	6.77%	8.00%	5.00%
Total capital to risk-weighted assets	11.41	11.00	10.00

The Capital Plan includes projections that reflect forecasted financial data through 2014. At the present time, based on these forecasts and our expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes, even without additional capital, primarily because of some further projected decline in total assets (principally loans). Further, we expect credit costs to abate sufficiently so that we can return to profitability in the last half of 2012 and beyond. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to further deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco related to the collection of vehicle service contract counterparty receivables (see “Non-interest expense”). Because of such uncertainties, it is possible that our Bank may not be able to remain well-capitalized as we work through asset quality issues and seek to return to consistent profitability. Any significant deterioration in or inability to improve our capital position would make it very difficult for us to withstand continued losses that we may incur and that may be increased or made more likely as a result of continued economic difficulties and other factors. Please see page 7 of this report for cautionary information about these forward-looking statements and factors that may cause actual results to differ from our current expectations.

Our Capital Plan also outlines various contingency plans in case we do not succeed in meeting the required minimum capital ratios. These contingency plans include a possible further reduction in our assets (such as through a sale of branches, loans, and/or operating divisions or subsidiaries), more significant expense reductions than those that have already been implemented, and a sale of the Bank. These contingency plans were considered and included within the Capital Plan in recognition of the possibility that market conditions for these transactions may improve and that such transactions may be necessary or required by our regulators if we are unable to attain the required minimum capital ratios described above through other means. Also see “Regulatory development.”

In addition to the measures outlined in the Capital Plan, on July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price is at a 5% discount to the market price of our common stock at the time of the draw (as such market price is determined pursuant to the terms of the Investment Agreement). To date, we have sold a total of 777,974 shares (345,177 shares in the fourth quarter of 2010, 253,759 shares in the first quarter of 2011 and 179,038 shares in the second quarter of 2011) of our common stock to Dutchess under this equity line for total net proceeds of $1.8 million. At the present time, we have shareholder approval to sell approximately 3.2 million additional shares under this equity line.

Our bank holding company and our bank subsidiary both remain “well capitalized” (as defined by banking regulations) at December 31, 2011.

Bank Capital Ratios

	December 31,		Minimum Ratio for Adequately Capitalized	Minimum Ratio for Well Capitalized
	2011	2010	Institutions	Institutions
Tier 1 capital to average assets	6.77%	6.58%	4.00%	5.00%
Tier 1 risk-based capital	10.13	9.77	4.00	6.00
Total risk-based capital	11.41	11.06	8.00	10.00
Total shareholders’ equity at December 31, 2011 decreased by $16.5 million from December 31, 2010 due primarily to our net loss of $20.2 million in 2011. Shareholders’ equity totaled $102.6 million, equal to 4.45% of total assets at December 31, 2011. At December 31, 2010, shareholders’ equity was $119.1 million, which was equal to 4.70% of total assets.

Asset/liability management. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers’ rights to prepay fixed-rate loans, also create interest-rate risk.

Our asset/liability management efforts identify and evaluate opportunities to structure our statement of financial condition in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternate asset/liability management strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our asset/liability management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report at least quarterly to our board of directors.

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our Statement of Financial Condition. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2011
200 basis point rise	$277,500	26.08%	$91,200	6.17%
100 basis point rise	252,200	14.58	88,200	2.68
Base-rate scenario	220,100	-	85,900	-
100 basis point decline	181,700	(17.45)	85,000	(1.05)

December 31, 2010
200 basis point rise	$170,700	13.57%	$104,400	1.85%
100 basis point rise	159,000	5.79	102,100	(0.39)
Base-rate scenario	150,300	-	102,500	-
100 basis point decline	156,200	3.93	101,900	(0.59)
200 basis point decline	145,100	(3.46)	99,300	(3.12)

(1)
Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)
Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

Accounting Standards Update. See note 1 in the accompanying notes to Consolidated Financial Statements included elsewhere in this report for details on recently issued accounting pronouncements and their impact on our financial statements.

Regulatory development. On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into an MOU with the FRB and OFIR. The MOU largely duplicates certain of the provisions in the Board resolutions described above, but also has the following specific requirements:

●	Submission of a joint revised capital plan by November 30, 2011 to maintain sufficient capital at the Company on a consolidated basis and at the Bank on a stand-alone basis;
●
Submission of quarterly progress reports regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list”, or were adversely classified in our most recent examination;

●	Enhanced reporting and monitoring at Mepco regarding risk management and the internal classification of assets; and
●	Enhanced interest rate risk modeling practices.

We believe we have met all of the requirements of the MOU.

Management plans and expectations. Elevated credit costs, including our provision for loan losses, loan and collection costs, net losses on ORE, and losses related to vehicle service contract counterparty contingencies, have resulted in substantial losses over the past four years and reduced our capital. Management continues to focus on reducing non-performing assets and returning the organization to consistent profitability as soon as possible. Management believes meaningful progress was made on these objectives in 2011 and 2010. Further, as discussed above, we have adopted a Capital Plan, which includes a series of actions designed to increase our regulatory capital ratios, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. At the present time, based on our current forecasts and expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of some projected further decline in total assets (principally loans) and a return to profitability in 2012. As a result of these expectations with respect to the Bank’s regulatory capital ratios, and in light of our improvements in asset quality and other positive indicators, we continue to evaluate our alternatives in connection with the timing and size of any common stock offering. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the UST.

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

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our Consolidated Financial Statements. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. However, at this time, we are unable to estimate the range of additional losses that are reasonably possible because of a number of factors, including the fact that certain of these litigation matters are still in their early stages and involve claims for which, at this point, we believe have little to no merit.

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans or vehicle service contract counterparty receivables). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, but we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote. Risks associated with the likelihood that we will not collect the full amount owed to us, net of reserves, are disclosed elsewhere in this report.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. The topic of other than temporary impairment was at the forefront of discussions within the accounting profession during 2008 and 2009 because of the dislocation of the credit markets that occurred. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard struck the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net other than temporary impairment charges on securities of $0.8 million, $0.5 million in and $0.1 million in 2011, 2010 and 2009, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2011 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $3.6 million (compared to $4.4 million at December 31, 2010). This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of probable incurred losses in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the probable incurred losses in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in prior periods.

At December 31, 2011 and 2010 we had approximately $11.2 million and $14.7 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded increases in the valuation allowance on capitalized mortgage loan servicing rights of $3.3 million and $0.9 million in 2011 and 2010, respectively, compared to a decrease in such valuation allowance of $2.3 million in 2009. Nearly all of our mortgage loans serviced for others are for either Fannie Mae or Freddie Mac. Because of our current financial condition, if our Bank were to fall below “well capitalized” (as defined by banking regulations) it is possible that Fannie Mae and Freddie Mac could require us to very quickly sell or transfer such servicing rights to a third party or unilaterally strip us of such servicing rights if we cannot complete an approved transfer. Depending on the terms of any such transaction, this forced sale or transfer of such mortgage loan servicing rights could have a material adverse impact on our consolidated financial condition and results of operations.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $11.0 million, $18.6 million and $31.2 million in 2011, 2010 and 2009, respectively) are titled “vehicle service contract counterparty contingencies” in our Consolidated Statements of Operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded in prior periods.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2011 we had gross deferred tax assets of $80.3 million, gross deferred tax liabilities of $5.1 million and a valuation allowance of $75.2 million. We are required to assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with this standard, we reviewed our deferred tax assets and determined that based upon a number of factors including our generally declining operating performance since 2005, our net losses, overall negative trends in the banking industry and our expectation that our operating results will continue to be negatively affected by the overall economic environment, we should establish a valuation allowance for our deferred tax assets. In the last quarter of 2008, we recorded a $36.2 million initial valuation allowance, which consisted of $27.6 million recognized as income tax expense and $8.6 million recognized through the accumulated other comprehensive loss component of shareholders’ equity. In 2011, 2010 and 2009, we recorded additional valuation allowances of $9.4 million, $5.7 million and $24.0 million, respectively. We had recorded no valuation allowance on our net deferred tax asset prior to 2008 because we believed that the tax benefits associated with this asset would more likely than not be realized. Changes in tax laws, changes in tax rates and our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

At December 31, 2011 and 2010 we had no remaining goodwill. Prior to January 1, 2010, we tested our goodwill for impairment and our accounting for goodwill was a critical accounting policy.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Grand Rapids, Michigan
March 13, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2011	2010
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$62,777	$48,933
Interest bearing deposits	278,331	336,441
Cash and Cash Equivalents	341,108	385,374
Trading securities	77	32
Securities available for sale	157,444	67,864
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,828	23,630
Loans held for sale, carried at fair value	44,801	50,098
Loans
Commercial	651,155	707,530
Mortgage	590,876	658,679
Installment	219,559	245,644
Payment plan receivables	115,018	201,263
Total Loans	1,576,608	1,813,116
Allowance for loan losses	(58,884)	(67,915)
Net Loans	1,517,724	1,745,201
Other real estate and repossessed assets	34,042	39,413
Property and equipment, net	62,548	68,359
Bank-owned life insurance	49,271	47,922
Other intangibles	7,609	8,980
Capitalized mortgage loan servicing rights	11,229	14,661
Prepaid FDIC deposit insurance assessment	12,609	15,899
Vehicle service contract counterparty receivables, net	29,298	37,270
Accrued income and other assets	18,818	30,545
Total Assets	$2,307,406	$2,535,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$497,718	$451,856
Savings and interest-bearing checking	1,019,603	995,662
Retail time	526,525	530,774
Brokered time	42,279	273,546
Total Deposits	2,086,125	2,251,838
Other borrowings	33,387	71,032
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	6,633	11,739
Accrued expenses and other liabilities	28,459	31,379
Total Liabilities	2,204,779	2,416,163

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at December 31, 2011 and 2010; liquidation preference: $81,023 at December 31, 2011 and $77,085 at December 31, 2010	79,857	75,700
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 8,491,526 shares at December 31, 2011 and 7,860,483 shares at December 31, 2010	248,950	246,407
Accumulated deficit	(214,259)	(189,902)
Accumulated other comprehensive loss	(11,921)	(13,120)
Total Shareholders’ Equity	102,627	119,085
Total Liabilities and Shareholders’ Equity	$2,307,406	$2,535,248

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$110,574	$142,282	$177,948
Interest on securities
Taxable	1,422	3,052	6,333
Tax-exempt	1,219	1,932	3,669
Other investments	1,547	1,585	1,106
Total Interest Income	114,762	148,851	189,056
INTEREST EXPENSE
Deposits	15,257	28,164	35,405
Other borrowings	4,936	9,034	15,128
Total Interest Expense	20,193	37,198	50,533
Net Interest Income	94,569	111,653	138,523
Provision for loan losses	27,946	46,765	103,318
Net Interest Income After Provision for Loan Losses	66,623	64,888	35,205
NON-INTEREST INCOME
Service charges on deposit accounts	18,306	21,511	24,370
Interchange income	9,091	8,257	7,064
Net gains (losses) on assets
Mortgage loans	9,262	12,330	10,860
Securities	249	1,639	3,826
Other than temporary impairment loss on securities:
Total impairment loss	(760)	(462)	(4,073)
Loss recognized in other comprehensive loss	-	-	3,991
Net impairment loss recognized in earnings	(760)	(462)	(82)
Mortgage loan servicing	(2,011)	(523)	2,252
Title insurance fees	1,465	2,037	2,272
Decrease in fair value of U.S. Treasury warrant	1,137	393	-
Gain on extinguishment of debt	-	18,066	-
Other	10,174	8,565	9,239
Total Non-interest Income	46,913	71,813	59,801
NON-INTEREST EXPENSE
Compensation and employee benefits	50,484	51,711	53,003
Loan and collection	12,414	15,323	14,727
Occupancy, net	11,183	11,016	11,092
Vehicle service contract counterparty contingencies	11,048	18,633	31,234
Data processing	9,751	9,554	9,528
Net losses on other real estate and repossessed assets	5,824	9,722	8,554
Furniture, fixtures and equipment	5,535	6,540	7,159
Legal and professional	3,941	4,100	3,222
Credit card and bank service fees	3,656	5,790	6,608
Communications	3,552	4,138	4,424
FDIC deposit insurance	3,507	6,805	7,328
Advertising	2,503	2,712	5,696
Provision for loss reimbursement on sold loans	1,993	215	-
Goodwill impairment	-	-	16,734
Recoveries related to unfunded lending commitments	(36)	(536)	(286)
Other	8,593	9,277	9,420
Total Non-interest Expense	133,948	155,000	188,443
Loss Before Income Tax	(20,412)	(18,299)	(93,437)
Income tax benefit	(212)	(1,590)	(3,210)
Net Loss	$(20,200)	$(16,709)	$(90,227)
Preferred stock dividends and discount accretion	4,157	4,095	4,301
Net Loss Applicable to Common Stock	$(24,357)	$(20,804)	$(94,528)
Net loss per common share
Basic	$(2.94)	$(4.09)	$(39.60)
Diluted	$(2.94)	$(4.09)	$(39.60)
Cash dividends declared per common share	$-	$-	$0.30

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands, except share and per share amounts)
Balances at December 31, 2008	$68,456	$2,279	$221,199	$(73,849)	$(23,208)	$194,877
Net loss for 2009	-	-	-	(90,227)	-	(90,227)
Cash dividends
Common, declared - $.30 per share	-	-	-	(721)	-	(721)
Preferred, 5%	-	-	-	(3,600)	-	(3,600)
Issuance of 103,211 shares of common stock	-	103	1,091	-	-	1,194
Share based compensation	-	6	803	-	-	809
Repurchase and retirement of 1,759 shares of common stock	-	(2)	2	-	-	-
Accretion of preferred stock discount	701	-	-	(701)	-	-
Net change in accumulated other comprehensive income (loss), net of $4.1 million related tax effect	-	-	-	-	7,529	7,529
Balances at December 31, 2009	69,157	2,386	223,095	(169,098)	(15,679)	109,861
Net loss for 2010	-	-	-	(16,709)	-	(16,709)
Reclassification upon removal of par value on common stock	-	223,095	(223,095)	-	-	-
Dividends on Preferred, 5%	2,658	-	-	(3,734)	-	(1,076)
Retirement of Series A preferred stock	(69,364)	-	-	-	-	(69,364)
Retirement of common stock warrants	-	(3,579)	-	-	-	(3,579)
Issuance of Series B preferred stock	72,888	-	-	-	-	72,888
Issuance of 5,454,669 shares of common stock	-	23,963	-	-	-	23,963
Share based compensation	-	542	-	-	-	542
Accretion of preferred stock discount	361	-	-	(361)	-	-
Net change in accumulated other comprehensive income (loss), net of $1.4 million related tax effect	-	-	-	-	2,559	2,559
Balances at December 31, 2010	75,700	246,407	-	(189,902)	(13,120)	119,085
Net loss for 2011	-	-	-	(20,200)	-	(20,200)
Dividends on Preferred, 5%	3,939	-	-	(3,939)	-	-
Issuance of 432,797 shares of common stock	-	1,335	-	-	-	1,335
Share based compensation (issuance of 198,246 shares of common stock)	-	1,208	-	-	-	1,208
Accretion of preferred stock discount	218	-	-	(218)	-	-
Net change in accumulated other comprehensive income (loss), net of $0.5 million related tax effect	-	-	-	-	1,199	1,199
Balances at December 31, 2011	$79,857	$248,950	$-	$(214,259)	$(11,921)	$102,627

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	2011	2010	2009
	(In thousands)
Net loss	$(20,200)	$(16,709)	$(90,227)
Other comprehensive income (loss)
Net change in unrealized gain (loss) on securities available for sale, including reclassification adjustments	175	(163)	8,721
Change in unrealized losses on securities available for sale for which a portion of other than temporary impairment has been recognized in earnings	390	1,755	(2,594)
Net change in unrealized loss on derivative instruments	206	205	1,402
Reclassification adjustment for accretion on settled derivative instruments	428	762	-
Comprehensive Loss	$(19,001)	$(14,150)	$(82,698)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Net Loss	$(20,200)	$(16,709)	$(90,227)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FROM (USED IN) OPERATING ACTIVITIES
Proceeds from sales of trading securities	-	-	2,827
Proceeds from sales of loans held for sale	391,253	493,272	551,977
Disbursements for loans held for sale	(376,694)	(496,806)	(545,548)
Provision for loan losses	27,946	46,765	103,318
Deferred federal income tax expense (benefit)	201	(1,533)	2,146
Deferred loan fees	(449)	420	(439)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(11,301)	(27,720)	(43,337)
Net gains on sales of mortgage loans	(9,262)	(12,330)	(10,860)
Net gains on securities	(249)	(1,639)	(3,826)
Securities impairment recognized in earnings	760	462	82
Net losses on other real estate and repossessed assets	5,824	9,722	8,554
Vehicle service contract counterparty contingencies	11,048	18,633	31,234
Share based compensation	1,208	542	809
Gain on extinguishment of debt	-	(18,066)	-
Goodwill impairment	-	-	16,734
(Increase) decrease in accrued income and other assets	16,874	397	(21,083)
Increase (decrease) in accrued expenses and other liabilities	(1,551)	1,928	2,014
Total Adjustments	55,608	14,047	94,602
Net Cash From (Used in) Operating Activities	35,408	(2,662)	4,375
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	70,322	96,648	43,525
Proceeds from the maturity of securities available for sale	3,983	44,170	8,345
Principal payments received on securities available for sale	9,282	14,137	27,326
Purchases of securities available for sale	(173,186)	(55,150)	(15,806)
Redemption of Federal Home Loan Bank Stock	2,397	2,247	-
Redemption of Federal Reserve Bank Stock	405	1,977	209
Net decrease in portfolio loans (loans originated, net of principal payments)	196,558	347,574	76,866
Proceeds from the collection of vehicle service contract counterparty receivables	1,613	15,863	-
Proceeds from the sale of other real estate and repossessed assets	18,638	20,455	15,162
Capital expenditures	(2,557)	(4,429)	(7,995)
Net Cash From Investing Activities	127,455	483,492	147,632
CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(165,713)	(313,930)	499,289
Net decrease in other borrowings and federal funds purchased	(7)	(36,791)	(191,722)
Proceeds from Federal Home Loan Bank advances	31,000	33,000	242,524
Payments of Federal Home Loan Bank advances	(68,638)	(56,359)	(462,356)
Net decrease in vehicle service contract counterparty payables	(5,106)	(9,570)	(5,327)
Proceeds from issuance of common stock	1,335	463	-
Extinguishment of debt, net	-	(1,005)	-
Dividends paid	-	-	(3,384)
Net Cash From (Used in) Financing Activities	(207,129)	(384,192)	79,024
Net Increase (Decrease) in Cash and Cash Equivalents	(44,266)	96,638	231,031
Cash and Cash Equivalents at Beginning of Year	385,374	288,736	57,705
Cash and Cash Equivalents at End of Year	$341,108	$385,374	$288,736
Cash paid during the year for
Interest	$18,729	$38,095	$50,420
Income taxes	59	513	335
Transfers to other real estate and repossessed assets	19,091	38,056	35,252
Transfer of payment plan receivables to vehicle service contract counterparty receivables	8,874	77,457	20,831
Issuance of common stock in exchange for subordinated debentures	-	23,502	-
Subordinated debentures exchanged for common stock	-	42,713	-
Retirement of Series A Preferred Stock	-	69,364	-
Retirement of common stock warrants	-	3,579	-
Issuance of Series B Preferred Stock	-	72,888	-
Issuance of common stock warrants	-	1,704	-
Transfer of loans to held for sale	-	-	2,200

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

Our Bank subsidiary transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across lower Michigan that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2011, 75.3% of our Bank’s loan portfolio was secured by real estate.

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

INTEREST BEARING DEPOSITS – Interest bearing deposits consist of overnight deposits with the Federal Reserve Bank (“FRB”).

LOANS HELD FOR SALE — Loans held for sale are carried at fair value at December 31, 2011 and 2010. Fair value adjustments as well as realized gains and losses, are recorded in current earnings.

MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing in the Consolidated Statements of Operations. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.4 million, $4.2 million and $4.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2011 and 2010. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

We evaluate securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. In general the accrual of interest income is discontinued when a loan becomes 90 days past due for commercial loans, installment loans and payment plan receivables and when a loan misses four consecutive payments for mortgage loans and the borrower’s capacity to repay the loan and collateral values appear insufficient for each loan class. However, loans may be placed on non-accrual status regardless of whether or not such loans are considered past due if, in management’s opinion, the borrower is unable to meet payment obligations as they become due or as required by regulatory provisions. All interest accrued but not received for all loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status for all classes in the commercial and installment loan segments is based on the actual number of days past due as required by the contractual terms of the loan agreement while delinquency status for mortgage loan segment classes is based on the number of payments past due.

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

ALLOWANCE FOR LOAN LOSSES — Some loans will not be repaid in full. Therefore, an allowance for loan losses (“AFLL”) is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allocations based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial and mortgage loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated loans) reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. For higher rated loans (“non-watch credit”) we again determine a probability of default and loss given default in order to apply an allocation percentage. Commercial loans not falling under the first AFLL element are allocated allowance amounts using this second AFLL element. The third AFLL element (historical loss allocations) is determined by assigning allocations to homogeneous loan groups based principally upon the five-year average of loss experience for each type of loan. Recent years are weighted more heavily in this average. Average losses may be further adjusted based on an analysis of delinquent loans. Loss analyses are conducted at least annually. Mortgage loans not falling under the first AFLL element as well as installment and payment plan receivables are allocated allowance amounts using this third AFLL element. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the unpredictability necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth AFLL element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios.

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. Those loans included in each mortgage loan class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

OTHER INTANGIBLE ASSETS — Other intangible assets consist of core deposits. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 10 to 15 years.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

We also record fair-value hedging instruments (“Fair Value Hedges”) at fair value in accrued income and other assets and accrued expenses and other liabilities. The hedged items (primarily fixed-rate debt obligations) are also recorded at fair value through the Consolidated Statements of Operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, we adjust our Consolidated Statement of Financial Condition to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments has been recorded on our Consolidated Statement of Financial Condition and is adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges are recognized currently in earnings.

When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, we continue to carry the derivative financial instrument on our Consolidated Statement of Financial Condition at its fair value, and no longer adjust the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative financial instrument on our Consolidated Statement of Financial Condition at its fair value, and gains and losses that were included in accumulated other comprehensive income (loss) are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative financial instrument at its fair value on our Consolidated Statement of Financial Condition and recognize any subsequent changes in its fair value in earnings.

When a derivative financial instrument that qualified for hedge accounting is settled and the hedged item remains, the gain or loss on the derivative financial instrument is accreted or amortized over the life that remained on the settled derivative financial instrument.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

COMPREHENSIVE LOSS — Comprehensive loss consists of net loss, unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges. The net change in unrealized gain (loss) on securities available for sale reflects net gains (losses) reclassified into earnings of $(0.6) million, $1.2 million and $2.8 million in 2011, 2010 and 2009, respectively. The reclassification of these amounts from accumulated other comprehensive income (loss) resulted in no income tax expense or benefit due to a full valuation allowance against our deferred tax assets.

LOSS PER COMMON SHARE — Basic and diluted loss per common share is computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. The assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

SHARE BASED COMPENSATION — Cost is recognized for stock options and non-vested share awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of our common stock at the date of grant is used for non-vested share awards. Cost is recognized over the required service period, generally defined as the vesting period. Cost is also recognized for salary stock issued to employees and stock issued to non-employee directors. These shares vest immediately and cost is recognized during the period they are issued.

COMMON STOCK — At December 31, 2011, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.5 million shares of common stock were reserved for issuance under our long-term incentive plans and 3.2 million shares of common stock were reserved for issuance under an equity line agreement.

RECLASSIFICATION — Certain amounts in the 2010 and 2009 consolidated financial statements have been reclassified to conform to the 2011 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring”, an amendment to FASB ASC Topic 310 “Receivables.”. This ASU gives new guidance to improve financial reporting by creating greater consistency in the way GAAP is applied for various types of debt restructurings. This guidance clarifies which loan modifications constitute a TDR. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a TDR, both for purposes of recording an impairment loss and for disclosure of TDRs. Although this new guidance does not amend the accounting for TDRs, it is expected that application of the clarifications contained in this guidance will result in more modifications being considered TDRs. In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. The provisions of this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. With regard to determining whether a concession has been granted, this new guidance clarifies that creditors are precluded from using the effective interest method to determine whether a concession has been granted. In the absence of using the effective interest method, a creditor must now focus on other considerations such as the value of the underlying collateral, evaluation of other collateral or guarantees, the debtor’s ability to access other funds at market rates, interest rate increases and whether the restructuring results in a delay in payment that is insignificant. In addition, the new guidance provides “a not all inclusive” list of six indicators for creditors to consider when determining if a debtor is experiencing financial difficulties which can be found in FASB ASC 310-40-15-20. This new guidance became effective for the quarter ended September 30, 2011, and applies retrospectively to restructurings occurring since January 1, 2011. See note #4 for TDR disclosures in accordance with this ASU.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In June 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This ASU amended guidance on the presentation requirements for comprehensive income. The amended guidance requires an entity to present total comprehensive income, the components of net income and the components of other comprehensive income on the face of the financial statements, either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amended guidance does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This amended guidance will be applied retrospectively and is effective for interim and annual periods beginning after December 15, 2011.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. This ASU amended guidance that will result in common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). Under the amended guidance, entities will be required to expand disclosure for fair value instruments categorized within Level 3 of the fair value hierarchy to include (1) the valuation processes used; and (2) a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs for recurring fair value measurements and the interrelationships between those unobservable inputs, if any. They will also be required to disclose the categorization by level of the fair value hierarchy for items that are not measured at fair value in the Consolidated Statement of Financial Condition but for which the fair value is required to be disclosed (e.g. portfolio loans). The amended guidance will be applied prospectively and is effective for interim and annual periods beginning after December 15, 2011.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2011 and 2010 were $23.9 million and $22.6 million respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to our Visa debit card operations and merchant payment processing operations. These balances are held at unrelated financial institutions and totaled $2.1 million and $1.6 million at December 31, 2011 and 2010, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
2011	(In thousands)
U.S. agency	$24,980	$58	$21	$25,017
U.S. agency residential mortgage-backed	93,415	1,007	216	94,206
Private label residential mortgage-backed	11,066	-	2,798	8,268
Obligations of states and political subdivisions	26,865	510	58	27,317
Trust preferred	4,697	-	2,061	2,636
Total	$161,023	$1,575	$5,154	$157,444

2010
U.S. agency residential mortgage-backed	$13,103	$249	$21	$13,331
Private label residential mortgage-backed	18,203	31	4,050	14,184
Obligations of states and political subdivisions	31,534	375	650	31,259
Trust preferred	9,472	116	498	9,090
Total	$72,312	$771	$5,219	$67,864

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was $1.1 million and $1.0 million at December 31, 2011 and 2010, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2011
U.S. agency	$9,974	$21	$-	$-	$9,974	$21
U.S. agency residential mortgage-backed	42,500	216	-	-	42,500	216
Private label residential mortgage-backed	163	90	8,102	2,708	8,265	2,798
Obligations of states and political subdivisions	-	-	1,729	58	1,729	58
Trust preferred	591	1,218	2,045	843	2,636	2,061
Total	$53,228	$1,545	$11,876	$3,609	$65,104	$5,154

2010
U.S. agency residential mortgage-backed	$2,733	$21	$-	$-	$2,733	$21
Private label residential mortgage-backed	-	-	12,624	4,050	12,624	4,050
Obligations of states and political subdivisions	8,371	428	1,796	222	10,167	650
Trust preferred	-	-	2,384	498	2,384	498
Total	$11,104	$449	$16,804	$4,770	$27,908	$5,219

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

U.S. Agency and U.S. Agency residential mortgage-backed securities — at December 31, 2011 we had two U.S. Agency and 15 U.S. Agency residential mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to modest credit spread widening on certain issues. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2011 we had eight securities whose fair value is less than amortized cost.  Two of the issues are rated by a major rating agency as investment grade while four are below investment grade and two are split rated.  All of these bonds have impairment in excess of 10% and only one of these holdings has been impaired for less than 12 months.

The unrealized losses are largely attributable to credit spread widening on these securities since their acquisition. The underlying loans within these securities include Jumbo (78%) and Alt A (22%) at December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31,
	2011		2010
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)

Private label residential mortgage-backed
Jumbo	$6,454	$(1,937)	$8,429	$(2,600)
Alt-A	1,814	(861)	5,755	(1,419)

Seven of the private label residential mortgage-backed transactions have geographic concentrations in California, ranging from 22% to 58% of the collateral pool. Typical exposure levels to California (median exposure is 47%) are consistent with overall market collateral characteristics. Three transactions have modest exposure to Florida, ranging from 5% to 7% and one transaction has modest exposure to Nevada (5%). The underlying collateral pools do not have meaningful exposure to Arizona, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label residential mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, six transactions have concentrations in interest only loans ranging from 31% to 94% (at origination date). The structure of the residential mortgage securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (19%), senior (48%), senior support (23%) and mezzanine (10%). The mezzanine class is from a seasoned transaction (88 months) with a significant level of subordination (8.2%). Except for the additional discussion below relating to other than temporary impairment, each private label residential mortgage-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio.

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

In addition to the review discussed above, all private label residential mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasted cash flow from the underlying loans in each transaction and then applied these cash flows to the bonds in the securitization. The cash flows from the underlying loans considered contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis used dynamic assumptions for prepayments, defaults and loss severity. Near term prepayment assumptions were based on recently observed prepayment rates. More weight was given to longer term historic performance (12 months). In some cases, recently observed prepayment rates are lower than historic norms due to the absence of new jumbo loan issuances. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projections anticipate that prepayment rates gradually revert to historical levels. For seasoned ARM transactions, normalized prepayment rates are estimated at 15% to 25% CPR. For fixed rate collateral (one transaction), the prepayment speeds are projected to rise modestly.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Default assumptions are largely based on the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Other considerations include the quality of loan underwriting, recent default experience, realized loss performance and the volume of less severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our projections expect defaults to then decline, generally beginning in year three. Current loss severity assumptions are based on recent observations when meaningful data is available. Loss severity is expected to remain elevated for the next three years as recent housing data remains weak. Severity is expected to decline beginning in year four as the back log of foreclosure and distressed sales clear the market. Except for three securities discussed in further detail below (all three are currently below investment grade), our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

At December 31, 2011 three below investment grade private label residential mortgage-backed securities with fair values of $4.0 million, $1.6 million and $0.2 million, respectively and unrealized losses of $1.1 million, $0.5 million and $0.1 million, respectively (amortized cost of $5.1 million, $2.1 million and $0.2 million, respectively) had losses that were considered other than temporary.

The underlying loans in the first transaction are 30 year fixed rate jumbos with an average FICO of 744 and an average loan-to-value ratio of 72%. The loans backing this transaction were originated in 2007 and this is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that do not have unrealized losses that are considered OTTI. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated $0.475 million of credit related OTTI as of December 31, 2011 and was recognized in our Consolidated Statements of Operations ($0.213 million, $0.197 million and $0.065 million during the years ended December 31, 2011, 2010 and 2009, respectively). The remaining unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

The underlying loans in the second transaction are 30 year hybrid ARM Alt-A with an average FICO of 717 and an average loan-to-value ratio of 78%. The loans backing this transaction were originated in 2005.  The bond is a super senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated $0.425 million of credit related OTTI as of December 31, 2011 and was recognized in our Consolidated Statements of Operations ($0.425 million during the year ended December 31, 2011). The remaining unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

The underlying loans in the third transaction are 30 year hybrid ARM jumbos with an average FICO of 738 and an average loan-to-value ratio of 57%. The loans backing this transaction were originated in 2005. The bond is a senior support security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated credit related OTTI of $0.320 million as of December 31, 2011 and was recognized in our Consolidated Statements of Operations ($0.122 million and $0.198 million during the years ended December 31, 2011 and 2010, respectively). The remaining unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2011 we had four municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to a widening of market spreads and continued illiquidity for certain issues.  None of the impaired securities are rated by a major rating agency. Approximately 56% of the non rated securities originally had a AAA credit rating by virtue of bond insurance. However, the insurance provider no longer has an investment grade rating. The remaining non rated issues are small local issues that did not receive a credit rating due to the size of the transaction. The non rated securities have a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Trust preferred securities — at December 31, 2011 we had four securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past three to four years has suffered from significant credit spread widening fueled by uncertainty regarding potential losses of financial companies, the absence of a liquid functioning secondary market and potential supply concerns from financial companies issuing new debt to recapitalize themselves.

One of the four securities is rated by two major rating agencies as investment grade, while one is split rated (this security is rated as investment grade by one major rating agency and below investment grade by another) and the other two are non-rated. The non-rated issues are relatively small banks and were never rated. The issuers of these non-rated trust preferred securities, which had a total amortized cost of $2.8 million and total fair value of $1.2 million as of December 31, 2011, continue to have satisfactory credit metrics and one continues to make interest payments.  The other non-rated issue began deferring dividend payments in the third quarter of 2011 apparently due to an increase in non-performing assets.  Nevertheless, this issuer continues to have satisfactory capital measures and interim profitability.

An additional trust preferred security was written down to zero as of December 31, 2010, including a $0.067 million credit related OTTI charge in the first quarter of 2010.

	December 31,
	2011		2010
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)

Trust preferred securities
Rated issues	$1,405	$(484)	$6,290	$(375)
Unrated issues - no OTTI	1,231	(1,577)	2,800	(7)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2011, 2010 and 2009 we recorded in earnings OTTI charges on securities available for sale of $0.8 million, $0.5 million and $0.1 million respectively.

A rollforward of credit losses recognized in earnings on securities available for sale for the years ending December 31, follow:

	2011	2010	2009
	(In thousands)
Balance at beginning of year	$710	$248	$166
Additions to credit losses on securities for which no previous OTTI was recognized	425	198	65
Increases to credit losses on securities for which OTTI was previously recognized	335	264	17
Total	$1,470	$710	$248

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The amortized cost and fair value of securities available for sale at December 31, 2011, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$1,475	$1,493
Maturing after one year but within five years	7,157	7,366
Maturing after five years but within ten years	21,574	21,774
Maturing after ten years	26,336	24,337
	56,542	54,970
U.S. agency residential mortgage-backed	93,415	94,206
Private label residential mortgage-backed	11,066	8,268
Total	$161,023	$157,444

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

	Proceeds	Realized Gains	Losses(1)
	(In thousands)
2011	$70,322	$279	$75
2010	96,648	1,882	221
2009	43,525	3,003	130

(1) Losses in 2011, 2010 and 2009 exclude $0.8 million, $0.5 million and $0.1 million, respectively of other than temporary impairment.

During 2011, 2010 and 2009 our trading securities consisted of various preferred stocks. During each of those years we recognized gains (losses) on trading securities of $0.04 million, $(0.02) million and $1.0 million, respectively, that are included in net gains (losses) on securities in the Consolidated Statements of Operations. Of these amounts, $0.04 million and $(0.02) million relates to gains (losses) recognized on trading securities still held at December 31, 2011 and 2010, respectively.

Securities with a book value of $12.6 million and $19.6 million at December 31, 2011 and 2010, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2011 or 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 – LOANS

Our loan portfolios at December 31 follow:

	2011	2010
	(In thousands)
Real estate(1)
Residential first mortgages	$530,969	$601,755
Residential home equity and other junior mortgages	150,127	171,273
Construction and land development	59,136	68,022
Other(2)	446,980	484,019
Payment plan receivables	115,018	201,263
Commercial	150,633	155,322
Consumer	119,106	126,525
Agricultural	4,639	4,937
Total loans	$1,576,608	$1,813,116

(1) Includes both residential and non-residential commercial loans secured by real estate.
(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees of $0.1 million at December 31, 2011 and $0.6 million at December 31, 2010. Payment plan receivables totaling $122.7 million and $213.9 million at December 31, 2011 and 2010, respectively, are presented net of unamortized discount of $7.9 million and $12.9 million at December 31, 2011 and 2010, respectively. These payment plan receivables had effective yields of 15% and 13% at December 31, 2011 and 2010, respectively. These receivables have various due dates through December, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31, follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2011
Balance at beginning of period	$23,836	$22,642	$6,769	$389	$14,279	$67,915
Additions (deductions)
Provision for loan losses	12,988	14,410	3,365	(11)	(2,806)	27,946
Recoveries credited to allowance	1,850	1,441	1,451	5	-	4,747
Loans charged against the allowance	(20,491)	(15,608)	(5,439)	(186)	-	(41,724)
Balance at end of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884

2010
Balance at beginning of period	$41,259	$18,434	$6,404	$754	$14,866	$81,717
Additions (deductions)
Provision for loan losses	17,716	23,316	6,616	(296)	(587)	46,765
Recoveries credited to allowance	969	1,155	1,475	13	-	3,612
Loans charged against the allowance	(36,108)	(20,263)	(7,726)	(82)	-	(64,179)
Balance at end of period	$23,836	$22,642	$6,769	$389	$14,279	$67,915

2009
Balance at beginning of period	$33,090	$8,729	$4,264	$486	$11,331	$57,900
Additions (deductions)
Provision for loan losses	59,278	31,783	8,431	291	3,535	103,318
Recoveries credited to allowance	731	791	1,271	2	-	2,795
Loans charged against the allowance	(51,840)	(22,869)	(7,562)	(25)	-	(82,296)
Balance at end of period	$41,259	$18,434	$6,404	$754	$14,866	$81,717

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2011
Allowance for loan losses:
Individually evaluated for impairment	$10,252	$10,285	$1,762	$-	$-	$22,299
Collectively evaluated for impairment	7,931	12,600	4,384	197	11,473	36,585
Total ending allowance balance	$18,183	$22,885	$6,146	$197	$11,473	$58,884

Loans
Individually evaluated for impairment	$58,674	$93,702	$7,554	$-		$159,930
Collectively evaluated for impairment	594,665	499,919	212,907	115,018		1,422,509
Total loans recorded investment	653,339	593,621	220,461	115,018		1,582,439
Accrued interest included in recorded investment	2,184	2,745	902	-		5,831
Total loans	$651,155	$590,876	$219,559	$115,018		$1,576,608

2010
Allowance for loan losses:
Individually evaluated for impairment	$11,522	$11,567	$1,836	$-	$-	$24,925
Collectively evaluated for impairment	12,314	11,075	4,933	389	14,279	42,990
Total ending allowance balance	$23,836	$22,642	$6,769	$389	$14,279	$67,915

Loans
Individually evaluated for impairment	$53,415	$107,026	$6,904	$-		$167,345
Collectively evaluated for impairment	656,681	554,534	239,835	201,263		1,652,313
Total loans recorded investment	710,096	661,560	246,739	201,263		1,819,658
Accrued interest included in recorded investment	2,566	2,881	1,095	-		6,542
Total loans	$707,530	$658,679	$245,644	$201,263		$1,813,116

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Non-performing loans at December 31 follows:

	2011	2010
	(In thousands)

Non-accrual loans	$59,309	$66,652
Loans 90 days or more past due and still accruing interest	574	928
Total non-performing loans	$59,883	$67,580

Non performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $3.2 million, $5.0 million, and $7.3 million of interest income would have been recognized in 2011, 2010 and 2009, respectively. Interest income recorded on these loans was approximately $0.1 million, $0.1 million and $0.2 million in 2011, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Non performing loans by class as of December 31, follows:

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2011
Commercial
Income producing - real estate	$490	$13,788	$14,278
Land, land development and construction - real estate	43	6,990	7,033
Commercial and industrial	-	7,984	7,984
Mortgage
1-4 family	54	15,929	15,983
Resort lending	-	8,819	8,819
Home equity line of credit - 1st lien	-	523	523
Home equity line of credit - 2nd lien	-	889	889
Installment
Home equity installment - 1st lien	-	1,542	1,542
Home equity installment - 2nd lien	-	1,023	1,023
Loans not secured by real estate	-	880	880
Other	-	4	4
Payment plan receivables
Full refund	-	491	491
Partial refund	-	424	424
Other	-	23	23
Total recorded investment	$587	$59,309	$59,896
Accrued interest included in recorded investment	$13	$-	$13
2010
Commercial
Income producing - real estate	$276	$11,925	$12,201
Land, land development and construction - real estate	-	9,672	9,672
Commercial and industrial	675	7,016	7,691
Mortgage
1-4 family	-	19,428	19,428
Resort lending	-	9,206	9,206
Home equity line of credit - 1st lien	-	1,080	1,080
Home equity line of credit - 2nd lien	-	1,153	1,153
Installment
Home equity installment - 1st lien	-	1,916	1,916
Home equity installment - 2nd lien	-	1,373	1,373
Loans not secured by real estate	-	923	923
Other	-	34	34
Payment plan receivables
Full refund	-	2,470	2,470
Partial refund	-	329	329
Other	-	127	127
Total recorded investment	$951	$66,652	$67,603
Accrued interest included in recorded investment	$23	$-	$23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due
	30-59 days	60-89 days	90+ days	Total	Loans not Past Due	Total Loans
	(In thousands)
2011
Commercial
Income producing - real estate	$1,701	$937	$6,408	$9,046	$264,620	$273,666
Land, land development and construction - real estate	487	66	2,720	3,273	51,453	54,726
Commercial and industrial	1,861	1,132	3,516	6,509	318,438	324,947
Mortgage
1-4 family	3,507	1,418	15,983	20,908	294,771	315,679
Resort lending	2,129	932	8,819	11,880	184,943	196,823
Home equity line of credit - 1st lien	96	196	523	815	24,705	25,520
Home equity line of credit - 2nd lien	506	159	889	1,554	54,045	55,599
Installment
Home equity installment - 1st lien	757	264	1,542	2,563	41,239	43,802
Home equity installment - 2nd lien	676	365	1,023	2,064	51,224	53,288
Loans not secured by real estate	1,173	463	880	2,516	117,661	120,177
Other	36	10	4	50	3,144	3,194
Payment plan receivables
Full refund	2,943	951	491	4,385	99,284	103,669
Partial refund	380	200	424	1,004	9,918	10,922
Other	23	24	23	70	357	427
Total recorded investment	$16,275	$7,117	$43,245	$66,637	$1,515,802	$1,582,439
Accrued interest included in recorded investment	$160	$105	$13	$278	$5,553	$5,831

2010
Commercial
Income producing - real estate	$3,269	$914	$8,978	$13,161	$295,948	$309,109
Land, land development and construction - real estate	1,923	147	4,919	6,989	55,693	62,682
Commercial and industrial	1,636	2,204	4,665	8,505	329,800	338,305
Mortgage
1-4 family	4,074	2,349	19,428	25,851	319,361	345,212
Resort lending	2,667	1,003	9,206	12,876	215,398	228,274
Home equity line of credit - 1st lien	576	-	1,080	1,656	25,951	27,607
Home equity line of credit - 2nd lien	723	464	1,153	2,340	58,127	60,467
Installment
Home equity installment - 1st lien	472	228	1,916	2,616	50,150	52,766
Home equity installment - 2nd lien	746	529	1,373	2,648	63,345	65,993
Loans not secured by real estate	1,302	348	923	2,573	122,066	124,639
Other	51	16	34	101	3,240	3,341
Payment plan receivables
Full refund	6,475	3,957	2,470	12,902	148,751	161,653
Partial refund	1,134	642	329	2,105	24,170	26,275
Other	583	166	127	876	12,459	13,335
Total recorded investment	$25,631	$12,967	$56,601	$95,199	$1,724,459	$1,819,658
Accrued interest included in recorded investment	$225	$133	$23	$381	$6,161	$6,542

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans and related allocated allowance at December 31 are as follows:

	2011	2010
	(In thousands)
Impaired loans with no allocated allowance
TDR	$26,945	$25,754
Non - TDR	423	4,495
Impaired loans with an allocated allowance
TDR - allowance based on collateral	20,142	19,418
TDR - allowance based on present value cash flow	98,130	93,070
Non - TDR - allowance based on collateral	13,773	21,623
Non - TDR - allowance based on present value cash flow	-	2,351
Total impaired loans	$159,413	$166,711

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$6,004	$5,462
TDR - allowance based on present value cash flow	12,048	12,086
Non - TDR - allowance based on collateral	4,247	6,644
Non - TDR - allowance based on present value cash flow	-	733
Total amount of allowance for loan losses allocated	$22,299	$24,925

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans by class as of and for the year ended December 31, 2011 are as follows (1):

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$4,626	$6,386	$-	$3,170	$170
Land, land development & construction-real estate	219	243	-	613	35
Commercial and industrial	3,593	3,677	-	2,874	70
Mortgage
1-4 family	6,975	9,242	-	8,566	299
Resort lending	7,156	7,680	-	7,751	330
Home equity line of credit - 1st lien	-	-	-	-	-
Home equity line of credit - 2nd lien	134	211	-	118	4
Installment
Home equity installment - 1st lien	2,100	2,196	-	1,955	96
Home equity installment - 2nd lien	1,987	1,987	-	2,014	93
Loans not secured by real estate	637	688	-	598	31
Other	24	24	-	15	2
	27,451	32,334	-	27,674	1,130
With an allowance recorded:
Commercial
Income producing - real estate	22,781	29,400	3,642	18,812	117
Land, land development & construction-real estate	12,362	14,055	3,633	9,828	114
Commercial and industrial	15,093	18,357	2,977	11,501	352
Mortgage
1-4 family	61,214	63,464	7,716	62,811	2,692
Resort lending	18,159	19,351	2,534	21,750	734
Home equity line of credit - 1st lien	64	73	35	32	2
Home equity line of credit - 2nd lien	-	-	-	9	-
Consumer
Home equity installment - 1st lien	1,232	1,293	660	1,408	60
Home equity installment - 2nd lien	1,421	1,458	1,062	1,466	66
Loans not secured by real estate	153	156	40	168	6
Other	-	-	-	-	-
	132,479	147,607	22,299	127,785	4,143
Total
Commercial
Income producing - real estate	27,407	35,786	3,642	21,982	287
Land, land development & construction-real estate	12,581	14,298	3,633	10,441	149
Commercial and industrial	18,686	22,034	2,977	14,375	422
Mortgage
1-4 family	68,189	72,706	7,716	71,377	2,991
Resort lending	25,315	27,031	2,534	29,501	1,064
Home equity line of credit - 1st lien	64	73	35	32	2
Home equity line of credit - 2nd lien	134	211	-	127	4
Consumer
Home equity installment - 1st lien	3,332	3,489	660	3,363	156
Home equity installment - 2nd lien	3,408	3,445	1,062	3,480	159
Loans not secured by real estate	790	844	40	766	37
Other	24	24	-	15	2
Total	$159,930	$179,941	$22,299	$155,459	$5,273

Accrued interest included in recorded investment	$517

(1) There were no impaired payment plan receivables at December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans by class as of December 31, 2010 are as follows (1):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$4,545	$4,763	$-
Land, land development & construction-real estate	1,600	2,810	-
Commercial and industrial	5,830	5,873	-
Mortgage
1-4 family	8,770	10,551	-
Resort lending	5,666	5,670	-
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	93	93	-
Installment
Home equity installment - 1st lien	1,772	1,805	-
Home equity installment - 2nd lien	1,891	1,904	-
Loans not secured by real estate	211	220	-
Other	-	-	-
	30,378	33,689	-
With an allowance recorded:
Commercial
Income producing - real estate	16,206	22,748	4,279
Land, land development & construction-real estate	12,735	21,017	3,922
Commercial and industrial	12,499	13,844	3,321
Mortgage
1-4 family	64,157	66,379	8,223
Resort lending	28,315	28,874	3,319
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	25	97	25
Consumer
Home equity installment - 1st lien	1,361	1,374	620
Home equity installment - 2nd lien	1,413	1,429	1,110
Loans not secured by real estate	256	258	106
Other	-	-	-
	136,967	156,020	24,925
Total
Commercial
Income producing - real estate	20,751	27,511	4,279
Land, land development & construction-real estate	14,335	23,827	3,922
Commercial and industrial	18,329	19,717	3,321
Mortgage
1-4 family	72,927	76,930	8,223
Resort lending	33,981	34,544	3,319
Home equity line of credit - 1st lien	-	-	-
Home equity line of credit - 2nd lien	118	190	25
Consumer
Home equity installment - 1st lien	3,133	3,179	620
Home equity installment - 2nd lien	3,304	3,333	1,110
Loans not secured by real estate	467	478	106
Other	-	-	-
Total	$167,345	$189,709	$24,925

Accrued interest included in recorded investment	$634

(1) There were no impaired payment plan receivables at December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our average investment in impaired loans was approximately $155.5 million, $168.0 million and $111.2 million in 2011, 2010 and 2009, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $5.3 million, $5.7 million and $2.2 million in 2011, 2010 and 2009, respectively of which the majority of these amounts were received in cash.

Troubled debt restructurings at December 31 follow:

	2011
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$29,799	$86,770		$116,569
Non-performing TDR’s(1)	14,567	14,081	(2)	28,648
Total	$44,366	$100,851		$145,217

	2010
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$16,957	$96,855		$113,812
Non-performing TDR’s(1)	7,814	16,616	(2)	24,430
Total	$24,771	$113,471		$138,242

(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $18.1 million and $17.5 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2011 and 2010, respectively. We have committed to lend additional amounts totaling up to zero and $0.1 million as of December 31, 2011 and 2010, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ending December 31, 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 3 months to 60 months but have extended to as much as 480 months in certain circumstances. Modifications involving an extension of the maturity date have generally been for periods ranging from 1 month to 120 months but have extended to as much as 248 months in certain circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Loans that have been classified as troubled debt restructurings during the year ended December 31, 2011 follows:

	Number of Contracts	Pre- modification Recorded Balance	Post- modification Recorded Balance
	(Dollars in thousands)
Commercial
Income producing - real estate	42	$21,061	$17,679
Land, land development & construction-real estate	20	10,801	7,464
Commercial and industrial	64	11,133	10,649
Mortgage
1-4 family	73	9,933	9,423
Resort lending	33	8,893	8,749
Home equity line of credit - 1st lien	2	69	64
Home equity line of credit - 2nd lien	1	23	18
Installment
Home equity installment - 1st lien	21	678	618
Home equity installment - 2nd lien	16	535	514
Loans not secured by real estate	26	455	442
Other	-	-	-
Total	298	$63,581	$55,620

The troubled debt restructurings described above increased the allowance for loan losses by $3.4 million and resulted in charge offs of $4.7 million during the year ending December 31, 2011.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the year ended December 31, 2011 follows:

	Number of Contracts	Recorded Balance
	(Dollars in thousands)
Commercial
Income producing - real estate	7	$3,604
Land, land development & construction-real estate	4	3,036
Commercial and industrial	2	492
Mortgage
1-4 family	10	1,191
Resort lending	6	1,311
Home equity line of credit - 1st lien	-	-
Home equity line of credit - 2nd lien	-	-
Consumer
Home equity installment - 1st lien	1	19
Home equity installment - 2nd lien	5	301
Loans not secured by real estate	-	-
Other	-	-
	35	$9,954

A loan is considered to be in payment default generally once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $1.9 million and resulted in charge offs of $1.8 million during the year ending December 31, 2011.

The terms of certain other loans were modified during the year ending December 31, 2011 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, we perform an evaluation of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2011
Income producing - real estate	$201,655	$52,438	$5,785	$13,788	$273,666
Land, land development and construction - real estate	33,515	9,421	4,800	6,990	54,726
Commercial and industrial	275,245	27,783	13,935	7,984	324,947
Total	$510,415	$89,642	$24,520	$28,762	$653,339
Accrued interest included in total	$1,677	$381	$126	$-	$2,184

2010
Income producing - real estate	$225,167	$57,536	$14,482	$11,925	$309,110
Land, land development and construction - real estate	33,356	14,780	4,873	9,672	62,681
Commercial and industrial	273,138	41,738	16,413	7,016	338,305
Total	$531,661	$114,054	$35,768	$28,613	$710,096
Accrued interest included in total	$1,897	$469	$200	$-	$2,566

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

For each of our mortgage and consumer segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated at least annually. The following table summarizes credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
	(In thousands)
2011
800 and above	$26,509	$17,345	$4,062	$6,317	$54,233
750-799	63,746	76,381	8,058	16,892	165,077
700-749	55,047	53,210	4,280	12,131	124,668
650-699	54,579	21,579	2,854	7,909	86,921
600-649	40,977	12,750	2,485	5,066	61,278
550-599	29,732	10,698	1,547	3,466	45,443
500-549	28,573	3,716	1,615	2,758	36,662
Under 500	12,434	565	539	886	14,424
Unknown	4,082	579	80	174	4,915
Total	$315,679	$196,823	$25,520	$55,599	$593,621
Accrued interest included in total	$1,404	$928	$123	$290	$2,745

2010
800 and above	$28,308	$21,385	$4,433	$6,386	$60,512
750-799	66,812	89,695	8,996	17,995	183,498
700-749	66,749	56,425	4,961	14,688	142,823
650-699	57,026	25,911	3,707	8,856	95,500
600-649	41,559	12,832	1,596	3,768	59,755
550-599	31,879	11,647	1,673	4,303	49,502
500-549	30,723	5,040	1,366	2,497	39,626
Under 500	19,005	2,941	742	1,853	24,541
Unknown	3,151	2,398	133	121	5,803
Total	$345,212	$228,274	$27,607	$60,467	$661,560
Accrued interest included in total	$1,413	$1,012	$135	$321	$2,881

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Installment(1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
2011
800 and above	$5,466	$5,047	$18,245	$70	$28,828
750-799	11,651	16,475	41,501	572	70,199
700-749	6,899	10,693	23,174	883	41,649
650-699	7,144	8,407	15,646	673	31,870
600-649	4,943	5,412	7,599	434	18,388
550-599	3,435	3,221	4,573	270	11,499
500-549	3,021	3,145	3,011	183	9,360
Under 500	1,160	854	1,391	50	3,455
Unknown	83	34	5,037	59	5,213
Total	$43,802	$53,288	$120,177	$3,194	$220,461
Accrued interest included in total	$176	$208	$489	$29	$902

2010
800 and above	$5,626	$5,618	$13,078	$22	$24,344
750-799	14,654	19,668	46,228	554	81,104
700-749	8,994	15,015	26,714	828	51,551
650-699	8,225	10,029	15,968	779	35,001
600-649	5,878	5,677	8,520	417	20,492
550-599	4,120	4,812	5,479	255	14,666
500-549	3,350	3,248	4,398	260	11,256
Under 500	1,809	1,848	2,087	163	5,907
Unknown	110	78	2,167	63	2,418
Total	$52,766	$65,993	$124,639	$3,341	$246,739
Accrued interest included in total	$218	$264	$579	$34	$1,095

(1) Credit scores have been updated within the last twelve months.

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. See note #11 for more information about Mepco’s business. As of December 31, 2011, approximately 90.1% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 9.5% of Mepco’s outstanding payment plan receivables as of December 31, 2011, relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group that has any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor credit ratings of the counterparties as we evaluate the credit quality of this portfolio.

Although Mepco has contractual recourse against various counterparties for refunds owing upon cancellation of vehicle service contracts, please see note #11 regarding certain risks and difficulties associated with collecting these refunds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes credit ratings by class of payment plan receivable at December 31:

	Payment Plan Receivables
	Full Refund	Partial Refund	Other	Total
	(In thousands)
2011
AM Best rating
A+	$-	$118	$7	$125
A	32,461	165	269	32,895
A-	27,056	10,639	-	37,695
B+	1,390	-	-	1,390
B	-	-	-	-
Not rated	42,762	-	151	42,913
Total	$103,669	$10,922	$427	$115,018

2010
AM Best rating
A+	$-	$255	$-	$255
A	40,264	497	341	41,102
A-	48,291	25,523	-	73,814
B+	19,694	-	-	19,694
B	-	-	-	-
Not rated	53,404	-	12,994	66,398
Total	$161,653	$26,275	$13,335	$201,263

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2011	2010
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$895,510	$939,963
Freddie Mac	882,401	828,166
Other	154	192
Total	$1,778,065	$1,768,321
Custodial escrow balances maintained in connection with mortgage loans serviced for others totaled $26.5 million and $33.3 million, at December 31, 2011 and 2010, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2011	2010	2009
	(In thousands)
Balance at beginning of year	$14,661	$15,273	$11,966
Originated servicing rights capitalized	2,967	4,158	5,213
Amortization	(3,065)	(3,862)	(4,255)
Change in valuation allowance	(3,334)	(908)	2,349
Balance at end of year	$11,229	$14,661	$15,273
Valuation allowance	$6,544	$3,210	$2,302
Loans sold and serviced that have had servicing rights capitalized	$1,774,952	$1,764,317	$1,725,278

The fair value of capitalized mortgage loan servicing rights was $11.5 million and $15.7 million at December 31, 2011 and 2010, respectively. Fair value was determined using an average coupon rate of 5.20%, average servicing fee of 0.256%, average discount rate of 10.65% and an average PSA rate of 278 for December 31, 2011; and an average coupon rate of 5.42%, average servicing fee of 0.255%, average discount rate of 10.07% and an average PSA rate of 228 for December 31, 2010.

NOTE 5 – OTHER REAL ESTATE OWNED

During 2011 and 2010 we foreclosed on certain loans secured by real estate and transferred approximately $18.6 million and $38.1 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2011 and 2010 we sold other real estate with book balances of approximately $17.7 million and $22.8 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the Consolidated Statements of Operations.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2011	2010	2009
	(In thousands)
Balance at beginning of year	$10,876	$6,498	$2,363
Additions charged to expense	6,563	6,883	7,108
Direct write-downs upon sale	(2,784)	(2,505)	(2,973)
Balance at end of year	$14,655	$10,876	$6,498

Other real estate and repossessed assets totaling $34.0 million and $39.4 million at December 31, 2011 and 2010, respectively are presented net of valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2011	2010
	(In thousands)
Land	$19,250	$19,367
Buildings	70,168	70,335
Equipment	78,269	76,038
	167,687	165,740
Accumulated depreciation and amortization	(105,139)	(97,381)
Property and equipment, net	$62,548	$68,359

Depreciation expense was $8.4 million, $8.7 million and $8.7 million in 2011, 2010 and 2009, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2011		2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)

Amortized intangible assets - core deposits	$31,326	$23,717	$31,326	$22,346

Intangible amortization expense was $1.4 million, $1.3 million and $1.9 million in 2011, 2010 and 2009, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2011, follows:

(In thousands)

2012	$1,088
2013	1,078
2014	801
2015	613
2016	613
2017 and thereafter	3,416
Total	$7,609

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2011	2010	2009
	(In thousands)
Savings and interest bearing checking	$2,263	$2,829	$5,751
Time deposits under $100,000	10,349	22,204	25,202
Time deposits of $100,000 or more	2,645	3,131	4,452
Total	$15,257	$28,164	$35,405

Aggregate time deposits in denominations of $100,000 or more amounted to $188.6 million and $166.1 million at December 31, 2011 and 2010, respectively.

A summary of the maturity of time deposits at December 31, 2011, follows:

(In thousands)

2012	$357,403
2013	113,918
2014	40,419
2015	28,941
2016	27,342
2017 and thereafter	781
Total	$568,804

Time deposits acquired through broker relationships totaled $42.3 million and $273.5 million at December 31, 2011 and 2010, respectively.

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2011	2010
	(In thousands)
Advances from the Federal Home Loan Bank	$33,384	$71,022
Other	3	10
Total	$33,387	$71,032

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 136% to 200%, respectively of outstanding advances, as well as certain agency mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2011, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $149.7 million. Interest expense on advances amounted to $1.4 million, $1.9 million and $4.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. During 2011, 2010 and 2009 FHLB advances totaling $33.0 million, $25.0 million and $151.5 million, respectively were terminated with no realized gain or loss.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2011, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2011		2010
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2011			$2,250	5.89%
2012	$12,354	0.50%	364	6.90
2013	-		-
2014	4,240	5.73	4,240	5.73
2015	-		-
2016	2,505	6.55	2,590	6.55
2017 and thereafter	11,285	6.59	11,578	6.59
Total fixed-rate advances	30,384	3.99	21,022	6.34
Variable-rate advances
2011	-		42,000	0.33
2013	-		5,000	0.92
2014	3,000	0.51	-
2015	-		3,000	0.66
Total variable-rate advances	3,000	0.51	50,000	0.41
Total advances	$33,384	3.68%	$71,022	2.16%

A summary of repayments of FHLB Advances at December 31, 2011, follows:

(In thousands)

2012	$12,762
2013	441
2014	7,717
2015	515
2016	2,521
2017 and thereafter	9,428
Total	$33,384

All repurchase agreements outstanding at December 31, 2009 matured during 2010. These securities were being held by the counterparty to the repurchase agreement. Repurchase agreements averaged $30.7 million and $35.0 million during 2010 and 2009 respectively. The maximum amounts outstanding at any month end during 2010 and 2009 were $35.0 million in each year, respectively. Interest expense on repurchase agreements totaled $1.4 million and $1.6 million, for the years ended 2010 and 2009, respectively. No repurchase agreements were prepaid during 2010 or 2009.

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2011 or 2010. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $0.5 million at December 31, 2011. Collateral for FRB borrowings are certain securities available for sale. Interest expense on these borrowings amounted to $0.2 million for the year ended December 31, 2009. FRB borrowings averaged $59.8 million during 2009. The maximum amount outstanding at any month end during 2009 was $206.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $391.7 million at December 31, 2011.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.2 million and $44.1 million at December 31, 2011 and 2010, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2011
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

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2011 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance II	March 31, 2033	8.25% fixed	March 31, 2008
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In 2010, we commenced an offer to exchange up to 18.0 million newly issued shares of our common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (the “Exchange Offer”). The Exchange Offer expired on June 22, 2010. We accepted for exchange 1,657,255 shares ($41.4 million aggregate liquidation amount) of the trust preferred securities issued by IBC Capital Finance II, which were validly tendered and not withdrawn as of the expiration date for the Exchange Offer. No shares of the trust preferred securities issued by IBC Capital Finance III, IBC Capital Finance IV, or Midwest Guaranty Trust I were tendered.

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

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities and continued to defer these distributions through December 31, 2011. The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. At December 31, 2011 and 2010 we had $4.4 million and $2.3 million of accrued and unpaid interest. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight-line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the Consolidated Statements of Operations.

NOTE 11 – COMMITMENTS AND CONTINGENT LIABILITIES

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2011	2010
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$139,183	$126,356
Standby letters of credit	11,188	11,949

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

Our Mepco segment conducts its payment plan business activities across the United States. Mepco acquires the payment plans from companies (which we refer to as Mepco’s “counterparties”) at a discount from the face amount of the payment plan. Each payment plan (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco thereafter collects the payments from consumers. In acquiring the payment plan, Mepco generally funds a portion of the cost to the seller of the service contract and a portion of the cost to the administrator of the service contract. The administrator, in turn, pays the necessary contractual liability insurance policy (“CLIP”) premium to the insurer or risk retention group.

Consumers are allowed to voluntarily cancel the service contract at any time and are generally entitled to receive a refund from the administrator of the unearned portion of the service contract at the time of cancellation. As a result, while Mepco does not owe any refund to the consumer, it also does not have any recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual consumer. If a consumer stops making payments on a payment plan or exercises the right to voluntarily cancel the service contract, the service contract seller and administrator are each obligated to refund to Mepco the amount necessary to make Mepco whole as a result of its funding of the service contract. In addition, the insurer or risk retention group that issued the CLIP for the service contract often guarantees all or a portion of the refund to Mepco. See note #4 above for a breakdown of Mepco’s payment plan receivables by the level of recourse Mepco has against various counterparties.

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At December 31, 2011, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingencies expense, totaled $29.3 million. This compares to a balance of $37.3 million at December 31, 2010. Mepco is currently in the process of working to recover these receivables, including through liquidation of collateral, claims against the bankruptcy estate of a counterparty that previously represented a significant portion of Mepco’s business, and litigation against counterparties.

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

Payment defaults and voluntary cancellations increased significantly during 2010 and 2009, reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. During the third quarter of 2009, we identified a counterparty that was experiencing particularly severe financial difficulties and accrued for estimated potential losses related to that relationship. For 2011, 2010 and 2009 non-interest expenses include $11.0 million, $18.6 million, and $31.2 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The determination of losses related to vehicle service contract counterparty contingencies requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and the amount collected from counterparties in connection with their contractual obligations. Mepco is currently involved in litigation with certain of its counterparties in an attempt to collect amounts owing from those counterparties for cancelled service contracts.

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

We believe our assumptions regarding the collection of vehicle service contract counterparty receivables are reasonable, and we based them on our good faith judgments using data currently available. We also believe the current amount of reserves we have established and the vehicle service contract counterparty contingencies expense that we have recorded are appropriate given our estimate of probable incurred losses at the applicable Consolidated Statement of Financial Condition date. However, because of the uncertainty surrounding the numerous and complex assumptions made, actual losses could exceed the charges we have taken to date.

An analysis of our vehicle service contract counterparty receivable, net follows:

	2011	2010	2009
	(In thousands)
Balance at beginning of year, net of reserve	$37,270	$5,419	$3,578
Transfers in from payment plan receivables	8,874	77,457	20,831
Reserves established and charge-offs recorded to expense	(11,048)	(18,633)	(31,234)
Transferred to (from) contingency reserves	(1,015)	(11,110)	12,244
Cash received	(1,613)	(15,863)	-
Collateral received (other real estate and repossessed assets) in partial satisfaction of debt	(3,170)	-	-
Balance at end of year, net of reserve	$29,298	$37,270	$5,419

Reserve at end of year	$32,450	$24,600	$9,856

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of our vehicle service contract counterparty reserve follows:

	2011	2010	2009
	(In thousands)
Balance at beginning of year	$25,735	$22,100	$-
Additions charged to expense	11,048	18,633	31,234
Charge-offs	(4,213)	(14,998)	(9,134)
Balance at end of year	$32,570	$25,735	$22,100

Reserves recorded in VSC counterparty receivables, net	$32,450	$24,600	$9,856
Reserves recorded in other liabilities	120	1,135	12,244
Total at end of year	$32,570	$25,735	$22,100

We are also involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial statements. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. However, at this time, we are unable to estimate the range of additional losses that are reasonably possible because of a number of factors, including the fact that certain of these litigation matters are still in their early stages and involve claims for which, at this point, we believe have little to no merit.

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans or vehicle service contract counterparty receivables). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, but we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote. Risks associated with the likelihood that we will not collect the full amount owed to us, net of reserves, are disclosed elsewhere in this report.

NOTE 12 – SHAREHOLDERS’ EQUITY AND LOSS PER COMMON SHARE

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

On April 2, 2010, we entered into an exchange agreement with the UST pursuant to which the UST agreed to exchange all 72,000 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock, with an original liquidation preference of $1,000 per share (“Series A Preferred Stock”), beneficially owned and held by the UST, plus accrued and unpaid dividends on such Series A Preferred Stock, for shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the exchange agreement, we also agreed to amend and restate the terms of the warrant, dated December 12, 2008, issued to the UST to purchase 346,154 shares of our common stock.

On April 16, 2010, we closed the transactions described in the exchange agreement and we issued to the UST (1) 74,426 shares of our Series B Preferred Stock and (2) an Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the “Amended Warrant”) for all of the 72,000 shares of Series A Preferred Stock and the original warrant that had been issued to the UST in December 2008 pursuant to the TARP Capital Purchase Program, plus approximately $2.4 million in accrued dividends on such Series A Preferred Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

With the exception of being convertible into shares of our common stock, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was exchanged. The Series B Preferred Stock qualifies as Tier 1 regulatory capital and pays cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and at a rate of 9% per annum thereafter. The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, have the right to elect two additional directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid. Beginning in December of 2009, we suspended payment of quarterly dividends. The cash dividends payable to the UST amount to approximately $4.0 million per year until December of 2013, at which time they would increase to approximately $7.2 million per year. Accrued and unpaid dividends were $6.6 million at December 31, 2011. Because we have deferred dividends on the Series B Preferred Stock for at least six quarterly dividend periods, the UST currently has the right to elect two directors to our board. At this time, in lieu of electing such directors, the UST requested us to allow (and we have allowed) an observer to attend our Board of Directors meetings beginning in the third quarter of 2011. The UST continues to retain the right to elect two directors as described above.

Under the terms of the Series B Preferred Stock, UST (and any subsequent holder of the Series B Preferred Stock) has the right to convert the Series B Preferred Stock into our common stock at any time. In addition, we have the right to compel a conversion of the Series B Preferred Stock into common stock, subject to the following conditions:

(i) we shall have received all appropriate approvals from the Board of Governors of the Federal Reserve System;
(ii) we shall have issued our common stock in exchange for at least $40 million aggregate original liquidation amount of the trust preferred securities issued by the Company’s trust subsidiaries, IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I;
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

If converted by the holder or by us pursuant to either of the above-described conversion rights, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $7.234, which was the market price of our common stock at the time the exchange agreement was signed (as such market price was determined pursuant to the terms of the Series B Preferred Stock), referred to as the “conversion rate.” This conversion rate is subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the Series B Preferred Stock. If converted by the holder or by us pursuant to either of the above-described conversion rights, as of December 31, 2011, the Series B Preferred Stock and accrued and unpaid dividends would have been convertible into approximately 12.7 million shares of our common stock.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

At the time any Series B Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the Series B Preferred Stock being converted in cash or, at our option, in shares of our common stock, in which case the number of shares to be issued will be equal to the amount of accrued and unpaid dividends to be paid in common stock divided by the market value of our common stock at the time of conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock). Accrued and unpaid dividends on the Series B Preferred Stock totaled $6.6 million at December 31, 2011 or approximately $89 per share of Series B Preferred Stock.

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

Effective as of April 9, 2010, we amended our articles of incorporation to delete any reference to par value with respect to our common stock, which previously had a par value of $1.00 per share. The amendment was approved by our Board on April 6, 2010, pursuant to the authority granted it under Sections 301a and 611(2) of the Michigan Business Corporation Act. As a result, we reclassified all amounts in capital surplus to common stock on our Consolidated Statements of Financial Condition.

On July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of up to 1.50 million shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price would be at a 5% discount to the market price of our common stock at the time of the draw; as such market price is determined pursuant to the terms of the Investment Agreement. Through December 31, 2011, 0.78 million shares of our common stock were sold to Dutchess pursuant to the Investment Agreement (0.43 million shares during 2011 and 0.35 million shares during the fourth quarter of 2010) for an aggregate purchase price of $1.8 million. In order to comply with Nasdaq rules, we needed shareholder approval to sell more than approximately 0.7 million more shares to Dutchess pursuant to the Investment Agreement. In April 2011, our shareholders approved a resolution at our Annual Meeting to authorize us to sell up to 2.5 million additional shares under this equity line, so we now have additional flexibility to take advantage of this contingent source of liquidity. Remaining shares approved to sell pursuant to the Investment Agreement totaled 3.2 million shares at December 31, 2011. Based on our closing stock price on December 31, 2011, additional funds available under the Investment Agreement totaled approximately $4.1 million at December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On April 27, 2010, at our annual meeting of shareholders, our shareholders approved an amendment to our Articles of Incorporation that allowed us to affect a 1-for-10 reverse stock split. We affected this reverse stock split on August 31, 2010. All common share and per share amounts have been adjusted to reflect the reverse stock split.

A reconciliation of basic and diluted earnings (loss) per share for the years ended December 31 follows:

	2011	2010	2009
	(In thousands, except per share amounts)

Net loss	$(20,200)	$(16,709)	$(90,227)
Preferred dividends	4,157	4,095	4,301
Net loss applicable to common stock	$(24,357)	$(20,804)	$(94,528)

Weighted average shares outstanding for calculation of basic loss per share	8,277	5,090	2,387
Effect of convertible preferred stock	61,281	36,371	-
Restricted stock units	122	-	-
Stock units for deferred compensation plan for non-employee directors	7	7	7
Effect of stock options	-	-	-
Weighted average shares outstanding for calculation of diluted loss per share	69,687	41,468	2,394

Net loss per common share
Basic	$(2.94)	$(4.09)	$(39.60)
Diluted (1)	$(2.94)	$(4.09)	$(39.60)

(1) For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

Weighted average stock options outstanding that were not considered in computing diluted earnings (loss) per share because they were anti-dilutive totaled 0.1 million, 0.1 million and 0.1 million for 2011, 2010 and 2009, respectively. The warrant to purchase 346,154 shares of our common stock was also not considered in computing the diluted loss per share in 2011, 2010 and 2009 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2011	2010	2009
	(In thousands)
Current	$(413)	$(57)	$(5,356)
Deferred	(646)	(1,533)	(4,504)
Establishment of valuation allowance	847	-	6,650
Income tax benefit	$(212)	$(1,590)	$(3,210)

The deferred income tax benefit of $0.6 million, $1.5 million and $4.5 million during 2011, 2010 and 2009 is primarily attributed to the affects of pretax other comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation of income tax benefit to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to loss before income tax for the years ended December 31 follows:

	2011	2010	2009
	(In thousands)
Statutory rate applied to loss before income tax	$(7,144)	$(6,405)	$(32,703)
Net change in valuation allowance	9,369	5,672	23,999
Bank owned life insurance	(657)	(671)	(565)
Tax-exempt income	(521)	(800)	(1,455)
U.S. Treasury warrant	(398)	(138)	-
Non-deductible meals, entertainment and memberships	50	36	86
Trust preferred securities exchange costs	-	352	-
Goodwill impairment	-	-	5,857
Dividends paid to Employee Stock Ownership Plan	-	-	(28)
Other, net	(911)	364	1,599
Income tax benefit	$(212)	$(1,590)	$(3,210)

Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income (loss). However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. In 2011, 2010 and 2009, pretax other comprehensive income of $1.8 million, $3.9 million and $11.6 million, respectively, reduced our valuation allowance and resulted in a benefit of $0.6 million, $1.4 million and $4.1 million being allocated to the loss from operations.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, we established a valuation allowance against the majority of our net deferred tax assets due to a number of factors, including our declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. As a result we recorded an additional valuation allowance of $9.4 million, $5.7 million and $24.0 million during 2011, 2010 and 2009, respectively. This resulted in a valuation allowance against our entire net deferred tax asset except for, in 2010 and 2009, certain state deferred tax assets at Mepco that were expected to be recovered based on Mepco’s individual earnings. However, at December 31, 2011, due to a second year of losses at Mepco and remaining uncertainty regarding certain vehicle service contract counterparty receivables, we concluded that a valuation allowance against $0.8 million of Mepco’s deferred state tax assets was also needed. The valuation allowance against our deferred tax assets of $75.2 million at December 31, 2011 may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. This valuation allowance represents our entire net deferred tax assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2011	2010
	(In thousands)
Deferred tax assets
Loss carryforwards	$25,686	$19,049
Allowance for loan losses	20,616	23,783
Vehicle service contract counterparty contingency reserve	12,377	9,779
Valuation allowance on other real estate owned	5,129	3,814
Purchase premiums, net	4,416	4,847
Fixed assets	3,109	2,774
Alternative minimum tax credit carry forward	2,577	2,577
Unrealized loss on securities available for sale	1,252	1,584
Share based payments	1,006	674
Unrealized loss on trading securities	603	619
Mepco claims expense	546	546
Unrealized loss on derivative financial instruments	539	853
Loss reimbursement on sold loans reserve	524	-
Deferred compensation	482	709
Reserve for unfunded lending commitments	450	463
Non accrual loan interest income	443	524
Other than temporary impairment charge on securities available for sale	427	249
Other	112	-
Gross deferred tax assets	80,294	72,844
Valuation allowance	(75,199)	(65,830)
Total net deferred tax assets	5,095	7,014
Deferred tax liabilities
Mortgage servicing rights	3,930	5,131
Unrealized gain on loans held for sale	491	-
Deferred loan fees	356	283
Federal Home Loan Bank stock	318	401
Other	-	352
Gross deferred tax liabilities	5,095	6,167
Net deferred tax assets	$-	$847

At December 31, 2011, we had $0.5 million federal capital loss carryfowards that expire in 2014 and federal net operating loss (“NOL”) carryforwards of approximately $74.6 million which, if not used against taxable income, will expire as follows:

(In thousands)

2017	$3,437
2018	189
2022	194
2023	359
2029	25,467
2030	26,254
2031	18,656
Total	$74,556

The use of $4.2 million NOL carryforward in the total above, which was acquired through the acquisitions of two financial institutions is limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
Changes in unrecognized tax benefits for the year ended December 31, follows:

	2011	2010	2009
	(In thousands)

Balance at beginning of year	$2,393	$1,981	$1,736
Additions based on tax positions related to the current year	23	445	443
Reductions due to the statute of limitations	(277)	(33)	(198)
Balance at end of year	$2,139	$2,393	$1,981

If recognized, the entire amount of unrecognized tax benefits, net of $0.5 million federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2011, 2010 and 2009. No amounts were accrued for interest and penalties at December 31, 2011, 2010 or 2009. At December 31, 2011, U.S. Federal tax years 2008 through the present remain open to examination. Federal examinations of our 2008 and 2009 tax years were settled resulting in no material impact to our consolidated financial statements.

NOTE 14 — SHARE BASED COMPENSATION

We maintain share based payment plans that include a non-employee director stock purchase plan and a performance-based long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.5 million shares of common stock as of December 31, 2011. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million shares of common stock as of December 31, 2011. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During the first quarter of 2011, pursuant to a management transition plan, our chief executive officer’s annual salary was increased by $0.2 million effective January 1, 2011. This increase is paid entirely in the form of common stock (also referred to as “salary stock”). The shares issued each pay period vest immediately.

During the first quarter of 2011, we issued 0.14 million restricted stock units to five of our executive officers. These restricted stock units do not vest for a minimum of two years and until we repay in full our obligations related to the Troubled Asset Relief Program (“TARP”).

Beginning in the second quarter of 2011 our directors elected to receive their quarterly cash retainer fees in the form of common stock for the balance of 2011 and 2012. Shares equal in value to each director’s quarterly cash retainer are issued each quarter and vest immediately. As a result, we issued 0.14 million shares to directors during 2011 and expensed their value during that same period.

During the second quarter of 2011, pursuant to our performance-based compensation plans, we granted 0.1 million stock options to certain officers (none of whom is a “named executive officer,” as defined under SEC rules). The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During the first quarter of 2010, we completed a stock option exchange program under which eligible employees were able to exchange certain stock options for a lesser amount of new stock options. Pursuant to this stock option exchange program, 0.05 million stock options were exchanged for 0.01 million new stock options. The new stock options granted have an exercise price equal to the market value on the date of grant, generally vest over a one year period and have the same expiration dates as the options exchanged which ranged from 1.2 years to 7.2 years. The new options had a value substantially equal to the value of the options exchanged.

We also granted, pursuant to our performance-based compensation plans, 0.03 million stock options to our officers in 2009. The stock options have an exercise price equal to the market value of the common stock on the date of grant, vest ratably over a three year period and expire 10 years from date of grant.

We use the Black-Scholes option pricing model to measure compensation cost for stock options and use the market value of the common stock on the date of grant to measure compensation cost for non-vested share awards. We also estimate expected forfeitures over the vesting period.

Total compensation expense recognized for stock option grants, non-vested common stock grants, restricted stock unit grants and salary stock was $0.9 million, $0.5 million and $0.8 million in 2011, 2010 and 2009, respectively. The corresponding tax benefit relating to this expense was zero for each period. Total expense recognized for non-employee director share based payments was $0.3 million in 2011. The corresponding tax benefit relating to this expense was zero for each period. No expense was incurred for non-employee director share based payments in 2010 and 2009.

A summary of outstanding stock option grants and transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2011	56,252	$42.76
Granted	138,600	1.92
Exercised	-	-
Forfeited	(730)	10.55
Expired	(13,260)	92.05
Outstanding at December 31, 2011	180,862	$7.98	8.58	$-
Vested and expected to vest at December 31, 2011	165,953	$8.52	8.50	$-
Exercisable at December 31, 2011	32,553	$31.41	5.11	$-

A summary of non-vested stock and transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2011	26,251	$92.69
Granted	139,625	4.29
Vested	-	-
Forfeited	(831)	93.20
Outstanding at December 31, 2011	165,045	$17.90

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options during 2011 follows:

2011
Expected dividend yield	1.04%
Risk-free interest rate	1.91
Expected life (in years)	6.00
Expected volatility	94.72%
Per share weighted-average fair value	$1.37

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

At December 31, 2011, the total expected compensation cost related to non vested stock options, restricted stock and restricted stock units not yet recognized was $1.1 million. The weighted-average period over which this amount will be recognized is 2.6 years.

There were no stock option exercises during the 2011, 2010 and 2009.

NOTE 15 — BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We have historically matched employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was zero in 2011 and 2010 and 3% in 2009. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. There were no contributions to the employee stock ownership plan in 2011, 2010 and 2009. Amounts expensed for these retirement plans was zero in 2011 and 2010 and $1.0 million 2009.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $1.1 million, $0.6 million and $1.1 million, in 2011, 2010 and 2009, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $5.0 million, $4.7 million and $4.6 million in 2011, 2010 and 2009 respectively. These insurance programs are also available to retired employees at their own expense.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2011
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)

Cash flow hedge - pay-fixed interest-rate swap agreements	$20,000	1.7	$(1,103)

No hedge designation
Rate-lock mortgage loan commitments	$32,689	0.1	$857
Mandatory commitments to sell mortgage loans	75,960	0.1	(606)
Amended Warrant	2,504	7.0	(174)
Total	$111,153	0.3	$77

	2010
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)
Cash Flow Hedge
Pay-fixed interest-rate swap agreements	$20,000	2.7	$(1,405)
Interest-rate cap agreements	5,000	0.5	-
	$25,000	2.3	$(1,405)

No hedge designation
Rate-lock mortgage loan commitments	$40,119	0.1	$400
Mandatory commitments to sell mortgage loans	90,400	0.1	1,375
Amended Warrant	2,504	8.0	(1,311)
Total	$133,023	0.2	$464

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges currently include certain pay-fixed interest-rate swaps.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps were zero and $0.02 million at December 31, 2011 and 2010 respectively. Our last interest rate cap expired in July, 2011.

It is anticipated that $0.5 million of unrealized losses on Cash Flow Hedges at December 31, 2011, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2011 is 3.0 years.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments has been recorded on our Consolidated Statements of Financial Condition and are adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges, are recognized in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (“Rate Lock Commitments”). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of mortgage loans. We obtain market prices on Mandatory Commitments and Rate Lock Commitments. Net gains on the sale of mortgage loans, as well as net income (loss) may be more volatile as a result of these derivative instruments, which are not designated as hedges.

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

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2011		2010		2011		2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements		$-		$-	Other liabilities	$1,103	Other liabilities	$1,405
Total		-		-		1,103		1,405

Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	857	Other assets	400		-		-
Mandatory commitments to sell mortgage loans		-	Other assets	1,375	Other liabilities	606		-
Amended Warrant		-		-	Other liabilities	174	Other liabilities	1,311
Total		857		1,775		780		1,311

Total derivatives		$857		$1,775		$1,883		$2,716

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (1)	Gain (Loss) Recognized in Income(1)
	2011	2010	2009		2011	2010	2009		2011	2010	2009
					(in thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$2,404	$4,024	$4,834	Interest expense	$(1,443)	$(2,627)	$(3,110)	Interest expense	$-	$-	$-
Interest-rate cap agreements	30	180	871	Interest expense	(15)	(90)	(437)	Interest expense	-	2	8
Total	$2,434	$4,204	$5,705		$(1,458)	$(2,717)	$(3,547)		$-	$2	$8

No hedge designation
Pay-fixed interest rate swap agreements								Interest expense	$-	$409	$(120)
Interest-rate cap agreements								Interest expense	-	-	5
Rate-lock mortgage loan commitments								Mortgage loan gains	457	183	(622)
Mandatory commitments to sell mortgage loans								Mortgage loan gains	(1,981)	660	1,378
Amended Warrant								Decrease in fair value of U.S. Treasury warrant	1,137	393	-
Total									$(387)	$1,645	$641

(1) For cash flow hedges, this location and amount refers to the ineffective portion.

Accumulated other comprehensive loss included derivative losses of $1.5 million, $2.5 million and $4.0 million at December 31, 2011, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 17 — RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2011 and 2010.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2011	2010
	(In thousands)

Balance at beginning of year	$271	$599
New loans and advances	203	41
Repayments	(260)	(369)
Balance at end of year	$214	$271

Deposits held by us for directors and executive officers totaled $1.0 million at both December 31, 2011 and 2010.

NOTE 18 – OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2011	2010	2009
	(In thousands)

Supplies	$1,571	$1,630	$1,835
Amortization of intangible assets	1,371	1,280	1,930
Other	5,651	6,367	5,655
Total other non-interest expense	$8,593	$9,277	$9,420

NOTE 19 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2011, follows:

(In thousands)

2012	$1,310
2013	1,185
2014	1,018
2015	953
2016	923
2017 and thereafter	3,419
Total	$8,808

Rental expense on operating leases totaled $1.4 million, $1.3 million and $1.2 million in 2011, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
NOTE 20 — CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2011 include $681.1 million of loans secured by residential real estate and $59.1 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2011, we had $115.0 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2011: Lessors of Nonresidential Real Estate ($194.3 million); Lessors of Residential Real Estate ($78.9 million); Construction General Contractors and Land Development ($59.3 million); and Health Care and Social Assistance ($46.6 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

Our concentration of credit within the vehicle service contract industry relates to the business operated by our subsidiary, Mepco. This business and certain risks associated with this business are described in note #11 above. In addition, see note #4 above for a breakdown of Mepco’s payment plan receivables by the level of recourse Mepco has against various counterparties. Mepco monitors counterparty concentrations in order to attempt to manage our exposure for contractual obligations from its counterparties. In addition, even where an insurance company or risk retention group does not have a guarantee obligation to Mepco, the failure of the insurance company or risk retention group could result in a mass cancellation of the vehicle service contracts (and the related payment plans) insured by such entity. Such a mass cancellation would trigger and accelerate the contractual obligations of the counterparties that did have such obligations to Mepco. The counterparty concentration levels are managed based on the AM Best rating and statutory surplus level for an insurance company and on other factors including financial evaluation, collateral, funding holdbacks, guarantees, and distribution of concentrations for vehicle service contract administrators and vehicle service contract sellers/dealers.

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 28.2%, 19.1%, 17.6%, 10.0% and 5.9%, respectively, of Mepco’s payment plan receivables at December 31, 2011. These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 16.6%, 15.0%, 9.2%, 8.1% and 6.8%, respectively of Mepco’s payment plan receivables at December 31, 2011. See note #11 for additional information on Mepco counterparties.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In December 2009, the Board of Directors of Independent Bank Corporation adopted resolutions (as subsequently amended) that impose the following restrictions:

●
We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

●	We will not incur or guarantee any additional indebtedness without the prior approval of the FRB;
●	We will not repurchase or redeem any of our common stock without the prior approval of the FRB; and
●	We will not rescind or materially modify any of these limitations without notice to the FRB and the OFIR.

In December 2009, the Board of Directors of Independent Bank adopted resolutions (as subsequently amended) designed to enhance certain aspects of the Bank’s performance and, most importantly, to improve the Bank’s capital position. These resolutions require the following:

●	The adoption by the Bank of a capital restoration plan designed to help the Bank achieve the minimum capital ratios established by the Bank’s Board of Directors as described below;
●
The enhancement of the Bank’s documentation of the rationale for discounts applied to collateral valuations on impaired loans and improved support for the identification, tracking, and reporting of loans classified as TDR’s;

●	The adoption of certain changes and enhancements to our liquidity monitoring and contingency planning and our interest rate risk management practices;
●	Additional reporting to the Bank’s Board of Directors regarding initiatives and plans pursued by management to improve the Bank’s risk management practices;
●	Prior approval of the FRB and the OFIR for any dividends or distributions to be paid by the Bank to Independent Bank Corporation; and
●	Notice to the FRB and the OFIR of any rescission of or material modification to any of these resolutions.

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the Bank’s financial condition and operations that we believe most require our focus at this time.

On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into a Memorandum of Understanding (“MOU”) with the FRB and OFIR. The MOU largely duplicates certain of the provisions in the Board resolutions described above, but also has the following specific requirements:

●	Submission of a joint revised capital plan by November 30, 2011 to maintain sufficient capital at the Company on a consolidated basis and at the Bank on a stand-alone basis;
●
Submission of quarterly progress reports regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list”, or were adversely classified in our most recent examination;

●	Enhanced reporting and monitoring at Mepco regarding risk management and the internal classification of assets; and
●	Enhanced interest rate risk modeling practices.

We believe we have met all of the requirements of the MOU.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2011 and 2010 categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

Our actual capital amounts and ratios at December 31, follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2011
Total capital to risk-weighted assets
Consolidated	$174,547	11.31%	$123,470	8.00%	NA	NA
Independent Bank	175,868	11.41	123,254	8.00	$154,068	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$144,265	9.35%	$61,735	4.00%	NA	NA
Independent Bank	156,104	10.13	61,627	4.00	$92,441	6.00%

Tier 1 capital to average assets
Consolidated	$144,265	6.25%	$92,338	4.00%	NA	NA
Independent Bank	156,104	6.77	92,268	4.00	$115,335	5.00%

2010
Total capital to risk-weighted assets
Consolidated	$193,199	10.99%	$140,692	8.00%	NA	NA
Independent Bank	194,524	11.06	140,760	8.00	$175,950	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$166,048	9.44%	$70,346	4.00%	NA	NA
Independent Bank	171,947	9.77	70,380	4.00	$105,570	6.00%

Tier 1 capital to average assets
Consolidated	$166,048	6.35%	$104,550	4.00%	NA	NA
Independent Bank	171,947	6.58	104,567	4.00	$130,709	5.00%

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands)
Total shareholders’ equity	$102,627	$119,085	$152,987	$169,986
Add (deduct)
Qualifying trust preferred securities	38,183	44,084	-	-
Accumulated other comprehensive loss	11,921	13,120	11,583	12,201
Intangible assets	(7,609)	(8,980)	(7,609)	(8,979)
Disallowed capitalized mortgage loan servicing rights	(857)	(527)	(857)	(527)
Disallowed deferred tax assets	-	(780)	-	(780)
Other	-	46	-	46
Tier 1 capital	144,265	166,048	156,104	171,947
Qualifying trust preferred securities	10,485	4,584	-	-
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	19,797	22,567	19,764	22,577
Total risk-based capital	$174,547	$193,199	$175,868	$194,524

In November, 2011, our Board adopted a Joint Revised Capital Plan (the “Capital Plan”), and submitted such Capital Plan to the FRB and the OFIR. The Capital Plan has not yet been approved by either the FRB or OFIR and an update was submitted in February, 2012.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December 2009 (as subsequently amended). The minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. As of December 31, 2011, our Bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards and met one of the minimum capital ratio goals established by our Board.

Set forth below are the actual capital ratios of our Bank as of December 31, 2011, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards:

	Independent Bank Actual as of December 31, 2011	Minimum Ratios Established by our Board	Minimum Ratio Required to be Well- Capitalized
Total Capital to Risk-Weighted Assets	11.41%	11.00%	10.00%
Tier 1 Capital to Average Total Assets	6.77	8.00	5.00

If we are unable to achieve both minimum capital ratios set forth in our Capital Plan it may adversely affect our business and financial condition. An inability to improve our capital position could make it difficult for us to withstand continued losses. In addition, we believe that if our financial condition and performance fail to improve, we may not be able to remain well-capitalized under federal regulatory standards. In that case, our primary bank regulators may impose additional regulatory restrictions and requirements on us. If we fail to remain well-capitalized under federal regulatory standards, we will be prohibited from accepting or renewing brokered certificates of deposit (“Brokered CDs”) without the prior consent of the Federal Deposit Insurance Corporation (“FDIC”), which would likely have an adverse impact on our business and financial condition. If our regulators take more formal enforcement action against us, it would likely increase our expenses and could limit our business operations. There could be other expenses associated with a continued deterioration of our capital, such as increased deposit insurance premiums payable to the FDIC. At the present time, based on our current forecasts and expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, because of some projected further decline in total assets (principally loans) and anticipated improved performance in 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as Level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks included in our trading portfolio for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and include agency and private label residential mortgage-backed securities, municipal securities and trust preferred securities.

Loans held for sale: The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011 and 2010, all of our impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

Derivatives – The fair value of interest rate swap agreements and interest rate cap agreements, in general, is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management (recurring Level 2). The fair value of the Amended Warrant is determined using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock and incorporates several unobservable inputs (recurring Level 3). These unobservable inputs include probability of a non-permitted capital raise (1% and 40% at December 31, 2011 and 2010, respectively), expected discount to stock price in an equity raise (10%), dollar amount of expected capital raise ($100 million) and expected time of equity raise (April, 2013 and May, 2011 at December 31, 2011 and 2010, respectively).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, are summarized below:

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2011:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$77	$77	$-	$-
Securities available for sale
U.S. agency	25,017	-	25,017	-
U.S. agency residential mortgage-backed	94,206	-	94,206	-
Private label residential mortgage-backed	8,268	-	8,268	-
Obligations of states and political subdivisions	27,317	-	27,317	-
Trust preferred	2,636	-	2,636	-
Loans held for sale	44,801	-	44,801	-
Derivatives (1)	857	-	857	-
Liabilities
Derivatives (2)	1,883	-	1,709	174
Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	11,004	-	-	11,004
Impaired loans (4)
Commercial
Income producing - real estate	8,022	-	-	8,022
Land, land development & construction-real estate	5,702	-	-	5,702
Commercial and industrial	5,613	-	-	5,613
Mortgage
1-4 Family	3,263	-	-	3,263
Resort Lending	1,064	-	-	1,064
Other real estate (5)
Commercial
Income producing - real estate	1,388	-	-	1,388
Land, land development & construction-real estate	7,512	-	-	7,512
Commercial and industrial	497	-	-	497
Mortgage
1-4 Family	2,079	-	-	2,079
Resort Lending	5,297	-	-	5,297
Home equity line of credit - 1st lien	53	-	-	53
Installment
Home equity installment - 1st lien	100	-	-	100
(1)	Included in accrued income and other assets.
(2)	Included in accrued expenses and other liabilities.
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2010:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$32	$32	$-	$-
Securities available for sale
U.S. agency residential mortgage-backed	13,331	-	13,331	-
Private label residential mortgage-backed	14,184	-	14,184	-
Obligations of states and political subdivisions	31,259	-	31,259	-
Trust preferred	9,090	-	9,090	-
Loans held for sale	50,098	-	50,098	-
Derivatives (1)	1,775	-	1,775	-
Liabilities
Derivatives (2)	2,716	-	1,405	1,311

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	9,019	-	-	9,019
Impaired loans (4)
Commercial
Income producing - real estate	9,541	-	-	9,541
Land, land development & construction-real estate	8,885	-	-	8,885
Commercial and industrial	4,456	-	-	4,456
Mortgage
1-4 Family	4,377	-	-	4,377
Resort Lending	1,676	-	-	1,676
Other real estate (5)
Commercial
Income producing - real estate	1,352	-	-	1,352
Land, land development & construction-real estate	5,165	-	-	5,165
Mortgage
1-4 Family	1,888	-	-	1,888
Resort Lending	4,600	-	-	4,600
Installment
Home equity installment - 1st lien	90	-	-	90

(1)	Included in accrued income and other assets.
(2)	Included in accrued expenses and other liabilities.
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Changes in fair values for financial assets which we have elected the fair value option for the years ended December 31 are as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period
	Securities	Loans	Earnings
	(In thousands)

2011
Trading securities	$45	$-	$45
Loans held for sale	-	1,503	1,503

2010
Trading securities	$(22)	$-	$(22)
Loans held for sale	-	(378)	(378)

2009
Trading securities	$954	$-	$954
Loans held for sale	-	(404)	(404)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2011, 2010 and 2009 relating to assets measured at fair value on a non-recurring basis:

●
Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $11.0 million which is net of a valuation allowance of $6.5 million at December 31, 2011 and had a carrying amount of $9.0 million which is net of a valuation allowance of $3.2 million at December 31, 2010. A recovery (charge) of $(3.3) million, $(0.9) million and $2.3 million was included in our results of operations for the years ending December 31, 2011, 2010 and 2009, respectively.

●
Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $33.9 million, with a valuation allowance of $10.3 million at December 31, 2011 and had a carrying amount of $41.0 million, with a valuation allowance of $12.1 million at December 31, 2010. An additional provision for loan losses relating to impaired loans of $8.9 million, $12.0 million and $34.3 million was included in our results of operations for the years ending December 31, 2011, 2010 and 2009, respectively.

●
Other real estate, which is measured using the fair value of the property, had a carrying amount of $16.9 million which is net of a valuation allowance of $14.7 million at December 31, 2011 and a carrying amount of $13.1 million which is net of a valuation allowance of $10.9 million at December 31, 2010. An additional charge relating to ORE measured at fair value of $5.4 million, $6.2 million and $5.6 million was included in our results of operations during the years ended December 31, 2011, 2010 and 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, follows:

	Asset		(Liability)
	Securities Available for Sale		Amended Warrant
	2011	2010	2011	2010
	(In thousands)

Beginning balance	$-	$36,480	$(1,311)	$-
Total gains (losses) realized and unrealized:
Included in results of operations	-	132	1,137	393
Included in other comprehensive income	-	1,713	-	-
Purchases, issuances, settlements, maturities and calls	-	(16,940)	-	(1,704)
Transfers in and/or out of Level 3	-	(21,385)	-	-
Ending balance	$-	$-	$(174)	$(1,311)

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31	$-	$-	$1,137	$393

During the first quarter of 2010, we transferred certain private label residential mortgage- and other asset-backed securities, totaling $21.4 million, to a Level 2 valuation technique. In the first quarter of 2010, while this market was still “closed” to new issuance, secondary market trading activity increased and appeared to be more orderly than compared to 2009. In addition, many bonds were trading at levels near their economic value with fewer distressed valuations relative to 2009. Prices for many securities had been rising, due in part to negative new supply. This improvement in trading activity was supported by sales of 11 securities with a par value of $14.2 million at a $0.2 million gain during the first quarter of 2010 (none of these securities were originally purchased at a discount). The Level 2 valuation technique has also been supported through bids received from dealers on certain private label securities that approximated Level 2 pricing.

During 2010, we entered into an amended and restated warrant with the UST that would allow them to purchase our common stock at a fixed price (see note #12). Because of certain anti-dilution features included in the Amended Warrant, it is not considered to be indexed to our common stock and is therefore accounted for as a derivative instrument (see note #16). Any change in value of this warrant is recorded in other income in our Consolidated Statements of Operations. We determined the fair value of the Amended Warrant using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock. The simulation analysis relies on a binomial lattice model, a standard technique usually applied to the valuation of stock options. The binomial lattice maps out possible price paths of our common stock, the underlying asset of the Amended Warrant. The simulation is based on a 500-step lattice covering the term of the Amended Warrant. The binomial lattice requires specification of 14 variables, of which several are unobservable in the market. As a result of these unobservable inputs, the resulting fair value of the Amended Warrant was classified as Level 3 pricing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2011	$44,801	$1,403	$43,398
2010	50,098	(100)	50,198
2009	34,234	278	33,956

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

Financial instrument liabilities without a stated maturity, such as demand deposits, savings, interest-bearing checking and money market accounts, have a fair value equal to the amount payable on demand.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The estimated fair values and recorded book balances at December 31 follow:

	2011		2010
	Recorded Book Balance	Estimated Fair Value	Recorded Book Balance	Estimated Fair Value
	(In thousands)

Assets
Cash and due from banks	$62,800	$62,800	$48,900	$48,900
Interest bearing deposits	278,300	278,300	336,400	336,400
Trading securities	80	80	30	30
Securities available for sale	157,400	157,400	67,900	67,900
Federal Home Loan Bank and Federal
Reserve Bank Stock	20,800	NA	23,600	NA
Net loans and loans held for sale	1,562,500	1,475,700	1,795,300	1,736,600
Accrued interest receivable	6,200	6,200	7,100	7,100
Derivative financial instruments	900	900	1,800	1,800

Liabilities
Deposits with no stated maturity	$1,517,300	$1,517,300	$1,447,500	$1,447,500
Deposits with stated maturity	568,800	571,600	804,300	814,900
Other borrowings	33,400	37,900	71,000	75,000
Subordinated debentures	50,200	16,100	50,200	19,300
Accrued interest payable	5,100	5,100	3,600	3,600
Derivative financial instruments	1,900	1,900	2,700	2,700

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balances, which are nominal and therefore are not disclosed.

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

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced at Prime beginning on January 1, 2010 and priced principally based on Brokered CD rates prior to that time. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of selected financial information for our reportable segments follows:

	IB	Mepco(1)	Other(2)	Elimination(3)	Total
	(In thousands)

2011
Total assets	$2,132,736	$172,007	$157,251	$(154,588)	$2,307,406
Interest income	93,310	21,452	-	-	114,762
Net interest income	81,224	16,074	(2,729)	-	94,569
Provision for loan losses	27,972	(26)	-	-	27,946
Loss before income tax	(11,137)	(6,694)	(2,486)	(95)	(20,412)
Net loss	(12,768)	(4,849)	(2,488)	(95)	(20,200)

2010
Total assets	$2,270,881	$265,201	$176,740	$(177,574)	$2,535,248
Interest income	111,470	37,381	-	-	148,851
Net interest income	87,521	28,602	(4,470)	-	111,653
Provision for loan losses	47,093	(328)	-	-	46,765
Income (loss) before income tax	(27,763)	(2,264)	11,823	(95)	(18,299)
Net income (loss)	(27,049)	(1,388)	11,823	(95)	(16,709)

2009
Total assets	$2,539,315	$424,094	$210,634	$(208,679)	$2,965,364
Interest income	136,051	53,005	-	-	189,056
Net interest income	95,190	49,953	(6,620)	-	138,523
Provision for loan losses	103,007	311	-	-	103,318
Loss before income tax	(76,888)	(9,106)	(7,349)	(94)	(93,437)
Net income (loss)	(71,095)	(11,689)	(7,636)	193	(90,227)

(1)
Total assets include gross payment plan receivables of $0.0 million, $0.1 million and $1.6 million at December 31, 2011, 2010 and 2009 from customers domiciled in Canada. This amount represents less than 1% of total payment plan receivables outstanding.

(2)	Includes amounts relating to our parent company and certain insignificant operations. Net income in 2010 includes parent company’s $18.1 million gain on extinguishment of debt.
(3)	Includes parent company’s investment in subsidiaries and cash balances maintained at subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 25 — INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2011	2010
	(In thousands)
ASSETS
Cash and due from banks	$2,138	$4,719
Investment in subsidiaries	154,494	171,493
Other assets	619	528
Total Assets	$157,251	$176,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$50,175	$50,175
Other liabilities	4,986	8,112
Shareholders’ equity	102,090	118,453
Total Liabilities and Shareholders’ Equity	$157,251	$176,740

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
OPERATING INCOME
Decrease in fair value of U.S. Treasury warrant	$1,137	$393	$-
Gain on extinguishment of debt	-	18,066	-
Other income	64	107	175
Total Operating Income	1,201	18,566	175

OPERATING EXPENSES
Interest expense	2,729	4,470	6,620
Administrative and other expenses	958	2,273	904
Total Operating Expenses	3,687	6,743	7,524
Income (Loss) Before Income Tax and Equity in Undistributed Net Loss of Subsidiaries	(2,486)	11,823	(7,349)
Income tax expense	(2)	-	(287)
Income (Loss) Before Equity in Undistributed Net Loss of Subsidiaries	(2,488)	11,823	(7,636)
Equity in undistributed net loss of subsidiaries	(17,712)	(28,532)	(82,591)
Net Loss	$(20,200)	$(16,709)	$(90,227)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Net Loss	$(20,200)	$(16,709)	$(90,227)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Share based compensation	157	-	-
Gain on extinguishment of debt	-	(18,066)	-
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	1	2	2
Increase in other assets	(92)	(618)	(411)
Increase (decrease) in other liabilities	(2,404)	1,977	4,531
Equity in undistributed net loss of subsidiaries’ operations	17,712	28,532	82,591
Total Adjustments	15,374	11,827	86,713
Net Cash Used in Operating Activities	(4,826)	(4,882)	(3,514)

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in subsidiaries	-	-	(13,000)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of common stock	2,245	1,118	1,852
Extinguishment of debt, net	-	(1,005)	-
Dividends paid	-	-	(3,384)
Net Cash From (Used in) Financing Activities	2,245	113	(1,532)
Net Decrease in Cash and Cash Equivalents	(2,581)	(4,769)	(18,046)
Cash and Cash Equivalents at Beginning of Year	4,719	9,488	27,534
Cash and Cash Equivalents at End of Year	$2,138	$4,719	$9,488

NOTE 26 – MANAGEMENT PLANS

Elevated credit costs, including our provision for loan losses, loan and collection costs, net losses on ORE, and losses related to vehicle service contract counterparty contingencies, have resulted in substantial losses over the past four years and reduced our capital. Management continues to focus on reducing non-performing assets and returning the organization to consistent profitability as soon as possible. Management believes meaningful progress was made on these objectives in 2011 and 2010. Further, as discussed in note 21, we have adopted a Capital Plan, which includes a series of actions designed to increase our regulatory capital ratios, decrease our expenses and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. At the present time, based on our current forecasts and expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of some projected further decline in total assets (principally loans) and anticipated improved performance in 2012. As a result of these expectations with respect to the Bank’s regulatory capital ratios, and in light of our improvements in asset quality and other positive indicators, we continue to evaluate our alternatives in connection with the timing and size of any common stock offering. This evaluation will take into account our ongoing operating results, as well as input from our financial advisors and the UST.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2011
Interest income	$30,718	$29,127	$28,187	$26,730
Net interest income	24,450	23,384	23,774	22,961
Provision for loan losses	10,702	4,156	6,171	6,917
Loss before income tax	(7,409)	(221)	(4,604)	(8,178)
Net income (loss)	(7,401)	37	(4,122)	(8,714)
Net loss applicable to common stock	(8,409)	(1,014)	(5,165)	(9,769)

Loss per common share
Basic	(1.06)	(0.12)	(0.61)	(1.15)
Diluted	(1.06)	(0.12)	(0.61)	(1.15)

2010
Interest income	$41,244	$38,492	$35,687	$33,428
Net interest income	30,031	28,571	26,985	26,066
Provision for loan losses	17,014	12,680	9,543	7,528
Income (loss) before income tax	(14,101)	8,040	(7,588)	(4,650)
Net income (loss)	(13,837)	7,884	(6,610)	(4,146)
Net income (loss) applicable to common stock	(14,914)	6,771	(7,719)	(4,942)

Income (loss) per common share
Basic	(6.21)	2.37	(1.03)	(0.65)
Diluted	(6.21)	0.44	(1.03)	(0.65)

During the fourth quarter of 2011, we recognized a $6.0 million expense for vehicle service contract counterparty contingencies expense (see notes #11 and #20). During the second quarter of 2010, we recognized a gain on extinguishment of debt of $18.1 million (see note #10). During the fourth quarter of 2010, we recognized losses on other real estate of $4.8 million (see note #5) and recognized a recovery on our capitalized mortgage loan servicing rights of $2.7 million (see note #4).

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares
	2011			2010			Cash Dividends Declared
	High	Low	Close	High	Low	Close	2011	2010
First quarter	$4.75	$1.28	$3.20	$12.00	$6.43	$7.00	$-	$-
Second quarter	3.84	1.69	2.03	20.80	3.40	3.79	-	-
Third quarter	2.87	1.75	1.92	4.20	1.38	1.39	-	-
Fourth quarter	1.98	1.25	1.33	2.06	1.00	1.30	-	-

We have approximately 2,300 holders of record of our common stock. Our common stock trades on the Nasdaq Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #21).