Form 10-K, Exhibit 13
period 2012-12-31
INDEPENDENT BANK CORP /MI/
filed 2013-03-13
CIK 39311

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Year Ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$99,398	$114,762	$148,851	$189,056	$203,736
Interest expense	13,143	20,193	37,198	50,533	73,587
Net interest income	86,255	94,569	111,653	138,523	130,149
Provision for loan losses	6,887	27,946	46,765	103,318	71,113
Net gains (losses) on securities	887	(511)	1,177	3,744	(14,961)
Gain on extinguishment of debt	-	-	18,066	-	-
Net gain on branch sale	5,402	-	-	-	-
Other non-interest income	57,276	47,424	52,570	56,057	45,510
Non-interest expenses	116,735	133,948	155,000	188,443	178,186
Income (loss) before income tax	26,198	(20,412)	(18,299)	(93,437)	(88,601)
Income tax expense (benefit)	-	(212)	(1,590)	(3,210)	3,063
Net income (loss)	$26,198	$(20,200)	$(16,709)	$(90,227)	$(91,664)
Preferred dividends	4,347	4,157	4,095	4,301	215
Net income (loss) applicable to common stock	$21,851	$(24,357)	$(20,804)	$(94,528)	$(91,879)

PER COMMON SHARE DATA(1)
Net income (loss) per common share
Basic	$2.51	$(2.94)	$(4.09)	$(39.60)	$(39.98)
Diluted	0.80	(2.94)	(4.09)	(39.60)	(39.98)
Cash dividends declared	0.00	0.00	0.00	0.30	1.40
Book value	5.58	2.68	5.52	16.94	54.93

SELECTED BALANCES
Assets	$2,023,867	$2,307,406	$2,535,248	$2,965,364	$2,956,245
Loans	1,419,139	1,576,608	1,813,116	2,299,372	2,459,529
Allowance for loan losses	44,275	58,884	67,915	81,717	57,900
Deposits	1,779,537	2,086,125	2,251,838	2,565,768	2,066,479
Shareholders’ equity	134,975	102,627	119,085	109,861	194,877
Long-term debt - FHLB advances	17,622	33,384	71,022	94,382	314,214
Subordinated debentures	50,175	50,175	50,175	92,888	92,888

SELECTED RATIOS
Net interest income to average interest earning assets	4.01%	4.42%	4.36%	5.00%	4.48%
Net income (loss) to (2)
Average common equity	68.29	(68.44)	(54.38)	(90.72)	(39.01)
Average assets	0.92	(1.02)	(0.75)	(3.17)	(2.88)
Average shareholders’ equity to average assets	4.82	4.76	3.92	5.80	7.50
Tier 1 capital to average assets	8.08	6.25	6.35	5.27	8.61
Non-performing loans to Portfolio Loans	2.32	3.80	3.73	4.78	5.09

(1)	Per share data has been adjusted for a 1 for 10 reverse stock split in 2010.
(2)	These amounts are calculated using net income (loss) applicable to common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Discussions and statements in this report that are not statements of historical fact, including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan,” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; predictions as to our Bank’s ability to maintain certain regulatory capital standards; our expectation that we will have sufficient cash on hand to meet expected obligations during 2013; and descriptions of steps we may take to further improve our capital position. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties. Although we believe that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including, among others:

•
our ability to effect a conversion of our outstanding preferred stock held by the U.S. Treasury into our common stock, exit the Troubled Asset Relief Program (“TARP”) and otherwise implement our capital plan;

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

•	further adverse developments in the vehicle service contract industry;
•	potential limitations on our ability to access and rely on wholesale funding sources;
•	the risk that sales of our common stock could trigger a reduction in the amount of net operating loss carryforwards that we may be able to utilize for income tax purposes;
•	the continued services of our management team; and
•
implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other new legislation, which may have significant effects on us and the financial services industry, the exact nature and extent of which cannot be fully determined at this time.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Introduction. Our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. We have in general experienced a difficult economy in Michigan since 2001, although economic conditions in the state began to show signs of improvement during 2010 and generally these improvements have continued into 2012, albeit at a slower pace.

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

In response to these difficult market conditions and the significant losses that we incurred from 2008 through 2011 that reduced our capital, we have taken steps or initiated actions designed to increase our capital ratios, improve our operations and augment our liquidity as described in more detail below.

On May 23, 2012 we executed a definitive agreement to sell 21 branches to another financial institution (the “Branch Sale”). The branches sold included 6 branch locations in the Battle Creek, Michigan market area and 15 branch locations in Northeast Michigan. The Branch Sale closed on December 7, 2012 and resulted in the transfer of approximately $403.1 million of deposits in exchange for our receipt of a deposit premium of approximately $11.5 million. We also sold approximately $48.0 million of loans at a discount of 1.75% and premises and equipment totaling approximately $8.1 million. The Branch Sale also resulted in our transfer of $336.1 million of cash to the purchaser. We recorded a net gain on the Branch Sale of approximately $5.4 million. This gain is net of an allocation of $2.6 million of existing core deposit intangibles, a $2.5 million loss on the sale of premises and equipment, a $0.2 million loss on the sale of loans and $0.8 million in transaction and other related net costs.

At the present time, based on our current forecasts and expectations, we believe that our Bank can remain above “well-capitalized” for regulatory purposes for the foreseeable future, even without additional capital, primarily because of our reduction in total assets, our significantly improved capital ratios and our return to profitability during 2012, as well as our forecast for future profitability. This forecast of future profitability is susceptible to significant variations, particularly if the Michigan economy were to deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco Finance Corporation (“Mepco”) related to the collection of vehicle service contract counterparty receivables (see “Non-interest expense”).

In July 2010, Congress passed and the President signed into law the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Dodd-Frank Act”). The Dodd-Frank Act includes the creation of the new Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws; the creation of the Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk; provisions affecting corporate governance and executive compensation of all companies whose securities are registered with the SEC; a provision that broadened the base for Federal Deposit Insurance Corporation (“FDIC”) insurance assessments; a provision under which interchange fees for debit cards are set by the Federal Reserve Bank (“FRB”) under a restrictive “reasonable and proportional cost” per transaction standard; a provision that requires bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for financial institutions with less than $15 billion in assets as of December 31, 2009; and new restrictions on how mortgage brokers and loan originators may be compensated. Certain provisions of the Dodd-Frank Act only apply to institutions with more than $10 billion in assets. The Dodd-Frank Act has had (and we expect it will continue to have) a significant impact on the banking industry, including our organization.

On June 4, 2012, the Board of Governors of the Federal Reserve System issued Notices of Proposed Rulemaking (“NPR”) – Enhancements to the Regulatory Capital Requirements (the “Proposed New Capital Requirements”). These Proposed New Capital Requirements, if adopted as outlined in the NPR, would have a material impact on the banking industry, including our organization. In general the Proposed New Capital Requirements would significantly increase the need for Tier 1 common equity capital and substantially impact the calculation of risk-weighted assets. See “Liquidity and Capital Resources.”

It is against this backdrop that we discuss our results of operations and financial condition in 2012 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income applicable to common stock of $21.9 million, or $0.80 per diluted share, in 2012, as compared to net losses applicable to common stock of $24.4 million, or $2.94 per share, in 2011 and $20.8 million, or $4.09 per share in 2010. The improvement in 2012 results as compared to 2011 primarily reflects decreases in the provision for loan losses and non-interest expenses and an increase in non-interest income that were partially offset by a decrease in net interest income. The increased loss in 2011 as compared to 2010 is primarily because 2010 included an $18.1 million gain on the extinguishment of debt. Excluding this gain on the extinguishment of debt, 2011 results improved as compared to 2010, which primarily reflects decreases in the provision for loan losses and non-interest expenses that were partially offset by a decrease in net interest income and non-interest income. Per share data has been adjusted for a 1-for-10 reverse stock split completed in 2010.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2012	2011	2010

Net income (loss) to
Average common equity	68.29%	(68.44)%	(54.38)%
Average assets	0.92	(1.02)	(0.75)
Net income (loss) per share
Basic	$2.51	$(2.94)	$(4.09)
Diluted	0.80	(2.94)	(4.09)

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

Net interest income totaled $86.3 million during 2012, compared to $94.6 million and $111.7 million during 2011 and 2010, respectively. The decrease in 2012 compared to 2011 reflects a decline in net interest income as a percent of average interest-earning assets (the “net interest margin”) to 4.01% during 2012, from 4.42% in 2011. The net interest margin decreased due primarily to a change in asset mix, as higher yielding loans declined and lower yielding interest-bearing cash balances and short-term investments increased. The adverse impact of the lower net interest margin was slightly offset by a modest increase in average interest-earning assets, which rose to $2.15 billion during 2012 compared to $2.14 billion in 2011. The increase in average interest-earning assets primarily reflects a rise in securities available for sale and overnight interest bearing balances at the FRB that were partially offset by a decline in loans.

The decrease in net interest income in 2011 compared to 2010 reflects a significant decline in our average interest-earning assets that was partially offset by a slight increase in our net interest margin. The net interest margin increased to 4.42% in 2011, as compared to 4.36% in 2010. This increase was primarily due to a reduction in funding costs (due principally to a reduction in higher costing brokered certificates of deposit [“Brokered CDs”]) and an increase in non-interest bearing deposits that was partially offset by a decline in the weighted average yield on average interest-earning assets (due principally to a decline in loans).

The general reduction in average interest-earning assets over the past several years reflects our strategy to preserve our regulatory capital levels by reducing loan balances that have higher risk weightings for regulatory capital purposes. In addition, due to the challenges facing Mepco (see “Noninterest expense”), we significantly reduced the balance of payment plan receivables over the past three years. These payment plan receivables are the highest yielding segment of our loan portfolio, with an average yield of approximately 13% to 14%. Finally, interest rates have been at extremely low levels over the past three years due primarily to the FRB’s monetary policies and their efforts to stimulate the U.S. economy. The combination of these two items (a very low interest rate environment and a decrease in average loan balances) has had (and is expected to continue to have) an adverse impact on our interest income and net interest income. In addition, the Branch Sale is also expected to adversely impact our net interest income in 2013 as compared to prior periods.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $45.5 million, $57.0 million and $86.4 million in 2012, 2011 and 2010, respectively.

AVERAGE BALANCES AND RATES

	2012			2011			2010
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS(1)
Taxable loans	$1,543,592	$93,494	6.06%	$1,704,057	$110,242	6.47%	$2,072,586	$141,876	6.85%
Tax-exempt loans(2)	6,864	286	4.17	7,891	332	4.21	9,531	406	4.26
Taxable securities	216,355	2,934	1.36	62,315	1,422	2.28	82,127	3,052	3.72
Tax-exempt securities(2)	26,111	1,044	4.00	29,615	1,219	4.12	45,223	1,932	4.27
Cash - interest bearing	337,311	858	0.25	312,576	792	0.25	324,065	824	0.25
Other investments	20,645	782	3.79	22,084	755	3.42	26,526	761	2.87
Interest earning assets	2,150,878	99,398	4.62	2,138,538	114,762	5.36	2,560,058	148,851	5.81
Cash and due from banks	53,926			53,098			50,739
Other assets, net	159,925			188,583			167,873
Total assets	$2,364,729			$2,380,219			$2,778,670

LIABILITIES
Savings and interest-bearing checking	$1,060,882	1,830	0.17	$1,006,305	2,263	0.22	$1,089,992	2,829	0.26
Time deposits	552,903	7,083	1.28	656,944	12,994	1.98	978,098	25,335	2.59
Other borrowings	72,240	4,230	5.86	92,879	4,936	5.31	198,030	9,034	4.56
Interest bearing liabilities	1,686,025	13,143	0.78	1,756,128	20,193	1.15	2,266,120	37,198	1.64
Non-interest bearing deposits	523,926			467,305			349,376
Other liabilities	40,719			43,378			54,183
Shareholders’ equity	114,059			113,408			108,991
Total liabilities and shareholders’ equity	$2,364,729			$2,380,219			$2,778,670

Net interest income		$86,255			$94,569			$111,653

Net interest income as a percent of average interest earning assets			4.01%			4.42%			4.36%

(1)	All domestic.
(2)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

CHANGE IN NET INTEREST INCOME

	2012 compared to 2011			2011 compared to 2010
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1, 2)
Taxable loans	$(9,986)	$(6,762)	$(16,748)	$(24,169)	$(7,465)	$(31,634)
Tax-exempt loans(3)	(43)	(3)	(46)	(69)	(5)	(74)
Taxable securities	2,290	(778)	1,512	(627)	(1,003)	(1,630)
Tax-exempt securities(3)	(141)	(34)	(175)	(645)	(68)	(713)
Cash - interest bearing	66	-	66	(32)	-	(32)
Other investments	(51)	78	27	(139)	133	(6)
Total interest income	(7,865)	(7,499)	(15,364)	(25,681)	(8,408)	(34,089)
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	117	(550)	(433)	(207)	(359)	(566)
Time deposits	(1,833)	(4,078)	(5,911)	(7,175)	(5,166)	(12,341)
Other borrowings	(1,173)	467	(706)	(5,401)	1,303	(4,098)
Total interest expense	(2,889)	(4,161)	(7,050)	(12,783)	(4,222)	(17,005)
Net interest income	$(4,976)	$(3,338)	$(8,314)	$(12,898)	$(4,186)	$(17,084)

(1)
The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	All domestic.
(3)	Interest on tax-exempt loans and securities is not presented on a fully tax equivalent basis due to the current net operating loss carryforward position and the deferred tax asset valuation allowance.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2012	2011	2010
As a percent of average interest earning assets
Loans (1)	72.1%	80.1%	81.3%
Other interest earning assets	27.9	19.9	18.7
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	49.3%	47.1%	42.6%
Time deposits	25.0	25.7	22.2
Brokered CDs	0.7	5.0	16.0
Other borrowings and long-term debt	3.4	4.3	7.7
Average interest bearing liabilities	78.4%	82.1%	88.5%
Earning asset ratio	91.0%	89.8%	92.1%
Free-funds ratio (2)	21.6	17.9	11.5

(1)	All domestic.
(2)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was $6.9 million during 2012 compared to $27.9 million and $46.8 million during 2011 and 2010, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for loan losses over the past two years primarily reflects reduced levels of loan defaults, non-performing loans, lower total loan balances and a decline in loan net charge-offs. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loans as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income.

Non-interest income totaled $63.6 million during 2012 compared to $46.9 million and $71.8 million during 2011 and 2010, respectively. 2012 included a $5.4 million net gain on the Branch Sale and 2010 included an $18.1 million gain on the extinguishment of debt.

NON-INTEREST INCOME

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Service charges on deposit accounts	$17,887	$18,306	$21,511
Interchange income	9,188	9,091	8,257
Net gains (losses) on assets
Mortgage loans	17,323	9,262	12,330
Securities	1,226	249	1,639
Other than temporary impairment loss on securities:
Total impairment loss	(339)	(760)	(462)
Loss recognized in other comprehensive loss	-	-	-
Net impairment loss recognized in earnings	(339)	(760)	(462)
Mortgage loan servicing	166	(2,011)	(523)
Investment and insurance commissions	2,146	2,050	1,889
Bank owned life insurance	1,622	1,878	1,917
Title insurance fees	1,963	1,465	2,037
(Increase)/decrease in fair value of U.S. Treasury warrant	(285)	1,137	393
Net gain on branch sale	5,402	-	-
Gain on extinguishment of debt	-	-	18,066
Other	7,266	6,246	4,759
Total non-interest income	$63,565	$46,913	$71,813

Service charges on deposit accounts totaled $17.9 million during 2012, compared to $18.3 million and $21.5 million during 2011 and 2010, respectively. The decrease in such service charges over the past two years principally relates to a decline in NSF occurrences and related NSF fees. We believe the decline in NSF occurrences is due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees because of the current challenging economic conditions as well as due to the impact of recent legislation on such fees. In late 2009, the FRB adopted rules that required a written opt-in from customers before a bank can assess overdraft fees on ATM or debit card transactions. These rules were effective for new customers on July 1, 2010 and for existing customers on August 15, 2010. This legislation has had an adverse impact on our level of service charges on deposit accounts. We also expect the Branch Sale to result in lower service charges on deposit accounts in 2013.

Interchange income increased to $9.2 million in 2012 compared to $9.1 million in 2011 and $8.3 million in 2010. The growth in interchange income primarily reflects an increase in debit card transaction volumes and PIN-based interchange fees. As described earlier, the Dodd-Frank Act includes a provision under which interchange fees for debit cards are set by the FRB under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011 the FRB issued final rules (that were effective October 1, 2011) on interchange fees for debit cards. Overall, these final rules established price caps for debit card interchange fees that were approximately 50% lower than previous averages. However, debit card issuers with less than $10 billion in assets (like us) are exempt from this rule. On a long-term basis, it is not clear how competitive market factors may impact debit card issuers who are exempt from the rule. However, we are beginning to see some reduction in interchange income due to certain transaction routing changes, particularly at large merchants. In addition, we also expect the Branch Sale to result in lower interchange income in 2013.

We realized net gains of $17.3 million on mortgage loans during 2012, compared to $9.3 million and $12.3 million during 2011 and 2010 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

The increase in net gains in 2012 is due to growth in mortgage loan sales (and origination) volume spurred by record low interest rates as well as changes in qualification criteria in the secondary market that permitted the refinance of certain high loan-to-value mortgages. In addition, the Loan Sales Margin (as described below) increased substantially in 2012. The decrease in net gains in 2011 compared to 2010 relates primarily to a decline in mortgage loan sales (and origination) volume. Although mortgage loan interest rates declined during the last half of 2011, refinance activity was somewhat moderate as many borrowers had already refinanced in earlier periods (and the interest rate differential between the rate at which they refinanced earlier and the then current interest rates was not that significant). Also, many borrowers were unable to refinance because of negative equity in their homes, more stringent underwriting criteria required by the secondary mortgage market, or other credit-related impediments. Additionally, new tax credits for first-time home buyers during early 2010 also spurred home sales and hence mortgage loan origination volume during that period.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2012	2011	2010
	(Dollars in thousands)
Mortgage loans originated	$538,717	$399,062	$516,335
Mortgage loans sold	510,488	383,493	480,566
Mortgage loans sold with servicing rights released	83,296	81,196	77,080
Net gains on the sale of mortgage loans	17,323	9,262	12,330
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	3.39%	2.42%	2.57%
Fair value adjustments included in the Loan Sales Margin	0.28	(0.01)	0.10

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 3.11% in 2012, 2.43% in 2011 and 2.47% in 2010. The improved Loan Sales Margin in 2012 (as compared to 2011 and 2010) was generally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads.

We generated securities net gains of $1.2 million in 2012 and $0.2 million and $1.6 million in 2011 and 2010, respectively. The 2012 securities net gains were primarily due to the sale of residential mortgage-backed securities. The 2011 securities net gains were primarily due to the sale of a U.S. Treasury security and residential mortgage-backed securities. The 2010 securities net gains were primarily due to the sale of municipal securities and residential mortgage-backed securities.

We also recorded net impairment losses of $0.3 million, $0.8 million and $0.5 million in 2012, 2011 and 2010, respectively, related to other than temporary impairment of securities available for sale. These impairment charges primarily related to private label residential mortgage-backed securities.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses(1)	Net
	(In thousands)
2012	$37,176	$1,226	$339	$887
2011	70,322	324	835	(511)
2010	96,648	1,882	705	1,177

(1)	Losses in 2012, 2011 and 2010 include $0.3 million, $0.8 million and $0.5 million, respectively, of other than temporary impairment charges.

Mortgage loan servicing generated net earnings of $0.2 million in 2012 compared to a net expense of $2.0 million and $0.5 million in 2011 and 2010, respectively. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, higher mortgage loan refinance activity in 2012 and 2010 resulted in increased actual prepayment rates and amortization levels. In 2011, falling mortgage loan interest rates resulted in an increase in expected future prepayment rates and therefore an increase in the valuation allowance.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2012	2011	2010
	(In thousands)
Balance at January 1,	$11,229	$14,661	$15,273
Originated servicing rights capitalized	4,006	2,967	4,158
Amortization	(4,679)	(3,065)	(3,862)
(Increase)/decrease in valuation allowance	457	(3,334)	(908)
Balance at December 31,	$11,013	$11,229	$14,661
Valuation allowance at December 31,	$6,087	$6,544	$3,210

At December 31, 2012, we were servicing approximately $1.75 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.81% and a weighted average service fee of approximately 25.4 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2012 totaled $11.0 million, representing approximately 63 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $11.4 million at December 31, 2012.

Investment and insurance commissions totaled $2.1 million, $2.1 million and $1.9 million in 2012, 2011 and 2010, respectively. The increase in 2011 as compared to 2010 is primarily due to a higher volume of sales of these products. These higher sales principally reflect our efforts to expand this business. We would expect these commissions to decline in 2013 due to the Branch Sale.

We earned $1.6 million, $1.9 million and $1.9 million in 2012, 2011 and 2010, respectively, on our separate account bank owned life insurance, principally as a result of increases in cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The reduced earnings in 2012 primarily reflect lower yields on agency mortgage-backed securities. The total cash surrender value of our bank owned life insurance was $50.9 million and $49.3 million at December 31, 2012 and 2011, respectively.

Title insurance fees totaled $2.0 million in 2012, $1.5 million in 2011 and $2.0 million in 2010. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

Changes in the fair value of the amended warrant issued to the U.S. Department of the Treasury (“UST”) in April 2010 are recorded as a component of non-interest income. The fair value of this amended warrant is included in accrued expenses and other liabilities. (See “Liquidity and capital resources.”) Two significant inputs in our valuation model for the amended warrant are our common stock price and the probability percentage of triggering anti-dilution provisions in this instrument related to certain equity transactions. The fair value of the amended warrant increased in 2012 due primarily to an increase in our common stock price. The fair value of the amended warrant declined in 2011 and 2010 due primarily to decreases in the aforementioned two inputs.

In the fourth quarter of 2012, we recorded a $5.4 million gain on the Branch Sale as described in the “Introduction” section above.

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

Other non-interest income totaled $7.3 million, $6.2 million and $4.8 million in 2012, 2011 and 2010, respectively. The overall variations in other non-interest income are primarily due to the impact of our participation in a private mortgage reinsurance captive and changes in rental income. We generated income of $0.2 million in 2012 and incurred losses of $0.2 million and $0.9 million in 2011 and 2010, respectively, related to our private mortgage reinsurance captive participation. The improved performance of our private mortgage reinsurance captive during the past two years reflects a decline in mortgage loan defaults and lower private mortgage insurance claims. Rental income totaled $1.7 million, $1.4 million and $0.5 million in 2012, 2011 and 2010 respectively. The increases in 2012 and 2011 over 2010 primarily reflect additional rental income generated on Other Real Estate (“ORE”) properties. In addition, during 2012 we generated $0.1 million of gains on the sale of fixed assets and a $0.1 million increase in ATM fees.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure and management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $116.7 million in 2012, $133.9 million in 2011, and $155.0 million in 2010. The decline in non-interest expense is primarily due to decreases in loan and collection costs, occupancy and furniture, fixtures and equipment expenses, net losses on ORE and repossessed assets, credit card and bank service fees, vehicle service contract counterparty contingencies, and other non-interest expenses. We expect several categories of non-interest expense, such as compensation and employee benefits, occupancy, furniture, fixtures and equipment, FDIC deposit insurance, communications and amortization of intangible assets to be lower in 2013 as a result of the Branch Sale.

NON-INTEREST EXPENSE

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Compensation	$39,002	$39,835	$40,827
Performance-based compensation	5,672	1,449	1,803
Payroll taxes and employee benefits	9,309	9,200	9,081
Compensation and employee benefits	53,983	50,484	51,711
Occupancy, net	10,104	11,183	11,016
Loan and collection	9,965	12,414	15,323
Data processing	8,009	8,208	8,303
Furniture, fixtures and equipment	5,043	5,535	6,540
Legal and professional	4,175	3,941	4,100
FDIC deposit insurance	3,306	3,507	6,805
Communications	3,269	3,552	4,138
Net losses on other real estate and repossessed assets	2,854	5,824	9,722
Advertising	2,494	2,503	2,712
Credit card and bank service fees	2,091	3,656	5,790
Interchange expense	1,799	1,543	1,251
Vehicle service contract counterparty contingencies	1,629	11,048	18,633
Supplies	1,281	1,571	1,630
Provision for loss reimbursement on sold loans	1,112	1,993	215
Amortization of intangible assets	1,065	1,371	1,280
Write down of property and equipment held for sale	860	-	-
Recoveries related to unfunded lending commitments	(688)	(36)	(536)
Other	4,384	5,651	6,367
Total non-interest expense	$116,735	$133,948	$155,000

The increase in total compensation and employee benefits is primarily due to a rise in performance-based compensation.

Compensation expense, which is primarily salaries, has declined over the past two years due principally to staffing decreases associated with our cost reduction initiatives. 2012 average total full time equivalent employee levels fell by 7.8% compared to 2011 and by 12.0% compared to 2010. Partially offsetting this decrease was the reclassification of certain amounts paid to mortgage loan officers from performance-based compensation to compensation expense. This reclassification was due to the restructuring of the mortgage loan officers’ compensation arrangements due to regulatory changes. This reclassification increased compensation expense by $0.6 million in each of 2012 and 2011 as compared to 2010 and decreased performance-based compensation by a like amount.

The increase in performance based compensation during 2012 reflects our improved financial results. This resulted in the restoration of certain employee incentive programs, including the accrual of incentive based compensation (except for named executive officers who are not eligible for such compensation because we are still a TARP participant) and the accrual for an employee stock ownership plan contribution. In 2011 and 2010 no employee stock ownership plan contribution was made and no bonuses were paid. In addition, during 2012, 2011 and 2010, we eliminated the match of employees’ 401(k) plan contributions.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2012, 2011 and 2010 for share-based awards under our long-term equity based incentive plan was $0.3 million, $0.9 million and $0.5 million, respectively. In 2012 and 2011, there were new grants of restricted stock units, stock options and salary stock. There were not any grants of new awards in 2010.

Payroll taxes and employee benefits expense have increased slightly during the past two years. The $0.1 million increase in 2012 as compared to 2011 is due primarily to higher payroll taxes associated with the rise in performance-based compensation. The $0.1 million increase in 2011 as compared to 2010 was due primarily to a rise in health insurance costs.

Occupancy expenses, net, totaled $10.1 million, $11.2 million and $11.0 million in 2012, 2011 and 2010, respectively. The decline in 2012 was due primarily to lower snow removal and utilities costs which reflect an unseasonably warm winter in Michigan that year as well as a reduction in the number of branch offices due to the consolidation or closing of certain locations. The slight increase in 2011 compared to 2010 was primarily due to higher snow removal and utilities expenses that year.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. The expenses have declined significantly during the past two years primarily due to decreases in non-performing loans, new loan defaults and commercial watch credits. 2012, 2011 and 2010 also included $0.5 million, $1.3 million and $0.8 million, respectively, of collection related costs at Mepco primarily associated with the acquisition and management of collateral securing receivables from vehicle service contract counterparties.

Data processing expenses totaled $8.0 million, $8.2 million, and $8.3 million in 2012, 2011 and 2010, respectively. The decline since 2010 is due primarily to vendor contract changes associated with our cost reduction initiatives as well as due to the overall smaller size of the organization. These cost reductions were partially offset by higher software amortization expenses primarily related to a new core processing system that was implemented at Mepco in April 2011.

Furniture, fixtures and equipment expense declined by $0.5 million in 2012 and declined by $1.0 million in 2011 from the prior year. These declines are due primarily to our cost reduction initiatives, including the closing or consolidation of certain branch offices. We have restricted new capital expenditures and certain fixed assets have become fully depreciated and were not replaced leading to the decreases in this expense category.

Legal and professional fees have remained relatively consistent over the past three years although some of the components of this expense have changed. In 2012, legal expenses declined as compared to 2011, primarily due to lower costs at Mepco because of reduced collection activities. However, this decline was more than offset due to approximately $1.0 million of professional fees at the Bank associated with a consulting firm that was engaged to assist us in identifying and implementing revenue enhancement, expense reduction and process improvement initiatives. In 2011, legal expenses rose as compared to 2010, primarily due to higher costs at Mepco because of increased collection activities. However, this increase was more than offset due to a decline in professional fees (primarily investment banking) related to various capital initiatives pursued during 2010.

FDIC deposit insurance expense declined in 2012 and 2011 compared to 2010, principally reflecting a decrease in deposit balances (primarily Brokered CDs) during 2011 as well as a new rate structure implemented by the FDIC and effective beginning in the second quarter of 2011. The new rate structure has a lower assessment rate but is based on total assets as compared to the prior structure that was based primarily on total deposits but had a higher assessment rate.

Communications expense declined by $0.3 million and by $0.6 million in 2012 and 2011, respectively, from each prior year. These declines are primarily due to changes in mailing costs at Mepco that reflect a reduction in the volume of payment plan receivables and a decrease in telephone and data line expenses due to the renegotiation of some supplier contracts in mid-2010.

Net losses on ORE and repossessed assets primarily represent the loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the ORE or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. Net losses on ORE and repossessed assets have declined significantly over the past two years. This reduced net loss primarily reflects lower levels of ORE as well as improved stability of real estate prices, with some markets even experiencing modest price increases. However, foreclosed properties generally continue to have somewhat distressed valuations.

Total advertising expense declined in 2012 and 2011 compared to the 2010 level due primarily to reductions in deposit account acquisition expenses (principally direct mail costs and new account gifts). This decrease is consistent with our overall cost reduction initiatives.

The decline in credit card and bank service fees is primarily due to a decrease in the number of payment plans being administered by Mepco. In addition, in the third quarter of 2012, Mepco entered into a new contract with a different vendor for credit card processing services that has a significantly lower fee structure.

Interchange expense primarily represents fees paid to our core information systems processor and debit card licensor (VISA) related to debit card and ATM transactions. The level of this expense in each period reflects both the type and volume of such transactions.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plans in our provision for loan losses and establish a related allowance for loan losses. (See “Portfolio Loans and asset quality.”) We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our Consolidated Statements of Operations. Such expenses totaled $1.6 million, $11.0 million and $18.6 million in 2012, 2011 and 2010, respectively.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. At December 31, 2012, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $18.4 million. This compares to a balance of $29.3 million at December 31, 2011. The decline in such receivables during 2012 is due primarily to the receipt (in September 2012) of assets (cash and real estate) from the bankruptcy estate of a former counterparty. In addition, see Note #11 to the Consolidated Financial Statements included within this report for more information about Mepco's business, certain risks and difficulties we currently face with respect to that business, and reserves we have established (through vehicle service contract counterparty contingencies expense) for losses related to the business.

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

The above described events have had and may continue to have an adverse impact on Mepco. We face continued risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Further, Mepco has incurred and will likely continue to incur elevated legal and collection expenses, in general, in dealing with these matters. In particular, Mepco has had to initiate litigation against certain counterparties, including one of the respective third party insurers, to collect amounts owed to Mepco as a result of those parties' dispute of their contractual obligations to Mepco. Net payment plan receivables declined to $84.7 million (or approximately 4.2% of total assets) at December 31, 2012 from $115.0 million (or approximately 5.0% of total assets) at December 31, 2011 due primarily to a planned reduction in such balances. This decline in payment plan receivables has adversely impacted our net interest income.

Supplies expense has declined over the past three years consistent with our cost reduction initiatives and the smaller size of the organization.

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were very rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased to $0.2 million in 2010 and to $0.5 million and $1.2 million in 2011 and 2012, respectively, as over the past two years Fannie Mae and Freddie Mac, in particular, have been doing more reviews of mortgage loans where they have incurred or expect to incur a loss and have been more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. Although we are successful in the vast majority of cases where file reviews are conducted on mortgage loans that we have sold to investors and actual loss reimbursements remain relatively modest, the levels of such file reviews and loss reimbursement requests have increased. As a result, we have established a reserve (which totaled $1.4 million and $1.5 million at December 31, 2012 and 2011, respectively) for loss reimbursements on sold mortgage loans. This reserve is included in accrued expenses and other liabilities in our Consolidated Statement of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. While we believe that the amounts we have accrued for incurred losses on sold loans are appropriate given these analyses, future losses could exceed our current estimate.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $4.0 million and $7.6 million at December 31, 2012 and 2011, respectively. In addition to scheduled amortization, unamortized intangible assets also declined by $2.6 million in 2012 due to the allocation of existing core deposit intangibles to deposits associated with the Branch Sale. See Note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

During the third quarter of 2012 we adopted a plan to close or consolidate nine branch offices. Seven of the nine branch offices were closed in November 2012. The remaining two branch offices will be closed during the first half of 2013. We recorded a $0.9 million write-down of property and equipment in the third quarter of 2012 based on the expected disposal price of these branch offices. As of year end 2012, six of the nine branch offices had been sold (or otherwise disposed).

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate portfolio loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

Other non-interest expenses totaled $4.4 million in 2012, compared to $5.7 million in 2011, and $6.4 million in 2010. The lower level of these expenses in 2012, as compared to 2011, principally reflects the first quarter 2012 reversal of a previously established accrual at Mepco that was determined to no longer be necessary. The lower level of these expenses in 2011, as compared to 2010, is due primarily to the latter year including a $0.5 million charge for certain litigation matters.

We are subject to an industry-specific tax (the Michigan Business Tax [“MBT”]), which is based on net capital. The MBT is recorded in other non-interest expenses. Our MBT expense was $0.2 million in 2012 and $0.1 million in each of 2011 and 2010.

Income tax benefit. We recorded no income tax expense or benefit in 2012, as compared to an income tax benefit of $0.2 million and $1.6 million in 2011 and 2010, respectively. A change in the deferred tax asset valuation allowance of $(8.7) million, $9.4 million and $5.7 million in 2012, 2011, and 2010, respectively, completely or largely offset the effect of pre-tax income or losses. The 2012, 2011 and 2010 valuation allowances are net of none, $0.6 million and $1.4 million, respectively, of allocations of deferred taxes on accumulated other comprehensive income (loss).

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of our deferred tax assets is largely dependent upon future taxable income and future reversals of existing taxable temporary differences. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, we first established a valuation allowance against the majority of our net deferred tax assets due to a number of factors, including our declining operating performance at that time, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. This resulted in a valuation allowance against our entire net deferred tax asset except for, in 2010, certain state deferred tax assets at Mepco that were expected to be recovered based on Mepco’s individual earnings. However, during 2011, due to a second year of losses at Mepco and remaining uncertainty regarding certain vehicle service contract counterparty receivables, we concluded that a valuation allowance against the $0.8 million of Mepco’s deferred state tax assets was also needed.

During 2012, we returned to profitability and recorded four consecutive quarters of positive earnings. Despite these improved results, at December 31, 2012, we have concluded that a valuation allowance against our entire net deferred tax asset is still necessary. We believe additional evidence of sustained future profitability is required (particularly in light of the significant contribution of gains on mortgage loans to our 2012 results) in order to conclude that it is more likely than not that we can realize our net deferred tax asset. The valuation allowance against our deferred tax assets totaled $65.1 million and $75.2 million at December 31, 2012 and 2011, respectively. This valuation allowance may be reversed to income in future periods to the extent that the related deferred tax assets are realized or the valuation allowance is otherwise no longer required. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance.

Certain of the capital initiatives described below under “Liquidity and capital resources” may trigger an ownership change that would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. As of December 31, 2012, we had federal loss carryforwards of approximately $112.2 million (which includes $0.3 million of federal capital loss carryforwards). Companies are subject to a change of ownership test under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), that, if met, would limit the annual utilization of tax losses and credits carrying forward from pre-change of ownership periods, as well as the ability to use certain unrealized built-in losses. Generally, under Section 382, the yearly limitation on our ability to utilize such deductions will be equal to the product of the applicable long-term tax exempt rate (presently 2.83%) and the sum of the values of our common shares and of our outstanding convertible preferred stock, immediately before the ownership change. In addition to limits on the use of net operating loss carryforwards, our ability to utilize deductions related to bad debts and other losses for up to a five-year period following such an ownership change would also be limited under Section 382, to the extent that such deductions reflect a net loss that was “built-in” to our assets immediately prior to the ownership change. We are presently seeking to limit the size of any future equity offering in order to avoid triggering any Section 382 limitations.

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

Income tax expense (benefit) in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of zero, $0.7 million and ($0.1) million in 2012, 2011 and 2010, respectively.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Independent Bank	$28,260	$(12,768)	$(27,049)
Mepco	1,710	(4,849)	(1,388)
Other (1)	(3,677)	(2,488)	11,823
Elimination	(95)	(95)	(95)
Net loss	$26,198	$(20,200)	$(16,709)

(1)	Includes amounts relating to our parent company and certain insignificant operations. 2010 includes parent company’s $18.1 million gain on extinguishment of debt.

The significant improvement in the results of operations of the Bank in 2012 compared to 2011 and 2010 is primarily due to a lower provision for loan losses, an increase in non-interest income and a decrease in non-interest expenses that were partially offset by a decline in net interest income. (See “Provision for loan losses,” “Portfolio Loans and asset quality,” “Net interest income,” “Non-interest income,” and “Non-interest expense.”)

The changes in Mepco’s results are due primarily to changes in the level of vehicle service counterparty contingencies expense (see “Non-interest expense”) as well as changes in its level of net interest income. All of Mepco’s funding is provided by its parent company (Independent Bank) through an intercompany loan (that is eliminated in consolidation). The rate on this intercompany loan is based on the Prime Rate (currently 3.25%). Mepco might not be able to obtain such favorable funding costs on its own in the open market.

The change in “Other” in the Business Segments table above (increased loss of $1.2 million) in 2012 as compared to 2011 is due primarily to the change in the fair value of the amended warrant issued to the UST (see “Non-interest income”). The significant change in this category in 2011 as compared to 2010 is due primarily to the $18.1 million gain on the extinguishment of debt that was recorded at the parent company in the second quarter of 2010. In addition, interest expense at the parent company declined after June 2010 due to the exchange of $41.4 million in liquidation amount of trust preferred securities for common stock on June 23, 2010.

FINANCIAL CONDITION

Summary. Our total assets declined to $2.02 billion at December 31, 2012 compared to $2.31 billion at December 31, 2011. The decline in total assets primarily reflects decreases in cash and cash equivalents, loans, and property and equipment that were partially offset by an increase in securities available for sale. The Branch Sale was the primary reason for the decline in total assets. Total loans, excluding loans held for sale (“Portfolio Loans”) decreased $157.5 million, or 10.0%, in 2012 as every category of loans declined. The decline in Portfolio Loans reflects our efforts to preserve regulatory capital ratios as well as the aforementioned Branch Sale. Total deposits decreased by $306.6 million in 2012 due to the Branch Sale. Excluding the impact of the Branch Sale, deposits would have increased by $96.5 million during 2012.

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

Securities available for sale increased during 2012 due primarily to the purchase of U.S. government-sponsored agency residential mortgage-backed securities and U.S. government-sponsored agency term notes. The securities were purchased to utilize some of the funds generated from the continued decline in Portfolio Loans. (See “Liquidity and capital resources.”)

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

We recorded net impairment losses related to other than temporary impairment on securities available for sale of $0.3 million, $0.8 million, and $0.5 million in 2012, 2011, and 2010, respectively. These impairment charges primarily relate to private label residential mortgage-backed securities. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2012	$208,929	$2,070	$2,586	$208,413
December 31, 2011	161,023	1,575	5,154	157,444

Portfolio Loans and asset quality. In addition to the communities served by our Bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also historically participated in commercial lending transactions with certain non-affiliated banks and also purchased mortgage loans from third-party originators. Currently, we are not engaging in any new commercial loan participations with non-affiliated banks or purchasing any mortgage loans from third party originators, although we may consider new commercial loan participations in 2013.

The senior management and board of directors of our Bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process attempt to provide requisite controls and promote compliance with such established underwriting standards. However, there can be no assurance that our lending procedures and the use of uniform underwriting standards will prevent us from the possibility of incurring significant credit losses in our lending activities.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	December 31,
	2012	2011
	(In thousands)
Real estate(1)
Residential first mortgages	$468,636	$530,969
Residential home equity and other junior mortgages	121,235	150,127
Construction and land development	56,183	59,136
Other(2)	434,336	446,980
Commercial	132,904	150,633
Consumer	117,077	119,106
Payment plan receivables	84,692	115,018
Agricultural	4,076	4,639
Total loans	$1,419,139	$1,576,608

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Although economic conditions have generally improved in Michigan over the past three years, overall loan demand has remained somewhat subdued, reflecting still somewhat weak economic conditions in the State. Further, it is our desire to reduce certain loan categories in order to preserve our regulatory capital ratios or for risk management reasons. For example, construction and land development loans have been declining as the result of our effort to shrink this portion of our Portfolio Loans due to an economic climate that is still relatively difficult for real estate development, particularly residential real estate. In addition, payment plan receivables have declined as we seek to reduce Mepco’s vehicle service contract payment plan business. Further declines in Portfolio Loans may continue to adversely impact our future net interest income.

NON-PERFORMING ASSETS (1)

	December 31,
	2012	2011	2010
	(Dollars in thousands)
Non-accrual loans	$32,929	$59,309	$66,652
Loans 90 days or more past due and still accruing interest	7	574	928
Total non-performing loans	32,936	59,883	67,580
Other real estate and repossessed assets	26,133	34,042	39,413
Total non-performing assets	$59,069	$93,925	$106,993

As a percent of Portfolio Loans
Non-performing loans	2.32%	3.80%	3.73%
Allowance for loan losses	3.12	3.73	3.75
Non-performing assets to total assets	2.92	4.07	4.22
Allowance for loan losses as a percent of non-performing loans	134.43	98.33	100.50

(1)	Excludes loans classified as “troubled debt restructured” that are not past due and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS (“TDR”)

	December 31, 2012
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$40,753	$85,977		$126,730
Non-performing TDR’s(1)	7,756	9,177	(2)	16,933
Total	$48,509	$95,154		$143,663

	December 31, 2011
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$29,799	$86,770		$116,569
Non-performing TDR’s(1)	14,567	14,081	(2)	28,648
Total	$44,366	$100,851		$145,217

(1)	Included in non-performing assets table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $26.9 million, or 45.0%, in 2012 and by $7.7 million, or 11.4%, in 2011 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect reduced levels of new loan defaults as well as loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing residential mortgage loans are primarily due to delinquencies reflecting both still challenging economic conditions and somewhat soft real estate values in parts of Michigan and in certain markets where we have mortgage loans secured by resort properties (see Note #4 to the Consolidated Financial Statements). Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $126.7 million, or 8.93% of total Portfolio Loans, and $116.6 million, or 7.39% of total Portfolio Loans, at December 31, 2012 and 2011, respectively. The increase in the amount of performing TDRs in 2012 primarily reflects an increase in commercial loan TDR’s.

ORE and repossessed assets totaled $26.1 million at December 31, 2012, compared to $34.0 million at December 31, 2011. This decrease is primarily the result of sales and write-downs of ORE being in excess of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2012	2011	2010
	(In thousands)
Specific allocations	$21,009	$22,299	$24,925
Other adversely rated commercial loans	2,419	4,430	8,168
Historical loss allocations	12,943	20,682	20,543
Additional allocations based on subjective factors	7,904	11,473	14,279
Total	$44,275	$58,884	$67,915

Some loans will not be repaid in full. Therefore, an allowance for loan losses (“AFLL”) is maintained at a level which represents our best estimate of losses incurred. In determining the AFLL and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated commercial loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios.

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our commercial loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (“non-watch credit”) commercial loans using a probability of default and loss given default similar to the second AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

Increases in the AFLL are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the AFLL to specific loans and loan portfolios, the entire AFLL is available for incurred losses. We generally charge-off commercial, homogenous residential mortgage, and installment loans and payment plan receivables when they are deemed uncollectible or reach a predetermined number of days past due based on product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s outstanding vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded credits of $0.008 million and $0.03 million for its provision for loan losses in 2012 and 2011, respectively, due primarily to significant declines ($30.3 million, or 26.4%, and $86.2 million, or 42.9%, in 2012 and 2011, respectively) in the balance of payment plan receivables. Mepco’s allowance for loan losses totaled $0.2 million at both December 31, 2012 and 2011, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contacts are done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance that the aforementioned risk management policies and procedures will prevent us from the possibility of incurring significant credit or fraud related losses in this business segment. The estimated incurred losses described in this paragraph should be distinguished from the possible losses we may incur from counterparties failing to pay their obligations to Mepco. (See Note #11 to the Consolidated Financial Statements included within this report.)

The AFLL was $44.3 million, or 3.12% of total Portfolio Loans at December 31, 2012 compared to $58.9 million, or 3.73% of total Portfolio Loans at December 31, 2011. All four of the components of the AFLL outlined above declined in 2012 as compared to 2011. The AFLL related to specific loans decreased $1.3 million in 2012 because of a decline in loss allocations on individual commercial loans due primarily to a decline in the balance of such loans. The AFLL related to other adversely rated commercial loans decreased $2.0 million in 2012 primarily due to a decrease in the balance of such loans included in this component to $52.8 million at December 31, 2012 from $83.0 million at December 31, 2011. The allowance for loan losses related to historical losses decreased $7.7 million in 2012 due to lower adjustments for delinquent loans, declines in loan balances and net charge-offs, as well as a refinement in the calculation methodology for this component of the AFLL that was implemented in the third quarter of 2012. This refinement now uses borrower credit scores and a migration analysis to estimate a probability of default as described above. The AFLL related to subjective factors decreased $3.6 million in 2012 primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans.

During 2011 three of the four components of the AFLL decreased as compared to 2010. The AFLL related to specific loans decreased due primarily to a decline in loss allocations on individual commercial and mortgage credits. The AFLL related to other adversely rated commercial loans decreased due to a decrease in the balance of such loans. The AFLL related to historical losses increased slightly due to an increase in historical loss rates used in this calculation, which was largely offset by declines in loan balances. Finally, the AFLL related to subjective factors decreased primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2012		2011		2010
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$58,884	$1,286	$67,915	$1,322	$81,717	$1,858
Additions (deductions)
Provision for loan losses	6,887	-	27,946	-	46,765	-
Recoveries credited to allowance	6,522	-	4,747	-	3,612	-
Loans charged against the allowance	(27,408)	-	(41,724)	-	(64,179)	-
Reclassification to loans held for sale	(610)	-	-	-	-	-
Additions (deductions) included in non-interest expense	-	(688)	-	(36)	-	(536)
Balance at end of year	$44,275	$598	$58,884	$1,286	$67,915	$1,322

Net loans charged against the allowance to average Portfolio Loans	1.46%		2.20%		2.97%

The ratio of loan net charge-offs to average loans was 1.46% in 2012 (or $20.9 million) compared to 2.20% in 2011 (or $37.0 million). The decline in loan net charge-offs primarily reflects decreases of $9.7 million for commercial loans and $5.0 million for residential mortgage loans. These decreases in loan net charge-offs primarily reflect reduced levels of non-performing loans and some stabilization in collateral liquidation values.

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

Deposits totaled $1.78 billion and $2.09 billion at December 31, 2012 and 2011, respectively. The $306.6 million decline in deposits in 2012 is due to the Branch Sale. Excluding the Branch Sale, total deposits would have increased by $96.5 million. Reciprocal deposits totaled $33.2 million and $28.5 million at December 31, 2012 and 2011, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. With the expiration of the Transaction Account Guarantee Program (“TAGP”) on December 31, 2012, we may see an increase in reciprocal deposits during 2013.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are currently uninsured or those deposits that were in non-interest bearing transaction accounts and had unlimited deposit insurance under the TAGP only through December 31, 2012 (in accordance with provisions in the Dodd-Frank Act), may be particularly susceptible to outflow. At December 31, 2012 we had $107.8 million of uninsured deposits and an additional $175.8 million of deposits that were in non-interest bearing transaction accounts and fully insured only through December 31, 2012 under the TAGP. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

During the fourth quarter of 2009 we prepaid our estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled $9.4 million and $12.6 million at December 31, 2012 and December 31, 2011, respectively. The actual expense over the assessment periods was significantly lower than this prepaid amount due to various factors including variances in the estimated compared to the actual assessment base and rates used during each assessment period. We would expect to receive a return of the overpayment of our prepaid assessment from the FDIC during the second quarter of 2013.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

ALTERNATE SOURCES OF FUNDS

	December 31,
	2012			2011
	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate
	(Dollars in thousands)
Brokered CDs(1)	$14,591	0.6 years	1.70%	$13,771	1.2 years	3.15%
Fixed-rate FHLB advances(1)	17,622	4.5 years	6.38	30,384	3.3 years	3.99
Variable-rate FHLB advances(1)	-			3,000	2.3 years	0.51
Total	$32,213	2.7 years	4.26%	$47,155	2.6 years	3.52%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, such as pay-fixed interest-rate swaps.

Other borrowings, comprised primarily of advances from the Federal Home Loan Bank (the “FHLB”), totaled $17.6 million at December 31, 2012, compared to $33.4 million at December 31, 2011. The $15.8 million decrease in other borrowed funds reflects reduced borrowings from the FHLB.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2012, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $65.5 million, or 3.6% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all.

Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008, in part; because we could no longer get unsecured credit from our derivatives counterparties. At December 31, 2012, we had remaining interest-rate swaps with an aggregate notional amount of $10.0 million.

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

At December 31, 2012 we had $285.4 million of time deposits that mature in the next twelve months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally $1.36 billion of our deposits at December 31, 2012 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown (excluding the Branch Sale) or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We believe that we currently have adequate liquidity despite the reduction (due to the Branch Sale) in our cash and cash equivalents during 2012, because of our portfolio of securities available for sale, our access to secured advances from the FHLB, our ability to issue Brokered CDs and our improved financial metrics.

As described in greater detail below, we are deferring interest on our subordinated debentures and are not currently paying any dividends on our preferred or common stock. Interest on the subordinated debentures can continue to be deferred until the fourth quarter of 2014. Thus, the only use of cash at the parent company at the present time is for operating expenses. Because of the past losses that our Bank has experienced and the Bank’s regulatory requirements, we do not anticipate that the Bank will be able to pay any dividends up to the parent company for at least through the second quarter of 2013. As a result, the only substantial near term source of cash to our parent company is under an equity line facility that is described below. We believe that the available cash and cash equivalents on hand as well as access to the equity line facility provide sufficient liquidity at the parent company to meet its operating expenses until the fourth quarter of 2014 (at which point the parent company can no longer defer interest on its subordinated debentures).

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements and service contracts. The table below summarizes our significant contractual obligations at December 31, 2012.

CONTRACTUAL COMMITMENTS(1)

				After
	1 Year or Less	1-3 Years	3-5 Years	5 Years	Total
	(In thousands)
Time deposit maturities	$285,433	$101,583	$31,169	$743	$418,928
Other borrowings	441	5,232	4,108	7,841	17,622
Subordinated debentures	-	-	-	50,175	50,175
Operating lease obligations	1,211	1,974	1,821	2,527	7,533
Purchase obligations(2)	1,639	2,185	-	-	3,824
Total	$288,724	$110,974	$37,098	$61,286	$498,082

(1)	Excludes approximately $0.8 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. The cost of capital is an important factor in creating shareholder value. Our capital structure currently includes cumulative trust preferred securities and cumulative convertible preferred stock.

CAPITALIZATION

	December 31,
	2012	2011
	(In thousands)
Subordinated debentures	$50,175	$50,175
Amount not qualifying as regulatory capital	(1,507)	(1,507)
Amount qualifying as regulatory capital	48,668	48,668
Shareholders’ equity
Preferred stock	84,204	79,857
Common stock	251,237	248,950
Accumulated deficit	(192,408)	(214,259)
Accumulated other comprehensive loss	(8,058)	(11,921)
Total shareholders’ equity	134,975	102,627
Total capitalization	$183,643	$151,295

We have four special purpose entities that originally issued $90.1 million of cumulative trust preferred securities. On June 23, 2010, we issued 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) in exchange for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities. As a result, at December 31, 2012 and 2011, $48.7 million of cumulative trust preferred securities remained outstanding. These special purpose entities issued common securities and provided cash to our parent company that in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, $47.7 million of these securities qualified as Tier 1 capital at December 31, 2012. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities.

The Proposed New Capital Requirements described above, if adopted, would have a significant impact on our capital requirements, and include provisions that would eventually eliminate trust preferred securities as Tier 1 capital.

In December 2008, we issued 72,000 shares of Series A, Fixed Rate Cumulative Perpetual Preferred Stock, with an original liquidation preference of $1,000 per share (“Series A Preferred Stock”), and a warrant to purchase 346,154 shares (at $31.20 per share) of our common stock (“Original Warrant”) to the UST in return for $72.0 million under the TARP Capital Purchase Program. Of the total proceeds, $68.4 million was originally allocated to the Series A Preferred Stock and $3.6 million was allocated to the Original Warrant (included in capital surplus) based on the relative fair value of each. The $3.6 million discount on the Series A Preferred Stock was being accreted using an effective yield method over five years. The accretion had been recorded as part of the Series A Preferred Stock dividend.

On April 16, 2010, we exchanged the Series A Preferred Stock (including accumulated but unpaid dividends) for 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the exchange agreement, we also agreed to amend and restate the terms of the Original Warrant and issued an Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018. The Series B Preferred Stock and the Amended Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. We did not receive any cash proceeds from the issuance of the Series B Preferred Stock or the Amended Warrant. In general, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was held by the UST, except that the Series B Preferred Stock is convertible into our common stock. See Note #12 to the Consolidated Financial Statements included within this report for additional information about the terms of the Series B Preferred Stock and the Amended and Restated Warrant.

Shareholders’ equity applicable to common stock increased to $50.8 million at December 31, 2012 from $22.8 million at December 31, 2011 due primarily to our net income during 2012 as well as due to the issuance of common stock and a reduction in our accumulated other comprehensive loss. Our tangible common equity (“TCE”) totaled $46.8 million and $15.2 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 2.32% at December 31, 2012 compared to 0.66% at December 31, 2011. Although our Bank’s regulatory capital ratios are now at levels significantly above “well capitalized” standards, because of the past losses that we have incurred and our still somewhat elevated levels of non-performing loans and other real estate, we have taken the following actions to maintain and further improve our regulatory capital ratios and preserve liquidity at our parent company level:

•	Eliminated the cash dividend on our common stock: Beginning in November 2009, we eliminated the $0.10 per share quarterly cash dividend on our common stock.

•
Deferred dividends on our preferred stock: Beginning in December 2009, we suspended payment of quarterly dividends on the preferred stock held by the UST. The cash dividends payable to the UST on the Series B Preferred Stock amount to approximately $4.3 million per year until December of 2013, at which time they would increase to approximately $7.7 million per year. Accrued and unpaid dividends were $10.7 million at December 31, 2012.

•
Deferred dividends on our subordinated debentures: Beginning in December 2009, we exercised our right to defer all quarterly interest payments on the subordinated debentures we issued to our trust subsidiaries. As a result, all quarterly dividends on the related trust preferred securities were also deferred. Based on current dividend rates, the cash dividends on all outstanding trust preferred securities as of December 31, 2012, amount to approximately $2.3 million per year. Accrued and unpaid dividends on trust preferred securities at December 31, 2012 and 2011, were $6.6 million and $4.4 million, respectively.

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

•	Branch Sale: As described earlier, on December 7, 2012, we completed the Branch Sale. This transaction significantly increased our regulatory capital ratios.

Many of these actions have preserved cash at our parent company as we do not expect our Bank to be able to pay any cash dividends in the near term. Dividends from the Bank are restricted by federal and state law and are further restricted by the board resolutions adopted in December 2009 (as subsequently amended) and by the Memorandum of Understanding (“MOU”) described in Note #21 to the Consolidated Financial Statements included within this report. In particular, those resolutions and the MOU prohibit the Bank from paying any dividends to the parent company without the prior written approval of the FRB and the Michigan Office of Financial and Insurance Regulation (“OFIR”). Also see “Regulatory development” below.

Our parent company is also currently prohibited from paying any dividends on our common stock or the convertible preferred stock held by the UST or any distributions on our trust preferred securities. Although there are no specific regulations restricting dividend payments by bank holding companies (other than state corporate laws) the FRB, our primary federal regulator, has issued a policy statement on cash dividend payments. The FRB’s view is that: “an organization experiencing earnings weaknesses or other financial pressures should not maintain a level of cash dividends that exceeds its net income, that is inconsistent with the organization’s capital position, or that can only be funded in ways that may weaken the organization’s financial health.” Moreover, the resolutions adopted by our Board in 2009 and the MOU referenced above specifically prohibit the parent company from paying any dividends on our common stock or the preferred stock held by the UST or any distributions on our trust preferred securities without, in each case, the prior written approval of the FRB and the OFIR.

Payment of dividends and distributions on the outstanding common stock, convertible preferred stock, and trust preferred securities is also restricted and governed by the terms of those instruments, as follows:

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

We do not have any current plans to resume interest payments on our outstanding trust preferred securities or dividend payments on the outstanding shares of any convertible preferred stock or common stock. We do not know if or when any such payments will resume. However, as described in Note #21 to the Consolidated Financial Statements included within this report, our Board adopted a Joint Revised Capital Plan (the “Capital Plan”) in November 2011 (as subsequently amended in February 2012). The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the December 2009 board resolutions referenced above (as subsequently amended).

As of December 31, 2012, our Bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards and has now also achieved both of the two minimum capital ratios established by our Board (that are higher than the ratios required in order to be considered “well-capitalized” under federal standards). The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential future losses based on our elevated level of non-performing assets and given certain other risks and uncertainties we face. Set forth below are the actual capital ratios of our Bank as of December 31, 2012, the minimum capital ratios imposed by the board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards.

Regulatory Capital Ratios	Independent Bank Actual at December 31, 2012	Minimum Ratios Established by our Board	Required to be Well- Capitalized

Tier 1 capital to average total assets	8.26%	8.00%	5.00%
Total capital to risk-weighted assets	14.95	11.00	10.00

The Capital Plan included projections that reflected forecasted financial data through 2014. At the present time, based on these forecasts and our expectations, we believe that our Bank can remain above the minimum capital ratios established by our Board. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco related to the collection of vehicle service contract counterparty receivables (see “Non-interest expense”). Because of such uncertainties, it is possible that our Bank may not be able to remain above the minimum capital ratios established by our Board.

In addition to the measures outlined in the Capital Plan, on July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price is at a 5% discount to the market price of our common stock at the time of the draw (as such market price is determined pursuant to the terms of the Investment Agreement). Through 2012, we sold a total of 1,230,481 shares (including 452,507 shares during 2012) of our common stock to Dutchess under this equity line for total net proceeds of approximately $3.2 million. At the present time, we have shareholder approval to sell approximately 2.8 million additional shares under this equity line.

Our bank holding company and our bank subsidiary both remain “well capitalized” (as defined by banking regulations) at December 31, 2012.

Bank Capital Ratios

	December 31,		Minimum Ratio for Adequately Capitalized	Minimum Ratio for Well Capitalized
	2012	2011	Institutions	Institutions
Tier 1 capital to average assets	8.26%	6.77%	4.00%	5.00%
Tier 1 risk-based capital	13.67	10.13	4.00	6.00
Total risk-based capital	14.95	11.41	8.00	10.00

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

	Market
	Value of		Net
	Portfolio	Percent	Interest	Percent
Change in Interest Rates	Equity(1)	Change	Income(2)	Change
	(Dollars in thousands)
December 31, 2012
200 basis point rise	$262,100	24.81%	$81,200	6.01%
100 basis point rise	240,000	14.29	78,600	2.61
Base-rate scenario	210,000	-	76,600	-
100 basis point decline	180,400	(14.10)	75,500	(1.44)

December 31, 2011
200 basis point rise	$277,500	26.08%	$91,200	6.17%
100 basis point rise	252,200	14.58	88,200	2.68
Base-rate scenario	220,100	-	85,900	-
100 basis point decline	181,700	(17.45)	85,000	(1.05)

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

Accounting Standards Update. See Note #1 to the Consolidated Financial Statements included elsewhere in this report for details on recently issued accounting pronouncements and their impact on our financial statements.

Regulatory development. On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into an MOU with the FRB and OFIR. The MOU largely duplicates certain of the provisions in the Board resolutions described above, but also has the following specific requirements:

•	Submission of a joint revised capital plan by November 30, 2011 to maintain sufficient capital at the Company on a consolidated basis and at the Bank on a stand-alone basis;
•
Submission of quarterly progress reports regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list,” or were adversely classified in our most recent examination;

•	Enhanced reporting and monitoring at Mepco regarding risk management and the internal classification of assets; and
•	Enhanced interest rate risk modeling practices.

We believe that we have met, and continue to satisfy, all of the requirements of the MOU.

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

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Trading securities, securities available-for-sale, loans held for sale, and derivatives are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment, capitalized mortgage loan servicing rights and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. See Note #22 to the Consolidated Financial Statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.4 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages and involve claims for which, at this point, we believe have little to no merit, this maximum amount may change in the future.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard struck the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net other than temporary impairment charges on securities of $0.3 million, $0.8 million and $0.5 million in 2012, 2011 and 2010, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2012 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $0.5 million (compared to $3.6 million at December 31, 2011). This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

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

At December 31, 2012 and 2011 we had approximately $11.0 million and $11.2 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded a decrease in the valuation allowance on capitalized mortgage loan servicing rights of $0.5 million in 2012 as compared to increases of $3.3 million and $0.9 million in 2011 and 2010, respectively.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $1.6 million, $11.0 million and $18.6 million in 2012, 2011 and 2010, respectively) are titled “vehicle service contract counterparty contingencies” in our Consolidated Statements of Operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded in prior periods.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with net operating loss carryforwards and differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2012 we had gross deferred tax assets of $69.7 million, gross deferred tax liabilities of $4.5 million and a valuation allowance of $65.1 million. We are required to assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In 2008, we first established a valuation allowance against substantially all of our net deferred tax assets due to a number of factors, including our then declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. During 2012, we returned to profitability and recorded four consecutive quarters of positive earnings. Despite these improved results, at December 31, 2012, we have concluded that a valuation allowance against our entire net deferred tax asset is still necessary. We believe additional evidence of sustained future profitability is required (particularly in light of the significant contribution of gains on mortgage loans to our 2012 results) in order to conclude that it is more likely than not that we can realize our net deferred tax asset. This valuation allowance may be reversed to income in future periods to the extent that the related deferred tax assets are realized or the valuation allowance is otherwise no longer required. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance. In addition, changes in tax laws and changes in tax rates as well as our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (“the Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Grand Rapids, Michigan
March 13, 2013

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2012	2011
	(In thousands, except share
	amounts)
ASSETS
Cash and due from banks	$55,487	$62,777
Interest bearing deposits	124,295	278,331
Cash and Cash Equivalents	179,782	341,108
Trading securities	110	77
Securities available for sale	208,413	157,444
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,838	20,828
Loans held for sale, carried at fair value	47,487	44,801
Loans held for sale, carried at lower of cost or fair value	3,292	-
Loans
Commercial	617,258	651,155
Mortgage	527,340	590,876
Installment	189,849	219,559
Payment plan receivables	84,692	115,018
Total Loans	1,419,139	1,576,608
Allowance for loan losses	(44,275)	(58,884)
Net Loans	1,374,864	1,517,724
Other real estate and repossessed assets	26,133	34,042
Property and equipment, net	47,016	62,548
Bank-owned life insurance	50,890	49,271
Other intangibles	3,975	7,609
Capitalized mortgage loan servicing rights	11,013	11,229
Prepaid FDIC deposit insurance assessment	9,448	12,609
Vehicle service contract counterparty receivables, net	18,449	29,298
Accrued income and other assets	22,157	18,818
Total Assets	$2,023,867	$2,307,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$488,126	$497,718
Savings and interest-bearing checking	871,238	1,019,603
Reciprocal	33,242	28,508
Retail time	372,340	526,525
Brokered time	14,591	13,771
Total Deposits	1,779,537	2,086,125
Other borrowings	17,625	33,387
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	7,725	6,633
Accrued expenses and other liabilities	33,830	28,459
Total Liabilities	1,888,892	2,204,779

Commitments and contingent liabilities

Shareholders’ Equity
Convertible preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at December 31, 2012 and 2011; liquidation preference: $85,150 at December 31, 2012 and $81,023 at December 31, 2011	84,204	79,857
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 9,093,732 shares at December 31, 2012 and 8,491,526 shares at December 31, 2011.	251,237	248,950
Accumulated deficit	(192,408)	(214,259)
Accumulated other comprehensive loss	(8,058)	(11,921)
Total Shareholders’ Equity	134,975	102,627
Total Liabilities and Shareholders’ Equity	$2,023,867	$2,307,406

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$93,780	$110,574	$142,282
Interest on securities
Taxable	2,934	1,422	3,052
Tax-exempt	1,044	1,219	1,932
Other investments	1,640	1,547	1,585
Total Interest Income	99,398	114,762	148,851
INTEREST EXPENSE
Deposits	8,913	15,257	28,164
Other borrowings	4,230	4,936	9,034
Total Interest Expense	13,143	20,193	37,198
Net Interest Income	86,255	94,569	111,653
Provision for loan losses	6,887	27,946	46,765
Net Interest Income After Provision for Loan Losses	79,368	66,623	64,888
NON-INTEREST INCOME
Service charges on deposit accounts	17,887	18,306	21,511
Interchange income	9,188	9,091	8,257
Net gains (losses) on assets
Mortgage loans	17,323	9,262	12,330
Securities	1,226	249	1,639
Other than temporary impairment loss on securities
Total impairment loss	(339)	(760)	(462)
Loss recognized in other comprehensive loss	-	-	-
Net impairment loss recognized in earnings	(339)	(760)	(462)
Mortgage loan servicing	166	(2,011)	(523)
Title insurance fees	1,963	1,465	2,037
(Increase) decrease in fair value of U.S. Treasury warrant	(285)	1,137	393
Gain on extinguishment of debt	-	-	18,066
Net gain on branch sale	5,402	-	-
Other	11,034	10,174	8,565
Total Non-interest Income	63,565	46,913	71,813
NON-INTEREST EXPENSE
Compensation and employee benefits	53,983	50,484	51,711
Occupancy, net	10,104	11,183	11,016
Loan and collection	9,965	12,414	15,323
Data processing	8,009	8,208	8,303
Furniture, fixtures and equipment	5,043	5,535	6,540
Legal and professional	4,175	3,941	4,100
FDIC deposit insurance	3,306	3,507	6,805
Communications	3,269	3,552	4,138
Net losses on other real estate and repossessed assets	2,854	5,824	9,722
Advertising	2,494	2,503	2,712
Credit card and bank service fees	2,091	3,656	5,790
Interchange expense	1,799	1,543	1,251
Vehicle service contract counterparty contingencies	1,629	11,048	18,633
Provision for loss reimbursement on sold loans	1,112	1,993	215
Write-down of property and equipment held for sale	860	-	-
Recoveries related to unfunded lending commitments	(688)	(36)	(536)
Other	6,730	8,593	9,277
Total Non-interest Expense	116,735	133,948	155,000
Income (Loss) Before Income Tax	26,198	(20,412)	(18,299)
Income tax benefit	-	(212)	(1,590)
Net Income (Loss)	$26,198	$(20,200)	$(16,709)
Preferred stock dividends and discount accretion	4,347	4,157	4,095
Net Income (Loss) Applicable to Common Stock	$21,851	$(24,357)	$(20,804)
Net income (loss) per common share
Basic	$2.51	$(2.94)	$(4.09)
Diluted	$0.80	$(2.94)	$(4.09)
Cash dividends declared per common share	$-	$-	$-

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2012	2011	2010
	(In thousands)

Net income (loss)	$26,198	$(20,200)	$(16,709)
Other comprehensive income (loss), before tax		.
Available for sale securities
Unrealized gain (loss) arising during period	2,757	(287)	949
Change in unrealized losses for which a portion of other than temporary impairment has been recognized in earnings	1,160	600	2,700
Reclassification adjustment for other than temporary impairment included in earnings	339	760	462
Reclassification adjustments for (gains) included in earnings	(1,193)	(204)	(1,661)
Unrealized gains recognized in other comprehensive income on available for sale securities	3,063	869	2,450
Income tax expense	-	304	858
Unrealized gains recognized in other comprehensive income on available for sale securities, net of tax	3,063	565	1,592
Derivative instruments
Unrealized loss arising during period	(127)	(482)	(1,345)
Reclassification adjustment for expense recognized in earnings	491	799	1,659
Reclassification adjustment for accretion on settled derivatives	436	659	1,173
Unrealized gains recognized in other comprehensive income on derivative instruments	800	976	1,487
Income tax expense	-	342	520
Unrealized gains recognized in other comprehensive income on derivative instruments, net of tax	800	634	967
Other comprehensive income	3,863	1,199	2,559
Comprehensive income (loss)	$30,061	$(19,001)	$(14,150)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock	Common Stock	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands)

Balances at December 31, 2009	$69,157	$2,386	$223,095	$(169,098)	$(15,679)	$109,861
Net loss for 2010	-	-	-	(16,709)	-	(16,709)
Reclassification upon removal of par value on common stock	-	223,095	(223,095)	-	-	-
Dividends on Preferred, 5%	2,658	-	-	(3,734)	-	(1,076)
Retirement of Series A preferred stock	(69,364)	-	-	-	-	(69,364)
Retirement of common stock warrants	-	(3,579)	-	-	-	(3,579)
Issuance of Series B preferred stock	72,888	-	-	-	-	72,888
Issuance of 5,454,669 shares of common stock	-	23,963	-	-	-	23,963
Share based compensation	-	542	-	-	-	542
Accretion of preferred stock discount	361	-	-	(361)	-	-
Other comprehensive income	-	-	-	-	2,559	2,559
Balances at December 31, 2010	75,700	246,407	-	(189,902)	(13,120)	119,085
Net loss for 2011	-	-	-	(20,200)	-	(20,200)
Dividends on Preferred, 5%	3,939	-	-	(3,939)	-	-
Issuance of 432,797 shares of common stock	-	1,335	-	-	-	1,335
Share based compensation (issuance of 198,246 shares of common stock)	-	1,208	-	-	-	1,208
Accretion of preferred stock discount	218	-	-	(218)	-	-
Other comprehensive income	-	-	-	-	1,199	1,199
Balances at December 31, 2011	79,857	248,950	-	(214,259)	(11,921)	102,627
Net income for 2012	-	-	-	26,198	-	26,198
Dividends on Preferred, 5%	4,128	-	-	(4,128)	-	-
Issuance of 454,842 shares of common stock	-	1,418	-	-	-	1,418
Share based compensation (issuance of 147,364 shares of common stock)	-	869	-	-	-	869
Accretion of preferred stock discount	219	-	-	(219)	-	-
Other comprehensive income	-	-	-	-	3,863	3,863
Balances at December 31, 2012	$84,204	$251,237	$-	$(192,408)	$(8,058)	$134,975

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Net Income (Loss)	$26,198	$(20,200)	$(16,709)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FROM (USED IN) OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	527,371	391,253	493,272
Disbursements for loans held for sale	(512,734)	(376,694)	(496,806)
Provision for loan losses	6,887	27,946	46,765
Deferred federal income tax expense (benefit)	-	201	(1,533)
Deferred loan fees	(392)	(449)	420
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(4,718)	(11,301)	(27,720)
Write-down of property and equipment held for sale	860	-	-
Net gains on mortgage loans	(17,323)	(9,262)	(12,330)
Net gains on securities	(1,226)	(249)	(1,639)
Securities impairment recognized in earnings	339	760	462
Net losses on other real estate and repossessed assets	2,854	5,824	9,722
Vehicle service contract counterparty contingencies	1,629	11,048	18,633
Share based compensation	869	1,208	542
Net (gain) loss on sale of property and equipment	(148)	(2)	162
Net gain on branch sale	(5,402)	-	-
Gain on extinguishment of debt	-	-	(18,066)
(Increase) decrease in accrued income and other assets	(2,277)	16,874	397
Increase (decrease) in accrued expenses and other liabilities	6,606	(1,551)	1,928
Total Adjustments	3,195	55,606	14,209
Net Cash From (Used in) Operating Activities	29,393	35,406	(2,500)
CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	37,176	70,322	96,648
Proceeds from the maturity of securities available for sale	83,190	3,983	44,170
Principal payments received on securities available for sale	23,765	9,282	14,137
Purchases of securities available for sale	(192,726)	(173,186)	(55,150)
Redemption of Federal Home Loan Bank stock	-	2,397	2,247
Redemption of Federal Reserve Bank stock	334	405	1,977
Net decrease in portfolio loans (loans originated, net of principal payments)	90,952	196,558	347,574
Net cash paid for branch sale	(339,995)	-	-
Proceeds from the collection of vehicle service contract counterparty receivables	7,413	1,613	15,863
Proceeds from the sale of other real estate and repossessed assets	19,331	18,638	20,455
Proceeds from the sale of property and equipment	1,958	224	166
Capital expenditures	(5,293)	(2,779)	(4,757)
Net Cash From (Used in) Investing Activities	(273,895)	127,457	483,330
CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	96,428	(165,713)	(313,930)
Net decrease in other borrowings	-	(7)	(36,791)
Proceeds from Federal Home Loan Bank advances	12,000	31,000	33,000
Payments of Federal Home Loan Bank advances	(27,762)	(68,638)	(56,359)
Net increase (decrease) in vehicle service contract counterparty payables	1,092	(5,106)	(9,570)
Proceeds from issuance of common stock	1,418	1,335	463
Extinguishment of debt, net	-	-	(1,005)
Net Cash From (Used in) Financing Activities	83,176	(207,129)	(384,192)
Net Increase (Decrease) in Cash and Cash Equivalents	(161,326)	(44,266)	96,638
Cash and Cash Equivalents at Beginning of Year	341,108	385,374	288,736
Cash and Cash Equivalents at End of Year	$179,782	$341,108	$385,374
Cash paid during the year for
Interest	$11,052	$18,729	$38,095
Income taxes	292	59	513
Transfers to other real estate and repossessed assets	14,276	19,091	38,056
Transfer of payment plan receivables to vehicle service contract counterparty receivables	1,469	8,874	77,457
Transfers to loans held for sale	47,954	-	-
Transfers to property and equipment held for sale	13,033	-	-
Transfers to deposits held for sale	403,089	-	-
Issuance of common stock in exchange for subordinated debentures	-	-	23,502
Subordinated debentures exchanged for common stock	-	-	42,713
Retirement of Series A Preferred Stock	-	-	69,364
Retirement of common stock warrants	-	-	3,579
Issuance of Series B Preferred Stock	-	-	72,888
Issuance of common stock warrants	-	-	1,704

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

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

Our Bank subsidiary transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2012, 76.1% of our Bank’s loan portfolio was secured by real estate.

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

INTEREST BEARING DEPOSITS — Interest bearing deposits consist of overnight deposits with the Federal Reserve Bank (“FRB”).

LOANS HELD FOR SALE — Loans held for sale are primarily carried at fair value at December 31, 2012 and 2011. Fair value adjustments as well as realized gains and losses, are recorded in current earnings. Certain loans held for sale at December 31, 2012 relating to our branch sale [see note #27] are carried at the lower of cost or market.

MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing in the Consolidated Statements of Operations. The fair values of mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.4 million, $4.4 million and $4.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. Late fees and ancillary fees related to loan servicing are not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2012 and 2011. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

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

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. In general the accrual of interest income is discontinued when a loan becomes 90 days past due for commercial loans and installment loans and when a loan misses four consecutive payments for mortgage loans and the borrower’s capacity to repay the loan and collateral values appear insufficient for each loan class. However, loans may be placed on non-accrual status regardless of whether or not such loans are considered past due if, in management’s opinion, the borrower is unable to meet payment obligations as they become due or as required by regulatory provisions. All interest accrued but not received for all loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status for all classes in the commercial and installment loan segments is based on the actual number of days past due as required by the contractual terms of the loan agreement while delinquency status for mortgage loan segment classes is based on the number of payments past due.

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

PAYMENT PLAN RECEIVABLE REVENUE RECOGNITION — Payment plan receivables are acquired by our Mepco segment at a discount and reported net of this discount in the Consolidated Statements of Financial Condition. This discount is accreted into interest and fees on loans over the life of the receivable computed on a level-yield method. All classes of payment plan receivables that have been canceled and are 90 days or more past due as required by the contractual terms of the payment plan are classified as non-accrual.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans and payment plan receivables. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) income producing – real estate, (ii) land, land development and construction – real estate and (iii) commercial and industrial. Classes within the mortgage loan segment include (i) 1-4 family, (ii) resort lending, (iii) home equity line of credit – 1st lien and (iv) home equity line of credit 2nd lien. Classes within the installment loan segment include (i) home equity installment – 1st lien, (ii) home equity installment – 2nd lien, (iii) loans not secured by real estate and (iv) other. Classes within the payment plan receivables segment include (i) full refund, (ii) partial refund and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans and payment plan receivables are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see Note #4.

Some loans will not be repaid in full. Therefore, an AFLL is maintained at a level which represents our best estimate of losses incurred. In determining the allowance and the related provision for loan losses, we consider four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated commercial loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allocations based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios.

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (“non-watch credit”) commercial loans using a probability of default and loss given default similar to the second AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

Increases in the AFLL are recorded by a provision for loan losses charged to expense. Although we periodically allocate portions of the AFLL to specific loans and loan portfolios, the entire AFLL is available for incurred losses. We generally charge-off commercial, homogenous residential mortgage and installment loans and payment plan receivables when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the AFLL.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter are evaluated for impairment. Those loans included in each mortgage loan or installment class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. We currently do not have any Fair Value Hedges. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are recorded currently in earnings.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest expense. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

We formally document the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. We discontinue hedge accounting when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded currently in earnings. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

COMPREHENSIVE INCOME (LOSS) — Comprehensive income (loss) consists of net income (loss), unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges.

INCOME (LOSS) PER COMMON SHARE — Basic income (loss) and diluted (loss) per common share are computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. For diluted income per common share, net income is divided by the weighted average number of common shares outstanding during the period plus the dilutive effects of the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors. For any period in which a loss is recorded, dividends on convertible preferred stock are not added back in the diluted per share calculation and the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.

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

COMMON STOCK — At December 31, 2012, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.1 million shares of common stock were reserved for issuance under our long-term incentive plans and 2.8 million shares of common stock were reserved for issuance under an equity line agreement.

RECLASSIFICATION — Certain amounts in the 2011 and 2010 consolidated financial statements have been reclassified to conform to the 2012 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. This ASU amended guidance that will result in common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). Under the amended guidance, entities are required to expand disclosure for fair value instruments categorized within Level 3 of the fair value hierarchy to include (1) the valuation processes used; and (2) a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs for recurring fair value measurements and the interrelationships between those unobservable inputs, if any. They are also required to disclose the categorization by level of the fair value hierarchy for items that are not measured at fair value in the Consolidated Statement of Financial Condition but for which the fair value is required to be disclosed (e.g. portfolio loans). This amended guidance became effective for us at January 1, 2012. The effect of adopting this standard did not have a material impact on our consolidated operating results or financial condition, but the additional disclosures are included in Notes #22 and #23.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220)”. This ASU amended guidance on the presentation requirements for comprehensive income. The amended guidance requires an entity to present total comprehensive income, the components of net income and the components of other comprehensive income on the face of the financial statements, either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amended guidance did not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This amended guidance became effective for us at January 1, 2012 and was applied retrospectively. The effect of adopting this standard did not have a material impact on our consolidated operating results or financial condition, but we have included separate Consolidated Statements of Comprehensive Income (Loss) immediately following our Consolidated Statements of Operations in our Consolidated Financial Statements.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2012 and 2011 were $26.1 million and $23.9 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to our Visa debit card operations and merchant payment processing operations. These balances are held at unrelated financial institutions and totaled $2.5 million and $2.1 million at December 31, 2012 and 2011, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)
2012
U.S. agency	$30,620	$70	$23	$30,667
U.S. agency residential mortgage-backed	126,151	1,264	3	127,412
Private label residential mortgage-backed	9,070	-	876	8,194
Obligations of states and political subdivisions	38,384	736	69	39,051
Trust preferred	4,704	-	1,615	3,089
Total	$208,929	$2,070	$2,586	$208,413

2011
U.S. agency	$24,980	$58	$21	$25,017
U.S. agency residential mortgage-backed	93,415	1,007	216	94,206
Private label residential mortgage-backed	11,066	-	2,798	8,268
Obligations of states and political subdivisions	26,865	510	58	27,317
Trust preferred	4,697	-	2,061	2,636
Total	$161,023	$1,575	$5,154	$157,444

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was $0.3 million and $1.1 million at December 31, 2012 and 2011, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

2012
U.S. agency	$8,097	$23	$-	$-	$8,097	$23
U.S. agency residential mortgage-backed	-	-	457	3	457	3
Private label residential mortgage-backed	-	-	8,192	876	8,192	876
Obligations of states and political subdivisions	7,384	69	-	-	7,384	69
Trust preferred	-	-	3,089	1,615	3,089	1,615
Total	$15,481	$92	$11,738	$2,494	$27,219	$2,586

2011
U.S. agency	$9,974	$21	$-	$-	$9,974	$21
U.S. agency residential mortgage-backed	42,500	216	-	-	42,500	216
Private label residential mortgage-backed	163	90	8,102	2,708	8,265	2,798
Obligations of states and political subdivisions	-	-	1,729	58	1,729	58
Trust preferred	591	1,218	2,045	843	2,636	2,061
Total	$53,228	$1,545	$11,876	$3,609	$65,104	$5,154

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

U.S. Agency and U.S. Agency residential mortgage-backed securities — at December 31, 2012 we had two U.S. Agency and one U.S. Agency residential mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to modest credit spread widening on certain issues. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2012 we had eight securities whose fair value is less than amortized cost. Two of the issues are rated by a major rating agency as investment grade while four are below investment grade and two are split rated. Three of these bonds have impairment in excess of 10% and all of these holdings have been impaired for more than 12 months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The unrealized losses are largely attributable to credit spread widening on these securities since their acquisition. Prices for these bonds did improve notably during 2012 due in part to the Federal Reserve Bank’s third round of quantitative easing and improving fundamentals in the housing market. The underlying loans within these securities include Jumbo (74%) and Alt A (26%) at December 31, 2012.

	December 31,
	2012		2011
		Net		Net
	Fair	Unrealized	Fair	Unrealized
	Value	Gain (Loss)	Value	Gain (Loss)
	(In thousands)

Private label residential mortgage-backed
Jumbo	$6,041	$(594)	$6,454	$(1,937)
Alt-A	2,153	(282)	1,814	(861)

Seven of the private label residential mortgage-backed transactions have geographic concentrations in California, ranging from 22% to 58% of the collateral pool. Typical exposure levels to California (median exposure is 47%) are consistent with overall market collateral characteristics. Three transactions have modest exposure to Florida, ranging from 5% to 7% and one transaction has modest exposure to Nevada (5%). The underlying collateral pools do not have meaningful exposure to Arizona, Michigan or Ohio. None of the issues involve subprime mortgage collateral. Thus the impact of this market segment is only indirect, in that it has impacted liquidity and pricing in general for private label residential mortgage-backed securities. The majority of transactions are backed by fully amortizing loans. However, six transactions have concentrations in loans that pay interest only for a specified period of time and will fully amortize thereafter ranging from 31% to 94% (at origination date). The structure of the residential mortgage securities portfolio provides protection to credit losses. The portfolio primarily consists of senior securities as demonstrated by the following: super senior (22%), senior (41%), senior support (25%) and mezzanine (12%). The mezzanine class is from a seasoned transaction (100 months) with a significant level of subordination (8.23%). Except for the additional discussion below relating to other than temporary impairment, each private label residential mortgage-backed security has sufficient credit enhancement via subordination to reasonably assure full realization of book value. This assertion is based on a transaction level review of the portfolio.

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

In addition to the review discussed above, all private label residential mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. The cash flows from the underlying loans consider contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis uses dynamic assumptions for prepayments, defaults and loss severity. Near term prepayment assumptions are based on recently observed prepayment rates. More weight is given to longer term historic performance (12 months). In some cases, recently observed prepayment rates are lower than historic norms due to the absence of new jumbo loan issuances. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projections anticipate that prepayment rates gradually revert to historical levels. For seasoned ARM transactions, normalized prepayment rates range from 12% to 20% CPR which is at the lower end of historically observed speeds for seasoned ARM collateral. For fixed rate collateral (one transaction), the prepayment speeds are projected to remain stable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Default assumptions are largely based on the volume of existing real-estate owned, pending foreclosures and severe delinquencies. Other considerations include the quality of loan underwriting, recent default experience, realized loss performance and the volume of less severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our projections expect defaults to then decline, generally beginning in year three. Current loss severity assumptions are based on recent observations when meaningful data is available. Loss severity is expected to remain elevated for the next 18 months. Severity is expected to decline beginning in year two due to improving overall economic conditions, improving real estate prices and a reduced inventory of foreclosed properties on the market. Except for three securities discussed in further detail below (all three are currently below investment grade), our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

At December 31, 2012 three below investment grade private label residential mortgage-backed securities with fair values of $3.3 million, $1.8 million and $0.1 million, respectively and unrealized losses of $0.4 million, $0.1 million and $0.01 million, respectively (amortized cost of $3.8 million, $1.9 million and $0.1 million, respectively) had losses that were considered other than temporary.

The underlying loans in the first transaction are 30 year fixed rate jumbos with an average FICO of 744 and an average loan-to-value ratio of 72%. The loans backing this transaction were originated in 2007 and this is our only security backed by 2007 vintage loans. We believe that this vintage is a key differentiating factor between this security and the others in our portfolio that do not have unrealized losses that are considered OTTI. The bond is a senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated $0.722 million of credit related OTTI as of December 31, 2012 and was recognized in our Consolidated Statements of Operations ($0.247 million, $0.213 million and $0.197 million during the years ended December 31, 2012, 2011 and 2010, respectively). The remaining non-credit related unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

The underlying loans in the second transaction are 30 year hybrid ARM Alt-A with an average FICO of 717 and an average loan-to-value ratio of 78%. The loans backing this transaction were originated in 2005. The bond is a super senior security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated $0.457 million of credit related OTTI as of December 31, 2012 and was recognized in our Consolidated Statements of Operations ($0.032 million and $0.425 million during the years ended December 31, 2012 and 2011, respectively). The remaining non-credit related unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

The underlying loans in the third transaction are 30 year hybrid ARM jumbos with an average FICO of 738 and an average loan-to-value ratio of 57%. The loans backing this transaction were originated in 2005. The bond is a senior support security that is receiving principal and interest payments similar to principal reductions in the underlying collateral. The cash flow analysis described above calculated credit related OTTI of $0.380 million as of December 31, 2012 and was recognized in our Consolidated Statements of Operations ($0.060 million, $0.122 million and $0.198 million during the years ended December 31, 2012, 2011 and 2010, respectively). The remaining non-credit related unrealized loss was attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2012 we had seven municipal securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to widening of market spreads. Six of the impaired securities are rated by a major rating agency as investment grade. The non rated security has a periodic internal credit review according to established procedures. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2012 we had four securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past several years has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies and repricing risk related to these hybrid capital securities.

One of the four securities is rated by two major rating agencies as investment grade, while one is rated below investment grade by two major rating agencies and the other two are non-rated. The non-rated issues are relatively small banks and were never rated. The issuers of these non-rated trust preferred securities, which had a total amortized cost of $2.8 million and total fair value of $1.5 million as of December 31, 2012, continue to have satisfactory credit metrics and one continues to make interest payments. One non-rated issue began deferring dividend payments in the fourth quarter of 2011 apparently due to an increase in non-performing assets. Nevertheless, this issuer continues to have satisfactory capital measures and interim profitability. Subsequent to year end an unsolicited offer to purchase this security at substantially its amortized cost was made and it was then sold.

An additional trust preferred security was written down to zero as of December 31, 2010, including a $0.067 million credit related OTTI charge in the first quarter of 2010.

	December 31,
	2012		2011
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)

Trust preferred securities
Rated issues	$1,581	$(316)	$1,405	$(484)
Unrated issues - no OTTI	1,508	(1,299)	1,231	(1,577)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2012, 2011 and 2010 we recorded in earnings OTTI charges on securities available for sale of $0.3 million, $0.8 million and $0.5 million respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A rollforward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$1,470	$710	$248
Additions to credit losses on securities for which no previous OTTI was recognized	-	425	198
Increases to credit losses on securities for which OTTI was previously recognized	339	335	264
Total	$1,809	$1,470	$710

The amortized cost and fair value of securities available for sale at December 31, 2012, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In thousands)
Maturing within one year	$1,040	$1,055
Maturing after one year but within five years	6,374	6,560
Maturing after five years but within ten years	20,583	20,824
Maturing after ten years	45,711	44,368
	73,708	72,807
U.S. agency residential mortgage-backed	126,151	127,412
Private label residential mortgage-backed	9,070	8,194
Total	$208,929	$208,413

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

		Realized
	Proceeds	Gains	Losses(1)
	(In thousands)
2012	$37,176	$1,193	$-
2011	70,322	279	75
2010	96,648	1,882	221

(1)	Losses in 2012, 2011 and 2010 exclude $0.3 million, $0.8 million and $0.5 million, respectively of other than temporary impairment.

During 2012, 2011 and 2010 our trading securities consisted of various preferred stocks. During each of those years we recognized gains (losses) on trading securities of $0.03 million, $0.04 million and $(0.02) million, respectively, that are included in net gains (losses) on securities in the Consolidated Statements of Operations. Of these amounts, $0.03 million and $0.04 million relates to gains (losses) recognized on trading securities still held at December 31, 2012 and 2011, respectively.

Securities with a book value of $23.1 million and $12.6 million at December 31, 2012 and 2011, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2012 or 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 4 – LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2012	2011
	(In thousands)
Real estate(1)
Residential first mortgages	$468,636	$530,969
Residential home equity and other junior mortgages	121,235	150,127
Construction and land development	56,183	59,136
Other(2)	434,336	446,980
Commercial	132,904	150,633
Consumer	117,077	119,106
Payment plan receivables	84,692	115,018
Agricultural	4,076	4,639
Total loans	$1,419,139	$1,576,608

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans are presented net of deferred loan fees (costs) of $(0.2) million at December 31, 2012 and $0.1 million at December 31, 2011. Payment plan receivables totaling $90.8 million and $122.7 million at December 31, 2012 and 2011, respectively, are presented net of unamortized discount of $6.2 million and $7.9 million at December 31, 2012 and 2011, respectively. These payment plan receivables had effective yields of 15% at both December 31, 2012 and 2011. These receivables have various due dates through December, 2014.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2012
Balance at beginning of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884
Additions (deductions)
Provision for loan losses	2,351	7,778	15	(3)	(3,254)	6,887
Recoveries credited to allowance	3,610	1,581	1,311	20	-	6,522
Loans charged against the allowance	(12,588)	(10,741)	(4,009)	(70)	-	(27,408)
Reclassification to loans held for sale	(154)	(56)	(85)	-	(315)	(610)
Balance at end of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275

2011
Balance at beginning of period	$23,836	$22,642	$6,769	$389	$14,279	$67,915
Additions (deductions)
Provision for loan losses	12,988	14,410	3,365	(11)	(2,806)	27,946
Recoveries credited to allowance	1,850	1,441	1,451	5	-	4,747
Loans charged against the allowance	(20,491)	(15,608)	(5,439)	(186)	-	(41,724)
Balance at end of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884

2010
Balance at beginning of period	$41,259	$18,434	$6,404	$754	$14,866	$81,717
Additions (deductions)
Provision for loan losses	17,716	23,316	6,616	(296)	(587)	46,765
Recoveries credited to allowance	969	1,155	1,475	13	-	3,612
Loans charged against the allowance	(36,108)	(20,263)	(7,726)	(82)	-	(64,179)
Balance at end of period	$23,836	$22,642	$6,769	$389	$14,279	$67,915

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

				Payment
				Plan
	Commercial	Mortgage	Installment	Receivables	Unallocated	Total
	(In thousands)
2012
Allowance for loan losses:
Individually evaluated for impairment	$6,558	$12,869	$1,582	$-	$-	$21,009
Collectively evaluated for impairment	4,844	8,578	1,796	144	7,904	23,266
Total ending allowance balance	$11,402	$21,447	$3,378	$144	$7,904	$44,275

Loans
Individually evaluated for impairment	$55,634	$88,028	$7,505	$-		$151,167
Collectively evaluated for impairment	563,316	441,703	183,090	84,692		1,272,801
Total loans recorded investment	618,950	529,731	190,595	84,692		1,423,968
Accrued interest included in recorded investment	1,692	2,391	746	-		4,829
Total loans	$617,258	$527,340	$189,849	$84,692		$1,419,139

2011
Allowance for loan losses:
Individually evaluated for impairment	$10,252	$10,285	$1,762	$-	$-	$22,299
Collectively evaluated for impairment	7,931	12,600	4,384	197	11,473	36,585
Total ending allowance balance	$18,183	$22,885	$6,146	$197	$11,473	$58,884

Loans
Individually evaluated for impairment	$58,674	$93,702	$7,554	$-		$159,930
Collectively evaluated for impairment	594,665	499,919	212,907	115,018		1,422,509
Total loans recorded investment	653,339	593,621	220,461	115,018		1,582,439
Accrued interest included in recorded investment	2,184	2,745	902	-		5,831
Total loans	$651,155	$590,876	$219,559	$115,018		$1,576,608
Non-performing loans at December 31 follows:

	2012	2011
	(In thousands)
Non-accrual loans	$32,929	$59,309
Loans 90 days or more past due and still accruing interest	7	574
Total non-performing loans	$32,936	$59,883

Non performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $2.3 million, $3.2 million, and $5.0 million of interest income would have been recognized in 2012, 2011 and 2010, respectively. Interest income recorded on these loans was approximately $0.1 million in each of the years ended 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Non performing loans by class as of December 31 follows:

	90+ and		Total Non-
	Still	Non-	Performing
	Accruing	Accrual	Loans
	(In thousands)
2012
Commercial
Income producing - real estate	$-	$5,611	$5,611
Land, land development and construction - real estate	-	4,062	4,062
Commercial and industrial	-	5,080	5,080
Mortgage
1-4 family	7	9,654	9,661
Resort lending	-	4,861	4,861
Home equity line of credit - 1st lien	-	529	529
Home equity line of credit - 2nd lien	-	685	685
Installment
Home equity installment - 1st lien	-	1,278	1,278
Home equity installment - 2nd lien	-	675	675
Loans not secured by real estate	-	390	390
Other	-	-	-
Payment plan receivables
Full refund	-	57	57
Partial refund	-	38	38
Other	-	9	9
Total recorded investment	$7	$32,929	$32,936
Accrued interest included in recorded investment	$-	$-	$-
2011
Commercial
Income producing - real estate	$490	$13,788	$14,278
Land, land development and construction - real estate	43	6,990	7,033
Commercial and industrial	-	7,984	7,984
Mortgage
1-4 family	54	15,929	15,983
Resort lending	-	8,819	8,819
Home equity line of credit - 1st lien	-	523	523
Home equity line of credit - 2nd lien	-	889	889
Installment
Home equity installment - 1st lien	-	1,542	1,542
Home equity installment - 2nd lien	-	1,023	1,023
Loans not secured by real estate	-	880	880
Other	-	4	4
Payment plan receivables
Full refund	-	491	491
Partial refund	-	424	424
Other	-	23	23
Total recorded investment	$587	$59,309	$59,896
Accrued interest included in recorded investment	$13	$-	$13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not	Total
	30-59 days	60-89 days	90+ days	Total	Past Due	Loans
	(In thousands)
2012
Commercial
Income producing - real estate	$3,734	$609	$2,826	$7,169	$215,623	$222,792
Land, land development and construction - real estate	336	-	1,176	1,512	41,750	43,262
Commercial and industrial	2,522	654	1,913	5,089	347,807	352,896
Mortgage
1-4 family	4,429	1,115	9,661	15,205	279,132	294,337
Resort lending	748	370	4,861	5,979	164,414	170,393
Home equity line of credit - 1st lien	453	51	529	1,033	18,003	19,036
Home equity line of credit - 2nd lien	442	32	685	1,159	44,806	45,965
Installment
Home equity installment - 1st lien	599	140	1,278	2,017	30,368	32,385
Home equity installment - 2nd lien	430	125	675	1,230	38,956	40,186
Loans not secured by real estate	899	259	390	1,548	113,751	115,299
Other	24	12	-	36	2,689	2,725
Payment plan receivables
Full refund	2,249	552	57	2,858	77,335	80,193
Partial refund	112	46	38	196	4,119	4,315
Other	3	6	9	18	166	184
Total recorded investment	$16,980	$3,971	$24,098	$45,049	$1,378,919	$1,423,968
Accrued interest included in recorded investment	$146	$43	$-	$189	$4,640	$4,829

2011
Commercial
Income producing - real estate	$1,701	$937	$6,408	$9,046	$264,620	$273,666
Land, land development and construction - real estate	487	66	2,720	3,273	51,453	54,726
Commercial and industrial	1,861	1,132	3,516	6,509	318,438	324,947
Mortgage
1-4 family	3,507	1,418	15,983	20,908	294,771	315,679
Resort lending	2,129	932	8,819	11,880	184,943	196,823
Home equity line of credit - 1st lien	96	196	523	815	24,705	25,520
Home equity line of credit - 2nd lien	506	159	889	1,554	54,045	55,599
Installment
Home equity installment - 1st lien	757	264	1,542	2,563	41,239	43,802
Home equity installment - 2nd lien	676	365	1,023	2,064	51,224	53,288
Loans not secured by real estate	1,173	463	880	2,516	117,661	120,177
Other	36	10	4	50	3,144	3,194
Payment plan receivables
Full refund	2,943	951	491	4,385	99,284	103,669
Partial refund	380	200	424	1,004	9,918	10,922
Other	23	24	23	70	357	427
Total recorded investment	$16,275	$7,117	$43,245	$66,637	$1,515,802	$1,582,439
Accrued interest included in recorded investment	$160	$105	$13	$278	$5,553	$5,831

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans are as follows:

	2012	2011
	(In thousands)
Impaired loans with no allocated allowance
TDR	$25,501	$26,945
Non - TDR	418	423
Impaired loans with an allocated allowance
TDR - allowance based on collateral	16,231	20,142
TDR - allowance based on present value cash flow	101,931	98,130
Non - TDR - allowance based on collateral	6,580	13,773
Non - TDR - allowance based on present value cash flow	-	-
Total impaired loans	$150,661	$159,413

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$5,060	$6,004
TDR - allowance based on present value cash flow	14,462	12,048
Non - TDR - allowance based on collateral	1,487	4,247
Non - TDR - allowance based on present value cash flow	-	-
Total amount of allowance for loan losses allocated	$21,009	$22,299

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans by class as of December 31 are as follows (1):

	2012			2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$4,050	$4,672	$-	$4,626	$6,386	$-
Land, land development & construction-real estate	3,304	3,294	-	219	243	-
Commercial and industrial	2,611	2,592	-	3,593	3,677	-
Mortgage
1-4 family	5,666	7,921	-	6,975	9,242	-
Resort lending	5,383	5,539	-	7,156	7,680	-
Home equity line of credit - 1st lien	15	31	-	-	-	-
Home equity line of credit - 2nd lien	43	118	-	134	211	-
Installment
Home equity installment - 1st lien	2,027	2,219	-	2,100	2,196	-
Home equity installment - 2nd lien	2,278	2,278	-	1,987	1,987	-
Loans not secured by real estate	610	681	-	637	688	-
Other	20	20	-	24	24	-
	26,007	29,365	-	27,451	32,334	-
With an allowance recorded:
Commercial
Income producing - real estate	20,628	24,250	1,822	22,781	29,400	3,642
Land, land development & construction-real estate	8,808	11,971	1,986	12,362	14,055	3,633
Commercial and industrial	16,233	18,564	2,750	15,093	18,357	2,977
Mortgage
1-4 family	58,494	60,497	8,518	61,214	63,464	7,716
Resort lending	18,380	18,621	4,321	18,159	19,351	2,534
Home equity line of credit - 1st lien	47	46	30	64	73	35
Home equity line of credit - 2nd lien	-	-	-	-	-	-
Installment
Home equity installment - 1st lien	1,215	1,240	610	1,232	1,293	660
Home equity installment - 2nd lien	1,161	1,174	930	1,421	1,458	1,062
Loans not secured by real estate	194	194	42	153	156	40
Other	-	-	-	-	-	-
	125,160	136,557	21,009	132,479	147,607	22,299
Total
Commercial
Income producing - real estate	24,678	28,922	1,822	27,407	35,786	3,642
Land, land development & construction-real estate	12,112	15,265	1,986	12,581	14,298	3,633
Commercial and industrial	18,844	21,156	2,750	18,686	22,034	2,977
Mortgage
1-4 family	64,160	68,418	8,518	68,189	72,706	7,716
Resort lending	23,763	24,160	4,321	25,315	27,031	2,534
Home equity line of credit - 1st lien	62	77	30	64	73	35
Home equity line of credit - 2nd lien	43	118	-	134	211	-
Installment
Home equity installment - 1st lien	3,242	3,459	610	3,332	3,489	660
Home equity installment - 2nd lien	3,439	3,452	930	3,408	3,445	1,062
Loans not secured by real estate	804	875	42	790	844	40
Other	20	20	-	24	24	-
Total	$151,167	$165,922	$21,009	$159,930	$179,941	$22,299

Accrued interest included in recorded investment	$506			$517

(1)	There were no impaired payment plan receivables at December 31, 2012 or 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Average recorded investment in and interest income earned on impaired loans by class for the years ended December 31 follows:

	2012		2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$2,981	$166	$3,170	$170
Land, land development & construction-real estate	2,549	150	613	35
Commercial and industrial	3,526	246	2,874	70
Mortgage
1-4 family	6,952	239	8,566	299
Resort lending	6,148	220	7,751	330
Home equity line of credit - 1st lien	10	-	-	-
Home equity line of credit - 2nd lien	62	3	118	4
Installment
Home equity installment - 1st lien	1,961	97	1,955	96
Home equity installment - 2nd lien	2,093	111	2,014	93
Loans not secured by real estate	549	30	598	31
Other	22	2	15	2
	26,853	1,264	27,674	1,130
With an allowance recorded:
Commercial
Income producing - real estate	23,508	571	18,812	117
Land, land development & construction-real estate	10,305	183	9,828	114
Commercial and industrial	17,828	467	11,501	352
Mortgage
1-4 family	59,533	2,613	62,811	2,692
Resort lending	18,360	780	21,750	734
Home equity line of credit - 1st lien	55	2	32	2
Home equity line of credit - 2nd lien	19	-	9	-
Installment
Home equity installment - 1st lien	1,432	50	1,408	60
Home equity installment - 2nd lien	1,325	51	1,466	66
Loans not secured by real estate	221	10	168	6
Other	-	-	-	-
	132,586	4,727	127,785	4,143
Total
Commercial
Income producing - real estate	26,489	737	21,982	287
Land, land development & construction-real estate	12,854	333	10,441	149
Commercial and industrial	21,354	713	14,375	422
Mortgage
1-4 family	66,485	2,852	71,377	2,991
Resort lending	24,508	1,000	29,501	1,064
Home equity line of credit - 1st lien	65	2	32	2
Home equity line of credit - 2nd lien	81	3	127	4
Installment
Home equity installment - 1st lien	3,393	147	3,363	156
Home equity installment - 2nd lien	3,418	162	3,480	159
Loans not secured by real estate	770	40	766	37
Other	22	2	15	2
Total	$159,439	$5,991	$155,459	$5,273

(1)	There were no impaired payment plan receivables during the years ending December 31, 2012 and 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our average investment in impaired loans was approximately $159.4 million, $155.5 million and $168.0 million in 2012, 2011 and 2010, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $6.0 million, $5.3 million and $5.7 million in 2012, 2011 and 2010, respectively of which the majority of these amounts were received in cash.

Troubled debt restructurings at December 31 follow:

	2012
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$40,753	$85,977		$126,730
Non-performing TDR's(1)	7,756	9,177	(2)	16,933
Total	$48,509	$95,154		$143,663

	2011
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$29,799	$86,770		$116,569
Non-performing TDR's(1)	14,567	14,081	(2)	28,648
Total	$44,366	$100,851		$145,217

(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $19.5 million and $18.1 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2012 and 2011, respectively. We have committed to lend additional amounts totaling up to $0.02 million and zero as of December 31, 2012 and 2011, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ending December 31, 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 9 months to 60 months but have extended to as much as 480 months in certain circumstances. Modifications involving an extension of the maturity date have generally been for periods ranging from 1 month to 60 months but have extended to as much as 472 months in certain circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Loans that have been classified as troubled debt restructurings during the years ended December 31 follows:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
2012	(Dollars in thousands)
Commercial
Income producing - real estate	20	$9,464	$8,568
Land, land development & construction-real estate	9	4,800	4,858
Commercial and industrial	50	9,951	7,905
Mortgage
1-4 family	66	8,900	8,488
Resort lending	31	7,750	7,514
Home equity line of credit - 1st lien	1	15	-
Home equity line of credit - 2nd lien	-	-	-
Installment
Home equity installment - 1st lien	18	666	632
Home equity installment - 2nd lien	24	784	768
Loans not secured by real estate	13	325	304
Other	-	-	-
Total	232	$42,655	$39,037

2011
Commercial
Income producing - real estate	42	$21,061	$17,679
Land, land development & construction-real estate	20	10,801	7,464
Commercial and industrial	64	11,133	10,649
Mortgage
1-4 family	73	9,933	9,423
Resort lending	33	8,893	8,749
Home equity line of credit - 1st lien	2	69	64
Home equity line of credit - 2nd lien	1	23	18
Installment
Home equity installment - 1st lien	21	678	618
Home equity installment - 2nd lien	16	535	514
Loans not secured by real estate	26	455	442
Other	-	-	-
Total	298	$63,581	$55,620

The troubled debt restructurings described above increased the allowance for loan losses by $1.6 million and $3.4 million during the years ended December 31, 2012 and 2011, respectively and resulted in charge offs of $1.0 million and $4.7 million during the years ended December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
2012	(Dollars in thousands)
Commercial
Income producing - real estate	2	$827
Land, land development & construction-real estate	-	-
Commercial and industrial	5	230
Mortgage
1-4 family	2	148
Resort lending	4	887
Home equity line of credit - 1st lien	-	-
Home equity line of credit - 2nd lien	-	-
Installment
Home equity installment - 1st lien	2	234
Home equity installment - 2nd lien	1	20
Loans not secured by real estate	-	-
Other	-	-
	16	$2,346

2011
Commercial
Income producing - real estate	7	$3,604
Land, land development & construction-real estate	4	3,036
Commercial and industrial	2	492
Mortgage
1-4 family	10	1,191
Resort lending	6	1,311
Home equity line of credit - 1st lien	-	-
Home equity line of credit - 2nd lien	-	-
Installment
Home equity installment - 1st lien	1	19
Home equity installment - 2nd lien	5	301
Loans not secured by real estate	-	-
Other	-	-
	35	$9,954

A loan is considered to be in payment default generally once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0.3 million and $1.9 million during the years ended December 31, 2012 and 2011, respectively and resulted in charge offs of $0.8 million and $1.8 million during the years ended December 31, 2012 and 2011, respectively.

The terms of certain other loans were modified during the years ending December 31, 2012 and 2011 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
			Substandard	Non-
	Non-watch	Watch	Accrual	Accrual
	1-6	7-8	9	10-11	Total
	(In thousands)
2012
Income producing - real estate	$183,530	$27,096	$6,555	$5,611	$222,792
Land, land development and construction - real estate	32,784	3,457	2,959	4,062	43,262
Commercial and industrial	307,566	26,954	13,296	5,080	352,896
Total	$523,880	$57,507	$22,810	$14,753	$618,950
Accrued interest included in total	$1,417	$163	$112	$-	$1,692

2011
Income producing - real estate	$201,655	$52,438	$5,785	$13,788	$273,666
Land, land development and construction - real estate	33,515	9,421	4,800	6,990	54,726
Commercial and industrial	275,245	27,783	13,935	7,984	324,947
Total	$510,415	$89,642	$24,520	$28,762	$653,339
Accrued interest included in total	$1,677	$381	$126	$-	$2,184

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated at least annually. The following table summarizes credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
			Home	Home
		Resort	Equity	Equity
	1-4 Family	Lending	1st Lien	2nd Lien	Total
	(In thousands)
2012
800 and above	$19,638	$15,430	$3,031	$5,515	$43,614
750-799	62,419	67,094	4,758	12,783	147,054
700-749	59,594	41,860	3,293	9,177	113,924
650-699	57,584	17,685	2,309	7,987	85,565
600-649	31,465	12,317	3,311	4,775	51,868
550-599	27,739	7,887	964	2,754	39,344
500-549	20,243	1,212	656	1,997	24,108
Under 500	9,470	1,637	456	789	12,352
Unknown	6,185	5,271	258	188	11,902
Total	$294,337	$170,393	$19,036	$45,965	$529,731
Accrued interest included in total	$1,319	$750	$91	$231	$2,391

2011
800 and above	$26,509	$17,345	$4,062	$6,317	$54,233
750-799	63,746	76,381	8,058	16,892	165,077
700-749	55,047	53,210	4,280	12,131	124,668
650-699	54,579	21,579	2,854	7,909	86,921
600-649	40,977	12,750	2,485	5,066	61,278
550-599	29,732	10,698	1,547	3,466	45,443
500-549	28,573	3,716	1,615	2,758	36,662
Under 500	12,434	565	539	886	14,424
Unknown	4,082	579	80	174	4,915
Total	$315,679	$196,823	$25,520	$55,599	$593,621
Accrued interest included in total	$1,404	$928	$123	$290	$2,745

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Installment(1)
	Home	Home	Loans not
	Equity	Equity	Secured by
	1st Lien	2nd Lien	Real Estate	Other	Total
	(In thousands)
2012
800 and above	$3,909	$3,265	$19,293	$38	$26,505
750-799	7,394	11,300	43,740	462	62,896
700-749	4,884	8,826	24,267	786	38,763
650-699	5,925	7,164	13,758	710	27,557
600-649	4,360	4,214	6,442	367	15,383
550-599	3,226	2,716	3,428	188	9,558
500-549	1,722	1,403	2,154	114	5,393
Under 500	760	1,195	895	42	2,892
Unknown	205	103	1,322	18	1,648
Total	$32,385	$40,186	$115,299	$2,725	$190,595
Accrued interest included in total	$137	$157	$429	$23	$746

2011
800 and above	$5,466	$5,047	$18,245	$70	$28,828
750-799	11,651	16,475	41,501	572	70,199
700-749	6,899	10,693	23,174	883	41,649
650-699	7,144	8,407	15,646	673	31,870
600-649	4,943	5,412	7,599	434	18,388
550-599	3,435	3,221	4,573	270	11,499
500-549	3,021	3,145	3,011	183	9,360
Under 500	1,160	854	1,391	50	3,455
Unknown	83	34	5,037	59	5,213
Total	$43,802	$53,288	$120,177	$3,194	$220,461
Accrued interest included in total	$176	$208	$489	$29	$902

(1)	Credit scores have been updated within the last twelve months.

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. See note #11 for more information about Mepco’s business. As of December 31, 2012, approximately 94.7% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 5.1% of Mepco’s outstanding payment plan receivables as of December 31, 2012, relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group that has any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor credit ratings of the counterparties as we evaluate the credit quality of this portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Although Mepco has contractual recourse against various counterparties for refunds owing upon cancellation of vehicle service contracts, please see note #11 regarding certain risks and difficulties associated with collecting these refunds.

The following table summarizes credit ratings by class of payment plan receivable at December 31:

	Payment Plan Receivables
	Full	Partial
	Refund	Refund	Other	Total
	(In thousands)
2012
AM Best rating
A+	$-	$-	$110	$110
A	24,825	3,916	-	28,741
A-	19,310	399	-	19,709
B+	56	-	-	56
B	-	-	-	-
Not rated	36,002	-	74	36,076
Total	$80,193	$4,315	$184	$84,692

2011
AM Best rating
A+	$-	$118	$7	$125
A	32,461	165	269	32,895
A-	27,056	10,639	-	37,695
B+	1,390	-	-	1,390
B	-	-	-	-
Not rated	42,762	-	151	42,913
Total	$103,669	$10,922	$427	$115,018

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2012	2011
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$948,588	$895,510
Freddie Mac	805,447	882,401
Other	123	154
Total	$1,754,158	$1,778,065

Custodial escrow balances maintained in connection with mortgage loans serviced for others totaled $31.2 million and $26.5 million, at December 31, 2012 and 2011, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$11,229	$14,661	$15,273
Originated servicing rights capitalized	4,006	2,967	4,158
Amortization	(4,679)	(3,065)	(3,862)
Change in valuation allowance	457	(3,334)	(908)
Balance at end of year	$11,013	$11,229	$14,661
Valuation allowance	$6,087	$6,544	$3,210
Loans sold and serviced that have had servicing rights capitalized	$1,751,960	$1,774,952	$1,764,317

The fair value of capitalized mortgage loan servicing rights was $11.4 million and $11.5 million at December 31, 2012 and 2011, respectively. Fair value was determined using an average coupon rate of 4.81%, average servicing fee of 0.254%, average discount rate of 11.02% and an average PSA rate of 250 for December 31, 2012; and an average coupon rate of 5.20%, average servicing fee of 0.256%, average discount rate of 10.65% and an average PSA rate of 278 for December 31, 2011.

NOTE 5 – OTHER REAL ESTATE OWNED

During 2012 and 2011 we foreclosed on certain loans secured by real estate and transferred approximately $14.3 million and $18.6 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2012 and 2011 we sold other real estate with book balances of approximately $18.2 million and $17.7 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the Consolidated Statements of Operations.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$14,655	$10,876	$6,498
Additions charged to expense	3,769	6,563	6,883
Direct write-downs upon sale	(12,466)	(2,784)	(2,505)
Balance at end of year	$5,958	$14,655	$10,876

Other real estate and repossessed assets totaling $26.1 million and $34.0 million at December 31, 2012 and 2011, respectively are presented net of valuation allowance.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2012	2011
	(In thousands)
Land	$14,614	$19,250
Buildings	56,835	70,168
Equipment	72,378	78,269
	143,827	167,687
Accumulated depreciation and amortization	(96,811)	(105,139)
Property and equipment, net	$47,016	$62,548

Depreciation expense was $7.6 million, $8.4 million and $8.7 million in 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2012		2011
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets - core deposits	$23,703	$19,728	$31,326	$23,717

Intangible amortization expense was $1.1 million, $1.4 million and $1.3 million in 2012, 2011 and 2010, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2012, follows:

(In thousands)

2013	$813
2014	536
2015	347
2016	347
2017	346
2018 and thereafter	1,586
Total	$3,975

On December 7, 2012 we sold 21 branches to another financial institution (see note #27). The branches sold included six branch locations in the Battle Creek, Michigan market area and 15 branch locations in Northeast Michigan. As a result of this branch sale $7.6 million gross carrying amount and $5.1 million accumulated amortization (net recorded balance of $2.6 million) of intangible assets related to customers and deposits associated with these 21 branches were recorded as a reduction to the net gain on branch sale in our Consolidated Statement of Operations.

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2012	2011	2010
	(In thousands)
Savings and interest bearing checking	$1,830	$2,263	$2,829
Time deposits under $100,000	4,838	10,349	22,204
Time deposits of $100,000 or more	2,245	2,645	3,131
Total	$8,913	$15,257	$28,164

Aggregate time deposits in denominations of $100,000 or more amounted to $146.4 million and $188.6 million at December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of the maturity of time deposits at December 31, 2012, follows:

(In thousands)

2013	$285,433
2014	74,529
2015	27,054
2016	19,986
2017	11,183
2018 and thereafter	743
Total	$418,928

Time deposits acquired through broker relationships totaled $14.6 million and $13.8 million at December 31, 2012 and 2011, respectively.

Reciprocal deposits totaled $33.2 million and $28.5 million at December 31, 2012 and 2011, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2012	2011
	(In thousands)
Demand	$545	$-
Money market	700	-
Time	31,997	28,508
Total	$33,242	$28,508

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2012	2011
	(In thousands)
Advances from the Federal Home Loan Bank	$17,622	$33,384
Other	3	3
Total	$17,625	$33,387

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 136% to 200%, respectively of outstanding advances, as well as certain agency mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2012, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $156.7 million. Interest expense on advances amounted to $1.2 million, $1.4 million and $1.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. During 2012, 2011 and 2010 FHLB advances totaling $3.0 million, $33.0 million and $25.0 million, respectively were terminated with no realized gain or loss.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2012, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2012		2011
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2012			$12,354	0.50%
2014	$4,240	5.73%	4,240	5.73
2016	2,413	6.55	2,505	6.55
2017	1,429	7.04	1,478	7.04
2018 and thereafter	9,540	6.53	9,807	6.53
Total fixed-rate advances	17,622	6.38	30,384	3.99

Variable-rate advances - 2014	-		3,000	0.51
Total advances	$17,622	6.38%	$33,384	3.68%

A summary of repayments of FHLB Advances at December 31, 2012, follows:

(In thousands)

2013	$441
2014	4,717
2015	515
2016	2,521
2017	1,587
2018 and thereafter	7,841
Total	$17,622

We had no repurchase agreements outstanding at December 31, 2012 or 2011. Repurchase agreements averaged $30.7 million during 2010. These securities were being held by the counterparty to the repurchase agreement. The maximum amount outstanding at any month end during 2010 was $35.0 million. Interest expense on repurchase agreements totaled $1.4 million for the year ended 2010. No repurchase agreements were prepaid during 2010.

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2012, 2011 or 2010. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $9.5 million at December 31, 2012. Collateral for FRB borrowings are certain securities available for sale.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $365.5 million at December 31, 2012.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $47.7 million and $38.2 million at December 31, 2012 and 2011, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Summary information regarding subordinated debentures as of December 31 follows:

		2012
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

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2012 follow:

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities and continued to defer these distributions through December 31, 2012. The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. While we defer the payment of interest, we will continue to accrue the interest expense owed at the applicable interest rate. Upon the expiration of the deferral, all accrued and unpaid interest is due and payable. At December 31, 2012 and 2011 we had $6.6 million and $4.4 million of accrued and unpaid interest. We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. Issuance costs have been capitalized and are being amortized on a straight-line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the Consolidated Statements of Operations.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2012	2011
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$144,890	$139,183
Standby letters of credit	4,568	11,188

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 2.5% to 6.3% and mature through 2015.

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.4 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages and involve claims for which, at this point, we believe have little to no merit, this maximum amount may change in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

Our Mepco segment conducts its payment plan business activities across the United States. Mepco acquires the payment plans from companies (which we refer to as Mepco’s “counterparties”) at a discount from the face amount of the payment plan. Each payment plan (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permits a consumer to purchase a vehicle service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco thereafter collects the payments from consumers. In acquiring the payment plan, Mepco generally funds a portion of the cost to the seller of the service contract and a portion of the cost to the administrator of the service contract. The administrator, in turn, pays the necessary contractual liability insurance policy (“CLIP”) premium to the insurer or risk retention group.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. At December 31, 2012, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingencies expense, totaled $18.4 million. This compares to a balance of $29.3 million at December 31, 2011. The decline in such receivables during 2012 is due primarily to the receipt (in September 2012) of assets (cash and real estate) from the bankruptcy estate of a former counterparty. Mepco is currently in the process of working to recover the remaining balance of the receivables, including through liquidation of collateral and litigation against counterparties.

In some cases, Mepco requires collateral or guaranties by the principals of the counterparties to secure these refund obligations; however, this is generally only the case when no rated insurance company is involved to guarantee the repayment obligation of the seller and administrator counterparties. In most cases, there is no collateral to secure the counterparties’ refund obligations to Mepco, but Mepco has the contractual right to offset unpaid refund obligations against amounts Mepco would otherwise be obligated to fund to the counterparties. In addition, even when collateral is involved, the refund obligations of these counterparties are not fully secured. Mepco incurs losses when it is unable to fully recover funds owing to it by counterparties upon cancellation of the underlying service contracts. The sudden failure of one of Mepco’s major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. Mepco has had to initiate litigation against certain counterparties, including one of the third party insurers, to collect amounts owed to Mepco as a result of those parties' dispute of their contractual obligations to Mepco. For 2012, 2011 and 2010 non-interest expenses include $1.6 million, $11.0 million, and $18.6 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

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

An analysis of our vehicle service contract counterparty receivable, net follows:

	2012	2011	2010
	(In thousands)
Balance at beginning of year, net of reserve	$29,298	$37,270	$5,419
Transfers in from payment plan receivables	1,469	8,874	77,457
Reserves established and charge-offs recorded to expense	(1,629)	(11,048)	(18,633)
Transferred to (from) contingency reserves	(108)	(1,015)	(11,110)
Cash received	(7,413)	(1,613)	(15,863)
Collateral received (other real estate and repossessed assets) in partial satisfaction of debt	(3,168)	(3,170)	-
Balance at end of year, net of reserve	$18,449	$29,298	$37,270

Reserve at end of year	$2,000	$32,450	$24,600

An analysis of our vehicle service contract counterparty reserve follows:

	2012	2011	2010
	(In thousands)
Balance at beginning of year	$32,570	$25,735	$22,100
Additions charged to expense	1,629	11,048	18,633
Charge-offs	(32,187)	(4,213)	(14,998)
Balance at end of year	$2,012	$32,570	$25,735

Reserves recorded in VSC counterparty receivables, net	$2,000	$32,450	$24,600
Reserves recorded in other liabilities	12	120	1,135
Total at end of year	$2,012	$32,570	$25,735

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME (LOSS) PER COMMON SHARE

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

With the exception of being convertible into shares of our common stock, the terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock that was exchanged. The Series B Preferred Stock qualifies as Tier 1 regulatory capital and pays cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and at a rate of 9% per annum thereafter. The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, have the right to elect two additional directors at our next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid. Beginning in December of 2009, we suspended payment of quarterly dividends. The cash dividends payable to the UST amount to approximately $4.3 million per year until December of 2013, at which time they would increase to approximately $7.7 million per year. Accrued and unpaid dividends were $10.7 million ($144 per share) at December 31, 2012. Because we have deferred dividends on the Series B Preferred Stock for at least six quarterly dividend periods, the UST currently has the right to elect two directors to our board. At this time, in lieu of electing such directors, the UST requested us to allow (and we have allowed) an observer to attend our Board of Directors meetings beginning in the third quarter of 2011. The UST continues to retain the right to elect two directors as described above.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

If converted by the holder or by us pursuant to either of the above-described conversion rights, each share of Series B Preferred Stock (liquidation amount of $1,000 per share) will convert into a number of shares of our common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $7.234, which was the market price of our common stock at the time the exchange agreement was signed (as such market price was determined pursuant to the terms of the Series B Preferred Stock), referred to as the “conversion rate.” This conversion rate is subject to certain anti-dilution adjustments that may result in a greater number of shares being issued to the holder of the Series B Preferred Stock. If converted by the holder or by us pursuant to either of the above-described conversion rights, as of December 31, 2012, the Series B Preferred Stock and accrued and unpaid dividends would have been convertible into approximately 10.7 million shares of our common stock.

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

At the time any Series B Preferred Stock are converted into our common stock, we will be required to pay all accrued and unpaid dividends on the Series B Preferred Stock being converted in cash or, at our option, in shares of our common stock, in which case the number of shares to be issued will be equal to the amount of accrued and unpaid dividends to be paid in common stock divided by the market value of our common stock at the time of conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock). Accrued and unpaid dividends on the Series B Preferred Stock totaled $10.7 million (approximately $144 per share of Series B Preferred Stock) and $6.6 million (approximately $89 per share of Series B Preferred Stock) at December 31, 2012 and 2011, respectively. These amounts are recorded in Convertible Preferred Stock on the Consolidated Statements of Financial Condition.

The maximum number of shares of our common stock that may be issued upon conversion of all shares of the Series B Preferred Stock and any accrued dividends on Series B Preferred Stock is 14.4 million, unless we receive shareholder approval to issue a greater number of shares.

The Series B Preferred Stock may be redeemed by us, subject to the approval of the Board of Governors of the Federal Reserve System, at any time, in an amount up to the cash proceeds (minimum of approximately $18.6 million) from qualifying equity offerings of common stock (plus any net increase to our retained earnings after the original issue date). If we exercise this right to redeem the Series B Preferred Stock, the redemption price will be the greater of (a) the $1,000 liquidation amount per share plus any accrued and unpaid dividends and (b) the product of the applicable Conversion Rate (as described above) and the average of the market prices per share of our common stock (as such market price is determined pursuant to the terms of the Series B Preferred Stock) over a 20 trading day period beginning on the trading day immediately after we give notice of redemption to the holder (plus any accrued and unpaid dividends). In any redemption, we must redeem at least 25% of the number of Series B Preferred Stock shares originally issued to the UST, unless fewer of such shares are then outstanding (in which case all of the Series B Preferred Stock must be redeemed). In addition to the terms of the Series B Preferred Stock discussed above, the UST updated its Frequently Asked Questions regarding the Capital Purchase Program (“CPP”) as of March 1, 2012 to permit any CPP participant to repay its investment, in part, subject to a minimum repayment of the greater of (i) 5% of the aggregate liquidation amount of the preferred stock issued to the UST or (ii) $100,000. Under this updated guidance, we could repay a minimum of approximately $3.7 million, subject to the approval of the Board of Governors of the Federal Reserve System, in a partial redemption of the Series B Preferred Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of shares of our common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We have the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price is at a 5% discount to the market price of our common stock at the time of the draw (as such market price is determined pursuant to the terms of the Investment Agreement). Through 2012, we have sold a total of 1.230 million shares (0.453 million shares, 0.433 million shares and 0.345 million shares during 2012, 2011 and 2010, respectively) of our common stock to Dutchess under this equity line for total net proceeds of approximately $3.2 million. At the present time, we have shareholder approval to sell approximately 2.8 million additional shares under this equity line. Based on our closing stock price on December 31, 2012, additional funds available under the Investment Agreement totaled approximately $9.7 million at December 31, 2012.

On November 15, 2011, we entered into a Tax Benefits Preservation Plan (the "Preservation Plan") with our stock transfer agent, American Stock Transfer & Trust Company. Our Board of Directors adopted the Preservation Plan in an effort to protect the value to our shareholders of our ability to use deferred tax assets such as net operating loss carry forwards to reduce potential future federal income tax obligations. Under federal tax rules, this value could be lost in the event we experienced an "ownership change," as defined in Section 382 of the federal Internal Revenue Code. The Preservation Plan attempts to protect this value by reducing the likelihood that we will experience such an ownership change by discouraging any person who is not already a 5% shareholder from becoming a 5% shareholder (with certain limited exceptions).

On November 15, 2011, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of our common stock under the terms of the Preservation Plan. The dividend is payable to the holders of common stock outstanding as of the close of business on November 15, 2011 or outstanding at any time thereafter but before the earlier of a "Distribution Date" and the date the Preservation Plan terminates. Each Right entitles the registered holder to purchase from us 1/1000 of a share of our Series C Junior Participating Preferred Stock, no par value per share ("Series C Preferred Stock"). Each 1/1000 of a share of Series C Preferred Stock has economic and voting terms similar to those of one whole share of common stock. The Rights are not exercisable and generally do not become exercisable until a person or group has acquired, subject to certain exceptions and conditions, beneficial ownership of 4.99% or more of the outstanding shares of common stock. At that time, each Right will generally entitle its holder to purchase securities of the Company at a discount of 50% to the current market price of the common stock. However, the Rights owned by the person acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock would automatically be void. The significant dilution that would result is expected to deter any person from acquiring beneficial ownership of 4.99% or more and thereby triggering the Rights.

To date, none of the Rights have been exercised or have become exercisable because no unpermitted 4.99% or more change in the beneficial ownership of the outstanding common stock has occurred. The Rights will generally expire on the earlier to occur of the close of business on November 15, 2016 and certain other events described in the Preservation Plan, including such date as our Board of Directors determines that the Preservation Plan is no longer necessary for its intended purposes.

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

A reconciliation of basic and diluted net income (loss) per common share for the years ended December 31 follows:

	2012	2011	2010
	(In thousands, except per share
	amounts)

Net income (loss) applicable to common stock	$21,851	$(24,357)	$(20,804)
Convertible preferred stock dividends	4,347	-	-
Net income (loss) applicable to common stock for calculation of diluted earnings per share (1) (2)	$26,198	$(24,357)	$(20,804)

Weighted average shares outstanding	8,709	8,277	5,090
Effect of convertible preferred stock	23,892	61,281	36,371
Restricted stock units	216	122	-
Stock units for deferred compensation plan for non-employee directors	66	7	7
Effect of stock options	2	-	-
Weighted average shares outstanding for calculation of diluted earnings per share (1)	32,885	69,687	41,468

Net income (loss) per common share
Basic (2)	$2.51	$(2.94)	$(4.09)
Diluted	$0.80	$(2.94)	$(4.09)

(1)
For any period in which a loss is recorded, dividends on convertible preferred stock are not added back in the diluted per common share calculation. For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the net loss per common share and thus are ignored in the diluted per common share calculation.

(2)	Basic net income (loss) per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income (loss) per common share because they were anti-dilutive totaled 0.1 million, 0.1 million and 0.1 million for 2012, 2011 and 2010, respectively. The warrant to purchase 346,154 shares of our common stock was also not considered in computing the diluted income (loss) per common share in 2012, 2011 and 2010 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2012	2011	2010
	(In thousands)
Current	$-	$(413)	$(57)
Deferred	-	(646)	(1,533)
Establishment of valuation allowance	-	847	-
Income tax benefit	$-	$(212)	$(1,590)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The deferred income tax benefit of $0.6 million and $1.5 million during 2011 and 2010 is primarily attributed to the affects of pretax other comprehensive income (loss).

A reconciliation of income tax benefit to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to the income (loss) before income tax for the years ended December 31 follows:

	2012	2011	2010
	(In thousands)
Statutory rate applied to income (loss) before income tax	$9,169	$(7,144)	$(6,405)
Net change in valuation allowance	(8,730)	9,369	5,672
Bank owned life insurance	(568)	(657)	(671)
Tax-exempt income	(453)	(521)	(800)
Share-based compensation	258	-	-
U.S. Treasury warrant	100	(398)	(138)
Non-deductible meals, entertainment and memberships	55	50	36
Trust preferred securities exchange costs	-	-	352
Other, net	169	(911)	364
Income tax benefit	$-	$(212)	$(1,590)

Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income (loss). However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. In 2011 and 2010, pretax other comprehensive income of $1.8 million and $3.9 million, respectively, reduced our valuation allowance and resulted in a benefit of $0.6 million and $1.4 million being allocated to the loss from operations.

We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of our deferred tax assets is largely dependent upon future taxable income and future reversals of existing taxable temporary differences. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, we first established a valuation allowance against substantially all of our net deferred tax assets due to a number of factors, including our then declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. As a result we recorded additional valuation allowances of $9.4 million and $5.7 million during 2011 and 2010, respectively. This resulted in a valuation allowance against our entire net deferred tax asset except for, in 2010 certain state deferred tax assets at Mepco that were expected to be recovered based on Mepco’s individual earnings. However, at December 31, 2011, due to a second year of losses at Mepco and remaining uncertainty regarding certain vehicle service contract counterparty receivables, we concluded that a valuation allowance against the $0.8 million of Mepco’s deferred state tax assets was also needed. During 2012, we returned to profitability and recorded four consecutive quarters of positive earnings. Despite these improved results, at December 31, 2012, we have concluded that the valuation allowance of $65.1 million against our net deferred tax asset is still necessary. We believe additional evidence of sustained future profitability is required (particularly in light of the significant contribution of gains on mortgage loans to our 2012 results) in order to conclude that it is more likely than not that we can realize our net deferred tax asset. This valuation allowance may be reversed to income in future periods to the extent that the related deferred tax assets are realized or the valuation allowance is otherwise no longer required. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust this valuation allowance. In addition, changes in tax laws and changes in tax rates as well as our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2012	2011
	(In thousands)
Deferred tax assets
Loss carryforwards	$39,593	$25,686
Allowance for loan losses	15,502	20,616
Fixed assets	2,664	3,109
Alternative minimum tax credit carry forward	2,577	2,577
Purchase premiums, net	2,413	4,416
Valuation allowance on other real estate owned	2,085	5,129
Share based payments	817	1,006
Vehicle service contract counterparty contingency reserve	765	12,377
Unrealized loss on trading securities	591	603
Other than temporary impairment charge on securities available for sale	507	427
Deferred compensation	512	482
Loss reimbursement on sold loans reserve	501	524
Non accrual loan interest income	325	443
Unrealized loss on derivative financial instruments	259	539
Reserve for unfunded lending commitments	209	450
Unrealized loss on securities available for sale	181	1,252
Mepco claims expense	-	546
Other	162	112
Gross deferred tax assets	69,663	80,294
Valuation allowance	(65,117)	(75,199)
Total net deferred tax assets	4,546	5,095
Deferred tax liabilities
Mortgage servicing rights	3,855	3,930
Deferred loan fees	373	356
Federal Home Loan Bank stock	318	318
Unrealized gain on loans held for sale	-	491
Gross deferred tax liabilities	4,546	5,095
Net deferred tax assets	$-	$-

At December 31, 2012, we had $0.3 million of federal capital loss carryforwards that expire in 2014 and federal net operating loss (“NOL”) carryforwards of approximately $111.9 million which, if not used against taxable income, will expire as follows:

(In thousands)

2017	$3,437
2018	189
2022	194
2023	359
2029	25,467
2030	26,254
2031	17,170
2032	38,865
Total	$111,935

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The use of $4.2 million of NOL carryforwards in the total above, which were acquired through the acquisitions of two financial institutions are limited to $3.3 million per year as the result of a change in control as defined in the Internal Revenue Code. In addition, we had a minor amount of state NOL carryforwards in certain states where Mepco operates.

Changes in unrecognized tax benefits for the year ended December 31 follows:

	2012	2011	2010
	(In thousands)

Balance at beginning of year	$2,139	$2,393	$1,981
Additions based on tax positions related to the current year	15	23	445
Reductions due to the statute of limitations	(56)	(277)	(33)
Reductions due to settlements	(227)	-	-
Balance at end of year	$1,871	$2,139	$2,393

If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2012, 2011 and 2010. No amounts were accrued for interest and penalties at December 31, 2012, 2011 or 2010. At December 31, 2012, U.S. Federal tax years 2009 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.1 million shares of common stock as of December 31, 2012. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.3 million shares of common stock as of December 31, 2012. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During the first quarter of 2012 our president’s annual salary was increased by $0.03 million, effective January 1, 2012. One half of this increase is currently being paid in the form of common stock (also referred to as “salary stock”). During the first quarter of 2011, pursuant to a management transition plan, our chief executive officer’s annual salary was increased by $0.2 million effective January 1, 2011 through December 31, 2012. This increase was paid entirely in the form of salary stock. These shares were issued each pay period and vested immediately.

During the third quarter of 2012, we issued 0.22 million restricted stock units to six of our executive officers. These restricted stock units do not vest for a minimum of three years and until we repay in full our obligations related to the Troubled Asset Relief Program (“TARP”). During the first quarter of 2011, we issued 0.14 million restricted stock units to five of our executive officers. These restricted stock units do not vest for a minimum of two years and until we repay in full our obligations related to the TARP.

During 2012 and 2011, pursuant to our performance-based compensation plans we granted 0.1 million stock options in each period to certain officers, none of whom is a named executive officer. The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the Black Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Beginning in the second quarter of 2011 our directors elected to receive their quarterly cash retainer fees for the balance of 2011 and 2012 in the form of common stock (either on a current basis or on a deferred basis pursuant to the non-employee director stock purchase plan referenced above). Shares equal in value to each director’s quarterly cash retainer were issued each quarter and vested immediately. We have issued 0.21 million shares and 0.14 million shares to directors during 2012 and 2011, respectively and expensed their value during those same periods.

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

Total compensation expense recognized for stock option grants, non-vested common stock grants, restricted stock unit grants and salary stock was $0.4 million, $0.9 million and $0.5 million in 2012, 2011 and 2010, respectively. The corresponding tax benefit relating to this expense was zero for each period. Total expense recognized for non-employee director share based payments was $0.4 million in 2012 and $0.3 million in 2011. The corresponding tax benefit relating to this expense was zero for each period. No expense was incurred for non-employee director share based payments in 2010.

A summary of outstanding stock option grants and related transactions follows:

			Weighted-
			Average
		Average	Remaining	Aggregated
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
				(In thousands)
Outstanding at January 1, 2012	180,862	$7.98
Granted	116,900	2.73
Exercised	(2,335)	1.92
Forfeited	(13,999)	1.92
Expired	(5,495)	90.66
Outstanding at December 31, 2012	275,933	$4.46	8.36	$284

Vested and expected to vest at December 31, 2012	257,602	$4.60	8.29	$266
Exercisable at December 31, 2012	83,477	$9.20	6.40	$74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of outstanding non-vested stock and related transactions follows:

		Weighted-
		Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding at January 1, 2012	165,045	$17.90
Granted	221,147	2.78
Vested	(6,214)	141.85
Forfeited	(4,562)	78.23
Outstanding at December 31, 2012	375,416	$6.21

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows:

	2012	2011	2010
Expected dividend yield	0.74%	1.04%	0.33%
Risk-free interest rate	0.88	1.91	2.10
Expected life (in years)	6.00	6.00	4.60
Expected volatility	100.01%	94.72%	91.77%
Per share weighted-average grant date fair value	$2.04	$1.37	$4.97

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

At December 31, 2012, the total expected compensation cost related to non vested stock options, restricted stock and restricted stock units not yet recognized was $1.2 million. The weighted-average period over which this amount will be recognized is 2.7 years.

Certain information regarding options exercised during the periods ending December 31 follows:

	2012	2011	2010
	(In thousands)
Intrinsic value	$3	$-	$-
Cash proceeds received	$4	$-	$-
Tax benefit realized	$-	$-	$-

NOTE 15 – BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We have historically matched employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was zero in 2012, 2011 and 2010. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 3% for 2012 and zero for 2011 and 2010. Amounts expensed for these retirement plans was $1.0 million in 2012 and zero in 2011 and 2010.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $4.0 million, $1.1 million and $0.6 million, in 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.9 million, $5.0 million and $4.7 million in 2012, 2011 and 2010 respectively. These insurance programs are also available to retired employees at their own expense.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2012
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)

Cash flow hedge - pay-fixed interest-rate swap agreements	$10,000	2.0	$(739)

No hedge designation
Rate-lock mortgage loan commitments	$40,221	0.1	$1,368
Mandatory commitments to sell mortgage loans	88,325	0.1	(122)
Amended Warrant	2,504	6.0	(459)
Total	$131,050	0.2	$787

	2011
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)

Cash flow hedge - pay-fixed interest-rate swap agreements	$20,000	1.7	$(1,103)

No hedge designation
Rate-lock mortgage loan commitments	$32,689	0.1	$857
Mandatory commitments to sell mortgage loans	75,960	0.1	(606)
Amended Warrant	2,504	7.0	(174)
Total	$111,153	0.3	$77

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges currently includes one pay-fixed interest-rate swap.

Through certain special purposes entities (see note #10) we issued trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows. To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest-rate swap agreement in September, 2007. During the fourth quarter of 2009 we elected to defer payment of interest on this variable rate trust preferred security. As a result, this pay-fixed interest rate swap was transferred to a no hedge designation and the $1.6 million unrealized loss which was included as a component of accumulated other comprehensive loss at the time of the transfer was reclassified into earnings through September, 2012, which was the remaining life of this pay-fixed swap. During the second quarter of 2010 we terminated this pay-fixed swap and the unrealized loss continued to be reclassified into earnings over the remaining original life of the pay-fixed swap.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we received cash if interest rates rose above a predetermined level. As a result, we effectively had variable-rate debt with an established maximum rate. We paid an upfront premium on interest rate caps which was recognized in earnings in the same period in which the hedged item affected earnings. Unrecognized premiums from interest rate caps were zero at December 31, 2012 and 2011, respectively. Our last interest rate cap expired in July, 2011.

It is anticipated that $0.4 million of unrealized losses on Cash Flow Hedges at December 31, 2012, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2012 is 2.0 years.

Certain financial derivative instruments have not been designated as hedges. The fair value of these derivative financial instruments has been recorded on our Consolidated Statements of Financial Condition and is adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges are recognized in earnings.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2012		2011		2012		2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements		$-		$-	Other liabilities	$739	Other liabilities	$1,103
Total		-		-		739		1,103

Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	1,368	Other assets	857		-		-
Mandatory commitments to sell mortgage loans		-		-	Other liabilities	122		606
Amended Warrant		-		-	Other liabilities	459	Other liabilities	174
Total		1,368		857		581		780

Total derivatives		$1,368		$857		$1,320		$1,883

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income(1)
	2012	2011	2010	Portion)	2012	2011	2010	(1)	2012	2011	2010
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$(127)	$(512)	$(1,525)	Interest expense	$(927)	$(1,443)	$(2,742)	Interest expense	$-	$-	$-
Interest-rate cap agreements	-	30	180	Interest expense	-	(15)	(90)	Interest expense	-	-	2
Total	$(127)	$(482)	$(1,345)		$(927)	$(1,458)	$(2,832)		$-	$-	$2

No hedge designation
Pay-fixed interest rate swap agreements								Interest expense	$-	$-	$409
Rate-lock mortgage loan commitments								Mortgage loan gains	511	457	183
Mandatory commitments to sell mortgage loans								Mortgage loan gains	484	(1,981)	660
Amended Warrant								Decrease in fair value of U.S. Treasury warrant	(285)	1,137	393
Total									$710	$(387)	$1,645

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2012 and 2011.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2012	2011
	(In thousands)

Balance at beginning of year	$214	$271
New loans and advances	-	203
Repayments	(6)	(260)
Balance at end of year	$208	$214

Deposits held by us for directors and executive officers totaled $0.8 million and $1.0 million respectively at December 31, 2012 and 2011.

NOTE 18 – OTHER NON-INTEREST EXPENSES

Other non-interest expenses for the years ended December 31 follow:

	2012	2011	2010
	(In thousands)

Supplies	$1,281	$1,571	$1,630
Amortization of intangible assets	1,065	1,371	1,280
Other	4,384	5,651	6,367
Total other non-interest expense	$6,730	$8,593	$9,277

NOTE 19 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2012, follows:

(In thousands)

2013	$1,211
2014	1,020
2015	954
2016	925
2017	896
2018 and thereafter	2,527
Total	$7,533

Rental expense on operating leases totaled $1.2 million, $1.4 million and $1.3 million in 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 20 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2012 include $589.9 million of loans secured by residential real estate and $56.2 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2012, we had $84.7 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2012: Lessors of Nonresidential Real Estate ($275.5 million); Lessors of Residential Real Estate ($78.9 million); Construction General Contractors and Land Development ($52.1 million); and Health Care and Social Assistance ($41.2 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

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

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 29.3%, 22.2%, 21.6%, 19.9% and 4.5%, respectively, of Mepco’s payment plan receivables at December 31, 2012. These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies. Still, the failure of any insurer backing service contracts related to Mepco’s payment plan receivables could have an adverse effect on Mepco’s collection of those receivables.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 15.4%, 15.1%, 14.0%, 13.7% and 9.6%, respectively of Mepco’s payment plan receivables at December 31, 2012. See note #11 for additional information on Mepco counterparties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 21 – REGULATORY MATTERS

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

In December 2009, the Board of Directors of Independent Bank Corporation adopted resolutions (as subsequently amended) that impose the following restrictions:

•
We will not pay dividends on our outstanding common stock or the outstanding preferred stock held by the UST and we will not pay distributions on our outstanding trust preferred securities without, in each case, the prior written approval of the Federal Reserve Board (“FRB”) and the Michigan Office of Financial and Insurance Regulation (“OFIR”);

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

In December 2009, the Board of Directors of Independent Bank adopted resolutions (as subsequently amended) designed to enhance certain aspects of the Bank’s performance and, most importantly, to improve the Bank’s capital position. These resolutions require the following:

•	The adoption by the Bank of a capital restoration plan designed to help the Bank achieve the minimum capital ratios established by the Bank’s Board of Directors as described below;
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

The substance of all of the resolutions described above was developed in conjunction with discussions held with the FRB and the OFIR. Based on those discussions, we acted proactively to adopt the resolutions described above to address those areas of the Bank’s financial condition and operations that we believed most required our focus at that time.

On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into a Memorandum of Understanding (“MOU”) with the FRB and OFIR. The MOU largely duplicates certain of the provisions in the Board resolutions described above, but also has the following specific requirements:

•	Submission of a joint revised capital plan (the “Capital Plan”) by November 30, 2011 to maintain sufficient capital at the Company on a consolidated basis and at the Bank on a stand-alone basis;
•
Submission of quarterly progress reports regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list”, or were adversely classified in our most recent examination;

•	Enhanced reporting and monitoring at Mepco regarding risk management and the internal classification of assets; and
•	Enhanced interest rate risk modeling practices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We believe that we have met, and continue to satisfy, all of the requirements of the MOU.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2012 and 2011 categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent FDIC categorization.

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2012
Total capital to risk-weighted assets
Consolidated	$204,663	14.71%	$111,268	8.00%	NA	NA
Independent Bank	207,553	14.95	111,063	8.00	$138,829	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$185,948	13.37%	$55,634	4.00%	NA	NA
Independent Bank	189,777	13.67	55,531	4.00	$83,297	6.00%

Tier 1 capital to average assets
Consolidated	$185,948	8.08%	$92,026	4.00%	NA	NA
Independent Bank	189,777	8.26	91,919	4.00	$114,899	5.00%

2011
Total capital to risk-weighted assets
Consolidated	$174,547	11.31%	$123,470	8.00%	NA	NA
Independent Bank	175,868	11.41	123,254	8.00	$154,068	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$144,265	9.35%	$61,735	4.00%	NA	NA
Independent Bank	156,104	10.13	61,627	4.00	$92,441	6.00%

Tier 1 capital to average assets
Consolidated	$144,265	6.25%	$92,338	4.00%	NA	NA
Independent Bank	156,104	6.77	92,268	4.00	$115,335	5.00%

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands)
Total shareholders' equity	$134,975	$102,627	$186,384	$152,987
Add (deduct)
Qualifying trust preferred securities	47,678	38,183	-	-
Accumulated other comprehensive loss	8,058	11,921	8,156	11,583
Intangible assets	(3,975)	(7,609)	(3,975)	(7,609)
Disallowed capitalized mortgage loan servicing rights	(788)	(857)	(788)	(857)
Tier 1 capital	185,948	144,265	189,777	156,104
Qualifying trust preferred securities	990	10,485	-	-
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	17,725	19,797	17,776	19,764
Total risk-based capital	$204,663	$174,547	$207,553	$175,868

In November, 2011, our Board adopted the Capital Plan and submitted such Capital Plan to the FRB and the OFIR. The Capital Plan was updated in February, 2012. The FRB and OFIR have accepted such Capital Plan and as of December 31, 2012 we have met the requirements of the Capital Plan.

The primary objective of our Capital Plan is to achieve and thereafter maintain the minimum capital ratios required by the Board resolutions adopted in December 2009 (as subsequently amended). The minimum capital ratios established by our Board are higher than the ratios required in order to be considered “well-capitalized” under federal standards. The Board imposed these higher ratios in order to ensure that we have sufficient capital to withstand potential continuing losses based on our prevailing elevated level of non-performing assets and given certain other risks and uncertainties we face. As of December 31, 2012, our Bank continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards and met both of the minimum capital ratio goals established by our Board.

Set forth below are the actual capital ratios of our Bank as of December 31, 2012, the minimum capital ratios imposed by the Board resolutions, and the minimum ratios necessary to be considered “well-capitalized” under federal regulatory standards:

	Independent Bank Actual as of December 31, 2012	Minimum Ratios Established by our Board	Minimum Ratio Required to be Well-Capitalized
Total Capital to Risk-Weighted Assets	14.95%	11.00%	10.00%
Tier 1 Capital to Average Total Assets	8.26	8.00	5.00

The Capital Plan included projections that reflected forecasted financial data through 2014. At the present time, based on these forecasts and our expectations, we believe that our Bank can remain above the minimum capital ratios established by our Board. These forecasts are susceptible to significant variations, particularly if the Michigan economy were to deteriorate and credit costs were to be higher than anticipated or if we incur any significant future losses at Mepco related to the collection of vehicle service contract counterparty receivables (see Note #11). Because of such uncertainties, it is possible that our Bank may not be able to remain above the minimum capital ratios established by our Board.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 22 – FAIR VALUE DISCLOSURES

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

Loans held for sale: The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of loans held for sale relating to branch sale is based on a discount provided for in the branch sale agreement (non-recurring Level 2).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012 and 2011, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in other expense in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by us. Once received, an independent third party (for commercial properties over $0.25 million) or a member of our special assets group (for commercial properties under $0.25 million and retail properties) reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, we compare the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment, if any, should be made to the appraisal value to arrive at fair value. For commercial properties we typically do not discount an appraisal while for retail properties we generally discount the value by 5%. In addition, we will adjust the appraised values for expected liquidation costs including sales commissions and transfer taxes.

Capitalized mortgage loan servicing rights: The fair value of capitalized mortgage loan servicing rights is based on a valuation model used by an independent third party that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Since the secondary servicing market has not been active since the later part of 2009, model assumptions are generally unobservable and are based upon the best information available including data relating to our own servicing portfolio, reviews of mortgage servicing assumption and valuation surveys and input from various mortgage servicers and, therefore, are recorded as nonrecurring Level 3. Management evaluates the third party valuation for reasonableness each quarter as part of our financial reporting control processes.

Derivatives – The fair value of interest rate swap agreement is determined using a discounted cash flow model whose significant fair value inputs can generally be verified and do not typically involve judgment by management (recurring Level 2). The fair value of the Amended Warrant is determined using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock and uses several unobservable variables (recurring Level 3).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, are summarized below:

	Fair Value Measure- ments	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2012:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$110	$110	$-	$-
Securities available for sale
U.S. agency	30,667	-	30,667	-
U.S. agency residential mortgage-backed	127,412	-	127,412	-
Private label residential mortgage-backed	8,194	-	8,194	-
Obligations of states and political subdivisions	39,051	-	39,051	-
Trust preferred	3,089	-	3,089	-
Loans held for sale	47,487	-	47,487	-
Derivatives (1)	1,368	-	1,368	-
Liabilities
Derivatives (2)	1,320	-	861	459

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	8,814	-	-	8,814
Impaired loans (4)
Commercial
Income producing - real estate	3,727	-	-	3,727
Land, land development & construction-real estate	2,882	-	-	2,882
Commercial and industrial	6,581	-	-	6,581
Mortgage
1-4 Family	2,694	-	-	2,694
Resort Lending	380	-	-	380
Other real estate (5)
Commercial
Income producing - real estate	86	-	-	86
Land, land development & construction-real estate	3,190	-	-	3,190
Mortgage
1-4 Family	405	-	-	405
Resort Lending	3,535	-	-	3,535
Installment
Home equity installment - 1st lien	59	-	-	59
Loans held for sale relating to branch sale	3,292	-	3,292	-

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2011:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$77	$77	$-	$-
Securities available for sale
U.S. agency	25,017	-	25,017	-
U.S. agency residential mortgage-backed	94,206	-	94,206	-
Private label residential mortgage-backed	8,268	-	8,268	-
Obligations of states and political subdivisions	27,317	-	27,317	-
Trust preferred	2,636	-	2,636	-
Loans held for sale	44,801	-	44,801	-
Derivatives (1)	857	-	857	-
Liabilities
Derivatives (2)	1,883	-	1,709	174

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	11,004	-	-	11,004
Impaired loans (4)
Commercial
Income producing - real estate	8,022	-	-	8,022
Land, land development & construction-real estate	5,702	-	-	5,702
Commercial and industrial	5,613	-	-	5,613
Mortgage
1-4 Family	3,263	-	-	3,263
Resort Lending	1,064	-	-	1,064
Other real estate (5)
Commercial
Income producing - real estate	1,388	-	-	1,388
Land, land development & construction-real estate	7,512	-	-	7,512
Commercial and industrial	497	-	-	497
Mortgage
1-4 Family	2,079	-	-	2,079
Resort Lending	5,297	-	-	5,297
Home equity line of credit - 1st lien	53	-	-	53
Installment
Home equity installment - 1st lien	100	-	-	100

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2012 and 2011.

Changes in fair values for financial assets which we have elected the fair value option for the years ended December 31 are as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period
	Securities	Loans	Earnings
	(In thousands)

2012
Trading securities	$33	$-	$33
Loans held for sale	-	440	440

2011
Trading securities	$45	$-	$45
Loans held for sale	-	1,503	1,503

2010
Trading securities	$(22)	$-	$(22)
Loans held for sale	-	(378)	(378)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends and also recorded in interest income.

The following represent impairment charges recognized during the years ended December 31, 2012, 2011 and 2010 relating to assets measured at fair value on a non-recurring basis:

●
Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $8.8 million which is net of a valuation allowance of $6.1 million at December 31, 2012 and had a carrying amount of $11.0 million which is net of a valuation allowance of $6.5 million at December 31, 2011. A recovery (charge) of $0.5 million, $(3.3) million and $(0.9) million was included in our results of operations for the years ending December 31, 2012, 2011 and 2010, respectively.

●
Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $22.8 million, with a valuation allowance of $6.5 million at December 31, 2012 and had a carrying amount of $33.9 million, with a valuation allowance of $10.3 million at December 31, 2011. An additional provision for loan losses relating to impaired loans of $2.0 million, $8.9 million and $12.0 million was included in our results of operations for the years ending December 31, 2012, 2011 and 2010, respectively.

●
Other real estate, which is measured using the fair value of the property, had a carrying amount of $7.3 million which is net of a valuation allowance of $6.0 million at December 31, 2012 and a carrying amount of $16.9 million which is net of a valuation allowance of $14.7 million at December 31, 2011. An additional charge relating to ORE measured at fair value of $1.5 million, $5.4 million and $6.2 million was included in our results of operations during the years ended December 31, 2012, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31 follows:

	(Liability)
	Amended Warrant
	2012	2011
	(In thousands)
Beginning balance	$(174)	$(1,311)
Total gains (losses) realized and unrealized:
Included in results of operations	(285)	1,137
Included in other comprehensive income	-	-
Purchases, issuances, settlements, maturities and calls	-	-
Transfers in and/or out of Level 3	-	-
Ending balance	$(459)	$(174)

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31	$(285)	$1,137

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

Quantitative information about the Amended Warrant at December 31, 2012 and 2011 follows:

	(Liability) Fair	Valuation	Unobservable	Unobservable Input Values December 31,
	Value	Technique	Inputs	2012	2011
	(In thousands)
Amended Warrant	$(459)	Binomial Lattice Model	Probability of non- permitted equity raise	0.5%	1.0%
			Expected discount to stock price in an equity raise	10.0%	10.0%
			Dollar amount of expected capital raise	$100 Million	$100 Million
			Expected time of non- permitted equity raise	April, 2013	April, 2013

The significant unobservable inputs used in the fair value measurement of the Company’s amended warrant are probability of a non-permitted capital raise, expected discount to stock price in an equity raise, dollar amount of expected capital raise and expected time of equity raise. Significant increases/(decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of a non-permitted capital raise and dollar amount of equity raise is accompanied by a directionally consistent change in fair value and a directionally opposite change in the assumption used for expected discount to stock price in an equity raise and expected time of equity raise.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis at December 31, 2012 follows:

	Asset (Liability) Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
Capitalized mortgage loan servicing rights	$8,814	Present value of net servicing revenue	Discount rate	11.00%
			Cost to service	$83
			Ancillary income	43
			Float rate	0.84%
Impaired loans
Commercial	13,190	Sales comparison approach	Adjustment for differences between comparable sales	16.7%
		Income approach	Capitalization rate	10.8
Mortgage	3,074	Sales comparison approach	Adjustment for differences between comparable sales	9.5
Other real estate
Commercial	3,276	Sales comparison approach	Adjustment for differences between comparable sales	(12.4)
		Income approach	Capitalization rate	12.3
Mortgage and Installment	3,999	Sales comparison approach	Adjustment for differences between comparable sales	(6.3)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2012	$47,487	$1,843	$45,644
2011	44,801	1,403	43,398
2010	50,098	(100)	50,198

NOTE 23 – FAIR VALUES OF FINANCIAL INSTRUMENTS

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

Cash and due from banks and interest bearing deposits: The recorded book balance of cash and due from banks and interest bearing deposits approximate fair value and are classified as Level 1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Securities: Financial instrument assets actively traded in a secondary market have been valued using quoted market prices. Trading securities are classified as Level 1 while securities available for sale are classified as Level 2 as described in Note #22.

Federal Home Loan Bank and Federal Reserve Bank Stock: It is not practicable to determine the fair value of FHLB and FRB Stock due to restrictions placed on transferability.

Net loans and loans held for sale: The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described in Note #22. Loans held for sale are classified as Level 2 as described in Note #22.

Accrued interest receivable and payable: The recorded book balance of accrued interest receivable and payable approximate fair value and are classified at the same Level as the asset and liability they are associated with.

Derivative financial instruments: Interest rate swaps have principally been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates and are classified as Level 2 as described in Note #22 and the Amended Warrant has been valued based on a simulation analysis which considers potential outcomes for a large number of independent scenarios and is classified as Level 3 as described in Note #22.

Deposits: Deposits without a stated maturity, including demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand. Each of these instruments is classified as Level 1. Deposits with a stated maturity, such as certificates of deposit have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

Other borrowings: Other borrowings have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

Subordinated debentures: Subordinated debentures have generally been valued based on a quoted market price of the specific or similar instruments resulting in a Level 1 or Level 2 classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The estimated fair values and recorded book balances at December 31 follow:

	December 31, 2012
			Fair Value Measurements Using
	Recorded Book Balance	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
Assets
Cash and due from banks	$55,487	$55,487	$55,487	$-	$-
Interest bearing deposits	124,295	124,295	124,295	-	-
Trading securities	110	110	110	-	-
Securities available for sale	208,413	208,413	-	208,413	-
Federal Home Loan Bank and Federal Reserve Bank Stock	20,838	NA	NA	NA	NA
Net loans and loans held for sale	1,425,643	1,400,385	-	50,779	1,349,606
Accrued interest receivable	5,814	5,814	102	934	4,778
Derivative financial instruments	1,368	1,368	-	1,368	-

Liabilities
Deposits with no stated maturity	$1,360,609	$1,360,609	$1,360,609	$-	$-
Deposits with stated maturity	418,928	420,374	-	420,374	-
Other borrowings	17,625	21,463	-	21,463	-
Subordinated debentures	50,175	42,235	7,956	34,279	-
Accrued interest payable	7,197	7,197	2,942	4,255	-
Derivative financial instruments	1,320	1,320	-	861	459

	December 31, 2011
	Recorded Book Balance	Estimated Fair Value
	(In thousands)
Assets
Cash and due from banks	$62,777	$62,777
Interest bearing deposits	278,331	278,331
Trading securities	77	77
Securities available for sale	157,444	157,444
Federal Home Loan Bank and Federal Reserve Bank Stock	20,828	NA
Net loans and loans held for sale	1,562,525	1,475,738
Accrued interest receivable	6,243	6,243
Derivative financial instruments	857	857

Liabilities
Deposits with no stated maturity	$1,517,321	$1,517,321
Deposits with stated maturity	568,804	571,552
Other borrowings	33,387	37,907
Subordinated debentures	50,175	16,138
Accrued interest payable	5,106	5,106
Derivative financial instruments	1,883	1,883

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

NOTE 24 – OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We have two reportable segments: Independent Bank (“IB”) and Mepco. The accounting policies of the segments are the same as those described in Note 1 to the consolidated financial statements. We evaluate performance based principally on net income (loss) of the respective reportable segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced at the prime rate of interest as published in the Wall Street Journal. Our IB segment also provides certain administrative services to our Mepco segment which reimburses at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other(1)	Elimination(2)	Total
	(In thousands)

2012
Total assets	$1,885,807	$135,447	$192,343	$(189,730)	$2,023,867
Interest income	84,760	14,638	-	-	99,398
Net interest income	77,919	11,115	(2,779)	-	86,255
Provision for loan losses	6,895	(8)	-	-	6,887
Income (loss) before income tax	27,379	2,591	(3,677)	(95)	26,198
Net income (loss)	28,260	1,710	(3,677)	(95)	26,198

2011
Total assets	$2,132,736	$172,007	$157,251	$(154,588)	$2,307,406
Interest income	93,310	21,452	-	-	114,762
Net interest income	81,224	16,074	(2,729)	-	94,569
Provision for loan losses	27,972	(26)	-	-	27,946
Loss before income tax	(11,137)	(6,694)	(2,486)	(95)	(20,412)
Net loss	(12,768)	(4,849)	(2,488)	(95)	(20,200)

2010
Total assets	$2,270,881	$265,201	$176,740	$(177,574)	$2,535,248
Interest income	111,470	37,381	-	-	148,851
Net interest income	87,521	28,602	(4,470)	-	111,653
Provision for loan losses	47,093	(328)	-	-	46,765
Income (loss) before income tax	(27,763)	(2,264)	11,823	(95)	(18,299)
Net income (loss)	(27,049)	(1,388)	11,823	(95)	(16,709)

(1)	Includes amounts relating to our parent company and certain insignificant operations. Net income in 2010 includes parent company's $18.1 million gain on extinguishment of debt.
(2)	Includes parent company's investment in subsidiaries and cash balances maintained at subsidiary.

NOTE 25 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of accumulated other comprehensive at December 31 follows:

	2012	2011	2010
	(In thousands)
Unrealized losses on available for sale securities	$(516)	$(3,579)	$(4,448)
Disproportionate tax effects from securities available for sale	(5,617)	(5,617)	(5,313)
Unrealized losses on cash flow hedges	(739)	(1,103)	(1,420)
Unrealized losses on settled derivatives	-	(436)	(1,095)
Disproportionate tax effects from cash flow hedges	(1,186)	(1,186)	(844)
Total	$(8,058)	$(11,921)	$(13,120)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 26 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2012	2011
	(In thousands)
ASSETS
Cash and due from banks	$3,788	$2,138
Investment in subsidiaries	187,890	154,494
Other assets	665	619
Total Assets	$192,343	$157,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$50,175	$50,175
Other liabilities	7,635	4,986
Shareholders’ equity	134,533	102,090
Total Liabilities and Shareholders’ Equity	$192,343	$157,251

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
OPERATING INCOME
(Increase) decrease in fair value of U.S. Treasury warrant	$(285)	$1,137	$393
Gain on extinguishment of debt	-	-	18,066
Other income	70	64	107
Total Operating Income	(215)	1,201	18,566

OPERATING EXPENSES
Interest expense	2,779	2,729	4,470
Administrative and other expenses	683	958	2,273
Total Operating Expenses	3,462	3,687	6,743
Income (Loss) Before Income Tax and Equity in Undistributed
Net Income (Loss) of Subsidiaries	(3,677)	(2,486)	11,823
Income tax credit	-	(2)	-
Income (Loss) Before Equity in Undistributed Net
Income (Loss) of Subsidiaries	(3,677)	(2,488)	11,823
Equity in undistributed net income (loss) of subsidiaries	29,875	(17,712)	(28,532)
Net Income (Loss)	$26,198	$(20,200)	$(16,709)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Net Loss	$26,198	$(20,200)	$(16,709)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH USED IN OPERATING ACTIVITIES
Share based compensation	184	157	-
Gain on extinguishment of debt		-	(18,066)
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	-	1	2
Increase in other assets	(46)	(92)	(618)
Increase (decrease) in other liabilities	2,945	(2,404)	1,977
Equity in undistributed net (income) loss of subsidiaries operations	(29,875)	17,712	28,532
Total Adjustments	(26,792)	15,374	11,827
Net Cash Used in Operating Activities	(594)	(4,826)	(4,882)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	2,244	2,245	1,118
Extinguishment of debt, net	-	-	(1,005)
Net Cash From Financing Activities	2,244	2,245	113
Net Increase (Decrease) in Cash and Cash Equivalents	1,650	(2,581)	(4,769)
Cash and Cash Equivalents at Beginning of Year	2,138	4,719	9,488
Cash and Cash Equivalents at End of Year	$3,788	$2,138	$4,719

NOTE 27 – BRANCH SALE

On December 7, 2012 we sold 21 branches to another financial institution (the “Branch Sale”). The branches sold included six branch locations in the Battle Creek, Michigan market area and 15 branch locations in Northeast Michigan.

The Branch Sale resulted in the transfer of approximately $403.1 million of deposits in exchange for our receipt of a deposit premium of approximately $11.5 million. We also sold approximately $48.0 million of loans at a discount of 1.75% and premises and equipment totaling approximately $8.1 million. The Branch Sale also resulted in our transfer of $336.1 million of cash to the purchaser. We recorded a net gain on the Branch Sale of approximately $5.4 million. This gain is net of an allocation of $2.6 million of existing core deposit intangibles, a $2.5 million loss on the sale of premises and equipment, a $0.2 million loss on the sale of loans and $0.8 million in transaction and other related net costs.

A summary of loans sold and deposits transferred follows:

(In thousands)
Loans:
Commercial	$27,083
Mortgage	8,074
Installment	12,797
Total loans	47,954
Allowance for loan losses	(610)
Net loans	$47,344

Deposits
Non-interest bearing	$71,718
Savings and interest bearing-checking	217,264
Retail time	114,107
Total deposits	$403,089

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)

2012
Interest income	$25,696	$25,255	$24,733	$23,714
Net interest income	22,100	21,830	21,451	20,874
Provision for loan losses	5,131	1,056	251	449
Income before income tax	3,504	4,333	6,446	11,915
Net income	3,504	4,333	6,446	11,915
Net income applicable to common stock	2,448	3,241	5,353	10,809

Income per common share
Basic	0.29	0.38	0.61	1.21
Diluted	0.07	0.11	0.16	0.36

2011
Interest income	$30,718	$29,127	$28,187	$26,730
Net interest income	24,450	23,384	23,774	22,961
Provision for loan losses	10,702	4,156	6,171	6,917
Loss before income tax	(7,409)	(221)	(4,604)	(8,178)
Net income (loss)	(7,401)	37	(4,122)	(8,714)
Net loss applicable to common stock	(8,409)	(1,014)	(5,165)	(9,769)

Loss per common share
Basic	(1.06)	(0.12)	(0.61)	(1.15)
Diluted	(1.06)	(0.12)	(0.61)	(1.15)

During the fourth quarter of 2012, we recognized a net gain on the sale of certain branches of $5.4 million (see note #27) and a recovery on our capitalized mortgage loan servicing rights of $1.1 million (see note #4). During the fourth quarter of 2011, we recognized a $6.0 million expense for vehicle service contract counterparty contingencies expense (see notes #11 and #20).

QUARTERLY SUMMARY

	Reported Sale Prices of Common Shares						Cash Dividends
		2012			2011		Declared
	High	Low	Close	High	Low	Close	2012	2011
First quarter	$2.59	$1.30	$2.20	$4.75	$1.28	$3.20	$-	$-
Second quarter	4.35	2.13	2.47	3.84	1.69	2.03	-	-
Third quarter	3.13	2.48	2.71	2.87	1.75	1.92	-	-
Fourth quarter	3.99	2.61	3.50	1.98	1.25	1.33	-	-

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