Form 10-K, Exhibit 13
period 2013-12-31
INDEPENDENT BANK CORP /MI/
filed 2014-03-07
CIK 39311

EXHIBIT 13

Contents
SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$87,121	$99,398	$114,762	$148,851	$189,056
Interest expense	9,162	13,143	20,193	37,198	50,533
Net interest income	77,959	86,255	94,569	111,653	138,523
Provision for loan losses	(3,988)	6,887	27,946	46,765	103,318
Net gains (losses) on securities	369	887	(511)	1,177	3,744
Gain on extinguishment of debt	-	-	-	18,066	-
Net gain on branch sale	-	5,402	-	-	-
Other non-interest income	44,460	57,276	47,424	52,570	56,057
Non-interest expenses	104,118	116,735	133,948	155,000	188,443
Income (loss) before income tax	22,658	26,198	(20,412)	(18,299)	(93,437)
Income tax expense (benefit)	(54,851)	-	(212)	(1,590)	(3,210)
Net income (loss)	$77,509	$26,198	$(20,200)	$(16,709)	$(90,227)
Preferred dividends	(3,001)	(4,347)	(4,157)	(4,095)	(4,301)
Preferred stock discount	7,554	-	-	-	-
Net income (loss) applicable to common stock	$82,062	$21,851	$(24,357)	$(20,804)	$(94,528)

PER COMMON SHARE DATA(1)
Net income (loss) per common share
Basic	$5.87	$2.51	$(2.94)	$(4.09)	$(39.60)
Diluted	3.55	0.80	(2.94)	(4.09)	(39.60)
Cash dividends declared	0.00	0.00	0.00	0.00	0.30
Book value	10.15	5.58	2.68	5.52	16.94

SELECTED BALANCES
Assets	$2,209,943	$2,023,867	$2,307,406	$2,535,248	$2,965,364
Loans	1,374,570	1,419,139	1,576,608	1,813,116	2,299,372
Allowance for loan losses	32,325	44,275	58,884	67,915	81,717
Deposits	1,884,806	1,779,537	2,086,125	2,251,838	2,565,768
Shareholders’ equity	231,581	134,975	102,627	119,085	109,861
Long-term debt - FHLB advances	17,188	17,622	33,384	71,022	94,382
Subordinated debentures	40,723	50,175	50,175	50,175	92,888

SELECTED RATIOS
Tax equivalent net interest income to average interest earning assets	4.11%	4.04%	4.46%	4.41%	5.08%
Net income (loss) to (2)
Average common equity	64.22	68.29	(68.44)	(54.38)	(90.72)
Average assets	3.87	0.92	(1.02)	(0.75)	(3.17)
Average shareholders’ equity to average assets	8.69	4.82	4.76	3.92	5.80
Tier 1 capital to average assets	10.61	8.08	6.25	6.35	5.27
Non-performing loans to Portfolio Loans	1.30	2.32	3.80	3.73	4.78

(1)	Per share data has been adjusted for a 1 for 10 reverse stock split in 2010.
(2)	These amounts are calculated using net income (loss) applicable to common stock.

Contents
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclaimer Regarding Forward-Looking Statements. Statements in this report that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; statements about our business and growth strategies; and expectations about economic and market conditions and trends. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals. They are based on assumptions, estimates, and forecasts that, although believed to be reasonable, may turn out to be incorrect. Actual results could differ materially from those discussed in the forward-looking statements for a variety of reasons, including:

•	economic, market, operational, liquidity, credit, and interest rate risks associated with our business;
•	economic conditions generally and in the financial services industry, particularly economic conditions within Michigan and the regional and local real estate markets in which our bank operates;
•	the failure of assumptions underlying the establishment of, and provisions made to, our allowance for loan losses;
•	the failure of assumptions underlying our estimate of probable incurred losses from vehicle service contract payment plan counterparty contingencies, including our assumptions regarding future cancellations of vehicle service contracts, the value to us of collateral that may be available to recover funds due from our counterparties, and our ability to enforce the contractual obligations of our counterparties to pay amounts owing to us;
•	increased competition in the financial services industry, either nationally or regionally;
•	our ability to achieve loan and deposit growth;
•	volatility and direction of market interest rates;
•	the continued services of our management team; and
•	implementation of new legislation, which may have significant effects on us and the financial services industry.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Introduction. The following section presents additional information to assess the financial condition and results of operations of Independent Bank Corporation, its wholly-owned bank, Independent Bank (the “Bank”), and their subsidiaries. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this annual report. We also encourage you to read our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). That report includes a list of risk factors that you should consider in connection with any decision to buy or sell our securities.

Contents
Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula. As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. We have in general experienced a difficult economy in Michigan since 2001, which has had significant adverse effects on our performance. As a result of the recession, we incurred net losses from 2008 through 2011 and found it necessary to take certain steps to preserve capital and maintain our regulatory capital ratios.

Economic conditions in Michigan began to show signs of improvement during 2010. Generally, these improvements have continued into 2013, albeit at a slower pace, as evidenced, in part, by an overall decline in the unemployment rate (although Michigan’s unemployment rate has been consistently above the national average). In addition, housing prices and other related statistics (such as home sales and new building permits) have generally been improving. In addition, since early- to mid-2009, we have generally seen an improvement in asset quality metrics. In particular, since early 2012, we have experienced a decline in non-performing assets, reduced levels of new loan defaults, and reduced levels of net loan charge-offs. These factors have resulted in a more significant decline in the provision for loan losses over the past two years. As a result of the foregoing factors and others, we have been profitable for eight consecutive quarters. In addition, we have completed various transactions to improve our capital structure and reduce our cost structure, as described below.

Recent Developments. In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. The Dodd-Frank Act included the creation of the Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws; the creation of the Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk; provisions affecting corporate governance and executive compensation of all companies whose securities are registered with the SEC; a provision that broadened the base for Federal Deposit Insurance Corporation (“FDIC”) insurance assessments; a provision under which interchange fees for debit cards are set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard; a provision that requires bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for financial institutions with less than $15 billion in assets as of December 31, 2009; and new restrictions on how mortgage brokers and loan originators may be compensated. Certain provisions of the Dodd-Frank Act only apply to institutions with more than $10 billion in assets. The Dodd-Frank Act has had, and we expect it will continue to have, a significant impact on the banking industry, including our organization.

On December 7, 2012, we sold 21 branches to another financial institution (the “Branch Sale”), including 6 branches in the Battle Creek market area and 15 branches in northeast Michigan. The Branch Sale resulted in the transfer of approximately $403.1 million of deposits in exchange for our receipt of a deposit premium of approximately $11.5 million. It also resulted in the sale of approximately $48.0 million of loans at a discount of 1.75%, the sale of premises and equipment totaling approximately $8.1 million, and our transfer of $336.1 million of cash to the purchaser. We recorded a net gain on the Branch Sale of approximately $5.4 million in the fourth quarter of 2012.

In addition to the Branch Sale, we have closed or consolidated a total of 15 other branch locations since 2011.

In 2013, we successfully completed the implementation of a capital plan we had adopted to restore and improve our capital position. In particular, during the last half of 2013, we completed the following:

•	On July 26, 2013, we executed a Securities Purchase Agreement with the United States Department of the Treasury (“UST”), pursuant to which we agreed to purchase from the UST for $81.0 million in cash consideration: (i) 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”), including any and all accrued and unpaid dividends; and (ii) the Amended and Restated Warrant to purchase up to 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the “Amended Warrant”);

Contents
•	In the third quarter of 2013, we sold a total of 13.225 million shares of our common stock in a public offering for total net proceeds of $97.1 million (including 11.5 million shares sold on August 28, 2013, and 1.725 million shares sold on September 10, 2013 pursuant to the underwriters’ overallotment option), after payment of $5.4 million in underwriting discounts and other offering expenses;
•	On August 29, 2013, we brought current the interest payments and quarterly dividends we had been deferring since the fourth quarter of 2009 on all of our subordinated debentures and trust preferred securities;
•	On August 30, 2013, we completed the redemption of the Series B Preferred Stock and Warrant from the UST pursuant to the terms of the Securities Purchase Agreement described above, which resulted in our exit from the Troubled Asset Relief Program (TARP); and
•	On October 11, 2013, we redeemed all of the 8.25% trust preferred securities ($9.2 million) issued by IBC Capital Finance II, which will reduce our annual interest expense by approximately $0.8 million.

On July 2, 2013, the Federal Reserve Board (the “FRB”) approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule will implement in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. In general, under the New Capital Rules, minimum requirements will increase for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. We are subject to the New Capital Rules beginning on January 1, 2015. The 2.5% capital conservation buffer is being phased in over a four-year period beginning in 2016. Also, under the New Capital Rules our existing trust preferred securities are grandfathered as qualifying regulatory capital. We believe that we currently exceed all of the capital ratio requirements of the New Capital Rules.

It is against this backdrop that we discuss our results of operations and financial condition in 2013 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income applicable to common stock of $82.1 million, or $3.55 per diluted share, in 2013, as compared to net income applicable to common stock of $21.9 million, or $0.80 per diluted share, in 2012, and a net loss applicable to common stock of $24.4 million, or $2.94 per share, in 2011. The significant improvement in 2013 results as compared to 2012 primarily reflects the income tax benefit associated with the reversal of substantially all of the valuation allowance on our deferred tax assets (see “Income tax benefit”), the discount on the redemption of preferred stock and decreases in the provision for loan losses and in non-interest expenses, which were partially offset by decreases in net interest income and non-interest income. The improvement in 2012 results as compared to 2011 primarily reflects decreases in the provision for loan losses and non-interest expenses and an increase in non-interest income that were partially offset by a decrease in net interest income.

Contents
KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2013	2012	2011

Net income (loss) to
Average common equity	64.22%	68.29%	(68.44)%
Average assets	3.87	0.92	(1.02)
Net income (loss) per share
Basic	$5.87	$2.51	$(2.94)
Diluted	3.55	0.80	(2.94)

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

Net interest income totaled $78.0 million during 2013, compared to $86.3 million and $94.6 million during 2012 and 2011, respectively. The decrease in 2013 compared to 2012 primarily reflects a $238.8 million decrease in average interest-earning assets that was partially offset by a seven basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The decline in average interest-earning assets is a result of the Branch Sale. Our net interest margin was 4.11% in 2013, compared to 4.04% in 2012. The increase in the net interest margin is due primarily to a reduction in our cost of funds.

The decrease in 2012 compared to 2011 reflects a decline in the net interest margin to 4.04% during 2012, from 4.46% in 2011. The net interest margin decreased due primarily to a change in asset mix, as higher yielding loans declined and lower yielding interest-bearing cash balances and short-term investments increased. The adverse impact of the lower net interest margin was slightly offset by a modest increase in average interest-earning assets, which rose to $2.15 billion during 2012 compared to $2.14 billion in 2011. The increase in average interest-earning assets primarily reflects a rise in securities available for sale and overnight interest bearing balances at the FRB that were partially offset by a decline in loans.

Interest rates have generally been at extremely low levels over the past four to five years due primarily to the Federal Reserve’s monetary policies and its efforts to stimulate the U.S. economy. This very low interest rate environment has had an adverse impact on our interest income and net interest income. Based on recent announcements by the Federal Reserve, short-term interest rates are expected to remain extremely low until at least early 2015. However, during 2013, mid- to long-term interest rates began to increase (for example the 10-year U.S. treasury yield increased from 1.87% at the end of the first quarter of 2013 to 3.04% at the end of the year). Given the repricing characteristics of our interest-earning assets and interest-bearing liabilities (and our level of non-interest bearing demand deposits), our net interest margin will generally benefit on a long-term basis from rising interest rates.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $24.1 million, $45.5 million and $57.0 million in 2013, 2012 and 2011, respectively.

Contents
AVERAGE BALANCES AND RATES

	2013			2012			2011
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS(1)
Taxable loans	$1,408,305	$80,434	5.71%	$1,543,592	$93,494	6.06%	$1,704,057	$110,242	6.47%
Tax-exempt loans(2)	5,491	354	6.45	6,864	440	6.41	7,891	511	6.48
Taxable securities	305,468	4,059	1.33	216,355	2,934	1.36	62,315	1,422	2.28
Tax-exempt securities(2)	32,051	1,680	5.24	26,111	1,593	6.10	29,615	1,852	6.25
Cash – interest bearing	139,082	396	0.28	337,311	858	0.25	312,576	792	0.25
Other investments	21,673	901	4.16	20,645	782	3.79	22,084	755	3.42
Interest earning assets	1,912,070	87,824	4.59	2,150,878	100,101	4.65	2,138,538	115,574	5.40
Cash and due from banks	44,745			53,926			53,098
Other assets, net	164,281			159,925			188,583
Total assets	$2,121,096			$2,364,729			$2,380,219

LIABILITIES
Savings and interest-bearing checking	$908,740	1,131	0.12	$1,060,882	1,830	0.17	$1,006,305	2,263	0.22
Time deposits	423,291	4,575	1.08	552,903	7,083	1.28	656,944	12,994	1.98
Other borrowings	65,517	3,456	5.27	72,240	4,230	5.86	92,879	4,936	5.31
Interest bearing liabilities	1,397,548	9,162	0.66	1,686,025	13,143	0.78	1,756,128	20,193	1.15
Non-interest bearing deposits	500,673			523,926			467,305
Other liabilities	38,462			40,719			43,378
Shareholders’ equity	184,413			114,059			113,408
Total liabilities and shareholders’ equity	$2,121,096			$2,364,729			$2,380,219

Net interest income		$78,662			$86,958			$95,381

Net interest income as a percent of average interest earning assets			4.11%			4.04%			4.46%

(1)	All domestic.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

Contents
CHANGE IN NET INTEREST INCOME

	2013 compared to 2012			2012 compared to 2011
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1, 2)
Taxable loans	$(7,911)	$(5,149)	$(13,060)	$(9,986)	$(6,762)	$(16,748)
Tax-exempt loans(3)	(89)	3	(86)	(66)	(5)	(71)
Taxable securities	1,185	(60)	1,125	2,290	(778)	1,512
Tax-exempt securities(3)	331	(244)	87	(215)	(44)	(259)
Cash - interest bearing	(554)	92	(462)	66	-	66
Other investments	40	79	119	(51)	78	27
Total interest income	(6,998)	(5,279)	(12,277)	(7,962)	(7,511)	(15,473)
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	(238)	(461)	(699)	117	(550)	(433)
Time deposits	(1,505)	(1,003)	(2,508)	(1,833)	(4,078)	(5,911)
Other borrowings	(375)	(399)	(774)	(1,173)	467	(706)
Total interest expense	(2,118)	(1,863)	(3,981)	(2,889)	(4,161)	(7,050)
Net interest income	$(4,880)	$(3,416)	$(8,296)	$(5,073)	$(3,350)	$(8,423)

(1)	The changes in interest income or expense due to changes in both volume and rate has been allocated to changes due to volume and changes due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	All domestic.
(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2013	2012	2011
As a percent of average interest earning assets
Loans (1)	73.9%	72.1%	80.1%
Other interest earning assets	26.1	27.9	19.9
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	47.5%	49.3%	47.1%
Time deposits	21.4	25.0	25.7
Brokered CDs	0.8	0.7	5.0
Other borrowings and long-term debt	3.4	3.4	4.3
Average interest bearing liabilities	73.1%	78.4%	82.1%
Earning asset ratio	90.1%	91.0%	89.8%
Free-funds ratio (2)	26.9	21.6	17.9

(1)	All domestic.
(2)	Average interest earning assets less average interest bearing liabilities.

Contents
Provision for loan losses. The provision for loan losses was a credit of $4.0 million during 2013 compared to an expense of $6.9 million and $27.9 million during 2012 and 2011, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for loan losses over the past two years primarily reflects reduced levels of loan defaults, non-performing loans and total loan balances as well as a decline in loan net charge-offs. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loans as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income.

Non-interest income totaled $44.8 million during 2013 compared to $63.6 million and $46.9 million during 2012 and 2011, respectively. Non-interest income for 2012 included a $5.4 million net gain on the Branch Sale.

NON-INTEREST INCOME

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Service charges on deposit accounts	$14,076	$17,887	$18,306
Interchange income	7,362	9,188	9,091
Net gains (losses) on assets
Mortgage loans	10,022	17,323	9,262
Securities	395	1,226	249
Other than temporary impairment loss on securities:
Total impairment loss	(26)	(339)	(760)
Loss recognized in other comprehensive loss	-	-	-
Net impairment loss recognized in earnings	(26)	(339)	(760)
Mortgage loan servicing	3,806	166	(2,011)
Investment and insurance commissions	1,709	2,146	2,050
Bank owned life insurance	1,363	1,622	1,878
Title insurance fees	1,682	1,963	1,465
(Increase) decrease in fair value of U.S. Treasury warrant	(1,025)	(285)	1,137
Net gain on branch sale	-	5,402	-
Other	5,465	7,266	6,246
Total non-interest income	$44,829	$63,565	$46,913

Service charges on deposit accounts totaled $14.1 million during 2013, compared to $17.9 million and $18.3 million during 2012 and 2011, respectively. The decrease in such service charges in 2013 principally results from the Branch Sale. In addition, even after considering the Branch Sale, we have generally experienced a decline in non-sufficient funds (“NSF”) occurrences and related NSF fees. We believe the decline in NSF occurrences is principally due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees.

Interchange income decreased to $7.4 million in 2013 compared to $9.2 million in 2012 and $9.1 million in 2011. The decrease in interchange income in 2013 primarily results from the Branch Sale. In addition, as described earlier, the Dodd-Frank Act includes a provision under which interchange fees for debit cards are set by the FRB under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011, the FRB issued final rules (that were effective October 1, 2011) on interchange fees for debit cards. Overall, these final rules established price caps for debit card interchange fees that were significantly lower than previous averages. However, debit card issuers with less than $10 billion in assets (like us) are exempt from this rule. On a long-term basis, it is not clear how competitive market factors may impact debit card issuers who are exempt from the rule. However, we have been experiencing some reduction in interchange income due to certain transaction routing changes, particularly at large merchants. In January 2014, we executed a new Debit Brand Agreement with MasterCard (which replaces our former agreement with VISA). We expect to convert our debit card base to MasterCard in May 2014, and assuming similar future transaction volumes, we expect this new agreement to result in an increase in our annual interchange net revenues of approximately $1 million.

Contents
We realized net gains of $10.0 million on mortgage loans during 2013, compared to $17.3 million and $9.3 million during 2012 and 2011 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into our portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

The declines in mortgage loan originations, sales and net gains in 2013 as compared to 2012 is due primarily to an increase in mortgage loan interest rates during the year that significantly reduced mortgage loan refinance volumes. The increases in mortgage loan originations, sales and net gains in 2012 as compared to 2011 is due primarily to record low interest rates during that year that spurred heavy refinance volume. In addition, the Loan Sales Margin (as described below) increased substantially in 2012.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Mortgage loans originated	$419,494	$538,717	$399,062
Mortgage loans sold	407,235	510,488	383,493
Mortgage loans sold with servicing rights released	57,099	83,296	81,196
Net gains on mortgage loans	10,022	17,323	9,262
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.46%	3.39%	2.42%
Fair value adjustments included in the Loan Sales Margin	(0.55)	0.28	(0.01)

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. The sale of mortgage loan servicing rights may result in declines in mortgage loan servicing income in future periods. Gains on mortgage loans were also impacted by recording fair value accounting adjustments. Excluding the aforementioned accounting adjustments, the Loan Sales Margin would have been 3.01% in 2013, 3.11% in 2012 and 2.43% in 2011. The higher Loan Sales Margins in 2013 and 2012 (as compared to 2011) were generally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads.

We generated securities net gains of $0.4 million in 2013 and $1.2 million and $0.2 million in 2012 and 2011, respectively. The 2013 securities net gains were due primarily to an increase in the fair value of trading securities. The 2012 securities net gains were primarily due to the sale of residential mortgage-backed securities. The 2011 securities net gains were primarily due to the sale of a U.S. Treasury security and residential mortgage-backed securities.

We also recorded net impairment losses of $0.03 million, $0.3 million and $0.8 million in 2013, 2012 and 2011, respectively, related to other than temporary impairment of securities available for sale. These impairment charges primarily related to private label residential mortgage-backed securities.

Contents
GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains(1)	Losses(2)	Net
	(In thousands)
2013	$2,940	$402	$33	$369
2012	37,176	1,226	339	887
2011	70,322	324	835	(511)

(1)	Gains in 2013, 2012 and 2011 include $0.388 million, $0.033 million and $0.045 million, respectively, related to an increase in the fair value of trading securities.
(2)	Losses in 2013, 2012 and 2011 include $0.026 million, $0.339 million and $0.760 million, respectively, of other than temporary impairment charges.

Mortgage loan servicing generated net earnings of $3.8 million and $0.2 million in 2013 and 2012, respectively, compared to a net expense of $2.0 million in 2011. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. In particular, rising mortgage loan interest rates during 2013 resulted in a decrease in expected future prepayment rates and therefore a decrease in the valuation allowance. Higher mortgage loan refinance activity in 2012 resulted in increased actual prepayment rates and amortization levels. Finally, in 2011, falling mortgage loan interest rates resulted in an increase in expected future prepayment rates and therefore an increase in the valuation allowance.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2013	2012	2011
	(In thousands)
Balance at January 1,	$11,013	$11,229	$14,661
Originated servicing rights capitalized	3,210	4,006	2,967
Amortization	(3,745)	(4,679)	(3,065)
(Increase)/decrease in valuation allowance	3,232	457	(3,334)
Balance at December 31,	$13,710	$11,013	$11,229
Valuation allowance at December 31,	$2,855	$6,087	$6,544

At December 31, 2013, we were servicing approximately $1.73 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.52% and a weighted average service fee of approximately 25.4 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2013 totaled $13.7 million, representing approximately 79 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing had an estimated fair market value of $15.0 million at December 31, 2013.

Investment and insurance commissions totaled $1.7 million, $2.1 million and $2.1 million in 2013, 2012 and 2011, respectively. The decline in these revenues in 2013 is primarily due to the Branch Sale.

We earned $1.4 million, $1.6 million and $1.9 million in 2013, 2012 and 2011, respectively, principally as a result of increases in the cash surrender value of our separate account bank owned life insurance. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The decline in earnings over the past two years primarily reflects lower yields on agency mortgage-backed securities. The total cash surrender value of our bank owned life insurance was $52.3 million and $50.9 million at December 31, 2013 and 2012, respectively.

Contents
Title insurance fees totaled $1.7 million in 2013, $2.0 million in 2012 and $1.5 million in 2011. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

Changes in the fair value of the Amended Warrant issued to the UST in April 2010 had been recorded as a component of non-interest income. Up until April 16, 2013, the fair value of this Amended Warrant was included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. The provision in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value (which was approximately $1.5 million). The fair value of the Amended Warrant was $0.5 million at December 31, 2012. (See “Liquidity and capital resources.”) The Amended Warrant was purchased from the UST and retired on August 30, 2013 pursuant to the SPA.

Two significant inputs in the valuation model for the Amended Warrant were our common stock price and the probability of triggering anti-dilution provisions in this instrument related to certain equity transactions. The fair value of the Amended Warrant increased by $1.0 million in 2013 (through April 16) and by $0.3 million in 2012, respectively, due primarily to a rise in our common stock price during the relevant periods. The fair value of the Amended Warrant declined $1.0 million in 2011, due primarily to decreases in our common stock price and in the probability of triggering anti-dilution provisions in this instrument during that year.

In the fourth quarter of 2012, we recorded a $5.4 million gain on the Branch Sale as described in the “Introduction” section above.

Other non-interest income totaled $5.5 million, $7.3 million and $6.2 million in 2013, 2012 and 2011, respectively. The decrease in 2013 compared to 2012 is in part due to declines in certain revenue categories (ATM fees, check charges, money order fees, and safe deposit box rental) totaling $0.8 million primarily as a result of the Branch Sale. In addition, in 2013, Other Real Estate (“ORE”) rental income declined $0.3 million (due primarily to a reduction in the number of properties owned), gain on sale of fixed assets declined $0.2 million (2012 included a gain on the sale of some branch facilities) and we incurred a net loss in our PMI reinsurance captive of $0.2 million (compared to net income of $0.2 million in 2012). Our PMI reinsurance captive (which we originally formed in 2002) was placed into run-off during 2013. The increase in 2012 as compared to 2011 was due primarily to a $0.3 million increase in ORE rental income, a $0.4 million increase in PMI reinsurance captive net income and the aforementioned gain on sale of fixed assets.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure and management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $104.1 million in 2013, $116.7 million in 2012, and $133.9 million in 2011. The decline in non-interest expense is primarily due to decreases in loan and collection costs, occupancy and furniture, fixtures and equipment expenses, net losses on ORE and repossessed assets, credit card and bank service fees and FDIC deposit insurance.

Contents
NON-INTEREST EXPENSE

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Compensation	$33,515	$39,002	$39,835
Performance-based compensation	6,507	5,672	1,449
Payroll taxes and employee benefits	7,902	9,309	9,200
Compensation and employee benefits	47,924	53,983	50,484
Occupancy, net	8,845	10,104	11,183
Data processing	8,019	8,009	8,208
Loan and collection	6,886	9,965	12,414
Vehicle service contract counterparty contingencies	4,837	1,629	11,048
Furniture, fixtures and equipment	4,293	4,635	5,169
Communications	2,919	3,677	3,918
Legal and professional	2,459	4,175	3,941
FDIC deposit insurance	2,435	3,306	3,507
Advertising	2,433	2,494	2,503
Provision for loss reimbursement on sold loans	2,152	1,112	1,993
Interchange expense	1,645	1,799	1,543
Credit card and bank service fees	1,263	2,091	3,656
Net losses on other real estate and repossessed assets	1,237	2,854	5,824
Supplies	1,028	1,281	1,571
Amortization of intangible assets	812	1,065	1,371
Write down of property and equipment held for sale	-	860	-
Recoveries related to unfunded lending commitments	(90)	(688)	(36)
Other	5,021	4,384	5,651
Total non-interest expense	$104,118	$116,735	$133,948

Compensation expense, which is primarily salaries, has declined over the past two years due principally to staffing decreases primarily related to the Branch Sale and the closing or consolidation of certain locations during 2012 as well as due to our cost reduction initiatives. 2013 average total full time equivalent employee levels have fallen by 17.8% compared to 2012 and by 24.1% compared to 2011.

The increase in performance based compensation during 2013 and 2012 as compared to 2011 reflects our improved financial results. This resulted in the restoration of certain employee incentive programs, including incentive based compensation and an employee stock ownership plan contribution for 2013 and 2012, as well as an employer 401(k) contribution in 2013. In 2011, no employee stock ownership plan contribution was made and no bonuses were paid. In addition, during 2012 and 2011, we eliminated any employer 401(k) plan contributions.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan and a long-term equity based incentive plan. The amount of expense recognized in 2013, 2012 and 2011 for share-based awards under our long-term equity based incentive plan was $0.9 million, $0.3 million and $0.9 million, respectively. In 2013, 2012 and 2011, there were new grants of restricted stock units, stock options and salary stock.

Payroll taxes and employee benefits expense decreased by $1.4 million in 2013 as compared to 2012 due primarily to lower payroll taxes and health insurance costs due to the aforementioned staffing decreases. The $0.1 million increase in 2012 as compared to 2011 is due primarily to higher payroll taxes associated with the rise in performance-based compensation.

Occupancy expenses, net, totaled $8.8 million, $10.1 million and $11.2 million in 2013, 2012 and 2011, respectively. The decline in 2013 was primarily due to a reduction in the number of branch offices resulting from the Branch Sale and the closing or consolidation of certain locations during 2012. The decline in 2012 was due primarily to lower snow removal and utilities costs which reflect an unseasonably warm winter in Michigan that year as well as a reduction in the number of branch offices due to the consolidation or closing of certain locations.

Contents
Data processing expenses totaled $8.0 million, $8.0 million, and $8.2 million in 2013, 2012 and 2011, respectively. The decline since 2011 is due primarily to vendor contract changes associated with our cost reduction initiatives as well as due to the overall smaller size of the organization, resulting in part from the Branch Sale. However, these reductions in data processing expenses were substantially offset by increased costs due to other factors, such as increased software amortization and system maintenance costs at Mepco Finance Corporation (“Mepco”), associated with a new core processing platform that went into service in April 2011.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. The expenses have declined significantly during the past two years primarily due to decreases in non-performing loans, new loan defaults and commercial watch credits. 2013, 2012 and 2011 also included $0.7 million, $0.5 million and $1.3 million, respectively, of collection related costs at Mepco primarily associated with the acquisition and management of collateral that related to receivables from vehicle service contract counterparties.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plan receivables in our provision for loan losses and establish a related allowance for loan losses. (See “Portfolio Loans and asset quality.”) We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our Consolidated Statements of Operations. Such expenses totaled $4.8 million, $1.6 million and $11.0 million in 2013, 2012 and 2011, respectively. The increase in this expense in 2013 as compared to 2012 is due to write-downs of or additional reserves on vehicle service contract counterparty receivables. We reached settlements in certain litigation to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters. The elevated level of vehicle service contract counterparty contingencies expense in 2011 resulted primarily from losses related to the bankruptcy of a particularly large counterparty.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. At December 31, 2013, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $7.7 million. This compares to a balance of $18.4 million at December 31, 2012. The decline in such receivables during 2013 is due primarily to the receipt (in September 2013) of $5.4 million in cash from a third-party insurance company related to the settlement of litigation as well as a $3.0 million write-down of and an additional $1.3 million reserve on certain receivables that were recorded in the second and fourth quarters of 2013, respectively.

Contents
We face continued risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Further, Mepco has incurred elevated legal and collection expenses, in general, in dealing with defaults by its counterparties in recent years. In particular, Mepco has had to initiate litigation against certain counterparties to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations. Net payment plan receivables declined to $60.6 million (or approximately 2.7% of total assets) at December 31, 2013 from $84.7 million (or approximately 4.2% of total assets) at December 31, 2012 due primarily to a planned reduction in such balances. This decline in payment plan receivables has adversely impacted our net interest income. In addition, see note #11 to the Consolidated Financial Statements included within this report for more information about Mepco’s business, certain risks and difficulties we currently face with respect to that business, and reserves we have established (through vehicle service contract counterparty contingencies expense) for losses related to the business.

Furniture, fixtures and equipment expense declined by $0.3 million in 2013 and declined by $0.5 million in 2012 from the prior year. These declines are due primarily to our cost reduction initiatives, the Branch Sale, and the closing or consolidation of certain branch offices. A portion of these expense reductions were offset by additional depreciation expense related to the replacement of substantially all of our ATMs during 2013 to meet applicable Americans with Disabilities Act requirements.

Communications expense declined by $0.8 million and by $0.2 million in 2013 and 2012, respectively, from each prior year. These declines primarily reflect the impact of the Branch Sale and branch closings or consolidations that occurred in 2012, decreases in mailing costs at Mepco associated with a reduction in the volume of payment plan receivables, and a decrease in telephone and data line expenses due to the renegotiation of some supplier contracts.

Legal and professional fees totaled $2.5 million, $4.2 million, and $3.9 million in 2013, 2012 and 2011, respectively. The substantial reduction in these expenses during 2013 is primarily due to lower costs at Mepco because of reduced litigation activities, and 2012 also included approximately $1.0 million of professional fees at the Bank associated with a consulting firm that was engaged to assist us in identifying and implementing revenue enhancement, expense reduction and process improvement initiatives. The 2011 level of expenses was elevated due primarily to legal fees at Mepco associated with various litigation matters.

FDIC deposit insurance expense totaled $2.4 million, $3.3 million, and $3.5 million in 2013, 2012 and 2011, respectively. The significant decline in 2013 principally reflects the decrease in total assets due primarily to the Branch Sale as well as a reduction in the Bank’s risk based premium rate in the fourth quarter of 2013 due to our improved financial metrics. In the second quarter of 2011, the FDIC implemented a new rate structure for deposit insurance. This new rate structure has a lower assessment rate but is based on total assets as compared to the prior structure that was based primarily on total deposits but had a higher assessment rate.

Advertising expense has remained relatively unchanged over the past three years at approximately $2.4 million to $2.5 million annually.

Contents
The provision for loss reimbursement on sold loans totaled $2.2 million, $1.1 million, and $2.0 million in 2013, 2012 and 2011, respectively, and represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased to $0.2 million in 2010 and to $0.5 million and $1.2 million in 2011 and 2012, respectively, as over the past two years Fannie Mae and Freddie Mac, in particular, have been doing more reviews of mortgage loans where they have incurred or expect to incur a loss and have been more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. Although we are successful in the majority of cases where file reviews are conducted on mortgage loans that we have sold to investors, the levels of such file reviews and loss reimbursement requests have increased. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement, we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The provision for loss reimbursement recorded in 2013 reflects the impact of the Resolution Agreement as well as the aforementioned completion of reviews by Freddie Mac. The reserve for loss reimbursements on sold mortgage loans totaled $1.4 million at both December 31, 2013 and 2012. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve level at December 31, 2013 also reflects the resolution (and Repurchase Obligation payment to Fannie Mae) of the mortgage loan origination years of 2000 to 2008. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses and the aforementioned resolutions with Fannie Mae and Freddie Mac. However, future losses could exceed our current estimate.

Interchange expense primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The level of this expense in each period reflects both the type and volume of such transactions. In addition, the Branch Sale resulted in reduced debit card and ATM transaction volumes in 2013. However, the decline in interchange income has been somewhat more pronounced than the decline in interchange expenses principally due to lower transaction revenue because of changes in transaction routing by large merchants.

The decline in credit card and bank service fees is primarily due to a decrease in the number of payment plans being administered by Mepco. In addition, in the third quarter of 2012, Mepco entered into a new contract with a different vendor for credit card processing services that has a lower fee structure.

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

Supplies expense has declined over the past two years consistent with our cost reduction initiatives and the smaller size of the organization primarily as a result of the Branch Sale and the closing or consolidation of branches.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $3.2 million and $4.0 million at December 31, 2013 and 2012, respectively. In addition to scheduled amortization, unamortized intangible assets also declined by $2.6 million in 2012 due to the allocation of existing core deposit intangibles to deposits associated with the Branch Sale. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

Contents
During the third quarter of 2012, we adopted a plan to close or consolidate nine branch offices. Seven of the nine branch offices were closed in November 2012. The remaining two branch offices were closed during 2013. We recorded a $0.9 million write-down of property and equipment in the third quarter of 2012 based on the expected disposal price of these branch offices. As of year end 2013, seven of the nine branch offices had been sold (or otherwise disposed).

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate portfolio loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

Other non-interest expenses totaled $5.0 million in 2013, compared to $4.4 million in 2012, and $5.7 million in 2011. The lower level of these expenses in 2012, as compared to 2013 and 2011, principally reflects the first quarter 2012 reversal of a previously established accrual at Mepco for $1.4 million that was determined to no longer be necessary. This was partially offset by $0.4 million of expense during 2012 related to the settlement of various legal matters. Also in 2013, certain expense categories (express mail and freight and insurance) declined by $0.4 million primarily due to the Branch Sale and branch closings and consolidations that occurred in 2012.

We are subject to an industry-specific tax (the Michigan Business Tax [“MBT”]), which is based on net capital. The MBT is recorded in other non-interest expenses. Our MBT expense was $0.2 million, $0.2 million and $0.1 million in 2013, 2012 and 2011, respectively.

Income tax benefit. We assess whether a valuation allowance on our deferred tax assets is necessary each quarter. Reversing or reducing the valuation allowance requires us to conclude that the realization of the deferred tax assets is “more likely than not.” The ultimate realization of this asset is primarily based on generating future income. As of June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was more likely than not. This conclusion was primarily based upon the following factors:

•	Achieving a sixth consecutive quarter of profitability;
•	A forecast of future profitability that supported the conclusion that the realization of the deferred tax assets was more likely than not; and
•	A forecast that future asset quality continued to be stable to improving and that other factors did not exist that could cause a significant adverse impact on future profitability.

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including two additional quarterly profits in the second half of 2013. As a result, during 2013, we recorded an income tax benefit of $54.9 million, which includes a $56.0 million reduction in the valuation allowance on our deferred tax assets. In addition, during the second quarter of 2013, we recorded $1.4 million of income tax expense to clear from accumulated other comprehensive loss (“AOCL”) the disproportionate tax effects from cash flow hedges. These disproportionate tax effects had been charged to other comprehensive income and credited to income tax expense due to our valuation allowance on deferred tax assets as more fully discussed in note #24 to the Consolidated Financial Statements. Because we terminated our last remaining cash flow hedge in the second quarter of 2013, it was appropriate to clear these disproportionate tax effects from AOCL.

The valuation allowance against our deferred tax assets totaled $1.1 million and $65.1 million at December 31, 2013 and 2012, respectively. We did not reverse approximately $1.1 million of valuation allowance on our deferred tax assets that primarily relates to state income taxes from our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past three years.

Contents
Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets. Accordingly, in these prior periods, the income tax expense related to any income before income tax was largely being offset by changes in the deferred tax valuation allowance. As a result, we recorded no income tax expense or benefit in 2012 and an income tax benefit of $0.2 million in 2011. A change in the deferred tax asset valuation allowance of $(8.7) million and $9.4 million in 2012 and 2011, respectively, completely or largely offset the effect of pre-tax income or losses. The 2011 valuation allowance was also net of $0.6 million of allocations of deferred taxes on AOCL.

Because of our net operating loss and tax credit carryforwards, we are still subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change, as defined by these rules, would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. Although we cannot control market purchases or sales of our common stock, we have in place a Tax Benefits Preservation Plan to dissuade any movement in our stock that would trigger an ownership change, and we limited the size of our Common Stock Offering to avoid triggering any Section 382 limitations.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income (loss) primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance, as well as the impact of changes in the deferred tax asset valuation allowance.

The income tax benefit in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $(0.2) million, zero, and $0.7 million in 2013, 2012 and 2011, respectively.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2013	2012	2011
	(In thousands)
Independent Bank	$74,313	$28,260	$(12,768)
Mepco	(1,801)	1,710	(4,849)
Other (1)	5,092	(3,677)	(2,488)
Elimination	(95)	(95)	(95)
Net loss	$77,509	$26,198	$(20,200)

(1)	Includes amounts relating to our parent company and certain insignificant operations.

The significant improvement in the results of operations of the Bank in 2013 compared to 2012 is primarily due to the reversal of the valuation allowance on deferred tax assets resulting in recording a significant income tax benefit, a lower provision for loan losses and a decrease in non-interest expenses that were partially offset by a decline in net interest income and non-interest income. The improvement in 2012 compared to 2011 is primarily due to a lower provision for loan losses, an increase in non-interest income and a decrease in non-interest expenses that were partially offset by a decline in net interest income. (See “Provision for loan losses,” “Portfolio Loans and asset quality,” “Net interest income,” “Non-interest income,” “Non-interest expense,” and “Income tax benefit.”)

Contents
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

The change in “Other” in 2013 compared to 2012 in the table above is primarily due to the reversal of the valuation allowance on deferred tax assets resulting in recording a significant income tax benefit at the parent company (see “Income tax benefit.”). The change in 2012 compared to 2011 is due primarily to the change in the fair value of the Amended Warrant issued to the UST (see “Non-interest income.”).

FINANCIAL CONDITION

Summary. Our total assets increased to $2.21 billion at December 31, 2013 compared to $2.02 billion at December 31, 2012, due primarily to an increase in securities available for sale and deferred tax assets, net that were partially offset by declines in cash and cash equivalents and loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $1.37 billion at December 31, 2013, down 3.1% from $1.42 billion at December 31, 2012. (See “Portfolio Loans and asset quality”).

Deposits totaled $1.88 billion at December 31, 2013, compared to $1.78 billion at December 31, 2012. The increase in deposits during 2013 is primarily due to growth in checking, savings and reciprocal deposit account balances. Other borrowings totaled $17.2 million at December 31, 2013, a decrease of $0.4 million from December 31, 2012.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, residential mortgage-backed securities, asset-backed securities, corporate securities and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”)

Securities available for sale increased significantly during 2013 due primarily to the purchase of U.S. government-sponsored agency residential mortgage-backed securities, asset-backed securities, municipal securities and corporate securities. The securities were purchased to utilize cash and cash equivalents as well as to utilize funds generated from the decline in Portfolio Loans and from the increase in total deposits. (See “Deposits” and “Liquidity and capital resources.”)

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

Contents
We recorded net impairment losses related to other than temporary impairment on securities available for sale of $0.026 million, $0.3 million, and $0.8 million in 2013, 2012, and 2011, respectively. These net other than temporary impairment charges are all related to private label residential mortgage-backed securities. In these instances we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2013	$467,406	$2,048	$6,973	$462,481
December 31, 2012	208,929	2,070	2,586	208,413

Portfolio Loans and asset quality. In addition to the communities served by our Bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also may participate in commercial lending transactions with certain non-affiliated banks.

The senior management and board of directors of our Bank retain authority and responsibility for credit decisions and we have adopted uniform underwriting standards. Our loan committee structure and the loan review process attempt to provide requisite controls and promote compliance with such established underwriting standards. However, there can be no assurance that our lending procedures and the use of uniform underwriting standards will prevent us from incurring significant credit losses in our lending activities.

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	2013	2012
	(In thousands)
Real estate(1)
Residential first mortgages	$431,812	$468,636
Residential home equity and other junior mortgages	113,703	121,235
Construction and land development	50,290	56,183
Other(2)	440,348	434,336
Commercial	146,954	132,904
Consumer	126,443	117,077
Payment plan receivables	60,638	84,692
Agricultural	4,382	4,076
Total loans	$1,374,570	$1,419,139

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Further, it is our desire to reduce or restrict certain loan categories for risk management reasons. For example, construction and land development loans have been declining as the result of our effort to shrink this portion of our Portfolio Loans. In addition, payment plan receivables have declined as we seek to reduce Mepco’s vehicle service contract payment plan business. Further declines in Portfolio Loans may adversely impact our future net interest income.

Contents
NON-PERFORMING ASSETS (1)

	December 31,
	2013	2012	2011
	(Dollars in thousands)
Non-accrual loans	$17,905	$32,929	$59,309
Loans 90 days or more past due and still accruing interest	-	7	574
Total non-performing loans	17,905	32,936	59,883
Other real estate and repossessed assets	18,282	26,133	34,042
Total non-performing assets	$36,187	$59,069	$93,925

As a percent of Portfolio Loans
Non-performing loans	1.30%	2.32%	3.80%
Allowance for loan losses	2.35	3.12	3.73
Non-performing assets to total assets	1.64	2.92	4.07
Allowance for loan losses as a percent of non-performing loans	180.54	134.43	98.33

(1)	Excludes loans classified as “troubled debt restructured” that are not past due and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS (“TDR”)

	December 31, 2013
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$35,134	$79,753		$114,887
Non-performing TDR’s(1)	4,347	4,988	(2)	9,335
Total	$39,481	$84,741		$124,222

	December 31, 2012
	Commercial	Retail		Total
	(In thousands)

Performing TDR’s	$40,753	$85,977		$126,730
Non-performing TDR’s(1)	7,756	9,177	(2)	16,933
Total	$48,509	$95,154		$143,663

(1)	Included in non-performing assets table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $15.0 million, or 45.6%, in 2013 and by $26.9 million, or 45.0%, in 2012 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect reduced levels of new loan defaults as well as loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing residential mortgage loans are primarily due to delinquencies reflecting economic conditions, which still remain somewhat challenging, and soft real estate values in parts of Michigan and in certain markets outside of Michigan where we have mortgage loans secured by resort properties (see note #4 to the Consolidated Financial Statements). Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $114.9 million, or 8.36% of total Portfolio Loans, and $126.7 million, or 8.93% of total Portfolio Loans, at December 31, 2013 and 2012, respectively.

Contents
ORE and repossessed assets totaled $18.3 million at December 31, 2013, compared to $26.1 million at December 31, 2012. This decrease is primarily the result of sales and write-downs of ORE being in excess of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed and any redemption period expires.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2013	2012	2011
	(In thousands)
Specific allocations	$15,158	$21,009	$22,299
Other adversely rated commercial loans	1,358	2,419	4,430
Historical loss allocations	9,849	12,943	20,682
Additional allocations based on subjective factors	5,960	7,904	11,473
Total	$32,325	$44,275	$58,884

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

Contents
While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s outstanding vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded credits of $0.1 million, $0.008 million and $0.03 million for its provision for loan losses in 2013, 2012 and 2011, respectively, due primarily to significant declines ($24.1 million, or 28.4%, $30.3 million, or 26.4%, and $86.2 million, or 42.9%, in 2013, 2012 and 2011, respectively) in the balance of payment plan receivables. Mepco’s allowance for loan losses totaled $0.1 million and $0.2 million at December 31, 2013 and 2012, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contacts are done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance that the aforementioned risk management policies and procedures will prevent us from incurring significant credit or fraud related losses in this business segment. The estimated incurred losses described in this paragraph should be distinguished from the possible losses we may incur from counterparties failing to pay their obligations to Mepco. (See note #11 to the Consolidated Financial Statements included within this report.)

The AFLL was $32.3 million, or 2.35% of total Portfolio Loans at December 31, 2013 compared to $44.3 million, or 3.12% of total Portfolio Loans at December 31, 2012. All four of the components of the AFLL outlined above declined in 2013 as compared to 2012. The AFLL related to specific loans decreased $5.9 million in 2013 primarily because of a decline in loss allocations on individual commercial and mortgage loans due to a decline in the balance of such loans as well as lower loss given default rates. The AFLL related to other adversely rated commercial loans decreased $1.1 million in 2013 due to a decrease in the balance of such loans included in this component ($39.4 million at December 31, 2013 as compared to $52.8 million at December 31, 2012) and due to lower loss given default rates. The AFLL related to historical losses decreased $3.1 million in 2013 due primarily to lower loss given default rates. The lower loss given default rates in 2013 reflect both a reduced level of loan defaults and a reduced loss severity. The AFLL related to subjective factors decreased $1.9 million in 2013 primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans.

During 2012, all four of the components of the AFLL declined as compared to 2011. The AFLL related to specific loans decreased $1.3 million in 2012 because of a decline in loss allocations on individual commercial loans due primarily to a decline in the balance of such loans. The AFLL related to other adversely rated commercial loans decreased $2.0 million in 2012 primarily due to a decrease in the balance of such loans included in this component to $52.8 million at December 31, 2012 from $83.0 million at December 31, 2011. The AFLL related to historical losses decreased $7.7 million in 2012 due to lower adjustments for delinquent loans, declines in loan balances and net charge-offs, as well as a refinement in the calculation methodology for this component of the AFLL that was implemented in the third quarter of 2012. This refinement now uses borrower credit scores and a migration analysis to estimate a probability of default as described above. The AFLL related to subjective factors decreased $3.6 million in 2012 primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans.

Contents
ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2013		2012		2011
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$44,275	$598	$58,884	$1,286	$67,915	$1,322
Additions (deductions)
Provision for loan losses	(3,988)	-	6,887	-	27,946	-
Recoveries credited to allowance	8,270	-	6,522	-	4,747	-
Loans charged against the allowance	(16,232)	-	(27,408)	-	(41,724)	-
Reclassification to loans held for sale	-	-	(610)	-	-	-
Additions (deductions) included in non-interest expense	-	(90)	-	(688)	-	(36)
Balance at end of year	$32,325	$508	$44,275	$598	$58,884	$1,286

Net loans charged against the allowance to average Portfolio Loans	0.58%		1.39%		2.20%

The ratio of loan net charge-offs to average loans was 0.58% in 2013 (or $8.0 million) compared to 1.39% in 2012 (or $20.9 million). The decline in loan net charge-offs primarily reflects decreases of $6.7 million for commercial loans, $4.8 million for residential mortgage loans and $1.3 million for consumer installment loans. These decreases in loan net charge-offs primarily reflect reduced levels of non-performing loans and some stabilization in collateral liquidation values.

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

To attract new core deposits, we have implemented a direct mail account acquisition program as well as branch staff sales training. Account acquisition initiatives have historically generated increases in customer relationships. Over the past three to four years, we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. We view long-term core deposit growth as an important objective. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. (See “Liquidity and capital resources.”)

Deposits totaled $1.88 billion and $1.78 billion at December 31, 2013 and 2012, respectively. The $105.3 million increase in deposits in 2013 is primarily due to growth in checking, savings and reciprocal deposit account balances. Reciprocal deposits totaled $83.5 million and $33.2 million at December 31, 2013 and 2012, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. With the expiration of the Transaction Account Guarantee Program (“TAGP”) on December 31, 2012, we have experienced an increase in reciprocal deposits during 2013.

Contents
We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2013, we had approximately $313.4 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

During the fourth quarter of 2009, we prepaid our estimated quarterly deposit insurance premium assessments to the FDIC for periods through the fourth quarter of 2012. These estimated quarterly deposit insurance premium assessments were based on projected deposit balances over the assessment periods. The prepaid deposit insurance premium assessments totaled zero and $9.4 million at December 31, 2013 and 2012, respectively. The actual expense over the assessment periods was significantly lower than the original prepaid amount due to various factors including variances in the estimated compared to the actual assessment base and rates used during each assessment period. We received the return of the overpayment of our prepaid assessment from the FDIC in June 2013.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

Other borrowings, comprised almost entirely of advances from the Federal Home Loan Bank (the “FHLB”), totaled $17.2 million and $17.6 million at December 31, 2013 and 2012, respectively.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2013, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $114.2 million, or 6.0% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008. In June 2013, we terminated our last remaining interest-rate swap, which had an aggregate notional amount of $10.0 million.

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

Contents
At December 31, 2013, we had $317.1 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $1.44 billion of our deposits at December 31, 2013 were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown (excluding the Branch Sale) or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

We have developed contingency funding plans that stress test our liquidity needs that may arise from certain events such as an adverse change in our financial metrics (for example, credit quality or regulatory capital ratios). Our liquidity management also includes periodic monitoring that measures quick assets (defined generally as short-term assets with maturities less than 30 days and loans held for sale) to total assets, short-term liability dependence and basic surplus (defined as quick assets compared to short-term liabilities). Policy limits have been established for our various liquidity measurements and are monitored on a monthly basis. In addition, we also prepare cash flow forecasts that include a variety of different scenarios.

We believe that we currently have adequate liquidity at our Bank because of our cash and cash equivalents, our portfolio of securities available for sale, our access to secured advances from the FHLB, our ability to issue Brokered CDs and our improved financial metrics.

We also believe that the available cash on hand of approximately $11.7 million at the parent company as of December 31, 2013 as well as the potential future transfer of funds from the Bank to the parent company through returns of capital or through dividends, provide sufficient liquidity resources at the parent company to meet operating expenses and to make interest payments on the subordinated debentures for the foreseeable future.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2013.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$317,074	$89,949	$36,810	$748	$444,581
Other borrowings	4,717	3,036	6,629	2,799	17,181
Subordinated debentures	-	-	-	40,723	40,723
Operating lease obligations	1,274	2,075	1,944	1,620	6,913
Purchase obligations(2)	1,975	658	-	-	2,633
Total	$325,040	$95,718	$45,383	$45,890	$512,031

(1)	Excludes approximately $0.7 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

Contents
CAPITALIZATION

	December 31,
	2013	2012
	(In thousands)
Subordinated debentures	$40,723	$50,175
Amount not qualifying as regulatory capital	(1,223)	(1,507)
Amount qualifying as regulatory capital	39,500	48,668
Shareholders’ equity
Preferred stock	-	84,204
Common stock	351,173	251,237
Accumulated deficit	(110,347)	(192,408)
Accumulated other comprehensive loss	(9,245)	(8,058)
Total shareholders’ equity	231,581	134,975
Total capitalization	$271,081	$183,643

We had four special purpose entities (at December 31, 2013, we only have three remaining) that originally issued $90.1 million of cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn, issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition. On June 23, 2010, we issued 5.1 million shares of our common stock (having a fair value of approximately $23.5 million on the date of the exchange) in exchange for $41.4 million in liquidation amount of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities. On October 11, 2013, we redeemed all ($9.2 million) of the outstanding trust preferred securities remaining issued by IBC Capital Finance II and liquidated this entity shortly thereafter. The trust preferred securities issued by IBC Capital Finance II had an interest rate of 8.25%. The redemption of these securities will reduce our interest expense by approximately $0.8 million annually. At December 31, 2013 and 2012, we had $39.5 million and $48.7 million, respectively, of cumulative trust preferred securities remaining outstanding.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2013. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

On August 30, 2013, we redeemed the Series B Preferred Stock and the Amended Warrant from the UST and exited TARP by making an $81.0 million payment to the UST pursuant to the SPA. See note #12 to the Consolidated Financial Statements included within this report for additional information about the Series B Preferred Stock and the Amended Warrant.

Common shareholders’ equity increased to $231.6 million at December 31, 2013 from $50.8 million at December 31, 2012 due primarily to our Common Stock Offering and our net income during 2013. Our tangible common equity (“TCE”) totaled $228.4 million and $46.8 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 10.35% at December 31, 2013 compared to 2.32% at December 31, 2012.

Because the Bank currently has negative “undivided profits” (i.e. a retained deficit) of $50.0 million at December 31, 2013, under Michigan banking regulations, the Bank is not currently permitted to pay a dividend. We can request regulatory approval for a return of capital from the Bank to the parent company. Also see note #20 to the Consolidated Financial Statements included within this report.

Contents
As of December 31, 2013, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements included within this report).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2013
200 basis point rise	$412,200	8.33%	$77,800	5.56%
100 basis point rise	398,200	4.65	75,300	2.17
Base-rate scenario	380,500	-	73,700	-
100 basis point decline	356,400	(6.33)	72,500	(1.63)

December 31, 2012
200 basis point rise	$262,100	24.81%	$81,200	6.01%
100 basis point rise	240,000	14.29	78,600	2.61
Base-rate scenario	210,000	-	76,600	-
100 basis point decline	180,400	(14.10)	75,500	(1.44)

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

Accounting Standards Update. See note #1 to the Consolidated Financial Statements included elsewhere in this report for details on recently issued accounting pronouncements and their impact on our financial statements.

Contents
Regulatory development. On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into a Memorandum of Understanding (“MOU”) with the FRB and the Michigan Department of Insurance and Financial Services (“DIFS”). The MOU largely duplicated certain provisions of board resolutions that were already in place, but also had the following specific requirements:

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

Effective March 26, 2013, the FRB and DIFS terminated the MOU. Also on that date, the respective Boards of Directors of the Company and the Bank passed resolutions that required the following:

•	Submission of quarterly progress reports to the FRB and DIFS regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list,” or are adversely classified;
•	Prior approval of the FRB and DIFS for the Bank to pay any dividend to the Company; and
•	Prior approval of the FRB and DIFS for the Company to pay any dividend to its shareholders, to make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities, to increase borrowings or guarantee any debt, and/or to purchase or redeem any of its stock.

During the third quarter of 2013, the FRB and DIFS informed us that the Board resolutions no longer needed to be in place. Accordingly, on October 22, 2013, the above described resolutions were rescinded by the Board of Directors of the Company and the Bank.

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

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Trading securities, securities available-for-sale, loans held for sale, and derivatives are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment, capitalized mortgage loan servicing rights and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. See note #21 to the Consolidated Financial Statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.5 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages, this maximum amount may change in the future.

Contents
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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. On January 12, 2009 the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard struck the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net other than temporary impairment charges on securities of $0.03 million, $0.3 million, and $0.8 million in 2013, 2012 and 2011, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2013 the cost basis of our investment securities classified as available for sale exceeded their estimated fair value at that same date by $4.9 million (compared to $0.5 million at December 31, 2012). This amount is included in the accumulated other comprehensive loss section of shareholders’ equity.

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

Contents
At December 31, 2013 and 2012 we had approximately $13.7 million and $11.0 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded decreases in the valuation allowance on capitalized mortgage loan servicing rights of $3.2 million and $0.5 million in 2013 and 2012, respectively, as compared to an increase of $3.3 million in 2011.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $4.8 million, $1.6 million and $11.0 million in 2013, 2012 and 2011, respectively) are titled “vehicle service contract counterparty contingencies” in our Consolidated Statements of Operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded in prior periods.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with net operating loss carryforwards and differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2013 we had gross deferred tax assets of $64.1 million, gross deferred tax liabilities of $5.4 million and a valuation allowance of $1.1 million. This compares to gross deferred tax assets of $69.7 million, gross deferred tax liabilities of $4.5 million and a valuation allowance of $65.1 million at December 31, 2012. We are required to assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In 2008, we first established a valuation allowance against substantially all of our net deferred tax assets due to a number of factors, including our then declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2012, 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. However, at June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was more likely than not. Subsequent to June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets continues to be more likely than not (see “Income tax benefit.”). We will continue to evaluate the realization of our net deferred tax assets in future periods. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust our valuation allowance. In addition, changes in tax laws and changes in tax rates as well as our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

Contents
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Grand Rapids, Michigan
March 7, 2014

Contents
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2013	2012
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$48,156	$55,487
Interest bearing deposits	70,925	124,295
Cash and Cash Equivalents	119,081	179,782
Interest bearing deposits - time	17,999	-
Trading securities	498	110
Securities available for sale	462,481	208,413
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,419	20,838
Loans held for sale, carried at fair value	20,390	47,487
Loans held for sale, carried at lower of cost or fair value	-	3,292
Loans
Commercial	635,234	617,258
Mortgage	486,633	527,340
Installment	192,065	189,849
Payment plan receivables	60,638	84,692
Total Loans	1,374,570	1,419,139
Allowance for loan losses	(32,325)	(44,275)
Net Loans	1,342,245	1,374,864
Other real estate and repossessed assets	18,282	26,133
Property and equipment, net	48,594	47,016
Bank-owned life insurance	52,253	50,890
Deferred tax assets, net	57,550	-
Capitalized mortgage loan servicing rights	13,710	11,013
Vehicle service contract counterparty receivables, net	7,716	18,449
Other intangibles	3,163	3,975
Prepaid FDIC deposit insurance assessment	-	9,448
Accrued income and other assets	22,562	22,157
Total Assets	$2,209,943	$2,023,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$518,658	$488,126
Savings and interest-bearing checking	910,352	871,238
Reciprocal	83,527	33,242
Retail time	358,800	372,340
Brokered time	13,469	14,591
Total Deposits	1,884,806	1,779,537
Other borrowings	17,188	17,625
Subordinated debentures	40,723	50,175
Vehicle service contract counterparty payables	4,089	7,725
Accrued expenses and other liabilities	31,556	33,830
Total Liabilities	1,978,362	1,888,892

Commitments and contingent liabilities

Shareholders’ Equity
Convertible preferred stock, no par value, 200,000 shares authorized; None issued and outstanding at December 31, 2013 and 74,426 shares issued and outstanding at December 31, 2012; liquidation preference: $85,150 at December 31, 2012	-	84,204
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,819,136 shares at December 31, 2013 and 9,093,732 shares at December 31, 2012	351,173	251,237
Accumulated deficit	(110,347)	(192,408)
Accumulated other comprehensive loss	(9,245)	(8,058)
Total Shareholders’ Equity	231,581	134,975
Total Liabilities and Shareholders’ Equity	$2,209,943	$2,023,867

See accompanying notes to consolidated financial statements

Contents
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$80,664	$93,780	$110,574
Interest on securities
Taxable	4,059	2,934	1,422
Tax-exempt	1,101	1,044	1,219
Other investments	1,297	1,640	1,547
Total Interest Income	87,121	99,398	114,762
INTEREST EXPENSE
Deposits	5,706	8,913	15,257
Other borrowings	3,456	4,230	4,936
Total Interest Expense	9,162	13,143	20,193
Net Interest Income	77,959	86,255	94,569
Provision for loan losses	(3,988)	6,887	27,946
Net Interest Income After Provision for Loan Losses	81,947	79,368	66,623
NON-INTEREST INCOME
Service charges on deposit accounts	14,076	17,887	18,306
Interchange income	7,362	9,188	9,091
Net gains (losses) on assets
Mortgage loans	10,022	17,323	9,262
Securities	395	1,226	249
Other than temporary impairment loss on securities
Total impairment loss	(26)	(339)	(760)
Loss recognized in other comprehensive loss	-	-	-
Net impairment loss recognized in earnings	(26)	(339)	(760)
Mortgage loan servicing	3,806	166	(2,011)
Title insurance fees	1,682	1,963	1,465
(Increase) decrease in fair value of U.S. Treasury warrant	(1,025)	(285)	1,137
Net gain on branch sale	-	5,402	-
Other	8,537	11,034	10,174
Total Non-interest Income	44,829	63,565	46,913
NON-INTEREST EXPENSE
Compensation and employee benefits	47,924	53,983	50,484
Occupancy, net	8,845	10,104	11,183
Data processing	8,019	8,009	8,208
Loan and collection	6,886	9,965	12,414
Vehicle service contract counterparty contingencies	4,837	1,629	11,048
Furniture, fixtures and equipment	4,293	4,635	5,169
Communications	2,919	3,677	3,918
Legal and professional	2,459	4,175	3,941
FDIC deposit insurance	2,435	3,306	3,507
Advertising	2,433	2,494	2,503
Provision for loss reimbursement on sold loans	2,152	1,112	1,993
Interchange expense	1,645	1,799	1,543
Credit card and bank service fees	1,263	2,091	3,656
Net losses on other real estate and repossessed assets	1,237	2,854	5,824
Write-down of property and equipment held for sale	-	860	-
Recoveries related to unfunded lending commitments	(90)	(688)	(36)
Other	6,861	6,730	8,593
Total Non-interest Expense	104,118	116,735	133,948
Income (Loss) Before Income Tax	22,658	26,198	(20,412)
Income tax benefit	(54,851)	-	(212)
Net Income (Loss)	$77,509	$26,198	$(20,200)
Preferred stock dividends and discount accretion	(3,001)	(4,347)	(4,157)
Preferred stock discount	7,554	-	-
Net Income (Loss) Applicable to Common Stock	$82,062	$21,851	$(24,357)
Net income (loss) per common share
Basic	$5.87	$2.51	$(2.94)
Diluted	$3.55	$0.80	$(2.94)
Cash dividends declared per common share	$-	$-	$-

See accompanying notes to consolidated financial statements

Contents
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2013	2012	2011
	(In thousands)

Net income (loss)	$77,509	$26,198	$(20,200)
Other comprehensive income (loss), before tax
Available for sale securities
Unrealized gain (loss) arising during period	(4,698)	2,757	(287)
Change in unrealized losses for which a portion of other than temporary impairment has been recognized in earnings	270	1,160	600
Reclassification adjustment for other than temporary impairment included in earnings	26	339	760
Reclassification adjustments for (gains) included in earnings	(7)	(1,193)	(204)
Unrealized gains (losses) recognized in other comprehensive income on available for sale securities	(4,409)	3,063	869
Income tax expense (benefit)	(1,544)	-	304
Unrealized gains (losses) recognized in other comprehensive income on available for sale securities, net of tax	(2,865)	3,063	565
Derivative instruments
Unrealized loss arising during period	(37)	(127)	(482)
Reclassification adjustment for expense recognized in earnings	208	491	799
Reclassification adjustment for accretion on settled derivatives	189	436	659
Unrealized gains recognized in other comprehensive income on derivative instruments	360	800	976
Income tax expense (benefit)	(1,318)	-	342
Unrealized gains recognized in other comprehensive income on derivative instruments, net of tax	1,678	800	634
Other comprehensive income (loss)	(1,187)	3,863	1,199
Comprehensive income (loss)	$76,322	$30,061	$(19,001)

See accompanying notes to consolidated financial statements

Contents
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands)

Balances at December 31, 2010	$75,700	$246,407	$(189,902)	$(13,120)	$119,085
Net loss for 2011	-	-	(20,200)	-	(20,200)
Dividends on Preferred, 5%	3,939	-	(3,939)	-	-
Issuance of 432,797 shares of common stock	-	1,335	-	-	1,335
Share based compensation (issuance of 198,246 shares of common stock)	-	1,208	-	-	1,208
Accretion of preferred stock discount	218	-	(218)	-	-
Other comprehensive income	-	-	-	1,199	1,199
Balances at December 31, 2011	79,857	248,950	(214,259)	(11,921)	102,627
Net income for 2012	-	-	26,198	-	26,198
Dividends on Preferred, 5%	4,128	-	(4,128)	-	-
Issuance of 454,842 shares of common stock	-	1,418	-	-	1,418
Share based compensation (issuance of 147,364 shares of common stock)	-	869	-	-	869
Accretion of preferred stock discount	219	-	(219)	-	-
Other comprehensive income	-	-	-	3,863	3,863
Balances at December 31, 2012	84,204	251,237	(192,408)	(8,058)	134,975
Net income for 2013	-	-	77,509	-	77,509
Dividends on Preferred, 5%	2,856	-	(2,856)	-	-
Issuance of 13,604,963 shares of common stock	-	99,075	-	-	99,075
Share based compensation (issuance of 175,789 shares of common stock)	-	1,238	-	-	1,238
Share based compensation withholding obligation (withholding of 55,348 shares of common stock)	-	(513)	-	-	(513)
Accretion of preferred stock discount	146	-	(146)	-	-
Common stock warrant	-	1,484	-	-	1,484
Redemption of convertible preferred stock and common stock warrant	(87,206)	(1,348)	7,554	-	(81,000)
Other comprehensive loss	-	-	-	(1,187)	(1,187)
Balances at December 31, 2013	$-	$351,173	$(110,347)	$(9,245)	$231,581

See accompanying notes to consolidated financial statements

Contents
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net Income (Loss)	$77,509	$26,198	$(20,200)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	415,442	527,371	391,253
Disbursements for loans held for sale	(378,323)	(512,734)	(376,694)
Provision for loan losses	(3,988)	6,887	27,946
Deferred federal income tax expense (benefit)	(57,550)	-	201
Deferred loan fees	17	(392)	(449)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	(2,197)	(4,718)	(11,301)
Write-down of property and equipment held for sale	-	860	-
Net gains on mortgage loans	(10,022)	(17,323)	(9,262)
Net gains on securities	(395)	(1,226)	(249)
Securities impairment recognized in earnings	26	339	760
Net losses on other real estate and repossessed assets	1,237	2,854	5,824
Vehicle service contract counterparty contingencies	4,837	1,629	11,048
Share based compensation	1,238	869	1,208
Net gain on branch sale	-	(5,402)	-
(Increase) decrease in accrued income and other assets	7,747	(2,425)	16,872
Increase (decrease) in accrued expenses and other liabilities	(3,508)	6,606	(1,551)
Total Adjustments	(25,439)	3,195	55,606
Net Cash From Operating Activities	52,070	29,393	35,406
CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	2,940	37,176	70,322
Proceeds from the maturity of securities available for sale	29,866	83,190	3,983
Principal payments received on securities available for sale	43,702	23,765	9,282
Purchases of securities available for sale	(332,060)	(192,726)	(173,186)
Purchases of interest bearing deposits	(20,260)	-	-
Proceeds from the maturity of interest bearing deposits	2,142	-	-
Redemption of Federal Home Loan Bank and Federal Reserve Bank stock	-	334	2,802
Purchase of Federal Reserve Bank stock	(2,581)	-	-
Net decrease in portfolio loans (loans originated, net of principal payments)	33,192	90,952	196,558
Net proceeds from sale of watch, substandard and non-performing loans	6,721	-	-
Net cash from (paid for) branch sale	3,292	(339,995)	-
Proceeds from the collection of vehicle service contract counterparty receivables	6,751	7,413	1,613
Proceeds from the sale of other real estate and repossessed assets	13,546	19,331	18,638
Proceeds from the sale of property and equipment	52	1,958	224
Capital expenditures	(8,371)	(5,293)	(2,779)
Net Cash From (Used in) Investing Activities	(221,068)	(273,895)	127,457
CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Net increase (decrease) in total deposits	105,269	96,428	(165,713)
Net increase (decrease) in other borrowings	4	-	(7)
Proceeds from Federal Home Loan Bank advances	100	12,000	31,000
Payments of Federal Home Loan Bank advances	(541)	(27,762)	(68,638)
Redemption of convertible preferred stock and common stock warrant	(81,000)	-	-
Share based compensation withholding obligation	(513)	-	-
Net increase (decrease) in vehicle service contract counterparty payables	(3,636)	1,092	(5,106)
Redemption of subordinated debt	(9,452)	-	-
Proceeds from issuance of common stock	98,066	1,418	1,335
Net Cash From (Used in) Financing Activities	108,297	83,176	(207,129)
Net Decrease in Cash and Cash Equivalents	(60,701)	(161,326)	(44,266)
Cash and Cash Equivalents at Beginning of Year	179,782	341,108	385,374
Cash and Cash Equivalents at End of Year	$119,081	$179,782	$341,108
Cash paid during the year for
Interest	$15,914	$11,052	$18,729
Income taxes	43	292	59
Transfers to other real estate and repossessed assets	6,932	14,276	19,091
Transfer of payment plan receivables to vehicle service contract counterparty receivables	792	1,469	8,874
Purchase of securities available for sale and interest bearing deposits - time not yet settled	4,146	-	-
Transfers to loans held for sale	-	47,954	-
Transfers to property and equipment held for sale	-	13,033	-
Transfers to deposits held for sale	-	403,089	-

See accompanying notes to consolidated financial statements

Contents
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

Our Bank subsidiary transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2013, 75.4% of our Bank’s loan portfolio was secured by real estate.

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

INTEREST BEARING DEPOSITS - TIME — Interest bearing deposits - time consist of deposits with original maturities of 3 months or more.

LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments as well as realized gains and losses, are recorded in current earnings. Certain loans held for sale at December 31, 2012 relating to our branch sale [see note #26] were carried at the lower of cost or market.

MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing in the Consolidated Statements of Operations. The fair values of mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.3 million, $4.4 million and $4.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. Late fees and ancillary fees related to loan servicing are not material.

Contents
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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2013 and 2012. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

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

FEDERAL HOME LOAN BANK (“FHLB”) STOCK — Our Bank subsidiary is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

FEDERAL RESERVE BANK (“FRB”) STOCK — Our Bank subsidiary is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans and payment plan receivables. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) income producing – real estate, (ii) land, land development and construction – real estate and (iii) commercial and industrial. Classes within the mortgage loan segment include (i) 1-4 family, (ii) resort lending, (iii) home equity – 1st lien and (iv) home equity 2nd lien. Classes within the installment loan segment include (i) home equity – 1st lien, (ii) home equity – 2nd lien, (iii) loans not secured by real estate and (iv) other. Classes within the payment plan receivables segment include (i) full refund, (ii) partial refund and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans and payment plan receivables are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non- performing in the preceding quarter are evaluated for impairment. Those loans included in each mortgage loan or installment class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral.

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

BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 270 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. We currently do not have any Fair Value Hedges. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. We currently do not have any Cash Flow Hedges as we terminated our last remaining hedge during the second quarter of 2013. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. For instruments with no hedging designation the gain or loss on the derivative is reported currently in earnings. These free standing instruments currently consist of mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans. Fair values of these mortgage derivatives are estimated based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into, in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

SHARE BASED COMPENSATION — Cost is recognized for stock options and non-vested share awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of our common stock at the date of grant is used for non-vested share awards. Cost is recognized over the required service period, generally defined as the vesting period. Cost is also recognized for salary stock issued to employees and stock issued to non- employee directors. These shares vest immediately and cost is recognized during the period they are issued.

COMMON STOCK — At December 31, 2013, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.5 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the 2013 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In February, 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU amended guidance on the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this guidance require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. This amended guidance became effective for us at January 1, 2013 and was applied prospectively. The effect of adopting this standard did not have a material impact on our consolidated operating results or financial condition, but the additional disclosures are included in note #24.

In July 2013, the FASB amended existing guidance related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. These amendments provide that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 with early adoption and retrospective application permitted. This amendment is not expected to have a material impact on our consolidated operating results or financial condition.

In January, 2014, the FASB issued ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014 with early adoption and retrospective or prospective application permitted. This amendment is not expected to have a material impact on our consolidated operating results or financial condition.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2013 and 2012 were $24.5 million and $26.1 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and Visa debit card operations. These balances are held at unrelated financial institutions and totaled $2.4 million and $2.5 million at December 31, 2013 and 2012, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

2013
U.S. agency	$32,106	$44	$342	$31,808
U.S. agency residential mortgage-backed	202,649	1,343	532	203,460
Private label residential mortgage-backed	7,294	112	618	6,788
Other asset backed	45,369	10	194	45,185
Obligations of states and political subdivisions	157,966	496	4,784	153,678
Corporate	19,120	43	26	19,137
Trust preferred	2,902	-	477	2,425
Total	$467,406	$2,048	$6,973	$462,481

2012
U.S. agency	$30,620	$70	$23	$30,667
U.S. agency residential mortgage-backed	126,151	1,264	3	127,412
Private label residential mortgage-backed	9,070	-	876	8,194
Obligations of states and political subdivisions	38,384	736	69	39,051
Trust preferred	4,704	-	1,615	3,089
Total	$208,929	$2,070	$2,586	$208,413

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was $0.2 million and $0.3 million at December 31, 2013 and 2012, respectively.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

2013
U.S. agency	$16,715	$342	$-	$-	$16,715	$342
U.S. agency residential mortgage-backed	78,256	532	-	-	78,256	532
Private label residential mortgage-backed	407	6	4,602	612	5,009	618
Other asset backed	33,862	194	-	-	33,862	194
Obligations of states and political subdivisions	103,942	4,645	4,805	139	108,747	4,784
Corporate	7,105	26	-	-	7,105	26
Trust preferred	-	-	2,425	477	2,425	477
Total	$240,287	$5,745	$11,832	$1,228	$252,119	$6,973

2012
U.S. agency	$8,097	$23	$-	$-	$8,097	$23
U.S. agency residential mortgage-backed	-	-	457	3	457	3
Private label residential mortgage-backed	-	-	8,192	876	8,192	876
Obligations of states and political subdivisions	7,384	69	-	-	7,384	69
Trust preferred	-	-	3,089	1,615	3,089	1,615
Total	$15,481	$92	$11,738	$2,494	$27,219	$2,586

Our portfolio of available-for-sale securities is reviewed quarterly for impairment in value. In performing this review management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

U.S. agency and U.S. agency residential mortgage-backed securities — at December 31, 2013 we had eight U.S. Agency and 14 U.S. Agency residential mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rises in term interest rates and widening discount margins on variable rate securities. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2013 we had six of this type of securities whose fair value is less than amortized cost. Two of the issues are rated by a major rating agency as investment grade two are below investment grade and two are split rated. Two of these bonds have impairment in excess of 10% and four of these holdings have been impaired for more than 12 months.

The unrealized losses are largely attributable to credit spread widening on these securities since their acquisition. The underlying loans within these securities include Jumbo (69%) and Alt A (31%) at December 31, 2013.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31,
	2013		2012
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)

Private label residential mortgage-backed
Jumbo	$4,687	$(441)	$6,041	$(594)
Alt-A	2,101	(65)	2,153	(282)

These securities, except for the senior support security with a zero amortized cost basis, are receiving some principal and interest payments. Most of these transactions are passthrough structures, receiving pro rata principal and interest payments from a dedicated collateral pool for loans that are performing. The nonreceipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

All private label residential mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. The cash flows from the underlying loans consider contractual payment terms (scheduled amortization), prepayments, defaults and severity of loss given default. The analysis uses dynamic assumptions for prepayments, defaults and loss severity. Near term prepayment assumptions are based on recently observed prepayment rates. More weight is given to longer term historic performance (12 months). In some cases, recently observed prepayment rates are lower than historic norms due to a minimal amount of new jumbo loan issuances. This loan market is heavily dependent upon securitization for funding, and new securitization transactions have been minimal. Our model projections anticipate that prepayment rates gradually revert to historical levels. For seasoned ARM transactions, normalized prepayment rates range from 12% to 16% CPR. For fixed rate collateral (one transaction), the prepayment speeds are projected to remain stable.

Default assumptions are largely based on the volume of existing real estate owned, pending foreclosures and severe delinquencies. Other considerations include the quality of loan underwriting, recent default experience, realized loss performance and the volume of less severe delinquencies. Default levels generally are projected to remain elevated or increase for a period of time sufficient to address the level of distressed loans in the transaction. Our projections expect defaults to then decline, generally beginning in year three. Current loss severity assumptions are based on recent observations when meaningful data is available. Loss severity is expected to remain elevated for the next 12 months. Severity is expected to decline after this period due to improving overall economic conditions, improving real estate prices and a reduced inventory of foreclosed properties on the market. Except for three securities discussed in further detail below (all three are currently below investment grade), our cash flow analysis forecasts complete recovery of our cost basis for each reviewed security.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

At December 31, 2013 three below investment grade private label residential mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Senior Support Security	Total
	(In thousands)

As of December 31, 2013
Fair value	$2,453	$1,731	$47	$4,231
Amortized cost	2,820	1,666	-	4,486
Non-credit unrealized loss	367	-	-	367
Unrealized gain	-	65	47	112
Cumulative credit related OTTI	748	457	380	1,585

Credit related OTTI recognized in our Consolidated
Statements of Operations
For the years ended December 31,
2013	26	-	-	26
2012	247	32	60	339
2011	213	425	122	760

These securities, except the senior support security with a zero amortized cost basis, are receiving principal and interest payments similar to principal reductions in the underlying collateral. Two of these securities have unrealized gains and one has an unrealized loss at December 31, 2013. Prior to the second quarter of 2013 all three of these securities had an unrealized loss. The original amortized cost for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for two of these securities is now less than previously recorded credit related OTTI amounts. The remaining non-credit related unrealized loss in the senior security is attributed to other factors and is reflected in other comprehensive income during those same periods.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Other asset backed — at December 31, 2013 we had 16 other asset backed securities whose fair value is less than amortized cost. The unrealized losses are primarily due widening discount margins. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2013 we had 149 municipal securities whose fair value is less than amortized cost. The increase in unrealized losses during 2013 is primarily due to increases in interest rates. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Corporate — at December 31, 2013 we had six corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2013 we had three trust preferred securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past several years has

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies and repricing of risk related to these hybrid capital securities.

One of the three securities is rated by two major rating agencies as investment grade, while one (a Bank of America issuance) is rated below investment grade by two major rating agencies and the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.8 million as of December 31, 2013, continues to have satisfactory credit metrics and make interest payments.

The following table breaks out our trust preferred securities in further detail as of December 31:

	2013		2012
	Fair Value	Net Unrealized Gain (Loss)	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)

Trust preferred securities
Rated issues	$1,600	$(302)	$1,581	$(316)
Unrated issues	825	(175)	1,508	(1,299)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2013, 2012 and 2011 we recorded in earnings OTTI charges on securities available for sale of $0.03 million, $0.3 million and $0.8 million respectively.

A rollforward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2013	2012	2011
	(In thousands)
Balance at beginning of year	$1,809	$1,470	$710
Additions to credit losses on securities for which no previous OTTI was recognized	-	-	425
Increases to credit losses on securities for which OTTI was previously recognized	26	339	335
Balance at end of year	$1,835	$1,809	$1,470

The amortized cost and fair value of securities available for sale at December 31, 2013, by contractual maturity, follow. The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$14,942	$14,952
Maturing after one year but within five years	84,253	84,306
Maturing after five years but within ten years	32,864	32,478
Maturing after ten years	80,035	75,312
	212,094	207,048
U.S. agency residential mortgage-backed	202,649	203,460
Private label residential mortgage-backed	7,294	6,788
Other asset backed	45,369	45,185
Total	$467,406	$462,481

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of proceeds from the sale of securities available for sale and gains and losses follows:

	Proceeds	Realized Gains	Losses(1)
	(In thousands)
2013	$2,940	$15	$8
2012	37,176	1,193	-
2011	70,322	279	75

(1) Losses in 2013, 2012 and 2011 exclude $0.03 million, $0.3 million and $0.8 million, respectively of other than temporary impairment.

During 2013, 2012 and 2011 our trading securities consisted of various preferred stocks. During each of those years we recognized gains on trading securities of $0.39 million, $0.03 million and $0.04 million, respectively that are included in net gains (losses) on securities in the Consolidated Statements of Operations. Of these amounts, $0.39 million and $0.03 million relates to gains (losses) recognized on trading securities still held at December 31, 2013 and 2012, respectively.

Securities with a book value of $10.7 million and $23.1 million at December 31, 2013 and 2012, respectively, were pledged to secure borrowings, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2013 or 2012.

NOTE 4 - LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2013	2012
	(In thousands)
Real estate(1)
Residential first mortgages	$431,812	$468,636
Residential home equity and other junior mortgages	113,703	121,235
Construction and land development	50,290	56,183
Other(2)	440,348	434,336
Commercial	146,954	132,904
Consumer	126,443	117,077
Payment plan receivables	60,638	84,692
Agricultural	4,382	4,076
Total loans	$1,374,570	$1,419,139

(1) Includes both residential and non-residential commercial loans secured by real estate.
(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $0.2 million at both December 31, 2013 and 2012. Payment plan receivables totaling $64.7 million and $90.8 million at December 31, 2013 and 2012, respectively, are presented net of unamortized discount of $4.1 million and $6.2 million at December 31, 2013 and 2012, respectively. These payment plan receivables had effective yields of 15% at both December 31, 2013 and 2012, respectively. These receivables have various due dates through December, 2015.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2013
Balance at beginning of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275
Additions (deductions)
Provision for loan losses	(2,336)	71	314	(93)	(1,944)	(3,988)
Recoveries credited to allowance	5,119	1,996	1,074	81	-	8,270
Loans charged against the allowance	(7,358)	(6,319)	(2,520)	(35)	-	(16,232)
Balance at end of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325

2012
Balance at beginning of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884
Additions (deductions)
Provision for loan losses	2,351	7,778	15	(3)	(3,254)	6,887
Recoveries credited to allowance	3,610	1,581	1,311	20	-	6,522
Loans charged against the allowance	(12,588)	(10,741)	(4,009)	(70)	-	(27,408)
Reclassification to loans held for sale	(154)	(56)	(85)	-	(315)	(610)
Balance at end of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275

2011
Balance at beginning of period	$23,836	$22,642	$6,769	$389	$14,279	$67,915
Additions (deductions)
Provision for loan losses	12,988	14,410	3,365	(11)	(2,806)	27,946
Recoveries credited to allowance	1,850	1,441	1,451	5	-	4,747
Loans charged against the allowance	(20,491)	(15,608)	(5,439)	(186)	-	(41,724)
Balance at end of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2013
Allowance for loan losses:
Individually evaluated for impairment	$3,878	$10,488	$792	$-	$-	$15,158
Collectively evaluated for impairment	2,949	6,707	1,454	97	5,960	17,167
Total ending allowance balance	$6,827	$17,195	$2,246	$97	$5,960	$32,325

Loans
Individually evaluated for impairment	$40,623	$78,022	$7,068	$-		$125,713
Collectively evaluated for impairment	596,235	410,887	185,676	60,638		1,253,436
Total loans recorded investment	636,858	488,909	192,744	60,638		1,379,149
Accrued interest included in recorded investment	1,624	2,276	679	-		4,579
Total loans	$635,234	$486,633	$192,065	$60,638		$1,374,570

2012
Allowance for loan losses:
Individually evaluated for impairment	$6,558	$12,869	$1,582	$-	$-	$21,009
Collectively evaluated for impairment	4,844	8,578	1,796	144	7,904	23,266
Total ending allowance balance	$11,402	$21,447	$3,378	$144	$7,904	$44,275

Loans
Individually evaluated for impairment	$55,634	$88,028	$7,505	$-		$151,167
Collectively evaluated for impairment	563,316	441,703	183,090	84,692		1,272,801
Total loans recorded investment	618,950	529,731	190,595	84,692		1,423,968
Accrued interest included in recorded investment	1,692	2,391	746	-		4,829
Total loans	$617,258	$527,340	$189,849	$84,692		$1,419,139

Non-performing loans at December 31 follows:

	2013	2012
	(In thousands)
Non-accrual loans	$17,905	$32,929
Loans 90 days or more past due and still accruing interest	-	7
Total non-performing loans	$17,905	$32,936

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Non performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $1.2 million, $2.3 million, and $3.2 million of interest income would have been recognized in 2013, 2012 and 2011, respectively. Interest income recorded on these loans was approximately $0.1 million in each of the years ended 2013, 2012 and 2011, respectively.

Non performing loans by class as of December 31 follows:

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2013
Commercial
Income producing - real estate	$-	$1,899	$1,899
Land, land development and construction - real estate	-	1,036	1,036
Commercial and industrial	-	2,434	2,434
Mortgage
1-4 family	-	6,594	6,594
Resort lending	-	2,668	2,668
Home equity - 1st lien	-	415	415
Home equity - 2nd lien	-	689	689
Installment
Home equity - 1st lien	-	938	938
Home equity - 2nd lien	-	571	571
Loans not secured by real estate	-	638	638
Other	-	-	-
Payment plan receivables
Full refund	-	20	20
Partial refund	-	3	3
Other	-	-	-
Total recorded investment	$-	$17,905	$17,905
Accrued interest included in recorded investment	$-	$-	$-
2012
Commercial
Income producing - real estate	$-	$5,611	$5,611
Land, land development and construction - real estate	-	4,062	4,062
Commercial and industrial	-	5,080	5,080
Mortgage
1-4 family	7	9,654	9,661
Resort lending	-	4,861	4,861
Home equity - 1st lien	-	529	529
Home equity - 2nd lien	-	685	685
Installment
Home equity - 1st lien	-	1,278	1,278
Home equity - 2nd lien	-	675	675
Loans not secured by real estate	-	390	390
Other	-	-	-
Payment plan receivables
Full refund	-	57	57
Partial refund	-	38	38
Other	-	9	9
Total recorded investment	$7	$32,929	$32,936
Accrued interest included in recorded investment	$-	$-	$-

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due
	30-59 days	60-89 days	90+ days	Total	Loans not Past Due	Total Loans
	(In thousands)
2013
Commercial
Income producing - real estate	$1,014	$428	$878	$2,320	$249,313	$251,633
Land, land development and construction - real estate	781	129	256	1,166	30,670	31,836
Commercial and industrial	1,155	1,665	318	3,138	350,251	353,389
Mortgage
1-4 family	3,750	224	6,594	10,568	270,855	281,423
Resort lending	698	234	2,668	3,600	142,356	145,956
Home equity - 1st lien	172	-	415	587	18,214	18,801
Home equity - 2nd lien	663	73	689	1,425	41,304	42,729
Installment
Home equity - 1st lien	557	134	938	1,629	25,513	27,142
Home equity - 2nd lien	536	136	571	1,243	36,701	37,944
Loans not secured by real estate	833	281	638	1,752	123,295	125,047
Other	22	12	-	34	2,577	2,611
Payment plan receivables
Full refund	1,364	349	20	1,733	46,344	48,077
Partial refund	190	20	3	213	4,840	5,053
Other	122	4	-	126	7,382	7,508
Total recorded investment	$11,857	$3,689	$13,988	$29,534	$1,349,615	$1,379,149
Accrued interest included in recorded investment	$100	$26	$-	$126	$4,453	$4,579

2012
Commercial
Income producing - real estate	$3,734	$609	$2,826	$7,169	$215,623	$222,792
Land, land development and construction - real estate	336	-	1,176	1,512	41,750	43,262
Commercial and industrial	2,522	654	1,913	5,089	347,807	352,896
Mortgage
1-4 family	4,429	1,115	9,661	15,205	279,132	294,337
Resort lending	748	370	4,861	5,979	164,414	170,393
Home equity - 1st lien	453	51	529	1,033	18,003	19,036
Home equity - 2nd lien	442	32	685	1,159	44,806	45,965
Installment
Home equity - 1st lien	599	140	1,278	2,017	30,368	32,385
Home equity - 2nd lien	430	125	675	1,230	38,956	40,186
Loans not secured by real estate	899	259	390	1,548	113,751	115,299
Other	24	12	-	36	2,689	2,725
Payment plan receivables
Full refund	2,249	552	57	2,858	77,335	80,193
Partial refund	112	46	38	196	4,119	4,315
Other	3	6	9	18	166	184
Total recorded investment	$16,980	$3,971	$24,098	$45,049	$1,378,919	$1,423,968
Accrued interest included in recorded investment	$146	$43	$-	$189	$4,640	$4,829

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
Impaired loans are as follows :

	2013	2012
	(In thousands)
Impaired loans with no allocated allowance
TDR	$13,006	$14,435
Non - TDR	334	418
Impaired loans with an allocated allowance
TDR - allowance based on collateral	10,085	16,231
TDR - allowance based on present value cash flow	101,131	112,997
Non - TDR - allowance based on collateral	688	6,580
Non - TDR - allowance based on present value cash flow	-	-
Total impaired loans	$125,244	$150,661

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$3,127	$5,060
TDR - allowance based on present value cash flow	11,777	14,462
Non - TDR - allowance based on collateral	254	1,487
Non - TDR - allowance based on present value cash flow		-
Total amount of allowance for loan losses allocated	$15,158	$21,009

During the second quarter of 2013 we sold certain commercial watch, substandard and non-performing loans as follows:

(In thousands)
Income producing - real estate	$4,570
Land, land development and construction - real estate	401
Commercial and industrial	3,630
Total	$8,601

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Impaired loans by class as of December 31 are as follows (1):

	2013			2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$7,042	$7,178	$-	$4,050	$4,672	$-
Land, land development & construction-real estate	2,185	3,217	-	3,304	3,294	-
Commercial and industrial	4,110	4,087	-	2,611	2,592	-
Mortgage
1-4 family	8	8	-	-	-	-
Resort lending	35	163	-	-	-	-
Home equity - 1st lien	-	-	-	-	-	-
Home equity - 2nd lien	-	-	-	-	-	-
Installment
Home equity - 1st lien	-	-	-	2,027	2,219	-
Home equity - 2nd lien	-	-	-	2,278	2,278	-
Loans not secured by real estate	-	-	-	610	681	-
Other	-	-	-	20	20	-
	13,380	14,653	-	14,900	15,756	-
With an allowance recorded:
Commercial
Income producing - real estate	14,538	15,631	1,161	20,628	24,250	1,822
Land, land development & construction-real estate	3,366	4,130	686	8,808	11,971	1,986
Commercial and industrial	9,382	9,529	2,031	16,233	18,564	2,750
Mortgage
1-4 family	57,612	60,768	7,236	64,160	68,418	8,518
Resort lending	20,171	20,608	3,221	23,763	24,160	4,321
Home equity - 1st lien	154	164	11	62	77	30
Home equity - 2nd lien	42	118	20	43	118	-
Installment
Home equity - 1st lien	2,959	3,115	254	1,215	1,240	610
Home equity - 2nd lien	3,352	3,347	462	1,161	1,174	930
Loans not secured by real estate	741	902	75	194	194	42
Other	16	16	1	-	-	-
	112,333	118,328	15,158	136,267	150,166	21,009
Total
Commercial
Income producing - real estate	21,580	22,809	1,161	24,678	28,922	1,822
Land, land development & construction-real estate	5,551	7,347	686	12,112	15,265	1,986
Commercial and industrial	13,492	13,616	2,031	18,844	21,156	2,750
Mortgage
1-4 family	57,620	60,776	7,236	64,160	68,418	8,518
Resort lending	20,206	20,771	3,221	23,763	24,160	4,321
Home equity - 1st lien	154	164	11	62	77	30
Home equity - 2nd lien	42	118	20	43	118	-
Installment
Home equity - 1st lien	2,959	3,115	254	3,242	3,459	610
Home equity - 2nd lien	3,352	3,347	462	3,439	3,452	930
Loans not secured by real estate	741	902	75	804	875	42
Other	16	16	1	20	20	-
Total	$125,713	$132,981	$15,158	$151,167	$165,922	$21,009

Accrued interest included in recorded investment	$469			$506

(1) There were no impaired payment plan receivables at December 31, 2013 or 2012.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Average recorded investment in and interest income earned on impaired loans by class for the years ended December 31 follows (1):

	2013		2012		2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:	(In thousands)
Commercial
Income producing - real estate	$5,765	$340	$2,981	$166	$3,170	$170
Land, land development & construction-real estate	3,092	240	2,549	150	613	35
Commercial and industrial	3,980	226	3,526	246	2,874	70
Mortgage
1-4 family	5	11	290	-	35	-
Resort lending	28	-	222	-	166	-
Home equity - 1st lien	-	-	-	-	-	-
Home equity - 2nd lien	-	-	-	-	-	-
Installment
Home equity - 1st lien	1,604	83	1,961	97	1,955	96
Home equity - 2nd lien	1,841	96	2,093	111	2,014	93
Loans not secured by real estate	470	23	549	30	598	31
Other	15	1	22	2	15	2
	16,800	1,020	14,193	802	11,440	497
With an allowance recorded:
Commercial
Income producing - real estate	18,164	587	23,508	571	18,812	117
Land, land development & construction-real estate	6,186	149	10,305	183	9,828	114
Commercial and industrial	11,795	457	17,828	467	11,501	352
Mortgage
1-4 family	60,858	2,622	66,195	2,852	71,342	2,991
Resort lending	21,708	836	24,286	1,000	29,335	1,064
Home equity - 1st lien	136	4	65	2	32	2
Home equity - 2nd lien	42	2	81	3	127	4
Installment
Home equity - 1st lien	1,448	85	1,432	50	1,408	60
Home equity - 2nd lien	1,546	86	1,325	51	1,466	66
Loans not secured by real estate	314	17	221	10	168	6
Other	3	1	-	-	-	-
	122,200	4,846	145,246	5,189	144,019	4,776
Total
Commercial
Income producing - real estate	23,929	927	26,489	737	21,982	287
Land, land development & construction-real estate	9,278	389	12,854	333	10,441	149
Commercial and industrial	15,775	683	21,354	713	14,375	422
Mortgage
1-4 family	60,863	2,633	66,485	2,852	71,377	2,991
Resort lending	21,736	836	24,508	1,000	29,501	1,064
Home equity - 1st lien	136	4	65	2	32	2
Home equity - 2nd lien	42	2	81	3	127	4
Installment
Home equity - 1st lien	3,052	168	3,393	147	3,363	156
Home equity - 2nd lien	3,387	182	3,418	162	3,480	159
Loans not secured by real estate	784	40	770	40	766	37
Other	18	2	22	2	15	2
Total	$139,000	$5,866	$159,439	$5,991	$155,459	$5,273

(1)	There were no impaired payment plan receivables during the years ending December 31, 2013, 2012 and 2011.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our average investment in impaired loans was approximately $139.0 million, $159.4 million and $155.5 million in 2013, 2012 and 2011, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $5.9 million, $6.0 million and $5.3 million in 2013, 2012 and 2011, respectively of which the majority of these amounts were received in cash.

Troubled debt restructurings at December 31 follow:

	2013
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$35,134	$79,753		$114,887
Non-performing TDR’s(1)	4,347	4,988	(2)	9,335
Total	$39,481	$84,741		$124,222

	2012
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$40,753	$85,977		$126,730
Non-performing TDR’s(1)	7,756	9,177	(2)	16,933
Total	$48,509	$95,154		$143,663

(1)	Included in non-performing loans table.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $14.9 million and $19.5 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and 2012, respectively. We have committed to lend additional amounts totaling up to $0.17 and $0.02 million as of December 31, 2013 and 2012, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

The terms of certain loans were modified as troubled debt restructurings and generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 9 months to 60 months but have extended to as much as 480 months in certain circumstances. Modifications involving an extension of the maturity date have generally been for periods ranging from 1 month to 60 months but have extended to as much as 193 months in certain circumstances.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Loans that have been classified as troubled debt restructurings during the years ended December 31 follows:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2013
Commercial
Income producing - real estate	6	$4,798	$3,869
Land, land development & construction-real estate	1	16	-
Commercial and industrial	23	2,522	1,901
Mortgage
1-4 family	20	1,968	1,995
Resort lending	5	1,240	1,231
Home equity - 1st lien	1	95	97
Home equity - 2nd lien	-	-	-
Installment
Home equity - 1st lien	25	659	657
Home equity - 2nd lien	16	508	508
Loans not secured by real estate	5	149	110
Other	-	-	-
Total	102	$11,955	$10,368

2012
Commercial
Income producing - real estate	20	$9,464	$8,568
Land, land development & construction-real estate	9	4,800	4,858
Commercial and industrial	50	9,951	7,905
Mortgage
1-4 family	66	8,900	8,488
Resort lending	31	7,750	7,514
Home equity - 1st lien	1	15	-
Home equity - 2nd lien	-	-	-
Installment
Home equity - 1st lien	18	666	632
Home equity - 2nd lien	24	784	768
Loans not secured by real estate	13	325	304
Other	-	-	-
Total	232	$42,655	$39,037

2011
Commercial
Income producing - real estate	42	$21,061	$17,679
Land, land development & construction-real estate	20	10,801	7,464
Commercial and industrial	64	11,133	10,649
Mortgage
1-4 family	73	9,933	9,423
Resort lending	33	8,893	8,749
Home equity - 1st lien	2	69	64
Home equity - 2nd lien	1	23	18
Installment
Home equity - 1st lien	21	678	618
Home equity - 2nd lien	16	535	514
Loans not secured by real estate	26	455	442
Other	-	-	-
Total	298	$63,581	$55,620

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The troubled debt restructurings described above increased (decreased) the allowance for loan losses by $(0.3) million, $1.6 million and $3.4 million during the years ended December 31, 2013, 2012 and 2011, respectively and resulted in charge offs of $0.5 million, $1.0 million and $4.7 million during the years ended December 31, 2013, 2012 and 2011, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
	(Dollars in thousands)
2013
Commercial
Income producing - real estate	1	$693
Land, land development & construction-real estate	1	334
Commercial and industrial	2	143
Mortgage
1-4 family	1	106
Resort lending	1	156
Home equity - 1st lien	-	-
Home equity - 2nd lien	-	-
Installment
Home equity - 1st lien	2	32
Home equity - 2nd lien	1	22
Loans not secured by real estate	-	-
Other	-	-
Total	9	$1,486

2012
Commercial
Income producing - real estate	2	$827
Land, land development & construction-real estate	-	-
Commercial and industrial	5	230
Mortgage
1-4 family	2	148
Resort lending	4	887
Home equity - 1st lien	-	-
Home equity - 2nd lien	-	-
Installment
Home equity - 1st lien	2	234
Home equity - 2nd lien	1	20
Loans not secured by real estate	-	-
Other	-	-
Total	16	$2,346

2011
Commercial
Income producing - real estate	7	$3,604
Land, land development & construction-real estate	4	3,036
Commercial and industrial	2	492
Mortgage
1-4 family	10	1,191
Resort lending	6	1,311
Home equity - 1st lien	-	-
Home equity - 2nd lien	-	-
Installment
Home equity - 1st lien	1	19
Home equity - 2nd lien	5	301
Loans not secured by real estate	-	-
Other	-	-
Total	35	$9,954

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A loan is considered to be in payment default generally once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by zero, $0.3 million and $1.9 million during the years ended December 31, 2013, 2012 and 2011, respectively and resulted in charge offs of $0.2 million, $0.8 million and $1.8 million during the years ended December 31, 2013, 2012 and 2011, respectively.

The terms of certain other loans were modified during the years ending December 31, 2013, 2012 and 2011 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

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

Rating 7 and 8: These loans are generally referred to as our “watch” commercial credits. This rating includes loans to borrowers that exhibit potential credit weakness or downward trends. If not checked or cured these trends could weaken our asset or credit position. While potentially weak, no loss of principal or interest is envisioned with these ratings.

Rating 9: These loans are generally referred to as our “substandard accruing” commercial credits. This rating includes loans to borrowers that exhibit a well-defined weakness where payment default is probable and loss is possible if deficiencies are not corrected. Generally, loans with this rating are considered collectible as to both principal and interest primarily due to collateral coverage.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non Accrual 10-11	Total
			(In thousands)
2013
Income producing - real estate	$227,957	$17,882	$3,895	$1,899	$251,633
Land, land development and construction - real estate	25,654	4,829	317	1,036	31,836
Commercial and industrial	318,183	26,303	6,469	2,434	353,389
Total	$571,794	$49,014	$10,681	$5,369	$636,858
Accrued interest included in total	$1,433	$147	$44	$-	$1,624

2012
Income producing - real estate	$183,530	$27,096	$6,555	$5,611	$222,792
Land, land development and construction - real estate	32,784	3,457	2,959	4,062	43,262
Commercial and industrial	307,566	26,954	13,296	5,080	352,896
Total	$523,880	$57,507	$22,810	$14,753	$618,950
Accrued interest included in total	$1,417	$163	$112	$-	$1,692

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated at least annually. The following tables summarize credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
			(In thousands)
2013
800 and above	$23,924	$13,487	$3,650	$5,354	$46,415
750-799	60,728	56,880	4,560	11,809	133,977
700-749	58,269	35,767	3,289	8,628	105,953
650-699	49,771	21,696	2,316	7,145	80,928
600-649	34,991	8,555	2,621	5,141	51,308
550-599	24,616	3,261	1,165	2,485	31,527
500-549	14,823	2,271	644	1,560	19,298
Under 500	9,492	1,160	323	360	11,335
Unknown	4,809	2,879	233	247	8,168
Total	$281,423	$145,956	$18,801	$42,729	$488,909
Accrued interest included in total	$1,300	$650	$97	$229	$2,276

2012
800 and above	$19,638	$15,430	$3,031	$5,515	$43,614
750-799	62,419	67,094	4,758	12,783	147,054
700-749	59,594	41,860	3,293	9,177	113,924
650-699	57,584	17,685	2,309	7,987	85,565
600-649	31,465	12,317	3,311	4,775	51,868
550-599	27,739	7,887	964	2,754	39,344
500-549	20,243	1,212	656	1,997	24,108
Under 500	9,470	1,637	456	789	12,352
Unknown	6,185	5,271	258	188	11,902
Total	$294,337	$170,393	$19,036	$45,965	$529,731
Accrued interest included in total	$1,319	$750	$91	$231	$2,391

(1) Credit scores have been updated within the last twelve months.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Installment(1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
			(In thousands)
2013
800 and above	$2,977	$3,062	$23,649	$53	$29,741
750-799	6,585	11,197	48,585	557	66,924
700-749	4,353	9,487	25,343	683	39,866
650-699	4,815	6,832	15,256	646	27,549
600-649	3,173	2,824	5,289	258	11,544
550-599	2,843	2,084	2,785	213	7,925
500-549	1,483	1,715	1,732	130	5,060
Under 500	751	663	516	29	1,959
Unknown	162	80	1,892	42	2,176
Total	$27,142	$37,944	$125,047	$2,611	$192,744
Accrued interest included in total	$114	$144	$399	$22	$679

2012
800 and above	$3,909	$3,265	$19,293	$38	$26,505
750-799	7,394	11,300	43,740	462	62,896
700-749	4,884	8,826	24,267	786	38,763
650-699	5,925	7,164	13,758	710	27,557
600-649	4,360	4,214	6,442	367	15,383
550-599	3,226	2,716	3,428	188	9,558
500-549	1,722	1,403	2,154	114	5,393
Under 500	760	1,195	895	42	2,892
Unknown	205	103	1,322	18	1,648
Total	$32,385	$40,186	$115,299	$2,725	$190,595
Accrued interest included in total	$137	$157	$429	$23	$746

(1) Credit scores have been updated within the last twelve months.

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. See note #11 for more information about Mepco’s business. As of December 31, 2013, approximately 79.3% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 8.3% of Mepco’s outstanding payment plan receivables as of December 31, 2013, relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group that has any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor credit ratings of the counterparties as we evaluate the credit quality of this portfolio.

Although Mepco has contractual recourse against various counterparties for refunds owing upon cancellation of vehicle service contracts, please see note #11 regarding certain risks and difficulties associated with collecting these refunds.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes credit ratings by class of payment plan receivable at December 31:

	Payment Plan Receivables
	Full Refund	Partial Refund	Other	Total
		(In thousands)
2013
AM Best rating
A+	$-	$-	$-	$-
A	20,203	4,221	-	24,424
A-	4,058	832	7,496	12,386
B+	-	-	-	-
B	-	-	-	-
Not rated	23,816	-	12	23,828
Total	$48,077	$5,053	$7,508	$60,638

2012
AM Best rating
A+	$-	$-	$110	$110
A	24,825	3,916	-	28,741
A-	19,310	399	-	19,709
B+	56	-	-	56
B	-	-	-	-
Not rated	36,002	-	74	36,076
Total	$80,193	$4,315	$184	$84,692

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2013	2012
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$981,031	$948,588
Freddie Mac	753,143	805,447
Other	111	123
Total	$1,734,285	$1,754,158

Custodial escrow balances maintained in connection with mortgage loans serviced for others totaled $20.3 million and $31.2 million, at December 31, 2013 and 2012, respectively.

If we do not remain “Well Capitalized” (see note #20), meet certain minimum capital levels or certain profitability requirements or if we incur a rapid decline in net worth we could lose our ability to sell and/or service loans to these investors. This could impact our ability to generate gains on the sale of loans and generate servicing income. A forced liquidation of our servicing portfolio could also impact the value that could be recovered on this asset. Fannie Mae has the most stringent eligibility requirements covering capital levels, profitability and decline in net worth. Fannie Mae requires seller/servicers to be “Well Capitalized.” For the profitability requirement, we cannot record four or more consecutive quarterly losses and experience a 30% decline in net worth over the same period. Finally, our net worth cannot decline by more than 25% in one quarter or more than 40% over two consecutive quarters. The highest level of capital we are required to maintain is at least $2.5 million plus 0.25% of loans serviced for Freddie Mac.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2013	2012	2011
	(In thousands)
Balance at beginning of year	$11,013	$11,229	$14,661
Originated servicing rights capitalized	3,210	4,006	2,967
Amortization	(3,745)	(4,679)	(3,065)
Change in valuation allowance	3,232	457	(3,334)
Balance at end of year	$13,710	$11,013	$11,229
Valuation allowance	$2,855	$6,087	$6,544
Loans sold and serviced that have had servicing rights capitalized	$1,732,476	$1,751,960	$1,774,952

The fair value of capitalized mortgage loan servicing rights was $15.0 million and $11.4 million at December 31, 2013 and 2012, respectively. Fair value was determined using an average coupon rate of 4.52%, average servicing fee of 0.254%, average discount rate of 10.09% and an average Public Securities Association (“PSA”) prepayment rate of 175 for December 31, 2013; and an average coupon rate of 4.81%, average servicing fee of 0.254%, average discount rate of 11.02% and an average PSA prepayment rate of 250 for December 31, 2012.

NOTE 5 – OTHER REAL ESTATE OWNED

During 2013 and 2012 we foreclosed on certain loans secured by real estate and transferred approximately $6.9 million and $14.3 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2013 and 2012 we sold other real estate with book balances of approximately $12.0 million and $18.2 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the Consolidated Statements of Operations.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2013	2012	2011
	(In thousands)
Balance at beginning of year	$5,958	$14,655	$10,876
Additions charged to expense	2,598	3,769	6,563
Direct write-downs upon sale	(4,509)	(12,466)	(2,784)
Balance at end of year	$4,047	$5,958	$14,655

Other real estate and repossessed assets totaling $18.3 million and $26.1 million at December 31, 2013 and 2012, respectively are presented net of valuation allowance.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2013	2012
	(In thousands)

Land	$14,817	$14,614
Buildings	58,798	56,835
Equipment	77,452	72,378
	151,067	143,827
Accumulated depreciation and amortization	(102,473)	(96,811)
Property and equipment, net	$48,594	$47,016

Depreciation expense was $6.7 million, $7.6 million and $8.4 million in 2013, 2012 and 2011, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)

Amortized intangible assets - core deposits	$23,703	$20,540	$23,703	$19,728

Intangible amortization expense was $0.8 million, $1.1 million and $1.4 million in 2013, 2012 and 2011, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2013, follows:

(In thousands)

2014	$536
2015	347
2016	347
2017	346
2018	346
2019 and thereafter	1,241
Total	$3,163

On December 7, 2012 we sold 21 branches to another financial institution (see note #26). The branches sold included six branch locations in the Battle Creek, Michigan market area and 15 branch locations in Northeast Michigan. As a result of this branch sale $7.6 million gross carrying amount and $5.1 million accumulated amortization (net recorded balance of $2.6 million) of intangible assets related to customers and deposits associated with these 21 branches were recorded as a reduction to the net gain on branch sale in our Consolidated Statement of Operations.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2013	2012	2011
	(In thousands)
Savings and interest bearing checking	$1,131	$1,830	$2,263
Time deposits under $100,000	2,995	4,838	10,349
Time deposits of $100,000 or more	1,580	2,245	2,645
Total	$5,706	$8,913	$15,257

Aggregate time deposits in denominations of $100,000 or more amounted to $191.7 million and $146.4 million at December 31, 2013 and 2012, respectively.

A summary of the maturity of time deposits at December 31, 2013, follows:

(In thousands)

2014	$317,074
2015	65,407
2016	24,542
2017	14,386
2018	22,424
2019 and thereafter	748
Total	$444,581

Time deposits acquired through broker relationships totaled $13.5 million and $14.6 million at December 31, 2013 and 2012, respectively.

Reciprocal deposits totaled $83.5 million and $33.2 million at December 31, 2013 and 2012, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2013	2012
	(In thousands)
Demand	$7,018	$545
Money market	4,197	700
Time	72,312	31,997
Total	$83,527	$33,242

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2013	2012
	(In thousands)
Advances from the Federal Home Loan Bank	$17,181	$17,622
Other	7	3
Total	$17,188	$17,625

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Advances from the Federal Home Loan Bank (“FHLB”) are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 133% to 159%, respectively of outstanding advances, as well as certain agency mortgage backed securities. Advances are also secured by FHLB stock that we own. As of December 31, 2013, we had unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) of $150.7 million. Interest expense on advances amounted to $1.1 million, $1.2 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. During 2012 and 2011 FHLB advances totaling $3.0 million and $33.0 million, respectively were terminated with no realized gain or loss. No FHLB advances were terminated during 2013.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2013, we were in compliance with the FHLB stock ownership requirements.

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2013		2012
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2014	$4,240	5.73%	$4,240	5.73%
2016	2,313	6.55	2,413	6.55
2017	1,377	7.04	1,429	7.04
2018	5,888	5.99	6,089	5.99
2019 and thereafter	3,363	7.49	3,451	7.49
Total advances	$17,181	6.38%	$17,622	6.38%

A summary of repayments of FHLB Advances at December 31, 2013, follows:

(In thousands)

2014	$4,717
2015	515
2016	2,521
2017	1,587
2018	5,042
2019 and thereafter	2,799
Total	$17,181

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2013, 2012 or 2011. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $276.7 million at December 31, 2013. Collateral for FRB borrowings are certain securities available for sale and certain commercial loans.

Assets, including securities available for sale and loans, pledged to secure other borrowings totaled $785.7 million at December 31, 2013.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $39.5 million and $47.7 million at December 31, 2013 and 2012, respectively, qualified as Tier 1 regulatory capital and the remaining amount qualified as Tier 2 regulatory capital.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2013
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$40,723	$39,500	$1,223

		2012
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance II	March 2003	$9,452	$9,168	$284
IBC Capital Finance III	May 2007	12,372	12,000	372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$50,175	$48,668	$1,507

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2013 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

In the fourth quarter of 2009 we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities. The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. On August 29, 2013 we brought current the interest payments that we had previously been deferring on each of the subordinated debentures which permitted the resumption of interest payments on the trust preferred securities.

We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. During 2013 we redeemed trust preferred securities issued by IBC Capital Finance II with a par value of $9.2 million.

Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense in the Consolidated Statements of Operations.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2013	2012
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$180,829	$144,890
Standby letters of credit	4,262	4,568

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 2.5% to 6.25% and mature through 2015.

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.5 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages and involve claims for which, at this point, we believe have little to no merit, this maximum amount may change in the future.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At December 31, 2013, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingencies expense, totaled $7.7 million. This compares to a balance of $18.4 million at December 31, 2012. Mepco is currently in the process of working to recover these receivables, primarily through litigation against counterparties.

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

When counterparties do not honor their contractual obligations to Mepco to repay funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. Mepco has had to initiate litigation against certain counterparties, including third party insurers, to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations to Mepco. For 2013, 2012 and 2011 non-interest expenses include $4.8 million, $1.6 million, and $11.0 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. The increase in this expense in 2013 (from 2012) is due to write-downs of vehicle service contract counterparty receivables as we reached settlements in certain litigation to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

An analysis of our vehicle service contract counterparty receivable, net follows:

	2013	2012	2011
	(In thousands)
Balance at beginning of year, net of reserve	$18,449	$29,298	$37,270
Transfers in from payment plan receivables	792	1,469	8,874
Reserves established and charge-offs recorded to expense	(4,837)	(1,629)	(11,048)
Transferred to (from) contingency reserves	63	(108)	(1,015)
Cash received	(6,751)	(7,413)	(1,613)
Collateral received (other real estate and repossessed assets) in partial satisfaction of debt	-	(3,168)	(3,170)
Balance at end of year, net of reserve	$7,716	$18,449	$29,298

Reserve at end of year	$1,300	$2,000	$32,450

An analysis of our vehicle service contract counterparty reserve follows:

	2013	2012	2011
	(In thousands)
Balance at beginning of year	$2,012	$32,570	$25,735
Additions charged to expense	4,837	1,629	11,048
Charge-offs	(5,474)	(32,187)	(4,213)
Balance at end of year	$1,375	$2,012	$32,570

Reserves recorded in VSC counterparty receivables, net	$1,300	$2,000	$32,450
Reserves recorded in other liabilities	75	12	120
Total at end of year	$1,375	$2,012	$32,570

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased to $0.2 million in 2010 and to $0.5 million and $1.2 million in 2011 and 2012, respectively, as over the past two years Fannie Mae and Freddie Mac, in particular, have been doing more reviews of mortgage loans where they have incurred or expect to incur a loss and have been more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. Actual loss reimbursements during 2013 totaled $2.2 million (including the $1.5 million payment made to Fannie Mae described below).

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Although we are successful in the majority of cases where file reviews are conducted on mortgage loans that we have sold to investors, the levels of such file reviews and loss reimbursement requests have increased. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The provision for loss reimbursement recorded in 2013 reflects the impact of the Resolution Agreement as well as the aforementioned completion of reviews by Freddie Mac.

The reserve for loss reimbursements on sold mortgage loans totaled $1.4 million at both December 31, 2013 and 2012. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve level at December 31, 2013 also reflects the resolution (and Repurchase Obligation payment to Fannie Mae) of the mortgage loan origination years of 2000 to 2008. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses and the aforementioned resolutions with Fannie Mae and Freddie Mac. However, future losses could exceed our current estimate.

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME (LOSS) PER COMMON SHARE

On April 2, 2010, we entered into an Exchange Agreement with the U.S. Department of the Treasury (“UST”) pursuant to which the UST agreed to exchange all 72,000 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock, with an original liquidation preference of $1,000 per share (“Series A Preferred Stock”), beneficially owned and held by the UST, plus accrued and unpaid dividends on such Series A Preferred Stock, for shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”). As part of the terms of the Exchange Agreement, we also agreed to amend and restate the terms of the warrant, dated December 12, 2008, issued to the UST to purchase 346,154 shares of our common stock.

On April 16, 2010, we closed the transactions described in the Exchange Agreement and we issued to the UST: (1) 74,426 shares of our Series B Preferred Stock and (2) the Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the “Amended Warrant”). These securities were issued in exchange for all of the 72,000 shares of Series A Preferred Stock and the original warrant that had been issued to the UST in December 2008 pursuant to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, plus approximately $2.4 million in accrued dividends on such Series A Preferred Stock.

With the exception of being convertible into shares of our common stock, the terms of the Series B Preferred Stock were substantially similar to the terms of the Series A Preferred Stock that was exchanged. The Series B Preferred Stock qualified as Tier 1 regulatory capital and paid cumulative dividends quarterly at a rate of 5% per annum.

On July 26, 2013 we executed a Securities Purchase Agreement (“SPA”) with the UST. Under the terms of the SPA, we agreed to purchase from the UST for $81.0 million in cash consideration: (i) 74,426 shares of our Series B Preferred Stock, including any and all accrued and unpaid dividends; and (ii) the Amended Warrant. On August 30, 2013 we closed the SPA transaction with the UST and we exited TARP. On that date the Series B Preferred Stock and Amended Warrant had book balances of $87.2 million (including accrued dividends) and $1.5 million, respectively. This transaction resulted in a discount of $7.7 million of which $7.6 million was allocated to the Series B Preferred Stock and included in net income applicable to common stock and $0.1 million was allocated to the Amended Warrant and recorded to common stock.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On August 28, 2013 we sold 11.5 million shares of our common stock for gross proceeds of $89.1 million in a public offering and on September 10, 2013 we sold an additional 1.725 million shares of our common stock for gross proceeds of $13.4 million pursuant to the underwriters’ overallotment option (collectively, the “Common Stock Offering”). The net proceeds from the Common Stock Offering were approximately $97.1 million.

On July 7, 2010 we executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of shares of our common stock. These agreements served to establish an equity line facility as a contingent source of liquidity at the parent company level. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of our common stock over a 36-month period ending November 1, 2013. We had the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of our common stock to Dutchess. The sales price was at a 5% discount to the market price of our common stock at the time of the draw (as such market price was determined pursuant to the terms of the Investment Agreement). Through 2013, we had sold a total of 1.40 million shares (0.17 million shares during 2013, 0.45 million shares during 2012, 0.43 million shares during 2011 and 0.35 million shares during 2010) of our common stock to Dutchess under this equity line for total net proceeds of approximately $4.2 million. Given the existing cash levels and our forecasted future cash needs at the parent company along with our expectation that the Bank will be able to transfer funds to the parent company at a future date, we determined to not renew this equity line facility on November 1, 2013.

On November 15, 2011, we entered into a Tax Benefits Preservation Plan (the “Preservation Plan”) with our stock transfer agent, American Stock Transfer & Trust Company. Our Board of Directors adopted the Preservation Plan in an effort to protect the value to our shareholders of our ability to use deferred tax assets such as net operating loss carry forwards to reduce potential future federal income tax obligations. Under federal tax rules, this value could be lost in the event we experienced an “ownership change,” as defined in Section 382 of the federal Internal Revenue Code. The Preservation Plan attempts to protect this value by reducing the likelihood that we will experience such an ownership change by discouraging any person who is not already a 5% shareholder from becoming a 5% shareholder (with certain limited exceptions).

On November 15, 2011, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock under the terms of the Preservation Plan. The dividend is payable to the holders of common stock outstanding as of the close of business on November 15, 2011 or outstanding at any time thereafter but before the earlier of a “Distribution Date” and the date the Preservation Plan terminates. Each Right entitles the registered holder to purchase from us 1/1000 of a share of our Series C Junior Participating Preferred Stock, no par value per share (“Series C Preferred Stock”). Each 1/1000 of a share of Series C Preferred Stock has economic and voting terms similar to those of one whole share of common stock. The Rights are not exercisable and generally do not become exercisable until a person or group has acquired, subject to certain exceptions and conditions, beneficial ownership of 4.99% or more of the outstanding shares of common stock. At that time, each Right will generally entitle its holder to purchase securities of the Company at a discount of 50% to the current market price of the common stock. However, the Rights owned by the person acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock would automatically be void. The significant dilution that would result is expected to deter any person from acquiring beneficial ownership of 4.99% or more and thereby triggering the Rights.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation of basic and diluted net income (loss) per common share for the years ended December 31 follows:

	2013	2012	2011
	(In thousands, except per share amounts)
Net income (loss) applicable to common stock	$82,062	$21,851	$(24,357)
Convertible preferred stock dividends	3,001	4,347	-
Preferred stock discount	(7,554)	-	-
Net income (loss) applicable to common stock for calculation of diluted earnings per share (1) (2)	$77,509	$26,198	$(24,357)

Weighted average shares outstanding	13,970	8,709	8,277
Effect of convertible preferred stock	7,314	23,892	61,281
Restricted stock units	363	216	122
Stock units for deferred compensation plan for non-employee directors	125	66	7
Effect of stock options	92	2	-
Weighted average shares outstanding for calculation of diluted earnings per share (1)	21,864	32,885	69,687

Net income (loss) per common share
Basic (2)	$5.87	$2.51	$(2.94)
Diluted	$3.55	$0.80	$(2.94)

(1)	For any period in which a loss is recorded, dividends on convertible preferred stock are not added back in the diluted per common share calculation. For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the net loss per common share and thus are ignored in the diluted per common share calculation.
(2)	Basic net income (loss) per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income (loss) per common share because they were anti-dilutive totaled 0.1 million, 0.1 million and 0.1 million for 2013, 2012 and 2011, respectively. The warrant to purchase 346,154 shares of our common stock was also not considered in computing the diluted income (loss) per common share in 2013, 2012 and 2011 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2013	2012	2011
	(In thousands)
Current	$(277)	$-	$(413)
Deferred	-	-	(646)
Disproportionate tax effect	1,444	-	-
Valuation allowance - change in estimate	(56,018)	-	847
Income tax benefit	$(54,851)	$-	$(212)

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The deferred income tax benefit of $56.0 million during 2013 is attributed to the reversal of our deferred tax valuation allowance on primarily all of our deferred tax assets and the deferred income tax benefit of $0.6 million during 2011 is primarily attributed to the effects of pretax other comprehensive income.

A reconciliation of income tax benefit to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to the income (loss) before income tax for the years ended December 31 follows:

	2013	2012	2011
	(In thousands)
Statutory rate applied to income (loss) before income tax	$7,930	$9,169	$(7,144)
Net change in valuation allowance	(63,980)	(8,730)	9,369
Bank owned life insurance	(477)	(568)	(657)
Tax-exempt income	(402)	(453)	(521)
Disproportionate tax effect	1,444	-	-
U.S. Treasury warrant	359	100	(398)
Non-deductible meals, entertainment and memberships	55	55	50
Share-based compensation	8	258	-
Other, net	212	169	(911)
Income tax benefit	$(54,851)	$-	$(212)

Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income (loss). However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current year. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. In 2011 pretax other comprehensive income of $1.8 million reduced our valuation allowance and resulted in a benefit of $0.6 million being allocated to the loss from operations.

We assess whether a valuation allowance on our deferred tax assets is necessary each quarter. Reversing or reducing the valuation allowance requires us to conclude that the realization of the deferred tax assets is “more likely than not.” The ultimate realization of this asset is primarily based on generating future income. As of June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was now more likely than not. This conclusion was primarily based upon the following factors:

•	Achieving a sixth consecutive quarter of profitability;
•	A forecast of future profitability that supported that the realization of the deferred tax assets is more likely than not; and
•	A forecast that future asset quality continued to be stable to improving and that other factors did not exist that could cause a significant adverse impact on future profitability.

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including two additional quarterly profits in the second half of 2013. As a result, during 2013, we recorded an income tax benefit of $54.9 million, which includes a $56.0 million reduction in the valuation allowance on our deferred tax assets. In addition, during the second quarter of 2013, we recorded $1.4 million of income tax expense to clear from accumulated other comprehensive loss (“AOCL”) the disproportionate tax effects from cash flow hedges. These disproportionate tax effects had been charged to other comprehensive income and credited to income tax expense due to our valuation allowance on deferred tax assets as more fully discussed in note #24 to the Consolidated Financial Statements. Because we terminated our last remaining cash flow hedge in the second quarter of 2013, it was appropriate to clear these disproportionate tax effects from AOCL.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The valuation allowance against our deferred tax assets totaled $1.1 million and $65.1 million at December 31, 2013 and 2012, respectively. We did not reverse approximately $1.1 million of valuation allowance on our deferred tax assets that primarily relates to state income taxes from our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past three years.

Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets. Accordingly, in these prior periods, the income tax expense related to any income before income tax was largely being offset by changes in the deferred tax valuation allowance. As a result, we recorded no income tax expense or benefit in 2012 and an income tax benefit of $0.2 million in 2011. A change in the deferred tax asset valuation allowance of $(8.7) million and $9.4 million in 2012 and 2011, respectively, completely or largely offset the effect of pre-tax income or losses. The 2011 valuation allowance was also net of $0.6 million of allocations of deferred taxes on AOCL.

Because of our net operating loss and tax credit carryforwards, we are still subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change, as defined by these rules, would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. Although we cannot control our shareholders’ activities in buying and selling our common stock, we do have in place a Tax Benefits Preservation Plan to dissuade any movement in our stock that would trigger an ownership change, and we limited the size of our Common Stock Offering to avoid triggering any Section 382 limitations.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income (loss) primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance, as well as the impact of changes in the deferred tax asset valuation allowance.

The income tax benefit in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $(0.2) million, zero, and $0.7 million in 2013, 2012 and 2011, respectively.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2013	2012
	(In thousands)
Deferred tax assets
Loss carryforwards	$38,027	$39,593
Allowance for loan losses	11,317	15,502
Fixed assets	3,081	2,664
Alternative minimum tax credit carry forward	2,672	2,577
Purchase premiums, net	2,280	2,413
Valuation allowance on other real estate owned	1,431	2,085
Share based payments	402	817
Vehicle service contract counterparty contingency reserve	523	765
Unrealized loss on trading securities	456	591
Other than temporary impairment charge on securities available for sale	466	507
Deferred compensation	523	512
Loss reimbursement on sold loans reserve	492	501
Non accrual loan interest income	325	325
Unrealized loss on derivative financial instruments	133	259
Reserve for unfunded lending commitments	178	209
Unrealized loss on securities available for sale	1,723	181
Other	40	162
Gross deferred tax assets	64,069	69,663
Valuation allowance	(1,137)	(65,117)
Total net deferred tax assets	62,932	4,546
Deferred tax liabilities
Mortgage servicing rights	4,799	3,855
Deferred loan fees	265	373
Federal Home Loan Bank stock	318	318
Gross deferred tax liabilities	5,382	4,546
Net deferred tax assets	$57,550	$-

At December 31, 2013, we had $0.3 million of federal capital loss carryforwards that expire in 2014 and federal net operating loss (“NOL”) carryforwards of approximately $108.0 million which, if not used against taxable income, will expire as follows:

(In thousands)

2017	$663
2018	189
2022	194
2023	359
2029	25,467
2030	26,254
2031	17,170
2032	37,738
Total	$108,034

$0.8 million of NOL carryforwards in the table above relate to unrealized excess benefits on share based compensation for which a benefit will be recorded to additional paid in capital (common stock) when realized. In addition, we had a minor amount of state NOL carryforwards in certain states where Mepco operates.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2013	2012	2011
	(In thousands)

Balance at beginning of year	$1,871	$2,139	$2,393
Additions based on tax positions related to the current year	11	15	23
Reductions due to the statute of limitations	(186)	(56)	(277)
Reductions due to settlements	(24)	(227)	-
Balance at end of year	$1,672	$1,871	$2,139

If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2013, 2012 and 2011. No amounts were accrued for interest and penalties at December 31, 2013, 2012 or 2011. At December 31, 2013, U.S. Federal tax years 2010 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.5 million shares of common stock as of December 31, 2013. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.3 million shares of common stock as of December 31, 2013. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

A portion of our president’s annual salary was paid in the form of common stock. The annual amounts paid in common stock (also referred to as “salary stock”) were $0.020 million and $0.015 million during 2013 and 2012, respectively. During the first quarter of 2011, pursuant to a management transition plan, our former chief executive officer’s annual salary was increased by $0.2 million effective January 1, 2011 through December 31, 2012. This increase was paid entirely in the form of salary stock. These shares were issued each pay period and vested immediately.

During 2013, 2012 and 2011 we issued 0.1 million, 0.2 million and 0.1 million restricted stock units to certain of our executive officers. These restricted stock units do not vest for a minimum of three years (two years for the 2011 grant) and until we repay in full our obligations related to the TARP. Since we repaid in full our obligations related to TARP (see note #12) the 2011 grant fully vested during 2013 and the only vesting provision remaining on the 2013 and 2012 grants is the three year vesting period from the date of grant. We use the market value of the common stock on the date of grant to measure compensation cost for non-vested share awards.

During 2013, 2012 and 2011, pursuant to our performance-based compensation plans, we granted 0.1 million stock options in each period to certain officers, none of whom is a named executive officer. The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the Black Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis pursuant to the non-employee director stock purchase plan referenced above). Shares equal in value to that portion of each director’s quarterly cash retainer are issued each quarter and vest immediately. We issued 0.06 million shares, 0.21 million shares and 0.14

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

million shares to directors during 2013, 2012 and 2011, respectively, and expensed their value during those same periods.

Total compensation expense recognized for stock option grants, non-vested common stock grants, restricted stock unit grants and salary stock was $0.9 million, $0.4 million and $0.9 million in 2013, 2012 and 2011, respectively. The corresponding tax benefit relating to this expense was zero for each period. Total expense recognized for non-employee director share based payments was $0.3 million, $0.4 million and $0.3 million in 2013, 2012 and 2011, respectively. The corresponding tax benefit relating to this expense was zero for each period.

At December 31, 2013, the total expected compensation cost related to non vested stock options, restricted stock and restricted stock units not yet recognized was $1.2 million. The weighted-average period over which this amount will be recognized is 2.0 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2013	275,933	$4.46
Granted	77,500	6.42
Exercised	(19,277)	2.02
Forfeited	(9,164)	2.85
Expired	(4,692)	46.12
Outstanding at December 31, 2013	320,300	$4.52	8.06	$2,500
Vested and expected to vest at December 31, 2013	305,753	$4.52	8.01	$2,391
Exercisable at December 31, 2013	133,516	$5.13	7.09	$1,021

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2013	375,416	$6.21
Granted	82,833	6.42
Vested	(154,269)	11.13
Forfeited	-	-
Outstanding at December 31, 2013	303,980	$3.77

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows:

	2013	2012	2011
Expected dividend yield	0.31%	0.74%	1.04%
Risk-free interest rate	1.12	0.88	1.91
Expected life (in years)	6.00	6.00	6.00
Expected volatility	101.30%	100.01%	94.72%
Per share weighted-average grant date fair value	$4.98	$2.04	$1.37

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life was obtained using a simplified method that, in general, averaged the vesting term and original contractual term of the stock option. This method was used as relevant historical data of actual exercise activity was very limited. The expected volatility was based on historical volatility of our common stock.

Certain information regarding options exercised during the periods ending December 31 follows:

	2013	2012	2011
	(In thousands)
Intrinsic value	$117	$3	$-
Cash proceeds received	$39	$4	$-
Tax benefit realized	$-	$-	$-

NOTE 15 – BENEFIT PLANS

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We have historically matched employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was 1% in 2013 and zero in 2012 and 2011. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 3% for 2013 and 2012 and zero for 2011. Amounts expensed for these retirement plans were $1.2 million, $1.0 million and zero in 2013, 2012 and 2011, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $5.0 million, $4.0 million and $1.1 million, in 2013, 2012 and 2011, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $3.8 million, $4.9 million and $5.0 million in 2013, 2012 and 2011 respectively. These insurance programs are also available to retired employees at their own expense.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2013
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$15,754	0.1	$366
Mandatory commitments to sell mortgage loans	35,412	0.1	128
Total	$51,166	0.1	$494

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2012
	Notional Amount	Average Maturity (Years)	Fair Value
	(Dollars in thousands)

Cash flow hedge - pay-fixed interest-rate swap agreements	$10,000	2.0	$(739)

No hedge designation
Rate-lock mortgage loan commitments	$40,221	0.1	$1,368
Mandatory commitments to sell mortgage loans	88,325	0.1	(122)
Amended Warrant	2,504	6.0	(459)
Total	$131,050	0.2	$787

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

We use variable-rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of our balance sheet, which exposes us to variability in interest rates. To meet our objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges during 2013 and 2012 included certain pay-fixed interest-rate swaps which converted the variable-rate cash flows on debt obligations to fixed-rates. During the second quarter of 2013 we terminated our last pay-fixed interest rate swap and paid a termination fee of $0.6 million. The remaining unrealized loss on the terminated pay-fixed interest-rate swap which was equal to this termination fee is included in accumulated other comprehensive income and is being amortized into earnings over the remaining original life of the pay-fixed interest-rate swap.

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

Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we received cash if interest rates rose above a predetermined level. As a result, we effectively had variable-rate debt with an established maximum rate. We paid an upfront premium on interest rate caps which was recognized in earnings in the same period in which the hedged item affected earnings. Unrecognized premiums from interest rate caps were zero at December 31, 2013 and 2012, respectively. Our last interest rate cap expired in July, 2011.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

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

During 2010, we entered into an amended and restated warrant with the UST that would allow it to purchase our common stock at a fixed price (see note #12). Because of certain anti-dilution features included in the Amended Warrant (as defined in note #12), it was not considered to have been indexed to our common stock and was therefore accounted for as a derivative instrument and recorded as a liability. Any change in value of the Amended Warrant while it was accounted for as a derivative was recorded in other income in our Consolidated Statements of Operations. However, the anti-dilution features in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value which totaled $1.5 million. During the third quarter of 2013, we repurchased the Amended Warrant from the UST (see note #12).

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2013		2012		2013		2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements		$-		$-	Other liabilities	$-	Other liabilities	$739
Total		-		-		-		739

Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	366	Other assets	1,368	Other liabilities	-	Other liabilities	-
Mandatory commitments to sell mortgage loans	Other assets	128	Other assets	-	Other liabilities	-	Other liabilities	122
Amended Warrant	Other assets	-	Other assets	-	Other liabilities	-	Other liabilities	459
Total		494		1,368		-		581

Total derivatives		$494		$1,368		$-		$1,320

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized	Gain (Loss) Recognized in Income(1)
	2013	2012	2011	Portion)	2013	2012	2011	in Income (1)	2013	2012	2011
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$(37)	$(127)	$(512)	Interest expense	$(397)	$(927)	$(1,443)	Interest expense	$-	$-	$-
Interest-rate cap agreements	-	-	30	Interest expense	-	-	(15)	Interest expense	-	-	-
Total	$(37)	$(127)	$(482)		$(397)	$(927)	$(1,458)		$-	$-	$-

No hedge designation
Rate-lock mortgage loan commitments								Mortgage loan gains	$(1,002)	$511	$457
Mandatory commitments to sell mortgage loans								Mortgage loan gains	250	484	(1,981)
Amended Warrant								Decrease in fair value of U.S. Treasury warrant	(1,025)	(285)	1,137
Total									$(1,777)	$710	$(387)

(1) For cash flow hedges, this location and amount refers to the ineffective portion.

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2013 and 2012.

A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

	2013	2012
	(In thousands)

Balance at beginning of year	$208	$214
New loans and advances	240	-
Repayments	(97)	(6)
Balance at end of year	$351	$208

Deposits held by us for directors and executive officers totaled $0.8 million at both December 31, 2013 and 2012.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 18 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2013, follows:

(In thousands)

2014	$1,274
2015	1,058
2016	1,017
2017	983
2018	961
2019 and thereafter	1,620
Total	$6,913

Rental expense on operating leases totaled $1.2 million, $1.2 million and $1.4 million in 2013, 2012 and 2011, respectively.

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization, or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2013 include $545.5 million of loans secured by residential real estate and $50.3 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2013, we had $60.6 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

Additionally, within our commercial real estate and commercial loan portfolio we had significant standard industry classification concentrations in the following categories as of December 31, 2013: Lessors of Nonresidential Real Estate ($284.4 million); Lessors of Residential Real Estate ($74.9 million); Health Care and Social Assistance ($57.8 million) and Construction General Contractors and Land Development ($51.6 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 33.3%, 22.6%, 18.3%, 16.7% and 6.5%, respectively, of Mepco’s payment plan receivables at December 31, 2013. These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies. Still, the failure of any insurer backing service contracts related to Mepco’s payment plan receivables could have an adverse effect on Mepco’s collection of those receivables.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 19.8%, 15.3%, 13.8%, 13.4% and 10.8%, respectively of Mepco’s payment plan receivables at December 31, 2013. See note #11 for additional information on Mepco counterparties.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year’s net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2013, the Bank had negative undivided profits of $50.0 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

On October 25, 2011, the respective Boards of Directors of the Company and the Bank entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank (“FRB”) and the Michigan Department of Insurance and Financial Services (“DIFS”). The MOU largely duplicated certain provisions of board resolutions that were already in place, but also had the following specific requirements:

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

Effective March 26, 2013, the FRB and DIFS terminated the MOU. Also on that date, the respective Boards of Directors of the Company and the Bank passed resolutions that required the following:

•	Submission of quarterly progress reports to the FRB and DIFS regarding disposition plans for any assets in excess of $1.0 million that are in ORE, are 90 days or more past due, are on our “watch list,” or are adversely classified;
•	Prior approval of the FRB and DIFS for the Bank to pay any dividend to the Company; and
•	Prior approval of the FRB and DIFS for the Company to pay any dividend to its shareholders, to make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities, to increase borrowings or guarantee any debt, and/or to purchase or redeem any of its stock.

During the third quarter of 2013 the FRB and DIFS informed us that the Board resolutions no longer needed to be in place. Accordingly, on October 22, 2013, the above described resolutions were rescinded by the Board of Directors of the Company and the Bank.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Also during the third quarter of 2013 we received regulatory approval for each of the following initiatives:

•	A transfer of capital from our Bank to the parent company of $7.5 million to permit the payment of all deferred and unpaid interest on our trust preferred securities.
•	The resumption of interest payments on our trust preferred securities.
•	The purchase of our Series B Preferred Stock, including any and all accrued and unpaid dividends, and the purchase of the Amended Warrant for total cash consideration of $81.0 million, all as provided for in a securities purchase agreement (see note #12).
•	Redemption of the trust preferred securities issued by IBC Capital Finance II. On October 11, 2013 we redeemed all ($9.2 million) of the outstanding trust preferred securities issued by IBC Capital Finance II and liquidated this entity shortly thereafter.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2013 and 2012 categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well- Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2013
Total capital to risk-weighted assets
Consolidated	$245,284	17.35%	$113,086	8.00%	NA	NA
Independent Bank	234,078	16.57	113,013	8.00	$141,267	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$227,338	16.08%	$56,543	4.00%	NA	NA
Independent Bank	216,146	15.30	56,507	4.00	$84,760	6.00%

Tier 1 capital to average assets
Consolidated	$227,338	10.61%	$85,729	4.00%	NA	NA
Independent Bank	216,146	10.09	85,681	4.00	$107,101	5.00%

2012
Total capital to risk-weighted assets
Consolidated	$204,663	14.71%	$111,268	8.00%	NA	NA
Independent Bank	207,553	14.95	111,063	8.00	$138,829	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$185,948	13.37%	$55,634	4.00%	NA	NA
Independent Bank	189,777	13.67	55,531	4.00	$83,297	6.00%

Tier 1 capital to average assets
Consolidated	$185,948	8.08%	$92,026	4.00%	NA	NA
Independent Bank	189,777	8.26	91,919	4.00	$114,899	5.00%

NA - Not applicable

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2013	2012	2013	2012

	(In thousands)
Total shareholders’ equity	$231,581	$134,975	$250,306	$186,384
Add (deduct)
Qualifying trust preferred securities	39,500	47,678	-	-
Accumulated other comprehensive loss	9,245	8,058	9,245	8,156
Intangible assets	(3,163)	(3,975)	(3,163)	(3,975)
Disallowed deferred tax assets	(49,609)	-	(40,026)	-
Disallowed capitalized mortgage loan servicing rights	(216)	(788)	(216)	(788)
Tier 1 capital	227,338	185,948	216,146	189,777
Qualifying trust preferred securities	-	990	-	-
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	17,946	17,725	17,932	17,776
Total risk-based capital	$245,284	$204,663	$234,078	$207,553

NOTE 21 – FAIR VALUE DISCLOSURES

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Loans held for sale: The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of loans held for sale relating to branch sale is based on a discount provided for in the branch sale agreement (non-recurring Level 2).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013 and 2012, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in loss on other real estate and repossessed assets in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by us. Once received, an independent third party (for commercial properties over $0.25 million) or a member of our Collateral Evaluation Department (for commercial properties under $0.25 million) or a member of our Special Assets Group (for retail properties) reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. We compare the actual selling price of collateral that has been sold to the most recent appraised value of our properties to determine what additional adjustment, if any, should be made to the appraisal value to arrive at fair value. For commercial and retail properties we typically discount an appraisal to account for various factors that the appraisal excludes in its assumptions. These additional discounts generally do not result in material adjustments to the appraised value. In addition, we will adjust the appraised values for expected liquidation costs including sales commissions and transfer taxes.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Derivatives: The fair value of rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap agreements, in general, was determined using a discounted cash flow model whose significant fair value inputs could generally be verified and did not typically involve judgment by management (recurring Level 2). The fair value of the Amended Warrant was determined using a simulation analysis which considers potential outcomes for a large number of independent scenarios regarding the future prices of our common stock and uses several unobservable variables (recurring Level 3).

Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, are summarized below:

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)

	(In thousands)
December 31, 2013:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$498	$498	$-	$-
Securities available for sale
U.S. agency	31,808	-	31,808	-
U.S. agency residential mortgage-backed	203,460	-	203,460	-
Private label residential mortgage-backed	6,788	-	6,788	-
Other asset backed	45,185	-	45,185	-
Obligations of states and political subdivisions	153,678	-	153,678	-
Corporate	19,137	-	19,137	-
Trust preferred	2,425	-	2,425	-
Loans held for sale	20,390	-	20,390	-
Derivatives (1)	494	-	494	-
Liabilities
Derivatives (2)	-	-	-	-

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	7,773	-	-	7,773
Impaired loans (4)
Commercial
Income producing - real estate	1,997	-	-	1,997
Land, land development & construction-real estate	673	-	-	673
Commercial and industrial	2,927	-	-	2,927
Mortgage
1-4 Family	1,455	-	-	1,455
Resort Lending	340	-	-	340
Other real estate (5)
Commercial
Income producing - real estate	559	-	-	559
Land, land development & construction-real estate	1,047	-	-	1,047
Mortgage
1-4 Family	337	-	-	337
Resort Lending	1,257	-	-	1,257
Installment
Home equity - 1st lien	29	-	-	29
Payment plan receivables
Full refund/partial refund	2,668	-	-	2,668

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2012:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$110	$110	$-	$-
Securities available for sale
U.S. agency	30,667	-	30,667	-
U.S. agency residential mortgage-backed	127,412	-	127,412	-
Private label residential mortgage-backed	8,194	-	8,194	-
Obligations of states and political subdivisions	39,051	-	39,051	-
Trust preferred	3,089	-	3,089	-
Loans held for sale	47,487	-	47,487	-
Derivatives (1)	1,368	-	1,368	-
Liabilities
Derivatives (2)	1,320	-	861	459

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	8,814	-	-	8,814
Impaired loans (4)
Commercial
Income producing - real estate	3,727	-	-	3,727
Land, land development & construction-real estate	2,882	-	-	2,882
Commercial and industrial	6,581	-	-	6,581
Mortgage
1-4 Family	2,694	-	-	2,694
Resort Lending	380	-	-	380
Other real estate (5)
Commercial
Income producing - real estate	86	-	-	86
Land, land development & construction-real estate	3,190	-	-	3,190
Mortgage
1-4 Family	405	-	-	405
Resort Lending	3,535	-	-	3,535
Installment
Home equity - 1st lien	59	-	-	59
Loans held for sale relating to branch sale	3,292	-	3,292	-

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

Changes in fair values for financial assets which we have elected the fair value option for the years ended December 31 are as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period
	Securities	Loans	Earnings
	(In thousands)
2013
Trading securities	$388	$-	$388
Loans held for sale	-	(1,477)	(1,477)

2012
Trading securities	$33	$-	$33
Loans held for sale	-	440	440

2011
Trading securities	$45	$-	$45
Loans held for sale	-	1,503	1,503

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends and also recorded in interest income.

The following represent impairment charges recognized during the years ended December 31, 2013, 2012 and 2011 relating to assets measured at fair value on a non-recurring basis:

●	Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value had a carrying amount of $7.8 million which is net of a valuation allowance of $2.9 million at December 31, 2013 and had a carrying amount of $8.8 million which is net of a valuation allowance of $6.1 million at December 31, 2012. A recovery (charge) of $3.2 million, $0.5 million and $(3.3) million was included in our results of operations for the years ending December 31, 2013, 2012 and 2011, respectively.

●	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying amount of $10.8 million, with a valuation allowance of $3.4 million at December 31, 2013 and had a carrying amount of $22.8 million, with a valuation allowance of $6.5 million at December 31, 2012. An additional provision for loan losses relating to impaired loans of $1.5 million, $2.0 million and $8.9 million was included in our results of operations for the years ending December 31, 2013, 2012 and 2011, respectively.

●	Other real estate, which is measured using the fair value of the property, had a carrying amount of $5.9 million which is net of a valuation allowance of $4.0 million at December 31, 2013 and a carrying amount of $7.3 million which is net of a valuation allowance of $6.0 million at December 31, 2012. An additional charge relating to ORE measured at fair value of $1.6 million, $1.5 million and $5.4 million was included in our results of operations during the years ended December 31, 2013, 2012 and 2011, respectively.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31 follows:

	(Liability)
	Amended Warrant
	2013	2012
	(In thousands)
Beginning balance	$(459)	$(174)
Total gains (losses) realized and unrealized:
Included in results of operations	(1,025)	(285)
Included in other comprehensive income	-	-
Purchases, issuances, settlements, maturities and calls	-	-
Reclassification to shareholders’ equity	1,484	-
Transfers in and/or out of Level 3	-	-
Ending balance	$-	$(459)

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31	$-	$(285)

Because of certain anti-dilution features included in the Amended Warrant, it was not considered to be indexed to our common stock and was therefore accounted for as a derivative instrument (see note #16). Any change in value of this warrant was recorded in other income in our Consolidated Statements of Operations. However, the anti-dilution features in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value which totaled $1.5 million. During the third quarter of 2013 we repurchased the Amended Warrant from the UST (see note #12).

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis at December 31 follows:

	Asset (Liability) Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
2013
Capitalized mortgage loan servicing rights	$7,773	Present value of net servicing revenue	Discount rate	10.09%
			Cost to service	$81
			Ancillary income	29
			Float rate	1.79%
Impaired loans
Commercial	5,597	Sales comparison approach	Adjustment for differences between comparable sales	(1.9)%
		Income approach	Capitalization rate	9.3

Mortgage	1,795	Sales comparison approach	Adjustment for differences between comparable sales	3.2

Other real estate
Commercial	1,606	Sales comparison approach	Adjustment for differences between comparable sales	(5.7)

Mortgage and Installment	1,623	Sales comparison approach	Adjustment for differences between comparable sales	55.7

Payment plan receivables	2,668	Sales comparison approach	Adjustment for differences between comparable sales	10.4

2012
Capitalized mortgage loan servicing rights	$8,814	Present value of net servicing revenue	Discount rate	11.00%
			Cost to service	$83
			Ancillary income	43
			Float rate	0.84%
Impaired loans
Commercial	13,190	Sales comparison approach	Adjustment for differences between comparable sales	16.7%
		Income approach	Capitalization rate	10.8

Mortgage	3,074	Sales comparison approach	Adjustment for differences between comparable sales	9.5

Other real estate
Commercial	3,276	Sales comparison approach	Adjustment for differences between comparable sales	(12.4)
		Income approach	Capitalization rate	12.3

Mortgage and Installment	3,999	Sales comparison approach	Adjustment for differences between comparable sales	(6.3)

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2013	$20,390	$366	$20,024
2012	47,487	1,843	45,644
2011	44,801	1,403	43,398

NOTE 22 – FAIR VALUES OF FINANCIAL INSTRUMENTS

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

Interest bearing deposits - time: Interest bearing deposits - time have been valued based on a model using a benchmark yield curve plus a base spread and are classified as Level 2.

Securities: Financial instrument assets actively traded in a secondary market have been valued using quoted market prices. Trading securities are classified as Level 1 while securities available for sale are classified as Level 2 as described in note #21.

Federal Home Loan Bank and Federal Reserve Bank Stock: It is not practicable to determine the fair value of FHLB and FRB Stock due to restrictions placed on transferability.

Net loans and loans held for sale: The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described in note #21. Loans held for sale are classified as Level 2 as described in note #21.

Accrued interest receivable and payable: The recorded book balance of accrued interest receivable and payable approximate fair value and are classified at the same Level as the asset and liability they are associated with.

Derivative financial instruments: Rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans have been valued based on mortgage backed security pricing for comparable assets. Interest rate swaps (at December 31, 2012) were valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates. Each of these instruments has been classified as Level 2 as described in note #21. The Amended Warrant (at December 31, 2012) was valued based on a simulation analysis which considers potential outcomes for a large number of independent scenarios and is classified as Level 3 as described in note #21.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Deposits: Deposits without a stated maturity, including demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand. Each of these instruments is classified as Level 1. Deposits with a stated maturity, such as certificates of deposit have generally been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The estimated fair values and recorded book balances at December 31 follow:

			Fair Value Measurements Using
	Recorded Book Balance	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2013
Assets
Cash and due from banks	$48,156	$48,156	$48,156	$-	$-
Interest bearing deposits	70,925	70,925	70,925	-	-
Interest bearing deposits - time	17,999	18,000	-	18,000	-
Trading securities	498	498	498	-	-
Securities available for sale	462,481	462,481	-	462,481	-
Federal Home Loan Bank and Federal Reserve Bank Stock	23,419	NA	NA	NA	NA
Net loans and loans held for sale	1,362,635	1,333,229	-	20,390	1,312,839
Accrued interest receivable	5,948	5,948	1	1,426	4,521
Derivative financial instruments	494	494	-	494	-

Liabilities
Deposits with no stated maturity (1)	$1,440,225	$1,440,225	$1,440,225	$-	$-
Deposits with stated maturity (1)	444,581	446,366	-	446,366	-
Other borrowings	17,188	19,726	-	19,726	-
Subordinated debentures	40,723	27,871	-	27,871	-
Accrued interest payable	445	445	20	425	-
Derivative financial instruments	-	-	-	-	-

2012
Assets
Cash and due from banks	$55,487	$55,487	$55,487	$-	$-
Interest bearing deposits	124,295	124,295	124,295	-	-
Trading securities	110	110	110	-	-
Securities available for sale	208,413	208,413	-	208,413	-
Federal Home Loan Bank and Federal Reserve Bank Stock	20,838	NA	NA	NA	NA
Net loans and loans held for sale	1,425,643	1,400,385	-	50,779	1,349,606
Accrued interest receivable	5,814	5,814	102	934	4,778
Derivative financial instruments	1,368	1,368	-	1,368	-

Liabilities
Deposits with no stated maturity (1)	$1,360,609	$1,360,609	$1,360,609	$-	$-
Deposits with stated maturity (1)	418,928	420,374	-	420,374	-
Other borrowings	17,625	21,463	-	21,463	-
Subordinated debentures	50,175	42,235	7,956	34,279	-
Accrued interest payable	7,197	7,197	2,942	4,255	-
Derivative financial instruments	1,320	1,320	-	861	459

(1)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $11.2 million and $1.2 million at December 31, 2013 and 2012, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $72.3 million and $32.0 million at December 31, 2013 and 2012, respectively.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal and therefore are not disclosed.

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

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 23 – OPERATING SEGMENTS

Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank (“IB” or “Bank”) and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

In the normal course of business, our IB segment provides funding to our Mepco segment through an intercompany line of credit priced at the prime rate of interest as published in the Wall Street Journal. Our IB segment also provides certain administrative services to our Mepco segment which are reimbursed at an agreed upon rate. These intercompany transactions are eliminated upon consolidation. The only other material intersegment balances and transactions are investments in subsidiaries at the parent entities and cash balances on deposit at our IB segment.

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other(1)(2)	Elimination(3)	Total
	(In thousands)

2013
Total assets	$2,104,550	$94,648	$272,348	$(261,603)	$2,209,943
Interest income	76,018	11,103	-	-	87,121
Net interest income	71,496	8,780	(2,317)	-	77,959
Provision for loan losses	(3,891)	(97)	-	-	(3,988)
Income (loss) before income tax	29,605	(2,891)	(3,961)	(95)	22,658
Net income (loss)	74,313	(1,801)	5,092	(95)	77,509

2012
Total assets	$1,885,807	$135,447	$192,343	$(189,730)	$2,023,867
Interest income	84,760	14,638	-	-	99,398
Net interest income	77,919	11,115	(2,779)	-	86,255
Provision for loan losses	6,895	(8)	-	-	6,887
Income (loss) before income tax	27,379	2,591	(3,677)	(95)	26,198
Net income (loss)	28,260	1,710	(3,677)	(95)	26,198

2011
Total assets	$2,132,736	$172,007	$157,251	$(154,588)	$2,307,406
Interest income	93,310	21,452	-	-	114,762
Net interest income	81,224	16,074	(2,729)	-	94,569
Provision for loan losses	27,972	(26)	-	-	27,946
Loss before income tax	(11,137)	(6,694)	(2,486)	(95)	(20,412)
Net loss	(12,768)	(4,849)	(2,488)	(95)	(20,200)

(1)	During 2013 IB and Other (parent company) include $47.1 million and $9.0 million, respectively of income tax benefit related to the reversal of the valuation allowance on our net deferred tax assets (see note #13).
(2)	Includes amounts relating to our parent company and certain insignificant operations.
(3)	Includes parent company’s investment in subsidiaries and cash balances maintained at subsidiary.

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 24 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”) during the years ended December 31 follows (1):

	Unrealized Losses on Available for Sale Securities	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Losses on Cash Flow Hedges	Unrealized Losses on Settled Derivatives	Dispropor- tionate Tax Effects from Cash Flow Hedges	Total
	(In thousands)
2013
Balances at beginning of period	$(516)	$(5,617)	$(739)	$-	$(1,186)	$(8,058)
Income tax	181	(181)	258	-	(258)	-
Balances at beginning of period, net of tax	(335)	(5,798)	(481)	-	(1,444)	(8,058)
Terminated cash flow hedge	-	-	370	(370)	-	-
Other comprehensive income (loss) before reclassifications	(2,877)	-	(24)	-	-	(2,901)
Amounts reclassified from AOCL	12	-	135	123	1,444	1,714
Net current period other comprehensive income (loss)	(2,865)	-	111	123	1,444	(1,187)
Balances at end of period	$(3,200)	$(5,798)	$-	$(247)	$-	$(9,245)

2012
Balances at beginning of period	$(3,579)	$(5,617)	$(1,103)	$(436)	$(1,186)	$(11,921)
Other comprehensive income (loss) before reclassifications	3,917	-	(127)	-	-	3,790
Amounts reclassified from AOCL	(854)	-	491	436	-	73
Net current period other comprehensive income (loss)	3,063	-	364	436	-	3,863
Balances at end of period	$(516)	$(5,617)	$(739)	$-	$(1,186)	$(8,058)

2011
Balances at beginning of period	$(4,448)	$(5,313)	$(1,420)	$(1,095)	$(844)	$(13,120)
Disproportionate tax effects	-	(304)	-	-	(342)	(646)
Other comprehensive income (loss) before reclassifications	313	-	(482)	-	-	(169)
Amounts reclassified from AOCL	556	-	799	659	-	2,014
Net current period other comprehensive income (loss)	869	(304)	317	659	(342)	1,199
Balances at end of period	$(3,579)	$(5,617)	$(1,103)	$(436)	$(1,186)	$(11,921)

(1)	2013 amounts are presented net of tax as we removed substantially all of the valuation allowance on our deferred tax assets during the second quarter of 2013 (see note #13).

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The disproportionate tax effects from securities available for sale and cash flow hedges arose due to tax effects of other comprehensive income (“OCI”) in the presence of a valuation allowance against our deferred tax assets and a pretax loss from operations. Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as OCI. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current period. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. During the second quarter of 2013, we terminated our last remaining cash flow hedge and cleared the disproportionate tax effects relating to cash flow hedges from accumulated other comprehensive income (see note #13).

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2013
Unrealized losses on available for sale securities
	$7	Net gains on securities
	(26)	Net impairment loss recognized in earnings
	(19)	Total reclassifications before tax
	(7)	Tax expense (benefit)
	$(12)	Reclassifications, net of tax

Unrealized losses on cash flow hedges
	$(208)	Interest expense
	(73)	Tax expense (benefit)
	$(135)	Reclassification, net of tax

Unrealized losses on settled derivatives
	$(189)	Interest expense
	(66)	Tax expense (benefit)
	$(123)	Reclassification, net of tax

Disproportionate tax effects from cash flow
hedges	$1,444	Tax expense (benefit)

	$(1,714)	Total reclassifications for the period, net of tax

2012
Unrealized losses on available for sale securities
	$1,193	Net gains on securities
	(339)	Net impairment loss recognized in earnings
	854	Total reclassifications before tax
	-	Tax expense (benefit)
	$854	Reclassifications, net of tax

Unrealized losses on cash flow hedges
	$(491)	Interest expense
	-	Tax expense (benefit)
	$(491)	Reclassification, net of tax

Unrealized losses on settled derivatives
	$(436)	Interest expense
	-	Tax expense (benefit)
	$(436)	Reclassification, net of tax

	$(73)	Total reclassifications for the period, net of tax

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2011
Unrealized losses on available for sale securities
	$204	Net gains on securities
	(760)	Net impairment loss recognized in earnings
	(556)	Total reclassifications before tax
	-	Tax expense (benefit )
	$(556)	Reclassifications, net of tax

Disproportionate tax effects from available for sale securities	$(304)	Tax expense (benefit )

Unrealized losses on cash flow hedges
	$(799)	Interest expense
	-	Tax expense (benefit )
	$(799)	Reclassification, net of tax

Unrealized losses on settled derivatives
	$(659)	Interest expense
	-	Tax expense (benefit )
	$(659)	Reclassification, net of tax

Disproportionate tax effects from cash flow hedges	$(342)	Tax expense (benefit )

	$(1,368)	Total reclassifications for the period, net of tax

NOTE 25 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2013	2012
	(In thousands)
ASSETS
Cash and due from banks	$11,654	$3,788
Investment in subsidiaries	251,529	187,890
Other assets	9,165	665
Total Assets	$272,348	$192,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$40,723	$50,175
Other liabilities	391	7,635
Shareholders’ equity	231,234	134,533
Total Liabilities and Shareholders’ Equity	$272,348	$192,343

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
OPERATING INCOME
(Increase) decrease in fair value of U.S. Treasury warrant	$(1,025)	$(285)	$1,137
Other income	63	70	64
Total Operating Income	(962)	(215)	1,201

OPERATING EXPENSES
Interest expense	2,317	2,779	2,729
Administrative and other expenses	682	683	958
Total Operating Expenses	2,999	3,462	3,687
Loss Before Income Tax and Equity in Undistributed
Net Income (Loss) of Subsidiaries	(3,961)	(3,677)	(2,486)
Income tax expense (benefit)	(9,053)	-	2
Income (Loss) Before Equity in Undistributed Net
Income (Loss) of Subsidiaries	5,092	(3,677)	(2,488)
Equity in undistributed net income (loss) of subsidiaries	72,417	29,875	(17,712)
Net Income (Loss)	$77,509	$26,198	$(20,200)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net Income (Loss)	$77,509	$26,198	$(20,200)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
CASH USED IN OPERATING ACTIVITIES
Deferred income taxes	(8,955)	-	-
Share based compensation	84	184	157
Depreciation, amortization of intangible assets and premiums, and accretion of discounts on securities and loans	-	-	1
Increase in other assets	738	(46)	(92)
Increase (decrease) in other liabilities	(5,858)	2,945	(2,404)
Equity in undistributed net (income) loss of subsidiaries operations	(72,417)	(29,875)	17,712
Total Adjustments	(86,408)	(26,792)	15,374
Net Cash Used in Operating Activities	(8,899)	(594)	(4,826)

CASH FLOW FROM INVESTING ACTIVITIES - return of capital from subsidiary	7,500	-	-

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	100,230	2,244	2,245
Redemption of convertible preferred stock and common stock warrant	(81,000)	-	-
Redemption of subordinated debt	(9,452)	-	-
Share based compensation withholding obligation	(513)	-	-
Net Cash From Financing Activities	9,265	2,244	2,245
Net Increase (Decrease) in Cash and Cash Equivalents	7,866	1,650	(2,581)
Cash and Cash Equivalents at Beginning of Year	3,788	2,138	4,719
Cash and Cash Equivalents at End of Year	$11,654	$3,788	$2,138

Contents
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 26 – BRANCH SALE

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

Contents
QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2013
Interest income	$21,950	$21,862	$21,784	$21,525
Net interest income	19,556	19,523	19,529	19,351
Provision for loan losses	(691)	(2,107)	(355)	(835)
Income before income tax	5,842	6,899	3,787	6,130
Net income	5,807	63,388	3,505	4,809
Net income applicable to common stock	4,712	62,231	10,310	4,809

Income per common share
Basic	0.51	6.56	0.73	0.21
Diluted	0.27	2.64	0.17	0.21

2012
Interest income	$25,696	$25,255	$24,733	$23,714
Net interest income	22,100	21,830	21,451	20,874
Provision for loan losses	5,131	1,056	251	449
Income before income tax	3,504	4,333	6,446	11,915
Net income	3,504	4,333	6,446	11,915
Net income applicable to common stock	2,448	3,241	5,353	10,809

Income per common share
Basic	0.29	0.38	0.61	1.21
Diluted	0.07	0.11	0.16	0.36

During the fourth quarter of 2013, we recognized a $1.4 million expense for vehicle service contract counterparty contingencies expense (see note #11) and a recovery on our capitalized mortgage loan servicing rights of $0.7 million (see note #4). During the fourth quarter of 2012, we recognized a net gain on the sale of certain branches of $5.4 million (see note #26) and a recovery on our capitalized mortgage loan servicing rights of $1.1 million (see note #4).

QUARTERLY SUMMARY

	Reported Sales Prices of Common Shares						Cash Dividends
	2013			2012			Declared
	High	Low	Close	High	Low	Close	2013	2012
First quarter	$8.49	$3.44	$8.46	$2.59	$1.30	$2.20	$-	$-
Second quarter	9.00	5.88	6.29	4.35	2.13	2.47	-	-
Third quarter	10.23	5.51	10.00	3.13	2.48	2.71	-	-
Fourth quarter	12.45	8.66	12.00	3.99	2.61	3.50	-	-

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

In addition to the provisions of the Michigan Business Corporation Act, our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).