Form 10-K, Exhibit 13
period 2014-12-31
INDEPENDENT BANK CORP /MI/
filed 2015-03-06
CIK 39311

EXHIBIT 13

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2009 and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
$0
Index Value
Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Independent Bank Corporation	$100.00	$18.06	$18.47	$48.61	$166.67	$183.95
NASDAQ Composite	100.00	118.02	117.04	137.47	192.62	221.02
NASDAQ Bank	100.00	111.35	83.04	111.88	152.85	170.93

SELECTED CONSOLIDATED FINANCIAL DATA (1)

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$80,555	$87,121	$99,398	$114,762	$148,851
Interest expense	7,299	9,162	13,143	20,193	37,198
Net interest income	73,256	77,959	86,255	94,569	111,653
Provision for loan losses	(3,136)	(3,988)	6,887	27,946	46,765
Net gains (losses) on securities	320	369	887	(511)	1,177
Gain on extinguishment of debt	500	—	—	—	18,066
Net gain on branch sale	—	—	5,402	—	—
Other non-interest income	37,955	44,460	57,276	47,424	52,570
Non-interest expenses	89,951	104,118	116,735	133,948	155,000
Income (loss) before income tax	25,216	22,658	26,198	(20,412)	(18,299)
Income tax expense (benefit)	7,195	(54,851)	—	(212)	(1,590)
Net income (loss)	$18,021	$77,509	$26,198	$(20,200)	$(16,709)
Preferred Stock Dividends	—	(3,001)	(4,347)	(4,157)	(4,095)
Preferred Stock Discount	—	7,554	—	—	—
Net income (loss) applicable to common stock	$18,021	$82,062	$21,851	$(24,357)	$(20,804)
PER COMMON SHARE DATA (2)
Net income (loss) per common share
Basic	$0.79	$5.87	$2.51	$(2.94)	$(4.09)
Diluted	0.77	3.55	0.80	(2.94)	(4.09)
Cash dividends declared	0.18	0.00	0.00	0.00	0.00
Book value	10.91	10.15	5.58	2.68	5.52
SELECTED BALANCES
Assets	$2,248,730	$2,209,943	$2,023,867	$2,307,406	$2,535,248
Loans	1,409,962	1,374,570	1,419,139	1,576,608	1,813,116
Allowance for loan losses	25,990	32,325	44,275	58,884	67,915
Deposits	1,924,302	1,884,806	1,779,537	2,086,125	2,251,838
Shareholders’ equity	250,371	231,581	134,975	102,627	119,085
Long-term debt - FHLB advances	12,470	17,188	17,622	33,384	71,022
Subordinated debentures	35,569	40,723	50,175	50,175	50,175
SELECTED RATIOS
Net interest income to average interest earning assets	3.67%	4.11%	4.04%	4.46%	4.41%
Net income (loss) to (3)
Average common equity	7.43	64.22	68.29	(68.44)	(54.38)
Average assets	0.80	3.87	0.92	(1.02)	(0.75)
Average shareholders’ equity to average assets	10.83	8.69	4.82	4.76	3.92
Tier 1 capital to average assets	11.18	10.61	8.08	6.25	6.35
Non-performing loans to Portfolio Loans	1.08	1.30	2.32	3.80	3.73

(1)	The significant variations in the results of operations for the five years presented above is a result of a number of factors, including asset quality challenges, our consolidation, closing or sale of 36 branches in 2012, our exit from the Troubled Asset Relief Program in 2013, and a significant income tax benefit realized in 2013. Please read “Management's Discussion and Analysis of Financial Condition and Results of Operations” below for more information regarding these factors and others.
(2)	Per share data has been adjusted for a 1 for 10 reverse stock split in 2010.
(3)	These amounts are calculated using net income (loss) applicable to common stock.

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

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Economic conditions in Michigan began to show signs of improvement during 2010. Generally, these improvements have continued into 2014, albeit at an uneven pace. There has been an overall decline in the unemployment rate, although Michigan’s unemployment rate has been consistently above the national average. In addition, housing prices and other related statistics (such as home sales and new building permits) have generally been improving. In addition, since early- to mid-2009, we have seen an improvement in asset quality metrics. In particular, since early 2012, we have generally experienced a decline in non-performing assets, reduced levels of new loan defaults, and reduced levels of loan net charge-offs. As a result of the foregoing factors and others, we returned to profitability in 2012 and have now been profitable for 12 consecutive quarters. In addition, we have completed various transactions to improve our capital structure, as described below.

Recent Developments. In January 2015, we adopted a plan to consolidate certain branch offices. This consolidation reflects our ongoing cost reduction initiatives and undertakings to further improve the overall efficiency of our operations. The consolidation will result in the closing of six of our branch offices. It is expected that the aggregate, annual reduction in non-interest expenses resulting from this consolidation will amount to approximately $1.6 million. We also estimate a potential annual loss of revenue of approximately $0.3 million to $0.4 million due to possible customer attrition. We expect that the consolidation will be completed no later than April 30, 2015. We also undertook certain additional staffing reductions related to our retail banking operations. In connection with the consolidation, we expect to incur one-time expenses and charges of approximately $0.3 million in the first four months of 2015, which consist primarily of severance and certain other costs. We do not expect any material loss related to the sale or disposition of real property or other fixed assets.

In 2013, we successfully completed the implementation of a capital plan we had adopted to restore and improve our capital position. In particular, during the last half of 2013, we completed the following:

•	On July 26, 2013, we executed a Securities Purchase Agreement with the United States Department of the Treasury (“UST”), pursuant to which we agreed to purchase from the UST for $81.0 million in cash consideration: (i) 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”), including all accrued and unpaid dividends; and (ii) the Amended and Restated Warrant to purchase up to 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the “Amended Warrant”);
•	In the third quarter of 2013, we sold a total of 13.225 million shares of our common stock in a public offering for total net proceeds of $97.1 million (including 11.5 million shares sold on August 28, 2013, and 1.725 million shares sold on September 10, 2013 pursuant to the underwriters’ overallotment option), after payment of $5.4 million in underwriting discounts and other offering expenses;
•	On August 29, 2013, we brought current the interest payments and quarterly dividends we had been deferring since the fourth quarter of 2009 on all of our subordinated debentures and trust preferred securities;
•	On August 30, 2013, we completed the redemption of the Series B Preferred Stock and Amended Warrant from the UST pursuant to the terms of the Securities Purchase Agreement described above, which resulted in our exit from the Troubled Asset Relief Program (TARP); and
•	On October 11, 2013, we redeemed all of the 8.25% trust preferred securities (with an aggregate liquidation amount of $9.2 million) issued by IBC Capital Finance II.

Regulation. On July 2, 2013, the Federal Reserve Board (the “FRB”) approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. We are subject to the New Capital Rules beginning on January 1, 2015. The 2.5% capital conservation buffer is being phased in over a four-year period beginning in 2016. Under the New Capital Rules our existing trust preferred securities are grandfathered as qualifying regulatory capital. We believe that we currently exceed all of the capital ratio requirements of the New Capital Rules.

It is against this backdrop that we discuss our results of operations and financial condition in 2014 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income applicable to common stock of $18.0 million, or $0.77 per diluted share, in 2014, as compared to net income applicable to common stock of $82.1 million, or $3.55 per diluted share, in 2013, and net income applicable to common stock of $21.9 million, or $0.80 per share, in 2012. The significantly higher earnings in 2013, as compared to 2014 or 2012, primarily reflects the income tax benefit associated with the reversal of substantially all of the valuation allowance on our deferred tax assets (see “Income tax benefit”) and the discount on our redemption of our outstanding preferred stock.

2012 also included a net gain on the sale of branches. On December 7, 2012, we sold 21 branches to another financial institution (the “Branch Sale”), including 6 branches in the Battle Creek market area and 15 branches in northeast Michigan. The Branch Sale resulted in the transfer of approximately $403.1 million of deposits in exchange for our receipt of a deposit premium of approximately $11.5 million. It also resulted in the sale of approximately $48.0 million of loans at a discount of 1.75%, the sale of premises and equipment totaling approximately $8.1 million, and our transfer of $336.1 million of cash to the purchaser. We recorded a net gain on the Branch Sale of approximately $5.4 million in the fourth quarter of 2012. In addition to the Branch Sale, we also closed or consolidated a total of 15 other branch locations during 2012.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2014	2013	2012
Net income to
Average common equity	7.43%	64.22%	68.29%
Average assets	0.80	3.87	0.92
Net income per common share
Basic	$0.79	$5.87	$2.51
Diluted	0.77	3.55	0.80

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

Net interest income totaled $73.3 million during 2014, compared to $78.0 million and $86.3 million during 2013 and 2012, respectively. The decrease in net interest income in 2014 compared to 2013 primarily reflects a 44 basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) that was partially offset by a $100.3 million increase in average interest-earning assets.

The decline in our net interest margin is primarily due to the prolonged low interest rate environment that has pushed our average yield on loans lower. In addition, the growth in average interest-earning assets has been in lower yielding investment securities.

Interest rates have generally been at extremely low levels over the past five to six years due primarily to the FRB’s monetary policies and its efforts to stimulate the U.S. economy. This very low interest rate environment has had an adverse impact on our interest income and net interest income. Based on recent announcements by the FRB, short-term interest rates are expected to remain extremely low until at least mid- to late-2015. Given the repricing characteristics of our interest-earning assets and interest-bearing liabilities (and our level of non-interest bearing demand deposits), we would expect that our net interest margin will generally benefit on a long-term basis from rising interest rates.

The decrease in net interest income in 2013 compared to 2012 primarily reflects a $238.8 million decrease in average interest-earning assets that was partially offset by a seven basis point increase in our net interest margin. The decline in average interest-earning assets was primarily a result of the Branch Sale. The increase in the net interest margin was due primarily to a reduction in our cost of funds.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $17.9 million, $24.1 million and $45.5 million in 2014, 2013 and 2012, respectively.

AVERAGE BALANCES AND RATES

	2014			2013			2012
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS (1)
Taxable loans	$1,383,883	$71,621	5.18%	$1,408,305	$80,434	5.71%	$1,543,592	$93,494	6.06%
Tax-exempt loans (2)	4,889	310	6.34	5,491	354	6.45	6,864	440	6.41
Taxable securities	475,917	6,341	1.33	305,468	4,059	1.33	216,355	2,934	1.36
Tax-exempt securities (2)	40,200	1,510	3.76	32,051	1,680	5.24	26,111	1,593	6.10
Interest bearing cash and repurchase agreement	84,244	282	0.33	139,082	396	0.28	337,311	858	0.25
Other investments	23,252	1,118	4.81	21,673	901	4.16	20,645	782	3.79
Interest earning assets	2,012,385	81,182	4.03	1,912,070	87,824	4.59	2,150,878	100,101	4.65
Cash and due from banks	45,213			44,745			53,926
Other assets, net	182,099			164,281			159,925
Total assets	$2,239,697			$2,121,096			$2,364,729
LIABILITIES
Savings and interest-bearing checking	$951,745	1,064	0.11	$908,740	1,131	0.12	$1,060,882	1,830	0.17
Time deposits	413,729	3,903	0.94	423,291	4,575	1.08	552,903	7,083	1.28
Other borrowings	60,225	2,332	3.87	65,517	3,456	5.27	72,240	4,230	5.86
Interest bearing liabilities	1,425,699	7,299	0.51	1,397,548	9,162	0.66	1,686,025	13,143	0.78
Non-interest bearing deposits	540,107			500,673			523,926
Other liabilities	31,247			38,462			40,719
Shareholders’ equity	242,644			184,413			114,059
Total liabilities and shareholders’ equity	$2,239,697			$2,121,096			$2,364,729
Net interest income		$73,883			$78,662			$86,958
Net interest income as a percent of average interest earning assets			3.67%			4.11%			4.04%

(1)	All domestic.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN NET INTEREST INCOME

	2014 compared to 2013			2013 compared to 2012
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income (1, 2)
Taxable loans	$(1,374)	$(7,439)	$(8,813)	$(7,911)	$(5,149)	$(13,060)
Tax-exempt loans (3)	(38)	(6)	(44)	(89)	3	(86)
Taxable securities	2,271	11	2,282	1,185	(60)	1,125
Tax-exempt securities (3)	370	(540)	(170)	331	(244)	87
Interest bearing cash and repurchase agreement	(175)	61	(114)	(554)	92	(462)
Other investments	69	148	217	40	79	119
Total interest income	1,123	(7,765)	(6,642)	(6,998)	(5,279)	(12,277)
Increase (decrease) in interest expense (1)
Savings and interest bearing checking	52	(119)	(67)	(238)	(461)	(699)
Time deposits	(101)	(571)	(672)	(1,505)	(1,003)	(2,508)
Other borrowings	(262)	(862)	(1,124)	(375)	(399)	(774)
Total interest expense	(311)	(1,552)	(1,863)	(2,118)	(1,863)	(3,981)
Net interest income	$1,434	$(6,213)	$(4,779)	$(4,880)	$(3,416)	$(8,296)

(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	All domestic.
(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2014	2013	2012
As a percent of average interest earning assets
Loans (1)	69.0%	73.9%	72.1%
Other interest earning assets	31.0	26.1	27.9
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	47.3%	47.5%	49.3%
Time deposits	19.9	21.4	25.0
Brokered CDs	0.6	0.8	0.7
Other borrowings and long-term debt	3.0	3.4	3.4
Average interest bearing liabilities	70.8%	73.1%	78.4%
Earning asset ratio	89.9%	90.1%	91.0%
Free-funds ratio (2)	29.2	26.9	21.6

(1)	All domestic.
(2)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was a credit of $3.1 million and a credit of $4.0 million during 2014 and 2013, respectively, compared to an expense of $6.9 million during 2012. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non- performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for loan losses over the past two years primarily reflects reduced levels of loan defaults, non-performing loans and loan net charge-offs. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loans as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income.

Non-interest income totaled $38.8 million during 2014 compared to $44.8 million and $63.6 million during 2013 and 2012, respectively. Non-interest income for 2012 included a $5.4 million net gain on the Branch Sale.

NON-INTEREST INCOME

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Service charges on deposit accounts	$13,446	$14,076	$17,887
Interchange income	8,164	7,362	9,188
Net gains (losses) on assets
Mortgage loans	5,628	10,022	17,323
Securities	329	395	1,226
Other than temporary impairment loss on securities:
Total impairment loss	(9)	(26)	(339)
Loss recognized in other comprehensive loss	—	—	—
Net impairment loss recognized in earnings	(9)	(26)	(339)
Mortgage loan servicing	791	3,806	166
Investment and insurance commissions	1,814	1,709	2,146
Bank owned life insurance	1,371	1,363	1,622
Title insurance fees	995	1,682	1,963
Gain on extinguishment of debt	500	—	—
(Increase) decrease in fair value of U.S. Treasury warrant	—	(1,025)	(285)
Net gain on branch sale	—	—	5,402
Other	5,746	5,465	7,266
Total non-interest income	$38,775	$44,829	$63,565

Service charges on deposit accounts totaled $13.4 million during 2014, compared to $14.1 million and $17.9 million during 2013 and 2012, respectively. The decrease in such service charges in 2014 as compared to 2013 principally reflects a decline in non-sufficient funds (“NSF”) occurrences and related NSF fees. We believe the decline in NSF occurrences is primarily due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees. The decrease in 2013 as compared to 2012 principally results from the Branch Sale.

Interchange income totaled $8.2 million in 2014, compared to $7.4 million in 2013 and $9.2 million in 2012. The increase in interchange income in 2014 as compared to 2013 primarily results from a new Debit Brand Agreement with MasterCard (which replaces our former agreement with VISA) that we executed in January 2014. We began converting our debit card base to MasterCard in June 2014 and completed the conversion in September 2014. The decrease in interchange income in 2013 as compared to 2012 primarily results from the Branch Sale.

The Dodd-Frank Act includes a provision under which interchange fees for debit cards are set by the FRB under a restrictive “reasonable and proportional cost” per transaction standard. On June 29, 2011, the FRB issued final rules (that were effective October 1, 2011) on interchange fees for debit cards. Overall, these final rules established price caps for debit card interchange fees that were significantly lower than previous averages. However, debit card issuers with less than $10 billion in total assets (like us) are exempt from this rule. On a long-term basis, it is not clear how competitive market factors may impact debit card issuers who are exempt from the rule. However, we have been experiencing some reduction in per transaction interchange revenue due to certain transaction routing changes, particularly at large merchants.

We realized net gains of $5.6 million on mortgage loans during 2014, compared to $10.0 million and $17.3 million during 2013 and 2012 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into our portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands)
Mortgage loans originated	$265,494	$419,494	$538,717
Mortgage loans sold	223,580	407,235	510,488
Mortgage loans sold with servicing rights released	37,476	57,099	83,296
Net gains on the sale of mortgage loans	5,628	10,022	17,323
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.52%	2.46%	3.39%
Fair value adjustments included in the Loan Sales Margin	0.01	(0.55)	0.28

Net gains on mortgage loans declined in 2014 as compared to 2013 due primarily to decreases in mortgage loan originations and sales. The declines in mortgage loan originations and sales are due primarily to significantly lower mortgage loan refinance volumes. Net gains on mortgage loans in 2012 were elevated due primarily to low interest rates during that year that spurred heavy refinance volume. In addition, changes in the Loan Sales Margin (as described below) impacted the level of net gains.

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. Gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 2.51% in 2014, 3.01% in 2013 and 3.11% in 2012. The lower Loan Sales Margin in 2014, as compared to 2013 and 2012, was principally due to less favorable competitive conditions including narrower primary-to-secondary market pricing spreads. In general, as overall industry-wide mortgage loan origination levels drop, pricing becomes more competitive. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each period.

We generated securities net gains of $0.3 million in 2014, and $0.4 million and $1.2 million in 2013 and 2012, respectively. The 2014 securities net gains were primarily due to the sales of U.S. Government agency securities and municipal securities as well as fair value adjustments on a U.S. treasury short sale position that were partially offset by a $0.3 million decline in the fair value of trading securities. The 2013 securities net gains were due to a $0.4 million increase in the fair value of trading securities. The 2012 securities net gains were principally due to the sale of residential mortgage-backed securities.

We also recorded net impairment losses of $0.01 million, $0.03 million and $0.3 million in 2014, 2013 and 2012, respectively, related to other than temporary impairment of securities available for sale. These impairment charges related to private label residential mortgage-backed securities.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains (1)	Losses (2)	Net
	(In thousands)
2014	$14,633	$624	$304	$320
2013	2,940	402	33	369
2012	37,176	1,226	339	887

(1)	Gains in 2014 include $0.295 million relating to a U.S. Treasury short position and gains in 2013 and 2012 include $0.388 million and $0.033 million, respectively, related to an increase in the fair value of trading securities.
(2)	Losses in 2014, 2013 and 2012 include $0.009 million, $0.026 million and $0.339 million, respectively of other than temporary impairment charges and 2014 includes $0.295 million related to a decrease in the fair value of trading securities.

Mortgage loan servicing generated net earnings of $0.8 million, $3.8 million and $0.2 million in 2014, 2013 and 2012, respectively. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. The changes in the valuation allowance are principally due to changes in the estimated future prepayment rates being used in the period end valuations.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2014	2013	2012
	(In thousands)
Balance at January 1,	$13,710	$11,013	$11,229
Originated servicing rights capitalized	1,823	3,210	4,006
Amortization	(2,509)	(3,745)	(4,679)
Change in valuation allowance	(918)	3,232	457
Balance at December 31,	$12,106	$13,710	$11,013
Valuation allowance at December 31,	$3,773	$2,855	$6,087

At December 31, 2014, we were servicing approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.44% and a weighted average service fee of approximately 25.3 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2014 totaled $12.1 million, representing approximately 73 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing rights had an estimated fair market value of $12.6 million at December 31, 2014.

Investment and insurance commissions totaled $1.8 million, $1.7 million and $2.1 million in 2014, 2013 and 2012, respectively. These changes primarily reflect the sales volumes of such products. The decline in sales volumes compared to 2012 is primarily due to the impact of the Branch Sale.

We earned $1.4 million, $1.4 million and $1.6 million in 2014, 2013 and 2012, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $53.6 million and $52.3 million at December 31, 2014 and 2013, respectively.

Title insurance fees totaled $1.0 million in 2014, $1.7 million in 2013 and $2.0 million in 2012. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

On December 1, 2014, we entered into a Securities Purchase Agreement with EJF Capital LLC. Under the terms of this agreement, we purchased 5,000 shares of trust preferred securities (liquidation amount of $1,000 per security) that were issued by IBC Capital Finance IV, a special purpose entity whose common stock we own. The trust preferred securities have been retired along with certain related common stock issued by IBC Capital Finance IV and subordinated debentures issued by us. We paid $4.5 million for the trust preferred securities that had a par value of $5.0 million, as well as $0.033 million in accrued and unpaid interest. We recorded a gain on the extinguishment of debt of $0.5 million in the fourth quarter of 2014. Additionally, we expect this transaction to improve our net interest income by approximately $0.143 million annually.

Changes in the fair value of the Amended Warrant issued to the UST in April 2010 had been recorded as a component of non-interest income. Up until April 16, 2013, the fair value of this Amended Warrant was included in accrued expenses and other liabilities in our Condensed Consolidated Statements of Financial Condition. The provision in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value (which was approximately $1.5 million). (See “Liquidity and capital resources.”) We purchased (and subsequently cancelled) the Amended Warrant from the UST on August 30, 2013.

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

In the fourth quarter of 2012, we recorded a $5.4 million gain on the Branch Sale as described above.

Other non-interest income totaled $5.7 million, $5.5 million and $7.3 million in 2014, 2013 and 2012, respectively. The increase in 2014 compared to 2013 is primarily due to the change in results of our private mortgage insurance (“PMI”) reinsurance captive ($0.1 million of income in 2014 as compared to a $0.2 million loss in 2013). Our PMI reinsurance captive (which we originally formed in 2002) was placed into run-off during 2013. The decrease in other non-interest income in 2013 compared to 2012 is in part due to declines in certain revenue categories (ATM fees, check charges, money order fees, and safe deposit box rental) totaling $0.8 million primarily as a result of the Branch Sale. In addition, in 2013, Other Real Estate (“ORE”) rental income declined $0.3 million (due primarily to a reduction in the number of properties owned), gain on sale of fixed assets declined $0.2 million (2012 included a gain on the sale of some branch facilities) and we incurred a net loss in our PMI reinsurance captive of $0.2 million (compared to net income of $0.2 million in 2012).

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure and management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $90.0 million in 2014, $104.1 million in 2013, and $116.7 million in 2012. Most categories of non-interest expense have declined since 2012 due to the Branch Sale and the closing or consolidation of 15 other branch locations, as well as our cost reduction initiatives. In addition, credit related expenses (loan and collection expenses, net (gains) losses on ORE and repossessed assets, the provision for loss reimbursement on sold loans, and vehicle service contract counterparty contingencies expense) declined significantly in 2014 as compared to the prior two years.

NON-INTEREST EXPENSE

	Year ended December 31,
	2014	2013	2012
	(In thousands)
Compensation	$33,833	$33,515	$39,002
Performance-based compensation	5,154	6,507	5,672
Payroll taxes and employee benefits	8,234	7,902	9,309
Compensation and employee benefits	47,221	47,924	53,983
Occupancy, net	8,912	8,845	10,104
Data processing	7,532	8,019	8,009
Loan and collection	5,392	6,886	9,965
Furniture, fixtures and equipment	4,137	4,293	4,635
Communications	2,926	2,919	3,677
Advertising	2,193	2,433	2,494
Legal and professional	1,969	2,459	4,175
FDIC deposit insurance	1,567	2,435	3,306
Interchange expense	1,291	1,645	1,799
Supplies	993	1,028	1,281
Credit card and bank service fees	946	1,263	2,091
Amortization of intangible assets	536	812	1,065
Vehicle service contract counterparty contingencies	199	4,837	1,629
(Costs) recoveries related to unfunded lending commitments	31	(90)	(688)
Write down of property and equipment held for sale	—	—	860
Provision for loss reimbursement on sold loans	(466)	2,152	1,112
Net (gains) losses on other real estate and repossessed assets	(500)	1,237	2,854
Other	5,072	5,021	4,384
Total non-interest expense	$89,951	$104,118	$116,735

Compensation expense, which is primarily salaries, totaled $33.8 million, $33.5 million and $39.0 million in 2014, 2013 and 2012, respectively. The increase in 2014 as compared to 2013 is due to a $0.6 million decline in the amount of compensation that was deferred as direct loan origination costs principally resulting from the reduced levels of new mortgage loan volume in 2014. The decline in 2013 as compared to 2012 was due principally to staffing decreases primarily related to the Branch Sale and the closing or consolidation of certain locations during 2012, as well as our cost reduction initiatives. 2014 average total full time equivalent employee levels have fallen by 3.8% compared to 2013 and by 20.9% compared to 2012.

Performance-based compensation expense totaled $5.2 million, $6.5 million and $5.7 million in 2014, 2013 and 2012, respectively. The decrease in 2014 as compared to 2013 is primarily related to a decline in compensation of $0.7 million under our Management Incentive Compensation Plan based on our actual 2014 financial performance relative to plan targets, a decline in loan production related compensation of $0.3 million due to reduced levels of new mortgage loan volume, and a decline of $0.3 million in the estimated employee stock ownership plan (“ESOP”) contribution. During 2014, we decreased our ESOP contribution from 3% to 2% of eligible compensation and increased our 401(k) plan match from 1% to 2% of eligible compensation. The increase in 2013 as compared to 2012 is primarily due to higher incentive compensation based on our actual 2013 financial performance relative to plan targets.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2014, 2013 and 2012 for share-based awards under our long-term equity based incentive plan was $1.0 million, $0.9 million and $0.3 million, respectively. In 2014, there were new grants of restricted stock and performance share awards. In 2013 and 2012, there were new grants of restricted stock units, stock options and salary stock.

Payroll taxes and employee benefits expense totaled $8.2 million, $7.9 million and $9.3 million in 2014, 2013 and 2012, respectively. The increase in 2014 as compared to 2013 is primarily due to a $0.2 million increase in health insurance costs and a $0.1 million increase in the 401(k) plan match. The decrease in 2013 as compared to 2012 was primarily due to lower payroll taxes and health insurance costs due to the staffing decreases described above.

Occupancy expenses, net, totaled $8.9 million, $8.8 million and $10.1 million in 2014, 2013 and 2012, respectively. The slight increase in 2014 as compared to 2013 is primarily due to higher snow removal costs associated with a harsh Michigan winter in 2014. The decline in 2013 as compared to 2012 was primarily due to a reduction in the number of branch offices resulting from the Branch Sale and the closing or consolidation of certain locations during 2012.

Data processing expenses totaled $7.5 million, $8.0 million, and $8.0 million in 2014, 2013 and 2012, respectively. The decline in 2014 as compared to 2013 and 2012 is due primarily to the impact of a new seven-year core data processing contract that we executed in March 2014. Under the terms of the new contract, we have reduced core data processing and interchange costs by approximately $1 million annually.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. These expenses have declined significantly during the past two years primarily due to decreases in non-performing loans, new loan defaults and commercial watch credits. 2014, 2013 and 2012 also included $0.5 million, $0.7 million and $0.5 million, respectively, of collection related costs at Mepco Finance Corporation (“Mepco”) primarily associated with the acquisition and management of collateral that related to receivables from vehicle service contract counterparties.

Furniture, fixtures and equipment expense declined by $0.2 million in 2014 from 2013 and declined by $0.3 million in 2013 from 2012. These declines are due primarily to our cost reduction initiatives, the Branch Sale, and the closing or consolidation of certain branch offices. A portion of these expense reductions were offset by additional depreciation expense related to the replacement of substantially all of our ATMs during 2013 to meet applicable Americans with Disabilities Act requirements.

Communications expense was relatively unchanged in 2014 and declined by $0.8 million in 2013, respectively, compared to each prior year. The 2013 decline primarily reflects the impact of the Branch Sale and branch closings or consolidations that occurred in 2012, decreases in mailing costs at Mepco associated with a reduction in the volume of payment plan receivables, and a decrease in telephone and data line expenses due to the renegotiation of some supplier contracts.

Advertising expense declined by $0.2 million in 2014 and was relatively unchanged in 2013, respectively, compared to each prior year. The 2014 decline was due to a reduction in direct mail costs.

Legal and professional fees totaled $2.0 million, $2.5 million, and $4.2 million in 2014, 2013 and 2012, respectively. The substantial reduction in these expenses during 2013 as compared to 2012 was primarily due to lower costs at Mepco because of reduced litigation activities, and 2012 also included approximately $1.0 million of professional fees at the Bank associated with a consulting firm that was engaged to assist us in identifying and implementing revenue enhancement, expense reduction and process improvement initiatives.

FDIC deposit insurance expense totaled $1.6 million, $2.4 million, and $3.3 million in 2014, 2013 and 2012, respectively. The decline in 2014 as compared to 2013 reflects a full-year reduction in the Bank’s risk based premium rate due to our improved financial metrics. The decline in 2013 as compared to 2012 principally reflects the decrease in total assets due primarily to the Branch Sale as well as a reduction in the Bank’s risk based premium rate in the fourth quarter of 2013 due to our improved financial metrics.

Interchange expense primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The decrease in this expense in 2014 as compared to 2013 is primarily due to the impact of our new seven-year core data processing contract that we executed in March 2014. The decrease in this expense in 2013 as compared to 2012 was due primarily to the Branch Sale that resulted in reduced debit card and ATM transaction volumes.

Supplies expense has declined over the past two years consistent with our cost reduction initiatives and the smaller size of the organization resulting from the Branch Sale and the closing or consolidation of branches.

The decline in credit card and bank service fees is primarily due to a decrease in the number of payment plans being administered by Mepco. In addition, in the third quarter of 2012, Mepco entered into a new contract with a different vendor for credit card processing services that has a lower fee structure.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $2.6 million and $3.2 million at December 31, 2014 and 2013, respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plan receivables in our provision for loan losses and establish a related allowance for loan losses. (See “Portfolio Loans and asset quality.”) We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our Consolidated Statements of Operations. Such expenses totaled $0.2 million, $4.8 million and $1.6 million in 2014, 2013 and 2012, respectively. The higher levels of expense in 2013 and 2012 were due to write-downs of or additional reserves on vehicle service contract counterparty receivables. We reached settlements in certain litigation to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. At December 31, 2014, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $7.2 million. This compares to a balance of $7.7 million at December 31, 2013.

We face continued risk with respect to certain counterparties defaulting in their contractual obligations to Mepco which could result in additional charges for losses if these counterparties go out of business. Further, Mepco has incurred elevated legal and collection expenses, in general, in dealing with defaults by its counterparties in recent years. In particular, Mepco has had to initiate litigation against certain counterparties to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations. Net payment plan receivables declined to $40.0 million (or approximately 1.8% of total assets) at December 31, 2014 from $60.6 million (or approximately 2.7% of total assets) at December 31, 2013, due primarily to a planned reduction in such balances. This decline in payment plan receivables has adversely impacted our net interest income. In addition, see note #11 to the Consolidated Financial Statements included within this report for more information about Mepco’s business, certain risks and difficulties we currently face with respect to that business, and reserves we have established (through vehicle service contract counterparty contingencies expense) for losses related to the business.

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate portfolio loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

The provision for loss reimbursement on sold loans was a credit of $0.5 million in 2014 and an expense of $2.2 million and $1.1 million in 2013 and 2012, respectively, and represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). The credit provision in 2014 is due primarily to the rescission of certain loss reimbursement requests by Freddie Mac that had been pending and accrued for at the end of 2013. Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased from 2010 to 2013 as Fannie Mae and Freddie Mac, in particular, were doing more reviews of mortgage loans where they had incurred or expected to incur a loss and were more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement, we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The reserve for loss reimbursements on sold mortgage loans totaled $0.7 million and $1.4 million at December 31, 2014 and 2013, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2014 and 2013 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

Net (gains) losses on ORE and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The net gain of $0.5 million in 2014 (as compared to net losses of $1.2 million and $2.9 million recorded in 2013 and 2012, respectively) primarily reflects greater stability in real estate prices during the last twelve months, with many markets even experiencing price increases.

During the third quarter of 2012, we adopted a plan to close or consolidate nine branch offices. Seven of the nine branch offices were closed in November 2012. The remaining two branch offices were closed during 2013. We recorded a $0.9 million write-down of property and equipment in the third quarter of 2012 based on the expected disposal price of these branch offices. As of yearend 2014, eight of the nine branch offices had been sold (or otherwise disposed).

Other non-interest expenses totaled $5.1 million in 2014, compared to $5.0 million in 2013, and $4.4 million in 2012. The lower level of these expenses in 2012, as compared to 2014 and 2013, principally reflects the first quarter 2012 reversal of a previously established accrual at Mepco for $1.4 million that was determined to no longer be necessary. This was partially offset by $0.4 million of expense during 2012 related to the settlement of various legal matters. Also in 2014 and 2013, certain expense categories (express mail and freight and insurance) declined primarily due to the Branch Sale and branch closings and consolidations that occurred in 2012.

We are subject to an industry-specific tax based on net capital (the Michigan Business Tax [“MBT”]). The MBT is recorded in other non-interest expenses. Our MBT expense was $0.3 million, $0.2 million and $0.2 million in 2014, 2013 and 2012, respectively.

Income tax expense (benefit). We recorded an income tax expense of $7.2 million in 2014 as compared to an income tax benefit of $54.9 in 2013. We recorded no income tax expense or benefit in 2012. Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets.

We assess whether a valuation allowance on our deferred tax assets is necessary each quarter. Reversing or reducing the valuation allowance requires us to conclude that the realization of the deferred tax assets is “more likely than not.” The ultimate realization of this asset is primarily based on generating future income. As of June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was more likely than not. That conclusion was primarily based upon the following factors:

•	Achieving a sixth consecutive quarter of profitability;
•	A forecast of future profitability that supported the conclusion that the realization of the deferred tax assets was more likely than not; and
•	A forecast that future asset quality continued to be stable to improving and that other factors did not exist that could cause a significant adverse impact on future profitability.

The reversal of substantially all of the valuation allowance on our deferred tax assets resulted in our recording an income tax benefit of $57.6 million in the second quarter of 2013. In addition, during the second quarter of 2013, we recorded $1.4 million of income tax expense to clear from accumulated other comprehensive loss (“AOCL”) the disproportionate tax effects from cash flow hedges. These disproportionate tax effects had been charged to other comprehensive income and credited to income tax expense due to our valuation allowance on deferred tax assets as more fully discussed in Note #13 to the Consolidated Financial Statements.

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including six additional profitable quarters since the second quarter of 2013.

The valuation allowance against our deferred tax assets totaled approximately $1.0 million and $1.1 million at December 31, 2014 and 2013, respectively. The portion of the valuation allowance on our deferred tax assets that we did not reverse in 2013 primarily relates to state income taxes at our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past several years.

Because of our net operating loss and tax credit carryforwards, we are still subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change, as defined by these rules, would negatively affect our ability to utilize our net operating loss carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years. Although we cannot control market purchases or sales of our common stock, we have in place a Tax Benefits Preservation Plan to dissuade any movement in our stock that would trigger an ownership change, and we limited the size of our common stock offering in 2013 to avoid triggering any Section 382 limitations.

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income (loss) primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance and also, for 2013 and 2012, the impact of changes in the deferred tax asset valuation allowance. In addition, 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on our capital loss carryforward that we now believe is more likely than not to be realized due to the generation of certain capital gains during 2014.

The income tax benefit in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $0.005 million, $(0.2) million and zero in 2014, 2013 and 2012, respectively.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2014	2013	2012
	(In thousands)
Independent Bank	$18,550	$74,313	$28,260
Mepco	366	(1,801)	1,710
Other (1)	(712)	5,092	(3,677)
Elimination	(183)	(95)	(95)
Net income	$18,021	$77,509	$26,198

(1)	Includes amounts relating to our parent company and certain insignificant operations.

The substantial change in the Bank’s results in 2014 compared to 2013 is primarily due to the change in income tax expense (benefit) as 2013 included the reversal of the valuation allowance on deferred tax assets resulting in the recording of a significant income tax benefit that year. In addition, declines in net interest income and non-interest income in 2014 were only partially offset by a decline in non-interest expense. The significant improvement in the Bank’s results in 2013 compared to 2012 is primarily due to the aforementioned reversal of the valuation allowance on deferred tax assets, a lower provision for loan losses and a decrease in non-interest expenses partially offset by a decline in net interest income and non-interest income. The Bank’s 2012 results also included a $5.4 million net gain on the Branch Sale. (See “Net interest income,” “Provision for loan losses,” “Non-interest income,” “Non-interest expense,” “Income tax expense (benefit),” and “Portfolio Loans and asset quality.”)

The changes in Mepco’s results are due primarily to changes in the level of vehicle service contract counterparty contingencies expense (see “Non-interest expense”) as well as changes in its level of net interest income. All of Mepco’s funding is provided by its parent company (Independent Bank) through an intercompany loan (that is eliminated in consolidation). The rate on this intercompany loan is based on the Prime Rate (currently 3.25%). Mepco might not be able to obtain such favorable funding costs on its own in the open market. Mepco’s 2014 results also included a $0.3 million gain on the sale of ORE and repossessed assets compared to a loss of $0.5 million in 2013.

“Other” is essentially our parent company only results. The change between the various periods is primarily due to the change in the amount of income tax benefit recorded in each year, as 2013 included the reversal of the valuation allowance on deferred tax assets resulting in recording a significant income tax benefit at the parent company. (See “Income tax expense (benefit).”) Interest expense at the parent company has declined in 2014 and 2013 as compared to 2012 due to the reduction in the balance of subordinated debentures. “Other” in 2014 also includes a $0.5 million gain on the extinguishment of debt. In addition, 2013 and 2012 included $1.0 million and $0.3 million, respectively, of increases (which reduce income before income taxes) in the fair value of the Amended Warrant issued to the UST. (See “Non-interest income.”)

FINANCIAL CONDITION

Summary. Our total assets increased to $2.25 billion at December 31, 2014, compared to $2.21 billion at December 31, 2013, primarily due to increases in securities available for sale and loans, which were partially offset by a decline in cash and cash equivalents. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $1.41 billion at December 31, 2014, an increase of 2.6% from $1.37 billion at December 31, 2013. (See “Portfolio Loans and asset quality”).

Deposits totaled $1.92 billion at December 31, 2014, compared to $1.88 billion at December 31, 2013. The increase in deposits during 2014 is primarily due to growth in checking and savings account balances.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government-sponsored agencies, securities issued by states and political subdivisions, residential and commercial mortgage-backed securities, asset-backed securities, corporate securities and trust preferred securities. We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”)

Securities available for sale increased during 2014 due primarily to the purchase of U.S. government-sponsored agency securities, mortgage-backed securities, and corporate securities. The securities were purchased to utilize cash and cash equivalents as well as to utilize funds generated from the increase in total deposits. (See “Deposits” and “Liquidity and capital resources.”)

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

We recorded net impairment losses related to other than temporary impairment on securities available for sale of $0.009 million, $0.026 million, and $0.3 million in 2014, 2013, and 2012, respectively. These net other than temporary impairment charges are all related to private label residential mortgage-backed securities. In these instances, we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2014	$532,930	$3,317	$3,069	$533,178
December 31, 2013	467,406	2,048	6,973	462,481

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

LOAN PORTFOLIO COMPOSITION

	2014	2013
	(In thousands)
Real estate (1)
Residential first mortgages	$411,423	$431,812
Residential home equity and other junior mortgages	108,162	113,703
Construction and land development	54,644	50,290
Other (2)	447,837	440,348
Commercial	186,875	146,954
Consumer	154,591	126,443
Payment plan receivables	40,001	60,638
Agricultural	6,429	4,382
Total loans	$1,409,962	$1,374,570

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Further, it is our desire to reduce or restrict certain loan categories for risk management reasons.

NON-PERFORMING ASSETS (1)

	December 31,
	2014	2013	2012
	(Dollars in thousands)
Non-accrual loans	$15,231	$17,905	$32,929
Loans 90 days or more past due and still accruing interest	7	—	7
Total non-performing loans	15,238	17,905	32,936
Other real estate and repossessed assets	6,454	18,282	26,133
Total non-performing assets	$21,692	$36,187	$59,069

As a percent of Portfolio Loans
Non-performing loans	1.08%	1.30%	2.32%
Allowance for loan losses	1.84	2.35	3.12
Non-performing assets to total assets	0.96	1.64	2.92
Allowance for loan losses as a percent of non-performing loans	170.56	180.54	134.43

(1)	Excludes loans classified as “troubled debt restructured” that are performing and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2014
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$29,475	$73,496		$102,971
Non-performing TDR's (1)	1,978	5,225	(2)	7,203
Total	$31,453	$78,721		$110,174
	December 31, 2013
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$35,134	$79,753		$114,887
Non-performing TDR's (1)	4,347	4,988	(2)	9,335
Total	$39,481	$84,741		$124,222

(1)	Included in non-performing assets table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $2.7 million, or 14.9%, in 2014 and by $15.0 million, or 45.6%, in 2013 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect reduced levels of new loan defaults as well as loan charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. In general, improving economic conditions in our market areas, as well as our collection and resolution efforts, have resulted in a downward trend in non-performing loans. However, we are still experiencing some loan defaults, particularly related to commercial loans secured by income-producing property and mortgage loans secured by resort/vacation property.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $103.0 million, or 7.3% of total Portfolio Loans, and $114.9 million, or 8.4% of total Portfolio Loans, at December 31, 2014 and 2013, respectively. The decrease in the amount of performing TDRs during 2014 reflects declines in both commercial loan and retail loan TDRs.

ORE and repossessed assets totaled $6.5 million at December 31, 2014, compared to $18.3 million at December 31, 2013. This decrease is primarily the result of sales of ORE being in excess of the migration of non-performing loans secured by real estate into ORE as the foreclosure process is completed. In particular, the significant decline in ORE during 2014 primarily reflects the sale of four large properties during the last six months of the year.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2014	2013	2012
	(In thousands)
Specific allocations	$13,233	$15,158	$21,009
Other adversely rated commercial loans	761	1,358	2,419
Historical loss allocations	6,773	9,849	12,943
Additional allocations based on subjective factors	5,223	5,960	7,904
Total	$25,990	$32,325	$44,275

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

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our commercial loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (“non-watch credit”) commercial loans using a probability of default and loss given default similar to the second AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans, a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

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

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s outstanding vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded credits of $0.038 million, $0.1 million and $0.008 million for its provision for loan losses in 2014, 2013 and 2012, respectively, due primarily to significant declines in the balance of payment plan receivables ($20.6 million, or 34.0%, $24.1 million, or 28.4%, and $30.3 million, or 26.4%, in 2014, 2013 and 2012, respectively). Mepco’s allowance for loan losses totaled $0.072 million and $0.1 million at December 31, 2014 and 2013, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contacts are done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance these risk management policies and procedures will prevent us from incurring significant credit or fraud related losses in this business segment. The estimated incurred losses described in this paragraph should be distinguished from the possible losses we may incur from counterparties failing to pay their obligations to Mepco. (See note #11 to the Consolidated Financial Statements included within this report.)

The AFLL decreased $6.3 million to $26.0 million at December 31, 2014 from $32.3 million at December 31, 2013 and was equal to 1.84% of total Portfolio Loans at December 31, 2014 compared to 2.35% at December 31, 2013. All four components of the allowance for loan losses outlined above declined during 2014. The allowance for loan losses related to specific loans decreased $1.9 million in 2014 due primarily to a $12.5 million, or 10.0%, decline in the balance of individually impaired loans as well as charge-offs. The allowance for loan losses related to other adversely rated commercial loans decreased $0.6 million in 2014 primarily due to lower expected loss given default rates. The total balance of such loans included in this component also decreased to $30.6 million at December 31, 2014, from $39.4 million at December 31, 2013. In addition, the mix improved, with the balance of loans with more adverse ratings declining to $12.7 million at December 31, 2014, from $18.1 million at December 31, 2013. The allowance for loan losses related to historical losses decreased $3.1 million during 2014 due principally to the use of a lower estimated probability of default for homogenous mortgage and installment loans (resulting from lower loan net charge-offs and reduced levels of new defaults on loans). The allowance for loan losses related to subjective factors decreased $0.7 million during 2014 primarily due to the improvement of various economic indicators used in computing this portion of the allowance.

All four of the components of the AFLL outlined above also declined in 2013 as compared to 2012. The AFLL related to specific loans decreased $5.9 million in 2013 primarily because of a decline in loss allocations on individual commercial and mortgage loans due to a decline in the balance of such loans as well as lower loss given default rates. The AFLL related to other adversely rated commercial loans decreased $1.1 million in 2013 due to a decrease in the balance of such loans included in this component ($39.4 million at December 31, 2013, as compared to $52.8 million at December 31, 2012) and due to lower loss given default rates. The AFLL related to historical losses decreased $3.1 million in 2013 due primarily to lower loss given default rates. The lower loss given default rates in 2013 reflect both a reduced level of loan defaults and a reduced loss severity. The AFLL related to subjective factors decreased $1.9 million in 2013 primarily due to the improvement of various economic indicators used in computing this portion of the allowance as well as an overall reduction in total Portfolio Loans.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2014		2013		2012
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$32,325	$508	$44,275	$598	$58,884	$1,286
Additions (deductions)
Provision for loan losses	(3,136)	—	(3,988)	—	6,887	—
Recoveries credited to allowance	7,420	—	8,270	—	6,522	—
Loans charged against the allowance	(10,619)	—	(16,232)	—	(27,408)	—
Reclassification to loans held for sale	—	—	—	—	(610)	—
Additions (deductions) included in non-interest expense	—	31	—	(90)	—	(688)
Balance at end of year	$25,990	$539	$32,325	$508	$44,275	$598
Net loans charged against the allowance to average Portfolio Loans	0.23%		0.58%		1.39%

The ratio of loan net charge-offs to average loans was 0.23% in 2014 (or $3.2 million) compared to 0.58% in 2013 (or $8.0 million) and 1.39% in 2012 (or $20.9 million). The decreases in loan net charge-offs occurred across all loan categories. These decreases primarily reflect reduced levels of non-performing loans and improvement in collateral liquidation values.

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

To attract new core deposits, we have implemented various account acquisition strategies as well as branch staff sales training. Account acquisition initiatives have historically generated increases in customer relationships. Over the past several years, we have also expanded our treasury management products and services for commercial businesses and municipalities or other governmental units and have also increased our sales calling efforts in order to attract additional deposit relationships from these sectors. We view long-term core deposit growth as an important objective. Core deposits generally provide a more stable and lower cost source of funds than alternative sources such as short-term borrowings. (See “Liquidity and capital resources.”)

Deposits totaled $1.92 billion and $1.88 billion at December 31, 2014 and 2013, respectively. The $39.5 million increase in deposits in 2014 is due to growth in checking and savings deposit account balances. Reciprocal deposits totaled $53.7 million and $83.5 million at December 31, 2014 and 2013, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2014, we had approximately $372.6 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts.

Other borrowings, comprised almost entirely of advances from the Federal Home Loan Bank (the “FHLB”), totaled $12.5 million and $17.2 million at December 31, 2014 and 2013, respectively.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2014, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $77.4 million, or 4.0% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008. In June 2013, we terminated our last remaining interest-rate swap, which had an aggregate notional amount of $10.0 million. We have begun to again utilize interest-rate swaps in 2014, relating to our commercial lending activities. During 2014, we entered into $3.3 million (aggregate notional amount) of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.070 million of fee income related to these transactions during 2014.

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

At December 31, 2014, we had $239.9 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $1.53 billion of our deposits at December 31, 2014, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown (excluding the Branch Sale) or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $17.7 million as of December 31, 2014 provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2014.

CONTRACTUAL COMMITMENTS (1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$239,914	$110,692	$38,449	$1,072	$390,127
Other borrowings	521	4,108	5,185	2,656	12,470
Subordinated debentures	—	—	—	35,569	35,569
Operating lease obligations	1,254	1,453	1,213	783	4,703
Purchase obligations (2)	1,250	2,500	2,500	1,563	7,813
Total	$242,939	$118,753	$47,347	$41,643	$450,682

(1)	Excludes approximately $0.7 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2014	2013
	(In thousands)
Subordinated debentures	$35,569	$40,723
Amount not qualifying as regulatory capital	(1,069)	(1,223)
Amount qualifying as regulatory capital	34,500	39,500
Shareholders’ equity
Common stock	352,462	351,173
Accumulated deficit	(96,455)	(110,347)
Accumulated other comprehensive loss	(5,636)	(9,245)
Total shareholders’ equity	250,371	231,581
Total capitalization	$284,871	$271,081

We currently have three special purpose entities that originally issued $39.5 million of cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.

On December 1, 2014, we purchased 5,000 shares of trust preferred securities (liquidation amount of $1,000 per security, representing a total of $5.0 million) that were issued by IBC Capital Finance IV. The trust preferred securities have been retired along with certain related common stock issued by IBC Capital Finance IV and subordinated debentures issued by us.

On October 11, 2013, we redeemed all ($9.2 million in aggregate liquidation amount) of the outstanding trust preferred securities remaining issued by IBC Capital Finance II and liquidated this entity shortly thereafter. The trust preferred securities issued by IBC Capital Finance II had an interest rate of 8.25%.

At December 31, 2014 and 2013, we had $34.5 million and $39.5 million, respectively, of cumulative trust preferred securities remaining outstanding.

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2014 and 2013. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

On August 30, 2013, we redeemed the Series B Preferred Stock and the Amended Warrant from the UST and exited TARP by making an $81.0 million payment to the UST. See note #12 to the Consolidated Financial Statements included within this report for additional information about the Series B Preferred Stock and the Amended Warrant.

Common shareholders’ equity increased to $250.4 million at December 31, 2014 from $231.6 million at December 31, 2013 due primarily to our net income in 2014 as well as a decline in our accumulated other comprehensive loss. Our tangible common equity (“TCE”) totaled $247.7 million and $228.4 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 11.03% and 10.35% at December 31, 2014 and 2013, respectively.

Because the Bank currently has negative “undivided profits” (i.e. a retained deficit) of $31.1 million at December 31, 2014, under Michigan banking regulations, the Bank is not currently permitted to pay a dividend. We can request regulatory approval for a return of capital from the Bank to the parent company. During the first quarter of 2014, we requested regulatory approval for a $15.0 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on March 28, 2014, and the Bank returned

$15.0 million of capital to the parent company on April 9, 2014. During January of 2015, we requested regulatory approval for an additional $18.5 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on February 13, 2015, and the Bank returned $18.5 million of capital to the parent company on February 17, 2015. Also see note #20 to the Consolidated Financial Statements included within this report.

In May 2014, we resumed a quarterly cash dividend on our common stock of six cents per share. This was our first dividend payment since the third quarter of 2009. We paid subsequent six cent per share dividends in August and November 2014.

As of December 31, 2014 and 2013, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements included within this report).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity (1)	Percent Change	Net Interest Income (2)	Percent Change
	(Dollars in thousands)
December 31, 2014
200 basis point rise	$421,700	9.56%	$75,600	6.03%
100 basis point rise	406,800	5.69	73,600	3.23
Base-rate scenario	384,900	—	71,300	—
100 basis point decline	355,000	(7.77)	69,200	(2.95)
December 31, 2013
200 basis point rise	$412,200	8.33%	$77,800	5.56%
100 basis point rise	398,200	4.65	75,300	2.17
Base-rate scenario	380,500	—	73,700	—
100 basis point decline	356,400	(6.33)	72,500	(1.63)

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.

(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. On January 12, 2009, the

FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard struck the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net other than temporary impairment charges on securities of $0.009 million, $0.03 million, and $0.3 million in 2014, 2013 and 2012, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2014, the estimated fair value of our investment securities classified as available for sale exceeded their cost basis at that same date by $0.2 million. At December 31, 2013 the estimated fair value of our investment securities classified as available for sale was less than their cost basis at that same date by $4.9 million. These amounts are included in the accumulated other comprehensive loss section of shareholders’ equity.

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

At December 31, 2014 and 2013, we had approximately $12.1 million and $13.7 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded an increase in the valuation allowance on capitalized mortgage loan servicing rights of $0.9 million in 2014 compared to decreases of $3.2 million and $0.5 million in 2013 and 2012, respectively.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $0.2 million, $4.8 million and $1.6 million in 2014, 2013 and 2012, respectively) are titled “vehicle service contract counterparty contingencies” in our Consolidated Statements of Operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded in prior periods.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with net operating loss carryforwards and differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2014 we had gross deferred tax assets of $54.6 million, gross deferred tax liabilities of $4.9 million and a valuation allowance of $1.0 million. This compares to gross deferred tax assets of $64.1 million, gross deferred tax liabilities of $5.4 million and a valuation allowance of $1.1 million at December 31, 2013. We are required to assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In 2008, we first established a valuation allowance against substantially all of our net deferred tax assets due to a number of factors, including our then declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2012, 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. However, at June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was more likely than not. Subsequent to June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets continues to be more likely than not [see “Income tax expense (benefit).”]. We will continue to evaluate the realization of our net deferred tax assets in future periods. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust our valuation allowance. In addition, changes in tax laws and changes in tax rates as well as our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2014. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2014, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2014, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on our assessment of the Company’s internal control over financial reporting. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Robert N. Shuster Executive Vice President and Chief Financial Officer

Independent Bank Corporation
March 6, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Grand Rapids, Michigan
March 6, 2015

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2014	2013
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$48,326	$48,156
Interest bearing deposits	25,690	70,925
Cash and Cash Equivalents	74,016	119,081
Interest bearing deposits - time	13,561	17,999
Trading securities	203	498
Securities available for sale	533,178	462,481
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	19,919	23,419
Loans held for sale, carried at fair value	23,662	20,390
Loans
Commercial	690,955	635,234
Mortgage	472,628	486,633
Installment	206,378	192,065
Payment plan receivables	40,001	60,638
Total Loans	1,409,962	1,374,570
Allowance for loan losses	(25,990)	(32,325)
Net Loans	1,383,972	1,342,245
Other real estate and repossessed assets	6,454	18,282
Property and equipment, net	45,948	48,594
Bank-owned life insurance	53,625	52,253
Deferred tax assets, net	48,632	57,550
Capitalized mortgage loan servicing rights	12,106	13,710
Vehicle service contract counterparty receivables, net	7,237	7,716
Other intangibles	2,627	3,163
Accrued income and other assets	23,590	22,562
Total Assets	$2,248,730	$2,209,943

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$576,882	$518,658
Savings and interest-bearing checking	943,734	910,352
Reciprocal	53,668	83,527
Retail time	338,720	358,800
Brokered time	11,298	13,469
Total Deposits	1,924,302	1,884,806
Other borrowings	12,470	17,188
Subordinated debentures	35,569	40,723
Vehicle service contract counterparty payables	1,977	4,089
Accrued expenses and other liabilities	24,041	31,556
Total Liabilities	1,998,359	1,978,362

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,957,323 shares at December 31, 2014 and 22,819,136 shares at December 31, 2013	352,462	351,173
Accumulated deficit	(96,455)	(110,347)
Accumulated other comprehensive loss	(5,636)	(9,245)
Total Shareholders’ Equity	250,371	231,581
Total Liabilities and Shareholders’ Equity	$2,248,730	$2,209,943

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$71,823	$80,664	$93,780
Interest on securities
Taxable	6,341	4,059	2,934
Tax-exempt	991	1,101	1,044
Other investments	1,400	1,297	1,640
Total Interest Income	80,555	87,121	99,398
INTEREST EXPENSE
Deposits	4,967	5,706	8,913
Other borrowings	2,332	3,456	4,230
Total Interest Expense	7,299	9,162	13,143
Net Interest Income	73,256	77,959	86,255
Provision for loan losses	(3,136)	(3,988)	6,887
Net Interest Income After Provision for Loan Losses	76,392	81,947	79,368
NON-INTEREST INCOME
Service charges on deposit accounts	13,446	14,076	17,887
Interchange income	8,164	7,362	9,188
Net gains (losses) on assets
Mortgage loans	5,628	10,022	17,323
Securities	329	395	1,226
Other than temporary impairment loss on securities
Total impairment loss	(9)	(26)	(339)
Loss recognized in other comprehensive income (loss)	—	—	—
Net impairment loss recognized in earnings	(9)	(26)	(339)
Mortgage loan servicing	791	3,806	166
Title insurance fees	995	1,682	1,963
Gain on extinguishment of debt	500	—	—
Increase in fair value of U.S. Treasury warrant	—	(1,025)	(285)
Net gain on branch sale	—	—	5,402
Other	8,931	8,537	11,034
Total Non-interest Income	38,775	44,829	63,565
NON-INTEREST EXPENSE
Compensation and employee benefits	47,221	47,924	53,983
Occupancy, net	8,912	8,845	10,104
Data processing	7,532	8,019	8,009
Loan and collection	5,392	6,886	9,965
Furniture, fixtures and equipment	4,137	4,293	4,635
Communications	2,926	2,919	3,677
Advertising	2,193	2,433	2,494
Legal and professional	1,969	2,459	4,175
FDIC deposit insurance	1,567	2,435	3,306
Interchange expense	1,291	1,645	1,799
Credit card and bank service fees	946	1,263	2,091
Vehicle service contract counterparty contingencies	199	4,837	1,629
Costs (recoveries) related to unfunded lending commitments	31	(90)	(688)
Write-down of property and equipment held for sale	—	—	860
Provision for loss reimbursement on sold loans	(466)	2,152	1,112
Net (gains) losses on other real estate and repossessed assets	(500)	1,237	2,854
Other	6,601	6,861	6,730
Total Non-interest Expense	89,951	104,118	116,735
Income Before Income Tax	25,216	22,658	26,198
Income tax expense (benefit)	7,195	(54,851)	—
Net Income	$18,021	$77,509	$26,198
Preferred stock dividends and discount accretion	—	(3,001)	(4,347)
Preferred stock discount	—	7,554	—
Net Income Applicable to Common Stock	$18,021	$82,062	$21,851
Net income per common share
Basic	$0.79	$5.87	$2.51
Diluted	$0.77	$3.55	$0.80
Cash dividends declared per common share	$0.18	$—	$—

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Net income	$18,021	$77,509	$26,198
Other comprehensive income (loss), before tax
Available for sale securities
Unrealized gain (loss) arising during period	5,095	(4,698)	2,757
Change in unrealized losses for which a portion of other than temporary impairment has been recognized in earnings	398	270	1,160
Reclassification adjustment for other than temporary impairment included in earnings	9	26	339
Reclassification adjustments for (gains) included in earnings	(329)	(7)	(1,193)
Unrealized gains (losses) recognized in other comprehensive income (loss) on available for sale securities	5,173	(4,409)	3,063
Income tax expense (benefit)	1,811	(1,544)	—
Unrealized gains (losses) recognized in other comprehensive income (loss) on available for sale securities, net of tax	3,362	(2,865)	3,063
Derivative instruments
Unrealized loss arising during period	—	(37)	(127)
Reclassification adjustment for expense recognized in earnings	—	208	491
Reclassification adjustment for accretion on settled derivatives	380	189	436
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments	380	360	800
Income tax expense (benefit)	133	(1,318)	—
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments, net of tax	247	1,678	800
Other comprehensive income (loss)	3,609	(1,187)	3,863
Comprehensive income	$21,630	$76,322	$30,061

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands)
Balances at January 1, 2012	$79,857	$248,950	$(214,259)	$(11,921)	$102,627
Net income for 2012	—	—	26,198	—	26,198
Dividends on Preferred, 5%	4,128	—	(4,128)	—	—
Issuance of 454,842 shares of common stock	—	1,418	—	—	1,418
Share based compensation (issuance of 147,364 shares of common stock)	—	869	—	—	869
Accretion of preferred stock discount	219	—	(219)	—	—
Other comprehensive income	—	—	—	3,863	3,863
Balances at December 31, 2012	84,204	251,237	(192,408)	(8,058)	134,975
Net income for 2013	—	—	77,509	—	77,509
Dividends on Preferred, 5%	2,856	—	(2,856)	—	—
Issuance of 13,604,963 shares of common stock	—	99,075	—	—	99,075
Share based compensation (issuance of 175,789 shares of common stock)	—	1,238	—	—	1,238
Share based compensation withholding obligation (withholding of 55,348 shares of common stock)	—	(513)	—	—	(513)
Accretion of preferred stock discount	146	—	(146)	—	—
Common stock warrant	—	1,484	—	—	1,484
Redemption of convertible preferred stock and common stock warrant	(87,206)	(1,348)	7,554	—	(81,000)
Other comprehensive loss	—	—	—	(1,187)	(1,187)
Balances at December 31, 2013	—	351,173	(110,347)	(9,245)	231,581
Net income for 2014	—	—	18,021	—	18,021
Cash dividends declared, $.18 per share	—	—	(4,129)	—	(4,129)
Issuance of 30,828 shares of common stock	—	97	—	—	97
Share based compensation (issuance of 107,359 shares of common stock)	—	1,192	—	—	1,192
Other comprehensive income	—	—	—	3,609	3,609
Balances at December 31, 2014	$—	$352,462	$(96,455)	$(5,636)	$250,371

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Net Income	$18,021	$77,509	$26,198
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	228,906	415,442	527,371
Disbursements for loans held for sale	(226,550)	(378,323)	(512,734)
Provision for loan losses	(3,136)	(3,988)	6,887
Deferred federal income tax expense (benefit)	8,918	(57,550)	—
Deferred loan fees	(753)	17	(392)
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	3,014	(2,197)	(4,718)
Write-down of property and equipment held for sale	—	—	860
Net gains on mortgage loans	(5,628)	(10,022)	(17,323)
Net gains on securities	(329)	(395)	(1,226)
Securities impairment recognized in earnings	9	26	339
Net (gains) losses on other real estate and repossessed assets	(500)	1,237	2,854
Vehicle service contract counterparty contingencies	199	4,837	1,629
Share based compensation	1,192	1,238	869
Gain on extinguishment of debt	(500)	—	—
Net gain on branch sale	—	—	(5,402)
(Increase) decrease in accrued income and other assets	(2,579)	7,747	(2,425)
Increase (decrease) in accrued expenses and other liabilities	(7,213)	(3,508)	6,606
Total Adjustments	(4,950)	(25,439)	3,195
Net Cash From Operating Activities	13,071	52,070	29,393
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	14,633	2,940	37,176
Proceeds from the maturity of securities available for sale	58,220	29,866	83,190
Principal payments received on securities available for sale	84,487	43,702	23,765
Purchases of securities available for sale	(224,946)	(332,060)	(192,726)
Purchases of interest bearing deposits	(2,401)	(20,260)	—
Proceeds from the maturity of interest bearing deposits	6,719	2,142	—
Redemption of Federal Home Loan Bank and Federal Reserve Bank stock	3,814	—	334
Purchase of Federal Reserve Bank stock	(314)	(2,581)	—
Net (increase) decrease in portfolio loans (loans originated, net of principal payments)	(37,195)	33,192	90,952
Net proceeds from sale of watch, substandard and non-performing loans	—	6,721	—
Net cash from (paid for) branch sale	—	3,292	(339,995)
Proceeds from the collection of vehicle service contract counterparty receivables	385	6,751	7,413
Proceeds from the sale of other real estate and repossessed assets	18,471	13,546	19,331
Proceeds from the sale of property and equipment	309	52	1,958
Capital expenditures	(4,298)	(8,371)	(5,293)
Net Cash Used in Investing Activities	(82,116)	(221,068)	(273,895)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	39,496	105,269	96,428
Net increase (decrease) in other borrowings	(1)	4	—
Proceeds from Federal Home Loan Bank advances	100	100	12,000
Payments of Federal Home Loan Bank advances	(4,817)	(541)	(27,762)
Net increase (decrease) in vehicle service contract counterparty payables	(2,112)	(3,636)	1,092
Dividends paid	(4,129)	—	—
Proceeds from issuance of common stock	97	98,066	1,418
Redemption of subordinated debt	(4,654)	(9,452)	—
Redemption of convertible preferred stock and common stock warrant	—	(81,000)	—
Share based compensation withholding obligation	—	(513)	—
Net Cash From Financing Activities	23,980	108,297	83,176
Net Decrease in Cash and Cash Equivalents	(45,065)	(60,701)	(161,326)
Cash and Cash Equivalents at Beginning of Year	119,081	179,782	341,108
Cash and Cash Equivalents at End of Year	$74,016	$119,081	$179,782
Cash paid during the year for
Interest	$7,365	$15,914	$11,052
Income taxes	216	43	292
Transfers to other real estate and repossessed assets	6,143	6,932	14,276
Transfer of payment plan receivables to vehicle service contract counterparty receivables	180	792	1,469
Purchase of securities available for sale and interest bearing deposits - time not yet settled	265	4,146	—
Transfers to loans held for sale	—	—	47,954
Transfers to property and equipment held for sale	—	—	13,033
Transfers to deposits held for sale	—	—	403,089

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 − ACCOUNTING POLICIES

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

Our subsidiary Independent Bank (“Bank”) transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2014, 72.5% of our Bank’s loan portfolio was secured by real estate.

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

LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments, as well as realized gains and losses, are recorded in current earnings.

MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing in the Consolidated Statements of Operations. The fair values of mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.2 million, $4.3 million and $4.4 million for the years ended December 31, 2014, 2013 and 2012, respectively. Late fees and ancillary fees related to loan servicing are not material.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2014 and 2013. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

We evaluate securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

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

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. In general, the accrual of interest income is discontinued when a loan becomes 90 days past due for commercial loans and installment loans and when a loan misses four consecutive payments for mortgage loans and the borrower’s capacity to repay the loan and collateral values appear insufficient for each loan class. However, loans may be placed on non-accrual status regardless of whether or not such loans are considered past due if, in management’s opinion, the borrower is unable to meet payment obligations as they become due or as required by regulatory provisions. All interest accrued but not received for all loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status for all classes in the commercial and installment loan segments is based on the actual number of days past due as required by the contractual terms of the loan agreement while delinquency status for mortgage loan segment classes is based on the number of payments past due.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans and payment plan receivables. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) income producing – real estate, (ii) land, land development and construction – real estate and (iii) commercial and industrial. Classes within the mortgage loan segment include (i) 1-4 family, (ii) resort lending, (iii) home equity – 1st lien and (iv) home equity – 2nd lien. Classes within the installment loan segment include (i) home equity – 1st lien, (ii) home equity – 2nd lien, (iii) loans not secured by real estate and (iv) other. Classes within the payment plan receivables segment include (i) full refund, (ii) partial refund and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans and payment plan receivables are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter, are evaluated for impairment. Those loans included in each mortgage loan or installment class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class, are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. We did not have any Fair Value Hedges or Cash Flow Hedges at December 31, 2014 or 2013. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported currently in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans and (ii) certain pay-fixed and pay-variable interest rate swap agreements. Fair values of the mortgage derivatives are estimated based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans. Fair values of the pay-fixed and pay-variable interest rate swap agreements are based on discounted cash flow analyses and are included in net interest income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest expense. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income (mortgage banking related derivatives) or net interest income (interest rate swap agreements). Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

We formally document the relationship between derivatives and hedged items, as well as the risk- management objective and the strategy for undertaking hedge transactions, at the inception of the hedging relationship. This documentation includes linking Fair Value or Cash Flow Hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. We discontinue hedge accounting when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded currently in earnings. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive loss are amortized into earnings over the same periods which the hedged transactions will affect earnings.

COMPREHENSIVE INCOME — Comprehensive income consists of net income, unrealized gains and losses on securities available for sale and derivative instruments classified as cash flow hedges.

INCOME PER COMMON SHARE — Basic income per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. For diluted income per common share, net income is divided by the weighted average number of common shares outstanding during the period plus the dilutive effects of the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

SHARE BASED COMPENSATION — Cost is recognized for stock options and non-vested share awards issued to employees based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, a simulation analysis which considers potential outcomes for a large number of independent scenarios is utilized to estimate the fair value of performance share units and the market price of our common stock at the date of grant is used for other non-vested share awards. Cost is recognized over the required service period, generally defined as the vesting period. Cost is also recognized for salary stock issued to employees and stock issued to non-employee directors. These shares vest immediately and cost is recognized during the period they are issued.

COMMON STOCK — At December 31, 2014, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.7 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2013 and 2012 consolidated financial statements have been reclassified to conform to the 2014 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, “Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. This ASU amends existing guidance so that an unrecognized tax benefit, or a portion thereof, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. This amended guidance became effective for us on January 1, 2014, and did not have a material impact on our consolidated operating results or financial condition.

In January 2014, the FASB issued ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption and retrospective or prospective application permitted. This amendment is not expected to have a material impact on our consolidated operating results or financial condition.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This ASU supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this ASU specifies the accounting for some costs to obtain or fulfill a contract with a customer. This amended guidance is effective for us on January 1, 2017, and is not expected to have a material impact on our consolidated operating results or financial condition.

In June 2014, the FASB issued ASU 2014-12, “Compensation – Stock Compensation (Topic 718) – Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period”. This ASU amends existing guidance related to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. These amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This amended guidance is effective for us on January 1, 2016, and is not expected to have a material impact on our consolidated operating results or financial condition.

NOTE 2 − RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2014 and 2013 were $15.3 million and $24.5 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $2.8 million and $2.4 million at December 31, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 − SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized Cost	Unrealized
		Gains	Losses	Fair Value
	(In thousands)
2014
U.S. agency	$34,936	$133	$63	$35,006
U.S. agency residential mortgage-backed	256,387	1,838	667	257,558
U.S. agency commercial mortgage-backed	33,779	68	119	33,728
Private label residential mortgage-backed	6,216	187	390	6,013
Other asset backed	32,314	77	38	32,353
Obligations of states and political subdivisions	143,698	961	1,244	143,415
Corporate	22,690	53	79	22,664
Trust preferred	2,910	—	469	2,441
Total	$532,930	$3,317	$3,069	$533,178
2013
U.S. agency	$32,106	$44	$342	$31,808
U.S. agency residential mortgage-backed	202,649	1,343	532	203,460
Private label residential mortgage-backed	7,294	112	618	6,788
Other asset backed	45,369	10	194	45,185
Obligations of states and political subdivisions	157,966	496	4,784	153,678
Corporate	19,120	43	26	19,137
Trust preferred	2,902	—	477	2,425
Total	$467,406	$2,048	$6,973	$462,481

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was zero and $0.2 million at December 31, 2014 and 2013, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2014
U.S. agency	$12,851	$58	$606	$5	$13,457	$63
U.S. agency residential mortgage-backed	89,547	531	15,793	136	105,340	667
U.S. agency commercial mortgage-backed	21,325	119	—	—	21,325	119
Private label residential mortgage-backed	208	1	4,013	389	4,221	390
Other asset backed	2,960	15	8,729	23	11,689	38
Obligations of states and political subdivisions	28,114	106	37,540	1,138	65,654	1,244
Corporate	8,660	79	—	—	8,660	79
Trust preferred	—	—	2,441	469	2,441	469
Total	$163,665	$909	$69,122	$2,160	$232,787	$3,069

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2013
U.S. agency	$16,715	$342	$—	$—	$16,715	$342
U.S. agency residential mortgage-backed	78,256	532	—	—	78,256	532
Private label residential mortgage-backed	407	6	4,602	612	5,009	618
Other asset backed	33,862	194	—	—	33,862	194
Obligations of states and political subdivisions	103,942	4,645	4,805	139	108,747	4,784
Corporate	7,105	26	—	—	7,105	26
Trust preferred	—	—	2,425	477	2,425	477
Total	$240,287	$5,745	$11,832	$1,228	$252,119	$6,973

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

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2014, we had 17 U.S. agency, 72 U.S. agency residential mortgage-backed and 19 U.S. agency commercial mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to rises in term interest rates and widening spreads to Treasury bonds. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2014, we had five of this type of security whose fair value is less than amortized cost. Two of the five issues are rated by a major rating agency as investment grade, two are rated below investment grade and one is split rated. Two of these bonds have an impairment in excess of 10% and four of these holdings have been impaired for more than 12 months. The unrealized losses are largely attributable to credit spread widening on these securities since their acquisition.

All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The nonreceipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

All private label residential mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. Our cash flow analysis forecasts complete recovery of our cost basis for four of the five securities whose fair value is less than amortized cost while the fifth security had credit related OTTI and is discussed in further detail below.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other asset backed — at December 31, 2014, we had nine other asset backed securities whose fair value is less than amortized cost. The unrealized losses are primarily due to widening discount margins. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2014, we had 96 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Corporate — at December 31, 2014, we had 11 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2014, we had three trust preferred securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities over the past several years has suffered from credit spread widening fueled by uncertainty regarding potential losses of financial companies and repricing of risk related to these hybrid capital securities.

One of the three securities is rated by two major rating agencies as investment grade, while one (a Bank of America issuance) is rated below investment grade by two major rating agencies and the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.8 million as of December 31, 2014, continues to have satisfactory credit metrics and make interest payments.

The following table breaks out our trust preferred securities in further detail as of December 31:

	2014		2013
	Fair Value	Net Unrealized Loss	Fair Value	Net Unrealized Loss
	(In thousands)
Trust preferred securities
Rated issues	$1,643	$(267)	$1,600	$(302)
Unrated issues	798	(202)	825	(175)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2014, 2013 and 2012, we recorded in earnings credit related OTTI charges on securities available for sale of $0.01 million, $0.03 million and $0.3 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2014, three private label residential mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Senior Support Security	Total
	(In thousands)
As of December 31, 2014
Fair value	$2,164	$1,566	$97	$3,827
Amortized cost	2,207	1,476	—	3,683
Non-credit unrealized loss	43	—	—	43
Unrealized gain	—	90	97	187
Cumulative credit related OTTI	757	457	380	1,594
Credit related OTTI recognized in our Consolidated Statements of Operations
For the years ended December 31,
2014	$9	$—	$—	$9
2013	26	—	—	26
2012	247	32	60	339

Each of these securities is receiving principal and interest payments similar to principal reductions in the underlying collateral. Two of these securities have unrealized gains and one has an unrealized loss at December 31, 2014. Prior to the second quarter of 2013, all three of these securities had an unrealized loss. The original amortized cost for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for two of these securities is now less than previously recorded credit related OTTI amounts. The remaining non-credit related unrealized loss in the senior security is attributed to other factors and is reflected in other comprehensive income during those same periods.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2014	2013	2012
	(In thousands)
Balance at beginning of year	$1,835	$1,809	$1,470
Additions to credit losses on securities for which no previous OTTI was recognized	—	—	—
Increases to credit losses on securities for which OTTI was previously recognized	9	26	339
Total	$1,844	$1,835	$1,809

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities available for sale at December 31, 2014, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$25,427	$25,479
Maturing after one year but within five years	66,532	66,666
Maturing after five years but within ten years	41,651	41,780
Maturing after ten years	70,624	69,601
	204,234	203,526
U.S. agency residential mortgage-backed	256,387	257,558
U.S. agency commercial mortgage-backed	33,779	33,728
Private label residential mortgage-backed	6,216	6,013
Other asset backed	32,314	32,353
Total	$532,930	$533,178

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

	Proceeds	Realized Gains (1)	Losses (2)
	(In thousands)
2014	$14,633	$329	$—
2013	2,940	15	8
2012	37,176	1,193	—

(1)	Gains in 2014 exclude $0.3 million of realized gain related to a U.S. Treasury short position.
(2)	Losses in 2014, 2013 and 2012 exclude $0.01 million, $0.03 million and $0.3 million, respectively of credit related OTTI recognized in earnings.

During 2014, 2013 and 2012, our trading securities consisted of various preferred stocks. During each of those years, we recognized gains (losses) on trading securities of $(0.30) million, $0.39 million and $0.03 million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. All of these amounts relate to gains (losses) recognized on trading securities still held at December 31, 2014 and 2013.

Securities with a book value of $1.1 million and $10.7 million at December 31, 2014 and 2013, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2014 or 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 − LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2014	2013
	(In thousands)
Real estate(1)
Residential first mortgages	$411,423	$431,812
Residential home equity and other junior mortgages	108,162	113,703
Construction and land development	54,644	50,290
Other(2)	447,837	440,348
Commercial	186,875	146,954
Consumer	154,591	126,443
Payment plan receivables	40,001	60,638
Agricultural	6,429	4,382
Total loans	$1,409,962	$1,374,570

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $1.0 million and $0.2 million at December 31, 2014 and 2013, respectively. Payment plan receivables totaling $42.6 million and $64.7 million at December 31, 2014 and 2013, respectively, are presented net of unamortized discount of $2.6 million and $4.1 million at December 31, 2014 and 2013, respectively. These payment plan receivables had effective yields of 14% and 15% at December 31, 2014 and 2013, respectively. These receivables have various due dates through December 2016.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2014
Balance at beginning of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325
Additions (deductions)
Provision for loan losses	(1,683)	(1,029)	349	(36)	(737)	(3,136)
Recoveries credited to allowance	4,914	1,397	1,104	5	—	7,420
Loans charged against the allowance	(4,613)	(4,119)	(1,885)	(2)	—	(10,619)
Balance at end of period	$5,445	$13,444	$1,814	$64	$5,223	$25,990
2013
Balance at beginning of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275
Additions (deductions)
Provision for loan losses	(2,336)	71	314	(93)	(1,944)	(3,988)
Recoveries credited to allowance	5,119	1,996	1,074	81	—	8,270
Loans charged against the allowance	(7,358)	(6,319)	(2,520)	(35)	—	(16,232)
Balance at end of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2012
Balance at beginning of period	$18,183	$22,885	$6,146	$197	$11,473	$58,884
Additions (deductions)
Provision for loan losses	2,351	7,778	15	(3)	(3,254)	6,887
Recoveries credited to allowance	3,610	1,581	1,311	20	—	6,522
Loans charged against the allowance	(12,588)	(10,741)	(4,009)	(70)	—	(27,408)
Reclassification to loans held for sale	(154)	(56)	(85)	—	(315)	(610)
Balance at end of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275

Allowance for loan losses and recorded investment in loans by portfolio segment follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Unallocated	Total
	(In thousands)
2014
Allowance for loan losses:
Individually evaluated for impairment	$3,194	$9,311	$728	$—	$—	$13,233
Collectively evaluated for impairment	2,251	4,133	1,086	64	5,223	12,757
Total ending allowance balance	$5,445	$13,444	$1,814	$64	$5,223	$25,990
Loans
Individually evaluated for impairment	$34,147	$72,340	$6,679	$—		$113,166
Collectively evaluated for impairment	658,423	402,458	200,368	40,001		1,301,250
Total loans recorded investment	692,570	474,798	207,047	40,001		1,414,416
Accrued interest included in recorded investment	1,615	2,170	669	—		4,454
Total loans	$690,955	$472,628	$206,378	$40,001		$1,409,962
2013
Allowance for loan losses:
Individually evaluated for impairment	$3,878	$10,488	$792	$—	$—	$15,158
Collectively evaluated for impairment	2,949	6,707	1,454	97	5,960	17,167
Total ending allowance balance	$6,827	$17,195	$2,246	$97	$5,960	$32,325
Loans
Individually evaluated for impairment	$40,623	$78,022	$7,068	$—		$125,713
Collectively evaluated for impairment	596,235	410,887	185,676	60,638		1,253,436
Total loans recorded investment	636,858	488,909	192,744	60,638		1,379,149
Accrued interest included in recorded investment	1,624	2,276	679	—		4,579
Total loans	$635,234	$486,633	$192,065	$60,638		$1,374,570

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.8 million, $1.2 million, and $2.3 million of interest income would have been recognized in 2014, 2013 and 2012, respectively. Interest income recorded on these loans was approximately zero during the year ended 2014 and $0.1 million in each of the years ended 2013 and 2012, respectively.

Loans on non-accrual status and past due more than 90 days (“Non-performing Loans”) at December 31 follow:

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2014
Commercial
Income producing - real estate	$—	$1,233	$1,233
Land, land development and construction - real estate	—	594	594
Commercial and industrial	—	2,746	2,746
Mortgage
1-4 family	7	5,945	5,952
Resort lending	—	2,168	2,168
Home equity - 1st lien	—	331	331
Home equity - 2nd lien	—	605	605
Installment
Home equity - 1st lien	—	576	576
Home equity - 2nd lien	—	517	517
Loans not secured by real estate	—	454	454
Other	—	48	48
Payment plan receivables
Full refund	—	2	2
Partial refund	—	12	12
Other	—	—	—
Total recorded investment	$7	$15,231	$15,238
Accrued interest included in recorded investment	$—	$—	$—
2013
Commercial
Income producing - real estate	$—	$1,899	$1,899
Land, land development and construction - real estate	—	1,036	1,036
Commercial and industrial	—	2,434	2,434
Mortgage
1-4 family	—	6,594	6,594
Resort lending	—	2,668	2,668
Home equity - 1st lien	—	415	415
Home equity - 2nd lien	—	689	689
Installment
Home equity - 1st lien	—	938	938
Home equity - 2nd lien	—	571	571
Loans not secured by real estate	—	638	638
Other	—	—	—
Payment plan receivables
Full refund	—	20	20
Partial refund	—	3	3
Other	—	—	—
Total recorded investment	$—	$17,905	$17,905
Accrued interest included in recorded investment	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2014
Commercial
Income producing - real estate	$89	$—	$214	$303	$252,763	$253,066
Land, land development and construction - real estate	131	—	223	354	33,984	34,338
Commercial and industrial	2,391	279	209	2,879	402,287	405,166
Mortgage
1-4 family	1,877	1,638	5,952	9,467	269,719	279,186
Resort lending	226	—	2,168	2,394	126,342	128,736
Home equity - 1st lien	39	50	331	420	19,782	20,202
Home equity - 2nd lien	711	89	605	1,405	45,269	46,674
Installment
Home equity - 1st lien	466	37	576	1,079	20,995	22,074
Home equity - 2nd lien	369	81	517	967	28,125	29,092
Loans not secured by real estate	589	231	454	1,274	152,115	153,389
Other	15	3	48	66	2,426	2,492
Payment plan receivables
Full refund	838	214	2	1,054	26,799	27,853
Partial refund	409	123	12	544	6,550	7,094
Other	96	24	—	120	4,934	5,054
Total recorded investment	$8,246	$2,769	$11,311	$22,326	$1,392,090	$1,414,416
Accrued interest included in recorded investment	$55	$29	$—	$84	$4,370	$4,454
2013
Commercial
Income producing - real estate	$1,014	$428	$878	$2,320	$249,313	$251,633
Land, land development and construction - real estate	781	129	256	1,166	30,670	31,836
Commercial and industrial	1,155	1,665	318	3,138	350,251	353,389
Mortgage
1-4 family	3,750	224	6,594	10,568	270,855	281,423
Resort lending	698	234	2,668	3,600	142,356	145,956
Home equity - 1st lien	172	—	415	587	18,214	18,801
Home equity - 2nd lien	663	73	689	1,425	41,304	42,729
Installment
Home equity - 1st lien	557	134	938	1,629	25,513	27,142
Home equity - 2nd lien	536	136	571	1,243	36,701	37,944
Loans not secured by real estate	833	281	638	1,752	123,295	125,047
Other	22	12	—	34	2,577	2,611
Payment plan receivables
Full refund	1,364	349	20	1,733	46,344	48,077
Partial refund	190	20	3	213	4,840	5,053
Other	122	4	—	126	7,382	7,508
Total recorded investment	$11,857	$3,689	$13,988	$29,534	$1,349,615	$1,379,149
Accrued interest included in recorded investment	$100	$26	$—	$126	$4,453	$4,579

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans are as follows :

	December 31,
	2014	2013
	(In thousands)
Impaired loans with no allocated allowance
TDR	$9,325	$13,006
Non - TDR	299	334
Impaired loans with an allocated allowance
TDR - allowance based on collateral	5,879	10,085
TDR - allowance based on present value cash flow	94,970	101,131
Non - TDR - allowance based on collateral	2,296	688
Non - TDR - allowance based on present value cash flow	—	—
Total impaired loans	$112,769	$125,244
Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$2,025	$3,127
TDR - allowance based on present value cash flow	10,188	11,777
Non - TDR - allowance based on collateral	1,020	254
Non - TDR - allowance based on present value cash flow	—	—
Total amount of allowance for loan losses allocated	$13,233	$15,158

During the second quarter of 2013, we sold certain commercial watch, substandard and non-performing loans as follows:

(In thousands)
Income producing - real estate	$4,570
Land, land development and construction - real estate	401
Commercial and industrial	3,630
Total	$8,601

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans by class as of December 31 are as follows (1):

	2014			2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$5,868	$6,077	$—	$7,042	$7,178	$—
Land, land development & construction-real estate	1,051	1,606	—	2,185	3,217	—
Commercial and industrial	2,685	2,667	—	4,110	4,087	—
Mortgage
1-4 family	—	49	—	8	8	—
Resort lending	48	397	—	35	163	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	40	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Loans not secured by real estate	—	—	—	—	—	—
Other	—	—	—	—	—	—
	9,652	10,836	—	13,380	14,653	—
With an allowance recorded:
Commercial
Income producing - real estate	12,836	13,797	689	14,538	15,631	1,161
Land, land development & construction-real estate	3,456	3,528	499	3,366	4,130	686
Commercial and industrial	8,251	8,486	2,006	9,382	9,529	2,031
Mortgage
1-4 family	53,206	56,063	6,195	57,612	60,768	7,236
Resort lending	18,799	18,963	3,075	20,171	20,608	3,221
Home equity - 1st lien	162	177	14	154	164	11
Home equity - 2nd lien	125	205	27	42	118	20
Installment
Home equity - 1st lien	2,744	2,930	219	2,959	3,115	254
Home equity - 2nd lien	3,212	3,215	419	3,352	3,347	462
Loans not secured by real estate	711	835	89	741	902	75
Other	12	12	1	16	16	1
	103,514	108,211	13,233	112,333	118,328	15,158
Total
Commercial
Income producing - real estate	18,704	19,874	689	21,580	22,809	1,161
Land, land development & construction-real estate	4,507	5,134	499	5,551	7,347	686
Commercial and industrial	10,936	11,153	2,006	13,492	13,616	2,031
Mortgage
1-4 family	53,206	56,112	6,195	57,620	60,776	7,236
Resort lending	18,847	19,360	3,075	20,206	20,771	3,221
Home equity - 1st lien	162	177	14	154	164	11
Home equity - 2nd lien	125	205	27	42	118	20
Installment
Home equity - 1st lien	2,744	2,970	219	2,959	3,115	254
Home equity - 2nd lien	3,212	3,215	419	3,352	3,347	462
Loans not secured by real estate	711	835	89	741	902	75
Other	12	12	1	16	16	1
Total	$113,166	$119,047	$13,233	$125,713	$132,981	$15,158
Accrued interest included in recorded investment	$397			$469

(1)	There were no impaired payment plan receivables at December 31, 2014 or 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Average recorded investment in and interest income earned on impaired loans by class for the years ended December 31 follows (1):

	2014		2013		2012
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$7,660	$250	$5,765	$340	$2,981	$166
Land, land development & construction-real estate	1,145	64	3,092	240	2,549	150
Commercial and industrial	3,351	152	3,980	226	3,526	246
Mortgage
1-4 family	29	—	5	11	290	—
Resort lending	40	1	28	—	222	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	2	1,604	83	1,961	97
Home equity - 2nd lien	—	—	1,841	96	2,093	111
Loans not secured by real estate	—	—	470	23	549	30
Other	—	—	15	1	22	2
	12,225	469	16,800	1,020	14,193	802
With an allowance recorded:
Commercial
Income producing - real estate	12,772	677	18,164	587	23,508	571
Land, land development & construction-real estate	3,939	149	6,186	149	10,305	183
Commercial and industrial	8,500	294	11,795	457	17,828	467
Mortgage
1-4 family	55,877	2,286	60,858	2,622	66,195	2,852
Resort lending	19,458	753	21,708	836	24,286	1,000
Home equity - 1st lien	160	6	136	4	65	2
Home equity - 2nd lien	57	2	42	2	81	3
Installment
Home equity - 1st lien	2,837	174	1,448	85	1,432	50
Home equity - 2nd lien	3,359	188	1,546	86	1,325	51
Loans not secured by real estate	719	35	314	17	221	10
Other	14	1	3	1	—	—
	107,692	4,565	122,200	4,846	145,246	5,189
Total
Commercial
Income producing - real estate	20,432	927	23,929	927	26,489	737
Land, land development & construction-real estate	5,084	213	9,278	389	12,854	333
Commercial and industrial	11,851	446	15,775	683	21,354	713
Mortgage
1-4 family	55,906	2,286	60,863	2,633	66,485	2,852
Resort lending	19,498	754	21,736	836	24,508	1,000
Home equity - 1st lien	160	6	136	4	65	2
Home equity - 2nd lien	57	2	42	2	81	3
Installment
Home equity - 1st lien	2,837	176	3,052	168	3,393	147
Home equity - 2nd lien	3,359	188	3,387	182	3,418	162
Loans not secured by real estate	719	35	784	40	770	40
Other	14	1	18	2	22	2
Total	$119,917	$5,034	$139,000	$5,866	$159,439	$5,991

(1)	There were no impaired payment plan receivables during the years ending December 31, 2014, 2013 and 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our average investment in impaired loans was approximately $119.9 million, $139.0 million and $159.4 million in 2014, 2013 and 2012, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $5.0 million, $5.9 million and $6.0 million in 2014, 2013 and 2012, respectively, of which the majority of these amounts were received in cash.

Troubled debt restructurings at December 31 follow:

	2014
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$29,475	$73,496		$102,971
Non-performing TDR's (1)	1,978	5,225	(2)	7,203
Total	$31,453	$78,721		$110,174
	2013
	Commercial	Retail		Total
	(In thousands)
Performing TDR's	$35,134	$79,753		$114,887
Non-performing TDR's (1)	4,347	4,988	(2)	9,335
Total	$39,481	$84,741		$124,222

(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $12.2 million and $14.9 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2014 and 2013, respectively. We have committed to lend additional amounts totaling up to $0.04 million and $0.17 million as of December 31, 2014 and 2013, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

The terms of certain loans were modified as troubled debt restructurings and generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 9 months to 60 months but have extended to as much as 480 months in certain circumstances. Modifications involving an extension of the maturity date have generally been for periods ranging from 1 month to 70 months but have extended to as much as 240 months in certain circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans that have been classified as troubled debt restructurings during the three years ended December 31 follow:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2014
Commercial
Income producing - real estate	4	$426	$389
Land, land development & construction-real estate	2	55	44
Commercial and industrial	13	2,236	1,606
Mortgage
1-4 family	15	1,576	1,570
Resort lending	6	1,583	1,572
Home equity - 1st lien	1	17	14
Home equity - 2nd lien	1	85	84
Installment
Home equity - 1st lien	13	631	523
Home equity - 2nd lien	9	400	400
Loans not secured by real estate	6	114	106
Other	—	—	—
Total	70	$7,123	$6,308
2013
Commercial
Income producing - real estate	6	$4,798	$3,869
Land, land development & construction-real estate	1	16	—
Commercial and industrial	23	2,522	1,901
Mortgage
1-4 family	20	1,968	1,995
Resort lending	5	1,240	1,231
Home equity - 1st lien	1	95	97
Home equity - 2nd lien	—	—	—
Installment
Home equity - 1st lien	25	659	657
Home equity - 2nd lien	16	508	508
Loans not secured by real estate	5	149	110
Other	—	—	—
Total	102	$11,955	$10,368
2012
Commercial
Income producing - real estate	20	$9,464	$8,568
Land, land development & construction-real estate	9	4,800	4,858
Commercial and industrial	50	9,951	7,905
Mortgage
1-4 family	66	8,900	8,488
Resort lending	31	7,750	7,514
Home equity - 1st lien	1	15	—
Home equity - 2nd lien	—	—	—
Installment
Home equity - 1st lien	18	666	632
Home equity - 2nd lien	24	784	768
Loans not secured by real estate	13	325	304
Other	—	—	—
Total	232	$42,655	$39,037

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The troubled debt restructurings described above increased (decreased) the allowance for loan losses by $0.2 million, $(0.3) million and $1.6 million during the years ended December 31, 2014, 2013 and 2012, respectively and resulted in charge offs of $0.04 million, $0.5 million and $1.0 million during the years ended December 31, 2014, 2013 and 2012, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
	(Dollars in thousands)
2014
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	2	319
Mortgage
1-4 family	1	125
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	—	—
Other	—	—
Total	3	$444
2013
Commercial
Income producing - real estate	1	$693
Land, land development & construction-real estate	1	334
Commercial and industrial	2	143
Mortgage
1-4 family	1	106
Resort lending	1	156
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	2	32
Home equity - 2nd lien	1	22
Loans not secured by real estate	—	—
Other	—	—
Total	9	$1,486

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Recorded Balance
	(Dollars in thousands)
2012
Commercial
Income producing - real estate	2	$827
Land, land development & construction-real estate	—	—
Commercial and industrial	5	230
Mortgage
1-4 family	2	148
Resort lending	4	887
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	2	234
Home equity - 2nd lien	1	20
Loans not secured by real estate	—	—
Other	—	—
Total	16	$2,346

A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0.02 million, zero, and $0.3 million during the years ended December 31, 2014, 2013 and 2012, respectively and resulted in charge offs of zero, $0.2 million and $0.8 million during the years ended December 31, 2014, 2013 and 2012, respectively.

The terms of certain other loans were modified during the years ending December 31, 2014, 2013 and 2012 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, we perform an evaluation of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

Credit Quality Indicators – As part of our on-going monitoring of the credit quality of our loan portfolios, we track certain credit quality indicators including (a) weighted-average risk grade of commercial loans, (b) the level of classified commercial loans (c) credit scores of mortgage and installment loan borrowers (d) insurance industry ratings of certain counterparties for payment plan receivables and (e) delinquency history and non-performing loans.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Rating 10 and 11:   These loans are generally referred to as our “substandard - non-accrual” and “doubtful” commercial credits. This rating includes loans to borrowers with weaknesses that make collection of debt in full, on the basis of current facts, conditions and values, at best questionable and at worst improbable. All of these loans are placed in non-accrual.

Rating 12:   These loans are generally referred to as our “loss” commercial credits. This rating includes loans to borrowers that are deemed incapable of repayment and are charged-off.

The following table summarizes loan ratings by loan class for our commercial loan segment:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2014
Income producing - real estate	$241,266	$8,649	$1,918	$1,233	$253,066
Land, land development and construction - real estate	30,869	2,485	390	594	34,338
Commercial and industrial	372,947	23,475	5,998	2,746	405,166
Total	$645,082	$34,609	$8,306	$4,573	$692,570
Accrued interest included in total	$1,479	$111	$25	$—	$1,615
2013
Income producing - real estate	$227,957	$17,882	$3,895	$1,899	$251,633
Land, land development and construction - real estate	25,654	4,829	317	1,036	31,836
Commercial and industrial	318,183	26,303	6,469	2,434	353,389
Total	$571,794	$49,014	$10,681	$5,369	$636,858
Accrued interest included in total	$1,433	$147	$44	$—	$1,624

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated at least annually. The following tables summarize credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
	(In thousands)
2014
800 and above	$27,918	$14,484	$3,863	$6,225	$52,490
750-799	72,674	45,950	6,128	14,323	139,075
700-749	52,843	32,660	3,054	9,642	98,199
650-699	51,664	20,250	3,257	8,194	83,365
600-649	27,770	6,538	1,704	3,862	39,874
550-599	21,361	3,639	994	1,721	27,715
500-549	14,575	2,156	699	1,401	18,831
Under 500	6,306	875	261	632	8,074
Unknown	4,075	2,184	242	674	7,175
Total	$279,186	$128,736	$20,202	$46,674	$474,798
Accrued interest included in total	$1,311	$562	$88	$209	$2,170

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
	(In thousands)
2013
800 and above	$23,924	$13,487	$3,650	$5,354	$46,415
750-799	60,728	56,880	4,560	11,809	133,977
700-749	58,269	35,767	3,289	8,628	105,953
650-699	49,771	21,696	2,316	7,145	80,928
600-649	34,991	8,555	2,621	5,141	51,308
550-599	24,616	3,261	1,165	2,485	31,527
500-549	14,823	2,271	644	1,560	19,298
Under 500	9,492	1,160	323	360	11,335
Unknown	4,809	2,879	233	247	8,168
Total	$281,423	$145,956	$18,801	$42,729	$488,909
Accrued interest included in total	$1,300	$650	$97	$229	$2,276

(1)	Credit scores have been updated within the last twelve months.
	Installment (1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
2014
800 and above	$2,272	$2,835	$31,507	$60	$36,674
750-799	5,677	8,557	66,558	583	81,375
700-749	3,111	6,358	28,179	689	38,337
650-699	3,963	5,477	16,152	615	26,207
600-649	3,434	2,408	5,128	255	11,225
550-599	2,019	1,913	1,896	134	5,962
500-549	1,128	1,036	1,672	84	3,920
Under 500	393	427	455	28	1,303
Unknown	77	81	1,842	44	2,044
Total	$22,074	$29,092	$153,389	$2,492	$207,047
Accrued interest included in total	$93	$112	$445	$19	$669
2013
800 and above	$2,977	$3,062	$23,649	$53	$29,741
750-799	6,585	11,197	48,585	557	66,924
700-749	4,353	9,487	25,343	683	39,866
650-699	4,815	6,832	15,256	646	27,549
600-649	3,173	2,824	5,289	258	11,544
550-599	2,843	2,084	2,785	213	7,925
500-549	1,483	1,715	1,732	130	5,060
Under 500	751	663	516	29	1,959
Unknown	162	80	1,892	42	2,176
Total	$27,142	$37,944	$125,047	$2,611	$192,744
Accrued interest included in total	$114	$144	$399	$22	$679

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. See note #11 for more information about Mepco’s business. As of December 31, 2014, approximately 69.6% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 17.7% of Mepco’s outstanding payment plan receivables as of December 31, 2014, relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group that has any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor financial information on the counterparties as we evaluate the credit quality of this portfolio.

The following table summarizes credit ratings of insurer or risk retention group counterparties by class of payment plan receivable at December 31:

	Payment Plan Receivables
	Full Refund	Partial Refund	Other	Total
	(In thousands)
2014
AM Best rating
A+	$—	$43	$—	$43
A	10,007	6,190	—	16,197
A-	1,989	685	5,054	7,728
Not rated	15,857	176	—	16,033
Total	$27,853	$7,094	$5,054	$40,001
2013
AM Best rating
A	$20,203	$4,221	$—	$24,424
A-	4,058	832	7,496	12,386
Not rated	23,816	—	12	23,828
Total	$48,077	$5,053	$7,508	$60,638

Although Mepco has contractual recourse against various counterparties for refunds owing upon cancellation of vehicle service contracts, see Note #11 below regarding certain risks and difficulties associated with collecting these refunds.

Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2014	2013
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$913,863	$981,031
Freddie Mac	748,833	753,143
Other	104	111
Total	$1,662,800	$1,734,285

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $20.9 million and $20.3 million, at December 31, 2014 and 2013, respectively.

If we do not remain well capitalized for regulatory purposes (see note #20), meet certain minimum capital levels or certain profitability requirements or if we incur a rapid decline in net worth, we could lose our ability to sell and/or service loans to these investors. This could impact our ability to generate gains on the sale of loans and generate servicing income. A forced liquidation of our servicing portfolio could also impact the value that could be recovered on this asset. Fannie Mae has the most stringent eligibility requirements covering capital levels, profitability and decline in net worth. Fannie Mae requires seller/servicers to be well capitalized for regulatory purposes. For the profitability requirement, we cannot record four or more consecutive quarterly losses and experience a 30% decline in net worth over the same period. Finally, our net worth cannot decline by more than 25% in one quarter or more than 40% over two consecutive quarters. The highest level of capital we are required to maintain is at least $2.5 million plus 0.25% of loans serviced for Freddie Mac.

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2014	2013	2012
	(In thousands)
Balance at beginning of year	$13,710	$11,013	$11,229
Originated servicing rights capitalized	1,823	3,210	4,006
Amortization	(2,509)	(3,745)	(4,679)
Change in valuation allowance	(918)	3,232	457
Balance at end of year	$12,106	$13,710	$11,013
Valuation allowance	$3,773	$2,855	$6,087
Loans sold and serviced that have had servicing rights capitalized	$1,661,269	$1,732,476	$1,751,960

NOTE 5 − OTHER REAL ESTATE OWNED

During 2014 and 2013, we foreclosed on certain loans secured by real estate and transferred approximately $6.1 million and $6.9 million to other real estate in each of those years, respectively. At the time of acquisition amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair values, less estimated costs to sell. During 2014 and 2013, we sold other real estate with book balances of approximately $17.2 million and $12.0 million, respectively. Gains or losses on the sale of other real estate are included in non-interest expense on the Consolidated Statements of Operations.

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2014	2013	2012
	(In thousands)
Balance at beginning of year	$4,047	$5,958	$14,655
Additions charged to expense	663	2,598	3,769
Direct write-downs upon sale	(2,199)	(4,509)	(12,466)
Balance at end of year	$2,511	$4,047	$5,958

Other real estate and repossessed assets totaling $6.5 million and $18.3 million at December 31, 2014 and 2013, respectively, are presented net of valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2014	2013
	(In thousands)
Land	$14,904	$14,817
Buildings	59,486	58,798
Equipment	79,809	77,452
	154,199	151,067
Accumulated depreciation and amortization	(108,251)	(102,473)
Property and equipment, net	$45,948	$48,594

Depreciation expense was $6.7 million, $6.7 million and $7.6 million in 2014, 2013 and 2012, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$6,118	$3,491	$11,037	$7,874

Intangible amortization expense was $0.5 million, $0.8 million and $1.1 million in 2014, 2013 and 2012, respectively. During 2014, a core deposit intangible acquired in 2004 with an original balance of $4.9 million became fully amortized and was removed from the table above. In addition, $12.7 million of core deposit balances at December 31, 2013 that had been fully amortized at that date have been removed from the table above.

A summary of estimated core deposit intangible amortization at December 31, 2014, follows:

(In thousands)
2015	$347
2016	347
2017	346
2018	346
2019	346
2020 and thereafter	895
Total	$2,627

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2014	2013	2012
	(In thousands)
Savings and interest bearing checking	$1,064	$1,131	$1,830
Time deposits under $100,000	2,467	2,995	4,838
Time deposits of $100,000 or more	1,436	1,580	2,245
Total	$4,967	$5,706	$8,913

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate time deposits in denominations of $250,000 or more amounted to $42.8 million and $32.7 million at December 31, 2014 and 2013, respectively.

A summary of the maturity of time deposits at December 31, 2014, follows:

(In thousands)
2015	$239,914
2016	88,123
2017	22,569
2018	22,952
2019	15,497
2020 and thereafter	1,072
Total	$390,127

Time deposits acquired through broker relationships totaled $11.3 million and $13.5 million at December 31, 2014 and 2013, respectively.

Reciprocal deposits totaled $53.7 million and $83.5 million at December 31, 2014 and 2013, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2014	2013
	(In thousands)
Demand	$5,867	$7,018
Money market	7,692	4,197
Time	40,109	72,312
Total	$53,668	$83,527

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2014	2013
	(In thousands)
Advances from the FHLB	$12,464	$17,181
Other	6	7
Total	$12,470	$17,188

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 135% to 159%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $12.3 million at December 31, 2014. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $170.4 million at December 31, 2014. Interest expense on advances amounted to $0.9 million, $1.1 million and $1.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. During 2012, FHLB advances totaling $3.0 million were terminated with no realized gain or loss. No FHLB advances were terminated during 2014 or 2013.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2014, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2014		2013
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2014			$4,240	5.73%
2016	$2,205	6.55%	2,313	6.55
2017	1,320	7.04	1,377	7.04
2018	5,671	5.99	5,888	5.99
2019	—		—
2020 and thereafter	3,268	7.49	3,363	7.49
Total advances	$12,464	6.59%	$17,181	6.38%

A summary of repayments of FHLB Advances at December 31, 2014, follows:

(In thousands)
2015	$515
2016	2,521
2017	1,587
2018	5,042
2019	143
2020 and thereafter	2,656
Total	$12,464

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2014, 2013 or 2012. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $320.0 million at December 31, 2014. Collateral for FRB borrowings are certain commercial loans.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $753.4 million at December 31, 2014.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $34.5 million and $39.5 million at December 31, 2014 and 2013, respectively, qualified as Tier 1 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in accrued income and other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

Summary information regarding subordinated debentures as of December 31 follows:

		2014
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$35,569	$34,500	$1,069

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		2013
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	20,619	20,000	619
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$40,723	$39,500	$1,223

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2014 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

In the fourth quarter of 2009, we elected to defer distributions (payment of interest) on each of the subordinated debentures and trust preferred securities. The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. On August 29, 2013, we brought current the interest payments that we had previously been deferring on each of the subordinated debentures which permitted the resumption of interest payments on the trust preferred securities.

We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements. During 2014, we redeemed trust preferred securities issued by IBC Capital Finance IV with a par value of $5.0 million. These trust preferred securities were redeemed at a discount of $0.5 million and we recognized a gain on extinguishment of debt in our Consolidated Statements of Operations for this same amount. During 2013, we redeemed, at par, trust preferred securities issued by IBC Capital Finance II with a par value of $9.2 million.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2014	2013
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$204,827	$180,829
Standby letters of credit	2,757	4,262

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 2.5% to 8.25% and mature through 2018.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At December 31, 2014, the aggregate amount of such obligations owing to Mepco by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingencies expense, totaled $7.2 million. This compares to a balance of $7.7 million at December 31, 2013. Mepco is currently in the process of working to recover these receivables, primarily through litigation against counterparties.

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

When counterparties do not honor their contractual obligations to Mepco to repay funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. Mepco has had to initiate litigation against certain counterparties, including third party insurers, to collect amounts owed to Mepco as a result of those parties' dispute of their contractual obligations to Mepco. For 2014, 2013 and 2012, non-interest expenses include $0.2 million, $4.8 million and $1.6 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. The significant decrease in this expense in 2014 (from 2013) is due to 2013 including write-downs of vehicle service contract counterparty receivables related to settlements of certain litigation to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

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

An analysis of our vehicle service contract counterparty receivable, net follows:

	2014	2013	2012
	(In thousands)
Balance at beginning of year, net of reserve	$7,716	$18,449	$29,298
Transfers in from payment plan receivables	180	792	1,469
Reserves established and charge-offs recorded to expense	(199)	(4,837)	(1,629)
Transferred to (from) contingency reserves	(75)	63	(108)
Cash received	(385)	(6,751)	(7,413)
Collateral received (other real estate and repossessed assets) in partial satisfaction of debt	—	—	(3,168)
Balance at end of year, net of reserve	$7,237	$7,716	$18,449
Reserve at end of year	$1,370	$1,300	$2,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of our vehicle service contract counterparty reserve follows:

	2014	2013	2012
	(In thousands)
Balance at beginning of year	$1,375	$2,012	$32,570
Additions charged to expense	199	4,837	1,629
Charge-offs, net	(204)	(5,474)	(32,187)
Balance at end of year	$1,370	$1,375	$2,012
Reserves recorded in VSC counterparty receivables, net	$1,370	$1,300	$2,000
Reserves recorded in accrued expenses and other liabilities	—	75	12
Total at end of year	$1,370	$1,375	$2,012

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae and Freddie Mac). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were rare. In 2009, we had only one actual loss reimbursement (for $0.06 million). Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased from 2010 to 2013 as Fannie Mae and Freddie Mac, in particular, were doing more reviews of mortgage loans where they had incurred or expected to incur a loss and were more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement, we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The reserve for loss reimbursements on sold mortgage loans totaled $0.7 million and $1.4 million at December 31, 2014 and 2013, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2014 and 2013 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

On July 26, 2013, we executed a Securities Purchase Agreement (“SPA”) with the U.S. Department of the Treasury (“UST”). Under the terms of the SPA, we agreed to purchase from the UST for $81.0 million in cash consideration: (i) 74,426 shares of our Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with an original liquidation preference of $1,000 per share (“Series B Preferred Stock”), including all accrued and unpaid dividends; and (ii) the Amended and Restated Warrant to purchase 346,154 shares of our common stock at an exercise price of $7.234 per share and expiring on December 12, 2018 (the “Amended Warrant”). On August 30, 2013, we closed the SPA transaction with the UST and we exited the Troubled Asset Relief Program (“TARP”). On that date, the Series B Preferred Stock and Amended Warrant had book balances of $87.2 million (including accrued dividends) and $1.5 million, respectively. This transaction resulted in a discount of $7.7 million, of which $7.6 million was allocated to the Series B Preferred Stock and included in net income applicable to common stock and $0.1 million was allocated to the Amended Warrant and recorded to common stock.

On August 28, 2013, we sold 11.5 million shares of our common stock for gross proceeds of $89.1 million in a public offering and on September 10, 2013, we sold an additional 1.725 million shares of our common stock for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gross proceeds of $13.4 million pursuant to the underwriters’ overallotment option (collectively, the “Common Stock Offering”). The net proceeds from the Common Stock Offering were approximately $97.1 million.

On November 15, 2011, we entered into a Tax Benefits Preservation Plan (the “Preservation Plan”) with our stock transfer agent, American Stock Transfer & Trust Company. Our Board of Directors adopted the Preservation Plan in an effort to protect the value to our shareholders of our ability to use deferred tax assets, such as net operating loss carry forwards, to reduce potential future federal income tax obligations. Under federal tax rules, this value could be lost in the event we experienced an “ownership change,” as defined in Section 382 of the federal Internal Revenue Code. The Preservation Plan attempts to protect this value by reducing the likelihood that we will experience such an ownership change by discouraging any person who is not already a 5% shareholder from becoming a 5% shareholder (with certain limited exceptions).

On November 15, 2011, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock under the terms of the Preservation Plan. The dividend is payable to the holders of common stock outstanding as of the close of business on November 15, 2011, or outstanding at any time thereafter but before the earlier of a “Distribution Date” and the date the Preservation Plan terminates. Each Right entitles the registered holder to purchase from us 1/1000 of a share of our Series C Junior Participating Preferred Stock, no par value per share (“Series C Preferred Stock”). Each 1/1000 of a share of Series C Preferred Stock has economic and voting terms similar to those of one whole share of common stock. The Rights are not exercisable and generally do not become exercisable until a person or group has acquired, subject to certain exceptions and conditions, beneficial ownership of 4.99% or more of the outstanding shares of common stock. At that time, each Right will generally entitle its holder to purchase securities of the Company at a discount of 50% to the current market price of the common stock. However, the Rights owned by the person acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock would automatically be void. The significant dilution that would result is expected to deter any person from acquiring beneficial ownership of 4.99% or more and thereby triggering the Rights.

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

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2014	2013	2012
	(In thousands, except per share amounts)
Net income applicable to common stock	$18,021	$82,062	$21,851
Convertible preferred stock dividends	—	3,001	4,347
Preferred stock discount	—	(7,554)	—
Net income applicable to common stock for calculation of diluted earnings per share	$18,021	$77,509	$26,198

Weighted average shares outstanding (1)	22,927	13,970	8,709
Restricted stock units	306	363	216
Effect of stock options	124	92	2
Stock units for deferred compensation plan for non-employee directors	114	125	66
Effect of convertible preferred stock	—	7,314	23,892
Weighted average shares outstanding for calculation of diluted earnings per share	23,471	21,864	32,885
Net income per common share
Basic (1)	$0.79	$5.87	$2.51
Diluted	$0.77	$3.55	$0.80

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive totaled 0.03 million, 0.1 million and 0.1 million for 2014, 2013 and 2012, respectively. The Amended Warrant issued to the UST to purchase 346,154 shares of our common stock was also not considered in computing the diluted net income per common share in 2013 and 2012 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2014	2013	2012
	(In thousands)
Current	$(359)	$(277)	$—
Deferred	7,672	—	—
Disproportionate tax effect	—	1,444	—
Valuation allowance-change in estimate	(118)	(56,018)	—
Income tax expense (benefit)	$7,195	$(54,851)	$—

Income tax expense (benefit) was $7.2 million, $(54.9) million and zero during the years ended December 31, 2014, 2013 and 2012. Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets. The reversal of substantially all of this valuation allowance on our deferred tax assets during the second quarter of 2013 resulted in our recording an income tax benefit of $57.6 million. In addition, during the second quarter of 2013, we recorded $1.4 million of income tax expense to clear from accumulated other comprehensive loss (“AOCL”) the disproportionate tax effects from cash flow hedges. These disproportionate tax effects had been charged to other comprehensive income and credited to income tax expense due to our valuation allowance on deferred tax assets as more fully discussed in note #24 to the Consolidated Financial Statements. Because we terminated our last remaining cash flow hedge in the second quarter of 2013, it was appropriate to clear these disproportionate tax effects from AOCL. During 2012, income tax expense related to income before income tax was largely offset by the change in the deferred tax valuation allowance. As a result, we recorded no income tax expense or benefit in 2012.

The income tax expense (benefit) in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of zero, $(0.2) million, and zero in 2014, 2013 and 2012, respectively.

The deferred income tax expense of $7.7 million during 2014 can be primarily attributed to tax effects of temporary differences. The deferred income tax benefit of $56.0 million during 2013 is attributed to the reversal of our deferred tax valuation allowance on primarily all of our deferred tax assets.

A reconciliation of income tax benefit to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to the income before income tax for the years ended December 31 follows:

	2014	2013	2012
	(In thousands)
Statutory rate applied to income before income tax	$8,826	$7,930	$9,169
Unrecognized tax benefit	(595)	(186)	—
Tax-exempt income	(522)	(402)	(453)
Bank owned life insurance	(480)	(477)	(568)
Net change in valuation allowance	(118)	(63,980)	(8,730)
Non-deductible meals, entertainment and memberships	53	55	55
Disproportionate tax effect	—	1,444	—
U.S. Treasury warrant	—	359	100
Share-based compensation	—	8	258
Other, net	31	398	169
Income tax expense (benefit)	$7,195	$(54,851)	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2014	2013
	(In thousands)
Deferred tax assets
Loss carryforwards	$32,933	$38,027
Allowance for loan losses	9,099	11,317
Fixed assets	3,239	3,081
Alternative minimum tax credit carry forward	3,037	2,672
Purchase premiums, net	2,050	2,280
Valuation allowance on other real estate owned	879	1,431
Share based payments	684	402
Unrealized loss on trading securities	559	456
Vehicle service contract counterparty contingency reserve	521	523
Deferred compensation	448	523
Other than temporary impairment charge on securities available for sale	436	466
Non accrual loan interest income	244	325
Loss reimbursement on sold loans reserve	242	492
Reserve for unfunded lending commitments	189	178
Unrealized loss on derivative financial instruments	—	133
Unrealized loss on securities available for sale	—	1,723
Other	—	40
Gross deferred tax assets	54,560	64,069
Valuation allowance	(1,019)	(1,137)
Total net deferred tax assets	53,541	62,932
Deferred tax liabilities
Mortgage servicing rights	4,237	4,799
Deferred loan fees	260	265
Federal Home Loan Bank stock	196	318
Unrealized gain on securities available for sale	87	—
Other	129	—
Gross deferred tax liabilities	4,909	5,382
Net deferred tax assets	$48,632	$57,550

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

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including six additional profitable quarters since June 30, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation allowance against our deferred tax assets totaled $1.0 million and $1.1 million at December 31, 2014 and 2013, respectively. The valuation allowance against our deferred tax assets at December 31, 2014 primarily relates to state income taxes from our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past three years.

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

At December 31, 2014, we had federal net operating loss (“NOL”) carryforwards of approximately $92.4 million which, if not used against taxable income, will expire as follows:

(In thousands)
2029	$11,285
2030	26,254
2031	17,170
2032	37,739
Total	$92,448

$1.2 million of NOL carryforwards in the table above relate to unrealized excess benefits on share based compensation for which a benefit will be recorded to additional paid in capital (common stock) when realized. We also had a minor amount of state NOL carryforwards in certain states where Mepco operates. In addition, we had $3.0 million of alternative minimum tax credit carryforwards with indefinite lives at December 31, 2014.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2014	2013	2012
	(In thousands)
Balance at beginning of year	$1,672	$1,871	$2,139
Additions based on tax positions related to the current year	18	11	15
Reductions due to the statute of limitations	(595)	(186)	(56)
Reductions due to settlements	(4)	(24)	(227)
Balance at end of year	$1,091	$1,672	$1,871

If recognized, the entire amount of unrecognized tax benefits, net of $0.4 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2014, 2013 and 2012. No amounts were accrued for interest and penalties at December 31, 2014, 2013 or 2012. At December 31, 2014, U.S. Federal tax years 2011 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.4 million shares of common stock as of December 31, 2014. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares of common stock as of December 31, 2014. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2014, pursuant to our long-term incentive plan, we granted 0.1 million shares of restricted stock and 0.03 million performance stock units (“PSUs”) to certain officers. The shares of restricted stock vest ratably over three years and the PSUs cliff vest after a period of three years. The performance feature of the PSUs is based on a comparison of our total shareholder return over the three year period starting on the grant date to the total shareholder return over that period for a banking index of our peers.

We issued 0.1 million and 0.2 million restricted stock units to certain of our executive officers during 2013 and 2012, respectively. These restricted stock units do not vest for a minimum of three years. We use the market value of the common stock on the date of grant to measure compensation cost for non-vested share awards.

During 2013 and 2012, pursuant to our performance-based compensation plans, we granted 0.1 million stock options in each period to certain officers. The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the Black Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock are issued each quarter and vest immediately. We issued 0.01 million shares, 0.06 million shares and 0.21 million shares to directors during 2014, 2013 and 2012, respectively, and expensed their value during those same periods.

During 2013 and 2012, a portion of our president’s annual salary was paid in the form of common stock. The annual amount paid in common stock (also referred to as “salary stock”) was $0.020 million and $0.015 million for 2013 and 2012, respectively. During 2012, pursuant to a management transition plan, $0.2 million of our former chief executive officer’s annual salary was paid in the form of salary stock. These shares were issued each pay period and vested immediately. No salary stock was paid during 2014.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.0 million, $0.9 million and $0.4 million in 2014, 2013 and 2012, respectively. The corresponding tax benefit relating to this expense was $0.4 million in 2014 and zero in both 2013 and 2012. Total expense recognized for non-employee director share based payments was $0.2 million, $0.3 million and $0.4 million in 2014, 2013 and 2012, respectively. The corresponding tax benefit relating to this expense was $0.1 million in 2014 and zero in both 2013 and 2012.

At December 31, 2014, the total expected compensation cost related to non-vested stock options, restricted stock, PSUs and restricted stock unit awards not yet recognized was $1.6 million. The weighted-average period over which this amount will be recognized is 1.7 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2014	320,300	$4.52
Granted	—
Exercised	(32,896)	2.93
Forfeited	(5,300)	5.22
Expired	(284)	3.46
Outstanding at December 31, 2014	281,820	$4.69	7.10	$2,431
Vested and expected to vest at December 31, 2014	277,216	$4.69	7.08	$2,394
Exercisable at December 31, 2014	198,884	$4.62	6.68	$1,752

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2014	303,980	$3.77
Granted	105,624	13.79
Vested	—
Forfeited	(2,474)	13.34
Outstanding at December 31, 2014	407,130	$6.31

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows (no stock options were granted in 2014):

	2013	2012
Expected dividend yield	0.31%	0.74%
Risk-free interest rate	1.12	0.88
Expected life (in years)	6.00	6.00
Expected volatility	101.30%	100.01%
Per share weighted-average grant date fair value	$4.98	$2.04

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

Certain information regarding options exercised during the periods ending December 31 follows:

	2014	2013	2012
	(In thousands)
Intrinsic value	$321	$117	$3
Cash proceeds received	$96	$39	$4
Tax benefit realized	$112	$—	$—

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We have historically matched employee contributions to the 401(k) plan up to a maximum of 3% of participating employees’ eligible wages. The match of employee contributions was 2% in 2014, 1% in 2013 and zero in 2012. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2014 and 3% for 2013 and 2012. Amounts expensed for these retirement plans were $1.0 million, $1.2 million, and $1.0 million in 2014, 2013 and 2012, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $4.2 million, $5.0 million and $4.0 million, in 2014, 2013 and 2012, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $3.9 million, $3.8 million and $4.9 million in 2014, 2013 and 2012 respectively. These insurance programs are also available to retired employees at their own expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2014	2013	2012
	(In thousands)
Investment and insurance commissions	$1,814	$1,709	$2,146
ATM fees	1,599	1,661	2,140
Bank owned life insurance	1,371	1,363	1,622
Other real estate rental income	1,295	1,471	1,773
Other	2,852	2,333	3,353
Total other non-interest income	$8,931	$8,537	$11,034

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2014
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$16,759	0.1	$437
Mandatory commitments to sell mortgage loans	38,600	0.1	(184)
Pay-fixed interest rate swap agreements	3,300	9.4	(182)
Pay-variable interest rate swap agreements	3,300	9.4	182
Total	$61,959	1.1	$253
	2013
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$15,754	0.1	$366
Mandatory commitments to sell mortgage loans	35,412	0.1	128
Total	$51,166	0.1	$494

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges during 2013 and 2012 included certain pay-fixed interest rate swaps which converted the variable-rate cash flows on debt obligations to fixed-rates. During the second quarter of 2013 we terminated our

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

last Cash Flow Hedge pay-fixed interest rate swap and paid a termination fee of $0.6 million. The remaining unrealized loss on the terminated pay-fixed interest rate swap which was equal to this termination fee is included in accumulated other comprehensive income and is being amortized into earnings over the remaining original life of the pay-fixed interest rate swap.

Through certain special purposes entities (see note #10) we issued trust preferred securities as part of our capital management strategy. Certain of these trust preferred securities are variable rate which exposes us to variability in cash flows. To mitigate our exposure to fluctuations in cash flows resulting from changes in interest rates, on approximately $20.0 million of variable rate trust preferred securities, we entered into a pay-fixed interest rate swap agreement in September, 2007. During the fourth quarter of 2009, we elected to defer payment of interest on these variable rate trust preferred securities. As a result, this pay-fixed interest rate swap was transferred to a no hedge designation and the $1.6 million unrealized loss, which was included as a component of accumulated other comprehensive loss at the time of the transfer, was reclassified into earnings through September 2012, which was the remaining life of this pay-fixed interest rate swap.

Certain derivative financial instruments have not been designated as hedges. The fair value of these derivative financial instruments has been recorded on our Consolidated Statements of Financial Condition and is adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges are recognized in earnings.

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (“Rate-Lock Commitments”). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate-Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of net gains on mortgage loans. We obtain market prices on Mandatory Commitments and Rate-Lock Commitments. Net gains on mortgage loans, as well as net income, may be more volatile as a result of these derivative instruments, which are not designated as hedges.

During 2014, we began a program that allows commercial loan customers to lock in a fixed rate for a longer period of time than we would normally offer for interest rate risk reasons. We will enter into a variable rate commercial loan and an interest rate swap agreement with a customer and then enter into an offsetting interest rate swap agreement with an unrelated party. The interest rate swap agreement fair values will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the interest rate swap agreements in the table above relate to this program.

During the second quarter of 2014, we completed a securities trade in which we shorted a $13 million UST security. This UST short was terminated during the fourth quarter of 2014 and the change in the fair value of the short position from the inception date to the termination date has been recorded in gain on securities in our Consolidated Statements of Operations.

During 2010, we entered into an amended and restated warrant with the UST that would allow them to purchase our common stock at a fixed price (see Note #12). Because of certain anti-dilution features included in the Amended Warrant, it was not considered to have been indexed to our common stock and was therefore accounted for as a derivative instrument and recorded as a liability. Any change in value of the Amended Warrant while it was accounted for as a derivative was recorded in other income in our Consolidated Statements of Operations. However, the anti-dilution features in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value which totaled $1.5 million. During the third quarter of 2013, we repurchased the Amended Warrant from the UST (see Note #12).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2014		2013		2014		2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	$437	Other assets	$366	Other liabilities	$—	Other liabilities	$—
Mandatory commitments to sell mortgage loans	Other assets	—	Other assets	128	Other liabilities	184	Other liabilities	—
Pay-fixed interest rate swap agreements	Other assets	—	Other assets	—	Other liabilities	182	Other liabilities	—
Pay-variable interest rate swap agreements	Other assets	182	Other assets	—	Other liabilities	—	Other liabilities	—
Total derivatives		$619		$494		$366		$—

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (1)	Gain (Loss) Recognized into Income (1)
	2014	2013	2012		2014	2013	2012		2014	2013	2012
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$—	$(37)	$(127)	Interest expense	$(380)	$(397)	$(927)	Interest expense	$—	$—	$—
Total	$—	$(37)	$(127)		$(380)	$(397)	$(927)		$—	$—	$—

No hedge designation
Rate-lock mortgage loan commitments								Mortgage loan gains	$71	$(1,002)	$511
Mandatory commitments to sell mortgage loans								Mortgage loan gains	(312)	250	484
Pay-fixed interest rate swap agreements								Interest income	(182)	—	—
Pay-variable interest rate swap agreements								Interest income	182	—	—
UST short position								Gain on securities	295	—	—
Amended Warrant								Decrease in fair value of U.S. Treasury warrant	—	(1,025)	(285)
Total									$54	$(1,777)	$710

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2014 and 2013.

A summary of loans to our directors and executive officers whose borrowing relationship (which includes loans to entities in which the individual owns a 10% or more voting interest) exceeds $60,000 for the years ended December 31 follows:

	2014	2013
	(In thousands)
Balance at beginning of year	$351	$208
New loans and advances	−	240
Repayments	(135)	(97)
Balance at end of year	$216	$351

Deposits held by us for directors and executive officers totaled $1.0 million and $0.8 million at December 31, 2014 and 2013, respectively.

NOTE 18 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2014, follows:

(In thousands)
2015	$1,254
2016	767
2017	686
2018	652
2019	561
2020 and thereafter	783
Total	$4,703

Rental expense on operating leases totaled $1.3 million, $1.2 million and $1.2 million in 2014, 2013 and 2012, respectively.

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2014, include $519.6 million of loans secured by residential real estate and $54.6 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2014, we had $40.0 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2014: Lessors of Nonresidential Real Estate ($222.8 million); Lessors of Residential Real Estate ($66.4 million); Health Care and Social Assistance ($65.9 million) and Construction General Contractors and Land Development ($59.3 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

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

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 27.1%, 25.0%, 17.2%, 15.5% and 12.5%, respectively, of Mepco’s payment plan receivables at December 31, 2014. These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies. Still, the failure of any insurer backing service contracts related to Mepco’s payment plan receivables could have an adverse effect on Mepco’s collection of those receivables.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 35.7%, 12.9%, 10.9%, 10.4% and 8.8%, respectively of Mepco’s payment plan receivables at December 31, 2014. See note #11 for additional information on Mepco counterparties.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year’s net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2014, the Bank had negative undivided profits of $31.1 million. We can request regulatory approval for a return of capital from the Bank to the parent company. During the first quarter of 2014, we requested regulatory approval for a $15.0 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on March 28, 2014 and the Bank returned $15.0 million of capital to the parent company on April 9, 2014. During January of 2015, we requested regulatory approval for an additional $18.5 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on February 13, 2015, and the Bank returned $18.5 million of capital to the parent company on February 17, 2015. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2014 and 2013 categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2014
Total capital to risk-weighted assets
Consolidated	$265,163	18.06%	$117,427	8.00%	NA	NA
Independent Bank	247,883	16.90	117,374	8.00	$146,718	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$246,628	16.80%	$58,714	4.00%	NA	NA
Independent Bank	229,361	15.63	58,687	4.00	$88,031	6.00%

Tier 1 capital to average assets
Consolidated	$246,628	11.18%	$88,206	4.00%	NA	NA
Independent Bank	229,361	10.46	87,687	4.00	$109,609	5.00%

2013
Total capital to risk-weighted assets
Consolidated	$245,284	17.35%	$113,086	8.00%	NA	NA
Independent Bank	234,078	16.57	113,013	8.00	$141,267	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$227,338	16.08%	$56,543	4.00%	NA	NA
Independent Bank	216,146	15.30	56,507	4.00	$84,760	6.00%

Tier 1 capital to average assets
Consolidated	$227,338	10.61%	$85,729	4.00%	NA	NA
Independent Bank	216,146	10.09	85,681	4.00	$107,101	5.00%

NA — Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Total shareholders' equity	$250,371	$231,581	$257,832	$250,306
Add (deduct)
Qualifying trust preferred securities	34,500	39,500	—	—
Accumulated other comprehensive loss	5,636	9,245	5,636	9,245
Intangible assets	(2,627)	(3,163)	(2,627)	(3,163)
Disallowed deferred tax assets	(40,500)	(49,609)	(30,728)	(40,026)
Disallowed capitalized mortgage loan servicing rights	(752)	(216)	(752)	(216)
Tier 1 capital	246,628	227,338	229,361	216,146
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	18,535	17,946	18,522	17,932
Total risk-based capital	$265,163	$245,284	$247,883	$234,078

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

We used the following methods and significant assumptions to estimate fair value:

Securities:    Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as Level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks included in our trading portfolio for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and include agency securities, private label residential mortgage-backed securities, other asset backed securities, municipal securities, trust preferred securities and corporate securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans held for sale:    The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2).

Impaired loans with specific loss allocations based on collateral value:    From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2014 and 2013, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

Other real estate:    At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in net (gains) losses on other real estate and repossessed assets in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.

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

Capitalized mortgage loan servicing rights:    The fair value of capitalized mortgage loan servicing rights is based on a valuation model used by an independent third party that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Certain model assumptions are generally unobservable and are based upon the best information available including data relating to our own servicing portfolio, reviews of mortgage servicing assumption and valuation surveys and input from various mortgage servicers and, therefore, are recorded as nonrecurring Level 3. Management evaluates the third party valuation for reasonableness each quarter as part of our financial reporting control processes.

Derivatives:    The fair value of rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap agreements is based on a discounted cash flow analysis whose significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management (recurring Level 2).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, were as follows:

		Fair Value Measurements Using
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2014:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$203	$203	$—	$—
Securities available for sale
U.S. agency	35,006	—	35,006	—
U.S. agency residential mortgage-backed	257,558	—	257,558	—
U.S. agency commercial mortgage-backed	33,728	—	33,728	—
Private label residential mortgage-backed	6,013	—	6,013	—
Other asset backed	32,353	—	32,353	—
Obligations of states and political subdivisions	143,415	—	143,415	—
Corporate	22,664	—	22,664	—
Trust preferred	2,441	—	2,441	—
Loans held for sale	23,662	—	23,662	—
Derivatives (1)	619	—	619	—
Liabilities
Derivatives (2)	366	—	366	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	9,197	—	—	9,197
Impaired loans (4)
Commercial
Income producing - real estate	869	—	—	869
Land, land development & construction-real estate	354	—	—	354
Commercial and industrial	2,601	—	—	2,601
Mortgage
1-4 Family	1,306	—	—	1,306
Other real estate (5)
Commercial
Income producing - real estate	479	—	—	479
Land, land development & construction-real estate	737	—	—	737
Mortgage
1-4 Family	102	—	—	102
Resort Lending	575	—	—	575
Installment
Home equity - 1st lien	13	—	—	13

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value Measurements Using
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2013:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$498	$498	$—	$—
Securities available for sale
U.S. agency	31,808	—	31,808	—
U.S. agency residential mortgage-backed	203,460	—	203,460	—
Private label residential mortgage-backed	6,788	—	6,788	—
Other asset backed	45,185	—	45,185	—
Obligations of states and political subdivisions	153,678	—	153,678	—
Corporate	19,137	—	19,137	—
Trust preferred	2,425	—	2,425	—
Loans held for sale	20,390	—	20,390	—
Derivatives (1)	494	—	494	—
Liabilities
Derivatives (2)	—	—	—	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	7,773	—	—	7,773
Impaired loans (4)
Commercial
Income producing - real estate	1,997	—	—	1,997
Land, land development & construction-real estate	673	—	—	673
Commercial and industrial	2,927	—	—	2,927
Mortgage
1-4 Family	1,455	—	—	1,455
Resort Lending	340	—	—	340
Other real estate (5)
Commercial
Income producing - real estate	559	—	—	559
Land, land development & construction-real estate	1,047	—	—	1,047
Mortgage
1-4 Family	337	—	—	337
Resort Lending	1,257	—	—	1,257
Installment
Home equity - 1st lien	29	—	—	29
Payment plan receivables
Full refund/partial refund	2,668	—	—	2,668

(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2014 and 2013.

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period Earnings
	Securities	Loans
	(In thousands)
2014
Trading securities	$(295)	$—	$(295)
Loans held for sale	—	258	258

2013
Trading securities	$388	$—	$388
Loans held for sale	—	(1,477)	(1,477)

2012
Trading securities	$33	$—	$33
Loans held for sale	—	440	440

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2014, 2013 and 2012 relating to assets measured at fair value on a non-recurring basis:

•	Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value, had a carrying amount of $9.2 million, which is net of a valuation allowance of $3.8 million, at December 31, 2014, and had a carrying amount of $7.8 million, which is net of a valuation allowance of $2.9 million, at December 31, 2013. A recovery (charge) of $(0.9) million, $3.2 million and $0.5 million was included in our results of operations for the years ending December 31, 2014, 2013 and 2012, respectively.
•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $8.2 million, with a valuation allowance of $3.1 million at December 31, 2014, and had a carrying amount of $10.8 million, with a valuation allowance of $3.4 million at December 31, 2013. An additional provision for loan losses relating to impaired loans of $2.1 million, $1.5 million and $2.0 million was included in our results of operations for the years ending December 31, 2014, 2013 and 2012, respectively.
•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $1.9 million which is net of a valuation allowance of $2.5 million at December 31, 2014, and a carrying amount of $5.9 million, which is net of a valuation allowance of $4.0 million, at December 31, 2013. An additional charge relating to ORE measured at fair value of $0.3 million, $1.6 million and $1.5 million was included in our results of operations during the years ended December 31, 2014, 2013 and 2012, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation for all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	(Liability)
	Amended Warrant
	2014	2013
	(In thousands)
Beginning balance	$—	$(459)
Total gains (losses) realized and unrealized:
Included in results of operations	—	(1,025)
Included in other comprehensive income	—	—
Purchases, issuances, settlements, maturities and calls	—	—
Reclassification to shareholders' equity	—	1,484
Transfers in and/or out of Level 3	—	—
Ending balance	$—	$—

Amount of total gains (losses) for the year included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at December 31	$—	$—

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

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset (Liability) Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
2014
Capitalized mortgage loan servicing rights	$9,197	Present value of net	Discount rate	10.07%
		servicing revenue	Cost to service	$82
			Ancillary income	25
			Float rate	1.77%
Impaired loans Commercial(1)	2,751	Sales comparison	Adjustment for differences
		approach	between comparable sales	(3.8)%
		Income approach	Capitalization rate	9.3
Mortgage	1,306	Sales comparison	Adjustment for differences
		approach	between comparable sales	8.6
Other real estate Commercial	1,216	Sales comparison	Adjustment for differences
		approach	between comparable sales	(9.0)
Mortgage and installment	690	Sales comparison	Adjustment for differences
		approach	between comparable sales	34.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Asset (Liability) Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
2013
Capitalized mortgage loan servicing rights	$7,773	Present value of net	Discount rate	10.09%
		servicing revenue	Cost to service	$81
			Ancillary income	29
			Float rate	1.79%
Impaired loans Commercial	5,597	Sales comparison	Adjustment for differences
		approach	between comparable sales	(1.9)%
		Income approach	Capitalization rate	9.3
Mortgage	1,795	Sales comparison	Adjustment for differences
		approach	between comparable sales	3.2
Other real estate Commercial	1,606	Sales comparison	Adjustment for differences
		approach	between comparable sales	(5.7)
Mortgage and installment	1,623	Sales comparison	Adjustment for differences
		approach	between comparable sales	55.7
Payment plan receivables	2,668	Sales comparison	Adjustment for differences
		approach	between comparable sales	10.4

(1)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2014 we had an impaired collateral dependent commercial relationship that totaled $1.1 million that was primarily secured by collateral other than real estate. Collateral securing this relationship primarily included machinery and equipment, accounts receivable, inventory and company stock. Valuation techniques included discounting cost and financial statement value approaches based on estimates of value recovery of each particular asset type. Discount rates used ranged from 35% to 100% of stated values.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2014	$23,662	$624	$23,038
2013	20,390	366	20,024
2012	47,487	1,843	45,644

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Derivative financial instruments:   The fair value of rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets, while the fair value of interest rate swap agreements is based on a discounted cash flow analysis whose significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management. Each of these instruments has been classified as Level 2 as described in note #21.

Deposits:   Deposits without a stated maturity, including demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand. Each of these instruments is classified as Level 1. Deposits with a stated maturity, such as certificates of deposit, have generally been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

Other borrowings:   FHLB advances have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

Subordinated debentures:   Subordinated debentures have generally been valued based on a quoted market price of similar instruments resulting in a Level 2 classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated recorded book balances and fair values follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un observable Inputs (Level 3)
	(In thousands)
2014
Assets
Cash and due from banks	$48,326	$48,326	$48,326	$—	$—
Interest bearing deposits	25,690	25,690	25,690	—	—
Interest bearing deposits - time	13,561	13,585	—	13,585	—
Trading securities	203	203	203	—	—
Securities available for sale	533,178	533,178	—	533,178	—
Federal Home Loan Bank and Federal Reserve Bank Stock	19,919	NA	NA	NA	NA
Net loans and loans held for sale	1,407,634	1,394,424	—	23,662	1,370,762
Accrued interest receivable	5,995	5,995	2	1,599	4,394
Derivative financial instruments	619	619	—	619	—
Liabilities
Deposits with no stated maturity (1)	$1,534,175	$1,534,175	$1,534,175	$—	$—
Deposits with stated maturity (1)	390,127	389,139	—	389,139	—
Other borrowings	12,470	14,560	—	14,560	—
Subordinated debentures	35,569	23,328	—	23,328	—
Accrued interest payable	380	380	21	359	—
Derivative financial instruments	366	366	—	366	—
2013
Assets
Cash and due from banks	$48,156	$48,156	$48,156	$—	$—
Interest bearing deposits	70,925	70,925	70,925	—	—
Interest bearing deposits - time	17,999	18,000	—	18,000	—
Trading securities	498	498	498	—	—
Securities available for sale	462,481	462,481	—	462,481	—
Federal Home Loan Bank and Federal Reserve Bank Stock	23,419	NA	NA	NA	NA
Net loans and loans held for sale	1,362,635	1,333,229	—	20,390	1,312,839
Accrued interest receivable	5,948	5,948	1	1,426	4,521
Derivative financial instruments	494	494	—	494	—
Liabilities
Deposits with no stated maturity (1)	$1,440,225	$1,440,225	$1,440,225	$—	$—
Deposits with stated maturity (1)	444,581	446,366	—	446,366	—
Other borrowings	17,188	19,726	—	19,726	—
Subordinated debentures	40,723	27,871	—	27,871	—
Accrued interest payable	445	445	20	425	—
Derivative financial instruments	—	—	—	—	—

(1)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $13.6 million and $11.2 million at December 31, 2014 and 2013, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $40.1 million and $72.3 million at December 31, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal, and therefore are not disclosed.

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

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other (1)(2)	Elimination (3)	Total
	(In thousands)
2014
Total assets	$2,174,536	$63,378	$286,158	$(275,342)	$2,248,730
Interest income	73,551	7,004	64	(64)	80,555
Net interest income	68,948	5,706	(1,398)	—	73,256
Provision for loan losses	(3,098)	(38)	—	—	(3,136)
Income (loss) before income tax	25,845	561	(1,095)	(95)	25,216
Net income (loss)	18,550	366	(712)	(183)	18,021
2013
Total assets	$2,104,550	$94,648	$272,348	$(261,603)	$2,209,943
Interest income	76,018	11,103	—	—	87,121
Net interest income	71,496	8,780	(2,317)	—	77,959
Provision for loan losses	(3,891)	(97)	—	—	(3,988)
Income (loss) before income tax	29,605	(2,891)	(3,961)	(95)	22,658
Net income (loss)	74,313	(1,801)	5,092	(95)	77,509
2012
Total assets	$1,885,807	$135,447	$192,343	$(189,730)	$2,023,867
Interest income	84,760	14,638	—	—	99,398
Net interest income	77,919	11,115	(2,779)	—	86,255
Provision for loan losses	6,895	(8)	—	—	6,887
Income (loss) before income tax	27,379	2,591	(3,677)	(95)	26,198
Net income (loss)	28,260	1,710	(3,677)	(95)	26,198

(1)	During 2013 IB and Other (parent company) include $47.1 million and $9.0 million, respectively of income tax benefit related to the reversal of the valuation allowance on our net deferred tax assets (see note #13).
(2)	Includes amounts relating to our parent company and certain insignificant operations.
(3)	Includes parent company’s investment in subsidiaries and cash balances maintained at subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”) during the years ended December 31 follows (1):

	Unrealized Losses on Available for Sale Securities	Disproportionate Tax Effects from Securites Available for Sale	Unrealized Losses on Cash Flow Hedges	Unrealized Losses on Settled Derivatives	Disproportionate Tax Effects from Cash Flow Hedges	Total
	(In thousands)
2014
Balances at beginning of period	$(3,200)	$(5,798)	$—	$(247)	$—	$(9,245)
Other comprehensive income before reclassifications	3,570	—	—	—	—	3,570
Amounts reclassified from AOCL	(208)	—	—	247	—	39
Net current period other comprehensive income	3,362	—	—	247	—	3,609
Balances at end of period	$162	$(5,798)	$—	$—	$—	$(5,636)
2013
Balances at beginning of period	$(516)	$(5,617)	$(739)	$—	$(1,186)	$(8,058)
Income tax	181	(181)	258	—	(258)	—
Balances at beginning of period, net of tax	(335)	(5,798)	(481)	—	(1,444)	(8,058)
Terminated cash flow hedge	—	—	370	(370)	—	—
Other comprehensive income before reclassifications	(2,877)	—	(24)	—	—	(2,901)
Amounts reclassified from AOCL	12	—	135	123	1,444	1,714
Net current period other comprehensive income (loss)	(2,865)	—	111	123	1,444	(1,187)
Balances at end of period	$(3,200)	$(5,798)	$—	$(247)	$—	$(9,245)
2012
Balances at beginning of period	$(3,579)	$(5,617)	$(1,103)	$(436)	$(1,186)	$(11,921)
Other comprehensive income (loss) before reclassifications	3,917	—	(127)	—	—	3,790
Amounts reclassified from AOCL	(854)	—	491	436	—	73
Net current period other comprehensive income	3,063	—	364	436	—	3,863
Balances at end of period	$(516)	$(5,617)	$(739)	$—	$(1,186)	$(8,058)

(1)	2014 and 2013 amounts are presented net of tax as we removed substantially all of the valuation allowance on our deferred tax assets during the second quarter of 2013 (see note #13).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2014
Unrealized losses on available for sale securities
	$329	Net gains on securities
	(9)	Net impairment loss recognized in earnings
	320	Total reclassifications before tax
	112	Tax expense (benefit)
	$208	Reclassifications, net of tax
Unrealized losses on settled derivatives
	$(380)	Interest expense
	(133)	Tax expense (benefit)
	$(247)	Reclassification, net of tax
	$(39)	Total reclassifications for the period, net of tax
2013
Unrealized losses on available for sale securities
	$7	Net gains on securities
	(26)	Net impairment loss recognized in earnings
	(19)	Total reclassifications before tax
	(7)	Tax expense (benefit)
	$(12)	Reclassifications, net of tax
Unrealized losses on cash flow hedges
	$(208)	Interest expense
	(73)	Tax expense (benefit)
	$(135)	Reclassification, net of tax
Unrealized losses on settled derivatives
	$(189)	Interest expense
	(66)	Tax expense (benefit)
	$(123)	Reclassification, net of tax
Disproportionate tax effects from cash flow hedges	$1,444	Tax expense (benefit)
	$(1,714)	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2012
Unrealized losses on available for sale securities
	$1,193	Net gains on securities
	(339)	Net impairment loss recognized in earnings
	854	Total reclassifications before tax
	—	Tax expense (benefit)
	$854	Reclassifications, net of tax
Unrealized losses on cash flow hedges
	$(491)	Interest expense
	—	Tax expense (benefit)
	$(491)	Reclassification, net of tax
Unrealized losses on settled derivatives
	$(436)	Interest expense
	—	Tax expense (benefit)
	$(436)	Reclassification, net of tax
	$(73)	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 25 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2014	2013
	(In thousands)
ASSETS
Cash and due from banks	$5,174	$11,654
Interest bearing deposits - time	12,500	—
Investment in subsidiaries	258,901	251,529
Other assets	9,583	9,165
Total Assets	$286,158	$272,348
LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$35,569	$40,723
Other liabilities	382	391
Shareholders’ equity	250,207	231,234
Total Liabilities and Shareholders’ Equity	$286,158	$272,348

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
OPERATING INCOME (LOSS)
Gain on extinguishment of debt	$500	$—	$—
Gain on securities	295	—	—
Interest income	64	—	—
Increase in fair value of U.S. Treasury warrant	—	(1,025)	(285)
Other income	35	63	70
Total Operating Income (Loss)	894	(962)	(215)
OPERATING EXPENSES
Interest expense	1,462	2,317	2,779
Administrative and other expenses	527	682	683
Total Operating Expenses	1,989	2,999	3,462
Loss Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	(1,095)	(3,961)	(3,677)
Income tax benefit	(383)	(9,053)	—
Income (Loss) Before Equity in Undistributed Net Income of Subsidiaries	(712)	5,092	(3,677)
Equity in undistributed net income of subsidiaries	18,733	72,417	29,875
Net Income	$18,021	$77,509	$26,198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Net Income	$18,021	$77,509	$26,198
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED IN OPERATING ACTIVITIES
Deferred income taxes	(383)	(8,955)	—
Gain on extinguishment of debt	(500)	—	—
Gain on securities	(295)	—	—
Share based compensation	46	84	184
(Increase) decrease in other assets	118	738	(46)
Increase (decrease) in other liabilities	287	(5,858)	2,945
Equity in undistributed net income of subsidiaries operations	(18,733)	(72,417)	(29,875)
Total Adjustments	(19,460)	(86,408)	(26,792)
Net Cash Used in Operating Activities	(1,439)	(8,899)	(594)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of interest bearing deposits	(17,500)	—	—
Maturity of interest bearing deposits	5,000	—	—
Return of capital from subsidiary	15,000	7,500	—
Net Cash From Investing Activities	2,500	7,500	—
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid	(4,129)	—	—
Proceeds from issuance of common stock	1,242	100,230	2,244
Redemption of subordinated debt	(4,654)	(9,452)	—
Redemption of convertible preferred stock and common stock warrant	—	(81,000)	—
Share based compensation withholding obligation	—	(513)	—
Net Cash From (Used in) Financing Activities	(7,541)	9,265	2,244
Net Increase (Decrease) in Cash and Cash Equivalents	(6,480)	7,866	1,650
Cash and Cash Equivalents at Beginning of Year	11,654	3,788	2,138
Cash and Cash Equivalents at End of Year	$5,174	$11,654	$3,788

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

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2014
Interest income	$20,283	$20,357	$20,068	$19,847
Net interest income	18,478	18,538	18,183	18,057
Provision for loan losses	428	(1,845)	(632)	(1,087)
Income before income tax	4,605	7,899	7,274	5,438
Net income	3,138	6,052	4,929	3,902
Net income applicable to common stock	3,138	6,052	4,929	3,902

Income per common share
Basic	0.14	0.26	0.21	0.17
Diluted	0.13	0.26	0.21	0.17

2013
Interest income	$21,950	$21,862	$21,784	$21,525
Net interest income	19,556	19,523	19,529	19,351
Provision for loan losses	(691)	(2,107)	(355)	(835)
Income before income tax	5,842	6,899	3,787	6,130
Net income	5,807	63,388	3,505	4,809
Net income applicable to common stock	4,712	62,231	10,310	4,809

Income per common share
Basic	0.51	6.56	0.73	0.21
Diluted	0.27	2.64	0.17	0.21

During the fourth quarter of 2014, we recognized an additional impairment on our capitalized mortgage loan servicing rights of $1.0 million (see note #4) and a gain on the extinguishment of debt of $0.5 million (see note #10). During the fourth quarter of 2013, we recognized a $1.4 million expense for vehicle service contract counterparty contingencies expense (see note #11) and a recovery on our capitalized mortgage loan servicing rights of $0.7 million (see note #4).

QUARTERLY SUMMARY

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2014			2013
	High	Low	Close	High	Low	Close	2014	2013
First quarter	$14.25	$11.78	$12.98	$8.49	$3.44	$8.46	$—	$—
Second quarter	13.88	12.45	12.87	9.00	5.88	6.29	0.06	—
Third quarter	13.47	11.77	11.92	10.23	5.51	10.00	0.06	—
Fourth quarter	13.20	11.47	13.05	12.45	8.66	12.00	0.06	—

We have approximately 1,700 holders of record of our common stock. Our common stock trades on the Nasdaq Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).

(THIS PAGE INTENTIONALLY LEFT BLANK)