Form 10-K, Exhibit 13
period 2015-12-31
INDEPENDENT BANK CORP /MI/
filed 2016-03-07
CIK 39311

EXHIBIT 13

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2010 and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15

	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Independent Bank Corporation	$100.00	$102.31	$269.23	$923.08	$1,018.77	$1,211.04
NASDAQ Composite	100.00	99.17	116.48	163.21	187.27	200.31
NASDAQ Bank	100.00	74.57	100.48	137.27	153.50	156.89

SELECTED CONSOLIDATED FINANCIAL DATA (1)

		Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$80,842	$80,555	$87,121	$99,398	$114,762
Interest expense	5,856	7,299	9,162	13,143	20,193
Net interest income	74,986	73,256	77,959	86,255	94,569
Provision for loan losses	(2,714)	(3,136)	(3,988)	6,887	27,946
Net gains (losses) on securities	20	320	369	887	(511)
Net gain on branch sale	1,193	—	—	5,402	—
Gain on extinguishment of debt	—	500	—	—	—
Other non-interest income	38,917	37,955	44,460	57,276	47,424
Non-interest expenses	88,450	89,951	104,118	116,735	133,948
Income (loss) before income tax	29,380	25,216	22,658	26,198	(20,412)
Income tax expense (benefit)	9,363	7,195	(54,851)	—	(212)
Net income (loss)	$20,017	$18,021	$77,509	$26,198	$(20,200)
Preferred Stock Dividends	—	—	(3,001)	(4,347)	(4,157)
Preferred Stock Discount	—	—	7,554	—	—
Net income (loss) applicable to common stock	$20,017	$18,021	$82,062	$21,851	$(24,357)
PER COMMON SHARE DATA
Net income (loss) per common share
Basic	$0.88	$0.79	$5.87	$2.51	$(2.94)
Diluted	0.86	0.77	3.55	0.80	(2.94)
Cash dividends declared	0.26	0.18	0.00	0.00	0.00
Book value	11.28	10.91	10.15	5.58	2.68
SELECTED BALANCES
Assets	$2,409,066	$2,248,730	$2,209,943	$2,023,867	$2,307,406
Loans	1,515,050	1,409,962	1,374,570	1,419,139	1,576,608
Allowance for loan losses	22,570	25,990	32,325	44,275	58,884
Deposits	2,085,963	1,924,302	1,884,806	1,779,537	2,086,125
Shareholders’ equity	251,092	250,371	231,581	134,975	102,627
Long-term debt - FHLB advances	11,954	12,470	17,188	17,622	33,384
Subordinated debentures	35,569	35,569	40,723	50,175	50,175
SELECTED RATIOS
Net interest income to average interest earning assets	3.58%	3.67%	4.11%	4.04%	4.46%
Net income (loss) to (2)
Average common equity	7.89	7.43	64.22	68.29	(68.44)
Average assets	0.86	0.80	3.87	0.92	(1.02)
Average shareholders’ equity to average assets	10.93	10.83	8.69	4.82	4.76
Tier 1 capital to average assets	10.91	11.18	10.61	8.08	6.25
Non-performing loans to Portfolio Loans	0.71	1.08	1.30	2.32	3.80
(1)	The significant variations in the results of operations for the five years presented above is a result of a number of factors, including asset quality challenges, our consolidation, closing or sale of 36 branches in 2012, our exit from the Troubled Asset Relief Program in 2013, and a significant income tax benefit realized in 2013. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below for more information regarding these factors and others.
(2)	These amounts are calculated using net income (loss) applicable to common stock.

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

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula. As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. At times, we have experienced a difficult economy in Michigan which in turn had an adverse effect on our performance. As a result of the recession, we incurred net losses from 2008 through 2011 and found it necessary to take certain steps to preserve capital and maintain our regulatory capital ratios.

Economic conditions in Michigan began to show signs of improvement during 2010. Generally, these improvements have continued into 2015, albeit at an uneven pace. There has been an overall decline in the unemployment rate as well as generally improving housing prices and other related statistics (such as home sales and new building permits). In addition, since early- to mid-2009, we have seen an improvement in our asset quality metrics. In particular, since early 2012, we have generally experienced a decline in non-performing assets, reduced levels of new loan defaults, and reduced levels of loan net charge-offs. As a result of the foregoing factors and others, we returned to profitability in 2012 and have now been profitable for 16 consecutive quarters. In addition, during 2013, we completed various transactions to improve our capital structure.

Recent Developments. On April 29, 2015 the Bank entered into a Purchase and Assumption Agreement (“PAA”) with Isabella Bank (based in Mt. Pleasant, Michigan). Pursuant to the PAA, on August 28, 2015, we sold the fixed assets, real property and certain other assets of our bank branch located in Midland, Michigan (the “Midland Branch”) to Isabella Bank. The deposit liabilities of the Midland Branch were assumed by Isabella Bank. Under the terms of the PAA, Isabella Bank paid a premium of $0.6 million (which was equal to 6.0% of the average deposit liabilities of $9.7 million based on the 20-day average ending two business days prior to the closing date of August 28, 2015) and $0.85 million for the real property and fixed assets (including the ATM). The real property and the fixed assets had a net book value of approximately $0.2 million as of August 28, 2015. We recorded a net gain of $1.2 million in the third quarter of 2015 on the sale of the Midland Branch.

In January 2015, we adopted a plan to consolidate certain branch offices (the “Branch Consolidation”). This Branch Consolidation reflects our ongoing cost reduction initiatives and undertakings to further improve the overall efficiency of our operations. The Branch Consolidation resulted in the closing of six of our branch offices on April 30, 2015. We also undertook certain additional staffing reductions related to our retail banking operations. In connection with the Branch Consolidation and these staffing reductions, we recorded $0.2 million of severance expenses in the first quarter of 2015. We recorded a net gain of approximately $0.2 million in the second quarter of 2015 (included in Other Non-Interest Income) that was comprised of a $0.3 million gain on the sale of the real property of two of the branches that was partially offset by $0.1 million of write-downs of the fixed assets (including real property) of the other four branches. We donated two of these four remaining branches to community groups during 2015 and the other two branches are for sale.

Regulation. On July 2, 2013, the Federal Reserve Board (the “FRB”) approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The 2.5% capital conservation buffer is being phased in over a four-year period beginning in 2016. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. Under the New Capital Rules our existing trust preferred securities are grandfathered as qualifying regulatory capital. We were subject to the New Capital Rules beginning on January 1, 2015, and as of December 31, 2015 we exceeded all of the capital ratio requirements of the New Capital Rules.

It is against this backdrop that we discuss our results of operations and financial condition in 2015 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $20.0 million, or $0.86 per diluted share, in 2015, as compared to $18.0 million, or $0.77 per diluted share, in 2014. We recorded net income applicable to common stock of $82.1 million, or $3.55 per diluted share, in 2013. The significantly higher earnings in 2013, as compared to 2015 and 2014, primarily reflects the income tax benefit associated with the reversal of substantially all of the valuation allowance on our deferred tax assets (see “Income tax benefit”) and the discount on our redemption of our preferred stock.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2015	2014	2013
Net income to
Average common equity	7.89%	7.43%	64.22%
Average assets	0.86	0.80	3.87
Net income per common share
Basic	$0.88	$0.79	$5.87
Diluted	0.86	0.77	3.55

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

Net interest income totaled $75.0 million during 2015, compared to $73.3 million and $78.0 million during 2014 and 2013, respectively. The increase in net interest income in 2015 compared to 2014 primarily reflects a $96.5 million increase in average interest-earning assets that was partially offset by a nine basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The decline in our net interest margin is primarily due to the prolonged low interest rate environment that has pushed our average yield on loans lower.

Interest rates have generally been at extremely low levels since 2008 due primarily to the Federal Reserve Bank’s (“FRB”) monetary policies and its efforts to stimulate the U.S. economy. This very low interest rate environment has generally had an adverse impact on our interest income and net interest income. The FRB did move the target federal funds rate up by 0.25% in mid-December 2015. Future changes in the target federal funds rate are uncertain, however, we anticipate that any upward movements in short-term interest rates will be very gradual. Given the repricing characteristics of our interest-earning assets and interest-bearing liabilities (and our level of non-interest bearing demand deposits), we would expect that our net interest margin will generally benefit on a long-term basis from rising interest rates.

The decrease in net interest income in 2014 compared to 2013 primarily reflects a 44 basis point decrease in our net interest margin that was partially offset by a $100.3 million increase in average interest-earning assets.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $13.8 million, $17.9 million and $24.1 million in 2015, 2014 and 2013, respectively.

AVERAGE BALANCES AND RATES

	2015			2014			2013
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS (1)
Taxable loans	$1,457,508	$70,770	4.86%	$1,383,883	$71,621	5.18%	$1,408,305	$80,434	5.71%
Tax-exempt loans (2)	3,972	246	6.19	4,889	310	6.34	5,491	354	6.45
Taxable securities	529,571	7,805	1.47	475,917	6,341	1.33	305,468	4,059	1.33
Tax-exempt securities (2)	34,039	1,388	4.08	40,200	1,510	3.76	32,051	1,680	5.24
Interest bearing cash and repurchase agreement	66,595	275	0.41	84,244	282	0.33	139,082	396	0.28
Other investments	17,171	925	5.39	23,252	1,118	4.81	21,673	901	4.16
Interest earning assets	2,108,856	81,409	3.86	2,012,385	81,182	4.03	1,912,070	87,824	4.59
Cash and due from banks	44,842			45,213			44,745
Other assets, net	166,363			182,099			164,281
Total assets	$2,320,061			$2,239,697			$2,121,096
LIABILITIES
Savings and interest-bearing checking	$988,504	1,056	0.11	$951,745	1,064	0.11	$908,740	1,131	0.12
Time deposits	386,035	2,953	0.76	413,729	3,903	0.94	423,291	4,575	1.08
Other borrowings	47,842	1,847	3.86	60,225	2,332	3.87	65,517	3,456	5.27
Interest bearing liabilities	1,422,381	5,856	0.41	1,425,699	7,299	0.51	1,397,548	9,162	0.66
Non-interest bearing deposits	619,206			540,107			500,673
Other liabilities	24,840			31,247			38,462
Shareholders’ equity	253,634			242,644			184,413
Total liabilities and shareholders’ equity	$2,320,061			$2,239,697			$2,121,096
Net interest income		$75,553			$73,883			$78,662
Net interest income as a percent of average interest earning assets			3.58%			3.67%			4.11%
(1)	All domestic.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

CHANGE IN NET INTEREST INCOME

	2015 compared to 2014			2014 compared to 2013
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income (1, 2)
Taxable loans	$3,701	$(4,552)	$(851)	$(1,374)	$(7,439)	$(8,813)
Tax-exempt loans (3)	(57)	(7)	(64)	(38)	(6)	(44)
Taxable securities	754	710	1,464	2,271	11	2,282
Tax-exempt securities (3)	(244)	122	(122)	370	(540)	(170)
Interest bearing cash and repurchase agreement	(66)	59	(7)	(175)	61	(114)
Other investments	(316)	123	(193)	69	148	217
Total interest income	3,772	(3,545)	227	1,123	(7,765)	(6,642)
Increase (decrease) in interest expense (1)
Savings and interest bearing checking	40	(48)	(8)	52	(119)	(67)
Time deposits	(248)	(702)	(950)	(101)	(571)	(672)
Other borrowings	(478)	(7)	(485)	(262)	(862)	(1,124)
Total interest expense	(686)	(757)	(1,443)	(311)	(1,552)	(1,863)
Net interest income	$4,458	$(2,788)	$1,670	$1,434	$(6,213)	$(4,779)
(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	All domestic.
(3)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2015	2014	2013
As a percent of average interest earning assets
Loans (1)	69.3%	69.0%	73.9%
Other interest earning assets	30.7	31.0	26.1
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	46.9%	47.3%	47.5%
Time deposits	18.2	19.9	21.4
Brokered CDs	0.1	0.6	0.8
Other borrowings and long-term debt	2.2	3.0	3.4
Average interest bearing liabilities	67.4%	70.8%	73.1%
Earning asset ratio	90.9%	89.9%	90.1%
Free-funds ratio (2)	32.6	29.2	26.9
(1)	All domestic.
(2)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was a credit in each of 2015, 2014 and 2013, of $2.7 million, $3.1 million and $4.0 million, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loans as a core recurring source of revenue but they are quite cyclical and thus can be volatile. We regard net gains (losses) on securities as a “non-operating” component of non-interest income.

Non-interest income totaled $40.1 million during 2015 compared to $38.8 million and $44.8 million during 2014 and 2013, respectively. The components of non-interest income are as follows:

NON-INTEREST INCOME

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Service charges on deposit accounts	$12,389	$13,446	$14,076
Interchange income	8,481	8,164	7,362
Net gains (losses) on assets
Mortgage loans	7,448	5,628	10,022
Securities	20	329	395
Other than temporary impairment loss on securities:
Total impairment loss	—	(9)	(26)
Loss recognized in other comprehensive loss	—	—	—
Net impairment loss recognized in earnings	—	(9)	(26)
Mortgage loan servicing, net	1,751	791	3,806
Investment and insurance commissions	1,827	1,814	1,709
Bank owned life insurance	1,282	1,371	1,363
Title insurance fees	1,156	995	1,682
Net gain on branch sale	1,193	—	—
Gain on extinguishment of debt	—	500	—
Increase in fair value of U.S. Treasury warrant	—	—	(1,025)
Other	4,583	5,746	5,465
Total non-interest income	$40,130	$38,775	$44,829

Service charges on deposit accounts totaled $12.4 million during 2015, compared to $13.4 million and $14.1 million during 2014 and 2013, respectively. The decreases in such service charges principally reflect a decline in non-sufficient funds (“NSF”) occurrences and related NSF fees. We believe the decline in NSF occurrences is primarily due to our customers managing their finances more closely in order to reduce NSF activity and avoid the associated fees.

Interchange income totaled $8.5 million in 2015 compared to $8.2 million in 2014 and $7.4 million in 2013. The increase in interchange income primarily results from a new Debit Brand Agreement with MasterCard (which replaces our former agreement with VISA) that we executed in January 2014. We began converting our debit card base to MasterCard in June 2014 and completed the conversion in September 2014. Certain volume incentives under the new Debit Brand Agreement began to abate in the fourth quarter of 2015, and as a result, absent transaction volume growth, further increases in interchange income could be a near-term challenge.

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

We realized net gains of $7.4 million on mortgage loans during 2015, compared to $5.6 million and $10.0 million during 2014 and 2013 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into our portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2015	2014	2013
	(Dollars in thousands)
Mortgage loans originated	$336,618	$265,494	$419,494
Mortgage loans sold	281,494	223,580	407,235
Mortgage loans sold with servicing rights released	4,897	37,476	57,099
Net gains on the sale of mortgage loans	7,448	5,628	10,022
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.65%	2.52%	2.46%
Fair value adjustments included in the Loan Sales Margin	0.16	0.01	(0.55)

Net gains on mortgage loans increased in 2015 as compared to 2014 due primarily to a decrease in mortgage loan interest rates during parts of 2015 that resulted in an increase in mortgage loan refinance volumes as well as an improving housing market which has resulted in an increase in purchase money mortgage origination volume. Net gains on mortgage loans declined in 2014 as compared to 2013 due primarily to decreases in mortgage loan originations and sales. These declines in mortgage loan originations and sales are due primarily to significantly lower mortgage loan refinance volumes.

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold (with servicing rights retained or released). Our decision to sell or retain mortgage loan servicing rights is primarily influenced by an evaluation of the price being paid for mortgage loan servicing by outside third parties compared to our calculation of the economic value of retaining such servicing. Gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 2.49% in 2015, 2.51% in 2014 and 3.01% in 2013. The lower Loan Sales Margins in 2015 and 2014, as compared to 2013, were principally due to less favorable competitive conditions including narrower primary-to-secondary market pricing spreads. In general, as overall industry-wide mortgage loan origination levels drop, pricing becomes more competitive. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each period.

We generated securities net gains of $0.02 million in 2015, and $0.3 million and $0.4 million in 2014 and 2013, respectively. The 2015 net securities gain was due primarily to the sales of U.S. agency residential mortgage-backed securities that were partially offset by a $0.06 million decline in the fair value of trading securities. The 2014 securities net gain was primarily due to the sales of U.S. Government agency securities and municipal securities as well as fair value adjustments on a U.S. treasury short sale position that were partially offset by a $0.3 million decline in the fair value of trading securities. The 2013 securities net gain was due to a $0.4 million increase in the fair value of trading securities.

We recorded no net impairment losses in 2015 as compared to net impairment losses of $0.01 million and $0.03 million in 2014 and 2013, respectively, related to other than temporary impairment of securities available for sale. The 2014 and 2013 impairment charges related to private label residential mortgage-backed securities.

GAINS AND LOSSES ON SECURITIES

	Proceeds	Gains (1)	Losses (2)	Net
Year Ended December 31,	(In thousands)
2015	$12,037	$75	$55	$20
2014	14,633	624	304	320
2013	2,940	402	33	369
(1)	Gains in 2014 include $0.295 million relating to a U.S. Treasury short position and gains in 2013 include $0.388 million related to an increase in the fair value of trading securities.
(2)	Losses in 2014 and 2013 include $0.009 million and $0.026 million, respectively of other than temporary impairment charges and 2015 and 2014 includes $0.055 million and $0.295 million, respectively related to a decrease in the fair value of trading securities.

Mortgage loan servicing generated net earnings of $1.8 million, $0.8 million and $3.8 million in 2015, 2014 and 2013, respectively. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. The changes in the valuation allowance are principally due to changes in the estimated future prepayment rates being used in the period end valuations.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2015	2014	2013
	(In thousands)
Balance at January 1,	$12,106	$13,710	$11,013
Originated servicing rights capitalized	2,697	1,823	3,210
Amortization	(2,868)	(2,509)	(3,745)
Change in valuation allowance	501	(918)	3,232
Balance at December 31,	$12,436	$12,106	$13,710
Valuation allowance at December 31,	$3,272	$3,773	$2,855

At December 31, 2015, we were servicing approximately $1.64 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.32% and a weighted average service fee of approximately 25.4 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2015 totaled $12.4 million, representing approximately 76 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing rights had an estimated fair market value of $12.9 million at December 31, 2015.

Investment and insurance commissions have been relatively unchanged and totaled $1.8 million, $1.8 million and $1.7 million in 2015, 2014 and 2013, respectively.

We earned $1.3 million, $1.4 million and $1.4 million in 2015, 2014 and 2013, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $54.4 million and $53.6 million at December 31, 2015 and 2014, respectively.

Title insurance fees totaled $1.2 million in 2015, $1.0 million in 2014 and $1.7 million in 2013. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans that we originated.

In the third quarter of 2015, we recorded a $1.2 million gain on the sale of our Midland Branch as described earlier.

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

Changes in the fair value of the Amended Warrant issued to the United States Department of the Treasury (“UST”) in April 2010 had been recorded as a component of non-interest income. Up until April 16, 2013, the fair value of this Amended Warrant was included in accrued expenses and other liabilities in our Condensed Consolidated Statements of Financial Condition. The provision in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value (which was approximately $1.5 million). (See “Liquidity and capital resources.”) We purchased (and subsequently cancelled) the Amended Warrant from the UST on August 30, 2013.

Two significant inputs in the valuation model for the Amended Warrant were our common stock price and the probability of triggering anti-dilution provisions in this instrument related to certain equity transactions. The fair value of the Amended Warrant increased by $1.0 million in 2013 (through April 16) due primarily to a rise in our common stock price during the relevant period.

Other non-interest income totaled $4.6 million, $5.7 million and $5.5 million in 2015, 2014 and 2013, respectively. The decrease in 2015 compared to 2014 is primarily due to declines in rental income on other real estate (“ORE”) and income from merchant card processing that was partially offset by an increase in swap fee income. The decline in rental income on ORE is due to the sales of income-producing properties. The decline in income from merchant card processing is due principally to a change in our third-party processing provider and the timeframe required to transition customers from the prior provider. The increase in 2014 compared to 2013 is primarily due to the change in results of our private mortgage insurance (“PMI”) reinsurance captive ($0.1 million of income in 2014 as compared to a $0.2 million loss in 2013). Our PMI reinsurance captive (which we originally formed in 2002) was placed into run-off during 2013.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure and management is focused on a number of initiatives to reduce and contain non-interest expenses.

Non-interest expense totaled $88.5 million in 2015, $90.0 million in 2014, and $104.1 million in 2013. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2015	2014	2013
	(In thousands)
Compensation	$33,346	$33,833	$33,515
Performance-based compensation	6,732	5,154	6,507
Payroll taxes and employee benefits	8,108	8,234	7,902
Compensation and employee benefits	48,186	47,221	47,924
Occupancy, net	8,369	8,912	8,845
Data processing	7,944	7,532	8,019
Furniture, fixtures and equipment	3,892	4,137	4,293
Loan and collection	3,609	5,392	6,886
Communications	2,957	2,926	2,919
Advertising	2,121	2,193	2,433
Legal and professional	2,013	1,969	2,459
FDIC deposit insurance	1,366	1,567	2,435
Interchange expense	1,125	1,291	1,645
Supplies	809	993	1,028
Credit card and bank service fees	797	946	1,263
Amortization of intangible assets	347	536	812
Vehicle service contract counterparty contingencies	119	199	4,837
(Costs) recoveries related to unfunded lending commitments	113	31	(90)
Provision for loss reimbursement on sold loans	(59)	(466)	2,152
Net (gains) losses on other real estate and repossessed assets	(180)	(500)	1,237
Other	4,922	5,072	5,021
Total non-interest expense	$88,450	$89,951	$104,118

Compensation expense, which is primarily salaries, totaled $33.3 million, $33.8 million and $33.5 million in 2015, 2014 and 2013, respectively. The decrease in 2015 as compared to 2014 is due to a decline in total full-time equivalent employees related to the Branch Consolidation and other staffing reductions. The increase in 2014 as compared to 2013 is due to a $0.6 million decline in the amount of compensation that was deferred as direct loan origination costs principally resulting from the reduced levels of new mortgage loan volume in 2014. 2015 average total full-time equivalent employee levels have fallen by 4.1% compared to 2014 and by 7.7% compared to 2013.

Performance-based compensation expense totaled $6.7 million, $5.2 million and $6.5 million in 2015, 2014 and 2013, respectively. The increase in 2015 as compared to 2014 is primarily related to an increase in compensation of $1.0 million under our Management Incentive Compensation Plan based on our actual 2015 financial performance relative to plan targets and a $0.4 million increase under our Long-Term Incentive Plan. The decrease in 2014 as compared to 2013 is primarily related to a decline in compensation of $0.7 million under our Management Incentive Compensation Plan based on our actual 2014 financial performance relative to plan targets, a decline in loan production related compensation of $0.3 million due to reduced levels of new mortgage loan volume, and a decline of $0.3 million in the estimated employee stock ownership plan (“ESOP”) contribution. During 2014, we decreased our ESOP contribution from 3% to 2% of eligible compensation and increased our 401(k) plan match from 1% to 2% of eligible compensation.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2015, 2014 and 2013 for share-based awards under our long-term equity based incentive plan was $1.4 million, $1.0 million and $0.9 million, respectively. In 2015 and 2014, there were new grants of restricted stock and performance share awards. In 2013, there were new grants of restricted stock units, stock options and salary stock.

Payroll taxes and employee benefits expense totaled $8.1 million, $8.2 million and $7.9 million in 2015, 2014 and 2013, respectively. The decrease in 2015 as compared to 2014 is primarily due to a $0.3 million decrease in health insurance costs that was partially offset by a $0.2 million increase in the 401(k) match. In 2015 we added auto-enrollment to our 401(k) plan. The increase in 2014 as compared to 2013 is primarily due to a $0.2 million increase in health insurance costs and a $0.1 million increase in the 401(k) plan match.

Occupancy expenses, net, totaled $8.4 million, $8.9 million and $8.8 million in 2015, 2014 and 2013, respectively. The decrease in 2015 as compared to 2014 is primarily due to the Branch Consolidation and lower snow removal costs. The slight increase in 2014 as compared to 2013 is primarily due to higher snow removal costs associated with a harsh Michigan winter in 2014.

Data processing expenses totaled $7.9 million, $7.5 million, and $8.0 million in 2015, 2014 and 2013, respectively. The increase in 2015 as compared to 2014 is due primarily to the addition of new products and services (desktop software, sales management software and a new mortgage loan origination platform) as well as increased costs due to growth in mobile banking usage. The decline in 2014 as compared to 2013 is due primarily to the impact of a new seven-year core data processing contract that we executed in March 2014. Under the terms of the new contract, we reduced core data processing and interchange costs by approximately $1 million annually.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. These expenses have declined steadily during the past several years primarily due to decreases in non-performing loans, new loan defaults and watch/problem credits. 2015, 2014 and 2013 also included $0.02 million, $0.5 million and $0.7 million, respectively, of collection related costs at Mepco Finance Corporation (“Mepco”) primarily associated with the acquisition and management of collateral that related to receivables from vehicle service contract counterparties.

Furniture, fixtures and equipment expense declined by $0.2 million in 2015 from 2014 and declined by $0.2 million in 2014 from 2013. These declines are due primarily to our cost reduction initiatives and the closing or consolidation of certain branch offices. A portion of these expense reductions were offset by additional depreciation expense related to the replacement of substantially all of our ATMs during 2013 to meet applicable Americans with Disabilities Act requirements.

Communications expense has been relatively unchanged and totaled $3.0 million, $2.9 million, and $2.9 million in 2015, 2014 and 2013, respectively.

Advertising expense totaled $2.1 million, $2.2 million, and $2.4 million in 2015, 2014 and 2013, respectively. The slight decrease in 2015 as compared to 2014 is due primarily to reductions in outdoor (billboard) advertising. The 2014 decline was due to a reduction in direct mail costs.

Legal and professional fees totaled $2.0 million, $2.0 million, and $2.5 million in 2015, 2014 and 2013, respectively. The decrease in 2014 as compared to 2013 was due primarily to declines in consulting fees, legal fees and external audit fees due, in part, to our cost reduction initiatives.

FDIC deposit insurance expense totaled $1.4 million, $1.6 million, and $2.4 million in 2015, 2014 and 2013, respectively. The declines in 2015 and 2014 as compared to 2013 reflect reductions in the Bank’s risk based premium rate due to our improved financial metrics.

Interchange expense primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The decrease in this expense in 2015 and 2014 as compared to 2013 is primarily due to the impact of our new seven-year core data processing contract that we executed in March 2014.

Supplies expense has declined over the past two years consistent with our cost reduction initiatives and the smaller size of the organization resulting from the closing or consolidation of branches.

The decline in credit card and bank service fees is primarily due to a decrease in the number of payment plans being administered by Mepco.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $2.3 million and $2.6 million at December 31, 2015 and 2014, respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

We record estimated incurred losses associated with Mepco’s vehicle service contract payment plan receivables in our provision for loan losses and establish a related allowance for loan losses. (See “Portfolio Loans and asset quality.”) We record estimated incurred losses associated with defaults by Mepco’s counterparties as “vehicle service contract counterparty contingencies expense,” which is included in non-interest expenses in our Consolidated Statements of Operations. Such expenses totaled $0.1 million, $0.2 million and $4.8 million in 2015, 2014 and 2013, respectively. The higher level of expense in 2013 was due to write-downs of or additional reserves on vehicle service contract counterparty receivables. We reached settlements in certain litigation in 2013 to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters.

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds due to Mepco from its counterparties for cancelled service contracts. The aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingency expense, totaled $7.2 million at both December 31, 2015 and 2014.

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

The provision for loss reimbursement on sold loans was a credit of $0.06 million and $0.5 million in 2015 and 2014, respectively, and an expense of $2.2 million in 2013. This provision represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac and Ginnie Mae). The credit provisions in 2015 and 2014 are due primarily to the reduction or rescission of certain loss reimbursement requests that had been pending and accrued for in earlier periods. Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. Historically, loss reimbursements on mortgage loans sold without recourse were rare. Prior to 2009, we had years in which we incurred no such loss reimbursements. However, our loss reimbursements increased from 2010 to 2013 as Fannie Mae and Freddie Mac, in particular, were doing more reviews of mortgage loans where they had incurred or expected to incur a loss and were more aggressive in pursuing loss reimbursements from the sellers of such mortgage loans. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement, we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The reserve for loss reimbursements on sold mortgage loans totaled $0.5 million and $0.7 million at December 31, 2015 and 2014, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2015 and 2014 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

Net (gains) losses on ORE and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The net gains of $0.2 million and $0.5 million in 2015 and 2014, respectively, as compared to a net loss of $1.2 million recorded in 2013, primarily reflect greater stability in real estate prices during the last two years, with many markets even experiencing price increases.

Other non-interest expenses have been relatively consistent over the past three years and totaled $4.9 million in 2015, compared to $5.1 million in 2014, and $5.0 million in 2013.

We are subject to an industry-specific tax based on net capital (the Michigan Business Tax [“MBT”]). The MBT is recorded in other non-interest expenses. Our MBT expense was $0.3 million, $0.2 million and $0.2 million in 2015, 2014 and 2013, respectively.

Income tax expense (benefit). We recorded an income tax expense of $9.4 million and $7.2 million in 2015 and 2014, respectively, as compared to an income tax benefit of $54.9 million in 2013. Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets.

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

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including ten additional profitable quarters since the second quarter of 2013.

The valuation allowance against our deferred tax assets totaled approximately $1.1 million and $1.0 million at December 31, 2015 and 2014, respectively. The portion of the valuation allowance on our deferred tax assets that we did not reverse primarily relates to state income taxes at our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past few years.

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

Our actual federal income tax expense (benefit) is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income (loss) primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance and also, for 2013 the impact of changes in the deferred tax asset valuation allowance. In addition, 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of a valuation allowance on a capital loss carryforward that was believed to not be more likely than not to be realized prior to a strategy executed during the second quarter of 2014 that generated capital gains.

The income tax benefit in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $(0.014) million, $0.005 million, and $(0.2) million in 2015, 2014 and 2013, respectively.

Business segments. Our reportable segments are based upon legal entities. We currently have two reportable segments: Independent Bank and Mepco. These business segments are also differentiated based on the products and services provided. We evaluate performance based principally on net income (loss) of the respective reportable segments.

The following table presents net income (loss) by business segment.

BUSINESS SEGMENTS

	Year ended December 31,
	2015	2014	2013
	(In thousands)
Independent Bank	$21,727	$18,550	$74,313
Mepco	(712)	366	(1,801)
Other (1)	(936)	(712)	5,092
Elimination	(62)	(183)	(95)
Net income	$20,017	$18,021	$77,509
(1)	Includes amounts relating to our parent company and certain insignificant operations.

The substantial change in the Bank’s results in 2015 and 2014 compared to 2013 is primarily due to the change in income tax expense (benefit) as 2013 included the reversal of the valuation allowance on deferred tax assets resulting in the recording of a significant income tax benefit that year. In addition, declines in net interest income and non-interest income in 2014 were only partially offset by a decline in non-interest expense. The increase in 2015 as compared to 2014 is primarily due to increases in net interest income and non-interest income as well as a decline in non-interest expense. (See “Net interest income,” “Provision for loan losses,” “Non-interest income,” “Non-interest expense,” “Income tax expense (benefit),” and “Portfolio Loans and asset quality.”)

The changes in Mepco’s results are due primarily to changes in the level of vehicle service contract counterparty contingencies expense (see “Non-interest expense”) as well as changes in its level of net interest income. All of Mepco’s funding is provided by its parent company (Independent Bank) through an intercompany loan (that is eliminated in consolidation). The rate on this intercompany loan is based on the Prime Rate (currently 3.50%). Mepco might not be able to obtain such favorable funding costs on its own in the open market. Mepco’s 2014 results also included a $0.3 million gain on the sale of ORE and repossessed assets compared to a loss of $0.5 million in 2013. There was no gain or loss on ORE at our Mepco segment in 2015.

“Other” is essentially our parent company only results. The change between the various periods is primarily due to the change in the amount of income tax benefit recorded in each year, as 2013 included the reversal of the valuation allowance on deferred tax assets resulting in recording a significant income tax benefit at the parent company. (See “Income tax expense (benefit).”) Interest expense at the parent company has declined in 2015 and 2014 as compared to 2013 due to the reduction in the balance of subordinated debentures. “Other” in 2014 also includes a $0.5 million gain on the extinguishment of debt. In addition, 2013 included a $1.0 million increase (which reduced income before income taxes) in the fair value of the Amended Warrant issued to the UST. (See “Non-interest income.”)

FINANCIAL CONDITION

Summary. Our total assets increased to $2.41 billion at December 31, 2015, compared to $2.25 billion at December 31, 2014, primarily due to increases in securities available for sale and loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $1.52 billion at December 31, 2015, an increase of 7.5% from $1.41 billion at December 31, 2014. (See “Portfolio Loans and asset quality”).

Deposits totaled $2.09 billion at December 31, 2015, compared to $1.92 billion at December 31, 2014. The increase in deposits during 2015 is primarily due to growth in checking, savings and time account balances.

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

Securities available for sale increased during 2015 due primarily to the purchase of U.S. agency, corporate, and asset-backed securities. The securities were purchased to utilize funds generated from the increase in total deposits. (See “Deposits” and “Liquidity and capital resources.”)

Our portfolio of securities available for sale is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income or loss.

We recorded net impairment losses related to other than temporary impairment on securities available for sale of zero, $0.009 million, and $0.026 million, in 2015, 2014, and 2013, respectively. These net other than temporary impairment charges are all related to private label residential mortgage-backed securities. In these instances, we believe that the decline in value is directly due to matters other than changes in interest rates, are not expected to be recovered within a reasonable timeframe based upon available information and are therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2015	$585,851	$3,152	$3,519	$585,484
December 31, 2014	532,930	3,317	3,069	533,178

Portfolio Loans and asset quality. In addition to the communities served by our Bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also may participate in commercial lending transactions with certain non-affiliated banks and make whole loan purchases from other financial institutions. In December 2015, we purchased $32.6 million of single-family residential fixed rate jumbo mortgage loans from another Michigan-based financial institution. These mortgage loans were all on properties located in Michigan, had a weighted average interest rate (after a 0.25% servicing fee) of 3.94% and a weighted average remaining contractual maturity of 344 months.

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

LOAN PORTFOLIO COMPOSITION

	December 31,
	2015	2014
	(In thousands)
Real estate (1)
Residential first mortgages	$432,215	$411,423
Residential home equity and other junior mortgages	106,297	108,162
Construction and land development	62,629	54,644
Other (2)	498,706	447,837
Consumer	193,350	154,591
Commercial	180,424	186,875
Payment plan receivables	34,599	40,001
Agricultural	6,830	6,429
Total loans	$1,515,050	$1,409,962
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Further, it is our desire to reduce or restrict certain loan categories for risk management reasons.

NON-PERFORMING ASSETS (1)

	December 31,
	2015	2014	2013
	(Dollars in thousands)
Non-accrual loans	$10,607	$15,231	$17,905
Loans 90 days or more past due and still accruing interest	116	7	—
Total non-performing loans	10,723	15,238	17,905
Other real estate and repossessed assets	7,150	6,454	18,282
Total non-performing assets	$17,873	$21,692	$36,187

As a percent of Portfolio Loans
Non-performing loans	0.71%	1.08%	1.30%
Allowance for loan losses	1.49	1.84	2.35
Non-performing assets to total assets	0.74	0.96	1.64
Allowance for loan losses as a percent of non-performing loans	210.48	170.56	180.54
(1)	Excludes loans classified as “troubled debt restructured” that are performing and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2015
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$13,318	$68,194		$81,512
Non-performing TDR’s (1)	3,041	3,777	(2)	6,818
Total	$16,359	$71,971		$88,330
	December 31, 2014
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$29,475	$73,496		$102,971
Non-performing TDR’s (1)	1,978	5,225	(2)	7,203
Total	$31,453	$78,721		$110,174
(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans declined by $4.5 million, or 29.6%, in 2015 and by $2.7 million, or 14.9%, in 2014 due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect reduced levels of new loan defaults as well as loan charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE. In general, improving economic conditions in our market areas, as well as our collection and resolution efforts, have resulted in a downward trend in non-performing loans. However, we are still experiencing some loan defaults, particularly related to commercial loans secured by income-producing property and mortgage loans secured by resort/vacation property.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $81.5 million, or 5.4% of total Portfolio Loans, and $103.0 million, or 7.3% of total Portfolio Loans, at December 31, 2015 and 2014, respectively. The decrease in the amount of performing TDRs during 2015 reflects declines in both commercial loan and retail loan TDRs.

ORE and repossessed assets totaled $7.2 million at December 31, 2015, compared to $6.5 million at December 31, 2014. The slight increase in ORE during 2015 primarily reflects the migration of some income-producing commercial properties into ORE during the last quarter of the year.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2015	2014	2013
	(In thousands)
Specific allocations	$10,983	$13,233	$15,158
Other adversely rated commercial loans	1,053	761	1,358
Historical loss allocations	5,262	6,773	9,849
Additional allocations based on subjective factors	5,272	5,223	5,960
Total	$22,570	$25,990	$32,325

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

Mepco’s allowance for losses is determined in a similar manner as discussed above, and primarily takes into account historical loss experience and other subjective factors deemed relevant to Mepco’s payment plan business. Estimated incurred losses associated with Mepco’s outstanding vehicle service contract payment plans are included in the provision for loan losses. Mepco recorded credits of $0.009 million, $0.038 million and $0.097 million for its provision for loan losses in 2015, 2014 and 2013, respectively, due primarily to declines in the balance of payment plan receivables ($5.4 million, or 13.5%, $20.6 million, or 34.0%, and $24.1 million, or 28.4%, in 2015, 2014 and 2013, respectively). Mepco’s allowance for loan losses totaled $0.063 million and $0.072 million at December 31, 2015 and 2014, respectively. Mepco has established procedures for vehicle service contract payment plan servicing, administration and collections, including the timely cancellation of the vehicle service contract, in order to protect our position in the event of payment default or voluntary cancellation by the customer. Mepco has also established procedures to attempt to prevent and detect fraud since the payment plan origination activities and initial customer contacts are done entirely through unrelated third parties (vehicle service contract administrators and sellers or automobile dealerships). However, there can be no assurance these risk management policies and procedures will prevent us from incurring significant credit or fraud related losses in this business segment. The estimated incurred losses described in this paragraph should be distinguished from the possible losses we may incur from counterparties failing to pay their obligations to Mepco. (See note #11 to the Consolidated Financial Statements included within this report.)

The AFLL decreased $3.4 million to $22.6 million at December 31, 2015 from $26.0 million at December 31, 2014 and was equal to 1.49% of total Portfolio Loans at December 31, 2015 compared to 1.84% at December 31, 2014. Two of the four components of the allowance for loan losses outlined above declined during 2015. The allowance for loan losses related to specific loans decreased $2.3 million in 2015 due primarily to a $24.0 million, or 21.6%, decline in the balance of individually impaired loans as well as charge-offs. The allowance for loan losses related to other adversely rated commercial loans increased $0.3 million in 2015. Although the total balance of such loans included in this component decreased to $27.8 million at December 31, 2015, from $30.6 million at December 31, 2014, the allowance related to such loans increased slightly due to the use of higher loss given default rates. The allowance for loan losses related to historical losses decreased $1.5 million during 2015 due principally to the use of a lower estimated probability of default for homogenous mortgage and installment loans (resulting from lower loan net charge-offs and reduced levels of new defaults on loans). The allowance for loan losses related to subjective factors was relatively unchanged (increased by just $0.05 million during 2015).

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

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2015		2014		2013
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$25,990	$539	$32,325	$508	$44,275	$598
Additions (deductions)
Provision for loan losses	(2,714)	—	(3,136)	—	(3,988)	—
Recoveries credited to allowance	5,022	—	7,420	—	8,270	—
Loans charged against the allowance	(5,728)	—	(10,619)	—	(16,232)	—
Additions (deductions) included in non-interest expense	—	113	—	31	—	(90)
Balance at end of year	$22,570	$652	$25,990	$539	$32,325	$508
Net loans charged against the allowance to average Portfolio Loans	0.05%		0.23%		0.58%

The ratio of loan net charge-offs to average loans was 0.05% in 2015 (or $0.7 million) compared to 0.23% in 2014 (or $3.2 million) and 0.58% in 2013 (or $8.0 million). The decreases in loan net charge-offs occurred across all loan categories. These decreases primarily reflect reduced levels of non-performing loans and improvement in collateral liquidation values.

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

Deposits totaled $2.09 billion and $1.92 billion at December 31, 2015 and 2014, respectively. The $161.7 million increase in deposits in 2015 is due to growth in checking, savings and time deposit account balances. Reciprocal deposits totaled $50.2 million and $53.7 million at December 31, 2015 and 2014, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2015, we had approximately $492.5 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts.

Other borrowings, comprised almost entirely of advances from the Federal Home Loan Bank (the “FHLB”), totaled $12.0 million and $12.5 million at December 31, 2015 and 2014, respectively.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2015, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $62.2 million, or 3.0% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008. In June 2013, we terminated our last remaining interest-rate swap, which had an aggregate notional amount of $10.0 million. We have begun to again utilize interest-rate swaps in 2014, relating to our commercial lending activities. During 2015 and 2014, we entered into $24.3 million and $3.3 million (aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.412 million and $0.070 million of fee income related to these transactions during 2015 and 2014, respectively.

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

At December 31, 2015, we had $302.1 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $1.66 billion of our deposits at December 31, 2015, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $15.8 million as of December 31, 2015 provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2015.

CONTRACTUAL COMMITMENTS (1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$302,136	$93,655	$27,195	$3,234	$426,220
Other borrowings	2,526	6,629	2,799	—	11,954
Subordinated debentures	—	—	—	35,569	35,569
Operating lease obligations	1,054	1,671	1,386	253	4,364
Purchase obligations (2)	1,385	2,771	2,771	346	7,273
Total	$307,101	$104,726	$34,151	$39,402	$485,380
(1)	Excludes approximately $0.6 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2015	2014
	(In thousands)
Subordinated debentures	$35,569	$35,569
Amount not qualifying as regulatory capital	(1,069)	(1,069)
Amount qualifying as regulatory capital	34,500	34,500
Shareholders’ equity
Common stock	339,462	352,462
Accumulated deficit	(82,334)	(96,455)
Accumulated other comprehensive loss	(6,036)	(5,636)
Total shareholders’ equity	251,092	250,371
Total capitalization	$285,592	$284,871

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

At both December 31, 2015 and 2014, we had $34.5 million of cumulative trust preferred securities remaining outstanding.

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2015 and 2014. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

On August 30, 2013, we redeemed the Series B Preferred Stock and the Amended Warrant from the UST and exited TARP by making an $81.0 million payment to the UST. See note #12 to the Consolidated Financial Statements included within this report for additional information about the Series B Preferred Stock and the Amended Warrant.

Common shareholders’ equity increased to $251.1 million at December 31, 2015 from $250.4 million at December 31, 2014 due primarily to our net income in 2015 that was substantially offset by share repurchases and dividends paid on our common stock. Our tangible common equity (“TCE”) totaled $248.8 million and $247.7 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 10.34% and 11.03% at December 31, 2015 and 2014, respectively.

On January 21, 2015, our Board of Directors authorized a share repurchase plan. Under the terms of this share repurchase plan, we were authorized to buy back up to 5% of our outstanding common stock. This repurchase plan expired on December 31, 2015. During 2015, we repurchased 967,199 shares of our comment stock pursuant to this plan at an average price of $13.96 per share.

On January 21, 2016, our Board of Directors authorized another share repurchase plan. Under the terms of the 2016 share repurchase plan, we are authorized to buy back up to 5% of our outstanding common stock. This repurchase plan is authorized to last through December 31, 2016.

We resumed a quarterly cash dividend on our common stock of six cents per share in May 2014 and have continued to pay regular quarterly dividends at that amount through August 2015. In October 2015, our Board of Directors increased the quarterly cash dividend on our common stock to eight cents per share.

Because the Bank currently has negative “undivided profits” (i.e. a retained deficit) of $10.1 million at December 31, 2015, under Michigan banking regulations, the Bank is not currently permitted to pay a dividend. We can request regulatory approval for a return of capital from the Bank to the parent company. During the first quarter of 2016, we requested regulatory approval for an $18.0 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on February 24, 2016, and the Bank returned $18.0 million of capital to the parent company on February 25, 2016. Our banking regulators approved previous return of capital requests totaling $41.0 million during the three-year period ended December 31, 2015. Also see note #20 to the Consolidated Financial Statements included within this report.

As of December 31, 2015 and 2014, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements included within this report).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity (1)	Percent Change	Net Interest Income (2)	Percent Change
	(Dollars in thousands)
December 31, 2015
200 basis point rise	$419,600	8.42%	$80,700	6.32%
100 basis point rise	407,300	5.25	78,700	3.69
Base-rate scenario	387,000	—	75,900	—
100 basis point decline	356,500	(7.88)	72,000	(5.14)

December 31, 2014
200 basis point rise	$421,700	9.56%	$75,600	6.03%
100 basis point rise	406,800	5.69	73,600	3.23
Base-rate scenario	384,900	—	71,300	—
100 basis point decline	355,000	(7.77)	69,200	(2.95)
(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

LITIGATION MATTERS

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $1.0 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages, this maximum amount may change in the future.

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

We are required to assess our investment securities for “other than temporary impairment” on a periodic basis. The determination of other than temporary impairment for an investment security requires judgment as to the cause of the impairment, the likelihood of recovery and the projected timing of the recovery. On January 12, 2009, the FASB issued ASC 325-40-65-1 (formerly Staff Position No. EITF 99-20-1 — “Amendments to the Impairment Guidance of EITF Issue No. 99-20.”) This standard has been applicable to our financial statements since December 31, 2008. In particular, this standard struck the language that required the use of market participant assumptions about future cash flows from previous guidance. This change now permits the use of reasonable management judgment about whether it is probable that all previously projected cash flows will not be collected in determining other than temporary impairment. Our assessment process resulted in recording net other than temporary impairment charges on securities of zero, $0.009 million, and $0.03 million, in 2015, 2014 and 2013, respectively. We believe that our assumptions and judgments in assessing other than temporary impairment for our investment securities are reasonable and conform to general industry practices. Prices for investment securities are largely provided by a pricing service. These prices consider benchmark yields, reported trades, broker / dealer quotes and issuer spreads. Furthermore, prices for mortgage-backed securities consider: TBA prices, monthly payment information and collateral performance. At December 31, 2015 and 2014, the estimated fair value of our investment securities classified as available for sale was (less than)/exceeded their cost basis at that same date by $(0.4) million and $0.2 million, respectively. These amounts are included in the accumulated other comprehensive loss section of shareholders’ equity.

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

At December 31, 2015 and 2014, we had approximately $12.4 million and $12.1 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded an increase in the valuation allowance on capitalized mortgage loan servicing rights of $0.9 million in 2014 compared to decreases of $0.5 million and $3.2 million in 2015 and 2013, respectively.

Mepco purchases payment plans from companies (which we refer to as Mepco’s “counterparties”) that provide vehicle service contracts and similar products to consumers. The payment plans (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permit a consumer to purchase a service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco does not have recourse against the consumer for nonpayment of a payment plan and therefore does not evaluate the creditworthiness of the individual customer. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the contract and provided the coverage. The refund obligations of these counterparties are not fully secured. We record losses in vehicle service contract counterparty contingencies expense, included in non-interest expenses, for estimated defaults by these counterparties in their obligations to Mepco. These losses (which totaled $0.1 million, $0.2 million and $4.8 million in 2015, 2014 and 2013, respectively) are titled “vehicle service contract counterparty contingencies” in our Consolidated Statements of Operations. This area of accounting requires a significant amount of judgment because a number of factors can influence the amount of loss that we may ultimately incur. These factors include our estimate of future cancellations of vehicle service contracts, our evaluation of collateral that may be available to recover funds due from our counterparties, and our assessment of the amount that may ultimately be collected from counterparties in connection with their contractual obligations. We apply a rigorous process, based upon historical payment plan activity and past experience, to estimate probable incurred losses and quantify the necessary reserves for our vehicle service contract counterparty contingencies, but there can be no assurance that our modeling process will successfully identify all such losses. As a result, we could record future losses associated with vehicle service contract counterparty contingencies that may be materially different than the levels that we recorded in prior periods.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with net operating loss carryforwards and differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2015 we had gross deferred tax assets of $45.5 million, gross deferred tax liabilities of $4.8 million and a valuation allowance of $1.1 million. This compares to gross deferred tax assets of $54.6 million, gross deferred tax liabilities of $4.9 million and a valuation allowance of $1.0 million at December 31, 2014. We are required to assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In 2008, we first established a valuation allowance against substantially all of our net deferred tax assets due to a number of factors, including our then declining operating performance, overall negative trends in the banking industry and our expectation that our operating results would continue to be negatively affected by the overall economic environment. During 2012, 2011, 2010 and 2009, we concluded that we needed to continue to carry a valuation allowance based on similar factors. However, at June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets was more likely than not. Subsequent to June 30, 2013, we concluded that the realization of substantially all of our deferred tax assets continues to be more likely than not [see “Income tax expense (benefit).”]. We will continue to evaluate the realization of our net deferred tax assets in future periods. In making such judgments, significant weight will be given to evidence that can be objectively verified. We will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust our valuation allowance. In addition, changes in tax laws and changes in tax rates as well as our future level of earnings can impact the ultimate realization of our net deferred tax asset as well as the valuation allowance that we have established.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2015. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2015, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2015, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Robert N. Shuster Executive Vice President and Chief Financial Officer

Independent Bank Corporation
March 7, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Grand Rapids, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Grand Rapids, Michigan
March 7, 2016

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2015	2014
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$54,260	$48,326
Interest bearing deposits	31,523	25,690
Cash and Cash Equivalents	85,783	74,016
Interest bearing deposits - time	11,866	13,561
Trading securities	148	203
Securities available for sale	585,484	533,178
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,471	19,919
Loans held for sale, carried at fair value	27,866	23,662
Loans
Commercial	748,398	690,955
Mortgage	500,454	472,628
Installment	231,599	206,378
Payment plan receivables	34,599	40,001
Total Loans	1,515,050	1,409,962
Allowance for loan losses	(22,570)	(25,990)
Net Loans	1,492,480	1,383,972
Other real estate and repossessed assets	7,150	6,454
Property and equipment, net	43,103	45,948
Bank-owned life insurance	54,402	53,625
Deferred tax assets, net	39,635	48,632
Capitalized mortgage loan servicing rights	12,436	12,106
Vehicle service contract counterparty receivables, net	7,229	7,237
Other intangibles	2,280	2,627
Accrued income and other assets	23,733	23,590
Total Assets	$2,409,066	$2,248,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$659,793	$576,882
Savings and interest-bearing checking	988,174	943,734
Reciprocal	50,207	53,668
Time	387,789	350,018
Total Deposits	2,085,963	1,924,302
Other borrowings	11,954	12,470
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	797	1,977
Accrued expenses and other liabilities	23,691	24,041
Total Liabilities	2,157,974	1,998,359

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,251,373 shares at December 31, 2015 and 22,957,323 shares at December 31, 2014	339,462	352,462
Accumulated deficit	(82,334)	(96,455)
Accumulated other comprehensive loss	(6,036)	(5,636)
Total Shareholders’ Equity	251,092	250,371
Total Liabilities and Shareholders’ Equity	$2,409,066	$2,248,730

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$70,930	$71,823	$80,664
Interest on securities
Taxable	7,805	6,341	4,059
Tax-exempt	907	991	1,101
Other investments	1,200	1,400	1,297
Total Interest Income	80,842	80,555	87,121
INTEREST EXPENSE
Deposits	4,009	4,967	5,706
Other borrowings	1,847	2,332	3,456
Total Interest Expense	5,856	7,299	9,162
Net Interest Income	74,986	73,256	77,959
Provision for loan losses	(2,714)	(3,136)	(3,988)
Net Interest Income After Provision for Loan Losses	77,700	76,392	81,947
NON-INTEREST INCOME
Service charges on deposit accounts	12,389	13,446	14,076
Interchange income	8,481	8,164	7,362
Net gains (losses) on assets
Mortgage loans	7,448	5,628	10,022
Securities	20	329	395
Other than temporary impairment loss on securities
Total impairment loss	—	(9)	(26)
Loss recognized in other comprehensive income (loss)	—	—	—
Net impairment loss recognized in earnings	—	(9)	(26)
Mortgage loan servicing, net	1,751	791	3,806
Title insurance fees	1,156	995	1,682
Net gain on branch sale	1,193	—	—
Gain on extinguishment of debt	—	500	—
Increase in fair value of U.S. Treasury warrant	—	—	(1,025)
Other	7,692	8,931	8,537
Total Non-interest Income	40,130	38,775	44,829
NON-INTEREST EXPENSE
Compensation and employee benefits	48,186	47,221	47,924
Occupancy, net	8,369	8,912	8,845
Data processing	7,944	7,532	8,019
Furniture, fixtures and equipment	3,892	4,137	4,293
Loan and collection	3,609	5,392	6,886
Communications	2,957	2,926	2,919
Advertising	2,121	2,193	2,433
Legal and professional	2,013	1,969	2,459
FDIC deposit insurance	1,366	1,567	2,435
Interchange expense	1,125	1,291	1,645
Credit card and bank service fees	797	946	1,263
Vehicle service contract counterparty contingencies	119	199	4,837
Costs (recoveries) related to unfunded lending commitments	113	31	(90)
Provision for loss reimbursement on sold loans	(59)	(466)	2,152
Net (gains) losses on other real estate and repossessed assets	(180)	(500)	1,237
Other	6,078	6,601	6,861
Total Non-interest Expense	88,450	89,951	104,118
Income Before Income Tax	29,380	25,216	22,658
Income tax expense (benefit)	9,363	7,195	(54,851)
Net Income	$20,017	$18,021	$77,509
Preferred stock dividends and discount accretion	—	—	(3,001)
Preferred stock discount	—	—	7,554
Net Income Applicable to Common Stock	$20,017	$18,021	$82,062
Net income per common share
Basic	$0.88	$0.79	$5.87
Diluted	$0.86	$0.77	$3.55
Cash dividends declared per common share	$0.26	$0.18	$—

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Net income	$20,017	$18,021	$77,509
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	(540)	5,095	(4,698)
Change in unrealized losses for which a portion of other than temporary impairment has been recognized in earnings	—	398	270
Reclassification adjustment for other than temporary impairment included in earnings	—	9	26
Reclassification adjustments for gains included in earnings	(75)	(329)	(7)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	(615)	5,173	(4,409)
Income tax expense (benefit)	(215)	1,811	(1,544)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	(400)	3,362	(2,865)
Derivative instruments
Unrealized loss arising during period	—	—	(37)
Reclassification adjustment for expense recognized in earnings	—	—	208
Reclassification adjustment for accretion on settled derivatives	—	380	189
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments	—	380	360
Income tax expense (benefit)	—	133	(1,318)
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments, net of tax	—	247	1,678
Other comprehensive income (loss)	(400)	3,609	(1,187)
Comprehensive income	$19,617	$21,630	$76,322

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(In thousands)
Balances at January 1, 2013	$84,204	$251,237	$(192,408)	$(8,058)	$134,975
Net income for 2013	—	—	77,509	—	77,509
Dividends on Preferred, 5%	2,856	—	(2,856)	—	—
Issuance of 13,604,963 shares of common stock	—	99,075	—	—	99,075
Share based compensation (issuance of 175,789 shares of common stock)	—	1,238	—	—	1,238
Share based compensation withholding obligation (withholding of 55,348 shares of common stock)	—	(513)	—	—	(513)
Accretion of preferred stock discount	146	—	(146)	—	—
Common stock warrant	—	1,484	—	—	1,484
Redemption of convertible preferred stock and common stock warrant	(87,206)	(1,348)	7,554	—	(81,000)
Other comprehensive loss	—	—	—	(1,187)	(1,187)
Balances at December 31, 2013	—	351,173	(110,347)	(9,245)	231,581
Net income for 2014	—	—	18,021	—	18,021
Cash dividends declared, $.18 per share	—	—	(4,129)	—	(4,129)
Issuance of 30,828 shares of common stock	—	97	—	—	97
Share based compensation (issuance of 107,359 shares of common stock)	—	1,192	—	—	1,192
Other comprehensive income	—	—	—	3,609	3,609
Balances at December 31, 2014	—	352,462	(96,455)	(5,636)	250,371
Net income for 2015	—	—	20,017	—	20,017
Cash dividends declared, $.26 per share	—	—	(5,896)	—	(5,896)
Repurchase of 967,199 shares of common stock	—	(13,498)	—	—	(13,498)
Issuance of 39,610 shares of common stock	—	112	—	—	112
Share based compensation (issuance of 299,263 shares of common stock)	—	1,477	—	—	1,477
Share based compensation withholding obligation (withholding of 77,624 shares of common stock)	—	(1,091)	—	—	(1,091)
Other comprehensive loss	—	—	—	(400)	(400)
Balances at December 31, 2015	$—	$339,462	$(82,334)	$(6,036)	$251,092

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Net Income	$20,017	$18,021	$77,509
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	288,852	228,906	415,442
Disbursements for loans held for sale	(285,608)	(226,550)	(378,323)
Provision for loan losses	(2,714)	(3,136)	(3,988)
Deferred federal income tax expense (benefit)	8,997	8,918	(57,550)
Deferred loan fees	(1,234)	(753)	17
Depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearning deposits - time	4,553	3,014	(2,197)
Net gains on mortgage loans	(7,448)	(5,628)	(10,022)
Net gains on securities	(20)	(329)	(395)
Securities impairment recognized in earnings	—	9	26
Net (gains) losses on other real estate and repossessed assets	(180)	(500)	1,237
Vehicle service contract counterparty contingencies	119	199	4,837
Share based compensation	1,477	1,192	1,238
Net gain on branch sale	(1,193)	—	—
Gain on extinguishment of debt	—	(500)	—
(Increase) decrease in accrued income and other assets	(1,387)	(2,579)	7,747
Decrease in accrued expenses and other liabilities	(196)	(7,213)	(3,508)
Total Adjustments	4,018	(4,950)	(25,439)
Net Cash From Operating Activities	24,035	13,071	52,070
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	12,037	14,633	2,940
Proceeds from the maturity of securities available for sale	36,808	58,220	29,866
Principal payments received on securities available for sale	130,232	84,487	43,702
Purchases of securities available for sale	(234,693)	(224,946)	(332,060)
Purchases of interest bearing deposits - time	(4,595)	(2,401)	(20,260)
Proceeds from the maturity of interest bearing deposits - time	6,222	6,719	2,142
Redemption of Federal Home Loan Bank and Federal Reserve Bank stock	4,906	3,814	—
Purchase of Federal Reserve Bank stock	(458)	(314)	(2,581)
Net (increase) decrease in portfolio loans (loans originated, net of principal payments)	(74,343)	(37,195)	33,192
Purchase of portfolio loans	(32,872)	—	—
Net proceeds from sale of watch, substandard and non-performing loans	—	—	6,721
Net cash from (paid for) branch sale	(7,229)	—	3,292
Proceeds from the collection of vehicle service contract counterparty receivables	1,092	385	6,751
Proceeds from the sale of other real estate and repossessed assets	6,179	18,471	13,546
Proceeds from the sale of property and equipment	555	309	52
Capital expenditures	(4,354)	(4,298)	(8,371)
Net Cash Used in Investing Activities	(160,513)	(82,116)	(221,068)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	170,314	39,496	105,269
Net increase (decrease) in other borrowings	(1)	(1)	4
Proceeds from Federal Home Loan Bank advances	100	100	100
Payments of Federal Home Loan Bank advances	(615)	(4,817)	(541)
Net decrease in vehicle service contract counterparty payables	(1,180)	(2,112)	(3,636)
Dividends paid	(5,896)	(4,129)	—
Proceeds from issuance of common stock	112	97	98,066
Repurchase of common stock	(13,498)	—	—
Share based compensation withholding obligation	(1,091)	—	(513)
Redemption of subordinated debt	—	(4,654)	(9,452)
Redemption of convertible preferred stock and common stock warrant	—	—	(81,000)
Net Cash From Financing Activities	148,245	23,980	108,297
Net Increase (Decrease) in Cash and Cash Equivalents	11,767	(45,065)	(60,701)
Cash and Cash Equivalents at Beginning of Year	74,016	119,081	179,782
Cash and Cash Equivalents at End of Year	$85,783	$74,016	$119,081
Cash paid during the year for
Interest	$5,769	$7,365	$15,914
Income taxes	295	216	43
Transfers to other real estate and repossessed assets	6,694	6,143	6,932
Transfer of payment plan receivables to vehicle service contract counterparty receivables	1,203	180	792
Purchase of securities available for sale and interest bearing deposits - time not yet settled	—	265	4,146

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

Our subsidiary Independent Bank (“Bank”) transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2015, 72.6% of our Bank’s loan portfolio was secured by real estate.

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

MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing, net in the Consolidated Statements of Operations. The fair values of mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.1 million, $4.2 million and $4.3 million for the years ended December 31, 2015, 2014 and 2013, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2015 and 2014. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

We evaluate securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis.

FEDERAL HOME LOAN BANK (“FHLB”) STOCK — Our Bank subsidiary is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income in interest income-other investments on the Consolidated Statements of Operations.

FEDERAL RESERVE BANK (“FRB”) STOCK — Our Bank subsidiary is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income in interest income-other investments on the Consolidated Statements of Operations.

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

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans and payment plan receivables. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) income producing – real estate, (ii) land, land development and construction – real estate and (iii) commercial and industrial. Classes within the mortgage loan segment include (i) 1-4 family, (ii) resort lending, (iii) home equity – 1st lien, (iv) home equity – 2nd lien and beginning in 2015 (v) purchased loans. Classes within the installment loan segment include (i) home equity – 1st lien, (ii) home equity – 2nd lien, (iii) loans not secured by real estate and (iv) other. Classes within the payment plan receivables segment include (i) full refund, (ii) partial refund and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans and payment plan receivables are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter, are evaluated for impairment. Those loans included in each mortgage loan or installment class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class, are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral. A loan can be removed from TDR status if it is subsequently restructured and the borrower is no longer experiencing financial difficulties and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for new debt with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for similar new debt.

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

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expense incurred in maintaining other real estate and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in the Consolidated Statements of Operations. Non-real estate repossessed assets are treated in a similar manner.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. We did not have any Fair Value Hedges or Cash Flow Hedges at December 31, 2015 or 2014. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers and (iii) certain purchased and written options related to a time deposit product. Fair values of the mortgage derivatives are estimated based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans. Fair values of the pay-fixed and pay-variable interest rate swap agreements are based on discounted cash flow analyses and are included in net interest income. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest expense. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income (mortgage banking related derivatives) or net interest income (interest rate swap agreements and options). Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

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

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded in earnings. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive loss are amortized into earnings over the same periods which the hedged transactions will affect earnings.

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

COMMON STOCK — At December 31, 2015, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.5 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2014 and 2013 consolidated financial statements have been reclassified to conform to the 2015 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS — In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption and retrospective or prospective application permitted. This amended guidance became effective for us on January 1, 2015, and did not have a material impact on our consolidated operating results or financial condition.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This ASU supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this ASU specifies the accounting for some costs to obtain or fulfill a contract with a customer. This amended guidance is effective for us on January 1, 2018, and is not expected to have a material impact on our consolidated operating results or financial condition.

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

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities”. This ASU amends existing guidance related to the accounting for certain financial assets and liabilities. These amendments, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. This amended guidance is effective for us on January 1, 2018, and is not expected to have a material impact on our consolidated operating results or financial condition.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2015 and 2014 were $3.2 million and $15.3 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $2.5 million and $2.8 million at December 31, 2015 and 2014, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2015
U.S. agency	$47,283	$309	$80	$47,512
U.S. agency residential mortgage-backed	195,055	1,584	583	196,056
U.S. agency commercial mortgage-backed	34,017	94	83	34,028
Private label residential mortgage-backed	5,061	161	319	4,903
Other asset backed	117,431	54	581	116,904
Obligations of states and political subdivisions	145,193	941	1,150	144,984
Corporate	38,895	9	290	38,614
Trust preferred	2,916	—	433	2,483
Total	$585,851	$3,152	$3,519	$585,484

2014
U.S. agency	$34,936	$133	$63	$35,006
U.S. agency residential mortgage-backed	256,387	1,838	667	257,558
U.S. agency commercial mortgage-backed	33,779	68	119	33,728
Private label residential mortgage-backed	6,216	187	390	6,013
Other asset backed	32,314	77	38	32,353
Obligations of states and political subdivisions	143,698	961	1,244	143,415
Corporate	22,690	53	79	22,664
Trust preferred	2,910	—	469	2,441
Total	$532,930	$3,317	$3,069	$533,178

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was zero at both December 31, 2015 and 2014, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2015
U.S. agency	$12,164	$47	$6,746	$33	$18,910	$80
U.S. agency residential mortgage-backed	57,538	316	23,340	267	80,878	583
U.S. agency commercial mortgage-backed	16,747	60	2,247	23	18,994	83
Private label residential mortgage-backed	—	—	3,393	319	3,393	319
Other asset backed	102,660	434	5,189	147	107,849	581
Obligations of states and political subdivisions	52,493	597	12,240	553	64,733	1,150
Corporate	30,550	290	—	—	30,550	290
Trust preferred	—	—	2,483	433	2,483	433
Total	$272,152	$1,744	$55,638	$1,775	$327,790	$3,519

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

2014
U.S. agency	$12,851	$58	$606	$5	$13,457	$63
U.S. agency residential mortgage-backed	89,547	531	15,793	136	105,340	667
U.S. agency commercial mortgage-backed	21,325	119	—	—	21,325	119
Private label residential mortgage-backed	208	1	4,013	389	4,221	390
Other asset backed	2,960	15	8,729	23	11,689	38
Obligations of states and political subdivisions	28,114	106	37,540	1,138	65,654	1,244
Corporate	8,660	79	—	—	8,660	79
Trust preferred	—	—	2,441	469	2,441	469
Total	$163,665	$909	$69,122	$2,160	$232,787	$3,069

Our portfolio of securities available for sale is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss).

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2015, we had 39 U.S. agency, 108 U.S. agency residential mortgage-backed and 18 U.S. agency commercial mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to increases in interest rates since acquisition and widening spreads to Treasury bonds. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2015, we had five of this type of security whose fair value is less than amortized cost. Two of the five issues are rated by a major rating agency as investment grade, two are rated below investment grade and one is split rated. Two of these bonds have an impairment in excess of 10% and all five of these holdings have been impaired for more than 12 months. The unrealized losses are largely attributable to credit spread widening on these securities since their acquisition.

All of these securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The nonreceipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

All private label residential mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. Our cash flow analysis forecasts complete recovery of our cost basis for four of the five securities whose fair value is less than amortized cost while the fifth security had credit related OTTI recognized in prior years and is discussed in further detail below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Other asset backed — at December 31, 2015, we had 129 other asset backed securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2015, we had 79 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Corporate — at December 31, 2015, we had 27 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2015, we had three trust preferred securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening.

One of the three securities is rated by two major rating agencies as investment grade, while one (a Bank of America issuance) is rated below investment grade by two major rating agencies and the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.8 million as of December 31, 2015, continues to have satisfactory credit metrics and make interest payments.

The following table breaks out our trust preferred securities in further detail as of December 31:

	2015		2014
	Fair Value	Net Unrealized Loss	Fair Value	Net Unrealized Loss
	(In thousands)
Trust preferred securities
Rated issues	$1,690	$(226)	$1,643	$(267)
Unrated issues	793	(207)	798	(202)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

During 2015, 2014 and 2013, we recorded in earnings credit related OTTI charges on securities available for sale of zero, $0.01 million and $0.03 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2015, three private label residential mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Senior Support Security	Total
	(In thousands)
As of December 31, 2015
Fair value	$1,616	$1,331	$79	$3,026
Amortized cost	1,635	1,249	—	2,884
Non-credit unrealized loss	19	—	—	19
Unrealized gain	—	82	79	161
Cumulative credit related OTTI	757	457	380	1,594

Credit related OTTI recognized in our Consolidated Statements of Operations
For the years ended December 31,
2015	$—	$—	$—	$—
2014	9	—	—	9
2013	26	—	—	26

Each of these securities is receiving principal and interest payments similar to principal reductions in the underlying collateral. Two of these securities have unrealized gains and one has an unrealized loss at December 31, 2015. Prior to the second quarter of 2013, all three of these securities had an unrealized loss. The original amortized cost for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for two of these securities is now less than previously recorded credit related OTTI amounts. The remaining non-credit related unrealized loss in the senior security is attributed to other factors and is reflected in other comprehensive income (loss) during those same periods.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2015	2014	2013
	(In thousands)
Balance at beginning of year	$1,844	$1,835	$1,809
Additions to credit losses on securities for which no previous OTTI was recognized	—	—	—
Increases to credit losses on securities for which OTTI was previously recognized	—	9	26
Total	$1,844	$1,844	$1,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities available for sale at December 31, 2015, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$34,565	$34,591
Maturing after one year but within five years	69,976	69,916
Maturing after five years but within ten years	46,512	46,641
Maturing after ten years	83,234	82,445
	234,287	233,593
U.S. agency residential mortgage-backed	195,055	196,056
U.S. agency commercial mortgage-backed	34,017	34,028
Private label residential mortgage-backed	5,061	4,903
Other asset backed	117,431	116,904
Total	$585,851	$585,484

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

	Proceeds	Realized Gains (1)	Losses (2)
	(In thousands)
2015	$12,037	$75	$—
2014	14,633	329	—
2013	2,940	15	8
(1)	Gains in 2014 exclude $0.3 million of realized gain related to a U.S. Treasury short position.
(2)	Losses in 2014 and 2013 exclude $0.01 million and $0.03 million, respectively of credit related OTTI recognized in earnings.

During 2015, 2014 and 2013, our trading securities consisted of various preferred stocks. During each of those years, we recognized gains (losses) on trading securities of $(0.06) million, $(0.30) million and $0.39 million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. All of these amounts relate to gains (losses) recognized on trading securities still held at December 31, 2015 and 2014.

Securities with a book value of $1.1 million at both December 31, 2015 and 2014, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2015 or 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 – LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2015	2014
	(In thousands)
Real estate (1)
Residential first mortgages	$432,215	$411,423
Residential home equity and other junior mortgages	106,297	108,162
Construction and land development	62,629	54,644
Other (2)	498,706	447,837
Consumer	193,350	154,591
Commercial	180,424	186,875
Payment plan receivables	34,599	40,001
Agricultural	6,830	6,429
Total loans	$1,515,050	$1,409,962
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $2.2 million and $1.0 million at December 31, 2015 and 2014, respectively. Payment plan receivables totaling $36.9 million and $42.6 million at December 31, 2015 and 2014, respectively, are presented net of unamortized discount of $2.3 million and $2.6 million at December 31, 2015 and 2014, respectively. These payment plan receivables had effective yields of 13% and 14% at December 31, 2015 and 2014, respectively. These receivables have various due dates through January 2018.

In December 2015, we purchased $32.6 million of single-family residential fixed rate jumbo mortgage loans from another Michigan-based financial institution. These mortgage loans were all on properties located in Michigan, had a weighted average interest rate (after a 0.25% servicing fee) of 3.94% and a weighted average remaining contractual maturity of 344 months.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)
2015
Balance at beginning of period	$5,445	$13,444	$1,814	$64	$5,223	$25,990
Additions (deductions)
Provision for loan losses	(737)	(1,744)	(274)	(8)	49	(2,714)
Recoveries credited to allowance	2,656	1,258	1,108	—	—	5,022
Loans charged against the allowance	(1,694)	(2,567)	(1,467)	—	—	(5,728)
Balance at end of period	$5,670	$10,391	$1,181	$56	$5,272	$22,570

2014
Balance at beginning of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325
Additions (deductions)
Provision for loan losses	(1,683)	(1,029)	349	(36)	(737)	(3,136)
Recoveries credited to allowance	4,914	1,397	1,104	5	—	7,420
Loans charged against the allowance	(4,613)	(4,119)	(1,885)	(2)	—	(10,619)
Balance at end of period	$5,445	$13,444	$1,814	$64	$5,223	$25,990

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)

2013
Balance at beginning of period	$11,402	$21,447	$3,378	$144	$7,904	$44,275
Additions (deductions)
Provision for loan losses	(2,336)	71	314	(93)	(1,944)	(3,988)
Recoveries credited to allowance	5,119	1,996	1,074	81	—	8,270
Loans charged against the allowance	(7,358)	(6,319)	(2,520)	(35)	—	(16,232)
Balance at end of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325

Allowance for loan losses and recorded investment in loans by portfolio segment follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)
2015
Allowance for loan losses:
Individually evaluated for impairment	$2,708	$7,818	$457	$—	$—	$10,983
Collectively evaluated for impairment	2,962	2,573	724	56	5,272	11,587
Total ending allowance balance	$5,670	$10,391	$1,181	$56	$5,272	$22,570
Loans
Individually evaluated for impairment	$16,868	$66,375	$5,888	$—		$89,131
Collectively evaluated for impairment	733,399	436,349	226,409	34,599		1,430,756
Total loans recorded investment	750,267	502,724	232,297	34,599		1,519,887
Accrued interest included in recorded investment	1,869	2,270	698	—		4,837
Total loans	$748,398	$500,454	$231,599	$34,599		$1,515,050
2014
Allowance for loan losses:
Individually evaluated for impairment	$3,194	$9,311	$728	$—	$—	$13,233
Collectively evaluated for impairment	2,251	4,133	1,086	64	5,223	12,757
Total ending allowance balance	$5,445	$13,444	$1,814	$64	$5,223	$25,990
Loans
Individually evaluated for impairment	$34,147	$72,340	$6,679	$—		$113,166
Collectively evaluated for impairment	658,423	402,458	200,368	40,001		1,301,250
Total loans recorded investment	692,570	474,798	207,047	40,001		1,414,416
Accrued interest included in recorded investment	1,615	2,170	669	—		4,454
Total loans	$690,955	$472,628	$206,378	$40,001		$1,409,962

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.6 million, $0.8 million and $1.2 million of interest income would have been recognized in 2015, 2014 and 2013, respectively. Interest income recorded on these loans was approximately zero during the years ended 2015 and 2014 and $0.1 million in 2013.

Loans on non-accrual status and past due more than 90 days (“Non-performing Loans”) at December 31 follow:

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2015
Commercial
Income producing - real estate	$—	$1,027	$1,027
Land, land development and construction - real estate	49	401	450
Commercial and industrial	69	2,028	2,097
Mortgage
1-4 family	—	4,744	4,744
Resort lending	—	1,094	1,094
Home equity - 1st lien	—	187	187
Home equity - 2nd lien	—	147	147
Purchased loans	—	2	2
Installment
Home equity - 1st lien	—	106	106
Home equity - 2nd lien	—	443	443
Loans not secured by real estate	—	421	421
Other	—	2	2
Payment plan receivables
Full refund	—	2	2
Partial refund	—	2	2
Other	—	1	1
Total recorded investment	$118	$10,607	$10,725
Accrued interest included in recorded investment	$2	$—	$2
2014
Commercial
Income producing - real estate	$—	$1,233	$1,233
Land, land development and construction - real estate	—	594	594
Commercial and industrial	—	2,746	2,746
Mortgage
1-4 family	7	5,945	5,952
Resort lending	—	2,168	2,168
Home equity - 1st lien	—	331	331
Home equity - 2nd lien	—	605	605
Installment
Home equity - 1st lien	—	576	576
Home equity - 2nd lien	—	517	517
Loans not secured by real estate	—	454	454
Other	—	48	48
Payment plan receivables
Full refund	—	2	2
Partial refund	—	12	12
Other	—	—	—
Total recorded investment	$7	$15,231	$15,238
Accrued interest included in recorded investment	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2015
Commercial
Income producing - real estate	$203	$209	$647	$1,059	$305,155	$306,214
Land, land development and construction - real estate	—	—	252	252	44,231	44,483
Commercial and industrial	785	16	151	952	398,618	399,570
Mortgage
1-4 family	1,943	640	4,744	7,327	272,298	279,625
Resort lending	307	—	1,094	1,401	114,619	116,020
Home equity - 1st lien	50	—	187	237	22,327	22,564
Home equity - 2nd lien	439	54	147	640	50,618	51,258
Purchased loans	9	1	2	12	33,245	33,257
Installment
Home equity - 1st lien	315	107	106	528	16,707	17,235
Home equity - 2nd lien	231	149	443	823	19,727	20,550
Loans not secured by real estate	567	83	421	1,071	191,262	192,333
Other	15	3	2	20	2,159	2,179
Payment plan receivables
Full refund	492	62	2	556	21,294	21,850
Partial refund	415	228	2	645	5,834	6,479
Other	110	3	1	114	6,156	6,270
Total recorded investment	$5,881	$1,555	$8,201	$15,637	$1,504,250	$1,519,887
Accrued interest included in recorded investment	$53	$17	$2	$72	$4,765	$4,837
2014
Commercial
Income producing - real estate	$89	$—	$214	$303	$252,763	$253,066
Land, land development and construction - real estate	131	—	223	354	33,984	34,338
Commercial and industrial	2,391	279	209	2,879	402,287	405,166
Mortgage
1-4 family	1,877	1,638	5,952	9,467	269,719	279,186
Resort lending	226	—	2,168	2,394	126,342	128,736
Home equity - 1st lien	39	50	331	420	19,782	20,202
Home equity - 2nd lien	711	89	605	1,405	45,269	46,674
Installment
Home equity - 1st lien	466	37	576	1,079	20,995	22,074
Home equity - 2nd lien	369	81	517	967	28,125	29,092
Loans not secured by real estate	589	231	454	1,274	152,115	153,389
Other	15	3	48	66	2,426	2,492
Payment plan receivables
Full refund	838	214	2	1,054	26,799	27,853
Partial refund	409	123	12	544	6,550	7,094
Other	96	24	—	120	4,934	5,054
Total recorded investment	$8,246	$2,769	$11,311	$22,326	$1,392,090	$1,414,416
Accrued interest included in recorded investment	$55	$29	$—	$84	$4,370	$4,454

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans are as follows:

	December 31,
	2015	2014
	(In thousands)
Impaired loans with no allocated allowance
TDR	$2,518	$9,325
Non - TDR	203	299
Impaired loans with an allocated allowance
TDR - allowance based on collateral	4,810	5,879
TDR - allowance based on present value cash flow	81,002	94,970
Non - TDR - allowance based on collateral	260	2,296
Non - TDR - allowance based on present value cash flow	—	—
Total impaired loans	$88,793	$112,769
Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$2,436	$2,025
TDR - allowance based on present value cash flow	8,471	10,188
Non - TDR - allowance based on collateral	76	1,020
Non - TDR - allowance based on present value cash flow	—	—
Total amount of allowance for loan losses allocated	$10,983	$13,233

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans by class as of December 31 are as follows (1):

	2015			2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$641	$851	$—	$5,868	$6,077	$—
Land, land development & construction-real estate	818	1,393	—	1,051	1,606	—
Commercial and industrial	1,245	1,241	—	2,685	2,667	—
Mortgage
1-4 family	23	183	—	—	49	—
Resort lending	—	—	—	48	397	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	76	—	—	40	—
Home equity - 2nd lien	—	—	—	—	—	—
Loans not secured by real estate	—	—	—	—	—	—
Other	—	—	—	—	—	—
	2,727	3,744	—	9,652	10,836	—
With an allowance recorded:
Commercial
Income producing - real estate	8,377	9,232	516	12,836	13,797	689
Land, land development & construction-real estate	1,690	1,778	296	3,456	3,528	499
Commercial and industrial	4,097	4,439	1,896	8,251	8,486	2,006
Mortgage
1-4 family	47,792	49,808	5,132	53,206	56,063	6,195
Resort lending	18,148	18,319	2,662	18,799	18,963	3,075
Home equity - 1st lien	168	172	9	162	177	14
Home equity - 2nd lien	244	325	15	125	205	27
Installment
Home equity - 1st lien	2,364	2,492	143	2,744	2,930	219
Home equity - 2nd lien	2,929	2,951	271	3,212	3,215	419
Loans not secured by real estate	587	658	42	711	835	89
Other	8	8	1	12	12	1
	86,404	90,182	10,983	103,514	108,211	13,233
Total
Commercial
Income producing - real estate	9,018	10,083	516	18,704	19,874	689
Land, land development & construction-real estate	2,508	3,171	296	4,507	5,134	499
Commercial and industrial	5,342	5,680	1,896	10,936	11,153	2,006
Mortgage
1-4 family	47,815	49,991	5,132	53,206	56,112	6,195
Resort lending	18,148	18,319	2,662	18,847	19,360	3,075
Home equity - 1st lien	168	172	9	162	177	14
Home equity - 2nd lien	244	325	15	125	205	27
Installment
Home equity - 1st lien	2,364	2,568	143	2,744	2,970	219
Home equity - 2nd lien	2,929	2,951	271	3,212	3,215	419
Loans not secured by real estate	587	658	42	711	835	89
Other	8	8	1	12	12	1
Total	$89,131	$93,926	$10,983	$113,166	$119,047	$13,233
Accrued interest included in recorded investment	$338			$397
(1)	There were no impaired payment plan receivables or purchased mortgage loans at December 31, 2015 or 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Average recorded investment in and interest income earned on impaired loans by class for the years ended December 31 follows (1):

	2015		2014		2013
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$4,520	$387	$7,660	$250	$5,765	$340
Land, land development & construction-real estate	952	79	1,145	64	3,092	240
Commercial and industrial	2,125	257	3,351	152	3,980	226
Mortgage
1-4 family	19	11	29	—	5	11
Resort lending	12	—	40	1	28	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	5	—	2	1,604	83
Home equity - 2nd lien	—	—	—	—	1,841	96
Loans not secured by real estate	—	—	—	—	470	23
Other	—	—	—	—	15	1
	7,628	739	12,225	469	16,800	1,020
With an allowance recorded:
Commercial
Income producing - real estate	12,677	439	12,772	677	18,164	587
Land, land development & construction-real estate	2,219	54	3,939	149	6,186	149
Commercial and industrial	6,663	104	8,500	294	11,795	457
Mortgage
1-4 family	50,421	2,140	55,877	2,286	60,858	2,622
Resort lending	18,448	670	19,458	753	21,708	836
Home equity - 1st lien	161	8	160	6	136	4
Home equity - 2nd lien	172	13	57	2	42	2
Installment
Home equity - 1st lien	2,539	176	2,837	174	1,448	85
Home equity - 2nd lien	3,055	193	3,359	188	1,546	86
Loans not secured by real estate	653	37	719	35	314	17
Other	10	1	14	1	3	1
	97,018	3,835	107,692	4,565	122,200	4,846
Total
Commercial
Income producing - real estate	17,197	826	20,432	927	23,929	927
Land, land development & construction-real estate	3,171	133	5,084	213	9,278	389
Commercial and industrial	8,788	361	11,851	446	15,775	683
Mortgage
1-4 family	50,440	2,151	55,906	2,286	60,863	2,633
Resort lending	18,460	670	19,498	754	21,736	836
Home equity - 1st lien	161	8	160	6	136	4
Home equity - 2nd lien	172	13	57	2	42	2
Installment
Home equity - 1st lien	2,539	181	2,837	176	3,052	168
Home equity - 2nd lien	3,055	193	3,359	188	3,387	182
Loans not secured by real estate	653	37	719	35	784	40
Other	10	1	14	1	18	2
Total	$104,646	$4,574	$119,917	$5,034	$139,000	$5,866
(1)	There were no impaired payment plan receivables or purchased mortgage loans during the years ending December 31, 2015, 2014 and 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our average investment in impaired loans was approximately $104.6 million, $119.9 million and $139.0 million in 2015, 2014 and 2013, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $4.6 million, $5.0 million and $5.9 million in 2015, 2014 and 2013, respectively, of which the majority of these amounts were received in cash.

Troubled debt restructurings at December 31 follow:

	2015
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$13,318	$68,194		$81,512
Non-performing TDR’s (1)	3,041	3,777	(2)	6,818
Total	$16,359	$71,971		$88,330
	2014
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$29,475	$73,496		$102,971
Non-performing TDR’s (1)	1,978	5,225	(2)	7,203
Total	$31,453	$78,721		$110,174
(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $10.9 million and $12.2 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2015 and 2014, respectively. We have committed to lend additional amounts totaling up to $0.04 million at both December 31, 2015 and 2014, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

The terms of certain loans were modified as troubled debt restructurings and generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 9 months to 36 months but have extended to as much as 480 months in certain circumstances. Modifications involving an extension of the maturity date have generally been for periods ranging from 1 month to 60 months but have extended to as much as 230 months in certain circumstances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans that have been classified as troubled debt restructurings during the years ended December 31 follow:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2015
Commercial
Income producing - real estate	2	$229	$227
Land, land development & construction-real estate	—	—	—
Commercial and industrial	17	3,188	2,960
Mortgage
1-4 family	8	1,345	1,128
Resort lending	1	313	307
Home equity - 1st lien	1	20	20
Home equity - 2nd lien	1	27	27
Purchased loans	—	—	—
Installment
Home equity - 1st lien	6	220	186
Home equity - 2nd lien	8	228	217
Loans not secured by real estate	2	19	25
Other	—	—	—
Total	46	$5,589	$5,097
2014
Commercial
Income producing - real estate	4	$426	$389
Land, land development & construction-real estate	2	55	44
Commercial and industrial	13	2,236	1,606
Mortgage
1-4 family	15	1,576	1,570
Resort lending	6	1,583	1,572
Home equity - 1st lien	1	17	14
Home equity - 2nd lien	1	85	84
Installment
Home equity - 1st lien	13	631	523
Home equity - 2nd lien	9	400	400
Loans not secured by real estate	6	114	106
Other	—	—	—
Total	70	$7,123	$6,308
2013
Commercial
Income producing - real estate	6	$4,798	$3,869
Land, land development & construction-real estate	1	16	—
Commercial and industrial	23	2,522	1,901
Mortgage
1-4 family	20	1,968	1,995
Resort lending	5	1,240	1,231
Home equity - 1st lien	1	95	97
Home equity - 2nd lien	—	—	—
Installment
Home equity - 1st lien	25	659	657
Home equity - 2nd lien	16	508	508
Loans not secured by real estate	5	149	110
Other	—	—	—
Total	102	$11,955	$10,368

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The troubled debt restructurings described above increased (decreased) the allowance for loan losses by $0.4 million, $0.2 million and $(0.3) million during the years ended December 31, 2015, 2014 and 2013, respectively and resulted in charge offs of $0.16 million, $0.04 million and $0.5 million during the years ended December 31, 2015, 2014 and 2013, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2015
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	2	157
Mortgage
1-4 family	2	73
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Purchased loans	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	1	4
Other	—	—
Total	5	$234
2014
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	2	319
Mortgage
1-4 family	1	125
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	—	—
Other	—	—
Total	3	$444

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Recorded Balance
	(Dollars in thousands)
2013
Commercial
Income producing - real estate	1	$693
Land, land development & construction-real estate	1	334
Commercial and industrial	2	143
Mortgage
1-4 family	1	106
Resort lending	1	156
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	2	32
Home equity - 2nd lien	1	22
Loans not secured by real estate	—	—
Other	—	—
Total	9	$1,486

A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased (decreased) the allowance for loan losses by $(0.03) million, $0.02 million and zero during the years ended December 31, 2015, 2014 and 2013, respectively and resulted in charge offs of zero, zero and $0.2 million during the years ended December 31, 2015, 2014 and 2013, respectively.

The terms of certain other loans were modified during the years ending December 31, 2015, 2014 and 2013 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, we perform an evaluation of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

Credit Quality Indicators – As part of our on on-going monitoring of the credit quality of our loan portfolios, we track certain credit quality indicators including (a) weighted-average risk grade of commercial loans, (b) the level of classified commercial loans, (c) credit scores of mortgage and installment loan borrowers, (d) financial performance of certain counterparties for payment plan receivables and (e) delinquency history and non-performing loans.

For commercial loans, we use a loan rating system that is similar to those employed by state and federal banking regulators. Loans are graded on a scale of 1 to 12. A description of the general characteristics of the ratings follows:

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

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2015
Income producing - real estate	$296,898	$6,866	$1,423	$1,027	$306,214
Land, land development and construction - real estate	40,844	2,995	243	401	44,483
Commercial and industrial	371,357	19,502	6,683	2,028	399,570
Total	$709,099	$29,363	$8,349	$3,456	$750,267
Accrued interest included in total	$1,729	$108	$32	$—	$1,869
2014
Income producing - real estate	$241,266	$8,649	$1,918	$1,233	$253,066
Land, land development and construction - real estate	30,869	2,485	390	594	34,338
Commercial and industrial	372,947	23,475	5,998	2,746	405,166
Total	$645,082	$34,609	$8,306	$4,573	$692,570
Accrued interest included in total	$1,479	$111	$25	$—	$1,615

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Purchased Loans	Total
	(In thousands)
2015
800 and above	$28,760	$13,943	$4,374	$7,696	$2,310	$57,083
750-799	78,802	40,888	7,137	17,405	23,283	167,515
700-749	56,519	31,980	4,341	11,022	6,940	110,802
650-699	51,813	17,433	3,203	7,691	—	80,140
600-649	27,966	4,991	1,467	3,684	—	38,108
550-599	16,714	3,070	1,027	1,918	—	22,729
500-549	10,610	1,051	572	1,295	—	13,528
Under 500	4,708	554	244	265	—	5,771
Unknown	3,733	2,110	199	282	724	7,048
Total	$279,625	$116,020	$22,564	$51,258	$33,257	$502,724
Accrued interest included in total	$1,396	$477	$87	$196	$114	$2,270

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Purchased Loans	Total
	(In thousands)
2014
800 and above	$27,918	$14,484	$3,863	$6,225	$—	$52,490
750-799	72,674	45,950	6,128	14,323	—	139,075
700-749	52,843	32,660	3,054	9,642	—	98,199
650-699	51,664	20,250	3,257	8,194	—	83,365
600-649	27,770	6,538	1,704	3,862	—	39,874
550-599	21,361	3,639	994	1,721	—	27,715
500-549	14,575	2,156	699	1,401	—	18,831
Under 500	6,306	875	261	632	—	8,074
Unknown	4,075	2,184	242	674	—	7,175
Total	$279,186	$128,736	$20,202	$46,674	$—	$474,798
Accrued interest included in total	$1,311	$562	$88	$209	$—	$2,170

(1)	Credit scores have been updated within the last twelve months.
	Installment (1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
2015
800 and above	$1,792	$1,782	$44,254	$58	$47,886
750-799	4,117	5,931	86,800	531	97,379
700-749	2,507	3,899	34,789	694	41,889
650-699	3,508	4,182	16,456	499	24,645
600-649	2,173	2,153	4,979	200	9,505
550-599	1,800	1,346	1,997	109	5,252
500-549	1,056	855	1,170	61	3,142
Under 500	223	370	385	23	1,001
Unknown	59	32	1,503	4	1,598
Total	$17,235	$20,550	$192,333	$2,179	$232,297
Accrued interest included in total	$78	$83	$520	$17	$698
2014
800 and above	$2,272	$2,835	$31,507	$60	$36,674
750-799	5,677	8,557	66,558	583	81,375
700-749	3,111	6,358	28,179	689	38,337
650-699	3,963	5,477	16,152	615	26,207
600-649	3,434	2,408	5,128	255	11,225
550-599	2,019	1,913	1,896	134	5,962
500-549	1,128	1,036	1,672	84	3,920
Under 500	393	427	455	28	1,303
Unknown	77	81	1,842	44	2,044
Total	$22,074	$29,092	$153,389	$2,492	$207,047
Accrued interest included in total	$93	$112	$445	$19	$669

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. See note #11 for more information about Mepco’s business. As of December 31, 2015, approximately 63.2% of Mepco’s outstanding payment plan receivables relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 18.7% of Mepco’s outstanding payment plan receivables as of December 31, 2015, relate to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables relate to programs in which there is no insurer or risk retention group that has any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitor financial information on the counterparties as we evaluate the credit quality of this portfolio.

The following table summarizes credit ratings of insurer or risk retention group counterparties by class of payment plan receivable at December 31:

	Payment Plan Receivables
	Full Refund	Partial Refund	Other	Total
	(In thousands)
2015
AM Best rating
A+	$—	$6	$—	$6
A	2,712	5,203	—	7,915
A-	3,418	1,177	6,265	10,860
Not rated	15,720	93	5	15,818
Total	$21,850	$6,479	$6,270	$34,599
2014
AM Best rating
A+	$—	$43	$—	$43
A	10,007	6,190	—	16,197
A-	1,989	685	5,054	7,728
Not rated	15,857	176	—	16,033
Total	$27,853	$7,094	$5,054	$40,001

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

Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2015	2014
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$898,443	$913,863
Freddie Mac	707,891	748,833
Ginnie Mae	37,884	—
Other	107	104
Total	$1,644,325	$1,662,800

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $21.8 million and $20.9 million, at December 31, 2015 and 2014, respectively.

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

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2015	2014	2013
	(In thousands)
Balance at beginning of year	$12,106	$13,710	$11,013
Originated servicing rights capitalized	2,697	1,823	3,210
Amortization	(2,868)	(2,509)	(3,745)
Change in valuation allowance	501	(918)	3,232
Balance at end of year	$12,436	$12,106	$13,710
Valuation allowance	$3,272	$3,773	$2,855
Loans sold and serviced that have had servicing rights capitalized	$1,643,086	$1,661,269	$1,732,476

The fair value of capitalized mortgage loan servicing rights was $12.9 million and $12.6 million at December 31, 2015 and 2014, respectively. Fair value was determined using an average coupon rate of 4.32%, average servicing fee of 0.254%, average discount rate of 10.04% and an average Public Securities Association (“PSA”) prepayment rate of 203 for December 31, 2015; and an average coupon rate of 4.44%, average servicing fee of 0.253%, average discount rate of 10.07% and an average PSA prepayment rate of 200 for December 31, 2014.

NOTE 5 – OTHER REAL ESTATE OWNED

A summary of other real estate owned activity for the years ended December 31 follows (1):

	2015	2014	2013
	(In thousands)
Balance at beginning of year, net of valuation allowance	$6,370	$18,088	$25,748
Loans transferred to other real estate owned	6,694	6,143	6,932
Sales of other real estate owned	(5,502)	(17,198)	(11,994)
Additions to valuation allowance charged to expense	(492)	(663)	(2,598)
Balance at end of year, net of valuation allowance	$7,070	$6,370	$18,088

(1)	Table excludes other repossessed assets totaling $0.08 million at both December 31, 2015 and 2014, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We periodically review our real estate owned properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate owned follows:

	2015	2014	2013
	(In thousands)
Balance at beginning of year	$2,511	$4,047	$5,958
Additions charged to expense	492	663	2,598
Direct write-downs upon sale	(1,311)	(2,199)	(4,509)
Balance at end of year	$1,692	$2,511	$4,047

At December 31, 2015 and 2014, the balance of other real estate owned includes $2.8 million and $2.9 million of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $1.1 million and $2.5 million at December 31, 2015 and 2014, respectively.

Other real estate and repossessed assets totaling $7.2 million and $6.5 million at December 31, 2015 and 2014, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2015	2014
	(In thousands)
Land	$15,152	$14,904
Buildings	57,638	59,486
Equipment	79,842	79,809
	152,632	154,199
Accumulated depreciation and amortization	(109,529)	(108,251)
Property and equipment, net	$43,103	$45,948

Depreciation expense was $6.6 million, $6.7 million and $6.7 million in 2015, 2014 and 2013, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$6,118	$3,838	$6,118	$3,491

Intangible amortization expense was $0.3 million, $0.5 million and $0.8 million in 2015, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of estimated core deposit intangible amortization at December 31, 2015, follows:

(In thousands)
2016	$347
2017	346
2018	346
2019	346
2020	346
2021 and thereafter	549
Total	$2,280

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2015	2014	2013
	(In thousands)
Savings and interest bearing checking	$1,056	$1,064	$1,131
Time deposits under $100,000	1,586	2,467	2,995
Time deposits of $100,000 or more	1,367	1,436	1,580
Total	$4,009	$4,967	$5,706

Aggregate time deposits in denominations of $250,000 or more amounted to $110.4 million and $42.8 million at December 31, 2015 and 2014, respectively.

A summary of the maturity of time deposits at December 31, 2015, follows:

(In thousands)
2016	$302,136
2017	66,288
2018	27,367
2019	15,432
2020	11,763
2021 and thereafter	3,234
Total	$426,220

Time deposits acquired through broker relationships totaled zero and $11.3 million at December 31, 2015 and 2014, respectively.

Reciprocal deposits totaled $50.2 million and $53.7 million at December 31, 2015 and 2014, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2015	2014
	(In thousands)
Demand	$3,436	$5,867
Money market	8,340	7,692
Time	38,431	40,109
Total	$50,207	$53,668

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2015	2014
	(In thousands)
Advances from the FHLB	$11,949	$12,464
Other	5	6
Total	$11,954	$12,470

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 135% to 174%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $7.8 million at December 31, 2015. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $179.6 million at December 31, 2015. Interest expense on advances amounted to $0.8 million, $0.9 million and $1.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. No FHLB advances were terminated during 2015, 2014 or 2013.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2015, we were in compliance with the FHLB stock ownership requirements.

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2015		2014
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2016	$2,089	6.55%	$2,205	6.55%
2017	1,258	7.04	1,320	7.04
2018	5,437	5.99	5,671	5.99
2019	—		—
2020	3,165	7.49	3,268	7.49
Total advances	$11,949	6.59%	$12,464	6.59%

A summary of contractually required repayments of FHLB Advances at December 31, 2015, follows:

(In thousands)
2016	$2,521
2017	1,587
2018	5,042
2019	143
2020	2,656
Total	$11,949

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2015, 2014 or 2013. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $307.7 million at December 31, 2015. Collateral for FRB borrowings are certain commercial loans.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $781.8 million at December 31, 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $34.5 million at both December 31, 2015 and 2014, respectively, qualified as Tier 1 regulatory capital.

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

		2015 and 2014
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$35,569	$34,500	$1,069

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2015 and 2014 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2015 and 2014.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2015	2014
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$243,458	$204,827
Standby letters of credit	3,582	2,757

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 2.75% to 8.25% and mature through 2018.

We are involved in various litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $1.0 million. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages, this maximum amount may change in the future.

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

Our Mepco segment conducts its payment plan business activities across the United States. Mepco acquires the payment plans from companies (which we refer to as Mepco’s “counterparties”) at a discount from the face amount of the payment plan. Each payment plan (which are classified as payment plan receivables in our Condensed Consolidated Statements of Financial Condition) permits a consumer to purchase a vehicle service contract by making installment payments, generally for a term of 12 to 24 months, to the sellers of those contracts (one of the “counterparties”). Mepco thereafter collects the payments from consumers. In acquiring the payment plan, Mepco generally funds a portion of the cost to the seller of the service contract and a portion of the cost to the administrator of the service contract. The administrator, in turn, pays the necessary contractual liability insurance policy (“CLIP”) premium to the insurer or risk retention group.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. At both December 31, 2015 and 2014, the aggregate amount of such obligations owing to Mepco by counterparties, net of write-downs and reserves made through the recognition of vehicle service contract counterparty contingencies expense, totaled $7.2 million. Mepco is currently in the process of working to recover these receivables, primarily through litigation against counterparties.

In some cases, Mepco requires collateral or guaranties by the principals of the counterparties to secure these refund obligations; however, this is generally only the case when no insurance company is involved to guarantee the repayment obligation of the seller and administrator counterparties. In most cases, there is no collateral to secure the counterparties’ refund obligations to Mepco, but Mepco has the contractual right to offset unpaid refund obligations against amounts Mepco would otherwise be obligated to fund to the counterparties. In addition, even when collateral is involved, the refund obligations of these counterparties are not fully secured. Mepco incurs losses when it is unable to fully recover funds owing to it by counterparties upon cancellation of the underlying service contracts. The sudden failure of one of Mepco’s major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

When counterparties do not honor their contractual obligations to Mepco to repay funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. Mepco has had to initiate litigation against certain counterparties, including third party insurers, to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations to Mepco. For 2015, 2014 and 2013, non-interest expenses include $0.1 million, $0.2 million and $4.8 million, respectively, of charges related to estimated losses for vehicle service contract counterparty contingencies. The significant decrease in this expense in 2014 (from 2013) is due to 2013 including write-downs of vehicle service contract counterparty receivables related to settlements of certain litigation to collect these receivables. Given the costs and uncertainty of continued litigation, we determined it was in our best interest to resolve these matters. These charges are being classified in non-interest expense because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

An analysis of our vehicle service contract counterparty receivable, net follows:

	2015	2014	2013
	(In thousands)
Balance at beginning of year, net of reserve	$7,237	$7,716	$18,449
Transfers in from payment plan receivables	1,203	180	792
Reserves established and charge-offs recorded to expense	(119)	(199)	(4,837)
Transferred to (from) contingency reserves	—	(75)	63
Cash received	(1,092)	(385)	(6,751)
Balance at end of year, net of reserve	$7,229	$7,237	$7,716
Reserve at end of year	$56	$1,370	$1,300

An analysis of our vehicle service contract counterparty reserve follows:

	2015	2014	2013
	(In thousands)
Balance at beginning of year	$1,370	$1,375	$2,012
Additions charged to expense	119	199	4,837
Charge-offs, net	(1,433)	(204)	(5,474)
Balance at end of year	$56	$1,370	$1,375
Reserves recorded in VSC counterparty receivables, net	$56	$1,370	$1,300
Reserves recorded in accrued expenses and other liabilities	—	—	75
Total at end of year	$56	$1,370	$1,375

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac and Ginnie Mae). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. In November 2013, we executed a Resolution Agreement with Fannie Mae to resolve our existing and future repurchase and make whole obligations (collectively “Repurchase Obligations”) related to mortgage loans originated between January 1, 2000 and December 31, 2008 and delivered to them by January 31, 2009. Under the terms of the Resolution Agreement, we paid Fannie Mae approximately $1.5 million in November 2013 with respect to the Repurchase Obligations. We believe that it was in our best interest to execute the Resolution Agreement in order to bring finality to the loss reimbursement exposure with Fannie Mae for these years and reduce the resources spent on individual file reviews and defending loss reimbursement requests. In addition, we were notified by Freddie Mac in January 2014 that they had completed their review of mortgage loans that we originated between January 1, 2000 and December 31, 2008 and delivered to them. The reserve for loss reimbursements on sold mortgage loans totaled $0.5 million and $0.7 million at December 31, 2015 and 2014, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2015 and 2014 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

On January 21, 2015, our Board of Directors authorized a share repurchase plan (the “Repurchase Plan”) to buy back up to 5% of our outstanding common stock through December 31, 2015. The repurchases were made through open market transactions and totaled 967,199 shares of common stock for an aggregate purchase price of $13.5 million.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2015	2014	2013
	(In thousands, except per share amounts)
Net income applicable to common stock	$20,017	$18,021	$82,062
Convertible preferred stock dividends	—	—	3,001
Preferred stock discount	—	—	(7,554)
Net income applicable to common stock for calculation of diluted earnings per share	$20,017	$18,021	$77,509
Weighted average shares outstanding (1)	22,716	22,927	13,970
Restricted stock units	233	306	363
Effect of stock options	119	124	92
Stock units for deferred compensation plan for non-employee directors	112	114	125
Effect of convertible preferred stock	—	—	7,314
Weighted average shares outstanding for calculation of diluted earnings per share	23,180	23,471	21,864
Net income per common share
Basic (1)	$0.88	$0.79	$5.87
Diluted	$0.86	$0.77	$3.55

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive totaled 0.03 million, 0.03 million and 0.1 million for 2015, 2014 and 2013, respectively. The Amended Warrant issued to the UST to purchase 346,154 shares of our common stock was also not considered in computing the diluted net income per common share in 2013 as it was anti-dilutive.

NOTE 13 – INCOME TAX

The composition of income tax expense (benefit) for the years ended December 31 follows:

	2015	2014	2013
	(In thousands)
Current	$200	$(359)	$(277)
Deferred	9,128	7,672	—
Disproportionate tax effect	—	—	1,444
Valuation allowance - change in estimate	35	(118)	(56,018)
Income tax expense (benefit)	$9,363	$7,195	$(54,851)

Income tax expense (benefit) was $9.4 million, $7.2 million and $(54.9) million during the years ended December 31, 2015, 2014 and 2013. Prior to the second quarter of 2013, we had established a deferred tax asset valuation allowance against all of our net deferred tax assets. The reversal of substantially all of this valuation allowance on our deferred tax assets during the second quarter of 2013 resulted in our recording an income tax benefit of $57.6 million. In addition, during the second quarter of 2013, we recorded $1.4 million of income tax expense to clear from accumulated other comprehensive loss (“AOCL”) the disproportionate tax effects from cash flow hedges. These disproportionate tax effects had been charged to other comprehensive income (loss) and credited to income tax expense (benefit) due to our valuation allowance on deferred tax assets as more fully discussed in note #24. Because we terminated our last remaining cash flow hedge in the second quarter of 2013, it was appropriate to clear these disproportionate tax effects from AOCL.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax expense (benefit) in the Consolidated Statements of Operations also includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $(0.1) million, zero and $(0.2) million in 2015, 2014 and 2013, respectively.

The deferred income tax expense of $9.1 million and $7.7 million during 2015 and 2014 can be primarily attributed to tax effects of temporary differences. The deferred income tax benefit of $56.0 million during 2013 is attributed to the reversal of our deferred tax valuation allowance on primarily all of our deferred tax assets.

A reconciliation of income tax expense (benefit) to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to the income before income tax for the years ended December 31 follows:

	2015	2014	2013
	(In thousands)
Statutory rate applied to income before income tax	$10,283	$8,826	$7,930
Bank owned life insurance	(449)	(480)	(477)
Tax-exempt income	(434)	(522)	(402)
Unrecognized tax benefit	(135)	(595)	(186)
Non-deductible meals, entertainment and memberships	43	53	55
Net change in valuation allowance	35	(118)	(63,980)
Disproportionate tax effect	—	—	1,444
U.S. Treasury warrant	—	—	359
Share-based compensation	—	—	8
Other, net	20	31	398
Income tax expense (benefit)	$9,363	$7,195	$(54,851)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2015	2014
	(In thousands)
Deferred tax assets
Loss carryforwards	$25,516	$32,933
Allowance for loan losses	7,901	9,099
Alternative minimum tax credit carry forward	3,427	3,037
Property and equipment	3,369	3,239
Purchase premiums, net	1,755	2,050
Share based payments	786	684
Valuation allowance on other real estate	592	879
Unrealized loss on trading securities	578	559
Deferred compensation	404	448
Other than temporary impairment charge on securities available for sale	382	436
Non accrual loan interest income	232	244
Reserve for unfunded lending commitments	228	189
Loss reimbursement on sold loans reserve	186	242
Unrealized loss on securities available for sale	128	—
Vehicle service contract counterparty contingency reserve	21	521
Gross deferred tax assets	45,505	54,560
Valuation allowance	(1,054)	(1,019)
Total net deferred tax assets	44,451	53,541

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2015	2014
	(In thousands)
Deferred tax liabilities
Capitalized mortgage loan servicing rights	4,353	4,237
Deferred loan fees	256	260
Federal Home Loan Bank stock	45	196
Unrealized gain on securities available for sale	—	87
Other	162	129
Gross deferred tax liabilities	4,816	4,909
Net deferred tax assets	$39,635	$48,632

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

We have also concluded subsequent to June 30, 2013, that the realization of substantially all of our deferred tax assets continues to be more likely than not for substantially the same reasons as enumerated above, including 10 additional profitable quarters since June 30, 2013.

The valuation allowance against our deferred tax assets totaled $1.1 million and $1.0 million at December 31, 2015 and 2014, respectively. The valuation allowance against our deferred tax assets at December 31, 2015 primarily relates to state income taxes from our Mepco segment. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business over the past three years.

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

At December 31, 2015, we had federal net operating loss (“NOL”) carryforwards of approximately $73.4 million which, if not used against taxable income, will expire as follows:

(In thousands)
2030	$18,496
2031	17,170
2032	37,739
Total	$73,405

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$3.4 million of NOL carryforwards in the table above relate to unrealized excess benefits on share based compensation for which a benefit will be recorded to additional paid in capital (common stock) when realized. We also had a minor amount of state NOL carryforwards in certain states where Mepco operates. In addition, we had $3.4 million of alternative minimum tax credit carryforwards with indefinite lives at December 31, 2015.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2015	2014	2013
	(In thousands)
Balance at beginning of year	$1,091	$1,672	$1,871
Additions based on tax positions related to the current year	20	18	11
Reductions due to the statute of limitations	(135)	(595)	(186)
Reductions due to settlements	—	(4)	(24)
Balance at end of year	$976	$1,091	$1,672

If recognized, the entire amount of unrecognized tax benefits, net of $0.3 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2015, 2014 and 2013. No amounts were accrued for interest and penalties at December 31, 2015, 2014 or 2013. At December 31, 2015, U.S. Federal tax years 2012 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.3 million shares of common stock as of December 31, 2015. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million shares of common stock as of December 31, 2015. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2015 and 2014, pursuant to our long-term incentive plan, we granted in each year 0.07 million, shares of restricted stock and 0.03 million performance stock units (“PSUs”) to certain officers. The shares of restricted stock issued during 2015 cliff vest after a period of three years, the shares of restricted stock issued during 2014 vest ratably over three years and the PSUs issued in both years cliff vest after a period of three years. The performance feature of the PSUs is based on a comparison of our total shareholder return over the three year period starting on the grant date to the total shareholder return over that period for a banking index of our peers.

During 2013, we issued 0.1 million restricted stock units to certain of our executive officers. These restricted stock units cliff vest after a period of three years. We used the market value of the common stock on the date of grant to measure compensation cost for these non-vested share awards.

During 2013, pursuant to our performance-based compensation plans, we granted 0.1 million stock options to certain officers. The stock options have an exercise price equal to the market value on the date of grant, vest ratably over a three year period and expire 10 years from date of grant. We use the Black Scholes option pricing model to measure compensation cost for stock options. We also estimate expected forfeitures over the vesting period.

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock are issued each quarter and vest immediately. We issued 0.01 million shares, 0.01 million shares and 0.06 million shares to directors during 2015, 2014 and 2013, respectively, and expensed their value during those same periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2013, a portion of our president’s annual salary was paid in the form of common stock. The amount paid in common stock (also referred to as “salary stock”) was $0.020 million. These shares were issued each pay period and vested immediately. No salary stock was paid during 2015 and 2014.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.4 million, $1.0 million and $0.9 million in 2015, 2014 and 2013, respectively. The corresponding tax benefit relating to this expense was $0.5 million, $0.4 million and zero in 2015, 2014 and 2013, respectively. Total expense recognized for non-employee director share based payments was $0.1 million, $0.2 million and $0.3 million in 2015, 2014 and 2013, respectively. The corresponding tax benefit relating to this expense was $0.03 million, $0.1 million and zero in 2015, 2014 and 2013, respectively.

At December 31, 2015, the total expected compensation cost related to non-vested stock options, restricted stock, PSUs and restricted stock unit awards not yet recognized was $1.5 million. The weighted-average period over which this amount will be recognized is 1.6 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2015	281,820	$4.69
Granted	—
Exercised	(42,204)	3.25
Forfeited	(2,096)	4.77
Expired	(1,924)	6.79
Outstanding at December 31, 2015	235,596	$4.94	6.12	$2,443
Vested and expected to vest at December 31, 2015	234,949	$4.93	6.11	$2,437
Exercisable at December 31, 2015	213,154	$4.78	5.98	$2,245

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2015	407,130	$6.31
Granted	108,761	13.07
Vested	(249,526)	3.92
Forfeited	(4,384)	12.88
Outstanding at December 31, 2015	261,981	$11.29

A summary of the weighted-average assumptions used in the Black-Scholes option pricing model for grants of stock options follows (no stock options were granted in 2015 and 2014):

2013
Expected dividend yield	0.31%
Risk-free interest rate	1.12
Expected life (in years)	6.00
Expected volatility	101.30%
Per share weighted-average grant date fair value	$4.98

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

Certain information regarding options exercised during the periods ending December 31 follows:

	2015	2014	2013
	(In thousands)
Intrinsic value	$444	$321	$117
Cash proceeds received	$137	$96	$39
Tax benefit realized	$155	$112	$—

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. During 2015 we matched 50% of employee contributions to the 401(k) plan up to a maximum of 4% of participating employees’ eligible wages. During 2014 and 2013 we matched 100% of employee contributions up to a maximum of 2% and 1%, respectively of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2015 and 2014 and 3% for 2013. Amounts expensed for these retirement plans were $1.2 million, $1.0 million, and $1.2 million in 2015, 2014 and 2013, respectively.

Our officers participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $5.7 million, $4.2 million and $5.0 million, in 2015, 2014 and 2013, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $3.6 million, $3.9 million and $3.8 million in 2015, 2014 and 2013 respectively. These insurance programs are also available to retired employees at their own expense.

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2015	2014	2013
	(In thousands)
Investment and insurance commissions	$1,827	$1,814	$1,709
ATM fees	1,551	1,599	1,661
Bank owned life insurance	1,282	1,371	1,363
Other real estate rental income	128	1,295	1,471
Other	2,904	2,852	2,333
Total other non-interest income	$7,692	$8,931	$8,537

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2015
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$20,581	0.1	$550
Mandatory commitments to sell mortgage loans	46,320	0.1	69
Pay-fixed interest rate swap agreements	27,587	8.0	(497)
Pay-variable interest rate swap agreements	27,587	8.0	497
Purchased options	2,098	5.7	122
Written options	2,098	5.7	(122)
Total	$126,271	3.7	$619
	2014
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$16,759	0.1	$437
Mandatory commitments to sell mortgage loans	38,600	0.1	(184)
Pay-fixed interest rate swap agreements	3,300	9.4	(182)
Pay-variable interest rate swap agreements	3,300	9.4	182
Total	$61,959	1.1	$253

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges during 2013 included certain pay-fixed interest rate swaps which converted the variable-rate cash flows on debt obligations to fixed-rates. During the second quarter of 2013 we terminated our last Cash Flow Hedge pay-fixed interest rate swap and paid a termination fee of $0.6 million. The remaining unrealized loss on the terminated pay-fixed interest rate swap which was equal to this termination fee was included as a component of accumulated other comprehensive loss and was amortized into earnings through December 31, 2014, the original remaining life of the pay-fixed interest rate swap.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

During 2015, we began offering to our deposit customers an equity linked time deposit product (“Altitude CD”). The Altitude CD is a time deposit that provides the customer a guaranteed return of principal at maturity plus a potential equity return (a written option), while we receive a like stream of funds based on the equity return (a purchased option). The written and purchased options will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the written and purchased options in the table above relate to this Altitude CD product.

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

During the second quarter of 2014, we completed a securities trade in which we shorted a $13 million UST security. This UST short was terminated during the fourth quarter of 2014 and the change in the fair value of the short position from the inception date to the termination date has been recorded in net gains on securities in our Consolidated Statements of Operations.

During 2010, we entered into an amended and restated warrant with the UST that would allow them to purchase our common stock at a fixed price (see Note #12). Because of certain anti-dilution features included in the Amended Warrant, it was not considered to have been indexed to our common stock and was therefore accounted for as a derivative instrument and recorded as a liability. Any change in value of the Amended Warrant while it was accounted for as a derivative was recorded in non-interest income in our Consolidated Statements of Operations. However, the anti-dilution features in the Amended Warrant which caused it to be accounted for as a derivative and included in accrued expenses and other liabilities on our Consolidated Statements of Financial Condition expired on April 16, 2013. As a result, the Amended Warrant was reclassified into shareholders’ equity on that date at its then fair value which totaled $1.5 million. During the third quarter of 2013, we repurchased the Amended Warrant from the UST (see Note #12).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2015		2014		2015		2014
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives not designated as hedging instruments

Rate-lock mortgage loan commitments	Other assets	$550	Other assets	$437	Other liabilities	$—	Other liabilities	$—
Mandatory commitments to sell mortgage loans	Other assets	69	Other assets	—	Other liabilities	—	Other liabilities	184
Pay-fixed interest rate swap agreements	Other assets	—	Other assets	—	Other liabilities	497	Other liabilities	182
Pay-variable interest rate swap agreements	Other assets	497	Other assets	182	Other liabilities	—	Other liabilities	—
Purchased options	Other assets	122	Other assets	—	Other liabilities	—	Other liabilities	—
Written options	Other assets	—	Other assets	—	Other liabilities	122	Other liabilities	—
Total derivatives		$1,238		$619		$619		$366

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Loss Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (1)	Gain (Loss) Recognized in Income (1)
	2015	2014	2013		2015	2014	2013		2015	2014	2013
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$—	$—	$(37)	Interest expense	$—	$(380)	$(397)	Interest expense	$—	$—	$—
Total	$—	$—	$(37)		$—	$(380)	$(397)		$—	$—	$—

No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$113	$71	$(1,002)
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	253	(312)	250
Pay-fixed interest rate swap agreements								Interest income	(315)	(182)	—
Pay-variable interest rate swap agreements								Interest income	315	182	—
Purchased options								Interest expense	122	—	—
Written options								Interest expense	(122)	—	—
UST short position								Gain on securities	—	295	—
Amended Warrant								Increase in fair value of U.S. Treasury warrant	—	—	(1,025)
Total									$366	$54	$(1,777)
(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2015 and 2014.

A summary of loans to our directors and executive officers whose borrowing relationship (which includes loans to entities in which the individual owns a 10% or more voting interest) exceeds $60,000 for the years ended December 31 follows:

	2015	2014
	(In thousands)
Balance at beginning of year	$216	$351
New loans and advances	—	—
Repayments	(26)	(135)
Balance at end of year	$190	$216

Deposits held by us for directors and executive officers totaled $1.3 million and $1.0 million at December 31, 2015 and 2014, respectively.

NOTE 18 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2015, follows:

(In thousands)
2016	$1,054
2017	862
2018	809
2019	720
2020	666
2021 and thereafter	253
Total	$4,364

Rental expense on operating leases totaled $1.2 million, $1.3 million and $1.2 million in 2015, 2014 and 2013, respectively.

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2015, include $538.5 million of loans secured by residential real estate and $62.6 million of construction and development loans. In addition, we have a concentration of credit within the vehicle service contract industry. At December 31, 2015, we had $34.6 million of payment plan receivables. Our recourse for nonpayment of these payment plan receivables is against our counterparties operating within the vehicle service contract industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2015: Lessors of Nonresidential Real Estate ($259.1 million); Lessors of Residential Real Estate ($82.1 million); Health Care and Social Assistance ($67.8 million) and Construction General Contractors and Land Development ($54.4 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

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

The five largest concentrations by insurance company, risk retention group or other party backing the service contract represents approximately 42.4%, 24.0%, 15.0%, 7.8% and 3.7%, respectively, of Mepco’s payment plan receivables at December 31, 2015. These companies have provided the insurance coverage for the vehicle service contracts underlying the payment plan receivables; however, these companies are not all obligated to Mepco for the repayment of the payment plan receivables upon cancellation of the underlying vehicle service contracts and payment plans. Mepco has varying levels of recourse against such companies. Still, the failure of any insurer backing service contracts related to Mepco’s payment plan receivables could have an adverse effect on Mepco’s collection of those receivables.

The top five vehicle service contract sellers from which Mepco purchases payment plans represent approximately 62.2%, 11.7%, 9.4%, 5.4% and 3.8%, respectively of Mepco’s payment plan receivables at December 31, 2015. See note #11 for additional information on Mepco counterparties.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year’s net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2015, the Bank had negative undivided profits of $10.1 million. We can request regulatory approval for a return of capital from the Bank to the parent company. During the first quarter of 2014, we requested regulatory approval for a $15.0 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on March 28, 2014 and the Bank returned $15.0 million of capital to the parent company on April 9, 2014. During January of 2015, we requested regulatory approval for an additional $18.5 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on February 13, 2015, and the Bank returned $18.5 million of capital to the parent company on February 17, 2015. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 (as of January 1, 2015) capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2015 and 2014, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity Tier 1 capital, the most loss-absorbing form of capital, and implement strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. The New Capital Rules became effective for us on January 1, 2015.

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2015
Total capital to risk-weighted assets
Consolidated	$278,170	16.65%	$133,668	8.00%	NA	NA
Independent Bank	261,894	15.69	133,514	8.00	$166,893	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$257,050	15.38%	$100,251	6.00%	NA	NA
Independent Bank	240,867	14.43	100,136	6.00	$133,514	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$239,271	14.32%	$75,188	4.50%	NA	NA
Independent Bank	240,867	14.43	75,102	4.50	$108,480	6.50%

Tier 1 capital to average assets
Consolidated	$257,050	10.91%	$94,217	4.00%	NA	NA
Independent Bank	240,867	10.23	94,145	4.00	$117,682	5.00%

2014
Total capital to risk-weighted assets
Consolidated	$265,163	18.06%	$117,427	8.00%	NA	NA
Independent Bank	247,883	16.90	117,374	8.00	$146,718	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$246,628	16.80%	$58,714	4.00%	NA	NA
Independent Bank	229,361	15.63	58,687	4.00	$88,031	6.00%

Tier 1 capital to average assets
Consolidated	$246,628	11.18%	$88,206	4.00%	NA	NA
Independent Bank	229,361	10.46	87,687	4.00	$109,609	5.00%

NA — Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands)
Total shareholders’ equity	$251,092	$250,371	$259,947	$257,832
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	238	5,636	238	5,636
Intangible assets	(912)	(2,627)	(912)	(2,627)
Disallowed deferred tax assets	(11,147)	(40,500)	(18,406)	(30,728)
Disallowed capitalized mortgage loan servicing rights	—	(752)	—	(752)
Common equity tier 1 capital	239,271	212,128	240,867	229,361
Qualifying trust preferred securities	34,500	34,500	—	—
Disallowed deferred tax assets	(16,721)	—	—	—
Tier 1 capital	257,050	246,628	240,867	229,361
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	21,120	18,535	21,027	18,522
Total risk-based capital	$278,170	$265,163	$261,894	$247,883

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

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2015 and 2014, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

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

Derivatives: The fair value of rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap agreements is based on a discounted cash flow analysis whose significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management (recurring Level 2). The fair value of purchased and written options is based on prices of financial instruments with similar characteristics and do not typically involve judgment by management (recurring Level 2).

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
	(In thousands)
December 31, 2015:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$148	$148	$—	$—
Securities available for sale
U.S. agency	47,512	—	47,512	—
U.S. agency residential mortgage-backed	196,056	—	196,056	—
U.S. agency commercial mortgage-backed	34,028	—	34,028	—
Private label residential mortgage-backed	4,903	—	4,903	—
Other asset backed	116,904	—	116,904	—
Obligations of states and political subdivisions	144,984	—	144,984	—
Corporate	38,614	—	38,614	—
Trust preferred	2,483	—	2,483	—
Loans held for sale	27,866	—	27,866	—
Derivatives (1)	1,238	—	1,238	—
Liabilities
Derivatives (2)	619	—	619	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	8,481	—	—	8,481
Impaired loans (4)
Commercial
Income producing - real estate	711	—	—	711
Land, land development & construction-real estate	40	—	—	40
Commercial and industrial	1,257	—	—	1,257
Mortgage
1-4 Family	421	—	—	421
Resort lending	129	—	—	129
Other real estate (5)
Commercial
Land, land development & construction-real estate	639	—	—	639
Commercial and industrial	165	—	—	165
Mortgage
1-4 Family	26	—	—	26
Resort lending	107	—	—	107
Home equity - 1st lien	14	—	—	14
Installment
Home equity - 1st lien	36	—	—	36
(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value Measurements Using
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2014:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$203	$203	$—	$—
Securities available for sale
U.S. agency	35,006	—	35,006	—
U.S. agency residential mortgage-backed	257,558	—	257,558	—
U.S. agency commercial mortgage-backed	33,728	—	33,728	—
Private label residential mortgage-backed	6,013	—	6,013	—
Other asset backed	32,353	—	32,353	—
Obligations of states and political subdivisions	143,415	—	143,415	—
Corporate	22,664	—	22,664	—
Trust preferred	2,441	—	2,441	—
Loans held for sale	23,662	—	23,662	—
Derivatives (1)	619	—	619	—
Liabilities
Derivatives (2)	366	—	366	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	9,197	—	—	9,197
Impaired loans (4)
Commercial
Income producing - real estate	869	—	—	869
Land, land development & construction-real estate	354	—	—	354
Commercial and industrial	2,601	—	—	2,601
Mortgage
1-4 Family	1,306	—	—	1,306
Other real estate (5)
Commercial
Income producing - real estate	479	—	—	479
Land, land development & construction-real estate	737	—	—	737
Mortgage
1-4 Family	102	—	—	102
Resort lending	575	—	—	575
Installment
Home equity - 1st lien	13	—	—	13
(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2015 and 2014.

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period Earnings
	Securities	Loans
	(In thousands)
2015
Trading securities	$(55)	$—	$(55)
Loans held for sale	—	90	90

2014
Trading securities	$(295)	$—	$(295)
Loans held for sale	—	258	258

2013
Trading securities	$388	$—	$388
Loans held for sale	—	(1,477)	(1,477)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends.

The following represent impairment charges recognized during the years ended December 31, 2015, 2014 and 2013 relating to assets measured at fair value on a non-recurring basis:

•	Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value, had a carrying amount of $8.5 million, which is net of a valuation allowance of $3.3 million, at December 31, 2015, and had a carrying amount of $9.2 million, which is net of a valuation allowance of $3.8 million, at December 31, 2014. A recovery (charge) of $0.5 million, $(0.9) million and $3.2 million was included in our results of operations for the years ending December 31, 2015, 2014 and 2013, respectively.
•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $5.1 million, with a valuation allowance of $2.5 million at December 31, 2015, and had a carrying amount of $8.2 million, with a valuation allowance of $3.1 million at December 31, 2014. An additional provision for loan losses relating to impaired loans of $1.1 million, $2.1 million and $1.5 million was included in our results of operations for the years ending December 31, 2015, 2014 and 2013, respectively.
•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $1.0 million which is net of a valuation allowance of $1.7 million at December 31, 2015, and a carrying amount of $1.9 million, which is net of a valuation allowance of $2.5 million, at December 31, 2014. An additional charge relating to other real estate measured at fair value of $0.3 million, $0.3 million and $1.6 million was included in our results of operations during the years ended December 31, 2015, 2014 and 2013, respectively.

We had no assets or liabilities measured at fair value on a recurring basis that used significant unobservable inputs (Level 3) during the years ended December 31, 2015 and 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
2015
Capitalized mortgage loan servicing rights	$8,481	Present value of net	Discount rate	10.04%
		servicing revenue	Cost to service	$80
			Ancillary income	24
			Float rate	1.73%
Impaired loans
Commercial (1)	1,605	Sales comparison approach	Adjustment for differences between comparable sales	(2.1)%
		Income approach	Capitalization rate	9.3
Mortgage	550	Sales comparison approach	Adjustment for differences between comparable sales	0.7
Other real estate
Commercial	804	Sales comparison approach	Adjustment for differences between comparable sales	(3.9)
Mortgage and installment	183	Sales comparison approach	Adjustment for differences between comparable sales	75.6

2014
Capitalized mortgage loan servicing rights	$9,197	Present value of net	Discount rate	10.07%
		servicing revenue	Cost to service	$82
			Ancillary income	25
			Float rate	1.77%
Impaired loans
Commercial (1)	2,751	Sales comparison approach	Adjustment for differences between comparable sales	(3.8)%
		Income approach	Capitalization rate	9.3
Mortgage	1,306	Sales comparison approach	Adjustment for differences between comparable sales	8.6
Other real estate
Commercial	1,216	Sales comparison approach	Adjustment for differences between comparable sales	(9.0)
Mortgage and installment	690	Sales comparison approach	Adjustment for differences between comparable sales	34.3
(1)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2015 and 2014, we had an impaired collateral dependent commercial relationship that totaled $0.4 million and $1.1 million, respectively that was primarily secured by collateral other than real estate. Collateral securing this relationship primarily included machinery and equipment and inventory at December 31, 2015 and 2014 and also included accounts receivable at December 31, 2014. Valuation techniques at December 31, 2015, included appraisals and discounting restructuring firm valuations based on estimates of value recovery of each particular asset type. Discount rates used ranged from 0% to 100% of stated values. Valuation techniques at December 31, 2014, included discounting cost and financial statement value approaches based on estimates of value recovery of each particular asset type. Discount rates used ranged from 35% to 100% of stated values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2015	$27,866	$714	$27,152
2014	23,662	624	23,038
2013	20,390	366	20,024

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

Derivative financial instruments: The fair value of rate-lock mortgage loan commitments and mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets, the fair value of interest rate swap agreements is based on a discounted cash flow analysis whose significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management and the fair value of purchased and written options is based on prices of financial instruments with similar characteristics and do not typically involve judgment by management. Each of these instruments has been classified as Level 2 as described in note #21.

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

The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
2015
Assets
Cash and due from banks	$54,260	$54,260	$54,260	$—	$—
Interest bearing deposits	31,523	31,523	31,523	—	—
Interest bearing deposits - time	11,866	11,858	—	11,858	—
Trading securities	148	148	148	—	—
Securities available for sale	585,484	585,484	—	585,484	—
Federal Home Loan Bank and Federal
Reserve Bank Stock	15,471	NA	NA	NA	NA
Net loans and loans held for sale	1,520,346	1,472,613	—	27,866	1,444,747
Accrued interest receivable	6,565	6,565	5	1,969	4,591
Derivative financial instruments	1,238	1,238	—	1,238	—

Liabilities
Deposits with no stated maturity (1)	$1,659,743	$1,659,743	$1,659,743	$—	$—
Deposits with stated maturity (1)	426,220	423,776	—	423,776	—
Other borrowings	11,954	13,448	—	13,448	—
Subordinated debentures	35,569	23,069	—	23,069	—
Accrued interest payable	466	466	21	445	—
Derivative financial instruments	619	619	—	619	—

2014
Assets
Cash and due from banks	$48,326	$48,326	$48,326	$—	$—
Interest bearing deposits	25,690	25,690	25,690	—	—
Interest bearing deposits - time	13,561	13,585	—	13,585	—
Trading securities	203	203	203	—	—
Securities available for sale	533,178	533,178	—	533,178	—
Federal Home Loan Bank and Federal
Reserve Bank Stock	19,919	NA	NA	NA	NA
Net loans and loans held for sale	1,407,634	1,394,424	—	23,662	1,370,762
Accrued interest receivable	5,995	5,995	2	1,599	4,394
Derivative financial instruments	619	619	—	619	—

Liabilities
Deposits with no stated maturity (1)	$1,534,175	$1,534,175	$1,534,175	$—	$—
Deposits with stated maturity (1)	390,127	389,139	—	389,139	—
Other borrowings	12,470	14,560	—	14,560	—
Subordinated debentures	35,569	23,328	—	23,328	—
Accrued interest payable	380	380	21	359	—
Derivative financial instruments	366	366	—	366	—
(1)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $11.8 million and $13.6 million at December 31, 2015 and 2014, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $38.4 million and $40.1 million at December 31, 2015 and 2014, respectively.

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

A summary of selected financial information for our reportable segments follows:

	IB	Mepco	Other (1)(2)	Elimination (3)	Total
	(In thousands)
2015
Total assets	$2,340,566	$57,208	$286,936	$(275,644)	$2,409,066
Interest income	75,552	5,290	72	(72)	80,842
Net interest income	71,448	4,487	(949)	—	74,986
Provision for loan losses	(2,705)	(9)	—	—	(2,714)
Income (loss) before income tax	32,136	(1,183)	(1,478)	(95)	29,380
Net income (loss)	21,727	(712)	(936)	(62)	20,017

2014
Total assets	$2,174,536	$63,378	$286,158	$(275,342)	$2,248,730
Interest income	73,551	7,004	64	(64)	80,555
Net interest income	68,948	5,706	(1,398)	—	73,256
Provision for loan losses	(3,098)	(38)	—	—	(3,136)
Income (loss) before income tax	25,845	561	(1,095)	(95)	25,216
Net income (loss)	18,550	366	(712)	(183)	18,021

2013
Total assets	$2,104,550	$94,648	$272,348	$(261,603)	$2,209,943
Interest income	76,018	11,103	—	—	87,121
Net interest income	71,496	8,780	(2,317)	—	77,959
Provision for loan losses	(3,891)	(97)	—	—	(3,988)
Income (loss) before income tax	29,605	(2,891)	(3,961)	(95)	22,658
Net income (loss)	74,313	(1,801)	5,092	(95)	77,509
(1)	During 2013 IB and Other (parent company) include $47.1 million and $9.0 million, respectively of income tax benefit related to the reversal of the valuation allowance on our net deferred tax assets (see note #13).
(2)	Includes amounts relating to our parent company and certain insignificant operations.
(3)	Includes parent company’s investment in subsidiaries and cash balances maintained at subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”), net of tax during the years ended December 31 follows:

	Unrealized Losses on Available for Sale Securities	Disproportionate Tax Effects from Securities Available for Sale	Unrealized Losses on Cash Flow Hedges	Unrealized Losses on Settled Derivatives	Disproportionate Tax Effects from Cash Flow Hedges	Total
	(In thousands)
2015
Balances at beginning of period	$162	$(5,798)	$—	$—	$—	$(5,636)
Other comprehensive loss before reclassifications	(351)	—	—	—	—	(351)
Amounts reclassified from AOCL	(49)	—	—	—	—	(49)
Net current period other comprehensive loss	(400)	—	—	—	—	(400)
Balances at end of period	$(238)	$(5,798)	$—	$—	$—	$(6,036)
2014
Balances at beginning of period	$(3,200)	$(5,798)	$—	$(247)	$—	$(9,245)
Other comprehensive income before reclassifications	3,570	—	—	—	—	3,570
Amounts reclassified from AOCL	(208)	—	—	247	—	39
Net current period other comprehensive income	3,362	—	—	247	—	3,609
Balances at end of period	$162	$(5,798)	$—	$—	$—	$(5,636)
2013
Balances at beginning of period	$(516)	$(5,617)	$(739)	$—	$(1,186)	$(8,058)
Income tax	181	(181)	258	—	(258)	—
Balances at beginning of period, net of tax	(335)	(5,798)	(481)	—	(1,444)	(8,058)
Terminated cash flow hedge	—	—	370	(370)	—	—
Other comprehensive loss before reclassifications	(2,877)	—	(24)	—	—	(2,901)
Amounts reclassified from AOCL	12	—	135	123	1,444	1,714
Net current period other comprehensive income (loss)	(2,865)	—	111	123	1,444	(1,187)
Balances at end of period	$(3,200)	$(5,798)	$—	$(247)	$—	$(9,245)

The disproportionate tax effects from securities available for sale and cash flow hedges arose due to tax effects of other comprehensive income (“OCI”) in the presence of a valuation allowance against our deferred tax assets and a pretax loss from operations. Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as OCI. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current period. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. During the second quarter of 2013, we terminated our last remaining cash flow hedge and cleared the disproportionate tax effects relating to cash flow hedges from accumulated other comprehensive loss (see note #13).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2015
Unrealized losses on securities available for sale
	$75	Net gains on securities
	—	Net impairment loss recognized in earnings
	75	Total reclassifications before tax
	26	Income tax expense (benefit)
	$49	Reclassifications, net of tax
2014
Unrealized losses on securities available for sale
	$329	Net gains on securities
	(9)	Net impairment loss recognized in earnings
	320	Total reclassifications before tax
	112	Income tax expense (benefit)
	$208	Reclassifications, net of tax
Unrealized losses on settled derivatives
	$(380)	Interest expense
	(133)	Income tax expense (benefit)
	$(247)	Reclassification, net of tax
	$(39)	Total reclassifications for the period, net of tax
2013
Unrealized losses on securities available for sale
	$7	Net gains on securities
	(26)	Net impairment loss recognized in earnings
	(19)	Total reclassifications before tax
	(7)	Income tax expense (benefit)
	$(12)	Reclassifications, net of tax
Unrealized losses on cash flow hedges
	$(208)	Interest expense
	(73)	Income tax expense (benefit)
	$(135)	Reclassification, net of tax
Unrealized losses on settled derivatives
	$(189)	Interest expense
	(66)	Income tax expense (benefit)
	$(123)	Reclassification, net of tax
Disproportionate tax effects from cash flow hedges
	$1,444	Income tax expense (benefit)
	$(1,714)	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 25 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2015	2014
	(In thousands)
ASSETS
Cash and due from banks	$10,800	$5,174
Interest bearing deposits - time	5,000	12,500
Investment in subsidiaries	261,016	258,901
Other assets	10,120	9,583
Total Assets	$286,936	$286,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$35,569	$35,569
Other liabilities	378	382
Shareholders’ equity	250,989	250,207
Total Liabilities and Shareholders’ Equity	$286,936	$286,158

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
OPERATING INCOME (LOSS)
Interest income	$72	$64	$—
Gain on extinguishment of debt	—	500	—
Gain on securities	—	295	—
Increase in fair value of U.S. Treasury warrant	—	—	(1,025)
Other income	31	35	63
Total Operating Income (Loss)	103	894	(962)

OPERATING EXPENSES
Interest expense	1,021	1,462	2,317
Administrative and other expenses	560	527	682
Total Operating Expenses	1,581	1,989	2,999
Loss Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	(1,478)	(1,095)	(3,961)
Income tax benefit	(542)	(383)	(9,053)
Income (Loss) Before Equity in Undistributed Net Income of Subsidiaries	(936)	(712)	5,092
Equity in undistributed net income of subsidiaries	20,953	18,733	72,417
Net Income	$20,017	$18,021	$77,509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Net Income	$20,017	$18,021	$77,509
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED IN OPERATING ACTIVITIES
Deferred income taxes	(542)	(383)	(8,955)
Share based compensation	21	46	84
Gain on extinguishment of debt	—	(500)	—
Gain on securities	—	(295)	—
Decrease in other assets	5	118	738
Increase (decrease) in other liabilities	(6)	287	(5,858)
Equity in undistributed net income of subsidiaries operations	(20,953)	(18,733)	(72,417)
Total Adjustments	(21,475)	(19,460)	(86,408)
Net Cash Used in Operating Activities	(1,458)	(1,439)	(8,899)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(5,000)	(17,500)	—
Maturity of interest bearing deposits - time	12,500	5,000	—
Return of capital from subsidiary	18,500	15,000	7,500
Net Cash From Investing Activities	26,000	2,500	7,500
CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Repurchase of common stock	(13,498)	—	—
Dividends paid	(5,896)	(4,129)	—
Proceeds from issuance of common stock	1,569	1,242	100,230
Share based compensation withholding obligation	(1,091)	—	(513)
Redemption of subordinated debt	—	(4,654)	(9,452)
Redemption of convertible preferred stock and common stock warrant	—	—	(81,000)
Net Cash From (Used in) Financing Activities	(18,916)	(7,541)	9,265
Net Increase (Decrease) in Cash and Cash Equivalents	5,626	(6,480)	7,866
Cash and Cash Equivalents at Beginning of Year	5,174	11,654	3,788
Cash and Cash Equivalents at End of Year	$10,800	$5,174	$11,654

NOTE 26 – BRANCH SALE

On April 29, 2015 we entered into a Purchase and Assumption Agreement (“PAA”) with Isabella Bank (based in Mt. Pleasant, Michigan). Pursuant to the PAA, on August 28, 2015, we sold the fixed assets, real property and certain other assets of our bank branch located in Midland, Michigan (the “Midland Branch”) to Isabella Bank. The deposit liabilities of the Midland Branch were assumed by Isabella Bank which totaled $8.7 million on the date of sale. Under the terms of the PAA, Isabella Bank paid a premium of $0.6 million (which was equal to 6.0% of the average deposit liabilities of $9.7 million based on the 20-day average ending two business days prior to the closing date of August 28, 2015) and $0.85 million for the real property and fixed assets (including the ATM). The real property and the fixed assets had a net book value of approximately $0.2 million as of August 28, 2015. We recorded a net gain of $1.2 million in the third quarter of 2015 on the sale of the Midland Branch.

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2015
Interest income	$19,552	$20,131	$20,293	$20,866
Net interest income	18,091	18,701	18,841	19,353
Provision for loan losses	(659)	(134)	(244)	(1,677)
Income before income tax	5,561	8,243	7,325	8,251
Net income	3,781	5,619	5,047	5,570

Income per common share
Basic	0.16	0.25	0.22	0.25
Diluted	0.16	0.24	0.22	0.25

2014
Interest income	$20,283	$20,357	$20,068	$19,847
Net interest income	18,478	18,538	18,183	18,057
Provision for loan losses	428	(1,845)	(632)	(1,087)
Income before income tax	4,605	7,899	7,274	5,438
Net income	3,138	6,052	4,929	3,902

Income per common share
Basic	0.14	0.26	0.21	0.17
Diluted	0.13	0.26	0.21	0.17

During the fourth quarter of 2015, we recognized a recovery of impairment on our capitalized mortgage loan servicing rights of $0.8 million (see note #4). During the fourth quarter of 2014, we recognized an additional impairment on our capitalized mortgage loan servicing rights of $1.0 million (see note #4) and a gain on the extinguishment of debt of $0.5 million (see note #10).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2015			2014
	High	Low	Close	High	Low	Close	2015	2014
First quarter	$13.20	$12.07	$12.83	$14.25	$11.78	$12.98	$0.06	$—
Second quarter	13.93	12.62	13.56	13.88	12.45	12.87	0.06	0.06
Third quarter	15.27	13.20	14.76	13.47	11.77	11.92	0.06	0.06
Fourth quarter	15.88	13.71	15.23	13.20	11.47	13.05	0.08	0.06

We have approximately 1,600 holders of record of our common stock. Our common stock trades on the Nasdaq Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).