Form 10-K, Exhibit 13
period 2016-12-31
INDEPENDENT BANK CORP /MI/
filed 2017-03-07
CIK 39311

Exhibit 13

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2011 and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

SELECTED CONSOLIDATED FINANCIAL DATA (1)

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$86,523	$80,842	$80,555	$87,121	$99,398
Interest expense	6,882	5,856	7,299	9,162	13,143
Net interest income	79,641	74,986	73,256	77,959	86,255
Provision for loan losses	(1,309)	(2,714)	(3,136)	(3,988)	6,887
Net gains on securities	563	20	320	369	887
Net gain on branch sale	—	1,193	—	—	5,402
Gain on extinguishment of debt	—	—	500	—	—
Other non-interest income	41,735	38,917	37,955	44,460	57,276
Non-interest expenses	90,347	88,450	89,951	104,118	116,735
Income before income tax	32,901	29,380	25,216	22,658	26,198
Income tax expense (benefit)	10,135	9,363	7,195	(54,851)	—
Net income	$22,766	$20,017	$18,021	$77,509	$26,198
Preferred stock dividends	—	—	—	(3,001)	(4,347)
Preferred stock discount	—	—	—	7,554	—
Net income applicable to common stock	$22,766	$20,017	$18,021	$82,062	$21,851

PER COMMON SHARE DATA
Net income per common share
Basic	$1.06	$0.88	$0.79	$5.87	$2.51
Diluted	1.05	0.86	0.77	3.55	0.80
Cash dividends declared and paid	0.34	0.26	0.18	0.00	0.00
Book value	11.71	11.28	10.91	10.15	5.58

SELECTED BALANCES
Assets	$2,548,950	$2,409,066	$2,248,730	$2,209,943	$2,023,867
Loans	1,608,248	1,515,050	1,409,962	1,374,570	1,419,139
Allowance for loan losses	20,234	22,570	25,990	32,325	44,275
Deposits	2,225,719	2,085,963	1,924,302	1,884,806	1,779,537
Shareholders’ equity	248,980	251,092	250,371	231,581	134,975
Other borrowings	9,433	11,954	12,470	17,188	17,622
Subordinated debentures	35,569	35,569	35,569	40,723	50,175

SELECTED RATIOS
Net interest income to average interest earning assets	3.52%	3.58%	3.67%	4.11%	4.04%
Net income to (2)
Average common equity	9.21	7.89	7.43	64.22	68.29
Average assets	0.92	0.86	0.80	3.87	0.92
Average shareholders’ equity to average assets	9.98	10.93	10.83	8.69	4.82
Tier 1 capital to average assets	10.50	10.91	11.18	10.61	8.08
Non-performing loans to Portfolio Loans	0.83	0.71	1.08	1.30	2.32
(1)	The significant variations in the results of operations for the five years presented above is a result of a number of factors, including changes in asset quality metrics, our consolidation, closing or sale of 36 branches in 2012, our exit from the Troubled Asset Relief Program in 2013, and a significant income tax benefit realized in 2013.
(2)	These amounts are calculated using net income applicable to common stock.

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

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula. As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. At times, we have experienced a difficult economy in Michigan. Economic conditions in Michigan began to show signs of improvement during 2010. Generally, these improvements have continued into 2016, albeit at an uneven pace. There has been an overall decline in the unemployment rate as well as generally improving housing prices and other related statistics (such as home sales and new building permits). In addition, since early- to mid-2009, we have seen an improvement in our asset quality metrics. In particular, since early 2012, we have generally experienced a decline in non-performing assets, lower levels of new loan defaults, and reduced levels of loan net charge-offs.

Recent Developments. On December 30, 2016, the Bank and its wholly-owned subsidiary, Mepco Finance Corporation (“Mepco”), entered into an Asset Purchase Agreement (“APA”) with Seabury Asset Management LLC (“Seabury”). Pursuant to the terms of the APA, we are selling our payment plan processing business, payment plan receivables, and certain other assets to Seabury, who also is assuming certain liabilities of Mepco. These assets and liabilities are categorized as “held for sale” in the December 31, 2016 Consolidated Statement of Financial Condition. We also recorded a $0.32 million loss related to the sale of these assets in the fourth quarter of 2016. This loss is included in non-interest expenses in the 2016 Consolidated Statement of Operations. This transaction is expected to close during the first half of 2017. The closing is subject to various conditions, including the ability of Mepco to assign certain specified contracts to Seabury. During 2016, Mepco recorded $4.2 million of interest income, $3.6 million of net interest income, $4.3 million of non-interest expense, a loss before income taxes of $0.65 million and a net loss of $0.35 million. We do not believe that the sale of the Mepco assets will have a significant impact on our overall financial condition or results of operations.

In the fourth quarter of 2016, we reached a tentative settlement regarding litigation initiated against the Bank in Wayne County, Michigan Circuit Court. This litigation concerned the Bank’s checking account transaction sequencing during a period from February 2009 to June 2011. Under the terms of the settlement, we have agreed to pay $2.2 million and we are also responsible for class notification costs and certain other expenses which are estimated to total approximately $0.1 million. We recorded a $2.3 million expense in the fourth quarter of 2016 for this settlement. Although we deny any liability associated with this matter and believe we have meritorious defenses to the allegations in the complaint, given the costs and uncertainty of litigation, we determined that this settlement was in the best interests of the organization.

Regulation. On July 2, 2013, the Federal Reserve Board approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The 2.5% capital conservation buffer is being phased in over a four-year period beginning in 2016 with 0.625% added to the minimum ratio for adequately capitalized institutions for 2016 and each subsequent year until being fully phased in during 2019. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the phased in buffer. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. Under the New Capital Rules our existing trust preferred securities are grandfathered as qualifying regulatory capital. We were subject to the New Capital Rules beginning on January 1, 2015, and as of December 31, 2016 and 2015, we exceeded all of the capital ratio requirements of the New Capital Rules.

It is against this backdrop that we discuss our results of operations and financial condition in 2016 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $22.8 million, or $1.05 per diluted share, in 2016, net income of $20.0 million, or $0.86 per diluted share, in 2015, and net income of $18.0 million, or $0.77 per diluted share, in 2014.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2016	2015	2014
Net income to
Average common equity	9.21%	7.89%	7.43%
Average assets	0.92	0.86	0.80
Net income per common share
Basic	$1.06	$0.88	$0.79
Diluted	1.05	0.86	0.77

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

Net interest income totaled $79.6 million during 2016, compared to $75.0 million and $73.3 million during 2015 and 2014, respectively. The increase in net interest income in 2016 compared to 2015 primarily reflects a $173.7 million increase in average interest-earning assets that was partially offset by a six basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The decline in our net interest margin is primarily due to the prolonged low interest rate environment that has pushed our average yield on loans lower.

Interest rates have generally been at extremely low levels since 2008 due primarily to the Federal Reserve Bank’s (“FRB”) monetary policies and its efforts to stimulate the U.S. economy. This very low interest rate environment has generally had an adverse impact on our interest income and net interest income. The FRB did move the target federal funds rate up by 0.25% in each of December of 2016 and 2015. Future changes in the target federal funds rate are uncertain; however, we anticipate that any upward movements in short-term interest rates will be gradual. Given the repricing characteristics of our interest-earning assets and interest-bearing liabilities (and our level of non-interest bearing demand deposits), we would expect that our net interest margin will generally benefit on a long-term basis from rising interest rates.

The increase in net interest income in 2015 compared to 2014 primarily reflects a $96.5 million increase in average interest-earning assets that was partially offset by a nine basis point decrease in our net interest margin.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $10.9 million, $13.8 million and $17.9 million in 2016, 2015 and 2014, respectively.

AVERAGE BALANCES AND RATES

	2016			2015			2014
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$1,596,136	$74,014	4.64%	$1,457,508	$70,770	4.86%	$1,383,883	$71,621	5.18%
Tax-exempt loans (1)	3,763	220	5.85	3,972	246	6.19	4,889	310	6.34
Taxable securities	534,233	9,921	1.86	529,571	7,805	1.47	475,917	6,341	1.33
Tax-exempt securities (1)	54,390	1,917	3.52	34,039	1,388	4.08	40,200	1,510	3.76
Interest bearing cash and repurchase agreement	78,606	403	0.51	66,595	275	0.41	84,244	282	0.33
Other investments	15,474	792	5.12	17,171	925	5.39	23,252	1,118	4.81
Interest earning assets	2,282,602	87,267	3.82	2,108,856	81,409	3.86	2,012,385	81,182	4.03
Cash and due from banks	36,831			44,842			45,213
Other assets, net	155,778			166,363			182,099
Total assets	$2,475,211			$2,320,061			$2,239,697
LIABILITIES
Savings and interest- bearing checking	$1,018,685	1,115	0.11	$988,504	1,056	0.11	$951,745	1,064	0.11
Time deposits	447,243	3,826	0.86	386,035	2,953	0.76	413,729	3,903	0.94
Other borrowings	47,058	1,941	4.12	47,842	1,847	3.86	60,225	2,332	3.87
Interest bearing liabilities	1,512,986	6,882	0.45	1,422,381	5,856	0.41	1,425,699	7,299	0.51
Non-interest bearing deposits	688,697			619,206			540,107
Other liabilities	26,439			24,840			31,247
Shareholders’ equity	247,089			253,634			242,644
Total liabilities and shareholders’ equity	$2,475,211			$2,320,061			$2,239,697
Net interest income		$80,385			$75,553			$73,883
Net interest income as a percent of average interest earning assets			3.52%			3.58%			3.67%
(1)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (“FTE”)

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Net interest income	$79,641	$74,986	$73,256
Add: taxable equivalent adjustment	744	567	627
Net interest income - taxable equivalent	$80,385	$75,553	$73,883
Net interest margin (GAAP)	3.49%	3.56%	3.64%
Net interest margin (FTE)	3.52%	3.58%	3.67%

CHANGE IN NET INTEREST INCOME

	2016 compared to 2015			2015 compared to 2014
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income (1)
Taxable loans	$6,526	$(3,282)	$3,244	$3,701	$(4,552)	$(851)
Tax-exempt loans (2)	(13)	(13)	(26)	(57)	(7)	(64)
Taxable securities	69	2,047	2,116	754	710	1,464
Tax-exempt securities (2)	738	(209)	529	(244)	122	(122)
Interest bearing cash and repurchase agreement	55	73	128	(66)	59	(7)
Other investments	(88)	(45)	(133)	(316)	123	(193)
Total interest income	7,287	(1,429)	5,858	3,772	(3,545)	227
Increase (decrease) in interest expense (1)
Savings and interest bearing checking	33	26	59	40	(48)	(8)
Time deposits	500	373	873	(248)	(702)	(950)
Other borrowings	(31)	125	94	(478)	(7)	(485)
Total interest expense	502	524	1,026	(686)	(757)	(1,443)
Net interest income	$6,785	$(1,953)	$4,832	$4,458	$(2,788)	$1,670
(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2016	2015	2014
As a percent of average interest earning assets
Loans	70.1%	69.3%	69.0%
Other interest earning assets	29.9	30.7	31.0
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	44.6%	46.9%	47.3%
Time deposits	19.6	18.2	19.9
Brokered CDs	—	0.1	0.6
Other borrowings	2.1	2.2	3.0
Average interest bearing liabilities	66.3%	67.4%	70.8%
Earning asset ratio	92.2%	90.9%	89.9%
Free-funds ratio (1)	33.7	32.6	29.2
(1)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was a credit of $1.3 million, $2.7 million and $3.1 million during 2016, 2015 and 2014, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. We regard net gains on mortgage loans as a recurring source of revenue but they are quite cyclical and thus can be volatile.

Non-interest income totaled $42.3 million during 2016 compared to $40.1 million and $38.8 million during 2015 and 2014, respectively. The components of non-interest income are as follows:

NON-INTEREST INCOME

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Service charges on deposit accounts	$12,406	$12,389	$13,446
Interchange income	7,938	8,481	8,164
Net gains (losses) on assets
Mortgage loans	10,566	7,448	5,628
Securities	563	20	329
Other than temporary impairment loss on securities:
Total impairment loss	—	—	(9)
Loss recognized in other comprehensive income (loss)	—	—	—
Net impairment loss recognized in earnings	—	—	(9)
Mortgage loan servicing, net	2,222	1,751	791
Investment and insurance commissions	1,647	1,827	1,814
Bank owned life insurance	1,124	1,282	1,371
Title insurance fees	1,187	1,156	995
Net gain on branch sale	—	1,193	—
Gain on extinguishment of debt	—	—	500
Other	4,645	4,583	5,746
Total non-interest income	$42,298	$40,130	$38,775

Service charges on deposit accounts totaled $12.4 million during both 2016 and 2015 and was $13.4 million during 2014. Although service charges were relatively unchanged in 2016 as compared to 2015, over the last few years, such service charges had been decreasing, principally due to a decline in non-sufficient funds (“NSF”) occurrences and related NSF fees. We believe the long-term decline in NSF occurrences is due to our customers managing their finances more closely and having real-time access to deposit account information through electronic channels allowing them to reduce NSF activity and avoid the associated fees.

Interchange income totaled $7.9 million in 2016 compared to $8.5 million in 2015 and $8.2 million in 2014. The decrease in interchange income in 2016 as compared to 2015 primarily results from lower incentives under our Debit Brand Agreement with MasterCard. In addition, although transaction volume increased 1.5% year-over-year, interchange revenue per transaction declined by 3.1%, primarily due to a higher mix of debit (PIN-based) versus credit (signature-based) transactions. The increase in interchange income in 2015 compared to 2014 primarily results from the new Debit Brand Agreement with MasterCard that was executed in January 2014. We began converting our debit card base to MasterCard in June 2014 and completed the conversion in September 2014. Certain volume incentives under the new Debit Brand Agreement began to abate in the fourth quarter of 2015.

We realized net gains of $10.6 million on mortgage loans during 2016, compared to $7.4 million and $5.6 million during 2015 and 2014 respectively. The volume of loans sold is dependent upon our ability to originate mortgage loans as well as the demand for fixed-rate obligations and other loans that we choose to not put into our portfolio because of our established interest-rate risk parameters. (See “Portfolio Loans and asset quality.”) Net gains on mortgage loans are also dependent upon economic and competitive factors as well as our ability to effectively manage exposure to changes in interest rates and thus can often be a volatile part of our overall revenues.

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Mortgage loans originated	$428,249	$336,618	$265,494
Mortgage loans sold	313,985	281,494	223,580
Net gains on mortgage loans	10,566	7,448	5,628
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	3.37%	2.65%	2.52%
Fair value adjustments included in the Loan Sales Margin	0.12	0.16	0.01

Net gains on mortgage loans have increased over the past two years due primarily to decreases in mortgage loan interest rates during parts of 2016 and 2015 that resulted in an increase in mortgage loan refinance volumes as well as an improving housing market which has resulted in an increase in purchase money mortgage origination volume.

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold. Gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 3.25% in 2016, 2.49% in 2015 and 2.51% in 2014. The higher Loan Sales Margins in 2016 as compared to 2015 and 2014, was principally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads during the first ten months of 2016. However, during the last two months of 2016, mortgage loan interest rates rose by approximately 0.75% and Loan Sales Margins contracted considerably due to competitive factors. In general, as overall industry-wide mortgage loan origination levels drop, pricing becomes more competitive. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each period.

During the last quarter of 2016 and the first two months of 2017, we significantly expanded our mortgage-banking operations by adding over fifty new employees and opening five new loan production offices (Ann Arbor, Brighton, Traverse City and Troy, Michigan and Columbus, Ohio). We are also in the process of opening two additional loan production offices (Dearborn, Michigan and Fairlawn, Ohio). We expect this business expansion to add to net gains on mortgage loans and on a longer-term basis, accelerate the growth of portfolio mortgage loans and mortgage loans serviced for others, leading to increased interest and mortgage loan servicing income. However, this expansion will also increase non-interest expenses, particularly compensation and employee benefits and occupancy. In addition, due to higher interest rates, we expect mortgage loan refinance volume to decline in 2017 on an industry wide basis. It is important to our future results of operations that we effectively and successfully manage this business expansion.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains (1)	Losses (2)	Net
	(In thousands)
2016	$64,103	$616	$53	$563
2015	12,037	75	55	20
2014	14,633	624	304	320
(1)	Gains in 2016 include $0.262 million related to an increase in the fair value of trading securities and 2014 includes $0.295 million relating to a U.S. Treasury short position.
(2)	Losses in 2015 and 2014 includes $0.055 million and $0.295 million, respectively related to a decrease in the fair value of trading securities and 2014 includes $0.009 million of other than temporary impairment charges.

We generated net gains on securities of $0.6 million in 2016, and $0.02 million and $0.3 million in 2015 and 2014, respectively. The 2016 net gain on securities was due primarily to a $0.3 million increase in the fair value of trading securities and $64.1 million of securities sales that produced net gains of $0.3 million. The 2015 net gain on securities was due primarily to the sales of U.S. agency residential mortgage-backed securities that were partially offset by a $0.06 million decline in the fair value of trading securities. The 2014 net gain on securities was primarily due to the sales of U.S. Government agency securities and municipal securities as well as fair value adjustments on a U.S. treasury short sale position that were partially offset by a $0.3 million decline in the fair value of trading securities.

We recorded no net impairment losses in 2016 or 2015 as compared to a net impairment loss of $0.01 million in 2014, related to other than temporary impairment of securities available for sale. The 2014 impairment charge related to private label residential mortgage-backed securities.

Mortgage loan servicing generated net earnings of $2.2 million, $1.8 million and $0.8 million in 2016, 2015 and 2014, respectively. These yearly comparative variances are primarily due to changes in the valuation allowance on capitalized mortgage loan servicing rights and the level of amortization of this asset. The period end valuation allowance is based on the valuation of the mortgage loan servicing portfolio and the amortization is primarily impacted by prepayment activity. The changes in the valuation allowance are principally due to changes in the estimated future prepayment rates being used in the period end valuations.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2016	2015	2014
	(In thousands)
Balance at January 1,	$12,436	$12,106	$13,710
Originated servicing rights capitalized	3,119	2,697	1,823
Amortization	(2,850)	(2,868)	(2,509)
Change in valuation allowance	966	501	(918)
Balance at December 31,	$13,671	$12,436	$12,106
Valuation allowance at December 31,	$2,306	$3,272	$3,773

At December 31, 2016, we were servicing approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.20% and a weighted average service fee of approximately 25.6 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2016 totaled $13.7 million, representing approximately 82 basis points on the related amount of mortgage loans serviced for others. The capitalized mortgage loan servicing rights had an estimated fair market value of $14.2 million at December 31, 2016. As of January 1, 2017, we elected the fair value measurement method for our mortgage loan servicing rights (in lieu of the amortization method).

Investment and insurance commissions declined to $1.6 million in 2016, as compared to $1.8 million in both 2015 and 2014. The decline in 2016 was due primarily to open sales positions during part of the year.

We earned $1.1 million, $1.3 million and $1.4 million in 2016, 2015 and 2014, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by PIMCO. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $54.0 million and $54.4 million at December 31, 2016 and 2015, respectively.

Title insurance fees totaled $1.2 million in both 2016 and 2015 as compared to $1.0 million in 2014. The fluctuation in title insurance fees is primarily a function of the level of mortgage loans (particularly refinances) that we originated.

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

Other non-interest income totaled $4.6 million in both 2016 and 2015 as compared to $5.7 million in 2014. The decrease in 2016 and 2015 as compared to 2014 is primarily due to a decline in rental income on other real estate due to the sales of income-producing properties.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.

Non-interest expense totaled $90.3 million in 2016, $88.5 million in 2015, and $90.0 million in 2014. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Compensation	$33,991	$33,346	$33,833
Performance-based compensation	6,955	6,732	5,154
Payroll taxes and employee benefits	8,633	8,108	8,234
Compensation and employee benefits	49,579	48,186	47,221
Occupancy, net	8,023	8,369	8,912
Data processing	7,952	7,944	7,532
Furniture, fixtures and equipment	3,912	3,892	4,137
Communications	3,142	2,957	2,926
Loan and collection	2,512	3,609	5,392
Litigation settlement expense	2,300	—	—
Advertising	1,856	2,121	2,193
Legal and professional	1,742	2,013	1,969
Interchange expense	1,111	1,125	1,291
FDIC deposit insurance	1,049	1,366	1,567
Credit card and bank service fees	791	797	946
Supplies	728	809	993
Amortization of intangible assets	347	347	536
Loss on sale of payment plan business	320	—	—
Net (gains) losses on other real estate and repossessed assets	250	(180)	(500)
Provision (credit) for loss reimbursement on sold loans	30	(59)	(466)
Other	4,703	5,154	5,302
Total non-interest expense	$90,347	$88,450	$89,951

Compensation expense, which is primarily salaries, totaled $34.0 million, $33.3 million and $33.8 million in 2016, 2015 and 2014, respectively. The increase in 2016 as compared to 2015 is primarily due to annual merit based salary increases. 2016 average total full-time equivalent employee levels were unchanged compared to 2015. The decrease in 2015 as compared to 2014 is due to a decline in total full-time equivalent employees related to branch consolidations or closings and other staffing reductions. 2015 average total full-time equivalent employee levels fell by 4.1% compared to 2014.

Performance-based compensation expense totaled $7.0 million, $6.7 million and $5.2 million in 2016, 2015 and 2014, respectively. The increases in 2016 as compared to 2015, and in 2015 as compared to 2014, are both primarily related to higher compensation under our incentive compensation plans based on our improved financial performance.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2016, 2015 and 2014 for share-based awards under our long-term equity based incentive plan was $1.5 million, $1.4 million and $1.0 million, respectively. In 2016, 2015 and 2014, there were new grants of restricted stock and performance share awards.

Payroll taxes and employee benefits expense totaled $8.6 million, $8.1 million and $8.2 million in 2016, 2015 and 2014, respectively. The increase in 2016 as compared to 2015 is primarily due to a $0.2 million increase in our 401(k) plan match and a $0.2 million increase in employee training costs (primarily sales training). The decrease in 2015 as compared to 2014 is primarily due to a $0.3 million decrease in health insurance costs that was partially offset by a $0.2 million increase in the 401(k) match. In 2014, we increased our 401(k) plan match from 1% to 2% of eligible compensation. In 2015, we added auto-enrollment to our 401(k) plan. In 2016, we increased our 401(k) plan match from 2% to 3% of eligible compensation.

Occupancy expenses, net, totaled $8.0 million, $8.4 million and $8.9 million in 2016, 2015 and 2014, respectively. The decrease in 2016 as compared to 2015 is primarily due to a decline in utilities and real estate property taxes due to branch closings or sales that took place during 2015 and a decline in leasehold improvement depreciation expense at Mepco related to its former Chicago location. The decrease in 2015 as compared to 2014 is primarily due to branch consolidations or closings and lower snow removal costs.

Data processing expenses totaled $8.0 million, $7.9 million, and $7.5 million in 2016, 2015 and 2014, respectively. Although data processing expenses were relatively unchanged in 2016 as compared to 2015 on a consolidated basis, such expenses declined by $0.6 million at Mepco (due primarily to a decrease in software amortization), but this decline was offset by a comparable increase in such expenses at the Bank (various new or expanded electronic banking services and network security costs). The increase in 2015 as compared to 2014 is due primarily to the addition of new products and services (desktop software, sales management software and a new mortgage loan origination platform) as well as increased costs due to growth in mobile banking usage.

Furniture, fixtures and equipment expense was relatively unchanged in 2016 as compared to 2015 and declined by $0.2 million in 2015 from 2014. The decline in 2015 was due primarily to the closing or consolidation of certain branch offices.

Communications expense increased by $0.2 million in 2016 as compared to 2015 and was relatively unchanged in 2015 as compared to 2014. The increase in 2016 as compared to 2015 was due primarily to an increase in postage costs principally as a result of mailing new Chip-enabled debit cards to our entire debit card customer base.

Loan and collection expenses primarily reflect costs related to the management and collection of non-performing loans and other problem credits. These expenses have declined steadily during the past several years primarily due to decreases in non-performing loans, new loan defaults and watch/problem credits.

We incurred a $2.3 million expense in 2016 for the settlement of a litigation matter as described earlier under “Recent Developments.”

Advertising expense totaled $1.9 million, $2.1 million, and $2.2 million in 2016, 2015 and 2014, respectively. The decrease in 2016 as compared to 2015 was primarily due to declines in outdoor (billboard) advertising, television and radio advertising and market research that were partially offset by an increase in checking account acquisition costs (principally direct mail). The slight decrease in 2015 as compared to 2014 is due primarily to a reduction in outdoor advertising.

Legal and professional fees totaled $1.7 million, $2.0 million, and $2.0 million in 2016, 2015 and 2014, respectively. The decrease in 2016 as compared to 2015 was due primarily to a $0.4 million decline in such costs at Mepco resulting from the resolution of certain litigation matters and a related reduction in legal fees.

Interchange expense primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. This expense was relatively unchanged in 2016 as compared to 2015. The decrease in this expense in 2015 as compared to 2014 is primarily due to the impact of our new seven-year core data processing contract that we executed in March 2014.

FDIC deposit insurance expense totaled $1.0 million, $1.4 million, and $1.6 million in 2016, 2015 and 2014, respectively. The decline in 2016 as compared to 2015 principally results from the FDIC Deposit Insurance Fund reserve ratio reaching a 1.15% reserve ratio at June 30, 2016, which triggered a new assessment method and generally lower deposit insurance premiums for banks with less than $10 billion in assets. The decline in 2015 as compared to 2014 reflected a reduction in the Bank’s risk based premium rate due to our improved financial metrics.

Credit card and bank service fees primarily relate to card processing fees incurred by Mepco in its payment plan processing business and variations in this expense are principally due to changes in the number of payment plans being administered by Mepco.

Supplies expense has declined over the past two years consistent with our cost reduction initiatives and the smaller size of the organization resulting from the closing or consolidation of branches.

The amortization of intangible assets primarily relates to branch acquisitions and the amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those acquisitions. We had remaining unamortized intangible assets of $1.9 million and $2.3 million at December 31, 2016 and 2015 respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

We incurred a $0.3 million loss in 2016 on the expected sale of Mepco’s payment plan business as described earlier under “Recent Developments.”

Net (gains) losses on other real estate and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The net loss of $0.25 million in 2016 is primarily due to $0.46 million of write-downs on a group of commercial income-producing properties. These properties ($2.9 million balance in other real estate at December 31, 2016) are now under contract for sale. We expect this sale to close in the first half of 2017. The net gains of $0.2 million and $0.5 million in 2015 and 2014, respectively, primarily reflect greater stability in real estate prices, with many markets even experiencing price increases.

The provision for loss reimbursement on sold loans was an expense of $0.03 million in 2016 compared to a credit of $0.06 million and $0.5 million in 2015 and 2014, respectively. This provision represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac and Ginnie Mae). The credit provisions in 2015 and 2014 are due primarily to the reduction or rescission of certain loss reimbursement requests that had been pending and accrued for in earlier periods. Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The reserve for loss reimbursements on sold mortgage loans totaled $0.56 million and $0.53 million at December 31, 2016 and 2015, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2016 and 2015 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

Other non-interest expenses totaled $4.7 million, $5.2 million, and $5.3 million in 2016, 2015 and 2014, respectively. The $0.5 million decrease in 2016 as compared to 2015 is primarily due to declines in vehicle service contract counterparty contingency expense, costs related to unfunded lending commitments and fraud costs related to deposit account and debit card activities.

Income tax expense. We recorded an income tax expense of $10.1 million, $9.4 million and $7.2 million in 2016, 2015 and 2014, respectively.

Our actual federal income tax expense is different than the amount computed by applying our statutory income tax rate to our income before income tax primarily due to tax-exempt interest income and tax-exempt income from the increase in the cash surrender value on life insurance.

In addition, 2016 included a $0.3 million income tax benefit resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09 “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting.” See note #1 to the Consolidated Financial Statements. Also, 2014 income tax expense was reduced by a credit of approximately $0.7 million due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of a valuation allowance on a capital loss carryforward that was believed to not be more likely than not to be realized prior to a strategy executed during the second quarter of 2014 that generated capital gains.

We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2016, 2015 and 2014, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

We did maintain a valuation allowance against our deferred tax assets of approximately $1.1 million at December 31, 2016 and 2015 and $1.0 million at December 31, 2014. This valuation allowance on our deferred tax assets primarily relates to state income taxes at Mepco. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion in 2016 was based on the pending sale of Mepco’s payment plan business and in 2015 and 2014 was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business.

Business segments. Prior to 2016, we reported on two segments: Independent Bank and Mepco. However, given the significant reduction in the size of Mepco’s business and its relative immateriality, we have now eliminated any separate segment reporting on Mepco. Rather, we evaluate the operations of the organization as one single unit.

FINANCIAL CONDITION

Summary. Our total assets increased to $2.55 billion at December 31, 2016, compared to $2.41 billion at December 31, 2015, primarily due to increases in securities available for sale and loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $1.61 billion at December 31, 2016, an increase of 6.2% from $1.52 billion at December 31, 2015. (See “Portfolio Loans and asset quality”). Not included in Portfolio Loans at December 31, 2016 are $30.6 million of payment plan receivables and $0.8 million of commercial loans. These balances are included in “Payment plan receivables and other assets held for sale” in our December 31, 2016 Consolidated Statement of Financial Condition. They are classified as held for sale due to the pending sale of our Mepco payment plan business as described above under “Recent Developments.”

Deposits totaled $2.23 billion at December 31, 2016, compared to $2.09 billion at December 31, 2015. The increase in deposits during 2016 is primarily due to growth in checking, savings and time account balances.

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

Securities available for sale increased during 2016 due primarily to the purchase of asset-backed securities, securities issued by states and political subdivisions and corporate securities. The securities were purchased to utilize funds generated from the increase in total deposits. (See “Deposits and borrowings” and “Liquidity and capital resources.”)

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

We recorded net impairment losses related to other than temporary impairment on securities available for sale of zero, zero, and $0.009 million, in 2016, 2015 and 2014, respectively. The 2014 net other than temporary impairment charge was all related to private label residential mortgage-backed securities. In this instance, we believed that the decline in value was directly due to matters other than changes in interest rates, was not expected to be recovered within a reasonable timeframe based upon available information and was therefore other than temporary in nature. (See “Non-interest income” and “Asset/liability management.”)

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2016	$615,709	$2,548	$7,641	$610,616
December 31, 2015	585,851	3,152	3,519	585,484

Portfolio Loans and asset quality. In addition to the communities served by our Bank branch network, our principal lending markets also include nearby communities and metropolitan areas. Subject to established underwriting criteria, we also may participate in commercial lending transactions with certain non-affiliated banks and make whole loan purchases from other financial institutions. In August 2016 and December 2015, we purchased

$14.8 million and $32.6 million, respectively, of single-family residential fixed rate mortgage loans from other Michigan-based financial institutions. These mortgage loans were all on properties located in Michigan. At December 31, 2016, the remaining balance on these purchased mortgage loans was $38.9 million.

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

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”)

LOAN PORTFOLIO COMPOSITION

	December 31,
	2016	2015
	(In thousands)
Real estate (1)
Residential first mortgages	$453,348	$432,215
Residential home equity and other junior mortgages	105,550	106,297
Construction and land development	77,287	62,629
Other (2)	525,748	498,706
Consumer	234,632	193,350
Commercial	206,607	180,424
Agricultural	5,076	6,830
Payment plan receivables (3)	—	34,599
Total loans	$1,608,248	$1,515,050
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.
(3)	Payment plan receivables were reclassified to held for sale at December 31, 2016. See “Recent Developments”.

Future growth of overall Portfolio Loans is dependent upon a number of competitive and economic factors. Further, it is our desire to reduce or restrict certain loan categories for risk management reasons.

NON-PERFORMING ASSETS (1)

	December 31,
	2016	2015	2014
	(Dollars in thousands)
Non-accrual loans	$13,364	$10,607	$15,231
Loans 90 days or more past due and still accruing interest	—	116	7
Total non-performing loans	13,364	10,723	15,238
Other real estate and repossessed assets	5,004	7,150	6,454
Total non-performing assets	$18,368	$17,873	$21,692

As a percent of Portfolio Loans
Non-performing loans	0.83%	0.71%	1.08%
Allowance for loan losses	1.26	1.49	1.84
Non-performing assets to total assets	0.72	0.74	0.96
Allowance for loan losses as a percent of non-performing loans	151.41	210.48	170.56
(1)	Excludes loans classified as “troubled debt restructured” that are performing and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2016
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$10,560	$59,726		$70,286
Non-performing TDR’s (1)	3,565	4,071	(2)	7,636
Total	$14,125	$63,797		$77,922
	December 31, 2015
	Commercial	Retail		Total
	(In thousands)
Performing TDR’s	$13,318	$68,194		$81,512
Non-performing TDR’s (1)	3,041	3,777	(2)	6,818
Total	$16,359	$71,971		$88,330
(1)	Included in non-performing loans table above.
(2)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans totaled $13.4 million, $10.7 million and $15.2 million at December 31, 2016, 2015 and 2014, respectively. The increase in 2016 as compared to 2015 is primarily due to the default of one commercial loan relationship and one mortgage loan relationship in the fourth quarter. The decline in 2015 as compared to 2014 is principally due to declines in non-performing commercial loans, residential mortgage loans and consumer loans. These declines reflected reduced levels of new loan defaults as well as loan charge-offs, pay-offs, negotiated transactions, and the migration of loans into other real estate. In general, improving economic conditions in our market areas, as well as our collection and resolution efforts, have resulted in modest levels of non-performing loans over the past three years. However, we are still experiencing some loan defaults, particularly related to commercial loans secured by income-producing property and mortgage loans secured by resort/vacation property.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $70.3 million, or 4.4% of total Portfolio Loans, and $81.5 million, or 5.4% of total Portfolio Loans, at December 31, 2016 and 2015, respectively. The decrease in the amount of performing TDRs during 2016 reflects declines in both commercial loan and retail loan TDRs.

Other real estate and repossessed assets totaled $5.0 million at December 31, 2016, compared to $7.2 million at December 31, 2015. The decrease in other real estate during 2016 primarily reflects the sale of properties during the year being in excess of the inward migration of new properties.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2016	2015	2014
	(In thousands)
Specific allocations	$9,152	$10,983	$13,233
Other adversely rated commercial loans	491	1,053	761
Historical loss allocations	4,929	5,262	6,773
Additional allocations based on subjective factors	5,662	5,272	5,223
Total	$20,234	$22,570	$25,990

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

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our commercial loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (“non-watch credit”) commercial loans using a probability of default and loss given default similar to the second AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans, a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall AFLL appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

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

The AFLL decreased $2.3 million to $20.2 million at December 31, 2016 from $22.6 million at December 31, 2015 and was equal to 1.26% of total Portfolio Loans at December 31, 2016 compared to 1.49% at December 31, 2015. Three of the four components of the AFLL outlined above declined during 2016. The AFLL related to specific loans decreased $1.8 million in 2016 due primarily to a $9.3 million, or 10.4%, decline in the balance of individually impaired loans as well as charge-offs. The AFLL related to other adversely rated commercial loans decreased $0.6 million in 2016 as the total balance of such loans included in this component decreased to $11.8 million at December 31, 2016, from $27.8 million at December 31, 2015. The AFLL related to historical losses decreased $0.3 million during 2016 due principally to the use of a lower estimated probability of default for homogenous mortgage and installment loans (resulting from lower loan net charge-offs and reduced levels of new defaults on loans over the relevant measurement period). The AFLL related to subjective factors increased $0.4 million due primarily to Portfolio Loan growth.

Two of the four components of the AFLL outlined above declined during 2015. The AFLL related to specific loans decreased $2.3 million in 2015 due primarily to a $24.0 million, or 21.6%, decline in the balance of individually impaired loans as well as charge-offs. The AFLL related to other adversely rated commercial loans increased $0.3 million in 2015. Although the total balance of such loans included in this component decreased to $27.8 million at December 31, 2015, from $30.6 million at December 31, 2014, the allowance related to such loans increased slightly due to the use of higher loss given default rates. The AFLL related to historical losses decreased $1.5 million during 2015 due principally to the use of a lower estimated probability of default for homogenous mortgage and installment loans (resulting from lower loan net charge-offs and reduced levels of new defaults on loans). The AFLL related to subjective factors was relatively unchanged (increased by just $0.05 million during 2015).

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2016		2015		2014
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$22,570	$652	$25,990	$539	$32,325	$508
Additions (deductions)
Provision for loan losses	(1,309)	—	(2,714)	—	(3,136)	—
Recoveries credited to allowance	4,619	—	5,022	—	7,420	—
Loans charged against the allowance	(5,587)	—	(5,728)	—	(10,619)	—
Reclassification to loans held for sale	(59)	—	—	—	—	—
Additions (deductions) included in non-interest expense	—	(2)	—	113	—	31
Balance at end of year	$20,234	$650	$22,570	$652	$25,990	$539
Net loans charged against the allowance to average Portfolio Loans	0.06%		0.05%		0.23%

The ratio of loan net charge-offs to average loans was 0.06% in 2016 (or $1.0 million) compared to 0.05% in 2015 (or $0.7 million) and 0.23% in 2014 (or $3.2 million). The slight increase in loan net charge-offs in 2016 as compared to 2015 were in mortgage loans and deposit overdrafts. The decrease in loan net charge-offs in 2015 as compared to 2014 occurred across all loan categories. This decrease primarily reflected reduced levels of non-performing loans and improvement in collateral liquidation values.

Vehicle service contract (“VSC”) counterparty receivables, net totaled $2.3 million and $7.2 million as of December 31, 2016 and 2015, respectively. These VSC counterparty receivables represent funds due to Mepco related to the cancellation of payment plan receivables. The $2.3 million balance at December 31, 2016 is not part of the Mepco assets being sold as described above in “Recent Developments.” In the past, we have had to initiate litigation against certain counterparties, including third party insurers, to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations to Mepco. During the first quarter of 2016, we settled our last significant remaining litigation matter with certain of Mepco’s counterparties. This settlement resulted in our receipt of a cash payment of $4.0 million on March 31, 2016. This settlement also resulted in our receipt of an interest-bearing promissory note from one of Mepco’s counterparties for $1.5 million with monthly payments scheduled over a five-year period beginning in May 2016. Due to the lack of any payment history and limited financial information on this counterparty, we established a full reserve on this promissory note. This reserve (representing the remaining balance on the note) totaled $1.3 million at December 31, 2016. Thus far, this counterparty has made all required monthly payments on the note. As a longer-term payment history is developed, we will continue to evaluate the need for all or any part of a reserve.

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

Deposits totaled $2.23 billion and $2.09 billion at December 31, 2016 and 2015, respectively. The $139.8 million increase in deposits in 2016 is due to growth in checking, savings and time deposit account balances. Reciprocal deposits totaled $38.7 million and $50.2 million at December 31, 2016 and 2015, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through

Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2016, we had approximately $572.1 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts.

Other borrowings, comprised almost entirely of advances from the Federal Home Loan Bank (the “FHLB”), totaled $9.4 million and $12.0 million at December 31, 2016 and 2015, respectively.

As described above, we utilize wholesale funding, including FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2016, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $48.1 million, or 2.2% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We historically employed derivative financial instruments to manage our exposure to changes in interest rates. We discontinued the active use of derivative financial instruments during 2008. We began to again utilize interest-rate swaps in 2014, relating to our commercial lending activities. During 2016, 2015 and 2014, we entered into $24.1 million, $24.3 million and $3.3 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.380 million, $0.412 million and $0.070 million of fee income related to these transactions during 2016, 2015 and 2014, respectively.

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

At December 31, 2016, we had $363.4 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $1.74 billion of our deposits at December 31, 2016, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $14.5 million as of December 31, 2016 provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2016.

CONTRACTUAL COMMITMENTS (1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$363,382	$93,857	$27,026	$853	$485,118
FHLB advances	1,587	5,185	2,656	—	9,428
Subordinated debentures	—	—	—	35,569	35,569
Operating lease obligations	1,444	2,307	1,387	499	5,637
Purchase obligations (2)	1,757	3,514	2,196	—	7,467
Total	$368,170	$104,863	$33,265	$36,921	$543,219
(1)	Excludes approximately $0.5 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2016	2015
	(In thousands)
Subordinated debentures	$35,569	$35,569
Amount not qualifying as regulatory capital	(1,069)	(1,069)
Amount qualifying as regulatory capital	34,500	34,500
Shareholders’ equity
Common stock	323,745	339,462
Accumulated deficit	(65,657)	(82,334)
Accumulated other comprehensive loss	(9,108)	(6,036)
Total shareholders’ equity	248,980	251,092
Total capitalization	$283,480	$285,592

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

At both December 31, 2016 and 2015, we had $34.5 million of cumulative trust preferred securities remaining outstanding.

The Federal Reserve Board has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2016 and 2015. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

Common shareholders’ equity decreased to $249.0 million at December 31, 2016 from $251.1 million at December 31, 2015 due primarily to share repurchases, dividends and an increase in our accumulated other comprehensive loss that was substantially offset by our net income in 2016. Our tangible common equity (“TCE”) totaled $247.0 million and $248.8 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 9.70% and 10.34% at December 31, 2016 and 2015, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less intangible assets.

In January 2015 and 2016, our Board of Directors authorized share repurchase plans. Under the terms of these share repurchase plans, we were authorized to buy back up to 5% of our outstanding common stock (plus an additional $5.0 million for the 2016 plan). These repurchase plans expired on December 31, 2016 and 2015, respectively. During 2016, we repurchased 1,153,136 shares of our comment stock at an average price of $14.62 per share. During 2015, we repurchased 967,199 shares of our comment stock at an average price of $13.96 per share.

In January 2017, our Board of Directors authorized another share repurchase plan. Under the terms of the 2017 share repurchase plan, we are authorized to buy back up to 5% of our outstanding common stock. This repurchase plan is authorized to last through December 31, 2017.

We resumed a quarterly cash dividend on our common stock of six cents per share in May 2014 and continued to pay regular quarterly dividends at that amount through August 2015. In October 2016 and 2015, our Board of Directors increased the quarterly cash dividend on our common stock to ten cents and eight cents per share, respectively.

Because the Bank had negative “undivided profits” (i.e. a retained deficit) during 2014, 2015 and for the first quarter of 2016, under Michigan banking regulations, the Bank was not permitted to pay a dividend. However, we were able to request regulatory approval for a return of capital from the Bank to the parent company. During the first quarter of 2016, we requested regulatory approval for an $18.0 million return of capital from the Bank to the parent company. This return of capital request was approved by our banking regulators on February 24, 2016, and the Bank returned $18.0 million of capital to the parent company on February 25, 2016. Our banking regulators approved previous return of capital requests of $18.5 million and $15.0 million in 2015 and 2014, respectively. In the second quarter of 2016, the Bank returned to a positive retained earnings position. At December 31, 2016, the Bank had positive retained earnings of $9.9 million. In January 2017 and October 2016, the Bank paid $5.0 million dividends to the parent company. Also see note #20 to the Consolidated Financial Statements included within this report.

As of December 31, 2016 and 2015, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements included within this report).

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

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our Consolidated Statement of Financial Condition. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity (1)	Percent Change	Net Interest Income (2)	Percent Change
	(Dollars in thousands)
December 31, 2016
200 basis point rise	$427,400	6.90%	$84,800	6.94%
100 basis point rise	417,800	4.50	82,500	4.04
Base-rate scenario	399,800	—	79,300	—
100 basis point decline	366,000	(8.45)	73,500	(7.31)

December 31, 2015
200 basis point rise	$419,600	8.42%	$80,700	6.32%
100 basis point rise	407,300	5.25	78,700	3.69
Base-rate scenario	387,000	—	75,900	—
100 basis point decline	356,500	(7.88)	72,000	(5.14)

(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Consolidated Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

LITIGATION MATTERS

As described in “Recent Developments” we settled a litigation matter in December 2016 and recorded a $2.3 million expense in the fourth quarter. We are also involved in various other litigation matters in the ordinary course of business. At the present time, we do not believe any of these other matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these other litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.3 million. However, because of a number of factors, including the fact that certain of these other litigation matters are still in their early stages, this maximum amount may change in the future.

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, but we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote. Risks associated with the likelihood that we will not collect the full amount owed to us, net of reserves, are disclosed elsewhere in this report.

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the AFLL, originated mortgage loan servicing rights, and income taxes are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

Our methodology for determining the AFLL and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of probable incurred losses in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary AFLL and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the probable incurred losses in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in prior periods.

At December 31, 2016 and 2015, we had approximately $13.7 million and $12.4 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. We recorded decreases in the valuation allowance on capitalized mortgage loan servicing rights of $1.0 million and $0.5 million in 2016 and 2015, respectively compared to an increase of $0.9 million in 2014. As of January 1, 2017, we elected the fair value measurement method for our mortgage loan servicing rights (in lieu of the amortization method). We expect the cumulative effective of this accounting change to decrease January 1, 2017 retained deficit by $0.4 million, net of tax. We will no longer record amortization of or impairment against capitalized mortgage loan servicing rights, rather we will now record capitalized mortgage loan servicing rights at fair value with subsequent changes in fair value recorded as an increase or decrease to mortgage loan servicing, net, in our Consolidated Statements of Operations.

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with net operating loss carryforwards and differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2016 we had gross deferred tax assets of $39.2 million, gross deferred tax liabilities of $5.3 million and a valuation allowance of $1.1 million. This compares to gross deferred tax assets of $45.5 million, gross deferred tax liabilities of $4.8 million and a valuation allowance of $1.1 million at December 31, 2015. We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2016 and 2015, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2016. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2016, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2016, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Robert N. Shuster Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 7, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Independent Bank Corporation
Grand Rapids, Michigan

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. We also have audited Independent Bank Corporation’s internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Independent Bank Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Independent Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Grand Rapids, Michigan
March 7, 2017

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2016	2015
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$35,238	$54,260
Interest bearing deposits	47,956	31,523
Cash and Cash Equivalents	83,194	85,783
Interest bearing deposits - time	5,591	11,866
Trading securities	410	148
Securities available for sale	610,616	585,484
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,471
Loans held for sale, carried at fair value	35,946	27,866
Payment plan receivables and other assets held for sale	33,360	—
Loans
Commercial	804,017	748,398
Mortgage	538,615	498,036
Installment	265,616	234,017
Payment plan receivables	—	34,599
Total Loans	1,608,248	1,515,050
Allowance for loan losses	(20,234)	(22,570)
Net Loans	1,588,014	1,492,480
Other real estate and repossessed assets	5,004	7,150
Property and equipment, net	40,175	43,103
Bank-owned life insurance	54,033	54,402
Deferred tax assets, net	32,818	39,635
Capitalized mortgage loan servicing rights	13,671	12,436
Vehicle service contract counterparty receivables, net	2,271	7,229
Other intangibles	1,932	2,280
Accrued income and other assets	26,372	23,733
Total Assets	$2,548,950	$2,409,066

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$717,472	$659,793
Savings and interest-bearing checking	1,015,724	988,174
Reciprocal	38,657	50,207
Time	453,866	387,789
Total Deposits	2,225,719	2,085,963
Other borrowings	9,433	11,954
Subordinated debentures	35,569	35,569
Other liabilities held for sale	718	—
Accrued expenses and other liabilities	28,531	24,488
Total Liabilities	2,299,970	2,157,974

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,258,092 shares at December 31, 2016 and 22,251,373 shares at December 31, 2015	323,745	339,462
Accumulated deficit	(65,657)	(82,334)
Accumulated other comprehensive loss	(9,108)	(6,036)
Total Shareholders’ Equity	248,980	251,092
Total Liabilities and Shareholders’ Equity	$2,548,950	$2,409,066

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$74,157	$70,930	$71,823
Interest on securities
Taxable	9,921	7,805	6,341
Tax-exempt	1,250	907	991
Other investments	1,195	1,200	1,400
Total Interest Income	86,523	80,842	80,555
INTEREST EXPENSE
Deposits	4,941	4,009	4,967
Other borrowings	1,941	1,847	2,332
Total Interest Expense	6,882	5,856	7,299
Net Interest Income	79,641	74,986	73,256
Provision for loan losses	(1,309)	(2,714)	(3,136)
Net Interest Income After Provision for Loan Losses	80,950	77,700	76,392
NON-INTEREST INCOME
Service charges on deposit accounts	12,406	12,389	13,446
Interchange income	7,938	8,481	8,164
Net gains (losses) on assets
Mortgage loans	10,566	7,448	5,628
Securities	563	20	329
Other than temporary impairment loss on securities
Total impairment loss	—	—	(9)
Loss recognized in other comprehensive income (loss)	—	—	—
Net impairment loss recognized in earnings	—	—	(9)
Mortgage loan servicing, net	2,222	1,751	791
Title insurance fees	1,187	1,156	995
Net gain on branch sale	—	1,193	—
Gain on extinguishment of debt	—	—	500
Other	7,416	7,692	8,931
Total Non-interest Income	42,298	40,130	38,775
NON-INTEREST EXPENSE
Compensation and employee benefits	49,579	48,186	47,221
Occupancy, net	8,023	8,369	8,912
Data processing	7,952	7,944	7,532
Furniture, fixtures and equipment	3,912	3,892	4,137
Communications	3,142	2,957	2,926
Loan and collection	2,512	3,609	5,392
Litigation settlement expense	2,300	—	—
Advertising	1,856	2,121	2,193
Legal and professional	1,742	2,013	1,969
Interchange expense	1,111	1,125	1,291
FDIC deposit insurance	1,049	1,366	1,567
Credit card and bank service fees	791	797	946
Loss on sale of payment plan business	320	—	—
Net (gains) losses on other real estate and repossessed assets	250	(180)	(500)
Provision for loss reimbursement on sold loans	30	(59)	(466)
Other	5,778	6,310	6,831
Total Non-interest Expense	90,347	88,450	89,951
Income Before Income Tax	32,901	29,380	25,216
Income tax expense	10,135	9,363	7,195
Net Income	$22,766	$20,017	$18,021
Net income per common share
Basic	$1.06	$0.88	$0.79
Diluted	$1.05	$0.86	$0.77
Cash dividends declared and paid per common share	$0.34	$0.26	$0.18

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net income	$22,766	$20,017	$18,021
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	(4,465)	(540)	5,095
Change in unrealized gains and losses for which a portion of other than temporary impairment has been recognized in earnings	40	—	398
Reclassification adjustment for other than temporary impairment included in earnings	—	—	9
Reclassification adjustments for gains included in earnings	(301)	(75)	(329)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	(4,726)	(615)	5,173
Income tax expense (benefit)	(1,654)	(215)	1,811
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	(3,072)	(400)	3,362
Derivative instruments
Reclassification adjustment for accretion on settled derivatives	—	—	380
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments	—	—	380
Income tax expense	—	—	133
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments, net of tax	—	—	247
Other comprehensive income (loss)	(3,072)	(400)	3,609
Comprehensive income	$19,694	$19,617	$21,630

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balances at January 1, 2014	$351,173	$(110,347)	$(9,245)	$231,581
Net income for 2014	—	18,021	—	18,021
Cash dividends declared, $.18 per share	—	(4,129)	—	(4,129)
Issuance of 30,828 shares of common stock	97	—	—	97
Share based compensation (issuance of 107,359 shares of common stock)	1,192	—	—	1,192
Other comprehensive income	—	—	3,609	3,609
Balances at December 31, 2014	352,462	(96,455)	(5,636)	250,371
Net income for 2015	—	20,017	—	20,017
Cash dividends declared, $.26 per share	—	(5,896)	—	(5,896)
Repurchase of 967,199 shares of common stock	(13,498)	—	—	(13,498)
Issuance of 39,610 shares of common stock	112	—	—	112
Share based compensation (issuance of 299,263 shares of common stock)	1,477	—	—	1,477
Share based compensation withholding obligation (withholding of 77,624 shares of common stock)	(1,091)	—	—	(1,091)
Other comprehensive loss	—	—	(400)	(400)
Balances at December 31, 2015	339,462	(82,334)	(6,036)	251,092
Cumulative effect of change in accounting principle	62	1,185	—	1,247
Balances at December 31, 2015, as adjusted	339,524	(81,149)	(6,036)	252,339
Net income for 2016	—	22,766	—	22,766
Cash dividends declared, $.34 per share	—	(7,274)	—	(7,274)
Repurchase of 1,153,136 shares of common stock	(16,854)	—	—	(16,854)
Issuance of 21,402 shares of common stock	82	—	—	82
Share based compensation (issuance of 180,380 shares of common stock)	1,620	—	—	1,620
Share based compensation withholding obligation (withholding of 41,927 shares of common stock)	(627)	—	—	(627)
Other comprehensive loss	—	—	(3,072)	(3,072)
Balances at December 31, 2016	$323,745	$(65,657)	$(9,108)	$248,980

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net Income	$22,766	$20,017	$18,021
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	324,828	288,852	228,906
Disbursements for loans held for sale	(322,342)	(285,608)	(226,550)
Provision for loan losses	(1,309)	(2,714)	(3,136)
Deferred income tax expense	8,064	8,997	8,918
Deferred loan fees	(1,911)	(1,234)	(753)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearning deposits - time	5,216	4,553	3,014
Net gains on mortgage loans	(10,566)	(7,448)	(5,628)
Net gains on securities	(563)	(20)	(329)
Securities impairment recognized in earnings	—	—	9
Net (gains) losses on other real estate and repossessed assets	250	(180)	(500)
Vehicle service contract counterparty contingencies	(50)	119	199
Share based compensation	1,620	1,477	1,192
Litigation settlement expense	2,300	—	—
Loss on sale of payment plan business	320	—	—
Net gain on branch sale	—	(1,193)	—
Gain on extinguishment of debt	—	—	(500)
Increase in accrued income and other assets	(5,478)	(1,387)	(2,579)
Increase (decrease) in accrued expenses and other liabilities	838	(196)	(7,213)
Total Adjustments	1,217	4,018	(4,950)
Net Cash From Operating Activities	23,983	24,035	13,071
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	64,103	12,037	14,633
Proceeds from the maturity of securities available for sale	40,530	36,808	58,220
Principal payments received on securities available for sale	162,499	130,232	84,487
Purchases of securities available for sale	(297,925)	(234,693)	(224,946)
Purchases of interest bearing deposits - time	—	(4,595)	(2,401)
Proceeds from the maturity of interest bearing deposits - time	6,253	6,222	6,719
Redemption of Federal Home Loan Bank and Federal Reserve Bank stock	371	4,906	3,814
Purchase of Federal Reserve Bank stock	(443)	(458)	(314)
Net increase in portfolio loans (loans originated, net of principal payments)	(107,472)	(74,343)	(37,195)
Purchase of portfolio loans	(15,000)	(32,872)	—
Net cash paid for branch sale	—	(7,229)	—
Proceeds from the collection of vehicle service contract counterparty receivables	4,786	1,092	385
Proceeds from the sale of other real estate and repossessed assets	4,251	6,179	18,471
Proceeds from bank-owned life insurance	2,235	—	—
Proceeds from the sale of property and equipment	416	555	309
Capital expenditures	(3,459)	(4,354)	(4,298)
Net Cash Used in Investing Activities	(138,855)	(160,513)	(82,116)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	139,756	170,314	39,496
Net decrease in other borrowings	—	(1)	(1)
Proceeds from Federal Home Loan Bank advances	—	100	100
Payments of Federal Home Loan Bank advances	(2,521)	(615)	(4,817)
Net decrease in vehicle service contract counterparty payables	(279)	(1,180)	(2,112)
Dividends paid	(7,274)	(5,896)	(4,129)
Proceeds from issuance of common stock	82	112	97
Repurchase of common stock	(16,854)	(13,498)	—
Share based compensation withholding obligation	(627)	(1,091)	—
Redemption of subordinated debt	—	—	(4,654)
Net Cash From Financing Activities	112,283	148,245	23,980
Net Increase (Decrease) in Cash and Cash Equivalents	(2,589)	11,767	(45,065)
Cash and Cash Equivalents at Beginning of Year	85,783	74,016	119,081
Cash and Cash Equivalents at End of Year	$83,194	$85,783	$74,016
Cash paid during the year for
Interest	$6,416	$5,769	$7,365
Income taxes	563	295	216
Transfers to other real estate and repossessed assets	2,355	6,694	6,143
Transfer of payment plan receivables to vehicle service contract counterparty receivables	200	1,203	180
Purchase of securities available for sale and interest bearing deposits - time not yet settled	1,582	—	265
Transfers to payment plan receivables and other assets held for sale	33,360	—	—
Transfers to other liabilities held for sale	718	—	—

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the determination of the AFLL, the valuation of originated mortgage loan servicing rights and the valuation of deferred tax assets. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our subsidiary Independent Bank (“Bank”) transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan and Ohio that are served by our Bank’s branches and loan production offices. We also purchase payment plans from companies (which we refer to as “counterparties”) that provide vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”). At December 31, 2016, 72.2% of our Bank’s loan portfolio was secured by real estate.

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

PAYMENT PLAN RECEIVABLES AND OTHER ASSETS HELD FOR SALE — On December 30, 2016 Mepco executed an Asset Purchase Agreement (the “APA”) with Seabury Asset Management LLC (“Seabury”). Pursuant to the terms of the APA, Mepco is selling its payment plan processing business, payment plan receivables ($30.6 million), commercial loans ($0.8 million) and certain other assets ($2.0 million) to Seabury, who also is assuming certain liabilities ($0.7 million) of Mepco. These assets and liabilities are categorized as “held for sale” in our December 31, 2016 Consolidated Statement of Financial Condition. This transaction is expected to close during the first half of 2017. These assets and corresponding liabilities held for sale are carried at the lower of cost or fair value on an aggregate basis. Fair value adjustments, if any, are recorded in current earnings.

OPERATING SEGMENTS — While chief decision-makers monitor the revenue streams of our various products and services, operations are managed and financial performance is evaluated as one single unit. Discrete financial information is not available other than on a consolidated basis for material lines of business. Prior to 2016, we reported on two segments: Independent Bank and Mepco. However, given the significant reduction in the size of Mepco’s business and its relative immateriality, we have now eliminated any separate segment reporting on Mepco.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS — We recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. The mortgage loan servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. We assess mortgage loan servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used include interest rate, term and type. Amortization of and changes in the impairment reserve on originated mortgage loan servicing rights are included in mortgage loan servicing, net in the Consolidated Statements of Operations. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair values of mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding amortization of and changes in the impairment reserve on originated mortgage loan servicing rights, totaled $4.1 million, $4.1 million and $4.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. Late fees and ancillary fees related to loan servicing are not material. As of January 1, 2017, we elected the fair value measurement method for our mortgage loan servicing rights (in lieu of the amortization method). We expect the cumulative effective of this accounting change to decrease January 1, 2017 retained deficit by $0.4 million, net of tax. We will no longer record amortization of or impairment against capitalized mortgage loan servicing rights, rather we will now record capitalized mortgage loan servicing rights at fair value with subsequent changes in fair value recorded as an increase or decrease to mortgage loan servicing, net, in our Consolidated Statements of Operations.

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

SECURITIES — We classify our securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2016 and 2015. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

We evaluate securities for other than temporary impairment (“OTTI”) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

PAYMENT PLAN RECEIVABLE REVENUE RECOGNITION — Payment plan receivables are acquired by Mepco at a discount and reported net of this discount in the Consolidated Statements of Financial Condition. This discount is accreted into interest and fees on loans in the Consolidated Statements of Operations over the life of the receivable computed on a level-yield method. All classes of payment plan receivables that have been canceled and are 90 days or more past due as required by the contractual terms of the payment plan are classified as non-accrual.

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans and prior to December 31, 2016, payment plan receivables. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) income producing – real estate, (ii) land, land development and construction – real estate and (iii) commercial and industrial. Classes within the mortgage loan segment include (i) 1-4 family, (ii) resort lending, (iii) home equity – 1st lien, (iv) home equity – 2nd lien and beginning in 2015 (v) purchased loans. Classes within the installment loan segment include (i) home equity – 1st lien, (ii) home equity – 2nd lien, (iii) loans not secured by real estate and (iv) other. Classes within the payment plan receivables segment include (i) full refund, (ii) partial refund and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans and payment plan receivables are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated allowance amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (“loss given default”). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (“non-watch credit”) commercial loans using a probability of default and loss given default similar to the second

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to reasonably ensure that the overall AFLL appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter, are evaluated for impairment. Those loans included in each mortgage loan or installment loan class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class and each payment plan receivable class, are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral. A loan can be removed from TDR status if it is subsequently restructured and the borrower is no longer experiencing financial difficulties and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for new debt with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for similar new debt.

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

BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 267 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the AFLL. Expense incurred in maintaining other real estate and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in the Consolidated Statements of Operations. Non-real estate repossessed assets are treated in a similar manner.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

OTHER INTANGIBLES — Other intangible assets consist of core deposits. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 10 to 15 years.

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

COMMITMENTS TO EXTEND CREDIT AND RELATED FINANCIAL INSTRUMENTS — Financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. In general, we use a similar methodology to estimate our liability for these off-balance sheet credit exposures as we do for our AFLL. For commercial related commitments, we estimate liability using our loan rating system and for mortgage and installment commitments we estimate liability principally upon historical loss experience. Our estimated liability for off balance sheet commitments is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition and any charge or recovery is recorded in non-interest expense - other in our Consolidated Statements of Operations.

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. We did not have any Fair Value Hedges or Cash Flow Hedges at December 31, 2016 or 2015. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(iii) certain purchased and written options related to a time deposit product. Fair values of the mortgage derivatives are estimated based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are based on discounted cash flow analyses and are included in net interest income in the Consolidated Statements of Operations. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income in the Consolidated Statements of Operations.

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

We formally document the relationship between derivatives and hedged items, as well as the risk- management objective and the strategy for undertaking hedge transactions, at the inception of the hedging relationship. This documentation includes linking Fair Value or Cash Flow Hedges to specific assets and liabilities on the Consolidated Statements of Financial Condition or to specific firm commitments or forecasted transactions. We also assess, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. We discontinue hedge accounting when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

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

NET INCOME PER COMMON SHARE — Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period and participating share awards. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. For diluted net income per common share, net income is divided by the weighted average number of common shares outstanding during the period plus the assumed exercise of stock options, restricted stock units, performance share units and stock units for a deferred compensation plan for non-employee directors.

SHARE BASED COMPENSATION — Cost is recognized for non-vested share awards issued to employees based on the fair value of these awards at the date of grant. A simulation analysis which considers potential outcomes for a large number of independent scenarios is utilized to estimate the fair value of performance share units and the market price of our common stock at the date of grant is used for other non-vested share awards. Cost is recognized over the required service period, generally defined as the vesting period. Cost is also recognized for stock issued to non-employee directors. These shares vest immediately and cost is recognized during the period they are issued.

COMMON STOCK — At December 31, 2016, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.4 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2015 and 2014 consolidated financial statements have been reclassified to conform to the 2016 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS — In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-12, “Compensation – Stock Compensation (Topic 718) – Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period”. This ASU amends existing guidance related to the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. These amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This amended guidance became effective for us on January 1, 2016, and did not have a material impact on our consolidated operating results or financial condition.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting”. This ASU amends existing guidance in an effort to simplify certain aspects of accounting for share-based payments. The areas for simplification in this ASU include income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. This amended guidance is effective for us on January 1, 2017, with early adoption permitted. We adopted this amended guidance during the second quarter of 2016 using a modified retrospective approach. The impact of this adoption was to adjust our January 1, 2016 Consolidated Statement of Financial Position to reflect cumulative effect adjustments as follows:

	January 1, 2016 Originally Presented	Cumulative Retrospective Adjustments	January 1, 2016 Adjusted
	(Dollars in thousands)
Deferred tax assets	$39,635	$1,247	$40,882
Total assets	$2,409,066	$1,247	$2,410,313
Common stock	$339,462	$62	$339,524
Accumulated deficit	$(82,334)	$1,185	$(81,149)
Total Shareholders’ Equity	$251,092	$1,247	$252,339
Total Liabilities and Shareholders’ Equity	$2,409,066	$1,247	$2,410,313

The adjustments above reflect the recording of $1.23 million of unrealized excess benefits on share based compensation and $0.06 million (impact to equity of $0.02 million after consideration of deferred taxes) for the impact of making an accounting policy election to account for forfeitures as they occur. After January 1, 2016, excess tax benefits or deficiencies resulting from share-based payments will be recognized as tax benefit or expense when they occur. Tax benefits of $0.3 million were recorded during the year ended December 31, 2016, as a result of share awards vesting and stock option exercises. In addition, we have elected to apply the amendments related to the presentation of excess tax benefits in the statement of cash flows on a prospective basis.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This ASU supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this ASU specifies the accounting for some costs to obtain or fulfill a contract with a customer. This amended guidance is effective for us on January 1, 2018, and is not expected to have a material impact on our consolidated operating results or financial condition. Financial instruments for the most part and related contractual rights and obligations which are the sources of the majority of our operating revenue are excluded from the scope of this amended guidance. In addition, for those operating revenue streams that are included in the scope of this amended guidance, based upon our review of these sources of income we do not believe they will be materially impacted by this amended guidance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities”. This ASU amends existing guidance related to the accounting for certain financial assets and liabilities. These amendments, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. This amended guidance is effective for us on January 1, 2018. We have reviewed the types of financial instruments impacted by this amended guidance, including certain equity investments and liabilities measured under the fair value election, and have determined that we do not currently own any such instruments. The balance of this amended guidance is expected to impact certain disclosure items but is not expected to have any impact on our consolidated operating results or financial condition.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This ASU amends existing guidance related to the accounting for leases. These amendments, among other things, requires lessees to account for most leases on the balance sheet while recognizing expense on the income statement in a manner similar to existing guidance. For lessors the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. This amended guidance is effective for us on January 1, 2019 and is not expected to have a material impact on our consolidated operating results or financial condition. Based on a review of our operating leases that we currently have in place (see note #18) we do not expect a material change in the recognition, measurement and presentation of lease expense or impact on cash flow. While the primary impact will be the recognition of certain operating leases on our Consolidated Statements of Financial Condition, this impact is not expected to be material.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For securities available for sale, allowances will be recorded rather than reducing the carrying amount as is done under the current other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This amended guidance is effective for us on January 1, 2020. We began evaluating this ASU in 2016 and have formed a committee that includes personnel from various areas of the Bank that meets regularly to discuss the implementation of this ASU. We are in the process of gathering data and reviewing loss methodologies as well as reviewing certain software applications that would assist us in the implementation of this ASU. While we have not yet determined what the impact will be on our consolidated operating results or financial condition by the nature of the implementation of an expected loss model compared to an incurred loss approach, we would expect our AFLL to increase under this ASU.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2016 and 2015 were $4.0 million and $3.2 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $2.4 million and $2.5 million at December 31, 2016 and 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2016
U.S. agency	$28,909	$159	$80	$28,988
U.S. agency residential mortgage-backed	156,053	1,173	937	156,289
U.S. agency commercial mortgage-backed	12,799	28	195	12,632
Private label mortgage-backed	35,035	216	524	34,727
Other asset backed	146,829	271	391	146,709
Obligations of states and political subdivisions	175,180	478	4,759	170,899
Corporate	56,356	223	399	56,180
Trust preferred	2,922	—	343	2,579
Foreign government	1,626	—	13	1,613
Total	$615,709	$2,548	$7,641	$610,616

2015
U.S. agency	$47,283	$309	$80	$47,512
U.S. agency residential mortgage-backed	195,055	1,584	583	196,056
U.S. agency commercial mortgage-backed	34,017	94	83	34,028
Private label mortgage-backed	5,061	161	319	4,903
Other asset backed	117,431	54	581	116,904
Obligations of states and political subdivisions	145,193	941	1,150	144,984
Corporate	38,895	9	290	38,614
Trust preferred	2,916	—	433	2,483
Total	$585,851	$3,152	$3,519	$585,484

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was zero at both December 31, 2016 and 2015, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2016
U.S. agency	$4,179	$41	$8,217	$39	$12,396	$80
U.S. agency residential mortgage-backed	62,524	732	20,857	205	83,381	937
U.S. agency commercial mortgage-backed	6,079	194	143	1	6,222	195
Private label mortgage-backed	20,545	281	1,413	243	21,958	524
Other asset backed	52,958	172	17,763	219	70,721	391
Obligations of states and political subdivisions	113,078	4,014	14,623	745	127,701	4,759
Corporate	25,546	292	2,810	107	28,356	399
Trust preferred	—	—	2,579	343	2,579	343
Foreign government	1,613	13	—	—	1,613	13
Total	$286,522	$5,739	$68,405	$1,902	$354,927	$7,641

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2015
U.S. agency	$12,164	$47	$6,746	$33	$18,910	$80
U.S. agency residential mortgage-backed	57,538	316	23,340	267	80,878	583
U.S. agency commercial mortgage-backed	16,747	60	2,247	23	18,994	83
Private label mortgage-backed	—	—	3,393	319	3,393	319
Other asset backed	102,660	434	5,189	147	107,849	581
Obligations of states and political subdivisions	52,493	597	12,240	553	64,733	1,150
Corporate	30,550	290	—	—	30,550	290
Trust preferred	—	—	2,483	433	2,483	433
Total	$272,152	$1,744	$55,638	$1,775	$327,790	$3,519

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

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2016, we had 25 U.S. agency, 118 U.S. agency residential mortgage-backed and nine U.S. agency commercial mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to increases in interest rates since acquisition and widening spreads to Treasury bonds. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label residential mortgage backed securities — at December 31, 2016, we had 34 of this type of security whose fair value is less than amortized cost. The unrealized losses are centered in four securities purchased prior to 2016. Two of these four securities have an impairment in excess of 10% and all four of these holdings have been impaired for more than 12 months. The unrealized losses are largely attributable to credit spread widening on these four securities since their acquisition.

These four securities are receiving principal and interest payments. Most of these transactions are pass-through structures, receiving pro rata principal and interest payments from a dedicated collateral pool. The nonreceipt of interest cash flows is not expected and thus not presently considered in our discounted cash flow methodology discussed below.

These four private label mortgage-backed securities are reviewed for OTTI utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. Our cash flow analysis forecasts complete recovery of our cost basis for all four of these securities whose fair value is less than amortized cost.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other asset backed — at December 31, 2016, we had 111 other asset backed securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2016, we had 329 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to increases in interest rates since acquisition. Fifty-one of these securities have an impairment in excess of 10%. The larger relative impairments on obligations of states and political subdivisions is due primarily to the longer maturities of many of the securities in this portfolio and interest rate spread widening relative to treasury securities in late 2016, due in part, to market reaction to the potential for a future reduction in corporate income tax rates, which would reduce the tax benefit of owning tax-exempt securities. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Corporate — at December 31, 2016, we had 30 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2016, we had three trust preferred securities whose fair value is less than amortized cost. All of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening.

One of the three securities is rated by two major rating agencies as investment grade, while one (a Bank of America issuance) is rated below investment grade by two major rating agencies and the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.8 million as of December 31, 2016, continues to have satisfactory credit metrics and make interest payments.

The following table breaks out our trust preferred securities in further detail as of December 31:

	2016		2015
	Fair Value	Net Unrealized Loss	Fair Value	Net Unrealized Loss
	(In thousands)
Trust preferred securities
Rated issues	$1,800	$(123)	$1,690	$(226)
Unrated issues	779	(220)	793	(207)

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Foreign government — at December 31, 2016, we had one foreign government security whose fair value is less than amortized cost. The unrealized loss is primarily due to increases in interest rates since acquisition. As management does not intend to liquidate this security and it is more likely than not that we will not be required to sell this security prior to recovery of this unrealized loss, this decline is not deemed to be other than temporary.

We recorded zero credit related OTTI charges in the Consolidated Statements of Operations on securities available for sale during 2016 and 2015 and $0.01 million during 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2016, three private label residential mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Senior Support Security	Total
	(In thousands)
As of December 31, 2016
Fair value	$1,226	$1,096	$74	$2,396
Amortized cost	1,184	1,029	—	2,213
Non-credit unrealized loss	—	—	—	—
Unrealized gain	42	67	74	183
Cumulative credit related OTTI	757	457	380	1,594

Credit related OTTI recognized in our Consolidated Statements of Operations
For the years ended December 31,
2016	$—	$—	$—	$—
2015	—	—	—	—
2014	9	—	—	9

Each of these securities is receiving principal and interest payments similar to principal reductions in the underlying collateral. All three of these securities have unrealized gains at December 31, 2016. The original amortized cost for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for these securities is now less than previously recorded credit related OTTI amounts.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2016	2015	2014
	(In thousands)
Balance at beginning of year	$1,844	$1,844	$1,835
Additions to credit losses on securities for which no previous OTTI was recognized	—	—	—
Increases to credit losses on securities for which OTTI was previously recognized	—	—	9
Total	$1,844	$1,844	$1,844

The amortized cost and fair value of securities available for sale at December 31, 2016, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$18,728	$18,751
Maturing after one year but within five years	102,330	101,846
Maturing after five years but within ten years	79,798	78,140
Maturing after ten years	64,137	61,522
	264,993	260,259
U.S. agency residential mortgage-backed	156,053	156,289
U.S. agency commercial mortgage-backed	12,799	12,632
Private label mortgage-backed	35,035	34,727
Other asset backed	146,829	146,709
Total	$615,709	$610,616

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

	Proceeds	Realized Gains (1)	Losses (2)
	(In thousands)
2016	$64,103	$354	$53
2015	12,037	75	—
2014	14,633	329	—
(1)	Gains in 2014 exclude $0.3 million of realized gain related to a U.S. Treasury short position.
(2)	Losses in 2014 exclude $0.01 million of credit related OTTI recognized in earnings.

During 2016, 2015 and 2014, our trading securities consisted of various preferred stocks. During each of those years, we recognized gains (losses) on trading securities of $0.26 million, $(0.06) million and $(0.30) million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. All of these amounts relate to gains (losses) recognized on trading securities still held at December 31, 2016 and 2015.

Securities available for sale with a book value of $2.4 million and $1.1 million at December 31, 2016 and 2015, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2016 or 2015.

NOTE 4 – LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2016	2015
	(In thousands)
Real estate (1)
Residential first mortgages	$453,348	$432,215
Residential home equity and other junior mortgages	105,550	106,297
Construction and land development	77,287	62,629
Other (2)	525,748	498,706
Consumer	234,632	193,350
Commercial	206,607	180,424
Agricultural	5,076	6,830
Payment plan receivables (3)	—	34,599
Total loans	$1,608,248	$1,515,050
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.
(3)	Payment plan receivables were reclassified to held for sale at December 31, 2016. See note #1.

Loans include net deferred loan costs of $4.1 million and $2.2 million at December 31, 2016 and 2015, respectively. Payment plan receivables totaling $36.9 million at December 31, 2015, are presented net of unamortized discount of $2.3 million at December 31, 2015. These payment plan receivables had effective yields of 13% at December 31, 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In August 2016 and December 2015, we purchased $15.0 million and $32.6 million, respectively of single-family residential fixed rate jumbo mortgage loans from two separate Michigan-based financial institutions. These mortgage loans were all on properties located in Michigan, had weighted average interest rates (after a 0.25% servicing fee) of 3.65% and 3.94%, respectively and weighted average remaining contractual maturities of 332 months and 344 months, respectively.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)
2016
Balance at beginning of period	$5,670	$10,391	$1,181	$56	$5,272	$22,570
Additions (deductions)
Provision for loan losses	(1,945)	(158)	401	(4)	397	(1,309)
Recoveries credited to allowance	2,472	1,047	1,100	—	—	4,619
Loans charged against the allowance	(1,317)	(2,599)	(1,671)	—	—	(5,587)
Reclassification to loans held for sale	—	—	—	(52)	(7)	(59)
Balance at end of period	$4,880	$8,681	$1,011	$—	$5,662	$20,234

2015
Balance at beginning of period	$5,445	$13,444	$1,814	$64	$5,223	$25,990
Additions (deductions)
Provision for loan losses	(737)	(1,744)	(274)	(8)	49	(2,714)
Recoveries credited to allowance	2,656	1,258	1,108	—	—	5,022
Loans charged against the allowance	(1,694)	(2,567)	(1,467)	—	—	(5,728)
Balance at end of period	$5,670	$10,391	$1,181	$56	$5,272	$22,570

2014
Balance at beginning of period	$6,827	$17,195	$2,246	$97	$5,960	$32,325
Additions (deductions)
Provision for loan losses	(1,683)	(1,029)	349	(36)	(737)	(3,136)
Recoveries credited to allowance	4,914	1,397	1,104	5	—	7,420
Loans charged against the allowance	(4,613)	(4,119)	(1,885)	(2)	—	(10,619)
Balance at end of period	$5,445	$13,444	$1,814	$64	$5,223	$25,990

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)
2016
Allowance for loan losses:
Individually evaluated for impairment	$2,244	$6,579	$329	$—	$—	$9,152
Collectively evaluated for impairment	2,636	2,102	682	—	5,662	11,082
Total ending allowance balance	$4,880	$8,681	$1,011	$—	$5,662	$20,234

Loans
Individually evaluated for impairment	$15,767	$59,151	$4,913	$—		$79,831
Collectively evaluated for impairment	790,228	481,828	261,474	—		1,533,530
Total loans recorded investment	805,995	540,979	266,387	—		1,613,361
Accrued interest included in recorded investment	1,978	2,364	771	—		5,113
Total loans	$804,017	$538,615	$265,616	$—		$1,608,248

2015
Allowance for loan losses:
Individually evaluated for impairment	$2,708	$7,818	$457	$—	$—	$10,983
Collectively evaluated for impairment	2,962	2,573	724	56	5,272	11,587
Total ending allowance balance	$5,670	$10,391	$1,181	$56	$5,272	$22,570

Loans
Individually evaluated for impairment	$16,868	$66,375	$5,888	$—		$89,131
Collectively evaluated for impairment	733,399	433,931	228,827	34,599		1,430,756
Total loans recorded investment	750,267	500,306	234,715	34,599		1,519,887
Accrued interest included in recorded investment	1,869	2,270	698	—		4,837
Total loans	$748,398	$498,036	$234,017	$34,599		$1,515,050

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.5 million, $0.6 million and $0.8 million of interest income would have been recognized in 2016, 2015 and 2014, respectively. Interest income recorded on these loans was approximately zero during the years ended 2016, 2015 and 2014.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans on non-accrual status and past due more than 90 days (“Non-performing Loans”) at December 31 follow:

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2016
Commercial
Income producing - real estate	$—	$628	$628
Land, land development and construction - real estate	—	105	105
Commercial and industrial	—	4,430	4,430
Mortgage
1-4 family	—	5,248	5,248
Resort lending	—	1,507	1,507
Home equity - 1st lien	—	222	222
Home equity - 2nd lien	—	317	317
Purchased loans	—	—	—
Installment
Home equity - 1st lien	—	266	266
Home equity - 2nd lien	—	289	289
Loans not secured by real estate	—	351	351
Other	—	1	1
Total recorded investment	$—	$13,364	$13,364
Accrued interest included in recorded investment	$—	$—	$—
2015
Commercial
Income producing - real estate	$—	$1,027	$1,027
Land, land development and construction - real estate	49	401	450
Commercial and industrial	69	2,028	2,097
Mortgage
1-4 family	—	4,744	4,744
Resort lending	—	1,094	1,094
Home equity - 1st lien	—	187	187
Home equity - 2nd lien	—	147	147
Purchased loans	—	2	2
Installment
Home equity - 1st lien	—	106	106
Home equity - 2nd lien	—	443	443
Loans not secured by real estate	—	421	421
Other	—	2	2
Payment plan receivables
Full refund	—	2	2
Partial refund	—	2	2
Other	—	1	1
Total recorded investment	$118	$10,607	$10,725
Accrued interest included in recorded investment	$2	$—	$2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2016
Commercial
Income producing - real estate	$—	$—	$383	$383	$287,255	$287,638
Land, land development and construction - real estate	74	—	31	105	51,670	51,775
Commercial and industrial	100	1,385	66	1,551	465,031	466,582
Mortgage
1-4 family	2,361	869	5,248	8,478	306,063	314,541
Resort lending	—	—	1,507	1,507	101,541	103,048
Home equity - 1st lien	149	—	222	371	28,645	29,016
Home equity - 2nd lien	470	218	317	1,005	54,232	55,237
Purchased loans	13	2	—	15	39,122	39,137
Installment
Home equity - 1st lien	311	48	266	625	12,025	12,650
Home equity - 2nd lien	238	41	289	568	13,390	13,958
Loans not secured by real estate	533	95	351	979	236,022	237,001
Other	8	1	1	10	2,768	2,778
Total recorded investment	$4,257	$2,659	$8,681	$15,597	$1,597,764	$1,613,361
Accrued interest included in recorded investment	$45	$19	$—	$64	$5,049	$5,113

2015
Commercial
Income producing - real estate	$203	$209	$647	$1,059	$305,155	$306,214
Land, land development and construction - real estate	—	—	252	252	44,231	44,483
Commercial and industrial	785	16	151	952	398,618	399,570
Mortgage
1-4 family	1,943	640	4,744	7,327	269,880	277,207
Resort lending	307	—	1,094	1,401	114,619	116,020
Home equity - 1st lien	50	—	187	237	22,327	22,564
Home equity - 2nd lien	439	54	147	640	50,618	51,258
Purchased loans	9	1	2	12	33,245	33,257
Installment
Home equity - 1st lien	315	107	106	528	16,707	17,235
Home equity - 2nd lien	231	149	443	823	19,727	20,550
Loans not secured by real estate	567	83	421	1,071	193,680	194,751
Other	15	3	2	20	2,159	2,179
Payment plan receivables
Full refund	492	62	2	556	21,294	21,850
Partial refund	415	228	2	645	5,834	6,479
Other	110	3	1	114	6,156	6,270
Total recorded investment	$5,881	$1,555	$8,201	$15,637	$1,504,250	$1,519,887
Accrued interest included in recorded investment	$53	$17	$2	$72	$4,765	$4,837

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans are as follows :

	December 31,
	2016	2015
	(In thousands)
Impaired loans with no allocated allowance
TDR	$1,782	$2,518
Non - TDR	1,107	203
Impaired loans with an allocated allowance
TDR - allowance based on collateral	3,527	4,810
TDR - allowance based on present value cash flow	72,613	81,002
Non - TDR - allowance based on collateral	491	260
Non - TDR - allowance based on present value cash flow	—	—
Total impaired loans	$79,520	$88,793

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$1,868	$2,436
TDR - allowance based on present value cash flow	7,146	8,471
Non - TDR - allowance based on collateral	138	76
Non - TDR - allowance based on present value cash flow	—	—
Total amount of allowance for loan losses allocated	$9,152	$10,983

Impaired loans by class as of December 31 are as follows (1):

	2016			2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$517	$768	$—	$641	$851	$—
Land, land development & construction-real estate	31	709	—	818	1,393	—
Commercial and industrial	2,341	3,261	—	1,245	1,241	—
Mortgage
1-4 family	2	387	—	23	183	—
Resort lending	—	—	—	—	—	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	66	—	—	76	—
Home equity - 2nd lien	—	—	—	—	—	—
Loans not secured by real estate	—	—	—	—	—	—
Other	—	—	—	—	—	—
	2,891	5,191	—	2,727	3,744	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2016			2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)
With an allowance recorded:
Commercial
Income producing - real estate	7,737	7,880	554	8,377	9,232	516
Land, land development & construction-real estate	239	244	36	1,690	1,778	296
Commercial and industrial	4,902	5,246	1,654	4,097	4,439	1,896
Mortgage
1-4 family	41,701	43,479	4,100	47,792	49,808	5,132
Resort lending	16,898	16,931	2,453	18,148	18,319	2,662
Home equity - 1st lien	235	242	10	168	172	9
Home equity - 2nd lien	315	398	16	244	325	15
Installment
Home equity - 1st lien	1,994	2,117	118	2,364	2,492	143
Home equity - 2nd lien	2,415	2,443	182	2,929	2,951	271
Loans not secured by real estate	504	540	29	587	658	42
Other	—	—	—	8	8	1
	76,940	79,520	9,152	86,404	90,182	10,983
Total
Commercial
Income producing - real estate	8,254	8,648	554	9,018	10,083	516
Land, land development & construction-real estate	270	953	36	2,508	3,171	296
Commercial and industrial	7,243	8,507	1,654	5,342	5,680	1,896
Mortgage
1-4 family	41,703	43,866	4,100	47,815	49,991	5,132
Resort lending	16,898	16,931	2,453	18,148	18,319	2,662
Home equity - 1st lien	235	242	10	168	172	9
Home equity - 2nd lien	315	398	16	244	325	15
Installment
Home equity - 1st lien	1,994	2,183	118	2,364	2,568	143
Home equity - 2nd lien	2,415	2,443	182	2,929	2,951	271
Loans not secured by real estate	504	540	29	587	658	42
Other	—	—	—	8	8	1
Total	$79,831	$84,711	$9,152	$89,131	$93,926	$10,983
Accrued interest included in recorded investment	$311			$338
(1)	There were no impaired payment plan receivables or purchased mortgage loans at December 31, 2016 or 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Average recorded investment in and interest income earned on impaired loans by class for the years ended December 31 follows (1):

	2016		2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance recorded:
Commercial
Income producing - real estate	$609	$2	$4,520	$387	$7,660	$250
Land, land development & construction-real estate	330	7	952	79	1,145	64
Commercial and industrial	961	54	2,125	257	3,351	152
Mortgage
1-4 family	10	16	19	11	29	—
Resort lending	—	—	12	—	40	1
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	—	5	—	5	—	2
Home equity - 2nd lien	3	—	—	—	—	—
Loans not secured by real estate	—	—	—	—	—	—
Other	—	—	—	—	—	—
	1,913	84	7,628	739	12,225	469
With an allowance recorded:
Commercial
Income producing - real estate	8,069	427	12,677	439	12,772	677
Land, land development & construction-real estate	1,129	31	2,219	54	3,939	149
Commercial and industrial	5,723	189	6,663	104	8,500	294
Mortgage
1-4 family	44,923	1,918	50,421	2,140	55,877	2,286
Resort lending	17,544	619	18,448	670	19,458	753
Home equity - 1st lien	226	10	161	8	160	6
Home equity - 2nd lien	248	14	172	13	57	2
Installment
Home equity - 1st lien	2,185	147	2,539	176	2,837	174
Home equity - 2nd lien	2,661	162	3,055	193	3,359	188
Loans not secured by real estate	546	35	653	37	719	35
Other	4	—	10	1	14	1
	83,258	3,552	97,018	3,835	107,692	4,565

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2016		2015		2014
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Total
Commercial
Income producing - real estate	8,678	429	17,197	826	20,432	927
Land, land development & construction-real estate	1,459	38	3,171	133	5,084	213
Commercial and industrial	6,684	243	8,788	361	11,851	446
Mortgage
1-4 family	44,933	1,934	50,440	2,151	55,906	2,286
Resort lending	17,544	619	18,460	670	19,498	754
Home equity - 1st lien	226	10	161	8	160	6
Home equity - 2nd lien	248	14	172	13	57	2
Installment
Home equity - 1st lien	2,185	152	2,539	181	2,837	176
Home equity - 2nd lien	2,664	162	3,055	193	3,359	188
Loans not secured by real estate	546	35	653	37	719	35
Other	4	—	10	1	14	1
Total	$85,171	$3,636	$104,646	$4,574	$119,917	$5,034
(1)	There were no impaired payment plan receivables or purchased mortgage loans during the years ending December 31, 2016, 2015 and 2014.

Our average investment in impaired loans was approximately $85.2 million, $104.6 million and $119.9 million in 2016, 2015 and 2014, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $3.6 million, $4.6 million and $5.0 million in 2016, 2015 and 2014, respectively, of which the majority of these amounts were received in cash and related primarily to performing TDR’s.

Troubled debt restructurings at December 31 follow:

	2016
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR's	$10,560	$59,726		$70,286
Non-performing TDR's (2)	3,565	4,071	(3)	7,636
Total	$14,125	$63,797		$77,922
	2015
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR's	$13,318	$68,194		$81,512
Non-performing TDR's (2)	3,041	3,777	(3)	6,818
Total	$16,359	$71,971		$88,330
(1)	Retail loans include mortgage and installment loan segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have allocated $9.0 million and $10.9 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2016 and 2015, respectively. We have committed to lend additional amounts totaling up to $0.04 million at both December 31, 2016 and 2015, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

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

Loans that have been classified as troubled debt restructurings during the years ended December 31 follow (1):

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2016
Commercial
Income producing - real estate	4	$290	$290
Land, land development & construction-real estate	—	—	—
Commercial and industrial	9	2,044	2,027
Mortgage
1-4 family	9	927	1,004
Resort lending	1	116	117
Home equity - 1st lien	1	107	78
Home equity - 2nd lien	2	77	78
Installment
Home equity - 1st lien	6	141	145
Home equity - 2nd lien	6	154	157
Loans not secured by real estate	2	46	46
Other	—	—	—
Total	40	$3,902	$3,942

2015
Commercial
Income producing - real estate	2	$229	$227
Land, land development & construction-real estate	—	—	—
Commercial and industrial	17	3,188	2,960
Mortgage
1-4 family	8	1,345	1,128
Resort lending	1	313	307
Home equity - 1st lien	1	20	20
Home equity - 2nd lien	1	27	27
Installment
Home equity - 1st lien	6	220	186
Home equity - 2nd lien	8	228	217
Loans not secured by real estate	2	19	25
Other	—	—	—
Total	46	$5,589	$5,097

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2014
Commercial
Income producing - real estate	4	$426	$389
Land, land development & construction-real estate	2	55	44
Commercial and industrial	13	2,236	1,606
Mortgage
1-4 family	15	1,576	1,570
Resort lending	6	1,583	1,572
Home equity - 1st lien	1	17	14
Home equity - 2nd lien	1	85	84
Installment
Home equity - 1st lien	13	631	523
Home equity - 2nd lien	9	400	400
Loans not secured by real estate	6	114	106
Other	—	—	—
Total	70	$7,123	$6,308
(1)	There were no payment plan receivables or purchased mortgage loans classified as troubled debt restructurings during the years ending 2016, 2015 and 2014.

The troubled debt restructurings described above increased (decreased) the AFLL by $(0.1) million, $0.4 million and $0.2 million during the years ended December 31, 2016, 2015 and 2014, respectively and resulted in charge offs of $0.53 million, $0.16 million and $0.04 million during the years ended December 31, 2016, 2015 and 2014, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2016
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	1	1,767
Mortgage
1-4 family	—	—
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	—	—
Other	—	—
Total	1	$1,767

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2015
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	2	157
Mortgage
1-4 family	2	73
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	1	4
Other	—	—
Total	5	$234

2014
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	2	319
Mortgage
1-4 family	1	125
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Loans not secured by real estate	—	—
Other	—	—
Total	3	$444

A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased (decreased) the AFLL by $(0.17) million, $(0.03) million and $0.02 million during the years ended December 31, 2016, 2015 and 2014, respectively and resulted in charge offs of $0.51 million, zero and zero during the years ended December 31, 2016, 2015 and 2014, respectively.

The terms of certain other loans were modified during the years ending December 31, 2016, 2015 and 2014 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2016
Income producing - real estate	$282,886	$3,787	$337	$628	$287,638
Land, land development and construction - real estate	51,603	67	—	105	51,775
Commercial and industrial	449,365	9,788	2,998	4,431	466,582
Total	$783,854	$13,642	$3,335	$5,164	$805,995
Accrued interest included in total	$1,915	$52	$11	$—	$1,978

2015
Income producing - real estate	$296,898	$6,866	$1,423	$1,027	$306,214
Land, land development and construction - real estate	40,844	2,995	243	401	44,483
Commercial and industrial	371,357	19,502	6,683	2,028	399,570
Total	$709,099	$29,363	$8,349	$3,456	$750,267
Accrued interest included in total	$1,729	$108	$32	$—	$1,869

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Purchased Loans	Total
	(In thousands)
2016
800 and above	$36,534	$10,484	$6,048	$8,392	$8,462	$69,920
750-799	102,382	41,999	10,006	20,113	20,984	195,484
700-749	69,337	24,727	5,706	12,360	9,115	121,245
650-699	50,621	13,798	4,106	8,167	437	77,129
600-649	25,270	5,769	1,674	3,067	—	35,780
550-599	13,747	3,030	455	1,699	—	18,931
500-549	9,215	1,438	486	981	—	12,120
Under 500	5,145	92	255	279	—	5,771
Unknown	2,290	1,711	280	179	139	4,599
Total	$314,541	$103,048	$29,016	$55,237	$39,137	$540,979
Accrued interest included in total	$1,466	$450	$111	$226	$111	$2,364

2015
800 and above	$28,760	$13,943	$4,374	$7,696	$2,310	$57,083
750-799	78,802	40,888	7,137	17,405	23,283	167,515
700-749	56,519	31,980	4,341	11,022	6,940	110,802
650-699	51,813	17,433	3,203	7,691	—	80,140
600-649	27,966	4,991	1,467	3,684	—	38,108
550-599	16,714	3,070	1,027	1,918	—	22,729
500-549	10,610	1,051	572	1,295	—	13,528
Under 500	4,708	554	244	265	—	5,771
Unknown	1,315	2,110	199	282	724	4,630
Total	$277,207	$116,020	$22,564	$51,258	$33,257	$500,306
Accrued interest included in total	$1,396	$477	$87	$196	$114	$2,270
(1)	Credit scores have been updated within the last twelve months.
	Installment (1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
2016
800 and above	$1,354	$1,626	$53,281	$86	$56,347
750-799	2,478	3,334	107,460	793	114,065
700-749	1,920	2,686	43,456	821	48,883
650-699	2,852	2,541	19,053	624	25,070
600-649	1,691	1,775	4,638	298	8,402
550-599	1,231	1,063	1,942	53	4,289
500-549	981	692	1,095	45	2,813
Under 500	114	220	276	24	634
Unknown	29	21	5,800	34	5,884
Total	$12,650	$13,958	$237,001	$2,778	$266,387
Accrued interest included in total	$54	$59	$638	$20	$771

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Installment (1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Loans not Secured by Real Estate	Other	Total
	(In thousands)
2015
800 and above	$1,792	$1,782	$44,254	$58	$47,886
750-799	4,117	5,931	86,800	531	97,379
700-749	2,507	3,899	34,789	694	41,889
650-699	3,508	4,182	16,456	499	24,645
600-649	2,173	2,153	4,979	200	9,505
550-599	1,800	1,346	1,997	109	5,252
500-549	1,056	855	1,170	61	3,142
Under 500	223	370	385	23	1,001
Unknown	59	32	3,921	4	4,016
Total	$17,235	$20,550	$194,751	$2,179	$234,715
Accrued interest included in total	$78	$83	$520	$17	$698
(1)	Credit scores have been updated within the last twelve months.

Mepco is a wholly-owned subsidiary of our Bank that operates a vehicle service contract payment plan business throughout the United States. As discussed in note #1 all payment plan receivables have been reclassified to held for sale at December 31, 2016. In addition, see note #11 for more information about Mepco’s business. As of December 31, 2015, approximately 63.2% of Mepco’s outstanding payment plan receivables related to programs in which a third party insurer or risk retention group was obligated to pay Mepco the full refund owing upon cancellation of the related service contract (including with respect to both the portion funded to the service contract seller and the portion funded to the administrator). These receivables are shown as “Full Refund” in the table below. Another approximately 18.7% of Mepco’s outstanding payment plan receivables as of December 31, 2015, related to programs in which a third party insurer or risk retention group is obligated to pay Mepco the refund owing upon cancellation only with respect to the unearned portion previously funded by Mepco to the administrator (but not to the service contract seller). These receivables are shown as “Partial Refund” in the table below. The balance of Mepco’s outstanding payment plan receivables related to programs in which there was no insurer or risk retention group that had any contractual liability to Mepco for any portion of the refund amount. These receivables are shown as “Other” in the table below. For each class of our payment plan receivables we monitored financial information on the counterparties as we evaluated the credit quality of this portfolio.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2016	2015
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$944,703	$898,443
Freddie Mac	622,885	707,891
Ginnie Mae	85,290	37,884
Other	6,115	107
Total	$1,658,993	$1,644,325

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $18.9 million and $21.8 million, at December 31, 2016 and 2015, respectively.

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

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2016	2015	2014
	(In thousands)
Balance at beginning of year	$12,436	$12,106	$13,710
Originated servicing rights capitalized	3,119	2,697	1,823
Amortization	(2,850)	(2,868)	(2,509)
Change in valuation allowance	966	501	(918)
Balance at end of year	$13,671	$12,436	$12,106
Valuation allowance	$2,306	$3,272	$3,773
Loans sold and serviced that have had servicing rights capitalized	$1,657,996	$1,643,086	$1,661,269

The fair value of capitalized mortgage loan servicing rights was $14.2 million and $12.9 million at December 31, 2016 and 2015, respectively. Fair value was determined using an average coupon rate of 4.20%, average servicing fee of 0.256%, average discount rate of 10.07% and an average Public Securities Association (“PSA”) prepayment rate of 175 for December 31, 2016; and an average coupon rate of 4.32%, average servicing fee of 0.254%, average discount rate of 10.04% and an average PSA prepayment rate of 203 for December 31, 2015.

NOTE 5 – OTHER REAL ESTATE

A summary of other real estate activity for the years ended December 31 follows (1):

	2016	2015	2014
	(In thousands)
Balance at beginning of year, net of valuation allowance	$7,070	$6,370	$18,088
Loans transferred to other real estate	2,355	6,694	6,143
Sales of other real estate	(3,596)	(5,502)	(17,198)
Additions to valuation allowance charged to expense	(873)	(492)	(663)
Balance at end of year, net of valuation allowance	$4,956	$7,070	$6,370
(1)	Table excludes other repossessed assets totaling $0.05 and $0.08 million at December 31, 2016 and 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2016	2015	2014
	(In thousands)
Balance at beginning of year	$1,692	$2,511	$4,047
Additions charged to expense	873	492	663
Direct write-downs upon sale	(1,772)	(1,311)	(2,199)
Balance at end of year	$793	$1,692	$2,511

At December 31, 2016 and 2015, the balance of other real estate includes $1.9 million and $2.8 million of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $1.0 million and $1.1 million at December 31, 2016 and 2015, respectively.

Other real estate and repossessed assets totaling $5.0 million and $7.2 million at December 31, 2016 and 2015, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2016	2015
	(In thousands)
Land	$15,486	$15,152
Buildings	54,656	57,638
Equipment	72,090	79,842
	142,232	152,632
Accumulated depreciation and amortization	(102,057)	(109,529)
Property and equipment, net	$40,175	$43,103

Depreciation expense was $5.8 million, $6.6 million and $6.7 million in 2016, 2015 and 2014, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net of amortization, at December 31 follows:

	2016		2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$6,118	$4,186	$6,118	$3,838

Intangible amortization expense was $0.3 million, $0.3 million and $0.5 million in 2016, 2015 and 2014, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2016, follows:

(In thousands)
2017	$346
2018	346
2019	346
2020	346
2021	346
2022 and thereafter	202
Total	$1,932

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2016	2015	2014
	(In thousands)
Savings and interest bearing checking	$1,115	$1,056	$1,064
Time deposits under $100,000	1,628	1,586	2,467
Time deposits of $100,000 or more	2,198	1,367	1,436
Total	$4,941	$4,009	$4,967

Aggregate time deposits in denominations of $250,000 or more amounted to $174.6 million and $110.4 million at December 31, 2016 and 2015, respectively.

A summary of the maturity of time deposits at December 31, 2016, follows:

(In thousands)
2017	$363,382
2018	74,019
2019	19,838
2020	11,341
2021	15,685
2022 and thereafter	853
Total	$485,118

Reciprocal deposits totaled $38.7 million and $50.2 million at December 31, 2016 and 2015, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2016	2015
	(In thousands)
Demand	$3,055	$3,436
Money market	4,350	8,340
Time	31,252	38,431
Total	$38,657	$50,207

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2016	2015
	(In thousands)
Advances from the FHLB	$9,428	$11,949
Other	5	5
Total	$9,433	$11,954

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 135% to 174%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $7.8 million at December 31, 2016. Unused borrowing capacity with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FHLB (subject to the FHLB’s credit requirements and policies) was $205.3 million at December 31, 2016. Interest expense on advances amounted to $0.8 million, $0.8 million and $0.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. No FHLB advances were terminated during 2016, 2015 or 2014.

As a member of the FHLB, we must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of our outstanding advances. At December 31, 2016, we were in compliance with the FHLB stock ownership requirements.

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2016		2015
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2016			$2,089	6.55%
2017	$1,192	7.04%	1,258	7.04
2018	5,183	5.99	5,437	5.99
2019	—		—
2020	3,053	7.49	3,165	7.49
Total advances	$9,428	6.61%	$11,949	6.59%

A summary of contractually required repayments of FHLB advances at December 31, 2016 follow:

(In thousands)
2017	$1,587
2018	5,042
2019	143
2020	2,656
Total	$9,428

We had no borrowings outstanding with the FRB during the years ended or at December 31, 2016, 2015 or 2014. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $391.2 million at December 31, 2016. Collateral for FRB borrowings are certain commercial loans.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $904.6 million at December 31, 2016.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $34.5 million at both December 31, 2016 and 2015, respectively, qualified as Tier 1 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in accrued income and other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary information regarding subordinated debentures as of December 31 follows:

		2016 and 2015
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$35,569	$34,500	$1,069

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2016 and 2015 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007

The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2016 and 2015.

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

Issuance costs have been capitalized and are being amortized on a straight- line basis over a period not exceeding 30 years and are included in interest expense in the Consolidated Statements of Operations. Distributions (payment of interest) on the trust preferred securities are also included in interest expense – other borrowings in the Consolidated Statements of Operations.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2016	2015
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$364,270	$243,458
Standby letters of credit	3,140	3,582

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 0.60% to 8.25% and mature through 2018.

In December 2016, we reached a tentative settlement regarding litigation initiated against us in Wayne County, Michigan Circuit Court. This litigation concerned checking account transaction sequencing during a period from February 2009 to June 2011. Under the terms of the settlement, we have agreed to pay $2.2 million and are also responsible for class notification costs and certain other expenses which are estimated to total approximately $0.1 million. Although, we deny any liability associated with this matter and believe we have meritorious defenses to the allegations in the complaint, given the costs and uncertainty of litigation, it was determined that this settlement was in the best interests of the organization.

We are also involved in various other litigation matters in the ordinary course of business. At the present time, we do not believe any of these other matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these other litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is approximately $0.3 million. However, because of a number of factors, including the fact that certain of these other litigation matters are still in their early stages, this maximum amount may change in the future.

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, but we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote. Risks associated with the likelihood that we will not collect the full amount owed to us, net of reserves, are disclosed elsewhere in this report.

Mepco conducts its payment plan business activities across the United States. Mepco acquires the payment plans from companies (which we refer to as Mepco’s “counterparties”) at a discount from the face amount of the payment plan. Each payment plan (which are classified as payment plan receivables in our Consolidated Statements of Financial Condition) permits a consumer to purchase a vehicle service contract by making installment payments, generally for a term of 12 to 30 months, to the sellers of those contracts (one of the “counterparties”). Mepco thereafter collects the payments from consumers. In acquiring the payment plan, Mepco generally funds a portion of the cost to the seller of the service contract and a portion of the cost to the administrator of the service contract. The administrator, in turn, pays the necessary contractual liability insurance policy (“CLIP”) premium to the insurer or risk retention group.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon the cancellation of a service contract and the completion of the billing process to the counterparties for amounts due to Mepco, there is a decrease in the amount of “payment plan receivables” and an increase in the amount of “vehicle service contract counterparty receivables” until such time as the amount due from the counterparty is collected. These amounts represent funds actually due to Mepco from its counterparties for cancelled service contracts. Mepco is currently in the process of working to recover these receivables, primarily through negotiated settlements with the counterparties. In some cases, Mepco requires collateral or guaranties by the principals of the counterparties to secure these refund obligations; however, this is generally only the case when no insurance company is involved to guarantee the repayment obligation of the seller and administrator counterparties. In most cases, there is no collateral to secure the counterparties’ refund obligations to Mepco, but Mepco has the contractual right to offset unpaid refund obligations against amounts Mepco would otherwise be obligated to fund to the counterparties. In addition, even when collateral is involved, the refund obligations of these counterparties are not fully secured. Mepco incurs losses when it is unable to fully recover funds owed to it by counterparties upon cancellation of the underlying service contracts. The sudden failure of one of Mepco’s major counterparties (an insurance company, administrator, or seller/dealer) could expose us to significant losses.

When counterparties do not honor their contractual obligations to Mepco to repay funds, we recognize estimated losses. Mepco pursues collection (including commencing legal action if necessary) of funds due to it under its various contracts with counterparties. Mepco has had to initiate litigation against certain counterparties, including third party insurers, to collect amounts owed to Mepco as a result of those parties’ dispute of their contractual obligations to Mepco. During the first quarter of 2016, we settled our last significant remaining litigation matter with certain of Mepco’s counterparties. This settlement resulted in our receipt of a cash payment of $4.0 million on March 31, 2016. This settlement also resulted in our receipt of an interest-bearing promissory note from one of Mepco’s counterparties for $1.5 million with monthly payments scheduled over a five-year period beginning in May 2016. Due to the lack of any payment history and limited financial information on this counterparty, we established a full reserve on this promissory note as of March 31, 2016. A full reserve on the remaining balance ($1.3 million) on this note was maintained at December 31, 2016. Thus far, this counterparty has made all required monthly payments on the note. As a longer-term payment history is developed on this note, we will continue to evaluate the need for all or any part of a reserve. Vehicle service contract counterparty receivables, net totaled $2.3 million as of December 31, 2016 compared to $7.2 million as of December 31, 2015. For 2016, 2015 and 2014, non-interest expenses include $(0.1) million, $0.1 million and $0.2 million, respectively, of (recoveries) charges related to vehicle service contract counterparty contingencies. These (recoveries) charges are being classified in non-interest expense – other in the Consolidated Statements of Operations because they are associated with a default or potential default of a contractual obligation under our counterparty contracts as opposed to loss on the administration of the payment plan itself.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of our vehicle service contract counterparty receivable, net follows:

	2016	2015	2014
	(In thousands)
Balance at beginning of year, net of reserve	$7,229	$7,237	$7,716
Transfers in from payment plan receivables	200	1,203	180
Reserves (established) reversed and charge-offs recorded to expense	88	(119)	(199)
Recovery of previously charged-off receivable	1,500	—	—
Reserve established on previously charged-off receivable	(1,500)	—	—
Transferred from contingency reserves	(38)	—	(75)
Transfer to held for sale	(422)	—	—
Cash received	(4,786)	(1,092)	(385)
Balance at end of year, net of reserve	$2,271	$7,229	$7,237
Reserve at end of year	$1,437	$56	$1,370

An analysis of our vehicle service contract counterparty reserve follows:

	2016	2015	2014
	(In thousands)
Balance at beginning of year	$56	$1,370	$1,375
Additions (recoveries) recorded to expense	(88)	119	199
Reserve established on previously charged-off receivable	1,500	—	—
Charge-offs, net	(31)	(1,433)	(204)
Balance at end of year	$1,437	$56	$1,370

In connection with our pending sale of Mepco (see note #1), we agreed to contractually indemnify the purchaser from certain losses it may incur, including as a result of its failure to collect certain receivables it purchased as part of the business as well as breaches of representations and warranties we made in the sale agreement, subject to various limitations. We have not accrued any liability related to these indemnification requirements in our December 31, 2016 Consolidated Statement of Financial Condition because we believe the likelihood of having to pay any amount as a result of these indemnification obligations is remote. However, if the purchaser is unable to collect the receivables it purchased from Mepco or otherwise encounters difficulties in operating the business, it is possible it could make one or more claims against us pursuant to the sale agreement. In that event, we may incur expenses in defending any such claims and/or amounts paid to such purchaser to resolve such claims.

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac and Ginnie Mae). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The provision for loss reimbursement on sold loans was an expense (credit) of $0.03 million, $(0.06) million and $(0.47) million for the years ended December 31, 2016, 2015 and 2014, respectively. The small expense in 2016 is primarily due to establishing specific reserves for pending loss reimbursement claims. The credit provisions in 2015 and 2014 are due primarily to the settlements of certain loss reimbursement claims at lower amounts than what had been specifically reserved for at the end of the respective previous period. The reserve for loss reimbursements on sold mortgage loans totaled $0.6 million and $0.5 million at December 31, 2016 and 2015, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. The reserve levels at December 31, 2016 and 2015 also reflect the resolution of the mortgage loan origination years of 2000 to 2008 with Fannie Mae and Freddie Mac. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

On January 21, 2016 and 2015, our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock through the end of each respective year. On April 26, 2016 our Board of Directors authorized a $5.0 million expansion of the 2016 repurchase plan. During 2016 and 2015 repurchases were made through open market transactions and totaled 1,153,136 and 967,199 shares of common stock, respectively for an aggregate purchase price of $16.9 million and $13.5 million, respectively.

On November 15, 2011, we entered into a Tax Benefits Preservation Plan (the “Preservation Plan”) with our stock transfer agent, American Stock Transfer & Trust Company. Our Board of Directors adopted the Preservation Plan in an effort to protect the value to our shareholders of our ability to use deferred tax assets, such as net operating loss carry forwards, to reduce potential future federal income tax obligations. Under federal tax rules, this value could be lost in the event we experienced an “ownership change,” as defined in Section 382 of the federal Internal Revenue Code. The Preservation Plan attempted to protect this value by reducing the likelihood that we would experience such an ownership change by discouraging any person who is not already a 5% shareholder from becoming a 5% shareholder (with certain limited exceptions).

On October 25, 2016, the Board of Directors took affirmative action to not renew the Preservation Plan, which expired on November 15, 2016. None of the Rights had been exercised or had become exercisable because no unpermitted 4.99% or more change in the beneficial ownership of the outstanding common stock had occurred.

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2016	2015	2014
	(In thousands, except per share amounts)
Net income	$22,766	$20,017	$18,021

Weighted average shares outstanding (1)	21,378	22,716	22,927
Effect of stock options	151	119	124
Stock units for deferred compensation plan for non-employee directors	115	112	114
Performance share units	48	—	—
Restricted stock units	35	233	306
Weighted average shares outstanding for calculation of diluted earnings per share	21,727	23,180	23,471

Net income per common share
Basic (1)	$1.06	$0.88	$0.79
Diluted	$1.05	$0.86	$0.77
(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive totaled zero, 0.03 million and 0.03 million for 2016, 2015 and 2014, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 – INCOME TAX

The composition of income tax expense for the years ended December 31 follows:

	2016	2015	2014
	(In thousands)
Current expense (benefit)	$362	$200	$(359)
Deferred expense	9,756	9,128	7,672
Valuation allowance - change in estimate	17	35	(118)
Income tax expense	$10,135	$9,363	$7,195

Income tax expense includes income taxes in a variety of other states due primarily to Mepco’s operations. The amounts of such state income taxes were an expense (benefit) of $(0.1) million, $(0.1) million and zero in 2016, 2015 and 2014, respectively.

The deferred income tax expense of $9.8 million, $9.1 million and $7.7 million during 2016, 2015 and 2014 can be primarily attributed to the utilization of our net operating loss (“NOL”) carryfoward and decrease in our AFLL.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in each year presented to the income before income tax for the years ended December 31 follows:

	2016	2015	2014
	(In thousands)
Statutory rate applied to income before income tax	$11,515	$10,283	$8,826
Tax-exempt income	(534)	(434)	(522)
Bank owned life insurance	(477)	(449)	(480)
Share-based compensation	(348)	—	—
Unrecognized tax benefit	(155)	(135)	(595)
Non-deductible meals, entertainment and memberships	46	43	53
Net change in valuation allowance	17	35	(118)
Other, net	71	20	31
Income tax expense	$10,135	$9,363	$7,195

As described in Note #1, we adopted ASU 2016-09, “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting” during the second quarter of 2016 which now requires us to recognize for book purposes either income tax expense or benefit on deficiencies / excess benefits relating to share-based compensation. Included in income tax expense for the year ended December 31, 2016 are tax benefits of $0.3 million due to the vesting of certain share-based compensation grants and the exercise of stock options during the period.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2016	2015
	(In thousands)
Deferred tax assets
Loss carryforwards	$17,131	$25,516
Allowance for loan losses	7,104	7,901
Alternative minimum tax credit carry forward	4,064	3,427
Property and equipment	3,143	3,369
Unrealized loss on securities available for sale	1,782	128
Purchase premiums, net	1,460	1,755
Share based payments	1,011	786
Litigation settlement	805	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2016	2015
	(In thousands)
Vehicle service contract counterparty contingency reserve	500	21
Unrealized loss on trading securities	486	578
Other than temporary impairment charge on securities available for sale	400	382
Deferred compensation	375	404
Valuation allowance on other real estate	277	592
Non accrual loan interest income	246	232
Reserve for unfunded lending commitments	228	228
Loss reimbursement on sold loans reserve	196	186
Other	1	—
Gross deferred tax assets	39,209	45,505
Valuation allowance	(1,071)	(1,054)
Gross deferred tax assets, net of valuation allowance	38,138	44,451
Deferred tax liabilities
Capitalized mortgage loan servicing rights	4,785	4,353
Deferred loan fees	490	256
Federal Home Loan Bank stock	45	45
Other	—	162
Gross deferred tax liabilities	5,320	4,816
Deferred tax assets, net	$32,818	$39,635

We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2016 and 2015, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

The valuation allowance against our deferred tax assets totaled $1.1 million at both December 31, 2016 and 2015. The valuation allowance against our deferred tax assets at December 31, 2016 primarily relates to state income taxes from Mepco. In this instance, we determined that the future realization of these particular deferred tax assets was not more likely than not. This conclusion in 2016 was based on the pending sale of Mepco’s payment plan business and in 2015 was primarily based on the uncertainty of Mepco’s future earnings attributable to particular states (given the various apportionment criteria) and the significant reduction in the size of Mepco’s business.

Because of our NOL and tax credit carryforwards, we are still subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended. An ownership change, as defined by these rules, would negatively affect our ability to utilize our NOL carryforwards and other deferred tax assets in the future. If such an ownership change were to occur, we may suffer higher-than-anticipated tax expense, and consequently lower net income and cash flow, in those future years.

At December 31, 2016, we had federal NOL carryforwards of approximately $46.0 million which, if not used against taxable income, will expire as follows:

(In thousands)
2031	$8,301
2032	37,739
Total	$46,040

In addition to the amounts in the table above we also had a minor amount of state NOL carryforwards in certain states where Mepco operates. In addition, we had $4.1 million of alternative minimum tax credit carryforwards with indefinite lives at December 31, 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2016	2015	2014
	(In thousands)
Balance at beginning of year	$976	$1,091	$1,672
Additions based on tax positions related to the current year	19	20	18
Reductions due to the statute of limitations	(155)	(135)	(595)
Reductions due to settlements	—	—	(4)
Balance at end of year	$840	$976	$1,091

If recognized, the entire amount of unrecognized tax benefits, net of $0.3 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2016, 2015 and 2014. No amounts were accrued for interest and penalties at December 31, 2016, 2015 or 2014. At December 31, 2016, U.S. Federal tax years 2013 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.2 million shares of common stock as of December 31, 2016. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million shares of common stock as of December 31, 2016. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2016, 2015 and 2014 pursuant to our long-term incentive plan, we granted 0.10 million, 0.07 million and 0.07 million shares, respectively of restricted stock and 0.05 million, 0.03 million and 0.03 million performance stock units (“PSUs”), respectively to certain officers. The shares of restricted stock issued during 2016 cliff vest after periods ranging from one to four years, the shares of restricted stock issued during 2015 cliff vest after a period of three years and the shares of restricted stock issued during 2014 vest ratably over three years. The PSUs issued during 2016 cliff vest after periods ranging from three to five years and the PSUs issued during 2015 and 2014 cliff vest after a period of three years. The performance feature of the PSUs is based on a comparison of our total shareholder return over the three year period starting on the grant date to the total shareholder return over that period for a banking index of our peers.

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock are issued each quarter and vest immediately. We issued 0.01 million shares to directors during each of the years ending 2016, 2015 and 2014 and expensed their value during those same periods.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.5 million, $1.4 million and $1.0 million in 2016, 2015 and 2014, respectively. The corresponding tax benefit relating to this expense was $0.5 million, $0.5 million and $0.4 million in 2016, 2015 and 2014, respectively. Total expense recognized for non-employee director share based payments was $0.1 million, $0.1 million and $0.2 million in 2016, 2015 and 2014, respectively. The corresponding tax benefit relating to this expense was $0.04 million, $0.03 million and $0.1million in 2016, 2015 and 2014, respectively.

At December 31, 2016, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.2 million. The weighted-average period over which this amount will be recognized is 2.4 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2016	235,596	$4.94
Granted	—
Exercised	(21,614)	3.93
Forfeited	(664)	6.42
Expired	(2,300)	3.54
Outstanding at December 31, 2016	211,018	$5.05	5.09	$3,514
Vested and expected to vest at December 31, 2016	211,018	$5.05	5.09	$3,514
Exercisable at December 31, 2016	211,018	$5.05	5.09	$3,514

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2016	261,981	$11.29
Granted	147,160	15.39
Vested	(107,795)	7.92
Forfeited	(4,924)	13.24
Outstanding at December 31, 2016	296,422	$14.52

Certain information regarding options exercised during the periods ending December 31 follows:

	2016	2015	2014
	(In thousands)
Intrinsic value	$254	$444	$321
Cash proceeds received	$85	$137	$96
Tax benefit realized	$89	$155	$112

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. During 2016 and 2015 we matched 50% of employee contributions to the 401(k) plan up to a maximum of 6% and 4% of participating employees’ eligible wages, respectively. During 2014 we matched 100% of employee contributions up to a maximum of 2% of participating employees’ eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2016, 2015 and 2014. Amounts expensed for these retirement plans were $1.4 million, $1.2 million, and $1.0 million in 2016, 2015 and 2014, respectively.

Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $6.2 million, $5.7 million and $4.2 million, in 2016, 2015 and 2014, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $3.5 million, $3.6 million and $3.9 million in 2016, 2015 and 2014 respectively. These insurance programs are also available to retired employees at their own expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2016	2015	2014
	(In thousands)
Investment and insurance commissions	$1,647	$1,827	$1,814
ATM fees	1,496	1,551	1,599
Bank owned life insurance	1,124	1,282	1,371
Other real estate rental income	58	128	1,295
Other	3,091	2,904	2,852
Total other non-interest income	$7,416	$7,692	$8,931

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2016
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$26,658	0.1	$646
Mandatory commitments to sell mortgage loans	61,954	0.1	630
Pay-fixed interest rate swap agreements	46,121	8.6	249
Pay-variable interest rate swap agreements	46,121	8.6	(249)
Purchased options	3,119	4.5	238
Written options	3,119	4.5	(238)
Total	$187,092	4.4	$1,276
	2015
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
No hedge designation
Rate-lock mortgage loan commitments	$20,581	0.1	$550
Mandatory commitments to sell mortgage loans	46,320	0.1	69
Pay-fixed interest rate swap agreements	27,587	8.0	(497)
Pay-variable interest rate swap agreements	27,587	8.0	497
Purchased options	2,098	5.7	122
Written options	2,098	5.7	(122)
Total	$126,271	3.7	$619

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges included certain pay-fixed interest rate swaps which converted the variable-rate cash flows on debt obligations to fixed-rates. In 2013 we terminated our last Cash Flow Hedge pay-fixed interest rate swap and paid a termination fee of $0.6 million. The remaining unrealized loss on the terminated pay-fixed interest rate swap which was equal to this termination fee was included as a component of accumulated other comprehensive loss and was amortized into earnings through December 31, 2014, the original remaining life of the pay-fixed interest rate swap.

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

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (“Rate-Lock Commitments”). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (“Mandatory Commitments”) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate-Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of net gains on mortgage loans in the Consolidated Statements of Operations. We obtain market prices on Mandatory Commitments and Rate-Lock Commitments. Net gains on mortgage loans, as well as net income, may be more volatile as a result of these derivative instruments, which are not designated as hedges.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2016		2015		2016		2015
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	$646	Other assets	$550	Other liabilities	$—	Other liabilities	$—
Mandatory commitments to sell mortgage loans	Other assets	630	Other assets	69	Other liabilities	—	Other liabilities	—
Pay-fixed interest rate swap agreements	Other assets	493	Other assets	—	Other liabilities	244	Other liabilities	497
Pay-variable interest rate swap agreements	Other assets	244	Other assets	497	Other liabilities	493	Other liabilities	—
Purchased options	Other assets	238	Other assets	122	Other liabilities	—	Other liabilities	—
Written options	Other assets	—	Other assets	—	Other liabilities	238	Other liabilities	122
Total derivatives		$2,251		$1,238		$975		$619

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Loss Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (1)	Gain (Loss) Recognized in Income (1)
	2016	2015	2014		2016	2015	2014		2016	2015	2014
	(In thousands)
Cash Flow Hedges
Pay-fixed interest rate swap agreements	$—	$—	$—	Interest expense	$—	$—	$(380)	Interest expense	$—	$—	$—
Total	$—	$—	$—		$—	$—	$(380)		$—	$—	$—

No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$96	$113	$71
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	561	253	(312)

Pay-fixed interest rate swap agreements								Interest income	746	(315)	(182)

Pay-variable interest rate swap agreements								Interest income	(746)	315	182

Purchased options								Interest expense	116	122	—

Written options								Interest expense	(116)	(122)	—

UST short position								Net gains on securities	—	—	295
Total									$657	$366	$54
(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2016 and 2015.

A summary of loans to our directors and executive officers whose borrowing relationship (which includes loans to entities in which the individual owns a 10% or more voting interest) exceeds $60,000 for the years ended December 31 follows:

	2016	2015
	(In thousands)
Balance at beginning of year	$190	$216
New loans and advances	594	—
Repayments	(369)	(26)
Balance at end of year	$415	$190

Deposits held by us for directors and executive officers totaled $1.0 million and $1.3 million at December 31, 2016 and 2015, respectively.

NOTE 18 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2016, follows:

(In thousands)
2017	$1,444
2018	1,313
2019	994
2020	927
2021	460
2022 and thereafter	499
Total	$5,637

Rental expense on operating leases totaled $1.2 million, $1.2 million and $1.3 million in 2016, 2015 and 2014, respectively.

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2016, include $558.9 million of loans secured by residential real estate and $77.3 million of construction and development loans.

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2016: Lessors of Nonresidential Real Estate ($247.1 million); Lessors of Residential Real Estate ($98.5 million); Health Care and Social Assistance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

($70.1 million) and Construction General Contractors and Land Development ($62.5 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2016, the Bank had positive undivided profits of $9.9 million. We can request regulatory approval for a return of capital from the Bank to the parent company. During the first quarters of 2016, 2015 and 2014, we requested regulatory approval for returns of capital from the Bank to the parent company for $18.0 million, $18.5 million and $15.0 million. These return of capital requests were approved by our banking regulators on February 24, 2016, February 13, 2015 and March 28, 2014, respectively and the Bank returned these amounts to the parent company on February 25, 2016, February 17, 2015 and April 9, 2014, respectively. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2016 and 2015, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The capital conservation buffer began to phase in on January 1, 2016 with 0.625% added to the minimum ratio for adequately capitalized institutions for 2016 and 0.625% will be added each subsequent year until fully phased in during 2019. This capital conservation buffer is not reflected in the table that follows. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the phased in buffer. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity Tier 1 capital, the most loss-absorbing form of capital, and implement strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. The New Capital Rules became effective for us on January 1, 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2016
Total capital to risk-weighted assets
Consolidated	$286,289	15.86%	$144,413	8.00%	NA	NA
Independent Bank	270,855	15.02	144,223	8.00	$180,279	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$265,405	14.70%	$108,309	6.00%	NA	NA
Independent Bank	249,971	13.87	108,167	6.00	$144,223	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$238,996	13.24%	$81,232	4.50%	NA	NA
Independent Bank	249,971	13.87	81,126	4.50	$117,181	6.50%

Tier 1 capital to average assets
Consolidated	$265,405	10.50%	$101,112	4.00%	NA	NA
Independent Bank	249,971	9.90	101,019	4.00	$126,274	5.00%

2015
Total capital to risk-weighted assets
Consolidated	$278,170	16.65%	$133,668	8.00%	NA	NA
Independent Bank	261,894	15.69	133,514	8.00	$166,893	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$257,050	15.38%	$100,251	6.00%	NA	NA
Independent Bank	240,867	14.43	100,136	6.00	$133,514	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$239,271	14.32%	$75,188	4.50%	NA	NA
Independent Bank	240,867	14.43	75,102	4.50	$108,480	6.50%

Tier 1 capital to average assets
Consolidated	$257,050	10.91%	$94,217	4.00%	NA	NA
Independent Bank	240,867	10.23	94,145	4.00	$117,682	5.00%

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands)
Total shareholders' equity	$248,980	$251,092	$258,814	$259,947
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	3,310	238	3,310	238
Intangible assets	(1,159)	(912)	(1,159)	(912)
Disallowed deferred tax assets	(12,135)	(11,147)	(10,994)	(18,406)
Common equity tier 1 capital	238,996	239,271	249,971	240,867
Qualifying trust preferred securities	34,500	34,500	—	—
Disallowed deferred tax assets	(8,091)	(16,721)	—	—
Tier 1 capital	265,405	257,050	249,971	240,867
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	20,884	21,120	20,884	21,027
Total risk-based capital	$286,289	$278,170	$270,855	$261,894

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (trading or available for sale) are classified as Level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks included in our trading portfolio for which there are quoted prices in active markets. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and primarily include agency securities, private label mortgage-backed securities, other asset backed securities, obligations of states and political subdivisions, trust preferred securities, corporate securities and foreign government securities.

Loans held for sale: The fair value of mortgage loans held for sale is based on mortgage backed security pricing for comparable assets (recurring Level 2).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an AFLL is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2016 and 2015, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

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

Appraisals for both collateral-dependent impaired loans and other real estate are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by us. Once received, an independent third party (for commercial properties over $0.25 million) or a member of our Collateral Evaluation Department (for commercial properties under $0.25 million) or a member of our Special Assets Group (for retail properties) reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. We compare the actual selling price of collateral that has been sold to the most recent appraised value of our properties to determine what additional adjustment, if any, should be made to the appraisal value to arrive at fair value. For commercial and retail properties we typically discount an appraisal to account for various factors that the appraisal excludes in its assumptions. These additional discounts generally do not result in material adjustments to the appraised value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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
	(In thousands)
December 31, 2016:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$410	$410	$—	$—
Securities available for sale
U.S. agency	28,988	—	28,988	—
U.S. agency residential mortgage-backed	156,289	—	156,289	—
U.S. agency commercial mortgage-backed	12,632	—	12,632	—
Private label mortgage-backed	34,727	—	34,727	—
Other asset backed	146,709	—	146,709	—
Obligations of states and political subdivisions	170,899	—	170,899	—
Corporate	56,180	—	56,180	—
Trust preferred	2,579	—	2,579	—
Foreign government	1,613	—	1,613	—
Loans held for sale	35,946	—	35,946	—
Derivatives (1)	2,251	—	2,251	—
Liabilities
Derivatives (2)	975	—	975	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	8,163	—	—	8,163
Impaired loans (4)
Commercial
Income producing - real estate	255	—	—	255
Land, land development & construction-real estate	54	—	—	54
Commercial and industrial	1,342	—	—	1,342
Mortgage
1-4 family	361	—	—	361
Other real estate (5)
Commercial
Income producing - real estate (6)	2,863	—	2,863	—
Land, land development & construction-real estate	176	—	—	176
Mortgage
1-4 family	98	—	—	98
Resort lending	133	—	—	133
(1)	Included in accrued income and other assets.
(2)	Included in accrued expenses and other liabilities.
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.
(6)	Level 2 valuation is based on a signed purchase agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2015:
Measured at Fair Value on a Recurring Basis:
Assets
Trading securities	$148	$148	$—	$—
Securities available for sale
U.S. agency	47,512	—	47,512	—
U.S. agency residential mortgage-backed	196,056	—	196,056	—
U.S. agency commercial mortgage-backed	34,028	—	34,028	—
Private label mortgage-backed	4,903	—	4,903	—
Other asset backed	116,904	—	116,904	—
Obligations of states and political subdivisions	144,984	—	144,984	—
Corporate	38,614	—	38,614	—
Trust preferred	2,483	—	2,483	—
Loans held for sale	27,866	—	27,866	—
Derivatives (1)	1,238	—	1,238	—
Liabilities
Derivatives (2)	619	—	619	—

Measured at Fair Value on a Non-recurring basis:
Assets
Capitalized mortgage loan servicing rights (3)	8,481	—	—	8,481
Impaired loans (4)
Commercial
Income producing - real estate	711	—	—	711
Land, land development & construction-real estate	40	—	—	40
Commercial and industrial	1,257	—	—	1,257
Mortgage
1-4 family	421	—	—	421
Resort lending	129	—	—	129
Other real estate (5)
Commercial
Land, land development & construction-real estate	639	—	—	639
Commercial and industrial	165	—	—	165
Mortgage
1-4 family	26	—	—	26
Resort lending	107	—	—	107
Home equity - 1st lien	14	—	—	14
Installment
Home equity - 1st lien	36	—	—	36
(1)	Included in accrued income and other assets.
(2)	Included in accrued expenses and other liabilities.
(3)	Only includes servicing rights that are carried at fair value due to recognition of a valuation allowance.
(4)	Only includes impaired loans with specific loss allocations based on collateral value.
(5)	Only includes other real estate with subsequent write downs to fair value.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2016 and 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets		Total Change in Fair Values Included in Current Period Earnings
	Securities	Loans
	(In thousands)
2016
Trading securities	$262	$—	$262
Loans held for sale	—	(277)	(277)

2015
Trading securities	$(55)	$—	$(55)
Loans held for sale	—	90	90

2014
Trading securities	$(295)	$—	$(295)
Loans held for sale	—	258	258

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.

The following represent impairment charges recognized during the years ended December 31, 2016, 2015 and 2014 relating to assets measured at fair value on a non-recurring basis:

•	Capitalized mortgage loan servicing rights, whose individual strata are measured at fair value, had a carrying amount of $8.2 million, which is net of a valuation allowance of $2.3 million, at December 31, 2016, and had a carrying amount of $8.5 million, which is net of a valuation allowance of $3.3 million, at December 31, 2015. A recovery (charge) of $1.0 million, $0.5 million and $(0.9) million was included in our results of operations for the years ending December 31, 2016, 2015 and 2014, respectively.
•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $4.0 million, with a valuation allowance of $2.0 million at December 31, 2016, and had a carrying amount of $5.1 million, with a valuation allowance of $2.5 million at December 31, 2015. An additional provision for loan losses relating to impaired loans of $0.2 million, $1.1 million and $2.1 million was included in our results of operations for the years ending December 31, 2016, 2015 and 2014, respectively.
•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $3.2 million which is net of a valuation allowance of $0.8 million at December 31, 2016, and a carrying amount of $1.0 million, which is net of a valuation allowance of $1.7 million, at December 31, 2015. An additional charge relating to other real estate measured at fair value of $0.6 million, $0.3 million and $0.3 million was included in our results of operations during the years ended December 31, 2016, 2015 and 2014, respectively.

We had no assets or liabilities measured at fair value on a recurring basis that used significant unobservable inputs (Level 3) during the years ended December 31, 2016 and 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
	(In thousands)
2016
Capitalized mortgage loan servicing rights	$8,163	Present value of net	Discount rate	10.07%
		servicing revenue	Cost to service	$83
			Ancillary income	24
			Float rate	1.97%
Impaired loans
Commercial (1)	1,446	Sales comparison	Adjustment for differences
		approach	between comparable sales	(1.5)%
Mortgage	361	Sales comparison	Adjustment for differences
		approach	between comparable sales	(4.7)
Other real estate
Commercial	176	Sales comparison	Adjustment for differences
		approach	between comparable sales	(22.5)
Mortgage and installment	231	Sales comparison	Adjustment for differences
		approach	between comparable sales	(5.1)

2015
Capitalized mortgage loan servicing rights	$8,481	Present value of net	Discount rate	10.04%
		servicing revenue	Cost to service	$80
			Ancillary income	24
			Float rate	1.73%
Impaired loans
Commercial (1)	1,605	Sales comparison	Adjustment for differences
		approach	between comparable sales	(2.1)%
		Income approach	Capitalization rate	9.3
Mortgage	550	Sales comparison	Adjustment for differences
		approach	between comparable sales	0.7
Other real estate
Commercial	804	Sales comparison	Adjustment for differences
		approach	between comparable sales	(3.9)
Mortgage and installment	183	Sales comparison	Adjustment for differences
		approach	between comparable sales	75.6
(1)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2016 and 2015, we had an impaired collateral dependent commercial relationship that totaled $0.2 million and $0.4 million, respectively that was primarily secured by collateral other than real estate. Collateral securing this relationship primarily included machinery and equipment and inventory at December 31, 2016 and 2015. Valuation techniques at December 31, 2016 and 2015, included appraisals and discounting restructuring firm valuations based on estimates of value recovery of each particular asset type. Discount rates used ranged from 0% to 100% of stated values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2016	$35,946	$437	$35,509
2015	27,866	714	27,152
2014	23,662	624	23,038

NOTE 22 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Most of our assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is our general practice and intent to hold the majority of our financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values may not be a precise estimate. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances. Fair value methodologies discussed below do not necessarily represent an exit price in the determination of the fair value of these financial instruments.

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

Net loans and loans held for sale: The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans and do not necessarily represent an exit price. Loans are classified as Level 3. Impaired loans are valued at the lower of cost or fair value as described in Note #21. Loans held for sale are classified as Level 2 as described in Note #21. Payment plan receivables held for sale are also classified as Level 2 based on a signed APA as described in Note #1.

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

Deposits: Deposits without a stated maturity, including demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand. Each of these instruments is classified as Level 1. Deposits with a stated maturity, such as time deposits, have generally been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity resulting in a Level 2 classification.

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

The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2016
Assets
Cash and due from banks	$35,238	$35,238	$35,238	$—	$—
Interest bearing deposits	47,956	47,956	47,956	—	—
Interest bearing deposits - time	5,591	5,611	—	5,611	—
Trading securities	410	410	410	—	—
Securities available for sale	610,616	610,616	—	610,616	—
Federal Home Loan Bank and Federal
Reserve Bank Stock	15,543	NA	NA	NA	NA
Net loans and loans held for sale (1)	1,655,335	1,629,587	—	67,321	1,562,266
Accrued interest receivable	7,316	7,316	5	2,364	4,947
Derivative financial instruments	2,251	2,251	—	2,251	—
Liabilities
Deposits with no stated maturity (2)	$1,740,601	$1,740,601	$1,740,601	$—	$—
Deposits with stated maturity (2)	485,118	483,469	—	483,469	—
Other borrowings	9,433	10,371	—	10,371	—
Subordinated debentures	35,569	25,017	—	25,017	—
Accrued interest payable	932	932	21	911	—
Derivative financial instruments	975	975	—	975	—
2015
Assets
Cash and due from banks	$54,260	$54,260	$54,260	$—	$—
Interest bearing deposits	31,523	31,523	31,523	—	—
Interest bearing deposits - time	11,866	11,858	—	11,858	—
Trading securities	148	148	148	—	—
Securities available for sale	585,484	585,484	—	585,484	—
Federal Home Loan Bank and Federal
Reserve Bank Stock	15,471	NA	NA	NA	NA
Net loans and loans held for sale	1,520,346	1,472,613	—	27,866	1,444,747
Accrued interest receivable	6,565	6,565	5	1,969	4,591
Derivative financial instruments	1,238	1,238	—	1,238	—
Liabilities
Deposits with no stated maturity (2)	$1,659,743	$1,659,743	$1,659,743	$—	$—
Deposits with stated maturity (2)	426,220	423,776	—	423,776	—
Other borrowings	11,954	13,448	—	13,448	—
Subordinated debentures	35,569	23,069	—	23,069	—
Accrued interest payable	466	466	21	445	—
Derivative financial instruments	619	619	—	619	—
(1)	Net loans and loans held for sale at December 31, 2016 include $31.4 million of payment plan receivables and commercial loans held for sale.
(2)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $7.4 million and $11.8 million at December 31, 2016 and 2015, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $31.3 million and $38.4 million at December 31, 2016 and 2015, respectively.

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

NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities Available for Sale	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Losses on Settled Derivatives	Total
2016
Balances at beginning of period	$(238)	$(5,798)	$—	$(6,036)
Other comprehensive loss before reclassifications	(2,876)	—	—	(2,876)
Amounts reclassified from AOCL	(196)	—	—	(196)
Net current period other comprehensive loss	(3,072)	—	—	(3,072)
Balances at end of period	$(3,310)	$(5,798)	$—	$(9,108)
2015
Balances at beginning of period	$162	$(5,798)	$—	$(5,636)
Other comprehensive loss before reclassifications	(351)	—	—	(351)
Amounts reclassified from AOCL	(49)	—	—	(49)
Net current period other comprehensive loss	(400)	—	—	(400)
Balances at end of period	$(238)	$(5,798)	$—	$(6,036)
2014
Balances at beginning of period	$(3,200)	$(5,798)	$(247)	$(9,245)
Other comprehensive income before reclassifications	3,570	—	—	3,570
Amounts reclassified from AOCL	(208)	—	247	39
Net current period other comprehensive income	3,362	—	247	3,609
Balances at end of period	$162	$(5,798)	$—	$(5,636)

The disproportionate tax effects from securities available for sale arose due to tax effects of other comprehensive income (“OCI”) in the presence of a valuation allowance against our deferred tax assets and a pretax loss from operations. Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as OCI. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current period. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2016
Unrealized gains (losses) on securities available for sale
	$301	Net gains on securities
	—	Net impairment loss recognized in earnings
	301	Total reclassifications before tax
	105	Income tax expense
	$196	Reclassifications, net of tax

2015
Unrealized gains (losses) on securities available for sale
	$75	Net gains on securities
	—	Net impairment loss recognized in earnings
	75	Total reclassifications before tax
	26	Income tax expense
	$49	Reclassifications, net of tax

2014
Unrealized gains (losses) on securities available for sale
	$329	Net gains on securities
	(9)	Net impairment loss recognized in earnings
	320	Total reclassifications before tax
	112	Income tax expense
	$208	Reclassifications, net of tax

Unrealized losses on settled derivatives
	$(380)	Interest expense
	(133)	Income tax benefit
	$(247)	Reclassification, net of tax
	$(39)	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2016	2015
	(In thousands)
ASSETS
Cash and due from banks	$9,515	$10,800
Interest bearing deposits - time	5,000	5,000
Investment in subsidiaries	259,883	261,016
Accrued income and other assets	10,489	10,120
Total Assets	$284,887	$286,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$35,569	$35,569
Accrued expenses and other liabilities	379	378
Shareholders’ equity	248,939	250,989
Total Liabilities and Shareholders’ Equity	$284,887	$286,936

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$5,000	$—	$—
Interest income	27	72	64
Gain on extinguishment of debt	—	—	500
Gain on securities	—	—	295
Other income	153	31	35
Total Operating Income	5,180	103	894

OPERATING EXPENSES
Interest expense	1,167	1,021	1,462
Administrative and other expenses	554	560	527
Total Operating Expenses	1,721	1,581	1,989
Income (Loss) Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	3,459	(1,478)	(1,095)
Income tax benefit	(615)	(542)	(383)
Income (Loss) Before Equity in Undistributed Net Income of Subsidiaries	4,074	(936)	(712)
Equity in undistributed net income of subsidiaries	18,692	20,953	18,733
Net Income	$22,766	$20,017	$18,021

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net Income	$22,766	$20,017	$18,021
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM (USED) IN OPERATING ACTIVITIES
Deferred income tax benefit	(615)	(542)	(383)
Share based compensation	29	21	46
Gain on extinguishment of debt	—	—	(500)
Net gains on securities	—	—	(295)
Decrease in accrued income and other assets	246	5	118
Increase (decrease) in accrued expenses and other liabilities	1	(6)	287
Equity in undistributed net income of subsidiaries	(18,692)	(20,953)	(18,733)
Total Adjustments	(19,031)	(21,475)	(19,460)
Net Cash From (Used) in Operating Activities	3,735	(1,458)	(1,439)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(7,500)	(5,000)	(17,500)
Maturity of interest bearing deposits - time	7,500	12,500	5,000
Return of capital from subsidiary	18,000	18,500	15,000
Net Cash From Investing Activities	18,000	26,000	2,500

CASH FLOW USED IN FINANCING ACTIVITIES
Repurchase of common stock	(16,854)	(13,498)	—
Dividends paid	(7,274)	(5,896)	(4,129)
Proceeds from issuance of common stock	1,735	1,569	1,242
Share based compensation withholding obligation	(627)	(1,091)	—
Redemption of subordinated debt	—	—	(4,654)
Net Cash Used in Financing Activities	(23,020)	(18,916)	(7,541)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,285)	5,626	(6,480)
Cash and Cash Equivalents at Beginning of Year	10,800	5,174	11,654
Cash and Cash Equivalents at End of Year	$9,515	$10,800	$5,174

NOTE 25 – BRANCH SALE

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

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2016
Interest income	$21,354	$21,267	$21,745	$22,157
Net interest income	19,763	19,630	19,998	20,250
Provision for loan losses	(530)	(734)	(175)	130
Income before income tax	6,057	9,049	9,352	8,443
Net income	4,100	6,438	6,373	5,855

Net income per common share
Basic	0.19	0.30	0.30	0.28
Diluted	0.19	0.30	0.30	0.27

2015
Interest income	$19,552	$20,131	$20,293	$20,866
Net interest income	18,091	18,701	18,841	19,353
Provision for loan losses	(659)	(134)	(244)	(1,677)
Income before income tax	5,561	8,243	7,325	8,251
Net income	3,781	5,619	5,047	5,570

Net income per common share
Basic	0.16	0.25	0.22	0.25
Diluted	0.16	0.24	0.22	0.25

During the fourth quarter of 2016, we recognized a recovery of impairment on our capitalized mortgage loan servicing rights of $2.4 million (see note #4) and recorded a litigation settlement expense of $2.3 million (see note #11). During the fourth quarter of 2015, we recognized a recovery of impairment on our capitalized mortgage loan servicing rights of $0.8 million (see note #4).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2016			2015
	High	Low	Close	High	Low	Close	2016	2015
First quarter	$16.15	$13.89	$14.55	$13.20	$12.07	$12.83	$0.08	$0.06
Second quarter	15.32	13.42	14.51	13.93	12.62	13.56	0.08	0.06
Third quarter	17.00	14.32	16.83	15.27	13.20	14.76	0.08	0.06
Fourth quarter	22.25	16.33	21.70	15.88	13.71	15.23	0.10	0.08

We have approximately 1,400 holders of record of our common stock. Our common stock trades on the Nasdaq Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).