Form 10-K, Exhibit 13
period 2018-12-31
INDEPENDENT BANK CORP /MI/
filed 2019-03-07
CIK 39311

Exhibit 13

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2013 and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

$250
$200
$150
$100
Index Value
Independent Bank Corporation
NASDAQ Composite Index
NASDAQ Bank
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18

	Period Ending
Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
Independent Bank Corporation	100.00	110.30	131.19	191.04	200.58	193.54
NASDAQ Composite	100.00	114.75	122.74	133.62	173.22	168.30
NASDAQ Bank	100.00	111.83	114.30	144.63	171.24	143.15

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$130,773	$98,309	$86,523	$80,842	$80,555
Interest expense	17,491	9,123	6,882	5,856	7,299
Net interest income	113,282	89,186	79,641	74,986	73,256
Provision for loan losses	1,503	1,199	(1,309)	(2,714)	(3,136)
Net gains on securities	138	260	563	20	320
Net gain on branch sale	—	—	—	1,193	—
Gain on extinguishment of debt	—	—	—	—	500
Other non-interest income	44,677	42,273	41,735	38,917	37,955
Non-interest expenses	107,461	92,082	90,347	88,450	89,951
Income before income tax	49,133	38,438	32,901	29,380	25,216
Income tax expense	9,294	17,963	10,135	9,363	7,195
Net income	$39,839	$20,475	$22,766	$20,017	$18,021

PER COMMON SHARE DATA
Net income per common share
Basic	$1.70	$0.96	$1.06	$0.88	$0.79
Diluted	1.68	0.95	1.05	0.86	0.77
Cash dividends declared and paid	0.60	0.42	0.34	0.26	0.18
Book value	14.38	12.42	11.71	11.28	10.91

SELECTED BALANCES
Assets	$3,353,281	$2,789,355	$2,548,950	$2,409,066	$2,248,730
Loans	2,582,520	2,018,817	1,608,248	1,515,050	1,409,962
Allowance for loan losses	24,888	22,587	20,234	22,570	25,990
Deposits	2,913,428	2,400,534	2,225,719	2,085,963	1,924,302
Shareholders’ equity	338,994	264,933	248,980	251,092	250,371
Other borrowings	25,700	54,600	9,433	11,954	12,470
Subordinated debentures	39,388	35,569	35,569	35,569	35,569

SELECTED RATIOS
Net interest income to average interest earning assets	3.88%	3.65%	3.52%	3.58%	3.67%
Net income to
Average common equity	12.38	7.82	9.21	7.89	7.43
Average assets	1.27	0.77	0.92	0.86	0.80
Average shareholders’ equity to average assets	10.27	9.88	9.98	10.93	10.83
Tier 1 capital to average assets	10.47	10.57	10.50	10.91	11.18
Non-performing loans to Portfolio Loans	0.35	0.41	0.83	0.71	1.08

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

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include all known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula and have recently opened two loan production offices in Ohio (Columbus and Fairlawn). As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula. At times, we have experienced a difficult economy in Michigan. Economic conditions in Michigan began to show signs of improvement during 2010.

Generally, these improvements have continued into 2018, albeit at an uneven pace. In addition, since early- to mid-2009, we have seen an improvement in our asset quality metrics. In particular, since early 2012, we have generally experienced a decline in non-performing assets, lower levels of new loan defaults, and reduced levels of loan net charge-offs.

Recent Developments. On December 22, 2017, “H.R. 1”, also known as the “Tax Cuts and Jobs Act” was signed into law. H.R.1, among other things, reduced the federal corporate income tax rate to 21%, effective January 1, 2018. As a result, we concluded that our deferred tax assets, net (“DTA”) had to be remeasured. Our DTA represents expected corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate income tax rate reduced these anticipated future benefits. The remeasurement of our DTA at December 31, 2017 resulted in a reduction of these net assets and a corresponding increase in income tax expense of $6.0 million that was recorded in the fourth quarter of 2017.

On December 4, 2017, we entered into an Agreement and Plan of Merger with TCSB Bancorp, Inc. (“TCSB”) (the “Merger Agreement”) providing for a business combination of IBCP and TCSB. On April 1, 2018, TCSB was merged with and into IBCP, with IBCP as the surviving corporation (the “Merger”). In connection with the Merger, on April 1, 2018, IBCP consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, with and into Independent Bank (with Independent Bank as the surviving institution).

We paid aggregate Merger consideration of approximately $64.5 million in IBCP common stock or stock options for all of the shares of TCSB common stock and TCSB stock options issued and outstanding immediately before the effective time of the Merger. Based on a preliminary valuation of the assets acquired and liabilities assumed in the Merger, we initially recorded: $29.0 million of goodwill, a core deposit intangible (“CDI”) of $5.8 million, discounts of $6.5 million, $0.4 million and $1.5 million on loans, time deposits and borrowings, respectively, and a $0.5 million write-down of property and equipment. In the third quarter of 2018, goodwill was reduced by $0.7 million (to $28.3 million) related to the collection of a TCSB acquired loan that had been charged off in full prior to the Merger. Because of the status of the collection activities related to this loan at the time of the Merger, we determined that this transaction was a measurement period adjustment and reduced goodwill accordingly. The goodwill will be periodically tested for impairment and the CDI will be amortized over a ten year period ($0.6 million of amortization for this CDI was recorded in 2018). The discounts will be accreted based on the lives of the related assets or liabilities. On or before March 31, 2019, we will finalize the valuation of the assets acquired and liabilities assumed in the Merger and record and disclose any additional adjustments to the preliminary valuation.

Regulation. On July 2, 2013, the Federal Reserve Board approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The 2.5% capital conservation buffer is being phased in ratably over a four-year period that began in 2016. In 2018, 1.875% was added to the minimum ratio for adequately capitalized institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the phased in buffer. The rule also raises the minimum ratio of tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity tier 1 capital, the most loss-absorbing form of capital, and implements strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity. Under the New Capital Rules our existing trust preferred securities are grandfathered as qualifying regulatory capital. As of December 31, 2018 and 2017 we exceeded all of the capital ratio requirements of the New Capital Rules.

It is against this backdrop that we discuss our results of operations and financial condition in 2018 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $39.8 million, or $1.68 per diluted share, in 2018, net income of $20.5 million, or $0.95 per diluted share, in 2017, and net income of $22.8 million, or $1.05 per diluted share, in 2016. 2018 results include the benefit of a reduced federal income tax rate pursuant to H.R. 1 and 2017 results include an additional $6.0 million ($0.28 per diluted share) of income tax expense related to the remeasurement of our DTA, both as described earlier under “Recent Developments.”

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2018	2017	2016
Net income to
Average common equity	12.38%	7.82%	9.21%
Average assets	1.27	0.77	0.92
Net income per common share
Basic	$1.70	$0.96	$1.06
Diluted	1.68	0.95	1.05

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

Net interest income totaled $113.3 million during 2018, compared to $89.2 million and $79.6 million during 2017 and 2016, respectively. The increase in net interest income in 2018 compared to 2017 primarily reflects a $462.0 million increase in average interest-earning assets and a 23 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The increase in average interest-earning assets primarily reflects the Merger and loan growth utilizing funds from increases in deposits and borrowed funds. The increase in the net interest margin reflects a change in the mix of average-interest earning assets (higher percentage of loans) as well as increases in short-term market interest rates.

The increase in net interest income in 2017 compared to 2016 primarily reflects a $191.2 million increase in average interest-earning assets and a 13 basis point increase in our net interest margin.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $8.4 million, $9.5 million and $10.9 million in 2018, 2017 and 2016, respectively.

AVERAGE BALANCES AND RATES

	2018			2017			2016
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$2,418,421	$116,634	4.82%	$1,845,661	$84,169	4.56%	$1,596,136	$74,014	4.64%
Tax-exempt loans (1)	6,118	292	4.77	3,199	172	5.38	3,763	220	5.85
Taxable securities	394,160	10,874	2.76	485,343	10,928	2.25	534,233	9,921	1.86
Tax-exempt securities (1)	67,574	2,192	3.24	86,902	3,063	3.52	54,390	1,917	3.52
Interest bearing cash	32,593	371	1.14	37,119	264	0.71	78,606	403	0.51
Other investments	16,936	920	5.43	15,543	836	5.38	15,474	792	5.12
Interest earning assets	2,935,802	131,283	4.48	2,473,767	99,432	4.02	2,282,602	87,267	3.82
Cash and due from banks	33,384			31,980			36,831
Other assets, net	162,750			144,442			155,778
Total assets	$3,131,936			$2,650,189			$2,475,211
LIABILITIES
Savings and interest- bearing checking	$1,218,243	4,146	0.34	$1,052,215	1,530	0.15	$1,018,685	1,115	0.11
Time deposits	632,330	10,332	1.63	502,284	5,245	1.04	447,243	3,826	0.86
Other borrowings	79,519	3,013	3.79	74,876	2,348	3.14	47,058	1,941	4.12
Interest bearing liabilities	1,930,092	17,491	0.91	1,629,375	9,123	0.56	1,512,986	6,882	0.45
Non-interest bearing deposits	846,718			728,208			688,697
Other liabilities	33,354			30,838			26,439
Shareholders’ equity	321,772			261,768			247,089
Total liabilities and shareholders’ equity	$3,131,936			$2,650,189			$2,475,211
Net interest income		$113,792			$90,309			$80,385
Net interest income as a percent of average interest earning assets			3.88%			3.65%			3.52%
(1)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017 and 2016.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (“FTE”)

	Year Ended December 31,
	2018	2017	2016
	(Dollars in thousands)
Net interest income	$113,282	$89,186	$79,641
Add: taxable equivalent adjustment	510	1,123	744
Net interest income - taxable equivalent	$113,792	$90,309	$80,385
Net interest margin (GAAP)	3.85%	3.61%	3.49%
Net interest margin (FTE)	3.88%	3.65%	3.52%

CHANGE IN NET INTEREST INCOME

	2018 compared to 2017			2017 compared to 2016
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income (1)
Taxable loans	$27,388	$5,077	$32,465	$11,398	$(1,243)	$10,155
Tax-exempt loans (2)	141	(21)	120	(31)	(17)	(48)
Taxable securities	(2,263)	2,209	(54)	(966)	1,973	1,007
Tax-exempt securities (2)	(641)	(230)	(871)	1,146	—	1,146
Interest bearing cash	(35)	142	107	(260)	121	(139)
Other investments	76	8	84	4	40	44
Total interest income	24,666	7,185	31,851	11,291	874	12,165
Increase (decrease) in interest expense (1)
Savings and interest bearing checking	275	2,341	2,616	38	377	415
Time deposits	1,599	3,488	5,087	508	911	1,419
Other borrowings	153	512	665	952	(545)	407
Total interest expense	2,027	6,341	8,368	1,498	743	2,241
Net interest income	$22,639	$844	$23,483	$9,793	$131	$9,924
(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017 and 2016.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2018	2017	2016
As a percent of average interest earning assets
Loans	82.6%	74.7%	70.1%
Other interest earning assets	17.4	25.3	29.9
Average interest earning assets	100.0%	100.0%	100.0%
Savings and NOW	41.5%	42.5%	44.6%
Time deposits	14.7	18.2	19.6
Brokered CDs	6.8	2.2	—
Other borrowings	2.7	3.0	2.1
Average interest bearing liabilities	65.7%	65.9%	66.3%
Earning asset ratio	93.7%	93.3%	92.2%
Free-funds ratio (1)	34.3	34.1	33.7
(1)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. The provision for loan losses was an expense of $1.5 million and $1.2 million in 2018 and 2017, respectively, and was a credit of $1.3 million in 2016. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $44.8 million during 2018 compared to $42.5 million and $42.3 million during 2017 and 2016, respectively. We adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on January 1, 2018, using the modified retrospective method. Although ASU 2014-09 did not have any impact on our January 1, 2018 shareholders’ equity or 2018 net income, it did result in a classification change in non-interest income and non-interest expense as compared to the prior year periods. Specifically, in 2018, interchange income and interchange expense each increased by $1.5 million, due to classification changes under ASU 2014-09 (also see notes #1 and #25 to our Consolidated Financial Statements).

NON-INTEREST INCOME

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Service charges on deposit accounts	$12,258	$12,673	$12,406
Interchange income	9,905	8,023	7,938
Net gains on assets
Mortgage loans	10,597	11,762	10,566
Securities	138	260	563
Mortgage loan servicing, net	3,157	1,647	2,222
Investment and insurance commissions	1,971	1,968	1,647
Bank owned life insurance	970	1,061	1,124
Other	5,819	5,139	5,832
Total non-interest income	$44,815	$42,533	$42,298

Service charges on deposit accounts totaled $12.3 million in 2018, as compared to $12.7 million in 2017 and $12.4 million during 2016. These yearly variations primarily reflect changes in service charges on commercial accounts and in non-sufficient funds fees.

Interchange income totaled $9.9 million in 2018 compared to $8.0 million in 2017 and $7.9 million in 2016. The increase in 2018 as compared to 2017, is primarily due to the aforementioned impact of ASU 2014-09 as well as increased transaction volume. The increase in 2017 as compared to 2016, is primarily due to increased transaction volume.

We realized net gains of $10.6 million on mortgage loans during 2018, compared to $11.8 million and $10.6 million during 2017 and 2016 respectively. Mortgage loan activity is summarized as follows:

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2018	2017	2016
	(Dollars in thousands)
Mortgage loans originated	$807,408	$871,222	$428,249
Mortgage loans sold	491,798	423,327	313,985
Net gains on mortgage loans	10,597	11,762	10,566
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.15%	2.78%	3.37%
Fair value adjustments included in the Loan Sales Margin	(0.02)	(0.07)	0.12

The increase in mortgage loan originations, sales and net gains in 2018 and 2017 as compared to 2016 is due primarily to the expansion of our mortgage-banking operations. In addition, an improving housing market has resulted in an increase in purchase money mortgage origination volume.

During the last quarter of 2016 and the first half of 2017, we significantly expanded our mortgage-banking operations by adding new employees and opening new loan production offices (Ann Arbor, Brighton, Dearborn, Grosse Pointe, Traverse City and Troy, Michigan and Columbus and Fairlawn, Ohio). This business expansion has accelerated the growth of portfolio mortgage loans and mortgage loans serviced for others, leading to increased mortgage loan interest income and mortgage loan servicing revenue. However, this expansion has also increased non-interest expenses, particularly compensation and employee benefits and occupancy. In addition, due to higher interest rates, mortgage loan refinance volume has declined in 2018 on an industry-wide basis. It is important to our future results of operations that we continue to effectively and successfully manage this business expansion.

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

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold. Net gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 2.17% in 2018, 2.85% in 2017 and 3.25% in 2016. The higher Loan Sales Margin in 2016 as compared to 2018 and 2017, was principally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads for much of that year. In 2018 and 2017, our Loan Sales Margin contracted due to competitive factors. In general, as overall industry-wide mortgage loan origination levels drop, pricing becomes more competitive. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each period. In addition, we recorded a loss on mortgage loans of $0.25 million in the fourth quarter of 2018 on the pending sale of approximately $41.5 million of portfolio mortgage loans. These loans were classified as held for sale at December 31, 2018 and carried at the lower of cost or fair value. This sale closed on January 30, 2019.

We generated net gains on securities of $0.14 million, $0.26 million and $0.56 million in 2018, 2017 and 2016, respectively. These net gains were due to the sales of securities and changes in the fair value of equity/trading securities as outlined in the table below. We recorded no net impairment losses in 2018, 2017 or 2016 for other than temporary impairment of securities available for sale.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains (1)	Losses (2)	Net
	(In thousands)
2018	$48,736	$336	$198	$138
2017	17,308	263	3	260
2016	64,103	616	53	563
(1)	Gains in 2018 include $0.144 million related to the sale of 1,000 VISA Class B shares. Gains in 2017 and 2016 include $0.045 million and $0.262 million, respectively related to an increase in the fair value of trading securities.
(2)	Losses in 2018 include $0.062 million related to a decrease in the fair value of equity securities at fair value.

Mortgage loan servicing generated net earnings of $3.2 million, $1.6 million and $2.2 million in 2018, 2017 and 2016, respectively. This activity is summarized in the following table:

MORTGAGE LOAN SERVICING ACTIVITY

	2018	2017	2016
	(In thousands)
Mortgage loan sevicing:
Revenue, net	$5,480	$4,391	$4,106
Fair value change due to price	191	(718)	—
Fair value change due to pay-downs	(2,514)	(2,026)	—
Amortization	—	—	(2,850)
Impairment (charge) recovery	—	—	966
Total	$3,157	$1,647	$2,222

Effective on January 1, 2017, we adopted the fair value accounting method for capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2018	2017	2016
	(In thousands)
Balance at January 1,	$15,699	$13,671	$12,436
Change in accounting	—	542	—
Balance at January 1, as adjusted	15,699	14,213	12,436
Originated servicing rights capitalized	4,977	4,230	3,119
Servicing rights acquired	3,047	—	—
Amortization	—	—	(2,850)
Change in valuation allowance	—	—	966
Change in fair value	(2,323)	(2,744)	—
Balance at December 31,	$21,400	$15,699	$13,671
Valuation allowance at December 31,	$—	$—	$2,306

At December 31, 2018, we were servicing approximately $2.33 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.23% and a weighted average service fee of approximately 25.8 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2018 totaled $21.4 million, representing approximately 91.7 basis points on the related amount of mortgage loans serviced for others.

Investment and insurance commissions totaled $2.0 million in both 2018 and 2017 as compared to $1.6 million in 2016. The higher levels of revenue in 2018 and 2017 as compared to 2016 was due primarily to growth in sales and assets under management.

We earned $1.0 million, $1.1 million and $1.1 million in 2018, 2017 and 2016, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $55.1 million and $54.6 million at December 31, 2018 and 2017, respectively.

Other non-interest income totaled $5.8 million, $5.1 million and $5.8 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to increases in a variety of categories including: wire transfer fees, credit card interchange income, merchant processing fees, income from a small business investment company and proceeds from a retired director’s life insurance policy. The decrease in 2017 as compared to 2016 is primarily due to a reduction in title insurance fees and lower rental income on other real estate.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.

Non-interest expense totaled $107.5 million in 2018, $92.1 million in 2017, and $90.3 million in 2016. Many of our components of non-interest expense increased in 2018 due to the Merger. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2018	2017	2016
	(In thousands)
Compensation	$37,878	$35,397	$33,080
Performance-based compensation	11,942	9,874	7,866
Payroll taxes and employee benefits	12,258	9,818	8,633
Compensation and employee benefits	62,078	55,089	49,579
Occupancy, net	8,912	8,102	8,023
Data processing	8,262	7,657	7,952
Furniture, fixtures and equipment	4,080	3,870	3,912
Merger related expenses	3,465	284	—
Communications	2,848	2,684	3,142
Interchange expense	2,702	1,156	1,111
Loan and collection	2,682	2,230	2,512
Advertising	2,155	1,905	1,856
Legal and professional	1,839	1,892	1,742
FDIC deposit insurance	1,081	894	1,049
Amortization of intangible assets	969	346	347
Supplies	689	666	728
Credit card and bank service fees	414	529	791
Costs (recoveries) related to unfunded lending commitments	171	475	(2)
Provision for loss reimbursement on sold loans	10	171	30
Net (gains) losses on other real estate and repossessed assets	(672)	(606)	250
Litigation settlement expense	—	—	2,300
Loss on sale of payment plan business	—	—	320
Other	5,776	4,738	4,705
Total non-interest expense	$107,461	$92,082	$90,347

Compensation expense, which is primarily salaries, totaled $37.9 million, $35.4 million and $33.1 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to annual merit based salary increases and the Merger. The increase in 2017 as compared to 2016 is primarily due to annual merit based salary increases and a 6.8% rise in average total full-time equivalent employees due principally to the aforementioned expansion of our mortgage banking operations.

Performance-based compensation expense totaled $11.9 million, $9.9 million and $7.9 million in 2018, 2017 and 2016, respectively. The increases in 2018 as compared to 2017, and in 2017 as compared to 2016, are both primarily related to higher compensation under our Management Incentive Compensation Plan (“MICP”) based on our performance relative to plan targets, increased mortgage loan officer commissions and increased employee stock ownership plan contributions. In computing MICP results for 2017, our Board of Directors determined that it was appropriate to exclude the impact of the $6.0 million of additional income tax expense related to the remeasurement of our DTA as described earlier under “Recent Developments”, consistent with the prior practice of excluding unique, one-time, adjustments to our reported financial results.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an employee stock ownership plan (ESOP) and a long-term equity based incentive plan. The amount of expense recognized in 2018, 2017 and 2016 for share-based awards under our long-term equity based incentive plan was $1.5 million, $1.6 million and $1.5 million, respectively. In 2018, 2017 and 2016, the Board and Compensation Committee of the Board authorized the grant of restricted stock and performance share awards under the plan.

Payroll taxes and employee benefits expense totaled $12.3 million, $9.8 million and $8.6 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to a $0.5 million increase in payroll taxes, a $1.1 million increase in health care insurance and a $0.6 million increase in 401(k) plan employer contributions. A portion of the increases in 2018 were due to the Merger. However, we maintain a self-insured health care plan (with an individual claim stop loss limit) and we experienced a significant rise in claims in 2018. In 2018, we also increased the 401(k) employer match to 4% (from 3%) of an employee’s eligible compensation. The increase in 2017 as compared to 2016 is primarily due to a $0.6 million increase in payroll taxes, a $0.4 million increase in health care insurance and a $0.2 million increase in recruiting costs.

Occupancy expenses, net, totaled $8.9 million, $8.1 million and $8.0 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to additional locations acquired in the Merger and additional loan production offices opened during 2017. The increase in 2017 as compared to 2016 is primarily due to increased lease costs for new loan production offices related to the aforementioned expansion of our mortgage banking operations.

Data processing expenses totaled $8.3 million, $7.7 million, and $8.0 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to the Merger as well as higher mobile banking activity and software costs for new applications in several departments. The decrease in 2017 as compared to 2016 is primarily due to a $0.8 million decline related to the sale of our payment processing business in May 2017 that was partially offset by a $0.5 million increase related to higher mobile banking activity and software costs for new or expanded lending systems.

Furniture, fixtures and equipment expense totaled $4.1 million, $3.9 million, and $3.9 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to the Merger.

Merger related expenses totaled $3.5 million and $0.3 million in 2018 and 2017, respectively. These expenses include our investment banking fees, certain accounting and legal costs, various contract termination fees, data processing conversion costs, payments made on officer change-in-control contracts, and employee severance costs.

Communications expense totaled $2.8 million, $2.7 million and $3.1 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due the Merger. The decrease in 2017 as compared to 2016 is primarily due to the sale of our payment plan processing business in May 2017, reduced checking account related direct mail and a change in our telecommunications provider as well as 2016 including a debit card mailing.

Interchange expense, which totaled $2.7 million, $1.2 million, and $1.1 million in 2018, 2017 and 2016, respectively, primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The increase in 2018 is due primarily to the impact of the implementation of ASU 2014-09 on January 1, 2018. Prior to 2018, certain processing costs were being netted against interchange income. As described above, under ASU 2014-09 these costs are no longer being netted against interchange income but instead are being reported as part of interchange expense.

Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $2.7 million, $2.2 million and $2.5 million in 2018, 2017 and 2016, respectively. The reduced level of expense in 2017 primarily reflects a higher level of recoveries of previously incurred expenses related to the resolution and collection of non-performing or previously charged-off loans.

Advertising expense totaled $2.2 million, $1.9 million, and $1.9 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to increased outdoor advertising (billboards) as well as the Merger.

Legal and professional fees totaled $1.8 million, $1.9 million, and $1.7 million in 2018, 2017 and 2016, respectively. The decrease in 2018 as compared to 2017 is primarily due to lower consulting costs for certain deposit account programs. The increase in 2017 as compared to 2016 is primarily due to higher co-sourced internal audit costs and higher consulting costs for certain deposit account programs.

FDIC deposit insurance expense totaled $1.1 million, $0.9 million, and $1.0 million in 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to the Merger and growth in total assets. The decline in 2017 compared to 2016 principally results from the FDIC Deposit Insurance Fund reserve ratio reaching a 1.15% reserve ratio at June 30, 2016, which triggered a new assessment method and generally lower deposit insurance premiums for banks with less than $10 billion in assets.

The amortization of intangible assets primarily relates to the Merger (for 2018) and branch acquisitions and the related amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those transactions. We had remaining unamortized intangible assets of $6.4 million and $1.6 million at December 31, 2018 and 2017 respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

Supplies expenses were relatively unchanged at approximately $0.7 million for all periods presented.

Credit card and bank service fees totaled $0.4 million, $0.5 million, and $0.8 million in 2018, 2017 and 2016, respectively. The declines in 2018 and 2017 compared to 2016 is primarily due to the sale of our payment plan processing business in May 2017.

The changes in costs (recoveries) related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

The provision for loss reimbursement on sold loans was an expense of $0.01 million, $0.17 million and $0.03 million in 2018, 2017 and 2016, respectively. This provision represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the Federal Home Loan Bank of Indianapolis). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The reserve for loss reimbursements on sold mortgage loans totaled $0.78 million and $0.67 million at December 31, 2018 and 2017, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate based upon our prior experience and other assumptions. However, future losses could exceed our current estimate.

Net (gains) losses on other real estate and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The net gain of $0.7 million in 2018 was primarily due to improved market conditions leading to better sales prices for both commercial and residential properties. The net gain of $0.6 million in 2017 was primarily due to the sale of a commercial property in the fourth quarter of that year. The net loss of $0.25 million in 2016 was primarily due to $0.46 million of write-downs on a group of commercial income-producing properties that were subsequently sold in 2017.

We incurred a $2.3 million expense in 2016 for the settlement of a litigation matter as described in note #11 to the Consolidated Financial Statements.

We incurred a $0.3 million loss in 2016 related to the sale of our payment plan business as described in note #27 to the Consolidated Financial Statements.

Other non-interest expenses totaled $5.8 million, $4.7 million, and $4.7 million in 2018, 2017 and 2016, respectively. The increase in 2018 compared to 2017 and 2016 is due to increases in several expense categories, including: directors’ fees (a new director was added in each of 2018 and 2017), travel and entertainment expenses (in part due to the Merger), debit card and check fraud losses and certain outsourcing costs related to mortgage lending.

Income tax expense. We recorded an income tax expense of $9.3 million, $18.0 million and $10.1 million in 2018, 2017 and 2016, respectively. 2018 reflects a lower corporate federal income tax rate and 2017 includes an additional $6.0 million of income tax expense related to the remeasurement of our DTA, both as described earlier under “Recent Developments.”

Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance (and for 2017, the remeasurement of our DTA as well).

We assess whether a valuation allowance should be established against our DTA based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2018 and 2017 that the realization of substantially all of our DTA continues to be more likely than not.

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

FINANCIAL CONDITION

Summary. Our total assets increased to $3.35 billion at December 31, 2018, compared to $2.79 billion at December 31, 2017, primarily due to the Merger and organic loan growth. The total assets, loans and deposits acquired in the Merger were approximately $343.5 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

Loans, excluding loans held for sale (“Portfolio Loans”), totaled $2.58 billion at December 31, 2018, an increase of 27.9% from $2.02 billion at December 31, 2017. (See “Portfolio Loans and asset quality”). The increase in Portfolio Loans, excluding the impact of the Merger, during the last few years is part of our overall strategy to grow revenues, earnings and improve our operating leverage by increasing our loans to deposits ratio. The expansion of our mortgage banking operations, as described earlier, is part of this strategy along with continuing to increase our commercial and consumer installment lending.

Deposits totaled $2.91 billion at December 31, 2018, compared to $2.40 billion at December 31, 2017. The $512.9 million increase in total deposits during the period reflects growth in all categories, due primarily to the Merger as well as increases in reciprocal deposits and brokered time deposits.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government- sponsored agencies, securities issued by states and political subdivisions, residential and commercial mortgage- backed securities, asset-backed securities, corporate securities, trust preferred securities and foreign government securities (that are denominated in U.S. dollars). We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”) Securities available for sale declined by $95.0 million during 2018 as these funds were utilized to support net Portfolio Loan growth.

We adopted FASB ASU 2017-08, “Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities” during the first quarter of 2017 using a modified retrospective approach. As a result, the amortized cost of securities as of January 1, 2017 was adjusted lower by $0.46 million.

Our portfolio of securities available for sale is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. We recorded no net impairment losses related to other than temporary impairment on securities available for sale in 2018, 2017 or 2016.

SECURITIES

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Securities available for sale
December 31, 2018	$433,224	$1,520	$6,818	$427,926
December 31, 2017	523,520	3,197	3,792	522,925

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

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) Due primarily to the expansion of our mortgage-banking activities and a change in mix in our mortgage loan originations, we are now originating and putting into Portfolio Loans more fixed rate mortgage loans compared to past periods. These fixed rate mortgage loans generally have terms from 15 to 30 years, do not have prepayment penalties and expose us to more interest rate risk. To date, our interest rate risk profile has not changed significantly. However, we are carefully monitoring this change in the composition of our Portfolio Loans and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. (See “Asset/liability management.”). As a result, we have added and may continue to add some longer-term borrowings, may utilize derivatives (interest rate swaps and interest rate caps) to manage interest rate risk and may begin to attempt to sell fixed rate and adjustable rate jumbo mortgage loans in the future. In March 2018 and July 2018, we sold $16.5 million and $11.1 million, respectively of single-family residential fixed and adjustable rate mortgage loans servicing retained to another financial institution. These mortgage loans were all on properties located in Ohio. In addition, in the fourth quarter of 2018 we reclassified $41.7 million (fair value of $41.5 million) of adjustable rate mortgage loans to held for sale. These loans are on properties located in Michigan and Ohio and were sold to another financial institution on a servicing released basis on January 30, 2019. These loan sales were executed primarily for asset/liability management purposes.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2018	2017
	(In thousands)
Real estate (1)
Residential first mortgages	$811,719	$672,592
Residential home equity and other junior mortgages	177,574	136,560
Construction and land development	180,286	143,188
Other (2)	707,347	538,880
Consumer	379,607	291,091
Commercial	319,058	231,786
Agricultural	6,929	4,720
Total loans	$2,582,520	$2,018,817
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS (1)

	December 31,
	2018	2017	2016
	(Dollars in thousands)
Non-accrual loans	$9,029	$8,184	$13,364
Loans 90 days or more past due and still accruing interest	5	—	—
Total non-performing loans	9,034	8,184	13,364
Other real estate and repossessed assets	1,299	1,643	5,004
Total non-performing assets	$10,333	$9,827	$18,368

As a percent of Portfolio Loans
Non-performing loans	0.35%	0.41%	0.83%
Allowance for loan losses	0.96	1.12	1.26
Non-performing assets to total assets	0.31	0.35	0.72
Allowance for loan losses as a percent of non-performing loans	275.49	275.99	151.41
(1)	Excludes loans classified as “troubled debt restructured” that are performing and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2018
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$6,460	$46,627		$53,087
Non-performing TDR’s (2)	74	2,884	(3)	2,958
Total	$6,534	$49,511		$56,045
	December 31, 2017
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$7,748	$52,367		$60,115
Non-performing TDR’s (2)	323	4,506	(3)	4,829
Total	$8,071	$56,873		$64,944
(1)	Retail loans include mortgage and installment loan segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans totaled $9.0 million, $8.2 million and $13.4 million at December 31, 2018, 2017 and 2016, respectively. The increase in 2018 as compared to 2017 is primarily due to an increase in non-performing commercial loans. The decline in 2017 as compared to 2016 primarily reflects the pay-off or liquidation of non-performing commercial loans. In general, stable economic conditions in our market areas, as well as our collection and resolution efforts, have resulted in relatively low levels of non-performing loans the last few years. However, we are still experiencing some loan defaults, particularly related to commercial loans secured by income-producing property and mortgage loans secured by resort/vacation property.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $53.1 million, or 2.1% of total Portfolio Loans, and $60.1 million, or 3.0% of total Portfolio Loans, at December 31, 2018 and 2017, respectively. The decrease in the amount of performing TDRs during 2018 reflects declines in both commercial loan and mortgage loan TDRs due primarily to payoffs and amortization.

ORE and repossessed assets totaled $1.3 million at December 31, 2018, compared to $1.6 million at December 31, 2017. The decrease in ORE during 2018 primarily reflects the sale of properties during the year being in excess of the inward migration of new properties.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2018	2017	2016
	(In thousands)
Specific allocations	$6,310	$6,839	$9,152
Other adversely rated commercial loans	1,861	1,228	491
Historical loss allocations	7,792	7,125	4,929
Additional allocations based on subjective factors	8,925	7,395	5,662
Total	$24,888	$22,587	$20,234

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

No allowance for loan losses was brought forward on any of the TCSB loans acquired in the Merger as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition date. An allowance for loan losses will be established for any subsequent credit deterioration or adverse changes in expected cash flows.

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

The AFLL increased $2.3 million to $24.9 million at December 31, 2018 from $22.6 million at December 31, 2017 and was equal to 0.96% of total Portfolio Loans at December 31, 2018 (1.06% when excluding TCSB loans acquired in the Merger) compared to 1.12% at December 31, 2017.

Three of the four components of the allowance for loan losses outlined above increased during 2018. The allowance for loan losses related to specific loans decreased $0.5 million in 2018 due primarily to a decline in the balance of individually impaired loans and charge-offs. The allowance for loan losses related to other adversely rated commercial loans increased $0.6 million in 2018 primarily due to an increase in the balance of such loans included in this component to $44.7 million at December 31, 2018 from $27.2 million at December 31, 2017. The allowance for loan losses related to historical losses increased $0.7 million during 2018 due principally to loan growth. The allowance for loan losses related to subjective factors increased $1.5 million during 2018 primarily due to loan growth.

By comparison, three of the four components of the allowance for loan losses outlined above also increased during 2017. The allowance for loan losses related to specific loans decreased $2.3 million in 2017 due primarily to a $14.3 million, or 17.9%, decline in the balance of individually impaired loans as well as charge-offs. In particular, we received a full payoff in March 2017 on a commercial loan that had a specific reserve of $1.2 million at December 31, 2016. The allowance for loan losses related to other adversely rated commercial loans increased $0.7 million in 2017 primarily due to an increase in the balance of such loans included in this component to $27.2 million at December 31, 2017 from $11.8 million at December 31, 2016. The allowance for loan losses related to historical losses increased $2.2 million during 2017 due principally to slight upward adjustments in our probability of default and expected loss rates for commercial loans, an additional component of approximately $0.6 million added for loans secured by commercial real estate due primarily to emerging risks in this sector (such as retail store closings and potential overdevelopment in certain markets) and Portfolio Loan growth. We also extended our historical lookback period to be more representative of the probability of default and account for infrequent migration events and extremely low levels of watch credits. The allowance for loan losses related to subjective factors increased $1.7 million during 2017 primarily due to Portfolio Loan growth.

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2018		2017		2016
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$22,587	$1,125	$20,234	$650	$22,570	$652
Additions (deductions)
Provision for loan losses	1,503	—	1,199	—	(1,309)	—
Recoveries credited to allowance	4,622	—	4,205	—	4,619	—
Loans charged against the allowance	(3,824)	—	(3,051)	—	(5,587)	—
Reclassification to loans held for sale	—	—	—	—	(59)	—
Additions (deductions) included in non-interest expense	—	171	—	475	—	(2)
Balance at end of year	$24,888	$1,296	$22,587	$1,125	$20,234	$650
Net loans charged against the allowance to average Portfolio Loans	(0.03)%		(0.06)%		0.06%

In 2018 and 2017, we recorded loan net recoveries of $0.8 million and $1.2 million, respectively. This compares to loan net charge-offs of $1.0 million in 2016. The net recoveries in 2018 occurred in the commercial loan category and the net recoveries in 2017 occurred in the commercial loan and mortgage loan categories and primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and on-going collection efforts on previously charged-off loans. The modest level of loan net charge-offs in 2016 was primarily in mortgage loans and deposit overdrafts.

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

Deposits totaled $2.91 billion and $2.40 billion at December 31, 2018 and 2017, respectively. The $512.9 million increase in deposits during 2018 is primarily due to the TCSB Merger and growth in reciprocal deposits and brokered time deposits. Reciprocal deposits totaled $182.1 million and $51.0 million at December 31, 2018 and 2017, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. The significant increase in reciprocal deposits is due in part to an automated sweep product we introduced in mid-2018 as well as the marketing and sales efforts of our treasury management team. We also added $129.0 million of brokered time deposits during 2018.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2018, we had an estimated $600.1 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts.

Other borrowings, comprised primarily of federal funds purchased and advances from the Federal Home Loan Bank (the “FHLB”), totaled $25.7 million and $54.6 million at December 31, 2018 and 2017, respectively.

As described above, we utilize wholesale funding, including federal funds purchased, FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2018, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $478.7 million, or 16.3% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2018, 2017 and 2016, we entered into $23.9 million, $39.1 million and $24.1 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.459 million, $0.413 million and $0.380 million of fee income related to these transactions during 2018, 2017 and 2016, respectively. Also in 2018 and 2017, we entered into (notional amounts): $10.0 million and $15.0 million, respectively, of pay fixed interest rate swaps and $105.0 million and $45.0 million, respectively, of interest rate caps. These swaps and caps are hedging short-term wholesale funding.

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

At December 31, 2018, we had $555.4 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $2.20 billion of our deposits at December 31, 2018, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $32.6 million as of December 31, 2018 provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business, we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2018.

CONTRACTUAL COMMITMENTS (1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$555,436	$131,924	$27,710	$864	$715,934
FHLB advances	10,143	15,553	—	—	25,696
Subordinated debentures	—	—	—	39,388	39,388
Operating lease obligations	1,805	2,670	1,136	321	5,932
Purchase obligations (2)	2,525	3,156	—	—	5,681
Total	$569,909	$153,303	$28,846	$40,573	$792,631
(1)	Excludes approximately $0.6 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2018	2017
	(In thousands)
Subordinated debentures	$39,388	$35,569
Amount not qualifying as regulatory capital	(1,224)	(1,069)
Amount qualifying as regulatory capital	38,164	34,500
Shareholders’ equity
Common stock	377,372	324,986
Accumulated deficit	(28,270)	(54,090)
Accumulated other comprehensive loss	(10,108)	(5,963)
Total shareholders’ equity	338,994	264,933
Total capitalization	$377,158	$299,433

We currently have four special purpose entities with $38.2 million of outstanding cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Condensed Consolidated Statements of Financial Condition.

As part of the Merger we acquired TCSB Statutory Trust I (a statutory business trust formed solely to issue capital securities) and assumed approximately $5.2 million of subordinated debentures that had a fair value of approximately $3.8 million on April 1, 2018. The trust preferred securities issued by TCSB Statutory Trust I mature in March 2035. The discount recorded on these subordinated debentures is being accreted over their remaining life.

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2018 and 2017. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

Common shareholders’ equity increased to $339.0 million at December 31, 2018 from $264.9 million at December 31, 2017 due primarily to shares issued in the TCSB Merger and our net income that was partially offset by an increase in our accumulated other comprehensive loss, share repurchases and by dividends that we paid. Our tangible common equity (“TCE”) totaled $304.3 million and $263.3 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 9.17% and 9.45% at December 31, 2018 and 2017, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less intangible assets.

In January 2018 and 2017, our Board of Directors authorized share repurchase plans. Under the terms of these share repurchase plans, we are authorized to buy back up to 5% of our outstanding common stock. These share repurchase plans expired on December 31, 2018 and 2017, respectively. We repurchased 587,969 shares during 2018 (all in the fourth quarter) at an average cost of $21.57 per share. We did not repurchase any shares during 2017.

In December 2018, our Board of Directors authorized the 2019 share repurchase plan. Under the terms of the 2019 share repurchase plan, we are authorized to buy back up to 5% of our outstanding common stock. The repurchase plan is authorized to commence on January 1, 2019 and last through December 31, 2019.

We pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.60, $0.42 and $0.34 per share for 2018, 2017 and 2016, respectively. We generally favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2018 and 2017, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2018
200 basis point rise	$481,100	(3.37)%	$126,200	3.27%
100 basis point rise	495,400	(0.50)	124,800	2.13
Base-rate scenario	497,900	—	122,200	—
100 basis point decline	482,800	(3.03)	119,600	(2.13)

December 31, 2017
200 basis point rise	$409,200	(1.23)%	$99,100	2.27%
100 basis point rise	417,100	0.68	98,600	1.75
Base-rate scenario	414,300	—	96,900	—
100 basis point decline	386,400	(6.73)	91,600	(5.47)
(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Consolidated Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Equity securities, securities available for sale, loans held for sale, derivatives and capitalized mortgage loan servicing rights are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or fair value accounting or write-downs of individual assets. See note #21 to the Consolidated Financial Statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.

LITIGATION MATTERS

As described in note #11 to the Consolidated Financial Statements we settled a litigation matter in December 2016 and recorded a $2.3 million expense in the fourth quarter of 2016. We are also involved in various other litigation matters in the ordinary course of business. At the present time, we do not believe any of these matters will have a significant impact on our consolidated financial position or results of operations. The aggregate amount we have accrued for losses we consider probable as a result of these other litigation matters is immaterial. However, because of the inherent uncertainty of outcomes from any litigation matter, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we estimate the maximum amount of additional losses that are reasonably possible is insignificant. However, because of a number of factors, including the fact that certain of these litigation matters are still in their early stages, this maximum amount may change in the future.

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

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for loan losses and capitalized mortgage loan servicing rights are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

We determined in the fourth quarter of 2018 that accounting and reporting for income taxes was no longer a critical accounting policy as we have now utilized all of our net operating loss carryforwards and our DTA has declined to $5.8 million at December 31, 2018.

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

At December 31, 2018 and 2017, we had approximately $21.4 million and $15.7 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions. As of January 1, 2017, we elected the fair value measurement method for our mortgage loan servicing rights (in lieu of the amortization method).

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2018. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2018, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2018, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. Their report immediately follows our report.

William B. Kessel	Robert N. Shuster
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 7, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Grand Rapids, Michigan
March 7, 2019

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2018	2017
	(In thousands, except share amounts)
Assets
Cash and due from banks	$23,350	$36,994
Interest bearing deposits	46,894	17,744
Cash and Cash Equivalents	70,244	54,738
Interest bearing deposits - time	595	2,739
Equity securities at fair value	393	—
Trading securities	—	455
Securities available for sale	427,926	522,925
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	15,543
Loans held for sale, carried at fair value	44,753	39,436
Loans held for sale, carried at lower of cost or fair value	41,471	—
Loans
Commercial	1,144,481	853,260
Mortgage	1,042,890	849,530
Installment	395,149	316,027
Total Loans	2,582,520	2,018,817
Allowance for loan losses	(24,888)	(22,587)
Net Loans	2,557,632	1,996,230
Other real estate and repossessed assets, net	1,299	1,643
Property and equipment, net	38,777	39,149
Bank-owned life insurance	55,068	54,572
Deferred tax assets, net	5,779	15,089
Capitalized mortgage loan servicing rights	21,400	15,699
Other intangibles	6,415	1,586
Goodwill	28,300	—
Accrued income and other assets	34,870	29,551
Total Assets	$3,353,281	$2,789,355

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$879,549	$768,333
Savings and interest-bearing checking	1,194,865	1,064,391
Reciprocal	182,072	50,979
Time	385,981	374,872
Brokered time	270,961	141,959
Total Deposits	2,913,428	2,400,534
Other borrowings	25,700	54,600
Subordinated debentures	39,388	35,569
Accrued expenses and other liabilities	35,771	33,719
Total Liabilities	3,014,287	2,524,422

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 23,579,725 shares at December 31, 2018 and 21,333,869 shares at December 31, 2017	377,372	324,986
Accumulated deficit	(28,270)	(54,054)
Accumulated other comprehensive loss	(10,108)	(5,999)
Total Shareholders’ Equity	338,994	264,933
Total Liabilities and Shareholders’ Equity	$3,353,281	$2,789,355

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$116,865	$84,281	$74,157
Interest on securities
Taxable	10,874	10,928	9,921
Tax-exempt	1,743	2,000	1,250
Other investments	1,291	1,100	1,195
Total Interest Income	130,773	98,309	86,523
INTEREST EXPENSE
Deposits	14,478	6,775	4,941
Other borrowings and subordinated debentures	3,013	2,348	1,941
Total Interest Expense	17,491	9,123	6,882
Net Interest Income	113,282	89,186	79,641
Provision for loan losses	1,503	1,199	(1,309)
Net Interest Income After Provision for Loan Losses	111,779	87,987	80,950
NON-INTEREST INCOME
Service charges on deposit accounts	12,258	12,673	12,406
Interchange income	9,905	8,023	7,938
Net gains on assets
Mortgage loans	10,597	11,762	10,566
Securities	138	260	563
Mortgage loan servicing, net	3,157	1,647	2,222
Other	8,760	8,168	8,603
Total Non-interest Income	44,815	42,533	42,298
NON-INTEREST EXPENSE
Compensation and employee benefits	62,078	55,089	49,579
Occupancy, net	8,912	8,102	8,023
Data processing	8,262	7,657	7,952
Furniture, fixtures and equipment	4,080	3,870	3,912
Merger related expense	3,465	284	—
Communications	2,848	2,684	3,142
Interchange expense	2,702	1,156	1,111
Loan and collection	2,682	2,230	2,512
Advertising	2,155	1,905	1,856
Legal and professional	1,839	1,892	1,742
FDIC deposit insurance	1,081	894	1,049
Credit card and bank service fees	414	529	791
Net (gains) losses on other real estate and repossessed assets	(672)	(606)	250
Litigation settlement expense	—	—	2,300
Loss on sale of payment plan business	—	—	320
Other	7,615	6,396	5,808
Total Non-interest Expense	107,461	92,082	90,347
Income Before Income Tax	49,133	38,438	32,901
Income tax expense	9,294	17,963	10,135
Net Income	$39,839	$20,475	$22,766
Net income per common share
Basic	$1.70	$0.96	$1.06
Diluted	$1.68	$0.95	$1.05

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Net income	$39,839	$20,475	$22,766
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	(4,594)	4,065	(4,465)
Change in unrealized gains and losses for which a portion of other than temporary impairment has been recognized in earnings	(53)	186	40
Reclassification adjustments for gains included in earnings	(56)	(215)	(301)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	(4,703)	4,036	(4,726)
Income tax expense (benefit)	(988)	1,413	(1,654)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	(3,715)	2,623	(3,072)
Derivative instruments
Unrealized gains (losses) arising during period	(262)	324	—
Reclassification adjustment for (income) expense recognized in earnings	(237)	18	—
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments	(499)	342	—
Income tax expense (benefit)	(105)	120	—
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments, net of tax	(394)	222	—
Other comprehensive income (loss)	(4,109)	2,845	(3,072)
Comprehensive income	$35,730	$23,320	$19,694

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at January 1, 2016	$339,524	$(81,149)	$(6,036)	$252,339
Net income for 2016	—	22,766	—	22,766
Cash dividends declared, $.34 per share	—	(7,274)	—	(7,274)
Repurchase of 1,153,136 shares of common stock	(16,854)	—	—	(16,854)
Issuance of 21,402 shares of common stock	82	—	—	82
Share based compensation (issuance of 180,380 shares of common stock)	1,620	—	—	1,620
Share based compensation withholding obligation (withholding of 41,927 shares of common stock)	(627)	—	—	(627)
Other comprehensive loss	—	—	(3,072)	(3,072)
Balances at December 31, 2016	323,745	(65,657)	(9,108)	248,980
Cumulative effect of change in accounting principle	—	52	300	352
Balances at December 31, 2016, as adjusted	323,745	(65,605)	(8,808)	249,332
Net income for 2017	—	20,475	—	20,475
Cash dividends declared, $.42 per share	—	(8,960)	—	(8,960)
Issuance of 27,046 shares of common stock	72	—	—	72
Share based compensation (issuance of 71,256 shares of common stock)	1,748	—	—	1,748
Share based compensation withholding obligation (withholding of 22,525 shares of common stock)	(579)	—	—	(579)
Reclassification of certain deferred tax effects	—	36	(36)	—
Other comprehensive income	—	—	2,845	2,845
Balances at December 31, 2017	324,986	(54,054)	(5,999)	264,933
Net income for 2018	—	39,839	—	39,839
Cash dividends declared, $.60 per share	—	(14,055)	—	(14,055)
Repurchase of 587,969 shares of common stock	(12,681)	—	—	(12,681)
Acquistion of TCSB Bancorp, Inc.	64,536	—	—	64,536
Issuance of 152,549 shares of common stock	267	—	—	267
Share based compensation (issuance of 80,028 shares of common stock)	1,731	—	—	1,731
Share based compensation withholding obligation (withholding of 108,185 shares of common stock)	(1,467)	—	—	(1,467)
Other comprehensive loss	—	—	(4,109)	(4,109)
Balances at December 31, 2018	$377,372	$(28,270)	$(10,108)	$338,994

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Net Income	$39,839	$20,475	$22,766
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	463,699	434,682	324,828
Disbursements for loans held for sale	(457,077)	(426,410)	(322,342)
Provision for loan losses	1,503	1,199	(1,309)
Deferred income tax expense	9,294	16,009	9,718
Deferred loan fees and costs	(4,044)	(5,159)	(1,911)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	6,033	6,957	5,216
Net gains on mortgage loans	(10,597)	(11,762)	(10,566)
Net gains on securities	(138)	(260)	(563)
Net (gains) losses on other real estate and repossessed assets	(672)	(606)	250
Share based compensation	1,731	1,748	1,620
Litigation settlement expense	—	—	2,300
Loss on sale of payment plan business	—	—	320
Increase in accrued income and other assets	(4,890)	(3,708)	(7,182)
Increase in accrued expenses and other liabilities	240	5,442	559
Total Adjustments	5,082	18,132	938
Net Cash From Operating Activities	44,921	38,607	23,704
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	48,736	17,308	64,103
Proceeds from maturities, prepayments and calls of securities available for sale	160,627	173,723	203,029
Purchases of securities available for sale	(114,362)	(100,584)	(297,925)
Proceeds from the sale of interest bearing deposits - time	2,474	—	—
Proceeds from the maturity of interest bearing deposits - time	3,728	2,850	6,253
Redemption of Federal Home Loan Bank and Federal Reserve Bank stock	—	—	371
Purchase of Federal Reserve Bank stock	(2,038)	—	(443)
Net increase in portfolio loans (loans originated, net of principal payments)	(344,330)	(406,859)	(107,472)
Proceeds from the sale of portfolio loans	38,527	—	—
Purchase of portfolio loans	—	—	(15,000)
Cash received in the acquisition of TCSB Bancorp, Inc.	23,516	—	—
Cash received from the sale of Mepco Finance Corporation assets, net	—	33,446	—
Proceeds from the collection of vehicle service contract counterparty receivables	511	528	4,786
Proceeds from the sale of other real estate and repossessed assets	2,526	5,703	4,251
Proceeds from bank-owned life insurance	474	523	2,235
Proceeds from the sale of property and equipment	106	26	416
Capital expenditures	(3,862)	(4,242)	(3,459)
Net Cash Used in Investing Activities	(183,367)	(277,578)	(138,855)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	225,185	174,815	139,756
Net increase (decrease) in other borrowings	(6,600)	6,754	—
Proceeds from Federal Home Loan Bank advances	1,272,000	622,000	—
Payments of Federal Home Loan Bank advances	(1,308,697)	(583,587)	(2,521)
Dividends paid	(14,055)	(8,960)	(7,274)
Proceeds from issuance of common stock	267	72	82
Repurchase of common stock	(12,681)	—	(16,854)
Share based compensation withholding obligation	(1,467)	(579)	(627)
Net Cash From Financing Activities	153,952	210,515	112,562
Net Increase (Decrease) in Cash and Cash Equivalents	15,506	(28,456)	(2,589)
Cash and Cash Equivalents at Beginning of Year	54,738	83,194	85,783
Cash and Cash Equivalents at End of Year	$70,244	$54,738	$83,194
Cash paid during the year for
Interest	$16,737	$9,163	$6,416
Income taxes	120	1,970	563
Transfers to other real estate and repossessed assets	1,510	1,735	2,355
Transfer of mortgage loans to held for sale	41,471	—	—
Common stock and stock options issued in TCSB Bancorp, Inc. acquisition	64,536	—	—
Purchase of securities available for sale and interest bearing deposits - time not yet settled	—	1,000	1,582
Transfers to payment plan receivables and other assets held for sale	—	—	33,360
Transfers to other liabilities held for sale	—	—	718

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries (“IBCP”) conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the determination of the allowance for loan losses (“AFLL”) and the valuation of capitalized mortgage loan servicing rights. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our subsidiary Independent Bank (“Bank”) transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan and Ohio that are served by our Bank’s branches and loan production offices. Through April, 2017 we also purchased payment plans from companies (which we referred to as “counterparties”) that provided vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”) which was sold effective May 1, 2017. See note #27. At December 31, 2018, 72.7% of our Bank’s loan portfolio was secured by real estate.

PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all intercompany accounts and transactions.

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

LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments, as well as realized gains and losses, are recorded in current earnings. Certain portfolio loans were reclassified to held for sale as of December 31, 2018 and are carried at the lower of cost or fair value on an aggregate loan basis.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes or amortization of and changes in the impairment reserve on capitalized mortgage loan servicing rights, totaled $5.5 million, $4.4 million and $4.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

SECURITIES — We classify our securities as equity, trading, held to maturity or available for sale. Equity securities are investments in certain preferred stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We reclassified certain preferred stocks previously reported as trading to equity securities pursuant to the adoption of Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities” at January 1, 2018 (see additional discussion below). As a result we did not have any trading securities at December 31, 2018. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2018 and 2017. Securities available for sale represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

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

PAYMENT PLAN RECEIVABLE REVENUE RECOGNITION — Payment plan receivables were acquired by Mepco at a discount which was accreted into interest income – interest and fees on loans in the Consolidated Statements of Operations over the life of the receivable computed on a level-yield method.

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

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the AFLL. Expense incurred in maintaining other real estate and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in net (gains) losses on other real estate and repossessed assets in the Consolidated Statements of Operations. Non-real estate repossessed assets are treated in a similar manner.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

OTHER INTANGIBLES — Other intangible assets consist of core deposits. They are initially measured at fair value and then are amortized on both straight-line and accelerated methods over their estimated useful lives, which range from 10 to 15 years.

GOODWILL — Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life is not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. We have selected December 31 as the date to perform the annual impairment test. Goodwill is the only intangible asset with an indefinite life on our Consolidated Statements of Financial Condition.

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. We did not have any Fair Value Hedges at December 31, 2018 or 2017. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers and (iii) certain purchased and written options related to a time deposit product. The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are derived from proprietary models which utilize current market data and are included in net interest income in the Consolidated Statements of Operations. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income in the Consolidated Statements of Operations.

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

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded in earnings. When a Fair Value Hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a Cash Flow Hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income (loss) are amortized into earnings over the same periods which the hedged transactions will affect earnings.

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

SHARE BASED COMPENSATION — Cost is recognized for non-vested share awards issued to employees based on the fair value of these awards at the date of grant. A simulation analysis which considers potential outcomes for a large number of independent scenarios is utilized to estimate the fair value of performance share units and the market price of our common stock at the date of grant is used for other non-vested share awards. Cost is recognized over the required service period, generally defined as the vesting period. Forfeitures are recognized as they occur. Cost is also recognized for stock issued to non-employee directors. These shares vest immediately and cost is recognized during the period they are issued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

COMMON STOCK — At December 31, 2018, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.8 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2017 and 2016 consolidated financial statements have been reclassified to conform to the 2018 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, (“ASU 2014-09”). This ASU supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this ASU specifies the accounting for some costs to obtain or fulfill a contract with a customer. We adopted this ASU using the modified retrospective approach with no impact to our accumulated deficit at January 1, 2018. Financial instruments for the most part and related contractual rights and obligations which are the sources of the majority of our operating revenue are excluded from the scope of this amended guidance. Those operating revenue streams that are included in the scope of this amended guidance were not materially impacted. Results for reporting periods beginning after January 1, 2018 are presented under this ASU while prior period amounts continue to be reported in accordance with legacy GAAP. The impact of the adoption of this ASU on our Consolidated Statements of Operations for the year ending December 31, 2018 is summarized in the table below. See note #25.

The impact of the adoption of ASU 2014-09 on our Consolidated Statement of Operations follows:

	As Reported	Under Legacy GAAP	Impact of ASU 2014-09
	(In thousands)
Non-interest income - Interchange income	$9,905	$8,434	$1,471	(1)
Non-interest expense - interchange expense	$2,702	$1,231	1,471	(1)
Impact on net income			$—
(1)	Represents certain costs charged by payment networks that were previously netted against interchange income.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities”. This ASU amends existing guidance related to the accounting for certain financial assets and liabilities. These amendments, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. This amended guidance was effective for us on January 1, 2018. The adoption of this ASU did not have a material impact on our consolidated operating results or financial condition. As a result of the adoption of this ASU our equity securities previously classified as trading securities are now classified as equity securities at fair value on our December 31, 2018 Consolidated Statement of Financial Condition. In addition, this amended guidance impacted certain fair value disclosure items (see note #21).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In January 2017, the FASB issued ASU 2017-4, “Intangibles – Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment”. This new ASU amends the requirement that entities compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, entities should perform their annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment if the carrying amount exceeds the reporting unit’s fair value. This amended guidance is effective for us on January 1, 2020 with early application permitted. Due to our recent acquisition (see note #26) and expectations this ASU would be relevant to us in 2018 we elected to adopt this amended guidance as of January 1, 2018. The adoption of this ASU did not have a material impact on our consolidated operating results or financial condition.

In February 2018, the FASB issued ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. This new ASU allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. As a result, this amended guidance eliminates the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. This amended guidance is effective for us on January 1, 2019, with early application permitted in any period for which financial statements have not yet been issued. We elected to adopt this amended guidance during the fourth quarter of 2017 and it resulted in a $0.04 million reclassification between accumulated other comprehensive loss and accumulated deficit.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, “Leases (Topic 842)”. This ASU amends existing guidance related to the accounting for leases. These amendments, among other things, require lessees to account for most leases on the balance sheet while recognizing expense on the income statement in a manner similar to existing guidance. For lessors the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. This amended guidance was effective for us on January 1, 2019 and did not have a material impact on our consolidated operating results or financial condition. Based on a review of our operating leases that we currently have in place we do not expect a material change in the recognition, measurement and presentation of lease expense or impact on cash flow. The primary impact is the recognition of certain operating leases on our Consolidated Statements of Financial Condition which resulted in the recording of right to use assets and offsetting lease liabilities each totaling approximately $7.7 million at January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For securities available for sale, allowances will be recorded rather than reducing the carrying amount as is done under the current other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This amended guidance is effective for us on January 1, 2020. We began evaluating this ASU in 2016 and have formed a committee that includes personnel from various areas of the Bank that meets regularly to discuss the implementation of the ASU. We have completed historical data validation and are currently in the process of reviewing credit loss estimation methodologies and performing test calculations. We have not yet determined what the impact will be on our consolidated operating results or financial condition, which will be impacted by several variables, including the economic environment and forecast at adoption. Though, by the nature of the implementation of an expected loss model compared to an incurred loss approach, we would anticipate our AFLL to increase under this ASU. The Bank expects to begin full parallel runs mid-2019, with a goal of providing an estimated impact range in our 2019 second quarter Form 10-Q.

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities”. This new ASU amends the hedge accounting model in Topic 815 to enable entities to better portray the economics of their risk management activities in the financial statements and enhance the transparency and understandability of hedge results. The amendments expand an entity’s ability to hedge nonfinancial and financial risk components and reduce complexity in fair value hedges of interest rate risk. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hedged item. The guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. This amended guidance was effective for us on January 1, 2019, and did not have a material impact on our consolidated operating results or financial condition.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. This new ASU amends disclosure requirements in Topic 820 to eliminate, add and modify certain disclosure requirements for fair value measurements as part of its disclosure framework project. The amended guidance eliminates the requirements to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the entity’s policy for the timing of transfers between levels of the fair value hierarchy and the entity’s valuation processes for Level 3 fair value measurements. The amended guidance adds the requirements to disclose the changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and for recurring and nonrecurring Level 3 fair value measurements, the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated, with certain exceptions. This amended guidance is effective for us on January 1, 2020, and is not expected to have a material impact on our consolidated operating results or financial condition.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and non-interest earning balances with the FRB. The average reserve balances to be maintained during 2018 and 2017 were $9.6 million and $5.2 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $0.1 million and $0.7 million at December 31, 2018 and 2017, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized Cost	Unrealized
		Gains	Losses	Fair Value
	(In thousands)
2018
U.S. agency	$20,198	$9	$193	$20,014
U.S. agency residential mortgage-backed	124,777	817	1,843	123,751
U.S. agency commercial mortgage-backed	5,909	1	184	5,726
Private label mortgage-backed	29,735	321	637	29,419
Other asset backed	83,481	86	248	83,319
Obligations of states and political subdivisions	130,244	257	2,946	127,555
Corporate	34,866	29	586	34,309
Trust preferred	1,964	—	145	1,819
Foreign government	2,050	—	36	2,014
Total	$433,224	$1,520	$6,818	$427,926

2017
U.S. Treasury	$898	$—	$—	$898
U.S. agency	25,667	82	67	25,682
U.S. agency residential mortgage-backed	137,785	1,116	983	137,918
U.S. agency commercial mortgage-backed	9,894	36	170	9,760
Private label mortgage-backed	29,011	428	330	29,109
Other asset backed	93,811	202	115	93,898

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Amortized Cost	Unrealized
		Gains	Losses	Fair Value
	(In thousands)
Obligations of states and political subdivisions	174,073	755	1,883	172,945
Corporate	47,365	578	90	47,853
Trust preferred	2,929	—	127	2,802
Foreign government	2,087	—	27	2,060
Total	$523,520	$3,197	$3,792	$522,925

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was zero at both December 31, 2018 and 2017, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2018
U.S. agency	$7,150	$46	$11,945	$147	$19,095	$193
U.S. agency residential mortgage-backed	18,374	180	48,184	1,663	66,558	1,843
U.S. agency commercial mortgage-backed	566	3	5,094	181	5,660	184
Private label mortgage-backed	8,273	57	16,145	580	24,418	637
Other asset backed	53,043	160	10,235	88	63,278	248
Obligations of states and political subdivisions	25,423	262	80,701	2,684	106,124	2,946
Corporate	17,758	343	9,222	243	26,980	586
Trust preferred	939	61	880	84	1,819	145
Foreign government	—	—	2,014	36	2,014	36
Total	$131,526	$1,112	$184,420	$5,706	$315,946	$6,818

2017
U.S. agency	$5,466	$26	$5,735	$41	$11,201	$67
U.S. agency residential mortgage-backed	22,198	229	40,698	754	62,896	983
U.S. agency commercial mortgage-backed	2,181	34	3,994	136	6,175	170
Private label mortgage-backed	11,390	92	4,396	238	15,786	330
Other asset backed	20,352	40	16,648	75	37,000	115
Obligations of states and political subdivisions	76,574	936	28,246	947	104,820	1,883
Corporate	14,440	33	3,943	57	18,383	90
Trust preferred	—	—	2,802	127	2,802	127
Foreign government	489	10	1,571	17	2,060	27
Total	$153,090	$1,400	$108,033	$2,392	$261,123	$3,792

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss).

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2018, we had 48 U.S. agency, 127 U.S. agency residential mortgage-backed and 15 U.S. agency commercial mortgage-backed securities whose fair market value is less than amortized cost. The unrealized losses are largely attributed to increases in interest rates since acquisition and widening spreads to Treasury bonds. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Private label mortgage backed securities — at December 31, 2018, we had 33 of this type of security whose fair value is less than amortized cost. Unrealized losses are primarily due to credit spread widening and increases in interest rates since their acquisition.

Four private label mortgage-backed securities (including two of the three securities discussed further below) were reviewed for other than temporary impairment (“OTTI”) utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization. See further discussion below.

As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no other declines discussed above are deemed to be other than temporary.

Other asset backed — at December 31, 2018, we had 94 other asset backed securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Obligations of states and political subdivisions — at December 31, 2018, we had 339 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to wider benchmark pricing spreads and increases in interest rates since acquisition. Tax exempt securities have been negatively impacted by lower federal tax rates signed into law in December, 2017. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Corporate — at December 31, 2018, we had 37 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

Trust preferred securities — at December 31, 2018, we had two trust preferred securities whose fair value is less than amortized cost. Both of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. One of the securities is rated by a major rating agency as investment grade while the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.94 million as of December 31, 2018, continues to have satisfactory credit metrics and make interest payments. As management does not intend to liquidate this security and it is more likely than not that we will not be required to sell this security prior to recovery of the unrealized loss, this decline is not deemed to be other than temporary.

Foreign government — at December 31, 2018, we had two foreign government securities whose fair value is less than amortized cost. The unrealized losses are primarily due to increases in interest rates since acquisition. As management does not intend to liquidate these securities and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We recorded zero credit related OTTI charges in the Consolidated Statements of Operations on securities available for sale during 2018, 2017, and 2016.

At December 31, 2018, three private label mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Senior Support Security	Total
	(In thousands)
As of December 31, 2018
Fair value	$792	$741	$25	$1,558
Amortized cost	664	578	—	1,242
Non-credit unrealized loss	—	—	—	—
Unrealized gain	128	163	25	316
Cumulative credit related OTTI	757	457	380	1,594

Each of these securities is receiving principal and interest payments similar to principal reductions in the underlying collateral. All three of these securities have unrealized gains at December 31, 2018. The original amortized cost (current amortized cost excluding cumulative credit related OTTI) for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for these securities is now less than previously recorded credit related OTTI amounts.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2018	2017	2016
	(In thousands)
Balance at beginning of year	$1,594	$1,594	$1,594
Additions to credit losses on securities for which no previous OTTI was recognized	—	—	—
Increases to credit losses on securities for which OTTI was previously recognized	—	—	—
Decrease to credit losses on securities for which OTTI was previously recognized as a result of disposal	—	—	—
Total	$1,594	$1,594	$1,594

The amortized cost and fair value of securities available for sale at December 31, 2018, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$10,167	$10,150
Maturing after one year but within five years	77,824	77,042
Maturing after five years but within ten years	57,654	56,301
Maturing after ten years	43,677	42,218
	189,322	185,711
U.S. agency residential mortgage-backed	124,777	123,751
U.S. agency commercial mortgage-backed	5,909	5,726
Private label mortgage-backed	29,735	29,419
Other asset backed	83,481	83,319
Total	$433,224	$427,926

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

	Proceeds	Realized Gains (1)	Losses
	(In thousands)
2018	$48,736	$192	$136
2017	17,308	218	3
2016	64,103	354	53
(1)	2018 excludes a $0.144 million gain on the sale of 1,000 VISA Class B shares.

Certain preferred stocks have been classified as equity securities at fair value in our Consolidated Statement of Financial Condition beginning on January 1, 2018. Previously these preferred stocks were classified as trading securities. See note #1. During 2018, 2017 and 2016, we recognized gains (losses) on these preferred stocks of $(0.06) million, $0.05 million and $0.26 million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. All of these amounts relate to gains (losses) recognized on preferred stock still held at December 31, 2018 and 2017.

Securities available for sale with a book value of zero and $0.9 million at December 31, 2018 and 2017, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders’ equity at December 31, 2018 or 2017.

NOTE 4 – LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2018	2017
	(In thousands)
Real estate (1)
Residential first mortgages	$811,719	$672,592
Residential home equity and other junior mortgages	177,574	136,560
Construction and land development	180,286	143,188
Other (2)	707,347	538,880
Consumer	379,607	291,091
Commercial	319,058	231,786
Agricultural	6,929	4,720
Total loans	$2,582,520	$2,018,817
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $13.3 million and $9.3 million at December 31, 2018 and 2017, respectively.

In August 2016, we purchased $15.0 million of single-family residential fixed rate jumbo mortgage loans from a Michigan-based financial institution. These mortgage loans were all on properties located in Michigan, had a weighted average interest rate (after a 0.25% servicing fee) of 3.65% and a weighted average remaining contractual maturity of 332 months. We did not purchase any loans during 2018 or 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Payment Plan Receivables	Subjective Allocation	Total
	(In thousands)
2018
Balance at beginning of period	$5,595	$8,733	$864	$—	$7,395	$22,587
Additions (deductions)
Provision for loan losses	(946)	457	462	—	1,530	1,503
Recoveries credited to allowance	2,889	734	999	—	—	4,622
Loans charged against the allowance	(448)	(1,946)	(1,430)	—	—	(3,824)
Balance at end of period	$7,090	$7,978	$895	$—	$8,925	$24,888

2017
Balance at beginning of period	$4,880	$8,681	$1,011	$—	$5,662	$20,234
Additions (deductions)
Provision for loan losses	(327)	(567)	360	—	1,733	1,199
Recoveries credited to allowance	1,497	1,741	967	—	—	4,205
Loans charged against the allowance	(455)	(1,122)	(1,474)	—	—	(3,051)
Balance at end of period	$5,595	$8,733	$864	$—	$7,395	$22,587

2016
Balance at beginning of period	$5,670	$10,391	$1,181	$56	$5,272	$22,570
Additions (deductions)
Provision for loan losses	(1,945)	(158)	401	(4)	397	(1,309)
Recoveries credited to allowance	2,472	1,047	1,100	—	—	4,619
Loans charged against the allowance	(1,317)	(2,599)	(1,671)	—	—	(5,587)
Reclassification to loans held for sale	—	—	—	(52)	(7)	(59)
Balance at end of period	$4,880	$8,681	$1,011	$—	$5,662	$20,234

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2018
Allowance for loan losses:
Individually evaluated for impairment	$1,305	$4,799	$206	$—	$6,310
Collectively evaluated for impairment	5,785	3,179	689	8,925	18,578
Loans acquired with deteriorated credit quality	—	—	—	—	—
Total ending allowance for loan losses balance	$7,090	$7,978	$895	$8,925	$24,888

Loans
Individually evaluated for impairment	$8,697	$46,394	$3,370		$58,461
Collectively evaluated for impairment	1,137,586	1,000,038	392,460		2,530,084
Loans acquired with deteriorated credit quality	1,609	555	349		2,513
Total loans recorded investment	1,147,892	1,046,987	396,179		2,591,058
Accrued interest included in recorded investment	3,411	4,097	1,030		8,538
Total loans	$1,144,481	$1,042,890	$395,149		$2,582,520

2017
Allowance for loan losses:
Individually evaluated for impairment	$837	$5,725	$277	$—	$6,839
Collectively evaluated for impairment	4,758	3,008	587	7,395	15,748
Total ending allowance for loan losses balance	$5,595	$8,733	$864	$7,395	$22,587

Loans
Individually evaluated for impairment	$8,420	$53,179	$3,945		$65,544
Collectively evaluated for impairment	847,140	799,629	313,005		1,959,774
Total loans recorded investment	855,560	852,808	316,950		2,025,318
Accrued interest included in recorded investment	2,300	3,278	923		6,501
Total loans	$853,260	$849,530	$316,027		$2,018,817

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.4 million, $0.4 million and $0.5 million of interest income would have been recognized in 2018, 2017 and 2016, respectively. Interest income recorded on these loans was approximately zero during the years ended 2018, 2017 and 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans on non-accrual status and past due more than 90 days (“Non-performing Loans”) at December 31 follow(1):

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2018
Commercial
Income producing - real estate	$—	$—	$—
Land, land development and construction - real estate	—	—	—
Commercial and industrial	—	2,220	2,220
Mortgage
1-4 family	5	4,694	4,699
Resort lending	—	755	755
Home equity - 1st lien	—	159	159
Home equity - 2nd lien	—	419	419
Installment
Home equity - 1st lien	—	179	179
Home equity - 2nd lien	—	226	226
Boat lending	—	166	166
Recreational vehicle lending	—	7	7
Other	—	204	204
Total recorded investment	$5	$9,029	$9,034
Accrued interest included in recorded investment	$—	$—	$—
2017
Commercial
Income producing - real estate	$—	$30	$30
Land, land development and construction - real estate	—	9	9
Commercial and industrial	—	607	607
Mortgage
1-4 family	—	5,130	5,130
Resort lending	—	1,223	1,223
Home equity - 1st lien	—	326	326
Home equity - 2nd lien	—	316	316
Installment
Home equity - 1st lien	—	141	141
Home equity - 2nd lien	—	159	159
Boat lending	—	100	100
Recreational vehicle lending	—	25	25
Other	—	118	118
Total recorded investment	$—	$8,184	$8,184
Accrued interest included in recorded investment	$—	$—	$—
(1)	Non-performing loans exclude purchase credit impaired loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2018
Commercial
Income producing - real estate	$44	$—	$—	$44	$388,729	$388,773
Land, land development and construction - real estate	—	—	—	—	84,458	84,458
Commercial and industrial	1,538	—	—	1,538	673,123	674,661
Mortgage
1-4 family	1,608	194	4,882	6,684	833,760	840,444
Resort lending	252	—	755	1,007	80,774	81,781
Home equity - 1st lien	176	—	159	335	38,909	39,244
Home equity - 2nd lien	446	100	419	965	84,553	85,518
Installment
Home equity - 1st lien	200	55	197	452	6,985	7,437
Home equity - 2nd lien	111	24	226	361	6,683	7,044
Boat lending	316	295	166	777	169,117	169,894
Recreational vehicle lending	28	21	7	56	125,780	125,836
Other	241	131	204	576	85,392	85,968
Total recorded investment	$4,960	$820	$7,015	$12,795	$2,578,263	$2,591,058
Accrued interest included in recorded investment	$44	$11	$—	$55	$8,483	$8,538

2017
Commercial
Income producing - real estate	$—	$—	$30	$30	$290,466	$290,496
Land, land development and construction - real estate	9	—	—	9	70,182	70,191
Commercial and industrial	60	—	44	104	494,769	494,873
Mortgage
1-4 family	1,559	802	5,130	7,491	659,742	667,233
Resort lending	713	—	1,223	1,936	88,620	90,556
Home equity - 1st lien	308	38	326	672	34,689	35,361
Home equity - 2nd lien	353	155	316	824	58,834	59,658
Installment
Home equity - 1st lien	90	11	141	242	9,213	9,455
Home equity - 2nd lien	217	94	159	470	9,001	9,471
Boat lending	59	36	100	195	129,777	129,972
Recreational vehicle lending	28	20	25	73	92,737	92,810
Other	275	115	118	508	74,734	75,242
Total recorded investment	$3,671	$1,271	$7,612	$12,554	$2,012,764	$2,025,318
Accrued interest included in recorded investment	$43	$22	$—	$65	$6,436	$6,501

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans are as follows :

	December 31,
	2018	2017
	(In thousands)
Impaired loans with no allocated allowance for loan losses
TDR	$—	$349
Non - TDR	—	175
Impaired loans with an allocated allowance for loan losses
TDR - allowance based on collateral	2,787	2,482
TDR - allowance based on present value cash flow	53,258	62,113
Non - TDR - allowance based on collateral	2,145	148
Total impaired loans	$58,190	$65,267

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$769	$684
TDR - allowance based on present value cash flow	4,849	6,089
Non - TDR - allowance based on collateral	692	66
Total amount of allowance for loan losses allocated	$6,310	$6,839

Impaired loans by class as of December 31 are as follows:

	2018			2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Income producing - real estate	$—	$—	$—	$—	$—	$—
Land, land development & construction-real estate	—	—	—	—	—	—
Commercial and industrial	—	—	—	524	549	—
Mortgage
1-4 family	3	474	—	2	469	—
Resort lending	—	—	—	—	—	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	1	122	—	1	69	—
Home equity - 2nd lien	—	—	—	—	—	—
Boat lending	—	5	—	—	—	—
Recreational vehicle lending	—	—	—	—	—	—
Other	—	15	—	—	—	—
	4	616	—	527	1,087	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2018			2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With an allowance for loan losses recorded:
Commercial
Income producing - real estate	4,770	4,758	303	5,195	5,347	347
Land, land development & construction-real estate	290	289	35	166	194	9
Commercial and industrial	3,637	3,735	967	2,535	2,651	481
Mortgage
1-4 family	32,842	34,427	2,859	36,848	38,480	3,454
Resort lending	13,328	13,354	1,927	15,978	16,046	2,210
Home equity - 1st lien	65	64	4	173	236	43
Home equity - 2nd lien	156	155	9	178	213	18
Installment
Home equity - 1st lien	1,440	1,524	89	1,667	1,804	108
Home equity - 2nd lien	1,471	1,491	92	1,793	1,805	140
Boat lending	—	—	—	1	5	1
Recreational vehicle lending	79	79	4	90	90	5
Other	379	406	21	393	418	23
	58,457	60,282	6,310	65,017	67,289	6,839
Total
Commercial
Income producing - real estate	4,770	4,758	303	5,195	5,347	347
Land, land development & construction-real estate	290	289	35	166	194	9
Commercial and industrial	3,637	3,735	967	3,059	3,200	481
Mortgage
1-4 family	32,845	34,901	2,859	36,850	38,949	3,454
Resort lending	13,328	13,354	1,927	15,978	16,046	2,210
Home equity - 1st lien	65	64	4	173	236	43
Home equity - 2nd lien	156	155	9	178	213	18
Installment
Home equity - 1st lien	1,441	1,646	89	1,668	1,873	108
Home equity - 2nd lien	1,471	1,491	92	1,793	1,805	140
Boat lending	—	5	—	1	5	1
Recreational vehicle lending	79	79	4	90	90	5
Other	379	421	21	393	418	23
Total	$58,461	$60,898	$6,310	$65,544	$68,376	$6,839
Accrued interest included in recorded investment	$271			$277

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Average recorded investment in and interest income earned (of which the majority of these amounts were received in cash and related primarily to performing TDR’s) on impaired loans by class for the years ended December 31 follows:

	2018		2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Income producing - real estate	$—	$—	$177	$—	$609	$2
Land, land development & construction-real estate	961	—	6	—	330	7
Commercial and industrial	378	20	751	22	961	54
Mortgage
1-4 family	56	27	52	21	10	16
Resort lending	—	—	—	—	—	—
Home equity - 1st lien	—	—	—	—	—	—
Home equity - 2nd lien	—	—	—	—	—	—
Installment
Home equity - 1st lien	1	10	1	6	—	5
Home equity - 2nd lien	—	—	—	—	3	—
Boat lending	—	—	—	—	—	—
Recreational vehicle lending	—	—	—	—	—	—
Other	—	1	—	—	—	—
	1,396	58	987	49	1,913	84
With an allowance for loan losses recorded:
Commercial
Income producing - real estate	5,016	277	7,059	369	8,069	427
Land, land development & construction-real estate	184	11	183	8	1,129	31
Commercial and industrial	2,640	127	3,298	132	5,723	189
Mortgage
1-4 family	35,007	1,791	39,143	1,774	44,923	1,918
Resort lending	14,687	606	16,383	616	17,544	619
Home equity - 1st lien	105	5	209	5	226	10
Home equity - 2nd lien	165	7	209	7	248	14
Installment
Home equity - 1st lien	1,564	105	1,832	128	2,185	147
Home equity - 2nd lien	1,676	95	2,126	112	2,661	162
Boat lending	1	—	1	1	2	1
Recreational vehicle lending	84	4	100	5	115	6
Other	400	24	377	25	433	28
	61,529	3,052	70,920	3,182	83,258	3,552

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2018		2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Total
Commercial
Income producing - real estate	5,016	277	7,236	369	8,678	429
Land, land development & construction-real estate	1,145	11	189	8	1,459	38
Commercial and industrial	3,018	147	4,049	154	6,684	243
Mortgage
1-4 family	35,063	1,818	39,195	1,795	44,933	1,934
Resort lending	14,687	606	16,383	616	17,544	619
Home equity - 1st lien	105	5	209	5	226	10
Home equity - 2nd lien	165	7	209	7	248	14
Installment
Home equity - 1st lien	1,565	115	1,833	134	2,185	152
Home equity - 2nd lien	1,676	95	2,126	112	2,664	162
Boat lending	1	—	1	1	2	1
Recreational vehicle lending	84	4	100	5	115	6
Other	400	25	377	25	433	28
Total	$62,925	$3,110	$71,907	$3,231	$85,171	$3,636

Troubled debt restructurings at December 31 follow:

	2018
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$6,460	$46,627		$53,087
Non-performing TDR’s (2)	74	2,884	(3)	2,958
Total	$6,534	$49,511		$56,045
	2017
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$7,748	$52,367		$60,115
Non-performing TDR’s (2)	323	4,506	(3)	4,829
Total	$8,071	$56,873		$64,944
(1)	Retail loans include mortgage and installment loan segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $6.3 million and $6.8 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2018 and 2017, respectively. We have committed to lend additional amounts totaling up to $0.04 million at both December 31, 2018 and 2017, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Loans that have been classified as troubled debt restructurings during the years ended December 31 follow:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2018
Commercial
Income producing - real estate	1	$67	$67
Land, land development & construction-real estate	1	137	137
Commercial and industrial	7	652	652
Mortgage
1-4 family	10	1,410	1,413
Resort lending	1	115	114
Home equity - 1st lien	—	—	—
Home equity - 2nd lien	—	—	—
Installment
Home equity - 1st lien	8	413	415
Home equity - 2nd lien	3	113	114
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	3	182	180
Total	34	$3,089	$3,092
2017
Commercial
Income producing - real estate	—	$—	$—
Land, land development & construction-real estate	—	—	—
Commercial and industrial	15	925	925
Mortgage
1-4 family	6	456	462
Resort lending	1	189	189
Home equity - 1st lien	—	—	—
Home equity - 2nd lien	—	—	—
Installment
Home equity - 1st lien	3	86	90
Home equity - 2nd lien	10	391	394
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	2	74	75
Total	37	$2,121	$2,135

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2016
Commercial
Income producing - real estate	4	$290	$290
Land, land development & construction-real estate	—	—	—
Commercial and industrial	9	2,044	2,027
Mortgage
1-4 family	9	927	1,004
Resort lending	1	116	117
Home equity - 1st lien	1	107	78
Home equity - 2nd lien	2	77	78
Installment
Home equity - 1st lien	6	141	145
Home equity - 2nd lien	6	154	157
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	2	46	46
Total	40	$3,902	$3,942

The troubled debt restructurings described above increased (decreased) the AFLL by $(0.2) million, $0.1 million and $(0.1) million during the years ended December 31, 2018, 2017 and 2016, respectively and resulted in charge offs of zero, zero and $0.53 million during the years ended December 31, 2018, 2017 and 2016, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2018
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	—	—
Mortgage
1-4 family	—	—
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	1	13
Home equity - 2nd lien	—	—
Boat lending	—	—
Recreational vehicle lending	—	—
Other	—	—
Total	1	$13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of Contracts	Recorded Balance
(Dollars in thousands)

2017
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	6	164
Mortgage
1-4 family	—	—
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	1	13
Home equity - 2nd lien	—	—
Boat lending	—	—
Recreational vehicle lending	—	—
Other	—	—
Total	7	$177

2016
Commercial
Income producing - real estate	—	$—
Land, land development & construction-real estate	—	—
Commercial and industrial	1	1,767
Mortgage
1-4 family	—	—
Resort lending	—	—
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Installment
Home equity - 1st lien	—	—
Home equity - 2nd lien	—	—
Boat lending	—	—
Recreational vehicle lending	—	—
Other	—	—
Total	1	$1,767

A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased (decreased) the AFLL by zero, $0.04 million and $(0.17) million during the years ended December 31, 2018, 2017 and 2016, respectively and resulted in charge offs of zero, $0.05 million and $0.51 million during the years ended December 31, 2018, 2017 and 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The terms of certain other loans were modified during the years ending December 31, 2018, 2017 and 2016 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

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

The following table summarizes loan ratings by loan class for our commercial loan segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2018
Income producing - real estate	$375,142	$13,387	$200	$44	$388,773
Land, land development and construction - real estate	76,120	8,328	—	10	84,458
Commercial and industrial	631,248	35,469	5,577	2,367	674,661
Total	$1,082,510	$57,184	$5,777	$2,421	$1,147,892
Accrued interest included in total	$3,107	$174	$130	$—	$3,411

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2017
Income producing - real estate	$288,869	$1,293	$304	$30	$290,496
Land, land development and construction - real estate	70,122	60	—	9	70,191
Commercial and industrial	463,570	28,351	2,345	607	494,873
Total	$822,561	$29,704	$2,649	$646	$855,560
Accrued interest included in total	$2,198	$94	$8	$—	$2,300

For each of our mortgage and installment segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan segments at December 31:

	Mortgage (1)
	1-4 Family	Resort Lending	Home Equity 1st Lien	Home Equity 2nd Lien	Total
	(In thousands)
2018
800 and above	$94,492	$10,898	$6,784	$8,838	$121,012
750-799	384,344	36,542	17,303	38,295	476,484
700-749	202,440	17,282	9,155	23,249	252,126
650-699	91,847	9,945	3,987	8,681	114,460
600-649	34,342	3,088	959	3,359	41,748
550-599	13,771	1,867	427	1,236	17,301
500-549	8,439	106	418	826	9,789
Under 500	2,533	143	98	381	3,155
Unknown	8,236	1,910	113	653	10,912
Total	$840,444	$81,781	$39,244	$85,518	$1,046,987
Accrued interest included in total	$3,079	$363	$199	$456	$4,097

2017
800 and above	$78,523	$11,625	$6,169	$7,842	$104,159
750-799	283,558	36,015	16,561	24,126	360,260
700-749	154,239	22,099	7,317	15,012	198,667
650-699	84,121	12,145	2,793	7,420	106,479
600-649	25,087	3,025	1,189	2,512	31,813
550-599	15,136	2,710	518	1,118	19,482
500-549	9,548	1,009	397	1,156	12,110
Under 500	2,549	269	260	385	3,463
Unknown	14,472	1,659	157	87	16,375
Total	$667,233	$90,556	$35,361	$59,658	$852,808
Accrued interest included in total	$2,456	$371	$157	$294	$3,278
(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Installment (1)
	Home Equity 1st Lien	Home Equity 2nd Lien	Boat Lending	Recreational Vehicle Lending	Other	Total
	(In thousands)
2018
800 and above	$555	$235	$20,767	$20,197	$6,272	$48,026
750-799	1,502	1,642	100,191	74,154	31,483	208,972
700-749	1,582	1,682	35,455	24,890	24,369	87,978
650-699	1,606	1,217	10,581	4,918	9,840	28,162
600-649	996	1,272	1,657	992	2,751	7,668
550-599	759	658	652	453	838	3,360
500-549	384	229	286	225	651	1,775
Under 500	51	6	266	7	218	548
Unknown	2	103	39	—	9,546	9,690
Total	$7,437	$7,044	$169,894	$125,836	$85,968	$396,179
Accrued interest included in total	$28	$25	$403	$311	$263	$1,030

2017
800 and above	$815	$825	$15,531	$16,754	$7,060	$40,985
750-799	1,912	1,952	73,251	52,610	28,422	158,147
700-749	1,825	2,142	28,922	17,993	20,059	70,941
650-699	1,840	2,036	9,179	4,270	9,258	26,583
600-649	1,567	1,065	2,052	754	2,402	7,840
550-599	950	1,028	640	305	871	3,794
500-549	499	303	281	83	475	1,641
Under 500	32	88	57	6	194	377
Unknown	15	32	59	35	6,501	6,642
Total	$9,455	$9,471	$129,972	$92,810	$75,242	$316,950
Accrued interest included in total	$39	$43	$346	$254	$241	$923
(1)	Credit scores have been updated within the last twelve months.

Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2018	2017
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$1,350,703	$1,001,388
Freddie Mac	712,740	637,204
Ginnie Mae	165,467	130,284
FHLB	78,687	47,527
Other	26,148	34
Total	$2,333,745	$1,816,437

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $22.0 million and $20.7 million, at December 31, 2018 and 2017, respectively.

If we do not remain well capitalized for regulatory purposes (see note #20), meet certain minimum capital levels or certain profitability requirements or if we incur a rapid decline in net worth, we could lose our ability to sell and/or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

service loans to these investors. This could impact our ability to generate net gains on mortgage loans and generate servicing income. A forced liquidation of our servicing portfolio could also impact the value that could be recovered on this asset. Fannie Mae has the most stringent eligibility requirements covering capital levels, profitability and decline in net worth. Fannie Mae requires seller/servicers to be well capitalized for regulatory purposes. For the profitability requirement, we cannot record four or more consecutive quarterly losses and experience a 30% decline in net worth over the same period. Our net worth cannot decline by more than 25% in one quarter or more than 40% over two consecutive quarters. The highest level of capital we are required to maintain is at least $2.5 million plus 0.25% of all loans serviced for others.

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2018	2017	2016
	(In thousands)
Balance at beginning of period	$15,699	$13,671	$12,436
Change in accounting (see note #1)	—	542	—
Balance at beginning of period, as adjusted	$15,699	$14,213	$12,436
Originated servicing rights capitalized	4,977	4,230	3,119
Servicing rights acquired	3,047	—	—
Amortization	—	—	(2,850)
Change in valuation allowance	—	—	966
Change in fair value due to price	191	(718)	—
Change in fair value due to pay downs	(2,514)	(2,026)	—
Balance at end of year	$21,400	$15,699	$13,671
Valuation allowance	$—	$—	$2,306
Loans sold and serviced that have had servicing rights capitalized	$2,333,081	$1,815,668	$1,657,996

Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 4.23%, average servicing fee of 0.258%, average discount rate of 10.15% and an average Public Securities Association (“PSA”) prepayment rate of 182 for December 31, 2018; and an average coupon rate of 4.17%, average servicing fee of 0.258%, average discount rate of 10.11% and an average PSA prepayment rate of 169 for December 31, 2017.

Purchase Credit Impaired (“PCI”) Loans

Loans acquired in a business combination are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. In determining the estimated fair value of purchased loans, management considers a number of factors including, among others, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, and net present value of cash flows expected to be received. Purchased loans are accounted for in accordance with guidance for certain loans acquired in a transfer (ASC 310-30), when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. The difference between contractually required payments and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in expected cash flows will result in a reversal of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, which would have a positive impact on interest income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of our acquisition of TCSB Bancorp, Inc. (“TCSB”) (see note #26) we purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. For these loans that meet the criteria of ASC 310-30 treatment, the carrying amount was as follows:

	December 31,
	2018	2017
	(In thousands)
Commercial	$1,609	$—
Mortgage	555	—
Installment	349	—
Total carrying amount	2,513	—
Allowance for loan losses	—	—
Carrying amount, net of allowance for loan losses	$2,513	$—

The accretable difference on PCI loans is the difference between the expected cash flows and the net present value of expected cash flows with such difference accreted into earnings using the effective yield method over the term of the loans. Accretion recorded as loan interest income totaled $0.11 million during the year ended December 31, 2018. Accretable yield of PCI loans, or income expected to be collected follows:

	Year ended December 31,
	2018	2017
	(In thousands)
Balance at beginning of period	$—	$—
New loans purchased	568	—
Accretion of income	(106)	—
Reclassification from (to) nonaccretable difference	—	—
Disposals/other adjustments	—	—
Balance at end of period	$462	$—

PCI loans purchased during 2018 (all relating to the TCSB acquisition) for which it was probable at acquisition that all contractually required payments would not be collected follows:

(In thousands)
Contractually required payments	$4,213
Non accretable difference	(742)
Cash flows expected to be collected at acquisition	3,471
Accretable yield	(568)
Fair value of acquired loans at acquisition	$2,903

Income would not be recognized on certain purchased loans if we could not reasonably estimate cash flows to be collected. We did not have any purchased loans for which we could not reasonably estimate cash flows to be collected.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 – OTHER REAL ESTATE

A summary of other real estate activity for the years ended December 31 follows (1):

	2018	2017	2016
	(In thousands)
Balance at beginning of year, net of valuation allowance	$1,628	$4,956	$7,070
Loans transferred to other real estate	1,510	1,735	2,355
Sales of other real estate	(1,822)	(4,737)	(3,596)
Additions to valuation allowance charged to expense	(138)	(326)	(873)
Balance at end of year, net of valuation allowance	$1,178	$1,628	$4,956
(1)	Table excludes other repossessed assets totaling $0.12 million and $0.02 million at December 31, 2018 and 2017, respectively.

We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2018	2017	2016
	(In thousands)
Balance at beginning of year	$123	$793	$1,692
Additions charged to expense	138	326	873
Direct write-downs upon sale	(117)	(996)	(1,772)
Balance at end of year	$144	$123	$793

At December 31, 2018 and 2017, the balance of other real estate includes $1.2 million and $1.6 million of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $0.3 million and $0.8 million at December 31, 2018 and 2017, respectively.

Other real estate and repossessed assets totaling $1.3 million and $1.6 million at December 31, 2018 and 2017, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2018	2017
	(In thousands)
Land	$16,843	$16,199
Buildings	56,385	55,434
Equipment	70,039	69,604
	143,267	141,237
Accumulated depreciation and amortization	(104,490)	(102,088)
Property and equipment, net	$38,777	$39,149

Depreciation expense was $5.1 million, $5.3 million and $5.8 million in 2018, 2017 and 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 – GOODWILL AND OTHER INTANGIBLES

Intangible assets, net of amortization, at December 31 follows:

	2018		2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$11,916	$5,501	$6,118	$4,532
Unamortized intangible assets - goodwill	$28,300		$—

The $5.8 million and $28.3 million increases in the gross carrying amount of core deposit intangibles and goodwill, respectively are the result of our acquisition of TCSB (see note #26). There is no expected residual value relating to the core deposit intangible asset which is expected to be amortized over a period of 10 years (weighted average amortization period of 5.2 years). In the third quarter of 2018, goodwill was reduced by $0.7 million (to $28.3 million) related to the collection of a TCSB acquired loan that had been charged off in full prior to the Merger. Because of the status of the collection activities related to this loan at the time of the Merger, we determined that this transaction was a measurement period adjustment and reduced goodwill accordingly.

At December 31, 2018, the Bank (our reporting unit) had positive equity and we elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.

Intangible amortization expense was $1.0 million, $0.3 million and $0.3 million during the years ended 2018, 2017 and 2016, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2018, follows:

(In thousands)
2019	$1,089
2020	1,020
2021	970
2022	785
2023	547
2024 and thereafter	2,004
Total	$6,415

Changes in the carrying amount of goodwill for the year ended December 31, 2018 follows:

(In thousands)
Balance at beginning of year	$—
Acquired during the year	28,300
Balance at end of the period	$28,300

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2018	2017	2016
	(In thousands)
Savings and interest bearing checking	$4,146	$1,530	$1,115
Time deposits under $100,000	7,415	2,777	1,628
Time deposits of $100,000 or more	2,917	2,468	2,198
Total	$14,478	$6,775	$4,941

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate time deposits in denominations of $0.25 million or more amounted to $74.0 million and $92.2 million at December 31, 2018 and 2017, respectively.

A summary of the maturity of time deposits at December 31, 2018, follows:

(In thousands)
2019	$555,436
2020	110,637
2021	21,287
2022	12,179
2023	15,531
2024 and thereafter	864
Total	$715,934

Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2018	2017
	(In thousands)
Demand	$114,503	$10,146
Money market	8,577	2,846
Time	58,992	37,987
Total	$182,072	$50,979

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2018	2017
	(In thousands)
Advances from the FHLB	$25,696	$47,841
Federal funds purchased	—	6,750
Other	4	9
Total	$25,700	$54,600

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 132% to 165%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $8.6 million at December 31, 2018. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $445.7 million at December 31, 2018. Interest expense on advances amounted to $1.0 million, $0.9 million and $0.8 million for the years ended December 31, 2018, 2017 and 2016, respectively. No FHLB advances were terminated during 2018, 2017 or 2016.

As a member of the FHLB, we must own FHLB stock equal to the greater of 0.75% of the unpaid principal balance of residential mortgage loans or 4.5% of our outstanding advances. At December 31, 2018, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maturity dates and weighted average interest rates of FHLB advances at December 31 follow:

	2018		2017
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2018			$19,910	2.43%
2019	$10,000	1.60%	10,000	1.60
2020	10,762	3.18	7,931	3.80
2022	4,934	1.69	—
Total fixed-rate advances	25,696	2.28	37,841	2.50
Variable-rate advances - 2018	—		10,000	1.67
Total advances	$25,696	2.28%	$47,841	2.33%

A summary of contractually required repayments of FHLB advances at December 31, 2018 follow:

(In thousands)
2019	$10,143
2020	10,619
2022	4,934
Total	$25,696

Borrowings with the FRB at December 31, 2018 and 2017 were zero. Average borrowings with the FRB during the years ended December 31, 2018, 2017 and 2016 totaled $0.003 million, $0.047 million and zero. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $288.9 million at December 31, 2018. Collateral for FRB borrowings are certain commercial and installment loans.

Interest expense on federal funds purchased totaled $0.1 million, $0.1 million and zero for the years ended December 31, 2018, 2017 and 2016.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $1.2 billion at December 31, 2018.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.2 million and $34.5 million at December 31, 2018 and 2017, respectively, qualified as Tier 1 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in accrued income and other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

As a result of our acquisition of TCSB (see note #26) we acquired TCSB Statutory Trust I as summarized in the tables below at a discount. The discount at acquisition totaled $1.4 million and is being amortized through its maturity date and is included in interest expense – other borrowings and subordinated debentures in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary information regarding subordinated debentures as of December 31 follows:

		2018
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,336)	(1,336)	—
		$39,388	$38,164	$1,224
		2017
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
		$35,569	$34,500	$1,069

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2018 and 2017 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month LIBOR plus 2.20%	March 17, 2010

The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2018 and 2017.

We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements.

Distributions (payment of interest) on the trust preferred securities are included in interest expense – other borrowings and subordinated debentures in the Consolidated Statements of Operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2018	2017
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$505,421	$439,663
Standby letters of credit	4,998	4,596

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are to corporations, have variable rates that range from 3.75% to 8.50% and are on-demand with no stated maturity date.

In the fourth quarter of 2016, we reached a tentative settlement regarding litigation initiated against the Bank in Wayne County, Michigan Circuit Court. The Court issued a preliminary approval of this settlement in the first quarter of 2017 and a final approval of this settlement in January 2018. This litigation concerned the Bank’s checking account transaction sequencing during a period from February 2009 to June 2011. Under the terms of the settlement, we agreed to pay $2.2 million and to be also responsible for class notification costs and certain other expenses which were approximately $0.1 million. The $2.2 million was paid in January 2018. We recorded a $2.3 million expense in the fourth quarter of 2016 for this settlement. Although, we deny any liability associated with this matter and believe we have meritorious defenses to the allegations in the complaint, given the costs and uncertainty of litigation, we determined that this settlement was in the best interests of the organization.

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

In connection with the sale of Mepco Finance Corporation (“Mepco”) (see note #27), we agreed to contractually indemnify the purchaser from certain losses it may incur, including as a result of its failure to collect certain receivables it purchased as part of the business as well as breaches of representations and warranties we made in the sale agreement, subject to various limitations. We have not accrued any liability related to these indemnification requirements in our December 31, 2018 Consolidated Statement of Financial Condition because we believe the likelihood of having to pay any amount as a result of these indemnification obligations is remote. However, if the purchaser is unable to collect the receivables it purchased from Mepco or otherwise encounters difficulties in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating the business, it is possible it could make one or more claims against us pursuant to the sale agreement. In that event, we may incur expenses in defending any such claims and/or amounts paid to such purchaser to resolve such claims. As of December 31, 2018 these receivables balances had declined to $0.8 million and to date the purchaser has made no claims for indemnification.

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the FHLB). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The provision for loss reimbursement on sold loans was an expense of $0.01 million, $0.17 million and $0.03 million for the years ended December 31, 2018, 2017 and 2016, respectively. In addition, as a result of the TCSB acquisition (see note #26), we made a purchase accounting adjustment of $0.11 million to record a reserve for loss reimbursement on sold mortgage loans acquired from TCSB. The reserve for loss reimbursements on sold mortgage loans totaled $0.8 million and $0.7 million at December 31, 2018 and 2017, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

In January, 2018, 2017 and 2016, our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock through the end of each respective year. In addition, on April 26, 2016 our Board of Directors authorized a $5.0 million expansion of the 2016 repurchase plan. During 2018, 2017 and 2016 repurchases were made through open market transactions and totaled 587,969, zero and 1,153,136 shares of common stock, respectively for an aggregate purchase price of $12.7 million, zero and $16.9 million, respectively.

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2018	2017	2016
	(In thousands, except per share amounts)
Net income	$39,839	$20,475	$22,766

Weighted average shares outstanding (1)	23,412	21,327	21,378
Effect of stock options	176	142	151
Stock units for deferred compensation plan for non-employee directors	128	121	115
Performance share units	53	60	48
Restricted stock units	—	—	35
Weighted average shares outstanding for calculation of diluted earnings per share	23,769	21,650	21,727

Net income per common share
Basic (1)	$1.70	$0.96	$1.06
Diluted	$1.68	$0.95	$1.05
(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2018, 2017 and 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 – INCOME TAX

The composition of income tax expense for the years ended December 31 follows:

	2018	2017	2016
	(In thousands)
Current expense	$—	$1,927	$362
Deferred expense	9,294	10,071	9,756
Change in statutory rate	—	5,965	—
Valuation allowance - change in estimate	—	—	17
Income tax expense	$9,294	$17,963	$10,135

The deferred income tax expense of $9.3 million in 2018 can be primarily attributed to the utilization of our net operating loss (“NOL”) carryfoward and alternative minimum tax credit carryforward while the deferred income tax expense of $10.1 million during 2017 can be primarily attributed to the utilization of our NOL carryfoward and the deferred income tax expense of $9.8 million during 2016 can be primarily attributed to the utilization of our NOL carryfoward and decrease in our AFLL.

On December 22, 2017, “H.R. 1”, also known as the “Tax Cuts and Jobs Act”, was signed into law. H.R.1, among other things, reduced the federal corporate income tax rate to 21% effective January 1, 2018. As a result, we concluded that our deferred tax assets, net had to be remeasured. Our deferred tax assets, net represents expected corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate income tax rate reduces these anticipated future benefits. The remeasurement of our deferred tax assets, net at December 31, 2017 resulted in a reduction of these net assets and a corresponding increase in income tax expense of $6.0 million that was recorded in the fourth quarter of 2017.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2018 and 35% for 2017 and 2016 to the income before income tax for the years ended December 31 follows:

	2018	2017	2016
	(In thousands)
Statutory rate applied to income before income tax	$10,318	$13,453	$11,515
Tax-exempt income	(383)	(777)	(534)
Share-based compensation	(367)	(287)	(348)
Bank owned life insurance	(229)	(372)	(477)
Unrecognized tax benefit	(162)	(123)	(155)
Non-deductible meals, entertainment and memberships	85	64	46
Change in statutory rate	—	5,965	—
Net change in valuation allowance	—	—	17
Other, net	32	40	71
Income tax expense	$9,294	$17,963	$10,135

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2018	2017
	(In thousands)
Deferred tax assets
Allowance for loan losses	$5,052	$4,743
Alternative minimum tax credit carry forward	1,686	6,113
Property and equipment	1,569	1,686
Unrealized loss on securities available for sale	1,113	125
Share-based compensation	900	677

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2018	2017
	(In thousands)
Unrealized loss on equity securities	295	—
Reserve for unfunded lending commitments	272	236
Deferred compensation	253	229
Other than temporary impairment charge on securities available for sale	187	210
Non accrual loan interest income	179	176
Loss reimbursement on sold loans reserve	165	140
Purchase premiums, net	71	699
Vehicle service contract counterparty contingency reserve	70	117
Loss carryforwards	—	3,752
Litigation settlement	—	477
Unrealized loss on trading securities	—	283
Other	194	149
Gross deferred tax assets	12,006	19,812
Deferred tax liabilities
Capitalized mortgage loan servicing rights	4,494	3,297
Deferred loan fees	1,706	1,327
Federal Home Loan Bank stock	27	27
Unrealized gain on derivative financial instruments	—	72
Gross deferred tax liabilities	6,227	4,723
Deferred tax assets, net	$5,779	$15,089

We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2018 and 2017, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

At December 31, 2018, we had $1.7 million of alternative minimum tax credit carryforwards that we expect to utilize or be refunded within the next twelve months.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2018	2017	2016
	(In thousands)
Balance at beginning of year	$724	$840	$976
Additions based on tax positions related to the current year	26	7	19
Reductions due to the statute of limitations	(162)	(123)	(155)
Reductions due to settlements	—	—	—
Balance at end of year	$588	$724	$840

If recognized, the entire amount of unrecognized tax benefits, net of $0.1 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2018, 2017 and 2016. No amounts were accrued for interest and penalties at December 31, 2018, 2017 and 2016. At December 31, 2018, U.S. Federal tax years 2015 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.5 million shares of common stock as of December 31, 2018. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million shares of common stock as of December 31, 2018. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2018, 2017 and 2016 pursuant to our long-term incentive plan, we granted 0.05 million, 0.05 million and 0.10 million shares, respectively of restricted stock and 0.02 million, 0.02 million and 0.05 million performance stock units (“PSUs”), respectively to certain officers. Except for 0.002 million shares of restricted stock issued in 2018 that vest ratably over three years, shares of restricted stock issued during 2018 and 2017 cliff vest after a period of three years and the shares of restricted stock issued during 2016 cliff vest after periods ranging from one to four years. The PSUs issued during 2018 and 2017 cliff vest after a period of three years and the PSUs issued during 2016 cliff vest after periods ranging from three to five years. The performance feature of the PSUs is based on a comparison of our total shareholder return over the vesting period starting on the grant date to the total shareholder return over that period for a banking index of our peers.

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock are issued each quarter and vest immediately. We issued 0.01 million shares to directors during each of the years ending 2018, 2017 and 2016 and expensed their value during those same periods.

As noted in the table below, we issued 0.19 million stock options pursuant to the Agreement and Plan of Merger with TCSB (the “Merger Agreement”) (see note #26) to replace outstanding TCSB stock options. As these replacement stock options were fully vested at the date of acquisition, the fair value of these stock options is considered a component of the purchase price and does not result in any share based compensation expense.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.5 million, $1.6 million and $1.5 million in 2018, 2017 and 2016, respectively. The corresponding tax benefit relating to this expense was $0.3 million, $0.6 million and $0.5 million in 2018, 2017 and 2016, respectively. Total expense recognized for non-employee director share based payments was $0.2 million, $0.2 million and $0.1 million in 2018, 2017 and 2016, respectively. The corresponding tax benefit relating to this expense was $0.04 million, $0.06 million and $0.04 million in 2018, 2017 and 2016, respectively.

At December 31, 2018, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.0 million. The weighted-average period over which this amount will be recognized is 1.8 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2018	176,055	$5.24
Issued for acquistion of TCSB (see note #26)	187,915	9.94
Exercised	(152,549)	9.31
Forfeited	—
Expired	—
Outstanding at December 31, 2018	211,421	$6.48	4.70	$3,076
Vested and expected to vest at December 31, 2018	211,421	$6.48	4.70	$3,076
Exercisable at December 31, 2018	211,421	$6.48	4.70	$3,076

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2018	290,527	$15.88
Granted	73,406	23.62
Vested	(96,255)	13.17
Forfeited	(9,259)	18.33
Outstanding at December 31, 2018	258,419	$19.00

A summary of weighted-average assumptions used in the Black-Scholes option pricing model for the issue of stock options relating to the acquisition of TCSB (see note #26) during the second quarter of 2018 follows:

2018
Expected dividend yield	2.72%
Risk-free interest rate	2.40
Expected life (in years)	3.14
Expected volatility	45.99%
Per share weighted-average grant date fair value	$13.25

Pursuant to the terms of the Merger Agreement, these stock options were issued at an exercise price consistent with the terms of the stock options they replaced resulting in the issuance of stock options with an exercise price less than the current value of our common stock which increases the issue date fair value of the stock options.

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

Certain information regarding options exercised during the periods ending December 31 follows:

	2018	2017	2016
	(In thousands)
Intrinsic value	$2,333	$623	$254
Cash proceeds received	$1,420	$142	$85
Tax benefit realized	$490	$218	$89

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. During 2018, 2017 and 2016, we matched 50% of employee contributions to the 401(k) plan up to a maximum of 8%, 6% and 6% of participating employees’ eligible wages, respectively. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2018, 2017 and 2016. Amounts expensed for these retirement plans were $2.3 million, $1.6 million, and $1.4 million in 2018, 2017 and 2016, respectively.

Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $9.8 million, $8.0 million and $6.2 million, in 2018, 2017 and 2016, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $5.2 million, $4.0 million and $3.5 million in 2018, 2017 and 2016 respectively. These insurance programs are also available to retired employees at their own expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2018	2017	2016
	(In thousands)
Investment and insurance commissions	$1,971	$1,968	$1,647
ATM fees	1,457	1,446	1,496
Bank owned life insurance	970	1,061	1,124
Other	4,362	3,693	4,336
Total other non-interest income	$8,760	$8,168	$8,603

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2018
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Cash flow hedge designation
Pay-fixed interest rate swap agreements	$25,000	2.6	$280
Interest rate cap agreements	150,000	3.6	2,245
Total	$175,000	3.5	$2,525

No hedge designation
Rate-lock mortgage loan commitments	$32,473	0.1	$687
Mandatory commitments to sell mortgage loans	57,583	0.1	(383)
Pay-fixed interest rate swap agreements - commercial	94,451	5.5	405
Pay-variable interest rate swap agreements - commercial	94,451	5.5	(405)
Purchased options	3,095	2.5	116
Written options	3,095	2.5	(116)
Total	$285,148	3.7	$304
	2017
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Cash flow hedge designation
Pay-fixed interest rate swap agreements	$15,000	3.7	$245
Interest rate cap agreements	45,000	3.5	976
Total	$60,000	3.6	$1,221

No hedge designation
Rate-lock mortgage loan commitments	$25,032	0.1	$530
Mandatory commitments to sell mortgage loans	56,127	0.1	37
Pay-fixed interest rate swap agreements - commercial	75,990	6.2	292
Pay-variable interest rate swap agreements - commercial	75,990	6.2	(292)
Purchased options	3,119	3.5	322
Written options	3,119	3.5	(322)
Total	$239,377	4.1	$567

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges included certain pay-fixed interest rate swaps and interest rate cap agreements. Pay-fixed interest rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $2.7 million and $0.9 million at December 31, 2018 and 2017, respectively.

It is anticipated that $0.5 million, net of tax, of unrealized gains on Cash Flow Hedges at December 31, 2018, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2018 is 4.8 years.

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

In prior periods we offered to our deposit customers an equity linked time deposit product (“Altitude CD”). The Altitude CD was a time deposit that provided the customer a guaranteed return of principal at maturity plus a potential equity return (a written option), while we receive a like stream of funds based on the equity return (a purchased option). The written and purchased options will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the written and purchased options in the table above relate to this Altitude CD product.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2018		2017		2018		2017
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements	Other assets	$280	Other assets	$245	Other liabilities	$—	Other liabilities	$—
Interest rate cap agreements	Other assets	2,245	Other assets	976	Other liabilities	—	Other liabilities	—
		$2,525		$1,221		$—		$—
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	$687	Other assets	$530	Other liabilities	$—	Other liabilities	$—
Mandatory commitments to sell mortgage loans	Other assets	—	Other assets	37	Other liabilities	383	Other liabilities	—
Pay-fixed interest rate swap agreements -commercial	Other assets	1,116	Other assets	631	Other liabilities	711	Other liabilities	339
Pay-variable interest rate swap agreements - commercial	Other assets	711	Other assets	339	Other liabilities	1,116	Other liabilities	631
Purchased options	Other assets	116	Other assets	322	Other liabilities	—	Other liabilities	—
Written options	Other assets	—	Other assets	—	Other liabilities	116	Other liabilities	322
		2,630		1,859		2,326		1,292
Total derivatives		$5,155		$3,080		$2,326		$1,292

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (1)	Gain (Loss) Recognized in Income (1)
	2018	2017	2016		2018	2017	2016		2018	2017	2016
	(In thousands)
Cash Flow Hedges
Interest rate cap agreements	$(340)	$108	$—	Interest expense	$206	$—	$—	Interest expense	$—	$—	$—
Pay-fixed interest rate swap agreements	78	216	—	Interest expense	31	(18)	—	Interest expense	(12)	(12)	—
Total	$(262)	$324	$—		$237	$(18)	$—		$(12)	$(12)	$—
No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$157	$(116)	$96
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	(420)	(593)	561
Pay-fixed interest rate swap agreements-commercial								Interest income	113	43	746
Pay-variable interest rate swap agreements-commercial								Interest income	(113)	(43)	(746)
Purchased options								Interest expense	(206)	84	116
Written options								Interest expense	206	(84)	(116)
Total									$(263)	$(709)	$657
(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2018 and 2017.

A summary of loans to our directors and executive officers whose borrowing relationship (which includes loans to entities in which the individual owns a 10% or more voting interest) exceeds $60,000 for the years ended December 31 follows:

	2018	2017
	(In thousands)
Balance at beginning of year	$2,569	$415
New loans and advances	13,484	2,945
Repayments	(1,894)	(791)
Balance at end of year	$14,159	$2,569

Deposits held by us for directors and executive officers totaled $1.5 million and $1.4 million at December 31, 2018 and 2017, respectively.

NOTE 18 – LEASES

We have non-cancelable operating leases for certain office facilities, some of which include renewal options and escalation clauses.

A summary of future minimum lease payments under non-cancelable operating leases at December 31, 2018, follows:

(In thousands)
2019	$1,805
2020	1,650
2021	1,261
2022	975
2023	938
2024 and thereafter	1,652
Total	$8,281

Rental expense on operating leases totaled $1.7 million, $1.4 million and $1.2 million in 2018, 2017 and 2016, respectively.

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2018, include $989.3 million of loans secured by residential real estate and $180.3 million of construction and development loans.

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2018: Lessors of Nonresidential Real Estate ($340.4 million); Lessors of Residential Real Estate ($139.8 million); Construction ($100.0 million);

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Manufacturing ($72.0 million); Health Care and Social Assistance ($71.1 million) and Accommodation and Food Services ($70.1 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2018, the Bank had positive undivided profits of $25.6 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2018 and 2017, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework (the “New Capital Rules”). The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. In general, under the New Capital Rules, minimum requirements have increased for both the quantity and quality of capital held by banking organizations. Consistent with the international Basel framework, the New Capital Rules include a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. The capital conservation buffer began to phase in on January 1, 2016 with 1.875% and 1.25% added to the minimum ratio for adequately capitalized institutions for 2018 and 2017, respectively and 2.5% will be added in 2019 when fully phased in. This capital conservation buffer is not reflected in the table that follows. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the phased in buffer. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking organizations. As to the quality of capital, the New Capital Rules emphasize common equity Tier 1 capital, the most loss-absorbing form of capital, and implement strict eligibility criteria for regulatory capital instruments. The New Capital Rules also change the methodology for calculating risk-weighted assets to enhance risk sensitivity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our actual capital amounts and ratios at December 31 follow:

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2018
Total capital to risk-weighted assets
Consolidated	$371,603	14.25%	$208,572	8.00%	NA	NA
Independent Bank	337,227	12.94	208,456	8.00	$260,569	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$345,419	13.25%	$156,429	6.00%	NA	NA
Independent Bank	311,043	11.94	156,342	6.00	$208,456	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$307,255	11.79%	$117,322	4.50%	NA	NA
Independent Bank	311,043	11.94	117,256	4.50	$169,370	6.50%

Tier 1 capital to average assets
Consolidated	$345,419	10.47%	$131,930	4.00%	NA	NA
Independent Bank	311,043	9.44	131,778	4.00	$164,723	5.00%

2017
Total capital to risk-weighted assets
Consolidated	$312,163	15.16%	$164,782	8.00%	NA	NA
Independent Bank	290,188	14.10	164,675	8.00	$205,843	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$288,451	14.00%	$123,586	6.00%	NA	NA
Independent Bank	266,476	12.95	123,506	6.00	$164,675	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$255,934	12.43%	$92,690	4.50%	NA	NA
Independent Bank	266,476	12.95	92,630	4.50	$133,798	6.50%

Tier 1 capital to average assets
Consolidated	$288,451	10.57%	$109,209	4.00%	NA	NA
Independent Bank	266,476	9.78	109,041	4.00	$136,301	5.00%

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
Total shareholders’ equity	$338,994	$264,933	$341,496	$269,481
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	4,311	201	4,311	201
Goodwill and other intangibles	(34,715)	(1,269)	(34,715)	(1,269)
Disallowed deferred tax assets	(1,335)	(7,931)	(49)	(1,937)
Common equity tier 1 capital	307,255	255,934	311,043	266,476
Qualifying trust preferred securities	38,164	34,500	—	—
Disallowed deferred tax assets	—	(1,983)	—	—
Tier 1 capital	345,419	288,451	311,043	266,476
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	26,184	23,712	26,184	23,712
Total risk-based capital	$371,603	$312,163	$337,227	$290,188

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (equity securities at fair value, trading or available for sale) are classified as Level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks included in our equity securities at fair value (trading securities as of December 31, 2017) for which there are quoted prices in active markets and US Treasuries (at December 31, 2017) in our securities available for sale portfolio. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and primarily include agency securities, private label mortgage-backed securities, other asset backed securities, obligations of states and political subdivisions, trust preferred securities, corporate securities and foreign government securities.

Loans held for sale: The fair value of mortgage loans held for sale, carried at fair value is based on agency cash window loan pricing for comparable assets (recurring Level 2) and the fair value of mortgage loans held for sale, carried at the lower of cost or fair value is based on a quoted sales price (non-recurring Level 1).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an AFLL is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2018 and 2017, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

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

Capitalized mortgage loan servicing rights: The fair value of capitalized mortgage loan servicing rights is based on a valuation model used by an independent third party that calculates the present value of estimated net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Certain model assumptions are generally unobservable and are based upon the best information available including data relating to our own servicing portfolio, reviews of mortgage servicing assumption and valuation surveys and input from various mortgage servicers and, therefore, are recorded as Level 3. Management evaluates the third party valuation for reasonableness each quarter as part of our financial reporting control processes.

Derivatives: The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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
	(In thousands)
December 31, 2018:
Measured at Fair Value on a Recurring Basis:
Assets
Equity securities at fair value	$393	$393	$—	$—
Securities available for sale
U.S. agency	20,014	—	20,014	—
U.S. agency residential mortgage-backed	123,751	—	123,751	—
U.S. agency commercial mortgage-backed	5,726	—	5,726	—
Private label mortgage-backed	29,419	—	29,419	—
Other asset backed	83,319	—	83,319	—
Obligations of states and political subdivisions	127,555	—	127,555	—
Corporate	34,309	—	34,309	—
Trust preferred	1,819	—	1,819	—
Foreign government	2,014	—	2,014	—
Loans held for sale, carried at fair value	44,753	—	44,753	—
Capitalized mortgage loan servicing rights	21,400	—	—	21,400
Derivatives (1)	5,155	—	5,155	—
Liabilities
Derivatives (2)	2,326	—	2,326	—

Measured at Fair Value on a Non-recurring basis:
Assets
Loans held for sale, carried at the lower of cost or fair value	41,471	41,471	—	—
Impaired loans (3)
Commercial
Income producing - real estate	217	—	—	217
Land, land development & construction-real estate	106	—	—	106
Commercial and industrial	2,243	—	—	2,243
Mortgage
1-4 family	333	—	—	333
Resort lending	572	—	—	572
Other real estate (4)
Mortgage
1-4 family	95	—	—	95
Home equity - 2nd lien	59	—	—	59
(1)	Included in accrued income and other assets.
(2)	Included in accrued expenses and other liabilities.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
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

Measured at Fair Value on a Non-recurring basis:
Assets
Impaired loans (3)
Commercial
Income producing - real estate	274	—	—	274
Land, land development & construction-real estate	9	—	—	9
Commercial and industrial	1,051	—	—	1,051
Mortgage
1-4 family	339	—	—	339
Resort lending	207	—	—	207
Other real estate (4)
Mortgage
1-4 family	186	—	—	186
Resort lending	65	—	—	65
(1)	Included in accrued income and other assets
(2)	Included in accrued expenses and other liabilities
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2018 and 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets		Mortgage Loan Servicing, net	Total Change in Fair Values Included in Current Period Earnings
	Securities	Mortgage Loans
	(In thousands)
2018
Equity securities at fair value	$(62)	$—	$—	$(62)
Loans held for sale	—	413	—	413
Capitalized mortgage loan servicing rights	—	—	(2,323)	(2,323)

2017
Trading securities	$45	$—	$—	$45
Loans held for sale	—	407	—	407
Capitalized mortgage loan servicing rights	—	—	(2,744)	(2,744)

2016
Trading securities	$262	$—	$—	$262
Loans held for sale	—	(277)	—	(277)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.

The following represent impairment charges recognized during the years ended December 31, 2018, 2017 and 2016 relating to assets measured at fair value on a non-recurring basis:

•	Certain individual strata of capitalized mortgage loan servicing rights were measured at fair value on a non-recurring basis during 2016. A recovery of $1.0 million was included in our results of operations for the year ending December 31, 2016.
•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $3.5 million, which is net of a valuation allowance of $1.5 million at December 31, 2018, and had a carrying amount of $1.9 million, which is net of a valuation allowance of $0.7 million at December 31, 2017. An additional provision for loan losses relating to these impaired loans of $1.3 million, $0.5 million and $0.2 million was included in our results of operations for the years ending December 31, 2018, 2017 and 2016, respectively.
•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $0.2 million which is net of a valuation allowance of $0.1 million at December 31, 2018, and a carrying amount of $0.3 million which is net of a valuation allowance of $0.1 million, at December 31, 2017. An additional charge relating to other real estate measured at fair value of $0.1 million, $0.1 million and $0.6 million was included in our results of operations during the years ended December 31, 2018, 2017 and 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2018	2017	2016
	(In thousands)
Beginning balance	$15,699	$—	$—
Change in accounting	—	14,213	—
Beginning balance, as adjusted	15,699	14,213	—
Total losses realized and unrealized:
Included in results of operations	(2,323)	(2,744)	—
Included in other comprehensive income (loss)	—	—	—
Purchases, issuances, settlements, maturities and calls	8,024	4,230	—
Transfers in and/or out of Level 3	—	—	—
Ending balance	$21,400	$15,699	$—

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(2,323)	$(2,744)	$—

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

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
(In thousands)
2018
Capitalized mortgage loan servicing rights	$ 21,400	Present value of net servicing revenue	Discount rate Cost to service Ancillary income Float rate	10.00% to 13.00% $68 to $216 20 to 36 2.57%	10.15% $ 81 23 2.57%
2017
Capitalized mortgage loan servicing rights	$ 15,699	Present value of net servicing revenue	Discount rate Cost to service Ancillary income Float rate	9.88% to 11.00% $66 to $216 20 to 36 2.24%	10.11% $ 81 23 2.24%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2018
Impaired loans
Commercial (1)	$2,566	Sales comparison approach	Adjustment for differences between comparable sales	(32.5)% to 60.0%	(1.9	) %
Mortgage	905	Sales comparison approach	Adjustment for differences between comparable sales	(40.1) to 25.6	0.7
Other real estate
Mortgage	154	Sales comparison approach	Adjustment for differences between comparable sales	0.0 to 34.1	11.2
2017
Impaired loans
Commercial	$1,334	Sales comparison approach	Adjustment for differences between comparable sales	(32.5)% to 25.0%	(4.5	) %
Mortgage	546	Sales comparison approach	Adjustment for differences between comparable sales	(21.1) to 34.1	(2.7)
Other real estate
Mortgage	251	Sales comparison approach	Adjustment for differences between comparable sales	(33.0) to 44.5	(1.0)
(1)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2018, we had an impaired collateral dependent commercial relationship that totaled $0.7 million that was secured by collateral other than real estate. Collateral securing this relationship primarily included accounts receivable, inventory and cash at December 31, 2018. Valuation techniques at December 31, 2018, included discounting financial statement values for each particular asset type. Discount rates used ranged from 20% to 80% of stated values.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31.

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2018	$44,753	$1,257	$43,496
2017	39,436	844	38,592
2016	35,946	437	35,509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

As discussed in note #1, we adopted ASU 2016-01 as of January 1, 2018. This new ASU requires entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. All of estimated fair values of our financial instruments in the table below at December 31, 2018 have used this exit price notion. In addition, except as discussed below in the net loans and loans held for sale section, all of our financial assets and liabilities have historically been valued using an exit price notion. This new ASU also removes the requirement to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The methods and significant assumptions for those financial instruments measured at amortized cost disclosed below are presented for fair values at December 31, 2017.

Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

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

Net loans and loans held for sale: The fair value of loans at December 31, 2017 is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans and do not necessarily represent an exit price. Loans are classified as Level 3. Impaired loans are valued at the lower of cost or fair value as described in note #21. Loans held for sale at December 31, 2017 are classified as Level 2 as described in note #21.

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

The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2018
Assets
Cash and due from banks	$23,350	$23,350	$23,350	$—	$—
Interest bearing deposits	46,894	46,894	46,894	—	—
Interest bearing deposits - time	595	594	—	594	—
Equity securities at fair value	393	393	393	—	—
Securities available for sale	427,926	427,926	—	427,926	—
Federal Home Loan Bank and Federal Reserve Bank Stock	18,359	NA	NA	NA	NA
Net loans and loans held for sale	2,643,856	2,606,256	41,471	44,753	2,520,032
Accrued interest receivable	10,164	10,164	22	1,789	8,353
Derivative financial instruments	5,155	5,155	—	5,155	—
Liabilities
Deposits with no stated maturity (1)	$2,197,494	$2,197,494	$2,197,494	$—	$—
Deposits with stated maturity (1)	715,934	711,312	—	711,312	—
Other borrowings	25,700	25,706	—	25,706	—
Subordinated debentures	39,388	35,021	—	35,021	—
Accrued interest payable	1,646	1,646	114	1,532	—
Derivative financial instruments	2,326	2,326	—	2,326	—
2017
Assets
Cash and due from banks	$36,994	$36,994	$36,994	$—	$—
Interest bearing deposits	17,744	17,744	17,744	—	—
Interest bearing deposits - time	2,739	2,740	—	2,740	—
Trading securities	455	455	455	—	—
Securities available for sale	522,925	522,925	898	522,027	—
Federal Home Loan Bank and Federal Reserve Bank Stock	15,543	NA	NA	NA	NA
Net loans and loans held for sale	2,035,666	1,962,937	—	39,436	1,923,501
Accrued interest receivable	8,609	8,609	1	2,192	6,416
Derivative financial instruments	3,080	3,080	—	3,080	—
Liabilities
Deposits with no stated maturity (1)	$1,845,716	$1,845,716	$1,845,716	$—	$—
Deposits with stated maturity (1)	554,818	551,489	—	551,489	—
Other borrowings	54,600	54,918	—	54,918	—
Subordinated debentures	35,569	29,946	—	29,946	—
Accrued interest payable	892	892	48	844	—
Derivative financial instruments	1,292	1,292	—	1,292	—
(1)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $123.080 million and $12.992 million at December 31, 2018 and 2017, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $58.992 million and $37.987 million at December 31, 2018 and 2017, respectively.

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

NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”), net of tax during the years ended December 31 follows:

	Unrealized Losses on Securities Available for Sale	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Gains (Losses) on Cash Flow Hedges	Dispropor- tionate Tax Effects from Cash Flow Hedges	Total
2018
Balances at beginning of period	$(470)	$(5,798)	$269	$—	$(5,999)
Other comprehensive loss before reclassifications	(3,671)	—	(207)	—	(3,878)
Amounts reclassified from AOCL	(44)	—	(187)	—	(231)
Net current period other comprehensive loss	(3,715)	—	(394)	—	(4,109)
Balances at end of period	$(4,185)	$(5,798)	$(125)	$—	$(10,108)
2017
Balances at beginning of period	$(3,310)	$(5,798)	$—	$—	$(9,108)
Cumulative effect of change in accounting	300	—	—	—	300
Balances at beginning of period, as adjusted	(3,010)	(5,798)	—	—	(8,808)
Other comprehensive income before reclassifications	2,763	—	210	—	2,973
Amounts reclassified from AOCL	(140)	—	12	—	(128)
Net current period other comprehensive income	2,623	—	222	—	2,845
Disproportionate tax effects due to change in tax rate	(83)	83	47	(47)	—
Reclassification of certain deferred tax effects (1)	—	(83)	—	47	(36)
Balances at end of period	$(470)	$(5,798)	$269	$—	$(5,999)
2016
Balances at beginning of period	$(238)	$(5,798)	$—	$—	$(6,036)
Other comprehensive loss before reclassifications	(2,876)	—	—	—	(2,876)
Amounts reclassified from AOCL	(196)	—	—	—	(196)
Net current period other comprehensive loss	(3,072)	—	—	—	(3,072)
Balances at end of period	$(3,310)	$(5,798)	$—	$—	$(9,108)
(1)	Amounts reclassified to accumulated deficit due to early adoption of ASU 2018-02. See note #1.

The disproportionate tax effects from securities available for sale arose primarily due to tax effects of other comprehensive income (“OCI”) in the presence of a valuation allowance against our deferred tax assets and a pretax loss from operations. Generally, the amount of income tax expense or benefit allocated to operations is determined

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

without regard to the tax effects of other categories of income or loss, such as OCI. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current period. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. Release of material disproportionate tax effects from other comprehensive income to earnings is done by the portfolio method whereby the effects will remain in AOCL as long as we carry a more than inconsequential portfolio of securities available for sale.

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2018
Unrealized losses on securities available for sale
	$56	Net gains on securities
	—	Net impairment loss recognized in earnings
	56	Total reclassifications before tax
	12	Income tax expense
	$44	Reclassifications, net of tax
Unrealized gains (losses) on cash flow hedges
	$(237)	Interest expense
	(50)	Income tax expense
	$(187)	Reclassification, net of tax
	$231	Total reclassifications for the period, net of tax
2017
Unrealized losses on securities available for sale
	$215	Net gains on securities
	—	Net impairment loss recognized in earnings
	215	Total reclassifications before tax
	75	Income tax expense
	$140	Reclassifications, net of tax
Unrealized gains (losses) on cash flow hedges
	$18	Interest expense
	6	Income tax expense
	$12	Reclassification, net of tax
	$128	Total reclassifications for the period, net of tax
2016
Unrealized losses on securities available for sale
	$301	Net gains on securities
	—	Net impairment loss recognized in earnings
	301	Total reclassifications before tax
	105	Income tax expense
	$196	Reclassifications, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2018	2017
	(In thousands)
ASSETS
Cash and due from banks	$7,624	$16,454
Interest bearing deposits - time	25,000	5,000
Investment in subsidiaries	343,872	271,315
Accrued income and other assets	2,857	8,375
Total Assets	$379,353	$301,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$39,388	$35,569
Accrued expenses and other liabilities	530	500
Shareholders’ equity	339,435	265,075
Total Liabilities and Shareholders’ Equity	$379,353	$301,144

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$33,500	$16,000	$5,000
Interest income	160	29	27
Other income	56	41	153
Total Operating Income	33,716	16,070	5,180

OPERATING EXPENSES
Interest expense	1,924	1,347	1,167
Administrative and other expenses	748	714	554
Total Operating Expenses	2,672	2,061	1,721
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	31,044	14,009	3,459
Income tax expense (benefit)	(515)	1,587	(615)
Income Before Equity in Undistributed Net Income of Subsidiaries	31,559	12,422	4,074
Equity in undistributed net income of subsidiaries	8,280	8,053	18,692
Net Income	$39,839	$20,475	$22,766

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Net Income	$39,839	$20,475	$22,766
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax expense (benefit)	6,620	2,146	(615)
Share based compensation	53	45	29
Accretion of discount on subordinated debentures	51	—	—
(Increase) decrease in accrued income and other assets	(1,307)	(32)	246
Increase in accrued expenses and other liabilities	21	121	1
Equity in undistributed net income of subsidiaries	(8,280)	(8,053)	(18,692)
Total Adjustments	(2,842)	(5,773)	(19,031)
Net Cash From Operating Activities	36,997	14,702	3,735

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(30,000)	(10,000)	(7,500)
Maturity of interest bearing deposits - time	10,000	10,000	7,500
Acquisition of business, less cash received	431	—	—
Return of capital from subsidiary	—	—	18,000
Net Cash From (Used In) Investing Activities	(19,569)	—	18,000

CASH FLOW USED IN FINANCING ACTIVITIES
Dividends paid	(14,055)	(8,960)	(7,274)
Proceeds from issuance of common stock	1,945	1,776	1,735
Share based compensation withholding obligation	(1,467)	(579)	(627)
Repurchase of common stock	(12,681)	—	(16,854)
Net Cash Used in Financing Activities	(26,258)	(7,763)	(23,020)
Net Increase (Decrease) in Cash and Cash Equivalents	(8,830)	6,939	(1,285)
Cash and Cash Equivalents at Beginning of Year	16,454	9,515	10,800
Cash and Cash Equivalents at End of Year	$7,624	$16,454	$9,515

NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS

We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2018, using the modified retrospective method (see note #1). We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of ASU 2014-09. These sources of revenue that are excluded from the scope of this amended guidance include interest income, net gains on mortgage loans, net gains on securities, mortgage loan servicing, net and bank owned life insurance and were approximately 82.9% and 80.3% of total revenues at December 31, 2018 and 2017, respectively.

Material sources of revenue that are included in the scope of ASC Topic 606 include service charges on deposits, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2018.

Service charges on deposit accounts and other deposit related income: Revenues are earned on depository accounts for commercial and retail customers and include fees for transaction-based, account maintenance and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

overdraft services. Transaction-based fees, which includes services such as ATM use fees, stop payment charges and ACH fees are recognized at the time the transaction is executed as that is the time we fulfill our customer’s request. Account maintenance fees, which includes monthly maintenance services are earned over the course of a month representing the period over which the performance obligation is satisfied. Our obligation for overdraft services is satisfied at the time of the overdraft.

Interchange income: Interchange income primarily includes debit card interchange and network revenues. Debit card interchange and network revenues are earned on debit card transactions conducted through payment networks such as MasterCard and NYCE. Interchange income is recognized concurrently with the delivery of services on a daily basis. Interchange and network revenues are presented gross of interchange expenses, which are presented separately as a component of non-interest expense.

Investment and insurance commissions: Investment and insurance commissions include fees and commissions from asset management, custody, recordkeeping, investment advisory and other services provided to our customers. Revenue is recognized on an accrual basis at the time the services are performed and are generally based on either the market value of the assets managed or the services provided. We have an agent relationship with a third party provider of these services and net certain direct costs charged by the third party provider associated with providing these services to our customers.

Net (gains) losses on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2018 that were financed by us.

Disaggregation of our revenue sources by attribute for the year ending December 31, 2018 follows:

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$8,285				$8,285
Account service charges	2,145				2,145
ATM fees		$1,423			1,423
Other		941			941
Business
Overdraft fees	1,567				1,567
Account service charges	261				261
ATM fees		34			34
Other		594			594
Interchange income			$9,905		9,905
Asset management revenue				$1,100	1,100
Transaction based revenue				871	871

Total	$12,258	$2,992	$9,905	$1,971	$27,126
Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income	$2,992
Investment and insurance commissions	1,971
Bank owned life insurance	970
Other	2,827
Total	$8,760

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 – RECENT ACQUISITION

Effective April 1, 2018, we completed the acquisition of all of the issued and outstanding shares of common stock of TCSB through a merger of TCSB into Independent Bank Corporation (“IBCP”), with IBCP as the surviving corporation (the “Merger”). On that same date we also consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, into Independent Bank (with Independent Bank as the surviving institution). Under the terms of the merger agreement each holder of TCSB common stock received 1.1166 shares of IBCP common stock plus cash in lieu of fractional shares totaling $0.005 million. TCSB option holders had their options converted into IBCP stock options. As a result we issued 2.71 million shares of common stock and 0.19 million stock options with a fair value of approximately $64.5 million to the shareholders and option holders of TCSB. The fair value of common stock and stock options issued as the consideration paid for TCSB was determined using the closing price of our common stock on the acquisition date. This acquisition was accounted for under the acquisition method of accounting. Accordingly, we recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. TCSB results of operations are included in our results beginning April 1, 2018. Non-interest expense includes $3.5 million and $0.3 million of costs incurred during the years ended December 31, 2018 and 2017, respectively related to the Merger. Any remaining Merger related costs will be expensed as incurred in future periods.

The following table reflects our preliminary valuation of the assets acquired and liabilities assumed:

(In thousands)
Cash and cash equivalents	$23,521
Interest bearing deposits - time	4,054
Securities available for sale	6,066
Federal Home Loan Bank stock	778
Loans, net	295,799
Property and equipement, net	1,067
Capitalized mortgage loan servicing rights	3,047
Accrued income and other assets	3,362
Other intangibles (1)	5,798
Total assets acquired	343,492

Deposits	287,710
Other borrowings	14,345
Subordinated debentures	3,768
Accrued expenses and other liabilities	1,429
Total liabilities assumed	307,252
Net assets acquired	36,240
Goodwill	28,300
Purchase price (fair value of consideration)	$64,540
(1)	Relates to core deposit intangibles (see note #7).

Management views the disclosed fair values presented above to be provisional. Prior to the end of the one-year measurement period for finalizing acquisition-date fair values, if information becomes available which would indicate adjustments are required to the allocation, such adjustments will be included in the allocation in the reporting period in which the adjustment amounts are determined.

Goodwill related to this acquisition will not be deductible for tax purposes and consists largely of synergies and cost savings resulting from the combining of the operations of TCSB into ours as well as expansion into a new market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair value of the core deposit intangible was $5.8 million and is being amortized over an estimated useful life of 10 years.

The fair value of net assets acquired includes fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. The fair value adjustments were determined using discounted contractual cash flows. However, we believe that all contractual cash flows related to these financial instruments will be collected. As such, these receivables were not considered impaired at the acquisition date and were not subject to the guidance relating to purchased credit impaired loans which have shown evidence of credit deterioration since origination. Receivables acquired that are not subject to these requirements included non-impaired customer receivables with a fair value and gross contractual amounts receivable of $292.9 million and $298.6 million, respectively on the date of acquisition.

NOTE 27 – MEPCO SALE

On December 30, 2016, Mepco executed an Asset Purchase Agreement (the “APA”) with Seabury Asset Management LLC (“Seabury”). Pursuant to the terms of the APA, we sold our payment plan processing business, payment plan receivables, and certain other assets to Seabury, who also assumed certain liabilities of Mepco.

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

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2018
Interest income	$26,797	$33,103	$34,452	$36,421
Net interest income	23,936	28,980	29,697	30,669
Provision for loan losses	315	650	(53)	591
Income before income tax	11,199	10,884	14,846	12,204
Net income	9,161	8,817	11,925	9,936

Net income per common share
Basic	0.43	0.37	0.49	0.41
Diluted	0.42	0.36	0.49	0.41

2017
Interest income	$23,379	$23,533	$25,371	$26,026
Net interest income	21,466	21,492	22,912	23,316
Provision for loan losses	(359)	583	582	393
Income before income tax	8,595	8,594	10,018	11,231
Net income	5,974	5,931	6,859	1,711

Net income per common share
Basic	0.28	0.28	0.32	0.08
Diluted	0.28	0.27	0.32	0.08

During the fourth quarter of 2018, we recognized a negative fair value adjustment due to price on our capitalized mortgage loan servicing rights of $2.4 million (see note #4). During the fourth quarter of 2017, we recognized a remeasurement of our net deferred tax assets recording an increase in income tax expense of $6.0 million (see note #13).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2018			2017
	High	Low	Close	High	Low	Close	2018	2017
First quarter	$24.50	$22.06	$22.90	$22.40	$19.25	$20.70	$0.15	$0.10
Second quarter	27.10	22.20	25.50	23.65	19.75	21.75	0.15	0.10
Third quarter	26.65	21.51	23.65	22.90	18.50	22.65	0.15	0.10
Fourth quarter	25.13	20.18	21.02	23.60	20.90	22.35	0.15	0.12

We have approximately 1,500 holders of record of our common stock. Our common stock trades on the NASDAQ Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by NASDAQ and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).