Form 10-K, Exhibit 13
period 2019-12-31
INDEPENDENT BANK CORP /MI/
filed 2020-03-06
CIK 39311

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2014, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$250
$200
$150
$100
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19

	Period Ending
Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
Independent Bank Corporation	100.00	118.93	173.20	181.85	175.46	195.41
NASDAQ Composite	100.00	106.96	116.45	153.23	147.35	200.49
NASDAQ Bank	100.00	102.21	129.34	154.02	130.28	175.61

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$148,928	$130,773	$98,309	$86,523	$80,842
Interest expense	26,347	17,491	9,123	6,882	5,856
Net interest income	122,581	113,282	89,186	79,641	74,986
Provision for loan losses	824	1,503	1,199	(1,309)	(2,714)
Net gains on securities	307	138	260	563	20
Net gain on branch sale	—	—	—	—	1,193
Other non-interest income	47,429	44,677	42,273	41,735	38,917
Non-interest expenses	111,733	107,461	92,082	90,347	88,450
Income before income tax	57,760	49,133	38,438	32,901	29,380
Income tax expense	11,325	9,294	17,963	10,135	9,363
Net income	$46,435	$39,839	$20,475	$22,766	$20,017

PER COMMON SHARE DATA
Net income per common share
Basic	$2.03	$1.70	$0.96	$1.06	$0.88
Diluted	2.00	1.68	0.95	1.05	0.86
Cash dividends declared and paid	0.72	0.60	0.42	0.34	0.26
Book value	15.58	14.38	12.42	11.71	11.28

SELECTED BALANCES
Assets	$3,564,694	$3,353,281	$2,789,355	$2,548,950	$2,409,066
Loans	2,725,023	2,582,520	2,018,817	1,608,248	1,515,050
Allowance for loan losses	26,148	24,888	22,587	20,234	22,570
Deposits	3,036,727	2,913,428	2,400,534	2,225,719	2,085,963
Shareholders’ equity	350,169	338,994	264,933	248,980	251,092
Other borrowings	88,646	25,700	54,600	9,433	11,954
Subordinated debentures	39,456	39,388	35,569	35,569	35,569

SELECTED RATIOS
Net interest income to average interest earning assets	3.80%	3.88%	3.65%	3.52%	3.58%
Net income to
Average shareholders' equity	13.63	12.38	7.82	9.21	7.89
Average assets	1.35	1.27	0.77	0.92	0.86
Average shareholders’ equity to average assets	9.90	10.27	9.88	9.98	10.93
Tier 1 capital to average assets	10.11	10.47	10.57	10.50	10.91
Non-performing loans to Portfolio Loans	0.35	0.33	0.39	0.75	0.70

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

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the known risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula and have also opened two loan production offices in Ohio (Columbus and Fairlawn). A third Ohio loan production office is being opened in Toledo in March 2020. As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula.

Significant Developments. On December 22, 2017, “H.R. 1”, also known as the “Tax Cuts and Jobs Act” was signed into law. H.R.1, among other things, reduced the federal corporate income tax rate to 21%, effective January 1, 2018. As a result, we concluded that our deferred tax assets, net (“DTA”) had to be remeasured. Our DTA represents expected corporate tax benefits anticipated to be realized in the future. The reduction in the federal corporate income tax rate reduced these anticipated future benefits. The remeasurement of our DTA at December 31, 2017 resulted in a reduction of these net assets and a corresponding increase in income tax expense of $6.0 million that was recorded in the fourth quarter of 2017.

On December 4, 2017, we entered into an Agreement and Plan of Merger with TCSB Bancorp, Inc. (“TCSB”) (the “Merger Agreement”) providing for a business combination of IBCP and TCSB. On April 1, 2018, TCSB was merged with and into IBCP, with IBCP as the surviving corporation (the “Merger”). In connection with the Merger, on April 1, 2018, IBCP consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, with and into Independent Bank (with Independent Bank as the surviving institution). See note #26.

It is against this backdrop that we discuss our results of operations and financial condition in 2019 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $46.4 million, or $2.00 per diluted share, in 2019, net income of $39.8 million, or $1.68 per diluted share, in 2018, and net income of $20.5 million, or $0.95 per diluted share, in 2017. The 2019 and 2018 results include the benefit of a reduced federal income tax rate pursuant to H.R. 1 and the impact of the Merger and 2017 results include an additional $6.0 million ($0.28 per diluted share) of income tax expense related to the remeasurement of our DTA, both as described earlier under “Significant Developments.”

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2019	2018	2017
Net income to
Average shareholders' equity	13.63%	12.38%	7.82%
Average assets	1.35	1.27	0.77
Net income per common share
Basic	$2.03	$1.70	$0.96
Diluted	2.00	1.68	0.95

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

Net interest income totaled $122.6 million during 2019, compared to $113.3 million and $89.2 million during 2018 and 2017, respectively. The increase in net interest income in 2019 compared to 2018 primarily reflects a $302.1 million increase in average interest-earning assets that was partially offset by an eight basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The increase in net interest income in 2018 compared to 2017 reflects a $462.0 million increase in average interest-earning assets and a 23 basis point increase in our net interest margin.

The increase in average interest-earning assets during 2019 and 2018 primarily reflects the impact of the Merger as well as loan growth utilizing funds from increases in deposits. The decrease in the net interest margin during 2019 as compared to 2018 primarily reflects reductions in short-term interest rates during that year as well as a flattening of the yield curve. The increase in the net interest margin during 2018 as compared to 2017 primarily reflects increases in short-term interest rates during that year as well as the impact of the Merger.

2019 and 2018 interest income on loans includes $1.5 million and $1.7 million, respectively, of accretion of the discount recorded on the TCSB loans acquired in the Merger.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $8.1 million, $8.4 million and $9.5 million in 2019, 2018 and 2017, respectively.

AVERAGE BALANCES AND RATES

	2019			2018			2017
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$2,713,690	$133,574	4.92%	$2,418,421	$116,634	4.82%	$1,845,661	$84,169	4.56%
Tax-exempt loans(1)	7,937	391	4.93	6,118	292	4.77	3,199	172	5.38
Taxable securities	397,598	11,842	2.98	394,160	10,874	2.76	485,343	10,928	2.25
Tax-exempt securities(1)	52,324	1,683	3.22	67,574	2,192	3.24	86,902	3,063	3.52
Interest bearing cash	48,023	818	1.70	32,593	371	1.14	37,119	264	0.71
Other investments	18,359	1,043	5.68	16,936	920	5.43	15,543	836	5.38
Interest earning assets	3,237,931	149,351	4.61	2,935,802	131,283	4.48	2,473,767	99,432	4.02
Cash and due from banks	37,575			33,384			31,980
Other assets, net	164,726			162,750			144,442
Total assets	$3,440,232			$3,131,936			$2,650,189
LIABILITIES
Savings and interest-
bearing checking	$1,453,061	10,228	0.70	$1,218,243	4,696	0.39	$1,052,215	1,530	0.15
Time deposits	655,718	13,197	2.01	632,330	9,782	1.55	502,284	5,245	1.04
Other borrowings	77,254	2,922	3.78	79,519	3,013	3.79	74,876	2,348	3.14
Interest bearing liabilities	2,186,033	26,347	1.21	1,930,092	17,491	0.91	1,629,375	9,123	0.56
Non-interest bearing deposits	867,314			846,718			728,208
Other liabilities	46,153			33,354			30,838
Shareholders’ equity	340,732			321,772			261,768
Total liabilities and shareholders’ equity	$3,440,232			$3,131,936			$2,650,189
Net interest income		$123,004			$113,792			$90,309
Net interest income as a percent of average interest earning assets			3.80%			3.88%			3.65%
(1)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2019 and 2018 and 35% in 2017.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (“FTE”)

	Year Ended December 31,
	2019	2018	2017
	(Dollars in thousands)
Net interest income	$122,581	$113,282	$89,186
Add: taxable equivalent adjustment	423	510	1,123
Net interest income - taxable equivalent	$123,004	$113,792	$90,309
Net interest margin (GAAP)	3.79%	3.85%	3.61%
Net interest margin (FTE)	3.80%	3.88%	3.65%

CHANGE IN NET INTEREST INCOME

	2019 compared to 2018			2018 compared to 2017
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$14,491	$2,449	$16,940	$27,388	$5,077	$32,465
Tax-exempt loans(2)	89	10	99	141	(21)	120
Taxable securities	96	872	968	(2,263)	2,209	(54)
Tax-exempt securities(2)	(491)	(18)	(509)	(641)	(230)	(871)
Interest bearing cash	218	229	447	(35)	142	107
Other investments	80	43	123	76	8	84
Total interest income	14,483	3,585	18,068	24,666	7,185	31,851
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	1,047	4,485	5,532	276	2,890	3,166
Time deposits	374	3,041	3,415	1,587	2,950	4,537
Other borrowings	(86)	(5)	(91)	153	512	665
Total interest expense	1,335	7,521	8,856	2,016	6,352	8,368
Net interest income	$13,148	$(3,936)	$9,212	$22,650	$833	$23,483
(1)	The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2019 and 2018 and 35% in 2017.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2019	2018	2017
As a percent of average interest earning assets
Loans	84.1%	82.6%	74.7%
Other interest earning assets	15.9	17.4	25.3
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	44.9%	41.5%	42.5%
Time deposits	20.3	21.5	20.3
Other borrowings	2.3	2.7	3.1
Average interest bearing liabilities	67.5%	65.7%	65.9%
Earning asset ratio	94.1%	93.7%	93.3%
Free-funds ratio(1)	32.5	34.3	34.1
(1)	Average interest earning assets less average interest bearing liabilities divided by average interest earning assets.

Provision for loan losses. The provision for loan losses was an expense of $0.8 million, $1.5 million and $1.2 million in 2019, 2018 and 2017, respectively. The provision reflects our assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. See “Portfolio Loans and asset quality” for a discussion of the various components of the allowance for loan losses and their impact on the provision for loan losses.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $47.7 million during 2019 compared to $44.8 million and $42.5 million during 2018 and

2017, respectively. We adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on January 1, 2018, using the modified retrospective method. Although ASU 2014-09 did not have any impact on our January 1, 2018 shareholders’ equity or 2019 or 2018 net income, it did result in a classification change in non-interest income and non-interest expense as compared to 2017. Specifically, in 2019, interchange income and interchange expense each increased by $1.9 million and in 2018, interchange income and interchange expense each increased by $1.5 million, due to classification changes under ASU 2014-09 (also see note #25 to our Consolidated Financial Statements).

NON-INTEREST INCOME

	Year Ended December 31,
	2019	2018	2017
	(In thousands)
Service charges on deposit accounts	$11,208	$12,258	$12,673
Interchange income	10,297	9,905	8,023
Net gains on assets
Mortgage loans	19,978	10,597	11,762
Securities	307	138	260
Mortgage loan servicing, net	(3,336)	3,157	1,647
Investment and insurance commissions	1,658	1,971	1,968
Bank owned life insurance	1,111	970	1,061
Other	6,513	5,819	5,139
Total non-interest income	$47,736	$44,815	$42,533

Service charges on deposit accounts totaled $11.2 million in 2019, as compared to $12.3 million in 2018 and $12.7 million during 2017. These yearly variations primarily reflect declines in non-sufficient funds fees.

Interchange income totaled $10.3 million in 2019 compared to $9.9 million in 2018 and $8.0 million in 2017. The increases in 2019 and 2018 as compared to 2017, are primarily due to the aforementioned impact of ASU 2014-09 as well as increased transaction volume.

We realized net gains of $20.0 million on mortgage loans during 2019, compared to $10.6 million and $11.8 million during 2018 and 2017 respectively. Mortgage loan activity is summarized as follows:

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2019	2018	2017
	(Dollars in thousands)
Mortgage loans originated	$1,011,141	$807,408	$871,222
Mortgage loans sold(1)	738,910	491,798	423,327
Net gains on mortgage loans	19,978	10,597	11,762
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.70%	2.15%	2.78%
Fair value adjustments included in the Loan Sales Margin	0.22	(0.02)	(0.07)
(1)	2019 includes the sale of $50.5 million of portfolio residential fixed and adjustable mortgage loans to other institutions and securitization of $65.1 million of portfolio residential fixed rate loans. 2018 includes the sale of $27.6 million of portfolio residential fixed and adjustable rate portfolio mortgage loans to another financial institution and securitization of $10.9 million of portfolio residential fixed rate loans.

The increase in mortgage loan originations, sales and net gains in 2019 as compared to 2018 and 2017 is due primarily to lower interest rates that resulted in increased mortgage loan refinance activity. In addition, a solid housing market has resulted in strong purchase money mortgage origination volume. However, higher interest rates during 2018, reduced mortgage loan refinance volume during that year on an industry-wide basis.

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

Net gains as a percentage of mortgage loans sold (our “Loan Sales Margin”) are impacted by several factors including competition and the manner in which the loan is sold. Net gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 2.48% in 2019, 2.17% in 2018 and 2.85% in 2017. The higher Loan Sales Margin in 2019 and 2017, as compared to 2018, was principally due to more favorable competitive conditions including wider primary-to-secondary market pricing spreads for much of each of those years. In 2018, our Loan Sales Margin contracted due to competitive factors. In general, as overall industry-wide mortgage loan origination levels drop, pricing becomes more competitive. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each period. In addition, in 2018, we recorded a loss on mortgage loans of $0.25 million in the fourth quarter on the pending sale of approximately $41.5 million of portfolio mortgage loans. These loans were classified as held for sale at December 31, 2018, and carried at the lower of cost or fair value. This sale closed on January 30, 2019.

We generated net gains on securities of $0.31 million, $0.14 million and $0.26 million in 2019, 2018 and 2017, respectively. These net gains were due to the sales of securities and changes in the fair value of equity/trading securities as outlined in the table below. We recorded no net impairment losses in 2019, 2018 or 2017 for other than temporary impairment of securities available for sale.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains(1)	Losses(2)	Net
	(In thousands)
2019	$68,716	$415	$108	$307
2018	48,736	336	198	138
2017	17,308	263	3	260
(1)	Gains in 2019 and 2017 include $0.166 million and $0.045 million, respectively related to equity securities at fair value. Gains in 2018 include $0.144 million related to the sale of 1,000 VISA Class B shares.
(2)	Losses in 2018 include $0.062 million related to equity securities at fair value.

Mortgage loan servicing, net, generated a loss of $3.3 million and earnings of $3.2 million and $1.6 million in 2019, 2018 and 2017, respectively. This activity is summarized in the following table:

MORTGAGE LOAN SERVICING ACTIVITY

	2019	2018	2017
	(In thousands)
Mortgage loan sevicing:
Revenue, net	$6,196	$5,480	$4,391
Fair value change due to price	(6,408)	191	(718)
Fair value change due to pay-downs	(3,124)	(2,514)	(2,026)
Total	$(3,336)	$3,157	$1,647

Effective on January 1, 2017, we adopted the fair value accounting method for capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2019	2018	2017
	(In thousands)
Balance at January 1,	$21,400	$15,699	$13,671
Change in accounting	—	—	542
Balance at January 1, as adjusted	21,400	15,699	14,213
Originated servicing rights capitalized	7,303	4,977	4,230
Servicing rights acquired	—	3,047	—
Change in fair value	(9,532)	(2,323)	(2,744)
Balance at December 31,	$19,171	$21,400	$15,699

At December 31, 2019, we were servicing approximately $2.58 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.22% and a weighted average service fee of approximately 25.8 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2019 totaled $19.2 million, representing approximately 74.3 basis points on the related amount of mortgage loans serviced for others.

Investment and insurance commissions totaled $1.7 million in 2019 as compared to $2.0 million in both 2018 and 2017. The lower level of revenue in 2019 as compared to the prior two years was due primarily to lower sales volumes reflecting, in part, changes in and newer personnel in certain markets.

We earned $1.1 million, $1.0 million and $1.1 million in 2019, 2018 and 2017, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $55.7 million and $55.1 million at December 31, 2019 and 2018, respectively.

Other non-interest income totaled $6.5 million, $5.8 million and $5.1 million in 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 is due primarily to growth in fees related to interest rate swaps for commercial loan customers. The increase in 2018 as compared to 2017 is primarily due to increases in a variety of categories including: wire transfer fees, credit card interchange income, merchant processing fees, and income from a small business investment company.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.

Non-interest expense totaled $111.7 million in 2019, $107.5 million in 2018, and $92.1 million in 2017. Many of our components of non-interest expense increased in 2019 and 2018 as compared to 2017 due to the Merger. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2019	2018	2017
	(In thousands)
Compensation	$41,719	$37,878	$35,397
Performance-based compensation	12,066	11,942	9,874
Payroll taxes and employee benefits	13,716	12,258	9,818
Compensation and employee benefits	67,501	62,078	55,089
Occupancy, net	9,013	8,912	8,102
Data processing	8,905	8,262	7,657
Furniture, fixtures and equipment	4,113	4,080	3,870
Interchange expense	3,215	2,702	1,156
Communications	2,947	2,848	2,684
Loan and collection	2,685	2,682	2,230
Advertising	2,450	2,155	1,905
Legal and professional	1,814	1,839	1,892
Amortization of intangible assets	1,089	969	346
FDIC deposit insurance	685	1,081	894
Supplies	638	689	666
Credit card and bank service fees	411	414	529
Costs related to unfunded lending commitments	246	171	475
Provision for loss reimbursement on sold loans	229	10	171
Net gains on other real estate and repossessed assets	(90)	(672)	(606)
Merger related expenses	—	3,465	284
Other	5,882	5,776	4,738
Total non-interest expense	$111,733	$107,461	$92,082

Compensation expense, which is primarily salaries, totaled $41.7 million, $37.9 million and $35.4 million in 2019, 2018 and 2017, respectively. The increases in 2019 and 2018 as compared to 2017 were primarily due to annual merit based salary increases, the Merger and additional staffing particularly in commercial lending and information technology (including data analytics).

Performance-based compensation expense totaled $12.1 million, $11.9 million and $9.9 million in 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 was primarily due to an increase in the employee stock ownership plan (“ESOP”) contribution accrual reflecting the aforementioned higher salaries. The increase in 2018 as compared to 2017 primarily related to the level of compensation under our Management Incentive Compensation Plan (“MICP”) based on our performance relative to plan targets and increased ESOP contributions.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2019, 2018 and 2017 for share-based awards under our long-term equity based incentive plan was $1.6 million, $1.5 million and $1.6 million, respectively. In each of those three years, the Board and Compensation Committee of the Board authorized the grant of restricted stock and performance share awards under the plan.

Payroll taxes and employee benefits expense totaled $13.7 million, $12.3 million and $9.8 million in 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 was primarily due to a $0.3 million increase in payroll taxes, a $0.5 million increase in health care insurance, a $0.2 million increase in 401(k) plan employer contributions and a $0.4 million increase in employee education and employee relations costs. The increase in 2018 as compared to 2017 was primarily due to a $0.5 million increase in payroll taxes, a $1.1 million increase in health care insurance and a $0.6 million increase in 401(k) plan employer contributions. A portion of the increases in 2019 and 2018 was due to the Merger. However, we maintain a self-insured health care plan (with an individual claim stop loss limit) and we experienced a significant rise in claims in 2019 and 2018 as compared to 2017. In 2018, we also increased the 401(k) employer match to 4% (from 3%) of an employee’s eligible compensation.

Occupancy expenses, net, totaled $9.0 million, $8.9 million and $8.1 million in 2019, 2018 and 2017, respectively. The increases in 2019 and 2018 as compared to 2017 were primarily due to additional locations acquired in the Merger and a few additional loan production offices that were opened during 2017.

Data processing expenses totaled $8.9 million, $8.3 million, and $7.7 million in 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 was primarily due to higher mobile banking activity and software costs for new applications in several departments. The increase in 2018 as compared to 2017 was primarily due to the Merger as well as higher mobile banking activity and software costs for new applications in several departments.

Furniture, fixtures and equipment expense totaled $4.1 million, $4.1 million, and $3.9 million in 2019, 2018 and 2017, respectively. The increases in 2019 and 2018 as compared to 2017 were primarily due to the Merger.

Interchange expense, which totaled $3.2 million, $2.7 million, and $1.2 million in 2019, 2018 and 2017, respectively, primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The increases in 2019 and 2018 as compared to 2017 were due primarily to the impact of the implementation of ASU 2014-09 on January 1, 2018. Prior to 2018, certain processing costs were being netted against interchange income. As described above, under ASU 2014-09 these costs are no longer being netted against interchange income but instead are being reported as part of interchange expense. Increased debit card transaction volumes in 2019 and 2018 also contributed to the rise in this expense as well as the addition of a fraud detection service in early 2019.

Communications expense totaled $2.9 million, $2.8 million and $2.7 million in 2019, 2018 and 2017, respectively. The increases in 2019 and 2018 as compared to 2017 were primarily due to the Merger.

Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $2.7 million, $2.7 million and $2.2 million in 2019, 2018 and 2017, respectively. The reduced level of expense in 2017 primarily reflects a higher level of recoveries of previously incurred expenses related to the resolution and collection of non-performing or previously charged-off loans.

Advertising expense totaled $2.5 million, $2.2 million, and $1.9 million in 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 was primarily due to increased outdoor advertising (billboards). The increase in 2018 as compared to 2017 was primarily due to increased outdoor advertising (billboards) as well as the Merger.

Legal and professional fees totaled $1.8 million, $1.8 million, and $1.9 million in 2019, 2018 and 2017, respectively. The decreases in 2019 and 2018 as compared to 2017 were primarily due to lower consulting costs for certain deposit account programs.

The amortization of intangible assets primarily relates to the Merger (for 2019 and 2018) and branch acquisitions and the related amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those transactions. We had remaining unamortized intangible assets of $5.3 million and $6.4 million at December 31, 2019 and 2018 respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

FDIC deposit insurance expense totaled $0.7 million, $1.1 million, and $0.9 million in 2019, 2018 and 2017, respectively. The decrease in 2019 as compared to 2018 was primarily due to the use of our FDIC Small Bank Assessment Credit (the “Assessment Credit”) of approximately $0.7 million. We do not have any remaining Assessment Credit to apply against our 2020 FDIC deposit insurance expense. The increase in 2018 as compared to 2017 was primarily due to the Merger and growth in total assets.

Supplies expenses were relatively unchanged for all periods presented.

Credit card and bank service fees totaled $0.4 million, $0.4 million, and $0.5 million in 2019, 2018 and 2017, respectively. The declines in 2019 and 2018 compared to 2017 were primarily due to the sale of our payment plan processing business in May 2017.

The changes in costs related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

The provision for loss reimbursement on sold loans was an expense of $0.23 million, $0.01 million and $0.17 million in 2019, 2018 and 2017, respectively. This provision represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the Federal Home Loan Bank of Indianapolis). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The reserve for loss reimbursements on sold mortgage loans totaled $0.88 million and $0.78 million at December 31, 2019 and 2018, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate based upon our prior experience and other assumptions. However, future losses could exceed our current estimate.

Net gains on other real estate and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. The net gains of $0.1 million in 2019 and $0.7 million in 2018 were primarily due to improved market conditions leading to better sales prices for both commercial and residential properties. The net gain of $0.6 million in 2017 was primarily due to the sale of a commercial property in the fourth quarter of that year.

Merger related expenses totaled $3.5 million and $0.3 million in 2018 and 2017, respectively. These expenses included our investment banking fees, certain accounting and legal costs, various contract termination fees, data processing conversion costs, payments made on officer change-in-control contracts, and employee severance costs.

Other non-interest expenses totaled $5.9 million, $5.8 million, and $4.7 million in 2019, 2018 and 2017, respectively. The increases in 2019 and 2018 as compared to 2017 was due to increases in several expense categories, including: directors’ fees (a new director was added in 2018), travel and entertainment expenses (in part due to the Merger), debit card and check fraud losses and certain outsourcing costs related to mortgage lending.

Income tax expense. We recorded an income tax expense of $11.3 million, $9.3 million and $18.0 million in 2019, 2018 and 2017, respectively. 2019 and 2018 reflect a lower corporate federal income tax rate and 2017 includes an additional $6.0 million of income tax expense related to the remeasurement of our DTA, both as described earlier under “Significant Developments.”

Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance (and for 2017, the remeasurement of our DTA as well).

We assess whether a valuation allowance should be established against our DTA based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2019 and 2018 that the realization of substantially all of our DTA continues to be more likely than not.

FINANCIAL CONDITION

Summary. Our total assets increased to $3.56 billion at December 31, 2019, compared to $3.35 billion at December 31, 2018, primarily due to growth in securities available for sale and loans.

Loans, excluding loans held for sale (“Portfolio Loans”), totaled $2.73 billion at December 31, 2019, an increase of 5.5% from $2.58 billion at December 31, 2018. (See “Portfolio Loans and asset quality”). The increase in Portfolio Loans during the last few years is part of our overall strategy to grow revenues, earnings and improve our operating leverage by increasing our loans to deposits ratio. The expansion of our mortgage banking operations is part of this strategy along with continuing to increase our commercial and consumer installment lending.

Deposits totaled $3.04 billion at December 31, 2019, compared to $2.91 billion at December 31, 2018. The $123.3 million increase in total deposits during the period reflects growth in reciprocal deposits.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government- sponsored agencies, securities issued by states and political subdivisions, residential and commercial mortgage- backed securities, asset-backed securities, corporate securities, trust preferred securities and foreign government securities (that are denominated in U.S. dollars). We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”) Securities available for sale increased by $90.5 million during 2019, reflecting the deployment of a portion of the funds generated from the growth in deposits and borrowings.

Our portfolio of securities available for sale is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security, and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). We recorded no net impairment losses related to other than temporary impairment on securities available for sale in 2019, 2018 or 2017.

SECURITIES

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Securities available for sale
December 31, 2019	$513,668	$5,782	$1,050	$518,400
December 31, 2018	433,224	1,520	6,818	427,926

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

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) Due primarily to the expansion of our mortgage-banking activities and a change in mix in our mortgage loan originations, we are now originating and putting into Portfolio

Loans more fixed rate mortgage loans compared to past periods. These fixed rate mortgage loans generally have terms from 15 to 30 years, do not have prepayment penalties and expose us to more interest rate risk. To date, our interest rate risk profile has not changed significantly. However, we are carefully monitoring this change in the composition of our Portfolio Loans and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. (See “Asset/liability management.”). As a result, we have added and may continue to add some longer-term borrowings, may utilize derivatives (interest rate swaps and interest rate caps) to manage interest rate risk and may continue to sell certain fixed rate and adjustable rate jumbo or other mortgage loans in the future. In 2019, we sold or securitized $75.0 million (excludes the $41.7 million discussed below) of fixed and adjustable rate portfolio mortgage loans. In 2018, we sold $27.6 million of fixed and adjustable rate portfolio mortgage loans. In addition, in the fourth quarter of 2018 we reclassified $41.7 million (fair value of $41.5 million) of adjustable rate portfolio mortgage loans to held for sale. These loans (which totaled $40.6 million at the time of sale) were sold to another financial institution on a servicing released basis on January 30, 2019. All of these loan sales/securitizations were non-recourse (other than standard representations and warranties) and were executed primarily for asset/liability management purposes.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2019	2018
	(In thousands)
Real estate(1)
Residential first mortgages	$843,746	$811,719
Residential home equity and other junior mortgages	166,735	177,574
Construction and land development	249,747	180,286
Other(2)	693,580	707,347
Consumer	448,297	379,607
Commercial	318,504	319,058
Agricultural	4,414	6,929
Total loans	$2,725,023	$2,582,520
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS(1)

	December 31,
	2019	2018	2017
	(Dollars in thousands)
Non-accrual loans	$10,178	$9,029	$8,184
Loans 90 days or more past due and still accruing interest	—	5	—
Sub total	10,178	9,034	8,184
Less: Government guaranteed loans	646	460	255
Total non-performing loans	9,532	8,574	7,929
Other real estate and repossessed assets	1,865	1,299	1,643
Total non-performing assets	$11,397	$9,873	$9,572

As a percent of Portfolio Loans
Non-performing loans	0.35%	0.33%	0.39%
Allowance for loan losses	0.96	0.96	1.12
Non-performing assets to total assets	0.32	0.29	0.34
Allowance for loan losses as a percent of non-performing loans	274.32	290.27	284.87
(1)	Excludes loans classified as “troubled debt restructured” that are performing and vehicle service contract counterparty receivables, net.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2019
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR's	$7,974	$39,601		$47,575
Non-performing TDR's(2)	540	2,607	(3)	3,147
Total	$8,514	$42,208		$50,722
	December 31, 2018
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR's	$6,460	$46,627		$53,087
Non-performing TDR's(2)	74	2,884	(3)	2,958
Total	$6,534	$49,511		$56,045
(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans totaled $9.5 million, $8.6 million and $7.9 million at December 31, 2019, 2018 and 2017, respectively. The increase in 2019 as compared to 2018 was primarily in the residential mortgage loan portfolio segment that was partially offset by the pay-off or liquidation of non-performing commercial loans. The increase in 2018 as compared to 2017 is primarily due to an increase in non-performing commercial loans. In general, stable economic conditions in our market areas, as well as our collection and resolution efforts, have resulted in relatively low levels of non-performing loans the last few years. However, we are still experiencing some loan defaults, particularly related to commercial loans secured by income-producing property and mortgage loans secured by resort/vacation property.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $47.6 million, or 1.7% of total Portfolio Loans, and $53.1 million, or 2.1% of total Portfolio Loans, at December 31, 2019 and 2018, respectively. The decrease in the amount of performing TDRs during 2019 reflects a decline in mortgage loan TDRs due primarily to payoffs and amortization.

ORE and repossessed assets totaled $1.9 million at December 31, 2019, compared to $1.3 million at December 31, 2018. The increase in ORE during 2019 primarily reflects the addition of a $0.6 million commercial office building located in Grand Rapids, Michigan in the second quarter.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2019	2018	2017
	(In thousands)
Specific allocations	$6,155	$6,310	$6,839
Other adversely rated commercial loans	2,502	1,861	1,228
Historical loss allocations	8,764	7,792	7,125
Additional allocations based on subjective factors	8,727	8,925	7,395
Total	$26,148	$24,888	$22,587

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

No allowance for loan losses was brought forward on any of the TCSB loans acquired in the Merger as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition date. An allowance for loan losses is being established for any subsequent credit deterioration or adverse changes in expected cash flows.

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

The AFLL increased $1.26 million to $26.15 million at December 31, 2019 from $24.89 million at December 31, 2018 and was equal to 0.96% of total Portfolio Loans at both December 31, 2019 and 2018.

During the first quarter of 2019, we deployed a third-party software solution (we previously used spreadsheet software) to assist in the determination of our AFLL. This new third-party software has also assisted us in moving to the expected loss framework that we implemented on January 1, 2020. Although the use of this new third-party software did not have any material impact on our overall AFLL, it did result in some classification shifts from the AFLL related to subjective factors into the AFLL related to historical losses as the new software model allowed us to capture longer historical look-back periods (previously this was being captured in the subjective portion of the AFLL).

Two of the four components of the AFLL outlined above increased during 2019. The AFLL related to specific loans decreased $0.2 million during 2019 due primarily to a $2.6 million decline in the amount of such loans. The AFLL related to other adversely rated commercial loans increased $0.6 million during 2019, primarily due to an increase in the balance of such loans included in this component to $54.4 million at December 31, 2019 from $44.7 million at December 31, 2018. The increase in other adversely rated commercial loans was primarily in early watch credit categories and these loans are largely performing. We do not believe that we will experience any significant loan losses as a result of this rise in other adversely rated commercial loans. The AFLL related to historical losses increased $1.0 million during 2019, and the AFLL related to subjective factors decreased $0.2 million during 2019, due in part to the classification shifts discussed above, as well as loan growth, for the AFLL related to historical losses.

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

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2019		2018		2017
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$24,888	$1,296	$22,587	$1,125	$20,234	$650
Additions (deductions)
Provision for loan losses	824	—	1,503	—	1,199	—
Recoveries credited to allowance	3,961	—	4,622	—	4,205	—
Loans charged against the allowance	(3,525)	—	(3,824)	—	(3,051)	—
Additions included in non-interest expense	—	246	—	171	—	475
Balance at end of year	$26,148	$1,542	$24,888	$1,296	$22,587	$1,125
Net loans charged against the allowance to average Portfolio Loans	(0.02)%		(0.03)%		(0.06)%

In 2019, 2018 and 2017, we recorded loan net recoveries of $0.4 million, $0.8 million and $1.2 million, respectively. These net recoveries primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and on-going collection efforts on previously charged-off loans.

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

Deposits totaled $3.04 billion and $2.91 billion at December 31, 2019 and 2018, respectively. The $123.3 million increase in deposits during 2019 is due to growth in reciprocal deposits. Reciprocal deposits totaled $431.0 million and $182.1 million at December 31, 2019 and 2018, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. The significant increase in reciprocal deposits is due in part to an automated sweep capability we introduced in mid-2018 as well as the marketing and sales efforts of our treasury management team.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2019, we had an estimated $532.9 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts. Other borrowings, comprised primarily of federal funds purchased and advances from the Federal Home Loan Bank (the “FHLB”), totaled $88.6 million and $25.7 million at December 31, 2019 and 2018, respectively.

As described above, we utilize wholesale funding, including federal funds purchased, FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2019, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $709.7 million, or 22.7% of total funding (deposits and total borrowings, excluding subordinated debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2019, 2018 and 2017, we entered into $74.5 million, $23.9 million and $39.1 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.94 million, $0.46 million and $0.41 million of fee income related to these transactions during 2019, 2018 and 2017, respectively. Also in 2018 and 2017, we entered into (notional amounts): $10.0 million and $15.0 million, respectively, of pay fixed interest rate swaps and $105.0 million and $45.0 million, respectively, of interest rate caps. These swaps and caps are hedging short-term wholesale funding.

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

At December 31, 2019, we had $501.6 million of time deposits that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $2.43 billion of our deposits at December 31, 2019, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We believe that we currently have adequate liquidity at our Bank because of our cash and cash equivalents, our portfolio of securities available for sale, our access to secured advances from the FHLB, and our ability to issue Brokered CDs.

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $20.5 million as of December 31, 2019, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2019.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$501,609	$87,327	$20,156	$445	$609,537
FHLB advances	28,645	4,995	—	30,000	63,640
Subordinated debentures	—	—	—	39,456	39,456
Operating lease obligations	1,681	2,740	1,988	2,792	9,201
Purchase obligations(2)	3,088	8,872	9,720	21,060	42,740
Total	$535,023	$103,934	$31,864	$93,753	$764,574
(1)	Excludes approximately $0.4 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2019	2018
	(In thousands)
Subordinated debentures	$39,456	$39,388
Amount not qualifying as regulatory capital	(1,224)	(1,224)
Amount qualifying as regulatory capital	38,232	38,164
Shareholders’ equity
Common stock	352,344	377,372
Retained earnings (accumulated deficit)	1,611	(28,270)
Accumulated other comprehensive loss	(3,786)	(10,108)
Total shareholders’ equity	350,169	338,994
Total capitalization	$388,401	$377,158

We currently have four special purpose entities with $39.5 million of outstanding cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) is limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the New Capital Rules grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

Common shareholders’ equity increased to $350.2 million at December 31, 2019 from $339.0 million at December 31, 2018, due primarily to our net income and a decline in our accumulated other comprehensive loss that were partially offset by share repurchases and by dividends that we paid. Our tangible common equity (“TCE”) totaled $316.5 million and $304.3 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 8.96% and 9.17% at December 31, 2019 and 2018, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less intangible assets.

In December and January 2018, our Board of Directors authorized the 2019 and 2018 share repurchase plans, respectively. Under the original terms of these share repurchase plans, we were authorized to buy back up to 5% of our outstanding common stock. In June 2019, our Board of Directors supplemented the 2019 share repurchase plan and authorized the repurchase of up to 300,000 additional common shares. These share repurchase plans expired on December 31, 2019 and 2018, respectively. We repurchased 1,204,688 shares during 2019 at an average cost of $21.82 per share. We repurchased 587,969 shares during 2018 (all in the fourth quarter) at an average cost of $21.57 per share.

In December 2019, our Board of Directors authorized the 2020 share repurchase plan. Under the terms of the 2020 share repurchase plan, we are authorized to buy back up to 1,120,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2020, and is expected to last through December 31, 2020.

We pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.72, $0.60 and $0.42 per share for 2019, 2018 and 2017, respectively. We generally favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2019 and 2018, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2019
200 basis point rise	$472,500	1.13%	$123,900	1.23%
100 basis point rise	478,800	2.48	123,300	0.74
Base-rate scenario	467,200	—	122,400	—
100 basis point decline	412,100	(11.79)	118,100	(3.51)

December 31, 2018
200 basis point rise	$481,100	(3.37)%	$126,200	3.27%
100 basis point rise	495,400	(0.50)	124,800	2.13
Base-rate scenario	497,900	—	122,200	—
100 basis point decline	482,800	(3.03)	119,600	(2.13)
(1)	Simulation analyses calculate the change in the net present value of our assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2)	Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Consolidated Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees.

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

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, however we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote.

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

Our methodology for determining the allowance and related provision for loan losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of probable incurred losses in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the probable incurred losses in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different than the levels that we recorded in prior periods. In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). See note #1 to the Consolidated Financial Statements for a description of our implementation of ASU 2016-13. In particular, since ASU 2016-13 requires a current expected (rather than incurred) credit loss model, our provision for loan losses may be more volatile in future periods.

At December 31, 2019 and 2018, we had approximately $19.2 million and $21.4 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2019. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2019, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2019, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. Their report immediately follows our report.

William B. Kessel	Stephen A. Erickson
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 6, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Grand Rapids, Michigan
March 6, 2020

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2019	2018
	(In thousands, except share amounts)
ASSETS
Cash and due from banks	$53,295	$23,350
Interest bearing deposits	12,009	46,894
Cash and Cash Equivalents	65,304	70,244
Interest bearing deposits - time	350	595
Equity securities at fair value	—	393
Securities available for sale	518,400	427,926
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	18,359
Loans held for sale, carried at fair value	69,800	44,753
Loans held for sale, carried at lower of cost or fair value	—	41,471
Loans
Commercial	1,166,695	1,144,481
Mortgage	1,098,911	1,042,890
Installment	459,417	395,149
Total Loans	2,725,023	2,582,520
Allowance for loan losses	(26,148)	(24,888)
Net Loans	2,698,875	2,557,632
Other real estate and repossessed assets, net	1,865	1,299
Property and equipment, net	38,411	38,777
Bank-owned life insurance	55,710	55,068
Deferred tax assets, net	2,072	5,779
Capitalized mortgage loan servicing rights	19,171	21,400
Other intangibles	5,326	6,415
Goodwill	28,300	28,300
Accrued income and other assets	42,751	34,870
Total Assets	$3,564,694	$3,353,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$852,076	$879,549
Savings and interest-bearing checking	1,186,745	1,194,865
Reciprocal	431,027	182,072
Time	376,877	385,981
Brokered time	190,002	270,961
Total Deposits	3,036,727	2,913,428
Other borrowings	88,646	25,700
Subordinated debentures	39,456	39,388
Accrued expenses and other liabilities	49,696	35,771
Total Liabilities	3,214,525	3,014,287

Commitments and contingent liabilities

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,481,643 shares at December 31, 2019 and 23,579,725 shares at December 31, 2018	352,344	377,372
Retained earnings (accumulated deficit)	1,611	(28,270)
Accumulated other comprehensive loss	(3,786)	(10,108)
Total Shareholders’ Equity	350,169	338,994
Total Liabilities and Shareholders’ Equity	$3,564,694	$3,353,281

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018	2017
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$133,883	$116,865	$84,281
Interest on securities
Taxable	11,842	10,874	10,928
Tax-exempt	1,342	1,743	2,000
Other investments	1,861	1,291	1,100
Total Interest Income	148,928	130,773	98,309
INTEREST EXPENSE
Deposits	23,425	14,478	6,775
Other borrowings and subordinated debentures	2,922	3,013	2,348
Total Interest Expense	26,347	17,491	9,123
Net Interest Income	122,581	113,282	89,186
Provision for loan losses	824	1,503	1,199
Net Interest Income After Provision for Loan Losses	121,757	111,779	87,987
NON-INTEREST INCOME
Service charges on deposit accounts	11,208	12,258	12,673
Interchange income	10,297	9,905	8,023
Net gains on assets
Mortgage loans	19,978	10,597	11,762
Securities	307	138	260
Mortgage loan servicing, net	(3,336)	3,157	1,647
Other	9,282	8,760	8,168
Total Non-interest Income	47,736	44,815	42,533
NON-INTEREST EXPENSE
Compensation and employee benefits	67,501	62,078	55,089
Occupancy, net	9,013	8,912	8,102
Data processing	8,905	8,262	7,657
Furniture, fixtures and equipment	4,113	4,080	3,870
Interchange expense	3,215	2,702	1,156
Communications	2,947	2,848	2,684
Loan and collection	2,685	2,682	2,230
Advertising	2,450	2,155	1,905
Legal and professional	1,814	1,839	1,892
FDIC deposit insurance	685	1,081	894
Net gains on other real estate and repossessed assets	(90)	(672)	(606)
Merger related expense	—	3,465	284
Other	8,495	8,029	6,925
Total Non-interest Expense	111,733	107,461	92,082
Income Before Income Tax	57,760	49,133	38,438
Income tax expense	11,325	9,294	17,963
Net Income	$46,435	$39,839	$20,475
Net income per common share
Basic	$2.03	$1.70	$0.96
Diluted	$2.00	$1.68	$0.95

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018	2017
	(In thousands)
Net income	$46,435	$39,839	$20,475
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	10,235	(4,594)	4,065
Change in unrealized gains and losses for which a portion of other than temporary impairment has been recognized in earnings	(65)	(53)	186
Reclassification adjustments for gains included in earnings	(140)	(56)	(215)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	10,030	(4,703)	4,036
Income tax expense (benefit)	2,106	(988)	1,413
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	7,924	(3,715)	2,623
Derivative instruments
Unrealized gains (losses) arising during period	(1,603)	(262)	324
Reclassification adjustment for (income) expense recognized in earnings	(425)	(237)	18
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments	(2,028)	(499)	342
Income tax expense (benefit)	(426)	(105)	120
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments, net of tax	(1,602)	(394)	222
Other comprehensive income (loss)	6,322	(4,109)	2,845
Comprehensive income	$52,757	$35,730	$23,320

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at January 1, 2017	$323,745	$(65,605)	$(8,808)	$249,332
Net income for 2017	—	20,475	—	20,475
Cash dividends declared, $.42 per share	—	(8,960)	—	(8,960)
Issuance of 27,046 shares of common stock	72	—	—	72
Share based compensation (issuance of 71,256 shares of common stock)	1,748	—	—	1,748
Share based compensation withholding obligation (withholding of 22,525 shares of common stock)	(579)	—	—	(579)
Reclassification of certain deferred tax effects	—	36	(36)	—
Other comprehensive income	—	—	2,845	2,845
Balances at December 31, 2017	324,986	(54,054)	(5,999)	264,933
Net income for 2018	—	39,839	—	39,839
Cash dividends declared, $.60 per share	—	(14,055)	—	(14,055)
Repurchase of 587,969 shares of common stock	(12,681)	—	—	(12,681)
Acquistion of TCSB Bancorp, Inc.	64,536	—	—	64,536
Issuance of 152,549 shares of common stock	267	—	—	267
Share based compensation (issuance of 80,028 shares of common stock)	1,731	—	—	1,731
Share based compensation withholding obligation (withholding of 108,185 shares of common stock)	(1,467)	—	—	(1,467)
Other comprehensive loss	—	—	(4,109)	(4,109)
Balances at December 31, 2018	377,372	(28,270)	(10,108)	338,994
Net income for 2019	—	46,435	—	46,435
Cash dividends declared, $.72 per share	—	(16,554)	—	(16,554)
Repurchase of 1,204,688 shares of common stock	(26,284)	—	—	(26,284)
Issuance of 71,799 shares of common stock	284	—	—	284
Share based compensation (issuance of 92,275 shares of common stock)	1,854	—	—	1,854
Share based compensation withholding obligation (withholding of 57,468 shares of common stock)	(882)	—	—	(882)
Other comprehensive income	—	—	6,322	6,322
Balances at December 31, 2019	$352,344	$1,611	$(3,786)	$350,169

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(In thousands)
Net Income	$46,435	$39,839	$20,475
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from the sale of equity securities at fair value	560	—	—
Proceeds from sales of loans held for sale	642,537	463,699	434,682
Disbursements for loans held for sale	(647,606)	(457,077)	(426,410)
Provision for loan losses	824	1,503	1,199
Deferred income tax expense	1,088	9,294	16,009
Deferred loan fees and costs	(2,936)	(4,044)	(5,159)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	6,059	6,033	6,957
Net gains on mortgage loans	(19,978)	(10,597)	(11,762)
Net gains on securities	(307)	(138)	(260)
Net gains on other real estate and repossessed assets	(90)	(672)	(606)
Share based compensation	1,854	1,731	1,748
Increase in accrued income and other assets	(6,573)	(4,890)	(3,708)
Increase in accrued expenses and other liabilities	12,113	240	5,442
Total Adjustments	(12,455)	5,082	18,132
Net Cash From Operating Activities	33,980	44,921	38,607
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	68,716	48,736	17,308
Proceeds from maturities, prepayments and calls of securities available for sale	153,938	160,627	173,723
Purchases of securities available for sale	(237,672)	(103,493)	(100,584)
Proceeds from the sale of interest bearing deposits - time	—	2,474	—
Proceeds from the maturity of interest bearing deposits - time	250	3,728	2,850
Purchase of Federal Reserve Bank stock	—	(2,038)	—
Net increase in portfolio loans (loans originated, net of principal payments)	(215,276)	(344,330)	(406,859)
Proceeds from the sale of portfolio loans	50,516	27,658	—
Cash received in the acquisition of TCSB Bancorp Inc.	—	23,516	—
Cash received from the sale of Mepco Finance Corporation assets, net	—	—	33,446
Proceeds from the collection of vehicle service contract counterparty receivables	512	511	528
Proceeds from the sale of other real estate and repossessed assets	1,766	2,526	5,703
Proceeds from bank-owned life insurance	470	474	523
Proceeds from the sale of property and equipment	74	106	26
Capital expenditures	(4,936)	(3,862)	(4,242)
Net Cash Used in Investing Activities	(181,642)	(183,367)	(277,578)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	123,299	225,185	174,815
Net increase (decrease) in other borrowings	25,002	(6,600)	6,754
Proceeds from Federal Home Loan Bank advances	111,000	1,272,000	622,000
Payments of Federal Home Loan Bank advances	(73,143)	(1,308,697)	(583,587)
Dividends paid	(16,554)	(14,055)	(8,960)
Proceeds from issuance of common stock	284	267	72
Repurchase of common stock	(26,284)	(12,681)	—
Share based compensation withholding obligation	(882)	(1,467)	(579)
Net Cash From Financing Activities	142,722	153,952	210,515
Net Increase (Decrease) in Cash and Cash Equivalents	(4,940)	15,506	(28,456)
Cash and Cash Equivalents at Beginning of Year	70,244	54,738	83,194
Cash and Cash Equivalents at End of Year	$65,304	$70,244	$54,738
Cash paid during the year for
Interest	$26,697	$16,737	$9,163
Income taxes	9,534	120	1,970
Operating leases	2,201	—	—
Transfers to other real estate and repossessed assets	2,242	1,510	1,735
Transfer of mortgage loans to held for sale	36,622	41,471	—
Securitization of portfolio loans	65,070	10,869	—
Right of use assets obtained in exchange for lease obligations	9,906	—	—
Purchase of securities available for sale and interest bearing deposits - time not yet settled	—	—	1,000
Common stock and stock options issued in TCSB Bancorp, Inc. acquisition	—	64,536	—

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

Our subsidiary, Independent Bank (“Bank”), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan and Ohio that are served by our Bank’s branches and loan production offices. Through April, 2017 we also purchased payment plans from companies (which we referred to as “counterparties”) that provided vehicle service contracts and similar products to consumers, through our wholly owned subsidiary, Mepco Finance Corporation (“Mepco”) which was sold effective May 1, 2017. See note #27. At December 31, 2019, 71.7% of our Bank’s loan portfolio was secured by real estate.

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

INTEREST BEARING DEPOSITS - TIME — Interest bearing deposits - time consist of deposits with original maturities of 3 months or more. All of these deposits are FDIC insured.

LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments, as well as realized gains and losses, are recorded in current earnings. Certain portfolio loans were reclassified to held for sale as of December 31, 2018, were carried at the lower of cost or fair value on an aggregate loan basis and were sold during the first quarter of 2019.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $6.2 million, $5.5 million and $4.4 million for the years ended December 31, 2019, 2018 and 2017, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

SECURITIES — We classify our securities as equity, trading, held to maturity or available for sale. Equity securities are investments in certain preferred stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. We did not have any trading securities at December 31, 2019 and 2018. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any securities held to maturity at December 31, 2019 and 2018. Securities available for sale represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (“AFLL”) which include commercial, mortgage and installment loans. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) commercial and industrial and (ii) commercial real estate. Classes within the mortgage loan segment include (i) 1-4 family owner occupied - jumbo, (ii) 1-4 family owner occupied - non-jumbo, (iii) 1-4 family non-owner occupied (iv) 1-4 family - 2nd lien and (v) resort lending. Classes within the installment loan segment include (i) boat lending, (ii) recreational vehicle lending, and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

During the first quarter of 2019, we deployed a third-party software solution (we previously used spreadsheet software) to assist in the determination of our AFLL. This new third-party software also has assisted us in moving to the expected loss framework that was required to be implemented on January 1, 2020. Although the use of this new third-party software did not have any material impact on our overall AFLL, it did result in some classification shifts from the AFLL related to subjective factors into the AFLL related to historical losses as the new software model allowed us to capture longer historical look-back periods (previously this was being captured in the subjective portion of the AFLL).

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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter, are evaluated for impairment. Those loans included in each mortgage loan or installment loan class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class (and each payment plan receivable class prior to the sale of Mepco), are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral. A loan can be removed from TDR status if it is subsequently restructured and the borrower is no longer experiencing financial difficulties and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for a new loan with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for a similar new loan.

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

BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 265 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the AFLL. Expense incurred in maintaining other real estate and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in non-interest expense in the Consolidated Statements of Operations. Non-real estate repossessed assets are treated in a similar manner.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

We recognize interest and/or penalties related to income tax matters in income tax expense in the Consolidated Statements of Operations.

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“Fair Value Hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“Cash Flow Hedge”), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in non-interest income – other in our Consolidated Statements of Operations. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

pay-variable interest rate swap agreements related to commercial loan customers and (iii) certain purchased and written options related to a time deposit product. The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are derived from proprietary models which utilize current market data and are included in net interest income in the Consolidated Statements of Operations. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income in the Consolidated Statements of Operations.

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

COMMON STOCK — At December 31, 2019, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.7 million shares of common stock were reserved for issuance under our long-term incentive plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

RECLASSIFICATION — Certain amounts in the 2018 and 2017 consolidated financial statements have been reclassified to conform to the 2019 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)”. This ASU amends existing guidance related to the accounting for leases. These amendments, among other things, require lessees to account for most leases on the balance sheet while recognizing expense on the income statement in a manner similar to existing guidance. For lessors the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. This amended guidance was effective for us on January 1, 2019 and did not have a material impact on our consolidated operating results or financial condition. Based on our operating leases that we had in place at the date of adoption we did not have a material change in the recognition, measurement and presentation of lease expense or impact on cash flow. The primary impact was the recognition of certain operating leases on our Consolidated Statements of Financial Condition which resulted in the recording of right of use (“ROU”) assets and offsetting lease liabilities each totaling approximately $7.7 million at January 1, 2019. See note #18.

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

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU:

•	Replaces the existing incurred loss impairment guidance and establishes a single allowance framework for financial assets carried at amortized cost, which will reflect our estimate of credit losses over the full remaining expected life of the financial assets and will consider expected future changes in macroeconomic conditions.
•	Eliminates existing guidance for purchase credit impaired (“PCI”) loans, and requires recognition of the nonaccretable difference as an increase to the allowance for expected credit losses on financial assets purchased with more than insignificant credit deterioration since origination, which will be offset by an increase in the recorded investment of the related loans.
•	Requires inclusion of expected recoveries, limited to the cumulative amount of prior write-offs, when estimating the allowance for credit losses for in scope financial assets (including collateral dependent assets).
•	Amends existing impairment guidance for securities available for sale to incorporate an allowance, which will allow for reversals of credit impairments in the event that the credit of an issuer improves. Credit losses on securities available for sale are limited to the amount of the decline in fair value regardless of what the credit loss model would show for impairment.
•	Generally requires a cumulative-effect adjustment to retained earnings as of the beginning of the reporting period of adoption.

We began evaluating this ASU in 2016 and established a company-wide, cross-discipline governance structure, which provides implementation oversight. We continued to test and refine our current expected credit loss models that satisfied the requirements of this ASU. Oversight and testing, as well as efforts to meet expanded disclosure requirements, extended through the end of 2019. We currently estimate losses over approximately a two year forecast

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

period using the Federal Open Market Committee median economic projections as well as considering other economic forecast sources, and then revert to longer term historical loss experience to estimate losses over more extended periods. This amended guidance was effective for us on January 1, 2020. We have not completed finalizing the results of our current expected credit loss (“CECL”) estimate as of year-end. The required financial reporting disclosures are being further refined and internally validated. We are in the process of finalizing the review of our model and assumptions including qualitative adjustments and economic forecasts. During the first quarter of 2020, we expect to finalize our model and all assumptions as well as obtain formal approval from all internal committees and governance processes related to CECL.

We expect to recognize a one-time cumulative effect adjustment increasing the allowance for loan losses. Because we do not have final approval from our oversight and governance committees, we are estimating an increase to the allowance for loan losses to be in the range of $8.0 million to $10.0 million primarily driven by the longer contractual maturities of our mortgage and consumer installment loan segments. In addition, we currently expect this ASU to increase the allowance for losses related to unfunded loan commitments between $1.0 million and $2.0 million. The ultimate impact of adopting this ASU, and at each subsequent reporting period, is highly dependent on credit quality, economic forecasts and conditions, composition of our loan portfolios and securities available for sale, along with other management judgements. The transition adjustment to record the allowance for credit losses may fall outside of our estimated increase based on the finalization of assumptions including qualitative adjustments and the economic forecast used in calculating the allowance for credit losses upon the adoption of CECL.

We do not expect a material allowance for credit losses to be recorded on securities available for sale upon adoption of this ASU.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. This new ASU amends disclosure requirements in Topic 820 to eliminate, add and modify certain disclosure requirements for fair value measurements as part of its disclosure framework project. The amended guidance eliminates the requirements to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the entity’s policy for the timing of transfers between levels of the fair value hierarchy and the entity’s valuation processes for Level 3 fair value measurements. The amended guidance adds the requirements to disclose the changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and for recurring and nonrecurring Level 3 fair value measurements, the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated, with certain exceptions. This amended guidance was effective for us on January 1, 2020, and did not have a material impact on our consolidated operating results or financial condition.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Our Bank is required to maintain reserve balances in the form of vault cash and balances with the FRB. The average reserve balances to be maintained during 2019 and 2018 were $26.6 million and $9.6 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related primarily to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $0.01 million and $0.13 million at December 31, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2019
U.S. agency	$14,591	$89	$19	$14,661
U.S. agency residential mortgage-backed	226,130	1,910	278	227,762
U.S. agency commercial mortgage-backed	10,671	113	28	10,756
Private label mortgage-backed	39,248	544	99	39,693
Other asset backed	94,158	103	375	93,886
Obligations of states and political subdivisions	94,499	1,724	121	96,102
Corporate	31,904	1,296	5	33,195
Trust preferred	1,968	—	125	1,843
Foreign government	499	3	—	502
Total	$513,668	$5,782	$1,050	$518,400

2018
U.S. agency	$20,198	$9	$193	$20,014
U.S. agency residential mortgage-backed	124,777	817	1,843	123,751
U.S. agency commercial mortgage-backed	5,909	1	184	5,726
Private label mortgage-backed	29,735	321	637	29,419
Other asset backed	83,481	86	248	83,319
Obligations of states and political subdivisions	130,244	257	2,946	127,555
Corporate	34,866	29	586	34,309
Trust preferred	1,964	—	145	1,819
Foreign government	2,050	—	36	2,014
Total	$433,224	$1,520	$6,818	$427,926

Total OTTI recognized in accumulated other comprehensive loss for securities available for sale was zero at both December 31, 2019 and 2018, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2019
U.S. agency	$2,782	$8	$2,712	$11	$5,494	$19
U.S. agency residential mortgage-backed	56,377	126	13,551	152	69,928	278
U.S. agency commercial mortgage-backed	3,284	24	659	4	3,943	28
Private label mortgage-backed	16,387	55	343	44	16,730	99
Other asset backed	34,027	233	13,839	142	47,866	375
Obligations of states and political subdivisions	15,666	84	5,396	37	21,062	121
Corporate	2,125	5	—	—	2,125	5
Trust preferred	—	—	1,843	125	1,843	125
Total	$130,648	$535	$38,343	$515	$168,991	$1,050

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2018
U.S. agency	$7,150	$46	$11,945	$147	$19,095	$193
U.S. agency residential mortgage-backed	18,374	180	48,184	1,663	66,558	1,843
U.S. agency commercial mortgage-backed	566	3	5,094	181	5,660	184
Private label mortgage-backed	8,273	57	16,145	580	24,418	637
Other asset backed	53,043	160	10,235	88	63,278	248
Obligations of states and political subdivisions	25,423	262	80,701	2,684	106,124	2,946
Corporate	17,758	343	9,222	243	26,980	586
Trust preferred	939	61	880	84	1,819	145
Foreign government	—	—	2,014	36	2,014	36
Total	$131,526	$1,112	$184,420	$5,706	$315,946	$6,818

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

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2019, we had 29 U.S. agency, 111 U.S. agency residential mortgage-backed and 9 U.S. agency commercial mortgage-backed securities whose fair value is less than amortized cost. The unrealized losses are largely attributed to increases in interest rates since acquisition and widening spreads to Treasury bonds.

Private label mortgage backed, other asset backed and corporate securities — at December 31, 2019, we had 22 private label mortgage backed, 58 other asset backed and two corporate securities whose fair value is less than amortized cost. Unrealized losses are primarily due to credit spread widening and increases in interest rates since their acquisition.

Two private label mortgage-backed securities (discussed further below) were reviewed for other than temporary impairment (“OTTI”) utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization.

Obligations of states and political subdivisions — at December 31, 2019, we had 42 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to wider benchmark pricing spreads and increases in interest rates since acquisition.

Trust preferred securities — at December 31, 2019, we had two trust preferred securities whose fair value is less than amortized cost. Both of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. One of the securities is rated by a major rating agency as investment grade while the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.91 million as of December 31, 2019, continues to have satisfactory credit metrics and make interest payments.

As management does not intend to liquidate any of the securities discussed above and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses, no declines discussed above (other than certain declines related to the two private label mortgage-backed securities currently being reviewed for OTTI) are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

We recorded zero credit related OTTI charges in the Consolidated Statements of Operations on securities available for sale during 2019, 2018, and 2017.

At December 31, 2019, two private label mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Total
	(In thousands)
As of December 31, 2019
Fair value	$601	$603	$1,204
Amortized cost	511	442	953
Non-credit unrealized loss	—	—	—
Unrealized gain	90	161	251
Cumulative credit related OTTI	757	457	1,214

Both of these securities are receiving principal and interest payments similar to principal reductions in the underlying collateral and have unrealized gains at December 31, 2019. The original amortized cost (current amortized cost excluding cumulative credit related OTTI) for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for these securities is now less than previously recorded credit related OTTI amounts.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2019	2018	2017
	(In thousands)
Balance at beginning of year	$1,594	$1,594	$1,594
Additions to credit losses on securities for which no previous OTTI was recognized	—	—	—
Increases to credit losses on securities for which OTTI was previously recognized	—	—	—
Reduction(1)	(380)	—	—
Total	$1,214	$1,594	$1,594
(1)	During 2019 one security with previously recorded OTTI was settled and balance is now zero.

The amortized cost and fair value of securities available for sale at December 31, 2019, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$10,737	$10,761
Maturing after one year but within five years	50,035	50,839
Maturing after five years but within ten years	47,634	49,070
Maturing after ten years	35,055	35,633
	143,461	146,303
U.S. agency residential mortgage-backed	226,130	227,762
U.S. agency commercial mortgage-backed	10,671	10,756
Private label mortgage-backed	39,248	39,693
Other asset backed	94,158	93,886
Total	$513,668	$518,400

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains(1)	Losses
	(In thousands)
2019	$68,716	$248	$108
2018	48,736	192	136
2017	17,308	218	3
(1)	2018 excludes a $0.144 million gain on the sale of 1,000 VISA Class B shares.

Certain preferred stocks which were all sold during the first quarter of 2019 had been classified as equity securities at fair value in our Consolidated Statement of Financial Condition. During 2019, 2018 and 2017, we recognized gains (losses) on these preferred stocks of $0.17 million, $(0.06) million and $0.05 million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. Zero, $(0.06) million and $0.05 million of these amounts relate to gains (losses) recognized on preferred stock still held at each respective year end.

Securities available for sale with a book value of $8.7 million and zero at December 31, 2019 and 2018, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity at December 31, 2019 or 2018.

NOTE 4 – LOANS AND PAYMENT PLAN RECEIVABLES

Our loan portfolios at December 31 follow:

	2019	2018
	(In thousands)
Real estate(1)
Residential first mortgages	$843,746	$811,719
Residential home equity and other junior mortgages	166,735	177,574
Construction and land development	249,747	180,286
Other(2)	693,580	707,347
Consumer	448,297	379,607
Commercial	318,504	319,058
Agricultural	4,414	6,929
Total loans	$2,725,023	$2,582,520
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $16.3 million and $13.3 million at December 31, 2019 and 2018, respectively.

During the first quarter of 2019, we sold $40.6 million, of residential adjustable rate mortgage loans servicing released (classified on the Consolidated Statements of Financial Condition as held for sale, carried at the lower of cost or fair value at December 31, 2018) to another financial institution and recognized a gain on sale of $0.01 million. During the first quarter of 2019 we also securitized $29.8 million, of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac and recognized a gain on sale of $0.53 million. During the third quarter of 2019, we sold $9.9 million of residential fixed and adjustable rate portfolio mortgage loans servicing retained to another financial institution and recognized a gain on sale of $0.07 million. During the third quarter of 2019 we also transferred $36.6 million, of portfolio residential fixed rate mortgage loans to loans held for sale, carried

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

at the lower of cost or fair value of which $35.3 million were subsequently securitized in the fourth quarter of 2019 servicing retained with Freddie Mac recognizing a gain on sale of approximately $1.2 million. These transactions were done primarily for asset/liability management purposes.

During the first and third quarters of 2018, we sold $16.5 million and $11.1 million, respectively, of residential fixed and adjustable rate portfolio mortgage loans servicing retained to another financial institution and recognized a gain (loss) on sale of $0.05 million and ($0.01) million, respectively. During the fourth quarter of 2018 we securitized $10.9 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac recognizing a loss on sale of approximately $0.1 million. These transactions were done primarily for asset/liability management purposes.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2019
Balance at beginning of period	$7,090	$7,978	$895	$8,925	$24,888
Additions (deductions)
Provision for loan losses	(651)	526	1,147	(198)	824
Recoveries credited to allowance	2,165	933	863	—	3,961
Loans charged against the allowance	(682)	(1,221)	(1,622)	—	(3,525)
Balance at end of period	$7,922	$8,216	$1,283	$8,727	$26,148

2018
Balance at beginning of period	$5,595	$8,733	$864	$7,395	$22,587
Additions (deductions)
Provision for loan losses	(946)	457	462	1,530	1,503
Recoveries credited to allowance	2,889	734	999	—	4,622
Loans charged against the allowance	(448)	(1,946)	(1,430)	—	(3,824)
Balance at end of period	$7,090	$7,978	$895	$8,925	$24,888

2017
Balance at beginning of period	$4,880	$8,681	$1,011	$5,662	$20,234
Additions (deductions)
Provision for loan losses	(327)	(567)	360	1,733	1,199
Recoveries credited to allowance	1,497	1,741	967	—	4,205
Loans charged against the allowance	(455)	(1,122)	(1,474)	—	(3,051)
Balance at end of period	$5,595	$8,733	$864	$7,395	$22,587

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2019
Allowance for loan losses:
Individually evaluated for impairment	$1,031	$4,863	$261	$—	$6,155
Collectively evaluated for impairment	6,891	3,353	1,022	8,727	19,993
Loans acquired with deteriorated credit quality	—	—	—	—	—
Total ending allowance for loan losses balance	$7,922	$8,216	$1,283	$8,727	$26,148

Loans
Individually evaluated for impairment	$9,393	$43,574	$2,925		$55,892
Collectively evaluated for impairment	1,158,906	1,058,917	457,370		2,675,193
Loans acquired with deteriorated credit quality	1,394	575	316		2,285
Total loans recorded investment	1,169,693	1,103,066	460,611		2,733,370
Accrued interest included in recorded investment	2,998	4,155	1,194		8,347
Total loans	$1,166,695	$1,098,911	$459,417		$2,725,023

2018
Allowance for loan losses:
Individually evaluated for impairment	$1,305	$4,799	$206	$—	$6,310
Collectively evaluated for impairment	5,785	3,179	689	8,925	18,578
Loans acquired with deteriorated credit quality	—	—	—	—	—
Total ending allowance for loan losses balance	$7,090	$7,978	$895	$8,925	$24,888

Loans
Individually evaluated for impairment	$8,697	$46,394	$3,370		$58,461
Collectively evaluated for impairment	1,137,586	1,000,038	392,460		2,530,084
Loans acquired with deteriorated credit quality	1,609	555	349		2,513
Total loans recorded investment	1,147,892	1,046,987	396,179		2,591,058
Accrued interest included in recorded investment	3,411	4,097	1,030		8,538
Total loans	$1,144,481	$1,042,890	$395,149		$2,582,520

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.4 million of interest income would have been recognized in each of the years ended 2019, 2018 and 2017. Interest income recorded on these loans was approximately zero during each of the years ended 2019, 2018 and 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Loans on non-accrual status and past due more than 90 days (“Non-performing Loans”) at December 31 follow(1):

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2019
Commercial
Commercial and industrial(2)	$—	$565	$565
Commercial real estate	—	735	735
Mortgage
1-4 family owner occupied - jumbo	—	1,179	1,179
1-4 family owner occupied - non-jumbo(3)	—	3,540	3,540
1-4 family non-owner occupied	—	1,039	1,039
1-4 family - 2nd lien	—	979	979
Resort lending	—	690	690
Installment
Boat lending	—	332	332
Recreational vehicle lending	—	3	3
Other	—	470	470
Total recorded investment	$—	$9,532	$9,532
Accrued interest included in recorded investment	$—	$—	$—
2018
Commercial
Commercial and industrial(2)	$—	$1,345	$1,345
Commercial real estate	—	778	778
Mortgage
1-4 family owner occupied - jumbo	—	184	184
1-4 family owner occupied - non-jumbo(3)	5	2,974	2,979
1-4 family non-owner occupied	—	1,259	1,259
1-4 family - 2nd lien	—	493	493
Resort lending	—	755	755
Installment
Boat lending	—	166	166
Recreational vehicle lending	—	7	7
Other	—	608	608
Total recorded investment	$5	$8,569	$8,574
Accrued interest included in recorded investment	$—	$—	$—
(1)	Non-performing loans exclude purchase credit impaired loans.
(2)	Non-performing commercial and industrial loans exclude $0.077 million and $0.097 million of government guaranteed loans at December 31, 2019 and 2018, respectively.
(3)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $0.569 million and $0.363 million of government guaranteed loans at December 31, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2019
Commercial
Commercial and industrial	$—	$289	$102	$391	$564,480	$564,871
Commercial real estate	177	—	735	912	603,910	604,822
Mortgage
1-4 family owner occupied - jumbo	1,757	1,037	—	2,794	398,759	401,553
1-4 family owner occupied - non-jumbo	2,672	852	1,387	4,911	342,349	347,260
1-4 family non-owner occupied	695	136	623	1,454	168,083	169,537
1-4 family - 2nd lien	909	90	386	1,385	115,157	116,542
Resort lending	364	53	565	982	67,192	68,174
Installment
Boat lending	337	107	88	532	202,750	203,282
Recreational vehicle lending	161	97	3	261	153,184	153,445
Other	377	275	202	854	103,030	103,884
Total recorded investment	$7,449	$2,936	$4,091	$14,476	$2,718,894	$2,733,370
Accrued interest included in recorded investment	$74	$34	$—	$108	$8,239	$8,347

2018
Commercial
Commercial and industrial	$1,582	$—	$—	$1,582	$580,935	$582,517
Commercial real estate	—	—	—	—	565,375	565,375
Mortgage
1-4 family owner occupied - jumbo	—	—	184	184	313,154	313,338
1-4 family owner occupied - non-jumbo	1,519	145	3,524	5,188	362,767	367,955
1-4 family non-owner occupied	265	49	1,259	1,573	162,673	164,246
1-4 family - 2nd lien	446	100	493	1,039	118,628	119,667
Resort lending	252	—	755	1,007	80,774	81,781
Installment
Boat lending	316	295	166	777	169,117	169,894
Recreational vehicle lending	28	21	7	56	125,780	125,836
Other	552	210	627	1,389	99,060	100,449
Total recorded investment	$4,960	$820	$7,015	$12,795	$2,578,263	$2,591,058
Accrued interest included in recorded investment	$44	$11	$—	$55	$8,483	$8,538

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Impaired loans are as follows:

	December 31,
	2019	2018
	(In thousands)
Impaired loans with no allocated allowance for loan losses
TDR	$337	$—
Non - TDR	1,550	—
Impaired loans with an allocated allowance for loan losses
TDR - allowance based on collateral	1,587	2,787
TDR - allowance based on present value cash flow	48,798	53,258
Non - TDR - allowance based on collateral	3,365	2,145
Total impaired loans	$55,637	$58,190

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$542	$769
TDR - allowance based on present value cash flow	4,641	4,849
Non - TDR - allowance based on collateral	972	692
Total amount of allowance for loan losses allocated	$6,155	$6,310

Impaired loans by class as of December 31 are as follows:

	2019			2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Commercial and industrial	$257	$257	$—	$—	$—	$—
Commercial real estate	796	796	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—	—	—	—	—
1-4 family owner occupied - non-jumbo	212	217	—	3	474	—
1-4 family non-owner occupied	214	366	—	—	—	—
1-4 family - 2nd lien	407	438	—	—	—	—
Resort lending	—	—	—	—	—	—
Installment
Boat lending	—	—	—	—	5	—
Recreational vehicle lending	—	—	—	—	—	—
Other	1	41	—	1	137	—
	1,887	2,115	—	4	616	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2019			2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With an allowance for loan losses recorded:
Commercial
Commercial and industrial	1,655	1,706	453	3,637	3,735	967
Commercial real estate	6,685	6,661	578	5,060	5,047	338
Mortgage
1-4 family owner occupied - jumbo	1,447	1,445	91	1,348	1,649	151
1-4 family owner occupied - non-jumbo	10,163	10,695	1,031	25,877	26,737	2,203
1-4 family non-owner occupied	4,962	5,542	572	5,565	5,988	507
1-4 family - 2nd lien	14,059	15,243	1,695	273	272	11
Resort lending	12,110	12,263	1,474	13,328	13,354	1,927
Installment
Boat lending	—	—	—	—	—	—
Recreational vehicle lending	—	—	—	79	79	4
Other	2,924	3,153	261	3,290	3,421	202
	54,005	56,708	6,155	58,457	60,282	6,310
Total
Commercial
Commercial and industrial	1,912	1,963	453	3,637	3,735	967
Commercial real estate	7,481	7,457	578	5,060	5,047	338
Mortgage
1-4 family owner occupied - jumbo	1,447	1,445	91	1,348	1,649	151
1-4 family owner occupied - non-jumbo	10,375	10,912	1,031	25,880	27,211	2,203
1-4 family non-owner occupied	5,176	5,908	572	5,565	5,988	507
1-4 family - 2nd lien	14,466	15,681	1,695	273	272	11
Resort lending	12,110	12,263	1,474	13,328	13,354	1,927
Installment
Boat lending	—	—	—	—	5	—
Recreational vehicle lending	—	—	—	79	79	4
Other	2,925	3,194	261	3,291	3,558	202
Total	$55,892	$58,823	$6,155	$58,461	$60,898	$6,310

Accrued interest included in recorded investment	$255			$271

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Average recorded investment in and interest income earned (of which the majority of these amounts were received in cash and related primarily to performing TDR’s) on impaired loans by class for the years ended December 31 follows:

	2019		2018		2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Commercial and industrial	$51	$—	$378	$20	$751	$22
Commercial real estate	278	5	961	—	183	—
Mortgage
1-4 family owner occupied - jumbo	—	—	41	—	—	—
1-4 family owner occupied - non-jumbo	201	—	15	27	52	21
1-4 family non-owner occupied	123	—	—	—	—	—
1-4 family - 2nd lien	136	7	—	—	—	—
Resort lending	—	—	—	—	—	—
Installment
Boat lending	—	—	—	—	—	—
Recreational vehicle lending	—	—	—	—	—	—
Other	—	1	1	11	1	6
	789	13	1,396	58	987	49
With an allowance for loan losses recorded:
Commercial
Commercial and industrial	2,256	72	2,641	127	3,298	132
Commercial real estate	5,778	315	5,199	288	7,242	377
Mortgage
1-4 family owner occupied - jumbo	995	39	1,335	69	2,425	67
1-4 family owner occupied - non-jumbo	15,183	594	28,183	1,408	31,468	1,439
1-4 family non-owner occupied	2,874	291	5,475	314	5,362	269
1-4 family - 2nd lien	13,383	809	284	12	306	11
Resort lending	11,697	669	14,687	606	16,383	616
Installment
Boat lending	54	—	1	—	1	1
Recreational vehicle lending	22	—	84	4	100	5
Other	3,186	189	3,640	224	4,335	265
	55,428	2,978	61,529	3,052	70,920	3,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2019		2018		2017
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Total
Commercial
Commercial and industrial	2,307	72	3,019	147	4,049	154
Commercial real estate	6,056	320	6,160	288	7,425	377
Mortgage
1-4 family owner occupied - jumbo	995	39	1,376	69	2,425	67
1-4 family owner occupied - non-jumbo	15,384	594	28,198	1,435	31,520	1,460
1-4 family non-owner occupied	2,997	291	5,475	314	5,362	269
1-4 family - 2nd lien	13,519	816	284	12	306	11
Resort lending	11,697	669	14,687	606	16,383	616
Installment
Boat lending	54	—	1	—	1	1
Recreational vehicle lending	22	—	84	4	100	5
Other	3,186	190	3,641	235	4,336	271
Total	$56,217	$2,991	$62,925	$3,110	$71,907	$3,231

Troubled debt restructurings at December 31 follow:

	2019
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR's	$7,974	$39,601		$47,575
Non-performing TDR's(2)	540	2,607	(3)	3,147
Total	$8,514	$42,208		$50,722
	2018
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR's	$6,460	$46,627		$53,087
Non-performing TDR's(2)	74	2,884	(3)	2,958
Total	$6,534	$49,511		$56,045
(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $5.2 million and $5.6 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2019 and 2018, respectively. We have committed to lend additional amounts totaling up to $0.05 million and $0.04 million at December 31, 2019 and 2018, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

The terms of certain loans were modified as troubled debt restructurings and generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for a new loan with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan have generally been for periods ranging from 9 months to 36 months but have extended to as much as 480 months in certain circumstances. Modifications

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

involving an extension of the maturity date have generally been for periods ranging from 1 month to 60 months but have extended to as much as 230 months in certain circumstances.

Loans that have been classified as troubled debt restructurings during the years ended December 31 follow:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2019
Commercial
Commercial and industrial	8	$1,609	$1,609
Commercial real estate	3	1,479	1,479
Mortgage
1-4 family owner occupied - jumbo	—	—	—
1-4 family owner occupied - non-jumbo	2	478	483
1-4 family non-owner occupied	1	507	505
1-4 family - 2nd lien	3	75	75
Resort lending	—	—	—
Installment
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	7	188	191
Total	24	$4,336	$4,342
2018
Commercial
Commercial and industrial	7	$652	$652
Commercial real estate	2	204	204
Mortgage
1-4 family owner occupied - jumbo	1	419	419
1-4 family owner occupied - non-jumbo	9	991	994
1-4 family non-owner occupied	—	—	—
1-4 family - 2nd lien	—	—	—
Resort lending	1	115	114
Installment
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	14	708	709
Total	34	$3,089	$3,092

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2017
Commercial
Commercial and industrial	15	$925	$925
Commercial real estate	—	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—	—
1-4 family owner occupied - non-jumbo	5	423	429
1-4 family non-owner occupied	1	33	33
1-4 family - 2nd lien	—	—	—
Resort lending	1	189	189
Installment
Boat lending	—	—	—
Recreational vehicle lending	—	—	—
Other	15	551	559
Total	37	$2,121	$2,135

The troubled debt restructurings described above increased (decreased) the AFLL by $0.5 million, $(0.2) million and $0.1 million during the years ended December 31, 2019, 2018 and 2017, respectively and resulted in charge offs of zero during each of the years ended December 31, 2019, 2018 and 2017, respectively.

Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2019
Commercial
Commercial and industrial	1	$19
Commercial real estate	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—
1-4 family owner occupied - non-jumbo	1	12
1-4 family non-owner occupied	—	—
1-4 family - 2nd lien	—	—
Resort lending	—	—
Installment
Boat lending	—	—
Recreational vehicle lending	—	—
Other	—	—
Total	2	$31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Number of Contracts	Recorded Balance
(Dollars in thousands)
2018
Commercial
Commercial and industrial	—	$—
Commercial real estate	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—
1-4 family owner occupied - non-jumbo	—	—
1-4 family non-owner occupied	—	—
1-4 family - 2nd lien	—	—
Resort lending	—	—
Installment
Boat lending	—	—
Recreational vehicle lending	—	—
Other	1	13
Total	1	$13

2017
Commercial
Commercial and industrial	6	$164
Commercial real estate	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—
1-4 family owner occupied - non-jumbo	—	—
1-4 family non-owner occupied	—	—
1-4 family - 2nd lien	—	—
Resort lending	—	—
Installment
Boat lending	—	—
Recreational vehicle lending	—	—
Other	1	13
Total	7	$177

A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased (decreased) the AFLL by zero, zero and $0.04 million during the years ended December 31, 2019, 2018 and 2017, respectively and resulted in charge offs of zero, zero and $0.05 million during the years ended December 31, 2019, 2018 and 2017, respectively.

The terms of certain other loans were modified during the years ending December 31, 2019, 2018 and 2017 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, we perform an evaluation of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

The following table summarizes loan ratings by loan class for our commercial loan portfolio segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
	(In thousands)
2019
Commercial and industrial	$515,955	$44,384	$3,967	$565	$564,871
Commercial real estate	580,516	23,036	535	735	604,822
Total	$1,096,471	$67,420	$4,502	$1,300	$1,169,693
Accrued interest included in total	$2,763	$205	$30	$—	$2,998

2018
Commercial and industrial	$551,441	$23,910	$5,577	$1,589	$582,517
Commercial real estate	531,069	33,274	200	832	565,375
Total	$1,082,510	$57,184	$5,777	$2,421	$1,147,892
Accrued interest included in total	$3,107	$174	$130	$—	$3,411

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31:

	Mortgage(1)
	1-4 Family Owner Occupied - Jumbo	1-4 Family Owner Occupied - Non-jumbo	1-4 Family Non-owner Occupied	1-4 Family 2nd Lien	Resort Lending	Total
	(In thousands)
2019
800 and above	$48,486	$43,848	$24,315	$13,905	$11,076	$141,630
750-799	198,491	111,521	84,656	50,012	29,364	474,044
700-749	106,609	95,064	34,839	30,697	14,626	281,835
650-699	31,553	51,174	13,995	14,267	8,063	119,052
600-649	13,230	21,938	5,897	4,097	2,074	47,236
550-599	514	12,308	1,863	1,703	673	17,061
500-549	1,519	7,940	1,870	1,281	889	13,499
Under 500	641	2,208	533	511	79	3,972
Unknown	510	1,259	1,569	69	1,330	4,737
Total	$401,553	$347,260	$169,537	$116,542	$68,174	$1,103,066
Accrued interest included in total	$1,139	$1,662	$586	$502	$266	$4,155

2018
800 and above	$33,337	$46,509	$19,191	$11,077	$10,898	$121,012
750-799	167,992	136,105	79,837	56,008	36,542	476,484
700-749	69,018	96,378	36,103	33,345	17,282	252,126
650-699	28,637	48,663	15,854	11,361	9,945	114,460
600-649	9,911	19,139	5,533	4,077	3,088	41,748
550-599	2,034	9,619	2,396	1,385	1,867	17,301
500-549	—	7,463	1,338	882	106	9,789
Under 500	647	1,181	802	382	143	3,155
Unknown	1,762	2,898	3,192	1,150	1,910	10,912
Total	$313,338	$367,955	$164,246	$119,667	$81,781	$1,046,987
Accrued interest included in total	$851	$1,789	$550	$544	$363	$4,097
(1)	Credit scores have been updated within the last twelve months.
	Installment(1)
	Boat Lending	Recreational Vehicle Lending	Other	Total
	(In thousands)
2019
800 and above	$28,041	$24,470	$7,611	$60,122
750-799	118,380	88,164	37,583	244,127
700-749	41,490	31,055	27,204	99,749
650-699	11,485	7,267	22,517	41,269
600-649	2,254	1,411	4,470	8,135
550-599	946	592	1,884	3,422
500-549	377	464	1,127	1,968
Under 500	309	22	284	615
Unknown	—	—	1,204	1,204
Total	$203,282	$153,445	$103,884	$460,611
Accrued interest included in total	$490	$378	$326	$1,194

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment(1)
	Boat Lending	Recreational Vehicle Lending	Other	Total
	(In thousands)
2018
800 and above	$20,767	$20,197	$7,062	$48,026
750-799	100,191	74,154	34,627	208,972
700-749	35,455	24,890	27,633	87,978
650-699	10,581	4,918	12,663	28,162
600-649	1,657	992	5,019	7,668
550-599	652	453	2,255	3,360
500-549	286	225	1,264	1,775
Under 500	266	7	275	548
Unknown	39	—	9,651	9,690
Total	$169,894	$125,836	$100,449	$396,179
Accrued interest included in total	$403	$311	$316	$1,030
(1)	Credit scores have been updated within the last twelve months.

Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2019	2018
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$1,449,935	$1,350,703
Freddie Mac	852,123	712,740
Ginnie Mae	180,941	165,467
FHLB	69,149	78,687
Other	29,018	26,148
Total	$2,581,166	$2,333,745

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $29.9 million and $22.0 million, at December 31, 2019 and 2018, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2019	2018	2017
	(In thousands)
Balance at beginning of period	$21,400	$15,699	$13,671
Change in accounting (see note #1)	—	—	542
Balance at beginning of period, as adjusted	$21,400	$15,699	$14,213
Originated servicing rights capitalized	7,303	4,977	4,230
Servicing rights acquired	—	3,047	—
Change in fair value due to price	(6,408)	191	(718)
Change in fair value due to pay downs	(3,124)	(2,514)	(2,026)
Balance at end of year	$19,171	$21,400	$15,699
Loans sold and serviced that have had servicing rights capitalized	$2,580,705	$2,333,081	$1,815,668

Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 4.22%, average servicing fee of 0.258%, average discount rate of 10.14% and an average Public Securities Association (“PSA”) prepayment rate of 250 for December 31, 2019; and average coupon rate of 4.23%, average servicing fee of 0.258%, average discount rate of 10.15% and an average PSA prepayment rate of 182 for December 31, 2018.

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

As a result of our acquisition of TCSB Bancorp, Inc. (“TCSB”) (see note #26) we purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. For these loans that meet the criteria of ASC 310-30 treatment, the carrying amount was as follows:

	December 31,
	2019	2018
	(In thousands)
Commercial	$1,394	$1,609
Mortgage	575	555
Installment	316	349
Total carrying amount	2,285	2,513
Allowance for loan losses	—	—
Carrying amount, net of allowance for loan losses	$2,285	$2,513

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The accretable difference on PCI loans is the difference between the expected cash flows and the net present value of expected cash flows with such difference accreted into earnings using the effective yield method over the term of the loans. Accretion recorded as loan interest income is included in the table below. Accretable yield of PCI loans, or income expected to be collected follows:

	Year ended December 31,
	2019	2018
	(In thousands)

Balance at beginning of period	$462	$—
New loans purchased	—	568
Accretion of income	(187)	(106)
Reclassification from (to) nonaccretable difference	365	—
Displosals/other adjustments	—	—
Balance at end of period	$640	$462

NOTE 5 – OTHER REAL ESTATE

A summary of other real estate activity for the years ended December 31 follows(1):

	2019	2018	2017
	(In thousands)
Balance at beginning of year, net of valuation allowance	$1,178	$1,628	$4,956
Loans transferred to other real estate	2,242	1,510	1,735
Sales of other real estate	(1,438)	(1,822)	(4,737)
Additions to valuation allowance charged to expense	(267)	(138)	(326)
Balance at end of year, net of valuation allowance	$1,715	$1,178	$1,628
(1)	Table excludes other repossessed assets totaling $0.15 million and $0.12 million at December 31, 2019 and 2018, respectively.

We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2019	2018	2017
	(In thousands)
Balance at beginning of year	$144	$123	$793
Additions charged to expense	267	138	326
Direct write-downs upon sale	(319)	(117)	(996)
Balance at end of year	$92	$144	$123

At both December 31, 2019 and 2018, the balance of other real estate includes $1.2 million of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $0.7 million and $0.3 million at December 31, 2019 and 2018, respectively.

Other real estate and repossessed assets totaling $1.9 million and $1.3 million at December 31, 2019 and 2018, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2019	2018
	(In thousands)
Land and land improvements	$17,478	$16,843
Buildings	57,363	56,385
Equipment	71,194	70,039
	146,035	143,267
Accumulated depreciation and amortization	(107,624)	(104,490)
Property and equipment, net	$38,411	$38,777

Depreciation expense was $5.2 million, $5.1 million and $5.3 million in 2019, 2018 and 2017, respectively.

NOTE 7 – GOODWILL AND OTHER INTANGIBLES

Intangible assets, net of amortization, at December 31 follows:

	2019		2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$11,916	$6,590	$11,916	$5,501
Unamortized intangible assets - goodwill	$28,300		$28,300

At December 31, 2019, the Bank (our reporting unit) had positive equity and we elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.

Intangible amortization expense was $1.1 million, $1.0 million and $0.3 million during the years ended 2019, 2018 and 2017, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2019, follows:

(In thousands)
2020	$1,020
2021	970
2022	785
2023	547
2024	516
2025 and thereafter	1,488
Total	$5,326

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2019	2018	2017
	(In thousands)
Savings and interest-bearing checking	$5,371	$4,146	$1,530
Reciprocal	6,024	1,292	342
Time	7,148	5,343	4,288
Brokered time	4,882	3,697	615
Total	$23,425	$14,478	$6,775

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Aggregate time deposits in denominations of $0.25 million or more amounted to $71.5 million and $74.0 million at December 31, 2019 and 2018, respectively.

A summary of the maturity of time deposits at December 31, 2019, follows:

(In thousands)
2020	$501,609
2021	73,398
2022	13,929
2023	15,136
2024	5,020
2025 and thereafter	445
Total	$609,537

Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®. These services allow our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2019	2018
	(In thousands)
Demand	$383,953	$114,503
Money market	4,416	8,577
Time	42,658	58,992
Total	$431,027	$182,072

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2019	2018
	(In thousands)
Advances from the FHLB	$63,640	$25,696
Federal funds purchased	25,000	—
Other	6	4
Total	$88,646	$25,700

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 132% to 165%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $8.6 million at December 31, 2019. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $836.5 million at December 31, 2019. Interest expense on advances amounted to $0.7 million, $1.0 million and $0.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. No FHLB advances were terminated during 2019, 2018 or 2017.

As a member of the FHLB, we must own FHLB stock equal to the greater of 0.75% of the unpaid principal balance of residential mortgage assets or 4.5% of our outstanding advances. At December 31, 2019, we were in compliance with the FHLB stock ownership requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2019		2018
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2019			$10,000	1.60%
2020	$28,645	2.19%	10,762	3.18
2022	4,995	1.69	4,934	1.69
2025 and thereafter	30,000	0.74
Total advances	$63,640	1.47%	$25,696	2.28%

Borrowings with the FRB at December 31, 2019 and 2018 were zero. Average borrowings with the FRB during the years ended December 31, 2019, 2018 and 2017 totaled $0.305 million, $0.003 million and $0.047 million. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $348.6 million at December 31, 2019. Collateral for FRB borrowings are certain commercial and installment loans.

Interest expense on federal funds purchased totaled $0.1 million for each of the years ended December 31, 2019, 2018 and 2017.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $1.9 billion at December 31, 2019.

NOTE 10 – SUBORDINATED DEBENTURES

We have formed various special purpose entities (the “trusts”) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.2 million at both December 31, 2019 and 2018, qualified as Tier 1 regulatory capital.

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

Summary information regarding subordinated debentures as of December 31 follows:

	2019
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,268)	(1,268)	—
		$39,456	$38,232	$1,224

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2018
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
	(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,336)	(1,336)	—
		$39,388	$38,164	$1,224

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2019 and 2018 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date
IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month LIBOR plus 2.20%	March 17, 2010

The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2019 and 2018.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2019	2018
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$582,457	$505,421
Standby letters of credit	7,207	4,998

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are on-demand with no stated maturity date and have variable rates that range from 3.75% to 10.75%.

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

The litigation matters described in the preceding paragraph primarily include claims that have been brought against us for damages, but do not include litigation matters where we seek to collect amounts owed to us by third parties (such as litigation initiated to collect delinquent loans). These excluded, collection-related matters may involve claims or counterclaims by the opposing party or parties, however, we have excluded such matters from the disclosure contained in the preceding paragraph in all cases where we believe the possibility of us paying damages to any opposing party is remote.

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the FHLB). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The provision for loss reimbursement on sold loans was an expense of $0.23 million, $0.01 million and $0.17 million for the years ended December 31, 2019, 2018 and 2017, respectively. The reserve for loss reimbursements on sold mortgage loans totaled $0.9 million and $0.8 million at December 31, 2019 and 2018, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

We own 12,566 shares of VISA Class B common stock. At the present time, these shares can only be sold to other Class B shareholders. As a result, there has generally been limited transfer activity in private transactions between buyers and sellers. Given the limited activity that we have become aware of and the continuing uncertainty regarding the likelihood, ultimate timing and eventual exchange rate for Class B shares into Class A shares, we continue to carry these shares at zero, representing cost basis less impairment. However, given the current conversion ratio of 1.6228 to Class A shares and the closing price of VISA Class A shares on February 27, 2020 of $180.01 per share, our 12,566 Class B shares would have a current “value” of approximately $3.7 million. We continue to monitor Class B trading activity and the status of the resolution of certain litigation matters at VISA that would trigger the conversion of Class B common shares into Class A common shares that would have no trading restrictions.

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

In January, 2019, 2018 and 2017, our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock through the end of each respective year. In addition, in June, 2019 our Board of Directors authorized a 300,000 share expansion of the 2019 repurchase plan. During 2019, 2018 and 2017 repurchases were made through open market and negotiated transactions and totaled 1,204,688, 587,969 and zero shares of common stock, respectively for an aggregate purchase price of $26.3 million, $12.7 million and zero, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2019	2018	2017
	(In thousands, except per share amounts)
Net income	$46,435	$39,839	$20,475

Weighted average shares outstanding(1)	22,894	23,412	21,327
Stock units for deferred compensation plan for non-employee directors	132	128	121
Effect of stock options	115	176	142
Performance share units	42	53	60
Weighted average shares outstanding for calculation of diluted earnings per share	23,183	23,769	21,650

Net income per common share
Basic(1)	$2.03	$1.70	$0.96
Diluted	$2.00	$1.68	$0.95
(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2019, 2018 and 2017, respectively.

NOTE 13 – INCOME TAX

The composition of income tax expense for the years ended December 31 follows:

	2019	2018	2017
	(In thousands)
Current expense	$10,237	$—	$1,927
Deferred expense	1,088	9,294	10,071
Change in statutory rate	—	—	5,965
Income tax expense	$11,325	$9,294	$17,963

The deferred income tax expense of $1.1 million in 2019 can be primarily attributed to the utilization of our alternative minimum tax credit carryforward while the deferred income tax expense of $9.3 million during 2018 can be primarily attributed to the utilization of our net operating loss (“NOL”) carryfoward and alternative minimum tax credit carryforward while the deferred income tax expense of $10.1 million during 2017 can be primarily attributed to the utilization of our NOL carryfoward.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2019 and 2018 and 35% for 2017 to the income before income tax for the years ended December 31 follows:

	2019	2018	2017
	(In thousands)
Statutory rate applied to income before income tax	$12,130	$10,318	$13,453
Tax-exempt income	(375)	(383)	(777)
Bank owned life insurance	(233)	(229)	(372)
Share-based compensation	(204)	(367)	(287)
Unrecognized tax benefit	(134)	(162)	(123)
Non-deductible meals, entertainment and memberships	86	85	64
Change in statutory rate	—	—	5,965
Other, net	55	32	40
Income tax expense	$11,325	$9,294	$17,963

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2019	2018
	(In thousands)
Deferred tax assets
Allowance for loan losses	$5,355	$5,052
Lease liabilities	1,744	—
Property and equipment	1,528	1,569
Share-based compensation	808	900
Unrealized loss on derivative financial instruments	459	33
Reserve for unfunded lending commitments	324	272
Deferred compensation	285	253
Loss reimbursement on sold loans reserve	185	165
Non accrual loan interest income	173	179
Other than temporary impairment charge on securities available for sale	147	187
Vehicle service contract counterparty contingency reserve	38	70
Alternative minimum tax credit carry forward	—	1,686
Unrealized loss on securities available for sale	—	1,113
Unrealized loss on equity securities	—	295
Purchase premiums, net	—	71
Other	—	161
Gross deferred tax assets	11,046	12,006
Deferred tax liabilities
Capitalized mortgage loan servicing rights	4,026	4,494
Deferred loan fees	1,852	1,706
Lease right of use asset	1,739	—
Unrealized gain on securities available for sale	994	—
Purchase premiums, net	293	—
Federal Home Loan Bank stock	27	27
Other	43	—
Gross deferred tax liabilities	8,974	6,227
Deferred tax assets, net	$2,072	$5,779

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2019 and 2018, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2019	2018	2017
	(In thousands)
Balance at beginning of year	$588	$724	$840
Additions based on tax positions related to the current year	20	26	7
Reductions due to the statute of limitations	(170)	(162)	(123)
Reductions due to settlements	—	—	—
Balance at end of year	$438	$588	$724

If recognized, the entire amount of unrecognized tax benefits, net of $0.1 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2019, 2018 and 2017. No amounts were accrued for interest and penalties at December 31, 2019, 2018 and 2017. At December 31, 2019, U.S. Federal tax years 2016 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.5 million shares of common stock as of December 31, 2019. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.2 million shares of common stock as of December 31, 2019. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2019, 2018 and 2017 pursuant to our long-term incentive plan, we granted 0.06 million, 0.05 million and 0.05 million shares, respectively of restricted stock and 0.02 million, 0.02 million and 0.02 million performance stock units (“PSUs”), respectively to certain officers. Except for 0.010 million shares and 0.002 million shares of restricted stock issued in 2019 and 2018, respectively that vest ratably over three years, all shares of restricted stock and PSUs cliff vest after a period of three years. The performance feature of the PSUs is based on a comparison of our total shareholder return over the vesting period starting on the grant date to the total shareholder return over that period for a banking index of our peers. We have not issued stock options since 2013, other than in connection with the Merger (see note #26).

Our directors may elect to receive at least a portion of their quarterly cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current value and vest immediately. We issued 0.01 million shares to directors during each of the years ending 2019, 2018 and 2017 and expensed their value during those same periods.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.6 million, $1.5 million and $1.6 million in 2019, 2018 and 2017, respectively. The corresponding tax benefit relating to this expense was $0.3 million, $0.3 million and $0.6 million in 2019, 2018 and 2017, respectively. Total expense recognized for non-employee director share based payments was $0.3 million, $0.2 million and $0.2 million in 2019, 2018 and 2017, respectively. The corresponding tax benefit relating to this expense was $0.05 million, $0.04 million and $0.06 million in 2019, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

At December 31, 2019, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.1 million. The weighted-average period over which this amount will be recognized is 1.8 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2019	211,421	$6.48
Granted	—
Exercised	(71,799)	9.84
Forfeited	—
Expired	(1,116)	22.35
Outstanding at December 31, 2019	138,506	$4.62	3.01	$2,498
Vested and expected to vest at December 31, 2019	138,506	$4.62	3.01	$2,498
Exercisable at December 31, 2019	138,506	$4.62	3.01	$2,498

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2019	258,419	$19.00
Granted	86,283	22.87
Vested	(85,978)	14.57
Forfeited	(12,998)	22.85
Outstanding at December 31, 2019	245,726	$21.72

Certain information regarding options exercised during the periods ending December 31 follows:

	2019	2018	2017
	(In thousands)
Intrinsic value	$897	$2,333	$623
Cash proceeds received	$706	$1,420	$142
Tax benefit realized	$188	$490	$218

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. During 2019, 2018 and 2017, we matched 50% of employee contributions to the 401(k) plan up to a maximum of 8%, 8% and 6% of participating employees’ eligible wages, respectively. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2019, 2018 and 2017. Amounts expensed for these retirement plans were $2.6 million, $2.3 million and $1.6 million in 2019, 2018 and 2017, respectively.

Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $9.5 million, $9.8 million and $8.0 million in 2019, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $5.7 million, $5.2 million and $4.0 million in 2019, 2018 and 2017 respectively. These insurance programs are also available to retired employees at their own expense.

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2019	2018	2017
	(In thousands)
Investment and insurance commissions	$1,658	$1,971	$1,968
ATM fees	1,403	1,457	1,446
Bank owned life insurance	1,111	970	1,061
Other	5,110	4,362	3,693
Total other non-interest income	$9,282	$8,760	$8,168

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2019
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation - Pay-fixed interest rate swap agreements	$7,117	9.4	$(242)

Cash flow hedge designation
Pay-fixed interest rate swap agreements	$25,000	1.6	$(174)
Interest rate cap agreements	150,000	2.6	214
Total	$175,000	2.5	$40

No hedge designation
Rate-lock mortgage loan commitments	$49,268	0.1	$1,412
Mandatory commitments to sell mortgage loans	95,363	0.1	(150)
Pay-fixed interest rate swap agreements - commercial	153,946	5.5	(3,641)
Pay-variable interest rate swap agreements - commercial	153,946	5.5	3,641
Purchased options	2,908	1.5	141
Written options	2,848	1.5	(139)
Total	$458,279	3.7	$1,264

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2018
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Cash flow hedge designation
Pay-fixed interest rate swap agreements	$25,000	2.6	$280
Interest rate cap agreements	150,000	3.6	2,245
Total	$175,000	3.5	$2,525

No hedge designation
Rate-lock mortgage loan commitments	$32,473	0.1	$687
Mandatory commitments to sell mortgage loans	57,583	0.1	(383)
Pay-fixed interest rate swap agreements - commercial	94,451	5.5	405
Pay-variable interest rate swap agreements - commercial	94,451	5.5	(405)
Purchased options	3,095	2.5	116
Written options	3,095	2.5	(116)
Total	$285,148	3.7	$304

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (“Cash Flow Hedges”). Cash Flow Hedges included certain pay-fixed interest rate swaps and interest rate cap agreements. Pay-fixed interest rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We pay an upfront premium on interest rate caps which is recognized in earnings in the same period in which the hedged item affects earnings. Unrecognized premiums from interest rate caps aggregated to $2.2 million and $2.7 million at December 31, 2019 and 2018, respectively.

It is anticipated that $0.05 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2019, will be reclassified into earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2019 is 3.8 years.

Beginning in the second quarter of 2019 we entered into a pay-fixed interest rate swap to protect a portion of the fair value of a certain fixed rate commercial loan commitment (“Fair Value Hedge”). As a result, changes in the fair value of the pay-fixed interest rate swap is expected to offset changes in the fair value of the fixed rate commercial loan commitment due to fluctuations in interest rates. We record the fair value of Fair Value Hedges in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged item (fixed rate commercial loan commitment) is also recorded at fair value which offsets the adjustment to the Fair Value Hedge. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge and the hedged item. The related gains or losses are reported in non-interest income – other in our Consolidated Statements of Operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2019		2018		2019		2018
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements	Other assets	$—	Other assets	$280	Other liabilities	$416	Other liabilities	$—
Interest rate cap agreements	Other assets	214	Other assets	2,245	Other liabilities	—	Other liabilities	—
		214		2,525		416		—
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	1,412	Other assets	687	Other liabilities	—	Other liabilities	—
Mandatory commitments to sell mortgage loans	Other assets	—	Other assets	—	Other liabilities	150	Other liabilities	383
Pay-fixed interest rate swap agreements - commercial	Other assets	28	Other assets	1,116	Other liabilities	3,669	Other liabilities	711
Pay-variable interest rate swap agreements - commercial	Other assets	3,669	Other assets	711	Other liabilities	28	Other liabilities	1,116
Purchased options	Other assets	141	Other assets	116	Other liabilities	—	Other liabilities	—
Written options	Other assets	—	Other assets	—	Other liabilities	139	Other liabilities	116
		5,250		2,630		3,986		2,326
Total derivatives		$5,464		$5,155		$4,402		$2,326

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

	Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income(1)	Gain (Loss) Recognized in Income(1)
	2019	2018	2017		2019	2018	2017		2019	2018	2017
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap agreements								Non-interest income- other	$(242)	$—	$—
Cash Flow Hedges
Interest rate cap agreements	$(1,211)	$(340)	$108	Interest expense	$363	$206	$—	Interest expense	$—	$—	$—
Pay-fixed interest rate swap agreements	(392)	78	216	Interest expense	62	31	(18)	Interest expense	—	(12)	(12)
Total	$(1,603)	$(262)	$324		$425	$237	$(18)		$—	$(12)	$(12)

No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$725	$157	$(116)
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	233	(420)	(593)
Pay-fixed interest rate swap agreements - commercial								Interest income	(4,046)	113	43
Pay-variable interest rate swap agreements -commercial								Interest income	4,046	(113)	(43)
Purchased options								Interest expense	25	(206)	84
Written options								Interest expense	(23)	206	(84)
Total									$960	$(263)	$(709)
(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2019 and 2018.

A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2019	2018
	(In thousands)
Balance at beginning of year	$14,205	$2,621
New loans and advances	713	13,572
Repayments	(1,841)	(1,988)
Balance at end of year	$13,077	$14,205

Deposits held by us for directors and executive officers totaled $2.0 million and $1.5 million at December 31, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 18 – LEASES

We have entered into leases in the normal course of business primarily for office facilities, some of which include renewal options and escalation clauses. Certain leases also include both lease components (fixed payments including rent, taxes and insurance costs) and non-lease components (common area or other maintenance costs) which are accounted for as a single lease component as we have elected the practical expedient to group lease and non-lease components together for all leases. We have also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on our Consolidated Statements of Financial Condition. Most of our leases include one or more options to renew. The exercise of lease renewal options is typically at our sole discretion and are included in our ROU assets and lease liabilities if they are reasonably certain of exercise.

Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2019). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The cost components of our operating leases follows:

2019
(In thousands)
Operating lease cost	$2,217
Variable lease cost	142
Short-term lease cost	19
Total	$2,378

Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

Supplemental balance sheet information related to our operating leases follows:

2019
(In thousands)
Lease right of use asset(1)	$8,282
Lease liabilities(2)	$8,304

Weighted average remaining lease term (years)	7.47
Weighted average discount rate	2.8%
(1)	Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)	Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Maturity analysis of our lease liabilities at December 31, 2019 based on required contractual payments follows:

(In thousands)
2020	$1,681
2021	1,418
2022	1,322
2023	1,186
2024	802
2025 and thereafter	2,792
Total lease payments	9,201
Less imputed interest	(897)
Total	$8,304

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise fail to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2019, include $1.010 billion of loans secured by residential real estate and $249.7 million of construction and development loans.

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2019: Lessors of Nonresidential Real Estate ($379.9 million); Lessors of Residential Real Estate ($142.0 million); Construction ($97.3 million); Accommodation and Food Services ($76.6 million); Manufacturing ($74.6 million) and Health Care and Social Assistance ($58.9 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2019, the Bank had positive undivided profits of $44.7 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent and in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2019 and 2018, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (“FDIC”) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2019
Total capital to risk-weighted assets
Consolidated	$380,454	13.74%	$221,562	8.00%	NA	NA
Independent Bank	358,914	12.96	221,482	8.00	$276,852	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$352,764	12.74%	$166,171	6.00%	NA	NA
Independent Bank	331,224	11.96	166,111	6.00	$221,482	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$314,532	11.36%	$124,628	4.50%	NA	NA
Independent Bank	331,224	11.96	124,583	4.50	$179,954	6.50%

Tier 1 capital to average assets
Consolidated	$352,764	10.11%	$139,632	4.00%	NA	NA
Independent Bank	331,224	9.49	139,615	4.00	$174,519	5.00%

2018
Total capital to risk-weighted assets
Consolidated	$371,603	14.25%	$208,572	8.00%	NA	NA
Independent Bank	337,227	12.94	208,456	8.00	$260,569	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$345,419	13.25%	$156,429	6.00%	NA	NA
Independent Bank	311,043	11.94	156,342	6.00	$208,456	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$307,255	11.79%	$117,322	4.50%	NA	NA
Independent Bank	311,043	11.94	117,256	4.50	$169,370	6.50%

Tier 1 capital to average assets
Consolidated	$345,419	10.47%	$131,930	4.00%	NA	NA
Independent Bank	311,043	9.44	131,778	4.00	$164,723	5.00%
(1)	These ratios do not reflect a capital conservation buffer of 2.50% and 1.875% at December 31, 2019 and 2018, respectively.

NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Total shareholders' equity	$350,169	$338,994	$366,861	$341,496
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	(2,011)	4,311	(2,011)	4,311
Goodwill and other intangibles	(33,626)	(34,715)	(33,626)	(34,715)
Disallowed deferred tax assets	—	(1,335)	—	(49)
Common equity tier 1 capital	314,532	307,255	331,224	311,043
Qualifying trust preferred securities	38,232	38,164	—	—
Disallowed deferred tax assets	—	—	—	—
Tier 1 capital	352,764	345,419	331,224	311,043
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	27,690	26,184	27,690	26,184
Total risk-based capital	$380,454	$371,603	$358,914	$337,227

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities (equity securities at fair value or available for sale) are classified as Level 1 of the valuation hierarchy. Level 1 securities include certain preferred stocks included in our equity securities at fair value for which there are quoted prices in active markets (at December 31, 2018). If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

primarily include agency securities, private label mortgage-backed securities, other asset backed securities, obligations of states and political subdivisions, trust preferred securities, corporate securities and foreign government securities.

Loans held for sale: The fair value of mortgage loans held for sale, carried at fair value is based on agency cash window loan pricing for comparable assets (recurring Level 2) and the fair value of mortgage loans held for sale, carried at the lower of cost or fair value is based on a quoted sales price (non-recurring Level 1).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an AFLL is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2019 and 2018, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in net gains on other real estate and repossessed assets in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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
	(In thousands)
December 31, 2019:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$14,661	$—	$14,661	$—
U.S. agency residential mortgage-backed	227,762	—	227,762	—
U.S. agency commercial mortgage-backed	10,756	—	10,756	—
Private label mortgage-backed	39,693	—	39,693	—
Other asset backed	93,886	—	93,886	—
Obligations of states and political subdivisions	96,102	—	96,102	—
Corporate	33,195	—	33,195	—
Trust preferred	1,843	—	1,843	—
Foreign government	502	—	502	—
Loans held for sale, carried at fair value	69,800	—	69,800	—
Capitalized mortgage loan servicing rights	19,171	—	—	19,171
Derivatives(1)	5,464	—	5,464	—
Liabilities
Derivatives(2)	4,402	—	4,402	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Impaired loans(3)
Commercial
Commercial and industrial	655	—	—	655
Commercial real estate	316	—	—	316
Mortgage
1-4 family owner occupied - jumbo	987	—	—	987
1-4 family owner occupied - non-jumbo	470	—	—	470
1-4 family non-owner occupied	281	—	—	281
1-4 family - 2nd lien	294	—	—	294
Resort lending	245	—	—	245
Installment
Boat lending	67	—	—	67
Recreational vehicle lending	2	—	—	2
Other	121	—	—	121
Other real estate(4)
Mortgage - 1-4 family owner occupied - non-jumbo	31	—	—	31
Installment - other	28	—	—	28
(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2018:
Measured at Fair Value on a Recurring Basis
Assets
Equity securities at fair value	$393	$393	$—	$—
Securities available for sale
U.S. agency	20,014	—	20,014	—
U.S. agency residential mortgage-backed	123,751	—	123,751	—
U.S. agency commercial mortgage-backed	5,726	—	5,726	—
Private label mortgage-backed	29,419	—	29,419	—
Other asset backed	83,319	—	83,319	—
Obligations of states and political subdivisions	127,555	—	127,555	—
Corporate	34,309	—	34,309	—
Trust preferred	1,819	—	1,819	—
Foreign government	2,014	—	2,014	—
Loans held for sale, carried at fair value	44,753	—	44,753	—
Capitalized mortgage loan servicing rights	21,400	—	—	21,400
Derivatives(1)	5,155	—	5,155	—
Liabilities
Derivatives(2)	2,326	—	2,326	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Loans held for sale, carried at the lower of cost or fair value	41,471	41,471	—	—
Impaired loans(3)
Commercial
Commercial and industrial	2,243	—	—	2,243
Commercial real estate	323	—	—	323
Mortgage
1-4 family owner occupied - non-jumbo	316	—	—	316
1-4 family non-owner occupied	17	—	—	17
Resort lending	572	—	—	572
Other real estate(4)
Mortgage
1-4 family owner occupied - non-jumbo	95	—	—	95
1-4 family - 2nd lien	59	—	—	59
(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets		Mortgage Loan Servicing, net	Total Change in Fair Values Included in Current Period Earnings
	Securities	Mortgage Loans
	(In thousands)
2019
Equity securities at fair value	$167	$—	$—	$167
Loans held for sale	—	637	—	637
Capitalized mortgage loan servicing rights	—	—	(9,532)	(9,532)

2018
Trading securities	$(62)	$—	$—	$(62)
Loans held for sale	—	413	—	413
Capitalized mortgage loan servicing rights	—	—	(2,323)	(2,323)

2017
Trading securities	$45	$—	$—	$45
Loans held for sale	—	407	—	407
Capitalized mortgage loan servicing rights	—	—	(2,744)	(2,744)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.

The following represent impairment charges recognized during the years ended December 31, 2019, 2018 and 2017 relating to assets measured at fair value on a non-recurring basis:

•	Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $3.4 million, which is net of a valuation allowance of $1.5 million at December 31, 2019, and had a carrying amount of $3.5 million, which is net of a valuation allowance of $1.5 million at December 31, 2018. An additional provision for loan losses relating to these impaired loans of $1.3 million, $1.3 million and $0.5 million was included in our results of operations for the years ending December 31, 2019, 2018 and 2017, respectively.
•	Other real estate, which is measured using the fair value of the property, had a carrying amount of $0.06 million which is net of a valuation allowance of $0.09 million at December 31, 2019, and a carrying amount of $0.15 million which is net of a valuation allowance of $0.14 million, at December 31, 2018. An additional charge relating to other real estate measured at fair value of $0.03 million, $0.09 million and $0.08 million was included in our results of operations during the years ended December 31, 2019, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2019	2018	2017
	(In thousands)
Beginning balance	$21,400	$15,699	$—
Change in accounting	—	—	14,213
Beginning balance, as adjusted	21,400	15,699	14,213
Total losses realized and unrealized:
Included in results of operations	(9,532)	(2,323)	(2,744)
Included in other comprehensive income (loss)	—	—	—
Purchases, issuances, settlements, maturities and calls	7,303	8,024	4,230
Transfers in and/or out of Level 3	—	—	—
Ending balance	$19,171	$21,400	$15,699

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(9,532)	$(2,323)	$(2,744)

The fair value of our capitalized mortgage loan servicing rights has been determined based on a valuation model used by an independent third party as discussed above. The significant unobservable inputs used in the fair value measurement of the capitalized mortgage loan servicing rights are discount rate, cost to service, ancillary income, float rate and prepayment rate. Significant changes in all five of these assumptions in isolation would result in significant changes to the value of our capitalized mortgage loan servicing rights. Quantitative information about our Level 3 fair value measurements measured on a recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2019
Capitalized mortgage loan servicing rights	$19,171	Present value of net servicing revenue	Discount rate	10.00% to 13.00%	10.14%
			Cost to service	$66 to $316	$81
			Ancillary income	20 to 37	22
			Float rate	1.73%	1.73%
			Prepayment rate	7.01% to 69.34%	14.96
2018
Capitalized mortgage loan servicing rights	$21,400	Present value of net servicing revenue	Discount rate	10.00% to 13.00%	10.15%
			Cost to service	$68 to $216	$81
			Ancillary income	20 to 36	23
			Float rate	2.57%	2.57%
			Prepayment rate	6.68% to 78.78%	10.54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2019
Impaired loans
Commercial	$971	Sales comparison approach	Adjustment for differences between comparable sales	(48.0)% to 19.2%	(5.6)%
Mortgage and Installment(1)	2,467	Sales comparison approach	Adjustment for differences between comparable sales	(25.2) to 49.2	11.5
Other real estate
Mortgage and Installment	59	Sales comparison approach	Adjustment for differences between comparable sales	(11.6) to 5.0	(5.1)
2018
Impaired loans
Commercial(2)	$2,566	Sales comparison approach	Adjustment for differences between comparable sales	(32.5)% to 60.0%	(1.9)%
Mortgage	905	Sales comparison approach	Adjustment for differences between comparable sales	(40.1) to 25.6	0.7
Other real estate
Mortgage	154	Sales comparison approach	Adjustment for differences between comparable sales	0.0 to 34.1	11.2
(1)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2019 certain impaired collateral dependent installment loans totaling approximately $0.14 million are secured by collateral other than real estate. For the majority of these loans, we apply internal discount rates to industry valuation guides.
(2)	In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2018, we had an impaired collateral dependent commercial relationship that totaled $0.7 million that was secured by collateral other than real estate. Collateral securing this relationship primarily included accounts receivable, inventory and cash at December 31, 2018. Valuation techniques at December 31, 2018, included discounting financial statement values for each particular asset type. Discount rates used ranged from 20% to 80% of stated values at December 31, 2018.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2019	$69,800	$1,894	$67,906
2018	44,753	1,257	43,496
2017	39,436	844	38,592

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2019
Assets
Cash and due from banks	$53,295	$53,295	$53,295	$—	$—
Interest bearing deposits	12,009	12,009	12,009	—	—
Interest bearing deposits - time	350	350	—	350	—
Securities available for sale	518,400	518,400	—	518,400	—
Federal Home Loan Bank and Federal Reserve Bank Stock	18,359	NA	NA	NA	NA
Net loans and loans held for sale	2,768,675	2,768,817	—	69,800	2,699,017
Accrued interest receivable	10,108	10,108	8	1,752	8,348
Derivative financial instruments	5,464	5,464	—	5,464	—
Liabilities
Deposits with no stated maturity(1)	$2,427,190	$2,427,190	$2,427,190	$—	$—
Deposits with stated maturity(1)	609,537	610,235	—	610,235	—
Other borrowings	88,646	88,680	—	88,680	—
Subordinated debentures	39,456	33,149	—	33,149	—
Accrued interest payable	1,296	1,296	97	1,199	—
Derivative financial instruments	4,402	4,402	—	4,402	—
2018
Assets
Cash and due from banks	$23,350	$23,350	$23,350	$—	$—
Interest bearing deposits	46,894	46,894	46,894	—	—
Interest bearing deposits - time	595	594	—	594	—
Equity securities at fair value	393	393	393	—	—
Securities available for sale	427,926	427,926	—	427,926	—
Federal Home Loan Bank and Federal Reserve Bank Stock	18,359	NA	NA	NA	NA
Net loans and loans held for sale	2,643,856	2,606,256	41,471	44,753	2,520,032
Accrued interest receivable	10,164	10,164	22	1,789	8,353
Derivative financial instruments	5,155	5,155	—	5,155	—
Liabilities
Deposits with no stated maturity(1)	$2,197,494	$2,197,494	$2,197,494	$—	$—
Deposits with stated maturity(1)	715,934	711,312	—	711,312	—
Other borrowings	25,700	25,706	—	25,706	—
Subordinated debentures	39,388	35,021	—	35,021	—
Accrued interest payable	1,646	1,646	114	1,532	—
Derivative financial instruments	2,326	2,326	—	2,326	—

NA – Not applicable

(1)	Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $388.369 million and $123.080 million at December 31, 2019 and 2018, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $42.658 million and $58.992 million at December 31, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE LOSS

A summary of changes in accumulated other comprehensive loss (“AOCL”), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities Available for Sale	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Gains (Losses) on Cash Flow Hedges	Dispropor- tionate Tax Effects from Cash Flow Hedges	Total
2019
Balances at beginning of period	$(4,185)	$(5,798)	$(125)	$—	$(10,108)
Other comprehensive income (loss) before reclassifications	8,035	—	(1,266)	—	6,769
Amounts reclassified from AOCL	(111)	—	(336)	—	(447)
Net current period other comprehensive income (loss)	7,924	—	(1,602)	—	6,322
Balances at end of period	$3,739	$(5,798)	$(1,727)	$—	$(3,786)
2018
Balances at beginning of period	$(470)	$(5,798)	$269	$—	$(5,999)
Other comprehensive loss before reclassifications	(3,671)	—	(207)	—	(3,878)
Amounts reclassified from AOCL	(44)	—	(187)	—	(231)
Net current period other comprehensive loss	(3,715)	—	(394)	—	(4,109)
Balances at end of period	$(4,185)	$(5,798)	$(125)	$—	$(10,108)
2017
Balances at beginning of period	$(3,310)	$(5,798)	$—	$—	$(9,108)
Cumulative effect of change in accounting	300	—	—	—	300
Balances at beginning of period, as adjusted	(3,010)	(5,798)	—	—	(8,808)
Other comprehensive income before reclassifications	2,763	—	210	—	2,973
Amounts reclassified from AOCL	(140)	—	12	—	(128)
Net current period other comprehensive income	2,623	—	222	—	2,845
Disproportionate tax effects due to change in tax rate	(83)	83	47	(47)	—
Reclassification of certain deferred tax effects(1)	—	(83)	—	47	(36)
Balances at end of period	$(470)	$(5,798)	$269	$—	$(5,999)
(1)	Amounts reclassified to accumulated deficit due to adoption of ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” during the fourth quarter of 2017.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. Release of material disproportionate tax effects from other comprehensive income to earnings is done by the portfolio method whereby the effects will remain in AOCL as long as we carry a more than inconsequential portfolio of securities available for sale.

A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2019
Unrealized gains (losses) on securities available for sale	$140	Net gains on securities
	—	Net impairment loss recognized in earnings
	140	Total reclassifications before tax
	29	Income tax expense
	$111	Reclassifications, net of tax
Unrealized gains (losses) on cash flow hedges	$(425)	Interest expense
	(89)	Income tax expense
	$(336)	Reclassification, net of tax
	$447	Total reclassifications for the period, net of tax
2018
Unrealized gains (losses) on securities available for sale	$56	Net gains on securities
	—	Net impairment loss recognized in earnings
	56	Total reclassifications before tax
	12	Income tax expense
	$44	Reclassifications, net of tax
Unrealized gains (losses) on cash flow hedges	$(237)	Interest expense
	(50)	Income tax expense
	$(187)	Reclassification, net of tax
	$231	Total reclassifications for the period, net of tax
2017
Unrealized gains (losses) on securities available for sale	$215	Net gains on securities
	—	Net impairment loss recognized in earnings
	215	Total reclassifications before tax
	75	Income tax expense
	$140	Reclassifications, net of tax
Unrealized gains (losses) on cash flow hedges	$18	Interest expense
	6	Income tax expense
	$12	Reclassification, net of tax
	$128	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2019	2018
	(In thousands)
ASSETS
Cash and due from banks	$10,505	$7,624
Interest bearing deposits - time	10,000	25,000
Investment in subsidiaries	369,861	343,872
Accrued income and other assets	463	2,857
Total Assets	$390,829	$379,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$39,456	$39,388
Accrued expenses and other liabilities	575	530
Shareholders’ equity	350,798	339,435
Total Liabilities and Shareholders’ Equity	$390,829	$379,353

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018	2017
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$29,000	$33,500	$16,000
Interest income	230	160	29
Other income	61	56	41
Total Operating Income	29,291	33,716	16,070

OPERATING EXPENSES
Interest expense	2,104	1,924	1,347
Administrative and other expenses	655	748	714
Total Operating Expenses	2,759	2,672	2,061
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	26,532	31,044	14,009
Income tax expense (benefit)	(423)	(515)	1,587
Income Before Equity in Undistributed Net Income of Subsidiaries	26,955	31,559	12,422
Equity in undistributed net income of subsidiaries	19,480	8,280	8,053
Net Income	$46,435	$39,839	$20,475

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(In thousands)
Net Income	$46,435	$39,839	$20,475
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax expense	1,503	6,620	2,146
Share based compensation	65	53	45
Accretion of discount on subordinated debentures	68	51	—
(Increase) decrease in accrued income and other assets	891	(1,307)	(32)
Increase in accrued expenses and other liabilities	45	21	121
Equity in undistributed net income of subsidiaries	(19,480)	(8,280)	(8,053)
Total Adjustments	(16,908)	(2,842)	(5,773)
Net Cash From Operating Activities	29,527	36,997	14,702

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(20,000)	(30,000)	(10,000)
Maturity of interest bearing deposits - time	35,000	10,000	10,000
Acquisition of business, less cash received	—	431	—
Net Cash From (Used In) Investing Activities	15,000	(19,569)	—

CASH FLOW USED IN FINANCING ACTIVITIES
Dividends paid	(16,554)	(14,055)	(8,960)
Proceeds from issuance of common stock	2,074	1,945	1,776
Share based compensation withholding obligation	(882)	(1,467)	(579)
Repurchase of common stock	(26,284)	(12,681)	—
Net Cash Used in Financing Activities	(41,646)	(26,258)	(7,763)
Net Increase (Decrease) in Cash and Cash Equivalents	2,881	(8,830)	6,939
Cash and Cash Equivalents at Beginning of Year	7,624	16,454	9,515
Cash and Cash Equivalents at End of Year	$10,505	$7,624	$16,454

NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS

We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net gains on securities, mortgage loan servicing, net and bank owned life insurance and were approximately 84.9% and 82.9% of total revenues at December 31, 2019 and 2018, respectively.

Material sources of revenue that are included in the scope of ASC Topic 606 include service charges on deposits, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2019.

Service charges on deposit accounts and other deposit related income: Revenues are earned on depository accounts for commercial and retail customers and include fees for transaction-based, account maintenance and overdraft services. Transaction-based fees, which includes services such as ATM use fees, stop payment charges and ACH fees are recognized at the time the transaction is executed as that is the time we fulfill our customer’s request.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

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

Net gains on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2019 that were financed by us.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

2019

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$7,590	$—	$—	$—	$7,590
Account service charges	2,103	—	—	—	2,103
ATM fees	—	1,368	—	—	1,368
Other	—	965	—	—	965
Business
Overdraft fees	1,515	—	—	—	1,515
ATM fees	—	35	—	—	35
Other	—	422	—	—	422
Interchange income	—	—	10,297	—	10,297
Asset management revenue	—	—	—	1,123	1,123
Transaction based revenue	—	—	—	535	535

Total	$11,208	$2,790	$10,297	$1,658	$25,953
Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income	$2,790
Investment and insurance commissions	1,658
Bank owned life insurance	1,111
Other	3,723
Total	$9,282

2018

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$8,285	$—	$—	$—	$8,285
Account service charges	2,406	—	—	—	2,406
ATM fees	—	1,423	—	—	1,423
Other	—	941	—	—	941
Business
Overdraft fees	1,567	—	—	—	1,567
ATM fees	—	34	—	—	34
Other	—	594	—	—	594
Interchange income	—	—	9,905	—	9,905
Asset management revenue	—	—	—	1,100	1,100
Transaction based revenue	—	—	—	871	871

Total	$12,258	$2,992	$9,905	$1,971	$27,126
Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income	$2,992
Investment and insurance commissions	1,971
Bank owned life insurance	970
Other	2,827
Total	$8,760

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 26 – RECENT ACQUISITION

Effective April 1, 2018, we completed the acquisition of all of the issued and outstanding shares of common stock of TCSB through a merger of TCSB into Independent Bank Corporation (“IBCP”), with IBCP as the surviving corporation (the “Merger”). On that same date we also consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, into Independent Bank (with Independent Bank as the surviving institution). Under the terms of the merger agreement each holder of TCSB common stock received 1.1166 shares of IBCP common stock plus cash in lieu of fractional shares totaling $0.005 million. TCSB option holders had their options converted into IBCP stock options. As a result we issued 2.71 million shares of common stock and 0.19 million stock options with a fair value of approximately $64.5 million to the shareholders and option holders of TCSB. The fair value of common stock and stock options issued as the consideration paid for TCSB was determined using the closing price of our common stock on the acquisition date. This acquisition was accounted for under the acquisition method of accounting. Accordingly, we recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. TCSB results of operations are included in our results beginning April 1, 2018. Non-interest expense includes zero, $3.5 million and $0.3 million of costs incurred during the years ended December 31, 2019, 2018 and 2017, respectively related to the Merger.

The following table reflects our preliminary valuation of the assets acquired and liabilities assumed:

(In thousands)
Cash and cash equivalents	$23,521
Interest bearing deposits - time	4,054
Securities available for sale	6,066
Federal Home Loan Bank stock	778
Loans, net	295,799
Property and equipement, net	1,067
Capitalized mortgage loan servicing rights	3,047
Accrued income and other assets	3,362
Other intangibles(1)	5,798
Total assets acquired	343,492

Deposits	287,710
Other borrowings	14,345
Subordinated debentures	3,768
Accrued expenses and other liabilities	1,429
Total liabilities assumed	307,252
Net assets acquired	36,240
Goodwill	28,300
Purchase price (fair value of consideration)	$64,540
(1)	Relates to core deposit intangibles (see note #7).

Management views the disclosed fair values presented above to be final as the one-year measurement period for finalizing acquisition-date fair values has expired. During this measurement period we had one adjustment to our acquisition date fair values. During the third quarter of 2018, goodwill was reduced by $0.7 million (to $28.3 million) related to the collection of a TCSB acquired loan that had been charged off in full prior to the Merger. Because of the status of the collection activities related to this loan at the time of the Merger, we determined that this transaction was a measurement period adjustment and reduced goodwill accordingly.

Goodwill related to this acquisition will not be deductible for tax purposes and consists largely of synergies and cost savings resulting from the combining of the operations of TCSB into ours as well as expansion into a new market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The estimated fair value of the core deposit intangible was $5.8 million and is being amortized over an estimated useful life of 10 years.

The fair value of net assets acquired includes fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. The fair value adjustments were determined using discounted contractual cash flows. However, we believe that all contractual cash flows related to these financial instruments will be collected. As such, these receivables were not considered impaired at the acquisition date and were not subject to the guidance relating to purchased credit impaired loans which have shown evidence of credit deterioration since origination. Receivables acquired that are not subject to these requirements included non-impaired customer receivables with a fair value and gross contractual amounts receivable of $292.9 million and $298.6 million on the date of acquisition.

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

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2019
Interest income	$36,636	$37,573	$37,811	$36,908
Net interest income	30,243	30,756	30,872	30,710
Provision for loan losses	664	652	(271)	(221)
Income before income tax	11,548	13,417	15,570	17,225
Net income	9,381	10,730	12,445	13,879

Net income per common share
Basic	0.40	0.47	0.55	0.62
Diluted	0.39	0.46	0.55	0.61

2018
Interest income	$26,797	$33,103	$34,452	$36,421
Net interest income	23,936	28,980	29,697	30,669
Provision for loan losses	315	650	(53)	591
Income before income tax	11,199	10,884	14,846	12,204
Net income	9,161	8,817	11,925	9,936

Net income per common share
Basic	0.43	0.37	0.49	0.41
Diluted	0.42	0.36	0.49	0.41

During the fourth quarter of 2019, we recognized a positive fair value adjustment due to price on our capitalized mortgage loan servicing rights of $0.6 million (see note #4). During the fourth quarter of 2018, we recognized a negative fair value adjustment due to price on our capitalized mortgage loan servicing rights of $2.4 million (see note #4).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2019			2018
	High	Low	Close	High	Low	Close	2019	2018
First quarter	$23.64	$20.40	$21.50	$24.50	$22.06	$22.90	$0.18	$0.15
Second quarter	22.42	20.60	21.79	27.10	22.20	25.50	0.18	0.15
Third quarter	22.25	18.94	21.32	26.65	21.51	23.65	0.18	0.15
Fourth quarter	23.93	20.40	22.65	25.13	20.18	21.02	0.18	0.15

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