Form 10-K, Exhibit 13
period 2020-12-31
INDEPENDENT BANK CORP /MI/
filed 2021-03-05
CIK 39311

Performance Graph	10
Selected Consolidated Financial Data	11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	12
Management’s Annual Report on Internal Control Over Financial Reporting	36
Report of Independent Registered Public Accounting Firm	37
Consolidated Financial Statements	39
Notes to Consolidated Financial Statements.	44
Quarterly Data	104

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2015, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$300
$250
$200
$150
$100
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20

	Period ending
Index	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
Independent Bank Corporation	100.00	145.53	152.84	147.40	164.21	140.76
NASDAQ Composite	100.00	108.87	141.13	137.12	187.44	271.64
NASDAQ Bank	100.00	126.54	149.82	125.25	171.82	149.83

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$139,829	$148,928	$130,773	$98,309	$86,523
Interest expense	16,217	26,347	17,491	9,123	6,882
Net interest income	123,612	122,581	113,282	89,186	79,641
Provision for loan losses	12,463	824	1,503	1,199	(1,309)
Net gains on securities	267	307	138	260	563
Other non-interest income	80,478	47,429	44,677	42,273	41,735
Non-interest expense	122,413	111,733	107,461	92,082	90,347
Income before income tax	69,481	57,760	49,133	38,438	32,901
Income tax expense	13,329	11,325	9,294	17,963	10,135
Net income	$56,152	$46,435	$39,839	$20,475	$22,766

PER COMMON SHARE DATA
Net income per common share
Basic	$2.56	$2.03	$1.70	$0.96	$1.06
Diluted	2.53	2.00	1.68	0.95	1.05
Cash dividends declared and paid	0.80	0.72	0.60	0.42	0.34
Book Value	17.82	15.58	14.38	12.42	11.71

SELECTED BALANCES
Assets	$4,204,013	$3,564,694	$3,353,281	$2,789,355	$2,548,950
Loans	2,733,678	2,725,023	2,582,520	2,018,817	1,608,248
Allowance for loan losses	35,429	26,148	24,888	22,587	20,234
Deposits	3,637,355	3,036,727	2,913,428	2,400,534	2,225,719
Shareholders’ equity	389,522	350,169	338,994	264,933	248,980
Other borrowings	30,012	88,646	25,700	54,600	9,433
Subordinated debt	39,281	—	—	—	—
Subordinated debentures	39,524	39,456	39,388	35,569	35,569

SELECTED RATIOS
Net interest income to average interest earning assets	3.34%	3.80%	3.88%	3.65%	3.52%
Net income to
Average shareholders’ equity	15.68	13.63	12.38	7.82	9.21
Average assets	1.43	1.35	1.27	0.77	0.92
Average shareholders’ equity to average assets	9.10	9.90	10.27	9.88	9.98
Tier 1 capital to average assets	9.15	10.11	10.47	10.57	10.50
Non-performing loans to Portfolio Loans	0.29	0.35	0.33	0.39	0.75

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclaimer Regarding Forward-Looking Statements. Statements in this report that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; statements about our business and growth strategies; and expectations about economic and market conditions and trends. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals. They are based on assumptions, estimates, and forecasts that, although believed to be reasonable, may turn out to be incorrect. Actual results could differ materially from those discussed in the forward-looking statements for a variety of reasons, including:

●	economic, market, operational, liquidity, credit, and interest rate risks associated with our business including the impact of the ongoing COVID-19 pandemic on each of these items;
●
economic conditions generally and in the financial services industry, particularly economic conditions within Michigan and the regional and local real estate markets in which our bank operates including the economic impact of the ongoing COVID-19 pandemic in each of these areas;

●	the failure of assumptions underlying the establishment of, and provisions made to, our allowance for loan losses;
●	increased competition in the financial services industry, either nationally or regionally;
●	our ability to achieve loan and deposit growth;
●	volatility and direction of market interest rates;
●	the continued services of our management team; and
●	implementation of new legislation, which may have significant effects on us and the financial services industry.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the primary risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks are not the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula and also have two loan production offices in Ohio (Columbus and Fairlawn). As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula.

Significant Developments. On April 1, 2018, TCSB was merged with and into IBCP, with IBCP as the surviving corporation (the “Merger”). In connection with the Merger, on April 1, 2018, IBCP consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, with and into Independent Bank (with Independent Bank as the surviving institution). See note #26 to the Consolidated Financial Statements.

On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic as a result of the global spread of the coronavirus illness. In response to the outbreak, federal and state authorities in the U.S. introduced various measures to try to limit or slow the spread of the virus, including travel restrictions, nonessential business closures, stay-at-home orders, and strict social distancing. The Governor of Michigan issued her first “stay home, stay safe” executive order effective March 24, 2020. In general, that order and subsequent modifications required individuals in Michigan to stay at home or their place of residence, except for certain specified activities that were deemed necessary to sustain or protect life. That original executive order was amended several times and was later rescinded and replaced entirely by a series of “Safer at Home” executive orders, which generally extended certain social distancing restrictions, but lifted the requirement that individuals remain in their homes. The series of “Safer at Home” orders, along with all other executive orders relating to the pandemic issued by Michigan’s Governor after April 30, 2020, were then deemed unconstitutional by the Michigan Supreme Court on October 2, 2020. On October 4, 2020, Michigan’s Attorney General announced her office would no longer enforce the Governor’s executive orders that were ruled unconstitutional, effective immediately. Since then, the Michigan Department of Health and Human Services (MDHHS) and the Michigan Occupational Safety and Health Administration (MIOSHA) have issued orders imposing restrictions similar to the Governor’s former executive orders under authority granted to the MDHHS by the Michigan Public Health Code and to MIOSHA under the Michigan Occupational Safety and Health Act – different statutes than the law on which the Governor based her executive orders. Under the MDHHS and MIOSHA orders, social distancing and gathering restrictions remain in place; however, certain retail operations, restaurants and bars, and other businesses are permitted to conduct in-person operations, subject to capacity limitations and other workplace safety requirements. The degree to which businesses may resume operations varies based on the type of business operations being conducted. It is currently expected that various forms of state and local government restrictions similar to those described above will continue for the foreseeable future. As a result of these events, Michigan has experienced a significant increase in unemployment.

The COVID-19 pandemic, the related executive orders, and other government restrictions and guidance have had and continue to have a significant effect on us, our customers and the markets we serve. Our business, results of operations and financial condition may be adversely affected by a number of factors that could impact us and our customers, including but not limited to:

●	restrictions on activity and high levels of unemployment may cause increases in loan delinquencies, foreclosures and defaults;
●	increases in allowance for loan losses may be necessary;
●	declines in collateral values may occur;
●	third party disruptions, including outages at network providers, on-line banking vendors and other suppliers;
●	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
●	operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and/or
●	key personnel or significant numbers of our employees being unable to work effectively, including because of illness or restrictions in connection with COVID-19.

These factors may continue for a significant period of time.

The spread of COVID-19 has caused us to modify many of our business practices. Currently, approximately 40% of our total employees are working remotely. We have also expanded sick and vacation time for certain employees. We may take further actions as may be required or as we determine to be prudent. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19.

The extent to which the COVID-19 pandemic will impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and difficult to predict. Those developments and factors include the duration and spread of the pandemic, its severity, the actions to contain the pandemic or address its impact, and how quickly and to what extent normal economic and operating conditions can resume. We do not yet know the full extent of the impact. However, the effects could have a material adverse impact on our business, financial condition and results of operations. Material adverse impacts may include valuation impairments on our intangible assets, securities available for sale, loans, capitalized mortgage loan servicing rights and deferred tax assets.

It is against this backdrop that we discuss our results of operations and financial condition in 2020 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $56.2 million, or $2.53 per diluted share, in 2020, net income of $46.4 million, or $2.00 per diluted share, in 2019, and net income of $39.8 million, or $1.68 per diluted share, in 2018.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2020	2019	2018
Net income to
Average shareholders’ equity	15.68%	13.63%	12.38%
Average assets	1.43	1.35	1.27
Net income per common share
Basic	$2.56	$2.03	$1.70
Diluted	2.53	2.00	1.68

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

Net interest income totaled $123.6 million during 2020, compared to $122.6 million and $113.3 million during 2019 and 2018, respectively. The increase in net interest income in 2020 compared to 2019 primarily reflects a $483.8 million increase in average interest-earning assets that was partially offset by a 46 basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The increase in net interest income in 2019 compared to 2018 primarily reflects a $302.1 million increase in average interest-earning assets that was partially offset by an eight basis point decrease in our net interest margin.

The increase in average interest-earning assets during 2020 primarily reflects an increase in securities available for sale and interest bearing deposits. The significant increases in these balances is primarily due to the deployment of funds from a substantial increase in deposits. The decrease in the net interest margin during 2020 as compared to 2019 primarily reflects reductions in short-term interest rates as well a flattening of the yield curve.

Due to the economic impact of COVID-19, the Federal Reserve Bank has taken a variety of actions to stimulate the economy, including lowering short-term interest rates. These actions, along with lower long-term interest rates have placed pressure on our net interest margin.

Interest and fees on loans in 2020 include $5.6 million of accretion of net loan fees on Payroll Protection Program (“PPP”) loans. No such accretion is included in the comparable prior year periods.

Interest expense in 2020 included $1.6 million of accelerated amortization of deferred loss on certain derivative financial instruments that were de-designated. No such amortization is included in the comparable prior year periods. See note #16 to the Consolidated Financial Statements for discussion regarding these derivative financial instruments.

The increase in average interest-earning assets during 2019 and 2018 primarily reflects the impact of the Merger as well as loan growth utilizing funds from increases in deposits. The decrease in the net interest margin during 2019 as compared to 2018 primarily reflects reductions in short-term interest rates during that year as well as a flattening of the yield curve.

2020, 2019 and 2018 interest income on loans includes $1.1 million, $1.5 million and $1.7 million, respectively, of accretion of the discount recorded on the TCSB loans acquired in the Merger.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $11.2 million, $8.1 million and $8.4 million in 2020, 2019 and 2018, respectively.

AVERAGE BALANCES AND RATES

	2020			2019			2018
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$2,863,846	$122,875	4.29%	$2,713,690	$133,574	4.92%	$2,418,421	$116,634	4.82%
Tax-exempt loans(1)	7,145	360	5.04	7,937	391	4.93	6,118	292	4.77
Taxable securities	635,914	12,655	1.99	397,598	11,842	2.98	394,160	10,874	2.76
Tax-exempt securities(1)	137,330	3,673	2.67	52,324	1,683	3.22	67,574	2,192	3.24
Interest bearing cash	59,056	184	0.31	48,023	818	1.70	32,593	371	1.14
Other investments	18,410	905	4.92	18,359	1,043	5.68	16,936	920	5.43
Interest earning assets	3,721,701	140,652	3.78	3,237,931	149,351	4.61	2,935,802	131,283	4.48
Cash and due from banks	49,886			37,575			33,384
Other assets, net	162,068			164,726			162,750
Total assets	$3,933,655			$3,440,232			$3,131,936
LIABILITIES
Savings and interest-bearing checking	$1,821,115	3,882	0.21	$1,453,061	10,228	0.70	$1,218,243	4,696	0.39
Time deposits	516,306	8,784	1.70	655,718	13,197	2.01	632,330	9,782	1.55
Other borrowings	117,904	3,551	3.01	77,254	2,922	3.78	79,519	3,013	3.79
Interest bearing liabilities	2,455,325	16,217	0.66	2,186,033	26,347	1.21	1,930,092	17,491	0.91
Non-interest bearing deposits	1,054,230			867,314			846,718
Other liabilities	65,943			46,153			33,354
Shareholders’ equity	358,157			340,732			321,772
Total liabilities and shareholders’ equity	$3,933,655			$3,440,232			$3,131,936
Net interest income		$124,435			$123,004			$113,792
Net interest income as a percent of average interest earning assets			3.34%			3.80%			3.88%

(1)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT (“FTE”)

	Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Net interest income	$123,612	$122,581	$113,792
Add: taxable equivalent adjustment	823	423	510
Net interest income - taxable equivalent	$124,435	$123,004	$113,792
Net interest margin (GAAP)	3.32%	3.79%	3.85%
Net interest margin (FTE)	3.34%	3.80%	3.88%

CHANGE IN NET INTEREST INCOME

	2020 compared to 2019			2019 compared to 2018
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$7,105	$(17,804)	$(10,699)	$14,491	$2,449	$16,940
Tax-exempt loans(2)	(40)	9	(31)	89	10	99
Taxable securities	5,582	(4,769)	813	96	872	968
Tax-exempt securities(2)	2,318	(328)	1,990	(491)	(18)	(509)
Interest bearing cash	154	(788)	(634)	218	229	447
Other investments	3	(141)	(138)	80	43	123
Total interest income	15,122	(23,821)	(8,699)	14,483	3,585	18,068
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	2,109	(8,455)	(6,346)	1,047	4,485	5,532
Time deposits	(2,555)	(1,858)	(4,413)	374	3,041	3,415
Other borrowings	1,311	(682)	629	(86)	(5)	(91)
Total interest expense	865	(10,995)	(10,130)	1,335	7,521	8,856
Net interest income	$14,257	$(12,826)	$1,431	$13,148	$(3,936)	$9,212
(1)
The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2020	2019	2018
As a percent of average interest earning assets
Loans	77.1%	84.1%	82.6%
Other interest earning assets	22.9	15.9	17.4
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	48.9%	44.9%	41.5%
Time deposits	13.9	20.3	21.5
Other borrowings	3.2	2.3	2.7
Average interest bearing liabilities	66.0%	67.5%	65.7%
Earning asset ratio	94.6%	94.1%	93.7%
Free-funds ratio(1)	34.0	32.5	34.3
(1)	Average interest earning assets less average interest bearing liabilities.

Provision for loan losses. We have elected to delay the adoption of the Current Expected Credit Losses (“CECL”) accounting standard as permitted by Section 4014 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, as amended and continue to utilize the existing incurred loss impairment methodology to calculate our allowance for loan losses (“AFLL”) and our provision for loan losses. See note #1 to the Consolidated Financial Statements for our discussion on CECL implementation.

The provision for loan losses was an expense of $12.5 million, $0.8 million and $1.5 million in 2020, 2019 and 2018, respectively. The provision reflects our assessment of the AFLL taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. In particular, the credit impact of the COVID-19 pandemic, and more specifically the periodic closing of various segments of the economy in order to contain it, may have a negative impact on our level of non-performing loans and assets in the future, but as of yet, the magnitude of that impact is uncertain. As a result of this potential adverse impact, we have increased the subjective portion of our AFLL by $11.2 million (or 128.3%) in 2020 compared to 2019. See “Portfolio Loans and asset quality” for a discussion of the various components of the AFLL and their impact on the provision for loan losses in 2020.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $80.7 million during 2020 compared to $47.7 million and $44.8 million during 2019 and 2018, respectively.

NON-INTEREST INCOME

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Interchange income	$11,230	$10,297	$9,905
Service charges on deposit accounts	8,517	11,208	12,258
Net gains on assets
Mortgage loans	62,560	19,978	10,597
Securities	267	307	138
Mortgage loan servicing, net	(9,350)	(3,336)	3,157
Investment and insurance commissions	1,971	1,658	1,971
Bank owned life insurance	910	1,111	970
Other	4,640	6,513	5,819
Total non-interest income	$80,745	$47,736	$44,815

Interchange income totaled $11.2 million in 2020 compared to $10.3 million in 2019 and $9.9 million in 2018. The increases in interchange income is primarily due to increased transaction volume.

Service charges on deposit accounts totaled $8.5 million in 2020, as compared to $11.2 million in 2019 and $12.3 million during 2018. These yearly variations primarily reflect declines in non-sufficient funds fees. During 2020, non-sufficient funds fees were also impacted by contracted consumer spending and government stimulus payments related to COVID-19.

We realized net gains of $62.6 million on mortgage loans during 2020, compared to $20.0 million and $10.6 million during 2019 and 2018 respectively. Mortgage loan activity is summarized as follows:

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Mortgage loans originated	$1,820,697	$1,011,141	$807,408
Mortgage loans sold(1)	1,447,031	738,910	491,798
Net gains on mortgage loans	62,560	19,978	10,597
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	4.32%	2.70%	2.15%
Fair value adjustments included in the Loan Sales Margin	0.47	0.22	(0.02)
(1)
2020 includes the securitization of $26.3 million of portfolio residential fixed rate loans and the sale of $2.4 million of portfolio residential fixed rate mortgage loans. 2019 includes the sale of $50.5 million of portfolio residential fixed and adjustable rate mortgage loans to other institutions and securitization of $65.1 million of portfolio residential fixed rate loans. 2018 includes the sale of $27.6 million of portfolio residential fixed and adjustable rate portfolio mortgage loans to another financial institution and securitization of $10.9 million of portfolio residential fixed rate loans.

The increase in mortgage loan originations, sales and net gains in 2020 as compared to 2019 and 2018 is due primarily to lower interest rates in 2020 that have spurred a significant increase in refinance volumes. Mortgage loans sold also increased in 2020 compared to 2019 and 2018 due to a higher mix of salable loans in our origination volumes. Net gains on mortgage loans also increased in 2020 as compared to 2019 and 2018 due to fair value adjustments as discussed below.

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

Our Loan Sales Margin is impacted by several factors including competition and the manner in which the loan is sold. Net gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 3.85% in 2020, 2.48% in 2019 and 2.17% in 2018. The increase in the Loan Sales Margin (excluding fair value adjustments) in 2020 was generally due to a substantial widening of primary-to-secondary market pricing spreads as market interest rates fell during 2020 and mortgage loan refinance volumes dramatically increased. Once mortgage loan refinance volumes abate, we would expect our Loan Sales Margin to decline to more normal levels. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each year. In addition, in 2018, we recorded a loss on mortgage loans of $0.25 million in the fourth quarter on the pending sale of approximately $41.5 million of portfolio mortgage loans. This sale closed on January 30, 2019.

We generated net gains on securities of $0.27 million, $0.31 million and $0.14 million in 2020, 2019 and 2018, respectively. These net gains were due to the sales of securities and changes in the fair value of equity/trading securities as outlined in the table below. We recorded no net impairment losses in 2020, 2019 or 2018 for other than temporary impairment of securities available for sale.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains(1)	Losses(2)	Net
	(In thousands)
2020	$38,095	$271	$4	$267
2019	68,716	415	108	307
2018	48,736	336	198	138

(1)	Gains in 2019 include $0.166 million related to equity securities at fair value. Gains in 2018 include $0.144 million related to the sale of 1,000 VISA Class B shares.
(2)	Losses in 2018 include $0.062 million related to equity securities at fair value.

Mortgage loan servicing, net, generated a loss of $9.4 million and $3.3 million in 2020 and 2019 respectively. Mortgage loan servicing, net, generated earnings of $3.2 million in 2018. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

MORTGAGE LOAN SERVICING ACTIVITY

	2020	2019	2018
	(In thousands)
Mortgage loan servicing:
Revenue, net	$6,874	$6,196	$5,480
Fair value change due to price	(10,833)	(6,408)	191
Fair value change due to pay-downs	(5,391)	(3,124)	(2,514)
Total	$(9,350)	$(3,336)	$3,157

Activity related to capitalized mortgage loan servicing rights is as follows:

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2020	2019	2018
	(In thousands)
Balance at January 1,	$19,171	$21,400	$15,699
Originated servicing rights capitalized	13,957	7,303	4,977
Servicing rights acquired	—	—	3,047
Change in fair value	(16,224)	(9,532)	(2,323)
Balance at December 31,	$16,904	$19,171	$21,400

At December 31, 2020, we were servicing approximately $3.0 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 3.77% and a weighted average service fee of approximately 25.7 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2020 totaled $16.9 million, representing approximately 56.7 basis points on the related amount of mortgage loans serviced for others.

Investment and insurance commissions totaled $2.0 million in 2020 as compared to $1.7 million and $2.0 million in 2019 and 2018. The increase in revenue in 2020 as compared to 2019 was primarily due to higher sales volume and an increase in fee based revenue. The lower level of revenue in 2019 as compared to the prior year was due primarily to lower sales volumes reflecting, in part, changes in and newer personnel in certain markets.

We earned $0.9 million, $1.1 million and $1.0 million in 2020, 2019 and 2018, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $55.2 million and $55.7 million at December 31, 2020 and 2019, respectively. The decrease in earnings in 2020 compared to 2019 is due to a decrease in the crediting rate.

Other non-interest income totaled $4.6 million, $6.5 million and $5.8 million in 2020, 2019 and 2018, respectively. Several categories of fees have been reduced in 2020 due to the impact of the COVID-19 pandemic on transaction volumes, including ATM fees. In addition, we have elected to suspend certain electronic banking fees because of the COVID-19 pandemic and the increased need for our customers to access these channels. Fees related to interest rate swaps for commercial loan customers is also lower in 2020 as customers have not felt the need to execute such transactions given the low interest rate environment. The increase in 2019 as compared to 2018 is due primarily to growth in fees related to interest rate swaps for commercial loan customers.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.

Non-interest expense totaled $122.4 million in 2020, $111.7 million in 2019, and $107.5 million in 2018. Performance based compensation and expense related to the core data processing conversion are primarily responsible for the increase in 2020 compared to 2019. Many of the components of non-interest expense increased in 2019 and 2018 due to the Merger. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2020	2019	2018
	(In thousands)
Compensation	$41,517	$41,719	$37,878
Performance-based compensation	19,725	12,066	11,942
Payroll taxes and employee benefits	13,539	13,716	12,258
Compensation and employee benefits	74,781	67,501	62,078
Occupancy, net	8,938	9,013	8,912
Data processing	8,534	8,905	8,262
Furniture, fixtures and equipment	4,089	4,113	4,080
Interchange expense	3,342	3,215	2,702
Communications	3,194	2,947	2,848
Loan and collection	3,037	2,685	2,682
Conversion related expenses	2,586	—	—
Advertising	2,230	2,450	2,155
Legal and professional	2,027	1,814	1,839
FDIC deposit insurance	1,596	685	1,081
Amortization of intangible assets	1,020	1,089	969
Supplies	680	638	689
Branch closure costs	417	—	—
Correspondent bank service fees	395	411	414
Costs related to unfunded lending commitments	263	246	171
Provision for loss reimbursement on sold loans	200	229	10
Net (gains) losses on other real estate and repossessed assets	64	(90)	(672)
Merger related expenses	—	—	3,465
Other	5,020	5,882	5,776
Total non-interest expense	$122,413	$111,733	$107,461

Compensation expense, which is primarily salaries, totaled $41.5 million, $41.7 million and $37.9 million in 2020, 2019 and 2018, respectively. The comparative decrease in 2020 to 2019 is primarily due to an increased level of compensation that was deferred as direct loan origination costs (due to higher loan origination volumes) that was partially offset by salary increases that were predominantly effective on January 1, 2020. The increase in 2019 is primarily due to annual merit based salary increases, the Merger and additional staffing particularly in commercial lending and information technology (including data analytics).

Performance-based compensation expense totaled $19.7 million, $12.1 million and $11.9 million in 2020, 2019 and 2018, respectively. The increase in 2020 as compared to 2019 was due to actual performance relative to the established incentive plan targets as well as $0.4 million in bonuses paid during the second quarter of 2020 to front-line personnel due to their extraordinary efforts during the COVID-19 pandemic. The increase in 2019 as compared to 2018 was primarily due to an increase in the employee stock ownership plan (“ESOP”) contribution accrual reflecting the aforementioned higher salaries.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2020, 2019 and 2018 for share-based awards under our long-term equity based incentive plan was $1.6 million, $1.6 million and $1.5 million, respectively. In each of those three years, the Board and Compensation Committee of the Board authorized the grant of restricted stock and performance share awards under the plan.

Payroll taxes and employee benefits expense totaled $13.5 million, $13.7 million and $12.3 million in 2020, 2019 and 2018, respectively. The decrease in 2020 compared to 2019 is due primarily to a decline in health care costs (due to decreased claims in 2020) as well as a $0.3 million prescription drug rebate received and recorded in the second quarter of 2020 that related to our 2019 plan year. The decrease in 2020 health care claims is due in part to the COVID-19 pandemic that resulted in the closing of many medical and dental facilities except for emergency care during Michigan’s “stay home, stay safe” period. The increase in 2019 as compared to 2018 was primarily due to a $0.3 million increase in payroll taxes, a $0.5 million increase in health care insurance, a $0.2 million increase in 401(k) plan employer contributions and a $0.4 million increase in employee education and employee relations costs. A portion of the increases in 2019 and 2018 was due to the Merger. However, we maintain a self-insured health care plan (with an individual claim stop loss limit) and we experienced a significant rise in claims in 2019 and 2018.

Data processing expenses totaled $8.5 million, $8.9 million, and $8.3 million in 2020, 2019 and 2018, respectively. The comparative decrease in 2020 is primarily due to a cost savings agreement related to core data processing services that was executed in the second quarter of 2020. This expense reduction was partially offset by new software product additions and increased mobile banking costs. The increase in 2019 as compared to 2018 was primarily due to higher mobile banking activity and software costs for new applications in several departments.

Interchange expense, which totaled $3.3 million, $3.2 million, and $2.7 million in 2020, 2019 and 2018, respectively, primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The increase in 2020 compared to 2019 was primarily due to increased debit card transaction volume. Increased debit card transaction volumes in 2019 compared to 2018 also contributed to the rise in this expense as well as the addition of a fraud detection service in early 2019.

Communications expense totaled $3.2 million, $2.9 million and $2.8 million in 2020, 2019 and 2018, respectively. The increase in 2020 relative to 2019 is primarily due to mailing costs related to the issuance of new contactless debit cards. The increase in 2019 as compared to 2018 was primarily due to the Merger.

Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $3.0 million, $2.7 million and $2.7 million in 2020, 2019 and 2018, respectively. These costs increased in 2020 due primarily to higher loan origination activity.

Conversion related expenses totaled $2.6 million in 2020. We are in the process of converting our core data processing system to a new system hosted by a different vendor. These 2020 expenses represent costs incurred for assistance from our existing vendor and fees from consultants who are assisting us in this conversion. We expect to continue to incur these costs through at least the second quarter of 2021. Also see Part II, Item 1A. Risk Factors of our Annual report on Form 10-K.

Advertising expense totaled $2.2 million, $2.5 million, and $2.2 million in 2020, 2019 and 2018, respectively. The decrease in 2020 compared to 2019 is due primarily to the receipt of a $0.2 million reimbursement from our debit card provider for certain eligible marketing costs that we incurred. The increase in 2019 as compared to 2018 was primarily due to increased outdoor advertising (billboards).

Legal and professional fees totaled $2.0 million, $1.8 million, and $1.8 million in 2020, 2019 and 2018, respectively. The increase in 2020 is due primarily to an increase in title search fees and bank examination fees (due to an increase in our asset size).

The amortization of intangible assets primarily relates to the Merger and branch acquisitions and the related amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those transactions. We had remaining unamortized intangible assets of $4.3 million and $5.3 million at December 31, 2020 and 2019 respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

FDIC deposit insurance expense totaled $1.6 million, $0.7 million, and $1.1 million in 2020, 2019 and 2018, respectively. FDIC deposit insurance expense increased in 2020 compared to 2019 due primarily due to the use of our FDIC Small Bank Assessment Credit (“the Assessment Credit”) in 2019 as well as an increase in our assessment rate and growth in our total assets. The decrease in 2019 as compared to 2018 was primarily due to the use of the Assessment Credit of approximately $0.7 million in 2019. We did not have any remaining Assessment Credit to apply against our 2020 FDIC deposit insurance expense.

Branch closure costs totaled $0.4 million for 2020. We closed eight Bank branches in 2020 (two on June 26, 2020 and six on July 31, 2020). These costs primarily represent write-downs of fixed assets (buildings, furniture and equipment) and lease assets.

The changes in costs related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments.

The provision for loss reimbursement on sold loans was an expense of $0.20 million, $0.23 million and $0.01 million in 2020, 2019 and 2018, respectively. This provision represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the Federal Home Loan Bank of Indianapolis). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have breached a representation or warranty or other contractual requirement related to the loan sale. The reserve for loss reimbursements on sold mortgage loans totaled $1.0 million and $0.9 million at December 31, 2020 and 2019, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate based upon our prior experience and other assumptions. However, future losses could exceed our current estimate.

Net gains (losses) on other real estate and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for loan losses. Net loss was $0.1 million in 2020 compared to net gain of $0.1 million and $0.7 million in 2019 and 2018 respectively. The net gain of $0.7 million in 2018 was primarily due to the sale of a commercial property in the fourth quarter of that year.

Merger related expenses totaled $3.5 million in 2018. These expenses included our investment banking fees, certain accounting and legal costs, various contract termination fees, data processing conversion costs, payments made on officer change-in-control contracts, and employee severance costs related to the Merger.

Other non-interest expenses totaled $5.0 million, $5.9 million, and $5.8 million in 2020, 2019 and 2018, respectively. The decrease in 2020 is primarily due to a decline in travel and entertainment costs due to COVID-19 pandemic related travel restrictions as well as a reduction in deposit account and debit card related fraud costs. The increase in 2019 as compared to 2018 was due to an increase in debit card and check fraud losses.

Income tax expense. We recorded an income tax expense of $13.3 million, $11.3 million and $9.3 million in 2020, 2019 and 2018, respectively. The 2020 increase in tax expense compared to 2019 and 2018 is due to higher taxable income.

Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance.

We assess whether a valuation allowance should be established against our deferred tax asset, net (“DTA”) based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2020 and 2019 that the realization of substantially all of our DTA continues to be more likely than not.

FINANCIAL CONDITION

Summary. Our total assets increased to $4.20 billion at December 31, 2020, compared to $3.56 billion at December 31, 2019, primarily due to growth in interest bearing deposits and securities available for sale. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $2.73 billion at December 31, 2020 and December 31, 2019. Growth in commercial loans of $75.7 million and installment loans of $15.9 million were partially offset by a decline in mortgage loans of $83.0 million. The decline in mortgage loans was due in part to a securitization and/or sale of $28.7 million of portfolio mortgage loans during the first quarter of 2020 as well as a higher mix of salable loans in our origination volumes. (See “Portfolio Loans and asset quality.”)

Deposits totaled $3.64 billion at December 31, 2020, compared to $3.04 billion at December 31, 2019. The $600.6 million increase in deposits is primarily due to growth in non-interest bearing deposits, savings and interest bearing checking deposits and reciprocal deposits that were partially offset by a decline in time and brokered time deposits.

The increase in commercial loans in 2020 is due primarily to loans extended under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration (“SBA”). The increase in deposits is due in part to the significant liquidity that has been injected into the economy through government programs, such as the PPP, as well as by monetary actions by the Federal Reserve Bank, all in response to the COVID-19 pandemic.

It is unclear as to when these various government stimulus programs may end and when ended, what the impact will be on our levels of Portfolio Loans and deposits. However, our liquidity and funding contingency plans take into account the possibility of significant reductions in commercial loans and deposits during 2021.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government- sponsored agencies, securities issued by states and political subdivisions, residential and commercial mortgage-backed securities, asset-backed securities, corporate securities, trust preferred securities and foreign government securities (that are denominated in U.S. dollars). We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”) Securities available for sale increased by $553.8 million during 2020, reflecting the deployment of a portion of the funds generated from the growth in deposits.

Our portfolio of securities available for sale is reviewed quarterly for impairment in value. In performing this review, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security, and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet these recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). We recorded no net impairment losses related to other than temporary impairment on securities available for sale in 2020, 2019 or 2018.

SECURITIES

		Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(In thousands)
Securities available for sale
December 31, 2020	$1,052,147	$21,416	$1,404	$1,072,159
December 31, 2019	$513,668	5,782	1,050	518,400

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

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) Due primarily to the expansion of our mortgage-banking activities and a change in mix in our mortgage loan originations, we are now originating and putting into Portfolio Loans more fixed rate mortgage loans compared to past periods. These fixed rate mortgage loans generally have terms from 15 to 30 years, do not have prepayment penalties and expose us to more interest rate risk. To date, our interest rate risk profile has not changed significantly. However, we are carefully monitoring this change in the composition of our Portfolio Loans and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. (See “Asset/liability management.”). As a result, we may utilize derivatives (interest rate swaps and interest rate caps) to manage interest rate risk and may continue to sell certain fixed rate and adjustable rate jumbo or other mortgage loans in the future.

In 2020 we sold or securitized $28.7 million of fixed and adjustable rate portfolio mortgage loans. In 2019, we sold or securitized $75.0 million (excludes the $40.6 million discussed below) of fixed and adjustable rate portfolio mortgage loans. In 2018, we sold $27.6 million of fixed and adjustable rate portfolio mortgage loans. In addition, in the fourth quarter of 2018 we reclassified $41.7 million (fair value of $41.5 million) of adjustable rate portfolio mortgage loans to held for sale. These loans (which totaled $40.6 million at the time of sale) were sold to another financial institution on a servicing released basis on January 30, 2019. All of these loan sales/securitizations were non-recourse (other than standard representations and warranties) and were executed primarily for asset/liability management purposes.

The PPP is a short-term, forgivable loan program primarily intended to help businesses impacted by COVID-19 to continue paying their employees. Also see Part II, Item 1A. Risk Factors below regarding the PPP.

A short summary of the PPP is as follows:

●
Terms of two years (five years for loans originated after June 5, 2020) with payments automatically deferred to the date the SBA remits the borrower’s loan forgiveness amount to the lender (or, if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period);

●	One percent interest rate;
●	No collateral or personal guarantees required;
●	No fees paid by the borrower, rather lenders are paid a fee through the SBA according to a set schedule based on loan size;
●	Loans are forgivable if at least 60% of the loan proceeds are used for payroll with the remainder being used for rent, mortgage interest and/or utilities; and
●	Streamlined forgiveness application process for PPP loans of $50,000 or less.

A summary of our participation in the PPP follows:

Paycheck Protection Program Volume

	As of December 31, 2020
	Amount (#)	Amount
	(Dollars in thousands)
Closed and outstanding	1,483	$169,782
Loans $50,000 and under	921	16,878
Forgiveness applications submitted to the SBA	808	122,962
Fees accreted into interest income during the year	n/a	5,557
Unaccreted net fees remaining at year-end	n/a	3,216
Average loan yield for the year	n/a	4.31%

Congress and the major bank regulatory agencies have encouraged banks to work with their borrowers to provide short-term loan payment relief during the COVID-19 national emergency. On March 22, 2020, an interagency statement was released by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the Conference of State Bank Supervisors, and the National Credit Union Administration that contained guidance regarding loan modifications made in response to the pandemic. In general, in order for a loan modification made in response to the pandemic to avoid being classified as a troubled debt restructuring (“TDR”):

●	The modified loan must be current when the modification is made;
●	The modification must be short term in nature (up to six months); and
●	Modifications may include payment deferrals, fee waivers, extensions of repayment terms or other delays in payment that are insignificant.

In addition, Section 4013 of the CARES Act provides temporary relief from the accounting and reporting requirements for TDRs regarding certain loan modifications for our customers. Section 4013 specified that COVID-19 related modifications on loans that were current as of December 31, 2019 are not TDRs.

In response to our customers’ needs during this time of economic uncertainty, we have initiated forbearance programs for our retail (mortgage and installment loans) and our commercial customers. We also have similar programs for mortgage loans that we service for others. Commercial loan accommodations are typically a three month interest-only period while retail loan (mortgage and installment) forbearances have primarily been payment suspensions for three months. To date, there have not been a significant number of requests for additional modifications. See note #4 to the Consolidated Financial Statements included within this report.

A summary of accommodations as of December 31, 2020 follows:

Commercial and Retail Loan COVID-19 Accommodations

	Covid-19 Accommodations
Loan Category	Loans (#)	Loans ($)	Total Loans	% of Total Loans
	(Dollars in thousands)
Commercial	2	$163	$1,242,415	0.0%
Mortgage	134	19,830	1,015,926	2.0
Installment	48	1,412	475,337	0.3
Total	184	$21,405	$2,733,678	0.8%
Mortgage loans serviced for others(1)	288	$42,897	$2,984,088	1.4%

(1)	We have delegated authority from all investors to grant these deferrals on their behalf.

Certain industries (such as hotels and restaurants) have been more adversely impacted by the COVID-19 pandemic and related periodic shut downs of our economy. We believe that the following industry concentrations within our commercial loan portfolio represent greater potential risk in the current economic environment. The balances below are as of December 31, 2020.

Commercial and industrial portfolio segment:

●	Retail - $93 million
●	Food service - $55 million
●	Hotel - $44 million

Commercial real estate portfolio segment:

●	Retail - $97 million
●	Office - $67 million
●	Multifamily - $58 million

We are closely monitoring these industry concentrations and at present do not foresee any significant losses relative to this portion of our loan portfolio given the current economic conditions in Michigan and the fact that many businesses have reopened. However, a high degree of uncertainty still exists with respect to the impact of the COVID-19 pandemic and the related economic disruptions on the future performance of our loan portfolio, including these concentrations.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2020	2019
	(In thousands)
Real estate(1)
Residential first mortgages	$792,762	$843,746
Residential home equity and other junior mortgages	138,128	166,735
Construction and land development	232,693	249,747
Other(2)	669,150	693,580
Consumer	468,090	448,297
Commercial	429,011	318,504
Agricultural	3,844	4,414
Total loans	$2,733,678	$2,725,023
(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS(1)

	December 31,
	2020	2019	2018
	(Dollars in thousands)
Non-accrual loans	$8,312	$10,178	$9,029
Loans 90 days or more past due and still accruing interest	—	—	5
Sub total	8,312	10,178	9,034
Less: Government guaranteed loans	439	646	460
Total non-performing loans	7,873	9,532	8,574
Other real estate and repossessed assets	766	1,865	1,299
Total non-performing assets	$8,639	$11,397	$9,873

As a percent of Portfolio Loans
Non-performing loans	0.29%	0.35%	0.33%
Allowance for loan losses	1.30	0.96	0.96
Non-performing assets to total assets	0.21	0.32	0.29
Allowance for loan losses as a percent of non-performing loans	450.01	274.32	290.27
(1)	Excludes loans classified as “troubled debt restructured” that are performing.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2020
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR’s	$7,956	$36,385		$44,341
Non-performing TDR’s(2)	1,148	1,584	(3)	2,732
Total	$9,104	$37,969		$47,073

	December 31, 2019
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDR’s	$7,974	$39,601		$47,575
Non-performing TDR’s(2)	540	2,607	(3)	3,147
Total	$8,514	$42,208		$50,722
(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans totaled $7.9 million, $9.5 million and $8.6 million at December 31, 2020, 2019 and 2018, respectively. The decrease in 2020 compared to 2019 was primarily due to a $1.5 million decrease in the residential mortgage loan portfolio segment compared to year-end 2019. Our collection and resolution efforts have generally resulted in a stable trend in non-performing loans. However, the credit impact of the COVID-19 pandemic, and more specifically the periodic, government-mandated closing of various segments of the economy in order to contain it, may have a negative impact on the level of non-performing loans and assets in the future, but as yet, the magnitude of that impact is undeterminable. As a result of this potential adverse impact, we have increased the subjective portion of our allowance for loan losses (“AFLL”) by $11.2 million (or 128.2%) during 2020. (See the further discussion of our AFLL below.) The increase in non-performing loans in 2019 as compared to 2018 was primarily in the residential mortgage loan portfolio segment that was partially offset by the pay-off or liquidation of non-performing commercial loans.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $44.3 million, or 1.6% of total Portfolio Loans, and $47.6 million, or 1.7% of total Portfolio Loans, at December 31, 2020 and 2019, respectively. The decrease in the amount of performing TDRs during 2020 reflects a decline in mortgage loan TDRs due primarily to payoffs and paydowns.

ORE and repossessed assets totaled $0.8 million at December 31, 2020, compared to $1.9 million at December 31, 2019. The decrease in ORE during 2020 reflects the sale of a $0.6 million commercial property as well as certain other retail properties.

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31,
	2020	2019	2018
	(In thousands)
Specific allocations	$5,581	$6,155	$6,310
Other adversely rated commercial loans	1,716	2,502	1,861
Historical loss allocations	8,214	8,764	7,792
Additional allocations based on subjective factors	19,918	8,727	8,925
Total	$35,429	$26,148	$24,888

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

The AFLL increased $9.28 million to $35.43 million at December 31, 2020 from $26.15 million at December 31, 2019 and was equal to 1.30% and 0.96% of total Portfolio Loans at December 31, 2020 and 2019, respectively.

Three of the four components of the AFLL outlined above decreased in 2020 compared to 2019. The AFLL related to specific loans decreased $0.6 million in 2020 due primarily to a $5.3 million decline in the amount such loans. The AFLL related to other adversely rated commercial loans decreased $0.8 million in 2020, primarily due to a decrease in the balance of such loans included in this component to $37.6 million from $54.4 million at December 31, 2019. The AFLL related to historical losses decreased $0.6 million in 2020 primarily due to a decrease in the balance of such loans included in this component. The AFLL related to subjective factors increased $11.2 million in 2020. The significant increase in the AFLL related to subjective factors is due principally to the economic shock of COVID-19 and various executive orders suspending or restricting certain businesses and operations, the significant increase in unemployment claims, especially in the State of Michigan, and elevated requests for payment relief from our borrowers.

During the first quarter of 2019, we deployed a third-party software solution (we previously used spreadsheet software) to assist in the determination of our AFLL. This new third-party software has also assisted us in moving to the expected loss framework that we implemented on January 1, 2021. Although the use of this new third-party software did not have any material impact on our overall AFLL, it did result in some classification shifts from the AFLL related to subjective factors into the AFLL related to historical losses as the new software model allowed us to capture longer historical look-back periods (previously this was being captured in the subjective portion of the AFLL).

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

ALLOWANCE FOR LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2020		2019		2018
	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments
	(Dollars in thousands)
Balance at beginning of year	$26,148	$1,542	$24,888	$1,296	$22,587	$1,125
Additions (deductions)
Provision for loan losses	12,463	—	824	—	1,503	—
Recoveries credited to allowance	3,069	—	3,961	—	4,622	—
Loans charged against the allowance	(6,251)	—	(3,525)	—	(3,824)	—
Additions included in non-interest expense	—	263	—	246	—	171
Balance at end of year	$35,429	$1,805	$26,148	$1,542	$24,888	$1,296
Net loans charged against the allowance to average Portfolio Loans	0.11%		(0.02)%		(0.03)%

In 2020, we recorded loan net charge offs of $3.2 million compared to loan net recoveries in 2019 and 2018 of $0.4 million and $0.8 million, respectively. The increase in net charge-offs in 2020 was attributed to a $4.0 million charge down of one specific commercial loan relationship whose balance was zero at December 31, 2020. The net recoveries in 2019 and 2018 primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and on-going collection efforts on previously charged-off loans.

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

Deposits totaled $3.64 billion and $3.04 billion at December 31, 2020 and 2019, respectively. The $600.6 million increase in deposits during 2020 is due to growth in non-interest bearing deposits, savings and interest bearing checking deposits and reciprocal deposits. Reciprocal deposits totaled $556.2 million and $431.0 million at December 31, 2020 and 2019, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network (formerly Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®). This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. The significant increase in reciprocal deposits is due in part to an automated sweep capability we introduced in mid-2018 as well as the marketing and sales efforts of our treasury management team.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2020, we had an estimated $755.7 million of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts. Other borrowings, comprised primarily of federal funds purchased and advances from the Federal Home Loan Bank (the “FHLB”), totaled $30.0 million and $88.6 million at December 31, 2020 and 2019, respectively.

As described above, we utilize wholesale funding, including federal funds purchased, FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2020, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $700.0 million, or 19.1% of total funding (deposits and total borrowings, excluding subordinated debt and debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2020, 2019 and 2018, we entered into $16.7 million, $74.5 million and $23.9 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.26 million, $0.94 million and $0.46 million of fee income related to these transactions during 2020, 2019 and 2018, respectively. In 2020 we entered into $42.0 million (notional amount) of pay fixed interest rate swaps to hedge the fair value of municipal bond securities. In 2019 we entered into a $7.1 million (notional amount) pay fixed interest rate swap to hedge the fair value of a fixed rate commercial loan. In 2018, we entered into (notional amounts): $10.0 million of pay fixed interest rate swaps and $105.0 million of interest rate caps. These swaps and caps were hedging short-term wholesale funding. See note #16 to our Consolidated Financial Statements.

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

At December 31, 2020, we had $370.5 million of time deposits (see note #8 to the Consolidated Financial Statements) that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $3.20 billion of our deposits at December 31, 2020, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $50.5 million as of December 31, 2020, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debt and debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. The table below summarizes our significant contractual obligations at December 31, 2020.

CONTRACTUAL COMMITMENTS(1)

	1 Year or Less	1-3 Years	3-5 Years	After 5 Years	Total
	(In thousands)
Time deposit maturities	$370,497	$57,388	$10,529	$603	$439,017
FHLB advances	—	—	—	30,000	30,000
Subordinated debt	—	—	—	39,281	39,281
Subordinated debentures	—	—	—	39,524	39,524
Operating lease obligations	1,669	2,711	1,624	2,525	8,529
Purchase obligations(2)	4,332	10,680	10,680	17,800	43,492
Total	$376,498	$70,779	$22,833	$129,733	$599,843
(1)	Excludes approximately $0.2 million of accrued tax and interest relative to uncertain tax benefits due to the high degree of uncertainty as to when, or if, those amounts would be paid.
(2)	Includes contracts with a minimum annual payment of $1.0 million and are not cancellable within one year.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2020	2019
	(In thousands)
Subordinated debt	$39,281	$—
Subordinated debentures	39,524	39,456
Amount not qualifying as regulatory capital	(505)	(1,224)
Amount qualifying as regulatory capital	78,300	38,232
Shareholders’ equity
Common stock	339,353	352,344
Retained earnings	40,145	1,611
Accumulated other comprehensive income (loss)	10,024	(3,786)
Total shareholders’ equity	389,522	350,169
Total capitalization	$467,822	$388,401

In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight

Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the December 31, 2020 balance of $39.3 million is net of remaining unamortized deferred issuance costs of approximately $0.7 million that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations.

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

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) is limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the new capital rules that went into effect in 2015 grandfathered the treatment of our trust preferred securities as qualifying regulatory capital.

Common shareholders’ equity increased to $389.5 million at December 31, 2020 from $350.2 million at December 31, 2019, due primarily to our net income and the change in our accumulated other comprehensive income (loss) that were partially offset by share repurchases and by dividends that we paid. Our tangible common equity (“TCE”) totaled $356.9 million and $316.5 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 8.56% and 8.96% at December 31, 2020 and 2019, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less intangible assets.

In December 2019, our Board of Directors authorized a 2020 share repurchase plan. Under the terms of the 2020 share repurchase plan, we were authorized to buy back 1,120,000 shares, or approximately 5%, of our outstanding common stock. During the first three months of 2020, we repurchased 678,929 shares at a weighted average purchase price of $20.30 per share. Due primarily to the economic uncertainty brought on by the COVID-19 pandemic, we suspended share repurchase activity on March 16, 2020. However, primarily as a result our strong financial performance and improved economic conditions, we reactivated the share repurchase plan in the fourth quarter of 2020 and acquired 30,027 shares at a weighted average price of $14.90. We repurchased a total of 708,956 shares at a weighted average price of $20.07 in 2020.

In December 2018, our Board of Directors authorized the 2019 share repurchase plan. Under the original terms of the share repurchase plan, we were authorized to buy back up to 5% of our outstanding common stock. In June 2019, our Board of Directors supplemented the 2019 share repurchase plan and authorized the repurchase of up to 300,000 additional common shares. These share repurchase plans expired on December 31, 2019. We repurchased 1,204,688 shares during 2019 at an average cost of $21.82 per share.

In December 2020, our Board of Directors authorized the 2021 share repurchase plan. Under the terms of the 2021 share repurchase plan, we are authorized to buy back up to 1,100,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2021, and is expected to last through December 31, 2021.

We currently pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.80, $0.72 and $0.60 per share for 2020, 2019 and 2018, respectively. We currently favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2020 and 2019, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).

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

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2020
200 basis point rise	$494,600	15.02%	$125,200	4.16%
100 basis point rise	483,200	12.37	123,700	2.91
Base-rate scenario	430,000	—	120,200	—
100 basis point decline	395,500	(8.02)	114,900	(4.41)

December 31, 2019
200 basis point rise	$472,500	1.13%	$123,900	1.23%
100 basis point rise	478,800	2.48	123,300	0.74
Base-rate scenario	467,200	—	122,400	—
100 basis point decline	412,100	(11.79)	118,100	(3.51)
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

At December 31, 2020 and 2019, we had approximately $16.9 million and $19.2 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2020. In making this assessment, we used the criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2020, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2020, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. Their report immediately follows our report.

William B. Kessel	Gavin A. Mohr
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 5, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses – Subjective Factors

As described in Notes 1 and 4 to the consolidated financial statements, the Corporation’s allowance for loan losses is a valuation account that reflects the Corporation’s estimation of probable incurred losses in its loan portfolio. The allowance for loan losses was $35,429,000 at December 31, 2020, which consists of two components: the valuation allowance for loans individually evaluated for impairment (“specific component”), representing $5,581,000, and the valuation allowance for loans collectively evaluated for impairment (“general component”), representing $29,848,000. The general component includes allocations using historical analysis based on probability of default and loss given default methodologies and additional allocations based on subjective factors.

The subjective factors include consideration of the following: local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio. Due to the significant judgment applied by management to determine the effect of the subjective factors, we identified the effect of the subjective factors on the allowance for loan losses as a critical audit matter as it involved especially subjective auditor judgment to audit management’s determination of the subjective factors and also required the use of senior level audit personnel.

The primary procedures we performed to address this critical audit matter included:

●	Testing the effectiveness of controls over the evaluation of the items used to estimate the subjective factors, including controls addressing:
○	Management’s review of the completeness and accuracy of data inputs used as the basis for the allowance allocations resulting from the subjective factors.
○
Management’s review of the reasonableness of the judgments and assumptions used to develop the subjective factors for the general component of the allowance for loan losses and the relevance to the loan segment in which it is applied.

●	Substantively testing management’s process, including evaluating their judgments and assumptions, for developing the subjective factors, which included:
○	Evaluation of the completeness and accuracy of data inputs used as a basis for the subjective factors.
○
Evaluation of the reasonableness of management’s judgments related to the qualitative and quantitative assessment of the data used in the determination of the subjective factors and the resulting allocation to the allowance. Among other procedures, our evaluation considered, evidence from internal and external sources, loan portfolio performance and whether such assumptions were applied consistently from period to period, including the relevance of the factors to the loan segment in which it is applied.

○	Evaluating the subjective factors year over year for directional consistency, testing for reasonableness, and obtaining evidence for significant changes.

Crowe LLP

We have served as the Corporation’s auditor since 2005.

Grand Rapids, Michigan
March 5, 2021

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2020	2019
	(In thousands, except share amounts)
Assets
Cash and due from banks	$56,006	$53,295
Interest bearing deposits	62,699	12,009
Cash and Cash Equivalents	118,705	65,304
Interest bearing deposits - time	-	350
Securities available for sale	1,072,159	518,400
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,359
Loans held for sale, carried at fair value	92,434	69,800
Loans
Commercial	1,242,415	1,166,695
Mortgage	1,015,926	1,098,911
Installment	475,337	459,417
Total Loans	2,733,678	2,725,023
Allowance for loan losses	(35,429)	(26,148)
Net Loans	2,698,249	2,698,875
Other real estate and repossessed assets, net	766	1,865
Property and equipment, net	36,127	38,411
Bank-owned life insurance	55,180	55,710
Capitalized mortgage loan servicing rights, carried at fair value	16,904	19,171
Other intangibles	4,306	5,326
Goodwill	28,300	28,300
Accrued income and other assets	62,456	44,823
Total Assets	$4,204,013	$3,564,694
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,153,473	$852,076
Savings and interest-bearing checking	1,526,465	1,186,745
Reciprocal	556,185	431,027
Time	287,402	376,877
Brokered time	113,830	190,002
Total Deposits	3,637,355	3,036,727
Other borrowings	30,012	88,646
Subordinated debt	39,281	-
Subordinated debentures	39,524	39,456
Accrued expenses and other liabilities	68,319	49,696
Total Liabilities	3,814,491	3,214,525
Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,853,800 shares at December 31, 2020 and 22,481,643 shares at December 31, 2019	339,353	352,344
Retained earnings	40,145	1,611
Accumulated other comprehensive income (loss)	10,024	(3,786)
Total Shareholders’ Equity	389,522	350,169
Total Liabilities and Shareholders’ Equity	$4,204,013	$3,564,694

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019	2018
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$123,159	$133,883	$116,865
Interest on securities available for sale
Taxable	12,655	11,842	10,874
Tax-exempt	2,926	1,342	1,743
Other investments	1,089	1,861	1,291
Total Interest Income	139,829	148,928	130,773
INTEREST EXPENSE
Deposits	12,666	23,425	14,478
Other borrowings and subordinated debt and debentures	3,551	2,922	3,013
Total Interest Expense	16,217	26,347	17,491
Net Interest Income	123,612	122,581	113,282
Provision for loan losses	12,463	824	1,503
Net Interest Income After Provision for Loan Losses	111,149	121,757	111,779
NON-INTEREST INCOME
Interchange income	11,230	10,297	9,905
Service charges on deposit accounts	8,517	11,208	12,258
Net gains on assets
Mortgage loans	62,560	19,978	10,597
Securities available for sale	267	307	138
Mortgage loan servicing, net	(9,350)	(3,336)	3,157
Other	7,521	9,282	8,760
Total Non-interest Income	80,745	47,736	44,815
NON-INTEREST EXPENSE
Compensation and employee benefits	74,781	67,501	62,078
Occupancy, net	8,938	9,013	8,912
Data processing	8,534	8,905	8,262
Furniture, fixtures and equipment	4,089	4,113	4,080
Interchange expense	3,342	3,215	2,702
Communications	3,194	2,947	2,848
Loan and collection	3,037	2,685	2,682
Conversion related expense	2,586	-	-
Advertising	2,230	2,450	2,155
Legal and professional	2,027	1,814	1,839
FDIC deposit insurance	1,596	685	1,081
Net (gains) losses on other real estate and repossessed assets	64	(90)	(672)
Merger related expense	-	-	3,465
Other	7,995	8,495	8,029
Total Non-interest Expense	122,413	111,733	107,461
Income Before Income Tax	69,481	57,760	49,133
Income tax expense	13,329	11,325	9,294
Net Income	$56,152	$46,435	$39,839
Net income per common share
Basic	$2.56	$2.03	$1.70
Diluted	$2.53	$2.00	$1.68
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2020	2019	2018
	(In thousands)

Net income	$56,152	$46,435	$39,839
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	15,611	10,235	(4,594)
Change in unrealized gains and losses for which a portion of other than temporary impairment has been recognized in earnings	(49)	(65)	(53)
Reclassification adjustments for gains included in earnings	(267)	(140)	(56)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	15,295	10,030	(4,703)
Income tax expense (benefit)	3,212	2,106	(988)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	12,083	7,924	(3,715)
Derivative instruments
Unrealized losses arising during period	(354)	(1,603)	(262)
Reclassification adjustment for (income) expense recognized in earnings	2,539	(425)	(237)
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments	2,185	(2,028)	(499)
Income tax expense (benefit)	458	(426)	(105)
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments, net of tax	1,727	(1,602)	(394)
Other comprehensive income (loss)	13,810	6,322	(4,109)
Comprehensive income	$69,962	$52,757	$35,730

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at January 1, 2018	$324,986	$(54,054)	$(5,999)	$264,933
Net income for 2018	-	39,839	-	39,839
Cash dividends declared, $0.60 per share	-	(14,055)	-	(14,055)
Repurchase of 587,969 shares of common stock	(12,681)	-	-	(12,681)
Acquistion of TCSB Bancorp, Inc.	64,536	-	-	64,536
Issuance of 152,549 shares of common stock	267	-	-	267
Share based compensation (issuance of 80,028 shares of common stock)	1,731	-	-	1,731
Share based compensation withholding obligation (withholding of 108,185 shares of common stock)	(1,467)	-	-	(1,467)
Other comprehensive loss	-	-	(4,109)	(4,109)
Balances at December 31, 2018	377,372	(28,270)	(10,108)	338,994
Net income for 2019	-	46,435	-	46,435
Cash dividends declared, $0.72 per share	-	(16,554)	-	(16,554)
Repurchase of 1,204,688 shares of common stock	(26,284)	-	-	(26,284)
Issuance of 71,799 shares of common stock	284	-	-	284
Share based compensation (issuance of 92,275 shares of common stock)	1,854	-	-	1,854
Share based compensation withholding obligation (withholding of 57,468 shares of common stock)	(882)	-	-	(882)
Other comprehensive income	-	-	6,322	6,322
Balances at December 31, 2019	352,344	1,611	(3,786)	350,169
Net income for 2020	-	56,152	-	56,152
Cash dividends declared, $0.80 per share	-	(17,618)	-	(17,618)
Repurchase of 708,956 shares of common stock	(14,231)	-	-	(14,231)
Issuance of 17,317 shares of common stock	15	-	-	15
Share based compensation (issuance of 103,429 shares of common stock)	1,980	-	-	1,980
Share based compensation withholding obligation (withholding of 39,633 shares of common stock)	(755)	-	-	(755)
Other comprehensive income	-	-	13,810	13,810
Balances at December 31, 2020	$339,353	$40,145	$10,024	$389,522

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Net Income	$56,152	$46,435	$39,839
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from the sale of equity securities at fair value	-	560	-
Proceeds from sales of loans held for sale	1,478,908	642,537	463,699
Disbursements for loans held for sale	(1,438,982)	(647,606)	(457,077)
Provision for loan losses	12,463	824	1,503
Deferred income tax (benefit) expense	(2,130)	1,088	9,294
Net deferred loan fees (costs)	1,686	(2,936)	(4,044)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	9,161	6,059	6,033
Net gains on mortgage loans	(62,560)	(19,978)	(10,597)
Net gains on securities available for sale	(267)	(307)	(138)
Net (gains) losses on other real estate and repossessed assets	64	(90)	(672)
Share based compensation	1,980	1,854	1,731
Increase in accrued income and other assets	(8,477)	(6,573)	(4,890)
Increase in accrued expenses and other liabilities	10,175	12,113	240
Total Adjustments	2,021	(12,455)	5,082
Net Cash From Operating Activities	58,173	33,980	44,921
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	38,095	68,716	48,736
Proceeds from maturities, prepayments and calls of securities available for sale	306,691	153,938	160,627
Purchases of securities available for sale	(859,068)	(237,672)	(103,493)
Proceeds from the sale of interest bearing deposits - time	-	-	2,474
Proceeds from the maturity of interest bearing deposits - time	350	250	3,728
Purchase of Federal Home Loan Bank stock	(68)	-	-
Purchase of Federal Reserve Bank stock	-	-	(2,038)
Net increase in portfolio loans (loans originated, net of principal payments)	(41,861)	(215,276)	(344,330)
Proceeds from the sale of portfolio loans	2,395	50,516	27,658
Cash received in the acquisition of TCSB Bancorp Inc.	-	-	23,516
Proceeds from the collection of vehicle service contract counterparty receivables	511	512	511
Proceeds from the sale of other real estate and repossessed assets	1,367	1,766	2,526
Proceeds from bank-owned life insurance	1,441	470	474
Proceeds from the sale of property and equipment	1,133	74	106
Capital expenditures	(4,383)	(4,936)	(3,862)
Net Cash Used in Investing Activities	(553,397)	(181,642)	(183,367)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	600,628	123,299	225,185
Net increase (decrease) in other borrowings	(24,994)	25,002	(6,600)
Proceeds from Federal Home Loan Bank advances	239,254	111,000	1,272,000
Payments of Federal Home Loan Bank advances	(272,910)	(73,143)	(1,308,697)
Proceeds from issuance of subordinated debt, net of issuance costs	39,236	-	-
Dividends paid	(17,618)	(16,554)	(14,055)
Proceeds from issuance of common stock	15	284	267
Repurchase of common stock	(14,231)	(26,284)	(12,681)
Share based compensation withholding obligation	(755)	(882)	(1,467)
Net Cash From Financing Activities	548,625	142,722	153,952
Net Increase (Decrease) in Cash and Cash Equivalents	53,401	(4,940)	15,506
Cash and Cash Equivalents at Beginning of Year	65,304	70,244	54,738
Cash and Cash Equivalents at End of Year	$118,705	$65,304	$70,244
Cash paid during the year for
Interest	$16,912	$26,697	$16,737
Income taxes	15,500	9,534	120
Operating leases	1,785	2,201	-
Transfers to other real estate and repossessed assets	332	2,242	1,510
Transfer of mortgage loans to held for sale	-	36,622	41,471
Securitization of portfolio loans	26,324	65,070	10,869
Right of use assets obtained in exchange for lease obligations	1,587	9,906	-
Purchase of securities available for sale not yet settled	1,000	-	-
Common stock and stock options issued in TCSB Bancorp, Inc. acquisition	-	-	64,536

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries (‘‘IBCP’’) conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the determination of the allowance for loan losses (‘‘AFLL’’) and the valuation of capitalized mortgage loan servicing rights. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our subsidiary, Independent Bank (‘‘Bank’’), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices as well as two loan productions offices we have in Ohio. At December 31, 2020, 67.0% of our Bank’s loan portfolio was secured by real estate.

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

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS — We account for our capitalized mortgage loan servicing rights under the fair value method of accounting. We recognize as separate assets the rights to service mortgage loans for others. The fair value of capitalized mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. Under the fair value method we measure capitalized mortgage loan servicing rights at fair value at each reporting date and report changes in fair value of capitalized mortgage loan servicing rights in earnings in the period in which the changes occur and are included in mortgage loan servicing, net in the Consolidated Statements of Operations. The fair values of capitalized mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $6.9 million, $6.2 million and $5.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. Late fees and ancillary fees related to loan servicing are not material.

TRANSFERS OF FINANCIAL ASSETS — Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
have been isolated from us, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SECURITIES — We classify our securities as equity, trading, held to maturity or available for sale. Equity securities are investments in certain equity stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any equity securities, trading securities or securities held to maturity at December 31, 2020 and 2019. Securities available for sale represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

We evaluate securities for other than temporary impairment (‘‘OTTI’’) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. In performing this evaluation, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the impact of changes in market interest rates on the market value of the security and (4) an assessment of whether we intend to sell, or it is more likely than not that we will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. For securities that do not meet the aforementioned recovery criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis.

FEDERAL HOME LOAN BANK (‘‘FHLB’’) STOCK — Our Bank subsidiary is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income in interest income-other investments on the Consolidated Statements of Operations.

FEDERAL RESERVE BANK (‘‘FRB’’) STOCK — Our Bank subsidiary is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income in interest income-other investments on the Consolidated Statements of Operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
deferred until the loan is advanced and are then recognized generally over the contractual life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for letters of credit are recognized as revenue over the life of the commitment.

ALLOWANCE FOR LOAN LOSSES — Portfolios are disaggregated into segments for purposes of determining the allowance for loan losses (‘‘AFLL’’) which include commercial, mortgage and installment loans. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) commercial and industrial and (ii) commercial real estate. Classes within the mortgage loan segment include (i) 1-4 family owner occupied - jumbo, (ii) 1-4 family owner occupied - non-jumbo, (iii) 1-4 family non-owner occupied (iv) 1-4 family - 2nd lien and (v) resort lending. Classes within the installment loan segment include  (i) boat lending, (ii) recreational vehicle lending, and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the AFLL by portfolio segment and credit quality information by class, see note #4.

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

The first AFLL element (specific allocations) reflects our estimate of probable incurred losses based upon our systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, discounted collateral exposure and discounted cash flow analysis. Impaired commercial, mortgage and installment loans are allocated AFLL amounts using this first element. The second AFLL element (other adversely rated commercial loans) reflects the application of our loan rating system. This rating system is similar to those employed by state and federal banking regulators. Commercial loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category that is based upon a historical analysis of both the probability of default and the expected loss rate (‘‘loss given default’’). The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied. The third AFLL element (historical loss allocations) is determined by assigning allocations to higher rated (‘‘non-watch credit’’) commercial loans using a probability of default and loss given default similar to the second AFLL element and to homogenous mortgage and installment loan groups based upon borrower credit score and portfolio segment. For homogenous mortgage and installment loans a probability of default for each homogenous pool is calculated by way of credit score migration. Historical loss data for each homogenous pool coupled with the associated probability of default is utilized to calculate an expected loss allocation rate. The fourth AFLL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to reasonably ensure that the overall AFLL appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We consider a number of subjective factors when determining this fourth element, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the overall loan portfolio.

During the first quarter of 2019, we deployed a third-party software solution (we previously used spreadsheet software) to assist in the determination of our AFLL. This new third-party software also has assisted us in moving to the expected loss framework that we plan to adopt on January 1, 2021. Although the use of this new third-party software did not have any material impact on our overall AFLL, it did result in some classification shifts from the AFLL related to subjective factors into the AFLL related to historical losses as the new software model allowed us to capture longer historical look-back periods (previously this was being captured in the subjective portion of the AFLL).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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

A loan is impaired when full payment under the loan terms is not expected. Generally, those loans included in each commercial loan class that are rated substandard, classified as non-performing or were classified as non-performing in the preceding quarter, are evaluated for impairment. Those loans included in each mortgage loan or installment loan class whose terms have been modified and considered a troubled debt restructuring are also impaired. Loans which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (‘‘TDR’’) and classified as impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class, are collectively evaluated for impairment and accordingly, they are not separately identified for impairment disclosures. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral. A loan can be removed from TDR status if it is subsequently restructured and the borrower is no longer experiencing financial difficulties and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for a new loan with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for a similar new loan.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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

A tax position is recognized as a benefit only if it is ‘‘more likely than not’’ that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

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

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset  or liability or of an unrecognized firm commitment (‘‘Fair Value Hedge’’), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (‘‘Cash Flow Hedge’’), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in interest income in our Consolidated Statements of Operations. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers and (iii) certain purchased and written options related to a time deposit product. The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are derived from proprietary models which utilize current market data and are included in net interest income in the Consolidated Statements of Operations. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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

COMMON STOCK — At December 31, 2020, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.6 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2019 and 2018 consolidated financial statements have been reclassified to conform to the 2020 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In August 2018, the Financial Accounting Standards Board (‘‘FASB’’) issued Accounting Standards Update (‘‘ASU’’) 2018-13, ‘‘Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement’’. This new ASU amends disclosure requirements in Topic 820 to eliminate, add and modify certain disclosure requirements for fair value measurements as part of its disclosure framework project. The amended guidance eliminates the requirements to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the entity’s policy for the timing of transfers between levels of the fair value hierarchy and the entity’s valuation processes for Level 3 fair value measurements. The amended guidance adds the requirements to disclose the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and for recurring and nonrecurring Level 3 fair value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
measurements, the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated, with certain exceptions. This amended guidance was effective for us on January 1, 2020, and did not have a material impact on our consolidated operating results or financial condition.

In June 2016, the FASB issued ASU 2016-13, ‘‘Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments’’. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU:

•
Replaces the existing incurred loss impairment guidance and establishes a single allowance framework for financial assets carried at amortized cost, which will reflect our estimate of credit losses over the full remaining expected life of the financial assets and will consider expected future changes in macroeconomic conditions.

•
Eliminates existing guidance for purchase credit impaired (‘‘PCI’’) loans, and requires recognition of the nonaccretable difference as an increase to the allowance for expected credit losses on financial assets purchased with more than insignificant credit deterioration since origination, which will be offset by an increase in the recorded investment of the related loans.

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

We began evaluating this ASU in 2016 and established a company-wide, cross-discipline governance structure, which provides implementation oversight. We continued to test and refine our current expected credit loss models that satisfied the requirements of this ASU. Oversight and testing, as well as efforts to meet expanded disclosure requirements, extended through the end of 2020. We currently expect to estimate losses over approximately a one year forecast period using external economic forecast sources, including the Federal Open Market Committee median economic projections, and then revert to longer term historical loss experience to estimate losses over more extended periods. We were originally required to adopt this ASU on January 1, 2020 but section 4014 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act allowed for temporary relief from applying this ASU.  Under the amended CARES Act we were allowed to delay the adoption of this ASU until the earlier of the termination of the national emergency that was declared on March 13, 2020, or January 1, 2022.  Early adoption is also allowed on either January 1, 2020 or January 1, 2021. As such, we chose to delay the adoption of this ASU during 2020 and continue to utilize the existing incurred loss impairment methodology to calculate our allowance for loan losses and our provision for loan losses as required under Accounting Standards Codification 310 (Receivables). We plan to adopt this ASU as allowed under the amended CARES Act on January 1, 2021.

We expect to recognize a one-time cumulative effect adjustment to beginning retained earnings at January 1, 2021 increasing the allowance for loan losses.  We are estimating an increase to the allowance for loan losses at that time to be in the range of $10.5 million to $12.5 million primarily driven by the longer contractual maturities of our mortgage and consumer installment loan portfolio segments. In addition, we currently expect this ASU to increase the allowance for losses related to unfunded loan commitments between $0.5 million and $1.5 million. The ultimate impact of adopting this ASU, and at each subsequent reporting period, is highly dependent on credit quality, economic forecasts and conditions, composition of our loan portfolios and securities available for sale, along with other management judgments. The transition adjustment to record the allowance for credit losses may fall outside of our estimated increase based on the finalization of assumptions including qualitative adjustments and the economic forecast used in calculating the allowance for credit losses upon the adoption of CECL.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
We do not expect a material allowance for credit losses to be recorded on securities available for sale upon adoption of this ASU.

In March 2020, the FASB issued ASU 2020-04, ‘‘Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting’’. This new ASU provides temporary optional expedients and exceptions to GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. Entities can elect not to apply certain modification accounting requirements to contracts affected by reference rate reform, if certain criteria are met. Entities that make such elections would not have to remeasure contracts at the modification date or reassess a previous accounting determination.  Entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met.  This amended guidance and our ability to elect its temporary optional expedients and exceptions are effective for us as of March 12, 2020 through December 31, 2022.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

During March 2020 the FRB, in response to the COVID-19 pandemic, reduced our Bank’s reserve balance requirements to zero. Prior to that time our Bank was required to maintain reserve balances in the form of vault cash and balances with the FRB. The average reserve balances to be maintained during 2020 and 2019 were $9.2 million and $26.6 million, respectively. We do not maintain compensating balances with correspondent banks. We are also required to maintain reserve balances related to certain mortgage banking related derivatives not classified as hedges and to our merchant payment processing operations and for certain investment security transactions. These balances are held at unrelated financial institutions and totaled $0.74 million and $0.01 million at December 31, 2020 and 2019, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)
2020
U.S. agency	$10,456	$305	$13	$10,748
U.S. agency residential mortgage-backed	340,224	4,951	593	344,582
U.S. agency commercial mortgage-backed	6,869	326	-	7,195
Private label mortgage-backed	41,429	1,539	139	42,829
Other asset backed	252,596	1,796	211	254,181
Obligations of states and political subdivisions	315,795	8,676	178	324,293
Corporate	82,307	3,807	97	86,017
Trust preferred	1,971	-	173	1,798
Foreign government	500	16	-	516
Total	$1,052,147	$21,416	$1,404	$1,072,159

2019
U.S. agency	$14,591	$89	$19	$14,661
U.S. agency residential mortgage-backed	226,130	1,910	278	227,762
U.S. agency commercial mortgage-backed	10,671	113	28	10,756
Private label mortgage-backed	39,248	544	99	39,693
Other asset backed	94,158	103	375	93,886
Obligations of states and political subdivisions	94,499	1,724	121	96,102
Corporate	31,904	1,296	5	33,195
Trust preferred	1,968	-	125	1,843
Foreign government	499	3	-	502
Total	$513,668	$5,782	$1,050	$518,400

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
At December 31, 2020 we have entered into a pay-fixed interest rate swap to protect a portion of the fair value of certain securities available for sale. The fair value adjustment to securities available for sale was an unrealized loss of $0.015 million at December 31, 2020.  See note 16 - Derivative Financial Instruments.

Total OTTI recognized in accumulated other comprehensive income (loss) for securities available for sale was zero at both December 31, 2020 and 2019, respectively.

Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)

2020
U.S. agency	$1,469	$3	$2,329	$10	$3,798	$13
U.S. agency residential mortgage-backed	96,839	592	83	1	96,922	593
Private label mortgage-backed	11,838	95	2,050	44	13,888	139
Other asset backed	7,142	25	21,197	186	28,339	211
Obligations of states and political subdivisions	28,957	177	800	1	29,757	178
Corporate	1,924	97	-	-	1,924	97
Trust preferred	-	-	1,798	173	1,798	173
Total	$148,169	$989	$28,257	$415	$176,426	$1,404

2019
U.S. agency	$2,782	$8	$2,712	$11	$5,494	$19
U.S. agency residential mortgage-backed	56,377	126	13,551	152	69,928	278
U.S. agency commercial mortgage-backed	3,284	24	659	4	3,943	28
Private label mortgage-backed	16,387	55	343	44	16,730	99
Other asset backed	34,027	233	13,839	142	47,866	375
Obligations of states and political subdivisions	15,666	84	5,396	37	21,062	121
Corporate	2,125	5	-	-	2,125	5
Trust preferred	-	-	1,843	125	1,843	125
Total	$130,648	$535	$38,343	$515	$168,991	$1,050

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

U.S. agency, U.S. agency residential mortgage-backed securities and U.S. agency commercial mortgage backed securities — at December 31, 2020, we had 25 U.S. agency, and 37 U.S. agency residential mortgage-backed securities whose fair value is less than amortized cost. The  unrealized losses are largely attributed to widening spreads to Treasury bond since acquisition.

Private label mortgage backed, other asset backed and corporate securities — at December 31, 2020, we had 20 private label mortgage backed, 33 other asset backed and four corporate securities whose fair value is less than amortized cost. Unrealized losses are primarily due to credit spread since their acquisition.

Two private label mortgage-backed securities (discussed further below) were reviewed for other than temporary impairment (‘‘OTTI’’) utilizing a cash flow projection. The cash flow analysis forecasts cash flow from the underlying loans in each transaction and then applies these cash flows to the bonds in the securitization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Obligations of states and political subdivisions — at December 31, 2020, we had 27 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to wider benchmark pricing spreads since acquisition.

Trust preferred securities — at December 31, 2020, we had two trust preferred securities whose fair value is less than amortized cost. Both of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. One of the securities is rated by a major rating agency as investment grade while the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.87 million as of December 31, 2020, continues to have satisfactory credit metrics and make interest payments.

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

We recorded zero credit related OTTI charges in the Consolidated Statements of Operations on securities available for sale during 2020, 2019, and 2018.

At December 31, 2020, two private label mortgage-backed securities had credit related OTTI and are summarized as follows:

	Senior Security	Super Senior Security	Total
	(In thousands)

As of December 31, 2020
Fair value	$373	$505	$878
Amortized cost	350	326	676
Non-credit unrealized loss	-	-	-
Unrealized gain	23	179	202
Cumulative credit related OTTI	757	457	1,214

Both of these securities are receiving principal and interest payments similar to principal reductions in the underlying collateral and have unrealized gains at December 31, 2020. The original amortized cost (current amortized cost excluding cumulative credit related OTTI) for each of these securities has been permanently adjusted downward for previously recorded credit related OTTI. The unrealized loss (based on original amortized cost) for these securities is now less than previously recorded credit related OTTI amounts.

A roll forward of credit losses recognized in earnings on securities available for sale for the years ending December 31 follow:

	2020	2019	2018
	(In thousands)
	$1,214	$1,594	$1,594
Additions to credit losses on securities for which no previous OTTI was recognized	-	-	-
Increases to credit losses on securities for which OTTI was previously recognized	-	-	-
Reduction(1)	-	(380)	-
Total	$1,214	$1,214	$1,594

(1)	During 2019 one security with previously recorded OTTI was settled and balance is now zero.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The amortized cost and fair value of securities available for sale at December 31, 2020, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$21,244	$21,412
Maturing after one year but within five years	79,837	82,725
Maturing after five years but within ten years	76,454	80,060
Maturing after ten years	233,494	239,175
	411,029	423,372
U.S. agency residential mortgage-backed	340,224	344,582
U.S. agency commercial mortgage-backed	6,869	7,195
Private label mortgage-backed	41,429	42,829
Other asset backed	252,596	254,181
Total	$1,052,147	$1,072,159

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains (1)	Losses
	(In thousands)
2020	$38,095	$271	$4
2019	68,716	248	108
2018	48,736	192	136

(1)	2018 excludes a $0.144 million gain on the sale of 1,000 VISA Class B shares.

Certain preferred stocks which were all sold during 2019 had been classified as equity securities at fair value in our Consolidated Statement of Financial Condition. During 2019 and 2018, we recognized gains (losses) on these preferred stocks of $0.17 million and $(0.06) million, respectively, that are included in net gains on securities in the Consolidated Statements of Operations. Zero and $(0.06) million of these amounts relate to gains (losses) recognized on preferred stock still held at each respective year end.

Securities available for sale with a book value of $14.0 million and $8.7 million at December 31, 2020 and 2019, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity  at  December 31, 2020 or 2019.

NOTE 4 – LOANS

Our loan portfolios at December 31 follow:

	2020	2019
	(In thousands)
Real estate (1)
Residential first mortgages	$792,762	$843,746
Residential home equity and other junior mortgages	138,128	166,735
Construction and land development	232,693	249,747
Other (2)	669,150	693,580
Consumer	468,090	448,297
Commercial	429,011	318,504
Agricultural	3,844	4,414
Total loans	$2,733,678	$2,725,023

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Loans include net deferred loan costs of $14.6 million and $16.3 million at December 31, 2020 and 2019, respectively.

During 2020, we securitized $26.3 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac and recognized a gain on sale of $0.72 million.  We also sold $2.4 million of portfolio residential fixed rate mortgage loans servicing retained into the secondary market and recognized a gain on sale of $0.07 million.  These transactions were done primarily for asset/liability management purposes.

During 2019, we sold $40.6 million of residential adjustable rate mortgage loans servicing released (classified on the Consolidated Statements of Financial Condition as held for sale, carried at the lower of cost or fair value at December 31, 2018) to another financial institution and recognized a gain on sale of $0.01 million. We also securitized $65.1 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac and recognized a gain on sale of $1.7 million. In addition, we sold $9.9 million of residential fixed and adjustable rate portfolio mortgage loans servicing retained to another financial institution and recognized a gain on sale of $0.07 million. These transactions were done primarily for asset/liability management purposes.

During 2018, we sold $27.6 million of residential fixed and adjustable rate portfolio mortgage loans servicing retained to another financial institution and recognized a gain on sale of $0.04 million. We also securitized $10.9 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac recognizing a loss on sale of approximately $0.1 million. These transactions were done primarily for asset/liability management purposes.

An analysis of the allowance for loan losses by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2020
Balance at beginning of period	$7,922	$8,216	$1,283	$8,727	$26,148
Additions (deductions)
Provision for loan losses	1,751	(915)	436	11,191	12,463
Recoveries credited to allowance	1,804	513	752	-	3,069
Loans charged against the allowance	(4,076)	(816)	(1,359)	-	(6,251)
Balance at end of period	$7,401	$6,998	$1,112	$19,918	$35,429

2019
Balance at beginning of period	$7,090	$7,978	$895	$8,925	$24,888
Additions (deductions)
Provision for loan losses	(651)	526	1,147	(198)	824
Recoveries credited to allowance	2,165	933	863	-	3,961
Loans charged against the allowance	(682)	(1,221)	(1,622)	-	(3,525)
Balance at end of period	$7,922	$8,216	$1,283	$8,727	$26,148

2018
Balance at beginning of period	$5,595	$8,733	$864	$7,395	$22,587
Additions (deductions)
Provision for loan losses	(946)	457	462	1,530	1,503
Recoveries credited to allowance	2,889	734	999	-	4,622
Loans charged against the allowance	(448)	(1,946)	(1,430)	-	(3,824)
Balance at end of period	$7,090	$7,978	$895	$8,925	$24,888

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Allowance for loan losses and recorded investment in loans by portfolio segment at December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2020
Allowance for loan losses:
Individually evaluated for impairment	$1,266	$4,124	$191	$-	$5,581
Collectively evaluated for impairment	6,135	2,874	921	19,918	29,848
Loans acquired with deteriorated credit quality	-	-	-	-	-
Total ending allowance for loan losses balance	$7,401	$6,998	$1,112	$19,918	$35,429

Loans
Individually evaluated for impairment	$9,431	$39,245	$1,996		$50,672
Collectively evaluated for impairment	1,236,052	980,449	474,379		2,690,880
Loans acquired with deteriorated credit quality	468	410	147		1,025
Total loans recorded investment	1,245,951	1,020,104	476,522		2,742,577
Accrued interest included in recorded investment	3,536	4,178	1,185		8,899
Total loans	$1,242,415	$1,015,926	$475,337		$2,733,678

2019
Allowance for loan losses:
Individually evaluated for impairment	$1,031	$4,863	$261	$-	$6,155
Collectively evaluated for impairment	6,891	3,353	1,022	8,727	19,993
Loans acquired with deteriorated credit quality	-	-	-	-	-
Total ending allowance for loan losses balance	$7,922	$8,216	$1,283	$8,727	$26,148

Loans
Individually evaluated for impairment	$9,393	$43,574	$2,925		$55,892
Collectively evaluated for impairment	1,158,906	1,058,917	457,370		2,675,193
Loans acquired with deteriorated credit quality	1,394	575	316		2,285
Total loans recorded investment	1,169,693	1,103,066	460,611		2,733,370
Accrued interest included in recorded investment	2,998	4,155	1,194		8,347
Total loans	$1,166,695	$1,098,911	$459,417		$2,725,023

Non-performing loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.5 million, $0.4 million and $0.4 million of interest income would have been recognized in each of the years ended 2020, 2019 and 2018, respectively. Interest income recorded on these loans was approximately zero during each of the years ended 2020, 2019 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Loans on non-accrual status and past due more than 90 days (‘‘Non-performing Loans’’) at December 31 follow(1):

	90+ and Still Accruing	Non- Accrual	Total Non- Performing Loans
	(In thousands)
2020
Commercial
Commercial and industrial (2)	$-	$1,387	$1,387
Commercial real estate	-	-	-
Mortgage
1-4 family owner occupied - jumbo	-	623	623
1-4 family owner occupied - non-jumbo (3)	-	2,281	2,281
1-4 family non-owner occupied	-	1,112	1,112
1-4 family - 2nd lien	-	1,344	1,344
Resort lending	-	607	607
Installment
Boat lending	-	52	52
Recreational vehicle lending	-	74	74
Other	-	393	393
Total recorded investment	$-	$7,873	$7,873
Accrued interest included in recorded investment	$-	$-	$-
2019
Commercial
Commercial and industrial (2)	$-	$565	$565
Commercial real estate	-	735	735
Mortgage
1-4 family owner occupied - jumbo	-	1,179	1,179
1-4 family owner occupied - non-jumbo (3)	-	3,540	3,540
1-4 family non-owner occupied	-	1,039	1,039
1-4 family - 2nd lien	-	979	979
Resort lending	-	690	690
Installment
Boat lending	-	332	332
Recreational vehicle lending	-	3	3
Other	-	470	470
Total recorded investment	$-	$9,532	$9,532
Accrued interest included in recorded investment	$-	$-	$-

(1)	Non-performing loans exclude purchase credit impaired loans.
(2)	Non-performing commercial and industrial loans exclude $0.053 million and $0.077 million of government guaranteed loans at December 31, 2020 and 2019, respectively.
(3)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $0.386 million and $0.569 million of government guaranteed loans at December 31, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not	Total
	30-59 days	60-89 days	90+ days	Total	Past Due	Loans
	(In thousands)
2020
Commercial
Commercial and industrial	$5,003	$131	$70	$5,204	$671,115	$676,319
Commercial real estate	2,600	-	-	2,600	567,032	569,632
Mortgage
1-4 family owner occupied - jumbo	761	-	623	1,384	438,794	440,178
1-4 family owner occupied - non-jumbo	1,888	453	502	2,843	264,730	267,573
1-4 family non-owner occupied	1,184	139	476	1,799	157,977	159,776
1-4 family - 2nd lien	710	228	732	1,670	92,860	94,530
Resort lending	32	195	358	585	57,462	58,047
Installment
Boat lending	95	101	-	196	207,317	207,513
Recreational vehicle lending	207	37	48	292	169,282	169,574
Other	337	162	199	698	98,737	99,435
Total recorded investment	$12,817	$1,446	$3,008	$17,271	$2,725,306	$2,742,577
Accrued interest included in recorded investment	$147	$22	$-	$169	$8,730	$8,899

2019
Commercial
Commercial and industrial	$-	$289	$102	$391	$564,480	$564,871
Commercial real estate	177	-	735	912	603,910	604,822
Mortgage
1-4 family owner occupied - jumbo	1,757	1,037	-	2,794	398,759	401,553
1-4 family owner occupied - non-jumbo	2,672	852	1,387	4,911	342,349	347,260
1-4 family non-owner occupied	695	136	623	1,454	168,083	169,537
1-4 family - 2nd lien	909	90	386	1,385	115,157	116,542
Resort lending	364	53	565	982	67,192	68,174
Installment
Boat lending	337	107	88	532	202,750	203,282
Recreational vehicle lending	161	97	3	261	153,184	153,445
Other	377	275	202	854	103,030	103,884
Total recorded investment	$7,449	$2,936	$4,091	$14,476	$2,718,894	$2,733,370
Accrued interest included in recorded investment	$74	$34	$-	$108	$8,239	$8,347

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Impaired loans are as follows:

	December 31,
	2020	2019
	(In thousands)
Impaired loans with no allocated allowance for loan losses
TDR	$93	$337
Non - TDR	1,367	1,550
Impaired loans with an allocated allowance for loan losses
TDR - allowance based on collateral	9,027	1,587
TDR - allowance based on present value cash flow	37,953	48,798
Non - TDR - allowance based on collateral	1,873	3,365
Total impaired loans	$50,313	$55,637

Amount of allowance for loan losses allocated
TDR - allowance based on collateral	$1,058	$542
TDR - allowance based on present value cash flow	3,755	4,641
Non - TDR - allowance based on collateral	768	972
Total amount of allowance for loan losses allocated	$5,581	$6,155

Impaired loans by class as of December 31 are as follows:

	2020			2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Commercial and industrial	$77	$80	$-	$257	$257	$-
Commercial real estate	-	-	-	796	796	-
Mortgage
1-4 family owner occupied - jumbo	623	629	-	-	-	-
1-4 family owner occupied - non-jumbo	-	-	-	212	217	-
1-4 family non-owner occupied	305	473	-	214	366	-
1-4 family - 2nd lien	301	304	-	407	438	-
Resort lending	154	379	-	-	-	-
Installment
Boat lending	-	-	-	-	-	-
Recreational vehicle lending	-	-	-	-	-	-
Other	-	-	-	1	41	-
	1,460	1,865	-	1,887	2,115	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
	2020			2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
	(In thousands)
With an allowance for loan losses recorded:
Commercial
Commercial and industrial	2,227	2,370	756	1,655	1,706	453
Commercial real estate	7,127	7,096	510	6,685	6,661	578
Mortgage
1-4 family owner occupied - jumbo	506	880	50	1,447	1,445	91
1-4 family owner occupied - non-jumbo	21,655	22,311	2,300	10,163	10,695	1,031
1-4 family non-owner occupied	4,335	4,704	495	4,962	5,542	572
1-4 family - 2nd lien	811	829	200	14,059	15,243	1,695
Resort lending	10,555	10,764	1,079	12,110	12,263	1,474
Installment
Boat lending	7	11	2	-	-	-
Recreational vehicle lending	87	100	19	-	-	-
Other	1,902	2,040	170	2,924	3,153	261
	49,212	51,105	5,581	54,005	56,708	6,155
Total
Commercial
Commercial and industrial	2,304	2,450	756	1,912	1,963	453
Commercial real estate	7,127	7,096	510	7,481	7,457	578
Mortgage
1-4 family owner occupied - jumbo	1,129	1,509	50	1,447	1,445	91
1-4 family owner occupied - non-jumbo	21,655	22,311	2,300	10,375	10,912	1,031
1-4 family non-owner occupied	4,640	5,177	495	5,176	5,908	572
1-4 family - 2nd lien	1,112	1,133	200	14,466	15,681	1,695
Resort lending	10,709	11,143	1,079	12,110	12,263	1,474
Installment
Boat lending	7	11	2	-	-	-
Recreational vehicle lending	87	100	19	-	-	-
Other	1,902	2,040	170	2,925	3,194	261
Total	$50,672	$52,970	$5,581	$55,892	$58,823	$6,155

Accrued interest included in recorded investment	$359			$255

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Average recorded investment in and interest income earned (of which the majority of these amounts were received in cash and related primarily to performing TDR’s) on impaired loans by class for the years ended December 31 follows:

	2020		2019		2018
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related allowance for loan losses recorded:
Commercial
Commercial and industrial	$125	$9	$51	$-	$378	$20
Commercial real estate	159	-	278	5	961	-
Mortgage
1-4 family owner occupied - jumbo	408	-	-	-	41	-
1-4 family owner occupied - non-jumbo	252	4	201	-	15	27
1-4 family non-owner occupied	308	10	123	-	-	-
1-4 family - 2nd lien	380	-	136	7	-	-
Resort lending	92	-	-	-	-	-
Installment
Boat lending	-	-	-	-	-	-
Recreational vehicle lending	-	-	-	-	-	-
Other	-	-	-	1	1	11
	1,724	23	789	13	1,396	58
With an allowance for loan losses recorded:
Commercial
Commercial and industrial	2,230	242	2,256	72	2,641	127
Commercial real estate	10,751	1,043	5,778	315	5,199	288
Mortgage
1-4 family owner occupied - jumbo	1,083	84	995	39	1,335	69
1-4 family owner occupied - non-jumbo	19,624	2,033	15,183	594	28,183	1,408
1-4 family non-owner occupied	4,664	375	2,874	291	5,475	314
1-4 family - 2nd lien	3,376	22	13,383	809	284	12
Resort lending	11,316	799	11,697	669	14,687	606
Installment
Boat lending	59	1	54	-	1	-
Recreational vehicle lending	81	4	22	-	84	4
Other	2,416	225	3,186	189	3,640	224
	55,600	4,828	55,428	2,978	61,529	3,052
Total
Commercial
Commercial and industrial	2,355	251	2,307	72	3,019	147
Commercial real estate	10,910	1,043	6,056	320	6,160	288
Mortgage
1-4 family owner occupied - jumbo	1,491	84	995	39	1,376	69
1-4 family owner occupied - non-jumbo	19,876	2,037	15,384	594	28,198	1,435
1-4 family non-owner occupied	4,972	385	2,997	291	5,475	314
1-4 family - 2nd lien	3,756	22	13,519	816	284	12
Resort lending	11,408	799	11,697	669	14,687	606
Installment
Boat lending	59	1	54	-	1	-
Recreational vehicle lending	81	4	22	-	84	4
Other	2,416	225	3,186	190	3,641	235
Total	$57,324	$4,851	$56,217	$2,991	$62,925	$3,110

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Troubled debt restructurings at December 31 follow:

	2020
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$7,956	$36,385		$44,341
Non-performing TDR’s (2)	1,148	1,584	(3)	2,732
Total	$9,104	$37,969		$47,073

	2019
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$7,974	$39,601		$47,575
Non-performing TDR’s (2)	540	2,607	(3)	3,147
Total	$8,514	$42,208		$50,722

(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $4.8 million and $5.2 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2020 and 2019, respectively. We have committed to lend additional amounts totaling up to $0.07 million and $0.05 million at December 31, 2020 and 2019, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

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

Loans that have been classified as troubled debt restructurings during the years ended December 31 follow:

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)
2020
Commercial
Commercial and industrial	7	$1,207	$1,207
Commercial real estate	4	7,012	7,012
Mortgage
1-4 family owner occupied - jumbo	-	-	-
1-4 family owner occupied - non-jumbo	5	357	374
1-4 family non-owner occupied	2	111	116
1-4 family - 2nd lien	2	44	46
Resort lending	-	-	-
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	4	91	93
Total	24	$8,822	$8,848

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)

2019
Commercial
Commercial and industrial	8	$1,609	$1,609
Commercial real estate	3	1,479	1,479
Mortgage
1-4 family owner occupied - jumbo	-	-	-
1-4 family owner occupied - non-jumbo	2	478	483
1-4 family non-owner occupied	1	507	505
1-4 family - 2nd lien	3	75	75
Resort lending	-	-	-
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	7	188	191
Total	24	$4,336	$4,342
2018
Commercial
Commercial and industrial	7	$652	$652
Commercial real estate	2	204	204
Mortgage
1-4 family owner occupied - jumbo	1	419	419
1-4 family owner occupied - non-jumbo	9	991	994
1-4 family non-owner occupied	-	-	-
1-4 family - 2nd lien	-	-	-
Resort lending	1	115	114
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	14	708	709
Total	34	$3,089	$3,092

The troubled debt restructurings described above increased (decreased) the AFLL by $0.04 million, $0.50 million and $(0.19) million during the years ended December 31, 2020, 2019 and 2018, respectively and resulted in charge offs of zero during each of the years ended December 31, 2020, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Loans that have been classified as troubled debt restructured during the past twelve months and that have subsequently defaulted during the years ended December 31 follows:

	Number of Contracts	Recorded Balance
2020	(Dollars in thousands)
Commercial
Commercial and industrial	-	$-
Commercial real estate	-	-
Mortgage
1-4 family owner occupied - jumbo	-	-
1-4 family owner occupied - non-jumbo	-	-
1-4 family non-owner occupied	-	-
1-4 family - 2nd lien	-	-
Resort lending	-	-
Installment
Boat lending	-	-
Recreational vehicle lending	-	-
Other	-	-
Total	-	$-

2019
Commercial
Commercial and industrial	1	$19
Commercial real estate	-	-
Mortgage
1-4 family owner occupied - jumbo	-	-
1-4 family owner occupied - non-jumbo	1	12
1-4 family non-owner occupied	-	-
1-4 family - 2nd lien	-	-
Resort lending	-	-
Installment
Boat lending	-	-
Recreational vehicle lending	-	-
Other	-	-
Total	2	$31

2018
Commercial
Commercial and industrial	-	$-
Commercial real estate	-	-
Mortgage
1-4 family owner occupied - jumbo	-	-
1-4 family owner occupied - non-jumbo	-	-
1-4 family non-owner occupied	-	-
1-4 family - 2nd lien	-	-
Resort lending	-	-
Installment
Boat lending	-	-
Recreational vehicle lending	-	-
Other	1	13
Total	1	$13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

The troubled debt restructurings that subsequently defaulted described above increased (decreased) the AFLL by zero during each of the years ended December 31, 2020, 2019 and 2018 and resulted in charge offs of zero during each of the years ended December 31, 2020, 2019 and 2018.

The terms of certain other loans were modified during the years ending December 31, 2020, 2019 and 2018 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

In order to determine whether a borrower is experiencing financial difficulty, we perform an evaluation of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under our internal underwriting policy.

Non-TDR Loan Modifications and Paycheck Protection Program (“PPP”) due to COVID-19 - On March 22, 2020, the federal banking agencies issued an “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus”.  This guidance encourages financial institutions to work prudently with borrowers that may be unable to meet their contractual obligations because of the effects of COVID-19.  The guidance goes on to explain that in consultation with the Financial Accounting Standards Board staff that the federal banking agencies conclude that short-term modifications (e.g. six months or less) made on a good faith basis to borrowers who were current (less than 30 days past due) as of the implementation date of a relief program are not TDRs.  In addition, on March 27, 2020, the CARES Act was signed into law.  Section 4013 of the CARES Act also addressed COVID-19 related modifications and specified that COVID-19 related modifications on loans that were current (less than 30 days past due) as of December 31, 2019 are not TDRs.  We are assisting both commercial and retail (mortgage and installment) borrowers with reduced or suspended payments. Commercial loan accommodations are typically a three month interest-only period while retail loan (mortgage and installment) forbearances have primarily been payment suspensions for three months. For loans subject to these forbearance agreements each borrower is required to resume making regularly scheduled loan payments at the end of the forbearance period.  The deferred principal and interest will be repaid based upon individualized agreements.  Options for repayment include separate repayment plans, extending the term of the loan or re-amortizing the loan based upon the affordability of the payment in relationship to a reduced income.  While some borrowers may elect to make a lump sum payment, we anticipate the majority will require some type of repayment plan.  During the forbearance period, the loan will not be reported as past due in keeping with the guidance discussed previously.

A summary of remaining accommodations that had been entered into under this guidance as of December 31, 2020 follows:

Commercial and Retail Loan COVID-19 Accomodations

	Covid-19 Accomodations		Total	% of Total
Loan Category	Loans (#)	Loans ($)	Loans	Loans
	(Dollars in thousands)
Commercial	2	$163	$1,242,415	0.0%
Mortgage	134	19,830	1,015,926	2.0%
Installment	48	1,412	475,337	0.3%
Total	184	$21,405	$2,733,678	0.8%
Mortgage loans serviced for others(1)	288	$42,897	$2,984,088	1.4%

1)	We have delegated authority from all investors to grant these deferrals on their behalf.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Information on subsequent accommodation extensions for portfolio loans follows:

Commercial and Retail Loan COVID-19 Subsequent Accomodations (1)

Loan Category	Loans (#)	Loans ($)
	(Dollars in thousands)
Commercial	2	$163
Mortgage	100	15,004
Installment	35	1,045
Total	137	$16,212

(1)	Subsequent accommodations are extensions of the original accommodations that were given as summarized in the paragraph above.

The CARES Act also included an initial $349 billion loan program administered through the U.S. Small Business Administration (“SBA”) referred to as the PPP. Under the PPP, small businesses and other entities and individuals can apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. We are participating as a lender in the PPP. The PPP opened on April 3, 2020 intending to provide American small businesses with eight weeks of cash-flow assistance through 100 percent federally guaranteed loans through the SBA. In late April 2020 the Paycheck Protection Program and Health Care Enhancement Act, added another $310 billion in funding while the Paycheck Protection Program Flexibility Act made certain changes to the program, by allowing for more time to spend the funds, and making it easier to get a loan fully forgiven.  The PPP initially closed on August 8, 2020.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (“Economic Aid Act”) was signed into law which allocates an additional $284 billion in funding for the PPP.  The Economic Aid Act reopens the PPP through March 31, 2021 with generally the same terms and conditions as originally enacted under the CARES Act while clarifying eligibility and ineligibility for certain entities and expanding the permitted uses of PPP funds.  In addition, the Economic Aid Act simplifies the loan forgiveness process for PPP loans of $150,000 or less. The Economic Aid Act also establishes second draw loans for entities that have already used the initial PPP funds, subject to numerous limitations and eligibility criteria. PPP second draw loans are eligible for forgiveness similar to initial PPP loans, subject to limitations set forth in the Economic Aid Act.  As of December 31, 2020, we had 1,483 initial PPP loans outstanding with a total balance of $169.8 million.  PPP loans are included in the commercial and industrial class of the commercial loan portfolio segment.  As these loans are 100% guaranteed through the SBA the allowance for loan losses recorded on these loans is zero.  As of December 31, 2020, 755 forgiveness applications had been processed and approved for initial PPP loans totaling $92.0 million (we expect to receive these forgiveness proceeds during the first quarter of 2021).  Interest and fees on loans in our consolidated statement of operations includes $5.6 million for the twelve month period of 2020, related to the accretion of net loan fees on initial PPP loans.  No such accretion is included in the comparable prior year periods.  At December 31, 2020 we had $3.2 million of remaining unaccreted net fees related to initial PPP loans. We had no PPP second draw loans outstanding as of December 31, 2020.

Credit Quality Indicators – As part of our on-going monitoring of the credit quality of our loan portfolios, we track certain credit quality indicators including (a) risk grade of commercial loans, (b) the level of classified commercial loans, (c) credit scores of mortgage and installment loan borrowers, and (d) delinquency history and non-performing loans.

For commercial loans, we use a loan rating system that is similar to those employed by state and federal banking regulators. Loans are graded on a scale of 1 to 12. A description of the general characteristics of the ratings follows:

Rating 1 through 6: These loans are generally referred to as our ‘‘non-watch’’ commercial credits that include very high or exceptional credit fundamentals through acceptable credit fundamentals.

Rating 7 and 8: These loans are generally referred to as our ‘‘watch’’ commercial credits. These ratings include loans to borrowers that exhibit potential credit weakness or downward trends. If not checked or cured these trends could weaken our asset or credit position. While potentially weak, no loss of principal or interest is envisioned with these ratings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Rating 9: These loans are generally referred to as our ‘‘substandard accruing’’ commercial credits. This rating includes loans to borrowers that exhibit a well-defined weakness where payment default is probable and loss is possible if deficiencies are not corrected. Generally, loans with this rating are considered collectible as to both principal and interest primarily due to collateral coverage.

Rating 10 and 11: These loans are generally referred to as our ‘‘substandard - non-accrual’’ and ‘‘doubtful’’ commercial credits. These ratings include loans to borrowers with weaknesses that make collection of debt in full, on the basis of current facts, conditions and values at best questionable and at worst improbable. All of these loans are placed in non-accrual.

Rating 12: These loans are generally referred to as our ‘‘loss’’ commercial credits. This rating includes loans to borrowers that are deemed incapable of repayment and are charged-off.

The following table summarizes loan ratings by loan class for our commercial loan portfolio segment at December 31:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
			(In thousands)
2020
Commercial and industrial	$637,826	$32,765	$4,341	$1,387	$676,319
Commercial real estate	561,382	5,978	2,272	-	569,632
Total	$1,199,208	$38,743	$6,613	$1,387	$1,245,951
Accrued interest included in total	$3,408	$105	$23	$-	$3,536

2019
Commercial and industrial	$515,955	$44,384	$3,967	$565	$564,871
Commercial real estate	580,516	23,036	535	735	604,822
Total	$1,096,471	$67,420	$4,502	$1,300	$1,169,693
Accrued interest included in total	$2,763	$205	$30	$-	$2,998

For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31:

	Mortgage (1)
	1-4 Family Owner Occupied - Jumbo	1-4 Family Owner Occupied - Non-jumbo	1-4 Family Non-owner Occupied	1-4 Family 2nd Lien	Resort Lending	Total
	(In thousands)
2020
800 and above	$61,077	$40,187	$25,468	$12,490	$9,546	$148,768
_750-799	223,177	70,642	82,124	42,138	27,530	445,611
_700-749	101,086	75,489	30,326	22,962	11,726	241,589
_650-699	40,296	44,344	13,182	11,269	6,393	115,484
_600-649	11,146	18,519	4,303	2,703	1,670	38,341
_550-599	-	11,021	2,388	1,608	917	15,934
_500-549	3,396	5,129	1,580	1,012	192	11,309
Under 500	-	2,242	405	348	73	3,068
Unknown	-	-	-	-	-	-
Total	$440,178	$267,573	$159,776	$94,530	$58,047	$1,020,104
Accrued interest included in total	$1,301	$1,641	$587	$373	$276	$4,178

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
	Mortgage (1)
	1-4 Family Owner Occupied - Jumbo	1-4 Family Owner Occupied - Non-jumbo	1-4 Family Non-owner Occupied	1-4 Family 2nd Lien	Resort Lending	Total
	(In thousands)
2019
800 and above	$48,486	$43,848	$24,315	$13,905	$11,076	$141,630
_750-799	198,491	111,521	84,656	50,012	29,364	474,044
_700-749	106,609	95,064	34,839	30,697	14,626	281,835
_650-699	31,553	51,174	13,995	14,267	8,063	119,052
_600-649	13,230	21,938	5,897	4,097	2,074	47,236
_550-599	514	12,308	1,863	1,703	673	17,061
_500-549	1,519	7,940	1,870	1,281	889	13,499
Under 500	641	2,208	533	511	79	3,972
Unknown	510	1,259	1,569	69	1,330	4,737
Total	$401,553	$347,260	$169,537	$116,542	$68,174	$1,103,066
Accrued interest included in total	$1,139	$1,662	$586	$502	$266	$4,155

(1)	Credit scores have been updated within the last twelve months.

	Installment (1)
	Boat Lending	Recreational Vehicle Lending	Other	Total
	(In thousands)
2020
800 and above	$32,231	$29,223	$9,154	$70,608
_750-799	123,689	95,890	37,512	257,091
_700-749	38,223	33,476	25,262	96,961
_650-699	10,189	8,794	21,138	40,121
_600-649	2,083	1,305	3,730	7,118
_550-599	661	551	1,299	2,511
_500-549	342	283	767	1,392
Under 500	95	52	63	210
Unknown	-	-	510	510
Total	$207,513	$169,574	$99,435	$476,522
Accrued interest included in total	$572	$457	$156	$1,185

2019
800 and above	$28,041	$24,470	$7,611	$60,122
_750-799	118,380	88,164	37,583	244,127
_700-749	41,490	31,055	27,204	99,749
_650-699	11,485	7,267	22,517	41,269
_600-649	2,254	1,411	4,470	8,135
_550-599	946	592	1,884	3,422
_500-549	377	464	1,127	1,968
Under 500	309	22	284	615
Unknown	-	-	1,204	1,204
Total	$203,282	$153,445	$103,884	$460,611
Accrued interest included in total	$490	$378	$326	$1,194

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2020	2019
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$1,656,060	$1,449,935
Freddie Mac	1,095,877	852,123
Ginnie Mae	181,615	180,941
FHLB	39,294	69,149
Other	11,242	29,018
Total	$2,984,088	$2,581,166

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $40.5 million and $29.9 million, at December 31, 2020 and 2019, respectively.

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

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2020	2019	2018
	(In thousands)
Balance at beginning of period	$19,171	$21,400	$15,699
Originated servicing rights capitalized	13,957	7,303	4,977
Servicing rights acquired	-	-	3,047
Change in fair value due to price	(10,833)	(6,408)	191
Change in fair value due to pay downs	(5,391)	(3,124)	(2,514)
Balance at end of year	$16,904	$19,171	$21,400
Loans sold and serviced that have had servicing rights capitalized	$2,982,833	$2,580,705	$2,333,081

Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 3.77%, average servicing fee of 0.257%, average discount rate of 10.09% and an average Public Securities Association (‘‘PSA’’) prepayment rate of 348 for December 31, 2020; and average coupon rate of 4.22%, average servicing fee of 0.258%, average discount rate of 10.14% and an average PSA prepayment rate of 250 for December 31, 2019.

Purchase Credit Impaired (‘‘PCI’’) Loans

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in expected cash flows will result in a reversal  of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, which would have a positive impact on interest income.

As a result of our acquisition of TCSB Bancorp, Inc. (‘‘TCSB’’) (see note #26) we purchased loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. For these loans that meet the criteria of ASC 310-30 treatment, the carrying amount was as follows:

	December 31,
	2020	2019
	(In thousands)
Commercial	$468	$1,394
Mortgage	410	575
Installment	147	316
Total carrying amount	1,025	2,285
Allowance for loan losses	-	-
Carrying amount, net of allowance for loan losses	$1,025	$2,285

The accretable difference on PCI loans is the difference between the expected cash flows and the net present value of expected cash flows with such difference accreted into earnings using the effective yield method over the term of the loans. Accretion recorded as loan interest income is included in the table below. Accretable yield of PCI loans, or income expected to be collected follows:

	Year ended December 31,
	2020	2019
	(In thousands)

Balance at beginning of period	$640	$462
New loans purchased	-	-
Accretion of income	(280)	(187)
Reclassification from (to) nonaccretable difference	-	365
Displosals/other adjustments	-	-
Balance at end of period	$360	$640
NOTE 5 – OTHER REAL ESTATE

A summary of other real estate activity for the years ended December 31 follows (1):

	2020	2019	2018
	(In thousands)
Balance at beginning of year, net of valuation allowance	$1,715	$1,178	$1,628
Loans transferred to other real estate	332	2,242	1,510
Sales of other real estate	(1,161)	(1,438)	(1,822)
Additions to valuation allowance charged to expense	(148)	(267)	(138)
Balance at end of year, net of valuation allowance	$738	$1,715	$1,178

(1)	Table excludes other repossessed assets totaling $0.03 million and $0.15 million at December 31, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2020	2019	2018
	(In thousands)
Balance at beginning of year	$92	$144	$123
Additions charged to expense	148	267	138
Direct write-downs upon sale	(150)	(319)	(117)
Balance at end of year	$90	$92	$144

At December 31, 2020 and 2019, the balance of other real estate includes $0.7 million and $1.2 million, respectively of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $0.3 million and $0.7 million at December 31, 2020 and 2019, respectively.

Other real estate and repossessed assets totaling $0.8 million and $1.9 million at December 31, 2020 and 2019, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2020	2019
	(In thousands)
Land and land improvements	$17,083	$17,478
Buildings	57,208	57,363
Equipment	72,542	71,194
	146,833	146,035
Accumulated depreciation and amortization	(110,706)	(107,624)
Property and equipment, net	$36,127	$38,411

Depreciation expense was $5.3 million, $5.2 million and $5.1 million in 2020, 2019 and 2018, respectively.

NOTE 7 – GOODWILL AND OTHER INTANGIBLES

Intangible assets, net of amortization, at December 31 follows:

	2020		2019
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)

Amortized intangible assets - core deposits	$11,916	$7,610	$11,916	$6,590
Unamortized intangible assets - goodwill	$28,300		$28,300

At December 31, 2020, the Bank (our reporting unit) had positive equity and we elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.

Intangible amortization expense was $1.0 million, $1.1 million and $1.0 million during the years ended 2020, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
A summary of estimated core deposit intangible amortization at December 31, 2020, follows:

(In thousands)

2021	$970
2022	785
2023	547
2024	516
2025	487
2026 and thereafter	1,001
Total	$4,306

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2020	2019	2018
	(In thousands)
Savings and interest-bearing checking	$2,264	$5,371	$4,146
Reciprocal	2,158	6,024	1,292
Time	7,073	7,148	5,343
Brokered time	1,171	4,882	3,697
Total	$12,666	$23,425	$14,478

Aggregate time deposits in denominations of $0.25 million or more amounted to $50.0 million and $71.5 million at December 31, 2020 and 2019, respectively.

A summary of the maturity of time deposits at December 31, 2020, follows:

(In thousands)
2021	$370,497
2022	40,671
2023	16,717
2024	5,072
2025	5,457
2026 and thereafter	603
Total	$439,017

Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network (formerly Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®). This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2020	2019
	(In thousands)
Demand	$515,092	$383,953
Money market	3,308	4,416
Time	37,785	42,658
Total	$556,185	$431,027

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2020	2019
	(In thousands)
Advances from the FHLB	$30,000	$63,640
Federal funds purchased	-	25,000
Other	12	6
Total	$30,012	$88,646

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 132% to 165%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $8.6 million at December 31, 2020. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $772.8 million at December 31, 2020. Interest expense on advances amounted to $0.5 million, $0.7 million and $1.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. No FHLB advances were prepaid during 2020, 2019 or 2018.

As a member of the FHLB, we must own FHLB stock equal to the greater of 0.75% of the unpaid principal balance of residential mortgage assets or 4.5% of our outstanding advances. At December 31, 2020, we were in compliance with the FHLB stock ownership requirements.

The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2020		2019
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances
2020			$28,645	2.19%
2022	$-	-%	4,995	1.69
2026 and thereafter	30,000	0.74	30,000	0.74
Total advances	$30,000	0.74%	$63,640	1.47%

Borrowings with the FRB at December 31, 2020 and 2019 were zero. Average borrowings with the FRB during the years ended December 31, 2020, 2019 and 2018 totaled $1.546 million, $0.305 million and $0.003 million. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $492.0 million at December 31, 2020. Collateral for FRB borrowings are certain commercial and installment loans.

Interest expense on federal funds purchased totaled $0.01 million, $0.08 million and $0.10 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $1.9 billion at December 31, 2020.

NOTE 10 – SUBORDINATED DEBT AND DEBENTURES

Subordinated Debt

In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity (May 31, 2030 maturity date) and a five year call option.  The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%.  These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the December 31, 2020 balance of $39.3 million is net of remaining unamortized deferred issuance costs of approximately $0.7 million that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations. We may redeem the notes, in whole or in part, on or after May 31, 2025, and redeem the notes at any time in whole upon certain other events. Any redemption of the notes will be subject to prior regulatory approval to the extent required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Subordinated Debentures

We have formed various special purpose entities (the ‘‘trusts’’) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from  the  issuance  of  the common stock and the trust preferred securities. Trust preferred securities totaling $38.3 million and $38.2 million at December 31, 2020 and 2019, respectively qualified as Tier 1 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in accrued income and other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

As a result of our acquisition of TCSB (see note #26) we acquired TCSB Statutory Trust I as summarized in the tables below at a discount. The discount at acquisition totaled $1.4 million and is being amortized through its maturity date and is included in interest expense – other borrowings and subordinated debt and debentures in the Consolidated Statements of Operations.

Summary information regarding subordinated debentures as of December 31 follows:

		2020
Entity Name	Issue Date
		Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,200)	(1,200)	-
		$39,524	$38,300	$1,224

		2019
Entity Name	Issue Date
		Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,268)	(1,268)	-
		$39,456	$38,232	$1,224

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2020 and 2019 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month LIBOR plus 2.20%	March 17, 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2020 and 2019.

We have the right to redeem the subordinated debentures and trust preferred securities (at par) in whole or in part from time to time on or after the first permitted redemption date specified above or upon the occurrence of specific events defined within the trust indenture agreements.

Distributions (payment of interest) on the trust preferred securities are included in interest expense – other borrowings and subordinated debt and debentures in the Consolidated Statements of Operations.

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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2020	2019
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$644,815	$582,457
Standby letters of credit	9,361	7,207

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

Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby  letters of credit are on-demand with no stated maturity date and have variable rates that range from 2.50% to 12.00%.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic as a result of the global spread of the coronavirus illness. In response to the outbreak, federal and state authorities in the U.S. introduced various measures to try to limit or slow the spread of the virus, including travel restrictions, nonessential business closures, stay-at-home orders, and strict social distancing. The degree to which businesses may resume operations varies based on the type of business operations being conducted. It is currently expected that various forms of state and local government restrictions similar to those described above will continue for the foreseeable future. As a result of these events, Michigan has experienced a significant increase in unemployment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The COVID-19 pandemic, the related executive orders, and other government restrictions and guidance have had and continue to have a significant effect on us, our customers and the markets we serve. Our business, results of operations and financial condition may be adversely affected by a number of factors that could impact us and our customers, including but not limited to:

•	restrictions on activity and high levels of unemployment may cause increases in loan delinquencies, foreclosures and defaults;
•	increases in allowance for loan losses may be necessary;
•	declines in collateral values may occur;
•	third party disruptions, including outages at network providers, on-line banking vendors and other suppliers;
•	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
•	operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and/or
•	key personnel or significant numbers of our employees being unable to work effectively, including because of illness or restrictions in connection with COVID-19.

These factors may continue for a significant period of time.

The spread of COVID-19 has caused us to modify many of our business practices.  We have also expanded sick and vacation time for certain employees.  We may take further actions as may be required or as we determine to be prudent.  There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19.

The extent to which the COVID-19 pandemic will impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and difficult to predict.  Those developments and factors include the duration and spread of the pandemic, its severity, the actions to contain the pandemic or address its impact, and how quickly and to what extent normal economic and operating conditions can resume. We do not yet know the full extent of the impact.   However, the effects could have a material adverse impact on our business, financial condition and results of operations. Material adverse impacts may include valuation impairments on our intangible assets, securities available for sale, loans, capitalized mortgage loan servicing rights and deferred tax assets.

Litigation

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

Loss Reimbursement Obligations

The provision for loss reimbursement on sold loans represents our estimate of incurred losses related to mortgage loans that we have sold to investors (primarily Fannie Mae, Freddie Mac, Ginnie Mae and the FHLB). Since we sell mortgage loans without recourse, loss reimbursements only occur in those instances where we have

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
breached a representation or warranty or other contractual requirement related to the loan sale. The provision for loss reimbursement on sold loans was an expense of $0.20 million, $0.23 million and $0.01 million for the years ended December 31, 2020, 2019 and 2018, respectively. The reserve for loss reimbursements on sold mortgage loans totaled $1.0 million and $0.9 million at December 31, 2020 and 2019, respectively. This reserve is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition. This reserve is based on an analysis of mortgage loans that we have sold which are further categorized by delinquency status, loan to value, and year of origination. The calculation includes factors such as probability of default, probability of loss reimbursement (breach of representation or warranty) and estimated loss severity. We believe that the amounts that we have accrued for incurred losses on sold mortgage loans are appropriate given our analyses. However, future losses could exceed our current estimate.

Visa Stock

We own 12,566 shares of VISA Class B common stock. At the present time, these shares can only be sold to other Class B shareholders. As a result, there has generally been limited transfer activity in private transactions between buyers and sellers. Given the limited activity that we have become aware of  and the continuing uncertainty regarding the likelihood, ultimate timing and eventual exchange rate for Class B shares into Class A shares, we continue to carry these shares at zero, representing cost basis less impairment. However, given the current conversion ratio of 1.6228 Class A shares for every 1 Class B share and the closing price of VISA Class A shares on February 26, 2021 of $212.39 per share, our 12,566 Class B shares would have a current “value” of approximately $4.3 million. We continue to monitor Class B trading activity and the status of the resolution of certain litigation matters at VISA that would trigger the conversion of Class B common shares into Class A common shares, which would not have any trading restrictions.

NOTE 12 – SHAREHOLDERS’ EQUITY AND INCOME PER COMMON SHARE

Our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock during 2020, 2019 and 2018. In addition, in June, 2019 our Board of Directors authorized a 300,000 share expansion of the 2019 repurchase plan. During 2020, 2019 and 2018 repurchases were made through open market and negotiated transactions and totaled 708,956, 1,204,688 and 587,969 shares of common stock, respectively for an aggregate purchase price of $14.2 million, $26.3 million and $12.7 million, respectively.

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2020	2019	2018
	(In thousands, except per share amounts)

Net income	$56,152	$46,435	$39,839

Weighted average shares outstanding (1)	21,977	22,894	23,412
Stock units for deferred compensation plan for non-employee directors	121	132	128
Effect of stock options	90	115	176
Performance share units	33	42	53
Weighted average shares outstanding for calculation of diluted earnings per share	22,221	23,183	23,769

Net income per common share
Basic (1)	$2.56	$2.03	$1.70
Diluted	$2.53	$2.00	$1.68

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2020, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 13 – INCOME TAX

The composition of income tax expense for the years ended December 31 follows:

	2020	2019	2018
	(In thousands)
Current expense	$15,459	$10,237	$-
Deferred expense (benefit)	(2,130)	1,088	9,294
Income tax expense	$13,329	$11,325	$9,294

The deferred income tax benefit of $2.1 million in 2020 can be primarily attributed to the increase in our allowance for loan losses while the deferred income tax expense of $1.1 million during 2019 can be primarily attributed to the utilization of our net operating loss (‘‘NOL’’) carryfoward and alternative minimum tax credit carryforward while the deferred income tax expense of $9.3 million during 2018 can be primarily attributed to the utilization of our NOL carryfoward.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2020, 2019 and 2018 to the income before income tax for the years ended December 31 follows:

	2020	2019	2018
	(In thousands)
Statutory rate applied to income before income tax	$14,591	$12,130	$10,318
Tax-exempt income	(690)	(375)	(383)
Unrecognized tax benefit	(206)	(134)	(162)
Share-based compensation	(204)	(204)	(367)
Bank owned life insurance	(196)	(233)	(229)
Non-deductible meals, entertainment and memberships	57	86	85
Other, net	(23)	55	32
Income tax expense	$13,329	$11,325	$9,294

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2020	2019
	(In thousands)
Deferred tax assets
Allowance for loan losses	$7,363	$5,355
Lease liabilities	1,652	1,744
Property and equipment	1,047	1,528
Share-based compensation	742	808
Reserve for unfunded lending commitments	379	324
Deferred compensation	321	285
Loss reimbursement on sold loans reserve	214	185
Non accrual loan interest income	203	173
Other than temporary impairment charge on securities available for sale	144	147
Vehicle service contract counterparty contingency reserve	26	38
Unrealized loss on derivative financial instruments	-	459
Gross deferred tax assets	12,091	11,046
Deferred tax liabilities
Capitalized mortgage loan servicing rights	3,550	4,026
Deferred loan fees	1,901	1,852
Lease right of use asset	1,606	1,739
Unrealized gain on securities available for sale	4,206	994
Purchase premiums, net	509	293
Federal Home Loan Bank stock	27	27
Other	17	43
Gross deferred tax liabilities	11,816	8,974
Deferred tax assets, net	$275	$2,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a ‘‘more likely than not’’ standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2020 and 2019, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2020	2019	2018
	(In thousands)

Balance at beginning of year	$438	$588	$724
Additions based on tax positions related to the current year	15	20	26
Reductions due to the statute of limitations	(273)	(170)	(162)
Reductions due to settlements	-	-	-
Balance at end of year	$180	$438	$588

If recognized, the entire amount of unrecognized tax benefits, net of $0.04 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2020, 2019 and 2018. No amounts were accrued for interest and penalties at December 31, 2020, 2019 and 2018. At December 31, 2020, U.S. Federal tax years 2017 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.4 million shares of common stock as of December 31, 2020. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.1 million shares of common stock as of December 31, 2020. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2020, 2019 and 2018 pursuant to our long-term incentive plan, we granted 0.06 million, 0.06 million and 0.05 million shares, respectively of restricted stock and 0.02 million during each year of performance stock units (‘‘PSUs’’), to certain officers. Except for 0.010 million shares and 0.002 million shares of restricted stock issued in 2019 and 2018, respectively that vest ratably over three years, all shares of restricted stock and PSUs cliff vest after a period of three years.  The performance feature of the PSUs is based on a comparison of our total shareholder return over the vesting period starting on the grant date to the total shareholder return over that period for a banking index of our peers.  We have not issued stock options since 2013, other than in connection with the Merger (see note #26).

Our directors may elect to receive all or a portion of their cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive   in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current fair value of our common stock and vest immediately. We issued 0.02 million, 0.01 million and 0.01 million shares to directors pursuant to this plan during the years ending 2020, 2019 and 2018, respectively and expensed their value during those same periods.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.6 million, $1.6 million and $1.5 million in 2020, 2019 and 2018, respectively. The corresponding tax benefit relating to this expense was $0.3 million during each year. Total expense recognized for non-employee director share based payments was $0.4 million, $0.3 million and $0.2 million in 2020, 2019 and 2018, respectively. The corresponding tax benefit relating to this expense was $0.07 million, $0.05 million and $0.04 million in 2020, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
At December 31, 2020, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $1.7 million. The weighted-average period over which this amount will be recognized is 1.7 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1,2020	138,506	$4.62
Granted	-
Exercised	(17,317)	3.27
Forfeited	-
Expired	-
Outstanding at December 31, 2020	121,189	$4.81	2.1	$1,658

Vested and expected to vest at December 31, 2020	121,189	$4.81	2.1	$1,658
Exercisable at December 31, 2020	121,189	$4.81	2.1	$1,658

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2020	245,726	$21.72
Granted	76,893	22.46
Vested	(94,342)	19.96
Forfeited	(21,160)	22.63
Outstanding at December 31, 2020	207,117	$22.70

Certain information regarding options exercised during the periods ending December 31 follows:

	2020	2019	2018
	(In thousands)
Intrinsic value	$293	$897	$2,333
Cash proceeds received	$57	$706	$1,420
Tax benefit realized	$61	$188	$490

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We matched 50% of employee contributions to the 401(k) plan up to a maximum of 8% of participating employees’ eligible wages for 2020, 2019 and 2018. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2020, 2019 and 2018. Amounts expensed for these retirement plans were $3.2 million, $2.6 million and $2.3 million in 2020, 2019 and 2018, respectively.

Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $15.7 million, $9.5 million and $9.8 million in 2020, 2019 and 2018, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $4.8 million, $5.7 million and $5.2 million in 2020, 2019 and 2018 respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
 These insurance programs are also available to retired employees at their own expense.

NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2020	2019	2018
	(In thousands)

Investment and insurance commissions	$1,971	$1,658	$1,971
ATM fees	1,197	1,403	1,457
Bank owned life insurance	910	1,111	970
Other	3,443	5,110	4,362
Total other non-interest income	$7,521	$9,282	$8,760

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2020
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreements - commercial	$7,088	8.4	$(776)
Pay-fixed interest rate swap agreements - securities available for sale	41,950	7.1	15
Total	$49,038	7.3	$(761)

No hedge designation
Rate-lock mortgage loan commitments	$168,816	0.1	$7,020
Mandatory commitments to sell mortgage loans	186,092	0.1	(941)
Pay-fixed interest rate swap agreements - commercial	147,456	4.5	(9,700)
Pay-variable interest rate swap agreements - commercial	147,456	4.5	9,700
Pay-fixed interest rate swap agreements	25,000	0.6	(295)
Interest rate cap agreements	135,000	1.8	5
Purchased options	2,908	0.5	42
Written options	2,848	0.5	(42)
Total	$815,576	2.0	$5,789

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
	2019
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation - Pay-fixed interest rate swap agreements	$7,117	9.4	$(242)

Cash flow hedge designation
Pay-fixed interest rate swap agreements	$25,000	1.6	$(174)
Interest rate cap agreements	150,000	2.6	214
Total	$175,000	2.5	$40

No hedge designation
Rate-lock mortgage loan commitments	$49,268	0.1	$1,412
Mandatory commitments to sell mortgage loans	95,363	0.1	(150)
Pay-fixed interest rate swap agreements - commercial	153,946	5.5	(3,641)
Pay-variable interest rate swap agreements - commercial	153,946	5.5	3,641
Purchased options	2,908	1.5	141
Written options	2,848	1.5	(139)
Total	$458,279	3.7	$1,264

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

 To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (‘‘Cash Flow Hedges’’). Cash Flow Hedges included certain pay-fixed interest rate swaps and interest rate cap agreements.  Pay-fixed interest rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates.  Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We paid an upfront premium on interest rate caps which was recognized in earnings in the same period in which the hedged item affected earnings.  During the first and third quarters of 2020 we transferred all of our Cash Flow Hedge interest rate cap agreements and pay-fixed interest rate swaps, respectively to a no hedge designation. The $2.0 million and $0.5 million unrealized loss on our Cash Flow Hedge interest rate cap agreements and pay-fixed interest rate swaps, respectively which were included as a component of accumulated other comprehensive income (loss) at the time of the transfers were being reclassified into earnings over the remaining life of the interest rate cap agreements and pay-fixed interest rate swap agreements.  In the fourth quarter of 2020 it became probable that the forecasted transactions being hedged by these interest rate cap agreements and pay-fixed interest rate swap agreements would not occur by the end of the originally specified time period.  As a result, all remaining unrealized losses included as a component of accumulated other comprehensive income (loss) were reclassified into earnings.  The interest rate cap agreements and pay-fixed interest rate swaps are now classified as a no hedge designation at December 31, 2020 and any changes in fair value since the transfers to the no hedge designation are recorded in earnings.

We have entered into a pay-fixed interest rate swap to protect a portion of the fair value of a certain fixed rate commercial loan (‘‘Fair Value Hedge – Commercial Loan’’). As a result, changes in the fair value of the pay-fixed interest rate swap is expected to offset changes in the fair value of the fixed rate commercial loan due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – Commercial Loan in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged item (fixed rate commercial loan) is also recorded at fair value which offsets the adjustment to the Fair Value Hedge –

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Commercial Loan. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge – Commercial Loan and the hedged item. The related gains or losses are reported in interest income – interest and fees on loans in our Consolidated Statements of Operations.

During 2020 we entered into pay-fixed interest rate swaps to protect a portion of the fair value of certain securities available for sale (‘‘Fair Value Hedge – AFS Securities’’). As a result, the change in the fair value of the pay-fixed interest rate swaps is expected to offset a portion of the change in the fair value of the fixed rate securities available for sale due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – AFS Securities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged item (fixed rate securities available for sale) is also recorded at fair value which offsets the adjustment to the Fair Value Hedge – AFS Securities. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge – AFS Securities and the hedged item. The related gains or losses are reported in interest income – interest on securities available for sale – tax-exempt in our Consolidated Statements of Operations.

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

In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (‘‘Rate-Lock Commitments’’). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (‘‘Mandatory Commitments’’) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate-Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of net gains on mortgage loans in the Consolidated Statements of Operations. We obtain market prices on Mandatory Commitments and Rate-Lock Commitments. Net gains on mortgage loans, as well as net income, may be more volatile as a result of these derivative instruments, which are  not designated as hedges.

In prior periods we offered to our deposit customers an equity linked time deposit product (‘‘Altitude CD’’). The Altitude CD was a time deposit that provided the customer a guaranteed return of principal at maturity plus a potential equity return (a written option), while we receive a like stream of funds based on the equity return (a purchased option). The written and purchased options will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the written and purchased options in the table above  relate to this Altitude CD product.

We have a program that allows commercial loan customers to lock in a fixed rate for a longer period of time than we would normally offer for interest rate risk reasons. We will enter into a variable rate commercial loan and  an interest rate swap agreement with a customer and then enter into an offsetting interest rate swap agreement with an unrelated party. The interest rate swap agreement fair values will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the interest rate swap agreements-commercial with no hedge designation in the table above relate to this program.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The following tables illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2020		2019		2020		2019
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments	-		-		-		-
Pay-fixed interest rate swap agreements	Other assets	$15	Other assets	$-	Other liabilities	$776	Other liabilities	$416
Interest rate cap agreements	Other assets	-	Other assets	214	Other liabilities	-	Other liabilities	-
		15		214		776		416
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	7,020	Other assets	1,412	Other liabilities	$-	Other liabilities	-
Mandatory commitments to sell mortgage loans	Other assets	-	Other assets	-	Other liabilities	941	Other liabilities	150
Pay-fixed interest rate swap agreements - commercial	Other assets	-	Other assets	28	Other liabilities	9,700	Other liabilities	3,669
Pay-variable interest rate swap agreements - commercial	Other assets	9,700	Other assets	3,669	Other liabilities	-	Other liabilities	28
Pay-fixed interest rate swap agreements	Other assets	-	Other assets	-	Other liabilities	295	Other liabilities	-
Interest rate cap agreements	Other assets	5	Other assets	-	Other liabilities	-	Other liabilities	-
Purchased options	Other assets	42	Other assets	141	Other liabilities	-	Other liabilities	-
Written options	Other assets	-	Other assets	-	Other liabilities	42	Other liabilities	139
		16,767		5,250		10,978		3,986
Total derivatives		$16,782		$5,464		$11,754		$4,402

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income(1)	Gain (Loss) Recognized in Income(1)
	2020	2019	2018		2020	2019	2018		2020	2019	2018
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap ageement - Commercial loan								Interest and fees on loans	$(534)	$(242)	$-
Pay-fixed interest rate swap agreements - Securities available for sale								Interest on securities available for sale - tax-exempt	15	-	-
Total									$(519)	$(242)	$-
Cash Flow Hedges
Interest rate cap agreements	$125	$(1,211)	$(340)	Interest expense	$(1,885)	$363	$206	Interest expense	$-	$-	$-
Pay-fixed interest rate swap agreements	(479)	(392)	78	Interest expense	(654)	62	31	Interest expense	-	-	(12)
Total	$(354)	$(1,603)	$(262)		$(2,539)	$425	$237		$-	$-	$(12)

No hedge designation

Rate-lock mortgage loan commitments								Net gains on mortgage loans	$5,608	$725	$157
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	(791)	233	(420)
Pay-fixed interest rate swap agreements - commercial								Interest income	(6,059)	(4,046)	113
Pay-variable interest rate swap agreements -commercial								Interest income	6,059	4,046	(113)
Pay-fixed interest rate swap agreements								Interest expense	231	-	-
Interest rate cap agreements								Interest expense	(57)	-	-
Purchased options								Interest expense	(99)	25	(206)
Written options								Interest expense	97	(23)	206
Total									$4,989	$960	$(263)

(1)	For cash flow hedges, this location and amount refers to the ineffective portion.

NOTE 17 – RELATED PARTY TRANSACTIONS

Certain of our directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2020 and 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2020	2019
	(In thousands)

Balance at beginning of year	$13,077	$14,205
New loans and advances	417	713
Repayments	(11,078)	(1,841)
Balance at end of year	$2,416	$13,077

Deposits held by us for directors and executive officers totaled $2.0 million at both December 31, 2020 and 2019.

NOTE 18 – LEASES

We have entered into leases in the normal course of business primarily for office facilities, some of which include renewal options and escalation clauses. Certain leases also include both lease components (fixed payments including rent, taxes and insurance costs) and non-lease components (common area or other maintenance costs) which are accounted for as a single lease component as we have elected the practical expedient to group lease and non-lease components together for all leases. We have also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on our Consolidated Statements of Financial Condition. Most of our leases include one or more options to renew. The exercise of lease renewal options is typically at our sole discretion and are included in our right of use (“ROU”) assets and lease liabilities if they are reasonably certain of exercise.

Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2020). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The cost components of our operating leases follows:

	2020	2019
	(In thousands)
Operating lease cost	$1,780	$2,217
Variable lease cost	69	142
Short-term lease cost	36	19
Total	$1,885	$2,378

Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

Supplemental balance sheet information related to our operating leases follows:

	2020	2019
	(In thousands)
Lease right of use asset (1)	$7,646	$8,282
Lease liabilities (2)	$7,868	$8,304

Weighted average remaining lease term (years)	7.12	7.47
Weighted average discount rate	2.4%	2.8%

(1)	Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)	Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Maturity analysis of our lease liabilities at December 31, 2020 based on required contractual payments follows:

(In thousands)

2021	$1,669
2022	1,489
2023	1,222
2024	815
2025	809
2026 and thereafter	2,525
Total lease payments	8,529
Less imputed interest	(661)
Total	$7,868

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise failing to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2020, include $930.9 million of loans secured by residential real estate and $232.7 million of construction and development loans.

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2020: Lessors of Nonresidential Real Estate ($301.8 million); Lessors of Residential Real Estate ($119.6 million); Construction ($130.4 million); Manufacturing ($99.4 million); Accommodation and Food Services ($99.1 million) and Health Care and Social Assistance ($87.2 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2020, the Bank had positive undivided profits of $77.8 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent or that would not be in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2020 and 2019, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (‘‘FDIC’’) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

2020
Total capital to risk-weighted assets
Consolidated	$455,072	15.95%	$228,214	8.00%	NA	NA
Independent Bank	401,005	14.06	228,111	8.00	$285,139	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$379,395	13.30%	$171,161	6.00%	NA	NA
Independent Bank	365,343	12.81	171,083	6.00	$228,111	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$341,095	11.96%	$128,370	4.50%	NA	NA
Independent Bank	365,343	12.81	128,312	4.50	$185,340	6.50%

Tier 1 capital to average assets
Consolidated	$379,395	9.15%	$165,825	4.00%	NA	NA
Independent Bank	365,343	8.81	165,828	4.00	$207,285	5.00%

2019
Total capital to risk-weighted assets
Consolidated	$380,454	13.74%	$221,562	8.00%	NA	NA
Independent Bank	358,914	12.96	221,482	8.00	$276,852	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$352,764	12.74%	$166,171	6.00%	NA	NA
Independent Bank	331,224	11.96	166,111	6.00	$221,482	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$314,532	11.36%	$124,628	4.50%	NA	NA
Independent Bank	331,224	11.96	124,583	4.50	$179,954	6.50%

Tier 1 capital to average assets
Consolidated	$352,764	10.11%	$139,632	4.00%	NA	NA
Independent Bank	331,224	9.49	139,615	4.00	$174,519	5.00%

(1)	These ratios do not reflect a capital conservation buffer of 2.50% at December 31, 2020 and 2019.
NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2020	2019	2020	2019
	(In thousands)
Total shareholders’ equity	$389,522	$350,169	$413,770	$366,861
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	(15,821)	(2,011)	(15,821)	(2,011)
Goodwill and other intangibles	(32,606)	(33,626)	(32,606)	(33,626)
Common equity tier 1 capital	341,095	314,532	365,343	331,224
Qualifying trust preferred securities	38,300	38,232	-	-
Tier 1 capital	379,395	352,764	365,343	331,224
Subordinated debt	40,000	-	-	-
Allowance for loan losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	35,677	27,690	35,662	27,690
Total risk-based capital	$455,072	$380,454	$401,005	$358,914

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

We used the following methods and significant assumptions to estimate fair value:

Securities: Where quoted market prices are available in an active market, securities available for sale are classified as Level 1 of the valuation hierarchy. We currently do not have any Level 1 securities. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and primarily include agency securities, private label mortgage-backed securities, other asset backed securities, obligations of states and political subdivisions, trust preferred securities, corporate securities and foreign government securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Loans held for sale: The fair value of mortgage loans held for sale, carried at fair value is based on agency cash window loan pricing for comparable assets (recurring Level 2).

Impaired loans with specific loss allocations based on collateral value: From time to time, certain loans are considered impaired and an AFLL is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. We measure our investment in an impaired loan based on one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2020 and 2019, all of our total impaired loans were evaluated based on either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. When the fair value of the collateral is based on an appraised value we record the impaired loan as nonrecurring Level 3. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, were as follows:

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2020:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$10,748	$-	$10,748	$-
U.S. agency residential mortgage-backed	344,582	-	344,582	-
U.S. agency commercial mortgage-backed	7,195	-	7,195	-
Private label mortgage-backed	42,829	-	42,829	-
Other asset backed	254,181	-	254,181	-
Obligations of states and political subdivisions	324,293	-	324,293	-
Corporate	86,017	-	86,017	-
Trust preferred	1,798	-	1,798	-
Foreign government	516	-	516	-
Loans held for sale, carried at fair value	92,434	-	92,434	-
Capitalized mortgage loan servicing rights	16,904	-	-	16,904
Derivatives (1)	16,782	-	16,782	-
Liabilities
Derivatives (2)	11,754	-	11,754	-

Measured at Fair Value on a Non-recurring Basis:
Assets
Impaired loans (3)
Commercial
Commercial and industrial	1,468	-	-	1,468
Commercial real estate	6,586	-	-	6,586
Mortgage
1-4 family owner occupied - jumbo	-	-	-	-
1-4 family owner occupied - non-jumbo	321	-	-	321
1-4 family non-owner occupied	155	-	-	155
1-4 family - 2nd lien	324	-	-	324
Resort lending	61	-	-	61
Installment
Boat lending	4	-	-	4
Recreational vehicle lending	31	-	-	31
Other	124	-	-	124
Other real estate (4)
1-4 family owner occupied - non-jumbo	102	-	-	102

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2019:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$14,661	$-	$14,661	$-
U.S. agency residential mortgage-backed	227,762	-	227,762	-
U.S. agency commercial mortgage-backed	10,756	-	10,756	-
Private label mortgage-backed	39,693	-	39,693	-
Other asset backed	93,886	-	93,886	-
Obligations of states and political subdivisions	96,102	-	96,102	-
Corporate	33,195	-	33,195	-
Trust preferred	1,843	-	1,843	-
Foreign government	502	-	502	-
Loans held for sale, carried at fair value	69,800	-	69,800	-
Capitalized mortgage loan servicing rights	19,171	-	-	19,171
Derivatives (1)	5,464	-	5,464	-
Liabilities
Derivatives (2)	4,402	-	4,402	-

Measured at Fair Value on a Non-recurring Basis:
Assets
Impaired loans (3)
Commercial
Commercial and industrial	655	-	-	655
Commercial real estate	316	-	-	316
Mortgage
1-4 family owner occupied - jumbo	987	-	-	987
1-4 family owner occupied - non-jumbo	470	-	-	470
1-4 family non-owner occupied	281	-	-	281
1-4 family - 2nd lien	294	-	-	294
Resort lending	245	-	-	245
Installment
Boat lending	67	-	-	67
Recreational vehicle lending	2	-	-	2
Other	121	-	-	121
Other real estate (4)
Mortgage 1-4 family owner occupied - non-jumbo	31	-	-	31
Installment - other	28	-	-	28

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets			Total Change in Fair Values Included
	Securities Available For Sale	Mortgage Loans	Mortgage Loan Servicing, net	in Current Period Earnings
	(In thousands)

2020
Loans held for sale	$-	$1,962	$-	$1,962
Capitalized mortgage loan servicing rights	-	-	(16,224)	(16,224)

2019
Equity securities at fair value	$167	$-	$-	$167
Loans held for sale	-	637	-	637
Capitalized mortgage loan servicing rights	-	-	(9,532)	(9,532)

2018
Trading securities	$(62)	$-	$-	$(62)
Loans held for sale	-	413	-	413
Capitalized mortgage loan servicing rights	-	-	(2,323)	(2,323)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.

The following represent impairment charges recognized during the years ended December 31, 2020, 2019 and 2018 relating to assets measured at fair value on a non-recurring basis:

•
Loans which are measured for impairment using the fair value of collateral for collateral dependent loans had a carrying amount of $9.1 million, which is net of a valuation allowance of  $1.8 million  at December 31, 2020, and had a carrying amount of $3.4 million, which is net of a valuation allowance of  $1.5 million at December 31, 2019. An additional provision for loan losses relating to these impaired loans of $0.7 million, $1.3 million and $1.3 million was included in our results of operations for the years ending December 31, 2020, 2019 and 2018, respectively.

•
Other real estate, which is measured using the fair value of the property, had a carrying amount of $0.10 million which is net of a valuation allowance of $0.09 million at December 31, 2020, and a carrying amount of $0.06 million which is net of a valuation allowance of $0.09 million, at December 31, 2019. An additional charge relating to other real estate measured at fair value of $0.03 million, $0.03 million and $0.09 million was included in our results of operations during the years ended December 31, 2020, 2019 and 2018, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2020	2019	2018
	(In thousands)
Beginning balance	$19,171	$21,400	$15,699
Total losses realized and unrealized:
Included in results of operations	(16,224)	(9,532)	(2,323)
Included in other comprehensive income (loss)	-	-	-
Purchases, issuances, settlements, maturities and calls	13,957	7,303	8,024
Transfers in and/or out of Level 3	-	-	-
Ending balance	$16,904	$19,171	$21,400

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(16,224)	$(9,532)	$(2,323)

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

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)	-	-	-	-
2020
Capitalized mortgage loan servicing rights	$16,904	Present value of net	Discount rate	10.00% to 13.00%	10.09%
		servicing revenue	Cost to service	$69 to $289	$79
			Ancillary income	20 to 37	22
			Float rate	0.43%	0.43%
			Prepayment rate	7.92% to 64.70%	20.85

2019
Capitalized mortgage loan servicing rights	$19,171	Present value of net	Discount rate	10.00% to 13.00%	10.14%
		servicing revenue	Cost to service	$66 to $316	$81
			Ancillary income	20 to 37	22
			Float rate	1.73%	1.73%
			Prepayment rate	7.01% to 69.34%	14.96

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)	-	-	-	-
2020
Impaired loans
Commercial	$8,054	Sales comparison	Adjustment for differences
		approach	between comparable sales	(40.0)% to 75.0%	3.8%
Mortgage and Installment (1)	1,020	Sales comparison	Adjustment for differences
		approach	between comparable sales	(73.3) to 104.6	(1.5)
Other real estate
Mortgage	102	Sales comparison	Adjustment for differences
		approach	between comparable sales	(13.1) to 2.4	(3.6)

2019
Impaired loans
Commercial	$971	Sales comparison	Adjustment for differences
		approach	between comparable sales	(48.0)% to 19.2%	(5.6)%
Mortgage and Installment (1)	2,467	Sales comparison	Adjustment for differences
		approach	between comparable sales	(25.2) to 49.2	11.5
Other real estate
Mortgage and Installment	59	Sales comparison	Adjustment for differences
		approach	between comparable sales	(11.6) to 5.0	(5.1)

(1)
In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2020 and 2019 certain impaired collateral dependent installment loans totaling approximately $0.16 million and $0.14 million are secured by collateral other than real estate.  For the majority of these loans, we apply internal discount rates to industry valuation guides.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2020	$92,434	$3,856	$88,578
2019	69,800	1,894	67,906
2018	44,753	1,257	43,496

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

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

The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2020
Assets
Cash and due from banks	$56,006	$56,006	$56,006	$-	$-
Interest bearing deposits	62,699	62,699	62,699	-	-
Securities available for sale	1,072,159	1,072,159	-	1,072,159	-
Federal Home Loan Bank and Federal Reserve Bank Stock	18,427	NA	NA	NA	NA
Net loans and loans held for sale	2,790,683	2,794,058	-	92,434	2,701,624
Accrued interest receivable	12,315	12,315	3	3,414	8,898
Derivative financial instruments	16,782	16,782	-	16,782	-
Liabilities
Deposits with no stated maturity (1)	$3,198,338	$3,198,338	$3,198,338	$-	$-
Deposits with stated maturity (1)	439,017	441,457	-	441,457	-
Other borrowings	30,012	30,844	-	30,844	-
Subordinated debt	39,281	41,417	-	41,417	-
Subordinated debentures	39,524	30,265	-	30,265	-
Accrued interest payable	601	601	59	542	-
Derivative financial instruments	11,754	11,754	-	11,754	-
2019
Assets
Cash and due from banks	$53,295	$53,295	$53,295	$-	$-
Interest bearing deposits	12,009	12,009	12,009	-	-
Interest bearing deposits - time	350	350	-	350	-
Securities available for sale	518,400	518,400	-	518,400	-
Federal Home Loan Bank and Federal Reserve Bank Stock	18,359	NA	NA	NA	NA
Net loans and loans held for sale	2,768,675	2,768,817	-	69,800	2,699,017
Accrued interest receivable	10,108	10,108	8	1,752	8,348
Derivative financial instruments	5,464	5,464	-	5,464	-

Liabilities
Deposits with no stated maturity (1)	$2,427,190	$2,427,190	$2,427,190	$-	$-
Deposits with stated maturity (1)	609,537	610,235	-	610,235	-
Other borrowings	88,646	88,680	-	88,680	-
Subordinated debentures	39,456	33,149	-	33,149	-
Accrued interest payable	1,296	1,296	97	1,199	-
Derivative financial instruments	4,402	4,402	-	4,402	-

NA – Not applicable
(1)
Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $518.400 million and $388.369 million at December 31, 2020 and 2019, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $37.785 million and $42.658 million at December 31, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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

NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

A summary of changes in accumulated other comprehensive income (loss) (‘‘AOCIL’’), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities Available for Sale	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Gains (Losses) on Cash Flow Hedges	Total
	(In thousands)
2020
Balances at beginning of period	$3,739	$(5,798)	$(1,727)	$(3,786)
Other comprehensive income (loss) before reclassifications	12,294	-	(279)	12,015
Amounts reclassified from AOCIL	(211)	-	2,006	1,795
Net current period other comprehensive income	12,083	-	1,727	13,810
Balances at end of period	$15,822	$(5,798)	$-	$10,024

2019
Balances at beginning of period	$(4,185)	$(5,798)	$(125)	$(10,108)
Other comprehensive income (loss) before reclassifications	8,035	-	(1,266)	6,769
Amounts reclassified from AOCIL	(111)	-	(336)	(447)
Net current period other comprehensive income (loss)	7,924	-	(1,602)	6,322
Balances at end of period	$3,739	$(5,798)	$(1,727)	$(3,786)

2018
Balances at beginning of period	$(470)	$(5,798)	$269	$(5,999)
Other comprehensive loss before reclassifications	(3,671)	-	(207)	(3,878)
Amounts reclassified from AOCIL	(44)	-	(187)	(231)
Net current period other comprehensive loss	(3,715)	-	(394)	(4,109)
Balances at end of period	$(4,185)	$(5,798)	$(125)	$(10,108)

The disproportionate tax effects from securities available for sale arose primarily due to tax effects of other comprehensive income (‘‘OCI’’) in the presence of a valuation allowance against our deferred tax assets and a pretax loss from operations. Generally, the amount of income tax expense or benefit allocated to operations is determined without regard to the tax effects of other categories of income or loss, such as OCI. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from operations and pretax income from other categories in the current period. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in operations. Release of material disproportionate tax effects from other comprehensive income to earnings is done by the portfolio method whereby the effects will remain in AOCIL as long as we carry a more than inconsequential portfolio of securities available for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
A summary of reclassifications out of each component of AOCIL for the years ended December 31 follows:

AOCIL Component	Reclassified From AOCIL	Affected Line Item in Consolidated Statements of Operations
(In thousands)

2020
Unrealized gains (losses) on securities available for sale	$267	Net gains on securities
	-	Net impairment loss recognized in earnings
	267	Total reclassifications before tax
	56	Income tax expense
	$211	Reclassifications, net of tax

Unrealized gains (losses) on cash flow hedges	$2,539	Interest expense
	533	Income tax expense
	$2,006	Reclassification, net of tax

	$(1,795)	Total reclassifications for the period, net of tax

2019
Unrealized gains (losses) on securities available for sale	$140	Net gains on securities
	-	Net impairment loss recognized in earnings
	140	Total reclassifications before tax
	29	Income tax expense
	$111	Reclassifications, net of tax

Unrealized gains (losses) on cash flow hedges	$(425)	Interest expense
	(89)	Income tax expense
	$(336)	Reclassification, net of tax

	$447	Total reclassifications for the period, net of tax

2018
Unrealized gains (losses) on securities available for sale	$56	Net gains on securities
	-	Net impairment loss recognized in earnings
	56	Total reclassifications before tax
	12	Income tax expense
	$44	Reclassifications, net of tax

Unrealized gains (losses) on cash flow hedges	$(237)	Interest expense
	(50)	Income tax expense
	$(187)	Reclassification, net of tax

	$231	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2020	2019
	(In thousands)
ASSETS
Cash and due from banks	$10,466	$10,505
Interest bearing deposits - time	40,000	10,000
Investment in subsidiaries	418,465	369,861
Accrued income and other assets	805	463
Total Assets	$469,736	$390,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$39,281	$-
Subordinated debentures	39,524	39,456
Accrued expenses and other liabilities	684	575
Shareholders’ equity	390,247	350,798
Total Liabilities and Shareholders’ Equity	$469,736	$390,829

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$24,000	$29,000	$33,500
Interest income	99	230	160
Other income	42	61	56
Total Operating Income	24,141	29,291	33,716

OPERATING EXPENSES
Interest expense	2,893	2,104	1,924
Administrative and other expenses	733	655	748
Total Operating Expenses	3,626	2,759	2,672
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	20,515	26,532	31,044
Income tax benefit	(937)	(423)	(515)
Income Before Equity in Undistributed Net Income of Subsidiaries	21,452	26,955	31,559
Equity in undistributed net income of subsidiaries	34,700	19,480	8,280
Net Income	$56,152	$46,435	$39,839

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Net Income	$56,152	$46,435	$39,839
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax (benefit) expense	(34)	1,503	6,620
Share based compensation	89	65	53
Accretion of discount on subordinated debt and debentures	113	68	51
(Increase) decrease in accrued income and other assets	(307)	891	(1,307)
Increase in accrued expenses and other liabilities	109	45	21
Equity in undistributed net income of subsidiaries	(34,700)	(19,480)	(8,280)
Total Adjustments	(34,730)	(16,908)	(2,842)
Net Cash From Operating Activities	21,422	29,527	36,997

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(85,000)	(20,000)	(30,000)
Maturity of interest bearing deposits - time	55,000	35,000	10,000
Acquisition of business, less cash received	-	-	431
Net Cash From (Used In) Investing Activities	(30,000)	15,000	(19,569)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of subordinated debt, net of issuance costs	39,236	-	-
Dividends paid	(17,618)	(16,554)	(14,055)
Proceeds from issuance of common stock	1,907	2,074	1,945
Share based compensation withholding obligation	(755)	(882)	(1,467)
Repurchase of common stock	(14,231)	(26,284)	(12,681)
Net Cash From (Used In) Financing Activities	8,539	(41,646)	(26,258)
Net Increase (Decrease) in Cash and Cash Equivalents	(39)	2,881	(8,830)
Cash and Cash Equivalents at Beginning of Year	10,505	7,624	16,454
Cash and Cash Equivalents at End of Year	$10,466	$10,505	$7,624

NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS

We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net gains on securities, mortgage loan servicing, net and bank owned life insurance and were approximately 88.1% and 84.9% of total revenues at December 31, 2020 and 2019, respectively.

Material sources of revenue that are included in the scope of ASC Topic 606 include service charges on deposits, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2020.

Service charges on deposit accounts and other deposit related income: Revenues are earned on depository accounts for commercial and retail customers and include fees for transaction-based, account maintenance and overdraft services. Transaction-based fees, which includes services such as ATM use fees, stop payment charges and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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

Net gains on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2020 that were financed by us.

Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

2020
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$5,627	$-	$-	$-	$5,627
Account service charges	2,017	-	-	-	2,017
ATM fees	-	1,173	-	-	1,173
Other	-	769	-	-	769
Business
Overdraft fees	873	-	-	-	873
ATM fees	-	24	-	-	24
Other	-	342	-	-	342
Interchange income	-	-	11,230	-	11,230
Asset management revenue	-	-	-	1,283	1,283
Transaction based revenue	-	-	-	688	688

Total	$8,517	$2,308	$11,230	$1,971	$24,026

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,308
Investment and insurance commissions					1,971
Bank owned life insurance					910
Other					2,332
Total					$7,521

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
2019
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$7,590	$-	$-	$-	$7,590
Account service charges	2,103	-	-	-	2,103
ATM fees	-	1,368	-	-	1,368
Other	-	965	-	-	965
Business
Overdraft fees	1,515	-	-	-	1,515
ATM fees	-	35	-	-	35
Other	-	422	-	-	422
Interchange income	-	-	10,297	-	10,297
Asset management revenue	-	-	-	1,123	1,123
Transaction based revenue	-	-	-	535	535

Total	$11,208	$2,790	$10,297	$1,658	$25,953

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,790
Investment and insurance commissions					1,658
Bank owned life insurance					1,111
Other					3,723
Total					$9,282

2018
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$8,285	$-	$-	$-	$8,285
Account service charges	2,406	-	-	-	2,406
ATM fees	-	1,423	-	-	1,423
Other	-	941	-	-	941
Business
Overdraft fees	1,567	-	-	-	1,567
ATM fees	-	34		-	34
Other	-	594		-	594
Interchange income	-	-	9,905	-	9,905
Asset management revenue	-	-	-	1,100	1,100
Transaction based revenue	-	-	-	871	871

Total	$12,258	$2,992	$9,905	$1,971	$27,126

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,992
Investment and insurance commissions					1,971
Bank owned life insurance					970
Other					2,827
Total					$8,760

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 26 – RECENT ACQUISITION

Effective April 1, 2018, we completed the acquisition of all of the issued and outstanding shares of common stock of TCSB through a merger of TCSB into Independent Bank Corporation (‘‘IBCP’’), with IBCP as the surviving corporation (the ‘‘Merger’’). On that same date we also consolidated Traverse City State Bank, TCSB’s wholly-owned subsidiary bank, into Independent Bank (with Independent Bank as the surviving institution). Under the terms of the merger agreement each holder of TCSB common stock received 1.1166 shares of IBCP common stock plus cash in lieu of fractional shares totaling $0.005 million. TCSB option holders had their options converted into IBCP stock options. As a result we issued 2.71 million shares of common stock and 0.19 million stock options with a fair value of approximately $64.5 million to the shareholders and option holders of TCSB. The fair value of common stock and stock options issued as the consideration paid for TCSB was determined using the closing price of our common stock on the acquisition date. This acquisition was accounted for under the acquisition method of accounting. Accordingly, we recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. TCSB results of operations are included in our results beginning April 1, 2018. Non-interest expense includes zero, zero and $3.5 million of costs incurred during the years ended December 31, 2020, 2019 and 2018, respectively related to the Merger.

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2020
Interest income	$35,579	$33,754	$35,034	$35,462
Net interest income	30,191	30,462	31,966	30,993
Provision for loan losses	6,721	5,188	975	(421)
Income before income tax	5,755	18,295	24,361	21,070
Net income	4,810	14,772	19,584	16,986

Net income per common share
Basic	0.22	0.67	0.90	0.78
Diluted	0.21	0.67	0.89	0.77

2019
Interest income	$36,636	$37,573	$37,811	$36,908
Net interest income	30,243	30,756	30,872	30,710
Provision for loan losses	664	652	(271)	(221)
Income before income tax	11,548	13,417	15,570	17,225
Net income	9,381	10,730	12,445	13,879

Net income per common share
Basic	0.40	0.47	0.55	0.62
Diluted	0.39	0.46	0.55	0.61

During the fourth quarter of 2020, we recognized $1.6 million of losses in interest expense relating to cash flow hedges that had been transferred to a no hedge designation (see note #16), $1.5 million of core data processing conversion related expenses and a negative fair value adjustment due to price on our capitalized mortgage loan servicing rights of $0.9 million (see note #4). During the fourth quarter of 2019, we recognized a positive fair value adjustment due to price on our capitalized mortgage loan servicing rights of $0.6 million (see note #4).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares
	2020			2019			Cash Dividends Declared
	High	Low	Close	High	Low	Close	2020	2019
First quarter	$22.98	$9.19	$12.87	$23.64	$20.40	$21.50	$0.20	$0.18
Second quarter	16.92	10.91	14.85	22.42	20.60	21.79	0.20	0.18
Third quarter	16.20	12.14	12.57	22.25	18.94	21.32	0.20	0.18
Fourth quarter	19.28	12.42	18.47	23.93	20.40	22.65	0.20	0.18

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