Form 10-K, Exhibit 13
period 2021-12-31
INDEPENDENT BANK CORP /MI/
filed 2022-03-04
CIK 39311

Performance Graph	10
Selected Consolidated Financial Data	11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	12
Management’s Annual Report on Internal Control Over Financial Reporting (PCAOB ID 173)	36
Report of Independent Registered Public Accounting Firm	37
Consolidated Financial Statements	39
Notes to Consolidated Financial Statements	44
Quarterly Data	110

PERFORMANCE GRAPH

The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2016, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$350
$300
$250
$200
$150
$100
$50
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21

	Period Ending
Index	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21
Independent Bank Corporation	$100.00	$105.03	$101.29	$112.84	$96.72	$129.79
NASDAQ Composite	100.00	129.64	125.96	172.17	249.51	304.85
NASDAQ Bank	100.00	118.39	98.98	135.78	118.40	162.58

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2021	2020	2019	2018	2017
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$138,080	$139,829	$148,928	$130,773	$98,309
Interest expense	8,315	16,217	26,347	17,491	9,123
Net interest income	129,765	123,612	122,581	113,282	89,186
Provision for credit losses(1)	(1,928)	12,463	824	1,503	1,199
Net gains on securities available for sale	1,411	267	307	138	260
Other non-interest income	75,232	80,478	47,429	44,677	42,273
Non-interest expense	131,023	122,413	111,733	107,461	92,082
Income before income tax	77,313	69,481	57,760	49,133	38,438
Income tax expense	14,418	13,329	11,325	9,294	17,963
Net income	$62,895	$56,152	$46,435	$39,839	$20,475

PER COMMON SHARE DATA
Net income per common share
Basic	$2.91	$2.56	$2.03	$1.70	$0.96
Diluted	2.88	2.53	2.00	1.68	0.95
Cash dividends declared and paid	0.84	0.80	0.72	0.60	0.42
Book value	18.82	17.82	15.58	14.38	12.42

SELECTED BALANCES
Assets	$4,704,740	$4,204,013	$3,564,694	$3,353,281	$2,789,355
Loans	2,905,045	2,733,678	2,725,023	2,582,520	2,018,817
Allowance for credit losses(1)	47,252	35,429	26,148	24,888	22,587
Deposits	4,117,090	3,637,355	3,036,727	2,913,428	2,400,534
Shareholders’ equity	398,484	389,522	350,169	338,994	264,933
Other borrowings	30,009	30,012	88,646	25,700	54,600
Subordinated debt	39,357	39,281	—	—	—
Subordinated debentures	39,592	39,524	39,456	39,388	35,569

SELECTED RATIOS
Net interest income to average interest earning assets	3.10%	3.34%	3.80%	3.88%	3.65%
Net income to
Average shareholders' equity	16.13	15.68	13.63	12.38	7.82
Average assets	1.41	1.43	1.35	1.27	0.77
Average shareholders’ equity to average assets	8.73	9.10	9.90	10.27	9.88
Tier 1 capital to average assets	8.79	9.15	10.11	10.47	10.57
Non-performing loans to Portfolio Loans	0.18	0.29	0.35	0.33	0.39

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

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

•	the failure of assumptions underlying the establishment of, and provisions made to, our allowance for credit losses;

•	increased competition in the financial services industry, either nationally or regionally;

•	our ability to achieve loan and deposit growth;

•	volatility and direction of market interest rates;

•	the continued services of our management team; and

•	implementation of new legislation, which may have significant effects on us and the financial services industry.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the primary risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks are not the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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

Significant Developments. The COVID-19 pandemic and the related government mandates, restrictions, and guidance have created and may continue to create and contribute to significant economic uncertainty and market disruptions. Throughout 2020 and 2021, the volatility created by the pandemic and responses to the pandemic impacted our performance, customers, and the markets we serve.

Federal and state government responses have also created uncertainty. On November 4, 2021, the U.S. Department of Labor implemented an emergency temporary standard (ETS) mandating that all employers with 100 workers or more must require their employees to be fully vaccinated or submit to weekly testing. The ETS has been met with many subsequent legal challenges. On January 13, 2022, the U.S. Supreme Court stayed the ETS, sending the case back to the U.S. Court of Appeals for the Sixth Circuit for a decision on the merits. The timeline for such a decision is undetermined, and the outcomes remain unpredictable. In Michigan, the Department of Health and Human Services announced its intent to update quarantine and isolation periods to align with the Centers for Disease Control and Prevention’s newly shortened guidelines. These impending mandates and guidelines may have significant effects on the U.S. and Michigan economies, the banking sector generally, and our business specifically, the scope of which cannot be foreseen.

Based on this uncertainty, it is difficult to predict the extent to which the pandemic will continue to adversely impact our business, results of operations, financial condition, and customers. The potential impacts may include, but are not limited to:

•	difficulties encountered by our business customers in addressing the effects of the pandemic may cause increases in loan delinquencies, foreclosures and defaults;

•	increases in our allowance for credit losses may be necessary;

•	declines in collateral values may occur;

•	third party disruptions may occur, including outages at network providers, on-line banking vendors and other suppliers;

•	there is increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;

•	we may experience operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and/or

•	our production and efficiency may suffer due to employee illnesses and/or employees having to work remotely.

Given the ongoing uncertainty with respect to the pandemic and potential government responses, these risk factors may continue to some degree for a significant period of time.

The extent to which the COVID-19 pandemic may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Those developments and factors are expected to include the evolution of the virus and new and emerging virus variants, vaccination rates and subsequent vaccine-“boosters,” actions taken by governmental authorities to address the foregoing, and the enforcement thereof, and how quickly and to what extent normal economic and operating conditions stabilize. Potential developments also include market factors such as interest rates, supply chain disruptions, inflation, consumer-welfare, and employment rates. We do not know the full extent of the potential impact. Material adverse impacts may include all or a combination of valuation impairments on our intangible assets, securities available for sale, loans, capitalized mortgage loan servicing rights or deferred tax assets.

It is against this backdrop that we discuss our results of operations and financial condition in 2021 as compared to earlier periods.

RESULTS OF OPERATIONS

Summary. We recorded net income of $62.9 million, or $2.88 per diluted share, in 2021, net income of $56.2 million, or $2.53 per diluted share, in 2020, and net income of $46.4 million, or $2.00 per diluted share, in 2019.

KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2021	2020	2019
Net income to
Average shareholders' equity	16.13%	15.68%	13.63%
Average assets	1.41	1.43	1.35
Net income per common share
Basic	$2.91	$2.56	$2.03
Diluted	2.88	2.53	2.00

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

Net interest income totaled $129.8 million during 2021, compared to $123.6 million and $122.6 million during 2020 and 2019, respectively. The increase in net interest income in 2021 compared to 2020 primarily reflects a $529.9 million increase in average interest-earning assets that was partially offset by a 24 basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).

The increase in net interest income in 2020 compared to 2019 primarily reflects a $483.8 million increase in average interest-earning assets that was partially offset by a 46 basis point decrease in our net interest margin.

The increase in average interest-earning assets during 2021 primarily reflects an increase in securities available for sale and interest bearing cash deposits. The significant increases in these balances is primarily due to the deployment of funds from a substantial increase in deposits.

The decrease in the net interest margin during 2021 as compared to 2020 primarily reflects a change in the mix of earning assets as well as the origination of new loans and the purchase of securities available for sale at lower rates than those same instruments that have matured or paid off. These decreases were partially offset by the impact of Payroll Protection Program (“PPP”) loans and accelerated amortization of certain deferred losses on derivative financial instruments that were de-designated.

Due to the economic impact of COVID-19, the Federal Reserve Bank has taken a variety of actions to stimulate the economy, including lowering short-term interest rates. These actions, along with lower long-term interest rates, have placed pressure on our net interest margin.

Interest and fees on loans in 2021 include $8.9 million of accretion of net loan fees on PPP loans compared to $5.6 million in 2020. No such accretion is included in 2019.

Interest expense in 2020 included $1.6 million of accelerated amortization of deferred loss on certain derivative financial instruments that were de-designated. No such amortization is included in 2021 or 2019. See note #16 to the Consolidated Financial Statements for discussion regarding these derivative financial instruments.

The increase in average interest-earning assets during 2020 primarily reflects an increase in securities available for sale and interest bearing cash deposits. The significant increases in these balances is primarily due to the deployment of funds from a substantial increase in deposits. The decrease in the net interest margin during 2020 as compared to 2019 primarily reflects reductions in short-term interest rates during that year as well as a flattening of the yield curve.

2021, 2020 and 2019 interest income on loans includes $0.8 million, $1.1 million and $1.5 million, respectively, of accretion of the discount recorded on loans acquired in connection with our acquisition of Traverse City State Bank (“TCSB”) in 2018.

Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $6.2 million, $11.2 million and $8.1 million in 2021, 2020 and 2019, respectively.

AVERAGE BALANCES AND RATES

	2021			2020			2019
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$2,881,950	$116,358	4.04%	$2,863,846	$122,875	4.29%	$2,713,690	$133,574	4.92%
Tax-exempt loans(1)	7,240	362	5.00	7,145	360	5.04	7,937	391	4.93
Taxable securities	915,701	14,488	1.58	635,914	12,655	1.99	397,598	11,842	2.98
Tax-exempt securities(1)	348,346	7,892	2.27	137,330	3,673	2.67	52,324	1,683	3.22
Interest bearing cash	79,915	112	0.14	59,056	184	0.31	48,023	818	1.70
Other investments	18,427	734	3.98	18,410	905	4.92	18,359	1,043	5.68
Interest earning assets	4,251,579	139,946	3.30	3,721,701	140,652	3.78	3,237,931	149,351	4.61
Cash and due from banks	56,474			49,886			37,575
Other assets, net	157,524			162,068			164,726
Total assets	$4,465,577			$3,933,655			$3,440,232
LIABILITIES
Savings and interest-bearing checking	$2,282,607	2,693	0.12	$1,821,115	3,882	0.21	$1,453,061	10,228	0.70
Time deposits	326,081	1,772	0.54	516,306	8,784	1.70	655,718	13,197	2.01
Other borrowings	108,884	3,850	3.54	117,904	3,551	3.01	77,254	2,922	3.78
Interest bearing liabilities	2,717,572	8,315	0.31	2,455,325	16,217	0.66	2,186,033	26,347	1.21
Non-interest bearing deposits	1,288,276			1,054,230			867,314
Other liabilities	69,694			65,943			46,153
Shareholders’ equity	390,035			358,157			340,732
Total liabilities and shareholders’ equity	$4,465,577			$3,933,655			$3,440,232
Net interest income		$131,631			$124,435			$123,004
Net interest income as a percent of average interest earning assets			3.10%			3.34%			3.80%

(1)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT ("FTE")

	Year Ended December 31,
	2021	2020	2019
	(Dollars in thousands)
Net interest income	$129,765	$123,612	$122,581
Add: taxable equivalent adjustment	1,866	823	423
Net interest income - taxable equivalent	$131,631	$124,435	$123,004
Net interest margin (GAAP)	3.05%	3.32%	3.79%
Net interest margin (FTE)	3.10%	3.34%	3.80%

CHANGE IN NET INTEREST INCOME

	2021 compared to 2020			2020 compared to 2019
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$772	$(7,289)	$(6,517)	$7,105	$(17,804)	$(10,699)
Tax-exempt loans(2)	5	(3)	2	(40)	9	(31)
Taxable securities	4,789	(2,956)	1,833	5,582	(4,769)	813
Tax-exempt securities(2)	4,859	(640)	4,219	2,318	(328)	1,990
Interest bearing cash	51	(123)	(72)	154	(788)	(634)
Other investments	1	(172)	(171)	3	(141)	(138)
Total interest income	10,477	(11,183)	(706)	15,122	(23,821)	(8,699)
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	825	(2,014)	(1,189)	2,109	(8,455)	(6,346)
Time deposits	(2,463)	(4,549)	(7,012)	(2,555)	(1,858)	(4,413)
Other borrowings	(286)	585	299	1,311	(682)	629
Total interest expense	(1,924)	(5,978)	(7,902)	865	(10,995)	(10,130)
Net interest income	$12,401	$(5,205)	$7,196	$14,257	$(12,826)	$1,431

(1)
The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2021	2020	2019
As a percent of average interest earning assets
Loans	68.0%	77.1%	84.1%
Other interest earning assets	32.0	22.9	15.9
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	53.7%	48.9%	44.9%
Time deposits	7.7	13.9	20.3
Other borrowings	2.6	3.2	2.3
Average interest bearing liabilities	64.0%	66.0%	67.5%
Earning asset ratio	95.2%	94.6%	94.1%
Free-funds ratio(1)	36.1	34.0	32.5

(1)	Average interest earning assets less average interest bearing liabilities.

Provision for credit losses. We adopted Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2021. See note #1 to the Consolidated Financial Statements included within this report for our discussion on CECL implementation.

The provision for credit losses was a credit of $1.9 million in 2021 and an expense of $12.5 million and $0.8 million in 2020 and 2019, respectively. The provision reflects our assessment of the allowance for credit losses (the “ACL”) taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, economic conditions and loan net charge-offs. While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for credit losses in 2021 compared to 2020 was primarily the result of a decline in the adjustment to allocations based on subjective factors and specific allocations as well as an increase in recoveries of loans previously charged off. In particular, the higher provision for credit losses in 2020 relative to 2021 and 2019 included an $11.2 million (or 128.2%) increase in the qualitative/subjective portion of the allowance for credit losses. That increase principally reflected the unique challenges and economic uncertainty resulting from the COVID-19 pandemic during the first half of 2020 and the potential impact on the loan portfolio. See “Portfolio Loans and asset quality” for a discussion of the various components of the ACL and their impact on the provision for credit losses in 2021 and note #19 to the Consolidated Financial Statements included within this report for a discussion on industry concentrations.

Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $76.6 million during 2021 compared to $80.7 million and $47.7 million during 2020 and 2019, respectively.

NON-INTEREST INCOME

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Interchange income	$14,045	$11,230	$10,297
Service charges on deposit accounts	10,170	8,517	11,208
Net gains on assets
Mortgage loans	35,880	62,560	19,978
Securities available for sale	1,411	267	307
Mortgage loan servicing, net	5,745	(9,350)	(3,336)
Investment and insurance commissions	2,603	1,971	1,658
Bank owned life insurance	567	910	1,111
Other	6,222	4,640	6,513
Total non-interest income	$76,643	$80,745	$47,736

Interchange income totaled $14.0 million in 2021 compared to $11.2 million in 2020 and $10.3 million in 2019. The increase in interchange income in 2021 compared to 2020 is primarily due to growth in debit card transaction volume (2020 was adversely impacted by COVID-19 pandemic related shut-downs of businesses and stay at home mandates), a new switch contract that was initially effective in the fourth quarter of 2020 that increased revenues, and our joining a surcharge free ATM network in April 2020 that increased both interchange income and interchange expense. The increase in interchange income in 2020 compared to 2019 is primarily due to an increase in transaction volume.

Service charges on deposit accounts totaled $10.2 million in 2021, as compared to $8.5 million in 2020 and $11.2 million during 2019. The increase in 2021 compared to 2020 was primarily due to an increase in non-sufficient funds occurrences (and related fees). The decrease in 2020 compared to 2019 primarily reflect declines in non-sufficient funds fees. During 2020, non-sufficient funds fees were impacted by contracted consumer spending and government stimulus payments related to COVID-19.

We realized net gains of $35.9 million on mortgage loans during 2021, compared to $62.6 million and $20.0 million during 2020 and 2019 respectively. Mortgage loan activity is summarized as follows:

MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2021	2020	2019
	(Dollars in thousands)
Mortgage loans originated	$1,861,060	$1,820,697	$1,011,141
Mortgage loans sold(1)	1,254,638	1,447,031	738,910
Net gains on mortgage loans	35,880	62,560	19,978
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	2.86%	4.32%	2.70%
Fair value adjustments included in the Loan Sales Margin	(0.52)	0.47	0.22

(1)
2021 includes the sale of $9.6 million of portfolio residential fixed rate mortgage loans. 2020 includes the securitization of $26.3 million of portfolio residential fixed rate loans and the sale of $2.4 million of portfolio residential fixed rate mortgage loans. 2019 includes the sale of $50.5 million of portfolio residential fixed and adjustable rate mortgage loans to other institutions and securitization of $65.1 million of portfolio residential fixed rate loans.

The increase in mortgage loan originations in 2021 as compared to 2020 is due primarily to an increase in purchase money mortgages reflecting strong home sales in many of our markets. Mortgage loans sold decreased in 2021 compared to 2020 due to a lower mix of salable loans in our origination volumes. Net gains on mortgage loans decreased in 2021 as compared to 2020 due to the decline in loan sale volume, a decrease in the Loan Sales Margin and fair value adjustments as discussed below.

The increase in mortgage loan originations, sales and net gains in 2020 as compared to 2019 is due primarily to lower interest rates in 2020 that spurred a significant increase in refinance volumes. Mortgage loans sold also increased in 2020 compared to 2019 due to a higher mix of salable loans in our origination volumes. Net gains on mortgage loans also increased in 2020 as compared to 2019 due to fair value adjustments as discussed below.

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

Our Loan Sales Margin is impacted by several factors including competition and the manner in which the loan is sold. Net gains on mortgage loans are also impacted by recording fair value accounting adjustments. Excluding these fair value accounting adjustments, the Loan Sales Margin would have been 3.38% in 2021, 3.85% in 2020 and 2.48% in 2019. The decrease in the Loan Sales Margin (excluding fair value adjustments) in 2021 was generally due to a tightening of primary-to-secondary market pricing spreads as market interest rates increased during 2021. The changes in the fair value accounting adjustments are primarily due to changes in the amount of commitments to originate mortgage loans for sale during each year as well as a lower Loan Sales Margin in 2021.

We generated net gains on securities of $1.41 million, $0.27 million and $0.31 million in 2021, 2020 and 2019, respectively. These net gains were due to the sales of securities and changes in the fair value of equity/trading securities as outlined in the table below. We recorded no credit related charges in 2021, 2020 or 2019 for securities available for sale.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains(1)	Losses	Net
	(In thousands)
2021	$85,371	$1,475	$64	$1,411
2020	38,095	271	4	267
2019	68,716	415	108	307

(1)	Gains in 2019 include $0.166 million related to equity securities at fair value.

Mortgage loan servicing, net, generated a gain of $5.7 million in 2021 compared to losses of $9.4 million and $3.3 million in 2020 and 2019 respectively. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

MORTGAGE LOAN SERVICING ACTIVITY

	2021	2020	2019
	(In thousands)
Mortgage loan servicing:
Revenue, net	$7,853	$6,874	$6,196
Fair value change due to price	3,380	(10,833)	(6,408)
Fair value change due to pay-downs	(5,488)	(5,391)	(3,124)
Total	$5,745	$(9,350)	$(3,336)

Activity related to capitalized mortgage loan servicing rights is as follows:

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2021	2020	2019
	(In thousands)
Balance at January 1,	$16,904	$19,171	$21,400
Originated servicing rights capitalized	11,436	13,957	7,303
Change in fair value	(2,108)	(16,224)	(9,532)
Balance at December 31,	$26,232	$16,904	$19,171

At December 31, 2021, we were servicing approximately $3.3 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 3.46% and a weighted average service fee of approximately 25.6 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2021 totaled $26.2 million, representing approximately 78.9 basis points on the related amount of mortgage loans serviced for others.

Investment and insurance commissions totaled $2.6 million in 2021 as compared to $2.0 million and $1.7 million in 2020 and 2019. The increase in revenue in 2021 as compared to 2020 and 2019 was primarily due to higher sales volume and an increase in fee based revenue.

We earned $0.6 million, $0.9 million and $1.1 million in 2021, 2020 and 2019, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $55.3 million and $55.2 million at December 31, 2021 and 2020, respectively. The decrease in earnings in each year is due to a decrease in the crediting rate.

Other non-interest income totaled $6.2 million, $4.6 million and $6.5 million in 2021, 2020 and 2019, respectively. Other non-interest income increased in 2021 as compared to 2020 due primarily to increases in credit card and merchant processing revenue, higher commercial loan swap fee income and a one-time fee reimbursement from our core data processing vendor for conversion related loss of revenues. The decrease in 2020 as compared to 2019 is due to the impact of the COVID-19 pandemic on transaction volumes, including ATM fees. In addition, we elected to suspend certain electronic banking fees because of the COVID-19 pandemic and the increased need for our customers to access these channels. Fees related to interest rate swaps for commercial loan customers were also lower in 2020 as customers did not feel the need to execute such transactions given the low interest rate environment.

Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.

Non-interest expense totaled $131.0 million in 2021, $122.4 million in 2020, and $111.7 million in 2019. Increases in compensation and employee benefits, data processing, interchange expense, costs related to unfunded lending commitments and other expenses are primarily responsible for the increase in 2021 compared to 2020. Performance based compensation and expense related to the core data processing conversion are primarily responsible for the increase in 2020 compared to 2019. The components of non-interest expense are as follows:

NON-INTEREST EXPENSE

	Year ended December 31,
	2021	2020	2019
	(In thousands)
Compensation	$44,226	$41,517	$41,719
Performance-based compensation	19,800	19,725	12,066
Payroll taxes and employee benefits	15,943	13,539	13,716
Compensation and employee benefits	79,969	74,781	67,501
Data processing	10,823	8,534	8,905
Occupancy, net	8,794	8,938	9,013
Interchange expense	4,434	3,342	3,215
Furniture, fixtures and equipment	4,172	4,089	4,113
Loan and collection	3,172	3,037	2,685
Communications	3,080	3,194	2,947
Legal and professional	2,068	2,027	1,814
Advertising	1,918	2,230	2,450
Conversion related expenses	1,827	2,586	—
FDIC deposit insurance	1,396	1,596	685
Costs related to unfunded lending commitments	1,207	263	246
Amortization of intangible assets	970	1,020	1,089
Supplies	611	680	638
Correspondent bank service fees	382	395	411
Provision for loss reimbursement on sold loans	133	200	229
Branch closure costs	—	417	—
Net (gains) losses on other real estate and repossessed assets	(230)	64	(90)
Other	6,297	5,020	5,882
Total non-interest expense	$131,023	$122,413	$111,733

Compensation expense, which is primarily salaries, totaled $44.2 million, $41.5 million and $41.7 million in 2021, 2020 and 2019, respectively. The comparative increase in 2021 to 2020 is primarily due to an increase in lending personnel, higher overtime levels and salary increases that were predominantly effective on January 1, 2021. The comparative decrease in 2020 to 2019 is primarily due to an increased level of compensation that was deferred as direct loan origination costs (due to higher loan origination volumes) that was partially offset by salary increases that were predominantly effective on January 1, 2020.

Performance-based compensation expense totaled $19.8 million, $19.7 million and $12.1 million in 2021, 2020 and 2019, respectively. The increase in 2020 as compared to 2019 was due to actual performance relative to the established incentive plan targets as well as $0.4 million in bonuses paid during the second quarter of 2020 to front-line personnel due to their extraordinary efforts during the COVID-19 pandemic.

We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. The amount of expense recognized in 2021, 2020 and 2019 for share-based awards under our long-term equity based incentive plan was $1.6 million in each respective year. In each of those three years, we granted both restricted stock and performance share awards under the plan.

Payroll taxes and employee benefits expense totaled $15.9 million, $13.5 million and $13.7 million in 2021, 2020 and 2019, respectively. The increase in 2021 compared to 2020 is primarily due to increases in payroll taxes (reflecting higher compensation costs), our 401(k) plan match and health care costs (due to increased claims in 2021).

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

Data processing expenses totaled $10.8 million, $8.5 million, and $8.9 million in 2021, 2020 and 2019, respectively. The increase in 2021 compared to 2020 is primarily due to the 2020 cost savings agreement discussed below that expired during the first quarter of 2021. The remainder of the increased costs in 2021 principally relate to new software and technology product and service additions. The decrease in 2020 compared to 2019 is primarily due to a cost savings agreement related to core data processing services that was executed in the second quarter of 2020. This expense reduction was partially offset by new software product additions and increased mobile banking costs.

Interchange expense, which totaled $4.4 million, $3.3 million, and $3.2 million in 2021, 2020 and 2019, respectively, primarily represents fees paid to our core information systems processor and debit card licensor related to debit card and ATM transactions. The increase in 2021 compared to 2020 was primarily due to increased debit card transaction volume and transaction channel mix. Increased debit card transaction volumes in 2020 compared to 2019 contributed to the rise in this expense from 2019 to 2020.

Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $3.2 million, $3.0 million and $2.7 million in 2021, 2020 and 2019, respectively. These costs increased in 2021 and 2020 due primarily to higher loan origination activity.

Communications expense totaled $3.1 million, $3.2 million and $2.9 million in 2021, 2020 and 2019, respectively. These costs were relatively unchanged in 2021 while the increase in 2020 relative to 2019 was primarily due to mailing costs related to the issuance of new contactless debit cards.

 Legal and professional fees totaled $2.1 million, $2.0 million, and $1.8 million in 2021, 2020 and 2019, respectively. These costs were relatively unchanged in 2021 while the increase in 2020 was due primarily to an increase in title search fees and bank examination fees (due to an increase in our asset size).

Advertising expense totaled $1.9 million, $2.2 million, and $2.5 million in 2021, 2020 and 2019, respectively. The decrease in 2021 compared to 2020 is due primarily due to the receipt of a $0.3 million reimbursement from our debit card provider for certain eligible marketing costs that we incurred as well as reduced levels of advertising in certain channels. The decrease in 2020 compared to 2019 was due primarily to the receipt of a $0.2 million reimbursement from our debit card provider for certain eligible marketing costs that we incurred.

Conversion related expenses totaled $1.8 million and $2.6 million in 2021 and 2020, respectively. We began a process to convert our core data processing system to a new system hosted by a different vendor in early 2020 and completed this conversion in May 2021. These expenses represent costs incurred for assistance from our existing vendor and fees from consultants who assisted us in this conversion.

FDIC deposit insurance expense totaled $1.4 million, $1.6 million, and $0.7 million in 2021, 2020 and 2019, respectively. FDIC deposit insurance expense decreased in 2021 compared to 2020 due primarily to a lower assessment rate. FDIC deposit insurance expense increased in 2020 compared to 2019 due primarily to the use of our FDIC Small Bank Assessment Credit in 2019 as well as an increase in our assessment rate and growth in our total assets.

The changes in costs related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments. Costs related to unfunded lending commitments totaled $1.2 million, $0.3 million, and $0.2 million in 2021, 2020 and 2019, respectively. The increase in 2021 compared to 2020 and 2019 is due primarily to an increase in the amount of unfunded lending commitments.

The amortization of intangible assets primarily relates to our acquisition of TSCB and certain branch acquisitions and the related amortization of the deposit customer relationship value, including core deposit value, which was acquired in connection with those transactions. We had remaining unamortized intangible assets of $3.3 million and $4.3 million at December 31, 2021 and 2020 respectively. See note #7 to the Consolidated Financial Statements for a schedule of future amortization of intangible assets.

Branch closure costs totaled $0.4 million for 2020. We closed eight Bank branches in 2020 (two on June 26, 2020 and six on July 31, 2020). These costs primarily represent write-downs of fixed assets (buildings, furniture and equipment) and lease assets.

Net (gains) losses on other real estate and repossessed assets represent the gain or loss on the sale or additional write downs on these assets subsequent to the transfer of the asset from our loan portfolio. This transfer occurs at the time we acquire the collateral that secured the loan. At the time of acquisition, the other real estate or repossessed asset is valued at fair value, less estimated costs to sell, which becomes the new basis for the asset. Any write-downs at the time of acquisition are charged to the allowance for credit losses. Net gain was $0.2 million in 2021 compared to net loss of $0.1 million and a net gain of $0.1 million in 2020 and 2019 respectively.

Other non-interest expenses totaled $6.3 million, $5.0 million, and $5.9 million in 2021, 2020 and 2019, respectively. The increase in other expense in 2021 compared to 2020 primarily represents increases in travel and entertainment related expenses due to the lifting of COVID-19 travel restrictions, an increase in deposit customer account fraud related costs, an increase in Michigan Corporate Income Tax expense as the result of a change in how the tax base is calculated, a branch write-down and certain one-time contract termination costs. The decrease in 2020 was primarily due to a decline in travel and entertainment costs due to COVID-19 pandemic related travel restrictions as well as a reduction in deposit customer account and customer debit card related fraud costs.

Income tax expense. We recorded an income tax expense of $14.4 million, $13.3 million and $11.3 million in 2021, 2020 and 2019, respectively. The 2021 increase in tax expense compared to 2020 and 2019 is due to higher taxable income.

Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance.

We assess whether a valuation allowance should be established against our deferred tax asset, net (“DTA”) based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2021 and 2020 that the realization of substantially all of our DTA continues to be more likely than not. See note #13 to the Consolidated Financial Statements included within this report for more information.

FINANCIAL CONDITION

Summary. Our total assets increased to $4.70 billion at December 31, 2021, compared to $4.20 billion at December 31, 2020, primarily due to growth in securities available for sale as well as mortgage and installment loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $2.91 billion and $2.73 billion at December 31, 2021 and December 31, 2020. Growth in mortgage loans of $123.7 million and installment loans of $86.5 million were partially offset by a decline in commercial loans of $38.8 million.

Deposits totaled $4.12 billion at December 31, 2021, compared to $3.64 billion at December 31, 2020. The $479.7 million increase in deposits is primarily due to growth in non-interest bearing deposits, savings and interest bearing checking deposits, reciprocal deposits and time deposits that were partially offset by a decline in brokered time deposits.

The decrease in commercial loans in 2021 is due primarily to forgiveness of loans extended under the PPP administered by the U.S. Small Business Administration (“SBA”). The increase in deposits is due in part to the significant liquidity that has been injected into the economy through government programs, such as the PPP, as well as by monetary actions by the Federal Reserve Bank, all in response to the COVID-19 pandemic.

It is unclear how the termination of these various government stimulus programs will impact the levels of portfolio loans and deposits. However, our liquidity and funding contingency plans take into account the possibility of significant reductions in commercial loans and deposits during 2022.

Securities. We maintain diversified securities portfolios, which include obligations of U.S. government- sponsored agencies, securities issued by states and political subdivisions, residential and commercial mortgage- backed securities, asset-backed securities, corporate securities, trust preferred securities and foreign government securities (that are denominated in U.S. dollars). We regularly evaluate asset/liability management needs and attempt to maintain a portfolio structure that provides sufficient liquidity and cash flow. Except as discussed below, we believe that the unrealized losses on securities available for sale are temporary in nature and are expected to be recovered within a reasonable time period. We believe that we have the ability to hold securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See “Asset/liability management.”) Securities available for sale increased by $340.7 million during 2021, reflecting the deployment of a portion of the funds generated from the growth in deposits.

Securities available for sale in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities available for sale in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities available for sale that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes. No ACL for securities available for sale was needed at December 31, 2021.

SECURITIES

	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value
	(In thousands)
Securities available for sale
December 31, 2021	$1,404,858	$16,594	$8,622	$1,412,830
December 31, 2020	1,052,147	21,416	1,404	1,072,159

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

We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) Due primarily to the expansion of our mortgage-banking activities and a change in mix in our mortgage loan originations, we are now originating and putting into Portfolio Loans more fixed rate mortgage loans compared to past periods. These fixed rate mortgage loans generally have terms from 15 to 30 years, do not have prepayment penalties and expose us to more interest rate risk. (See “Asset/liability management”).

LOAN PORTFOLIO SEGMENTS

The following table summarizes each loan portfolio segment by (1) scheduled repayments and (2) predetermined (fixed) interest rate and/or adjustable (variable) interest rate at December 31, 2021:

	Commercial	Mortgage	Installment	Total
	(In thousands)
Due in one year or less	$117,497	$840	$2,033	$120,370
Due after one but within five years	293,483	2,610	49,500	345,593
Due after five but within 15 years	774,772	114,703	454,134	1,343,609
Due after 15 years	17,829	1,021,506	56,138	1,095,473
	$1,203,581	$1,139,659	$561,805	$2,905,045

Fixed rate	$626,148	$736,515	$558,069	$1,920,732
Variable rate	577,433	403,144	3,736	984,313
	$1,203,581	$1,139,659	$561,805	$2,905,045

In the fourth quarter of 2021 we reclassified $34.8 million (fair value of $34.8 million) of portfolio mortgage loans to held for sale. These loans were sold to other financial institutions on a servicing retained basis during the first quarter of 2022. In 2020 we sold or securitized $28.7 million of fixed and adjustable rate portfolio mortgage loans. In 2019, we sold or securitized $75.0 million of fixed and adjustable rate portfolio mortgage loans. All of these loan sales/securitizations were non-recourse (other than standard representations and warranties) and were executed primarily for asset/liability management purposes.

The PPP is a short-term, forgivable loan program primarily intended to help businesses impacted by COVID-19 to continue paying their employees. A short summary of the PPP is as follows:

•
Terms of two years (five years for loans originated after June 5, 2020) with payments automatically deferred to the date the SBA remits the borrower’s loan forgiveness amount to the lender (or, if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period);

•	One percent interest rate;

•	No collateral or personal guarantees required;

•	No fees paid by the borrower, rather lenders are paid a fee through the SBA according to a set schedule based on loan size;

•	Loans are forgivable if at least 60% of the loan proceeds are used for payroll with the remainder being used for rent, mortgage interest and/or utilities; and

•	Streamlined forgiveness application process for PPP loans of $50,000 or less.

PAYCHECK PROTECTION PROGRAM

A summary of our participation in the PPP follows:

	December 31,
	2021		2020
	Amount (#)	Amount ($)	Amount (#)	Amount ($)
	(Dollars in thousands)
Closed and outstanding - Round 1 loans	6	$197	1,483	$169,782
Closed and outstanding - Round 2 loans	180	26,167	—	—
Total closed and outstanding	186	$26,364	1,483	$169,782
Unaccreted net fees remaining at period end		$806		$3,216

Congress and the major bank regulatory agencies encouraged banks to work with their borrowers to provide short-term loan payment relief during the COVID-19 national emergency. On March 22, 2020, an interagency statement was released by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the Conference of State Bank Supervisors, and the National Credit Union Administration that contained guidance regarding loan modifications made in response to the pandemic. In general, in order for a loan modification made in response to the pandemic to avoid being classified as a troubled debt restructuring (“TDR”):

•	The modified loan must be current when the modification is made;

•	The modification must be short term in nature (up to six months); and

•	Modifications may include payment deferrals, fee waivers, extensions of repayment terms or other delays in payment that are insignificant.

In addition, Section 4013 of the federal CARES Act provides temporary relief from the accounting and reporting requirements for TDRs regarding certain loan modifications for our customers. Section 4013 specified that COVID-19 related modifications on loans that were current as of December 31, 2019 are not TDRs. The provisions of Section 4013 were extended to the earlier of 60 days after the termination of the national emergency that was previously declared on March 13, 2020 or January 1, 2022 by the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act which was signed into law on December 27, 2020.

In response to our customers’ needs during this time of economic uncertainty, we have initiated forbearance programs for our retail (mortgage and installment loans) and our commercial customers. We also have similar programs for mortgage loans that we service for others. Commercial loan accommodations have typically been a three month interest-only period while retail loan (mortgage and installment) forbearances have primarily been payment suspensions for three months. To date, there have not been a significant number of requests for additional modifications. See note #4 to the Consolidated Financial Statements included within this report.

COMMERCIAL AND RETAIL LOAN COVID-19 ACCOMMODATIONS

A summary of accommodations as of December 31, 2021 follows:

	Covid-19 Accommodations		Total	% of Total
Loan Category	Amount (#)	Amount ($)	Loans	Loans
	(Dollars in thousands)
Commercial	—	$—	$1,203,581	0.0%
Mortgage	22	2,278	1,139,659	0.2%
Installment	1	55	561,805	0.0%
Total	23	$2,333	$2,905,045	0.1%
Mortgage loans serviced for others(1)	46	$5,163	$3,323,521	0.2%

(1)	We have delegated authority from all investors to grant these deferrals on their behalf.

Certain industries (such as hotels and restaurants) have been more adversely impacted by the COVID-19 pandemic and related periodic shut downs of our economy. We believe that the following concentrations within our commercial loan portfolio represent greater potential risk in the current economic environment. The balances below are as of December 31, 2021.

COMMERCIAL LOAN SEGMENT

	Amount	% of Total Loans
	(Dollars in millions)
Commercial and industrial:
Retail	$70	2.4%
Food service	49	1.7
Hotel	40	1.4
	159	5.5
Commercial real estate:
Retail	109	3.8
Office	72	2.5
Multifamily	55	1.9
	236	8.1
Total	$395	13.6%

We are closely monitoring these industry concentrations and at present do not foresee any significant losses relative to this portion of our loan portfolio given the current economic conditions in Michigan and the fact that businesses have reopened. However, a high degree of uncertainty still exists with respect to the impact of the COVID-19 pandemic and the related economic disruptions on the future performance of our loan portfolio, including these concentrations.

LOAN PORTFOLIO COMPOSITION

	December 31,
	2021	2020
	(In thousands)
Real estate(1)
Residential first mortgages	$870,169	$792,762
Residential home equity and other junior mortgages	128,801	138,128
Construction and land development	278,992	232,693
Other(2)	726,224	669,150
Consumer	339,785	468,090
Commercial	555,696	429,011
Agricultural	5,378	3,844
Total loans	$2,905,045	$2,733,678

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS(1)

	December 31,
	2021	2020	2019
	(Dollars in thousands)
Non-accrual loans	$5,545	$8,312	$10,178
Loans 90 days or more past due and still accruing interest	—	—	—
Sub total	5,545	8,312	10,178
Less: Government guaranteed loans	435	439	646
Total non-performing loans	5,110	7,873	9,532
Other real estate and repossessed assets	245	766	1,865
Total non-performing assets	$5,355	$8,639	$11,397

As a percent of Portfolio Loans
Non-accrual loans	0.19%	0.30%	0.37%
Non-performing loans	0.18	0.29	0.35
ACL(2)	1.63	1.30	0.96
Non-performing assets to total assets	0.11	0.21	0.32
ACL as a percent of non-accrual loans(2)	852.16	426.24	256.91
ACL as a percent of non-performing loans(2)	924.70	450.01	274.32

(1)	Excludes loans classified as “troubled debt restructured” that are performing.
(2)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

TROUBLED DEBT RESTRUCTURINGS

	December 31, 2021
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDRs	$4,481	$31,589		$36,070
Non-performing TDRs(2)	—	1,016	(3)	1,016
Total	$4,481	$32,605		$37,086

	December 31, 2020
	Commercial	Retail(1)		Total
	(In thousands)
Performing TDRs	$7,956	$36,385		$44,341
Non-performing TDRs(2)	1,148	1,584	(3)	2,732
Total	$9,104	$37,969		$47,073

(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

Non-performing loans totaled $5.1 million, $7.9 million and $9.5 million at December 31, 2021, 2020 and 2019, respectively. The decrease in 2021 compared to 2020 was primarily due to a $1.4 million decrease in the residential mortgage loan portfolio segment and a $1.4 million decrease in the commercial loan segment which were primarily attributed to loan payoffs and pay downs. Our collection and resolution efforts have generally resulted in a stable trend in non-performing loans. The decrease in non-performing loans in 2020 as compared to 2019 was primarily due to a $1.5 million decrease in the residential mortgage loan portfolio segment.

Non-performing loans exclude performing loans that are classified as troubled debt restructurings (“TDRs”). Performing TDRs totaled $36.1 million, or 1.2% of total Portfolio Loans, and $44.3 million, or 1.6% of total Portfolio

Loans, at December 31, 2021 and 2020, respectively. The decrease in the amount of performing TDRs during 2021 reflects declines in both commercial and mortgage loan TDRs due primarily to payoffs and paydowns.

Other real estate (“ORE”) and repossessed assets totaled $0.2 million at December 31, 2021, compared to $0.8 million at December 31, 2020. The decrease in ORE during 2021 reflects the sale of retail properties.

The ACL as a percent of non-accrual and non-performing loans increased during 2021 due primarily to an increase in the ACL resulting from the adoption of CECL on January 1, 2021 while the increase in 2020 was due primarily to an increase in the balance of the subjective factor component of our ACL (see further discussion below).

We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES(1)

	December 31, 2021	January 1, 2021
	(In thousands)
Specific allocations	$1,130	$2,452
Pooled analysis allocations	33,359	30,796
Additional allocations based on subjective factors	12,763	13,889
Total	$47,252	$47,137

(1)	January 1, 2021 includes impact of the adoption of CECL.

Beginning January 1, 2021, we calculated the ACL using the current expected credit losses methodology. As of January 1, 2021, we increased the ACL for loans by $11.7 million and increased the ACL for unfunded loan commitments by $1.5 million.

Some loans will not be repaid in full. Therefore, an ACL is maintained at a level which represents our best estimate of expected credit losses. Our ACL is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, reasonable and supportable forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. See notes #1 and #4 to the Consolidated Financial Statements included within this report for further discussion on the ACL.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

The ACL increased $0.1 million to $47.3 million at December 31, 2021 from $47.1 million at January 1, 2021 (CECL adoption date) and was equal to 1.63% of total Portfolio Loans at December 31, 2021.

Two of the three components of the ACL outlined above decreased since our CECL adoption date. The ACL related to specific loans decreased $1.3 million due primarily to a $6.7 million decrease in the amount of such loans. The ACL related to subjective factors decreased $1.1 million due primarily to slightly lower reserve allocations reflecting an improvement in economic forecasts (particularly for lower unemployment levels) that was partially offset by loan growth in 2021. The ACL related to pooled analysis of loans increased $2.6 million due primarily loan growth in 2021.

During 2020 the ACL related to specific loans decreased $0.6 million as compared to 2019 due primarily to a $5.3 million decline in the amount such loans. The ACL related to other adversely rated commercial loans (used prior to the adoption of CECL) decreased $0.8 million in 2020 as compared to 2019, primarily due to a decrease in the balance of such loans included in this component to $37.6 million from $54.4 million at December 31, 2019. The ACL related to historical losses (used prior to the adoption of CECL) decreased $0.6 million in 2020 as compared to 2019 primarily due to a decrease in the balance of such loans included in this component. The ACL related to subjective factors increased $11.2 million in 2020 as compared to 2019. The significant increase in the ACL related to subjective factors is due principally to the economic shock of COVID-19 and various executive orders suspending or restricting certain businesses and operations, the significant increase in unemployment claims, especially in the State of Michigan, and elevated requests for payment relief from our borrowers.

ALLOWANCE FOR CREDIT LOSSES ON LOANS AND UNFUNDED COMMITMENTS

	2021		2020		2019
	ACL	Unfunded Commitments	ACL	Unfunded Commitments	ACL	Unfunded Commitments
	(In thousands)
Balance at beginning of year	$35,429	$1,805	$26,148	$1,542	$24,888	$1,296
Additions (deductions)
Impact of adoption of CECL	11,574	1,469	—	—	—	—
Provision for credit losses(1)	(1,928)	—	12,463	—	824	—
Initial allowance on loans purchased with credit deterioration	134
Recoveries credited to the ACL	4,477	—	3,069	—	3,961	—
Loans charged against the ACL	(2,434)	—	(6,251)	—	(3,525)	—
Additions included in non-interest expense	—	1,207	—	263	—	246
Balance at end of year	$47,252	$4,481	$35,429	$1,805	$26,148	$1,542

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

RATIO OF NET CHARGE-OFFS TO AVERAGE LOANS OUTSTANDING

	Commercial	Mortgage	Installment	Total
	(Dollars in thousands)
2021
Loans charged against (recoveries credited to) the ACL	$(2,607)	$(471)	$1,035	$(2,043)
Average Portfolio Loans	1,241,961	1,056,245	521,089	2,819,295
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.21)%	(0.04)%	0.20%	(0.07)%

2020
Loans charged against (recoveries credited to) the ACL	$2,272	$303	$607	$3,182
Average Portfolio Loans	1,294,217	1,020,507	472,210	2,786,934
Net loans charged off against (credited to) the ACL to average Portfolio Loans	0.18%	0.03%	0.13%	0.11%

2019
Loans charged against (recoveries credited to) the ACL	$(1,483)	$288	$759	$(436)
Average Portfolio Loans	1,167,518	1,060,643	426,730	2,654,891
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.13)%	0.03%	0.18%	(0.02)%

In 2021, we recorded loan net recoveries of $2.0 million compared to loan net charge offs of $3.2 million in 2020 and loan net recoveries of $0.4 million in 2019. The net recoveries in 2021 primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and ongoing collection efforts on previously charged-off loans. The increase in net charge-offs in 2020 was attributed to a $4.0 million charge down of one specific commercial loan relationship whose balance was zero at December 31, 2020. The net recoveries in 2019 primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and ongoing collection efforts on previously charged-off loans.

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

Deposits totaled $4.12 billion and $3.64 billion at December 31, 2021 and 2020, respectively. The $479.7 million increase in deposits during 2021 is due to growth in non-interest bearing deposits, savings and interest bearing checking deposits, time deposits and reciprocal deposits. Reciprocal deposits totaled $586.6 million and $556.2 million at December 31, 2021 and 2020, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through the IntraFi Network (formerly Promontory Interfinancial Network’s Insured Cash Sweep® service and Certificate of Deposit Account Registry Service®). This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum. The increase in reciprocal deposits is due in part to sales efforts of our treasury management team.

We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. At December 31, 2021, we had an estimated $1.03 billion of uninsured deposits. A reduction in core deposits would likely increase our need to rely on wholesale funding sources.

We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts. Other borrowings, comprised primarily of federal funds purchased and advances from the Federal Home Loan Bank (the “FHLB”), totaled $30.0 million at December 31, 2021 and 2020.

As described above, we utilize wholesale funding, including federal funds purchased, FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2021, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $619.6 million, or 14.9% of total funding (deposits and total borrowings, excluding subordinated debt and debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.

We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2021, 2020 and 2019, we entered into $79.0 million, $16.7 million and $74.5 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $0.81 million, $0.26 million and $0.94 million of fee income related to these transactions during 2021, 2020 and 2019, respectively. In 2021 we entered into $106.9 million (notional amount) of pay fixed interest rate swaps to hedge the fair value of municipal bond securities. In 2020 we entered into $42.0 million (notional amount) of pay fixed interest rate swaps to hedge the fair value of municipal bond securities. In 2019 we entered into a $7.1 million (notional amount) pay fixed interest rate swap to hedge the fair value of a fixed rate commercial loan.

Liquidity and capital resources. Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on maintaining adequate levels of liquid assets (primarily funds on deposit with the FRB and certain securities available for sale) as well as developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for purchasing securities available for sale or originating Portfolio Loans as well as to be able to respond to unforeseen liquidity needs.

Our primary sources of funds include our deposit base, secured advances from the FHLB, federal funds purchased borrowing facilities with other commercial banks, and access to the capital markets (for Brokered CDs).

TIME DEPOSITS(1)

The following table summarizes time deposits in amounts less than $250,000 and in amounts of $250,000 or more, by time remaining until maturity at December 31, 2021:

	Less than $250,000	Greater than $250,000	Total
	(In thousands)
Three months or less	$74,671	$18,870	$93,541
Over three through six months	53,328	13,582	66,910
Over six months through one year	57,565	51,051	108,616
Over one year	57,155	9,570	66,725
Total	$242,719	$93,073	$335,792

(1)	Includes time deposits, brokered time deposits and reciprocal time deposits

At December 31, 2021, we had $269.1 million of time deposits (see note #8 to the Consolidated Financial Statements) that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $3.81 billion of our deposits at December 31, 2021, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.

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

We also believe that the available cash on hand at the parent company (including time deposits) of approximately $46.1 million as of December 31, 2021, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on our subordinated debt and debentures and to pay a cash dividend on our common stock for the foreseeable future.

In the normal course of business we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts.

Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes subordinated debt and cumulative trust preferred securities.

CAPITALIZATION

	December 31,
	2021	2020
	(In thousands)
Subordinated debt	$39,357	$39,281
Subordinated debentures	39,592	39,524
Amount not qualifying as regulatory capital	(581)	(505)
Amount qualifying as regulatory capital	78,368	78,300
Shareholders’ equity
Common stock	323,401	339,353
Retained earnings	74,582	40,145
Accumulated other comprehensive income	501	10,024
Total shareholders’ equity	398,484	389,522
Total capitalization	$476,852	$467,822

In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the December 31, 2021 and 2020 balances of $39.4 million and $39.3 million, respectively, is net of remaining unamortized deferred issuance costs that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations.

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

The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) is limited to 25% of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. Although the Dodd-Frank Act further limited Tier 1 treatment for trust preferred securities, those new limits did not apply to our outstanding trust preferred securities. Further, the capital rules allow for the treatment of our trust preferred securities as qualifying regulatory capital.

Common shareholders’ equity increased to $398.5 million at December 31, 2021 from $389.5 million at December 31, 2020, due primarily to our net income which was partially offset by the change in our accumulated other comprehensive income , share repurchases and dividends that we paid. Our tangible common equity (“TCE”) totaled $366.8 million and $356.9 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 7.85% and 8.56% at December 31, 2021 and 2020, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less intangible assets.

In December 2021, our Board of Directors authorized the 2022 share repurchase plan. Under the terms of the 2022 share repurchase plan, we are authorized to buy back up to 1,100,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2022, and is expected to last through December 31, 2022.

In December 2020, our Board of Directors authorized the 2021 share repurchase plan. Under the original terms of the share repurchase plan, we were authorized to buy back 1,100,000 shares, or approximately 5% of our outstanding common stock. The share repurchase plan expired on December 31, 2021. We repurchased 814,910 shares during 2021 at an average cost of $21.19 per share.

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

We currently pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.84, $0.80 and $0.72 per share for 2021, 2020 and 2019, respectively. We currently favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2021 and 2020, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).

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

We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our Consolidated Statements of Financial Condition. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities. During 2021, our interest rate risk profile as measured by our short term earnings simulation has not changed significantly while our longer term interest rate risk measure based on changes in economic value now indicates modest exposure to rising rates. The shift is primarily due to an increase in asset duration. The increase in asset duration is attributed to growth and mix changes in the investment portfolio and portfolio mortgage loans. However, we are carefully monitoring this change in the composition of our earning assets and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. As a result, we may add some longer-term borrowings, may utilize derivatives (interest rate swaps and interest rate caps) to manage interest rate risk and may continue to sell some fixed rate jumbo and other portfolio mortgage loans in the future.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY AND NET INTEREST INCOME

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2021
200 basis point rise	$514,200	(5.86)%	$137,800	3.30%
100 basis point rise	550,900	0.86	136,800	2.55
Base-rate scenario	546,200	—	133,400	—
100 basis point decline	473,000	(13.40)	126,700	(5.02)

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change
	(Dollars in thousands)
December 31, 2020
200 basis point rise	$494,600	15.02%	$125,200	4.16%
100 basis point rise	483,200	12.37	123,700	2.91
Base-rate scenario	430,000	—	120,200	—
100 basis point decline	395,500	(8.02)	114,900	(4.41)

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

Accounting Standards Update. See note #1 to the Consolidated Financial Statements included elsewhere in this report for details on recently issued accounting pronouncements and their impact on our consolidated financial statements.

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

CRITICAL ACCOUNTING POLICIES

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the ACL and capitalized mortgage loan servicing rights are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our financial position or results of operations.

Our methodology for determining the ACL and related provision for credit losses is described above in “Portfolio Loans and asset quality.” In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of expected credit losses in our loan portfolio. We use a rigorous process to attempt to accurately quantify the necessary ACL and related provision for credit losses, but there can be no assurance that our modeling process will successfully identify all of the expected credit losses in our loan portfolio. As a result, we could record future provisions for credit losses that may be significantly different than the levels that we recorded in prior periods. We adopted CECL on January 1, 2021 which changed the way we calculate our ACL. See also notes #1 and #4 to the Consolidated Financial Statements included within this report for further discussion on CECL.

At December 31, 2021 and 2020, we had approximately $26.2 million and $16.9 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

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

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2021. In making this assessment, we used the criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2021, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2021, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. Their report immediately follows our report.

William B. Kessel	Gavin A. Mohr
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 4, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Change in Accounting Principle

       As discussed in Note 1 to the financial statements, the Corporation has changed its method of accounting for credit losses effective January 1, 2021 due to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification No. 326, Financial Instruments - Credit Losses (“ASC 326”). The Corporation adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. Certain aspects of the application of the new credit loss standard are communicated as a critical audit matter below.

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

Allowance for Credit Losses (ACL) for loans – Subjective Factors

Refer to Notes 1 and 4 to the Consolidated Financial Statements.

On January 1, 2021 (“adoption date”), the Corporation adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) under a modified retrospective approach, which required the Corporation to estimate expected credit losses for its financial assets carried at amortized cost utilizing the current expected credit loss (“CECL”) methodology. As of the adoption date, the Corporation reported a $47.1 million allowance for credit losses (“ACL”) under the CECL methodology on its $2.7 billion of loans carried at amortized cost. Upon adoption of the new standard, the Corporation recorded an $11.7 million increase to the ACL for loans. After considering other impacts of adoption, a $10.3 million decrease was recorded in retained earnings through a cumulative-effect adjustment. See change in accounting principle explanatory paragraph above.

The ACL under the CECL methodology is a significant estimate recorded within the Corporation’s financial statements with a reported balance for loans of $47.1 million and $47.3 million as of the adoption date and December 31, 2021, respectively. The ACL model for loans consists of three components: 1) the specific analysis of individually evaluated loans; 2) pooled analysis of loans with similar risk characteristics based on historical experience using a discounted cash flow model, adjusted for current conditions, reasonable and supportable forecasts and expected prepayments; and 3) additional allowances based on subjective factors.

The subjective factors include consideration of the following: local and general economic business factors and trends, portfolio concentrations and changes in the size, and/or the general terms of the overall loan portfolio. Due to the significant judgment applied by management to determine the effect of the subjective factors, we identified the effect of the subjective factors on the ACL for loans as a critical audit matter as it involved a high degree of auditor judgment and required significant audit effort, including the need to involve more experienced audit personnel.

The primary procedures we performed to address this critical audit matter included:

•	Testing the effectiveness of controls over the subjective factors used in the ACL calculation including controls addressing:

	○	Management’s review of the reasonableness of the significant assumptions applied in the development of the subjective factors and the relevance to the loan segment to which they are applied.

	○	Mathematical accuracy of the subjective factors applied to the loan segments in the ACL calculation.

•	Substantively testing management’s determination of the subjective factors used in the ACL estimate, including:

○
Testing management’s process for developing the subjective factors, which included assessing the relevance and reliability of data used to develop the subjective factors, including evaluating their judgments and assumptions for reasonableness. Among other procedures, our evaluation considered evidence from internal and external sources.

	○	Analytically evaluating the subjective factors for directional consistency, testing for reasonableness, and obtaining evidence for significant changes.

	○	Testing the mathematical accuracy of the subjective factors applied to the loan segments in the ACL calculation.

Crowe LLP

We have served as the Corporation’s auditor since 2005.

South Bend, Indiana
March 4, 2022

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2021	2020
	(In thousands, except share amounts)
Assets
Cash and due from banks	$51,069	$56,006
Interest bearing deposits	58,404	62,699
Cash and Cash Equivalents	109,473	118,705
Securities available for sale	1,412,830	1,072,159
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,427
Loans held for sale, carried at fair value	55,470	92,434
Loans held for sale, carried at lower of cost or fair value	34,811	-
Loans
Commercial	1,203,581	1,242,415
Mortgage	1,139,659	1,015,926
Installment	561,805	475,337
Total Loans	2,905,045	2,733,678
Allowance for credit losses (1)	(47,252)	(35,429)
Net Loans	2,857,793	2,698,249
Other real estate and repossessed assets, net	245	766
Property and equipment, net	36,404	36,127
Bank-owned life insurance	55,279	55,180
Capitalized mortgage loan servicing rights, carried at fair value	26,232	16,904
Other intangibles	3,336	4,306
Goodwill	28,300	28,300
Accrued income and other assets	66,140	62,456
Total Assets	$4,704,740	$4,204,013
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,321,601	$1,153,473
Savings and interest-bearing checking	1,897,487	1,526,465
Reciprocal	586,626	556,185
Time	308,438	287,402
Brokered time	2,938	113,830
Total Deposits	4,117,090	3,637,355
Other borrowings	30,009	30,012
Subordinated debt	39,357	39,281
Subordinated debentures	39,592	39,524
Accrued expenses and other liabilities	80,208	68,319
Total Liabilities	4,306,256	3,814,491
Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,171,036 shares at December 31, 2021 and 21,853,800 shares at December 31, 2020	323,401	339,353
Retained earnings	74,582	40,145
Accumulated other comprehensive income	501	10,024
Total Shareholders’ Equity	398,484	389,522
Total Liabilities and Shareholders’ Equity	$4,704,740	$4,204,013

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020	2019
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$116,644	$123,159	$133,883
Interest on securities available for sale
Taxable	14,488	12,655	11,842
Tax-exempt	6,102	2,926	1,342
Other investments	846	1,089	1,861
Total Interest Income	138,080	139,829	148,928
INTEREST EXPENSE
Deposits	4,465	12,666	23,425
Other borrowings and subordinated debt and debentures	3,850	3,551	2,922
Total Interest Expense	8,315	16,217	26,347
Net Interest Income	129,765	123,612	122,581
Provision for credit losses (1)	(1,928)	12,463	824
Net Interest Income After Provision for Credit Losses	131,693	111,149	121,757
NON-INTEREST INCOME
Interchange income	14,045	11,230	10,297
Service charges on deposit accounts	10,170	8,517	11,208
Net gains on assets
Mortgage loans	35,880	62,560	19,978
Securities available for sale	1,411	267	307
Mortgage loan servicing, net	5,745	(9,350)	(3,336)
Other	9,392	7,521	9,282
Total Non-interest Income	76,643	80,745	47,736
NON-INTEREST EXPENSE
Compensation and employee benefits	79,969	74,781	67,501
Data processing	10,823	8,534	8,905
Occupancy, net	8,794	8,938	9,013
Interchange expense	4,434	3,342	3,215
Furniture, fixtures and equipment	4,172	4,089	4,113
Loan and collection	3,172	3,037	2,685
Communications	3,080	3,194	2,947
Legal and professional	2,068	2,027	1,814
Advertising	1,918	2,230	2,450
Conversion related expense	1,827	2,586	-
FDIC deposit insurance	1,396	1,596	685
Costs related to unfunded lending commitments	1,207	263	246
Other	8,163	7,796	8,159
Total Non-interest Expense	131,023	122,413	111,733
Income Before Income Tax	77,313	69,481	57,760
Income tax expense	14,418	13,329	11,325
Net Income	$62,895	$56,152	$46,435
Net income per common share
Basic	$2.91	$2.56	$2.03
Diluted	$2.88	$2.53	$2.00

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2021	2020	2019
	(In thousands)

Net income	$62,895	$56,152	$46,435
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	(10,644)	15,611	10,235
Change in unrealized gains and losses for which a portion of other than temporary impairment has been recognized in earnings	-	(49)	(65)
Reclassification adjustments for gains included in earnings	(1,411)	(267)	(140)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	(12,055)	15,295	10,030
Income tax expense (benefit)	(2,532)	3,212	2,106
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	(9,523)	12,083	7,924
Derivative instruments
Unrealized losses arising during period	-	(354)	(1,603)
Reclassification adjustment for (income) expense recognized in earnings	-	2,539	(425)
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments	-	2,185	(2,028)
Income tax expense (benefit)	-	458	(426)
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments, net of tax	-	1,727	(1,602)
Other comprehensive income (loss)	(9,523)	13,810	6,322
Comprehensive income	$53,372	$69,962	$52,757

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at January 1, 2019	$377,372	$(28,270)	$(10,108)	$338,994
Net income for 2019	-	46,435	-	46,435
Cash dividends declared, $0.72 per share	-	(16,554)	-	(16,554)
Repurchase of 1,204,688 shares of common stock	(26,284)	-	-	(26,284)
Issuance of 71,799 shares of common stock	284	-	-	284
Share based compensation (issuance of 92,275 shares of common stock)	1,854	-	-	1,854
Share based compensation withholding obligation (withholding of 57,468 shares of common stock)	(882)	-	-	(882)
Other comprehensive income	-	-	6,322	6,322
Balances at December 31, 2019	352,344	1,611	(3,786)	350,169
Net income for 2020	-	56,152	-	56,152
Cash dividends declared, $0.80 per share	-	(17,618)	-	(17,618)
Repurchase of 708,956 shares of common stock	(14,231)	-	-	(14,231)
Issuance of 17,317 shares of common stock	15	-	-	15
Share based compensation (issuance of 103,429 shares of common stock)	1,980	-	-	1,980
Share based compensation withholding obligation (withholding of 39,633 shares of common stock)	(755)	-	-	(755)
Other comprehensive income	-	-	13,810	13,810
Balances at December 31, 2020	339,353	40,145	10,024	389,522
Adoption of ASU 2016-13	-	(10,303)	-	(10,303)
Balances at December 31, 2020, as adjusted	339,353	29,842	10,024	379,219
Net income for 2021	-	62,895	-	62,895
Cash dividends declared, $0.84 per share	-	(18,155)	-	(18,155)
Repurchase of 814,910 shares of common stock	(17,269)	-	-	(17,269)
Issuance of 40,350 shares of common stock	61	-	-	61
Share based compensation (issuance of 128,018 shares of common stock)	1,947	-	-	1,947
Share based compensation withholding obligation (withholding of 36,222 shares of common stock)	(691)	-	-	(691)
Other comprehensive loss	-	-	(9,523)	(9,523)
Balances at December 31, 2021	$323,401	$74,582	$501	$398,484

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Net Income	$62,895	$56,152	$46,435
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from the sale of equity securities at fair value	-	-	560
Proceeds from sales of loans held for sale	1,283,741	1,478,908	642,537
Disbursements for loans held for sale	(1,210,897)	(1,438,982)	(647,606)
Provision for credit losses (1)	(1,928)	12,463	824
Deferred income tax (benefit) expense	1,912	(2,130)	1,088
Net deferred loan fees (costs)	(7,857)	1,686	(2,936)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	12,130	9,161	6,059
Net gains on mortgage loans	(35,880)	(62,560)	(19,978)
Net gains on securities available for sale	(1,411)	(267)	(307)
Share based compensation	1,947	1,980	1,854
Increase in accrued income and other assets	(11,669)	(7,966)	(6,061)
Increase in accrued expenses and other liabilities	17,171	10,239	12,023
Total Adjustments	47,259	2,532	(11,943)
Net Cash From Operating Activities	110,154	58,684	34,492
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	85,371	38,095	68,716
Proceeds from maturities, prepayments and calls of securities available for sale	375,723	306,691	153,938
Purchases of securities available for sale	(824,348)	(859,068)	(237,672)
Proceeds from the maturity of interest bearing deposits - time	-	350	250
Purchase of Federal Home Loan Bank stock	-	(68)	-
Net increase in portfolio loans (loans originated, net of principal payments)	(205,539)	(41,861)	(215,276)
Proceeds from the sale of portfolio loans	10,032	2,395	50,516
Proceeds from the sale of other real estate and repossessed assets	1,004	1,367	1,766
Proceeds from bank-owned life insurance	467	1,441	470
Proceeds from the sale of property and equipment	63	1,133	74
Capital expenditures	(5,837)	(4,383)	(4,936)
Net Cash Used in Investing Activities	(563,064)	(553,908)	(182,154)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	479,735	600,628	123,299
Net increase (decrease) in other borrowings	(3)	(24,994)	25,002
Proceeds from Federal Home Loan Bank advances	100,000	239,254	111,000
Payments of Federal Home Loan Bank advances	(100,000)	(272,910)	(73,143)
Proceeds from issuance of subordinated debt, net of issuance costs	-	39,236	-
Dividends paid	(18,155)	(17,618)	(16,554)
Proceeds from issuance of common stock	61	15	284
Repurchase of common stock	(17,269)	(14,231)	(26,284)
Share based compensation withholding obligation	(691)	(755)	(882)
Net Cash From Financing Activities	443,678	548,625	142,722
Net Increase (Decrease) in Cash and Cash Equivalents	(9,232)	53,401	(4,940)
Cash and Cash Equivalents at Beginning of Year	118,705	65,304	70,244
Cash and Cash Equivalents at End of Year	$109,473	$118,705	$65,304
Cash paid during the year for
Interest	$8,419	$16,912	$26,697
Income taxes	14,059	15,500	9,534
Transfers to other real estate and repossessed assets	253	332	2,242
Transfer of mortgage loans to held for sale	34,811	-	36,622
Securitization of portfolio loans	-	26,324	65,070
Right of use assets obtained in exchange for lease obligations	283	1,587	9,906
Purchase of securities available for sale not yet settled	-	1,000	-

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ACCOUNTING POLICIES

The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries (‘‘IBCP’’) conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Our critical accounting policies include the determination of the allowance for credit losses and the valuation of capitalized mortgage loan servicing rights. We are required to make material estimates and assumptions that are particularly susceptible to changes in the near term as we prepare the consolidated financial statements and report amounts for each of these items. Actual results may vary from these estimates.

Our subsidiary, Independent Bank (‘‘Bank’’), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices as well as two loan productions offices we have in Ohio. At December 31, 2021, 69.0% of our Bank’s loan portfolio was secured by real estate.

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

LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments, as well as realized gains and losses, are recorded in current earnings. Certain portfolio loans were reclassified to held for sale as of December 31, 2021, were carried at the lower of cost or fair value on an aggregate loan basis and were sold during the first quarter of 2022.

OPERATING SEGMENTS — While chief decision-makers monitor the revenue streams of our various products and services, operations are managed and financial performance is evaluated as one single unit. Discrete financial information is not available other than on a consolidated basis for material lines of business.

CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS — We account for our capitalized mortgage loan servicing rights under the fair value method of accounting. We recognize as separate assets the rights to service mortgage loans for others. The fair value of capitalized mortgage loan servicing rights has been determined based upon fair value indications for similar servicing. Under the fair value method we measure capitalized mortgage loan servicing rights at fair value at each reporting date and report changes in fair value of capitalized mortgage loan servicing rights in earnings in the period in which the changes occur and are included in mortgage loan servicing, net in the Consolidated Statements of Operations. The fair value of capitalized mortgage loan servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $7.9 million, $6.9 million and $6.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. Late fees and ancillary fees related to loan servicing are not material.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
SECURITIES — We classify our securities as equity, trading, held to maturity or available for sale. Equity securities are investments in certain equity stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities held to maturity represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any equity securities, trading securities or securities held to maturity at December 31, 2021 and 2020. Securities available for sale represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).

Securities available for sale in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities available for sale in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities available for sale that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors.  If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes.

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

LOAN REVENUE RECOGNITION — Interest on loans is accrued based on the principal amounts outstanding. In general, the accrual of interest income is discontinued when a loan becomes 90 days past due for commercial loans and installment loans and when a loan misses four consecutive payments for mortgage loans and the borrower’s capacity to repay the loan and collateral values appear insufficient for each loan class. However, loans may be placed on non-accrual status regardless of whether or not such loans are considered past due if, in management’s opinion, the borrower is unable to meet payment obligations as they become due or as required by regulatory provisions. All interest accrued but not received for all loans placed on non-accrual is reversed from interest income. Payments on such loans are generally applied to the principal balance until qualifying to be returned to accrual status. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible. Delinquency status for all classes in the commercial and installment loan portfolio segments is based on the actual number of days past due as required by the contractual terms of the loan agreement while delinquency status for mortgage loan portfolio segment classes is based on the number of payments past due.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
ALLOWANCE FOR CREDIT LOSSES (“ACL”) — Our loan portfolio is disaggregated into segments for purposes of determining the ACL which include commercial, mortgage and installment loans. These segments are further disaggregated into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan segment include (i) commercial and industrial and (ii) commercial real estate. Classes within the mortgage loan segment include (i) 1-4 family owner occupied - jumbo, (ii) 1-4 family owner occupied - non-jumbo, (iii) 1-4 family non-owner occupied (iv) 1-4 family - 2nd lien and (v) resort lending. Classes within the installment loan segment include  (i) boat lending, (ii) recreational vehicle lending, and (iii) other. Commercial loans are subject to adverse market conditions which may impact the borrower’s ability to make repayment on the loan or could cause a decline in the value of the collateral that secures the loan. Mortgage and installment loans are subject to adverse employment conditions in the local economy which could increase default rates. In addition, mortgage loans and real estate based installment loans are subject to adverse market conditions which could cause a decline in the value of collateral that secures the loan. For an analysis of the ACL by portfolio segment and credit quality information by class, see note #4.

We estimate the ACL based on relevant available information from both internal and external sources, including historical loss trends, current conditions and forecasts, specific analysis of individual loans, and other relevant and appropriate factors. The allowance process is designed to provide for expected future losses based on our reasonable and supportable (“R&S”) forecast as of the reporting date. Our ACL process is administered by our Risk Management group utilizing a third party software solution, with significant input and ultimate approval from our Executive Enterprise Risk Committee. Further, we have established a current expected credit loss (“CECL”) Forecast Committee, which includes a cross discipline structure with membership from Executive Management, Risk Management, and Accounting, which approves ACL model assumptions each quarter. Our ACL is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, R&S forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolio.

The first ACL element (specific allocations) includes loans that do not share similar risk characteristics and are evaluated on an individual basis. We will typically evaluate on an individual basis loans that are on nonaccrual; commercial loans that have been modified resulting in a concession, for which the borrower is experiencing financial difficulties, and which are considered troubled debt restructurings (“TDR”); and severely delinquent mortgage and installment loans. A loan can be removed from TDR status if it is subsequently restructured, the borrower is no longer experiencing financial difficulties, and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for a new loan with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for a similar new loan.

For loans that we evaluate on an individual basis and we determine that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

The second ACL element (pooled analysis) includes loans with similar risk characteristics, which are broken down by segment, class, and risk metric. The Bank’s primary segments of commercial, mortgage, and installment loans are further classified by other relevant attributes, such as collateral type, lien position, occupancy status, amortization method, and balance size. Commercial classes are additionally segmented by risk rating, and mortgage and installment loan classes by credit score tier, which are updated at least semi-annually.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We utilize a discounted cash flow (“DCF”) model to estimate expected future losses for pooled loans. Expected future cash flows are developed from payment schedules over the contractual term, adjusted for forecasted default (probability of default), loss, and prepayment assumptions. We are not required to develop forecasts over the full contractual term of the financial asset or group of financial assets. Rather, for periods beyond which we are able to make or obtain R&S forecasts of expected credit losses, we revert to the long term average on a straight line or immediate basis, as determined by our CECL Forecast Committee, and which may vary depending on the economic outlook and uncertainty.

The DCF model for the mortgage and installment pooled loan segments includes using probability of default (“PD”) assumptions that are derived through regression analysis with forecasted US unemployment levels by credit score tier. We review a composite forecast of approximately 50 analysts as well as the Federal Open Market Committee (“FOMC”) projections in setting the unemployment forecast for the R&S period. The current ACL utilizes a one year R&S forecast followed by immediate reversion to the 30 year average unemployment rate. PD assumptions for the remaining segments are based primarily on historical rates by risk metric as defaults were not strongly correlated with any economic indicator. Loss given default (“LGD”) assumptions for the mortgage loan segment are based on a two year forecast followed by a two year straight line reversion period to the longer term average, while LGD rates for the remaining segments are the historical average for the entire period. Prepayment assumptions represent average rates per segment for a period determined by the CECL Forecast Committee and as calculated through the Bank’s Asset and Liability Management program.

Pooled reserves for the commercial loan segment are calculated using the DCF model with assumptions generally based on historical averages by class and risk rating. Effective risk rating practices allow for strong predictability of defaults and losses over the portfolio’s expected shorter duration, relative to mortgage and installment loans. Our rating system is similar to those employed by state and federal banking regulators.

The third ACL element (additional allocations based on subjective factors) is based on factors that cannot be associated with a specific credit or loan category and reflects our attempt to ensure that the overall ACL appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. We adjust our quantitative model for certain qualitative factors to reflect the extent to which management expects current conditions and R&S forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The qualitative framework reflects changes related to relevant data, such as changes in asset quality trends, portfolio growth and composition, national and local economic factors, credit policy and administration and other factors not considered in the base quantitative model. We utilize a survey completed by business unit management throughout the Bank, as well as discussion with the CECL Forecast Committee to establish reserves under the qualitative framework. The current period’s ACL further recognizes inherent risk related to the ongoing COVID-19 pandemic; specifically to commercial loans in high risk industries and mortgage and installment borrowers with occupations in those high risk industries. Identified high risk industries include: food service, hospitality, entertainment, retail, investment real estate, assisted living, and non-owner occupied office.

Prior to January 1, 2021, the calculation of the allowance was based on the probable incurred loss methodology.

Increases in the ACL are recorded by a provision for credit losses charged to expense. Although we periodically allocate portions of the ACL to specific loans and loan portfolios, the entire ACL is available for losses.

We generally charge-off commercial, homogenous residential mortgage and installment loans when they are deemed uncollectible or reach a predetermined number of days past due based on loan product, industry practice and other factors. Collection efforts may continue and recoveries may occur after a loan is charged against the ACL.

While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Section 4013 of the Coronavirus Aid, Relief, and Economic Security (“CARES Act”) provides temporary relief from the accounting and reporting requirements for troubled debt restructurings (“TDR”) regarding certain loan modifications for our customers. Section 4013 specified that COVID-19 related modifications on loans that were current as of December 31, 2019 are not TDRs. The provisions of Section 4013 were extended to the earlier of 60 days after the termination of the national emergency that was previously declared on March 13, 2020 or January 1, 2022 by the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act which was signed into law on December 27, 2020. Loans not covered under these provisions, which have been modified resulting in a concession, and which the borrower is experiencing financial difficulties, are considered to be TDRs. We measure our investment in a TDR loan using one of three methods: the loan’s observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s effective interest rate. Large groups of smaller balance homogeneous loans, such as those loans included in each installment and mortgage loan class, are collectively evaluated and accordingly, they are not separately identified for disclosure. TDR loans are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception of the loan. If a TDR is considered to be a collateral dependent loan, the loan is reported net, at the fair value of collateral. A loan can be removed from TDR status if it is subsequently restructured and the borrower is no longer experiencing financial difficulties and the newly restructured agreement does not contain any concessions to the borrower. The new agreement must specify market terms, including a contractual interest rate not less than a market interest rate for a new loan with similar credit risk characteristics, and other terms no less favorable to us than those we would offer for a similar new loan.

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

BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 260 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

OTHER REAL ESTATE AND REPOSSESSED ASSETS — Other real estate at the time of acquisition is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Fair value is typically determined by a third party appraisal of the property. Any write-downs at date of acquisition are charged to the ACL. Expense incurred in maintaining other real estate and subsequent write-downs to reflect declines in value and gains or losses on the sale of other real estate are recorded in non-interest expense in the Consolidated Statements of Operations. Non-real estate repossessed assets are treated in a similar manner.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
COMMITMENTS TO EXTEND CREDIT AND RELATED FINANCIAL INSTRUMENTS — Financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. In general, we use a similar methodology to estimate our liability for these off-balance sheet credit exposures as we do for our ACL. For commercial related commitments, we estimate liability using our loan rating system and for mortgage and installment commitments we estimate liability principally upon historical loss experience. Our estimated liability for off balance sheet commitments is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition and any charge or recovery is recorded in non-interest expense – costs related to unfunded lending commitments in our Consolidated Statements of Operations.

DERIVATIVE FINANCIAL INSTRUMENTS — We record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset  or liability or of an unrecognized firm commitment (‘‘Fair Value Hedge’’), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (‘‘Cash Flow Hedge’’), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in interest income in our Consolidated Statements of Operations. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments currently consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans, (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers, (iii) certain purchased and written options related to a time deposit product and (iv) swaption agreement related to certain construction loans held for sale. The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are derived from proprietary models which utilize current market data and are included in net interest income in the Consolidated Statements of Operations. Fair values of the purchased and written options are based on prices of financial instruments with similar characteristics and are included in net interest income in the Consolidated Statements of Operations. Fair values of swaption agreements are derived from proprietary models which utilize current market data and are included in net gains on mortgage loans in the Consolidated Statements of Operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

COMMON STOCK — At December 31, 2021, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan and 0.8 million shares of common stock were reserved for issuance under our long-term incentive plans.

RECLASSIFICATION — Certain amounts in the 2020 and 2019 consolidated financial statements have been reclassified to conform to the 2021 presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS — In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, ‘‘Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments’’. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU:

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

•	Requires inclusion of expected recoveries, limited to the cumulative amount of prior write-offs, when estimating the ACL for in scope financial assets (including collateral dependent assets).

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

We were originally required to adopt this ASU on January 1, 2020 but section 4014 of the CARES Act allowed for temporary relief from applying this ASU.  Under the amended CARES Act we were allowed to delay the adoption of this ASU until the earlier of the termination of the national emergency that was declared on March 13, 2020, or January 1, 2022.  Early adoption was also allowed on either January 1, 2020 or January 1, 2021. As such, we chose to delay the adoption of this ASU during 2020 and adopted this ASU on January 1, 2021.  Results for the reporting periods after January 1, 2021 are presented under this new ASU while prior period amounts continue to be reported in accordance with previously applicable accounting guidance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We adopted this ASU using the modified retrospective method for all financial assets measured at amortized cost and unfunded lending commitments.  As of January 1, 2021 we increased the ACL by $11.7 million which was primarily driven by the longer contractual maturities of our mortgage and installment loan portfolio segments. In addition, we increased the allowance for losses related to unfunded loan commitments by $1.5 million. As of January 1, 2021, we recorded a cumulative-effect adjustment, net of tax, of $10.3 million to decrease retained earnings.

Based on our evaluation of securities available for sale, we did not record an ACL on these securities under this ASU.

We adopted this ASU using the prospective transition approach for financial assets purchased with credit deterioration (“PCD”) that were previously classified as PCI and accounted for under accounting standards codification (“ASC”) 310-30. In accordance with this ASU, we did not reassess whether PCI assets met the definition of PCD assets as of the date of adoption. On January 1, 2021, the amortized cost basis of the PCD assets were adjusted to reflect the addition of $0.13 million to the ACL for loans. The remaining noncredit discount in the amount of $0.34 million (based on the adjusted amortized cost basis) will be accreted into interest income at the effective interest rate as of January 1, 2021.

The impact of the adoption of this ASU follows:

	As Reported Under ASU 2016-13	Pre-ASU 2016-13 Adoption	Impact of ASU 2016-13
		(In thousands)
Assets
Loans
Commercial	$1,242,510	$1,242,415	$95
Mortgage	1,015,944	1,015,926	18
Installment	475,358	475,337	21
Total loans	2,733,812	2,733,678	134
Allowance for credit losses	(47,137)	(35,429)	(11,708)
Net loans	$2,686,675	$2,698,249	$(11,574)
Deferred tax assets (1)	$3,015	$275	$2,740
Total Assets	$4,195,179	$4,204,013	$(8,834)

Liabilities and shareholders’ equity
Allowance for credit losses on unfunded lending commitments (2)	$3,274	$1,805	$1,469
Total liabilities	$3,815,960	$3,814,491	$1,469
Retained earnings	$29,842	$40,145	$(10,303)
Total shareholders’ equity	$379,219	$389,522	$(10,303)
Total liabilities and shareholders’ equity	$4,195,179	$4,204,013	$(8,834)

(1)	Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.

(2)	Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We have formed a cross-functional project team to lead this transition from LIBOR to a planned adoption of reference rates which could include Secured Overnight Financing Rate (“SOFR”), amongst others. We are utilizing the timeline guidance published by the Alternative Reference Rates Committee to develop and achieve internal milestones during this transitional period.  We have discontinued the use of new LIBOR-based loans and interest rate derivatives as of December 31, 2021, according to regulatory guidelines.  The amended guidance under Topic 848 and our ability to elect its temporary optional expedients and exceptions are effective for us through December 31, 2022.  We expect to adopt the LIBOR transition relief allowed under this standard.
NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

During March 2020 the FRB, in response to the COVID-19 pandemic, reduced our Bank’s reserve balance requirements to zero. Prior to that time our Bank was required to maintain reserve balances in the form of vault cash and balances with the FRB. The average reserve balances to be maintained during 2021 and 2020 were zero and $9.2 million, respectively. We do not maintain compensating balances with correspondent banks. We may also be required to maintain reserve balances related to certain mortgage banking related derivatives not classified as hedges. These balances are held at unrelated financial institutions and totaled zero and $0.74 million at December 31, 2021 and 2020, respectively.

NOTE 3 – SECURITIES

Securities available for sale consist of the following at December 31:

	Amortized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)
2021
U.S. agency	$34,634	$152	$112	$34,674
U.S. agency residential mortgage-backed	309,907	1,952	3,874	307,985
U.S. agency commercial mortgage-backed	23,066	84	224	22,926
Private label mortgage-backed	102,480	807	672	102,615
Other asset backed	215,235	1,204	269	216,170
Obligations of states and political subdivisions	568,355	9,942	2,221	576,076
Corporate	148,707	2,446	1,194	149,959
Trust preferred	1,975	-	56	1,919
Foreign government	499	7	-	506
Total	$1,404,858	$16,594	$8,622	$1,412,830

2020
U.S. agency	$10,456	$305	$13	$10,748
U.S. agency residential mortgage-backed	340,224	4,951	593	344,582
U.S. agency commercial mortgage-backed	6,869	326	-	7,195
Private label mortgage-backed	41,429	1,539	139	42,829
Other asset backed	252,596	1,796	211	254,181
Obligations of states and political subdivisions	315,780	8,691	178	324,293
Corporate	82,307	3,807	97	86,017
Trust preferred	1,971	-	173	1,798
Foreign government	500	16	-	516
Total	$1,052,132	$21,431	$1,404	$1,072,159

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our investments’ gross unrealized losses and fair values aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2021
U.S. agency	$11,986	$109	$1,286	$3	$13,272	$112
U.S. agency residential mortgage-backed	171,398	3,555	19,024	319	190,422	3,874
U.S. agency commercial mortgage-backed	19,900	224	-	-	19,900	224
Private label mortgage-backed	64,408	640	2,180	32	66,588	672
Other asset backed	86,581	248	978	21	87,559	269
Obligations of states and political subdivisions	178,484	2,151	7,093	70	185,577	2,221
Corporate	75,166	1,150	1,050	44	76,216	1,194
Trust preferred	-	-	1,919	56	1,919	56
Total	$607,923	$8,077	$33,530	$545	$641,453	$8,622

2020
U.S. agency	$1,469	$3	$2,329	$10	$3,798	$13
U.S. agency residential mortgage-backed	96,839	592	83	1	96,922	593
Private label mortgage-backed	11,838	95	2,050	44	13,888	139
Other asset backed	7,142	25	21,197	186	28,339	211
Obligations of states and political subdivisions	28,957	177	800	1	29,757	178
Corporate	1,924	97	-	-	1,924	97
Trust preferred	-	-	1,798	173	1,798	173
Total	$148,169	$989	$28,257	$415	$176,426	$1,404

Securities available for sale in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities available for sale in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities available for sale that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors.  If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes. No ACL for securities available for sale was needed at December 31, 2021.  Accrued interest receivable on securities available for sale totaled $6.0 million at December 31, 2021, is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
U.S. agency, U.S. agency residential mortgage-backed and U.S. agency commercial mortgage backed securities — at December 31, 2021, we had 19 U.S. agency, 67 U.S. agency residential mortgage-backed and 23 U.S. agency commercial mortgage-backed securities whose fair value is less than amortized cost. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major credit rating agencies, and have a long history of no credit losses.  The unrealized losses are largely attributed to widening spreads to Treasury bonds and/or an increase in interest rates since acquisition.

Private label mortgage backed, other asset backed and corporate securities — at December 31, 2021, we had 49 private label mortgage backed, 51 other asset backed and 57 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and/or an increase in interest rates since acquisition.

Obligations of states and political subdivisions — at December 31, 2021, we had 281 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to an increase in interest rates since acquisition.

Trust preferred securities — at December 31, 2021, we had two trust preferred securities whose fair value is less than amortized cost. Both of our trust preferred securities are single issue securities issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. One of the securities is rated by a major rating agency as investment grade while the other one is non-rated. The non-rated issue is a relatively small bank and was never rated. The issuer of this non-rated trust preferred security, which had a total amortized cost of $1.0 million and total fair value of $0.96 million as of December 31, 2021, continues to have satisfactory credit metrics and make interest payments.

At December 31, 2021 management does not intend to liquidate any of the securities discussed above and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses.

We recorded no credit related charges in our Consolidated Statements of Operations related to securities available for sale during 2021, 2020, and 2019.

The amortized cost and fair value of securities available for sale at December 31, 2021, by contractual maturity, follow:

	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$13,874	$13,991
Maturing after one year but within five years	133,681	134,901
Maturing after five years but within ten years	266,057	266,282
Maturing after ten years	340,558	347,960
	754,170	763,134
U.S. agency residential mortgage-backed	309,907	307,985
U.S. agency commercial mortgage-backed	23,066	22,926
Private label mortgage-backed	102,480	102,615
Other asset backed	215,235	216,170
Total	$1,404,858	$1,412,830

The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains	Losses
	(In thousands)
2021	$85,371	$1,475	$64
2020	38,095	271	4
2019	68,716	248	108

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Certain preferred stocks which were sold during 2019 had been classified as equity securities at fair value in our Consolidated Statement of Financial Condition. During 2019 we recognized gains on these preferred stocks of $0.17 million that are included in net gains on securities in the Consolidated Statements of Operations.

Securities available for sale with a book value of $10.5 million and $14.0 million at December 31, 2021 and 2020, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity  at  December 31, 2021 or 2020.
NOTE 4 – LOANS

Our loan portfolios at December 31 follow:

	2021	2020
	(In thousands)
Real estate (1)
Residential first mortgages	$870,169	$792,762
Residential home equity and other junior mortgages	128,801	138,128
Construction and land development	278,992	232,693
Other (2)	726,224	669,150
Consumer	339,785	468,090
Commercial	555,696	429,011
Agricultural	5,378	3,844
Total loans	$2,905,045	$2,733,678

(1)	Includes both residential and non-residential commercial loans secured by real estate.
(2)	Includes loans secured by multi-family residential and non-farm, non-residential property.

Loans include net deferred loan costs of $22.4 million and $14.6 million at December 31, 2021 and 2020, respectively.

During 2021, we sold $9.6 million of portfolio residential fixed rate mortgage loans servicing retained into the secondary market and recognized a gain on sale of $0.45 million. During 2020, we securitized $26.3 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac and recognized a gain on sale of $0.72 million.  We also sold $2.4 million of portfolio residential fixed rate mortgage loans servicing retained into the secondary market and recognized a gain on sale of $0.07 million. During 2019, we sold $40.6 million of residential adjustable rate mortgage loans servicing released to another financial institution and recognized a gain on sale of $0.01 million. We also securitized $65.1 million of portfolio residential fixed rate mortgage loans servicing retained with Freddie Mac and recognized a gain on sale of $1.7 million. In addition, we sold $9.9 million of residential fixed and adjustable rate portfolio mortgage loans servicing retained to another financial institution and recognized a gain on sale of $0.07 million. These loan sale transactions were done primarily for asset/liability management purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

An analysis of the ACL by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2021
Balance at beginning of period	$7,401	$6,998	$1,112	$19,918	$35,429
Additions (deductions)
Impact of adoption of CECL	2,551	12,000	3,052	(6,029)	11,574
Provision for credit losses	(1,135)	(266)	599	(1,126)	(1,928)
Initial allowance on loans purchased with credit deterioration	95	18	21	-	134
Recoveries credited to allowance	2,607	846	1,024	-	4,477
Loans charged against the allowance	-	(375)	(2,059)	-	(2,434)
Balance at end of period	$11,519	$19,221	$3,749	$12,763	$47,252

2020
Balance at beginning of period	$7,922	$8,216	$1,283	$8,727	$26,148
Additions (deductions)
Provision for credit losses (1)	1,751	(915)	436	11,191	12,463
Recoveries credited to allowance	1,804	513	752	-	3,069
Loans charged against the allowance	(4,076)	(816)	(1,359)	-	(6,251)
Balance at end of period	$7,401	$6,998	$1,112	$19,918	$35,429

2019
Balance at beginning of period	$7,090	$7,978	$895	$8,925	$24,888
Additions (deductions)
Provision for credit losses (1)	(651)	526	1,147	(198)	824
Recoveries credited to allowance	2,165	933	863	-	3,961
Loans charged against the allowance	(682)	(1,221)	(1,622)	-	(3,525)
Balance at end of period	$7,922	$8,216	$1,283	$8,727	$26,148

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

The allocation of the ACL by portfolio segment at December 31 follows:

	2021		2020
	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans	Allowance for Credit Losses Amount (1)	Percent of Loans to Total Portfolio Loans
	(Dollars in thousands)
Commercial	$11,519	41.5%	$7,401	45.4%
Mortgage	19,221	39.2	6,998	37.2
Installment	3,749	19.3	1,112	17.4
Subjective allocation	12,763	-	19,918	-
Total	$47,252	100.0%	$35,429	100.0%

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
ACL and recorded investment in loans by portfolio segment at December 31, 2020 follows (1):

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
December 31, 2020
ACL:
Individually evaluated for impairment	$1,266	$4,124	$191	$-	$5,581
Collectively evaluated for impairment	6,135	2,874	921	19,918	29,848
Loans acquired with deteriorated credit quality	-	-	-	-	-
Total ending ACL	$7,401	$6,998	$1,112	$19,918	$35,429

Loans
Individually evaluated for impairment	$9,431	$39,245	$1,996		$50,672
Collectively evaluated for impairment	1,236,052	980,449	474,379		2,690,880
Loans acquired with deteriorated credit quality	468	410	147		1,025
Total loans recorded investment	1,245,951	1,020,104	476,522		2,742,577
Accrued interest included in recorded investment	3,536	4,178	1,185		8,899
Total loans	$1,242,415	$1,015,926	$475,337		$2,733,678

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans on non-accrual status and past due more than 90 days (‘‘Non-performing Loans’’) at December 31 follow:

	December 31, 2021
	Non- Accrual with no Allowance for Credit Loss	Non- Accrual with an Allowance for Credit Loss	Total Non- Accrual	90+ and Still Accruing	Total Non- Performing Loans	December 31, 2020 Total Non- Performing Loans (1)
	(In thousands)
Commercial
Commercial and industrial (2)	$-	$15	$15	$-	$15	$1,387
Commercial real estate	-	-	-	-	-	-
Mortgage
1-4 family owner occupied - jumbo	607	-	607	-	607	623
1-4 family owner occupied - non-jumbo (3)	137	1,815	1,952	-	1,952	2,281
1-4 family non-owner occupied	275	592	867	-	867	1,112
1-4 family - 2nd lien	182	681	863	-	863	1,344
Resort lending	118	119	237	-	237	607
Installment
Boat lending	-	210	210	-	210	52
Recreational vehicle lending	-	177	177	-	177	74
Other	-	182	182	-	182	393
Total	$1,319	$3,791	$5,110	$-	$5,110	$7,873

Accrued interest excluded from total	$-	$-	$-	$-	$-	$-

(1)	Non-performing loans exclude purchase credit impaired loans.
(2)	Non-performing commercial and industrial loans exclude $0.047 million and $0.053 million of government guaranteed loans at December 31, 2021 and 2020, respectively.
(3)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $0.388 million and $0.386 million of government guaranteed loans at December 31, 2021 and 2020, respectively.

If non-performing loans had continued to accrue interest in accordance with their original terms, approximately $0.2 million, $0.5 million and $0.4 million of interest income would have been recognized in each of the years ended 2021, 2020 and 2019, respectively. Interest income recorded on these loans was approximately zero during each of the years ended 2021, 2020 and 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table provides collateral information by class of loan for collateral-dependent loans with a specific reserve. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral.

The amortized cost of collateral-dependent loans by class follows:

	Collateral Type		Allowance
	Real		for
	Estate	Other	Credit Losses
	(In thousands)
December 31, 2021
Commercial
Commercial and industrial	$80	$245	$51
Commercial real estate	84	-	19
Mortgage
1-4 family owner occupied - jumbo	607	-	-
1-4 family owner occupied - non-jumbo	940	-	286
1-4 family non-owner occupied	477	-	72
1-4 family - 2nd lien	370	-	67
Resort lending	237	-	42
Installment
Boat lending	-	80	29
Recreational vehicle lending	-	121	44
Other	-	70	25
Total	$2,795	$516	$635

Accrued interest excluded from total	$-	$1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not	Total
	30-59 days	60-89 days	90+ days	Total	Past Due	Loans
	(In thousands)
2021
Commercial
Commercial and industrial	$-	$2	$62	$64	$593,048	$593,112
Commercial real estate	-	-	-	-	610,469	610,469
Mortgage
1-4 family owner occupied - jumbo	-	-	607	607	540,416	541,023
1-4 family owner occupied - non-jumbo	774	408	657	1,839	264,571	266,410
1-4 family non-owner occupied	87	26	462	575	194,277	194,852
1-4 family - 2nd lien	422	60	289	771	87,958	88,729
Resort lending	-	-	237	237	48,408	48,645
Installment
Boat lending	438	28	52	518	227,622	228,140
Recreational vehicle lending	377	65	120	562	234,183	234,745
Other	252	57	49	358	98,562	98,920
Total	$2,350	$646	$2,535	$5,531	$2,899,514	$2,905,045
Accrued interest excluded from total	$25	$9	$-	$34	$6,802	$6,836

2020
Commercial
Commercial and industrial	$5,003	$131	$70	$5,204	$671,115	$676,319
Commercial real estate	2,600	-	-	2,600	567,032	569,632
Mortgage
1-4 family owner occupied - jumbo	761	-	623	1,384	438,794	440,178
1-4 family owner occupied - non-jumbo	1,888	453	502	2,843	264,730	267,573
1-4 family non-owner occupied	1,184	139	476	1,799	157,977	159,776
1-4 family - 2nd lien	710	228	732	1,670	92,860	94,530
Resort lending	32	195	358	585	57,462	58,047
Installment
Boat lending	95	101	-	196	207,317	207,513
Recreational vehicle lending	207	37	48	292	169,282	169,574
Other	337	162	199	698	98,737	99,435
Total recorded investment	$12,817	$1,446	$3,008	$17,271	$2,725,306	$2,742,577
Accrued interest included in recorded investment	$147	$22	$-	$169	$8,730	$8,899

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Impaired loans at December 31, 2020 are as follows (1):

2020
(In thousands)
Impaired loans with no allocated ACL
TDR	$93
Non - TDR	1,367
Impaired loans with an allocated ACL
TDR - allowance based on collateral	9,027
TDR - allowance based on present value cash flow	37,953
Non - TDR - allowance based on collateral	1,873
Total impaired loans	$50,313

Amount of ACL allocated (1)
TDR - allowance based on collateral	$1,058
TDR - allowance based on present value cash flow	3,755
Non - TDR - allowance based on collateral	768
Total amount of ACL allocated	$5,581

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Impaired loans by class as of December 31, 2020 are as follows (1):

	2020
	Recorded Investment	Unpaid Principal Balance	Related ACL (1)
	(In thousands)
With no related ACL recorded:
Commercial
Commercial and industrial	$77	$80	$-
Commercial real estate	-	-	-
Mortgage
1-4 family owner occupied - jumbo	623	629	-
1-4 family owner occupied - non-jumbo	-	-	-
1-4 family non-owner occupied	305	473	-
1-4 family - 2nd lien	301	304	-
Resort lending	154	379	-
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	-	-	-
	1,460	1,865	-

With an ACL recorded:
Commercial
Commercial and industrial	2,227	2,370	756
Commercial real estate	7,127	7,096	510
Mortgage
1-4 family owner occupied - jumbo	506	880	50
1-4 family owner occupied - non-jumbo	21,655	22,311	2,300
1-4 family non-owner occupied	4,335	4,704	495
1-4 family - 2nd lien	811	829	200
Resort lending	10,555	10,764	1,079
Installment
Boat lending	7	11	2
Recreational vehicle lending	87	100	19
Other	1,902	2,040	170
	49,212	51,105	5,581
Total
Commercial
Commercial and industrial	2,304	2,450	756
Commercial real estate	7,127	7,096	510
Mortgage
1-4 family owner occupied - jumbo	1,129	1,509	50
1-4 family owner occupied - non-jumbo	21,655	22,311	2,300
1-4 family non-owner occupied	4,640	5,177	495
1-4 family - 2nd lien	1,112	1,133	200
Resort lending	10,709	11,143	1,079
Installment
Boat lending	7	11	2
Recreational vehicle lending	87	100	19
Other	1,902	2,040	170
Total	$50,672	$52,970	$5,581

Accrued interest included in recorded investment	$359

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Average recorded investment in and interest income earned (of which the majority of these amounts were received in cash and related primarily to performing TDR’s) on impaired loans by class for the years ended December 31, 2020 and 2019 follows (1):

	2020		2019
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
With no related ACL recorded:
Commercial
Commercial and industrial	$125	$9	$51	$-
Commercial real estate	159	-	278	5
Mortgage
1-4 family owner occupied - jumbo	408	-	-	-
1-4 family owner occupied - non-jumbo	252	4	201	-
1-4 family non-owner occupied	308	10	123	-
1-4 family - 2nd lien	380	-	136	7
Resort lending	92	-	-	-
Installment
Boat lending	-	-	-	-
Recreational vehicle lending	-	-	-	-
Other	-	-	-	1
	1,724	23	789	13
With an a ACL recorded:
Commercial
Commercial and industrial	2,230	242	2,256	72
Commercial real estate	10,751	1,043	5,778	315
Mortgage
1-4 family owner occupied - jumbo	1,083	84	995	39
1-4 family owner occupied - non-jumbo	19,624	2,033	15,183	594
1-4 family non-owner occupied	4,664	375	2,874	291
1-4 family - 2nd lien	3,376	22	13,383	809
Resort lending	11,316	799	11,697	669
Installment
Boat lending	59	1	54	-
Recreational vehicle lending	81	4	22	-
Other	2,416	225	3,186	189
	55,600	4,828	55,428	2,978
Total
Commercial
Commercial and industrial	2,355	251	2,307	72
Commercial real estate	10,910	1,043	6,056	320
Mortgage
1-4 family owner occupied - jumbo	1,491	84	995	39
1-4 family owner occupied - non-jumbo	19,876	2,037	15,384	594
1-4 family non-owner occupied	4,972	385	2,997	291
1-4 family - 2nd lien	3,756	22	13,519	816
Resort lending	11,408	799	11,697	669
Installment
Boat lending	59	1	54	-
Recreational vehicle lending	81	4	22	-
Other	2,416	225	3,186	190
Total	$57,324	$4,851	$56,217	$2,991

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Troubled debt restructurings at December 31 follow:

	2021
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$4,481	$31,589		$36,070
Non-performing TDR’s (2)	-	1,016	(3)	1,016
Total	$4,481	$32,605		$37,086

	2020
	Commercial	Retail (1)		Total
	(In thousands)
Performing TDR’s	$7,956	$36,385		$44,341
Non-performing TDR’s (2)	1,148	1,584	(3)	2,732
Total	$9,104	$37,969		$47,073

(1)	Retail loans include mortgage and installment loan portfolio segments.
(2)	Included in non-performing loans table above.
(3)	Also includes loans on non-accrual at the time of modification until six payments are received on a timely basis.

We have allocated $3.6 million and $4.8 million of reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2021 and 2020, respectively. We have committed to lend additional amounts totaling up to $0.04 million and $0.07 million at December 31, 2021 and 2020, respectively, to customers with outstanding loans that are classified as troubled debt restructurings.

The terms of certain loans have been modified as troubled debt restructurings and generally included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at  a stated rate of interest lower than the current market rate for a new loan with similar risk; or a permanent reduction  of the recorded investment in the loan.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans that have been classified as troubled debt restructurings during the years ended December 31 follow (1):

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance

2020
Commercial
Commercial and industrial	7	$1,207	$1,207
Commercial real estate	4	7,012	7,012
Mortgage
1-4 family owner occupied - jumbo	-	-	-
1-4 family owner occupied - non-jumbo	5	357	374
1-4 family non-owner occupied	2	111	116
1-4 family - 2nd lien	2	44	46
Resort lending	-	-	-
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	4	91	93
Total	24	$8,822	$8,848

	Number of Contracts	Pre-modification Recorded Balance	Post-modification Recorded Balance
	(Dollars in thousands)

2019
Commercial
Commercial and industrial	8	$1,609	$1,609
Commercial real estate	3	1,479	1,479
Mortgage
1-4 family owner occupied - jumbo	-	-	-
1-4 family owner occupied - non-jumbo	2	478	483
1-4 family non-owner occupied	1	507	505
1-4 family - 2nd lien	3	75	75
Resort lending	-	-	-
Installment
Boat lending	-	-	-
Recreational vehicle lending	-	-	-
Other	7	188	191
Total	24	$4,336	$4,342
(1)	There were no TDR modifications during the year ended December 31, 2021. The loan modifications during 2020 in the table above did not qualify for relief from TDR accounting under the CARES Act.

The troubled debt restructurings described above increased the ACL by $0.04 million and $0.50 million during the years ended December 31, 2020 and 2019, respectively and resulted in charge offs of zero during each of the years ended December 31, 2020 and 2019, respectively.
A loan is generally considered to be in payment default once it is 90 days contractually past due under the modified terms for commercial loans and installment loans and when four consecutive payments are missed for mortgage loans.

There were no troubled debt restructurings that subsequently defaulted within twelve months following modification during 2021 and 2020.  During 2019 we had one commercial and industrial loan with a recorded balance of $0.019 million and one 1-4 family owner occupied – non-jumbo loan with a recorded balance of $0.012 million that subsequently defaulted within twelve months following modification.  These loans did not impact the ACL during 2019 and resulted in zero charge offs during 2019.

The terms of certain other loans were modified during the years ending December 31, 2021, 2020 and 2019 that did not meet the definition of a troubled debt restructuring. The modification of these loans could have included modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

A summary of COVID-19 accommodations that had been entered into under this guidance as of December 31, 2021 follows:

	COVID-19 Accomodations		Total	% of Total
Loan Category	Amounts (#)	Amounts ($)	Loans	Loans
	(Dollars in thousands)
Commercial	-	$-	$1,203,581	0.0%
Mortgage	22	2,278	1,139,659	0.2%
Installment	1	55	561,805	0.0%
Total	23	$2,333	$2,905,045	0.1%
Mortgage loans serviced for others(1)	46	$5,163	$3,323,521	0.2%

1)	We have delegated authority from all investors to grant these deferrals on their behalf.

Information on subsequent COVID-19 accommodation extensions for portfolio loans follows (1):

Loan Category	Amount (#)	Amount ($)
	(Dollars in thousands)
Commercial	-	$-
Mortgage	19	2,194
Installment	-	-
Total	19	$2,194

(1)	Subsequent accommodations are extensions of the original accommodations that were given as summarized in the paragraph above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The CARES Act also included an initial $349 billion loan program administered through the U.S. Small Business Administration (‘‘SBA’’) referred to as the PPP. Under the PPP, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enrolled in the program, subject to numerous limitations and eligibility criteria. We are participating as a lender in the PPP. The PPP opened on April 3, 2020 intending to provide American small businesses with eight weeks of cash-flow assistance through 100% federally guaranteed loans through the SBA. In late April 2020 the Paycheck Protection Program and Health Care Enhancement Act, added another $310 billion in funding while the Paycheck Protection Program Flexibility Act made certain changes to the program, by allowing for more time to spend the funds, and making it easier to get a loan fully forgiven. The PPP initially closed on August 8, 2020 (“Round 1”). On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (‘‘Economic Aid Act’’) was signed into law which allocated an additional $284 billion in funding for the PPP (“Round 2”). The Economic Aid Act reopened the PPP through March 31, 2021 with generally the same terms and conditions as originally enacted under the CARES Act while clarifying eligibility and ineligibility for certain entities and expanding the permitted uses of PPP funds. In addition, the Economic Aid Act simplified the loan forgiveness process for PPP loans of $150,000 or less. The Economic Aid Act also established second draw loans for entities that had already used the initial PPP funds, subject to numerous limitations and eligibility criteria. PPP Round 2 loans are eligible for forgiveness similar to Round 1 PPP loans, subject to limitations set forth in the Economic Aid Act.  Round 2 closed on May 31, 2021.

PPP loans outstanding at December 31 follows:

	2021		2020
	Amount (#)	Amount ($)	Amount (#)	Amount ($)
	(Dollars in thousands)
Closed and outstanding - Round 1 loans	6	$197	1,483	$169,782
Closed and outstanding - Round 2 loans	180	26,167	-	-
Total closed and outstanding	186	$26,364	1,483	$169,782
Unaccreted net fees remaining at period end		$806		$3,216

PPP loans are included in the commercial and industrial class of the commercial loan portfolio segment. As these loans are 100% guaranteed through the SBA the allowance for credit losses recorded on these loans is zero.  PPP loans funded totaled $135.5 million, $261.1 million and zero during the years ended December 31, 2021, 2020 and 2019, respectively. Interest and fees on loans in our consolidated statement of operations includes $8.9 million, $5.6 million and zero during the years ended December 31, 2021, 2020 and 2019, respectively related to the accretion of net loan fees on PPP loans.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Rating 12: These loans are generally referred to as our ‘‘loss’’ commercial credits. This rating includes loans to borrowers that are deemed incapable of repayment and are charged-off.

The following table summarizes loan ratings by loan class for our commercial loan portfolio segment at December 31, 2021:

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized
	2021	2020	2019	2018	2017	Prior	Cost Basis	Total
	(In thousands)
December 31, 2021
Commercial and industrial
Non-watch (1-6)	$121,917	$69,856	$56,984	$44,827	$38,307	$96,261	$144,579	$572,731
Watch (7-8)	81	-	532	1,294	362	6,274	476	9,019
Substandard Accrual (9)	1,569	2	1,159	247	-	1,530	6,793	11,300
Non-Accrual (10-11)	-	-	-	-	-	62	-	62
Total	$123,567	$69,858	$58,675	$46,368	$38,669	$104,127	$151,848	$593,112
Accrued interest excluded from total	$314	$153	$105	$229	$90	$240	$242	$1,373

Commercial real estate
Non-watch (1-6)	$123,330	$55,479	$108,056	$75,828	$39,123	$160,199	$31,551	$593,566
Watch (7-8)	-	324	3,028	7,678	1,708	1,423	-	14,161
Substandard Accrual (9)	441	-	-	1,193	1,108	-	-	2,742
Non-Accrual (10-11)	-	-	-	-	-	-	-	-
Total	$123,771	$55,803	$111,084	$84,699	$41,939	$161,622	$31,551	$610,469
Accrued interest excluded from total	$182	$81	$233	$203	$94	$325	$47	$1,165

Total Commercial
Non-watch (1-6)	$245,247	$125,335	$165,040	$120,655	$77,430	$256,460	$176,130	$1,166,297
Watch (7-8)	81	324	3,560	8,972	2,070	7,697	476	23,180
Substandard Accrual (9)	2,010	2	1,159	1,440	1,108	1,530	6,793	14,042
Non-Accrual (10-11)	-	-	-	-	-	62	-	62
Total	$247,338	$125,661	$169,759	$131,067	$80,608	$265,749	$183,399	$1,203,581
Accrued interest excluded from total	$496	$234	$338	$432	$184	$565	$289	$2,538

The following table summarizes loan ratings by loan class for our commercial portfolio loan segment at December 31, 2020:

	Commercial
	Non-watch 1-6	Watch 7-8	Substandard Accrual 9	Non- Accrual 10-11	Total
			(In thousands)
December 31, 2020
Commercial and industrial	$637,826	$32,765	$4,341	$1,387	$676,319
Commercial real estate	561,382	5,978	2,272	-	569,632
Total	$1,199,208	$38,743	$6,613	$1,387	$1,245,951
Accrued interest included in total	$3,408	$105	$23	$-	$3,536

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31, 2021:

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized
	2021	2020	2019	2018	2017	Prior	Cost Basis	Total
	(In thousands)
December 31, 2021
1-4 family owner occupied - jumbo
800 and above	$31,137	$17,652	$8,491	$2,565	$7,516	$527	$-	$67,888
750-799	135,292	92,590	30,072	7,118	9,469	5,043	2,371	281,955
700-749	67,255	34,665	13,765	4,421	7,748	4,856	-	132,710
650-699	19,367	10,313	5,447	5,285	6,080	690	-	47,182
600-649	2,050	2,638	506	1,013	837	976	-	8,020
550-599	-	469	-	-	781	-	-	1,250
500-549	-	1,411	-	-	-	-	-	1,411
Under 500	-	-	-	-	607	-	-	607
Unknown	-	-	-	-	-	-	-	-
Total	$255,101	$159,738	$58,281	$20,402	$33,038	$12,092	$2,371	$541,023
Accrued interest excluded from total	$557	$370	$163	$77	$87	$33	$3	$1,290

1-4 family owner occupied - non-jumbo
800 and above	$6,185	$5,534	$3,756	$2,514	$3,566	$4,569	$4,026	$30,150
750-799	33,227	20,300	9,688	5,664	8,887	12,498	8,341	98,605
700-749	19,317	10,572	4,813	4,035	5,008	21,806	5,637	71,188
650-699	6,593	4,233	3,217	2,010	3,135	12,423	2,812	34,423
600-649	2,119	1,082	1,051	1,549	1,660	8,663	89	16,213
550-599	-	295	1,076	758	1,023	5,802	147	9,101
500-549	-	57	421	327	510	3,169	18	4,502
Under 500	-	616	284	394	250	684	-	2,228
Unknown	-	-	-	-	-	-	-	-
Total	$67,441	$42,689	$24,306	$17,251	$24,039	$69,614	$21,070	$266,410
Accrued interest excluded from total	$208	$97	$84	$58	$68	$226	$57	$798

1-4 family non-owner occupied
800 and above	$15,406	$1,786	$2,857	$1,459	$2,627	$5,058	$1,639	$30,832
750-799	44,201	21,885	10,517	3,667	6,956	10,004	5,117	102,347
700-749	16,486	7,807	2,764	1,878	966	6,095	2,756	38,752
650-699	6,617	3,095	257	299	248	6,019	955	17,490
600-649	125	57	108	282	174	2,051	381	3,178
550-599	-	25	-	192	-	1,121	-	1,338
500-549	-	-	-	55	-	638	50	743
Under 500	-	-	-	-	-	172	-	172
Unknown	-	-	-	-	-	-	-	-
Total	$82,835	$34,655	$16,503	$7,832	$10,971	$31,158	$10,898	$194,852
Accrued interest excluded from total	$171	$95	$46	$23	$33	$107	$38	$513

1-4 family - 2nd lien
800 and above	$415	$964	$426	$95	$266	$353	$8,465	$10,984
750-799	2,161	2,413	714	1,332	1,859	2,415	30,106	41,000
700-749	1,307	1,049	771	561	1,374	2,365	16,316	23,743
650-699	122	309	460	405	140	1,639	5,286	8,361
600-649	-	177	72	106	92	1,143	1,370	2,960
550-599	-	-	61	-	-	476	228	765
500-549	-	-	99	-	89	190	155	533
Under 500	-	-	54	3	60	16	250	383
Unknown	-	-	-	-	-	-	-	-
Total	$4,005	$4,912	$2,657	$2,502	$3,880	$8,597	$62,176	$88,729
Accrued interest excluded from total	$7	$9	$9	$5	$8	$34	$211	$283

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized
	2021	2020	2019	2018	2017	Prior	Cost Basis	Total
	(In thousands)
December 31, 2021
Resort lending
800 and above	$-	$-	$-	$274	$-	$7,347	$-	$7,621
750-799	600	1,246	250	511	63	19,630	-	22,300
700-749	-	174	-	301	67	9,052	-	9,594
650-699	951	-	-	-	-	6,057	-	7,008
600-649	-	-	-	-	-	1,841	-	1,841
550-599	-	-	-	-	-	80	-	80
500-549	-	-	-	-	-	201	-	201
Under 500	-	-	-	-	-	-	-	-
Unknown	-	-	-	-	-	-	-	-
Total	$1,551	$1,420	$250	$1,086	$130	$44,208	$-	$48,645
Accrued interest excluded from total	$2	$3	$-	$3	$-	$106	$-	$114

Total Mortgage
800 and above	$53,143	$25,936	$15,530	$6,907	$13,975	$17,854	$14,130	$147,475
750-799	215,481	138,434	51,241	18,292	27,234	49,590	45,935	546,207
700-749	104,365	54,267	22,113	11,196	15,163	44,174	24,709	275,987
650-699	33,650	17,950	9,381	7,999	9,603	26,828	9,053	114,464
600-649	4,294	3,954	1,737	2,950	2,763	14,674	1,840	32,212
550-599	-	789	1,137	950	1,804	7,479	375	12,534
500-549	-	1,468	520	382	599	4,198	223	7,390
Under 500	-	616	338	397	917	872	250	3,390
Unknown	-	-	-	-	-	-	-	-
Total	$410,933	$243,414	$101,997	$49,073	$72,058	$165,669	$96,515	$1,139,659
Accrued interest excluded from total	$945	$574	$302	$166	$196	$506	$309	$2,998

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2021	2020	2019	2018	2017	Prior	Total
	(In thousands)
December 31, 2021
Boat lending
800 and above	$7,513	$5,786	$6,015	$4,906	$2,968	$4,433	$31,621
750-799	47,434	24,968	21,052	15,681	9,797	10,971	129,903
700-749	19,180	9,724	8,263	6,467	3,109	4,953	51,696
650-699	3,845	1,679	2,301	1,223	1,166	1,378	11,592
600-649	373	419	209	327	185	604	2,117
550-599	237	81	91	113	115	191	828
500-549	-	49	-	85	-	67	201
Under 500	-	-	-	10	168	4	182
Unknown	-	-	-	-	-	-	-
Total	$78,582	$42,706	$37,931	$28,812	$17,508	$22,601	$228,140
Accrued interest excluded from total	$169	$102	$106	$69	$44	$47	$537

Recreational vehicle lending
800 and above	$8,475	$5,121	$5,837	$4,627	$2,456	$3,594	$30,110
750-799	66,834	22,707	17,173	11,973	5,281	6,794	130,762
700-749	32,702	9,500	6,169	3,768	1,657	2,343	56,139
650-699	7,390	2,423	1,842	948	649	905	14,157
600-649	990	408	291	333	152	111	2,285
550-599	271	100	163	318	6	72	930
500-549	39	21	105	62	26	91	344
Under 500	-	-	11	-	-	7	18
Unknown	-	-	-	-	-	-	-
Total	$116,701	$40,280	$31,591	$22,029	$10,227	$13,917	$234,745
Accrued interest excluded from total	$265	$93	$78	$56	$26	$28	$546

Other
800 and above	$2,328	$1,424	$1,493	$882	$357	$695	$7,179
750-799	13,923	9,093	6,074	3,175	2,183	2,731	37,179
700-749	10,791	5,426	3,301	1,899	906	2,194	24,517
650-699	20,167	1,715	1,249	657	561	1,332	25,681
600-649	761	368	272	190	284	357	2,232
550-599	159	42	127	167	46	154	695
500-549	8	53	56	55	38	98	308
Under 500	6	62	42	14	12	18	154
Unknown	975	-	-	-	-	-	975
Total	$49,118	$18,183	$12,614	$7,039	$4,387	$7,579	$98,920
Accrued interest excluded from total	$73	$40	$36	$19	$11	$38	$217

Total installment
800 and above	$18,316	$12,331	$13,345	$10,415	$5,781	$8,722	$68,910
750-799	128,191	56,768	44,299	30,829	17,261	20,496	297,844
700-749	62,673	24,650	17,733	12,134	5,672	9,490	132,352
650-699	31,402	5,817	5,392	2,828	2,376	3,615	51,430
600-649	2,124	1,195	772	850	621	1,072	6,634
550-599	667	223	381	598	167	417	2,453
500-549	47	123	161	202	64	256	853
Under 500	6	62	53	24	180	29	354
Unknown	975	-	-	-	-	-	975
Total	$244,401	$101,169	$82,136	$57,880	$32,122	$44,097	$561,805
Accrued interest excluded from total	$507	$235	$220	$144	$81	$113	$1,300
(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31, 2020:

	Mortgage
	1-4 Family Owner Occupied - Jumbo	1-4 Family Owner Occupied - Non-jumbo	1-4 Family Non-owner Occupied	1-4 Family 2nd Lien	Resort Lending	Total
	(In thousands)
December 31, 2020
800 and above	$61,077	$40,187	$25,468	$12,490	$9,546	$148,768
_750-799	223,177	70,642	82,124	42,138	27,530	445,611
_700-749	101,086	75,489	30,326	22,962	11,726	241,589
_650-699	40,296	44,344	13,182	11,269	6,393	115,484
_600-649	11,146	18,519	4,303	2,703	1,670	38,341
_550-599	-	11,021	2,388	1,608	917	15,934
_500-549	3,396	5,129	1,580	1,012	192	11,309
Under 500	-	2,242	405	348	73	3,068
Total	$440,178	$267,573	$159,776	$94,530	$58,047	$1,020,104
Accrued interest included in total	$1,301	$1,641	$587	$373	$276	$4,178

	Installment
	Boat Lending	Recreational Vehicle Lending	Other	Total
	(In thousands)
December 31, 2020
800 and above	$32,231	$29,223	$9,154	$70,608
_750-799	123,689	95,890	37,512	257,091
_700-749	38,223	33,476	25,262	96,961
_650-699	10,189	8,794	21,138	40,121
_600-649	2,083	1,305	3,730	7,118
_550-599	661	551	1,299	2,511
_500-549	342	283	767	1,392
Under 500	95	52	63	210
Unknown	-	-	510	510
Total	$207,513	$169,574	$99,435	$476,522
Accrued interest included in total	$572	$457	$156	$1,185

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2021	2020
	(In thousands)
Mortgage loans serviced for :
Fannie Mae	$1,753,255	$1,656,060
Freddie Mac	1,344,675	1,095,877
Ginnie Mae	170,983	181,615
FHLB	49,581	39,294
Other	5,027	11,242
Total	$3,323,521	$2,984,088

Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $39.4 million and $40.5 million, at December 31, 2021 and 2020, respectively.

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

An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2021	2020	2019
	(In thousands)
Balance at beginning of period	$16,904	$19,171	$21,400
Originated servicing rights capitalized	11,436	13,957	7,303
Change in fair value due to price	3,380	(10,833)	(6,408)
Change in fair value due to pay downs	(5,488)	(5,391)	(3,124)
Balance at end of year	$26,232	$16,904	$19,171
Loans sold and serviced that have had servicing rights capitalized	$3,323,521	$2,982,833	$2,580,705

Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 3.46%, average servicing fee of 0.256%, average discount rate of 10.07% and an average Public Securities Association (‘‘PSA’’) prepayment rate of 232 for December 31, 2021; and average coupon rate of 3.77%, average servicing fee of 0.257%, average discount rate of 10.09% and an average PSA prepayment rate of 348 for December 31, 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 5 – OTHER REAL ESTATE

A summary of other real estate activity for the years ended December 31 follows (1):

	2021	2020	2019
	(In thousands)
Balance at beginning of year, net of valuation allowance	$738	$1,715	$1,178
Loans transferred to other real estate	253	332	2,242
Sales of other real estate	(745)	(1,161)	(1,438)
Additions to valuation allowance charged to expense	(11)	(148)	(267)
Balance at end of year, net of valuation allowance	$235	$738	$1,715

(1)	Table excludes other repossessed assets totaling $0.01 million and $0.03 million at December 31, 2021 and 2020, respectively.

We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2021	2020	2019
	(In thousands)
Balance at beginning of year	$90	$92	$144
Additions charged to expense	11	148	267
Direct write-downs upon sale	(70)	(150)	(319)
Balance at end of year	$31	$90	$92

At December 31, 2021 and 2020, the balance of other real estate includes $0.2 million and $0.7 million, respectively of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $0.6 million and $0.3 million at December 31, 2021 and 2020, respectively.

Other real estate and repossessed assets totaling $0.2 million and $0.8 million at December 31, 2021 and 2020, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.

NOTE 6 – PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2021	2020
	(In thousands)
Land and land improvements	$17,296	$17,083
Buildings	58,870	57,208
Equipment	74,844	72,542
	151,010	146,833
Accumulated depreciation and amortization	(114,606)	(110,706)
Property and equipment, net	$36,404	$36,127

Depreciation expense was $5.4 million, $5.3 million and $5.2 million in 2021, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 7 – GOODWILL AND OTHER INTANGIBLES

Intangible assets, net of amortization, at December 31 follows:

	2021		2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)

Amortized intangible assets - core deposits	$11,916	$8,580	$11,916	$7,610
Unamortized intangible assets - goodwill	$28,300		$28,300

At December 31, 2021, the Bank (our reporting unit) had positive equity and elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.

Intangible amortization expense was $1.0 million, $1.0 million and $1.1 million during the years ended 2021, 2020 and 2019, respectively.

A summary of estimated core deposit intangible amortization at December 31, 2021, follows:

(In thousands)

2022	$785
2023	547
2024	516
2025	487
2026	460
2027 and thereafter	541
Total	$3,336

NOTE 8 – DEPOSITS

A summary of interest expense on deposits for the years ended December 31 follows:

	2021	2020	2019
	(In thousands)
Savings and interest-bearing checking	$2,101	$2,264	$5,371
Reciprocal	764	2,158	6,024
Time	1,507	7,073	7,148
Brokered time	93	1,171	4,882
Total	$4,465	$12,666	$23,425

Aggregate time deposits in denominations of $0.25 million or more amounted to $93.1 million and $50.0 million at December 31, 2021 and 2020, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of the maturity of time deposits at December 31, 2021, follows (1):

(In thousands)
2022	$269,067
2023	43,692
2024	10,067
2025	5,834
2026	6,794
2027 and thereafter	338
Total	$335,792

(1)	Includes time deposits, brokered time deposits and reciprocal time deposits

Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.

A summary of reciprocal deposits at December 31 follows:

	2021	2020
	(In thousands)
Demand	$559,664	$515,092
Money market	2,546	3,308
Time	24,416	37,785
Total	$586,626	$556,185

NOTE 9 – OTHER BORROWINGS

A summary of other borrowings at December 31 follows:

	2021	2020
	(In thousands)
Advances from the FHLB	$30,000	$30,000
Other	9	12
Total	$30,009	$30,012

Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 132% to 165%, respectively, of outstanding advances. Advances are also secured by FHLB stock that we own, which totaled $8.6 million at December 31, 2021. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $798.4 million at December 31, 2021. Interest expense on advances amounted to $0.2 million, $0.5 million and $0.7 million for the years ended December 31, 2021, 2020 and 2019, respectively. No FHLB advances were prepaid during 2021, 2020 or 2019.

As a member of the FHLB, we must own FHLB stock equal to the greater of 0.10% of the unpaid principal balance of residential mortgage assets or 4.5% of our outstanding advances. At December 31, 2021, we were in compliance with the FHLB stock ownership requirements.

The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2021		2020
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed-rate advances - 2027 and thereafter	$30,000	0.74%	$30,000	0.74%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Borrowings with the FRB at December 31, 2021 and 2020 were zero. Average borrowings with the FRB during the years ended December 31, 2021, 2020 and 2019 totaled zero, $1.546 million and $0.305 million, respectively. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $383.4 million at December 31, 2021. Collateral for FRB borrowings are certain commercial and installment loans.

Interest expense on federal funds purchased totaled zero, $0.01 million and $0.08 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Assets, consisting of FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $1.9 billion at December 31, 2021.

NOTE 10 – SUBORDINATED DEBT AND DEBENTURES

Subordinated Debt

In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity (May 31, 2030 maturity date) and a five year call option.  The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%.  These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the balances of $39.4 million and $39.3 million at December 31, 2021 and 2020, respectively are net of remaining unamortized deferred issuance costs of approximately $0.6 million and $0.7 million, respectively that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations. We may redeem the notes, in whole or in part, on or after May 31, 2025, and redeem the notes at any time in whole upon certain other events. Any redemption of the notes will be subject to prior regulatory approval to the extent required.

Subordinated Debentures

We have formed various special purpose entities (the ‘‘trusts’’) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from  the  issuance  of  the common stock and the trust preferred securities. Trust preferred securities totaling $38.4 million and $38.3 million at December 31, 2021 and 2020, respectively qualified as Tier 1 regulatory capital.

These trusts are not consolidated with Independent Bank Corporation and accordingly, we report the common securities of the trusts held by us in accrued income and other assets and the subordinated debentures that we have issued to the trusts in the liability section of our Consolidated Statements of Financial Condition.

As the result of a previous acquisition we acquired TCSB Statutory Trust I as summarized in the tables below at a discount. The discount at acquisition totaled $1.4 million and is being amortized through its maturity date and is included in interest expense – other borrowings and subordinated debt and debentures in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Summary information regarding subordinated debentures as of December 31 follows:

		2021
Entity Name	Issue Date
		Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,132)	(1,132)	-
		$39,592	$38,368	$1,224

		2020
Entity Name	Issue Date
		Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,200)	(1,200)	-
		$39,524	$38,300	$1,224

Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2021 and 2020 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month LIBOR plus 2.20%	March 17, 2010

The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2021 and 2020.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2021	2020
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$672,693	$644,815
Standby letters of credit	9,208	9,361

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

COVID-19 Pandemic

The COVID-19 pandemic and the related government mandates, restrictions, and guidance have created and may continue to create and contribute to significant economic uncertainty and market disruptions. Throughout 2020 and 2021, the volatility created by the pandemic and responses to the pandemic impacted our performance, customers, and the markets we serve.

Federal and state government responses have also created uncertainty. On November 4, 2021, the U.S. Department of Labor implemented an emergency temporary standard (ETS) mandating that all employers with 100 workers or more must require their employees to be fully vaccinated or submit to weekly testing. The ETS has been met with many subsequent legal challenges. On January 13, 2022, the U.S. Supreme Court stayed the ETS, sending the case back to the U.S. Court of Appeals for the Sixth Circuit for a decision on the merits. The timeline for such a decision is undetermined, and the outcomes remain unpredictable. In Michigan, the Department of Health and Human Services announced its intent to update quarantine and isolation periods to align with the Centers for Disease Control and Prevention’s newly shortened guidelines. These impending mandates and guidelines may have significant effects on the U.S. and Michigan economies, the banking sector generally, and our business specifically, the scope of which cannot be foreseen.

Based on this uncertainty, it is difficult to predict the extent to which the pandemic will continue to adversely impact our business, results of operations, financial condition, and customers. The potential impacts may include, but are not limited to:

•	difficulties encountered by our business customers in addressing the effects of the pandemic may cause increases in loan delinquencies, foreclosures and defaults;
•	increases in our allowance for credit losses may be necessary;
•	declines in collateral values may occur;
•	third party disruptions may occur, including outages at network providers, on-line banking vendors and other suppliers;
•	there is increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
•	we may experience operational failures due to changes in our normal business practices necessitated by the pandemic and related governmental actions; and/or
•	our production and efficiency may suffer due to employee illnesses and/or employees having to work remotely.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Given the ongoing uncertainty with respect to the pandemic and potential government responses, these risk factors may continue to some degree for a significant period of time.

The extent to which the COVID-19 pandemic may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Those developments and factors are expected to include the evolution of the virus and new and emerging virus variants, vaccination rates and subsequent vaccine-“boosters,” actions taken by governmental authorities to address the foregoing, and the enforcement thereof, and how quickly and to what extent normal economic and operating conditions stabilize. Potential developments also include market factors, such as interest rates, supply chain disruptions, inflation, consumer-welfare, and employment rates. We do not know the full extent of the potential impact. Material adverse impacts may include all or a combination of valuation impairments on our intangible assets, securities available for sale, loans, capitalized mortgage loan servicing rights or deferred tax assets.

Certain consumer-driven industries (including restaurants, hotels, retail, fitness, and other industries) have experienced increased stress and have been more adversely impacted by the COVID-19 pandemic and related consumer trends, labor shortages and supply chain disruptions. We believe that the following concentrations within our commercial loan portfolio represent greater potential risk in the current economic environment. The balances below are as of December 31, 2021.

		% of
		Total
	Amount	Loans
	(Dollars in millions)
Commercial and industrial:
Retail	$70	2.4%
Food service	49	1.7
Hotel	40	1.4
	159	5.5

Commercial real estate:
Retail	109	3.8
Office	72	2.5
Multifamily	55	1.9
	236	8.1

Total	$395	13.6%

At December 31, 2021, we had no commercial loans in forbearance.  However, we continue to closely monitor these industry concentrations and at present do not foresee any significant losses relative to this portion of our loan portfolio given the current economic conditions in Michigan and the fact that many businesses are reporting increased spending.  However, a high degree of uncertainty still exists with respect to the impact of the COVID-19 pandemic and the related economic disruptions on the future performance of our loan portfolio, including these concentrations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

Visa Stock

We own 12,566 shares of VISA Class B common stock. At the present time, these shares can only be sold to other Class B shareholders. As a result, there has generally been limited transfer activity in private transactions between buyers and sellers. Given the limited activity that we have become aware of  and the continuing uncertainty regarding the likelihood, ultimate timing and eventual exchange rate for Class B shares into Class A shares, we continue to carry these shares at zero, representing cost basis less impairment. However, given the current conversion ratio of 1.6181 Class A shares for every 1 Class B share and the closing price of VISA Class A shares on February 25, 2022 of $219.27 per share, our 12,566 Class B shares would have a current “value” of approximately $4.5 million. We continue to monitor Class B trading activity and the status of the resolution of certain litigation matters at VISA that would trigger the conversion of Class B common shares into Class A common shares, which would not have any trading restrictions.

NOTE 12 – SHAREHOLDERS’ EQUITY AND NET INCOME PER COMMON SHARE

Our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock during 2021, 2020 and 2019. In addition, in June, 2019 our Board of Directors authorized a 300,000 share expansion of the 2019 repurchase plan. During 2021, 2020 and 2019 repurchases were made through open market and negotiated transactions and totaled 814,910, 708,956 and 1,204,688 shares of common stock, respectively for an aggregate purchase price of $17.3 million, $14.2 million and $26.3 million, respectively.

A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2021	2020	2019
	(In thousands, except per share amounts)

Net income	$62,895	$56,152	$46,435

Weighted average shares outstanding (1)	21,585	21,977	22,894
Stock units for deferred compensation plan for non-employee directors	121	121	132
Effect of stock options	69	90	115
Performance share units	32	33	42
Weighted average shares outstanding for calculation of diluted earnings per share	21,807	22,221	23,183

Net income per common share
Basic (1)	$2.91	$2.56	$2.03
Diluted	$2.88	$2.53	$2.00

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.

Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2021, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 13 – INCOME TAX

The composition of income tax expense for the years ended December 31 follows:

	2021	2020	2019
	(In thousands)
Current expense	$12,506	$15,459	$10,237
Deferred expense (benefit)	1,912	(2,130)	1,088
Income tax expense	$14,418	$13,329	$11,325

The deferred income tax expense of $1.9 million in 2021 can be primarily attributed to the increase in capitalized mortgage servicing rights while the deferred income tax benefit of $2.1 million during 2020 can be primarily attributed to the increase in our allowance for credit losses while the deferred income tax expense of $1.1 million during 2019 can be primarily attributed to the utilization of our net operating loss (“NOL”) carryfoward and alternative minimum tax credit carryforward.

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2021, 2020 and 2019 to the income before income tax for the years ended December 31 follows:

	2021	2020	2019
	(In thousands)
Statutory rate applied to income before income tax	$16,236	$14,591	$12,130
Tax-exempt income	(1,487)	(690)	(375)
Share-based compensation	(184)	(204)	(204)
Bank owned life insurance	(119)	(196)	(233)
Unrecognized tax benefit	(11)	(206)	(134)
Non-deductible meals, entertainment and memberships	32	57	86
Other, net	(49)	(23)	55
Income tax expense	$14,418	$13,329	$11,325

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2021	2020
	(In thousands)
Deferred tax assets
Allowance for credit losses (1)	$9,923	$7,363
Property and equipment	1,405	1,047
Lease liabilities	1,386	1,652
Reserve for unfunded lending commitments	941	379
Share-based compensation	734	742
Deferred compensation	390	321
Loss reimbursement on sold loans reserve	242	214
Non accrual loan interest income	194	203
Other than temporary impairment charge on securities available for sale	144	144
Other	276	-
Gross deferred tax assets	15,635	12,065
Deferred tax liabilities
Capitalized mortgage loan servicing rights	5,509	3,550
Deferred loan fees	2,011	1,901
Unrealized gain on securities available for sale	1,674	4,206
Lease right of use asset	1,361	1,606
Purchase premiums, net	735	509
Other	-	18
Gross deferred tax liabilities	11,290	11,790
Deferred tax assets, net (2)	$4,345	$275

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.
(2)	Included in accrued income and other assets on the Consolidated Statements of Financial Position.

We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a ‘‘more likely than not’’ standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2021 and 2020, that the realization of substantially all of our deferred tax assets continues to be more likely than not.

Changes in unrecognized tax benefits for the years ended December 31 follow:

	2021	2020	2019
	(In thousands)

Balance at beginning of year	$180	$438	$588
Additions based on tax positions related to the current year	11	15	20
Reductions due to the statute of limitations	(11)	(273)	(170)
Reductions due to settlements	-	-	-
Balance at end of year	$180	$180	$438

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
If recognized, the entire amount of unrecognized tax benefits, net of $0.04 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2021, 2020 and 2019. No amounts were accrued for interest and penalties at December 31, 2021, 2020 and 2019. At December 31, 2021, U.S. Federal tax years 2018 through the present remain open to examination.

NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS

We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.7 million shares of common stock as of December 31, 2021. The non-employee director stock purchase plan permits the grant of additional share based payments for up to 0.1 million shares of common stock as of December 31, 2021. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.

During 2021, 2020 and 2019 pursuant to our long-term incentive plan, we granted 0.09 million, 0.06 million and 0.06 million shares, respectively of restricted stock and 0.02 million during each year of performance stock units (‘‘PSUs’’), to certain officers. Except for 0.010 million shares of restricted stock issued in 2019 that vest ratably over three years, all shares of restricted stock and PSUs cliff vest after a period of three years.  The performance feature of the PSUs is based on a comparison of our total shareholder return over the vesting period starting on the grant date to the total shareholder return over that period for a banking index of our peers.  We have not issued stock options in the previous three years.

Our directors may elect to receive all or a portion of their cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive   in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current fair value of our common stock and vest immediately. We issued 0.02 million, 0.02 million and 0.01 million shares to directors pursuant to this plan during the years ending 2021, 2020 and 2019, respectively and expensed their value during those same periods.

Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.6 million in 2021, 2020 and 2019. The corresponding tax benefit relating to this expense was $0.3 million during each year. Total expense recognized for non-employee director share based payments was $0.4 million, $0.4 million and $0.3 million in 2021, 2020 and 2019, respectively. The corresponding tax benefit relating to this expense was $0.08 million, $0.07 million and $0.05 million in 2021, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
At December 31, 2021, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.1 million. The weighted-average period over which this amount will be recognized is 1.8 years.

A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1,2021	121,189	$4.81
Granted	-
Exercised	(40,350)	2.90
Forfeited	-
Expired	-
Outstanding at December 31, 2021	80,839	$5.76	1.6	$1,464

Vested and expected to vest at December 31, 2021	80,839	$5.76	1.6	$1,464
Exercisable at December 31, 2021	80,839	$5.76	1.6	$1,464

A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2021	207,117	$22.70
Granted	114,565	20.45
Vested	(73,081)	22.82
Forfeited	(14,375)	21.89
Outstanding at December 31, 2021	234,226	$21.64

Certain information regarding options exercised during the periods ending December 31 follows:

	2021	2020	2019
	(In thousands)
Intrinsic value	$752	$293	$897
Cash proceeds received	$117	$57	$706
Tax benefit realized	$158	$61	$188

We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We matched 50% of employee contributions to the 401(k) plan up to a maximum of 8% of participating employees’ eligible wages for 2021, 2020 and 2019. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for 2021, 2020 and 2019. Amounts expensed for these retirement plans were $3.3 million, $3.2 million and $2.6 million in 2021, 2020 and 2019, respectively.

Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $15.6 million, $15.7 million and $9.5 million in 2021, 2020 and 2019, respectively.

We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $6.1 million, $4.8 million and $5.7 million in 2021, 2020 and 2019 respectively.

 These insurance programs are also available to retired employees at their own expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 15 – OTHER NON-INTEREST INCOME

Other non-interest income for the years ended December 31 follows:

	2021	2020	2019
	(In thousands)
Investment and insurance commissions	$2,603	$1,971	$1,658
ATM fees	1,133	1,197	1,403
Bank owned life insurance	567	910	1,111
Other	5,089	3,443	5,110
Total other non-interest income	$9,392	$7,521	$9,282

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2021
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreements - commercial	$6,753	7.4	$(384)
Pay-fixed interest rate swap agreements - securities available for sale	148,895	5.8	4,413
Total	$155,648	5.9	$4,029

No hedge designation
Rate-lock mortgage loan commitments	$129,846	0.1	$2,140
Mandatory commitments to sell mortgage loans	97,737	0.1	(68)
Interest rate swaption agreement	10,000	0.2	186
Pay-fixed interest rate swap agreements - commercial	207,080	5.7	(5,179)
Pay-variable interest rate swap agreements - commercial	207,080	5.7	5,179
Interest rate cap agreements	90,000	1.3	35
Total	$741,743	3.4	$2,293

	2020
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreements - commercial	$7,088	8.4	$(776)
Pay-fixed interest rate swap agreements - securities available for sale	41,950	7.1	15
Total	$49,038	7.3	$(761)

No hedge designation
Rate-lock mortgage loan commitments	$168,816	0.1	$7,020
Mandatory commitments to sell mortgage loans	186,092	0.1	(941)
Pay-fixed interest rate swap agreements - commercial	147,456	4.5	(9,700)
Pay-variable interest rate swap agreements - commercial	147,456	4.5	9,700
Pay-fixed interest rate swap agreements	25,000	0.6	(295)
Interest rate cap agreements	135,000	1.8	5
Purchased options	2,908	0.5	42
Written options	2,848	0.5	(42)
Total	$815,576	2.0	$5,789

We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
To meet our asset/liability management objectives, we may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates (‘‘Cash Flow Hedges’’). Cash Flow Hedges had included certain pay-fixed interest rate swap and interest rate cap agreements.  Pay-fixed interest rate swap agreements convert the variable-rate cash flows on debt obligations to fixed-rates.  Under interest-rate cap agreements, we will receive cash if interest rates rise above a predetermined level. As a result, we effectively have variable-rate debt with an established maximum rate. We paid an upfront premium on interest rate caps which was recognized in earnings in the same period in which the hedged item affected earnings.  During the first and third quarters of 2020 we transferred all of our Cash Flow Hedge interest rate cap and pay-fixed interest rate swap agreements, respectively to a no hedge designation. The $2.0 million and $0.5 million unrealized loss on our Cash Flow Hedge interest rate cap and pay-fixed interest rate swap agreements, respectively, which were included as a component of accumulated other comprehensive income at the time of the transfers, were being reclassified into earnings over the remaining life of the interest rate cap agreements and pay-fixed interest rate swap agreements.  In the fourth quarter of 2020 it became probable that the forecasted transactions being hedged by these interest rate cap and pay-fixed interest rate swap agreements would not occur by the end of the originally specified time period. As a result, all remaining unrealized losses included as a component of accumulated other comprehensive income were reclassified into earnings at that time. The no hedge designation pay-fixed interest rate swap agreements, which all matured in 2021, as well as the no hedge designation interest rate cap agreements in the tables above were classified as a no hedge designation during 2020 and any changes in fair value since the transfers to the no hedge designation are recorded in earnings.

We have entered into a pay-fixed interest rate swap to protect a portion of the fair value of a certain fixed rate commercial loan (‘‘Fair Value Hedge – Commercial Loan’’). As a result, changes in the fair value of the pay-fixed interest rate swap is expected to offset changes in the fair value of the fixed rate commercial loan due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – Commercial Loan in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged item (fixed rate commercial loan) is also recorded at fair value which offsets the adjustment to the Fair Value Hedge – Commercial Loan. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge – Commercial Loan and the hedged item. The related gains or losses are reported in interest income – interest and fees on loans in our Consolidated Statements of Operations.

We have entered into pay-fixed interest rate swaps to protect a portion of the fair value of certain securities available for sale (‘‘Fair Value Hedge – AFS Securities’’). As a result, the change in the fair value of the pay-fixed interest rate swaps is expected to offset a portion of the change in the fair value of the fixed rate securities available for sale due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – AFS Securities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged items (fixed rate securities available for sale) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – AFS Securities. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge – AFS Securities and the hedged item. The related gains or losses are reported in interest income – interest on securities available for sale – tax-exempt in our Consolidated Statements of Operations.

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

We have purchased a swaption agreement, whereby we have the right but not the obligation to pay fixed on an interest rate swap at a future date, in an attempt to reduce the impact of price fluctuations of certain mortgage construction loans held for sale. The changes in the fair value of the swaption agreement is recognized currently as part of net gains on mortgage loans in our Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
In prior periods we offered to our deposit customers an equity linked time deposit product (‘‘Altitude CD’’). The Altitude CD was a time deposit that provided the customer a guaranteed return of principal at maturity plus a potential equity return (a written option), while we receive a like stream of funds based on the equity return (a purchased option). The written and purchased options will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. The written and purchased options in the table above relate to this Altitude CD product and matured during the fourth quarter of 2021.

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

The following table illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:

Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2021		2020		2021		2020
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments	-		-		-		-
Pay-fixed interest rate swap agreements	Other assets	$4,413	Other assets	$15	Other liabilities	$384	Other liabilities	$776
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	$2,140	Other assets	$7,020	Other liabilities	$-	Other liabilities	$-
Mandatory commitments to sell mortgage loans	Other assets	-	Other assets	-	Other liabilities	68	Other liabilities	941
Interest rate swaption agreement	Other assets	186	Other assets	-	Other liabilities	-	Other liabilities	-
Pay-fixed interest rate swap agreements - commercial	Other assets	165	Other assets	-	Other liabilities	5,344	Other liabilities	9,700
Pay-variable interest rate swap agreements - commercial	Other assets	5,344	Other assets	9,700	Other liabilities	165	Other liabilities	-
Pay-fixed interest rate swap agreements	Other assets	-	Other assets	-	Other liabilities	-	Other liabilities	295
Interest rate cap agreements	Other assets	35	Other assets	5	Other liabilities	-	Other liabilities	-
Purchased options	Other assets	-	Other assets	42	Other liabilities	-	Other liabilities	-
Written options	Other assets	-	Other assets	-	Other liabilities	-	Other liabilities	42
		7,870		16,767		5,577		10,978
Total derivatives		$12,283		$16,782		$5,961		$11,754

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income
	2021	2020	2019		2021	2020	2019		2021	2020	2019
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap agreement - commercial								Interest and fees on loans	$392	$(534)	$(242)
Pay-fixed interest rate swap agreement - securities available for sale								Interest on securities available for sale - tax-exempt	4,398	15	-
Total									$4,790	$(519)	$(242)
Cash Flow Hedges
Interest rate cap agreements	$-	$125	$(1,211)	Interest expense	$-	$(1,885)	$363
Pay-fixed interest rate swap agreements	-	(479)	(392)	Interest expense	-	(654)	62
Total	$-	$(354)	$(1,603)		$-	$(2,539)	$425
No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$(4,880)	$5,608	$725
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	873	(791)	233
Interest rate swaption agreement								Net gains on mortgage loans	(2)	-	-
Pay-fixed interest rate swap agreements - commercial								Interest income	4,521	(6,059)	(4,046)
Pay-variable interest rate swap agreements -commercial								Interest income	(4,521)	6,059	4,046
Pay-fixed interest rate swap agreements								Interest expense	295	231	-
Interest rate cap agreements								Interest expense	30	(57)	-
Purchased options								Interest expense	(42)	(99)	25
Written options								Interest expense	42	97	(23)
Total									$(3,684)	$4,989	$960

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 17 – RELATED PARTY TRANSACTIONS

Certain directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2021 and 2020.

A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2021	2020
	(In thousands)

Balance at beginning of year	$2,416	$13,077
New loans and advances	5,722	417
Repayments	(1,259)	(11,078)
Balance at end of year	$6,879	$2,416

We had $1.9 million and $1.74 million in loan commitments to directors and executive officers at December 31, 2021 and 2020, respectively. Of these, commitments of $0.02 million and $0.04 million were outstanding at December 31, 2021 and 2020, respectively, and included in the table above.

Deposits held by us for directors and executive officers totaled $3.4 million and $2.0 million at December 31, 2021 and 2020, respectively.

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

Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2021). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.

The cost components of our operating leases follows:

	2021	2020	2019
	(In thousands)
Operating lease cost	$1,672	$1,780	$2,217
Variable lease cost	63	69	142
Short-term lease cost	64	36	19
Total	$1,799	$1,885	$2,378

Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Supplemental balance sheet information related to our operating leases follows:

	2021	2020
	(In thousands)
Lease right of use asset (1)	$6,481	$7,646
Lease liabilities (2)	$6,602	$7,868

Weighted average remaining lease term (years)	6.50	7.12
Weighted average discount rate	2.3%	2.4%

(1)	Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)	Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.

Maturity analysis of our lease liabilities at December 31, 2021 based on required contractual payments follows:

(In thousands)

2022	$1,619
2023	1,311
2024	816
2025	809
2026	744
2027 and thereafter	1,795
Total lease payments	7,094
Less imputed interest	(492)
Total	$6,602

NOTE 19 – CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise failing to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2021, include $999.0 million of loans secured by residential real estate and $279.0 million of construction and land development loans.

Additionally, within our commercial real estate and commercial loan portfolio, we had significant standard industry classification concentrations in the following categories as of December 31, 2021: Lessors of Nonresidential Real Estate ($358.6 million); Construction ($126.8 million); Lessors of Residential Real Estate ($100.2 million); Health Care and Social Assistance ($92.0 million); Accommodation and Food Services ($90.1 million) and  Manufacturing ($73.4 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 20 – REGULATORY MATTERS

Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2021, the Bank had positive undivided profits of $100.1 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent or that would not be in accordance with guidelines of regulatory authorities.

We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2021 and 2020, categorized our Bank as well capitalized. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (‘‘FDIC’’) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2021
Total capital to risk-weighted assets
Consolidated	$488,495	14.53%	$268,991	8.00%	NA	NA
Independent Bank	438,352	13.05	268,808	8.00	$336,011	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$406,645	12.09%	$201,743	6.00%	NA	NA
Independent Bank	396,351	11.80	201,606	6.00	$268,808	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$368,277	10.95%	$151,307	4.50%	NA	NA
Independent Bank	396,351	11.80	151,205	4.50	$218,407	6.50%

Tier 1 capital to average assets
Consolidated	$406,645	8.79%	$185,034	4.00%	NA	NA
Independent Bank	396,351	8.57	185,077	4.00	$231,347	5.00%

2020
Total capital to risk-weighted assets
Consolidated	$455,072	15.95%	$228,214	8.00%	NA	NA
Independent Bank	401,005	14.06	228,111	8.00	$285,139	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$379,395	13.30%	$171,161	6.00%	NA	NA
Independent Bank	365,343	12.81	171,083	6.00	$228,111	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$341,095	11.96%	$128,370	4.50%	NA	NA
Independent Bank	365,343	12.81	128,312	4.50	$185,340	6.50%

Tier 1 capital to average assets
Consolidated	$379,395	9.15%	$165,825	4.00%	NA	NA
Independent Bank	365,343	8.81	165,828	4.00	$207,285	5.00%

(1)	These ratios do not reflect a capital conservation buffer of 2.50% at December 31, 2021 and 2020.
NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Total shareholders’ equity	$398,484	$389,522	$426,558	$413,770
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	(6,298)	(15,821)	(6,298)	(15,821)
Goodwill and other intangibles	(31,636)	(32,606)	(31,636)	(32,606)
CECL (1)	7,727	-	7,727	-
Common equity tier 1 capital	368,277	341,095	396,351	365,343
Qualifying trust preferred securities	38,368	38,300	-	-
Tier 1 capital	406,645	379,395	396,351	365,343
Subordinated debt	40,000	40,000	-	-
Allowance for credit losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets (2)	41,850	35,677	42,001	35,662
Total risk-based capital	$488,495	$455,072	$438,352	$401,005

(1)	We elected the three year CECL transition method for regulatory purposes.
(2)	Beginning January 1, 2021, calculation of allowances are based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans held for sale: The fair value of mortgage loans held for sale, carried at fair value is based on agency cash window loan pricing for comparable assets (recurring Level 2).

Collateral dependent loans with specific loss allocations based on collateral value: From time to time, certain collateral dependent loans will have an ACL established. When the fair value of the collateral is based on an appraised value or when an appraised value is not available we record the collateral dependent loan as nonrecurring Level 3.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and thus will typically result in a Level 3 classification of the inputs for determining fair value.

Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in net (gains) losses on other real estate and repossessed assets which is included other non-interest expense in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral-dependent loans and other real estate are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by us. Once received, an independent third party, or a member of our Collateral Evaluation Department (for commercial properties), or a member of our Special Assets/ORE Group (for residential properties) reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. We compare the actual selling price of collateral that has been sold to the most recent appraised value of our properties to determine what additional adjustment, if any, should be made to the appraisal value to arrive at fair value. For commercial and residential properties we typically discount an appraisal to account for various factors that the appraisal excludes in its assumptions. These additional discounts generally do not result in material adjustments to the appraised value.

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

Derivatives: The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap, interest rate cap and swaption agreements are derived from proprietary models which utilize current market data. The significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management (recurring Level 2). The fair value of purchased and written options is based on prices of financial instruments with similar characteristics and do not typically involve judgment by management (recurring Level 2).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Assets and liabilities measured at fair value, including financial assets for which we have elected the fair value option, were as follows:

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2021:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$34,674	$-	$34,674	$-
U.S. agency residential mortgage-backed	307,985	-	307,985	-
U.S. agency commercial mortgage-backed	22,926	-	22,926	-
Private label mortgage-backed	102,615	-	102,615	-
Other asset backed	216,170	-	216,170	-
Obligations of states and political subdivisions	576,076	-	576,076	-
Corporate	149,959	-	149,959	-
Trust preferred	1,919	-	1,919	-
Foreign government	506	-	506	-
Loans held for sale, carried at fair value	55,470	-	55,470	-
Capitalized mortgage loan servicing rights	26,232	-	-	26,232
Derivatives (1)	12,283	-	12,283	-
Liabilities
Derivatives (2)	5,961	-	5,961	-

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	274	-	-	274
Commercial real estate	65	-	-	65
Mortgage
1-4 family owner occupied - non-jumbo	516	-	-	516
1-4 family non-owner occupied	130	-	-	130
1-4 family - 2nd lien	121	-	-	121
Resort lending	77	-	-	77
Installment
Boat lending	51	-	-	51
Recreational vehicle lending	77	-	-	77
Other	45	-	-	45

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
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

Measured at Fair Value on a Non-recurring Basis:
Assets
Impaired loans (3)
Commercial
Commercial and industrial	1,468	-	-	1,468
Commercial real estate	6,586	-	-	6,586
Mortgage
1-4 family owner occupied - jumbo	-	-	-	-
1-4 family owner occupied - non-jumbo	321	-	-	321
1-4 family non-owner occupied	155	-	-	155
1-4 family - 2nd lien	324	-	-	324
Resort lending	61	-	-	61
Installment
Boat lending	4	-	-	4
Recreational vehicle lending	31	-	-	31
Other	124	-	-	124
Other real estate (4)
1-4 family owner occupied - non-jumbo	102	-	-	102

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.
(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.
(3)	Only includes impaired loans with specific loss allocations based on collateral value.
(4)	Only includes other real estate with subsequent write downs to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets			Total Change in Fair Values Included
	Securities Available For Sale	Mortgage Loans	Mortgage Loan Servicing, net	in Current Period Earnings
	(In thousands)

2021
Loans held for sale	$-	$(2,805)	$-	$(2,805)
Capitalized mortgage loan servicing rights	-	-	(2,108)	(2,108)

2020
Loans held for sale	-	1,962	-	1,962
Capitalized mortgage loan servicing rights	-	-	(16,224)	(16,224)

2019
Equity securities at fair value	167	-	-	167
Loans held for sale	-	637	-	637
Capitalized mortgage loan servicing rights	-	-	(9,532)	(9,532)

For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.

The following represent impairment charges recognized during the years ended December 31, 2021, 2020 and 2019 relating to assets measured at fair value on a non-recurring basis:

•
Loans that are individually evaluated using the fair value of collateral for collateral dependent loans had a carrying amount of $1.4 million, which is net of a valuation allowance of  $0.6 million  at December 31, 2021, and had a carrying amount of $9.1 million, which is net of a valuation allowance of  $1.8 million at December 31, 2020. An additional provision for credit losses relating to these collateral dependent loans of $0.3 million, $0.7 million and $1.3 million was included in our results of operations for the years ending December 31, 2021, 2020 and 2019, respectively.

•
Other real estate, which is measured using the fair value of the property, had a carrying amount of zero which is net of a valuation allowance of $0.03 million at December 31, 2021, and a carrying amount of $0.10 million which is net of a valuation allowance of $0.09 million, at December 31, 2020. An additional charge relating to other real estate measured at fair value of zero, $0.03 million and $0.03 million was included in our results of operations during the years ended December 31, 2021, 2020 and 2019, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2021	2020	2019
	(In thousands)
Beginning balance	$16,904	$19,171	$21,400
Total losses realized and unrealized:
Included in results of operations	(2,108)	(16,224)	(9,532)
Included in other comprehensive income (loss)	-	-	-
Purchases, issuances, settlements, maturities and calls	11,436	13,957	7,303
Transfers in and/or out of Level 3	-	-	-
Ending balance	$26,232	$16,904	$19,171

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(2,108)	$(16,224)	$(9,532)

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

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)	-	-	-	-
2021
Capitalized mortgage loan servicing rights	$26,232	Present value of net	Discount rate	10.00% to 13.00%	10.07%
		servicing revenue	Cost to service	$67 to $281	$78
			Ancillary income	20 to 30	21
			Float rate	1.36%	1.36%
			Prepayment rate	7.02% to 44.21%	13.92%

2020
Capitalized mortgage loan servicing rights	$16,904	Present value of net	Discount rate	10.00% to 13.00%	10.09%
		servicing revenue	Cost to service	$69 to $289	$79
			Ancillary income	20 to 37	22
			Float rate	0.43%	0.43%
			Prepayment rate	7.92% to 64.70%	20.85%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)	-	-	-	-
2021
Collateral dependent loans
Commercial	$339	Sales comparison	Adjustment for differences
		approach	between comparable sales	(12.5)% to 12.0%	1.5%
Mortgage and Installment (1)	1,017	Sales comparison	Adjustment for differences
		approach	between comparable sales	(30.1) to 29.3	0.2
Other real estate

2020
Impaired loans
Commercial	$8,054	Sales comparison	Adjustment for differences
		approach	between comparable sales	(40.0)% to 75.0%	3.8%
Mortgage and Installment (1)	1,020	Sales comparison	Adjustment for differences
		approach	between comparable sales	(73.3) to 104.6	(1.5)
Other real estate
Mortgage	102	Sales comparison	Adjustment for differences
		approach	between comparable sales	(13.1) to 2.4	(3.6)

(1)
In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2021 and 2020 certain collateral dependent installment loans totaling approximately $0.17 million and $0.16 million are secured by collateral other than real estate.  For the majority of these loans, we apply internal discount rates to industry valuation guides.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2021	$55,470	$1,051	$54,419
2020	92,434	3,856	88,578
2019	69,800	1,894	67,906

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2021
Assets
Cash and due from banks	$51,069	$51,069	$51,069	$-	$-
Interest bearing deposits	58,404	58,404	58,404	-	-
Securities available for sale	1,412,830	1,412,830	-	1,412,830	-
Federal Home Loan Bank and Federal Reserve Bank Stock	18,427	NA	NA	NA	NA
Net loans and loans held for sale	2,948,074	2,931,079	35,233	55,470	2,840,376
Accrued interest receivable	12,865	12,865	1	6,028	6,836
Derivative financial instruments	12,283	12,283	-	12,283	-
Liabilities
Deposits with no stated maturity (1)	$3,781,298	$3,781,298	$3,781,298	$-	$-
Deposits with stated maturity (1)	335,792	336,006	-	336,006	-
Other borrowings	30,009	30,155	-	30,155	-
Subordinated debt	39,357	44,999	-	44,999	-
Subordinated debentures	39,592	33,866	-	33,866	-
Accrued interest payable	497	497	67	430	-
Derivative financial instruments	5,961	5,961	-	5,961	-
2020
Assets
Cash and due from banks	$56,006	$56,006	$56,006	$-	$-
Interest bearing deposits	62,699	62,699	62,699	-	-
Securities available for sale	1,072,159	1,072,159	-	1,072,159	-
Federal Home Loan Bank and Federal Reserve Bank Stock	18,427	NA	NA	NA	NA
Net loans and loans held for sale	2,790,683	2,794,058	-	92,434	2,701,624
Accrued interest receivable	12,315	12,315	3	3,414	8,898
Derivative financial instruments	16,782	16,782	-	16,782	-

Liabilities
Deposits with no stated maturity (1)	$3,198,338	$3,198,338	$3,198,338	$-	$-
Deposits with stated maturity (1)	439,017	441,457	-	441,457	-
Other borrowings	30,012	30,844	-	30,844	-
Subordinated debt	39,281	41,417	-	41,417	-
Subordinated debentures	39,524	30,265	-	30,265	-
Accrued interest payable	601	601	59	542	-
Derivative financial instruments	11,754	11,754	-	11,754	-

NA – Not applicable
(1)
Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $562.210 million and $518.400 million at December 31, 2021 and 2020, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $24.416 million and $37.785 million at December 31, 2021 and 2020, respectively.

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

NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

A summary of changes in accumulated other comprehensive income (loss) (‘‘AOCIL’’), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities Available for Sale	Dispropor- tionate Tax Effects from Securities Available for Sale	Unrealized Losses on Cash Flow Hedges	Total
	(In thousands)
2021
Balances at beginning of period	$15,822	$(5,798)	$-	$10,024
Other comprehensive loss before reclassifications	(8,408)	-	-	(8,408)
Amounts reclassified from AOCIL	(1,115)	-	-	(1,115)
Net current period other comprehensive loss	(9,523)	-	-	(9,523)
Balances at end of period	$6,299	$(5,798)	$-	$501

2020
Balances at beginning of period	$3,739	$(5,798)	$(1,727)	$(3,786)
Other comprehensive income (loss) before reclassifications	12,294	-	(279)	12,015
Amounts reclassified from AOCIL	(211)	-	2,006	1,795
Net current period other comprehensive income	12,083	-	1,727	13,810
Balances at end of period	$15,822	$(5,798)	$-	$10,024

2019
Balances at beginning of period	$(4,185)	$(5,798)	$(125)	$(10,108)
Other comprehensive income (loss) before reclassifications	8,035	-	(1,266)	6,769
Amounts reclassified from AOCIL	(111)	-	(336)	(447)
Net current period other comprehensive income (loss)	7,924	-	(1,602)	6,322
Balances at end of period	$3,739	$(5,798)	$(1,727)	$(3,786)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of reclassifications out of each component of AOCIL for the years ended December 31 follows:

AOCIL Component	Reclassified From AOCIL	Affected Line Item in Consolidated Statements of Operations
(In thousands)

2021
Unrealized gains (losses) on securities available for sale	$1,411	Net gains on securities available for sale
	-	Net impairment loss recognized in earnings
	1,411	Total reclassifications before tax
	296	Income tax expense
	$1,115	Reclassifications, net of tax

2020
Unrealized gains (losses) on securities available for sale	$267	Net gains on securities available for sale
	-	Net impairment loss recognized in earnings
	267	Total reclassifications before tax
	56	Income tax expense
	$211	Reclassifications, net of tax

Unrealized gains (losses) on cash flow hedges	$2,539	Interest expense
	533	Income tax expense
	$2,006	Reclassification, net of tax

	$(1,795)	Total reclassifications for the period, net of tax

2019
Unrealized gains (losses) on securities available for sale	$140	Net gains on securities available for sale
	-	Net impairment loss recognized in earnings
	140	Total reclassifications before tax
	29	Income tax expense
	$111	Reclassifications, net of tax

Unrealized gains (losses) on cash flow hedges	$(425)	Interest expense
	(89)	Income tax expense
	$(336)	Reclassification, net of tax

	$447	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Presented below are condensed financial statements for our parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2021	2020
	(In thousands)
ASSETS
Cash and due from banks	$6,093	$10,466
Interest bearing deposits - time	40,000	40,000
Investment in subsidiaries	432,949	418,465
Accrued income and other assets	96	805
Total Assets	$479,138	$469,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$39,357	$39,281
Subordinated debentures	39,592	39,524
Accrued expenses and other liabilities	844	684
Shareholders’ equity	399,345	390,247
Total Liabilities and Shareholders’ Equity	$479,138	$469,736

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$32,000	$24,000	$29,000
Interest income	55	99	230
Other income	33	42	61
Total Operating Income	32,088	24,141	29,291

OPERATING EXPENSES
Interest expense	3,625	2,893	2,104
Administrative and other expenses	787	733	655
Total Operating Expenses	4,412	3,626	2,759
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	27,676	20,515	26,532
Income tax benefit	(1,048)	(937)	(423)
Income Before Equity in Undistributed Net Income of Subsidiaries	28,724	21,452	26,955
Equity in undistributed net income of subsidiaries	34,171	34,700	19,480
Net Income	$62,895	$56,152	$46,435

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Net Income	$62,895	$56,152	$46,435
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax (benefit) expense	(81)	(34)	1,503
Share based compensation	95	89	65
Accretion of discount on subordinated debt and debentures	144	113	68
(Increase) decrease in accrued income and other assets	788	(307)	891
Increase in accrued expenses and other liabilities	159	109	45
Equity in undistributed net income of subsidiaries	(34,171)	(34,700)	(19,480)
Total Adjustments	(33,066)	(34,730)	(16,908)
Net Cash From Operating Activities	29,829	21,422	29,527

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(160,000)	(85,000)	(20,000)
Maturity of interest bearing deposits - time	160,000	55,000	35,000
Net Cash From (Used In) Investing Activities	-	(30,000)	15,000

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of subordinated debt, net of issuance costs	-	39,236	-
Dividends paid	(18,155)	(17,618)	(16,554)
Proceeds from issuance of common stock	1,913	1,907	2,074
Share based compensation withholding obligation	(691)	(755)	(882)
Repurchase of common stock	(17,269)	(14,231)	(26,284)
Net Cash From (Used In) Financing Activities	(34,202)	8,539	(41,646)
Net Increase (Decrease) in Cash and Cash Equivalents	(4,373)	(39)	2,881
Cash and Cash Equivalents at Beginning of Year	10,466	10,505	7,624
Cash and Cash Equivalents at End of Year	$6,093	$10,466	$10,505

NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS

We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net gains on securities available for sale, mortgage loan servicing, net and bank owned life insurance and were approximately 84.6%, 88.1% and 84.9% of total revenues at December 31, 2021, 2020 and 2019, respectively.

Material sources of revenue that are included in the scope of ASC Topic 606 include service charges on deposits, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2021.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

Net gains on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2021 that were financed by us.

Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

2021
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$8,431	$-	$-	$-	$8,431
Account service charges	1,130	-	-	-	1,130
ATM fees	-	1,109	-	-	1,109
Other	-	819	-	-	819
Business
Overdraft fees	609	-	-	-	609
ATM fees	-	24	-	-	24
Other	-	328	-	-	328
Interchange income	-	-	14,045	-	14,045
Asset management revenue	-	-	-	1,689	1,689
Transaction based revenue	-	-	-	914	914

Total	$10,170	$2,280	$14,045	$2,603	$29,098

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,280
Investment and insurance commissions					2,603
Bank owned life insurance					567
Other					3,942
Total					$9,392

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
2020
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$5,627	$-	$-	$-	$5,627
Account service charges	2,017	-	-	-	2,017
ATM fees	-	1,173	-	-	1,173
Other	-	769	-	-	769
Business
Overdraft fees	873	-	-	-	873
ATM fees	-	24	-	-	24
Other	-	342	-	-	342
Interchange income	-	-	11,230	-	11,230
Asset management revenue	-	-	-	1,283	1,283
Transaction based revenue	-	-	-	688	688

Total	$8,517	$2,308	$11,230	$1,971	$24,026

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,308
Investment and insurance commissions					1,971
Bank owned life insurance					910
Other					2,332
Total					$7,521

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
2019
	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
	(In thousands)
Retail
Overdraft fees	$7,590	$-	$-	$-	$7,590
Account service charges	2,103	-	-	-	2,103
ATM fees	-	1,368	-	-	1,368
Other	-	965	-	-	965
Business
Overdraft fees	1,515	-	-	-	1,515
ATM fees	-	35	-	-	35
Other	-	422	-	-	422
Interchange income	-	-	10,297	-	10,297
Asset management revenue	-	-	-	1,123	1,123
Transaction based revenue	-	-	-	535	535

Total	$11,208	$2,790	$10,297	$1,658	$25,953

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,790
Investment and insurance commissions					1,658
Bank owned life insurance					1,111
Other					3,723
Total					$9,282

QUARTERLY FINANCIAL DATA (UNAUDITED)

A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2021
Interest income	$32,502	$33,499	$35,855	$36,224
Net interest income	30,284	31,393	33,803	34,285
Provision for credit losses	(474)	(1,425)	(659)	630
Income before income tax	27,143	15,053	19,645	15,472
Net income	22,037	12,388	15,962	12,508

Net income per common share
Basic	1.01	0.57	0.74	0.59
Diluted	1.00	0.56	0.73	0.58

2020
Interest income	$35,579	$33,754	$35,034	$35,462
Net interest income	30,191	30,462	31,966	30,993
Provision for credit losses(1)	6,721	5,188	975	(421)
Income before income tax	5,755	18,295	24,361	21,070
Net income	4,810	14,772	19,584	16,986

Net income per common share
Basic	0.22	0.67	0.90	0.78
Diluted	0.21	0.67	0.89	0.77

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

During the fourth quarter of 2021, we recognized a negative fair value adjustment on certain mortgage banking related loans held for sale and derivatives not designated as hedging instruments (see note #16). During the fourth quarter of 2020, we recognized $1.6 million of losses in interest expense relating to cash flow hedges that had been transferred to a no hedge designation (see note #16), $1.5 million of core data processing conversion related expenses and a negative fair value adjustment due to price on our capitalized mortgage loan servicing rights of $0.9 million (see note #4).

QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends
	2021			2020			Declared
	High	Low	Close	High	Low	Close	2021	2020
First quarter	$24.73	$18.18	$23.64	$22.98	$9.19	$12.87	$0.21	$0.20
Second quarter	24.50	21.10	21.71	16.92	10.91	14.85	0.21	0.20
Third quarter	22.22	19.60	21.48	16.20	12.14	12.57	0.21	0.20
Fourth quarter	24.48	21.44	23.87	19.28	12.42	18.47	0.21	0.20

We have approximately 1,300 holders of record of our common stock. Our common stock trades on the NASDAQ Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by NASDAQ and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.

In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).