Form 10-K, Exhibit 13
period 2023-12-31
INDEPENDENT BANK CORP /MI/
filed 2024-03-08
CIK 39311

PERFORMANCE GRAPH
The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2018, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$250
$200
$150
$100
$50
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23

	Period Ending
Index	12/31/18	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23
Independent Bank Corporation	$100.00	$111.40	$95.49	$128.15	$133.58	$152.25
NASDAQ Composite	100.00	136.69	198.10	242.03	163.28	236.17
NASDAQ Bank	100.00	137.18	119.62	164.26	135.89	149.56

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$239,677	$169,008	$138,080	$139,829	$148,928
Interest expense	83,348	19,447	8,315	16,217	26,347
Net interest income	156,329	149,561	129,765	123,612	122,581
Provision for credit losses(1)	6,210	5,341	(1,928)	12,463	824
Net gains (losses) on securities available for sale	(222)	(275)	1,411	267	307
Other non-interest income	50,898	62,184	75,232	80,478	47,429
Non-interest expense	127,119	128,341	131,023	122,413	111,733
Income before income tax	73,676	77,788	77,313	69,481	57,760
Income tax expense	14,609	14,437	14,418	13,329	11,325
Net income	$59,067	$63,351	$62,895	$56,152	$46,435

PER COMMON SHARE DATA
Net income per common share
Basic	$2.82	$3.00	$2.91	$2.56	$2.03
Diluted	2.79	2.97	2.88	2.53	2.00
Cash dividends declared and paid	0.92	0.88	0.84	0.80	0.72
Book value	19.41	16.50	18.82	17.82	15.58

SELECTED BALANCES
Assets	$5,263,726	$4,999,787	$4,704,740	$4,204,013	$3,564,694
Loans	3,790,901	3,465,352	2,905,045	2,733,678	2,725,023
Allowance for credit losses(1)	54,658	52,435	47,252	35,429	26,148
Deposits	4,622,879	4,379,069	4,117,090	3,637,355	3,036,727
Shareholders’ equity	404,449	347,596	398,484	389,522	350,169
Other borrowings	50,026	86,006	30,009	30,012	88,646
Subordinated debt	39,510	39,433	39,357	39,281	—
Subordinated debentures	39,728	39,660	39,592	39,524	39,456

SELECTED RATIOS
Net interest income to average interest earning assets	3.26%	3.32%	3.10%	3.34%	3.80%
Net income to
Average shareholders' equity	16.04	18.41	16.13	15.68	13.63
Average assets	1.15	1.31	1.41	1.43	1.35
Average shareholders’ equity to average assets	7.20	7.13	8.73	9.10	9.90
Tier 1 capital to average assets	9.03	8.86	8.79	9.15	10.11
Non-performing loans to Portfolio Loans	0.14	0.11	0.18	0.29	0.35
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
This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the primary risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks are not the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.
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
Overview. We provide banking services to customers located primarily in Michigan’s Lower Peninsula and also have one mortgage loan production facility in Ohio (Fairlawn). As a result, our success depends to a great extent upon the economic conditions in Michigan’s Lower Peninsula.

Significant Developments. As explained in more detail under Item 1A – “Risk Factors” – the closures of several banks in 2023 have impacted the financial services industry. These events have caused banks to reexamine their funding sources and liquidity risks and in some cases have caused deposit holders to reevaluate their banking relationships. As addressed below, we believe these events have caused little to no impact on our deposit base, aside from the mix and pricing of deposits, and that our liquidity and funding and capital resources remain strong. In the wake of these events, initiatives taken with our customer base included discussing how these events unfolded, reinforcing our current capital and liquidity positions and education to maximize FDIC insurance coverage. (See “Deposits and borrowings” and "Liquidity and capital resources").
Pressures from various global and national macroeconomic conditions, including heightened inflation, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, recent adverse weather conditions, escalating tensions in the Middle East, the continuation of the Russia-Ukraine war, and potential governmental responses to these events, continue to create significant economic uncertainty.

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
It is against this backdrop that we discuss our results of operations and financial condition in 2023 as compared to earlier periods.
RESULTS OF OPERATIONS
Summary. We recorded net income of $59.1 million, or $2.79 per diluted share, in 2023, net income of $63.4 million, or $2.97 per diluted share, in 2022, and net income of $62.9 million, or $2.88 per diluted share, in 2021.
KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2023	2022	2021
Net income to
Average shareholders' equity	16.04%	18.41%	16.13%
Average assets	1.15	1.31	1.41
Net income per common share
Basic	$2.82	$3.00	$2.91
Diluted	2.79	2.97	2.88
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
Net interest income totaled $156.3 million during 2023, compared to $149.6 million and $129.8 million during 2022 and 2021, respectively. The increase in net interest income in 2023 compared to 2022 primarily reflects a $262.0 million increase in average interest-earning assets that was partially offset by a six basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).
The increase in net interest income in 2022 compared to 2021 primarily reflects a $307.5 million increase in average interest-earning assets and a 22 basis point increase in our net interest margin.

The increase in average interest-earning assets during 2023 primarily reflects growth in commercial, mortgage and installment loans funded primarily by an increase in deposits and a decrease in securities AFS and securities HTM.
The six basis point decrease in the net interest margin during 2023 as compared to 2022 primarily reflects 130 basis point increase in interest expense as a percent of average interest-earning assets which was partially offset by a 124 basis point increase in interest income as a percent of average interest-earning assets. These increases are primarily attributed to the 450 basis point increase in the federal funds rate since June of 2022. Our net interest margin has been negatively impacted by changes in funding mix (such as shifting from non-interest bearing deposits to interest-bearing deposits and an increase in time deposits) as well as higher deposit pricing sensitivity to the increases in interest rates discussed above. See Asset/liability management.
2023, 2022 and 2021 interest income on loans includes $0.2 million, $0.3 million and $0.8 million, respectively, of accretion of the discount recorded on loans acquired in connection with our acquisition of Traverse City State Bank (“TCSB”) in 2018.
Interest and fees on loans include zero, $0.8 million and $8.9 million in 2023, 2022 and 2021, respectively, of accretion of net loan fees on Payroll Protection Program ("PPP") loans. Unaccreted net loan fees on PPP loans remaining were zero at December 31, 2023 and 2022, respectively.
Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $4.8 million, $4.4 million and $6.2 million in 2023, 2022 and 2021, respectively.
AVERAGE BALANCES AND RATES

	2023			2022			2021
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$3,624,406	$197,462	5.45%	$3,227,803	$138,765	4.30%	$2,881,950	$116,358	4.04%
Tax-exempt loans(1)	6,855	333	4.86	7,771	370	4.76	7,240	362	5.00
Taxable securities	771,121	23,314	3.02	945,665	20,676	2.19	915,701	14,488	1.58
Tax-exempt securities(1)	317,553	14,039	4.42	331,322	10,191	3.08	348,346	7,892	2.27
Interest bearing cash	83,587	4,416	5.28	28,773	142	0.49	79,915	112	0.14
Other investments	17,557	1,013	5.77	17,768	742	4.18	18,427	734	3.98
Interest earning assets	4,821,079	240,577	4.99	4,559,102	170,886	3.75	4,251,579	139,946	3.30
Cash and due from banks	58,473			59,507			56,474
Other assets, net	236,072			207,114			157,524
Total assets	$5,115,624			$4,825,723			$4,465,577
LIABILITIES
Savings and interest-bearing checking	$2,564,097	44,728	1.74	$2,526,296	10,278	0.41	$2,282,607	2,693	0.12
Time deposits	785,684	30,347	3.86	399,987	3,873	0.97	326,081	1,772	0.54
Other borrowings	128,945	8,273	6.42	121,871	5,296	4.35	108,884	3,850	3.54
Interest bearing liabilities	3,478,726	83,348	2.40	3,048,154	19,447	0.64	2,717,572	8,315	0.31
Non-interest bearing deposits	1,164,816			1,338,736			1,288,276
Other liabilities	103,721			94,638			69,694
Shareholders’ equity	368,361			344,195			390,035
Total liabilities and shareholders’ equity	$5,115,624			$4,825,723			$4,465,577
Net interest income		$157,229			$151,439			$131,631
Net interest income as a percent of average interest earning assets			3.26%			3.32%			3.10%
__________________________
(1)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT ("FTE")

	Year Ended December 31,
	2023	2022	2021
	(Dollars in thousands)
Net interest income	$156,329	$149,561	$129,765
Add: taxable equivalent adjustment	900	1,878	1,866
Net interest income - taxable equivalent	$157,229	$151,439	$131,631
Net interest margin (GAAP)	3.24%	3.28%	3.05%
Net interest margin (FTE)	3.26%	3.32%	3.10%
CHANGE IN NET INTEREST INCOME

	2023 compared to 2022			2022 compared to 2021
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$18,485	$40,212	$58,697	$14,551	$7,856	$22,407
Tax-exempt loans(2)	(44)	7	(37)	25	(17)	8
Taxable securities	(4,291)	6,929	2,638	488	5,700	6,188
Tax-exempt securities(2)	(440)	4,288	3,848	(403)	2,702	2,299
Interest bearing cash	702	3,572	4,274	(108)	138	30
Other investments	(9)	280	271	(27)	35	8
Total interest income	14,403	55,288	69,691	14,526	16,414	30,940
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	156	34,294	34,450	317	7,268	7,585
Time deposits	6,458	20,016	26,474	473	1,628	2,101
Other borrowings	323	2,654	2,977	495	951	1,446
Total interest expense	6,937	56,964	63,901	1,285	9,847	11,132
Net interest income	$7,466	$(1,676)	$5,790	$13,241	$6,567	$19,808
__________________________
(1)The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2023	2022	2021
As a percent of average interest earning assets
Loans	75.3%	71.0%	68.0%
Other interest earning assets	24.7	29.0	32.0
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	53.2%	55.4%	53.7%
Time deposits	16.3	8.8	7.7
Other borrowings	2.7	2.7	2.6
Average interest bearing liabilities	72.2%	66.9%	64.0%
Earning asset ratio	94.2%	94.5%	95.2%
Free-funds ratio(1)	27.8	33.1	36.1
__________________________
(1)Average interest earning assets less average interest bearing liabilities.
Provision for credit losses. The provision for credit losses was an expense of $6.2 million in 2023, an expense of $5.3 million in 2022, and a credit of $1.9 million in 2021. The provision reflects our assessment of the allowance for credit losses (the “ACL”) taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, economic conditions and loan net charge-offs. While we use relevant information to recognize losses on loans and securities HTM, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The increase in the provision for credit losses in 2023 compared to 2022 was primarily due to a loss incurred on a $3.0 million corporate security HTM (Signature Bank) that defaulted and was fully charged off during the first quarter that was partially offset by a decline in loan growth rate. The higher provision for credit losses in 2022 compared to 2021 was primarily due to new credit loss allocations in the commercial and retail loan portfolios primarily due to loan growth and a decrease in gross recoveries of previously charged-off commercial and retail loans as well as an increase in the adjustment to allocations based on subjective factors. See “Portfolio Loans and asset quality” for a discussion of the various components of the ACL and their impact on the provision for credit losses in 2023 and note #19 to the Consolidated Financial Statements included within this report for a discussion on industry concentrations.
Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $50.7 million during 2023 compared to $61.9 million and $76.6 million during 2022 and 2021, respectively.
NON-INTEREST INCOME

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
Interchange income	$13,996	$13,955	$14,045
Service charges on deposit accounts	12,361	12,288	10,170
Net gains (losses) on assets
Mortgage loans	7,436	6,431	35,880
Securities available for sale	(222)	(275)	1,411
Mortgage loan servicing, net	4,626	18,773	5,745
Investment and insurance commissions	3,456	2,898	2,603
Bank owned life insurance	474	360	567
Other	8,549	7,479	6,222
Total non-interest income	$50,676	$61,909	$76,643

Service charges on deposit accounts totaled $12.4 million in 2023, as compared to $12.3 million in 2022 and $10.2 million during 2021. The increases in 2023 and 2022 relative to the respective prior year were primarily due to an increase in non-sufficient funds occurrences (and related fees).
We realized net gains of $7.4 million on mortgage loans during 2023, compared to $6.4 million and $35.9 million during 2022 and 2021, respectively. As reflected in the table below, the sale of mortgage loans decreased significantly from both 2022 and 2021. Mortgage loan activity is summarized as follows:
MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2023	2022	2021
	(Dollars in thousands)
Mortgage loans originated	$554,461	$935,807	$1,861,060
Mortgage loans sold(1)	407,613	602,797	1,254,638
Net gains on mortgage loans	7,436	6,431	35,880
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	1.82%	1.07%	2.86%
Fair value adjustments included in the Loan Sales Margin	0.62	(1.12)	(0.52)
__________________________
(1)2023 includes the sale of $56.7 million of portfolio residential fixed rate and adjustable rate mortgage loans. 2022 includes the sale of $63.0 million of portfolio residential fixed rate and adjustable rate mortgage loans. 2021 includes the sale of $9.6 million of portfolio residential fixed rate mortgage loans.
Mortgage loans originated decreased in both 2023 as compared to 2022 and 2022 as compared to 2021 as higher mortgage loan interest rates in each respective year reduced mortgage loan refinance activity and in 2022 also reduced purchase money activity. Mortgage loans sold decreased in each of these years due primarily to lower loan origination volume.
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
Net gains on mortgage loans increased in 2023 as compared to 2022 primarily due to the increase in the Loan Sales Margin due to the impact of fair value adjustments on certain unhedged construction loans during the 2023 as a result of the significant increase in interest rates during that period. Net gains on mortgage loans decreased in 2022 as compared to 2021 primarily due to the decline in loan sale volume and a decrease in the Loan Sales Margin.
We generated net gains (losses) on securities of $(0.22) million, $(0.28) million and $1.41 million in 2023, 2022 and 2021, respectively. These net gains (losses) were due to the sales of securities as outlined in the table below. We recorded no credit related charges in 2023, 2022 or 2021 for securities AFS. See “Securities” below and note #3 to the Condensed Consolidated Financial Statements.
GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses	Net
	(In thousands)
2023	$278	$—	$222	$(222)
2022	70,523	164	439	(275)
2021	85,371	1,475	64	1,411
Mortgage loan servicing, net, generated income of $4.6 million in 2023 compared to income of $18.8 million and $5.7 million in 2022 and 2021 respectively. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels and expected float rates. Mortgage loan servicing, net activity is summarized in the following table:
MORTGAGE LOAN SERVICING ACTIVITY

	2023	2022	2021
	(In thousands)
Mortgage loan servicing:
Revenue, net	$8,828	$8,577	$7,853
Fair value change due to price	(280)	14,272	3,380
Fair value change due to pay-downs	(3,922)	(4,076)	(5,488)
Total	$4,626	$18,773	$5,745
Activity related to capitalized mortgage loan servicing rights is as follows:
CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2023	2022	2021
	(In thousands)
Balance at January 1,	$42,489	$26,232	$16,904
Originated servicing rights capitalized	3,956	6,061	11,436
Change in fair value	(4,202)	10,196	(2,108)
Balance at December 31,	$42,243	$42,489	$26,232
At December 31, 2023, we were servicing approximately $3.5 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 3.89% and a weighted average service fee of approximately 0.26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2023 totaled $42.2 million, representing approximately 1.19 basis points on the related amount of mortgage loans serviced for others.
Investment and insurance commissions totaled $3.5 million in 2023 as compared to $2.9 million and $2.6 million in 2022 and 2021. The increase in revenue in 2023 as compared to 2022 and 2021 was primarily due to higher sales volume and an increase in fee based revenue.
We earned $0.5 million, $0.4 million and $0.6 million in 2023, 2022 and 2021, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $54.3 million and $55.2 million at December 31, 2023 and 2022, respectively. The changes in earnings in each year is due to changes in the crediting rate.
Other non-interest income totaled $8.5 million, $7.5 million and $6.2 million in 2023, 2022 and 2021, respectively. Other non-interest income increased in 2023 as compared to 2022 due to an increase in fees related to interest rate swaps for commercial loan customers (due to a higher level of these transactions during 2023), an increase in ATM fees, an increase in merchant credit card related income and an increase in income from bank owned life insurance (due to a higher crediting rate during 2023) that were partially offset by lower gains on the sale of bank owned properties. The increase in 2022 as compared to 2021 is due primarily to the gain on the sale of two bank owned properties of $1.1 million.
Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.
Non-interest expense totaled $127.1 million in 2023, $128.3 million in 2022, and $131.0 million in 2021. Decreases in performance-based compensation, occupancy, net, communications and loan and collection that were partially offset by increases in compensation, payroll taxes and employee benefits, data processing, FDIC deposit insurance and other expense are primarily responsible for the decrease in 2023 compared to 2022. Decreases in data processing, interchange expense, loan and collection, costs related to unfunded lending commitments, conversion related expenses and other expenses are primarily responsible for the decrease in 2022 compared to 2021. The components of non-interest expense are as follows:
NON-INTEREST EXPENSE

	Year ended December 31,
	2023	2022	2021
	(In thousands)
Compensation	$52,502	$50,535	$44,226
Performance-based compensation	11,064	15,875	19,800
Payroll taxes and employee benefits	15,399	14,597	15,943
Compensation and employee benefits	78,965	81,007	79,969
Data processing	11,862	10,183	10,823
Occupancy, net	7,908	8,907	8,794
Interchange expense	4,332	4,242	4,434
Furniture, fixtures and equipment	3,756	4,007	4,172
FDIC deposit insurance	3,005	2,142	1,396
Communications	2,406	2,871	3,080
Legal and professional	2,208	2,133	2,068
Loan and collection	2,174	2,657	3,172
Advertising	2,165	2,074	1,918
Amortization of intangible assets	547	785	970
Supplies	501	556	611
Costs related to unfunded lending commitments	424	599	1,207
Correspondent bank service fees	233	299	382
Provision for loss reimbursement on sold loans	20	57	133
Conversion related expenses	—	50	1,827
Net (gains) losses on other real estate and repossessed assets	19	(214)	(230)
Other	6,594	5,986	6,297
Total non-interest expense	$127,119	$128,341	$131,023
Compensation expense, which is primarily salaries, totaled $52.5 million, $50.5 million and $44.2 million in 2023, 2022 and 2021, respectively. The comparative increase in 2023 to 2022 is primarily due to salary increases that were predominantly effective on January 1, 2023. The comparative increase in 2022 to 2021 is primarily due to salary increases that were predominantly effective on January 1, 2022, and a decreased level of compensation that was deferred as direct origination costs due to lower mortgage loan origination volume.
Performance-based compensation expense totaled $11.1 million, $15.9 million and $19.8 million in 2023, 2022 and 2021, respectively. The decrease in 2023 as compared to 2022 was due to actual performance relative to the established incentive plan targets. The decrease in 2022 as compared to 2021 was due to actual performance relative to the established incentive plan targets as well a decrease in mortgage lending related incentives attributed to the decline in mortgage lending volume.
We maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include an ESOP and a long-term equity based incentive plan. Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.9 million, $1.8 million and $1.6 million in 2023, 2022 and 2021, respectively. In each of those three years, we granted both restricted stock and performance share awards under the plan.
Payroll taxes and employee benefits expense totaled $15.4 million, $14.6 million and $15.9 million in 2023, 2022 and 2021, respectively. The increase in 2023 compared to 2022 is primarily due to higher employee medical insurance costs that were partially offset by a decrease in payroll taxes (reflecting lower performance-based compensation costs). The decrease in 2022 compared to 2021 is due to decreases in payroll taxes (reflecting lower performance-based compensation costs), our 401(k) plan match and other indirect costs related to mortgage lending.
Data processing expenses totaled $11.9 million, $10.2 million, and $10.8 million in 2023, 2022 and 2021, respectively. The increase in 2023 compared to 2022 is primarily due to annual asset based and consumer price index based cost increases. The decrease in 2022 compared to 2021 is primarily due to lower debit card production costs, lower net mortgage processing costs (lower volume) and a refund of previously expensed charges from our former core data processing provider.
Occupancy, net totaled $7.9 million, $8.9 million, and $8.8 million in 2023, 2022 and 2021, respectively. The decrease in 2023 compared to 2022 is due in part to lower seasonal related maintenance costs and Covid-19 related protocol expenses.
FDIC deposit insurance expense totaled $3.0 million, $2.1 million, and $1.4 million in 2023, 2022 and 2021, respectively. FDIC deposit insurance expense increased in 2023 compared to 2022 due primarily to a two basis point increase in the assessment rate beginning in the first quarter of 2023 charged to all banks to increase the likelihood that the reserve ratio of the deposit insurance fund reaches its statutory minimum. FDIC deposit insurance expense increased in 2022 compared to 2021 due primarily to an increase in the assessment rate.
Communications totaled $2.4 million, $2.9 million, and $3.1 million in 2023, 2022 and 2021, respectively. The decrease in 2023 compared to 2022 is primarily due to lower telephony and networking related costs as well as lower customer statement mailing costs.
Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $2.2 million, $2.7 million and $3.2 million in 2023, 2022 and 2021, respectively. These costs decreased in 2023 and 2022 due in part to recoveries of previously expensed amounts and an overall lower level of non performing loans and assets.
The changes in costs related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments. Costs related to unfunded lending commitments totaled $0.4 million, $0.6 million, and $1.2 million in 2023, 2022 and 2021, respectively. The decreases in each comparative year are due primarily to decreases in the amount of newly originated unfunded lending commitments.
Other non-interest expenses totaled $6.6 million, $6.0 million, and $6.3 million in 2023, 2022 and 2021, respectively. The increase in other expense in 2023 compared to 2022 primarily represents higher Michigan Corporate Income Tax expense as the result of an increase in tax base and an increase in travel and entertainment expenses. The decrease in 2022 compared to 2021 primarily represents lower Michigan Corporate Income Tax expense as the result of a decrease in tax base, a branch write-down and certain one-time contract termination costs expensed in the prior year.
Income tax expense. We recorded an income tax expense of $14.61 million, $14.44 million and $14.42 million in 2023, 2022 and 2021, respectively. Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance.
We assess whether a valuation allowance should be established against our deferred tax asset, net (“DTA”) based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2023 and 2022 that the realization of substantially all of our DTA continues to be more likely than not. See note #13 to the Consolidated Financial Statements included within this report for more information.
FINANCIAL CONDITION
Summary. Our total assets increased to $5.26 billion at December 31, 2023, compared to $5.00 billion at December 31, 2022, primarily due to growth in commercial loans and mortgage loans and interest bearing cash balances. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $3.79 billion and $3.47 billion at December 31, 2023 and December 31, 2022, respectively. Commercial and mortgage loans increased by $212.9 million and $117.5 million, respectively.

Deposits totaled $4.62 billion at December 31, 2023, compared to $4.38 billion at December 31, 2022. The $243.8 million increase in deposits is primarily due to growth in reciprocal deposits, time deposits and brokered time deposits that was partially offset by a decline in non-interest bearing deposits and savings and interest bearing checking deposits.
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
On April 1, 2022, we transferred certain securities AFS with an amortized cost and unrealized loss at the date of transfer of $418.1 million and $26.5 million, respectively to securities held to maturity ("HTM"). The transfer was made at fair value, with the unrealized loss becoming part of the purchase discount which will be accreted over the remaining life of the securities. The other comprehensive loss component is separated from the remaining securities AFS and is accreted over the remaining life of the securities transferred. Based upon our liquidity and capital resources (as explained in more detail below under "Liquidity and capital resources"), we believe that we have the ability and intent to hold these securities until they mature, at which time we would receive full value for these securities.

SECURITIES AFS

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Securities AFS
December 31, 2023	$744,050	$464	$65,164	$679,350
December 31, 2022	866,363	329	87,345	779,347
SECURITIES HTM

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrealized		Fair Value
					Gains	Losses
	(In thousands)
Securities HTM
December 31, 2023	$353,988	$19,503	$157	$373,648	$868	$55,910	$318,606
December 31, 2022	374,818	23,066	168	398,052	11	62,645	335,418
(1)Represents the remaining unrealized loss to be accreted on securities that were transferred from AFS to HTM on April 1, 2022.
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes. No ACL for securities AFS was needed at December 31, 2023. See note #3 to the Consolidated Financial Statements included within this report for further discussion.
For securities HTM an ACL is maintained at a level which represents our best estimate of expected credit losses. This ACL is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit loss. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics and consider historical credit loss information. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. During the first quarter of 2023, one corporate security (Signature Bank) defaulted resulting in a $3.0 million provision for credit losses and a corresponding full charge-off during that period. Despite this lone security loss, the long-term historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. See note #3 to the Consolidated Financial Statements included within this report for further discussion.
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
We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) The retention of newly originated fixed rate jumbo mortgage loans has declined relative to the prior year as the growth in mortgage loans during 2023 has primarily been attributed to the origination of adjustable-rate mortgage loans as well as the continued advances on legacy fixed rate construction mortgage loans. (See “Asset/liability management”).
LOAN PORTFOLIO SEGMENTS
The following table summarizes each loan portfolio segment by (1) scheduled repayments and (2) predetermined (fixed) interest rate and/or adjustable (variable) interest rate at December 31, 2023:

	Commercial	Mortgage	Installment	Total
	(In thousands)
Due in one year or less	$147,799	$178	$1,678	$149,655
Due after one but within five years	398,335	2,332	58,302	458,969
Due after five but within 15 years	1,111,577	116,576	411,930	1,640,083
Due after 15 years	22,020	1,366,786	153,388	1,542,194
	$1,679,731	$1,485,872	$625,298	$3,790,901

Fixed rate	$828,489	$915,429	$620,370	$2,364,288
Variable rate	851,242	570,443	4,928	1,426,613
	$1,679,731	$1,485,872	$625,298	$3,790,901

In 2023, we sold $56.7 million of portfolio residential fixed and adjustable rate mortgage loans. In 2022, we sold $63.0 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained. In addition, in the fourth quarter of 2022 we reclassified $20.4 million (fair value of $20.4 million) of portfolio mortgage loans to held for sale. These loans were sold to another financial institution on a servicing retained basis during the first quarter of 2023. During 2021, we sold $9.6 million of portfolio residential fixed rate mortgage loans servicing retained. In addition, in the fourth quarter of 2021 we reclassified $34.8 million (fair value of $34.8 million) of portfolio mortgage loans to held for sale. These loans were sold to other financial institutions on a servicing retained basis during the first quarter of 2022. These loan sale transactions were done primarily for asset/liability management purposes.
LOAN PORTFOLIO COMPOSITION

	December 31,
	2023	2022
	(In thousands)
Real estate(1)
Residential first mortgages	$1,248,911	$1,081,359
Residential home equity and other junior mortgages	157,006	138,944
Construction and land development	241,715	319,157
Other(2)	1,036,590	874,019
Consumer	619,374	624,047
Commercial	483,129	423,055
Agricultural	4,176	4,771
Total loans	$3,790,901	$3,465,352
__________________________
(1)Includes both residential and non-residential commercial loans secured by real estate.
(2)Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS

	December 31,
	2023	2022	2021
	(Dollars in thousands)
Non-accrual loans	$6,991	$5,381	$5,545
Loans 90 days or more past due and still accruing interest	432	—	—
Sub total	7,423	5,381	5,545
Less: Government guaranteed loans	2,191	1,660	435
Total non-performing loans	5,232	3,721	5,110
Other real estate and repossessed assets	569	455	245
Total non-performing assets	$5,801	$4,176	$5,355

As a percent of Portfolio Loans
Non-accrual loans	0.18%	0.16%	0.19%
Non-performing loans	0.14	0.11	0.18
ACL	1.44	1.51	1.63
Non-performing assets to total assets	0.11	0.08	0.11
ACL as a percent of non-accrual loans	781.83	974.45	852.16
ACL as a percent of non-performing loans	1044.69	1409.16	924.70

Non-performing loans totaled $5.2 million, $3.7 million and $5.1 million at December 31, 2023, 2022 and 2021, respectively. The increase in 2023 compared to 2022 was primarily due to a $1.1 million increase in the residential mortgage loan portfolio segment. Our collection and resolution efforts have generally resulted in a stable trend in non-performing loans. The decrease in non-performing loans in 2022 as compared to 2021 was primarily due to a $1.4 million decrease in the residential mortgage loan portfolio segment which was primarily attributed to loan payoffs and pay downs.
Other real estate (“ORE”) and repossessed assets totaled $0.6 million at December 31, 2023, compared to $0.5 million at December 31, 2022.
The ACL as a percent of non-accrual and non-performing loans decreased during 2023 due primarily to an increase in non-accrual and non-performing loans partially offset by an increase in the ACL related to pooled analysis of loans while the increase in 2022 was due primarily to an increase in the ACL related to specific allocations and pooled analysis of loans as well as a decrease in non-accrual and non-performing loans.
We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	December 31,
	2023	2022
	(In thousands)
Specific allocations	$1,292	$2,078
Pooled analysis allocations	40,944	37,662
Additional allocations based on subjective factors	12,422	12,695
Total	$54,658	$52,435
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
The ACL increased $2.2 million to $54.7 million at December 31, 2023 from $52.4 million at December 21, 2022 and was equal to 1.44% of total Portfolio Loans at December 31, 2023.
Two of the three components of the ACL outlined above decreased since December 21, 2022 while one increased. The ACL related to pooled analysis of loans increased $3.3 million due primarily to loan growth in 2023. The ACL related to specific loans decreased $0.8 million due primarily to an $8.1 million decrease in the amount of such loans while the ACL related to subjective factors declined $0.3 million.
During 2022 two of the three components of the ACL increased since December 21, 2021. The ACL related to specific loans increased $0.9 million due primarily to a $5.2 million increase in the amount of such loans and the ACL related to pooled analysis of loans increased $4.3 million due primarily to loan growth in 2022. The ACL related to subjective factors was relatively unchanged during 2022.

ALLOWANCE FOR CREDIT LOSSES ON LOANS, SECURITIES HTM AND UNFUNDED COMMITMENTS

	Loans	Securities HTM	Unfunded Commitments
	(In thousands)
December 31, 2020	$35,429	$—	$1,805
Additions (deductions)
Impact of adoption of CECL	11,574	—	1,469
Provision for credit losses	(1,928)	—	—
Initial allowance on loans purchased with credit deterioration	134	—
Recoveries credited to the ACL	4,477	—	—
Charges against the ACL	(2,434)	—	—
Additions included in non-interest expense	—	—	1,207
December 31, 2021	47,252	—	4,481
Additions (deductions)
Provision for credit losses	5,173	168	—
Recoveries credited to the ACL	2,496	—	—
Charges against the ACL	(2,486)	—	—
Additions included in non-interest expense	—	—	599
December 31, 2022	52,435	168	5,080
Additions (deductions)
Provision for credit losses	3,221	2,989	—
Recoveries credited to the ACL	2,798	—	—
Charges against the ACL	(3,796)	(3,000)	—
Additions included in non-interest expense	—	—	424
December 31, 2023	$54,658	$157	$5,504

RATIO OF NET CHARGE-OFFS TO AVERAGE LOANS OUTSTANDING

	Commercial	Mortgage	Installment	Total
	(Dollars in thousands)
2023
Loans charged against (recoveries credited to) the ACL	$523	$(198)	$673	$998
Average Portfolio Loans	1,537,920	1,436,527	637,180	3,611,627
Net loans charged off against (credited to) the ACL to average Portfolio Loans	0.03%	(0.01)%	0.11%	0.03%

2022
Loans charged against (recoveries credited to) the ACL	$(453)	$(365)	$808	$(10)
Average Portfolio Loans	1,323,840	1,257,528	616,854	3,198,222
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.03)%	(0.03)%	0.13%	—%

2021
Loans charged against (recoveries credited to) the ACL	$(2,607)	$(471)	$1,035	$(2,043)
Average Portfolio Loans	1,241,961	1,056,245	521,089	2,819,295
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.21)%	(0.04)%	0.20%	(0.07)%
In 2023, we recorded loan net charge offs of $1.00 million compared to loan net recoveries of $0.01 million in 2022 and loan net recoveries of $2.04 million in 2021. The net charge offs in 2023 primarily reflect modest losses in the commercial and installment loan portfolios. The net recoveries in 2022 and 2021 primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and ongoing collection efforts on previously charged-off loans.
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
Deposits totaled $4.62 billion and $4.38 billion at December 31, 2023 and 2022, respectively. The $243.8 million increase in deposits during 2023 is due to growth in reciprocal deposits, time deposits and brokered time deposits that were partially offset by decreases in non-interest bearing and savings and interest-bearing checking deposits. Reciprocal deposits totaled $832.0 million and $602.6 million at December 31, 2023 and 2022, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through the IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. A reduction in core deposits would likely increase our need to rely on wholesale funding sources. Data relating to our deposit portfolios (excluding brokered time) follows:

	December 31,
	2023	2022
	(Dollars in thousands)
Uninsured deposits (1)	$961,974	$975,938
Uninsured deposits as a percentage of deposits	22.2%	23.4%
Average deposit account size	$20.38	$19.33
Balance of top 100 largest depositors	$890,289	$752,924
Balance of top 100 depositors as a percentage of deposits	20.5%	18.1%

(1) These amounts exclude intercompany related deposits of $51.2 million and $55.2 million respectively. Uninsured deposits reported in our Call Report at December 31, 2023 and December 31, 2022 totaled $1,013.2 million and $1,031.2 million, respectively.
We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts. Other borrowings, comprised primarily of borrowings from the Federal Reserve Bank ("FRB") and advances from the Federal Home Loan Bank (the “FHLB”), totaled $50.0 million and $86.0 million at December 31, 2023 and 2022.
As described above, we utilize wholesale funding, including federal funds purchased, FRB and FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2023, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $1.17 billion, or 25.0% of total funding (deposits and total borrowings, excluding subordinated debt and debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.
We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2023, 2022 and 2021, we entered into $134.6 million, $94.2 million and $79.0 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $2.05 million, $1.42 million and $0.81 million of fee income related to these transactions during 2023, 2022 and 2021, respectively. We entered into $175.0 million, $41.0 million, and $106.9 million (notional amounts) of certain derivative financial instruments (pay fixed interest rate swap and interest rate cap agreements) to hedge the fair value of certain loans and/or municipal bond securities in 2023, 2022 and 2021, respectively. We also entered into $150.0 million (notional amount) of interest rate floor agreements to manage the variability in future expected cash flows of certain commercial loans during 2023
Liquidity and capital resources. Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on maintaining adequate levels of liquid assets (primarily funds on deposit with the FRB and certain securities AFS) as well as developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for purchasing securities available for sale or originating Portfolio Loans as well as to be able to respond to unforeseen liquidity needs.
Our primary sources of funds include our deposit base, secured advances from the FHLB and FRB, federal funds purchased borrowing facilities with other banks, and access to the capital markets (for Brokered CDs). At December 31 2023, in addition to liquidity available from our normal operating, funding and investing activities we had unused credit lines with the FHLB and FRB of approximately $1,014.4 million and $515.4 million, respectively. We also had approximately $813.8 million in fair value of unpledged securities AFS and HTM at December 31, 2023, which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $754.6 million.

TIME DEPOSITS(1)
The following table summarizes time deposits in amounts less than $250,000 and in amounts of $250,000 or more, by time remaining until maturity at December 31, 2023:

	Less than $250,000	Greater than $250,000	Total
	(In thousands)
Three months or less	$365,228	$102,526	$467,754
Over three through six months	236,409	47,147	283,556
Over six months through one year	113,205	24,261	137,466
Over one year	26,661	2,634	29,295
Total	$741,503	$176,568	$918,071
__________________________
(1)Includes time deposits, brokered time deposits and reciprocal time deposits
At December 31, 2023, we had $888.8 million of time deposits (see note #8 to the Consolidated Financial Statements) that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $3.70 billion of our deposits at December 31, 2023, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.
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
We believe that we currently have adequate liquidity at our Bank because of our cash and cash equivalents, our portfolio of securities AFS, our access to secured advances from the FHLB and FRB, and our ability to issue Brokered CDs.
We also believe that the available cash on hand at the parent company (including time deposits) of approximately $46.5 million as of December 31, 2023, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debt and debentures, and, along with dividends from the Bank, to pay projected cash dividends on our common stock.
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

CAPITALIZATION

	December 31,
	2023	2022
	(In thousands)
Subordinated debt	$39,510	$39,433
Subordinated debentures	39,728	39,660
Amount not qualifying as regulatory capital	(734)	(657)
Amount qualifying as regulatory capital	78,504	78,436
Shareholders’ equity
Common stock	317,483	320,991
Retained earnings	159,108	119,368
Accumulated other comprehensive income	(72,142)	(92,763)
Total shareholders’ equity	404,449	347,596
Total capitalization	$482,953	$426,032
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the December 31, 2023 and 2022 balance of $39.5 million and $39.4 million, respectively, is net of remaining unamortized deferred issuance costs of $0.5 million at those same dates, that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations.
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
The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2023 and 2022.
Common shareholders’ equity increased to $404.4 million at December 31, 2023 from $347.6 million at December 31, 2022, due primarily to earnings retention and the change in our accumulated other comprehensive income (due primarily to a change in the fair value of securities AFS). Our tangible common equity (“TCE”) totaled $374.1 million and $316.7 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 7.15% and 6.37% at December 31, 2023 and 2022, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less goodwill and other intangible assets.
In December 2023, our Board of Directors authorized the 2024 share repurchase plan. Under the terms of the 2024 share repurchase plan, we are authorized to buy back up to 1,100,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2024, and is expected to last through December 31, 2024.
In December 2022, our Board of Directors authorized the 2023 share repurchase plan. Under the original terms of the share repurchase plan, we were authorized to buy back 1,100,000 shares, or approximately 5% of our outstanding common stock. The share repurchase plan expired on December 31, 2023. We repurchased 298,601 shares during 2023 at an average cost of $17.27 per share.
We currently pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.92, $0.88 and $0.84 per share for 2023, 2022 and 2021, respectively. We currently favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2023 and 2022, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).
Asset/liability management. Interest-rate risk is created by differences in the cash flow characteristics of our assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers’ rights to prepay fixed-rate loans, also create interest-rate risk.
Our asset/liability management efforts identify and evaluate opportunities to structure our assets and liabilities in a manner that is consistent with our mission to maintain profitable financial leverage within established risk parameters. We evaluate various opportunities and alternate asset/liability management strategies carefully and consider the likely impact on our risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of our asset/liability management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. We have established parameters for interest-rate risk. We regularly monitor our interest-rate risk and report at least quarterly to our board of directors.
We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in our Consolidated Statements of Financial Condition. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities. At December 31, 2023, both our interest rate risk profile as measured by our short term earnings simulation and our longer term interest rate risk measure based on changes in economic value indicates exposure to rising rates. These measures have increased modestly from December 31, 2022 as an adverse impact of changes in our deposit mix were largely offset by a favorable impact of additional hedging and term funding transactions. In addition, at December 31, 2023 our simulation base-rate scenario for market value of portfolio equity declined from December 31, 2022 due primarily to the changes in our funding mix. We are carefully monitoring the change in our funding mix as well as the composition of our earning assets and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. As a result, we may add some longer-term borrowings, may utilize derivatives (interest rate swaps, interest rate caps and interest rate floors) to manage interest rate risk and may continue to sell some fixed rate jumbo and other portfolio mortgage loans in the future.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY, NET INTEREST INCOME AND NET INTEREST MARGIN

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change	Net Interest Margin(3)	Percent Change
	(Dollars in thousands)
December 31, 2023
200 basis point rise	$447,600	(17.29)%	$166,000	(2.06)%	3.30%	(2.37)%
100 basis point rise	494,500	(8.63)	168,300	(0.71)	3.35	(0.89)
Base-rate scenario	541,200	—	169,500	—	3.38	—
100 basis point decline	582,800	7.69	169,000	(0.29)	3.36	(0.59)
200 basis point decline	603,200	11.46	167,800	(1.00)	3.34	(1.18)

December 31, 2022
200 basis point rise	$457,800	(15.86)%	$165,800	(0.90)%	3.46%	(0.86)%
100 basis point rise	500,700	(7.98)	167,000	(0.18)	3.49	—
Base-rate scenario	544,100	—	167,300	—	3.49	—
100 basis point decline	586,400	7.77	166,600	(0.42)	3.48	(0.29)
200 basis point decline	608,800	11.89	164,000	(1.97)	3.42	(2.01)
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
(2)Simulation analyses calculate the change in net interest income under immediate parallel shifts in interest rates over the next twelve months, based upon a static Consolidated Statement of Financial Condition, which includes debt and related financial derivative instruments, and do not consider loan fees or loan origination costs.
(3)Simulation analyses calculate the change in tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) under immediate parallel shifts in interest rates over the next twelve months, based upon a static statement of financial condition, which includes debt and related financial derivative instruments, and do not consider loan fees or loan origination costs.
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
We utilize fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. FASB ASC topic 820 differentiates between those assets and liabilities required to be carried at fair value at every reporting period (“recurring”) and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances (“nonrecurring”). Securities AFS, loans held for sale, carried at fair value, derivatives and capitalized mortgage loan servicing rights are financial instruments recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other financial assets on a nonrecurring basis, such as loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or fair value accounting or write-downs of individual assets. See note #21 to the Consolidated

Financial Statements for a complete discussion on our use of fair valuation of financial instruments and the related measurement techniques.
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
At December 31, 2023 and 2022, we had approximately $42.2 million and $42.5 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. The fair value of our mortgage loan servicing rights has been determined based on a valuation model used by an independent third party. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

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
We assessed the effectiveness of our internal control over financial reporting as of December 31, 2023. In making this assessment, we used the criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2023, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
There were no changes in our internal control over financial reporting during the quarter ended December 31, 2023, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Gavin A. Mohr Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 8, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.
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

Definition and Limitations of Internal Control Over Financial Reporting
A corporations’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the corporation’s assets that could have a material effect on the financial statements.

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

Allowance for Credit Losses (ACL) for loans – Subjective Factors

Refer to Notes 1 and 4 to the Consolidated Financial Statements.

On January 1, 2021 (“adoption date”), the Corporation adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) under a modified retrospective approach, which required the Corporation to estimate expected credit losses for its financial assets carried at amortized cost utilizing the current expected credit loss (“CECL”) methodology. The ACL under the CECL methodology is a significant estimate recorded within the Corporation’s financial statements with a reported balance for loans of $54.7 million as of December 31, 2023. The ACL model for loans consists of three components: 1) the specific analysis of individually evaluated loans; 2) pooled analysis of loans with similar risk characteristics based on historical experience using a discounted cash flow model, adjusted for current conditions, reasonable and supportable forecasts and expected prepayments; and 3) additional allowances based on subjective factors.

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
South Bend, Indiana
March 8, 2024

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2023	2022
	(In thousands, except share amounts)
Assets
Cash and due from banks	$68,208	$70,180
Interest bearing deposits	101,573	4,191
Cash and Cash Equivalents	169,781	74,371
Securities available for sale	679,350	779,347
Securities held to maturity (fair value of $318,606 at December 31, 2023 and $335,418 at December 31, 2022)	353,988	374,818
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	16,821	17,653
Loans held for sale, carried at fair value	12,063	26,518
Loans held for sale, carried at lower of cost or fair value	—	20,367
Loans
Commercial	1,679,731	1,466,853
Mortgage	1,485,872	1,368,409
Installment	625,298	630,090
Total Loans	3,790,901	3,465,352
Allowance for credit losses	(54,658)	(52,435)
Net Loans	3,736,243	3,412,917
Other real estate and repossessed assets, net	569	455
Property and equipment, net	35,523	35,893
Bank-owned life insurance	54,341	55,204
Capitalized mortgage loan servicing rights, carried at fair value	42,243	42,489
Other intangibles	2,004	2,551
Goodwill	28,300	28,300
Accrued income and other assets	132,500	128,904
Total Assets	$5,263,726	$4,999,787
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,076,093	$1,269,759
Savings and interest-bearing checking	1,905,701	1,973,308
Reciprocal	832,020	602,575
Time	524,325	321,492
Brokered time	284,740	211,935
Total Deposits	4,622,879	4,379,069
Other borrowings	50,026	86,006
Subordinated debt	39,510	39,433
Subordinated debentures	39,728	39,660
Accrued expenses and other liabilities	107,134	108,023
Total Liabilities	4,859,277	4,652,191
Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,835,633 shares at December 31, 2023 and 21,063,971 shares at December 31, 2022	317,483	320,991
Retained earnings	159,108	119,368
Accumulated other comprehensive loss	(72,142)	(92,763)
Total Shareholders’ Equity	404,449	347,596
Total Liabilities and Shareholders’ Equity	$5,263,726	$4,999,787

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022	2021
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$197,725	$139,057	$116,644
Interest on securities
Taxable	23,314	20,676	14,488
Tax-exempt	13,209	8,391	6,102
Other investments	5,429	884	846
Total Interest Income	239,677	169,008	138,080
INTEREST EXPENSE
Deposits	75,075	14,151	4,465
Other borrowings and subordinated debt and debentures	8,273	5,296	3,850
Total Interest Expense	83,348	19,447	8,315
Net Interest Income	156,329	149,561	129,765
Provision for credit losses	6,210	5,341	(1,928)
Net Interest Income After Provision for Credit Losses	150,119	144,220	131,693
NON-INTEREST INCOME
Interchange income	13,996	13,955	14,045
Service charges on deposit accounts	12,361	12,288	10,170
Net gains (losses) on assets
Mortgage loans	7,436	6,431	35,880
Securities available for sale	(222)	(275)	1,411
Mortgage loan servicing, net	4,626	18,773	5,745
Other	12,479	10,737	9,392
Total Non-interest Income	50,676	61,909	76,643
NON-INTEREST EXPENSE
Compensation and employee benefits	78,965	81,007	79,969
Data processing	11,862	10,183	10,823
Occupancy, net	7,908	8,907	8,794
Interchange expense	4,332	4,242	4,434
Furniture, fixtures and equipment	3,756	4,007	4,172
FDIC deposit insurance	3,005	2,142	1,396
Communications	2,406	2,871	3,080
Legal and professional	2,208	2,133	2,068
Loan and collection	2,174	2,657	3,172
Advertising	2,165	2,074	1,918
Costs related to unfunded lending commitments	424	599	1,207
Conversion related expense	—	50	1,827
Other	7,914	7,469	8,163
Total Non-interest Expense	127,119	128,341	131,023
Income Before Income Tax	73,676	77,788	77,313
Income tax expense	14,609	14,437	14,418
Net Income	$59,067	$63,351	$62,895
Net income per common share
Basic	$2.82	$3.00	$2.91
Diluted	$2.79	$2.97	$2.88

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
Net income	$59,067	$63,351	$62,895
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	22,094	(95,263)	(10,644)
Net unrealized loss at time of transfer on securities available for sale transferred to held to maturity	—	(26,479)	—
Accretion of net unrealized losses on securities transferred to held to maturity	3,563	3,413	—
Reclassification adjustments for (gains) losses included in earnings	222	275	(1,411)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	25,879	(118,054)	(12,055)
Income tax expense (benefit)	5,435	(24,790)	(2,532)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	20,444	(93,264)	(9,523)
Derivative instruments
Unrealized losses arising during period	(213)	—	—
Reclassification adjustment for expense recognized in earnings	437	—	—
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments	224	—	—
Income tax expense	47	—	—
Unrealized gains recognized in other comprehensive income (loss) on derivative instruments, net of tax	177	—	—
Other comprehensive income (loss)	20,621	(93,264)	(9,523)
Comprehensive income (loss)	$79,688	$(29,913)	$53,372

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at December 31, 2020	$339,353	$40,145	$10,024	$389,522
Adoption of ASU 2016-13	—	(10,303)	—	(10,303)
Balances at December 31, 2020, as adjusted	339,353	29,842	10,024	379,219
Net income for 2021	—	62,895	—	62,895
Cash dividends declared, $0.84 per share	—	(18,155)	—	(18,155)
Repurchase of 814,910 shares of common stock	(17,269)	—	—	(17,269)
Issuance of 40,350 shares of common stock	61	—	—	61
Share based compensation (issuance of 128,018 shares of common stock)	1,947	—	—	1,947
Share based compensation withholding obligation (withholding of 36,222 shares of common stock)	(691)	—	—	(691)
Other comprehensive loss	—	—	(9,523)	(9,523)
Balances at December 31, 2021	323,401	74,582	501	398,484
Net income for 2022	—	63,351	—	63,351
Cash dividends declared, $0.88 per share	—	(18,565)	—	(18,565)
Repurchase of 181,586 shares of common stock	(4,010)	—	—	(4,010)
Issuance of 40,532 shares of common stock	77	—	—	77
Share based compensation (issuance of 62,114 shares of common stock)	2,143	—	—	2,143
Share based compensation withholding obligation (withholding of 28,125 shares of common stock)	(620)	—	—	(620)
Other comprehensive loss	—	—	(93,264)	(93,264)
Balances at December 31, 2022	320,991	119,368	(92,763)	347,596
Net income for 2023	—	59,067	—	59,067
Cash dividends declared, $0.92 per share	—	(19,327)	—	(19,327)
Repurchase of 298,601 shares of common stock	(5,157)	—	—	(5,157)
Issuance of 28,583 shares of common stock	70	—	—	70
Share based compensation (issuance of 77,211 shares of common stock)	2,229	—	—	2,229
Share based compensation withholding obligation (withholding of 35,531 shares of common stock)	(650)	—	—	(650)
Other comprehensive loss	—	—	20,621	20,621
Balances at December 31, 2023	$317,483	$159,108	$(72,142)	$404,449
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
Net Income	$59,067	$63,351	$62,895
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of loans held for sale	356,207	549,079	1,283,741
Disbursements for loans held for sale	(334,174)	(514,244)	(1,210,897)
Provision for credit losses	6,210	5,341	(1,928)
Deferred income tax (benefit) expense	215	(359)	1,912
Net deferred loan fees (costs)	1,244	(4,155)	(7,857)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	10,019	10,827	12,130
Net gains on mortgage loans	(7,436)	(6,431)	(35,880)
Net (gains) losses on securities available for sale	222	275	(1,411)
Share based compensation	2,229	2,143	1,947
Increase in accrued income and other assets	(14,617)	(25,843)	(11,669)
Increase (decrease) in accrued expenses and other liabilities	(3,597)	14,648	17,171
Total Adjustments	16,522	31,281	47,259
Net Cash From Operating Activities	75,589	94,632	110,154
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	278	70,523	85,371
Proceeds from maturities, prepayments and calls of securities available for sale	122,806	167,550	375,723
Proceeds from maturities, prepayments and calls of securities held to maturity	22,317	21,964	—
Purchases of securities available for sale	—	(137,550)	(824,348)
Purchases of securities held to maturity	(1,740)	(2,658)	—
Proceeds from the redemption of Federal Home Loan Bank stock	1,310	774	—
Purchase of Federal Home Loan Bank stock	(478)	—	—
Net increase in portfolio loans (loans originated, net of principal payments)	(361,609)	(606,069)	(205,539)
Proceeds from the sale of portfolio loans	56,561	63,564	10,032
Proceeds from the sale of other real estate and repossessed assets	650	723	1,004
Proceeds from bank-owned life insurance	1,336	433	467
Proceeds from the sale of property and equipment	1,648	1,833	63
Capital expenditures	(6,024)	(5,679)	(5,837)
Net Cash Used in Investing Activities	(162,945)	(424,592)	(563,064)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	243,810	261,979	479,735
Net increase (decrease) in other borrowings	(60,980)	60,997	(3)
Proceeds from Federal Home Loan Bank advances	135,000	290,000	100,000
Payments of Federal Home Loan Bank advances	(110,000)	(295,000)	(100,000)
Dividends paid	(19,327)	(18,565)	(18,155)
Proceeds from issuance of common stock	70	77	61
Repurchase of common stock	(5,157)	(4,010)	(17,269)
Share based compensation withholding obligation	(650)	(620)	(691)
Net Cash From Financing Activities	182,766	294,858	443,678
Net Increase (Decrease) in Cash and Cash Equivalents	95,410	(35,102)	(9,232)
Cash and Cash Equivalents at Beginning of Year	74,371	109,473	118,705
Cash and Cash Equivalents at End of Year	$169,781	$74,371	$109,473
Cash paid during the year for
Interest	$79,101	$17,657	$8,419
Income taxes	16,100	10,040	14,059
Transfers to other real estate and repossessed assets	783	719	253
Right of use assets obtained in exchange for lease obligations	865	791	283
Transfer of securities available for sale to held to maturity	—	391,618	—
Transfer of mortgage loans to held for sale	—	20,367	34,811

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
Our subsidiary, Independent Bank (‘‘Bank’’), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices as well as one loan production facility in Ohio. At December 31, 2023, 70.8% of our Bank’s loan portfolio was secured by real estate.
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
LOANS HELD FOR SALE — Mortgage loans originated and intended for sale in the secondary market are carried at fair value. Fair value adjustments, as well as realized gains and losses, are recorded in current earnings. Certain portfolio loans were reclassified to held for sale as of December 31, 2022, were carried at the lower of cost or fair value on an aggregate loan basis and were sold during the first quarter of 2023.
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
Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $8.8 million, $8.6 million and $7.9 million for the years ended December 31, 2023, 2022 and 2021, respectively. Late fees and ancillary fees related to loan servicing are not material.
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
SECURITIES — We classify our securities as equity, trading, held to maturity ("HTM") or available for sale ("AFS"). Equity securities are investments in certain equity stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities HTM represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. During 2022 we transferred certain securities AFS with an amortized cost and unrealized loss at the date of transfer of $418.1 million and $26.5 million, respectively to HTM. See note #3 for further discussion of this transfer. We did not have any equity securities or trading securities at December 31, 2023 and 2022. Securities AFS represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).
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
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics and consider historical credit loss information. Accrued interest receivable on securities HTM is excluded from the estimate of credit losses. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) long-term historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
The first ACL element (specific allocations) includes loans that do not share similar risk characteristics and are evaluated on an individual basis. We will typically evaluate on an individual basis loans that are on nonaccrual; commercial loans that have been modified resulting in a concession, for which the borrower is experiencing financial difficulties, and which are considered troubled loan modifications; and severely delinquent mortgage and installment loans. When we determine that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.
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
On January 1, 2021 we adopted Accounting Standards Update 2016-13, ‘‘Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments’’ using the modified retrospective method for all financial assets measured at amortized cost and unfunded lending commitments. Prior to January 1, 2021, the calculation of the allowance was based on the probable incurred loss methodology.
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
BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 256 lives (who were salaried employees at the time we purchased the contract) in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.
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
At the inception of the derivative we designate the derivative as one of three types based on our intention and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
an unrecognized firm commitment (‘‘Fair Value Hedge’’), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (‘‘Cash Flow Hedge’’), or (3) an instrument with no hedging designation. For a Fair Value Hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in interest income in our Consolidated Statements of Operations. For a Cash Flow Hedge, the gain or loss on the derivative is reported in other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For instruments with no hedging designation, the gain or loss on the derivative is reported in earnings. These free standing instruments primarily consist of (i) mortgage banking related derivatives and include rate-lock loan commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans and (ii) certain pay-fixed and pay-variable interest rate swap agreements related to commercial loan customers. The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets. We enter into mandatory forward commitments for the future delivery of mortgage loans generally when interest rate locks are entered into in order to hedge the change in interest rates resulting from our commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on mortgage loans in the Consolidated Statements of Operations. Fair values of the pay-fixed and pay-variable interest rate swap agreements are derived from proprietary models which utilize current market data and are included in net interest income in the Consolidated Statements of Operations.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in net interest income in the Consolidated Statements of Operations. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income (mortgage banking related derivatives) or net interest income (interest rate swap agreements) in the Consolidated Statements of Operations. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.
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
COMPREHENSIVE INCOME (LOSS) — Comprehensive income (loss) consists of net income and unrealized gains and losses, net of tax, on securities available for sale and derivative instruments classified as cash flow hedges.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
COMMON STOCK — At December 31, 2023, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.6 million shares of common stock were reserved for issuance under our long-term incentive plan and 0.2 million shares of common stock were reserved for issuance under our non-employee director stock purchase plan.
RECLASSIFICATION — Certain amounts in the 2022 and 2021 consolidated financial statements have been reclassified to conform to the 2023 presentation.
ADOPTION OF NEW ACCOUNTING STANDARDS — In March, 2022, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructuring and Vintage Disclosures”. This ASU eliminates the troubled debt restructuring (“TDR”) accounting model for creditors that have already adopted Topic 326, which is commonly referred to as the current expected credit loss (“CECL”) model. In lieu of the TDR accounting model, creditors now will apply the general loan modification guidance in Subtopic 310-20 to all loan modifications, including modifications made for borrowers experiencing financial difficulty. Under the general loan modification guidance, a modification is treated as a new loan only if the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s effective interest rate. In addition, this ASU requires the disclosure of gross charge-offs recorded in the current period for financing receivables by origination year. For entities that have adopted Topic 326, ASU 2022-02 takes effect in reporting periods beginning after December 15, 2022, with early adoption permitted. The adoption of this ASU on January 1, 2023, did not have a material impact on our Condensed Consolidated Financial Statements.
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
We formed a cross-functional project team to lead the transition from LIBOR to an adoption of reference rates that include Secured Overnight Financing Rate (“SOFR”). We utilized the timeline guidance published by the Alternative Reference Rates Committee to develop and achieve internal milestones during this transitional period. We discontinued the use of new LIBOR-based loans and interest rate derivatives as of December 31, 2021, according to regulatory guidelines. The amended guidance under Topic 848 and our ability to elect its temporary optional expedients and exceptions are effective for us through December 31, 2024.
In March, 2023, the FASB issued ASU 2023-02, "Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force)". This ASU expands the use of the proportional amortization method of accounting — currently allowed only for investments in low-income housing tax credit ("LIHTC") structures — to equity investments in other tax credit structures that meet certain criteria. Common tax credit programs that investors access via tax equity structures and that may now be eligible for application of the proportional amortization method include: new markets tax credits, historic rehabilitation tax credit programs, and renewable energy tax credit programs. This ASU takes effect in reporting periods beginning after December 15, 2023, with early adoption permitted. We do not expect the adoption of this this ASU to have a material impact on our Condensed Consolidated Financial Statements.
In November, 2023, the FASB issued ASU 2023-07, "Segment Reporting (Topic 323): Improvements to Reportable Segment Disclosures". This ASU enhances disclosures of significant segment expenses by requiring entities to disclose significant segment expenses regularly provided to the chief operating decision maker, extend certain annual disclosures to interim periods, and permit more than one measure of segment profit or loss to be reported under certain conditions. This ASU takes effect in reporting periods beginning after December 15, 2023, with early adoption permitted. We do not expect the adoption of this ASU to have a material impact on our Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
In December, 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740): Improvements to Income Tax Disclosures". This ASU modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). This ASU also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. This ASU takes effect in reporting periods beginning after December 15, 2024, with early adoption permitted. We do not expect the adoption of this ASU to have a material impact on our Consolidated Financial Statements.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS
During March 2020 the FRB, in response to the COVID-19 pandemic, reduced our Bank’s reserve balance requirements to zero. Prior to that time our Bank was required to maintain reserve balances in the form of vault cash and balances with the FRB. The average reserve balances to be maintained during 2023 and 2022 were zero. We do not maintain compensating balances with correspondent banks. We may also be required to maintain reserve balances related to certain mortgage banking related derivatives not classified as hedges. These balances are held at unrelated financial institutions and totaled $0.3 million and $0.3 million at December 31, 2023 and 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 3 – SECURITIES
Securities AFS consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2023
U.S. agency	$10,299	$5	$797	$9,507
U.S. agency residential mortgage-backed	90,195	3	8,981	81,217
U.S. agency commercial mortgage-backed	13,706	—	1,409	12,297
Private label mortgage-backed	93,527	249	7,307	86,469
Other asset backed	114,867	3	1,939	112,931
Obligations of states and political subdivisions	341,177	204	38,644	302,737
Corporate	79,296	—	6,046	73,250
Trust preferred	983	—	41	942
Total	$744,050	$464	$65,164	$679,350

2022
U.S. agency	$13,191	$10	$1,100	$12,101
U.S. agency residential mortgage-backed	100,700	19	10,261	90,458
U.S. agency commercial mortgage-backed	15,047	—	1,594	13,453
Private label mortgage-backed	102,196	245	8,596	93,845
Other asset backed	200,755	—	6,030	194,725
Obligations of states and political subdivisions	346,187	55	50,565	295,677
Corporate	87,308	—	9,151	78,157
Trust preferred	979	—	48	931
Total	$866,363	$329	$87,345	$779,347

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Securities HTM consist of the following at December 31:

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrealized		Fair Value
					Gains	Losses
	(In thousands)
2023
U.S. agency	$25,768	$1,603	$—	$27,371	$—	$4,892	$22,479
U.S. agency residential mortgage-backed	108,770	9,715	—	118,485	—	23,849	94,636
U.S. agency commercial mortgage-backed	4,146	153	—	4,299	—	460	3,839
Private label mortgage-backed	7,302	302	4	7,608	—	854	6,754
Obligations of states and political subdivisions	161,352	6,879	33	168,264	88	18,807	149,545
Corporate	45,702	803	116	46,621	780	7,033	40,368
Trust preferred	948	48	4	1,000	—	15	985
Total	$353,988	$19,503	$157	$373,648	$868	$55,910	$318,606

2022
U.S. agency	$27,634	$1,839	$—	$29,473	$—	$5,066	$24,407
U.S. agency residential mortgage-backed	117,650	10,845	—	128,495	—	25,239	103,256
U.S. agency commercial mortgage-backed	4,798	228	—	5,026	—	596	4,430
Private label mortgage-backed	7,242	416	1	7,659	—	997	6,662
Obligations of states and political subdivisions	168,134	8,555	39	176,728	11	25,591	151,148
Corporate	48,418	1,130	123	49,671	—	5,156	44,515
Trust preferred	942	53	5	1,000	—	—	1,000
Total	$374,818	$23,066	$168	$398,052	$11	$62,645	$335,418
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
Our investments’ gross unrealized losses and fair values for securities AFS aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2023
U.S. agency	$130	$—	$8,453	$797	$8,583	$797
U.S. agency residential mortgage-backed	358	1	80,008	8,980	80,366	8,981
U.S. agency commercial mortgage-backed	—	—	12,297	1,409	12,297	1,409
Private label mortgage-backed	6,285	356	79,507	6,951	85,792	7,307
Other asset backed	7,714	88	97,203	1,851	104,917	1,939
Obligations of states and political subdivisions	—	—	301,038	38,644	301,038	38,644
Corporate	—	—	73,249	6,046	73,249	6,046
Trust preferred	—	—	942	41	942	41
Total	$14,487	$445	$652,697	$64,719	$667,184	$65,164

2022
U.S. agency	$8,244	$799	$2,587	$301	$10,831	$1,100
U.S. agency residential mortgage-backed	33,784	1,920	54,793	8,341	88,577	10,261
U.S. agency commercial mortgage-backed	1,609	73	11,844	1,521	13,453	1,594
Private label mortgage-backed	39,954	2,582	53,346	6,014	93,300	8,596
Other asset backed	110,859	2,657	83,802	3,373	194,661	6,030
Obligations of states and political subdivisions	56,455	10,216	231,705	40,349	288,160	50,565
Corporate	24,876	1,737	51,293	7,414	76,169	9,151
Trust preferred	—	—	931	48	931	48
Total	$275,781	$19,984	$490,301	$67,361	$766,082	$87,345
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
applicable taxes. No ACL for securities AFS was needed at December 31, 2023 and 2022. Accrued interest receivable on securities AFS totaled $4.6 million and $4.7 million at December 31, 2023 and 2022, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition.
U.S. agency, U.S. agency residential mortgage-backed and U.S. agency commercial mortgage backed securities — at December 31, 2023, we had 31 U.S. agency, 169 U.S. agency residential mortgage-backed and 11 U.S. agency commercial mortgage-backed securities whose fair value is less than amortized cost. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major credit rating agencies, and have a long history of no credit losses. The unrealized losses are largely attributed to widening spreads to Treasury bonds and/or an increase in interest rates since acquisition.
Private label mortgage backed, other asset backed and corporate securities — at December 31, 2023, we had 88 private label mortgage backed, 104 other asset backed, and 76 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and/or an increase in interest rates since acquisition.
Obligations of states and political subdivisions — at December 31, 2023, we had 327 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to an increase in interest rates since acquisition.
Trust preferred securities — at December 31, 2023, we had one trust preferred security whose fair value is less than amortized cost. This trust preferred securities is a single issue security issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. This security is rated by a major rating agency as investment grade.
At December 31, 2023 management does not intend to liquidate any of the securities discussed above and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses.
We recorded no credit related charges in our Consolidated Statements of Operations related to securities available for sale during 2023, 2022, and 2021.
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics and consider historical credit loss information. Accrued interest receivable on securities HTM totaled $1.8 million and $1.8 million at December 31, 2023 and 2022, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. Historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. During the first quarter of 2023, one corporate security (Signature Bank) defaulted resulting in a $3.0 million provision for credit losses and a corresponding full charge-off. Subsequent to this security's charge-off, a portion of its fair value had recovered and was subsequently sold during the first quarter of 2024 for $1.1 million during which period we expect to record that amount as a recovery to the ACL. Despite this lone security loss, the long-term historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. Furthermore, as of December 31, 2023 and 2022, there were no past due principal and interest payments associated with these securities. At those same dates an allowance for credit losses of $157,000 and $168,000, respectively was recorded on non U.S. agency securities HTM based on applying the long-term historical credit loss rate, as published by credit rating agencies, for similarly rated securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
On a quarterly basis, we monitor the credit quality of securities HTM through the use of credit ratings. The carrying value of securities HTM at December 31, aggregated by credit quality follow:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Carrying Value Total
	(In thousands)
2023
Credit rating:
AAA	$7,302	$36,629	$—	$—	$43,931
AA	—	102,583	—	—	102,583
A	—	3,172	6,923	—	10,095
BBB	—	856	33,913	—	34,769
BB	—	—	1,943	—	1,943
Non-rated	—	18,112	2,923	948	21,983
Total	$7,302	$161,352	$45,702	$948	$215,304

2022
Credit rating:
AAA	$7,242	$32,876	$—	$—	$40,118
AA	—	110,033	—	—	110,033
A	—	3,917	6,900	—	10,817
BBB	—	1,167	38,621	—	39,788
Non-rated	—	20,141	2,897	942	23,980
Total	$7,242	$168,134	$48,418	$942	$224,736

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An analysis of the ACL by security HTM type for the year ended December 31, follows:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Total
	(In thousands)
2023
Balance at beginning of period	$1	$39	$123	$5	$168
Additions (deductions)
Provision for credit losses	3	(6)	2,993	(1)	2,989
Recoveries credited to the allowance	—	—	—	—	—
Securities HTM charged against the allowance	—	—	(3,000)	—	(3,000)
Balance at end of period	$4	$33	$116	$4	$157

2022
Balance at beginning of period	$—	$—	$—	$—	$—
Additions (deductions)
Provision for credit losses	1	39	123	5	168
Recoveries credited to the allowance	—	—	—	—	—
Securities HTM charged against the allowance	—	—	—	—	—
Balance at end of period	$1	$39	$123	$5	$168
The amortized cost and fair value of securities AFS and securities HTM at December 31, 2023, by contractual maturity, follow:

	Securities AFS		Securities HTM
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$5,471	$5,382	$4,881	$4,874
Maturing after one year but within five years	153,786	141,420	55,292	50,856
Maturing after five years but within ten years	67,713	59,667	99,383	85,409
Maturing after ten years	204,785	179,967	83,700	72,238
	431,755	386,436	243,256	213,377
U.S. agency residential mortgage-backed	90,195	81,217	118,485	94,636
U.S. agency commercial mortgage-backed	13,706	12,297	4,299	3,839
Private label mortgage-backed	93,527	86,469	7,608	6,754
Other asset backed	114,867	112,931	—	—
Total	$744,050	$679,350	$373,648	$318,606
The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains	Losses
	(In thousands)
2023	$278	$—	$222
2022	70,523	164	439
2021	85,371	1,475	64
Securities AFS and HTM with a fair value of $103.6 million and zero at December 31, 2023 and 2022, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity at December 31, 2023 or 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 4 – LOANS
Our loan portfolios by class at December 31 follow:

	2023	2022
	(In thousands)
Commercial
Commercial and industrial	$810,145	$732,463
Commercial real estate	869,586	734,390
Total commercial	1,679,731	1,466,853

Mortgage
1-4 family owner occupied - jumbo	859,236	752,563
1-4 family owner occupied - non-jumbo	301,172	285,632
1-4 family non-owner occupied	173,816	183,100
1-4 family - 2nd lien	116,032	105,277
Resort lending	35,616	41,837
Total mortgage	1,485,872	1,368,409

Installment
Boat lending	268,648	252,965
Recreational vehicle lending	251,852	270,673
Other	104,798	106,452
Total installment	625,298	630,090

Total loans	3,790,901	3,465,352
Allowance for credit losses	(54,658)	(52,435)
Net Loans	$3,736,243	$3,412,917

Loans include net deferred loan costs of $25.3 million and $26.6 million at December 31, 2023 and 2022, respectively.
During 2023, we sold $56.7 million of portfolio residential fixed rate and adjustable rate mortgage loans servicing retained and recognized a loss on sale of $0.14 million. During 2022, we sold $63.0 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained and recognized a gain on sale of $0.55 million. During 2021, we sold $9.6 million of portfolio residential fixed rate mortgage loans servicing retained and recognized a gain on sale of $0.45 million. These loan sale transactions were done primarily for asset/liability management purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An analysis of the ACL by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2023
Balance at beginning of period	$13,817	$21,633	$4,290	$12,695	$52,435
Additions (deductions)
Provision for credit losses	3,430	(445)	509	(273)	3,221
Recoveries credited to allowance	531	352	1,915	—	2,798
Loans charged against the allowance	(1,054)	(154)	(2,588)	—	(3,796)
Balance at end of period	$16,724	$21,386	$4,126	$12,422	$54,658

2022
Balance at beginning of period	$11,519	$19,221	$3,749	$12,763	$47,252
Additions (deductions)
Provision for credit losses	1,845	2,047	1,349	(68)	5,173
Recoveries credited to allowance	453	435	1,608	—	2,496
Loans charged against the allowance	—	(70)	(2,416)	—	(2,486)
Balance at end of period	$13,817	$21,633	$4,290	$12,695	$52,435

2021
Balance at beginning of period	$7,401	$6,998	$1,112	$19,918	$35,429
Additions (deductions)
Impact of adoption of CECL	2,551	12,000	3,052	(6,029)	11,574
Provision for credit losses	(1,135)	(266)	599	(1,126)	(1,928)
Initial allowance on loans purchased with credit deterioration	95	18	21	—	134
Recoveries credited to allowance	2,607	846	1,024	—	4,477
Loans charged against the allowance	—	(375)	(2,059)	—	(2,434)
Balance at end of period	$11,519	$19,221	$3,749	$12,763	$47,252

The allocation of the ACL by portfolio segment at December 31 follows:

	2023		2022
	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans
	(Dollars in thousands)
Commercial	$16,724	44.3%	$13,817	42.3%
Mortgage	21,386	39.2	21,633	39.5
Installment	4,126	16.5	4,290	18.2
Subjective allocation	12,422	—	12,695	—
Total	$54,658	100.0%	$52,435	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans on non-accrual status and past due more than 90 days (‘‘Non-performing Loans’’) at December 31 follow:

	Non-Accrual with no Allowance for Credit Loss	Non-Accrual with an Allowance for Credit Loss	Total Non- Accrual	90+ and Still Accruing	Total Non- Performing Loans
	(In thousands)
2023
Commercial
Commercial and industrial (1)	$—	$7	$7	$—	$7
Commercial real estate	—	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	544	—	544	—	544
1-4 family owner occupied - non-jumbo (2)	575	1,655	2,230	432	2,662
1-4 family non-owner occupied	—	282	282	—	282
1-4 family - 2nd lien	—	624	624	—	624
Resort lending	—	143	143	—	143
Installment
Boat lending	—	352	352	—	352
Recreational vehicle lending	—	419	419	—	419
Other	—	199	199	—	199
Total	$1,119	$3,681	$4,800	$432	$5,232

Accrued interest excluded from total	$—	$—	$—	$—	$—

2022
Commercial
Commercial and industrial (1)	$—	$9	$9	$—	$9
Commercial real estate	—	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	—	—	—	—	—
1-4 family owner occupied - non-jumbo (2)	1,077	852	1,929	—	1,929
1-4 family non-owner occupied	152	323	475	—	475
1-4 family - 2nd lien	—	562	562	—	562
Resort lending	110	38	148	—	148
Installment
Boat lending	—	380	380	—	380
Recreational vehicle lending	—	30	30	—	30
Other	—	188	188	—	188
Total	$1,339	$2,382	$3,721	$—	$3,721

Accrued interest excluded from total	$—	$—	$—	$—	$—

(1)	Non-performing commercial and industrial loans exclude $0.021 million and $0.029 million of government guaranteed loans at December 31, 2023 and 2022, respectively.

(2)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $2.170 million and $1.631 million of government guaranteed loans at December 31, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
If non-performing loans had continued to accrue interest in accordance with their original terms, approximately $0.3 million, $0.2 million and $0.2 million of interest income would have been recognized in each of the years ended 2023, 2022 and 2021, respectively. Interest income recorded on these loans was approximately zero during each of the years ended 2023, 2022 and 2021.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table provides collateral information by class of loan for collateral-dependent loans with a specific reserve. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral.
The amortized cost of collateral-dependent loans by class at December 31, follows:

	Collateral Type		Allowance for Credit Losses
	Real Estate	Other
	(In thousands)
2023
Commercial
Commercial and industrial	$565	$232	$224
Commercial real estate	—	—	—
Mortgage
1-4 family owner occupied - jumbo	544	—	—
1-4 family owner occupied - non-jumbo	2,243	—	504
1-4 family non-owner occupied	211	—	178
1-4 family - 2nd lien	244	—	87
Resort lending	143	—	51
Installment
Boat lending	—	297	105
Recreational vehicle lending	—	303	107
Other	—	102	36
Total	$3,950	$934	$1,292

Accrued interest excluded from total	$1	$—

2022
Commercial
Commercial and industrial	$748	$1,309	$197
Commercial real estate	7,329	—	1,243
Mortgage
1-4 family owner occupied - jumbo	—	—	—
1-4 family owner occupied - non-jumbo	1,721	—	229
1-4 family non-owner occupied	233	—	29
1-4 family - 2nd lien	368	—	203
Resort lending	148	—	14
Installment
Boat lending	—	297	101
Recreational vehicle lending	—	30	11
Other	6	128	47
Total	$10,553	$1,764	$2,074

Accrued interest excluded from total	$40	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2023
Commercial
Commercial and industrial	$—	$—	$28	$28	$810,117	$810,145
Commercial real estate	—	—	—	—	869,586	869,586
Mortgage
1-4 family owner occupied - jumbo	—	—	544	544	858,692	859,236
1-4 family owner occupied - non-jumbo	1,763	742	1,431	3,936	297,236	301,172
1-4 family non-owner occupied	215	64	158	437	173,379	173,816
1-4 family - 2nd lien	241	139	215	595	115,437	116,032
Resort lending	—	50	143	193	35,423	35,616
Installment
Boat lending	320	16	261	597	268,051	268,648
Recreational vehicle lending	414	35	280	729	251,123	251,852
Other	313	86	54	453	104,345	104,798
Total	$3,266	$1,132	$3,114	$7,512	$3,783,389	$3,790,901
Accrued interest excluded from total	$31	$17	$—	$48	$12,452	$12,500

2022
Commercial
Commercial and industrial	$—	$—	$38	$38	$732,425	$732,463
Commercial real estate	—	—	—	—	734,390	734,390
Mortgage
1-4 family owner occupied - jumbo	—	—	—	—	752,563	752,563
1-4 family owner occupied - non-jumbo	1,400	521	869	2,790	282,842	285,632
1-4 family non-owner occupied	61	93	200	354	182,746	183,100
1-4 family - 2nd lien	420	107	47	574	104,703	105,277
Resort lending	54	—	148	202	41,635	41,837
Installment
Boat lending	528	14	295	837	252,128	252,965
Recreational vehicle lending	639	147	18	804	269,869	270,673
Other	215	46	123	384	106,068	106,452
Total	$3,317	$928	$1,738	$5,983	$3,459,369	$3,465,352
Accrued interest excluded from total	$27	$7	$—	$34	$9,975	$10,009
For the year ended December 31, 2023, there were no troubled loan modifications or subsequent defaults.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following tables summarize loan ratings by loan class for our commercial loan portfolio segment at December 31:

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
Commercial and industrial
Non-watch (1-6)	$110,472	$152,715	$70,081	$47,644	$42,576	$97,960	$260,634	$782,082
Watch (7-8)	96	5,239	964	2,580	4,173	2,277	11,938	27,267
Substandard Accrual (9)	—	—	547	—	21	4	196	768
Non-Accrual (10-11)	—	—	—	—	—	28	—	28
Total	$110,568	$157,954	$71,592	$50,224	$46,770	$100,269	$272,768	$810,145
Accrued interest excluded from total	$239	$438	$132	$128	$120	$326	$1,327	$2,710
Current period gross charge-offs	$—	$—	$—	$—	$—	$69	$25	$94

Commercial real estate
Non-watch (1-6)	$202,576	$169,230	$131,428	$29,684	$78,706	$176,265	$73,852	$861,741
Watch (7-8)	—	—	—	—	2,322	5,523	—	7,845
Substandard Accrual (9)	—	—	—	—	—	—	—	—
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$202,576	$169,230	$131,428	$29,684	$81,028	$181,788	$73,852	$869,586
Accrued interest excluded from total	$548	$685	$431	$73	$347	$661	$288	$3,033
Current period gross charge-offs	$—	$—	$—	$—	$960	$—	$—	$960

Total Commercial
Non-watch (1-6)	$313,048	$321,945	$201,509	$77,328	$121,282	$274,225	$334,486	$1,643,823
Watch (7-8)	96	5,239	964	2,580	6,495	7,800	11,938	35,112
Substandard Accrual (9)	—	—	547	—	21	4	196	768
Non-Accrual (10-11)	—	—	—	—	—	28	—	28
Total	$313,144	$327,184	$203,020	$79,908	$127,798	$282,057	$346,620	$1,679,731
Accrued interest excluded from total	$787	$1,123	$563	$201	$467	$987	$1,615	$5,743
Current period gross charge-offs	$—	$—	$—	$—	$960	$69	$25	$1,054

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2022	2021	2020	2019	2018	Prior
	(In thousands)
December 31, 2022
Commercial and industrial
Non-watch (1-6)	$157,561	$89,251	$58,292	$45,792	$30,715	$95,908	$237,906	$715,425
Watch (7-8)	680	4,539	781	1,690	105	4,474	2,793	15,062
Substandard Accrual (9)	—	971	68	388	109	402	—	1,938
Non-Accrual (10-11)	—	—	—	—	—	38	—	38
Total	$158,241	$94,761	$59,141	$47,870	$30,929	$100,822	$240,699	$732,463
Accrued interest excluded from total	$238	$178	$146	$105	$181	$308	$890	$2,046

Commercial real estate
Non-watch (1-6)	$170,238	$154,918	$38,062	$97,762	$56,580	$159,514	$42,030	$719,104
Watch (7-8)	—	182	313	4,769	1,010	1,641	112	8,027
Substandard Accrual (9)	—	—	—	181	2,014	5,064	—	7,259
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$170,238	$155,100	$38,375	$102,712	$59,604	$166,219	$42,142	$734,390
Accrued interest excluded from total	$609	$468	$88	$368	$206	$515	$109	$2,363

Total Commercial
Non-watch (1-6)	$327,799	$244,169	$96,354	$143,554	$87,295	$255,422	$279,936	$1,434,529
Watch (7-8)	680	4,721	1,094	6,459	1,115	6,115	2,905	23,089
Substandard Accrual (9)	—	971	68	569	2,123	5,466	—	9,197
Non-Accrual (10-11)	—	—	—	—	—	38	—	38
Total	$328,479	$249,861	$97,516	$150,582	$90,533	$267,041	$282,841	$1,466,853
Accrued interest excluded from total	$847	$646	$234	$473	$387	$823	$999	$4,409
For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
1-4 family owner occupied - jumbo
800 and above	$6,299	$30,789	$63,377	$17,672	$4,503	$8,813	$1,084	$132,537
750-799	42,726	117,454	193,587	61,986	24,288	14,836	1,586	456,463
700-749	14,965	51,991	66,597	25,170	4,738	11,768	1,500	176,729
650-699	11,274	13,804	24,648	12,949	2,142	5,881	—	70,698
600-649	1,638	7,815	2,486	505	3,198	2,592	—	18,234
550-599	—	—	527	1,908	—	—	—	2,435
500-549	—	544	—	923	—	673	—	2,140
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$76,902	$222,397	$351,222	$121,113	$38,869	$44,563	$4,170	$859,236
Accrued interest excluded from total	$329	$669	$785	$299	$107	$156	$30	$2,375
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 family owner occupied - non-jumbo
800 and above	$2,280	$10,083	$7,780	$5,425	$2,802	$9,130	$3,029	$40,529
750-799	13,233	32,729	21,664	12,306	5,954	19,852	8,462	114,200
700-749	11,696	18,133	11,661	8,136	3,280	20,042	4,482	77,430
650-699	9,576	5,717	4,606	2,524	2,393	12,369	1,500	38,685
600-649	136	1,334	1,694	833	1,096	6,415	84	11,592
550-599	188	624	71	1,705	557	5,390	65	8,600
500-549	—	—	1,335	998	413	4,077	—	6,823
Under 500	—	311	462	272	518	1,750	—	3,313
Unknown	—	—	—	—	—	—	—	—
Total	$37,109	$68,931	$49,273	$32,199	$17,013	$79,025	$17,622	$301,172
Accrued interest excluded from total	$153	$235	$119	$78	$56	$331	$139	$1,111
Current period gross charge-offs	$—	$—	$—	$—	$—	$29	$—	$29

1-4 family non-owner occupied
800 and above	$2,320	$6,026	$12,338	$3,474	$3,048	$6,030	$1,199	$34,435
750-799	10,937	16,635	28,051	11,545	6,709	13,400	3,498	90,775
700-749	3,904	7,013	8,825	4,145	667	6,719	2,095	33,368
650-699	216	1,879	1,844	2,543	197	3,521	277	10,477
600-649	—	388	1,445	—	75	1,226	362	3,496
550-599	—	61	52	—	—	873	—	986
500-549	—	—	—	—	—	142	—	142
Under 500	—	—	—	—	—	137	—	137
Unknown	—	—	—	—	—	—	—	—
Total	$17,377	$32,002	$52,555	$21,707	$10,696	$32,048	$7,431	$173,816
Accrued interest excluded from total	$77	$125	$149	$60	$35	$146	$62	$654
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 family - 2nd lien
800 and above	$537	$156	$703	$389	$159	$1,153	$9,817	$12,914
750-799	2,260	2,879	2,359	2,341	898	3,084	38,277	52,098
700-749	1,895	1,243	1,464	324	224	2,348	25,849	33,347
650-699	425	285	182	519	302	1,869	8,945	12,527
600-649	51	107	97	67	37	563	1,886	2,808
550-599	—	80	203	—	157	238	638	1,316
500-549	—	—	12	—	—	487	331	830
Under 500	—	19	—	—	77	61	35	192
Unknown	—	—	—	—	—	—	—	—
Total	$5,168	$4,769	$5,020	$3,640	$1,854	$9,803	$85,778	$116,032
Accrued interest excluded from total	$19	$14	$10	$7	$6	$41	$707	$804
Current period gross charge-offs	$—	$—	$—	$—	$—	$5	$—	$5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
Resort lending
800 and above	$—	$—	$99	$—	$—	$5,643	$—	$5,742
750-799	41	817	910	858	179	12,649	—	15,454
700-749	—	108	871	111	—	5,439	—	6,529
650-699	—	—	—	316	—	6,219	—	6,535
600-649	—	—	—	49	—	844	—	893
550-599	—	—	—	—	—	267	—	267
500-549	—	—	—	—	—	59	—	59
Under 500	—	—	—	—	—	137	—	137
Unknown	—	—	—	—	—	—	—	—
Total	$41	$925	$1,880	$1,334	$179	$31,257	$—	$35,616
Accrued interest excluded from total	$—	$4	$3	$4	$—	$142	$—	$153
Current period gross charge-offs	$—	$—	$—	$—	$—	$120	$—	$120

Total Mortgage
800 and above	$11,436	$47,054	$84,297	$26,960	$10,512	$30,769	$15,129	$226,157
750-799	69,197	170,514	246,571	89,036	38,028	63,821	51,823	728,990
700-749	32,460	78,488	89,418	37,886	8,909	46,316	33,926	327,403
650-699	21,491	21,685	31,280	18,851	5,034	29,859	10,722	138,922
600-649	1,825	9,644	5,722	1,454	4,406	11,640	2,332	37,023
550-599	188	765	853	3,613	714	6,768	703	13,604
500-549	—	544	1,347	1,921	413	5,438	331	9,994
Under 500	—	330	462	272	595	2,085	35	3,779
Unknown	—	—	—	—	—	—	—	—
Total	$136,597	$329,024	$459,950	$179,993	$68,611	$196,696	$115,001	$1,485,872
Accrued interest excluded from total	$578	$1,047	$1,066	$448	$204	$816	$938	$5,097
Current period gross charge-offs	$—	$—	$—	$—	$—	$154	$—	$154

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2022	2021	2020	2019	2018	Prior
	(In thousands)
December 31, 2022
1-4 family owner occupied - jumbo
800 and above	$23,764	$54,637	$16,848	$9,211	$2,988	$6,946	$639	$115,033
750-799	97,269	189,653	71,555	16,091	1,828	16,140	683	393,219
700-749	34,158	91,189	28,701	12,666	2,775	8,852	1,536	179,877
650-699	10,905	20,743	7,216	2,554	4,250	4,020	827	50,515
600-649	1,712	1,275	4,534	464	—	2,150	—	10,135
550-599	549	1,516	—	—	469	—	—	2,534
500-549	—	—	561	—	—	689	—	1,250
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$168,357	$359,013	$129,415	$40,986	$12,310	$38,797	$3,685	$752,563
Accrued interest excluded from total	$506	$773	$315	$108	$44	$127	$19	$1,892

1-4 family owner occupied - non-jumbo
800 and above	$8,894	$10,498	$5,558	$3,220	$2,074	$6,074	$1,680	$37,998
750-799	33,833	26,239	13,956	6,018	4,501	18,009	9,936	112,492
700-749	17,629	13,526	7,626	3,938	3,263	22,506	3,509	71,997
650-699	7,983	5,124	2,679	3,270	1,992	10,893	983	32,924
600-649	1,539	1,226	1,836	423	1,035	7,044	99	13,202
550-599	—	—	56	1,472	938	5,481	132	8,079
500-549	—	76	850	341	570	4,142	115	6,094
Under 500	—	207	764	475	285	1,115	—	2,846
Unknown	—	—	—	—	—	—	—	—
Total	$69,878	$56,896	$33,325	$19,157	$14,658	$75,264	$16,454	$285,632
Accrued interest excluded from total	$283	$123	$78	$58	$58	$242	$111	$953

1-4 family non-owner occupied
800 and above	$4,329	$9,308	$5,178	$4,147	$752	$5,842	$1,683	$31,239
750-799	22,171	36,363	12,242	6,103	2,549	12,257	4,132	95,817
700-749	8,739	12,423	5,507	1,335	1,198	6,825	1,930	37,957
650-699	1,476	2,489	3,798	190	292	4,350	550	13,145
600-649	954	139	—	107	491	1,475	203	3,369
550-599	—	—	—	121	54	404	335	914
500-549	—	—	—	—	—	402	60	462
Under 500	—	—	—	—	—	197	—	197
Unknown	—	—	—	—	—	—	—	—
Total	$37,669	$60,722	$26,725	$12,003	$5,336	$31,752	$8,893	$183,100
Accrued interest excluded from total	$106	$161	$69	$36	$21	$108	$57	$558

1-4 family - 2nd lien
800 and above	$238	$282	$454	$267	$200	$503	$8,000	$9,944
750-799	2,109	2,749	2,334	665	333	3,597	38,346	50,133
700-749	1,495	1,820	931	759	459	2,649	20,981	29,094
650-699	192	292	90	237	275	1,496	8,188	10,770
600-649	20	99	258	192	23	974	2,040	3,606
550-599	130	—	—	—	132	395	228	885
500-549	—	—	—	18	—	418	122	558
Under 500	—	—	—	129	3	55	100	287
Unknown	—	—	—	—	—	—	—	—
Total	$4,184	$5,242	$4,067	$2,267	$1,425	$10,087	$78,005	$105,277
Accrued interest excluded from total	$11	$11	$8	$7	$4	$36	$511	$588

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2022	2021	2020	2019	2018	Prior
	(In thousands)
December 31, 2022
Resort lending
800 and above	$—	$429	$—	$—	$268	$7,031	$—	$7,728
750-799	1,045	1,272	1,211	183	616	15,815	—	20,142
700-749	85	651	114	—	—	6,331	—	7,181
650-699	107	—	53	—	—	5,413	—	5,573
600-649	—	—	—	—	—	895	—	895
550-599	—	—	—	—	—	68	—	68
500-549	—	—	—	—	—	140	—	140
Under 500	—	—	—	—	—	110	—	110
Unknown	—	—	—	—	—	—	—	—
Total	$1,237	$2,352	$1,378	$183	$884	$35,803	$—	$41,837
Accrued interest excluded from total	$4	$4	$3	$—	$3	$111	$—	$125

Total Mortgage
800 and above	$37,225	$75,154	$28,038	$16,845	$6,282	$26,396	$12,002	$201,942
750-799	156,427	256,276	101,298	29,060	9,827	65,818	53,097	671,803
700-749	62,106	119,609	42,879	18,698	7,695	47,163	27,956	326,106
650-699	20,663	28,648	13,836	6,251	6,809	26,172	10,548	112,927
600-649	4,225	2,739	6,628	1,186	1,549	12,538	2,342	31,207
550-599	679	1,516	56	1,593	1,593	6,348	695	12,480
500-549	—	76	1,411	359	570	5,791	297	8,504
Under 500	—	207	764	604	288	1,477	100	3,440
Unknown	—	—	—	—	—	—	—	—
Total	$281,325	$484,225	$194,910	$74,596	$34,613	$191,703	$107,037	$1,368,409
Accrued interest excluded from total	$910	$1,072	$473	$209	$130	$624	$698	$4,116

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
	(In thousands)
December 31, 2023
Boat lending
800 and above	$6,110	$8,150	$8,250	$3,612	$4,061	$7,665	$37,848
750-799	34,174	35,921	29,665	16,329	13,173	21,432	150,694
700-749	15,593	15,042	11,859	4,481	4,757	7,279	59,011
650-699	3,652	3,029	4,277	1,545	1,237	2,842	16,582
600-649	281	432	808	268	171	620	2,580
550-599	85	344	229	139	108	335	1,240
500-549	—	152	207	97	—	198	654
Under 500	—	—	—	—	—	39	39
Unknown	—	—	—	—	—	—	—
Total	$59,895	$63,070	$55,295	$26,471	$23,507	$40,410	$268,648
Accrued interest excluded from total	$216	$154	$132	$63	$58	$91	$714
Current period gross charge-offs	$—	$53	$—	$—	$15	$53	$121

Recreational vehicle lending
800 and above	$3,168	$10,759	$11,568	$3,484	$3,838	$5,482	$38,299
750-799	15,677	41,037	39,113	13,025	8,415	11,934	129,201
700-749	6,481	18,630	20,161	5,243	3,689	4,460	58,664
650-699	2,524	5,108	6,073	1,706	936	1,157	17,504
600-649	713	724	1,573	394	308	429	4,141
550-599	90	304	973	71	249	383	2,070
500-549	—	880	326	153	136	154	1,649
Under 500	—	108	106	34	70	6	324
Unknown	—	—	—	—	—	—	—
Total	$28,653	$77,550	$79,893	$24,110	$17,641	$24,005	$251,852
Accrued interest excluded from total	$112	$201	$189	$56	$44	$53	$655
Current period gross charge-offs	$28	$122	$192	$32	$81	$11	$466

Other
800 and above	$1,599	$1,673	$1,633	$897	$582	$756	$7,140
750-799	11,782	11,017	6,600	3,557	1,622	4,077	38,655
700-749	16,717	6,564	5,013	2,268	1,047	3,361	34,970
650-699	12,483	2,997	1,494	627	266	1,390	19,257
600-649	515	605	395	138	107	410	2,170
550-599	49	329	294	35	53	176	936
500-549	98	260	246	43	31	72	750
Under 500	—	97	65	14	57	38	271
Unknown	649	—	—	—	—	—	649
Total	$43,892	$23,542	$15,740	$7,579	$3,765	$10,280	$104,798
Accrued interest excluded from total	$101	$62	$34	$17	$10	$67	$291
Current period gross charge-offs	$1,677	$104	$44	$17	$12	$147	$2,001

Total installment
800 and above	$10,877	$20,582	$21,451	$7,993	$8,481	$13,903	$83,287
750-799	61,633	87,975	75,378	32,911	23,210	37,443	318,550
700-749	38,791	40,236	37,033	11,992	9,493	15,100	152,645
650-699	18,659	11,134	11,844	3,878	2,439	5,389	53,343
600-649	1,509	1,761	2,776	800	586	1,459	8,891
550-599	224	977	1,496	245	410	894	4,246
500-549	98	1,292	779	293	167	424	3,053
Under 500	—	205	171	48	127	83	634
Unknown	649	—	—	—	—	—	649
Total	$132,440	$164,162	$150,928	$58,160	$44,913	$74,695	$625,298
Accrued interest excluded from total	$429	$417	$355	$136	$112	$211	$1,660
Current period gross charge-offs	$1,705	$279	$236	$49	$108	$211	$2,588

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2022	2021	2020	2019	2018	Prior	Total
	(In thousands)
December 31, 2022
Boat lending
800 and above	$7,901	$8,763	$4,391	$5,102	$3,612	$5,955	$35,724
750-799	44,498	37,531	20,179	16,506	12,814	14,504	146,032
700-749	15,390	13,704	7,281	5,848	4,357	6,132	52,712
650-699	3,933	4,135	1,498	1,290	1,032	2,213	14,101
600-649	661	1,043	149	286	200	670	3,009
550-599	22	195	16	53	203	274	763
500-549	277	57	62	43	106	30	575
Under 500	—	—	—	—	26	23	49
Unknown	—	—	—	—	—	—	—
Total	$72,682	$65,428	$33,576	$29,128	$22,350	$29,801	$252,965
Accrued interest excluded from total	$171	$148	$84	$78	$52	$68	$601

Recreational vehicle lending
800 and above	$9,327	$10,752	$4,524	$4,834	$3,416	$4,319	$37,172
750-799	51,555	49,949	16,175	11,920	8,990	7,818	146,407
700-749	23,143	24,945	7,680	4,459	2,279	2,939	65,445
650-699	5,013	6,516	1,598	1,361	727	904	16,119
600-649	793	1,608	374	446	232	268	3,721
550-599	107	381	129	202	234	87	1,140
500-549	—	293	111	61	59	15	539
Under 500	—	85	7	22	—	16	130
Unknown	—	—	—	—	—	—	—
Total	$89,938	$94,529	$30,598	$23,305	$15,937	$16,366	$270,673
Accrued interest excluded from total	$219	$227	$72	$58	$38	$34	$648

Other
800 and above	$1,974	$1,647	$1,449	$942	$366	$731	$7,109
750-799	15,692	9,973	5,521	3,393	1,678	3,612	39,869
700-749	9,848	7,517	3,404	1,801	999	2,653	26,222
650-699	22,740	2,851	1,051	593	405	1,286	28,926
600-649	711	634	127	222	147	507	2,348
550-599	122	63	170	54	115	118	642
500-549	67	217	29	64	19	90	486
Under 500	6	52	22	28	13	28	149
Unknown	701	—	—	—	—	—	701
Total	$51,861	$22,954	$11,773	$7,097	$3,742	$9,025	$106,452
Accrued interest excluded from total	$84	$48	$25	$19	$10	$49	$235

Total installment
800 and above	$19,202	$21,162	$10,364	$10,878	$7,394	$11,005	$80,005
750-799	111,745	97,453	41,875	31,819	23,482	25,934	332,308
700-749	48,381	46,166	18,365	12,108	7,635	11,724	144,379
650-699	31,686	13,502	4,147	3,244	2,164	4,403	59,146
600-649	2,165	3,285	650	954	579	1,445	9,078
550-599	251	639	315	309	552	479	2,545
500-549	344	567	202	168	184	135	1,600
Under 500	6	137	29	50	39	67	328
Unknown	701	—	—	—	—	—	701
Total	$214,481	$182,911	$75,947	$59,530	$42,029	$55,192	$630,090
Accrued interest excluded from total	$474	$423	$181	$155	$100	$151	$1,484

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

(1)	Credit scores have been updated within the last twelve months.
Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2023	2022
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$1,772,030	$1,840,221
Freddie Mac	1,381,693	1,375,514
Ginnie Mae	161,899	169,421
FHLB	173,311	72,809
Other	52,936	35,347
Total	$3,541,869	$3,493,312
Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $28.6 million and $28.4 million, at December 31, 2023 and 2022, respectively.
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
An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2023	2022	2021
	(In thousands)
Balance at beginning of period	$42,489	$26,232	$16,904
Originated servicing rights capitalized	3,956	6,061	11,436
Change in fair value due to price	(280)	14,272	3,380
Change in fair value due to pay downs	(3,922)	(4,076)	(5,488)
Balance at end of year	$42,243	$42,489	$26,232
Loans sold and serviced that have had servicing rights capitalized	$3,541,869	$3,493,312	$3,323,521
Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 3.89%, average servicing fee of 0.26%, average discount rate of 10.25% and an average Public Securities Association (‘‘PSA’’) prepayment rate of 142 for December 31, 2023; and average coupon rate of 3.60%, average servicing fee of 0.26%, average discount rate of 10.12% and an average PSA prepayment rate of 133 for December 31, 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 5 – OTHER REAL ESTATE
A summary of other real estate activity for the years ended December 31 follows (1):

	2023	2022	2021
	(In thousands)
Balance at beginning of year, net of valuation allowance	$443	$235	$738
Loans transferred to other real estate	783	719	253
Sales of other real estate	(603)	(511)	(745)
Additions to valuation allowance charged to expense	(54)	—	(11)
Balance at end of year, net of valuation allowance	$569	$443	$235
_________________________________________________

(1)	Table excludes other repossessed assets totaling zero and $0.01 million at December 31, 2023 and 2022, respectively.
We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2023	2022	2021
	(In thousands)
Balance at beginning of year	$—	$31	$90
Additions charged to expense	54	—	11
Direct write-downs upon sale	(54)	(31)	(70)
Balance at end of year	$—	$—	$31
At December 31, 2023 and 2022, the balance of other real estate includes $0.6 million and $0.4 million, respectively of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $0.6 million and $0.8 million at December 31, 2023 and 2022, respectively.
Other real estate and repossessed assets totaling $0.6 million and $0.5 million at December 31, 2023 and 2022, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.
NOTE 6 – PROPERTY AND EQUIPMENT
A summary of property and equipment at December 31 follows:

	2023	2022
	(In thousands)
Land and land improvements	$16,421	$17,435
Buildings	61,190	60,708
Equipment	78,648	75,770
	156,259	153,913
Accumulated depreciation and amortization	(120,736)	(118,020)
Property and equipment, net	$35,523	$35,893
Depreciation expense was $5.2 million, $5.3 million and $5.4 million in 2023, 2022 and 2021, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 7 – GOODWILL AND OTHER INTANGIBLES
Intangible assets, net of amortization, at December 31 follows:

	2023		2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$11,916	$9,912	$11,916	$9,365
Unamortized intangible assets - goodwill	$28,300		$28,300
At December 31, 2023, the Bank (our reporting unit) had positive equity and elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.
Intangible amortization expense was $0.5 million, $0.8 million and $1.0 million during the years ended 2023, 2022 and 2021, respectively.
A summary of estimated core deposit intangible amortization at December 31, 2023, follows:

(In thousands)
2024	$516
2025	487
2026	460
2027	434
2028	107
Total	$2,004
NOTE 8 – DEPOSITS
A summary of interest expense on deposits for the years ended December 31 follows:

	2023	2022	2021
	(In thousands)
Savings and interest-bearing checking	$24,601	$6,078	$2,101
Reciprocal	23,429	4,421	764
Time	13,766	1,902	1,507
Brokered time	13,279	1,750	93
Total	$75,075	$14,151	$4,465
Aggregate time deposits in denominations of $0.25 million or more amounted to $176.6 million and $82.9 million at December 31, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of the maturity of time deposits at December 31, 2023, follows (1):

(In thousands)
2024	$888,776
2025	15,105
2026	7,779
2027	3,399
2028	2,984
2029 and thereafter	28
Total	$918,071

(1)	Includes time deposits, brokered time deposits and reciprocal time deposits
Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
A summary of reciprocal deposits at December 31 follows:

	2023	2022
	(In thousands)
Demand	$722,407	$554,585
Money market	607	1,196
Time	109,006	46,794
Total	$832,020	$602,575
NOTE 9 – OTHER BORROWINGS
A summary of other borrowings at December 31 follows:

	2023	2022
	(In thousands)
Advances from the FHLB	$50,000	$25,000
FRB	—	61,000
Other	26	6
Total	$50,026	$86,006
Borrowings with the FRB at December 31, 2023 and 2022 were zero and $61.0 million, respectively. Average borrowings with the FRB during the years ended December 31, 2023, 2022 and 2021 totaled $4.5 million, $26.4 million and zero, respectively. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $515.4 million at December 31, 2023. Collateral for FRB borrowings are certain securities AFS, securities HTM, commercial loans and installment loans. Interest expense on borrowings with the FRB amounted to $0.2 million, $0.8 million and zero for the years ended December 31, 2023, 2022 and 2021, respectively.
Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 125% to 165%, respectively, of outstanding advances as well as certain securities AFS, securities HTM and by the FHLB stock that we own. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $1.01 billion at December 31, 2023. Interest expense on advances amounted to $2.4 million, $0.2 million and $0.2 million for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
As a member of the FHLB, we must own FHLB stock equal to the greater of 0.10% of total assets or 4.5% of our outstanding advances and loans sold to the FHLB. At December 31, 2023, we were in compliance with the FHLB stock ownership requirements.
The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2023		2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed Rate Advances
2023	$—	—%	$25,000	4.28%
2025	50,000	5.16%	—
Total fixed rate advances	$50,000	5.16%	$25,000	4.28%
Assets, consisting of securities AFS, securities HTM, FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $2.46 billion at December 31, 2023.
NOTE 10 – SUBORDINATED DEBT AND DEBENTURES
Subordinated Debt
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity (May 31, 2030 maturity date) and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the balances of $39.51 million and $39.43 million at December 31, 2023 and 2022, respectively are net of remaining unamortized deferred issuance costs of approximately $0.49 million and $0.57 million, respectively that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations. We may redeem the notes, in whole or in part, on or after May 31, 2025, and redeem the notes at any time in whole upon certain other events. Any redemption of the notes will be subject to prior regulatory approval to the extent required.
Subordinated Debentures
We have formed various special purpose entities (the ‘‘trusts’’) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.5 million and $38.4 million at December 31, 2023 and 2022, respectively, qualified as Tier 1 regulatory capital.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Summary information regarding subordinated debentures as of December 31 follows:

		2023
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(996)	(996)	—
		$39,728	$38,504	$1,224

		2022
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(1,064)	(1,064)	—
		$39,660	$38,436	$1,224
Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2023 and 2022 follow:

Entity Name	Maturity Date	Interest Rate at 12/31/2022	Interest Rate at 12/31/2023	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month LIBOR plus 1.60%	3 month SOFR plus 1.86%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month LIBOR plus 2.85%	3 month SOFR plus 3.11%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month LIBOR plus 3.45%	3 month SOFR plus 3.71%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month LIBOR plus 2.20%	3 month SOFR plus 2.46%	March 17, 2010
The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2023 and 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2023	2022
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$881,697	$811,957
Standby letters of credit	11,651	8,371
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
Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are on-demand with no stated maturity date and have variable rates that range from 1.00% to 14.50%.
Economic

Pressures from various global and national macroeconomic conditions, including heightened inflation, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, recent adverse weather conditions, escalating tensions in the Middle East, the continuation of the Russia-Ukraine war, and potential governmental responses to these events, continue to create significant economic uncertainty.

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

We continue to closely monitor and analyze the higher risk segments within our portfolio, and senior management is cautiously optimistic that we are positioned to continue managing the impact of the varied set of risks and uncertainties currently impacting the global and U.S. economies. However, a high degree of uncertainty still exists with respect to the impact of these fluid macroeconomic conditions on the future performance of our loan portfolio and our financial results.

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
Visa Stock
We own 12,566 shares of Visa Inc. Class B-1 common stock. At the present time, these shares can only be sold to other Class B-1 shareholders. As a result, there has generally been limited transfer activity in private transactions between buyers and sellers. Given the limited activity that we have become aware of and the continuing uncertainty regarding the likelihood, ultimate timing and eventual exchange rate for Class B-1 shares into Class A shares, we continue to carry these shares at zero, representing cost basis less impairment. However, given the current conversion ratio of 1.5875 Class A shares for every 1 Class B-1 share and the closing price of Visa Class A shares on February 23, 2024 of $283.60 per share, our 12,566 Class B-1 shares would have a current “value” of approximately $5.7 million. Visa recently announced its intent to make an offer to exchange up to all of its outstanding shares of Class B-1 common stock for Class B-2 common shares and Class C common shares. If conducted, this exchange offer is expected to result in some degree of liquidity for holders of Class B-1 common shares.
NOTE 12 – SHAREHOLDERS’ EQUITY AND NET INCOME PER COMMON SHARE
Our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock during 2023, 2022 and 2021. During 2023, 2022 and 2021 repurchases were made through open market and negotiated transactions and totaled 298,601, 181,586 and 814,910 shares of common stock, respectively for an aggregate purchase price of $5.2 million, $4.0 million and $17.3 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2023	2022	2021
	(In thousands, except per share amounts)
Net income	$59,067	$63,351	$62,895

Weighted average shares outstanding (1)	20,976	21,096	21,585
Stock units for deferred compensation plan for non-employee directors	160	137	121
Effect of stock options	11	38	69
Performance share units	23	25	32
Weighted average shares outstanding for calculation of diluted earnings per share	21,170	21,296	21,807

Net income per common share
Basic (1)	$2.82	$3.00	$2.91
Diluted	$2.79	$2.97	$2.88
_________________________________________

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.
Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2023, 2022 and 2021, respectively.
NOTE 13 – INCOME TAX
The composition of income tax expense for the years ended December 31 follows:

	2023	2022	2021
	(In thousands)
Current expense	$14,394	$14,796	$12,506
Deferred expense (benefit)	215	(359)	1,912
Income tax expense	$14,609	$14,437	$14,418

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2023, 2022 and 2021 to the income before income tax for the years ended December 31 follows:

	2023	2022	2021
	(In thousands)
Statutory rate applied to income before income tax	$15,472	$16,335	$16,236
Tax-exempt income	(508)	(1,475)	(1,487)
Low income housing tax credit investments	(235)	(134)	(19)
Employee stock ownership plan dividends	(106)	(97)	(89)
Bank owned life insurance	(99)	(140)	(119)
Share-based compensation	(50)	(144)	(184)
Non-deductible meals, entertainment and memberships	77	30	32
Other, net	58	62	48
Income tax expense	$14,609	$14,437	$14,418
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2023	2022
	(In thousands)
Deferred tax assets
Unrealized loss on securities AFS	$13,587	$18,274
Allowance for credit losses	11,478	11,011
Unrealized loss on securities HTM transferred from AFS	4,095	4,843
Property and equipment	1,387	1,909
Incentive compensation	1,174	1,880
Reserve for unfunded lending commitments	1,156	1,067
Lease liabilities	1,074	1,211
Share-based compensation	824	764
Securities premium amortization	814	792
Deferred compensation	551	458
Loss reimbursement on sold loans reserve	259	254
Other than temporary impairment charge on securities available for sale	146	144
Non accrual loan interest income	121	128
Gross deferred tax assets	36,666	42,735
Deferred tax liabilities
Capitalized mortgage loan servicing rights	8,871	8,923
Deferred loan fees	2,271	2,430
Lease right of use asset	1,031	1,164
Purchase premiums, net	602	681
Unrealized gain on derivative financial instruments	47	—
Other	46	42
Gross deferred tax liabilities	12,868	13,240
Deferred tax assets, net (1)	$23,798	$29,495

(1)	Included in accrued income and other assets on the Consolidated Statements of Financial Position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a ‘‘more likely than not’’ standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2023 and 2022, that the realization of substantially all of our deferred tax assets continues to be more likely than not.
Changes in unrecognized tax benefits for the years ended December 31 follow:

	2023	2022	2021
	(In thousands)
Balance at beginning of year	$186	$180	$180
Additions based on tax positions related to the current year	13	13	11
Reductions due to the statute of limitations	(11)	(7)	(11)
Reductions due to settlements	—	—	—
Balance at end of year	$188	$186	$180
If recognized, the entire amount of unrecognized tax benefits, net of $0.04 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2023, 2022 and 2021. No amounts were accrued for interest and penalties at December 31, 2023, 2022 and 2021. At December 31, 2023, U.S. Federal tax years 2020 through the present remain open to examination.
NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS
We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.5 million shares of common stock as of December 31, 2023. The non-employee director stock purchase plan permits the issuance of additional share based payments for up to 0.1 million shares of common stock as of December 31, 2023. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.
During 2023, 2022 and 2021 pursuant to our long-term incentive plan, we granted 0.08 million, 0.06 million and 0.09 million shares, respectively of restricted stock and 0.02 million during each year of performance stock units (‘‘PSU’’), to certain officers. The shares of restricted stock and PSUs cliff vest after a period of three years. The performance criteria of the PSUs granted in 2023 and 2022 is split evenly between a comparison of (i) our total shareholder return and (ii) our return on average assets each over the three year period starting on the grant date to these same criteria over that period to an index of our banking peers. The performance criteria of the PSUs granted in 2021 is based on a comparison of our total shareholder return over the three year period starting on the grant date to the same criteria over that period to an index of our banking peers.
Our directors may elect to receive all or a portion of their cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current fair value of our common stock and vest immediately. We issued 0.02 million shares to directors pursuant to this plan during each of the years ending 2023, 2022 and 2021 and expensed their value during those same periods.
Total compensation expense recognized for grants pursuant to our long-term incentive plan was $1.9 million, $1.8 million and $1.6 million in 2023, 2022 and 2021, respectively. The corresponding tax benefit relating to this expense was $0.4 million, $0.4 million, and $0.3 million during each year, respectively. Total expense recognized for non-employee director share based payments was $0.4 million, $0.4 million, and $0.4 million for the years ending 2023, 2022 and 2021, respectively. The corresponding tax benefit relating to this expense was $0.08 million, $0.08 million and $0.08 million in 2023, 2022 and 2021, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
At December 31, 2023, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.4 million. The weighted-average period over which this amount will be recognized is 1.78 years.
A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2023	40,307	$8.32
Granted	—
Exercised	(28,583)	6.92
Forfeited	—
Expired	—
Outstanding at December 31, 2023	11,724	$11.73	2.16	$168

Vested and expected to vest at December 31, 2023	11,724	$11.73	2.16	$168
Exercisable at December 31, 2023	11,724	$11.73	2.16	$168
A summary of outstanding non-vested stock and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2023	246,136	$22.82
Granted	103,636	22.84
Vested	(61,902)	22.31
Forfeited	(18,637)	23.02
Outstanding at December 31, 2023	269,233	$22.93
Certain information regarding options exercised during the periods ending December 31 follows:

	2023	2022	2021
	(In thousands)
Intrinsic value	$352	$761	$752
Cash proceeds received	$198	$131	$117
Tax benefit realized	$74	$160	$158
We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We matched 50% of employee contributions to the 401(k) plan up to a maximum of 8% of participating employees’ eligible wages for 2023, 2022 and 2021. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for each of 2023, 2022 and 2021. Amounts expensed for these retirement plans were $3.1 million, $2.9 million and $3.3 million in 2023, 2022 and 2021, respectively.
Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $8.0 million, $12.7 million and $15.6 million in 2023, 2022 and 2021, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $7.2 million, $6.2 million and $6.1 million in 2023, 2022 and 2021 respectively.
These insurance programs are also available to retired employees at their own expense.
NOTE 15 – OTHER NON-INTEREST INCOME
Other non-interest income for the years ended December 31 follows:

	2023	2022	2021
	(In thousands)
Investment and insurance commissions	$3,456	$2,898	$2,603
ATM fees	1,683	1,216	1,133
Bank owned life insurance	474	360	567
Other	6,866	6,263	5,089
Total other non-interest income	$12,479	$10,737	$9,392
NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS
We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.
Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2023
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$6,033	5.4	$349
Pay-fixed interest rate swap agreements - securities available for sale	148,895	3.9	15,287
Pay-fixed interest rate swap agreements - installment	100,000	3.4	(1,228)
Pay-fixed interest rate swap agreements - mortgage	100,000	4.3	(2,131)
Interest rate cap agreements - securities available for sale	40,970	4.3	456
Total	$395,898	3.9	$12,733

Cash flow hedge designation
Interest rate floor agreements - commercial	$150,000	3.5	$4,221

No hedge designation
Rate-lock mortgage loan commitments	$18,081	0.1	$173
Mandatory commitments to sell mortgage loans	30,442	0.1	(279)
Pay-fixed interest rate swap agreements - commercial	379,012	5.9	7,169
Pay-variable interest rate swap agreements - commercial	379,012	5.9	(7,169)
Total	$806,547	5.5	$(106)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2022
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$6,401	6.4	$447
Pay-fixed interest rate swap agreements - securities available for sale	148,895	4.8	19,906
Pay-fixed interest rate swap agreements - installment	25,000	2.0	77
Interest rate cap agreements - securities available for sale	40,970	5.3	931
Total	$221,266	4.6	$21,361

No hedge designation
Rate-lock mortgage loan commitments	$19,918	0.1	$(1,056)
Mandatory commitments to sell mortgage loans	49,258	0.1	315
Pay-fixed interest rate swap agreements - commercial	279,005	6.0	17,063
Pay-variable interest rate swap agreements - commercial	279,005	6.0	(17,063)
Total	$627,186	5.3	$(741)
We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.
We have entered into pay-fixed interest rate swaps and caps to protect a portion of the fair value of a certain fixed rate commercial loan and certain mortgage and installment loans (‘‘Fair Value Hedge – Portfolio Loans’’). As a result, changes in the fair values of the pay-fixed interest rate swap and caps are expected to offset changes in the fair values of the fixed rate portfolio loans due to fluctuations in interest rates. We record the fair values of Fair Value Hedge – Portfolio Loans in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged items (a fixed rate commercial loan and certain fixed rate mortgage and installment loans) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – Portfolio Loans. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair values of both the Fair Value Hedge – Portfolio Loans and the hedged items. The related gains or losses are reported in interest income – interest and fees on loans in our Consolidated Statements of Operations. During the second quarter of 2023 we terminated the interest rate cap that was previously hedging certain installment loans. The remaining unrealized gain on this terminated interest cap is being amortized into earnings over the original life of the interest rate cap.
We have entered into pay-fixed interest rate swaps and interest rate cap agreements to protect a portion of the fair value of certain securities available for sale (‘‘Fair Value Hedge – AFS Securities’’). As a result, the change in the fair value of the pay-fixed interest rate swaps and interest rate cap agreements is expected to offset a portion of the change in the fair value of the fixed rate securities available for sale due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – AFS Securities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged items (fixed rate securities available for sale) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – AFS Securities. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value Hedge – AFS Securities and the hedged item. The related gains or losses are reported in interest income – interest on securities – tax-exempt in our Consolidated Statements of Operations.
We have entered into interest rate floor agreements to manage the variability in future expected cash flows of certain commercial loans (‘‘Cash Flow Hedge – Portfolio Loans’’). We record the fair value of Cash Flow Hedge – Portfolio Loans in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The changes in the fair value of Cash Flow Hedge - Portfolio Loans are recorded in accumulated other comprehensive loss and are reclassified into the line item in our Consolidated Statements of Operations in which the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
hedged items are recorded in the same period the hedged items affect earnings. It is anticipated that as of December 31, 2023, $0.7 million will be reclassified from accumulated other comprehensive loss on Cash Flow Hedge - Portfolio Loans into earnings as a reduction of interest and fees on loans over the next twelve months. The maximum term of any Cash Flow Hedge - Portfolio Loans at December 31, 2023 is 4.2 years.
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
We had entered into a no hedge designation pay-variable interest rate swap agreement in an attempt to manage the cost of certain funding liabilities. The changes in fair value of this no hedge pay-variable interest rate swap is recorded in non-interest expense-other in our Consolidated Statements of Operations. This no hedge designation pay-variable interest rate swap agreement matured during the third quarter of 2023.
We had purchased a swaption agreement during 2021 in an attempt to reduce the impact of price fluctuations of certain mortgage construction loans held for sale. The swaption agreement is presented as "Interest rate swaption agreement" in the table below. The swaption agreement terminated during 2022. The changes in the fair value of the swaption agreement was recognized currently as part of net gains on mortgage loans in our Consolidated Statements of Operations.
In prior years we had entered into certain derivative financial instruments to manage the variability in future expected cash flows of certain debt obligations (‘‘Cash Flow Hedges’’). Cash Flow Hedges had included certain pay-fixed interest rate swap and interest rate cap agreements. The no hedge designation "Interest rate cap agreements" and "Pay-fixed interest rate swap agreements" in the table below had previously qualified for cash flow hedge accounting but were classified to a no hedge designation during 2020 and any changes in fair value since the transfers to the no hedge designation have been recognized in interest expense – other borrowings and subordinated debt and debentures in our Consolidated Statements of Operations since that time. Also in 2020 it became probable that the forecasted transactions being hedged by these interest rate cap agreements would not occur by the end of the originally specified time period and all remaining unrealized losses included as a component of accumulated other comprehensive income (loss) were reclassified into earnings at that time. The pay-fixed interest rate swaps matured in 2021 and during 2022 we terminated $75.0 million of interest rate caps while $15.0 million matured.
In prior periods we offered to our deposit customers an equity linked time deposit product (‘‘Altitude CD’’). The Altitude CD was a time deposit that provided the customer a guaranteed return of principal at maturity plus a potential equity return (a written option), while we receive a like stream of funds based on the equity return (a purchased option). The written and purchased options will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. The written and purchased options in the table below relate to this Altitude CD product and matured during the fourth quarter of 2021.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table illustrate the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:
Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2023		2022		2023		2022
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements	Other assets	$15,636	Other assets	$20,430	Other liabilities	$3,359	Other liabilities	$—
Interest rate cap agreements	Other assets	456	Other assets	931	Other liabilities	—	Other liabilities	—
Interest rate floor agreements	Other assets	4,221	Other assets	—	Other liabilities	—	Other liabilities	—
		20,313		21,361		3,359		—
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	$173	Other assets	$—	Other liabilities	$—	Other liabilities	$1,056
Mandatory commitments to sell mortgage loans	Other assets	—	Other assets	315	Other liabilities	279	Other liabilities	—
Pay-fixed interest rate swap agreements - commercial	Other assets	12,683	Other assets	17,567	Other liabilities	5,514	Other liabilities	504
Pay-variable interest rate swap agreements - commercial	Other assets	5,514	Other assets	504	Other liabilities	12,683	Other liabilities	17,567
		18,370		18,386		18,476		19,127
Total derivatives		$38,683		$39,747		$21,835		$19,127

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)	Loss Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income
	2023	2022	2021		2023	2022	2021		2023	2022	2021
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap agreement - commercial								Interest and fees on loans	$(98)	$831	$392
Pay-fixed interest rate swap agreement - securities available for sale								Interest on securities available for sale - tax-exempt	(4,619)	15,493	4,398
Pay-fixed interest rate swap agreement - installment								Interest and fees on loans	(1,305)	77	—
Pay-fixed interest rate swap agreements - Mortgage								Interest and fees on loans	(2,131)	—	—
Interest rate cap agreements - securities available for sale	$(848)	$—	$—	Interest on securities available for sale - tax - exempt	$(262)	$—	$—	Interest on securities available for sale - tax - exempt	90	—	—
Interest rate cap agreements - installment	—	—	—	Interest and fees on loans	—	—	—	Interest and fees on loans	(14)	—	—
Total	$(848)	$—	$—		$(262)	$—	$—		$(8,077)	$16,401	$4,790
Cash Flow Hedges
Interest rate floor agreements - commercial	$635	$—	$—	Interest expense	$(175)	$—	$—	Interest and fees on loans	$(175)	$—	$—
No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$1,229	$(3,196)	$(4,880)
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	(594)	383	873
Pay-fixed interest rate swap agreements - commercial								Interest income	(9,894)	22,242	4,521
Pay-variable interest rate swap agreements -commercial								Interest income	9,894	(22,242)	(4,521)
Interest rate swaption agreement								Net gains on mortgage loans	—	(186)	(2)
Pay-variable interest rate swap agreement								Non-interest expense - other	(12)	—	—
Pay-fixed interest rate swap agreements								Interest expense	—	—	295
Interest rate cap agreements								Interest expense	—	245	30
Purchased options								Interest expense	—	—	(42)
Written options								Interest expense	—	—	42
Total									$623	$(2,754)	$(3,684)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 17 – RELATED PARTY TRANSACTIONS
Certain directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2023 and 2022.
A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2023	2022
	(In thousands)
Balance at beginning of year	$7,742	$6,879
New loans and advances	478	1,957
Repayments	(847)	(1,094)
Balance at end of year	$7,373	$7,742
We had $1.69 million and $1.91 million in loan commitments to directors and executive officers at December 31, 2023 and 2022, respectively. Of these commitments, $0.03 million and $0.01 million were outstanding at December 31, 2023 and 2022, respectively, and included in the table above.
Deposits held by us for directors and executive officers totaled $2.9 million and $2.6 million at December 31, 2023 and 2022, respectively.
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
Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2023). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.
The cost components of our operating leases follows:

	2023	2022	2021
	(In thousands)
Operating lease cost	$1,436	$1,636	$1,672
Variable lease cost	97	78	63
Short-term lease cost	94	91	64
Total	$1,627	$1,805	$1,799
Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Supplemental balance sheet information related to our operating leases follows:

	2023	2022
	(In thousands)
Lease right of use asset (1)	$4,911	$5,544
Lease liabilities (2)	$5,114	$5,769

Weighted average remaining lease term (years)	6.03	5.86
Weighted average discount rate	2.7%	2.4%
(1)Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.
Maturity analysis of our lease liabilities at December 31, 2023 based on required contractual payments follows:

(In thousands)
2024	$1,142
2025	1,075
2026	903
2027	714
2028	685
2029 and thereafter	1,041
Total lease payments	5,560
Less imputed interest	(446)
Total	$5,114
NOTE 19 – CONCENTRATIONS OF CREDIT RISK
Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise failing to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2023, include $1.406 billion of loans secured by residential real estate and $241.7 million of construction and land development loans.
Additionally, within our commercial real estate and commercial and industrial loan classes, we had significant standard industry classification concentrations in the following categories as of December 31, 2023: Lessors of Nonresidential Real Estate ($530.9 million); Accommodation and Food Services ($146.8 million); Construction ($128.7 million); Lessors of Residential Real Estate ($123.4 million); Health Care and Social Assistance ($119.5 million); and Manufacturing ($95.5 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.
NOTE 20 – REGULATORY MATTERS
Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2023, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Bank had positive undivided profits of $176.6 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent or that would not be in accordance with guidelines of regulatory authorities.
We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2023 and 2022, have our Bank categorized as well capitalized and exceeding the minimum ratio for adequately capitalized institutions plus the capital conservation buffer. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (‘‘FDIC’’) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2023
Total capital to risk-weighted assets
Consolidated	$573,972	13.71%	$335,014	8.00%	NA	NA
Independent Bank	521,374	12.46	334,673	8.00	$418,341	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$481,569	11.50%	$251,260	6.00%	NA	NA
Independent Bank	469,023	11.21	251,005	6.00	$334,673	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$443,065	10.58%	$188,445	4.50%	NA	NA
Independent Bank	469,023	11.21	188,254	4.50	$271,922	6.50%

Tier 1 capital to average assets
Consolidated	$481,569	9.03%	$213,227	4.00%	NA	NA
Independent Bank	469,023	8.80	213,180	4.00	$266,475	5.00%

2022
Total capital to risk-weighted assets
Consolidated	$536,549	13.62%	$315,059	8.00%	NA	NA
Independent Bank	480,886	12.22	314,733	8.00	$393,416	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$447,299	11.36%	$236,294	6.00%	NA	NA
Independent Bank	431,685	10.97	236,049	6.00	$314,733	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$408,863	10.38%	$177,221	4.50%	NA	NA
Independent Bank	431,685	10.97	177,037	4.50	$255,720	6.50%

Tier 1 capital to average assets
Consolidated	$447,299	8.86%	$201,875	4.00%	NA	NA
Independent Bank	431,685	8.56	201,820	4.00	$252,275	5.00%
_______________________________

(1)	These ratios do not reflect a capital conservation buffer of 2.50% at December 31, 2023 and 2022.
NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2023	2022	2023	2022
	(In thousands)
Total shareholders’ equity	$404,449	$347,596	$430,407	$370,418
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	66,344	86,966	66,344	86,966
Goodwill and other intangibles	(30,304)	(30,851)	(30,304)	(30,851)
CECL (1)	2,576	5,152	2,576	5,152
Common equity tier 1 capital	443,065	408,863	469,023	431,685
Qualifying trust preferred securities	38,504	38,436	—	—
Tier 1 capital	481,569	447,299	469,023	431,685
Subordinated debt	40,000	40,000	—	—
Allowance for credit losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	52,403	49,250	52,351	49,201
Total risk-based capital	$573,972	$536,549	$521,374	$480,886

(1)	We elected the three years CECL transition method for regulatory purposes.

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
Derivatives: The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap, interest rate cap, interest rate floor and swaption agreements are derived from proprietary models which utilize current market data. The significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management (recurring Level 2).

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
	(In thousands)
December 31, 2023:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$9,507	$—	$9,507	$—
U.S. agency residential mortgage-backed	81,217	—	81,217	—
U.S. agency commercial mortgage-backed	12,297	—	12,297	—
Private label mortgage-backed	86,469	—	86,469	—
Other asset backed	112,931	—	112,931	—
Obligations of states and political subdivisions	302,737	—	302,737	—
Corporate	73,250	—	73,250	—
Trust preferred	942	—	942	—
Loans held for sale, carried at fair value	12,063	—	12,063	—
Capitalized mortgage loan servicing rights	42,243	—	—	42,243
Derivatives (1)	38,683	—	38,683	—
Liabilities
Derivatives (2)	21,835	—	21,835	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	551	—	—	551
Mortgage
1-4 family owner occupied - non-jumbo	732	—	—	732
1-4 family non-owner occupied	33	—	—	33
1-4 family - 2nd lien	157	—	—	157
Resort lending	92	—	—	92
Installment
Boat lending	192	—	—	192
Recreational vehicle lending	196	—	—	196
Other	66	—	—	66
______________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2022:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$12,101	$—	$12,101	$—
U.S. agency residential mortgage-backed	90,458	—	90,458	—
U.S. agency commercial mortgage-backed	13,453	—	13,453	—
Private label mortgage-backed	93,845	—	93,845	—
Other asset backed	194,725	—	194,725	—
Obligations of states and political subdivisions	295,677	—	295,677	—
Corporate	78,157	—	78,157	—
Trust preferred	931	—	931	—
Loans held for sale, carried at fair value	26,518	—	26,518	—
Capitalized mortgage loan servicing rights	42,489	—	—	42,489
Derivatives (1)	39,747	—	39,747	—
Liabilities
Derivatives (2)	19,127	—	19,127	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Loans held for sale, carried at the lower of cost or fair value	20,367	20,367	—	—
Collateral dependent loans (3)
Commercial
Commercial and industrial	138	—	—	138
Commercial real estate	1,068	—	—	1,068
Mortgage
1-4 family owner occupied - non-jumbo	415	—	—	415
1-4 family non-owner occupied	52	—	—	52
1-4 family - 2nd lien	165	—	—	165
Resort lending	25	—	—	25
Installment
Boat lending	196	—	—	196
Recreational vehicle lending	19	—	—	19
Other	87	—	—	87
________________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets -Mortgage Loans	Mortgage Loan Servicing, net	Total Change in Fair Values Included in Current Period Earnings
	(In thousands)

2023
Loans held for sale	$2,281	$—	$2,281
Capitalized mortgage loan servicing rights	—	(4,202)	(4,202)

2022
Loans held for sale	(3,393)	—	(3,393)
Capitalized mortgage loan servicing rights	—	10,196	10,196

2021
Loans held for sale	(2,805)	—	(2,805)
Capitalized mortgage loan servicing rights	—	(2,108)	(2,108)
For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.
The following represent impairment charges recognized during the years ended December 31, 2023, 2022 and 2021 relating to assets measured at fair value on a non-recurring basis:
•Loans that are individually evaluated using the fair value of collateral for collateral dependent loans had a carrying amount of $2.0 million, which is net of a valuation allowance of $1.3 million at December 31, 2023, and had a carrying amount of $2.2 million, which is net of a valuation allowance of $2.1 million at December 31, 2022. An additional provision for credit losses relating to these collateral dependent loans of $1.1 million, $1.5 million and $0.3 million was included in our results of operations for the years ending December 31, 2023, 2022 and 2021, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2023	2022	2021
	(In thousands)
Beginning balance	$42,489	$26,232	$16,904
Total losses realized and unrealized:
Included in results of operations	(4,202)	10,196	(2,108)
Included in other comprehensive income (loss)	—	—	—
Purchases, issuances, settlements, maturities and calls	3,956	6,061	11,436
Transfers in and/or out of Level 3	—	—	—
Ending balance	$42,243	$42,489	$26,232

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(4,202)	$10,196	$(2,108)
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

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2023
Capitalized mortgage loan servicing rights	$42,243	Present value of net servicing revenue	Discount rate	10.00% to 14.27%	10.25%
			Cost to service	$70 to $442	$79
			Ancillary income	20 to 30	20
			Float rate		3.82%
			Prepayment rate	6.56% to 26.47%	8.50%

2022
Capitalized mortgage loan servicing rights	$42,489	Present value of net servicing revenue	Discount rate	10.00% to 13.23%	10.12%
			Cost to service	$66 to $150	$78
			Ancillary income	20 to 35	21
			Float rate	4.03%	4.03%
			Prepayment rate	7.03% to 30.40%	7.97%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2023
Collateral dependent loans
Commercial	$551	Sales comparison approach	Adjustment for differences between comparable sales	(5.0)% to 6.0%	(0.4)%

Mortgage and Installment (1)	1,468	Sales comparison approach	Adjustment for differences between comparable sales	(4.1) to 10.5	3.1

2022
Collateral dependent loans
Commercial	$1,206	Sales comparison approach	Adjustment for differences between comparable sales	41.7% to 20.0%	(0.4)%

Mortgage and Installment (1)	959	Sales comparison approach	Adjustment for differences between comparable sales	(73.3) to 65.2	(5.3)
______________________________________

(1)
In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2023 and 2022 certain collateral dependent installment loans totaling approximately $0.45 million and $0.30 million are secured by collateral other than real estate. For the majority of these loans, we apply internal discount rates to industry valuation guides.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2023	$12,063	$(61)	$12,124
2022	26,518	(2,342)	28,860
2021	55,470	1,051	54,419

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2023
Assets
Cash and due from banks	$68,208	$68,208	$68,208	$—	$—
Interest bearing deposits	101,573	101,573	101,573	—	—
Securities available for sale	679,350	679,350	—	679,350	—
Securities held to maturity	353,988	318,606	—	318,606	—
Federal Home Loan Bank and Federal Reserve Bank Stock	16,821	NA	NA	NA	NA
Net loans and loans held for sale	3,748,306	3,453,790	—	12,063	3,441,727
Accrued interest receivable	19,044	19,044	58	6,486	12,500
Derivative financial instruments	38,683	38,683	—	38,683	—
Liabilities
Deposits with no stated maturity (1)	$3,704,808	$3,704,808	$3,704,808	$—	$—
Deposits with stated maturity (1)	918,071	914,404	—	914,404	—
Other borrowings	50,026	49,831	—	49,831	—
Subordinated debt	39,510	40,352	—	40,352	—
Subordinated debentures	39,728	38,103	—	38,103	—
Accrued interest payable	6,534	6,534	482	6,052	—
Derivative financial instruments	21,835	21,835	—	21,835	—
2022
Assets
Cash and due from banks	$70,180	$70,180	$70,180	$—	$—
Interest bearing deposits	4,191	4,191	4,191	—	—
Securities available for sale	779,347	779,347	—	779,347	—
Securities held to maturity	374,818	335,418	—	335,418	—
Federal Home Loan Bank and Federal Reserve Bank Stock	17,653	NA	NA	NA	NA
Net loans and loans held for sale	3,459,802	3,185,518	20,367	26,518	3,138,633
Accrued interest receivable	16,513	16,513	1	6,503	10,009
Derivative financial instruments	39,747	39,747	—	39,747	—
Liabilities
Deposits with no stated maturity (1)	$3,798,848	$3,798,848	$3,798,848	$—	$—
Deposits with stated maturity (1)	580,221	573,739	—	573,739	—
Other borrowings	86,006	86,006	—	86,006	—
Subordinated debt	39,433	41,058	—	41,058	—
Subordinated debentures	39,660	38,982	—	38,982	—
Accrued interest payable	2,287	2,287	415	1,872	—
Derivative financial instruments	19,127	19,127	—	19,127	—
NA – Not applicable

(1)
Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $723.014 million and $555.781 million at December 31, 2023 and 2022, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $109.006 million and $46.794 million at December 31, 2023 and 2022, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A summary of changes in accumulated other comprehensive income (loss) (‘‘AOCIL’’), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities AFS	Unrealized Losses on Securities Transferred to Securities HTM (1)	Dispropor- tionate Tax Effects from Securities AFS	Unrealized Gains on Derivative Instruments	Total
	(In thousands)
2023
Balances at beginning of period	$(68,742)	$(18,223)	$(5,798)	$—	$(92,763)
Other comprehensive income (loss) before reclassifications	17,454	2,815	—	(168)	20,101
Amounts reclassified from AOCIL	175	—	—	345	520
Net current period other comprehensive income	17,629	2,815	—	177	20,621
Balances at end of period	$(51,113)	$(15,408)	$(5,798)	$177	$(72,142)

2022
Balances at beginning of period	$6,299	$—	$(5,798)	$—	$501
Other comprehensive loss before reclassifications	(75,258)	(18,223)	—	—	(93,481)
Amounts reclassified from AOCIL	217	—	—	—	217
Net current period other comprehensive loss	(75,041)	(18,223)	—	—	(93,264)
Balances at end of period	$(68,742)	$(18,223)	$(5,798)	$—	$(92,763)

2021
Balances at beginning of period	$15,822	$—	$(5,798)	$—	$10,024
Other comprehensive loss before reclassifications	(8,408)	—	—	—	(8,408)
Amounts reclassified from AOCIL	(1,115)	—	—	—	(1,115)
Net current period other comprehensive loss	(9,523)	—	—	—	(9,523)
Balances at end of period	$6,299	$—	$(5,798)	$—	$501
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
A summary of reclassifications out of each component of AOCIL for the years ended December 31 follows:

AOCIL Component	Reclassified From AOCIL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2023
Unrealized gains (losses) on securities available for sale	$(222)	Net gains (losses) on securities available for sale
	(47)	Income tax expense
	$(175)	Reclassifications, net of tax

Unrealized gains on derivative instruments
	$437	Interest income
	92	Income tax expense
	$345	Reclassifications, net of tax

	$(520)	Total reclassifications for the period, net of tax

2022
Unrealized gains (losses) on securities available for sale	$(275)	Net gains (losses) on securities available for sale
	(58)	Income tax expense
	$(217)	Reclassifications, net of tax

2021
Unrealized gains (losses) on securities available for sale	$1,411	Net gains (losses) on securities available for sale
	296	Income tax expense
	$1,115	Reclassifications, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
Presented below are condensed financial statements for our parent company.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2023	2022
	(In thousands)
ASSETS
Cash and due from banks	$6,519	$10,502
Interest bearing deposits - time	40,000	40,000
Investment in subsidiaries	436,887	376,930
Accrued income and other assets	4,419	6,220
Total Assets	$487,825	$433,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$39,510	$39,433
Subordinated debentures	39,728	39,660
Accrued expenses and other liabilities	3,186	6,048
Shareholders’ equity	405,401	348,511
Total Liabilities and Shareholders’ Equity	$487,825	$433,652
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$24,000	$30,000	$32,000
Interest income	1,317	199	55
Other income	96	54	33
Total Operating Income	25,413	30,253	32,088

OPERATING EXPENSES
Interest expense	5,726	4,311	3,625
Administrative and other expenses	1,134	892	787
Total Operating Expenses	6,860	5,203	4,412
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	18,553	25,050	27,676
Income tax benefit	(1,215)	(1,108)	(1,048)
Income Before Equity in Undistributed Net Income of Subsidiaries	19,768	26,158	28,724
Equity in undistributed net income of subsidiaries	39,299	37,193	34,171
Net Income	$59,067	$63,351	$62,895

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
Net Income	$59,067	$63,351	$62,895
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax benefit	(56)	(110)	(81)
Share based compensation	91	95	95
Accretion of discount on subordinated debt and debentures	145	144	144
(Increase) decrease in accrued income and other assets	1,857	(6,012)	788
Increase (decrease) in accrued expenses and other liabilities	(2,862)	5,205	159
Equity in undistributed net income of subsidiaries	(39,299)	(37,193)	(34,171)
Total Adjustments	(40,124)	(37,871)	(33,066)
Net Cash From Operating Activities	18,943	25,480	29,829

CASH FLOW USED IN INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(80,000)	(115,000)	(160,000)
Maturity of interest bearing deposits - time	80,000	115,000	160,000
Net Cash Used In Investing Activities	—	—	—

CASH FLOW USED IN FINANCING ACTIVITIES
Dividends paid	(19,327)	(18,565)	(18,155)
Proceeds from issuance of common stock	2,208	2,124	1,913
Share based compensation withholding obligation	(650)	(620)	(691)
Repurchase of common stock	(5,157)	(4,010)	(17,269)
Net Cash Used In Financing Activities	(22,926)	(21,071)	(34,202)
Net Increase (Decrease) in Cash and Cash Equivalents	(3,983)	4,409	(4,373)
Cash and Cash Equivalents at Beginning of Year	10,502	6,093	10,466
Cash and Cash Equivalents at End of Year	$6,519	$10,502	$6,093
NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS
We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net gains (losses) on securities AFS, mortgage loan servicing, net and bank owned life insurance and were approximately 86.8%, 84.1% and 84.6% of total revenues at December 31, 2023, 2022 and 2021, respectively.
Material sources of revenue that are included in the scope of this topic include service charges on deposit accounts, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2023 and 2022.

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
Interchange income: Interchange income primarily includes debit card interchange and network revenues. Debit card interchange and network revenues are earned on debit card transactions conducted through payment networks such as MasterCard, NYCE (during 2021) and Accel. Interchange income is recognized concurrently with the delivery of services on a daily basis. Interchange and network revenues are presented gross of interchange expenses, which are presented separately as a component of non-interest expense.
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
Net (gains) losses on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2023, 2022 or 2021 that were financed by us.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2023	(In thousands)
Retail
Overdraft fees	$9,686	$—	$—	$—	$9,686
Account service charges	2,162	—	—	—	2,162
ATM fees	—	1,636	—	—	1,636
Other	—	993	—	—	993
Business
Overdraft fees	513	—	—	—	513
ATM fees	—	47	—	—	47
Other	—	414	—	—	414
Interchange income	—	—	13,996	—	13,996
Asset management revenue	—	—	—	1,861	1,861
Transaction based revenue	—	—	—	1,595	1,595

Total	$12,361	$3,090	$13,996	$3,456	$32,903

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$3,090
Investment and insurance commissions					3,456
Bank owned life insurance (1)					474
Other (1)					5,459
Total					$12,479
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2022	(In thousands)
Retail
Overdraft fees	$10,090	$—	$—	$—	$10,090
Account service charges	1,626	—	—	—	1,626
ATM fees	—	1,186	—	—	1,186
Other	—	972	—	—	972
Business
Overdraft fees	572	—	—	—	572
ATM fees	—	29	—	—	29
Other	—	315	—	—	315
Interchange income	—	—	13,955	—	13,955
Asset management revenue	—	—	—	1,781	1,781
Transaction based revenue	—	—	—	1,117	1,117

Total	$12,288	$2,502	$13,955	$2,898	$31,643

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,502
Investment and insurance commissions					2,898
Bank owned life insurance (1)					360
Other (1)					4,977
Total					$10,737
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2021	(In thousands)
Retail
Overdraft fees	$8,431	$—	$—	$—	$8,431
Account service charges	1,130	—	—	—	1,130
ATM fees	—	1,109	—	—	1,109
Other	—	819	—	—	819
Business
Overdraft fees	609	—	—	—	609
ATM fees	—	24	—	—	24
Other	—	328	—	—	328
Interchange income	—	—	14,045	—	14,045
Asset management revenue	—	—	—	1,689	1,689
Transaction based revenue	—	—	—	914	914

Total	$10,170	$2,280	$14,045	$2,603	$29,098

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,280
Investment and insurance commissions					2,603
Bank owned life insurance (1)					567
Other (1)					3,942
Total					$9,392
(1) Excluded from the scope of ASC Topic 606.

QUARTERLY FINANCIAL DATA (UNAUDITED)
A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2023
Interest income	$53,936	$57,948	$62,432	$65,361
Net interest income	38,441	38,350	39,427	40,111
Provision for credit losses	2,160	3,317	1,350	(617)
Income before income tax	15,875	18,202	21,652	17,947
Net income	12,991	14,790	17,543	13,743

Net income per common share
Basic	0.62	0.70	0.84	0.66
Diluted	0.61	0.70	0.83	0.65

2022
Interest income	$34,741	$38,364	$44,925	$50,978
Net interest income	33,001	36,061	39,897	40,602
Provision for credit losses	(1,573)	2,379	3,145	1,390
Income before income tax	22,072	15,880	21,247	18,589
Net income	17,967	13,001	17,297	15,086

Net income per common share
Basic	0.85	0.62	0.82	0.72
Diluted	0.84	0.61	0.81	0.71
QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2023			2022
	High	Low	Close	High	Low	Close	2023	2022
First quarter	$24.73	$16.45	$17.77	$26.00	$21.87	$22.00	$0.23	$0.22
Second quarter	19.33	14.90	16.96	22.59	17.87	19.28	0.23	0.22
Third quarter	21.35	16.45	18.34	21.87	18.38	19.10	0.23	0.22
Fourth quarter	26.99	16.90	26.02	24.97	19.00	23.92	0.23	0.22
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