Form 10-K, Exhibit 13
period 2024-12-31
INDEPENDENT BANK CORP /MI/
filed 2025-03-07
CIK 39311

PERFORMANCE GRAPH
The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2019, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$250
$200
$150
$100
$50
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24

	Period Ending
Index	12/31/19	12/31/20	12/31/21	12/31/22	12/31/23	12/31/24
Independent Bank Corporation	$100.00	$85.72	$115.03	$119.91	$136.67	$188.95
NASDAQ Composite	100.00	144.92	177.06	119.45	172.77	223.87
NASDAQ Bank	100.00	87.20	119.74	99.06	109.02	146.80

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2024	2023	2022	2021	2020
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$266,776	$239,677	$169,008	$138,080	$139,829
Interest expense	100,528	83,348	19,447	8,315	16,217
Net interest income	166,248	156,329	149,561	129,765	123,612
Provision for credit losses(1)	4,468	6,210	5,341	(1,928)	12,463
Net gains (losses) on securities available for sale	(428)	(222)	(275)	1,411	267
Other non-interest income	56,790	50,898	62,184	75,232	80,478
Non-interest expense	135,096	127,119	128,341	131,023	122,413
Income before income tax	83,046	73,676	77,788	77,313	69,481
Income tax expense	16,256	14,609	14,437	14,418	13,329
Net income	$66,790	$59,067	$63,351	$62,895	$56,152

PER COMMON SHARE DATA
Net income per common share
Basic	$3.20	$2.82	$3.00	$2.91	$2.56
Diluted	3.16	2.79	2.97	2.88	2.53
Cash dividends declared and paid	0.96	0.92	0.88	0.84	0.80
Book value	21.76	19.41	16.50	18.82	17.82

SELECTED BALANCES
Assets	$5,338,104	$5,263,726	$4,999,787	$4,704,740	$4,204,013
Loans	4,038,825	3,790,901	3,465,352	2,905,045	2,733,678
Allowance for credit losses(1)	59,379	54,658	52,435	47,252	35,429
Deposits	4,654,088	4,622,879	4,379,069	4,117,090	3,637,355
Shareholders’ equity	454,686	404,449	347,596	398,484	389,522
Other borrowings	45,009	50,026	86,006	30,009	30,012
Subordinated debt	39,586	39,510	39,433	39,357	39,281
Subordinated debentures	39,796	39,728	39,660	39,592	39,524

SELECTED RATIOS
Net interest income to average interest earning assets	3.38%	3.26%	3.32%	3.10%	3.34%
Net income to
Average shareholders' equity	15.66	16.04	18.41	16.13	15.68
Average assets	1.27	1.15	1.31	1.41	1.43
Average shareholders’ equity to average assets	8.14	7.20	7.13	8.73	9.10
Tier 1 capital to average assets	9.85	9.03	8.86	8.79	9.15
Non-performing loans to Portfolio Loans	0.15	0.14	0.11	0.18	0.29
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
This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the primary risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks are not the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.
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

Recent Developments. Pressures from various global and national macroeconomic conditions, including heightened inflation, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, recent adverse weather conditions, the continuation of the Russia-Ukraine war, ongoing conflict in the Middle East, and potential governmental responses to these events, continue to create significant economic uncertainty. In addition, pursuit of various initiatives announced by the new Trump administration may create some degree of volatility in our customers’ businesses, regulation of the financial services industry, and the markets in which we operate.
The extent to which these pressures and other factors may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Material adverse impacts may include all or a combination of valuation impairments on our intangible assets, securities available for sale, securities held to maturity, loans, capitalized mortgage loan servicing rights or deferred tax assets.
It is against this backdrop that we discuss our results of operations and financial condition in 2024 as compared to earlier periods.
RESULTS OF OPERATIONS
Summary. We recorded net income of $66.8 million, or $3.16 per diluted share, in 2024, net income of $59.1 million, or $2.79 per diluted share, in 2023, and net income of $63.4 million, or $2.97 per diluted share, in 2022.
KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2024	2023	2022
Net income to
Average shareholders' equity	15.66%	16.04%	18.41%
Average assets	1.27	1.15	1.31
Net income per common share
Basic	$3.20	$2.82	$3.00
Diluted	3.16	2.79	2.97
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
Net interest income totaled $166.2 million during 2024, compared to $156.3 million and $149.6 million during 2023 and 2022, respectively. The increase in net interest income in 2024 compared to 2023 primarily reflects a $128.5 million increase in average interest-earning assets and a 12 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).
The increase in net interest income in 2023 compared to 2022 primarily reflects a $262.0 million increase in average interest-earning assets that was partially offset by a six basis point decrease in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).
The increase in average interest-earning assets during 2024 primarily reflects growth in commercial and mortgage loans while the increase in average interest-earning assets during 2023 primarily reflects growth in commercial, mortgage and installment loans. The growth in both years was funded primarily by an increase in deposits and a decrease in securities AFS and securities HTM as well as a decrease in interest bearing cash deposits during 2024.
The 12 basis point increase in the net interest margin during 2024 as compared to 2023 primarily reflects a 42 basis point increase in interest income as a percent of average interest-earning assets which was partially offset by a 30 basis point increase in interest expense as a percent of average interest-earning assets. These increases are primarily attributed to the impact of federal funds rate increases during this period as well as a change in the mix of earnings assets and funding liabilities. We have seen a shift in earning assets from securities AFS and HTM and overnight cash balances to commercial and mortgage loans. In addition our funding mix has seen additional shifting from non-interest bearing deposits to interest-bearing deposits and an increase in time deposits. See Asset/liability management.
The six basis point decrease in the net interest margin during 2023 as compared to 2022 primarily reflected a 130 basis point increase in interest expense as a percent of average interest-earning assets which was partially offset by a 124 basis point increase in interest income as a percent of average interest-earning assets. Those increases were primarily attributed to an increase in the federal funds rate during this period. During this period our net interest margin had been negatively impacted by changes in funding mix (such as shifting from non-interest bearing deposits to interest-bearing deposits and an increase in time deposits) as well as higher deposit pricing sensitivity to the increases in interest rates discussed above.
Interest and fees on loans include zero in 2024 and 2023, and $0.8 million in 2022, of accretion of net loan fees on Payroll Protection Program ("PPP") loans. Unaccreted net loan fees on PPP loans remaining were zero at December 31, 2024 and 2023.
Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $4.6 million, $4.8 million and $4.4 million in 2024, 2023 and 2022, respectively.
AVERAGE BALANCES AND RATES

	2024			2023			2022
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$3,882,822	$228,229	5.88%	$3,624,406	$197,462	5.45%	$3,227,803	$138,765	4.30%
Tax-exempt loans(1)	8,597	451	5.25	6,855	333	4.86	7,771	370	4.76
Taxable securities	652,772	18,883	2.89	771,121	23,314	3.02	945,665	20,676	2.19
Tax-exempt securities(1)	294,443	13,907	4.72	317,553	14,039	4.42	331,322	10,191	3.08
Interest bearing cash	94,621	5,013	5.30	83,587	4,416	5.28	28,773	142	0.49
Other investments	16,363	1,195	7.30	17,557	1,013	5.77	17,768	742	4.18
Interest earning assets	4,949,618	267,678	5.41	4,821,079	240,577	4.99	4,559,102	170,886	3.75
Cash and due from banks	55,309			58,473			59,507
Other assets, net	235,025			236,072			207,114
Total assets	$5,239,952			$5,115,624			$4,825,723
LIABILITIES
Savings and interest-bearing checking	$2,727,778	57,571	2.11	$2,564,097	44,728	1.74	$2,526,296	10,278	0.41
Time deposits	815,815	35,123	4.31	785,684	30,347	3.86	399,987	3,873	0.97
Other borrowings	118,282	7,834	6.62	128,945	8,273	6.42	121,871	5,296	4.35
Interest bearing liabilities	3,661,875	100,528	2.75	3,478,726	83,348	2.40	3,048,154	19,447	0.64
Non-interest bearing deposits	1,047,843			1,164,816			1,338,736
Other liabilities	103,622			103,721			94,638
Shareholders’ equity	426,612			368,361			344,195
Total liabilities and shareholders’ equity	$5,239,952			$5,115,624			$4,825,723
Net interest income		$167,150			$157,229			$151,439
Net interest income as a percent of average interest earning assets			3.38%			3.26%			3.32%
__________________________
(1)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT ("FTE")

	Year Ended December 31,
	2024	2023	2022
	(Dollars in thousands)
Net interest income	$166,248	$156,329	$149,561
Add: taxable equivalent adjustment	902	900	1,878
Net interest income - taxable equivalent	$167,150	$157,229	$151,439
Net interest margin (GAAP)	3.36%	3.24%	3.28%
Net interest margin (FTE)	3.38%	3.26%	3.32%
CHANGE IN NET INTEREST INCOME

	2024 compared to 2023			2023 compared to 2022
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$14,606	$16,161	$30,767	$18,485	$40,212	$58,697
Tax-exempt loans(2)	90	28	118	(44)	7	(37)
Taxable securities	(3,458)	(973)	(4,431)	(4,291)	6,929	2,638
Tax-exempt securities(2)	(1,058)	926	(132)	(440)	4,288	3,848
Interest bearing cash	585	12	597	702	3,572	4,274
Other investments	(73)	255	182	(9)	280	271
Total interest income	10,692	16,409	27,101	14,403	55,288	69,691
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	2,995	9,848	12,843	156	34,294	34,450
Time deposits	1,197	3,579	4,776	6,458	20,016	26,474
Other borrowings	(700)	261	(439)	323	2,654	2,977
Total interest expense	3,492	13,688	17,180	6,937	56,964	63,901
Net interest income	$7,200	$2,721	$9,921	$7,466	$(1,676)	$5,790
__________________________
(1)The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2024	2023	2022
As a percent of average interest earning assets
Loans	78.6%	75.3%	71.0%
Other interest earning assets	21.4	24.7	29.0
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	55.1%	53.2%	55.4%
Time deposits	16.5	16.3	8.8
Other borrowings	2.4	2.7	2.7
Average interest bearing liabilities	74.0%	72.2%	66.9%
Earning asset ratio	94.5%	94.2%	94.5%
Free-funds ratio(1)	26.0	27.8	33.1
__________________________
(1)Average interest earning assets less average interest bearing liabilities.
Provision for credit losses. The provision for credit losses was an expense of $4.5 million, $6.2 million and $5.3 million in 2024, 2023, and 2022, respectively. The provision reflects our assessment of the allowance for credit losses (the “ACL”) taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, economic conditions and loan net charge-offs. While we use relevant information to recognize losses on loans and securities HTM, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The decrease in the provision for credit losses in 2024 compared to 2023 was primarily due to a loss incurred on a $3.0 million corporate security HTM (Signature Bank) that defaulted and was fully charged off during the first quarter of 2023 and a recovery on that same security HTM during the first quarter of 2024 that was partially offset by an increase in provision in the commercial and mortgage loan portfolios. The increase in the provision for credit losses in 2023 compared to 2022 was primarily due to a loss incurred on a $3.0 million corporate security HTM (Signature Bank) that defaulted and was fully charged off during the first quarter that was partially offset by a decline in loan growth rate. See “Portfolio Loans and asset quality” for a discussion of the various components of the ACL and their impact on the provision for credit losses in 2024 and note #19 to the Consolidated Financial Statements included within this report for a discussion on industry concentrations.
Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $56.4 million during 2024 compared to $50.7 million and $61.9 million during 2023 and 2022, respectively.
NON-INTEREST INCOME

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Interchange income	$13,992	$13,996	$13,955
Service charges on deposit accounts	11,870	12,361	12,288
Net gains (losses) on assets
Mortgage loans	6,579	7,436	6,431
Equity securities at fair value	2,685	—	—
Securities available for sale	(428)	(222)	(275)
Mortgage loan servicing, net	9,447	4,626	18,773
Investment and insurance commissions	3,268	3,456	2,898
Bank owned life insurance	834	474	360
Other	8,115	8,549	7,479
Total non-interest income	$56,362	$50,676	$61,909

Service charges on deposit accounts totaled $11.9 million in 2024, as compared to $12.4 million in 2023 and $12.3 million during 2022. The decrease in 2024 relative to the prior year was primarily due to a decrease in non-sufficient funds occurrences (and related fees).
We realized net gains of $6.6 million on mortgage loans during 2024, compared to $7.4 million and $6.4 million during 2023 and 2022, respectively. As reflected in the table below, the sale of mortgage loans decreased from both 2023 and 2022. Mortgage loan activity is summarized as follows:
MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2024	2023	2022
	(Dollars in thousands)
Mortgage loans originated	$518,256	$554,461	$935,807
Mortgage loans sold(1)	395,617	407,613	602,797
Net gains on mortgage loans	6,579	7,436	6,431
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	1.66%	1.82%	1.07%
Fair value adjustments included in the Loan Sales Margin	0.13	0.62	(1.12)
__________________________
(1)2024 includes the sale of $20.8 million of portfolio residential fixed rate mortgage loans. 2023 includes the sale of $56.7 million of portfolio residential fixed rate and adjustable rate mortgage loans. 2022 includes the sale of $63.0 million of portfolio residential fixed rate mortgage loans and adjustable rate mortgage loans.
Mortgage loans originated decreased in both 2024 as compared to 2023 and 2023 as compared to 2022 as higher mortgage loan interest rates negatively impacted mortgage loan demand. Mortgage loans sold decreased in each of these years due primarily to lower loan origination volume.
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
Net gains on mortgage loans decreased in 2024 as compared to 2023 primarily due to the decrease in the Loan Sales Margin which was favorably impacted by fair value adjustments on certain unhedged construction loans during 2023 as a result of the significant increase in interest rates during that period. These favorable adjustments were much less during 2024. Net gains on mortgage loans increased in 2023 as compared to 2022 primarily due to the increase in the Loan Sales Margin due to the impact of the fair value adjustments on certain unhedged construction loans during 2023.
Gain on equity securities at fair value totaled $2.7 million during 2024. This gain is the consequence of the exchange of our shares of Visa Class B-1 common stock on May 6, 2024 into a combination of Visa Class C common stock and Visa Class B-2 common stock. With the completion of this exchange, we were able to sell our Visa Class C common stock (as it was convertible into publicly traded Visa Class A common stock) while the Visa Class B-2 common stock continues to be held and carried at zero. See note #11 to the Consolidated Financial Statements.
We generated net losses on securities of $(0.43) million, $(0.22) million and $(0.28) million in 2024, 2023 and 2022, respectively. These net losses were due to the sales of securities as outlined in the table below. We recorded no credit related charges in 2024, 2023 or 2022 for securities AFS. See “Securities” below and note #3 to the Condensed Consolidated Financial Statements.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses	Net
	(In thousands)
2024	$39,517	$14	$442	$(428)
2023	278	—	222	(222)
2022	70,523	164	439	(275)
Mortgage loan servicing, net, generated income of $9.4 million in 2024 compared to income of $4.6 million and $18.8 million in 2023 and 2022, respectively. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels and expected float rates. Mortgage loan servicing, net activity is summarized in the following table:
MORTGAGE LOAN SERVICING ACTIVITY

	2024	2023	2022
	(In thousands)
Mortgage loan servicing:
Revenue, net	$8,914	$8,828	$8,577
Fair value change due to price	4,540	(280)	14,272
Fair value change due to pay-downs	(4,007)	(3,922)	(4,076)
Total	$9,447	$4,626	$18,773
Activity related to capitalized mortgage loan servicing rights is as follows:
CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2024	2023	2022
	(In thousands)
Balance at January 1,	$42,243	$42,489	$26,232
Originated servicing rights capitalized	4,020	3,956	6,061
Change in fair value	533	(4,202)	10,196
Balance at December 31,	$46,796	$42,243	$42,489
At December 31, 2024, we were servicing approximately $3.5 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.13% and a weighted average service fee of approximately 25.5 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2024 totaled $46.8 million, representing approximately 132 basis points on the related amount of mortgage loans serviced for others.
On December 5, 2024 we executed a letter of intent to sell a portion of our mortgage loan servicing rights to a third party. This sale closed on January 31, 2025 with the sale of approximately $935.3 million of mortgage loan servicing rights (26.4% of total servicing portfolio). This sale represents approximately $13.2 million (28.2%) of the total capitalized mortgage loan servicing right asset. While this transaction closed on January 31, 2025, we continued to service these loans under a sub-servicing arrangement through March 3, 2025, at which time servicing was transferred to the buyer. While there remains a customary hold back of final settlement funds of approximately $0.66 million relating to this transaction, we are not aware of any issues that will have a material impact on this final payment. Transaction expenses relating to this sale were approximately $0.5 million and will be expensed during the first quarter of 2025. This transaction was executed in part to reduce the amount of exposure the bank had to rate variances that may impact the mortgage servicing right asset valuation in future periods. With this sale, it is expected mortgage servicing revenue, net will decrease commensurate with amount of servicing sold. While the magnitude of fair value adjustments would also be expected to decrease, those adjustments are dependent upon factors that are harder to predict.
Investment and insurance commissions totaled $3.3 million in 2024 as compared to $3.5 million and $2.9 million in 2023 and 2022. The decrease in revenue in 2024 as compared to 2023 was due to lower sales volume and a decrease in fee based revenue while the increase in revenue in 2023 as compared to 2022 was primarily due to higher sales volume and an increase in fee based revenue.
We earned $0.8 million, $0.5 million and $0.4 million in 2024, 2023 and 2022, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The total cash surrender value of our bank owned life insurance was $53.9 million and $54.3 million at December 31, 2024 and 2023, respectively. The changes in earnings in each year is due to changes in the crediting rate.
Other non-interest income totaled $8.1 million, $8.5 million and $7.5 million in 2024, 2023 and 2022, respectively. Other non-interest income decreased in 2024 as compared to 2023 due primarily to a decrease in certain electronic banking fees we discontinued during 2024 and lower gains on the sale of bank owned properties. The increase in 2023 as compared to 2022 is due to an increase in fees related to interest rate swaps for commercial loan customers (due to a higher level of these transactions during 2023), an increase in ATM fees and an increase in merchant credit card related income that were partially offset by lower gains on the sale of bank owned properties.
Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.
Non-interest expense totaled $135.1 million in 2024, $127.1 million in 2023, and $128.3 million in 2022. Increases in performance-based compensation, compensation, data processing, advertising, legal and professional and loan and collection that were partially offset by decreases in communications and costs (recoveries) related to unfunded lending commitments are primarily responsible for the increase in 2024 compared to 2023. Decreases in performance-based compensation, occupancy, net, communications and loan and collection that were partially offset by increases in compensation, payroll taxes and employee benefits, data processing and FDIC deposit insurance are primarily responsible for the decrease in 2023 compared to 2022. The components of non-interest expense are as follows:
NON-INTEREST EXPENSE

	Year ended December 31,
	2024	2023	2022
	(In thousands)
Compensation	$53,389	$52,502	$50,535
Performance-based compensation	16,138	11,064	15,875
Payroll taxes and employee benefits	15,428	15,399	14,597
Compensation and employee benefits	84,955	78,965	81,007
Data processing	13,579	11,862	10,183
Occupancy, net	7,806	7,908	8,907
Interchange expense	4,504	4,332	4,242
Furniture, fixtures and equipment	3,762	3,756	4,007
Advertising	3,058	2,165	2,074
FDIC deposit insurance	2,870	3,005	2,142
Legal and professional	2,566	2,208	2,133
Loan and collection	2,474	2,174	2,657
Communications	2,095	2,406	2,871
Taxes, licenses and fees	1,202	979	770
Director fees	949	951	868
Amortization of intangible assets	516	547	785
Provision for loss reimbursement on sold loans	28	20	57
Conversion related expenses	—	—	50
Net (gains) losses on other real estate and repossessed assets	(170)	19	(214)
Costs (recoveries) related to unfunded lending commitments	(373)	424	599
Other	5,275	5,398	5,203
Total non-interest expense	$135,096	$127,119	$128,341
Compensation expense, which is primarily salaries, totaled $53.4 million, $52.5 million and $50.5 million in 2024, 2023 and 2022, respectively. The comparative increase in 2024 to 2023 is primarily due to salary increases that were predominantly effective on January 1, 2024 and additions to our commercial lending team were partially offset by staffing efficiency initiatives in our retail lending and branch network as well as an increase in deferred loan origination costs due in part to higher mortgage loan volume. The comparative increase in 2023 to 2022 is primarily due to salary increases that were predominantly effective on January 1, 2023.
Performance-based compensation expense totaled $16.1 million, $11.1 million and $15.9 million in 2024, 2023 and 2022, respectively. The variances between each respective period were primarily due to actual performance relative to the established incentive plan targets in our annual cash incentive award plans.
In addition to commissions and cash incentive awards, we also maintain stock based performance-based compensation plans. Such plans include an ESOP and a long-term equity based incentive plan. Total compensation expense recognized for grants pursuant to our long-term incentive plan was $2.1 million, $1.9 million and $1.8 million in 2024, 2023 and 2022, respectively. In each of those three years, we granted both restricted stock and performance share awards under the plan.
Payroll taxes and employee benefits expense totaled $15.4 million, $15.4 million and $14.6 million in 2024, 2023 and 2022, respectively. The increase in 2023 compared to 2022 is due to higher employee medical insurance costs that were partially offset by a decrease in payroll taxes (reflecting lower performance-based compensation costs).

Data processing expenses totaled $13.6 million, $11.9 million, and $10.2 million in 2024, 2023 and 2022, respectively. The increase in 2024 compared to 2023 is primarily due to annual asset based and consumer price index based cost increases and new solutions implemented during this time frame. The increase in 2023 compared to 2022 is primarily due to annual asset based and consumer price index based cost increases.
Occupancy, net totaled $7.8 million, $7.9 million, and $8.9 million in 2024, 2023 and 2022, respectively. The decrease in 2023 compared to 2022 is due in part to lower seasonal related maintenance costs and Covid-19 related protocol expenses.
Advertising totaled $3.1 million, $2.2 million, and $2.1 million in 2024, 2023 and 2022, respectively. The increase in 2024 compared to 2023 is due primarily to modifications in strategic marketing spend as well as costs related to certain website redesign initiatives.
FDIC deposit insurance expense totaled $2.9 million, $3.0 million, and $2.1 million in 2024, 2023 and 2022, respectively. FDIC deposit insurance expense increased in 2023 compared to 2022 due primarily to a two basis point increase in the assessment rate beginning in the first quarter of 2023 charged to all banks to increase the likelihood that the reserve ratio of the deposit insurance fund reaches its statutory minimum.
Legal and professional totaled $2.6 million, $2.2 million, and $2.1 million in 2024, 2023 and 2022, respectively. The increase in 2024 compared to 2023 is due in part to fees relating to strategic location additions, higher bank exam fees due to asset growth as well as general corporate projects and initiatives.
Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $2.5 million, $2.2 million and $2.7 million in 2024, 2023 and 2022, respectively. These costs increased in 2024 from 2023 due in part to lower recoveries of previously expensed amounts. These costs decreased in 2023 compared to 2022 due in part to recoveries of previously expensed amounts.
Communications totaled $2.1 million, $2.4 million, and $2.9 million in 2024, 2023 and 2022, respectively. The decrease in 2024 compared to 2023 is primarily due to lower telephony and networking related costs. The decrease in 2023 compared to 2022 is primarily due to lower telephony and networking related costs as well as lower customer statement mailing costs.
The changes in costs related to unfunded lending commitments are primarily impacted by changes in the amounts of such commitments to originate Portfolio Loans as well as (for commercial loan commitments) the grade (pursuant to our loan rating system) of such commitments. Costs (recoveries) related to unfunded lending commitments totaled $(0.4) million, $0.4 million, and $0.6 million in 2024, 2023 and 2022, respectively. The decreases in each comparative year are due primarily to decreases in the amount of unfunded lending commitments.
Income tax expense. We recorded an income tax expense of $16.3 million, $14.6 million and $14.4 million in 2024, 2023 and 2022, respectively. Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation and tax-exempt income from the increase in the cash surrender value on life insurance.
We assess whether a valuation allowance should be established against our deferred tax asset, net (“DTA”) based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2024 and 2023 that the realization of substantially all of our DTA continues to be more likely than not. See note #13 to the Consolidated Financial Statements included within this report for more information.
FINANCIAL CONDITION
Summary. Our total assets increased to $5.34 billion at December 31, 2024, compared to $5.26 billion at December 31, 2023, primarily due to growth in commercial loans and mortgage loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $4.04 billion and $3.79 billion at December 31, 2024 and December 31, 2023, respectively. Commercial and mortgage loans increased by $257.6 million and $30.9 million, respectively.

Deposits totaled $4.65 billion at December 31, 2024, compared to $4.62 billion at December 31, 2023. The $31.2 million increase in deposits is primarily due to growth in savings and interest bearing checking deposits, reciprocal deposits and time deposits and brokered time deposits that was partially offset by a decline in non-interest bearing deposits and brokered time deposits.
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

SECURITIES AFS

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Securities AFS
December 31, 2024	$621,588	$343	$62,749	$559,182
December 31, 2023	744,050	464	65,164	679,350
SECURITIES HTM

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrealized		Fair Value
					Gains	Losses
	(In thousands)
Securities HTM
December 31, 2024	$339,436	$16,171	$132	$355,739	$28	$53,907	$301,860
December 31, 2023	353,988	19,503	157	373,648	868	55,910	318,606
(1)Represents the remaining unrealized loss to be accreted on securities that were transferred from AFS to HTM on April 1, 2022.
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes. No ACL for securities AFS was needed at December 31, 2024. See note #3 to the Consolidated Financial Statements included within this report for further discussion.
For securities HTM an ACL is maintained at a level which represents our best estimate of expected credit losses. This ACL is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit loss. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) long-term historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. During the first quarter of 2023, one corporate security (Signature Bank) defaulted resulting in a $3.0 million provision for credit losses and a corresponding full charge-off. Subsequent to this security's charge-off, a portion of its fair value had recovered and was subsequently sold during the first quarter of 2024 for $1.1 million during which period we recorded that amount as a recovery to the ACL. See note #3 to the Consolidated Financial Statements included within this report for further discussion.
Equity Securities at Fair Value
On May 6, 2024, we exchanged 12,566 shares of Visa Inc. Class B-1 common stock (all of the Class B-1 shares we owned) for 2,493 shares of Visa Inc. Class C common stock and 6,283 shares of Visa Inc. Class B-2 common stock pursuant to an exchange offer conducted by Visa. With the completion of the exchange, we recorded a gain related to the Class C shares of $2.677 million based on the conversion privilege of those shares and the closing price of the Class A shares on May 3, 2024 (the exchange expiration date) of $268.49 per share. Subsequent to the exchange, we sold all of our Class C shares for net proceeds of $2.685 million. See note #11 to the Consolidated Financial Statements included within this report for further discussion.
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
We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income.”) The growth in mortgage loans during 2024 has primarily been attributed to the origination of adjustable-rate mortgage loans and advances on adjustable rate construction mortgage loans and home equity lines of credit. (See “Asset/liability management”).

LOAN PORTFOLIO SEGMENTS
The following table summarizes each loan portfolio segment by (1) scheduled repayments and (2) predetermined (fixed) interest rate and/or adjustable (variable) interest rate at December 31, 2024:

	Commercial	Mortgage	Installment	Total
	(In thousands)
Due in one year or less	$161,763	$229	$1,781	$163,773
Due after one but within five years	516,889	2,372	57,203	576,464
Due after five but within 15 years	1,237,444	105,908	364,226	1,707,578
Due after 15 years	21,268	1,408,217	161,525	1,591,010
	$1,937,364	$1,516,726	$584,735	$4,038,825

Fixed rate	$821,891	$877,102	$579,792	$2,278,785
Variable rate	1,115,473	639,624	4,943	1,760,040
	$1,937,364	$1,516,726	$584,735	$4,038,825
In 2024, we sold $20.6 million of portfolio residential fixed rate mortgage loans. In 2023, we sold $56.7 million of portfolio residential fixed and adjustable rate mortgage loans. In 2022, we sold $63.0 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained. In addition, in the fourth quarter of 2022 we reclassified $20.4 million (fair value of $20.4 million) of portfolio mortgage loans to held for sale. These loans were sold to another financial institution on a servicing retained basis during the first quarter of 2023. These loan sale transactions were done primarily for asset/liability management purposes.
LOAN PORTFOLIO COMPOSITION

	December 31,
	2024	2023
	(In thousands)
Real estate(1)
Residential first mortgages	$1,284,322	$1,248,911
Residential home equity and other junior mortgages	179,857	157,006
Construction and land development	322,092	241,715
Other(2)	1,126,720	1,036,590
Consumer	579,345	619,374
Commercial	542,742	483,129
Agricultural	3,747	4,176
Total loans	$4,038,825	$3,790,901
__________________________
(1)Includes both residential and non-residential commercial loans secured by real estate.
(2)Includes loans secured by multi-family residential and non-farm, non-residential property.

NON-PERFORMING ASSETS

	December 31,
	2024	2023	2022
	(Dollars in thousands)
Non-accrual loans	$7,792	$6,991	$5,381
Loans 90 days or more past due and still accruing interest	—	432	—
Sub total	7,792	7,423	5,381
Less: Government guaranteed loans	1,790	2,191	1,660
Total non-performing loans	6,002	5,232	3,721
Other real estate and repossessed assets	938	569	455
Total non-performing assets	$6,940	$5,801	$4,176

As a percent of Portfolio Loans
Non-accrual loans	0.19%	0.18%	0.16%
Non-performing loans	0.15	0.14	0.11
ACL	1.47	1.44	1.51
Non-performing assets to total assets	0.13	0.11	0.08
ACL as a percent of non-accrual loans	762.05	781.83	974.45
ACL as a percent of non-performing loans	989.32	1044.69	1409.16

Non-performing loans totaled $6.0 million, $5.2 million and $3.7 million at December 31, 2024, 2023 and 2022, respectively. The increases in 2024 compared to 2023 and 2023 as compared to 2022 were primarily due to a $1.0 million and $1.1 million, respectively increase in the residential mortgage loan portfolio segment. Our collection and resolution efforts have generally resulted in a stable trend in non-performing loans as a percent of portfolio loans.
Other real estate (“ORE”) and repossessed assets totaled $0.9 million at December 31, 2024, compared to $0.6 million at December 31, 2023.
The ACL as a percent of non-accrual and non-performing loans decreased during 2024 and 2023 due primarily to an increase in non-accrual and non-performing loans partially offset by an increase in the ACL related to pooled analysis of loans.
We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.
ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	December 31,
	2024	2023
	(In thousands)
Specific allocations	$2,300	$1,292
Pooled analysis allocations	45,929	40,944
Additional allocations based on subjective factors	11,150	12,422
Total	$59,379	$54,658
Some loans will not be repaid in full. Therefore, an ACL on loans is maintained at a level which represents our best estimate of expected credit losses. Our ACL loans is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, reasonable and supportable forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. See notes #1 and #4 to the Consolidated Financial Statements included within this report for further discussion on the ACL on loans.
While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.
The ACL increased $4.7 million to $59.4 million at December 31, 2024 from $54.7 million at December 31, 2023 and was equal to 1.47% of total Portfolio Loans at December 31, 2024.
Two of the three components of the ACL outlined above increased since December 31, 2023 while one decreased. The ACL related to pooled analysis of loans increased $5.0 million due primarily to loan growth in 2024 as well as certain model refinements during 2024 which also contributed to the $1.3 million decrease in the ACL related to subjective factors. The ACL related to specific loans increased $1.0 million due primarily to a $5.8 million increase in the amount of such loans.
During 2023 two of the three components of the ACL outlined above decreased since December 31, 2022 while one increased. The ACL related to pooled analysis of loans increased $3.3 million due primarily to loan growth in 2023. The ACL related to specific loans decreased $0.8 million due primarily to an $8.1 million decrease in the amount of such loans while the ACL related to subjective factors declined $0.3 million.

ALLOWANCE FOR CREDIT LOSSES ON LOANS, SECURITIES HTM AND UNFUNDED COMMITMENTS

	Loans	Securities HTM	Unfunded Commitments
	(In thousands)
December 31, 2021	$47,252	$—	$4,481
Additions (deductions)
Provision for credit losses	5,173	168	—
Recoveries credited to the ACL	2,496	—	—
Charges against the ACL	(2,486)	—	—
Additions included in non-interest expense	—	—	599
December 31, 2022	52,435	168	5,080
Additions (deductions)
Provision for credit losses	3,221	2,989	—
Recoveries credited to the ACL	2,798	—	—
Charges against the ACL	(3,796)	(3,000)	—
Additions included in non-interest expense	—	—	424
December 31, 2023	54,658	157	5,504
Additions (deductions)
Provision for credit losses	5,618	(1,150)	—
Recoveries credited to the ACL	2,711	1,125	—
Charges against the ACL	(3,608)	—	—
Additions included in non-interest expense	—	—	(373)
December 31, 2024	$59,379	$132	$5,131

RATIO OF NET CHARGE-OFFS TO AVERAGE LOANS OUTSTANDING

	Commercial	Mortgage	Installment	Total
	(Dollars in thousands)
2024
Loans charged against (recoveries credited to) the ACL	$(245)	$(9)	$1,151	$897
Average Portfolio Loans	1,769,243	1,499,737	610,522	3,879,502
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.01)%	—%	0.19%	0.02%

2023
Loans charged against (recoveries credited to) the ACL	$523	$(198)	$673	$998
Average Portfolio Loans	1,537,920	1,436,527	637,180	3,611,627
Net loans charged off against (credited to) the ACL to average Portfolio Loans	0.03%	(0.01)%	0.11%	0.03%

2022
Loans charged against (recoveries credited to) the ACL	$(453)	$(365)	$808	$(10)
Average Portfolio Loans	1,323,840	1,257,528	616,854	3,198,222
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.03)%	(0.03)%	0.13%	—%
In 2024, we recorded loan net charge offs of $0.90 million compared to loan net charge offs of $1.00 million in 2023 and loan net recoveries of $0.01 million in 2022. The net charge offs in 2024 primarily reflect losses in the installment loan portfolio. The net charge offs in 2023 primarily reflect modest losses in the commercial and installment loan portfolio. The net recoveries in 2022 primarily reflect reduced levels of non-performing loans, improvement in collateral liquidation values and ongoing collection efforts on previously charged-off loans.
Deposits and borrowings. Historically, the loyalty of our customer base has allowed us to price deposits competitively, contributing to a net interest margin that generally compares favorably to our peers. However, we still face a significant amount of competition for deposits within many of the markets served by our branch network, which limits our ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits.
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
Deposits totaled $4.65 billion and $4.62 billion at December 31, 2024 and 2023, respectively. The $31.2 million increase in deposits during 2024 is due to growth in savings and interest-bearing checking deposits, reciprocal deposits and time deposits that were partially offset by decreases in non-interest bearing as well as scheduled maturities of brokered time deposits. Reciprocal deposits totaled $907.0 million and $832.0 million at December 31, 2024 and 2023, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through the IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. A reduction in core deposits would likely increase our need to rely on wholesale funding sources. Data relating to our deposit portfolios (excluding brokered time) follows:

	December 31,
	2024	2023
	(Dollars in thousands)
Uninsured deposits (1)	$1,059,909	$961,974
Uninsured deposits as a percentage of deposits	23.3%	22.2%
Average deposit account size	$21.14	$20.38
Balance of top 100 largest depositors	$1,062,255	$890,289
Balance of top 100 depositors as a percentage of deposits	23.4%	20.5%

(1) These amounts exclude intercompany related deposits of $54.8 million and $51.2 million respectively. Uninsured deposits reported in our Call Report at December 31, 2024 and December 31, 2023 totaled $1.115 billion and $1.013 billion, respectively.
We have also implemented strategies that incorporate using federal funds purchased, other borrowings and Brokered CDs to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also a part of our asset/liability management efforts. Other borrowings, comprised primarily of advances from the Federal Home Loan Bank (the “FHLB”), totaled $45.0 million and $50.0 million at December 31, 2024 and 2023.
As described above, we have utilized wholesale funding, including federal funds purchased, FRB and FHLB borrowings and Brokered CDs to augment our core deposits and fund a portion of our assets. At December 31, 2024, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $1.06 billion, or 22.6% of total funding (deposits and all borrowings, excluding subordinated debt and debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and Brokered CDs may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.
We have historically employed derivative financial instruments to manage our exposure to changes in interest rates. During 2024, 2023 and 2022, we entered into $187.1 million, $134.6 million and $94.2 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $2.09 million, $2.05 million and $1.42 million of fee income related to these transactions during 2024, 2023 and 2022, respectively. We entered into $122.0 million, $175.0 million, and $41.0 million (notional amounts) of certain derivative financial instruments (pay fixed interest rate swap and interest rate cap agreements) to hedge the fair value of certain loans, municipal bond securities and/or certain FHLB advances in 2024, 2023 and 2022, respectively. We also entered into $250.0 million and $150.0 million (notional amount), respectfully of certain derivative financial instruments (interest rate floor and interest rate cap agreements) to manage the variability in future expected cash flows of certain commercial loans and/or short-term funding liabilities during 2024 and 2023.
Liquidity and capital resources. Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost or without incurring unacceptable losses. Our liquidity management involves the measurement and monitoring of a variety of sources and uses of funds. Our Consolidated Statements of Cash Flows categorize these sources and uses into operating, investing and financing activities. We primarily focus our liquidity management on maintaining adequate levels of liquid assets (primarily funds on deposit with the FRB and certain securities AFS) as well as developing access to a variety of borrowing sources to supplement our deposit gathering activities and provide funds for purchasing securities or originating Portfolio Loans as well as to be able to respond to unforeseen liquidity needs.
Our primary sources of funds include our deposit base, secured advances from the FHLB and FRB, federal funds purchased, borrowing facilities with other banks, and access to the capital markets (for Brokered CDs). At December 31, 2024, in addition to liquidity available from our normal operating, funding and investing activities we had unused credit lines with the FHLB and FRB of approximately $1,079.5 million and $501.8 million, respectively. We also had approximately $517.2 million in fair value of unpledged securities AFS and HTM at December 31, 2024, which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $483.8 million.

TIME DEPOSITS(1)
The following table summarizes time deposits in amounts less than $250,000 and in amounts of $250,000 or more, by time remaining until maturity at December 31, 2024:

	Less than $250,000	Greater than $250,000	Total
	(In thousands)
Three months or less	$400,361	$142,942	$543,303
Over three through six months	133,677	35,805	169,482
Over six months through one year	74,798	28,746	103,544
Over one year	27,691	3,883	31,574
Total	$636,527	$211,376	$847,903
__________________________
(1)Includes time deposits, brokered time deposits and reciprocal time deposits
At December 31, 2024, we had $816.3 million of time deposits (see note #8 to the Consolidated Financial Statements) that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $3.81 billion of our deposits at December 31, 2024, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.
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
We also believe that the available cash on hand at the parent company (including time deposits) of approximately $49.9 million as of December 31, 2024, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debt and debentures, and, along with dividends from the Bank, to pay projected cash dividends on our common stock.
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

CAPITALIZATION

	December 31,
	2024	2023
	(In thousands)
Subordinated debt	$39,586	$39,510
Subordinated debentures	39,796	39,728
Amount not qualifying as regulatory capital	(810)	(734)
Amount qualifying as regulatory capital	78,572	78,504
Shareholders’ equity
Common stock	318,777	317,483
Retained earnings	205,853	159,108
Accumulated other comprehensive income	(69,944)	(72,142)
Total shareholders’ equity	454,686	404,449
Total capitalization	$533,258	$482,953
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the December 31, 2024 and 2023 balance of $39.6 million and $39.5 million, respectively, is net of remaining unamortized deferred issuance costs of $0.4 million at those same dates, that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations.
We currently have four special purpose entities with $39.8 million of outstanding cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.
The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2024 and 2023.
Common shareholders’ equity increased to $454.7 million at December 31, 2024 from $404.4 million at December 31, 2023, due primarily to earnings retention. Our tangible common equity (“TCE”) totaled $424.9 million and $374.1 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 8.00% and 7.15% at December 31, 2024 and 2023, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less goodwill and other intangible assets.
In December 2024, our Board of Directors authorized the 2025 share repurchase plan. Under the terms of the 2025 share repurchase plan, we are authorized to buy back up to 1,100,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2025, and is expected to last through December 31, 2025.
In December 2023, our Board of Directors authorized the 2024 share repurchase plan. Under the original terms of the share repurchase plan, we were authorized to buy back 1,100,000 shares, or approximately 5% of our outstanding common stock. The share repurchase plan expired on December 31, 2024. No shares were repurchased during 2024.
We currently pay a quarterly cash dividend on our common stock. The annual total dividends paid were $0.96, $0.92 and $0.88 per share for 2024, 2023 and 2022, respectively. We currently favor a dividend payout ratio between 30% and 50% of net income.

As of December 31, 2024 and 2023, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements).
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
We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities. At December 31, 2024, our interest rate risk profile as measured by our longer term interest rate risk measure based on changes in economic value indicates exposure to rising rates. This measure has decreased modestly from December 31, 2023 due to a decline in asset duration and a higher base value. Asset duration declined given a shift in the asset mix to shorter duration loans. In addition, at December 31, 2024 our simulation base-rate scenario for market value of portfolio equity increased from December 31, 2023 due primarily to an increase in the Bank’s tangible equity and an improvement (decline) in liability prices due to a shift in the funding mix with declines in wholesale funding and an increase in deposits. We are carefully monitoring the change in our funding mix as well as the composition of our earning assets and the impact of potential future changes in interest rates on our changes in market value of portfolio equity and changes in net interest income. As a result, we may add some longer-term borrowings, may utilize derivatives (interest rate swaps, interest rate caps and interest rate floors) to manage interest rate risk and may continue to sell some fixed rate jumbo and other portfolio mortgage loans in the future.

CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY, NET INTEREST INCOME AND NET INTEREST MARGIN

Change in Interest Rates	Market Value of Portfolio Equity(1)	Percent Change	Net Interest Income(2)	Percent Change	Net Interest Margin(3)	Percent Change
	(Dollars in thousands)
December 31, 2024
200 basis point rise	$566,000	(9.76)%	$185,500	1.64%	3.65%	1.67%
100 basis point rise	598,600	(4.56)	184,400	1.04	3.63	1.11
Base-rate scenario	627,200	—	182,500	—	3.59	—
100 basis point decline	650,000	3.64	181,800	(0.38)	3.58	(0.28)
200 basis point decline	661,300	5.44	181,600	(0.49)	3.58	(0.28)

December 31, 2023
200 basis point rise	$447,600	(17.29)%	$166,000	(2.06)%	3.30%	(2.37)%
100 basis point rise	494,500	(8.63)	168,300	(0.71)	3.35	(0.89)
Base-rate scenario	541,200	—	169,500	—	3.38	—
100 basis point decline	582,800	7.69	169,000	(0.29)	3.36	(0.59)
200 basis point decline	603,200	11.46	167,800	(1.00)	3.34	(1.18)
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
At December 31, 2024 and 2023, we had approximately $46.8 million and $42.2 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. The fair value of our mortgage loan servicing rights has been determined based on a valuation model used by an independent third party. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights and represent neither the most conservative or aggressive assumptions.

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
We assessed the effectiveness of our internal control over financial reporting as of December 31, 2024. In making this assessment, we used the criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2024, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
There were no changes in our internal control over financial reporting during the quarter ended December 31, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Gavin A. Mohr Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 7, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.
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
Definition and Limitations of Internal Control Over Financial Reporting
A corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the corporation’s assets that could have a material effect on the financial statements.

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

Allowance for Credit Losses (ACL) for loans – Subjective Factors

Refer to Notes 1 and 4 to the Consolidated Financial Statements.

The ACL under the current expected credit loss (“CECL”) methodology is a significant estimate recorded within the Corporation’s financial statements with a reported balance for loans of $59.4 million as of December 31, 2024. The ACL model for loans consists of three components: 1) the specific analysis of individually evaluated loans; 2) pooled analysis of loans with similar risk characteristics based on historical experience using a discounted cash flow model, adjusted for current conditions, reasonable and supportable forecasts and expected prepayments; and 3) additional allowances based on subjective factors.

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
South Bend, Indiana
March 7, 2025

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2024	2023
	(In thousands, except share amounts)
Assets
Cash and due from banks	$56,984	$68,208
Interest bearing deposits	62,898	101,573
Cash and Cash Equivalents	119,882	169,781
Securities available for sale	559,182	679,350
Securities held to maturity (fair value of $301,860 at December 31, 2024 and $318,606 at December 31, 2023)	339,436	353,988
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	16,099	16,821
Loans held for sale, carried at fair value	7,643	12,063
Loans
Commercial	1,937,364	1,679,731
Mortgage	1,516,726	1,485,872
Installment	584,735	625,298
Total Loans	4,038,825	3,790,901
Allowance for credit losses	(59,379)	(54,658)
Net Loans	3,979,446	3,736,243
Other real estate and repossessed assets, net	938	569
Property and equipment, net	37,492	35,523
Bank-owned life insurance	53,855	54,341
Capitalized mortgage loan servicing rights, carried at fair value	46,796	42,243
Other intangibles	1,488	2,004
Goodwill	28,300	28,300
Accrued income and other assets	147,547	132,500
Total Assets	$5,338,104	$5,263,726
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,013,647	$1,076,093
Savings and interest-bearing checking	1,995,314	1,905,701
Reciprocal	907,031	832,020
Time	628,285	524,325
Brokered time	109,811	284,740
Total Deposits	4,654,088	4,622,879
Other borrowings	45,009	50,026
Subordinated debt	39,586	39,510
Subordinated debentures	39,796	39,728
Accrued expenses and other liabilities	104,939	107,134
Total Liabilities	4,883,418	4,859,277
Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,895,714 shares at December 31, 2024 and 20,835,633 shares at December 31, 2023	318,777	317,483
Retained earnings	205,853	159,108
Accumulated other comprehensive loss	(69,944)	(72,142)
Total Shareholders’ Equity	454,686	404,449
Total Liabilities and Shareholders’ Equity	$5,338,104	$5,263,726

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$228,585	$197,725	$139,057
Interest on securities
Taxable	18,883	23,314	20,676
Tax-exempt	13,100	13,209	8,391
Other investments	6,208	5,429	884
Total Interest Income	266,776	239,677	169,008
INTEREST EXPENSE
Deposits	92,694	75,075	14,151
Other borrowings and subordinated debt and debentures	7,834	8,273	5,296
Total Interest Expense	100,528	83,348	19,447
Net Interest Income	166,248	156,329	149,561
Provision for credit losses	4,468	6,210	5,341
Net Interest Income After Provision for Credit Losses	161,780	150,119	144,220
NON-INTEREST INCOME
Interchange income	13,992	13,996	13,955
Service charges on deposit accounts	11,870	12,361	12,288
Net gains (losses) on assets
Mortgage loans	6,579	7,436	6,431
Equity securities at fair value	2,685	—	—
Securities available for sale	(428)	(222)	(275)
Mortgage loan servicing, net	9,447	4,626	18,773
Other	12,217	12,479	10,737
Total Non-interest Income	56,362	50,676	61,909
NON-INTEREST EXPENSE
Compensation and employee benefits	84,955	78,965	81,007
Data processing	13,579	11,862	10,183
Occupancy, net	7,806	7,908	8,907
Interchange expense	4,504	4,332	4,242
Furniture, fixtures and equipment	3,762	3,756	4,007
Advertising	3,058	2,165	2,074
FDIC deposit insurance	2,870	3,005	2,142
Legal and professional	2,566	2,208	2,133
Loan and collection	2,474	2,174	2,657
Communications	2,095	2,406	2,871
Costs (recoveries) related to unfunded lending commitments	(373)	424	599
Other	7,800	7,914	7,519
Total Non-interest Expense	135,096	127,119	128,341
Income Before Income Tax	83,046	73,676	77,788
Income tax expense	16,256	14,609	14,437
Net Income	$66,790	$59,067	$63,351
Net income per common share
Basic	$3.20	$2.82	$3.00
Diluted	$3.16	$2.79	$2.97

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net income	$66,790	$59,067	$63,351
Other comprehensive income (loss)
Securities available for sale
Unrealized gain (loss) arising during period	1,866	22,094	(95,263)
Net unrealized loss at time of transfer on securities available for sale transferred to held to maturity	—	—	(26,479)
Accretion of net unrealized losses on securities transferred to held to maturity	3,332	3,563	3,413
Reclassification adjustments for losses included in earnings	428	222	275
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale	5,626	25,879	(118,054)
Income tax expense (benefit)	1,181	5,435	(24,790)
Unrealized gains (losses) recognized in other comprehensive income (loss) on securities available for sale, net of tax	4,445	20,444	(93,264)
Derivative instruments
Unrealized losses arising during period	(4,212)	(213)	—
Reclassification adjustment for expense recognized in earnings	1,366	437	—
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments	(2,846)	224	—
Income tax expense (benefit)	(599)	47	—
Unrealized gains (losses) recognized in other comprehensive income (loss) on derivative instruments, net of tax	(2,247)	177	—
Other comprehensive income (loss)	2,198	20,621	(93,264)
Comprehensive income (loss)	$68,988	$79,688	$(29,913)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at December 31, 2021	$323,401	$74,582	$501	$398,484
Net income for 2022	—	63,351	—	63,351
Cash dividends declared, $0.88 per share	—	(18,565)	—	(18,565)
Repurchase of 181,586 shares of common stock	(4,010)	—	—	(4,010)
Issuance of 40,532 shares of common stock	77	—	—	77
Share based compensation (issuance of 62,114 shares of common stock)	2,143	—	—	2,143
Share based compensation withholding obligation (withholding of 28,125 shares of common stock)	(620)	—	—	(620)
Other comprehensive loss	—	—	(93,264)	(93,264)
Balances at December 31, 2022	320,991	119,368	(92,763)	347,596
Net income for 2023	—	59,067	—	59,067
Cash dividends declared, $0.92 per share	—	(19,327)	—	(19,327)
Repurchase of 298,601 shares of common stock	(5,157)	—	—	(5,157)
Issuance of 28,583 shares of common stock	70	—	—	70
Share based compensation (issuance of 77,211 shares of common stock)	2,229	—	—	2,229
Share based compensation withholding obligation (withholding of 35,531 shares of common stock)	(650)	—	—	(650)
Other comprehensive income	—	—	20,621	20,621
Balances at December 31, 2023	317,483	159,108	(72,142)	404,449
Net income for 2024	—	66,790	—	66,790
Cash dividends declared, $0.96 per share	—	(20,045)	—	(20,045)
Issuance of 6,141 shares of common stock	13	—	—	13
Share based compensation (issuance of 95,966 shares of common stock)	2,332	—	—	2,332
Share based compensation withholding obligation (withholding of 42,026 shares of common stock)	(1,051)	—	—	(1,051)
Other comprehensive income	—	—	2,198	2,198
Balances at December 31, 2024	$318,777	$205,853	$(69,944)	$454,686
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net Income	$66,790	$59,067	$63,351
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of equity securities at fair value	2,685	—	—
Proceeds from sales of loans held for sale	380,739	356,207	549,079
Disbursements for loans held for sale	(370,575)	(334,174)	(514,244)
Provision for credit losses	4,468	6,210	5,341
Deferred income tax (benefit) expense	(1,248)	215	(359)
Net deferred loan fees (costs)	961	1,244	(4,155)
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities, loans and interest bearing deposits - time	10,005	10,019	10,827
Net gains on mortgage loans	(6,579)	(7,436)	(6,431)
Net gains on equity securities at fair value	(2,685)	—	—
Net (gains) losses on securities available for sale	428	222	275
Share based compensation	2,332	2,229	2,143
Increase in accrued income and other assets	(25,187)	(14,617)	(25,843)
Increase (decrease) in accrued expenses and other liabilities	1,017	(3,597)	14,648
Total Adjustments	(3,639)	16,522	31,281
Net Cash From Operating Activities	63,151	75,589	94,632
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	39,517	278	70,523
Proceeds from the sale of securities held to maturity previously charged off	1,125	—	—
Proceeds from maturities, prepayments and calls of securities available for sale	81,092	122,806	167,550
Proceeds from maturities, prepayments and calls of securities held to maturity	18,811	22,317	21,964
Purchases of securities available for sale	—	—	(137,550)
Purchases of securities held to maturity	(3,628)	(1,740)	(2,658)
Proceeds from the redemption of Federal Home Loan Bank stock	722	1,310	774
Purchase of Federal Home Loan Bank stock	—	(478)	—
Net increase in portfolio loans (loans originated, net of principal payments)	(271,800)	(361,609)	(606,069)
Proceeds from the sale of portfolio loans	20,780	56,561	63,564
Proceeds from the sale of other real estate and repossessed assets	892	650	723
Proceeds from bank-owned life insurance	1,320	1,336	433
Proceeds from the sale of property and equipment	960	1,648	1,833
Capital expenditures	(7,950)	(6,024)	(5,679)
Net Cash Used in Investing Activities	(118,159)	(162,945)	(424,592)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	31,209	243,810	261,979
Net increase (decrease) in other borrowings	(17)	(60,980)	60,997
Proceeds from Federal Home Loan Bank advances	130,000	135,000	290,000
Payments of Federal Home Loan Bank advances	(135,000)	(110,000)	(295,000)
Dividends paid	(20,045)	(19,327)	(18,565)
Proceeds from issuance of common stock	13	70	77
Repurchase of common stock	—	(5,157)	(4,010)
Share based compensation withholding obligation	(1,051)	(650)	(620)
Net Cash From Financing Activities	5,109	182,766	294,858
Net Increase (Decrease) in Cash and Cash Equivalents	(49,899)	95,410	(35,102)
Cash and Cash Equivalents at Beginning of Year	169,781	74,371	109,473
Cash and Cash Equivalents at End of Year	$119,882	$169,781	$74,371
Cash paid during the year for
Interest	$103,953	$79,101	$17,657
Income taxes	13,900	16,100	10,040
Transfers to other real estate and repossessed assets	1,091	783	719
Right of use assets obtained in exchange for lease obligations	2,354	865	791
Transfer of securities available for sale to held to maturity	—	—	391,618
Transfer of mortgage loans to held for sale	—	—	20,367

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
Our subsidiary, Independent Bank (‘‘Bank’’), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices as well as one loan production facility in Ohio. At December 31, 2024, 72.1% of our Bank’s loan portfolio was secured by real estate.
PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all intercompany accounts and transactions.
USE OF ESTIMATES — To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.
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
Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $8.9 million, $8.8 million and $8.6 million for the years ended December 31, 2024, 2023 and 2022, respectively. Late fees and ancillary fees related to loan servicing are not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
SECURITIES — We classify our securities as equity, trading, held to maturity ("HTM") or available for sale ("AFS"). Equity securities are investments in certain equity stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities HTM represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. During 2022 we transferred certain securities AFS with an amortized cost and unrealized loss at the date of transfer of $418.1 million and $26.5 million, respectively to HTM. See note #3 for further discussion of this transfer. We did not have any equity securities or trading securities at December 31, 2024 and 2023. Securities AFS represent those securities not classified as equity, trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income (loss).
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
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics, and we consider historical credit loss information. Accrued interest receivable on securities HTM is excluded from the estimate of credit losses. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) long-term historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.
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
We estimate the ACL based on relevant available information from both internal and external sources, including historical loss trends, current conditions and forecasts, specific analysis of individual loans, and other relevant and appropriate factors. The allowance process is designed to provide for expected future losses based on our reasonable and supportable (“R&S”) forecast as of the reporting date. Our ACL process is administered by our Risk Management group utilizing a third party software solution, with significant input and ultimate approval from our Executive Enterprise Risk Committee. Further, we have established a current expected credit loss (“CECL”) Forecast Committee, which includes a cross discipline structure with membership from Executive Management, Risk Management, Credit Administration and Accounting, which approves ACL model assumptions each quarter. Our ACL is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, R&S forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolio.
The first ACL element (specific allocations) includes loans that do not share similar risk characteristics and are evaluated on an individual basis. We will typically evaluate on an individual basis loans that are on nonaccrual; commercial loans that have been modified resulting in a concession, for which the borrower is experiencing financial difficulties, and which are considered troubled loan modifications or with well defined weaknesses; and severely delinquent mortgage and installment loans. When we determine that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.
The second ACL element (pooled analysis) includes loans with similar risk characteristics, which are broken down by segment, class, and risk metric. The Bank’s primary segments of commercial, mortgage, and installment loans are further

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
The DCF model for the mortgage and installment pooled loan segments includes using probability of default (“PD”) assumptions that are derived through regression analysis with forecasted US unemployment levels by credit score tier. We review a composite forecast of approximately 50 analysts as well as the Federal Open Market Committee (“FOMC”) projections in setting the unemployment forecast for the R&S period. The current ACL utilizes a one year R&S forecast followed by immediate reversion to the 75 year average unemployment rate. PD assumptions for the remaining segments are based primarily on historical rates by risk metric as defaults were not strongly correlated with any economic indicator. Loss given default (“LGD”) assumptions for the mortgage loan segment are based on a two year forecast followed by a two year straight line reversion period to the longer term average, while LGD rates for the remaining segments are the historical average for the entire period. Prepayment assumptions represent average rates per segment for a period determined by the CECL Forecast Committee and as calculated through the Bank’s Asset and Liability Management program.
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
BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 253 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
COMMON STOCK — At December 31, 2024, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.4 million shares of common stock were reserved for issuance under our long-term

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
incentive plan and 0.1 million shares of common stock were reserved for issuance under our non-employee director stock purchase plan.
RECLASSIFICATION — Certain amounts in the 2023 and 2022 consolidated financial statements have been reclassified to conform to the 2024 presentation.
ADOPTION OF NEW ACCOUNTING STANDARDS — In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-04, ‘‘Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting’’ and in December 2022 the FASB issued ASU 2022-06, "Reference Rate Reform (Topic 848), Deferral of the Sunset Date of Topic 848". These new ASUs provide temporary optional expedients and exceptions to GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. Entities can elect not to apply certain modification accounting requirements to contracts affected by reference rate reform, if certain criteria are met. Entities that make such elections would not have to remeasure contracts at the modification date or reassess a previous accounting determination. Entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met.
We had formed a cross-functional project team to lead the transition from LIBOR to a planned adoption of reference rates which included Secured Overnight Financing Rate (“SOFR”). We utilized the timeline guidance published by the Alternative Reference Rates Committee to develop and achieve internal milestones during the transitional period. We discontinued the use of new LIBOR-based loans as of December 31, 2021, according to regulatory guidelines. We also discontinued the use of new LIBOR based interest rate derivatives as of December 31, 2021. The amended guidance under Topic 848 and our ability to elect its temporary optional expedients and exceptions were effective for us through December 31, 2024.
In March, 2023, the FASB issued ASU 2023-02, "Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force)". This ASU expands the use of the proportional amortization method of accounting — currently allowed only for investments in low-income housing tax credit ("LIHTC") structures — to equity investments in other tax credit structures that meet certain criteria. Common tax credit programs that investors access via tax equity structures and that may now be eligible for application of the proportional amortization method include: new markets tax credits, historic rehabilitation tax credit programs, and renewable energy tax credit programs. This ASU takes effect in reporting periods beginning after December 15, 2023, with early adoption permitted. The adoption of this ASU on January 1, 2024, did not have a material impact on our Consolidated Financial Statements.
In November, 2023, the FASB issued ASU 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures". This ASU enhances disclosures of significant segment expenses by requiring entities to disclose significant segment expenses regularly provided to the chief operating decision maker, extend certain annual disclosures to interim periods, and permit more than one measure of segment profit or loss to be reported under certain conditions. This ASU takes effect in reporting periods beginning after December 15, 2023, with early adoption permitted. The adoption of this ASU on January 1, 2024, did not have a material impact on the Consolidated Financial Statements.
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
In December, 2024, the FASB issued ASU 2024-03, "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses". This ASU requires public business entities to disaggregate certain expense captions into specific categories in disclosures within the footnotes to the financial statements. This ASU takes effect in annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. We do not expect the adoption of this ASU to have a material impact on our Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS
Our Bank's required average reserve balances to be maintained in the form of vault cash and balances with the FRB during 2024 and 2023 were zero. We do not maintain compensating balances with correspondent banks. We may also be required to maintain reserve balances related to certain mortgage banking related derivatives not classified as hedges. These balances are held at unrelated financial institutions and totaled zero and $0.3 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 3 – SECURITIES
Securities AFS consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2024
U.S. agency	$8,858	$1	$700	$8,159
U.S. agency residential mortgage-backed	80,589	47	9,499	71,137
U.S. agency commercial mortgage-backed	12,821	—	1,180	11,641
Private label mortgage-backed	74,268	263	4,496	70,035
Other asset backed	39,232	18	734	38,516
Obligations of states and political subdivisions	330,874	14	42,097	288,791
Corporate	73,960	—	4,039	69,921
Trust preferred	986	—	4	982
Total	$621,588	$343	$62,749	$559,182

2023
U.S. agency	$10,299	$5	$797	$9,507
U.S. agency residential mortgage-backed	90,195	3	8,981	81,217
U.S. agency commercial mortgage-backed	13,706	—	1,409	12,297
Private label mortgage-backed	93,527	249	7,307	86,469
Other asset backed	114,867	3	1,939	112,931
Obligations of states and political subdivisions	341,177	204	38,644	302,737
Corporate	79,296	—	6,046	73,250
Trust preferred	983	—	41	942
Total	$744,050	$464	$65,164	$679,350

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Securities HTM consist of the following at December 31:

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrealized		Fair Value
					Gains	Losses
	(In thousands)
2024
U.S. agency	$24,150	$1,404	$—	$25,554	$—	$4,987	$20,567
U.S. agency residential mortgage-backed	100,700	8,669	—	109,369	—	24,631	84,738
U.S. agency commercial mortgage-backed	4,013	107	—	4,120	—	402	3,718
Private label mortgage-backed	7,350	190	1	7,541	—	551	6,990
Obligations of states and political subdivisions	156,305	5,262	17	161,584	28	19,461	142,151
Corporate	45,964	496	111	46,571	—	3,875	42,696
Trust preferred	954	43	3	1,000	—	—	1,000
Total	$339,436	$16,171	$132	$355,739	$28	$53,907	$301,860

2023
U.S. agency	$25,768	$1,603	$—	$27,371	$—	$4,892	$22,479
U.S. agency residential mortgage-backed	108,770	9,715	—	118,485	—	23,849	94,636
U.S. agency commercial mortgage-backed	4,146	153	—	4,299	—	460	3,839
Private label mortgage-backed	7,302	302	4	7,608	—	854	6,754
Obligations of states and political subdivisions	161,352	6,879	33	168,264	88	18,807	149,545
Corporate	45,702	803	116	46,621	780	7,033	40,368
Trust preferred	948	48	4	1,000	—	15	985
Total	$353,988	$19,503	$157	$373,648	$868	$55,910	$318,606
(1)Represents the remaining unrealized loss to be accreted on securities that were transferred from AFS to HTM on April 1, 2022.
On April 1, 2022, we transferred certain securities AFS with an amortized cost and unrealized loss at the date of transfer of $418.1 million and $26.5 million, respectively to HTM. The transfer was made at fair value, with the unrealized loss becoming part of the purchase discount which will be accreted over the remaining life of the securities. The other comprehensive loss component is separated from the remaining available for sale securities and is accreted over the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
remaining life of the securities transferred. We have the ability and intent to hold all HTM securities until they mature, at which time we expect to receive full value for these securities.
Our investments’ gross unrealized losses and fair values for securities AFS aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2024
U.S. agency	$324	$1	$7,565	$699	$7,889	$700
U.S. agency residential mortgage-backed	147	—	61,219	9,499	61,366	9,499
U.S. agency commercial mortgage-backed	—	—	11,641	1,180	11,641	1,180
Private label mortgage-backed	2,551	8	66,411	4,488	68,962	4,496
Other asset backed	3,984	19	27,052	715	31,036	734
Obligations of states and political subdivisions	221	1	288,570	42,096	288,791	42,097
Corporate	1,473	23	68,448	4,016	69,921	4,039
Trust preferred	—	—	982	4	982	4
Total	$8,700	$52	$531,888	$62,697	$540,588	$62,749

2023
U.S. agency	$130	$—	$8,453	$797	$8,583	$797
U.S. agency residential mortgage-backed	358	1	80,008	8,980	80,366	8,981
U.S. agency commercial mortgage-backed	—	—	12,297	1,409	12,297	1,409
Private label mortgage-backed	6,285	356	79,507	6,951	85,792	7,307
Other asset backed	7,714	88	97,203	1,851	104,917	1,939
Obligations of states and political subdivisions	—	—	301,038	38,644	301,038	38,644
Corporate	—	—	73,249	6,046	73,249	6,046
Trust preferred	—	—	942	41	942	41
Total	$14,487	$445	$652,697	$64,719	$667,184	$65,164
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
applicable taxes. No ACL for securities AFS was needed at December 31, 2024 and 2023. Accrued interest receivable on securities AFS totaled $3.9 million and $4.6 million at December 31, 2024 and 2023, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition.
U.S. agency, U.S. agency residential mortgage-backed and U.S. agency commercial mortgage backed securities — at December 31, 2024, we had 29 U.S. agency, 103 U.S. agency residential mortgage-backed and 10 U.S. agency commercial mortgage-backed securities whose fair value is less than amortized cost. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major credit rating agencies, and have a long history of no credit losses. The unrealized losses are largely attributed to widening spreads to Treasury bonds and/or an increase in interest rates since acquisition.
Private label mortgage backed, other asset backed and corporate securities — at December 31, 2024, we had 71 private label mortgage backed, 44 other asset backed, and 73 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and/or an increase in interest rates since acquisition.
Obligations of states and political subdivisions — at December 31, 2024, we had 311 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to an increase in interest rates since acquisition.
Trust preferred securities — at December 31, 2024, we had one trust preferred security whose fair value is less than amortized cost. This trust preferred securities is a single issue security issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. This security is rated by a major rating agency as investment grade.
At December 31, 2024 management does not intend to liquidate any of the securities discussed above and it is more likely than not that we will not be required to sell these securities prior to recovery of these unrealized losses.
We recorded no credit related charges in our Consolidated Statements of Operations related to securities available for sale during 2024, 2023, and 2022.
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics and consider historical credit loss information. Accrued interest receivable on securities HTM totaled $1.7 million and $1.8 million at December 31, 2024 and 2023, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. Historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. During the first quarter of 2023, one corporate security (Signature Bank) defaulted resulting in a $3.0 million provision for credit losses and a corresponding full charge-off. Subsequent to this security's charge-off, a portion of its fair value had recovered and was subsequently sold during the first quarter of 2024 for $1.1 million during which period we recorded that amount as a recovery to the ACL. Despite this lone security loss, the long-term historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. Furthermore, as of December 31, 2024 and 2023, there were no past due principal and interest payments associated with these securities. At those same dates an allowance for credit losses of $132,000 and $157,000, respectively was recorded on non U.S. agency securities HTM based on applying the long-term historical credit loss rate, as published by credit rating agencies, for similarly rated securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
On a quarterly basis, we monitor the credit quality of securities HTM through the use of credit ratings. The carrying value of securities HTM at December 31, aggregated by credit quality follow:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Carrying Value Total
	(In thousands)
2024
Credit rating:
AAA	$7,350	$34,973	$—	$—	$42,323
AA	—	101,112	—	—	101,112
A	—	3,473	5,005	—	8,478
BBB	—	652	36,045	—	36,697
BB	—	—	1,963	—	1,963
Non-rated	—	16,095	2,951	954	20,000
Total	$7,350	$156,305	$45,964	$954	$210,573

2023
Credit rating:
AAA	$7,302	$36,629	$—	$—	$43,931
AA	—	102,583	—	—	102,583
A	—	3,172	6,923	—	10,095
BBB	—	856	33,913	—	34,769
BB	—	—	1,943	—	1,943
Non-rated	—	18,112	2,923	948	21,983
Total	$7,302	$161,352	$45,702	$948	$215,304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

An analysis of the ACL by security HTM type for the year ended December 31, follows:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Total
	(In thousands)
2024
Balance at beginning of period	$4	$33	$116	$4	$157
Additions (deductions)
Provision for credit losses	(3)	(16)	(1,130)	(1)	(1,150)
Recoveries credited to the allowance	—	—	1,125	—	1,125
Securities HTM charged against the allowance	—	—	—	—	—
Balance at end of period	$1	$17	$111	$3	$132

2023
Balance at beginning of period	$1	$39	$123	$5	$168
Additions (deductions)
Provision for credit losses	3	(6)	2,993	(1)	2,989
Recoveries credited to the allowance	—	—	—	—	—
Securities HTM charged against the allowance	—	—	(3,000)	—	(3,000)
Balance at end of period	$4	$33	$116	$4	$157
The amortized cost and fair value of securities AFS and securities HTM at December 31, 2024, by contractual maturity, follow:

	Securities AFS		Securities HTM
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$25,779	$25,386	$7,061	$7,028
Maturing after one year but within five years	145,707	134,759	57,604	53,405
Maturing after five years but within ten years	45,284	39,758	95,466	83,459
Maturing after ten years	197,908	167,950	74,578	62,522
	414,678	367,853	234,709	206,414
U.S. agency residential mortgage-backed	80,589	71,137	109,369	84,738
U.S. agency commercial mortgage-backed	12,821	11,641	4,120	3,718
Private label mortgage-backed	74,268	70,035	7,541	6,990
Other asset backed	39,232	38,516	—	—
Total	$621,588	$559,182	$355,739	$301,860
The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains	Losses
	(In thousands)
2024	$39,517	$14	$442
2023	278	—	222
2022	70,523	164	439
Securities AFS and HTM with a fair value of $13.5 million and $103.6 million at December 31, 2024 and 2023, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity at December 31, 2024 or 2023.
During the second quarter of 2024 we acquired certain securities classified as equity securities at fair value consisting of Visa Inc. Class C common stock. These securities were all sold in 2024. For the year ended December 31, 2024, we recognized a gain on these equity securities of $2.7 million that was included in net gains on equity securities at fair value in the Consolidated Statements of Operations. We had no equity securities at December 31, 2023. See note #11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 4 – LOANS
Our loan portfolios by class at December 31 follow:

	2024	2023
	(In thousands)
Commercial
Commercial and industrial	$1,001,329	$810,145
Commercial real estate	936,035	869,586
Total commercial	1,937,364	1,679,731

Mortgage
1-4 family owner occupied - jumbo	875,551	859,236
1-4 family owner occupied - non-jumbo	299,142	301,172
1-4 family non-owner occupied	176,950	173,816
1-4 family - 2nd lien	133,947	116,032
Resort lending	31,136	35,616
Total mortgage	1,516,726	1,485,872

Installment
Boat lending	264,341	268,648
Recreational vehicle lending	224,537	251,852
Other	95,857	104,798
Total installment	584,735	625,298

Total loans	4,038,825	3,790,901
Allowance for credit losses	(59,379)	(54,658)
Net Loans	$3,979,446	$3,736,243

Loans include net deferred loan costs of $24.4 million and $25.3 million at December 31, 2024 and 2023, respectively.
During 2024, we sold $20.8 million of portfolio residential fixed rate and adjustable rate mortgage loans servicing retained and recognized a gain on sale of $0.42 million. During 2023, we sold $56.7 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained and recognized a loss on sale of $0.14 million. During 2022, we sold $63.0 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained and recognized a gain on sale of $0.55 million. These loan sale transactions were done primarily for asset/liability management purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An analysis of the ACL by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2024
Balance at beginning of period	$16,724	$21,386	$4,126	$12,422	$54,658
Additions (deductions)
Provision for credit losses	5,903	922	65	(1,272)	5,618
Recoveries credited to allowance	249	309	2,153	—	2,711
Loans charged against the allowance	(4)	(300)	(3,304)	—	(3,608)
Balance at end of period	$22,872	$22,317	$3,040	$11,150	$59,379

2023
Balance at beginning of period	$13,817	$21,633	$4,290	$12,695	$52,435
Additions (deductions)
Provision for credit losses	3,430	(445)	509	(273)	3,221
Recoveries credited to allowance	531	352	1,915	—	2,798
Loans charged against the allowance	(1,054)	(154)	(2,588)	—	(3,796)
Balance at end of period	$16,724	$21,386	$4,126	$12,422	$54,658

2022
Balance at beginning of period	$11,519	$19,221	$3,749	$12,763	$47,252
Additions (deductions)
Provision for credit losses	1,845	2,047	1,349	(68)	5,173
Recoveries credited to allowance	453	435	1,608	—	2,496
Loans charged against the allowance	—	(70)	(2,416)	—	(2,486)
Balance at end of period	$13,817	$21,633	$4,290	$12,695	$52,435

The allocation of the ACL by portfolio segment at December 31 follows:

	2024		2023
	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans
	(Dollars in thousands)
Commercial	$22,872	48.0%	$16,724	44.3%
Mortgage	22,317	37.5	21,386	39.2
Installment	3,040	14.5	4,126	16.5
Subjective allocation	11,150	—	12,422	—
Total	$59,379	100.0%	$54,658	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans on non-accrual status and past due more than 90 days (‘‘Non-performing Loans’’) at December 31 follow:

	Non-Accrual with no Allowance for Credit Loss	Non-Accrual with an Allowance for Credit Loss	Total Non- Accrual	90+ and Still Accruing	Total Non- Performing Loans
	(In thousands)
2024
Commercial
Commercial and industrial (1)	$—	$49	$49	$—	$49
Commercial real estate	—	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	1,480	—	1,480	—	1,480
1-4 family owner occupied - non-jumbo (2)	1,929	496	2,425	—	2,425
1-4 family non-owner occupied	—	157	157	—	157
1-4 family - 2nd lien	246	769	1,015	—	1,015
Resort lending	—	143	143	—	143
Installment
Boat lending	—	209	209	—	209
Recreational vehicle lending	—	377	377	—	377
Other	—	147	147	—	147
Total	$3,655	$2,347	$6,002	$—	$6,002

Accrued interest excluded from total	$—	$—	$—	$—	$—

2023
Commercial
Commercial and industrial (1)	$—	$7	$7	$—	$7
Commercial real estate	—	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	544	—	544	—	544
1-4 family owner occupied - non-jumbo (2)	575	1,655	2,230	432	2,662
1-4 family non-owner occupied	—	282	282	—	282
1-4 family - 2nd lien	—	624	624	—	624
Resort lending	—	143	143	—	143
Installment
Boat lending	—	352	352	—	352
Recreational vehicle lending	—	419	419	—	419
Other	—	199	199	—	199
Total	$1,119	$3,681	$4,800	$432	$5,232

Accrued interest excluded from total	$—	$—	$—	$—	$—

(1)	Non-performing commercial and industrial loans exclude $0.005 million and $0.021 million of government guaranteed loans at December 31, 2024 and 2023, respectively.

(2)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $1.785 million and $2.170 million of government guaranteed loans at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
If non-performing loans had continued to accrue interest in accordance with their original terms, approximately $0.3 million, $0.3 million and $0.2 million of interest income would have been recognized in each of the years ended 2024, 2023 and 2022, respectively. Interest income recorded on these loans was approximately zero during each of the years ended 2024, 2023 and 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table provides collateral information by class of loan for collateral-dependent loans with a specific reserve. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral.
The amortized cost of collateral-dependent loans by class at December 31, follows:

	Collateral Type		Allowance for Credit Losses
	Real Estate	Other
	(In thousands)
2024
Commercial
Commercial and industrial	$686	$5,166	$1,647
Commercial real estate	817	—	3
Mortgage
1-4 family owner occupied - jumbo	1,480	—	—
1-4 family owner occupied - non-jumbo	2,903	—	347
1-4 family non-owner occupied	—	—	—
1-4 family - 2nd lien	510	—	94
Resort lending	143	—	51
Installment
Boat lending	—	87	31
Recreational vehicle lending	—	266	94
Other	—	92	33
Total	$6,539	$5,611	$2,300

Accrued interest excluded from total	$5	$34

2023
Commercial
Commercial and industrial	$565	$232	$224
Commercial real estate	—	—	—
Mortgage
1-4 family owner occupied - jumbo	544	—	—
1-4 family owner occupied - non-jumbo	2,243	—	504
1-4 family non-owner occupied	211	—	178
1-4 family - 2nd lien	244	—	87
Resort lending	143	—	51
Installment
Boat lending	—	297	105
Recreational vehicle lending	—	303	107
Other	—	102	36
Total	$3,950	$934	$1,292

Accrued interest excluded from total	$1	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2024
Commercial
Commercial and industrial	$78	$—	$54	$132	$1,001,197	$1,001,329
Commercial real estate	—	—	—	—	936,035	936,035
Mortgage
1-4 family owner occupied - jumbo	755	664	1,480	2,899	872,652	875,551
1-4 family owner occupied - non-jumbo	3,395	1,653	1,201	6,249	292,893	299,142
1-4 family non-owner occupied	329	—	—	329	176,621	176,950
1-4 family - 2nd lien	648	66	345	1,059	132,888	133,947
Resort lending	—	—	143	143	30,993	31,136
Installment
Boat lending	281	99	87	467	263,874	264,341
Recreational vehicle lending	622	395	190	1,207	223,330	224,537
Other	231	158	25	414	95,443	95,857
Total	$6,339	$3,035	$3,525	$12,899	$4,025,926	$4,038,825
Accrued interest excluded from total	$65	$44	$—	$109	$13,352	$13,461

2023
Commercial
Commercial and industrial	$—	$—	$28	$28	$810,117	$810,145
Commercial real estate	—	—	—	—	869,586	869,586
Mortgage
1-4 family owner occupied - jumbo	—	—	544	544	858,692	859,236
1-4 family owner occupied - non-jumbo	1,763	742	1,431	3,936	297,236	301,172
1-4 family non-owner occupied	215	64	158	437	173,379	173,816
1-4 family - 2nd lien	241	139	215	595	115,437	116,032
Resort lending	—	50	143	193	35,423	35,616
Installment
Boat lending	320	16	261	597	268,051	268,648
Recreational vehicle lending	414	35	280	729	251,123	251,852
Other	313	86	54	453	104,345	104,798
Total	$3,266	$1,132	$3,114	$7,512	$3,783,389	$3,790,901
Accrued interest excluded from total	$31	$17	$—	$48	$12,452	$12,500
For the year ended December 31, 2024 there were five mortgage - 1-4 family owner occupied - non-jumbo loans and one mortgage 1-4 family - 2nd lien loan modified as troubled loan modifications totaling $0.51 million (0.1% of the total

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
loan class) and $0.07 million (0.1% of the total loan class), respectively. All of the troubled loan modifications during the year ended December 31, 2024 involved term extensions and added a weighted average 7.1 years to the life of the loans.
One of the mortgage - 1-4 family owner occupied - non-jumbo loans modified during the year ended December 31, 2024 also received a 3.625% interest rate reduction.
Of the loans modified during the year ended December 31, 2024, two are on non-accrual status totaling $0.3 million. For the year ended December 31, 2023, there were no troubled loan modifications or subsequent defaults.
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
Rating 10 and 11: These loans are generally referred to as our ‘‘substandard - non-accrual’’ and ‘‘doubtful’’ commercial credits. These ratings include loans to borrowers with weaknesses that make collection of the loan in full, on the basis of current facts, conditions and values at best questionable and at worst improbable. All of these loans are placed in non-accrual.
Rating 12: These loans are generally referred to as our ‘‘loss’’ commercial credits. This rating includes loans to borrowers that are deemed incapable of repayment and are charged-off.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following tables summarize loan ratings by loan class for our commercial loan portfolio segment at December 31:

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
Commercial and industrial
Non-watch (1-6)	$183,261	$137,270	$142,630	$71,225	$72,928	$106,086	$242,573	$955,973
Watch (7-8)	10,348	3,055	1,251	9,002	5,636	336	2,104	31,732
Substandard Accrual (9)	2,693	2,052	1,642	2,208	267	195	4,513	13,570
Non-Accrual (10-11)	—	—	—	47	—	7	—	54
Total	$196,302	$142,377	$145,523	$82,482	$78,831	$106,624	$249,190	$1,001,329
Accrued interest excluded from total	$612	$478	$361	$217	$342	$341	$959	$3,310
Current period gross charge-offs	$—	$—	$—	$—	$—	$4	$—	$4

Commercial real estate
Non-watch (1-6)	$142,154	$236,390	$153,321	$75,053	$49,969	$166,966	$72,879	$896,732
Watch (7-8)	—	—	16,007	—	—	4,400	18,079	38,486
Substandard Accrual (9)	—	—	—	135	—	682	—	817
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$142,154	$236,390	$169,328	$75,188	$49,969	$172,048	$90,958	$936,035
Accrued interest excluded from total	$608	$632	$628	$166	$131	$658	$363	$3,186
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial
Non-watch (1-6)	$325,415	$373,660	$295,951	$146,278	$122,897	$273,052	$315,452	$1,852,705
Watch (7-8)	10,348	3,055	17,258	9,002	5,636	4,736	20,183	70,218
Substandard Accrual (9)	2,693	2,052	1,642	2,343	267	877	4,513	14,387
Non-Accrual (10-11)	—	—	—	47	—	7	—	54
Total	$338,456	$378,767	$314,851	$157,670	$128,800	$278,672	$340,148	$1,937,364
Accrued interest excluded from total	$1,220	$1,110	$989	$383	$473	$999	$1,322	$6,496
Current period gross charge-offs	$—	$—	$—	$—	$—	$4	$—	$4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
Commercial and industrial
Non-watch (1-6)	$110,472	$152,715	$70,081	$47,644	$42,576	$97,960	$260,634	$782,082
Watch (7-8)	96	5,239	964	2,580	4,173	2,277	11,938	27,267
Substandard Accrual (9)	—	—	547	—	21	4	196	768
Non-Accrual (10-11)	—	—	—	—	—	28	—	28
Total	$110,568	$157,954	$71,592	$50,224	$46,770	$100,269	$272,768	$810,145
Accrued interest excluded from total	$239	$438	$132	$128	$120	$326	$1,327	$2,710
Current period gross charge-offs	$—	$—	$—	$—	$—	$69	$25	$94

Commercial real estate
Non-watch (1-6)	$202,576	$169,230	$131,428	$29,684	$78,706	$176,265	$73,852	$861,741
Watch (7-8)	—	—	—	—	2,322	5,523	—	7,845
Substandard Accrual (9)	—	—	—	—	—	—	—	—
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$202,576	$169,230	$131,428	$29,684	$81,028	$181,788	$73,852	$869,586
Accrued interest excluded from total	$548	$685	$431	$73	$347	$661	$288	$3,033
Current period gross charge-offs	$—	$—	$—	$—	$960	$—	$—	$960

Total Commercial
Non-watch (1-6)	$313,048	$321,945	$201,509	$77,328	$121,282	$274,225	$334,486	$1,643,823
Watch (7-8)	96	5,239	964	2,580	6,495	7,800	11,938	35,112
Substandard Accrual (9)	—	—	547	—	21	4	196	768
Non-Accrual (10-11)	—	—	—	—	—	28	—	28
Total	$313,144	$327,184	$203,020	$79,908	$127,798	$282,057	$346,620	$1,679,731
Accrued interest excluded from total	$787	$1,123	$563	$201	$467	$987	$1,615	$5,743
Current period gross charge-offs	$—	$—	$—	$—	$960	$69	$25	$1,054
For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
1-4 family owner occupied - jumbo
800 and above	$5,009	$12,192	$37,147	$51,242	$22,126	$14,291	$—	$142,007
750-799	33,118	43,013	106,378	194,725	58,703	35,103	1,275	472,315
700-749	13,981	13,602	40,219	68,687	17,552	11,669	450	166,160
650-699	4,537	10,286	19,366	15,736	6,937	6,555	1,500	64,917
600-649	—	2,265	9,528	1,636	2,288	4,619	—	20,336
550-599	746	—	2,414	1,086	2,803	—	—	7,049
500-549	—	—	—	—	900	664	—	1,564
Under 500	—	485	—	—	—	718	—	1,203
Unknown	—	—	—	—	—	—	—	—
Total	$57,391	$81,843	$215,052	$333,112	$111,309	$73,619	$3,225	$875,551
Accrued interest excluded from total	$264	$377	$634	$712	$264	$238	$31	$2,520
Current period gross charge-offs	$—	$—	$22	$—	$—	$—	$—	$22

1-4 family owner occupied - non-jumbo
800 and above	$1,919	$2,113	$14,018	$8,928	$3,089	$9,138	$4,066	$43,271
750-799	12,472	10,604	26,405	21,548	14,028	23,586	10,429	119,072
700-749	7,927	7,110	12,810	9,598	5,492	21,692	4,231	68,860
650-699	8,258	2,758	5,586	4,885	2,262	12,820	1,848	38,417
600-649	682	126	1,001	762	2,459	6,757	180	11,967
550-599	—	213	365	794	996	3,438	40	5,846
500-549	87	—	1,523	948	278	5,780	—	8,616
Under 500	—	—	—	98	652	2,343	—	3,093
Unknown	—	—	—	—	—	—	—	—
Total	$31,345	$22,924	$61,708	$47,561	$29,256	$85,554	$20,794	$299,142
Accrued interest excluded from total	$105	$139	$195	$113	$77	$368	$163	$1,160
Current period gross charge-offs	$—	$—	$—	$23	$—	$22	$—	$45

1-4 family non-owner occupied
800 and above	$4,122	$1,557	$7,468	$12,757	$4,204	$6,975	$897	$37,980
750-799	11,433	12,831	15,929	25,543	9,920	16,439	2,539	94,634
700-749	3,372	3,218	6,289	6,401	1,308	6,131	2,072	28,791
650-699	1,016	431	297	4,115	2,552	3,560	332	12,303
600-649	—	—	—	—	410	930	108	1,448
550-599	—	38	—	—	—	919	—	957
500-549	—	—	369	51	—	221	—	641
Under 500	—	—	—	—	—	196	—	196
Unknown	—	—	—	—	—	—	—	—
Total	$19,943	$18,075	$30,352	$48,867	$18,394	$35,371	$5,948	$176,950
Accrued interest excluded from total	$84	$85	$119	$134	$48	$166	$44	$680
Current period gross charge-offs	$—	$—	$—	$—	$—	$158	$—	$158

1-4 family - 2nd lien
800 and above	$751	$249	$219	$185	$1,161	$859	$12,245	$15,669
750-799	3,209	2,717	2,290	3,065	1,604	3,825	44,896	61,606
700-749	1,358	942	1,898	1,239	932	2,123	26,687	35,179
650-699	268	450	655	313	251	1,385	10,979	14,301
600-649	—	39	204	197	328	769	2,084	3,621
550-599	—	297	37	51	—	357	512	1,254
500-549	—	59	101	95	—	768	919	1,942
Under 500	—	—	20	—	—	350	5	375
Unknown	—	—	—	—	—	—	—	—
Total	$5,586	$4,753	$5,424	$5,145	$4,276	$10,436	$98,327	$133,947
Accrued interest excluded from total	$19	$23	$18	$11	$13	$42	$720	$846
Current period gross charge-offs	$—	$—	$—	$—	$—	$3	$22	$25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
Resort lending
800 and above	$—	$—	$—	$534	$—	$4,079	$—	$4,613
750-799	—	39	639	740	724	12,845	—	14,987
700-749	—	—	268	—	212	4,851	—	5,331
650-699	—	—	—	—	354	4,622	—	4,976
600-649	—	—	—	—	—	1,051	—	1,051
550-599	—	—	—	—	—	92	—	92
500-549	—	—	—	—	—	86	—	86
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$—	$39	$907	$1,274	$1,290	$27,626	$—	$31,136
Accrued interest excluded from total	$—	$—	$4	$3	$4	$140	$—	$151
Current period gross charge-offs	$—	$—	$—	$—	$—	$50	$—	$50

Total Mortgage
800 and above	$11,801	$16,111	$58,852	$73,646	$30,580	$35,342	$17,208	$243,540
750-799	60,232	69,204	151,641	245,621	84,979	91,798	59,139	762,614
700-749	26,638	24,872	61,484	85,925	25,496	46,466	33,440	304,321
650-699	14,079	13,925	25,904	25,049	12,356	28,942	14,659	134,914
600-649	682	2,430	10,733	2,595	5,485	14,126	2,372	38,423
550-599	746	548	2,816	1,931	3,799	4,806	552	15,198
500-549	87	59	1,993	1,094	1,178	7,519	919	12,849
Under 500	—	485	20	98	652	3,607	5	4,867
Unknown	—	—	—	—	—	—	—	—
Total	$114,265	$127,634	$313,443	$435,959	$164,525	$232,606	$128,294	$1,516,726
Accrued interest excluded from total	$472	$624	$970	$973	$406	$954	$958	$5,357
Current period gross charge-offs	$—	$—	$22	$23	$—	$233	$22	$300

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
1-4 family owner occupied - jumbo
800 and above	$6,299	$30,789	$63,377	$17,672	$4,503	$8,813	$1,084	$132,537
750-799	42,726	117,454	193,587	61,986	24,288	14,836	1,586	456,463
700-749	14,965	51,991	66,597	25,170	4,738	11,768	1,500	176,729
650-699	11,274	13,804	24,648	12,949	2,142	5,881	—	70,698
600-649	1,638	7,815	2,486	505	3,198	2,592	—	18,234
550-599	—	—	527	1,908	—	—	—	2,435
500-549	—	544	—	923	—	673	—	2,140
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$76,902	$222,397	$351,222	$121,113	$38,869	$44,563	$4,170	$859,236
Accrued interest excluded from total	$329	$669	$785	$299	$107	$156	$30	$2,375
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 family owner occupied - non-jumbo
800 and above	$2,280	$10,083	$7,780	$5,425	$2,802	$9,130	$3,029	$40,529
750-799	13,233	32,729	21,664	12,306	5,954	19,852	8,462	114,200
700-749	11,696	18,133	11,661	8,136	3,280	20,042	4,482	77,430
650-699	9,576	5,717	4,606	2,524	2,393	12,369	1,500	38,685
600-649	136	1,334	1,694	833	1,096	6,415	84	11,592
550-599	188	624	71	1,705	557	5,390	65	8,600
500-549	—	—	1,335	998	413	4,077	—	6,823
Under 500	—	311	462	272	518	1,750	—	3,313
Unknown	—	—	—	—	—	—	—	—
Total	$37,109	$68,931	$49,273	$32,199	$17,013	$79,025	$17,622	$301,172
Accrued interest excluded from total	$153	$235	$119	$78	$56	$331	$139	$1,111
Current period gross charge-offs	$—	$—	$—	$—	$—	$29	$—	$29

1-4 family non-owner occupied
800 and above	$2,320	$6,026	$12,338	$3,474	$3,048	$6,030	$1,199	$34,435
750-799	10,937	16,635	28,051	11,545	6,709	13,400	3,498	90,775
700-749	3,904	7,013	8,825	4,145	667	6,719	2,095	33,368
650-699	216	1,879	1,844	2,543	197	3,521	277	10,477
600-649	—	388	1,445	—	75	1,226	362	3,496
550-599	—	61	52	—	—	873	—	986
500-549	—	—	—	—	—	142	—	142
Under 500	—	—	—	—	—	137	—	137
Unknown	—	—	—	—	—	—	—	—
Total	$17,377	$32,002	$52,555	$21,707	$10,696	$32,048	$7,431	$173,816
Accrued interest excluded from total	$77	$125	$149	$60	$35	$146	$62	$654
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 family - 2nd lien
800 and above	$537	$156	$703	$389	$159	$1,153	$9,817	$12,914
750-799	2,260	2,879	2,359	2,341	898	3,084	38,277	52,098
700-749	1,895	1,243	1,464	324	224	2,348	25,849	33,347
650-699	425	285	182	519	302	1,869	8,945	12,527
600-649	51	107	97	67	37	563	1,886	2,808
550-599	—	80	203	—	157	238	638	1,316
500-549	—	—	12	—	—	487	331	830
Under 500	—	19	—	—	77	61	35	192
Unknown	—	—	—	—	—	—	—	—
Total	$5,168	$4,769	$5,020	$3,640	$1,854	$9,803	$85,778	$116,032
Accrued interest excluded from total	$19	$14	$10	$7	$6	$41	$707	$804
Current period gross charge-offs	$—	$—	$—	$—	$—	$5	$—	$5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2023	2022	2021	2020	2019	Prior
	(In thousands)
December 31, 2023
Resort lending
800 and above	$—	$—	$99	$—	$—	$5,643	$—	$5,742
750-799	41	817	910	858	179	12,649	—	15,454
700-749	—	108	871	111	—	5,439	—	6,529
650-699	—	—	—	316	—	6,219	—	6,535
600-649	—	—	—	49	—	844	—	893
550-599	—	—	—	—	—	267	—	267
500-549	—	—	—	—	—	59	—	59
Under 500	—	—	—	—	—	137	—	137
Unknown	—	—	—	—	—	—	—	—
Total	$41	$925	$1,880	$1,334	$179	$31,257	$—	$35,616
Accrued interest excluded from total	$—	$4	$3	$4	$—	$142	$—	$153
Current period gross charge-offs	$—	$—	$—	$—	$—	$120	$—	$120

Total Mortgage
800 and above	$11,436	$47,054	$84,297	$26,960	$10,512	$30,769	$15,129	$226,157
750-799	69,197	170,514	246,571	89,036	38,028	63,821	51,823	728,990
700-749	32,460	78,488	89,418	37,886	8,909	46,316	33,926	327,403
650-699	21,491	21,685	31,280	18,851	5,034	29,859	10,722	138,922
600-649	1,825	9,644	5,722	1,454	4,406	11,640	2,332	37,023
550-599	188	765	853	3,613	714	6,768	703	13,604
500-549	—	544	1,347	1,921	413	5,438	331	9,994
Under 500	—	330	462	272	595	2,085	35	3,779
Unknown	—	—	—	—	—	—	—	—
Total	$136,597	$329,024	$459,950	$179,993	$68,611	$196,696	$115,001	$1,485,872
Accrued interest excluded from total	$578	$1,047	$1,066	$448	$204	$816	$938	$5,097
Current period gross charge-offs	$—	$—	$—	$—	$—	$154	$—	$154

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
	(In thousands)
December 31, 2024
Boat lending
800 and above	$6,125	$6,702	$8,231	$7,492	$3,512	$9,079	$41,141
750-799	26,320	29,173	28,608	24,858	11,604	26,792	147,355
700-749	11,397	9,487	11,342	9,807	4,177	9,137	55,347
650-699	2,722	2,888	2,516	2,419	1,191	3,111	14,847
600-649	504	438	1,104	364	148	775	3,333
550-599	—	215	464	394	76	301	1,450
500-549	27	—	135	199	140	238	739
Under 500	—	35	14	—	—	80	129
Unknown	—	—	—	—	—	—	—
Total	$47,095	$48,938	$52,414	$45,533	$20,848	$49,513	$264,341
Accrued interest excluded from total	$179	$178	$124	$104	$50	$101	$736
Current period gross charge-offs	$8	$8	$71	$8	$49	$55	$199

Recreational vehicle lending
800 and above	$1,365	$4,270	$11,721	$9,776	$3,382	$7,262	$37,776
750-799	10,528	11,173	33,140	32,266	9,398	14,656	111,161
700-749	5,402	5,230	14,093	15,336	4,177	5,500	49,738
650-699	965	1,949	4,278	5,357	1,249	1,836	15,634
600-649	268	697	1,213	2,364	407	502	5,451
550-599	41	183	443	1,075	135	415	2,292
500-549	50	172	638	745	161	207	1,973
Under 500	—	67	156	207	19	63	512
Unknown	—	—	—	—	—	—	—
Total	$18,619	$23,741	$65,682	$67,126	$18,928	$30,441	$224,537
Accrued interest excluded from total	$69	$89	$156	$154	$41	$67	$576
Current period gross charge-offs	$—	$42	$321	$419	$42	$110	$934

Other
800 and above	$1,342	$1,323	$1,788	$938	$639	$831	$6,861
750-799	9,938	8,029	7,208	4,732	2,013	4,375	36,295
700-749	14,512	4,941	4,232	2,829	1,292	3,278	31,084
650-699	10,551	1,633	1,689	979	430	1,293	16,575
600-649	537	476	522	294	59	418	2,306
550-599	80	211	271	210	21	210	1,003
500-549	—	149	301	229	92	93	864
Under 500	11	17	58	49	3	50	188
Unknown	681	—	—	—	—	—	681
Total	$37,652	$16,779	$16,069	$10,260	$4,549	$10,548	$95,857
Accrued interest excluded from total	$96	$65	$40	$22	$10	$63	$296
Current period gross charge-offs	$1,829	$98	$106	$27	$8	$103	$2,171

Total installment
800 and above	$8,832	$12,295	$21,740	$18,206	$7,533	$17,172	$85,778
750-799	46,786	48,375	68,956	61,856	23,015	45,823	294,811
700-749	31,311	19,658	29,667	27,972	9,646	17,915	136,169
650-699	14,238	6,470	8,483	8,755	2,870	6,240	47,056
600-649	1,309	1,611	2,839	3,022	614	1,695	11,090
550-599	121	609	1,178	1,679	232	926	4,745
500-549	77	321	1,074	1,173	393	538	3,576
Under 500	11	119	228	256	22	193	829
Unknown	681	—	—	—	—	—	681
Total	$103,366	$89,458	$134,165	$122,919	$44,325	$90,502	$584,735
Accrued interest excluded from total	$344	$332	$320	$280	$101	$231	$1,608
Current period gross charge-offs	$1,837	$148	$498	$454	$99	$268	$3,304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
	(In thousands)
December 31, 2023
Boat lending
800 and above	$6,110	$8,150	$8,250	$3,612	$4,061	$7,665	$37,848
750-799	34,174	35,921	29,665	16,329	13,173	21,432	150,694
700-749	15,593	15,042	11,859	4,481	4,757	7,279	59,011
650-699	3,652	3,029	4,277	1,545	1,237	2,842	16,582
600-649	281	432	808	268	171	620	2,580
550-599	85	344	229	139	108	335	1,240
500-549	—	152	207	97	—	198	654
Under 500	—	—	—	—	—	39	39
Unknown	—	—	—	—	—	—	—
Total	$59,895	$63,070	$55,295	$26,471	$23,507	$40,410	$268,648
Accrued interest excluded from total	$216	$154	$132	$63	$58	$91	$714
Current period gross charge-offs	$—	$53	$—	$—	$15	$53	$121

Recreational vehicle lending
800 and above	$3,168	$10,759	$11,568	$3,484	$3,838	$5,482	$38,299
750-799	15,677	41,037	39,113	13,025	8,415	11,934	129,201
700-749	6,481	18,630	20,161	5,243	3,689	4,460	58,664
650-699	2,524	5,108	6,073	1,706	936	1,157	17,504
600-649	713	724	1,573	394	308	429	4,141
550-599	90	304	973	71	249	383	2,070
500-549	—	880	326	153	136	154	1,649
Under 500	—	108	106	34	70	6	324
Unknown	—	—	—	—	—	—	—
Total	$28,653	$77,550	$79,893	$24,110	$17,641	$24,005	$251,852
Accrued interest excluded from total	$112	$201	$189	$56	$44	$53	$655
Current period gross charge-offs	$28	$122	$192	$32	$81	$11	$466

Other
800 and above	$1,599	$1,673	$1,633	$897	$582	$756	$7,140
750-799	11,782	11,017	6,600	3,557	1,622	4,077	38,655
700-749	16,717	6,564	5,013	2,268	1,047	3,361	34,970
650-699	12,483	2,997	1,494	627	266	1,390	19,257
600-649	515	605	395	138	107	410	2,170
550-599	49	329	294	35	53	176	936
500-549	98	260	246	43	31	72	750
Under 500	—	97	65	14	57	38	271
Unknown	649	—	—	—	—	—	649
Total	$43,892	$23,542	$15,740	$7,579	$3,765	$10,280	$104,798
Accrued interest excluded from total	$101	$62	$34	$17	$10	$67	$291
Current period gross charge-offs	$1,677	$104	$44	$17	$12	$147	$2,001

Total installment
800 and above	$10,877	$20,582	$21,451	$7,993	$8,481	$13,903	$83,287
750-799	61,633	87,975	75,378	32,911	23,210	37,443	318,550
700-749	38,791	40,236	37,033	11,992	9,493	15,100	152,645
650-699	18,659	11,134	11,844	3,878	2,439	5,389	53,343
600-649	1,509	1,761	2,776	800	586	1,459	8,891
550-599	224	977	1,496	245	410	894	4,246
500-549	98	1,292	779	293	167	424	3,053
Under 500	—	205	171	48	127	83	634
Unknown	649	—	—	—	—	—	649
Total	$132,440	$164,162	$150,928	$58,160	$44,913	$74,695	$625,298
Accrued interest excluded from total	$429	$417	$355	$136	$112	$211	$1,660
Current period gross charge-offs	$1,705	$279	$236	$49	$108	$211	$2,588

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

(1)	Credit scores have been updated within the last twelve months.
Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2024	2023
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$1,674,111	$1,772,030
Freddie Mac	1,373,145	1,381,693
Ginnie Mae	146,363	161,899
FHLB	302,779	173,311
Other	47,347	52,936
Total	$3,543,745	$3,541,869
Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $29.4 million and $28.6 million, at December 31, 2024 and 2023, respectively.
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
An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2024	2023	2022
	(In thousands)
Balance at beginning of period	$42,243	$42,489	$26,232
Originated servicing rights capitalized	4,020	3,956	6,061
Change in fair value due to price	4,540	(280)	14,272
Change in fair value due to pay downs	(4,007)	(3,922)	(4,076)
Balance at end of year	$46,796	$42,243	$42,489
Loans sold and serviced that have had servicing rights capitalized	$3,543,745	$3,541,869	$3,493,312
Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 4.13%, average servicing fee of 0.26%, average discount rate of 10.37% and an average Public Securities Association (‘‘PSA’’) prepayment rate of 125 for December 31, 2024; and average coupon rate of 3.89%, average servicing fee of 0.26%, average discount rate of 10.25% and an average PSA prepayment rate of 142 for December 31, 2023.
On December 5, 2024 we executed a letter of intent to sell a portion of our mortgage loan servicing rights to a third party. This sale closed on January 31, 2025 with the sale of approximately $935.3 million of mortgage loan servicing rights (26.4% of total servicing portfolio). This sale represents approximately $13.2 million (28.2%) of the total capitalized mortgage loan servicing right asset. While this transaction closed on January 31, 2025, we continued to service these loans under a sub-servicing arrangement through March 3, 2025, at which time servicing was transferred to the buyer. While there remains a customary hold back of final settlement funds of approximately $0.66 million relating to this transaction, we are not aware of any issues that will have a material impact on this final payment. Transaction expenses relating to this sale were approximately $0.5 million and will be expensed during the first quarter of 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 5 – OTHER REAL ESTATE
A summary of other real estate activity for the years ended December 31 follows (1):

	2024	2023	2022
	(In thousands)
Balance at beginning of year, net of valuation allowance	$569	$443	$235
Loans transferred to other real estate	1,091	783	719
Sales of other real estate	(753)	(603)	(511)
Additions to valuation allowance charged to expense	(16)	(54)	—
Balance at end of year, net of valuation allowance	$891	$569	$443
_________________________________________________

(1)	Table excludes other repossessed assets totaling $0.05 million and zero at December 31, 2024 and 2023, respectively.
We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2024	2023	2022
	(In thousands)
Balance at beginning of year	$—	$—	$31
Additions charged to expense	16	54	—
Direct write-downs upon sale	(16)	(54)	(31)
Balance at end of year	$—	$—	$—
At December 31, 2024 and 2023, the balance of other real estate includes $0.9 million and $0.6 million, respectively of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $2.0 million and $0.6 million at December 31, 2024 and 2023, respectively.
Other real estate and repossessed assets totaling $0.9 million and $0.6 million at December 31, 2024 and 2023, respectively, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.
NOTE 6 – PROPERTY AND EQUIPMENT
A summary of property and equipment at December 31 follows:

	2024	2023
	(In thousands)
Land and land improvements	$16,329	$16,421
Buildings	64,103	61,190
Equipment	80,988	78,648
	161,420	156,259
Accumulated depreciation and amortization	(123,928)	(120,736)
Property and equipment, net	$37,492	$35,523
Depreciation expense was $5.2 million, $5.2 million and $5.3 million in 2024, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 7 – GOODWILL AND OTHER INTANGIBLES
Intangible assets, net of amortization, at December 31 follows:

	2024		2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$11,916	$10,428	$11,916	$9,912
Unamortized intangible assets - goodwill	$28,300		$28,300
At December 31, 2024, the Bank (our reporting unit) had positive equity and elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.
Intangible amortization expense was $0.5 million, $0.5 million and $0.8 million during the years ended 2024, 2023 and 2022, respectively.
A summary of estimated core deposit intangible amortization at December 31, 2024, follows:

(In thousands)
2025	$487
2026	460
2027	434
2028	107
Total	$1,488
NOTE 8 – DEPOSITS
A summary of interest expense on deposits for the years ended December 31 follows:

	2024	2023	2022
	(In thousands)
Savings and interest-bearing checking	$28,047	$24,601	$6,078
Reciprocal	34,574	23,429	4,421
Time	24,135	13,766	1,902
Brokered time	5,938	13,279	1,750
Total	$92,694	$75,075	$14,151
Aggregate time deposits in denominations of $0.25 million or more amounted to $211.4 million and $176.6 million at December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of the maturity of time deposits at December 31, 2024, follows (1):

(In thousands)
2025	$816,329
2026	22,633
2027	4,751
2028	2,198
2029	1,956
2030 and thereafter	36
Total	$847,903

(1)	Includes time deposits, brokered time deposits and reciprocal time deposits
Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
A summary of reciprocal deposits at December 31 follows:

	2024	2023
	(In thousands)
Demand	$797,181	$722,407
Money market	43	607
Time	109,807	109,006
Total	$907,031	$832,020
NOTE 9 – OTHER BORROWINGS
A summary of other borrowings at December 31 follows:

	2024	2023
	(In thousands)
Advances from the FHLB	$45,000	$50,000
Other	9	26
Total	$45,009	$50,026
Borrowings with the FRB at both December 31, 2024 and 2023 were zero . Average borrowings with the FRB during the years ended December 31, 2024, 2023 and 2022 totaled $0.2 million, $4.5 million and $26.4 million, respectively. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $501.8 million at December 31, 2024. Collateral for FRB borrowings are certain securities AFS, securities HTM, commercial loans and installment loans. Interest expense on borrowings with the FRB amounted to $0.01 million, $0.19 million and $0.75 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 125% to 165%, respectively, of outstanding advances as well as certain securities AFS, securities HTM and by the FHLB stock that we own. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $1.08 billion at December 31, 2024. Interest expense on advances amounted to $2.0 million, $2.4 million and $0.2 million for the years ended December 31, 2024, 2023 and 2022, respectively. During 2024 we exercised a call option and terminated the $50.0 million fixed rate advance in the table below with no penalty.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
As a member of the FHLB, we must own FHLB stock equal to the greater of 0.10% of total assets or 4.5% of our outstanding advances and certain loans sold to the FHLB. At December 31, 2024, we were in compliance with the FHLB stock ownership requirements.
The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2024		2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed Rate Advances
2025	$—		$50,000	5.16%
Total fixed rate advances	—		50,000	5.16%

Variable Rate Advances
2025	45,000	4.48%	—
Total variable rate advances	45,000	4.48%	—

Total FHLB advances	$45,000	4.48%	$50,000	5.16%
Assets, consisting of securities AFS, securities HTM, FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $2.50 billion at December 31, 2024.
NOTE 10 – SUBORDINATED DEBT AND DEBENTURES
Subordinated Debt
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity (May 31, 2030 maturity date) and a five year call option. The initial coupon rate is 5.95% fixed for five years and then floats at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statement of Financial Condition under the caption “Subordinated debt” and the balances of $39.59 million and $39.51 million at December 31, 2024 and 2023, respectively are net of remaining unamortized deferred issuance costs of approximately $0.41 million and $0.49 million, respectively that are being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statement of Operations. We may redeem the notes, in whole or in part, on or after May 31, 2025, and may redeem the notes at any time in whole upon certain other events. Any redemption of the notes will be subject to prior regulatory approval to the extent required.
Subordinated Debentures
We have formed various special purpose entities (the ‘‘trusts’’) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.6 million and $38.5 million at December 31, 2024 and 2023, respectively, qualified as Tier 1 regulatory capital.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Summary information regarding subordinated debentures as of December 31 follows:

		2024
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(928)	(928)	—
		$39,796	$38,572	$1,224

		2023
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(996)	(996)	—
		$39,728	$38,504	$1,224
Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2024 and 2023 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month SOFR plus 1.86%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month SOFR plus 3.11%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month SOFR plus 3.71%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month SOFR plus 2.46%	March 17, 2010
The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2024 and 2023.
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
A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2024	2023
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$952,299	$881,697
Standby letters of credit	13,026	11,651
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
Economic

Pressures from various global and national macroeconomic conditions, including heightened inflation, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, recent adverse weather conditions, the continuation of the Russia-Ukraine war, ongoing conflict in the Middle East, and potential governmental responses to these events, continue to create significant economic uncertainty. In addition, pursuit of various initiatives announced by the new Trump administration may create some degree of volatility in our customers’ businesses, regulation of the financial services industry, and the markets in which we operate.

The extent to which these pressures and other factors may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Material adverse impacts may include all or a combination of valuation impairments on our intangible assets, securities available for sale, securities held to maturity, loans, capitalized mortgage loan servicing rights or deferred tax assets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
Visa Stock
On May 6, 2024, we exchanged 12,566 shares of Visa Inc. Class B-1 common stock (all of the Class B-1 shares we owned) for 2,493 shares of Visa Inc. Class C common stock and 6,283 shares of Visa Inc. Class B-2 common stock pursuant to an exchange offer conducted by Visa. Each Class C share automatically converts to 4 shares of Visa Inc. Class A common stock upon a transfer to anyone other than a Visa member or an affiliate of a Visa member. The Class B-2 shares have the same transfer restrictions as the transfer restrictions on the Class B-1 shares and can only be sold to other Class B shareholders.
Because of the very limited liquidity for the Class B-1 shares (prior to completion of the exchange offer) and uncertainty regarding the likelihood, ultimate timing, and eventual exchange rate for Class B-1 shares into Class A shares, we were carrying these shares at zero, representing cost basis less impairment. In light of the continued uncertainty regarding the likelihood, ultimate timing, and eventual exchange rate for Class B-2 shares into Class A shares, we are carrying the Class B-2 shares at zero, representing cost basis less impairment. However, given the current conversion ratio of 1.543 Class A shares for every 1 Class B-2 share and the closing price of Visa Class A shares on February 24, 2025 of $349.86 per share, our 6,283 Class B-2 shares would have a current “value” of approximately $3.4 million.
With the completion of the exchange, we recorded a gain related to the Class C shares of $2.677 million during the second quarter of 2024 based on the conversion privilege of those shares and the closing price of the Class A shares on May 3, 2024 (the exchange expiration date) of $268.49 per share. Subsequent to the exchange, we sold all 2,493 shares of our Class C shares for net proceeds of $2.685 million. We held no Class C shares at December 31, 2024.
As a condition to our participation in the exchange offer, we were required to enter into a Makewhole Agreement that will require us to reimburse Visa in certain circumstances if certain litigation in which Visa has been involved since 2008 results in damages significantly higher than Visa currently expects. Potential payments under the Makewhole Agreement are designed to equal the decline in value we would have experienced had we not participated in Visa’s exchange offer. Based on the disclosures that have been made by Visa regarding the status of this litigation and other circumstances relating to the exchange offer and potential future, similar exchange offers, we believe the likelihood we will have to make any payments under the Makewhole Agreement is remote.
NOTE 12 – SHAREHOLDERS’ EQUITY AND NET INCOME PER COMMON SHARE
Our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock during 2024, 2023 and 2022. We did not repurchase any shares pursuant to this authorization during 2024. During 2023 and 2022 repurchases were made through open market and negotiated transactions and totaled 298,601 and 181,586 shares of common stock, respectively for an aggregate purchase price of $5.2 million and $4.0 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2024	2023	2022
	(In thousands, except per share amounts)
Net income	$66,790	$59,067	$63,351

Weighted average shares outstanding (1)	20,892	20,976	21,096
Stock units for deferred compensation plan for non-employee directors	180	160	137
Performance share units	31	23	25
Effect of stock options	3	11	38
Weighted average shares outstanding for calculation of diluted earnings per share	21,106	21,170	21,296

Net income per common share
Basic (1)	$3.20	$2.82	$3.00
Diluted	$3.16	$2.79	$2.97
_________________________________________

(1)	Basic net income per common share includes weighted average common shares outstanding during the period and participating share awards.
Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2024, 2023 and 2022, respectively.
NOTE 13 – INCOME TAX
The composition of income tax expense for the years ended December 31 follows:

	2024	2023	2022
	(In thousands)
Current expense	$17,504	$14,394	$14,796
Deferred expense (benefit)	(1,248)	215	(359)
Income tax expense	$16,256	$14,609	$14,437

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2024, 2023 and 2022 to the income before income tax for the years ended December 31 follows:

	2024	2023	2022
	(In thousands)
Statutory rate applied to income before income tax	$17,440	$15,472	$16,335
Tax-exempt income	(522)	(508)	(1,475)
Low income housing tax credit investments	(373)	(235)	(134)
Employee stock ownership plan dividends	(108)	(106)	(97)
Bank owned life insurance	(175)	(99)	(140)
Share-based compensation	(130)	(50)	(144)
Non-deductible meals, entertainment and memberships	83	77	30
Other, net	41	58	62
Income tax expense	$16,256	$14,609	$14,437
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2024	2023
	(In thousands)
Deferred tax assets
Unrealized loss on securities AFS	$13,105	$13,587
Allowance for credit losses	12,470	11,478
Unrealized loss on securities HTM transferred from AFS	3,396	4,095
Incentive compensation	2,052	1,174
Property and equipment	1,545	1,387
Lease liabilities	1,331	1,074
Reserve for unfunded lending commitments	1,078	1,156
Share-based compensation	861	824
Securities premium amortization	831	814
Deferred compensation	621	551
Unrealized loss on derivative financial instruments	551	—
Loss reimbursement on sold loans reserve	260	259
Other than temporary impairment charge on securities available for sale	146	146
Non accrual loan interest income	128	121
Gross deferred tax assets	38,375	36,666
Deferred tax liabilities
Capitalized mortgage loan servicing rights	9,827	8,871
Deferred loan fees	2,245	2,271
Lease right of use asset	1,254	1,031
Purchase premiums, net	517	602
Unrealized gain on derivative financial instruments	—	47
Other	69	46
Gross deferred tax liabilities	13,912	12,868
Deferred tax assets, net (1)	$24,463	$23,798

(1)	Included in accrued income and other assets on the Consolidated Statements of Financial Position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a ‘‘more likely than not’’ standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2024 and 2023, that the realization of substantially all of our deferred tax assets continues to be more likely than not.
Changes in unrecognized tax benefits for the years ended December 31 follow:

	2024	2023	2022
	(In thousands)
Balance at beginning of year	$188	$186	$180
Additions based on tax positions related to the current year	18	13	13
Reductions due to the statute of limitations	(18)	(11)	(7)
Reductions due to settlements	—	—	—
Balance at end of year	$188	$188	$186
If recognized, the entire amount of unrecognized tax benefits, net of $0.04 million of federal tax on state benefits, would affect our effective tax rate. We do not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. No amounts were expensed for interest and penalties for the years ended December 31, 2024, 2023 and 2022. No amounts were accrued for interest and penalties at December 31, 2024, 2023 and 2022. At December 31, 2024, U.S. Federal tax years 2021 through the present remain open to examination.
NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS
We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.4 million shares of common stock as of December 31, 2024. The non-employee director stock purchase plan permits the issuance of additional share based payments for up to 0.1 million shares of common stock as of December 31, 2024. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.
During 2024, 2023 and 2022 pursuant to our long-term incentive plan, we granted 0.09 million, 0.08 million and 0.06 million shares, respectively of restricted stock and 0.02 million during each year of performance stock units (‘‘PSU’’), to certain officers. The shares of restricted stock and PSUs generally cliff vest after a period of three years. The performance criteria of the PSUs is split evenly between a comparison of (i) our total shareholder return and (ii) our return on average assets each over the three year period starting on the grant date to these same criteria over that period to an index of our banking peers.
Our directors may elect to receive all or a portion of their cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current fair value of our common stock and vest immediately. We issued 0.01 million, 0.02 million and 0.02 million shares to directors pursuant to this plan during each of the years ending 2024, 2023 and 2022, respectively and expensed their value during those same periods.
Total compensation expense recognized for grants pursuant to our long-term incentive plan was $2.1 million, $1.9 million and $1.8 million in 2024, 2023 and 2022, respectively. The corresponding tax benefit relating to this expense was $0.4 million, $0.4 million, and $0.4 million during each year, respectively. Total expense recognized for non-employee director share based payments was $0.2 million, $0.4 million, and $0.4 million for the years ending 2024, 2023 and 2022, respectively. The corresponding tax benefit relating to this expense was $0.05 million, $0.08 million and $0.08 million in 2024, 2023 and 2022, respectively.
At December 31, 2024, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.7 million. The weighted-average period over which this amount will be recognized is 1.97 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2024	11,724	$11.73
Granted	—
Exercised	(6,141)	10.18
Forfeited	—
Expired	—
Outstanding at December 31, 2024	5,583	$13.43	2.14	$119

Vested and expected to vest at December 31, 2024	5,583	$13.43	2.14	$119
Exercisable at December 31, 2024	5,583	$13.43	2.14	$119
A summary of outstanding non-vested stock (restricted stock and PSUs) and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2024	269,233	$22.93
Granted	105,177	25.13
Vested	(98,278)	20.55
Forfeited	(9,146)	23.98
Outstanding at December 31, 2024	266,986	$24.64
Certain information regarding options exercised during the periods ending December 31 follows:

	2024	2023	2022
	(In thousands)
Intrinsic value	$99	$352	$761
Cash proceeds received	$12	$198	$131
Tax benefit realized	$21	$74	$160
We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We matched 50% of employee contributions to the 401(k) plan up to a maximum of 8% of participating employees’ eligible wages for 2024, 2023 and 2022. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for each of 2024, 2023 and 2022. Amounts expensed for these retirement plans were $3.3 million, $3.1 million and $2.9 million in 2024, 2023 and 2022, respectively.
Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $12.9 million, $8.0 million and $12.7 million in 2024, 2023 and 2022, respectively.
We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $7.1 million, $7.2 million and $6.2 million in 2024, 2023 and 2022 respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
These insurance programs are also available to retired employees at their own expense.
NOTE 15 – OTHER NON-INTEREST INCOME
Other non-interest income for the years ended December 31 follows:

	2024	2023	2022
	(In thousands)
Investment and insurance commissions	$3,268	$3,456	$2,898
ATM fees	1,650	1,683	1,216
Bank owned life insurance	834	474	360
Other	6,465	6,866	6,263
Total other non-interest income	$12,217	$12,479	$10,737
NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS
We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.
Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2024
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$5,647	4.4	$361
Pay-fixed interest rate swap agreements - securities available for sale	148,895	2.8	13,265
Pay-fixed interest rate swap agreements - installment	100,000	2.4	77
Pay-fixed interest rate swap agreements - mortgage	147,000	2.2	283
Interest rate cap agreements - securities available for sale	40,970	3.3	334
Total	$442,512	2.6	$14,320

Cash flow hedge designation
Interest rate floor agreements - commercial	$375,000	2.3	$3,642
Interest rate floor agreements - short-term funding liabilities	25,000	3.4	312
Total	$400,000	2.1	$3,954

No hedge designation
Rate-lock mortgage loan commitments	$12,703	0.1	$100
Mandatory commitments to sell mortgage loans	19,874	0.1	62
Pay-fixed interest rate swap agreements - commercial	538,053	5.0	13,325
Pay-variable interest rate swap agreements - commercial	538,053	5.0	(13,325)
Total	$1,108,683	4.9	$162

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2023
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$6,033	5.4	$349
Pay-fixed interest rate swap agreements - securities available for sale	148,895	3.9	15,287
Pay-fixed interest rate swap agreements - installment	100,000	3.4	(1,228)
Pay-fixed interest rate swap agreements - mortgage	100,000	4.3	(2,131)
Interest rate cap agreements - securities available for sale	40,970	4.3	456
Total	$395,898	3.9	$12,733

Cash flow hedge designation
Interest rate floor agreements - commercial	$150,000	3.5	$4,221

No hedge designation
Rate-lock mortgage loan commitments	$18,081	0.1	$173
Mandatory commitments to sell mortgage loans	30,442	0.1	(279)
Pay-fixed interest rate swap agreements - commercial	379,012	5.9	7,169
Pay-variable interest rate swap agreements - commercial	379,012	5.9	(7,169)
Total	$806,547	5.5	$(106)
We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.
We have entered into pay-fixed interest rate swaps and caps to protect a portion of the fair value of a certain fixed rate commercial loan and certain mortgage and installment loans (‘‘Fair Value Hedge – Portfolio Loans’’). As a result, changes in the fair values of the pay-fixed interest rate swaps and caps are expected to offset changes in the fair values of the fixed rate portfolio loans due to fluctuations in interest rates. We record the fair values of Fair Value Hedge – Portfolio Loans in accrued income and other assets and accrued expenses and other liabilities on our Condensed Consolidated Statements of Financial Condition. The hedged items (a fixed rate commercial loan and certain fixed rate mortgage and installment loans) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – Portfolio Loans. On an ongoing basis, we adjust our Condensed Consolidated Statements of Financial Condition to reflect the then current fair values of both the Fair Value Hedge – Portfolio Loans and the hedged items. The related gains or losses are reported in interest income – interest and fees on loans in our Condensed Consolidated Statements of Operations. During the second quarter of 2023 we terminated the interest rate cap that was previously hedging certain installment loans. The remaining unrealized gain on this terminated interest cap is being amortized into earnings over the original life of the interest rate cap.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We have entered into interest rate floor agreements to manage the variability in future expected cash flows of certain commercial loans (‘‘Cash Flow Hedge – Portfolio Loans’’). We record the fair value of Cash Flow Hedge – Portfolio Loans in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The changes in the fair value of Cash Flow Hedge - Portfolio Loans are recorded in accumulated other comprehensive loss and are reclassified into the line item in our Consolidated Statements of Operations in which the hedged items are recorded in the same period the hedged items affect earnings.
We have entered into interest an rate cap agreement to manage the variability in future expected cash flows of certain short-term funding liabilities (‘‘Cash Flow Hedge – Short-term Funding Liabilities’’). We record the fair value of Cash Flow Hedge – Short-term Funding Liabilities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The changes in the fair value of Cash Flow Hedge - Short-term Funding Liabilities are recorded in accumulated other comprehensive loss and are reclassified into the line item in our Consolidated Statements of Operations in which the hedged items are recorded in the same period the hedged items affect earnings.
For Cash Flow Hedges, it is anticipated that as of December 31, 2024, $1.8 million will be reclassified from accumulated other comprehensive loss on as a reduction to earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2024 is 3.7 years.
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
In prior years we had entered into certain interest rate cap agreements to manage the variability in future expected cash flows of certain debt obligations. The no hedge designation "Interest rate cap agreements" in the table below had previously qualified for cash flow hedge accounting but were classified to a no hedge designation during 2020 and any changes in fair value since the transfers to the no hedge designation had been recognized in interest expense – other borrowings and subordinated debt and debentures in our Consolidated Statements of Operations since that time. Also in 2020 it became probable that the forecasted transactions being hedged by these interest rate cap agreements would not occur by the end of the originally specified time period and all remaining unrealized losses included as a component of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
accumulated other comprehensive income (loss) were reclassified into earnings at that time. In 2022 we terminated $75.0 million of interest rate caps while $15.0 million matured.
The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:
Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2024		2023		2024		2023
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements	Other assets	$14,336	Other assets	$15,636	Other liabilities	$350	Other liabilities	$3,359
Interest rate cap agreements	Other assets	334	Other assets	456	Other liabilities	—	Other liabilities	—
Interest rate floor agreements	Other assets	3,954	Other assets	4,221	Other liabilities	—	Other liabilities	—
		18,624		20,313		350		3,359
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	100	Other assets	173	Other liabilities	—	Other liabilities	—
Mandatory commitments to sell mortgage loans	Other assets	62	Other assets	—	Other liabilities	—	Other liabilities	279
Pay-fixed interest rate swap agreements - commercial	Other assets	15,799	Other assets	12,683	Other liabilities	2,474	Other liabilities	5,514
Pay-variable interest rate swap agreements - commercial	Other assets	2,474	Other assets	5,514	Other liabilities	15,799	Other liabilities	12,683
		18,435		18,370		18,273		18,476
Total derivatives		$37,059		$38,683		$18,623		$21,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)	Loss Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income
	2024	2023	2022		2024	2023	2022		2024	2023	2022
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap agreement - commercial								Interest and fees on loans	$12	$(98)	$831
Pay-fixed interest rate swap agreement - securities available for sale								Interest on securities	(2,022)	(4,619)	15,493
Pay-fixed interest rate swap agreement - installment								Interest and fees on loans	1,305	(1,305)	77
Pay-fixed interest rate swap agreements - Mortgage								Interest and fees on loans	2,414	(2,131)	—
Interest rate cap agreements - securities available for sale	$23	$(848)	$—	Interest on securities	$(167)	$(262)	$—	Interest on securities	(145)	90	—
Interest rate cap agreements - installment	—	—	—	Interest and fees on loans	—	—	—	Interest and fees on loans	—	(14)	—
Total	$23	$(848)	$—		$(167)	$(262)	$—		$1,564	$(8,077)	$16,401
Cash Flow Hedges
Interest rate floor agreements - commercial	$(4,223)	$635	$—	Interest and fees on loans	$(1,199)	$(175)	$—	Interest and fees on loans	$(1,199)	$(175)	$—
Interest rate floor agreements - short-term funding liabilities	(12)	—	—	Interest expense	—	—	—	Interest expense	—	—	—
Total	$(4,235)	$635	$—		$(1,199)	$(175)	$—		$(1,199)	$(175)	$—
No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$(73)	$1,229	$(3,196)
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	341	(594)	383
Pay-fixed interest rate swap agreements - commercial								Interest income	6,156	(9,894)	22,242
Pay-variable interest rate swap agreements -commercial								Interest income	(6,156)	9,894	(22,242)
Interest rate swaption agreement								Net gains on mortgage loans	—	—	(186)
Pay-variable interest rate swap agreement								Non-interest expense - other	—	(12)	—
Interest rate cap agreements								Interest expense	—	—	245
Total									$268	$623	$(2,754)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 17 – RELATED PARTY TRANSACTIONS
Certain directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2024 and 2023.
A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2024	2023
	(In thousands)
Balance at beginning of year	$7,373	$7,742
New loans and advances	237	478
Repayments	(3,672)	(847)
Balance at end of year	$3,938	$7,373
We had $1.39 million and $1.69 million in loan commitments to directors and executive officers at December 31, 2024 and 2023, respectively. Of these commitments, $0.01 million and $0.03 million were outstanding at December 31, 2024 and 2023, respectively, and included in the table above.
Deposits held by us for directors and executive officers totaled $1.5 million and $2.9 million at December 31, 2024 and 2023, respectively.
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
Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2024). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.
The cost components of our operating leases follows:

	2024	2023	2022
	(In thousands)
Operating lease cost	$1,385	$1,436	$1,636
Variable lease cost	44	97	78
Short-term lease cost	91	94	91
Total	$1,520	$1,627	$1,805
Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Supplemental balance sheet information related to our operating leases follows:

	2024	2023
	(In thousands)
Lease right of use asset (1)	$5,971	$4,911
Lease liabilities (2)	$6,338	$5,114

Weighted average remaining lease term (years)	7.07	6.03
Weighted average discount rate	3.7%	2.7%
(1)Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.
Maturity analysis of our lease liabilities at December 31, 2024 based on required contractual payments follows:

(In thousands)
2025	$1,309
2026	1,127
2027	988
2028	938
2029	792
2030 and thereafter	2,197
Total lease payments	7,351
Less imputed interest	(1,013)
Total	$6,338
NOTE 19 – CONCENTRATIONS OF CREDIT RISK
Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise failing to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2024, include $1.464 billion of loans secured by residential real estate and $322.1 million of construction and land development loans.
Additionally, within our commercial real estate and commercial and industrial loan classes, we had significant standard industry classification concentrations in the following categories as of December 31, 2024: Lessors of Nonresidential Real Estate ($362.6 million); Construction ($186.2 million); Health Care and Social Assistance ($156.8 million); Lessors of Residential Real Estate ($154.5 million); Accommodation and Food Services ($151.0 million); and Manufacturing ($107.0 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.
NOTE 20 – REGULATORY MATTERS
Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2024, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Bank had positive undivided profits of $222.1 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent or that would not be in accordance with guidelines of regulatory authorities.
We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2024 and 2023, have our Bank categorized as well capitalized and exceeding the minimum ratio for adequately capitalized institutions plus the capital conservation buffer. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (‘‘FDIC’’) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2024
Total capital to risk-weighted assets
Consolidated	$622,444	14.22%	$350,113	8.00%	NA	NA
Independent Bank	567,254	12.99	349,335	8.00	$436,668	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$527,616	12.06%	$262,585	6.00%	NA	NA
Independent Bank	512,546	11.74	262,001	6.00	$349,335	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$489,044	11.17%	$196,939	4.50%	NA	NA
Independent Bank	512,546	11.74	196,501	4.50	$283,834	6.50%

Tier 1 capital to average assets
Consolidated	$527,616	9.85%	$214,332	4.00%	NA	NA
Independent Bank	512,546	9.58	214,112	4.00	$267,640	5.00%

2023
Total capital to risk-weighted assets
Consolidated	$573,972	13.71%	$335,014	8.00%	NA	NA
Independent Bank	521,374	12.46	334,673	8.00	$418,341	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$481,569	11.50%	$251,260	6.00%	NA	NA
Independent Bank	469,023	11.21	251,005	6.00	$334,673	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$443,065	10.58%	$188,445	4.50%	NA	NA
Independent Bank	469,023	11.21	188,254	4.50	$271,922	6.50%

Tier 1 capital to average assets
Consolidated	$481,569	9.03%	$213,227	4.00%	NA	NA
Independent Bank	469,023	8.80	213,180	4.00	$266,475	5.00%
_______________________________

(1)	These ratios do not reflect a capital conservation buffer of 2.50% at December 31, 2024 and 2023.
NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2024	2023	2024	2023
	(In thousands)
Total shareholders’ equity	$454,686	$404,449	$478,188	$430,407
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	64,146	66,344	64,146	66,344
Goodwill and other intangibles	(29,788)	(30,304)	(29,788)	(30,304)
CECL (1)	—	2,576	—	2,576
Common equity tier 1 capital	489,044	443,065	512,546	469,023
Qualifying trust preferred securities	38,572	38,504	—	—
Tier 1 capital	527,616	481,569	512,546	469,023
Subordinated debt	40,000	40,000	—	—
Allowance for credit losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	54,828	52,403	54,708	52,351
Total risk-based capital	$622,444	$573,972	$567,254	$521,374

(1)	We elected the three years CECL transition method for regulatory purposes.

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
Derivatives: The fair value of rate-lock mortgage loan commitments is based on agency cash window loan pricing for comparable assets and the fair value of mandatory commitments to sell mortgage loans is based on mortgage backed security pricing for comparable assets (recurring Level 2). The fair value of interest rate swap, interest rate cap and interest rate floor agreements are derived from proprietary models which utilize current market data. The significant fair value inputs can generally be observed in the market place and do not typically involve judgment by management (recurring Level 2).

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
	(In thousands)
December 31, 2024:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$8,159	$—	$8,159	$—
U.S. agency residential mortgage-backed	71,137	—	71,137	—
U.S. agency commercial mortgage-backed	11,641	—	11,641	—
Private label mortgage-backed	70,035	—	70,035	—
Other asset backed	38,516	—	38,516	—
Obligations of states and political subdivisions	288,791	—	288,791	—
Corporate	69,921	—	69,921	—
Trust preferred	982	—	982	—
Loans held for sale, carried at fair value	7,643	—	7,643	—
Capitalized mortgage loan servicing rights	46,796	—	—	46,796
Derivatives (1)	37,059	—	37,059	—
Liabilities
Derivatives (2)	18,623	—	18,623	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	4,205	—	—	4,205
Commercial real estate	132	—	—	132
Mortgage
1-4 family owner occupied - non-jumbo	627	—	—	627
1-4 family - 2nd lien	170	—	—	170
Resort lending	92	—	—	92
Installment
Boat lending	56	—	—	56
Recreational vehicle lending	172	—	—	172
Other	59	—	—	59
______________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
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

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	551	—	—	551
Mortgage
1-4 family owner occupied - non-jumbo	732	—	—	732
1-4 family non-owner occupied	33	—	—	33
1-4 family - 2nd lien	157	—	—	157
Resort lending	92	—	—	92
Installment
Boat lending	192	—	—	192
Recreational vehicle lending	196	—	—	196
Other	66	—	—	66
________________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets -Mortgage Loans	Mortgage Loan Servicing, net	Total Change in Fair Values Included in Current Period Earnings
	(In thousands)

2024
Loans held for sale	$139	$—	$139
Capitalized mortgage loan servicing rights	—	533	533

2023
Loans held for sale	2,281	—	2,281
Capitalized mortgage loan servicing rights	—	(4,202)	(4,202)

2022
Loans held for sale	(3,393)	—	(3,393)
Capitalized mortgage loan servicing rights	—	10,196	10,196
For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets and dividend income is recorded based on cash dividends received.
The following represent impairment charges recognized during the years ended December 31, 2024, 2023 and 2022 relating to assets measured at fair value on a non-recurring basis:
•Loans that are individually evaluated using the fair value of collateral for collateral dependent loans had a carrying amount of $5.5 million, which is net of a valuation allowance of $2.3 million at December 31, 2024, and had a carrying amount of $2.0 million, which is net of a valuation allowance of $1.3 million at December 31, 2023. An additional provision for credit losses relating to these collateral dependent loans of $0.2 million, $1.1 million and $1.5 million was included in our results of operations for the years ending December 31, 2024, 2023 and 2022, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2024	2023	2022
	(In thousands)
Beginning balance	$42,243	$42,489	$26,232
Total losses realized and unrealized:
Included in results of operations	533	(4,202)	10,196
Included in other comprehensive income (loss)	—	—	—
Purchases, issuances, settlements, maturities and calls	4,020	3,956	6,061
Transfers in and/or out of Level 3	—	—	—
Ending balance	$46,796	$42,243	$42,489

Amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$533	$(4,202)	$10,196
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

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2024
Capitalized mortgage loan servicing rights	$46,796	Present value of net servicing revenue	Discount rate	10.00% to 19.15%	10.37%
			Cost to service	$70 to $817	$79
			Ancillary income	20 to 30	20
			Float rate	4.33%	4.33%
			Prepayment rate	5.40% to 28.28%	7.54%

2023
Capitalized mortgage loan servicing rights	$42,243	Present value of net servicing revenue	Discount rate	10.00% to 14.27%	10.25%
			Cost to service	$70 to $442	$79
			Ancillary income	20 to 30	20
			Float rate	3.82%	3.82%
			Prepayment rate	6.56% to 26.47%	8.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2024
Collateral dependent loans
Commercial	$4,337	Discounting financial statement and machinery and equipment appraised values	Discount rates used	45.0% to 55.0%	50.5%
		Sales comparison approach	Adjustment for differences between comparable sales	(20.0)% to 35.0%	(1.4)%
Mortgage and Installment (1)	1,176	Sales comparison approach	Adjustment for differences between comparable sales	(22.0) to 21.7	(0.4)

2023
Collateral dependent loans
Commercial	$551	Sales comparison approach	Adjustment for differences between comparable sales	(5.0)% to 6.0%	(0.4)%

Mortgage and Installment (1)	1,468	Sales comparison approach	Adjustment for differences between comparable sales	(4.1) to 10.5	3.1
______________________________________

(1)
In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2024 and 2023 certain collateral dependent installment loans totaling approximately $0.29 million and $0.45 million are secured by collateral other than real estate. For the majority of these loans, we apply internal discount rates to industry valuation guides.

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2024	$7,643	$78	$7,565
2023	12,063	(61)	12,124
2022	26,518	(2,342)	28,860

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2024
Assets
Cash and due from banks	$56,984	$56,984	$56,984	$—	$—
Interest bearing deposits	62,898	62,898	62,898	—	—
Securities available for sale	559,182	559,182	—	559,182	—
Securities held to maturity	339,436	301,860	—	301,860	—
Federal Home Loan Bank and Federal Reserve Bank Stock	16,099	NA	NA	NA	NA
Net loans and loans held for sale	3,987,089	3,772,862	—	7,643	3,765,219
Accrued interest receivable	19,113	19,113	46	5,606	13,461
Derivative financial instruments	37,059	37,059	—	37,059	—
Liabilities
Deposits with no stated maturity (1)	$3,806,185	$3,806,185	$3,806,185	$—	$—
Deposits with stated maturity (1)	847,903	845,534	—	845,534	—
Other borrowings	45,009	44,996	—	44,996	—
Subordinated debt	39,586	40,412	—	40,412	—
Subordinated debentures	39,796	40,235	—	40,235	—
Accrued interest payable	3,109	3,109	374	2,735	—
Derivative financial instruments	18,623	18,623	—	18,623	—
2023
Assets
Cash and due from banks	$68,208	$68,208	$68,208	$—	$—
Interest bearing deposits	101,573	101,573	101,573	—	—
Securities available for sale	679,350	679,350	—	679,350	—
Securities held to maturity	353,988	318,606	—	318,606	—
Federal Home Loan Bank and Federal Reserve Bank Stock	16,821	NA	NA	NA	NA
Net loans and loans held for sale	3,748,306	3,453,790	—	12,063	3,441,727
Accrued interest receivable	19,044	19,044	58	6,486	12,500
Derivative financial instruments	38,683	38,683	—	38,683	—
Liabilities
Deposits with no stated maturity (1)	$3,704,808	$3,704,808	$3,704,808	$—	$—
Deposits with stated maturity (1)	918,071	914,404	—	914,404	—
Other borrowings	50,026	49,831	—	49,831	—
Subordinated debt	39,510	40,352	—	40,352	—
Subordinated debentures	39,728	38,103	—	38,103	—
Accrued interest payable	6,534	6,534	482	6,052	—
Derivative financial instruments	21,835	21,835	—	21,835	—
NA – Not applicable

(1)
Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $797.224 million and $723.014 million at December 31, 2024 and 2023, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $109.807 million and $109.006 million at December 31, 2024 and 2023, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
A summary of changes in accumulated other comprehensive income (loss) (‘‘AOCIL’’), net of tax during the years ended December 31 follows:

	Unrealized Gains (Losses) on Securities AFS	Unrealized Losses on Securities Transferred to Securities HTM (1)	Dispropor- tionate Tax Effects from Securities AFS	Unrealized Gains (Losses) on Derivative Instruments	Total
	(In thousands)
2024
Balances at beginning of period	$(51,113)	$(15,408)	$(5,798)	$177	$(72,142)
Other comprehensive income (loss) before reclassifications	1,474	2,633	—	(3,326)	781
Amounts reclassified from AOCIL	338	—	—	1,079	1,417
Net current period other comprehensive income	1,812	2,633	—	(2,247)	2,198
Balances at end of period	$(49,301)	$(12,775)	$(5,798)	$(2,070)	$(69,944)

2023
Balances at beginning of period	$(68,742)	$(18,223)	$(5,798)	$—	$(92,763)
Other comprehensive income (loss) before reclassifications	17,454	2,815	—	(168)	20,101
Amounts reclassified from AOCIL	175	—	—	345	520
Net current period other comprehensive income	17,629	2,815	—	177	20,621
Balances at end of period	$(51,113)	$(15,408)	$(5,798)	$177	$(72,142)

2022
Balances at beginning of period	$6,299	$—	$(5,798)	$—	$501
Other comprehensive loss before reclassifications	(75,258)	(18,223)	—	—	(93,481)
Amounts reclassified from AOCIL	217	—	—	—	217
Net current period other comprehensive loss	(75,041)	(18,223)	—	—	(93,264)
Balances at end of period	$(68,742)	$(18,223)	$(5,798)	$—	$(92,763)
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
A summary of reclassifications out of each component of AOCIL for the years ended December 31 follows:

AOCIL Component	Reclassified From AOCIL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2024
Unrealized gains (losses) on securities available for sale	$(428)	Net losses on securities available for sale
	(90)	Income tax expense
	(338)	Reclassifications, net of tax

Unrealized gains (losses) on derivative instruments
	(1,366)	Interest income
	(287)	Income tax expense
	(1,079)	Reclassifications, net of tax

	$(1,417)	Total reclassifications for the period, net of tax

2023
Unrealized gains (losses) on securities available for sale	$(222)	Net losses on securities available for sale
	(47)	Income tax expense
	(175)	Reclassifications, net of tax

Unrealized gains (losses) on derivative instruments
	(437)	Interest income
	(92)	Income tax expense
	(345)	Reclassifications, net of tax

	$(520)	Total reclassifications for the period, net of tax

2022
Unrealized gains (losses) on securities available for sale	$(275)	Net losses on securities available for sale
	(58)	Income tax expense
	$(217)	Reclassifications, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
Presented below are condensed financial statements for our parent company.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2024	2023
	(In thousands)
ASSETS
Cash and due from banks	$9,901	$6,519
Interest bearing deposits - time	40,000	40,000
Investment in subsidiaries	484,887	436,887
Accrued income and other assets	8,830	4,419
Total Assets	$543,618	$487,825

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$39,586	$39,510
Subordinated debentures	39,796	39,728
Accrued expenses and other liabilities	8,520	3,186
Shareholders’ equity	455,716	405,401
Total Liabilities and Shareholders’ Equity	$543,618	$487,825
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$25,000	$24,000	$30,000
Interest income	1,746	1,317	199
Other income	99	96	54
Total Operating Income	26,845	25,413	30,253

OPERATING EXPENSES
Interest expense	5,818	5,726	4,311
Administrative and other expenses	1,073	1,134	892
Total Operating Expenses	6,891	6,860	5,203
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	19,954	18,553	25,050
Income tax benefit	(1,112)	(1,215)	(1,108)
Income Before Equity in Undistributed Net Income of Subsidiaries	21,066	19,768	26,158
Equity in undistributed net income of subsidiaries	45,724	39,299	37,193
Net Income	$66,790	$59,067	$63,351

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net Income	$66,790	$59,067	$63,351
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax expense (benefit)	72	(56)	(110)
Share based compensation	61	91	95
Accretion of discount on subordinated debt and debentures	144	145	144
(Increase) decrease in accrued income and other assets	(4,483)	1,857	(6,012)
Increase (decrease) in accrued expenses and other liabilities	5,334	(2,862)	5,205
Equity in undistributed net income of subsidiaries	(45,724)	(39,299)	(37,193)
Total Adjustments	(44,596)	(40,124)	(37,871)
Net Cash From Operating Activities	22,194	18,943	25,480

CASH FLOW USED IN INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(145,000)	(80,000)	(115,000)
Maturity of interest bearing deposits - time	145,000	80,000	115,000
Net Cash Used In Investing Activities	—	—	—

CASH FLOW USED IN FINANCING ACTIVITIES
Dividends paid	(20,045)	(19,327)	(18,565)
Proceeds from issuance of common stock	2,284	2,208	2,124
Share based compensation withholding obligation	(1,051)	(650)	(620)
Repurchase of common stock	—	(5,157)	(4,010)
Net Cash Used In Financing Activities	(18,812)	(22,926)	(21,071)
Net Increase (Decrease) in Cash and Cash Equivalents	3,382	(3,983)	4,409
Cash and Cash Equivalents at Beginning of Year	6,519	10,502	6,093
Cash and Cash Equivalents at End of Year	$9,901	$6,519	$10,502
NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS
We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net gains (losses) on securities AFS, mortgage loan servicing, net and bank owned life insurance and were approximately 88.5%, 86.8% and 84.1% of total revenues at December 31, 2024, 2023 and 2022, respectively.
Material sources of revenue that are included in the scope of this topic include service charges on deposit accounts, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2024 and 2023.

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
Interchange income: Interchange income primarily includes debit card interchange and network revenues. Debit card interchange and network revenues are earned on debit card transactions conducted through payment networks such as MasterCard and Accel. Interchange income is recognized concurrently with the delivery of services on a daily basis. Interchange and network revenues are presented gross of interchange expenses, which are presented separately as a component of non-interest expense.
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
Net (gains) losses on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2024, 2023 or 2022 that were financed by us.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2024	(In thousands)
Retail
Overdraft fees	$9,061	$—	$—	$—	$9,061
Account service charges	2,358	—	—	—	2,358
ATM fees	—	1,601	—	—	1,601
Other	—	772	—	—	772
Business
Overdraft fees	451	—	—	—	451
ATM fees	—	49	—	—	49
Other	—	427	—	—	427
Interchange income	—	—	13,992	—	13,992
Asset management revenue	—	—	—	1,847	1,847
Transaction based revenue	—	—	—	1,421	1,421

Total	$11,870	$2,849	$13,992	$3,268	$31,979

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,849
Investment and insurance commissions					3,268
Bank owned life insurance (1)					834
Other (1)					5,266
Total					$12,217
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2023	(In thousands)
Retail
Overdraft fees	$9,686	$—	$—	$—	$9,686
Account service charges	2,162	—	—	—	2,162
ATM fees	—	1,636	—	—	1,636
Other	—	993	—	—	993
Business
Overdraft fees	513	—	—	—	513
ATM fees	—	47	—	—	47
Other	—	414	—	—	414
Interchange income	—	—	13,996	—	13,996
Asset management revenue	—	—	—	1,861	1,861
Transaction based revenue	—	—	—	1,595	1,595

Total	$12,361	$3,090	$13,996	$3,456	$32,903

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$3,090
Investment and insurance commissions					3,456
Bank owned life insurance (1)					474
Other (1)					5,459
Total					$12,479
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2022	(In thousands)
Retail
Overdraft fees	$10,090	$—	$—	$—	$10,090
Account service charges	1,626	—	—	—	1,626
ATM fees	—	1,186	—	—	1,186
Other	—	972	—	—	972
Business
Overdraft fees	572	—	—	—	572
ATM fees	—	29	—	—	29
Other	—	315	—	—	315
Interchange income	—	—	13,955	—	13,955
Asset management revenue	—	—	—	1,781	1,781
Transaction based revenue	—	—	—	1,117	1,117

Total	$12,288	$2,502	$13,955	$2,898	$31,643

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,502
Investment and insurance commissions					2,898
Bank owned life insurance (1)					360
Other (1)					4,977
Total					$10,737
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

NOTE 26 – SEGMENT REPORTING
Independent Bank Corporation is a bank holding company, whose principal activity is the ownership and management of its wholly-owned subsidiaries, including Independent Bank. As a community-oriented financial institution, substantially all of our operations involve the delivery of loan and deposit products to customers.
Our reportable segment is determined by the Chief Executive Officer, who is the designated chief operating decision maker, based upon information provided about the products and services we offer, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are then aggregated if the operating performance, products/services, and customers are similar. The chief operating decision maker will evaluate the performance of our business components such as evaluating revenue streams, significant expenses, and budget to actual results assessing our segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income, earnings per share, and return on average assets to benchmark us against our competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposits provide the majority of revenues in the banking operation. Interest expense, provisions for credit losses, and compensation and employee benefits provide the significant expenses in the banking operation. All operations are domestic.
Accounting policies for our segment are the same as those described in Note #1 - Accounting Policies. Segment performance is evaluated using consolidated net income, earnings per share, and return on average assets. Information reported internally for performance assessment by the chief operating decision maker is as follows, inclusive of reconciliations of significant segment totals to the consolidated financial statements for the years ended December 31, 2024, 2023 and 2022.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2024
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$228,325	$—	$260	$228,585
Interest on securities	31,983	—	—	31,983
Other investments	6,208	1,746	(1,746)	6,208
Total Interest Income	266,516	1,746	(1,486)	266,776
INTEREST EXPENSE
Deposits	94,440	—	(1,746)	92,694
Other borrowings and subordinated debt and debentures	2,016	5,818	—	7,834
Total Interest Expense	96,456	5,818	(1,746)	100,528
Net Interest Income	170,060	(4,072)	260	166,248
Provision for credit losses	4,468	—	—	4,468
Net Interest Income After Provision for Credit Losses	165,592	(4,072)	260	161,780
NON-INTEREST INCOME
Interchange income	13,992	—	—	13,992
Service charges on deposit accounts	11,870	—	—	11,870
Net gains (losses) on mortgage loans	6,374	—	205	6,579
Mortgage loan servicing, net	9,447	—	—	9,447
Other	14,074	1,082	(682)	14,474
Total Non-interest Income	55,757	1,082	(477)	56,362
NON-INTEREST EXPENSE
Compensation and employee benefits	84,580	493	(118)	84,955
Data processing	13,505	74	—	13,579
Occupancy, net	7,782	24	—	7,806
Interchange expense	4,504	—	—	4,504
Furniture, fixtures and equipment	3,759	3	—	3,762
Advertising	3,049	9	—	3,058
FDIC deposit insurance	2,870	—	—	2,870
Legal and professional	2,163	403	—	2,566
Loan and collection	2,474	—	—	2,474
Communications	2,073	22	—	2,095
Other	6,674	753	—	7,427
Total Non-interest Expense	133,433	1,781	(118)	135,096
Income Before Income Tax	87,916	(4,771)	(99)	83,046
Income tax expense	17,334	(1,057)	(21)	16,256
Net Income	$70,582	$(3,714)	$(78)	$66,790

OTHER SEGMENT DISCLOSURES
Depreciation	$5,185	$3	$—	$5,188
Amortization	516	—	—	516
Total assets	5,328,488	549,242	(539,626)	5,338,104
(1)    Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2023
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$197,489	$—	$236	$197,725
Interest on securities	36,523	—	—	36,523
Other investments	5,429	1,317	(1,317)	5,429
Total Interest Income	239,441	1,317	(1,081)	239,677
INTEREST EXPENSE
Deposits	76,392	—	(1,317)	75,075
Other borrowings and subordinated debt and debentures	2,547	5,726	—	8,273
Total Interest Expense	78,939	5,726	(1,317)	83,348
Net Interest Income	160,502	(4,409)	236	156,329
Provision for credit losses	6,210	—	—	6,210
Net Interest Income After Provision for Credit Losses	154,292	(4,409)	236	150,119
NON-INTEREST INCOME
Interchange income	13,996	—	—	13,996
Service charges on deposit accounts	12,361	—	—	12,361
Net gains (losses) on mortgage loans	7,270	—	166	7,436
Mortgage loan servicing, net	4,626	—	—	4,626
Other	11,867	927	(537)	12,257
Total Non-interest Income	50,120	927	(371)	50,676
NON-INTEREST EXPENSE
Compensation and employee benefits	78,444	609	(88)	78,965
Data processing	11,790	72	—	11,862
Occupancy, net	7,884	24	—	7,908
Interchange expense	4,332	—	—	4,332
Furniture, fixtures and equipment	3,751	5	—	3,756
Advertising	2,156	9	—	2,165
FDIC deposit insurance	3,005	—	—	3,005
Legal and professional	1,748	460	—	2,208
Loan and collection	2,174	—	—	2,174
Communications	2,381	25	—	2,406
Other	7,537	801	—	8,338
Total Non-interest Expense	125,202	2,005	(88)	127,119
Income Before Income Tax	79,210	(5,487)	(47)	73,676
Income tax expense	15,842	(1,223)	(10)	14,609
Net Income	$63,368	$(4,264)	$(37)	$59,067

OTHER SEGMENT DISCLOSURES
Depreciation	$5,178	$5	$—	$5,183
Amortization	547	—	—	547
Total assets	5,259,523	493,158	(488,955)	5,263,726
(1)    Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2022
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$138,811	$—	$246	$139,057
Interest on securities	29,067	—	—	29,067
Other investments	884	199	(199)	884
Total Interest Income	168,762	199	47	169,008
INTEREST EXPENSE
Deposits	14,350	—	(199)	14,151
Other borrowings and subordinated debt and debentures	985	4,311	—	5,296
Total Interest Expense	15,335	4,311	(199)	19,447
Net Interest Income	153,427	(4,112)	246	149,561
Provision for credit losses	5,341	—	—	5,341
Net Interest Income After Provision for Credit Losses	148,086	(4,112)	246	144,220
NON-INTEREST INCOME
Interchange income	13,955	—	—	13,955
Service charges on deposit accounts	12,288	—	—	12,288
Net gains (losses) on mortgage loans	5,983	—	448	6,431
Mortgage loan servicing, net	18,773	—	—	18,773
Other	10,087	1,351	(976)	10,462
Total Non-interest Income	61,086	1,351	(528)	61,909
NON-INTEREST EXPENSE
Compensation and employee benefits	80,466	756	(215)	81,007
Data processing	10,146	37	—	10,183
Occupancy, net	8,883	24	—	8,907
Interchange expense	4,242	—	—	4,242
Furniture, fixtures and equipment	3,999	8	—	4,007
Advertising	2,066	8	—	2,074
FDIC deposit insurance	2,142	—	—	2,142
Legal and professional	1,760	373	—	2,133
Loan and collection	2,657	—	—	2,657
Communications	2,833	38	—	2,871
Other	7,327	791	—	8,118
Total Non-interest Expense	126,521	2,035	(215)	128,341
Income Before Income Tax	82,651	(4,796)	(67)	77,788
Income tax expense	15,526	(1,075)	(14)	14,437
Net Income	$67,125	$(3,721)	$(53)	$63,351

OTHER SEGMENT DISCLOSURES
Depreciation	$5,318	$6	$—	$5,324
Amortization	785	—	—	785
Total assets	4,995,759	439,018	(434,990)	4,999,787
(1)    Includes amounts relating to our parent company and certain insignificant operations.

QUARTERLY FINANCIAL DATA (UNAUDITED)
A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2024
Interest income	$65,126	$66,338	$68,334	$66,978
Net interest income	40,197	41,346	41,854	42,851
Provision for credit losses	744	19	1,488	2,217
Income before income tax	19,821	23,166	17,291	22,768
Net income	15,991	18,528	13,810	18,461

Net income per common share
Basic	0.77	0.89	0.66	0.88
Diluted	0.76	0.88	0.65	0.87

2023
Interest income	$53,936	$57,948	$62,432	$65,361
Net interest income	38,441	38,350	39,427	40,111
Provision for credit losses	2,160	3,317	1,350	(617)
Income before income tax	15,875	18,202	21,652	17,947
Net income	12,991	14,790	17,543	13,743

Net income per common share
Basic	0.62	0.70	0.84	0.66
Diluted	0.61	0.70	0.83	0.65
QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2024			2023
	High	Low	Close	High	Low	Close	2024	2023
First quarter	$27.34	$22.80	$25.35	$24.73	$16.45	$17.77	$0.24	$0.23
Second quarter	27.88	22.53	27.00	19.33	14.90	16.96	0.24	0.23
Third quarter	35.97	25.46	33.35	21.35	16.45	18.34	0.24	0.23
Fourth quarter	40.32	30.95	34.83	26.99	16.90	26.02	0.24	0.23
We have approximately 1,100 holders of record of our common stock. Our common stock trades on the NASDAQ Global Select Market System under the symbol “IBCP.” The prices shown above are supplied by NASDAQ and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which we are not aware.
In addition to limitations imposed by the provisions of the Michigan Business Corporation Act (which, among other things, limits us from paying dividends to the extent we are insolvent), our ability to pay dividends is limited by our ability to obtain funds from our Bank and by regulatory capital guidelines applicable to us (see note #20).