Form 10-K, Exhibit 13
period 2025-12-31
INDEPENDENT BANK CORP /MI/
filed 2026-03-06
CIK 39311

PERFORMANCE GRAPH
The graph below compares the total returns (assuming reinvestment of dividends) of Independent Bank Corporation common stock, the NASDAQ Composite Index and the NASDAQ Bank Stock Index. The graph assumes $100 invested in Independent Bank Corporation common stock (returns based on stock prices per the NASDAQ) and each of the indices on December 31, 2020, and the reinvestment of all dividends during the periods presented. The performance shown on the graph is not necessarily indicative of future performance.

Independent Bank Corporation

Independent Bank Corporation
NASDAQ Composite
NASDAQ Bank
Index Value
$250
$200
$150
$100
$50
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25

	Period Ending
Index	12/31/20	12/31/21	12/31/22	12/31/23	12/31/24	12/31/25
Independent Bank Corporation	$100.00	$134.19	$139.88	$159.44	$220.43	$212.57
NASDAQ Composite	100.00	122.18	82.43	119.22	154.48	187.14
NASDAQ Bank	100.00	137.31	113.60	125.02	168.35	216.97

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended December 31,
	2025	2024	2023	2022	2021
	(Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
Interest income	$269,737	$266,776	$239,677	$169,008	$138,080
Interest expense	89,722	100,528	83,348	19,447	8,315
Net interest income	180,015	166,248	156,329	149,561	129,765
Provision for credit losses	6,135	4,468	6,210	5,341	(1,928)
Net gains (losses) on securities available for sale	(370)	(428)	(222)	(275)	1,411
Other non-interest income	46,014	56,790	50,898	62,184	75,232
Non-interest expense	138,233	135,096	127,119	128,341	131,023
Income before income tax	81,291	83,046	73,676	77,788	77,313
Income tax expense	12,750	16,256	14,609	14,437	14,418
Net income	$68,541	$66,790	$59,067	$63,351	$62,895

PER COMMON SHARE DATA
Net income per common share
Basic	$3.30	$3.20	$2.82	$3.00	$2.91
Diluted	3.27	3.16	2.79	2.97	2.88
Cash dividends declared and paid	1.04	0.96	0.92	0.88	0.84
Book value	24.48	21.76	19.41	16.50	18.82

SELECTED BALANCES
Assets	$5,505,720	$5,338,104	$5,263,726	$4,999,787	$4,704,740
Loans	4,276,285	4,038,825	3,790,901	3,465,352	2,905,045
Allowance for credit losses	63,445	59,379	54,658	52,435	47,252
Deposits	4,761,682	4,654,088	4,622,879	4,379,069	4,117,090
Shareholders’ equity	502,951	454,686	404,449	347,596	398,484
Other borrowings	77,003	45,009	50,026	86,006	30,009
Subordinated debt	—	39,586	39,510	39,433	39,357
Subordinated debentures	39,864	39,796	39,728	39,660	39,592

SELECTED RATIOS
Net interest income to average interest earning assets	3.56%	3.38%	3.26%	3.32%	3.10%
Net income to
Average shareholders' equity	14.43	15.66	16.04	18.41	16.13
Average assets	1.27	1.27	1.15	1.31	1.41
Average shareholders’ equity to average assets	8.79	8.14	7.20	7.13	8.73
Tier 1 capital to average assets	10.27	9.85	9.03	8.86	8.79
Non-performing loans to Portfolio Loans	0.54	0.15	0.14	0.11	0.18

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
This list provides examples of factors that could affect the results described by forward-looking statements contained in this report, but the list is not intended to be all-inclusive. The risk factors disclosed in Part I – Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q, include the primary risks our management believes could materially affect the results described by forward-looking statements in this report. However, those risks are not the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us, that we currently consider to be immaterial, or that develop after the date of this report. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this report are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.
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

Recent Developments. Pressures from various global and national macroeconomic conditions, including significant volatility and uncertainty with U.S. and global market conditions, the direct and indirect impacts of potential changes to U.S. trade policies, recessionary concerns, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, the continuation of the Russia-Ukraine war, ongoing and potentially increasing conflict in the Middle East, and potential governmental responses to these events, continue to create significant economic uncertainty. In addition, pursuit of various initiatives announced by the Trump administration may create some degree of volatility in our customers’ businesses, regulation of the financial services industry, and the markets in which we operate.
The extent to which these pressures and other factors may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Material adverse impacts may include all or a combination of valuation impairments on our other intangibles, goodwill, securities available for sale ("AFS"), securities held to maturity ("HTM"), loans, capitalized mortgage loan servicing rights or deferred tax assets.
It is against this backdrop that we discuss our results of operations and financial condition in 2025 as compared to earlier periods.
RESULTS OF OPERATIONS
Summary. We recorded net income of $68.5 million, or $3.27 per diluted share, in 2025, net income of $66.8 million, or $3.16 per diluted share, in 2024, and net income of $59.1 million, or $2.79 per diluted share, in 2023.
KEY PERFORMANCE RATIOS

	Year Ended December 31,
	2025	2024	2023
Net income to
Average shareholders' equity	14.43%	15.66%	16.04%
Average assets	1.27	1.27	1.15
Net income per common share
Basic	$3.30	$3.20	$2.82
Diluted	3.27	3.16	2.79
Net interest income. Net interest income is the most important source of our earnings and thus is critical in evaluating our results of operations. Changes in our net interest income are primarily influenced by our level of interest-earning assets and the income or yield that we earn on those assets and the manner and cost of funding our interest-earning assets. Certain macroeconomic factors can also influence our net interest income such as the level and direction of interest rates, the difference between short-term and long-term interest rates (the steepness of the yield curve) and the general strength of the economies in which we are doing business. Finally, risk management plays an important role in our level of net interest income. The ineffective management of credit risk and interest-rate risk in particular can adversely impact our net interest income.
Net interest income totaled $180.0 million during 2025, compared to $166.2 million and $156.3 million during 2024 and 2023, respectively. The increase in net interest income in 2025 compared to 2024 primarily reflects a $159.9 million increase in average interest-earning assets and an 18 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).
The increase in net interest income in 2024 compared to 2023 reflects a $128.5 million increase in average interest-earning assets and a 12 basis point increase in our tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”).
The increase in average interest-earning assets during 2025 and 2024 primarily reflects growth in commercial and mortgage loans. The growth in both years was funded primarily by an increase in deposits and decreases in securities AFS, securities HTM and installment loans.
The 18 basis point increase in the net interest margin during 2025 as compared to 2024 primarily reflects a 27 basis point decrease in interest expense as a percent of average interest-earning assets ("Cost of Funds") which was partially offset by a nine basis point decrease in interest income as a percent of average interest-earning assets ("Asset Yield"). These decreases are primarily attributed to the decreases in the federal funds rate since September of 2024. Our Cost of Funds has been positively impacted by deposit pricing sensitivity to the decreases in interest rates discussed above. Our Asset Yield has been negatively impacted by lower rates on variable rate earning assets. However, this impact has been partially offset by the origination of new fixed rate loans at rates higher than those in our current portfolio, as well as a shift in earning asset mix from generally lower rate investment securities to higher rate loans. See Asset/liability management.
The 12 basis point increase in the net interest margin during 2024 as compared to 2023 primarily reflects a 42 basis point increase in our Asset Yield which was partially offset by a 30 basis point increase in our Cost of Funds. These increases are primarily attributed to the impact of federal funds rate increases during this period as well as a change in the mix of earnings assets and funding liabilities. During 2024 we saw a shift in earning assets from securities AFS and HTM and overnight cash balances to commercial and mortgage loans. In addition our funding mix had seen additional shifting from non-interest bearing deposits to interest-bearing deposits and an increase in time deposits.
Our net interest income is also impacted by our level of non-accrual loans. Average non-accrual loans totaled $12.6 million, $4.6 million and $4.8 million in 2025, 2024 and 2023, respectively.
AVERAGE BALANCES AND RATES

	2025			2024			2023
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(Dollars in thousands)
ASSETS
Taxable loans	$4,153,322	$238,524	5.74%	$3,882,822	$228,229	5.88%	$3,624,406	$197,462	5.45%
Tax-exempt loans(1)	7,472	391	5.23	8,597	451	5.25	6,855	333	4.86
Taxable securities	584,279	15,005	2.57	652,772	18,883	2.89	771,121	23,314	3.02
Tax-exempt securities(1)	258,328	12,646	4.90	294,443	13,907	4.72	317,553	14,039	4.42
Interest bearing cash	89,077	3,837	4.31	94,621	5,013	5.30	83,587	4,416	5.28
Other investments	17,077	1,119	6.55	16,363	1,195	7.30	17,557	1,013	5.77
Interest earning assets	5,109,555	271,522	5.32	4,949,618	267,678	5.41	4,821,079	240,577	4.99
Cash and due from banks	55,859			55,309			58,473
Other assets, net	236,027			235,025			236,072
Total assets	$5,401,441			$5,239,952			$5,115,624
LIABILITIES
Savings and interest-bearing checking	$2,854,237	51,474	1.80	$2,727,778	57,571	2.11	$2,564,097	44,728	1.74
Time deposits	877,414	32,024	3.65	815,815	35,123	4.31	785,684	30,347	3.86
Other borrowings	86,527	6,224	7.19	118,282	7,834	6.62	128,945	8,273	6.42
Interest bearing liabilities	3,818,178	89,722	2.35	3,661,875	100,528	2.75	3,478,726	83,348	2.40
Non-interest bearing deposits	999,302			1,047,843			1,164,816
Other liabilities	109,133			103,622			103,721
Shareholders’ equity	474,828			426,612			368,361
Total liabilities and shareholders’ equity	$5,401,441			$5,239,952			$5,115,624
Net interest income		$181,800			$167,150			$157,229
Net interest income as a percent of average interest earning assets			3.56%			3.38%			3.26%
__________________________
(1)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

RECONCILIATION OF NET INTEREST MARGIN, FULLY TAXABLE EQUIVALENT ("FTE")

	Year Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Net interest income	$180,015	$166,248	$156,329
Add: taxable equivalent adjustment	1,785	902	900
Net interest income - taxable equivalent	$181,800	$167,150	$157,229
Net interest margin (GAAP)	3.52%	3.36%	3.24%
Net interest margin (FTE)	3.56%	3.38%	3.26%
CHANGE IN NET INTEREST INCOME

	2025 compared to 2024			2024 compared to 2023
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Increase (decrease) in interest income(1)
Taxable loans	$15,625	$(5,330)	$10,295	$14,606	$16,161	$30,767
Tax-exempt loans(2)	(59)	(1)	(60)	90	28	118
Taxable securities	(1,874)	(2,004)	(3,878)	(3,458)	(973)	(4,431)
Tax-exempt securities(2)	(1,754)	493	(1,261)	(1,058)	926	(132)
Interest bearing cash	(281)	(895)	(1,176)	585	12	597
Other investments	51	(127)	(76)	(73)	255	182
Total interest income	11,708	(7,864)	3,844	10,692	16,409	27,101
Increase (decrease) in interest expense(1)
Savings and interest bearing checking	2,575	(8,672)	(6,097)	2,995	9,848	12,843
Time deposits	2,518	(5,617)	(3,099)	1,197	3,579	4,776
Other borrowings	(2,240)	630	(1,610)	(700)	261	(439)
Total interest expense	2,853	(13,659)	(10,806)	3,492	13,688	17,180
Net interest income	$8,855	$5,795	$14,650	$7,200	$2,721	$9,921
__________________________
(1)The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2)Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

COMPOSITION OF AVERAGE INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

	Year Ended December 31,
	2025	2024	2023
As a percent of average interest earning assets
Loans	81.4%	78.6%	75.3%
Other interest earning assets	18.6	21.4	24.7
Average interest earning assets	100.0%	100.0%	100.0%
Savings and interest-bearing checking	55.9%	55.1%	53.2%
Time deposits	17.2	16.5	16.3
Other borrowings	1.6	2.4	2.7
Average interest bearing liabilities	74.7%	74.0%	72.2%
Earning asset ratio	94.6%	94.5%	94.2%
Free-funds ratio(1)	25.3	26.0	27.8
__________________________
(1)Average interest earning assets less average interest bearing liabilities.
Provision for credit losses. The provision for credit losses was an expense of $6.1 million, $4.5 million and $6.2 million in 2025, 2024, and 2023, respectively. The provision reflects our assessment of the allowance for credit losses (the “ACL”) taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, economic conditions and loan net charge-offs. While we use relevant information to recognize losses on loans and securities HTM, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. The increase in the provision for credit losses in 2025 compared to 2024 was primarily due to increases in provision in the installment and commercial loan portfolios as well as the provision for unfunded lending commitments that were partially offset by a decrease in the provision in the mortgage portfolio and a lower subjective allocation rate. The decrease in the provision for credit losses in 2024 compared to 2023 was primarily due to a loss incurred on a $3.0 million corporate security HTM (Signature Bank) that defaulted and was fully charged off during the first quarter of 2023 and a recovery on that same security HTM during the first quarter of 2024 that was partially offset by an increase in provision in the commercial and mortgage loan portfolios. See “Portfolio Loans and asset quality” for a discussion of the various components of the ACL and their impact on the provision for credit losses in 2025 and note #19 to the Consolidated Financial Statements included within this report for a discussion on industry concentrations.
Non-interest income. Non-interest income is a significant element in assessing our results of operations. Non-interest income totaled $45.6 million during 2025 compared to $56.4 million and $50.7 million during 2024 and 2023, respectively.
NON-INTEREST INCOME

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Interchange income	$13,860	$13,992	$13,996
Service charges on deposit accounts	12,022	11,870	12,361
Net gains (losses) on assets
Mortgage loans	6,780	6,579	7,436
Equity securities at fair value	—	2,685	—
Securities available for sale	(370)	(428)	(222)
Mortgage loan servicing, net	827	9,447	4,626
Investment and insurance commissions	3,510	3,268	3,456
Bank owned life insurance	1,187	834	474
Other	7,828	8,115	8,549
Total non-interest income	$45,644	$56,362	$50,676

Service charges on deposit accounts totaled $12.0 million in 2025, as compared to $11.9 million in 2024 and $12.4 million during 2023. The increase in 2025 relative to the prior year was primarily due to increases in fees related to our commercial treasury management services. The decrease in 2024 relative to the prior year was primarily due to a decrease in non-sufficient funds occurrences (and related fees).
We realized net gains of $6.8 million on mortgage loans sold during 2025, compared to $6.6 million and $7.4 million during 2024 and 2023, respectively. As reflected in the table below, the sale of mortgage loans decreased from both 2024 and 2023. Mortgage loan activity is summarized as follows:
MORTGAGE LOAN ACTIVITY

	Year Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Mortgage loans originated	$535,442	$518,256	$554,461
Mortgage loans sold(1)	365,743	395,617	407,613
Net gains on mortgage loans(2)	6,780	6,579	7,436
Net gains as a percent of mortgage loans sold (“Loan Sales Margin”)	1.85%	1.66%	1.82%
Fair value adjustments included in the Loan Sales Margin	0.25	0.13	0.62
__________________________
(1)2025 includes the sale of $22.2 million of portfolio residential fixed rate and adjustable rate mortgage loans. 2024 includes the sale of $20.8 million of portfolio residential fixed rate mortgage loans. 2023 includes the sale of $56.7 million of portfolio residential fixed rate and adjustable rate mortgage loans.

(2)Net gains on mortgage loans in in 2025, 2024, and 2023, include net gains (losses) of $0.41 million, $0.42 million, and $(0.14) million, respectively, from portfolio loan transactions.
Mortgage loans originated increased in 2025 as compared to 2024 as generally lower mortgage loan interest rates had a generally positive impact on mortgage loan demand. Mortgage loans originated decreased in 2024 as compared to 2023 as higher mortgage loan interest rates negatively impacted mortgage loan demand. Excluding the sale of portfolio residential mortgage loans, the change in the volume of loans sold relative to origination volume in each of these years is due in part to the mix of (salable versus portfolio) origination volume.
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
Net gains on mortgage loans increased in 2025 as compared to 2024 due to an increase in the Loan Sales Margin due in part to an increase in fair value adjustments relating to mortgage banking derivatives and loans originated under the fair value option (see notes #16 and #21). Net gains on mortgage loans decreased in 2024 as compared to 2023 primarily due to the decrease in the Loan Sales Margin which was favorably impacted by fair value adjustments on certain unhedged construction loans originated under the fair value option during 2023 as a result of the significant increase in interest rates during that period. These favorable adjustments were much less during 2024.
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
We generated net losses on securities AFS of $(0.37) million, $(0.43) million and $(0.22) million in 2025, 2024 and 2023, respectively. These net losses were due to the sales of securities as outlined in the table below. We recorded no credit related charges in 2025, 2024 or 2023 for securities AFS. See “Securities” below and note #3 to the Consolidated Financial Statements.

GAINS AND LOSSES ON SECURITIES

	Year Ended December 31,
	Proceeds	Gains	Losses	Net
	(In thousands)
2025	$32,193	$44	$414	$(370)
2024	39,517	14	442	(428)
2023	278	—	222	(222)
Mortgage loan servicing, net, generated income of $0.8 million in 2025 compared to income of $9.4 million and $4.6 million in 2024 and 2023, respectively. The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels and expected float rates as well as the sale of approximately $931.6 million of capitalized mortgage loan servicing rights in January 2025. Mortgage loan servicing, net activity is summarized in the following table:
MORTGAGE LOAN SERVICING ACTIVITY

	2025	2024	2023
	(In thousands)
Mortgage loan servicing:
Revenue, net	$6,801	$8,914	$8,828
Fair value change due to price	(2,168)	4,540	(280)
Fair value change due to pay-downs	(3,573)	(4,007)	(3,922)
Loss on sale of originated servicing rights	(233)	—	—
Total	$827	$9,447	$4,626
Activity related to capitalized mortgage loan servicing rights is as follows:
CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS

	2025	2024	2023
	(In thousands)
Balance at January 1,	$46,796	$42,243	$42,489
Originated servicing rights capitalized	3,494	4,020	3,956
Change in fair value	(5,741)	533	(4,202)
Sale of originated servicing rights (1)	(12,823)	—	—
Loss on sale of originated servicing rights (1)	(233)	—	—
Balance at December 31,	$31,493	$46,796	$42,243
(1)     On January 31, 2025 we sold $931.6 million of mortgage loan servicing rights (26.3% of total servicing portfolio) and transferred the servicing on March 3, 2025. This sale represented approximately $13.1 million (27.9%) of the total capitalized mortgage loan servicing right asset. While there remains a customary hold back of final settlement funds of approximately $0.1 million relating to this transaction, we are not aware of any issues that will have a material impact on this final payment. We have until the first quarter, 2026 to receive this final payment. Transaction expenses relating to this sale were approximately $0.2 million and were expensed in 2025.
At December 31, 2025, we were servicing approximately $2.6 billion in mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of 4.52% and a weighted average service fee of approximately 0.26 basis points. Remaining capitalized mortgage loan servicing rights at December 31, 2025 totaled $31.5 million, representing approximately 121 basis points on the related amount of mortgage loans serviced for others.
Investment and insurance commissions totaled $3.5 million in 2025 as compared to $3.3 million and $3.5 million in 2024 and 2023. The increase in revenue in 2025 as compared to 2024 was due to higher sales volume and an increase in fee based revenue while the decrease in revenue in 2024 as compared to 2023 was primarily due to lower sales volume and a decrease in fee based revenue.
We earned $1.2 million, $0.8 million and $0.5 million in 2025, 2024 and 2023, respectively, on our separate account bank owned life insurance principally as a result of increases in the cash surrender value. Our separate account is primarily invested in agency mortgage-backed securities and managed by a fixed income investment manager. The crediting rate (on which the earnings are based) reflects the performance of the separate account. The changes in earnings in each year is due to changes in the crediting rate. The total cash surrender value of our bank owned life insurance was $53.8 million and $53.9 million at December 31, 2025 and 2024, respectively.
Non-interest income - other totaled $7.8 million, $8.1 million and $8.5 million in 2025, 2024 and 2023, respectively. Non-interest income - other decreased in 2025 as compared to 2024 and 2024 as compared to 2023 due primarily to lower gains on sale of bank properties and a decrease in certain electronic banking fees we discontinued during 2024.
Non-interest expense. Non-interest expense is an important component of our results of operations. We strive to efficiently manage our cost structure.
Non-interest expense totaled $138.2 million in 2025, $135.1 million in 2024, and $127.1 million in 2023. Increases in compensation, payroll taxes and employee benefits, data processing, occupancy, loan and collection and other expense that were partially offset by decreases in performance-based compensation and furniture fixtures and equipment are primarily responsible for the increase in 2025 compared to 2024. Increases in performance-based compensation, compensation, data processing, advertising, legal and professional and loan and collection that were partially offset by decreases in communications and costs (recoveries) related to unfunded lending commitments are primarily responsible for the increase in 2024 compared to 2023. The components of non-interest expense are as follows:
NON-INTEREST EXPENSE

	Year ended December 31,
	2025	2024	2023
	(In thousands)
Compensation	$54,607	$53,389	$52,502
Performance-based compensation	14,799	16,138	11,064
Payroll taxes and employee benefits	15,788	15,428	15,399
Compensation and employee benefits	85,194	84,955	78,965
Data processing	14,788	13,579	11,862
Occupancy, net	8,567	7,806	7,908
Interchange expense	4,641	4,504	4,332
Furniture, fixtures and equipment	3,467	3,762	3,756
Advertising	3,211	3,058	2,165
FDIC deposit insurance	2,824	2,870	3,005
Loan and collection	2,737	2,474	2,174
Legal and professional	2,448	2,566	2,208
Communications	1,997	2,095	2,406
Taxes, licenses and fees	1,266	1,202	979
Director fees	1,028	949	951
Amortization of intangible assets	487	516	547
Provision (recovery) for loss reimbursement on sold loans	(35)	28	20
Net (gains) losses on other real estate and repossessed assets	(46)	(170)	19
Other	5,659	4,902	5,822
Total non-interest expense	$138,233	$135,096	$127,119

Compensation expense, which is primarily salaries, totaled $54.6 million, $53.4 million and $52.5 million in 2025, 2024 and 2023, respectively. The comparative increase in 2025 to 2024 is primarily due to salary increases that were predominantly effective on January 1, 2025 and additions to our commercial lending team which were partially offset by an increase in deferred loan origination costs due primarily to higher commercial and mortgage loan volume as well as increases in per loan origination costs. The comparative increase in 2024 to 2023 is primarily due to salary increases that were predominantly effective on January 1, 2024 and additions to our commercial lending team which were partially offset by staffing efficiency initiatives in our retail lending and branch network as well as an increase in deferred loan origination costs due in part to higher mortgage loan volume.
Performance-based compensation expense totaled $14.8 million, $16.1 million and $11.1 million in 2025, 2024 and 2023, respectively. The variances between each respective period were primarily due to actual performance relative to the established incentive plan targets in our annual cash incentive award plans.
In addition to commissions and cash incentive awards, we also maintain performance-based equity compensation plans. Such plans include an ESOP and a long-term equity incentive plan. Total compensation expense recognized for grants pursuant to our long-term incentive plan was $2.5 million, $2.1 million and $1.9 million in 2025, 2024 and 2023, respectively. In each of those three years, we granted both restricted stock and performance share awards under the plan.
Payroll taxes and employee benefits expense totaled $15.8 million, $15.4 million and $15.4 million in 2025, 2024 and 2023, respectively. The increase in 2025 compared to 2024 is due to higher education, recruiting and general employee related costs that were partially offset by a decrease in medical insurance costs.
Data processing expenses totaled $14.8 million, $13.6 million, and $11.9 million in 2025, 2024 and 2023, respectively. The increase in 2025 compared to 2024 and 2024 compared to 2023 are primarily due to annual asset based and consumer price index based cost increases and new solutions implemented during these time frames.
Occupancy, net totaled $8.6 million, $7.8 million, and $7.9 million in 2025, 2024 and 2023, respectively. The increase in 2025 compared to 2024 is due in part to strategic location additions as well as higher seasonal related maintenance costs.
Advertising totaled $3.2 million, $3.1 million, and $2.2 million in 2025, 2024 and 2023, respectively. The increase in 2024 compared to 2023 is due primarily to modifications in strategic marketing spend as well as costs related to certain website redesign initiatives.
Legal and professional totaled $2.4 million, $2.6 million, and $2.2 million in 2025, 2024 and 2023, respectively. The increase in 2024 compared to 2023 is due in part to fees relating to strategic location additions, higher bank exam fees due to asset growth as well as general corporate projects and initiatives.
Loan and collection expenses reflect costs related to new lending activity as well as the management and collection of non-performing loans and other problem credits. These expenses totaled $2.7 million, $2.5 million and $2.2 million in 2025, 2024 and 2023, respectively. These costs increased in 2025 from 2024 due in part to a higher level of non performing loans in 2025. These costs increased in 2024 compared to 2023 due in part to lower recoveries of previously expensed amounts.
Communications totaled $2.0 million, $2.1 million, and $2.4 million in 2025, 2024 and 2023, respectively. The decrease in 2024 compared to 2023 is primarily due to lower telephony and networking related costs.
Other expenses totaled $5.7 million, $4.9 million and $5.8 million in 2025, 2024 and 2023, respectively. The increase in 2025 compared to 2024 is due to higher travel and entertainment related costs, lower recoveries related to unfunded lending commitments (beginning in the fourth quarter of 2025 these expenses/recoveries are now being included in the provision for credit losses), higher director retainer fees and higher Michigan Corporate Income Tax which is a non-income based tax. The decrease in 2024 compared to 2023 is primarily due to lower costs related to unfunded lending commitments related primarily to a decease in the amount of unfunded lending commitments.
Income tax expense. We recorded an income tax expense of $12.8 million, $16.3 million and $14.6 million in 2025, 2024 and 2023, respectively. Our actual federal income tax expense is different than the amount computed by applying our statutory federal income tax rate to our pre-tax income primarily due to tax-exempt interest income, share based compensation, tax-exempt income from the increase in the cash surrender value on life insurance and certain tax credits.

In December, 2025, we executed a Tax Credit Transfer Agreement (TCTA) whereby we have agreed to purchase $22.9 million of 2025 Section 48 tax credits at a purchase price of 92% of the tax credit amount. The purchase price of $21.1 million was paid by us to the seller, an independent third party on January 15, 2026. We plan to utilize the purchased tax credits of $22.9 million to offset amounts that otherwise would be due and payable to the IRS for 2025 and prior tax years. The accounting treatment at December 31, 2025 is an increase in income tax receivable from the Internal Revenue Service ("IRS") of $22.9 million (recorded in Accrued income and other assets in the Consolidated Statements of Financial Condition), a liability to the seller of $21.1 million (recorded in Accrued expenses and other liabilities in the Consolidated Statements of Financial Condition), and a reduction to income tax expense of $1.8 million in the Consolidated Statements of Operations for the year ending December 31, 2025. The $21.1 million liability to the seller was paid on January 15, 2026.
We assess whether a valuation allowance should be established against our deferred tax asset, net (“DTA”) based on the consideration of all available evidence using a “more likely than not” standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at December 31, 2025 and 2024 that the realization of substantially all of our DTA continues to be more likely than not. See note #13 to the Consolidated Financial Statements included within this report for more information.
FINANCIAL CONDITION
Summary. Our total assets increased to $5.51 billion at December 31, 2025, compared to $5.34 billion at December 31, 2024, primarily due to growth in commercial loans. Loans, excluding loans held for sale (“Portfolio Loans”), totaled $4.28 billion and $4.04 billion at December 31, 2025 and December 31, 2024, respectively. Commercial loans increased by $276.2 million.
Deposits totaled $4.76 billion at December 31, 2025, compared to $4.65 billion at December 31, 2024. The $107.6 million increase in deposits is primarily due to growth in savings and interest bearing checking deposits, reciprocal deposits and time deposits that was partially offset by a decline in non-interest bearing deposits and brokered time deposits.
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
SECURITIES AFS

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Securities AFS
December 31, 2025	$546,863	$430	$51,384	$495,909
December 31, 2024	621,588	343	62,749	559,182

SECURITIES HTM

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrecognized		Fair Value
					Gains	Losses
	(In thousands)
Securities HTM
December 31, 2025	$309,523	$12,982	$92	$322,597	$36	$39,803	$282,830
December 31, 2024	339,436	16,171	132	355,739	28	53,907	301,860
(1)Represents the remaining unrealized loss to be accreted on securities that were transferred from AFS to HTM on April 1, 2022.
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through earnings. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income (loss), net of applicable taxes. No ACL for securities AFS was needed at December 31, 2025 and 2024. The decrease in unrealized losses during 2025 is primarily attributed to a decrease in interest rates since December 31, 2024. See note #3 to the Consolidated Financial Statements included within this report for further discussion.
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
Equity Securities at Fair Value
On May 6, 2024, we exchanged 12,566 shares of Visa Inc. Class B-1 common stock (all of the Class B-1 shares we owned) for 2,493 shares of Visa Inc. Class C common stock and 6,283 shares of Visa Inc. Class B-2 common stock pursuant to an exchange offer conducted by Visa. With the completion of the exchange, we recorded a gain related to the Class C shares of $2.7 million based on the conversion privilege of those shares and the closing price of the Class A shares on May 3, 2024 (the exchange expiration date) of $268.49 per share. Subsequent to the exchange, we sold all of our Class C shares for net proceeds of $2.685 million. See note #11 to the Consolidated Financial Statements included within this report for further discussion.
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
We generally retain loans that may be profitably funded within established risk parameters. (See “Asset/liability management.”) As a result, we may hold adjustable-rate conventional and fixed rate jumbo mortgage loans as Portfolio Loans, while 15- and 30-year fixed-rate non-jumbo mortgage loans are generally sold to mitigate exposure to changes in interest rates. (See “Non-interest income" and “Asset/liability management”).
LOAN PORTFOLIO SEGMENTS
The following table summarizes each loan portfolio segment by (1) scheduled repayments and (2) predetermined (fixed) interest rate and/or adjustable (variable) interest rate at December 31, 2025:

	Commercial	Mortgage	Installment	Total
	(In thousands)
Due in one year or less	$223,767	$58	$2,202	$226,027
Due after one but within five years	556,128	2,273	53,632	612,033
Due after five but within 15 years	1,392,433	92,552	311,449	1,796,434
Due after 15 years	41,229	1,429,938	170,624	1,641,791
	$2,213,557	$1,524,821	$537,907	$4,276,285

Fixed rate	$842,923	$814,087	$533,050	$2,190,060
Variable rate	1,370,634	710,734	4,857	2,086,225
	$2,213,557	$1,524,821	$537,907	$4,276,285
In 2025, we sold $22.2 million of portfolio residential fixed and adjustable rate mortgage loans. In 2024, we sold $20.8 million of portfolio residential fixed rate mortgage loans. In 2023, we sold $56.7 million of portfolio residential fixed and adjustable rate mortgage loans. These loan sale transactions were done primarily for asset/liability management purposes.
LOAN PORTFOLIO COMPOSITION

	December 31,
	2025	2024
	(In thousands)
Real estate(1)
Residential first mortgages	$1,285,781	$1,284,322
Non farm non residential	1,248,883	1,056,506
Construction and land development	273,582	322,092
Residential home equity and other junior mortgages	211,646	179,857
Multifamily residential	123,210	70,214
Consumer	533,807	579,345
Commercial	595,856	542,742
Agricultural	3,520	3,747
Total loans	$4,276,285	$4,038,825
__________________________
(1)Includes both residential and non-residential commercial loans secured by real estate.

NON-PERFORMING ASSETS

	December 31,
	2025	2024	2023
	(Dollars in thousands)
Non-accrual loans	$33,074	$7,792	$6,991
Loans 90 days or more past due and still accruing interest	—	—	432
Sub total	33,074	7,792	7,423
Less: Government guaranteed loans	9,947	1,790	2,191
Total non-performing loans	23,127	6,002	5,232
Other real estate and repossessed assets	896	938	569
Total non-performing assets	$24,023	$6,940	$5,801

As a percent of Portfolio Loans
Non-accrual loans	0.77%	0.19%	0.18%
Non-performing loans	0.54	0.15	0.14
ACL	1.48	1.47	1.44
Non-performing assets to total assets	0.44	0.13	0.11
ACL as a percent of non-accrual loans	191.83	762.05	781.83
ACL as a percent of non-performing loans	274.33	989.32	1044.69

Non-performing loans totaled $23.1 million, $6.0 million and $5.2 million at December 31, 2025, 2024 and 2023, respectively. The increase in 2025 compared to 2024 was due to a $16.5 million and $0.5 million increase in the commercial loan and mortgage loan segments. The increase in the commercial loan segment was primarily due to one relationship where the borrower is experiencing financial difficulties. The increase in 2024 as compared to 2023 was primarily due to a $1.0 million increase in the residential mortgage loan portfolio segment.
Other real estate (“ORE”) and repossessed assets totaled $0.9 million at December 31, 2025, compared to $0.9 million at December 31, 2024.
The ACL as a percent of non-accrual and non-performing loans decreased during 2025 and 2024 due primarily to the increase in non-accrual and non-performing loans partially offset by an increase in the ACL related to specific allocations.
We will place a loan that is 90 days or more past due on non-accrual, unless we believe the loan is both well secured and in the process of collection. Accordingly, we have determined that the collection of the accrued and unpaid interest on any loans that are 90 days or more past due and still accruing interest is probable.
ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	December 31,
	2025	2024
	(In thousands)
Specific allocations	$6,775	$2,300
Pooled analysis allocations	45,790	45,929
Additional allocations based on subjective factors	10,880	11,150
Total	$63,445	$59,379
Some loans will not be repaid in full. Therefore, an ACL on loans is maintained at a level which represents our best estimate of expected credit losses. Our ACL on loans is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, reasonable and supportable forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. See notes #1 and #4 to the Consolidated Financial Statements included within this report for further discussion on the ACL on loans.
While we use relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.
The ACL increased $4.1 million to $63.4 million at December 31, 2025 from $59.4 million at December 31, 2024 and was equal to 1.48% of total Portfolio Loans at December 31, 2025.
One of the three components of the ACL outlined above increased since December 31, 2024 while two decreased. The ACL related to specific allocations increased primarily due to the one commercial relationship experiencing financial difficulties mentioned above. The ACL related to pooled analysis of loans decreased $0.1 million due to certain model refinements that was partially offset by commercial loan growth and the ACL related to subjective factors decreased by $0.3 million due to a two basis point decrease in allocation rate that was partially offset by commercial loan growth. The decrease in the allocation based on subjective factors was due in part to a generally less pessimistic economic outlook including previous expectations of the impact of new tariffs.
During 2024 two of the three components of the ACL outlined above increased while one decreased. The ACL related to pooled analysis of loans increased $5.0 million due primarily to loan growth in 2024 as well as certain model refinements during 2024 which also contributed to the $1.3 million decrease in the ACL related to subjective factors. The ACL related to specific loans increased $1.0 million due primarily to a $5.8 million increase in the amount of such loans.

ALLOWANCE FOR CREDIT LOSSES ON LOANS, SECURITIES HTM AND UNFUNDED COMMITMENTS

	Loans	Securities HTM	Unfunded Commitments (1)
	(In thousands)
December 31, 2022	$52,435	$168	$5,080
Additions (deductions)
Provision for credit losses	3,221	2,989	—
Recoveries credited to the ACL	2,798	—	—
Charges against the ACL	(3,796)	(3,000)	—
Additions included in non-interest expense	—	—	424
December 31, 2023	54,658	157	5,504
Additions (deductions)
Provision for credit losses	5,618	(1,150)	—
Recoveries credited to the ACL	2,711	1,125	—
Charges against the ACL	(3,608)	—	—
Additions included in non-interest expense	—	—	(373)
December 31, 2024	59,379	132	5,131
Additions (deductions)
Provision for credit losses	5,676	(40)	499
Recoveries credited to the ACL	2,262	—	—
Charges against the ACL	(3,872)	—	—
Additions included in non-interest expense	—	—	(190)
December 31, 2025	$63,445	$92	$5,440

(1) Beginning in the fourth quarter of 2025, we began classifying the provision for unfunded lending commitments in the provision for credit losses in the Consolidated Statements of Operations.

RATIO OF NET CHARGE-OFFS TO AVERAGE LOANS OUTSTANDING

	Commercial	Mortgage	Installment	Total
	(Dollars in thousands)
2025
Loans charged against (recoveries credited to) the ACL	$(2)	$(156)	$1,768	$1,610
Average Portfolio Loans	2,067,273	1,518,182	563,078	4,148,533
Net loans charged off against (credited to) the ACL to average Portfolio Loans	—%	(0.01)%	0.31%	0.04%

2024
Loans charged against (recoveries credited to) the ACL	$(245)	$(9)	$1,151	$897
Average Portfolio Loans	1,769,243	1,499,737	610,522	3,879,502
Net loans charged off against (credited to) the ACL to average Portfolio Loans	(0.01)%	—%	0.19%	0.02%

2023
Loans charged against (recoveries credited to) the ACL	$523	$(198)	$673	$998
Average Portfolio Loans	1,537,920	1,436,527	637,180	3,611,627
Net loans charged off against (credited to) the ACL to average Portfolio Loans	0.03%	(0.01)%	0.11%	0.03%
In 2025, we recorded loan net charge offs of $1.61 million compared to loan net charge offs of $0.90 million in 2024 and loan net charge offs of $1.00 million in 2023. The net charge offs in 2025 and 2024 primarily reflect losses in the installment loan portfolio. The net charge offs in 2023 primarily reflect modest losses in the commercial and installment loan portfolio.
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
Deposits totaled $4.76 billion and $4.65 billion at December 31, 2025 and 2024, respectively. The $107.6 million increase in deposits during 2025 is due to growth in savings and interest-bearing checking deposits, reciprocal deposits and time deposits that were partially offset by decreases in non-interest bearing and brokered time deposits. Reciprocal deposits totaled $974.9 million and $907.0 million at December 31, 2025 and 2024, respectively. These deposits represent demand, money market and time deposits from our customers that have been placed through the IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
We cannot be sure that we will be able to maintain our current level of core deposits. In particular, those deposits that are uninsured may be susceptible to outflow. A reduction in core deposits would likely increase our need to rely on wholesale funding sources. Data relating to our deposit portfolios (excluding brokered time) follows:

	December 31,
	2025	2024
	(Dollars in thousands)
Uninsured deposits (1)	$1,175,893	$1,059,909
Uninsured deposits as a percentage of deposits	24.8%	23.3%
Average deposit account size	$22.51	$21.14
Balance of top 100 largest depositors	$1,156,014	$1,062,255
Balance of top 100 depositors as a percentage of deposits	24.4%	23.4%

(1) These amounts exclude intercompany related deposits of $47.0 million and $54.8 million respectively. Uninsured deposits reported in our Call Report at December 31, 2025 and December 31, 2024 totaled $1.223 billion and $1.115 billion, respectively.
We have also implemented strategies that incorporate using federal funds purchased, other borrowings and brokered time deposits to fund a portion of our interest-earning assets. The use of such alternate sources of funds supplements our core deposits and is also an integral part of our asset/liability management efforts. Other borrowings, comprised primarily of advances from the Federal Home Loan Bank (the “FHLB”), totaled $77.0 million and $45.0 million at December 31, 2025 and 2024, respectively.
As described above, we have utilized wholesale funding, including federal funds purchased, FRB and FHLB borrowings and brokered time deposits to augment our core deposits and fund a portion of our assets. At December 31, 2025, our use of such wholesale funding sources (including reciprocal deposits) amounted to approximately $1.07 billion, or 22.1% of total funding (deposits and all borrowings, excluding subordinated debt and debentures). Because wholesale funding sources are affected by general market conditions, the availability of such funding may be dependent on the confidence these sources have in our financial condition and operations. The continued availability to us of these funding sources is not certain, and brokered time deposits may be difficult for us to retain or replace at attractive rates as they mature. Our liquidity may be constrained if we are unable to renew our wholesale funding sources or if adequate financing is not available in the future at acceptable rates of interest or at all. Our financial performance could also be affected if we are unable to maintain our access to funding sources or if we are required to rely more heavily on more expensive funding sources. In such case, our net interest income and results of operations could be adversely affected.
We have employed derivative financial instruments to manage our exposure to changes in interest rates. During 2025, 2024 and 2023, we entered into $187.2 million, $187.1 million and $134.6 million (original aggregate notional amounts), respectively, of interest rate swaps with commercial loan customers, which were offset with interest rate swaps that the Bank entered into with a broker-dealer. We recorded $2.12 million, $2.09 million and $2.05 million of fee income related to these transactions during 2025, 2024 and 2023, respectively. We entered into zero, $122.0 million, and $175.0 million (notional amounts) of certain derivative financial instruments (pay fixed interest rate swap and interest rate cap agreements) to hedge the fair value of certain loans, municipal bond securities and/or certain FHLB advances in 2025, 2024 and 2023, respectively. We also entered into $100.0 million, $250.0 million and $150.0 million (notional amount), respectfully of certain derivative financial instruments (interest rate floor and interest rate cap agreements) to manage the variability in future expected cash flows of certain commercial loans and/or short-term funding liabilities during 2025, 2024 and 2023. See note #16 to the Consolidated Financial Statements included within this report for more information on our derivative financial instruments.
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
Our primary sources of funds include our deposit base, secured advances from the FHLB and FRB, federal funds purchased, borrowing facilities with other banks, and access to the capital markets (for brokered time deposits). At December 31, 2025, in addition to liquidity available from our normal operating, funding and investing activities we had unused credit lines with the FHLB and FRB of approximately $749.2 million and $1,241.9 million, respectively. We also had approximately $456.3 million in fair value of unpledged securities AFS and HTM at December 31, 2025, which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $428.3 million.
TIME DEPOSITS(1)
The following table summarizes time deposits in amounts less than $250,000 and in amounts of $250,000 or more, by time remaining until maturity at December 31, 2025:

	Less than $250,000	Greater than $250,000	Total
	(In thousands)
Three months or less	$360,310	$102,723	$463,033
Over three through six months	110,022	44,304	154,326
Over six months through one year	77,611	75,152	152,763
Over one year	22,379	1,240	23,619
Total	$570,322	$223,419	$793,741
__________________________
(1)Includes time deposits, brokered time deposits and reciprocal time deposits
At December 31, 2025, we had $770.1 million of time deposits (see note #8 to the Consolidated Financial Statements) that mature in the next 12 months. Historically, a majority of these maturing time deposits are renewed by our customers. Additionally, $3.97 billion of our deposits at December 31, 2025, were in account types from which the customer could withdraw the funds on demand. Changes in the balances of deposits that can be withdrawn upon demand are usually predictable and the total balances of these accounts have generally grown or have been stable over time as a result of our marketing and promotional activities. However, there can be no assurance that historical patterns of renewing time deposits or overall growth or stability in deposits will continue in the future.
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
We believe that we currently have adequate liquidity at our Bank because of our cash and cash equivalents, our portfolio of securities AFS, our access to secured advances from the FHLB and FRB, and our ability to issue brokered time deposits.
We also believe that the available cash on hand at the parent company (including time deposits) of approximately $46.7 million as of December 31, 2025, provides sufficient liquidity resources at the parent company to meet operating expenses, to make interest payments on the subordinated debentures, and, along with dividends from the Bank, to pay projected cash dividends on our common stock.
In the normal course of business we enter into certain contractual obligations. Such obligations include requirements to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts.
Effective management of capital resources is critical to our mission to create value for our shareholders. In addition to common stock, our capital structure also currently includes cumulative trust preferred securities and prior to the end of the third quarter of 2025, also included subordinated debt.

CAPITALIZATION

	December 31,
	2025	2024
	(In thousands)
Subordinated debt	$—	$39,586
Subordinated debentures	39,864	39,796
Amount not qualifying as regulatory capital	(1,224)	(810)
Amount qualifying as regulatory capital	38,640	78,572
Shareholders’ equity
Common stock	307,845	318,777
Retained earnings	252,794	205,853
Accumulated other comprehensive loss	(57,688)	(69,944)
Total shareholders’ equity	502,951	454,686
Total capitalization	$541,591	$533,258
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity and a five year call option. The initial coupon rate was 5.95% fixed for five years and then floated at the Secured Overnight Financing Rate (“SOFR”) plus 5.825% beginning May 31, 2025. These subordinated notes were presented in the Consolidated Statements of Financial Condition under the caption “Subordinated debt” and presented net of remaining unamortized deferred issuance costs that were being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statements of Operations. On September 2, 2025 we redeemed our $40 million floating subordinated notes. As a result, we accelerated the remaining unamortized net issuance costs of $0.36 million during the third quarter of 2025 into interest expense as described above. This redemption did not affect our status as well-capitalized for regulatory purposes or have a material impact on our liquidity resources.
We currently have four special purpose entities with $39.9 million of outstanding cumulative trust preferred securities. These special purpose entities issued common securities and provided cash to our parent company that in turn issued subordinated debentures to these special purpose entities equal to the trust preferred securities and common securities. The subordinated debentures represent the sole asset of the special purpose entities. The common securities and subordinated debentures are included in our Consolidated Statements of Financial Condition.
The FRB has issued rules regarding trust preferred securities as a component of the Tier 1 capital of bank holding companies. The aggregate amount of trust preferred securities (and certain other capital elements) are limited to 25 percent of Tier 1 capital elements, net of goodwill (net of any associated deferred tax liability). The amount of trust preferred securities and certain other elements in excess of the limit can be included in Tier 2 capital, subject to restrictions. At the parent company, all of these securities qualified as Tier 1 capital at December 31, 2025 and 2024.
Total common shareholders’ equity increased to $503.0 million at December 31, 2025 from $454.7 million at December 31, 2024. The increase is primarily due to earnings retention and a decrease in accumulated other comprehensive loss. Our tangible common equity (“TCE”) totaled $473.7 million and $424.9 million, respectively, at those same dates. Our ratio of TCE to tangible assets was 8.65% and 8.00% at December 31, 2025 and 2024, respectively. TCE and the ratio of TCE to tangible assets are non-GAAP measures. TCE represents total common equity less goodwill and other intangible assets.
In December 2025, our Board of Directors authorized the 2026 share repurchase plan. Under the terms of the 2026 share repurchase plan, we are authorized to buy back up to 1,100,000 shares, or approximately 5%, of our outstanding common stock. This repurchase plan commenced on January 1, 2026, and is expected to last through December 31, 2026.
In December 2024, our Board of Directors authorized the 2025 share repurchase plan. Under the terms of this share repurchase plan, we were authorized to buy back 1,100,000 shares, or approximately 5% of our outstanding common stock. The share repurchase plan expired on December 31, 2025. During 2025 repurchases were made through open market transactions and totaled 407,113 shares of common stock, for an aggregate purchase price of $12.4 million.

We currently pay a quarterly cash dividend on our common stock. The annual total dividends paid were $1.04, $0.96 and $0.92 per share for 2025, 2024 and 2023, respectively. We currently favor a dividend payout ratio between 30% and 50% of net income.
As of December 31, 2025 and 2024, our Bank (and holding company) continued to meet the requirements to be considered “well-capitalized” under federal regulatory standards (also see note #20 to the Consolidated Financial Statements included within this report).
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
We employ simulation analyses to monitor our interest-rate risk profile and evaluate potential changes in our net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk. The simulations do not anticipate any actions that we might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities. At December 31, 2025, our longer term interest rate risk measure based on changes in economic value indicates exposure to rising rates. Interest rate sensitivity under this measure has decreased from December 31, 2024 due to a decline in asset duration, an increase in liability duration and a higher base value. Asset duration declined due to a shift in the asset mix as the Bank experienced growth in shorter duration loan balances (primarily variable rate commercial loans) along with runoff in longer duration fixed rate mortgages. The liability duration increased due to a shift in the funding mix as the Bank experienced growth in non-maturity deposit balances and a decline in short duration wholesale funding. In addition, at December 31, 2025 our simulation base-rate scenario for economic value increased from December 31, 2024. The increase was due primarily to an increase in the Bank’s tangible equity and an improvement in medium to long duration asset values given a decline in interest rates. The increase in asset values outpaced the increase in market value for longer duration deposits. We are carefully monitoring the change in our funding mix as well as the composition of our earning assets and the impact of potential future changes in interest rates on our changes in economic value and changes in net interest income. As a result, we may add some longer-term borrowings, may utilize derivatives (interest rate swaps, interest rate caps and interest rate floors) and may continue to sell some fixed rate jumbo and other portfolio mortgage loans in the future.

CHANGES IN ECONOMIC VALUE, NET INTEREST INCOME AND NET INTEREST MARGIN

Change in Interest Rates	Economic Value(1)	Percent Change	Net Interest Income(2)	Percent Change	Net Interest Margin(3)	Percent Change
	(Dollars in thousands)
December 31, 2025
200 basis point rise	$693,900	(4.75)%	$202,200	3.01%	3.89%	3.18%
100 basis point rise	712,800	(2.16)	198,900	1.32	3.82	1.33
Base-rate scenario	728,500	—	196,300	—	3.77	—
100 basis point decline	731,700	0.44	194,100	(1.12)	3.73	(1.06)
200 basis point decline	714,300	(1.95)	191,300	(2.55)	3.68	(2.39)

December 31, 2024
200 basis point rise	$566,000	(9.76)%	$185,500	1.64%	3.65%	1.67%
100 basis point rise	598,600	(4.56)	184,400	1.04	3.63	1.11
Base-rate scenario	627,200	—	182,500	—	3.59	—
100 basis point decline	650,000	3.64	181,800	(0.38)	3.58	(0.28)
200 basis point decline	661,300	5.44	181,600	(0.49)	3.58	(0.28)
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

LITIGATION MATTERS
We are involved in various litigation matters in the ordinary course of business, which currently include three putative class action complaints brought against the Bank alleging that its practice of charging overdraft and other fees was not consistent with the disclosures the Bank made to consumers. These lawsuits are similar to lawsuits that have recently been filed against other financial institutions pertaining to overdraft fee disclosures. No class has been certified in any of the putative class action complaints brought against the Bank, and we believe we have valid defenses to each of the claims that have been made. The aggregate amount we have accrued for losses we consider probable as a result of all of our outstanding litigation matters is not material. However, because of the inherent uncertainty of outcomes from any litigation matter and because these types of lawsuits often result in settlement, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we are unable to provide an estimate of the losses that we believe are reasonably possible, primarily because we are still conducting diligence on the underlying factual issues and significant matters remain to be resolved in the litigation, including the issue of class certification.
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
CRITICAL ACCOUNTING POLICIES
Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the ACL and capitalized mortgage loan servicing rights are deemed critical since they involve the use of estimates and require significant management judgments. Application of assumptions different than those that we have used could result in material changes in our consolidated financial position or results of operations.
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
At December 31, 2025 and 2024, we had approximately $31.5 million and $46.8 million, respectively, of mortgage loan servicing rights capitalized on our Consolidated Statements of Financial Condition. The fair value of our capitalized mortgage loan servicing rights has been determined based on a valuation model used by an independent third party. There are several critical assumptions involved in establishing the value of this asset including estimated future prepayment speeds on the underlying mortgage loans, the interest rate used to discount the net cash flows from the mortgage loan servicing, the estimated amount of ancillary income that will be received in the future (such as late fees) and the estimated cost to service the mortgage loans. We believe the assumptions that we utilize in our valuation are reasonable based upon accepted industry practices for valuing mortgage loan servicing rights.

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
We assessed the effectiveness of our internal control over financial reporting as of December 31, 2025. In making this assessment, we used the criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, management has concluded that as of December 31, 2025, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
There were no changes in our internal control over financial reporting during the quarter ended December 31, 2025, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Our independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025. Their report immediately follows our report.

William B. Kessel President and Chief Executive Officer	Gavin A. Mohr Executive Vice President and Chief Financial Officer

Independent Bank Corporation March 6, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of Independent Bank Corporation
Grand Rapids, Michigan
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation (the “Corporation”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively referred to as the "financial statements"). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.
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

Allowance for Credit Losses (ACL) for loans – Subjective Factors

Refer to Notes 1 and 4 to the Consolidated Financial Statements.

The ACL under the current expected credit loss (“CECL”) methodology is a significant estimate recorded within the Corporation’s financial statements with a reported balance for loans of $63.4 million as of December 31, 2025. The ACL model for loans consists of three components: 1) the specific analysis of individually evaluated loans; 2) pooled analysis of loans with similar risk characteristics based on historical experience using a discounted cash flow model, adjusted for current conditions, reasonable and supportable forecasts and expected prepayments; and 3) additional allowances based on subjective factors.

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
Grand Rapids, Michigan
March 6, 2026

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2025	2024
	(In thousands, except share amounts)
Assets
Cash and due from banks	$52,235	$56,984
Interest bearing deposits	86,152	62,898
Cash and Cash Equivalents	138,387	119,882
Securities available for sale	495,909	559,182
Securities held to maturity (fair value of $282,830 at December 31, 2025 and $301,860 at December 31, 2024)	309,523	339,436
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,102	16,099
Loans held for sale, carried at fair value	9,031	7,643
Loans
Commercial	2,213,557	1,937,364
Mortgage	1,524,821	1,516,726
Installment	537,907	584,735
Total Loans	4,276,285	4,038,825
Allowance for credit losses	(63,445)	(59,379)
Net Loans	4,212,840	3,979,446
Other real estate and repossessed assets, net	896	938
Property and equipment, net	38,972	37,492
Bank-owned life insurance	53,750	53,855
Capitalized mortgage loan servicing rights, carried at fair value	31,493	46,796
Other intangibles, net	1,001	1,488
Goodwill	28,300	28,300
Accrued income and other assets	167,516	147,547
Total Assets	$5,505,720	$5,338,104
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$991,984	$1,013,647
Savings and interest-bearing checking	2,113,260	1,995,314
Reciprocal	974,921	907,031
Time	662,858	628,285
Brokered time	18,659	109,811
Total Deposits	4,761,682	4,654,088
Other borrowings	77,003	45,009
Subordinated debt	—	39,586
Subordinated debentures	39,864	39,796
Accrued expenses and other liabilities	124,220	104,939
Total Liabilities	5,002,769	4,883,418
Commitments and contingent liabilities
Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,548,893 shares at December 31, 2025 and 20,895,714 shares at December 31, 2024	307,845	318,777
Retained earnings	252,794	205,853
Accumulated other comprehensive loss	(57,688)	(69,944)
Total Shareholders’ Equity	502,951	454,686
Total Liabilities and Shareholders’ Equity	$5,505,720	$5,338,104

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands, except per share amounts)
INTEREST INCOME
Interest and fees on loans	$238,833	$228,585	$197,725
Interest on securities
Taxable	15,005	18,883	23,314
Tax-exempt	10,943	13,100	13,209
Other investments	4,956	6,208	5,429
Total Interest Income	269,737	266,776	239,677
INTEREST EXPENSE
Deposits	83,498	92,694	75,075
Other borrowings and subordinated debt and debentures	6,224	7,834	8,273
Total Interest Expense	89,722	100,528	83,348
Net Interest Income	180,015	166,248	156,329
Provision for credit losses	6,135	4,468	6,210
Net Interest Income After Provision for Credit Losses	173,880	161,780	150,119
NON-INTEREST INCOME
Interchange income	13,860	13,992	13,996
Service charges on deposit accounts	12,022	11,870	12,361
Net gains (losses) on assets
Mortgage loans	6,780	6,579	7,436
Equity securities at fair value	—	2,685	—
Securities available for sale	(370)	(428)	(222)
Mortgage loan servicing, net	827	9,447	4,626
Other	12,525	12,217	12,479
Total Non-interest Income	45,644	56,362	50,676
NON-INTEREST EXPENSE
Compensation and employee benefits	85,194	84,955	78,965
Data processing	14,788	13,579	11,862
Occupancy, net	8,567	7,806	7,908
Interchange expense	4,641	4,504	4,332
Furniture, fixtures and equipment	3,467	3,762	3,756
Advertising	3,211	3,058	2,165
FDIC deposit insurance	2,824	2,870	3,005
Loan and collection	2,737	2,474	2,174
Legal and professional	2,448	2,566	2,208
Communications	1,997	2,095	2,406
Other	8,359	7,427	8,338
Total Non-interest Expense	138,233	135,096	127,119
Income Before Income Tax	81,291	83,046	73,676
Income tax expense	12,750	16,256	14,609
Net Income	$68,541	$66,790	$59,067
Net income per common share
Basic	$3.30	$3.20	$2.82
Diluted	$3.27	$3.16	$2.79

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net income	$68,541	$66,790	$59,067
Other comprehensive income
Securities available for sale
Unrealized gain arising during period	11,082	1,866	22,094
Accretion of net unrealized losses on securities transferred to held to maturity	3,189	3,332	3,563
Reclassification adjustments for losses included in earnings	370	428	222
Unrealized gains recognized in other comprehensive income on securities available for sale	14,641	5,626	25,879
Income tax expense	3,075	1,181	5,435
Unrealized gains recognized in other comprehensive income on securities available for sale, net of tax	11,566	4,445	20,444
Derivative instruments
Unrealized losses arising during period	(1,238)	(4,212)	(213)
Reclassification adjustment for expense recognized in earnings	2,111	1,366	437
Unrealized gains (losses) recognized in other comprehensive income on derivative instruments	873	(2,846)	224
Income tax expense (benefit)	183	(599)	47
Unrealized gains (losses) recognized in other comprehensive income on derivative instruments, net of tax	690	(2,247)	177
Other comprehensive income	12,256	2,198	20,621
Comprehensive income	$80,797	$68,988	$79,688

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(Dollars in thousands, except per share amounts)
Balances at January 1, 2023	$320,991	$119,368	$(92,763)	$347,596
Net income for 2023	—	59,067	—	59,067
Cash dividends declared, $0.92 per share	—	(19,327)	—	(19,327)
Repurchase of 298,601 shares of common stock	(5,157)	—	—	(5,157)
Issuance of 28,583 shares of common stock	70	—	—	70
Share based compensation (issuance of 77,211 shares of common stock)	2,229	—	—	2,229
Share based compensation withholding obligation (withholding of 35,531 shares of common stock)	(650)	—	—	(650)
Other comprehensive income	—	—	20,621	20,621
Balances at December 31, 2023	317,483	159,108	(72,142)	404,449
Net income for 2024	—	66,790	—	66,790
Cash dividends declared, $0.96 per share	—	(20,045)	—	(20,045)
Issuance of 6,141 shares of common stock	13	—	—	13
Share based compensation (issuance of 95,966 shares of common stock)	2,332	—	—	2,332
Share based compensation withholding obligation (withholding of 42,026 shares of common stock)	(1,051)	—	—	(1,051)
Other comprehensive income	—	—	2,198	2,198
Balances at December 31, 2024	318,777	205,853	(69,944)	454,686
Net income for 2025	—	68,541	—	68,541
Cash dividends declared, $1.04 per share	—	(21,600)	—	(21,600)
Repurchase of 407,113 shares of common stock	(12,433)	—	—	(12,433)
Share based compensation (issuance of 93,336 shares of common stock)	2,716	—	—	2,716
Share based compensation withholding obligation (withholding of 35,837 shares of common stock)	(1,215)	—	—	(1,215)
Other comprehensive income	—	—	12,256	12,256
Balances at December 31, 2025	$307,845	$252,794	$(57,688)	$502,951
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net Income	$68,541	$66,790	$59,067
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Proceeds from sales of equity securities at fair value	—	2,685	—
Proceeds from sales of loans held for sale	350,335	380,739	356,207
Disbursements for loans held for sale	(345,144)	(370,575)	(334,174)
Provision for credit losses	6,135	4,468	6,210
Deferred income tax (benefit) expense	(3,531)	(1,248)	215
Net deferred loan fees	1,643	961	1,244
Net depreciation, amortization of intangible assets and premiums and accretion of discounts on securities and loans	9,906	10,005	10,019
Net gains on mortgage loans	(6,780)	(6,579)	(7,436)
Net gains on equity securities at fair value	—	(2,685)	—
Net losses on sales of securities available for sale	370	428	222
Net loss on sale of capitalized mortgage loan servicing rights	233	—	—
Share based compensation	2,716	2,332	2,229
Increase in accrued income and other assets	(25,648)	(25,187)	(14,617)
Increase (decrease) in accrued expenses and other liabilities	17,886	1,017	(3,597)
Total Adjustments	8,121	(3,639)	16,522
Net Cash From Operating Activities	76,662	63,151	75,589
CASH FLOW USED IN INVESTING ACTIVITIES
Proceeds from the sale of securities available for sale	32,193	39,517	278
Proceeds from the sale of securities held to maturity previously charged off	—	1,125	—
Proceeds from maturities, prepayments and calls of securities available for sale	69,591	81,092	122,806
Proceeds from maturities, prepayments and calls of securities held to maturity	34,370	18,811	22,317
Purchases of securities available for sale	(24,463)	—	—
Purchases of securities held to maturity	(2,000)	(3,628)	(1,740)
Proceeds from the redemption of Federal Home Loan Bank stock	1,209	722	1,310
Purchase of Federal Home Loan Bank stock	(3,212)	—	(478)
Net increase in portfolio loans (loans originated, net of principal payments)	(261,131)	(271,800)	(361,609)
Proceeds from the sale of portfolio loans	22,594	20,780	56,561
Proceeds from the sale of other real estate and repossessed assets	864	892	650
Proceeds from bank-owned life insurance death benefits	1,292	1,320	1,336
Proceeds from the sale of property and equipment	—	960	1,648
Capital expenditures	(6,494)	(7,950)	(6,024)
Proceeds from the sale of capitalized mortgage loan servicing rights	12,690	—	—
Net Cash Used in Investing Activities	(122,497)	(118,159)	(162,945)
CASH FLOW FROM FINANCING ACTIVITIES
Net increase in total deposits	107,594	31,209	243,810
Net decrease in other borrowings	(6)	(17)	(60,980)
Proceeds from Federal Home Loan Bank advances	307,000	130,000	135,000
Payments of Federal Home Loan Bank advances	(275,000)	(135,000)	(110,000)
Repayment of subordinated debt	(40,000)	—	—
Dividends paid	(21,600)	(20,045)	(19,327)
Proceeds from issuance of common stock	—	13	70
Repurchase of common stock	(12,433)	—	(5,157)
Share based compensation withholding obligation	(1,215)	(1,051)	(650)
Net Cash From Financing Activities	64,340	5,109	182,766
Net Increase (Decrease) in Cash and Cash Equivalents	18,505	(49,899)	95,410
Cash and Cash Equivalents at Beginning of Year	119,882	169,781	74,371
Cash and Cash Equivalents at End of Year	$138,387	$119,882	$169,781
Cash paid during the year for
Interest	$90,939	$103,953	$79,101
Federal income taxes	11,650	13,900	16,100
Transfers to other real estate and repossessed assets	776	1,091	783
Right of use assets obtained in exchange for lease obligations	3,139	2,354	865

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
Our subsidiary, Independent Bank (‘‘Bank’’), transacts business in the single industry of commercial banking. Our Bank’s activities cover traditional phases of commercial banking, including checking and savings accounts, commercial lending, direct and indirect consumer financing and mortgage lending. Our principal markets are the rural and suburban communities across Lower Michigan that are served by our Bank’s branches and loan production offices as well as one loan production facility in Ohio. At December 31, 2025, 44.3% of our Bank’s loan portfolio was secured by real estate.
PRINCIPLES OF CONSOLIDATION — The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all intercompany accounts and transactions.
SUBSEQUENT EVENTS — We have evaluated subsequent events for recognition and disclosure through March 6, 2026, which is the date the consolidated financial statements were available to be issued.
USE OF ESTIMATES — To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.
STATEMENTS OF CASH FLOWS — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits and federal funds sold. Generally, federal funds are sold for one-day periods. We report net cash flows for customer loan and deposit transactions and for short-term borrowings classified as other borrowings.
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
Mortgage loan servicing income is recorded for fees earned for servicing loans previously sold. The fees are generally based on a contractual percentage of the outstanding principal and are recorded as income when earned. Mortgage loan servicing fees, excluding fair value changes of capitalized mortgage loan servicing rights, totaled $6.8 million, $8.9 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
and $8.8 million for the years ended December 31, 2025, 2024 and 2023, respectively. Late fees and ancillary fees related to loan servicing are not material.
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
SECURITIES — We classify our securities as equity, trading, held to maturity ("HTM") or available for sale ("AFS"). Equity securities are investments in certain equity stocks and are reported at fair value with realized and unrealized gains and losses included in earnings. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. Securities HTM represent those securities for which we have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. We did not have any equity securities or trading securities at December 31, 2025 and 2024. Securities AFS represent those securities not classified as equity, trading or HTM and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in other comprehensive income.
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through earnings. No securities AFS met these two criteria during the periods presented. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an allowance for credit losses ("ACL") is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income, net of applicable taxes.
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics, and we consider historical credit loss information. Accrued interest receivable on securities HTM is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) long-term historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
We estimate the ACL based on relevant available information from both internal and external sources, including historical loss trends, current conditions and forecasts, specific analysis of individual loans, and other relevant and appropriate factors. The ACL process is designed to provide for expected future losses based on our reasonable and supportable (“R&S”) forecast as of the reporting date. Our ACL process is administered by our Risk Management group utilizing a third party software solution, with significant input and ultimate approval from our Executive Enterprise Risk Committee. Further, we have established a current expected credit loss (“CECL”) Forecast Committee, which includes a cross discipline structure with membership from Executive Management, Risk Management, Credit Administration and Accounting, which approves ACL model assumptions each quarter. Our ACL is comprised of three principal elements: (i) specific analysis of individual loans identified during the review of the loan portfolio, (ii) pooled analysis of loans with similar risk characteristics based on historical experience, adjusted for current conditions, R&S forecasts, and expected prepayments, and (iii) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolio.
The first ACL element (specific allocations) includes loans that do not share similar risk characteristics and are evaluated on an individual basis. We will typically evaluate on an individual basis loans that are on nonaccrual; commercial loans that have been modified resulting in a concession, for which the borrower is experiencing financial difficulties, and which are considered loan modifications or with well defined weaknesses; and severely delinquent mortgage and installment loans. When we determine that foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of underlying collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs. For loans evaluated on an individual basis that are not determined to be collateral dependent, a discounted cash flow analysis is performed to determine expected credit losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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
LEASES — Leases are classified as operating or finance leases at the lease commencement date. We lease certain locations and equipment. We record leases on the balance sheet in the form of a lease liability for the present value of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
future lease payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the right-of-use asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates we could obtain for similar loans as of the date of commencement or renewal. We do not record short term leases with an initial lease term of one year or less on the Consolidated Statements of Financial Condition.

At lease inception, we determine the lease term by considering the noncancelable lease term and all optional renewal periods that we are reasonably certain to renew. The lease term is also used to calculate straight-line lease expense. Leasehold improvements are amortized over the shorter of the useful life and the estimated lease term. Our leases do not contain residual value guarantees or material variable lease payments.

Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line basis, variable lease expense, and any impairment of the right-of-use asset. Lease expense is included in occupancy, net in the Consolidated Statements of Operations.
BANK OWNED LIFE INSURANCE — We have purchased a group flexible premium non-participating variable life insurance contract on approximately 250 lives (who were salaried employees at the time we purchased the contract) in order to recover the cost of providing certain employee benefits. Bank owned life insurance is recorded at its cash surrender value or the amount that can be currently realized.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
COMMITMENTS TO EXTEND CREDIT AND RELATED FINANCIAL INSTRUMENTS — Financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the Consolidated Statements of Financial Condition. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. In general, we use a similar methodology to estimate our liability for these off-balance sheet credit exposures as we do for our ACL. For commercial related commitments, we estimate liability using our loan rating system and for mortgage and installment commitments we estimate liability principally upon historical loss experience. Our estimated liability for off balance sheet commitments is included in accrued expenses and other liabilities in our Consolidated Statements of Financial Condition and any charge or recovery is recorded in the provision for credit losses (beginning in the fourth quarter of 2025) and non-interest expense – costs related to unfunded lending commitments in our Consolidated Statements of Operations (prior to the fourth quarter of 2025).
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
COMPREHENSIVE INCOME — Comprehensive income consists of net income and unrealized gains and losses, net of tax, on securities available for sale and derivative instruments classified as cash flow hedges.
LOSS CONTINGENCIES — Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.
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
COMMON STOCK — At December 31, 2025, 0.1 million shares of common stock were reserved for issuance under the dividend reinvestment plan, 0.4 million shares of common stock were reserved for issuance under our long-term incentive plan and 0.05 million shares of common stock were reserved for issuance under our non-employee director stock purchase plan.
FAIR VALUE OF FINANCIAL INSTRUMENTS — Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in notes #21 and #22. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
RECLASSIFICATION — Certain amounts in the 2024 and 2023 consolidated financial statements have been reclassified to conform to the 2025 presentation. Reclassifications had no effect on prior year net income or total shareholders' equity.
ADOPTION OF NEW ACCOUNTING STANDARDS — In December, 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-09, "Income Taxes (Topic 740): Improvements to Income Tax Disclosures". This ASU modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). This ASU also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. This ASU takes effect in reporting periods beginning after December 15, 2024, with early adoption permitted. The adoption of this ASU on January 1, 2025 resulted in additional disclosures to note #13 that quantified the impact each category in the rate reconciliation had on the statutory rate. The ASU was applied on a retrospective basis and did not have a material impact on our Consolidated Financial Statements.
In December, 2024, the FASB issued ASU 2024-03, "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses". This ASU requires public business entities to disaggregate certain expense captions into specific categories in disclosures within the footnotes to the consolidated financial statements. This ASU takes effect in annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. We do not expect the adoption of this ASU to have a material impact on our Consolidated Financial Statements.
In November 2025, the FASB issued ASU 2025-08, "Financial Instruments—Credit Losses (Topic 326): Purchased Financial Assets". This ASU amends the accounting for purchased credit deteriorated (“PCD”) financial assets and non-purchased credit deteriorated ("non-PCD") financial assets under Topic 326. The amendments broaden the population of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
financial assets that are within the scope of the gross-up approach under Topic 326 to include purchased seasoned loans ("PSL"), which are defined as non-PCD loans that are obtained in a business combination, or non-PCD loans that (1) are obtained in an asset acquisition or upon consolidation of a variable interest entity that is not a business and (2) are acquired more than 90 days after their origination date by a transferee that was not involved in their origination. This eliminates the day-one earnings impact that previously occurred for non-PCD loans. The ASU also requires separate presentation of the initial ACL for PSLs within the ACL rollforward. This ASU is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The adoption of this ASU effective October 1, 2025 did not have a material impact on our Consolidated Financial Statements.
NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS
Our Bank's required average reserve balances to be maintained in the form of vault cash and balances with the FRB during 2025 and 2024 were zero. We do not maintain compensating balances with correspondent banks. We may also be required to maintain reserve balances related to certain mortgage banking related derivatives not classified as hedges. These balances are held at unrelated financial institutions and totaled $0.1 million and zero at December 31, 2025 and 2024, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 3 – SECURITIES
Securities AFS consist of the following at December 31:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(In thousands)
2025
U.S. agency	$8,320	$1	$404	$7,917
U.S. agency residential mortgage-backed	87,435	136	6,506	81,065
U.S. agency commercial mortgage-backed	8,039	—	853	7,186
Private label mortgage-backed	42,689	260	2,443	40,506
Other asset backed	30,633	31	479	30,185
Obligations of states and political subdivisions	319,402	—	39,000	280,402
Corporate	49,355	2	1,696	47,661
Trust preferred	990	—	3	987
Total	$546,863	$430	$51,384	$495,909

2024
U.S. agency	$8,858	$1	$700	$8,159
U.S. agency residential mortgage-backed	80,589	47	9,499	71,137
U.S. agency commercial mortgage-backed	12,821	—	1,180	11,641
Private label mortgage-backed	74,268	263	4,496	70,035
Other asset backed	39,232	18	734	38,516
Obligations of states and political subdivisions	330,874	14	42,097	288,791
Corporate	73,960	—	4,039	69,921
Trust preferred	986	—	4	982
Total	$621,588	$343	$62,749	$559,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Securities HTM consist of the following at December 31:

	Carrying Value	Transferred Unrealized Loss (1)	ACL	Amortized Cost	Unrecognized		Fair Value
					Gains	Losses
	(In thousands)
2025
U.S. agency	$22,446	$1,220	$—	$23,666	$—	$3,833	$19,833
U.S. agency residential mortgage-backed	92,900	7,688	—	100,588	—	19,337	81,251
U.S. agency commercial mortgage-backed	3,734	62	—	3,796	—	249	3,547
Private label mortgage-backed	7,294	80	2	7,376	—	272	7,104
Obligations of states and political subdivisions	149,915	3,717	19	153,651	36	14,278	139,409
Corporate	32,276	177	67	32,520	—	1,834	30,686
Trust preferred	958	38	4	1,000	—	—	1,000
Total	$309,523	$12,982	$92	$322,597	$36	$39,803	$282,830

2024
U.S. agency	$24,150	$1,404	$—	$25,554	$—	$4,987	$20,567
U.S. agency residential mortgage-backed	100,700	8,669	—	109,369	—	24,631	84,738
U.S. agency commercial mortgage-backed	4,013	107	—	4,120	—	402	3,718
Private label mortgage-backed	7,350	190	1	7,541	—	551	6,990
Obligations of states and political subdivisions	156,305	5,262	17	161,584	28	19,461	142,151
Corporate	45,964	496	111	46,571	—	3,875	42,696
Trust preferred	954	43	3	1,000	—	—	1,000
Total	$339,436	$16,171	$132	$355,739	$28	$53,907	$301,860
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our investments’ gross unrealized losses and fair values for securities AFS aggregated by investment type and length of time that individual securities have been at a continuous unrealized loss position, at December 31 follows:

	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
2025
U.S. agency	$972	$1	$6,884	$403	$7,856	$404
U.S. agency residential mortgage-backed	6,931	5	49,103	6,501	56,034	6,506
U.S. agency commercial mortgage-backed	—	—	7,186	853	7,186	853
Private label mortgage-backed	—	—	39,234	2,443	39,234	2,443
Other asset backed	1,392	3	24,417	476	25,809	479
Obligations of states and political subdivisions	156	9	280,246	38,991	280,402	39,000
Corporate	—	—	45,986	1,696	45,986	1,696
Trust preferred	—	—	987	3	987	3
Total	$9,451	$18	$454,043	$51,366	$463,494	$51,384

2024
U.S. agency	$324	$1	$7,565	$699	$7,889	$700
U.S. agency residential mortgage-backed	147	—	61,219	9,499	61,366	9,499
U.S. agency commercial mortgage-backed	—	—	11,641	1,180	11,641	1,180
Private label mortgage-backed	2,551	8	66,411	4,488	68,962	4,496
Other asset backed	3,984	19	27,052	715	31,036	734
Obligations of states and political subdivisions	221	1	288,570	42,096	288,791	42,097
Corporate	1,473	23	68,448	4,016	69,921	4,039
Trust preferred	—	—	982	4	982	4
Total	$8,700	$52	$531,888	$62,697	$540,588	$62,749
Securities AFS in unrealized loss positions are evaluated quarterly for impairment related to credit losses. For securities AFS in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through earnings. No securities AFS met these two criteria during the periods presented. For securities AFS that do not meet this criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we consider the extent to which fair value is less than amortized cost, adverse conditions specifically related to the security and the issuer and the impact of changes in market interest rates on the market value of the security, among other factors. If this assessment indicates that a credit loss exists, we compare the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis for the security, a credit loss exists and an ACL is recorded, limited to the amount that the fair value of the security is less than its amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income, net of applicable taxes. No ACL for securities AFS was needed at December 31, 2025 and 2024. Accrued interest receivable on securities AFS totaled $3.5 million and $3.9 million at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
December 31, 2025 and 2024, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition.
The following is a summary of securities AFS with an unrealized loss by grouping as of December 31, 2025.
U.S. agency, U.S. agency residential mortgage-backed and U.S. agency commercial mortgage backed securities — at December 31, 2025, we had 29 U.S. agency, 88 U.S. agency residential mortgage-backed and 9 U.S. agency commercial mortgage-backed securities whose fair value is less than amortized cost. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major credit rating agencies, and have a long history of no credit losses. The unrealized losses are largely attributed to widening spreads to Treasury bonds and/or an increase in interest rates since acquisition.
Private label mortgage backed, other asset backed and corporate securities — at December 31, 2025, we had 48 private label mortgage backed, 39 other asset backed, and 51 corporate securities whose fair value is less than amortized cost. The unrealized losses are primarily due to credit spread widening and/or an increase in interest rates since acquisition.
Obligations of states and political subdivisions — at December 31, 2025, we had 288 municipal securities whose fair value is less than amortized cost. The unrealized losses are primarily due to an increase in interest rates since acquisition.
Trust preferred securities — at December 31, 2025, we had one trust preferred security whose fair value is less than amortized cost. This trust preferred security is a single issue security issued by a trust subsidiary of a bank holding company. The pricing of trust preferred securities has suffered from credit spread widening. This security is rated by a major rating agency as investment grade.
At December 31, 2025 management does not intend to liquidate any of the securities AFS discussed above and it is more likely than not that we will not be required to sell these securities AFS prior to recovery of these unrealized losses.
We recorded no credit related charges in our Consolidated Statements of Operations related to securities AFS during 2025, 2024, and 2023.
The ACL on securities HTM is a contra asset valuation account that is deducted from the carrying amount of securities HTM to present the net amount expected to be collected. Securities HTM are charged off against the ACL when deemed uncollectible. Adjustments to the ACL are reported in our Consolidated Statements of Operations in provision for credit losses. We measure expected credit losses on securities HTM on a collective basis by major security type with each type sharing similar risk characteristics and consider historical credit loss information. Accrued interest receivable on securities HTM totaled $1.5 million and $1.7 million at December 31, 2025 and 2024, respectively and is excluded from the estimate of credit losses and is included in accrued income and other assets in the Consolidated Statements of Financial Condition. With regard to U.S. Government-sponsored agency and mortgage-backed securities (residential and commercial), all these securities are issued by a U.S. government-sponsored entity and have an implicit or explicit government guarantee; therefore, no allowance for credit losses has been recorded for these securities. With regard to obligations of states and political subdivisions, private label-mortgage-backed, corporate and trust preferred securities HTM, we consider (1) issuer bond ratings, (2) historical loss rates for given bond ratings, (3) the financial condition of the issuer, and (4) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities. Historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. During the first quarter of 2023, one corporate security (Signature Bank) defaulted resulting in a $3.0 million provision for credit losses and a corresponding full charge-off. Subsequent to this security's charge-off, a portion of its fair value had recovered and was subsequently sold during the first quarter of 2024 for $1.1 million during which period we recorded that amount as a recovery to the ACL. Despite this lone security loss, the long-term historical loss rates associated with securities having similar grades as those in our portfolio have been insignificant. Furthermore, as of December 31, 2025 and 2024, there were no past due principal and interest payments associated with these securities. At those same dates an allowance for credit losses of $92,000 and $132,000, respectively was recorded on non U.S. agency securities HTM based on applying the long-term historical credit loss rate, as published by credit rating agencies, for similarly rated securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

On a quarterly basis, we monitor the credit quality of securities HTM through the use of credit ratings. The carrying value of securities HTM at December 31, aggregated by credit quality follow:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Carrying Value Total
	(In thousands)
2025
Credit rating:
AAA	$7,294	$17,357	$—	$—	$24,651
AA	—	116,264	—	—	116,264
A	—	2,740	3,500	—	6,240
BBB	—	441	23,814	—	24,255
BB	—	—	1,983	—	1,983
Non-rated	—	13,113	2,979	958	17,050
Total	$7,294	$149,915	$32,276	$958	$190,443

2024
Credit rating:
AAA	$7,350	$34,973	$—	$—	$42,323
AA	—	101,112	—	—	101,112
A	—	3,473	5,005	—	8,478
BBB	—	652	36,045	—	36,697
BB	—	—	1,963	—	1,963
Non-rated	—	16,095	2,951	954	20,000
Total	$7,350	$156,305	$45,964	$954	$210,573

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

An analysis of the ACL by security HTM type for the year ended December 31, follows:

	Private Label Mortgage- Backed	Obligations of States and Political Subdivisions	Corporate	Trust Preferred	Total
	(In thousands)
2025
Balance at beginning of period	$1	$17	$111	$3	$132
Additions (deductions)
Provision for credit losses	1	2	(44)	1	(40)
Recoveries credited to the allowance	—	—	—	—	—
Securities HTM charged against the allowance	—	—	—	—	—
Balance at end of period	$2	$19	$67	$4	$92

2024
Balance at beginning of period	$4	$33	$116	$4	$157
Additions (deductions)
Provision for credit losses	(3)	(16)	(1,130)	(1)	(1,150)
Recoveries credited to the allowance	—	—	1,125	—	1,125
Securities HTM charged against the allowance	—	—	—	—	—
Balance at end of period	$1	$17	$111	$3	$132

2023
Balance at beginning of period	$1	$39	$123	$5	$168
Additions (deductions)
Provision for credit losses	3	(6)	2,993	(1)	2,989
Recoveries credited to the allowance	—	—	—	—	—
Securities HTM charged against the allowance	—	—	(3,000)	—	(3,000)
Balance at end of period	$4	$33	$116	$4	$157
There were no securities HTM on nonaccrual or past due at December 31, 2025 and 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

The amortized cost and fair value of securities AFS and securities HTM at December 31, 2025, by contractual maturity, follow:

	Securities AFS		Securities HTM
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Maturing within one year	$23,447	$23,218	$13,575	$13,448
Maturing after one year but within five years	122,874	117,098	49,421	47,377
Maturing after five years but within ten years	44,713	40,445	83,561	75,354
Maturing after ten years	187,033	156,206	64,280	54,749
	378,067	336,967	210,837	190,928
U.S. agency residential mortgage-backed	87,435	81,065	100,588	81,251
U.S. agency commercial mortgage-backed	8,039	7,186	3,796	3,547
Private label mortgage-backed	42,689	40,506	7,376	7,104
Other asset backed	30,633	30,185	—	—
Total	$546,863	$495,909	$322,597	$282,830
The actual maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
A summary of proceeds from the sale of securities available for sale and gains and losses for the years ended December 31 follow:

		Realized
	Proceeds	Gains	Losses
	(In thousands)
2025	$32,193	$44	$414
2024	39,517	14	442
2023	278	—	222

The tax benefit related to these net realized losses was $0.08 million, $0.09 million and $0.05 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Securities AFS and HTM with a fair value of $17.4 million and $13.5 million at December 31, 2025 and 2024, respectively, were pledged to secure borrowings, derivatives, public deposits and for other purposes as required by law. There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated total shareholders’ equity at December 31, 2025 or 2024.
During the second quarter of 2024 we acquired certain securities classified as equity securities at fair value consisting of Visa Inc. Class C common stock. These securities were all sold in 2024. For the year ended December 31, 2024, we recognized a gain on these equity securities of $2.7 million that was included in net gains on equity securities at fair value in the Consolidated Statements of Operations. We had no equity securities at December 31, 2025. See note #11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 4 – LOANS
Our loan portfolios by class at December 31 follow:

	2025	2024
	(In thousands)
Commercial
Commercial and industrial	$1,158,841	$1,001,329
Commercial real estate	1,054,716	936,035
Total commercial	2,213,557	1,937,364

Mortgage
1-4 family owner occupied - jumbo	878,761	875,551
1-4 family owner occupied - non-jumbo	289,562	299,142
1-4 family non-owner occupied	172,293	176,950
1-4 family - 2nd lien	157,597	133,947
Resort lending	26,608	31,136
Total mortgage	1,524,821	1,516,726

Installment
Boat lending	272,512	264,341
Recreational vehicle lending	191,857	224,537
Other	73,538	95,857
Total installment	537,907	584,735

Total loans	4,276,285	4,038,825
Allowance for credit losses	(63,445)	(59,379)
Net Loans	$4,212,840	$3,979,446

Loans include net deferred loan costs of $22.7 million and $24.4 million at December 31, 2025 and 2024, respectively.
During 2025, we sold $22.2 million of portfolio residential fixed rate and adjustable rate mortgage loans servicing retained and recognized a gain on sale of $0.41 million. During 2024, we sold $20.8 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained and recognized a gain on sale of $0.42 million. During 2023, we sold $56.7 million of portfolio residential fixed and adjustable rate mortgage loans servicing retained and recognized a loss on sale of $0.14 million. These loan sale transactions were done primarily for asset/liability management purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An analysis of the ACL by portfolio segment for the years ended December 31 follows:

	Commercial	Mortgage	Installment	Subjective Allocation	Total
	(In thousands)
2025
Balance at beginning of period	$22,872	$22,317	$3,040	$11,150	$59,379
Additions (deductions)
Provision for credit losses	6,138	(1,559)	1,367	(270)	5,676
Recoveries credited to allowance	80	289	1,893	—	2,262
Loans charged against the allowance	(78)	(133)	(3,661)	—	(3,872)
Balance at end of period	$29,012	$20,914	$2,639	$10,880	$63,445

2024
Balance at beginning of period	$16,724	$21,386	$4,126	$12,422	$54,658
Additions (deductions)
Provision for credit losses	5,903	922	65	(1,272)	5,618
Recoveries credited to allowance	249	309	2,153	—	2,711
Loans charged against the allowance	(4)	(300)	(3,304)	—	(3,608)
Balance at end of period	$22,872	$22,317	$3,040	$11,150	$59,379

2023
Balance at beginning of period	$13,817	$21,633	$4,290	$12,695	$52,435
Additions (deductions)
Provision for credit losses	3,430	(445)	509	(273)	3,221
Recoveries credited to allowance	531	352	1,915	—	2,798
Loans charged against the allowance	(1,054)	(154)	(2,588)	—	(3,796)
Balance at end of period	$16,724	$21,386	$4,126	$12,422	$54,658

The allocation of the ACL by portfolio segment at December 31 follows:

	2025		2024
	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans	Allowance for Credit Losses Amount	Percent of Loans to Total Portfolio Loans
	(Dollars in thousands)
Commercial	$29,012	51.8%	$22,872	48.0%
Mortgage	20,914	35.7	22,317	37.5
Installment	2,639	12.6	3,040	14.5
Subjective allocation	10,880	—	11,150	—
Total	$63,445	100.0%	$59,379	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Loans on non-accrual status and past due more than 90 days (‘‘Non-performing Loans’’) at December 31 follow:

	Non-Accrual with no Allowance for Credit Loss	Non-Accrual with an Allowance for Credit Loss	Total Non- Accrual	90+ and Still Accruing	Total Non- Performing Loans
	(In thousands)
2025
Commercial
Commercial and industrial	$—	$—	$—	$—	$—
Commercial real estate (1)	9,261	7,252	16,513	—	16,513
Mortgage
1-4 family owner occupied - jumbo	2,145	—	2,145	—	2,145
1-4 family owner occupied - non-jumbo (2)	1,700	670	2,370	—	2,370
1-4 family non-owner occupied	—	94	94	—	94
1-4 family - 2nd lien	200	888	1,088	—	1,088
Resort lending	—	57	57	—	57
Installment
Boat lending	—	308	308	—	308
Recreational vehicle lending	—	354	354	—	354
Other	—	198	198	—	198
Total	$13,306	$9,821	$23,127	$—	$23,127

Accrued interest excluded from total	$—	$—	$—	$—	$—

2024
Commercial
Commercial and industrial (1)	$—	$49	$49	$—	$49
Commercial real estate	—	—	—	—	—
Mortgage
1-4 family owner occupied - jumbo	1,480	—	1,480	—	1,480
1-4 family owner occupied - non-jumbo (2)	1,929	496	2,425	—	2,425
1-4 family non-owner occupied	—	157	157	—	157
1-4 family - 2nd lien	246	769	1,015	—	1,015
Resort lending	—	143	143	—	143
Installment
Boat lending	—	209	209	—	209
Recreational vehicle lending	—	377	377	—	377
Other	—	147	147	—	147
Total	$3,655	$2,347	$6,002	$—	$6,002

Accrued interest excluded from total	$—	$—	$—	$—	$—

(1)
Non-performing commercial real estate loans exclude $7.018 million of government guaranteed loans at December 31, 2025 and non-performing commercial and industrial loans exclude $0.005 million of government guaranteed loans at December 31, 2024.

(2)	Non-performing 1-4 family owner occupied – non jumbo loans exclude $2.929 million and $1.785 million of government guaranteed loans at December 31, 2025 and 2024, respectively.
If non-performing loans had continued to accrue interest in accordance with their original terms, approximately $0.8 million, $0.3 million and $0.3 million of interest income would have been recognized in each of the years ended 2025,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
2024 and 2023, respectively. Interest income recorded on these loans was approximately zero during each of the years ended 2025, 2024 and 2023.
The following table provides collateral information by class of loan for collateral-dependent loans. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral.
The amortized cost of collateral-dependent loans by class at December 31, follows:

	Collateral Type		Allowance for Credit Losses
	Real Estate	Other (1)
	(In thousands)
2025
Commercial
Commercial and industrial	$680	$8,841	$1,631
Commercial real estate	28,047	—	4,541
Mortgage
1-4 family owner occupied - jumbo	2,147	—	—
1-4 family owner occupied - non-jumbo	2,371	—	239
1-4 family non-owner occupied	22	—	8
1-4 family - 2nd lien	569	—	131
Resort lending	57	—	20
Installment
Boat lending	—	233	83
Recreational vehicle lending	—	237	84
Other	—	109	39
Total	$33,893	$9,420	$6,776

Accrued interest excluded from total	$73	$54

2024
Commercial
Commercial and industrial	$686	$5,166	$1,647
Commercial real estate	817	—	3
Mortgage
1-4 family owner occupied - jumbo	1,480	—	—
1-4 family owner occupied - non-jumbo	2,903	—	347
1-4 family non-owner occupied	—	—	—
1-4 family - 2nd lien	510	—	94
Resort lending	143	—	51
Installment
Boat lending	—	87	31
Recreational vehicle lending	—	266	94
Other	—	92	33
Total	$6,539	$5,611	$2,300

Accrued interest excluded from total	$5	$34
(1) Commercial and industrial loan collateral generally includes machinery and equipment, accounts receivable, and inventory.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
An aging analysis of loans by class at December 31 follows:

	Loans Past Due				Loans not Past Due	Total Loans
	30-59 days	60-89 days	90+ days	Total
	(In thousands)
2025
Commercial
Commercial and industrial	$—	$—	$—	$—	$1,158,841	$1,158,841
Commercial real estate	—	22,988	3,900	26,888	1,027,828	1,054,716
Mortgage
1-4 family owner occupied - jumbo	716	660	2,164	3,540	875,221	878,761
1-4 family owner occupied - non-jumbo	1,381	757	1,301	3,439	286,123	289,562
1-4 family non-owner occupied	119	29	22	170	172,123	172,293
1-4 family - 2nd lien	270	235	460	965	156,632	157,597
Resort lending	—	—	57	57	26,551	26,608
Installment
Boat lending	287	200	242	729	271,783	272,512
Recreational vehicle lending	550	205	230	985	190,872	191,857
Other	475	74	58	607	72,931	73,538
Total	$3,798	$25,148	$8,434	$37,380	$4,238,905	$4,276,285
Accrued interest excluded from total	$37	$78	$—	$115	$13,837	$13,952

2024
Commercial
Commercial and industrial	$78	$—	$54	$132	$1,001,197	$1,001,329
Commercial real estate	—	—	—	—	936,035	936,035
Mortgage
1-4 family owner occupied - jumbo	755	664	1,480	2,899	872,652	875,551
1-4 family owner occupied - non-jumbo	3,395	1,653	1,201	6,249	292,893	299,142
1-4 family non-owner occupied	329	—	—	329	176,621	176,950
1-4 family - 2nd lien	648	66	345	1,059	132,888	133,947
Resort lending	—	—	143	143	30,993	31,136
Installment
Boat lending	281	99	87	467	263,874	264,341
Recreational vehicle lending	622	395	190	1,207	223,330	224,537
Other	231	158	25	414	95,443	95,857
Total	$6,339	$3,035	$3,525	$12,899	$4,025,926	$4,038,825
Accrued interest excluded from total	$65	$44	$—	$109	$13,352	$13,461

For the year ended December 31, 2025 there were two mortgage - 1-4 family owner occupied - non-jumbo loans modified to borrowers experiencing financial difficulty totaling $0.10 million (0.1% of the total loan class). Both of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
modifications during the year ended December 31, 2025 involved term extensions and added a weighted average 12.0 years to the life of the loans.
One of the mortgage - 1-4 family owner occupied - non-jumbo loans modified during the year ended December 31, 2025 also received a 4.750% interest rate reduction.
Of the loans modified during the year ended December 31, 2025, one is on non-accrual status totaling $0.07 million.
For the year ended December 31, 2024 there were five mortgage - 1-4 family owner occupied - non-jumbo loans and one mortgage 1-4 family - 2nd lien loan modified to borrowers experiencing financial difficulty totaling $0.51 million (0.1% of the total loan class) and $0.07 million (0.1% of the total loan class), respectively. All of the loan modifications during the year ended December 31, 2024 involved term extensions and added a weighted average 7.1 years to the life of the loans.
One of the mortgage - 1-4 family owner occupied - non-jumbo loans modified during the year ended December 31, 2024 also received a 3.625% interest rate reduction.
Of the loans modified during the year ended December 31, 2024, none are on non-accrual or subsequently defaulted.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following tables summarize loan ratings by loan class for our commercial loan portfolio segment at December 31:

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2025	2024	2023	2022	2021	Prior
	(In thousands)
December 31, 2025
Commercial and industrial
Non-watch (1-6)	$199,338	$188,309	$131,090	$115,518	$45,116	$140,699	$300,540	$1,120,610
Watch (7-8)	501	1,911	4,330	2,705	2,052	8,360	8,848	28,707
Substandard Accrual (9)	940	1,710	—	—	820	275	5,779	9,524
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$200,779	$191,930	$135,420	$118,223	$47,988	$149,334	$315,167	$1,158,841
Accrued interest excluded from total	$564	$570	$477	$288	$95	$418	$1,139	$3,551
Current period gross charge-offs	$—	$—	$78	$—	$—	$—	$—	$78

Commercial real estate
Non-watch (1-6)	$204,584	$162,957	$167,203	$159,948	$66,116	$184,907	$56,611	$1,002,326
Watch (7-8)	—	823	4,162	13,887	—	4,840	625	24,337
Substandard Accrual (9)	3,348	—	396	—	126	652	—	4,522
Non-Accrual (10-11)	4,878	490	18,163	—	—	—	—	23,531
Total	$212,810	$164,270	$189,924	$173,835	$66,242	$190,399	$57,236	$1,054,716
Accrued interest excluded from total	$695	$555	$494	$624	$141	$703	$138	$3,350
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial
Non-watch (1-6)	$403,922	$351,266	$298,293	$275,466	$111,232	$325,606	$357,151	$2,122,936
Watch (7-8)	501	2,734	8,492	16,592	2,052	13,200	9,473	53,044
Substandard Accrual (9)	4,288	1,710	396	—	946	927	5,779	14,046
Non-Accrual (10-11)	4,878	490	18,163	—	—	—	—	23,531
Total	$413,589	$356,200	$325,344	$292,058	$114,230	$339,733	$372,403	$2,213,557
Accrued interest excluded from total	$1,259	$1,125	$971	$912	$236	$1,121	$1,277	$6,901
Current period gross charge-offs	$—	$—	$78	$—	$—	$—	$—	$78

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Commercial
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
Commercial and industrial
Non-watch (1-6)	$183,261	$137,270	$142,630	$71,225	$72,928	$106,086	$242,573	$955,973
Watch (7-8)	10,348	3,055	1,251	9,002	5,636	336	2,104	31,732
Substandard Accrual (9)	2,693	2,052	1,642	2,208	267	195	4,513	13,570
Non-Accrual (10-11)	—	—	—	47	—	7	—	54
Total	$196,302	$142,377	$145,523	$82,482	$78,831	$106,624	$249,190	$1,001,329
Accrued interest excluded from total	$612	$478	$361	$217	$342	$341	$959	$3,310
Current period gross charge-offs	$—	$—	$—	$—	$—	$4	$—	$4

Commercial real estate
Non-watch (1-6)	$142,154	$236,390	$153,321	$75,053	$49,969	$166,966	$72,879	$896,732
Watch (7-8)	—	—	16,007	—	—	4,400	18,079	38,486
Substandard Accrual (9)	—	—	—	135	—	682	—	817
Non-Accrual (10-11)	—	—	—	—	—	—	—	—
Total	$142,154	$236,390	$169,328	$75,188	$49,969	$172,048	$90,958	$936,035
Accrued interest excluded from total	$608	$632	$628	$166	$131	$658	$363	$3,186
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial
Non-watch (1-6)	$325,415	$373,660	$295,951	$146,278	$122,897	$273,052	$315,452	$1,852,705
Watch (7-8)	10,348	3,055	17,258	9,002	5,636	4,736	20,183	70,218
Substandard Accrual (9)	2,693	2,052	1,642	2,343	267	877	4,513	14,387
Non-Accrual (10-11)	—	—	—	47	—	7	—	54
Total	$338,456	$378,767	$314,851	$157,670	$128,800	$278,672	$340,148	$1,937,364
Accrued interest excluded from total	$1,220	$1,110	$989	$383	$473	$999	$1,322	$6,496
Current period gross charge-offs	$—	$—	$—	$—	$—	$4	$—	$4
For each of our mortgage and installment portfolio segment classes we generally monitor credit quality based on the credit scores of the borrowers. These credit scores are generally updated semi-annually. The following tables summarize credit scores by loan class for our mortgage and installment loan portfolio segments at December 31:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2025	2024	2023	2022	2021	Prior
	(In thousands)
December 31, 2025
1-4 family owner occupied - jumbo
800 and above	$10,135	$3,881	$13,290	$40,752	$55,563	$35,693	$1,668	$160,982
750-799	51,765	33,022	25,431	89,810	168,312	75,497	1,906	445,743
700-749	16,958	11,934	11,935	32,634	68,111	30,819	518	172,909
650-699	7,923	5,188	7,533	17,251	13,827	15,953	1,500	69,175
600-649	1,267	867	1,568	1,170	4,031	3,370	—	12,273
550-599	—	—	—	5,161	1,644	3,040	—	9,845
500-549	—	—	1,273	3,936	720	1,905	—	7,834
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$88,048	$54,892	$61,030	$190,714	$312,208	$166,277	$5,592	$878,761
Accrued interest excluded from total	$388	$263	$302	$552	$695	$432	$43	$2,675
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 family owner occupied - non-jumbo
800 and above	$5,270	$2,088	$4,148	$13,160	$9,606	$14,616	$4,613	$53,501
750-799	8,911	6,532	9,828	26,722	21,376	30,100	13,508	116,977
700-749	2,593	4,978	3,803	8,981	8,552	23,235	5,702	57,844
650-699	2,343	788	1,960	5,046	4,154	12,947	1,586	28,824
600-649	366	301	214	2,610	1,153	9,218	168	14,030
550-599	—	—	382	1,570	721	6,547	41	9,261
500-549	—	—	—	291	779	5,303	60	6,433
Under 500	—	85	—	602	242	1,763	—	2,692
Unknown	—	—	—	—	—	—	—	—
Total	$19,483	$14,772	$20,335	$58,982	$46,583	$103,729	$25,678	$289,562
Accrued interest excluded from total	$123	$94	$89	$180	$109	$377	$181	$1,153
Current period gross charge-offs	$—	$—	$—	$19	$6	$5	$—	$30

1-4 family non-owner occupied
800 and above	$3,958	$2,399	$3,229	$3,693	$10,379	$10,302	$943	$34,903
750-799	13,466	10,671	9,247	13,152	26,912	19,293	1,452	94,193
700-749	4,343	2,349	1,174	2,551	3,439	8,540	1,618	24,014
650-699	1,046	1,263	487	2,747	3,427	6,127	402	15,499
600-649	—	708	—	77	—	1,470	—	2,255
550-599	—	—	—	367	—	717	—	1,084
500-549	—	—	—	—	50	253	—	303
Under 500	—	—	—	—	—	42	—	42
Unknown	—	—	—	—	—	—	—	—
Total	$22,813	$17,390	$14,137	$22,587	$44,207	$46,744	$4,415	$172,293
Accrued interest excluded from total	$96	$89	$70	$86	$115	$168	$30	$654
Current period gross charge-offs	$—	$—	$—	$—	$—	$11	$—	$11

1-4 family - 2nd lien
800 and above	$1,256	$367	$351	$461	$789	$1,454	$16,797	$21,475
750-799	3,122	2,528	2,142	1,830	2,006	3,651	56,532	71,811
700-749	2,759	1,225	1,310	1,505	1,502	2,454	29,585	40,340
650-699	805	367	339	454	285	1,517	11,914	15,681
600-649	—	141	124	107	250	525	2,157	3,304
550-599	—	41	225	72	53	650	1,770	2,811
500-549	—	16	423	108	200	537	417	1,701
Under 500	—	—	154	111	—	209	—	474
Unknown	—	—	—	—	—	—	—	—
Total	$7,942	$4,685	$5,068	$4,648	$5,085	$10,997	$119,172	$157,597
Accrued interest excluded from total	$23	$18	$22	$19	$13	$37	$767	$899
Current period gross charge-offs	$—	$—	$—	$—	$—	$6	$—	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2025	2024	2023	2022	2021	Prior
	(In thousands)
December 31, 2025
Resort lending
800 and above	$—	$—	$—	$—	$524	$4,127	$—	$4,651
750-799	121	—	22	366	156	10,704	—	11,369
700-749	—	—	—	—	484	3,644	—	4,128
650-699	—	—	—	—	—	5,148	—	5,148
600-649	—	—	—	—	—	955	—	955
550-599	—	—	—	—	—	—	—	—
500-549	—	—	—	—	—	357	—	357
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$121	$—	$22	$366	$1,164	$24,935	$—	$26,608
Accrued interest excluded from total	$1	$—	$—	$1	$3	$117	$—	$122
Current period gross charge-offs	$—	$—	$—	$—	$—	$86	$—	$86

Total Mortgage
800 and above	$20,619	$8,735	$21,018	$58,066	$76,861	$66,192	$24,021	$275,512
750-799	77,385	52,753	46,670	131,880	218,762	139,245	73,398	740,093
700-749	26,653	20,486	18,222	45,671	82,088	68,692	37,423	299,235
650-699	12,117	7,606	10,319	25,498	21,693	41,692	15,402	134,327
600-649	1,633	2,017	1,906	3,964	5,434	15,538	2,325	32,817
550-599	—	41	607	7,170	2,418	10,954	1,811	23,001
500-549	—	16	1,696	4,335	1,749	8,355	477	16,628
Under 500	—	85	154	713	242	2,014	—	3,208
Unknown	—	—	—	—	—	—	—	—
Total	$138,407	$91,739	$100,592	$277,297	$409,247	$352,682	$154,857	$1,524,821
Accrued interest excluded from total	$631	$464	$483	$838	$935	$1,131	$1,021	$5,503
Current period gross charge-offs	$—	$—	$—	$19	$6	$108	$—	$133

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
1-4 family owner occupied - jumbo
800 and above	$5,009	$12,192	$37,147	$51,242	$22,126	$14,291	$—	$142,007
750-799	33,118	43,013	106,378	194,725	58,703	35,103	1,275	472,315
700-749	13,981	13,602	40,219	68,687	17,552	11,669	450	166,160
650-699	4,537	10,286	19,366	15,736	6,937	6,555	1,500	64,917
600-649	—	2,265	9,528	1,636	2,288	4,619	—	20,336
550-599	746	—	2,414	1,086	2,803	—	—	7,049
500-549	—	—	—	—	900	664	—	1,564
Under 500	—	485	—	—	—	718	—	1,203
Unknown	—	—	—	—	—	—	—	—
Total	$57,391	$81,843	$215,052	$333,112	$111,309	$73,619	$3,225	$875,551
Accrued interest excluded from total	$264	$377	$634	$712	$264	$238	$31	$2,520
Current period gross charge-offs	$—	$—	$22	$—	$—	$—	$—	$22

1-4 family owner occupied - non-jumbo
800 and above	$1,919	$2,113	$14,018	$8,928	$3,089	$9,138	$4,066	$43,271
750-799	12,472	10,604	26,405	21,548	14,028	23,586	10,429	119,072
700-749	7,927	7,110	12,810	9,598	5,492	21,692	4,231	68,860
650-699	8,258	2,758	5,586	4,885	2,262	12,820	1,848	38,417
600-649	682	126	1,001	762	2,459	6,757	180	11,967
550-599	—	213	365	794	996	3,438	40	5,846
500-549	87	—	1,523	948	278	5,780	—	8,616
Under 500	—	—	—	98	652	2,343	—	3,093
Unknown	—	—	—	—	—	—	—	—
Total	$31,345	$22,924	$61,708	$47,561	$29,256	$85,554	$20,794	$299,142
Accrued interest excluded from total	$105	$139	$195	$113	$77	$368	$163	$1,160
Current period gross charge-offs	$—	$—	$—	$23	$—	$22	$—	$45

1-4 family non-owner occupied
800 and above	$4,122	$1,557	$7,468	$12,757	$4,204	$6,975	$897	$37,980
750-799	11,433	12,831	15,929	25,543	9,920	16,439	2,539	94,634
700-749	3,372	3,218	6,289	6,401	1,308	6,131	2,072	28,791
650-699	1,016	431	297	4,115	2,552	3,560	332	12,303
600-649	—	—	—	—	410	930	108	1,448
550-599	—	38	—	—	—	919	—	957
500-549	—	—	369	51	—	221	—	641
Under 500	—	—	—	—	—	196	—	196
Unknown	—	—	—	—	—	—	—	—
Total	$19,943	$18,075	$30,352	$48,867	$18,394	$35,371	$5,948	$176,950
Accrued interest excluded from total	$84	$85	$119	$134	$48	$166	$44	$680
Current period gross charge-offs	$—	$—	$—	$—	$—	$158	$—	$158

1-4 family - 2nd lien
800 and above	$751	$249	$219	$185	$1,161	$859	$12,245	$15,669
750-799	3,209	2,717	2,290	3,065	1,604	3,825	44,896	61,606
700-749	1,358	942	1,898	1,239	932	2,123	26,687	35,179
650-699	268	450	655	313	251	1,385	10,979	14,301
600-649	—	39	204	197	328	769	2,084	3,621
550-599	—	297	37	51	—	357	512	1,254
500-549	—	59	101	95	—	768	919	1,942
Under 500	—	—	20	—	—	350	5	375
Unknown	—	—	—	—	—	—	—	—
Total	$5,586	$4,753	$5,424	$5,145	$4,276	$10,436	$98,327	$133,947
Accrued interest excluded from total	$19	$23	$18	$11	$13	$42	$720	$846
Current period gross charge-offs	$—	$—	$—	$—	$—	$3	$22	$25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Mortgage - continued (1)
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans Amortized Cost Basis	Total
	2024	2023	2022	2021	2020	Prior
	(In thousands)
December 31, 2024
Resort lending
800 and above	$—	$—	$—	$534	$—	$4,079	$—	$4,613
750-799	—	39	639	740	724	12,845	—	14,987
700-749	—	—	268	—	212	4,851	—	5,331
650-699	—	—	—	—	354	4,622	—	4,976
600-649	—	—	—	—	—	1,051	—	1,051
550-599	—	—	—	—	—	92	—	92
500-549	—	—	—	—	—	86	—	86
Under 500	—	—	—	—	—	—	—	—
Unknown	—	—	—	—	—	—	—	—
Total	$—	$39	$907	$1,274	$1,290	$27,626	$—	$31,136
Accrued interest excluded from total	$—	$—	$4	$3	$4	$140	$—	$151
Current period gross charge-offs	$—	$—	$—	$—	$—	$50	$—	$50

Total Mortgage
800 and above	$11,801	$16,111	$58,852	$73,646	$30,580	$35,342	$17,208	$243,540
750-799	60,232	69,204	151,641	245,621	84,979	91,798	59,139	762,614
700-749	26,638	24,872	61,484	85,925	25,496	46,466	33,440	304,321
650-699	14,079	13,925	25,904	25,049	12,356	28,942	14,659	134,914
600-649	682	2,430	10,733	2,595	5,485	14,126	2,372	38,423
550-599	746	548	2,816	1,931	3,799	4,806	552	15,198
500-549	87	59	1,993	1,094	1,178	7,519	919	12,849
Under 500	—	485	20	98	652	3,607	5	4,867
Unknown	—	—	—	—	—	—	—	—
Total	$114,265	$127,634	$313,443	$435,959	$164,525	$232,606	$128,294	$1,516,726
Accrued interest excluded from total	$472	$624	$970	$973	$406	$954	$958	$5,357
Current period gross charge-offs	$—	$—	$22	$23	$—	$233	$22	$300

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2025	2024	2023	2022	2021	Prior	Total
	(In thousands)
December 31, 2025
Boat lending
800 and above	$7,160	$4,306	$5,878	$7,190	$8,111	$11,036	$43,681
750-799	32,694	21,095	23,561	23,385	19,814	27,759	148,308
700-749	11,208	10,315	8,793	9,887	7,279	10,511	57,993
650-699	2,418	2,569	2,482	2,312	2,609	3,743	16,133
600-649	907	366	598	808	622	798	4,099
550-599	33	188	118	275	383	552	1,549
500-549	—	137	87	97	183	169	673
Under 500	—	35	35	—	—	6	76
Unknown	—	—	—	—	—	—	—
Total	$54,420	$39,011	$41,552	$43,954	$39,001	$54,574	$272,512
Accrued interest excluded from total	$185	$151	$149	$96	$85	$112	$778
Current period gross charge-offs	$14	$42	$6	$336	$28	$188	$614

Recreational vehicle lending
800 and above	$771	$1,690	$2,923	$8,205	$8,940	$7,788	$30,317
750-799	3,706	7,485	10,133	30,410	27,020	17,972	96,726
700-749	1,498	3,830	3,849	11,937	12,930	7,192	41,236
650-699	287	987	1,862	3,865	4,747	2,234	13,982
600-649	26	276	576	1,143	1,858	833	4,712
550-599	—	129	222	622	968	614	2,555
500-549	—	55	54	469	663	292	1,533
Under 500	—	75	121	292	251	57	796
Unknown	—	—	—	—	—	—	—
Total	$6,288	$14,527	$19,740	$56,943	$57,377	$36,982	$191,857
Accrued interest excluded from total	$26	$54	$71	$138	$125	$82	$496
Current period gross charge-offs	$—	$47	$140	$273	$474	$176	$1,110

Other
800 and above	$1,460	$900	$1,168	$1,408	$641	$933	$6,510
750-799	9,471	6,202	5,214	4,275	2,546	4,423	32,131
700-749	6,281	4,067	2,872	2,569	1,990	3,251	21,030
650-699	3,470	1,473	989	851	545	1,305	8,633
600-649	184	483	405	470	276	460	2,278
550-599	23	200	267	250	93	192	1,025
500-549	7	195	128	179	124	224	857
Under 500	—	48	14	91	35	32	220
Unknown	854	—	—	—	—	—	854
Total	$21,750	$13,568	$11,057	$10,093	$6,250	$10,820	$73,538
Accrued interest excluded from total	$72	$57	$43	$26	$16	$60	$274
Current period gross charge-offs	$1,620	$71	$38	$73	$59	$76	$1,937

Total installment
800 and above	$9,391	$6,896	$9,969	$16,803	$17,692	$19,757	$80,508
750-799	45,871	34,782	38,908	58,070	49,380	50,154	277,165
700-749	18,987	18,212	15,514	24,393	22,199	20,954	120,259
650-699	6,175	5,029	5,333	7,028	7,901	7,282	38,748
600-649	1,117	1,125	1,579	2,421	2,756	2,091	11,089
550-599	56	517	607	1,147	1,444	1,358	5,129
500-549	7	387	269	745	970	685	3,063
Under 500	—	158	170	383	286	95	1,092
Unknown	854	—	—	—	—	—	854
Total	$82,458	$67,106	$72,349	$110,990	$102,628	$102,376	$537,907
Accrued interest excluded from total	$283	$262	$263	$260	$226	$254	$1,548
Current period gross charge-offs	$1,634	$160	$184	$682	$561	$440	$3,661

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Installment (1)
	Term Loans Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
	(In thousands)
December 31, 2024
Boat lending
800 and above	$6,125	$6,702	$8,231	$7,492	$3,512	$9,079	$41,141
750-799	26,320	29,173	28,608	24,858	11,604	26,792	147,355
700-749	11,397	9,487	11,342	9,807	4,177	9,137	55,347
650-699	2,722	2,888	2,516	2,419	1,191	3,111	14,847
600-649	504	438	1,104	364	148	775	3,333
550-599	—	215	464	394	76	301	1,450
500-549	27	—	135	199	140	238	739
Under 500	—	35	14	—	—	80	129
Unknown	—	—	—	—	—	—	—
Total	$47,095	$48,938	$52,414	$45,533	$20,848	$49,513	$264,341
Accrued interest excluded from total	$179	$178	$124	$104	$50	$101	$736
Current period gross charge-offs	$8	$8	$71	$8	$49	$55	$199

Recreational vehicle lending
800 and above	$1,365	$4,270	$11,721	$9,776	$3,382	$7,262	$37,776
750-799	10,528	11,173	33,140	32,266	9,398	14,656	111,161
700-749	5,402	5,230	14,093	15,336	4,177	5,500	49,738
650-699	965	1,949	4,278	5,357	1,249	1,836	15,634
600-649	268	697	1,213	2,364	407	502	5,451
550-599	41	183	443	1,075	135	415	2,292
500-549	50	172	638	745	161	207	1,973
Under 500	—	67	156	207	19	63	512
Unknown	—	—	—	—	—	—	—
Total	$18,619	$23,741	$65,682	$67,126	$18,928	$30,441	$224,537
Accrued interest excluded from total	$69	$89	$156	$154	$41	$67	$576
Current period gross charge-offs	$—	$42	$321	$419	$42	$110	$934

Other
800 and above	$1,342	$1,323	$1,788	$938	$639	$831	$6,861
750-799	9,938	8,029	7,208	4,732	2,013	4,375	36,295
700-749	14,512	4,941	4,232	2,829	1,292	3,278	31,084
650-699	10,551	1,633	1,689	979	430	1,293	16,575
600-649	537	476	522	294	59	418	2,306
550-599	80	211	271	210	21	210	1,003
500-549	—	149	301	229	92	93	864
Under 500	11	17	58	49	3	50	188
Unknown	681	—	—	—	—	—	681
Total	$37,652	$16,779	$16,069	$10,260	$4,549	$10,548	$95,857
Accrued interest excluded from total	$96	$65	$40	$22	$10	$63	$296
Current period gross charge-offs	$1,829	$98	$106	$27	$8	$103	$2,171

Total installment
800 and above	$8,832	$12,295	$21,740	$18,206	$7,533	$17,172	$85,778
750-799	46,786	48,375	68,956	61,856	23,015	45,823	294,811
700-749	31,311	19,658	29,667	27,972	9,646	17,915	136,169
650-699	14,238	6,470	8,483	8,755	2,870	6,240	47,056
600-649	1,309	1,611	2,839	3,022	614	1,695	11,090
550-599	121	609	1,178	1,679	232	926	4,745
500-549	77	321	1,074	1,173	393	538	3,576
Under 500	11	119	228	256	22	193	829
Unknown	681	—	—	—	—	—	681
Total	$103,366	$89,458	$134,165	$122,919	$44,325	$90,502	$584,735
Accrued interest excluded from total	$344	$332	$320	$280	$101	$231	$1,608
Current period gross charge-offs	$1,837	$148	$498	$454	$99	$268	$3,304

(1)	Credit scores have been updated within the last twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Mortgage loans serviced for others are not reported as assets on the Consolidated Statements of Financial Condition. The principal balances of these loans at December 31 follow:

	2025	2024
	(In thousands)
Mortgage loans serviced for:
Fannie Mae	$1,134,213	$1,674,111
Freddie Mac	927,467	1,373,145
Ginnie Mae	130,302	146,363
FHLB	375,822	302,779
Other	43,485	47,347
Total	$2,611,289	$3,543,745
Custodial deposit accounts maintained in connection with mortgage loans serviced for others totaled $26.2 million and $29.4 million, at December 31, 2025 and 2024, respectively.
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
An analysis of capitalized mortgage loan servicing rights for the years ended December 31 follows:

	2025	2024	2023
	(In thousands)
Balance at beginning of period	$46,796	$42,243	$42,489
Originated servicing rights capitalized	3,494	4,020	3,956
Change in fair value due to price	(2,168)	4,540	(280)
Change in fair value due to pay downs	(3,573)	(4,007)	(3,922)
Sales of originated servicing rights (1)	(12,823)	—	—
Loss on sale of originated servicing rights (1)	(233)	—	—
Balance at end of year	$31,493	$46,796	$42,243
Loans sold and serviced that have had servicing rights capitalized	$2,611,289	$3,543,745	$3,541,869
(1)     On January 31, 2025 we sold $931.6 million of mortgage loan servicing rights (26.3% of total servicing portfolio) and transferred the servicing on March 3, 2025. This sale represented approximately $13.1 million (27.9%) of the total capitalized mortgage loan servicing right asset. While there remains a customary hold back of final settlement funds of approximately $0.1 million relating to this transaction, we are not aware of any issues that will have a material impact on this final payment. We have until the first quarter, 2026 to receive this final payment. Transaction expenses relating to this sale were approximately $0.2 million.
Fair value of capitalized mortgage loan servicing rights was determined using an average coupon rate of 4.52%, average servicing fee of 0.26%, average discount rate of 9.94% and an average Public Securities Association (‘‘PSA’’) prepayment rate of 160 for December 31, 2025; and average coupon rate of 4.13%, average servicing fee of 0.26%, average discount rate of 10.37% and an average PSA prepayment rate of 125 for December 31, 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 5 – OTHER REAL ESTATE
A summary of other real estate activity for the years ended December 31 follows (1):

	2025	2024	2023
	(In thousands)
Balance at beginning of year, net of valuation allowance	$891	$569	$443
Loans transferred to other real estate	776	1,091	783
Sales of other real estate	(850)	(753)	(603)
Additions to valuation allowance charged to expense	(40)	(16)	(54)
Balance at end of year, net of valuation allowance	$777	$891	$569
_________________________________________________

(1)	Table excludes other repossessed assets totaling $0.12 million and $0.05 million at December 31, 2025 and 2024, respectively.
We periodically review our real estate properties and establish valuation allowances on these properties if values have declined since the date of acquisition. An analysis of our valuation allowance for other real estate follows:

	2025	2024	2023
	(In thousands)
Balance at beginning of year	$—	$—	$—
Additions charged to expense	40	16	54
Direct write-downs upon sale	—	(16)	(54)
Balance at end of year	$40	$—	$—
At December 31, 2025 and 2024, the balance of other real estate includes $0.8 million and $0.9 million, respectively of foreclosed residential real estate properties. Retail mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements totaled $1.9 million and $2.0 million at December 31, 2025 and 2024, respectively.
Other real estate and repossessed assets totaling $0.9 million at December 31, 2025 and 2024, are presented net of the valuation allowance on the Consolidated Statements of Financial Condition.
NOTE 6 – PROPERTY AND EQUIPMENT
A summary of property and equipment at December 31 follows:

	2025	2024
	(In thousands)
Land and land improvements	$17,390	$16,329
Buildings	66,369	64,103
Equipment	83,743	80,988
	167,502	161,420
Accumulated depreciation and amortization	(128,530)	(123,928)
Property and equipment, net	$38,972	$37,492
Depreciation expense was $5.0 million, $5.2 million and $5.2 million in 2025, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 7 – GOODWILL AND OTHER INTANGIBLES
Intangible assets, net of amortization, at December 31 follows:

	2025		2024
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Amortized intangible assets - core deposits	$11,916	$10,915	$11,916	$10,428
Unamortized intangible assets - goodwill	$28,300		$28,300
At December 31, 2025, the Bank (our reporting unit) had positive equity and elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the Bank exceeds its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the Bank exceeded its carrying value, resulting in no impairment.
Intangible amortization expense was $0.5 million for each of the years ended 2025, 2024 and 2023, respectively.
A summary of estimated core deposit intangible amortization at December 31, 2025, follows:

(In thousands)
2026	$460
2027	434
2028	107
Total	$1,001
NOTE 8 – DEPOSITS
A summary of interest expense on deposits for the years ended December 31 follows:

	2025	2024	2023
	(In thousands)
Savings and interest-bearing checking	$25,870	$28,047	$24,601
Reciprocal	29,386	34,574	23,429
Time	22,741	24,135	13,766
Brokered time	5,501	5,938	13,279
Total	$83,498	$92,694	$75,075
Aggregate time deposits in denominations of $0.25 million or more amounted to $223.4 million and $211.4 million at December 31, 2025 and 2024, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of the maturity of time deposits at December 31, 2025, follows (1):

(In thousands)
2026	$770,122
2027	17,873
2028	2,423
2029	2,050
2030	1,256
2031 and thereafter	17
Total	$793,741

(1)	Includes time deposits, brokered time deposits and reciprocal time deposits
Reciprocal deposits represent demand, money market and time deposits from our customers that have been placed through IntraFi Network. This service allows our customers to access multi-million dollar FDIC deposit insurance on deposit balances greater than the standard FDIC insurance maximum.
A summary of reciprocal deposits at December 31 follows:

	2025	2024
	(In thousands)
Demand	$862,697	$797,181
Money market	—	43
Time	112,224	109,807
Total	$974,921	$907,031
NOTE 9 – OTHER BORROWINGS
A summary of other borrowings at December 31 follows:

	2025	2024
	(In thousands)
Advances from the FHLB	$77,000	$45,000
Other	3	9
Total	$77,003	$45,009
Borrowings with the FRB at both December 31, 2025 and 2024 were zero. Average borrowings with the FRB during the years ended December 31, 2025, 2024 and 2023 totaled $0.1 million, $0.2 million and $4.5 million, respectively. We had unused borrowing capacity with the FRB (subject to the FRB’s credit requirements and policies) of $1.24 billion at December 31, 2025. Collateral for FRB borrowings are certain securities AFS, securities HTM, commercial loans and installment loans. Interest expense on borrowings with the FRB amounted to $0.004 million, $0.013 million and $0.188 million for the years ended December 31, 2025, 2024 and 2023, respectively.
Advances from the FHLB are secured by unencumbered qualifying mortgage and home equity loans with a market value equal to at least 125% to 165%, respectively, of outstanding advances as well as certain securities AFS, securities HTM and by the FHLB stock that we own. Unused borrowing capacity with the FHLB (subject to the FHLB’s credit requirements and policies) was $0.75 billion at December 31, 2025. Interest expense on advances amounted to $0.8 million, $2.0 million and $2.4 million for the years ended December 31, 2025, 2024 and 2023, respectively. During 2024 we exercised a call option and terminated a $50.0 million fixed rate advance with no penalty.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
As a member of the FHLB, we must own FHLB stock equal to the greater of 0.10% of total assets or 4.5% of our outstanding advances and certain loans sold to the FHLB. At December 31, 2025, we were in compliance with the FHLB stock ownership requirements.
The maturity dates, weighted average interest rates and contractually required repayments of FHLB advances at December 31 follow:

	2025		2024
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Fixed Rate Advances
2030	$2,000	—%	$—
Total fixed rate advances	2,000	—	—

Variable Rate Advances
2025	—	—	45,000	4.48%
2026	75,000	3.79	—	—
Total variable rate advances	75,000	3.79	45,000

Total FHLB advances	$77,000	3.69%	$45,000	4.48%
Assets, consisting of securities AFS, securities HTM, FHLB stock and loans, pledged to secure other borrowings and unused borrowing capacity totaled $2.86 billion at December 31, 2025.
NOTE 10 – SUBORDINATED DEBT AND DEBENTURES
Subordinated Debt
In May 2020, we issued $40.0 million of fixed to floating subordinated notes with a ten year maturity (May 31, 2030 maturity date) and a five year call option. The initial coupon rate was 5.95% fixed for five years and then floated at the Secured Overnight Financing Rate (“SOFR”) plus 5.825%. These notes are presented in the Consolidated Statements of Financial Condition under the caption “Subordinated debt” and the balances of zero and $39.59 million at December 31, 2025 and 2024, respectively. The December 31, 2024 balance was net of remaining unamortized deferred issuance costs of approximately $0.41 million that was being amortized through the maturity date into interest expense on other borrowings and subordinated debt and debentures in our Consolidated Statements of Operations. On September 2, 2025 we redeemed our $40.0 million floating subordinated notes. As a result, we accelerated the remaining unamortized net issuance costs of $0.36 million during the third quarter of 2025 into interest expense.
Subordinated Debentures
We have formed various special purpose entities (the ‘‘trusts’’) for the purpose of issuing trust preferred securities in either public or pooled offerings or in private placements. Independent Bank Corporation owns all of the common stock of each trust and has issued subordinated debentures to each trust in exchange for all of the proceeds from the issuance of the common stock and the trust preferred securities. Trust preferred securities totaling $38.6 million and $38.6 million at December 31, 2025 and 2024, respectively, qualified as Tier 1 regulatory capital.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Summary information regarding subordinated debentures as of December 31 follows:

		2025
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(860)	(860)	—
		$39,864	$38,640	$1,224

		2024
Entity Name	Issue Date	Subordinated Debentures	Trust Preferred Securities Issued	Common Stock Issued
		(In thousands)
IBC Capital Finance III	May 2007	$12,372	$12,000	$372
IBC Capital Finance IV	September 2007	15,465	15,000	465
Midwest Guaranty Trust I	November 2002	7,732	7,500	232
TCSB Statutory Trust I	March 2005	5,155	5,000	155
Discount on TCSB Statutory Trust I		(928)	(928)	—
		$39,796	$38,572	$1,224
Other key terms for the subordinated debentures and trust preferred securities that were outstanding at December 31, 2025 and 2024 follow:

Entity Name	Maturity Date	Interest Rate	First Permitted Redemption Date

IBC Capital Finance III	July 30, 2037	3 month SOFR plus 1.86%	July 30, 2012
IBC Capital Finance IV	September 15, 2037	3 month SOFR plus 3.11%	September 15, 2012
Midwest Guaranty Trust I	November 7, 2032	3 month SOFR plus 3.71%	November 7, 2007
TCSB Statutory Trust I	March 17, 2035	3 month SOFR plus 2.46%	March 17, 2010
The subordinated debentures and trust preferred securities are cumulative and have a feature that permits us to defer distributions (payment of interest) from time to time for a period not to exceed 20 consecutive quarters. Interest is payable quarterly on each of the subordinated debentures and trust preferred securities and no distributions were deferred at December 31, 2025 and 2024.
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
A summary of financial instruments with off-balance sheet risk at December 31 follows:

	2025		2024
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(In thousands)
Financial instruments whose risk is represented by contract amounts
Commitments to extend credit	$154,519	$922,192	$135,449	$816,850
Standby letters of credit	20	13,786	715	12,312
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. Fixed rate commitments to extend credit have interest rates ranging from zero to 18.00% and maturities ranging from less than one year to 10 years.
Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities. The majority of the standby letters of credit are on-demand with no stated maturity date and have variable rates that range from 3.25% to 12.75%.
Economic

Pressures from various global and national macroeconomic conditions, including significant volatility and uncertainty with U.S. and global market conditions, the direct and indirect impacts of potential changes to U.S. trade policies, recessionary concerns, uncertainty regarding future interest rates, foreign currency exchange rate fluctuations, the continuation of the Russia-Ukraine war, ongoing and potentially increasing conflict in the Middle East, and potential governmental responses to these events, continue to create significant economic uncertainty. In addition, pursuit of various initiatives announced by the Trump administration may create some degree of volatility in our customers’ businesses, regulation of the financial services industry, and the markets in which we operate.

The extent to which these pressures and other factors may impact our business, results of operations, asset valuations, financial condition, and customers will depend on future developments, which continue to be highly uncertain and difficult to predict. Material adverse impacts may include all or a combination of valuation impairments on our other intangibles, goodwill, securities available for sale, securities held to maturity, loans, capitalized mortgage loan servicing rights or deferred tax assets.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Litigation
We are involved in various litigation matters in the ordinary course of business, which currently include three putative class action complaints brought against the Bank alleging that its practice of charging overdraft and other fees was not consistent with the disclosures the Bank made to consumers. These lawsuits are similar to lawsuits that have recently been filed against other financial institutions pertaining to overdraft fee disclosures. No class has been certified in any of the putative class action complaints brought against the Bank, and we believe we have valid defenses to each of the claims that have been made. The aggregate amount we have accrued for losses we consider probable as a result of all of our outstanding litigation matters is not material. However, because of the inherent uncertainty of outcomes from any litigation matter and because these types of lawsuits often result in settlement, we believe it is reasonably possible we may incur losses in addition to the amounts we have accrued. At this time, we are unable to provide an estimate of the losses that we believe are reasonably possible, primarily because we are still conducting diligence on the underlying factual issues and significant matters remain to be resolved in the litigation, including the issue of class certification.
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
Because of the very limited liquidity for the Class B-1 shares (prior to completion of the exchange offer) and uncertainty regarding the likelihood, ultimate timing, and eventual exchange rate for Class B-1 shares into Class A shares, we were carrying these shares at zero (prior to the completion of the exchange offer), representing cost basis less impairment. In light of the continued uncertainty regarding the likelihood, ultimate timing, and eventual exchange rate for Class B-2 shares into Class A shares, we are carrying the Class B-2 shares at zero at both December 31 2025 and 2024, representing cost basis less impairment. However, given the current conversion ratio of 1.5108 Class A shares for every 1 Class B-2 share and the closing price of Visa Class A shares on February 24, 2026 of $307.22 per share, our 6,283 Class B-2 shares would have a current “value” of approximately $2.9 million.
With the completion of the exchange discussed above, we recorded a gain related to the Class C shares of $2.677 million during the second quarter of 2024 based on the conversion privilege of those shares and the closing price of the Class A shares on May 3, 2024 (the exchange expiration date) of $268.49 per share. Subsequent to the exchange, we sold all 2,493 shares of our Class C shares for net proceeds of $2.685 million. We held no Class C shares at December 31, 2025 and 2024.
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
NOTE 12 – SHAREHOLDERS’ EQUITY AND NET INCOME PER COMMON SHARE
Our Board of Directors authorized share repurchase plans to buy back up to 5% of our outstanding common stock during 2025, 2024 and 2023. During 2025 and 2023 repurchases were made through open market transactions and totaled 407,113 and 298,601 shares of common stock, respectively for an aggregate purchase price of $12.4 million and $5.2 million, respectively. There were no shares of common stock repurchased pursuant to this authorization during 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation of basic and diluted net income per common share for the years ended December 31 follows:

	2025	2024	2023
	(In thousands, except per share amounts)
Net income	$68,541	$66,790	$59,067

Weighted average shares outstanding (1)	20,758	20,892	20,976
Stock units for deferred compensation plan for non-employee directors	175	180	160
Performance share units	28	31	23
Effect of stock options	2	3	11
Weighted average shares outstanding for calculation of diluted earnings per share	20,963	21,106	21,170

Net income per common share
Basic (1)	$3.30	$3.20	$2.82
Diluted	$3.27	$3.16	$2.79
_________________________________________

(1)	Basic net income per common share includes weighted average common shares outstanding during the period.
Weighted average stock options outstanding that were not considered in computing diluted net income per common share because they were anti-dilutive were zero for each year ended 2025, 2024 and 2023, respectively.
NOTE 13 – INCOME TAX
The composition of income tax expense for the years ended December 31 follows:

	2025	2024	2023
	(In thousands)
Current expense	$16,281	$17,504	$14,394
Deferred expense (benefit)	(3,531)	(1,248)	215
Income tax expense	$12,750	$16,256	$14,609

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We are subject to U.S. federal income taxes and are not subject to state or foreign income taxes. A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate of 21% for 2025, 2024 and 2023 to the income before income tax for the years ended December 31 follows:

	2025		2024		2023
	(In thousands)
U.S. statutory rate applied to income before income tax	$17,071	21.0%	$17,440	21.0%	$15,472	21.0%
Tax credits
Purchased tax credits	(1,836)	(2.3)	—	—	—	—
Tax credit investments, net of amortization	(807)	(1.0)	(373)	(0.5)	(235)	(0.3)
Nontaxable and nondeductible items
Tax-exempt interest income	(1,155)	(1.4)	(522)	(0.6)	(508)	(0.7)
Bank owned life insurance	(249)	(0.3)	(175)	(0.2)	(99)	(0.1)
Non-deductible meals, entertainment and memberships	114	0.1	83	0.1	77	0.1
Share-based compensation	(323)	(0.4)	(130)	(0.2)	(50)	(0.1)
Employee stock ownership plan dividends	(116)	(0.1)	(108)	(0.1)	(106)	(0.2)
Other, net	51	0.1	41	0.1	58	0.1
Income tax expense	$12,750	15.7%	$16,256	19.6%	$14,609	19.8%
In December, 2025, we executed a Tax Credit Transfer Agreement (TCTA) whereby we agreed to purchase $22.9 million of 2025 Section 48 tax credits at a purchase price of 92% of the tax credit amount. The purchase price of $21.1 million was paid by us to the seller, an independent third party on January 15, 2026. We plan to utilize the purchased tax credits of $22.9 million to offset amounts that otherwise would be due and payable to the IRS for 2025 and prior tax years. The accounting treatment at December 31, 2025 is an increase in income tax receivable from the Internal Revenue Service ("IRS") of $22.9 million (recorded in Accrued income and other assets in the Consolidated Statements of Financial Condition), a liability to the seller of $21.1 million (recorded in Accrued expenses and other liabilities in the Consolidated Statements of Financial Condition), and a reduction to income tax expense of $1.8 million in the Consolidated Statements of Operations for the year ending December 31, 2025. This $1.8 million is included in "Purchased tax credits" in the table above. The $21.1 million liability to the seller was paid on January 15, 2026.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

	2025	2024
	(In thousands)
Deferred tax assets
Allowance for credit losses	$13,323	$12,470
Unrealized loss on securities AFS	10,700	13,105
Unrealized loss on securities HTM transferred from AFS	2,726	3,396
Incentive compensation	1,839	2,052
Lease liabilities	1,581	1,331
Property and equipment	1,479	1,545
Reserve for unfunded lending commitments	1,142	1,078
Share-based compensation	1,082	861
Deferred compensation	645	621
Non accrual loan interest income	300	128
Unrealized loss on derivative financial instruments	367	551
Loss reimbursement on sold loans reserve	252	260
Other than temporary impairment charge on securities available for sale	147	146
Securities premium amortization	91	831
Gross deferred tax assets	35,674	38,375
Deferred tax liabilities
Capitalized mortgage loan servicing rights	6,614	9,827
Deferred loan fees	2,256	2,245
Lease right of use asset	1,532	1,254
Purchase premiums, net	443	517
Other	94	69
Gross deferred tax liabilities	10,939	13,912
Deferred tax assets, net (1)	$24,735	$24,463

(1)	Included in accrued income and other assets on the Consolidated Statements of Financial Position.
We assess whether a valuation allowance should be established against our deferred tax assets based on the consideration of all available evidence using a ‘‘more likely than not’’ standard. The ultimate realization of this asset is primarily based on generating future income. We concluded at both December 31, 2025 and 2024, that the realization of substantially all of our deferred tax assets continues to be more likely than not.
Changes in unrecognized tax benefits for the years ended December 31 follow:

	2025	2024	2023
	(In thousands)
Balance at beginning of year	$188	$188	$186
Additions based on tax positions related to the current year	26	18	13
Reductions due to the statute of limitations	(20)	(18)	(11)
Reductions due to settlements	—	—	—
Balance at end of year	$194	$188	$188
If recognized, the entire amount of unrecognized tax benefits, net of $0.04 million of federal tax on state benefits, would affect our effective tax rate. No amounts were expensed for interest and penalties for the years ended December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
2025, 2024 and 2023. No amounts were accrued for interest and penalties at December 31, 2025, 2024 and 2023. At December 31, 2025, U.S. Federal tax years 2022 through the present remain open to examination.
NOTE 14 – SHARE BASED COMPENSATION AND BENEFIT PLANS
We maintain share based payment plans that include a non-employee director stock purchase plan and a long-term incentive plan that permits the issuance of share based compensation, including stock options and non-vested share awards. The long-term incentive plan, which is shareholder approved, permits the grant of additional share based awards for up to 0.30 million shares of common stock as of December 31, 2025. The non-employee director stock purchase plan permits the issuance of additional share based payments for up to 0.05 million shares of common stock as of December 31, 2025. Share based awards and payments are measured at fair value at the date of grant and are expensed over the requisite service period. Common shares issued upon exercise of stock options come from currently authorized but unissued shares.
During 2025, 2024 and 2023 pursuant to our long-term incentive plan, we granted 0.05 million, 0.09 million and 0.08 million shares, respectively of restricted stock and 0.02 million during each year of performance stock units (‘‘PSU’’), to certain officers. The shares of restricted stock and PSUs generally cliff vest after a period of three years. The performance criteria of the PSUs is split evenly between a comparison of (i) our total shareholder return and (ii) our return on average assets each over the three year period starting on the grant date to these same criteria over that period to an index of our banking peers.
Our directors may elect to receive all or a portion of their cash retainer fees in the form of common stock (either on a current basis or on a deferred basis) pursuant to the non-employee director stock purchase plan referenced above. Shares equal in value to that portion of each director’s fees that he or she has elected to receive in stock on a current basis are issued each quarter and vest immediately. Shares issued on a deferred basis are credited at the rate of 90% of the current fair value of our common stock and vest immediately. We issued 0.01 million, 0.01 million and 0.02 million shares to directors pursuant to this plan during each of the years ending 2025, 2024 and 2023, respectively and expensed their value during those same periods.
Total compensation expense recognized for grants pursuant to our long-term incentive plan was $2.5 million, $2.1 million and $1.9 million in 2025, 2024 and 2023, respectively. The corresponding tax benefit relating to this expense was $0.5 million, $0.4 million, and $0.4 million during each year, respectively. Total expense recognized for non-employee director share based payments was $0.3 million, $0.2 million, and $0.4 million for the years ending 2025, 2024 and 2023, respectively. The corresponding tax benefit relating to this expense was $0.06 million, $0.05 million and $0.08 million in 2025, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of outstanding stock option grants and related transactions follows:

	Number of Shares	Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregated Intrinsic Value
				(In thousands)
Outstanding at January 1, 2025	5,583	$13.43
Granted	—
Exercised	(2,793)	13.43
Forfeited	—
Expired	—
Outstanding at December 31, 2025	2,790	$13.43	1.14	$53

Vested and expected to vest at December 31, 2025	2,790	$13.43	1.14	$53
Exercisable at December 31, 2025	2,790	$13.43	1.14	$53
Certain information regarding options exercised during the periods ending December 31 follows:

	2025	2024	2023
	(In thousands)
Intrinsic value	$64	$99	$352
Cash proceeds received	$—	$12	$198
Tax benefit realized	$13	$21	$74
A summary of outstanding non-vested stock (restricted stock and PSUs) and related transactions follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at January 1, 2025	266,986	$24.64
Granted	69,695	37.14
Vested	(74,623)	26.99
Forfeited	(11,845)	24.22
Outstanding at December 31, 2025	250,213	$27.70
At December 31, 2025, the total expected compensation cost related to non-vested restricted stock and PSUs not yet recognized was $2.8 million. The weighted-average period over which this amount will be recognized is 1.85 years.
We maintain 401(k) and employee stock ownership plans covering substantially all of our full-time employees. We matched 50% of employee contributions to the 401(k) plan up to a maximum of 8% of participating employees’ eligible wages for 2025, 2024 and 2023. Contributions to the employee stock ownership plan are determined annually and require approval of our Board of Directors. The maximum contribution is 6% of employees’ eligible wages. Contributions to the employee stock ownership plan were 2% for each of 2025, 2024 and 2023. Amounts expensed for these retirement plans were $3.4 million, $3.3 million and $3.1 million in 2025, 2024 and 2023, respectively.
Our employees participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $11.6 million, $12.9 million and $8.0 million in 2025, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
We also provide certain health care and life insurance programs to substantially all full-time employees. Amounts expensed for these programs totaled $6.7 million, $7.1 million and $7.2 million in 2025, 2024 and 2023 respectively.
These insurance programs are also available to retired employees at their own expense.
NOTE 15 – NON-INTEREST INCOME - OTHER
Other non-interest income for the years ended December 31 follows:

	2025	2024	2023
	(In thousands)
Investment and insurance commissions	$3,510	$3,268	$3,456
ATM fees	1,576	1,650	1,683
Bank owned life insurance	1,187	834	474
Other	6,252	6,465	6,866
Total other non-interest income	$12,525	$12,217	$12,479
NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS
We are required to record derivatives on our Consolidated Statements of Financial Condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.
Our derivative financial instruments according to the type of hedge in which they are designated at December 31 follow:

	2025
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$5,242	3.4	$175
Pay-fixed interest rate swap agreements - securities available for sale	148,895	1.8	6,923
Pay-fixed interest rate swap agreements - installment	100,000	1.4	(824)
Pay-fixed interest rate swap agreements - mortgage	117,000	1.7	(1,186)
Interest rate cap agreements - securities available for sale	40,970	2.3	32
Total	$412,107	1.8	$5,120

Cash flow hedge designation
Interest rate floor agreements - commercial	$450,000	1.8	$4,669
Interest rate cap agreements - short-term funding liabilities	50,000	2.1	46
Total	$500,000	1.8	$4,715

No hedge designation
Rate-lock mortgage loan commitments	$17,180	0.1	$230
Mandatory commitments to sell mortgage loans	24,909	0.1	(32)
Pay-fixed interest rate swap agreements - commercial	683,715	4.5	(3,345)
Pay-variable interest rate swap agreements - commercial	683,715	4.5	3,345
Total	$1,409,519	4.4	$198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2024
	Notional Amount	Average Maturity (years)	Fair Value
	(Dollars in thousands)
Fair value hedge designation
Pay-fixed interest rate swap agreement - commercial	$5,647	4.4	$361
Pay-fixed interest rate swap agreements - securities available for sale	148,895	2.8	13,265
Pay-fixed interest rate swap agreements - installment	100,000	2.4	77
Pay-fixed interest rate swap agreements - mortgage	147,000	2.2	283
Interest rate cap agreements - securities available for sale	40,970	3.3	334
Total	$442,512	2.6	$14,320

Cash flow hedge designation
Interest rate floor agreements - commercial	$375,000	2.3	$3,642
Interest rate cap agreements - short-term funding liabilities	25,000	3.4	312
Total	$400,000	2.1	$3,954

No hedge designation
Rate-lock mortgage loan commitments	$12,703	0.1	$100
Mandatory commitments to sell mortgage loans	19,874	0.1	62
Pay-fixed interest rate swap agreements - commercial	538,053	5.0	13,325
Pay-variable interest rate swap agreements - commercial	538,053	5.0	(13,325)
Total	$1,108,683	4.9	$162
We have established management objectives and strategies that include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. We monitor our interest rate risk position via simulation modeling reports. The goal of our asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.
We have entered into pay-fixed interest rate swaps and caps to protect a portion of the fair value of a certain fixed rate commercial loan and certain mortgage and installment loans (‘‘Fair Value Hedge – Portfolio Loans’’). As a result, changes in the fair values of the pay-fixed interest rate swaps and caps are expected to offset changes in the fair values of the fixed rate portfolio loans due to fluctuations in interest rates. We record the fair values of Fair Value Hedge – Portfolio Loans in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged items (a fixed rate commercial loan and certain fixed rate mortgage and installment loans) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – Portfolio Loans. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair values of both the Fair Value Hedge – Portfolio Loans and the hedged items. The related gains or losses are reported in interest income – interest and fees on loans in our Consolidated Statements of Operations. During the second quarter of 2023 we terminated the interest rate cap that was previously hedging certain installment loans. The remaining unrealized gain on this terminated interest cap of $0.12 million as of December 31, 2025 is being amortized into earnings over the original life of the interest rate cap which was February, 2030.
We have entered into pay-fixed interest rate swap and interest rate cap agreements to protect a portion of the fair value of certain securities available for sale (‘‘Fair Value Hedge – AFS Securities’’). As a result, the change in the fair value of the pay-fixed interest rate swap and interest rate cap agreements is expected to offset a portion of the change in the fair value of the fixed rate securities available for sale due to fluctuations in interest rates. We record the fair value of Fair Value Hedge – AFS Securities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The hedged items (fixed rate securities available for sale) are also recorded at fair value which offsets the adjustment to the Fair Value Hedge – AFS Securities. On an ongoing basis, we adjust our Consolidated Statements of Financial Condition to reflect the then current fair value of both the Fair Value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Hedge – AFS Securities and the hedged item. The related gains or losses are reported in interest income – interest on securities – tax-exempt in our Consolidated Statements of Operations.
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
We have entered into an interest rate cap agreement to manage the variability in future expected cash flows of certain short-term funding liabilities (‘‘Cash Flow Hedge – Short-term Funding Liabilities’’). We record the fair value of Cash Flow Hedge – Short-term Funding Liabilities in accrued income and other assets and accrued expenses and other liabilities on our Consolidated Statements of Financial Condition. The changes in the fair value of Cash Flow Hedge - Short-term Funding Liabilities are recorded in accumulated other comprehensive loss and are reclassified into the line item in our Consolidated Statements of Operations in which the hedged items are recorded in the same period the hedged items affect earnings.
For Cash Flow Hedges, it is anticipated that as of December 31, 2025, $0.9 million will be reclassified from accumulated other comprehensive loss as a reduction to earnings over the next twelve months. The maximum term of any Cash Flow Hedge at December 31, 2025 is 3.62 years.
Certain derivative financial instruments have not been designated as hedges. The fair value of these derivative financial instruments has been recorded on our Consolidated Statements of Financial Condition and is adjusted on an ongoing basis to reflect their then current fair value. The changes in fair value of derivative financial instruments not designated as hedges are recognized in earnings.
In the ordinary course of business, we enter into rate-lock mortgage loan commitments with customers (‘‘Rate-Lock Commitments’’). These commitments expose us to interest rate risk. We also enter into mandatory commitments to sell mortgage loans (‘‘Mandatory Commitments’’) to reduce the impact of price fluctuations of mortgage loans held for sale and Rate-Lock Commitments. Mandatory Commitments help protect our loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate-Lock Commitments and Mandatory Commitments are recognized currently as part of net gains on mortgage loans in our Consolidated Statements of Operations. We obtain market prices on Mandatory Commitments and Rate-Lock Commitments. Net gains on mortgage loans, as well as net income may be more volatile as a result of these derivative instruments, which are not designated as hedges.
We have a program that allows commercial loan customers to lock in a fixed rate for a longer period of time than we would normally offer for interest rate risk reasons. We will enter into a variable rate commercial loan and an interest rate swap agreement with a customer and then enter into an offsetting interest rate swap agreement with an unrelated party. The interest rate swap agreement fair values will generally move in opposite directions resulting in little or no net impact on our Consolidated Statements of Operations. All of the interest rate swap agreements - commercial with no hedge designation in the table above relate to this program.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table illustrates the impact that the derivative financial instruments discussed above have on individual line items in the Consolidated Statements of Financial Condition for the periods presented:
Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
	December 31,				December 31,
	2025		2024		2025		2024
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
Derivatives designated as hedging instruments
Pay-fixed interest rate swap agreements	Other assets	$7,114	Other assets	$14,336	Other liabilities	$2,026	Other liabilities	$350
Interest rate cap agreements	Other assets	78	Other assets	646	Other liabilities	—	Other liabilities	—
Interest rate floor agreements	Other assets	4,669	Other assets	3,642	Other liabilities	—	Other liabilities	—
		11,861		18,624		2,026		350
Derivatives not designated as hedging instruments
Rate-lock mortgage loan commitments	Other assets	230	Other assets	100	Other liabilities	—	Other liabilities	—
Mandatory commitments to sell mortgage loans	Other assets	—	Other assets	62	Other liabilities	32	Other liabilities	—
Pay-fixed interest rate swap agreements - commercial	Other assets	7,074	Other assets	15,799	Other liabilities	10,419	Other liabilities	2,474
Pay-variable interest rate swap agreements - commercial	Other assets	10,419	Other assets	2,474	Other liabilities	7,074	Other liabilities	15,799
		17,723		18,435		17,525		18,273
Total derivatives		$29,584		$37,059		$19,551		$18,623

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The effect of derivative financial instruments on the Consolidated Statements of Operations follows:

Year Ended December 31,
	Gain (loss) Recognized in Other Comprehensive Income (Effective Portion)			Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income
	2025	2024	2023		2025	2024	2023		2025	2024	2023
	(In thousands)
Fair Value Hedges
Pay-fixed interest rate swap agreement - commercial								Interest and fees on loans	$(186)	$12	$(98)
Pay-fixed interest rate swap agreement - securities available for sale								Interest on securities	(6,342)	(2,022)	(4,619)
Pay-fixed interest rate swap agreement - installment								Interest and fees on loans	(901)	1,305	(1,305)
Pay-fixed interest rate swap agreements - Mortgage								Interest and fees on loans	(1,469)	2,414	(2,131)
Interest rate cap agreements - securities available for sale	$(302)	$23	$(848)	Interest on securities	$(227)	$(167)	$(262)	Interest on securities	—	(145)	90
Interest rate cap agreements - installment	—	—	—	Interest and fees on loans	—	—	—	Interest and fees on loans	—	—	(14)
Total	$(302)	$23	$(848)		$(227)	$(167)	$(262)		$(8,898)	$1,564	$(8,077)
Cash Flow Hedges
Interest rate floor agreements - commercial	$(612)	$(4,223)	$635	Interest and fees on loans	$(1,861)	$(1,199)	$(175)	Interest and fees on loans	$(1,861)	$(1,199)	$(175)
Interest rate cap agreements - short-term funding liabilities	(324)	(12)	—	Interest expense	(23)	—	—	Interest expense	(23)	—	—
Total	$(936)	$(4,235)	$635		$(1,884)	$(1,199)	$(175)		$(1,884)	$(1,199)	$(175)
No hedge designation
Rate-lock mortgage loan commitments								Net gains on mortgage loans	$130	$(73)	$1,229
Mandatory commitments to sell mortgage loans								Net gains on mortgage loans	(94)	341	(594)
Pay-fixed interest rate swap agreements - commercial								Interest and fees on loans	(16,670)	6,156	(9,894)
Pay-variable interest rate swap agreements -commercial								Interest and fees on loans	16,670	(6,156)	9,894
Pay-variable interest rate swap agreement								Non-interest expense - other	—	—	(12)
Total									$36	$268	$623

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 17 – RELATED PARTY TRANSACTIONS
Certain directors and executive officers, including companies in which they are officers or have significant ownership, were loan and deposit customers during 2025 and 2024.
A summary of loans to our directors and executive officers (which includes loans to entities in which the individual owns a 10% or more voting interest) for the years ended December 31 follows:

	2025	2024
	(In thousands)
Balance at beginning of year	$3,938	$7,373
New loans and advances	402	237
Repayments	(459)	(3,672)
Balance at end of year	$3,881	$3,938
We had $1.34 million and $1.39 million in loan commitments to directors and executive officers at December 31, 2025 and 2024, respectively. Of these commitments, balances outstanding were $0.10 million and $0.01 million at December 31, 2025 and 2024, respectively, and included in the table above.
Deposits held by us for directors and executive officers totaled $3.4 million and $1.5 million at December 31, 2025 and 2024, respectively.
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
Leases are classified as operating or finance leases at the lease commencement date (we did not have any finance leases as of December 31, 2025 and 2024). Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. The ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payment over the lease term.
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments.
The cost components of our operating leases follows:

	2025	2024	2023
	(In thousands)
Operating lease cost	$1,408	$1,385	$1,436
Variable lease cost	15	44	97
Short-term lease cost	75	91	94
Total	$1,498	$1,520	$1,627
Variable lease costs consist primarily of taxes, insurance, and common area or other maintenance costs for our leased facilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Supplemental balance sheet information related to our operating leases follows:

	2025	2024
	(In thousands)
Lease right of use asset (1)	$7,296	$5,971
Lease liabilities (2)	$7,528	$6,338

Weighted average remaining lease term (years)	6.79	7.07
Weighted average discount rate	4.4%	3.7%
(1)Included in Accrued income and other assets in our Consolidated Statements of Financial Condition.
(2)Included in Accrued expenses and other liabilities in our Consolidated Statements of Financial Condition.
Maturity analysis of our lease liabilities at December 31, 2025 based on required contractual payments follows:

(In thousands)
2026	$1,479
2027	1,340
2028	1,289
2029	1,296
2030	1,126
2031 and thereafter	2,255
Total lease payments	8,785
Less imputed interest	(1,257)
Total	$7,528
NOTE 19 – CONCENTRATIONS OF CREDIT RISK
Credit risk is the risk to earnings and capital arising from an obligor’s failure to meet the terms of any contract with our organization or otherwise failing to perform as agreed. Credit risk can occur outside of our traditional lending activities and can exist in any activity where success depends on counterparty, issuer or borrower performance. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain geographic regions. Credit risk associated with these concentrations could arise when a significant amount of loans or other financial instruments, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment or other type of settlement to be adversely affected. Our major concentrations of credit risk arise by collateral type and by industry. The significant concentrations by collateral type at December 31, 2025, include $1.497 billion of loans secured by residential real estate and $273.6 million of construction and land development loans.
Additionally, within our commercial real estate and commercial and industrial loan classes, we had significant standard industry classification concentrations in the following categories as of December 31, 2025: Lessors of Nonresidential Real Estate ($624.3 million); Construction ($214.1 million); Lessors of Residential Real Estate ($180.8 million); Health Care and Social Assistance ($174.5 million); Accommodation and Food Services ($164.5 million); and Manufacturing ($112.9 million). A geographic concentration arises because we primarily conduct our lending activities in the State of Michigan.
NOTE 20 – REGULATORY MATTERS
Capital guidelines adopted by federal and state regulatory agencies and restrictions imposed by law limit the amount of cash dividends our Bank can pay to us. Under these guidelines, the amount of dividends that may be paid in any calendar year is limited to the Bank’s current year net profits, combined with the retained net profits of the preceding two years. Further, the Bank cannot pay a dividend at any time that it has negative undivided profits. As of December 31, 2025, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Bank had positive undivided profits of $222.6 million. It is not our intent to have dividends paid in amounts that would reduce the capital of our Bank to levels below those which we consider prudent or that would not be in accordance with guidelines of regulatory authorities.
We are also subject to various regulatory capital requirements. The prompt corrective action regulations establish quantitative measures to ensure capital adequacy and require minimum amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can result in certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on our consolidated financial statements. In addition, capital adequacy rules include a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets that applies to all supervised financial institutions. To avoid limits on capital distributions and certain discretionary bonus payments we must meet the minimum ratio for adequately capitalized institutions plus the buffer. Under capital adequacy guidelines, we must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent regulatory filings as of December 31, 2025 and 2024, categorized our Bank as well capitalized and exceeding the minimum ratio for adequately capitalized institutions plus the capital conservation buffer. Management is not aware of any conditions or events that would have changed the most recent Federal Deposit Insurance Corporation (‘‘FDIC’’) categorization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Our actual capital amounts and ratios at December 31 follow(1):

	Actual		Minimum for Adequately Capitalized Institutions		Minimum for Well-Capitalized Institutions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2025
Total capital to risk-weighted assets
Consolidated	$621,506	13.59%	$365,958	8.00%	NA	NA
Independent Bank	570,750	12.49	365,463	8.00	$456,829	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$564,180	12.33%	$274,468	6.00%	NA	NA
Independent Bank	513,500	11.24	274,098	6.00	$365,463	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$525,540	11.49%	$205,851	4.50%	NA	NA
Independent Bank	513,500	11.24	205,573	4.50	$296,939	6.50%

Tier 1 capital to average assets
Consolidated	$564,180	10.27%	$219,663	4.00%	NA	NA
Independent Bank	513,500	9.36	219,422	4.00	$274,278	5.00%

2024
Total capital to risk-weighted assets
Consolidated	$622,444	14.22%	$350,113	8.00%	NA	NA
Independent Bank	567,254	12.99	349,335	8.00	$436,668	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	$527,616	12.06%	$262,585	6.00%	NA	NA
Independent Bank	512,546	11.74	262,001	6.00	$349,335	8.00%

Common equity tier 1 capital to risk-weighted assets
Consolidated	$489,044	11.17%	$196,939	4.50%	NA	NA
Independent Bank	512,546	11.74	196,501	4.50	$283,834	6.50%

Tier 1 capital to average assets
Consolidated	$527,616	9.85%	$214,332	4.00%	NA	NA
Independent Bank	512,546	9.58	214,112	4.00	$267,640	5.00%
_______________________________

(1)	These ratios do not reflect a capital conservation buffer of 2.50% at December 31, 2025 and 2024.
NA - Not applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The components of our regulatory capital are as follows:

	Consolidated		Independent Bank
	December 31,		December 31,
	2025	2024	2025	2024
	(In thousands)
Total shareholders’ equity	$502,951	$454,686	$490,911	$478,188
Add (deduct)
Accumulated other comprehensive loss for regulatory purposes	51,890	64,146	51,890	64,146
Goodwill and other intangibles	(29,301)	(29,788)	(29,301)	(29,788)
Common equity tier 1 capital	525,540	489,044	513,500	512,546
Qualifying trust preferred securities	38,640	38,572	—	—
Tier 1 capital	564,180	527,616	513,500	512,546
Subordinated debt	—	40,000	—	—
Allowance for credit losses and allowance for unfunded lending commitments limited to 1.25% of total risk-weighted assets	57,326	54,828	57,250	54,708
Total risk-based capital	$621,506	$622,444	$570,750	$567,254

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
We used the following methods and significant assumptions to estimate fair value:
Securities: Where quoted market prices are available in an active market, securities are classified as Level 1 of the valuation hierarchy. We currently do not have any Level 1 securities. If quoted market prices are not available for the specific security, then fair values are estimated by (1) using quoted market prices of securities with similar characteristics, (2) matrix pricing, which is a mathematical technique used widely in the industry to value securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
quoted prices, or (3) a discounted cash flow analysis whose significant fair value inputs can generally be verified and do not typically involve judgment by management. These securities are classified as Level 2 of the valuation hierarchy and primarily include agency securities, private label mortgage-backed securities, other asset backed securities, obligations of states and political subdivisions, trust preferred securities and corporate securities.
Loans held for sale: The fair value of loans held for sale, carried at fair value is based on agency cash window loan pricing for comparable assets (recurring Level 2).
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
Other real estate: At the time of acquisition, other real estate is recorded at fair value, less estimated costs to sell, which becomes the property’s new basis. Subsequent write-downs to reflect declines in value since the time of acquisition may occur from time to time and are recorded in net gains (losses) on other real estate and repossessed assets, which is part of non-interest expense - other in the Consolidated Statements of Operations. The fair value of the property used at and subsequent to the time of acquisition is typically determined by a third party appraisal of the property. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments can be significant and typically result in a Level 3 classification of the inputs for determining fair value.
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
	(In thousands)
December 31, 2025:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$7,917	$—	$7,917	$—
U.S. agency residential mortgage-backed	81,065	—	81,065	—
U.S. agency commercial mortgage-backed	7,186	—	7,186	—
Private label mortgage-backed	40,506	—	40,506	—
Other asset backed	30,185	—	30,185	—
Obligations of states and political subdivisions	280,402	—	280,402	—
Corporate	47,661	—	47,661	—
Trust preferred	987	—	987	—
Loans held for sale	9,031	—	9,031	—
Capitalized mortgage loan servicing rights	31,493	—	—	31,493
Derivatives (1)	29,584	—	29,584	—
Liabilities
Derivatives (2)	19,551	—	19,551	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	7,361	—	—	7,361
Commercial real estate	10,123	—	—	10,123
Mortgage
1-4 family owner occupied - non-jumbo	432	—	—	432
1-4 family non-owner occupied	14	—	—	14
1-4 family - 2nd lien	238	—	—	238
Resort lending	37	—	—	37
Installment
Boat lending	150	—	—	150
Recreational vehicle lending	153	—	—	153
Other	70	—	—	70
______________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

		Fair Value Measurements Using
	Fair Value Measure- ments	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
December 31, 2024:
Measured at Fair Value on a Recurring Basis
Assets
Securities available for sale
U.S. agency	$8,159	$—	$8,159	$—
U.S. agency residential mortgage-backed	71,137	—	71,137	—
U.S. agency commercial mortgage-backed	11,641	—	11,641	—
Private label mortgage-backed	70,035	—	70,035	—
Other asset backed	38,516	—	38,516	—
Obligations of states and political subdivisions	288,791	—	288,791	—
Corporate	69,921	—	69,921	—
Trust preferred	982	—	982	—
Loans held for sale	7,643	—	7,643	—
Capitalized mortgage loan servicing rights	46,796	—	—	46,796
Derivatives (1)	37,059	—	37,059	—
Liabilities
Derivatives (2)	18,623	—	18,623	—

Measured at Fair Value on a Non-recurring Basis:
Assets
Collateral dependent loans (3)
Commercial
Commercial and industrial	4,205	—	—	4,205
Commercial real estate	132	—	—	132
Mortgage
1-4 family owner occupied - non-jumbo	627	—	—	627
1-4 family - 2nd lien	170	—	—	170
Resort lending	92	—	—	92
Installment
Boat lending	56	—	—	56
Recreational vehicle lending	172	—	—	172
Other	59	—	—	59
________________________________________

(1)	Included in accrued income and other assets in the Consolidated Statements of Financial Condition.

(2)	Included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

(3)	Only includes individually evaluated loans with specific loss allocations based on collateral value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

Changes in fair values of financial assets for which we have elected the fair value option for the years ended December 31 were as follows:

	Net Gains (Losses) on Assets -Mortgage Loans	Mortgage Loan Servicing, net	Total Change in Fair Values Included in Current Period Earnings
	(In thousands)

2025
Loans held for sale	$49	$—	$49
Capitalized mortgage loan servicing rights	—	(5,741)	(5,741)

2024
Loans held for sale	139	—	139
Capitalized mortgage loan servicing rights	—	533	533

2023
Loans held for sale	2,281	—	2,281
Capitalized mortgage loan servicing rights	—	(4,202)	(4,202)
For those items measured at fair value pursuant to our election of the fair value option, interest income is recorded within the Consolidated Statements of Operations based on the contractual amount of interest income earned on these financial assets.
The following represent impairment charges recognized during the years ended December 31, 2025, 2024 and 2023 relating to assets measured at fair value on a non-recurring basis:
•Loans that are individually evaluated using the fair value of collateral for collateral dependent loans had a carrying amount of $18.6 million, which is net of a valuation allowance of $6.8 million at December 31, 2025, and had a carrying amount of $5.5 million, which is net of a valuation allowance of $2.3 million at December 31, 2024. An additional provision for credit losses relating to these collateral dependent loans of $7.0 million, $0.2 million and $1.1 million was included in our results of operations for the years ending December 31, 2025, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A reconciliation for all assets and (liabilities) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31 follows:

	Capitalized Mortgage Loan Servicing Rights
	2025	2024	2023
	(In thousands)
Beginning balance	$46,796	$42,243	$42,489
Total losses realized and unrealized:
Included in results of operations	(5,741)	533	(4,202)
Included in results of operations - gain on sale (1)	(233)	—	—
Included in other comprehensive income (loss)	—	—	—
Purchases, issuances, settlements, maturities and calls	3,494	4,020	3,956
Sales (1)	(12,823)	—	—
Transfers in and/or out of Level 3	—	—	—
Ending balance	$31,493	$46,796	$42,243

Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at December 31	$(5,741)	$533	$(4,202)
(1)     On January 31, 2025 we sold $931.6 million of mortgage loan servicing rights (26.3% of total servicing portfolio) and transferred the servicing on March 3, 2025. This sale represented approximately $13.1 million (27.9%) of the total capitalized mortgage loan servicing right asset. While there remains a customary hold back of final settlement funds of approximately $0.1 million relating to this transaction, we are not aware of any issues that will have a material impact on this final payment. We have until the first quarter, 2026 to receive this final payment. Transaction expenses relating to this sale were approximately $0.2 million and were expensed in 2025.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
value of our capitalized mortgage loan servicing rights. Quantitative information about our Level 3 fair value measurements measured on a recurring basis follows:

	Asset Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2025
Capitalized mortgage loan servicing rights	$31,493	Present value of net servicing revenue	Discount rate	9.50% to 18.65%	9.94%
			Cost to service	$69 to $817	$80
			Ancillary income	20 to 30	20
			Float rate	3.75%	3.75%
			Prepayment rate	5.39% to 39.62%	9.60%

2024
Capitalized mortgage loan servicing rights	$46,796	Present value of net servicing revenue	Discount rate	10.00% to 19.15%	10.37%
			Cost to service	$70 to $817	$79
			Ancillary income	20 to 30	20
			Float rate	4.33%	4.33%
			Prepayment rate	5.40% to 28.28%	7.54%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Quantitative information about Level 3 fair value measurements measured on a non-recurring basis follows:

	Asset Fair Value		Valuation Technique	Unobservable Inputs	Range	Weighted Average
	(In thousands)
2025
Collateral dependent loans
Commercial	$9,826	(1)
			Income approach	Discount rates used	9.0% to 16.0%	13.5%
			Sales comparison approach	Adjustment for differences between comparable sales	(50.0) to 15.0	(0.6)
	7,010		Discounting financial statement and machinery and equipment appraised values	Discount rates used	40.0 to 65.0	47.2
	648		Sales comparison approach	Adjustment for differences between comparable sales	(18.0) to 65.0	8.7
Mortgage and Installment (2)	1,094		Sales comparison approach	Adjustment for differences between comparable sales	(17.7) to 16.9	0.2

2024
Collateral dependent loans
Commercial	$4,337		Discounting financial statement and machinery and equipment appraised values	Discount rates used	45.0% to 55.0%	50.5%
			Sales comparison approach	Adjustment for differences between comparable sales	(20.0) to 35.0	(1.4)
Mortgage and Installment (2)	1,176		Sales comparison approach	Adjustment for differences between comparable sales	(22.0) to 21.7	(0.4)
______________________________________

(1)	We have one commercial loan relationship that is cross collateralized by several properties whose appraisals used different valuation techniques.
(2)
In addition to the valuation techniques and unobservable inputs discussed above, at December 31, 2025 and 2024 certain collateral dependent installment loans totaling approximately $0.37 million and $0.29 million, respectively, are secured by collateral other than real estate. For the majority of these loans, we apply internal discount rates to industry valuation guides.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding for loans held for sale for which the fair value option has been elected at December 31:

	Aggregate Fair Value	Difference	Contractual Principal
	(In thousands)
Loans held for sale
2025	$9,031	$127	$8,904
2024	7,643	78	7,565
2023	12,063	(61)	12,124

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
The estimated recorded book balances and fair values at December 31 follow:

			Fair Value Using
	Recorded Book Balance	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Un- observable Inputs (Level 3)
	(In thousands)
2025
Assets
Cash and due from banks	$52,235	$52,235	$52,235	$—	$—
Interest bearing deposits	86,152	86,152	86,152	—	—
Securities available for sale	495,909	495,909	—	495,909	—
Securities held to maturity	309,523	282,830	—	282,830	—
Federal Home Loan Bank and Federal Reserve Bank Stock	18,102	NA	NA	NA	NA
Net loans and loans held for sale	4,221,871	4,062,200	—	9,031	4,053,169
Accrued interest receivable	19,030	19,030	35	5,043	13,952
Derivative financial instruments	29,584	29,584	—	29,584	—
Liabilities
Deposits with no stated maturity (1)	$3,967,941	$3,967,941	$3,967,941	$—	$—
Deposits with stated maturity (1)	793,741	791,598	—	791,598	—
Other borrowings	77,003	76,680	—	76,680	—
Subordinated debentures	39,864	39,761	—	39,761	—
Accrued interest payable	1,892	1,892	316	1,576	—
Derivative financial instruments	19,551	19,551	—	19,551	—
2024
Assets
Cash and due from banks	$56,984	$56,984	$56,984	$—	$—
Interest bearing deposits	62,898	62,898	62,898	—	—
Securities available for sale	559,182	559,182	—	559,182	—
Securities held to maturity	339,436	301,860	—	301,860	—
Federal Home Loan Bank and Federal Reserve Bank Stock	16,099	NA	NA	NA	NA
Net loans and loans held for sale	3,987,089	3,772,862	—	7,643	3,765,219
Accrued interest receivable	19,113	19,113	46	5,606	13,461
Derivative financial instruments	37,059	37,059	—	37,059	—
Liabilities
Deposits with no stated maturity (1)	$3,806,185	$3,806,185	$3,806,185	$—	$—
Deposits with stated maturity (1)	847,903	845,534	—	845,534	—
Other borrowings	45,009	44,996	—	44,996	—
Subordinated debt	39,586	40,412	—	40,412	—
Subordinated debentures	39,796	40,235	—	40,235	—
Accrued interest payable	3,109	3,109	374	2,735	—
Derivative financial instruments	18,623	18,623	—	18,623	—
NA – Not applicable

(1)
Deposits with no stated maturity include reciprocal deposits with a recorded book balance of $862.697 million and $797.224 million at December 31, 2025 and 2024, respectively. Deposits with a stated maturity include reciprocal deposits with a recorded book balance of $112.224 million and $109.807 million at December 31, 2025 and 2024, respectively.

The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance, which is nominal, and therefore are not disclosed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 23 – ACCUMULATED OTHER COMPREHENSIVE LOSS
A summary of changes in accumulated other comprehensive loss (‘‘AOCL’’), net of tax during the years ended December 31 follows:

	Unrealized Losses on Securities AFS	Unrealized Losses on Securities Transferred to Securities HTM (1)	Dispropor- tionate Tax Effects from Securities AFS	Unrealized Gains (Losses) on Derivative Instruments	Total
	(In thousands)
2025
Balances at beginning of period	$(49,301)	$(12,775)	$(5,798)	$(2,070)	$(69,944)
Other comprehensive income (loss) before reclassifications	8,754	2,519	—	(978)	10,295
Amounts reclassified from AOCL	293	—	—	1,668	1,961
Net current period other comprehensive income	9,047	2,519	—	690	12,256
Balances at end of period	$(40,254)	$(10,256)	$(5,798)	$(1,380)	$(57,688)

2024
Balances at beginning of period	$(51,113)	$(15,408)	$(5,798)	$177	$(72,142)
Other comprehensive income (loss) before reclassifications	1,474	2,633	—	(3,326)	781
Amounts reclassified from AOCL	338	—	—	1,079	1,417
Net current period other comprehensive income (loss)	1,812	2,633	—	(2,247)	2,198
Balances at end of period	$(49,301)	$(12,775)	$(5,798)	$(2,070)	$(69,944)

2023
Balances at beginning of period	$(68,742)	$(18,223)	$(5,798)	$—	$(92,763)
Other comprehensive income (loss) before reclassifications	17,454	2,815	—	(168)	20,101
Amounts reclassified from AOCL	175	—	—	345	520
Net current period other comprehensive income	17,629	2,815	—	177	20,621
Balances at end of period	$(51,113)	$(15,408)	$(5,798)	$177	$(72,142)
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
A summary of reclassifications out of each component of AOCL for the years ended December 31 follows:

AOCL Component	Reclassified From AOCL	Affected Line Item in Consolidated Statements of Operations
(In thousands)
2025
Unrealized losses on securities available for sale	$(370)	Net losses on securities available for sale
	(77)	Income tax expense
	(293)	Reclassifications, net of tax

Unrealized gains (losses) on derivative instruments	(2,088)	Interest income
	23	Interest expense
(2,111)
	(443)	Income tax expense
	(1,668)	Reclassifications, net of tax

	$(1,961)	Total reclassifications for the period, net of tax

2024
Unrealized losses on securities available for sale	$(428)	Net losses on securities available for sale
	(90)	Income tax expense
	(338)	Reclassifications, net of tax

Unrealized gains (losses) on derivative instruments	(1,366)	Interest income
	(287)	Income tax expense
	(1,079)	Reclassifications, net of tax

	$(1,417)	Total reclassifications for the period, net of tax

2023
Unrealized losses on securities available for sale	$(222)	Net losses on securities available for sale
	(47)	Income tax expense
	(175)	Reclassifications, net of tax

Unrealized gains (losses) on derivative instruments	(437)	Interest income
	(92)	Income tax expense
	(345)	Reclassifications, net of tax

	$(520)	Total reclassifications for the period, net of tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
NOTE 24 – INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION
Presented below are condensed financial statements for our parent company.
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2025	2024
	(In thousands)
ASSETS
Cash and due from banks	$46,731	$9,901
Interest bearing deposits - time	—	40,000
Investment in subsidiaries	492,936	484,887
Accrued income and other assets	25,072	8,830
Total Assets	$564,739	$543,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debt	$—	$39,586
Subordinated debentures	39,864	39,796
Accrued expenses and other liabilities	20,746	8,520
Shareholders’ equity	504,129	455,716
Total Liabilities and Shareholders’ Equity	$564,739	$543,618
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
OPERATING INCOME
Dividends from subsidiary	$76,500	$25,000	$24,000
Interest income	1,356	1,746	1,317
Other income	87	99	96
Total Operating Income	77,943	26,845	25,413

OPERATING EXPENSES
Interest expense	5,396	5,818	5,726
Administrative and other expenses	1,144	1,073	1,134
Total Operating Expenses	6,540	6,891	6,860
Income Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	71,403	19,954	18,553
Income tax benefit	(1,492)	(1,112)	(1,215)
Income Before Equity in Undistributed Net Income of Subsidiaries	72,895	21,066	19,768
Equity in undistributed net income of subsidiaries	(4,354)	45,724	39,299
Net Income	$68,541	$66,790	$59,067

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Net Income	$68,541	$66,790	$59,067
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Deferred income tax expense (benefit)	13	72	(56)
Share based compensation	66	61	91
Accretion of discount on subordinated debt and debentures	482	144	145
(Increase) decrease in accrued income and other assets	(16,255)	(4,483)	1,857
Increase (decrease) in accrued expenses and other liabilities	12,334	5,334	(2,862)
Equity in undistributed net income of subsidiaries	4,354	(45,724)	(39,299)
Total Adjustments	994	(44,596)	(40,124)
Net Cash From Operating Activities	69,535	22,194	18,943

CASH FLOW USED IN INVESTING ACTIVITIES
Purchases of interest bearing deposits - time	(115,000)	(145,000)	(80,000)
Maturity of interest bearing deposits - time	155,000	145,000	80,000
Net Cash Used In Investing Activities	40,000	—	—

CASH FLOW USED IN FINANCING ACTIVITIES
Extinguishment of subordinated debt	(40,000)	—	—
Dividends paid	(21,600)	(20,045)	(19,327)
Proceeds from issuance of common stock	2,543	2,284	2,208
Share based compensation withholding obligation	(1,215)	(1,051)	(650)
Repurchase of common stock	(12,433)	—	(5,157)
Net Cash Used In Financing Activities	(72,705)	(18,812)	(22,926)
Net Increase (Decrease) in Cash and Cash Equivalents	36,830	3,382	(3,983)
Cash and Cash Equivalents at Beginning of Year	9,901	6,519	10,502
Cash and Cash Equivalents at End of Year	$46,731	$9,901	$6,519
NOTE 25 – REVENUE FROM CONTRACTS WITH CUSTOMERS
We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. We derive the majority of our revenue from financial instruments and their related contractual rights and obligations which for the most part are excluded from the scope of this topic. These sources of revenue that are excluded from the scope of this topic include interest income, net gains on mortgage loans, net losses on securities AFS, mortgage loan servicing, net and bank owned life insurance and were approximately 88.2%, 88.5% and 86.8% of total revenues at December 31, 2025, 2024 and 2023, respectively.
Material sources of revenue that are included in the scope of this topic include service charges on deposit accounts, other deposit related income, interchange income and investment and insurance commissions and are discussed in the following paragraphs. Generally these sources of revenue are earned at the time the service is delivered or over the course of a monthly period and do not result in any contract asset or liability balance at any given period end. As a result, there were no contract assets or liabilities recorded as of December 31, 2025 and 2024.

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
Net (gains) losses on other real estate and repossessed assets: We record a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If we were to finance the sale of other real estate to the buyer, we would assess whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction is probable. Once these criteria are met, the other real estate asset would be derecognized and the gain or loss on sale would be recorded upon the transfer of control of the property to the buyer. There were no other real estate properties sold during 2025, 2024 or 2023 that were financed by us.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)
Disaggregation of our revenue sources by attribute for the years ended December 31 follow:

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2025	(In thousands)
Retail
Overdraft fees	$8,939	$—	$—	$—	$8,939
Account service charges	2,637	—	—	—	2,637
ATM fees	—	1,529	—	—	1,529
Other	—	653	—	—	653
Business
Overdraft fees	446	—	—	—	446
ATM fees	—	47	—	—	47
Other	—	454	—	—	454
Interchange income	—	—	13,860	—	13,860
Asset management revenue	—	—	—	1,637	1,637
Transaction based revenue	—	—	—	1,873	1,873

Total	$12,022	$2,683	$13,860	$3,510	$32,075

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,683
Investment and insurance commissions					3,510
Bank owned life insurance (1)					1,187
Other (1)					5,145
Total					$12,525
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2024	(In thousands)
Retail
Overdraft fees	$9,061	$—	$—	$—	$9,061
Account service charges	2,358	—	—	—	2,358
ATM fees	—	1,601	—	—	1,601
Other	—	772	—	—	772
Business
Overdraft fees	451	—	—	—	451
ATM fees	—	49	—	—	49
Other	—	427	—	—	427
Interchange income	—	—	13,992	—	13,992
Asset management revenue	—	—	—	1,847	1,847
Transaction based revenue	—	—	—	1,421	1,421

Total	$11,870	$2,849	$13,992	$3,268	$31,979

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$2,849
Investment and insurance commissions					3,268
Bank owned life insurance (1)					834
Other (1)					5,266
Total					$12,217
(1) Excluded from the scope of ASC Topic 606.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	Service Charges on Deposit Accounts	Other Deposit Related Income	Interchange Income	Investment and Insurance Commissions	Total
2023	(In thousands)
Retail
Overdraft fees	$9,686	$—	$—	$—	$9,686
Account service charges	2,162	—	—	—	2,162
ATM fees	—	1,636	—	—	1,636
Other	—	993	—	—	993
Business
Overdraft fees	513	—	—	—	513
ATM fees	—	47	—	—	47
Other	—	414	—	—	414
Interchange income	—	—	13,996	—	13,996
Asset management revenue	—	—	—	1,861	1,861
Transaction based revenue	—	—	—	1,595	1,595

Total	$12,361	$3,090	$13,996	$3,456	$32,903

Reconciliation to Consolidated Statement of Operations:
Non-interest income - other:
Other deposit related income					$3,090
Investment and insurance commissions					3,456
Bank owned life insurance (1)					474
Other (1)					5,459
Total					$12,479
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
We have one reportable segment which is determined by the Chief Executive Officer, who is the designated chief operating decision maker, based upon information provided about the products and services we offer, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are then aggregated if the operating performance, products/services, and customers are similar. The chief operating decision maker will evaluate the performance of our business components such as evaluating revenue streams, significant expenses, and budget to actual results assessing our segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income, earnings per share, and return on average assets to benchmark us against our competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposits provide the majority of revenues in the banking operation. Interest expense, provisions for credit losses, and compensation and employee benefits provide the significant expenses in the banking operation. All operations are domestic.
Accounting policies for our segment are the same as those described in Note #1 - Accounting Policies. Segment performance is evaluated using consolidated net income, earnings per share, and return on average assets. Information reported internally for performance assessment by the chief operating decision maker is as follows, inclusive of reconciliations of significant segment totals to the consolidated financial statements for the years ended December 31, 2025, 2024 and 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2025
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$238,532	$—	$301	$238,833
Interest on securities	25,948	—	—	25,948
Other investments	4,956	1,356	(1,356)	4,956
Total Interest Income	269,436	1,356	(1,055)	269,737
INTEREST EXPENSE
Deposits	84,854	—	(1,356)	83,498
Other borrowings and subordinated debt and debentures	828	5,396	—	6,224
Total Interest Expense	85,682	5,396	(1,356)	89,722
Net Interest Income	183,754	(4,040)	301	180,015
Provision for credit losses	6,135	—	—	6,135
Net Interest Income After Provision for Credit Losses	177,619	(4,040)	301	173,880
NON-INTEREST INCOME
Interchange income	13,860	—	—	13,860
Service charges on deposit accounts	12,022	—	—	12,022
Net gains on mortgage loans	6,543	—	237	6,780
Mortgage loan servicing, net	827	—	—	827
Other	11,751	1,278	(874)	12,155
Total Non-interest Income	45,003	1,278	(637)	45,644
NON-INTEREST EXPENSE
Compensation and employee benefits	84,799	545	(150)	85,194
Data processing	14,709	79	—	14,788
Occupancy, net	8,544	23	—	8,567
Interchange expense	4,641	—	—	4,641
Furniture, fixtures and equipment	3,464	3	—	3,467
Advertising	3,202	9	—	3,211
FDIC deposit insurance	2,824	—	—	2,824
Loan and collection	2,737	—	—	2,737
Legal and professional	2,009	439	—	2,448
Communications	1,972	25	—	1,997
Other	7,559	800	—	8,359
Total Non-interest Expense	136,460	1,923	(150)	138,233
Income Before Income Tax	86,162	(4,685)	(186)	81,291
Income tax expense	14,195	(1,406)	(39)	12,750
Net Income	$71,967	$(3,279)	$(147)	$68,541

OTHER SEGMENT DISCLOSURES
Depreciation	$4,991	$2	$—	$4,993
Amortization	487	—	—	487
Total assets	5,499,615	565,709	(559,604)	5,505,720
(1)    Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2024
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$228,325	$—	$260	$228,585
Interest on securities	31,983	—	—	31,983
Other investments	6,208	1,746	(1,746)	6,208
Total Interest Income	266,516	1,746	(1,486)	266,776
INTEREST EXPENSE
Deposits	94,440	—	(1,746)	92,694
Other borrowings and subordinated debt and debentures	2,016	5,818	—	7,834
Total Interest Expense	96,456	5,818	(1,746)	100,528
Net Interest Income	170,060	(4,072)	260	166,248
Provision for credit losses	4,468	—	—	4,468
Net Interest Income After Provision for Credit Losses	165,592	(4,072)	260	161,780
NON-INTEREST INCOME
Interchange income	13,992	—	—	13,992
Service charges on deposit accounts	11,870	—	—	11,870
Net gains on mortgage loans	6,374	—	205	6,579
Mortgage loan servicing, net	9,447	—	—	9,447
Other	14,074	1,082	(682)	14,474
Total Non-interest Income	55,757	1,082	(477)	56,362
NON-INTEREST EXPENSE
Compensation and employee benefits	84,580	493	(118)	84,955
Data processing	13,505	74	—	13,579
Occupancy, net	7,782	24	—	7,806
Interchange expense	4,504	—	—	4,504
Furniture, fixtures and equipment	3,759	3	—	3,762
Advertising	3,049	9	—	3,058
FDIC deposit insurance	2,870	—	—	2,870
Legal and professional	2,163	403	—	2,566
Loan and collection	2,474	—	—	2,474
Communications	2,073	22	—	2,095
Other	6,674	753	—	7,427
Total Non-interest Expense	133,433	1,781	(118)	135,096
Income Before Income Tax	87,916	(4,771)	(99)	83,046
Income tax expense	17,334	(1,057)	(21)	16,256
Net Income	$70,582	$(3,714)	$(78)	$66,790

OTHER SEGMENT DISCLOSURES
Depreciation	$5,185	$3	$—	$5,188
Amortization	516	—	—	516
Total assets	5,328,488	549,242	(539,626)	5,338,104
(1)    Includes amounts relating to our parent company and certain insignificant operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS − (Continued)

	2023
	Independent Bank	Other(1)	Eliminations	Total
	(In thousands)
INTEREST INCOME
Interest and fees on loans	$197,489	$—	$236	$197,725
Interest on securities	36,523	—	—	36,523
Other investments	5,429	1,317	(1,317)	5,429
Total Interest Income	239,441	1,317	(1,081)	239,677
INTEREST EXPENSE
Deposits	76,392	—	(1,317)	75,075
Other borrowings and subordinated debt and debentures	2,547	5,726	—	8,273
Total Interest Expense	78,939	5,726	(1,317)	83,348
Net Interest Income	160,502	(4,409)	236	156,329
Provision for credit losses	6,210	—	—	6,210
Net Interest Income After Provision for Credit Losses	154,292	(4,409)	236	150,119
NON-INTEREST INCOME
Interchange income	13,996	—	—	13,996
Service charges on deposit accounts	12,361	—	—	12,361
Net gains on mortgage loans	7,270	—	166	7,436
Mortgage loan servicing, net	4,626	—	—	4,626
Other	11,867	927	(537)	12,257
Total Non-interest Income	50,120	927	(371)	50,676
NON-INTEREST EXPENSE
Compensation and employee benefits	78,444	609	(88)	78,965
Data processing	11,790	72	—	11,862
Occupancy, net	7,884	24	—	7,908
Interchange expense	4,332	—	—	4,332
Furniture, fixtures and equipment	3,751	5	—	3,756
Advertising	2,156	9	—	2,165
FDIC deposit insurance	3,005	—	—	3,005
Legal and professional	1,748	460	—	2,208
Loan and collection	2,174	—	—	2,174
Communications	2,381	25	—	2,406
Other	7,537	801	—	8,338
Total Non-interest Expense	125,202	2,005	(88)	127,119
Income Before Income Tax	79,210	(5,487)	(47)	73,676
Income tax expense	15,842	(1,223)	(10)	14,609
Net Income	$63,368	$(4,264)	$(37)	$59,067

OTHER SEGMENT DISCLOSURES
Depreciation	$5,178	$5	$—	$5,183
Amortization	547	—	—	547
Total assets	5,259,523	493,158	(488,955)	5,263,726
(1)    Includes amounts relating to our parent company and certain insignificant operations.

QUARTERLY FINANCIAL DATA (UNAUDITED)
A summary of selected quarterly results of operations for the years ended December 31 follows:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2025
Interest income	$66,144	$66,878	$69,290	$67,425
Net interest income	43,685	44,615	45,361	46,354
Provision for credit losses	721	1,500	1,991	1,923
Income before income tax	19,126	20,678	21,176	20,311
Net income	15,590	16,877	17,502	18,572

Net income per common share
Basic	0.74	0.81	0.85	0.90
Diluted	0.74	0.81	0.84	0.89

2024
Interest income	$65,126	$66,338	$68,334	$66,978
Net interest income	40,197	41,346	41,854	42,851
Provision for credit losses	744	19	1,488	2,217
Income before income tax	19,821	23,166	17,291	22,768
Net income	15,991	18,528	13,810	18,461

Net income per common share
Basic	0.77	0.89	0.66	0.88
Diluted	0.76	0.88	0.65	0.87
QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2025			2024
	High	Low	Close	High	Low	Close	2025	2024
First quarter	$37.13	$29.75	$30.79	$27.34	$22.80	$25.35	$0.26	$0.24
Second quarter	33.07	26.75	32.41	27.88	22.53	27.00	0.26	0.24
Third quarter	34.72	29.63	30.98	35.97	25.46	33.35	0.26	0.24
Fourth quarter	35.67	29.83	32.53	40.32	30.95	34.83	0.26	0.24
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